                                    BEAR STEARNS ASSET BACKED SECURITIES I LLC,
                                                     DEPOSITOR

                                         BANK OF NEW YORK AS SUCCESSOR TO
                                    JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,
                                                      TRUSTEE

                                      WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                   MASTER SERVICER AND SECURITIES ADMINISTRATOR

                                                        and

                                             EMC MORTGAGE CORPORATION
                                                SPONSOR AND COMPANY

                                     ________________________________________

                               AMENDED AND RESTATED POOLING AND SERVICING AGREEMENT

                                            Dated as of October 6, 2006
                                     ________________________________________

                                    BEAR STEARNS ASSET BACKED SECURITIES I LLC,
                           Bear Stearns ALT-A Trust, Mortgage Pass-Through Certificates

                                                   Series 2006-1

                                                     ARTICLE I
                                                    DEFINITIONS

                                                    ARTICLE II
                          CONVEYANCE OF MORTGAGE LOANS; ORIGINAL ISSUANCE OF CERTIFICATES

Section 2.01.         Conveyance of Mortgage Loans to Trustee...................................................60
Section 2.02.         Acceptance of Mortgage Loans by Trustee...................................................62
Section 2.03.         Assignment of Interest in the Mortgage Loan Purchase Agreement and Subsequent

                                                    ARTICLE III
                                  ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

Section 3.08.         Documents, Records and Funds in Possession of Master Servicer To Be Held for

                                                    ARTICLE IV
                                                     ACCOUNTS

                                                     ARTICLE V
                                                   CERTIFICATES

                                                    ARTICLE VI
                                          PAYMENTS TO CERTIFICATEHOLDERS

                                                    ARTICLE VII
                                                THE MASTER SERVICER

Section 7.01.         Liabilities of the Master Servicer.......................................................144
Section 7.02.         Merger or Consolidation of the Master Servicer...........................................144
Section 7.03.         Indemnification of the Trustee, the Master Servicer and the Securities

                                                   ARTICLE VIII
                                                      DEFAULT

                                                    ARTICLE IX
                              CONCERNING THE TRUSTEE AND THE SECURITIES ADMINISTRATOR

                                                     ARTICLE X
                                                    TERMINATION

Section 10.01.        Termination Upon Repurchase by EMC or its Designee or Liquidation of the Mortgage
                      Loans....................................................................................164
Section 10.02.        Additional Termination Requirements......................................................167

                                                    ARTICLE XI
                                             MISCELLANEOUS PROVISIONS

                                                     APPENDIX

Appendix 1                 -        Calculation of Class Y Principal Reduction Amount

                                                     EXHIBITS

Exhibit A-1                -        Form of Class I-A Certificates
Exhibit A-2                -        Form of Class I-M Certificates
Exhibit A-3                -        Form of Class I-B-1 Certificates and Class I-B-2 Certificates
Exhibit A-4                -        Form of Class I-B-3 Certificates
Exhibit A-5-1              -        Form of Class R Certificates
Exhibit A-5-2              -        Form of Class R-X Certificates
Exhibit A-6                -        Form of Class B-IO Certificates
Exhibit A-7                -        Form of Class I-XP Certificates
Exhibit A-8                -        Form of Class II-A Certificates
Exhibit A-9                -        Form of Class II-X Certificates
Exhibit A-10               -        Form of Class II-B-1, Class-B-2 and Class II-B-3 Certificates
Exhibit A-11               -        Form of Class I-B-4, Class II-B-5 and Class II-B-6
Exhibit A-12               -        Form of Class II-XP Certificates
Exhibit B                  -        Mortgage Loan Schedule
Exhibit C                  -        [Reserved]
Exhibit D                  -        Request for Release of Documents
Exhibit E                  -        Form of Affidavit pursuant to Section 960E(e)(4)
Exhibit F-1                -        Form of Investment Letter
Exhibit F-2                -        Form of Rule 144A and Related Matters Certificate
Exhibit F-3                -        Form of Transferor Representation Letter
Exhibit G                  -        Form of Amended and Restated Custodial Agreement
Exhibit H-1                -        Bank of America Servicing Agreement
Exhibit H-2                -        Chevy Chase Bank Servicing Agreement
Exhibit H-3                -                Countrywide Servicing Agreement
Exhibit H-4                -        EMC Servicing Agreement
Exhibit H-5                -        EverHome Servicing Agreement
Exhibit H-6                -        GMACM Servicing Agreement
Exhibit H-7                -        GreenPoint Servicing Agreements
Exhibit H-8                -        Harborside Servicing Agreement
Exhibit H-9                -        HomeBanc Servicing Agreement
Exhibit H-10               -        HSBC Servicing Agreement
Exhibit H-11               -        Indymac Servicing Agreement
Exhibit H-12               -        Mellon Trust Servicing Agreements
Exhibit H-13               -        PHH Servicing Agreement
Exhibit H-14               -        U.S. Bank Servicing Agreement
Exhibit H-15               -        Washington Mutual Servicing Agreement
Exhibit H-16               -        Waterfield Servicing Agreement
Exhibit I                  -        Assignment Agreements
Exhibit J                  -        Form of Mortgage Loan Purchase Agreement
Exhibit K                  -        Form of Subsequent Mortgage Loan Purchase Agreement
Exhibit L                  -        Form of Subsequent Transfer Instrument
Exhibit M                  -        Servicing Criteria to Be Addressed in Assessment of Compliance
Exhibit N                  -        Form of Back-Up Certification
Exhibit O                  -        Form of Trustee Limited Power of Attorney
Exhibit P                  -        Form of Cap Contracts
Exhibit Q                  -        Form 10-D, Form 8-K and Form 10-K Reporting Responsibility
Exhibit R                  -        Additional Disclosure Information
Exhibit S                  -        Form of Securities Administrator Back-Up Certification

                               AMENDED AND RESTATED POOLING AND SERVICING AGREEMENT

         WHEREAS,  a Pooling and  Servicing  Agreement,  dated as of January 1, 2006 (the  "Pooling  and  Servicing
Agreement"),  relating to the issuance of Bear Stearns  ALT-A Trust,  Mortgage  Pass-Through  Certificates,  Series
2006-1, was entered into by and among the parties hereto;

         WHEREAS,  the parties hereto desire to make certain amendments,  changes and modifications to such Pooling and Servicing Agreement;

         WHEREAS,  pursuant to Section  11.02 of the Pooling and  Servicing  Agreement,  such Pooling and Servicing
Agreement is hereby  amended and  restated in its  entirety  effective as of the Closing Date in order to make such amendments, changes and modifications as are set for the herein;

         NOW,  THEREFORE,  in consideration of the mutual agreements  herein  contained,  the parties hereto hereby agree as follows:

         Amended and  Restated  Pooling and  Servicing  Agreement  dated as of October 6, 2006,  among Bear Stearns
Asset Backed Securities I LLC, a Delaware limited liability company,  as depositor (the  "Depositor"),  Bank of New
York,  successor to JPMorgan Chase Bank, National  Association,  a banking association  organized under the laws of the United  States,  not in its  individual  capacity  but solely as trustee  (the  "Trustee"),  Wells  Fargo Bank,
National  Association,   as  master  servicer  (in  such  capacity,   the  "Master  Servicer")  and  as  securities
administrator (in such capacity,  the "Securities  Administrator"),  and EMC Mortgage  Corporation,  as sponsor (in such capacity, the "Sponsor") and as company (in such capacity, the "Company").

                                               PRELIMINARY STATEMENT

         On or prior to the Closing Date or a Subsequent  Transfer Date, in the case of Subsequent  Transfer Loans, the  Depositor  acquired  the  Mortgage  Loans or the  Subsequent  Mortgage  Loans,  as the  case may be,  from the
Sponsor.  On the Closing Date,  the Depositor  will sell the Mortgage Loans and certain other property to the Trust
Fund and receive in consideration  therefor  Certificates  evidencing the entire beneficial  ownership  interest in the Trust Fund.

         The Securities  Administrator on behalf of the Trustee shall make an election for the assets  constituting
REMIC I to be  treated  for  federal  income tax  purposes  as a REMIC.  On the  Startup  Day,  the REMIC I Regular
Interests will be designated "regular interests" in such REMIC.

         The Securities  Administrator on behalf of the Trustee shall make an election for the assets  constituting
REMIC II to be treated  for  federal  income tax  purposes as a REMIC.  On the  Startup  Day,  the REMIC II Regular
Interests will be designated "regular interests" in such REMIC.

         The Securities  Administrator on behalf of the Trustee shall make an election for the assets  constituting
REMIC III to be treated  for federal  income tax  purposes as a REMIC.  On the Startup  Day,  the REMIC III Regular
Interests will be designated "regular interests" in such REMIC.

         The Securities  Administrator on behalf of the Trustee shall make an election for the assets  constituting
REMIC IV to be treated  for  federal  income tax  purposes as a REMIC.  On the  Startup  Day,  the REMIC IV Regular
Interests will be designated "regular interests" in such REMIC.

         The Securities  Administrator on behalf of the Trustee shall make an election for the assets  constituting
REMIC V to be  treated  for  federal  income tax  purposes  as a REMIC.  On the  Startup  Day,  the REMIC V Regular
Interest will be designated the "regular interest" in such REMIC.

         The Class R  Certificates  will evidence  ownership of the  "residual  interest" in each of REMIC I, REMIC
II, REMIC III and REMIC IV. The  Class R-X  Certificates  will  evidence  ownership of the  "residual  interest" in
REMIC V.

         The Group I-1 Loans will have an Outstanding  Principal  Balance as of the Cut-off Date,  after  deducting all Scheduled  Principal due on or before the Cut-off Date,  of  $832,579,663.  The Sub-Loan  Group II-1 Loans will have an Outstanding  Principal  Balance as of the Cut-off Date,  after deducting all Scheduled  Principal due on or before the  Cut-off  Date,  of  $701,526,990.  The  Sub-Loan  Group II-2  Mortgage  Loans will have an  Outstanding
Principal  Balance as of the Cut-off Date,  after  deducting  all Scheduled  Principal due on or before the Cut-off
Date, of  $134,287,109.  The Sub-Loan Group II-3 Mortgage Loans will have an  Outstanding  Principal  Balance as of the Cut-off Date, after deducting all Scheduled Principal due on or before the Cut-off Date, of $78,242,892.

         In  consideration of the mutual  agreements  herein  contained,  the Depositor,  the Master Servicer,  the
Securities Administrator, the Sponsor, the Company and the Trustee agree as follows:

                                                     ARTICLE I
                                                    Definitions

         Whenever used in this Agreement,  the following words and phrases,  unless otherwise expressly provided or unless the context otherwise requires, shall have the meanings specified in this Article.

         Accepted  Master  Servicing  Practices:  With  respect to any  Mortgage  Loan,  those  customary  mortgage servicing  practices of prudent  mortgage  servicing  institutions  that master service  mortgage loans of the same type and quality as such Mortgage Loan in the  jurisdiction  where the related  Mortgaged  Property is located,  to the extent  applicable to the Trustee in its capacity as successor  Master Servicer or the Master Servicer  (except in its capacity as successor to a Servicer).

         Account:  The  Distribution  Account,  the Protected  Account,  the Cap Reserve  Account,  the Pre-funding
Account,  the Pre-funding Reserve Account,  the Cap Reserve Account,  the Interest Coverage Account or the Class XP
Reserve Account, as the context may require.

         Accrued  Certificate  Interest:  For any Group II  Certificate  for any  Distribution  Date,  the interest accrued  during  the  related  Interest  Accrual  Period at the  applicable  Pass-Through  Rate on the  Certificate
Principal  Balance or Notional  Amount,  as  applicable,  of such Group II  Certificate  immediately  prior to such
Distribution  Date, on the basis of a 360-day year  consisting of twelve 30-day  months,  less (i) in the case of a
Group II Senior  Certificate,  such Group II  Certificate's  share of any Net Interest  Shortfall  from the related
Mortgage  Loans and,  after the  Cross-Over  Date,  the  interest  portion of any  Realized  Losses on the  related
Mortgage Loans,  in each case allocated  thereto in accordance  with  Section 6.04,  (ii) in the case of a Group II
Subordinate  Certificate,  such  Certificate's  share of any Net Interest Shortfall from the related Mortgage Loans and the interest  portion of any Realized Losses on the related  Mortgage Loans, in each case allocated  thereto in accordance  with Section 6.04 and (iii) in the case of the II-X-B1,  Class II-X-B2 and Class II-X-B3  Certificates,
the  amount  of any  Carry  Forward  Shortfall  Amount  for  the  Class  II-B-1,  Class  II-B-2  and  Class  II-B-3
Certificates, respectively, in each case allocated thereto in accordance with Section 6.04.

         Additional Disclosure:  As defined in Section 3.18(a)(v).

         Additional Form 10-D Disclosure:  As defined in Section 3.18(a)(i).

         Additional Form 10-K Disclosure:  As defined in Section 3.18(a)(iv).

         Affiliate:  As to any Person,  any other Person  controlling,  controlled by or under common  control with such Person.  "Control" means the power to direct the management and policies of a Person,  directly or indirectly, whether through  ownership of voting  securities,  by contract or otherwise.  "Controlled" and  "Controlling"  have meanings  correlative to the foregoing.  The Trustee may conclusively  presume that a Person is not an Affiliate of another Person unless a Responsible Officer of the Trustee has actual knowledge to the contrary.

         Aggregate  Subordinate  Optimal  Principal Amount:  With respect to any Distribution  Date, the sum of the
Subordinate Optimal Principal Amounts for all Sub-Loan Groups in Loan Group II for such Distribution Date.

         Agreement:  This  Amended and Restated  Pooling and  Servicing  Agreement  and all  amendments  hereof and supplements hereto.

         Allocable  Share:  With respect to any Class of Group II  Subordinate  Certificates  (other than the Class
II-X-B1,  Class II-X-B2 and Class II-X-B3  Certificates) on any  Distribution  Date, an amount equal to the product of (i) the Aggregate  Subordinate  Optimal  Principal  Amount and (ii) the fraction,  the numerator of which is the
Certificate  Principal  Balance of such Class and the denominator of which is the aggregate  Certificate  Principal
Balance of all  Classes of the Group II  Subordinate  Certificates;  provided,  however,  that no Class of Group II
Subordinate  Certificates  (other than the outstanding  Class of Group II Subordinate  Certificates with the lowest numerical  designation)  shall be entitled on any Distribution  Date to receive  distributions  pursuant to clauses
(ii),  (iii) and (v) of the definition of Subordinate  Optimal Principal Amount unless the related Class Prepayment
Distribution  Trigger for such Distribution Date has been satisfied (any amount  distributable  pursuant to clauses
(ii),  (iii) and (v) of the  definition of Subordinate  Optimal  Principal  Amount shall be  distributed  among the
Classes entitled thereto, pro rata based on their respective  Certificate Principal Balances);  provided,  further, that  if on a  Distribution  Date,  the  Certificate  Principal  Balance  of  any  Class of  Group  II  Subordinate
Certificates for which the related  Class Prepayment  Distribution  Trigger was satisfied on such Distribution Date is reduced to zero, such Class's  remaining  Allocable Share shall be distributed to the remaining Classes of Group
II  Subordinate  Certificates  sequentially  beginning  with the Class with the  lowest  numerical  designation  in reduction of their respective Certificate Principal Balances.

         Applicable  Credit Rating:  For any long-term  deposit or security,  a credit rating of AAA in the case of
S&P or Aaa in the case of Moody's  (or with  respect to  investments  in money  market  funds,  a credit  rating of
"AAAm" or "AAAm-G" in the case of S&P and the highest  rating  given by Moody's for money  market funds in the case of  Moody's).  For any  short-term  deposit or  security,  or a rating of A-l+ in the case of S&P or Prime-1 in the case of Moody's.

         Applicable  State Law: For purposes of  Section 9.12(d),  the Applicable State Law shall be (a) the law of the State of New York and (b) such other state law whose  applicability  shall have been  brought to the  attention of the Securities  Administrator and the Trustee by either (i) an Opinion of Counsel  reasonably  acceptable to the
Securities  Administrator and the Trustee delivered to it by the Master Servicer or the Depositor,  or (ii) written notice from the appropriate taxing authority as to the applicability of such state law.

         Applied  Realized  Loss  Amount:  With  respect  to any  Distribution  Date and a Class of Group I Offered
Certificates,  the sum of the Realized Losses with respect to the Group I Mortgage  Loans,  which are to be applied in reduction of the Certificate  Principal Balance of such Class of Group I Offered  Certificates  pursuant to this
Agreement in an amount equal to the amount,  if any, by which, (i) the aggregate  Certificate  Principal Balance of all of the Group I Certificates  (after all distributions of principal on such Distribution  Date) exceeds (ii) the aggregate Stated  Principal  Balance of all of the Group I Mortgage Loans for such  Distribution  Date. The Applied
Realized Loss Amount shall be allocated first to the Class I-B-3 Certificates,  the Class I-B-2  Certificates,  the
Class I-B-1  Certificates,  the Class I-M-2 Certificates and the Class I-M-1  Certificates,  in that order (so long as their  respective  Certificate  Principal  Balances have not been reduced to zero),  and  thereafter the Applied
Realized  Loss  Amount with  respect to the Group I Mortgage  Loans shall be  allocated  first to the Class  I-1A-2
Certificates  and then to the Class  I-1A-1  Certificates,  until the  Certificate  Principal  Balance of each such
Class has been reduced to zero.

         Appraised  Value:  For any  Mortgaged  Property  related to a Mortgage  Loan,  the amount set forth as the appraised  value of such  Mortgaged  Property in an appraisal made for the mortgage  originator in connection  with its origination of the related Mortgage Loan.

         Assessment of Compliance:  As defined in Section 3.17.

         Assignment  Agreements:  The agreements  attached  hereto as Exhibit I,  whereby the Servicing  Agreements and related  Recognition  Agreements  (as defined  therein),  if  applicable,  were assigned to the Trustee for the benefit of the Certificateholders.

         Assumed Final  Distribution  Date: With respect to each class of Offered  Certificates,  the  Distribution
Date occurring in February, 2036, or, if such day is not a Business Day, the next succeeding Business Day.

         Attestation Report:  As defined in Section 3.17.

         Attesting Party:  As defined in Section 3.17.

         Available  Funds:  With  respect to any  Distribution  Date and each  Sub-Loan  Group in Loan Group II, an amount equal to the aggregate of the following  amounts with respect to the Group II Mortgage  Loans in the related
Sub-Loan  Group:  (a) all  previously  undistributed  payments on account of  principal  (including  the  principal portion of Scheduled  Payments,  Principal  Prepayments and the principal portion of Net Liquidation  Proceeds) and all  previously  undistributed  payments  on account of interest  received  after the  Cut-off  Date or  Subsequent
Cut-off Date, as the case may be, and on or prior to the related  Determination  Date, (b) any Monthly Advances and
Compensating  Interest Payments by the Servicer or the Master Servicer with respect to such Distribution  Date, (c)
any  reimbursed  amount in connection  with losses on investments  of deposits in certain  eligible  investments in respect of the Group II  Mortgage  Loans in the  related  Sub-Loan  Group,  and (d) any amount  allocated  from the
Available Funds of another Sub-Loan Group in accordance with Section 6.02(a)(G), except:

                  (i)      all payments that were due on or before the Cut-off Date;

                  (ii)     all  Principal  Prepayments  and  Liquidation  Proceeds  received  after the  applicable
Prepayment Period;

                  (iii)    all  payments,  other  than  Principal  Prepayments,  that  represent  early  receipt of
Scheduled Payments due on a date or dates subsequent to the related Due Date;

                  (iv)     amounts  received  on  particular  Mortgage  Loans  as late  payments  of  principal  or interest and respecting which, and to the extent that, there are any unreimbursed Monthly Advances;

                  (v)      amounts representing Monthly Advances determined to be Nonrecoverable Advances;

                  (vi)     any investment  earnings on amounts on deposit in the  Distribution  Account and amounts permitted to be withdrawn from the Distribution Account pursuant to this Agreement;
                  (vii)    amounts  needed to pay the  Servicing  Fees or to  reimburse  any Servicer or the Master
Servicer for amounts due under the  Servicing  Agreement and the Agreement to the extent such amounts have not been retained by, or paid previously to, such Servicer or the Master Servicer;

                  (viii)   amounts  applied  to pay any fees  with  respect  to any  lender-paid  primary  mortgage insurance policy; and

                  (ix)     any  expenses  or  other  amounts  reimbursable  to  the  Servicers,  the  Trustee,  the
Securities Administrator, the Master Servicer and the Custodian pursuant to Section 7.04(c) or Section 9.05.

         Back-Up Certification:  As defined in Section 3.18(a)(iv).

         Bank of America:  Bank of America, N.A., and its successor in interest.

         Bank of America  Servicing  Agreement:  The Amended and Restated  Flow  Mortgage  Loan Sale and  Servicing
Agreement  dated as of April 1,  2005, as amended by the  Regulation AB Compliance  Addendum,  dated as of December
21, 2005, between Bank of America and EMC, attached hereto as Exhibit H-1.

         Bankruptcy Code:  The United States Bankruptcy Code, as amended as codified in 11 U.S.C. §§ 101-1330.

         Bankruptcy  Loss:  With respect to any Mortgage  Loan, any Deficient  Valuation or Debt Service  Reduction
related to such Mortgage Loan as reported by the Servicer to the Master Servicer.

         Basis  Risk  Shortfall:  With  respect  to any  Distribution  Date  and  each  Class  of  Group I  Offered
Certificates  for which the  Pass-Through  Rate is based  upon the Net Rate Cap,  the  excess,  if any,  of (a) the amount of Current  Interest that such Class would have been entitled to receive on such  Distribution  Date had the applicable  Pass-Though  Rate been  calculated at a per annum rate equal to the lesser of (i) One-Month  LIBOR plus the related Margin and (ii) 11.50%  over (b) the amount of Current  Interest on such Class of Offered  Certificates calculated using a Pass-Though Rate equal to the Net Rate Cap for such Distribution Date.

         Basis Risk Shortfall Carry Forward Amount:  With respect to any Distribution  Date and each Class of Group
I  Offered  Certificates,  the sum of the Basis  Risk  Shortfall  for such  Distribution  Date and the  Basis  Risk
Shortfall for all previous  Distribution  Dates not previously paid from any source  including  Excess Cashflow and payments  under the Cap  Contracts,  together with interest  thereon at a rate equal to the lesser of (i) One-Month
LIBOR plus the related Margin and (ii) 11.50%, for such Distribution Date.

         Book-Entry Certificates:  Initially, the Senior Certificates and Offered Subordinate Certificates.

         Business  Day:  Any day other than (i) a  Saturday or a Sunday,  or (ii) a day on which the New York Stock
Exchange or Federal Reserve is closed or on which banking  institutions  in any  jurisdiction in which the Trustee, the Master Servicer,  Custodian,  any Servicer or the Securities  Administrator  are authorized or obligated by law or executive order to be closed.

         Cap Contract:  With respect to any of the Class  I-1A-1,  Class I-1A-2,  Class I-M-1,  Class I-M-2,  Class
I-B-1,  Class I-B-2 or Class I-B-3  Certificates,  the  respective  cap  contracts,  dated as of January 31,  2006, between the Trustee, on behalf of the Trust for the benefit of the Class I-1A-1,  Class I-1A-2,  Class I-M-1, Class
I-M-2,  Class  I-B-1,  Class I-B-2 or Class  I-B-3  Certificateholders,  as the case may be, and the  Counterparty, together with any scheduling,  confirmations  or other agreements  related  thereto,  attached hereto as Exhibit N, and the interest  three rate cap contracts that the Trustee,  on behalf of the Trust,  entered into with respect to the Class II-B-1, Class II-B-2 and Class II-B-3 Certificates,  respectively,  with the Counterparty for the benefit of the holders of the Class II-B-1, Class II-B-2 and Class II-B-3 Certificates.

         Cap  Contract  Payment  Amount:  With respect to any  Distribution  Date and a Cap  Contract,  the amounts received from such Cap Contract, if any, on such Distribution Date.

         Cap  Reserve   Account:   The  trust  account  or  accounts  created  and  maintained  by  the  Securities
Administrator  pursuant  to Section  4.08  hereof,  which  shall be  denominated  "JPMorgan  Chase  Bank,  National
Association,  as Trustee  f/b/o  holders of Bear Stearns  Asset Backed  Securities I LLC,  Bear Stearns ALT-A Trust
2006-1,  Mortgage  Pass-Through  Certificates,  Series  2006-1 - Cap Reserve  Account."  For  purposes of the REMIC
Provisions,  the Cap Reserve  Account will be an outside  reserve fund. For federal income tax purposes,  the Class
B-IO  Certificateholder  shall be treated as the owner of the Cap Reserve  Account and shall include any investment earnings  on the Cap  Reserve  Account in income for such  purposes.  Any  amounts  distributed  to the Cap Reserve
Account  from any  REMIC  created  hereunder  shall be  treated  as  having  been  distributed  to the  Class  B-IO
Certificateholder from such REMIC.

         Carry-Forward  Amount:  If on the  Distribution  Date  the  Pass-Through  Rate  for a class  of the  Class
II-B-1, Class II-B-2 or Class II-B-3 Certificate is based upon the related Net Rate Cap, the excess, if any, of:

         1.       The  amount of Current  Interest  that such class  would  have been  entitled  to receive on such
                  Distribution  Date had the applicable  pass-though rate been calculated at a per annum rate equal to the lesser of (i) One-Month LIBOR plus the related Margin and (ii) 10.50%, over

         2.       The amount of Current  Interest on such class  calculated  using a pass-though  rate equal to the related Net Rate Cap for such Distribution Date.

         Carry Forward Shortfall Amount:               As of any  Distribution  Date for the  Class  II-B-1,  Class
II-B-2 or Class II-B-3  Certificate,  the sum of the Carry Forward Amount for such  Distribution Date and the Carry
Forward Amount for all previous  Distribution  Dates not previously paid,  together with interest thereon at a rate equal to the lesser of (i) One-Month LIBOR plus the related Margin and (ii) 10.50%, for such Distribution Date.

         Certificate:  Any mortgage  pass-through  certificate  evidencing a beneficial  ownership  interest in the
Trust Fund signed and  countersigned by the Securities  Administrator in substantially  the forms annexed hereto as
Exhibits A-1, A-2,  A-3, A-4,  A-5-1,  A-5-2,  A-6,  A-7,  A-8, A-9,  A-10,  A-11 and A-12 with the blanks  therein appropriately completed.

         Certificate  Group:  With  respect to the Group I  Certificates,  the Class  I-1A-1  Certificates  and the
Class I-1A-2  Certificates.  With respect to the Group II  Certificates  and  (ii) Sub-Loan  Group II-1,  the Class
II-1A-1 Certificates,  Class II-1A-2  Certificates,  Class II-1A-3  Certificates,  Class II-1X-1 Certificates,  the
Class II-1X-2  Certificates  (ii) Sub-Loan Group II-2, the Class II-2A-1  Certificates,  Class II-2A-2 Certificates
and Class II-2X-1  Certificates,  and  (iii) Sub-Loan  Group II-3,  the Class II-3A-1  Certificates,  Class II-3A-2
Certificates and the Class II-3X-1 Certificates.

         Certificate  Owner:  Any Person who is the  beneficial  owner of a  Certificate  registered in the name of the Depository or its nominee.

         Certificate  Principal  Balance:  With respect to any  Certificate  (other than the Class II-X,  Class XP,
Class B-IO, Class R or Class R-X  Certificates) as of any Distribution  Date, the initial  principal amount of such
Certificate  plus, in the case of a Subordinate  Certificates,  any Subsequent  Recoveries added to the Certificate
Principal  Balance of such  Certificates  pursuant to Section 6.03 or Section 6.04  hereof,  and reduced by (i) all amounts  distributed on previous  Distribution Dates on such Certificate with respect to principal,  (ii) solely in the case of the Group II  Certificates,  the principal  portion of all Realized  Losses (other than Realized Losses resulting from Debt Service  Reductions)  allocated prior to such  Distribution  Date to such  Certificate,  taking account of the applicable Loss  Allocation  Limitation,  (iii) solely in the case of the Group I Certificates,  any
Applied  Realized Loss Amounts  allocated to such Class on previous  Distribution  Dates, and (iv) in the case of a
Group II  Subordinate  Certificate,  such  Certificate's  pro rata  share,  if any, of the  applicable  Subordinate
Certificate  Writedown  Amount for previous  Distribution  Dates.  With respect to any Class of  Certificates,  the
Certificate  Principal  Balance  thereof  will  equal  the  sum  of  the  Certificate  Principal  Balances  of  all
Certificates in such Class. The initial  Certificate  Principal  Balance (if any) for each Class of Certificates is set forth in Section 5.01(c)(iv).

         Certificate Register:  The register maintained pursuant to Section 5.02.

         Certificateholder:  A Holder of a Certificate.

         Certification Parties:  As defined in Section 3.18(a)(iv).

         Certifying Person:  As defined in Section 3.18(a)(iv).

         Chevy Chase Bank:  Chevy Chase Bank, F.S.B., and its successor in interest.

         Chevy Chase Bank  Servicing  Agreement:  The Purchase,  Warranties  and Servicing  Agreement,  dated as of
July 1,  2001,  as amended by Amendment  No. 1, dated as of  January 13,  2003,  and  Amendment  No. 2, dated as of
January 31, 2006, between Chevy Chase Bank and EMC, attached hereto as Exhibit H-2.

         Class:  With  respect to the  Certificates,  any of Class  I-1A-1,  Class  I-1A-2,  Class  II-1A-1,  Class
II-1A-2,  Class II-1A-3,  Class II-1X-1, Class II-1X-2, Class II-2A-1, Class II-2A-2, Class II-2X-1, Class II-3A-1,
Class II-3A-2,  Class  II-3X-1,  Class I-M-1,  Class I-M-2,  Class R, Class R-X,  Class I-B-1,  Class I-B-2,  Class
I-B-3, Class II-B-1, Class II-B-2,  Class II-B-3,  Class II-B-4,  Class II-B-5, Class II-B-6, Class II-X-B1,  Class
II-X-B2, Class II-X-B3, Class B-IO, Class I-XP and Class II-XP Certificates.

         Class A Certificates:  The Class I-A Certificates and the Class II-A Certificates.

         Class B Certificates:  The Class I-B Certificates and the Class II-B Certificates.

         Class B-IO Advances:  As defined in Section 6.01(b).

         Class B-IO  Distribution  Amount:  With respect to any  Distribution  Date,  the Current  Interest for the
Class B-IO Certificates for such Distribution Date (which shall be deemed  distributable  with respect to the REMIC
IV Regular Interest  B-IO-I);  provided,  however,  that on and after the Distribution  Date on which the aggregate
Certificate  Principal  Balance of the Group I Certificates  has been reduced to zero, the Class B-IO  Distribution
Amount shall include the  Overcollateralization  Amount (which shall be deemed  distributable,  first, with respect to the REMIC IV Regular  Interest B-IO-I in respect of accrued and unpaid  interest  thereon until such accrued and unpaid  interest  shall have been reduced to zero and,  thereafter,  with respect to the REMIC IV Regular  Interest
B-IO-P in respect of the principal balance thereof).

         Class B-IO  Pass-Through  Rate: With respect to the Class B-IO  Certificates and any Distribution  Date or
the REMIC IV  Regular  Interest  B-IO-I,  a per annum rate equal to the  percentage  equivalent of a fraction,  the numerator  of which is the sum of the  amounts  calculated  pursuant  to clauses  (1)  through  (3) below,  and the denominator  of which is the  aggregate  principal  balance of the  REMIC II  Regular  Interests.  For  purposes of calculating  the  Pass-Through  Rate for the Class B-IO-I  Certificates,  the  numerator is equal to the sum of the following components:

1. the  Uncertificated  Pass-Through  Rate for REMIC II  Regular  Interest LT1 minus the Marker Rate,  applied to a notional amount equal to the Uncertificated Principal Balance of REMIC II Regular Interest LT1;

2. the  Uncertificated  Pass-Through  Rate for REMIC II  Regular  Interest LT2 minus the Marker Rate,  applied to a notional amount equal to the Uncertificated Principal Balance of REMIC II Regular Interest LT2; and

3. the  Uncertificated  Pass-Through Rate for REMIC II Regular Interest LT4 minus twice the Marker Rate, applied to a notional amount equal to the Uncertificated Principal Balance of REMIC II Regular Interest LT4.

         Class I-A Certificates: The Class I-1A-1 Certificates and Class I-1A-2 Certificates.

         Class I-A Principal  Distribution  Amount:  For any Distribution  Date, an amount equal to the excess,  if any,  of (i)  the  Certificate  Principal  Balance  of  the  Class  I-A  Certificates  immediately  prior  to  such
Distribution  Date over (ii) the  excess of (a) the  aggregate  Stated  Principal  Balance  of the Group I Mortgage
Loans for such  Distribution  Date over (b) the product of (1) the aggregate Stated Principal  Balance of the Group
I  Mortgage  Loans  for  such  Distribution  Date  and (2)  the sum of  (x) 14.20%  and (y) the  Current  Specified
Overcollateralization Percentage for such Distribution Date.

         Class I-B Certificates: The Class I-B-1, the Class I-B-2 and the Class I-B-3 Certificates.

         Class I-B-1 Principal  Distribution  Amount:  For any Distribution Date, an amount equal to the excess, if any,  of (i)  the  Certificate  Principal  Balance  of the  Class  I-B-1  Certificates  immediately  prior  to such
Distribution  Date over (ii) the  excess of (a) the  aggregate  Stated  Principal  Balance  of the Group I Mortgage
Loans  for such  Distribution  Date  over (b) the sum of (1) the  Certificate  Principal  Balance  of the Class I-A
Certificates  (after  taking  into  account  the  payment of the Class I-A  Principal  Distribution  Amount on such
Distribution  Date),  (2) the  Certificate  Principal  Balance of the Class I-M-1  Certificates  (after taking into account  the  payment  of the Class  I-M-1  Principal  Distribution  Amount  on such  Distribution  Date),  (3) the
Certificate  Principal Balance of the Class I-M-2 Certificates  (after taking into account the payment of the Class
I-M-2 Principal  Distribution  Amount on such  Distribution  Date) and (4) the product of (x) the aggregate  Stated
Principal  Balance  of the  Group I  Mortgage  Loans  for such  Distribution  Date and (y) the sum of 2.00% and the
Current Specified Overcollateralization Percentage for such Distribution Date.

         Class I-B-2 Principal  Distribution  Amount:  For any Distribution Date, an amount equal to the excess, if any,  of (i)  the  Certificate  Principal  Balance  of the  Class  I-B-2  Certificates  immediately  prior  to such
Distribution  Date over (ii) the  excess of (a) the  aggregate  Stated  Principal  Balance  of the Group I Mortgage
Loans  for such  Distribution  Date  over (b) the sum of (1) the  Certificate  Principal  Balance  of the Class I-A
Certificates  (after  taking  into  account  the  payment of the Class I-A  Principal  Distribution  Amount on such
Distribution  Date),  (2) the  Certificate  Principal  Balance of the Class I-M-1  Certificates  (after taking into account  the  payment  of the Class  I-M-1  Principal  Distribution  Amount  on such  Distribution  Date),  (3) the
Certificate  Principal Balance of the Class I-M-2 Certificates  (after taking into account the payment of the Class
I-M-2 Principal  Distribution  Amount on such  Distribution  Date),  (4) the Certificate  Principal  Balance of the
Class I-B-1 Certificates  (after taking into account the payment of the Class I-B-1 Principal  Distribution  Amount on such  Distribution  Date),  and (5) the product of (x) the  aggregate  Stated  Principal  Balance of the Group I
Mortgage   Loans   for   such   Distribution   Date  and  (y)  the  sum  of  1.00%   and  the   Current   Specified
Overcollateralization Percentage for such Distribution Date.

         Class I-B-3 Principal  Distribution  Amount:  For any Distribution Date, an amount equal to the excess, if any,  of (i)  the  Certificate  Principal  Balance  of the  Class  I-B-3  Certificates  immediately  prior  to such
Distribution  Date over (ii) the  excess of (a) the  aggregate  Stated  Principal  Balance  of the Group I Mortgage
Loans  for such  Distribution  Date  over (b) the sum of (1) the  Certificate  Principal  Balance  of the Class I-A
Certificates  (after  taking  into  account  the  payment of the Class I-A  Principal  Distribution  Amount on such
Distribution  Date),  (2) the  Certificate  Principal  Balance of the Class I-M-1  Certificates  (after taking into account  the  payment  of the Class  I-M-1  Principal  Distribution  Amount  on such  Distribution  Date),  (3) the
Certificate  Principal Balance of the Class I-M-2 Certificates  (after taking into account the payment of the Class
I-M-2 Principal  Distribution  Amount on such  Distribution  Date),  (4) the Certificate  Principal  Balance of the
Class I-B-1 Certificates  (after taking into account the payment of the Class I-B-1 Principal  Distribution  Amount on such Distribution  Date), (5) the Certificate  Principal Balance of the Class I-B-2  Certificates  (after taking into account the payment of the Class I-B-2 Principal  Distribution  Amount on such Distribution Date), and (6) the product of (x) the aggregate  Stated  Principal  Balance of the Group I Mortgage Loans for such  Distribution  Date and (y) the Current Specified Overcollateralization Percentage for such Distribution Date.

         Class I-M Certificates: The Class I-M-1 Certificates and the Class I-M-2 Certificates.

         Class I-M-1 Principal  Distribution  Amount:  For any Distribution Date, an amount equal to the excess, if any,  of (i)  the  Certificate  Principal  Balance  of the  Class  I-M-1  Certificates  immediately  prior  to such
Distribution  Date over (ii) the  excess of (a) the  aggregate  Stated  Principal  Balance  of the Group I Mortgage
Loans  for such  Distribution  Date  over (b) the sum of (1) the  Certificate  Principal  Balance  of the Class I-A
Certificates  (after  taking  into  account  the  payment of the Class I-A  Principal  Distribution  Amount on such
Distribution  Date) and (2) the  product  of (x) the  aggregate  Stated  Principal  Balance of the Group I Mortgage
Loans  for  such   Distribution   Date  and  (y)  the  sum  of  (I)    8.60%   and  (II)  the   Current   Specified
Overcollateralization Percentage for such Distribution Date.

         Class I-M-2 Principal  Distribution  Amount:  For any Distribution Date, an amount equal to the excess, if any,  of (i)  the  Certificate  Principal  Balance  of the  Class  I-M-2  Certificates  immediately  prior  to such
Distribution  Date over (ii) the  excess of (a) the  aggregate  Stated  Principal  Balance  of the Group I Mortgage
Loans  for such  Distribution  Date  over (b) the sum of (1) the  Certificate  Principal  Balance  of the Class I-A
Certificates  (after  taking  into  account  the  payment of the Class I-A  Principal  Distribution  Amount on such
Distribution  Date),  (2) the  Certificate  Principal  Balance of the Class I-M-1  Certificates  (after taking into account  the  payment of the Class  I-M-1  Principal  Distribution  Amount on such  Distribution  Date) and (3) the product of (x) the aggregate  Stated  Principal  Balance of the Group I Mortgage Loans for such  Distribution  Date and  (y)  the  sum  of (I)  4.60%  and  (II)  the  Current  Specified  Overcollateralization  Percentage  for  such
Distribution Date.

         Class II-A Certificates:  The Class II-1A-1,  Class II-1A-2,  Class II-1A-3, Class II-1X-1, Class II-1X-2,
Class II-2A-1, Class II-2A-2, Class II-2X-1, Class II-3A-1, Class II-3A-2 and Class II-3X-1 Certificates.

         Class II-B  Certificates:  The Class II-B-1,  Class  II-B-2,  Class  II-B-3,  Class II-B-4,  Class II-B-5,
Class II-B-6, Class II-X-B1, Class II-X-B2 and Class II-X-B3 Certificates.

         Class II-X Certificates:  The Class II-1X-1,  Class II-1X-2,  Class II-2X-1, Class II-3X-1, Class II-X-B1,
Class II-X-B2, and Class II-X-B3 Certificates.

         Class Prepayment  Distribution  Trigger:  For  a  Class of  Group  II  Subordinate  Certificates  for  any
Distribution  Date,  the  Class Prepayment  Distribution  Trigger is  satisfied  if the  fraction  (expressed  as a percentage),  the  numerator  of which is the  aggregate  Certificate  Principal  Balance  of such  Class  and each
Class of Group II Subordinate  Certificates subordinate thereto, if any, and the denominator of which is the Stated
Principal  Balance  of all of the Group II  Mortgage  Loans as of the  related  Due Date,  equals or  exceeds  such percentage calculated as of the Closing Date.

         Class R  Certificate:  Any of the  Class R  Certificates  substantially  in the  form  annexed  hereto  as
Exhibit  A-5-1 and  evidencing  ownership of interests  designated as "residual  interests"  in REMIC I,  REMIC II,
REMIC  III and  REMIC  IV for  purposes  of the  REMIC  Provisions.  Component I  of the  Class R  Certificates  is
designated  as the sole class of  "residual  interest"  in REMIC I,  Component II  of the Class R  Certificates  is
designated  as the sole class of "residual  interest" in REMIC II,  Component III  of the Class R  Certificates  is
designated as the sole class of "residual  interest" in REMIC III and  Component IV  of the Class R Certificates is
designated as the sole class of "residual interest" in REMIC IV.

         Class R-X  Certificates:  Any of the Class R-X  Certificates  substantially  in the form annexed hereto as
Exhibit A-5-2 and evidencing ownership of the "residual interest" in REMIC V for purposes of the REMIC Provisions.

         Class XP Certificates:  The Class I-XP Certificates and the Class II-XP Certificates.

         Class XP  Reserve  Account:  The  account  established  and  maintained  by the  Securities  Administrator pursuant to Section 4.07 hereof.

         Class Y Principal  Reduction  Amounts:  For any Distribution Date, the amounts by which the Uncertificated
Principal  Balances of the Class Y Regular  Interests will be reduced on such  Distribution  Date by the allocation of Realized Losses and the distribution of principal, determined as described in Appendix I

         Class Y Regular Interests:  The Class Y-1, Class Y-2, and Class Y-3 Regular Interests.

         Class Y-1 Principal  Distribution  Amount:  For any  Distribution  Date, the excess,  if any, of the Class
Y-1 Principal  Reduction Amount for such  Distribution Date over the principal portion of Realized Losses allocated to the Class Y-1 Regular Interest on such Distribution Date.

         Class Y-1 Principal  Reduction  Amount:  The Class Y Principal  Reduction Amount for the Class Y-1 Regular
Interest as determined pursuant to the provisions of the Appendix 1.

         Class  Y-1  Regular  Interest:   The  uncertificated   undivided  beneficial  interest  in  REMIC I  which
constitutes a REMIC I Regular Interest and is entitled to distributions as set forth herein.

         Class Y-2 Principal  Distribution  Amount:  For any  Distribution  Date, the excess,  if any, of the Class
Y-2 Principal  Reduction Amount for such  Distribution Date over the principal portion of Realized Losses allocated to the Class Y-2 Regular Interest on such Distribution Date.

         Class Y-2 Principal  Reduction  Amount:  The Class Y Principal  Reduction Amount for the Class Y-2 Regular
Interest as determined pursuant to the provisions of the Appendix 1.

         Class  Y-2  Regular  Interest:   The  uncertificated   undivided  beneficial  interest  in  REMIC I  which
constitutes a REMIC I Regular Interest and is entitled to distributions as set forth herein.

         Class Y-3 Principal  Distribution  Amount:  For any  Distribution  Date, the excess,  if any, of the Class
Y-3 Principal  Reduction Amount for such  Distribution Date over the principal portion of Realized Losses allocated to the Class Y-3 Regular Interest on such Distribution Date.

         Class Y-3 Principal  Reduction  Amount:  The Class Y Principal  Reduction Amount for the Class Y-3 Regular
Interest as determined pursuant to the provisions of the Appendix 1.

         Class  Y-3  Regular  Interest:   The  uncertificated   undivided  beneficial  interest  in  REMIC I  which
constitutes a REMIC I Regular Interest and is entitled to distributions as set forth herein.

         Class Z Principal  Reduction  Amounts:  For any Distribution Date, the amounts by which the Uncertificated
Principal  Balances of the Class Z Regular  Interests will be reduced on such  Distribution  Date by the allocation of Realized  Losses and the  distribution  of  principal,  which shall be in each case the excess of (A) the sum of
(x) the excess of the REMIC I  Available  Distribution  Amount for the related Group (i.e. the "related  Group" for the Class Z-1 Regular  Interest is the Sub-Loan  Group II-1 Loans,  the  "related  Group" for the Class Z-2 Regular
Interest  is the  Sub-Loan  Group II-2 Loans and the  "related  Group" for the Class Z-3  Regular  Interest  is the
Sub-Loan  Group II-3 Loans) over the sum of the amounts  thereof  distributable  (i) in respect of interest on such
Class Z Regular  Interest and the related Class Y Regular  Interest,  (ii) to such Class Z Regular Interest and the related Class Y Regular  Interest  pursuant to clause  (c)(ii) of the definition of "REMIC I  Distribution  Amount"
and (iii) in the case of the Group I Loans,  to the Class R  Certificates  and (y) the  amount of  Realized  Losses allocable  to  principal  for the  related  Group over (B) the Class Y Principal  Reduction  Amount for the related
Group.

         Class Z Regular Interests:  The Class Z-1, Class Z-2 and Class Z-3 Regular Interests.

         Class Z-1 Principal  Distribution  Amount:  For any  Distribution  Date, the excess,  if any, of the Class
Z-1 Principal  Reduction Amount for such  Distribution Date over the principal portion of Realized Losses allocated to the Class Z-1 Regular Interest on such Distribution Date.

         Class Z-1 Principal  Reduction  Amount:  The Class Z Principal  Reduction Amount for the Class Z-1 Regular
Interest as determined pursuant to the provisions of the Appendix 1.

         Class  Z-1  Regular  Interest:   The  uncertificated   undivided  beneficial  interest  in  REMIC I  which
constitutes a REMIC I Regular Interest and is entitled to distributions as set forth herein.

         Class Z-2 Principal  Distribution  Amount:  For any  Distribution  Date, the excess,  if any, of the Class
Z-2 Principal  Reduction Amount for such  Distribution Date over the principal portion of Realized Losses allocated to the Class Z-2 Regular Interest on such Distribution Date.

         Class Z-2 Principal  Reduction  Amount:  The Class Z Principal  Reduction Amount for the Class Z-2 Regular
Interest as determined pursuant to the provisions of the Appendix 1.

         Class  Z-2  Regular  Interest:   The  uncertificated   undivided  beneficial  interest  in  REMIC I  which
constitutes a REMIC I Regular Interest and is entitled to distributions as set forth herein.

         Class Z-3 Principal  Distribution  Amount:  For any  Distribution  Date, the excess,  if any, of the Class
Z-3 Principal  Reduction Amount for such  Distribution Date over the principal portion of Realized Losses allocated to the Class Z-3 Regular Interest on such Distribution Date.

         Class Z-3 Principal  Reduction  Amount:  The Class Z Principal  Reduction Amount for the Class Z-3 Regular
Interest as determined pursuant to the provisions of the Appendix 1.

         Class  Z-3  Regular  Interest:   The  uncertificated   undivided  beneficial  interest  in  REMIC I  which
constitutes a REMIC I Regular Interest and is entitled to distributions as set forth herein.

         Closing Date:  January 31, 2006.

         Code:  The Internal Revenue Code of 1986, as amended.

         Commission:  The U.S. Securities and Exchange Commission.

         Compensating Interest Payment:  As defined in Section 6.09.

         Corporate  Trust  Office:  The  designated  office  of  the  Trustee  or  Securities   Administrator,   as
applicable,  where at any particular  time its respective  corporate  trust business with respect to this Agreement shall be  administered.  The Corporate  Trust Office of the Trustee at the date of the execution of this  Agreement is  located  at 4  New  York  Plaza,  6th  Floor,  New  York,  New  York  10004,  Attention:  Worldwide  Securities
Services--Structured  Finance  Services,  Bear  Stearns  ALT-A  Trust  2006-1.  The  Corporate  Trust  Office of the
Securities  Administrator  at the date of the execution of this  Agreement is located at 9062 Old  Annapolis  Road,
Columbia,  Maryland 21045,  Attention:  Corporate Trust Group,  BSALTA 2006-1.  For the purpose of registration and transfer and exchange only, the Corporate  Trust Office of the Securities  Administrator  shall be located at Sixth
Street and Marquette Avenue, Minneapolis, Minnesota 55479, Attention: Corporate Trust Group, BSALTA 2006-1.

         Counterparty:   Wachovia  Bank,  National  Association,  and  any  successor  thereto,  or  any  successor counterparty under the Cap Contracts.

         Countrywide:  Countrywide Home Loans Servicing LP, and its successor in interest.

         Countrywide  Servicing Agreement:  The Seller's Warranties and Servicing Agreement,  dated as of September
1, 2002,  as amended by  Amendment  No. 1, dated as of January 1, 2003,  Amendment  No. 2, dated as of September 1,
2004, and Amendment No. 3, dated as of January 1, 2006,  between  Countrywide  and EMC,  attached hereto as Exhibit
H-3.

         Cross-Over  Date: The first  Distribution  Date on which the aggregate  Certificate  Principal  Balance of the Group II Subordinate Certificates has been reduced to zero.

         Current  Interest:  As of  any  Distribution  Date,  with  respect  to  each  Class  of  Group  I  Offered
Certificates,  (i) the interest accrued on the Certificate  Principal  Balance or Notional  Amount,  as applicable, during  the  related  Interest  Accrual  Period at the  applicable  Pass-Through  Rate plus any  amount  previously distributed  with respect to interest for such  Certificate  that has been recovered as a voidable  preference by a trustee in bankruptcy minus (ii) the sum of (a) any Prepayment  Interest  Shortfall for such Distribution  Date, to the extent not covered by Compensating  Interest Payments and (b) any shortfalls  resulting from the application of the Relief Act during the  related  Due  Period;  provided,  however,  that for  purposes  of  calculating  Current
Interest for any such Class,  amounts  specified in clauses  (ii)(a) and (ii)(b)  hereof for any such  Distribution
Date shall be allocated first to the Class B-IO  Certificates  and the Class R Certificates in reduction of amounts otherwise  distributable to such  Certificates on such  Distribution Date and then any excess shall be allocated to each other Class of Certificates  pro rata based on the respective  amounts of interest  accrued pursuant to clause
(i) hereof for each such Class on such Distribution Date.

         Current Specified  Enhancement  Percentage:  For any Distribution Date, a percentage  obtained by dividing
(x) the sum of (i) the aggregate  Certificate  Principal  Balance of the Group I Subordinate  Certificates and (ii)
the  Overcollateralization  Amount, in each case prior to the distribution of the Principal  Distribution Amount on such  Distribution  Date, by (y) the aggregate Stated Principal Balance of the Group I Mortgage Loans as of the end
of the related Due Period.

         Current  Specified   Overcollateralization   Percentage:   For  any  Distribution   Date,  the  percentage
equivalent of a fraction,  the numerator of which is the  Overcollateralization  Target Amount, and the denominator of which is the aggregate Stated Principal Balance of the Group I Mortgage Loans for such Distribution Date.

         Custodial  Agreement:  An agreement,  dated as of January 31, 2006,  (as the same may be amended from time to time) among the Depositor,  EMC, as Sponsor and Master  Servicer,  Master  Funding as a Seller,  the Trustee and
the Custodian in substantially the form of Exhibit G hereto.

         Custodian:  Wells Fargo Bank, National  Association,  or any successor custodian appointed pursuant to the provisions hereof and of the Custodial Agreement.

         Cut-off Date:  January 1, 2006.

         Cut-off Date Balance:  $1,746,636,654.

         Debt Service  Reduction:  Any  reduction of the Scheduled  Payments  which a Mortgagor is obligated to pay with  respect to a Mortgage  Loan as a result of any  proceeding  under the  Bankruptcy  Code or any other  similar state law or other proceeding.

         Deficient  Valuation:  With respect to any  Mortgage  Loan,  a valuation  of the  Mortgaged  Property by a court of competent  jurisdiction in an amount less than the then outstanding  indebtedness under the Mortgage Loan, which  valuation  results from a proceeding  initiated  under the Bankruptcy Code or any other similar state law or other proceeding.

         Delinquent:  A Mortgage  Loan is  "Delinquent"  if any  payment  due  thereon is not made  pursuant to the terms of such  Mortgage  Loan by the close of business on the day such  payment is  scheduled to be due. A Mortgage
Loan is "30 days  delinquent"  if such  payment  has not been  received by the close of business on the last day of the month  immediately  succeeding  the month in which such payment was due. For  example,  a Mortgage  Loan with a payment due on December 1 that  remained  unpaid as of the close of business on January 31 would then be considered to be 30 to 59 days delinquent. Similarly for "60 days delinquent," "90 days delinquent" and so on.

         Depositor:  Bear Stearns  Asset Backed  Securities I LLC, a Delaware  limited  liability  company,  or its successors in interest.

         Depositor Information:  As defined in Section 3.18(c).

         Depository:  The Depository Trust Company, the nominee of which is Cede & Co., or any successor thereto.

         Depository Agreement:  The meaning specified in Section 5.01(a) hereof.

         Depository  Participant:  A broker,  dealer, bank or other financial  institution or other Person for whom from time to time the  Depository  effects  book-entry  transfers  and  pledges of  securities  deposited  with the
Depository.

         Designated  Depository  Institution:  A depository  institution  (commercial  bank,  federal savings bank, mutual  savings  bank or savings and loan  association)  or trust  company  (which may include  the  Trustee),  the deposits of which are fully insured by the FDIC to the extent provided by law.

         Determination  Date:  With  respect  to each  Mortgage  Loan,  the  Determination  Date as  defined in the
Servicing Agreement.

         Disqualified  Organization:  Any  of  the  following:  (i) the  United  States,  any  State  or  political subdivision  thereof,  any  possession  of the  United  States,  or any  agency  or  instrumentality  of any of the foregoing  (other than an  instrumentality  which is a corporation if all of its activities are subject to tax and, except for the Freddie Mac or any successor  thereto,  a majority of its board of directors is not selected by such governmental unit), (ii) any foreign government, any international  organization,  or any agency or instrumentality of  any  of  the  foregoing,  (iii) any  organization  (other  than  certain  farmers'  cooperatives  described  in
Section 521  of the Code) which is exempt from the tax imposed by Chapter 1 of the Code  (including the tax imposed by Section 511 of the Code on unrelated  business taxable income),  (iv) rural electric and telephone  cooperatives described in  Section 1381(a)(2)(C)  of the Code or (v) any other Person so designated by the Trustee based upon an
Opinion of Counsel that the holding of an  ownership  interest in a Residual  Certificate  by such Person may cause any 2006-1 REMIC  contained in the Trust or any Person  having an  ownership  interest in the Residual  Certificate
(other than such Person) to incur a liability  for any federal tax imposed  under the Code that would not otherwise be imposed but for the  transfer of an  ownership  interest in a Residual  Certificate  to such  Person.  The terms
"United States," "State" and "international  organization" shall have the meanings set forth in Section 7701 of the
Code or successor provisions.

         Distribution   Account:   The  trust  account  or  accounts  created  and  maintained  by  the  Securities
Administrator pursuant to Section 4.04,  which shall be denominated "JPMorgan Chase Bank, National Association,  as
Trustee  f/b/o holders of Bear Stearns  Asset Backed  Securities I LLC,  Bear Stearns ALT-A Trust 2006-1,  Mortgage
Pass-Through  Certificates,  Series 2006-1 - Distribution  Account." The Distribution  Account shall be an Eligible
Account.

         Distribution Account Deposit Date:  The Business Day prior to each Distribution Date.

         Distribution  Date: The 25th day of any month,  beginning in the month immediately  following the month of the Closing Date, or, if such 25th day is not a Business Day, the Business Day immediately following.

         Distribution  Report: The Asset-Backed  Issuer  Distribution Report pursuant to Section 13 or 15(d) of the
Exchange Act.

         DTC  Custodian:  Wells Fargo Bank,  National  Association,  or its successors in interest as custodian for the Depository.

         Due Date:  With respect to each Mortgage  Loan,  the date in each month on which its Scheduled  Payment is due if such due date is the  first  day of a month and  otherwise  is  deemed to be the first day of the  following month or such other date specified in the related Servicing Agreement.

         Due Period:  With respect to any  Distribution  Date and each Mortgage Loan, the period  commencing on the second day of the month  preceding  the  calendar  month in which the  Distribution  Date  occurs and ending at the close of business on the first day of the month in which the Distribution Date occurs.

         EDGAR:  As defined in Section 3.18.

         Eligible  Account:  Any  of  (i) a  segregated  account  maintained  with a  federal  or  state  chartered depository  institution  (A) the  short-term  obligations of which are rated A-1 or better by Standard & Poor's and
P-1 by Moody's at the time of any  deposit  therein or (B) insured by the FDIC (to the limits  established  by such
Corporation),  the uninsured  deposits in which account are otherwise secured such that, as evidenced by an Opinion of Counsel  (obtained by the Person  requesting  that the account be held pursuant to this clause (i)) delivered to the Securities  Administrator prior to the establishment of such account, the Certificateholders  will have a claim with respect to the funds in such account and a perfected first priority  security  interest against any collateral
(which  shall be limited to  Permitted  Investments,  each of which shall  mature not later than the  Business  Day immediately  preceding the  Distribution  Date next  following  the date of  investment  in such  collateral or the
Distribution  Date  if  such  Permitted  Investment  is  an  obligation  of  the  institution  that  maintains  the
Distribution  Account)  securing such funds that is superior to claims of any other depositors or general creditors of the depository  institution with which such account is maintained,  (ii) a  segregated trust account or accounts maintained  with a federal or state chartered  depository  institution or trust company with trust powers acting in its fiduciary  capacity or (iii) a  segregated  account or accounts of a depository  institution  acceptable to the
Rating  Agencies (as evidenced in writing by the Rating  Agencies that use of any such account as the  Distribution
Account will not have an adverse effect on the then-current  ratings  assigned to the Classes of Certificates  then rated by the Rating Agencies).  Eligible Accounts may bear interest.

         EMC:  EMC Mortgage Corporation, and any successor thereto.

         EMC  Servicing  Agreement:  The  Servicing  Agreement,  dated as of January 1, 2006,  between Bear Stearns
Asset Backed Securities I LLC and EMC as attached hereto as Exhibit H-4.

         ERISA:  The Employee Retirement Income Security Act of 1974, as amended.

         Event of Default:  As defined in Section 8.01.

         EverHome:  EverHome Mortgage Company, and any successor thereto.

         EverHome  Servicing  Agreement:  The  Subservicing  Agreement,  dated as of August 1, 2002,  as amended by
Amendment No. 1, dated as of January 1, 2006, between EverHome and EMC, as attached hereto as Exhibit H-5.

         Excess Cashflow:  With respect to any  Distribution  Date, the sum of (i) Remaining Excess Spread for such
Distribution Date and (ii)  Overcollateralization  Release Amount for such Distribution  Date;  provided,  however, that the Excess Cashflow shall include  Principal Funds on and after the  Distribution  Date on which the aggregate
Certificate  Principal Balance of the Class I-1A-1,  Class I-1A-2,  Class I-M-1,  Class I-M-2,  Class I-B-1,  Class
I-B-2 and Class I-B-3  Certificates  has been reduced to zero (other than Principal Funds otherwise  distributed to the Holders of Class  I-1A-1,  Class I-1A-2,  Class I-M-1,  Class I-M-2,  Class I-B-1,  Class I-B-2 and Class I-B-3
Certificates on such Distribution Date).

         Excess  Liquidation  Proceeds:  To the extent  that such  amount is not  required by law to be paid to the related  Mortgagor,  the amount, if any, by which Liquidation  Proceeds with respect to a Liquidated  Mortgage Loan exceed the sum of (i) the  Outstanding  Principal  Balance of such Mortgage Loan and accrued but unpaid interest at the  related  Mortgage  Interest  Rate  through  the last day of the month in which the  related  Liquidation  Date occurs, plus (ii) related Liquidation Expenses.

         Excess Spread:  With respect to any Distribution  Date, the excess,  if any, of (i) the Interest Funds for such Distribution  Date over (ii) the sum of the Current Interest on the Group I Offered  Certificates and Interest
Carry Forward Amounts on the Class I-A Certificates, in each case on such Distribution Date.

         Exchange Act:  Securities Exchange Act of 1934, as amended.

         Exchange Act Reports:  Any reports  required to be filed pursuant to Sections 3.17,  3.18 and 3.23 of this
Agreement.

         Extra  Principal  Distribution  Amount:  With respect to any  Distribution  Date,  an amount  derived from
Excess Spread equal to the lesser of (i) the excess,  if any, of the  Overcollateralization  Target Amount for such
Distribution Date over the  Overcollateralization  Amount for such Distribution Date and (ii) the Excess Spread for such Distribution Date.

         Fannie Mae:  Federal National Mortgage Association and any successor thereto.

         FDIC:  Federal Deposit Insurance Corporation and any successor thereto.

         Final  Certification:  The  certification  substantially  in the form of  Exhibit Three  to the  Custodial
Agreement.

         Fiscal  Quarter:  December 1 through  the last day of  February,  March 1 through  May 31,  June 1 through
August 31, or September 1 through November 30, as applicable.

         Form 8-K Disclosure Information:  As defined in Section 3.18(a)(iii).

         Fractional  Undivided  Interest:  With  respect  to any  Class of  Certificates  (other  than the Class XP
Certificates),  the fractional  undivided  interest  evidenced by any  Certificate  of such Class the  numerator of which is the  Certificate  Principal  Balance of such  Certificate  and the denominator of which is the Certificate
Principal  Balance of such  Class.  With  respect to the Class XP  Certificates,  the  percentage  interest  stated
thereon.  With respect to the  Certificates  in the  aggregate,  the  fractional  undivided  interest  evidenced by
(i) the Residual  Certificates  will be deemed to equal 1.00% (in the aggregate),  (ii) the Class B-IO Certificates will be  deemed to equal  1.00%  and  (iii) a  Certificate  of any  other  Class will  be  deemed  to equal  98.00%
multiplied by a fraction,  the numerator of which is the Certificate  Principal Balance of such Certificate and the denominator of which is the aggregate  Certificate  Principal Balance of all the Certificates  other than the Class
B-IO Certificates.

         Freddie  Mac:  Freddie  Mac,  formerly  the Federal  Home Loan  Mortgage  Corporation,  and any  successor thereto.

         Global  Certificate:  Any Private  Certificate  registered  in the name of the  Depository or its nominee, beneficial  interests  in  which  are  reflected  on the  books  of the  Depository  or on the  books  of a  Person maintaining an account with such  Depository  (directly or as an indirect  participant in accordance with the rules of such depository).

         GMACM: GMAC Mortgage Corporation, and its successor in interest.

         GMACM Servicing Agreement:  The Servicing Agreement,  dated as of May 1, 2001, as amended by Amendment No.
1, dated as of October 1, 2001,  Amendment  No. 2,  dated as of July 31,  2002,  and  Amendment  No. 3, dated as of
December 20, 2005, between GMACM and EMC, attached hereto as Exhibit H-6.

         GreenPoint: GreenPoint Mortgage Funding, Inc., and its successor in interest.

         GreenPoint Servicing Agreement:  The Purchase,  Warranties and Servicing Agreement,  dated as of September
1, 2003, as amended by Amendment No. 1 to the Purchase,  Warranties  and Servicing  Agreement,  dated as of January
1, 2006, between GreenPoint and EMC, and each attached hereto as Exhibit H-7.

         Gross Margin:  As to each Mortgage Loan, the fixed  percentage set forth in the related  Mortgage Note and indicated  on the  Mortgage  Loan  Schedule  which  percentage  is added  to the  related  Index  on each  Interest
Adjustment  Date to  determine  (subject  to  rounding,  the minimum and  maximum  Mortgage  Interest  Rate and the
Periodic Rate Cap) the Mortgage Interest Rate until the next Interest Adjustment Date.

         Group I  Certificates:  The Group I Senior  Certificates,  the Group I  Subordinate  Certificates  and the
Group I Non-Offered Subordinate Certificates.

         Group I Mortgage  Loans:  The Mortgage  Loans  identified  as such on the Mortgage  Loan  Schedule and any
Subsequent Mortgage Loans added to Group I.

         Group I Non-Offered Subordinate Certificates: The Class I-B-3, Class I-XP and Class B-IO Certificates.

         Group I  Offered  Certificates:  The  Group I Senior  Certificates  and the  Group I  Offered  Subordinate
Certificates.

         Group I Offered  Subordinate  Certificates:  The Class  I-M-1,  Class  I-M-2,  Class I-B-1 and Class I-B-2
Certificates.

         Group I Senior Certificates: The Class I-A Certificates.

         Group I Significance  Estimate:  With respect to any  Distribution  Date, and in accordance with Item 1115 of Regulation AB, shall be an amount  determined  based on the reasonable  good-faith  estimate by the Depositor of the aggregate maximum probable exposure of the outstanding Group I Certificates to the related Cap Contract.

         Group I Significance  Percentage:  With respect to any Distribution Date, and in accordance with Item 1115 of Regulation AB, shall be an percentage  equal to the Significance  Estimate divided by the aggregate  outstanding
Certificate  Principal  Balance of the Group I Certificates,  prior to the  distribution  of the related  Principal
Distribution Amount on such Distribution Date.

         Group  I  Subordinate  Certificates:  The  Group  I  Offered  Subordinate  Certificates  and  the  Group I
Non-Offered Subordinate Certificates.

         Group II Certificates: The Group II Senior Certificates and the Group II Subordinate Certificates.

         Group II Mortgage Loans:  The Mortgage Loans identified as such on the Mortgage Loan Schedule.

         Group II  Non-Offered  Subordinate  Certificates:  The Class II-XP,  Class II-B-4,  Class II-B-5 and Class
II-B-6 Certificates.

         Group II Offered  Certificates:  The Group II Senior  Certificates  and the Group II  Offered  Subordinate
Certificates.

         Group II  Offered  Subordinate  Certificates:  The  Class  II-B-1,  Class  II-X-B1,  Class  II-B-2,  Class
II-X-B2, Class II-B-3 and Class II-X-B3 Certificates.

         Group II Senior  Certificates:  The Class II-1A-1,  Class II-1A-2,  Class  II-1A-3,  Class II-1X-1,  Class
II-1X-2,   Class  II-2A-1,  Class  II-2A-2,  Class  II-2X-1,  Class  II-3A-1,  Class  II-3A-2,  and  Class  II-3X-1
Certificates.

         Group II  Significance  Estimate:  With respect to any  Distribution  Date and each related Cap  Contract, and in  accordance  with  Item  1115 of  Regulation  AB,  shall be an  amount  determined  based on the  reasonable good-faith  estimate by the Depositor of the maximum  probable  exposure of each of the  outstanding  Class II-B-1,
Class II-B-2 and Class II-B-3 Certificates to the related Cap Contracts.

         Group II Significance  Percentage:  With respect to any  Distribution  Date and each related Cap Contract, and in  accordance  with Item 1115 of  Regulation  AB,  shall be an  percentage  equal to the related  Significance
Estimate  divided by the  outstanding  Certificate  Principal  Balance of the Class II-B-1,  Class II-B-2 and Class
II-B-3  Certificates,  as applicable,  prior to the distribution of the related  Principal  Distribution  Amount on such Distribution Date.

         Group II  Subordinate  Certificates:  The  Group II  Offered  Subordinate  Certificates  and the  Group II
Non-Offered Subordinate Certificates.

         Harbourside:  Savannah Bank, NA dba Harbourside Mortgage Corporation, and its successor in interest.

         Harbourside Servicing Agreement:  The Purchase,  Warranties and Servicing Agreement,  dated as of April 1,
2005, as amended by Amendment No. 1, dated as of January 31, 2006,  between  Harbourside  and EMC,  attached hereto as Exhibit H-8.

         Holder:  The Person in whose name a Certificate is registered in the  Certificate  Register,  except that, subject to  Sections  11.02(b)  and  11.05(e),  solely  for the  purpose of giving  any  consent  pursuant  to this
Agreement,  any  Certificate  registered  in the  name  of the  Depositor,  the  Master  Servicer,  the  Securities
Administrator  or the Trustee or any Affiliate  thereof shall be deemed not to be  outstanding  and the  Fractional
Undivided  Interest  evidenced  thereby  shall not be taken  into  account in  determining  whether  the  requisite percentage of Fractional Undivided Interests necessary to effect any such consent has been obtained.

         HomeBanc:  HomeBanc Mortgage Corporation, and its successor in interest.

         HomeBanc Servicing Agreement:  The Purchase,  Warranties and Servicing  Agreement,  dated as of January 1,
2004, as amended by the Amended and Restated  Amendment  Number 1, dated as of January 27, 2006,  between  HomeBanc and EMC, attached hereto as Exhibit H-9.

         HSBC: HSBC Mortgage Corporation (USA), and its successor in interest.

         HSBC Servicing Agreement:  The Amended and Restated Purchase,  Warranties and Servicing  Agreement,  dated as of  September  1, 2005,  as amended by  Amendment  Reg AB,  dated as of November 7, 2005,  between HSBC and EMC, attached hereto as Exhibit H-10.

         Indemnified  Persons:  The Trustee,  the Master Servicer,  the Custodian and the Securities  Administrator
and their officers,  directors,  agents and employees and, with respect to the Trustee, any separate co-trustee and its officers, directors, agents and employees.

         Index:  The index,  if any,  specified  in a Mortgage  Note by  reference  to which the  related  Mortgage
Interest Rate will be adjusted from time to time.

         Individual  Certificate:  Any  Private  Certificate  registered  in the name of the Holder  other than the
Depository or its nominee.

         IndyMac:  IndyMac Bank, F.S.B., and its successor in interest.

         IndyMac  Servicing  Agreement:  The Master  Purchase,  Warranties  and  Servicing  Agreement,  dated as of
August 1, 2001, between IndyMac and EMC, attached hereto as Exhibit H-11.

         Initial  Certification:  The  certification  substantially  in the form of  Exhibit One  to the  Custodial
Agreement.

         Initial  Coverage  Account:  The account or sub-account  established  and  maintained  pursuant to Section
4.10(a) and which shall be an Eligible Account or a sub-account of an Eligible Account.

         Interest  Coverage  Amount:  The amount to be paid by the Depositor to the Paying Agent for deposit in the
Interest Coverage Account on the Closing Date pursuant to Section 4.10, which amount is $250,951.15.

         Initial  Mortgage  Loan:  A Mortgage  Loan  transferred  and  assigned to the Trustee on the Closing  Date pursuant to Section 2.01 and held as part of the Trust, as identified in the applicable Mortgage Loan Schedule.

         Institutional  Accredited  Investor:  Any Person meeting the  requirements of Rule 501(a)(l),  (2), (3) or
(7) of  Regulation  D under the  Securities  Act or any entity all of the equity  holders in which come within such paragraphs.

         Insurance  Policy:  With respect to any  Mortgage  Loan,  any  standard  hazard  insurance  policy,  flood insurance policy or title insurance policy.

         Insurance  Proceeds:  Amounts paid by the insurer  under any Insurance  Policy  covering any Mortgage Loan or Mortgaged  Property other than amounts required to be paid over to the Mortgagor  pursuant to law or the related
Mortgage Note or Security  Instrument  and other than amounts used to repair or restore the  Mortgaged  Property or to reimburse  insured  expenses,  including the related  Servicer's costs and expenses  incurred in connection with presenting claims under the related Insurance Policies.

         Interest  Accrual  Period:   With  respect  to  each  Distribution   Date,  for  each  Class of  Group  II
Certificates  (other than the Class  II-B-1,  Class  II-B-2 and Class  II-B-3  Certificates),  the  calendar  month preceding  the  month in which  such  Distribution  Date  occurs.  The  Interest  Accrual  Period  for the  Group I
Certificates,  the Class I-B-3 Certificates and the Class II-B-1,  Class II-B-2 and Class II-B-3  Certificates will be the period from and including the  preceding  Distribution  Date (or from and including the Closing Date, in the case of the first Distribution Date) to and including the day prior to the current Distribution Date.

         Interest  Adjustment  Date:  With respect to a Mortgage Loan,  the date, if any,  specified in the related
Mortgage Note on which the Mortgage Interest Rate is subject to adjustment.

         Interest  Carryforward  Amount: As of the first  Distribution Date and with respect to each Class of Group
I Offered  Certificates,  zero, and for each  Distribution  Date  thereafter,  the sum of (i) the excess of (a) the
Current Interest for such Class with respect to prior Distribution  Dates over (b) the amount actually  distributed to such Class of Group I Certificates with respect to interest on or after such prior  Distribution  Dates and (ii)
interest  thereon (to the extent  permitted by applicable law) at the applicable  Pass-Through  Rate for such Class for the related Interest Accrual Period including the Interest Accrual Period relating to such Distribution Date.

         Interest Funds: For any Distribution Date and Loan Group I, (i) the sum, without  duplication,  of (a) all scheduled  interest  collected in respect to the related Group I Mortgage  Loans during the related Due Period less the related  Servicing  Fee, (b) all Monthly  Advances  relating to interest  with  respect to the related  Group I
Mortgage  Loans remitted by the related  Servicer or Master  Servicer,  as  applicable,  on or prior to the related
Distribution  Account  Deposit Date, (c) all  Compensating  Interest  Payments with respect to the Group I Mortgage
Loans and  required to be remitted  by the Master  Servicer  pursuant  to this  Agreement  or the related  Servicer pursuant to the related Servicing  Agreement with respect to such Distribution Date, (d) Liquidation  Proceeds with respect to the related Group I Mortgage Loans collected  during the related  Prepayment  Period (or, in the case of
Subsequent  Recoveries,  during  the  related  Due  Period),  to the extent  such  Liquidation  Proceeds  relate to interest,  (e) all amounts  relating to interest with respect to each related  Group I Mortgage  Loan  purchased by
EMC  pursuant  to  Sections  2.02 and 2.03 or by the  Depositor  pursuant  to Section  3.21  during the related Due
Period,  (f) all amounts in respect of interest  paid by EMC pursuant to Section  10.01 in respect to Loan Group I, in each case to the extent remitted by EMC or its designee,  as applicable,  to the  Distribution  Account pursuant to this  Agreement,  (g) the  interest  proceeds  received  from the exercise of an optional  termination,  (e) any amount  withdrawn from the Pre-funding  Reserve Account  pursuant to Section  4.09(c)(iii) in respect of Loan Group
I, minus (ii) all amounts  required to be  reimbursed  pursuant to Sections 4.01 and 4.05 or as otherwise set forth in this Agreement and allocated to Loan Group I.

         Interest  Shortfall:  With  respect  to any  Distribution  Date and each  Mortgage  Loan that  during  the related  Prepayment Period was the subject of a Principal  Prepayment or constitutes a Relief Act Mortgage Loan, an amount determined as follows:

         (a)               Partial  Principal  Prepayments  received  during the relevant  Prepayment  Period:  The difference  between  (i) one  month's  interest at the  applicable  Net Rate on the amount of such  prepayment  and
(ii) the  amount of interest for the  calendar  month of such  prepayment  (adjusted  to the  applicable  Net Rate)
received at the time of such prepayment;

         (b)      Principal  Prepayments in full received  during the relevant  Prepayment  Period:  The difference between (i) one month's interest at the applicable Net Rate on the Stated  Principal  Balance of such Mortgage Loan immediately  prior to such  prepayment and (ii) the  amount of interest for the calendar  month of such  prepayment
(adjusted to the applicable Net Rate) received at the time of such prepayment; and

         (c)      Relief Act  Mortgage  Loans:  As to any  Relief Act  Mortgage  Loan,  the excess of (i) 30  days'
interest (or, in the case of a principal  prepayment  in full,  interest to the date of  prepayment)  on the Stated
Principal  Balance  thereof (or, in the case of a principal  prepayment  in part,  on the amount so prepaid) at the related Net Rate over (ii) 30 days'  interest (or, in the case of a principal  prepayment in full,  interest to the date of prepayment)  on such Stated  Principal  Balance (or, in the case of a Principal  Prepayment in part, on the amount so prepaid) at the annual  interest rate required to be paid by the Mortgagor as limited by  application  of the Relief Act.

         Interim  Certification:  The  certification  substantially  in the form of  Exhibit Two  to the  Custodial
Agreement.

         Investment Letter: The letter to be furnished by each  Institutional  Accredited  Investor which purchases any of the  Private  Certificates  in  connection  with  such  purchase,  substantially  in the form  set  forth as
Exhibit F-1 hereto.

         Lender-Paid PMI Policy:  Any lender-paid primary mortgage insurance policy.

         Lender-Paid  PMI Rate:  With  respect to each  Mortgage  Loan  covered by a  Lender-Paid  PMI policy,  the premium to be paid by the applicable  Servicer out of interest  collections on the related Mortgage Loan, as stated
in the Mortgage Loan Schedule.

         LIBOR  Business Day: Any day other than a Saturday or a Sunday or a day on which banking  institutions  in the city of London, England are required or authorized by law to be closed.

         LIBOR  Determination  Date: With respect to each Class of Offered  Certificates and for the first Interest
Accrual  Period,  January 27, 2006.  With respect to each Class of Offered  Certificates  and any Interest  Accrual
Period thereafter, the second LIBOR Business Day preceding the commencement of such Interest Accrual Period.
         Liquidated  Mortgage  Loan:  Any defaulted  Mortgage Loan as to which the Servicer or the Master  Servicer has  determined  that all  amounts  it  expects to  recover  from or on  account  of such  Mortgage  Loan have been recovered.

         Liquidation  Date:  With respect to any Liquidated  Mortgage  Loan, the date on which the Master  Servicer or the Servicer has certified that such Mortgage Loan has become a Liquidated Mortgage Loan.

         Liquidation  Expenses:  With respect to a Mortgage  Loan in  liquidation,  unreimbursed  expenses  paid or incurred by or for the account of the Master  Servicer or the Servicer in connection  with the  liquidation of such
Mortgage Loan and the related mortgage property,  such expenses  including (a) property  protection  expenses,  (b)
property sales  expenses,  (c) foreclosure and sale costs,  including court costs and reasonable  attorneys'  fees, and (d) similar expenses reasonably paid or incurred in connection with liquidation.

         Liquidation  Proceeds:  Amounts received in connection with the liquidation of a defaulted  Mortgage Loan, whether through  trustee's sale,  foreclosure  sale,  Insurance  Proceeds,  condemnation  proceeds or otherwise and
Subsequent Recoveries.

         Loan Group:  Loan Group I or Loan Group II, as applicable.

         Loan Group I: The Mortgage Loans identified as such on the Mortgage Loan Schedule.

         Loan Group II: Sub-Loan Group II-1, Sub-Loan Group II-2 and Sub-Loan Group II-3.

         Loan-to-Value  Ratio:  With respect to any Mortgage  Loan,  the fraction,  expressed as a percentage,  the numerator of which is the original  principal  balance of the related Mortgage Loan and the denominator of which is the Original Value of the related Mortgaged Property.

         Loss Allocation Limitation:  The meaning specified in Section 6.04(c) hereof.

         Loss  Severity  Percentage:  With  respect  to any  Distribution  Date,  the  percentage  equivalent  of a fraction,  the numerator of which is the amount of Realized  Losses incurred on a Mortgage Loan and the denominator of which is the Stated  Principal  Balance of such  Mortgage  Loan  immediately  prior to the  liquidation  of such
Mortgage Loan.

         Lost Notes:  The original Mortgage Notes that have been lost, as indicated on the Mortgage Loan Schedule.

         Margin:  With respect to any  Distribution  Date on or prior to the first  possible  Optional  Termination
Date with respect to the Group I Mortgage Loans and (i) with respect to the Class I-1A-1  Certificates,  0.240% per annum,  (ii) with  respect to the Class  I-1A-2  Certificates,  0.320% per annum,  (iii) with  respect to the Class
I-M-1  Certificates,  0.500% per annum,  (iv) with respect to the Class I-M-2  Certificates,  0.750% per annum, (v)
with respect to the Class I-B-1  Certificates,  1.50% per annum, (vi) with respect to the Class I-B-2 Certificates,
2.15% per annum, and (vii) with respect to the Class I-B-3  Certificates,  2.15% per annum; and with respect to any
Distribution  Date after the first  possible  Optional  Termination  Date and (i) with  respect to the Class I-1A-1
Certificates,  0.480% per annum, (ii) with respect to the Class I-1A-2  Certificates,  0.640% per annum, (iii) with respect to the Class I-M-1  Certificates,  0.750% per annum,  (iv) with  respect to the Class  I-M-2  Certificates,
1.125% per annum,  (v) with  respect to the Class I-B-1  Certificates,  2.250% per annum,  (vi) with respect to the
Class I-B-2  Certificates,  3.225% per annum,  and (vii) with respect to the Class I-B-3  Certificates,  3.255% per annum; and with respect to any Distribution  Date after the first possible  Optional  Termination Date and (i) with respect to the Class II-B-1 Certificates,  0.750% per annum, (ii) the Class II-B-2  Certificates,  1.125% per annum and (iii) the Class II-B-3 Certificates, 2.250% per annum..

         Marker  Rate:  With respect to the Class B-IO  Certificates  or REMIC IV Regular  Interest  B-IO-I and any
Distribution  Date, in relation to the REMIC II Regular  Interests LT1, LT2, LT3 and LT4, a per annum rate equal to two (2) times the  weighted  average  of the  Uncertificated  REMIC II  Pass-Through  Rates  for  REMIC II  Regular
Interest LT2 and REMIC II Regular Interest LT3.

         Master Servicer:  As of the Closing Date, Wells Fargo Bank,  National  Association  and,  thereafter,  its respective successors in interest that meet the qualifications of the Servicing Agreements and this Agreement.

         Master Servicer Information:  As defined in Section 3.18(c).

         Master Servicing Compensation:  The meaning specified in Section 3.14.

         Material Defect:  The meaning specified in Section 2.02(a).

         Maximum  Lifetime  Mortgage  Rate:  The  maximum  level to which a  Mortgage  Interest  Rate can adjust in accordance with its terms, regardless of changes in the applicable Index.

         Mellon Trust:  Mellon Trust of New England, National Association, and its successor in interest.

         Mellon  Trust  Servicing  Agreements:  Each  of (i) the  Mortgage  Loan  Sale,  Warranties  and  Servicing
Agreement,  dated as of August 1, 1998,  as amended by Amendment No. 1 to the Mortgage  Loan Sale,  Warranties  and
Servicing  Agreement,  dated as of January 1, 2006,  between  Mellon Trust and EMC,  (ii) the  Mortgage  Loan Sale,
Warranties  and  Servicing  Agreement,  dated as of February 1, 1999, as amended by Amendment No. 1 to the Mortgage
Loan Sale,  Warranties  and Servicing  Agreement,  dated as of January 1, 2006,  between Mellon Trust and EMC, each attached hereto as Exhibit H-12.

         MERS:  Mortgage  Electronic  Registration  Systems,  Inc., a corporation  organized and existing under the laws of the State of Delaware, or any successor thereto.

         MERS® System:  The system of recording transfers of Mortgage Loans electronically maintained by MERS.

         MIN:  The Mortgage Identification Number for Mortgage Loans registered with MERS on the MERS® System.

         Minimum  Lifetime  Mortgage  Rate:  The  minimum  level to which a  Mortgage  Interest  Rate can adjust in accordance with its terms, regardless of changes in the applicable Index.

         MOM Loan:  With respect to any Mortgage Loan,  MERS acting as the mortgagee of such Mortgage Loan,  solely as nominee for the originator of such Mortgage Loan and its successors and assigns, at the origination thereof.

         Monthly  Advance:  An advance of  principal  or interest  required to be made by the  applicable  Servicer pursuant to the related Servicing Agreement or the Master Servicer pursuant to Section 6.08.

         Monthly Statement:  The statement delivered to the Certificateholders pursuant to Section 6.07.

         Monthly  Delinquency  Percentage:  With respect to a Distribution  Date,  the  percentage  equivalent of a fraction,  the numerator of which is the aggregate Stated Principal  Balance of the Group I Mortgage Loans that are
60 days or more  Delinquent or are in bankruptcy or foreclosure or are REO  Properties for such  Distribution  Date and the  denominator  of which is the  aggregate  Stated  Principal  Balance  of Group I  Mortgage  Loans  for such
Distribution Date.

         Moody's:  Moody's Investors Service, Inc. or its successor in interest.

         Mortgage:  The mortgage,  deed of trust or other  instrument  creating a first  priority lien on an estate in fee simple or leasehold interest in real property securing a Mortgage Loan.

         Mortgage  File:  The mortgage  documents  listed in  Section 2.01(b)  pertaining to a particular  Mortgage
Loan and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

         Mortgage  Interest  Rate:  The annual rate at which  interest  accrues  from time to time on any  Mortgage
Loan pursuant to the related  Mortgage  Note,  which rate is initially  equal to the "Mortgage  Interest  Rate" set forth with respect thereto on the Mortgage Loan Schedule.

         Mortgage  Loan:  A mortgage  loan  transferred  and  assigned  to the Trustee  pursuant  to  Section 2.01,
Section 2.04  or Section 2.07 and held as a part of the Trust Fund,  as  identified  in the Mortgage  Loan Schedule
(which shall  include,  without  limitation,  with respect to each  Mortgage  Loan,  each  related  Mortgage  Note,
Mortgage and Mortgage File and all rights  appertaining  thereto),  including a mortgage loan the property securing which has become an REO Property.

         Mortgage Loan Purchase  Agreement:  The Mortgage Loan Purchase  Agreement  dated as of  January 31,  2006, between EMC, as seller,  and Bear Stearns Asset Backed Securities I LLC, as purchaser,  and all amendments  thereof and supplements thereto, attached as Exhibit J.

         Mortgage Loan Schedule:  The schedule,  attached hereto as Exhibit B with respect to the Initial  Mortgage
Loans, and the schedule  attached as Exhibit 1 to the related  Subsequent  Transfer  Instrument with respect to the related  Subsequent  Mortgage Loans, each as amended from time to time to reflect the repurchase or substitution of
Mortgage  Loans or the addition of  Subsequent  Mortgage  Loans  pursuant to this  Agreement,  or the Mortgage Loan
Purchase Agreement or the Subsequent Mortgage Loan Purchase Agreement, as the case may be.

         Mortgage Note: The originally  executed note or other evidence of the  indebtedness  of a Mortgagor  under the related Mortgage Loan.

         Mortgaged  Property:  Land and  improvements  securing the  indebtedness  of a Mortgagor under the related
Mortgage Loan or, in the case of REO Property, such REO Property.

         Mortgagor:  The obligor on a Mortgage Note.

         Net Interest Shortfall:  With respect to any Distribution Date, the Interest  Shortfall,  if any, for such
Distribution Date net of Compensating Interest Payments made with respect to such Distribution Date.

         Net  Liquidation   Proceeds:   As  to  any  Liquidated   Mortgage  Loan,   Liquidation   Proceeds  net  of
(i) Liquidation  Expenses which are payable therefrom to the Servicer or the Master Servicer in accordance with the
Servicing  Agreement or this Agreement and  (ii) unreimbursed  advances by the Servicer or the Master  Servicer and
Monthly Advances.

         Net Rate:  With respect to each  Mortgage  Loan,  the Mortgage  Interest  Rate in effect from time to time less the sum of (1) the  Servicing  Fee Rate and (2) the Lender Paid PMI Rate,  if any,  attributable  thereto,  in each case expressed as a per annum rate.

         Net Rate Cap: For any  Distribution  Date and the Group I  Certificates,  the weighted  average of the Net
Rates of the Group I Mortgage  Loans as of the  beginning  of the related Due Period,  weighted on the basis of the
Stated Principal  Balances thereof as of the preceding  Distribution  Date; for any Distribution Date and the Class
II-B-1,  Class II-B-2 and Class II-B-3  Certificates,  the weighted average of the weighted average net rate of the mortgage  loans in each  Sub-Loan  Group in Loan Group II weighted  in  proportion  to the excess of the  aggregate stated  principal  balance of each such Sub-Loan  Group over the  aggregate  Certificate  Principal  Balance of the
Senior  Certificates  related to such Sub-Loan Groups, in each case as adjusted to an effective rate reflecting the accrual of interest on the basis of a 360-day year and the actual  number of days  elapsed in the related  Interest
Accrual  Period  For  federal  income  tax  purposes,  the Net Rate Cap with  respect  to the  Group I  Subordinate
Certificates is equal to the Uncertificated REMIC II Regular Interests LT1 and LT2.

         NIM Issuer:  The entity established as the issuer of the NIM Securities.

         NIM  Securities:  Any debt  securities  secured or  otherwise  backed by some or all of the  Certificates, including the Class R-X Certificate.

         NIM Trustee:  The trustee for the NIM Securities.

         Non-Offered Subordinate  Certificates:  The Group I Non-Offered Subordinate  Certificates and the Group II
Non-Offered Subordinate Certificates.

         Nonrecoverable  Advance:  Any advance or Monthly  Advance  (i) which was previously made or is proposed to be made by the Master  Servicer,  the Trustee (in its capacity as  successor  Master  Servicer)  or the  applicable
Servicer  and  (ii) which,  in the good faith  judgment of the Master  Servicer,  the  Trustee,  in its capacity as successor  Master Servicer or the applicable  Servicer,  will not or, in the case of a proposed  advance or Monthly
Advance,  would not, be ultimately  recoverable by the Master Servicer,  the Trustee (as successor Master Servicer)
or the applicable  Servicer from Liquidation  Proceeds,  Insurance Proceeds or future payments on the Mortgage Loan for which such advance or Monthly Advance was made or is proposed to be made.

         Notional  Amount:  The Notional  Amount of (i) the Class  II-1X-1  Certificates  immediately  prior to any
Distribution Date is equal to the Certificate Principal Balance of the Class II-1A-1  Certificates,  (ii) the Class
II-1X-2  Certificates  immediately prior to any Distribution Date is equal to the Certificate  Principal Balance of the Class II-1A-2  Certificates  and the Class II-1A-3  Certificates  (in the  aggregate),  (iii) the Class II-2X-1
Certificates  immediately  prior to any  Distribution  Date is equal to the  Certificate  Principal  Balance of the
Class  II-2A-1  Certificates  and the  Class  II-2A-2  Certificates  (in the  aggregate),  (iv) the  Class  II-3X-1
Certificates  is equal to the  Certificate  Principal  Balance  of the  Class  II-3A-1  Certificates  and the Class
II-3A-2  Certificates  (in  the  aggregate),   (iv)  the  Class  II-X-B1  Certificates  immediately  prior  to  any
Distribution  Date is equal to the Certificate  Principal Balance of the Class II-B-1  Certificates,  (v) the Class
II-X-B2  Certificates  immediately prior to any Distribution Date is equal to the Certificate  Principal Balance of the Class II-B-2 Certificates,  (vi) the Class II-X-B3  Certificates  immediately prior to any Distribution Date is equal  to  the  Certificate  Principal  Balance  of the  Class  II-B-3  Certificates,  and  (vii)  the  Class  B-IO
Certificates  immediately prior to any Distribution Date is equal to the aggregate of the Uncertificated  Principal
Balances of the REMIC II Regular Interests.

         Offered Certificates:  The Group I Offered Certificates and the Group II Offered Certificates.

         Offered Subordinate  Certificates:  The Group I Offered Subordinate  Certificates and the Group II Offered
Subordinate Certificates.

         Officer's  Certificate:  A  certificate  signed by the  Chairman  of the Board,  the Vice  Chairman of the
Board,  the President or a Vice  President or Assistant Vice  President or other  authorized  officer of the Master
Servicer,  the Seller, any Servicer or the Depositor,  as applicable,  and delivered to the Trustee, as required by this Agreement.

         One-Month  LIBOR:  With respect to any Interest  Accrual  Period,  the rate  determined by the  Securities
Administrator  on the related LIBOR  Determination  Date on the basis of the rate for U.S.  dollar deposits for one month that appears on Telerate Screen Page 3750 as of 11:00 a.m.  (London time) on such LIBOR  Determination  Date;
provided that the parties hereto  acknowledge  that One-Month LIBOR for the first Interest Accrual Period shall the rate  determined  by the  Securities  Administrator  two Business Days prior to the Closing Date. If such rate does not appear on such page (or such other page as may  replace  that page on that  service,  or if such  service is no longer  offered,  such other  service for  displaying  One-Month  LIBOR or  comparable  rates as may be  reasonably selected by the Securities  Administrator),  One-Month LIBOR for the applicable Interest Accrual Period will be the
Reference Bank Rate. If no such  quotations can be obtained by the Securities  Administrator  and no Reference Bank
Rate is available, One-Month LIBOR will be One-Month LIBOR applicable to the preceding Interest Accrual Period.

         Opinion of  Counsel:  A written  opinion of  counsel  who is or are  acceptable  to the  Trustee  and who, unless required to be Independent (an "Opinion of Independent  Counsel"),  may be internal counsel for the Company, the Master Servicer or the Depositor.

         Optional  Termination  Date:  With respect to (i) the Group I Mortgage  Loans,  the  Distribution  Date on
which the  aggregate  Stated  Principal  Balance of the Group I  Mortgage  Loans is less than 20% of the sum of (A)
the Cut-off  Date Balance and (B) the  Pre-funded  Amounts of the Loan Group I as of the Closing Date and (ii) with respect to the Group II Mortgage Loans,  the Distribution  Date on which the aggregate Stated Principal  Balance of the Group II Mortgage Loans is less than 10% of the Cut-off Date Balance.

         Original  Group  II  Subordinate  Principal  Balance:  The  sum of  the  aggregate  Certificate  Principal
Balances of each Class of Group II Subordinate Certificates as of the Closing Date.

         Original  Value:  The lesser of (i) the  Appraised  Value or (ii) the sales price of a Mortgaged  Property at the  time of  origination  of a  Mortgage  Loan,  except  in  instances  where  either  clauses  (i) or  (ii) is unavailable,  the  other  may be used  to  determine  the  Original  Value,  or if both  clauses  (i) and  (ii) are unavailable, Original Value may be determined from other sources reasonably acceptable to the Depositor.

         Outstanding  Mortgage Loan:  With respect to any Due Date, a Mortgage Loan which,  prior to such Due Date, was not the  subject of a Principal  Prepayment  in full,  did not become a  Liquidated  Mortgage  Loan and was not purchased or replaced.

         Outstanding  Principal Balance:  As of the time of any determination,  the principal balance of a Mortgage
Loan  remaining to be paid by the  Mortgagor,  or, in the case of an REO  Property,  the  principal  balance of the related  Mortgage  Loan  remaining to be paid by the  Mortgagor at the time such property was acquired by the Trust
Fund less any Net Liquidation Proceeds with respect thereto to the extent applied to principal.

         Overcollateralization  Amount:  With  respect to any  Distribution  Date,  the excess,  if any, of (a) the aggregate  Stated  Principal  Balance  of the  Group I  Mortgage  Loans  for such  Distribution  Date  over (b) the aggregate  Certificate  Principal Balance of the Group I Offered  Certificates and the Class I-B-3  Certificates on
such  Distribution  Date  (after  taking  into  account the  payment of  principal  other than any Extra  Principal
Distribution Amount on such Certificates).

         Overcollateralization  Release  Amount:  With  respect to any  Distribution  Date is the lesser of (x) the sum of the  amounts  described  in  clauses  (1)  through  (5)  in the  definition  of  Principal  Funds  for  such
Distribution  Date and (y) the excess, if any, of (i) the  Overcollateralization  Amount for such Distribution Date
(assuming  that 100% of such  Principal  Funds is applied as a principal  payment on such  Distribution  Date) over
(ii) the  Overcollateralization  Target Amount for such  Distribution  Date (with the amount pursuant to clause (y)
deemed  to be $0 if the  Overcollateralization  Amount is less  than or equal to the  Overcollateralization  Target
Amount on that Distribution Date).

         Overcollateralization  Target  Amount:  With  respect to any  Distribution  Date (a) prior to the Stepdown
Date,  1.20% of the aggregate  Stated  Principal  Balance of the Group I Mortgage Loans as of the Cut-off Date, (b)
on or after the Stepdown Date and if a Trigger  Event is not in effect,  the greater of (i) the lesser of (1) 1.20%
of the aggregate  Stated  Principal  Balance of the Group I Mortgage  Loans as of the Cut-off Date and (2) 2.40% of
the then current  aggregate Stated  Principal  Balance of the Group I Mortgage Loans as of such  Distribution  Date and  (ii)  $4,162,898  and  (c)  on  or  after  the  Stepdown  Date  and  if a  Trigger  Event  is in  effect,  the
Overcollateralization Target Amount for the immediately preceding Distribution Date.

         Party  Participating in the Servicing  Function:  Any Person  performing any of the  responsibilities  set forth in Exhibit K.

         Pass-Through  Rate: As to each  Class of  Certificates,  the rate of interest  determined as provided with respect  thereto in  Section 5.01(c).  Any  monthly  calculation  of  interest at a stated rate shall be based upon annual interest at such rate divided by twelve.

         Paying Agent:  The Securities  Administrator,  or its successor in interest,  or any successor  securities administrator appointed as herein provided.

         Periodic Rate Cap:  With respect to each Mortgage  Loan,  the maximum  adjustment  that can be made to the
Mortgage  Interest Rate on each Interest  Adjustment  Date in accordance  with its terms,  regardless of changes in the applicable Index.

         Permitted  Investments:  Any one or more of the following  obligations  or securities  held in the name of the Securities Administrator for the benefit of the Certificateholders:

                  (i)      direct   obligations  of,  and  obligations  the  timely  payment  of  which  are  fully guaranteed  by the United  States of America or any agency or  instrumentality  of the United States of America the obligations of which are backed by the full faith and credit of the United States of America;

                  (ii)     (a) demand  or time  deposits,  federal  funds or  bankers'  acceptances  issued  by any depository  institution or trust company  incorporated  under the laws of the United States of America or any state thereof  (including the Trustee,  Securities  Administrator or the Master Servicer or its Affiliates  acting in its commercial  banking  capacity)  and  subject to  supervision  and  examination  by  federal  and/or  state  banking authorities,  provided that the commercial  paper and/or the short-term debt rating and/or the long-term  unsecured debt  obligations of such  depository  institution  or trust company at the time of such  investment or contractual commitment  providing for such investment  have the Applicable  Credit Rating or better from each Rating Agency and
(b) any other  demand or time  deposit or  certificate  of deposit  that is fully  insured by the  Federal  Deposit
Insurance Corporation;

                  (iii)    repurchase  obligations  with respect to (a) any security  described in clause (i) above or (b) any other  security  issued or guaranteed by an agency or  instrumentality  of the United States of America, the  obligations  of which are backed by the full faith and credit of the United States of America,  in either case entered into with a depository  institution  or trust  company  (acting as principal)  described in clause  (ii)(a)
above where the Securities Administrator holds the security in the name of the Trustee therefor;

                  (iv)     securities  bearing interest or sold at a discount issued by any corporation  (including the Trustee,  Securities  Administrator  or the Master Servicer or its Affiliates)  incorporated  under the laws of the United  States of America or any state  thereof  that have the  Applicable  Credit  Rating or better  from each
Rating Agency at the time of such investment or contractual  commitment  providing for such  investment;  provided, however,  that  securities  issued by any particular  corporation  will not be Permitted  Investments to the extent that  investments  therein  will  cause  the  then  outstanding  principal  amount  of  securities  issued  by such corporation  and held as part of the Trust to exceed 10% of the  aggregate  Outstanding  Principal  Balances of all the Mortgage Loans and Permitted Investments held as part of the Trust;

                  (v)      commercial  paper  (including  both   non-interest-bearing   discount   obligations  and
interest-bearing  obligations  payable  on demand or on a  specified  date not more than one year after the date of issuance  thereof)  having the  Applicable  Credit  Rating or better  from each  Rating  Agency at the time of such investment;

                  (vi)     a Reinvestment  Agreement issued by any bank,  insurance company or other corporation or entity;

                  (vii)    any other demand,  money market or time deposit,  obligation,  security or investment as may be  acceptable  to each Rating  Agency as  evidenced  in writing by each  Rating  Agency to the Trustee and the
Securities Administrator; and

                  (viii)   interests  in any money market fund  (including  any such fund managed or advised by the
Trustee,  the  Securities  Administrator  or the Master  Servicer or any  affiliate  thereof)  which at the date of acquisition  of the  interests in such fund and  throughout  the time such  interests are held in such fund has the highest  applicable  short term rating by each  Rating  Agency  rating such funds or such lower  rating as will not result in the  downgrading  or withdrawal of the ratings then assigned to the  Certificates  by each Rating Agency, as evidenced in writing;  provided,  however,  that no  instrument or security  shall be a Permitted  Investment if such  instrument or security  evidences a right to receive only interest  payments with respect to the  obligations underlying  such  instrument or if such security  provides for payment of both  principal and interest with a yield to maturity in excess of 120% of the yield to maturity at par or if such  instrument  or security is purchased at a price greater than par.

         Permitted  Transferee:   Any  Person  other  than  a  Disqualified  Organization  or  an  "electing  large partnership" (as defined by Section 775 of the Code).

         Person:  Any  individual,   corporation,   partnership,  joint  venture,  association,  limited  liability company,  joint-stock  company,  trust,  unincorporated  organization  or  government  or any  agency or  political subdivision thereof.

         PHH:  PHH  Mortgage  Corporation  (formerly  known as Cendant  Mortgage  Corporation),  and any  successor thereto.

         PHH Servicing  Agreement:  The Master Seller's Warranties and Servicing  Agreement,  dated as of April 26,
2001, among PHH, Bishop's Gate Residential Mortgage Trust and EMC, as attached hereto as Exhibit H-13.

         Physical Certificates:  The Residual Certificates and the Private Certificates.

         Plan:  The meaning specified in Section 5.07(a).

         Pre-funded  Amount:  The  amount  to be  paid  by the  Seller  to the  Paying  Agent  for  deposit  in the
Pre-Funding  Account on the  Closing  Date with  respect  to the  Mortgage  Loans in Loan Group I, which  amount is
$17,935,853.

         Pre-funded  Amount:  The account or sub-account  established  and maintained  pursuant to Section 4.09 (a)
and which shall be an Eligible Account or a sub-account of an Eligible Account.

         Pre-funded  Period:  The period  from the  Closing  Date until the  earliest  of (i) the date on which the amount on deposit in the  Pre-Funding  Account  (exclusive of  investment  income) is reduced to zero or (ii) April
17, 2006.

         Pre-funding  Reserve Account:  The account or sub-account  established and maintained  pursuant to Section
4.09(d) and which shall be an Eligible Account or a sub-account of an Eligible Account.

         Prepayment  Charge:  With  respect  to any  Mortgage  Loan,  the  charges  or  premiums,  if  any,  due in connection  with a full or partial  prepayment  of such  Mortgage  Loan in  accordance  with the terms  thereof and described in the Mortgage Loan Schedule.

         Prepayment  Charge  Loan:  Any Mortgage  Loan for which a  Prepayment  Charge may be assessed and to which such Prepayment Charge the related Class XP Certificates are entitled, as indicated on the Mortgage Loan Schedule.

         Prepayment  Interest  Shortfall:  With respect to any  Distribution  Date, for each Mortgage Loan that was the subject of a partial  Principal  Prepayment  or a Principal  Prepayment  in full during the related  Prepayment
Period (other than a Principal  Prepayment in full  resulting from the purchase of a Group I Mortgage Loan pursuant to Section  2.02,  2.03,  3.21 or 10.01  hereof),  the amount,  if any,  by which (i) one  month's  interest at the applicable  Net Rate on the  Stated  Principal  Balance of such Group I  Mortgage  Loan  immediately  prior to such prepayment  or in the case of a partial  Principal  Prepayment  on the amount of such  prepayment  exceeds (ii) the amount of  interest  paid or  collected  in  connection  with  such  Principal  Prepayment  less the sum of (a) any
Prepayment Charges and (b) the related Servicing Fee.

         Prepayment  Period:  With respect to any  Distribution  Date and the Mortgage  Loans  serviced by EMC, the period from the sixteenth day of the calendar month  preceding the calendar month in which such  Distribution  Date occurs  through the close of business on the fifteenth day of the calendar  month in which such  Distribution  Date occurs.  With respect to any  Distribution  Date and all other Mortgage  Loans,  the period that is provided in the related Servicing Agreement.

         Primary Mortgage  Insurance Policy:  Any primary mortgage  guaranty  insurance policy issued in connection with a Mortgage Loan which provides  compensation  to a Mortgage Note holder in the event of default by the obligor under such Mortgage Note or the related  Security  Instrument,  if any or any replacement  policy therefor  through the related Interest Accrual Period for such Class relating to a Distribution Date.

         Principal  Distribution  Amount:  With respect to each Distribution Date, an amount equal to the excess of
(i) sum of (a) the Principal Funds for such Distribution Date and (b) any Extra Principal  Distribution  Amount for
such Distribution Date over (ii) any Overcollateralization Release Amount for such Distribution Date.

         Principal Funds: the sum, without duplication, of

         1.       the  Scheduled  Principal  collected on the Group I Mortgage  Loans during the related Due Period or advanced on or before the related servicer advance date,

         2.       prepayments  in respect of the Group I  Mortgage  Loans,  exclusive  of any  Prepayment  Charges, collected in the related Prepayment Period,

         3.       the  Stated  Principal  Balance  of each  Group I  Mortgage  Loan  that  was  repurchased  by the
                  Depositor or the related Servicer during the related Due Period,

         4.       the amount,  if any, by which the aggregate unpaid principal  balance of any Substitute  Mortgage
                  Loans  is less  than the  aggregate  unpaid  principal  balance  of any  deleted  mortgage  loans delivered by the related  Servicer in connection  with a substitution  of a Group I Mortgage Loan during the related Due Period,

         5.       all  Liquidation  Proceeds  collected  during the  related  Prepayment  Period (or in the case of
                  Subsequent  Recoveries,  during the  related Due  Period) on the Group I Mortgage  Loans,  to the extent such Liquidation Proceeds relate to principal,  less all related  Nonrecoverable  Advances relating to principal reimbursed during the related Due Period,

         6.       the principal  portion of the purchase  price of the assets of the Trust  allocated to Loan Group
                  I upon the  exercise by EMC or its  designee of its  optional  termination  right with respect to the Group I Mortgage Loans; and

         7.       any amount  withdrawn  from the  Pre-Funding  Account  in  respect  of Loan  Group I pursuant  to
                  Section 4.09(e)(ii) and included in Principal Funds; minus

         8.                any  amounts  payable  to or  required  to be  reimbursed  to EMC,  the  Depositor,  any
                  Servicer,  the Master Servicer,  the Custodian,  the Trustee or the Securities  Administrator and
                  allocated to Loan Group I, as provided in the Agreement.

         Principal  Prepayment:  Any  payment  (whether  partial  or full)  or other  recovery  of  principal  on a
Mortgage Loan which is received in advance of its scheduled  Due Date to the extent that it is not  accompanied  by an  amount  as to  interest  representing  scheduled  interest  due on any  date or dates  in any  month or  months subsequent to the month of prepayment,  including  Insurance  Proceeds and Repurchase  Proceeds,  but excluding the principal portion of Net Liquidation  Proceeds  received at the time a Mortgage Loan becomes a Liquidated  Mortgage
Loan.

         Private  Certificates:  The Class I-B-3, Class B-IO, Class I-XP, Class II-XP,  Class II-B-4,  Class II-B-5
and Class II-B-6 Certificates.

         Prospectus:  The  prospectus,  dated June 24, 2005, as  supplemented  by the prospectus  supplement  dated
January 31,  2006  (as the same may be  amended  from  time to  time),  relating  to the  offering  of the  Offered
Certificates.

         Protected Account:  An account  established and maintained for the benefit of  Certificateholders  by each
Servicer  with  respect to the related  Mortgage  Loans and with  respect to REO  Property  pursuant to the related
Servicing Agreement.

         QIB:  A Qualified Institutional Buyer as defined in Rule 144A promulgated under the Securities Act.

         Qualified  Insurer:  Any  insurance  company duly  qualified as such under the laws of the state or states in which the related  Mortgaged  Property or Mortgaged  Properties is or are located,  duly authorized and licensed in such state or states to  transact  the type of  insurance  business  in which it is engaged  and  approved as an insurer  by the  Master  Servicer,  so long as the  claims  paying  ability  of which is  acceptable  to the Rating
Agencies for pass-through  certificates  having the same rating as the Certificates rated by the Rating Agencies as of the Closing Date.

         Rating Agencies:  Moody's and S&P.

         Realized Loss: Any  (i) Bankruptcy  Loss or (ii) as to any Liquidated  Mortgage Loan, (x) the  Outstanding
Principal  Balance of such  Liquidated  Mortgage  Loan plus  accrued and unpaid  interest  thereon at the  Mortgage
Interest  Rate  through  the last day of the  month of such  liquidation,  less  (y) the  related  Net  Liquidation
Proceeds  with respect to such Mortgage  Loan and the related  Mortgaged  Property that are allocated to principal.
In addition,  to the extent the Master Servicer receives  Subsequent  Recoveries with respect to any Mortgage Loan, the amount of the Realized Loss with respect to that  Mortgage  Loan will be reduced to the extent such  recoveries are applied to reduce the Certificate Principal Balance of any Class of Certificates on any Distribution Date.

         Realized  Losses on the Mortgage  Loans shall be allocated  to the REMIC I  Regular  Interests as follows:
(1) The interest  portion of Realized Losses and Net Interest  Shortfalls on the Group II-1 Loans, if any, shall be allocated  between  the Class Y-1 and Class Z-1  Regular  Interests  pro rata  according  to the amount of interest accrued but unpaid  thereon,  in reduction  thereof;  (2) the interest  portion of Realized Losses and Net Interest
Shortfalls  on the Group  II-2  Loans,  if any,  shall be  allocated  between  the Class Y-2 and Class Z-2  Regular
Interests pro rata according to the amount of interest accrued but unpaid thereon,  in reduction  thereof;  and (3)
the interest  portion of Realized  Losses and Net Interest  Shortfalls  on the Group II-3 Loans,  if any,  shall be allocated  between  the Class Y-3 and Class Z-3  Regular  Interests  pro rata  according  to the amount of interest accrued but unpaid thereon,  in reduction  thereof.  Any interest  portion of such Realized Losses in excess of the amount  allocated  pursuant to the preceding  sentence shall be treated as a principal  portion of Realized  Losses not attributable to any specific  Mortgage Loan in such Group and allocated  pursuant to the succeeding  sentences.
The  principal  portion of Realized  Losses with  respect to the  Mortgage  Loans shall be allocated to the REMIC I
Regular  Interests  as  follows:  (1) the  principal  portion of  Realized  Losses on the Group II-1 Loans shall be allocated,  first, to the Class Y-1 Regular  Interest to the extent of the Class Y-1 Principal  Reduction Amount in reduction of the Uncertificated  Principal Balance of such Regular Interest and, second, the remainder,  if any, of such principal  portion of such Realized  Losses shall be allocated to the Class Z-1 Regular  Interest in reduction of the  Uncertificated  Principal  Balance thereof;  (2) the principal portion of Realized Losses on the Group II-2
Loans  shall be  allocated,  first,  to the Class Y-2  Regular  Interest  to the extent of the Class Y-2  Principal
Reduction Amount in reduction of the  Uncertificated  Principal  Balance of such Regular Interest and, second,  the remainder,  if any, of such principal  portion of such Realized  Losses shall be allocated to the Class Z-2 Regular
Interest in reduction of the  Uncertificated  Principal Balance thereof;  and (3) the principal portion of Realized
Losses on the Group II-3 Loans shall be allocated,  first,  to the Class Y-3 Regular  Interest to the extent of the
Class Y-3  Principal  Reduction  Amount in  reduction  of the  Uncertificated  Principal  Balance  of such  Regular
Interest and, second,  the remainder,  if any, of such principal portion of such Realized Losses shall be allocated to the  Class  Z-3  Regular  Interest  in  reduction  of the  Uncertificated  Principal  Balance  thereof.  For any
Distribution  Date,  reductions  in the  Uncertificated  Principal  Balances  of the  Class Y and  Class Z  Regular
Interest pursuant to this definition of Realized Loss shall be determined,  and shall be deemed to occur,  prior to any reductions of such Uncertificated Principal Balances by distributions on such Distribution Date.

         Record  Date:  For each  Class  of  Group I  Certificates,  the  Business  Day  preceding  the  applicable
Distribution  Date so long as such Class of Certificates  remains in book-entry  form; and otherwise,  the close of business on the last Business Day of the month  immediately  preceding  the month of such  Distribution  Date.  For each Class of Group II  Certificates,  the close of  business  on the last  Business  Day of the month  immediately preceding the month of such Distribution Date.

         Reference  Bank: A leading bank selected by the Securities  Administrator  that is engaged in transactions in Eurodollar deposits in the international Eurocurrency market.

         Reference Bank Rate: With respect to any Interest Accrual Period,  the arithmetic  mean,  rounded upwards, if necessary,  to the nearest whole  multiple of 0.03125%,  of the offered rates for United States dollar  deposits for one  month  that are  quoted by the  Reference  Banks as of 11:00  a.m.,  New York City  time,  on the  related interest  determination  date to prime  banks in the London  interbank  market for a period of one month in amounts approximately equal to the aggregate  Certificate  Principal Balance of all Classes of Group I Offered Certificates
for such  Interest  Accrual  Period,  provided that at least two such  Reference  Banks provide such rate. If fewer than two  offered  rates  appear,  the  Reference  Bank Rate  will be the  arithmetic  mean,  rounded  upwards,  if necessary,  to the nearest whole  multiple of 0.03125%,  of the rates quoted by one or more major banks in New York
City,  selected by the  Securities  Administrator,  as of 11:00 a.m., New York City time, on such date for loans in
U.S.  dollars to leading European banks for a period of one month in amounts  approximately  equal to the aggregate
Certificate Principal Balance of all Classes of Group I Offered Certificates.

         Regulation   AB:   Subpart   229.1100   -   Asset   Backed   Securities   (Regulation   AB),   17   C.F.R.
§§229.1100-229.1123,  as  such  may  be  amended  from  time  to  time,  and  subject  to  such  clarification  and interpretation  as  have  been  provided  by the  Commission  in the  adopting  release  (Asset-Backed  Securities,
Securities Act Release No. 33-8518,  70 Fed. Reg.  1,506,  1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

         Reinvestment Agreements:  One or more reinvestment  agreements,  acceptable to the Rating Agencies, from a bank, insurance company or other corporation or entity (including the Trustee).

         Related  Certificates:  (A) For  each REMIC III  Regular  Interest,  the Class or Classes of  Certificates
show opposite the name of such REMIC III Regular Interest in the following table:

------------------------------------------------------------ ---------------------------------------------------------
REMIC III Regular Interest                                   Classes of Certificates
------------------------------------------------------------ ---------------------------------------------------------
II-1A-1                                                      II-1A-1; II-1X-1
------------------------------------------------------------ ---------------------------------------------------------
II-1A-23                                                     II-1A-2; II-1A-3; II-1X-2
------------------------------------------------------------ ---------------------------------------------------------
II-2A                                                        II-2A-1; II-2A-2; II-2X-1
------------------------------------------------------------ ---------------------------------------------------------
II-3A                                                        II-3A-1; II-3A-2; II-3X-1
------------------------------------------------------------ ---------------------------------------------------------
II-B-1                                                       II-B-1; II-X-B1
------------------------------------------------------------ ---------------------------------------------------------
II-B-2                                                       II-B-2; II-X-B2
------------------------------------------------------------ ---------------------------------------------------------
II-B-3                                                       II-B-3; II-X-B3
------------------------------------------------------------ ---------------------------------------------------------
II-B-4                                                       II-B-4
------------------------------------------------------------ ---------------------------------------------------------
II-B-5                                                       II-B-5
------------------------------------------------------------ ---------------------------------------------------------
II-B-6                                                       II-B-6
------------------------------------------------------------ ---------------------------------------------------------

(B) For each REMIC IV Regular  Interest,  the Class or Classes of Certificates show opposite the name of such REMIC
IV Regular Interest in the following table:

------------------------------------------------------------ ---------------------------------------------------------
REMIC IV Regular Interest                                    Classes of Certificates
------------------------------------------------------------ ---------------------------------------------------------
I-1A-1                                                       I-1A-1
------------------------------------------------------------ ---------------------------------------------------------
I-1A-2                                                       I-1A-2
------------------------------------------------------------ ---------------------------------------------------------
I-M-1                                                        I-M-1
------------------------------------------------------------ ---------------------------------------------------------
I-M-2                                                        I-M-2
------------------------------------------------------------ ---------------------------------------------------------
I-B-1                                                        I-B-1
------------------------------------------------------------ ---------------------------------------------------------
I-B-2                                                        I-B-2
------------------------------------------------------------ ---------------------------------------------------------
I-B-3                                                        I-B-3
------------------------------------------------------------ ---------------------------------------------------------
B-IO-I and B-IO-P                                            B-IO
------------------------------------------------------------ ---------------------------------------------------------
II-1A-1                                                      II-1A-1
------------------------------------------------------------ ---------------------------------------------------------
II-1A-2                                                      II-1A-2
------------------------------------------------------------ ---------------------------------------------------------
II-1A-3                                                      II-1A-3
------------------------------------------------------------ ---------------------------------------------------------
II-1X-1                                                      II-1X-1
------------------------------------------------------------ ---------------------------------------------------------
II-1X-2                                                      II-1X-2
------------------------------------------------------------ ---------------------------------------------------------
II-2A-1                                                      II-2A-1
------------------------------------------------------------ ---------------------------------------------------------
II-2A-2                                                      II-2A-2
------------------------------------------------------------ ---------------------------------------------------------
II-2X-1                                                      II-2X-1
------------------------------------------------------------ ---------------------------------------------------------
II-3A-1                                                      II-3A-1
------------------------------------------------------------ ---------------------------------------------------------
II-3A-2                                                      II-3A-2
------------------------------------------------------------ ---------------------------------------------------------
II-3X-1                                                      II-3X-1
------------------------------------------------------------ ---------------------------------------------------------
II-B-1                                                       II-B-1
------------------------------------------------------------ ---------------------------------------------------------
II-B-2                                                       II-B-2
------------------------------------------------------------ ---------------------------------------------------------
II-B-3                                                       II-B-3
------------------------------------------------------------ ---------------------------------------------------------
II-B-4                                                       II-B-4
------------------------------------------------------------ ---------------------------------------------------------
II-B-5                                                       II-B-5
------------------------------------------------------------ ---------------------------------------------------------
II-B-6                                                       II-B-6
------------------------------------------------------------ ---------------------------------------------------------
II-X-B1                                                      II-X-B1
------------------------------------------------------------ ---------------------------------------------------------
II-X-B2                                                      II-X-B2
------------------------------------------------------------ ---------------------------------------------------------
II-X-B3                                                      II-X-B3
------------------------------------------------------------ ---------------------------------------------------------

(C) For the REMIC V Regular Interest, the Class B-IO Certificates.

         Relief Act:  The Servicemembers Civil Relief Act, as amended, or similar state law.

         Relief Act Mortgage  Loan:  Any Mortgage Loan as to which the Scheduled  Payment  thereof has been reduced due to the application of the Relief Act.

         Remaining  Excess Spread:  With respect to any  Distribution  Date, the Excess Spread  remaining after the distribution of the Extra Principal Distribution Amount for such Distribution Date.

         Remaining  Pre-Funded  Amount:  An amount equal to the Pre-Funded Amount minus the amount equal to 100% of the aggregate Stated Principal Balance of the Subsequent Mortgage Loans transferred during the Pre-Funding Period.

         REMIC:  A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

         REMIC Administrator:  The Securities  Administrator;  provided that if the REMIC Administrator is found by a court of competent  jurisdiction  to no longer be able to fulfill its  obligations as REMIC  Administrator  under this  Agreement the Servicer or Trustee,  in its capacity as successor  Master  Servicer  shall appoint a successor
REMIC Administrator, subject to assumption of the REMIC Administrator obligations under this Agreement.

         REMIC Interest:  Any of the REMIC I, REMIC II, REMIC III, REMIC IV and REMIC V Interests.

         REMIC  Opinion:  An Opinion of  Independent  Counsel,  to the effect that the  proposed  action  described therein would not, under the REMIC  Provisions,  (i) cause any 2006-1 REMIC to fail to qualify as a REMIC while any regular  interest in such  2006-1  REMIC is  outstanding,  (ii) result  in a tax on  prohibited  transactions  with respect to any 2006-1 REMIC or (iii) constitute a taxable contribution to any 2006-1 REMIC after the Startup Day.

         REMIC  Provisions:  The  provisions  of the federal  income tax law  relating to REMICs,  which  appear at
Sections 860A through 860G of the Code,  and related  provisions and  regulations  promulgated  thereunder,  as the foregoing may be in effect from time to time.

         REMIC Regular Interest:  Any of the REMIC I, REMIC II, REMIC III, REMIC IV and REMIC V Regular Interests.

         REMIC I:  The segregated  pool of assets,  with respect to which a REMIC election is made pursuant to this
Agreement, consisting of:

         (a)      the Group II Mortgage Loans and the related  Mortgage  Files and  collateral  securing such Group
II Mortgage Loans,

         (b)      all payments on and  collections  in respect of the Group II Mortgage Loans due after the Cut-off
Date as shall be on deposit in the Distribution Account and identified as belonging to the Trust Fund,

         (c)      property  that  secured a Group II Mortgage  Loan and that has been  acquired  for the benefit of the Certificateholders by foreclosure or deed in lieu of foreclosure,

         (d)      the hazard insurance  policies and Primary Mortgage Insurance  Policies,  if any, relating to the
Group II Mortgage Loans, and

         (e)      all proceeds of clauses (a) through (d) above.

         REMIC I  Available  Distribution  Amount:  For  each  of the  Sub-Loan  Groups  in Loan  Group  II for any
Distribution  Date, the Available  Funds for such Sub-Loan  Group,  or, if the context so requires the aggregate of the Available Funds for all Sub-Loan Groups in Loan Group II.

         REMIC I  Distribution  Amount: For any Distribution Date, the REMIC I Available  Distribution Amount shall be distributed to the REMIC I  Regular  Interests and the Class R Certificates in respect of Component I thereof in the following amounts and priority:

         (a)               To the extent of the REMIC I Available Distribution Amount for Sub-Loan Group II-1:

                  (i)      first,  to Class Y-1 and Class Z-1  Regular  Interests  and  Component I  of the Class R
         Certificates,  concurrently,  the Uncertificated  Interest for such Classes remaining unpaid from previous
         Distribution Dates, pro rata according to their respective shares of such unpaid amounts;

                  (ii)     second,  to the Class Y-1 and Class Z-1 Regular  Interests and  Component I of the Class
         R Certificates,  concurrently,  the Uncertificated  Interest for such Classes for the current Distribution
         Date, pro rata according to their respective Uncertificated Interest;

                  (iii)    third, to Component I of the Class R Certificates,  until the  Uncertificated  Principal
         Balance thereof has been reduced to zero; and

                  (iv)     fourth,  to the  Class  Y-1 and Class Z-1  Regular  Interests,  the Class Y-1  Principal
         Distribution Amount and the Class Z-1 Principal Distribution Amount, respectively.

         (b)      To the extent of the REMIC I Available Distribution Amount for Sub-Loan Group II-2:

                  (i)      first,  to  the  Class  Y-2  and  Class  Z-2  Regular   Interests,   concurrently,   the
         Uncertificated  Interest for such Classes  remaining  unpaid from previous  Distribution  Dates,  pro rata according to their respective shares of such unpaid amounts;

                  (ii)     second,  to  the  Class  Y-2  and  Class  Z-2  Regular  Interests,   concurrently,   the
         Uncertificated  Interest for such Classes for the current  Distribution  Date, pro rata according to their respective Uncertificated Interest; and

                  (iii)    third,  to the  Class  Y-2 and  Class Z-2  Regular  Interests,  the Class Y-2  Principal
         Distribution Amount and the Class Z-2 Principal Distribution Amount, respectively.

         (c)      To the extent of the REMIC I Available Distribution Amount for Sub-Loan Group II-3:

                  (i)      first,  to  the  Class  Y-3  and  Class  Z-3  Regular   Interests,   concurrently,   the
         Uncertificated  Interest for such Classes  remaining  unpaid from previous  Distribution  Dates,  pro rata according to their respective shares of such unpaid amounts;

                  (ii)     second,  to  the  Class  Y-3  and  Class  Z-3  Regular  Interests,   concurrently,   the
         Uncertificated  Interest for such Classes for the current  Distribution  Date, pro rata according to their respective Uncertificated Interest; and

                  (iii)    third,  to the  Class  Y-3 and  Class Z-3  Regular  Interests,  the Class Y-3  Principal
         Distribution Amount and the Class Z-3 Principal Distribution Amount, respectively.

         (d)      To the extent of the REMIC I  Available  Distribution  Amounts for Sub-Loan Group II-1,  Sub-Loan
Group II-2 and Sub-Loan Group II-3 for such  Distribution  Date remaining after payment of the amounts  pursuant to paragraphs (a), (b) and (c) of this definition of "REMIC I Distribution Amount":

                  (i)      first,  to each Class of Class Y and Class Z Regular  Interests,  pro rata  according to the amount of  unreimbursed  Realized  Losses  allocable  to principal  previously  allocated to each such
         Class;  provided,  however,  that any  amounts  distributed  pursuant  to this  paragraph  (d)(i)  of this definition of "REMIC I  Distribution  Amount" shall not cause a reduction in the Uncertificated  Principal
         Balances of any of the Class Y and Class Z Regular Interests; and

                  (ii)     second,  to the  Component  I of the Class R  Certificates,  the  Residual  Distribution
         Amount for Component I of the Class R Certificates for such Distribution Date.

         REMIC I Interests:  The REMIC I Regular Interests and Component I of the Class R Certificates.

         REMIC I Regular Interest: Any of the separate  non-certificated  beneficial ownership interests in REMIC I set forth in  Section 5.01(c)(i)  and issued  hereunder  and  designated as a "regular  interest" in REMIC I.  Each
REMIC I Regular Interest shall accrue interest at the  Uncertificated  Pass-Through Rate specified for such REMIC I
Interest in  Section 5.01(c)(i),  and shall be entitled to  distributions  of  principal,  subject to the terms and conditions  hereof,  in an aggregate amount equal to its initial  Uncertificated  Principal Balance as set forth in
Section 5.01(c)(i).   The   designations   for  the  respective   REMIC I  Regular   Interests  are  set  forth  in
Section 5.01(c)(i).

         REMIC II: The  segregated  pool of assets,  with  respect to which a REMIC  election  is made  pursuant to this  Agreement,  consisting  of:  (a)the  Group I Mortgage  Loans and the related  Mortgage  Files and  collateral securing  such Group I Mortgage  Loans,  (b) all  payments  on and  collections  in respect of the Group I Mortgage
Loans due after the Cut off Date as shall be on deposit in the  Distribution  Account and  identified  as belonging to the Trust Fund,  (c) property  that secured a Group I Mortgage  Loan and that has been  acquired for the benefit of the  Certificateholders  by foreclosure or deed in lieu of foreclosure,  (d) the hazard  insurance  policies and
Primary  Mortgage  Insurance  Policies,  if any,  related to the Group I  Mortgage  Loans and (e) all  proceeds  of clauses (a) through (d) above.

         REMIC II Available Distribution Amount:  For any Distribution Date, the Available Funds for Loan Group I.

         REMIC II  Distribution  Amount:  For any  Distribution  Date, the REMIC II Available  Distribution  Amount
shall be  distributed  by  REMIC II to REMIC IV on account of the  REMIC II  Regular  Interests  and to the Class R
Certificates in respect of Component II thereof, in the following order of priority:

         1.       to  REMIC IV as the holder of the REMIC II Regular  Interests,  pro rata,  in an amount  equal to
(A) their  Uncertificated  Interest for such  Distribution  Date, plus (B) any amounts in respect thereof remaining unpaid from previous Distribution Dates; and

         2.       to  REMIC  IV as the  holder  of the  REMIC  II  Regular  Interests,  in an  amount  equal to the remainder  of the REMIC II  Available  Distribution  Amount  after the  distributions  made  pursuant to clause (1)
above, allocated as follows:

                  (A)      in respect of REMIC II Regular  Interest  LT2,  REMIC II Regular  Interest LT3 and REMIC
         II Regular Interest LT4, their respective Principal Distribution Amounts;

                  (B)      in respect of REMIC II  Regular  Interest  LT1 any  remainder  until the  Uncertificated
         Principal Balance thereof is reduced to zero; and

                  (C)      any  remainder in respect of REMIC II Regular  Interest LT2,  REMIC II Regular  Interest
         LT3 and REMIC II Regular  Interest LT4, pro rata according to their  respective  Uncertificated  Principal
         Balances as reduced by the  distributions  deemed  made  pursuant  to (i) above,  until  their  respective
         Uncertificated Principal Balances are reduced to zero; and

         3.                                          any   remaining   amounts  to  the   Holders  of  the  Class R
Certificates in respect of Component II thereof.

         REMIC II Interests:  The REMIC II Regular Interests and Component II of the Class R Certificates.

         REMIC II  Principal  Reduction  Amounts:  For any  Distribution  Date,  the amounts by which the principal balances  of the  REMIC II  Regular  Interests  LT1,  LT2,  LT3 and  LT4,  respectively,  will be  reduced  on such
Distribution Date by the allocation of Realized Losses and the distribution of principal, determined as follows:

         For purposes of the succeeding formulas the following symbols shall have the meanings set forth below:

         Y1 =     the  principal  balance of the REMIC II  Regular  Interest LT1 after  distributions  on the prior
Distribution Date.

         Y2 =     the  principal  balance of the REMIC II  Regular  Interest LT2 after  distributions  on the prior
Distribution Date.

         Y3 =     the  principal  balance of the REMIC II  Regular  Interest LT3 after  distributions  on the prior
Distribution Date.

         Y4 =     the  principal  balance of the REMIC II  Regular  Interest LT4 after  distributions  on the prior
Distribution Date (note:  Y3 = Y4).

         ΔY1 =    the REMIC II Regular Interest LT1 Principal Reduction Amount.

         ΔY2 =    the REMIC II Regular Interest LT2 Principal Reduction Amount.

         ΔY3 =    the REMIC II Regular Interest LT3 Principal Reduction Amount.

         ΔY4 =    the REMIC II Regular Interest LT4 Principal Reduction Amount.

         P0 =     the aggregate  principal  balance of the REMIC II  Regular  Interests LT1, LT2, LT3 and LT4 after distributions and the allocation of Realized Losses on the prior Distribution Date.

         P1 =     the aggregate  principal  balance of the REMIC II  Regular  Interests LT1, LT2, LT3 and LT4 after distributions and the allocation of Realized Losses to be made on such Distribution Date.

         ΔP =     P0 - P1 = the  aggregate of the  REMIC II  Regular  Interests  LT1,  LT2,  LT3 and LT4  Principal
Reduction Amounts.

         =the  aggregate  of the  principal  portions  of Realized  Losses to be  allocated  to, and the  principal distributions  to be made on, the Group I  Certificates  on such  Distribution  Date  (including  distributions  of accrued and unpaid interest on the Class SB-I Certificates for prior Distribution Dates).

         R0 =     the  Group I Net WAC Cap  Rate  (stated  as a  monthly  rate)  after  giving  effect  to  amounts distributed and Realized Losses allocated on the prior Distribution Date.

         R1 =     the Group I Net WAC Cap Rate  (stated as a monthly  rate)  after  giving  effect to amounts to be distributed and Realized Losses to be allocated on such Distribution Date.

         α =      (Y2 + Y3)/P0.  The  initial  value of α on the  Closing  Date for use on the  first  Distribution
Date shall be 0.0001.

         γ0 =     the  lesser of (A) the sum for all  Classes  of Group I  Certificates,  other than the Class B-IO
Certificates,  of the product for each Class of (i) the  monthly  interest  rate (as limited by the Group I Net WAC
Cap Rate, if applicable) for such  Class applicable  for  distributions  to be made on such  Distribution  Date and
(ii) the  aggregate  Certificate  Principal  Balance  for such  Class after  distributions  and the  allocation  of
Realized Losses on the prior Distribution Date and (B) R0*P0.

         γ1  =    the  lesser of (A) the sum for all  Classes  of Group I  Certificates,  other than the Class B-IO
Certificates,  of the product for each Class of (i) the monthly  interest rate (as limited by the Net WAC Cap Rate, if applicable) for such  Class applicable  for  distributions to be made on the next succeeding  Distribution  Date and (ii) the aggregate  Certificate  Principal  Balance for such  Class after  distributions  and the allocation of
Realized Losses to be made on such Distribution Date and (B) R1*P1.

         Then, based on the foregoing definitions:

         ΔY1 =    ΔP - ΔY2 - ΔY3 - ΔY4;

         ΔY2 =    (α/2){( γ0R1 - γ1R0)/R0R1};

         ΔY3 =    αΔP - ΔY2; and

         ΔY4 =    ΔY3.

         if both ΔY2 and ΔY3, as so determined, are non-negative numbers.  Otherwise:

         (1)If ΔY2, as so determined, is negative, then

         ΔY2 = 0;

         ΔY3 = α{γ1R0P0 - γ0R1P1}/{γ1R0};

         ΔY4 = ΔY3; and

         ΔY1 = ΔP - ΔY2 - ΔY3 - ΔY4.

         (2)If ΔY3, as so determined, is negative, then

         ΔY3 = 0;

         ΔY2 = α{γ1R0P0 - γ0R1P1}/{2R1R0P1 -  γ1R0};

         ΔY4 = ΔY3; and

         ΔY1 = ΔP - ΔY2 - ΔY3 - ΔY4.

         REMIC II  Realized Losses:  For any Distribution  Date,  Realized Losses on the Group I Mortgage Loans for
the related Due Period  shall be  allocated,  as follows:  (i) the  interest  portion of Realized  Losses,  if any, shall be allocated  pro rata to accrued  interest on the REMIC II  Regular  Interests to the extent of such accrued interest,  and (ii) any  remaining  interest  portions of Realized  Losses and any  principal  portions of Realized
Losses  shall be treated as  principal  portions of  Realized  Losses and  allocated  (i) to the  REMIC II  Regular
Interest  LT2,  REMIC II  Regular  Interest  LT3 and REMIC II  Regular  Interest  LT4, pro rata  according to their respective  Principal  Reduction  Amounts,  provided that such allocation to each of the REMIC II  Regular Interest
LT2,  REMIC II Regular  Interest LT3 and REMIC II Regular Interest LT4 shall not exceed their respective  Principal
Reduction  Amounts for such  Distribution  Date,  and (ii) any  Realized  Losses not  allocated  to any of REMIC II
Regular  Interest LT2,  REMIC II  Regular  Interest LT3 or REMIC II Regular Interest LT4 pursuant to the proviso of clause (i) above shall be allocated to the REMIC II Regular Interest LT1.

         REMIC II  Regular  Interest:  Any of the  separate  non-certificated  beneficial  ownership  interests  in
REMIC II  set forth in  Section 5.01(c)(ii)  and  issued  hereunder  and  designated  as a  "regular  interest"  in
REMIC II.  Each REMIC II Regular Interest shall accrue interest at the  Uncertificated  Pass-Through Rate specified for such REMIC II  Interest in  Section 5.01(c)(ii),  and shall be entitled to distributions of principal,  subject to the terms and conditions  hereof, in an aggregate amount equal to its initial  Uncertificated  Principal Balance as set forth in  Section 5.01(c)(ii).  The  designations  for the  respective  REMIC II  Regular  Interests are set forth in Section 5.01(c)(ii).

         REMIC II  Regular  Interest  LT1: A regular  interest in REMIC II  that is held as an asset of  REMIC III, that has an initial principal balance equal to the related  Uncertificated  Principal Balance,  that bears interest at the related Uncertificated Pass-Through Rate, and that has such other terms as are described herein.

         REMIC II Regular Interest LT1 Principal  Distribution  Amount:  For any Distribution  Date, the excess, if any, of the REMIC II Regular Interest LT1 Principal  Reduction Amount for such  Distribution Date over the Realized
Losses allocated to the REMIC II Regular Interest LT1 on such Distribution Date.

         REMIC II  Regular  Interest  LT2: A regular  interest in REMIC II  that is held as an asset of  REMIC III, that has an initial principal balance equal to the related  Uncertificated  Principal Balance,  that bears interest at the related Uncertificated Pass-Through Rate, and that has such other terms as are described herein.

         REMIC II Regular Interest LT2 Principal  Distribution  Amount:  For any Distribution  Date, the excess, if any, of the REMIC II Regular Interest LT2 Principal  Reduction Amount for such  Distribution Date over the Realized
Losses allocated to the REMIC II Regular Interest LT2 on such Distribution Date.

         REMIC II  Regular  Interest  LT3: A regular  interest in REMIC II  that is held as an asset of  REMIC III, that has an initial principal balance equal to the related  Uncertificated  Principal Balance,  that bears interest at the related Uncertificated Pass-Through Rate, and that has such other terms as are described herein.

         REMIC II Regular Interest LT3 Principal  Distribution  Amount:  For any Distribution  Date, the excess, if any, of the REMIC II Regular Interest LT3 Principal  Reduction Amount for such  Distribution Date over the Realized
Losses allocated to the REMIC II Regular Interest LT3 on such Distribution Date.

         REMIC II  Regular  Interest  LT4: A regular  interest in REMIC II  that is held as an asset of  REMIC III, that has an initial principal balance equal to the related  Uncertificated  Principal Balance,  that bears interest at the related Uncertificated Pass-Through Rate, and that has such other terms as are described herein.

         REMIC II Regular Interest LT4 Principal  Distribution  Amount:  For any Distribution  Date, the excess, if any, of the REMIC II Regular Interest LT4 Principal  Reduction Amount for such  Distribution Date over the Realized
Losses allocated to the REMIC II Regular Interest LT4 on such Distribution Date.

         REMIC III:  That group of assets  contained  in the Trust Fund  designated  as a REMIC  consisting  of the
REMIC I Regular Interests and any proceeds thereof.

         REMIC III Available  Distribution  Amount:  For any Distribution Date, the amounts deemed distributed with respect to the REMIC I Regular Interests pursuant to Section 6.10.

         REMIC III Distribution  Amount:  For any Distribution  Date, the REMIC III Available  Distribution  Amount
shall be  distributed  by REMIC III to REMIC IV on account of the REMIC III  Regular  Interests  and to the Class R
Certificates  in respect of Component  III thereof,  as follows:  to each REMIC III Regular  Interest in respect of
Uncertificate  Accrued Interest thereon and the  Uncertificated  Principal Balance thereof,  the amount distributed in respect of interest and  principal on the Related  Class or Classes of  Certificates  (with such amounts  having the same  character  as  interest or  principal  with  respect to the REMIC III Regular  Interest as they have with respect  to the  Related  Certificate  or  Certificates)  with  the  following  exception:  No  amount  paid to any
Certificate in respect of any Basis Risk  Shortfall  Amount or Basis Risk  Shortfall  Carryforward  Amount shall be included  in the amount  paid in respect of a related  REMIC III  Regular  Interest.  Any  remaining  amount of the
REMIC III  Available  Distribution  Amount  shall be  distributed  to the  holders of the Class R  Certificates  in respect of Component III thereof.

         REMIC III Interests:  The REMIC III Regular Interests and Component III of the Class R Certificates.

         REMIC III Regular  Interest:  Any of the  separate  non-certificated  beneficial  ownership  interests  in
REMIC III  set forth in  Section 5.01(c)(iii)  and issued  hereunder  and  designated  as a "regular  interest"  in
REMIC III.  Each  REMIC III  Regular  Interest  shall  accrue  interest  at the  Uncertificated  Pass-Through  Rate specified  for such  REMIC III  Interest  in  Section 5.01(c)(iii),  and  shall be  entitled  to  distributions  of principal,  subject to the terms and conditions hereof, in an aggregate amount equal to its initial  Uncertificated
Principal  Balance as set forth in  Section 5.01(c)(iii).  The  designations for the respective  REMIC III  Regular
Interests are set forth in Section 5.01(c)(iii).

         REMIC IV:  That  group of assets  contained  in the Trust Fund  designated  as a REMIC  consisting  of the
REMIC III Regular Interests and any proceeds thereof.

         REMIC IV Available  Distribution  Amount:  For any Distribution  Date, the amounts deemed distributed with respect to the REMIC III Regular Interests pursuant to Section 6.10.

         REMIC IV  Distribution  Amount:  For any  Distribution  Date, the REMIC IV Available  Distribution  Amount
shall  be  deemed  distributed  by  REMIC  IV to the  holders  of the  Certificates  (other  than  the  Class  B-IO
Certificates)  on account of the REMIC IV  Regular  Interests  (other  than REMIC IV Regular  Interests  B-IO-I and
B-IO-P),  to REMIC V on account of REMIC IV Regular  Interests  B-IO-I and B-IO-P,  and to the Class R Certificates
in respect of  Component IV thereof,  as follows:  to each REMIC IV Regular  Interest in respect of  Uncertificated
Interest thereon and the  Uncertificated  Principal Balance thereof,  the amount distributed in respect of interest and  principal on the Related  Class or Classes of  Certificates  (with such amounts  having the same  character as interest  or  principal  with  respect to the REMIC IV Regular  Interest  as they have with  respect to the Related
Certificate or  Certificates)  with the following  exceptions:  (1) No amount paid to any Certificate in respect of any Basis Risk Shortfall  Amount or Basis Risk Shortfall  Carryforward  Amount shall be included in the amount paid in respect  of a related  REMIC IV  Regular  Interest;  and (2)  amounts  paid in  respect of Basis Risk  Shortfall
Amounts and Basis Risk  Shortfall  Carryforward  Amounts to the extent not derived  from any Cap  Contract  Payment
Amount  shall be deemed  paid with  respect to REMIC IV Regular  Interest  B-IO-I in respect of accrued  and unpaid interest thereon.  Any remaining amount of the REMIC IV Available  Distribution  Amount shall be distributed to the holders of the Class R Certificates in respect of Component IV thereof.

         REMIC IV Interests:  The REMIC IV Regular Interests and Component IV of the Class R Certificates.

         REMIC IV  Regular  Interest:  Any of the  separate  non-certificated  beneficial  ownership  interests  in
REMIC IV  set forth in  Section 5.01(c)(iv)  and  issued  hereunder  and  designated  as a  "regular  interest"  in
REMIC IV.  Each REMIC IV Regular Interest shall accrue interest at the  Uncertificated  Pass-Through Rate specified for such REMIC IV  Interest in  Section 5.01(c)(iv),  and shall be entitled to distributions of principal,  subject to the terms and conditions  hereof, in an aggregate amount equal to its initial  Uncertificated  Principal Balance as set forth in  Section 5.01(c)(iv).  The  designations  for the  respective  REMIC IV  Regular  Interests are set forth in Section 5.01(c)(iv).

         REMIC V: That group of assets  contained in the Trust Fund  designated  as a REMIC  consisting of REMIC IV
Regular Interests B-IO-I and B-IO-P and any proceeds thereof.

         REMIC V Available  Distribution  Amount:  For any Distribution  Date, the amounts deemed  distributed with respect to REMIC IV Regular Interests B-IO-I and B-IO-P pursuant to Section 6.10.

         REMIC V Distribution  Amount: For any Distribution Date, the REMIC V Available  Distribution  Amount shall be deemed  distributed  by REMIC V to the  holder of the Class  B-IO  Certificates  on  account of REMIC IV Regular
Interests B-IO-I and B-IO-P.

         REMIC V Interests:  The REMIC V Regular Interest and the Class R-X Certificates.

         REMIC V Regular  Interest:  The separate  non-certificated  beneficial  ownership  interest in REMIC V set forth in  Section 5.01(c)(v)  and issued hereunder and designated as a "regular  interest" in REMIC V.  The REMIC V
Regular  Interest  shall  accrue  interest at the  Uncertificated  Pass-Through  Rate  specified  for such  REMIC V
Interest  in   Section 5.01(c)(v).   The   designation   for  the  REMIC V   Regular   Interest  is  set  forth  in
Section 5.01(c)(v).

         REO  Property:   A  Mortgaged  Property  acquired  in  the  name  of  the  Trustee,  for  the  benefit  of
Certificateholders, by foreclosure or deed-in-lieu of foreclosure in connection with a defaulted Mortgage Loan.

         Reportable Event:  As defined in Section 3.18(a)(iii).

         Repurchase  Price:  With respect to any  Mortgage  Loan (or any property  acquired  with respect  thereto)
required to be repurchased by the Sponsor pursuant to the Mortgage Loan Purchase  Agreement,  a Subsequent Mortgage
Loan Purchase  Agreement or Article II of this Agreement,  an amount equal to the excess of (i) the sum of (a) 100%
of the  Outstanding  Principal  Balance  of such  Mortgage  Loan as of the date of  repurchase  (or if the  related
Mortgaged  Property was acquired with respect  thereto,  100% of the Outstanding  Principal  Balance at the date of the  acquisition),  (b) accrued but unpaid interest on the Outstanding  Principal  Balance at the related  Mortgage
Interest  Rate,  through and including  the last day of the month of  repurchase  and (c) any costs and damages (if any)  incurred by the Trust in  connection  with any  violation of such  Mortgage  Loan of any predatory or abusive lending  laws over (ii) any portion of the Master  Servicing  Compensation,  Servicing  Fee,  Monthly  Advances and
advances payable to the purchaser of the Mortgage Loan (if any).

         Repurchase  Proceeds:  The  Repurchase  Price in connection  with any repurchase of a Mortgage Loan by the
Sponsor and any cash deposit in connection  with the  substitution  of a Mortgage  Loan, in each case in accordance with the Mortgage Loan Purchase Agreement.

         Request for Release:  A request for release in the form attached hereto as Exhibit D.

         Required  Insurance  Policy:  With respect to any Mortgage Loan, any insurance policy which is required to be maintained from time to time under this Agreement with respect to such Mortgage Loan.

         Reserve  Fund:  The  separate  trust  account  created  and  maintained  by the  Securities  Administrator pursuant to Section 4.06 hereof.

         Residual  Certificate:  Any  of the  Class R  Certificates,  consisting  of  four  components--Component I,
Component II,  Component III  and  Component IV--respectively  representing  ownership of the sole class of residual interest in each of REMIC I, REMIC II, REMIC III and REMIC IV, and the Class R-X Certificates.

         Responsible  Officer:  Any  officer  assigned  to  the  Corporate  Trust  Office  of  the  Trustee  or the
Securities Administrator,  as the case may be (or any successor thereto),  including any Vice President,  Assistant
Vice President,  Trust Officer, any Assistant  Secretary,  any trust officer or any other officer of the Trustee or the Securities  Administrator,  as the case may be, customarily  performing functions similar to those performed by any of the above designated  officers and having direct  responsibility  for the  administration of this Agreement, and any  other  officer  of the  Trustee  or the  Securities  Administrator,  as the case may be,  to whom a matter arising  hereunder may be referred  because of such  officer's  knowledge of and  familiarity  with the  particular subject.

         Rule 144A  Certificate:  The  certificate  to be  furnished  by each  purchaser  of a Private  Certificate
(which is also a  Physical  Certificate)  which is a  Qualified  Institutional  Buyer as  defined  under  Rule 144A promulgated under the Securities Act, substantially in the form set forth as Exhibit F-2 hereto.

         S&P:  Standard & Poor's, a division of The McGraw-Hill Companies, Inc., and its successors in interest.

         Sarbanes-Oxley  Act:  The  Sarbanes-Oxley  Act of 2002 and the rules  and  regulations  of the  Commission promulgated thereunder (including any interpretation thereof by the Commission's staff).

         Sarbanes-Oxley Certification:  As defined in Section 3.18(a)(iv).

         Scheduled  Payment:  With  respect to any  Mortgage  Loan and any Due  Period,  the  scheduled  payment or payments of principal  and interest due during such Due Period on such  Mortgage  Loan which either is payable by a
Mortgagor in such Due Period  under the related  Mortgage  Note or, in the case of REO  Property,  would  otherwise have been payable under the related Mortgage Note.

         Scheduled Principal:  The principal portion of any Scheduled Payment.

         Securities Act:  The Securities Act of 1933, as amended.

         Securities  Administrator:  Wells Fargo Bank,  National  Association,  in its  capacity as paying agent or securities  administrator  (as applicable)  hereunder,  or its successor in interest,  or any successor  securities administrator or paying agent appointed as herein provided.

         Securities Administrator Information:  As defined in Section 3.18(c).

         Securities  Legend:  "THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF
1933, AS AMENDED (THE  "SECURITIES  ACT"),  OR UNDER ANY STATE  SECURITIES  LAWS. THE HOLDER HEREOF,  BY PURCHASING
THIS CERTIFICATE,  AGREES THAT THIS CERTIFICATE MAY BE REOFFERED,  RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN
COMPLIANCE  WITH THE  SECURITIES  ACT AND  OTHER  APPLICABLE  LAWS AND ONLY (1)  PURSUANT  TO RULE  144A  UNDER THE
SECURITIES ACT ("RULE 144A") TO A PERSON THAT THE HOLDER  REASONABLY  BELIEVES IS A QUALIFIED  INSTITUTIONAL  BUYER
WITHIN THE MEANING OF RULE 144A (A "QIB"),  PURCHASING  FOR ITS OWN ACCOUNT OR A QIB  PURCHASING FOR THE ACCOUNT OF
A QIB, WHOM THE HOLDER HAS INFORMED,  IN EACH CASE,  THAT THE REOFFER,  RESALE,  PLEDGE OR OTHER  TRANSFER IS BEING
MADE IN RELIANCE ON RULE 144A OR (2) IN CERTIFICATED  FORM TO AN  "INSTITUTIONAL  ACCREDITED  INVESTOR"  WITHIN THE
MEANING  THEREOF IN RULE  501(a)(1),  (2),  (3) or (7) OF  REGULATION D UNDER THE ACT OR ANY ENTITY IN WHICH ALL OF
THE EQUITY OWNERS COME WITHIN SUCH PARAGRAPHS  PURCHASING NOT FOR  DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT,
SUBJECT TO (A) THE RECEIPT BY THE SECURITIES  ADMINISTRATOR  OF A LETTER  SUBSTANTIALLY IN THE FORM PROVIDED IN THE
AGREEMENT AND (B) THE RECEIPT BY THE SECURITIES  ADMINISTRATOR OF SUCH OTHER EVIDENCE  ACCEPTABLE TO THE SECURITIES
ADMINISTRATOR  THAT SUCH REOFFER,  RESALE,  PLEDGE OR TRANSFER IS IN COMPLIANCE  WITH THE  SECURITIES ACT AND OTHER
APPLICABLE  LAWS OR IN EACH CASE IN ACCORDANCE  WITH ALL  APPLICABLE  SECURITIES  LAWS OF THE UNITED STATES AND ANY
OTHER APPLICABLE  JURISDICTION.  THIS  CERTIFICATE MAY NOT BE ACQUIRED  DIRECTLY OR INDIRECTLY BY, OR ON BEHALF OF,
AN EMPLOYEE  BENEFIT  PLAN OR OTHER  RETIREMENT  ARRANGEMENT  (A "PLAN") THAT IS SUBJECT TO TITLE I OF THE EMPLOYEE
RETIREMENT  INCOME SECURITY ACT OF 1974, AS AMENDED,  AND/OR SECTION 4975 OF THE INTERNAL  REVENUE CODE OF 1986, AS
AMENDED (THE "CODE"),  OR BY A PERSON USING "PLAN ASSETS" OF A PLAN,  UNLESS THE PROPOSED  TRANSFEREE  PROVIDES THE
SECURITIES  ADMINISTRATOR  WITH AN OPINION OF COUNSEL  FOR THE  BENEFIT OF THE  TRUSTEE,  MASTER  SERVICER  AND THE
SECURITIES  ADMINISTRATOR  AND ON WHICH THEY MAY RELY WHICH IS  SATISFACTORY TO THE SECURITIES  ADMINISTRATOR  THAT
THE  PURCHASE  OF THIS  CERTIFICATE  IS  PERMISSIBLE  UNDER  APPLICABLE  LAW,  WILL NOT  CONSTITUTE  OR RESULT IN A
NON-EXEMPT  PROHIBITED  TRANSACTION  UNDER SECTION 406 OF THE EMPLOYEE  RETIREMENT  INCOME SECURITY ACT OF 1974, AS
AMENDED,  OR SECTION  4975 OF THE CODE AND WILL NOT SUBJECT  THE MASTER  SERVICER,  THE  TRUSTEE OR THE  SECURITIES
ADMINISTRATOR TO ANY OBLIGATION OR LIABILITY IN ADDITION TO THOSE UNDERTAKEN IN THE AGREEMENT.

         Security  Instrument:  A written instrument creating a valid first lien on a Mortgaged Property securing a
Mortgage Note, which may be any applicable form of mortgage,  deed of trust,  deed to secure debt or security deed, including any riders or addenda thereto.

         Seller:  EMC,  as  mortgage  loan  seller  under the  Mortgage  Loan  Purchase  Agreement  and the related
Subsequent Mortgage Loan Purchase Agreement.

         Senior Certificates:  The Class I-1A-1, Class I-1A-2, Class II-1A-1,  Class II-1A-2,  Class II-1A-3, Class
II-1X-1,  Class II-1X-2,  Class  II-2A-1,  Class II-2A-2,  Class  II-2X-1,  Class II-3A-1,  Class II-3A-2 and Class
II-3X-1 Certificates.

         Senior  Enhancement  Percentage:  As to each Distribution  Date, the percentage  equivalent of a fraction, the numerator of which is the sum of (i) the  aggregate of the  Certificate  Principal  Balance of the Class I-M-1,
Class I-M-2, Class I-B-1, Class I-B-2 and Class I-B-3  Certificates and (ii) the  Overcollateralization  Amount, in
each case after  taking  into  account  the  distribution  of the related  Principal  Distribution  Amounts on such
Distribution  Date, and the denominator of which is the aggregate Stated Principal  Balance of the Group I Mortgage
Loans for such Distribution Date.

         Senior Optimal  Principal  Amount:  With respect to each Distribution Date and a Certificate Group related to a Sub-Loan  Group in Loan Group II, an amount equal to the sum,  without  duplication,  of the following (but in no event greater than the aggregate  Certificate  Principal  Balances of the related  Certificate Group immediately prior to such Distribution Date):

                  (i)      the related  Senior  Percentage of the principal  portion of all Scheduled  Payments due on each  Outstanding  Mortgage  Loan in the related  Sub-Loan  Group on the related  Due Date as  specified  in the amortization  schedule at the time applicable  thereto (after  adjustments for previous  Principal  Prepayments but before any  adjustment  to such  amortization  schedule by reason of any  bankruptcy  or similar  proceeding or any moratorium  or similar  waiver or grace  period if the related  Distribution  Date occurs  prior to the  Cross-Over
Date);

                  (ii)     the related Senior  Prepayment  Percentage of the Stated  Principal  Balance of Mortgage
Loan in the  related  Sub-Loan  Group  which was the  subject of a  Principal  Prepayment  in full  received by the
Servicers during the related Prepayment Period;

                  (iii)    the related  Senior  Prepayment  Percentage  of amount of all Principal  Prepayments  in part  allocated to principal  received by the  Servicers  during the related  Prepayment  Period in respect of each
Mortgage Loan in the related Sub-Loan Group;

                  (iv)     the lesser of (a) the related  Senior  Prepayment  Percentage  of the sum of (A) all Net
Liquidation  Proceeds  allocable to principal  received in respect of each  Mortgage  Loan in the related  Sub-Loan
Group that became a Liquidated  Mortgage  Loan during the related  Prepayment  Period  (other than  Mortgage  Loans described  in the  immediately  following  clause (B)) and all  Subsequent  Recoveries  received in respect of each
Liquidated  Mortgage Loan in the related  Sub-Loan Group during the related Due Period and (B) the Stated Principal
Balance of each such  Mortgage  Loan  purchased by an insurer from the Trust during the related  Prepayment  Period pursuant to the  related  Primary  Mortgage  Insurance  Policy,  if any, or  otherwise  and (b) the related  Senior
Percentage  of the sum of (A) the Stated  Principal  Balance of each Mortgage  Loan in the related  Sub-Loan  Group which  became a Liquidated  Mortgage  Loan during the related  Prepayment  Period  (other than the  Mortgage  Loans described  in the  immediately  following  clause (B)) and all  Subsequent  Recoveries  received in respect of each
Liquidated  Mortgage Loan in the related  Sub-Loan Group during the related Due Period and (B) the Stated Principal
Balance of each such Mortgage  Loan that was  purchased by an insurer from the Trust during the related  Prepayment
Period pursuant to the related Primary Mortgage Insurance Policy, if any or otherwise;

                  (v)      any amount  allocated to the Available  Funds of the related  Sub-Loan Group pursuant to
Section 6.02(a)(D); and

                  (vi)     the  related  Senior  Prepayment  Percentage  of the  sum of (a)  the  Stated  Principal
Balance of each  Mortgage  Loan in the related  Sub-Loan  Group that was  repurchased  by the Sponsor in connection with such  Distribution  Date and (b) the excess, if any, of the Stated Principal Balance of a Mortgage Loan in the
related  Sub-Loan  Group that has been  replaced by the Sponsor with a  Substitute  Mortgage  Loan  pursuant to the
Mortgage Loan Purchase  Agreement in connection with such  Distribution  Date over the Stated Principal  Balance of such Substitute Mortgage Loan.

         Senior  Percentage:  With respect to each Certificate  Group related to a Sub-Loan Group in Loan Group II, initially  91.25%.  With respect to any  Distribution  Date and a Certificate  Group related to a Sub-Loan Group in
Loan Group II, the lesser of (i) 100%  and  (ii) the  percentage  obtained by dividing  the  aggregate  Certificate
Principal  Balance of the Senior  Certificates  (other than the Class II-X  Certificates) in such Certificate Group immediately  preceding such  Distribution  Date by the aggregate Stated Principal  Balance of the Mortgage Loans in the related Sub-Loan Group as of the beginning of the related Due Period.

         Senior  Prepayment  Percentage:  With respect to a Certificate  Group related to a Sub-Loan  Group in Loan
Group II and any Distribution Date occurring during the periods set forth below, as follows:

Period (dates inclusive)                              Senior Prepayment Percentage
February 2006 - January 2013                          100%
February 2013 - January 2014                          Senior Percentage for the related Certificate Group plus 70%
                                                      of the Subordinate Percentage for the related Sub-Loan Group.
February 2014 - January 2015                          Senior Percentage for the related Certificate Group plus 60%
                                                      of the Subordinate Percentage for the related Sub-Loan Group.
February 2015 - January 2016                           Senior Percentage for the related Certificate Group plus 40%
                                                      of the Subordinate Percentage for the related Sub-Loan Group.
February 2016 - January 2017                          Senior Percentage for the related Certificate Group plus 20%
                                                      of the Subordinate Percentage for the related Sub-Loan Group.
February 2017 and thereafter                          Senior Percentage for the related Certificate Group.
         No scheduled  reduction to the Senior  Prepayment  Percentage for the related  Certificate  Group shall be made as of any  Distribution  Date unless,  as of the last day of the month preceding such  Distribution  Date, (A)
the  aggregate  Stated  Principal  Balance of the Group II Mortgage  Loans in all Sub-Loan  Groups in Loan Group II
Delinquent 60 days or more  (including for this purpose any such Group II Mortgage  Loans in foreclosure  and Group
II Mortgage Loans with respect to which the related  Mortgaged  Property has been acquired by the trust),  averaged over the last six months,  as a percentage of the sum of the aggregate  Certificate  Principal Balance of the Group
II  Subordinate  Certificates  does not exceed 50%;  and (B)  cumulative  Realized  Losses on the Group II Mortgage
Loans in all  Sub-Loan  Groups  in Loan  Group  II do not  exceed  (a) 30% of the  Original  Group  II  Subordinate
Principal Balance if such Distribution  Date occurs between and including  February 2013 and January 2014,  (b) 35%
of the Original  Group II  Subordinate  Principal  Balance if such  Distribution  Date occurs between and including
February 2014  and  January 2015,  (c)  40%  of the  Original  Group  II  Subordinate  Principal  Balance  if  such
Distribution Date occurs between and including  February 2015  and  January 2016,  (d) 45% of the Original Group II
Subordinate  Principal  Balance  if  such  Distribution  Date  occurs  between  and  including   February 2016  and
January 2017,  and (e) 50% of the Original Group II Subordinate  Principal Balance if such Distribution Date occurs during or after February 2017.

         In addition,  if on any  Distribution  Date the weighted  average of the Subordinate  Percentages for such
Distribution  Date is equal  to or  greater  than  two  times  the  weighted  average  of the  initial  Subordinate
Percentages,  and (a) the  aggregate  Stated  Principal  Balance of the Group II  Mortgage  Loans for all  Sub-Loan
Groups  Delinquent 60 days or more  (including  for this purpose any such Mortgage  Loans in  foreclosure  and such
Group II Mortgage  Loans with  respect to which the related  Mortgaged  Property  has been  acquired by the trust), averaged over the last six months, as a percentage of the aggregate  Certificate  Principal Balance of the Group II
Subordinate  Certificates  does not  exceed  50% and  (b)(i) on  or prior to the  Distribution  Date  occurring  in
January 2009,  cumulative  Realized  Losses on the Group II Mortgage Loans for all Sub-Loan Groups in Loan Group II
as of the end of the related  Prepayment  Period do not exceed 20% of the Original Group II  Subordinate  Principal
Balance and (ii) after the Distribution Date occurring in January 2009  cumulative  Realized Losses on the Group II
Mortgage  Loans for all  Sub-Loan  Groups in Loan Group II as of the end of the  related  Prepayment  Period do not exceed 30% of the Original Group II Subordinate  Principal  Balance,  then,  the Senior  Prepayment  Percentage for such Distribution Date will equal the Senior Percentage for the related  Certificate Group;  provided,  however, if on such  Distribution  Date  the  Subordinate  Percentage  is equal  to or  greater  than  two  times  the  initial
Subordinate  Percentage on or prior to the Distribution  Date occurring in January 2009  and the above  delinquency and loss  tests  are met,  then the  Senior  Prepayment  Percentage  for the  related  Certificate  Group  for such
Distribution Date will equal the related Senior Percentage plus 50% of the related  Subordinate  Percentage on such
Distribution Date.

         Notwithstanding the foregoing,  if on any Distribution Date the percentage,  the numerator of which is the
aggregate  Certificate  Principal  Balance  of  the  Group  II  Senior  Certificates   immediately  preceding  such
Distribution  Date, and the denominator of which is the Stated Principal  Balance of the Group II Mortgage Loans as
of the  beginning  of the related Due Period,  exceeds  such  percentage  as of the Cut-off  Date,  then the Senior
Prepayment  Percentage  with respect to all of the Group II Senior  Certificates  for such  Distribution  Date will equal 100%.

         Servicer  Remittance  Date: With respect to each Mortgage Loan and the applicable  Servicer,  the date set forth in the related Servicing Agreement.

         Servicers:  Each of Bank of America,  Chevy Chase Bank,  Countrywide,  EMC, EverHome,  GMACM,  GreenPoint,
Harbourside,  HomeBanc,  HSBC,  IndyMac,  Mellon Trust,  PHH, U.S. Bank,  WAMU and Waterfield and their  respective permitted successors and assigns.

         Servicing  Agreement:  Each of the  Bank of  America  Servicing  Agreement,  Chevy  Chase  Bank  Servicing
Agreement,   Countrywide  Servicing  Agreement,  EMC  Servicing  Agreement,  EverHome  Servicing  Agreement,  GMACM
Servicing  Agreement,   GreenPoint  Servicing  Agreement,   Harbourside  Servicing  Agreement,  HomeBanc  Servicing
Agreement,  HSBC  Servicing  Agreement,  Mellon Trust  Servicing  Agreement,  PHH  Servicing  Agreement,  U.S. Bank
Servicing Agreement,  WAMU Servicing Agreement and Waterfield Servicing Agreement,  in each case as modified by the related Assignment Agreement.

         Servicing  Criteria:  The "servicing  criteria" set forth in Item 1122(d) of Regulation AB, as such may be amended from time to time.

         Servicing  Fee: As to any Mortgage Loan and  Distribution  Date, an amount equal to the product of (i) the
Stated  Principal  Balance of such Mortgage Loan as of the Due Date in the  preceding  calendar  month and (ii) the related Servicing Fee Rate.

         Servicing  Fee  Rate:  As to any  Mortgage  Loan,  a per  annum  rate as set  forth in the  Mortgage  Loan
Schedule.

         Servicing  Officer:  The President or a Vice  President or Assistant  Vice  President or other  authorized officer of the Master Servicer  having direct  responsibility  for the  administration  of this Agreement,  and any other authorized officer of the Master Servicer to whom a matter arising hereunder may be referred.

         Significance  Estimate:  With  respect  to any  Distribution  Date,  and in  accordance  with Item 1115 of
Regulation  AB, shall be an amount  determined  based on the  reasonable  good-faith  estimate by the Seller or its affiliate of the aggregate maximum probable exposure of each of the outstanding Certificates to the Cap Contracts.

         Significance  Percentage:  Each of the  Group I  Significance  Percentage  and the  Group II  Significance
Percentage.

         Special  Hazard Loss: A Realized  Loss  attributable  to damage or a direct  physical  loss  suffered by a mortgaged  property  (including any Realized Loss due to the presence or suspected  presence of hazardous wastes or substances  on a  mortgaged  property)  other than any such  damage or loss  covered by a hazard  policy or a flood insurance  policy  required to be maintained in respect of such mortgaged  property under the Agreement or any loss due to normal wear and tear or certain other causes.

         Sponsor:  EMC,  as  mortgage  loan seller  under the  Mortgage  Loan  Purchase  Agreement  and the related
Subsequent Mortgage Loan Purchase Agreement.

         Startup Day:  January 31, 2006.

         Stated  Principal  Balance:  With  respect to any Group I Mortgage  Loan or related REO  Property  and any
Distribution  Date,  the  Outstanding  Principal  Balance  thereof as of the Cut-off  Date minus the sum of (i) the principal  portion of the  Scheduled  Payments due with respect to such Mortgage Loan during each Due Period ending prior to such  Distribution  Date (and  irrespective  of any  delinquency  in their  payment),  (ii) all  Principal
Prepayments with respect to such Mortgage Loan received prior to or during the related  Prepayment  Period, and all
Liquidation  Proceeds to the extent applied by the related  Servicer as recoveries of principal in accordance  with this Agreement or the  applicable  Servicing  Agreement  with respect to such Mortgage Loan,  that were received by the related Servicer as of the close of business on the last day of the calendar month  immediately  preceding such
Distribution  Date and (iii) any  Realized  Losses on such Mortgage Loan incurred  during the prior calendar month.
The  Stated  Principal  Balance  of a  Liquidated  Mortgage  Loan  equals  zero.  References  herein to the  Stated
Principal  Balance of a Loan Group or Sub-Loan Group at any time shall mean the aggregate Stated Principal  Balance of all Mortgage Loans in such Loan Group or Sub-Loan Group.

         With respect to any Group II Mortgage Loan on any Distribution  Date,  (i) the unpaid principal balance of such  Mortgage Loan as of the close of business on the related Due Date (taking  account of the  principal  payment to be made on such Due Date and  irrespective of any delinquency in its payment),  as specified in the amortization schedule  at the time  relating  thereto  (before any  adjustment  to such  amortization  schedule by reason of any bankruptcy  or similar  proceeding  occurring  after the Cut-off  Date (other  than a Deficient  Valuation)  or any moratorium or similar  waiver or grace period) and less (ii) any  Principal  Prepayments  (including  the principal portion of Net Liquidation  Proceeds) received during or prior to the related Prepayment Period;  provided that the
Stated Principal Balance of a Liquidated Mortgage Loan is zero.

         Stepdown  Date:  The  earlier to occur of (i) the  Distribution  Date on which the  aggregate  Certificate
Principal  Balance of the Class I-A  Certificates  has been  reduced to zero and (ii) the later to occur of (a) the
Distribution  Date  in  February 2009  and (b) the  first  Distribution  Date  on  which  the sum of the  aggregate
Certificate  Principal  Balance of the Class  I-M-1,  Class  I-M-2,  Class  I-B-1,  Class  I-B-2,  and Class  I-B-3
Certificates and the  Overcollateralization  Amount divided by the Stated  Principal  Balance of the Mortgage Loans
for such Distribution Date is greater than or equal to 16.60%.

         Sub-Loan Group:  Any of Sub-Loan Group II-1, Sub-Loan Group II-2 or Sub-Loan Group II-3, as applicable.

         Sub-Loan  Group II-1:  The group of Mortgage Loans  designated as belonging to Sub-Loan  Group II-1 on the
Mortgage Loan Schedule.

         Sub-Loan Group II-1  Certificates:  The Class II-1A-1,  Class  II-1A-2,  Class II-1A-3,  Class II-1X-1 and
Class II-1X-2 Certificates.

         Sub-Loan  Group II-2:  The group of Mortgage Loans  designated as belonging to Sub-Loan  Group II-2 on the
Mortgage Loan Schedule.

         Sub-Loan  Group II-2  Certificates:  The Class  II-2A-1  Certificates,  Class  II-2A-2  and Class  II-2X-1
Certificates.

         Sub-Loan  Group II-3:  The group of Mortgage Loans  designated as belonging to Sub-Loan  Group II-3 on the
Mortgage Loan Schedule.

         Sub-Loan Group II-3 Certificates:  The Class II-3A-1  Certificates,  Class II-3A-2  Certificates and Class
II-3X-1 Certificates.

         Subordinate  Certificate  Writedown Amount:  With respect to the Group II Subordinate  Certificates and as to any Distribution Date (other than the Class II-X-B1, Class II-X-B2 and Class II-X-B3  Certificates),  the amount by which (i) the sum of the Certificate  Principal  Balances of the Group II  Certificates  (after giving effect to the  distribution  of principal and the allocation of applicable  Realized  Losses in reduction of the  Certificate
Principal  Balances of the Group II  Certificates  on such  Distribution  Date)  exceeds (y) the  aggregate  Stated
Principal Balances of the Group II Mortgage Loans on the Due Date related to such Distribution Date.

         Subordinate   Certificates:   The  Group  I  Subordinate   Certificates   and  the  Group  II  Subordinate
Certificates.

         Subordinate  Optimal  Principal  Amount:  With respect to any Distribution  Date and any Sub-Loan Group in
Loan Group II, an amount equal to the sum,  without  duplication,  of the  following  (but in no event greater than the aggregate  Certificate  Principal  Balance of the Group II Subordinate  Certificates  immediately prior to such
Distribution Date):

         (i)      the related  Subordinate  Percentage  of the principal  portion of all Scheduled  Payments due on each  Outstanding  Mortgage  Loan in the  related  Sub-Loan  Group  on the  related  Due Date as  specified  in the amortization  schedule at the time  applicable  thereto (after  adjustment for previous  Principal  Prepayments but before any  adjustment  to such  amortization  schedule by reason of any  bankruptcy  or similar  proceeding or any moratorium or similar waiver or grace period);

         (ii)     the related  Subordinate  Prepayment  Percentage of the Stated Principal Balance of each Mortgage
Loan in the  related  Sub-Loan  Group that was the  subject  of a  Principal  Prepayment  in full  received  by the
Servicers during the related Prepayment Period;

         (iii)    the related  Subordinate  Prepayment  Percentage  of the amount of all Principal  Prepayments  in part  received by the Master  Servicer in respect to the  Mortgage  Loan in the related  Sub-Loan  Group during the related Prepayment Period;

         (iv)     the excess, if any, of (a) all Net Liquidation  Proceeds  allocable to principal  received during the related  Prepayment  Period in respect of each Liquidated  Mortgage Loan in the related  Sub-Loan Group and all
Subsequent  Recoveries  received in respect of each Liquidated Mortgage Loan during the related Due Period over (b)
the sum of the amounts  distributable  to the Senior  Certificates  in the related  Certificate  Group  pursuant to clause (iv) of the definition of Senior Optimal Principal Amount on such Distribution Date;

         (v)      the related Subordinate  Prepayment  Percentage of the sum of (a) the Stated Principal Balance of
each  Mortgage  Loan in the  related  Sub-Loan  Group that was  purchased  by the Sponsor in  connection  with such
Distribution  Date and (b) the difference,  if any, between the Stated Principal  Balance of a Mortgage Loan in the
related  Sub-Loan  Group that has been  replaced by the Sponsor with a  Substitute  Mortgage  Loan  pursuant to the
Mortgage Loan Purchase  Agreement in connection with such  Distribution  Date and the Stated  Principal  Balance of
such Substitute Mortgage Loan; and

         (vi)     on the  Distribution  Date on which the aggregate  Certificate  Principal  Balances of the Senior
Certificates in the related  Certificate  Group have all been reduced to zero, 100% of the Senior Optimal Principal
Amount for the related  Sub-Loan  Group.  After the  aggregate  Certificate  Principal  Balance of the  Subordinate
Certificates has been reduced to zero, the Subordinate Optimal Principal Amount shall be zero.

         Subordinate  Percentage:  With  respect  to  each  Sub-Loan  Group  included  in  Loan  Group  II  on  any
Distribution Date, 100% minus the Senior Percentage for the related Certificate Group.

         Subordinate  Prepayment   Percentage:   With  respect  to  each  Loan  Group  or  Sub-Loan  Group  on  any
Distribution Date, 100% minus the Senior Percentage for the related Certificate Group.

         Subsequent  Cut-off Date:  With respect to the  Subsequent  Mortgage Loans sold to the Trust pursuant to a
Subsequent  Transfer  Instrument,  the later of (i) the first  day of the  month in which  the  related  Subsequent
Transfer Date occurs or (ii) the date of origination of such Mortgage Loan.

         Subsequent  Mortgage Loans:  The Mortgage Loans which will be acquired by the Trust during the Pre-Funding
Period with amounts on deposit in the Pre-Funding  Account,  which Mortgage Loans will be held as part of the Trust
Fund.

         Subsequent  Mortgage Loan Purchase  Agreement:  The  agreements  between EMC, as seller,  and Bear Stearns
Asset Backed  Securities I LLC, as purchaser,  and all amendments  thereof and supplements  thereto,  regarding the transfer of the  Subsequent  Mortgage  Loans by EMC to Bear Stearns Asset Backed  Securities I LLC, a form of which is attached as Exhibit K.

         Subsequent  Recoveries:  As of any  Distribution  Date,  amounts received during the related Due Period by the Master Servicer (net of any related  expenses  permitted to be reimbursed  pursuant to Section 4.05) or surplus amounts held by the Master  Servicer to cover  estimated  expenses  (including,  but not limited to,  recoveries in respect  of the  representations  and  warranties  made by the  Sponsor  pursuant  to the  Mortgage  Loan  Purchase
Agreement)  specifically  related to a Liquidated  Mortgage Loan or the disposition of an REO Property prior to the related  Prepayment  Period that resulted in a Realized  Loss,  after  liquidation  or disposition of such Mortgage
Loan.

         Subsequent  Transfer Date:  With respect to each  Subsequent  Transfer  Instrument,  the date on which the related Subsequent Mortgage Loans are sold to the Trust.

         Subsequent Transfer  Instrument:  Each Subsequent Transfer  Instrument,  dated as of a Subsequent Transfer
Date,  executed by the Securities  Administrator  at the written  direction of the Seller and  substantially in the form attached hereto as Exhibit L, by which Subsequent Mortgage Loans are transferred to the Trust Fund.

         Substitute  Mortgage  Loan:  A mortgage  loan  tendered to the Trustee  pursuant to the related  Servicing
Agreement,  the Mortgage Loan Purchase Agreement,  a Subsequent Mortgage Loan Purchase Agreement or Section 2.04 of
this  Agreement,  as  applicable,  in each case,  (i) which has an  Outstanding  Principal  Balance not greater nor materially less than the Mortgage Loan for which it is to be substituted;  (ii) which has a Mortgage  Interest Rate and Net Rate not less than, and not materially  greater than,  such Mortgage Loan;  (iii) which has a maturity date not  materially  earlier  or later than such  Mortgage  Loan and not later  than the  latest  maturity  date of any
Mortgage  Loan;  (iv) which is of the same property type and occupancy  type as such Mortgage Loan; (v) which has a
Loan-to-Value  Ratio not greater than the  Loan-to-Value  Ratio of such  Mortgage  Loan;  (vi) which  is current in payment of principal and interest as of the date of  substitution;  (vii) as to which the payment terms do not vary in any  material  respect  from the  payment  terms of the  Mortgage  Loan for  which it is to be  substituted  and
(viii) which has a Gross Margin,  Periodic Rate Cap and Maximum  Lifetime  Mortgage Rate no less than those of such
Mortgage  Loan,  has the same Index and interval  between  Interest  Adjustment  Dates as such Mortgage Loan, and a
Minimum Lifetime Mortgage Rate no lower than that of such Mortgage Loan.

         Substitution  Adjustment  Amount:  The amount,  if any, required to be paid by the Mortgage Loan Seller to the Securities  Administrator  for deposit in the Distribution  Account pursuant to Section 2.04 in connection with the substitution of a Mortgage Loan.

         Tax  Administration  and Tax Matters Person:  The Securities  Administrator  and any successor  thereto or assignee  thereof shall serve as tax  administrator  hereunder and as agent for the Tax Matters Person.  The Holder of the largest percentage  interest of each Class of Residual  Certificates shall be the Tax Matters Person for the related 2006-1 REMIC, as more particularly set forth in Section 9.12 hereof.

         Termination  Purchase  Price:  The  price,  calculated  as set  forth  in  Section 10.01,  to be  paid  in connection with the repurchase of the Mortgage Loans pursuant to Section 10.01.

         Trigger  Event:  With  respect  to any  Distribution  Date,  an event  that  exists if (i) the  percentage obtained by dividing (x) the aggregate Stated  Principal  Balance of the Group I Mortgage Loans that are 60 or more days  Delinquent  (including for this purpose any such Mortgage Loans in bankruptcy or foreclosure  and the Group I
Mortgage  Loans with respect to which the related  Mortgaged  Property  has been  acquired by the Trust) by (y) the aggregate  Stated  Principal  Balance of the Group I Mortgage  Loans in the mortgage  pool, in each case, as of the close  of  business  on the  last  day of the  preceding  calendar  month,  exceeds  34% of the  Current  Specified
Enhancement  Percentage or (ii) the  aggregate  amount of Realized  Losses on the Group I Mortgage  Loans since the
Cut-off Date as a percentage  of the aggregate  Stated  Principal  Balance of the Group I Mortgage  Loans as of the
Cut-off Date exceeds the applicable percentage set forth below:

                                                Months               Percentage

                                               37 - 48                 1.25%
                                               49 - 60                 1.75%
                                               61 - 72                 2.25%
                                                 73+                   2.25%

         Trust  Fund or Trust:  The corpus of the trust  created  by this  Agreement,  consisting  of the  Mortgage
Loans and the other assets described in Section 2.01(a).

         Trustee:  Bank of New York as successor to JPMorgan  Chase Bank,  National  Association,  or its successor in interest, or any successor trustee appointed as herein provided.

         2006-1 REMIC: Any of REMIC I, REMIC II, REMIC III, REMIC IV and REMIC V.

         Uncertificated  Interest:  With  respect to each REMIC  Regular  Interest on each  Distribution  Date,  an amount  equal to one  month's  interest  at the  related  Uncertificated  Pass-Through  Rate on the  Uncertificated
Principal Balance of such REMIC Regular Interest.  In each case, for purposes of the distributions,  Uncertificated
Interest  will be reduced by the interest  portion of any Realized  Losses and Net Interest  Shortfalls  allocated, with respect to the REMIC I Regular  Interests,  to such REMIC  Regular  Interests  pursuant to the  definition  of
Realized Losses,  with respect to the REMIC II Regular  Interests,  to such REMIC Regular Interests pursuant to the definition  of REMIC II Realized  Losses and,  with  respect to the REMIC III Regular  Interests,  REMIC IV Regular
Interests and REMIC V Regular Interest, to the Related Classes of Certificates.

         Uncertificated  Pass-Through  Rate:  With  respect  to any  Distribution  Date  and  REMIC  Interest,  the
pass-through rate of each such REMIC Interest set forth in Section 5.01(c).

         Uncertificated  Principal  Balance:  The amount of any REMIC Regular  Interest  outstanding as of any date of  determination.  As of the Closing Date, the  Uncertificated  Principal Balance of each REMIC I Regular Interest shall equal the amount set forth in Section 5.01(c)(i) as its Initial  Uncertificated  Principal  Balance.  On each
Distribution  Date, the  Uncertificated  Principal Balance of each REMIC I Regular Interest shall be reduced by the sum of (i) the principal  portion of Realized Losses allocated to the REMIC I Regular  Interests in accordance with the definition of Realized Loss and (ii) the amounts deemed  distributed  on each  Distribution  Date in respect of principal on the REMIC I Regular  Interests  pursuant to Section 6.07. As of the Closing Date,  the  Uncertificated
Principal  Balance of each REMIC II  Regular  Interest shall equal the amount set forth in the Section  5.01(c)(ii)
hereto as its Initial  Uncertificated  Principal Balance.  On each Distribution Date, the Uncertificated  Principal
Balance of each REMIC II Regular  Interest shall be reduced,  first, by the portion of Realized Losses allocated in reduction of the Certificate  Principal  Balances thereof on such  Distribution  Date pursuant to the definition of
REMIC II Realized  Losses and,  second,  the amounts  deemed  distributed on each  Distribution  Date in respect of principal on the REMIC II Regular  Interests  pursuant to Section 6.10. As of the Closing Date, the  Uncertificated
Principal  Balance of each REMIC III Regular Interest shall equal the amount set forth in the Section  5.01(c)(iii)
hereto as its Initial  Uncertificated  Principal Balance.  On each Distribution Date, the Uncertificated  Principal
Balance of each REMIC III Regular  Interest shall be reduced,  first, by the portion of Realized  Losses  allocated in reduction of the Certificate  Principal  Balances of the Related  Classes of  Certificates on such  Distribution
Date and,  second,  by all  distributions  of  principal  made on such  Related  Classes  of  Certificates  on such
Distribution  Date.  As of the  Closing  Date,  the  Uncertificated  Principal  Balance  of each  REMIC IV  Regular
Interest  shall  equal the  amount  set forth in the  Section  5.01(c)(iv)  hereto  as its  Initial  Uncertificated
Principal  Balance.  On each  Distribution  Date,  the  Uncertificated  Principal  Balance of each REMIC IV Regular
Interest  shall be reduced,  first,  by the portion of Realized  Losses  allocated in reduction of the  Certificate
Principal  Balances  of the  Related  Classes  of  Certificates  on such  Distribution  Date  and,  second,  by all distributions  of principal  made on such Related  Classes of  Certificates  on such  Distribution  Date. As of the
Closing Date,  the  Uncertificated  Principal  Balance of the REMIC V Regular  Interest  shall equal the amount set forth in Section 5.01(c)(v) as its Initial Uncertificated Principal Balance.

         Undercollateralized  Amount:  With  respect any  Certificate  Group in Loan Group II and any  Distribution
Date,  the  excess of (i) the  aggregate  Certificate  Principal  Balance of such  Certificate  Group over (ii) the aggregate Stated Principal Balance of the Group II Mortgage Loans in the related Sub-Loan Group.

         Uninsured  Cause:  Any cause of damage to a  Mortgaged  Property  or related  REO  Property  such that the complete  restoration of such Mortgaged  Property or related REO Property is not fully  reimbursable  by the hazard insurance  policies required to be maintained  pursuant the Servicing  Agreement,  without regard to whether or not such policy is maintained.

         United  States  Person:  A citizen  or  resident  of the  United  States,  a  corporation  or  partnership
(including  an entity  treated  as a  corporation  or  partnership  for  federal  income tax  purposes)  created or organized  in, or under the laws of, the United  States or any state  thereof or the District of Columbia  (except, in the case of a partnership,  to the extent  provided in  regulations),  provided that, for purposes solely of the
Residual  Certificates,  no partnership  or other entity treated as a partnership  for United States federal income tax  purposes  shall be  treated  as a United  States  Person  unless  all  persons  that own an  interest  in such partnership  either  directly or through any entity that is not a corporation  for United States federal income tax purposes  are United  States  Persons,  or an estate whose income is subject to United  States  federal  income tax regardless of its source,  or a trust if a court within the United States is able to exercise  primary  supervision over the  administration  of the trust and one or more such United States Persons have the authority to control all substantial  decisions of the trust.  To the extent  prescribed  in  regulations  by the Secretary of the Treasury, which have not yet been issued,  a trust which was in existence on  August 20,  1996 (other than a trust treated as owned by the grantor  under  subpart E of part I of  subchapter J of chapter 1 of the Code),  and which was treated as a United  States  person on  August 20,  1996 may elect to  continue  to be  treated as a United  States  person notwithstanding the previous sentence.

         Unpaid  Realized  Loss  Amount:  With  respect  to  any  Distribution  Date  and  any  Class  of  Group  I
Certificates,  is the excess of (i) Applied  Realized  Loss Amounts with respect to such Class over (ii) the sum of all  distributions  in reduction of the Applied  Realized  Loss Amounts on all  previous  Distribution  Dates.  Any amounts  distributed to a Class of Group I Certificates  in respect of any Unpaid  Realized Loss Amount will not be applied to reduce the Certificate Principal Balance of such Class.

         U.S. Bank:  U.S. Bank, NA, and any successor thereto.

         U.S. Bank Servicing  Agreement:  The Purchase,  Warranties and Servicing  Agreement,  dated as of March 1,
2003, as amended by Amendment No. 1 to the Purchase  Warranties  and  Servicing  Agreement,  dated as of January 1,
2006, between U.S. Bank and EMC, attached hereto as Exhibit H-14.

         WAMU:  Washington Mutual Bank, and its successor in interest.

         WAMU Servicing  Agreement:  The Servicing  Agreement,  dated as of April 1, 2005, as amended by Regulation
AB  Amendment to  Servicing  Agreement,  dated as of February 1, 2006,  between  WAMU and EMC,  attached  hereto as
Exhibit H-15.

         Waterfield:  Waterfield Mortgage Company, Inc. and any successor thereto.

         Waterfield  Servicing  Agreement:  Amended and Restated Forward Commitment Flow Mortgage Loan Purchase and
Servicing Agreement dated as of March 4, 2003, between Waterfield and EMC, attached hereto as Exhibit H-16.

                                                     ARTICLE II
                                           Conveyance of Mortgage Loans;
                                         Original Issuance of Certificates

Section 2.01. Conveyance  of Mortgage  Loans to Trustee.  (a) The  Depositor  concurrently  with the  execution and delivery of this Agreement,  sells,  transfers and assigns to the Trust without  recourse all its right,  title and interest in and to (i) the  Mortgage  Loans  identified in the Mortgage Loan  Schedule,  including all interest and principal due with respect to the Initial  Mortgage Loans after the Cut-off Date and the Subsequent  Mortgage Loans after the related  Subsequent  Cut-off  Date,  but excluding any payments of principal and interest due on or prior to the Cut-off Date;  (ii) such  assets as shall from time to time be credited or are required by the terms of this
Agreement to be credited to the  Distribution  Account  (iii) such  assets  relating to the Mortgage  Loans as from time  to  time  may be held by the  Servicers  in  Protected  Accounts  and  the  Securities  Administrator  in the
Distribution  Account in the name of the Trustee on behalf of the Trust for the  benefit of the  Certificateholders and the Securities  Administrator  in the Cap Reserve Account in the name of the Trustee on behalf of the Trust for the  benefit  of the  Group I  Offered  Certificateholders  and the Class  I-B-3  Certificateholders,  (iv) any REO
Property,  (v) the Required  Insurance  Policies and any amounts paid or payable by the insurer under any Insurance
Policy (to the extent the  mortgagee  has a claim  thereto),  (vi) the  Mortgage  Loan  Purchase  Agreement and the
Subsequent  Mortgage Loan  Purchase  Agreement to the extent  provided in Section  2.03(a),  (vii) the  rights with respect to the  Servicing  Agreements  (and each  related  Recognition  Agreement  as defined and  described in the related  Assignment  Agreement)  as  assigned  to the  Trustee  on  behalf  of the  Trust  for the  benefit  of the
Certificateholders  by the  Assignment  Agreements,  and the  rights  of the  Depositor  under  the  EMC  Servicing
Agreement,  (viii)  such  assets  as shall  from  time to time be  credited  or are  required  by the terms of this
Agreement to be credited to the Pre-Funding  Account,  the Interest Coverage Account,  the Distribution Account and
the Cap Reserve  Account and (ix) any proceeds of the  foregoing.  Although it is the intent of the parties to this
Agreement that the conveyance of the Depositor's  right,  title and interest in and to the Mortgage Loans and other assets in the Trust Fund  pursuant to this  Agreement  shall  constitute a purchase and sale and not a loan, in the event that such  conveyance  is deemed to be a loan,  it is the intent of the  parties to this  Agreement  that the
Depositor  shall be deemed to have granted to the Trustee a first priority  perfected  security  interest in all of the Depositor's  right,  title and interest in, to and under the Mortgage Loans and other assets in the Trust Fund, and that this Agreement shall constitute a security agreement under applicable law.

(b) In connection  with the above  transfer and  assignment,  the Sponsor  hereby  deposits with the Trustee or the
Custodian, on behalf of the Trustee, with respect to each Mortgage Loan:

(i) the original  Mortgage Note,  endorsed without recourse (A) to the order of the Trustee or (B) in the case of a
Mortgage Loan registered on the MERS system,  in blank,  and in each case showing an unbroken chain of endorsements from the  originator  thereof to the Person  endorsing it to the Trustee,  or lost note  affidavit  together with a copy of the related Mortgage Note,

(ii) the original  Mortgage  and, if the related  Mortgage  Loan is a MOM Loan,  noting the presence of the MIN and language  indicating  that such Mortgage Loan is a MOM Loan,  which shall have been recorded (or if the original is not available,  a copy),  with evidence of such recording  indicated thereon (or if clause (w) in the proviso below applies, shall be in recordable form),

(iii) unless the Mortgage Loan is assigned in the name of MERS, a certified  copy of the  assignment  (which may be in the form of a blanket  assignment if permitted in the  jurisdiction in which the Mortgaged  Property is located)
to  "Bank of New York  as successor to  JPMorgan Chase Bank, National Association,  as Trustee",  with  evidence of recording  with respect to each Mortgage Loan in the name of the Trustee  thereon  (or if clause (w) in the proviso below  applies or for  Mortgage  Loans with respect to which  the related Mortgaged Property  is located in a state other than Maryland,  Tennessee,  South Carolina,  Mississippi and  Florida,  or an  Opinion  of  Counsel  has been provided  as set forth in this  Section 2.01(b),  shall be in recordable form),

(iv) all intervening assignments of the Security Instrument,  if applicable and only to the extent available to the
Depositor with evidence of recording thereon,

(v) the original or a copy of the policy or  certificate  of primary  mortgage  guaranty  insurance,  to the extent available, if any,

(vi) the original policy of title  insurance or mortgagee's  certificate of title insurance or commitment or binder for title insurance, and

(vii) originals of all modification agreements, if applicable and available.

provided,  however,  that in lieu of the foregoing,  the Depositor may deliver the following  documents,  under the circumstances  set forth below:  (w) in lieu of the original  Security  Instrument,  assignments  to the Trustee or intervening  assignments thereof which have been delivered,  are being delivered or will, upon receipt of recording information  relating to the  Security  Instrument  required to be included  thereon,  be  delivered  to  recording offices for recording  and have not been  returned to the  Depositor in time to permit their  delivery as specified above,  the Depositor may deliver,  or cause to be delivered,  a true copy thereof with a stamp on the face of such copy,  substantially  as follows:  "Certified  to be a true and correct copy of the  original";  (x) in lieu of the
Security Instrument,  assignment to the Trustee or intervening  assignments thereof, if the applicable jurisdiction retains the originals of such  documents (as  evidenced by a  certification  from the Depositor to such effect) the
Depositor may deliver photocopies of such documents  containing an original  certification by the judicial or other governmental  authority of the jurisdiction where such documents were recorded;  and (y) the Depositor shall not be required to deliver  intervening  assignments or Mortgage Note  endorsements  between the Seller and the Depositor, and between the  Depositor and the Trustee;  and provided,  further,  however,  that in the case of Mortgage  Loans which  have  been  prepaid  in full  after  the  Cut-off  Date and prior to the  Closing  Date,  and in the case of
Subsequent  Mortgage Loans which have been prepaid in full after the related  Subsequent  Cut-off Date and prior to the related  Subsequent  Transfer Date, the Depositor,  in lieu of delivering the above  documents,  may deliver to the Trustee or the Custodian,  on its behalf,  a certification to such effect and shall deposit all amounts paid in respect of such Mortgage Loans in the Distribution  Account on the Closing Date or the related Subsequent  Transfer
Date, as the case may be. The Depositor  shall deliver such original  documents  (including any original  documents as to which  certified  copies had  previously  been  delivered)  to the Trustee or the  Custodian,  on its behalf, promptly  after  they are  received.  The  Depositor  shall  cause  the  Sponsor,  at its  expense,  to cause  each assignment  of the  Security  Instrument  to the Trustee to be  recorded  not later than 180 days after the Closing
Date,  unless (a) such  recordation  is not required by the Rating  Agencies or an Opinion of Counsel  addressed to the Trustee has been provided to the Trustee (with a copy to the Custodian)  which states that  recordation of such
Security  Instrument is not required to protect the  interests of the  Certificateholders  in the related  Mortgage
Loans or (b) MERS is  identified  on the  Mortgage  or on a properly  recorded  assignment  of the  Mortgage as the mortgagee of record solely as nominee for the Sponsor and its successor and assigns;  provided,  however, that each assignment  shall be submitted for  recording by the Sponsor in the manner  described  above,  at no expense to the
Trust or the Trustee or the  Custodian,  on behalf of the Trustee,  upon the  earliest to occur of:  (i) reasonable direction by the Holders of Certificates  evidencing  Fractional Undivided Interests  aggregating not less than 25%
of the Trust,  (ii) the  occurrence of an Event of Default,  (iii) the  occurrence  of a bankruptcy,  insolvency or foreclosure  relating to the Sponsor and (iv) the occurrence of a servicing  transfer as described in  Section 8.02 hereof.

Section 2.02. Acceptance  of  Mortgage  Loans by Trustee.  (a) The  Trustee  acknowledges  the sale,  transfer  and assignment  of the Trust Fund to it (or the  Custodian,  on behalf of the Trustee) by the Depositor and receipt of, subject to further review and the exceptions  which may be noted pursuant to the procedures  described  below,  and declares that it holds,  the documents (or certified  copies thereof)  delivered to it or the Custodian,  on behalf of the Trustee,  pursuant to Section 2.01,  and declares that it (or the Custodian,  on behalf of the Trustee) will continue to hold those  documents and any amendments,  replacements or supplements  thereto and all other assets of the Trust Fund  delivered  to it (or the  Custodian,  on behalf of the Trustee) as Trustee in trust for the use and benefit of all present and future  Holders of the  Certificates.  On the Closing Date,  with respect to the Initial
Mortgage Loans,  or the Subsequent  Transfer Date,  with respect to the Subsequent  Mortgage Loans,  the Custodian, with  respect to the Mortgage  Loans,  the  Custodian  shall  acknowledge  with  respect to each  Mortgage  Loan by delivery to the Depositor,  the Master Servicer and the Trustee of an Initial  Certification  substantially  in the form of Exhibit One to the Custodial  Agreement,  receipt of the Mortgage File, but without review of such Mortgage
File,  except to the extent  necessary to confirm that such  Mortgage  File  contains the related  Mortgage Note or lost note  affidavit.  No later than 90 days after the Closing Date (or within 90 days of the  Subsequent  Transfer
Date, with respect to the Subsequent  Mortgage Loans, or with respect to any Substitute  Mortgage Loan, within five
Business Days after the receipt by the Trustee or Custodian  thereof),  the Trustee agrees,  for the benefit of the
Certificateholders,  to  review or cause to be  reviewed  by the  Custodian  on its  behalf  (under  the  Custodial
Agreement),  each Mortgage File delivered to it and to execute and deliver,  or cause to be executed and delivered, to the Depositor,  the Master Servicer and the Trustee an Interim  Certification  substantially in the form annexed as Exhibit Two to the Custodial  Agreement.  In conducting  such review,  the Trustee or Custodian  will  ascertain whether all required  documents have been executed and received,  and based on the Mortgage Loan Schedule,  whether those  documents  relate,  determined  on the basis of the  Mortgagor  name,  original  principal  balance and loan number,  to the Mortgage  Loans it has received,  as identified in the Mortgage Loan  Schedule.  In performing  any such review,  the Trustee or the Custodian,  on behalf of the Trustee,  may conclusively  rely on the purported due execution and genuineness of any such document and on the purported  genuineness of any signature  thereon.  If the
Trustee or the Custodian,  on behalf of the Trustee,  finds any document constituting part of the Mortgage File has not been  executed or  received,  or to be  unrelated,  determined  on the basis of the  Mortgagor  name,  original principal  balance and loan number,  to the Initial  Mortgage  Loans  identified  in Exhibit B,  or the  Subsequent
Mortgage Loans identified on Exhibit 1 to the related  Subsequent  Transfer  Instrument,  as the case may be, or to appear defective on its face (i.e. torn,  mutilated,  or otherwise  physically altered) (a "Material Defect"),  the
Trustee or the Custodian,  on behalf of the Trustee,  shall upon  completion of the review of all files,  but in no event  later than 90 days after the  Closing  Date,  notify the  Sponsor.  In  accordance  with the  Mortgage  Loan
Purchase Agreement or the Subsequent Mortgage Loan Purchase  Agreement,  the Sponsor shall correct or cure any such defect  within  ninety  (90) days from the date of  notice  from the  Trustee  or the  Custodian,  on behalf of the
Trustee,  of the defect and if the Sponsor fails to correct or cure the defect within such period,  and such defect materially  and  adversely  affects the  interests of the  Certificateholders  in the related  Mortgage  Loan,  the
Trustee or the  Custodian,  on behalf of the  Trustee,  shall  enforce  the  Sponsor's  obligation  pursuant to the
Mortgage Loan Purchase  Agreement or the Subsequent  Mortgage Loan Purchase  Agreement,  as the case may be, within
90 days from the Trustee's or the  Custodian's  notification,  to purchase  such  Mortgage  Loan at the  Repurchase
Price;  provided  that,  if such defect  would cause the Mortgage  Loan to be other than a "qualified  mortgage" as defined in  Section 860G(a)(3)(A)  of the Code and Treasury Regulation Section 1.860G-2(a)(1),  (2), (4), (5), (6),
(7) and (9),  without  reliance  on the  provisions  of  Treasury  Regulation  Section  1.860G-2(a)(3)  or Treasury
Regulation  Section  1.860G-2(f)(2)  or any other  provision  that would  allow a Mortgage  Loan to be treated as a
"qualified mortgage"  notwithstanding its failure to meet the requirements of Section 860G(a)(3)(A) of the Code and
Treasury  Regulation  Section  1.860G-2(a)(1),  (2), (4),  (5), (6), (7) and (9), any such cure or repurchase  must occur  within 90 days from the date such breach was  discovered;  provided,  however,  that if such defect  relates solely to the  inability of the Sponsor to deliver the original  Security  Instrument  or  intervening  assignments thereof,  or a certified copy because the originals of such  documents,  or a certified copy have not been returned by the  applicable  jurisdiction,  the Sponsor  shall not be required to purchase such Mortgage Loan if the Sponsor delivers such  original  documents or certified  copy  promptly  upon receipt,  but in no event later than 360 days after the Closing Date or Subsequent Transfer Date, as applicable.  The foregoing  repurchase  obligation shall not apply in the event that the Sponsor  cannot  deliver such original or copy of any document  submitted for recording to the appropriate  recording office in the applicable  jurisdiction because such document has not been returned by such office;  provided that the Sponsor shall instead deliver a recording  receipt of such recording  office or, if such receipt is not available, a certificate  confirming that such documents have been accepted for recording,  and delivery to the Trustee or the  Custodian,  on its behalf,  shall be effected by the Sponsor  within thirty days of its receipt of the original recorded document.

(b) No later  than 180 days  after the  Closing  Date (or within 180 days of the  Subsequent  Transfer  Date,  with respect to the Subsequent  Mortgage  Loans, or with respect to any Substitute  Mortgage Loan,  within five Business
Days after the receipt by the Trustee or the Custodian  thereof),  the Trustee or the  Custodian,  on behalf of the
Trustee,  will  review,  for the benefit of the  Certificateholders,  the Mortgage  Files  delivered to it and will execute and deliver or cause to be executed and delivered to the Depositor,  the Master  Servicer and the Trustee a
Final Certification  substantially in the form annexed as Exhibit Three to the Custodial  Agreement.  In conducting such review,  the Trustee or the Custodian,  on behalf of the Trustee,  will ascertain  whether an original of each document  required to be recorded has been returned from the  recording  office with evidence of recording  thereon or a certified  copy has been obtained from the recording  office.  If the Trustee or the  Custodian,  on behalf of the  Trustee,  finds a Material  Defect,  the  Trustee or the  Custodian,  on behalf of the  Trustee,  shall,  upon completion  of the review of all files,  but in no event  later than 180 days after the  Closing  Date,  notify the
Sponsor  (provided,  however,  that with  respect to those  documents  described in Sections  2.01(b)(iv),  (v) and
(vii),  the Trustee's and  Custodian's  obligations  shall extend only to the documents  actually  delivered to the
Trustee or the Custodian  pursuant to such Sections).  In accordance  with the Mortgage Loan Purchase  Agreement or the Subsequent Mortgage Loan Purchase  Agreement,  the Sponsor shall correct or cure any such defect within 90 days from the date of notice from the Trustee or the  Custodian,  on behalf of the Trustee,  of the Material  Defect and if the Sponsor is unable to cure such defect  within such  period,  and if such  defect  materially  and  adversely affects the  interests of the  Certificateholders  in the related  Mortgage  Loan,  the Trustee  shall  enforce the
Sponsor's  obligation  under the  Mortgage  Loan  Purchase  Agreement  or the  Subsequent  Mortgage  Loan  Purchase
Agreement,  to provide a  Substitute  Mortgage  Loan (if within two years of the  Closing  Date) or  purchase  such
Mortgage Loan at the Repurchase Price;  provided,  however, that if such defect would cause the Mortgage Loan to be other than a "qualified mortgage" as defined in  Section 860G(a)(3)(A)  of the Code and Treasury Regulation Section
1.860G-2(a)(1),  (2),  (4),  (5),  (6), (7) and (9),  without  reliance on the  provisions  of Treasury  Regulation
Section  1.860G-2(a)(3)  or Treasury  Regulation  Section  1.860G-2(f)(2) or any other provision that would allow a
Mortgage  Loan to be treated as a "qualified  mortgage"  notwithstanding  its failure to meet the  requirements  of
Section  860G(a)(3)(A)  of the Code and Treasury  Regulation  Section  1.860G-2(a)(1),  (2), (4), (5), (6), (7) and
(9),  any such  cure,  repurchase  or  substitution  must  occur  within  90 days  from the date  such  breach  was discovered;  provided,  further,  that if such defect relates solely to the inability of the Sponsor to deliver the original Security  Instrument or intervening  assignments  thereof,  or a certified copy,  because the originals of such documents or a certified  copy, have not been returned by the applicable  jurisdiction,  the Sponsor shall not be required to purchase such  Mortgage  Loan, if the Sponsor  delivers  such original  documents or certified  copy promptly upon receipt,  but in no event later than 360 days after the Closing Date or Subsequent  Transfer Date, as applicable.  The  foregoing  repurchase  obligation  shall not apply in the event that the Sponsor  cannot  deliver such  original  or copy of any  document  submitted  for  recording  to the  appropriate  recording  office  in the applicable  jurisdiction  because such  document has not been  returned by such office;  provided  that the Sponsor shall  instead  deliver a  recording  receipt of such  recording  office or, if such  receipt is not  available,  a certificate  confirming  that such documents  have been accepted for recording,  and delivery to the Trustee or the
Custodian,  on its  behalf,  shall be effected by the  Sponsor  within  thirty days of its receipt of the  original recorded document.

(c) In the event that a Mortgage  Loan is  purchased  by the Sponsor in  accordance  with  Sections  2.02(a) or (b)
above,  the  Sponsor  shall  remit  to the  Securities  Administrator  the  Repurchase  Price  for  deposit  in the
Distribution  Account  and the Sponsor  shall  provide to the  Securities  Administrator  and the  Trustee  written notification  detailing  the  components  of the  Repurchase  Price.  Upon deposit of the  Repurchase  Price in the
Distribution  Account,  the  Depositor  shall notify the Trustee and the  Custodian,  as agent of the Trustee (upon receipt of a Request for Release in the form of  Exhibit D  attached  hereto with respect to such  Mortgage  Loan), shall release to the Sponsor the related  Mortgage  File and the Trustee shall execute and deliver all  instruments of transfer or assignment,  without recourse,  representation or warranty,  furnished to it by the Sponsor,  as are necessary to vest in the Sponsor  title to and rights under the Mortgage  Loan.  Such  purchase  shall be deemed to have  occurred  on the date on which  the  Repurchase  Price in  available  funds  is  received  by the  Securities
Administrator.  The Sponsor shall amend the Mortgage Loan Schedule to reflect such  repurchase  and shall  promptly notify the Trustee,  the Securities  Administrator,  the Master Servicer,  the Custodian and the Rating Agencies of
such  amendment.  The  obligation  of the Sponsor to  repurchase  any Mortgage  Loan as to which such a defect in a constituent  document exists shall be the sole remedy  respecting such defect  available to the  Certificateholders or to the Trustee on their behalf.

Section 2.03. Assignment of Interest in the Mortgage Loan Purchase Agreement and Subsequent Mortgage Loan Purchase
Agreement.  (a) The  Depositor  hereby  assigns to the  Trustee,  on behalf of the  Certificateholders,  all of its right,  title and  interest  in the  Mortgage  Loan  Purchase  Agreement  and  Subsequent  Mortgage  Loan  Purchase
Agreement,  including  but not  limited  to the  Depositor's  rights  and  obligations  pursuant  to the  Servicing
Agreements  (noting  that the  Sponsor  has  retained  the right in the  event of  breach  of the  representations, warranties and  covenants,  if any, with respect to the related  Mortgage  Loans of the related  Servicer under the related  Servicing  Agreement to enforce the  provisions  thereof and to seek all or any available  remedies).  The obligations of the Sponsor to substitute or repurchase,  as applicable,  a Mortgage Loan shall be the Trustee's and the  Certificateholders'  sole remedy for any breach  thereof.  At the request of the Trustee,  the Depositor shall take such actions as may be  necessary to enforce the above right,  title and interest on behalf of the Trustee and the  Certificateholders  or shall execute such further documents as the Trustee may reasonably  require in order to enable the Trustee to carry out such enforcement.

(b) If the Depositor,  the Master Servicer,  or the Trustee  discovers a breach of any of the  representations  and warranties set forth in the Mortgage Loan Purchase  Agreement or the Subsequent  Mortgage Loan Purchase  Agreement,
which breach  materially and adversely affects the value of the interests of  Certificateholders  or the Trustee in the related  Mortgage Loan, the party  discovering the breach shall give prompt written notice of the breach to the other  parties.  The Seller,  within 90 days of its  discovery  or receipt of notice that such breach has  occurred
(whichever  occurs  earlier),  shall cure the breach in all  material  respects or,  subject to the  Mortgage  Loan
Purchase Agreement,  Subsequent Mortgage Loan Purchase Agreement or Section 2.04 of this Agreement,  as applicable, shall  purchase  the Mortgage  Loan or any  property  acquired  with  respect  thereto from the Trustee;  provided, however,  that if there is a breach of any  representation  set forth in the Mortgage  Loan  Purchase  Agreement or
Section 2.04  of this  Agreement,  as  applicable,  and the Mortgage  Loan or the related  property  acquired  with respect  thereto has been sold,  then the Sponsor  shall pay, in lieu of the  Repurchase  Price,  any excess of the
Repurchase  Price over the Net  Liquidation  Proceeds  received upon such sale.  (If the Net  Liquidation  Proceeds exceed the Repurchase  Price,  any excess shall be paid to the Sponsor to the extent not required by law to be paid to the  borrower.)  Any such purchase by the Sponsor  shall be made by providing an amount equal to the  Repurchase
Price to the Securities  Administrator for deposit in the Distribution Account and written  notification  detailing the components of such  Repurchase  Price.  The Depositor shall notify the Trustee and submit to the Trustee or the
Custodian,  on its behalf,  a Request for Release,  and the Trustee  shall cause the  Custodian to release,  to the
Sponsor the  related  Mortgage  File and the Trustee  shall  execute  and  deliver all  instruments  of transfer or assignment  furnished to it by the Sponsor,  without recourse,  representation or warranty as are necessary to vest in the Sponsor title to and rights under the Mortgage  Loan or any property  acquired  with respect  thereto.  Such purchase  shall be  deemed  to have  occurred  on the date on which  the  Repurchase  Price in  available  funds is received by the  Securities  Administrator.  The Sponsor  shall amend the  Mortgage  Loan  Schedule to reflect such repurchase  and shall  promptly  notify  the  Trustee,  the  Securities  Administrator,  the Master  Servicer,  the
Custodian and the Rating Agencies of such  amendment.  Enforcement of the obligation of the Sponsor to purchase (or substitute a Substitute  Mortgage  Loan for) any Mortgage Loan or any property  acquired  with respect  thereto (or pay the  Repurchase  Price as set forth in the above  proviso) as to which a breach has occurred and is  continuing shall  constitute the sole remedy  respecting  such breach  available to the  Certificateholders  or the Trustee on their behalf.

         In connection  with any  repurchase of a Mortgage  Loan pursuant to this  Section 2.03,  the Sponsor shall furnish to the  Securities  Administrator  an Officer's  Certificate,  signed by a duly  authorized  officer of the
Sponsor to the effect  that such  repurchase  has been made in  accordance  with the terms and  conditions  of this
Agreement and that all conditions  precedent to such repurchase or substitution have been satisfied,  including the delivery to the Securities  Administrator of the Purchase Price or Substitution  Adjustment  Amount, as applicable, for  deposit  into the  Distribution  Account,  together  with  copies of any  Opinion  of Counsel  required  to be delivered  pursuant to this  Agreement and the related  Request for Release.  Solely for purposes of the Securities
Administrator  providing  an  Assessment  of  Compliance,  upon  receipt  of  such  documentation,  the  Securities
Administrator  shall approve such  repurchase,  as  applicable,  and which  approval  shall  consist  solely of the
Securities  Administrator's  receipt of such  documentation  and  deposits.  It is  understood  and agreed that the obligation  under this  Agreement of the Sponsor to cure,  repurchase  or replace any  Mortgage  Loan as to which a breach has occurred and is continuing  shall  constitute  the sole  remedies  against the Sponsor  respecting  such breach available to Certificateholders, the Depositor, the Trustee or the Securities Administrator.

Section 2.04. Substitution of Mortgage Loans.  Notwithstanding  anything to the contrary in this Agreement, in lieu of purchasing a Mortgage Loan pursuant to the Mortgage Loan Purchase  Agreement,  Subsequent Mortgage Loan Purchase
Agreement  or  Sections  2.02 or 2.03 of this  Agreement,  the  Sponsor  may,  no later than the date by which such purchase by the Sponsor would otherwise be required,  tender to the Trustee a Substitute  Mortgage Loan accompanied by a  certificate  of an  authorized  officer of the Sponsor that such  Substitute  Mortgage  Loan  conforms to the requirements  set forth in the  definition of "Substitute  Mortgage Loan" in the Mortgage Loan Purchase  Agreement,
Subsequent  Mortgage  Purchase  Loan  Agreement  or  this  Agreement,  as  applicable;   provided,   however,  that
substitution  pursuant to the Mortgage  Loan Purchase  Agreement,  Subsequent  Mortgage Loan Purchase  Agreement or
Section 2.04  of this  Agreement,  as applicable,  in lieu of purchase shall not be permitted after the termination of the  two-year  period  beginning  on the Startup  Day;  provided,  further,  that if the breach  would cause the
Mortgage  Loan to be  other  than a  "qualified  mortgage"  as  defined  in  Section 860G(a)(3)(A)  of the Code and
Treasury  Regulation  Section  1.860G-2(a)(1),  (2), (4), (5), (6), (7) and (9), without reliance on the provisions of  Treasury  Regulation  Section  1.860G-2(a)(3)  or  Treasury  Regulation  Section  1.860G-2(f)(2)  or any  other provision that would allow a Mortgage Loan to be treated as a "qualified  mortgage"  notwithstanding its failure to meet the requirements of Section  860G(a)(3)(A) of the Code and Treasury  Regulation Section  1.860G-2(a)(1),  (2),
(4),  (5), (6), (7) and (9), any such cure or  substitution  must occur within 90 days from the date the breach was discovered.  The Sponsor will promptly  notify the Master  Servicer and the  Securities  Administrator  of any such substitution.  The Trustee or the  Custodian,  on behalf of the Trustee,  shall  examine the Mortgage  File for any
Substitute  Mortgage Loan in the manner set forth in  Section 2.02(a)  and the Trustee or the Custodian,  on behalf of the Trustee, shall notify the Sponsor, in writing,  within five Business Days after receipt,  whether or not the documents  relating to the  Substitute  Mortgage Loan satisfy the  requirements  of the fourth  sentence of Section
2.02(a).  Within  two  Business  Days  after  such  notification,  the  Sponsor  shall  provide  to the  Securities
Administrator  for  deposit in the  Distribution  Account the amount,  if any, by which the  Outstanding  Principal
Balance as of the next preceding Due Date of the Mortgage Loan for which  substitution is being made,  after giving effect to the Scheduled  Principal due on such date,  exceeds the Outstanding  Principal Balance as of such date of the Substitute  Mortgage Loan,  after giving effect to Scheduled  Principal due on such date, which amount shall be treated for the  purposes of this  Agreement as if it were the payment by the Sponsor of the  Repurchase  Price for the purchase of a Mortgage  Loan by the  Sponsor.  After such  notification  to the Sponsor and, if any such excess exists,  upon  receipt of such  deposit,  the  Trustee  shall  accept  such  Substitute  Mortgage  Loan which shall thereafter be deemed to be a Mortgage Loan  hereunder.  In the event of such a  substitution,  accrued  interest on the Substitute  Mortgage Loan for the month in which the  substitution  occurs and any Principal  Prepayments  made thereon  during such month  shall be the  property  of the Trust Fund and  accrued  interest  for such month on the
Mortgage Loan for which the  substitution  is made and any  Principal  Prepayments  made thereon  during such month shall be the property of the Sponsor.  The  Scheduled  Principal on a Substitute  Mortgage Loan due on the Due Date
in the month of  substitution  shall be the  property of the Sponsor and the  Scheduled  Principal  on the Mortgage
Loan for which  the  substitution  is made due on such Due Date  shall be the  property  of the  Trust  Fund.  Upon acceptance of the  Substitute  Mortgage Loan (and delivery to the Trustee or the Custodian as agent of the Trustee, as applicable,  of a Request for Release for such Mortgage  Loan),  the Trustee or the Custodian,  as agent for the
Trustee,  shall release to the Sponsor the related Mortgage File related to any Mortgage Loan released  pursuant to the Mortgage Loan Purchase  Agreement,  the Subsequent  Mortgage Loan Purchase  Agreement or  Section 2.04  of this
Agreement,  as  applicable,  and shall  execute and  deliver all  instruments  of transfer or  assignment,  without recourse,  representation  or warranty in form as provided to it as are  necessary to vest in the Sponsor  title to and rights under any Mortgage  Loan  released  pursuant to the Mortgage Loan  Purchase  Agreement,  the  Subsequent
Mortgage Loan Purchase  Agreement or Section 2.04 of this Agreement,  as applicable.  The Sponsor shall deliver the documents  related to the Substitute  Mortgage Loan in accordance with the provisions of the Mortgage Loan Purchase
Agreement,  Subsequent  Mortgage  Loan Purchase  Agreement or Sections  2.01(b) and 2.02(b) of this  Agreement,  as applicable,  with the date of  acceptance  of the  Substitute  Mortgage  Loan  deemed  to be the  Closing  Date for purposes of the time periods set forth in those  Sections.  The  representations  and  warranties  set forth in the
Mortgage Loan Purchase  Agreement and the Subsequent  Mortgage Loan Purchase Agreement shall be deemed to have been made by the Sponsor with respect to each  Substitute  Mortgage  Loan as of the date of  acceptance of such Mortgage
Loan by the Trustee.  The Sponsor  shall amend the Mortgage Loan  Schedule to reflect such  substitution  and shall provide a copy of such amended  Mortgage Loan Schedule to the Trustee,  the  Securities  Administrator,  the Master
Servicer, the Custodian and the Rating Agencies.

         In connection  with any  substitution  of a Mortgage Loan pursuant to this Section 2.04, the Sponsor shall furnish to the  Securities  Administrator  an Officer's  Certificate,  signed by a duly  authorized  officer of the
Sponsor to the effect that such  substitution  has been made in  accordance  with the terms and  conditions of this
Agreement and that all conditions  precedent to such  substitution  have been satisfied,  including the delivery to the Securities  Administrator of the Purchase Price or Substitution  Adjustment Amount, as applicable,  for deposit into the Distribution  Account,  together with copies of any Opinion of Counsel  required to be delivered  pursuant to this  Agreement  and the related  Request for  Release.  Solely for  purposes  of the  Securities  Administrator providing an Assessment of  Compliance,  upon receipt of such  documentation,  the Securities  Administrator  shall
approve  such   substitution,   as  applicable,   and  which  approval  shall  consist  solely  of  the  Securities
Administrator's  receipt of such documentation and deposits.  It is understood and agreed that the obligation under this  Agreement of the Sponsor to cure,  repurchase  or replace any Mortgage Loan as to which a breach has occurred and is continuing  shall  constitute  the sole remedies  against the Sponsor  respecting  such breach  available to
Certificateholders, the Depositor, the Trustee or the Securities Administrator.

Section 2.05. Issuance of  Certificates.  (a) The Trustee  acknowledges  the assignment to it of the Mortgage Loans and the other assets  comprising  the Trust Fund and,  concurrently  therewith,  the Securities  Administrator  has signed,  and countersigned and delivered to the Depositor,  in exchange  therefor,  Certificates in such authorized denominations  representing  such Fractional  Undivided  Interests as the Depositor has requested.  The Trustee (or the  Custodian,  on its behalf)  agrees that it will hold the Mortgage Loans and such other assets as may from time to time be delivered to it (or the Custodian,  on behalf of the Trustee)  segregated on the books of the Trustee in trust for the benefit of the Certificateholders.

(b) The Depositor,  concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise  convey in trust to the Trustee  without  recourse all the right,  title and interest of the Depositor in and to (i) the REMIC I Regular  Interests,  and the other  assets of REMIC III,  for the  benefit of the holders of the REMIC III Interests,  (ii) the REMIC II Regular  Interests and the REMIC III Regular  Interests,  and the other assets of REMIC IV,  for the  benefit  of the  holders  of the REMIC IV  Interests,  and (iii) the REMIC IV Regular
Interests  B-IO-I  and  B-IO-P,  and the other  assets of REMIC V for the  benefit  of the  holders  of the REMIC V
Interests.  The Trustee  acknowledges receipt of the REMIC I Regular Interests,  REMIC II Regular Interests,  REMIC
III Regular Interests and REMIC IV Regular Interests B-IO-I and B-IO-P (each of which are  uncertificated)  and the other  assets of REMIC III,  REMIC IV and REMIC V, and  declares  that it holds and will hold the same in trust for the  exclusive  use and  benefit  of the  holders  of the  REMIC  III  Interests,  REMIC IV  Interests  and REMIC V
Interests, as applicable.

Section 2.06. Representations  and  Warranties  Concerning  the  Depositor.  The Depositor  hereby  represents  and warrants to the Trustee, the Master Servicer and the Securities Administrator as follows:

(a) the Depositor is duly organized and is validly existing as a limited  liability  company in good standing under the laws of the State of Delaware and has full power and authority  necessary to own or hold its  properties and to conduct its business as now conducted by it and to enter into and perform its obligations under this Agreement;

(b) the  Depositor  has the full  power and  authority  to  execute,  deliver  and  perform,  and to enter into and consummate the transactions  contemplated by, this Agreement and has duly  authorized,  by all necessary  corporate action on its part, the execution,  delivery and  performance of this Agreement,  and this Agreement,  assuming the due  authorization,  execution and delivery  hereof by the other  parties  hereto,  constitutes a legal,  valid and binding obligation of the Depositor,  enforceable  against the Depositor in accordance with its terms,  subject, as to  enforceability,  to (i)  bankruptcy,  insolvency,  reorganization,  moratorium and other similar laws affecting creditors' rights generally and (ii) general principles of equity,  regardless of whether  enforcement is sought in a proceeding in equity or at law;

(c) the  execution  and  delivery  of  this  Agreement  by the  Depositor,  the  consummation  of the  transactions contemplated  by this  Agreement,  and the  fulfillment of or compliance  with the terms hereof are in the ordinary course of business of the  Depositor  and will not (A) result in a material  breach of any term or provision of the certificate of formation or limited  liability  company  agreement of the Depositor or (B) conflict with, result in a breach,  violation or acceleration  of, or result in a default under,  the terms of any other material  agreement or instrument  to which the  Depositor is a party or by which it may be bound or (C)  constitute a violation of any statute,  order or regulation applicable to the Depositor of any court,  regulatory body,  administrative agency or governmental body having  jurisdiction  over the Depositor;  and the Depositor is not in breach or violation of any indenture or other  agreement or  instrument,  or in violation of any statute,  order or  regulation  of any court, regulatory  body,  administrative  agency  or  governmental  body  having  jurisdiction  over it,  which  breach or violation  may  materially  impair the  Depositor's  ability to perform or meet any of its  obligations  under this
Agreement;

(d) no litigation is pending, or, to the best of the Depositor's knowledge,  threatened, against the Depositor that would materially and adversely affect the execution,  delivery or  enforceability  of this Agreement or the ability of the Depositor to perform its obligations under this Agreement in accordance with the terms hereof;

(e) no consent,  approval,  authorization or order of any court or governmental  agency or body is required for the execution,  delivery and  performance by the Depositor of, or compliance by the Depositor  with,  this Agreement or the  consummation of the  transactions  contemplated  hereby,  or if any such consent,  approval,  authorization or order is required, the Depositor has obtained the same; and

(f) immediately prior to the transfer and assignment to the Trustee,  each Mortgage Note and each Mortgage were not subject to an assignment  or pledge,  and the  Depositor  had good and  marketable  title to and was the sole owner thereof  and had  full  right  to  transfer  and sell  such  Mortgage  Loan to the  Trustee  free and  clear of any encumbrance, equity, lien, pledge, charge, claim or security interest.

         (g)      The  Depositor  has filed all reports  required to be filed by Section 13 or Section 15(d) of the
Exchange Act during the  preceding 12 months (or for such shorter  period if required) and has been subject to such filing requirements for the past 90 days.
Section 2.07. Conveyance of Subsequent Mortgage Loans.  (a)                      Subject  to  the   conditions  set
forth in paragraph (b) below, in consideration  of the Paying Agent's delivery on the Subsequent  Transfer Dates to or upon the  written  order  of the  Depositor  of all or a  portion  of the  balance  of funds in the  Pre-Funding
Account,  the Depositor  shall, on such  Subsequent  Transfer Date,  sell,  transfer,  assign,  set over and convey without  recourse to the Trust Fund (subject to the other terms and  provisions of this  Agreement)  all its right, title and interest in and to (i) the Subsequent  Mortgage Loans  identified on the Mortgage Loan Schedule  attached to the related Subsequent Transfer  Instrument  delivered by the Sponsor on such Subsequent Transfer Date, (ii) all interest  accruing thereon on and after the Subsequent  Cut-off Date and all collections in respect of interest and principal  due after the  Subsequent  Cut-off  Date and (iii) all items with  respect to such  Subsequent  Mortgage
Loans to be  delivered  pursuant  to Section  2.01 and the other  items in the related  Mortgage  Files;  provided, however,  that the Sponsor  reserves and retains all right,  title and  interest in and to  principal  received and interest accruing on such Subsequent  Mortgage Loans prior to the related  Subsequent Cut-off Date. The transfer to the Trust for deposit in the  applicable  Loan Group by the Depositor of the Subsequent  Mortgage Loans  identified on the related Mortgage Loan Schedule shall be absolute and is intended by the Depositor,  the Sponsor,  the Master
Servicer, the Securities  Administrator,  the Trustee and the Certificateholders to constitute and to be treated as a sale of the  Subsequent  Mortgage  Loans by the  Depositor  to the  Trust.  The  related  Mortgage  File for each
Subsequent  Mortgage  Loan shall be  delivered  to the  Trustee or the  Custodian,  on its  behalf,  at least three
Business Days prior to the related Subsequent Transfer Date.

         The  purchase  price paid by the Trust from  amounts  released  by the Paying  Agent from the  Pre-Funding
Account shall be 100% of the aggregate  Stated  Principal  Balance of the Subsequent  Mortgage Loans so transferred
(as identified on the Mortgage Loan Schedule  provided by the Depositor).  This Agreement shall  constitute a fixed price purchase contract in accordance with Section 860G(a)(3)(A)(ii) of the Code.

(b) The Depositor  shall transfer to the Trustee on behalf of the Trust for deposit in the  applicable  Loan Group, the Subsequent  Mortgage  Loans,  and the other  property and rights related  thereto as described in paragraph (a)
above,  and the Paying Agent shall release funds from the Pre-Funding  Account in an amount equal to the Subsequent
Mortgage  Loans  purchased on the related  Subsequent  Transfer  Date,  only upon the  satisfaction  of each of the following conditions on or prior to the related Subsequent Transfer Date:

(i) the Depositor shall have delivered to the Trustee a duly executed Subsequent Transfer  Instrument,  which shall include a Mortgage Loan  Schedule  listing the  Subsequent  Mortgage  Loans,  and the Mortgage Loan Seller
         shall cause to be delivered to the Trustee and the Master  Servicer,  at least three  Business  Days prior to the related Subsequent Transfer Date, a computer file containing such Mortgage Loan Schedule;

(ii) the Depositor  shall have  furnished to the Master  Servicer,  no later than three  Business Days prior to the related Subsequent  Transfer Date, (x) if the servicer or servicers of such Subsequent  Mortgage Loans are existing  Servicers,  then a written  acknowledgement  of each such  Servicer  that it is  servicing  such
         Subsequent  Mortgage  Loans  pursuant  to the  related  Servicing  Agreement,  or (y) if the  servicer  or servicers  are  not  existing  Servicers,  then a  Servicing  Agreement  and  Assignment,  Assumption  and
         Recognition  Agreement  with  respect to such  servicer  or  servicers  in form and  substance  reasonably satisfactory to the Master Servicer;

(iii) as of each  Subsequent  Transfer  Date,  as  evidenced  by delivery of the  Subsequent  Transfer  Instrument, substantially  in the form of  Exhibit  L, the  Depositor  shall not be  insolvent  nor shall it have been rendered insolvent by such transfer nor shall it be aware of any pending insolvency with respect to it:

                  (iv)     such sale and transfer  shall not result in a material  adverse tax  consequence  to the
         Trust or the Certificateholders;

                  (v)      the Pre-Funding Period shall not have terminated;

                  (vi)     the Depositor  shall not have selected the  Subsequent  Mortgage  Loans in a manner that it believed to be adverse to the interests of the Certificateholders; and

                  (vii)    the  Depositor  shall have  delivered  to the Trustee a Subsequent  Transfer  Instrument confirming the satisfaction of the conditions  precedent  specified in this Section 2.07 and,  pursuant to the  Subsequent  Transfer  Instrument,  assigned to the Trustee  without  recourse  for the benefit of the
         Certificateholders  all the right,  title and interest of the  Depositor,  in, to and under the Subsequent
         Mortgage Loan Purchase Agreement, to the extent of the Subsequent Mortgage Loans.

(c) Any  conveyance of Subsequent  Mortgage  Loans on a Subsequent  Transfer Date is subject to certain  conditions including, but not limited to, the following:

(i) Each such Subsequent  Mortgage Loan must satisfy the  representations  and warranties  specified in the related
         Subsequent Transfer Instrument and this Agreement;

(ii) The Depositor  will not select such  Subsequent  Mortgage  Loans in a manner that it believes to be adverse to the interests of the Certificateholders;

(iii) As of the related  Subsequent  Cut-off Date,  each such  Subsequent  Mortgage Loan will satisfy the following criteria:

(A) Such  Subsequent  Mortgage Loan may not be 30 or more days Delinquent as of the last day of the month preceding the related Subsequent Cut-off Date;

(B) The original  term to stated  maturity of such  Subsequent  Mortgage  Loan will not be less than 180 months and will not exceed 360 months;

(C)  Each Subsequent  Mortgage Loan must be a One-Month LIBOR, Six Month LIBOR, One Year LIBOR or One Year Treasury
                  adjustable rate Mortgage Loan with a first lien on the related Mortgaged Property;

(D) No Subsequent Mortgage Loan will have a first payment date occurring after February 1, 2006;

(E) The latest maturity date of any Subsequent Mortgage Loan will be no later than February 1, 2036;

(F) Such Subsequent Mortgage Loan will have a credit score of not less than 520;

(G) Such Subsequent  Mortgage Loan will have a Gross Margin as of the related  Subsequent Cut-off Date ranging from approximately 2.00% per annum to approximately 3.25% per annum;

(H) Such  Subsequent  Mortgage  Loan will have a maximum  mortgage rate as of the related  Subsequent  Cut-off Date greater than 10.00%; and

(I) Such Subsequent  Mortgage Loan shall have been  underwritten in accordance with the underwriting  guidelines of
                  EMC;

(d) As of the related  Subsequent  Cut-off Date,  the  Subsequent  Mortgage Loans in the aggregate will satisfy the following criteria:

(i) Have a weighted average Gross Margin ranging from 2.00% to 3.25% per annum;

(ii) Have a weighted average credit score greater than 690;

(iii) Have no less than 75% of the Mortgaged Properties be owner occupied;

(iv) Have no less than 70% of the Mortgaged Properties be single family detached or planned unit developments;

(v) Have no more than 45% of the Subsequent Mortgage Loans be cash out refinance;

(vi) Have all of such  Subsequent  Mortgage  Loans  with a  Loan-to-Value  Ratio  greater  than 80% be covered by a
         Primary Insurance Policy;

(vii) Have a weighted average maximum mortgage rate greater than or equal to 10.75%; and

(viii) Be acceptable to the Rating Agencies.

         To the  extent  that the  Pre-Funded  Amount on  deposit  in the  Pre-Funding  Account  has not been fully applied to the purchase of subsequent  mortgage  loans for Loan Group I on or before April 17, 2006, the holders of the for group I  certificates  will receive on the  Distribution  Date  immediately  following  April 17, 2006, the
Remaining Pre-Funded Amount.

         Any such amount transferred to the Interest Coverage Account for Loan Group I will be included in
Principal Funds.

Section 2.08. Purposes and Powers of the Trust.

         The purpose of the common law trust, as created hereunder, is to engage in the following activities:

(a) acquire and hold the Mortgage Loans and the other assets of the Trust Fund and the proceeds therefrom;

(b) to issue the Certificates sold to the Depositor in exchange for the Mortgage Loans;

(c) to make payments on the Certificates;

(d) to engage in those  activities  that are  necessary,  suitable or convenient to accomplish the foregoing or are incidental thereto or connected therewith; and

(e) subject to compliance with this Agreement,  to engage in such other activities as may be required in connection with conservation of the Trust Fund and the making of distributions to the Certificateholders.

         The Trust is hereby  authorized to engage in the foregoing  activities.  The trust shall not engage in any activity  other than in connection  with the foregoing or other than as required or authorized by the terms of this
Agreement while any Certificate is  outstanding,  and this Section 2.08 may not be amended,  without the consent of the Certificateholders evidencing 51% or more of the aggregate voting rights of the Certificates.

                                                    ARTICLE III
                                  Administration and Servicing of Mortgage Loans

Section 3.01. Master  Servicer.  The Master  Servicer  shall  supervise,  monitor and oversee the obligation of the
Servicers  to  service  and  administer  their  respective  Mortgage  Loans in  accordance  with  the  terms of the applicable  Servicing  Agreements  and shall have full power and  authority  to do any and all things  which it may deem  necessary or desirable in  connection  with such master  servicing  and  administration.  In  performing  its obligations  hereunder,  the Master  Servicer  shall act in a manner  consistent  with  Accepted  Master  Servicing
Practices.  Furthermore,  the Master  Servicer  shall  oversee and consult  with each  Servicer as  necessary  from time-to-time  to carry out the Master  Servicer's  obligations  hereunder,  shall receive,  review and evaluate all reports,  information  and other data  provided  to the  Master  Servicer  by each  Servicer  and shall  cause each
Servicer to perform and observe the  covenants,  obligations  and  conditions  to be  performed or observed by such
Servicer  under its  applicable  Servicing  Agreement.  The Master  Servicer  shall  independently  and  separately monitor each Servicer's  servicing  activities with respect to each related Mortgage Loan, reconcile the results of such  monitoring  with such  information  provided  in the  previous  sentence  on a monthly  basis and  coordinate corrective  adjustments  to the  Servicers'  and  Master  Servicer's  records,  and  based on such  reconciled  and corrected  information,  the Master  Servicer shall provide such  information to the  Securities  Administrator  as shall be  necessary in order for it to prepare the  statements  specified  in  Section 6.04,  and prepare any other information  and statements  required to be forwarded by the Master Servicer  hereunder.  The Master Servicer shall reconcile the results of its Mortgage Loan monitoring  with the actual  remittances of the Servicers as reported to the Master Servicer.

         In addition to the foregoing,  in connection  with a modification  of any Mortgage Loan by a Servicer,  if the Master  Servicer is unable to enforce the  obligations of the Servicer with respect to such  modification,  the
Master  Servicer  shall notify the Depositor of such  Servicer's  failure to comply with the terms of the Servicing
Agreement.  If the  Servicing  Agreement  requires the  approval of the Master  Servicer  for a  modification  to a
Mortgage  Loan,  the Master  Servicer  shall  approve  such  modification  if,  based  upon its  receipt of written notification  from the  related  Servicer  outlining  the terms of such  modification  and  appropriate  supporting documentation,  the Master Servicer  determines  that the  modification is permitted under the terms of the related
Servicing  Agreement and that any  conditions to such  modification  set forth in the related  Servicing  Agreement have been  satisfied.  Furthermore,  if the related  Servicing  Agreement  requires the oversight and monitoring of loss  mitigation  measures with respect to the related  Mortgage  Loans,  the Master Servicer will monitor any loss mitigation  procedure or recovery action related to a defaulted  Mortgage Loan (to the extent it receives notice of such from the related  Servicer) and confirm that such loss  mitigation  procedure or recovery action is initiated, conducted and concluded in  accordance  with any  timeframes  and any other  requirements  set forth in the related
Servicing  Agreement,  and the Master  Servicer shall notify the Depositor in any case in which the Master Servicer believes that the related Servicer is not complying with such timeframes and/or other requirements.

         The  Trustee  shall  furnish  the  Servicers  and the Master  Servicer,  with any powers of  attorney,  in substantially  the form  attached  hereto as Exhibit O, and upon written  request from a Servicing  Officer,  other documents in form as provided to it necessary or  appropriate  to enable the Servicers  and the Master  Servicer to service and administer the related Mortgage Loans and REO Property.

         The  Trustee  (or  Custodian,  on  behalf  of  the  Trustee)  shall  provide  access  to the  records  and documentation  in  possession  of the  Trustee  (or  Custodian,  on behalf of the  Trustee)  regarding  the related
Mortgage  Loans  and  REO  Property  and  the  servicing  thereof  to the  Certificateholders,  the  FDIC,  and the supervisory  agents and  examiners of the FDIC,  such access being  afforded  only upon  reasonable  prior  written request and during  normal  business  hours at the office of the Trustee,  or  Custodian  on its behalf;  provided, however,  that, unless otherwise required by law, the Trustee or Custodian on its behalf,  shall not be required to provide  access to such  records  and  documentation  if the  provision  thereof  would  violate the legal right to privacy of any  Mortgagor.  The Trustee or  Custodian  on its  behalf,  shall  allow  representatives  of the above entities to  photocopy  any of the records and  documentation  and shall  provide  equipment  for that purpose at a charge that covers the Trustee's or Custodian's actual costs.

         The Trustee shall execute,  upon the Servicer's  written  instruction  (which includes the documents to be signed),  and deliver to the Servicer and the Master Servicer any court  pleadings,  requests for trustee's sale or other  appropriate  documents  necessary or desirable to (i) the  foreclosure  or trustee's  sale with respect to a
Mortgaged  Property;  (ii) any legal action brought to obtain  judgment  against any Mortgagor on the Mortgage Note or Security  Instrument;  (iii) obtain  a  deficiency  judgment  against the  Mortgagor;  or (iv) enforce any other rights or remedies provided by the Mortgage Note or Security Instrument or otherwise available at law or equity.

Section 3.02. REMIC-Related  Covenants.  For as long  as  each  2006-1  REMIC  shall  exist,  the  Trustee  and the
Securities  Administrator shall act in accordance  herewith to assure continuing  treatment of such 2006-1 REMIC as a REMIC, and the Trustee and the Securities  Administrator  shall comply with any directions of the Depositor,  the related  Servicer  or the Master  Servicer to assure such  continuing  treatment.  In  particular,  the  Securities
Administrator  shall  not (a)  sell or  permit  the  sale of all or any  portion  of the  Mortgage  Loans or of any investment of deposits in an Account (except as otherwise  expressly  permitted by this Agreement) unless such sale is as a result of a repurchase of the Mortgage Loans  pursuant to this  Agreement or the  Securities  Administrator has received a REMIC Opinion addressed to the Securities  Administrator  prepared at the expense of the Trust Fund;
and (b)  other  than with  respect  to a  substitution  pursuant  to the  Mortgage  Loan  Purchase  Agreement,  the
Subsequent  Mortgage  Loan  Purchase  Agreement  or  Section 2.04  of this  Agreement,  as  applicable,  accept any contribution  to any 2006-1  REMIC  after the  Startup  Day without  receipt of a REMIC  Opinion  addressed  to the
Securities Administrator.

Section 3.03. Monitoring of Servicers.  (a) The Master  Servicer shall be responsible  for reporting to the Trustee and the Depositor the  non-compliance  by each Servicer with its duties under the related Servicing  Agreement.  In the review of each  Servicer's  activities,  the Master  Servicer  may rely upon an  officer's  certificate  of the
Servicer (or similar  document  signed by an officer of the  Servicer)  with regard to such  Servicer's  compliance with the terms of its Servicing  Agreement.  In the event that the Master  Servicer,  in its  judgment,  determines that a Servicer (other than Wells Fargo) should be terminated in accordance with its Servicing  Agreement,  or that a notice  should be sent  pursuant to such  Servicing  Agreement  with respect to the  occurrence of an event that, unless cured,  would constitute  grounds for such  termination,  the Master Servicer shall notify the Depositor and the  Trustee in  writing  thereof  and the  Master  Servicer  (or the  Trustee in the case that Wells  Fargo is the
Servicer to be terminated) shall issue such notice or take such other action as it deems appropriate.

(b) The Master Servicer, for the benefit of the Trustee and the  Certificateholders,  shall enforce the obligations of each Servicer under the related  Servicing  Agreement,  and shall, in the event that a Servicer fails to perform its obligations in accordance with the related Servicing Agreement,  subject to the preceding paragraph,  terminate the rights and  obligations  of such  Servicer  thereunder  and act as successor  servicer of the related  Mortgage
Loans (or,  in the case of Wells  Fargo,  shall  notify the  Trustee  in writing of the  failure of Wells  Fargo to perform its obligations  under the Wells Fargo Servicing  Agreement,  in which case the Trustee shall terminate the rights and  obligations of Wells Fargo as Servicer and select a successor  Servicer of the related  Mortgage Loans)
or cause the Trustee to enter in to a new  Servicing  Agreement  with a successor  Servicer  selected by the Master
Servicer;  provided,  however,  it is understood and acknowledged by the parties hereto that there will be a period of  transition  (not to exceed 90 days) before the actual  servicing  functions  can be fully  transferred  to such
successor  Servicer.  Such  enforcement,   including,   without  limitation,   the  legal  prosecution  of  claims,
termination  of  Servicing  Agreements  and the pursuit of other  appropriate  remedies,  shall be in such form and carried out to such an extent and at such time as the Master  Servicer or the Trustee,  as applicable,  in its good faith business  judgment,  would require were it the owner of the related  Mortgage  Loans.  The Master Servicer or the Trustee,  as applicable,  shall pay the costs of such enforcement at its own expense,  provided that the Master
Servicer or the Trustee,  as  applicable,  shall not be required to prosecute or defend any legal action  except to the extent that the Master Servicer or the Trustee,  as applicable,  shall have received  reasonable  indemnity for its costs and expenses in pursuing  such action.  Nothing  herein  shall impose any  obligation  on the part of the
Trustee to assume or succeed to the duties or  obligations  of Wells  Fargo,  as servicer,  or the Master  Servicer except if the Trustee is unable to find a  successor  to Wells  Fargo as  successor  servicer or except as provided under Section 8.02 herein, in which cases the Trustee shall assume or succeed to such duties or obligation.

(c) To the extent that the costs and expenses of the Master Servicer or the Trustee, as applicable,  related to any termination  of a  Servicer,  the  enforcement  or  prosecution  of  related  claims,  rights  or  remedies  on the appointment  of a successor  Servicer or the transfer  and  assumption  of servicing by the Master  Servicer or the
Trustee, as applicable,  with respect to any Servicing  Agreement  (including,  without  limitation,  (i) all legal costs and  expenses and all due  diligence  costs and  expenses  associated  with an  evaluation  of the  potential termination  of the Servicer as a result of an event of default by such  Servicer  and (ii) all  costs and expenses associated  with the complete  transfer of servicing,  including,  but not limited to, all servicing  files and all servicing  data and the  completion,  correction or  manipulation  of such servicing data as may be required by the successor  servicer to correct any errors or  insufficiencies  in the  servicing  data or  otherwise  to enable the successor  servicer to service the Mortgage  Loans in  accordance  with the related  Servicing  Agreement)  are not fully and timely reimbursed by the terminated  Servicer,  the Master Servicer or the Trustee, as applicable,  shall be entitled to reimbursement of such costs and expenses from the Distribution Account.

(d) The  Master  Servicer  shall  require  each  Servicer  to comply  with the  remittance  requirements  and other obligations  set forth in the related  Servicing  Agreement,  including the  obligation of each Servicer to furnish information  regarding the borrower  credit files related to each  Mortgage  Loan to credit  reporting  agencies in compliance with the provisions of the Fair Credit Reporting Act and the applicable implementing  regulations,  on a monthly basis.

(e) If the Master Servicer acts as Servicer,  it will not assume liability for the  representations  and warranties of the Servicer, if any, that it replaces.

         (f)      If any information is furnished to the Master Servicer by HomeBanc pursuant to Section 5.02 of the HomeBanc Servicing Agreement, the Master Servicer shall provide the Company with a copy of such information.

Section 3.04. Fidelity  Bond. The Master  Servicer,  at its expense,  shall  maintain in effect a blanket  fidelity bond and an errors and omissions  insurance  policy,  affording  coverage with respect to all directors,  officers, employees and other  Persons  acting on such Master  Servicer's  behalf,  and covering  errors and omissions in the performance of the Master  Servicer's  obligations  hereunder.  The errors and omissions  insurance  policy and the fidelity bond shall be in such form and amount  generally  acceptable for entities  serving as master  servicers or trustees.

Section 3.05. Power to Act;  Procedures.  The Master  Servicer  shall master  service the Mortgage  Loans and shall have full power and authority,  subject to the REMIC  Provisions and the provisions of Article X hereof,  to do any and all things that it may deem necessary or desirable in connection with the master  servicing and  administration of the Mortgage Loans,  including but not limited to the power and authority (i) to execute and deliver,  on behalf of the  Certificateholders  and the Trustee,  customary  consents or waivers and other  instruments  and documents,
(ii) to  consent to  transfers  of any  Mortgaged  Property  and  assumptions  of the  Mortgage  Notes and  related
Mortgages,  (iii) to collect any Insurance Proceeds and Liquidation  Proceeds,  and (iv) to effectuate  foreclosure or other  conversion  of the  ownership of the  Mortgaged  Property  securing any Mortgage  Loan,  in each case, in accordance with the provisions of this Agreement and the Servicing  Agreement,  as applicable;  provided,  however, that the Master  Servicer  shall not (and,  consistent  with its  responsibilities  under  Section 3.03,  shall not authorize  any Servicer to)  knowingly or  intentionally  take any action,  or fail to take (or fail to cause to be taken) any action reasonably  within its control and the scope of duties more specifically set forth herein,  that, under the REMIC  Provisions,  if taken or not taken,  as the case may be,  would cause any 2006-1  REMIC to fail to qualify as a REMIC or result in the  imposition of a tax upon the Trust Fund  (including but not limited to the tax on prohibited  transactions as defined in  Section 860F(a)(2)  of the Code and the tax on  contributions to a REMIC set forth in  Section 860G(d)  of the Code) unless the Master  Servicer has received an Opinion of Counsel (but not at the  expense of the Master  Servicer)  to the effect  that the  contemplated  action  would not cause any 2006-1
REMIC to fail to  qualify  as a REMIC or result in the  imposition  of a tax upon any  2006-1  REMIC.  The  Trustee shall  furnish the Master  Servicer,  upon written  request from a Servicing  Officer,  with any powers of attorney
empowering  the  Master  Servicer  or  any  Servicer  to  execute  and  deliver   instruments  of  satisfaction  or
cancellation,  or of partial or full release or discharge,  and to foreclose upon or otherwise  liquidate Mortgaged
Property,  and to appeal,  prosecute or defend in any court action  relating to the Mortgage Loans or the Mortgaged
Property,  in accordance with the applicable Servicing Agreement and this Agreement,  and the Trustee shall execute and deliver such other  documents,  as the Master  Servicer may  request,  to enable the Master  Servicer to master service and  administer  the Mortgage  Loans and carry out its duties  hereunder,  in each case in accordance  with
Accepted  Master  Servicing  Practices  (and the Trustee  shall have no liability  for misuse of any such powers of attorney by the Master  Servicer or any Servicer).  If the Master  Servicer or the Trustee has been advised that it is likely that the laws of the state in which  action is to be taken  prohibit  such action if taken in the name of the Trustee or that the Trustee would be adversely  affected  under the "doing  business" or tax laws of such state if such  action is taken in its name,  the Master  Servicer  shall join with the  Trustee in the  appointment  of a co-trustee pursuant to Section 9.11  hereof. In the performance of its duties hereunder,  the Master Servicer shall be an independent  contractor  and shall not,  except in those  instances  where it is taking action in the name of the Trust, be deemed to be the agent of the Trust.

Section 3.06. Due-on-Sale  Clauses;  Assumption  Agreements.  To the extent  provided in the  applicable  Servicing
Agreement,  to the extent Mortgage Loans contain enforceable  due-on-sale  clauses, the Master Servicer shall cause the Servicers to enforce such clauses in accordance  with the  applicable  Servicing  Agreement.  If applicable law prohibits the  enforcement of a due-on-sale  clause or such clause is otherwise not enforced in accordance with the applicable  Servicing Agreement,  and, as a consequence,  a Mortgage Loan is assumed, the original Mortgagor may be released from liability in accordance with the applicable Servicing Agreement.

Section 3.07. Release of Mortgage  Files.  (a) Upon becoming  aware of the payment in full of any Mortgage Loan, or the receipt by any Servicer of a  notification  that payment in full has been  escrowed in a manner  customary  for such purposes for payment to  Certificateholders  on the next  Distribution  Date,  the Servicer  will, if required under the applicable  Servicing  Agreement (or if the Servicer does not, the Master Servicer may), promptly furnish to the Custodian,  on behalf of the Trustee,  two copies of a certification  substantially in the form of Exhibit D hereto (or as  otherwise  provided  in the  Custodial  Agreement)  signed by a  Servicing  Officer or in a mutually agreeable  electronic  format which will, in lieu of a signature on its face,  originate  from a Servicing  Officer
(which  certification  shall include a statement to the effect that all amounts  received in  connection  with such payment that are required to be deposited in the Protected Account  maintained by the applicable  Servicer pursuant to  Section 4.01,  or by the  applicable  Servicer  pursuant to its  Servicing  Agreement,  have been or will be so deposited) and shall request that the Custodian,  on behalf of the Trustee,  deliver to the applicable Servicer the related Mortgage File. Upon receipt of such  certification  and request,  the Custodian,  on behalf of the Trustee, shall promptly  release the related  Mortgage File to the applicable  Servicer and the Trustee and Custodian  shall have no further  responsibility  with regard to such Mortgage  File.  Upon any such payment in full,  each Servicer is  authorized,  to give, as agent for the Trustee,  as the mortgagee  under the Mortgage that secured the Mortgage
Loan, an instrument of satisfaction (or assignment of mortgage without recourse)  regarding the Mortgaged  Property subject to the Mortgage,  which  instrument of satisfaction  or assignment,  as the case may be, shall be delivered to the Person or Persons  entitled  thereto  against  receipt  therefor of such payment,  it being  understood  and agreed that no expenses  incurred in connection with such  instrument of  satisfaction  or assignment,  as the case may be, shall be chargeable to the Protected Account.

(b) From time to time and as  appropriate  for the servicing or  foreclosure of any Mortgage Loan and in accordance with the applicable  Servicing Agreement,  upon written instruction from such Servicer or the Master Servicer,  the
Trustee  shall  execute  such  documents  as shall be prepared  and  furnished  to the Trustee by a Servicer or the
Master  Servicer (in form  reasonably  acceptable  to the Trustee) and as are necessary to the  prosecution  of any such  proceedings.  The Custodian,  on behalf of the Trustee,  shall,  upon the request of a Servicer or the Master
Servicer,  and delivery to the Custodian,  on behalf of the Trustee,  of two copies of a request for release signed by a Servicing Officer  substantially in the form of Exhibit D (or in a mutually agreeable  electronic format which will, in lieu of a signature on its face,  originate from a Servicing  Officer),  release the related Mortgage File held in its  possession  or control to the  Servicer or the Master  Servicer,  as  applicable.  Such trust  receipt shall  obligate the Servicer or the Master  Servicer to return the Mortgage  File to the Custodian on behalf of the
Trustee,  when the need  therefor by the Servicer or the Master  Servicer no longer exists unless the Mortgage Loan shall be  liquidated,  in which  case,  upon  receipt  of a  certificate  of a  Servicing  Officer  similar to that hereinabove  specified,  the Mortgage  File shall be released by the  Custodian,  on behalf of the Trustee,  to the
Servicer or the Master Servicer.

Section 3.08. Documents,  Records  and Funds in  Possession  of Master  Servicer  To Be Held for  Trustee.  (a) The
Master  Servicer  shall  transmit and each  Servicer (to the extent  required by the related  Servicing  Agreement)
shall  transmit  to the  Trustee  or  Custodian  on its behalf  such  documents  and  instruments  coming  into the possession of the Master  Servicer or such  Servicer  from time to time as are required by the terms hereof,  or in the case of the Servicers,  the applicable Servicing Agreement,  to be delivered to the Trustee or Custodian on its behalf.  Any funds  received  by the Master  Servicer  or by a Servicer  in respect of any  Mortgage  Loan or which otherwise are collected by the Master  Servicer or by a Servicer as Liquidation  Proceeds or Insurance  Proceeds in
respect of any  Mortgage  Loan shall be held for the benefit of the Trustee and the  Certificateholders  subject to the Master Servicer's right to retain or withdraw from the Distribution  Account the Master Servicing  Compensation
and other  amounts  provided in this  Agreement,  and to the right of each Servicer to retain its Servicing Fee and other amounts as provided in the applicable  Servicing  Agreement.  The Master Servicer  shall,  and (to the extent provided in the applicable  Servicing  Agreement)  shall cause each Servicer to, provide access to information  and documentation  regarding the Mortgage Loans to the Trustee,  its agents and accountants at any time upon reasonable request and during normal business hours, and to Certificateholders  that are savings and loan associations,  banks or insurance  companies,  the Office of Thrift  Supervision,  the FDIC and the supervisory  agents and examiners of such Office and  Corporation or examiners of any other federal or state banking or insurance  regulatory  authority if so required by applicable  regulations of the Office of Thrift Supervision or other regulatory  authority,  such access to be afforded  without charge but only upon reasonable  request in writing and during normal business hours at the offices of the Master  Servicer  designated by it. In fulfilling  such a request the Master  Servicer  shall not be responsible for determining the sufficiency of such information.

(b) All Mortgage Files and funds collected or held by, or under the control of, the Master Servicer,  in respect of any Mortgage Loans,  whether from the collection of principal and interest  payments or from  Liquidation  Proceeds or  Insurance  Proceeds,  shall  be  held  by the  Master  Servicer  for  and on  behalf  of the  Trustee  and  the
Certificateholders  and shall be and remain the sole and  exclusive  property of the  Trustee;  provided,  however, that the Master  Servicer and each Servicer  shall be entitled to setoff  against,  and deduct from, any such funds any amounts that are properly due and payable to the Master  Servicer or such Servicer  under this Agreement or the applicable Servicing Agreement.

Section 3.09. Standard  Hazard  Insurance and Flood  Insurance  Policies.  (a) For each Mortgage  Loan,  the Master
Servicer  shall  enforce any  obligation  of the Servicers  under the related  Servicing  Agreements to maintain or cause to be maintained  standard  fire and casualty  insurance  and,  where  applicable,  flood  insurance,  all in accordance  with the  provisions  of the  related  Servicing  Agreements.  It is  understood  and agreed  that such insurance  shall be with  insurers  meeting the  eligibility  requirements  set forth in the  applicable  Servicing
Agreement  and that no  earthquake  or other  additional  insurance  is to be  required of any  Mortgagor  or to be maintained on property  acquired in respect of a defaulted  loan,  other than pursuant to such  applicable laws and regulations as shall at any time be in force and as shall require such additional insurance.

(b) Pursuant to Section 4.01  and 4.04, any amounts  collected by the Servicers or the Master  Servicer,  under any insurance  policies (other than amounts to be applied to the  restoration or repair of the property  subject to the related  Mortgage or released to the Mortgagor in accordance  with the  applicable  Servicing  Agreement)  shall be deposited  into the  Distribution  Account,  subject to  withdrawal  pursuant to  Section 4.04  and 4.05.  Any cost incurred by the Master  Servicer or any Servicer in  maintaining  any such  insurance if the Mortgagor  defaults in its  obligation  to do so shall be added to the  amount  owing  under  the  Mortgage  Loan  where  the terms of the
Mortgage  Loan so permit;  provided,  however,  that the  addition of any such cost shall not be taken into account for purposes of calculating  the  distributions  to be made to  Certificateholders  and shall be recoverable by the
Master Servicer or such Servicer pursuant to Section 4.04 and 4.05.

Section 3.10. Presentment of Claims and Collection of Proceeds.  The Master  Servicer shall (to the extent provided in the applicable  Servicing  Agreement) cause the related Servicer to prepare and present on behalf of the Trustee and the  Certificateholders  all  claims  under  the  Insurance  Policies  and take  such  actions  (including  the negotiation,  settlement,  compromise  or  enforcement  of the  insured's  claim) as shall be  necessary to realize recovery  under such  policies.  Any  proceeds  disbursed to the Master  Servicer  (or  disbursed to a Servicer and remitted to the Master  Servicer) in respect of such policies,  bonds or contracts  shall be promptly  deposited in the  Distribution  Account upon receipt,  except that any amounts  realized that are to be applied to the repair or restoration  of the related  Mortgaged  Property  as a condition  precedent  to the  presentation  of claims on the related Mortgage Loan to the insurer under any applicable Insurance Policy need not be so deposited (or remitted).

Section 3.11. Maintenance of the Primary Mortgage  Insurance  Policies.  (a) The Master Servicer shall not take, or permit any Servicer (to the extent such action is prohibited  under the  applicable  Servicing  Agreement) to take, any action that would result in noncoverage  under any applicable  Primary  Mortgage  Insurance  Policy of any loss which,  but for the actions of the Master  Servicer  or such  Servicer,  would have been  covered  thereunder.  The
Master  Servicer  shall use its best  reasonable  efforts to cause each Servicer (to the extent  required under the related  Servicing  Agreement)  to keep in force and effect (to the extent  that the  Mortgage  Loan  requires  the
Mortgagor to maintain such insurance),  primary mortgage  insurance  applicable to each Mortgage Loan in accordance with the provisions of this Agreement and the related  Servicing  Agreement,  as  applicable.  The Master  Servicer shall not, and shall not  authorize any Servicer (to the extent  required  under the related  Servicing  Agreement)
to,  cancel or refuse to renew any such  Primary  Mortgage  Insurance  Policy  that is in effect at the date of the initial  issuance of the Mortgage Note and is required to be kept in force hereunder  except in accordance with the provisions of this Agreement and the related Servicing Agreement, as applicable.

(b) The Master  Servicer  agrees to present,  or to cause each Servicer (to the extent  required  under the related
Servicing Agreement) to present, on behalf of the Trustee and the  Certificateholders,  claims to the insurer under any Primary Mortgage  Insurance  Policies and, in this regard, to take such reasonable action as shall be necessary to permit recovery under any Primary Mortgage Insurance  Policies  respecting  defaulted  Mortgage Loans.  Pursuant to Section 4.01  and 4.04, any amounts  collected by the Master Servicer or any Servicer under any Primary Mortgage
Insurance Policies shall be deposited in the Distribution Account, subject to withdrawal pursuant to Section 4.05.

Section 3.12. Trustee to Retain Possession of Certain Insurance Policies and Documents.

         The Trustee (or the  Custodian,  on behalf of the  Trustee),  shall retain  possession  and custody of the originals (to the extent  available) of any Primary  Mortgage  Insurance  Policies,  or certificate of insurance if applicable,  and  any  certificates  of  renewal  as to the  foregoing  as may be  issued  from  time  to  time  as contemplated  by this  Agreement.  Until  all  amounts  distributable  in  respect  of the  Certificates  have been distributed in full and the Master  Servicer  otherwise has fulfilled its  obligations  under this  Agreement,  the
Trustee (or its  Custodian,  if any, on behalf of the  Trustee)  shall also retain  possession  and custody of each
Mortgage File in accordance  with and subject to the terms and conditions of this  Agreement.  The Master  Servicer shall promptly deliver or cause to be delivered to the Trustee (or the Custodian,  on behalf of the Trustee),  upon the execution or receipt thereof the originals of any Primary  Mortgage  Insurance  Policies,  any  certificates of renewal,  and such other documents or instruments that constitute  portions of the Mortgage File that come into the possession of the Master Servicer from time to time.

Section 3.13. Realization  Upon Defaulted  Mortgage  Loans.  The Master  Servicer shall cause each Servicer (to the extent  required  under the related  Servicing  Agreement)  to foreclose  upon,  repossess or otherwise  comparably convert the  ownership of Mortgaged  Properties  securing  such of the Mortgage  Loans as come into and continue in default and as to which no  satisfactory  arrangements  can be made for collection of Delinquent  payments,  all in accordance with the applicable Servicing Agreement.

Section 3.14. Compensation  for the Master  Servicer.  The Master  Servicer will be entitled to the income and gain realized  from any  investment  of funds in the  Distribution  Account  as set  forth in  Section  4.04(f)  for the performance  of its activities  hereunder.  The Master  Servicer shall be required to pay all expenses  incurred by it in connection  with its  activities  hereunder  and shall not be entitled to  reimbursement  therefor  except as provided in this Agreement.

Section 3.15. REO Property.  (a) In the event the Trust Fund  acquires  ownership of any REO Property in respect of any related  Mortgage Loan, the deed or certificate of sale shall be issued to the Trustee,  or to its nominee,  on behalf of the related  Certificateholders.  The Master  Servicer  shall,  to the extent  provided in the applicable
Servicing  Agreement,  cause the applicable  Servicer to sell, any REO Property as expeditiously as possible and in accordance with the provisions of this Agreement and the related Servicing  Agreement,  as applicable.  Pursuant to its efforts to sell such REO  Property,  the Master  Servicer  shall cause the  applicable  Servicer to protect and conserve,  such REO Property in the manner and to the extent  required by the applicable  Servicing  Agreement,  in accordance  with  the  REMIC  Provisions  and in a  manner  that  does  not  result  in a tax on "net  income  from foreclosure  property"  (unless such result would maximize the Trust Fund's  after-tax  return on such property) or cause such REO Property to fail to qualify as "foreclosure  property"  within the meaning of Section  860G(a)(8) of the Code.

(b) The Master  Servicer shall, to the extent  required by the related  Servicing  Agreement,  cause the applicable
Servicer to deposit all funds  collected and received in  connection  with the operation of any REO Property in the
Protected Account.

(c) The Master  Servicer and the applicable  Servicer,  upon the final  disposition  of any REO Property,  shall be entitled to reimbursement for any related  unreimbursed  Monthly Advances and other  unreimbursed  advances as well as any unpaid Servicing Fees from Liquidation  Proceeds  received in connection with the final  disposition of such
REO Property;  provided,  that any such  unreimbursed  Monthly Advances as well as any unpaid Servicing Fees may be reimbursed  or paid,  as the case may be,  prior to final  disposition,  out of any net rental  income or other net amounts derived from such REO Property.

(d) To the extent provided in the related Servicing Agreement,  the Liquidation Proceeds from the final disposition of the REO  Property,  net of any payment to the Master  Servicer  and the  applicable  Servicer as provided  above shall be deposited in the Protected  Account on or prior to the  Determination  Date in the month following receipt thereof and be remitted by wire transfer in  immediately  available  funds to the Master  Servicer for deposit into the Distribution Account on the next succeeding Servicer Remittance Date.

Section 3.16. Annual  Statement as to  Compliance.  The Master  Servicer  and the  Securities  Administrator  shall deliver (or otherwise make available) to the Depositor, and the Securities  Administrator,  not later than March 15 of each calendar year beginning in 2007, an Officer's  Certificate (an "Annual  Statement of Compliance")  stating, as to each  signatory  thereof,  that (i) a review  of the  activities  of each such  party  during  the  preceding calendar year and of its performance  under this Agreement has been made under such officer's  supervision and (ii)
to the best of such  officer's  knowledge,  based on such review,  such party has fulfilled all of its  obligations under this  Agreement in all material  respects  throughout  such year,  or, if there has been a failure to fulfill any such  obligation  in any material  respect,  specifying  each such failure known to such officer and the nature and status of cure  provisions  thereof.  Such Annual  Statement of  Compliance  shall contain no  restrictions  or limitations  on its use. The Master  Servicer  shall  enforce the  obligation of each  Servicer,  to the extent set forth in the related Servicing  Agreement,  to deliver a similar Annual Statement of Compliance by that Servicer to the Depositor and the Securities  Administrator  as described above as and when required with respect to the Master
Servicer.  In the event that  certain  servicing  responsibilities  with  respect to the  Mortgage  Loans have been delegated by the Master Servicer,  the Securities  Administrator  or a Servicer to a subservicer or  subcontractor, each such entity shall cause such  subservicer  or  subcontractor  (and with respect to each  Servicer,  the Master
Servicer  shall  enforce the  obligation  of such  Servicer  to the extent  required  under the  related  Servicing
Agreement)  to deliver a similar  Annual  Statement of  Compliance  by that  subservicer  or  subcontractor  to the
Depositor  and the  Securities  Administrator  as described  above as and when  required with respect to the Master
Servicer or the related Servicer, as the case may be.

         Failure of the Master  Servicer  to comply  with this  Section 3.16  (including  with  respect to the time frames required in this Section) shall be deemed an Event of Default and the Trustee,  at the written  direction of the  Depositor,  shall,  in  addition to whatever  rights the Trustee may have under this  Agreement  and at law or equity or to damages,  including injunctive relief and specific performance,  upon notice immediately terminate all the rights and  obligations  of the Master  Servicer  under this Agreement and in and to the Mortgage Loans and the proceeds  thereof without  compensating  the Master Servicer for the same. This paragraph shall supersede any other provision in this Agreement or any other agreement to the contrary.

         Failure of the Securities  Administrator  to comply with this Section 3.16  (including with respect to the time  frames  required  in this  Section)  shall be deemed  an Event of  Default  and the  Trustee  at the  written direction of the  Depositor,  shall,  in addition to whatever  rights the Trustee may have under this Agreement and at law or equity or to damages,  including  injunctive  relief and specific  performance,  upon notice  immediately terminate all the rights and  obligations  of the Securities  Administrator  under this Agreement and in and to the
Mortgage Loans and the proceeds  thereof  without  compensating  the Securities  Administrator  for the same.  This paragraph shall supersede any other provision in this Agreement or any other agreement to the contrary.

Section 3.17. Assessments  of  Compliance  and  Attestation  Reports.  Pursuant  to Rules  13a-18 and 15d-18 of the
Exchange Act and Item 1122 of Regulation AB, the Master Servicer, the Securities  Administrator,  and the Custodian
(to the  extent  set forth in this  Section)  (each,  an  "Attesting  Party")  shall  deliver  (or  otherwise  make available) to the Depositor,  the Master  Servicer and the Securities  Administrator  on or before March 15 of each calendar  year  beginning  in 2007,  a report  regarding  such  Attesting  Party's  assessment  of  compliance  (an
"Assessment  of  Compliance")  with the Servicing  Criteria  during the preceding  calendar year. The Assessment of
Compliance, as set forth in Regulation AB, must contain the following:

(a) A statement by an  authorized  officer of such  Attesting  Party of its authority  and its  responsibility  for assessing compliance with the Servicing Criteria applicable to the related Attesting Party;

(b) A statement  by such  officer  that such  Attesting  Party used the  Servicing  Criteria  attached as Exhibit K hereto,  and which will also be attached to the Assessment of Compliance,  to assess  compliance with the Servicing
Criteria applicable to the related Attesting Party;

(c) An  assessment  by such officer of the related  Attesting  Party's  compliance  with the  applicable  Servicing
Criteria for the period consisting of the preceding  calendar year,  including  disclosure of any material instance of  noncompliance  with respect thereto during such period,  which assessment shall be based on the activities such
Attesting  Party  performs with respect to  asset-backed  securities  transactions  taken as a whole  involving the related Attesting Party, that are backed by the same asset type as the Mortgage Loans;

(d) A statement that a registered public accounting firm has issued an attestation  report on the related Attesting
Party's Assessment of Compliance for the period consisting of the preceding calendar year; and

(e) A statement as to which of the Servicing Criteria,  if any, are not applicable to such related Attesting Party, which  statement  shall  be  based on the  activities  such  related  Attesting  Party  performs  with  respect  to asset-backed  securities  transactions  taken as a whole involving such related Attesting Party, that are backed by the same asset type as the Mortgage Loans.

         Such report at a minimum shall address each of the Servicing  Criteria  specified on Exhibit K hereto that are indicated as applicable to the related Attesting Party.

         On or before March 15 of each calendar year beginning in 2007,  each Attesting  Party shall furnish to the
Master  Servicer,  the  Depositor  and the  Securities  Administrator  a  report  (an  "Attestation  Report")  by a registered  public  accounting  firm that  attests to, and reports on, the  Assessment  of  Compliance  made by the related  Attesting  Party,  as  required  by Rules  13a-18  and  15d-18 of the  Exchange  Act and Item  1122(b)  of
Regulation AB, which  Attestation  Report must be made in accordance with standards for attestation  reports issued or  adopted  by  the  Public  Company  Accounting  Oversight  Board.  Such  Attestation  Report  shall  contain  no restrictions or limitations on its use.

         The  Master  Servicer  shall  enforce  the  obligation  of each  Servicer  to  deliver  to the  Securities
Administrator,  the Master  Servicer and the Depositor an Assessment of Compliance  and  Attestation  Report as and
when provided in the related  Servicing  Agreement.  Each of  the Company,  the Master  Servicer and the Securities
Administrator  shall cause,  and the Master  Servicer  shall  enforce the  obligation  (as and when provided in the related  Servicing  Agreement) of each Servicer to cause,  any  subservicer and each  subcontractor  (to the extent such  subcontractor  is  determined  by the  Company,  the Master  Servicer  or the  Securities  Administrator,  as
applicable,  to be a Party   Participating in the Servicing  Function within the meaning of Item 1122 of Regulation
AB) that is engaged by the  Company,  such  Servicer,  the Master  Servicer  or the  Securities  Administrator,  as
applicable,  to deliver to the  Securities  Administrator,  the Master  Servicer and the Depositor an Assessment of
Compliance  and  Attestation  Report  as  and  when  provided  above.  Such  Assessment  of  Compliance,  as to any subservicer or  subcontractor,  shall at a minimum  address each of the Servicing  Criteria  specified on Exhibit K hereto that are indicated as applicable to any "primary  servicer" to the extent such  subservicer or subcontractor is  performing  any  servicing  function  for the party who  engages it and to the extent  such party is not itself addressing  the Servicing  Criteria  related to such servicing  function in its own  Assessment of Compliance.  The
Securities  Administrator  shall confirm that each of the  Assessments  of  Compliance  delivered to it, taken as a whole,  address all of the Servicing Criteria and taken individually  address the Servicing Criteria for each party as set forth on Exhibit M and notify the Depositor of any  exceptions.  Notwithstanding  the  foregoing,  as to any subcontractor  (as defined in the related Servicing  Agreement),  an Assessment of Compliance is not required to be delivered unless it is required as part of a Form 10-K with respect to the Trust Fund.

         The Custodian  shall deliver to the Master  Servicer,  the Securities  Administrator  and the Depositor an
Assessment of Compliance and  Attestation  Report,  as and when provided  above,  which shall at a minimum  address each of the Servicing  Criteria  specified on Exhibit M hereto which are indicated as applicable to a  "custodian."
Notwithstanding  the foregoing an Assessment  of Compliance or  Attestation  Report is not required to be delivered by the Custodian unless it is required as part of a Form 10-K with respect to the Trust Fund.

         Failure  of the  Master  Servicer  to  comply  with this  Section  3.17  (including  with  respect  to the timeframes  required  herein)  shall,  upon  written  notice from the Trustee  upon  receiving  direction  from the
Depositor,  constitute an Event of Default and, the Trustee shall,  in addition to whatever  rights the Trustee may have  under  this  Agreement  and at law  or  equity  or to  damages,  including  injunctive  relief  and  specific performance,  upon notice  immediately  terminate all of the rights and  obligations  of the Master  Servicer under this Agreement and in and to the Mortgage Loans and the proceeds  thereof without  compensating the Master Servicer for the same (but  subject to the Master  Servicer  rights to payment  of any  Master  Servicing  Compensation  and reimbursement  of all  amounts  for  which it is  entitled  to be  reimbursed  prior  to the date of  termination).
Failure  of the  Securities  Administrator  to  comply  with this  Section  3.17  (including  with  respect  to the timeframes  required in this  Section)  which  failure  results in a failure to timely file the related  Form 10-K, shall,  upon written  notice from the Trustee upon receiving  direction from the Depositor,  constitute an Event of
Default,  and the Trustee  shall,  in addition to whatever  rights the Trustee may have under this Agreement and at law or equity or to  damages,  including  injunctive  relief and  specific  performance,  upon  notice  immediately terminate all of the rights and  obligations  of the  Securities  Administrator  under this Agreement and in and to the Mortgage Loans and the proceeds  thereof without  compensating the Securities  Administrator  for the same (but subject to the  Securities  Administrator's  right to  reimbursement  of all amounts for which it is entitled to be reimbursed  prior to the  date of  termination).  This  paragraph  shall  supersede  any  other  provision  in this
Agreement or any other agreement to the contrary.

Section 3.18. Reports  Filed  with  Securities  and  Exchange  Commission.  (a)(i)(A)  Within  15 days  after  each
Distribution  Date, the Securities  Administrator  shall, in accordance with industry  standards,  prepare and file with the Commission via the Electronic  Data Gathering and Retrieval  System  ("EDGAR"),  a Distribution  Report on
Form 10-D,  signed by the Master Servicer,  with a copy of the Monthly  Statement to be furnished by the Securities
Administrator  to the  Certificateholders  for such  Distribution  Date provided that the Securities  Administrator shall have received no later than 5 calendar days after the related  Distribution  Date, all  information  required to be provided to the Securities  Administrator  as described in clause  (a)(iv) below.  Any disclosure in addition to the Monthly Statement that is required to be included on Form 10-D  ("Additional  Form 10-D Disclosure")  shall, pursuant to the paragraph  immediately  below,  be reported by the parties set forth on Exhibit Q to the Securities
Administrator and the Depositor,  approved for inclusion by the Depositor,  and the Securities  Administrator  will have no duty or liability for any failure  hereunder to determine or prepare any  Additional  Form 10-D  Disclosure absent such  reporting  (other than with respect to cases in which the  Securities  Administrator  is the reporting party as set forth in Exhibit Q) and approval.

         (B)      Within 5  calendar  days  after the  related  Distribution  Date,  (i) the  parties  set forth in
Exhibit Q shall be required to provide,  and the Master  Servicer  shall enforce the  obligations  of each Servicer
(to the extent provided in the related Servicing  Agreement) to provide,  pursuant to Section 3.18(a)(iv) below, to the  Securities  Administrator  and the  Depositor,  to the  extent  known by a  responsible  officer  thereof,  in
EDGAR-compatible  form,  or in such other form as otherwise  agreed upon by the  Securities  Administrator  and the
Depositor and such party,  the form and substance of any Additional Form 10-D Disclosure,  if applicable,  and (ii)
the Depositor  will approve,  as to form and  substance,  or  disapprove,  as the case may be, the inclusion of the
Additional  Form 10-D  Disclosure on Form 10-D.  The Depositor  shall be responsible  for any  reasonable  fees and expenses  assessed or incurred by the Securities  Administrator  in connection  with including any Additional  Form
10-D Disclosure on Form 10-D pursuant to this Section.

         (C)      After preparing the Form 10-D, the Securities  Administrator shall forward  electronically a copy of the Form  10-D to the  Master  Servicer,  and in the case that such  Form  10-D  contains  Additional  Form 10-D
Disclosure,  to the Master Servicer and the Depositor,  for review.  Within two Business Days after receipt of such copy,  but no later  than the 12th  calendar  day  after the  Distribution  Date  (provided  that,  the  Securities
Administrator  forwards a copy of the Form 10-D no later than the 10th calendar after the  Distribution  Date), the
Depositor  shall notify the  Securities  Administrator  in writing (which may be furnished  electronically)  of any changes to or  approval  of such Form 10-D.  In the  absence of receipt of any  written  changes or  approval,  the
Securities  Administrator  shall be  entitled  to assume  that such Form 10-D is in final  form and the  Securities
Administrator  may proceed  with the  execution  and filing of the Form 10-D.  No later than the 13th  calendar day after the related  Distribution  Date, a duly  authorized  officer of the Master  Servicer shall sign the Form 10-D and, in the case where the Master  Servicer and Securities  Administrator  are not affiliated  return an electronic or fax copy of such signed  Form 10-D (with an  original  executed  hard copy to follow by  overnight  mail) to the
Securities  Administrator.  If a Form 10-D cannot be filed on time or if a  previously  filed Form 10-D needs to be amended,  the Securities  Administrator  will follow the procedures  set forth in Section  3.18(a)(v)(B).  Promptly
(but no later than one (1) Business Day) after filing with the Commission,  the Securities  Administrator will make available on its internet  website,  identified in Section  6.07, a final  executed copy of each Form 10-D filed by the  Securities  Administrator.  The signing party at the Master  Servicer can be contacted as set forth in Section
11.07.  Form 10-D  requires  the  registrant  to  indicate  (by  checking  "yes" or "no") that it (1) has filed all reports  required to be filed by Section 13 or 15(d) of the  Exchange  Act during the  preceding  12 months (or for such  shorter  period that the  registrant  was  required to file such  reports),  and (2) has been subject to such filing  requirements for the past 90 days. The Depositor shall notify the Securities  Administrator in writing,  no later than the fifth  calendar  day after the related  Distribution  Date with respect to the filing of a report on
Form 10-D if the answer to the questions  should be "no".  The Securities  Administrator  shall be entitled to rely on the  representations  in Section 2.06(g) and in any such notice in preparing,  executing  and/or filing any such report.  The parties to this Agreement  acknowledge  that the performance by the Master Servicer and the Securities
Administrator  of their  respective  duties under Sections  3.18(a)(i)  and (v) related to the timely  preparation, execution and filing of Form 10-D is contingent upon such parties  strictly  observing all applicable  deadlines in
the   performance  of  their  duties  under  such  Sections.   Neither  the  Master  Servicer  nor  the  Securities
Administrator  shall have any  liability for any loss,  expense,  damage or claim arising out of or with respect to any failure to properly  prepare,  execute  and/or  timely file such Form 10-D,  where such failure  results from a party's  failure to deliver,  on a timely basis,  any  information  from such party needed to prepare,  arrange for execution or file such Form 10-D, not resulting from its own negligence, bad faith or willful misconduct.

(ii)  (A) Within four (4) Business  Days after the  occurrence of an event  requiring  disclosure on Form 8-K (each such event, a "Reportable  Event"),  the Securities  Administrator  shall prepare and file, at the direction of the
Depositor,  on behalf of the Trust,  any Form 8-K, as required by the Exchange  Act,  provided  that the  Depositor shall  file  the  initial  Form  8-K in  connection  with the  issuance  of the  Certificates.  Any  disclosure  or information  related to a  Reportable  Event or that is  otherwise  required  to be included on Form 8-K ("Form 8-K
Disclosure  Information") shall,  pursuant to the paragraph immediately below, be reported by the parties set forth on Exhibit Q to the Securities  Administrator and the Depositor,  approved for inclusion by the Depositor,  and the
Master  Servicer  will have no duty or  liability  for any failure  hereunder  to determine or prepare any Form 8-K
Disclosure  Information  absent  such  reporting  (other  than  with  respect  to  cases in  which  the  Securities
Administrator is the reporting party as set forth in Exhibit Q) and approval.

         (B)      For so long as the Trust is subject to the Exchange  Act  reporting  requirements,  no later than the close of  business  on the 2nd  Business  Day  after  the  occurrence  of a  Reportable  Event (i) the parties set forth in Exhibit Q shall be required  pursuant to Section  3.18(a)(iv)  below to provide,  and the Master  Servicer will enforce the  obligations of each Servicer (to the extent provided in the related
         Servicing  Agreement) to provide, to the Securities  Administrator and the Depositor,  to the extent known by a responsible  officer  thereof,  in  EDGAR-compatible  form, or in such other form as otherwise agreed upon by the  Securities  Administrator  and the  Depositor  and such party,  the form and substance of any
         Form 8-K  Disclosure  Information,  if  applicable,  and (ii) the Depositor  will approve,  as to form and substance,  or  disapprove,  as the case may be, the inclusion of the Form 8-K  Disclosure  Information on
         Form 8-K. The Depositor will be responsible for any reasonable fees and  out-of-pocket  expenses  assessed or  incurred  by the  Securities  Administrator  in  connection  with  including  any Form 8-K  Disclosure
         Information on Form 8-K pursuant to this Section.

         (C)      After preparing the Form 8-K, the Securities  Administrator  shall forward  electronically a copy of the Form  8-K to the  Depositor  and the  Master  Servicer  for  review.  No  later  than the  close of business New York City time on the 3rd Business Day after the Reportable  Event,  or in the case where the
         Master  Servicer and the  Securities  Administrator  are  unaffiliated,  no later than 12:00 p.m. New York
         City time on the 4th Business Day after the  Reportable  Event,  a duly  authorized  officer of the Master
         Servicer  shall  sign  the Form  8-K  and,  in the case  where  the  Master  Servicer  and the  Securities
         Administrator  are not  affiliated,  return an  electronic  or fax copy of such  signed  Form 8-K (with an original executed hard copy to follow by overnight mail) to the Securities  Administrator.  Promptly,  but no later than the close of business on the 3rd Business Day after the  Reportable  Event  (provided  that, the  Securities  Administrator  forwards  a copy of the Form 8-K no later  than  noon New York time on the third Business Day after the Reportable  Event),  the Depositor shall notify the Securities  Administrator in writing  (which may be  furnished  electronically)  of any  changes to or approval of such Form 8-K. In the  absence  of  receipt of any  written  changes or  approval,  the  Securities  Administrator  shall be entitled to assume that such Form 8-K is in final form and the Securities  Administrator  may proceed with the  execution  and  filing of the Form  8-K.  If a Form 8-K  cannot  be filed on time or if a  previously filed Form 8-K needs to be amended,  the Securities  Administrator will follow the procedures set forth in
         Section 3.18(a)(v)(B).  Promptly  (but  no  later  than  one (1)  Business  Day)  after  filing  with  the
         Commission,  the  Securities  Administrator  will make  available on its internet  website,  identified in
         Section 6.07,  a final executed copy of each Form 8-K filed by the Securities  Administrator.  The signing party at the  Master  Servicer  can be  contacted  as set  forth in  Section 11.07.  The  parties  to this
         Agreement  acknowledge  that the  performance by the Master Servicer and the Securities  Administrator  of
         their respective duties under this  Section 3.18(a)(ii)  related to the timely preparation,  execution and filing of Form 8-K is contingent  upon such parties  strictly  observing all  applicable  deadlines in the performance  of  their  duties  under  this  Section 3.18(a)(ii).  Neither  the  Master  Servicer  nor the
         Securities  Administrator shall have any liability for any loss,  expense,  damage or claim arising out of or with respect to any failure to properly  prepare,  execute and/or timely file such Form 8-K, where such failure results from a party's  failure to deliver,  on a timely basis,  any  information  from such party needed to prepare,  arrange for  execution or file such Form 8-K, not resulting  from its own  negligence, bad faith or willful misconduct.

(iii)  (A) Within 90 days after the end of each  fiscal year of the Trust or such  earlier  date as may be required by the Exchange Act (the "10-K Filing  Deadline") (it being  understood  that the fiscal year for the Trust ends on
December  31st of each year),  commencing in March 2007,  the  Securities  Administrator  shall prepare and file on behalf of the Trust a Form 10-K,  in form and  substance  as  required  by the  Exchange  Act.  Each such Form 10-K shall  include  the  following  items,  in each  case to the  extent  they have been  delivered  to the  Securities
Administrator  within the applicable time frames set forth in this Agreement,  (I) an annual  compliance  statement for each Servicer,  the Master Servicer,  the Securities  Administrator  and any subservicer or  subcontractor,  as applicable,  as  described  under  Section 3.16,  (II)(A) the  annual  reports on  assessment  of  compliance  with
Servicing  Criteria for the Master  Servicer,  each  subservicer and  subcontractor  Participating in the Servicing
Function,  the Securities  Administrator and the Custodian,  as described under  Section 3.17,  and (B) if any such report on assessment of compliance with Servicing  Criteria  described under  Section 3.17  identifies any material instance  of  noncompliance,  disclosure  identifying  such  instance  of  noncompliance,  or if any such report on assessment of compliance  with Servicing  Criteria  described  under  Section 3.17 is not included as an exhibit to such Form 10-K,  disclosure  that such report is not included and an  explanation  why such report is not included,
(III)(A) the  registered  public  accounting firm attestation  report for the Master Servicer,  each Servicer,  the
Securities  Administrator,  each subservicer,  each  subcontractor as applicable,  and the Custodian,  as described under  Section 3.17,  and  (B) if  any  registered  public  accounting  firm  attestation  report  described  under
Section 3.17  identifies  any  material  instance  of  noncompliance,   disclosure  identifying  such  instance  of
noncompliance,  or if any such registered public  accounting firm attestation  report is not included as an exhibit to such Form  10-K,  disclosure  that  such  report  is not  included  and an  explanation  why such  report is not
included,  and  (IV) a  Sarbanes-Oxley  Certification   ("Sarbanes-Oxley   Certification")  as  described  in  this
Section 3.18 (a)(iii)(D) below (provided,  however, that the Securities Administrator,  at its discretion, may omit from the Form 10-K any annual  compliance  statement,  assessment of compliance or  attestation  report that is not required to be filed with such Form 10-K pursuant to Regulation  AB). Any  disclosure  or  information  in addition to (I) through  (IV) above that is required to be included on Form 10-K ("Additional Form 10-K Disclosure")  shall, pursuant to the paragraph  immediately  below,  be reported by the parties set forth on Exhibit Q to the Securities
Administrator and the Depositor,  approved for inclusion by the Depositor,  and the Securities  Administrator  will have no duty or liability for any failure  hereunder to determine or prepare any  Additional  Form 10-K  Disclosure absent such  reporting  (other than with respect to case in which the  Securities  Administrator  is the  reporting party as set forth in Exhibit Q) and approval.

(B) No later  than  March 15 of each year that the Trust is subject to the  Exchange  Act  reporting  requirements, commencing in 2007,  (i) the  parties set forth in Exhibit Q shall be required to provide,  and the Master
         Servicer shall enforce the obligations of each Servicer (to the extent  provided in the related  Servicing
         Agreement) to provide,  pursuant to  Section 3.18(a)(iv)  below to the  Securities  Administrator  and the
         Depositor,  to the extent known by a responsible  officer thereof,  in  EDGAR-compatible  form, or in such other form as otherwise  agreed upon by the  Securities  Administrator  and the  Depositor and such party, the form and substance of any  Additional  Form 10-K  Disclosure,  if applicable,  and (ii) the  Depositor will  approve,  as to form  and  substance,  or  disapprove,  as the  case may be,  the  inclusion  of the
         Additional  Form 10-K  Disclosure on Form 10-K.  The Depositor  shall be  responsible  for any  reasonable fees and expenses  assessed or incurred by the Securities  Administrator  in connection with including any
         Additional Form 10-K Disclosure on Form 10-K pursuant to this Section.

(C) After preparing the Form 10-K, the Securities  Administrator  shall forward  electronically  a copy of the Form
         10-K to the Depositor  (only in the case where such Form 10-K  includes  Additional  Form 10-K  Disclosure and otherwise if requested by the  Depositor)  and the Master  Servicer for review.  Within three Business
         Days  after  receipt  of  such  copy,  but no  later  than  March  25th  (provided  that,  the  Securities
         Administrator  forwards  a copy of the Form  10-K no later  than the  third  Business  Day  prior to March
         25th),  the  Depositor  shall  notify the  Securities  Administrator  in writing  (which may be  furnished electronically)  of any  changes  to or  approval  of such Form  10-K.  In the  absence  of receipt of any written  changes or  approval,  the  Securities  Administrator  shall be entitled to assume that such Form
         10-K is in final form and the  Securities  Administrator  may proceed with the execution and filing of the
         Form 10-K.  No later than the close of business  Eastern  Standard  time on the 4th  Business Day prior to the 10-K Filing  Deadline,  an officer of the Master Servicer in charge of the master  servicing  function shall sign the Form 10-K and in the case where the Master  Servicer and the Securities  Administrator  are
         unaffiliated,  return an electronic  or fax copy of such signed Form 10-K (with an original  executed hard copy to follow by  overnight  mail) to the  Securities  Administrator.  If a Form 10-K  cannot be filed on time or if a previously  filed Form 10-K needs to be amended,  the  Securities  Administrator  will follow the  procedures  set forth in  Section 3.18(a)(v)(B).  Promptly  (but no later than one (1) Business  Day)
         after  filing with the  Commission,  the  Securities  Administrator  will make  available  on its internet website,  identified in  Section 6.07,  a final  executed  copy of each Form 10-K filed by the  Securities
         Administrator.   The  signing   party  at  the  Master   Servicer   can  be  contacted  as  set  forth  in
         Section 11.07.  Form 10-K requires the  registrant to indicate (by checking "yes" or "no") that it (1) has filed all reports  required to be filed by  Section 13  or 15(d) of the Exchange Act during the  preceding
         12 months (or for such  shorter  period  that the  registrant  was  required  to file such  reports),  and
         (2) has been subject to such filing  requirements  for the past 90 days.  The  Depositor  shall notify the
         Securities  Administrator in writing,  no later than March 15th of each year in which the Trust is subject to the  requirements  of the  Exchange  Act with  respect to the  filing of a report on Form 10-K,  if the answer to the questions  should be "no".  The  Securities  Administrator  shall be entitled to rely on the representations in Section 2.06(g)  and in any such notice in preparing,  executing and/or filing any such report.  The parties to this Agreement  acknowledge  that the  performance by the Master  Servicer and the
         Securities  Administrator  of their  respective  duties under  Section 3.18(a)(iv)  and (v) related to the timely  preparation,  execution and filing of Form 10-K is contingent upon such parties strictly observing all  applicable  deadlines  in the  performance  of their  duties  under such  Section,  Section 3.16  and
         Section 3.17.  Neither the Master Servicer nor the Securities  Administrator  shall have any liability for any loss,  expense,  damage,  claim  arising out of or with  respect to any  failure to properly  prepare, execute and/or timely file such Form 10-K,  where such failure  results from the Master  Servicer's or the
         Securities  Administrator's  inability or failure to receive,  on a timely basis, any information from any other party hereto  needed to prepare,  arrange for execution or file such Form 10-K,  not resulting  from its  own  negligence,  bad  faith  or  willful  misconduct.  Subject  to  the  foregoing,  the  Securities
         Administrator  has no duty  under this  Agreement  to monitor  or  enforce  the  performance  by the other parties listed on Exhibit Q of their duties under this  paragraph or  proactively  solicit or procure from such parties any Additional Form 10-K Disclosure information.

(D)      Each  Form 10-K  shall  include a  certification  (the  "Sarbanes-Oxley  Certification"),  required  to be included  therewith  pursuant to the  Sarbanes-Oxley  Act which shall be signed by the  Certifying  Person and  delivered to the  Securities  Administrator  no later than March 15th of each year in which the Trust is subject to the  reporting  requirements  of the  Exchange  Act.  The Master  Servicer  shall  cause any
         Servicer  and any  subservicer  or  subcontractor,  to the  extent  set  forth  in the  related  Servicing
         Agreement,  engaged  by it to,  provide  to the Person  who signs the  Sarbanes-Oxley  Certification  (the
         "Certifying  Person"),  by  March  10 of each  year  in  which  the  Trust  is  subject  to the  reporting requirements  of the Exchange Act (or such other date  specified in the related  Servicing  Agreement) and
         otherwise  within  a  reasonable  period  of  time  upon  request,  a  certification   (each,  a  "Back-Up
         Certification"),  in the form attached hereto as Exhibit N, upon which the Certifying  Person,  the entity for which the Certifying Person acts as an officer,  and such entity's officers,  directors and Affiliates
         (collectively  with the Certifying  Person,  "Certification  Parties") can reasonably  rely. An officer of the Master  Servicer in charge of the master  servicing  function shall serve as the Certifying  Person on behalf of the Trust.  Such  officer of the  Certifying  Person  can be  contacted  as set forth in Section
         11.07.

(iv) With  respect  to any  Additional  Form  10-D  Disclosure,  Additional  Form 10-K  Disclosure  or any Form 8-K
Disclosure  Information  (collectively,  the  "Additional  Disclosure")  relating  to the  Trust  Fund in the  form attached hereto as Exhibit R, the Securities  Administrator's  obligation to include such Additional Information in the  applicable  Exchange  Act report is subject to receipt  from the entity that is  indicated in Exhibit Q as the responsible  party  for  providing  that  information,  if other  than the  Securities  Administrator,  as and when required as described in Section  3.18(a)(i)  through (iii) above. Such Additional  Disclosure shall be accompanied by a notice  substantially in the form of Exhibit R. Each of the Company as a Servicer,  the Master  Servicer,  the
Sponsor,  the  Securities  Administrator  and the  Depositor  hereby  agrees to notify and provide,  and the Master
Servicer  agrees to enforce the  obligations  (to the extent  provided in the related  Servicing  Agreement) to the extent known to the Master Servicer,  Sponsor,  Securities  Administrator  and Depositor all Additional  Disclosure
relating to the Trust Fund,  with respect to which such party is indicated  in Exhibit Q as the  responsible  party for providing that  information.  Within five Business Days prior to each  Distribution  Date of each year that the
Trust is subject to the Exchange Act reporting  requirements,  the Depositor shall make available to the Securities
Administrator  the related  Significance  Estimate and the Securities  Administrator  shall use such information to calculate  the related  Significance  Percentage.  If the  Significance  Percentage  meets either of the  threshold levels  detailed in Item  1115(b)(1) or 1115(b)(2) of Regulation  AB, the  Securities  Administrator  shall deliver written  notification to the Depositor,  the related  Counterparty to that effect, which notification shall include a request that the related  Counterparty  provide  Regulation AB information to he Depositor in accordance with the related Cap Contract  Agreement.  The  Depositor  shall be obligated  to obtain from the related  Counterparty  any information  required under  Regulation AB to the extent  required under the related Cap Contract  Agreement and to provide to the  Securities  Administrator  any  information  that may be  required to be included in any Form 10-D,
Form 8-K or Form 10-K relating to the Cap Contract  Agreement or written  notification  instructing  the Securities
Administrator  that such  Additional  Disclosure  regarding  the related  Counterparty  is not  necessary  for such
Distribution  Date. The Depositor shall be responsible  for any reasonable  fees and expenses  assessed or incurred by the Securities  Administrator  in connection with including any Additional  Disclosure  information  pursuant to this section.

                  So long as the Depositor is subject to the filing  requirements  of the Exchange Act with respect to the Trust Fund,  the Trustee shall notify the  Securities  Administrator  and the Depositor of any bankruptcy or receivership  with  respect  to the  Trustee  or of any  proceedings  of the  type  described  under  Item  1117 of
Regulation AB that have occurred as of the related Due Period,  together with a description  thereof, no later than the date on which such  information  is required of other  parties  hereto as set forth under this Section 3.18. In addition,  the  Trustee  shall  notify the  Securities  Administrator  and the  Depositor  of any  affiliations  or relationships  that  develop  after the Closing  Date between the Trustee and the  Depositor,  EMC, the  Securities
Administrator,  the Master  Servicer,  the  Counterparty  or the Custodian of the type described under Item 1119 of
Regulation AB, together with a description  thereof,  no later than March 15 of each year that the Trust is subject to  the  Exchange  Act  reporting  requirements,  commencing  in  2007.  Should  the  identification  of any of the
Depositor,  the Sponsor,  the Securities  Administrator,  the Master  Servicer,  the  Counterparty or the Custodian
change, the Depositor shall promptly notify the Trustee.

(v) (A) On or prior to January 30 of the first year in which the  Securities  Administrator  is able to do so under applicable  law,  the  Securities  Administrator  shall  prepare  and  file a Form  15  relating  to the  automatic suspension of reporting in respect of the Trust under the Exchange Act.

(B) In the  event  that the  Securities  Administrator  is unable to  timely  file with the  Commission  all or any required  portion of any Form 8-K, 10-D or 10-K required to be filed by this  Agreement  because  required disclosure  information  was either not  delivered to it or  delivered to it after the delivery  deadlines set forth in this Agreement or for any other reason,  the Securities  Administrator  will promptly  notify the  Depositor  and the  Master  Servicer.  In the  case of Form  10-D and  10-K,  the  Depositor,  Master
         Servicer and  Securities  Administrator  will  cooperate to prepare and file a Form 12b-25 and a 10-DA and
         10-KA  as  applicable,  pursuant  to Rule  12b-25  of the  Exchange  Act.  In the  case of Form  8-K,  the
         Securities  Administrator will, upon receipt of all required Form 8-K Disclosure  Information and upon the approval and direction of the  Depositor,  include such  disclosure  information on the next Form 10-D. In the event  that any  previously  filed  Form 8-K,  10-D or 10-K  needs to be  amended  and such  amendment relates to any  Additional  Disclosure,  the  Securities  Administrator  will notify the Depositor and the parties  affected  thereby and such parties will  cooperate to prepare any necessary  Form 8-K,  10--DA or
         10-KA.  Any Form 15,  Form  12b-25  or any  amendment  to Form  8-K,  10-D or 10-K  shall be  signed by an appropriate  officer of the Master  Servicer.  The parties hereto  acknowledge that the performance by the
         Master  Servicer  and  the  Securities  Administrator  of  their  respective  duties  under  this  Section
         3.18(a)(v)  related  to the timely  preparation,  execution  and  filing of Form 15, a Form  12b-25 or any amendment  to Form 8-K,  10-D or 10-K is  contingent  upon the Master  Servicer and the  Depositor  timely
         performing   their  duties  under  this  Section.   Neither  the  Master   Servicer  nor  the   Securities
         Administrator  shall have any  liability  for any loss,  expense,  damage or claim  arising out of or with respect to any failure to properly  prepare,  execute  and/or timely file any such Form 15, Form 12b-25 or any amendments to Forms 8-K, 10-D or 10-K,  where such failure  results from a party's failure to deliver, on a timely basis, any information  from such party needed to prepare,  arrange for execution or file such
         Form  15,  Form  12b-25  or any  amendments  to  Forms  8-K,  10-D or  10-K,  not  resulting  from its own negligence, bad faith or willful misconduct.

         The  Depositor  agrees  to  promptly  furnish  to the  Securities  Administrator,  from  time to time upon request,  such further information,  reports and financial statements within its control related to this Agreement, the Mortgage Loans as the Securities  Administrator  reasonably deems appropriate to prepare and file all necessary reports with the Commission.  The Securities  Administrator  shall have no  responsibility  to file any items other than those specified in this Section 3.18;  provided,  however,  the Securities  Administrator  will cooperate with the  Depositor in connection  with any  additional  filings with respect to the Trust Fund as the  Depositor  deems necessary  under the Exchange Act. Fees and expenses  incurred by the Securities  Administrator  in connection with this Section 3.18 shall not be reimbursable from the Trust Fund.

(b) In  connection  with the  filing of any Form 10-K  hereunder,  in the case where the  Master  Servicer  and the
Securities  Administrator are not affiliated,  the Securities  Administrator shall sign a certification (a "Form of
Back-Up  Certification for Form 10-K Certificate,"  substantially in the form attached hereto as Exhibit S) for the
Depositor  regarding  certain  aspects  of the Form 10-K  certification  signed by the Master  Servicer,  provided, however,  that the  Securities  Administrator  shall not be required to undertake  an analysis of any  accountant's report attached as an exhibit to the Form 10-K.

(c) The  Securities  Administrator  shall  indemnify  and hold  harmless the Company,  the Depositor and the Master
Servicer and each of its  officers,  directors  and  affiliates  from and against any losses,  damages,  penalties, fines,  forfeitures,  reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach of the Securities  Administrator's  obligations under Sections 3.16, 3.17 and
3.18 or the Securities  Administrator's  negligence,  bad faith or willful misconduct in connection  therewith.  In addition,  the Securities  Administrator  shall  indemnify and hold harmless the Depositor and the Master  Servicer and each of their respective officers,  directors and affiliates from and against any losses,  damages,  penalties, fines,  forfeitures,  reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon (i) any untrue  statement or alleged  untrue  statement of any material fact contained in any Back-Up  Certification,  any Annual Statement of Compliance,  any Assessment of Compliance or any Additional
Disclosure  provided  by  the  Securities  Administrator  on  its  behalf  or  on  behalf  of  any  subservicer  or subcontractor  engaged by the  Securities  Administrator  pursuant to Section 3.16,  3.17 or 3.18 (the  "Securities
Administrator  Information"),  or (ii) any omission or alleged  omission to state  therein a material fact required to be stated  therein or necessary to make the  statements  therein,  in light of the  circumstances  in which they were made, not misleading;  provided,  by way of  clarification,  that this paragraph shall be construed  solely by reference to the Securities  Administrator  Information and not to any other information communicated in connection with the Certificates,  without regard to whether the Securities  Administrator  Information or any portion thereof is presented together with or separately from such other information.

         The Depositor shall indemnify and hold harmless the Securities  Administrator  and the Master Servicer and
each  of its  officers,  directors  and  affiliates  from  and  against  any  losses,  damages,  penalties,  fines, forfeitures,  reasonable  and  necessary  legal fees and related  costs,  judgments  and other  costs and  expenses arising out of or based upon a breach of the  obligations of the Depositor  under  Sections 3.16,  3.17 and 3.18 or the Depositor's  negligence,  bad faith or willful misconduct in connection therewith.  In addition,  the Depositor shall indemnify and hold harmless the Master Servicer,  the Securities  Administrator  and each of their respective officers,  directors  and  affiliates  from  and  against  any  losses,  damages,  penalties,  fines,  forfeitures, reasonable  and necessary  legal fees and related costs,  judgments and other costs and expenses  arising out of or based upon (i) any untrue  statement or alleged  untrue  statement of any material fact contained in any Additional
Disclosure  provided by the Depositor  that is required to be filed  pursuant to this Section 3.18 (the  "Depositor
Information"),  or (ii) any omission or alleged  omission to state  therein a material  fact  required to be stated
therein or necessary to make the statements  therein,  in light of the  circumstances  in which they were made, not misleading;  provided,  by way of clarification,  that this paragraph shall be construed solely by reference to the
Depositor  Information  that is required to be filed and not to any other  information  communicated  in connection with the  Certificates,  without regard to whether the Depositor  Information  or any portion  thereof is presented together with or separately from such other information.

         The Master Servicer shall indemnify and hold harmless the Company,  the Securities  Administrator  and the
Depositor and each of its  respective  officers,  directors and  affiliates  from and against any losses,  damages, penalties,  fines,  forfeitures,  reasonable and necessary legal fees and related costs,  judgments and other costs and expenses  arising out of or based upon a breach of the  obligations of the Master Servicer under Sections 3.16,
3.17 and 3.18 or the Master Servicer's  negligence,  bad faith or willful  misconduct in connection  therewith.  In addition,  the Master Servicer shall indemnify and hold harmless the Depositor and each of its officers,  directors and  affiliates  from and against any losses,  damages,  penalties,  fines,  forfeitures,  reasonable and necessary legal fees and related  costs,  judgments and other costs and expenses  arising out of or based upon (i) any untrue statement or alleged  untrue  statement of any material fact contained in any Annual  Statement of Compliance,  any
Assessment of Compliance or any Additional  Disclosure  provided by the Master  Servicer on its behalf or on behalf of any  subservicer or  subcontractor  engaged by the Master  Servicer  pursuant to Section 3.16, 3.17 or 3.18 (the
"Master Servicer Information"),  or (ii) any omission or alleged omission to state therein a material fact required to be stated  therein or necessary to make the  statements  therein,  in light of the  circumstances  in which they were made, not misleading;  provided,  by way of  clarification,  that this paragraph shall be construed  solely by reference to the Master Servicer  Information and not to any other information  communicated in connection with the
Certificates,  without  regard to whether  the Master  Servicer  Information  or any portion  thereof is  presented together with or separately from such other information.

         If the  indemnification  provided for herein is unavailable or  insufficient to hold harmless the Company, the Depositor,  the Securities  Administrator or the Master Servicer, as applicable,  then the defaulting party, in connection  with any conduct for which it is  providing  indemnification  under this Section  3.18,  agrees that it shall contribute to the amount paid or payable by the other parties as a result of the losses,  claims,  damages or liabilities  of the other  party in such  proportion  as is  appropriate  to  reflect  the  relative  fault and the relative benefit of the respective parties.

(d) The  indemnification  provisions set forth in this Section 3.18 shall survive the termination of this Agreement or the termination of any party to this Agreement.

(e) Failure of the Master  Servicer to comply with this  Section 3.18  (including  with  respect to the  timeframes required herein) shall constitute an Event of Default,  and at the written direction of the Depositor,  the Trustee shall,  in  addition  to  whatever  rights the  Trustee  may have under this  Agreement  and at law or equity or to damages,  including  injunctive  relief and specific  performance,  upon notice  immediately  terminate  all of the rights and  obligations  of the Master  Servicer  under this  Agreement  and in and to the  Mortgage  Loans and the proceeds  thereof without  compensating the Master Servicer for the same (but subject to the Master Servicer rights to payment of any Master  Servicing  Compensation  and  reimbursement of all amounts for which it is entitled to be reimbursed  prior to the date of  termination).  Failure  of the  Securities  Administrator  to  comply  with  this
Section 3.18  (including  with respect to the  timeframes  required in this  Section)  which  failure  results in a failure to timely file the related  Form 10-K,  shall  constitute  a default  and at the written  direction  of the
Depositor,  the Trustee shall,  in addition to whatever rights the Trustee may have under this Agreement and at law or equity or to damages,  including injunctive relief and specific  performance,  upon notice immediately terminate all of the rights and obligations of the Securities  Administrator  under this Agreement and in and to the Mortgage
Loans and the proceeds thereof without  compensating the Securities  Administrator for the same (but subject to the
Securities  Administrator's  right to  reimbursement of all amounts for which it is entitled to be reimbursed prior to the date of  termination).  This paragraph  shall  supersede any other  provision in this Agreement or any other agreement  to  the  contrary.  In  connection  with  the  termination  of the  Master  Servicer  or the  Securities
Administrator  pursuant to this  Section 3.18(e)  the Trustee shall be entitled to  reimbursement  of all costs and expenses  associated with such  termination to the extent set forth in  Section 9.05.  Notwithstanding  anything to the  contrary  in this  Agreement,  no Event of  Default  by the  Master  Servicer  or  default  by the  Securities
Administrator  shall have occurred with respect to any failure to properly prepare,  execute and/or timely file any report on Form 8-K,  Form 10-D or Form 10-K,  any Form 15 or Form  12b-25 or any  amendments  to Form 8-K,  10-D or
10-K,  where such failure results from any party's  failure to deliver,  on a timely basis,  any  information  from such party  needed to prepare,  arrange for  execution  or file any such report,  Form or  amendment,  and does not result from its own negligence, bad faith or willful misconduct.

(f) Notwithstanding  the provisions of Section 11.02,  this Section 3.18 may be amended  without the consent of the
Certificateholders.

         Any report, notice or notification to be delivered by the Company, the Master Servicer or the Securities
Administrator to the Depositor pursuant to this Section 3.18, may be delivered via email to
RegABNotifications@bear.com or, in the case of a notification, telephonically by calling Reg AB Compliance
Manager at 212-272-7525.

Section 3.19. The Company.  On the Closing Date, the Company will receive from the Depositor a payment of $5,000.

Section 3.20. UCC. The Sponsor shall file any financing statements,  continuation  statements or amendments thereto required by any change in the Uniform Commercial Code.

Section 3.21. Optional  Purchase of Defaulted  Mortgage  Loans.  (a) With respect to any Mortgage  Loan which as of the first day of a Fiscal  Quarter is Delinquent  in payment by 90 days or more or is an REO Property,  the Company shall have the right to  purchase  such  Mortgage  Loan from the Trust at a price  equal to the  Repurchase  Price;
provided,  however,  (i) that such  Mortgage  Loan is still 90 days or more  Delinquent or is an REO Property as of the date of such purchase and (ii) this  purchase  option,  if not  theretofore  exercised,  shall terminate on the date prior to the last day of the related Fiscal  Quarter.  This purchase  option,  if not exercised,  shall not be thereafter  reinstated  unless the delinquency is cured and the Mortgage Loan  thereafter  again becomes 90 days or more  Delinquent  or becomes an REO  Property,  in which case the option shall again become  exercisable  as of the first day of the related Fiscal Quarter.

(b) If at any time the Company  remits to the Master  Servicer a payment for  deposit in the  Distribution  Account covering the amount of the Repurchase  Price for such a Mortgage  Loan,  and the Company  provides to the Trustee a certification  signed by a Servicing  Officer  stating  that the amount of such  payment has been  deposited in the
Distribution  Account,  then the Trustee shall  execute the  assignment of such Mortgage Loan to the Company at the request of the Company  without  recourse,  representation  or warranty and the Company shall succeed to all of the
Trustee's  right,  title and  interest in and to such  Mortgage  Loan,  and all  security  and  documents  relative thereto.  Such  assignment  shall be an assignment  outright and not for security.  The Company will  thereupon own such  Mortgage,  and all such  security  and  documents,  free of any  further  obligation  to the  Trustee  or the
Certificateholders with respect thereto.

Section 3.22. Reserved.

Section 3.23. Intention of the Parties and Interpretation.

         Each of the parties  acknowledges  and agrees that the  purpose of  Sections  3.16,  3.17 and 3.18 of this
Agreement is to facilitate  compliance by the Sponsor,  the Depositor and the Master  Servicer with the  provisions of Regulation AB.  Therefore,  each of the parties agrees that (a) the  obligations of the parties  hereunder shall be  interpreted  in such a manner as to accomplish  that purpose,  (b) the parties'  obligations  hereunder will be supplemented  and  modified  in  writing,  as agreed to and  executed by the parties  hereto,  as  necessary  to be consistent  with any such  amendments,  interpretive  advice or  guidance,  convention  or  consensus  among active participants  in  the  asset-backed  securities  markets,  advice  of  counsel,  or  otherwise  in  respect  of the requirements  of Regulation AB, (c) the parties shall comply with reasonable  requests made by the Sponsor,  or the
Depositor,  or the Master  Servicer or the  Securities  Administrator  for  delivery  of  additional  or  different information as the Sponsor,  the Depositor,  or the Master Servicer or the Securities  Administrator  may determine in good faith is necessary to comply with the  provisions of Regulation  AB, and (d) no amendment of this Agreement shall be required to effect any such changes in the parties'  obligations as are necessary to accommodate  evolving interpretations of the provisions of Regulation AB. All costs,  expenses,  fees,  liabilities,  charges and amounts
(including  legal fees) incurred by the Trustee in connection  with this Section 3.23 shall be fully  reimbursed to the Trustee pursuant to Section 4.05(l).

                                                    ARTICLE IV
                                                     Accounts

Section 4.01. Protected  Accounts.  (a) The Master  Servicer  shall  enforce  the  obligation  of each  Servicer to establish and maintain a Protected Account in accordance with the applicable Servicing  Agreement,  with records to be kept with respect  thereto on a Mortgage Loan by Mortgage  Loan basis,  into which  accounts  shall be deposited within  48 hours  (or as of such  other  time  specified  in the  related  Servicing  Agreement)  of  receipt,  all collections  of  principal  and interest on any  Mortgage  Loan and with respect to any REO Property  received by a
Servicer,  including Principal  Prepayments,  Insurance Proceeds,  Liquidation  Proceeds and advances made from the
Servicer's own funds (less servicing  compensation as permitted by the applicable  Servicing  Agreement in the case of any  Servicer) and all other amounts to be deposited in the Protected  Account.  Servicing  Compensation  in the
form of assumption  fees, if any, late payment charges,  as collected,  if any, or otherwise (and in certain cases,
Prepayment  Charges)  shall be retained by the  applicable  Servicer and shall not be  deposited  in the  Protected
Account.  The  Servicer is hereby  authorized  to make  withdrawals  from and  deposits  to the  related  Protected
Account for purposes  required or  permitted by this  Agreement.  To the extent  provided in the related  Servicing
Agreement,  the Protected Account shall be held by a Designated Depository  Institution and segregated on the books of such institution in the name of the Trustee for the benefit of Certificateholders.

(b) To the extent provided in the related  Servicing  Agreement,  amounts on deposit in a Protected  Account may be invested in Permitted Investments in the name of the Trustee for the benefit of  Certificateholders  and, except as provided in the  preceding  paragraph,  not  commingled  with any other funds.  Such  Permitted  Investments  shall mature,  or shall be subject to redemption or  withdrawal,  no later than the date on which such funds are required to be withdrawn for deposit in the  Distribution  Account,  and shall be held until required for such deposit.  The income earned from Permitted  Investments made pursuant to this Section 4.01  shall be paid to the related Servicer under  the  applicable  Servicing  Agreement,  and the risk of loss of moneys  required  to be  distributed  to the
Certificateholders  resulting  from such  investments  shall be borne by and be the risk of the  related  Servicer.
The related  Servicer (to the extent  provided in the  Servicing  Agreement)  shall  deposit the amount of any such loss in the Protected  Account within two Business Days of receipt of  notification of such loss but not later than the  second  Business  Day prior to the  Distribution  Date on which the  moneys so  invested  are  required  to be distributed to the Certificateholders.

(c) To the extent  provided in the related  Servicing  Agreement  and subject to this Article IV, on or before each
Servicer  Remittance  Date,  the related  Servicer shall withdraw or shall cause to be withdrawn from its Protected
Accounts and shall immediately  deposit or cause to be deposited in the Distribution  Account amounts  representing the  following  collections  and  payments  (other  than with  respect to  principal  of or interest on the Initial
Mortgage Loans due on or before the Cut-off Date or principal of or interest on the  Subsequent  Mortgage Loans due on or before  the  related  Subsequent  Cut-off  Date)  with  respect  to each Loan  Group or  Sub-Loan  Group,  as applicable:

(i) Scheduled  Payments on the Mortgage Loans  received or any related  portion  thereof  advanced by such Servicer pursuant to its  Servicing  Agreement  which were due during or before the  related  Due Period,  net of the amount thereof  comprising  its  Servicing  Fee or any fees with respect to any  lender-paid  primary  mortgage  insurance policy;

(ii) Full  Principal  Prepayments  and any  Liquidation  Proceeds  received by such  Servicer  with  respect to the
Mortgage Loans in the related Prepayment Period (or, in the case of Subsequent  Recoveries,  during the related Due
Period),  with  interest  to the date of  prepayment  or  liquidation,  net of the amount  thereof  comprising  its
Servicing Fee;

(iii) Partial  Principal  Prepayments  received by such Servicer for the Mortgage  Loans in the related  Prepayment
Period;

(iv) Any amount to be used as a Monthly Advance; and

(v) Any amounts  required  to be paid by the  Servicers  under the related  Servicing  Agreements  with  respect to clauses (a) and (b) of the  definition of Interest  Shortfall  with respect to the related  Mortgage  Loans for the related Distribution Date.

(d) Withdrawals  may be made from an Account  only to make  remittances  as provided in  Section 4.01(c),  4.04 and
4.05; to reimburse the Master  Servicer or a Servicer for Monthly  Advances which have been recovered by subsequent collections  from the related  Mortgagor;  to remove amounts  deposited in error; to remove fees,  charges or other such amounts  deposited on a temporary  basis;  or to clear and  terminate the account at the  termination  of this
Agreement  in  accordance  with  Section 10.01.  As  provided  in Sections  4.01(c)  and  4.04(b)  certain  amounts otherwise due to the Servicers may be retained by them and need not be deposited in the Distribution Account.

(e) The Master  Servicer shall not itself waive (or authorize a Servicer to waive,  unless such Servicer is allowed to waive in accordance  with the terms of the related  Servicing  Agreement) any  Prepayment  Charge that the Trust would  otherwise be entitled to unless:  (i) the  enforceability  thereof  shall have been  limited by  bankruptcy, insolvency,  moratorium,  receivership  and other similar laws relating to creditors'  rights  generally,  (ii) the enforcement  thereof  is  illegal,  or any local,  state or  federal  agency  has  threatened  legal  action if the prepayment  penalty is enforced,  (iii) the mortgage debt has been  accelerated in connection with a foreclosure or other  involuntary  payment or (iv) such waiver is standard and customary in servicing  similar  Mortgage Loans and relates to a default or a  reasonably  foreseeable  default  and would,  in the  reasonable  judgment of the Master
Servicer,  maximize  recovery of total  proceeds  taking into account the value of such  Prepayment  Charge and the related  Mortgage Loan. In no event will the Master  Servicer  itself waive a Prepayment  Charge in connection with a  refinancing  of a Mortgage  Loan that is not  related to a default or a  reasonably  foreseeable  default.  If a
Prepayment  Charge is waived by the Master  Servicer,  but does not meet the standards  described  above,  then the
Master Servicer is required to pay the amount of such waived  Prepayment  Charge by depositing such amount into the
Distribution Account by the immediately succeeding Distribution Account Deposit Date.

Section 4.02. [Reserved].

Section 4.03. [Reserved].

Section 4.04. Distribution  Account.  (a) The Securities  Administrator shall establish and maintain in the name of the Trustee, for the benefit of the  Certificateholders,  the Distribution Account as a segregated trust account or accounts.

(b) The  Master  Servicer  and the  Securities  Administrator  will each  deposit  in the  Distribution  Account as identified and as received by each of them, the following amounts:

(i) Any amounts received from the Servicers and constituting Available Funds;

(ii) Any  Monthly  Advance  and any  Compensating  Interest  Payments  required  to be made by the Master  Servicer pursuant to this Agreement;

(iii) Any Insurance  Proceeds or Net Liquidation  Proceeds received by or on behalf of the Master Servicer or which were not deposited in a Protected Account;

(iv) The  Repurchase  Price with respect to any Mortgage  Loans  purchased by the Sponsor  pursuant to the Mortgage
Loan  Purchase  Agreement  or  Sections  2.02 or 2.03  hereof,  any  amounts  which are to be treated  pursuant  to
Section 2.04  of this Agreement as the payment of a Repurchase  Price in connection with the tender of a Substitute
Mortgage Loan by the Sponsor,  the  Repurchase  Price with respect to any Mortgage  Loans  purchased by the Company pursuant to  Section 3.21,  and all  proceeds of any  Mortgage  Loans or property  acquired  with  respect  thereto repurchased by the Depositor or its designee pursuant to Section 10.01;

(v) Any amounts required to be deposited with respect to losses on investments of deposits in an Account;

(vi) Any amounts received by the Master Servicer or Securities Administrator,  or required to be paid by the Master
Servicer, in connection with any Prepayment Charge on the Prepayment Charge Loans; and

(vii) Any other  amounts  received  by or on behalf of the Master  Servicer  and  required to be  deposited  in the
Distribution Account pursuant to this Agreement.

(c) All amounts deposited to the Distribution Account shall be held by the Securities  Administrator in the name of the Trustee in trust for the benefit of the  Certificateholders  in  accordance  with the terms and  provisions  of this Agreement.

(d) The  requirements  for crediting the  Distribution  Account shall be exclusive,  it being understood and agreed that,  without  limiting the  generality of the  foregoing,  payments in the nature of (i) late payment  charges or assumption, tax service, statement account or payoff, substitution,  satisfaction,  release and other like fees and charges and (ii) the items  enumerated  in Section 4.05 with respect to the  Securities  Administrator,  the Master
Servicer  and the  Servicers,  need not be credited by the Master  Servicer or the  Servicers  to the  Distribution
Account.  Amounts  received by the Master  Servicer or the Securities  Administrator  in connection with Prepayment
Charges on the  Prepayment  Charge  Loans shall be deposited  into the Class XP Reserve  Account by such party upon receipt thereof.  In the event that the Master Servicer or the Securities  Administrator  shall deposit or cause to be  deposited  to the  Distribution  Account  any  amount not  required  to be  credited  thereto,  the  Securities
Administrator,  upon receipt of a written request  therefor signed by a Servicing  Officer of the Master  Servicer, shall promptly transfer such amount to the Master Servicer, any provision herein to the contrary notwithstanding.

(e) The  Distribution  Account shall  constitute a trust  account of the Trust Fund  segregated on the books of the
Securities  Administrator and held by the Securities  Administrator in trust in its Corporate Trust Office, and the
Distribution  Account and the funds  deposited  therein shall not be subject to, and shall be protected  from,  all claims,  liens,  and  encumbrances  of any creditors or depositors of the  Securities  Administrator  or the Master
Servicer  (whether made directly,  or indirectly  through a liquidator or receiver of the Securities  Administrator or the Master Servicer).  The Distribution  Account shall be an Eligible  Account.  The amount at any time credited to the  Distribution  Account,  if  invested,  shall be  invested  in the name of the  Trustee,  in such  Permitted
Investments  selected by the Master  Servicer or the Depositor.  The Master  Servicer or the Depositor shall select the Permitted  Investments for the funds on deposit in the Distribution  Account.  All Permitted  Investments shall mature or be subject to  redemption  or  withdrawal  on or before,  and shall be held  until,  the next  succeeding
Distribution  Date if the  obligor  for such  Permitted  Investment  is the  Securities  Administrator  or, if such obligor  is any other  Person,  the  Business  Day  preceding  such  Distribution  Date,  in the case of  Permitted
Investments  for the benefit of the Master  Servicer and the Depositor.  With respect to the  Distribution  Account and the funds  deposited  therein,  the  Securities  Administrator  shall take such action as may be  necessary  to ensure  that the  Certificateholders  shall be  entitled to the  priorities  afforded  to such a trust  account (in addition  to a claim  against  the  estate of the  Trustee)  as  provided  by 12 U.S.C.  § 92a(e),  and  applicable regulations  pursuant  thereto,  if applicable,  or any  applicable  comparable  state statute  applicable to state chartered banking corporations.

(f) Any and all  investment  earnings  and losses on amounts on deposit in the  Distribution  Account for a maximum period of six Business Days preceding the Distribution  Date shall be for the account of the Master  Servicer.  The
Master  Servicer and the Depositor from time to time shall be permitted to withdraw or receive  distribution of any and all  investment  earnings  from the  Distribution  Account  on  behalf  of  itself.  The risk of loss of moneys required to be distributed to the  Certificateholders  resulting from such investments shall be borne by and be the risk of the Master  Servicer and the Depositor  based on the Permitted  Investments on which such loss is incurred.
The Master  Servicer  shall  deposit the amount of any such loss in the  Distribution  Account  within two Business
Days of  receipt  of  notification  of such loss but not later  than the  Distribution  Date on which the moneys so invested are required to be distributed to the Certificateholders.

(g) In the event that the  Master  Servicer  and  Securities  Administrator  are no longer  affiliated,  the Master
Servicer  shall  establish  and maintain an account  separate  from the  Distribution  Account into which any funds remitted by the Company and  Servicers  will be  deposited.  No later than noon New York time on the  Business  Day prior to each  Distribution  Date,  the Master  Servicer shall remit any such funds to the Paying Agent for deposit in the  Distribution  Account.  The Master  Servicer shall make the following  permitted  withdrawals and transfers from such account:

         (i)      The Master Servicer will, from time to time on demand of the Company, a Servicer or the
Securities Administrator, make or cause to be made such withdrawals or transfers from the account as the Master
Servicer has designated for such transfer or withdrawal pursuant to this Agreement and the related Servicing
Agreement. The Master Servicer may clear and terminate the account pursuant to Section 10.01 and remove amounts from time to time deposited in error.

         (ii)     On an ongoing basis, the Master Servicer shall withdraw from the account (i) any expenses, costs and liabilities recoverable by the Trustee, the Master Servicer, the Securities Administrator or the
Custodian pursuant to Sections 3.03, 7.04 and 9.05 and (ii) any amounts payable to the Master Servicer as set forth in Section 3.14; provided, however, that the Master Servicer shall be obligated to pay from its own funds any amounts which it is required to pay under Section 7.03(a).

         (iii)    In addition, on or before each Business Day prior to each Distribution Date, the Master
Servicer shall deposit in the Distribution Account (or remit to the Securities Administrator for deposit therein)
any Monthly Advances required to be made by the Master Servicer with respect to the Mortgage Loans.

         (iv)     No later than noon New York time on each Business Day prior to each Distribution Date, the
Master Servicer will transfer all Available Funds on deposit in the account with respect to the related
Distribution Date to the Paying Agent for deposit in the Distribution Account.

Section 4.05. Permitted  Withdrawals  and Transfers from the  Distribution  Account.  The Securities  Administrator
will,  from time to time on demand of the Master  Servicer (or with respect to clause (l) hereto,  on demand of the
Trustee,  the Securities  Administrator  or the Custodian),  make or cause to be made such withdrawals or transfers from the  Distribution  Account as the Master  Servicer has designated for such transfer or withdrawal  pursuant to this Agreement and the Servicing  Agreements or as the Securities  Administrator  deems necessary for the following purposes:

(a) to reimburse  the Master  Servicer or any Servicer for any Monthly  Advance of its own funds,  the right of the
Master Servicer or a Servicer to  reimbursement  pursuant to this subclause  (i) being  limited to amounts received on a particular Mortgage Loan (including,  for this purpose, the Repurchase Price therefor,  Insurance Proceeds and
Liquidation  Proceeds)  which  represent  late  payments  or  recoveries  of the  principal  of or interest on such
Mortgage Loan with respect to which such Monthly Advance was made;

(b) to reimburse the Master Servicer or any Servicer from Insurance Proceeds or Liquidation  Proceeds relating to a particular  Mortgage Loan for amounts  expended by the Master Servicer or such Servicer in good faith in connection with the  restoration of the related  Mortgaged  Property which was damaged by an Uninsured  Cause or in connection with the liquidation of such Mortgage Loan;

(c) to reimburse the Master  Servicer or any Servicer from  Insurance  Proceeds  relating to a particular  Mortgage
Loan for insured  expenses  incurred with respect to such  Mortgage  Loan and to reimburse  the Master  Servicer or such Servicer from  Liquidation  Proceeds from a particular  Mortgage Loan for Liquidation  Expenses  incurred with respect to such  Mortgage  Loan;  provided  that the Master  Servicer  shall not be entitled to  reimbursement  for
Liquidation  Expenses  with  respect to a Mortgage  Loan to the extent that  (i) any  amounts  with respect to such
Mortgage  Loan were paid as Excess  Liquidation  Proceeds  pursuant to clause  (xi) of this Section  4.05(a) to the
Master  Servicer;  and  (ii) such  Liquidation  Expenses  were  not  included  in the  computation  of such  Excess
Liquidation Proceeds;

(d) to pay the Master Servicer or any Servicer,  as appropriate,  from Liquidation  Proceeds or Insurance  Proceeds received in connection  with the  liquidation of any Mortgage  Loan,  the amount which the Master  Servicer or such
Servicer  would have been entitled to receive under clause (ix) of this Section  4.05(a) as servicing  compensation on account of each  defaulted  scheduled  payment on such  Mortgage  Loan if paid in a timely manner by the related
Mortgagor;

(e) to pay the Master  Servicer or any Servicer from the  Repurchase  Price for any Mortgage Loan, the amount which the Master  Servicer or such  Servicer  would have been  entitled  to receive  under  clause  (ix) of this  Section
4.05(a) as servicing compensation;

(f) to reimburse the Master Servicer or any Servicer for advances of funds (other than Monthly  Advances) made with respect to the Mortgage  Loans,  and the right to  reimbursement  pursuant to this clause being  limited to amounts received on the related  Mortgage Loan  (including,  for this purpose,  the Repurchase  Price  therefor,  Insurance
Proceeds and  Liquidation  Proceeds)  which  represent late recoveries of the payments for which such advances were made;

(g) to reimburse the Master  Servicer or any Servicer for any  Nonrecoverable  Advance that has not been reimbursed pursuant to clauses (i) and (vi);

(h) to pay the Master Servicer as set forth in Section 3.14;

(i) to reimburse  the Master  Servicer for  expenses,  costs and  liabilities  incurred by and  reimbursable  to it pursuant to Sections 3.03, 7.04(c) and (d);

(j) to pay to the Master Servicer,  as additional  servicing  compensation,  any Excess Liquidation Proceeds to the extent not retained by the related Servicer;

(k) to reimburse or pay any Servicer any such amounts as are due thereto under the applicable  Servicing  Agreement and have not been retained by or paid to the Servicer, to the extent provided in the related Servicing Agreement;

(l) to reimburse the Trustee,  the Securities  Administrator  or the Custodian for expenses,  costs and liabilities incurred by or reimbursable to it pursuant to this Agreement;

(m) to remove amounts deposited in error;

(n) to clear and terminate the Distribution Account pursuant to Section 10.01; and

(o) to pay the Depositor as set forth in Section 4.04(e).

(p) The Securities  Administrator shall keep and maintain separate accounting,  on a Mortgage Loan by Mortgage Loan basis  and  shall  provide  a copy  to the  Securities  Administrator,  for  the  purpose  of  accounting  for  any reimbursement  from the  Distribution  Account  pursuant to clauses (i) through  (vi) and (viii) or with respect to any such  amounts  which would have been  covered by such  clauses had the amounts not been  retained by the Master
Servicer without being deposited in the Distribution  Account under Section 4.04(b).  Reimbursements  made pursuant to  clauses  (vii),  (ix),  (xi) and (xii)  will be  allocated  between  the Loan  Groups or  Sub-Loan  Groups,  as applicable,  pro rata based on the aggregate Stated Principal  Balances of the Mortgage Loans in each Loan Group or
Sub-Loan Group, as applicable.

(q) On each Distribution Date, the Securities  Administrator  shall distribute the Interest Funds,  Principal Funds and Available  Funds to the extent on deposit in the  Distribution  Account for each Loan Group or  Sub-Loan Group, as applicable, to the Holders of the related Certificates in accordance with Section 6.01.

Section 4.06. Reserve Fund.  (a) On or before the Closing Date,  the  Securities  Administrator  shall  establish a
Reserve  Fund in the name of the Trustee on behalf of the  Holders of the Group I  Certificates.  The Reserve  Fund
must be an Eligible  Account.  The Reserve Fund shall be entitled  "Reserve  Fund,  JPMorgan  Chase Bank,  National
Association  as Trustee for the benefit of holders of Bear  Stearns  Asset Backed  Securities  I LLC,  Bear Stearns
ALT-A Trust 2006-1,  Mortgage  Pass-Through  Certificates,  Series 2006-1, Class I-1A-1, Class I-1A-2, Class I-M-1,
Class I-M-2, Class I-B-1, Class I-B-2 and Class I-B-3".  The Securities  Administrator  shall demand payment of all money payable by the  Counterparty  under the Cap  Contracts.  The  Securities  Administrator  shall deposit in the
Reserve  Fund all  payments  received by it from the  Counterparty  pursuant  to the Cap  Contracts  and,  prior to distribution  of such  amounts  pursuant to Section  6.01(a),  all  payments  described  under the Eighth and Ninth clauses of Section 6.01(a).  On each Distribution Date, the Securities  Administrator  shall remit amounts received by it from the  Counterparty  to the  Holders of the  applicable  Group I  Certificates  in the manner  provided in
Section 6.01(b).

(b) The Reserve Fund is an "outside  reserve fund" within the meaning of Treasury  Regulation  Section  1.860G-2(h)
and shall be an asset of the Trust Fund but not an asset of any  2006-1  REMIC.  The  Securities  Administrator  on
behalf of the Trust shall be the nominal owner of the Reserve  Fund.  For federal  income tax  purposes,  the Class
B-IO  Certificateholders  shall  be the  beneficial  owners  of the  Reserve  Fund,  subject  to the  power  of the
Securities  Administrator  to distribute  amounts under Section 6.01(b) and the Eighth and Ninth clauses of Section
6.01(a) and shall  report  items of income,  deduction,  gain or loss  arising  therefrom.  For federal  income tax purposes,  amounts  distributed to  Certificateholders  pursuant to the Eighth and Ninth clauses of Section 6.01(a)
will be  treated  as  first  distributed  to the  Class  B-IO  Certificates  and then  paid  from  the  Class  B-IO
Certificateholders  to the applicable  holders of the Group I  Certificates.  Amounts in the Reserve Fund shall, at the  written  direction  of the Class  B-IO  Certificateholder,  be held  either  uninvested  in a trust or deposit account of the Securities  Administrator with no liability for interest or other  compensation  thereon or invested in  Permitted  Investments  that mature no later than the Business  Day prior to the next  succeeding  Distribution
Date.  If no written  direction is received,  the amounts in the Reserve Fund shall remain  uninvested.  Any losses on such Permitted  Investments  shall not in any case be a liability of the Securities  Administrator but an amount equal to such  losses  shall be  given by the  Class  B-IO Certificateholders,  as  applicable, to  the  Securities
Administrator  out of such  Certificateholders'  own funds  immediately as realized,  for deposit by the Securities
Administrator  into the  Reserve  Fund.  To the extent that the Class B-IO  Certificateholders  have  provided  the
Securities  Administrator  with such  written  direction  to invest such funds in  Permitted  Investments,  on each
Distribution  Date the  Securities  Administrator  shall  distribute  all net income  and gain from such  Permitted
Investments  in the Reserve  Fund to the Class B-IO  Certificateholders,  not as a  distribution  in respect of any interest  in any 2006-1  REMIC.  All amounts  earned on amounts on deposit in the Reserve  Fund shall be taxable to the Class B-IO Certificateholders.

Section 4.07. Class XP Reserve Account.  (a) The Securities  Administrator shall establish and maintain with itself a separate,  segregated trust account,  which shall be an Eligible Account,  titled "Reserve  Account,  Wells Fargo
Bank,  National  Association,  as  Securities  Administrator  f/b/o  Bear  Stearns  ALT-A  Trust  2006-1,  Mortgage
Pass-Through  Certificates,  Series 2006-1,  Class XP". On the Closing Date, the Depositor  shall deposit $100 into the Class XP  Reserve  Account.  Funds on deposit  in the Class XP  Reserve  Account  shall be held in trust by the
Securities  Administrator  for the  holders of the Class XP  Certificates.  The Class XP Reserve  Account  will not represent an interest in any REMIC.

(b) Any amount on deposit in the Class XP Reserve  Account shall be held  uninvested.  On the Business Day prior to each  Distribution  Date,  the Securities  Administrator  shall withdraw the amount then on deposit in the Class XP
Reserve  Account and deposit  such amount into the  Distribution  Account to be  distributed  to the Holders of the related Class XP  Certificates  in accordance with Section  6.01(c) and Section  6.02(e),  as applicable,  and with regards to the initial  $100  deposit,  this  Section  4.07.  The initial  $100  deposited  in the Class XP Reserve
Account  shall be  applied to the Class XP  Certificates  on a pro rata basis  based upon the  initial  certificate balances  stated on the Class XP  Certificates.  In  addition,  on the earlier of (x) the Business Day prior to the
Distribution  Date on which all the assets of the Trust Fund are  repurchased as described in Section  10.01(a) and
(y) the Business Day prior to the Distribution Date occurring in January 2012,  the Securities  Administrator shall withdraw the amount on deposit in the Class XP Reserve Account,  deposit such amount into the Distribution  Account and  remit  such  amount  to the  Securities  Administrator  and  provide  written  instruction  to the  Securities
Administrator  to pay such amount to the related  Class XP  Certificates  in  accordance  with this  Section  4.07,
Section  6.01(c) and Section  6.02(e),  as applicable,  and following such  withdrawal the Class XP Reserve Account shall be closed.

Section 4.08. Cap Reserve  Account.  (a) The Securities  Administrator  shall establish and maintain in the name of the  Trustee on behalf of the  Trust,  for the  benefit of the  Certificateholders,  the Cap  Reserve  Account as a
segregated trust account or accounts.

(b) All amounts  deposited to the Cap Reserve  Account  pursuant to Section 6.01(b) shall be held by the Securities
Administrator  in the name of the  Trustee on behalf of the Trust,  in trust for the benefit of the Group I Offered
Certificateholders  and the Class I-B-3  Certificateholders  in  accordance  with the terms and  provisions of this
Agreement.  All amounts  deposited  to the Cap Reserve  Account  pursuant to Section  6.02(f)  shall be held by the
Securities  Administrator  in the name of the Trustee on behalf of the Trust, in trust for the benefit of the Class
II-B-1,  Class II-B-2 and Class II-B-3  Certificateholders  in  accordance  with the terms and  provisions  of this
Agreement.

(c) The Cap Reserve  Account is an "outside  reserve fund" within the meaning of Treasury  Regulation  '1.860G-2(h)
and shall be an asset of the Trust Fund but not an asset of any  2005-1  REMIC.  The  Securities  Administrator  on
behalf of the Trust shall be the nominal owner of the Cap Reserve Account. The Class B-IO  Certificateholder  shall be the  beneficial  owner of the Cap  Reserve  Account,  subject to the power of the  Securities  Administrator  to distribute  amounts under Section 6.01.  Amounts in the Cap Reserve  Account  shall,  at the direction of the Class
B-IO  Certificateholder,  be held either  uninvested in a trust or deposit account of the Securities  Administrator with no liability for interest or other  compensation  thereon or invested in Permitted  Investments in the name of the Trustee as selected by the Class B-IO  Certificateholder  that mature no later than the  Business  Day prior to the next  succeeding  Distribution  Date.  Any losses on such  investments  shall be  deposited  in the Cap Reserve
Account by the Class B-IO Certificateholder out of its own funds immediately as realized.

(d) On each Distribution Date, the Securities  Administrator shall distribute amounts on deposit in the Cap Reserve
Account to (i) the Holders of the Group I Certificates  in accordance  with Section 6.01(b) and (ii) the Holders of the Group II Certificates in accordance with Section 6.02(f).

Section 4.09. Pre-Funding Accounts and Pre-Funding Reserve Accounts.

         (a)      No later than the Closing  Date,  the Paying  Agent shall  establish  and  maintain a  segregated trust account or sub-account of a trust account,  which shall be titled "Pre-Funding Account,  JPMorgan Chase Bank,
National  Association,  as trustee for the benefit of holders of Bear Stearns  Asset Backed  Securities I LLC, Bear
Stearns  ALT-A  Trust,  Mortgage  Pass-Through  Certificates,  Series  2006-1"  (the  "Pre-Funding  Account").  The
Pre-Funding  Account shall be an Eligible Account or a sub account of an Eligible Account.  The Paying Agent shall, promptly upon receipt,  deposit in the  Pre-Funding  Account and retain therein the Pre-Funded  Amount  remitted on the Closing Date to the Paying Agent by the Depositor.  Funds  deposited in the  Pre-Funding  Account shall be held in trust by the  Paying  Agent  for the  Holders  of the  Certificates  related  to Group I Loans  for the uses and purposes set forth herein.

         (b)      The Paying  Agent will  invest  funds  deposited  in the  Pre-Funding  Account as directed by the
Depositor or its designee in writing in Permitted  Investments  with a maturity date (i) no later than the Business
Day immediately  preceding the date on which such funds are required to be withdrawn from such account  pursuant to this  Agreement,  if a Person  other than the Paying  Agent or an  Affiliate of the Paying Agent is the obligor for the  Permitted  Investment,  or (ii) no later than the date on which such funds are required to be  withdrawn  from such account or sub account of a trust account  pursuant to this Agreement,  if the Paying Agent or an affiliate of the Paying  Agent is the obligor for the  Permitted  Investment  (or,  if no written  direction  is received by the
Paying Agent from the  Depositor,  then funds in such  account  shall remain  uninvested).  For federal  income tax purposes,  the Depositor or its designee shall be the owner of the  Pre-Funding  Account and shall report all items of income,  deduction.  gain or loss arising  therefrom.  All income and gain  realized  from  investment  of funds deposited in the  Pre-Funding  Account  shall be  transferred  to the Interest  Coverage  Account at the  following times:  (i) on the Business Day  immediately  preceding each  Distribution  Date, if a Person other than the Paying
Agent or an Affiliate  of the Paying Agent is the obligor for the  Permitted  Investment,  or on each  Distribution
Date,  if the Paying Agent or an Affiliate of the Paying Agent is the obligor for the  Permitted  Investment,  (ii)
on the Business Day immediately  preceding each  Subsequent  Transfer Date, if a Person other than the Paying Agent or an Affiliate of the Paying Agent is the obligor for the Permitted  Investment,  or on each  Subsequent  Transfer
Date,  if the Paying  Agent or an  Affiliate of the Paying  Agent is the obligor for the  Permitted  Investment  or
(iii) within one Business Day of the Paying Agent's receipt thereof.  Such  transferred  funds shall not constitute income and gain for  purposes of Section  4.10(b)  hereof.  The  Depositor  or its  designee  shall  deposit in the
Pre-Funding  Account the amount of any net loss incurred in respect of any such  Permitted  Investment  immediately upon  realization  of such  loss  without  any right of  reimbursement  therefor.  At no time will the  Pre-Funding
Account be an asset of any REMIC created hereunder.

         (c)      Amounts on deposit in the Pre-Funding Account shall be withdrawn by the Paying Agent as follows:

                  (i)      On any Subsequent  Transfer  Date, the Paying Agent shall withdraw from the  Pre-Funding
         Account  an amount  equal to 100% of the  Stated  Principal  Balances  of the  Subsequent  Mortgage  Loans
         transferred  and assigned to the Trustee on behalf of the Trust for deposit in the related  Sub-Loan Group on such Subsequent Transfer Date and deposit such amount into the Pre-Funding Reserve Account;

                  (ii)     If the amount on deposit in the  Pre-Funding  Account  (exclusive of investment  income)
         has not been  reduced  to zero by the close of  business  on the date of  termination  of the  Pre-Funding
         Period,  then at the close of business on such date,  the Paying Agent shall deposit into the  Pre-Funding
         Reserve Account any amounts  remaining in the  Pre-Funding  Account  (exclusive of investment  income) for distribution in accordance with Section 4.09(e)(ii);

                  (iii)    To  withdraw  any amount not  required to be  deposited  in the  Pre-Funding  Account or deposited therein in error; and

                  (iv)     Upon the earliest of (i) the  reduction of the  Principal  Balances of the  Certificates to zero or (ii) the  termination  of this  Agreement in accordance  with Section  10.01,  to withdraw (and deposit in the Pre-Funding  Reserve  Account) any amount  remaining on deposit in the Pre-Funding  Account for payment to the related  Certificateholders  then  entitled to  distributions  in respect of  principal until the Principal  Balance of the  Certificates  has been reduced to zero,  and any remaining  amount to the Depositor.

         Withdrawals  pursuant to clauses (i), (ii) and (iv) shall be treated as  contributions of cash to REMIC II on the date of withdrawal.

         (d)      No later than the Closing  Date,  the Paying  Agent shall  establish  and  maintain a  segregated trust account or a sub-account of a trust account,  which shall be titled  "Pre-Funding  Reserve Account,  JPMorgan
Chase Bank,  National  Association as Trustee for the benefit of holders of Bear Stearns Asset Backed  Securities I
LLC, Bear Stearns  ALT-A Trust,  Mortgage  Pass-Through  Certificates,  Series  2006-1" (the  "Pre-Funding  Reserve
Account").  The Pre-Funding  Reserve Account shall be an Eligible Account or a sub account of an Eligible  Account.
The Paying Agent shall, at the close of business on the day of the termination of the Pre-Funding  Period,  deposit in the Pre-Funding  Reserve Account and retain therein any funds remaining in the Pre-Funding  Account at the close of business on such day. Funds  deposited in the  Pre-Funding  Reserve Account shall be held in trust by the Paying
Agent for the Certificateholders for the uses and purposes set forth herein.

(a) The Paying Agent shall not invest funds deposited in the Pre-Funding  Reserve Account.  The Pre-Funding Reserve
Account  and any funds on deposit  therein  shall be assets of REMIC II.  Amounts  on  deposit  in the  Pre-Funding
Account shall be withdrawn by the Paying Agent as follows:

(i) On any  Subsequent  Transfer Date, the Paying Agent shall  withdraw from the  Pre-Funding  Reserve  Account the amount deposited therein on such date pursuant to Section  4.09(c)(i) in respect of a Subsequent  Mortgage transferred  and  assigned to the Trustee on behalf of the Trust for deposit in the related  Group on such
         Subsequent  Transfer Date and pay such amount to or upon the order of the Depositor upon  satisfaction  of the conditions set forth in Section 2.07 with respect to such transfer and assignment;

(ii) On the Distribution Date immediately  following  termination of the Pre-Funding Period, the Paying Agent shall withdraw  from the  Pre-Funding  Reserve  Account the  Remaining  Pre-Funded  Amount for the related Group deposited  therein  on  such  date  pursuant  to  Section  4.09(c)(ii)  for  distribution  to the  related
         Certificate Groups pursuant to Section 6.01(a); and

(iii) On each  Distribution  Date during the Pre-Funding  Period and the Distribution  Date  immediately  following termination  of the  Pre-Funding  Period,  the Paying Agent shall  withdraw from the  Pre-Funding  Reserve
         Account  the amount  deposited  therein on such date  pursuant  to Section  4.09(c)  for  distribution  as
         Interest Funds with respect to Loan Group I pursuant to Section 6.01(a).

         Section 4.10      Interest Coverage Account.

         (a)      No later than the Closing  Date,  the Paying  Agent shall  establish  and  maintain a  segregated trust account or a sub account of a trust  account,  which shall be titled  "Interest  Coverage  Account,  JPMorgan
Chase Bank,  National  Association as trustee for the benefit of holders of Bear Stearns Asset Backed  Securities I
LLC,  Bear Stearns  ALT-A Trust,  Mortgage  Pass-Through  Certificates,  Series  2006-1"  (the  "Interest  Coverage
Account").  The Interest Coverage Account shall be an Eligible Account or a sub account of an Eligible Account. The
Paying  Agent  shall,  promptly  upon  receipt,  deposit in the Interest  Coverage  Account and retain  therein the
Interest  Coverage  Amount for Loan Group I remitted on the Closing Date to the Paying Agent by the  Depositor  and
all income and gain realized from  investment of funds  deposited in the  Pre-Funding  Account  pursuant to Section
4.09(b).  Funds  deposited  in the  Interest  Coverage  Account  shall be held in trust by the Paying Agent for the
Certificateholders for the uses and purposes set forth herein.

         (b)      For federal  income tax  purposes,  the  Depositor  shall be the owner of the  Interest  Coverage
Account  and shall  report all items of income,  deduction,  gain or loss  arising  therefrom.  At no time will the
Interest  Coverage  Account  be an asset of any  REMIC  created  hereunder.  All  income  and  gain  realized  from investment of funds deposited in the Interest  Coverage  Account,  which  investment  shall be made solely upon the written  direction of the  Depositor,  shall be for the sole and  exclusive  benefit of the  Depositor and shall be remitted by the Paying  Agent to the  Depositor  no later than the first  Business  Day  following  receipt of such income and gain by the Paying Agent. If no written  direction with respect to such investment  shall be received by the Paying Agent from the  Depositor,  then funds in such Account  shall remain  uninvested.  The  Depositor  shall deposit in the  Interest  Coverage  Account the amount of any net loss  incurred  in respect of any such  Permitted
Investment immediately upon realization of such loss.

         (c)      On each  Distribution  Date during the  Pre-Funding  Period and on the day of  termination of the
Pre-Funding  Period,  the Paying  Agent  shall  withdraw  from the  Interest  Coverage  Account  and deposit in the
Pre-Funding  Reserve Account an amount of interest that accrues during the related  Interest  Accrual Period at the
Weighted  Average Group Pass Through Rate for the related  Sub-Loan Group on the excess,  if any, of the Pre-Funded
Amount for such Sub-Loan Group over the aggregate  Stated  Principal  Balance of Subsequent  Mortgage Loans in such
Sub-Loan  Group that both (i) had a Due Date  during  the Due  Period  relating  to such  Distribution  Date or the
Distribution  Date following the end of the Pre-Funding  Period, as applicable,  and (ii) had a Subsequent  Cut-off
Date prior to the first day of the month in which such  Distribution  Date  occurs.  Such  withdrawal  and  deposit shall be  treated  as a  contribution  of cash by the  Mortgage  Loan  Seller  to  REMIC  II on the  date  thereof.
Immediately  following any such withdrawal and deposit, and immediately  following the conveyance of any Subsequent
Mortgage to the Trust on any  Subsequent  Transfer  Date,  the Paying Agent  shall,  at the request of the Mortgage
Loan Seller,  withdraw from the Interest  Coverage Account and remit to the Mortgage Loan Seller or its designee an amount equal to the excess,  if any, of the amount  remaining  in such  Interest  Coverage  Account over the amount that would be required  to be  withdrawn  therefrom  (assuming  sufficient  funds  therein)  pursuant to the second preceding  sentence on each subsequent  Distribution Date, if any, that will occur during the Pre-Funding Period or on the day of  termination of the  Pre-Funding  Period,  if no Subsequent  Mortgage were acquired by the Trust Fund after  the end of the  Prepayment  Period  relating  to the  current  Distribution  Date or the  Distribution  Date following the end of the Pre-Funding  Period, as applicable.  On the day of termination of the Pre-Funding  Period, the Paying Agent shall  withdraw  from the Interest  Coverage  Account and remit to the Mortgage Loan Seller or its designee  the amount  remaining  in such  Interest  Coverage  Account  after  payment of the amount  required to be withdrawn  therefrom  pursuant  to the second  preceding  sentence  on the day of  termination  of the  Pre-Funding
Period.

         (d)      Upon the earliest of (i) the Distribution  Date immediately  following the end of the Pre-Funding
Period,  (ii) the reduction of the principal  balances of the Certificates to zero or (iii) the termination of this
Agreement in  accordance  with Section  10.01,  any amount  remaining on deposit in the Interest  Coverage  Account after  distributions  pursuant to paragraph (c) above shall be withdrawn by the Paying Agent and paid to the Seller or its designee.

                                                    ARTICLE V
                                                   Certificates

Section 5.01. Certificates.  (a) The Depository,  the Depositor and the Securities  Administrator have entered into a  Depository  Agreement  dated as of the  Closing  Date (the  "Depository  Agreement").  Except  for the  Residual
Certificates,  the Private  Certificates and the Individual  Certificates  and as provided in Section 5.01(b),  the
Certificates  shall at all times remain  registered in the name of the  Depository or its nominee and at all times:
(i) registration  of  such  Certificates  may  not be  transferred  by the  Securities  Administrator  except  to a successor to the Depository;  (ii) ownership  and transfers of  registration  of such  Certificates on the books of the Depository  shall be governed by applicable  rules  established  by the  Depository;  (iii) the  Depository may collect its usual and customary fees,  charges and expenses from its Depository  Participants;  (iv) the Securities
Administrator  shall deal with the  Depository  as  representative  of such  Certificate  Owners of the  respective
Class of  Certificates  for purposes of  exercising  the rights of  Certificateholders  under this  Agreement,  and requests and directions for and votes of such  representative  shall not be deemed to be  inconsistent  if they are made with respect to different  Certificate  Owners; and (v) the Trustee and the Securities  Administrator may rely and shall be fully  protected  in  relying  upon  information  furnished  by the  Depository  with  respect  to its
Depository Participants.

         The Residual  Certificates and the Private  Certificates are initially  Physical  Certificates.  If at any time the Holders of all of the  Certificates of one or more such Classes request that the Securities  Administrator cause such Class to  become Global  Certificates,  the  Securities  Administrator  and the Depositor will take such action as may be reasonably  required to cause the  Depository  to accept such  Class or  Classes for trading if it may legally be so traded.

         All transfers by Certificate Owners of such respective  Classes of Book-Entry  Certificates and any Global
Certificates  shall  be made in  accordance  with the  procedures  established  by the  Depository  Participant  or brokerage firm representing such Certificate  Owners.  Each Depository  Participant shall only transfer  Book-Entry
Certificates  of  Certificate  Owners it represents or of brokerage  firms for which it acts as agent in accordance with the Depository's normal procedures.

(b) If (i)(A) the  Depositor  advises the  Securities  Administrator  in writing that the  Depository  is no longer willing or able to properly  discharge  its  responsibilities  as  Depository  and (B) the  Depositor  is unable to locate  a  qualified  successor  within  30 days  or  (ii) the  Depositor  at its  option  advises  the  Securities
Administrator in writing that it elects to terminate the book-entry  system through the Depository,  the Securities
Administrator  shall request that the Depository notify all Certificate  Owners of the occurrence of any such event and of the availability of definitive,  fully registered  Certificates to Certificate  Owners  requesting the same.
Upon surrender to the Securities  Administrator of the Certificates by the Depository,  accompanied by registration instructions  from the  Depository  for  registration,  the  Securities  Administrator  shall issue the  definitive
Certificates.

         In addition,  if an Event of Default has occurred and is continuing,  each  Certificate  Owner  materially adversely affected thereby may at its option request a definitive  Certificate  evidencing such Certificate Owner's interest in the related  Class of  Certificates.  In order to make such  request,  such  Certificate  Owner  shall, subject  to the  rules  and  procedures  of the  Depository,  provide  the  Depository  or the  related  Depository
Participant  with directions for the Securities  Administrator to exchange or cause the exchange of the Certificate
Owner's  interest in such Class of Certificates  for an equivalent  interest in fully  registered  definitive form.
Upon  receipt by the  Securities  Administrator  of  instructions  from the  Depository  directing  the  Securities
Administrator  to  effect  such  exchange  (such  instructions  to  contain  information  regarding  the  Class  of
Certificates  and the Certificate  Principal  Balance being  exchanged,  the Depository  Participant  account to be debited with the decrease, the registered holder of and delivery instructions for the definitive  Certificate,  and any other  information  reasonably  required by the Securities  Administrator),  (i) the  Securities  Administrator
shall instruct the Depository to reduce the related Depository  Participant's  account by the aggregate Certificate
Principal Balance of the definitive  Certificate,  (ii) the Securities  Administrator shall execute and deliver, in accordance with the registration and delivery  instructions  provided by the Depository,  a Definitive  Certificate evidencing such Certificate  Owner's interest in such Class of Certificates and (iii) the Securities  Administrator
shall  execute a new  Book-Entry  Certificate  reflecting  the  reduction in the  aggregate  Certificate  Principal
Balance of such Class of Certificates by the amount of the definitive Certificates.

         Neither the Depositor nor the  Securities  Administrator  shall be liable for any delay in the delivery of any instructions  required  pursuant to this Section 5.01(b) and may  conclusively  rely on, and shall be protected in relying on, such instructions.

(c) (i)           As provided herein,  the REMIC  Administrator  will make an election to treat the segregated pool of assets  consisting of the Group II Mortgage  Loans and certain other related assets subject to this Agreement as a REMIC for federal  income tax  purposes,  and such  segregated  pool of assets will be  designated  as "REMIC I."
Component I of the Class R  Certificates  will  represent  the sole  Class of  "residual  interests" in REMIC I for purposes  of the  REMIC  Provisions  (as  defined  herein)  under  federal  income  tax law.  The  following  table irrevocably sets forth the designation,  Uncertificated  Pass-Through Rate (which is also the Pass-Through Rate for the Related  Certificates)  and initial  Uncertificated  Principal  Balance for each of the "regular  interests" in
REMIC I and the designation and Certificate  Principal  Balance of the Class R Certificates  allocable to Component
I of the Class R Certificates.  None of the REMIC I Regular Interests will be certificated.

Class Designation for      Type of      Uncertificated     Initial Uncertificated
each REMIC II Interest     Interest    Pass-Through Rate   Principal Balance      Final Maturity Date*
------------------------- ------------ ---------------- -------------------- -------------------------
Class Y-1                   Regular      Variable(1)        $701,176,255.52       February 2036
Class Y-2                   Regular      Variable(2)        $134,219,965.52       February 2036
Class Y-3                   Regular      Variable(3)         $78,203,770.07       February 2036
Class Z-1                   Regular      Variable(1)        $701,176,255.52       February 2036
Class Z-2                   Regular      Variable(2)        $134,219,965.52       February 2036
Class Z-3                   Regular      Variable(3)         $78,203,770.07       February 2036
Component I of the
Class R Certificates       Residual          (4)                         $0       February 2036

_______________________

*    The  Distribution  Date in the specified  month,  which is the month  following the month the latest  maturing
     Mortgage Loan in the related  Sub-Loan  Group  matures.  For federal  income tax  purposes,  for each Class of
     REMIC I Interests, the "latest possible maturity date" shall be the Final Maturity Date.
(1)  Interest  distributed to REMIC I Regular  Interests Y-1 and Z-1 on each Distribution Date will have accrued at the  weighted  average  of the Net  Rates  for the  Sub-Loan  Group  II-1  Mortgage  Loans  on the  applicable
     Uncertificated Principal Balance outstanding immediately before such Distribution Date.
(2)      Interest  distributed  to  REMIC I  Regular  Interests  Y-2 and Z-2 on each  Distribution  Date  will have accrued  at the  weighted  average  of the Net  Rates  for the  Sub-Loan  Group  II-2  Mortgage  Loans  on the
     applicable Uncertificated Principal Balance outstanding immediately before such Distribution Date.
(3)  Interest  distributed to REMIC I Regular  Interests Y-3 and Z-3 on each Distribution Date will have accrued at the  weighted  average  of the Net  Rates  for the  Sub-Loan  Group  II-3  Mortgage  Loans  on the  applicable
     Uncertificated Principal Balance outstanding immediately before such Distribution Date.
(4)  Component I of the Class R Certificates will not bear interest.
(ii) As provided  herein,  the REMIC  Administrator  will make an election to treat the  segregated  pool of assets consisting of the Group I Loans and certain other related  assets  subject to this Agreement as a REMIC for federal income tax purposes,  and such  segregated  pool of assets will be designated  as  "REMIC II."  Component II of the
Class R  Certificates will represent the sole Class of  "residual  interests" in REMIC II for purposes of the REMIC
Provisions   under  federal  income  tax  law.  The  following  table   irrevocably  sets  forth  the  designation,
Uncertificated  Pass-Through Rate and initial Uncertificated  Principal Balance for each of the "regular interests"
in REMIC II  and the  designation  and  Certificate  Principal  Balance of the Class R  Certificates  allocable  to
Component II of the Class R Certificates.  None of the REMIC II Regular Interests will be certificated.

Class Designation for        Type of        Uncertificated          Initial Uncertificated
each REMIC II Interest       Interest     Pass-Through Rate           Principal Balance         Final Maturity Date*
LT1                          Regular         Variable(1)               $832,440,234.62              February 2036
LT2                          Regular         Variable(1)                 $27,087.16                 February 2036
LT3                          Regular            0.00%                    $56,170.80                 February 2036
LT4                          Regular         Variable(2)                 $56,170.80                 February 2036
Component II of the
Class R Certificates         Regular             (3)                         $0                     February 2036

----------------

*    The  Distribution  Date in the specified  month,  which is the month  following the month the latest  maturing
     Mortgage Loan in the related Loan Group matures.  For federal income tax purposes,  for each Class of REMIC II
     Interests, the "latest possible maturity date" shall be the Final Maturity Date.
(1)  REMIC II Regular  Interests LT1 and LT2 will bear  interest at a variable  rate equal to the weighted  average of the Net Rates on the Group I Mortgage Loans.

(2)  REMIC II Regular  Interest LT4 will bear  interest at a variable  rate equal to twice the weighted  average of the Net Rates on the Group I Mortgage Loans.
(3)  Component II of the Class R Certificates will not bear interest.
(iii) As provided  herein,  the REMIC  Administrator  will make an election to treat the segregated  pool of assets consisting of the REMIC I Regular  Interests and any proceeds  thereof as a REMIC for federal  income tax purposes, and such  segregated pool of assets will be designated as  "REMIC III."  Component III of the Class R  Certificates
will  represent the sole Class of  "residual  interests"  in REMIC III for purposes of the REMIC  Provisions  under federal income tax law. The following table  irrevocably  sets forth the designation,  Uncertificated  Pass-Through
Rate and initial  Uncertificated  Principal  Balance  for each of the  "regular  interests"  in  REMIC III  and the designation and Certificate  Principal Balance of the Class R Certificates  allocable to Component III of the Class
R Certificates.

         Class Designation for each                            Initial Uncertificated   Uncertificated Pass-Through
         REMIC III Interest                Type of Interest      Principal Balance                 Rate
         II-1A-1                                Regular                  $300,000,000               (1)
         II-1A-23                               Regular                  $340,143,000               (1)
         II-2A                                  Regular                  $122,536,000               (2)
         II-3A                                  Regular                   $71,396,000               (3)
         II-B-1                                 Regular                   $31,396,000               (4)
         II-B-2                                 Regular                   $16,453,000               (4)
         II-B-3                                 Regular                   $10,055,000               (4)
         II-B-4                                 Regular                    $9,141,000               (4)
         II-B-5                                 Regular                    $7,769,000               (4)
         II-B-6                                 Regular                    $5,029,991               (4)
         Component  III of the  Class  R       Residual                            $0               (5)
         Certificates

---------------------

(1)  REMIC III Regular  Interests  II-1A-1 and II-1A-23 will bear interest at a variable rate equal to the weighted average of the Net Rates of the Sub-Loan Group II-1 Mortgage Loans.

(2)  REMIC III Regular  Interest  II-2A will bear interest at a variable rate equal to the weighted  average of the
     Net Rates of the Sub-Loan Group II-2 Mortgage Loans.

(3)  REMIC III Regular  Interest  II-3A will bear interest at a variable rate equal to the weighted  average of the
     Net Rates of the Sub-Loan Group II-3 Mortgage Loans.

(4)  REMIC III  Regular  Interests  II-B-1,  II-B-2,  II-B-3,  II-B-4,  II-B-5 and II-B-6  will bear  interest at a variable rate equal to the weighted  average of the weighted  average of  the Net Rates in each Sub-Loan Group weighted in proportion to the results of  subtracting  from the aggregate  principal  balance of each Sub-Loan
     Group, the Certificate  Principal Balance of the related Classes of Senior  Certificates.  For purposes of the
     REMIC  provisions,  the foregoing rate will be the weighted average of the  Uncertificated  Pass-through  Rate for each of the Class Y Regular Interests.

(5)      Component III of the Class R Certificates will not bear interest.

(iv) As provided  herein,  the REMIC  Administrator  will make an election to treat the  segregated  pool of assets consisting  of the REMIC II Regular  Interests and the REMIC III Regular  Interests  and any proceeds  thereof as a
REMIC for federal  income tax  purposes,  and such  segregated  pool of assets will be  designated  as  "REMIC IV."
Component IV of the Class R  Certificates  will  represent the sole Class of  "residual  interests" in REMIC IV for purposes of the REMIC  Provisions  under federal  income tax law. The following  table  irrevocably  sets forth the designation,  Uncertificated  Pass-Through Rate (which is also the Pass-Through Rate for the Related  Certificates)
and initial  Uncertificated  Principal Balance for each of the "regular interests" in REMIC IV, and the designation and  Certificate  Principal  Balance  of the  Class  R  Certificates  allocable  to  Component  IV of the  Class  R
Certificates.

         Class Designation for each   Type of                 Initial Uncertificated   Uncertificated
         REMIC IV Interest            Interest                Principal Balance        Pass-Through Rate
          I-1A-1                      Regular                   $680,218,000               (1)
          I-1A-2                      Regular                    $83,258,000               (1)
          II-1A-1                     Regular                   $300,000,000               (2)
          II-1X-1                     Regular                             $0               (3)
          II-1A-2                     Regular                   $278,759,000               (4)
          II-1A-3                     Regular                    $61,384,000               (4)
          II-1X-2                     Regular                             $0               (5)
          II-2A-1                     Regular                   $110,786,000               (6)
          II-2A-2                     Regular                    $11,750,000               (6)
          II-2X-1                     Regular                             $0               (7)
          II-3A-1                     Regular                    $64,550,000               (8)
          II-3A-2                     Regular                     $6,846,000               (8)
          II-3X-1                     Regular                             $0               (9)
          II-B-1                      Regular                    $31,534,000              (10)
          II-B-2                      Regular                    $16,453,000              (10)
          II-B-3                      Regular                    $10,055,000              (10)
          II-X-B1                     Regular                             $0              (11)
          II-X-B2                     Regular                             $0              (12)
          II-X-B3                     Regular                             $0              (13)
          II-B-4                      Regular                     $9,141,000              (14)
          II-B-5                      Regular                     $7,769,000              (14)
          II-B-6                      Regular                     $5,029,991              (14)
          I-M-1                       Regular                    $23,312,000              (15)
          I-M-2                       Regular                    $16,652,000              (15)
          I-B-1                       Regular                    $10,824,000              (16)
          I-B-2                       Regular                     $4,163,000              (16)
          I-B-3                       Regular                     $4,163,000              (16)
          I-XP                        Regular                             $0              (17)
          II-XP                       Regular                             $0              (17)
          B-IO-I and B-IO-P           Regular                     $9,989,663              (18)
          Component IV of the         Residual                            $0              (19)
          Class R Certificates

--------------------

(1)  REMIC IV Regular  Interests  I-1A-1 and I-1A-2 will bear interest at a variable rate equal to the least of (i)
     One-Month LIBOR plus the related Margin, (ii) 11.50% and (iii) the related Net Rate Cap.

(2)  On or prior to the  Distribution  Date in December 2010,  REMIC IV Regular Interest II-1A-1 will bear interest at a variable  Pass  Through Rate equal to the  weighted  average of the Net Rates of the Sub-Loan  Group II-1
     Mortgage  Loans  minus  1.065% per annum.  After the  Distribution  Date in  December  2010,  REMIC IV Regular
     Interest  II-1A-1 will bear interest at a variable Pass Through Rate equal to the weighted  average of the Net
     Rates of the Sub-Loan Group II-1 Mortgage Loans.

(3)  On or prior to the  Distribution  Date in December 2010,  REMIC IV Regular Interest II-1X-1 will bear interest at a  fixed  Pass  Through  Rate  equal  to  1.065%  per  annum  based  on a  notional  amount  equal  to  the
     Uncertificated  Principal  Balance  of REMIC IV  Regular  Interest  II-1A-1.  After the  Distribution  Date in
     December 2010, the REMIC IV Regular Interest II-1X-1 will not bear any interest.

(4)  On or prior to the  Distribution  Date in December 2010, REMIC IV Regular  Interests  II-1A-2 and II-1A-3 will bear interest at a variable  Pass Through Rate equal to the weighted  average of the Net Rates of the Sub-Loan
     Group II-1 Mortgage  Loans minus 0.465% per annum.  After the  Distribution  Date in December  2010,  REMIC IV
     Regular  Interests  II-1A-2  and  II-1A-3  will bear  interest at a variable  Pass  Through  Rate equal to the weighted average of the Net Rates of the Sub-Loan Group II-1 Mortgage Loans.

(5)  On or prior to the  Distribution  Date in December 2010,  REMIC IV Regular Interest II-1X-2 will bear interest at a  fixed  Pass  Through  Rate  equal  to  0.465%  per  annum  based  on a  notional  amount  equal  to  the
     Uncertificated  Principal  Balance of REMIC IV Regular  Interest  II-1A-2 and II-1A-3.  After the Distribution
     Date in December 2010, REMIC IV Regular Interest II-1X-2  will not bear any interest.

(6)  On or prior to the  Distribution  Date in October 2010,  REMIC IV Regular  Interests  II-2A-1 and II-2A-2 will bear interest at a variable  Pass Through Rate equal to the weighted  average of the Net Rates of the Sub-Loan
     Group II-2  Mortgage  Loans minus 0.385% per annum.  After the  Distribution  Date in October  2010,  REMIC IV
     Regular  Interests  II-2A-1  and  II-2A-2  will bear  interest at a variable  Pass  Through  Rate equal to the weighted average of the Net Rates of the Sub-Loan Group II-2 Mortgage Loans.

(7)  On or prior to the  Distribution  Date in October 2010,  REMIC IV Regular  Interest II-2X-1 will bear interest at a  fixed  Pass  Through  Rate  equal  to  0.385%  per  annum  based  on a  notional  amount  equal  to  the
     Uncertificated  Principal Balance of REMIC IV Regular  Interests  II-2A-1 and II-2A-2.  After the Distribution
     Date in October 2010, REMIC IV Regular Interest II-2X-1 will not bear any interest.

(8)  On or prior to the  Distribution  Date in October 2012,  REMIC IV Regular  Interests  II-3A-1 and II-3A-2 will bear interest at a variable  Pass Through Rate equal to the weighted  average of the Net Rates of the Sub-Loan
     Group II-3  Mortgage  Loans minus 0.100% per annum.  After the  Distribution  Date in October  2012,  REMIC IV
     Regular  Interests  II-3A-1  and  II-3A-2  will bear  interest at a variable  Pass  Through  Rate equal to the weighted average of the Net Rates of the Sub-Loan Group II-3 Mortgage Loans.

(9)      On or prior to the  Distribution  Date in  October  2012,  REMIC IV  Regular  Interest  II-3X-1  will bear interest  at a fixed  Pass  Through  Rate equal to 0.100% per annum  based on a notional  amount  equal to the
     Uncertificated  Principal Balance of REMIC IV Regular  Interests  II-3A-1 and II-3A-2.  After the Distribution
     Date in October 2012, REMIC IV Regular Interest II-3X-1 will not bear any interest.

(10) REMIC IV Regular  Interests  II-B-1,  II-B-2 and II-B-3  will bear  interest  at a variable  rate equal to the least of (i) One-Month LIBOR plus the related Margin, (ii) 10.50% and (iii) the related Net Rate Cap.

(11) REMIC IV Regular Interest  II-X-B1 will bear interest based on the notional amount and excess,  if any, of (i)
     the related Net Rate Cap over (ii) the lesser of (a)  one-month  LIBOR plus the Class  II-B-1  related  Margin and (b) 10.50%.

(12) REMIC IV Regular Interest  II-X-B2 will bear interest based on the notional amount and excess,  if any, of (i)
     the related Net Rate Cap over (ii) the lesser of (a)  one-month  LIBOR plus the Class  II-B-2  related  Margin and (b) 10.50%.

(13) REMIC IV Regular Interest  II-X-B3 will bear interest based on the notional amount and excess,  if any, of (i)
     the related Net Rate Cap over (ii) the lesser of (a)  one-month  LIBOR plus the Class  II-B-3  related  Margin and (b) 10.50%.

(14)     REMIC IV Regular  Interests  II-B-4,  II-B-5 and II-B-6 will bear interest at a variable rate equal to the weighted  average  of the Net Rate of the  Mortgage  Loans in Loan  Group II  weighted  in  proportion  to the results of  subtracting  from the  aggregate  principal  balance of Loan Group II, the  Certificate  Principal
     Balance of the related  Classes of Senior  Certificates.  For federal  income tax purposes,  the interest rate on each foregoing  REMIC IV Regular  Interest is equal to the interest rate on the REMIC III Regular  Interest bearing the same alphanumeric class designation.

(15) REMIC IV Regular  Interests  I-M-1 and I-M-2 will bear  interest at a rate equal to the least of (i) One-Month
     LIBOR plus the related Margin, (ii) 11.50% and (iii) the related Net Rate Cap.

(16) REMIC IV  Regular  Interests  I-B-1,  I-B-2 and I-B-3 will bear  interest  at a rate equal to the least of (i)
     One-Month LIBOR plus the related Margin, (ii) 11.50% and (iii) the related Net Rate Cap.

(17) The Class XP Certificates  will not bear any interest.  The Class XP Certificates  will be entitled to receive
     Prepayment  Charges  collected with respect to the Prepayment  Charge Loans.  The Class XP  Certificates  will not represent an interest in any REMIC,  they will instead  represent an interest in the Trust  constituted by this Agreement that is a strip of Prepayment Charges associated with the Prepayment Charge Loans.

(18) The Class B-IO  Certificates  will bear interest at a per annum rate equal to the Class B-IO Pass-Through Rate on its Notional  Amount.  Amounts  paid,  or deemed paid,  to the Class B-IO  Certificates  shall be deemed to first be paid to REMIC IV Regular  Interest B-IO-I in reduction of accrued and unpaid  interest  thereon until such  accrued and unpaid  interest  shall have been  reduced to zero and shall then be deemed paid to REMIC IV
     Regular Interest B-IO-P in reduction of the principal balance thereof.

(19) Component IV of the Class R Certificates will not bear interest.

(v) As provided  herein,  the REMIC  Administrator  will make an election  to treat the  segregated  pool of assets consisting of REMIC IV Regular  Interests  B-IO-I and B-IO-P and any proceeds thereof as a REMIC for federal income tax purposes,  and such  segregated  pool of assets will be designated  as  "REMIC V."  The Class R-X  Certificates will  represent  the sole  Class of  "residual  interests"  in REMIC V for purposes of the REMIC  Provisions  under federal income tax law. The following table  irrevocably  sets forth the designation,  Uncertificated  Pass-Through
Rate  and  initial  Uncertificated  Principal  Balance  for  the  single  "regular  interest"  in  REMIC V  and the designation and Certificate Principal Balance of the Class R-X Certificates.

          Class Designation for       Type of         Initial Uncertificated   Uncertificated Pass-Through
          each REMIC V Interest       Interest          Principal Balance                 Rate
          B-IO                        Regular                     $9,989,663               (1)
          Class R-X Certificates      Residual                            $0               (2)

(1)  The Class B-IO  Certificates  will bear interest at a per annum rate equal to the Class B-IO Pass-Through Rate on its Notional Amount.  The REMIC V Regular Interest will not have an Uncertificated  Pass-Through  Rate, but will be  entitled to 100% of all  amounts  distributed  or deemed  distributed  on REMIC IV Regular  Interests
     B-IO-I and B-IO-P.
(2)  The Class R-X Certificates will not bear interest.
(d) Solely  for  purposes  of  Section 1.860G-1(a)(4)(iii) of  the  Treasury  regulations,  the  Distribution  Date immediately  following the maturity date for the Mortgage Loan with the latest  maturity date in the Trust Fund has been  designated  as the  "latest  possible  maturity  date" for the REMIC I Regular  Interests,  REMIC II  Regular
Interests, REMIC III Regular Interests, REMIC IV Regular Interests, REMIC V Regular Interest and the Certificates.

(e) With respect to each  Distribution  Date, each Class of  Certificates  shall accrue interest during the related
Interest Accrual Period.  With respect to each  Distribution  Date and each such Class of Certificates  (other than the  Residual  Certificates  or the Class  B-IO  Certificates),  interest  shall be  calculated,  on the basis of a
360-day  year and the  actual  number of days  elapsed  in the  related  Interest  Accrual  Period,  based upon the respective  Pass-Through Rate set forth, or determined as provided,  above and the Certificate Principal Balance of such  Class  applicable  to such  Distribution  Date.  With  respect to each  Distribution  Date and the Class B-IO
Certificates,  interest  shall be  calculated,  on the basis of a 360-day year  consisting of twelve 30-day months, based upon the  Pass-Through  Rate set forth,  or  determined  as provided,  above and the Notional  Amount of such
Class applicable to such Distribution Date.

(f) The Certificates  shall be  substantially in the forms set forth in Exhibits A-1, A-2, A-3, A-4, A-5-1,  A-5-2,
A-6,  A-7,  A-8,  A-9,  A-10,  A-11 and A-12.  On  original  issuance,  the  Securities  Administrator  shall sign, countersign  and shall  deliver them at the  direction of the  Depositor.  Pending the  preparation  of  definitive
Certificates of any Class, the Securities  Administrator may sign and countersign  temporary  Certificates that are printed,  lithographed or typewritten,  in authorized  denominations for Certificates of such Class,  substantially of the  tenor  of the  definitive  Certificates  in lieu of  which  they  are  issued  and  with  such  appropriate insertions,  omissions,  substitutions  and other  variations as the officers or authorized  signatories  executing such Certificates may determine,  as evidenced by their execution of such Certificates.  If temporary  Certificates are issued,  the Depositor will cause definitive  Certificates to be prepared  without  unreasonable  delay.  After the  preparation  of definitive  Certificates,  the temporary  Certificates  shall be  exchangeable  for definitive
Certificates upon surrender of the temporary  Certificates at the office of the Securities  Administrator,  without charge to the Holder.  Upon surrender for  cancellation of any one or more temporary  Certificates,  the Securities
Administrator  shall sign and countersign and deliver in exchange  therefor a like aggregate  principal  amount, in authorized  denominations for such Class, of definitive  Certificates of the same Class.  Until so exchanged,  such temporary Certificates shall in all respects be entitled to the same benefits as definitive Certificates.

(g) Each  Class of  Book-Entry  Certificates  will be registered as a single  Certificate  of such  Class held by a nominee of the Depository or the DTC  Custodian,  and  beneficial  interests will be held by investors  through the book-entry  facilities of the  Depository in minimum  denominations  of (i) in the case of the Senior  Certificates
(other than the Class  II-1A-1  Certificates),  $100,000 and in each case  increments  of $1.00 in excess  thereof,
(ii) in the case of the  Class  II-1A-1  Certificates,  $10,000  and  increments  of $1.00 in excess  thereof,  and
(iii) in the case of the Offered  Subordinate  Certificates,  $100,000 and  increments of $1.00 in excess  thereof, except  that one  Certificate  of each  such  Class may  be  issued  in a  different  amount so that the sum of the denominations of all outstanding  Certificates of such Class shall equal the Certificate  Principal Balance of such
Class on the Closing  Date.  On the Closing  Date,  the  Securities  Administrator  shall  execute and  countersign
Physical  Certificates all in an aggregate  principal amount that shall equal the Certificate  Principal Balance of
such  Class on  the  Closing  Date.  The  Group  II  Non-offered  Subordinate   Certificates  shall  be  issued  in
certificated  fully-registered  form in minimum dollar denominations of $100,000 and integral multiples of $1.00 in excess  thereof,  except that one Group II  Non-offered  Subordinate  Certificate  of each Class may be issued in a different amount so that the sum of the denominations of all outstanding  Private  Certificates of such Class shall equal the Certificate  Principal  Balance of such Class on the Closing Date. The Residual  Certificates  shall each be issued in certificated  fully-registered form with no denomination.  Each Class of Global Certificates,  if any, shall be issued in fully  registered  form in minimum dollar  denominations  of $100,000 and integral  multiples of
$1.00 in excess thereof,  except that one Certificate of each Class may be in a different  denomination so that the sum of the  denominations  of all outstanding  Certificates  of such  Class shall  equal the Certificate  Principal
Balance of such  Class on the Closing Date. On the Closing Date,  the  Securities  Administrator  shall execute and countersign  (i) in the case of each Class of  Offered  Certificates,  the  Certificate  in the entire  Certificate
Principal  Balance of the respective Class and (ii) in the case of each Class of Private  Certificates,  Individual
Certificates all in an aggregate  principal amount that shall equal the Certificate  Principal Balance of each such respective  Class on the Closing Date. The  Certificates  referred to in clause (i) and if at any time there are to be Global  Certificates,  the Global Certificates shall be delivered by the Depositor to the Depository or pursuant to the  Depository's  instructions,  shall be  delivered  by the  Depositor  on  behalf  of the  Depository  to and deposited  with the DTC  Custodian.  The  Securities  Administrator  shall sign the  Certificates  by  facsimile or manual  signature and  countersign  them by manual  signature on behalf of the Securities  Administrator  by one or more authorized  signatories,  each of whom shall be Responsible  Officers of the Securities  Administrator  or its
agent.  A  Certificate  bearing  the  manual  and  facsimile  signatures  of  individuals  who were the  authorized signatories  of the  Securities  Administrator  or its  agent at the time of  issuance  shall  bind the  Securities
Administrator,  notwithstanding  that such  individuals or any of them have ceased to hold such positions  prior to the delivery of such Certificate.

(h) No  Certificate  shall be entitled to any benefit  under this  Agreement,  or be valid for any purpose,  unless there appears on such Certificate the manually  executed  countersignature  of the Securities  Administrator or its agent, and such  countersignature  upon any Certificate shall be conclusive evidence,  and the only evidence,  that such  Certificate  has been duly  executed and delivered  hereunder.  All  Certificates  issued on the Closing Date shall  be  dated  the  Closing  Date.  All  Certificates  issued  thereafter  shall  be  dated  the  date of  their countersignature.

(i) The  Closing  Date is hereby  designated  as the  "startup"  day of each  2006-1  REMIC  within the  meaning of
Section 860G(a)(9) of the Code.

(j) For federal  income tax  purposes,  each 2006-1  REMIC shall have a tax year that is a calendar  year and shall report income on an accrual basis.

(k) The  Securities  Administrator  on behalf of the Trustee  shall cause each 2006-1  REMIC to timely  elect to be treated as a REMIC under  Section 860D  of the Code.  Any  inconsistencies  or  ambiguities in this Agreement or in the  administration  of any Trust  established  hereby shall be resolved in a manner that preserves the validity of such elections.

(l) The  following  legend shall be placed on the Residual  Certificates,  whether upon  original  issuance or upon issuance of any other Certificate of any such Class in exchange therefor or upon transfer thereof:

                  ANY RESALE,  TRANSFER OR OTHER  DISPOSITION OF THIS  CERTIFICATE MAY BE MADE ONLY IF THE PROPOSED
                  TRANSFEREE   PROVIDES  A  TRANSFER   AFFIDAVIT  TO  THE  MASTER   SERVICER  AND  THE   SECURITIES
                  ADMINISTRATOR  THAT (1) SUCH  TRANSFEREE  IS NOT (A) THE UNITED  STATES,  ANY STATE OR  POLITICAL
                  SUBDIVISION  THEREOF,  ANY POSSESSION OF THE UNITED STATES, OR ANY AGENCY OR  INSTRUMENTALITY  OF
                  ANY OF THE  FOREGOING  (OTHER  THAN  AN  INSTRUMENTALITY  WHICH  IS A  CORPORATION  IF ALL OF ITS
                  ACTIVITIES  ARE SUBJECT TO TAX AND EXCEPT FOR FREDDIE  MAC, A MAJORITY OF ITS BOARD OF  DIRECTORS
                  IS NOT  SELECTED  BY  SUCH  GOVERNMENTAL  UNIT),  (B) A  FOREIGN  GOVERNMENT,  ANY  INTERNATIONAL
                  ORGANIZATION,  OR ANY AGENCY OR INSTRUMENTALITY OF EITHER OF THE FOREGOING,  (C) ANY ORGANIZATION
                  (OTHER THAN CERTAIN FARMERS'  COOPERATIVES  DESCRIBED IN SECTION 521 OF THE CODE) WHICH IS EXEMPT
                  FROM THE TAX  IMPOSED BY CHAPTER 1 OF THE CODE  UNLESS  SUCH  ORGANIZATION  IS SUBJECT TO THE TAX
                  IMPOSED BY  SECTION  511 OF THE CODE  (INCLUDING  THE TAX  IMPOSED BY SECTION  511 OF THE CODE ON
                  UNRELATED BUSINESS TAXABLE INCOME),  (D) RURAL ELECTRIC AND TELEPHONE  COOPERATIVES  DESCRIBED IN
                  SECTION  1381(a)(2)(C)  OF THE CODE,  (E) AN ELECTING LARGE  PARTNERSHIP  UNDER SECTION 775(a) OF
                  THE CODE (ANY SUCH PERSON  DESCRIBED IN THE  FOREGOING  CLAUSES (A),  (B),  (C), (D) OR (E) BEING
                  HEREIN  REFERRED  TO AS A  "DISQUALIFIED  ORGANIZATION"),  OR  (F)  AN  AGENT  OF A  DISQUALIFIED
                  ORGANIZATION,  (2) NO PURPOSE OF SUCH  TRANSFER IS TO IMPEDE THE  ASSESSMENT OR COLLECTION OF TAX
                  AND (3) SUCH  TRANSFEREE  SATISFIES  CERTAIN  ADDITIONAL  CONDITIONS  RELATING  TO THE  FINANCIAL
                  CONDITION  OF THE  PROPOSED  TRANSFEREE.  NOTWITHSTANDING  THE  REGISTRATION  IN THE  CERTIFICATE
                  REGISTER  OR ANY  TRANSFER,  SALE OR OTHER  DISPOSITION  OF THIS  CERTIFICATE  TO A  DISQUALIFIED
                  ORGANIZATION OR AN AGENT OF A DISQUALIFIED  ORGANIZATION,  SUCH  REGISTRATION  SHALL BE DEEMED TO
                  BE OF NO  LEGAL  FORCE  OR  EFFECT  WHATSOEVER  AND  SUCH  PERSON  SHALL  NOT BE  DEEMED  TO BE A
                  CERTIFICATEHOLDER  FOR ANY  PURPOSE  HEREUNDER,  INCLUDING,  BUT NOT  LIMITED  TO, THE RECEIPT OF
                  DISTRIBUTIONS  ON THIS  CERTIFICATE.  EACH  HOLDER  OF THIS  CERTIFICATE  BY  ACCEPTANCE  OF THIS
                  CERTIFICATE SHALL BE DEEMED TO HAVE CONSENTED TO THE PROVISIONS OF THIS PARAGRAPH.

Section 5.02. Registration  of Transfer  and  Exchange of  Certificates.  (a) The  Securities  Administrator  shall maintain at its Corporate Trust Office a Certificate Register in which,  subject to such reasonable  regulations as it may  prescribe,  the  Securities  Administrator  shall  provide  for the  registration  of  Certificates  and of transfers and exchanges of Certificates as herein provided.

(b) Subject to Section  5.01(a)  and,  in the case of any  Global  Certificate  or  Physical  Certificate  upon the satisfaction of the conditions set forth below,  upon surrender for  registration of transfer of any Certificate at any office or agency of the  Securities  Administrator  maintained for such purpose,  the Securities  Administrator shall  sign,  countersign  and shall  deliver,  in the name of the  designated  transferee  or  transferees,  a new
Certificate of a like Class and aggregate Fractional Undivided Interest, but bearing a different number.

(c) By acceptance of a Private Certificate or a Residual Certificate,  whether upon original issuance or subsequent transfer,  each holder of such  Certificate  acknowledges  the restrictions on the transfer of such Certificate set forth in the  Securities  Legend and agrees that it will transfer such a Certificate  only as provided  herein.  In addition  to the  provisions  of Section  5.02(h),  the  following  restrictions  shall  apply with  respect to the transfer and  registration  of transfer of an Private  Certificate or a Residual  Certificate to a transferee  that takes delivery in the form of an Individual Certificate:

(i) The  Securities  Administrator  shall  register  the transfer of an  Individual  Certificate  if the  requested transfer is being made to a transferee who has provided the Securities  Administrator  with a Rule 144A Certificate or comparable evidence as to its QIB status.

(ii) The Securities  Administrator shall register the transfer of any Individual  Certificate if (x) the transferor has advised the Securities  Administrator in writing that the Certificate is being  transferred to an Institutional
Accredited  Investor along with facts  surrounding  the transfer as set forth in Exhibit F-3 hereto;  and (y) prior to the transfer the transferee  furnishes to the Securities  Administrator an Investment Letter (and the Securities
Administrator  shall be fully protected in so doing),  provided that, if based upon an Opinion of Counsel addressed to the  Securities  Administrator  to the  effect  that the  delivery  of (x) and (y) above are not  sufficient  to confirm that the proposed  transfer is being made pursuant to an exemption  from,  or in a transaction  not subject to, the registration  requirements of the Securities Act and other  applicable  laws, the Securities  Administrator shall as a condition  of the  registration  of any such  transfer  require  the  transferor  to furnish  such other certifications,  legal  opinions  or  other  information  prior  to  registering  the  transfer  of  an  Individual
Certificate as shall be set forth in such Opinion of Counsel.

(d) So long as a Global  Certificate of such Class is  outstanding  and is held by or on behalf of the  Depository, transfers of beneficial  interests in such Global Certificate,  or transfers by holders of Individual  Certificates of such Class to  transferees  that take delivery in the form of  beneficial  interests in the Global  Certificate, may be made only in accordance with Section 5.02(h), the rules of the Depository and the following:

(i) In the  case  of a  beneficial  interest  in the  Global  Certificate  being  transferred  to an  Institutional
Accredited  Investor,  such transferee shall be required to take delivery in the form of an Individual  Certificate or  Certificates  and the  Securities  Administrator  shall  register such transfer only upon  compliance  with the provisions of Section 5.02(c)(ii).

(ii) In the case of a beneficial  interest in a Class of Global Certificates being transferred to a transferee that takes  delivery in the form of an Individual  Certificate  or  Certificates  of such Class,  except as set forth in clause  (i) above,  the  Securities  Administrator  shall  register  such transfer  only upon  compliance  with the provisions of Section 5.02(c)(i).

(iii) In the case of an Individual Certificate of a Class being  transferred to a transferee that takes delivery in the form of a  beneficial  interest in a Global  Certificate  of such Class,  the  Securities  Administrator  shall register such transfer if the  transferee has provided the Securities  Administrator  with a Rule 144A  Certificate or comparable evidence as to its QIB status.

(iv) No restrictions shall apply with respect to the transfer or registration of transfer of a beneficial  interest in the Global  Certificate of a Class to a transferee  that takes delivery in the form of a beneficial  interest in the  Global  Certificate  of such  Class;  provided  that  each such  transferee  shall be deemed to have made such representations  and warranties  contained in the Rule 144A Certificate as are sufficient to establish that it is a
QIB.

(e) Subject to Section  5.02(h),  an exchange of a beneficial  interest in a Global  Certificate  of a Class for an
Individual  Certificate or Certificates of such Class, an exchange of an Individual  Certificate or Certificates of a  Class for  a  beneficial  interest in the Global  Certificate  of such Class and an  exchange  of an  Individual
Certificate or Certificates of a Class for  another  Individual  Certificate or Certificates of such Class (in each case, whether or not such exchange is made in anticipation of subsequent  transfer,  and, in the case of the Global
Certificate  of such  Class,  so long  as  such  Certificate  is  outstanding  and is held by or on  behalf  of the
Depository) may be made only in accordance with Section 5.02(h), the rules of the Depository and the following:

(i) A holder of a beneficial  interest in a Global  Certificate of a Class may at any time exchange such beneficial interest for an Individual Certificate or Certificates of such Class.

(ii) A  holder  of  an  Individual  Certificate  or  Certificates  of a  Class may  exchange  such  Certificate  or
Certificates  for a beneficial  interest in the Global  Certificate  of such Class if such holder  furnishes to the
Securities Administrator a Rule 144A Certificate or comparable evidence as to its QIB status.

(iii) A holder of an  Individual  Certificate  of a Class may  exchange  such  Certificate  for an equal  aggregate principal  amount of  Individual  Certificates  of such Class in  different  authorized  denominations  without any certification.

(f) (i)           Upon  acceptance  for  exchange  or  transfer  of an  Individual  Certificate  of a  Class for  a beneficial  interest in a Global Certificate of such Class as provided herein, the Securities  Administrator  shall cancel such Individual  Certificate and shall (or shall request the Depository to) endorse on the schedule  affixed to the applicable Global  Certificate (or on a continuation of such schedule affixed to the Global  Certificate and made a part thereof) or otherwise  make in its books and records an  appropriate  notation  evidencing  the date of such  exchange  or  transfer  and an increase in the  certificate  balance of the Global  Certificate  equal to the certificate balance of such Individual Certificate exchanged or transferred therefor.

(ii) Upon  acceptance for exchange or transfer of a beneficial  interest in a Global  Certificate of a Class for an
Individual  Certificate of such Class as provided herein, the Securities  Administrator shall (or shall request the
Depository to) endorse on the schedule  affixed to such Global  Certificate  (or on a continuation of such schedule affixed  to such  Global  Certificate  and made a part  thereof)  or  otherwise  make in its books and  records  an appropriate  notation  evidencing the date of such exchange or transfer and a decrease in the  certificate  balance of such Global  Certificate  equal to the  certificate  balance of such Individual  Certificate  issued in exchange therefor or upon transfer thereof.

(g) The Securities Legend shall be placed on any Individual  Certificate issued in exchange for or upon transfer of another Individual Certificate or of a beneficial interest in a Global Certificate.

(h) Subject  to the  restrictions  on  transfer  and  exchange  set forth in this  Section 5.02,  the holder of any
Individual  Certificate  may transfer or exchange the same in whole or in part (in an initial  certificate  balance equal to the minimum  authorized  denomination set forth in  Section 5.01(g)  or any integral  multiple of $1.00 in excess thereof) by  surrendering  such  Certificate at the Corporate Trust Office of the Securities  Administrator,
or at the  office  of any  transfer  agent,  together  with an  executed  instrument  of  assignment  and  transfer satisfactory  in form and substance to the Securities  Administrator  in the case of transfer and a written request for exchange in the case of exchange.  The holder of a beneficial  interest in a Global  Certificate  may,  subject to the rules and  procedures of the  Depository,  cause the  Depository  (or its nominee) to notify the  Securities
Administrator  in writing of a request  for  transfer or exchange of such  beneficial  interest  for an  Individual
Certificate  or  Certificates.  Following a proper request for transfer or exchange,  the Securities  Administrator shall,  within  five  Business  Days  of  such  request  made  at the  Corporate  Trust  Office  of the  Securities
Administrator,  sign,  countersign  and deliver at the Corporate Trust Office of the Securities  Administrator,  to
the  transferee  (in the case of  transfer)  or holder (in the case of exchange) or send by first class mail at the risk of the  transferee  (in the case of  transfer)  or holder  (in the case of  exchange)  to such  address as the transferee or holder,  as  applicable,  may request,  an Individual  Certificate or  Certificates,  as the case may require, for a like aggregate  Fractional  Undivided Interest and in such authorized  denomination or denominations as may be requested.  The  presentation for transfer or exchange of any Individual  Certificate  shall not be valid unless made at the Corporate Trust Office of the Securities  Administrator by the registered  holder in person,  or by a duly authorized attorney-in-fact.

(i) At the option of the  Certificateholders,  Certificates  may be exchanged for other  Certificates of authorized denominations of a like Class and aggregate  Fractional  Undivided Interest,  upon surrender of the Certificates to be  exchanged  at  the  Corporate  Trust  Office  of the  Securities  Administrator;  provided,  however,  that  no
Certificate may be exchanged for new Certificates  unless the original  Fractional  Undivided Interest  represented by each such new Certificate  (i) is at least equal to the minimum  authorized  denomination or (ii) is  acceptable to the  Depositor  as indicated to the  Securities  Administrator  in writing.  Whenever  any  Certificates  are so
surrendered  for  exchange,   the  Securities   Administrator   shall  sign  and  countersign  and  the  Securities
Administrator  shall  deliver  the  Certificates  which the  Certificateholder  making the  exchange is entitled to receive.

(j) If the  Securities  Administrator  so requires,  every  Certificate  presented or  surrendered  for transfer or exchange  shall be duly  endorsed by, or be  accompanied  by a written  instrument  of  transfer,  with a signature guarantee,  in form  satisfactory  to the Securities  Administrator,  duly executed by the holder thereof or his or her attorney duly authorized in writing.

(k) No service charge shall be made for any transfer or exchange of Certificates,  but the Securities Administrator may require payment of a sum sufficient to cover any tax or  governmental  charge that may be imposed in connection with any transfer or exchange of Certificates.

(l) The  Securities  Administrator  shall cancel all  Certificates  surrendered  for transfer or exchange but shall retain such  Certificates in accordance with its standard  retention policy or for such further time as is required by the record retention requirements of the Exchange Act, and thereafter may destroy such Certificates.

Section 5.03. Mutilated,  Destroyed,  Lost  or  Stolen  Certificates.  (a)  If  (i) any  mutilated  Certificate  is
surrendered  to  the  Securities   Administrator,   or  the  Securities  Administrator  receives  evidence  to  its satisfaction of the destruction,  loss or theft of any  Certificate,  and (ii) there is delivered to the Securities
Administrator  such  security  or  indemnity  as it may  require  to save it  harmless,  and  (iii) the  Securities
Administrator  has not received notice that such  Certificate  has been acquired by a third Person,  the Securities
Administrator  shall sign,  countersign and deliver,  in exchange for or in lieu of any such mutilated,  destroyed, lost or stolen  Certificate,  a new  Certificate of like tenor and Fractional  Undivided  Interest but in each case bearing a different number.  The mutilated,  destroyed,  lost or stolen  Certificate shall thereupon be canceled of record by the Securities Administrator and shall be of no further effect and evidence no rights.

(b) Upon the issuance of any new Certificate under this Section 5.03,  the Securities Administrator may require the payment of a sum sufficient to cover any tax or other  governmental  charge that may be imposed in relation thereto and any other  expenses  (including  the fees and expenses of the Securities  Administrator)  connected  therewith.
Any  duplicate  Certificate  issued  pursuant to this  Section 5.03  shall  constitute  complete  and  indefeasible evidence of ownership in the Trust Fund,  as if  originally  issued,  whether or not the lost,  stolen or destroyed
Certificate shall be found at any time.

Section 5.04. Persons Deemed Owners.  Prior to due presentation of a Certificate for registration of transfer,  the
Depositor,  the Securities  Administrator and any agent of the Depositor or the Securities  Administrator may treat the  Person in whose  name any  Certificate  is  registered  as the owner of such  Certificate  for the  purpose of receiving  distributions  pursuant to Section 6.01  and for all other purposes  whatsoever.  Neither the Depositor, the Securities  Administrator nor any agent of the Depositor or the Securities  Administrator  shall be affected by notice to the  contrary.  No  Certificate  shall be deemed duly  presented  for a transfer  effective on any Record
Date  unless the  Certificate  to be  transferred  is  presented  no later than the close of  business on the third
Business Day preceding such Record Date.

Section 5.05. Transfer  Restrictions on Residual  Certificates.  (a) Residual  Certificates,  or interests therein, may not be transferred  without the prior express written consent of the Tax Matters Person and the Sponsor,  which cannot be unreasonably  withheld.  As a prerequisite to such consent,  the proposed transferee must provide the Tax
Matters Person, the Sponsor and the Securities  Administrator  with an affidavit that the proposed  transferee is a
Permitted  Transferee  (and an affidavit  that it is a U.S.  Person,  unless,  in the case of a Class R Certificate only,  the Tax Matters  Person and the  Sponsor  consent to the  transfer to a person who is not a U.S.  Person) as provided in Section 5.05(b).

(b) No transfer,  sale or other disposition of a Residual Certificate (including a beneficial interest therein) may be made  unless,  prior  to the  transfer,  sale or other  disposition  of a  Residual  Certificate,  the  proposed transferee  (including  the  initial  purchasers  thereof)  delivers  to the Tax  Matters  Person,  the  Securities
Administrator  and the  Depositor an  affidavit  in the form  attached  hereto as  Exhibit E  stating,  among other things,  that as of the date of such transfer  (i) such  transferee is a Permitted  Transferee  and that  (ii) such transferee  is not  acquiring  such  Residual  Certificate  for the  account of any  person who is not a  Permitted
Transferee.  The Tax Matters  Person  shall not consent to a transfer  of a Residual  Certificate  if it has actual knowledge  that any  statement  made in the  affidavit  issued  pursuant  to the  preceding  sentence  is not true.
Notwithstanding  any  transfer,  sale or other  disposition  of a Residual  Certificate  to any Person who is not a
Permitted  Transferee,  such transfer,  sale or other disposition shall be deemed to be of no legal force or effect whatsoever  and such  Person  shall  not be  deemed  to be a  Holder  of a  Residual  Certificate  for any  purpose hereunder,  including,  but not limited to, the receipt of distributions  thereon.  If any purported transfer shall be in violation of the provisions of this Section  5.05(b),  then the prior Holder  thereof  shall,  upon discovery that the transfer of such Residual  Certificate was not in fact permitted by this Section  5.05(b),  be restored to all  rights  as a  Holder  thereof  retroactive  to the  date of the  purported  transfer.  None of the  Securities
Administrator,  the Tax  Matters  Person  or the  Depositor  shall be under any  liability  to any  Person  for any registration  or transfer of a Residual  Certificate  that is not  permitted by this Section  5.05(b) or for making payments due on such Residual  Certificate to the purported  Holder thereof or taking any other action with respect to such  purported  Holder under the  provisions  of this  Agreement so long as the written  affidavit  referred to above was received with respect to such transfer,  and the Tax Matters  Person,  the Securities  Administrator  and
the Depositor,  as applicable,  had no knowledge that it was untrue.  The prior Holder shall be entitled to recover from any  purported  Holder of a  Residual  Certificate  that was in fact not a  permitted  transferee  under  this
Section  5.05(b) at the time it became a Holder all payments  made on such Residual  Certificate.  Each Holder of a
Residual Certificate,  by acceptance thereof,  shall be deemed for all purposes to have consented to the provisions of this  Section  5.05(b) and to any  amendment  of this  Agreement  deemed  necessary  (whether as a result of new legislation  or  otherwise)  by counsel of the Tax Matters  Person or the  Depositor  to ensure  that the  Residual
Certificates  are not  transferred  to any Person who is not a Permitted  Transferee  and that any transfer of such
Residual  Certificates  will not cause the  imposition of a tax upon the Trust or cause any 2006-1 REMIC to fail to qualify as a REMIC.

(c) The Class R-X Certificates  (including a beneficial  interest therein) and, unless the Tax Matters Person shall have consented in writing (which consent may be withheld in the Tax Matters  Person's sole  discretion),  the Class
R  Certificates  (including a beneficial  interest  therein),  may not be purchased by or transferred to any person who is not a United States Person.

(d) By accepting a Residual  Certificate,  the  purchaser  thereof  agrees to be a Tax Matters  Person if it is the
Holder of the largest  percentage  interest of such Certificate,  and appoints the Securities  Administrator to act as its agent with respect to all matters concerning the tax obligations of the Trust.

Section 5.06. Restrictions on  Transferability of Certificates.  (a) No offer, sale,  transfer or other disposition
(including  pledge) of any Certificate  shall be made by any Holder thereof unless  registered under the Securities
Act, or an exemption from the  registration  requirements of the Securities Act and any applicable state securities or "Blue Sky" laws is available.  Except with respect to (i) the  initial  transfer of the Class XP Certificates or
Class R-X Certificate on the Closing Date,  (ii) the transfer of any Class of Certificates  including the Class R-X
Certificate to any NIM Issuer or any NIM Trustee,  or (iii) a  transfer of the Class XP  Certificates  or Class R-X
Certificate  to the  Depositor or any  Affiliate of the  Depositor,  in the event that a transfer of a  Certificate which  is a  Physical  Certificate  is to be made in  reliance  upon  an  exemption  from  the  Securities  Act and applicable  state  securities  laws, in order to assure  compliance  with the Securities Act and such laws, and the prospective  transferee  (other than the  Depositor)  of such  Certificate  signs and  delivers  to the  Securities
Administrator an Investment  Letter,  if the transferee is an Institutional  Accredited  Investor,  in the form set forth as  Exhibit F-l  hereto,  or a Rule 144A  Certificate,  if the  transferee is a QIB, in the form set forth as
Exhibit F-2  hereto.  Notwithstanding the provisions of the immediately  preceding sentence,  no restrictions shall apply with respect to the transfer or  registration of transfer of a beneficial  interest in any  Certificate  that is a Global  Certificate  of a Class to a transferee  that takes  delivery in the form of a beneficial  interest in the  Global  Certificate  of such  Class provided  that  each  such  transferee  shall be  deemed to have made such representations  and warranties  contained in the Rule 144A Certificate as are sufficient to establish that it is a
QIB.  In the case of a proposed  transfer of any  Certificate  to a  transferee  other than a QIB,  the  Securities
Administrator  may require an Opinion of Counsel  addressed to the Securities  Administrator  that such transaction is exempt from the  registration  requirements  of the  Securities  Act. The cost of such  opinion  shall not be an expense of the Securities Administrator or the Trust Fund.

(b) The Private Certificates shall each bear a Securities Legend.

Section 5.07. ERISA  Restrictions.  (a) Subject to the provisions of subsection  (b), no Residual  Certificates  or
Private  Certificates  may be acquired  directly or  indirectly  by, or on behalf of, an employee  benefit  plan or other retirement  arrangement  that is subject to Title I of ERISA or Section 4975 of the Code (a "Plan"),  or by a
person using "plan assets" of a Plan, unless the proposed  transferee provides the Securities  Administrator,  with an Opinion of Counsel addressed to the Master Servicer,  the Trustee and the Securities  Administrator  (upon which they may rely) that is  satisfactory to the Securities  Administrator,  which opinion will not be at the expense of the Master Servicer, the Trustee or the Securities  Administrator,  that the purchase of such Certificates by or on behalf of such Plan is permissible  under  applicable law, will not constitute or result in a nonexempt  prohibited transaction  under ERISA or Section 4975 of the Code and will not subject the Depositor,  the Master Servicer,  the
Trustee or the Securities Administrator to any obligation in addition to those undertaken in the Agreement.

(b) Unless such Person has provided an Opinion of Counsel in accordance with Section 5.07(a),  any Person acquiring an interest in a Global Certificate which is a Private  Certificate,  by acquisition of such Certificate,  shall be deemed to have  represented  to the  Securities  Administrator,  and any Person  acquiring an interest in a Private
Certificate  in  definitive  form  shall  represent  in  writing to the  Securities  Administrator,  that it is not acquiring an interest in such  Certificate  directly or  indirectly  by, or on behalf of, or with "plan assets" of, an employee benefit plan or other retirement  arrangement which is subject to Title I of ERISA and/or  Section 4975 of the Code.

(c) Each beneficial owner of a Class I-M-1, Class I-M-2,  Class I-B-1,  Class I-B-2,  Class II-B-1, Class II-B-2 or
Class  II-B-3  Certificate  or any  interest  therein  shall  be  deemed  to have  represented,  by  virtue  of its acquisition  or holding of that  certificate  or interest  therein,  that either (i) such  Certificate  is rated at least "BBB-" or its  equivalent by Fitch,  S&P or Moody's,  (ii) such  beneficial  owner is not a Plan or investing with "plan  assets" of any Plan, or (iii) (1) it is an insurance  company,  (2) the source of funds used to acquire or hold the certificate or interest therein is an "insurance  company general  account," as such term is defined in
Prohibited  Transaction Class Exemption  ("PTCE") 95-60, and (3) the conditions in Sections I and III of PTCE 95-60 have been satisfied.

(d) Neither the Master Servicer nor the Securities Administrator will be required to monitor,  determine or inquire as to  compliance  with the  transfer  restrictions  with  respect to the Global  Certificates.  Any  attempted  or purported  transfer of any  Certificate  in violation of the  provisions of Sections (a), (b) or (c) above shall be void ab initio and such  Certificate  shall be considered  to have been held  continuously  by the prior  permitted
Certificateholder.  Any transferor of any  Certificate in violation of such  provisions,  shall  indemnify and hold harmless the Securities  Administrator  and the Master Servicer from and against any and all  liabilities,  claims, costs or expenses  incurred by the Securities  Administrator  or the Master  Servicer as a result of such attempted or  purported  transfer.  The  Securities  Administrator  shall have no  liability  for transfer of any such Global
Certificates in or through book-entry  facilities of any Depository or between or among Depository  Participants or
Certificate Owners made in violation of the transfer restrictions set forth herein.

Section 5.08. Rule 144A  Information.  For so long as any Private  Certificates  are  outstanding,  (1) the Sponsor will  provide or cause to be provided to any holder of such  Private  Certificates  and any  prospective  purchaser thereof  designated by such a holder,  upon the request of such holder or prospective  purchaser,  the  information required to be provided to such holder or prospective  purchaser by Rule  144A(d)(4)  under the Securities Act; and
(2) the  Sponsor  shall  update  such  information  from time to time in order to  prevent  such  information  from becoming  false and  misleading  and will take such other  actions as are  necessary to ensure that the safe harbor exemption  from the  registration  requirements  of the Securities Act under Rule 144A is and will be available for resales of such Private Certificates conducted in accordance with Rule 144A.

                                                    ARTICLE VI
                                          Payments to Certificateholders

Section 6.01. Distributions  on the Group I  Certificates.  (a) On each  Distribution  Date,  with  respect to Loan
Group I, an amount equal to the Interest Funds and Principal  Funds for such  Distribution  Date shall be withdrawn by the Securities  Administrator  from the Distribution  Account and the Pre-Funding  Reserve Account in respect of
Loan Group I to the extent of funds on deposit therein and distributed in the following order of priority:

         First, Interest Funds will be distributed, in the following manner and order of priority:

1. From Interest Funds, to the Class I-1A-1  Certificates and Class I-1A-2  Certificates,  the Current Interest and
         then any Interest  Carry  Forward  Amount for each such Class,  on a pro rata basis,  based on the Current
         Interest and Interest Carry Forward Amount due each such Class;

2. From  remaining  Interest  Funds,  to the Class  I-M-1,  Class I-M-2,  Class I-B-1,  Class I-B-2 and Class I-B-3
         Certificates, sequentially, in that order, the Current Interest for each such Class;

3. Any  Excess  Spread,  to the  extent  necessary  to  cause  the  Overcollateralization  Amount  to  equal to the
         Overcollateralization  Target  Amount,  will  be the  Extra  Principal  Distribution  Amount  and  will be included as part of the Principal  Distribution  Amount and  distributed in accordance with second (A) and
         (B) below; and

4. Any Remaining Excess Spread will be applied, together with the  Overcollateralization  Release Amount, as Excess
         Cashflow pursuant to clauses Third through Thirteenth below.

         On any  Distribution  Date,  any  shortfalls  resulting  from the  application  of the  Relief Act and any
Prepayment  Interest  Shortfalls to the extent not covered by Compensating  Interest  Payments will be allocated as set forth in the definition of Current Interest herein.

         Second,  to pay as principal  on the  Certificates  entitled to payments of  principal,  in the  following order of priority:

(B) For each Distribution  Date (i) prior to the Stepdown Date or (ii) on which a Trigger Event is in effect,  from
         Principal Funds and the Extra Principal Distribution Amount for such Distribution Date:

1. To the Class I-1A-1 Certificates and Class I-1A-2  Certificates,  an amount equal to the Principal  Distribution
         Amount  will be  distributed  pro  rata  between  the  Class  I-1A-1  Certificates  and the  Class  I-1A-2
         Certificates,  in accordance with their respective  Certificate Principal Balances,  until the Certificate
         Principal Balance of each such Class is reduced to zero;

2. To the Class I-M-1  Certificates,  any remaining Principal  Distribution Amount until the Certificate  Principal
         Balance thereof is reduced to zero;

3. To the Class I-M-2  Certificates,  any remaining Principal  Distribution Amount until the Certificate  Principal
         Balance thereof is reduced to zero;

4. To the Class I-B-1  Certificates,  any remaining Principal  Distribution Amount until the Certificate  Principal
         Balance thereof is reduced to zero;

5. To the Class I-B-2  Certificates,  any remaining Principal  Distribution Amount until the Certificate  Principal
         Balance thereof is reduced to zero; and

6. To the Class I-B-3  Certificates,  any remaining Principal  Distribution Amount until the Certificate  Principal
         Balance thereof is reduced to zero.

(C) For each  Distribution  Date on or after the Stepdown  Date, so long as a Trigger Event is not in effect,  from
         Principal Funds and the Extra Principal Distribution Amount for such Distribution Date:

1. To the Class I-1A-1  Certificates and Class I-1A-2  Certificates,  from the Principal  Distribution  Amount,  an amount  equal to the Class I-A  Principal  Distribution  Amount will be  distributed  pro rata between the
         Class  I-1A-1  Certificates  and the  Class  I-1A-2  Certificates  in  accordance  with  their  respective
         Certificate  Principal  Balances until the Certificate  Principal Balance of each such Class is reduced to zero;

2. To the Class I-M-1  Certificates,  from any remaining Principal  Distribution  Amount, the Class I-M-1 Principal
         Distribution Amount, until the Certificate Principal Balance thereof is reduced to zero;

3. To the Class I-M-2  Certificates,  from any remaining Principal  Distribution  Amount, the Class I-M-2 Principal
         Distribution Amount, until the Certificate Principal Balance thereof is reduced to zero;

4. To the Class I-B-1  Certificates,  from any remaining Principal  Distribution  Amount, the Class I-B-1 Principal
         Distribution Amount, until the Certificate Principal Balance thereof is reduced to zero;

5. To the Class I-B-2  Certificates,  from any remaining Principal  Distribution  Amount, the Class I-B-2 Principal
         Distribution Amount, until the Certificate Principal Balance thereof is reduced to zero; and

6. To the Class I-B-3  Certificates,  from any remaining Principal  Distribution  Amount, the Class I-B-3 Principal
         Distribution Amount, until the Certificate Principal Balance thereof is reduced to zero.

         Third,  from  any  remaining  Excess  Cashflow,   the  following  amounts  to  each  Class  of  Class  I-A
Certificates,  on a pro rata basis in  accordance  with the  respective  amounts  owed to each such Class:  (a) any
Interest  Carry  Forward  Amount to the extent not paid  pursuant  to clause  First 1 above and then (b) any Unpaid
Realized Loss Amount, in each case for each such Class for such Distribution Date;

         Fourth,  from any remaining Excess Cashflow,  the following amounts to the Class I-M-1  Certificates:  (a)
any Interest  Carry Forward  Amount and then (b) any Unpaid  Realized Loss Amount,  in each case for such Class for such Distribution Date;

         Fifth,  from any remaining Excess Cashflow,  the following  amounts to the Class I-M-2  Certificates:  (a)
any Interest  Carry Forward  Amount and then (b) any Unpaid  Realized Loss Amount,  in each case for such Class for such Distribution Date;

         Sixth,  from any remaining Excess Cashflow,  the following  amounts to the Class I-B-1  Certificates:  (a)
any Interest  Carry Forward  Amount and then (b) any Unpaid  Realized Loss Amount,  in each case for such Class for such Distribution Date;

         Seventh,  from any remaining Excess Cashflow,  the following amounts to the Class I-B-2 Certificates:  (a)
any Interest  Carry Forward  Amount and then (b) any Unpaid  Realized Loss Amount,  in each case for such Class for such Distribution Date;

         Eighth,  from any remaining Excess Cashflow,  the following amounts to the Class I-B-3  Certificates:  (a)
any Interest  Carry Forward  Amount and then (b) any Unpaid  Realized Loss Amount,  in each case for such Class for such Distribution Date;

         Ninth,  from any  remaining  Excess  Cashflow,  to each  Class of Class I-A  Certificates,  any Basis Risk
Shortfall and any Basis Risk  Shortfall  Carryforward  Amount  (remaining  unpaid after payments are made under the related  Cap  Contracts)  for each such  Class  for such  Distribution  Date,  pro  rata,  based on the Basis  Risk
Shortfall and Basis Risk Shortfall Carry Forward Amount owed to each such Class;

         Tenth, from any remaining Excess Cashflow,  to the Class I-M-1,  Class I-M-2, Class I-B-1, Class I-B-2 and
Class I-B-3  Certificates,  in that  order,  any Basis Risk  Shortfall  and any Basis Risk  Shortfall  Carryforward
Amount  (remaining  unpaid after  payments are made under the related Cap  Contracts),  in each case for such Class for such Distribution Date;

         Eleventh,  from  any  remaining  Excess  Cashflow,  to  the  Class  B-IO  Certificates,   the  Class  B-IO
Distribution Amount for such Distribution Date;

         Twelfth, from any remaining Excess Cashflow,  to the Class B-IO Certificates,  any unreimbursed Class B-IO
Advanced Amounts; and

         Thirteenth, any remaining amounts to the Class R Certificates.

         All payments of amounts in respect of Basis Risk  Shortfall or Basis Risk  Shortfall  Carryforward  Amount
made pursuant to the  provisions of this paragraph (a) shall,  for federal  income tax purposes,  be deemed to have been  distributed  from REMIC V to the holder of the Class B-IO  Certificates,  and then paid outside of any 2006-1
REMIC to the recipients  thereof  pursuant to an interest rate cap contract.  By accepting their  Certificates  the holders of the Certificates agree so to treat such payments for purposes of filing their income tax returns.

(b) On each  Distribution  Date, the related Cap Contract Payment Amount with respect to such Payment Date shall be distributed in the following order of priority, in each case to the extent of amounts available:

(i) first, to the holders of the related Class or Classes of Certificates,  the payment of any Basis Risk Shortfall or Basis Risk  Shortfall  Carry  Forward  Amount  for such  Distribution  Date to the extent not  covered by Excess
Cashflow for such Distribution Date;

(ii) second, from any remaining amounts,  the payment of an amount equal to any Current Interest and Interest Carry
Forward  Amount for the related  Class or Classes of  Certificates  to the extent not covered by Interest  Funds or
Excess Cashflow on such Distribution Date;

(iii) third, from any remaining  amounts,  available from the Cap Contracts relating to the Class I-A Certificates, to the Class I-M-1,  Class I-M-2,  Class I-B-1,  Class I-B-2 and Class I-B-3  Certificates,  in that order,  to the extent not paid pursuant to clauses (i) or (ii) above; and

(iv) fourth, for deposit into the Cap Reserve Account, any remaining amount.

         On each  Distribution  Date,  amounts on deposit in the Cap Reserve Account will be allocated first to the
Class I-A  Certificates,  pro rata,  based on the current  Realized  Losses and any Unpaid Realized Loss Amount for
each such Class for such  Distribution  Date, and then to the Class I-M-1,  Class I-M-2,  Class I-B-1,  Class I-B-2
and Class I-B-3  Certificates,  in that order,  to pay any current  Realized  Losses and any Unpaid  Realized  Loss
Amount,  in each case, for such Class and for such  Distribution  Date to the extent not covered by Excess Cashflow on such Distribution Date.

         All Cap  Contract  Payment  Amounts  made with respect to Current  Interest  and  Interest  Carry  Forward
Amounts will be treated,  for federal income tax purposes,  as reimburseable  advances ("Class B-IO Advances") made from the holder of the Class B-IO  Certificates.  Such Class B-IO  Advances  will be paid back to the holder of the
Class B-IO Certificate pursuant to Section 6.01(a).

(c) On each Distribution Date, all amounts  transferred from the Class XP Reserve Account  representing  Prepayment
Charges in respect of the Prepayment  Charge Loans with respect to the Group I Mortgage  Loans received  during the related  Prepayment  Period will be withdrawn  from the  Distribution  Account and  distributed  by the  Securities
Administrator  to the Holders of the Class I-XP  Certificates  and shall not be available for  distribution  to the
Holders of any other Class of Certificates.

(d) The  expenses  and fees of the  Trust  shall be paid by each of the  2006-1  REMICs,  to the  extent  that such expenses  relate to the assets of each of such  respective  2006-1  REMICs,  and all other expenses and fees of the
Trust shall be paid pro rata by each of the 2006-1 REMICs.

Section 6.02. Distributions on the Group II  Certificates.  (a) Interest and principal (as applicable) on the Group
II  Certificates  of each  Certificate  Group will be distributed by the Securities  Administrator  monthly on each
Distribution  Date,  commencing  in  February  2006,  in an amount  equal to the  Available  Funds for the  related
Sub-Loan Group on deposit in the  Distribution  Account in respect of each Sub-Loan Group in Loan Group II for such
Distribution  Date. On each  Distribution  Date,  the Available  Funds for each Sub-Loan  Group in Loan Group II on deposit in the Distribution Account shall be distributed as follows:

(A) on each  Distribution  Date,  the  Available  Funds for Sub-Loan  Group II-1 will be  distributed  to the Class
         II-1A-1, Class II-1A-2, Class II-1A-3, Class II-1X-1 and Class II-1X-2 Certificates as follows:

                  first,  to the Class  II-1A-1,  Class  II-1A-2,  Class  II-1A-3,  Class II-1X-1 and Class II-1X-2
                  Certificates,  the Accrued  Certificate  Interest on such Classes for such Distribution Date, pro rata, based on the Accrued Certificate Interest owed to each such Class;

                  second,  to the Class  II-1A-1,  Class II-1A-2,  Class  II-1A-3,  Class II-1X-1 and Class II-1X-2
                  Certificates,  any Accrued  Certificate  Interest thereon remaining  undistributed  from previous
                  Distribution  Dates, pro rata, based on the undistributed  Accrued  Certificate  Interest owed to each such Class, to the extent of remaining Available Funds for Sub-Loan Group II-1; and

                  third, to the Class II-1A-1,  Class II-1A-2 and Class II-1A-3  Certificates,  in reduction of the
                  Certificate  Principal  Balance of each such  Class,  the Senior  Optimal  Principal  Amount with respect to the Sub-Loan Group II-1  Certificates for such  Distribution  Date, pro rata, based on the  Certificate  Principal  Balance of each such  Class,  to the extent of  remaining  Available
                  Funds for Sub-Loan Group II-1,  until the  Certificate  Principal  Balance of each such Class has been reduced to zero.

(B) on each  Distribution  Date,  the  Available  Funds for Sub-Loan  Group II-2 will be  distributed  to the Class
         II-2A-1, Class II-2A-2 and Class II-2X-1 Certificates as follows:

                  first,  to the  Class  II-2A-1,  Class  II-2A-2  and  Class  II-2X-1  Certificates,  the  Accrued
                  Certificate  Interest on such Classes for such Distribution  Date, pro rata, based on the Accrued
                  Certificate Interest owed to each such Class;

                  second,  to the  Class  II-2A-1,  Class  II-2A-2  and Class  II-2X-1  Certificates,  any  Accrued
                  Certificate  Interest  thereon  remaining  undistributed  from previous  Distribution  Dates, pro rata, based on the  undistributed  Accrued  Certificate  Interest owed to each such Class, to the extent of remaining Available Funds for Sub-Loan Group II-2; and

                  third,  to the Class II-2A-1  Certificates  and the Class II-2A-2  Certificates,  in reduction of the Certificate  Principal  Balance of each such Class, the Senior Optimal  Principal Amount with respect to the Sub-Loan Group II-2  Certificates for such  Distribution  Date, pro rata, based on the  Certificate  Principal  Balance of each such  Class,  to the extent of  remaining  Available
                  Funds for Sub-Loan Group II-2,  until the  Certificate  Principal  Balance of each such Class has been reduced to zero.

(C) on each  Distribution  Date,  the  Available  Funds for Sub-Loan  Group II-3 will be  distributed  to the Class
         II-3A-1, Class II-3A-2 and Class II-3X-1 Certificates as follows:

                  first,  to the  Class  II-3A-1,  Class  II-3A-2  and  Class  II-3X-1  Certificates,  the  Accrued
                  Certificate  Interest on such Classes for such Distribution  Date, pro rata, based on the Accrued
                  Certificate Interest owed to each such Class;

                  second,  to the  Class  II-3A-1,  Class  II-3A-2  and Class  II-3X-1  Certificates,  any  Accrued
                  Certificate  Interest  thereon  remaining  undistributed  from previous  Distribution  Dates, pro rata, based on the  undistributed  Accrued  Certificate  Interest owed to each such Class, to the extent of remaining Available Funds for Sub-Loan Group II-3; and

                  third,  to the Class II-3A-1  Certificates  and the Class II-3A-2  Certificates,  in reduction of the Certificate  Principal  Balance of each such Class, the Senior Optimal  Principal Amount with respect to the Sub-Loan Group II-3  Certificates for such  Distribution  Date, pro rata, based on the  Certificate  Principal  Balance of each such  Class,  to the extent of  remaining  Available
                  Funds for Sub-Loan Group II-3,  until the  Certificate  Principal  Balance of each such Class has been reduced to zero.

(D) Except as provided in clauses (E) and (F) below, on each  Distribution Date on or prior to the Cross-Over Date, an amount  equal to the sum of any  remaining  Available  Funds for all Loan Groups in Loan Group II after the  distributions  in clauses (A) through (C) above will be  distributed  sequentially,  in the following order,  to the Class II-B-1,  Class  II-B-2,  Class  II-B-3,  Class II-B-4,  Class II-B-5 and Class II-B-6
         Certificates, in each case up to an amount equal to and in the following order:

                  (i) on each  Distribution  Date, the remaining  Available  Funds will be distributed to the Class
                  II-B-1 Certificates and the Class II-X-B1 Certificates as follows:

                      first,  to the Class II-B-1  Certificates  and the Class  II-X-B1  Certificates,  the Accrued
                      Certificate  Interest on each such Class for such  Distribution  Date, pro rata, based on the
                      Accrued Certificate Interest owed to each such Class;

                      second, to the Class II-B-1  Certificates,  any  Carry-Forward  Shortfall Amounts due to such
                      Class  II-B-1  Certificates  (in  accordance  with  paragraph  (I) below) to the extent  such amount was deducted from the Accrued Certificate  Interest on the Class II-X-B1  Certificates
                      for such Distribution Date;

                      third,  to the  Class  II-B-1  Certificates  and  Class  II-X-B1  Certificates,  any  Accrued
                      Certificate  Interest thereon remaining  undistributed from previous  Distribution Dates, pro rata,  based on the  undistributed  Accrued  Certificate  Interest owed to each Class, to the extent of remaining Available Funds;

                      fourth,  to the Class II-B-1  Certificates its Allocable Share for such  Distribution Date to the extent of the remaining Available Funds for all Sub-Loan Groups in Loan Group II;

                  (ii)on each  Distribution  Date, the remaining  Available  Funds will be distributed to the Class
                  II-B-2 Certificates and the Class II-X-B2 Certificates as follows:

                      first,  to the Class II-B-2  Certificates  and the Class  II-X-B2  Certificates,  the Accrued
                      Certificate  Interest on each such Class for such  Distribution  Date, pro rata, based on the
                      Accrued Certificate Interest owed to each such Class;

                      second, to the Class II-B-2  Certificates,  any  Carry-Forward  Shortfall Amounts due to such
                      Class  II-B-2  Certificates  (in  accordance  with  paragraph  (I) below) to the extent  such amount was deducted from the Accrued Certificate  Interest on the Class II-X-B2  Certificates
                      for such Distribution Date;

                      third,  to the  Class  II-B-2  Certificates  and  Class  II-X-B2  Certificates,  any  Accrued
                      Certificate  Interest thereon remaining  undistributed from previous  Distribution Dates, pro rata,  based on the  undistributed  Accrued  Certificate  Interest owed to each Class, to the extent of remaining Available Funds;

                      fourth,  to the Class II-B-2  Certificates its Allocable Share for such  Distribution Date to the extent of the remaining Available Funds for all Sub-Loan Groups in Loan Group II;

                  (iii)    on each  Distribution  Date,  the remaining  Available  Funds will be distributed to the
                  Class II-B-3 Certificates and the Class II-X-B3 Certificates as follows:

                      first,  to the  Class  II-B-3  Certificates  and  Class  II-X-B3  Certificates,  the  Accrued
                      Certificate  Interest on each such Class for such  Distribution  Date, pro rata, based on the
                      Accrued Certificate Interest owed to each such Class;

                      second, to the Class II-B-3  Certificates,  any  Carry-Forward  Shortfall Amounts due to such
                      Class  II-B-3  Certificates  (in  accordance  with  paragraph  (I) below) to the extent  such amount was deducted from the Accrued Certificate  Interest on the Class II-X-B3  Certificates
                      for such Distribution Date;

                      third,  to the  Class  II-B-3  Certificates  and  Class  II-X-B3  Certificates,  any  Accrued
                      Certificate  Interest thereon remaining  undistributed from previous  Distribution Dates, pro rata,  based on the  undistributed  Accrued  Certificate  Interest owed to each Class, to the extent of remaining Available Funds;

                      fourth,  to the Class II-B-3  Certificates its Allocable Share for such  Distribution Date to the extent of the remaining Available Funds for all Sub-Loan Groups in Loan Group II;

                  (iv)on each  Distribution  Date, the remaining  Available  Funds will be distributed to the Class
                  II-B-4,  Class  II-B-5 and Class II-B-6  Certificates,  in each case up to an amount equal to and in the  following  order:  (a) the Accrued  Certificate  Interest  thereon for such  Distribution
                  Date,  (b) any  Accrued  Certificate  Interest  thereon  remaining  undistributed  from  previous
                  Distribution  Dates and (c) such Class's  Allocable  Share for such  Distribution  Date,  in each case, to the extent of remaining Available Funds for all Sub-Loan Groups in Loan Group II.

(E)      On each  Distribution  Date  prior to the  Cross-Over  Date,  but after  the  reduction  of the  aggregate
         Certificate  Principal  Balance of the Group II Senior  Certificates in any Certificate Group to zero, the remaining  Certificate  Groups  related  to the Group II  Mortgage  Loans will be  entitled  to receive in reduction of their Certificate  Principal Balances,  pro rata based upon aggregate  Certificate  Principal
         Balance of the Senior  Certificates  in each  Certificate  Group  related to the Group II  Mortgage  Loans immediately  prior to such  Distribution  Date, in addition to any Principal  Prepayments  related to such remaining Group II Senior Certificates'  respective Sub-Loan  Group allocated to such Senior Certificates,
         100% of the Principal  Prepayments on any Group II Mortgage Loan in the Sub-Loan  Group or Sub-Loan Groups
         relating to any fully paid  Certificate  Group.  Such amounts  allocated  to Group II Senior  Certificates shall be treated as part of the Available  Funds for the related  Sub-Loan  Group and  distributed as part of the related  Senior  Optimal  Distribution  Amount in  accordance  with  priority  third in clauses (A)
         through  (C)  above,  as  applicable,   in  reduction  of  the  Certificate  Principal  Balances  thereof.
         Notwithstanding  the  foregoing,  if (i) the  weighted  average of the  Subordinate  Percentages  for each
         Sub-Loan  Group in Loan  Group II on such  Distribution  Date  equals or  exceeds  two  times the  initial weighted  average of the  Subordinate  Percentages  for each Sub-Loan  Group in Loan Group II and (ii) the aggregate  Stated  Principal  Balance of the Group II Mortgage Loans Delinquent 60 days or more (including for this  purpose any such  Mortgage  Loans in  foreclosure  and Group II Mortgage  Loans with  respect to which the related Mortgaged  Property has been acquired by the trust),  averaged over the last six months, as a percentage of the aggregate  Certificate  Principal Balance of the Group II Subordinate  Certificates
         does not exceed 100%,  then the  additional  allocation of Principal  Prepayments to the  Certificates  in
         accordance  with  this  clause  will not be made and 100% of the  Principal  Prepayments  on any  Group II
         Mortgage Loan in the Sub-Loan  Group relating  to the fully paid Certificate  Group or Certificate  Groups related to the Group II Mortgage Loans will be allocated to the Group II Subordinate Certificates.

(F) For any  Undercollateralized  Certificate Group on any Distribution Date prior to the Cross-Over Date, (i) 100%
         of amounts  otherwise  allocable to the Group II Subordinate  Certificates in respect of principal will be distributed to the Group II Senior  Certificates of such  Undercollateralized  Certificate  Group on a pro rata basis in  accordance  with their  respective  Certificate  Principal  Balances  in  reduction  of the
         Certificate  Principal Balances thereof,  until the aggregate  Certificate Principal Balance of such Group
         II Senior  Certificates  is an amount  equal to the  aggregate  Stated  Principal  Balance of the Group II
         Mortgage  Loans in the  related  Sub-Loan  Group  and  (ii) the  Accrued  Certificate  Interest  otherwise allocable  to the  Group II  Subordinate  Certificates  on such  Distribution  Date  will be  reduced  and distributed  to such  Group II Senior  Certificates,  to the  extent of any  amount due and unpaid on such
         Group II Senior  Certificates,  in an amount equal to one month's  interest at a rate equal to the related
         Pass-Through  Rate  for  such  Distribution  Date on the  related  Undercollateralized  Amount.  Any  such reduction in the Accrued Certificate  Interest on the Group II Subordinate  Certificates will be allocated
         in  reverse  order  of  their  respective  numerical   designations,   commencing  with  the  Class II-B-6
         Certificates.  If there  exists  more than one  Undercollateralized  Certificate  Group on a  Distribution
         Date, amounts  distributable to such  Undercollateralized  Certificate Groups pursuant to this clause will be allocated between such  Undercollateralized  Certificate  Groups, pro rata, based upon their respective
         Undercollateralized Amounts.

(G)      If, after  distributions  have been made  pursuant to  priorities  first and second of clauses (A) through
         (C) above on any  Distribution  Date, the remaining  Available  Funds for any Sub-Loan Group in Loan Group
         II is less  than the  Senior  Optimal  Principal  Amount  for that  Sub-Loan  Group,  the  Senior  Optimal
         Principal  Amount for such Sub-Loan  Group shall be reduced by that amount,  and the  remaining  Available
         Funds for such Sub-Loan  Group will be  distributed  as  principal among  the related  Classes of Group II
         Senior  Certificates  on a pro rata  basis in  accordance  with  their  respective  Certificate  Principal
         Balances.

(H) On each  Distribution  Date,  any  Available  Funds  remaining  after  payment of interest and principal to the
         Classes of Certificates entitled thereto,  will be distributed to the Class R Certificates;  provided that if on any  Distribution  Date  there are any  Available  Funds  for any  Sub-Loan  Group in Loan  Group II
         remaining  after  payment of  interest  and  principal  to a Class or  Classes  of  Certificates  entitled thereto,  such amounts  will be  distributed  to the other  Classes of Group II Senior  Certificates,  pro rata, based upon their Certificate  Principal  Balances,  until all amounts due to all Classes of Group II
         Senior  Certificates  have been paid in full,  before any Available  Funds are  distributed  in accordance with this clause to the Class R Certificates.

(I) On each  Distribution  Date,  Carry  Forward  Shortfall  Amounts,  to the extent not covered by the related Cap
         Contract,  (i) with  respect  to the Class  II-B-1  Certificates,  will be paid from  amounts  that  would otherwise be allocable to pay Accrued Certificate  Interest on the Class II-X-B1  Certificates,  (ii) with respect to the Class II-B-2  Certificates,  will be paid from amounts that would otherwise be allocable to pay Accrued Certificate  Interest on the Class II-X-B2  Certificates,  and (iii) with respect to the Class
         II-B-3  Certificates,  will be paid  from  amounts  that  would  otherwise  be  allocable  to pay  Accrued
         Certificate Interest on the Class II-X-B3 Certificates.

(b) No  Accrued  Certificate  Interest  will be  payable  with  respect  to any  Class of  Certificates  after  the
Distribution Date on which the Certificate Principal Balance of such Certificate has been reduced to zero.

(c) If on any Distribution  Date the Available Funds for the Group II Senior  Certificates in any Certificate Group
is less than the Accrued  Certificate  Interest on the related Senior Certificates for such Distribution Date prior to reduction  for Net Interest  Shortfalls  and the interest  portion of Realized  Losses,  the  shortfall  will be allocated to the holders of the  Class of  Senior  Certificates  in such  Certificate  Group on a pro rata basis in accordance with the amount of Accrued  Certificate  Interest for that Distribution Date absent such shortfalls.  In addition,  the amount of any interest  shortfalls will constitute unpaid Accrued  Certificate  Interest and will be distributable  to holders of the  Certificates  of the  related  Classes  entitled  to such  amounts on  subsequent
Distribution   Dates,  to  the  extent  of  the  applicable   Available  Funds  remaining  after  current  interest
distributions  as required  herein.  Any such amounts so carried  forward  will not bear  interest.  Shortfalls  in interest  payments  will not be offset by a  reduction  in the  servicing  compensation  of the Master  Servicer or otherwise, except to the extent of applicable Compensating Interest Payments.

(d) The  expenses  and fees of the  Trust  shall be paid by each of the  2006-1  REMICs,  to the  extent  that such expenses  relate to the assets of each of such  respective  2006-1  REMICs,  and all other expenses and fees of the
Trust shall be paid pro rata by each of the 2006-1 REMICs.

(e) On each Distribution Date, all amounts  transferred from the Class XP Reserve Account  representing  Prepayment
Charges in respect of the Prepayment  Charge Loans with respect to the Group II Mortgage Loans received  during the related  Prepayment  Period will be withdrawn  from the  Distribution  Account and  distributed  by the  Securities
Administrator  to the Holders of the Class II-XP  Certificates  and shall not be available for  distribution to the
Holders of any other Class of Certificates.

(f) On each  Distribution  Date, the related Cap Contract Payment Amount with respect to such Payment Date shall be distributed in the following order of priority, in each case to the extent of amounts available:

(i) The Cap Contract Payment Amount with respect to the Class II-B-1 Certificates will be allocated as follows:
                           first, to the payment of any Carry Forward Shortfall Amount for such Distribution Date;

                           second,  to payments of any Current  Interest and Interest  Carry Forward Amount on such
                  Distribution Date; and

                           third, from any remaining amounts, to payment on the Class II-X-B1 Certificates.

(ii) The Cap Contract Payment Amount with respect to the Class II-B-2 Certificates will be allocated as follows:

                           first, to the payment of any Carry Forward Shortfall Amount for such Distribution Date;

                           second,  to payments of any Current  Interest and Interest  Carry Forward Amount on such
                  Distribution Date; and

                           third, from any remaining amounts, to payment on the Class II-X-B2 Certificates.

(iii) The Cap Contract Payment Amount with respect to the Class II-B-3 Certificates will be allocated as follows:

                           first, to the payment of any Carry Forward Shortfall Amount for such Distribution Date;

                           second,  to payments of any Current  Interest and Interest  Carry Forward Amount on such
                  Distribution Date; and

                           third, from any remaining amounts, to payment on the Class II-X-B3 Certificates.

Section 6.03. Allocation of Losses and Subsequent  Recoveries on the Group I Certificates.  (a) On or prior to each
Determination  Date, the Master  Servicer shall  determine the amount of any Realized Loss in respect of each Group
I Mortgage Loan that occurred during the immediately  preceding  calendar month,  based on information  provided by the related  Servicer.  Any  Realized  Losses with  respect to the Group I Mortgage  Loans shall be applied on each
Distribution Date after the distributions  provided for in Section 6.01, in reduction of the Certificate  Principal
Balance  of the Class or Classes  of Group I  Certificates  to the extent  provided  in the  definition  of Applied
Realized Loss Amount.

(b)               In addition, in the event that the Master Servicer or the Securities  Administrator  receives any
Subsequent  Recoveries from a Servicer,  the Master Servicer shall deposit such funds into the Distribution Account pursuant to Section  4.01(c)(ii).  If,  after  taking into  account  such  Subsequent  Recoveries,  the amount of a
Realized Loss is reduced,  the amount of such  Subsequent  Recoveries  will be applied to increase the  Certificate
Principal  Balance of the Class of Group I  Subordinate  Certificates  with the highest  payment  priority to which
Applied  Realized  Loss  Amounts  have been  allocated,  but not by more than the amount of Applied  Realized  Loss
Amounts  previously  allocated  to that Class of Group I  Subordinate  Certificates.  The  amount of any  remaining
Subsequent  Recoveries will be applied to sequentially  increase the Certificate  Principal  Balance of the Group I
Certificates,  beginning with the Class of Group I Certificates with the next highest payment  priority,  up to the
amount  of  such  Applied   Realized  Loss   Amounts,   to  the  extent  not  covered  by  the  Excess  Spread  and
Overcollateralization  previously  allocated to such Class or Classes of Group I Certificates.  Notwithstanding the
foregoing,  any Subsequent  Recoveries  will be allocated to the Group I Senior  Certificates  to the extent of any
Applied  Realized  Loss  Amounts  before being  applied to the Group I  Subordinate  Certificates.  Holders of such
Group I  Certificates  will not be  entitled to any  payments in respect of Current  Interest on the amount of such increases for any Interest  Accrual  Period  preceding the  Distribution  Date on which such increase  occurs.  Any such increases shall be applied to the Certificate  Principal  Balance of each Group I Certificate of such Class in accordance with its respective Fractional Undivided Interest.

Section 6.04. Allocation  of Losses and  Subsequent  Recoveries  on the Group II  Certificates.  (a) On or prior to each  Determination  Date, the Master  Servicer shall  determine the amount of any Realized Loss in respect of each
Group II Mortgage  Loan that  occurred  during the  immediately  preceding  calendar  month,  based on  information provided by the related Servicer.

(b) With respect to any Group II  Certificates  on any  Distribution  Date, the principal  portion of each Realized
Loss on a Group II Mortgage Loan in a Sub-Loan Group shall be allocated as follows:

                  first,  to the  Class II-B-6  Certificates  until the Certificate  Principal  Balance thereof has been reduced to zero;

                  second,  to the Class II-B-5  Certificates  until the Certificate  Principal  Balance thereof has been reduced to zero;

                  third,  to the  Class II-B-4  Certificates  until the Certificate  Principal  Balance thereof has been reduced to zero;

                  fourth,  to the Class II-B-3  Certificates  until the Certificate  Principal  Balance thereof has been reduced to zero;

                  fifth,  to the  Class II-B-2  Certificates  until the Certificate  Principal  Balance thereof has been reduced to zero;

                  sixth,  to the  Class II-B-1  Certificates  until the Certificate  Principal  Balance thereof has been reduced to zero; and

                  seventh,  to the Senior  Certificates  in the related  Certificate  Group  until the  Certificate
         Principal Balances thereof has been reduced to zero in accordance with clause (d) below;

(c) Notwithstanding  the  foregoing  clause  (b),  no such  allocation  of any  Realized  Loss  shall  be made on a
Distribution  Date to any Class of (i) Group II Subordinate  Certificates to the extent that such allocation  would result in the reduction of the  aggregate  Certificate  Principal  Balances of all Group II  Certificates  in as of
such  Distribution  Date, after giving effect to all  distributions and prior allocations of Realized Losses on the
Group II Mortgage Loans on such date, to an amount less than the aggregate Stated  Principal  Balance of all of the
Group II  Mortgage  Loans as of the  first  day of the  month of such  Distribution  Date and (ii)  Group II Senior
Certificates  in a  Certificate  Group to the extent that such  allocation  would  result in the  reduction  of the aggregate  Certificate  Principal Balances of all the Group II Senior  Certificates in such Certificate Group as of such  Distribution  Date, after giving effect to all  distributions and prior allocations of Realized Losses on the
Group II Mortgage  Loans in the related  Sub-Loan  Group in Loan Group II on such date,  to an amount less than the aggregate  Stated  Principal  Balance of all of the Group II Mortgage  Loans in such Sub-Loan Group as of the first day of the month of such  Distribution  Date (each such  limitation  in clause (i) and (ii),  the "Loss  Allocation
Limitation").

(d) The principal portion of any Realized Losses allocated to a Class of  Certificates shall be allocated among the
Certificates  of such Class in  proportion  to their  respective  Certificate  Principal  Balances.  The  principal portion of any allocation of Realized Losses shall be accomplished  by reducing the Certificate  Principal  Balance of the related Group II  Certificates  on the related  Distribution  Date.  The  principal  portion of any Realized
Losses  allocated  to  the  Sub-Loan  Group  II-1  Certificates  will  be  allocated  first  to the  Class  II-1A-3
Certificates  until the  Certificate  Principal  Balance  thereof  has been  reduced  to zero and then to the Class
II-1A-2  Certificates  and Class II-1A-1  Certificates,  pro rata,  until their  respective  Certificate  Principal
Balances thereof have been reduced to zero. The principal  portion of any Realized Losses allocated to the Sub-Loan
Group II-2 Certificates will be allocated first to the Class II-2A-2  Certificates until the Certificate  Principal
Balance  thereof  has been  reduced  to zero and then to the  Class  II-2A-1  Certificates  until  the  Certificate
Principal  Balance thereof has been reduced to zero. The principal  portion of any Realized Losses allocated to the
Sub-Loan Group II-3  Certificates will be allocated first to the Class II-3A-2  Certificates  until the Certificate
Principal  Balance  thereof  has  been  reduced  to zero and  then to the  Class  II-3A-1  Certificates  until  the
Certificate  Principal Balance thereof has been reduced to zero. Once the aggregate  Certificate  Principal Balance of the  Certificates in a Certificate  Group been reduced to zero, the principal  portion of Realized Losses on the
Mortgage  Loans in the related  Sub-Loan  Group (if any) that are not  allocated  to the  Subordinate  Certificates pursuant  to Section  6.02.2(b)  will be  allocated  pro rata based upon  their  respective  Certificate  Principal
Balances to the remaining Group II Senior  Certificates of the other Certificate  Groups, pro rata based upon their respective Certificate Principal Balances.

(e) Realized  Losses shall be allocated on the  Distribution  Date in the month  following  the month in which such loss was incurred and, in the case of the principal portion thereof,  after giving effect to distributions  made on such Distribution Date.

(f) On each Distribution Date, the Securities  Administrator shall determine the Subordinate  Certificate Writedown
Amounts.  Any Subordinate  Certificate  Writedown Amount shall effect a corresponding  reduction in the Certificate
Principal Balance of the Class II-B Certificates in the reverse order of their numerical Class designations.

(g) The  applicable  Senior  Percentage  of Net Interest  Shortfalls  will be  allocated  among the Group II Senior
Certificates  in the  related  Group II  Certificate  Group in  proportion  to the  amount of  Accrued  Certificate
Interest that would have been  allocated  thereto in the absence of such  shortfalls.  The  applicable  Subordinate
Percentage of Net Interest  Shortfall will be allocated  among the Group II Subordinate  Certificates in proportion to the amount of  Accrued  Certificate  Interest  that would  have been  allocated  thereto in the  absence of such shortfalls.  The interest  portion of any Realized  Losses with respect to the Group II Mortgage Loans occurring on or prior to the  Cross-Over  Date will be  allocated  to the Class  II-B  Certificates  in  inverse  order of their numerical  Class designations.  Following  the  Cross-Over  Date,  the interest  portion of Realized  Losses on the
Group II Mortgage Loans will be allocated to the Group II Senior  Certificates  in the related Group II Certificate
Group on a pro rata  basis in  proportion  to the  amount of  Accrued  Certificate  Interest  that  would have been allocated thereto in the absence of such Realized Losses.

(h)               In addition,  in the event that the Master  Servicer  receives any Subsequent  Recoveries  from a
Servicer,  the Master  Servicer  shall  deposit  such  funds  into the  Distribution  Account  pursuant  to Section
4.01(c)(ii).  If, after taking into account such Subsequent  Recoveries,  the amount of a Realized Loss is reduced, the amount of such  Subsequent  Recoveries  will be applied to increase the  Certificate  Principal  Balance of the related Class of Group II Subordinate  Certificates  with the highest  payment  priority to which  Realized  Losses have been  allocated,  but not by more than the amount of Realized  Losses  previously  allocated  to that Class of
Group  II  Subordinate  Certificates  pursuant  to this  Section  6.04.  The  amount  of any  remaining  Subsequent
Recoveries will be applied to sequentially  increase the Certificate  Principal Balance of the Group II Subordinate
Certificates,  beginning with the related Class of Group II Subordinate  Certificates with the next highest payment priority,  up to the  amount of such  Realized  Losses  previously  allocated  to such Class or Classes of Group II
Certificates  pursuant to this Section 6.04.  Holders of such  Certificates will not be entitled to any payments in respect of  current  interest  on the amount of such  increases  for any  Interest  Accrual  Period  preceding  the
Distribution  Date on  which  such  increase  occurs.  Any  such  increases  shall be  applied  to the  Certificate
Principal  Balance  of each  Group  II  Subordinate  Certificate  of such  related  Class  in  accordance  with its respective Fractional Undivided Interest.

Section 6.05. Cross-Collateralization.  Notwithstanding  the  foregoing,  on any  Distribution  Date on  which  the
Certificate  Principal  Balance of the Group I Subordinate  Certificates  or the Group II Subordinate  Certificates
have been  reduced to zero and a Realized  Loss that is a Special  Hazard  Loss is to be  allocated  to the related
Senior  Certificates,  such  loss  will be  allocated  among  such  Senior  Certificates  and the most  subordinate outstanding class of non-related  Subordinate  Certificates on a pro rata basis, based on the Certificate Principal
Balance thereof.

Section 6.06. Payments.  (a) On each  Distribution  Date,  other than the final  Distribution  Date, the Securities
Administrator  shall  distribute to each  Certificateholder  of record as of the immediately  preceding Record Date the  Certificateholder's  pro  rata  share of its  Class (based  on the  aggregate  Fractional  Undivided  Interest represented by such Holder's  Certificates) of all amounts required to be distributed on such  Distribution Date to such Class.  The  Securities  Administrator  shall  calculate the amount to be distributed to each Class and, based
on  such  amounts,   the  Securities   Administrator   shall  determine  the  amount  to  be  distributed  to  each
Certificateholder.  The Securities  Administrator's  calculations  of payments shall be based solely on information provided  to the  Securities  Administrator  by the Master  Servicer.  The  Securities  Administrator  shall not be required to confirm,  verify or recompute any such  information but shall be entitled to rely  conclusively on such information.

(b) Payment  of  the  above  amounts  to  each  Certificateholder  shall  be  made  (i) by  check  mailed  to  each
Certificateholder  entitled thereto at the address  appearing in the Certificate  Register or (ii) upon  receipt by the  Securities  Administrator  on or  before  the  fifth  Business  Day  preceding  the  Record  Date  of  written instructions from a  Certificateholder  by wire transfer to a United States dollar account  maintained by the payee at any United States  depository  institution  with  appropriate  facilities  for receiving  such a wire  transfer;
provided,  however,  that the  final  payment  in  respect  of each  Class of  Certificates  will be made only upon
presentation  and  surrender  of  such  respective   Certificates  at  the  office  or  agency  of  the  Securities
Administrator specified in the notice to Certificateholders of such final payment.

Section 6.07. Statements to Certificateholders.  On each Distribution Date,  concurrently with each distribution to
Certificateholders,   the  Securities   Administrator   shall  make  available  to  the  parties  hereto  and  each
Certificateholder,  via  the  Securities  Administrator's  internet  website  as set  forth  below,  the  following information,  expressed  in  the  aggregate  and  as  a  Fractional  Undivided  Interest  representing  an  initial
Certificate  Principal  Balance  of  $1,000,  or in the case of the Class  II-X  Certificates  and the  Class  B-IO
Certificates, an initial Notional Amount of $1,000:

(a) the Certificate  Principal Balance or Notional Amount, as applicable,  of each Class after giving effect (i) to all  distributions  allocable  to  principal  on such  Distribution  Date and (ii) the  allocation  of any  Applied
Realized Loss Amounts for such Distribution Date;

(b) the amount of the related distribution to Holders of each Class allocable to principal,  separately identifying
(A) the  aggregate  amount of any  Principal  Prepayments  included  therein,  (B) the  aggregate of all  scheduled payments of principal included therein and (C) the Extra Principal Distribution Amount (if any);

(c) the  Pass-Through  Rate for each applicable  Class of Certificates  with respect to the current Accrual Period, and, if applicable, whether such Pass-Through Rate was limited by the Net Rate Cap;

(d) the amount of such distribution to Holders of each Class allocable to interest;

(e)               the applicable  accrual  periods dates for  calculating  distributions  and general  Distribution
Dates;

(f) the total cash flows received and the general sources thereof;

(g) the amount,  if any, of fees or expenses accrued and paid, with an  identification of the payee and the general purpose  of such fees  including  the  related  amount of the  Servicing  Fees paid to or  retained  by the  Master
Servicer for the related Due Period;

(h) the amount of any Cap Contract Payment Amount payable to the Securities Administrator;

(i)               with respect to each Loan Group, the amount of such  distribution to each  Certificate  allocable to interest  and,  with  respect to the Group I  Certificates,  the portion  thereof,  if any,  provided by the Cap
Contract;

(j)               the Interest  Carry Forward  Amount and any Basis Risk  Shortfall  Carry Forward  Amount for each
Class of Certificates;

(k) with  respect to each Loan Group,  the  aggregate  of the Stated  Principal  Balance of (A) all of the Mortgage
Loans and (B) the Adjustable Rate Mortgage Loans, for the following Distribution Date;

(l) the number and  Outstanding  Principal  Balance of the Mortgage  Loans in each Loan Group that were  Delinquent
(exclusive of any Mortgage Loan in  foreclosure)  in respect of which using the OTS method of  calculation  (A) one
Scheduled Payment is Delinquent,  (B) two Scheduled  Payments are Delinquent,  (C) three or more Scheduled Payments are Delinquent and (D) foreclosure  proceedings  have been  commenced,  in each case as of the close of business on the last day of the calendar month preceding such  Distribution  Date and separately  identifying  such information for the (1) first lien Mortgage Loans,  (2) second lien Mortgage Loans,  and (3) Adjustable Rate Mortgage Loans, in
each such Loan Group;

(m) with  respect  to each Loan  Group,  the  amount of  Monthly  Advances  included  in the  distribution  on such
Distribution Date (including the general purpose of such Monthly Advances);

(n) with respect to each Loan Group, the cumulative amount of Applied Realized Loss Amounts to date;

(o) if  applicable,  material  modifications,  extensions  or waivers to Mortgage  Loan terms,  fees,  penalties or payments during the preceding calendar month or that have become material over time;

(p) with respect to each Loan Group and with respect to any Mortgage Loan that was liquidated  during the preceding calendar  month,  the loan number and aggregate  Stated  Principal  Balance of, and Realized Loss on, such Mortgage
Loan as of the close of business on the Determination Date preceding such Distribution Date;

(q)               with  respect to each Loan  Group,  the total  number and  principal  balance of any real  estate owned  or REO  Properties  as of the  close  of  business  on the last day of the  calendar  month  preceding  such
Distribution Date;

(r)               with respect to each Loan Group,  the three month rolling average of the percent  equivalent of a fraction,  the numerator of which is the aggregate Stated Principal  Balance of the Mortgage Loans that are 60 days or more  Delinquent (in respect of which using the OTS method of  calculation)  or are in bankruptcy or foreclosure or are REO  Properties,  and the  denominator  of which is the  aggregate  Stated  Principal  Balance of all of the
Mortgage  Loans in each case as of the close of  business  on the last day of the  calendar  month  preceding  such
Distribution  Date and separately  identifying  such  information  for the (1) first lien Mortgage  Loans,  and (2)
Adjustable Rate Mortgage Loans;

(s)               the Realized  Losses during the related Due Period and the  cumulative  Realized  Losses  through the end of the preceding month;

(t) the amount withdrawn form the Pre-Funding  Account,  the Pre-Funding  Reserve Account and the Interest Coverage
Account and deemed to be Principal  Funds or Interest  Funds on that  Distribution  Date,  the amount  remaining on deposit in the Pre-Funding  Account and in the Interest  Coverage Account,  following such  Distribution  Date, and the  amount  withdrawn  from the  Pre-Funding  Account  and used to buy  Subsequent  Mortgage  Loans  prior to such
Distribution Date;

(u) whether a Trigger Event exists;

(v) updated pool  composition  data  including  the  following  with respect to each Loan Group:  weighted  average mortgage rate and weighted average remaining term;

(w) with respect to each Loan Group,  information regarding any new issuance of securities backed by the same asset pool, any pool asset changes, such as additions or removals of Mortgage Loans from the Trust Fund, if applicable;

(x) any material changes in the solicitation,  credit-granting,  underwriting, origination, acquisition or Mortgage
Loan selection criteria or procedures, as applicable,  used to originate,  acquire or select Mortgage Loans for the
Trust Fund;

(y) the special hazard amount, fraud loss amount and bankruptcy amount, if applicable,  as of the close of business on the applicable Distribution Date and a description of any change in the calculation of these amounts; and

(z) the amount of the  distribution  made on such  Distribution  Date to the  Holders of the Class XP  Certificates
allocable to Prepayment Charges.

         The  Depositor  covenants  that if  there  is a  material  change  in the  solicitation,  credit-granting, underwriting,  origination,  acquisition or Mortgage Loan selection criteria or procedures, as applicable,  used to originate,  acquire or select  Mortgage Loans for the Trust Fund it will notify the Securities  Administrator  five calendar days before each Distribution Date, and if no such notification  occurs, the Securities  Administrator has no obligation to report with respect to (y). The Depositor  covenants to the  Securities  Administrator  that there will be no new issuance of securities backed by the same asset pool, so the Securities  Administrator  will only be responsible  in (x) above for reporting  any pool asset  changes,  such as additions or removals of Mortgage  Loans from the Trust Fund.

         The  information  set forth above shall be calculated or reported,  as the case may be, by the  Securities
Administrator,  based solely on, and to the extent of,  information  provided to the Securities  Administrator  and the Master Servicer by the Servicer and the  Counterparty.  The Securities  Administrator  may conclusively rely on such information and shall not be required to confirm, verify or recalculate any such information.

         The  Securities  Administrator  may make  available  each  month,  to any  interested  party,  the monthly
statement   to   Certificateholders   via   the   Securities   Administrator's   website   initially   located   at
"www.ctslink.com."  Assistance  in using the website can be  obtained  by calling  the  Securities  Administrator's customer  service  desk at (301)  815-6600.  Parties  that are  unable to use the  above  distribution  option  are entitled  to have a paper  copy  mailed to them via first  class  mail by calling  the  Securities  Administrator's customer  service desk and indicating  such. The  Securities  Administrator  shall have the right to change the way such reports are  distributed in order to make such  distribution  more  convenient  and/or more  accessible to the parties, and the Securities  Administrator shall provide timely and adequate  notification to all parties regarding any such change.

         Within a reasonable  period of time after the end of the preceding  calendar year  beginning in 2006,  the
Securities  Administrator  will  furnish a report to each Holder of the  Certificates  of record at any time during the prior  calendar year as to the aggregate of amounts  reported  pursuant to subclauses  (a)(i) and (a)(ii) above with respect to the  Certificates,  plus information with respect to the amount of servicing  compensation and such other customary  information as the Securities  Administrator  may determine to be necessary  and/or to be required by the  Internal  Revenue  Service or by a federal or state law or rules or  regulations  to enable such Holders to prepare their tax returns for such calendar year.  Such  obligations  shall be deemed to have been satisfied to the extent that substantially  comparable information shall be provided by the Securities  Administrator or the Trustee pursuant to the requirements of the Code.

Section 6.08. Monthly  Advances.  If the related  Servicer was required to make a Monthly  Advance  pursuant to the related  Servicing  Agreement  and fails to make any  required  Monthly  Advance,  in whole or in part,  the Master
Servicer,  as  successor  servicer,  or  any  other  successor  servicer  appointed  by  it,  will  deposit  in the
Distribution  Account not later than the  Distribution  Account  Deposit  Date  immediately  preceding  the related
Distribution  Date an amount  equal to such  Monthly  Advance  to the  extent  not  otherwise  paid by the  related
Servicer,  net of the Servicing Fee for such Mortgage Loan except to the extent the Master Servicer  determines any such  advance  to be a  Nonrecoverable  Advance.  Subject  to the  foregoing,  the Master  Servicer,  as  successor servicer,  shall  continue to make such  advances  through the date that the related  Servicer is required to do so under  its  Servicing  Agreement;  provided,  however,  that  if the  Master  Servicer  deems  an  advance  to be a
Nonrecoverable  Advance,  on the  Distribution  Account Deposit Date, the Master Servicer shall not be obligated to make such advance and shall present an Officer's  Certificate to the Trustee  (i) stating  that the Master Servicer elects not to make a Monthly  Advance in a stated amount and  (ii) detailing  the reason it deems the advance to be a Nonrecoverable Advance.

         Notwithstanding  the foregoing,  the Master  Servicer  shall not be required to make any Monthly  Advances that Wells Fargo, as Servicer,  was required to make pursuant to the Wells Fargo Servicing  Agreement and failed to do so.  In the event  that  Wells  Fargo as  Servicer  or the  Master  Servicer  fails to make a  required  Monthly
Advance,  the Trustee,  as successor  servicer or master  servicer,  as applicable,  shall be required to remit the amount of such Monthly  Advance to the  Distribution  Account in  accordance  with and subject to the terms of this
Agreement (including its rights of reimbursement hereunder).

Section 6.09. Compensating  Interest  Payments.  The Master Servicer shall deposit in the Distribution  Account not later than each  Distribution  Account  Deposit Date an amount equal to the lesser of (i) the sum of the  aggregate amounts  required to be paid by the Servicers  under the Servicing  Agreements  with respect to subclauses  (a) and
(b) of the definition of Interest  Shortfall with respect to the Mortgage Loans for the related  Distribution Date, and not so paid by the related  Servicers and (ii) the  Master Servicer  Compensation  for such  Distribution  Date
(such  amount,  the  "Compensating  Interest  Payment").   The  Master  Servicer  shall  not  be  entitled  to  any
reimbursement of any Compensating Interest Payment.

Section 6.10. Distributions  on  REMIC  Regular   Interests.   (a)  On  each  Distribution   Date,  the  Securities
Administrator  shall be deemed to distribute to REMIC III as the holder of the REMIC I Regular  Interests and REMIC
II Regular  Interests,  those  portions of the REMIC I  Distribution  Amount not  designated  to Component I of the
Class R  Certificate,  in the amounts and in accordance  with the priorities set forth in the definition of REMIC I
Distribution  Amount and those portions of the REMIC II  Distribution  Amount not designated to Component II of the
Class R Certificate,  in the amounts and in accordance  with the priorities set forth in the definition of REMIC II
Distribution Amount.

(b) On each Distribution Date, the Securities  Administrator shall be deemed to distribute to the Trustee on behalf of REMIC IV as the holder of the REMIC III Regular Interests,  those portions of the REMIC III Distribution  Amount not  designated to Component III of the Class R Certificate,  in the amounts and in accordance  with the priorities set forth in the definition of REMIC III Distribution Amount.

(c) On each  Distribution  Date,  the  Securities  Administrator  shall  be  deemed  to  distribute  the  REMIC  IV
Distribution  Amount to: (i) the  holders of the  Certificates  (other  than the Class B-IO  Certificates),  as the holders of the REMIC IV  Interests  (other  than REMIC IV Regular  Interests  B-IO-I and B-IO-P) and (ii) itself on behalf  of  REMIC V, as the  holder  of REMIC IV  Regular  Interests  B-IO-I  and  B-IO-P,  in the  amounts  and in accordance with the priorities set forth in the definition of REMIC IV Distribution Amount.

(d)               On each  Distribution  Date,  the Securities  Administrator  shall be deemed to distribute to the holder of the Class B-IO  Certificates,  as the holder of the REMIC V Regular  Interest,  the  amounts set forth in the definition of REMIC V Distribution Amount.

(e)               Notwithstanding  the  deemed  distributions  on the REMIC  Regular  Interests  described  in this
Section 6.10,  distributions of funds from the Distribution  Account shall be made only in accordance with Sections
6.01 and 6.02.

                                                     ARTICLE VII
                                                The Master Servicer

Section 7.01. Liabilities of the Master Servicer.  The Master Servicer shall be liable in accordance  herewith only to the extent of the obligations specifically imposed upon and undertaken by it herein.

Section 7.02. Merger or Consolidation  of the Master Servicer.  (a) The Master Servicer will keep in full force and effect its  existence,  rights and  franchises as a corporation  under the laws of the state of its  incorporation, and will obtain and preserve its  qualification  to do business as a foreign  corporation in each  jurisdiction  in which such  qualification  is or shall be necessary to protect the validity and  enforceability  of this Agreement, the Certificates or any of the Mortgage Loans and to perform its duties under this Agreement.

(b) Any Person into which the Master Servicer may be merged or consolidated,  or any corporation resulting from any merger or  consolidation  to which the Master Servicer shall be a party,  or any Person  succeeding to the business of the Master Servicer,  shall be the successor of the Master Servicer  hereunder,  without the execution or filing of  any  paper  or  further  act on  the  part  of any of the  parties  hereto,  anything  herein  to the  contrary notwithstanding.

Section 7.03. Indemnification  of the  Trustee,  the Master  Servicer  and the  Securities  Administrator.  (a) The
Master  Servicer  agrees to indemnify the  Indemnified  Persons for, and to hold them harmless  against,  any loss, liability or expense  (including  reasonable legal fees and  disbursements of counsel)  incurred on their part that may be sustained in  connection  with,  arising out of, or relating  to, any claim or legal action  (including  any pending or threatened claim or legal action) relating to this Agreement,  the Servicing Agreements,  the Assignment
Agreements or the  Certificates  or the powers of attorney  delivered by the Trustee  hereunder  (i) related to the
Master  Servicer's  failure  to perform  its duties in  compliance  with this  Agreement  (except as any such loss, liability or expense shall be otherwise  reimbursable  pursuant to this  Agreement) or  (ii) incurred  by reason of the Master  Servicer's  willful  misfeasance,  bad faith or gross negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties hereunder,  provided,  in each case, that with respect to any such claim or legal action (or pending or threatened  claim or legal  action),  the Trustee shall have given the Master Servicer and the Depositor  written notice thereof  promptly after a Responsible  Officer of the Trustee shall have with respect to such claim or legal action  actual  knowledge  thereof.  The  Trustee's  failure to give any such  notice  shall not affect  the  Trustee's  right to  indemnification  hereunder,  except to the extent the
Master  Servicer is  materially  prejudiced  by such  failure to give  notice.  This  indemnity  shall  survive the resignation or removal of the Trustee,  Master  Servicer or the  Securities  Administrator  and the  termination of this Agreement.

(b) The Trust Fund will indemnify any Indemnified Person for any loss,  liability or expense (including  reasonable legal fees and  disbursements of counsel) of any Indemnified  Person not otherwise covered by the Master Servicer's indemnification pursuant to Section  7.03(a).

Section 7.04. Limitations on Liability of the Master  Servicer and Others.  Subject to the obligation of the Master
Servicer to indemnify the Indemnified Persons pursuant to Section 7.03:

(a) Neither the Master  Servicer nor any of the  directors,  officers,  employees or agents of the Master  Servicer shall be under any liability to the Indemnified  Persons, the Depositor,  the Trust Fund or the  Certificateholders
for taking any action or for  refraining  from taking any action in good faith pursuant to this  Agreement,  or for errors in  judgment;  provided,  however,  that this  provision  shall not protect the Master  Servicer or any such
Person against any breach of warranties or  representations  made herein or any liability  which would otherwise be imposed by reason of such  Person's  willful  misfeasance,  bad faith or gross  negligence  in the  performance  of duties or by reason of reckless disregard of obligations and duties hereunder.

(b) The Master Servicer and any director,  officer, employee or agent of the Master Servicer may rely in good faith on any document of any kind prima facie  properly  executed  and  submitted  by any Person  respecting  any matters arising hereunder.

(c) The Master Servicer, the Custodian and any director,  officer,  employee or agent of the Master Servicer or the
Custodian  shall be  indemnified  by the Trust and held  harmless  thereby  against any loss,  liability or expense
(including  reasonable  legal fees and  disbursements  of counsel)  incurred on their part that may be sustained in connection  with,  arising out of, or related to, any claim or legal action  (including  any pending or  threatened claim or legal action)  relating to this  Agreement,  the  Certificates or any Servicing  Agreement  (except to the extent  that the Master  Servicer  is  indemnified  by the  Servicer  thereunder),  other than  (i) any  such loss, liability  or expense  related to the Master  Servicer's  failure  to perform  its duties in  compliance  with this
Agreement  (except  as any such loss,  liability  or  expense  shall be  otherwise  reimbursable  pursuant  to this
Agreement),  or to the Custodian's failure to perform its duties under the Custodial  Agreement,  respectively,  or
(ii) any such loss,  liability or expense  incurred by reason of the Master  Servicer's or the Custodian's  willful misfeasance,  bad  faith or gross  negligence  in the  performance  of  duties  hereunder  or under  the  Custodial
Agreement,  as  applicable,  or by reason of reckless  disregard of obligations  and duties  hereunder or under the
Custodial Agreement, as applicable.

(d) The Master  Servicer shall not be under any obligation to appear in,  prosecute or defend any legal action that is not  incidental  to its duties  under this  Agreement  and that in its  opinion may involve it in any expense or liability;  provided,  however,  the Master Servicer may in its discretion,  with the consent of the Trustee (which consent shall not be  unreasonably  withheld),  undertake any such action which it may deem  necessary or desirable with  respect  to this  Agreement  and the  rights  and  duties of the  parties  hereto  and the  interests  of the
Certificateholders  hereunder.  In such  event,  the legal  expenses  and costs of such  action  and any  liability resulting  therefrom  shall be expenses,  costs and liabilities of the Trust Fund, and the Master Servicer shall be entitled to be reimbursed  therefor out of the Distribution  Account as provided by  Section 4.05.  Nothing in this
Section  7.04(d)  shall  affect the Master  Servicer's  obligation  to  supervise,  or to take such  actions as are necessary to ensure, the servicing and administration of the Mortgage Loans pursuant to Section  3.01(a).

(e) In taking or recommending any course of action pursuant to this Agreement,  unless specifically  required to do so pursuant to this  Agreement,  the Master  Servicer shall not be required to investigate or make  recommendations concerning  potential  liabilities  which the Trust  might  incur as a result of such course of action by reason of the condition of the Mortgaged  Properties  but shall give notice to the Trustee if it has notice of such potential liabilities.

(f) The  Master  Servicer  shall not be liable  for any acts or  omissions  of any  Servicer,  except as  otherwise expressly provided herein.

Section 7.05. Master  Servicer Not to Resign.  Except as provided in  Section 7.07,  the Master  Servicer shall not resign  from the  obligations  and duties  hereby  imposed on it except upon a  determination  that any such duties hereunder are no longer  permissible  under  applicable  law and such  impermissibility  cannot be cured.  Any such determination  permitting the  resignation  of the Master  Servicer shall be evidenced by an Opinion of Independent
Counsel  addressed  to the Trustee to such effect  delivered  to the  Trustee.  No such  resignation  by the Master
Servicer shall become  effective until the Company or the Trustee or a successor to the Master Servicer  reasonably satisfactory  to the Trustee shall have assumed the  responsibilities  and  obligations  of the Master  Servicer in accordance  with  Section 8.02  hereof.  The Trustee  shall notify the Rating  Agencies upon its receipt of written notice of the resignation of the Master Servicer.

Section 7.06. Successor  Master  Servicer.  In connection with the appointment of any successor  Master Servicer or the  assumption of the duties of the Master  Servicer,  the Company or the Trustee may make such  arrangements  for the  compensation  of such  successor  master  servicer out of payments on the Mortgage Loans as the Company or the
Trustee and such  successor  master  servicer  shall agree.  If the successor  master  servicer does not agree that such market value is a fair price,  such  successor  master  servicer  shall obtain two  quotations of market value from third  parties  actively  engaged in the  servicing  of  single-family  mortgage  loans.  Notwithstanding  the foregoing,  the  compensation  payable to a successor  master  servicer may not exceed the  compensation  which the
Master  Servicer would have been entitled to retain if the Master  Servicer had continued to act as Master Servicer hereunder.

Section 7.07. Sale and  Assignment  of Master  Servicing.  The Master  Servicer  may sell and assign its rights and delegate its duties and  obligations  in its entirety as Master  Servicer  under this Agreement and the Company may terminate the Master Servicer  without cause and select a new Master Servicer;  provided,  however,  that:  (i) the purchaser or transferee  accepting  such  assignment  and delegation (a) shall be a Person which shall be qualified to service  mortgage  loans for Fannie Mae or Freddie Mac; (b) shall have a net worth of not less than  $10,000,000
(unless  otherwise  approved  by each  Rating  Agency  pursuant  to clause  (ii) below);  (c)  shall be  reasonably satisfactory  to the Trustee (as evidenced in a writing  signed by the Trustee);  and (d) shall execute and deliver to the Trustee an agreement,  in form and  substance  reasonably  satisfactory  to the Trustee,  which  contains an assumption by such Person of the due and punctual  performance  and observance of each covenant and condition to be performed or observed by it as master  servicer under this  Agreement,  any custodial  agreement from and after the effective date of such  agreement;  (ii) each  Rating Agency shall be given prior written notice of the identity of the  proposed  successor to the Master  Servicer  and each Rating  Agency's  rating of the  Certificates  in effect immediately  prior to such  assignment,  sale and delegation  will not be  downgraded,  qualified or withdrawn as a result of such  assignment,  sale and delegation,  as evidenced by a letter to such effect  delivered to the Master
Servicer and the Trustee (at the expense of the Master Servicer);  (iii) the Master Servicer  assigning and selling the master  servicing shall deliver to the Trustee an Officer's  Certificate and an Opinion of Independent  Counsel
addressed to the  Trustee,  each stating that all  conditions  precedent to such action under this  Agreement  have been  completed  and such action is  permitted by and complies  with the terms of this  Agreement;  and (iv) in the event the Master Servicer is terminated  without cause by the Company,  the Company shall pay the terminated Master
Servicer a termination fee equal to 0.25% of the aggregate  Stated  Principal  Balance of the Mortgage Loans at the
time the  master  servicing  of the  Mortgage  Loans is  transferred  to the  successor  Master  Servicer.  No such assignment  or  delegation  shall  affect  any rights or  liability  of the Master  Servicer  arising  prior to the effective date thereof.

                                                   ARTICLE VIII
                                                      Default

Section 8.01. Events of Default.  "Event of Default,"  wherever used herein,  means any one of the following events
(whatever the reason for such Event of Default and whether it shall be voluntary or  involuntary  or be effected by operation of law or pursuant to any  judgment,  decree or order of any court or any order,  rule or  regulation  of any administrative or governmental body) and only with respect to the defaulting Master Servicer:

(a) The Master  Servicer  fails to cause to be deposited in the  Distribution  Account any amount so required to be deposited  pursuant to this Agreement (other than a Monthly Advance),  and such failure continues  unremedied for a period of three  Business Days after the date upon which written  notice of such failure,  requiring the same to be remedied, shall have been given to the Master Servicer; or

(b) The Master  Servicer  fails to observe or perform in any  material  respect any other  material  covenants  and agreements set forth in this  Agreement to be performed by it, which  covenants and  agreements  materially  affect the rights of  Certificateholders,  and such failure continues unremedied for a period of 60 days after the date on which written  notice of such  failure,  properly  requiring the same to be remedied,  shall have been given to the
Master  Servicer  by the  Trustee  or to the  Master  Servicer  and the  Trustee  by the  Holders  of  Certificates
evidencing Fractional Undivided Interests aggregating not less than 25% of the Trust Fund; or

(c) There is entered  against the Master  Servicer a decree or order by a court or agency or supervisory  authority having  jurisdiction  in the  premises  for  the  appointment  of a  conservator,  receiver  or  liquidator  in any insolvency,  readjustment of debt, marshaling of assets and liabilities or similar proceedings,  or for the winding up or liquidation of its affairs,  and the  continuance of any such decree or order is unstayed and in effect for a period of 60  consecutive  days,  or an  involuntary  case is  commenced  against  the  Master  Servicer  under any applicable  insolvency  or  reorganization  statute  and the  petition  is not  dismissed  within 60 days after the commencement of the case; or

(d) The Master  Servicer  consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment  of debt,  marshaling of assets and  liabilities  or similar  proceedings of or relating to the Master
Servicer or  substantially  all of its property;  or the Master Servicer admits in writing its inability to pay its debts  generally  as they  become  due,  files a  petition  to  take  advantage  of any  applicable  insolvency  or reorganization  statute,  makes an assignment for the benefit of its creditors,  or voluntarily suspends payment of its obligations;

(e) The Master  Servicer  assigns or delegates its duties or rights under this  Agreement in  contravention  of the provisions permitting such assignment or delegation under Sections 7.05 or 7.07;

(f) The Master Servicer fails to comply with Section 3.16, Section 3.17 and Section 3.18; or

(g) The Master  Servicer fails to cause to be deposited,  in the  Distribution  Account any Monthly  Advance (other than a Nonrecoverable Advance) by 5:00 p.m. New York City time on the Distribution Account Deposit Date.

         In each and every such case,  so long as such Event of Default with respect to the Master  Servicer  shall not have been  remedied,  either  the  Trustee or the  Holders  of  Certificates  evidencing  Fractional  Undivided
Interests  aggregating  not less than 51% of the  principal  of the Trust Fund,  by notice in writing to the Master
Servicer (and to the Trustee if given by such  Certificateholders),  with a copy to the Rating  Agencies,  and with the consent of the Company,  may  terminate  all of the rights and  obligations  (but not the  liabilities)  of the
Master  Servicer  under this  Agreement  and in and to the Mortgage  Loans and/or the REO Property  serviced by the
Master  Servicer and the  proceeds  thereof.  Upon the receipt by the Master  Servicer of the written  notice,  all authority and power of the Master  Servicer under this  Agreement,  whether with respect to the  Certificates,  the
Mortgage  Loans,  REO  Property  or under any other  related  agreements  (but only to the  extent  that such other agreements  relate to the Mortgage Loans or related REO Property) shall,  subject to Section 3.17 and Section 8.02, automatically  and  without  further  action pass to and be vested in the  Trustee,  in its  capacity as  successor
Master  Servicer,  pursuant to this  Section 8.01  (and,  with  respect to an Event of Default  resulting  from the
Master  Servicer's  failure to comply with Section  3.17,  such power and authority of the Master  Servicer  shall, subject to Section 8.02,  automatically  and without  further action pass to and be vested in the successor  Master
Servicer appointed by the Depositor);  and, without  limitation,  the Trustee,  in its capacity as successor Master
Servicer (or such successor Master Servicer  appointed by the Depositor,  as the case may be), is hereby authorized and empowered to execute and deliver, on behalf of the Master Servicer as  attorney-in-fact  or otherwise,  any and all documents and other  instruments  and to do or accomplish all other acts or things  necessary or appropriate to effect the purposes of such notice of  termination,  whether to complete the transfer and endorsement or assignment of the Mortgage  Loans and related  documents,  or  otherwise.  The Master  Servicer  agrees to cooperate  with the
Trustee,  in its  capacity as  successor  Master  Servicer  (or such  successor  Master  Servicer  appointed by the
Depositor,  as the case may be), in effecting  the  termination  of the Master  Servicer's  rights and  obligations hereunder,  including,  without  limitation,  the  transfer to the Trustee,  in its  capacity as  successor  Master
Servicer (or such successor  Master Servicer  appointed by the Depositor,  as the case may be), of (i) the property and  amounts  which are then or  should be part of the Trust or which  thereafter  become  part of the  Trust;  and
(ii) originals  or copies of all  documents of the Master  Servicer  reasonably  requested  by the Trustee,  in its capacity as successor  Master Servicer (or such successor Master Servicer  appointed by the Depositor,  as the case may be), to enable it to assume the Master  Servicer's  duties  thereunder.  In addition to any other amounts which are then, or,  notwithstanding  the termination of its activities  under this Agreement,  may become payable to the
Master  Servicer  under this  Agreement,  the Master  Servicer  shall be  entitled  to  receive,  out of any amount received on account of a Mortgage Loan or related REO Property,  that portion of such payments  which it would have received as  reimbursement  under this Agreement if notice of termination  had not been given.  The  termination of the rights and  obligations  of the  Master  Servicer  shall not  affect  any  obligations  incurred  by the Master
Servicer prior to such termination.

         Notwithstanding  the foregoing,  if an Event of Default described in clause (f) of this Section 8.01 shall occur,  the  Trustee  shall,  by notice in writing to the Master  Servicer,  which may be  delivered  by  telecopy, immediately  terminate  all of the rights and  obligations  of the Master  Servicer  thereafter  arising under this
Agreement,  but without prejudice to any rights it may have as a  Certificateholder  or to reimbursement of Monthly
Advances and other advances of its own funds,  and the Trustee,  in its capacity as successor  Master  Servicer (or such  successor  Master  Servicer  appointed  by the  Depositor,  as the case may be),  shall  act as  provided  in
Section 8.02 to carry out the duties of the Master  Servicer,  including the obligation to make any Monthly Advance the  nonpayment  of which was an Event of Default  described in clause  (f) of this  Section 8.01.  Any such action taken by the Trustee,  in its capacity as successor  Master Servicer (or such successor  Master Servicer  appointed by the Depositor, as the case may be), must be prior to the distribution on the relevant Distribution Date.

Section 8.02. Trustee to Act;  Appointment  of Successor.  (a) Upon the receipt by the Master  Servicer of a notice of termination  pursuant to  Section 8.01  or an Opinion of Independent  Counsel  pursuant to  Section 7.05  to the effect that the Master  Servicer is legally  unable to act or to delegate  its duties to a Person  which is legally able to act, the Trustee,  in its capacity as successor  Master  Servicer (and, with respect to an Event of Default resulting from the Master Servicer's  failure to comply with Section 3.17, the successor Master Servicer  appointed by the  Depositor  pursuant to Section  3.17),  shall  automatically  become the  successor  in all respects to the
Master  Servicer in its capacity  under this  Agreement and the  transactions  set forth or provided for herein and shall  thereafter  have all of the rights and  powers  of,  and be  subject  to all the  responsibilities,  duties, liabilities  and  limitations  on  liabilities  relating  thereto  placed on the Master  Servicer  by the terms and provisions hereof;  provided,  however,  that the Company shall have the right to either (a) immediately assume the duties of the Master  Servicer or (b) select a successor  Master  Servicer;  provided  further,  however,  that the
Trustee,  in its capacity as successor  Master  Servicer (and,  with respect to an Event of Default  resulting from the Master  Servicer's  failure to comply with  Section  3.17,  the  successor  Master  Servicer  appointed  by the
Depositor  pursuant to Section  3.17),  shall have no obligation  whatsoever  with respect to any liability  (other than advances deemed  recoverable and not previously  made) incurred by the Master Servicer at or prior to the time of termination.  As compensation therefor,  but subject to Section 7.06,  the Trustee, in its capacity as successor
Master Servicer (and, with respect to an Event of Default  resulting from the Master  Servicer's  failure to comply with Section 3.17, the successor  Master Servicer  appointed by the Depositor  pursuant to Section 3.17),  shall be entitled to  compensation  which the Master  Servicer would have been entitled to retain if the Master Servicer had continued to act  hereunder,  except for those amounts due the Master  Servicer as  reimbursement  permitted  under this  Agreement for advances  previously  made or expenses  previously  incurred.  Notwithstanding  the above,  the
Trustee,  in its capacity as successor Master Servicer (or, with respect to an Event of Default  resulting from the
Master  Servicer's  failure to comply with Section 3.17, the successor  Master Servicer  appointed by the Depositor pursuant to Section  3.17),  may, if it shall be unwilling so to act, or shall,  if it is legally unable so to act, appoint or  petition a court of  competent  jurisdiction  to appoint,  any  established  housing  and home  finance institution  which is a Fannie  Mae- or Freddie  Mac-approved  servicer,  and with  respect to a  successor  to the
Master  Servicer only,  having a net worth of not less than  $10,000,000,  as the successor to the Master  Servicer hereunder  in the  assumption  of all or any part of the  responsibilities,  duties or  liabilities  of the  Master
Servicer hereunder;  provided,  that the Trustee, in its capacity as successor Master Servicer (or, with respect to an Event of Default  resulting  from the Master  Servicer's  failure to comply with  Section  3.17,  the  successor
Master  Servicer  appointed  by the  Depositor  pursuant to Section  3.17),  shall obtain a letter from each Rating
Agency that the ratings,  if any, on each of the  Certificates  will not be lowered as a result of the selection of the successor to the Master  Servicer.  Pending  appointment of a successor to the Master Servicer  hereunder,  the
Trustee,  in its capacity as successor Master  Servicer,  shall act (other than with respect to an Event of Default resulting from the Master  Servicer's  failure to comply with Section 3.17, in which event the successor  appointed by the Depositor  shall act) in such capacity as hereinabove  provided.  In connection  with such  appointment  and assumption,  the Trustee may make such  arrangements  for the compensation of such successor out of payments on the
Mortgage Loans as it and such successor shall agree;  provided,  however, that the provisions of Section 7.06 shall apply,  the  compensation  shall not be in excess of that which the Master  Servicer would have been entitled to if the Master  Servicer  had  continued to act  hereunder,  and that such  successor  shall  undertake  and assume the obligations of the Trustee to pay  compensation  to any third Person acting as an agent or  independent  contractor in the  performance of master  servicing  responsibilities  hereunder.  The Trustee and such  successor  shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession.

(b) If the Trustee shall succeed to any duties of the Master  Servicer  respecting  the Mortgage  Loans as provided herein, it shall do so in a separate capacity and not in its capacity as Trustee and,  accordingly,  the provisions of Article IX shall be  inapplicable  to the Trustee in its duties as the  successor to the Master  Servicer in the servicing of the Mortgage Loans  (although such  provisions  shall continue to apply to the Trustee in its capacity as Trustee);  the  provisions  of Article  VII,  however,  shall apply to it in its  capacity as  successor  Master
Servicer.

         The costs and expenses of the Trustee in  connection  with the  termination  of the Master  Servicer,  the appointment  of a successor  Master  Servicer and, if  applicable,  any transfer of servicing,  including,  without limitation,  all  costs  and  expenses  associated  with  the  complete  transfer  of all  servicing  data  and the completion,  correction or  manipulation  of such  servicing  data as may be required by the Trustee to correct any errors or  insufficiencies  in the  servicing  data or  otherwise  to enable the  Trustee or the  successor  Master
Servicer to service the Mortgage Loans properly and  effectively,  to the extent not paid by the terminated  Master
Servicer,  shall be payable to the Trustee  pursuant to Section 9.05. Any successor to the Master  Servicer  acting as successor servicer under any Servicing  Agreement shall give notice to the applicable  Mortgagors of such change of servicer and shall,  during the term of its service as successor  Master  Servicer  maintain in force the policy or policies that the Master Servicer is required to maintain pursuant to Section 3.04.

Section 8.03. Notification  to  Certificateholders.  Upon any  termination  or  appointment  of a successor  to the
Master Servicer,  the Trustee shall give prompt written notice thereof to the Securities  Administrator  or, if the
Securities  Administrator  is  terminated or resigns upon the  termination  of the Master  Servicer,  the successor securities  administrator,  and the Securities  Administrator or the successor securities  administrator shall give prompt written notice  thereof to the Rating  Agencies and the  Certificateholders  at their  respective  addresses appearing in the Certificate Register.

Section 8.04. Waiver of Defaults.  The Trustee shall  transmit by mail to the Securities  Administrator,  who shall give prompt written notice thereof to all  Certificateholders,  within 60 days after the occurrence of any Event of
Default  actually  known to a  Responsible  Officer of the  Trustee,  unless such Event of Default  shall have been cured,  notice of each  such  Event of  Default.  The  Holders  of  Certificates  evidencing  Fractional  Undivided
Interests  aggregating  not less than 51% of the Trust  Fund may,  on behalf of all  Certificateholders,  waive any default by the Master  Servicer in the  performance  of its  obligations  hereunder and the  consequences  thereof, except a default in the making of or the causing to be made any required  distribution on the  Certificates,  which default may only be waived by Holders of Certificates  evidencing  Fractional Undivided Interests  aggregating 100%
of the Trust Fund.  Upon any such waiver of a past  default,  such default  shall be deemed to cease to exist,  and any Event of Default  arising  therefrom  shall be deemed to have been timely  remedied  for every  purpose of this
Agreement.  No such waiver shall extend to any subsequent or other default or impair any right  consequent  thereon except to the extent  expressly so waived.  The  Securities  Administrator  shall give notice of any such waiver to the Trustee and the Rating Agencies.

Section 8.05. List of Certificateholders.  Upon written request of three or more  Certificateholders of record, for purposes of  communicating  with other  Certificateholders  with respect to their rights under this Agreement,  the
Securities  Administrator will afford such Certificateholders  access during business hours to the most recent list of Certificateholders held by the Securities Administrator.

                                                      ARTICLE IX
                              Concerning the Trustee and the Securities Administrator

Section 9.01. Duties of Trustee and  Securities  Administrator.  (a) The  Trustee,  prior to the  occurrence  of an
Event of  Default  and after  the  curing or waiver of all  Events  of  Default  which may have  occurred,  and the
Securities  Administrator  each undertake to perform such duties and only such duties as are specifically set forth in this  Agreement  as  duties  of the  Trustee  and the  Securities  Administrator,  respectively.  If an Event of
Default has occurred and has not been cured or waived,  the Trustee  shall  exercise  such of the rights and powers vested in it by this  Agreement,  and  subject to  Section 8.02(b)  use the same  degree of care and skill in their exercise, as a prudent person would exercise under the circumstances in the conduct of his own affairs.

(b) Upon receipt of all  resolutions,  certificates,  statements,  opinions,  reports,  documents,  orders or other instruments  which are  specifically  required to be  furnished  to the Trustee  and the  Securities  Administrator
pursuant to any provision of this  Agreement,  the Trustee and the Securities  Administrator,  respectively,  shall examine  them to  determine  whether  they are in the form  required by this  Agreement;  provided,  however,  that neither  the Trustee nor the  Securities  Administrator  shall be  responsible  for the  accuracy or content of any resolution,  certificate,  statement,  opinion,  report,  document,  order or other instrument furnished hereunder;
provided,  further,  that  neither  the Trustee  nor the  Securities  Administrator  shall be  responsible  for the accuracy or verification of any calculation provided to it pursuant to this Agreement.

(c) On each  Distribution  Date,  the  Securities  Administrator  shall make  monthly  distributions  and the final distribution  to the related  Certificateholders  from  related  funds in the  Distribution  Account as provided in
Sections 6.01 and 10.01 herein based solely on the report of the Master Servicer.

(d) No provision of this Agreement shall be construed to relieve the Trustee or the Securities  Administrator  from liability for its own negligent action, its own negligent failure to act or its own willful  misconduct;  provided, however, that:

(i) Prior to the  occurrence  of an Event of Default,  and after the curing or waiver of all such Events of Default which may have  occurred,  the duties and  obligations  of the Trustee and the  Securities  Administrator  shall be determined  solely  by  the  express  provisions  of  this  Agreement,  neither  the  Trustee  nor  the  Securities
Administrator  shall be liable  except  for the  performance  of their  respective  duties and  obligations  as are specifically  set forth in this Agreement,  no implied  covenants or obligations  shall be read into this Agreement against the  Trustee or the  Securities  Administrator  and, in the absence of bad faith on the part of the Trustee or the Securities  Administrator,  respectively,  the Trustee or the Securities  Administrator,  respectively,  may conclusively rely, as to the truth of the statements and the correctness of the opinions  expressed  therein,  upon any  certificates  or  opinions  furnished  to the  Trustee  or the  Securities  Administrator,  respectively,  and conforming to the requirements of this Agreement;

(ii) Neither the Trustee nor the Securities  Administrator  shall be liable in its individual capacity for an error of judgment made in good faith by a  Responsible  Officer or  Responsible  Officers of the Trustee or an officer of the  Securities  Administrator,  respectively,  unless  it  shall be  proved  that the  Trustee  or the  Securities
Administrator, respectively, was negligent in ascertaining the pertinent facts;

(iii) Neither the Trustee  nor the  Securities  Administrator  shall be liable  with  respect to any action  taken, suffered  or  omitted  to be taken  by it in good  faith  in  accordance  with the  directions  of the  Holders  of
Certificates  evidencing  Fractional  Undivided Interests  aggregating not less than 25% of the Trust Fund, if such action or non-action  relates to the time,  method and place of conducting any proceeding for any remedy  available to the Trustee or the Securities  Administrator,  respectively,  or exercising  any trust or other power  conferred upon the Trustee or the Securities Administrator, respectively, under this Agreement;

(iv) The Trustee  shall not be required to take notice or be deemed to have notice or  knowledge  of any default or
Event of Default unless a Responsible  Officer of the Trustee's  Corporate Trust Office shall have actual knowledge thereof.  In the absence of such notice,  the Trustee may conclusively  assume there is no such default or Event of
Default;

(v) The Trustee  shall not in any way be liable by reason of any  insufficiency  in any  Account  held by or in the name of Trustee unless it is determined by a court of competent  jurisdiction  that the Trustee's gross  negligence or willful  misconduct  was the  primary  cause of such  insufficiency  (except to the extent  that the  Trustee is obligor and has defaulted thereon);

(vi) The  Securities  Administrator  shall not in any way be liable by reason of any  insufficiency  in any Account held by the Securities  Administrator hereunder or any Account held by the Securities  Administrator in the name of the Trustee  unless it is  determined  by a court of competent  jurisdiction  that the  Securities  Administrator's gross negligence or willful misconduct was the primary cause of such  insufficiency  (except to the extent that the
Securities Administrator is obligor and has defaulted thereon);

(vii) Anything in this Agreement to the contrary  notwithstanding,  in no event shall the Trustee or the Securities
Administrator  be liable for special,  indirect or consequential  loss or damage of any kind whatsoever  (including but not limited to lost  profits),  even if the Trustee or the  Securities  Administrator,  respectively,  has been advised of the likelihood of such loss or damage and regardless of the form of action;

(viii) None of the Securities  Administrator,  the Master Servicer, the Depositor,  the Company, the Custodian, the
Counterparty or the Trustee shall be responsible  for the acts or omissions of the other, it being  understood that this Agreement shall not be construed to render them partners, joint venturers or agents of one another and

(ix) Neither  the  Trustee nor the  Securities  Administrator  shall be required to expend or risk its own funds or otherwise incur financial  liability in the performance of any of its duties  hereunder,  or in the exercise of any of its rights or powers,  if there is reasonable  ground for believing that the repayment of such funds or adequate indemnity against such risk or liability is not reasonably  assured to it, and none of the provisions  contained in this  Agreement  shall in any  event  require  the  Trustee  or the  Securities  Administrator  to  perform,  or be responsible  for the manner of performance  of, any of the obligations of the Master Servicer under this Agreement, except during such time,  if any, as the Trustee shall be the successor to, and be vested with the rights,  duties, powers and privileges of, the Master Servicer in accordance with the terms of this Agreement.

(e) All funds received by the Master Servicer and the Securities  Administrator and required to be deposited in the
Pre-Funding  Account,  the Pre-Funding Reserve Account,  the Interest Coverage Account or the Distribution  Account
pursuant to this  Agreement will be promptly so deposited by the Master  Servicer or the Securities  Administrator,
as applicable.

(f) Except for those  actions  that the Trustee or the  Securities  Administrator  is  required to take  hereunder, neither the Trustee nor the Securities  Administrator  shall have any obligation or liability to take any action or to refrain from taking any action hereunder in the absence of written direction as provided hereunder.

Section 9.02. Certain  Matters  Affecting  the  Trustee  and the  Securities  Administrator.  Except  as  otherwise provided in Section 9.01:

(a)               The  Trustee  and the  Securities  Administrator  may rely and  shall be  protected  in acting or refraining from acting in reliance on any  resolution,  certificate of the Securities  Administrator  (with respect to the Trustee  only),  the  Depositor,  the Master  Servicer or a Servicer,  certificate  of auditors or any other certificate,  statement,  instrument,  opinion, report, notice, request,  consent, order, appraisal,  bond or other paper or  document  believed  by it to be genuine  and to have been  signed or  presented  by the  proper  party or parties;

(b) The Trustee and the  Securities  Administrator  may consult  with counsel and any advice of such counsel or any
Opinion of Counsel  shall be full and complete  authorization  and  protection  with respect to any action taken or suffered or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel;

(c) Neither the Trustee nor the  Securities  Administrator  shall be under any  obligation  to exercise  any of the trusts or powers  vested in it by this  Agreement,  other than its  obligation  to give  notices  pursuant  to this
Agreement,  or to  institute,  conduct or defend any  litigation  hereunder  or in relation  hereto at the request, order or direction of any of the  Certificateholders  pursuant to the  provisions  of this  Agreement,  unless such
Certificateholders  shall have offered to the Trustee reasonable security or indemnity against the costs,  expenses and liabilities  which may be incurred therein or thereby.  Nothing  contained herein shall,  however,  relieve the
Trustee  of the  obligation,  upon the  occurrence  of an Event of Default  of which a  Responsible  Officer of the
Trustee  has actual  knowledge  (which has not been cured or  waived),  to  exercise  such of the rights and powers vested  in it by this  Agreement,  and to use the same  degree of care and  skill in their  exercise,  as a prudent person would exercise under the circumstances in the conduct of his own affairs;

(d) Prior to the  occurrence  of an Event of  Default  hereunder  and after the  curing or waiver of all  Events of
Default  which may have  occurred,  neither  the Trustee nor the  Securities  Administrator  shall be liable in its individual  capacity  for any action  taken,  suffered  or omitted  by it in good  faith and  believed  by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

(e)               Neither the Trustee nor the  Securities  Administrator  shall be bound to make any  investigation into the facts or matters stated in any resolution,  certificate,  statement,  instrument, opinion, report, notice, request,  consent,  order,  approval,  bond or other paper or  document,  unless  requested  in writing to do so by
Holders of Certificates  evidencing  Fractional Undivided Interests aggregating not less than 25% of the Trust Fund and  provided  that the  payment  within a  reasonable  time to the  Trustee or the  Securities  Administrator,  as applicable,  of the costs,  expenses or liabilities likely to be incurred by it in the making of such investigation is, in the  Opinion of the  Trustee or the  Securities  Administrator,  as  applicable,  reasonably  assured to the
Trustee or the  Securities  Administrator,  as  applicable,  by the  security  afforded  to it by the terms of this
Agreement.  The Trustee or the Securities  Administrator may require  reasonable  indemnity against such expense or liability as a condition to taking any such  action.  The  reasonable  expense of every such  examination  shall be paid by the Certificateholders requesting the investigation;

(f) The Trustee and the Securities  Administrator  may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or through Affiliates,  agents or attorneys;  provided,  however, that the Trustee may not appoint any agent  (other  than the  Custodian)  to perform its  custodial  functions  with  respect to the
Mortgage Files or paying agent  functions  under this Agreement  without the express  written consent of the Master
Servicer,  which consent will not be unreasonably  withheld.  Neither the Trustee nor the Securities  Administrator
shall be liable  or  responsible  for the  misconduct  or  negligence  of any of the  Trustee's  or the  Securities
Administrator's  agents or  attorneys  or a custodian  or paying  agent  appointed  hereunder by the Trustee or the
Securities Administrator with due care and, when required, with the consent of the Master Servicer;

(g)               Should the  Trustee or the  Securities  Administrator  deem the nature of any action  required on
its  part,  other  than  a  payment  or  transfer  by  the  Securities   Administrator  under  Section  4.01(b)  or
Section 4.04, to be unclear, the Trustee or the Securities Administrator,  respectively,  may require prior to such action that it be provided by the Depositor with reasonable further instructions;

(h) The right of the Trustee or the Securities  Administrator to perform any  discretionary  act enumerated in this
Agreement  shall not be  construed as a duty,  and neither the Trustee nor the  Securities  Administrator  shall be accountable for other than its negligence or willful misconduct in the performance of any such act;

(i) Neither the Trustee nor the Securities  Administrator shall be required to give any bond or surety with respect to the  execution  of the trust  created  hereby or the powers  granted  hereunder,  except as  provided in Section
9.07; and

(j)               Neither  the  Trustee  nor the  Securities  Administrator  shall  have  any duty to  conduct  any affirmative  investigation  as to the occurrence of any condition  requiring the repurchase of any Mortgage Loan by the Sponsor  pursuant to this  Agreement,  the Mortgage Loan  Purchase  Agreement or the  Subsequent  Mortgage Loan
Purchase Agreement, as applicable, or the eligibility of any Mortgage Loan for purposes of this Agreement.

Section 9.03. Trustee and Securities  Administrator  Not Liable for  Certificates or Mortgage  Loans.  The recitals contained  herein  and in the  Certificates  (other  than the  signature  and  countersignature  of the  Securities
Administrator on the Certificates)  shall be taken as the statements of the Depositor,  and neither the Trustee nor the Securities  Administrator  shall have any  responsibility  for their  correctness.  Neither the Trustee nor the
Securities  Administrator  makes any  representation  as to the validity or sufficiency of the Certificates  (other than the signature and  countersignature  of the Securities  Administrator on the  Certificates) or of any Mortgage
Loan except as expressly  provided in Sections 2.02 and 2.05 hereof;  provided,  however,  that the foregoing shall not relieve the Trustee of the  obligation to review the Mortgage  Files  pursuant to Sections  2.02 and 2.04.  The
Securities  Administrator's  signature and  countersignature (or countersignature of its agent) on the Certificates shall be  solely  in its  capacity  as  Securities  Administrator  and shall not  constitute  the  Certificates  an obligation  of the  Securities  Administrator  in any  other  capacity.  Neither  the  Trustee  nor the  Securities
Administrator  shall be accountable  for the use or application by the Depositor of any of the  Certificates  or of
the proceeds of such  Certificates,  or for the use or  application of any funds paid to the Depositor with respect to the  Mortgage  Loans.  Subject to the  provisions  of  Section 2.05,  neither  the  Trustee  nor the  Securities
Administrator  shall be  responsible  for the legality or validity of this  Agreement or any document or instrument relating to this  Agreement,  the  validity of the  execution  of this  Agreement  or of any  supplement  hereto or instrument of further  assurance,  or the validity,  priority,  perfection or  sufficiency  of the security for the
Certificates  issued  hereunder  or  intended  to be issued  hereunder.  Neither  the  Trustee  nor the  Securities
Administrator  shall  at any time  have any  responsibility  or  liability  for or with  respect  to the  legality, validity and  enforceability  of any Mortgage or any Mortgage  Loan, or the perfection and priority of any Mortgage or the  maintenance  of any such  perfection and priority,  or for or with respect to the  sufficiency of the Trust
Fund or its ability to generate  the  payments  to be  distributed  to  Certificateholders,  under this  Agreement.
Neither the Trustee nor the  Securities  Administrator  shall have any  responsibility  for filing any financing or continuation  statement in any public office at any time or to otherwise  perfect or maintain the perfection of any security  interest  or lien  granted to it  hereunder  or to record  this  Agreement  other  than any  continuation statements filed by the Trustee pursuant to Section 3.20.

Section 9.04. Trustee  and  Securities  Administrator  May  Own  Certificates.   The  Trustee  and  the  Securities
Administrator  in  their   individual   capacities  or  in  any  capacity  other  than  as  Trustee  or  Securities
Administrator,  hereunder  may become the owner or pledgee of any  Certificates  with the same rights it would have if it were not the  Trustee  or the  Securities  Administrator,  as  applicable,  and may  otherwise  deal with the parties hereto.

Section 9.05. Trustee's and  Securities  Administrator's  Fees and  Expenses.  The fees and expenses of the Trustee shall be paid in  accordance  with a side  letter  agreement  between  the  Trustee  and the Master  Servicer.  The
Securities  Administrator  shall  be paid by the  Master  Servicer  from the  Master  Servicer's  compensation.  In addition,  the Trustee and the Securities  Administrator will be entitled to recover from the Distribution  Account pursuant to Section 4.05(l) all reasonable  out-of-pocket expenses,  disbursements and advances and the expenses of the Trustee and the  Securities  Administrator,  respectively,  in connection  with such Person's  compliance  with
Section 3.23, any Event of Default,  any breach of this  Agreement,  the  termination of the Master  Servicer,  the appointment of a successor  Master  Servicer and, if applicable,  any transfer of servicing as set forth in Section
8.02(b),  or as otherwise  set forth  herein,  or any claim or legal action  (including  any pending or  threatened claim or legal action)  incurred or made by or against the Trustee or the Securities  Administrator,  respectively, in the administration of the trusts hereunder  (including the reasonable  compensation,  expenses and disbursements of its counsel)  except any such expense,  disbursement  or advance as may arise from its negligence or intentional misconduct or which is the  responsibility  of the  Certificateholders.  If funds in the  Distribution  Account are insufficient  therefor,  the  Trustee  and the  Securities  Administrator  shall  recover  such  expenses  from the
Depositor.  Such compensation and  reimbursement  obligation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust.

Section 9.06. Eligibility  Requirements  for Trustee and  Securities  Administrator.  The Trustee and any successor
Trustee and the  Securities  Administrator  and any  successor  Securities  Administrator  shall  during the entire duration of this Agreement be a state bank or trust company or a national banking  association  organized and doing business  under the laws of such state or the United  States of  America,  authorized  under such laws to  exercise corporate trust powers,  having a combined  capital and surplus and undivided  profits of at least  $40,000,000 or, in the case of a  successor  Trustee,  $50,000,000,  subject  to  supervision  or  examination  by federal or state authority  and, in the case of the  Trustee,  rated "BBB" or higher by S&P with respect to their  long-term  rating and rated  "BBB" or  higher by S&P and  "Baa2" or higher by  Moody's  with  respect  to any  outstanding  long-term unsecured  unsubordinated  debt,  and, in the case of a successor  Trustee or  successor  Securities  Administrator other than pursuant to  Section 9.10,  rated in one of the two highest  long-term debt  categories of, or otherwise acceptable  to, each of the Rating  Agencies.  If the Trustee  publishes  reports of condition  at least  annually, pursuant to law or to the requirements of the aforesaid  supervising or examining authority,  then for the purposes of this  Section 9.06 the combined  capital and surplus of such corporation  shall be deemed to be its total equity capital  (combined  capital and surplus) as set forth in its most recent report of condition so published.  In case at any time the  Trustee  or the  Securities  Administrator  shall  cease to be  eligible  in  accordance  with the provisions of this  Section 9.06,  the Trustee or the  Securities  Administrator  shall resign  immediately  in the manner and with the effect specified in Section 9.08.

Section 9.07. Insurance.  The Trustee and the Securities  Administrator,  at their own expense,  shall at all times maintain  and keep in full  force and  effect:  (i) fidelity  insurance,  (ii) theft  of  documents  insurance  and
(iii) forgery  insurance (which may be collectively  satisfied by a "Financial Institution Bond" and/or a "Bankers'
Blanket Bond").  All such insurance  shall be in amounts,  with standard  coverage and subject to  deductibles,  as are  customary  for  insurance  typically  maintained  by banks or their  affiliates  which act as  custodians  for investor-owned  mortgage  pools. A certificate of an officer of the Trustee or the Securities  Administrator  as to
the  Trustee's  or the  Securities  Administrator's,  respectively,  compliance  with  this  Section 9.07  shall be furnished to any Certificateholder upon reasonable written request.

Section 9.08. Resignation  and  Removal of the  Trustee  and  Securities  Administrator.  (a) The  Trustee  and the
Securities  Administrator  may at any time resign and be discharged from the Trust hereby created by giving written notice thereof to the Depositor and the Master Servicer,  with a copy to the Rating  Agencies.  Upon receiving such notice of  resignation,  the  Depositor  shall  promptly  appoint  a  successor  Trustee  or  successor  Securities
Administrator,  as  applicable,  by  written  instrument,  in  triplicate,  one copy of which  instrument  shall be delivered to each of the resigning  Trustee or Securities  Administrator,  as applicable,  the successor Trustee or
Securities  Administrator,  as applicable.  If no successor Trustee or Securities  Administrator shall have been so appointed  and have  accepted  appointment  within 30 days  after the  giving of such  notice of  resignation,  the resigning  Trustee  or  Securities  Administrator  may  petition  any  court  of  competent  jurisdiction  for  the appointment of a successor Trustee or Securities Administrator.

(b) If at any time the Trustee or the Securities  Administrator  shall cease to be eligible in accordance  with the provisions of Section 9.06  and shall fail to resign after written  request  therefor by the Depositor or if at any time the  Trustee  or the  Securities  Administrator  shall  become  incapable  of acting,  or shall be  adjudged a bankrupt or insolvent,  or a receiver of the Trustee or the  Securities  Administrator,  as  applicable,  or of its property  shall be appointed,  or any public  officer shall take charge or control of the Trustee or the Securities
Administrator,  as applicable,  or of its property or affairs for the purpose of  rehabilitation,  conservation  or liquidation,  then the Depositor shall promptly  remove the Trustee,  or shall be entitled to remove the Securities
Administrator,  as applicable,  and appoint a successor  Trustee or Securities  Administrator,  as  applicable,  by written  instrument,  in  triplicate,  one copy of which  instrument  shall be  delivered to each of the Trustee or
Securities  Administrator,  as applicable,  so removed, and the successor Trustee or Securities  Administrator,  as applicable.

(c) The Holders of Certificates  evidencing  Fractional  Undivided  Interests  aggregating not less than 51% of the
Trust Fund may at any time remove the Trustee or the Securities  Administrator  and appoint a successor  Trustee or
Securities  Administrator by written instrument or instruments,  in quintuplicate,  signed by such Holders or their attorneys-in-fact duly authorized,  one complete set of which instruments shall be delivered to the Depositor,  the
Master  Servicer,  the  Securities  Administrator  (if the Trustee is  removed),  the  Trustee  (if the  Securities
Administrator  is  removed),  and  the  Trustee  or  Securities  Administrator  so  removed  and the  successor  so appointed.  In the event that the Trustee or  Securities  Administrator  is removed by the Holders of  Certificates in accordance  with this  Section 9.08(c),  the Holders of such  Certificates  shall be responsible  for paying any compensation  payable  hereunder to a successor  Trustee or successor  Securities  Administrator,  in excess of the amount paid hereunder to the predecessor Trustee or predecessor Securities Administrator, as applicable.

(d) No  resignation  or removal of the  Trustee or the  Securities  Administrator  and  appointment  of a successor
Trustee or Securities  Administrator  pursuant to any of the provisions of this Section 9.08 shall become effective
except  upon  appointment  of  and  acceptance  of  such  appointment  by  the  successor   Trustee  or  Securities
Administrator as provided in Section 9.09.

Section 9.09. Successor  Trustee and Successor  Securities  Administrator.  (a) Any successor Trustee or Securities
Administrator  appointed as provided in  Section 9.08  shall execute,  acknowledge and deliver to the Depositor and to its predecessor  Trustee or Securities  Administrator an instrument  accepting such appointment  hereunder.  The resignation  or removal of the  predecessor  Trustee or Securities  Administrator  shall then become  effective and such  successor  Trustee or Securities  Administrator,  without any further act, deed or  conveyance,  shall become fully vested with all the rights,  powers,  duties and obligations of its predecessor  hereunder,  with like effect as if  originally  named as Trustee or  Securities  Administrator  herein.  The  predecessor  Trustee or Securities
Administrator  shall,  after its receipt of payment in full of its outstanding  fees and expenses  promptly deliver to the successor Trustee or Securities  Administrator,  as applicable,  all assets and records of the Trust held by it hereunder,  and the Depositor and the  predecessor  Trustee or Securities  Administrator,  as applicable,  shall execute and deliver  such  instruments  and do such other things as may  reasonably  be required for more fully and certainly  vesting and confirming in the successor  Trustee or Securities  Administrator,  as applicable,  all such rights, powers, duties and obligations.

(b) No successor  Trustee or Securities  Administrator  shall accept  appointment as provided in this  Section 9.09 unless at the time of such acceptance such successor  Trustee or Securities  Administrator  shall be eligible under the provisions of Section 9.06.

(c) Upon  acceptance  of  appointment  by a  successor  Trustee or  Securities  Administrator  as  provided in this
Section 9.09,  the  successor  Trustee or  Securities  Administrator  shall mail notice of the  succession  of such
Trustee  or  Securities  Administrator  hereunder  to all  Certificateholders  at their  addresses  as shown in the
Certificate  Register and to the Rating  Agencies.  The Company  shall pay the cost of any mailing by the successor
Trustee or Securities Administrator.

Section 9.10. Merger or  Consolidation of Trustee or Securities  Administrator.  Any state bank or trust company or national banking  association into which the Trustee or the Securities  Administrator may be merged or converted or with which it may be  consolidated  or any state bank or trust company or national  banking  association  resulting from any merger,  conversion or consolidation to which the Trustee or the Securities  Administrator,  respectively, shall be a party,  or any  state  bank or trust  company  or  national  banking  association  succeeding  to all or substantially  all of the corporate  trust business of the Trustee or the Securities  Administrator,  respectively, shall be the  successor of the Trustee or the  Securities  Administrator,  respectively,  hereunder,  provided such state  bank or  trust  company  or  national  banking  association  shall  be  eligible  under  the  provisions  of
Section 9.06.  Such succession  shall be valid without the execution,  delivery of notice or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 9.11. Appointment of Co-Trustee or Separate Trustee.  (a)  Notwithstanding  any other provisions hereof, at any time, for the purpose of meeting any legal  requirements of any  jurisdiction in which any part of the Trust or property  constituting  the same may at the time be located,  the  Depositor and the Trustee  acting  jointly shall have the power and shall  execute and  deliver  all  instruments  to appoint  one or more  Persons  approved by the
Trustee and the Depositor to act as co-trustee or  co-trustees,  jointly with the Trustee,  or separate  trustee or separate trustees,  of all or any part of the Trust, and to vest in such Person or Persons, in such capacity,  such title to the Trust, or any part thereof,  and, subject to the other provisions of this  Section 9.11,  such powers, duties, obligations, rights and trusts as the Depositor and the Trustee may consider necessary or desirable.

(b) If the Depositor shall not have joined in such appointment  within 15 days after the receipt by it of a written request so to do, the Trustee shall have the power to make such appointment without the Depositor.

(c) No co-trustee or separate  trustee  hereunder shall be required to meet the terms of eligibility as a successor
Trustee under  Section 9.06  hereunder and no notice to  Certificateholders  of the appointment of co-trustee(s) or separate trustee(s) shall be required under Section 9.08 hereof.

(d) In the case of any appointment of a co-trustee or separate trustee pursuant to this  Section 9.11,  all rights, powers,  duties and  obligations  conferred  or imposed  upon the Trustee  and  required  to be  conferred  on such co-trustee  shall be conferred or imposed upon and exercised or performed by the Trustee and such separate  trustee or co-trustee  jointly,  except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed  (whether as Trustee  hereunder or as successor  to the Master  Servicer  hereunder),  the
Trustee  shall be  incompetent  or  unqualified  to perform such act or acts,  in which event such rights,  powers, duties  and  obligations  (including  the  holding  of  title  to the  Trust  or any  portion  thereof  in any such jurisdiction)  shall be exercised  and  performed by such  separate  trustee or  co-trustee at the direction of the
Trustee.

(e) Any notice,  request or other  writing  given to the Trustee  shall be deemed to have been given to each of the then separate  trustees and co-trustees,  as effectively as if given to each of them.  Every instrument  appointing any separate  trustee or  co-trustee  shall refer to this  Agreement  and the  conditions  of this Article IX. Each separate trustee and co-trustee,  upon its acceptance of the trusts conferred,  shall be vested with the estates or property  specified in its instrument of  appointment,  either  jointly with the Trustee or  separately,  as may be provided therein,  subject to all the provisions of this Agreement,  specifically including every provision of this
Agreement  relating to the conduct of, affecting the liability of, or affording  protection to, the Trustee.  Every such instrument shall be filed with the Trustee.

(f) To the extent not prohibited by law, any separate trustee or co-trustee may, at any time,  request the Trustee, its agent or  attorney-in-fact,  with full power and authority,  to do any lawful act under or with respect to this
Agreement on its behalf and in its name.  If any separate  trustee or  co-trustee  shall die,  become  incapable of acting,  resign or be removed,  all of its  estates,  properties  rights,  remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor Trustee.

(g) No trustee under this Agreement shall be personally  liable by reason of any act or omission of another trustee under this  Agreement.  The Depositor and the Trustee acting  jointly may at any time accept the  resignation of or remove any separate trustee or co-trustee.

Section 9.12. Federal  Information  Returns  and  Reports  to  Certificateholders;  REMIC  Administration.  (a) For
federal  income tax  purposes,  the taxable year of each 2006-1 REMIC shall be a calendar  year and the  Securities
Administrator  shall  maintain  or cause the  maintenance  of the books of each such  2006-1  REMIC on the  accrual method of accounting.

(b) The Securities  Administrator  shall prepare and file or cause to be filed with the Internal  Revenue  Service, and the Trustee shall upon the written  instruction of the Securities  Administrator  sign, Federal tax information returns or  elections  required  to be made  hereunder  with  respect to each  2006-1  REMIC,  the Trust  Fund,  if applicable,  and the  Certificates  containing  such  information  and at the  times  and in the  manner  as may be required by the Code or applicable  Treasury  regulations,  and the Securities  Administrator shall furnish to each
Holder of  Certificates  at any time  during  the  calendar  year for which such  returns or reports  are made such statements  or  information  at the  times  and in the  manner  as may  be  required  thereby,  including,  without limitation,  reports relating to mortgaged property that is abandoned or foreclosed,  receipt of mortgage interests in kind in a trade or business,  a  cancellation  of  indebtedness,  interest,  original  issue discount and market discount or premium (using a constant  prepayment  assumption of 30% CPR for the Group I Mortgage Loans and 25% CPR
for the Group II Mortgage Loans).  The Securities  Administrator will apply for an Employee  Identification  Number from the IRS  under  Form  SS-4 or any  other  acceptable  method  for all tax  entities.  In  connection  with the foregoing,  the  Securities  Administrator  shall timely  prepare and file,  and the Trustee shall upon the written instruction of the Securities  Administrator  sign, IRS Form 8811,  which shall provide the name and address of the person who can be contacted to obtain  information  required to be reported to the holders of regular  interests in each 2006-1 REMIC (the "REMIC  Reporting  Agent").  The  Securities  Administrator  on behalf of the Trustee  shall make  elections to treat each 2006-1 REMIC as a REMIC (which  elections  shall apply to the taxable  period  ending
December 31,  2006  and  each  calendar  year  thereafter)  in  such  manner  as the  Code or  applicable  Treasury regulations  may prescribe,  and as described by the Securities  Administrator.  The Trustee shall upon the written instruction of the Securities  Administrator  sign all tax information  returns filed pursuant to this  Section and any other  returns as may be required by the Code.  The Holder of the largest  percentage  interest in the Residual
Certificates is hereby  designated as the "Tax Matters Person"  (within the meaning of Treas.  Reg.  §§1.860F-4(d))
for each 2006-1 REMIC. The Securities  Administrator  is hereby  designated and appointed as the agent of each such
Tax Matters  Person.  Any Holder of a Residual  Certificate  will by  acceptance  thereof  appoint  the  Securities
Administrator as agent and  attorney-in-fact  for the purpose of acting as Tax Matters Person for each 2006-1 REMIC during such time as the  Securities  Administrator  does not own any such Residual  Certificate.  In the event that the Code or applicable Treasury  regulations  prohibit the Trustee from signing tax or information returns or other statements,  or the Securities  Administrator  from acting as agent for the Tax Matters Person, the Trustee and the
Securities  Administrator  shall take whatever  action that in their sole good faith  judgment is necessary for the proper filing of such information  returns or for the provision of a tax matters person,  including  designation of the  Holder of the  largest  percentage  interest  in a  Residual  Certificate  to sign such  returns or act as tax matters person.  Each Holder of a Residual Certificate shall be bound by this Section.

(c) The  Securities  Administrator  shall  provide  upon  request  and  receipt of  reasonable  compensation,  such information  as  required in  Section 860D(a)(6)(B)  of the Code to the  Internal  Revenue  Service,  to any Person
purporting to transfer a Residual  Certificate  to a Person other than a transferee  permitted by  Section 5.05(b), and to any regulated  investment  company,  real estate investment trust,  common trust fund,  partnership,  trust, estate,  organization  described in  Section 1381  of the Code,  or nominee  holding an interest in a  pass-through entity  described in  Section 860E(e)(6)  of the Code, any record holder of which is not a transferee  permitted by
Section 5.05(b) (or which is deemed by statute to be an entity with a disqualified member).

(d) The  Securities  Administrator  shall  prepare and file or cause to be filed,  and the  Trustee  shall upon the written  instruction of the Securities  Administrator  sign, any state income tax returns required under Applicable
State Law with respect to each REMIC or the Trust Fund.

(e) Notwithstanding  any other  provision of this  Agreement,  the Securities  Administrator  shall comply with all federal withholding  requirements  respecting payments to Certificateholders of interest or original issue discount on the Mortgage Loans,  that the Securities  Administrator  reasonably  believes are applicable under the Code. The consent  of  Certificateholders  shall  not  be  required  for  such  withholding.  In  the  event  the  Securities
Administrator  withholds any amount from interest or original  issue discount  payments or advances  thereof to any
Certificateholder  pursuant to federal withholding requirements,  the Securities Administrator shall, together with its monthly report to such Certificateholders, indicate such amount withheld.

(f) The Trustee and the Securities  Administrator each agrees to indemnify the Trust Fund and the Depositor for any taxes and costs including,  without limitation,  any reasonable  attorneys fees imposed on or incurred by the Trust
Fund,  the Depositor or the Master  Servicer,  as a result of a breach by such party of such party's  covenants set forth in this Section 9.12;  provided,  however, such liability and obligation to indemnify in this paragraph shall be several and not joint and the Trustee and the  Securities  Administrator  shall not be liable or be obligated to indemnify  the Trust Fund for the  failure by the other to perform any duty under this  Agreement  or the breach by the other of any covenant in this Agreement.

                                                     ARTICLE X
                                                    Termination

Section 10.01. Termination  Upon  Repurchase  by EMC or its  Designee or  Liquidation  of the Mortgage  Loans.  (a)
Subject to  Section 10.02,  the respective  obligations and  responsibilities  of the Depositor,  the Trustee,  the
Master  Servicer and the  Securities  Administrator  created  hereby,  other than the  obligation of the Securities
Administrator to make payments to Certificateholders as set forth in this Section 10.01 shall terminate:

(i) in accordance  with Section  10.01(c),  the  repurchase by or at the direction of EMC or its designee of all of the Mortgage  Loans in each of Loan Group I and Loan Group II (which  repurchase of the Group I Mortgage  Loans and the Group II Mortgage Loans may occur on separate  dates) and all related REO Property  remaining in the Trust at a price (the  "Termination  Purchase  Price") equal to the sum of (without  duplication)  (a) 100% of the Outstanding
Principal  Balance of each  Mortgage Loan in such Loan  Group (other  than a Mortgage Loan related to REO Property)
as of the date of repurchase,  net of the principal  portion of any  unreimbursed  Monthly Advances on the Mortgage
Loans  relating to the  Mortgage  Loans made by the  purchaser,  plus  accrued but unpaid  interest  thereon at the applicable  Mortgage  Interest  Rate to,  but not  including,  the first day of the  month of  repurchase,  (b) the appraised  value of any  related  REO  Property,  less the good faith  estimate  of the  Depositor  of  liquidation expenses to be incurred in  connection  with its  disposal  thereof  (but not more than the  Outstanding  Principal
Balance of the related Mortgage Loan,  together with interest at the applicable  Mortgage  Interest Rate accrued on that balance but unpaid to, but not  including,  the first day of the month of  repurchase),  such  appraisal to be calculated by an appraiser  mutually  agreed upon by the Depositor and the Trustee at the expense of the Depositor,
(c) unreimbursed  out-of pocket costs of the Master Servicer,  including  unreimbursed  servicing  advances and the principal  portion of any  unreimbursed  Monthly  Advances,  made on the Mortgage Loans in such Loan Group prior to the exercise of such  repurchase  right,  (d) any costs and damages  incurred by the Trust in  connection  with any violation of any  predatory  or abusive  lending laws with  respect to a Mortgage  Loan,  and (e) any  unreimbursed costs  and  expenses  of  the  Trustee,  the  Custodian  and  the  Securities  Administrator  payable  pursuant  to
Section 9.05;

(ii) the later of the making of the final payment or other  liquidation,  or any advance with respect  thereto,  of the last Mortgage Loan,  remaining in the Trust Fund or the  disposition  of all property  acquired with respect to any Mortgage Loan; provided,  however,  that in the event that an advance has been made, but not yet recovered,  at the time of such  termination,  the Person having made such advance  shall be entitled to receive,  notwithstanding such termination, any payments received subsequent thereto with respect to which such advance was made; or

(iii) the payment to the Certificateholders of all amounts required to be paid to them pursuant to this Agreement.

(b) In no event, however,  shall the Trust created hereby continue beyond the expiration of 21 years from the death of the last  survivor of the  descendants  of Joseph P.  Kennedy,  the late  Ambassador of the United States to the
Court of St. James's, living on the date of this Agreement.

(c) (i)           The  right of EMC or its  designee  to  repurchase  Group I  Mortgage  Loans and  related  assets described in Section  10.01(a)(i)  above shall be exercisable only if the aggregate Stated Principal Balance of the
Mortgage Loans at the time of any such repurchase is less than 20% of the sum of the Cut-off Date Balance.

(ii) The right of EMC or its  designee to  repurchase  Group II  Mortgage  Loans and related  assets  described  in
Section  10.01(a)(i)  above shall be exercisable  only if the aggregate  Stated  Principal  Balance of the Mortgage
Loans at the time of any such repurchase is less than 10% of the sum of the Cut-off Date Balance.

(iii) The right of EMC or its  designee  to  repurchase  all the  assets of the Trust  Fund  described  in  Section
10.01(a)(i)  above shall also be exercisable if the  Depositor,  based upon an Opinion of Counsel  addressed to the
Depositor,  the Trustee and the Securities  Administrator  has determined that the REMIC status of any 2006-1 REMIC has been lost or that a substantial  risk exists that such REMIC status will be lost for the  then-current  taxable year.

(iv) At any time  thereafter,  in the case of (i) and (ii) or (iii) above,  EMC may elect to  terminate  any 2006-1
REMIC at any time,  and upon such  election,  the Depositor or its  designee,  shall  purchase in  accordance  with
Section 10.01(a)(i) above all the assets of the Trust Fund.

(d) The Securities  Administrator  shall give notice of any termination to the  Certificateholders,  with a copy to the Master Servicer,  the Trustee and the Rating Agencies upon which the  Certificateholders  shall surrender their
Certificates to the Securities  Administrator for payment of the final  distribution and cancellation.  Such notice shall be given by letter,  mailed not  earlier  than the l5th day and not later than the 25th day of the month next preceding  the month of such final  distribution,  and shall  specify  (i) the  Distribution  Date upon which final payment of the  Certificates  will be made upon  presentation  and surrender of the  Certificates  at the Corporate
Trust Office of the Securities  Administrator  therein  designated,  (ii) the  amount of any such final payment and
(iii) that the Record Date otherwise  applicable to such Distribution  Date is not applicable,  payments being made only upon  presentation  and  surrender  of the  Certificates  at the  Corporate  Trust  Office  of the  Securities
Administrator therein specified.

(e) If the  option of EMC to  repurchase  or cause the  repurchase  of all Group I  Mortgage  Loans or the Group II
Mortgage Loans and the related  assets  described in Section  10.01(c) above is exercised,  EMC and/or its designee shall deliver to the Securities  Administrator for deposit in the Distribution  Account,  by the Business Day prior to the  applicable  Distribution  Date, an amount equal to the  Termination  Purchase  Price of the Mortgage  Loans
being  repurchased on such Distribution  Date. Upon  presentation and surrender of the related  Certificates by the related  Certificateholders,  the Securities Administrator shall distribute to such Certificateholders from amounts then on  deposit  in the  Distribution  Account  an  amount  determined  as  follows:  with  respect  to each  such
Certificate  (other than the Class II-X  Certificates,  the Residual  Certificates and the Class XP  Certificates),
the  outstanding  Certificate  Principal  Balance,  plus with  respect  to each such  Certificate  (other  than the
Residual Certificates and the Class XP Certificates),  one month's interest thereon at the applicable  Pass-Through
Rate;  and with  respect  to the  Class R  Certificates  and the Class XP  Certificates,  the  percentage  interest evidenced  thereby  multiplied by the  difference,  if any,  between the above described  repurchase  price and the aggregate  amount  to be  distributed  to  the  Holders  of the  related  Certificates  (other  than  the  Residual
Certificates and the Class XP  Certificates).  If the amounts then on deposit in the  Distribution  Account are not sufficient to pay all of the related  Certificates in full (other than the Residual  Certificates  and the Class XP
Certificates),  any such  deficiency  will be allocated in the case of a repurchase of the Group I Mortgage  Loans, first, to the Class I-B  Certificates,  in inverse order of their numerical  designation,  second, to the Class I-M
Certificates,  in inverse order of their numerical designation,  and then to the related Senior Certificates,  on a pro rata  basis  and in the  case of a  repurchase  of the  Group II  Mortgage  Loans,  first,  to the  Class  II-B
Certificates,  in inverse order of their numerical designation,  and then to the related Senior Certificates,  on a pro rata basis.  Upon deposit of the required  repurchase price and following such final  Distribution Date for the related  Certificates,  the Trustee  shall,  or shall cause the  Custodian to,  promptly  release to EMC and/or its designee the Mortgage Files for the remaining  applicable  Mortgage  Loans,  and the Accounts with respect  thereto shall terminate,  subject to the Securities  Administrator's  obligation to hold any amounts payable to the related
Certificateholders  in trust without  interest  pending final  distributions  pursuant to Section  10.01(g).  After final  distributions  pursuant to Section 10.01(g) to all  Certificateholders,  any other amounts  remaining in the
Accounts will belong to the Depositor.

(f) In the event that this  Agreement is terminated by reason of the payment or  liquidation  of all Mortgage Loans or the  disposition of all property  acquired with respect to all Mortgage Loans under Section  10.01(a)(ii) above, upon the  presentation  and surrender of the  Certificates,  the Securities  Administrator  shall distribute to the remaining  Certificateholders,  in accordance with their respective interests,  all distributable amounts remaining in the  Distribution  Account.  Following  such final  Distribution  Date,  the  Trustee  shall  release  (or shall instruct the  Custodian,  on its behalf,  to release)  promptly to the Depositor or its designee the Mortgage Files for the  remaining  Mortgage  Loans,  and the  Distribution  Account  shall  terminate,  subject to the  Securities
Administrator's  obligation  to hold any  amounts  payable  to the  Certificateholders  in trust  without  interest pending final distributions pursuant to this Section  10.01(f).

(g) If not all of the  Certificateholders  shall surrender their  Certificates for  cancellation  within six months after the time specified in the  above-mentioned  written notice, the Securities  Administrator shall give a second written notice to the remaining  Certificateholders  to surrender their  Certificates  for cancellation and receive the  final  distribution  with  respect  thereto.  If  within  six  months  after the  second  notice,  not all the
Certificates  shall have been  surrendered for  cancellation,  the Securities  Administrator  may take  appropriate steps,  or appoint any agent to take  appropriate  steps,  to contact the remaining  Certificateholders  concerning surrender  of their  Certificates,  and the cost  thereof  shall be paid out of the funds and  other  assets  which remain subject to this Agreement.

(h) EMC, if it is not the Master Servicer,  or its designee,  as applicable,  shall be deemed to represent that one of the  following  will be true and  correct:  (i) the  exercise  of the  optional  termination  right set forth in
Section 10.01 shall not result in a non-exempt  prohibited  transaction  under ERISA or Section 4975 of the Code or
(ii) EMC or such designee,  as  applicable,  is (A) not a party in interest with respect to any Plan and (B) is not a "benefit plan investor"  (other than a plan  sponsored or maintained by EMC or the designee,  as the case may be, provided that no assets of such plan are invested or deemed to be invested in the  Certificates).  If the holder of the optional  termination  right is unable to exercise  such option by reason of the preceding  sentence,  then the
Master Servicer may exercise such option.

Section 10.02. Additional  Termination  Requirements.  (a) If the option of the  Depositor  to  repurchase  all the
Mortgage  Loans  under  Section  10.01(a)(i)  above is  exercised,  the Trust Fund and each  2006-1  REMIC shall be terminated in accordance  with the following  additional  requirements,  unless the Trustee has been furnished with an Opinion of Counsel  addressed  to the  Trustee to the effect  that the  failure of the Trust to comply  with the requirements of this Section 10.02 will not (i) result in the imposition of taxes on "prohibited  transactions"  as defined in Section  860F of the Code on each  2006-1  REMIC or (ii) cause any 2006-1  REMIC to fail to qualify as a
2006-1 REMIC at any time that any Regular Certificates are outstanding:

(i) within 90 days prior to the final  Distribution  Date, at the written  direction of Depositor,  the  Securities
Administrator,  as agent for the  respective  Tax Matters  Persons,  shall adopt a plan of complete  liquidation of each 2006-1 REMIC in the case of a termination  under Section  10.01(a)(i).  Such plan,  which shall be provided to the Securities  Administrator  by the Depositor,  shall meet the  requirements of a "qualified  liquidation"  under
Section 860F of the Code and any regulations thereunder.

(ii) the Depositor  shall notify the Trustee and the Securities  Administrator  at the  commencement of such 90-day liquidation  period  and,  at or prior  to the  time of  making  of the  final  payment  on the  Certificates,  the
Securities  Administrator  shall  sell or  otherwise  dispose of all of the  remaining  assets of the Trust Fund in accordance with the terms hereof; and

(iii) at or after the time of adoption of such a plan of complete  liquidation  of any 2006-1 REMIC and at or prior to the final  Distribution  Date, the Securities  Administrator  shall sell for cash all of the assets of the Trust to or at the direction of the Depositor, and each 2006-1 REMIC, shall terminate at such time.

(b) By their acceptance of the Residual Certificates,  the Holders thereof hereby (i) agree to adopt such a plan of complete  liquidation  of the related  2006-1  REMIC upon the written  request of the  Depositor,  and to take such action in connection  therewith as may be reasonably  requested by the Depositor and  (ii) appoint the Depositor as their  attorney-in-fact,  with full  power of  substitution,  for  purposes  of  adopting  such a plan of  complete liquidation.  The  Securities  Administrator  on behalf of the  Trustee  shall  adopt such plan of  liquidation  by filing the  appropriate  statement  on the final tax return of each 2006-1  REMIC.  Upon  complete  liquidation  or final distribution of all of the assets of the Trust Fund, the Trust Fund and each 2006-1 REMIC shall terminate.

                                                    ARTICLE XI
                                             Miscellaneous Provisions

Section 11.01. Intent of  Parties.  The  parties  intend  that each  2006-1  REMIC  shall be treated as a REMIC for federal income tax purposes and that the  provisions of this  Agreement  should be construed in furtherance of this intent.  Notwithstanding any other express or implied agreement to the contrary,  the Sponsor, the Master Servicer, the Securities  Administrator,  the Depositor,  the Trustee,  each recipient of the related  Prospectus  Supplement and, by its acceptance  thereof,  each holder of a Certificate,  agrees and acknowledges that each party hereto has agreed that each of them and their  employees,  representatives  and other agents may  disclose,  immediately  upon commencement of  discussions,  to any and all persons the tax treatment and tax structure of the  Certificates  and the 2006-1 REMICs,  the transactions  described herein and all materials of any kind (including  opinions and other tax  analyses)  that are provided to any of them  relating to such tax  treatment  and tax  structure  except where confidentiality  is reasonably  necessary to comply with the securities  laws of any applicable  jurisdiction.  For purposes of this  paragraph,  the terms "tax treatment" and "tax structure" have the meanings set forth in Treasury
Regulation Sections 1.6011-4(c), 301.6111-2(c) and 301.6112-1(d).

Section 11.02. Amendment.  (a) This Agreement may be amended from time to time by the Company,  the Depositor,  the
Master  Servicer,  the  Securities  Administrator  and the Trustee,  without notice to or the consent of any of the
Certificateholders,  to (i) cure any  ambiguity,  (ii)  correct or  supplement  any  provisions  herein that may be defective or inconsistent with any other provisions  herein,  (iii) conform any provisions herein to the provisions in the  Prospectus,  (iv) comply with any changes in the Code,  (v) to revise or correct any  provisions to reflect the  obligations  of the  parties  to this  Agreement  as they  relate  to  Regulation  AB or (vi)  make any  other provisions with respect to matters or questions  arising under this Agreement which shall not be inconsistent  with the provisions of this  Agreement;  provided,  however,  that with respect to clauses (iv) and (vi) of this Section
11.02(a),  such action  shall not, as  evidenced by an Opinion of  Independent  Counsel,  addressed to the Trustee, adversely  affect  in any  material  respect  the  interests  of any  Certificateholder.  Notwithstanding  anything contained in Section 3.23, this Agreement shall not be amended without the agreement of all the parties hereto.

(b) This Agreement may also be amended from time to time by the Company,  the Master Servicer,  the Depositor,  the
Securities  Administrator and the Trustee,  with the consent of the Holders of Certificates  evidencing  Fractional
Undivided  Interests  aggregating  not less than 51% of the Trust Fund or of the applicable  Class or  Classes,  if such amendment affects only such Class or  Classes,  for the purpose of adding any provisions to or changing in any manner or  eliminating  any of the  provisions  of this  Agreement  or of modifying in any manner the rights of the
Certificateholders;  provided,  however,  that no such amendment  shall  (i) reduce in any manner the amount of, or delay the timing of,  payments  received on Mortgage Loans which are required to be distributed on any  Certificate without the consent of the Holder of such  Certificate,  (ii) reduce the aforesaid  percentage of Certificates  the
Holders  of which are  required  to consent  to any such  amendment,  without  the  consent  of the  Holders of all
Certificates  then  outstanding,  or (iii) cause  any 2006-1 REMIC to fail to qualify as a REMIC for federal income tax purposes,  as evidenced by an Opinion of Independent  Counsel  addressed to the Trustee which shall be provided to the Trustee other than at the Trustee's  expense.  Notwithstanding  any other provision of this  Agreement,  for purposes of the giving or withholding of consents  pursuant to this  Section 11.02(b),  Certificates  registered in the name of or held for the benefit of the Depositor,  the Securities  Administrator,  the Master Servicer,  or the
Trustee or any Affiliate  thereof shall be entitled to vote their  Fractional  Undivided  Interests with respect to matters affecting such Certificates.

(c) Promptly after the execution of any such amendment,  the Securities  Administrator shall furnish a copy of such amendment  or written  notification  of the  substance  of such  amendment  to each  Certificateholder,  the Rating
Agencies and the Trustee.

(d) In the case of an amendment under Section 11.02(b) above, it shall not be necessary for the  Certificateholders to approve the  particular  form of such an amendment.  Rather,  it shall be  sufficient if the  Certificateholders
approve  the  substance  of  the  amendment.   The  manner  of  obtaining  such  consents  and  of  evidencing  the authorization of the execution  thereof by  Certificateholders  shall be subject to such reasonable  regulations as the Securities Administrator may prescribe.

(e) Prior to the execution of any amendment to this Agreement,  the Trustee and the Securities  Administrator shall be  entitled  to  receive  and rely  upon an  Opinion  of  Counsel  addressed  to the  Trustee  and the  Securities
Administrator  stating that the  execution of such  amendment is  authorized  or permitted by this  Agreement.  The
Trustee and the Securities  Administrator  may, but shall not be obligated to, enter into any such amendment  which affects the Trustee's or the Securities  Administrator's  own respective  rights,  duties or immunities  under this
Agreement.

Section 11.03. Recordation of Agreement.  To the extent  permitted by applicable  law, this Agreement is subject to recordation in all  appropriate  public offices for real property  records in all the counties or other  comparable jurisdictions in which any or all of the Mortgaged  Properties are situated,  and in any other  appropriate  public recording office or elsewhere.  The Depositor shall effect such  recordation,  at the expense of the Trust upon the request in writing of a  Certificateholder,  but only if such  direction  is  accompanied  by an Opinion of Counsel
(provided  at the expense of the  Certificateholder  requesting  recordation)  to the effect that such  recordation would materially and beneficially affect the interests of the Certificateholders or is required by law.

Section 11.04. Limitation on Rights of  Certificateholders.  (a) The death or  incapacity of any  Certificateholder shall not terminate this Agreement or the Trust,  nor entitle such  Certificateholder's  legal  representatives  or heirs to claim an  accounting  or to take any action or  proceeding  in any court for a partition  or winding up of the Trust, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

(b) Except as expressly provided in this Agreement,  no  Certificateholders  shall have any right to vote or in any manner otherwise  control the operation and management of the Trust, or the obligations of the parties hereto,  nor shall anything  herein set forth,  or contained in the terms of the  Certificates,  be construed so as to establish
the   Certificateholders   from  time  to  time  as  partners  or  members  of  an   association;   nor  shall  any
Certificateholders  be under any  liability  to any third  Person by reason of any action  taken by the  parties to this Agreement pursuant to any provision hereof.

(c) No  Certificateholder  shall have any right by virtue of any provision of this Agreement to institute any suit, action or proceeding in equity or at law upon, under or with respect to this Agreement  against the Depositor,  the
Securities   Administrator,   the  Master   Servicer  or  any  successor  to  any  such  parties  unless   (i) such
Certificateholder  previously  shall have given to the  Securities  Administrator  a written notice of a continuing
default,  as  herein  provided,   (ii) the  Holders  of  Certificates  evidencing  Fractional  Undivided  Interests aggregating  not less than 51% of the Trust Fund shall have made  written  request  upon the  Trustee to  institute such action,  suit or  proceeding  in its own name as Trustee  hereunder and shall have offered to the Trustee such reasonable  indemnity as it may require  against the costs and expenses and  liabilities to be incurred  therein or thereby,  and  (iii) the  Trustee,  for 60 days after its receipt of such notice,  request and offer of  indemnity, shall have neglected or refused to institute any such action, suit or proceeding.

(d) No one or more  Certificateholders  shall have any right by virtue of any provision of this Agreement to affect the rights of any other  Certificateholders  or to obtain or seek to obtain  priority or preference  over any other such  Certificateholder,  or to enforce any right under this  Agreement,  except in the manner herein  provided and for the equal,  ratable and common benefit of all  Certificateholders.  For the  protection and  enforcement of the provisions  of this  Section 11.04,  each and every  Certificateholder  and the  Trustee  shall be entitled to such relief as can be given either at law or in equity.

Section 11.05. Acts of Certificateholders.  (a) Any request,  demand,  authorization,  direction,  notice, consent, waiver or other action  provided by this  Agreement to be given or taken by  Certificateholders  may be embodied in and  evidenced by one or more  instruments  of  substantially  similar tenor signed by such  Certificateholders  in person or by an agent duly  appointed  in  writing.  Except as herein  otherwise  expressly  provided,  such action shall become  effective when such  instrument or instruments  are delivered to the  Securities  Administrator  and, where it is  expressly  required,  to the  Depositor.  Proof of execution  of any such  instrument  or of a writing appointing  any such agent shall be sufficient  for any purpose of this  Agreement  and  conclusive in favor of the
Securities Administrator and the Depositor, if made in the manner provided in this Section 11.05.

(b) The fact and date of the  execution  by any  Person  of any such  instrument  or  writing  may be proved by the affidavit of a witness of such  execution or by a certificate  of a notary  public or other  officer  authorized by law to take  acknowledgments  of  deeds,  certifying  that  the  individual  signing  such  instrument  or  writing acknowledged  to him the execution  thereof.  Where such  execution is by a signer acting in a capacity  other than his or her individual  capacity,  such  certificate or affidavit shall also constitute  sufficient  proof of his or her  authority.  The fact and date of the  execution of any such  instrument  or writing,  or the  authority of the individual  executing the same,  may also be proved in any other manner which the  Securities  Administrator  deems sufficient.

(c) The  ownership  of  Certificates   (notwithstanding  any  notation  of  ownership  or  other  writing  on  such
Certificates,  except an endorsement in accordance with Section 5.02 made on a Certificate  presented in accordance with  Section 5.04)  shall be  proved  by the  Certificate  Register,  and  neither  the  Trustee,  the  Securities
Administrator,  the Depositor,  the Master  Servicer nor any successor to any such parties shall be affected by any notice to the contrary.

(d) Any request,  demand,  authorization,  direction,  notice, consent, waiver or other action of the holder of any
Certificate  shall bind every future  holder of the same  Certificate  and the holder of every  Certificate  issued upon the registration of transfer or exchange thereof,  if applicable,  or in lieu thereof with respect to anything done,  omitted or suffered to be done by the Trustee,  the  Securities  Administrator,  the  Depositor,  the Master
Servicer or any  successor  to any such party in reliance  thereon,  whether or not notation of such action is made upon such Certificates.

(e) In determining whether the Holders of the requisite percentage of Certificates  evidencing Fractional Undivided
Interests  have  given any  request,  demand,  authorization,  direction,  notice,  consent  or  waiver  hereunder,
Certificates  owned by the  Trustee,  the  Securities  Administrator,  the  Depositor,  the Master  Servicer or any
Affiliate  thereof  shall be  disregarded,  except as otherwise  provided in  Section 11.02(b)  and except that, in determining  whether the Trustee  shall be  protected  in relying  upon any such  request,  demand,  authorization, direction,  notice,  consent or waiver, only Certificates which a Responsible Officer of the Trustee actually knows to be so owned shall be so  disregarded.  Certificates  which have been pledged in good faith to the  Trustee,  the
Securities  Administrator,  the  Depositor,  the Master  Servicer  or any  Affiliate  thereof  may be  regarded  as outstanding if the pledgor  establishes to the  satisfaction of the Trustee the pledgor's right to act with respect to such  Certificates and that the pledgor is not an Affiliate of the Trustee,  the Securities  Administrator,  the
Depositor, or the Master Servicer, as the case may be.

Section 11.06. Governing Law. THIS AGREEMENT AND THE  CERTIFICATES  SHALL BE CONSTRUED IN ACCORDANCE  WITH THE LAWS
OF THE STATE OF NEW YORK  WITHOUT  REFERENCE  TO ITS  CONFLICT  OF LAWS RULES  (OTHER  THAN  SECTION  5-1401 OF THE
GENERAL  OBLIGATIONS  LAW, WHICH THE PARTIES HERETO  EXPRESSLY RELY UPON IN THE CHOICE OF SUCH LAW AS THE GOVERNING
LAW  HEREUNDER)  AND THE  OBLIGATIONS,  RIGHTS  AND  REMEDIES  OF THE  PARTIES  HEREUNDER  SHALL BE  DETERMINED  IN
ACCORDANCE WITH SUCH LAWS.

Section 11.07. Notices.  All  demands  and notices  hereunder  shall be in writing  and shall be deemed  given when delivered at (including  delivery by facsimile) or mailed by registered  mail,  return receipt  requested,  postage prepaid,  or by  recognized  overnight  courier,  to (i) in the case of the  Depositor,  Bear Stearns  Asset Backed
Securities I LLC, 383 Madison  Avenue,  New York, New York 10179,  Attention:  Chief  Counsel,  and with respect to
Reg AB  notifications  to the  Depositor at  regabnotifications@bear.com;  (ii) in the case of the Trustee,  at its
Corporate  Trust  Office,  or such other  address as may  hereafter  be furnished  to the other  parties  hereto in writing;  (iii) in  the case of the  Company,  383  Madison  Avenue,  New York,  New York  10179,  Attention:  Vice
President-Servicing,  telecopier  number:  (212)  272-5591,  or to such other address as may hereafter be furnished to the other  parties  hereto in  writing;  (iv) in the case of the Master  Servicer or  Securities  Administrator,
Wells  Fargo Bank,  National  Association,  P.O.  Box 98,  Columbia  Maryland  21046 (or, in the case of  overnight deliveries,  9062 Old Annapolis  Road,  Columbia,  Maryland  21045)  (Attention:  Corporate Trust Services - BSALTA
2006-1),  facsimile no.: (410)  715-2380,  or such other address as may hereafter be furnished to the other parties hereto in writing;  or (v) in the case of the Rating Agencies,  Moody's Investors Service,  Inc., 99 Church Street,
New York, New York 10007 and Standard & Poor's,  a division of The  McGraw-Hill  Companies,  Inc., 55 Water Street,
New  York,  New  York  10041.  Any  notice  delivered  to  the  Depositor,  the  Master  Servicer,  the  Securities
Administrator  or the Trustee under this  Agreement  shall be effective only upon receipt.  Any notice  required or permitted to be mailed to a  Certificateholder,  unless otherwise  provided  herein,  shall be given by first-class mail, postage prepaid, at the address of such  Certificateholder as shown in the Certificate  Register.  Any notice so mailed  within the time  prescribed in this  Agreement  shall be  conclusively  presumed to have been duly given when mailed, whether or not the Certificateholder receives such notice.

Section 11.08. Severability  of Provisions.  If any one or more of the covenants,  agreements,  provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants,  agreements,  provisions or terms shall be deemed severed from the remaining covenants,  agreements,  provisions or terms of this Agreement and shall in no way  affect  the  validity  or  enforceability  of the other  provisions  of this  Agreement  or of the
Certificates or the rights of the holders thereof.

Section 11.09. Successors  and Assigns.  The  provisions of this  Agreement  shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

Section 11.10. Article  and  Section Headings.  The  article and section  headings  herein are for  convenience  of reference only, and shall not limit or otherwise affect the meaning hereof.

Section 11.11. Counterparts.  This  Agreement  may be  executed in two or more  counterparts  each of which when so executed  and  delivered  shall  be an  original  but all of  which  together  shall  constitute  one and the  same instrument.

Section 11.12. Notice  to Rating  Agencies.  The  article  and  section  headings  herein  are for  convenience  of reference only, and shall not limited or otherwise affect the meaning hereof.  The Securities  Administrator  shall promptly  provide  notice to each  Rating  Agency  with  respect to each of the  following  of which a  Responsible
Officer of the Securities Administrator has actual knowledge:

1. Any material change or amendment to this Agreement or the Servicing Agreements;

2.                The occurrence of any Event of Default that has not been cured;

3.                The  resignation  or  termination  of  the  Master  Servicer,   the  Trustee  or  the  Securities
Administrator;

4.                The repurchase or substitution of any Mortgage Loans;

5.                The final payment to Certificateholders; and

6.                Any change in the location of the Distribution Account.

Section 11.13.             Effectiveness  of Amended and  Restated  Pooling and  Servicing  Agreement.  The parties hereto  agree that the  provisions  of this  Amended  and  Restated  Pooling  and  Servicing  Agreement  are hereby effective as of the Closing Date.

                                                       [PSA]

         IN WITNESS  WHEREOF,  the Depositor,  the Trustee,  the Master  Servicer and the Securities  Administrator
have caused their names to be signed hereto by their  respective  officers  thereunto duly authorized as of the day and year first above written.

                                                             BEAR STEARNS ASSET BACKED
                                                             SECURITIES I LLC, as Depositor
                                                             By:  /s/ Joseph T. Jurkowski
                                                             Name: Joseph T. Jurkowski
                                                             Title: Vice President

                                                             BANK OF NEW YORK AS SUCCESSOR TO JPMORGAN CHASE BANK,
                                                             NATIONAL ASSOCIATION, as Trustee
                                                             By:  /s/ Mirela Cabej
                                                             Name: Mirela Cabej
                                                             Title: Assitant Treasurer

                                                             WELLS FARGO BANK, NATIONAL ASSOCIATION, as Master Servicer
                                                             By:  /s/ Stacey Taylor
                                                             Name: Stacey Taylor
                                                             Title: Vice President

                                                             WELLS FARGO BANK, NATIONAL ASSOCIATION, as Securities
                                                             Administrator
                                                             By:  /s/ Stacey Taylor
                                                             Name: Stacey Taylor
                                                             Title: Vice President

                                                             EMC MORTGAGE CORPORATION
                                                             By:  /s/ Sue Stepanek
                                                             Name:  Sue Stepanek
                                                             Title: Executive Vice President

Accepted and Agreed as to
Sections 2.01, 2.02, 2.03, 2.04 and 9.09(c)
in its capacity as Sponsor

EMC MORTGAGE CORPORATION
By: /s/ Debbie Pratt
Name: Debbie Pratt
Title: Senior Vice President

STATE OF NEW YORK                             )
                                              ) ss.:
COUNTY OF NEW YORK                            )

         On the [___] day of October 2006, before me, a notary public in and for said State, personally appeared
Baron Silverstein, known to me to be a Vice President of Bear Stearns Asset Backed Securities I LLC, the limited liability company that executed the within instrument, and also known to me to be the person who executed it on behalf of said limited liability company, and acknowledged to me that such limited liability company executed the within instrument.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

                                                               /s/ Michelle Sterling
                                                              Notary Public

[Notarial Seal]

STATE OF NEW YORK                             )
                                              ) ss.:
COUNTY OF NEW YORK                            )

         On the [___] day of October 2006, before me, a notary public in and for said State, personally appeared
Mirela Cabej, known to me to be an Assitant Treasurer of Bank of New York, the entity that executed the within instrument, and also known to me to be the person who executed it on behalf of said entity, and acknowledged to me that such entity executed the within instrument.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

                                                               /s/ Brenna McDonough
                                                              Notary Public

[Notarial Seal]

STATE OF MARYLAND                     )
                                      ) ss.:
CITY OF [BALTIMORE]                   )

         On the [___] day of October 2006, before me, a notary public in and for said State, personally appeared
Stacey M. Taylor, known to me to be a Vice President of Wells Fargo Bank, National Association, the entity that executed the within instrument, and also known to me to be the person who executed it on behalf of said entity, and acknowledged to me that such entity executed the within instrument.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

                                                               /s/ Jennifer Richardson
                                                              Notary Public

[Notarial Seal]

STATE OF MARYLAND                     )
                                      ) ss.:
CITY OF [BALTIMORE]                   )

         On the [___] day of October 2006, before me, a notary public in and for said State, personally appeared
Stacey M. Taylor, known to me to be a Vice President of Wells Fargo Bank, National Association, the entity that executed the within instrument, and also known to me to be the person who executed it on behalf of said entity, and acknowledged to me that such entity executed the within instrument.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

                                                               /s/ Jennifer Richardson
                                                              Notary Public

[Notarial Seal]

STATE OF TEXAS                        )
                                      ) ss.:
COUNTY OF DALLAS                      )

         On the [___] day of October 2006, before me, a notary public in and for said State, personally appeared
Sue Stepanek, known to me to be Executive Vice President of EMC Mortgage Corporation, the corporation that executed the within instrument, and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

                                                               /s/ Alfie D. Kearney
                                                              Notary Public

[Notarial Seal]

STATE OF TEXAS                        )
                                      ) ss.:
COUNTY OF DALLAS                      )

         On the [___] day of October 2006, before me, a notary public in and for said State, personally appeared
Debbie Pratt, known to me to be Senior Vice President of EMC Mortgage Corporation, the corporation that executed the within instrument, and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

                                                               /s/ Alfie D. Kearney
                                                              Notary Public

[Notarial Seal]

                                                                                                         APPENDIX 1

                                 Calculation of Class Y Principal Reduction Amount

          For any Distribution Date the amounts by which the Uncertificated Principal Balances of the Class Y-1,
Y-2 and Y-3 Regular Interests, respectively, will be reduced on such Distribution Date by the allocation of
Realized Losses and the distribution of principal, determined as follows:

First, for each of Sub-Loan Group II-1, Sub-Loan Group II-2 and Sub-Loan Group II-3, determine the weighted average of the Net Rates of the Mortgage Loans in that Sub-Loan Group for distributions of interest that will be made on the next succeeding Distribution Date (the "Group Interest Rate").  The Class Y Principal Reduction
Amounts will be determined pursuant to the "Generic Solution for the Class Y Principal Reduction Amounts" set
forth below (the "Generic Solution") by making identifications among the actual Sub-Loan Groups and their related
Class Y and Class Z Regular Interests and weighted average net rates and the Groups named in the Generic Solution and their related Class Y and Class Z Regular Interests as follows:

A.  Determine which Sub-Loan Group has the lowest Group Interest Rate.  That Sub-Loan Group will be identified with Group AA and the Class Y Regular Interest and Class Z Regular Interest related to that Sub-Loan Group will be respectively identified with the Class YAA and Class ZAA Certificates.  The Group Interest Rate for that
Sub-Loan Group will be identified with J%.  If two or more Sub-Loan Groups have the lowest Group Interest Rate pick one for this purpose, subject to the restriction that each Sub-Loan Group may be picked only once in the course of any such selections pursuant to paragraphs A through C of this definition.

B. Determine which Sub-Loan Group has the second lowest Group Interest Rate.  That Sub-Loan Group will be identified with Group BB and the Class Y Regular Interest and Class Z Regular Interest related to that Sub-Loan
Group will be respectively identified with the Class BB and Class ZBB Certificates.  The Group Interest Rate for
that Sub-Loan Group will be identified with K%.  If two or more Sub-Loan Groups have the second lowest Group
Interest Rate pick one for this purpose, subject to the restriction that each Sub-Loan Group may be picked only once in the course of any such selections pursuant to paragraphs A through C of this definition.

C.  Determine which Sub-Loan Group has the third lowest Group Interest Rate.  That Sub-Loan Group will be identified with Group CC and the Class Y Regular Interest and Class Z Regular Interest related to that Sub-Loan
Group will be respectively identified with the Class YCC and Class ZCC Certificates.  The Group Interest Rate for
that Sub-Loan Group will be identified with L%.  If two or more Sub-Loan Groups have the third lowest Group
Interest Rate pick one for this purpose, subject to the restriction that each Sub-Loan Group may be picked only once in the course of any such selections pursuant to paragraphs A through C or this definition.

Generic Solution for Class Y Principal Reduction Amounts:
For purposes of the succeeding formulas the following symbols shall have the meanings set forth below:

PJB =    the Group AA Subordinate Percentage after the allocation of Realized Losses and distributions of principal on such Distribution Date.

PLB =    the Group CC Subordinate Percentage after the allocation of Realized Losses and distributions of principal on such Distribution Date.

PKB =    the Group BB Subordinate Percentage after the allocation of Realized Losses and distributions of principal on such Distribution Date.

R =  the Class CB Certificate Interest Rate = (J%PJB + L%PLB + K%PKB)/(PJB + PLB + PKB)

R1 = the weighted average of the Group Interest Rates for Group AA and Group BB
 = (J% (Pj - ΔPj) + K% (Pk - ΔPk))/(Pj - ΔPj + Pk - ΔPk)

R2 = the weighted average of the Group Interest Rates for Group CC and Group BB
 = (L% (Pl - ΔPl) + K% (Pk - ΔPk))/(Pl - ΔPl + Pk - ΔPk)

r1 = the weighted average of the Class YAA and Class YBB Certificate Interest Rates
 = (J% Yj + K% Yk)/(Yj + Yk)

r2 = the weighted average of the Class YCC and Class YBB Certificate Interest Rates
 = (L% Yl + K% Yk)/(Yl + Yk)

Yj =     the Class YAA Uncertificated Principal Balance after distributions on the prior Distribution Date.

Yl =     the Class YCC Uncertificated Principal Balance after distributions on the prior Distribution Date.

Yk =     the Class YBB Uncertificated Principal Balance after distributions on the prior Distribution Date.

ΔYj =       the Class YAA Principal Reduction Amount.

ΔYl =       the Class YCC Principal Reduction Amount.

ΔYk =       the Class YBB Principal Reduction Amount.

Zj =     the Class ZAA Uncertificated Principal Balance after distributions on the prior Distribution Date.

Zl =     the Class ZCC Uncertificated Principal Balance after distributions on the prior Distribution Date.

Zk =     the Class ZBB Uncertificated Principal Balance after distributions on the prior Distribution Date.

ΔZj =       the Class ZAA Principal Reduction Amount.

ΔZl =       the Class ZCC Principal Reduction Amount.

ΔZk =       the Class ZBB Principal Reduction Amount.

Pj =     the aggregate of the Class YAA and Class ZAA Uncertificated Principal Balances after distributions on the prior Distribution Date, which is equal to the aggregate principal balance of the Group AA Mortgage
         Loans reduced by the Class R-1 Principal Balance, if applicable.
=        Yj + Zj

Pl =     the aggregate of the Class YCC and Class ZCC Principal Balances after distributions on the prior
         Distribution Date, which is equal to the aggregate principal balance of the Group CC Loans reduced by the Class R-1 Principal Balance, if applicable.
    =    Yl + Zl =

Pk =     the aggregate of the Class YBB and Class ZBB Principal Balances after distributions on the prior
         Distribution Date, which is equal to the aggregate principal balance of the Group BB Loans reduced by the Class R Certificate Principal Balance, if any.
=        Yk + Zk

ΔPj =       the aggregate principal reduction resulting on such Distribution Date on the Group AA Mortgage
         Loans as a result of principal distributions (exclusive of any distributions made pursuant to clause
         (d)(i) of the definition of the REMIC I Distribution Amount) to be made and Realized Losses to be allocated on such Distribution Date, reduced by the portion, if any, of such reduction allocable to
         Component I of the Class R Certificates, which is equal to the aggregate of the Class YAA and Class ZAA
         Principal Reduction Amounts.
=        ΔYj + ΔZj

ΔPl=        the aggregate principal reduction resulting on such Distribution Date on the Group CC Mortgage
         Loans as a result of principal distributions (exclusive of any distributions made pursuant to clause
         (d)(i) of the definition of the REMIC I Distribution Amount) to be made and Realized Losses to be allocated on such Distribution Date, reduced by the portion, if any, of such reduction allocable to
         Component I of the Class R Certificates, which is equal to the aggregate of the Class YCC and Class ZCC
         Principal Reduction Amounts.
=        ΔYl + ΔZl

ΔPk =       the aggregate principal reduction resulting on such Distribution Date on the Group BB Mortgage
         Loans as a result of principal distributions (exclusive of any distributions made pursuant to clause
         (d)(i) of the definition of the REMIC I Distribution Amount) to be made and Realized Losses to be allocated on such Distribution Date, reduced by the portion, if any, of such reduction allocable to
         Component I of the Class R Certificates, which is equal to the aggregate of the Class YBB and Class ZBB
         Principal Reduction Amounts.
=        ΔYk + ΔZk

α =         .0005

γ1 =        (R - R1)/(L% - R).  If R=>K%, γ1 is a non-negative number unless its denominator is zero, in which event it is undefined.

γ2 =        (R - J%)/( R2 - R).  If R<K%, γ2 is a non-negative number.

If γ1 is undefined, ΔYj = Yj, ΔYl = (Yl/Pl)ΔPl, and ΔYk = Yk.

If γ2 is zero, ΔYl = Yl, ΔYj = (Yj/Pj)ΔPj, and ΔYk = Yk.

In the remaining situations, ΔYj, ΔYl and ΔYk shall be defined as follows:

I.  If R=>K% and r1=> R1, make the following additional definitions:

δYk =       ((J% - R1)/(K% - R1))Yj + Yk

δYk is a number between Yk and 0 such that (J%Yj + K%( Yk.- δYk))/(Yj + Yk.- δYk) = R1.

Y4 =     Yj + Yk.- δYk

P4 =     Pj + Pk.

ΔY4 =    ΔYj + <W041>Yk.- δYk

1.   If Yl - α(Pl - ΔPl) => 0, Y4- α(P4 - ΔP4) => 0, and γ1(P4 - ΔP4) < (Pl -
     ΔPl), ΔYl = Yl - αγ1(P4 - ΔP4) and ΔY4 = Y4 - α(P4 - ΔP4).

2.   If Yl - α(Pl - ΔPl) => 0, Y4 - α(P4 - ΔP4) => 0, and γ1(P4 - ΔP4) =>
     (Pl - ΔPl), ΔYl = Yl - α(Pl - ΔPl) and
     ΔY4 = Y4 - (α/γ1)(Pl - ΔPl).

3.   If Yl - α(Pl - ΔPl) < 0, Y4 - α(P4 - ΔP4) => 0, and Y4 - α(P4 - ΔP4) =>
     Y4 - (Yl/γ1), ΔYl = Yl - αγ1(P4 - ΔP4) and
     ΔY4 = Y4 - α(P4 - ΔP4).

4.   If Yl - α(Pl - ΔPl) < 0, Y4 - (Yl/γ1) => 0, and
     Y4 - α(P4 - ΔP4) <= Y4 - (Yl/γ1), ΔYl = 0 and ΔY4 = Y4 - (Yl/γ1).

5.   If Y4 - α(P4 - ΔP4) < 0, Y4 - (Yl/γ1) < 0, and
     Yl - α(Pl - ΔPl) <= Yl - (γ1Y4), ΔYl = Yl - (γ1Y4) and ΔY4 = 0.

6.   If Y4 - α(P4 - ΔP4) < 0, Yl - α(Pl - ΔPl) => 0, and Yl - α(Pl - ΔPl) =>
     Yl - (γ1Y4), ΔYl = Yl - α(Pl - ΔPl) and
     ΔY4 = Y4 - (α/γ1)(Pl - ΔPl).

ΔYj = [Yj/(Yj + Yk - δYk)]<W041>Y4

ΔYk = δYk + [(Yk - δYk)/(Yj + Yk - δYk)]<W041>Y4

The purpose of the foregoing definitional provisions together with the related provisions allocating Realized
Losses and defining the Class Y and Class Z Principal Distribution Amounts is to accomplish the following goals in the following order of priority:

     1.  Making the ratio of (Yl - ΔYl ) to (Y4 - ΔY4 ) equal to γ1 after taking account of the allocation
         Realized Losses and the distributions that will be made through the end of the Distribution Date to which such provisions relate and assuring that the Principal Reduction Amount for each of the Class YAA,
         Class YCC, Class YBB, Class ZAA Class ZCC and Class ZBB Regular Interests is greater than or equal to zero for such Distribution Date;
     2.  Making the Class YAA Uncertificated Principal Balance less than or equal to 0.0005 of the sum of the
         Class YAA and Class ZAA Uncertificated Principal Balances, the Class YCC Uncertificated Principal
         Balance less than or equal to 0.0005 of the sum of the Class YCC and Class ZCC Uncertificated Principal
         Balances and the Class YBB Uncertificated Principal Balance less than or equal to 0.0005 of the sum of the Class YBB and Class ZBB Uncertificated Principal Balances in each case after giving effect to allocations of Realized Losses and distributions to be made through the end of the Distribution Date to which such provisions relate; and
     3.  Making the larger of (a) the fraction whose numerator is (Yl - ΔYl ) and whose denominator is the sum of
         (Yl - ΔYl) and (Zl - ΔZl) and (b) the fraction whose numerator is (Y4 - ΔY4) and whose denominator is the sum of (Y4 - ΔY4), (Zj - ΔZj) and (Zk - ΔZk) as large as possible while remaining less than or equal to 0.0005.

In the event of a failure of the foregoing portion of the  definition of Class Y Principal Reduction Amount to accomplish both of goals 1 and 2 above, the amounts thereof should be adjusted to so as to accomplish such goals within the requirement that each Class Y Principal Reduction Amount must be less than or equal to the sum of (a)
the principal portion of Realized Losses to be allocated on the related Distribution Date for the related
Sub-Loan Group and (b) the remainder of the REMIC I Available Distribution Amount for the related Sub-Loan Group or after reduction thereof by the distributions to be made on such Distribution Date (i) to the Class II-X-B1
Certificates, Class II-X-B2 Certificates or Class II-X-B3 Certificates, as applicable, and (ii) in respect of interest on the related Class Y and Class Z Certificates, or, if both of such goals cannot be accomplished within such requirement, such adjustment as is necessary shall be made to accomplish goal 1 within such requirement.  In the event of any conflict among the provisions of the definition of the Class Y Principal Reduction Amounts, such conflict shall be resolved on the basis of the goals and their priorities set forth above within the requirement set forth in the preceding sentence.  If the formula allocation of ΔY4 between ΔYj and ΔYk cannot be achieved because either ΔYj as so defined is greater than ΔPj or ΔYk as so defined is greater than ΔPk, such an allocation shall be made as close as possible to the formula allocation within the requirement that ΔYj < ΔPj and ΔYk < ΔPk.

II.  If R=>K% and r1<R1, make the following additional definitions:

δYj =       Yj + ((R1 - K%)/(R1 - J%))Yk

δYj is a number between Yj and 0 such that (J%(Yj - δYj)  + K%Yk)/(Yj - δYj + Yk.) = R1.

Y5 =     Yj - δYj + Yk.

P5 =     Pj + Pk.

ΔY5 =    ΔYj - δYj + ΔYk.

1.   If Yl - α(Pl - ΔPl) => 0, Y5- α(P5 - ΔP5) => 0, and γ1(P5 - ΔP5) < (Pl -
     ΔPl), ΔYl = Yl - αγ1(P5 - ΔP5) and ΔY5 = Y5 - α(P5 - ΔP5).

2.   If Yl - α(Pl - ΔPl) => 0, Y5 - α(P5 - ΔP5) => 0, and γ1(P5 - ΔP5) =>
     (Pl - ΔPl), ΔYl = Yl - α(Pl - ΔPl) and
     ΔY5 = Y5 - (α/γ1)(Pl - ΔPl).

3.   If Yl - α(Pl - ΔPl) < 0, Y5 - α(P5 - ΔP5) => 0, and Y5 - α(P5 - ΔP5) =>
     Y5 - (Yl/γ1), ΔYl = Yl - αγ1(P5 - ΔP5) and
     ΔY5 = Y5 - α(P5 - ΔP5).

4.   If Yl - α(Pl - ΔPl) < 0, Y5 - (Yl/γ1) => 0, and
     Y5 - α(P5 - ΔP5) <= Y5 - (Yl/γ1), ΔYl = 0 and ΔY5 = Y5 - (Yl/γ1).

5.   If Y5 - α(P5 - ΔP5) < 0, Y5 - (Yl/γ1) < 0, and
     Yl - α(Pl - ΔPl) <= Yl - (γ1Y5), ΔYl = Yl - (γ1Y5) and ΔY5 = 0.

6.   If Y5 - α(P5 - ΔP5) < 0, Yl - α(Pl - ΔPl) => 0, and Yl - α(Pl - ΔPl) =>
     Yl - (γ1Y5), ΔYl = Yl - α(Pl - ΔPl) and
     ΔY5 = Y5 - (α/γ1)(Pl - ΔPl).

ΔYj = δYj + [(Yj - δYj)/(Yj - δYj + Yk)]ΔY5

ΔYk = [Yk/(Yj - δYj + Yk)]ΔY5

The purpose of the foregoing definitional provisions together with the related provisions allocating Realized
Losses and defining the Class Y and Class Z Principal Distribution Amounts is to accomplish the following goals in the following order of priority:

     1.  Making the ratio of (Yl - ΔYl) to (Y5 - ΔY5) equal to γ1 after taking account of the allocation
         Realized Losses and the distributions that will be made through end of the Distribution Date to which such provisions relate and assuring that the Principal Reduction Amount for each of the Class YAA, Class
         YCC, Class YBB, Class ZAA Class ZCC and Class ZBB Regular Interests is greater than or equal to zero for such Distribution Date;
     2.  Making the Class YAA Uncertificated Principal Balance less than or equal to 0.0005 of the sum of the
         Class YAA and Class ZAA Uncertificated Principal Balances, the Class YCC Uncertificated Principal
         Balance less than or equal to 0.0005 of the sum of the Class YCC and Class ZCC Uncertificated Principal
         Balances and the Class YBB Uncertificated Principal Balance less than or equal to 0.0005 of the sum of the Class YBB and Class ZBB Uncertificated Principal Balances in each case after giving effect to allocations of Realized Losses and distributions to be made through the end of the Distribution Date to which such provisions relate; and
     3.  Making the larger of (a) the fraction whose numerator is (Yl - ΔYl) and whose denominator is the sum of
         (Yl - ΔYl) and (Zl - ΔZl) and (b) the fraction whose numerator is (Y5 - ΔY5) and whose denominator is the sum of (Y5 - ΔY5), (Zj - ΔZj) and (Zk - ΔZk) as large as possible while remaining less than or equal to 0.0005.

In the event of a failure of the foregoing portion of the  definition of Class Y Principal Reduction Amount to accomplish both of goals 1 and 2 above, the amounts thereof should be adjusted to so as to accomplish such goals within the requirement that each Class Y Principal Reduction Amount must be less than or equal to the sum of (a)
the principal portion of Realized Losses to be allocated on the related Distribution Date for the related
Sub-Loan Group and (b) the remainder of the REMIC I Available Distribution Amount for the related Sub-Loan Group or after reduction thereof by the distributions to be made on such Distribution Date  (i) to the Class II-X-B1
Certificates, Class II-X-B2 Certificates or Class II-X-B3 Certificates, as applicable, and (ii) in respect of interest on the related Class Y and Class Z Certificates, or, if both of such goals cannot be accomplished within such requirement, such adjustment as is necessary shall be made to accomplish goal 1 within such requirement.  In the event of any conflict among the provisions of the definition of the Class Y Principal Reduction Amounts, such conflict shall be resolved on the basis of the goals and their priorities set forth above within the requirement set forth in the preceding sentence.  If the formula allocation of ΔY5 between ΔYj and ΔYk cannot be achieved because either ΔYj as so defined is greater than ΔPj or ΔYk as so defined is greater than <W041>Pk, such an allocation shall be made as close as possible to the formula allocation within the requirement that ΔYj < ΔPj and
ΔYk < ΔPk.

III.  If R<=K% and r2=> R2, make the following additional definitions:

δYl =       ((K% - R2)/(L% - R2))Yk + Yl

δYl is a number between Yl and 0 such that (K%Yk + L%( Yl.- δYl))/(Yk + Yl.- δYl) = R2.

Make the following additional definitions:

Y6 =     Yl - δYl + Yk.

P6 =     Pl + Pk.

ΔY6 =    ΔYl - δYl + ΔYk.

1.   If Y6 - α(P6 - ΔP6) => 0, Yj- α(Pj - ΔPj) => 0, and γ2(Pj - ΔPj) < (P6 -
     ΔP6), ΔY6 = Y6 - αγ2(Pj - ΔPj) and ΔYj = Yj - α(Pj - ΔPj).

2.   If Y6 - α(P6 - ΔP6) => 0, Yj - α(Pj - ΔPj) => 0, and γ2(Pj - ΔPj) =>
     (P6 - ΔP6), ΔY6 = Y6 - α(P6 - ΔP6) and
     ΔYj = Yj - (α/γ2)(P6 - ΔP6).

3.   If Y6 - α(P6 - ΔP6) < 0, Yj - α(Pj - ΔPj) => 0, and Yj - α(Pj - ΔPj) =>
     Yj - (Y6/γ2), ΔY6 = Y6 - αγ2(Pj - ΔPj) and
     ΔYj = Yj - α(Pj - ΔPj).

4.   If Y6 - α(P6 - ΔP6) < 0, Yj - (Y6/γ2) => 0, and
     Yj - α(Pj - ΔPj) <= Yj - (Y6/γ2), ΔY6 = 0 and ΔYj = Yj - (Y6/γ2).

5.   If Yj - α(Pj - ΔPj) < 0, Yj - (Y6/γ2) < 0, and
     Y6 - α(P6 - ΔP6) <= Y6 - (γ2Yj), ΔY6 = Y6 - (γ2Yj) and ΔYj = 0.

6.   If Yj - α(Pj - ΔPj) < 0, Y6 - α(P6 - ΔP6) => 0, and Y6 - α(P6 - ΔP6) =>
     Y6 - (γ2Yj), ΔY6 = Y6 - α(P6 - ΔP6) and
     ΔYj = Yj - (α/γ2)(P6 - ΔP6).

ΔYl = δYl + [(Yl - δYl)/(Yl - δYl + Yk)]ΔY6

ΔYk = [Yk/(Yl - δYl + Yk)]ΔY6

The purpose of the foregoing definitional provisions together with the related provisions allocating Realized
Losses and defining the Class Y and Class Z Principal Distribution Amounts is to accomplish the following goals in the following order of priority:

     1.  Making the ratio of (Yj - ΔYj) to (Y6 - ΔY6) equal to γ2 after taking account of the allocation
         Realized Losses and the distributions that will be made through end of the Distribution Date to which such provisions relate and assuring that the Principal Reduction Amount for each of the Class YAA, Class
         YCC, Class YBB, Class ZAA Class ZCC and Class ZBB Regular Interests is greater than or equal to zero for such Distribution Date;
     2.  Making the Class YAA Uncertificated Principal Balance less than or equal to 0.0005 of the sum of the
         Class YAA and Class ZAA Uncertificated Principal Balances, the Class YCC Uncertificated Principal
         Balance less than or equal to 0.0005 of the sum of the Class YCC and Class ZCC Uncertificated Principal
         Balances and the Class YBB Uncertificated Principal Balance less than or equal to 0.0005 of the sum of the Class YBB and Class ZBB Uncertificated Principal Balances in each case after giving effect to allocations of Realized Losses and distributions to be made through the end of the Distribution Date to which such provisions relate; and
     3.  Making the larger of (a) the fraction whose numerator is (Yj - ΔYj) and whose denominator is the sum of
         (Yj - <W041>Yj) and (Zh - <W041>Zj) and (b) the fraction whose numerator is (Y6 - ΔY6) and whose denominator is the sum of (Y6 - ΔY6), (Zl - ΔZl) and (Zk - ΔZk) as large as possible while remaining less than or equal to 0.0005.

In the event of a failure of the foregoing portion of the  definition of Class Y Principal Reduction Amount to accomplish both of goals 1 and 2 above, the amounts thereof should be adjusted to so as to accomplish such goals within the requirement that each Class Y Principal Reduction Amount must be less than or equal to the sum of (a)
the principal portion of Realized Losses to be allocated on the related Distribution Date for the related
Sub-Loan Group and (b) the remainder of the REMIC I Available Distribution Amount for the related Sub-Loan Group or after reduction thereof by the distributions to be made on such Distribution Date (i) to the Class II-X-B1
Certificates, Class II-X-B2 Certificates or Class II-X-B3 Certificates, as applicable, and (ii) in respect of interest on the related Class Y and Class Z Certificates, or, if both of such goals cannot be accomplished within such requirement, such adjustment as is necessary shall be made to accomplish goal 1 within such requirement.  In the event of any conflict among the provisions of the definition of the Class Y Principal Reduction Amounts, such conflict shall be resolved on the basis of the goals and their priorities set forth above within the requirement set forth in the preceding sentence.  If the formula allocation of ΔY6 between ΔYl and ΔYk cannot be achieved because either <W041>Yl as so defined is greater than ΔPl or ΔYk as so defined is greater than ΔPk, such an allocation shall be made as close as possible to the formula allocation within the requirement that ΔYl < ΔPl and
ΔYk < ΔPk.

IV.  If R<K% and r2<R2, make the following additional definitions:

δYk =       Yk + ((R2 - L%)/(R2 - K%))Yl

δYk is a number between Yk and 0 such that (K%(Yk - δYk) + L%Yl)/(Yk - δYk + Yl.) = R2.

Y7 =     Yk - δYk + Yl.

P7 =     Pk + Pl.

ΔY7 =    ΔYk - δYk + ΔYl.

1.   If Y7 - α(P7 - ΔP7) => 0, Yj- α(Pj - ΔPj) => 0, and γ2(Pj - ΔPj) < (P7 -
     ΔP7), ΔY7 = Y7 - αγ2(Pj - ΔPj) and ΔYj = Yj - α(Pj - ΔPj).

2.   If Y7 - α(P7 - ΔP7) => 0, Yj - α(Pj - ΔPj) => 0, and γ2(Pj - ΔPj) =>
     (P7 - ΔP7), ΔY7 = Y7 - α(P7 - ΔP7) and
     ΔYj = Yj - (α/γ2)(P7 - ΔP7).

3.   If Y7 - α(P7 - ΔP7) < 0, Yj - α(Pj - ΔPj) => 0, and Yj - α(Pj - ΔPj) =>
     Yj - (Y7/γ2), ΔY7 = Y7 - αγ2(Pj - ΔPj) and
     ΔYj = Yj - α(Pj - ΔPj).

4.   If Y7 - α(P7 - ΔP7) < 0, Yj - (Y7/γ2) => 0, and
     Yj - α(Pj - ΔPj) <= Yj - (Y7/γ2), ΔY7 = 0 and ΔYj = Yj - (Y7/γ2).

5.   If Yj - α(Pj - ΔPj) < 0, Yj - (Y7/γ2) < 0, and
     Y7 - α(P7 - ΔP7) <= Y7 - (γ2Yj), ΔY7 = Y7 - (γ2Yj) and ΔYj = 0.

6.   If Yj - α(Pj - ΔPj) < 0, Y7 - α(P7 - ΔP7) => 0, and Y7 - α(P7 - ΔP7) =>
     Y7 - (γ2Yj), ΔY7 = Y7 - α(P7 - ΔP7) and
     ΔYj = Yj - (α/γ2)(P7 - ΔP7).

ΔYl = [(Yl/(Yl + Yk - δYk)]ΔY7

ΔYk = δYk + [(Yk  - δYk)/(Yl + Yk - δYk)]ΔY7

The purpose of the foregoing definitional provisions together with the related provisions allocating Realized
Losses and defining the Class Y and Class Z Principal Distribution Amounts is to accomplish the following goals in the following order of priority:

     1.  Making the ratio of (Yj - ΔYj) to (Y7 - ΔY7) equal to γ2 after taking account of the allocation
         Realized Losses and the distributions that will be made through end of the Distribution Date to which such provisions relate and assuring that the Principal Reduction Amount for each of the Class YAA, Class
         YCC, Class YBB, Class ZAA Class ZCC and Class ZBB Regular Interests is greater than or equal to zero for such Distribution Date;
     2.  Making the Class YAA Uncertificated Principal Balance less than or equal to 0.0005 of the sum of the
         Class YAA and Class ZAA Uncertificated Principal Balances, the Class YCC Uncertificated Principal
         Balance less than or equal to 0.0005 of the sum of the Class YCC and Class ZCC Uncertificated Principal
         Balances and the Class YBB Uncertificated Principal Balance less than or equal to 0.0005 of the sum of the Class YBB and Class ZBB Uncertificated Principal Balances in each case after giving effect to allocations of Realized Losses and distributions to be made through the end of the Distribution Date to which such provisions relate; and
     3.  Making the larger of (a) the fraction whose numerator is (Yj - ΔYj) and whose denominator is the sum of
         (Yj - ΔYj) and (Zj - ΔZj) and (b) the fraction whose numerator is (Y7 - ΔY7) and whose denominator is the sum of (Y7 - ΔY7), (Zl - ΔZl) and (Zk - ΔZk) as large as possible while remaining less than or equal to 0.0005.

In the event of a failure of the foregoing portion of the  definition of Class Y Principal Reduction Amount to accomplish both of goals 1 and 2 above, the amounts thereof should be adjusted to so as to accomplish such goals within the requirement that each Class Y Principal Reduction Amount must be less than or equal to the sum of (a)
the principal portion of Realized Losses to be allocated on the related Distribution Date for the related
Sub-Loan Group and (b) the remainder of the REMIC I Available Distribution Amount for the related Sub-Loan Group or after reduction thereof by the distributions to be made on such Distribution Date (i) to the Class II-X-B1
Certificates, Class II-X-B2 Certificates or Class II-X-B3 Certificates, as applicable, and (iii) in respect of interest on the related Class Y and Class Z Certificates, or, if both of such goals cannot be accomplished within such requirement, such adjustment as is necessary shall be made to accomplish goal 1 within such requirement.  In the event of any conflict among the provisions of the definition of the Class Y Principal Reduction Amounts, such conflict shall be resolved on the basis of the goals and their priorities set forth above within the requirement set forth in the preceding sentence.  If the formula allocation of ΔY7 between ΔYl and ΔYk cannot be achieved because either ΔYl as so defined is greater than <W041>Pl or <W041>Yk as so defined is greater than <W041>Pk, such an allocation shall be made as close as possible to the formula allocation within the requirement that ΔYl <
ΔPl and ΔYk < ΔPk.

Initial Balance Calculation Method:

[The principal balances for the Class YAA, Class YBB and Class YCC Regular Interests as of the Cut-Off Date
should be calculated as follows:  First, calculate the Cut-Off Date values for Pj, Pk and Pl.  Then calculate the
Cut-Off Date value of R using those balances and the Senior Certificate balances.

If R=>K%, calculate R1 = (J%Pj + K%Pk)/(Pj + Pk) and γ1 =(R - R1)/(L% - R).

If Pl <= γ1(Pj + Pk), the Cut-Off Date principal balance of the Class YC Regular Interest (Yl) equals
0.0005Pl and the Cut-Off Date principal balances of the Class YAA and Class YBB Regular Interests (Yj and Yk)
equal 0.0005 PjPl/[γ1(Pj + Pk)] and 0.0005 PkPl/[γ1(Pj + Pk)] respectively.

If Pl > γ1(Pj + Pk), the Cut-Off Date principal balances of the Class YAA and Class YBB Regular Interests
(Yj and Yk) equal 0.0005 Pj and 0.0005 Pk respectively and the Cut-Off Date principal balance of the Class YCC
Regular Interest (Yl) equals 0.0005γ1(Pj + Pk).

If R<K%, calculate R2 = (L%Pl + K%Pk)/(Pl + Pk) and γ2 =(R - J%)/( R2 - R).

If Pl + Pk <= γ2Pj, the Cut-Off Date principal balances of the Class YCC and Class YBB Regular Interests
(Yl and Yk) equal 0.0005Pl and 0.0005Pk, respectively, and the Cut-Off Date principal balance of the Class YAA
Regular Interest (Yj) equals 0.0005 (Pl + Pk)/γ2.

If Pl + Pk> γ2Pj, the Cut-Off Date principal balance of the Class YAA Regular Interest (Yj) equal 0.0005 Pj and the Cut-Off Date principal balances of the Class YCC and Class YBB Regular Interests (Yl and Yk) equal
0.0005γ2PjPl/(Pl +Pk) and 0.0005γ2PjPk/(Pl +Pk), respectively.]

NOTES:

1. Classes YAA and ZAA are related to the Group AA Mortgage Loans.  The sum of the Uncertificated Principal
Balances for the Class YAA and Class ZAA Regular Interests is equal to the aggregate stated principal balance of the Group AA Mortgage Loans.  Classes YCC and ZCC are related to the Group CC Mortgage Loans.  The sum of the
Uncertificated Principal Balances for the Class YCC and Class ZCC Regular Interests is equal to the aggregate stated principal balance of the Group CC Mortgage Loans.  Classes YBB and ZBB are related to the Group BB
Mortgage Loans.  The sum of the Uncertificated Principal Balances for the Class YBB and Class ZBB Regular
Interests is equal to the aggregate stated principal balance of the Group BB Mortgage Loans.  The Y and Z classes will be principal and interest classes bearing interest at the pass-through rate for the related Sub-Loan Group.

2. The Class CB Certificate Interest Rate is the weighted average of the Certificate Interest Rates on the Class
YAA, Class YCC and Class YBB Regular Interests.

                                                                                                        EXHIBIT A-1

                                           FORM OF CLASS I-A CERTIFICATE

                  SOLELY FOR U.S.  FEDERAL  INCOME TAX  PURPOSES,  THIS  CERTIFICATE  IS A "REGULAR  INTEREST" IN A
"REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED,  RESPECTIVELY,  IN SECTIONS 860G AND 860D OF
THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE").

                  THE  CERTIFICATE  PRINCIPAL  BALANCE  OF THIS  CERTIFICATE  WILL BE  DECREASED  BY THE  PRINCIPAL
PAYMENTS  HEREON.  ACCORDINGLY,  FOLLOWING THE INITIAL  ISSUANCE OF THE  CERTIFICATES,  THE  CERTIFICATE  PRINCIPAL
BALANCE  OF THIS  CERTIFICATE  WILL  BE  DIFFERENT  FROM  THE  DENOMINATION  SHOWN  BELOW.  ANYONE  ACQUIRING  THIS
CERTIFICATE  MAY ASCERTAIN ITS  CERTIFICATE  PRINCIPAL  BALANCE BY INQUIRY OF THE  SECURITIES  ADMINISTRATOR  NAMED
HEREIN.

                  UNLESS THIS  CERTIFICATE IS PRESENTED BY AN AUTHORIZED  REPRESENTATIVE  OF THE  DEPOSITORY  TRUST
COMPANY TO THE SECURITIES  ADMINISTRATOR  OR ITS AGENT FOR REGISTRATION OF TRANSFER,  EXCHANGE OR PAYMENT,  AND ANY
CERTIFICATE  ISSUED IS  REGISTERED  IN THE NAME OF CEDE & CO. OR SUCH  OTHER  NAME AS  REQUESTED  BY AN  AUTHORIZED
REPRESENTATIVE  OF THE  DEPOSITORY  TRUST  COMPANY AND ANY PAYMENT IS MADE TO CEDE & CO., ANY  TRANSFER,  PLEDGE OR
OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED  OWNER HEREOF,  CEDE &
CO., HAS AN INTEREST HEREIN.

Certificate No. 1                                          Adjustable Pass-Through Rate

Class I-A Senior

                                                           Aggregate Initial Certificate Principal Balance of this
Date of Pooling and Servicing Agreement and Cut-off Date:  Certificate as of the Cut-off Date:
January 1, 2006                                            $____________

First Distribution Date:                                   Initial Certificate Principal Balance of this
February 27, 2006                                          Certificate as of the Cut-off Date: $__________

Master Servicer:                                           CUSIP: __________
Wells Fargo Bank, National Association

Assumed Final Distribution Date:
February 25, 2036

                                           BEAR STEARNS ALT-A TRUST 2006-1
                                          MORTGAGE PASS-THROUGH CERTIFICATE
                                                    SERIES 2006-1

         evidencing  a  fractional  undivided  interest in the  distributions  allocable  to the Class I-A
         Certificates  with  respect  to a  Trust  Fund  consisting  primarily  of a  pool  of  adjustable
         interest  rate  mortgage  loans  secured  by  first  liens  on  one-to-four   family  residential
         properties and sold by BEAR STEARNS ASSET BACKED SECURITIES I LLC

                  This  Certificate  is payable solely from the assets of the Trust Fund, and does not represent an obligation  of or interest in Bear Stearns  Asset Backed  Securities  I LLC ("BSABS I"), the Master  Servicer,  the
Securities  Administrator or the Trustee referred to below or any of their affiliates or any other person.  Neither this  Certificate  nor the underlying  Mortgage Loans are  guaranteed or insured by any  governmental  entity or by
BSABS I, the Master  Servicer or the Trustee or any of their  affiliates or any other person.  None of BSABS I, the
Master  Servicer or any of their  affiliates  will have any  obligation  with respect to any  certificate  or other obligation secured by or payable from payments on the Certificates.

                  This  certifies  that Cede & Co. is the registered  owner of the  Fractional  Undivided  Interest evidenced  hereby in the beneficial  ownership  interest of Certificates of the same Class as this Certificate in a trust (the "Trust Fund")  primarily  consisting of  conventional  adjustable  rate mortgage  loans secured by first liens on one- to four- family  residential  properties  (collectively,  the "Mortgage  Loans") sold by BSABS I. The
Mortgage Loans were sold by EMC Mortgage  Corporation  ("EMC") to BSABS I. Wells Fargo Bank,  National  Association
("Wells Fargo") will act as master servicer of the Mortgage Loans (the "Master  Servicer,"  which term includes any successors  thereto under the Agreement  referred to below). The Trust Fund was created pursuant to the Pooling and
Servicing  Agreement  dated as of the Cut-off Date specified above (the  "Agreement"),  among BSABS I, as depositor
(the "Seller"),  the Master Servicer,  Wells Fargo, as securities  administrator (the "Securities  Administrator"),
EMC Mortgage Corporation and JPMorgan Chase Bank, National  Association,  as trustee (the "Trustee"),  a summary of certain  of the  pertinent  provisions  of  which  is set  forth  hereafter.  To the  extent  not  defined  herein, capitalized  terms used  herein  shall have the meaning  ascribed to them in the  Agreement.  This  Certificate  is issued under and is subject to the terms,  provisions  and  conditions  of the  Agreement,  to which  Agreement the
Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound.

                  Interest on this  Certificate  will accrue  during the period from and  including  the  preceding
Distribution Date (as hereinafter  defined) (or in the case of the first  Distribution Date, from the Closing Date)
to and including the day prior to the current  Distribution  Date on the Certificate  Principal Balance hereof at a per annum rate  equal to the  Pass-Through  Rate set forth in the  Agreement.  The  Securities  Administrator  will distribute  on the 25th day of each month,  or, if such 25th day is not a Business Day, the  immediately  following
Business Day (each, a  "Distribution  Date"),  commencing on the first  Distribution  Date specified  above, to the
Person in whose name this  Certificate  is  registered  at the close of business on the  Business  Day  immediately preceding the related  Distribution  Date so long as such  Certificate  remains in book-entry  form (and otherwise, the close of business on the last Business Day of the month  immediately  preceding the month of such  Distribution
Date), an amount equal to the product of the Fractional  Undivided  Interest  evidenced by this Certificate and the amount (of interest,  if any) required to be distributed to the Holders of  Certificates  of the same Class as this
Certificate.  The Assumed  Final  Distribution  Date is the  Distribution  Date in the month  following  the latest scheduled  maturity date of any Mortgage Loan and is not likely to be the date on which the  Certificate  Principal
Balance of this Class of Certificates will be reduced to zero.

                  Distributions on this  Certificate  will be made by the Securities  Administrator by check mailed to the address of the Person  entitled  thereto as such name and address shall appear on the  Certificate  Register or, if such  Person so  requests  by  notifying  the  Securities  Administrator  in  writing  as  specified  in the
Agreement,  by wire transfer.  Notwithstanding  the above, the final  distribution on this Certificate will be made after due notice by the Securities  Administrator of the pendency of such  distribution and only upon  presentation and  surrender of this  Certificate  at the office or agency  appointed by the  Securities  Administrator  for that purpose and designated in such notice. The initial  Certificate  Principal Balance of this Certificate is set forth above.  The  Certificate  Principal  Balance  hereof will be reduced to the extent of  distributions  allocable  to principal hereon.

                  This  Certificate is one of a duly authorized  issue of  Certificates  designated as set forth on the face  hereof  (the  "Certificates").  The  Certificates,  in the  aggregate,  evidence  the  entire  beneficial ownership interest in the Trust Fund formed pursuant to the Agreement.

                  The  Certificateholder,  by its acceptance of this  Certificate,  agrees that it will look solely to the Trust Fund for payment  hereunder and that neither the  Securities  Administrator  nor the Trustee is liable to the  Certificateholders  for any amount payable under this  Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

                  This  Certificate  does not purport to  summarize  the  Agreement  and  reference  is made to the
Agreement for the interests,  rights and limitations of rights, benefits,  obligations and duties evidenced hereby, and the rights, duties and immunities of the Trustee and the Securities Administrator.

                  The Agreement permits,  with certain  exceptions therein provided:  (i) the amendment thereof and of the  Servicing  Agreements  and the  modification  of the  rights  and  obligations  of the  Seller,  the Master
Servicer,  the  Securities  Administrator  and the  Trustee  and the  rights  of the  Certificateholders  under the
Agreement  from time to time by EMC,  the  Seller,  the  Master  Servicer,  the  Securities  Administrator  and the
Trustee,  and (ii) the  amendment  thereof and of the Servicing  Agreements by the Master  Servicer and the Trustee
with the consent of the Holders of Certificates,  evidencing  Fractional  Undivided Interests  aggregating not less than 51% of the Trust Fund (or in certain  cases,  Holders of  Certificates  of affected  Classes  evidencing  such percentage of the  Fractional  Undivided  Interests  thereof).  Any such consent by the Holder of this  Certificate shall be  conclusive  and  binding  on such  Holder  and upon all future  Holders  of this  Certificate  and of any
Certificate  issued upon the  transfer  hereof or in lieu hereof  whether or not  notation of such  consent is made upon this  Certificate.  The  Agreement  also permits the  amendment  thereof and of the  Servicing  Agreements  in certain limited circumstances, without the consent of the Holders of any of the Certificates.

                  As provided in the Agreement and subject to certain  limitations  therein set forth, the transfer of this  Certificate  is registrable  with the Securities  Administrator  upon  surrender of this  Certificate  for registration of transfer at the offices or agencies  maintained by the Securities  Administrator for such purposes, duly  endorsed by, or  accompanied  by a written  instrument  of transfer in form  satisfactory  to the  Securities
Administrator  duly  executed by the Holder  hereof or such  Holder's  attorney  duly  authorized  in writing,  and thereupon one or more new  Certificates  in  authorized  denominations  representing  a like  aggregate  Fractional
Undivided Interest will be issued to the designated transferee.

                  The  Certificates  are issuable only as registered  Certificates  without  coupons in the Classes and  denominations  specified in the  Agreement.  As provided in the Agreement  and subject to certain  limitations therein set forth,  this  Certificate is exchangeable  for one or more new  Certificates  evidencing the same Class and in the same aggregate Fractional Undivided Interest, as requested by the Holder surrendering the same.

                  No service charge will be made to the  Certificateholders  for any such registration of transfer, but the Securities  Administrator  may require  payment of a sum sufficient to cover any tax or other  governmental
charge  payable  in  connection  therewith.   The  Seller,  the  Master  Servicer,   the  Trustee,  the  Securities
Administrator  and any agent of any of them may treat the Person in whose name this  Certificate  is  registered as the owner  hereof for all  purposes,  and none of the Seller,  the Master  Servicer,  the Trustee,  the  Securities
Administrator or any such agent shall be affected by notice to the contrary.

                  The  obligations  created by the  Agreement  and the Trust Fund created  thereby  (other than the obligations  to make  payments to  Certificateholders  with  respect to the  termination  of the  Agreement)  shall terminate  upon the earlier of (i) the later of (A) the  maturity or other  liquidation  (or Advance  with  respect thereto) of the last  Mortgage  Loan  remaining in the Trust Fund and  disposition  of all property  acquired  upon foreclosure  or deed in lieu of  foreclosure of any Mortgage Loan and (B) the remittance of all funds due under the
Agreement,  or (ii) the optional  repurchase  by the party named in the  Agreement  of all the  Mortgage  Loans and other assets of the Trust Fund in  accordance  with the terms of the  Agreement.  Such optional  repurchase  may be made only if (i) the Scheduled  Principal  Balance of the Mortgage Loans at the time of any such repurchase is less than 20% of the  Cut-off  Date  Balance  for Loan Group I or (ii) the  Depositor,  based upon an Opinion of Counsel addressed to the  Depositor and the Trustee has  determined  that the REMIC status of any REMIC under the Agreement has been lost or that a substantial  risk exists that such REMIC status will be lost for the  then-current  taxable year. The exercise of such right will effect the early retirement of the Certificates.  In no event,  however, will the Trust Fund  created by the  Agreement  continue  beyond the  expiration  of 21 years after the death of certain persons identified in the Agreement.

                  Unless this  Certificate  has been  countersigned  by an authorized  signatory of the  Securities
Administrator by manual signature,  this Certificate  shall not be entitled to any benefit under the Agreement,  or be valid for any purpose.

                  IN  WITNESS  WHEREOF,  the  Securities  Administrator  has  caused  this  Certificate  to be duly executed.

Dated: January 31, 2006                              WELLS FARGO BANK, NATIONAL ASSOCIATION
                                                              not  in  its   individual   capacity  but  solely  as
                                                              Securities Administrator

                                                              By:
                                                                                Authorized Signatory

                                            CERTIFICATE OF AUTHENTICATION

                  This is one of the Class I-A Certificates referred to in the within-mentioned Agreement.

                                                              WELLS FARGO BANK, NATIONAL ASSOCIATION
                                                              Authorized  signatory  of Wells Fargo Bank,  National
                                                              Association,  not  in  its  individual  capacity  but
                                                              solely as Securities Administrator

                                                              By:
                                                                                Authorized Signatory

                                                    ASSIGNMENT

                  FOR  VALUE  RECEIVED,   the  undersigned   hereby   sell(s),   assign(s)  and  transfer(s)   unto
__________________________________  (Please  print or  typewrite  name and  address  including  postal  zip code of assignee) a Fractional  Undivided  Interest  evidenced by the within Mortgage  Pass-Through  Certificate and hereby authorizes  the transfer of  registration  of such  interest to assignee on the  Certificate  Register of the Trust
Fund.

                  I  (We)  further  direct  the  Certificate  Registrar  to  issue  a  new  Certificate  of a  like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:
                                                              Signature by or on behalf of assignor

                                                              Signature Guaranteed

                                             DISTRIBUTION INSTRUCTIONS

                  The assignee should include the following for purposes of distribution:

                  Distributions  shall be made, by wire transfer or otherwise,  in immediately  available  funds to
_________________________________  for the account of _________________________  account number _____________,  or,
if   mailed   by   check,   to   ______________________________.   Applicable   statements   should  be  mailed  to
_____________________________________________.

                  This information is provided by    __________________,    the   assignee    named    above,    or
________________________, as its agent.

                                                                                                        EXHIBIT A-2

                                           FORM OF CLASS I-M CERTIFICATE

                  THIS  CERTIFICATE IS  SUBORDINATED  IN RIGHT OF PAYMENT TO THE CLASS A CERTIFICATES  AS DESCRIBED
IN THE AGREEMENT (AS DEFINED BELOW).

                  SOLELY FOR U.S.  FEDERAL  INCOME TAX  PURPOSES,  THIS  CERTIFICATE  IS A "REGULAR  INTEREST" IN A
"REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED,  RESPECTIVELY,  IN SECTIONS 860G AND 860D OF
THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE").

                  THE  CERTIFICATE  PRINCIPAL  BALANCE  OF THIS  CERTIFICATE  WILL BE  DECREASED  BY THE  PRINCIPAL
PAYMENTS  HEREON AND REALIZED LOSSES  ALLOCABLE  HERETO AS DESCRIBED IN THE AGREEMENT.  ACCORDINGLY,  FOLLOWING THE
INITIAL  ISSUANCE OF THE  CERTIFICATES,  THE CERTIFICATE  PRINCIPAL  BALANCE OF THIS  CERTIFICATE WILL BE DIFFERENT
FROM THE  DENOMINATION  SHOWN BELOW.  ANYONE  ACQUIRING THIS  CERTIFICATE MAY ASCERTAIN ITS  CERTIFICATE  PRINCIPAL
BALANCE BY INQUIRY OF THE SECURITIES ADMINISTRATOR NAMED HEREIN.

                  UNLESS THIS  CERTIFICATE IS PRESENTED BY AN AUTHORIZED  REPRESENTATIVE  OF THE  DEPOSITORY  TRUST
COMPANY TO THE SECURITIES  ADMINISTRATOR  OR ITS AGENT FOR REGISTRATION OF TRANSFER,  EXCHANGE OR PAYMENT,  AND ANY
CERTIFICATE  ISSUED IS  REGISTERED  IN THE NAME OF CEDE & CO. OR SUCH  OTHER  NAME AS  REQUESTED  BY AN  AUTHORIZED
REPRESENTATIVE  OF THE  DEPOSITORY  TRUST  COMPANY AND ANY PAYMENT IS MADE TO CEDE & CO., ANY  TRANSFER,  PLEDGE OR
OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED  OWNER HEREOF,  CEDE &
CO., HAS AN INTEREST HEREIN.

         EACH  BENEFICIAL  OWNER OF A CLASS  I-M  CERTIFICATE  OR ANY  INTEREST  THEREIN  SHALL BE  DEEMED  TO HAVE
REPRESENTED,  BY VIRTUE OF ITS  ACQUISITION  OR HOLDING OF THAT  CERTIFICATE OR INTEREST  THEREIN,  THAT EITHER (I)
SUCH  CERTIFICATE  IS RATED AT LEAST "BBB-" OR ITS  EQUIVALENT  BY FITCH,  S&P AND  MOODY'S,  (II) IT IS NOT A PLAN
SUBJECT TO TITLE I OF THE  EMPLOYEE  RETIREMENT  INCOME  SECURITY ACT OF 1974,  AS AMENDED,  OR SECTION 4975 OF THE
CODE (EACH,  A "PLAN") OR INVESTING  WITH "PLAN ASSETS" OF ANY PLAN, OR (III) (1) IT IS AN INSURANCE  COMPANY,  (2)
THE SOURCE OF FUNDS USED TO ACQUIRE OR HOLD THE  CERTIFICATE OR INTEREST  THEREIN IS AN "INSURANCE  COMPANY GENERAL
ACCOUNT," AS SUCH TERM IS DEFINED IN U.S.  DEPARTMENT OF LABOR  PROHIBITED  TRANSACTION  CLASS  EXEMPTION  ("PTCE")
95-60, AND (3) THE CONDITIONS IN SECTIONS I AND III OF PTCE 95-60 HAVE BEEN SATISFIED.

Certificate No.1                                           Adjustable Pass-Through Rate

Class I-M Subordinate

                                                           Aggregate Initial Certificate Principal Balance of this
Date of Pooling and Servicing Agreement and Cut-off Date:  Certificate as of the Cut-off Date:
January 1, 2006                                            $__________

First Distribution Date:                                   Initial Certificate Principal Balance of this
February 27, 2006                                          Certificate as of the Cut-off Date:     $__________

Master Servicer:                                           CUSIP: __________
Wells Fargo Bank, National Association

Assumed Final Distribution Date:
February 25, 2036

                                           BEAR STEARNS ALT-A TRUST 2006-1
                                          MORTGAGE PASS-THROUGH CERTIFICATE
                                                    SERIES 2006-1

         evidencing  a  fractional  undivided  interest in the  distributions  allocable  to the Class I-M
         Certificates  with  respect  to a  Trust  Fund  consisting  primarily  of a  pool  of  adjustable
         interest  rate  mortgage  loans  secured  by  first  liens  on  one-to-four   family  residential
         properties and sold by BEAR STEARNS ASSET BACKED SECURITIES I LLC

                  This  Certificate  is payable solely from the assets of the Trust Fund, and does not represent an obligation  of or interest in Bear Stearns  Asset Backed  Securities  I LLC ("BSABS I"), the Master  Servicer,  the
Securities  Administrator or the Trustee referred to below or any of their affiliates or any other person.  Neither this  Certificate  nor the underlying  Mortgage Loans are  guaranteed or insured by any  governmental  entity or by
BSABS I, the Master  Servicer or the Trustee or any of their  affiliates or any other person.  None of BSABS I, the
Master  Servicer or any of their  affiliates  will have any  obligation  with respect to any  certificate  or other obligation secured by or payable from payments on the Certificates.

                  This  certifies  that Cede & Co. is the registered  owner of the  Fractional  Undivided  Interest evidenced  hereby in the beneficial  ownership  interest of Certificates of the same Class as this Certificate in a trust (the "Trust Fund")  primarily  consisting of  conventional  adjustable  rate mortgage  loans secured by first liens on one- to four- family  residential  properties  (collectively,  the "Mortgage  Loans") sold by BSABS I. The
Mortgage Loans were sold by EMC Mortgage  Corporation  ("EMC") to BSABS I. Wells Fargo Bank,  National  Association
("Wells Fargo") will act as master servicer of the Mortgage Loans (the "Master  Servicer,"  which term includes any successors  thereto under the Agreement  referred to below). The Trust Fund was created pursuant to the Pooling and
Servicing  Agreement  dated as of the Cut-off Date specified above (the  "Agreement"),  among BSABS I, as depositor
(the "Seller"),  the Master Servicer,  Wells Fargo, as securities  administrator (the "Securities  Administrator"),
EMC Mortgage Corporation and JPMorgan Chase Bank, National  Association,  as trustee (the "Trustee"),  a summary of certain  of the  pertinent  provisions  of  which  is set  forth  hereafter.  To the  extent  not  defined  herein, capitalized  terms used  herein  shall have the meaning  ascribed to them in the  Agreement.  This  Certificate  is issued under and is subject to the terms,  provisions  and  conditions  of the  Agreement,  to which  Agreement the
Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound.

                  Interest on this  Certificate  will accrue  during the period from and  including  the  preceding
Distribution Date (as hereinafter  defined) (or in the case of the first  Distribution Date, from the Closing Date)
to and including the day prior to the current  Distribution  Date on the Certificate  Principal Balance hereof at a per annum rate  equal to the  Pass-Through  Rate set forth in the  Agreement.  The  Securities  Administrator  will distribute  on the 25th day of each month,  or, if such 25th day is not a Business Day, the  immediately  following
Business Day (each, a  "Distribution  Date"),  commencing on the first  Distribution  Date specified  above, to the
Person in whose name this  Certificate  is  registered  at the close of business on the  Business  Day  immediately preceding the related  Distribution  Date so long as such  Certificate  remains in book-entry  form (and otherwise, the close of business on the last Business Day of the month  immediately  preceding the month of such  Distribution
Date), an amount equal to the product of the Fractional  Undivided  Interest  evidenced by this Certificate and the amount (of interest,  if any) required to be distributed to the Holders of  Certificates  of the same Class as this
Certificate.  The Assumed  Final  Distribution  Date is the  Distribution  Date in the month  following  the latest scheduled  maturity date of any Mortgage Loan and is not likely to be the date on which the  Certificate  Principal
Balance of this Class of Certificates will be reduced to zero.

                  Distributions on this  Certificate  will be made by the Securities  Administrator by check mailed to the address of the Person  entitled  thereto as such name and address shall appear on the  Certificate  Register or, if such  Person so  requests  by  notifying  the  Securities  Administrator  in  writing  as  specified  in the
Agreement,  by wire transfer.  Notwithstanding  the above, the final  distribution on this Certificate will be made after due notice by the Securities  Administrator of the pendency of such  distribution and only upon  presentation and  surrender of this  Certificate  at the office or agency  appointed by the  Securities  Administrator  for that purpose and designated in such notice. The initial  Certificate  Principal Balance of this Certificate is set forth above.  The  Certificate  Principal  Balance  hereof will be reduced to the extent of  distributions  allocable  to principal hereon and any Realized Losses allocable hereto.

                  Each  beneficial  owner of a Class I-M  Certificate  or any interest  therein  shall be deemed to have  represented,  by virtue of its acquisition or holding of that  Certificate or interest  therein,  that either
(i) such  Certificate is rated at least "BBB-" or its equivalent by Fitch,  S&P and Moody's,  (ii) it is not a plan subject to Title I of the Employee  Retirement  Security Investment Act of 1974, as amended, or Section 4975 of the
Code (each,  a "Plan") or investing  with "plan  assets" of any Plan, or (iii)(1) it is an insurance  company,  (2)
the source of funds used to acquire or hold the  Certificate or interest  therein is an "insurance  company general account," as such term is defined in U.S.  Department of Labor  Prohibited  Transaction  Class  Exemption  ("PTCE")
95-60, and (3) the conditions in Sections I and III of PTCE 95-60 have been satisfied.

                  This  Certificate is one of a duly authorized  issue of  Certificates  designated as set forth on the face  hereof  (the  "Certificates").  The  Certificates,  in the  aggregate,  evidence  the  entire  beneficial ownership interest in the Trust Fund formed pursuant to the Agreement.

                  The  Certificateholder,  by its acceptance of this  Certificate,  agrees that it will look solely to the Trust Fund for payment  hereunder and that neither the  Securities  Administrator  nor the Trustee is liable to the  Certificateholders  for any amount payable under this  Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

                  This  Certificate  does not purport to  summarize  the  Agreement  and  reference  is made to the
Agreement for the interests,  rights and limitations of rights, benefits,  obligations and duties evidenced hereby, and the rights, duties and immunities of the Securities Administrator.

                  The Agreement permits,  with certain  exceptions therein provided:  (i) the amendment thereof and of the  Servicing  Agreements  and the  modification  of the  rights  and  obligations  of the  Seller,  the Master
Servicer,  the  Securities  Administrator  and the  Trustee  and the  rights  of the  Certificateholders  under the
Agreement  from time to time by EMC,  the  Seller,  the  Master  Servicer,  the  Securities  Administrator  and the
Trustee,  and (ii) the  amendment  thereof and of the Servicing  Agreements by the Master  Servicer and the Trustee
with the consent of the Holders of Certificates,  evidencing  Fractional  Undivided Interests  aggregating not less than 51% of the Trust Fund (or in certain  cases,  Holders of  Certificates  of affected  Classes  evidencing  such percentage of the  Fractional  Undivided  Interests  thereof).  Any such consent by the Holder of this  Certificate shall be  conclusive  and  binding  on such  Holder  and upon all future  Holders  of this  Certificate  and of any
Certificate  issued upon the  transfer  hereof or in lieu hereof  whether or not  notation of such  consent is made upon this  Certificate.  The  Agreement  also permits the  amendment  thereof and of the  Servicing  Agreements  in certain limited circumstances, without the consent of the Holders of any of the Certificates.

                  As provided in the Agreement and subject to certain  limitations  therein set forth, the transfer of this  Certificate  is registrable  with the Securities  Administrator  upon  surrender of this  Certificate  for registration of transfer at the offices or agencies  maintained by the Securities  Administrator for such purposes, duly  endorsed by, or  accompanied  by a written  instrument  of transfer in form  satisfactory  to the  Securities
Administrator  duly  executed by the Holder  hereof or such  Holder's  attorney  duly  authorized  in writing,  and thereupon one or more new  Certificates  in  authorized  denominations  representing  a like  aggregate  Fractional
Undivided Interest will be issued to the designated transferee.

                  The  Certificates  are issuable only as registered  Certificates  without  coupons in the Classes and  denominations  specified in the  Agreement.  As provided in the Agreement  and subject to certain  limitations therein set forth,  this  Certificate is exchangeable  for one or more new  Certificates  evidencing the same Class and in the same aggregate Fractional Undivided Interest, as requested by the Holder surrendering the same.

                  No service charge will be made to the  Certificateholders  for any such registration of transfer, but the Securities  Administrator  may require  payment of a sum sufficient to cover any tax or other  governmental
charge  payable  in  connection  therewith.   The  Seller,  the  Master  Servicer,   the  Trustee,  the  Securities
Administrator  and any agent of any of them may treat the Person in whose name this  Certificate  is  registered as the owner  hereof for all  purposes,  and none of the Seller,  the Master  Servicer,  the Trustee,  the  Securities
Administrator or any such agent shall be affected by notice to the contrary.

                  The  obligations  created by the  Agreement  and the Trust Fund created  thereby  (other than the obligations  to make  payments to  Certificateholders  with  respect to the  termination  of the  Agreement)  shall terminate  upon the earlier of (i) the later of (A) the  maturity or other  liquidation  (or Advance  with  respect thereto) of the last  Mortgage  Loan  remaining in the Trust Fund and  disposition  of all property  acquired  upon foreclosure  or deed in lieu of  foreclosure of any Mortgage Loan and (B) the remittance of all funds due under the
Agreement,  or (ii) the optional  repurchase  by the party named in the  Agreement  of all the  Mortgage  Loans and other assets of the Trust Fund in  accordance  with the terms of the  Agreement.  Such optional  repurchase  may be made only if (i) the Scheduled  Principal  Balance of the Mortgage Loans at the time of any such repurchase is less than 20% of the  Cut-off  Date  Balance  for Loan Group I or (ii) the  Depositor,  based upon an Opinion of Counsel addressed to the  Depositor and the Trustee has  determined  that the REMIC status of any REMIC under the Agreement has been lost or that a substantial  risk exists that such REMIC status will be lost for the  then-current  taxable year. The exercise of such right will effect the early retirement of the Certificates.  In no event,  however, will the Trust Fund  created by the  Agreement  continue  beyond the  expiration  of 21 years after the death of certain persons identified in the Agreement.

                  Unless this  Certificate  has been  countersigned  by an authorized  signatory of the  Securities
Administrator by manual signature,  this Certificate  shall not be entitled to any benefit under the Agreement,  or be valid for any purpose.

                  IN  WITNESS  WHEREOF,  the  Securities  Administrator  has  caused  this  Certificate  to be duly executed.

Dated: January 31, 2006                              WELLS FARGO BANK, NATIONAL ASSOCIATION
                                                              not  in  its   individual   capacity  but  solely  as
                                                              Securities Administrator

                                                              By:
                                                                                Authorized Signatory

                                            CERTIFICATE OF AUTHENTICATION

                  This is one of the Class I-M Certificates referred to in the within-mentioned Agreement.

                                                              WELLS FARGO BANK, NATIONAL ASSOCIATION
                                                              Authorized  signatory  of Wells Fargo Bank,  National
                                                              Association,  not  in  its  individual  capacity  but
                                                              solely as Securities Administrator

                                                              By:
                                                                                Authorized Signatory

                                                    ASSIGNMENT

                  FOR  VALUE  RECEIVED,   the  undersigned   hereby   sell(s),   assign(s)  and  transfer(s)   unto
__________________________________  (Please  print or  typewrite  name and  address  including  postal  zip code of assignee) a Fractional  Undivided  Interest  evidenced by the within Mortgage  Pass-Through  Certificate and hereby authorizes  the transfer of  registration  of such  interest to assignee on the  Certificate  Register of the Trust
Fund.

                  I  (We)  further  direct  the  Certificate  Registrar  to  issue  a  new  Certificate  of a  like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:

                                                              Signature by or on behalf of assignor

                                                              Signature Guaranteed

                                              DISTRIBUTION INSTRUCTIONS

                  The assignee should include the following for purposes of distribution:

                  Distributions  shall be made, by wire transfer or otherwise,  in immediately  available  funds to
_________________________________  for the account of _________________________  account number _____________,  or,
if   mailed   by   check,   to   ______________________________.   Applicable   statements   should  be  mailed  to
_____________________________________________.

                  This information is provided by    __________________,    the   assignee    named    above,    or
________________________, as its agent.

                                                                                                        EXHIBIT A-3

                                       FORM OF CLASS I-B-[1][2] CERTIFICATE

                  THIS  CERTIFICATE IS SUBORDINATED  IN RIGHT OF PAYMENT TO THE CLASS A CERTIFICATES  AND THE CLASS
M CERTIFICATES AS DESCRIBED IN THE AGREEMENT (AS DEFINED BELOW).

                  SOLELY FOR U.S.  FEDERAL  INCOME TAX  PURPOSES,  THIS  CERTIFICATE  IS A "REGULAR  INTEREST" IN A
"REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED,  RESPECTIVELY,  IN SECTIONS 860G AND 860D OF
THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE").

                  THE  CERTIFICATE  PRINCIPAL  BALANCE  OF THIS  CERTIFICATE  WILL BE  DECREASED  BY THE  PRINCIPAL
PAYMENTS  HEREON AND REALIZED LOSSES  ALLOCABLE  HERETO AS DESCRIBED IN THE AGREEMENT.  ACCORDINGLY,  FOLLOWING THE
INITIAL  ISSUANCE OF THE  CERTIFICATES,  THE CERTIFICATE  PRINCIPAL  BALANCE OF THIS  CERTIFICATE WILL BE DIFFERENT
FROM THE  DENOMINATION  SHOWN BELOW.  ANYONE  ACQUIRING THIS  CERTIFICATE MAY ASCERTAIN ITS  CERTIFICATE  PRINCIPAL
BALANCE BY INQUIRY OF THE SECURITIES ADMINISTRATOR NAMED HEREIN.

                  UNLESS THIS  CERTIFICATE IS PRESENTED BY AN AUTHORIZED  REPRESENTATIVE  OF THE  DEPOSITORY  TRUST
COMPANY TO THE SECURITIES  ADMINISTRATOR  OR ITS AGENT FOR REGISTRATION OF TRANSFER,  EXCHANGE OR PAYMENT,  AND ANY
CERTIFICATE  ISSUED IS  REGISTERED  IN THE NAME OF CEDE & CO. OR SUCH  OTHER  NAME AS  REQUESTED  BY AN  AUTHORIZED
REPRESENTATIVE  OF THE  DEPOSITORY  TRUST  COMPANY AND ANY PAYMENT IS MADE TO CEDE & CO., ANY  TRANSFER,  PLEDGE OR
OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED  OWNER HEREOF,  CEDE &
CO., HAS AN INTEREST HEREIN.

         EACH BENEFICIAL  OWNER OF A CLASS  I-B-[1][2]  CERTIFICATE OR ANY INTEREST THEREIN SHALL BE DEEMED TO HAVE
REPRESENTED,  BY VIRTUE OF ITS  ACQUISITION  OR HOLDING OF THAT  CERTIFICATE OR INTEREST  THEREIN,  THAT EITHER (I)
SUCH  CERTIFICATE  IS RATED AT LEAST "BBB-" OR ITS  EQUIVALENT  BY FITCH,  S&P AND  MOODY'S,  (II) IT IS NOT A PLAN
SUBJECT TO TITLE I OF THE  EMPLOYEE  RETIREMENT  INCOME  SECURITY ACT OF 1974,  AS AMENDED,  OR SECTION 4975 OF THE
CODE (EACH,  A "PLAN") OR INVESTING  WITH "PLAN ASSETS" OF ANY PLAN, OR (III) (1) IT IS AN INSURANCE  COMPANY,  (2)
THE SOURCE OF FUNDS USED TO ACQUIRE OR HOLD THE  CERTIFICATE OR INTEREST  THEREIN IS AN "INSURANCE  COMPANY GENERAL
ACCOUNT," AS SUCH TERM IS DEFINED IN U.S.  DEPARTMENT OF LABOR  PROHIBITED  TRANSACTION  CLASS  EXEMPTION  ("PTCE")
95-60, AND (3) THE CONDITIONS IN SECTIONS I AND III OF PTCE 95-60 HAVE BEEN SATISFIED.

Certificate No.1                                           Adjustable Pass-Through Rate

Class I-B-[1][2] Subordinate

                                                           Aggregate Initial Certificate Principal Balance of this
Date of Pooling and Servicing Agreement and Cut-off Date:  Certificate as of the Cut-off Date:
January 1, 2006                                            $__________

First Distribution Date:                                   Initial Certificate Principal Balance of this
February 27, 2006                                          Certificate as of the Cut-off Date:     $__________

Master Servicer:                                           CUSIP: __________
Wells Fargo Bank, National Association

Assumed Final Distribution Date:
February 25, 2036

                                           BEAR STEARNS ALT-A TRUST 2006-1
                                          MORTGAGE PASS-THROUGH CERTIFICATE
                                                    SERIES 2006-1

         evidencing  a  fractional  undivided  interest  in  the  distributions  allocable  to  the  Class
         I-B-[1][2]  Certificates  with  respect  to a  Trust  Fund  consisting  primarily  of a  pool  of
         adjustable   interest  rate  mortgage  loans  secured  by  first  liens  on  one-to-four   family
         residential properties and sold by BEAR STEARNS ASSET BACKED SECURITIES I LLC

                  This  Certificate  is payable solely from the assets of the Trust Fund, and does not represent an obligation  of or interest in Bear Stearns  Asset Backed  Securities  I LLC ("BSABS I"), the Master  Servicer,  the
Securities  Administrator or the Trustee referred to below or any of their affiliates or any other person.  Neither this  Certificate  nor the underlying  Mortgage Loans are  guaranteed or insured by any  governmental  entity or by
BSABS I, the Master  Servicer or the Trustee or any of their  affiliates or any other person.  None of BSABS I, the
Master  Servicer or any of their  affiliates  will have any  obligation  with respect to any  certificate  or other obligation secured by or payable from payments on the Certificates.

                  This  certifies  that Cede & Co. is the registered  owner of the  Fractional  Undivided  Interest evidenced  hereby in the beneficial  ownership  interest of Certificates of the same Class as this Certificate in a trust (the "Trust Fund")  primarily  consisting of  conventional  adjustable  rate mortgage  loans secured by first liens on one- to four- family  residential  properties  (collectively,  the "Mortgage  Loans") sold by BSABS I. The
Mortgage Loans were sold by EMC Mortgage  Corporation  ("EMC") to BSABS I. Wells Fargo Bank,  National  Association
("Wells Fargo") will act as master servicer of the Mortgage Loans (the "Master  Servicer,"  which term includes any successors  thereto under the Agreement  referred to below). The Trust Fund was created pursuant to the Pooling and
Servicing  Agreement  dated as of the Cut-off Date specified above (the  "Agreement"),  among BSABS I, as depositor
(the "Seller"),  the Master Servicer,  Wells Fargo, as securities  administrator (the "Securities  Administrator"),
EMC Mortgage Corporation and JPMorgan Chase Bank, National  Association,  as trustee (the "Trustee"),  a summary of certain  of the  pertinent  provisions  of  which  is set  forth  hereafter.  To the  extent  not  defined  herein, capitalized  terms used  herein  shall have the meaning  ascribed to them in the  Agreement.  This  Certificate  is issued under and is subject to the terms,  provisions  and  conditions  of the  Agreement,  to which  Agreement the
Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound.

                  Interest on this  Certificate  will accrue  during the period from and  including  the  preceding
Distribution Date (as hereinafter  defined) (or in the case of the first  Distribution Date, from the Closing Date)
to and including the day prior to the current  Distribution  Date on the Certificate  Principal Balance hereof at a per annum rate  equal to the  Pass-Through  Rate set forth in the  Agreement.  The  Securities  Administrator  will distribute  on the 25th day of each month,  or, if such 25th day is not a Business Day, the  immediately  following
Business Day (each, a  "Distribution  Date"),  commencing on the first  Distribution  Date specified  above, to the
Person in whose name this  Certificate  is  registered  at the close of business on the  Business  Day  immediately preceding the related  Distribution  Date so long as such  Certificate  remains in book-entry  form (and otherwise, the close of business on the last Business Day of the month  immediately  preceding the month of such  Distribution
Date), an amount equal to the product of the Fractional  Undivided  Interest  evidenced by this Certificate and the amount (of interest,  if any) required to be distributed to the Holders of  Certificates  of the same Class as this
Certificate.  The Assumed  Final  Distribution  Date is the  Distribution  Date in the month  following  the latest scheduled  maturity date of any Mortgage Loan and is not likely to be the date on which the  Certificate  Principal
Balance of this Class of Certificates will be reduced to zero.

                  Distributions on this  Certificate  will be made by the Securities  Administrator by check mailed to the address of the Person  entitled  thereto as such name and address shall appear on the  Certificate  Register or, if such  Person so  requests  by  notifying  the  Securities  Administrator  in  writing  as  specified  in the
Agreement,  by wire transfer.  Notwithstanding  the above, the final  distribution on this Certificate will be made after due notice by the Securities  Administrator of the pendency of such  distribution and only upon  presentation and  surrender of this  Certificate  at the office or agency  appointed by the  Securities  Administrator  for that purpose and designated in such notice. The initial  Certificate  Principal Balance of this Certificate is set forth above.  The  Certificate  Principal  Balance  hereof will be reduced to the extent of  distributions  allocable  to principal hereon and any Realized Losses allocable hereto.

                  Each beneficial owner of a Class  I-B-[1][2]  Certificate or any interest therein shall be deemed to have represented,  by virtue of its acquisition or holding of that Certificate or interest therein,  that either
(i) such  Certificate is rated at least "BBB-" or its equivalent by Fitch,  S&P and Moody's,  (ii) it is not a plan subject to Title I of the Employee  Retirement  Security Investment Act of 1974, as amended, or Section 4975 of the
Code (each,  a "Plan") or investing  with "plan  assets" of any Plan, or (iii)(1) it is an insurance  company,  (2)
the source of funds used to acquire or hold the  Certificate or interest  therein is an "insurance  company general account," as such term is defined in U.S.  Department of Labor  Prohibited  Transaction  Class  Exemption  ("PTCE")
95-60, and (3) the conditions in Sections I and III of PTCE 95-60 have been satisfied.

                  This  Certificate is one of a duly authorized  issue of  Certificates  designated as set forth on the face  hereof  (the  "Certificates").  The  Certificates,  in the  aggregate,  evidence  the  entire  beneficial ownership interest in the Trust Fund formed pursuant to the Agreement.

                  The  Certificateholder,  by its acceptance of this  Certificate,  agrees that it will look solely to the Trust Fund for payment  hereunder and that neither the  Securities  Administrator  nor the Trustee is liable to the  Certificateholders  for any amount payable under this  Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

                  This  Certificate  does not purport to  summarize  the  Agreement  and  reference  is made to the
Agreement for the interests,  rights and limitations of rights, benefits,  obligations and duties evidenced hereby, and the rights, duties and immunities of the Securities Administrator.

                  The Agreement permits,  with certain  exceptions therein provided:  (i) the amendment thereof and of the  Servicing  Agreements  and the  modification  of the  rights  and  obligations  of the  Seller,  the Master
Servicer,  the  Securities  Administrator  and the  Trustee  and the  rights  of the  Certificateholders  under the
Agreement  from time to time by EMC,  the  Seller,  the  Master  Servicer,  the  Securities  Administrator  and the
Trustee,  and (ii) the  amendment  thereof and of the Servicing  Agreements by the Master  Servicer and the Trustee
with the consent of the Holders of Certificates,  evidencing  Fractional  Undivided Interests  aggregating not less than 51% of the Trust Fund (or in certain  cases,  Holders of  Certificates  of affected  Classes  evidencing  such percentage of the  Fractional  Undivided  Interests  thereof).  Any such consent by the Holder of this  Certificate shall be  conclusive  and  binding  on such  Holder  and upon all future  Holders  of this  Certificate  and of any
Certificate  issued upon the  transfer  hereof or in lieu hereof  whether or not  notation of such  consent is made upon this  Certificate.  The  Agreement  also permits the  amendment  thereof and of the  Servicing  Agreements  in certain limited circumstances, without the consent of the Holders of any of the Certificates.

                  As provided in the Agreement and subject to certain  limitations  therein set forth, the transfer of this  Certificate  is registrable  with the Securities  Administrator  upon  surrender of this  Certificate  for registration of transfer at the offices or agencies  maintained by the Securities  Administrator for such purposes, duly  endorsed by, or  accompanied  by a written  instrument  of transfer in form  satisfactory  to the  Securities
Administrator  duly  executed by the Holder  hereof or such  Holder's  attorney  duly  authorized  in writing,  and thereupon one or more new  Certificates  in  authorized  denominations  representing  a like  aggregate  Fractional
Undivided Interest will be issued to the designated transferee.

                  The  Certificates  are issuable only as registered  Certificates  without  coupons in the Classes and  denominations  specified in the  Agreement.  As provided in the Agreement  and subject to certain  limitations therein set forth,  this  Certificate is exchangeable  for one or more new  Certificates  evidencing the same Class and in the same aggregate Fractional Undivided Interest, as requested by the Holder surrendering the same.

                  No service charge will be made to the  Certificateholders  for any such registration of transfer, but the Securities  Administrator  may require  payment of a sum sufficient to cover any tax or other  governmental
charge  payable  in  connection  therewith.   The  Seller,  the  Master  Servicer,   the  Trustee,  the  Securities
Administrator  and any agent of any of them may treat the Person in whose name this  Certificate  is  registered as the owner  hereof for all  purposes,  and none of the Seller,  the Master  Servicer,  the Trustee,  the  Securities
Administrator or any such agent shall be affected by notice to the contrary.

                  The  obligations  created by the  Agreement  and the Trust Fund created  thereby  (other than the obligations  to make  payments to  Certificateholders  with  respect to the  termination  of the  Agreement)  shall terminate  upon the earlier of (i) the later of (A) the  maturity or other  liquidation  (or Advance  with  respect thereto) of the last  Mortgage  Loan  remaining in the Trust Fund and  disposition  of all property  acquired  upon foreclosure  or deed in lieu of  foreclosure of any Mortgage Loan and (B) the remittance of all funds due under the
Agreement,  or (ii) the optional  repurchase  by the party named in the  Agreement  of all the  Mortgage  Loans and other assets of the Trust Fund in  accordance  with the terms of the  Agreement.  Such optional  repurchase  may be made only if (i) the Scheduled  Principal  Balance of the Mortgage Loans at the time of any such repurchase is less than 20% of the  Cut-off  Date  Balance  for Loan Group I or (ii) the  Depositor,  based upon an Opinion of Counsel addressed to the  Depositor and the Trustee has  determined  that the REMIC status of any REMIC under the Agreement has been lost or that a substantial  risk exists that such REMIC status will be lost for the  then-current  taxable year. The exercise of such right will effect the early retirement of the Certificates.  In no event,  however, will the Trust Fund  created by the  Agreement  continue  beyond the  expiration  of 21 years after the death of certain persons identified in the Agreement.

                  Unless this  Certificate  has been  countersigned  by an authorized  signatory of the  Securities
Administrator by manual signature,  this Certificate  shall not be entitled to any benefit under the Agreement,  or be valid for any purpose.

                  IN  WITNESS  WHEREOF,  the  Securities  Administrator  has  caused  this  Certificate  to be duly executed.
Dated: January 31, 2006                              WELLS FARGO BANK, NATIONAL ASSOCIATION
                                                              not  in  its   individual   capacity  but  solely  as
                                                              Securities Administrator

                                                              By:
                                                                                Authorized Signatory

                                            CERTIFICATE OF AUTHENTICATION

                  This is one of the Class I-B-[1][2] Certificates referred to in the within-mentioned Agreement.

                                                              WELLS FARGO BANK, NATIONAL ASSOCIATION
                                                              Authorized  signatory  of Wells Fargo Bank,  National
                                                              Association,  not  in  its  individual  capacity  but
                                                              solely as Securities Administrator

                                                              By:
                                                                                Authorized Signatory

                                                    ASSIGNMENT

                  FOR  VALUE  RECEIVED,   the  undersigned   hereby   sell(s),   assign(s)  and  transfer(s)   unto
__________________________________  (Please  print or  typewrite  name and  address  including  postal  zip code of assignee) a Fractional  Undivided  Interest  evidenced by the within Mortgage  Pass-Through  Certificate and hereby authorizes  the transfer of  registration  of such  interest to assignee on the  Certificate  Register of the Trust
Fund.

                  I  (We)  further  direct  the  Certificate  Registrar  to  issue  a  new  Certificate  of a  like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:

                                                              Signature by or on behalf of assignor

                                                              Signature Guaranteed

                                              DISTRIBUTION INSTRUCTIONS

                  The assignee should include the following for purposes of distribution:

                  Distributions  shall be made, by wire transfer or otherwise,  in immediately  available  funds to
_________________________________  for the account of _________________________  account number _____________,  or,
if   mailed   by   check,   to   ______________________________.   Applicable   statements   should  be  mailed  to
_____________________________________________.

                  This information is provided by    __________________,    the   assignee    named    above,    or
________________________, as its agent.

                                                                                                        EXHIBIT A-4

                                         FORM OF CLASS I-B-[3] CERTIFICATE

                  THIS  CERTIFICATE  IS  SUBORDINATED  IN RIGHT OF PAYMENT TO THE CLASS A, CLASS M, CLASS I-B-1 AND
CLASS I-B-2 CERTIFICATES AS DESCRIBED IN THE AGREEMENT (AS DEFINED BELOW).

                  SOLELY FOR U.S.  FEDERAL  INCOME TAX  PURPOSES,  THIS  CERTIFICATE  IS A "REGULAR  INTEREST" IN A
"REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED,  RESPECTIVELY,  IN SECTIONS 860G AND 860D OF
THE INTERNAL REVENUE CODE OF 1986 (THE "CODE").

                  THE  CERTIFICATE  PRINCIPAL  BALANCE  OF THIS  CERTIFICATE  WILL BE  DECREASED  BY THE  PRINCIPAL
PAYMENTS  HEREON.  ACCORDINGLY,  FOLLOWING THE INITIAL  ISSUANCE OF THE  CERTIFICATES,  THE  CERTIFICATE  PRINCIPAL
BALANCE  OF THIS  CERTIFICATE  WILL  BE  DIFFERENT  FROM  THE  DENOMINATION  SHOWN  BELOW.  ANYONE  ACQUIRING  THIS
CERTIFICATE  MAY ASCERTAIN ITS  CERTIFICATE  PRINCIPAL  BALANCE BY INQUIRY OF THE  SECURITIES  ADMINISTRATOR  NAMED
HEREIN.

                  THIS  CERTIFICATE  HAS NOT BEEN AND WILL NOT BE REGISTERED  UNDER THE  SECURITIES ACT OF 1933, AS
AMENDED (THE  "SECURITIES  ACT"),  OR UNDER ANY STATE  SECURITIES  LAWS.  THE HOLDER  HEREOF,  BY  PURCHASING  THIS
CERTIFICATE,  AGREES THAT THIS  CERTIFICATE  MAY BE REOFFERED,  RESOLD,  PLEDGED OR OTHERWISE  TRANSFERRED  ONLY IN
COMPLIANCE  WITH THE  SECURITIES  ACT AND  OTHER  APPLICABLE  LAWS AND ONLY (1)  PURSUANT  TO RULE  144A  UNDER THE
SECURITIES ACT ("RULE 144A") TO A PERSON THAT THE HOLDER  REASONABLY  BELIEVES IS A QUALIFIED  INSTITUTIONAL  BUYER
WITHIN THE MEANING OF RULE 144A (A "QIB"),  PURCHASING  FOR ITS OWN ACCOUNT OR A QIB  PURCHASING FOR THE ACCOUNT OF
A QIB, WHOM THE HOLDER HAS INFORMED,  IN EACH CASE,  THAT THE REOFFER,  RESALE,  PLEDGE OR OTHER  TRANSFER IS BEING
MADE IN RELIANCE ON RULE 144A OR (2) IN CERTIFICATED  FORM TO AN  "INSTITUTIONAL  ACCREDITED  INVESTOR"  WITHIN THE
MEANING  THEREOF IN RULE  501(a)(1),  (2),  (3) or (7) OF  REGULATION D UNDER THE ACT OR ANY ENTITY IN WHICH ALL OF
THE EQUITY OWNERS COME WITHIN SUCH PARAGRAPHS  PURCHASING NOT FOR  DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT,
SUBJECT TO (A) THE RECEIPT BY THE SECURITIES  ADMINISTRATOR  OF A LETTER  SUBSTANTIALLY IN THE FORM PROVIDED IN THE
AGREEMENT AND (B) THE RECEIPT BY THE SECURITIES  ADMINISTRATOR OF SUCH OTHER EVIDENCE  ACCEPTABLE TO THE SECURITIES
ADMINISTRATOR  THAT SUCH REOFFER,  RESALE,  PLEDGE OR TRANSFER IS IN COMPLIANCE  WITH THE  SECURITIES ACT AND OTHER
APPLICABLE  LAWS OR IN EACH CASE IN ACCORDANCE  WITH ALL  APPLICABLE  SECURITIES  LAWS OF THE UNITED STATES AND ANY
OTHER APPLICABLE JURISDICTION.

                  THIS  CERTIFICATE  MAY NOT BE ACQUIRED  DIRECTLY OR  INDIRECTLY  BY, OR ON BEHALF OF, AN EMPLOYEE
BENEFIT  PLAN OR OTHER  RETIREMENT  ARRANGEMENT  (EACH,  A  "PLAN")  THAT IS  SUBJECT  TO  TITLE I OF THE  EMPLOYEE
RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED  ("ERISA"),  AND/OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF
1986,  AS AMENDED (THE  "CODE"),  OR BY A PERSON  USING "PLAN  ASSETS" OF A PLAN,  UNLESS THE  PROPOSED  TRANSFEREE
PROVIDES THE SECURITIES  ADMINISTRATOR  WITH AN OPINION OF COUNSEL FOR THE BENEFIT OF THE TRUSTEE,  MASTER SERVICER
AND THE SECURITIES  ADMINISTRATOR AND ON WHICH THEY MAY RELY WHICH IS SATISFACTORY TO THE SECURITIES  ADMINISTRATOR
THAT THE PURCHASE OF THIS  CERTIFICATE  IS  PERMISSIBLE  UNDER  APPLICABLE  LAW, WILL NOT CONSTITUTE OR RESULT IN A
NON-EXEMPT  PROHIBITED  TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE AND WILL NOT SUBJECT THE
MASTER  SERVICER,  THE TRUSTEE OR THE SECURITIES  ADMINISTRATOR TO ANY OBLIGATION OR LIABILITY IN ADDITION TO THOSE
UNDERTAKEN IN THE AGREEMENT.

Certificate No.1                                           Adjustable Pass-Through Rate

Class I-B-[3] Senior

                                                           Aggregate Initial Certificate Principal Balance of this
Date of Pooling and Servicing Agreement and Cut-off Date:  Certificate as of the Cut-off Date:
January 1, 2006                                            $__________

                                                           Initial Certificate Principal Balance of this
First Distribution Date:                                   Certificate as of the Cut-off Date:
February 27, 2006                                          $__________

Master Servicer:                                           CUSIP: __________
Wells Fargo Bank, National Association

Assumed Final Distribution Date:
February 25, 2036

                                          BEAR STEARNS ALT-A TRUST 2006-1
                                         MORTGAGE PASS-THROUGH CERTIFICATE
                                                   SERIES 2006-1

         evidencing a fractional  undivided  interest in the distributions  allocable to the Class I-B-[3]
         Certificates  with  respect  to a  Trust  Fund  consisting  primarily  of a  pool  of  adjustable
         interest  rate  mortgage  loans  secured  by  first  liens  on  one-to-four   family  residential
         properties and sold by BEAR STEARNS ASSET BACKED SECURITIES I LLC

                  This  Certificate  is payable solely from the assets of the Trust Fund, and does not represent an obligation  of or interest in Bear Stearns  Asset Backed  Securities  I LLC ("BSABS I"), the Master  Servicer,  the
Securities  Administrator or the Trustee referred to below or any of their affiliates or any other person.  Neither this  Certificate  nor the underlying  Mortgage Loans are  guaranteed or insured by any  governmental  entity or by
BSABS I, the Master  Servicer or the Trustee or any of their  affiliates or any other person.  None of BSABS I, the
Master  Servicer or any of their  affiliates  will have any  obligation  with respect to any  certificate  or other obligation secured by or payable from payments on the Certificates.

                  This  certifies that Bear,  Stearns  Securities  Corp. is the registered  owner of the Fractional
Undivided  Interest  evidenced  hereby in the beneficial  ownership  interest of  Certificates of the same Class as this  Certificate  in a trust (the "Trust Fund")  primarily  consisting of  conventional  adjustable  rate mortgage loans secured by first liens on one- to four- family residential  properties  (collectively,  the "Mortgage Loans")
sold by BSABS I. The  Mortgage  Loans were sold by EMC Mortgage  Corporation  ("EMC") to BSABS I. Wells Fargo Bank,
National  Association  ("Wells  Fargo") will act as master  servicer of the Mortgage Loans (the "Master  Servicer,"
which term  includes any  successors  thereto under the  Agreement  referred to below).  The Trust Fund was created pursuant to the Pooling and Servicing  Agreement  dated as of the Cut-off Date specified  above (the  "Agreement"), among BSABS I, as depositor (the "Seller"),  the Master  Servicer,  Wells Fargo, as securities  administrator  (the
"Securities  Administrator"),  EMC Mortgage Corporation and JPMorgan Chase Bank, National  Association,  as trustee
(the "Trustee"),  a summary of certain of the pertinent  provisions of which is set forth hereafter.  To the extent not defined herein,  capitalized  terms used herein shall have the meaning ascribed to them in the Agreement.  This
Certificate  is issued under and is subject to the terms,  provisions  and  conditions of the  Agreement,  to which
Agreement the Holder of this  Certificate  by virtue of its  acceptance  hereof assents and by which such Holder is bound.

                  The  Securities  Administrator  will  distribute on the 25th day of each month,  or, if such 25th day is not a Business Day, the  immediately  following  Business Day (each, a "Distribution  Date"),  commencing on the first  Distribution  Date specified  above,  to the Person in whose name this  Certificate is registered at the close  of  business  on the  last  Business  Day of the  month  immediately  preceding  the  month  of the  related
Distribution  Date,  an  amount  equal to the  product  of the  Fractional  Undivided  Interest  evidenced  by this
Certificate  and the amount  required to be  distributed to the Holders of  Certificates  of the same Class as this
Certificate.  The Assumed  Final  Distribution  Date is the  Distribution  Date in the month  following  the latest scheduled  maturity date of any Mortgage Loan and is not likely to be the date on which the  Certificate  Principal
Balance of this Class of Certificates will be reduced to zero.

                  Distributions on this  Certificate  will be made by the Securities  Administrator by check mailed to the address of the Person  entitled  thereto as such name and address shall appear on the  Certificate  Register or, if such  Person so  requests  by  notifying  the  Securities  Administrator  in  writing  as  specified  in the
Agreement,  by wire transfer.  Notwithstanding  the above, the final  distribution on this Certificate will be made after due notice by the Securities  Administrator of the pendency of such  distribution and only upon  presentation and  surrender of this  Certificate  at the office or agency  appointed by the  Securities  Administrator  for that purpose and designated in such notice. The initial  Certificate  Principal Balance of this Certificate is set forth above.  The  Certificate  Principal  Balance  hereof will be reduced to the extent of  distributions  allocable  to principal hereon.

                  No  transfer  of this  Certificate  shall be made  unless the  transfer  is made  pursuant  to an effective  registration  statement under the Securities Act of 1933, as amended (the "1933 Act"),  and an effective registration or  qualification  under  applicable  state securities laws, or is made in a transaction that does not require such  registration or  qualification.  In the event that such a transfer of this  Certificate is to be made without registration or qualification,  the Securities  Administrator shall require receipt of (i) if such transfer is  purportedly  being made (a) in  reliance  upon Rule 144A under the 1933 Act or (b) to a  transferee  that is an
"Institutional  Accredited  Investor"  within the meaning of Rule 501(a)(1),  (2), (3) or (7) of Regulation D under the 1933 Act, written  certifications from the Holder of the Certificate desiring to effect the transfer,  and from such Holder's prospective  transferee,  substantially in the forms attached to the Agreement as Exhibit F-1 or F-2, as applicable,  and (ii) if requested by the Securities  Administrator,  an Opinion of Counsel  satisfactory  to it that such transfer may be made without such  registration or  qualification  (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Seller,  the Trustee,  the Securities  Administrator  or the Master Servicer
in their  respective  capacities as such),  together with copies of the written  certification(s)  of the Holder of the  Certificate  desiring to effect the  transfer  and/or such  Holder's  prospective  transferee  upon which such
Opinion of Counsel is based.  None of the Seller,  the  Securities  Administrator  or the Trustee is  obligated  to register  or  qualify  the  Class of  Certificates  specified  on the face  hereof  under the 1933 Act or any other securities  law or to take any action not  otherwise  required  under the  Agreement to permit the transfer of such
Certificates  without  registration or qualification.  Any Holder desiring to effect a transfer of this Certificate shall be required to indemnify  the  Trustee,  the  Securities  Administrator,  the Seller and the Master  Servicer
against  any  liability  that may result if the  transfer is not so exempt or is not made in  accordance  with such federal and state laws.

                  No transfer of this Class I-B-[3]  Certificate  will be made unless the Securities  Administrator have  received  either (i) opinion of counsel for the benefit of the Trustee,  Master  Servicer and the  Securities
Administrator  and which they may rely which is satisfactory to the Securities  Administrator  that the purchase of this  certificate  is  permissible  under  local law,  will not  constitute  or result in a  non-exempt  prohibited transaction  under Section 406 of the Employee  Retirement Income Security Act of 1974, as amended  ("ERISA"),  and
Section 4975 of the Internal Revenue Code, as amended (the "Code"),  and will not subject the Master Servicer,  the
Trustee or the  Securities  Administrator  to any  obligation  or liability in addition to those  undertaken in the
Agreement or (ii) a representation  letter stating that the transferee is not acquiring  directly or indirectly by, or on behalf of, an employee  benefit  plan or other  retirement  arrangement  that is subject to Title I of ERISA, and/or Section 4975 of the Code (each, a "Plan"), or by a person using "plan assets" of a Plan.

                  This  Certificate is one of a duly authorized  issue of  Certificates  designated as set forth on the face  hereof  (the  "Certificates").  The  Certificates,  in the  aggregate,  evidence  the  entire  beneficial ownership interest in the Trust Fund formed pursuant to the Agreement.

                  The  Certificateholder,  by its acceptance of this  Certificate,  agrees that it will look solely to the Trust Fund for payment  hereunder and that neither the  Securities  Administrator  nor the Trustee is liable to the  Certificateholders  for any amount payable under this  Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

                  This  Certificate  does not purport to  summarize  the  Agreement  and  reference  is made to the
Agreement for the interests,  rights and limitations of rights, benefits,  obligations and duties evidenced hereby, and the rights, duties and immunities of the Securities Administrator.

                  The Agreement permits,  with certain  exceptions therein provided:  (i) the amendment thereof and of the Servicing  Agreement and the modification of the rights and obligations of the Seller,  the Master Servicer, the  Securities  Administrator  and the Trustee and the rights of the  Certificateholders  under the Agreement from time to time by EMC, the Seller, the Master Servicer,  the Securities  Administrator and the Trustee,  and (ii) the
amendment  thereof and of the  Servicing  Agreement by the Master  Servicer and the Trustee with the consent of the
Holders of  Certificates,  evidencing  Fractional  Undivided  Interests  aggregating not less than 51% of the Trust
Fund (or in  certain  cases,  Holders of  Certificates  of  affected  Classes  evidencing  such  percentage  of the
Fractional  Undivided  Interests  thereof).  Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this  Certificate and of any Certificate  issued upon the transfer  hereof or in lieu hereof  whether or not  notation  of such  consent is made upon this  Certificate.  The
Agreement  also permits the amendment  thereof and of the  Servicing  Agreement in certain  limited  circumstances, without the consent of the Holders of any of the Certificates.

                  As provided in the Agreement and subject to certain  limitations  therein set forth, the transfer of this  Certificate  is registrable  with the Securities  Administrator  upon  surrender of this  Certificate  for registration of transfer at the offices or agencies  maintained by the Securities  Administrator for such purposes, duly  endorsed by, or  accompanied  by a written  instrument  of transfer in form  satisfactory  to the  Securities
Administrator  duly  executed by the Holder  hereof or such  Holder's  attorney  duly  authorized  in writing,  and thereupon one or more new  Certificates  in  authorized  denominations  representing  a like  aggregate  Fractional
Undivided Interest will be issued to the designated transferee.

                  The  Certificates  are issuable only as registered  Certificates  without  coupons in the Classes and  denominations  specified in the  Agreement.  As provided in the Agreement  and subject to certain  limitations therein set forth,  this  Certificate is exchangeable  for one or more new  Certificates  evidencing the same Class and in the same aggregate Fractional Undivided Interest, as requested by the Holder surrendering the same.

                  No service charge will be made to the  Certificateholders  for any such registration of transfer, but the Securities  Administrator  may require  payment of a sum sufficient to cover any tax or other  governmental
charge  payable  in  connection  therewith.   The  Seller,  the  Master  Servicer,   the  Trustee,  the  Securities
Administrator  and any agent of any of them may treat the Person in whose name this  Certificate  is  registered as the owner  hereof for all  purposes,  and none of the Seller,  the Master  Servicer,  the Trustee,  the  Securities
Administrator or any such agent shall be affected by notice to the contrary.

                  The  obligations  created by the  Agreement  and the Trust Fund created  thereby  (other than the obligations  to make  payments to  Certificateholders  with  respect to the  termination  of the  Agreement)  shall terminate  upon the earlier of (i) the later of (A) the  maturity or other  liquidation  (or Advance  with  respect thereto) of the last  Mortgage  Loan  remaining in the Trust Fund and  disposition  of all property  acquired  upon foreclosure  or deed in lieu of  foreclosure of any Mortgage Loan and (B) the remittance of all funds due under the
Agreement,  or (ii) the optional  repurchase  by the party named in the  Agreement  of all the  Mortgage  Loans and other assets of the Trust Fund in  accordance  with the terms of the  Agreement.  Such optional  repurchase  may be made only if (i) the Scheduled  Principal  Balance of the Mortgage Loans at the time of any such repurchase is less than 20% of the  Cut-off  Date  Balance  for Loan Group I or (ii) the  Depositor,  based upon an Opinion of Counsel addressed to the  Depositor and the Trustee has  determined  that the REMIC status of any REMIC under the Agreement has been lost or that a substantial  risk exists that such REMIC status will be lost for the  then-current  taxable year. The exercise of such right will effect the early retirement of the Certificates.  In no event,  however, will the Trust Fund  created by the  Agreement  continue  beyond the  expiration  of 21 years after the death of certain persons identified in the Agreement.

                  Unless this  Certificate  has been  countersigned  by an authorized  signatory of the  Securities
Administrator by manual signature,  this Certificate  shall not be entitled to any benefit under the Agreement,  or be valid for any purpose.

                  IN  WITNESS  WHEREOF,  the  Securities  Administrator  has  caused  this  Certificate  to be duly executed.
Dated: January 31, 2006                              WELLS FARGO BANK, NATIONAL ASSOCIATION
                                                              Not  in  its   individual   capacity  but  solely  as
                                                              Securities Administrator

                                                              By:
                                                                                Authorized Signatory

                                           CERTIFICATE OF AUTHENTICATION

                  This is one of the Class I-B-[3] Certificates referred to in the within-mentioned Agreement.

                                                              WELLS FARGO BANK, NATIONAL ASSOCIATION
                                                              Authorized  signatory of JPMorgan  Chase Bank, not in
                                                              its  individual  capacity  but  solely as  Securities
                                                              Administrator

                                                              By:
                                                                                Authorized Signatory

                                                    ASSIGNMENT

                  FOR  VALUE  RECEIVED,   the  undersigned   hereby   sell(s),   assign(s)  and  transfer(s)   unto
__________________________________  (Please  print or  typewrite  name and  address  including  postal  zip code of assignee) a Fractional  Undivided  Interest  evidenced by the within Mortgage  Pass-Through  Certificate and hereby authorizes  the transfer of  registration  of such  interest to assignee on the  Certificate  Register of the Trust
Fund.

                  I  (We)  further  direct  the  Certificate  Registrar  to  issue  a  new  Certificate  of a  like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:

                                                              Signature by or on behalf of assignor

                                                              Signature Guaranteed

                                             DISTRIBUTION INSTRUCTIONS

                  The assignee should include the following for purposes of distribution:

                  Distributions  shall be made, by wire transfer or otherwise,  in immediately  available  funds to
_________________________________  for the account of _________________________  account number _____________,  or,
if   mailed   by   check,   to   ______________________________.   Applicable   statements   should  be  mailed  to
_____________________________________________.

                  This information is provided by    __________________,    the   assignee    named    above,    or
________________________, as its agent.

                                                                                                      EXHIBIT A-5-1

                                            FORM OF CLASS R CERTIFICATE

                  THIS  CERTIFICATE  MAY  NOT  BE  HELD  BY OR  TRANSFERRED  TO A  NON-UNITED  STATES  PERSON  OR A
DISQUALIFIED ORGANIZATION (AS DEFINED BELOW).

                  SOLELY FOR U.S.  FEDERAL  INCOME TAX PURPOSES,  THIS  CERTIFICATE  IS A "RESIDUAL  INTEREST" IN A
"REAL ESTATE MORTGAGE  INVESTMENT CONDUIT" AS THOSE TERMS ARE DEFINED,  RESPECTIVELY,  IN SECTIONS 860G AND 860D OF
THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE").

                  THIS  CERTIFICATE  HAS NOT BEEN AND WILL NOT BE REGISTERED  UNDER THE  SECURITIES ACT OF 1933, AS
AMENDED (THE  "SECURITIES  ACT"),  OR UNDER ANY STATE  SECURITIES  LAWS.  THE HOLDER  HEREOF,  BY  PURCHASING  THIS
CERTIFICATE,  AGREES THAT THIS  CERTIFICATE  MAY BE REOFFERED,  RESOLD,  PLEDGED OR OTHERWISE  TRANSFERRED  ONLY IN
COMPLIANCE  WITH THE  SECURITIES  ACT AND  OTHER  APPLICABLE  LAWS AND ONLY (1)  PURSUANT  TO RULE  144A  UNDER THE
SECURITIES ACT ("RULE 144A") TO A PERSON THAT THE HOLDER  REASONABLY  BELIEVES IS A QUALIFIED  INSTITUTIONAL  BUYER
WITHIN THE MEANING OF RULE 144A (A "QIB"),  PURCHASING  FOR ITS OWN ACCOUNT OR A QIB  PURCHASING FOR THE ACCOUNT OF
A QIB, WHOM THE HOLDER HAS INFORMED,  IN EACH CASE,  THAT THE REOFFER,  RESALE,  PLEDGE OR OTHER  TRANSFER IS BEING
MADE IN RELIANCE ON RULE 144A OR (2) IN CERTIFICATED  FORM TO AN  "INSTITUTIONAL  ACCREDITED  INVESTOR"  WITHIN THE
MEANING  THEREOF IN RULE  501(a)(1),  (2),  (3) or (7) OF  REGULATION D UNDER THE ACT OR ANY ENTITY IN WHICH ALL OF
THE EQUITY OWNERS COME WITHIN SUCH PARAGRAPHS  PURCHASING NOT FOR  DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT,
SUBJECT TO (A) THE RECEIPT BY THE SECURITIES  ADMINISTRATOR  OF A LETTER  SUBSTANTIALLY IN THE FORM PROVIDED IN THE
AGREEMENT AND (B) THE RECEIPT BY THE SECURITIES  ADMINISTRATOR OF SUCH OTHER EVIDENCE  ACCEPTABLE TO THE SECURITIES
ADMINISTRATOR  THAT SUCH REOFFER,  RESALE,  PLEDGE OR TRANSFER IS IN COMPLIANCE  WITH THE  SECURITIES ACT AND OTHER
APPLICABLE  LAWS OR IN EACH CASE IN ACCORDANCE  WITH ALL  APPLICABLE  SECURITIES  LAWS OF THE UNITED STATES AND ANY
OTHER APPLICABLE JURISDICTION.

                  THIS  CERTIFICATE  MAY NOT BE ACQUIRED  DIRECTLY OR  INDIRECTLY  BY, OR ON BEHALF OF, AN EMPLOYEE
BENEFIT  PLAN OR OTHER  RETIREMENT  ARRANGEMENT  (EACH,  A  "PLAN")  THAT IS  SUBJECT  TO  TITLE I OF THE  EMPLOYEE
RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED  ("ERISA"),  AND/OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF
1986,  AS AMENDED (THE  "CODE"),  OR BY A PERSON  USING "PLAN  ASSETS" OF A PLAN,  UNLESS THE  PROPOSED  TRANSFEREE
PROVIDES THE SECURITIES  ADMINISTRATOR  WITH AN OPINION OF COUNSEL FOR THE BENEFIT OF THE TRUSTEE,  MASTER SERVICER
AND THE SECURITIES  ADMINISTRATOR AND ON WHICH THEY MAY RELY WHICH IS SATISFACTORY TO THE SECURITIES  ADMINISTRATOR
THAT THE PURCHASE OF THIS  CERTIFICATE  IS  PERMISSIBLE  UNDER  APPLICABLE  LAW, WILL NOT CONSTITUTE OR RESULT IN A
NON-EXEMPT  PROHIBITED  TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE AND WILL NOT SUBJECT THE
MASTER  SERVICER,  THE TRUSTEE OR THE SECURITIES  ADMINISTRATOR TO ANY OBLIGATION OR LIABILITY IN ADDITION TO THOSE
UNDERTAKEN IN THE AGREEMENT.

                  ANY RESALE,  TRANSFER OR OTHER  DISPOSITION OF THIS  CERTIFICATE MAY BE MADE ONLY IF THE PROPOSED
TRANSFEREE  PROVIDES A TRANSFER  AFFIDAVIT TO THE MASTER  SERVICER AND THE TRUSTEE THAT (1) SUCH  TRANSFEREE IS NOT
(A) THE UNITED STATES,  ANY STATE OR POLITICAL  SUBDIVISION  THEREOF,  ANY POSSESSION OF THE UNITED STATES,  OR ANY
AGENCY OR INSTRUMENTALITY  OF ANY OF THE FOREGOING (OTHER THAN AN INSTRUMENTALITY  WHICH IS A CORPORATION IF ALL OF
ITS  ACTIVITIES  ARE  SUBJECT TO TAX AND EXCEPT FOR  FREDDIE  MAC,  A  MAJORITY  OF ITS BOARD OF  DIRECTORS  IS NOT
SELECTED BY SUCH GOVERNMENTAL UNIT), (B) A FOREIGN  GOVERNMENT,  ANY INTERNATIONAL  ORGANIZATION,  OR ANY AGENCY OR
INSTRUMENTALITY  OF EITHER OF THE  FOREGOING,  (C) ANY  ORGANIZATION  (OTHER  THAN  CERTAIN  FARMERS'  COOPERATIVES
DESCRIBED  IN SECTION  521 OF THE CODE)  WHICH IS EXEMPT  FROM THE TAX IMPOSED BY CHAPTER 1 OF THE CODE UNLESS SUCH
ORGANIZATION  IS SUBJECT TO THE TAX  IMPOSED BY SECTION 511 OF THE CODE  (INCLUDING  THE TAX IMPOSED BY SECTION 511
OF THE CODE ON UNRELATED  BUSINESS  TAXABLE  INCOME),  (D) RURAL ELECTRIC AND TELEPHONE  COOPERATIVES  DESCRIBED IN
SECTION  1381(a)(2)(C)  OF THE CODE, (E) AN ELECTING LARGE  PARTNERSHIP  UNDER SECTION 775(a) OF THE CODE (ANY SUCH
PERSON  DESCRIBED IN THE FOREGOING  CLAUSES (A), (B), (C), (D) OR (E) BEING HEREIN  REFERRED TO AS A  "DISQUALIFIED
ORGANIZATION"),  OR (F) AN AGENT OF A DISQUALIFIED  ORGANIZATION,  (2) NO PURPOSE OF SUCH TRANSFER IS TO IMPEDE THE
ASSESSMENT OR COLLECTION OF TAX AND (3) SUCH TRANSFEREE  SATISFIES CERTAIN  ADDITIONAL  CONDITIONS  RELATING TO THE
FINANCIAL CONDITION OF THE PROPOSED  TRANSFEREE.  NOTWITHSTANDING  THE REGISTRATION IN THE CERTIFICATE  REGISTER OR
ANY TRANSFER,  SALE OR OTHER  DISPOSITION  OF THIS  CERTIFICATE  TO A  DISQUALIFIED  ORGANIZATION  OR AN AGENT OF A
DISQUALIFIED  ORGANIZATION,  SUCH  REGISTRATION  SHALL BE DEEMED TO BE OF NO LEGAL FORCE OR EFFECT  WHATSOEVER  AND
SUCH PERSON SHALL NOT BE DEEMED TO BE A  CERTIFICATEHOLDER  FOR ANY PURPOSE HEREUNDER,  INCLUDING,  BUT NOT LIMITED
TO, THE RECEIPT OF DISTRIBUTIONS ON THIS CERTIFICATE.

Certificate No.1                                           Percentage Interest: 100%

Class R

Date of Pooling and Servicing Agreement and Cut-off Date:  Aggregate Initial Certificate Principal Balance of this
January 1, 2006                                            Certificate as of the Cut-off Date:
                                                           $0.00

                                                           Initial Certificate Principal Balance of this
First Distribution Date:                                   Certificate as of the Cut-off Date:
February 27, 2006                                          $0.00

Master Servicer:                                           CUSIP: __________
Wells Fargo Bank, National Association

Assumed Final Distribution Date:
February 25, 2036

                                           BEAR STEARNS ALT-A TRUST 2006-1
                                          MORTGAGE PASS-THROUGH CERTIFICATE
                                                    SERIES 2006-1

         evidencing  a  fractional  undivided  interest  in the  distributions  allocable  to the  Class R
         Certificates  with  respect  to a  Trust  Fund  consisting  primarily  of a  pool  of  adjustable
         interest  rate  mortgage  loans  secured  by  first  liens  on  one-to-four   family  residential
         properties and sold by BEAR STEARNS ASSET BACKED SECURITIES I LLC

                  This  Certificate  is payable solely from the assets of the Trust Fund, and does not represent an obligation  of or interest in Bear Stearns  Asset Backed  Securities  I LLC ("BSABS I"), the Master  Servicer,  the
Securities  Administrator or the Trustee referred to below or any of their affiliates or any other person.  Neither this  Certificate  nor the underlying  Mortgage Loans are  guaranteed or insured by any  governmental  entity or by
BSABS I, the Master  Servicer or the Trustee or any of their  affiliates or any other person.  None of BSABS I, the
Master  Servicer or any of their  affiliates  will have any  obligation  with respect to any  certificate  or other obligation secured by or payable from payments on the Certificates.

                  This  certifies that Bear,  Stearns  Securities  Corp. is the registered  owner of the Fractional
Undivided  Interest  evidenced  hereby in the beneficial  ownership  interest of  Certificates of the same Class as this  Certificate  in a trust (the "Trust Fund")  primarily  consisting of  conventional  adjustable  rate mortgage loans secured by first liens on one- to four- family residential  properties  (collectively,  the "Mortgage Loans")
sold by BSABS I. The  Mortgage  Loans were sold by EMC Mortgage  Corporation  ("EMC") to BSABS I. Wells Fargo Bank,
National  Association  ("Wells  Fargo") will act as master  servicer of the Mortgage Loans (the "Master  Servicer,"
which term  includes any  successors  thereto under the  Agreement  referred to below).  The Trust Fund was created pursuant to the Pooling and Servicing  Agreement  dated as of the Cut-off Date specified  above (the  "Agreement"), among BSABS I, as depositor (the "Seller"),  the Master  Servicer,  Wells Fargo, as securities  administrator  (the
"Securities  Administrator"),  EMC Mortgage Corporation and JPMorgan Chase Bank, National  Association,  as trustee
(the "Trustee"),  a summary of certain of the pertinent  provisions of which is set forth hereafter.  To the extent not defined herein,  capitalized  terms used herein shall have the meaning ascribed to them in the Agreement.  This
Certificate  is issued under and is subject to the terms,  provisions  and  conditions of the  Agreement,  to which
Agreement the Holder of this  Certificate  by virtue of its  acceptance  hereof assents and by which such Holder is bound.

                  Each Holder of this  Certificate  will be deemed to have  agreed to be bound by the  restrictions set forth in the Agreement to the effect that (i) each person  holding or acquiring any ownership  interest in this
Certificate  must be a United  States  Person  and a  Permitted  Transferee,  (ii) the  transfer  of any  ownership interest in this  Certificate  will be  conditioned  upon the delivery to the  Securities  Administrator  of, among other things,  an affidavit to the effect that it is a United States  Person and  Permitted  Transferee,  (iii) any
attempted or purported  transfer of any ownership  interest in this  Certificate in violation of such  restrictions will be  absolutely  null and void and will vest no  rights in the  purported  transferee,  and (iv) if any  person other than a United States Person and a Permitted  Transferee  acquires any ownership  interest in this Certificate in violation of such  restrictions,  then the Seller will have the right, in its sole discretion and without notice to the  Holder of this  Certificate,  to sell  this  Certificate  to a  purchaser  selected  by the  Seller,  which purchaser  may be the Seller,  or any  affiliate  of the  Seller,  on such terms and  conditions  as the Seller may choose.

                  The  Securities  Administrator  will  distribute on the 25th day of each month,  or, if such 25th day is not a Business Day, the  immediately  following  Business Day (each, a "Distribution  Date"),  commencing on the first  Distribution  Date specified  above,  to the Person in whose name this  Certificate is registered at the close  of  business  on the  last  Business  Day of the  month  immediately  preceding  the  month  of the  related
Distribution  Date,  an  amount  equal to the  product  of the  Fractional  Undivided  Interest  evidenced  by this
Certificate  and the amounts  required to be distributed to the Holders of  Certificates  of the same Class as this
Certificate.  The Assumed  Final  Distribution  Date is the  Distribution  Date in the month  following  the latest scheduled maturity date of any Mortgage Loan.

                  Distributions on this  Certificate  will be made by the Securities  Administrator by check mailed to the address of the Person  entitled  thereto as such name and address shall appear on the  Certificate  Register or, if such  Person so  requests  by  notifying  the  Securities  Administrator  in  writing  as  specified  in the
Agreement,  by wire transfer.  Notwithstanding  the above, the final  distribution on this Certificate will be made after due notice by the Securities  Administrator of the pendency of such  distribution and only upon  presentation and  surrender of this  Certificate  at the office or agency  appointed by the  Securities  Administrator  for that purpose and designated in such notice.

                  No  transfer  of this  Certificate  shall be made  unless the  transfer  is made  pursuant  to an effective  registration  statement under the Securities Act of 1933, as amended (the "1933 Act"),  and an effective registration or  qualification  under  applicable  state securities laws, or is made in a transaction that does not require such  registration or  qualification.  In the event that such a transfer of this  Certificate is to be made without registration or qualification,  the Securities  Administrator shall require receipt of (i) if such transfer is  purportedly  being made (a) in  reliance  upon Rule 144A under the 1933 Act or (b) to a  transferee  that is an
"Institutional  Accredited  Investor"  within the meaning of Rule 501(a)(1),  (2), (3) or (7) of Regulation D under the 1933 Act, written  certifications from the Holder of the Certificate desiring to effect the transfer,  and from such Holder's prospective  transferee,  substantially in the forms attached to the Agreement as Exhibit F-1 or F-2, as applicable,  and (ii) if requested by the Securities  Administrator,  an Opinion of Counsel  satisfactory  to it that such transfer may be made without such  registration or  qualification  (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Seller,  the Trustee,  the Securities  Administrator  or the Master Servicer
in their  respective  capacities as such),  together with copies of the written  certification(s)  of the Holder of the  Certificate  desiring to effect the  transfer  and/or such  Holder's  prospective  transferee  upon which such
Opinion of Counsel is based.  None of the Seller,  the  Securities  Administrator  or the Trustee is  obligated  to register  or  qualify  the  Class of  Certificates  specified  on the face  hereof  under the 1933 Act or any other securities  law or to take any action not  otherwise  required  under the  Agreement to permit the transfer of such
Certificates  without  registration or qualification.  Any Holder desiring to effect a transfer of this Certificate shall be required to indemnify  the  Trustee,  the  Securities  Administrator,  the Seller and the Master  Servicer
against  any  liability  that may result if the  transfer is not so exempt or is not made in  accordance  with such federal and state laws.

                  No transfer of this Class R  Certificate  will be made unless the  Securities  Administrator  has received  either  (i)  opinion of counsel  for the  benefit of the  Trustee,  Master  Servicer  and the  Securities
Administrator  and which they may rely which is satisfactory to the Securities  Administrator  that the purchase of this  certificate  is  permissible  under  local law,  will not  constitute  or result in a  non-exempt  prohibited transaction  under Section 406 of the Employee  Retirement Income Security Act of 1974, as amended  ("ERISA"),  and
Section 4975 of the Internal Revenue Code, as amended (the "Code"),  and will not subject the Master Servicer,  the
Trustee or the  Securities  Administrator  to any  obligation  or liability in addition to those  undertaken in the
Agreement or (ii) a representation  letter stating that the transferee is not acquiring  directly or indirectly by, or on behalf of, an employee  benefit  plan or other  retirement  arrangement  that is subject to Title I of ERISA, and/or Section 4975 of the Code (each, a "Plan"), or by a person using "plan assets" of a Plan.

                  This  Certificate is one of a duly authorized  issue of  Certificates  designated as set forth on the face  hereof  (the  "Certificates").  The  Certificates,  in the  aggregate,  evidence  the  entire  beneficial ownership interest in the Trust Fund formed pursuant to the Agreement.

                  The  Certificateholder,  by its acceptance of this  Certificate,  agrees that it will look solely to the Trust Fund for payment  hereunder and that neither the  Securities  Administrator  nor the Trustee is liable to the  Certificateholders  for any amount payable under this  Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

                  This  Certificate  does not purport to  summarize  the  Agreement  and  reference  is made to the
Agreement for the interests,  rights and limitations of rights, benefits,  obligations and duties evidenced hereby, and the rights, duties and immunities of the Securities Administrator.

                  The Agreement permits,  with certain  exceptions therein provided:  (i) the amendment thereof and of the  Servicing  Agreements  and the  modification  of the  rights  and  obligations  of the  Seller,  the Master
Servicer,  the  Securities  Administrator  and the  Trustee  and the  rights  of the  Certificateholders  under the
Agreement  from time to time by EMC,  the  Seller,  the  Master  Servicer,  the  Securities  Administrator  and the
Trustee,  and (ii) the  amendment  thereof and of the Servicing  Agreements by the Master  Servicer and the Trustee
with the consent of the Holders of Certificates,  evidencing  Fractional  Undivided Interests  aggregating not less than 51% of the Trust Fund (or in certain  cases,  Holders of  Certificates  of affected  Classes  evidencing  such percentage of the  Fractional  Undivided  Interests  thereof).  Any such consent by the Holder of this  Certificate shall be  conclusive  and  binding  on such  Holder  and upon all future  Holders  of this  Certificate  and of any
Certificate  issued upon the  transfer  hereof or in lieu hereof  whether or not  notation of such  consent is made upon this  Certificate.  The  Agreement  also permits the  amendment  thereof and of the  Servicing  Agreements  in certain limited circumstances, without the consent of the Holders of any of the Certificates.

                  As provided in the Agreement and subject to certain  limitations  therein set forth, the transfer of this  Certificate  is registrable  with the Securities  Administrator  upon  surrender of this  Certificate  for registration of transfer at the offices or agencies  maintained by the Securities  Administrator for such purposes, duly  endorsed by, or  accompanied  by a written  instrument  of transfer in form  satisfactory  to the  Securities
Administrator  duly  executed by the Holder  hereof or such  Holder's  attorney  duly  authorized  in writing,  and thereupon one or more new  Certificates  in  authorized  denominations  representing  a like  aggregate  Fractional
Undivided Interest will be issued to the designated transferee.

                  The  Certificates  are issuable only as registered  Certificates  without  coupons in the Classes and  denominations  specified in the  Agreement.  As provided in the Agreement  and subject to certain  limitations therein set forth,  this  Certificate is exchangeable  for one or more new  Certificates  evidencing the same Class and in the same aggregate Fractional Undivided Interest, as requested by the Holder surrendering the same.

                  No service charge will be made to the  Certificateholders  for any such registration of transfer, but the Securities  Administrator  may require  payment of a sum sufficient to cover any tax or other  governmental
charge  payable  in  connection  therewith.   The  Seller,  the  Master  Servicer,   the  Trustee,  the  Securities
Administrator  and any agent of any of them may treat the Person in whose name this  Certificate  is  registered as the owner  hereof for all  purposes,  and none of the Seller,  the Master  Servicer,  the Trustee,  the  Securities
Administrator or any such agent shall be affected by notice to the contrary.

                  The  obligations  created by the  Agreement  and the Trust Fund created  thereby  (other than the obligations  to make  payments to  Certificateholders  with  respect to the  termination  of the  Agreement)  shall terminate  upon the earlier of (i) the later of (A) the  maturity or other  liquidation  (or Advance  with  respect thereto) of the last  Mortgage  Loan  remaining in the Trust Fund and  disposition  of all property  acquired  upon foreclosure  or deed in lieu of  foreclosure of any Mortgage Loan and (B) the remittance of all funds due under the
Agreement,  or (ii) the optional  repurchase  by the party named in the  Agreement  of all the  Mortgage  Loans and other assets of the Trust Fund in  accordance  with the terms of the  Agreement.  Such optional  repurchase  may be made only if (i) the Scheduled  Principal  Balance of the Mortgage Loans at the time of any such repurchase is less than 20% of the  Cut-off  Date  Balance  for Loan Group I or (ii) the  Depositor,  based upon an Opinion of Counsel addressed to the  Depositor and the Trustee has  determined  that the REMIC status of any REMIC under the Agreement has been lost or that a substantial  risk exists that such REMIC status will be lost for the  then-current  taxable year. The exercise of such right will effect the early retirement of the Certificates.  In no event,  however, will the Trust Fund  created by the  Agreement  continue  beyond the  expiration  of 21 years after the death of certain persons identified in the Agreement.

                  Unless this  Certificate  has been  countersigned  by an authorized  signatory of the  Securities
Administrator by manual signature,  this Certificate  shall not be entitled to any benefit under the Agreement,  or be valid for any purpose.

                  IN  WITNESS  WHEREOF,  the  Securities  Administrator  has  caused  this  Certificate  to be duly executed.
Dated: January 31, 2006                              WELLS FARGO BANK, NATIONAL ASSOCIATION
                                                              not  in  its   individual   capacity  but  solely  as
                                                              Securities Administrator

                                                              By:
                                                                                Authorized Signatory

                                            CERTIFICATE OF AUTHENTICATION

                  This is one of the Class R Certificates referred to in the within-mentioned Agreement.

                                                              WELLS FARGO BANK, NATIONAL ASSOCIATION
                                                              Authorized  signatory  of Wells Fargo Bank,  National
                                                              Association,  not  in  its  individual  capacity  but
                                                              solely as Securities Administrator

                                                              By:
                                                                                Authorized Signatory

                                                    ASSIGNMENT

                  FOR  VALUE  RECEIVED,   the  undersigned   hereby   sell(s),   assign(s)  and  transfer(s)   unto
__________________________________  (Please  print or  typewrite  name and  address  including  postal  zip code of assignee) a Fractional  Undivided  Interest  evidenced by the within Mortgage  Pass-Through  Certificate and hereby authorizes  the transfer of  registration  of such  interest to assignee on the  Certificate  Register of the Trust
Fund.

                  I  (We)  further  direct  the  Certificate  Registrar  to  issue  a  new  Certificate  of a  like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:

                                                              Signature by or on behalf of assignor

                                                              Signature Guaranteed

                                              DISTRIBUTION INSTRUCTIONS

                  The assignee should include the following for purposes of distribution:

                  Distributions  shall be made, by wire transfer or otherwise,  in immediately  available  funds to
_________________________________  for the account of _________________________  account number _____________,  or,
if   mailed   by   check,   to   ______________________________.   Applicable   statements   should  be  mailed  to
_____________________________________________.

                  This information is provided by    __________________,    the   assignee    named    above,    or
________________________, as its agent.

                                                                                                      EXHIBIT A-5-2

                                           FORM OF CLASS R-X CERTIFICATE

                  THIS  CERTIFICATE  MAY  NOT  BE  HELD  BY OR  TRANSFERRED  TO A  NON-UNITED  STATES  PERSON  OR A
DISQUALIFIED ORGANIZATION (AS DEFINED BELOW).

                  SOLELY FOR U.S.  FEDERAL  INCOME TAX PURPOSES,  THIS  CERTIFICATE  IS A "RESIDUAL  INTEREST" IN A
"REAL ESTATE MORTGAGE  INVESTMENT CONDUIT" AS THOSE TERMS ARE DEFINED,  RESPECTIVELY,  IN SECTIONS 860G AND 860D OF
THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE").

                  THIS  CERTIFICATE  HAS NOT BEEN AND WILL NOT BE REGISTERED  UNDER THE  SECURITIES ACT OF 1933, AS
AMENDED (THE  "SECURITIES  ACT"),  OR UNDER ANY STATE  SECURITIES  LAWS.  THE HOLDER  HEREOF,  BY  PURCHASING  THIS
CERTIFICATE,  AGREES THAT THIS  CERTIFICATE  MAY BE REOFFERED,  RESOLD,  PLEDGED OR OTHERWISE  TRANSFERRED  ONLY IN
COMPLIANCE  WITH THE  SECURITIES  ACT AND  OTHER  APPLICABLE  LAWS AND ONLY (1)  PURSUANT  TO RULE  144A  UNDER THE
SECURITIES ACT ("RULE 144A") TO A PERSON THAT THE HOLDER  REASONABLY  BELIEVES IS A QUALIFIED  INSTITUTIONAL  BUYER
WITHIN THE MEANING OF RULE 144A (A "QIB"),  PURCHASING  FOR ITS OWN ACCOUNT OR A QIB  PURCHASING FOR THE ACCOUNT OF
A QIB, WHOM THE HOLDER HAS INFORMED,  IN EACH CASE,  THAT THE REOFFER,  RESALE,  PLEDGE OR OTHER  TRANSFER IS BEING
MADE IN RELIANCE ON RULE 144A OR (2) IN CERTIFICATED  FORM TO AN  "INSTITUTIONAL  ACCREDITED  INVESTOR"  WITHIN THE
MEANING  THEREOF IN RULE  501(a)(1),  (2),  (3) or (7) OF  REGULATION D UNDER THE ACT OR ANY ENTITY IN WHICH ALL OF
THE EQUITY OWNERS COME WITHIN SUCH PARAGRAPHS  PURCHASING NOT FOR  DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT,
SUBJECT TO (A) THE RECEIPT BY THE SECURITIES  ADMINISTRATOR  OF A LETTER  SUBSTANTIALLY IN THE FORM PROVIDED IN THE
AGREEMENT AND (B) THE RECEIPT BY THE SECURITIES  ADMINISTRATOR OF SUCH OTHER EVIDENCE  ACCEPTABLE TO THE SECURITIES
ADMINISTRATOR  THAT SUCH REOFFER,  RESALE,  PLEDGE OR TRANSFER IS IN COMPLIANCE  WITH THE  SECURITIES ACT AND OTHER
APPLICABLE  LAWS OR IN EACH CASE IN ACCORDANCE  WITH ALL  APPLICABLE  SECURITIES  LAWS OF THE UNITED STATES AND ANY
OTHER APPLICABLE JURISDICTION.

                  THIS  CERTIFICATE  MAY NOT BE ACQUIRED  DIRECTLY OR  INDIRECTLY  BY, OR ON BEHALF OF, AN EMPLOYEE
BENEFIT  PLAN OR OTHER  RETIREMENT  ARRANGEMENT  (EACH,  A  "PLAN")  THAT IS  SUBJECT  TO  TITLE I OF THE  EMPLOYEE
RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED  ("ERISA"),  AND/OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF
1986,  AS AMENDED (THE  "CODE"),  OR BY A PERSON  USING "PLAN  ASSETS" OF A PLAN,  UNLESS THE  PROPOSED  TRANSFEREE
PROVIDES THE SECURITIES  ADMINISTRATOR  WITH AN OPINION OF COUNSEL FOR THE BENEFIT OF THE TRUSTEE,  MASTER SERVICER
AND THE SECURITIES  ADMINISTRATOR AND ON WHICH THEY MAY RELY WHICH IS SATISFACTORY TO THE SECURITIES  ADMINISTRATOR
THAT THE PURCHASE OF THIS  CERTIFICATE  IS  PERMISSIBLE  UNDER  APPLICABLE  LAW, WILL NOT CONSTITUTE OR RESULT IN A
NON-EXEMPT  PROHIBITED  TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE AND WILL NOT SUBJECT THE
MASTER  SERVICER,  THE TRUSTEE OR THE SECURITIES  ADMINISTRATOR TO ANY OBLIGATION OR LIABILITY IN ADDITION TO THOSE
UNDERTAKEN IN THE AGREEMENT.

                  ANY RESALE,  TRANSFER OR OTHER  DISPOSITION OF THIS  CERTIFICATE MAY BE MADE ONLY IF THE PROPOSED
TRANSFEREE  PROVIDES A TRANSFER  AFFIDAVIT TO THE MASTER  SERVICER AND THE TRUSTEE THAT (1) SUCH  TRANSFEREE IS NOT
(A) THE UNITED STATES,  ANY STATE OR POLITICAL  SUBDIVISION  THEREOF,  ANY POSSESSION OF THE UNITED STATES,  OR ANY
AGENCY OR INSTRUMENTALITY  OF ANY OF THE FOREGOING (OTHER THAN AN INSTRUMENTALITY  WHICH IS A CORPORATION IF ALL OF
ITS  ACTIVITIES  ARE  SUBJECT TO TAX AND EXCEPT FOR  FREDDIE  MAC,  A  MAJORITY  OF ITS BOARD OF  DIRECTORS  IS NOT
SELECTED BY SUCH GOVERNMENTAL UNIT), (B) A FOREIGN  GOVERNMENT,  ANY INTERNATIONAL  ORGANIZATION,  OR ANY AGENCY OR
INSTRUMENTALITY  OF EITHER OF THE  FOREGOING,  (C) ANY  ORGANIZATION  (OTHER  THAN  CERTAIN  FARMERS'  COOPERATIVES
DESCRIBED  IN SECTION  521 OF THE CODE)  WHICH IS EXEMPT  FROM THE TAX IMPOSED BY CHAPTER 1 OF THE CODE UNLESS SUCH
ORGANIZATION  IS SUBJECT TO THE TAX  IMPOSED BY SECTION 511 OF THE CODE  (INCLUDING  THE TAX IMPOSED BY SECTION 511
OF THE CODE ON UNRELATED  BUSINESS  TAXABLE  INCOME),  (D) RURAL ELECTRIC AND TELEPHONE  COOPERATIVES  DESCRIBED IN
SECTION  1381(a)(2)(C)  OF THE CODE, (E) AN ELECTING LARGE  PARTNERSHIP  UNDER SECTION 775(a) OF THE CODE (ANY SUCH
PERSON  DESCRIBED IN THE FOREGOING  CLAUSES (A), (B), (C), (D) OR (E) BEING HEREIN  REFERRED TO AS A  "DISQUALIFIED
ORGANIZATION"),  OR (F) AN AGENT OF A DISQUALIFIED  ORGANIZATION,  (2) NO PURPOSE OF SUCH TRANSFER IS TO IMPEDE THE
ASSESSMENT OR COLLECTION OF TAX AND (3) SUCH TRANSFEREE  SATISFIES CERTAIN  ADDITIONAL  CONDITIONS  RELATING TO THE
FINANCIAL CONDITION OF THE PROPOSED  TRANSFEREE.  NOTWITHSTANDING  THE REGISTRATION IN THE CERTIFICATE  REGISTER OR
ANY TRANSFER,  SALE OR OTHER  DISPOSITION  OF THIS  CERTIFICATE  TO A  DISQUALIFIED  ORGANIZATION  OR AN AGENT OF A
DISQUALIFIED  ORGANIZATION,  SUCH  REGISTRATION  SHALL BE DEEMED TO BE OF NO LEGAL FORCE OR EFFECT  WHATSOEVER  AND
SUCH PERSON SHALL NOT BE DEEMED TO BE A  CERTIFICATEHOLDER  FOR ANY PURPOSE HEREUNDER,  INCLUDING,  BUT NOT LIMITED
TO, THE RECEIPT OF DISTRIBUTIONS ON THIS CERTIFICATE.

Certificate No.1                                           Percentage Interest: 100%

Class R-X

Date of Pooling and Servicing Agreement and Cut-off Date:  Aggregate Initial Certificate Principal Balance of this
January 1, 2006                                            Certificate as of the Cut-off Date:
                                                           $0.00

                                                           Initial Certificate Principal Balance of this
First Distribution Date:                                   Certificate as of the Cut-off Date:
February 27, 2006                                          $0.00

Master Servicer:                                           CUSIP: ____________
Wells Fargo Bank, National Association

Assumed Final Distribution Date:
February 25, 2036

                                           BEAR STEARNS ALT-A TRUST 2006-1
                                          MORTGAGE PASS-THROUGH CERTIFICATE
                                                    SERIES 2006-1

         evidencing  a  fractional  undivided  interest in the  distributions  allocable  to the Class R-X
         Certificates  with  respect  to a  Trust  Fund  consisting  primarily  of a  pool  of  adjustable
         interest  rate  mortgage  loans  secured  by  first  liens  on  one-to-four   family  residential
         properties and sold by BEAR STEARNS ASSET BACKED SECURITIES I LLC

                  This  Certificate  is payable solely from the assets of the Trust Fund, and does not represent an obligation  of or interest in Bear Stearns  Asset Backed  Securities  I LLC ("BSABS I"), the Master  Servicer,  the
Securities  Administrator or the Trustee referred to below or any of their affiliates or any other person.  Neither this  Certificate  nor the underlying  Mortgage Loans are  guaranteed or insured by any  governmental  entity or by
BSABS I, the Master  Servicer or the Trustee or any of their  affiliates or any other person.  None of BSABS I, the
Master  Servicer or any of their  affiliates  will have any  obligation  with respect to any  certificate  or other obligation secured by or payable from payments on the Certificates.

                  This  certifies that Bear,  Stearns  Securities  Corp. is the registered  owner of the Fractional
Undivided  Interest  evidenced  hereby in the beneficial  ownership  interest of  Certificates of the same Class as this  Certificate  in a trust (the "Trust Fund")  primarily  consisting of  conventional  adjustable  rate mortgage loans secured by first liens on one- to four- family residential  properties  (collectively,  the "Mortgage Loans")
sold by BSABS I. The  Mortgage  Loans were sold by EMC Mortgage  Corporation  ("EMC") to BSABS I. Wells Fargo Bank,
National  Association  ("Wells  Fargo") will act as master  servicer of the Mortgage Loans (the "Master  Servicer,"
which term  includes any  successors  thereto under the  Agreement  referred to below).  The Trust Fund was created pursuant to the Pooling and Servicing  Agreement  dated as of the Cut-off Date specified  above (the  "Agreement"), among BSABS I, as depositor (the "Seller"),  the Master  Servicer,  Wells Fargo, as securities  administrator  (the
"Securities  Administrator"),  EMC Mortgage Corporation and JPMorgan Chase Bank, National  Association,  as trustee
(the "Trustee"),  a summary of certain of the pertinent  provisions of which is set forth hereafter.  To the extent not defined herein,  capitalized  terms used herein shall have the meaning ascribed to them in the Agreement.  This
Certificate  is issued under and is subject to the terms,  provisions  and  conditions of the  Agreement,  to which
Agreement the Holder of this  Certificate  by virtue of its  acceptance  hereof assents and by which such Holder is bound.

                  Each Holder of this  Certificate  will be deemed to have  agreed to be bound by the  restrictions set forth in the Agreement to the effect that (i) each person  holding or acquiring any ownership  interest in this
Certificate  must be a United  States  Person  and a  Permitted  Transferee,  (ii) the  transfer  of any  ownership interest in this  Certificate  will be  conditioned  upon the delivery to the  Securities  Administrator  of, among other things,  an affidavit to the effect that it is a United States  Person and  Permitted  Transferee,  (iii) any
attempted or purported  transfer of any ownership  interest in this  Certificate in violation of such  restrictions will be  absolutely  null and void and will vest no  rights in the  purported  transferee,  and (iv) if any  person other than a United States Person and a Permitted  Transferee  acquires any ownership  interest in this Certificate in violation of such  restrictions,  then the Seller will have the right, in its sole discretion and without notice to the  Holder of this  Certificate,  to sell  this  Certificate  to a  purchaser  selected  by the  Seller,  which purchaser  may be the Seller,  or any  affiliate  of the  Seller,  on such terms and  conditions  as the Seller may choose.

                  The  Securities  Administrator  will  distribute on the 25th day of each month,  or, if such 25th day is not a Business Day, the  immediately  following  Business Day (each, a "Distribution  Date"),  commencing on the first  Distribution  Date specified  above,  to the Person in whose name this  Certificate is registered at the close  of  business  on the  last  Business  Day of the  month  immediately  preceding  the  month  of the  related
Distribution  Date,  an  amount  equal to the  product  of the  Fractional  Undivided  Interest  evidenced  by this
Certificate  and the amounts  required to be distributed to the Holders of  Certificates  of the same Class as this
Certificate.  The Assumed  Final  Distribution  Date is the  Distribution  Date in the month  following  the latest scheduled maturity date of any Mortgage Loan.

                  Distributions on this  Certificate  will be made by the Securities  Administrator by check mailed to the address of the Person  entitled  thereto as such name and address shall appear on the  Certificate  Register or, if such  Person so  requests  by  notifying  the  Securities  Administrator  in  writing  as  specified  in the
Agreement,  by wire transfer.  Notwithstanding  the above, the final  distribution on this Certificate will be made after due notice by the Securities  Administrator of the pendency of such  distribution and only upon  presentation and  surrender of this  Certificate  at the office or agency  appointed by the  Securities  Administrator  for that purpose and designated in such notice.

                  No  transfer  of this  Certificate  shall be made  unless the  transfer  is made  pursuant  to an effective  registration  statement under the Securities Act of 1933, as amended (the "1933 Act"),  and an effective registration or  qualification  under  applicable  state securities laws, or is made in a transaction that does not require such  registration or  qualification.  In the event that such a transfer of this  Certificate is to be made without registration or qualification,  the Securities  Administrator shall require receipt of (i) if such transfer is  purportedly  being made (a) in  reliance  upon Rule 144A under the 1933 Act or (b) to a  transferee  that is an
"Institutional  Accredited  Investor"  within the meaning of Rule 501(a)(1),  (2), (3) or (7) of Regulation D under the 1933 Act, written  certifications from the Holder of the Certificate desiring to effect the transfer,  and from such Holder's prospective  transferee,  substantially in the forms attached to the Agreement as Exhibit F-1 or F-2, as applicable,  and (ii) if requested by the Securities  Administrator,  an Opinion of Counsel  satisfactory  to it that such transfer may be made without such  registration or  qualification  (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Seller,  the Trustee,  the Securities  Administrator  or the Master Servicer
in their  respective  capacities as such),  together with copies of the written  certification(s)  of the Holder of the  Certificate  desiring to effect the  transfer  and/or such  Holder's  prospective  transferee  upon which such
Opinion of Counsel is based.  None of the Seller,  the  Securities  Administrator  or the Trustee is  obligated  to register  or  qualify  the  Class of  Certificates  specified  on the face  hereof  under the 1933 Act or any other securities  law or to take any action not  otherwise  required  under the  Agreement to permit the transfer of such
Certificates  without  registration or qualification.  Any Holder desiring to effect a transfer of this Certificate shall be required to indemnify  the  Trustee,  the  Securities  Administrator,  the Seller and the Master  Servicer
against  any  liability  that may result if the  transfer is not so exempt or is not made in  accordance  with such federal and state laws.

                  No transfer of this Class R-X Certificate  will be made unless the Securities  Administrator  has received  either  (i)  opinion of counsel  for the  benefit of the  Trustee,  Master  Servicer  and the  Securities
Administrator  and which they may rely which is satisfactory to the Securities  Administrator  that the purchase of this  certificate  is  permissible  under  local law,  will not  constitute  or result in a  non-exempt  prohibited transaction  under Section 406 of the Employee  Retirement Income Security Act of 1974, as amended  ("ERISA"),  and
Section 4975 of the Internal Revenue Code, as amended (the "Code"),  and will not subject the Master Servicer,  the
Trustee or the  Securities  Administrator  to any  obligation  or liability in addition to those  undertaken in the
Agreement or (ii) a representation  letter stating that the transferee is not acquiring  directly or indirectly by, or on behalf of, an employee  benefit  plan or other  retirement  arrangement  that is subject to Title I of ERISA, and/or Section 4975 of the Code (each, a "Plan"), or by a person using "plan assets" of a Plan.

                  This  Certificate is one of a duly authorized  issue of  Certificates  designated as set forth on the face  hereof  (the  "Certificates").  The  Certificates,  in the  aggregate,  evidence  the  entire  beneficial ownership interest in the Trust Fund formed pursuant to the Agreement.

                  The  Certificateholder,  by its acceptance of this  Certificate,  agrees that it will look solely to the Trust Fund for payment  hereunder and that neither the  Securities  Administrator  nor the Trustee is liable to the  Certificateholders  for any amount payable under this  Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

                  This  Certificate  does not purport to  summarize  the  Agreement  and  reference  is made to the
Agreement for the interests,  rights and limitations of rights, benefits,  obligations and duties evidenced hereby, and the rights, duties and immunities of the Securities Administrator.

                  The Agreement permits,  with certain  exceptions therein provided:  (i) the amendment thereof and of the  Servicing  Agreements  and the  modification  of the  rights  and  obligations  of the  Seller,  the Master
Servicer,  the  Securities  Administrator  and the  Trustee  and the  rights  of the  Certificateholders  under the
Agreement  from time to time by EMC,  the  Seller,  the  Master  Servicer,  the  Securities  Administrator  and the
Trustee,  and (ii) the  amendment  thereof and of the Servicing  Agreements by the Master  Servicer and the Trustee
with the consent of the Holders of Certificates,  evidencing  Fractional  Undivided Interests  aggregating not less than 51% of the Trust Fund (or in certain  cases,  Holders of  Certificates  of affected  Classes  evidencing  such percentage of the  Fractional  Undivided  Interests  thereof).  Any such consent by the Holder of this  Certificate shall be  conclusive  and  binding  on such  Holder  and upon all future  Holders  of this  Certificate  and of any
Certificate  issued upon the  transfer  hereof or in lieu hereof  whether or not  notation of such  consent is made upon this  Certificate.  The  Agreement  also permits the  amendment  thereof and of the  Servicing  Agreements  in certain limited circumstances, without the consent of the Holders of any of the Certificates.

                  As provided in the Agreement and subject to certain  limitations  therein set forth, the transfer of this  Certificate  is registrable  with the Securities  Administrator  upon  surrender of this  Certificate  for registration of transfer at the offices or agencies  maintained by the Securities  Administrator for such purposes, duly  endorsed by, or  accompanied  by a written  instrument  of transfer in form  satisfactory  to the  Securities
Administrator  duly  executed by the Holder  hereof or such  Holder's  attorney  duly  authorized  in writing,  and thereupon one or more new  Certificates  in  authorized  denominations  representing  a like  aggregate  Fractional
Undivided Interest will be issued to the designated transferee.

                  The  Certificates  are issuable only as registered  Certificates  without  coupons in the Classes and  denominations  specified in the  Agreement.  As provided in the Agreement  and subject to certain  limitations therein set forth,  this  Certificate is exchangeable  for one or more new  Certificates  evidencing the same Class and in the same aggregate Fractional Undivided Interest, as requested by the Holder surrendering the same.

                  No service charge will be made to the  Certificateholders  for any such registration of transfer, but the Securities  Administrator  may require  payment of a sum sufficient to cover any tax or other  governmental
charge  payable  in  connection  therewith.   The  Seller,  the  Master  Servicer,   the  Trustee,  the  Securities
Administrator  and any agent of any of them may treat the Person in whose name this  Certificate  is  registered as the owner  hereof for all  purposes,  and none of the Seller,  the Master  Servicer,  the Trustee,  the  Securities
Administrator or any such agent shall be affected by notice to the contrary.

                  The  obligations  created by the  Agreement  and the Trust Fund created  thereby  (other than the obligations  to make  payments to  Certificateholders  with  respect to the  termination  of the  Agreement)  shall terminate  upon the earlier of (i) the later of (A) the  maturity or other  liquidation  (or Advance  with  respect thereto) of the last  Mortgage  Loan  remaining in the Trust Fund and  disposition  of all property  acquired  upon foreclosure  or deed in lieu of  foreclosure of any Mortgage Loan and (B) the remittance of all funds due under the
Agreement,  or (ii) the optional  repurchase  by the party named in the  Agreement  of all the  Mortgage  Loans and other assets of the Trust Fund in  accordance  with the terms of the  Agreement.  Such optional  repurchase  may be made only if (i) the Scheduled  Principal  Balance of the Mortgage Loans at the time of any such repurchase is less than 20% of the  Cut-off  Date  Balance  for Loan Group I or (ii) the  Depositor,  based upon an Opinion of Counsel addressed to the  Depositor and the Trustee has  determined  that the REMIC status of any REMIC under the Agreement has been lost or that a substantial  risk exists that such REMIC status will be lost for the  then-current  taxable year. The exercise of such right will effect the early retirement of the Certificates.  In no event,  however, will the Trust Fund  created by the  Agreement  continue  beyond the  expiration  of 21 years after the death of certain persons identified in the Agreement.

                  Unless this  Certificate  has been  countersigned  by an authorized  signatory of the  Securities
Administrator by manual signature,  this Certificate  shall not be entitled to any benefit under the Agreement,  or be valid for any purpose.

                  IN  WITNESS  WHEREOF,  the  Securities  Administrator  has  caused  this  Certificate  to be duly executed.

Dated: January 31, 2006                              WELLS FARGO BANK, NATIONAL ASSOCIATION
                                                              not  in  its   individual   capacity  but  solely  as
                                                              Securities Administrator

                                                              By:
                                                                                Authorized Signatory

                                            CERTIFICATE OF AUTHENTICATION

                  This is one of the Class R-X Certificates referred to in the within-mentioned Agreement.

                                                              WELLS FARGO BANK, NATIONAL ASSOCIATION
                                                              Authorized  signatory  of Wells Fargo Bank,  National
                                                              Association,  not  in  its  individual  capacity  but
                                                              solely as Securities Administrator

                                                              By:
                                                                                Authorized Signatory

                                                    ASSIGNMENT

                  FOR  VALUE  RECEIVED,   the  undersigned   hereby   sell(s),   assign(s)  and  transfer(s)   unto
__________________________________  (Please  print or  typewrite  name and  address  including  postal  zip code of assignee) a Fractional  Undivided  Interest  evidenced by the within Mortgage  Pass-Through  Certificate and hereby authorizes  the transfer of  registration  of such  interest to assignee on the  Certificate  Register of the Trust
Fund.

                  I  (We)  further  direct  the  Certificate  Registrar  to  issue  a  new  Certificate  of a  like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:

                                                              Signature by or on behalf of assignor

                                                              Signature Guaranteed

                                              DISTRIBUTION INSTRUCTIONS

                  The assignee should include the following for purposes of distribution:

                  Distributions  shall be made, by wire transfer or otherwise,  in immediately  available  funds to
_________________________________  for the account of _________________________  account number _____________,  or,
if   mailed   by   check,   to   ______________________________.   Applicable   statements   should  be  mailed  to
_____________________________________________.

                  This information is provided by    __________________,    the   assignee    named    above,    or
________________________, as its agent.

                                                                                                        EXHIBIT A-6
                                          FORM OF CLASS B-IO CERTIFICATE

                  THIS  CERTIFICATE IS  SUBORDINATED  IN RIGHT OF PAYMENT TO THE CLASS A, THE CLASS M AND THE CLASS
B CERTIFICATES AS DESCRIBED IN THE AGREEMENT (AS DEFINED BELOW).

                  SOLELY FOR U.S.  FEDERAL  INCOME TAX  PURPOSES,  THIS  CERTIFICATE  IS A "REGULAR  INTEREST" IN A
"REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED,  RESPECTIVELY,  IN SECTIONS 860G AND 860D OF
THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE").

                  THIS  CERTIFICATE  HAS NOT BEEN AND WILL NOT BE REGISTERED  UNDER THE  SECURITIES ACT OF 1933, AS
AMENDED (THE  "SECURITIES  ACT"),  OR UNDER ANY STATE  SECURITIES  LAWS.  THE HOLDER  HEREOF,  BY  PURCHASING  THIS
CERTIFICATE,  AGREES THAT THIS  CERTIFICATE  MAY BE REOFFERED,  RESOLD,  PLEDGED OR OTHERWISE  TRANSFERRED  ONLY IN
COMPLIANCE  WITH THE  SECURITIES  ACT AND  OTHER  APPLICABLE  LAWS AND ONLY (1)  PURSUANT  TO RULE  144A  UNDER THE
SECURITIES ACT ("RULE 144A") TO A PERSON THAT THE HOLDER  REASONABLY  BELIEVES IS A QUALIFIED  INSTITUTIONAL  BUYER
WITHIN THE MEANING OF RULE 144A (A "QIB"),  PURCHASING  FOR ITS OWN ACCOUNT OR A QIB  PURCHASING FOR THE ACCOUNT OF
A QIB, WHOM THE HOLDER HAS INFORMED,  IN EACH CASE,  THAT THE REOFFER,  RESALE,  PLEDGE OR OTHER  TRANSFER IS BEING
MADE IN RELIANCE ON RULE 144A OR (2) IN CERTIFICATED  FORM TO AN  "INSTITUTIONAL  ACCREDITED  INVESTOR"  WITHIN THE
MEANING  THEREOF IN RULE  501(a)(1),  (2),  (3) or (7) OF  REGULATION D UNDER THE ACT OR ANY ENTITY IN WHICH ALL OF
THE EQUITY OWNERS COME WITHIN SUCH PARAGRAPHS  PURCHASING NOT FOR  DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT,
SUBJECT TO (A) THE RECEIPT BY THE SECURITIES  ADMINISTRATOR  OF A LETTER  SUBSTANTIALLY IN THE FORM PROVIDED IN THE
AGREEMENT AND (B) THE RECEIPT BY THE SECURITIES  ADMINISTRATOR OF SUCH OTHER EVIDENCE  ACCEPTABLE TO THE SECURITIES
ADMINISTRATOR  THAT SUCH REOFFER,  RESALE,  PLEDGE OR TRANSFER IS IN COMPLIANCE  WITH THE  SECURITIES ACT AND OTHER
APPLICABLE  LAWS OR IN EACH CASE IN ACCORDANCE  WITH ALL  APPLICABLE  SECURITIES  LAWS OF THE UNITED STATES AND ANY
OTHER APPLICABLE JURISDICTION.

                  THIS  CERTIFICATE  MAY NOT BE ACQUIRED  DIRECTLY OR  INDIRECTLY  BY, OR ON BEHALF OF, AN EMPLOYEE
BENEFIT  PLAN OR OTHER  RETIREMENT  ARRANGEMENT  (EACH,  A  "PLAN")  THAT IS  SUBJECT  TO  TITLE I OF THE  EMPLOYEE
RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED  ("ERISA"),  AND/OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF
1986,  AS AMENDED (THE  "CODE"),  OR BY A PERSON  USING "PLAN  ASSETS" OF A PLAN,  UNLESS THE  PROPOSED  TRANSFEREE
PROVIDES THE SECURITIES  ADMINISTRATOR  WITH AN OPINION OF COUNSEL FOR THE BENEFIT OF THE TRUSTEE,  MASTER SERVICER
AND THE SECURITIES  ADMINISTRATOR AND ON WHICH THEY MAY RELY WHICH IS SATISFACTORY TO THE SECURITIES  ADMINISTRATOR
THAT THE PURCHASE OF THIS  CERTIFICATE  IS  PERMISSIBLE  UNDER  APPLICABLE  LAW, WILL NOT CONSTITUTE OR RESULT IN A
NON-EXEMPT  PROHIBITED  TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE AND WILL NOT SUBJECT THE
MASTER  SERVICER,  THE TRUSTEE OR THE SECURITIES  ADMINISTRATOR TO ANY OBLIGATION OR LIABILITY IN ADDITION TO THOSE
UNDERTAKEN IN THE AGREEMENT.

Certificate No.1                                           Variable Pass-Through Rate

Class B-IO Subordinate

Date of Pooling and Servicing Agreement and Cut-off Date:  Aggregate Initial Notional Amount of this Certificate
January 1, 2006                                            as of the Cut-off Date:
                                                           $_____________

                                                           Initial Notional Amount of this Certificate as of the
First Distribution Date:                                   Cut-off Date:
February 27, 2006                                          $______________

Master Servicer:
Wells Fargo Bank, National Association

Assumed Final Distribution Date:                           CUSIP: ____________
February 25, 2036

                                           BEAR STEARNS ALT-A TRUST 2006-1
                                          MORTGAGE PASS-THROUGH CERTIFICATE
                                                    SERIES 2006-1

         evidencing  a  fractional  undivided  interest in the  distributions  allocable to the Class B-IO
         Certificates  with  respect  to a  Trust  Fund  consisting  primarily  of a  pool  of  adjustable
         interest  rate  mortgage  loans  secured  by  first  liens  on  one-to-four   family  residential
         properties and sold by BEAR STEARNS ASSET BACKED SECURITIES I LLC

                  This  Certificate  is payable solely from the assets of the Trust Fund, and does not represent an obligation  of or interest in Bear Stearns  Asset Backed  Securities  I LLC ("BSABS I"), the Master  Servicer,  the
Securities  Administrator or the Trustee referred to below or any of their affiliates or any other person.  Neither this  Certificate  nor the underlying  Mortgage Loans are  guaranteed or insured by any  governmental  entity or by
BSABS I, the Master  Servicer or the Trustee or any of their  affiliates or any other person.  None of BSABS I, the
Master  Servicer or any of their  affiliates  will have any  obligation  with respect to any  certificate  or other obligation secured by or payable from payments on the Certificates.

                  This  certifies that Bear,  Stearns  Securities  Corp. is the registered  owner of the Fractional
Undivided  Interest  evidenced  hereby in the beneficial  ownership  interest of  Certificates of the same Class as this  Certificate  in a trust (the "Trust Fund")  primarily  consisting of  conventional  adjustable  rate mortgage loans secured by first liens on one- to four- family residential  properties  (collectively,  the "Mortgage Loans")
sold by BSABS I. The  Mortgage  Loans were sold by EMC Mortgage  Corporation  ("EMC") to BSABS I. Wells Fargo Bank,
National  Association  ("Wells  Fargo") will act as master  servicer of the Mortgage Loans (the "Master  Servicer,"
which term  includes any  successors  thereto under the  Agreement  referred to below).  The Trust Fund was created pursuant to the Pooling and Servicing  Agreement  dated as of the Cut-off Date specified  above (the  "Agreement"), among BSABS I, as depositor (the "Seller"),  the Master  Servicer,  Wells Fargo, as securities  administrator  (the
"Securities  Administrator"),  EMC Mortgage Corporation and JPMorgan Chase Bank, National  Association,  as trustee
(the "Trustee"),  a summary of certain of the pertinent  provisions of which is set forth hereafter.  To the extent not defined herein,  capitalized  terms used herein shall have the meaning ascribed to them in the Agreement.  This
Certificate  is issued under and is subject to the terms,  provisions  and  conditions of the  Agreement,  to which
Agreement the Holder of this  Certificate  by virtue of its  acceptance  hereof assents and by which such Holder is bound.

                  Interest on this  Certificate  will accrue during the calendar month  immediately  preceding such
Distribution  Date (as  hereinafter  defined)  on the  Notional  Amount  hereof  at a per annum  rate  equal to the
Pass-Through Rate as set forth in the Agreement.  The Securities  Administrator  will distribute on the 25th day of each  month,  or, if such  25th day is not a  Business  Day,  the  immediately  following  Business  Day  (each,  a
"Distribution  Date"),  commencing on the first Distribution Date specified above, to the Person in whose name this
Certificate  is  registered at the close of business on the last  Business Day of the month  immediately  preceding the month of the related  Distribution  Date, an amount equal to the product of the Fractional  Undivided  Interest evidenced  by  this  Certificate  and  the  amount  of  interest  required  to be  distributed  to the  Holders  of
Certificates of the same Class as this  Certificate.  The Assumed Final  Distribution Date is the Distribution Date
in the month following the latest scheduled maturity date of any Mortgage Loan.

                  Distributions on this  Certificate  will be made by the Securities  Administrator by check mailed to the address of the Person  entitled  thereto as such name and address shall appear on the  Certificate  Register or, if such  Person so  requests  by  notifying  the  Securities  Administrator  in  writing  as  specified  in the
Agreement,  by wire transfer.  Notwithstanding  the above, the final  distribution on this Certificate will be made after due notice by the Securities  Administrator of the pendency of such  distribution and only upon  presentation and  surrender of this  Certificate  at the office or agency  appointed by the  Securities  Administrator  for that purpose and designated in such notice.  The Class B-IO  Certificates  have no Certificate  Principal  Balance.  The
Initial Notional Amount of this Certificate is set forth above.

                  No  transfer  of this  Certificate  shall be made  unless the  transfer  is made  pursuant  to an effective  registration  statement under the Securities Act of 1933, as amended (the "1933 Act"),  and an effective registration or  qualification  under  applicable  state securities laws, or is made in a transaction that does not require such  registration or  qualification.  In the event that such a transfer of this  Certificate is to be made without registration or qualification,  the Securities  Administrator shall require receipt of (i) if such transfer is  purportedly  being made (a) in  reliance  upon Rule 144A under the 1933 Act or (b) to a  transferee  that is an
"Institutional  Accredited  Investor"  within the meaning of Rule 501(a)(1),  (2), (3) or (7) of Regulation D under the 1933 Act, written  certifications from the Holder of the Certificate desiring to effect the transfer,  and from such Holder's prospective  transferee,  substantially in the forms attached to the Agreement as Exhibit F-1 or F-2, as applicable,  and (ii) if requested by the Securities  Administrator,  an Opinion of Counsel  satisfactory  to it that such transfer may be made without such  registration or  qualification  (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Seller,  the Trustee,  the Securities  Administrator  or the Master Servicer
in their  respective  capacities as such),  together with copies of the written  certification(s)  of the Holder of the  Certificate  desiring to effect the  transfer  and/or such  Holder's  prospective  transferee  upon which such
Opinion of Counsel is based.  None of the Seller,  the  Securities  Administrator  or the Trustee is  obligated  to register  or  qualify  the  Class of  Certificates  specified  on the face  hereof  under the 1933 Act or any other securities  law or to take any action not  otherwise  required  under the  Agreement to permit the transfer of such
Certificates  without  registration or qualification.  Any Holder desiring to effect a transfer of this Certificate shall be required to indemnify  the  Trustee,  the  Securities  Administrator,  the Seller and the Master  Servicer
against  any  liability  that may result if the  transfer is not so exempt or is not made in  accordance  with such federal and state laws.

                  No transfer of this Class B-IO Certificate will be made unless the Securities  Administrator  has received  either  (i)  opinion of counsel  for the  benefit of the  Trustee,  Master  Servicer  and the  Securities
Administrator  and which they may rely which is satisfactory to the Securities  Administrator  that the purchase of this  certificate  is  permissible  under  local law,  will not  constitute  or result in a  non-exempt  prohibited transaction  under Section 406 of the Employee  Retirement Income Security Act of 1974, as amended  ("ERISA"),  and
Section 4975 of the Internal Revenue Code, as amended (the "Code"),  and will not subject the Master Servicer,  the
Trustee or the  Securities  Administrator  to any  obligation  or liability in addition to those  undertaken in the
Agreement or (ii) a representation  letter stating that the transferee is not acquiring  directly or indirectly by, or on behalf of, an employee  benefit  plan or other  retirement  arrangement  that is subject to Title I of ERISA, and/or Section 4975 of the Code (each, a "Plan"), or by a person using "plan assets" of a Plan.

                  This  Certificate is one of a duly authorized  issue of  Certificates  designated as set forth on the face  hereof  (the  "Certificates").  The  Certificates,  in the  aggregate,  evidence  the  entire  beneficial ownership interest in the Trust Fund formed pursuant to the Agreement.

                  The  Certificateholder,  by its acceptance of this  Certificate,  agrees that it will look solely to the Trust Fund for payment  hereunder and that neither the  Securities  Administrator  nor the Trustee is liable to the  Certificateholders  for any amount payable under this  Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

                  This  Certificate  does not purport to  summarize  the  Agreement  and  reference  is made to the
Agreement for the interests,  rights and limitations of rights, benefits,  obligations and duties evidenced hereby, and the rights, duties and immunities of the Securities Administrator.

                  The Agreement permits,  with certain  exceptions therein provided:  (i) the amendment thereof and of the  Servicing  Agreements  and the  modification  of the  rights  and  obligations  of the  Seller,  the Master
Servicer,  the  Securities  Administrator  and the  Trustee  and the  rights  of the  Certificateholders  under the
Agreement  from time to time by EMC,  the  Seller,  the  Master  Servicer,  the  Securities  Administrator  and the
Trustee,  and (ii) the  amendment  thereof and of the Servicing  Agreements by the Master  Servicer and the Trustee
with the consent of the Holders of Certificates,  evidencing  Fractional  Undivided Interests  aggregating not less than 51% of the Trust Fund (or in certain  cases,  Holders of  Certificates  of affected  Classes  evidencing  such percentage of the  Fractional  Undivided  Interests  thereof).  Any such consent by the Holder of this  Certificate shall be  conclusive  and  binding  on such  Holder  and upon all future  Holders  of this  Certificate  and of any
Certificate  issued upon the  transfer  hereof or in lieu hereof  whether or not  notation of such  consent is made upon this  Certificate.  The  Agreement  also permits the  amendment  thereof and of the  Servicing  Agreements  in certain limited circumstances, without the consent of the Holders of any of the Certificates.

                  As provided in the Agreement and subject to certain  limitations  therein set forth, the transfer of this  Certificate  is registrable  with the Securities  Administrator  upon  surrender of this  Certificate  for registration of transfer at the offices or agencies  maintained by the Securities  Administrator for such purposes, duly  endorsed by, or  accompanied  by a written  instrument  of transfer in form  satisfactory  to the  Securities
Administrator  duly  executed by the Holder  hereof or such  Holder's  attorney  duly  authorized  in writing,  and thereupon one or more new  Certificates  in  authorized  denominations  representing  a like  aggregate  Fractional
Undivided Interest will be issued to the designated transferee.

                  The  Certificates  are issuable only as registered  Certificates  without  coupons in the Classes and  denominations  specified in the  Agreement.  As provided in the Agreement  and subject to certain  limitations therein set forth,  this  Certificate is exchangeable  for one or more new  Certificates  evidencing the same Class and in the same aggregate Fractional Undivided Interest, as requested by the Holder surrendering the same.

                  No service charge will be made to the  Certificateholders  for any such registration of transfer, but the Securities  Administrator  may require  payment of a sum sufficient to cover any tax or other  governmental
charge  payable  in  connection  therewith.   The  Seller,  the  Master  Servicer,   the  Trustee,  the  Securities
Administrator  and any agent of any of them may treat the Person in whose name this  Certificate  is  registered as the owner  hereof for all  purposes,  and none of the Seller,  the Master  Servicer,  the Trustee,  the  Securities
Administrator or any such agent shall be affected by notice to the contrary.

                  The  obligations  created by the  Agreement  and the Trust Fund created  thereby  (other than the obligations  to make  payments to  Certificateholders  with  respect to the  termination  of the  Agreement)  shall terminate  upon the earlier of (i) the later of (A) the  maturity or other  liquidation  (or Advance  with  respect thereto) of the last  Mortgage  Loan  remaining in the Trust Fund and  disposition  of all property  acquired  upon foreclosure  or deed in lieu of  foreclosure of any Mortgage Loan and (B) the remittance of all funds due under the
Agreement,  or (ii) the optional  repurchase  by the party named in the  Agreement  of all the  Mortgage  Loans and other assets of the Trust Fund in  accordance  with the terms of the  Agreement.  Such optional  repurchase  may be made only if (i) the Scheduled  Principal  Balance of the Mortgage Loans at the time of any such repurchase is less than 20% of the  Cut-off  Date  Balance  for Loan Group I or (ii) the  Depositor,  based upon an Opinion of Counsel addressed to the  Depositor and the Trustee has  determined  that the REMIC status of any REMIC under the Agreement has been lost or that a substantial  risk exists that such REMIC status will be lost for the  then-current  taxable year. The exercise of such right will effect the early retirement of the Certificates.  In no event,  however, will the Trust Fund  created by the  Agreement  continue  beyond the  expiration  of 21 years after the death of certain persons identified in the Agreement.

                  Unless this  Certificate  has been  countersigned  by an authorized  signatory of the  Securities
Administrator by manual signature,  this Certificate  shall not be entitled to any benefit under the Agreement,  or be valid for any purpose.

                  IN  WITNESS  WHEREOF,  the  Securities  Administrator  has  caused  this  Certificate  to be duly executed.

Dated: January 31, 2006                              WELLS FARGO BANK, NATIONAL ASSOCIATION
                                                              Not  in  its   individual   capacity  but  solely  as
                                                              Securities Administrator

                                                              By:
                                                                                Authorized Signatory

                                            CERTIFICATE OF AUTHENTICATION

                  This is one of the Class B-IO Certificates referred to in the within-mentioned Agreement.

                                                              WELLS FARGO BANK, NATIONAL ASSOCIATION
                                                              Authorized  signatory  of Wells Fargo Bank,  National
                                                              Association,  not  in  its  individual  capacity  but
                                                              solely as Securities Administrator

                                                              By:
                                                                                Authorized Signatory

                                                    ASSIGNMENT

                  FOR  VALUE  RECEIVED,   the  undersigned   hereby   sell(s),   assign(s)  and  transfer(s)   unto
__________________________________  (Please  print or  typewrite  name and  address  including  postal  zip code of assignee) a Fractional  Undivided  Interest  evidenced by the within Mortgage  Pass-Through  Certificate and hereby authorizes  the transfer of  registration  of such  interest to assignee on the  Certificate  Register of the Trust
Fund.

                  I  (We)  further  direct  the  Certificate  Registrar  to  issue  a  new  Certificate  of a  like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:

                                                              Signature by or on behalf of assignor

                                                              Signature Guaranteed

                                             DISTRIBUTION INSTRUCTIONS

                  The assignee should include the following for purposes of distribution:

                  Distributions  shall be made, by wire transfer or otherwise,  in immediately  available  funds to
_________________________________  for the account of _________________________  account number _____________,  or,
if   mailed   by   check,   to   ______________________________.   Applicable   statements   should  be  mailed  to
_____________________________________________.

                  This information is provided by    __________________,    the   assignee    named    above,    or
________________________, as its agent.

17

                                                                                                        EXHIBIT A-7

                                          FORM OF CLASS I-XP CERTIFICATE

                  THIS  CERTIFICATE  HAS NOT BEEN AND WILL NOT BE REGISTERED  UNDER THE  SECURITIES ACT OF 1933, AS
AMENDED (THE  "SECURITIES  ACT"),  OR UNDER ANY STATE  SECURITIES  LAWS.  THE HOLDER  HEREOF,  BY  PURCHASING  THIS
CERTIFICATE,  AGREES THAT THIS  CERTIFICATE  MAY BE REOFFERED,  RESOLD,  PLEDGED OR OTHERWISE  TRANSFERRED  ONLY IN
COMPLIANCE  WITH THE  SECURITIES  ACT AND  OTHER  APPLICABLE  LAWS AND ONLY (1)  PURSUANT  TO RULE  144A  UNDER THE
SECURITIES ACT ("RULE 144A") TO A PERSON THAT THE HOLDER  REASONABLY  BELIEVES IS A QUALIFIED  INSTITUTIONAL  BUYER
WITHIN THE MEANING OF RULE 144A (A "QIB"),  PURCHASING  FOR ITS OWN ACCOUNT OR A QIB  PURCHASING FOR THE ACCOUNT OF
A QIB, WHOM THE HOLDER HAS INFORMED,  IN EACH CASE,  THAT THE REOFFER,  RESALE,  PLEDGE OR OTHER  TRANSFER IS BEING
MADE IN RELIANCE ON RULE 144A OR (2) IN CERTIFICATED  FORM TO AN  "INSTITUTIONAL  ACCREDITED  INVESTOR"  WITHIN THE
MEANING  THEREOF IN RULE  501(a)(1),  (2),  (3) or (7) OF  REGULATION D UNDER THE ACT OR ANY ENTITY IN WHICH ALL OF
THE EQUITY OWNERS COME WITHIN SUCH PARAGRAPHS  PURCHASING NOT FOR  DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT,
SUBJECT TO (A) THE RECEIPT BY THE SECURITIES  ADMINISTRATOR  OF A LETTER  SUBSTANTIALLY IN THE FORM PROVIDED IN THE
AGREEMENT AND (B) THE RECEIPT BY THE SECURITIES  ADMINISTRATOR OF SUCH OTHER EVIDENCE  ACCEPTABLE TO THE SECURITIES
ADMINISTRATOR  THAT SUCH REOFFER,  RESALE,  PLEDGE OR TRANSFER IS IN COMPLIANCE  WITH THE  SECURITIES ACT AND OTHER
APPLICABLE  LAWS OR IN EACH CASE IN ACCORDANCE  WITH ALL  APPLICABLE  SECURITIES  LAWS OF THE UNITED STATES AND ANY
OTHER APPLICABLE JURISDICTION.

THIS  CERTIFICATE  MAY NOT BE ACQUIRED  DIRECTLY OR  INDIRECTLY  BY, OR ON BEHALF OF, AN EMPLOYEE  BENEFIT  PLAN OR
OTHER  RETIREMENT  ARRANGEMENT  (EACH,  A "PLAN")  THAT IS SUBJECT  TO TITLE I OF THE  EMPLOYEE  RETIREMENT  INCOME
SECURITY ACT OF 1974, AS AMENDED  ("ERISA"),  AND/OR SECTION 4975 OF THE INTERNAL  REVENUE CODE OF 1986, AS AMENDED
(THE  "CODE"),  OR BY A PERSON  USING  "PLAN  ASSETS"  OF A PLAN,  UNLESS  THE  PROPOSED  TRANSFEREE  PROVIDES  THE
SECURITIES  ADMINISTRATOR  WITH AN OPINION OF COUNSEL  FOR THE  BENEFIT OF THE  TRUSTEE,  MASTER  SERVICER  AND THE
SECURITIES  ADMINISTRATOR  AND ON WHICH THEY MAY RELY WHICH IS  SATISFACTORY TO THE SECURITIES  ADMINISTRATOR  THAT
THE  PURCHASE  OF THIS  CERTIFICATE  IS  PERMISSIBLE  UNDER  APPLICABLE  LAW,  WILL NOT  CONSTITUTE  OR RESULT IN A
NON-EXEMPT  PROHIBITED  TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE AND WILL NOT SUBJECT THE
MASTER  SERVICER,  THE TRUSTEE OR THE SECURITIES  ADMINISTRATOR TO ANY OBLIGATION OR LIABILITY IN ADDITION TO THOSE
UNDERTAKEN IN THE AGREEMENT.

Certificate No.1                                           Percentage Interest: 100%

Class I-XP Senior

Date of Pooling and Servicing Agreement and Cut-off Date:  Aggregate Initial Certificate Principal Balance of this
January 1, 2006                                            Certificate as of the Cut-off Date:
                                                           $0

                                                           Initial Certificate Principal Balance of this
First Distribution Date:                                   Certificate as of the Cut-off Date:
February 27, 2006                                          $0

Master Servicer:                                           CUSIP: ___________
Wells Fargo Bank, National Association

Assumed Final Distribution Date:
April 25, 2035

                                          BEAR STEARNS ALT-A TRUST 2006-1
                                         MORTGAGE PASS-THROUGH CERTIFICATE
                                                   SERIES 2006-1

         evidencing  a  fractional  undivided  interest in the  distributions  allocable to the Class I-XP
         Certificates  with  respect  to a  Trust  Fund  consisting  primarily  of a  pool  of  adjustable
         interest  rate  mortgage  loans  secured  by  first  liens  on  one-to-four   family  residential
         properties and sold by BEAR STEARNS ASSET BACKED SECURITIES I LLC

                  This  Certificate  is payable solely from the assets of the Trust Fund, and does not represent an obligation  of or interest in Bear Stearns  Asset Backed  Securities  I LLC ("BSABS I"), the Master  Servicer,  the
Securities  Administrator or the Trustee referred to below or any of their affiliates or any other person.  Neither this  Certificate  nor the underlying  Mortgage Loans are  guaranteed or insured by any  governmental  entity or by
BSABS I, the Master  Servicer or the Trustee or any of their  affiliates or any other person.  None of BSABS I, the
Master  Servicer or any of their  affiliates  will have any  obligation  with respect to any  certificate  or other obligation secured by or payable from payments on the Certificates.

                  This  certifies that Bear,  Stearns  Securities  Corp. is the registered  owner of the Fractional
Undivided  Interest  evidenced  hereby in the beneficial  ownership  interest of  Certificates of the same Class as this  Certificate  in a trust (the "Trust Fund")  primarily  consisting of  conventional  adjustable  rate mortgage loans secured by first liens on one- to four- family residential  properties  (collectively,  the "Mortgage Loans")
sold by BSABS I. The  Mortgage  Loans were sold by EMC Mortgage  Corporation  ("EMC") to BSABS I. Wells Fargo Bank,
National  Association  ("Wells  Fargo") will act as master  servicer of the Mortgage Loans (the "Master  Servicer,"
which term  includes any  successors  thereto under the  Agreement  referred to below).  The Trust Fund was created pursuant to the Pooling and Servicing  Agreement  dated as of the Cut-off Date specified  above (the  "Agreement"), among BSABS I, as depositor (the "Seller"),  the Master  Servicer,  Wells Fargo, as securities  administrator  (the
"Securities  Administrator"),  EMC Mortgage Corporation and JPMorgan Chase Bank, National  Association,  as trustee
(the "Trustee"),  a summary of certain of the pertinent  provisions of which is set forth hereafter.  To the extent not defined herein,  capitalized  terms used herein shall have the meaning ascribed to them in the Agreement.  This
Certificate  is issued under and is subject to the terms,  provisions  and  conditions of the  Agreement,  to which
Agreement the Holder of this  Certificate  by virtue of its  acceptance  hereof assents and by which such Holder is bound.

                  The  Securities  Administrator  will  distribute on the 25th day of each month,  or, if such 25th day is not a Business Day, the  immediately  following  Business Day (each, a "Distribution  Date"),  commencing on the first  Distribution  Date specified  above,  to the Person in whose name this  Certificate is registered at the close  of  business  on the  last  Business  Day of the  month  immediately  preceding  the  month  of the  related
Distribution  Date,  an  amount  equal to the  product  of the  Fractional  Undivided  Interest  evidenced  by this
Certificate  and the amount  required to be  distributed to the Holders of  Certificates  of the same Class as this
Certificate.  The Assumed  Final  Distribution  Date is the  Distribution  Date in the month  following  the latest scheduled  maturity date of any Mortgage Loan and is not likely to be the date on which the  Certificate  Principal
Balance of this Class of Certificates will be reduced to zero.

                  Distributions on this  Certificate  will be made by the Securities  Administrator by check mailed to the address of the Person  entitled  thereto as such name and address shall appear on the  Certificate  Register or, if such  Person so  requests  by  notifying  the  Securities  Administrator  in  writing  as  specified  in the
Agreement,  by wire transfer.  Notwithstanding  the above, the final  distribution on this Certificate will be made after due notice by the Securities  Administrator of the pendency of such  distribution and only upon  presentation and  surrender of this  Certificate  at the office or agency  appointed by the  Securities  Administrator  for that purpose and designated in such notice. The initial  Certificate  Principal Balance of this Certificate is set forth above.  The  Certificate  Principal  Balance  hereof will be reduced to the extent of  distributions  allocable  to principal hereon.

                  No  transfer  of this  Certificate  shall be made  unless the  transfer  is made  pursuant  to an effective  registration  statement under the Securities Act of 1933, as amended (the "1933 Act"),  and an effective registration or  qualification  under  applicable  state securities laws, or is made in a transaction that does not require such  registration or  qualification.  In the event that such a transfer of this  Certificate is to be made without registration or qualification,  the Securities  Administrator shall require receipt of (i) if such transfer is  purportedly  being made (a) in  reliance  upon Rule 144A under the 1933 Act or (b) to a  transferee  that is an
"Institutional  Accredited  Investor"  within the meaning of Rule 501(a)(1),  (2), (3) or (7) of Regulation D under the 1933 Act, written  certifications from the Holder of the Certificate desiring to effect the transfer,  and from such Holder's prospective  transferee,  substantially in the forms attached to the Agreement as Exhibit F-1 or F-2, as applicable,  and (ii) if requested by the Securities  Administrator,  an Opinion of Counsel  satisfactory  to it that such transfer may be made without such  registration or  qualification  (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Seller,  the Trustee,  the Securities  Administrator  or the Master Servicer
in their  respective  capacities as such),  together with copies of the written  certification(s)  of the Holder of the  Certificate  desiring to effect the  transfer  and/or such  Holder's  prospective  transferee  upon which such
Opinion of Counsel is based.  None of the Seller,  the  Securities  Administrator  or the Trustee is  obligated  to register  or  qualify  the  Class of  Certificates  specified  on the face  hereof  under the 1933 Act or any other securities  law or to take any action not  otherwise  required  under the  Agreement to permit the transfer of such
Certificates  without  registration or qualification.  Any Holder desiring to effect a transfer of this Certificate shall be required to indemnify  the  Trustee,  the  Securities  Administrator,  the Seller and the Master  Servicer
against  any  liability  that may result if the  transfer is not so exempt or is not made in  accordance  with such federal and state laws.

                  No transfer of this Class I-XP Certificate will be made unless the Securities  Administrator  has received  either  (i)  opinion of counsel  for the  benefit of the  Trustee,  Master  Servicer  and the  Securities
Administrator  and which they may rely which is satisfactory to the Securities  Administrator  that the purchase of this  certificate  is  permissible  under  local law,  will not  constitute  or result in a  non-exempt  prohibited transaction  under Section 406 of the Employee  Retirement Income Security Act of 1974, as amended  ("ERISA"),  and
Section 4975 of the Internal Revenue Code, as amended (the "Code"),  and will not subject the Master Servicer,  the
Trustee or the  Securities  Administrator  to any  obligation  or liability in addition to those  undertaken in the
Agreement or (ii) a representation  letter stating that the transferee is not acquiring  directly or indirectly by, or on behalf of, an employee  benefit  plan or other  retirement  arrangement  that is subject to Title I of ERISA, and/or Section 4975 of the Code (each, a "Plan"), or by a person using "plan assets" of a Plan.

                  This  Certificate is one of a duly authorized  issue of  Certificates  designated as set forth on the face  hereof  (the  "Certificates").  The  Certificates,  in the  aggregate,  evidence  the  entire  beneficial ownership interest in the Trust Fund formed pursuant to the Agreement.

                  The  Certificateholder,  by its acceptance of this  Certificate,  agrees that it will look solely to the Trust Fund for payment  hereunder and that neither the  Securities  Administrator  nor the Trustee is liable to the  Certificateholders  for any amount payable under this  Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

                  This  Certificate  does not purport to  summarize  the  Agreement  and  reference  is made to the
Agreement for the interests,  rights and limitations of rights, benefits,  obligations and duties evidenced hereby, and the rights, duties and immunities of the Securities Administrator.

                  The Agreement permits,  with certain  exceptions therein provided:  (i) the amendment thereof and of the  Servicing  Agreements  and the  modification  of the  rights  and  obligations  of the  Seller,  the Master
Servicer,  the  Securities  Administrator  and the  Trustee  and the  rights  of the  Certificateholders  under the
Agreement  from time to time by EMC,  the  Seller,  the  Master  Servicer,  the  Securities  Administrator  and the
Trustee,  and (ii) the  amendment  thereof and of the Servicing  Agreements by the Master  Servicer and the Trustee
with the consent of the Holders of Certificates,  evidencing  Fractional  Undivided Interests  aggregating not less than 51% of the Trust Fund (or in certain  cases,  Holders of  Certificates  of affected  Classes  evidencing  such percentage of the  Fractional  Undivided  Interests  thereof).  Any such consent by the Holder of this  Certificate shall be  conclusive  and  binding  on such  Holder  and upon all future  Holders  of this  Certificate  and of any
Certificate  issued upon the  transfer  hereof or in lieu hereof  whether or not  notation of such  consent is made upon this  Certificate.  The  Agreement  also permits the  amendment  thereof and of the  Servicing  Agreements  in certain limited circumstances, without the consent of the Holders of any of the Certificates.

                  As provided in the Agreement and subject to certain  limitations  therein set forth, the transfer of this  Certificate  is registrable  with the Securities  Administrator  upon  surrender of this  Certificate  for registration of transfer at the offices or agencies  maintained by the Securities  Administrator for such purposes, duly  endorsed by, or  accompanied  by a written  instrument  of transfer in form  satisfactory  to the  Securities
Administrator  duly  executed by the Holder  hereof or such  Holder's  attorney  duly  authorized  in writing,  and thereupon one or more new  Certificates  in  authorized  denominations  representing  a like  aggregate  Fractional
Undivided Interest will be issued to the designated transferee.

                  The  Certificates  are issuable only as registered  Certificates  without  coupons in the Classes and  denominations  specified in the  Agreement.  As provided in the Agreement  and subject to certain  limitations therein set forth,  this  Certificate is exchangeable  for one or more new  Certificates  evidencing the same Class and in the same aggregate Fractional Undivided Interest, as requested by the Holder surrendering the same.

                  No service charge will be made to the  Certificateholders  for any such registration of transfer, but the Securities  Administrator  may require  payment of a sum sufficient to cover any tax or other  governmental
charge  payable  in  connection  therewith.   The  Seller,  the  Master  Servicer,   the  Trustee,  the  Securities
Administrator  and any agent of any of them may treat the Person in whose name this  Certificate  is  registered as the owner  hereof for all  purposes,  and none of the Seller,  the Master  Servicer,  the Trustee,  the  Securities
Administrator or any such agent shall be affected by notice to the contrary.

                  The  obligations  created by the  Agreement  and the Trust Fund created  thereby  (other than the obligations  to make  payments to  Certificateholders  with  respect to the  termination  of the  Agreement)  shall terminate  upon the earlier of (i) the later of (A) the  maturity or other  liquidation  (or Advance  with  respect thereto) of the last  Mortgage  Loan  remaining in the Trust Fund and  disposition  of all property  acquired  upon foreclosure  or deed in lieu of  foreclosure of any Mortgage Loan and (B) the remittance of all funds due under the
Agreement,  or (ii) the optional  repurchase  by the party named in the  Agreement  of all the  Mortgage  Loans and other assets of the Trust Fund in  accordance  with the terms of the  Agreement.  Such optional  repurchase  may be made only if (i) the Scheduled  Principal  Balance of the Mortgage Loans at the time of any such repurchase is less than 20% of the  Cut-off  Date  Balance  for Loan Group I or (ii) the  Depositor,  based upon an Opinion of Counsel addressed to the  Depositor and the Trustee has  determined  that the REMIC status of any REMIC under the Agreement has been lost or that a substantial  risk exists that such REMIC status will be lost for the  then-current  taxable year. The exercise of such right will effect the early retirement of the Certificates.  In no event,  however, will the Trust Fund  created by the  Agreement  continue  beyond the  expiration  of 21 years after the death of certain persons identified in the Agreement.

                  Unless this  Certificate  has been  countersigned  by an authorized  signatory of the  Securities
Administrator by manual signature,  this Certificate  shall not be entitled to any benefit under the Agreement,  or be valid for any purpose.

                  IN  WITNESS  WHEREOF,  the  Securities  Administrator  has  caused  this  Certificate  to be duly executed.
Dated: January 31, 2006                              WELLS FARGO BANK, NATIONAL ASSOCIATION
                                                              Not in its individual capacity but solely as Trustee

                                                              By:
                                                                                Authorized Signatory

                                           CERTIFICATE OF AUTHENTICATION

                  This is one of the Class I-XP Certificates referred to in the within-mentioned Agreement.

                                                              WELLS FARGO BANK, NATIONAL ASSOCIATION
                                                              Authorized  signatory  of Wells Fargo Bank,  National
                                                              Association,  not  in  its  individual  capacity  but
                                                              solely as Securities Administrator

                                                              By:
                                                                                Authorized Signatory

                                                    ASSIGNMENT

                  FOR  VALUE  RECEIVED,   the  undersigned   hereby   sell(s),   assign(s)  and  transfer(s)   unto
__________________________________  (Please  print or  typewrite  name and  address  including  postal  zip code of assignee) a Fractional  Undivided  Interest  evidenced by the within Mortgage  Pass-Through  Certificate and hereby authorizes  the transfer of  registration  of such  interest to assignee on the  Certificate  Register of the Trust
Fund.

                  I  (We)  further  direct  the  Certificate  Registrar  to  issue  a  new  Certificate  of a  like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:

                                                              Signature by or on behalf of assignor

                                                              Signature Guaranteed

                                             DISTRIBUTION INSTRUCTIONS

                  The assignee should include the following for purposes of distribution:

                  Distributions  shall be made, by wire transfer or otherwise,  in immediately  available  funds to
_________________________________  for the account of _________________________  account number _____________,  or,
if   mailed   by   check,   to   ______________________________.   Applicable   statements   should  be  mailed  to
_____________________________________________.

                  This information is provided by    __________________,    the   assignee    named    above,    or
________________________, as its agent.

                                                                                                        EXHIBIT A-8

                                          FORM OF CLASS II-A CERTIFICATE

                  SOLELY FOR U.S.  FEDERAL  INCOME TAX  PURPOSES,  THIS  CERTIFICATE  IS A "REGULAR  INTEREST" IN A
"REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED,  RESPECTIVELY,  IN SECTIONS 860G AND 860D OF
THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE").

                  THE  CERTIFICATE  PRINCIPAL  BALANCE  OF THIS  CERTIFICATE  WILL BE  DECREASED  BY THE  PRINCIPAL
PAYMENTS  HEREON.  ACCORDINGLY,  FOLLOWING THE INITIAL  ISSUANCE OF THE  CERTIFICATES,  THE  CERTIFICATE  PRINCIPAL
BALANCE  OF THIS  CERTIFICATE  WILL  BE  DIFFERENT  FROM  THE  DENOMINATION  SHOWN  BELOW.  ANYONE  ACQUIRING  THIS
CERTIFICATE  MAY ASCERTAIN ITS  CERTIFICATE  PRINCIPAL  BALANCE BY INQUIRY OF THE  SECURITIES  ADMINISTRATOR  NAMED
HEREIN.

                  UNLESS THIS  CERTIFICATE IS PRESENTED BY AN AUTHORIZED  REPRESENTATIVE  OF THE  DEPOSITORY  TRUST
COMPANY TO THE SECURITIES  ADMINISTRATOR  OR ITS AGENT FOR REGISTRATION OF TRANSFER,  EXCHANGE OR PAYMENT,  AND ANY
CERTIFICATE  ISSUED IS  REGISTERED  IN THE NAME OF CEDE & CO. OR SUCH  OTHER  NAME AS  REQUESTED  BY AN  AUTHORIZED
REPRESENTATIVE  OF THE  DEPOSITORY  TRUST  COMPANY AND ANY PAYMENT IS MADE TO CEDE & CO., ANY  TRANSFER,  PLEDGE OR
OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED  OWNER HEREOF,  CEDE &
CO., HAS AN INTEREST HEREIN.

Certificate No. 1                                          Adjustable Pass-Through Rate

Class II-A Senior

                                                           Aggregate Initial Certificate Principal Balance of this
Date of Pooling and Servicing Agreement and Cut-off Date:  Certificate as of the Cut-off Date:
January 1, 2006                                            $____________

First Distribution Date:                                   Initial Certificate Principal Balance of this
February 27, 2006                                          Certificate as of the Cut-off Date: $__________

Master Servicer:                                           CUSIP: __________
Wells Fargo Bank, National Association

Assumed Final Distribution Date:
February 25, 2036

                                           BEAR STEARNS ALT-A TRUST 2006-1
                                          MORTGAGE PASS-THROUGH CERTIFICATE
                                                    SERIES 2006-1

         evidencing  a  fractional  undivided  interest in the  distributions  allocable to the Class II-A
         Certificates  with  respect  to a  Trust  Fund  consisting  primarily  of a  pool  of  adjustable
         interest  rate  mortgage  loans  secured  by  first  liens  on  one-to-four   family  residential
         properties and sold by BEAR STEARNS ASSET BACKED SECURITIES I LLC

                  This  Certificate  is payable solely from the assets of the Trust Fund, and does not represent an obligation  of or interest in Bear Stearns  Asset Backed  Securities  I LLC ("BSABS I"), the Master  Servicer,  the
Securities  Administrator or the Trustee referred to below or any of their affiliates or any other person.  Neither this  Certificate  nor the underlying  Mortgage Loans are  guaranteed or insured by any  governmental  entity or by
BSABS I, the Master  Servicer or the Trustee or any of their  affiliates or any other person.  None of BSABS I, the
Master  Servicer or any of their  affiliates  will have any  obligation  with respect to any  certificate  or other obligation secured by or payable from payments on the Certificates.

                  This  certifies  that Cede & Co. is the registered  owner of the  Fractional  Undivided  Interest evidenced  hereby in the beneficial  ownership  interest of Certificates of the same Class as this Certificate in a trust (the "Trust Fund")  primarily  consisting of  conventional  adjustable  rate mortgage  loans secured by first liens on one- to four- family  residential  properties  (collectively,  the "Mortgage  Loans") sold by BSABS I. The
Mortgage Loans were sold by EMC Mortgage  Corporation  ("EMC") to BSABS I. Wells Fargo Bank,  National  Association
("Wells Fargo") will act as master servicer of the Mortgage Loans (the "Master  Servicer,"  which term includes any successors  thereto under the Agreement  referred to below). The Trust Fund was created pursuant to the Pooling and
Servicing  Agreement  dated as of the Cut-off Date specified above (the  "Agreement"),  among BSABS I, as depositor
(the "Seller"),  the Master Servicer,  Wells Fargo, as securities  administrator (the "Securities  Administrator"),
EMC Mortgage Corporation and JPMorgan Chase Bank, National  Association,  as trustee (the "Trustee"),  a summary of certain  of the  pertinent  provisions  of  which  is set  forth  hereafter.  To the  extent  not  defined  herein, capitalized  terms used  herein  shall have the meaning  ascribed to them in the  Agreement.  This  Certificate  is issued under and is subject to the terms,  provisions  and  conditions  of the  Agreement,  to which  Agreement the
Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound.

                  Interest on this  Certificate  will accrue  during the period from and  including  the  preceding
Distribution Date (as hereinafter  defined) (or in the case of the first  Distribution Date, from the Closing Date)
to and including the day prior to the current  Distribution  Date on the Certificate  Principal Balance hereof at a per annum rate  equal to the  Pass-Through  Rate set forth in the  Agreement.  The  Securities  Administrator  will distribute  on the 25th day of each month,  or, if such 25th day is not a Business Day, the  immediately  following
Business Day (each, a  "Distribution  Date"),  commencing on the first  Distribution  Date specified  above, to the
Person in whose name this  Certificate  is  registered  at the close of business on the  Business  Day  immediately preceding the related  Distribution  Date so long as such  Certificate  remains in book-entry  form (and otherwise, the close of business on the last Business Day of the month  immediately  preceding the month of such  Distribution
Date), an amount equal to the product of the Fractional  Undivided  Interest  evidenced by this Certificate and the amount (of interest,  if any) required to be distributed to the Holders of  Certificates  of the same Class as this
Certificate.  The Assumed  Final  Distribution  Date is the  Distribution  Date in the month  following  the latest scheduled  maturity date of any Mortgage Loan and is not likely to be the date on which the  Certificate  Principal
Balance of this Class of Certificates will be reduced to zero.

                  Distributions on this  Certificate  will be made by the Securities  Administrator by check mailed to the address of the Person  entitled  thereto as such name and address shall appear on the  Certificate  Register or, if such  Person so  requests  by  notifying  the  Securities  Administrator  in  writing  as  specified  in the
Agreement,  by wire transfer.  Notwithstanding  the above, the final  distribution on this Certificate will be made after due notice by the Securities  Administrator of the pendency of such  distribution and only upon  presentation and  surrender of this  Certificate  at the office or agency  appointed by the  Securities  Administrator  for that purpose and designated in such notice. The initial  Certificate  Principal Balance of this Certificate is set forth above.  The  Certificate  Principal  Balance  hereof will be reduced to the extent of  distributions  allocable  to principal hereon.

                  This  Certificate is one of a duly authorized  issue of  Certificates  designated as set forth on the face  hereof  (the  "Certificates").  The  Certificates,  in the  aggregate,  evidence  the  entire  beneficial ownership interest in the Trust Fund formed pursuant to the Agreement.

                  The  Certificateholder,  by its acceptance of this  Certificate,  agrees that it will look solely to the Trust Fund for payment  hereunder and that neither the  Securities  Administrator  nor the Trustee is liable to the  Certificateholders  for any amount payable under this  Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

                  This  Certificate  does not purport to  summarize  the  Agreement  and  reference  is made to the
Agreement for the interests,  rights and limitations of rights, benefits,  obligations and duties evidenced hereby, and the rights, duties and immunities of the Securities Administrator.

                  The Agreement permits,  with certain  exceptions therein provided:  (i) the amendment thereof and of the  Servicing  Agreements  and the  modification  of the  rights  and  obligations  of the  Seller,  the Master
Servicer,  the  Securities  Administrator  and the  Trustee  and the  rights  of the  Certificateholders  under the
Agreement  from time to time by EMC,  the  Seller,  the  Master  Servicer,  the  Securities  Administrator  and the
Trustee,  and (ii) the  amendment  thereof and of the Servicing  Agreements by the Master  Servicer and the Trustee
with the consent of the Holders of Certificates,  evidencing  Fractional  Undivided Interests  aggregating not less than 51% of the Trust Fund (or in certain  cases,  Holders of  Certificates  of affected  Classes  evidencing  such percentage of the  Fractional  Undivided  Interests  thereof).  Any such consent by the Holder of this  Certificate shall be  conclusive  and  binding  on such  Holder  and upon all future  Holders  of this  Certificate  and of any
Certificate  issued upon the  transfer  hereof or in lieu hereof  whether or not  notation of such  consent is made upon this  Certificate.  The  Agreement  also permits the  amendment  thereof and of the  Servicing  Agreements  in certain limited circumstances, without the consent of the Holders of any of the Certificates.

                  As provided in the Agreement and subject to certain  limitations  therein set forth, the transfer of this  Certificate  is registrable  with the Securities  Administrator  upon  surrender of this  Certificate  for registration of transfer at the offices or agencies  maintained by the Securities  Administrator for such purposes, duly  endorsed by, or  accompanied  by a written  instrument  of transfer in form  satisfactory  to the  Securities
Administrator  duly  executed by the Holder  hereof or such  Holder's  attorney  duly  authorized  in writing,  and thereupon one or more new  Certificates  in  authorized  denominations  representing  a like  aggregate  Fractional
Undivided Interest will be issued to the designated transferee.

                  The  Certificates  are issuable only as registered  Certificates  without  coupons in the Classes and  denominations  specified in the  Agreement.  As provided in the Agreement  and subject to certain  limitations therein set forth,  this  Certificate is exchangeable  for one or more new  Certificates  evidencing the same Class and in the same aggregate Fractional Undivided Interest, as requested by the Holder surrendering the same.

                  No service charge will be made to the  Certificateholders  for any such registration of transfer, but the Securities  Administrator  may require  payment of a sum sufficient to cover any tax or other  governmental
charge  payable  in  connection  therewith.   The  Seller,  the  Master  Servicer,   the  Trustee,  the  Securities
Administrator  and any agent of any of them may treat the Person in whose name this  Certificate  is  registered as the owner  hereof for all  purposes,  and none of the Seller,  the Master  Servicer,  the Trustee,  the  Securities
Administrator or any such agent shall be affected by notice to the contrary.

                  The  obligations  created by the  Agreement  and the Trust Fund created  thereby  (other than the obligations  to make  payments to  Certificateholders  with  respect to the  termination  of the  Agreement)  shall terminate  upon the earlier of (i) the later of (A) the  maturity or other  liquidation  (or Advance  with  respect thereto) of the last  Mortgage  Loan  remaining in the Trust Fund and  disposition  of all property  acquired  upon foreclosure  or deed in lieu of  foreclosure of any Mortgage Loan and (B) the remittance of all funds due under the
Agreement,  or (ii) the optional  repurchase  by the party named in the  Agreement  of all the  Mortgage  Loans and other assets of the Trust Fund in  accordance  with the terms of the  Agreement.  Such optional  repurchase  may be made only if (i) the Scheduled  Principal  Balance of the Mortgage Loans at the time of any such repurchase is less than 10% of the  Cut-off  Date  Balance for Loan Group II or (ii) the  Depositor,  based upon an Opinion of Counsel addressed to the  Depositor and the Trustee has  determined  that the REMIC status of any REMIC under the Agreement has been lost or that a substantial  risk exists that such REMIC status will be lost for the  then-current  taxable year. The exercise of such right will effect the early retirement of the Certificates.  In no event,  however, will the Trust Fund  created by the  Agreement  continue  beyond the  expiration  of 21 years after the death of certain persons identified in the Agreement.

                  Unless this  Certificate  has been  countersigned  by an authorized  signatory of the  Securities
Administrator by manual signature,  this Certificate  shall not be entitled to any benefit under the Agreement,  or be valid for any purpose.

                  IN  WITNESS  WHEREOF,  the  Securities  Administrator  has  caused  this  Certificate  to be duly executed.
Dated: January 31, 2006                              WELLS FARGO BANK, NATIONAL ASSOCIATION
                                                              not  in  its   individual   capacity  but  solely  as
                                                              Securities Administrator

                                                              By:
                                                                                Authorized Signatory

                                            CERTIFICATE OF AUTHENTICATION

                  This is one of the Class II-A Certificates referred to in the within-mentioned Agreement.

                                                              WELLS FARGO BANK, NATIONAL ASSOCIATION
                                                              Authorized  signatory  of Wells Fargo Bank,  National
                                                              Association,  not  in  its  individual  capacity  but
                                                              solely as Securities Administrator

                                                              By:
                                                                                Authorized Signatory

                                                    ASSIGNMENT

                  FOR  VALUE  RECEIVED,   the  undersigned   hereby   sell(s),   assign(s)  and  transfer(s)   unto
__________________________________  (Please  print or  typewrite  name and  address  including  postal  zip code of assignee) a Fractional  Undivided  Interest  evidenced by the within Mortgage  Pass-Through  Certificate and hereby authorizes  the transfer of  registration  of such  interest to assignee on the  Certificate  Register of the Trust
Fund.

                  I  (We)  further  direct  the  Certificate  Registrar  to  issue  a  new  Certificate  of a  like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:

                                                              Signature by or on behalf of assignor

                                                              Signature Guaranteed

                                              DISTRIBUTION INSTRUCTIONS

                  The assignee should include the following for purposes of distribution:

                  Distributions  shall be made, by wire transfer or otherwise,  in immediately  available  funds to
_________________________________  for the account of _________________________  account number _____________,  or,
if   mailed   by   check,   to   ______________________________.   Applicable   statements   should  be  mailed  to
_____________________________________________.

                  This information is provided by    __________________,    the   assignee    named    above,    or
________________________, as its agent.

                                                                                                        EXHIBIT A-9

                                     FORM OF CLASS II-[1][2][3]X-1 CERTIFICATE

                  SOLELY FOR U.S.  FEDERAL  INCOME TAX  PURPOSES,  THIS  CERTIFICATE  IS A "REGULAR  INTEREST" IN A
"REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED,  RESPECTIVELY,  IN SECTIONS 860G AND 860D OF
THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE").

                  UNLESS THIS  CERTIFICATE IS PRESENTED BY AN AUTHORIZED  REPRESENTATIVE  OF THE  DEPOSITORY  TRUST
COMPANY TO THE SECURITIES  ADMINISTRATOR  OR ITS AGENT FOR REGISTRATION OF TRANSFER,  EXCHANGE OR PAYMENT,  AND ANY
CERTIFICATE  ISSUED IS  REGISTERED  IN THE NAME OF CEDE & CO. OR SUCH  OTHER  NAME AS  REQUESTED  BY AN  AUTHORIZED
REPRESENTATIVE  OF THE  DEPOSITORY  TRUST  COMPANY AND ANY PAYMENT IS MADE TO CEDE & CO., ANY  TRANSFER,  PLEDGE OR
OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED  OWNER HEREOF,  CEDE &
CO., HAS AN INTEREST HEREIN.

Certificate No.1                                           _______%

Class II-[1][2][3]X-1 Senior

                                                           Aggregate Initial Notional Amount of this Certificate
Date of Pooling and Servicing Agreement and Cut-off Date:  as of the Cut-off Date:
January 1, 2006                                            $___________

                                                           Initial Notional Amount of this Certificate as of the
First Distribution Date:                                   Cut-off Date:
February 27, 2006                                          $___________

Master Servicer:                                           CUSIP: ____________
Wells Fargo Bank, National Association

Assumed Final Distribution Date:
February 25, 2036

                                          BEAR STEARNS ALT-A TRUST 2006-1
                                         MORTGAGE PASS-THROUGH CERTIFICATE
                                                   SERIES 2006-1

         evidencing  a  fractional  undivided  interest  in  the  distributions  allocable  to  the  Class
         II-[1][2][3]X-1  Certificates  with  respect to a Trust Fund  consisting  primarily  of a pool of
         adjustable   interest  rate  mortgage  loans  secured  by  first  liens  on  one-to-four   family
         residential properties and sold by BEAR STEARNS ASSET BACKED SECURITIES I LLC

                  This  Certificate  is payable solely from the assets of the Trust Fund, and does not represent an obligation  of or interest in Bear Stearns  Asset Backed  Securities  I LLC ("BSABS I"), the Master  Servicer,  the
Securities  Administrator or the Trustee referred to below or any of their affiliates or any other person.  Neither this  Certificate  nor the underlying  Mortgage Loans are  guaranteed or insured by any  governmental  entity or by
BSABS I, the Master  Servicer or the Trustee or any of their  affiliates or any other person.  None of BSABS I, the
Master  Servicer or any of their  affiliates  will have any  obligation  with respect to any  certificate  or other obligation secured by or payable from payments on the Certificates.

                  This  certifies  that Cede & Co. is the registered  owner of the  Fractional  Undivided  Interest evidenced  hereby in the beneficial  ownership  interest of Certificates of the same Class as this Certificate in a trust (the "Trust Fund")  primarily  consisting of  conventional  adjustable  rate mortgage  loans secured by first liens on one- to four- family  residential  properties  (collectively,  the "Mortgage  Loans") sold by BSABS I. The
Mortgage Loans were sold by EMC Mortgage  Corporation  ("EMC") to BSABS I. Wells Fargo Bank,  National  Association
("Wells Fargo") will act as master servicer of the Mortgage Loans (the "Master  Servicer,"  which term includes any successors  thereto under the Agreement  referred to below). The Trust Fund was created pursuant to the Pooling and
Servicing  Agreement  dated as of the Cut-off Date specified above (the  "Agreement"),  among BSABS I, as depositor
(the "Seller"),  the Master Servicer,  Wells Fargo, as securities  administrator (the "Securities  Administrator"),
EMC Mortgage Corporation and JPMorgan Chase Bank, National  Association,  as trustee (the "Trustee"),  a summary of certain  of the  pertinent  provisions  of  which  is set  forth  hereafter.  To the  extent  not  defined  herein, capitalized  terms used  herein  shall have the meaning  ascribed to them in the  Agreement.  This  Certificate  is issued under and is subject to the terms,  provisions  and  conditions  of the  Agreement,  to which  Agreement the
Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound.

                  Interest on this  Certificate  will accrue  during the period from and  including  the  preceding
Distribution Date (as hereinafter  defined) (or in the case of the first  Distribution Date, from the Closing Date)
to and including the day prior to the current  Distribution  Date on the Notional Amount hereof at a per annum rate equal to the  Pass-Through  Rate set forth above. The Securities  Administrator  will distribute on the 25th day of each  month,  or, if such  25th day is not a  Business  Day,  the  immediately  following  Business  Day  (each,  a
"Distribution  Date"),  commencing on the first Distribution Date specified above, to the Person in whose name this
Certificate  is  registered  at the close of  business  on the  Business  Day  immediately  preceding  the  related
Distribution Date so long as such Certificate  remains in book-entry form (and otherwise,  the close of business on the last Business Day of the month immediately  preceding the month of such Distribution  Date), an amount equal to the product of the Fractional  Undivided  Interest  evidenced by this  Certificate and the amount (of interest,  if any) required to be distributed to the Holders of Certificates of the same Class as this  Certificate.  The Assumed
Final  Distribution Date is the Distribution Date in the month following the latest scheduled  maturity date of any
Mortgage Loan and is not likely to be the date on which the Notional Amount of this Class of  Certificates  will be reduced to zero.

                  Distributions on this  Certificate  will be made by the Securities  Administrator by check mailed to the address of the Person  entitled  thereto as such name and address shall appear on the  Certificate  Register or, if such  Person so  requests  by  notifying  the  Securities  Administrator  in  writing  as  specified  in the
Agreement,  by wire transfer.  Notwithstanding  the above, the final  distribution on this Certificate will be made after due notice by the Securities  Administrator of the pendency of such  distribution and only upon  presentation and  surrender of this  Certificate  at the office or agency  appointed by the  Securities  Administrator  for that purpose and designated in such notice. The initial Notional Amount of this Certificate is set forth above.

                  This  Certificate is one of a duly authorized  issue of  Certificates  designated as set forth on the face  hereof  (the  "Certificates").  The  Certificates,  in the  aggregate,  evidence  the  entire  beneficial ownership interest in the Trust Fund formed pursuant to the Agreement.

                  The  Certificateholder,  by its acceptance of this  Certificate,  agrees that it will look solely to the Trust Fund for payment  hereunder and that neither the  Securities  Administrator  nor the Trustee is liable to the  Certificateholders  for any amount payable under this  Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

                  This  Certificate  does not purport to  summarize  the  Agreement  and  reference  is made to the
Agreement for the interests,  rights and limitations of rights, benefits,  obligations and duties evidenced hereby, and the rights, duties and immunities of the Securities Administrator.

                  The Agreement permits,  with certain  exceptions therein provided:  (i) the amendment thereof and of the  Servicing  Agreements  and the  modification  of the  rights  and  obligations  of the  Seller,  the Master
Servicer,  the  Securities  Administrator  and the  Trustee  and the  rights  of the  Certificateholders  under the
Agreement  from time to time by EMC,  the  Seller,  the  Master  Servicer,  the  Securities  Administrator  and the
Trustee,  and (ii) the  amendment  thereof and of the Servicing  Agreements by the Master  Servicer and the Trustee
with the consent of the Holders of Certificates,  evidencing  Fractional  Undivided Interests  aggregating not less than 51% of the Trust Fund (or in certain  cases,  Holders of  Certificates  of affected  Classes  evidencing  such percentage of the  Fractional  Undivided  Interests  thereof).  Any such consent by the Holder of this  Certificate shall be  conclusive  and  binding  on such  Holder  and upon all future  Holders  of this  Certificate  and of any
Certificate  issued upon the  transfer  hereof or in lieu hereof  whether or not  notation of such  consent is made upon this  Certificate.  The  Agreement  also permits the  amendment  thereof and of the  Servicing  Agreements  in certain limited circumstances, without the consent of the Holders of any of the Certificates.

                  As provided in the Agreement and subject to certain  limitations  therein set forth, the transfer of this  Certificate  is registrable  with the Securities  Administrator  upon  surrender of this  Certificate  for registration of transfer at the offices or agencies  maintained by the Securities  Administrator for such purposes, duly  endorsed by, or  accompanied  by a written  instrument  of transfer in form  satisfactory  to the  Securities
Administrator  duly  executed by the Holder  hereof or such  Holder's  attorney  duly  authorized  in writing,  and thereupon one or more new  Certificates  in  authorized  denominations  representing  a like  aggregate  Fractional
Undivided Interest will be issued to the designated transferee.

                  The  Certificates  are issuable only as registered  Certificates  without  coupons in the Classes and  denominations  specified in the  Agreement.  As provided in the Agreement  and subject to certain  limitations therein set forth,  this  Certificate is exchangeable  for one or more new  Certificates  evidencing the same Class and in the same aggregate Fractional Undivided Interest, as requested by the Holder surrendering the same.

                  No service charge will be made to the  Certificateholders  for any such registration of transfer, but the Securities  Administrator  may require  payment of a sum sufficient to cover any tax or other  governmental
charge  payable  in  connection  therewith.   The  Seller,  the  Master  Servicer,   the  Trustee,  the  Securities
Administrator  and any agent of any of them may treat the Person in whose name this  Certificate  is  registered as the owner  hereof for all  purposes,  and none of the Seller,  the Master  Servicer,  the Trustee,  the  Securities
Administrator or any such agent shall be affected by notice to the contrary.

                  The  obligations  created by the  Agreement  and the Trust Fund created  thereby  (other than the obligations  to make  payments to  Certificateholders  with  respect to the  termination  of the  Agreement)  shall terminate  upon the earlier of (i) the later of (A) the  maturity or other  liquidation  (or Advance  with  respect thereto) of the last  Mortgage  Loan  remaining in the Trust Fund and  disposition  of all property  acquired  upon foreclosure  or deed in lieu of  foreclosure of any Mortgage Loan and (B) the remittance of all funds due under the
Agreement,  or (ii) the optional  repurchase  by the party named in the  Agreement  of all the  Mortgage  Loans and other assets of the Trust Fund in  accordance  with the terms of the  Agreement.  Such optional  repurchase  may be made only if (i) the Scheduled  Principal  Balance of the Mortgage Loans at the time of any such repurchase is less than 10% of the  Cut-off  Date  Balance for Loan Group II or (ii) the  Depositor,  based upon an Opinion of Counsel addressed to the  Depositor and the Trustee has  determined  that the REMIC status of any REMIC under the Agreement has been lost or that a substantial  risk exists that such REMIC status will be lost for the  then-current  taxable year. The exercise of such right will effect the early retirement of the Certificates.  In no event,  however, will the Trust Fund  created by the  Agreement  continue  beyond the  expiration  of 21 years after the death of certain persons identified in the Agreement.

                  Unless this  Certificate  has been  countersigned  by an authorized  signatory of the  Securities
Administrator by manual signature,  this Certificate  shall not be entitled to any benefit under the Agreement,  or be valid for any purpose.

                  IN  WITNESS  WHEREOF,  the  Securities  Administrator  has  caused  this  Certificate  to be duly executed.
Dated: January 31, 2006                              WELLS FARGO BANK, NATIONAL ASSOCIATION
                                                              not  in  its   individual   capacity  but  solely  as
                                                              Securities Administrator

                                                              By:
                                                                                Authorized Signatory

                                           CERTIFICATE OF AUTHENTICATION

                  This  is  one of the  Class  II-[1][2][3]X-1  Certificates  referred  to in the  within-mentioned
Agreement.

                                                              WELLS FARGO BANK, NATIONAL ASSOCIATION
                                                              Authorized  signatory  of Wells Fargo Bank,  National
                                                              Association,  not  in  its  individual  capacity  but
                                                              solely as Securities Administrator

                                                              By:
                                                                                Authorized Signatory

                                                    ASSIGNMENT

                  FOR  VALUE  RECEIVED,   the  undersigned   hereby   sell(s),   assign(s)  and  transfer(s)   unto
__________________________________  (Please  print or  typewrite  name and  address  including  postal  zip code of assignee) a Fractional  Undivided  Interest  evidenced by the within Mortgage  Pass-Through  Certificate and hereby authorizes  the transfer of  registration  of such  interest to assignee on the  Certificate  Register of the Trust
Fund.

                  I  (We)  further  direct  the  Certificate  Registrar  to  issue  a  new  Certificate  of a  like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:

                                                              Signature by or on behalf of assignor

                                                              Signature Guaranteed

                                             DISTRIBUTION INSTRUCTIONS

                  The assignee should include the following for purposes of distribution:

                  Distributions  shall be made, by wire transfer or otherwise,  in immediately  available  funds to
_________________________________  for the account of _________________________  account number _____________,  or,
if   mailed   by   check,   to   ______________________________.   Applicable   statements   should  be  mailed  to
_____________________________________________.

This information is provided by     __________________, the assignee named above, or ________________________, as its agent.

                                                                                                       EXHIBIT A-10

                                     FORM OF CLASS II-B-[1][2][3] CERTIFICATE

                  THIS  CERTIFICATE IS  SUBORDINATED IN RIGHT OF PAYMENT TO THE CLASS II-A  CERTIFICATES  AND CLASS
II-M CERTIFICATES AS DESCRIBED IN THE AGREEMENT (AS DEFINED BELOW).

                  SOLELY FOR U.S.  FEDERAL  INCOME TAX  PURPOSES,  THIS  CERTIFICATE  IS A "REGULAR  INTEREST" IN A
"REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED,  RESPECTIVELY,  IN SECTIONS 860G AND 860D OF
THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE").

                  THE  CERTIFICATE  PRINCIPAL  BALANCE  OF THIS  CERTIFICATE  WILL BE  DECREASED  BY THE  PRINCIPAL
PAYMENTS  HEREON AND REALIZED LOSSES  ALLOCABLE  HERETO AS DESCRIBED IN THE AGREEMENT.  ACCORDINGLY,  FOLLOWING THE
INITIAL  ISSUANCE OF THE  CERTIFICATES,  THE CERTIFICATE  PRINCIPAL  BALANCE OF THIS  CERTIFICATE WILL BE DIFFERENT
FROM THE  DENOMINATION  SHOWN BELOW.  ANYONE  ACQUIRING THIS  CERTIFICATE MAY ASCERTAIN ITS  CERTIFICATE  PRINCIPAL
BALANCE BY INQUIRY OF THE SECURITIES ADMINISTRATOR NAMED HEREIN.

                  UNLESS THIS  CERTIFICATE IS PRESENTED BY AN AUTHORIZED  REPRESENTATIVE  OF THE  DEPOSITORY  TRUST
COMPANY TO THE SECURITIES  ADMINISTRATOR  OR ITS AGENT FOR REGISTRATION OF TRANSFER,  EXCHANGE OR PAYMENT,  AND ANY
CERTIFICATE  ISSUED IS  REGISTERED  IN THE NAME OF CEDE & CO. OR SUCH  OTHER  NAME AS  REQUESTED  BY AN  AUTHORIZED
REPRESENTATIVE  OF THE  DEPOSITORY  TRUST  COMPANY AND ANY PAYMENT IS MADE TO CEDE & CO., ANY  TRANSFER,  PLEDGE OR
OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED  OWNER HEREOF,  CEDE &
CO., HAS AN INTEREST HEREIN.

         EACH BENEFICIAL  OWNER OF A CLASS  II-B-[1][2][3]  CERTIFICATE OR ANY INTEREST  THEREIN SHALL BE DEEMED TO
HAVE  REPRESENTED,  BY VIRTUE OF ITS ACQUISITION OR HOLDING OF THAT  CERTIFICATE OR INTEREST  THEREIN,  THAT EITHER
(I) SUCH  CERTIFICATE IS RATED AT LEAST "BBB-" OR ITS EQUIVALENT BY FITCH,  S&P AND MOODY'S,  (II) IT IS NOT A PLAN
SUBJECT TO TITLE I OF THE  EMPLOYEE  RETIREMENT  INCOME  SECURITY ACT OF 1974,  AS AMENDED,  OR SECTION 4975 OF THE
CODE (EACH,  A "PLAN") OR INVESTING  WITH "PLAN ASSETS" OF ANY PLAN, OR (III) (1) IT IS AN INSURANCE  COMPANY,  (2)
THE SOURCE OF FUNDS USED TO ACQUIRE OR HOLD THE  CERTIFICATE OR INTEREST  THEREIN IS AN "INSURANCE  COMPANY GENERAL
ACCOUNT," AS SUCH TERM IS DEFINED IN U.S.  DEPARTMENT OF LABOR  PROHIBITED  TRANSACTION  CLASS  EXEMPTION  ("PTCE")
95-60, AND (3) THE CONDITIONS IN SECTIONS I AND III OF PTCE 95-60 HAVE BEEN SATISFIED.

Certificate No.1                                           Adjustable Pass-Through Rate

Class II-B-[1][2][3] Subordinate

                                                           Aggregate Initial Certificate Principal Balance of this
Date of Pooling and Servicing Agreement and Cut-off Date:  Certificate as of the Cut-off Date:
January 1, 2006                                            $__________

First Distribution Date:                                   Initial Certificate Principal Balance of this
February 27, 2006                                          Certificate as of the Cut-off Date:   $__________

Master Servicer:                                           CUSIP: ___________
Wells Fargo Bank, National Association

Assumed Final Distribution Date:
February 25, 2036

                                           BEAR STEARNS ALT-A TRUST 2006-1
                                          MORTGAGE PASS-THROUGH CERTIFICATE
                                                    SERIES 2006-1

         evidencing  a  fractional  undivided  interest  in  the  distributions  allocable  to  the  Class
         II-B-[1][2][3]  Certificates  with  respect to a Trust  Fund  consisting  primarily  of a pool of
         adjustable   interest  rate  mortgage  loans  secured  by  first  liens  on  one-to-four   family
         residential properties and sold by BEAR STEARNS ASSET BACKED SECURITIES I LLC

                  This  Certificate  is payable solely from the assets of the Trust Fund, and does not represent an obligation  of or interest in Bear Stearns  Asset Backed  Securities  I LLC ("BSABS I"), the Master  Servicer,  the
Securities  Administrator or the Trustee referred to below or any of their affiliates or any other person.  Neither this  Certificate  nor the underlying  Mortgage Loans are  guaranteed or insured by any  governmental  entity or by
BSABS I, the Master  Servicer or the Trustee or any of their  affiliates or any other person.  None of BSABS I, the
Master  Servicer or any of their  affiliates  will have any  obligation  with respect to any  certificate  or other obligation secured by or payable from payments on the Certificates.

                  This  certifies  that Cede & Co. is the registered  owner of the  Fractional  Undivided  Interest evidenced  hereby in the beneficial  ownership  interest of Certificates of the same Class as this Certificate in a trust (the "Trust Fund")  primarily  consisting of  conventional  adjustable  rate mortgage  loans secured by first liens on one- to four- family  residential  properties  (collectively,  the "Mortgage  Loans") sold by BSABS I. The
Mortgage Loans were sold by EMC Mortgage  Corporation  ("EMC") to BSABS I. Wells Fargo Bank,  National  Association
("Wells Fargo") will act as master servicer of the Mortgage Loans (the "Master  Servicer,"  which term includes any successors  thereto under the Agreement  referred to below). The Trust Fund was created pursuant to the Pooling and
Servicing  Agreement  dated as of the Cut-off Date specified above (the  "Agreement"),  among BSABS I, as depositor
(the "Seller"),  the Master Servicer,  Wells Fargo, as securities  administrator (the "Securities  Administrator"),
EMC Mortgage Corporation and JPMorgan Chase Bank, National  Association,  as trustee (the "Trustee"),  a summary of certain  of the  pertinent  provisions  of  which  is set  forth  hereafter.  To the  extent  not  defined  herein, capitalized  terms used  herein  shall have the meaning  ascribed to them in the  Agreement.  This  Certificate  is issued under and is subject to the terms,  provisions  and  conditions  of the  Agreement,  to which  Agreement the
Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound.

                  Interest on this  Certificate  will accrue  during the period from and  including  the  preceding
Distribution Date (as hereinafter  defined) (or in the case of the first  Distribution Date, from the Closing Date)
to and including the day prior to the current  Distribution  Date on the Certificate  Principal Balance hereof at a per annum rate  equal to the  Pass-Through  Rate set forth in the  Agreement.  The  Securities  Administrator  will distribute  on the 25th day of each month,  or, if such 25th day is not a Business Day, the  immediately  following
Business Day (each, a  "Distribution  Date"),  commencing on the first  Distribution  Date specified  above, to the
Person in whose name this  Certificate  is  registered  at the close of business on the  Business  Day  immediately preceding the related  Distribution  Date so long as such  Certificate  remains in book-entry  form (and otherwise, the close of business on the last Business Day of the month  immediately  preceding the month of such  Distribution
Date), an amount equal to the product of the Fractional  Undivided  Interest  evidenced by this Certificate and the amount (of interest,  if any) required to be distributed to the Holders of  Certificates  of the same Class as this
Certificate.  The Assumed  Final  Distribution  Date is the  Distribution  Date in the month  following  the latest scheduled  maturity date of any Mortgage Loan and is not likely to be the date on which the  Certificate  Principal
Balance of this Class of Certificates will be reduced to zero.

                  Distributions on this  Certificate  will be made by the Securities  Administrator by check mailed to the address of the Person  entitled  thereto as such name and address shall appear on the  Certificate  Register or, if such  Person so  requests  by  notifying  the  Securities  Administrator  in  writing  as  specified  in the
Agreement,  by wire transfer.  Notwithstanding  the above, the final  distribution on this Certificate will be made after due notice by the Securities  Administrator of the pendency of such  distribution and only upon  presentation and  surrender of this  Certificate  at the office or agency  appointed by the  Securities  Administrator  for that purpose and designated in such notice. The initial  Certificate  Principal Balance of this Certificate is set forth above.  The  Certificate  Principal  Balance  hereof will be reduced to the extent of  distributions  allocable  to principal hereon and any Realized Losses allocable hereto.

                  Each  beneficial  owner of a Class  II-B-[1][2][3]  Certificate or any interest  therein shall be deemed to have represented,  by virtue of its acquisition or holding of that Certificate or interest therein,  that either (i) such  Certificate is rated at least "BBB-" or its equivalent by Fitch,  S&P and Moody's,  (ii) it is not a plan subject to Title I of the Employee  Retirement  Security Investment Act of 1974, as amended, or Section 4975 of the Code (each, a "Plan") or investing  with "plan assets" of any Plan, or (iii)(1) it is an insurance  company,
(2) the source of funds used to  acquire or hold the  Certificate  or  interest  therein is an  "insurance  company general  account," as such term is defined in U.S.  Department  of Labor  Prohibited  Transaction  Class  Exemption
("PTCE") 95-60, and (3) the conditions in Sections I and III of PTCE 95-60 have been satisfied.

         This  Certificate is one of a duly authorized  issue of  Certificates  designated as set forth on the face hereof  (the  "Certificates").  The  Certificates,  in the  aggregate,  evidence  the entire  beneficial  ownership interest in the Trust Fund formed pursuant to the Agreement.

                  The  Certificateholder,  by its acceptance of this  Certificate,  agrees that it will look solely to the Trust Fund for payment  hereunder and that neither the  Securities  Administrator  nor the Trustee is liable to the  Certificateholders  for any amount payable under this  Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

                  This  Certificate  does not purport to  summarize  the  Agreement  and  reference  is made to the
Agreement for the interests,  rights and limitations of rights, benefits,  obligations and duties evidenced hereby, and the rights, duties and immunities of the Securities Administrator.

                  The Agreement permits,  with certain  exceptions therein provided:  (i) the amendment thereof and of the  Servicing  Agreements  and the  modification  of the  rights  and  obligations  of the  Seller,  the Master
Servicer,  the  Securities  Administrator  and the  Trustee  and the  rights  of the  Certificateholders  under the
Agreement  from time to time by EMC,  the  Seller,  the  Master  Servicer,  the  Securities  Administrator  and the
Trustee,  and (ii) the  amendment  thereof and of the Servicing  Agreements by the Master  Servicer and the Trustee
with the consent of the Holders of Certificates,  evidencing  Fractional  Undivided Interests  aggregating not less than 51% of the Trust Fund (or in certain  cases,  Holders of  Certificates  of affected  Classes  evidencing  such percentage of the  Fractional  Undivided  Interests  thereof).  Any such consent by the Holder of this  Certificate shall be  conclusive  and  binding  on such  Holder  and upon all future  Holders  of this  Certificate  and of any
Certificate  issued upon the  transfer  hereof or in lieu hereof  whether or not  notation of such  consent is made upon this  Certificate.  The  Agreement  also permits the  amendment  thereof and of the  Servicing  Agreements  in certain limited circumstances, without the consent of the Holders of any of the Certificates.

                  As provided in the Agreement and subject to certain  limitations  therein set forth, the transfer of this  Certificate  is registrable  with the Securities  Administrator  upon  surrender of this  Certificate  for registration of transfer at the offices or agencies  maintained by the Securities  Administrator for such purposes, duly  endorsed by, or  accompanied  by a written  instrument  of transfer in form  satisfactory  to the  Securities
Administrator  duly  executed by the Holder  hereof or such  Holder's  attorney  duly  authorized  in writing,  and thereupon one or more new  Certificates  in  authorized  denominations  representing  a like  aggregate  Fractional
Undivided Interest will be issued to the designated transferee.

                  The  Certificates  are issuable only as registered  Certificates  without  coupons in the Classes and  denominations  specified in the  Agreement.  As provided in the Agreement  and subject to certain  limitations therein set forth,  this  Certificate is exchangeable  for one or more new  Certificates  evidencing the same Class and in the same aggregate Fractional Undivided Interest, as requested by the Holder surrendering the same.

                  No service charge will be made to the  Certificateholders  for any such registration of transfer, but the Securities  Administrator  may require  payment of a sum sufficient to cover any tax or other  governmental
charge  payable  in  connection  therewith.   The  Seller,  the  Master  Servicer,   the  Trustee,  the  Securities
Administrator  and any agent of any of them may treat the Person in whose name this  Certificate  is  registered as the owner  hereof for all  purposes,  and none of the Seller,  the Master  Servicer,  the Trustee,  the  Securities
Administrator or any such agent shall be affected by notice to the contrary.

                  The  obligations  created by the  Agreement  and the Trust Fund created  thereby  (other than the obligations  to make  payments to  Certificateholders  with  respect to the  termination  of the  Agreement)  shall terminate  upon the earlier of (i) the later of (A) the  maturity or other  liquidation  (or Advance  with  respect thereto) of the last  Mortgage  Loan  remaining in the Trust Fund and  disposition  of all property  acquired  upon foreclosure  or deed in lieu of  foreclosure of any Mortgage Loan and (B) the remittance of all funds due under the
Agreement,  or (ii) the optional  repurchase  by the party named in the  Agreement  of all the  Mortgage  Loans and other assets of the Trust Fund in  accordance  with the terms of the  Agreement.  Such optional  repurchase  may be made only if (i) the Scheduled  Principal  Balance of the Mortgage Loans at the time of any such repurchase is less than 10% of the  Cut-off  Date  Balance for Loan Group II or (ii) the  Depositor,  based upon an Opinion of Counsel addressed to the  Depositor and the Trustee has  determined  that the REMIC status of any REMIC under the Agreement has been lost or that a substantial  risk exists that such REMIC status will be lost for the  then-current  taxable year. The exercise of such right will effect the early retirement of the Certificates.  In no event,  however, will the Trust Fund  created by the  Agreement  continue  beyond the  expiration  of 21 years after the death of certain persons identified in the Agreement.

                  Unless this  Certificate  has been  countersigned  by an authorized  signatory of the  Securities
Administrator by manual signature,  this Certificate  shall not be entitled to any benefit under the Agreement,  or be valid for any purpose.

                  IN  WITNESS  WHEREOF,  the  Securities  Administrator  has  caused  this  Certificate  to be duly executed.
Dated: January 31, 2006                              WELLS FARGO BANK, NATIONAL ASSOCIATION
                                                              not  in  its   individual   capacity  but  solely  as
                                                              Securities Administrator

                                                              By:
                                                                                Authorized Signatory

                                            CERTIFICATE OF AUTHENTICATION

                  This  is  one  of the  Class  II-B-[1][2][3]  Certificates  referred  to in the  within-mentioned
Agreement.

                                                              WELLS FARGO BANK, NATIONAL ASSOCIATION
                                                              Authorized  signatory  of Wells Fargo Bank,  National
                                                              Association,  not  in  its  individual  capacity  but
                                                              solely as Securities Administrator

                                                              By:
                                                                                Authorized Signatory

                                                    ASSIGNMENT

                  FOR  VALUE  RECEIVED,   the  undersigned   hereby   sell(s),   assign(s)  and  transfer(s)   unto
__________________________________  (Please  print or  typewrite  name and  address  including  postal  zip code of assignee) a Fractional  Undivided  Interest  evidenced by the within Mortgage  Pass-Through  Certificate and hereby authorizes  the transfer of  registration  of such  interest to assignee on the  Certificate  Register of the Trust
Fund.

                  I  (We)  further  direct  the  Certificate  Registrar  to  issue  a  new  Certificate  of a  like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:

                                                              Signature by or on behalf of assignor

                                                              Signature Guaranteed

                                              DISTRIBUTION INSTRUCTIONS

                  The assignee should include the following for purposes of distribution:

                  Distributions  shall be made, by wire transfer or otherwise,  in immediately  available  funds to
_________________________________  for the account of _________________________  account number _____________,  or,
if   mailed   by   check,   to   ______________________________.   Applicable   statements   should  be  mailed  to
_____________________________________________.

                  This information is provided by    __________________,    the   assignee    named    above,    or
________________________, as its agent.

                                                                                                       EXHIBIT A-11

                                     FORM OF CLASS II-X-B[1][2][3] CERTIFICATE

                  THIS  CERTIFICATE  IS  SUBORDINATED  IN  RIGHT OF  PAYMENT  TO THE  CLASS  II-A  CERTIFICATES  AS
DESCRIBED IN THE AGREEMENT (AS DEFINED BELOW).

                  SOLELY FOR U.S.  FEDERAL  INCOME TAX  PURPOSES,  THIS  CERTIFICATE  IS A "REGULAR  INTEREST" IN A
"REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED,  RESPECTIVELY,  IN SECTIONS 860G AND 860D OF
THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE").

                  UNLESS THIS  CERTIFICATE IS PRESENTED BY AN AUTHORIZED  REPRESENTATIVE  OF THE  DEPOSITORY  TRUST
COMPANY TO THE SECURITIES  ADMINISTRATOR  OR ITS AGENT FOR REGISTRATION OF TRANSFER,  EXCHANGE OR PAYMENT,  AND ANY
CERTIFICATE  ISSUED IS  REGISTERED  IN THE NAME OF CEDE & CO. OR SUCH  OTHER  NAME AS  REQUESTED  BY AN  AUTHORIZED
REPRESENTATIVE  OF THE  DEPOSITORY  TRUST  COMPANY AND ANY PAYMENT IS MADE TO CEDE & CO., ANY  TRANSFER,  PLEDGE OR
OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED  OWNER HEREOF,  CEDE &
CO., HAS AN INTEREST HEREIN.

                  EACH  BENEFICIAL  OWNER OF A CLASS  II-B-[1][2][3]  CERTIFICATE OR ANY INTEREST  THEREIN SHALL BE
DEEMED TO HAVE REPRESENTED,  BY VIRTUE OF ITS ACQUISITION OR HOLDING OF THAT CERTIFICATE OR INTEREST THEREIN,  THAT
EITHER (I) SUCH  CERTIFICATE IS RATED AT LEAST "BBB-" OR ITS EQUIVALENT BY FITCH,  S&P AND MOODY'S,  (II) IT IS NOT
A PLAN SUBJECT TO TITLE I OF THE EMPLOYEE  RETIREMENT  INCOME SECURITY ACT OF 1974, AS AMENDED,  OR SECTION 4975 OF
THE CODE (EACH,  A "PLAN") OR INVESTING  WITH "PLAN ASSETS" OF ANY PLAN,  OR (III) (1) IT IS AN INSURANCE  COMPANY,
(2) THE SOURCE OF FUNDS USED TO  ACQUIRE OR HOLD THE  CERTIFICATE  OR  INTEREST  THEREIN IS AN  "INSURANCE  COMPANY
GENERAL  ACCOUNT," AS SUCH TERM IS DEFINED IN U.S.  DEPARTMENT  OF LABOR  PROHIBITED  TRANSACTION  CLASS  EXEMPTION
("PTCE") 95-60, AND (3) THE CONDITIONS IN SECTIONS I AND III OF PTCE 95-60 HAVE BEEN SATISFIED.

Certificate No.1                                           _______%

Class II-X-B[1][2][3] Subordinate

                                                           Aggregate Initial Notional Amount of this Certificate
Date of Pooling and Servicing Agreement and Cut-off Date:  as of the Cut-off Date:
January 1, 2006                                            $___________

                                                           Initial Notional Amount of this Certificate as of the
First Distribution Date:                                   Cut-off Date:
February 27, 2006                                          $___________

Master Servicer:                                           CUSIP: ____________
Wells Fargo Bank, National Association

Assumed Final Distribution Date:
February 25, 2036

                                          BEAR STEARNS ALT-A TRUST 2006-1
                                         MORTGAGE PASS-THROUGH CERTIFICATE
                                                   SERIES 2006-1

         evidencing  a  fractional  undivided  interest  in  the  distributions  allocable  to  the  Class
         II-X-B[1][2][3]  Certificates  with  respect to a Trust Fund  consisting  primarily  of a pool of
         adjustable   interest  rate  mortgage  loans  secured  by  first  liens  on  one-to-four   family
         residential properties and sold by BEAR STEARNS ASSET BACKED SECURITIES I LLC

                  This  Certificate  is payable solely from the assets of the Trust Fund, and does not represent an obligation  of or interest in Bear Stearns  Asset Backed  Securities  I LLC ("BSABS I"), the Master  Servicer,  the
Securities  Administrator or the Trustee referred to below or any of their affiliates or any other person.  Neither this  Certificate  nor the underlying  Mortgage Loans are  guaranteed or insured by any  governmental  entity or by
BSABS I, the Master  Servicer or the Trustee or any of their  affiliates or any other person.  None of BSABS I, the
Master  Servicer or any of their  affiliates  will have any  obligation  with respect to any  certificate  or other obligation secured by or payable from payments on the Certificates.

                  This  certifies  that Cede & Co. is the registered  owner of the  Fractional  Undivided  Interest evidenced  hereby in the beneficial  ownership  interest of Certificates of the same Class as this Certificate in a trust (the "Trust Fund")  primarily  consisting of  conventional  adjustable  rate mortgage  loans secured by first liens on one- to four- family  residential  properties  (collectively,  the "Mortgage  Loans") sold by BSABS I. The
Mortgage Loans were sold by EMC Mortgage  Corporation  ("EMC") to BSABS I. Wells Fargo Bank,  National  Association
("Wells Fargo") will act as master servicer of the Mortgage Loans (the "Master  Servicer,"  which term includes any successors  thereto under the Agreement  referred to below). The Trust Fund was created pursuant to the Pooling and
Servicing  Agreement  dated as of the Cut-off Date specified above (the  "Agreement"),  among BSABS I, as depositor
(the "Seller"),  the Master Servicer,  Wells Fargo, as securities  administrator (the "Securities  Administrator"),
EMC Mortgage Corporation and JPMorgan Chase Bank, National  Association,  as trustee (the "Trustee"),  a summary of certain  of the  pertinent  provisions  of  which  is set  forth  hereafter.  To the  extent  not  defined  herein, capitalized  terms used  herein  shall have the meaning  ascribed to them in the  Agreement.  This  Certificate  is issued under and is subject to the terms,  provisions  and  conditions  of the  Agreement,  to which  Agreement the
Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound.

                  Interest on this  Certificate  will accrue  during the period from and  including  the  preceding
Distribution Date (as hereinafter  defined) (or in the case of the first  Distribution Date, from the Closing Date)
to and including the day prior to the current  Distribution  Date on the Notional Amount hereof at a per annum rate equal to the  Pass-Through  Rate set forth above. The Securities  Administrator  will distribute on the 25th day of each  month,  or, if such  25th day is not a  Business  Day,  the  immediately  following  Business  Day  (each,  a
"Distribution  Date"),  commencing on the first Distribution Date specified above, to the Person in whose name this
Certificate  is  registered  at the close of  business  on the  Business  Day  immediately  preceding  the  related
Distribution Date so long as such Certificate  remains in book-entry form (and otherwise,  the close of business on the last Business Day of the month immediately  preceding the month of such Distribution  Date), an amount equal to the product of the Fractional  Undivided  Interest  evidenced by this  Certificate and the amount (of interest,  if any) required to be distributed to the Holders of Certificates of the same Class as this  Certificate.  The Assumed
Final  Distribution Date is the Distribution Date in the month following the latest scheduled  maturity date of any
Mortgage Loan and is not likely to be the date on which the Notional Amount of this Class of  Certificates  will be reduced to zero.

                  Distributions on this  Certificate  will be made by the Securities  Administrator by check mailed to the address of the Person  entitled  thereto as such name and address shall appear on the  Certificate  Register or, if such  Person so  requests  by  notifying  the  Securities  Administrator  in  writing  as  specified  in the
Agreement,  by wire transfer.  Notwithstanding  the above, the final  distribution on this Certificate will be made after due notice by the Securities  Administrator of the pendency of such  distribution and only upon  presentation and  surrender of this  Certificate  at the office or agency  appointed by the  Securities  Administrator  for that purpose and designated in such notice. The initial Notional Amount of this Certificate is set forth above.

                  Each beneficial  owner of a Class  II-X-B[1][2][3]  Certificate or any interest  therein shall be deemed to have represented,  by virtue of its acquisition or holding of that Certificate or interest therein,  that either (i) such  Certificate is rated at least "BBB-" or its equivalent by Fitch,  S&P and Moody's,  (ii) it is not a plan subject to Title I of the Employee  Retirement  Security Investment Act of 1974, as amended, or Section 4975 of the Code (each, a "Plan") or investing  with "plan assets" of any Plan, or (iii)(1) it is an insurance  company,
(2) the source of funds used to  acquire or hold the  Certificate  or  interest  therein is an  "insurance  company general  account," as such term is defined in U.S.  Department  of Labor  Prohibited  Transaction  Class  Exemption
("PTCE") 95-60, and (3) the conditions in Sections I and III of PTCE 95-60 have been satisfied.

                  This  Certificate is one of a duly authorized  issue of  Certificates  designated as set forth on the face  hereof  (the  "Certificates").  The  Certificates,  in the  aggregate,  evidence  the  entire  beneficial ownership interest in the Trust Fund formed pursuant to the Agreement.

                  The  Certificateholder,  by its acceptance of this  Certificate,  agrees that it will look solely to the Trust Fund for payment  hereunder and that neither the  Securities  Administrator  nor the Trustee is liable to the  Certificateholders  for any amount payable under this  Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

                  This  Certificate  does not purport to  summarize  the  Agreement  and  reference  is made to the
Agreement for the interests,  rights and limitations of rights, benefits,  obligations and duties evidenced hereby, and the rights, duties and immunities of the Securities Administrator.

                  The Agreement permits,  with certain  exceptions therein provided:  (i) the amendment thereof and of the  Servicing  Agreements  and the  modification  of the  rights  and  obligations  of the  Seller,  the Master
Servicer,  the  Securities  Administrator  and the  Trustee  and the  rights  of the  Certificateholders  under the
Agreement  from time to time by EMC,  the  Seller,  the  Master  Servicer,  the  Securities  Administrator  and the
Trustee,  and (ii) the  amendment  thereof and of the Servicing  Agreements by the Master  Servicer and the Trustee
with the consent of the Holders of Certificates,  evidencing  Fractional  Undivided Interests  aggregating not less than 51% of the Trust Fund (or in certain  cases,  Holders of  Certificates  of affected  Classes  evidencing  such percentage of the  Fractional  Undivided  Interests  thereof).  Any such consent by the Holder of this  Certificate shall be  conclusive  and  binding  on such  Holder  and upon all future  Holders  of this  Certificate  and of any
Certificate  issued upon the  transfer  hereof or in lieu hereof  whether or not  notation of such  consent is made upon this  Certificate.  The  Agreement  also permits the  amendment  thereof and of the  Servicing  Agreements  in certain limited circumstances, without the consent of the Holders of any of the Certificates.

                  As provided in the Agreement and subject to certain  limitations  therein set forth, the transfer of this  Certificate  is registrable  with the Securities  Administrator  upon  surrender of this  Certificate  for registration of transfer at the offices or agencies  maintained by the Securities  Administrator for such purposes, duly  endorsed by, or  accompanied  by a written  instrument  of transfer in form  satisfactory  to the  Securities
Administrator  duly  executed by the Holder  hereof or such  Holder's  attorney  duly  authorized  in writing,  and thereupon one or more new  Certificates  in  authorized  denominations  representing  a like  aggregate  Fractional
Undivided Interest will be issued to the designated transferee.

                  The  Certificates  are issuable only as registered  Certificates  without  coupons in the Classes and  denominations  specified in the  Agreement.  As provided in the Agreement  and subject to certain  limitations therein set forth,  this  Certificate is exchangeable  for one or more new  Certificates  evidencing the same Class and in the same aggregate Fractional Undivided Interest, as requested by the Holder surrendering the same.

                  No service charge will be made to the  Certificateholders  for any such registration of transfer, but the Securities  Administrator  may require  payment of a sum sufficient to cover any tax or other  governmental
charge  payable  in  connection  therewith.   The  Seller,  the  Master  Servicer,   the  Trustee,  the  Securities
Administrator  and any agent of any of them may treat the Person in whose name this  Certificate  is  registered as the owner  hereof for all  purposes,  and none of the Seller,  the Master  Servicer,  the Trustee,  the  Securities
Administrator or any such agent shall be affected by notice to the contrary.

                  The  obligations  created by the  Agreement  and the Trust Fund created  thereby  (other than the obligations  to make  payments to  Certificateholders  with  respect to the  termination  of the  Agreement)  shall terminate  upon the earlier of (i) the later of (A) the  maturity or other  liquidation  (or Advance  with  respect thereto) of the last  Mortgage  Loan  remaining in the Trust Fund and  disposition  of all property  acquired  upon foreclosure  or deed in lieu of  foreclosure of any Mortgage Loan and (B) the remittance of all funds due under the
Agreement,  or (ii) the optional  repurchase  by the party named in the  Agreement  of all the  Mortgage  Loans and other assets of the Trust Fund in  accordance  with the terms of the  Agreement.  Such optional  repurchase  may be made only if (i) the Scheduled  Principal  Balance of the Mortgage Loans at the time of any such repurchase is less than 10% of the  Cut-off  Date  Balance for Loan Group II or (ii) the  Depositor,  based upon an Opinion of Counsel addressed to the  Depositor and the Trustee has  determined  that the REMIC status of any REMIC under the Agreement has been lost or that a substantial  risk exists that such REMIC status will be lost for the  then-current  taxable year. The exercise of such right will effect the early retirement of the Certificates.  In no event,  however, will the Trust Fund  created by the  Agreement  continue  beyond the  expiration  of 21 years after the death of certain persons identified in the Agreement.

                  Unless this  Certificate  has been  countersigned  by an authorized  signatory of the  Securities
Administrator by manual signature,  this Certificate  shall not be entitled to any benefit under the Agreement,  or be valid for any purpose.

                  IN  WITNESS  WHEREOF,  the  Securities  Administrator  has  caused  this  Certificate  to be duly executed.
Dated: January 31, 2006                              WELLS FARGO BANK, NATIONAL ASSOCIATION
                                                              not  in  its   individual   capacity  but  solely  as
                                                              Securities Administrator

                                                              By:
                                                                                Authorized Signatory

                                           CERTIFICATE OF AUTHENTICATION

                  This  is  one of the  Class  II-X-B[1][2][3]  Certificates  referred  to in the  within-mentioned
Agreement.

                                                              WELLS FARGO BANK, NATIONAL ASSOCIATION
                                                              Authorized  signatory  of Wells Fargo Bank,  National
                                                              Association,  not  in  its  individual  capacity  but
                                                              solely as Securities Administrator

                                                              By:
                                                                                Authorized Signatory

                                                    ASSIGNMENT

                  FOR  VALUE  RECEIVED,   the  undersigned   hereby   sell(s),   assign(s)  and  transfer(s)   unto
__________________________________  (Please  print or  typewrite  name and  address  including  postal  zip code of assignee) a Fractional  Undivided  Interest  evidenced by the within Mortgage  Pass-Through  Certificate and hereby authorizes  the transfer of  registration  of such  interest to assignee on the  Certificate  Register of the Trust
Fund.

                  I  (We)  further  direct  the  Certificate  Registrar  to  issue  a  new  Certificate  of a  like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:

                                                              Signature by or on behalf of assignor

                                                              Signature Guaranteed

                                             DISTRIBUTION INSTRUCTIONS

                  The assignee should include the following for purposes of distribution:

                  Distributions  shall be made, by wire transfer or otherwise,  in immediately  available  funds to
_________________________________  for the account of _________________________  account number _____________,  or,
if   mailed   by   check,   to   ______________________________.   Applicable   statements   should  be  mailed  to
_____________________________________________.

This information is provided by     __________________, the assignee named above, or ________________________, as its agent.

                                                                                                       EXHIBIT A-12

                                     FORM OF CLASS II-B-[4][5][6] CERTIFICATE

                  THIS  CERTIFICATE  IS  SUBORDINATED  IN RIGHT OF PAYMENT TO THE CLASS II-A,  CLASS II-B-1,  CLASS
II-B-2 AND CLASS II-B-3 CERTIFICATES AS DESCRIBED IN THE AGREEMENT (AS DEFINED BELOW).

                  SOLELY FOR U.S.  FEDERAL  INCOME TAX  PURPOSES,  THIS  CERTIFICATE  IS A "REGULAR  INTEREST" IN A
"REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED,  RESPECTIVELY,  IN SECTIONS 860G AND 860D OF
THE INTERNAL REVENUE CODE OF 1986 (THE "CODE").

                  THE  CERTIFICATE  PRINCIPAL  BALANCE  OF THIS  CERTIFICATE  WILL BE  DECREASED  BY THE  PRINCIPAL
PAYMENTS  HEREON.  ACCORDINGLY,  FOLLOWING THE INITIAL  ISSUANCE OF THE  CERTIFICATES,  THE  CERTIFICATE  PRINCIPAL
BALANCE  OF THIS  CERTIFICATE  WILL  BE  DIFFERENT  FROM  THE  DENOMINATION  SHOWN  BELOW.  ANYONE  ACQUIRING  THIS
CERTIFICATE  MAY ASCERTAIN ITS  CERTIFICATE  PRINCIPAL  BALANCE BY INQUIRY OF THE  SECURITIES  ADMINISTRATOR  NAMED
HEREIN.

                  THIS  CERTIFICATE  HAS NOT BEEN AND WILL NOT BE REGISTERED  UNDER THE  SECURITIES ACT OF 1933, AS
AMENDED (THE  "SECURITIES  ACT"),  OR UNDER ANY STATE  SECURITIES  LAWS.  THE HOLDER  HEREOF,  BY  PURCHASING  THIS
CERTIFICATE,  AGREES THAT THIS  CERTIFICATE  MAY BE REOFFERED,  RESOLD,  PLEDGED OR OTHERWISE  TRANSFERRED  ONLY IN
COMPLIANCE  WITH THE  SECURITIES  ACT AND  OTHER  APPLICABLE  LAWS AND ONLY (1)  PURSUANT  TO RULE  144A  UNDER THE
SECURITIES ACT ("RULE 144A") TO A PERSON THAT THE HOLDER  REASONABLY  BELIEVES IS A QUALIFIED  INSTITUTIONAL  BUYER
WITHIN THE MEANING OF RULE 144A (A "QIB"),  PURCHASING  FOR ITS OWN ACCOUNT OR A QIB  PURCHASING FOR THE ACCOUNT OF
A QIB, WHOM THE HOLDER HAS INFORMED,  IN EACH CASE,  THAT THE REOFFER,  RESALE,  PLEDGE OR OTHER  TRANSFER IS BEING
MADE IN RELIANCE ON RULE 144A OR (2) IN CERTIFICATED  FORM TO AN  "INSTITUTIONAL  ACCREDITED  INVESTOR"  WITHIN THE
MEANING  THEREOF IN RULE  501(a)(1),  (2),  (3) or (7) OF  REGULATION D UNDER THE ACT OR ANY ENTITY IN WHICH ALL OF
THE EQUITY OWNERS COME WITHIN SUCH PARAGRAPHS  PURCHASING NOT FOR  DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT,
SUBJECT TO (A) THE RECEIPT BY THE SECURITIES  ADMINISTRATOR  OF A LETTER  SUBSTANTIALLY IN THE FORM PROVIDED IN THE
AGREEMENT AND (B) THE RECEIPT BY THE SECURITIES  ADMINISTRATOR OF SUCH OTHER EVIDENCE  ACCEPTABLE TO THE SECURITIES
ADMINISTRATOR  THAT SUCH REOFFER,  RESALE,  PLEDGE OR TRANSFER IS IN COMPLIANCE  WITH THE  SECURITIES ACT AND OTHER
APPLICABLE  LAWS OR IN EACH CASE IN ACCORDANCE  WITH ALL  APPLICABLE  SECURITIES  LAWS OF THE UNITED STATES AND ANY
OTHER APPLICABLE JURISDICTION.

                  THIS  CERTIFICATE  MAY NOT BE ACQUIRED  DIRECTLY OR  INDIRECTLY  BY, OR ON BEHALF OF, AN EMPLOYEE
BENEFIT  PLAN OR OTHER  RETIREMENT  ARRANGEMENT  (EACH,  A  "PLAN")  THAT IS  SUBJECT  TO  TITLE I OF THE  EMPLOYEE
RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED  ("ERISA"),  AND/OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF
1986,  AS AMENDED (THE  "CODE"),  OR BY A PERSON  USING "PLAN  ASSETS" OF A PLAN,  UNLESS THE  PROPOSED  TRANSFEREE
PROVIDES THE SECURITIES  ADMINISTRATOR  WITH AN OPINION OF COUNSEL FOR THE BENEFIT OF THE TRUSTEE,  MASTER SERVICER
AND THE SECURITIES  ADMINISTRATOR AND ON WHICH THEY MAY RELY WHICH IS SATISFACTORY TO THE SECURITIES  ADMINISTRATOR
THAT THE PURCHASE OF THIS  CERTIFICATE  IS  PERMISSIBLE  UNDER  APPLICABLE  LAW, WILL NOT CONSTITUTE OR RESULT IN A
NON-EXEMPT  PROHIBITED  TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE AND WILL NOT SUBJECT THE
MASTER  SERVICER,  THE TRUSTEE OR THE SECURITIES  ADMINISTRATOR TO ANY OBLIGATION OR LIABILITY IN ADDITION TO THOSE
UNDERTAKEN IN THE AGREEMENT.

Certificate No.1                                           Adjustable Pass-Through Rate

Class II-B-[4][5][6] Senior

                                                           Aggregate Initial Certificate Principal Balance of this
Date of Pooling and Servicing Agreement and Cut-off Date:  Certificate as of the Cut-off Date:
January 1, 2006                                            $__________

                                                           Initial Certificate Principal Balance of this
First Distribution Date:                                   Certificate as of the Cut-off Date:
February 27, 2006                                          $__________

Master Servicer:                                           CUSIP: ____________
Wells Fargo Bank, National Association

Assumed Final Distribution Date:
February 25, 2036

                                          BEAR STEARNS ALT-A TRUST 2006-1
                                         MORTGAGE PASS-THROUGH CERTIFICATE
                                                   SERIES 2006-1

         evidencing  a  fractional  undivided  interest  in  the  distributions  allocable  to  the  Class
         II-B-[4][5][6]  Certificates  with  respect to a Trust  Fund  consisting  primarily  of a pool of
         adjustable   interest  rate  mortgage  loans  secured  by  first  liens  on  one-to-four   family
         residential properties and sold by BEAR STEARNS ASSET BACKED SECURITIES I LLC

                  This  Certificate  is payable solely from the assets of the Trust Fund, and does not represent an obligation  of or interest in Bear Stearns  Asset Backed  Securities  I LLC ("BSABS I"), the Master  Servicer,  the
Securities  Administrator or the Trustee referred to below or any of their affiliates or any other person.  Neither this  Certificate  nor the underlying  Mortgage Loans are  guaranteed or insured by any  governmental  entity or by
BSABS I, the Master  Servicer or the Trustee or any of their  affiliates or any other person.  None of BSABS I, the
Master  Servicer or any of their  affiliates  will have any  obligation  with respect to any  certificate  or other obligation secured by or payable from payments on the Certificates.

                  This  certifies that Bear,  Stearns  Securities  Corp. is the registered  owner of the Fractional
Undivided  Interest  evidenced  hereby in the beneficial  ownership  interest of  Certificates of the same Class as this  Certificate  in a trust (the "Trust Fund")  primarily  consisting of  conventional  adjustable  rate mortgage loans secured by first liens on one- to four- family residential  properties  (collectively,  the "Mortgage Loans")
sold by BSABS I. The  Mortgage  Loans were sold by EMC Mortgage  Corporation  ("EMC") to BSABS I. Wells Fargo Bank,
National  Association  ("Wells  Fargo") will act as master  servicer of the Mortgage Loans (the "Master  Servicer,"
which term  includes any  successors  thereto under the  Agreement  referred to below).  The Trust Fund was created pursuant to the Pooling and Servicing  Agreement  dated as of the Cut-off Date specified  above (the  "Agreement"), among BSABS I, as depositor (the "Seller"),  the Master  Servicer,  Wells Fargo, as securities  administrator  (the
"Securities  Administrator"),  EMC Mortgage Corporation and JPMorgan Chase Bank, National  Association,  as trustee
(the "Trustee"),  a summary of certain of the pertinent  provisions of which is set forth hereafter.  To the extent not defined herein,  capitalized  terms used herein shall have the meaning ascribed to them in the Agreement.  This
Certificate  is issued under and is subject to the terms,  provisions  and  conditions of the  Agreement,  to which
Agreement the Holder of this  Certificate  by virtue of its  acceptance  hereof assents and by which such Holder is bound.

                  The  Securities  Administrator  will  distribute on the 25th day of each month,  or, if such 25th day is not a Business Day, the  immediately  following  Business Day (each, a "Distribution  Date"),  commencing on the first  Distribution  Date specified  above,  to the Person in whose name this  Certificate is registered at the close  of  business  on the  last  Business  Day of the  month  immediately  preceding  the  month  of the  related
Distribution  Date,  an  amount  equal to the  product  of the  Fractional  Undivided  Interest  evidenced  by this
Certificate  and the amount  required to be  distributed to the Holders of  Certificates  of the same Class as this
Certificate.  The Assumed  Final  Distribution  Date is the  Distribution  Date in the month  following  the latest scheduled  maturity date of any Mortgage Loan and is not likely to be the date on which the  Certificate  Principal
Balance of this Class of Certificates will be reduced to zero.

                  Distributions on this  Certificate  will be made by the Securities  Administrator by check mailed to the address of the Person  entitled  thereto as such name and address shall appear on the  Certificate  Register or, if such  Person so  requests  by  notifying  the  Securities  Administrator  in  writing  as  specified  in the
Agreement,  by wire transfer.  Notwithstanding  the above, the final  distribution on this Certificate will be made after due notice by the Securities  Administrator of the pendency of such  distribution and only upon  presentation and  surrender of this  Certificate  at the office or agency  appointed by the  Securities  Administrator  for that purpose and designated in such notice. The initial  Certificate  Principal Balance of this Certificate is set forth above.  The  Certificate  Principal  Balance  hereof will be reduced to the extent of  distributions  allocable  to principal hereon.

                  No  transfer  of this  Certificate  shall be made  unless the  transfer  is made  pursuant  to an effective  registration  statement under the Securities Act of 1933, as amended (the "1933 Act"),  and an effective registration or  qualification  under  applicable  state securities laws, or is made in a transaction that does not require such  registration or  qualification.  In the event that such a transfer of this  Certificate is to be made without registration or qualification,  the Securities  Administrator shall require receipt of (i) if such transfer is  purportedly  being made (a) in  reliance  upon Rule 144A under the 1933 Act or (b) to a  transferee  that is an
"Institutional  Accredited  Investor"  within the meaning of Rule 501(a)(1),  (2), (3) or (7) of Regulation D under the 1933 Act, written  certifications from the Holder of the Certificate desiring to effect the transfer,  and from such Holder's prospective  transferee,  substantially in the forms attached to the Agreement as Exhibit F-1 or F-2, as applicable,  and (ii) if requested by the Securities  Administrator,  an Opinion of Counsel  satisfactory  to it that such transfer may be made without such  registration or  qualification  (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Seller,  the Trustee,  the Securities  Administrator  or the Master Servicer
in their  respective  capacities as such),  together with copies of the written  certification(s)  of the Holder of the  Certificate  desiring to effect the  transfer  and/or such  Holder's  prospective  transferee  upon which such
Opinion of Counsel is based.  None of the Seller,  the  Securities  Administrator  or the Trustee is  obligated  to register  or  qualify  the  Class of  Certificates  specified  on the face  hereof  under the 1933 Act or any other securities  law or to take any action not  otherwise  required  under the  Agreement to permit the transfer of such
Certificates  without  registration or qualification.  Any Holder desiring to effect a transfer of this Certificate shall be required to indemnify  the  Trustee,  the  Securities  Administrator,  the Seller and the Master  Servicer
against  any  liability  that may result if the  transfer is not so exempt or is not made in  accordance  with such federal and state laws.

                  No  transfer  of  this  Class  II-B-[4][5][6]  Certificate  will be made  unless  the  Securities
Administrator  has received  either (i) opinion of counsel for the benefit of the Trustee,  Master Servicer and the
Securities  Administrator  and which they may rely which is satisfactory to the Securities  Administrator  that the purchase  of this  certificate  is  permissible  under local law,  will not  constitute  or result in a  non-exempt prohibited  transaction  under  Section 406 of the Employee  Retirement  Income  Security  Act of 1974,  as amended
("ERISA"),  and Section 4975 of the Internal Revenue Code, as amended (the "Code"), and will not subject the Master
Servicer,  the  Trustee or the  Securities  Administrator  to any  obligation  or  liability  in  addition to those undertaken in the Agreement or (ii) a representation  letter stating that the transferee is not acquiring  directly or indirectly  by, or on behalf of, an employee  benefit plan or other  retirement  arrangement  that is subject to
Title I of ERISA, and/or Section 4975 of the Code (each, a "Plan"), or by a person using "plan assets" of a Plan.

                  This  Certificate is one of a duly authorized  issue of  Certificates  designated as set forth on the face  hereof  (the  "Certificates").  The  Certificates,  in the  aggregate,  evidence  the  entire  beneficial ownership interest in the Trust Fund formed pursuant to the Agreement.

                  The  Certificateholder,  by its acceptance of this  Certificate,  agrees that it will look solely to the Trust Fund for payment  hereunder and that neither the  Securities  Administrator  nor the Trustee is liable to the  Certificateholders  for any amount payable under this  Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

                  This  Certificate  does not purport to  summarize  the  Agreement  and  reference  is made to the
Agreement for the interests,  rights and limitations of rights, benefits,  obligations and duties evidenced hereby, and the rights, duties and immunities of the Securities Administrator.

                  The Agreement permits,  with certain  exceptions therein provided:  (i) the amendment thereof and of the Servicing  Agreement and the modification of the rights and obligations of the Seller,  the Master Servicer, the  Securities  Administrator  and the Trustee and the rights of the  Certificateholders  under the Agreement from time to time by EMC, the Seller, the Master Servicer,  the Securities  Administrator and the Trustee,  and (ii) the
amendment  thereof and of the  Servicing  Agreement by the Master  Servicer and the Trustee with the consent of the
Holders of  Certificates,  evidencing  Fractional  Undivided  Interests  aggregating not less than 51% of the Trust
Fund (or in  certain  cases,  Holders of  Certificates  of  affected  Classes  evidencing  such  percentage  of the
Fractional  Undivided  Interests  thereof).  Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this  Certificate and of any Certificate  issued upon the transfer  hereof or in lieu hereof  whether or not  notation  of such  consent is made upon this  Certificate.  The
Agreement  also permits the amendment  thereof and of the  Servicing  Agreement in certain  limited  circumstances, without the consent of the Holders of any of the Certificates.

                  As provided in the Agreement and subject to certain  limitations  therein set forth, the transfer of this  Certificate  is registrable  with the Securities  Administrator  upon  surrender of this  Certificate  for registration of transfer at the offices or agencies  maintained by the Securities  Administrator for such purposes, duly  endorsed by, or  accompanied  by a written  instrument  of transfer in form  satisfactory  to the  Securities
Administrator  duly  executed by the Holder  hereof or such  Holder's  attorney  duly  authorized  in writing,  and thereupon one or more new  Certificates  in  authorized  denominations  representing  a like  aggregate  Fractional
Undivided Interest will be issued to the designated transferee.

                  The  Certificates  are issuable only as registered  Certificates  without  coupons in the Classes and  denominations  specified in the  Agreement.  As provided in the Agreement  and subject to certain  limitations therein set forth,  this  Certificate is exchangeable  for one or more new  Certificates  evidencing the same Class and in the same aggregate Fractional Undivided Interest, as requested by the Holder surrendering the same.

                  No service charge will be made to the  Certificateholders  for any such registration of transfer, but the Securities  Administrator  may require  payment of a sum sufficient to cover any tax or other  governmental
charge  payable  in  connection  therewith.   The  Seller,  the  Master  Servicer,   the  Trustee,  the  Securities
Administrator  and any agent of any of them may treat the Person in whose name this  Certificate  is  registered as the owner  hereof for all  purposes,  and none of the Seller,  the Master  Servicer,  the Trustee,  the  Securities
Administrator or any such agent shall be affected by notice to the contrary.

                  The  obligations  created by the  Agreement  and the Trust Fund created  thereby  (other than the obligations  to make  payments to  Certificateholders  with  respect to the  termination  of the  Agreement)  shall terminate  upon the earlier of (i) the later of (A) the  maturity or other  liquidation  (or Advance  with  respect thereto) of the last  Mortgage  Loan  remaining in the Trust Fund and  disposition  of all property  acquired  upon foreclosure  or deed in lieu of  foreclosure of any Mortgage Loan and (B) the remittance of all funds due under the
Agreement,  or (ii) the optional  repurchase  by the party named in the  Agreement  of all the  Mortgage  Loans and other assets of the Trust Fund in  accordance  with the terms of the  Agreement.  Such optional  repurchase  may be made only if (i) the Scheduled  Principal  Balance of the Mortgage Loans at the time of any such repurchase is less than 10% of the  Cut-off  Date  Balance for Loan Group II or (ii) the  Depositor,  based upon an Opinion of Counsel addressed to the  Depositor and the Trustee has  determined  that the REMIC status of any REMIC under the Agreement has been lost or that a substantial  risk exists that such REMIC status will be lost for the  then-current  taxable year. The exercise of such right will effect the early retirement of the Certificates.  In no event,  however, will the Trust Fund  created by the  Agreement  continue  beyond the  expiration  of 21 years after the death of certain persons identified in the Agreement.

                  Unless this  Certificate  has been  countersigned  by an authorized  signatory of the  Securities
Administrator by manual signature,  this Certificate  shall not be entitled to any benefit under the Agreement,  or be valid for any purpose.

                  IN  WITNESS  WHEREOF,  the  Securities  Administrator  has  caused  this  Certificate  to be duly executed.
Dated: January 31, 2006                              WELLS FARGO BANK, NATIONAL ASSOCIATION
                                                              Not  in  its   individual   capacity  but  solely  as
                                                              Securities Administrator

                                                              By:
                                                                                Authorized Signatory

                                           CERTIFICATE OF AUTHENTICATION

                  This  is  one  of the  Class  II-B-[4][5][6]  Certificates  referred  to in the  within-mentioned
Agreement.

                                                              WELLS FARGO BANK, NATIONAL ASSOCIATION
                                                              Authorized  signatory  of Wells Fargo Bank,  National
                                                              Association,  not  in  its  individual  capacity  but
                                                              solely as Securities Administrator

                                                              By:
                                                                                Authorized Signatory

                                                    ASSIGNMENT

                  FOR  VALUE  RECEIVED,   the  undersigned   hereby   sell(s),   assign(s)  and  transfer(s)   unto
__________________________________  (Please  print or  typewrite  name and  address  including  postal  zip code of assignee) a Fractional  Undivided  Interest  evidenced by the within Mortgage  Pass-Through  Certificate and hereby authorizes  the transfer of  registration  of such  interest to assignee on the  Certificate  Register of the Trust
Fund.

                  I  (We)  further  direct  the  Certificate  Registrar  to  issue  a  new  Certificate  of a  like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:

                                                              Signature by or on behalf of assignor

                                                              Signature Guaranteed

                                             DISTRIBUTION INSTRUCTIONS

                  The assignee should include the following for purposes of distribution:

                  Distributions  shall be made, by wire transfer or otherwise,  in immediately  available  funds to
_________________________________  for the account of _________________________  account number _____________,  or,
if   mailed   by   check,   to   ______________________________.   Applicable   statements   should  be  mailed  to
_____________________________________________.

                  This information is provided by    __________________,    the   assignee    named    above,    or
________________________, as its agent.

                                                                                                       EXHIBIT A-13

                                          FORM OF CLASS II-XP CERTIFICATE

                  THIS  CERTIFICATE  HAS NOT BEEN AND WILL NOT BE REGISTERED  UNDER THE  SECURITIES ACT OF 1933, AS
AMENDED (THE  "SECURITIES  ACT"),  OR UNDER ANY STATE  SECURITIES  LAWS.  THE HOLDER  HEREOF,  BY  PURCHASING  THIS
CERTIFICATE,  AGREES THAT THIS  CERTIFICATE  MAY BE REOFFERED,  RESOLD,  PLEDGED OR OTHERWISE  TRANSFERRED  ONLY IN
COMPLIANCE  WITH THE  SECURITIES  ACT AND  OTHER  APPLICABLE  LAWS AND ONLY (1)  PURSUANT  TO RULE  144A  UNDER THE
SECURITIES ACT ("RULE 144A") TO A PERSON THAT THE HOLDER  REASONABLY  BELIEVES IS A QUALIFIED  INSTITUTIONAL  BUYER
WITHIN THE MEANING OF RULE 144A (A "QIB"),  PURCHASING  FOR ITS OWN ACCOUNT OR A QIB  PURCHASING FOR THE ACCOUNT OF
A QIB, WHOM THE HOLDER HAS INFORMED,  IN EACH CASE,  THAT THE REOFFER,  RESALE,  PLEDGE OR OTHER  TRANSFER IS BEING
MADE IN RELIANCE ON RULE 144A OR (2) IN CERTIFICATED  FORM TO AN  "INSTITUTIONAL  ACCREDITED  INVESTOR"  WITHIN THE
MEANING  THEREOF IN RULE  501(a)(1),  (2),  (3) or (7) OF  REGULATION D UNDER THE ACT OR ANY ENTITY IN WHICH ALL OF
THE EQUITY OWNERS COME WITHIN SUCH PARAGRAPHS  PURCHASING NOT FOR  DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT,
SUBJECT TO (A) THE RECEIPT BY THE SECURITIES  ADMINISTRATOR  OF A LETTER  SUBSTANTIALLY IN THE FORM PROVIDED IN THE
AGREEMENT AND (B) THE RECEIPT BY THE SECURITIES  ADMINISTRATOR OF SUCH OTHER EVIDENCE  ACCEPTABLE TO THE SECURITIES
ADMINISTRATOR  THAT SUCH REOFFER,  RESALE,  PLEDGE OR TRANSFER IS IN COMPLIANCE  WITH THE  SECURITIES ACT AND OTHER
APPLICABLE  LAWS OR IN EACH CASE IN ACCORDANCE  WITH ALL  APPLICABLE  SECURITIES  LAWS OF THE UNITED STATES AND ANY
OTHER APPLICABLE JURISDICTION.

                  THIS  CERTIFICATE  MAY NOT BE ACQUIRED  DIRECTLY OR  INDIRECTLY  BY, OR ON BEHALF OF, AN EMPLOYEE
BENEFIT  PLAN OR OTHER  RETIREMENT  ARRANGEMENT  (EACH,  A  "PLAN")  THAT IS  SUBJECT  TO  TITLE I OF THE  EMPLOYEE
RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED  ("ERISA"),  AND/OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF
1986,  AS AMENDED (THE  "CODE"),  OR BY A PERSON  USING "PLAN  ASSETS" OF A PLAN,  UNLESS THE  PROPOSED  TRANSFEREE
PROVIDES THE SECURITIES  ADMINISTRATOR  WITH AN OPINION OF COUNSEL FOR THE BENEFIT OF THE TRUSTEE,  MASTER SERVICER
AND THE SECURITIES  ADMINISTRATOR AND ON WHICH THEY MAY RELY WHICH IS SATISFACTORY TO THE SECURITIES  ADMINISTRATOR
THAT THE PURCHASE OF THIS  CERTIFICATE  IS  PERMISSIBLE  UNDER  APPLICABLE  LAW, WILL NOT CONSTITUTE OR RESULT IN A
NON-EXEMPT  PROHIBITED  TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE AND WILL NOT SUBJECT THE
MASTER  SERVICER,  THE TRUSTEE OR THE SECURITIES  ADMINISTRATOR TO ANY OBLIGATION OR LIABILITY IN ADDITION TO THOSE
UNDERTAKEN IN THE AGREEMENT.

Certificate No.1                                           Percentage Interest: 100%

Class II-XP Senior

Date of Pooling and Servicing Agreement and Cut-off Date:  Aggregate Initial Certificate Principal Balance of this
January 1, 2006                                            Certificate as of the Cut-off Date:
                                                           $0

                                                           Initial Certificate Principal Balance of this
First Distribution Date:                                   Certificate as of the Cut-off Date:
February 27, 2006                                          $0

Master Servicer:                                           CUSIP: ___________
Wells Fargo Bank, National Association

Assumed Final Distribution Date:
[May 25, 2035]

                                          BEAR STEARNS ALT-A TRUST 2006-1
                                         MORTGAGE PASS-THROUGH CERTIFICATE
                                                   SERIES 2006-1

         evidencing  a fractional  undivided  interest in the  distributions  allocable to the Class II-XP
         Certificates  with  respect  to a  Trust  Fund  consisting  primarily  of a  pool  of  adjustable
         interest  rate  mortgage  loans  secured  by  first  liens  on  one-to-four   family  residential
         properties and sold by BEAR STEARNS ASSET BACKED SECURITIES I LLC

                  This  Certificate  is payable solely from the assets of the Trust Fund, and does not represent an obligation  of or interest in Bear Stearns  Asset Backed  Securities  I LLC ("BSABS I"), the Master  Servicer,  the
Securities  Administrator or the Trustee referred to below or any of their affiliates or any other person.  Neither this  Certificate  nor the underlying  Mortgage Loans are  guaranteed or insured by any  governmental  entity or by
BSABS I, the Master  Servicer or the Trustee or any of their  affiliates or any other person.  None of BSABS I, the
Master  Servicer or any of their  affiliates  will have any  obligation  with respect to any  certificate  or other obligation secured by or payable from payments on the Certificates.

                  This  certifies that Bear,  Stearns  Securities  Corp. is the registered  owner of the Fractional
Undivided  Interest  evidenced  hereby in the beneficial  ownership  interest of  Certificates of the same Class as this  Certificate  in a trust (the "Trust Fund")  primarily  consisting of  conventional  adjustable  rate mortgage loans secured by first liens on one- to four- family residential  properties  (collectively,  the "Mortgage Loans")
sold by BSABS I. The  Mortgage  Loans were sold by EMC Mortgage  Corporation  ("EMC") to BSABS I. Wells Fargo Bank,
National  Association  ("Wells  Fargo") will act as master  servicer of the Mortgage Loans (the "Master  Servicer,"
which term  includes any  successors  thereto under the  Agreement  referred to below).  The Trust Fund was created pursuant to the Pooling and Servicing  Agreement  dated as of the Cut-off Date specified  above (the  "Agreement"), among BSABS I, as depositor (the "Seller"),  the Master  Servicer,  Wells Fargo, as securities  administrator  (the
"Securities  Administrator"),  EMC Mortgage Corporation and JPMorgan Chase Bank, National  Association,  as trustee
(the "Trustee"),  a summary of certain of the pertinent  provisions of which is set forth hereafter.  To the extent not defined herein,  capitalized  terms used herein shall have the meaning ascribed to them in the Agreement.  This
Certificate  is issued under and is subject to the terms,  provisions  and  conditions of the  Agreement,  to which
Agreement the Holder of this  Certificate  by virtue of its  acceptance  hereof assents and by which such Holder is bound.

                  The  Securities  Administrator  will  distribute on the 25th day of each month,  or, if such 25th day is not a Business Day, the  immediately  following  Business Day (each, a "Distribution  Date"),  commencing on the first  Distribution  Date specified  above,  to the Person in whose name this  Certificate is registered at the close  of  business  on the  last  Business  Day of the  month  immediately  preceding  the  month  of the  related
Distribution  Date,  an  amount  equal to the  product  of the  Fractional  Undivided  Interest  evidenced  by this
Certificate  and the amount  required to be  distributed to the Holders of  Certificates  of the same Class as this
Certificate.  The Assumed  Final  Distribution  Date is the  Distribution  Date in the month  following  the latest scheduled  maturity date of any Mortgage Loan and is not likely to be the date on which the  Certificate  Principal
Balance of this Class of Certificates will be reduced to zero.

                  Distributions on this  Certificate  will be made by the Securities  Administrator by check mailed to the address of the Person  entitled  thereto as such name and address shall appear on the  Certificate  Register or, if such  Person so  requests  by  notifying  the  Securities  Administrator  in  writing  as  specified  in the
Agreement,  by wire transfer.  Notwithstanding  the above, the final  distribution on this Certificate will be made after due notice by the Securities  Administrator of the pendency of such  distribution and only upon  presentation and  surrender of this  Certificate  at the office or agency  appointed by the  Securities  Administrator  for that purpose and designated in such notice. The initial  Certificate  Principal Balance of this Certificate is set forth above.  The  Certificate  Principal  Balance  hereof will be reduced to the extent of  distributions  allocable  to principal hereon.

                  No  transfer  of this  Certificate  shall be made  unless the  transfer  is made  pursuant  to an effective  registration  statement under the Securities Act of 1933, as amended (the "1933 Act"),  and an effective registration or  qualification  under  applicable  state securities laws, or is made in a transaction that does not require such  registration or  qualification.  In the event that such a transfer of this  Certificate is to be made without registration or qualification,  the Securities  Administrator shall require receipt of (i) if such transfer is  purportedly  being made (a) in  reliance  upon Rule 144A under the 1933 Act or (b) to a  transferee  that is an
"Institutional  Accredited  Investor"  within the meaning of Rule 501(a)(1),  (2), (3) or (7) of Regulation D under the 1933 Act, written  certifications from the Holder of the Certificate desiring to effect the transfer,  and from such Holder's prospective  transferee,  substantially in the forms attached to the Agreement as Exhibit F-1 or F-2, as applicable,  and (ii) if requested by the Securities  Administrator,  an Opinion of Counsel  satisfactory  to it that such transfer may be made without such  registration or  qualification  (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Seller,  the Trustee,  the Securities  Administrator  or the Master Servicer
in their  respective  capacities as such),  together with copies of the written  certification(s)  of the Holder of the  Certificate  desiring to effect the  transfer  and/or such  Holder's  prospective  transferee  upon which such
Opinion of Counsel is based.  None of the Seller,  the  Securities  Administrator  or the Trustee is  obligated  to register  or  qualify  the  Class of  Certificates  specified  on the face  hereof  under the 1933 Act or any other securities  law or to take any action not  otherwise  required  under the  Agreement to permit the transfer of such
Certificates  without  registration or qualification.  Any Holder desiring to effect a transfer of this Certificate shall be required to indemnify  the  Trustee,  the  Securities  Administrator,  the Seller and the Master  Servicer
against  any  liability  that may result if the  transfer is not so exempt or is not made in  accordance  with such federal and state laws.

                  No transfer  of this Class II-XP  Certificate  will be made unless the  Securities  Administrator has received  either (i) opinion of counsel for the benefit of the  Trustee,  Master  Servicer  and the  Securities
Administrator  and which they may rely which is satisfactory to the Securities  Administrator  that the purchase of this  certificate  is  permissible  under  local law,  will not  constitute  or result in a  non-exempt  prohibited transaction  under Section 406 of the Employee  Retirement Income Security Act of 1974, as amended  ("ERISA"),  and
Section 4975 of the Internal Revenue Code, as amended (the "Code"),  and will not subject the Master Servicer,  the
Trustee or the  Securities  Administrator  to any  obligation  or liability in addition to those  undertaken in the
Agreement or (ii) a representation  letter stating that the transferee is not acquiring  directly or indirectly by, or on behalf of, an employee  benefit  plan or other  retirement  arrangement  that is subject to Title I of ERISA, and/or Section 4975 of the Code (each, a "Plan"), or by a person using "plan assets" of a Plan.

                  This  Certificate is one of a duly authorized  issue of  Certificates  designated as set forth on the face  hereof  (the  "Certificates").  The  Certificates,  in the  aggregate,  evidence  the  entire  beneficial ownership interest in the Trust Fund formed pursuant to the Agreement.

                  The  Certificateholder,  by its acceptance of this  Certificate,  agrees that it will look solely to the Trust Fund for payment  hereunder and that neither the  Securities  Administrator  nor the Trustee is liable to the  Certificateholders  for any amount payable under this  Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.
                  This  Certificate  does not purport to  summarize  the  Agreement  and  reference  is made to the
Agreement for the interests,  rights and limitations of rights, benefits,  obligations and duties evidenced hereby, and the rights, duties and immunities of the Securities Administrator.

                  The Agreement permits,  with certain  exceptions therein provided:  (i) the amendment thereof and of the  Servicing  Agreements  and the  modification  of the  rights  and  obligations  of the  Seller,  the Master
Servicer,  the  Securities  Administrator  and the  Trustee  and the  rights  of the  Certificateholders  under the
Agreement  from time to time by EMC,  the  Seller,  the  Master  Servicer,  the  Securities  Administrator  and the
Trustee,  and (ii) the  amendment  thereof and of the Servicing  Agreements by the Master  Servicer and the Trustee
with the consent of the Holders of Certificates,  evidencing  Fractional  Undivided Interests  aggregating not less than 51% of the Trust Fund (or in certain  cases,  Holders of  Certificates  of affected  Classes  evidencing  such percentage of the  Fractional  Undivided  Interests  thereof).  Any such consent by the Holder of this  Certificate shall be  conclusive  and  binding  on such  Holder  and upon all future  Holders  of this  Certificate  and of any
Certificate  issued upon the  transfer  hereof or in lieu hereof  whether or not  notation of such  consent is made upon this  Certificate.  The  Agreement  also permits the  amendment  thereof and of the  Servicing  Agreements  in certain limited circumstances, without the consent of the Holders of any of the Certificates.

                  As provided in the Agreement and subject to certain  limitations  therein set forth, the transfer of this  Certificate  is registrable  with the Securities  Administrator  upon  surrender of this  Certificate  for registration of transfer at the offices or agencies  maintained by the Securities  Administrator for such purposes, duly  endorsed by, or  accompanied  by a written  instrument  of transfer in form  satisfactory  to the  Securities
Administrator  duly  executed by the Holder  hereof or such  Holder's  attorney  duly  authorized  in writing,  and thereupon one or more new  Certificates  in  authorized  denominations  representing  a like  aggregate  Fractional
Undivided Interest will be issued to the designated transferee.

                  The  Certificates  are issuable only as registered  Certificates  without  coupons in the Classes and  denominations  specified in the  Agreement.  As provided in the Agreement  and subject to certain  limitations therein set forth,  this  Certificate is exchangeable  for one or more new  Certificates  evidencing the same Class and in the same aggregate Fractional Undivided Interest, as requested by the Holder surrendering the same.

                  No service charge will be made to the  Certificateholders  for any such registration of transfer, but the Securities  Administrator  may require  payment of a sum sufficient to cover any tax or other  governmental
charge  payable  in  connection  therewith.   The  Seller,  the  Master  Servicer,   the  Trustee,  the  Securities
Administrator  and any agent of any of them may treat the Person in whose name this  Certificate  is  registered as the owner  hereof for all  purposes,  and none of the Seller,  the Master  Servicer,  the Trustee,  the  Securities
Administrator or any such agent shall be affected by notice to the contrary.

                  The  obligations  created by the  Agreement  and the Trust Fund created  thereby  (other than the obligations  to make  payments to  Certificateholders  with  respect to the  termination  of the  Agreement)  shall terminate  upon the earlier of (i) the later of (A) the  maturity or other  liquidation  (or Advance  with  respect thereto) of the last  Mortgage  Loan  remaining in the Trust Fund and  disposition  of all property  acquired  upon foreclosure  or deed in lieu of  foreclosure of any Mortgage Loan and (B) the remittance of all funds due under the
Agreement,  or (ii) the optional  repurchase  by the party named in the  Agreement  of all the  Mortgage  Loans and other assets of the Trust Fund in  accordance  with the terms of the  Agreement.  Such optional  repurchase  may be made only if (i) the Scheduled  Principal  Balance of the Mortgage Loans at the time of any such repurchase is less than 10% of the  Cut-off  Date  Balance for Loan Group II or (ii) the  Depositor,  based upon an Opinion of Counsel addressed to the  Depositor and the Trustee has  determined  that the REMIC status of any REMIC under the Agreement has been lost or that a substantial  risk exists that such REMIC status will be lost for the  then-current  taxable year. The exercise of such right will effect the early retirement of the Certificates.  In no event,  however, will the Trust Fund  created by the  Agreement  continue  beyond the  expiration  of 21 years after the death of certain persons identified in the Agreement.

                  Unless this  Certificate  has been  countersigned  by an authorized  signatory of the  Securities
Administrator by manual signature,  this Certificate  shall not be entitled to any benefit under the Agreement,  or be valid for any purpose.

                  IN  WITNESS  WHEREOF,  the  Securities  Administrator  has  caused  this  Certificate  to be duly executed.
Dated: January 31, 2006                              WELLS FARGO BANK, NATIONAL ASSOCIATION
                                                              Not in its individual capacity but solely as Trustee

                                                              By:
                                                                                Authorized Signatory

                                           CERTIFICATE OF AUTHENTICATION

                  This is one of the Class II-XP Certificates referred to in the within-mentioned Agreement.

                                                              WELLS FARGO BANK, NATIONAL ASSOCIATION
                                                              Authorized  signatory  of Wells Fargo Bank,  National
                                                              Association,  not  in  its  individual  capacity  but
                                                              solely as Securities Administrator

                                                              By:
                                                                                Authorized Signatory

                                                    ASSIGNMENT

                  FOR  VALUE  RECEIVED,   the  undersigned   hereby   sell(s),   assign(s)  and  transfer(s)   unto
__________________________________  (Please  print or  typewrite  name and  address  including  postal  zip code of assignee) a Fractional  Undivided  Interest  evidenced by the within Mortgage  Pass-Through  Certificate and hereby authorizes  the transfer of  registration  of such  interest to assignee on the  Certificate  Register of the Trust
Fund.

                  I  (We)  further  direct  the  Certificate  Registrar  to  issue  a  new  Certificate  of a  like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:

                                                              Signature by or on behalf of assignor

                                                              Signature Guaranteed

                                             DISTRIBUTION INSTRUCTIONS

                  The assignee should include the following for purposes of distribution:

                  Distributions  shall be made, by wire transfer or otherwise,  in immediately  available  funds to
_________________________________  for the account of _________________________  account number _____________,  or,
if   mailed   by   check,   to   ______________________________.   Applicable   statements   should  be  mailed  to
_____________________________________________.

                  This information is provided by    __________________,    the   assignee    named    above,    or
________________________, as its agent.

                                                                                                          EXHIBIT B

                                         MORTGAGE LOAN SCHEDULE INFORMATION

DEAL INFO       CURRENT_BALANCE            PAYMENT            STATED_ORIGINAL_TERM             STATED_REM_TERM           CURRENT_NET_COUPON               LPMI    MSERV      SERV_FEE       CURRENT_GROSS_COUPON                CITY1                                    STATE    ZIP_CODE     PROPTYPE                ORIGINAL_BALANCE          FIRST_PAY_DATE         LOAN_TO_VALUE          MI                        MERS_ID1                              MARGIN     NEXT_RATE_ADJ_DATE1            MAX_RATE      MIN_RATE      PER_RATE_CAP         LIEN            BALLOON      IO_FLAG     IO_PERIOD     PREPAY      HYBRID_PERIOD        AMORT_TERM1         PORTFOLIO       STATED_MAT       NEGAM
(GI-)G01        642600                     3681.5625          360                              358                       6.625                            0       0          0.25           6.875                               Fort Lauderdale                          FL       33308        Single Family           642600                    20051201               70                     No MI                     1.00E+17                              2.25       20101101                       11.875        0             2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        400000                     2125               360                              358                       6.125                            0       0          0.25           6.375                               Fullerton                                CA       92883        Single Family           400000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.375        2             2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        380000                     1979.166667        360                              353                       5.875                            0       0          0.375          6.25                                Hilton Head                              SC       29926        PUD                     380000                    20050701               79.16999817            No MI                                                           2.25       20100601                       12.25         2             2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350601         NO
(GI-)G01        224000                     1096.666667        360                              357                       5.5                              0       0          0.375          5.875                               Kirkland                                 WA       98034        PUD                     224000                    20051101               80                     No MI                     1.00E+17                              2.25       20081001                       11.875        1.875         2                    First Lien      NO           Y           36            No_PP       36                   360                 EMC             20351001         NO
(GII)G01        204000                     1020               360                              358                       5.75                             0       0          0.25           6                                   Clermont                                 FL       34711        PUD                     204000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11            1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        255000                     1381.25            360                              358                       6.25                             0       0          0.25           6.5                                 Beltsville                               MD       20705        Single Family           255000                    20051201               60.70999908            No MI                     1.00E+17                              2.25       20101101                       11.5          2             2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        212000                     1126.25            360                              358                       6.125                            0       0          0.25           6.375                               Tampa                                    FL       33629        Single Family           212000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.375        2             2                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        476615.35                  3240.59            360                              358                       6.875                            0       0          0.25           7.125                               N Hollywood                              CA       91602        Single Family           481000                    20051201               65                     No MI                     1.00E+17                              2.25       20101101                       12.125        2             2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GII)G01        234760.41                  1390.12            360                              359                       5.625                            0       0          0.25           5.875                               Glendale                                 AZ       85310        PUD                     235000                    20060101               73.44000244            No MI                     1.00E+17                              2.25       20101201                       10.875        2             2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        24600                      123                360                              358                       5.625                            0       0          0.375          6                                   Weed                                     CA       96094        PUD                     249600                    20051201               80                     No MI                     1.00E+17                              2.25       20081101                       12            2             2                    First Lien      NO           Y           36            No_PP       36                   360                 EMC             20351101         NO
(GII)G01        192000                     940                360                              358                       5.625                            0       0          0.25           5.875                               San Bernardino                           CA       92407        PUD                     192000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       10.875        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        489567.68                  3137.53            360                              358                       6.375                            0       0          0.25           6.625                               Staten Island                            NY       10308        2-4 Family              490000                    20051201               70                     No MI                     1.00E+17                              2.25       20151101                       11.625        2             2                    First Lien      NO           N           0             No_PP       120                  360                 EMC             20351101         NO
(GII)G01        356650                     1746.098958        360                              358                       5.625                            0       0          0.25           5.875                               Renton                                   WA       98059        PUD                     356650                    20051201               79.94999695            No MI                     1.00E+17                              2.25       20101101                       10.875        2             2                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        344000                     1935               360                              358                       6.375                            0       0          0.375          6.75                                Boynton Beach                            FL       33436        PUD                     344000                    20051201               80                     No MI                     1.00E+17                              2.25       20081101                       12.75         2             2                    First Lien      NO           Y           36            No_PP       36                   360                 EMC             20351101         NO
(GI-)G01        149350                     902.3229167        360                              357                       7                                0       0          0.25           7.25                                Avondale                                 AZ       85323        PUD                     149350                    20051101               79.98999786            No MI                     1.00E+17                              2.25       20151001                       12.25         1.875         2                    First Lien      NO           Y           120           Prepay      120                  360                 EMC             20351001         NO
(GII)G01        176943                     1124.325313        360                              358                       7.25                             0       0          0.375          7.625                               Idaho Falls                              ID       83401        2-4 Family              176943                    20051201               79                     No MI                                                           2.25       20101101                       13.625        2             2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        275000                     1460.9375          360                              358                       6.125                            0       0          0.25           6.375                               Mamaroneck                               NY       10543        2-4 Family              275000                    20051201               39.29000092            No MI                     1.00E+17                              2.25       20151101                       11.375        1.875         2                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20351101         NO
(GI-)G01        464000                     2465               360                              356                       6.125                            0       0          0.25           6.375                               Brooklyn                                 NY       11236        2-4 Family              464000                    20051001               80                     No MI                     1.00E+17                              2.25       20150901                       11.375        2             2                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20350901         NO
(GII)G01        281000                     1405               360                              358                       5.75                             0       0          0.25           6                                   Raleigh                                  NC       27614        PUD                     281000                    20051201               72.05000305            No MI                     1.00E+17                              2.25       20101101                       11            2             2                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        121000                     617.6041667        360                              358                       5.875                            0       0          0.25           6.125                               Surprise                                 AZ       85374        Single Family           121000                    20051201               46.54000092            No MI                     1.00E+17                              2.25       20101101                       11.125        2             2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G03        359000                     1795               360                              358                       5.75                             0       0          0.25           6                                   Scottsdale                               AZ       85260        PUD                     359000                    20051201               74.01999664            No MI                     1.00E+17                              2.25       20121101                       11            2             2                    First Lien      NO           Y           84            No_PP       84                   360                 EMC             20351101         NO
(GII)G01        246312.43                  1702.51            360                              358                       7.125                            0       0          0.25           7.375                               Buffalo Grove                            IL       60089        Single Family           246500                    20051201               85                     United Guaranty           1.00E+17                              2.25       20101101                       12.375        2             2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GII)G02        479200                     2645.583333        360                              358                       6.375                            0       0          0.25           6.625                               San Leandro                              CA       94578        Single Family           479200                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.625        2             2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G03        342150                     1924.59375         360                              357                       6.375                            0       0          0.375          6.75                                WINCHESTER                               VA       22602        Single Family           342150                    20051101               80                     No MI                     1.00E+17                              2.25       20121001                       11.75         2             1                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351001         NO
(GI-)G01        101250                     685.546875         360                              359                       7.75                             0       0          0.375          8.125                               TUCSON                                   AZ       85757        Single Family           101250                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        173600                     1175.416667        360                              359                       7.75                             0       0          0.375          8.125                               Denver                                   CO       80207        2-4 Family              173600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        190800                     1272               360                              358                       7.625                            0       0          0.375          8                                   Ellijay                                  GA       30540        PUD                     190800                    20051201               90                     PMI                       1.00E+17                              2.25       20101101                       13            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        848702.46                  5870.74            360                              357                       7                                0       0          0.375          7.375                               LOS ANGELES                              CA       90004        Single Family           850000                    20051101               73.91000366            No MI                     1.00E+17                              2.25       20101001                       12.375        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351001         NO
(GI-)G01        1000000                    5729.166667        360                              354                       6.5                              0       0          0.375          6.875                               INCLINE VILLAGE                          NV       89452        Condominium             1000000                   20050801               68.97000122            No MI                     1.00E+17                              2.25       20100701                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350701         NO
(GI-)G01        325110                     2031.9375          360                              358                       7.125                            0       0          0.375          7.5                                 Kailua                                   HI       96734        Condominium             325110                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        499134                     2339.690625        360                              355                       5.25                             0       0          0.375          5.625                               GOLDEN                                   CO       80403        Single Family           499134                    20050901               80                     No MI                     1.00E+17                              2.25       20150801                       10.625        1.875         2                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20350801         NO
(GI-)G01        224800                     936.6666667        360                              352                       4.625                            0       0          0.375          5                                   ARVADA                                   CO       80005        PUD                     224800                    20050601               80                     No MI                     1.00E+17                              2.25       20150501                       10            1.875         2                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20350501         NO
(GII)G01        135200                     788.6666667        360                              356                       6.625                            0       0          0.375          7                                   HYATTSVILLE                              MD       20783        Condominium             135200                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GI-)G01        532000                     2881.666667        360                              355                       6.125                            0       0          0.375          6.5                                 CAPE CANAVERAL                           FL       32920        Condominium             532000                    20050901               80                     No MI                     1.00E+17                              2.25       20100801                       11.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350801         NO
(GII)G01        242720                     1163.033333        360                              357                       5.375                            0       0          0.375          5.75                                CARTERSVILLE                             GA       30120        PUD                     242720                    20051101               80                     No MI                     M10001690007330640                    2.25       20101001                       11.75         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G01        116000                     688.75             360                              354                       6.75                             0       0          0.375          7.125                               PEACHTREE CITY                           GA       30269        Single Family           116000                    20050801               80                     No MI                     M10001690007324205                    2.25       20100701                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350701         NO
(GII)G01        380000                     2295.833333        360                              356                       6.875                            0       0          0.375          7.25                                MOUNT AIRY                               MD       21771        Single Family           380000                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G01        113600                     650.8333333        360                              357                       6.5                              0       0          0.375          6.875                               ALBUQUERQUE                              NM       87112        Single Family           113600                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G01        304800                     1428.75            360                              356                       5.25                             0       0          0.375          5.625                               STERLING                                 VA       20166        PUD                     304800                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       11.625        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350901         NO
(GII)G01        131250                     628.90625          360                              357                       5.375                            0       0          0.375          5.75                                ORMOND BEACH                             FL       32176        2-4 Family              131250                    20051101               75                     No MI                     1.00E+17                              2.25       20101001                       11.75         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G01        59120                      338.7083333        360                              357                       6.5                              0       0          0.375          6.875                               ADAIRSVILLE                              GA       30103        Single Family           59120                     20051101               80                     No MI                     M10001690006033682                    2.25       20101001                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G01        108800                     623.3333333        360                              357                       6.5                              0       0          0.375          6.875                               ALBUQUERQUE                              NM       87121        Single Family           108800                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G01        343000                     1965.104167        360                              356                       6.5                              0       0          0.375          6.875                               NAPLES                                   FL       34104        Single Family           343000                    20051001               79.94999695            No MI                     1.00E+17                              2.25       20100901                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G01        311900                     1559.5             360                              356                       5.625                            0       0          0.375          6                                   ST.PETERSBURG                            FL       33704        Single Family           312000                    20051001               80                     No MI                     M10001690006051585                    2.25       20100901                       12            1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350901         NO
(GII)G01        90940.32                   454.7016           360                              356                       5.625                            0       0          0.375          6                                   DALLAS                                   GA       30132        PUD                     112000                    20051001               72.73000336            No MI                     M10001690006058093                    2.25       20100901                       12            1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G01        248000                     1524.166667        360                              356                       7                                0       0          0.375          7.375                               ATLANTA                                  GA       30310        Single Family           248000                    20051001               80                     No MI                     M10001690006038491                    2.25       20100901                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G01        160400                     785.2916667        360                              356                       5.5                              0       0          0.375          5.875                               ATLANTA                                  GA       30310        Single Family           160400                    20051001               80                     No MI                     M10001690005836531                    2.25       20100901                       11.875        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G01        180000                     918.75             360                              356                       5.75                             0       0          0.375          6.125                               SPRING HILL                              FL       34608        Single Family           180000                    20051001               80                     No MI                     M10001690006042956                    2.25       20100901                       12.125        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350901         NO
(GII)G01        84000                      490                360                              357                       6.625                            0       0          0.375          7                                   HAZELWOOD                                MO       63042        Single Family           84000                     20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G01        258000                     1316.875           360                              357                       5.75                             0       0          0.375          6.125                               LUTZ                                     FL       33549        Single Family           258000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.125        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GII)G01        149800                     889.4375           360                              356                       6.75                             0       0          0.375          7.125                               ORLANDO                                  FL       32810        Condominium             149800                    20051001               70                     No MI                     1.00E+17                              2.25       20100901                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350901         NO
(GII)G01        88155                      505.0546875        360                              356                       6.5                              0       0          0.375          6.875                               PEACHTREE CITY                           GA       30269        Single Family           88160                     20051001               80                     No MI                     1.00E+17                              2.25       20100901                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G01        232000                     1111.666667        360                              356                       5.375                            0       0          0.375          5.75                                WOODBRIDGE                               VA       22193        Single Family           232000                    20051001               58.72999954            No MI                     1.00E+17                              2.25       20100901                       11.75         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G01        137150                     742.8958333        360                              357                       6.125                            0       0          0.375          6.5                                 ST PETERSBURG                            FL       33713        Single Family           137150                    20051101               65                     No MI                     1.00E+17                              2.25       20101001                       12.5          1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GII)G01        171100                     980.2604167        360                              355                       6.5                              0       0          0.375          6.875                               ATLANTA                                  GA       30326        Condominium             171100                    20050901               79.98999786            No MI                     M10001690005973219                    2.25       20100801                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350801         NO
(GII)G01        135851.19                  650.9536188        360                              354                       5.375                            0       0          0.375          5.75                                GAINESVILLE                              GA       30506        Single Family           135900                    20050801               79.98999786            No MI                     1.00E+17                              2.25       20100701                       11.75         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350701         NO
(GII)G01        169200                     934.125            360                              357                       6.25                             0       0          0.375          6.625                               HAINES CITY                              FL       33844        PUD                     169200                    20051101               79.98000336            No MI                     M10001690009977174                    2.25       20101001                       12.625        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GII)G01        191960.56                  1059.782258        360                              357                       6.25                             0       0          0.375          6.625                               FT MYER                                  FL       33913        Single Family           192000                    20051101               78.37000275            No MI                     M10001690006061030                    2.25       20101001                       12.625        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G01        141600                     678.5              360                              356                       5.375                            0       0          0.375          5.75                                TAMPA                                    FL       33603        Single Family           141600                    20051001               80                     No MI                     M10001690006021711                    2.25       20100901                       11.75         1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350901         NO
(GII)G01        264000                     1540               360                              357                       6.625                            0       0          0.375          7                                   ATLANTA                                  GA       30314        Single Family           264000                    20051101               80                     No MI                     M10001690006081038                    2.25       20101001                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GI-)G01        116000                     749.1666667        360                              357                       7.375                            0       0          0.375          7.75                                MERRITT ISLAND                           FL       32953        Condominium             116000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GII)G01        137600                     788.3333333        360                              357                       6.5                              0       0          0.375          6.875                               ST PETERSBURG                            FL       33702        Single Family           137600                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GII)G02        527920                     2474.625           360                              354                       5.25                             0       0          0.375          5.625                               PHEONIX                                  AZ       85048        PUD                     527920                    20050801               80                     No MI                     1.00E+17                              2.75       20100701                       10.625        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350701         NO
(GII)G01        200000                     1000               360                              357                       5.625                            0       0          0.375          6                                   STPETERSBURG                             FL       33704        Single Family           200000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12            2.375         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GII)G01        118320                     727.175            360                              357                       7                                0       0          0.375          7.375                               MCDONOUGH                                GA       30252        Single Family           118320                    20051101               80                     No MI                     M10001690006086045                    2.25       20101001                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G01        66385.82                   394.1658063        360                              357                       6.75                             0       0          0.375          7.125                               ATLANTA                                  GA       30331        Single Family           66400                     20051101               80                     No MI                     M10001690006064067                    2.25       20101001                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G01        372000                     2131.25            360                              356                       6.5                              0       0          0.375          6.875                               NAPLES                                   FL       34104        Single Family           372000                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G01        315000                     1542.1875          360                              356                       5.5                              0       0          0.375          5.875                               NAPLES                                   FL       34104        2-4 Family              315000                    20051001               63                     No MI                     1.00E+17                              2.25       20100901                       11.875        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350901         NO
(GI-)G01        600000                     2812.5             360                              356                       5.25                             0       0          0.375          5.625                               WASHINGTON                               DC       20001        Single Family           600000                    20051001               80                     No MI                     M10001690005583224                    2.25       20100901                       11.625        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350901         NO
(GII)G01        140050                     685.6614583        360                              356                       5.5                              0       0          0.375          5.875                               ST PETERSBURG                            FL       33703        Single Family           140050                    20051001               64.98999786            No MI                     1.00E+17                              2.25       20100901                       11.875        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350901         NO
(GII)G01        85000                      425                360                              356                       5.625                            0       0          0.375          6                                   BRANDON                                  FL       33510        PUD                     85000                     20051001               56.29000092            No MI                     1.00E+17                              2.25       20100901                       12            1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350901         NO
(GI-)G01        209120                     1285.216667        360                              356                       7                                0       0          0.375          7.375                               BELLINGHAM                               WA       98229        PUD                     209120                    20051001               80                     No MI                     1.00E+17                              2.25       20080901                       13.375        1.875         1                    First Lien      NO           Y           120           No_PP       36                   360                 EMC             20350901         NO
(GII)G01        153520                     895.5333333        360                              356                       6.625                            0       0          0.375          7                                   HAMPTON                                  GA       30228        PUD                     153520                    20051001               80                     No MI                     M10001690006065833                    2.25       20100901                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G01        168000                     892.5              360                              356                       6                                0       0          0.375          6.375                               ORMOND BEACH                             FL       32176        PUD                     168000                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       12.375        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350901         NO
(GII)G01        200000                     1145.833333        360                              356                       6.5                              0       0          0.375          6.875                               STOCKBRIDGE                              GA       30281        Single Family           200000                    20051001               80                     No MI                     M10001690007336274                    2.25       20100901                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G01        121070.5                   517.0719271        360                              355                       4.75                             0       0          0.375          5.125                               COLLINSVILLE                             IL       62234        Single Family           121524                    20050901               80                     No MI                     1.00E+17                              2.25       20100801                       11.125        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350801         NO
(GII)G01        122320                     700.7916667        360                              356                       6.5                              0       0          0.375          6.875                               LAKELAND                                 FL       33803        PUD                     122320                    20051001               80                     No MI                     M10001690004838066                    2.25       20100901                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350901         NO
(GII)G01        91931                      488.3834375        360                              356                       6                                0       0          0.375          6.375                               CYPRESS                                  TX       77429        PUD                     91931                     20051001               80                     No MI                     1.00E+17                              2.25       20100901                       12.375        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GI-)G01        224250                     1378.203125        360                              356                       7                                0       0          0.375          7.375                               PLAINFIELD                               IL       60586        PUD                     224250                    20051001               89.98000336            Republic MIC              M10001690007274863                    2.25       20080901                       13.375        1.875         1                    First Lien      NO           Y           120           No_PP       36                   360                 EMC             20350901         NO
(GII)G01        180280                     920.1791667        360                              356                       5.75                             0       0          0.375          6.125                               ATLANTA                                  GA       30349        PUD                     180280                    20051001               80                     No MI                     M10001690006643837                    2.25       20100901                       12.125        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G01        132500                     717.7083333        360                              356                       6.125                            0       0          0.375          6.5                                 SHARPSBURG                               GA       30277        Single Family           132500                    20051001               88.33000183            Republic MIC              M10001690005393368                    2.25       20100901                       12.5          1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350901         NO
(GII)G01        88720                      526.775            360                              356                       6.75                             0       0          0.375          7.125                               LITHONIA                                 GA       30058        PUD                     88720                     20051001               80                     No MI                     1.00E+17                              2.25       20100901                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G01        152000                     870.8333333        360                              356                       6.5                              0       0          0.375          6.875                               AURORA                                   IL       60502        Single Family           152000                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       12.875        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GI-)G01        649891.14                  3723.334656        360                              357                       6.5                              0       0          0.375          6.875                               TAMPA                                    FL       33629        Single Family           649900                    20051101               78.76999664            No MI                     1.00E+17                              2.25       20101001                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GII)G01        173520                     994.125            360                              357                       6.5                              0       0          0.375          6.875                               DADE CITY                                FL       33523        Single Family           173520                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G01        130720                     599.1333333        360                              356                       5.125                            0       0          0.375          5.5                                 BETHLEHEM                                GA       30620        Single Family           130720                    20051001               80                     No MI                     M10001690005836549                    2.25       20100901                       11.5          1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G01        215300                     1255.916667        360                              357                       6.625                            0       0          0.375          7                                   RENO                                     NV       89506        Single Family           215300                    20051101               74.23999786            No MI                     1.00E+17                              2.25       20101001                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G01        103920                     508.775            360                              356                       5.5                              0       0          0.375          5.875                               LOGANVILLE                               GA       30052        Single Family           103920                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       11.875        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G01        303949.74                  1583.071563        360                              356                       5.875                            0       0          0.375          6.25                                WEEKI WACHEE                             FL       34607        Single Family           304000                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       12.25         1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350901         NO
(GII)G01        140000                     802.0833333        360                              356                       6.5                              0       0          0.375          6.875                               TAMPA                                    FL       33603        Single Family           140000                    20051001               80                     No MI                                                           2.25       20100901                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350901         NO
(GII)G01        250350                     1173.515625        360                              356                       5.25                             0       0          0.375          5.625                               NORTH AURORA                             IL       60542        PUD                     250350                    20051001               79.98999786            No MI                     1.00E+17                              2.25       20100901                       11.625        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G01        67200                      420                360                              356                       7.125                            0       0          0.375          7.5                                 ADAIRSVILLE                              GA       30103        Single Family           67200                     20051001               80                     No MI                     M10001690006055321                    2.25       20100901                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G01        189600                     987.5              360                              356                       5.875                            0       0          0.375          6.25                                NAPLES                                   FL       34113        Single Family           189600                    20051001               80                     No MI                     M10001690006041164                    2.25       20100901                       12.25         1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350901         NO
(GII)G01        292000                     1672.916667        360                              356                       6.5                              0       0          0.375          6.875                               ATLANTA                                  GA       30318        Single Family           292000                    20051001               80                     No MI                     M10001690006033344                    2.25       20100901                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G01        169520                     1041.841667        360                              357                       7                                0       0          0.375          7.375                               HAMPTON                                  GA       30228        PUD                     169520                    20051101               80                     No MI                     M10001690006086052                    2.25       20101001                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G01        176320                     808.1333333        360                              357                       5.125                            0       0          0.375          5.5                                 NEWNAN                                   GA       30263        Single Family           176320                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.5          1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GII)G01        217100                     1085.5             360                              356                       5.625                            0       0          0.375          6                                   PARK FOREST                              IL       60466        Single Family           217100                    20051001               79.94000244            No MI                     M10001690004976320                    2.25       20100901                       12            1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G01        101973.3                   688.68             360                              356                       6.75                             0       0          0.375          7.125                               KATY                                     TX       77449        PUD                     102220                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       12.125        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20350901         NO
(GII)G01        146460                     930.63125          360                              356                       7.25                             0       0          0.375          7.625                               LEHIGH ACRES                             FL       33972        Single Family           146460                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G01        126994.08                  740.7988           360                              357                       6.625                            0       0          0.375          7                                   DECATUR                                  GA       30034        Single Family           127000                    20051101               79.91999817            No MI                     M10001690005950167                    2.25       20101001                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G01        100000                     583.3333333        360                              357                       6.625                            0       0          0.375          7                                   TAMPA                                    FL       33647        Condominium             100000                    20051101               60.47000122            No MI                                                           2.25       20101001                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G02        700000                     3208.333333        360                              354                       5.125                            0       0          0.375          5.5                                 PHEONIX                                  AZ       85007        Single Family           700000                    20050801               64.69000244            No MI                     1.00E+17                              2.75       20100701                       10.5          1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350701         NO
(GII)G01        91758.82                   604.32             360                              356                       6.5                              0       0          0.375          6.875                               HOUSTON                                  TX       77070        PUD                     91992                     20051001               80                     No MI                     1.00E+17                              2.25       20100901                       11.875        2.375         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20350901         NO
(GII)G01        260000                     1327.083333        360                              356                       5.75                             0       0          0.375          6.125                               TAMPA                                    FL       33629        Single Family           260000                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       12.125        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350901         NO
(GII)G01        140000                     860.4166667        360                              356                       7                                0       0          0.375          7.375                               ATLANTA                                  GA       30310        Single Family           140000                    20051001               80                     No MI                     M10001690005976147                    2.25       20100901                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350901         NO
(GII)G01        109520                     661.6833333        360                              357                       6.875                            0       0          0.375          7.25                                TAMPA                                    FL       33617        Single Family           109520                    20051101               80                     No MI                     M10001690005385000                    2.25       20101001                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GII)G01        108000                     618.75             360                              357                       6.5                              0       0          0.375          6.875                               ALBUQUERQUE                              NM       87121        Single Family           108000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G01        274486.87                  1543.988644        360                              356                       6.375                            0       0          0.375          6.75                                PUNTA GORDA                              FL       33955        Condominium             275000                    20051001               71.43000031            No MI                     1.00E+17                              2.25       20100901                       12.75         1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350901         NO
(GII)G01        260000                     1489.583333        360                              357                       6.5                              0       0          0.375          6.875                               VALRICO                                  FL       33594        PUD                     260000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GI-)G01        668080                     4245.091667        360                              357                       7.25                             0       0          0.375          7.625                               TYBEE ISLAND                             GA       31328        Single Family           668080                    20051101               80                     No MI                     M10001690006052906                    2.25       20101001                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G01        137600                     759.6666667        360                              356                       6.25                             0       0          0.375          6.625                               GULFPORT                                 FL       33711        Single Family           137600                    20051001               80                     No MI                     M10001690006046346                    2.25       20100901                       12.625        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350901         NO
(GII)G01        109520                     581.825            360                              357                       6                                0       0          0.375          6.375                               GREELEY                                  CO       80631        Single Family           109520                    20051101               80                     No MI                     M10001690006049415                    2.25       20101001                       12.375        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G01        168300                     964.21875          360                              356                       6.5                              0       0          0.375          6.875                               LEHIGH ACRES                             FL       33971        Single Family           168300                    20051001               79.98999786            No MI                     M10001690006049092                    2.25       20100901                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350901         NO
(GII)G01        80000                      416.6666667        360                              356                       5.875                            0       0          0.375          6.25                                GULFPORT                                 FL       33707        Single Family           80000                     20051001               76.12000275            No MI                     M10001690007179260                    2.25       20100901                       12.25         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G01        148573                     804.7704167        360                              356                       6.125                            0       0          0.375          6.5                                 NEW PORT RICHEY                          FL       34653        PUD                     148573                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       12.5          1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350901         NO
(GII)G01        142400                     786.1666667        360                              356                       6.25                             0       0          0.375          6.625                               KISSIMMEE                                FL       34759        PUD                     142400                    20051001               79.97000122            No MI                     M10001690006038087                    2.25       20100901                       12.625        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350901         NO
(GII)G01        122320                     726.275            360                              357                       6.75                             0       0          0.375          7.125                               ST PETERSBURG                            FL       33703        Single Family           122320                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G01        308000                     1764.583333        360                              356                       6.5                              0       0          0.375          6.875                               ATLANTA                                  GA       30324        Single Family           308000                    20051001               80                     No MI                     M10001690006057871                    2.25       20100901                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G01        96155                      550.8880208        360                              356                       6.5                              0       0          0.375          6.875                               PEACHTREE CITY                           GA       30269        Single Family           96160                     20051001               80                     No MI                     1.00E+17                              2.25       20100901                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G01        289520                     1658.708333        360                              354                       6.5                              0       0          0.375          6.875                               ATLANTA                                  GA       30326        Condominium             289520                    20050801               80                     No MI                     M10001690007338916                    2.25       20100701                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350701         NO
(GII)G01        170664                     977.7625           360                              356                       6.5                              0       0          0.375          6.875                               NEW PORT RICHEY                          FL       34653        Single Family           170664                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350901         NO
(GII)G01        340000                     2054.166667        360                              359                       6.875                            0       0          0.375          7.25                                BOCA RATON                               FL       33428        PUD                     340000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        188000                     1077.083333        360                              359                       6.5                              0       0          0.375          6.875                               PHOENIX                                  AZ       85024        Single Family           188000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        107044.32                  758.76             360                              359                       7.25                             0       0          0.375          7.625                               KYLE                                     TX       78640        PUD                     107200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        315000                     1804.6875          360                              359                       6.5                              0       0          0.375          6.875                               NEPTUNE TWP                              NJ       07756        2-4 Family              315000                    20060101               60                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        195000                     995.3125           360                              359                       5.75                             0       0          0.375          6.125                               HOFFMAN ESTATES                          IL       60194        Single Family           195000                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       11.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        164000                     1025               360                              359                       7.125                            0       0          0.375          7.5                                 BUCKEYE                                  AZ       85326        PUD                     164000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        243750                     1294.921875        360                              359                       6                                0       0          0.375          6.375                               LONG BRANCH                              NJ       07740        Single Family           243750                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        248000                     1524.166667        360                              359                       7                                0       0          0.375          7.375                               SURPRISE                                 AZ       85388        PUD                     248000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        216000                     1237.5             360                              359                       6.5                              0       0          0.375          6.875                               SAHUARITA                                AZ       85629        PUD                     216000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        125998.38                  682.491225         360                              359                       6.125                            0       0          0.375          6.5                                 PHOENIX                                  AZ       85053        Single Family           126000                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        128000                     840                360                              359                       7.5                              0       0          0.375          7.875                               JACKSONVILLE                             FL       32244        Single Family           128000                    20060101               80                     No MI                     1.00E+17                              2.25       20081201                       13.875        1.875         1                    First Lien      NO           Y           120           Prepay      36                   360                 EMC             20351201         NO
(GII)G01        156000                     1064.2             360                              360                       6.875                            0       0          0.375          7.25                                Mooresville                              NC       28115        PUD                     156000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.25         1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20360101         NO
(GII)G01        279992                     1662.4525          360                              360                       6.75                             0       0          0.375          7.125                               N LAS VEGAS                              NV       89081        Single Family           279992                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        197552                     1152.386667        360                              360                       6.625                            0       0          0.375          7                                   tucson                                   AZ       85757        PUD                     197552                    20060201               80                     No MI                                                           2.25       20110101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        255992                     1466.620833        360                              360                       6.5                              0       0          0.375          6.875                               LAS VEGAS                                NV       89149        PUD                     255992                    20060201               80                     No MI                     1.00E+16                              2.25       20110101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        231992                     1329.120833        360                              360                       6.5                              0       0          0.375          6.875                               LAS VEGAS                                NV       89139        Single Family           231992                    20060201               80                     No MI                                                           2.25       20110101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        264000                     1650               360                              360                       7.125                            0       0          0.375          7.5                                 LAS VEGAS                                NV       89139        PUD                     264000                    20060201               80                     No MI                                                           2.25       20110101                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        263084                     1507.252083        360                              360                       6.5                              0       0          0.375          6.875                               LAS VEGAS                                NV       89149        Single Family           263084                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        218285                     1250.591146        360                              360                       6.5                              0       0          0.375          6.875                               LAS VEGAS                                NV       89166        PUD                     218285                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        167908                     1066.915417        360                              360                       7.25                             0       0          0.375          7.625                               TUCSON                                   AZ       85746        Single Family           167908                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        232000                     1280.833333        360                              359                       6.25                             0       0          0.375          6.625                               FOUNTAIN HILLS                           AZ       85268        Condominium             232000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        202000                     1220.416667        360                              360                       6.875                            0       0          0.375          7.25                                Las Vegas                                NV       89156        PUD                     202000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        203120                     1142.55            360                              359                       6.375                            0       0          0.375          6.75                                AVONDALE                                 AZ       85323        PUD                     203120                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        332733.66                  2243.49            360                              359                       6.75                             0       0          0.375          7.125                               TEMPE                                    AZ       85282        Single Family           333000                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        372000                     2363.75            360                              359                       7.25                             0       0          0.375          7.625                               PHOENIX                                  AZ       85086        Single Family           372000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        375000                     2109.375           360                              359                       6.375                            0       0          0.375          6.75                                PHOENIX                                  AZ       85050        PUD                     375000                    20060101               73.97000122            No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        224000                     1400               360                              359                       7.125                            0       0          0.375          7.5                                 MESA                                     AZ       85207        Single Family           224000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        155070                     936.88125          360                              359                       6.875                            0       0          0.375          7.25                                PHOENIX                                  AZ       85041        PUD                     155070                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        153750                     864.84375          360                              359                       6.375                            0       0          0.375          6.75                                PHOENIX                                  AZ       85051        Single Family           153750                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        137302                     843.8352083        360                              359                       7                                0       0          0.375          7.375                               PHOENIX                                  AZ       85014        Condominium             137302                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        167800                     978.8333333        360                              359                       6.625                            0       0          0.375          7                                   APACHE JUNCTION                          AZ       85220        PUD                     168000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        264000                     1595               360                              359                       6.875                            0       0          0.375          7.25                                GILBERT                                  AZ       85296        PUD                     264000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        83035                      467.071875         360                              359                       6.375                            0       0          0.375          6.75                                LADY LAKE                                FL       32159        Single Family           83135                     20060101               65                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        163000                     899.8958333        360                              359                       6.25                             0       0          0.375          6.625                               SURPRISE                                 AZ       85379        PUD                     163000                    20060101               64.18000031            No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        54876.53                   351.7              360                              359                       6.25                             0       0          0.375          6.625                               WINSTON-SALEM                            NC       27104        Single Family           54925                     20060101               65                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        343844.63                  2406               360                              359                       7.125                            0       0          0.375          7.5                                 LAVEEN                                   AZ       85339        PUD                     344100                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        72500                      415.3645833        360                              359                       6.5                              0       0          0.375          6.875                               OLDSMAR                                  FL       34677        Condominium             72500                     20060101               50                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        268000                     1647.083333        360                              359                       7                                0       0          0.375          7.375                               GOODYEAR                                 AZ       85338        PUD                     268000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        283800                     1419               360                              359                       5.625                            0       0          0.375          6                                   ODESSA                                   FL       33556        PUD                     283800                    20060101               60                     No MI                     1.00E+17                              2.25       20101201                       11            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        227500                     1208.59375         360                              359                       6                                0       0          0.375          6.375                               SURPRISE                                 AZ       85379        PUD                     227500                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        100100                     552.6354167        360                              359                       6.25                             0       0          0.375          6.625                               PHOENIX                                  AZ       85040        Single Family           100100                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        264650                     1819.46875         360                              359                       7.875                            0       0          0.375          8.25                                NEWARK                                   DE       19702        PUD                     264650                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        208000                     1321.666667        360                              359                       7.25                             0       0          0.375          7.625                               DAVENPORT                                FL       33897        PUD                     208000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        336000                     1960               360                              359                       6.625                            0       0          0.375          7                                   GLENDALE                                 AZ       85303        PUD                     336000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        224000                     1213.333333        360                              359                       6.125                            0       0          0.375          6.5                                 TUCSON                                   AZ       85701        Single Family           224000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        224000                     1353.333333        360                              359                       6.875                            0       0          0.375          7.25                                LAS VEGAS                                NV       89131        PUD                     224000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        148000                     894.1666667        360                              359                       6.875                            0       0          0.375          7.25                                KISSIMMEE                                FL       34741        Single Family           148000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        427992                     2630.3675          360                              359                       7                                0       0          0.375          7.375                               BRISTOW                                  VA       20136        PUD                     427992                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        284400                     1777.5             360                              359                       7.125                            0       0          0.375          7.5                                 WOODBRIDGE                               VA       22191        Single Family           284400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        238320                     1439.85            360                              359                       6.875                            0       0          0.375          7.25                                BEAUMONT                                 CA       92223        Single Family           238320                    20060101               80                     No MI                     1003345-0000011537                    2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        154189.46                  963.684125         360                              359                       7.125                            0       0          0.375          7.5                                 PEORIA                                   AZ       85345        PUD                     154200                    20060101               78.36000061            No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        116000                     688.75             360                              359                       6.75                             0       0          0.375          7.125                               PAHRUMP                                  NV       89048        Single Family           116000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        359997.85                  2362.485891        360                              359                       7.5                              0       0          0.375          7.875                               PHOENIX                                  AZ       85050        PUD                     360000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        419200                     2445.333333        360                              359                       6.625                            0       0          0.375          7                                   ESCONDIDO                                CA       92027        Single Family           419200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        304000                     1615               360                              359                       6                                0       0          0.375          6.375                               PHOENIX                                  AZ       85044        Single Family           304000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        287920                     1889.475           360                              359                       7.5                              0       0          0.375          7.875                               NEWARK                                   NJ       07108        2-4 Family              287920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        184000                     1188.333333        360                              359                       7.375                            0       0          0.375          7.75                                GLENDALE                                 AZ       85302        Single Family           184000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        356140                     1854.895833        360                              359                       5.875                            0       0          0.375          6.25                                LITCHFIELD PARK                          AZ       85340        PUD                     356140                    20060101               60.25                  No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        350896                     1827.583333        360                              359                       5.875                            0       0          0.375          6.25                                LITCHFIELD PARK                          AZ       85340        PUD                     350896                    20060101               50.81999969            No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        287200                     1615.5             360                              359                       6.375                            0       0          0.375          6.75                                WOODBRIDGE                               VA       22193        Single Family           287200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        163999.99                  922.4999437        360                              359                       6.375                            0       0          0.375          6.75                                GLENDALE                                 AZ       85308        Condominium             164000                    20060101               80                     No MI                     1.00E+17                              2.5        20101201                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        277500                     1589.84375         360                              359                       6.5                              0       0          0.375          6.875                               PINEY POINT                              MD       20674        Single Family           277500                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       11.875        2.125         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        236000                     1475               360                              359                       7.125                            0       0          0.375          7.5                                 SUN CITY                                 AZ       85373        Single Family           236000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        206800                     1292.5             360                              359                       7.125                            0       0          0.375          7.5                                 PEORIA                                   AZ       85345        Single Family           206800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        621100                     3946.572917        360                              359                       7.25                             0       0          0.375          7.625                               ANTHEM                                   AZ       85086        PUD                     621100                    20060101               79.34999847            No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        238343.98                  1770.86            360                              359                       7.75                             0       0          0.375          8.125                               WARMINSTER                               PA       18974        Single Family           238500                    20060101               90                     Republic MIC              1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        242400                     1489.75            360                              359                       7                                0       0          0.375          7.375                               MANASSAS                                 VA       20109        Townhouse               242400                    20060101               80                     No MI                                                           2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        275999.95                  1782.499677        360                              359                       7.375                            0       0          0.375          7.75                                PEORIA                                   AZ       85381        Single Family           276000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        204750                     1258.359375        360                              359                       7                                0       0          0.375          7.375                               BLADENSBURG                              MD       20710        Single Family           204750                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        1214250                    7842.03125         360                              359                       7.375                            0       0          0.375          7.75                                ALPHARETTA                               GA       30004        PUD                     1214250                   20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        75500                      471.875            360                              359                       7.125                            0       0          0.375          7.5                                 AUSTELL                                  GA       30106        Single Family           75500                     20060101               79.48000336            No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        102325.88                  724.79             360                              359                       7.25                             0       0          0.375          7.625                               GEORGETOWN                               TX       78626        Single Family           102400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        211500                     1167.65625         360                              359                       6.25                             0       0          0.375          6.625                               MESA                                     AZ       85212        PUD                     211500                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        1065000                    6767.1875          360                              359                       7.25                             0       0          0.375          7.625                               MIAMI BEACH                              FL       33141        Single Family           1065000                   20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        161000                     888.8541667        360                              359                       6.25                             0       0          0.375          6.625                               MATAWAN                                  NJ       07747        Single Family           161000                    20060101               39.27000046            No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        629300                     4129.78125         360                              359                       7.5                              0       0          0.375          7.875                               DUNN LORING                              VA       22027        Single Family           629300                    20060101               70                     No MI                                                           2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        161250                     1007.8125          360                              359                       7.125                            0       0          0.375          7.5                                 GILBERT                                  AZ       85233        Single Family           161250                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        180800                     1054.666667        360                              359                       6.625                            0       0          0.375          7                                   CAPITOL HEIGHTS                          MD       20743        Townhouse               180800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        308392.68                  1850.82            360                              359                       5.625                            0       0          0.375          6                                   SILVER SPRING                            MD       20902        Single Family           308700                    20060101               67.11000061            No MI                     1.00E+17                              2.25       20101201                       11            1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        292000                     1581.666667        360                              359                       6.125                            0       0          0.375          6.5                                 CAVE CREEK                               AZ       85331        PUD                     292000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        142970.28                  964.77             360                              358                       6.75                             0       0          0.375          7.125                               DENVER                                   CO       80260        Single Family           143200                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.125        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        518400                     2700               360                              359                       5.875                            0       0          0.375          6.25                                MESA                                     AZ       85203        Single Family           518400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        266000                     1496.25            360                              359                       6.375                            0       0          0.375          6.75                                PHOENIX                                  AZ       85032        2-4 Family              266000                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        202772.54                  908.2520021        360                              358                       5                                0       0          0.375          5.375                               FOREST LAKE                              MN       55025        Single Family           203000                    20051201               79.61000061            No MI                     1.00E+17                              2.25       20101101                       10.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        249128                     1479.1975          360                              360                       6.75                             0       0          0.375          7.125                               LAS VEGAS                                NV       89123        PUD                     249128                    20060201               80                     No MI                                                           2.25       20110101                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        289100                     1656.302083        360                              360                       6.5                              0       0          0.375          6.875                               MENIFEE                                  CA       92584        Single Family           289100                    20060201               70                     No MI                                                           2.25       20110101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        256534                     1576.615208        360                              360                       7                                0       0          0.375          7.375                               ROMOLAND                                 CA       92585        Single Family           256534                    20060201               80                     No MI                     1.00E+17                              2.375      20110101                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        192000                     1040               360                              359                       6.125                            0       0          0.375          6.5                                 PHOENIX                                  AZ       85032        Condominium             192000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          2             1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        67989.17                   439.0967229        360                              359                       7.375                            0       0          0.375          7.75                                UPPER DARBY                              PA       19082        Townhouse               68000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        163865.57                  1091.1             360                              359                       6.625                            0       0          0.375          7                                   UPPER MARLBORO                           MD       20774        Condominium             164000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        375224                     1993.3775          360                              359                       6                                0       0          0.375          6.375                               ORLANDO                                  FL       32814        PUD                     375224                    20060101               79.87000275            No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        496000                     3100               360                              359                       7.125                            0       0          0.375          7.5                                 SEVERN                                   MD       21144        PUD                     496000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        488000                     2643.333333        360                              358                       6.125                            0       0          0.375          6.5                                 ORANGE                                   CA       92869        Condominium             488000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        314928                     1968.3             360                              359                       7.125                            0       0          0.375          7.5                                 LITCHFIELD PARK                          AZ       85340        PUD                     314928                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G02        900000                     4593.75            360                              358                       5.75                             0       0          0.375          6.125                               TOMS RIVER                               NJ       08753        Single Family           900000                    20051201               62.06999969            No MI                     1.00E+17                              2.25       20101101                       11.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        519009.05                  2757.235578        360                              359                       6                                0       0          0.375          6.375                               EL SEGUNDO                               CA       90245        2-4 Family              519350                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G02        448000                     2520               360                              359                       6.375                            0       0          0.375          6.75                                RIVERSIDE                                CA       92508        Single Family           448000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        186302.93                  1047.953981        360                              359                       6.375                            0       0          0.375          6.75                                LAKE HAVASU CITY                         AZ       86406        Single Family           187500                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        311200                     2042.25            360                              359                       7.5                              0       0          0.375          7.875                               MESA                                     AZ       85213        Single Family           311200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        191999.99                  1079.999944        360                              359                       6.375                            0       0          0.375          6.75                                MESA                                     AZ       85202        PUD                     192000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        280889                     1814.074792        360                              359                       7.375                            0       0          0.375          7.75                                JUPITER                                  FL       33458        PUD                     280889                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        304017.69                  1901.56            360                              359                       6                                0       0          0.375          6.375                               SAN BERNARDINO                           CA       92407        Single Family           304800                    20060101               78.16000366            No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        156720                     914.2              360                              359                       6.625                            0       0          0.375          7                                   PHOENIX                                  AZ       85033        Single Family           156720                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        336150                     1995.890625        360                              359                       6.75                             0       0          0.375          7.125                               GLENDALE                                 AZ       85308        PUD                     336150                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        213700                     1224.322917        360                              359                       6.5                              0       0          0.375          6.875                               ANTHEM                                   AZ       85086        PUD                     213700                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        284000                     1775               360                              359                       7.125                            0       0          0.375          7.5                                 RAMSEY                                   NJ       07446        Condominium             284000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        311999.99                  1949.999938        360                              359                       7.125                            0       0          0.375          7.5                                 SPRING LAKE                              NJ       07762        Single Family           312000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        103920                     649.5              360                              359                       7.125                            0       0          0.375          7.5                                 PHOENIX                                  AZ       85032        Condominium             103920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        287796.73                  2063.27            360                              359                       7.375                            0       0          0.375          7.75                                ROSELLE                                  NJ       07728        Single Family           288000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        210590                     1228.441667        360                              358                       6.625                            0       0          0.375          7                                   PRESCOTT VALLEY                          AZ       86314        PUD                     210590                    20051201               79.93000031            No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        484000                     2772.916667        360                              359                       6.5                              0       0          0.375          6.875                               MARLBORO TOWNSHIP                        NJ       07751        Single Family           484000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        150399.65                  924.3311823        360                              359                       7                                0       0          0.375          7.375                               KISSIMMEE                                FL       34747        Condominium             150400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        138639.99                  794.2916094        360                              359                       6.5                              0       0          0.375          6.875                               ARLINGTON                                WA       98223        Single Family           138640                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        259910.04                  1434.920013        360                              359                       6.25                             0       0          0.375          6.625                               BRICK                                    NJ       08724        Single Family           260000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        119999.51                  712.4970906        360                              358                       6.75                             0       0          0.375          7.125                               PHOENIX                                  AZ       85007        Single Family           120000                    20051201               75                     No MI                     1.00E+17                              2.25       20101101                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        164000                     1007.916667        360                              358                       7                                0       0          0.375          7.375                               PEORIA                                   AZ       85345        Single Family           164000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        294000                     1715               360                              359                       6.625                            0       0          0.375          7                                   SANTA ANA                                CA       92704        Condominium             294000                    20060101               79.90000153            No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        650000                     4062.5             360                              359                       7.125                            0       0          0.375          7.5                                 PHOENIX                                  AZ       85041        Single Family           650000                    20060101               76.48000336            No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        248000                     1317.5             360                              359                       6                                0       0          0.375          6.375                               SURPRISE                                 AZ       85379        PUD                     248000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        164000                     1076.25            360                              359                       7.5                              0       0          0.375          7.875                               PHOENIX                                  AZ       85027        Single Family           164000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        191900                     979.4895833        360                              359                       5.75                             0       0          0.375          6.125                               QUEEN CREEK                              AZ       85242        Single Family           191900                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        264000                     1430               360                              359                       6.125                            0       0          0.375          6.5                                 NEWHALL                                  CA       91321        Condominium             264000                    20060101               80                     No MI                                                           2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        178400                     1059.25            360                              359                       6.75                             0       0          0.375          7.125                               PHOENIX                                  AZ       85019        Single Family           178400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        760000                     4512.5             360                              358                       6.75                             0       0          0.375          7.125                               CANYON LAKE                              CA       92587        Single Family           760000                    20051201               80                     No MI                     1003345-0000011472                    2.25       20101101                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        191008                     1193.8             360                              360                       7.125                            0       0          0.375          7.5                                 tucson                                   AZ       85757        PUD                     191008                    20060201               80                     No MI                                                           2.25       20110101                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        133600                     821.0833333        360                              360                       7                                0       0          0.375          7.375                               Snellville                               GA       30078        2-4 Family              133600                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        296000                     1603.333333        360                              359                       6.125                            0       0          0.375          6.5                                 EDMONDS                                  WA       98026        Single Family           296000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        456000                     2612.5             360                              359                       6.5                              0       0          0.375          6.875                               PINE                                     AZ       85544        PUD                     456000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        324000                     1755               360                              359                       6.125                            0       0          0.375          6.5                                 RESTON                                   VA       20191        PUD                     324000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        189900                     1167.09375         360                              359                       7                                0       0          0.375          7.375                               GLENDALE                                 AZ       85302        PUD                     189900                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        148000                     724.5833333        360                              359                       5.5                              0       0          0.375          5.875                               ORLANDO                                  FL       32835        PUD                     148000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       10.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        296000                     1634.166667        360                              359                       6.25                             0       0          0.375          6.625                               JUPITER                                  FL       33469        Single Family           296000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        206354.46                  1426.33            360                              359                       7                                0       0          0.375          7.375                               PHOENIX                                  AZ       85014        Condominium             206512                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        193600                     1250.333333        360                              359                       7.375                            0       0          0.375          7.75                                PHOENIX                                  AZ       85037        Single Family           193600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        311250                     1653.515625        360                              359                       6                                0       0          0.375          6.375                               SURPRISE                                 AZ       85379        PUD                     311250                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        384000                     2240               360                              359                       6.625                            0       0          0.375          7                                   SPRINGFIELD                              VA       22153        PUD                     384000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        209600                     1091.666667        360                              359                       5.875                            0       0          0.375          6.25                                OXON HILL                                MD       20745        Single Family           209600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        156800                     816.6666667        360                              359                       5.875                            0       0          0.375          6.25                                LAKE ELSINORE                            CA       92530        Condominium             156800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G02        518089.83                  2644.416841        360                              359                       5.75                             0       0          0.375          6.125                               CAVE CREEK                               AZ       85331        Single Family           518124                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        204000                     1168.75            360                              359                       6.5                              0       0          0.375          6.875                               MESA                                     AZ       85212        PUD                     204000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        207200                     1187.083333        360                              358                       6.5                              0       0          0.375          6.875                               SCOTTSDALE                               AZ       85250        PUD                     207200                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        459900                     2826.46875         360                              358                       7                                0       0          0.375          7.375                               TOWNSEND                                 DE       19734        Single Family           460000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        175771.8                   988.716375         360                              359                       6.375                            0       0          0.375          6.75                                HENDERSON                                NV       89015        PUD                     175920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        217096                     1289.0075          360                              359                       6.75                             0       0          0.375          7.125                               QUEEN CREEK                              AZ       85243        PUD                     217096                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        387657.67                  2484.41            360                              359                       6.25                             0       0          0.375          6.625                               SCOTTSDALE                               AZ       85255        PUD                     388000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        172200                     986.5625           360                              359                       6.5                              0       0          0.375          6.875                               HIGLEY                                   AZ       85236        Condominium             172200                    20060101               74.87000275            No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        228800                     1287               360                              359                       6.375                            0       0          0.375          6.75                                EVERETT                                  WA       98203        Single Family           228800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        190750                     1033.229167        360                              359                       6.125                            0       0          0.375          6.5                                 PHOENIX                                  AZ       85008        Single Family           190750                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        179953.04                  881.0200917        360                              359                       5.5                              0       0          0.375          5.875                               LAKE ELSINORE                            CA       92532        Single Family           180000                    20060101               35.29999924            No MI                     1.00E+17                              2.25       20101201                       10.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        260000                     1462.5             360                              359                       6.375                            0       0          0.375          6.75                                CHANDLER                                 AZ       85248        PUD                     260000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        224000                     1330               360                              359                       6.75                             0       0          0.375          7.125                               GLENDALE                                 AZ       85305        Single Family           224000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        262500                     1585.9375          360                              359                       6.875                            0       0          0.375          7.25                                HAMPTON                                  VA       23666        Single Family           262500                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        120000                     787.5              360                              359                       7.5                              0       0          0.375          7.875                               TOMS RIVER                               NJ       08757        PUD                     120000                    20060101               76.93000031            No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        200253                     1063.844063        360                              359                       6                                0       0          0.375          6.375                               LAVEEN                                   AZ       85339        PUD                     200253                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        215734.09                  1400.46            360                              359                       6.375                            0       0          0.375          6.75                                LYNDEN                                   WA       98264        Single Family           215920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        315970.7                   1777.335188        360                              359                       6.375                            0       0          0.375          6.75                                PHOENIX                                  AZ       85028        Single Family           316000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        292800                     1586               360                              359                       6.125                            0       0          0.375          6.5                                 CAVE CREEK                               AZ       85331        PUD                     292800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G03        455000                     2369.791667        360                              359                       5.875                            0       0          0.375          6.25                                GARDENA                                  CA       90247        2-4 Family              455000                    20060101               57.97000122            No MI                     1.00E+17                              2.25       20121201                       11.25         1.875         1                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351201         NO
(GII)G01        127600                     784.2083333        360                              359                       7                                0       0          0.375          7.375                               KINGMAN                                  AZ       86401        Single Family           127600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        370400                     2392.166667        360                              359                       7.375                            0       0          0.375          7.75                                MESA                                     AZ       85203        Single Family           370400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        162067.99                  996.0428552        360                              359                       7                                0       0          0.375          7.375                               MARICOPA                                 AZ       85239        PUD                     162068                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        160000                     1033.333333        360                              359                       7.375                            0       0          0.375          7.75                                GLENDALE                                 AZ       85306        Single Family           160000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        400000                     2166.666667        360                              359                       6.125                            0       0          0.375          6.5                                 BOUND BROOK                              NJ       08805        2-4 Family              400000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        199862.36                  1450.14            360                              359                       7.5                              0       0          0.375          7.875                               ARIZONA CITY                             AZ       85223        2-4 Family              200000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        524000                     2947.5             360                              359                       6.375                            0       0          0.375          6.75                                PEORIA                                   AZ       85383        PUD                     524000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        459829.94                  2778.139221        360                              358                       6.875                            0       0          0.375          7.25                                MANASSAS                                 VA       20112        Single Family           460000                    20051201               80                     No MI                                                           2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        241500                     1308.125           360                              359                       6.125                            0       0          0.375          6.5                                 PHOENIX                                  AZ       85027        PUD                     241500                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        178720                     930.8333333        360                              359                       5.875                            0       0          0.375          6.25                                APACHE JUNCTION                          AZ       85220        PUD                     178720                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        277473.24                  1474.076588        360                              359                       6                                0       0          0.375          6.375                               GILBERT                                  AZ       85234        Single Family           277500                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        181600                     1210.666667        360                              359                       7.625                            0       0          0.375          8                                   QUEEN CREEK                              AZ       85242        PUD                     181600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        500000                     2916.666667        360                              359                       6.625                            0       0          0.375          7                                   CHANDLER                                 AZ       85249        PUD                     500000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        356800                     2118.5             360                              359                       6.75                             0       0          0.375          7.125                               PHOENIX                                  AZ       85042        Single Family           356800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        336000                     1925               360                              359                       6.5                              0       0          0.375          6.875                               LAS VEGAS                                NV       89129        Single Family           336000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        375920                     2192.866667        360                              359                       6.625                            0       0          0.375          7                                   PHOENIX                                  AZ       85018        Single Family           375920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        536000                     3126.666667        360                              359                       6.625                            0       0          0.375          7                                   HUNTINGTON BEACH                         CA       92647        Single Family           536000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        203920                     1316.983333        360                              359                       7.375                            0       0          0.375          7.75                                SURPRISE                                 AZ       85379        PUD                     203920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        248700                     1554.375           360                              359                       7.125                            0       0          0.375          7.5                                 MARICOPA                                 AZ       85239        PUD                     249000                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        206400                     1075               360                              359                       5.875                            0       0          0.375          6.25                                SURPRISE                                 AZ       85374        PUD                     206400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        195100                     1219.375           360                              359                       7.125                            0       0          0.375          7.5                                 PRESCOTT VALLEY                          AZ       86314        PUD                     195100                    20060101               79.98000336            No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        126298.91                  851.59             360                              359                       6.75                             0       0          0.375          7.125                               CHANDLER                                 AZ       85225        2-4 Family              126400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        200000                     1250               360                              359                       7.125                            0       0          0.375          7.5                                 OXON HILL                                MD       20745        Single Family           200000                    20060101               76.62999725            No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        184000                     1188.333333        360                              359                       7.375                            0       0          0.375          7.75                                GLENDALE                                 AZ       85306        Single Family           184000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        155920                     909.5333333        360                              359                       6.625                            0       0          0.375          7                                   EVERETT                                  WA       98201        Single Family           155920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        202400                     1243.916667        360                              359                       7                                0       0          0.375          7.375                               GLENDALE                                 AZ       85306        Single Family           202400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        300000                     1718.75            360                              359                       6.5                              0       0          0.375          6.875                               DOWNEY                                   CA       90240        Single Family           300000                    20060101               59.40999985            No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        362400                     2378.25            360                              359                       7.5                              0       0          0.375          7.875                               FORT WASHINGTON                          MD       20744        Single Family           362400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        176800                     957.6666667        360                              359                       6.125                            0       0          0.375          6.5                                 GILBERT                                  AZ       85233        PUD                     176800                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        199819.19                  1264.14            360                              359                       6.125                            0       0          0.375          6.5                                 GLENDALE                                 AZ       85306        Single Family           200000                    20060101               78.12999725            No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        122430                     714.175            360                              359                       6.625                            0       0          0.375          7                                   MESA                                     AZ       85201        Condominium             122430                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        183000                     1124.6875          360                              359                       7                                0       0          0.375          7.375                               MESA                                     AZ       85213        Single Family           183000                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        139050                     811.125            360                              359                       6.625                            0       0          0.375          7                                   SCOTTSDALE                               AZ       85250        Condominium             139050                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        197960                     1299.1125          360                              359                       7.5                              0       0          0.375          7.875                               PRESCOTT                                 AZ       86305        Single Family           197960                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        296000                     1819.166667        360                              359                       7                                0       0          0.375          7.375                               GOTHA                                    FL       34734        Single Family           296000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        173000                     1045.208333        360                              359                       6.875                            0       0          0.375          7.25                                MARICOPA                                 AZ       85239        PUD                     173000                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        224000                     1330               360                              359                       6.75                             0       0          0.375          7.125                               NEWARK                                   NJ       07104        2-4 Family              224000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        282300                     1911.40625         360                              359                       7.75                             0       0          0.375          8.125                               WARMINSTER                               PA       18974        PUD                     282300                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        198400                     1136.666667        360                              359                       6.5                              0       0          0.375          6.875                               SURPRISE                                 AZ       85374        PUD                     198400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        268000                     1451.666667        360                              359                       6.125                            0       0          0.375          6.5                                 RESTON                                   VA       20191        Condominium             268000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        181344                     982.28             360                              359                       6.125                            0       0          0.375          6.5                                 BUCKEYE                                  AZ       85326        PUD                     181344                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        303256                     1737.404167        360                              359                       6.5                              0       0          0.375          6.875                               MIDLOTHIAN                               VA       23112        PUD                     303256                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        191250                     1055.859375        360                              359                       6.25                             0       0          0.375          6.625                               AVONDALE                                 AZ       85323        PUD                     191250                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        359900                     1949.458333        360                              359                       6.125                            0       0          0.375          6.5                                 ALEXANDRIA                               VA       22309        Single Family           359900                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        162400                     828.9166667        360                              359                       5.75                             0       0          0.375          6.125                               MARYSVILLE                               WA       98271        PUD                     162400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        334423                     2090.14375         360                              359                       7.125                            0       0          0.375          7.5                                 LITCHFIELD PARK                          AZ       85340        PUD                     334423                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        245000                     1225               360                              359                       5.625                            0       0          0.375          6                                   SAN DIEGO                                CA       92122        Condominium             245000                    20060101               44.70999908            No MI                     1.00E+17                              2.25       20101201                       11            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        154000                     978.5416667        360                              359                       7.25                             0       0          0.375          7.625                               QUEEN CREEK                              AZ       85243        PUD                     154000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        118800                     668.25             360                              359                       6.375                            0       0          0.375          6.75                                REDMOND                                  WA       98052        Condominium             118800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        345600                     2088               360                              359                       6.875                            0       0          0.375          7.25                                COLORADO SPRINGS                         CO       80920        PUD                     345600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        207200                     1295               360                              359                       7.125                            0       0          0.375          7.5                                 QUEEN CREEK                              AZ       85242        PUD                     207200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        207200                     1057.583333        360                              359                       5.75                             0       0          0.375          6.125                               HIGLEY                                   AZ       85236        PUD                     207200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        207600                     1081.25            360                              359                       5.875                            0       0          0.375          6.25                                FALLS CHURCH                             VA       22041        Condominium             207600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        170000                     1062.5             360                              359                       7.125                            0       0          0.375          7.5                                 QUEEN CREEK                              AZ       85242        PUD                     170000                    20060101               69.95999908            No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        376371                     2156.292188        360                              360                       6.5                              0       0          0.375          6.875                               ESCONDIDO                                CA       92027        Single Family           376371                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        262937                     1643.35625         360                              360                       7.125                            0       0          0.375          7.5                                 N LAS VEGAS                              NV       89081        PUD                     262937                    20060201               80                     No MI                     1.00E+17                              2.375      20110101                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        239200                     1495               360                              360                       7.125                            0       0          0.375          7.5                                 Germantown                               MD       20874        PUD                     239200                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.5          2             1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        115200                     732                360                              360                       7.25                             0       0          0.375          7.625                               Pensacola                                FL       32506        Single Family           115200                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        263992                     1539.953333        360                              360                       6.625                            0       0          0.375          7                                   LAS VEGAS                                NV       89148        PUD                     263992                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        167920                     962.0416667        360                              360                       6.5                              0       0          0.375          6.875                               Marietta                                 GA       30060        PUD                     167920                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        106800                     678.625            360                              360                       7.25                             0       0          0.375          7.625                               Pensacola                                FL       32534        Single Family           106800                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        133600                     821.0833333        360                              360                       7                                0       0          0.375          7.375                               Snellville                               GA       30078        2-4 Family              133600                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        133600                     821.0833333        360                              360                       7                                0       0          0.375          7.375                               Snellville                               GA       30078        2-4 Family              133600                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        342400                     1997.333333        360                              360                       6.625                            0       0          0.375          7                                   MENIFEE                                  CA       92584        Single Family           342400                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        290300                     1663.177083        360                              359                       6.5                              0       0          0.375          6.875                               North Las Vegas                          NV       89086        PUD                     290300                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        92881.02                   649.92             360                              359                       7.125                            0       0          0.375          7.5                                 Wills Point                              TX       75169        Single Family           92950                     20060101               79.98999786            No MI                     1.00E+17                              2.75       20101201                       13.5          1.875         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        267424                     1671.4             360                              360                       7.125                            0       0          0.375          7.5                                 Cold Springs                             NV       89506        PUD                     267424                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       13.5          2.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        148800                     899                360                              359                       6.875                            0       0          0.375          7.25                                Fort Collins                             CO       80524        PUD                     148800                    20060101               79.97000122            No MI                     1.00E+17                              2.75       20101201                       13.25         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        300000                     1718.75            360                              359                       6.5                              0       0          0.375          6.875                               ROSEMEAD                                 CA       91770        Condominium             300000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        2.375         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        272000                     1643.333333        360                              360                       6.875                            0       0          0.375          7.25                                Fairplay                                 CO       80440        Single Family           272000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        182572                     1084.02125         360                              360                       6.75                             0       0          0.375          7.125                               TUCSON                                   AZ       85757        PUD                     182572                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        194660                     1196.347917        360                              360                       7                                0       0          0.375          7.375                               TUCSON                                   AZ       85757        PUD                     194660                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        207192                     1187.0375          360                              359                       6.5                              0       0          0.375          6.875                               Gibsonton                                FL       33534        PUD                     207192                    20060101               80                     No MI                     1.00E+17                              2.75       20101201                       12.875        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        239920                     1474.508333        360                              359                       7                                0       0          0.375          7.375                               Lynnwood                                 WA       98037        PUD                     239920                    20060101               80                     No MI                     1.00E+17                              2.75       20101201                       13.375        2.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        125300                     783.125            360                              360                       7.125                            0       0          0.375          7.5                                 Phoenix                                  AZ       85033        Single Family           125300                    20060201               70                     No MI                     1.00E+17                              2.25       20110101                       12.5          2.375         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        173302                     1028.980625        360                              360                       6.75                             0       0          0.375          7.125                               BOWIE                                    MD       20721        Condominium             173302                    20060201               75                     No MI                     1.00E+17                              2.25       20110101                       13.125        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        190710                     1152.20625         360                              359                       6.875                            0       0          0.375          7.25                                Maricopa                                 AZ       85239        PUD                     190710                    20060101               80                     No MI                     1.00E+17                              2.75       20101201                       13.25         1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        103950                     617.203125         360                              360                       6.75                             0       0          0.375          7.125                               Kissimmee                                FL       34744        Single Family           103950                    20060201               77                     No MI                     1.00E+17                              2.25       20110101                       12.125        2.375         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20360101         NO
(GII)G01        188500                     922.8645833        360                              359                       5.5                              0       0          0.375          5.875                               Jonestown                                TX       78645        Condominium             188500                    20060101               49.99000168            No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        123750                     747.65625          360                              359                       6.875                            0       0          0.375          7.25                                Bardstown                                KY       40004        Single Family           123750                    20060101               90                     GE Capital MI             1.00E+17                              2.25       20101201                       13.25         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        240000                     1350               360                              359                       6.375                            0       0          0.375          6.75                                Seattle                                  WA       98108        Single Family           240000                    20060101               80                     No MI                     1.00E+17                              2.75       20101201                       12.75         1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        284950                     1691.890625        360                              360                       6.75                             0       0          0.375          7.125                               LAS VEGAS                                NV       89139        Single Family           284950                    20060201               79.98999786            No MI                     1.00E+17                              2.25       20110101                       12.125        2.375         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        271900                     1727.697917        360                              360                       7.25                             0       0          0.375          7.625                               LEMOORE                                  CA       93245        Single Family           271900                    20060201               79.98999786            No MI                     1.00E+17                              2.25       20110101                       12.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20360101         NO
(GII)G01        219744.13                  1481.64            360                              359                       6.75                             0       0          0.375          7.125                               Raleigh                                  NC       27613        Single Family           219920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        161835                     1028.326563        360                              359                       7.25                             0       0          0.375          7.625                               Summerville                              SC       29485        PUD                     161835                    20060101               80                     No MI                     1.00E+17                              2.75       20101201                       13.625        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        536250                     3351.5625          360                              359                       7.125                            0       0          0.375          7.5                                 Scottsdale                               AZ       85254        Single Family           536250                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       13.5          2.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        633200                     3825.583333        360                              359                       6.875                            0       0          0.375          7.25                                UPPER MARLBORO                           MD       20774        Single Family           633200                    20060101               74.98999786            No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        533818                     3391.968542        360                              360                       7.25                             0       0          0.375          7.625                               UPPER MARLBORO                           MD       20774        Single Family           533818                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        407650                     2462.885417        360                              360                       6.875                            0       0          0.375          7.25                                Aldie                                    VA       20105        PUD                     407650                    20060201               79.98999786            No MI                     1.00E+17                              2.25       20110101                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        213972                     1337.325           360                              360                       7.125                            0       0          0.375          7.5                                 VICTORVILLE                              CA       92394        Single Family           213972                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        83200                      520                360                              360                       7.125                            0       0          0.375          7.5                                 Lakeland                                 FL       33813        Single Family           83200                     20060201               80                     No MI                                                           2.25       20110101                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        368000                     2185               360                              360                       6.75                             0       0          0.375          7.125                               SILVER SPRING                            MD       20901        Single Family           368000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        141313                     868.4861458        360                              359                       7                                0       0          0.375          7.375                               Tucson                                   AZ       85757        PUD                     141313                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        235750                     1473.4375          360                              360                       7.125                            0       0          0.375          7.5                                 DUMFRIES                                 VA       22026        PUD                     235750                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        110800                     692.5              360                              360                       7.125                            0       0          0.375          7.5                                 Jackson                                  GA       30233        Single Family           110800                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       13.5          1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        172000                     1057.083333        360                              360                       7                                0       0          0.375          7.375                               SHADY SIDE                               MD       20764        Single Family           172000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        166760                     1024.879167        360                              359                       7                                0       0          0.375          7.375                               Douglasville                             GA       30135        Single Family           166760                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        148000                     925                360                              359                       7.125                            0       0          0.375          7.5                                 Deltona                                  FL       32738        Single Family           148000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        123920                     774.5              360                              359                       7.125                            0       0          0.375          7.5                                 Stockbridge                              GA       30281        PUD                     123920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        173600                     1085               360                              359                       7.125                            0       0          0.375          7.5                                 Virginia Beach                           VA       23462        Condominium             173600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        92360                      586.8708333        360                              360                       7.25                             0       0          0.375          7.625                               Rockwall                                 TX       75032        Condominium             92360                     20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        112720                     692.7583333        360                              359                       7                                0       0          0.375          7.375                               Locust Grove                             GA       30248        PUD                     112720                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        132699.43                  872.47             360                              359                       6.5                              0       0          0.375          6.875                               Jacksonville                             FL       32218        PUD                     132811                    20060101               65.58999634            No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        151120                     960.2416667        360                              360                       7.25                             0       0          0.375          7.625                               Arvada                                   CO       80004        Single Family           151120                    20060201               80                     No MI                                                           2.25       20110101                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        204000                     1296.25            360                              359                       7.25                             0       0          0.375          7.625                               Minneapolis                              MN       55414        Single Family           204000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        362440                     2265.25            360                              359                       7.125                            0       0          0.375          7.5                                 Mendota Heights                          MN       55118        Single Family           362440                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        283200                     1711               360                              360                       6.875                            0       0          0.375          7.25                                POMONA                                   CA       91766        Condominium             283200                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        169000                     1056.25            360                              359                       7.125                            0       0          0.375          7.5                                 Garrison                                 MN       56450        Single Family           169000                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        215920                     1349.5             360                              359                       7.125                            0       0          0.375          7.5                                 Saint Louis Park                         MN       55426        Single Family           215920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        156700                     995.6979167        360                              359                       7.25                             0       0          0.375          7.625                               VILLA RICA                               GA       30180        PUD                     156700                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        89520                      540.85             360                              359                       6.875                            0       0          0.375          7.25                                HAMPTON                                  GA       30228        PUD                     89520                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        122962                     717.2783333        360                              359                       6.625                            0       0          0.375          7                                   MOUNT HOLLY                              NC       28120        PUD                     122962                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        120000                     750                360                              360                       7.125                            0       0          0.375          7.5                                 Lilburn                                  GA       30047        Single Family           120000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       13.5          1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        1980000                    10931.25           360                              357                       6.25                             0       0          0.375          6.625                               NORTH PALM BEACH                         FL       33408        PUD                     1980000                   20051101               64.91999817            No MI                     1.00E+17                              2.25       20101001                       11.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GII)G01        150000                     812.5              360                              359                       6.125                            0       0          0.375          6.5                                 CAPE CORAL                               FL       33904        Single Family           150000                    20060101               60                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        376800                     2237.25            360                              360                       6.75                             0       0          0.375          7.125                               BELLEVUE                                 WA       98004        Single Family           376800                    20060201               80                     No MI                                                           2.25       20110101                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        720000                     4500               360                              358                       7.125                            0       0          0.375          7.5                                 Glendale                                 CA       91202        Single Family           720000                    20051201               80                     No MI                     1.00E+17                              2.75       20101101                       13.5          1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        128250                     761.484375         360                              360                       6.75                             0       0          0.375          7.125                               Richmond                                 VA       23229        Single Family           128250                    20060201               75                     No MI                     1.00E+17                              2.25       20110101                       12.125        2.375         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20360101         NO
(GII)G01        236760                     1208.4625          360                              359                       5.75                             0       0          0.375          6.125                               Sultan                                   WA       98294        Single Family           236760                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        198250                     1135.807292        360                              359                       6.5                              0       0          0.375          6.875                               Laveen                                   AZ       85339        PUD                     198250                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        145500                     848.75             360                              360                       6.625                            0       0          0.375          7                                   Germantown                               MD       20876        Condominium             145500                    20060201               75                     No MI                     1.00E+17                              2.25       20110101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        96400                      552.2916667        360                              359                       6.5                              0       0          0.375          6.875                               Atlanta                                  GA       30311        Condominium             96400                     20060101               79.98999786            No MI                                                           2.75       20101201                       12.875        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        139890.79                  955.05             360                              359                       6.875                            0       0          0.375          7.25                                Burlington                               VT       05401        Condominium             140000                    20060101               78.20999908            No MI                     1.00E+17                              2.75       20101201                       13.25         2.375         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        338880                     2153.3             360                              359                       7.25                             0       0          0.375          7.625                               Fresno                                   CA       93727        Single Family           338880                    20060101               80                     No MI                     1.00E+17                              2.75       20101201                       13.625        2.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        180800                     1111.166667        360                              360                       7                                0       0          0.375          7.375                               LAS VEGAS                                NV       89107        Single Family           180800                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.375        2.375         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        400000                     2291.666667        360                              360                       6.5                              0       0          0.375          6.875                               Colorado Springs                         CO       80906        Single Family           400000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        152200                     792.7083333        360                              359                       5.875                            0       0          0.375          6.25                                Centennial                               CO       80122        Single Family           152200                    20060101               58.99000168            No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        1000000                    5729.166667        360                              360                       6.5                              0       0          0.375          6.875                               Princeton                                NJ       08540        Single Family           1000000                   20060201               74.06999969            No MI                     1.00E+17                              2.25       20110101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        283600                     1802.041667        360                              360                       7.25                             0       0          0.375          7.625                               Woodbridge                               VA       22191        Single Family           283600                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        875000                     5559.895833        360                              360                       7.25                             0       0          0.375          7.625                               Fort Myers                               FL       33908        Single Family           875000                    20060201               70                     No MI                     1.00E+17                              2.25       20110101                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        159950                     1016.348958        360                              359                       7.25                             0       0          0.375          7.625                               Brighton                                 CO       80601        Single Family           159950                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        120000                     762.5              360                              360                       7.25                             0       0          0.375          7.625                               CHANDLER                                 AZ       85225        Single Family           120000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        640250                     3734.791667        360                              359                       6.625                            0       0          0.375          7                                   NEWPORT BEACH                            CA       92663        Condominium             640250                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        192800                     1104.583333        360                              360                       6.5                              0       0          0.375          6.875                               West Valley City                         UT       84120        Single Family           192800                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        170450                     1065.3125          360                              359                       7.125                            0       0          0.375          7.5                                 TEHACHAPI                                CA       93561        Single Family           170450                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        70500                      425.9375           360                              359                       6.875                            0       0          0.375          7.25                                NORTH LAS VEGAS                          NV       89030        Condominium             70500                     20060101               74.20999908            No MI                     1.00E+17                              2.25       20101201                       13.25         1.875         2                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        134400                     826                360                              359                       7                                0       0          0.375          7.375                               Mchenry                                  IL       60050        Single Family           134400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        228000                     1448.75            360                              360                       7.25                             0       0          0.375          7.625                               PRINCE WILLIAM                           VA       22193        Condominium             228000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        95120                      574.6833333        360                              359                       6.875                            0       0          0.375          7.25                                Atlanta                                  GA       30331        Condominium             95120                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        140000                     947.9166667        360                              359                       7.75                             0       0          0.375          8.125                               Saint Paul                               MN       55104        Single Family           140000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        556000                     3532.916667        360                              359                       7.25                             0       0          0.375          7.625                               Bethesda                                 MD       20817        Single Family           556000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        119128                     744.55             360                              360                       7.125                            0       0          0.375          7.5                                 AUSTIN                                   TX       78748        2-4 Family              119128                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        234400                     1611.5             360                              359                       7.875                            0       0          0.375          8.25                                Brooklyn Park                            MN       55445        2-4 Family              234400                    20060101               80                     No MI                     1.00E+16                              2.25       20101201                       13.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        234690.25                  1764.27            360                              359                       7.875                            0       0          0.375          8.25                                Schaumburg                               IL       60193        Single Family           234840                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       13.25         1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        162975                     1052.546875        360                              359                       7.375                            0       0          0.375          7.75                                Hugo                                     MN       55038        PUD                     162975                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        126400                     829.5              360                              359                       7.5                              0       0          0.375          7.875                               Dayton                                   MN       55327        Single Family           126400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        271539.42                  1972.19            360                              359                       7.5                              0       0          0.375          7.875                               Minneapolis                              MN       55405        Single Family           272000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        165000                     1048.4375          360                              359                       7.25                             0       0          0.375          7.625                               Fridley                                  MN       55432        Single Family           165000                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        205591.29                  1199.282525        360                              359                       6.625                            0       0          0.375          7                                   Woodbury                                 MN       55129        Condominium             205592                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        111836                     768.8725           360                              359                       7.875                            0       0          0.375          8.25                                Ramsey                                   MN       55303        Condominium             111836                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        160000                     916.6666667        360                              359                       6.5                              0       0          0.375          6.875                               Saint Paul                               MN       55106        Single Family           160000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        192320                     1322.2             360                              360                       7.875                            0       0          0.375          8.25                                Goodyear                                 AZ       85338        PUD                     192320                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       13.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        256800                     1471.25            360                              360                       6.5                              0       0          0.375          6.875                               Chicago                                  IL       60608        2-4 Family              256800                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        232000                     1450               360                              360                       7.125                            0       0          0.375          7.5                                 FREDERICK                                MD       21702        PUD                     232000                    20060201               80                     No MI                     1.00E+16                              2.25       20110101                       13.5          1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        215920                     1282.025           360                              360                       6.75                             0       0          0.375          7.125                               SHARPSBURG                               GA       30227        Single Family           215920                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        141000                     763.75             360                              359                       6.125                            0       0          0.375          6.5                                 Phoenix                                  AZ       85024        Single Family           141000                    20060101               65.58000183            No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        193450                     1168.760417        360                              360                       6.875                            0       0          0.375          7.25                                Aurora                                   CO       80018        PUD                     193450                    20060201               79.98999786            No MI                     1.00E+17                              2.25       20110101                       12.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20360101         NO
(GII)G01        359650                     2172.885417        360                              359                       6.875                            0       0          0.375          7.25                                Scottsdale                               AZ       85255        PUD                     359650                    20060101               74.15000153            No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        210000                     1181.25            360                              359                       6.375                            0       0          0.375          6.75                                Gilbert                                  AZ       85234        PUD                     210000                    20060101               80                     No MI                                                           2.25       20101201                       12.75         1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        145920                     896.8              360                              358                       7                                0       0          0.375          7.375                               Canton                                   GA       30114        PUD                     145920                    20051201               80                     No MI                                                           2.25       20101101                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        101520                     655.65             360                              359                       7.375                            0       0          0.375          7.75                                Tampa                                    FL       33619        Condominium             101520                    20060101               80                     No MI                     1.00E+17                              2.75       20101201                       13.75         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        207120                     1272.925           360                              360                       7                                0       0          0.375          7.375                               Las Vegas                                NV       89139        PUD                     207120                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.375        2.375         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        152800                     955                360                              359                       7.125                            0       0          0.375          7.5                                 Lawrenceville                            GA       30045        Single Family           152800                    20060101               80                     No MI                     1.00E+17                              2.75       20101201                       13.5          1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        285376                     1753.873333        360                              360                       7                                0       0          0.375          7.375                               ALGONQUIN                                IL       60102        PUD                     285376                    20060201               80                     No MI                                                           2.25       20110101                       12.375        2.375         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G02        577585                     3369.245833        360                              359                       6.625                            0       0          0.375          7                                   Bowie                                    MD       20720        PUD                     577585                    20060101               90                     PMI                       1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        140000                     831.25             360                              359                       6.75                             0       0          0.375          7.125                               Peoria                                   AZ       85345        Single Family           140000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        136483.47                  838.8046594        360                              359                       7                                0       0          0.375          7.375                               Alexandria                               VA       22312        Condominium             136500                    20060101               65                     No MI                     1.00E+17                              2.75       20101201                       13.375        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        114948                     670.53             360                              360                       6.625                            0       0          0.375          7                                   Rock Springs                             WY       82901        Single Family           114948                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12            2.375         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        144435                     842.5375           360                              359                       6.625                            0       0          0.375          7                                   Queen Creek                              AZ       85242        PUD                     144435                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        165600                     948.75             360                              359                       6.5                              0       0          0.375          6.875                               Chandler                                 AZ       85225        Single Family           165600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        234127                     1390.129063        360                              359                       6.75                             0       0          0.375          7.125                               Glendale                                 AZ       85310        PUD                     234127                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        240800                     1505               360                              360                       7.125                            0       0          0.375          7.5                                 Phoenix                                  AZ       85048        Single Family           240800                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        320020                     2000.125           360                              360                       7.125                            0       0          0.375          7.5                                 Whittier                                 CA       90605        Single Family           320020                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        647500                     3709.635417        360                              359                       6.5                              0       0          0.375          6.875                               Watsonville                              CA       95076        2-4 Family              647500                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        114948                     670.53             360                              360                       6.625                            0       0          0.375          7                                   Rock Springs                             WY       82901        Single Family           114948                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        145500                     954.84375          360                              359                       7.5                              0       0          0.375          7.875                               Springfield                              TN       37172        Single Family           145500                    20060101               79.98999786            No MI                     1.00E+17                              2.75       20101201                       13.875        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        114948                     670.53             360                              360                       6.625                            0       0          0.375          7                                   Rock Springs                             WY       82901        Single Family           114948                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12            2.375         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        195000                     1198.4375          360                              360                       7                                0       0          0.375          7.375                               Bristol                                  CT       06010        2-4 Family              195000                    20060201               75                     No MI                     1.00E+17                              2.25       20110101                       12.375        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        90300                      573.78125          360                              360                       7.25                             0       0          0.375          7.625                               Galloway                                 OH       43119        Single Family           90300                     20060201               74.01999664            No MI                     1.00E+17                              2.25       20110101                       12.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20360101         NO
(GII)G01        250000                     1642.32            360                              360                       6.5                              0       0          0.375          6.875                               Stroudsburg                              PA       18360        Single Family           250000                    20060201               68.48999786            No MI                     1.00E+17                              2.25       20110101                       11.875        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20360101         NO
(GII)G01        326250                     1937.109375        360                              360                       6.75                             0       0          0.375          7.125                               Folsom                                   CA       95630        Single Family           326250                    20060201               75                     No MI                     1.00E+17                              2.25       20110101                       12.125        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20360101         NO
(GII)G01        240000                     1425               360                              360                       6.75                             0       0          0.375          7.125                               Port St Lucie                            FL       34953        Single Family           240000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.125        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        178117                     1094.677396        360                              360                       7                                0       0          0.375          7.375                               BUCKEYE                                  AZ       85326        Single Family           178117                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        306000                     1880.625           360                              360                       7                                0       0          0.375          7.375                               SHELBY TOWNSHIP                          MI       48317        Condominium             306000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        118930                     730.9239583        360                              360                       7                                0       0          0.375          7.375                               Clearwater                               FL       33760        Single Family           118930                    20060201               70                     No MI                     1.00E+17                              2.25       20110101                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        185600                     1082.666667        360                              359                       6.625                            0       0          0.375          7                                   Arnold                                   MO       63010        PUD                     185600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        132000                     907.5              360                              360                       7.875                            0       0          0.375          8.25                                HYATTSVILLE                              MD       20783        Condominium             132000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       13.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        373000                     1865               360                              359                       5.625                            0       0          0.375          6                                   Livermore                                CA       94551        Single Family           373000                    20060101               64.30999756            No MI                     1.00E+17                              2.25       20101201                       11            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        223920                     1306.2             360                              359                       6.625                            0       0          0.375          7                                   Chandler                                 AZ       85226        PUD                     223920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        150500                     1039.47            360                              360                       7                                0       0          0.375          7.375                               Palm City                                FL       34990        PUD                     150500                    20060201               70                     No MI                     1.00E+17                              2.25       20110101                       12.375        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        126000                     761.25             360                              359                       6.875                            0       0          0.375          7.25                                Orlando                                  FL       32807        Single Family           126000                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        205000                     1238.541667        360                              360                       6.875                            0       0          0.375          7.25                                Spring Hill                              FL       34607        Single Family           205000                    20060201               53.95000076            No MI                                                           2.25       20110101                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        376885                     1884.425           360                              359                       5.625                            0       0          0.375          6                                   Van Nuys                                 CA       91405        Single Family           377000                    20060101               63.90000153            No MI                     1.00E+17                              2.25       20151201                       12            1.875         2                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20351201         NO
(GII)G01        410192                     2136.416667        360                              359                       5.875                            0       0          0.375          6.25                                Murrieta                                 CA       92563        PUD                     410192                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        234450                     1221.09375         360                              359                       5.875                            0       0          0.375          6.25                                Mableton                                 GA       30126        Condominium             234450                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        224824.48                  1534.9             360                              359                       6.875                            0       0          0.375          7.25                                Spotsylvania                             VA       22553        Single Family           225000                    20060101               72.58000183            No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G02        650000                     3250               360                              359                       5.625                            0       0          0.375          6                                   San Francisco                            CA       94122        Single Family           650000                    20060101               74.70999908            No MI                     1.00E+17                              2.25       20101201                       11            1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        103918.87                  709.46             360                              359                       6.875                            0       0          0.375          7.25                                Baton Rouge                              LA       70820        2-4 Family              104000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        128720                     737.4583333        360                              360                       6.5                              0       0          0.375          6.875                               Little Rock                              AR       72210        Single Family           128720                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        187984.81                  1194.486814        360                              359                       7.25                             0       0          0.375          7.625                               Mableton                                 GA       30126        PUD                     188000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        270000                     1659.375           360                              359                       7                                0       0          0.375          7.375                               Lake Elsinore                            CA       92530        Single Family           270000                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        63200                      388.4166667        360                              359                       7                                0       0          0.375          7.375                               Nampa                                    ID       83651        Single Family           63200                     20060101               79                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        51750                      312.65625          360                              359                       6.875                            0       0          0.375          7.25                                Lorain                                   OH       44055        2-4 Family              51750                     20060101               79.62000275            No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        212400                     1305.375           360                              359                       7                                0       0          0.375          7.375                               Webster Groves                           MO       63119        Single Family           212400                    20060101               79.55000305            No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        210208                     1226.213333        360                              359                       6.625                            0       0          0.375          7                                   Las Vegas                                NV       89129        PUD                     210208                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        266250                     1608.59375         360                              359                       6.875                            0       0          0.375          7.25                                Davie                                    FL       33331        PUD                     266250                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        68000                      432.0833333        360                              359                       7.25                             0       0          0.375          7.625                               Conyers                                  GA       30013        Single Family           68000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        332000                     1936.666667        360                              359                       6.625                            0       0          0.375          7                                   Stoughton                                MA       02072        Single Family           332000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        78400                      522.6666667        360                              359                       7.625                            0       0          0.375          8                                   Raleigh                                  NC       27606        Condominium             78400                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        100000                     614.5833333        360                              359                       7                                0       0          0.375          7.375                               Lawrenceville                            GA       30044        Single Family           100000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        107999.75                  663.7484635        360                              359                       7                                0       0          0.375          7.375                               Athens                                   GA       30606        Single Family           108000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        280000                     1604.166667        360                              359                       6.5                              0       0          0.375          6.875                               Atlanta                                  GA       30339        Single Family           280000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        460000                     2827.083333        360                              359                       7                                0       0          0.375          7.375                               BIG COPPITT KEY                          FL       33040        Single Family           460000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        215920                     1371.991667        360                              360                       7.25                             0       0          0.375          7.625                               Phoenix                                  AZ       85043        PUD                     215920                    20060201               80                     No MI                     1.00E+17                              4.56       20110101                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        332000                     1763.75            360                              359                       6                                0       0          0.375          6.375                               Kersey                                   CO       80644        Single Family           332000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.375        4.185         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        83300                      572.6875           360                              360                       7.875                            0       0          0.375          8.25                                Richton Park                             IL       60471        Single Family           83300                     20060201               70                     No MI                     1.00E+17                              2.25       20110101                       13.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        134400                     840                360                              359                       7.125                            0       0          0.375          7.5                                 New Bedford                              MA       02740        2-4 Family              134400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        117600                     686                360                              358                       6.625                            0       0          0.375          7                                   Apache Junction                          AZ       85220        PUD                     117600                    20051201               80                     No MI                     1.00E+17                              2.75       20101101                       13            1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        770000                     4812.5             360                              359                       7.125                            0       0          0.375          7.5                                 Palos Verdes Estates                     CA       90274        Single Family           770000                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.5          2.375         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        261141                     1822.546563        360                              358                       8                                0       0          0.375          8.375                               Minneola                                 FL       34715        PUD                     261141                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       14.375        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        135920                     821.1833333        360                              359                       6.875                            0       0          0.375          7.25                                Miami                                    FL       33172        Condominium             135920                    20060101               80                     No MI                     1.00E+17                              5          20101201                       12.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        84800                      512.3333333        360                              359                       6.875                            0       0          0.375          7.25                                Brandenburg                              KY       40108        Single Family           84800                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         4.625         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        105700                     671.6354167        360                              359                       7.25                             0       0          0.375          7.625                               Nampa                                    ID       83651        PUD                     105700                    20060101               79.94999695            No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        134632.28                  976.85             360                              359                       7.5                              0       0          0.375          7.875                               Loganville                               GA       30052        PUD                     134725                    20060101               85                     PMI                       1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        164720                     1012.341667        360                              359                       7                                0       0          0.375          7.375                               Meridian                                 ID       83642        PUD                     164720                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        1470000                    9034.375           360                              359                       7                                0       0          0.375          7.375                               LOS ANGELES                              CA       90272        Single Family           1470000                   20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        425600                     2482.666667        360                              359                       6.625                            0       0          0.375          7                                   Lake Elsinore                            CA       92532        Single Family           425600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        95849.77                   654.89             360                              358                       6.875                            0       0          0.375          7.25                                Baton Rouge                              LA       70820        2-4 Family              96000                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GII)G01        95849.77                   654.89             360                              358                       6.875                            0       0          0.375          7.25                                Baton Rouge                              LA       70820        2-4 Family              96000                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GII)G01        177150                     1033.375           360                              359                       6.625                            0       0          0.375          7                                   BUFORD                                   GA       30519        PUD                     177150                    20060101               79.98000336            No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        173920                     1123.233333        360                              359                       7.375                            0       0          0.375          7.75                                LAWRENCEVILLE                            GA       30045        PUD                     173920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        159592                     914.3291667        360                              359                       6.5                              0       0          0.375          6.875                               MOORESVILLE                              NC       28115        PUD                     159592                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        164250                     992.34375          360                              359                       6.875                            0       0          0.375          7.25                                ATLANTA                                  GA       30349        PUD                     164250                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        175300                     1168.666667        360                              359                       7.625                            0       0          0.375          8                                   STONE MOUNTAIN                           GA       30087        PUD                     175300                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        156000                     893.75             360                              359                       6.5                              0       0          0.375          6.875                               CUMMING                                  GA       30040        PUD                     156000                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        157050                     916.125            360                              359                       6.625                            0       0          0.375          7                                   CUMMING                                  GA       30040        PUD                     157050                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        158293.94                  791.4697           360                              359                       5.625                            0       0          0.375          6                                   CUMMING                                  GA       30040        PUD                     158300                    20060101               79.98000336            No MI                     1.00E+17                              2.25       20101201                       11            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        172444                     1077.775           360                              359                       7.125                            0       0          0.375          7.5                                 CORNELIUS                                NC       28031        PUD                     172444                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        168172                     963.4854167        360                              359                       6.5                              0       0          0.375          6.875                               COVINGTON                                GA       30016        PUD                     168712                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        357500                     2271.614583        360                              360                       7.25                             0       0          0.375          7.625                               Los Angeles                              CA       90029        2-4 Family              357500                    20060201               65                     No MI                     1.00E+17                              2.25       20110101                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        150567.18                  862.6244687        360                              359                       6.5                              0       0          0.375          6.875                               PINEHURST                                NC       28374        Single Family           151900                    20060101               79.98999786            No MI                     1.00E+16                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        98400                      563.75             360                              360                       6.5                              0       0          0.375          6.875                               Meriden                                  CT       06450        Condominium             98400                     20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        82875                      526.6015625        360                              360                       7.25                             0       0          0.375          7.625                               DEARBORN HEIGHTS                         MI       48150        Single Family           82875                     20060201               75                     No MI                     1.00E+17                              2.25       20110101                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        280000                     1837.5             360                              359                       7.5                              0       0          0.375          7.875                               LEESBURG                                 VA       20176        PUD                     280000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        114750                     717.1875           360                              360                       7.125                            0       0          0.375          7.5                                 Stone Mtn                                GA       30087        Single Family           114750                    20060201               75                     No MI                     1.00E+17                              2.25       20110101                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20360101         NO
(GII)G01        100000                     614.5833333        360                              360                       7                                0       0          0.375          7.375                               Albuquerque                              NM       87112        Single Family           100000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        638200                     4055.229167        360                              359                       7.25                             0       0          0.375          7.625                               MASON NECK                               VA       22079        PUD                     638200                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        297500                     1735.416667        360                              360                       6.625                            0       0          0.375          7                                   Avondale                                 AZ       85323        PUD                     297500                    20060201               70                     No MI                     1.00E+17                              2.25       20110101                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        191200                     1115.333333        360                              360                       6.625                            0       0          0.375          7                                   Glendale                                 AZ       85308        Single Family           191200                    20060201               80                     No MI                                                           2.25       20110101                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        299050                     1619.854167        360                              358                       6.125                            0       0          0.375          6.5                                 Jonestown                                TX       78645        Condominium             299050                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        227262.47                  1327.63            360                              359                       5.375                            0       0          0.375          5.75                                Sedro Woolley                            WA       98284        PUD                     227500                    20060101               43.33000183            No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G03        408000                     2082.5             360                              359                       5.75                             0       0          0.375          6.125                               Scottsdale                               AZ       85255        Condominium             408000                    20060101               80                     No MI                     1.00E+17                              2.25       20121201                       12.125        1.875         2                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351201         NO
(GI-)G01        962400                     5413.5             360                              359                       6.375                            0       0          0.375          6.75                                Reno                                     NV       89511        Single Family           962400                    20060101               80                     No MI                     1.00E+17                              2.25       20151201                       12.75         1.875         2                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20351201         NO
(GII)G01        185600                     1063.333333        360                              359                       6.5                              0       0          0.375          6.875                               Davenport                                FL       33896        PUD                     185600                    20060101               80                     No MI                     1.00E+17                              2.75       20101201                       12.875        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        368000                     2223.333333        360                              358                       6.875                            0       0          0.375          7.25                                Kissimmee                                FL       34746        Single Family           368000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         2.375         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        176889                     995.000625         360                              359                       6.375                            0       0          0.375          6.75                                Fort Collins                             CO       80524        PUD                     176889                    20060101               80                     No MI                     1.00E+17                              2.75       20101201                       12.75         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        219782                     1396.531458        360                              359                       7.25                             0       0          0.375          7.625                               Glendale                                 AZ       85310        PUD                     219782                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.625        2.375         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        199200                     1265.75            360                              359                       7.25                             0       0          0.375          7.625                               Mesa                                     AZ       85209        Single Family           199200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        236000                     1548.75            360                              359                       7.5                              0       0          0.375          7.875                               OCEANSIDE                                CA       92056        Condominium             236000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G02        468000                     2535               360                              359                       6.125                            0       0          0.375          6.5                                 SANTA ANA                                CA       92707        Single Family           468000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        464000                     2706.666667        360                              359                       6.625                            0       0          0.375          7                                   LONG BEACH                               CA       90810        Single Family           464000                    20060101               80                     No MI                     1.02E+16                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        258750                     1617.1875          360                              359                       7.125                            0       0          0.375          7.5                                 FT WASHINGTON                            MD       20744        Single Family           258750                    20060101               75                     No MI                                                           2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        282400                     1794.416667        360                              360                       7.25                             0       0          0.375          7.625                               LAS VEGAS                                NV       89131        PUD                     282400                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        239100                     1344.9375          360                              359                       6.375                            0       0          0.375          6.75                                Woodbine                                 MD       21797        Single Family           239100                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        247890                     1497.66875         360                              360                       6.875                            0       0          0.375          7.25                                Queen Creek                              AZ       85242        PUD                     247890                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        202200                     1263.75            360                              360                       7.125                            0       0          0.375          7.5                                 Lehigh Acres                             FL       33971        2-4 Family              202200                    20060201               67.62999725            No MI                     1.00E+17                              2.25       20110101                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        519000                     2973.4375          360                              360                       6.5                              0       0          0.375          6.875                               Baltimore                                MD       21218        Single Family           519000                    20060201               79.97000122            No MI                     1.00E+17                              2.25       20110101                       12.875        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        169820                     1043.685417        360                              359                       7                                0       0          0.375          7.375                               BRUNSWICK                                OH       44212        PUD                     170132                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        363800                     2425.333333        360                              359                       7.625                            0       0          0.375          8                                   WOODSTOCK                                MD       21163        PUD                     363800                    20060101               80                     No MI                                                           2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        330800                     2170.875           360                              360                       7.5                              0       0          0.375          7.875                               prospect                                 KY       40059        Single Family           330800                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        149169.13                  854.6148073        360                              359                       6.5                              0       0          0.375          6.875                               Milaca                                   MN       56353        Single Family           149200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        479000                     2794.166667        360                              359                       6.625                            0       0          0.375          7                                   Bealeton                                 VA       22712        Single Family           479000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        151700                     916.5208333        360                              360                       6.875                            0       0          0.375          7.25                                Westerville                              OH       43081        Single Family           151700                    20060201               79.97000122            No MI                     1.00E+17                              2.25       20110101                       12.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        134550                     854.953125         360                              360                       7.25                             0       0          0.375          7.625                               Tacoma                                   WA       98404        Single Family           134550                    20060201               79.98999786            No MI                     1.00E+17                              2.25       20110101                       12.625        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        157600                     968.5833333        360                              360                       7                                0       0          0.375          7.375                               TUCSON                                   AZ       85741        PUD                     157600                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        176000                     1100               360                              360                       7.125                            0       0          0.375          7.5                                 Las Vegas                                NV       89110        Single Family           176000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        416000                     2600               360                              360                       7.125                            0       0          0.375          7.5                                 Encino                                   CA       91316        Single Family           416000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        186100                     1104.96875         360                              359                       6.75                             0       0          0.375          7.125                               Calabash                                 NC       28467        PUD                     186100                    20060101               79.98000336            No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        125882                     694.9735417        360                              359                       6.25                             0       0          0.375          6.625                               Monroe                                   MI       48162        Condominium             125882                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G02        748801.77                  4134.009772        360                              359                       6.25                             0       0          0.375          6.625                               North Myrtle Beach                       SC       29582        Condominium             749000                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        109036                     624.6854167        360                              359                       6.5                              0       0          0.375          6.875                               Lake City                                FL       32025        Single Family           109036                    20060101               79.87999725            No MI                     1.00E+17                              2.75       20101201                       12.875        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        102000                     499.375            360                              359                       5.5                              0       0          0.375          5.875                               Maricopa                                 AZ       85239        PUD                     102000                    20060101               52.93000031            No MI                     1.00E+17                              2.25       20101201                       11.875        2.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        122750                     664.8958333        360                              359                       6.125                            0       0          0.375          6.5                                 Concord                                  NC       28025        PUD                     122750                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        270400                     1633.666667        360                              359                       6.875                            0       0          0.375          7.25                                Manassas                                 VA       20110        PUD                     270400                    20060101               80                     No MI                     1.00E+17                              2.75       20101201                       13.25         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        96800                      554.5833333        360                              359                       6.5                              0       0          0.375          6.875                               Creola                                   AL       36525        Single Family           96800                     20060101               80                     No MI                     1.00E+17                              2.75       20101201                       12.875        2.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        148800                     821.5              360                              359                       6.25                             0       0          0.375          6.625                               Grand Junction                           CO       81503        Single Family           148800                    20060101               80                     No MI                     1.00E+17                              2.75       20101201                       12.625        2.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        399638.39                  2528.27            360                              359                       6.125                            0       0          0.375          6.5                                 Chicago                                  IL       60625        2-4 Family              400000                    20060101               80                     No MI                     1.00E+17                              2.75       20101201                       12.5          2.375         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        226700                     1298.802083        360                              359                       6.5                              0       0          0.375          6.875                               Jacksonville                             FL       32258        PUD                     226700                    20060101               80                     No MI                     1.00E+17                              2.75       20101201                       12.875        2.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        73093                      449.2173958        360                              359                       7                                0       0          0.375          7.375                               Kansas City                              MO       64106        Condominium             73093                     20060101               79.76000214            No MI                     1.00E+17                              2.25       20101201                       13.375        2.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        134400                     840                360                              359                       7.125                            0       0          0.375          7.5                                 Saint Francis                            MN       55070        PUD                     134400                    20060101               80                     No MI                                                           2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        152222.87                  1144.33            360                              359                       7.875                            0       0          0.375          8.25                                Bellwood                                 IL       60104        2-4 Family              152320                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.25         1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        111928.58                  841.42             360                              359                       7.875                            0       0          0.375          8.25                                Green Bay                                WI       54303        Single Family           112000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.25         1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        67555.78                   501.93             360                              359                       7.75                             0       0          0.375          8.125                               Milwaukee                                WI       53206        2-4 Family              67600                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        140000                     962.5              360                              359                       7.875                            0       0          0.375          8.25                                Saint Paul                               MN       55101        2-4 Family              140000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        200611.51                  1439.24            360                              359                       7.375                            0       0          0.375          7.75                                Denton                                   TX       76210        PUD                     200896                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        390000                     2071.875           360                              359                       6                                0       0          0.375          6.375                               Gainesville                              GA       30506        Single Family           390000                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        171499.99                  946.8228615        360                              359                       6.25                             0       0          0.375          6.625                               Conyers                                  GA       30013        Single Family           171500                    20060101               77.94999695            No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        300000                     1656.25            360                              359                       6.25                             0       0          0.375          6.625                               Jacksonville                             FL       32256        PUD                     300000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        128000                     733.3333333        360                              359                       6.5                              0       0          0.375          6.875                               Decatur                                  GA       30034        Single Family           128000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        175500                     1005.46875         360                              359                       6.5                              0       0          0.375          6.875                               Knightdale                               NC       27545        Single Family           175500                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        488000                     2897.5             360                              359                       6.75                             0       0          0.375          7.125                               Frisco                                   TX       75034        PUD                     488000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        175200                     1131.5             360                              359                       7.375                            0       0          0.375          7.75                                Deltona                                  FL       32725        Single Family           175200                    20060101               79.63999939            No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        180000                     1162.5             360                              359                       7.375                            0       0          0.375          7.75                                Deltona                                  FL       32725        Single Family           180000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        302000                     1604.375           360                              359                       6                                0       0          0.375          6.375                               North Las Vegas                          NV       89081        PUD                     302000                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        355795                     2149.594792        360                              359                       6.875                            0       0          0.375          7.25                                Bonita Springs                           FL       34135        PUD                     355795                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.25         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        543239.16                  2659.608388        360                              359                       5.5                              0       0          0.375          5.875                               Louisville                               KY       40291        Single Family           543240                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        92000                      632.5              360                              359                       7.875                            0       0          0.375          8.25                                Porterville                              CA       93257        Single Family           92000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       14.25         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        166400                     918.6666667        360                              358                       6.25                             0       0          0.375          6.625                               BRADENTON                                FL       34208        Single Family           166400                    20051201               80                     No MI                     1.00E+17                              2.75       20101101                       12.625        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        120516                     665.34875          360                              359                       6.25                             0       0          0.375          6.625                               Scottsdale                               AZ       85260        Condominium             120516                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        2.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G03        539192                     2920.623333        360                              359                       6.125                            0       0          0.375          6.5                                 Corona                                   CA       92882        PUD                     539192                    20060101               80                     No MI                     1.00E+17                              2.25       20121201                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351201         NO
(GII)G01        190600                     1111.833333        360                              359                       6.625                            0       0          0.375          7                                   Mableton                                 GA       30126        Condominium             190600                    20060101               79.98999786            No MI                     1.00E+17                              2.75       20101201                       13            1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        307691.48                  2153.02            360                              359                       7.125                            0       0          0.375          7.5                                 NORTH MRYTLE BEACH                       SC       29582        Condominium             307920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.5          2.375         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        179900                     974.4583333        360                              359                       6.125                            0       0          0.375          6.5                                 Modesto                                  CA       95358        Single Family           180000                    20060101               28.79999924            No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G02        428000                     2184.583333        360                              359                       5.75                             0       0          0.375          6.125                               Fresno                                   CA       93720        Single Family           428000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        230438.37                  1438.97            360                              359                       6                                0       0          0.375          6.375                               Laveen                                   AZ       85339        PUD                     230652                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        77200                      506.625            360                              359                       7.5                              0       0          0.375          7.875                               Leesburg                                 FL       34748        Condominium             77200                     20060101               80                     No MI                     1.00E+17                              2.75       20101201                       13.875        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        103000                     590.1041667        360                              359                       6.5                              0       0          0.375          6.875                               Severn                                   MD       21144        Condominium             103000                    20060101               80                     No MI                     1.00E+17                              2.75       20101201                       12.875        2.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        143893.13                  1006.87            360                              359                       7.125                            0       0          0.375          7.5                                 Humble                                   TX       77339        PUD                     144000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          2.375         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        345650                     2052.296875        360                              359                       6.75                             0       0          0.375          7.125                               Olney                                    MD       20832        Townhouse               345650                    20060101               60.00999832            No MI                                                           2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        322797                     1983.856563        360                              359                       7                                0       0          0.375          7.375                               Pikesville                               MD       21208        Condominium             322797                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        280000                     1516.666667        360                              360                       6.125                            0       0          0.375          6.5                                 Rocklin                                  CA       95765        Single Family           280000                    20060201               58.33000183            No MI                     1.00E+17                              2.25       20110101                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        412350                     2491.28125         360                              359                       6.875                            0       0          0.375          7.25                                Gainesville                              VA       20155        PUD                     412350                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        280000                     1516.666667        360                              360                       6.125                            0       0          0.375          6.5                                 Rocklin                                  CA       95765        Single Family           280000                    20060201               58.33000183            No MI                     1.00E+17                              2.25       20110101                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        217500                     1178.125           360                              360                       6.125                            0       0          0.375          6.5                                 Citrus Heights                           CA       95621        Single Family           217500                    20060201               63.04000092            No MI                     1.00E+17                              2.25       20110101                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        203320                     1334.2875          360                              359                       7.5                              0       0          0.375          7.875                               Frederick                                MD       21703        Condominium             203320                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        195320                     1200.404167        360                              359                       7                                0       0          0.375          7.375                               Frederick                                MD       21703        Condominium             195320                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        423200                     2424.583333        360                              359                       6.5                              0       0          0.375          6.875                               Moody                                    AL       35004        Single Family           423200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        350000                     2114.583333        360                              360                       6.875                            0       0          0.375          7.25                                Stockton                                 CA       95210        Single Family           350000                    20060201               79.55000305            No MI                     1.00E+17                              2.25       20110101                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        356000                     2150.833333        360                              360                       6.875                            0       0          0.375          7.25                                STAFFORD                                 VA       22554        Single Family           356000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        300000                     1687.5             360                              359                       6.375                            0       0          0.375          6.75                                SEVERN                                   MD       21144        Single Family           300000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        177599.91                  1109.999438        360                              359                       7.125                            0       0          0.375          7.5                                 LEBANON JCT                              KY       40150        Single Family           177600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G02        559200                     3145.5             360                              358                       6.375                            0       0          0.375          6.75                                Chino Hills                              CA       91709        PUD                     559200                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        108800                     725.3333333        360                              359                       7.625                            0       0          0.375          8                                   BALTIMORE                                MD       21225        Single Family           108800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        98900                      556.3125           360                              359                       6.375                            0       0          0.375          6.75                                ORLANDO                                  FL       32808        Condominium             98900                     20060101               89.98999786            Radian Guaranty           1.00E+17                              2.25       20101201                       12.75         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        300000                     1750               360                              359                       6.625                            0       0          0.375          7                                   IRVINE                                   CA       92614        Condominium             300000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        163510                     953.8083333        360                              359                       6.625                            0       0          0.375          7                                   Kissimmee                                FL       34759        PUD                     163510                    20060101               80                     No MI                                                           2.25       20101201                       13            1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        967404.91                  5542.423964        360                              359                       6.5                              0       0          0.375          6.875                               Scottsdale                               AZ       85255        Single Family           968000                    20060101               79.33999634            No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        328000                     2050               360                              359                       7.125                            0       0          0.375          7.5                                 UPLAND                                   CA       91786        Single Family           328000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        615485.18                  3846.782375        360                              359                       7.125                            0       0          0.375          7.5                                 Laurel                                   MD       20707        PUD                     618019                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        329200                     2091.791667        360                              359                       7.25                             0       0          0.375          7.625                               LOS ANGELES                              CA       90003        2-4 Family              329200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        470850                     2697.578125        360                              359                       6.5                              0       0          0.375          6.875                               STAFFORD                                 VA       22554        PUD                     470850                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        110716                     576.6458333        360                              356                       5.875                            0       0          0.375          6.25                                Albuquerque                              NM       87121        Single Family           110716                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       12.25         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G01        252167.12                  1679.06            360                              359                       6.625                            0       0          0.375          7                                   Castle Rock                              CO       80104        PUD                     252374                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        109750                     594.4791667        360                              359                       6.125                            0       0          0.375          6.5                                 Charlotte                                NC       28216        PUD                     109750                    20060101               64.65000153            No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        152000                     839.1666667        360                              358                       6.25                             0       0          0.375          6.625                               Oakdale                                  MN       55128        Condominium             152000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.625        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        17001.66                   93.86333125        360                              359                       6.25                             0       0          0.375          6.625                               Northford                                CT       06472        Condominium             130000                    20060101               29.79999924            No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        399200                     2245.5             360                              359                       6.375                            0       0          0.375          6.75                                Santa Rosa                               CA       95404        Single Family           399200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G02        451949.57                  2542.216331        360                              359                       6.375                            0       0          0.375          6.75                                Windsor                                  CA       95492        Single Family           452000                    20060101               78.61000061            No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        204876.61                  1088.406991        360                              359                       6                                0       0          0.375          6.375                               Suprise                                  AZ       85374        PUD                     204963                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        255999.68                  1333.331667        360                              359                       5.875                            0       0          0.375          6.25                                Gilbert                                  AZ       85233        PUD                     256000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        230000                     1221.875           360                              358                       6                                0       0          0.375          6.375                               San Marcos                               CA       92069        PUD                     230000                    20051201               43.40000153            No MI                     1.00E+17                              2.25       20101101                       12.375        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        288000                     1650               360                              359                       6.5                              0       0          0.375          6.875                               Hagerstown                               MD       21742        Single Family           288000                    20060101               78.90000153            No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        193290.05                  1087.256531        360                              358                       6.375                            0       0          0.375          6.75                                Calabash                                 NC       28467        PUD                     193300                    20051201               79.95999908            No MI                     1.00E+17                              2.75       20101101                       12.75         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        209600                     1288.166667        360                              359                       7                                0       0          0.375          7.375                               Yulee                                    FL       32097        PUD                     209600                    20060101               80                     No MI                     1.00E+17                              2.75       20101201                       13.375        2.375         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        700000                     4229.166667        360                              359                       6.875                            0       0          0.375          7.25                                JERSEY CITY                              NJ       07302        2-4 Family              700000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         2.375         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        236000                     1524.166667        360                              359                       7.375                            0       0          0.375          7.75                                MIRAMAR                                  FL       33023        Single Family           236000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        180000                     1087.5             360                              359                       6.875                            0       0          0.375          7.25                                BIRMINGHAM                               AL       35242        Single Family           180000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        375000                     2421.875           360                              359                       7.375                            0       0          0.375          7.75                                MARIETTA                                 GA       30067        PUD                     375000                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        165075                     1031.71875         360                              360                       7.125                            0       0          0.375          7.5                                 ATLANTA                                  GA       30331        PUD                     165075                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        164250                     1112.109375        360                              359                       7.75                             0       0          0.375          8.125                               ATLANTA                                  GA       30310        Single Family           164250                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        173000                     1045.208333        360                              359                       6.875                            0       0          0.375          7.25                                Murrells Inlet                           SC       29576        Condominium             173000                    20060101               79.86000061            No MI                     1.00E+17                              2.25       20101201                       13.25         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        342400                     1961.666667        360                              359                       6.5                              0       0          0.375          6.875                               Richmond Hill                            GA       31324        PUD                     342400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        132920                     636.9083333        360                              359                       5.375                            0       0          0.375          5.75                                Plainfield                               IL       60586        Condominium             132920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        219468                     1120.20125         360                              359                       5.75                             0       0          0.375          6.125                               Apple Valley                             MN       55124        Condominium             219468                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        211200                     990                360                              359                       5.25                             0       0          0.375          5.625                               Littleton                                CO       80126        PUD                     211200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        99999                      614.5771875        360                              359                       7                                0       0          0.375          7.375                               Talbott                                  TN       37877        Single Family           99999                     20060101               80                     No MI                                                           2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        161600                     841.6666667        360                              359                       5.875                            0       0          0.375          6.25                                Frederick                                MD       21702        Condominium             161600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        490200                     2961.625           360                              359                       6.875                            0       0          0.375          7.25                                Reno                                     NV       89521        PUD                     490200                    20060101               80                     No MI                     1.00E+17                              2.75       20101201                       13.25         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        285600                     1695.75            360                              359                       6.75                             0       0          0.375          7.125                               Long Beach                               CA       90805        Condominium             285600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        2.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        197550                     1152.375           360                              359                       6.625                            0       0          0.375          7                                   Orting                                   WA       98360        PUD                     197550                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        90700                      519.6354167        360                              359                       6.5                              0       0          0.375          6.875                               Smyrna                                   GA       30080        Single Family           90700                     20060101               79.98000336            No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        245443.39                  1845.11            360                              359                       7.875                            0       0          0.375          8.25                                Kennesaw                                 GA       30152        PUD                     245600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.25         1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        139920                     874.5              360                              360                       7.125                            0       0          0.375          7.5                                 Aurora                                   CO       80017        Single Family           139920                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        103200                     634.25             360                              359                       7                                0       0          0.375          7.375                               Atlanta                                  GA       30305        Condominium             103200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        170728                     1084.834167        360                              359                       7.25                             0       0          0.375          7.625                               Atlanta                                  GA       30305        Condominium             170728                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.625        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        219520                     1394.866667        360                              359                       7.25                             0       0          0.375          7.625                               Canton                                   GA       30114        PUD                     219520                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        121280                     619.0333333        360                              359                       5.75                             0       0          0.375          6.125                               Snellville                               GA       30039        Single Family           121280                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        181700                     965.28125          360                              359                       6                                0       0          0.375          6.375                               CUMMING                                  GA       30040        PUD                     181700                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        150750                     847.96875          360                              359                       6.375                            0       0          0.375          6.75                                CUMMING                                  GA       30040        PUD                     150750                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        106552                     566.0575           360                              359                       6                                0       0          0.375          6.375                               COVINGTON                                GA       30016        PUD                     106552                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        197900                     1030.729167        360                              359                       5.875                            0       0          0.375          6.25                                Cumming                                  GA       30040        PUD                     197900                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        73330                      458.3125           360                              359                       7.125                            0       0          0.375          7.5                                 MCDONOUGH                                GA       30253        PUD                     73430                     20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        110792                     727.0725           360                              359                       7.5                              0       0          0.375          7.875                               Covington                                GA       30016        PUD                     110792                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        175707                     1024.9575          360                              359                       6.625                            0       0          0.375          7                                   STONE MOUNTAIN                           GA       30087        PUD                     175707                    20060101               80                     No MI                                                           2.25       20101201                       12            1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        130732                     857.92875          360                              359                       7.5                              0       0          0.375          7.875                               Stockbridge                              GA       30281        PUD                     130732                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        311500                     1881.979167        360                              359                       6.875                            0       0          0.375          7.25                                Sacramento                               CA       95815        2-4 Family              311500                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        240000                     1375               360                              359                       6.5                              0       0          0.375          6.875                               Los Angeles                              CA       90003        2-4 Family              240000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        95250                      615.15625          360                              359                       7.375                            0       0          0.375          7.75                                Salt Lake City                           UT       84104        Single Family           95250                     20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        1000000                    5625               360                              360                       6.375                            0       0          0.375          6.75                                Marco Island                             FL       34145        Condominium             1000000                   20060201               55.09999847            No MI                     1.00E+17                              2.25       20110101                       11.75         1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        268000                     1647.083333        360                              359                       7                                0       0          0.375          7.375                               San Bernardino                           CA       92404        Single Family           268000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        156800                     947.3333333        360                              359                       6.875                            0       0          0.375          7.25                                Scottsdale                               AZ       85257        Single Family           156800                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        196000                     1041.25            360                              359                       6                                0       0          0.375          6.375                               Hesperia                                 CA       92345        Single Family           196000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        100231                     553.3586458        360                              359                       6.25                             0       0          0.375          6.625                               RIVERDALE                                GA       30296        PUD                     100320                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        92864                      570.7266667        360                              359                       7                                0       0          0.375          7.375                               RIVERDALE                                GA       30296        PUD                     92864                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        220000                     1397.916667        360                              360                       7.25                             0       0          0.375          7.625                               ALEXANDRIA                               VA       22312        Condominium             220000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        96160                      590.9833333        360                              359                       7                                0       0          0.375          7.375                               RIVERDALE                                GA       30296        PUD                     96160                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        147028                     842.3479167        360                              359                       6.5                              0       0          0.375          6.875                               CORNELIUS                                NC       28031        PUD                     147028                    20060101               80                     No MI                     1.00E+16                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        198288                     1053.405           360                              359                       6                                0       0          0.375          6.375                               SUWANEE                                  GA       30024        PUD                     198288                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        328000                     2050               360                              360                       7.125                            0       0          0.375          7.5                                 JERSEY CITY                              NJ       07306        2-4 Family              328000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.5          1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        572298                     3457.63375         360                              360                       6.875                            0       0          0.375          7.25                                HENDERSON                                NV       89044        PUD                     572298                    20060201               80                     No MI                                                           2.25       20110101                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        115920                     676.2              360                              359                       6.625                            0       0          0.375          7                                   Charleston                               SC       29414        Single Family           115920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        98400                      594.5              360                              359                       6.875                            0       0          0.375          7.25                                Morrow                                   GA       30260        Single Family           98400                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        191920                     1259.475           360                              359                       7.5                              0       0          0.375          7.875                               LAWRENCEVILLE                            GA       30045        PUD                     191920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        90950                      568.4375           360                              359                       7.125                            0       0          0.375          7.5                                 JASPER                                   GA       30143        PUD                     90950                     20060101               79.98000336            No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        75750                      536.15             360                              360                       7.25                             0       0          0.375          7.625                               Red Bank                                 TN       37415        Single Family           75750                     20060201               75                     No MI                     1.00E+17                              2.25       20110101                       12.625        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20360101         NO
(GII)G01        117680                     674.2083333        360                              360                       6.5                              0       0          0.375          6.875                               BERNALILLO                               NM       87120        PUD                     117680                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        162400                     1015               360                              359                       7.125                            0       0          0.375          7.5                                 HAYESVILLE                               NC       28904        Single Family           162400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        144800                     829.5833333        360                              359                       6.5                              0       0          0.375          6.875                               DECATUR                                  GA       30032        Single Family           144800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        128720                     804.5              360                              359                       7.125                            0       0          0.375          7.5                                 Locust Grove                             GA       30248        PUD                     128720                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        112720                     704.5              360                              359                       7.125                            0       0          0.375          7.5                                 Locust Grove                             GA       30248        PUD                     112720                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        156000                     975                360                              359                       7.125                            0       0          0.375          7.5                                 Deltona                                  FL       32738        Single Family           156000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        102400                     650.6666667        360                              359                       7.25                             0       0          0.375          7.625                               Jacksonville                             FL       32218        PUD                     102400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        136000                     850                360                              359                       7.125                            0       0          0.375          7.5                                 Phoenix                                  AZ       85035        Single Family           136000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        158400                     1006.5             360                              359                       7.25                             0       0          0.375          7.625                               San Antonio                              TX       78251        PUD                     158400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        70243.79                   473.62             360                              359                       6.75                             0       0          0.375          7.125                               Conroe                                   TX       77303        PUD                     70300                     20060101               76.83000183            No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        158772.93                  1070.54            360                              359                       6.75                             0       0          0.375          7.125                               Mckinney                                 TX       75070        PUD                     158900                    20060101               79.98000336            No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        109918.36                  769.14             360                              359                       7.125                            0       0          0.375          7.5                                 College Station                          TX       77845        PUD                     110000                    20060101               74.83000183            No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        52683.72                   382.26             360                              359                       7.5                              0       0          0.375          7.875                               Franklinton                              NC       27525        Single Family           52720                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        220000                     1168.75            360                              359                       6                                0       0          0.375          6.375                               Chandler                                 AZ       85224        Single Family           220000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        172000                     967.5              360                              359                       6.375                            0       0          0.375          6.75                                Avondale                                 AZ       85323        PUD                     172000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        210000                     1203.125           360                              359                       6.5                              0       0          0.375          6.875                               Lutherville Timonium                     MD       21093        PUD                     210000                    20060101               68.84999847            No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        127200                     728.75             360                              359                       6.5                              0       0          0.375          6.875                               Wylie                                    TX       75098        Single Family           127200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        121600                     696.6666667        360                              359                       6.5                              0       0          0.375          6.875                               Wylie                                    TX       75098        Single Family           121600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        164000                     939.5833333        360                              359                       6.5                              0       0          0.375          6.875                               Payson                                   AZ       85541        Single Family           164000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        282100                     1674.96875         360                              360                       6.75                             0       0          0.375          7.125                               CAVE CREEK                               AZ       85248        Single Family           282100                    20060201               70                     No MI                     1.00E+17                              2.25       20110101                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        145600                     925.1666667        360                              360                       7.25                             0       0          0.375          7.625                               Apopka                                   FL       32703        PUD                     145600                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        213520                     1356.741667        360                              360                       7.25                             0       0          0.375          7.625                               Tempe                                    AZ       85282        Condominium             213520                    20060201               80                     No MI                     1.00E+16                              2.25       20110101                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        132350                     813.4010417        360                              360                       7                                0       0          0.375          7.375                               Tucker                                   GA       30084        Condominium             132350                    20060201               74.98000336            No MI                     1.00E+17                              2.25       20110101                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        220400                     1377.5             360                              359                       7.125                            0       0          0.375          7.5                                 PHOENIXVILLE                             PA       19460        PUD                     220400                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        59900                      355.65625          360                              359                       6.75                             0       0          0.375          7.125                               LOUISVILLE                               KY       40215        Single Family           59900                     20060101               79.87000275            No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        152000                     855                360                              359                       6.375                            0       0          0.375          6.75                                SEASIDE                                  OR       97138        Single Family           152000                    20060101               79.95999908            No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        334000                     1739.583333        360                              359                       5.875                            0       0          0.375          6.25                                LAS VEGAS                                NV       89123        PUD                     334000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        336000                     2065               360                              360                       7                                0       0          0.375          7.375                               Las Vegas                                NV       89123        PUD                     336000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        920000                     5750               360                              360                       7.125                            0       0          0.375          7.5                                 Phoenix                                  AZ       85020        Single Family           920000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        142785.23                  803.1669188        360                              359                       6.375                            0       0          0.375          6.75                                ORANGE PARK                              FL       32003        PUD                     142800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        397500                     2525.78125         360                              360                       7.25                             0       0          0.375          7.625                               Corona                                   NY       11368        2-4 Family              397500                    20060201               75                     No MI                                                           2.25       20110101                       12.625        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        224000                     1353.333333        360                              359                       6.875                            0       0          0.375          7.25                                Gilbert                                  AZ       85296        PUD                     224000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        440000                     2566.666667        360                              359                       6.625                            0       0          0.375          7                                   LAS VEGAS                                NV       89146        Single Family           440000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        115916.77                  664.1064948        360                              359                       6.5                              0       0          0.375          6.875                               Pooler                                   GA       31322        Single Family           115920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        520000                     3412.5             360                              360                       7.5                              0       0          0.375          7.875                               PARADISE VALLEY                          AZ       85253        PUD                     520000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        488000                     3202.5             360                              359                       7.5                              0       0          0.375          7.875                               LAS VEGAS                                NV       89147        PUD                     488000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        500000                     2864.583333        360                              360                       6.5                              0       0          0.375          6.875                               Gainesville                              VA       20155        PUD                     500000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        224000                     1423.333333        360                              360                       7.25                             0       0          0.375          7.625                               HOUSTON                                  TX       77009        Single Family           224000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20360101         NO
(GII)G01        138400                     792.9166667        360                              359                       6.5                              0       0          0.375          6.875                               Marietta                                 GA       30060        Single Family           138400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        387800                     2019.791667        360                              359                       5.875                            0       0          0.375          6.25                                SCOTTSDALE                               AZ       85260        Single Family           387800                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        141470                     884.1875           360                              360                       7.125                            0       0          0.375          7.5                                 Buckeye                                  AZ       85326        PUD                     141470                    20060201               75                     No MI                     1.00E+17                              2.25       20110101                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        118930                     755.7010417        360                              355                       7.25                             0       0          0.375          7.625                               Fort Lauderdale                          FL       33311        Single Family           118930                    20050901               70                     No MI                     1.00E+17                              2.875      20070801                       13.625        1.875         1                    First Lien      NO           Y           120           Prepay      24                   360                 EMC             20350801         NO
(GII)G01        311920                     1722.058333        360                              360                       6.25                             0       0          0.375          6.625                               Riverside                                CA       92509        Single Family           311920                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.625        2.5           1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        211850                     1346.130208        360                              360                       7.25                             0       0          0.375          7.625                               Cape Coral                               FL       33993        Single Family           211850                    20060201               72.30000305            No MI                     1.00E+17                              2.25       20110101                       12.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        172383.99                  1265.74            360                              359                       7.625                            0       0          0.375          8                                   Chicago                                  IL       60636        2-4 Family              172500                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        308000                     1925               360                              359                       7.125                            0       0          0.375          7.5                                 San Mateo                                CA       94404        Condominium             308000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        288000                     1650               360                              360                       6.5                              0       0          0.375          6.875                               Felton                                   CA       95018        Single Family           288000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        90000                      591.24             360                              360                       6.5                              0       0          0.375          6.875                               SAINT AUGUSTINE                          FL       32086        Single Family           90000                     20060201               51.13999939            No MI                     1.00E+17                              2.25       20110101                       11.875        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20360101         NO
(GII)G01        167900                     996.90625          360                              360                       6.75                             0       0          0.375          7.125                               PATASKALA                                OH       43062        Single Family           167900                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.125        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        400000                     2625               360                              359                       7.5                              0       0          0.375          7.875                               Fredricksburg                            VA       22406        PUD                     400000                    20060101               75.23000336            No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        64716                      411.21625          360                              360                       7.25                             0       0          0.375          7.625                               Michigan City                            IN       46360        Single Family           64716                     20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        329240                     2057.75            360                              360                       7.125                            0       0          0.375          7.5                                 Waldorf                                  MD       20603        PUD                     329240                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        276000                     1437.5             360                              359                       5.875                            0       0          0.375          6.25                                Woburn                                   MA       01801        Single Family           276000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        130000                     731.25             360                              359                       6.375                            0       0          0.375          6.75                                Hilton Head Island                       SC       29928        Condominium             130000                    20060101               65                     No MI                                                           2.25       20101201                       12.75         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        200000                     1125               360                              359                       6.375                            0       0          0.375          6.75                                Hilton Head                              SC       29928        Condominium             200000                    20060101               44.43999863            No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        133200                     707.625            360                              359                       6                                0       0          0.375          6.375                               Columbia                                 SC       29205        Single Family           133200                    20060101               80                     No MI                                                           2.25       20101201                       11.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        243050.7                   1189.935719        360                              359                       5.5                              0       0          0.375          5.875                               West Dennis                              MA       02670        Single Family           243500                    20060101               64.93000031            No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        138000                     733.125            360                              359                       6                                0       0          0.375          6.375                               Hilton Head Island                       SC       29928        Condominium             138000                    20060101               40.59000015            No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        255000                     1275               360                              359                       5.625                            0       0          0.375          6                                   Hilton Head Island                       SC       29928        Condominium             255000                    20060101               60                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        191250                     1055.859375        360                              359                       6.25                             0       0          0.375          6.625                               White Bear Lake                          MN       55110        Single Family           191250                    20060101               85                     Mortgage Guaranty In      1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        221000                     1151.041667        360                              359                       5.875                            0       0          0.375          6.25                                Charleston                               SC       29492        Condominium             221000                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        297600                     1581               360                              359                       6                                0       0          0.375          6.375                               Dover                                    NH       03820        Single Family           297600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        336000                     2065               360                              359                       7                                0       0          0.375          7.375                               La Puente                                CA       91744        Single Family           336000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        147560                     937.6208333        360                              360                       7.25                             0       0          0.375          7.625                               Philadelphia                             PA       19123        Condominium             147560                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        224500                     1403.125           360                              360                       7.125                            0       0          0.375          7.5                                 Lehigh Acres                             FL       33972        Single Family           224500                    20060201               68.02999878            No MI                     1.00E+17                              2.25       20110101                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20360101         NO
(GII)G01        130400                     747.0833333        360                              359                       6.5                              0       0          0.375          6.875                               Bessemer                                 AL       35022        Single Family           130400                    20060101               79.02999878            No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        190750                     1192.1875          360                              359                       7.125                            0       0          0.375          7.5                                 Aurora                                   CO       80016        Single Family           190750                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        124150                     775.9375           360                              359                       7.125                            0       0          0.375          7.5                                 Little Elm                               TX       75068        PUD                     124150                    20060101               79.98000336            No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        216000                     1372.5             360                              359                       7.25                             0       0          0.375          7.625                               Chicago                                  IL       60623        2-4 Family              216000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.625        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        100000                     716.41             360                              359                       7.375                            0       0          0.375          7.75                                Godfrey                                  IL       62035        Single Family           100000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.75         1.875         2                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        588800                     3373.333333        360                              359                       6.5                              0       0          0.375          6.875                               Camarillo                                CA       93010        Single Family           588800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        273750                     1625.390625        360                              359                       6.75                             0       0          0.375          7.125                               Atlanta                                  GA       30315        Single Family           273750                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        188500                     1119.21875         360                              359                       6.75                             0       0          0.375          7.125                               Atlanta                                  GA       30310        Single Family           188500                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        56763.78                   426.72             360                              359                       7.875                            0       0          0.375          8.25                                Milwaukee                                WI       53208        2-4 Family              56800                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.25         1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        198584                     1261.835833        360                              360                       7.25                             0       0          0.375          7.625                               Saint Petersburg                         FL       33706        Single Family           198584                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        269736                     1545.3625          360                              360                       6.5                              0       0          0.375          6.875                               Las Vegas                                NV       89178        PUD                     269736                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G02        645000                     3762.5             360                              360                       6.625                            0       0          0.375          7                                   Norwood                                  NJ       07648        Single Family           645000                    20060201               59.5                   No MI                     1.00E+17                              2.25       20110101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        120600                     753.75             360                              359                       7.125                            0       0          0.375          7.5                                 HAMPTON                                  GA       30228        Single Family           120600                    20060101               80                     No MI                     1000321-0000061024                    2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        132150                     729.578125         360                              359                       6.25                             0       0          0.375          6.625                               DULUTH                                   GA       30096        PUD                     132150                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        304000                     1741.666667        360                              360                       6.5                              0       0          0.375          6.875                               Paterson                                 NJ       07524        2-4 Family              304000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.875        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20360101         NO
(GII)G01        130950                     668.390625         360                              359                       5.75                             0       0          0.375          6.125                               CANTON                                   GA       30114        PUD                     130950                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       11.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        136000                     878.3333333        360                              359                       7.375                            0       0          0.375          7.75                                New Germany                              MN       55367        Single Family           136000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        147890.16                  1034.84            360                              359                       7.125                            0       0          0.375          7.5                                 Chicago                                  IL       60651        Single Family           148000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        132000                     811.25             360                              359                       7                                0       0          0.375          7.375                               Princeton                                MN       55371        Single Family           132000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        169638                     1113.249375        360                              359                       7.5                              0       0          0.375          7.875                               Apple Valley                             MN       55124        Condominium             169638                    20060101               75                     No MI                     1.00E+16                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        188100                     1077.65625         360                              359                       6.5                              0       0          0.375          6.875                               South Burlington                         VT       05403        Condominium             188100                    20060101               90                     Republic MIC              1.00E+17                              2.25       20101201                       12.875        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        168000                     927.5              360                              359                       6.25                             0       0          0.375          6.625                               Grand Junction                           CO       81504        Single Family           168000                    20060101               78.13999939            No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G03        528350                     2751.822917        360                              359                       5.875                            0       0          0.375          6.25                                Gilbert                                  AZ       85297        PUD                     528350                    20060101               80                     No MI                     1.00E+17                              2.25       20121201                       12.25         1.875         2                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351201         NO
(GII)G01        328150                     2050.9375          360                              358                       7.125                            0       0          0.375          7.5                                 N Las Vegas                              NV       89086        PUD                     328150                    20051201               79.98999786            No MI                     1.00E+17                              2.25       20101101                       13.5          1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G03        664693.87                  3669.664074        360                              359                       6.25                             0       0          0.375          6.625                               Napa                                     CA       94558        Single Family           665774                    20060101               44.38000107            No MI                                                           2.25       20121201                       12.625        1.875         2                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351201         NO
(GII)G01        232000                     1184.166667        360                              359                       5.75                             0       0          0.375          6.125                               Santa Margarita                          CA       93453        Single Family           232000                    20060101               58                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        200000                     1270.833333        360                              359                       7.25                             0       0          0.375          7.625                               Minneapolis                              MN       55413        2-4 Family              200000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        222341                     1204.347083        360                              359                       6.125                            0       0          0.375          6.5                                 SUWANEE                                  GA       30024        PUD                     222341                    20060101               80                     No MI                                                           2.25       20151201                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20351201         NO
(GI-)G01        160000                     1050               360                              359                       7.5                              0       0          0.375          7.875                               Chicago                                  IL       60652        Single Family           160000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        159000                     993.75             360                              359                       7.125                            0       0          0.375          7.5                                 Hugo                                     MN       55038        PUD                     159000                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        162975                     1018.59375         360                              359                       7.125                            0       0          0.375          7.5                                 Woodbury                                 MN       55129        PUD                     162975                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        304000                     1900               360                              359                       7.125                            0       0          0.375          7.5                                 Lino Lakes                               MN       55014        Single Family           304000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        227992                     1448.699167        360                              359                       7.25                             0       0          0.375          7.625                               GLEN BURNIE                              MD       21061        Condominium             227992                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        126750                     765.78125          360                              360                       6.875                            0       0          0.375          7.25                                Miami                                    FL       33174        Condominium             126750                    20060201               65                     No MI                     1.00E+17                              2.25       20110101                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        359650                     2172.885417        360                              358                       6.875                            0       0          0.375          7.25                                Lebanon                                  OH       45036        PUD                     359650                    20051201               79.59999847            No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        165400                     1085.4375          360                              359                       7.5                              0       0          0.375          7.875                               GREENSBURG                               PA       15601        Single Family           165400                    20060101               79.98000336            No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        232960                     1528.8             360                              359                       7.5                              0       0          0.375          7.875                               HAGERSTOWN                               MD       21740        Townhouse               232960                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        50402                      299.261875         360                              359                       6.75                             0       0          0.375          7.125                               Tampa                                    FL       33624        Townhouse               50402                     20060101               53.61999893            No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        133263                     888.42             360                              359                       7.625                            0       0          0.375          8                                   STOCKBRIDGE                              GA       30281        PUD                     133263                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        121120                     807.4666667        360                              359                       7.625                            0       0          0.375          8                                   STOCKBRIDGE                              GA       30281        PUD                     121120                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        146792                     764.5416667        360                              359                       5.875                            0       0          0.375          6.25                                LOCUST GROVE                             GA       30248        PUD                     146792                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        100000                     489.5833333        360                              359                       5.5                              0       0          0.375          5.875                               ATLANTA                                  GA       30324        Condominium             100000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       10.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        108792                     657.285            360                              359                       6.875                            0       0          0.375          7.25                                COVINGTON                                GA       30016        PUD                     108792                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        91592                      601.0725           360                              359                       7.5                              0       0          0.375          7.875                               CHARLOTTE                                NC       28214        Single Family           91592                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        147800                     708.2083333        360                              359                       5.375                            0       0          0.375          5.75                                NORCROSS                                 GA       30092        PUD                     147800                    20060101               79.98000336            No MI                     1000321-0000061501                    2.25       20101201                       10.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        116250                     653.90625          360                              359                       6.375                            0       0          0.375          6.75                                ACWORTH                                  GA       30101        Single Family           116250                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        135191.87                  746.3717823        360                              359                       6.25                             0       0          0.375          6.625                               College Park                             GA       30349        Single Family           135192                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        158958.34                  778.2335396        360                              359                       5.5                              0       0          0.375          5.875                               Snellville                               GA       30039        PUD                     158980                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       10.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        195252                     976.26             360                              359                       5.625                            0       0          0.375          6                                   POWDER SPRINGS                           GA       30127        PUD                     195252                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        546400                     3699.583333        360                              359                       7.75                             0       0          0.375          8.125                               FORT WASHINGTON                          MD       20744        Single Family           546400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        89600                      513.3333333        360                              359                       6.5                              0       0          0.375          6.875                               BETLEHEM                                 PA       18018        Single Family           89600                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        964600                     5928.270833        360                              360                       7                                0       0          0.375          7.375                               San Clemente                             CA       92672        2-4 Family              964600                    20060201               65                     No MI                     1.00E+17                              2.25       20110101                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        360000                     2137.5             360                              359                       6.75                             0       0          0.375          7.125                               Estero                                   FL       33928        PUD                     360000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        920000                     5270.833333        360                              359                       6.5                              0       0          0.375          6.875                               Fripp Island                             SC       29920        PUD                     920000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        406700                     2202.958333        360                              359                       6.125                            0       0          0.375          6.5                                 REDLANDS                                 CA       92374        PUD                     406700                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        378742                     2327.685208        360                              359                       7                                0       0          0.375          7.375                               Boca Raton                               FL       33432        PUD                     378742                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       13.375        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        302992                     1925.261667        360                              359                       7.25                             0       0          0.375          7.625                               NORTH LAS VEGAS                          NV       89032        PUD                     302992                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        303200                     1705.5             360                              359                       6.375                            0       0          0.375          6.75                                CENTREVILLE                              VA       20121        PUD                     303200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        120000                     687.5              360                              360                       6.5                              0       0          0.375          6.875                               PASCO                                    WA       99301        Single Family           120000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        277100                     1500.958333        360                              359                       6.125                            0       0          0.375          6.5                                 Suitland                                 MD       20746        PUD                     277100                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        152750                     795.5729167        360                              359                       5.875                            0       0          0.375          6.25                                District Heights                         MD       20747        Single Family           152750                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        839300                     5070.770833        360                              359                       6.875                            0       0          0.375          7.25                                Canton                                   GA       30115        Single Family           839300                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        254950                     1460.651042        360                              359                       6.5                              0       0          0.375          6.875                               Las Vegas                                NV       89139        PUD                     254950                    20060101               80                     No MI                     1.00E+16                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        79900                      499.375            360                              359                       7.125                            0       0          0.375          7.5                                 Winter Haven                             FL       33884        Single Family           79900                     20060101               79.98000336            No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        186400                     1048.5             360                              358                       6.375                            0       0          0.375          6.75                                APPLE VALLEY                             CA       92307        Single Family           186400                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        337999.98                  1830.833225        360                              357                       6.125                            0       0          0.375          6.5                                 Cameron Park                             CA       95682        Single Family           338000                    20051101               68.98000336            No MI                     1.00E+17                              2.25       20081001                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      36                   360                 EMC             20351001         NO
(GI-)G01        53700                      324.4375           360                              359                       6.875                            0       0          0.375          7.25                                Mansfield                                OH       44906        Single Family           53700                     20060101               67.97000122            No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        152000                     981.6666667        360                              359                       7.375                            0       0          0.375          7.75                                Phoenix                                  AZ       85051        Single Family           152000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        63000                      435.13             360                              360                       7                                0       0          0.375          7.375                               Tampa                                    FL       33604        Single Family           63000                     20060201               70                     No MI                     1.00E+17                              2.25       20110101                       12.375        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        235580                     1521.454167        360                              359                       7.375                            0       0          0.375          7.75                                Oro Valley                               AZ       85737        PUD                     235580                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        127505.3                   892.2              360                              359                       7.125                            0       0          0.375          7.5                                 Houston                                  TX       77064        PUD                     127600                    20060101               80                     No MI                     1.00E+17                              4.56       20101201                       12.5          1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        63000                      393.75             360                              359                       7.125                            0       0          0.375          7.5                                 Houston                                  TX       77053        Single Family           63000                     20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.5          4.185         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G02        545827                     3183.990833        360                              359                       6.625                            0       0          0.375          7                                   ANTHEM                                   AZ       85086        PUD                     545827                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        158874                     910.215625         360                              359                       6.5                              0       0          0.375          6.875                               MARICOPA                                 AZ       85239        PUD                     158874                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        172000                     1057.083333        360                              359                       7                                0       0          0.375          7.375                               Burnsville                               MN       55337        Single Family           172000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        84685.8                    622.24             360                              358                       7.625                            0       0          0.375          8                                   Milwaukee                                WI       53204        2-4 Family              84800                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       13            1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        312000                     2047.5             360                              359                       7.5                              0       0          0.375          7.875                               Mound                                    MN       55364        2-4 Family              312000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        359650                     1760.786458        360                              354                       5.5                              0       0          0.375          5.875                               University Park                          FL       34201        PUD                     359650                    20050801               72.87000275            No MI                     1.00E+17                              2.25       20100701                       10.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350701         NO
(GI-)G01        61555.42                   436                360                              359                       7.25                             0       0          0.375          7.625                               SHERMAN                                  TX       75092        Single Family           61600                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        118500                     592.5              360                              359                       5.625                            0       0          0.375          6                                   North Las Vegas                          NV       89031        PUD                     118500                    20060101               45.84000015            No MI                     1.00E+17                              2.25       20101201                       11            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        197900                     1195.645833        360                              359                       6.875                            0       0          0.375          7.25                                Alexandria                               VA       22304        Condominium             197900                    20060101               74.98999786            No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        70347.75                   492.25             360                              359                       7.125                            0       0          0.375          7.5                                 MIDDLETOWN                               OH       45044        Single Family           70400                     20060101               79.27999878            No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        233600                     1265.333333        360                              359                       6.125                            0       0          0.375          6.5                                 SHINGLETOWN                              CA       96088        Single Family           233600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        100100                     615.1979167        360                              359                       7                                0       0          0.375          7.375                               Arizona City                             AZ       85223        Single Family           100100                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        164000                     1110.416667        360                              359                       7.75                             0       0          0.375          8.125                               Brandon                                  FL       33511        PUD                     164000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        212800                     1440.833333        360                              359                       7.75                             0       0          0.375          8.125                               Surprise                                 AZ       85374        PUD                     212800                    20060101               79.83000183            No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        124000                     813.75             360                              359                       7.5                              0       0          0.375          7.875                               Atlanta                                  GA       30318        Single Family           124000                    20060101               80                     No MI                     1.00E+17                              2.25       20081201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       36                   360                 EMC             20351201         NO
(GI-)G01        114245.83                  849.39             360                              359                       7.75                             0       0          0.375          8.125                               SPRING                                   TX       77373        PUD                     114396                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        236250                     1476.5625          360                              360                       7.125                            0       0          0.375          7.5                                 Woodbridge                               VA       22193        PUD                     236250                    20060201               73.83000183            No MI                     1.00E+17                              2.25       20110101                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        216850                     1174.604167        360                              360                       6.125                            0       0          0.375          6.5                                 Richmond                                 VA       23228        PUD                     216850                    20060201               79.98999786            No MI                     1.00E+17                              2.25       20110101                       11.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        275100                     1490.125           360                              359                       6.125                            0       0          0.375          6.5                                 Suitland                                 MD       20746        PUD                     275100                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        519450                     3138.34375         360                              359                       6.875                            0       0          0.375          7.25                                WOODBRIDGE                               VA       22191        Single Family           519450                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        382400                     2190.833333        360                              359                       6.5                              0       0          0.375          6.875                               KEARNY                                   NJ       07032        2-4 Family              382400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        353600                     2320.5             360                              360                       7.5                              0       0          0.375          7.875                               Rancho Cucamonga                         CA       91701        Single Family           353600                    20060201               79.45999908            No MI                     1.00E+17                              2.25       20110101                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        204000                     1275               360                              359                       7.125                            0       0          0.375          7.5                                 Miami                                    FL       33169        Single Family           204000                    20060101               80                     No MI                     1.00E+16                              2.75       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        1350000                    7734.375           360                              359                       6.5                              0       0          0.375          6.875                               Newport Beach                            CA       92662        Single Family           1350000                   20060101               64.29000092            No MI                     1.00E+17                              2.25       20101201                       11.875        2.375         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        64000                      386.6666667        360                              359                       6.875                            0       0          0.375          7.25                                LONGVIEW                                 WA       98632        2-4 Family              64000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        243100                     1392.760417        360                              359                       6.5                              0       0          0.375          6.875                               Sun City                                 CA       92586        Single Family           243100                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        498700                     3116.875           360                              359                       7.125                            0       0          0.375          7.5                                 LATHROP                                  CA       95330        Single Family           498700                    20060101               74.98999786            No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        204000                     1232.5             360                              359                       6.875                            0       0          0.375          7.25                                LAS VEGAS                                NV       89122        PUD                     204000                    20060101               79.22000122            No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        180000                     1012.5             360                              359                       6.375                            0       0          0.375          6.75                                CUCAMONGA                                CA       91730        Single Family           180000                    20060101               58.06000137            No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        359650                     1873.177083        360                              359                       5.875                            0       0          0.375          6.25                                Bonita Springs                           FL       34135        PUD                     359650                    20060101               78.45999908            No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        692740                     4185.304167        360                              360                       6.875                            0       0          0.375          7.25                                Chantilly                                VA       20152        Single Family           692740                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        475999.31                  2528.746334        360                              359                       6                                0       0          0.375          6.375                               Southbury                                CT       06488        Single Family           476000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        457685                     2669.829167        360                              359                       6.625                            0       0          0.375          7                                   TEMECULA                                 CA       92591        PUD                     457685                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        141620                     944.1333333        360                              359                       7.625                            0       0          0.375          8                                   Orange Park                              FL       32065        PUD                     141620                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       14            1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        224000                     1190               360                              359                       6                                0       0          0.375          6.375                               Lutherville                              MD       21093        Single Family           224000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        532000                     3047.916667        360                              359                       6.5                              0       0          0.375          6.875                               LOS ANGELES                              CA       90065        Single Family           532000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        135000                     787.5              360                              358                       6.625                            0       0          0.375          7                                   Spring Creek                             NV       89815        PUD                     135000                    20051201               74.18000031            No MI                     1.00E+17                              2.25       20101101                       13            1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        559200                     2912.5             360                              359                       5.875                            0       0          0.375          6.25                                Fort Lauderdale                          FL       33315        Single Family           559200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        100000                     468.75             360                              358                       5.25                             0       0          0.375          5.625                               Rio Rancho                               NM       87124        PUD                     100000                    20051201               51.77000046            No MI                     1.00E+17                              2.25       20101101                       11.625        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        287000                     1644.270833        360                              359                       6.5                              0       0          0.375          6.875                               Fountain Hills                           AZ       85268        Single Family           287000                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        377100                     2199.75            360                              357                       6.625                            0       0          0.375          7                                   San Jacinto                              CA       92582        Single Family           377100                    20051101               90                     PMI                       1.00E+17                              2.25       20101001                       13            1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GI-)G01        102200                     628.1041667        360                              359                       7                                0       0          0.375          7.375                               Riverdale                                GA       30274        Single Family           102200                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        185768.79                  1331.81            360                              359                       7.375                            0       0          0.375          7.75                                Denver                                   CO       80206        Condominium             185900                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        175855.73                  1170.93            360                              359                       6.625                            0       0          0.375          7                                   Lansdale                                 PA       19446        Townhouse               176000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        130200                     718.8125           360                              359                       6.25                             0       0          0.375          6.625                               MADISON                                  GA       30650        PUD                     130200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        115200                     708                360                              359                       7                                0       0          0.375          7.375                               EAST POINT                               GA       30344        Single Family           115200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        97425                      578.4609375        360                              360                       6.75                             0       0          0.375          7.125                               PHOENIX                                  AZ       85027        Condominium             97425                     20060201               75                     No MI                     1.00E+17                              2.25       20110101                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        248000                     1446.666667        360                              359                       6.625                            0       0          0.375          7                                   Falls Church                             VA       22046        Condominium             248000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        157200                     949.75             360                              359                       6.875                            0       0          0.375          7.25                                Leavenworth                              KS       66048        Single Family           157200                    20060101               60                     No MI                     1.00E+17                              5          20101201                       12.25         1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        99920                      530.825            360                              355                       6                                0       0          0.375          6.375                               Sun City                                 AZ       85351        PUD                     99920                     20050901               80                     No MI                     1.00E+17                              2.25       20100801                       12.375        4.625         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350801         NO
(GII)G03        510400                     2711.5             360                              358                       6                                0       0          0.375          6.375                               Alexandria                               VA       22310        Single Family           510400                    20051201               80                     No MI                     1.00E+17                              2.25       20121101                       12.375        1.875         2                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351101         NO
(GII)G02        932000                     5436.666667        360                              359                       6.625                            0       0          0.375          7                                   Fairfax                                  VA       22033        PUD                     932000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        115365.88                  552.7948417        360                              358                       5.375                            0       0          0.375          5.75                                Kyle                                     TX       78640        PUD                     115368                    20051201               80                     No MI                     1.00E+17                              2.75       20101101                       10.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        1950000                    10359.375          360                              359                       6                                0       0          0.375          6.375                               Alta                                     UT       84092        Single Family           1950000                   20060101               65                     No MI                     1.00E+17                              2.25       20101201                       11.375        2.375         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        239300                     1470.697917        360                              358                       7                                0       0          0.375          7.375                               Addison                                  TX       75001        Condominium             239300                    20051201               80                     No MI                     1.00E+17                              2.75       20101101                       13.375        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        571179.96                  3569.87475         360                              360                       7.125                            0       0          0.375          7.5                                 Sacramento                               CA       95829        Single Family           572000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.5          2.375         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        197600                     1049.75            360                              359                       6                                0       0          0.375          6.375                               Bridgeport                               CT       06606        Single Family           197600                    20060101               80                     No MI                     1.00E+17                              2.75       20101201                       12.375        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        127907.35                  905.98             360                              359                       7.25                             0       0          0.375          7.625                               LUTZ                                     FL       33549        Single Family           128000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        2.375         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        213969                     1158.99875         360                              358                       6.125                            0       0          0.375          6.5                                 Surprise                                 AZ       85379        PUD                     213969                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        488000                     2795.833333        360                              360                       6.5                              0       0          0.375          6.875                               North Hollywood                          CA       91606        Single Family           488000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        220000                     1145.833333        360                              358                       5.875                            0       0          0.375          6.25                                Modesto                                  CA       95354        Single Family           220000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        147259                     782.3134375        360                              358                       6                                0       0          0.375          6.375                               Dallas                                   TX       75219        Condominium             147259                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.375        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        114400                     619.6666667        360                              358                       6.125                            0       0          0.375          6.5                                 Salt Lake Cty                            UT       84115        Single Family           114400                    20051201               80                     No MI                     1.00E+17                              2.75       20101101                       12.5          1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        187920                     1115.775           360                              359                       6.75                             0       0          0.375          7.125                               Williamstown                             NJ       08094        Single Family           187920                    20060101               80                     No MI                     1.00E+16                              2.25       20101201                       12.125        2.375         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        692000                     3892.5             360                              359                       6.375                            0       0          0.375          6.75                                Ocean City                               NJ       08226        2-4 Family              692000                    20060101               80                     No MI                     1.00E+16                              2.25       20151201                       12.75         1.875         2                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20351201         NO
(GII)G01        205312.84                  1090.724463        360                              359                       6                                0       0          0.375          6.375                               Richmond                                 VA       23231        PUD                     205392                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        255000                     1328.125           360                              359                       5.875                            0       0          0.375          6.25                                Newbury                                  NH       03255        Single Family           255000                    20060101               64.06999969            No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        312000                     1690               360                              359                       6.125                            0       0          0.375          6.5                                 Boulder                                  CO       80305        Single Family           312000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        190000                     1167.708333        360                              359                       7                                0       0          0.375          7.375                               Hampton                                  GA       30228        Single Family           190000                    20060101               79.16999817            No MI                     1002293-3000008849                    2.25       20101201                       13.375        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        396704                     2314.106667        360                              360                       6.625                            0       0          0.375          7                                   Rancho Cordova                           CA       95742        PUD                     396704                    20060201               80                     No MI                                                           2.25       20110101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        162312                     980.635            360                              359                       6.875                            0       0          0.375          7.25                                HURON TOWNSHIP                           MI       48134        Single Family           162312                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        352788                     2204.925           360                              359                       7.125                            0       0          0.375          7.5                                 MUNDELEIN                                IL       60060        Single Family           352788                    20060101               80                     No MI                                                           2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        100352                     554.0266667        360                              359                       6.25                             0       0          0.375          6.625                               UNION CITY                               GA       30291        PUD                     100352                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        148192                     771.8333333        360                              359                       5.875                            0       0          0.375          6.25                                MOORESVILLE                              NC       28115        PUD                     148192                    20060101               80                     No MI                     1.00E+17                              2.25       20081201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       36                   360                 EMC             20351201         NO
(GII)G01        133280                     735.8166667        360                              358                       6.25                             0       0          0.375          6.625                               HAMPTON                                  GA       30228        PUD                     133280                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        144676.38                  783.663725         360                              359                       6.125                            0       0          0.375          6.5                                 DOUGLASVILLE                             GA       30135        PUD                     144680                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        152627.84                  985.7214667        360                              359                       7.375                            0       0          0.375          7.75                                SNELLVILLE                               GA       30039        PUD                     152632                    20060101               80                     No MI                     1000321-0000055032                    2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        166792                     1077.198333        360                              358                       7.375                            0       0          0.375          7.75                                SNELLVILLE                               GA       30039        PUD                     166792                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        267500                     1421.09375         360                              359                       6                                0       0          0.375          6.375                               San Jose                                 CA       95116        Townhouse               267500                    20060101               78.91000366            No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        132450                     814.015625         360                              359                       7                                0       0          0.375          7.375                               LAWRENCEVILLE                            GA       30044        PUD                     132450                    20060101               79.98000336            No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        212000                     1258.75            360                              359                       6.75                             0       0          0.375          7.125                               STONE MOUNTAIN                           GA       30087        PUD                     212000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        232000                     1353.333333        360                              360                       6.625                            0       0          0.375          7                                   Plainfield                               NJ       07060        Single Family           232000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12            1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20360101         NO
(GII)G01        399200                     1996               360                              358                       5.625                            0       0          0.375          6                                   Phoenix                                  AZ       85041        PUD                     399200                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        76389.96                   389.9070875        360                              358                       5.75                             0       0          0.375          6.125                               Arvada                                   CO       80005        Single Family           76400                     20051201               39.79000092            No MI                     1.00E+17                              2.25       20101101                       12.125        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        75750                      449.765625         360                              359                       6.75                             0       0          0.375          7.125                               Grand Rapids                             MI       49504        Single Family           75750                     20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        318400                     1956.833333        360                              360                       7                                0       0          0.375          7.375                               TOLLESON                                 AZ       85353        PUD                     318400                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        351200                     2195               360                              360                       7.125                            0       0          0.375          7.5                                 Phoenix                                  AZ       85024        PUD                     351200                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G03        425000                     2080.729167        360                              358                       5.5                              0       0          0.375          5.875                               Marysville                               WA       98270        PUD                     425000                    20051201               78.69999695            No MI                     1.00E+17                              2.25       20121101                       11.875        1.875         2                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351101         NO
(GI-)G01        856000                     5350               360                              359                       7.125                            0       0          0.375          7.5                                 ALPHARETTA                               GA       30022        PUD                     856000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        303530                     1738.973958        360                              360                       6.5                              0       0          0.375          6.875                               SURPRISE                                 AZ       85379        PUD                     303530                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        116792                     705.6183333        360                              360                       6.875                            0       0          0.375          7.25                                JACKSONVILLE                             FL       32256        Condominium             116792                    20060201               80                     No MI                                                           2.25       20110101                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        286436.99                  1670.882442        360                              360                       6.625                            0       0          0.375          7                                   NORTH LAS VEGAS                          NV       89084        PUD                     286437                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        181952                     1061.386667        360                              359                       6.625                            0       0          0.375          7                                   SUWANEE                                  GA       30024        Single Family           181952                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        235640                     1374.566667        360                              359                       6.625                            0       0          0.375          7                                   RALEIGH                                  NC       27614        Single Family           235640                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        120720                     679.05             360                              359                       6.375                            0       0          0.375          6.75                                Boise                                    ID       83709        Single Family           120720                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        185104                     1118.336667        360                              360                       6.875                            0       0          0.375          7.25                                BUCKEYE                                  AZ       85326        PUD                     185104                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        159581                     980.7582292        360                              360                       7                                0       0          0.375          7.375                               QUEEN CREEK                              AZ       85242        PUD                     159581                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        139962.68                  787.290075         360                              359                       6.375                            0       0          0.375          6.75                                Sanford                                  MI       48657        Single Family           140000                    20060101               78.65000153            No MI                     1.00E+17                              2.75       20101201                       12.75         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        106300                     531.5              360                              359                       5.625                            0       0          0.375          6                                   Myrtle Beach                             SC       29579        PUD                     106300                    20060101               44.99000168            No MI                     1.00E+17                              2.25       20101201                       12            2.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G03        112062.92                  655.35             360                              359                       5.375                            0       0          0.375          5.75                                San Antonio                              TX       78249        PUD                     112298                    20060101               74                     No MI                     1.00E+17                              2.25       20121201                       11.75         1.875         2                    First Lien      NO           N           0             Prepay      84                   360                 EMC             20351201         NO
(GI-)G01        43450                      285.140625         360                              359                       7.5                              0       0          0.375          7.875                               Louisville                               KY       40291        Single Family           43450                     20060101               74.26999664            No MI                     1.00E+11                              2.25       20101201                       13.875        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        226000                     1153.541667        360                              359                       5.75                             0       0          0.375          6.125                               Mableton                                 GA       30126        Condominium             226000                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G03        422500                     2068.489583        360                              359                       5.5                              0       0          0.375          5.875                               Flagstaff                                AZ       86001        Single Family           422500                    20060101               65                     No MI                     1.00E+17                              2.25       20121201                       11.875        1.875         2                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351201         NO
(GII)G03        715000                     3500.520833        360                              359                       5.5                              0       0          0.375          5.875                               Phoenix                                  AZ       85054        PUD                     715000                    20060101               65                     No MI                     1.00E+17                              2.25       20121201                       11.875        1.875         2                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351201         NO
(GII)G01        261700                     1635.625           360                              359                       7.125                            0       0          0.375          7.5                                 Frederick                                MD       21701        PUD                     261700                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        93750                      576.171875         360                              360                       7                                0       0          0.375          7.375                               Chicago                                  IL       60636        Single Family           93750                     20060201               75                     No MI                     1.00E+17                              2.25       20110101                       12.375        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20360101         NO
(GII)G01        129107.48                  904.09             360                              358                       7.125                            0       0          0.375          7.5                                 Concord                                  NC       28027        PUD                     129300                    20051201               79.98999786            No MI                     1.00E+17                              2.75       20101101                       13.5          1.875         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        398440                     2614.7625          360                              358                       7.5                              0       0          0.375          7.875                               Berlin                                   MD       21811        Condominium             398440                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       13.875        2.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        384000                     2000               360                              359                       5.875                            0       0          0.375          6.25                                Midland                                  MI       48642        Single Family           384000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        125193.82                  834.29             360                              358                       6.625                            0       0          0.375          7                                   Albuquerque                              NM       87121        Single Family           125400                    20051201               79.98999786            No MI                     1.00E+17                              2.25       20101101                       13            1.875         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GII)G01        93576.32                   536.1143333        360                              359                       6.5                              0       0          0.375          6.875                               LOUISVILLE                               KY       40205        Single Family           93600                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        156893                     817.1510417        360                              358                       5.875                            0       0          0.375          6.25                                Phoenix                                  AZ       85008        Condominium             156893                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        250550                     1696.432292        360                              359                       7.75                             0       0          0.375          8.125                               Fredricksburg                            VA       22407        PUD                     250550                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G02        565550                     3063.395833        360                              358                       6.125                            0       0          0.375          6.5                                 Monroe                                   NJ       08831        PUD                     565550                    20051201               70                     No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        288134                     1620.75375         360                              359                       6.375                            0       0          0.375          6.75                                Lynnwood                                 WA       98087        Condominium             288134                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        103928.43                  754.07             360                              359                       7.5                              0       0          0.375          7.875                               Chicago                                  IL       60620        Single Family           104000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        164000                     1127.5             360                              359                       7.875                            0       0          0.375          8.25                                Glendale                                 AZ       85304        Single Family           164000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        376900                     2120.0625          360                              359                       6.375                            0       0          0.375          6.75                                LINCOLN                                  CA       95648        PUD                     376900                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        141600                     929.25             360                              359                       7.5                              0       0          0.375          7.875                               MESA                                     AZ       85203        Single Family           141600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        287950                     1769.692708        360                              359                       7                                0       0          0.375          7.375                               Culpepper                                VA       22701        PUD                     287950                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        252000                     1575               360                              359                       7.125                            0       0          0.375          7.5                                 WOODBRIDGE                               VA       22193        PUD                     252000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        163200                     952                360                              359                       6.625                            0       0          0.375          7                                   Bowie                                    MD       20715        PUD                     163200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        455701.71                  3385.79            360                              359                       7.75                             0       0          0.375          8.125                               LAKE ELSINORE                            CA       92532        PUD                     456000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        132000                     728.75             360                              356                       6.25                             0       0          0.375          6.625                               Chandler                                 AZ       85225        2-4 Family              132000                    20051001               80                     No MI                     1.00E+17                              3.75       20060301                       12            1.875         0                    First Lien      NO           Y           120           Prepay      6                    360                 EMC             20350901         NO
(GII)G01        142000                     813.5416667        360                              358                       6.5                              0       0          0.375          6.875                               Foley                                    AL       36535        PUD                     142000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        3.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        158400                     990                360                              359                       7.125                            0       0          0.375          7.5                                 Fort Collins                             CO       80521        2-4 Family              158400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        216000                     1192.5             360                              356                       6.25                             0       0          0.375          6.625                               Chandler                                 AZ       85225        2-4 Family              216000                    20051001               80                     No MI                     1.00E+17                              2          20060301                       12            1.875         0                    First Lien      NO           Y           120           Prepay      6                    360                 EMC             20350901         NO
(GII)G01        389500                     2231.510417        360                              357                       6.5                              0       0          0.375          6.875                               PLANTATION                               FL       33317        Single Family           389500                    20051101               95                     PMI                       1.00E+17                              2.25       20101001                       11.875        1.625         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351001         NO
(GI-)G01        184000                     1015.833333        360                              356                       6.25                             0       0          0.375          6.625                               Chandler                                 AZ       85225        2-4 Family              184000                    20051001               80                     No MI                     1.00E+17                              3.75       20060301                       12            1.875         0                    First Lien      NO           Y           120           Prepay      6                    360                 EMC             20350901         NO
(GII)G01        322000                     1844.791667        360                              359                       6.5                              0       0          0.375          6.875                               Buckeye                                  AZ       85396        Single Family           322000                    20060101               64.87999725            No MI                     1.00E+17                              2.25       20101201                       11.875        3.375         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        61700                      417.7604167        360                              359                       7.75                             0       0          0.375          8.125                               Centennial                               CO       80122        Condominium             61700                     20060101               71.12000275            No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        388000                     2222.916667        360                              360                       6.5                              0       0          0.375          6.875                               Reseda                                   CA       91335        Single Family           388000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        452000                     2730.833333        360                              359                       6.875                            0       0          0.375          7.25                                San Jose                                 CA       95127        Single Family           452000                    20060101               58.70000076            No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        260000                     1462.5             360                              359                       6.375                            0       0          0.375          6.75                                Frederick                                MD       21702        Single Family           260000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        696000                     4205               360                              360                       6.875                            0       0          0.375          7.25                                GERMANTOWN                               MD       20876        Single Family           696000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        709293.19                  4256.81            360                              359                       5.625                            0       0          0.375          6                                   Phoenix                                  AZ       85018        Single Family           710000                    20060101               54.61999893            No MI                     1001995-0013139779                    2.25       20081201                       12            1.875         1                    First Lien      NO           N           0             No_PP       36                   360                 EMC             20351201         NO
(GI-)G01        59920                      380.7416667        360                              360                       7.25                             0       0          0.375          7.625                               nashville                                TN       37207        Single Family           59920                     20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        75400                      471.25             360                              360                       7.125                            0       0          0.375          7.5                                 Monroe                                   MI       48162        Single Family           75400                     20060201               65                     No MI                     1.00E+17                              2.25       20110101                       12.5          1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        702400                     3292.5             360                              359                       5.25                             0       0          0.375          5.625                               Mc Lean                                  VA       22102        Single Family           702400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       10.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        115605.85                  762.04             360                              356                       6.5                              0       0          0.375          6.875                               Camden                                   SC       29020        PUD                     116000                    20051001               80                     No MI                     1.00E+17                              2.75       20100901                       12.875        1.875         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20350901         NO
(GII)G01        209442.4                   1309.015           360                              359                       7.125                            0       0          0.375          7.5                                 Plantation                               FL       33317        Condominium             209442.4                  20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.5          2.375         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        134400                     910                360                              359                       7.75                             0       0          0.375          8.125                               DACULA                                   GA       30019        PUD                     134400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        78400                      490                360                              359                       7.125                            0       0          0.375          7.5                                 DULUTH                                   GA       30096        Single Family           78400                     20060101               80                     No MI                     1.00E+16                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        92400                      616                360                              359                       7.625                            0       0          0.375          8                                   PALMETTO                                 GA       30268        PUD                     92400                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        140791.28                  821.2824667        360                              359                       6.625                            0       0          0.375          7                                   COVINGTON                                GA       30016        PUD                     140792                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        129100                     753.0833333        360                              359                       6.625                            0       0          0.375          7                                   NORCROSS                                 GA       30093        PUD                     129100                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        122300                     713.4166667        360                              359                       6.625                            0       0          0.375          7                                   NORCROSS                                 GA       30093        Single Family           122300                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        144250                     841.4583333        360                              359                       6.625                            0       0          0.375          7                                   LAWRENCEVILLE                            GA       30044        PUD                     144250                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        142320                     830.2              360                              359                       6.625                            0       0          0.375          7                                   Orange Park                              FL       32065        PUD                     142320                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        131600                     767.6666667        360                              359                       6.625                            0       0          0.375          7                                   LAWRENCEVILLE                            GA       30045        2-4 Family              131600                    20060101               80                     No MI                     1.00E+16                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        134492                     910.6229167        360                              359                       7.75                             0       0          0.375          8.125                               SNELLVILLE                               GA       30039        PUD                     134492                    20060101               80                     No MI                                                           2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        147784.59                  908.2594594        360                              359                       7                                0       0          0.375          7.375                               NORCROSS                                 GA       30093        2-4 Family              148000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        92400                      616                360                              359                       7.625                            0       0          0.375          8                                   PALMETTO                                 GA       30268        PUD                     92400                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        92400                      616                360                              359                       7.625                            0       0          0.375          8                                   PALMETTO                                 GA       30268        PUD                     92400                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        92400                      616                360                              359                       7.625                            0       0          0.375          8                                   PALMETTO                                 GA       30268        PUD                     92400                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        94000                      626.6666667        360                              359                       7.625                            0       0          0.375          8                                   PALMETTO                                 GA       30268        PUD                     94000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        104272                     629.9766667        360                              359                       6.875                            0       0          0.375          7.25                                COVINGTON                                GA       30016        PUD                     104272                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        103192                     623.4516667        360                              359                       6.875                            0       0          0.375          7.25                                COVINGTON                                GA       30016        PUD                     103192                    20060101               80                     No MI                                                           2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        180400                     1202.666667        360                              359                       7.625                            0       0          0.375          8                                   FLOWERY BRANCH                           GA       30542        Single Family           180400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        131799.99                  796.2916063        360                              359                       6.875                            0       0          0.375          7.25                                LAWRENCEVILLE                            GA       30045        PUD                     131800                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        169568                     953.82             360                              359                       6.375                            0       0          0.375          6.75                                KENNESAW                                 GA       30144        PUD                     169568                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        117192                     573.7525           360                              358                       5.5                              0       0          0.375          5.875                               Riverdale                                GA       30296        Single Family           117192                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       10.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        136000                     850                360                              359                       7.125                            0       0          0.375          7.5                                 McDonough                                GA       30253        PUD                     136000                    20060101               80                     No MI                     1000321-0000061806                    2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        143200                     865.1666667        360                              359                       6.875                            0       0          0.375          7.25                                SUGAR HILL                               GA       30518        Single Family           143200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        168400                     982.3333333        360                              359                       6.625                            0       0          0.375          7                                   LAWRENCEVILLE                            GA       30045        PUD                     168400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        59300                      401.5104167        360                              359                       7.75                             0       0          0.375          8.125                               SHERMAN                                  TX       75090        Single Family           59300                     20060101               79.95999908            No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        94500                      677.01             360                              359                       7.375                            0       0          0.375          7.75                                HAZLETON                                 PA       18201        2-4 Family              94500                     20060101               70                     No MI                     1.00E+17                              2.375      20071201                       13.75         1.875         1                    First Lien      NO           N           0             Prepay      24                   360                 EMC             20351201         NO
(GI-)G01        357000                     2231.25            360                              360                       7.125                            0       0          0.375          7.5                                 Coral Springs                            FL       33065        PUD                     357000                    20060201               70                     No MI                     1.00E+17                              2.25       20110101                       12.5          2             1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        207960                     1278.0875          360                              359                       7                                0       0          0.375          7.375                               Bonney Lake                              WA       98391        PUD                     207960                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G03        558541.79                  3719.04            360                              359                       6.625                            0       0          0.375          7                                   Minnetonka                               MN       55305        Single Family           559000                    20060101               65                     No MI                     1.00E+17                              2.25       20121201                       12            1.875         1                    First Lien      NO           N           0             Prepay      84                   360                 EMC             20351201         NO
(GI-)G01        196523                     1207.797604        360                              359                       7                                0       0          0.375          7.375                               Orlando                                  FL       32832        PUD                     196523                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        348000                     2175               360                              359                       7.125                            0       0          0.375          7.5                                 LOS ANGELES                              CA       90018        Single Family           348000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        306000                     1944.375           360                              359                       7.25                             0       0          0.375          7.625                               GAINESVILLE                              VA       20155        PUD                     306000                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        334868.1                   1883.633063        360                              358                       6.375                            0       0          0.375          6.75                                Philadelphia                             PA       19147        2-4 Family              335000                    20051201               69.79000092            No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G02        650000                     3520.833333        360                              356                       6.125                            0       0          0.375          6.5                                 Chowchilla                               CA       93610        Single Family           650000                    20051001               68.41999817            No MI                     1.00E+17                              2.25       20100901                       12.5          1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G01        392000                     2041.666667        360                              358                       5.875                            0       0          0.375          6.25                                Springfield                              VA       22152        Townhouse               392000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        214000                     1070               360                              359                       5.625                            0       0          0.375          6                                   Scituate                                 MA       02066        Single Family           214000                    20060101               54.18000031            No MI                     1.00E+17                              2.25       20101201                       12            1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G03        464048                     2271.901667        360                              358                       5.5                              0       0          0.375          5.875                               Kapolei                                  HI       96707        Condominium             464048                    20051201               80                     No MI                     1.00E+17                              2.25       20121101                       11.875        1.875         2                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351101         NO
(GII)G03        416000                     2166.666667        360                              359                       5.875                            0       0          0.375          6.25                                Seattle                                  WA       98178        Single Family           416000                    20060101               80                     No MI                     1.00E+17                              2.25       20121201                       12.25         1.875         2                    First Lien      NO           Y           120           Prepay      84                   360                 EMC             20351201         NO
(GII)G01        220000                     1145.833333        360                              359                       5.875                            0       0          0.375          6.25                                Leesburg                                 VA       20176        PUD                     220000                    20060101               20.82999992            No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        570000                     3562.5             360                              359                       7.125                            0       0          0.375          7.5                                 Park City                                UT       84098        Single Family           570000                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        87600                      501.875            360                              359                       6.5                              0       0          0.375          6.875                               Port Richey                              FL       34668        Single Family           87600                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        212000                     1435.416667        360                              359                       7.75                             0       0          0.375          8.125                               MESA                                     AZ       85205        Single Family           212000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        665000                     3394.270833        360                              360                       5.75                             0       0          0.375          6.125                               Scottsdale                               AZ       85255        Single Family           665000                    20060201               70                     No MI                     1.00E+17                              2.25       20090101                       11.125        1.875         1                    First Lien      NO           Y           120           Prepay      36                   360                 EMC             20360101         NO
(GII)G01        91464                      571.65             360                              359                       7.125                            0       0          0.375          7.5                                 MARYSVILLE                               WA       98270        Condominium             91464                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        159125                     895.078125         360                              356                       6.375                            0       0          0.375          6.75                                Myrtle Beach                             SC       29577        Condominium             159200                    20051001               79.63999939            No MI                     1.00E+17                              2.25       20100901                       11.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20350901         NO
(GII)G02        433185.08                  2030.555063        360                              358                       5.25                             0       0          0.375          5.625                               Reno                                     NV       89521        PUD                     433192                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.625        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        93450                      564.59375          360                              359                       6.875                            0       0          0.375          7.25                                Brandon                                  FL       33510        Single Family           93450                     20060101               66.75                  No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        130000                     677.0833333        360                              359                       5.875                            0       0          0.375          6.25                                Yuma                                     AZ       85367        Single Family           130000                    20060101               55.31999969            No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        391892                     2122.748333        360                              359                       6.125                            0       0          0.375          6.5                                 Upland                                   CA       91786        Single Family           391992                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        255525                     1517.179688        360                              359                       6.75                             0       0          0.375          7.125                               Millville                                DE       19970        Condominium             255525                    20060101               68.94999695            No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        569200                     3853.958333        360                              359                       7.75                             0       0          0.375          8.125                               Gainesville                              VA       20155        Single Family           569200                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        563700                     3346.96875         360                              359                       6.75                             0       0          0.375          7.125                               Fort Washington                          MD       20744        Single Family           563700                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        531000                     3318.75            360                              359                       7.125                            0       0          0.375          7.5                                 Lorton                                   VA       22079        Townhouse               531000                    20060101               79.55000305            No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        813800                     5425.333333        360                              359                       7.625                            0       0          0.375          8                                   Manassas                                 VA       20112        Single Family           813800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        217400                     1290.8125          360                              359                       6.75                             0       0          0.375          7.125                               Hagerstown                               MD       21740        Townhouse               217400                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        246400                     1437.333333        360                              359                       6.625                            0       0          0.375          7                                   Peoria                                   AZ       85382        PUD                     246400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        200000                     958.3333333        360                              358                       5.375                            0       0          0.375          5.75                                Fountain Hills                           AZ       85268        Condominium             200000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       10.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        89250                      520.625            360                              360                       6.625                            0       0          0.375          7                                   Spring                                   TX       77381        PUD                     89250                     20060201               77.61000061            No MI                     1.00E+17                              2.25       20110101                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        152800                     939.0833333        360                              360                       7                                0       0          0.375          7.375                               HASTINGS                                 MN       55033        PUD                     152800                    20060201               74.95999908            No MI                     1.00E+17                              2.25       20110101                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        128936.48                  913.94             360                              358                       7.25                             0       0          0.375          7.625                               Rio Rancho                               NM       87144        Single Family           129124                    20051201               80                     No MI                     1.00E+17                              2.75       20101101                       13.625        1.875         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GII)G01        61600                      359.3333333        360                              359                       6.625                            0       0          0.375          7                                   Alpharetta                               GA       30004        Condominium             61600                     20060101               65.01000214            No MI                     1.00E+17                              2.25       20101201                       12            2.375         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        220000                     1237.5             360                              358                       6.375                            0       0          0.375          6.75                                Antioch                                  TN       37013        PUD                     220000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        359650                     1648.395833        360                              358                       5.125                            0       0          0.375          5.5                                 Bakersfield                              CA       93311        Single Family           359650                    20051201               77.45999908            No MI                     1.00E+17                              2.25       20101101                       11.5          1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G03        220000                     1077.083333        360                              359                       5.5                              0       0          0.375          5.875                               Cloverdale                               CA       95425        Single Family           220000                    20060101               38.93999863            No MI                     1.00E+17                              2.25       20121201                       11.875        1.875         2                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351201         NO
(GII)G03        999949.75                  4999.74875         360                              359                       5.625                            0       0          0.375          6                                   Merced                                   CA       95340        Single Family           999950                    20060101               53.33000183            No MI                     1.00E+17                              2.25       20121201                       12            1.875         2                    First Lien      NO           Y           120           Prepay      84                   360                 EMC             20351201         NO
(GII)G03        441518                     2345.564375        360                              358                       6                                0       0          0.375          6.375                               Laveen                                   AZ       85339        PUD                     441518                    20051201               80                     No MI                     1.00E+17                              2.25       20121101                       12.375        1.875         2                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351101         NO
(GII)G01        210000                     1334.375           360                              360                       7.25                             0       0          0.375          7.625                               GILBERT                                  AZ       85234        Single Family           210000                    20060201               75                     No MI                     1.00E+17                              2.25       20110101                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        298350                     1895.765625        360                              359                       7.25                             0       0          0.375          7.625                               Gainesville                              VA       20155        PUD                     298350                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        158944                     1026.513333        360                              359                       7.375                            0       0          0.375          7.75                                ALBUQUERQUE                              NM       87114        PUD                     158944                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        148872                     976.9725           360                              359                       7.5                              0       0          0.375          7.875                               BRIGHTON                                 CO       80601        PUD                     148872                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        400000                     2458.333333        360                              360                       7                                0       0          0.375          7.375                               Rio Vista                                CA       94571        PUD                     400000                    20060201               77.41000366            No MI                     1.00E+17                              2.25       20110101                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        335200                     2164.833333        360                              359                       7.375                            0       0          0.375          7.75                                Salt Lake City                           UT       84120        Single Family           335200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        80250                      476.484375         360                              359                       6.75                             0       0          0.375          7.125                               Richmond                                 VA       23223        Single Family           80250                     20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        276000                     1753.75            360                              359                       7.25                             0       0          0.375          7.625                               Las Vegas                                NV       89104        Single Family           276000                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        351900                     2236.03125         360                              359                       7.25                             0       0          0.375          7.625                               Gainesville                              VA       20155        PUD                     351900                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        161000                     855.3125           360                              360                       6                                0       0          0.375          6.375                               Nederland                                CO       80466        Single Family           161000                    20060201               47.08000183            No MI                     1.00E+17                              2.25       20110101                       11.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        190255.12                  1315.05            360                              359                       7                                0       0          0.375          7.375                               Lafayette                                LA       70503        Single Family           190400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        290700                     1938               360                              359                       7.625                            0       0          0.375          8                                   Gainesville                              VA       20155        PUD                     290700                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        155200                     873                360                              359                       6.375                            0       0          0.375          6.75                                Port Orange                              FL       32129        PUD                     155200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        558375                     3489.84375         360                              359                       7.125                            0       0          0.375          7.5                                 Los Angeles                              CA       90038        2-4 Family              558375                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        297300                     1920.0625          360                              360                       7.375                            0       0          0.375          7.75                                Elk Grove                                CA       95758        PUD                     297300                    20060201               79.98999786            No MI                     1.00E+17                              2.25       20110101                       12.75         1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20360101         NO
(GII)G01        290700                     1847.15625         360                              359                       7.25                             0       0          0.375          7.625                               CHANTILLY                                VA       20155        PUD                     290700                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        200000                     1291.666667        360                              357                       7.375                            0       0          0.375          7.75                                Queen Creek                              AZ       85242        PUD                     200000                    20051101               80                     No MI                     1.00E+17                              5          20081001                       13.75         1.875         2                    First Lien      NO           Y           60            Prepay      36                   360                 EMC             20351001         NO
(GI-)G01        184988                     1213.98375         360                              359                       7.5                              0       0          0.375          7.875                               Savage                                   MN       55378        Single Family           184988                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        4.625         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        395500                     2595.46875         360                              359                       7.5                              0       0          0.375          7.875                               Ewa Beach                                HI       96706        PUD                     395500                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        101967.15                  604.41             360                              358                       5.5                              0       0          0.375          5.875                               Leander                                  TX       78641        PUD                     102176                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         2                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GII)G01        129975.18                  704.032225         360                              359                       6.125                            0       0          0.375          6.5                                 Charlotte                                NC       28216        PUD                     130200                    20060101               79.98000336            No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        528000                     3300               360                              360                       7.125                            0       0          0.375          7.5                                 Wall                                     NJ       08724        Single Family           528000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.5          1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20360101         NO
(GII)G01        209442                     1309.0125          360                              359                       7.125                            0       0          0.375          7.5                                 Plantation                               FL       33321        Condominium             209442                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.5          1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        180000                     1087.5             360                              359                       6.875                            0       0          0.375          7.25                                Denver                                   CO       80211        Single Family           180000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G02        519600                     2760.375           360                              359                       6                                0       0          0.375          6.375                               Laurel                                   MD       20723        Single Family           519600                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        135056                     703.4166667        360                              359                       5.875                            0       0          0.375          6.25                                Durham                                   NC       27703        PUD                     135056                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        132800                     705.5              360                              358                       6                                0       0          0.375          6.375                               Mableton                                 GA       30126        Condominium             132800                    20051201               79.98999786            No MI                     1.00E+17                              2.25       20101101                       12.375        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        127200                     728.75             360                              359                       6.5                              0       0          0.375          6.875                               Saint Louis                              MO       63141        Condominium             127200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        585040                     3717.441667        360                              360                       7.25                             0       0          0.375          7.625                               Phoenix                                  AZ       85018        Single Family           585040                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        299900                     1749.416667        360                              360                       6.625                            0       0          0.375          7                                   St Petersburg                            FL       33716        PUD                     299900                    20060201               79.98999786            No MI                     1.00E+17                              2.25       20110101                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        150769.71                  769.5537281        360                              359                       5.75                             0       0          0.375          6.125                               Charlotte                                NC       28210        Condominium             150800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        314400                     2096               360                              359                       7.625                            0       0          0.375          8                                   Brookline                                MA       02467        Single Family           314400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        109680                     616.95             360                              358                       6.375                            0       0          0.375          6.75                                ELGIN                                    TX       78612        PUD                     109680                    20051201               80                     No MI                     1.00E+17                              2.75       20101101                       12.75         1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        116800                     632.6666667        360                              359                       6.125                            0       0          0.375          6.5                                 Bay City                                 MI       48708        Single Family           116800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          2.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        273600                     1960.1             360                              360                       7.375                            0       0          0.375          7.75                                East Orange                              NJ       07017        2-4 Family              273600                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.75         1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20360101         NO
(GII)G01        256000                     1546.666667        360                              360                       6.875                            0       0          0.375          7.25                                Newark                                   NJ       07106        2-4 Family              256000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.25         1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20360101         NO
(GII)G01        381500                     2225.416667        360                              360                       6.625                            0       0          0.375          7                                   Newark                                   NJ       07105        2-4 Family              381500                    20060201               70                     No MI                     1.00E+17                              2.25       20110101                       12            1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20360101         NO
(GII)G01        145160                     771.1625           360                              358                       6                                0       0          0.375          6.375                               Orlando                                  FL       32824        Condominium             145160                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.375        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        112000                     700                360                              359                       7.125                            0       0          0.375          7.5                                 Clearwater                               FL       33755        Single Family           112000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        134636.87                  1000.33            360                              359                       7.75                             0       0          0.375          8.125                               LOGANVILLE                               GA       30052        Townhouse               134725                    20060101               85                     PMI                       1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        237600                     1534.5             360                              360                       7.375                            0       0          0.375          7.75                                Irvington                                NJ       07111        2-4 Family              237600                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        120000                     650                360                              359                       6.125                            0       0          0.375          6.5                                 KILLEEN                                  TX       76549        2-4 Family              120000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        134636.87                  1000.33            360                              359                       7.75                             0       0          0.375          8.125                               LOGANVILLE                               GA       30052        Townhouse               134725                    20060101               85                     PMI                       1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        306000                     1944.375           360                              359                       7.25                             0       0          0.375          7.625                               Gainesville                              VA       20155        PUD                     306000                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        60000                      406.25             360                              359                       7.75                             0       0          0.375          8.125                               Saginaw                                  MI       48602        Single Family           60000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        1293750                    8355.46875         360                              359                       7.375                            0       0          0.375          7.75                                Scottsdale                               AZ       85262        PUD                     1293750                   20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        118399.6                   789.3306667        360                              359                       7.625                            0       0          0.375          8                                   Chicago                                  IL       60628        Single Family           118400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        180000                     1068.75            360                              359                       6.75                             0       0          0.375          7.125                               Phoenix                                  AZ       85043        PUD                     180000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        78516                      531.61875          360                              360                       7.75                             0       0          0.375          8.125                               Holly Hill                               FL       32117        Single Family           78516                     20060201               80                     No MI                     1.00E+17                              2.25       20110101                       13.125        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        258000                     1666.25            360                              359                       7.375                            0       0          0.375          7.75                                FT WASHINGTON                            MD       20744        Single Family           258000                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        284000                     1775               360                              359                       7.125                            0       0          0.375          7.5                                 RIVERSIDE                                CA       92501        Single Family           284000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        187539.2                   1133.049333        360                              359                       6.875                            0       0          0.375          7.25                                Otsego                                   MN       55330        Single Family           187539.2                  20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        100667.9                   566.2569375        360                              359                       6.375                            0       0          0.375          6.75                                Saint Paul                               MN       55106        Single Family           100685                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        399738.34                  2969.99            360                              359                       7.75                             0       0          0.375          8.125                               Minneapolis                              MN       55409        2-4 Family              400000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        145797.79                  1058.61            360                              358                       7.5                              0       0          0.375          7.875                               Minneapolis                              MN       55430        Single Family           146000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        171651.45                  1262.08            360                              358                       7.625                            0       0          0.375          8                                   Cloquet                                  MN       55720        Single Family           172000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       13            1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        115999.17                  749.1613063        360                              359                       7.375                            0       0          0.375          7.75                                New Hope                                 MN       55428        Single Family           116000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        336250                     1856.380208        360                              359                       6.25                             0       0          0.375          6.625                               MODESTO                                  CA       95355        Single Family           336250                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        130875                     804.3359375        360                              359                       7                                0       0          0.375          7.375                               Saint Joseph                             MN       56374        Single Family           130875                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        172500                     1078.125           360                              359                       7.125                            0       0          0.375          7.5                                 Bloomington                              MN       55437        Single Family           172500                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        100000                     656.25             360                              359                       7.5                              0       0          0.375          7.875                               Brooklyn Center                          MN       55429        Condominium             100000                    20060101               69.44000244            No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        212438                     1371.995417        360                              359                       7.375                            0       0          0.375          7.75                                Saint Paul                               MN       55116        Single Family           212438                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        196800                     1230               360                              359                       7.125                            0       0          0.375          7.5                                 Blairsville                              GA       30512        Single Family           196800                    20060101               80                     No MI                     1002293-3000008834                    2.75       20101201                       13.5          1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        148000                     925                360                              359                       7.125                            0       0          0.375          7.5                                 Marietta                                 GA       30064        Single Family           148000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.5          2.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        219050                     1118.067708        360                              359                       5.75                             0       0          0.375          6.125                               LAS VEGAS                                NV       89139        PUD                     219050                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       11.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        360000                     2212.5             360                              359                       7                                0       0          0.375          7.375                               Spring Grove                             PA       17362        Single Family           360000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        324000                     2025               360                              359                       7.125                            0       0          0.375          7.5                                 Fairfax                                  VA       22033        PUD                     324000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        675000                     4148.4375          360                              359                       7                                0       0          0.375          7.375                               Carlsbad                                 CA       92009        PUD                     675000                    20060101               69.94999695            No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        262400                     1558               360                              360                       6.75                             0       0          0.375          7.125                               WESLEY CHAPEL                            FL       33543        PUD                     262400                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        112416.51                  786.62             360                              359                       7.125                            0       0          0.375          7.5                                 EULESS                                   TX       76039        PUD                     112500                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        273600                     1482               360                              359                       6.125                            0       0          0.375          6.5                                 Gaithersburg                             MD       20877        Condominium             273600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        235774                     1571.826667        360                              359                       7.625                            0       0          0.375          8                                   Gibsonton                                FL       33534        PUD                     235774                    20060101               90                     PMI                       1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        252750                     1724.2             360                              360                       6.875                            0       0          0.375          7.25                                MARLBOROUGH                              CT       06447        Single Family           252750                    20060201               75                     No MI                     1.00E+17                              2.25       20110101                       12.25         1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        279920                     1895.291667        360                              359                       7.75                             0       0          0.375          8.125                               BROCKTON                                 MA       02302        Single Family           279920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        168000                     997.5              360                              359                       6.75                             0       0          0.375          7.125                               Gilbert                                  AZ       85233        Single Family           168000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        147321                     936.1021875        360                              359                       7.25                             0       0          0.375          7.625                               LOGANVILLE                               GA       30052        PUD                     147321                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        168720                     1054.5             360                              359                       7.125                            0       0          0.375          7.5                                 DALLAS                                   GA       30157        PUD                     168720                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        200000                     1450.14            360                              359                       7.5                              0       0          0.375          7.875                               ATLANTA                                  GA       30310        Single Family           200000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        259747.28                  1579.79            360                              359                       5.75                             0       0          0.375          6.125                               CANTON                                   GA       30114        PUD                     260000                    20060101               50.97999954            No MI                     1.00E+17                              2.25       20101201                       11.125        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        181376                     1190.28            360                              359                       7.5                              0       0          0.375          7.875                               ORLANDO                                  FL       32835        Condominium             181376                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        160240                     884.6583333        360                              359                       6.25                             0       0          0.375          6.625                               ATLANTA                                  GA       30331        PUD                     160240                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        135272                     817.2683333        360                              359                       6.875                            0       0          0.375          7.25                                DULUTH                                   GA       30097        PUD                     135272                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        386750                     2094.895833        360                              359                       6.125                            0       0          0.375          6.5                                 LOS ANGELES                              CA       90016        2-4 Family              386750                    20060101               65                     No MI                     1003113-0005003274                    2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        215858.71                  1461.543349        360                              359                       7.75                             0       0          0.375          8.125                               LAS VEGAS                                NV       89145        Single Family           216000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        166850                     1025.432292        360                              359                       7                                0       0          0.375          7.375                               CHINO VALLEY                             AZ       86323        PUD                     166850                    20060101               79.98000336            No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        368000                     2146.666667        360                              359                       6.625                            0       0          0.375          7                                   GLENDALE                                 AZ       85310        Single Family           368000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        120250                     638.828125         360                              359                       6                                0       0          0.375          6.375                               YUMA                                     AZ       85364        Single Family           120250                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        90880                      605.8666667        360                              359                       7.625                            0       0          0.375          8                                   KEIZER                                   OR       97303        Single Family           90880                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        152999.99                  988.1249354        360                              359                       7.375                            0       0          0.375          7.75                                EL MIRAGE                                AZ       85335        Single Family           153000                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        65600                      481.35             360                              359                       7.625                            0       0          0.375          8                                   Fort Worth                               TX       76105        Single Family           65600                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        181813.99                  1366.78            360                              359                       7.875                            0       0          0.375          8.25                                Ft Lauderdale                            FL       33311        2-4 Family              181930                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       13.25         1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        79920                      511.74             360                              359                       6.255                            0       0          0.375          6.63                                BERWYN                                   IL       60402        Condominium             79920                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        100000                     614.5833333        360                              360                       7                                0       0          0.375          7.375                               West Palm Bch                            FL       33415        Condominium             100000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        220550                     1493.307292        360                              359                       7.75                             0       0          0.375          8.125                               Buckeye                                  AZ       85326        PUD                     220550                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        350549.81                  1971.842681        360                              359                       6.375                            0       0          0.375          6.75                                Birmingham                               AL       35242        PUD                     350751                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        374250                     2778.8             360                              359                       7.75                             0       0          0.375          8.125                               Cottonwood Heights City                  UT       84121        Single Family           374250                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        360000                     2250               360                              360                       7.125                            0       0          0.375          7.5                                 Denver                                   CO       80209        Single Family           360000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       13.5          1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        113520                     709.5              360                              359                       7.125                            0       0          0.375          7.5                                 Tampa                                    FL       33619        Condominium             113520                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.5          1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        456000                     3087.5             360                              356                       7.75                             0       0          0.375          8.125                               Homestead                                FL       33030        Single Family           456000                    20051001               80                     No MI                                                           2.25       20100901                       14.125        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350901         NO
(GII)G01        93500                      457.7604167        360                              359                       5.5                              0       0          0.375          5.875                               Tempe                                    AZ       85281        PUD                     93500                     20060101               49.72999954            No MI                     1.00E+16                              2.25       20101201                       10.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        256000                     1520               360                              358                       6.75                             0       0          0.375          7.125                               Mesa                                     AZ       85203        2-4 Family              256000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        153550                     911.703125         360                              357                       6.75                             0       0          0.375          7.125                               Marana                                   AZ       85653        Single Family           153550                    20051101               79.98000336            No MI                     1.00E+17                              2.25       20101001                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GII)G01        128000                     706.6666667        360                              359                       6.25                             0       0          0.375          6.625                               Phoenix                                  AZ       85033        Single Family           128000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        216259.06                  1148.876256        360                              357                       6                                0       0          0.375          6.375                               Maricopa                                 AZ       85239        PUD                     216527                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GII)G01        116000                     700.8333333        360                              359                       6.875                            0       0          0.375          7.25                                Phoenix                                  AZ       85009        Single Family           116000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        352400                     2055.666667        360                              357                       6.625                            0       0          0.375          7                                   Oro Valley                               AZ       85737        PUD                     352400                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GII)G01        115000                     658.8541667        360                              359                       6.5                              0       0          0.375          6.875                               Santa Rosa                               CA       95405        Condominium             115000                    20060101               50.54999924            No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        288000                     1710               360                              359                       6.75                             0       0          0.375          7.125                               Peoria                                   AZ       85383        PUD                     288000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        135000                     773.4375           360                              359                       6.5                              0       0          0.375          6.875                               Jay                                      VT       05859        Condominium             135000                    20060101               51.91999817            No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G02        500000                     2916.666667        360                              359                       6.625                            0       0          0.375          7                                   Chelan                                   WA       98816        Single Family           500000                    20060101               66.23000336            No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        358000                     2200.208333        360                              359                       7                                0       0          0.375          7.375                               Van Nuys                                 CA       91411        2-4 Family              358000                    20060101               59.16999817            No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        194861                     1197.583229        360                              360                       7                                0       0          0.375          7.375                               Henderson                                NV       89052        Single Family           194861                    20060201               80                     No MI                     1.00E+17                              2.37       20110101                       12.37         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        209430                     1243.490625        360                              359                       6.75                             0       0          0.375          7.125                               Abington                                 PA       19001        Single Family           209430                    20060101               90                     Mortgage Guaranty In      1.00E+17                              2.25       20101201                       12.125        1.995         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        340291                     2162.265729        360                              360                       7.25                             0       0          0.375          7.625                               Romoland                                 CA       92585        Single Family           340291                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        240222.75                  1226.136953        360                              359                       5.75                             0       0          0.375          6.125                               WESTMINSTER                              CO       80234        PUD                     240232                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        195000                     1076.5625          360                              358                       6.25                             0       0          0.375          6.625                               Stone Mountain                           GA       30087        PUD                     195000                    20051201               78                     No MI                     1.00E+17                              2.25       20101101                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        142500                     860.9375           360                              358                       6.875                            0       0          0.375          7.25                                Atlanta                                  GA       30316        Single Family           142500                    20051201               77.44999695            No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        348000                     2102.5             360                              358                       6.875                            0       0          0.375          7.25                                Alpharetta                               GA       30005        PUD                     348000                    20051201               66.29000092            No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        400000                     2208.333333        360                              359                       6.25                             0       0          0.375          6.625                               Hayward                                  CA       94545        Single Family           400000                    20060101               74.06999969            No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        416500                     2820.052083        360                              359                       7.75                             0       0          0.375          8.125                               Miami Beach                              FL       33139        Condominium             416500                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        103565.19                  647.2824375        360                              359                       7.125                            0       0          0.375          7.5                                 Fuquay Varina                            NC       27526        Single Family           103600                    20060101               79.95999908            No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        356000                     2187.916667        360                              359                       7                                0       0          0.375          7.375                               Canton                                   GA       30114        PUD                     356000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        400000                     2416.666667        360                              359                       6.875                            0       0          0.375          7.25                                Canton                                   GA       30114        PUD                     400000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G02        650000                     3520.833333        360                              358                       6.125                            0       0          0.375          6.5                                 Naples                                   FL       34103        Condominium             650000                    20051201               31.70999908            No MI                                                           2.75       20101101                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        276000                     1610               360                              360                       6.625                            0       0          0.375          7                                   Houston                                  TX       77007        PUD                     276000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12            2.375         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20360101         NO
(GII)G01        255452                     1596.575           360                              358                       7.125                            0       0          0.375          7.5                                 Seffner                                  FL       33584        PUD                     255452                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        110777                     703.8955208        360                              360                       7.25                             0       0          0.375          7.625                               FT WORTH                                 TX       76213        PUD                     110777                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.625        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20360101         NO
(GII)G01        139165.88                  768.3116292        360                              358                       6.25                             0       0          0.375          6.625                               Clearwater                               FL       33762        Condominium             150029                    20051201               79.84999847            No MI                     1.00E+17                              2.75       20101101                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        199810.23                  1231.44            360                              359                       5.875                            0       0          0.375          6.25                                Orlando                                  FL       32825        PUD                     200000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.25         2.375         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        773500                     4270.364583        360                              360                       6.25                             0       0          0.375          6.625                               Studio City                              CA       91604        Single Family           773500                    20060201               65                     No MI                     1.00E+17                              2.25       20110101                       11.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        358558.01                  2449.83            360                              358                       6.875                            0       0          0.375          7.25                                Saint Augustine                          FL       32092        PUD                     359120                    20051201               80                     No MI                     1.00E+17                              2.75       20101101                       12.25         1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GII)G01        82845.83                   517.82             360                              358                       6                                0       0          0.375          6.375                               Marrero                                  LA       70072        Single Family           83000                     20051201               49.40000153            No MI                     1.00E+17                              2.25       20101101                       11.375        2.375         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GII)G01        118400                     653.6666667        360                              358                       6.25                             0       0          0.375          6.625                               Helena                                   AL       35080        Single Family           118400                    20051201               80                     No MI                     1.00E+17                              2.75       20101101                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        276000                     1610               360                              360                       6.625                            0       0          0.375          7                                   Houston                                  TX       77007        PUD                     276000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12            2.375         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20360101         NO
(GII)G01        63200                      342.3333333        360                              358                       6.125                            0       0          0.375          6.5                                 Nashville                                TN       37207        Single Family           63200                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        133170                     790.696875         360                              359                       6.75                             0       0          0.375          7.125                               Jacksonville                             FL       32244        PUD                     133170                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        595000                     3408.854167        360                              359                       6.5                              0       0          0.375          6.875                               Tarpon Springs                           FL       34688        PUD                     595000                    20060101               79.87000275            No MI                                                           2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        119925                     762.0234375        360                              359                       7.25                             0       0          0.375          7.625                               Citrus Springs                           FL       34434        Single Family           119925                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        234762.54                  1247.175994        360                              357                       6                                0       0          0.375          6.375                               Port Richey                              FL       34668        Single Family           235200                    20051101               80                     No MI                                                           2.75       20101001                       11.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G02        1000000                    5520.833333        360                              358                       6.25                             0       0          0.375          6.625                               Destin                                   FL       32550        PUD                     1000000                   20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.625        2.375         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        561008.69                  3833.07            360                              359                       6.875                            0       0          0.375          7.25                                Bowie                                    MD       20720        PUD                     561888                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        320000                     1866.666667        360                              359                       6.625                            0       0          0.375          7                                   Tolleson                                 AZ       85353        PUD                     320000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        136000                     665.8333333        360                              359                       5.5                              0       0          0.375          5.875                               Colorado Springs                         CO       80911        Single Family           136000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       10.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        219375                     1233.984375        360                              359                       6.375                            0       0          0.375          6.75                                Tustin                                   CA       92780        Condominium             219375                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        220628.14                  1543.81            360                              359                       7.125                            0       0          0.375          7.5                                 Chandler                                 AZ       85249        Single Family           220792                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        420000                     2406.25            360                              358                       6.5                              0       0          0.375          6.875                               Canton                                   GA       30114        PUD                     420000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        350000                     2187.5             360                              358                       7.125                            0       0          0.375          7.5                                 Winter Garden                            FL       34787        PUD                     350000                    20051201               89.73999786            Republic MIC              1.00E+17                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        496350                     3050.484375        360                              359                       7                                0       0          0.375          7.375                               Bristow                                  VA       20136        PUD                     496350                    20060101               80                     No MI                     1.00E+17                              2.75       20101201                       13.375        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        264750                     1571.953125        360                              359                       6.75                             0       0          0.375          7.125                               North Las Vegas                          NV       89031        PUD                     264750                    20060101               80                     No MI                                                           2.375      20101201                       12.125        2.375         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        184000                     996.6666667        360                              359                       6.125                            0       0          0.375          6.5                                 Orlando                                  FL       32828        PUD                     184000                    20060101               80                     No MI                                                           2.25       20101201                       11.5          2             1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        207200                     1100.75            360                              358                       6                                0       0          0.375          6.375                               Cape Coral                               FL       33990        Condominium             207200                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        86250                      530.078125         360                              359                       7                                0       0          0.375          7.375                               Aurora                                   CO       80012        PUD                     86250                     20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        139300                     914.15625          360                              359                       7.5                              0       0          0.375          7.875                               Jacksonville                             FL       32226        PUD                     139300                    20060101               74.98000336            No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        86000                      501.6666667        360                              359                       6.625                            0       0          0.375          7                                   Aurora                                   CO       80011        Single Family           86000                     20060101               74.98000336            No MI                                                           2.25       20101201                       12            1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        158600                     908.6458333        360                              359                       6.5                              0       0          0.375          6.875                               North Port                               FL       34287        Single Family           158600                    20060101               57.66999817            No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        114704.92                  852.24             360                              359                       7.75                             0       0          0.375          8.125                               Fulton                                   TX       78358        2-4 Family              114780                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        136000                     821.6666667        360                              359                       6.875                            0       0          0.375          7.25                                San Antonio                              TX       78249        Single Family           136000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        191920                     1199.5             360                              359                       7.125                            0       0          0.375          7.5                                 Scottsdale                               AZ       85257        Single Family           191920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        196519                     1146.360833        360                              359                       6.625                            0       0          0.375          7                                   Cumming                                  GA       30040        PUD                     196519                    20060101               90                     GE Capital MI             1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        173200                     1064.458333        360                              359                       7                                0       0          0.375          7.375                               Buffalo                                  MN       55313        Single Family           173200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        191920                     1159.516667        360                              358                       6.875                            0       0          0.375          7.25                                Osceola                                  WI       54020        Single Family           191920                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        205520                     1241.683333        360                              358                       6.875                            0       0          0.375          7.25                                Osceola                                  WI       54020        Single Family           205520                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        133488                     876.015            360                              359                       7.5                              0       0          0.375          7.875                               Saint Paul                               MN       55119        Single Family           133488                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        384000                     2480               360                              359                       7.375                            0       0          0.375          7.75                                Paterson                                 NJ       07504        2-4 Family              384000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        115080                     695.275            360                              359                       6.875                            0       0          0.375          7.25                                Hugo                                     MN       55038        Condominium             115080                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        71070                      429.38125          360                              359                       6.875                            0       0          0.375          7.25                                Ennis                                    TX       75119        2-4 Family              71070                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        650000                     3317.708333        360                              359                       5.75                             0       0          0.375          6.125                               Prior Lake                               MN       55372        Single Family           650000                    20060101               54.16999817            No MI                     1.00E+17                              2.25       20081201                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       36                   360                 EMC             20351201         NO
(GII)G01        128000                     706.6666667        360                              358                       6.25                             0       0          0.375          6.625                               Queen Creek                              AZ       85243        PUD                     128000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.625        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        211651.42                  1410.45            360                              358                       6.625                            0       0          0.375          7                                   Bellwood                                 IL       60104        2-4 Family              212000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GII)G01        196320                     1145.2             360                              358                       6.625                            0       0          0.375          7                                   Saint Paul                               MN       55125        Townhouse               196320                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        184000                     1169.166667        360                              359                       7.25                             0       0          0.375          7.625                               Boca Raton                               FL       33431        Condominium             184000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        116116                     762.01125          360                              358                       7.5                              0       0          0.375          7.875                               Brooklyn Park                            MN       55443        PUD                     116116                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        222246.94                  1612.55            360                              359                       7.5                              0       0          0.375          7.875                               Cicero                                   IL       60804        2-4 Family              222400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        184000                     1073.333333        360                              359                       6.625                            0       0          0.375          7                                   Saint Paul                               MN       55129        Condominium             184000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        183600                     1204.875           360                              358                       7.5                              0       0          0.375          7.875                               Stacy                                    MN       55079        Single Family           183600                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        174267.42                  1205.14            360                              359                       7.005                            0       0          0.375          7.38                                Roselle                                  IL       60172        PUD                     174400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.38         1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        256000                     1573.333333        360                              358                       7                                0       0          0.375          7.375                               Saint Paul                               MN       55101        2-4 Family              256000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        256720                     1684.725           360                              359                       7.5                              0       0          0.375          7.875                               Sarasota                                 FL       34238        Condominium             256720                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        104000                     671.6666667        360                              358                       7.375                            0       0          0.375          7.75                                Elk Mound                                WI       54739        Single Family           104000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        352800                     2315.25            360                              359                       7.5                              0       0          0.375          7.875                               Golden Valley                            MN       55416        Single Family           352800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        139050                     869.0625           360                              360                       7.125                            0       0          0.375          7.5                                 Silver Spring                            MD       20902        Single Family           139050                    20060201               75                     No MI                     1.00E+17                              2.25       20110101                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        255000                     1354.6875          360                              359                       6                                0       0          0.375          6.375                               Littleton                                CO       80120        Single Family           255000                    20060101               84.44000244            Republic MIC              1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        257520                     1689.975           360                              359                       7.5                              0       0          0.375          7.875                               Tolleson                                 AZ       85353        PUD                     257520                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        33724.95                   235.99             360                              359                       7.125                            0       0          0.375          7.5                                 Sullivan                                 IN       47882        Single Family           33750                     20060101               75                     No MI                     1.00E+17                              2.25       20101201                       13.5          1.875         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        153120                     781.55             360                              358                       5.75                             0       0          0.375          6.125                               Dallas                                   TX       75204        Condominium             153120                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.125        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        239932.5                   1349.620313        360                              358                       6.375                            0       0          0.375          6.75                                Lancaster                                CA       93536        Single Family           240000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        299156.25                  1651.591797        360                              359                       6.25                             0       0          0.375          6.625                               Bakersfield                              CA       93309        Single Family           300000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        163954.17                  853.9279688        360                              359                       5.875                            0       0          0.375          6.25                                Burleson                                 TX       76028        Single Family           164000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        213802.43                  1291.723015        360                              358                       6.875                            0       0          0.375          7.25                                Pinal County                             AZ       85242        PUD                     214204                    20051201               80                     No MI                     1.00E+17                              2.75       20101101                       13.25         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        173786                     814.621875         360                              359                       5.25                             0       0          0.375          5.625                               Summerville                              SC       29483        PUD                     173786                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        2.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        121600                     582.6666667        360                              359                       5.375                            0       0          0.375          5.75                                Herriman                                 UT       84065        Condominium             121600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        58300                      382.59375          360                              359                       7.5                              0       0          0.375          7.875                               Blacklick                                OH       43004        Condominium             58300                     20060101               78.77999878            No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        120135.94                  712.1              360                              358                       5.5                              0       0          0.375          5.875                               Leander                                  TX       78641        PUD                     120382                    20051201               80                     No MI                     1.00E+17                              2.75       20101101                       11.875        1.875         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GII)G01        117953.09                  708.61             360                              358                       5.625                            0       0          0.375          6                                   Wylie                                    TX       75098        PUD                     118189                    20051201               80                     No MI                     1.00E+17                              2.75       20101101                       12            2.375         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GII)G01        61108.88                   427.92             360                              358                       7.125                            0       0          0.375          7.5                                 Conroe                                   TX       77301        Single Family           61200                     20051201               79.97000122            No MI                     1.00E+17                              2.25       20101101                       12.5          2.375         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GII)G01        389100                     2229.21875         360                              360                       6.5                              0       0          0.375          6.875                               Fontana                                  CA       92336        PUD                     389100                    20060201               70                     No MI                     1.00E+17                              2.25       20110101                       11.875        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20360101         NO
(GII)G01        167714                     978.3316667        360                              358                       6.625                            0       0          0.375          7                                   Aurora                                   CO       80012        PUD                     167714                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       13            1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        61715.3                    437.13             360                              359                       7.25                             0       0          0.375          7.625                               Fort Worth                               TX       76104        2-4 Family              61760                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G02        464000                     2513.333333        360                              359                       6.125                            0       0          0.375          6.5                                 Hudson                                   WI       54016        Single Family           464000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        400000                     2583.333333        360                              359                       7.375                            0       0          0.375          7.75                                Denver                                   CO       80206        2-4 Family              400000                    20060101               78.43000031            No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        61715.3                    437.13             360                              359                       7.25                             0       0          0.375          7.625                               Fort Worth                               TX       76104        2-4 Family              61760                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        104000                     650                360                              358                       7.125                            0       0          0.375          7.5                                 Baker                                    LA       70714        Single Family           104000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        282250                     1617.057292        360                              359                       6.5                              0       0          0.375          6.875                               Fresno                                   CA       93727        Single Family           282250                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        288208                     1891.365           360                              359                       7.5                              0       0          0.375          7.875                               Midlothian                               VA       23112        PUD                     288208                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        240000                     1450               360                              358                       6.875                            0       0          0.375          7.25                                Bossier City                             LA       71111        PUD                     240000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        140530.5                   878.36             360                              358                       6                                0       0          0.375          6.375                               Leander                                  TX       78641        PUD                     140792                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.375        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GII)G02        1124250                    5387.03125         360                              359                       5.375                            0       0          0.375          5.75                                Fairfax Station                          VA       22039        Single Family           1124250                   20060101               75                     No MI                     1.00E+17                              2.25       20101201                       10.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        308000                     1668.333333        360                              359                       6.125                            0       0          0.375          6.5                                 Glenwood Springs                         CO       81601        PUD                     308000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G02        636000                     3577.5             360                              356                       6.375                            0       0          0.375          6.75                                North Redington Beach                    FL       33708        Single Family           636000                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G01        116880                     620.925            360                              359                       6                                0       0          0.375          6.375                               Denver                                   CO       80241        Condominium             116880                    20060101               80                     No MI                     1.01E+16                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        360000                     2610.25            360                              359                       7.5                              0       0          0.375          7.875                               Scottsdale                               AZ       85255        PUD                     360000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        345600                     1908               360                              358                       6.25                             0       0          0.375          6.625                               Saint Petersburg                         FL       33704        Single Family           345600                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        287900                     1769.385417        360                              359                       7                                0       0          0.375          7.375                               Bowie                                    MD       20715        Single Family           287900                    20060101               79.98000336            No MI                                                           2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        71574.86                   402.6085875        360                              358                       6.375                            0       0          0.375          6.75                                Palm Harbor                              FL       34684        Condominium             71725                     20051201               73.19000244            No MI                                                           2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        120000                     700                360                              358                       6.625                            0       0          0.375          7                                   Orlando                                  FL       32819        Single Family           120000                    20051201               75                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        135200                     718.25             360                              359                       6                                0       0          0.375          6.375                               North Port                               FL       34286        Single Family           135200                    20060101               65                     No MI                     1.00E+17                              2.75       20101201                       11.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        181600                     1040.416667        360                              359                       6.5                              0       0          0.375          6.875                               Kissimmee                                FL       34758        PUD                     181600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        2.375         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        161404.99                  991.9681677        360                              359                       7                                0       0          0.375          7.375                               Clearwater                               FL       33765        Single Family           161405                    20060101               95                     Republic MIC                                                    2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        311367                     1783.873438        360                              359                       6.5                              0       0          0.375          6.875                               Avondale                                 AZ       85322        PUD                     311367                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        136000                     722.5              360                              358                       6                                0       0          0.375          6.375                               Reddick                                  FL       32686        Single Family           136000                    20051201               80                     No MI                                                           2.25       20101101                       11.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        212284                     1326.775           360                              360                       7.125                            0       0          0.375          7.5                                 Glendale                                 AZ       85310        PUD                     212284                    20060201               79.94999695            No MI                                                           2.25       20110101                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        94412                      550.7366667        360                              358                       6.625                            0       0          0.375          7                                   Montgomery                               TX       77356        PUD                     94412                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        208859.76                  1196.592375        360                              358                       6.5                              0       0          0.375          6.875                               Cape Coral                               FL       33914        Single Family           209000                    20051201               76                     No MI                     1.00E+17                              2.75       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        148472                     881.5525           360                              359                       6.75                             0       0          0.375          7.125                               Leander                                  TX       78641        PUD                     148472                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        2.375         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        54400                      294.6666667        360                              358                       6.125                            0       0          0.375          6.5                                 Mobile                                   AL       36609        Single Family           54400                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G02        763750                     4136.979167        360                              359                       6.125                            0       0          0.375          6.5                                 Naples                                   FL       34119        Single Family           763750                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        297799.42                  1799.204829        360                              359                       6.875                            0       0          0.375          7.25                                Casa Grande                              AZ       85222        Single Family           300000                    20060101               77.91999817            No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G02        420887.58                  2235.965269        360                              358                       6                                0       0          0.375          6.375                               Cape Coral                               FL       33904        Single Family           421000                    20051201               62.36999893            No MI                     1.00E+17                              2.25       20101101                       11.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        202400                     1180.666667        360                              359                       6.625                            0       0          0.375          7                                   SUNNY ISLE BEACH                         FL       33060        Condominium             202400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        178778.39                  1080.11944         360                              358                       6.875                            0       0          0.375          7.25                                Kissimmee                                FL       34743        PUD                     179200                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        275400                     1692.5625          360                              358                       7                                0       0          0.375          7.375                               Surprise                                 AZ       85379        PUD                     275400                    20051201               88.83999634            Mortgage Guaranty In      1.00E+17                              2.25       20101101                       12.375        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        751200                     4616.75            360                              359                       7                                0       0          0.375          7.375                               Los Angeles                              CA       90027        Single Family           751200                    20060101               80                     No MI                                                           2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        215962                     1237.282292        360                              359                       6.5                              0       0          0.375          6.875                               Fresno                                   CA       93727        Single Family           215962                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        288000                     1860               360                              359                       7.375                            0       0          0.375          7.75                                HERNDON                                  VA       20170        PUD                     288000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        153384                     926.695            360                              359                       6.875                            0       0          0.375          7.25                                KISSIMMEE                                FL       34747        Condominium             153384                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        287696                     1768.131667        360                              360                       7                                0       0          0.375          7.375                               ANTHEM                                   AZ       85086        PUD                     287696                    20060201               80                     No MI                                                           2.25       20110101                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        332150                     1764.546875        360                              359                       6                                0       0          0.375          6.375                               Fripp Island                             SC       29920        Condominium             332150                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        508000                     3069.166667        360                              358                       6.875                            0       0          0.375          7.25                                Carson                                   CA       90746        PUD                     508000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       13.25         1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        138800                     838.5833333        360                              358                       6.875                            0       0          0.375          7.25                                Woodbury                                 MN       55129        Condominium             138800                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        399500                     2372.03125         360                              359                       6.75                             0       0          0.375          7.125                               Aurora                                   CO       80016        PUD                     399500                    20060101               79.86000061            No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        230400                     1248               360                              358                       6.125                            0       0          0.375          6.5                                 Saint Paul                               MN       55104        2-4 Family              230400                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        287200                     1615.5             360                              358                       6.375                            0       0          0.375          6.75                                Portland                                 OR       97202        Single Family           287200                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        316000                     1876.25            360                              359                       6.75                             0       0          0.375          7.125                               Las Vegas                                NV       89129        Single Family           316000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        112562.48                  816.72             360                              358                       7.5                              0       0          0.375          7.875                               Cincinnati                               OH       45248        Single Family           112640                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GII)G01        68800                      422.8333333        360                              359                       7                                0       0          0.375          7.375                               Arlington                                TX       76014        PUD                     68800                     20060101               80                     No MI                                                           2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        166372                     953.1729167        360                              360                       6.5                              0       0          0.375          6.875                               MARICOPA                                 AZ       85239        PUD                     166372                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        214752                     1297.46            360                              360                       6.875                            0       0          0.375          7.25                                ANTHEM                                   AZ       85086        PUD                     214752                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        122836                     703.7479167        360                              360                       6.5                              0       0          0.375          6.875                               ATLANTA                                  GA       30331        Single Family           122836                    20060201               80                     No MI                                                           2.25       20110101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        149600                     935                360                              359                       7.125                            0       0          0.375          7.5                                 Hampton                                  GA       30228        Single Family           149600                    20060101               80                     No MI                                                           2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        242250                     1514.0625          360                              359                       7.125                            0       0          0.375          7.5                                 PHOENIXVILLE                             PA       19460        PUD                     242250                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        105600                     711.45             360                              360                       6.75                             0       0          0.375          7.125                               Dearborn                                 MI       48124        Single Family           105600                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.125        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20360101         NO
(GII)G01        151200                     913.5              360                              359                       6.875                            0       0          0.375          7.25                                Miami                                    FL       33183        Condominium             151200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        108240                     710.325            360                              359                       7.5                              0       0          0.375          7.875                               Anoka                                    MN       55303        Condominium             108240                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        127606                     770.9529167        360                              359                       6.875                            0       0          0.375          7.25                                Kuna                                     ID       83634        PUD                     127606                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        393750                     2050.78125         360                              359                       5.875                            0       0          0.375          6.25                                Tallahassee                              FL       32317        Single Family           393750                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        712500                     4527.34375         360                              359                       7.25                             0       0          0.375          7.625                               Los Angeles                              CA       90005        2-4 Family              712500                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        251160                     1465.1             360                              359                       6.625                            0       0          0.375          7                                   Lancaster                                CA       93535        Single Family           251160                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        111900                     641.09375          360                              359                       6.5                              0       0          0.375          6.875                               Phoenix                                  AZ       85008        Single Family           111900                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        234500                     1196.927083        360                              359                       5.75                             0       0          0.375          6.125                               Las Vegas                                NV       89129        PUD                     234500                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       11.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        303999                     1709.994375        360                              359                       6.375                            0       0          0.375          6.75                                Las Vegas                                NV       89147        Single Family           303999                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        127366                     769.5029167        360                              359                       6.875                            0       0          0.375          7.25                                Kuna                                     ID       83634        PUD                     127366                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        66053                      412.83125          360                              360                       7.125                            0       0          0.375          7.5                                 Kansas City                              MO       64106        Condominium             66053                     20060201               65                     No MI                     1.00E+17                              2.25       20110101                       12.5          1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20360101         NO
(GII)G01        346320                     1839.825           360                              359                       6                                0       0          0.375          6.375                               Laurel                                   MD       20707        Single Family           346320                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        200720                     1318.59            360                              360                       6.5                              0       0          0.375          6.875                               Lewisberry                               PA       17339        PUD                     200720                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.875        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20360101         NO
(GII)G01        504000                     3045               360                              359                       6.875                            0       0          0.375          7.25                                Huntington Park                          CA       90255        2-4 Family              504000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        192000                     1160               360                              359                       6.875                            0       0          0.375          7.25                                Las Vegas                                NV       89110        Single Family           192000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        135999.16                  821.6615917        360                              359                       6.875                            0       0          0.375          7.25                                Severn                                   MD       21144        Condominium             136000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        224000                     1306.666667        360                              360                       6.625                            0       0          0.375          7                                   Chicago                                  IL       60629        Single Family           224000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        113525.69                  843.48             360                              359                       7.75                             0       0          0.375          8.125                               Marietta                                 GA       30060        2-4 Family              113600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        409500                     2346.09375         360                              359                       6.5                              0       0          0.375          6.875                               West Hollywood                           CA       90069        Condominium             409500                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        228000                     1401.25            360                              360                       7                                0       0          0.375          7.375                               Miami                                    FL       33137        Condominium             228000                    20060201               80                     No MI                                                           2.25       20110101                       12.375        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        129600                     895.11             360                              360                       7                                0       0          0.375          7.375                               Mesa                                     AZ       85210        Single Family           129600                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.375        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20360101         NO
(GII)G01        126096                     669.885            360                              360                       6                                0       0          0.375          6.375                               Scottsdale                               AZ       85251        Condominium             126096                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        163865.57                  1091.1             360                              359                       6.625                            0       0          0.375          7                                   Mesa                                     AZ       85201        Single Family           164000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        140000                     889.5833333        360                              359                       7.25                             0       0          0.375          7.625                               Denver                                   CO       80219        Single Family           140000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        358100                     1939.708333        360                              359                       6.125                            0       0          0.375          6.5                                 Mc Lean                                  VA       22101        Single Family           358100                    20060101               55.09000015            No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        303920                     1899.5             360                              359                       7.125                            0       0          0.375          7.5                                 Manassas                                 VA       20111        Condominium             303920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        107250                     659.140625         360                              359                       7                                0       0          0.375          7.375                               Saint Paul                               MN       55106        Single Family           107250                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        213500                     1378.854167        360                              359                       7.375                            0       0          0.375          7.75                                Salt Lake City                           UT       84115        2-4 Family              213500                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        234392                     1440.534167        360                              359                       7                                0       0          0.375          7.375                               Las Vegas                                NV       89122        PUD                     234392                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        175200                     1003.75            360                              359                       6.5                              0       0          0.375          6.875                               Frederick                                CO       80530        Single Family           175200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        382528.36                  2515.05            360                              359                       6.5                              0       0          0.375          6.875                               Phoenix                                  AZ       85044        Single Family           382850                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        54400                      345.6666667        360                              359                       7.25                             0       0          0.375          7.625                               El Paso                                  TX       79935        Single Family           54400                     20060101               68                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        354800                     2328.375           360                              359                       7.5                              0       0          0.375          7.875                               Elk Grove                                CA       95758        Single Family           354800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        276000                     1552.5             360                              359                       6.375                            0       0          0.375          6.75                                Las Vegas                                NV       89101        2-4 Family              276000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        200000                     1083.333333        360                              359                       6.125                            0       0          0.375          6.5                                 Herndon                                  VA       20170        Condominium             200000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        355400                     2369.333333        360                              359                       7.625                            0       0          0.375          8                                   Abingdon                                 MD       21009        PUD                     355400                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        508000                     3280.833333        360                              359                       7.375                            0       0          0.375          7.75                                Savannah                                 GA       31401        2-4 Family              508000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        303635.8                   1549.807729        360                              359                       5.75                             0       0          0.375          6.125                               Woodbury                                 MN       55125        Single Family           303750                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       11.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        640000                     3733.333333        360                              359                       6.625                            0       0          0.375          7                                   Park City                                UT       84098        PUD                     640000                    20060101               79.55000305            No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        138000                     891.25             360                              359                       7.375                            0       0          0.375          7.75                                Sarasota                                 FL       34235        Single Family           138000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        272000                     1558.333333        360                              359                       6.5                              0       0          0.375          6.875                               Powder Springs                           GA       30127        PUD                     272000                    20060101               80                     No MI                     1002293-3000008235                    2.25       20101201                       12.875        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        91200                      532                360                              358                       6.625                            0       0          0.375          7                                   Stockbridge                              GA       30281        Single Family           91200                     20051201               80                     No MI                     1.00E+16                              2.25       20101101                       12            1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        165894                     1088.679375        360                              358                       7.5                              0       0          0.375          7.875                               Homestead                                FL       33033        PUD                     165894                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        117958.73                  867.95             360                              358                       7.615                            0       0          0.375          7.99                                Winter Garden                            FL       34787        Single Family           118400                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.99         1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GII)G01        353600                     1915.333333        360                              359                       6.125                            0       0          0.375          6.5                                 Reno                                     NV       89523        Single Family           353600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        344000                     2114.166667        360                              358                       7                                0       0          0.375          7.375                               Atlanta                                  GA       30312        Single Family           344000                    20051201               80                     No MI                     1.00E+17                              2.375      20101101                       12.375        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        623002.6                   4526.61            360                              358                       7.5                              0       0          0.375          7.875                               La Quinta                                CA       92253        PUD                     624300                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       13.875        2             1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        171200                     1123.5             360                              359                       7.5                              0       0          0.375          7.875                               Lutz                                     FL       33549        PUD                     171200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        266343                     1525.923438        360                              359                       6.5                              0       0          0.375          6.875                               Bluffton                                 SC       29910        PUD                     266343                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        392000                     2450               360                              358                       7.125                            0       0          0.375          7.5                                 Indianapolis                             IN       46240        Single Family           392000                    20051201               80                     No MI                     1003780-0000307216                    2.25       20101101                       12.5          1.875         2                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        119992                     724.9516667        360                              359                       6.875                            0       0          0.375          7.25                                COVINGTON                                GA       30016        PUD                     119992                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        127120                     834.225            360                              358                       7.5                              0       0          0.375          7.875                               COVINGTON                                GA       30014        Single Family           127120                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        190100                     990.1041667        360                              358                       5.875                            0       0          0.375          6.25                                SUWANEE                                  GA       30024        PUD                     190100                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        208000                     1126.666667        360                              359                       6.125                            0       0          0.375          6.5                                 Auburn                                   WA       98001        Single Family           208000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        1000000                    6041.666667        360                              359                       6.875                            0       0          0.375          7.25                                San Marino                               CA       91108        Single Family           1000000                   20060101               74.62999725            No MI                     1.00E+17                              2.25       20101201                       13.25         1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        270000                     1434.375           360                              359                       6                                0       0          0.375          6.375                               Everett                                  MA       02149        2-4 Family              270000                    20060101               46.54999924            No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        152850                     812.015625         360                              358                       6                                0       0          0.375          6.375                               SUWANEE                                  GA       30024        PUD                     152850                    20051201               79.98000336            No MI                     1.00E+17                              2.25       20101101                       11.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        197280                     1130.25            360                              359                       6.5                              0       0          0.375          6.875                               POWDER SPRINGS                           GA       30127        PUD                     197280                    20060101               79.98000336            No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        161600                     808                360                              358                       5.625                            0       0          0.375          6                                   EAST POINT                               GA       30344        Single Family           161600                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        121559.33                  709.0960917        360                              358                       6.625                            0       0          0.375          7                                   Cartersville                             GA       30120        Single Family           121600                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         2                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        130000                     704.1666667        360                              359                       6.125                            0       0          0.375          6.5                                 EAST POINT                               GA       30344        Single Family           130000                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        140000                     889.5833333        360                              358                       7.25                             0       0          0.375          7.625                               DOUGLASVILLE                             GA       30134        PUD                     140000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        167313                     801.708125         360                              358                       5.375                            0       0          0.375          5.75                                Canton                                   GA       30115        PUD                     167313                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       10.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        163147.19                  849.7249479        360                              358                       5.875                            0       0          0.375          6.25                                AUBURN                                   GA       30011        PUD                     163148                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        154450                     852.6927083        360                              359                       6.25                             0       0          0.375          6.625                               CUMMING                                  GA       30040        PUD                     154450                    20060101               79.98000336            No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        151201                     945.00625          360                              358                       7.125                            0       0          0.375          7.5                                 COLLEGE PARK                             GA       30349        PUD                     151201                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        159100                     994.375            360                              358                       7.125                            0       0          0.375          7.5                                 UNION CITY                               GA       30291        PUD                     159100                    20051201               79.98999786            No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G02        434550                     2172.75            360                              358                       5.625                            0       0          0.375          6                                   Modesto                                  CA       95355        Single Family           434550                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        140000                     860.4166667        360                              358                       7                                0       0          0.375          7.375                               COVINGTON                                GA       30016        PUD                     140000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        239850                     1249.21875         360                              358                       5.875                            0       0          0.375          6.25                                Huntington Beach                         CA       92646        Condominium             239850                    20051201               66.80999756            No MI                     1.00E+17                              2.25       20101101                       11.25         1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        73500                      490                360                              358                       7.625                            0       0          0.375          8                                   Louisville                               KY       40219        Single Family           73500                     20051201               75                     No MI                     1.00E+17                              2.25       20101101                       13            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        363600                     2272.5             360                              359                       7.125                            0       0          0.375          7.5                                 Evergreen                                CO       80439        Single Family           363600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        334750                     1882.96875         360                              358                       6.375                            0       0          0.375          6.75                                COTUIT                                   MA       02635        Single Family           334750                    20051201               65                     No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        144800                     754.1666667        360                              358                       5.875                            0       0          0.375          6.25                                Cumming                                  GA       30041        Single Family           144800                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        523250                     3052.291667        360                              359                       6.625                            0       0          0.375          7                                   Pasadena                                 CA       91106        2-4 Family              523250                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        222261                     1296.5225          360                              360                       6.625                            0       0          0.375          7                                   Aurora                                   CO       80018        PUD                     222261                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        1067500                    6783.072917        360                              359                       7.25                             0       0          0.375          7.625                               Ossining                                 NY       10562        Single Family           1067500                   20060101               70                     No MI                     1.00E+17                              2.25       20101201                       13.625        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        392000                     2490.833333        360                              359                       7.25                             0       0          0.375          7.625                               Oakland                                  CA       94605        2-4 Family              392000                    20060101               80                     No MI                                                           2.25       20101201                       13.625        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        444275                     2637.882813        360                              359                       6.75                             0       0          0.375          7.125                               Pasadena                                 CA       91106        Single Family           444275                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        64050                      346.9375           360                              359                       6.125                            0       0          0.375          6.5                                 Pine Mountain                            GA       31822        Single Family           64050                     20060101               64.69999695            No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        181500                     945.3125           360                              359                       5.875                            0       0          0.375          6.25                                Marietta                                 GA       30062        Single Family           181500                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        155596                     859.0195833        360                              358                       6.25                             0       0          0.375          6.625                               Phoenix                                  AZ       85008        Condominium             155596                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.625        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        98612.36                   733.29             360                              358                       7.75                             0       0          0.375          8.125                               Ocala                                    FL       34473        Single Family           98760                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       13.125        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GII)G01        237950                     1164.963542        360                              359                       5.5                              0       0          0.375          5.875                               Mableton                                 GA       30126        Condominium             237950                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        317950                     1821.588542        360                              358                       6.5                              0       0          0.375          6.875                               Jonestown                                TX       78645        Condominium             317950                    20051201               79.98999786            No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        208500                     1324.84375         360                              359                       7.25                             0       0          0.375          7.625                               Adelanto                                 CA       92301        Single Family           208500                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        107920                     741.95             360                              359                       7.875                            0       0          0.375          8.25                                Sterrett                                 AL       35147        PUD                     107920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       14.25         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        280000                     1837.5             360                              359                       7.5                              0       0          0.375          7.875                               Las Vegas                                NV       89123        Single Family           280000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        465000                     2567.1875          360                              359                       6.25                             0       0          0.375          6.625                               Pomona                                   CA       91768        Single Family           465000                    20060101               74.40000153            No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        234400                     1342.916667        360                              359                       6.5                              0       0          0.375          6.875                               Maplewood                                MN       55119        Single Family           234400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        624750                     3579.296875        360                              359                       6.5                              0       0          0.375          6.875                               Lovettsville                             VA       20180        PUD                     624750                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        800000                     4750               360                              359                       6.75                             0       0          0.375          7.125                               Berlin                                   MA       01503        Single Family           800000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        135920                     849.5              360                              359                       7.125                            0       0          0.375          7.5                                 Baton Rouge                              LA       70815        Single Family           135920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        176000                     1155               360                              358                       7.5                              0       0          0.375          7.875                               Minneapolis                              MN       55436        PUD                     176000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        229471                     1434.19375         360                              359                       7.125                            0       0          0.375          7.5                                 Orlando                                  FL       32832        PUD                     229471                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        316000                     1942.083333        360                              360                       7                                0       0          0.375          7.375                               Kensington                               MD       20895        Single Family           316000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       13.375        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        396000                     2516.25            360                              359                       7.25                             0       0          0.375          7.625                               Phoenix                                  AZ       85085        PUD                     396000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        80000                      516.6666667        360                              358                       7.375                            0       0          0.375          7.75                                Jacksonville                             FL       32244        Single Family           80000                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        300000                     1843.75            360                              360                       7                                0       0          0.375          7.375                               Rockville                                MD       20850        Single Family           300000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       13.375        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        714225                     4687.101563        360                              359                       7.5                              0       0          0.375          7.875                               Ellicott City                            MD       21043        PUD                     714225                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        160000                     1066.666667        360                              358                       7.625                            0       0          0.375          8                                   Prior Lake                               MN       55372        Single Family           160000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       13            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        392000                     2082.5             360                              359                       6                                0       0          0.375          6.375                               Paramount                                CA       90723        Single Family           392000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        128000                     760                360                              359                       6.75                             0       0          0.375          7.125                               Mckinney                                 TX       75070        PUD                     128000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        172400                     1167.291667        360                              360                       7.75                             0       0          0.375          8.125                               Surprise                                 AZ       85379        PUD                     172400                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       13.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        200600                     1316.4375          360                              359                       7.5                              0       0          0.375          7.875                               Capitol Heights                          MD       20743        Single Family           200600                    20060101               75.98000336            No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        176000                     880                360                              360                       5.625                            0       0          0.375          6                                   Washington                               DC       20020        Single Family           176000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12            1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        356800                     2378.666667        360                              359                       7.625                            0       0          0.375          8                                   Springfield                              VA       22150        Single Family           356800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        300000                     2000               360                              359                       7.625                            0       0          0.375          8                                   Miami                                    FL       33173        Single Family           300000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        61600                      372.1666667        360                              359                       6.875                            0       0          0.375          7.25                                Yucca Valley                             CA       92284        Single Family           61600                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        187374.19                  1375.81            360                              359                       7.625                            0       0          0.375          8                                   Tampa                                    FL       33625        Single Family           187500                    20060101               75                     No MI                                                           2.25       20101201                       13            1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        287200                     1645.416667        360                              360                       6.5                              0       0          0.375          6.875                               Spring Hill                              FL       34608        PUD                     287200                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        55250                      328.046875         360                              359                       6.75                             0       0          0.375          7.125                               Villa Rica                               GA       30180        Single Family           55250                     20060101               65                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G02        462000                     2646.875           360                              359                       6.5                              0       0          0.375          6.875                               Watsonville                              CA       95076        Single Family           462000                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        176000                     1008.333333        360                              358                       6.5                              0       0          0.375          6.875                               Alpharetta                               GA       30022        Single Family           176000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        152010                     981.73125          360                              358                       7.375                            0       0          0.375          7.75                                Honey Brook                              PA       19344        Single Family           152400                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G02        433200                     2436.75            360                              358                       6.375                            0       0          0.375          6.75                                Orlando                                  FL       32806        Single Family           433200                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        275580                     1521.43125         360                              358                       6.25                             0       0          0.375          6.625                               Old Bridge                               NJ       08857        PUD                     276000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.625        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        52085.15                   271.2768229        360                              358                       5.875                            0       0          0.375          6.25                                Joshua                                   TX       76058        Single Family           104800                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        159688                     914.8791667        360                              358                       6.5                              0       0          0.375          6.875                               Johns Island                             SC       29455        PUD                     159688                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        199920                     1249.5             360                              360                       7.125                            0       0          0.375          7.5                                 Westminster                              MA       01473        Single Family           199920                    20060201               80                     No MI                     1001026-0040045420                    2.25       20110101                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        203920                     1168.291667        360                              358                       6.5                              0       0          0.375          6.875                               Hudson                                   WI       54016        PUD                     203920                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        150400                     987                360                              359                       7.5                              0       0          0.375          7.875                               Aurora                                   CO       80011        Single Family           150400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        241472                     1408.586667        360                              359                       6.625                            0       0          0.375          7                                   GLENDALE                                 AZ       85310        Single Family           241472                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        217111.99                  1334.334105        360                              359                       7                                0       0          0.375          7.375                               KISSIMMEE                                FL       34747        Condominium             217112                    20060101               80                     No MI                     1.10E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        89950.17                   515.3395156        360                              359                       6.5                              0       0          0.375          6.875                               Smyrna                                   GA       30080        Single Family           90750                     20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        166400                     1040               360                              359                       7.125                            0       0          0.375          7.5                                 Port Charlotte                           FL       33954        Single Family           166400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.5          1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        135973                     863.9951042        360                              359                       7.25                             0       0          0.375          7.625                               Laveen                                   AZ       85339        PUD                     135973                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        284800                     1631.666667        360                              359                       6.5                              0       0          0.375          6.875                               JACKSONVILLE                             FL       32246        PUD                     284800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        118300                     640.7916667        360                              359                       6.125                            0       0          0.375          6.5                                 RUTHER GLEN                              VA       22546        Single Family           118300                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        93333                      631.9421875        360                              359                       7.75                             0       0          0.375          8.125                               Fort Pierce                              FL       34950        2-4 Family              93333                     20060101               70                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        213200                     1243.666667        360                              358                       6.625                            0       0          0.375          7                                   Minneapolis                              MN       55407        2-4 Family              213200                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        93333                      631.9421875        360                              359                       7.75                             0       0          0.375          8.125                               Fort Pierce                              FL       34950        2-4 Family              93333                     20060101               70                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        152800                     923.1666667        360                              358                       6.875                            0       0          0.375          7.25                                Brooklyn Park                            MN       55444        Single Family           152800                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        93333                      631.9421875        360                              359                       7.75                             0       0          0.375          8.125                               Fort Pierce                              FL       34950        2-4 Family              93333                     20060101               70                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        174800                     1056.083333        360                              358                       6.875                            0       0          0.375          7.25                                Elk River                                MN       55330        Single Family           174800                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        77309.38                   501.86             360                              359                       6.375                            0       0          0.375          6.75                                THE WOODLANDS                            TX       77384        PUD                     77376                     20060101               65                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         6                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G02        630000                     3675               360                              360                       6.625                            0       0          0.375          7                                   Watsonville                              CA       95076        Single Family           630000                    20060201               75                     No MI                                                           2.25       20110101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        77309.38                   501.86             360                              359                       6.375                            0       0          0.375          6.75                                THE WOODLANDS                            TX       77384        Townhouse               77376                     20060101               65                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        162273.32                  1107.85            360                              359                       6.875                            0       0          0.375          7.25                                San Antonio                              TX       78258        PUD                     162400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        132267.21                  796.2              360                              356                       5.625                            0       0          0.375          6                                   Apple Valley                             MN       55124        Condominium             132800                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       11            1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20350901         NO
(GI-)G01        89600                      571.2              360                              359                       7.275                            0       0          0.375          7.65                                Phoenix                                  AZ       85017        Single Family           89600                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.65         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        259776.14                  1686.36            360                              359                       6.375                            0       0          0.375          6.75                                SAN DIEGO                                CA       92110        Single Family           260000                    20060101               56.52000046            No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        220000                     1397.916667        360                              359                       7.25                             0       0          0.375          7.625                               Oxford                                   MI       48371        Single Family           220000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        368000                     2070               360                              359                       6.375                            0       0          0.375          6.75                                Sterling                                 VA       20164        Single Family           368000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        243832.08                  1769.17            360                              359                       7.5                              0       0          0.375          7.875                               Chicago                                  IL       60651        2-4 Family              244000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        531582.08                  3433.134267        360                              359                       7.375                            0       0          0.375          7.75                                Las Vegas                                NV       89117        PUD                     531600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        107900                     629.4166667        360                              359                       6.625                            0       0          0.375          7                                   Aurora                                   CO       80010        Single Family           107900                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20081201                       13            1.875         1                    First Lien      NO           Y           120           Prepay      36                   360                 EMC             20351201         NO
(GI-)G01        96330.23                   682.31             360                              359                       7.25                             0       0          0.375          7.625                               Euless                                   TX       76040        Townhouse               96400                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        160000                     966.6666667        360                              359                       6.875                            0       0          0.375          7.25                                GLENDALE                                 AZ       85304        Single Family           160000                    20060101               64                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        235200                     1396.5             360                              359                       6.75                             0       0          0.375          7.125                               Surprise                                 AZ       85379        PUD                     235200                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        374500                     2223.59375         360                              359                       6.75                             0       0          0.375          7.125                               Rancho Mirage                            CA       92270        Condominium             374500                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        93728.12                   663.88             360                              359                       7.25                             0       0          0.375          7.625                               HOUSTON                                  TX       77040        PUD                     93796                     20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        316000                     1843.333333        360                              359                       6.625                            0       0          0.375          7                                   MANASSAS                                 VA       20190        Single Family           316000                    20060101               79.81999969            No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        152050                     855.28125          360                              358                       6.375                            0       0          0.375          6.75                                SEASIDE                                  OR       97138        Single Family           152050                    20051201               79.98000336            No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        164293                     992.6035417        360                              359                       6.875                            0       0          0.375          7.25                                Phoenix                                  AZ       85017        PUD                     164293                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        221250                     1405.859375        360                              359                       7.25                             0       0          0.375          7.625                               Shady Side                               MD       20764        PUD                     221250                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        408000                     2805               360                              359                       7.875                            0       0          0.375          8.25                                Petaluma                                 CA       94954        Single Family           408000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        97600                      630.3333333        360                              359                       7.375                            0       0          0.375          7.75                                WENTZVILLE                               MO       63385        PUD                     97600                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        315000                     1935.9375          360                              359                       7                                0       0          0.375          7.375                               Coral Springs                            FL       33065        2-4 Family              315000                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        841750                     4121.067708        360                              359                       5.5                              0       0          0.375          5.875                               Bonney Lake                              WA       98391        PUD                     841750                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       10.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        80341.81                   569.07             360                              359                       7.25                             0       0          0.375          7.625                               PFLUGERVILLE                             TX       78660        Single Family           80400                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        119920                     811.9583333        360                              359                       7.75                             0       0          0.375          8.125                               Portsmouth                               VA       23703        Single Family           119920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        112800                     693.25             360                              359                       7                                0       0          0.375          7.375                               Orlando                                  FL       32807        Single Family           112800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        55920                      372.8              360                              359                       7.625                            0       0          0.375          8                                   Columbia                                 SC       29201        Single Family           55920                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        464000                     2368.333333        360                              357                       5.75                             0       0          0.375          6.125                               Los Angeles                              CA       90011        2-4 Family              464000                    20051101               80                     No MI                     1.00E+17                              2.25       20081001                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      36                   360                 EMC             20351001         NO
(GII)G01        262500                     1640.625           360                              359                       7.125                            0       0          0.375          7.5                                 PHOENIX                                  AZ       85032        2-4 Family              262500                    20060101               70                     No MI                                                           2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        166660.79                  927.06             360                              359                       6.25                             0       0          0.375          6.625                               MIDDLETON                                ID       83644        Single Family           167920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        186400                     1145.583333        360                              359                       7                                0       0          0.375          7.375                               NEW BEDFORD                              MA       02740        Single Family           186400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        104000                     693.3333333        360                              360                       7.625                            0       0          0.375          8                                   SAUK VILLAGE                             IL       60411        Single Family           104000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       13            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        359682.38                  2305.12            360                              359                       6.25                             0       0          0.375          6.625                               Henderson                                NV       89052        PUD                     360000                    20060101               80                     No MI                     1001949-2515041245                    2.25       20101201                       11.625        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        143350                     895.9375           360                              359                       7.125                            0       0          0.375          7.5                                 MADERA                                   CA       93637        Single Family           143350                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        1000000                    6041.666667        360                              359                       6.875                            0       0          0.375          7.25                                Honolulu                                 HI       96825        Single Family           1000000                   20060101               77.22000122            No MI                     1.00E+17                              2.25       20101201                       13.25         1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        485399                     3134.868542        360                              359                       7.375                            0       0          0.375          7.75                                Reston                                   VA       20190        Condominium             485399                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        107010.02                  613.0782396        360                              359                       6.5                              0       0          0.375          6.875                               Myrtle Beach                             SC       29579        Condominium             107100                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        143920                     884.5083333        360                              359                       7                                0       0          0.375          7.375                               Vero Beach                               FL       32962        Single Family           143920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.375        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        143920                     884.5083333        360                              359                       7                                0       0          0.375          7.375                               Vero Beach                               FL       32962        Single Family           143920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.375        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        254838                     1592.7375          360                              360                       7.125                            0       0          0.375          7.5                                 ANTHEM                                   AZ       85086        PUD                     254838                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        328125                     1879.882813        360                              360                       6.5                              0       0          0.375          6.875                               LINCOLN                                  CA       95648        PUD                     328125                    20060201               80                     No MI                                                           2.25       20110101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        292000                     1672.916667        360                              358                       6.5                              0       0          0.375          6.875                               Las Vegas                                NV       89131        PUD                     292000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        301358                     1820.704583        360                              359                       6.875                            0       0          0.375          7.25                                HENDERSON                                NV       89044        Single Family           301358                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        299160                     1620.45            360                              359                       6.125                            0       0          0.375          6.5                                 JACKSONVILLE                             FL       32216        PUD                     299160                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        354291.99                  1919.081613        360                              359                       6.125                            0       0          0.375          6.5                                 WOODBURY                                 MN       55129        Single Family           354292                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        167732                     1030.852917        360                              360                       7                                0       0          0.375          7.375                               QUEEN CREEK                              AZ       85242        PUD                     167732                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        588000                     3675               360                              359                       7.125                            0       0          0.375          7.5                                 San Jose                                 CA       95118        Single Family           588000                    20060101               80                     No MI                     1002023-0000700719                    2.55       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        919200                     5553.5             360                              359                       6.875                            0       0          0.375          7.25                                Coral Gables                             FL       33146        Single Family           919200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.25         2.175         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        1000000                    5729.166667        360                              358                       6.5                              0       0          0.375          6.875                               La Habra                                 CA       90631        Single Family           1000000                   20051201               79.05000305            No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        218695                     1321.282292        360                              358                       6.875                            0       0          0.375          7.25                                Fort Myers                               FL       33905        Condominium             218770                    20051201               80                     No MI                     1.00E+17                              2.75       20101101                       13.25         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        161311.23                  1044.99            360                              358                       6.25                             0       0          0.375          6.625                               Mooresville                              NC       28117        Single Family           163200                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.625        2.375         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GII)G01        102316.06                  681.27             360                              359                       6.625                            0       0          0.375          7                                   DURHAM                                   NC       27705        Single Family           102400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        236720                     1602.791667        360                              359                       7.75                             0       0          0.375          8.125                               Lilburn                                  GA       30047        PUD                     236720                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        543750                     3801.98            360                              360                       7.125                            0       0          0.375          7.5                                 Norfolk                                  VA       23510        Single Family           543750                    20060201               75                     No MI                     1.00E+17                              2.25       20110101                       12.5          1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20360101         NO
(GII)G01        341250                     2026.171875        360                              359                       6.75                             0       0          0.375          7.125                               Panorama City                            CA       91402        Single Family           341250                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        300000                     1937.5             360                              359                       7.375                            0       0          0.375          7.75                                Plainfield                               NJ       07063        2-4 Family              300000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        640000                     4333.333333        360                              359                       7.75                             0       0          0.375          8.125                               Lawndale                                 CA       90260        2-4 Family              640000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        134400                     812                360                              358                       6.875                            0       0          0.375          7.25                                Orlando                                  FL       32824        PUD                     134400                    20051201               70                     No MI                     1.00E+17                              2.25       20101101                       13.25         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        296000                     1942.5             360                              360                       7.5                              0       0          0.375          7.875                               Plainfield                               NJ       07062        2-4 Family              296000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.875        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20360101         NO
(GII)G01        240000                     1300               360                              358                       6.125                            0       0          0.375          6.5                                 Indialantic                              FL       32903        PUD                     240000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        287625                     1947.460938        360                              359                       7.75                             0       0          0.375          8.125                               ATL                                      GA       30318        2-4 Family              287625                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        133000                     900.5208333        360                              359                       7.75                             0       0          0.375          8.125                               Pompano Beach                            FL       33068        Single Family           133000                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        382566                     2191.784375        360                              359                       6.5                              0       0          0.375          6.875                               Fayetteville                             GA       30214        Single Family           382566                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        339541.28                  2348.3             360                              359                       7                                0       0          0.375          7.375                               Washington                               DC       20001        Single Family           340000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        264145                     1705.936458        360                              359                       7.375                            0       0          0.375          7.75                                Lake Elsinore                            CA       92530        Single Family           264145                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        148686.78                  1027.72            360                              359                       7                                0       0          0.375          7.375                               Bristol                                  CT       06010        2-4 Family              148800                    20060101               80                     No MI                     1000866-0021005458                    2.25       20101201                       13.375        1.875         2                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        93100                      610.96875          360                              359                       7.5                              0       0          0.375          7.875                               Dallas                                   TX       75237        Single Family           93100                     20060101               78.80000305            No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        212250                     1039.140625        360                              359                       5.5                              0       0          0.375          5.875                               Glen Allen                               VA       23059        PUD                     212250                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       10.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        305600                     1846.333333        360                              358                       6.875                            0       0          0.375          7.25                                Gardena                                  CA       90247        Single Family           305600                    20051201               80                     No MI                     1.00E+17                              2.875      20060201                       12            1.875         0                    First Lien      NO           Y           120           No_PP       3                    360                 EMC             20351101         NO
(GI-)G01        126157.35                  937.33             360                              359                       7.75                             0       0          0.375          8.125                               Broken Arrow                             OK       74014        Single Family           126240                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        2.5           1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        541707.28                  3272.814817        360                              359                       6.875                            0       0          0.375          7.25                                Las Vegas                                NV       89178        PUD                     542572                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        147600                     1006.89            360                              360                       6.875                            0       0          0.375          7.25                                Washington                               DC       20011        Condominium             147600                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.25         1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        437000                     2731.25            360                              359                       7.125                            0       0          0.375          7.5                                 Peoria                                   AZ       85383        Single Family           437000                    20060101               64.98000336            No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        168000                     1102.5             360                              360                       7.5                              0       0          0.375          7.875                               COLUMBIA HEIGHTS                         MN       55421        Single Family           168000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        264793.27                  1807.77            360                              359                       6.875                            0       0          0.375          7.25                                ELKINS PARK                              PA       19027        Single Family           265000                    20060101               64.62999725            No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        134725                     827.9973958        360                              359                       7                                0       0          0.375          7.375                               LOGANVILLE                               GA       30052        PUD                     134725                    20060101               85                     PMI                       1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        108000                     720                360                              359                       7.625                            0       0          0.375          8                                   FORT MYERS                               FL       33917        Single Family           108000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        214420                     1273.11875         360                              359                       6.75                             0       0          0.375          7.125                               Orlando                                  FL       32801        Condominium             214420                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        155360                     809.1666667        360                              359                       5.875                            0       0          0.375          6.25                                Roswell                                  GA       30076        PUD                     155360                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        326600                     1735.0625          360                              359                       6                                0       0          0.375          6.375                               Grayson                                  GA       30017        Single Family           326600                    20060101               79.98000336            No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        121920                     736.6              360                              359                       6.875                            0       0          0.375          7.25                                Sarasota                                 FL       34237        Condominium             121920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.25         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        1973000                    12125.72917        360                              360                       7                                0       0          0.375          7.375                               Wayzata                                  MN       55391        Single Family           1973000                   20060201               59.79000092            No MI                     1.00E+17                              2.25       20110101                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        340000                     2125               360                              359                       7.125                            0       0          0.375          7.5                                 Pasadena                                 CA       91106        Condominium             340000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        292000                     1764.166667        360                              358                       6.875                            0       0          0.375          7.25                                Ontario                                  CA       91761        Single Family           292000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        92000                      613.3333333        360                              359                       7.625                            0       0          0.375          8                                   FORT MYERS                               FL       33916        Single Family           92000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        287600                     1887.375           360                              359                       7.5                              0       0          0.375          7.875                               MANASSAS                                 VA       20110        Single Family           287600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        154964                     968.525            360                              360                       7.125                            0       0          0.375          7.5                                 ATLANTA                                  GA       30331        PUD                     154964                    20060201               95                     GE Capital MI             1.00E+17                              2.25       20110101                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        124725                     779.53125          360                              359                       7.125                            0       0          0.375          7.5                                 KISSIMMEE                                FL       34747        Condominium             124725                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        191560                     1117.433333        360                              360                       6.625                            0       0          0.375          7                                   BRADENTON                                FL       34201        Condominium             191560                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        892500                     6042.96875         360                              359                       7.75                             0       0          0.375          8.125                               Miami Beach                              FL       33140        Condominium             892500                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        50050                      312.8125           360                              359                       7.125                            0       0          0.375          7.5                                 Granite City                             IL       62040        Single Family           50000                     20060101               66.62000275            No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        87200                      590.4166667        360                              359                       7.75                             0       0          0.375          8.125                               Stone Mountain                           GA       30087        Single Family           87200                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        380000                     2572.916667        360                              359                       7.75                             0       0          0.375          8.125                               HUDSON                                   WI       54016        Single Family           380000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        218400                     1365               360                              359                       7.125                            0       0          0.375          7.5                                 Falls Church                             VA       22044        Condominium             218400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        85600                      635.58             360                              359                       7.75                             0       0          0.375          8.125                               Lithonia                                 GA       30038        Single Family           85600                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        137600                     917.3333333        360                              360                       7.625                            0       0          0.375          8                                   Miami                                    FL       33147        Single Family           137600                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       13            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        224000                     1330               360                              359                       6.75                             0       0          0.375          7.125                               Apple Valley                             CA       92308        Single Family           224000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        326800                     1872.291667        360                              359                       6.5                              0       0          0.375          6.875                               Chula Vista                              CA       91915        Condominium             326800                    20060101               80                     No MI                                                           2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        160462                     1019.602292        360                              359                       7.25                             0       0          0.375          7.625                               Tacoma                                   WA       98444        Single Family           160462                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        323200                     2188.333333        360                              359                       7.75                             0       0          0.375          8.125                               ELK RIVER                                MN       55330        PUD                     323200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        135953                     764.735625         360                              359                       6.375                            0       0          0.375          6.75                                Peyton                                   CO       80831        PUD                     135953                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        142100                     799.3125           360                              360                       6.375                            0       0          0.375          6.75                                San Bernardino                           CA       92410        Single Family           142100                    20060201               70                     No MI                     1003113-0005003282                    2.25       20110101                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        97425                      669.796875         360                              359                       7.875                            0       0          0.375          8.25                                Elko City                                NV       89801        Single Family           97425                     20060101               75                     No MI                     1.00E+17                              2.25       20101201                       13.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        504000                     3786.38            360                              359                       7.875                            0       0          0.375          8.25                                Westminster                              CA       92683        Single Family           504000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.25         1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        136780                     783.6354167        360                              359                       6.5                              0       0          0.375          6.875                               Peyton                                   CO       80831        Single Family           136780                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        372450                     1823.453125        360                              358                       5.5                              0       0          0.375          5.875                               Suwanee                                  GA       30024        PUD                     372450                    20051201               79.98999786            No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        146400                     945.5              360                              359                       7.375                            0       0          0.375          7.75                                PHOENIX                                  AZ       85053        Single Family           146400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        123920                     787.4083333        360                              359                       7.25                             0       0          0.375          7.625                               ALBUQUERQUE                              NM       87121        PUD                     123920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        63750                      385.15625          360                              359                       6.875                            0       0          0.375          7.25                                CORTEZ                                   CO       81321        Single Family           63750                     20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        57562.32                   427.68             360                              359                       7.75                             0       0          0.375          8.125                               Kansas City                              MO       64134        Single Family           57600                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        155399                     906.4941667        360                              358                       6.625                            0       0          0.375          7                                   Apollo Beach                             FL       33572        PUD                     155399                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        135920                     792.8666667        360                              358                       6.625                            0       0          0.375          7                                   Harvest                                  AL       35749        Single Family           135920                    20051201               80                     No MI                     1.00E+17                              2.75       20101101                       13            1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        368000                     2031.666667        360                              359                       6.25                             0       0          0.375          6.625                               ROCKVILLE                                MD       20853        Single Family           368000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        2.375         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        206250                     1181.640625        360                              359                       6.5                              0       0          0.375          6.875                               AUBURN                                   NH       03032        Single Family           206250                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G02        437640                     2552.9             360                              359                       6.625                            0       0          0.375          7                                   Brandywine                               MD       20784        PUD                     437640                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        200000                     1145.833333        360                              360                       6.5                              0       0          0.375          6.875                               North Las Vegas                          NV       89032        Single Family           200000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        110249.94                  712.0308625        360                              359                       7.375                            0       0          0.375          7.75                                Tucker                                   GA       30084        Single Family           110250                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        220000                     1283.333333        360                              359                       6.625                            0       0          0.375          7                                   North Las Vegas                          NV       89031        Single Family           220000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        87444.2                    657.36             360                              359                       7.875                            0       0          0.375          8.25                                Detroit                                  MI       48221        Single Family           87500                     20060101               70                     No MI                     1.00E+17                              2.25       20101201                       13.25         1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        226500                     1439.21875         360                              360                       7.25                             0       0          0.375          7.625                               CASTLE ROCK                              CO       80104        PUD                     226500                    20060201               75                     No MI                     1.00E+17                              2.25       20110101                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        177100                     1199.114583        360                              359                       7.75                             0       0          0.375          8.125                               Visalia                                  CA       93291        Single Family           177100                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        187499.8                   1171.87375         360                              359                       7.125                            0       0          0.375          7.5                                 ENGLEWOOD                                CO       80110        Single Family           187500                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        255000                     1460.9375          360                              359                       6.5                              0       0          0.375          6.875                               Philadelphia                             PA       19130        Single Family           255000                    20060101               59.29999924            No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        66318.87                   414.4929375        360                              359                       7.125                            0       0          0.375          7.5                                 Ripon                                    WI       54971        Single Family           66500                     20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        75600                      504                360                              359                       7.625                            0       0          0.375          8                                   Denver                                   CO       80219        Single Family           75600                     20060101               70                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        220000                     1397.916667        360                              360                       7.25                             0       0          0.375          7.625                               Suprise                                  AZ       85379        PUD                     220000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        175120                     1094.5             360                              360                       7.125                            0       0          0.375          7.5                                 Corona                                   CA       92882        Condominium             175120                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        234400                     1587.083333        360                              360                       7.75                             0       0          0.375          8.125                               Orange                                   NJ       07052        Condominium             234400                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       13.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        369600                     2448.6             360                              359                       7.575                            0       0          0.375          7.95                                Ewa Beach                                HI       96706        PUD                     369600                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.95         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        130875                     831.6015625        360                              359                       7.25                             0       0          0.375          7.625                               Boise                                    ID       83704        Single Family           130875                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        277600                     1792.833333        360                              359                       7.375                            0       0          0.375          7.75                                Falls Church                             VA       22041        Condominium             277600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        175999                     989.994375         360                              360                       6.375                            0       0          0.375          6.75                                PHOENIX                                  AZ       85029        Single Family           175999                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        150000                     906.25             360                              359                       6.875                            0       0          0.375          7.25                                WASHINGTON                               DC       20019        Townhouse               150000                    20060101               60.72999954            No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        198613.22                  1441.08            360                              359                       7.5                              0       0          0.375          7.875                               CHICAGO                                  IL       60617        2-4 Family              198750                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        275200                     1720               360                              360                       7.125                            0       0          0.375          7.5                                 Oak Park                                 IL       60304        Single Family           275200                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        159200                     862.3333333        360                              359                       6.125                            0       0          0.375          6.5                                 Aurora                                   CO       80017        Single Family           159200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        161900                     927.5520833        360                              359                       6.5                              0       0          0.375          6.875                               Fredericksbrg                            VA       22401        Single Family           161900                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        225600                     1410               360                              359                       7.125                            0       0          0.375          7.5                                 Lexington Park                           MD       20653        PUD                     225600                    20060101               79.97000122            No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        332000                     2109.583333        360                              359                       7.25                             0       0          0.375          7.625                               Manassas                                 VA       20110        Single Family           332000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        347800                     2209.979167        360                              359                       7.25                             0       0          0.375          7.625                               Goodyear                                 AZ       85338        Single Family           347800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        269789.37                  1841.88            360                              359                       6.875                            0       0          0.375          7.25                                Paterson                                 NJ       07501        2-4 Family              270000                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        253500                     1346.71875         360                              358                       6                                0       0          0.375          6.375                               Las Vegas                                NV       89144        Single Family           253500                    20051201               65                     No MI                     1.00E+17                              2.25       20101101                       12.375        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        213000                     1042.8125          360                              359                       5.5                              0       0          0.375          5.875                               Ramona                                   CA       92065        Single Family           213000                    20060101               34.91999817            No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        86400                      576                360                              359                       7.625                            0       0          0.375          8                                   HARDEEVILLE                              SC       29927        Single Family           86400                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        87200                      609.72             360                              360                       7.125                            0       0          0.375          7.5                                 EL PASO                                  TX       79925        Single Family           87200                     20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.5          1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        195200                     1301.333333        360                              359                       7.625                            0       0          0.375          8                                   CUMMING                                  GA       30041        Single Family           195200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        211400                     1277.208333        360                              359                       6.875                            0       0          0.375          7.25                                SNELLVILLE                               GA       30039        Single Family           211400                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        273600                     1681.5             360                              359                       7                                0       0          0.375          7.375                               PORT SAINT JOE                           FL       32456        PUD                     273600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        70000                      401.0416667        360                              359                       6.5                              0       0          0.375          6.875                               CLEVELAND                                TN       37312        Single Family           70000                     20060101               70                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        97529.36                   690.81             360                              359                       7.25                             0       0          0.375          7.625                               louisville                               KY       40216        2-4 Family              97600                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        395200                     2305.333333        360                              359                       6.625                            0       0          0.375          7                                   Vallejo                                  CA       94591        Single Family           395200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        352000                     1943.333333        360                              359                       6.25                             0       0          0.375          6.625                               LOS ANGELES                              CA       90043        Single Family           352000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        115200                     624                360                              359                       6.125                            0       0          0.375          6.5                                 Youngtown                                AZ       85363        Single Family           115200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        164800                     1012.833333        360                              360                       7                                0       0          0.375          7.375                               SUITLAND                                 MD       20746        Single Family           164800                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       13.375        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        91903.94                   536.89             360                              359                       5.375                            0       0          0.375          5.75                                New Albany                               IN       47150        Single Family           92000                     20060101               80                     No MI                     1.00E+17                              2.25       20081201                       11.75         1.875         1                    First Lien      NO           N           0             No_PP       36                   360                 EMC             20351201         NO
(GII)G01        182320                     1120.508333        360                              359                       7                                0       0          0.375          7.375                               LUTHERVILLE TIMONIUM                     MD       21093        Single Family           182320                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        211050                     1341.046875        360                              359                       7.25                             0       0          0.375          7.625                               Cape Coral                               FL       33993        Single Family           211050                    20060101               71.30000305            No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        158600                     892.125            360                              359                       6.375                            0       0          0.375          6.75                                North Port                               FL       34287        Single Family           158600                    20060101               61.24000168            No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        78000                      528.125            360                              360                       7.75                             0       0          0.375          8.125                               PHOENIX                                  AZ       85040        PUD                     78000                     20060201               79.91999817            No MI                     1.00E+17                              2.25       20110101                       13.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        148000                     925                360                              359                       7.125                            0       0          0.375          7.5                                 Las Vegas                                NV       89107        PUD                     148000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        338000                     1866.041667        360                              359                       6.25                             0       0          0.375          6.625                               SANTA ANA                                CA       92707        Single Family           338000                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        258468                     1615.425           360                              360                       7.125                            0       0          0.375          7.5                                 MARICOPA                                 AZ       85239        PUD                     258468                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        545571                     3239.327813        360                              360                       6.75                             0       0          0.375          7.125                               ANTHEM                                   AZ       85086        PUD                     545571                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        142072                     902.7491667        360                              359                       7.25                             0       0          0.375          7.625                               ALBUQUERQUE                              NM       87114        PUD                     142072                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        313600                     1764               360                              359                       6.375                            0       0          0.375          6.75                                WOODBRIDGE                               VA       22191        Townhouse               313600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        131600                     836.2083333        360                              358                       7.25                             0       0          0.375          7.625                               St Petersburg                            FL       33712        Single Family           131600                    20051201               70                     No MI                     1.00E+16                              2.25       20101101                       12.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        131600                     836.2083333        360                              358                       7.25                             0       0          0.375          7.625                               St Petersburg                            FL       33712        Single Family           131600                    20051201               70                     No MI                     1.00E+17                              2.25       20101101                       12.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        436000                     2634.166667        360                              359                       6.875                            0       0          0.375          7.25                                Davie                                    FL       33314        Single Family           436000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        162500                     1083.333333        360                              359                       7.625                            0       0          0.375          8                                   Chicago                                  IL       60643        Single Family           162500                    20060101               74.98999786            No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        264000                     1457.5             360                              359                       6.25                             0       0          0.375          6.625                               Rio Vista                                CA       94571        PUD                     264000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        739999.92                  4624.9995          360                              359                       7.125                            0       0          0.375          7.5                                 LOS ANGELES                              CA       90077        Single Family           740000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        279996.94                  1749.980875        360                              359                       7.125                            0       0          0.375          7.5                                 DENVER                                   CO       80218        2-4 Family              280000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        93719.24                   615.0325125        360                              359                       7.5                              0       0          0.375          7.875                               Fort Pierce                              FL       34950        2-4 Family              93750                     20060101               75                     No MI                                                           2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        84424.74                   627.26             360                              359                       7.75                             0       0          0.375          8.125                               Kittredge                                CO       80457        Single Family           84480                     20060101               79.16999817            No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        100000                     614.5833333        360                              359                       7                                0       0          0.375          7.375                               Colorado Springs                         CO       80904        2-4 Family              100000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        189680                     1086.708333        360                              359                       6.5                              0       0          0.375          6.875                               AURORA                                   IL       60502        PUD                     189680                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        70500                      455.3125           360                              359                       7.375                            0       0          0.375          7.75                                Wake Forest                              NC       27587        2-4 Family              70500                     20060101               75                     No MI                                                           2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        122732.83                  872                360                              359                       7.25                             0       0          0.375          7.625                               Arlington                                TX       76018        Single Family           123200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        172800                     1188               360                              359                       7.875                            0       0          0.375          8.25                                CLINTON                                  MD       20735        Single Family           172800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        221000                     1289.166667        360                              359                       6.625                            0       0          0.375          7                                   Bakersfield                              CA       93304        2-4 Family              221000                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        119673                     747.95625          360                              359                       7.125                            0       0          0.375          7.5                                 Missoula                                 MT       59808        Single Family           120450                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        102700                     620.4791667        360                              360                       6.875                            0       0          0.375          7.25                                Winter Park                              FL       32792        Condominium             102700                    20060201               79.98000336            No MI                     1.00E+17                              2.25       20110101                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        155500                     1036.666667        360                              359                       7.625                            0       0          0.375          8                                   LAUREL                                   MD       20707        Single Family           155500                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        244000                     1474.166667        360                              358                       6.875                            0       0          0.375          7.25                                Atlanta                                  GA       30322        2-4 Family              244000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        400000                     1875               360                              359                       5.25                             0       0          0.375          5.625                               Edwards                                  CO       81632        PUD                     400000                    20060101               53.90999985            No MI                     1.00E+17                              2.25       20101201                       10.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        220500                     1332.1875          360                              359                       6.875                            0       0          0.375          7.25                                Worcester                                MA       01605        Single Family           220500                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        91632.51                   643.28             360                              358                       7.125                            0       0          0.375          7.5                                 Richmond Hill                            GA       31324        Single Family           92000                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GII)G01        247200                     1570.75            360                              356                       7.25                             0       0          0.375          7.625                               Blaine                                   MN       55449        Single Family           247200                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GI-)G01        564000                     3701.25            360                              359                       7.5                              0       0          0.375          7.875                               Elizabeth                                NJ       07202        2-4 Family              564000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        131897.03                  900.47             360                              359                       6.875                            0       0          0.375          7.25                                Mansfield                                GA       30055        Single Family           132000                    20060101               80                     No MI                     1.00E+17                              4.36       20101201                       12.25         1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        225600                     1245.5             360                              358                       6.25                             0       0          0.375          6.625                               Menifee                                  CA       92584        PUD                     225600                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.625        3.985         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        127948                     799.675            360                              359                       7.125                            0       0          0.375          7.5                                 Philadelphia                             PA       19149        Single Family           128000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        129503.81                  906.19             360                              359                       7.125                            0       0          0.375          7.5                                 Pleasantville                            NJ       08232        Single Family           129600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        127800                     732.1875           360                              359                       6.5                              0       0          0.375          6.875                               Rochester                                MN       55901        Single Family           127800                    20060101               79.97000122            No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        116000                     737.0833333        360                              359                       7.25                             0       0          0.375          7.625                               Stone Mountain                           GA       30087        Single Family           116000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        137000                     727.8125           360                              359                       6                                0       0          0.375          6.375                               Phoenix                                  AZ       85016        Single Family           137000                    20060101               54.79999924            No MI                     1.00E+17                              2.25       20081201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       36                   360                 EMC             20351201         NO
(GI-)G01        153120                     972.95             360                              357                       7.25                             0       0          0.375          7.625                               Big Lake                                 MN       55309        Single Family           153120                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GI-)G01        105976                     684.4283333        360                              359                       7.375                            0       0          0.375          7.75                                Willis                                   TX       77318        PUD                     105976                    20060101               80                     No MI                     1.00E+17                              2.25       20081201                       13.75         1.875         1                    First Lien      NO           Y           120           No_PP       36                   360                 EMC             20351201         NO
(GII)G01        92834                      589.8827083        360                              358                       7.25                             0       0          0.375          7.625                               Wilmington                               NC       28401        PUD                     92834                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.625        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        267420.01                  1532.093807        360                              358                       6.5                              0       0          0.375          6.875                               Conyers                                  GA       30094        PUD                     267920                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        81900                      486.28125          360                              359                       6.75                             0       0          0.375          7.125                               Saint Louis                              MO       63107        2-4 Family              81900                     20060101               65                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        271808.02                  1948.64            360                              359                       7.375                            0       0          0.375          7.75                                Lindenhurst                              NY       11757        Single Family           272000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        288000                     1830               360                              359                       7.25                             0       0          0.375          7.625                               Plainfield                               NJ       07060        2-4 Family              288000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        97500                      660.15625          360                              359                       7.75                             0       0          0.375          8.125                               Aurora                                   CO       80014        Condominium             97500                     20060101               75                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        126000                     826.875            360                              360                       7.5                              0       0          0.375          7.875                               Lincoln Park                             MI       48146        2-4 Family              126000                    20060201               70                     No MI                     1.00E+17                              2.25       20110101                       12.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20360101         NO
(GII)G01        87920                      607.24             360                              360                       7                                0       0          0.375          7.375                               Kissimmee                                FL       34759        Condominium             87920                     20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.375        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20360101         NO
(GII)G01        125000                     729.1666667        360                              359                       6.625                            0       0          0.375          7                                   PEORIA                                   AZ       85345        Single Family           125000                    20060101               64.76999664            No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        168750                     1142.578125        360                              359                       7.75                             0       0          0.375          8.125                               Fridley                                  MN       55432        Single Family           168750                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        351920                     2052.866667        360                              358                       6.625                            0       0          0.375          7                                   Tampa                                    FL       33611        Single Family           351920                    20051201               80                     No MI                     1.00E+15                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        140000                     816.6666667        360                              358                       6.625                            0       0          0.375          7                                   Savannah                                 GA       31401        Single Family           140000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        256000                     1573.333333        360                              360                       7                                0       0          0.375          7.375                               Brockton                                 MA       02301        2-4 Family              256000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        221249.81                  1382.811313        360                              359                       7.125                            0       0          0.375          7.5                                 Atlanta                                  GA       30317        Single Family           221250                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        142320                     800.55             360                              358                       6.375                            0       0          0.375          6.75                                Daytona Beach                            FL       32119        Condominium             142320                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        139568.96                  857.7675667        360                              358                       7                                0       0          0.375          7.375                               Orlando                                  FL       32806        Single Family           140000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        204000                     1232.5             360                              359                       6.875                            0       0          0.375          7.25                                Saint Cloud                              FL       34769        Single Family           204000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        339625                     1945.768229        360                              359                       6.5                              0       0          0.375          6.875                               North Hollywood                          CA       91606        Single Family           339625                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        124000                     800.8333333        360                              359                       7.375                            0       0          0.375          7.75                                West Palm Beach                          FL       33407        Single Family           124000                    20060101               80                     No MI                                                           2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        51000                      292.1875           360                              359                       6.5                              0       0          0.375          6.875                               Miami                                    FL       33167        Condominium             51000                     20060101               60                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        156700                     897.7604167        360                              359                       6.5                              0       0          0.375          6.875                               Phoenix                                  AZ       85021        Single Family           156700                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        562000                     3219.791667        360                              357                       6.5                              0       0          0.375          6.875                               Dallas                                   GA       30132        Single Family           562000                    20051101               74.23999786            No MI                     1.00E+17                              2.25       20101001                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GI-)G01        728000                     2805.833333        360                              357                       4.25                             0       0          0.375          4.625                               San Jose                                 CA       95125        Single Family           728000                    20051101               79.55999756            No MI                     1.00E+17                              1.625      20060401                       12            1.875         0                    First Lien      NO           Y           120           No_PP       6                    360                 EMC             20351001         NO
(GII)G01        300000                     1906.25            360                              359                       7.25                             0       0          0.375          7.625                               SACRAMENTO                               CA       95822        2-4 Family              300000                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.25          1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        167750.09                  733.9066438        360                              357                       4.875                            0       0          0.375          5.25                                N Las Vegas                              NV       89031        PUD                     168000                    20051101               67.19999695            No MI                     1.00E+17                              1.5        20060401                       12            1.875         0                    First Lien      NO           Y           120           No_PP       6                    360                 EMC             20351001         NO
(GII)G01        221250                     1336.71875         360                              359                       6.875                            0       0          0.375          7.25                                Sacramento                               CA       95820        Single Family           221250                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.125         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        142080                     976.8              360                              359                       7.875                            0       0          0.375          8.25                                TUCSON                                   AZ       85743        Single Family           142080                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.25         1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        140360                     804.1458333        360                              360                       6.5                              0       0          0.375          6.875                               WESLEY CHAPEL                            FL       33543        PUD                     140360                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        138400                     619.9166667        360                              357                       5                                0       0          0.375          5.375                               Mankato                                  MN       56001        Single Family           138400                    20051101               80                     No MI                     1.00E+17                              1.75       20060401                       12            1.875         0                    First Lien      NO           Y           120           No_PP       6                    360                 EMC             20351001         NO
(GI-)G01        80799.01                   521.8269396        360                              359                       7.375                            0       0          0.375          7.75                                Lancaster                                TX       75134        Single Family           80800                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.375         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        89600                      578.6666667        360                              359                       7.375                            0       0          0.375          7.75                                Cedar Hill                               TX       75104        Single Family           89600                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        139900                     961.8125           360                              359                       7.875                            0       0          0.375          8.25                                Fort Mohave                              AZ       86426        Single Family           139900                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       13.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        105800                     683.2916667        360                              359                       7.375                            0       0          0.375          7.75                                Willis                                   TX       77318        PUD                     105800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        142972                     834.0033333        360                              358                       6.625                            0       0          0.375          7                                   Myrtle Beach                             SC       29588        PUD                     142972                    20051201               85                     Republic MIC              1.00E+17                              2.25       20101101                       13            1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        264000                     1567.5             360                              358                       6.75                             0       0          0.375          7.125                               Denver                                   CO       80218        Single Family           264000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       13.125        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        260000                     1543.75            360                              358                       6.75                             0       0          0.375          7.125                               Denver                                   CO       80218        Single Family           260000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       13.125        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        99520                      622                360                              359                       7.125                            0       0          0.375          7.5                                 Conley                                   GA       30288        Single Family           99520                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        51400                      305.1875           360                              359                       6.75                             0       0          0.375          7.125                               RAMSEY                                   MN       55303        Condominium             51400                     20060101               33.95000076            No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        195824                     1223.9             360                              359                       7.125                            0       0          0.375          7.5                                 ALBUQUERQUE                              NM       87114        PUD                     195824                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        259200                     1620               360                              360                       7.125                            0       0          0.375          7.5                                 Centreville                              VA       20120        PUD                     259200                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        296000                     1911.666667        360                              359                       7.375                            0       0          0.375          7.75                                Centreville                              VA       20121        Townhouse               296000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        309999.64                  1905.206121        360                              359                       7                                0       0          0.375          7.375                               PEABODY                                  MA       01960        Single Family           310000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        107200                     658.8333333        360                              359                       7                                0       0          0.375          7.375                               KINGWOOD                                 TX       77339        PUD                     107200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        162000                     1132.73            360                              360                       7.125                            0       0          0.375          7.5                                 Paterson                                 NJ       07502        2-4 Family              162000                    20060201               60                     No MI                     1.00E+17                              2.25       20110101                       12.5          1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        86611.82                   559.3680042        360                              359                       7.375                            0       0          0.375          7.75                                Columbus                                 OH       43206        2-4 Family              86800                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        424000                     2561.666667        360                              359                       6.875                            0       0          0.375          7.25                                Fairfax                                  VA       22032        Single Family           424000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        120000                     762.5              360                              359                       7.25                             0       0          0.375          7.625                               ALTAMONTE SPRINGS                        FL       32714        Condominium             120000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        139206                     826.535625         360                              359                       6.75                             0       0          0.375          7.125                               Buckeye                                  AZ       85326        PUD                     139206                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        135877.06                  859.61             360                              359                       6.125                            0       0          0.375          6.5                                 TUCKER                                   GA       30084        Single Family           136000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        319100                     1861.416667        360                              359                       6.625                            0       0          0.375          7                                   SANTA ROSA BEACH                         FL       32459        Single Family           319100                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        241600                     1434.5             360                              359                       6.75                             0       0          0.375          7.125                               ALPHARETTA                               GA       30004        PUD                     241600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        221250                     1428.90625         360                              359                       7.375                            0       0          0.375          7.75                                ATLANTA                                  GA       30315        Single Family           221250                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        174845                     1038.142188        360                              359                       6.75                             0       0          0.375          7.125                               CALHOUN                                  GA       30701        2-4 Family              174845                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        174845                     1038.142188        360                              359                       6.75                             0       0          0.375          7.125                               CALHOUN                                  GA       30701        2-4 Family              174845                    20060101               80                     No MI                     1001846-981512707-                    2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        100426.4                   585.8206667        360                              359                       6.625                            0       0          0.375          7                                   MARIETTA                                 GA       30060        Single Family           100500                    20060101               75                     No MI                     1.00E+16                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        320000                     1700               360                              357                       6                                0       0          0.375          6.375                               Lake Worth                               FL       33462        Single Family           320000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.375        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GI-)G01        1105000                    7021.354167        360                              359                       7.25                             0       0          0.375          7.625                               SAN FRANCISCO                            CA       94117        Single Family           1105000                   20060101               65                     No MI                                                           2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        367206.11                  2475.92            360                              359                       6.75                             0       0          0.375          7.125                               Passaic                                  NJ       07055        2-4 Family              367500                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        432000                     2700               360                              359                       7.125                            0       0          0.375          7.5                                 Alexandria                               VA       22312        Single Family           432000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        296000                     1665               360                              359                       6.375                            0       0          0.375          6.75                                Modesto                                  CA       95350        Single Family           296000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        80429.99                   485.9311896        360                              359                       6.875                            0       0          0.375          7.25                                Port Saint Lucie                         FL       34953        Townhouse               80430                     20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        632850                     4350.84375         360                              359                       7.875                            0       0          0.375          8.25                                Riverside                                CA       92504        PUD                     632850                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        323120                     1783.891667        360                              359                       6.25                             0       0          0.375          6.625                               Spring Hill                              TN       37174        Single Family           323120                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        112079.83                  688.8239552        360                              359                       7                                0       0          0.375          7.375                               Chicago Heights                          IL       60411        PUD                     112080                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        84810.57                   600.72             360                              359                       7.25                             0       0          0.375          7.625                               Virginia Beach                           VA       23462        Townhouse               84872                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        132000                     811.25             360                              359                       7                                0       0          0.375          7.375                               Orlando                                  FL       32822        Single Family           132000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        267900                     1283.6875          360                              358                       5.375                            0       0          0.375          5.75                                Antelope                                 CA       95843        Single Family           267900                    20051201               79.98999786            No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G02        452000                     2542.5             360                              360                       6.375                            0       0          0.375          6.75                                Franklin                                 TN       37064        Single Family           452000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.75         1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        550000                     3208.333333        360                              356                       6.625                            0       0          0.375          7                                   Castaic                                  CA       91384        Single Family           450000                    20051001               64.29000092            No MI                     1.00E+17                              2.25       20100901                       13            1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G01        208000                     1191.666667        360                              358                       6.5                              0       0          0.375          6.875                               HENDERSON                                NV       89015        Single Family           208000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        111920                     734.475            360                              359                       7.5                              0       0          0.375          7.875                               Tampa                                    FL       33624        PUD                     111920                    20060101               80                     No MI                                                           2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        199550                     1205.614583        360                              359                       6.875                            0       0          0.375          7.25                                Cave Creek                               AZ       85331        Single Family           199550                    20060101               65                     No MI                                                           2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        207896.28                  1169.416575        360                              359                       6.375                            0       0          0.375          6.75                                GOODYEAR                                 AZ       85338        PUD                     207900                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        137200                     871.7916667        360                              359                       7.25                             0       0          0.375          7.625                               BALTIMORE                                MD       21227        Single Family           137200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        96400                      461.9166667        360                              360                       5.375                            0       0          0.375          5.75                                Warrenton                                MO       63383        Single Family           96400                     20060201               80                     No MI                     1.00E+17                              2.25       20110101                       10.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        150000                     968.75             360                              359                       7.375                            0       0          0.375          7.75                                TACOMA                                   WA       98409        Single Family           150000                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        224000                     1376.666667        360                              359                       7                                0       0          0.375          7.375                               PHOENIX                                  AZ       85020        Single Family           224000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        448000                     2566.666667        360                              359                       6.5                              0       0          0.375          6.875                               RIALTO                                   CA       92376        2-4 Family              448000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G03        481007.82                  2605.459025        360                              358                       6.125                            0       0          0.375          6.5                                 Dallas                                   TX       75230        Single Family           481700                    20051201               48.16999817            No MI                     1.00E+17                              2.25       20121101                       12.5          1.875         2                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351101         NO
(GI-)G01        460000                     2587.5             360                              358                       6.375                            0       0          0.375          6.75                                Tequesta                                 FL       33469        PUD                     460000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        492000                     2921.25            360                              358                       6.75                             0       0          0.375          7.125                               FULLERTON                                CA       92835        Single Family           492000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        255233.9                   1648.385604        360                              358                       7.375                            0       0          0.375          7.75                                San Jacinto                              CA       92582        Single Family           256893                    20051201               69.83999634            No MI                     1.00E+17                              2.375      20071101                       13.75         1.875         2                    First Lien      NO           Y           60            No_PP       24                   360                 EMC             20351101         NO
(GII)G01        230009.54                  1571.73            360                              358                       6.875                            0       0          0.375          7.25                                Scottsdale                               AZ       85250        Single Family           230400                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       13.25         2             2                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        230400                     1584               360                              359                       7.875                            0       0          0.375          8.25                                LAS VEGAS                                NV       89119        Single Family           230400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        227500                     1350.78125         360                              359                       6.75                             0       0          0.375          7.125                               Denver                                   CO       80202        Condominium             227500                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        99200                      599.3333333        360                              359                       6.875                            0       0          0.375          7.25                                ROCK HILL                                SC       29732        Single Family           99200                     20060101               80                     No MI                     1000866-0021101449                    2.25       20101201                       13.25         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        164874.45                  1139.61            360                              359                       7                                0       0          0.375          7.375                               Gulf Breeze                              FL       32561        Single Family           165000                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        137820                     789.59375          360                              359                       6.5                              0       0          0.375          6.875                               Florence                                 AZ       85232        PUD                     137820                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G03        111999.59                  594.9978219        360                              358                       6                                0       0          0.375          6.375                               Ocklawaha                                FL       32179        Single Family           112000                    20051201               80                     No MI                     1.00E+17                              2.25       20121101                       12.375        1.875         2                    First Lien      NO           Y           120           Prepay      84                   360                 EMC             20351101         NO
(GI-)G01        202400                     1307.166667        360                              359                       7.375                            0       0          0.375          7.75                                Mesa                                     AZ       85202        Single Family           202400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        80143.4                    574.56             360                              359                       7.375                            0       0          0.375          7.75                                Stone Mountain                           GA       30083        Single Family           80200                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G03        419091                     2226.420938        360                              358                       6                                0       0          0.375          6.375                               Peoria                                   AZ       85383        PUD                     419091                    20051201               80                     No MI                     1.00E+17                              2.25       20121101                       12.375        1.875         2                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351101         NO
(GII)G01        211987.75                  1280.759323        360                              359                       6.875                            0       0          0.375          7.25                                Maricopa                                 AZ       85239        PUD                     212000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        95968.5                    629.7932812        360                              359                       7.5                              0       0          0.375          7.875                               LITHONIA                                 GA       30058        Single Family           96000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        102400                     661.3333333        360                              359                       7.375                            0       0          0.375          7.75                                Lakewood                                 CO       80226        Condominium             102400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        211842.67                  1482.34            360                              359                       7.125                            0       0          0.375          7.5                                 Newark                                   NJ       07104        2-4 Family              212000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        83972.44                   551.0691375        360                              359                       7.5                              0       0          0.375          7.875                               LAKE CITY                                GA       30260        Single Family           84000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        104000                     682.5              360                              359                       7.5                              0       0          0.375          7.875                               MEMORIAL SQUARE                          GA       30083        Single Family           104000                    20060101               80                     No MI                                                           2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        71875.67                   466.99             360                              359                       6.375                            0       0          0.375          6.75                                Queen Creek                              AZ       85243        PUD                     72000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        439964.97                  3041.04            360                              359                       7                                0       0          0.375          7.375                               Union City                               NJ       07087        2-4 Family              440300                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        127916.27                  950.4              360                              359                       7.75                             0       0          0.375          8.125                               Franklinville                            NJ       08322        Single Family           128000                    20060101               80                     No MI                     1.00E+16                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        877500                     5764.55            360                              359                       6.5                              0       0          0.375          6.875                               Chicago                                  IL       60647        Single Family           877500                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        388800                     2268               360                              359                       6.625                            0       0          0.375          7                                   HILTON HEAD ISLAND                       SC       29926        PUD                     388800                    20060101               79.98000336            No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        124350                     841.953125         360                              359                       7.75                             0       0          0.375          8.125                               KELLER                                   TX       76248        PUD                     124350                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        316600                     2176.625           360                              359                       7.875                            0       0          0.375          8.25                                MIDLOTHIAN                               VA       23112        Single Family           316600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        999829.5                   6248.934375        360                              359                       7.125                            0       0          0.375          7.5                                 Lafayette                                CA       94549        Single Family           1000000                   20060101               73.26000214            No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        255481.24                  1878.44            360                              357                       7.625                            0       0          0.375          8                                   S Plainfield                             NJ       07080        Single Family           256000                    20051101               80                     No MI                                                           2.25       20101001                       13            1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351001         NO
(GII)G01        368000                     2261.666667        360                              359                       7                                0       0          0.375          7.375                               Lindenhurst                              NY       11757        Single Family           368000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        688000                     4300               360                              359                       7.125                            0       0          0.375          7.5                                 Los Angeles                              CA       90004        Single Family           688000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        770000                     4571.875           360                              359                       6.75                             0       0          0.375          7.125                               Los Angeles                              CA       90020        Single Family           770000                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        219050                     1254.973958        360                              359                       6.5                              0       0          0.375          6.875                               Hagerstown                               MD       21740        PUD                     219050                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        153596                     959.975            360                              359                       7.125                            0       0          0.375          7.5                                 JACKSONVILLE                             FL       32256        Condominium             153596                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        177460                     1016.697917        360                              360                       6.5                              0       0          0.375          6.875                               MARANA                                   AZ       85653        PUD                     177460                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        124232                     737.6275           360                              360                       6.75                             0       0          0.375          7.125                               ATLANTA                                  GA       30331        PUD                     124232                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G03        423200                     2204.166667        360                              359                       5.875                            0       0          0.375          6.25                                Downey                                   CA       90241        Single Family           423200                    20060101               80                     No MI                     1.00E+17                              2.25       20121201                       11.25         1.875         1                    First Lien      NO           Y           84            Prepay      84                   360                 EMC             20351201         NO
(GII)G01        320000                     1966.666667        360                              359                       7                                0       0          0.375          7.375                               GOLD CANYON                              AZ       85218        Single Family           320000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        632000                     3620.833333        360                              359                       6.5                              0       0          0.375          6.875                               Bel Air                                  MD       21015        PUD                     632000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        179150                     1138.348958        360                              360                       7.25                             0       0          0.375          7.625                               The Villages                             FL       32162        Single Family           179150                    20060201               79.98000336            No MI                     1.00E+17                              2.25       20110101                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        112400                     725.9166667        360                              359                       7.375                            0       0          0.375          7.75                                Longmont                                 CO       80501        Single Family           112400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        112850                     740.578125         360                              359                       7.5                              0       0          0.375          7.875                               ROSWELL                                  GA       30076        PUD                     112850                    20060101               74.98000336            No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        108000                     731.25             360                              359                       7.75                             0       0          0.375          8.125                               TAMPA                                    FL       33619        Single Family           108000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        825000                     5768.52            360                              359                       7.125                            0       0          0.375          7.5                                 Miami Beach                              FL       33139        Single Family           825000                    20060101               64.95999908            No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        137600                     860                360                              359                       7.125                            0       0          0.375          7.5                                 Loveland                                 CO       80538        Single Family           137600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        168000                     1067.5             360                              359                       7.25                             0       0          0.375          7.625                               Aurora                                   CO       80012        Single Family           168000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        223820.87                  1509.13            360                              359                       6.75                             0       0          0.375          7.125                               Pennsburg                                PA       18073        Single Family           224000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        116000                     749.1666667        360                              359                       7.375                            0       0          0.375          7.75                                Joliet                                   IL       60433        2-4 Family              116000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        650000                     3791.666667        360                              359                       6.625                            0       0          0.375          7                                   Rancho Cucamonga                         CA       91737        PUD                     650000                    20060101               70.26999664            No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        86441.83                   441.2135073        360                              359                       5.75                             0       0          0.375          6.125                               Universal City                           TX       78148        PUD                     86450                     20060101               70                     No MI                     1.00E+17                              2.25       20101201                       11.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        100000                     677.0833333        360                              359                       7.75                             0       0          0.375          8.125                               FT. WORTH                                TX       76114        Single Family           100000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        332000                     1867.5             360                              359                       6.375                            0       0          0.375          6.75                                Jefferson                                NJ       07849        Single Family           332000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        320000                     1933.333333        360                              359                       6.875                            0       0          0.375          7.25                                Gilbert                                  AZ       85297        PUD                     320000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        220967                     1335.008958        360                              358                       6.875                            0       0          0.375          7.25                                Avondale                                 AZ       85323        PUD                     220967                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        131999.99                  866.2499344        360                              358                       7.5                              0       0          0.375          7.875                               Phoenix                                  AZ       85016        Single Family           132000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        145600                     955.5              360                              358                       7.5                              0       0          0.375          7.875                               Apache Junction                          AZ       85220        Single Family           145600                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        787500                     5250               360                              359                       7.625                            0       0          0.375          8                                   Redington Beach                          FL       33708        Single Family           787500                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        256000                     1520               360                              358                       6.75                             0       0          0.375          7.125                               Mesa                                     AZ       85203        2-4 Family              256000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        133600                     876.75             360                              359                       7.5                              0       0          0.375          7.875                               Marietta                                 GA       30008        Single Family           133600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        72000                      450                360                              358                       7.125                            0       0          0.375          7.5                                 Surprise                                 AZ       85374        Single Family           72000                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        200000                     1312.5             360                              358                       7.5                              0       0          0.375          7.875                               New River                                AZ       85087        Single Family           200000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        64893.66                   425.8646438        360                              358                       7.5                              0       0          0.375          7.875                               Phoenix                                  AZ       85019        PUD                     64900                     20051201               76.34999847            No MI                                                           2.25       20101101                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        196000                     1061.666667        360                              358                       6.125                            0       0          0.375          6.5                                 Scottsdale                               AZ       85251        Condominium             196000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        243809.66                  1664.51            360                              359                       6.875                            0       0          0.375          7.25                                PIGEON FORGE                             TN       37863        PUD                     244000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        145600                     985.8333333        360                              360                       7.75                             0       0          0.375          8.125                               Bonita Springs                           FL       34135        Condominium             145600                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       13.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        165000                     945.3125           360                              359                       6.5                              0       0          0.375          6.875                               DENVER                                   CO       80249        PUD                     165000                    20060101               75                     No MI                     1.00E+16                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        280000                     1750               360                              359                       7.125                            0       0          0.375          7.5                                 GILBERT                                  AZ       85296        PUD                     280000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        431250                     2785.15625         360                              359                       7.375                            0       0          0.375          7.75                                SCOTTSDALE                               AZ       85254        Single Family           431250                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        436000                     2725               360                              359                       7.125                            0       0          0.375          7.5                                 Oakland                                  CA       94605        Single Family           436000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        104000                     704.1666667        360                              359                       7.75                             0       0          0.375          8.125                               Decatur                                  GA       30035        Single Family           104000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        119625                     760.1171875        360                              359                       7.25                             0       0          0.375          7.625                               Redmond                                  OR       97756        Single Family           119625                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        334500                     2195.15625         360                              359                       7.5                              0       0          0.375          7.875                               Oakland                                  CA       94603        Single Family           334500                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        90125                      572.6692708        360                              359                       7.25                             0       0          0.375          7.625                               Deltona                                  FL       32738        Single Family           90125                     20060101               70                     No MI                                                           2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        160000                     1050               360                              359                       7.5                              0       0          0.375          7.875                               Manchester                               CT       06042        Single Family           160000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        469950                     2790.328125        360                              359                       6.75                             0       0          0.375          7.125                               Ontario                                  CA       91762        2-4 Family              469950                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        367900                     2222.729167        360                              359                       6.875                            0       0          0.375          7.25                                SILVER SPRING                            MD       20902        Single Family           367900                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        148000                     724.5833333        360                              359                       5.5                              0       0          0.375          5.875                               LEHI                                     UT       84043        PUD                     148000                    20060101               80                     No MI                     1.00E+17                              2.25       20081201                       11.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        279200                     1686.833333        360                              356                       6.875                            0       0          0.375          7.25                                Clearwater                               FL       33756        Condominium             279200                    20051001               80                     No MI                     1.00E+17                              2.75       20100901                       13.25         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G01        397912.84                  2072.462708        360                              356                       5.875                            0       0          0.375          6.25                                San Pedro                                CA       90731        2-4 Family              398000                    20051001               74.38999939            No MI                     1.00E+17                              2.25       20100901                       11.25         2.375         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350901         NO
(GII)G01        344000                     1970.833333        360                              359                       6.5                              0       0          0.375          6.875                               FALLS CHURCH                             VA       22042        Single Family           344000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G02        570400                     3089.666667        360                              359                       6.125                            0       0          0.375          6.5                                 OWINGS MILLS                             MD       21117        Single Family           570400                    20060101               79.77999878            No MI                                                           2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        100000                     625                360                              359                       7.125                            0       0          0.375          7.5                                 Lake Worth                               FL       33467        Condominium             100000                    20060101               52.63000107            No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        146752                     917.2              360                              359                       7.125                            0       0          0.375          7.5                                 ROUND LAKE                               IL       60073        Condominium             146752                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        244284                     1475.8825          360                              359                       6.875                            0       0          0.375          7.25                                WESTFIELD                                IN       46074        Single Family           244284                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        229760.63                  1507.804134        360                              359                       7.5                              0       0          0.375          7.875                               ELGIN                                    IL       60123        PUD                     230348                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        148988                     931.175            360                              360                       7.125                            0       0          0.375          7.5                                 WESLEY CHAPEL                            FL       33543        PUD                     148988                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        222168                     1295.98            360                              359                       6.625                            0       0          0.375          7                                   ORLANDO                                  FL       32835        Condominium             222168                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        323203.98                  1919.023631        360                              359                       6.75                             0       0          0.375          7.125                               GLENDALE                                 AZ       85310        PUD                     323204                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        176832                     994.68             360                              359                       6.375                            0       0          0.375          6.75                                LAS VEGAS                                NV       89122        PUD                     176832                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        235029.99                  1542.384309        360                              359                       7.5                              0       0          0.375          7.875                               ORLANDO                                  FL       32835        Condominium             235030                    20060101               95                     GE Capital MI             1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        226400                     1344.25            360                              358                       6.75                             0       0          0.375          7.125                               Phoenix                                  AZ       85043        PUD                     226400                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        100076.3                   688.0245625        360                              359                       7.875                            0       0          0.375          8.25                                South Haven                              MI       49090        Single Family           100100                    20060101               53.24000168            No MI                     1.00E+17                              2.25       20101201                       13.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        271900                     1614.40625         360                              359                       6.75                             0       0          0.375          7.125                               North Arlington                          NJ       07031        Single Family           271900                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        389600                     2394.416667        360                              360                       7                                0       0          0.375          7.375                               Passaic                                  NJ       07055        2-4 Family              389600                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.375        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        56965.82                   429.72             360                              359                       7.875                            0       0          0.375          8.25                                ROCKFORD                                 IL       61102        Single Family           57200                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.25         1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        176536                     1103.35            360                              359                       7.125                            0       0          0.375          7.5                                 MARICOPA                                 AZ       85239        PUD                     176536                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        322624                     1848.366667        360                              359                       6.5                              0       0          0.375          6.875                               BOLINGBROOK                              IL       60490        PUD                     322624                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        203828                     1252.692917        360                              360                       7                                0       0          0.375          7.375                               QUEEN CREEK                              AZ       85242        PUD                     203828                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        171768                     1019.8725          360                              360                       6.75                             0       0          0.375          7.125                               MARICOPA                                 AZ       85239        PUD                     171768                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        202775.58                  1401.59            360                              359                       7                                0       0          0.375          7.375                               FRESNO                                   CA       93722        Single Family           202930                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        272000                     2067.4             360                              360                       8                                0       0          0.375          8.375                               Royal Oak                                MI       48073        Single Family           272000                    20060201               85                     Radian Guaranty           1.00E+17                              2.25       20110101                       13.375        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        424000                     2605.833333        360                              359                       7                                0       0          0.375          7.375                               Antioch                                  CA       94509        Single Family           424000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        172000                     1039.166667        360                              358                       6.875                            0       0          0.375          7.25                                Tucson                                   AZ       85711        2-4 Family              172000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        93750                      625                360                              359                       7.625                            0       0          0.375          8                                   Fort Pierce                              FL       34950        2-4 Family              93750                     20060101               75                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        366400                     2099.166667        360                              360                       6.5                              0       0          0.375          6.875                               Germantown                               MD       20876        Single Family           366400                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.875        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20360101         NO
(GII)G01        133000                     761.9791667        360                              360                       6.5                              0       0          0.375          6.875                               North Las Vegas                          NV       89032        Single Family           133000                    20060201               54.29000092            No MI                     1.00E+17                              2.25       20110101                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        271349.49                  1413.278594        360                              359                       5.875                            0       0          0.375          6.25                                Las Vegas                                NV       89131        PUD                     271350                    20060101               67.83999634            No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        110000                     710.4166667        360                              359                       7.375                            0       0          0.375          7.75                                Norfolk                                  VA       23509        Single Family           110000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        84000                      533.75             360                              359                       7.25                             0       0          0.375          7.625                               Charlotte                                NC       28213        Single Family           84000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        261300                     1894.61            360                              359                       7.5                              0       0          0.375          7.875                               Brooksville                              FL       34601        Single Family           261300                    20060101               65                     No MI                                                           2.25       20101201                       12.875        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        424000                     2429.166667        360                              359                       6.5                              0       0          0.375          6.875                               Brooklyn                                 NY       11207        2-4 Family              424000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        220000                     1260.416667        360                              359                       6.5                              0       0          0.375          6.875                               COLTON                                   CA       92324        Single Family           220000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        384000                     2520               360                              359                       7.5                              0       0          0.375          7.875                               Deerfield Beach                          FL       33441        Single Family           384000                    20060101               80                     No MI                     1.10E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        84000                      498.75             360                              359                       6.75                             0       0          0.375          7.125                               Jacksonville                             FL       32226        Single Family           84000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        900000                     5812.5             360                              359                       7.375                            0       0          0.375          7.75                                SANTA MONICA                             CA       90403        Condominium             900000                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        110800                     738.6666667        360                              359                       7.625                            0       0          0.375          8                                   Bartlett                                 IL       60103        Condominium             110800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        200000                     1250               360                              360                       7.125                            0       0          0.375          7.5                                 Bensalem                                 PA       19020        Single Family           200000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        161141.8                   1183.2             360                              359                       7.625                            0       0          0.375          8                                   OWINGS MILLS                             MD       21117        Condominium             161250                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        204000                     1381.25            360                              359                       7.75                             0       0          0.375          8.125                               North Lauderdale                         FL       33068        Single Family           204000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        123968                     761.8866667        360                              359                       7                                0       0          0.375          7.375                               Raleigh                                  NC       27603        2-4 Family              123968                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        363849.99                  2349.864519        360                              359                       7.375                            0       0          0.375          7.75                                HAVRE DE GRACE                           MD       21078        PUD                     363850                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        61056.72                   400.684725         360                              359                       7.5                              0       0          0.375          7.875                               Durham                                   NC       27703        Single Family           61425                     20060101               65                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        307200                     1600               360                              359                       5.875                            0       0          0.375          6.25                                HYATTSVILLE                              MD       20784        Single Family           307200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        208000                     1256.666667        360                              359                       6.875                            0       0          0.375          7.25                                ATL                                      GA       30310        Single Family           208000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        345000                     1581.25            360                              356                       5.125                            0       0          0.375          5.5                                 Temecula                                 CA       92591        PUD                     345000                    20051001               63.29999924            No MI                     1.00E+17                              2.25       20100901                       10.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350901         NO
(GI-)G01        183900                     1206.84375         360                              359                       7.5                              0       0          0.375          7.875                               Port Saint Lucie                         FL       34953        Single Family           183900                    20060101               74.88999939            No MI                                                           2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        156800                     980                360                              359                       7.125                            0       0          0.375          7.5                                 South Jordan                             UT       84095        Single Family           156800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        151920                     1044.45            360                              359                       7.875                            0       0          0.375          8.25                                Stone Mountain                           GA       30083        Single Family           151920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        240000                     1375               360                              359                       6.5                              0       0          0.375          6.875                               WEST PALM BEACH                          FL       33401        Single Family           240000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        212000                     1214.583333        360                              360                       6.5                              0       0          0.375          6.875                               TALLAHASSEE                              FL       32310        2-4 Family              212000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        294000                     1470               360                              360                       5.625                            0       0          0.375          6                                   Yorba Linda                              CA       92686        Single Family           294000                    20060201               51.58000183            No MI                                                           2.25       20110101                       11            1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        442400                     2995.416667        360                              360                       7.75                             0       0          0.375          8.125                               DESERT HILLS                             AZ       85086        Single Family           442400                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       13.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        224800                     1405               360                              359                       7.125                            0       0          0.375          7.5                                 Phoenix                                  AZ       85037        PUD                     224800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        216000                     1215               360                              359                       6.375                            0       0          0.375          6.75                                Glendale                                 AZ       85308        Single Family           216000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        222008.34                  1668.94            360                              359                       7.875                            0       0          0.375          8.25                                MOUNT PLYMOUTH                           FL       32776        PUD                     222150                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.25         1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        157600                     935.75             360                              358                       6.75                             0       0          0.375          7.125                               Big Lake                                 MN       55309        Single Family           157600                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        107925.68                  783.07             360                              359                       7.5                              0       0          0.375          7.875                               AURORA                                   IL       60505        Single Family           108000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        173600                     976.5              360                              358                       6.375                            0       0          0.375          6.75                                Rosemount                                MN       55068        Single Family           173600                    20051201               79.62999725            No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        93333                      631.9421875        360                              359                       7.75                             0       0          0.375          8.125                               Fort Pierce                              FL       34950        2-4 Family              93333                     20060101               70                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        198320                     1053.575           360                              359                       6                                0       0          0.375          6.375                               Jacksonville                             FL       32258        Condominium             198320                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        60385.35                   412.58             360                              358                       6.875                            0       0          0.375          7.25                                Columbia                                 MO       65203        2-4 Family              60480                     20051201               70                     No MI                     1.00E+17                              2.25       20101101                       13.25         1.875         2                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        1820000                    10237.5            360                              358                       6.375                            0       0          0.375          6.75                                Saratoga                                 CA       95070        Single Family           1820000                   20051201               58.70999908            No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        260250                     1409.6875          360                              358                       6.125                            0       0          0.375          6.5                                 San Jose                                 CA       95111        Condominium             260250                    20051201               75                     No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        916000                     5820.416667        360                              358                       7.25                             0       0          0.375          7.625                               Los Angeles                              CA       90035        2-4 Family              916000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       13.625        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        480000                     3150               360                              358                       7.5                              0       0          0.375          7.875                               Los Angeles                              CA       90039        2-4 Family              480000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       13.875        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        1000000                    5520.833333        360                              358                       6.25                             0       0          0.375          6.625                               Woodland Hills                           CA       91364        Single Family           1000000                   20051201               58.81999969            No MI                     1.00E+17                              2.25       20101101                       12.625        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        1621750                    8784.479167        360                              358                       6.125                            0       0          0.375          6.5                                 Rancho Santa Fe                          CA       92067        PUD                     1621750                   20051201               64.87000275            No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        62413.69                   453.17             360                              358                       7.5                              0       0          0.375          7.875                               Dallas                                   TX       75217        Single Family           62500                     20051201               71.43000031            No MI                     1.00E+17                              2.25       20101101                       13.875        1.875         2                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        628000                     3597.916667        360                              358                       6.5                              0       0          0.375          6.875                               Oxnard                                   CA       93036        Single Family           628000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        287200                     1286.416667        300                              298                       5                                0       0          0.375          5.375                               Hilton Head Island                       SC       29928        PUD                     287200                    20051201               66.79000092            No MI                     1.00E+17                              2.125      20060501                       12            1.875         0                    First Lien      NO           Y           120           No_PP       6                    300                 EMC             20301101         NO
(GI-)G01        393750                     2542.96875         360                              358                       7.375                            0       0          0.375          7.75                                Hollywood                                FL       33020        2-4 Family              393750                    20051201               75                     No MI                     1.00E+17                              2.25       20101101                       13.75         1.75          2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        243400                     1064.875           300                              298                       4.875                            0       0          0.375          5.25                                Hilton Head Island                       SC       29926        PUD                     255000                    20051201               33.11999893            No MI                     1.00E+17                              2          20060501                       12            1.875         0                    First Lien      NO           Y           120           No_PP       6                    300                 EMC             20301101         NO
(GI-)G01        745000                     3104.166667        300                              297                       4.625                            0       0          0.375          5                                   Hilton Head Island                       SC       29928        PUD                     745000                    20051101               46.56000137            No MI                     1.00E+17                              2          20060401                       12            1.625         0                    First Lien      NO           Y           120           No_PP       6                    300                 EMC             20301001         NO
(GI-)G01        1000000                    6250               360                              358                       7.125                            0       0          0.375          7.5                                 Santa Clarita                            CA       91387        PUD                     1000000                   20051201               71.43000031            No MI                                                           2.25       20101101                       12.5          1.625         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        149400                     933.75             360                              359                       7.125                            0       0          0.375          7.5                                 Maple Shade                              NJ       08052        Single Family           149400                    20060101               90                     United Guaranty           1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        89688                      569.8925           360                              359                       7.25                             0       0          0.375          7.625                               Keller                                   TX       76248        PUD                     89688                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        431628.06                  2801.94            360                              359                       6.375                            0       0          0.375          6.75                                ARLETA AREA                              CA       91331        Single Family           432000                    20060101               80                     No MI                     1000960-0000500545                    2.25       20101201                       11.75         1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        174200                     1143.1875          360                              359                       7.5                              0       0          0.375          7.875                               Orlando                                  FL       32835        Condominium             174200                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        833000                     5119.479167        360                              359                       7                                0       0          0.375          7.375                               Escondido                                CA       92027        Single Family           833000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        220000                     1145.833333        360                              359                       5.875                            0       0          0.375          6.25                                Tucson                                   AZ       85704        Single Family           220000                    20060101               52.38000107            No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        89688                      569.8925           360                              359                       7.25                             0       0          0.375          7.625                               Keller                                   TX       76248        PUD                     89688                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        280000                     1866.666667        360                              360                       7.625                            0       0          0.375          8                                   Richmond                                 VA       23222        2-4 Family              280000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       13            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        119326.87                  897.03             360                              359                       7.875                            0       0          0.375          8.25                                Midlothian                               TX       76065        PUD                     119403                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.25         1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        515999.25                  2956.245703        360                              359                       6.5                              0       0          0.375          6.875                               SANTA ANA                                CA       92706        Single Family           516000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        212000                     1435.416667        360                              359                       7.75                             0       0          0.375          8.125                               Upper Marlboro                           MD       20774        Townhouse               212000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        103899.61                  649.3725625        360                              359                       7.125                            0       0          0.375          7.5                                 CASA GRANDE                              AZ       85222        Single Family           103900                    20060101               79.98000336            No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        397600                     2526.416667        360                              359                       7.25                             0       0          0.375          7.625                               ROCKVILLE                                MD       20853        Single Family           397600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        271535.96                  1555.674771        360                              358                       6.5                              0       0          0.375          6.875                               LAS VEGAS                                NV       89123        Single Family           272000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        637550                     3984.6875          360                              359                       7.125                            0       0          0.375          7.5                                 SILVER SPRING                            MD       20904        PUD                     637550                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        105631.99                  605.183276         360                              359                       6.5                              0       0          0.375          6.875                               Lewisville                               TX       75057        PUD                     105632                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        243675                     1472.203125        360                              359                       6.875                            0       0          0.375          7.25                                Glendale                                 AZ       85310        PUD                     243675                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        110160                     596.7              360                              359                       6.125                            0       0          0.375          6.5                                 RAMSEY                                   MN       55303        Condominium             110160                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        271461.99                  1555.250984        360                              359                       6.5                              0       0          0.375          6.875                               INDIO                                    CA       92203        PUD                     271462                    20060101               95                     GE Capital MI             1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        507500                     3119.010417        360                              359                       7                                0       0          0.375          7.375                               Reston                                   VA       20190        Condominium             507500                    20060101               72.83999634            No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        94574                      551.6816667        360                              358                       6.625                            0       0          0.375          7                                   Newnan                                   GA       30263        Single Family           94574                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        215920                     1371.991667        360                              359                       7.25                             0       0          0.375          7.625                               Crystal Lake                             IL       60014        Single Family           215920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G02        1365000                    7109.375           360                              359                       5.875                            0       0          0.375          6.25                                MANHATTAN BEACH                          CA       90266        Condominium             1365000                   20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        192000                     1160               360                              359                       6.875                            0       0          0.375          7.25                                Queen Creek                              AZ       85242        PUD                     192000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        214400                     1273               360                              359                       6.75                             0       0          0.375          7.125                               AVONDALE                                 AZ       85323        PUD                     214400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        200000                     1333.333333        360                              359                       7.625                            0       0          0.375          8                                   Orlando                                  FL       32808        Single Family           200000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        215847.55                  1547.45            360                              359                       7.375                            0       0          0.375          7.75                                CROWNSVILLE                              MD       21032        Single Family           216000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        102400                     704                360                              359                       7.875                            0       0          0.375          8.25                                Littleton                                CO       80128        Condominium             102400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        151815.45                  1101.53            360                              359                       7.5                              0       0          0.375          7.875                               Mansfield                                MA       02048        Condominium             151920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        160000                     1016.666667        360                              359                       7.25                             0       0          0.375          7.625                               Irvington                                NJ       07111        2-4 Family              160000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        207875.46                  1385.8364          360                              359                       7.625                            0       0          0.375          8                                   Stockton                                 CA       95206        Single Family           208000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        224000                     1470               360                              359                       7.5                              0       0          0.375          7.875                               South Holland                            IL       60473        Single Family           224000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        496000                     3048.333333        360                              359                       7                                0       0          0.375          7.375                               Frisco                                   CO       80443        Single Family           496000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        155755.86                  1064.2             360                              359                       6.875                            0       0          0.375          7.25                                Denver                                   CO       80204        Single Family           156000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        157360                     1049.066667        360                              359                       7.625                            0       0          0.375          8                                   PRAIRIEVILLE                             LA       70769        Single Family           157360                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        128597.08                  867.08             360                              359                       6.75                             0       0          0.375          7.125                               Boca Raton                               FL       33428        Condominium             128700                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        104950                     557.546875         360                              359                       6                                0       0          0.375          6.375                               WAXAHACHIE                               TX       75165        Single Family           104950                    20060101               69.97000122            No MI                                                           2.25       20101201                       11.375        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        377000                     2159.895833        360                              359                       6.5                              0       0          0.375          6.875                               Surprise                                 AZ       85379        PUD                     377000                    20060101               75.41999817            No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        134999.99                  871.8749354        360                              359                       7.375                            0       0          0.375          7.75                                PLEASANT GROVE                           UT       84062        Single Family           135000                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        314000                     1962.5             360                              360                       7.125                            0       0          0.375          7.5                                 CULPEPER                                 VA       22701        Single Family           314000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        119264                     757.8233333        360                              360                       7.25                             0       0          0.375          7.625                               ATLANTA                                  GA       30331        PUD                     119264                    20060201               80                     No MI                                                           2.25       20110101                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        155093                     920.8646875        360                              359                       6.75                             0       0          0.375          7.125                               QUEEN CREEK                              AZ       85242        PUD                     155093                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        240691.99                  1378.964526        360                              359                       6.5                              0       0          0.375          6.875                               ANTHEM                                   AZ       85086        PUD                     240692                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        141733                     930.1228125        360                              359                       7.5                              0       0          0.375          7.875                               QUEEN CREEK                              AZ       85242        PUD                     141733                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        173107                     1009.790833        360                              359                       6.625                            0       0          0.375          7                                   NORTH LAS VEGAS                          NV       89084        Single Family           173107                    20060101               80                     No MI                     1.00E+16                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        284400                     1836.75            360                              359                       7.375                            0       0          0.375          7.75                                NAPLES                                   FL       34114        Single Family           284400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        112400                     643.9583333        360                              359                       6.5                              0       0          0.375          6.875                               RALEIGH                                  NC       27613        PUD                     112400                    20060101               79                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        99842.29                   634.414551         360                              359                       7.25                             0       0          0.375          7.625                               TAMPA                                    FL       33604        Single Family           99950                     20060101               79.95999908            No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        211850                     1324.0625          360                              359                       7.125                            0       0          0.375          7.5                                 Cape Coral                               FL       33991        Single Family           211850                    20060101               70.62000275            No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        173461.17                  1169.58            360                              359                       6.75                             0       0          0.375          7.125                               Downingtown                              PA       19335        Single Family           173600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        34744.26                   873.47             360                              359                       7.625                            0       0          0.375          8                                   DYER                                     IN       46311        Condominium             119040                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        168000                     1085               360                              359                       7.375                            0       0          0.375          7.75                                Tempe                                    AZ       85281        Condominium             168000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        137884.07                  906.56             360                              360                       6.5                              0       0          0.375          6.875                               Yuma                                     AZ       85364        2-4 Family              138000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.875        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        84742.9                    622.23             360                              359                       7.625                            0       0          0.375          8                                   Oklahoma City                            OK       73127        Single Family           84800                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        90488                      574.9758333        360                              359                       7.25                             0       0          0.375          7.625                               FORT WORTH                               TX       76248        Single Family           90488                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        536000                     3685               360                              359                       7.875                            0       0          0.375          8.25                                Fountain Hills                           AZ       85268        Single Family           536000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        236000                     1524.166667        360                              359                       7.375                            0       0          0.375          7.75                                Taunton                                  MA       02780        Single Family           236000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        55962.43                   410.91             360                              359                       7.625                            0       0          0.375          8                                   BALTIMORE                                MD       21223        Townhouse               56000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        59959.74                   440.26             360                              359                       7.625                            0       0          0.375          8                                   BALTIMORE                                MD       21223        Townhouse               60000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        273000                     1734.6875          360                              359                       7.25                             0       0          0.375          7.625                               Paterson                                 NJ       07514        2-4 Family              273000                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        150700                     784.8958333        360                              359                       5.875                            0       0          0.375          6.25                                Gilbert                                  AZ       85297        Single Family           150700                    20060101               56.68000031            No MI                     1001886-0100010067                    2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        288000                     1740               360                              359                       6.875                            0       0          0.375          7.25                                Ft Washington                            MD       20744        Single Family           288000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        412000                     2360.416667        360                              359                       6.5                              0       0          0.375          6.875                               Las Vegas                                NV       89131        Single Family           412000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        974999.99                  6296.874935        360                              359                       7.375                            0       0          0.375          7.75                                MIAMI BEACH                              FL       33141        Single Family           975000                    20060101               75                     No MI                                                           2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        177600                     999                360                              359                       6.375                            0       0          0.375          6.75                                Denver                                   CO       80206        Condominium             177600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        63957.06                   469.61             360                              359                       7.625                            0       0          0.375          8                                   BALTIMORE                                MD       21223        Townhouse               64000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        59959.74                   440.26             360                              359                       7.625                            0       0          0.375          8                                   BALTIMORE                                MD       21223        Single Family           60000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        156750                     1028.671875        360                              359                       7.5                              0       0          0.375          7.875                               Hollywood                                FL       33024        Single Family           156750                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        320000                     2000               360                              359                       7.125                            0       0          0.375          7.5                                 PASO ROBLES                              CA       93446        Single Family           320000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.5          1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        288580                     1713.44375         360                              359                       6.75                             0       0          0.375          7.125                               Queen Creek                              AZ       85242        PUD                     288580                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        450000                     2812.5             360                              359                       7.125                            0       0          0.375          7.5                                 Palm Coast                               FL       32137        Single Family           450000                    20060101               90                     PMI                       1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        199920                     1249.5             360                              360                       7.125                            0       0          0.375          7.5                                 TAMARAC                                  FL       33321        PUD                     199920                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20360101         NO
(GII)G01        168858.02                  1110.21            360                              359                       6.5                              0       0          0.375          6.875                               PEORIA                                   AZ       85345        PUD                     169000                    20060101               69.83000183            No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        720000                     4875               360                              359                       7.75                             0       0          0.375          8.125                               PARADISE VALLEY                          AZ       85253        Single Family           720000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        526400                     3180.333333        360                              359                       6.875                            0       0          0.375          7.25                                Pomona                                   CA       91768        2-4 Family              526400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        335000                     2128.645833        360                              359                       7.25                             0       0          0.375          7.625                               Attleboro                                MA       02703        Single Family           335000                    20060101               77.91000366            No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        192610.5                   1364.27            360                              359                       7.25                             0       0          0.375          7.625                               NEW BRITAIN                              CT       06053        2-4 Family              192750                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        156400                     879.75             360                              360                       6.375                            0       0          0.375          6.75                                Peoria                                   AZ       85345        Single Family           156400                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        291280                     1577.766667        360                              359                       6.125                            0       0          0.375          6.5                                 Woolwich Township                        NJ       08085        Single Family           291280                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        540664                     3266.511667        360                              360                       6.875                            0       0          0.375          7.25                                Selbyville                               DE       19975        PUD                     540664                    20060201               79.30000305            No MI                     1.00E+17                              2.25       20110101                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        114165                     857.68             360                              359                       7.875                            0       0          0.375          8.25                                FRESNO                                   TX       77545        Single Family           114165                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.25         1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        218400                     1410.5             360                              359                       7.375                            0       0          0.375          7.75                                Stafford                                 VA       22554        PUD                     218400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        120000                     875                360                              358                       8.375                            0       0          0.375          8.75                                New Haven                                CT       06511        2-4 Family              120000                    20051201               80                     No MI                     1.00E+17                              2.75       20101101                       14.75         1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        319920                     2066.15            360                              359                       7.375                            0       0          0.375          7.75                                Burke                                    VA       22015        PUD                     319920                    20060101               80                     No MI                                                           2.25       20101201                       12.75         2.375         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        185600                     1121.333333        360                              359                       6.875                            0       0          0.375          7.25                                Jacksonville                             FL       32246        PUD                     185600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        222300                     1319.90625         360                              359                       6.75                             0       0          0.375          7.125                               ALEXANDRIA                               VA       22304        Condominium             222300                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        376000                     2310.833333        360                              359                       7                                0       0          0.375          7.375                               PITTSBURG                                CA       94565        2-4 Family              376000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        54949.06                   343.13             360                              359                       6                                0       0          0.375          6.375                               Denver                                   CO       80222        Condominium             55000                     20060101               64.70999908            No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        164800                     927                360                              359                       6.375                            0       0          0.375          6.75                                North Port                               FL       34288        Single Family           164800                    20060101               59.93000031            No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        267490.1                   1650.12            360                              358                       5.875                            0       0          0.375          6.25                                Wesley Chapel                            FL       33543        Townhouse               268000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         2                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        209000                     1110.3125          360                              358                       6                                0       0          0.375          6.375                               Fresno                                   CA       93720        Single Family           209000                    20051201               57.25999832            No MI                     1.00E+17                              2.25       20151101                       12.375        1.875         2                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20351101         NO
(GI-)G01        700000                     4083.333333        360                              358                       6.625                            0       0          0.375          7                                   Cupertino                                CA       95014        Single Family           700000                    20051201               63.63999939            No MI                     1.00E+17                              2.75       20101101                       13            1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        192515.98                  1123.009883        360                              359                       6.625                            0       0          0.375          7                                   RIVERVIEW                                FL       33569        Single Family           192516                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            2.375         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        186052                     1104.68375         360                              359                       6.75                             0       0          0.375          7.125                               LOS LUNAS                                NM       87031        Single Family           186052                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        197176                     1026.958333        360                              359                       5.875                            0       0          0.375          6.25                                WESTFIELD                                IN       46074        PUD                     197176                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        312000                     1917.5             360                              359                       7                                0       0          0.375          7.375                               Las Vegas                                NV       89141        PUD                     312000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        146000                     912.5              360                              359                       7.125                            0       0          0.375          7.5                                 Denver                                   CO       80222        PUD                     146000                    20060101               80                     No MI                                                           2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        145032                     891.3425           360                              360                       7                                0       0          0.375          7.375                               MARICOPA                                 AZ       85239        PUD                     145032                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        172578.7                   1135.63            360                              359                       6.5                              0       0          0.375          6.875                               KISSIMMEE                                FL       34746        Single Family           172870                    20060101               34.16999817            No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        205600                     1413.5             360                              359                       7.875                            0       0          0.375          8.25                                DISTRICT HEIGHTS                         MD       20747        Single Family           205600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        319392                     1863.12            360                              359                       6.625                            0       0          0.375          7                                   PERRIS                                   CA       92571        PUD                     319392                    20060101               80.34999847            YES                       1.00E+16                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        172676                     1079.225           360                              359                       7.125                            0       0          0.375          7.5                                 JACKSONVILLE                             FL       32216        PUD                     172676                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G03        163200                     935                360                              358                       6.5                              0       0          0.375          6.875                               Flower Mound                             TX       75022        Single Family           163200                    20051201               80                     No MI                     1.00E+17                              2.25       20121101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351101         NO
(GII)G01        153276                     910.07625          360                              359                       6.75                             0       0          0.375          7.125                               RIVERVIEW                                FL       33569        Single Family           153276                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        562075                     3454.419271        360                              359                       7                                0       0          0.375          7.375                               ROSEVILLE                                CA       95747        PUD                     562075                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        200000                     1270.833333        360                              359                       7.25                             0       0          0.375          7.625                               PHOENIX                                  AZ       85037        Single Family           200000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        275100                     1576.09375         360                              359                       6.5                              0       0          0.375          6.875                               Santee                                   CA       92071        Condominium             275100                    20060101               70                     No MI                                                           2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        200000                     1208.333333        360                              359                       6.875                            0       0          0.375          7.25                                Jupiter                                  FL       33458        Single Family           200000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        650000                     3656.25            360                              359                       6.375                            0       0          0.375          6.75                                Pompano Beach                            FL       33062        Condominium             650000                    20060101               62.5                   No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        221520                     1361.425           360                              359                       7                                0       0          0.375          7.375                               DALLAS                                   TX       75218        Single Family           221520                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        259950                     1489.296875        360                              359                       6.5                              0       0          0.375          6.875                               Leesburg                                 VA       20176        Single Family           259950                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        101600                     698.5              360                              359                       7.875                            0       0          0.375          8.25                                Davison                                  MI       48423        Single Family           101600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        151805.47                  1141.93            360                              359                       7.875                            0       0          0.375          8.25                                DEKALB                                   IL       60115        Single Family           152000                    20060101               95                     Radian Guaranty           1.00E+17                              2.25       20101201                       13.25         1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        174400                     1108.166667        360                              359                       7.25                             0       0          0.375          7.625                               MUNDELEIN                                IL       60060        Single Family           174400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        163500                     1021.875           360                              359                       7.125                            0       0          0.375          7.5                                 Pharr                                    TX       78577        2-4 Family              163500                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        92000                      517.5              360                              359                       6.375                            0       0          0.375          6.75                                Indianapolis                             IN       46229        Single Family           92000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        447920                     3079.45            360                              359                       7.875                            0       0          0.375          8.25                                Scottsdale                               AZ       85254        PUD                     447920                    20060101               77.23000336            No MI                                                           2.25       20101201                       13.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        359949.3                   2099.70425         360                              359                       6.625                            0       0          0.375          7                                   Rockville                                MD       20853        Single Family           360000                    20060101               76.91999817            No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        377500                     2280.729167        360                              359                       6.875                            0       0          0.375          7.25                                STERLING                                 VA       20164        Single Family           377500                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        192800                     1104.583333        360                              359                       6.5                              0       0          0.375          6.875                               GOODYEAR                                 AZ       85338        Single Family           192800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        134725                     870.0989583        360                              359                       7.375                            0       0          0.375          7.75                                LOGANVILLE                               GA       30052        Townhouse               134725                    20060101               85                     United Guaranty           1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        288000                     1860               360                              359                       7.375                            0       0          0.375          7.75                                Olney                                    MD       20832        Townhouse               288000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        619500                     3549.21875         360                              360                       6.5                              0       0          0.375          6.875                               HONOLULU                                 HI       96816        Condominium             619500                    20060201               70                     No MI                     1.00E+17                              2.25       20110101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        420000                     1750               300                              298                       4.625                            0       0          0.375          5                                   Dublin                                   OH       43016        PUD                     420000                    20051201               74.33999634            No MI                     1.00E+17                              1.875      20060501                       12            1.875         0                    First Lien      NO           Y           120           No_PP       6                    300                 EMC             20301101         NO
(GI-)G01        65600                      451                360                              359                       7.875                            0       0          0.375          8.25                                Jacksonville                             FL       32205        Single Family           65600                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.25         1.5           1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        79700                      506.4270833        360                              360                       7.25                             0       0          0.375          7.625                               SPRING                                   TX       77386        PUD                     79700                     20060201               69.91999817            No MI                     1.00E+17                              2.25       20110101                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        134725                     870.0989583        360                              359                       7.375                            0       0          0.375          7.75                                LOGANVILLE                               GA       30052        PUD                     134725                    20060101               85                     PMI                       1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        393450                     2295.125           360                              359                       6.625                            0       0          0.375          7                                   Woodbridge                               VA       22191        PUD                     393450                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        344000                     1433.333333        300                              298                       4.625                            0       0          0.375          5                                   Hilton Head Island                       SC       29926        PUD                     344000                    20051201               74.77999878            No MI                     1.00E+17                              1.875      20060501                       12            1.875         0                    First Lien      NO           Y           120           No_PP       6                    300                 EMC             20301101         NO
(GI-)G01        228750                     1501.171875        360                              360                       7.5                              0       0          0.375          7.875                               Saint Louis                              MO       63124        Single Family           228750                    20060201               75                     No MI                     1.00E+17                              2.25       20110101                       12.875        1.5           1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        199685                     1227.230729        360                              359                       7                                0       0          0.375          7.375                               Tampa                                    FL       33611        Condominium             199685                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        998312.5                   7243.44            360                              359                       7.5                              0       0          0.375          7.875                               Naples                                   FL       34102        Single Family           999000                    20060101               68.90000153            No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        509674.79                  3831.46            360                              359                       7.875                            0       0          0.375          8.25                                Honolulu                                 HI       96817        Condominium             510000                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       13.25         1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        449999.98                  1921.874915        300                              297                       4.75                             0       0          0.375          5.125                               Hilton Head Island                       SC       29926        PUD                     450000                    20051101               60                     No MI                     1.00E+17                              2          20060401                       12            1.875         0                    First Lien      NO           Y           120           No_PP       6                    300                 EMC             20301001         NO
(GI-)G01        468650                     3221.96875         360                              359                       7.875                            0       0          0.375          8.25                                HUNTSVILLE                               UT       84404        Condominium             468650                    20060101               75                     No MI                     1.33E+17                              2.25       20101201                       13.25         1.625         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        862500                     4941.40625         360                              354                       6.5                              0       0          0.375          6.875                               Medway                                   MA       02053        Single Family           862500                    20050801               57.5                   No MI                     1.00E+17                              2.75       20060701                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       6                    360                 EMC             20350701         NO
(GI-)G01        508000                     2487.083333        360                              354                       5.5                              0       0          0.375          5.875                               Bronx                                    NY       10460        2-4 Family              508000                    20050801               80                     No MI                     1.00E+17                              2.75       20060701                       11.875        2.375         1                    First Lien      NO           Y           120           No_PP       6                    360                 EMC             20350701         NO
(GI-)G01        468800                     2637               360                              359                       6.375                            0       0          0.375          6.75                                Irvine                                   CA       92620        Condominium             468800                    20060101               79.93000031            No MI                     1.00E+17                              2.25       20101201                       11.75         2.375         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        124800                     741                360                              359                       6.75                             0       0          0.375          7.125                               Senoia                                   GA       30276        Single Family           124800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        58800                      343                360                              359                       6.625                            0       0          0.375          7                                   Urbana                                   OH       43078        Single Family           58800                     20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        221250                     1451.953125        360                              359                       7.5                              0       0          0.375          7.875                               Victorville                              CA       92394        Single Family           221250                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        129600                     742.5              360                              359                       6.5                              0       0          0.375          6.875                               Salt Lake City                           UT       84105        Single Family           129600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        145000                     770.3125           360                              359                       6                                0       0          0.375          6.375                               Parker                                   CO       80138        PUD                     145000                    20060101               61.70000076            No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        58800                      343                360                              359                       6.625                            0       0          0.375          7                                   Urbana                                   OH       43078        Single Family           58800                     20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        156000                     861.25             360                              358                       6.25                             0       0          0.375          6.625                               Colorado Springs                         CO       80906        Single Family           156000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        120000                     762.5              360                              359                       7.25                             0       0          0.375          7.625                               Provo                                    UT       84604        Single Family           120000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        108400                     677.5              360                              359                       7.125                            0       0          0.375          7.5                                 West Des Moines                          IA       50266        Condominium             108400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        267200                     1475.166667        360                              359                       6.25                             0       0          0.375          6.625                               North Las Vegas                          NV       89084        PUD                     267200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        425850                     2705.921875        360                              359                       7.25                             0       0          0.375          7.625                               National City                            CA       91950        Condominium             425850                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        120000                     725                360                              359                       6.875                            0       0          0.375          7.25                                Colorado Springs                         CO       80910        Single Family           120000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        224000                     1540               360                              359                       7.875                            0       0          0.375          8.25                                Minneapolis                              MN       55413        Single Family           224000                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       13.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        64400                      395.7916667        360                              359                       7                                0       0          0.375          7.375                               Springfield                              MO       65803        Single Family           64400                     20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        248000                     1524.166667        360                              359                       7                                0       0          0.375          7.375                               TUCSON                                   AZ       85745        Single Family           248000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        231000                     1010.625           300                              298                       4.875                            0       0          0.375          5.25                                Hilton Head Island                       SC       29928        Condominium             231000                    20051201               79.93000031            No MI                     1.00E+17                              2          20060501                       12            1.875         0                    First Lien      NO           Y           120           No_PP       6                    300                 EMC             20301101         NO
(GI-)G01        160860                     1005.375           360                              359                       7.125                            0       0          0.375          7.5                                 BUCKEYE                                  AZ       85326        PUD                     160860                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.625         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        216052                     1440.346667        360                              359                       7.625                            0       0          0.375          8                                   YPSILANTI                                MI       48197        Condominium             216052                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        280721                     1579.055625        360                              359                       6.375                            0       0          0.375          6.75                                LAS VEGAS                                NV       89131        PUD                     280721                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        552480                     3280.35            360                              359                       6.75                             0       0          0.375          7.125                               MANASSAS                                 VA       20110        PUD                     552480                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        79144.1                    567.4              360                              359                       7.375                            0       0          0.375          7.75                                Atlantic City                            NJ       08401        Condominium             79200                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        195000                     873.4375           300                              298                       5                                0       0          0.375          5.375                               Hilton Head Island                       SC       29928        Condominium             195000                    20051201               65                     No MI                     1.00E+17                              1.625      20060501                       12            1.875         0                    First Lien      NO           Y           120           No_PP       6                    300                 EMC             20301101         NO
(GI-)G01        81964.08                   375.6687           300                              298                       5.125                            0       0          0.375          5.5                                 Hilton Head Island                       SC       29928        Condominium             82400                     20051201               80                     No MI                     1.00E+17                              2.125      20060501                       12            1.25          0                    First Lien      NO           Y           120           No_PP       6                    300                 EMC             20301101         NO
(GII)G01        123750                     747.65625          360                              359                       6.875                            0       0          0.375          7.25                                PAHRUMP                                  NV       89048        Single Family           123750                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.75          1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        622682                     4280.93875         360                              359                       7.875                            0       0          0.375          8.25                                Scottsdale                               AZ       85262        PUD                     622682                    20060101               79.98000336            No MI                     1.00E+17                              2.25       20101201                       13.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        134232                     880.8975           360                              359                       7.5                              0       0          0.375          7.875                               Riverdale                                GA       30296        PUD                     134232                    20060101               80                     No MI                     1.00E+17                              4.53       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        979697.92                  6021.060133        360                              358                       7                                0       0          0.375          7.375                               San Juan Capistrano                      CA       92675        Single Family           980000                    20051201               70                     No MI                     1.00E+17                              2.25       20101101                       13.375        4.155         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        125992                     826.8225           360                              359                       7.5                              0       0          0.375          7.875                               Riverdale                                GA       30296        PUD                     125992                    20060101               80                     No MI                     1.00E+16                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        460000                     2587.5             360                              358                       6.375                            0       0          0.375          6.75                                Los Angeles                              CA       90043        2-4 Family              460000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        135880                     891.7125           360                              359                       7.5                              0       0          0.375          7.875                               Riverdale                                GA       30298        PUD                     135880                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        115413                     685.2646875        360                              359                       6.75                             0       0          0.375          7.125                               Seymour                                  TN       37865        2-4 Family              116800                    20060101               77.91999817            No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        213028                     1420.186667        360                              359                       7.625                            0       0          0.375          8                                   RIO RANCHO                               NM       87124        PUD                     213028                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        174346.99                  871.73495          360                              359                       5.625                            0       0          0.375          6                                   ELGIN                                    IL       60123        Condominium             174347                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        419000                     1745.833333        300                              298                       4.625                            0       0          0.375          5                                   Myrtle Beach                             SC       29572        Condominium             419000                    20051201               38.65000153            No MI                     1.00E+17                              2          20060501                       12            1.875         0                    First Lien      NO           Y           120           No_PP       6                    300                 EMC             20301101         NO
(GII)G01        239222                     1370.542708        360                              359                       6.5                              0       0          0.375          6.875                               MARICOPA                                 AZ       85239        PUD                     239222                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.625         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        224292                     1401.825           360                              359                       7.125                            0       0          0.375          7.5                                 Orlando                                  FL       32832        Single Family           224292                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        222600                     1368.0625          360                              359                       7                                0       0          0.375          7.375                               Victorville                              CA       92395        Single Family           222600                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        263999.99                  1512.499943        360                              359                       6.5                              0       0          0.375          6.875                               mount washington                         KY       40047        Single Family           264000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        114296.58                  723.09             360                              359                       6.125                            0       0          0.375          6.5                                 Minneapolis                              MN       55430        Single Family           114400                    20060101               80                     No MI                     1.00E+17                              2.25       20081201                       12.5          1.875         1                    First Lien      NO           N           0             No_PP       36                   360                 EMC             20351201         NO
(GI-)G01        103920                     780.72             360                              359                       7.875                            0       0          0.375          8.25                                Port Richey                              FL       34668        Single Family           103920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.25         1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        337499.99                  2003.906191        360                              357                       6.75                             0       0          0.375          7.125                               ATLANTA                                  GA       30305        Single Family           337500                    20051101               75                     No MI                     1.00E+17                              2.25       20101001                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G01        337499.99                  2003.906191        360                              357                       6.75                             0       0          0.375          7.125                               ATLANTA                                  GA       30305        Single Family           337500                    20051101               75                     No MI                     1.00E+17                              2.25       20101001                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G01        97427.65                   681.73             360                              359                       7.125                            0       0          0.375          7.5                                 Opa Locka                                FL       33054        Single Family           97500                     20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        79250                      560.93             360                              360                       7.25                             0       0          0.375          7.625                               MESQUITE                                 TX       75149        Townhouse               79250                     20060201               79.98000336            No MI                     1.00E+17                              2.25       20110101                       12.625        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        236250                     1550.390625        360                              359                       7.5                              0       0          0.375          7.875                               Las Vegas                                NV       89121        Single Family           236250                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        135901.57                  962.6              360                              359                       7.25                             0       0          0.375          7.625                               LEHIGH ACRES                             FL       33971        Single Family           136000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        593792                     3896.76            360                              359                       7.5                              0       0          0.375          7.875                               Las Vegas                                NV       89156        PUD                     593792                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        67955.52                   504.9              360                              359                       7.75                             0       0          0.375          8.125                               Houston                                  TX       77026        Single Family           68000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        384000                     2400               360                              359                       7.125                            0       0          0.375          7.5                                 MANASSAS                                 VA       20109        Single Family           384000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        152137.01                  1064.55            360                              359                       7.125                            0       0          0.375          7.5                                 SANDY                                    UT       84092        Single Family           152250                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        348800                     2180               360                              360                       7.125                            0       0          0.375          7.5                                 Phoenix                                  AZ       85024        PUD                     348800                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        279999.4                   1574.996625        360                              359                       6.375                            0       0          0.375          6.75                                Phoenix                                  AZ       85014        Single Family           280000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G02        405000.42                  2235.939819        360                              360                       6.25                             0       0          0.375          6.625                               Tustin                                   CA       92782        Condominium             500000                    20060201               63.68999863            No MI                     1.00E+17                              2.25       20110101                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        144000                     765                360                              358                       6                                0       0          0.375          6.375                               Carriere                                 MS       39426        Single Family           144000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        328000                     1981.666667        360                              359                       6.875                            0       0          0.375          7.25                                Teaneck                                  NJ       07666        Single Family           328000                    20060101               73.70999908            No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        308250                     1990.78125         360                              359                       7.375                            0       0          0.375          7.75                                WOODBRIDGE                               VA       22191        Single Family           308250                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        183764.53                  1382.33            360                              359                       7.875                            0       0          0.375          8.25                                Cypress                                  TX       77429        Single Family           184000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.25         1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        198000                     1155               360                              359                       6.625                            0       0          0.375          7                                   Atlanta                                  GA       30315        Single Family           198000                    20060101               76.15000153            No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        279200                     1541.416667        360                              359                       6.25                             0       0          0.375          6.625                               Canton                                   GA       30115        Single Family           279200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        183750                     1167.578125        360                              359                       7.25                             0       0          0.375          7.625                               AURORA                                   CO       80013        Single Family           183750                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        287758.04                  1891.96            360                              359                       6.5                              0       0          0.375          6.875                               West Palm Beach                          FL       33414        Condominium             288000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        269250                     1710.859375        360                              359                       7.25                             0       0          0.375          7.625                               FIRESTONE                                CO       80504        PUD                     269250                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        240000                     1600               360                              359                       7.625                            0       0          0.375          8                                   Long Valley                              NJ       07853        Single Family           240000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        352000                     2163.333333        360                              359                       7                                0       0          0.375          7.375                               Henderson                                NV       89015        Single Family           352000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        154288.25                  1092.83            360                              359                       7.25                             0       0          0.375          7.625                               Mount Dora                               FL       32757        Single Family           154400                    20060101               80                     No MI                     1.00E+16                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        169950                     1115.296875        360                              359                       7.5                              0       0          0.375          7.875                               Coconut Grove                            FL       33133        Single Family           169950                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        235500                     1594.53125         360                              359                       7.75                             0       0          0.375          8.125                               Coconut Grove                            FL       33133        2-4 Family              235500                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        309191.46                  1771.409406        360                              359                       6.5                              0       0          0.375          6.875                               CELINA                                   TX       75009        Single Family           309200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        171056.17                  1124.66            360                              359                       6.5                              0       0          0.375          6.875                               Glendale                                 AZ       85304        Single Family           171200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        480000                     3100               360                              359                       7.375                            0       0          0.375          7.75                                Flagstaff                                AZ       86001        Single Family           480000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        107999.99                  719.9999333        360                              359                       7.625                            0       0          0.375          8                                   Jacksonville                             FL       32246        Single Family           108000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        399948.33                  2374.693209        360                              359                       6.75                             0       0          0.375          7.125                               BRISTOW                                  VA       20136        PUD                     400000                    20060101               78.43000031            No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        339850                     2336.46875         360                              359                       7.875                            0       0          0.375          8.25                                Bronx                                    NY       10455        2-4 Family              340000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.25         1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        641250                     3874.21875         360                              359                       6.875                            0       0          0.375          7.25                                Fountain Hills                           AZ       85268        Single Family           641250                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        226000                     1200.625           360                              359                       6                                0       0          0.375          6.375                               Rosamond                                 CA       93560        Single Family           226000                    20060101               79.30000305            No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        174586                     1054.790417        360                              359                       6.875                            0       0          0.375          7.25                                PHOENIX                                  AZ       85339        Single Family           174586                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        1000000                    6250               360                              358                       7.125                            0       0          0.375          7.5                                 Bloomfield Hills                         MI       48304        Single Family           1000000                   20051201               76.91999817            No MI                     1.00E+17                              2.25       20101101                       13.5          1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        219810.58                  1426.92            360                              359                       6.375                            0       0          0.375          6.75                                Panorama City                            CA       91402        Condominium             220000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        720000                     4575               360                              358                       7.25                             0       0          0.375          7.625                               Atlanta                                  GA       30331        Single Family           720000                    20051201               75                     No MI                     1.00E+17                              4.391      20101101                       13.625        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        372000                     2092.5             360                              358                       6.375                            0       0          0.375          6.75                                Cedar Grove                              NJ       07009        Single Family           372000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.75         4.016         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        1260000                    7612.5             360                              358                       6.875                            0       0          0.375          7.25                                Oceano                                   CA       93445        Single Family           1260000                   20051201               70                     No MI                     1.00E+17                              2.25       20101101                       13.25         1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        324000                     1991.25            360                              358                       7                                0       0          0.375          7.375                               Anchorage                                AK       99504        2-4 Family              324000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       13.375        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        95051.03                   649.43             360                              358                       6.875                            0       0          0.375          7.25                                Baton Rouge                              LA       70820        2-4 Family              95200                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GII)G01        91856.03                   627.6              360                              358                       6.875                            0       0          0.375          7.25                                Baton Rouge                              LA       70820        2-4 Family              92000                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GII)G01        232760                     1430.504167        360                              358                       7                                0       0          0.375          7.375                               Victorville                              CA       92392        Single Family           232760                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       13.375        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        152000                     918.3333333        360                              358                       6.875                            0       0          0.375          7.25                                Bakersfield                              CA       93301        Single Family           152000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        359650                     1910.640625        360                              358                       6                                0       0          0.375          6.375                               San Jose                                 CA       95111        Single Family           359650                    20051201               61.47999954            No MI                     1.00E+17                              2.25       20101101                       12.375        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        564000                     3466.25            360                              358                       7                                0       0          0.375          7.375                               San Jose                                 CA       95120        Single Family           564000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       13.375        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        320000                     2033.333333        360                              359                       7.25                             0       0          0.375          7.625                               MANSFIELD                                TX       76063        Single Family           320000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        166971                     1043.56875         360                              359                       7.125                            0       0          0.375          7.5                                 PALM COAST                               FL       32137        Single Family           166971                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        355150                     2367.666667        360                              359                       7.625                            0       0          0.375          8                                   Mitchellville                            MD       20721        PUD                     355150                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        260000                     1787.5             360                              359                       7.875                            0       0          0.375          8.25                                Suitland                                 MD       20746        Single Family           260000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        107880                     651.775            360                              359                       6.875                            0       0          0.375          7.25                                Savannah                                 GA       31405        Single Family           107880                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        384000                     2320               360                              359                       6.875                            0       0          0.375          7.25                                Cliffside Park                           NJ       07010        2-4 Family              384000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        292550                     1645.59375         360                              359                       6.375                            0       0          0.375          6.75                                Elk Grove                                CA       95758        PUD                     292550                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        744000                     4960               360                              359                       7.625                            0       0          0.375          8                                   WASHINGTON                               DC       20001        2-4 Family              744000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        253780                     1453.947917        360                              359                       6.5                              0       0          0.375          6.875                               Surprise                                 AZ       85379        PUD                     253780                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G03        232813                     1188.316354        360                              359                       5.75                             0       0          0.375          6.125                               GILBERT                                  AZ       85297        PUD                     232813                    20060101               64.69000244            No MI                     1.00E+17                              2.25       20121201                       11.125        1.875         1                    First Lien      NO           Y           120           Prepay      84                   360                 EMC             20351201         NO
(GI-)G01        196800                     1271               360                              359                       7.375                            0       0          0.375          7.75                                Denver                                   CO       80205        2-4 Family              196800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        333100                     2081.875           360                              359                       7.125                            0       0          0.375          7.5                                 Highlands Ranch                          CO       80130        Single Family           333100                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        116400                     727.5              360                              359                       7.125                            0       0          0.375          7.5                                 Madison                                  WI       53704        Single Family           116400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        97937.51                   736.24             360                              359                       7.875                            0       0          0.375          8.25                                HOUSTON                                  TX       77083        PUD                     98000                     20060101               80                     No MI                     1.00E+16                              2.25       20101201                       13.25         1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        119250                     745.3125           360                              359                       7.125                            0       0          0.375          7.5                                 JACKSONVILLE                             FL       32244        PUD                     119250                    20060101               69.98999786            No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        92587                      530.4463542        360                              359                       6.5                              0       0          0.375          6.875                               San Antonio                              TX       78217        PUD                     92587                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        249383.99                  1532.672439        360                              359                       7                                0       0          0.375          7.375                               ORLANDO                                  FL       32828        Single Family           249384                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        223137.08                  1417.850196        360                              359                       7.25                             0       0          0.375          7.625                               ORLANDO                                  FL       32828        PUD                     223208                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        399999.99                  2458.333272        360                              359                       7                                0       0          0.375          7.375                               RENO                                     NV       89523        PUD                     400000                    20060101               79.26000214            No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        178400                     1096.416667        360                              358                       7                                0       0          0.375          7.375                               Phoenix                                  AZ       85027        Single Family           178400                    20051201               80                     No MI                                                           2.75       20101101                       13.375        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        300859.57                  1954.75            360                              358                       6.375                            0       0          0.375          6.75                                Rosemount                                MN       55068        Condominium             301380                    20051201               80                     No MI                     1.00E+17                              2.75       20101101                       11.75         2.375         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GII)G01        187822                     1076.063542        360                              360                       6.5                              0       0          0.375          6.875                               LAS VEGAS                                NV       89122        Single Family           187822                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.875        2.375         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        166340                     883.68125          360                              359                       6                                0       0          0.375          6.375                               RIO RANCHO                               NM       87124        PUD                     166340                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        216848                     1310.123333        360                              359                       6.875                            0       0          0.375          7.25                                ORLANDO                                  FL       32835        Condominium             216848                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        140000                     787.5              360                              359                       6.375                            0       0          0.375          6.75                                SANDY                                    UT       84094        Single Family           140000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        160000                     1016.666667        360                              358                       7.25                             0       0          0.375          7.625                               Phoenix                                  AZ       85029        Single Family           160000                    20051201               80                     No MI                                                           2.75       20101101                       13.625        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        207920                     1147.891667        360                              358                       6.25                             0       0          0.375          6.625                               Bradenton                                FL       34207        Single Family           207920                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.625        2.375         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        116682.5                   632.0302083        360                              359                       6.125                            0       0          0.375          6.5                                 Palmdale                                 CA       93550        Condominium             126000                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        93706                      546.6183333        360                              358                       6.625                            0       0          0.375          7                                   Oak Point                                TX       76227        PUD                     93706                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        236000                     1376.666667        360                              358                       6.625                            0       0          0.375          7                                   Marietta                                 GA       30008        2-4 Family              236000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        119920                     699.5333333        360                              358                       6.625                            0       0          0.375          7                                   Marietta                                 GA       30008        2-4 Family              119920                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        317600                     1852.666667        360                              359                       6.625                            0       0          0.375          7                                   Elk Grove                                CA       95758        PUD                     317600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        447200                     2841.583333        360                              359                       7.25                             0       0          0.375          7.625                               Herndon                                  VA       20170        PUD                     447200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        320000                     2033.333333        360                              359                       7.25                             0       0          0.375          7.625                               Manassas                                 VA       20109        Single Family           320000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G03        189320.77                  946.60385          360                              358                       5.625                            0       0          0.375          6                                   Frederick                                CO       80504        PUD                     191735                    20051201               80                     No MI                     1.00E+17                              2.25       20121101                       12            1.875         2                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351101         NO
(GI-)G01        430535.99                  2735.697436        360                              359                       7.25                             0       0          0.375          7.625                               SUN CITY WEST                            AZ       85375        PUD                     430536                    20060101               79.58000183            No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        63499.99                   363.802026         360                              359                       6.5                              0       0          0.375          6.875                               FRISCO                                   TX       75034        PUD                     63500                     20060101               27.57999992            No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        204402                     1234.92875         360                              360                       6.875                            0       0          0.375          7.25                                PHOENIX                                  AZ       85339        PUD                     204402                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        600000                     4125               360                              359                       7.875                            0       0          0.375          8.25                                Los Angeles                              CA       90016        2-4 Family              600000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        288800                     1895.25            360                              359                       7.5                              0       0          0.375          7.875                               Paterson                                 NJ       07522        2-4 Family              288800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        250250                     1459.791667        360                              359                       6.625                            0       0          0.375          7                                   Indian Rocks Beach                       FL       33785        Single Family           250250                    20060101               65                     No MI                                                           2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        159120                     1093.95            360                              359                       7.875                            0       0          0.375          8.25                                Saint Petersburg                         FL       33703        Single Family           159120                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        103200                     623.5              360                              359                       6.875                            0       0          0.375          7.25                                Shawnee                                  KS       66216        Single Family           103200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        380000                     2493.75            360                              359                       7.5                              0       0          0.375          7.875                               Costa Mesa                               CA       92626        PUD                     380000                    20060101               76                     No MI                                                           2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        162400                     998.0833333        360                              359                       7                                0       0          0.375          7.375                               Denver                                   CO       80221        Single Family           162400                    20060101               79.61000061            No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        304000                     2090               360                              359                       7.875                            0       0          0.375          8.25                                New Castle                               CO       81647        Single Family           304000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        82600                      533.4583333        360                              359                       7.375                            0       0          0.375          7.75                                Ogden                                    UT       84404        2-4 Family              82600                     20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        109599.99                  662.1666063        360                              358                       6.875                            0       0          0.375          7.25                                Colorado Springs                         CO       80916        Single Family           109600                    20051201               80                     No MI                     1.00E+17                              2.25       20081101                       13.25         1.875         1                    First Lien      NO           Y           120           No_PP       36                   360                 EMC             20351101         NO
(GI-)G01        67200                      441                360                              358                       7.5                              0       0          0.375          7.875                               POWDER SPRINGS                           GA       30127        Single Family           67200                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        201414.14                  1290.82            360                              359                       6.25                             0       0          0.375          6.625                               WAXAHACHIE                               TX       75165        Single Family           201592                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        152000                     950                360                              359                       7.125                            0       0          0.375          7.5                                 Glendale                                 AZ       85302        PUD                     152000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        120400                     790.125            360                              359                       7.5                              0       0          0.375          7.875                               Phoenix                                  AZ       85027        Single Family           120400                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        176000                     1045               360                              360                       6.75                             0       0          0.375          7.125                               Lake Stevens                             WA       98258        Single Family           176000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        188000                     1194.583333        360                              359                       7.25                             0       0          0.375          7.625                               Homosassa                                FL       34446        PUD                     188000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        212000                     1369.166667        360                              359                       7.375                            0       0          0.375          7.75                                Denver                                   CO       80237        Single Family           212000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        158600                     892.125            360                              359                       6.375                            0       0          0.375          6.75                                North Port                               FL       34287        Single Family           158600                    20060101               58.31000137            No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        210400                     1293.083333        360                              359                       7                                0       0          0.375          7.375                               Haines City                              FL       33844        PUD                     210400                    20060101               80                     No MI                                                           2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        96000                      600                360                              359                       7.125                            0       0          0.375          7.5                                 Reno                                     NV       89512        Condominium             96000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        224500                     1543.4375          360                              359                       7.875                            0       0          0.375          8.25                                Lehigh Acres                             FL       33971        Single Family           224500                    20060101               75.83999634            No MI                     1.00E+17                              2.25       20101201                       13.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        235083.07                  1444.781368        360                              359                       7                                0       0          0.375          7.375                               GLEN BURNIE                              MD       21061        Condominium             235090                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        256000                     1789.99            360                              360                       7.125                            0       0          0.375          7.5                                 Highlands Ranch                          CO       80130        Single Family           256000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.5          1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20360101         NO
(GII)G01        165750                     932.34375          360                              359                       6.375                            0       0          0.375          6.75                                Salt Lake City                           UT       84116        2-4 Family              165750                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        174400                     962.8333333        360                              359                       6.25                             0       0          0.375          6.625                               Peabody                                  MA       01960        Condominium             174400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        123996                     671.645            360                              359                       6.125                            0       0          0.375          6.5                                 ALPHARETTA                               GA       30004        PUD                     123996                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        126000                     748.125            360                              359                       6.75                             0       0          0.375          7.125                               JENKINSBURG                              GA       30234        Single Family           126000                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        379700                     2175.364583        360                              359                       6.5                              0       0          0.375          6.875                               BOYDS                                    MD       20841        PUD                     379700                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        150856                     895.7075           360                              359                       6.75                             0       0          0.375          7.125                               QUEEN CREEK                              AZ       85242        PUD                     150856                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        166714.57                  1124.09            360                              359                       6.75                             0       0          0.375          7.125                               JACKSONVILLE                             FL       32216        PUD                     166848                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        184207.82                  1093.733931        360                              359                       6.75                             0       0          0.375          7.125                               NOBLESVILLE                              IN       46062        PUD                     184208                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        171293                     1052.738229        360                              359                       7                                0       0          0.375          7.375                               CRYSTAL LAKE                             IL       60014        Condominium             171293                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        126648                     791.55             360                              360                       7.125                            0       0          0.375          7.5                                 NORTH LAS VEGAS                          NV       89084        Condominium             126648                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        374320                     2339.5             360                              359                       7.125                            0       0          0.375          7.5                                 Fort Washington                          MD       20744        Single Family           374320                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        145600                     1001               360                              359                       7.875                            0       0          0.375          8.25                                Apopka                                   FL       32703        PUD                     145600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        255823.82                  1856.18            360                              359                       7.5                              0       0          0.375          7.875                               WASHINGTON                               DC       20019        2-4 Family              256000                    20060101               80                     No MI                                                           2.25       20101201                       12.875        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        56959.77                   408.35             360                              359                       7.375                            0       0          0.375          7.75                                Kansas City                              MO       64128        Single Family           57000                     20060101               75                     No MI                                                           2.25       20101201                       12.75         1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G03        289980                     1480.10625         360                              359                       5.75                             0       0          0.375          6.125                               TORRANCE                                 CA       90503        Condominium             290000                    20060101               52.72999954            No MI                     1.00E+17                              2.25       20121201                       12.125        1.875         2                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351201         NO
(GII)G01        234500                     1416.770833        360                              359                       6.875                            0       0          0.375          7.25                                JACKSONVILLE                             FL       32205        2-4 Family              234500                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        391900                     2408.552083        360                              359                       7                                0       0          0.375          7.375                               LAS VEGAS                                NV       89149        PUD                     391900                    20060101               79.98000336            No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        231200                     1300.5             360                              359                       6.375                            0       0          0.375          6.75                                Las Vegas                                NV       89148        PUD                     231200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        208800                     1218               360                              359                       6.625                            0       0          0.375          7                                   Mesa                                     AZ       85209        PUD                     208800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        149631                     826.0878125        360                              358                       6.25                             0       0          0.375          6.625                               SUWANEE                                  GA       30024        PUD                     149631                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        95000                      544.2708333        360                              358                       6.5                              0       0          0.375          6.875                               MCDONOUGH                                GA       30252        PUD                     95000                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        140720                     806.2083333        360                              358                       6.5                              0       0          0.375          6.875                               Auburn                                   GA       30011        PUD                     140720                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        1470000                    9646.875           360                              359                       7.5                              0       0          0.375          7.875                               Miami                                    FL       33175        PUD                     1470000                   20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        64800                      445.5              360                              359                       7.875                            0       0          0.375          8.25                                Clearwater                               FL       33763        Condominium             64800                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        202790                     1056.197917        360                              359                       5.875                            0       0          0.375          6.25                                Queen Creek                              AZ       85242        PUD                     202790                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        548000                     3310.833333        360                              359                       6.875                            0       0          0.375          7.25                                ASHBURN                                  VA       20148        PUD                     548000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        400000                     2250               360                              359                       6.375                            0       0          0.375          6.75                                Phoenix                                  AZ       85018        Single Family           400000                    20060101               63.40000153            No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        64352.21                   450.29             360                              359                       7.125                            0       0          0.375          7.5                                 COUNTRY CLUB HILLS                       IL       60478        Townhouse               64400                     20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        424000                     2650               360                              359                       7.125                            0       0          0.375          7.5                                 Dallas                                   TX       75206        Single Family           424000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        782400                     5379               360                              359                       7.875                            0       0          0.375          8.25                                Ponce Inlet                              FL       32127        Single Family           782400                    20060101               80                     No MI                                                           2.25       20101201                       13.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        454628                     2841.425           360                              359                       7.125                            0       0          0.375          7.5                                 GAINESVILLE                              VA       20155        PUD                     454628                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        316000                     1744.583333        360                              359                       6.25                             0       0          0.375          6.625                               Anthem                                   AZ       85086        PUD                     316000                    20060101               80                     No MI                                                           2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        89999.52                   571.87195          360                              359                       7.25                             0       0          0.375          7.625                               DECATUR                                  GA       30032        Single Family           90000                     20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        113815.47                  796.41             360                              359                       7.125                            0       0          0.375          7.5                                 Denver                                   CO       80206        Condominium             113900                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        159881.26                  1118.74            360                              359                       7.125                            0       0          0.375          7.5                                 KISSIMMEE                                FL       34759        PUD                     160000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        140250                     935                360                              359                       7.625                            0       0          0.375          8                                   SPANISH FORK                             UT       84660        Single Family           140250                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        158007.64                  1036.925138        360                              359                       7.5                              0       0          0.375          7.875                               MERIDEN                                  CT       06450        2-4 Family              160000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        148400                     881.125            360                              359                       6.75                             0       0          0.375          7.125                               Peoria                                   AZ       85345        Single Family           148400                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        79948.99                   601.01             360                              359                       7.875                            0       0          0.375          8.25                                Conyers                                  GA       30012        Single Family           80000                     20060101               77.66999817            No MI                     1.00E+17                              2.25       20101201                       13.25         1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        130550                     815.9375           360                              359                       7.125                            0       0          0.375          7.5                                 PHOENIX                                  AZ       85019        Single Family           130550                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G03        196000                     1184.166667        360                              359                       6.875                            0       0          0.375          7.25                                Woodbridge                               VA       22191        PUD                     196000                    20060101               80                     No MI                     1.00E+17                              2.25       20121201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351201         NO
(GII)G01        345600                     1980               360                              359                       6.5                              0       0          0.375          6.875                               Ashburn                                  VA       20147        PUD                     345600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        102320                     596.8666667        360                              359                       6.625                            0       0          0.375          7                                   SPRINGFIELD                              TN       37172        Single Family           102320                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        238000                     1388.333333        360                              359                       6.625                            0       0          0.375          7                                   Laveen                                   AZ       85339        Single Family           238000                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        307500                     1985.9375          360                              359                       7.375                            0       0          0.375          7.75                                CHANDLER                                 AZ       85249        PUD                     307500                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G02        578058.91                  3070.937959        360                              359                       6                                0       0          0.375          6.375                               Scottsdale                               AZ       85262        PUD                     581250                    20060101               70.87999725            No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        175000                     1057.291667        360                              359                       6.875                            0       0          0.375          7.25                                MARICOPA                                 AZ       85239        PUD                     175000                    20060101               80                     No MI                                                           2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        832000                     5200               360                              359                       7.125                            0       0          0.375          7.5                                 Scottsdale                               AZ       85260        Single Family           832000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        172400                     1113.416667        360                              359                       7.375                            0       0          0.375          7.75                                SPRING HILL                              FL       34606        Single Family           172400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        150000                     968.75             360                              359                       7.375                            0       0          0.375          7.75                                East Orange                              NJ       07018        Single Family           150000                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        66500                      380.9895833        360                              359                       6.5                              0       0          0.375          6.875                               GALVESTON                                TX       77551        Single Family           66500                     20060101               70                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        230288                     1367.335           360                              359                       6.75                             0       0          0.375          7.125                               MONROE                                   OH       45050        PUD                     230288                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        317600                     1885.75            360                              359                       6.75                             0       0          0.375          7.125                               BRIGHTON                                 CO       80601        PUD                     317600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        86300                      548.3645833        360                              359                       7.25                             0       0          0.375          7.625                               LAKEWOOD                                 CO       80214        Single Family           86300                     20060101               74.98000336            No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        236250                     1353.515625        360                              358                       6.5                              0       0          0.375          6.875                               Tempe                                    AZ       85284        Single Family           236250                    20051201               75                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        52000                      325                360                              358                       7.125                            0       0          0.375          7.5                                 Kirbyville                               MO       65679        Single Family           52000                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        335025                     1989.210938        360                              358                       6.75                             0       0          0.375          7.125                               Las Vegas                                NV       89109        Condominium             335025                    20051201               75                     No MI                     1.00E+17                              2.25       20101101                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        88000                      632.5              360                              357                       8.25                             0       0          0.375          8.625                               Waco                                     TX       76707        2-4 Family              88000                     20051101               80                     No MI                     1.00E+17                              2.75       20101001                       14.625        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G01        79730                      456.7864583        360                              358                       6.5                              0       0          0.375          6.875                               Las Vegas                                NV       89149        Condominium             79730                     20051201               70                     No MI                     1.00E+17                              2.25       20101101                       11.875        2.375         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        535960                     3070.604167        360                              358                       6.5                              0       0          0.375          6.875                               San Bruno                                CA       94066        Single Family           535960                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        618400                     3671.75            360                              359                       6.75                             0       0          0.375          7.125                               LAS VEGAS                                NV       89131        Single Family           618400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        280500                     1694.6875          360                              358                       6.875                            0       0          0.375          7.25                                ATLANTA                                  GA       30342        Single Family           280500                    20051201               75                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        123600                     708.125            360                              358                       6.5                              0       0          0.375          6.875                               ORLANDO                                  FL       32837        Single Family           123600                    20051201               79.94999695            No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        312000                     1982.5             360                              359                       7.25                             0       0          0.375          7.625                               Manassas                                 VA       20109        PUD                     312000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        203000                     1268.75            360                              360                       7.125                            0       0          0.375          7.5                                 MERIDIAN                                 ID       83642        Single Family           203000                    20060201               70                     No MI                     1.00E+17                              2.25       20110101                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        208500                     1346.5625          360                              359                       7.375                            0       0          0.375          7.75                                VICTORVILLE                              CA       92394        Single Family           208500                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        71200                      459.8333333        360                              359                       7.375                            0       0          0.375          7.75                                Atlanta                                  GA       30310        Single Family           71200                     20060101               79.19999695            No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        188000                     1175               360                              359                       7.125                            0       0          0.375          7.5                                 Las Vegas                                NV       89121        Single Family           188000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        126000                     682.5              360                              356                       6.125                            0       0          0.375          6.5                                 Scottsdale                               AZ       85251        Condominium             126000                    20051001               75                     No MI                     1.00E+17                              2.25       20100901                       12.5          1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350901         NO
(GII)G01        124000                     749.1666667        360                              358                       6.875                            0       0          0.375          7.25                                Scottsdale                               AZ       85260        Condominium             124000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       13.25         1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        275000                     1346.354167        360                              358                       5.5                              0       0          0.375          5.875                               Brookfield                               CT       06804        Single Family           275000                    20051201               51.04999924            No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        146800                     902.2083333        360                              358                       7                                0       0          0.375          7.375                               Glendale                                 AZ       85302        Single Family           146800                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       13.375        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        208933                     1262.303542        360                              358                       6.875                            0       0          0.375          7.25                                Apollo Beach                             FL       33572        PUD                     208933                    20051201               80                     No MI                     1.00E+17                              2.75       20101101                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        296000                     1757.5             360                              359                       6.75                             0       0          0.375          7.125                               LEX PK                                   MD       20653        Single Family           296000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        2.375         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        201600                     1365               360                              359                       7.75                             0       0          0.375          8.125                               MESA                                     AZ       85212        Single Family           201600                    20060101               80                     No MI                                                           2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        337245.63                  2388.8             360                              359                       7.25                             0       0          0.375          7.625                               GILBERT                                  AZ       85297        PUD                     337500                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        152543                     969.2836458        360                              359                       7.25                             0       0          0.375          7.625                               QUEEN CREEK                              AZ       85242        PUD                     152543                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        400000                     2625               360                              359                       7.5                              0       0          0.375          7.875                               Sacramento                               CA       95827        PUD                     400000                    20060101               75.27999878            No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        259920                     1817.4             360                              359                       7.125                            0       0          0.375          7.5                                 MARICOPA                                 AZ       85239        PUD                     259920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        161283.99                  924.0228594        360                              359                       6.5                              0       0          0.375          6.875                               JACKSONVILLE                             FL       32224        Condominium             161284                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        279200                     1715.916667        360                              359                       7                                0       0          0.375          7.375                               Frederick                                MD       21703        Single Family           279200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        273600                     1510.5             360                              359                       6.25                             0       0          0.375          6.625                               Rancho Cucamonga                         CA       91730        PUD                     273600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        144852.67                  814.7962688        360                              358                       6.375                            0       0          0.375          6.75                                SARATOGA SPRINGS                         UT       84043        PUD                     145350                    20051201               75                     No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        224000                     1540               360                              359                       7.875                            0       0          0.375          8.25                                Avondale                                 AZ       85323        PUD                     224000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       14.25         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        281372                     1875.813333        360                              359                       7.625                            0       0          0.375          8                                   Ridgefield                               WA       98642        PUD                     281372                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        205998.64                  1287.4915          360                              359                       7.125                            0       0          0.375          7.5                                 Surprise                                 AZ       85374        PUD                     206000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        105700                     693.65625          360                              359                       7.5                              0       0          0.375          7.875                               Park City                                UT       84060        Condominium             105700                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        83920                      507.0166667        360                              358                       6.875                            0       0          0.375          7.25                                Las Vegas                                NV       89149        Condominium             83930                     20051201               70                     No MI                                                           2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        171855.5                   1129.92            360                              359                       6.5                              0       0          0.375          6.875                               Petersburg                               VA       23805        Single Family           172000                    20060101               74.77999878            No MI                     1002930-0013059340                    2.25       20101201                       11.875        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        97021.99                   565.9616083        360                              358                       6.625                            0       0          0.375          7                                   Newnan                                   GA       30263        Single Family           97022                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        101520                     581.625            360                              358                       6.5                              0       0          0.375          6.875                               Las Vegas                                NV       89149        Condominium             101520                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        234430                     1465.1875          360                              358                       7.125                            0       0          0.375          7.5                                 Mesa                                     AZ       85209        PUD                     234430                    20051201               70                     No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        337500                     2003.90625         360                              358                       6.75                             0       0          0.375          7.125                               Mariposa                                 CA       95338        Single Family           337500                    20051201               75                     No MI                     1.00E+17                              2.25       20101101                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        104000                     682.5              360                              359                       7.5                              0       0          0.375          7.875                               Philadelphia                             PA       19120        Townhouse               104000                    20060101               80                     No MI                                                           2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        359043.97                  2362.64            360                              358                       6.5                              0       0          0.375          6.875                               Pittsburg                                CA       94565        Single Family           359650                    20051201               74.93000031            No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GII)G01        215900                     1236.927083        360                              359                       6.5                              0       0          0.375          6.875                               Avondale                                 AZ       85323        PUD                     215900                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        237000                     1234.375           360                              358                       5.875                            0       0          0.375          6.25                                Fallon                                   NV       89407        Single Family           237000                    20051201               55.75999832            No MI                     1.00E+17                              2.25       20151101                       12.25         1.875         2                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20351101         NO
(GII)G01        199499.45                  1101.403214        360                              358                       6.25                             0       0          0.375          6.625                               Las Vegas                                NV       89134        PUD                     199550                    20051201               79.81999969            No MI                     1001459-000290587-                    2.25       20101101                       11.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        228000                     1306.25            360                              358                       6.5                              0       0          0.375          6.875                               Seattle                                  WA       98118        Single Family           228000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        75530                      472.0625           360                              358                       7.125                            0       0          0.375          7.5                                 Las Vegas                                NV       89149        Condominium             75530                     20051201               70                     No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        155072.78                  1032.55            360                              359                       6.625                            0       0          0.375          7                                   Philadelphia                             PA       19111        Single Family           155200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        308750                     2122.65625         360                              359                       7.875                            0       0          0.375          8.25                                Sea Isle City                            NJ       08243        Condominium             308750                    20060101               95                     United Guaranty           1.00E+17                              2.25       20101201                       13.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        174800                     782.9583333        360                              358                       5                                0       0          0.375          5.375                               Loganville                               GA       30052        PUD                     174800                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       10.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        84400                      580.25             360                              359                       7.875                            0       0          0.375          8.25                                Riverdale                                GA       30296        Single Family           84400                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        143920                     944.475            360                              359                       7.5                              0       0          0.375          7.875                               PALMETTO                                 FL       34221        Single Family           143920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        188400                     1138.25            360                              359                       6.875                            0       0          0.375          7.25                                Casa Grande                              AZ       85222        PUD                     188400                    20060101               79.98000336            No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        229199.99                  1408.624939        360                              359                       7                                0       0          0.375          7.375                               Manassas                                 VA       20110        PUD                     229200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        96600                      654.0625           360                              359                       7.75                             0       0          0.375          8.125                               Fort Walton Beach                        FL       32548        Townhouse               96600                     20060101               70                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        107022.07                  557.4066146        360                              359                       5.875                            0       0          0.375          6.25                                Las Vegas                                NV       89145        Condominium             107250                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        73475.4                    533.11             360                              359                       7.5                              0       0          0.375          7.875                               Katy                                     TX       77449        PUD                     73526                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        600000                     3687.5             360                              360                       7                                0       0          0.375          7.375                               Los Angeles                              CA       90046        Single Family           600000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.375        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        484000                     2873.75            360                              359                       6.75                             0       0          0.375          7.125                               Glendale                                 AZ       85308        PUD                     484000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        288000                     1950               360                              359                       7.75                             0       0          0.375          8.125                               MIAMI                                    FL       33144        Single Family           288000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       14.125        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        348000                     1993.75            360                              359                       6.5                              0       0          0.375          6.875                               Woodbridge                               VA       22193        Single Family           348000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        69000                      416.875            360                              359                       6.875                            0       0          0.375          7.25                                Garland                                  TX       75040        Single Family           69000                     20060101               75                     No MI                     1.00E+17                              2.25       20151201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20351201         NO
(GII)G01        315650                     1709.770833        360                              359                       6.125                            0       0          0.375          6.5                                 KING GEORGE                              VA       22485        Single Family           315650                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        128000                     760                360                              358                       6.75                             0       0          0.375          7.125                               WOODSTOCK                                GA       30188        PUD                     128000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        70525                      418.7421875        360                              359                       6.75                             0       0          0.375          7.125                               Baton Rouge                              LA       70815        Single Family           70525                     20060101               65                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        840000                     5250               360                              359                       7.125                            0       0          0.375          7.5                                 Marco Island                             FL       34145        Single Family           840000                    20060101               74.33999634            No MI                                                           2.25       20101201                       12.5          1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        166800                     938.25             360                              359                       6.375                            0       0          0.375          6.75                                Plantation                               FL       33324        Condominium             166800                    20060101               80                     No MI                                                           2.25       20101201                       11.75         1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        99831.5                    656.93             360                              359                       6.5                              0       0          0.375          6.875                               LITHONIA                                 GA       30058        Single Family           100000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        134724.49                  912.1970677        360                              359                       7.75                             0       0          0.375          8.125                               LOGANVILLE                               GA       30052        PUD                     134725                    20060101               85                     United Guaranty           1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        368999.69                  2229.373127        360                              358                       6.875                            0       0          0.375          7.25                                Murrieta                                 CA       92563        PUD                     369000                    20051201               90                     GE Capital MI             1.00E+17                              2.25       20101101                       13.25         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        112000                     688.3333333        360                              359                       7                                0       0          0.375          7.375                               TAMPA                                    FL       33634        Single Family           112000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        650000                     3723.958333        360                              359                       6.5                              0       0          0.375          6.875                               El Cajon                                 CA       92019        Single Family           650000                    20060101               79.26999664            No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        134724.08                  912.1942917        360                              359                       7.75                             0       0          0.375          8.125                               LOGANVILLE                               GA       30052        PUD                     134725                    20060101               85                     Republic MIC              1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        223200                     1348.5             360                              359                       6.875                            0       0          0.375          7.25                                Newark                                   NJ       07104        2-4 Family              223200                    20060101               77.5                   No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        148300                     942.3229167        360                              359                       7.25                             0       0          0.375          7.625                               Bowie                                    MD       20720        PUD                     148300                    20060101               79.63999939            No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        122600                     791.7916667        360                              359                       7.375                            0       0          0.375          7.75                                Denver                                   CO       80249        Condominium             122600                    20060101               79.84999847            No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        91700                      630.4375           360                              359                       7.875                            0       0          0.375          8.25                                AURORA                                   CO       80010        Single Family           91700                     20060101               78.52999878            No MI                     1.00E+17                              2.25       20101201                       13.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        148000                     1017.5             360                              359                       7.875                            0       0          0.375          8.25                                New Brunswick                            NJ       08901        Single Family           148000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.25         1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        264000                     1983.34            360                              360                       7.875                            0       0          0.375          8.25                                Paterson                                 NJ       07522        2-4 Family              264000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       13.25         1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        89082.9                    662.31             360                              358                       7.75                             0       0          0.375          8.125                               Roswell                                  GA       30076        Condominium             89200                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       14.125        1.875         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GII)G01        216867.61                  1518.63            360                              358                       7.125                            0       0          0.375          7.5                                 Plainfield                               IL       60586        PUD                     217191                    20051201               80                     No MI                     1.00E+17                              2.75       20101101                       13.5          1.875         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GII)G01        226209.8                   1487.29            360                              359                       6.5                              0       0          0.375          6.875                               FREDERICK                                MD       21703        PUD                     226400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        2.375         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        159600                     931                360                              358                       6.625                            0       0          0.375          7                                   Muscle Shoals                            AL       35661        2-4 Family              159600                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       13            1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        312000                     1690               360                              359                       6.125                            0       0          0.375          6.5                                 Washington                               DC       20001        Single Family           312000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        104720                     578.1416667        360                              358                       6.25                             0       0          0.375          6.625                               Fairburn                                 GA       30213        PUD                     104720                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        282400                     1765               360                              359                       7.125                            0       0          0.375          7.5                                 Herndon                                  VA       20170        PUD                     282400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        259199.99                  1619.999938        360                              359                       7.125                            0       0          0.375          7.5                                 Chantilly                                VA       20151        PUD                     259200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        240000                     1550               360                              359                       7.375                            0       0          0.375          7.75                                Phoenix                                  AZ       85085        PUD                     240000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        98335.63                   730.62             360                              359                       7.75                             0       0          0.375          8.125                               Louisville                               KY       40203        2-4 Family              98400                     20060101               80                     No MI                     1.00E+16                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        163200                     1020               360                              359                       7.125                            0       0          0.375          7.5                                 Las Vegas                                NV       89103        Condominium             163200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        108000                     652.5              360                              359                       6.875                            0       0          0.375          7.25                                Georgetown                               TX       78626        PUD                     108000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        94574                      551.6816667        360                              358                       6.625                            0       0          0.375          7                                   Newnan                                   GA       30263        Single Family           94574                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        95390                      556.4416667        360                              358                       6.625                            0       0          0.375          7                                   Newnan                                   GA       30263        Single Family           95390                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        152100                     887.25             360                              358                       6.625                            0       0          0.375          7                                   BUFORD                                   GA       30519        PUD                     152100                    20051201               79.98999786            No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        396000                     2310               360                              359                       6.625                            0       0          0.375          7                                   Pacoima                                  CA       91331        Single Family           396000                    20060101               80                     No MI                     1.00E+17                              2.75       20101201                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        212000                     1214.583333        360                              358                       6.5                              0       0          0.375          6.875                               Aurora                                   CO       80016        PUD                     212000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        2.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        151920                     870.375            360                              358                       6.5                              0       0          0.375          6.875                               Killeen                                  TX       76549        2-4 Family              151920                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        228000                     1401.25            360                              359                       7                                0       0          0.375          7.375                               Adelanto                                 CA       92301        Single Family           228000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        196000                     1265.833333        360                              359                       7.375                            0       0          0.375          7.75                                Las Vegas                                NV       89131        Single Family           196000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        88900                      555.625            360                              359                       7.125                            0       0          0.375          7.5                                 FT WORTH                                 TX       76248        PUD                     88900                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        193878                     1151.150625        360                              359                       6.75                             0       0          0.375          7.125                               Maricopa                                 AZ       85239        Single Family           193878                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        123920                     748.6833333        360                              359                       6.875                            0       0          0.375          7.25                                Lansdale                                 PA       19446        Condominium             123920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        224000                     1236.666667        360                              358                       6.25                             0       0          0.375          6.625                               Cedar Hill                               TX       75104        PUD                     224000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        81991                      512.44375          360                              359                       7.125                            0       0          0.375          7.5                                 Ft. Worth                                TX       76248        PUD                     81991                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        147792                     815.935            360                              358                       6.25                             0       0          0.375          6.625                               Leander                                  TX       78641        PUD                     147792                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        279579                     1747.36875         360                              359                       7.125                            0       0          0.375          7.5                                 MARICOPA                                 AZ       85239        PUD                     279579                    20060101               75                     No MI                     1004140-0100012140                    2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        120968                     718.2475           360                              360                       6.75                             0       0          0.375          7.125                               ATLANTA                                  GA       30331        PUD                     120968                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        231000                     1715.17            360                              359                       7.75                             0       0          0.375          8.125                               SALT LAKE CITY                           UT       84103        Single Family           231000                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        194735.37                  1362.63            360                              359                       7.125                            0       0          0.375          7.5                                 PLATTEVILLE                              CO       80651        Single Family           194880                    20060101               80                     No MI                     1.00E+16                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        168000                     997.5              360                              360                       6.75                             0       0          0.375          7.125                               Palm Coast                               FL       32164        Single Family           168000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.125        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20360101         NO
(GII)G01        151871.3                   998.53             360                              359                       6.5                              0       0          0.375          6.875                               TUCSON                                   AZ       85730        PUD                     151999                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        208000                     1365               360                              359                       7.5                              0       0          0.375          7.875                               CHICO                                    CA       95927        Single Family           208000                    20060101               80                     No MI                     1000866-0021005313                    2.25       20101201                       13.875        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        224000                     1096.666667        360                              358                       5.5                              0       0          0.375          5.875                               Mesa                                     AZ       85212        PUD                     224000                    20051201               75.93000031            No MI                     1.00E+17                              2.75       20101101                       11.875        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        202200                     1242.6875          360                              359                       7                                0       0          0.375          7.375                               Lehigh Acres                             FL       33971        2-4 Family              202200                    20060101               69.01000214            No MI                     1.00E+17                              2.25       20101201                       12.375        2.375         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        151151                     944.69375          360                              359                       7.125                            0       0          0.375          7.5                                 Vail                                     AZ       85641        PUD                     151151                    20060101               80                     No MI                     1.00E+17                              2.75       20101201                       13.5          1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        223900                     1399.375           360                              359                       7.125                            0       0          0.375          7.5                                 Tulare                                   CA       93274        Single Family           224000                    20060101               80                     No MI                     1.00E+17                              2.75       20101201                       13.5          2.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        92672                      559.8933333        360                              358                       6.875                            0       0          0.375          7.25                                MOORESVILLE                              NC       28117        PUD                     92672                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         2.375         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        489881                     2806.609896        360                              359                       6.5                              0       0          0.375          6.875                               ANTHEM                                   AZ       85086        PUD                     489881                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        281092                     1844.66625         360                              359                       7.5                              0       0          0.375          7.875                               ANTHEM                                   AZ       85086        PUD                     281092                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        222600                     1368.0625          360                              360                       7                                0       0          0.375          7.375                               INDIO                                    CA       92203        PUD                     222600                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G02        565420                     3239.385417        360                              360                       6.5                              0       0          0.375          6.875                               BRENTWOOD                                CA       94513        PUD                     565420                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        648000                     4320               360                              360                       7.625                            0       0          0.375          8                                   Perry Hall                               MD       21128        PUD                     648000                    20060201               74.91000366            No MI                     1.00E+17                              2.25       20110101                       13            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        121225                     732.4010417        360                              359                       6.875                            0       0          0.375          7.25                                Saint Petersburg                         FL       33709        2-4 Family              121225                    20060101               64.83000183            No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        107250                     647.96875          360                              359                       6.875                            0       0          0.375          7.25                                Saint Petersburg                         FL       33709        2-4 Family              107250                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        176128.71                  1277.93            360                              359                       7.5                              0       0          0.375          7.875                               Dallas                                   TX       75229        Single Family           176250                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        99136.74                   745.26             360                              359                       7.875                            0       0          0.375          8.25                                HOUSTON                                  TX       77083        PUD                     99200                     20060101               80                     No MI                     1.00E+15                              2.25       20101201                       13.25         1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        206500                     1355.15625         360                              359                       7.5                              0       0          0.375          7.875                               Litchfield Park                          AZ       85340        PUD                     206500                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        133630                     821.2677083        360                              359                       7                                0       0          0.375          7.375                               Denver                                   CO       80260        PUD                     133630                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        1125000                    7617.1875          360                              359                       7.75                             0       0          0.375          8.125                               STEPHENSVILLE                            MD       20666        Single Family           1125000                   20060101               75                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        443600                     3003.541667        360                              359                       7.75                             0       0          0.375          8.125                               GAINESVILLE                              VA       20155        Single Family           443600                    20060101               79.76000214            No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        161956                     1062.83625         360                              359                       7.5                              0       0          0.375          7.875                               Antioch                                  TN       37013        PUD                     161956                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        297250                     1610.104167        360                              359                       6.125                            0       0          0.375          6.5                                 CHULA VISTA                              CA       91914        Condominium             297250                    20060101               79.48999786            No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        720450                     4127.578125        360                              359                       6.5                              0       0          0.375          6.875                               GILROY                                   CA       95020        Single Family           720450                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        145520                     773.075            360                              359                       6                                0       0          0.375          6.375                               CHELSEA                                  AL       35043        PUD                     145520                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        254816                     1512.97            360                              359                       6.75                             0       0          0.375          7.125                               NORTH LAS VEGAS                          NV       89084        PUD                     254816                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        314770.99                  1901.741398        360                              359                       6.875                            0       0          0.375          7.25                                JACKSONVILLE                             FL       32216        PUD                     314771                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        321875.99                  2045.253686        360                              359                       7.25                             0       0          0.375          7.625                               PEORIA                                   AZ       85383        PUD                     321876                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        100000                     593.75             360                              360                       6.75                             0       0          0.375          7.125                               Sunrise                                  FL       33351        Condominium             100000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.125        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        456512                     2853.2             360                              359                       7.125                            0       0          0.375          7.5                                 Fredericksburg                           VA       22405        PUD                     456512                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        176224                     954.5466667        360                              359                       6.125                            0       0          0.375          6.5                                 Maricopa                                 AZ       85239        PUD                     176224                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        360200                     2063.645833        360                              359                       6.5                              0       0          0.375          6.875                               San Diego                                CA       92127        Condominium             360200                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        78675                      530.05             360                              360                       6.75                             0       0          0.375          7.125                               KATY                                     TX       77449        PUD                     78675                     20060201               75                     No MI                     1.00E+17                              2.25       20110101                       12.125        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20360101         NO
(GII)G01        367000                     2293.75            360                              359                       7.125                            0       0          0.375          7.5                                 SAN BERNARDINO                           CA       92404        2-4 Family              367000                    20060101               74.13999939            No MI                                                           2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        83145.57                   617.76             360                              359                       7.75                             0       0          0.375          8.125                               Dallas                                   TX       75241        Single Family           83200                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        103920                     627.85             360                              359                       6.875                            0       0          0.375          7.25                                Jacksonville                             FL       32257        Townhouse               103920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        81386                      508.6625           360                              359                       7.125                            0       0          0.375          7.5                                 KATY                                     TX       77449        PUD                     81386                     20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        126400                     737.3333333        360                              360                       6.625                            0       0          0.375          7                                   Philadelphia                             PA       19149        Single Family           126400                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        975000                     6195.3125          360                              359                       7.25                             0       0          0.375          7.625                               EXCELSIOR                                MN       55331        Single Family           975000                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        631200                     3945               360                              357                       7.125                            0       0          0.375          7.5                                 Woodbridge                               VA       22193        PUD                     631200                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GI-)G01        196000                     1265.833333        360                              359                       7.375                            0       0          0.375          7.75                                KISSIMMEE                                FL       34747        PUD                     196000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        55475                      329.3828125        360                              357                       6.75                             0       0          0.375          7.125                               BALTIMORE                                MD       21216        Townhouse               55475                     20051101               65.26000214            No MI                     1.00E+17                              2.25       20101001                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G01        85980                      537.375            360                              359                       7.125                            0       0          0.375          7.5                                 KATY                                     TX       77449        Single Family           85980                     20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        403200                     2394               360                              357                       6.75                             0       0          0.375          7.125                               BOWIE                                    MD       20720        PUD                     403200                    20051101               75                     No MI                     1001278-0000724016                    2.25       20101001                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GI-)G01        536943                     3635.551563        360                              359                       7.75                             0       0          0.375          8.125                               Upper Marlboro                           MD       20774        PUD                     536943                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        84742                      529.6375           360                              359                       7.125                            0       0          0.375          7.5                                 TOMBALL                                  TX       77375        PUD                     84742                     20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        279683.56                  1602.353729        360                              359                       6.5                              0       0          0.375          6.875                               Stevensville                             MD       21666        PUD                     279920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        239200                     1470.083333        360                              359                       7                                0       0          0.375          7.375                               Las Vegas                                NV       89110        Single Family           239200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        362080                     2413.866667        360                              359                       7.625                            0       0          0.375          8                                   BOWIE                                    MD       20721        Condominium             362080                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        90030                      562.6875           360                              359                       7.125                            0       0          0.375          7.5                                 KATY                                     TX       77449        PUD                     90030                     20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        152000                     886.6666667        360                              359                       6.625                            0       0          0.375          7                                   PORTSMOUTH                               VA       23701        Single Family           152000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        296000                     1665               360                              359                       6.375                            0       0          0.375          6.75                                Downers Grove                            IL       60515        Single Family           296000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        102200                     723.37             360                              360                       7.25                             0       0          0.375          7.625                               Pensacola                                FL       32504        Single Family           102200                    20060201               70                     No MI                     1.00E+17                              2.25       20110101                       12.625        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        840000                     5687.5             360                              360                       7.75                             0       0          0.375          8.125                               ELKHART                                  IN       46514        Single Family           840000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       13.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        185490.42                  1443.58            360                              359                       8.25                             0       0          0.375          8.625                               Mcdonough                                GA       30253        PUD                     185600                    20060101               80                     No MI                     1.00E+17                              2.375      20071201                       13.625        1.875         1                    First Lien      NO           N           0             No_PP       24                   360                 EMC             20351201         NO
(GI-)G01        169200                     1110.375           360                              359                       7.5                              0       0          0.375          7.875                               Tomball                                  TX       77377        PUD                     169200                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.875        2             1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        171994.71                  1074.966938        360                              359                       7.125                            0       0          0.375          7.5                                 Beaverton                                OR       97006        Single Family           172000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        239150                     1320.307292        360                              359                       6.375                            0       0          0.25           6.625                               Seattle                                  WA       98103        Single Family           239150                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        127552                     664.3333333        360                              359                       5.875                            0       0          0.375          6.25                                HOLLY                                    MI       48442        Condominium             127552                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.25         2             1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        135159.52                  872.9052333        360                              359                       7.375                            0       0          0.375          7.75                                OCALA                                    FL       34474        PUD                     135160                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        196660                     1106.2125          360                              359                       6.375                            0       0          0.375          6.75                                RIVERVIEW                                FL       33569        PUD                     196660                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        280231.99                  1517.923279        360                              359                       6.125                            0       0          0.375          6.5                                 HENDERSON                                NV       89044        PUD                     280232                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        400000                     2125               360                              359                       6                                0       0          0.375          6.375                               CANTON                                   MI       48187        PUD                     400000                    20060101               77.69000244            No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        166329                     935.600625         360                              360                       6.375                            0       0          0.375          6.75                                MARICOPA                                 AZ       85239        PUD                     166329                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        155250                     954.140625         360                              359                       7                                0       0          0.375          7.375                               Spring Creek                             NV       89815        PUD                     155250                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        400000                     2291.666667        360                              359                       6.5                              0       0          0.375          6.875                               Garden Grove                             CA       92843        Single Family           400000                    20060101               79.20999908            No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        132000                     900.48             360                              359                       6.875                            0       0          0.375          7.25                                Paterson                                 NJ       07501        2-4 Family              132000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        216450                     1082.25            360                              359                       5.625                            0       0          0.375          6                                   Atlantic City                            NJ       08401        Condominium             216450                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       11            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        168000                     1102.5             360                              359                       7.5                              0       0          0.375          7.875                               Sacramento                               CA       95818        Single Family           168000                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        432912                     2795.89            360                              359                       7.375                            0       0          0.375          7.75                                San Jose                                 CA       95124        Single Family           432912                    20060101               69.98999786            No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        276000                     1581.25            360                              359                       6.5                              0       0          0.375          6.875                               Elizabeth                                NJ       07206        2-4 Family              276000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        121450                     670.5052083        360                              360                       6.25                             0       0          0.375          6.625                               Belcamp                                  MD       21017        Townhouse               121450                    20060201               64.98000336            No MI                     1.00E+17                              2.25       20110101                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        231999.8                   1329.165521        360                              358                       6.5                              0       0          0.375          6.875                               Las Vegas                                NV       89123        PUD                     232000                    20051201               79.23999786            No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        136800                     926.25             360                              359                       7.75                             0       0          0.375          8.125                               Denver                                   CO       80212        Single Family           136800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        225000                     1242.1875          360                              359                       6.25                             0       0          0.375          6.625                               CHELSEA                                  AL       35043        PUD                     225000                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        98307.41                   621.95             360                              359                       6.125                            0       0          0.375          6.5                                 Benton                                   AR       72015        PUD                     98400                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        180000                     1181.25            360                              359                       7.5                              0       0          0.375          7.875                               Merritt Island                           FL       32953        Single Family           180000                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        52000                      352.0833333        360                              359                       7.75                             0       0          0.375          8.125                               Columbus                                 OH       43227        Single Family           52000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        195893.59                  1122.307026        360                              359                       6.5                              0       0          0.375          6.875                               Chaska                                   MN       55318        Condominium             196000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        160859.89                  988.618074         360                              359                       7                                0       0          0.375          7.375                               Odessa                                   FL       33556        PUD                     160860                    20060101               80                     No MI                                                           2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        163200                     1071               360                              359                       7.5                              0       0          0.375          7.875                               Birmingham                               AL       35209        Single Family           163200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        156000                     828.75             360                              359                       6                                0       0          0.375          6.375                               Las Vegas                                NV       89107        Single Family           156000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        114040                     748.3875           360                              359                       7.5                              0       0          0.375          7.875                               DALLAS                                   TX       75241        PUD                     114040                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        103908.84                  700.61             360                              359                       6.75                             0       0          0.375          7.125                               CYPRESS                                  TX       77433        PUD                     103992                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        208000                     1365               360                              359                       7.5                              0       0          0.375          7.875                               Pompano Beach                            FL       33064        PUD                     208000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        244535.8                   1795.52            360                              359                       7.625                            0       0          0.375          8                                   Plainfield                               NJ       07060        Single Family           244700                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        203200                     1143               360                              359                       6.375                            0       0          0.375          6.75                                AVONDALE                                 AZ       85353        PUD                     203200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        312000                     1982.5             360                              359                       7.25                             0       0          0.375          7.625                               Herndon                                  VA       20170        Single Family           312000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        225000                     1335.9375          360                              359                       6.75                             0       0          0.375          7.125                               JEFFERSON                                NJ       07849        Townhouse               225000                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        278400                     1740               360                              359                       7.125                            0       0          0.375          7.5                                 HYATTSVILLE                              MD       20784        Single Family           278400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        244000                     1372.5             360                              359                       6.375                            0       0          0.375          6.75                                Paterson                                 NJ       07502        Single Family           244000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        298691.95                  1742.369708        360                              359                       6.625                            0       0          0.375          7                                   Upper Marlboro                           MD       20774        Single Family           298750                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        319920                     2132.8             360                              359                       7.625                            0       0          0.375          8                                   Long Beach                               CA       90805        Single Family           319920                    20060101               80                     No MI                                                           2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        400000                     1916.666667        360                              359                       5.375                            0       0          0.375          5.75                                Ellicott City                            MD       21043        PUD                     400000                    20060101               69.56999969            No MI                     1.00E+17                              2.25       20081201                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       36                   360                 EMC             20351201         NO
(GI-)G01        368000                     2338.333333        360                              359                       7.25                             0       0          0.375          7.625                               Fairfax                                  VA       22032        Single Family           368000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        283920                     1774.5             360                              359                       7.125                            0       0          0.375          7.5                                 Manassas                                 VA       20111        Single Family           283920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        116000                     664.5833333        360                              359                       6.5                              0       0          0.375          6.875                               Severn                                   MD       21144        Condominium             116000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        173480.53                  1258.72            360                              359                       7.5                              0       0          0.375          7.875                               Bolingbrook                              IL       60440        Single Family           173600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        204699.85                  1236.72826         360                              359                       6.875                            0       0          0.375          7.25                                ALEXANDRIA                               VA       22304        Condominium             204700                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        411800                     2487.958333        360                              359                       6.875                            0       0          0.375          7.25                                Waldorf                                  MD       20601        PUD                     411800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        170400                     1029.5             360                              359                       6.875                            0       0          0.375          7.25                                Aurora                                   CO       80012        Single Family           170400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        115103.22                  756.78             360                              359                       6.5                              0       0          0.375          6.875                               Philadelphia                             PA       19149        Single Family           115200                    20060101               80                     No MI                                                           2.25       20101201                       11.875        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        70400                      440                360                              359                       7.125                            0       0          0.375          7.5                                 GARLAND                                  TX       75044        Single Family           70400                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        273000                     1820               360                              359                       7.625                            0       0          0.375          8                                   Las Vegas                                NV       89123        PUD                     273000                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        219100                     1392.197917        360                              359                       7.25                             0       0          0.375          7.625                               PORT ST LUCIE                            FL       34959        Single Family           219100                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        83250                      520.3125           360                              359                       7.125                            0       0          0.375          7.5                                 COLORADO SPRINGS                         CO       80911        Single Family           83250                     20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        104800                     611.3333333        360                              359                       6.625                            0       0          0.375          7                                   HOUSTON                                  TX       77062        PUD                     104800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        288000                     1890               360                              359                       7.5                              0       0          0.375          7.875                               SILVER SPRING                            MD       20906        Single Family           288000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        136500                     924.21875          360                              359                       7.75                             0       0          0.375          8.125                               Silver Plume                             CO       80476        Single Family           136500                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        328000                     2118.333333        360                              359                       7.375                            0       0          0.375          7.75                                HENDERSON                                NV       89012        PUD                     328000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        106319.04                  734.88             360                              359                       7                                0       0          0.375          7.375                               Saint Louis                              MO       63123        Single Family           106400                    20060101               80                     No MI                     1.00E+16                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        141700                     826.5833333        360                              359                       6.625                            0       0          0.375          7                                   Baton Rouge                              LA       70817        Single Family           141700                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        839073                     5681.223438        360                              359                       7.75                             0       0          0.375          8.125                               Rancho Mirage                            CA       92270        Single Family           839073                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        120000                     762.5              360                              359                       7.25                             0       0          0.375          7.625                               Las Vegas                                NV       89119        Single Family           120000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        190264                     1109.873333        360                              359                       6.625                            0       0          0.375          7                                   Duluth                                   MN       55811        Single Family           190264                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        141600                     899.75             360                              359                       7.25                             0       0          0.375          7.625                               Covington                                GA       30014        PUD                     141600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        214688                     1229.983333        360                              359                       6.5                              0       0          0.375          6.875                               ORLANDO                                  FL       32828        PUD                     214688                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        152283                     967.6315625        360                              359                       7.25                             0       0          0.375          7.625                               BUCKEYE                                  AZ       85326        PUD                     152283                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        140366.99                  877.2936875        360                              359                       7.125                            0       0          0.375          7.5                                 MARICOPA                                 AZ       85239        PUD                     140367                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        128607                     723.414375         360                              359                       6.375                            0       0          0.375          6.75                                NORTH LAS VEGAS                          NV       89084        Condominium             128607                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        100000                     572.9166667        360                              359                       6.5                              0       0          0.375          6.875                               WELLINGTON                               FL       33414        PUD                     100000                    20060101               24.20999908            No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        322000                     1744.166667        360                              359                       6.125                            0       0          0.375          6.5                                 MODESTO                                  CA       95351        Single Family           322000                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        135000                     731.25             360                              359                       6.125                            0       0          0.375          6.5                                 ORLANDO                                  FL       32828        Single Family           135000                    20060101               47.45999908            No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        67955.52                   504.9              360                              359                       7.75                             0       0          0.375          8.125                               LUBBOCK                                  TX       79413        Single Family           68000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        148000                     863.3333333        360                              359                       6.625                            0       0          0.375          7                                   Chicago                                  IL       60629        Single Family           148000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        997395.31                  5194.76724         360                              358                       5.875                            0       0          0.375          6.25                                Anaheim                                  CA       92808        Single Family           997500                    20051201               75                     No MI                     1.00E+17                              2.25       20101101                       11.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        513500                     3155.885417        360                              359                       7                                0       0          0.375          7.375                               Woodland Hills                           CA       91364        Single Family           513500                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        416000                     2816.666667        360                              359                       7.75                             0       0          0.375          8.125                               Gardena                                  CA       90247        2-4 Family              416000                    20060101               80                     No MI                                                           2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        202200                     1263.75            360                              359                       7.125                            0       0          0.375          7.5                                 Lehigh Acres                             FL       33971        2-4 Family              202200                    20060101               67.62999725            No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        134636.87                  1000.33            360                              359                       7.75                             0       0          0.375          8.125                               Loganville                               GA       30052        PUD                     134725                    20060101               85                     United Guaranty           1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        259640.97                  1885.18            360                              358                       7.5                              0       0          0.375          7.875                               Worcester                                MA       01603        2-4 Family              260000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        134636.87                  1000.33            360                              359                       7.75                             0       0          0.375          8.125                               Loganville                               GA       30052        PUD                     134725                    20060101               85                     PMI                       1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        242241.43                  1799.81            360                              359                       7.75                             0       0          0.375          8.125                               Bayonne                                  NJ       07002        2-4 Family              242400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        532500                     3161.71875         360                              359                       6.75                             0       0          0.375          7.125                               San Pedro                                CA       90731        2-4 Family              532500                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        134725                     1000.33            360                              359                       7.75                             0       0          0.375          8.125                               Loganville                               GA       30052        PUD                     134725                    20060101               85                     PMI                       1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        303900                     1741.09375         360                              359                       6.5                              0       0          0.375          6.875                               Crofton                                  MD       21114        PUD                     303900                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        207920                     1299.5             360                              360                       7.125                            0       0          0.375          7.5                                 Orlando                                  FL       32824        PUD                     207920                    20060201               80                     No MI                     1.00E+17                              4.49       20110101                       12.5          1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20360101         NO
(GII)G01        308280                     1798.3             360                              359                       6.625                            0       0          0.375          7                                   BAKERSFIELD                              CA       93311        Single Family           308280                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            4.115         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        290820                     1635.8625          360                              359                       6.375                            0       0          0.375          6.75                                PLAINFIELD                               IL       60544        PUD                     290820                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        496719.99                  3156.241603        360                              359                       7.25                             0       0          0.375          7.625                               EMERYVILLE                               CA       94608        Condominium             496720                    20060101               80                     No MI                     1.01E+15                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        215650                     1370.276042        360                              359                       7.25                             0       0          0.375          7.625                               SARASOTA                                 FL       34238        Condominium             215650                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        381628                     2067.151667        360                              359                       6.125                            0       0          0.375          6.5                                 ELK GROVE                                CA       95758        Single Family           381628                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        382500                     2231.25            360                              359                       6.625                            0       0          0.375          7                                   HERNDON                                  VA       20170        Single Family           382500                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        139827.37                  1038.9             360                              359                       7.75                             0       0          0.375          8.125                               SAN ANTONIO                              TX       78212        2-4 Family              139920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        75946.36                   544.47             360                              359                       7.375                            0       0          0.375          7.75                                Dallas                                   TX       75228        2-4 Family              76000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        960000                     6500               360                              359                       7.75                             0       0          0.375          8.125                               Woodland Hills                           CA       91367        Single Family           960000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        88000                      595.8333333        360                              359                       7.75                             0       0          0.375          8.125                               Orlando                                  FL       32810        Single Family           88000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        458000                     3005.625           360                              359                       7.5                              0       0          0.375          7.875                               Riverside                                CA       92508        Single Family           458000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        332800                     1976               360                              359                       6.75                             0       0          0.375          7.125                               LONG BEACH                               CA       90806        2-4 Family              332800                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        102932.63                  764.77             360                              359                       7.75                             0       0          0.375          8.125                               Garland                                  TX       75044        Single Family           103000                    20060101               78.62999725            No MI                                                           2.25       20101201                       13.125        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        318050                     1623.380208        360                              360                       5.75                             0       0          0.375          6.125                               CHULA VISTA                              CA       91914        Condominium             318050                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.125        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        132000                     880                360                              359                       7.625                            0       0          0.375          8                                   ATL                                      GA       30310        2-4 Family              132000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G03        318866.2                   1627.546229        360                              359                       5.75                             0       0          0.375          6.125                               Minnetrista                              MN       55364        Single Family           319200                    20060101               80                     No MI                                                           2.25       20121201                       11.125        1.875         1                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351201         NO
(GI-)G01        1560000                    9587.5             360                              359                       7                                0       0          0.375          7.375                               Cornelius                                NC       28031        Single Family           1560000                   20060101               65                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        456000                     3087.5             360                              359                       7.75                             0       0          0.375          8.125                               Stuart                                   FL       34997        Single Family           456000                    20060101               80                     No MI                     1.00E+16                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        82800                      560.625            360                              359                       7.75                             0       0          0.375          8.125                               Denver                                   CO       80221        Single Family           82800                     20060101               80                     No MI                                                           2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        308000                     1732.5             360                              359                       6.375                            0       0          0.375          6.75                                Passaic                                  NJ       07055        2-4 Family              308000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        150050                     812.7708333        360                              359                       6.125                            0       0          0.375          6.5                                 Tucson                                   AZ       85706        PUD                     150050                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        393750                     2255.859375        360                              359                       6.5                              0       0          0.375          6.875                               Los Angeles                              CA       90011        2-4 Family              393750                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        279200                     1774.083333        360                              360                       7.25                             0       0          0.375          7.625                               Newark                                   NJ       07114        2-4 Family              279200                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.625        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20360101         NO
(GII)G01        338400                     2115               360                              359                       7.125                            0       0          0.375          7.5                                 Bloomfield                               NJ       07003        2-4 Family              338400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        171707.03                  1114.65            360                              359                       6.375                            0       0          0.375          6.75                                Deltona                                  FL       32725        Single Family           171855                    20060101               90                     PMI                       1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        1200000                    6875               360                              359                       6.5                              0       0          0.375          6.875                               Burien                                   WA       98146        PUD                     1200000                   20060101               75                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        111200                     706.5833333        360                              359                       7.25                             0       0          0.375          7.625                               MINNEAPOLIS                              MN       55417        Single Family           111200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        244984                     1607.7075          360                              359                       7.5                              0       0          0.375          7.875                               LAS VEGAS                                NV       89123        Single Family           244984                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        111447.77                  719.7668479        360                              359                       7.375                            0       0          0.375          7.75                                Waxahachie                               TX       75165        PUD                     111448                    20060101               80                     No MI                                                           2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        214435                     1317.881771        360                              359                       7                                0       0          0.375          7.375                               Tempe                                    AZ       85282        Single Family           214435                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        148000                     832.5              360                              359                       6.375                            0       0          0.375          6.75                                Las Vegas                                NV       89142        Condominium             148000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        249706.25                  1621.5             360                              359                       6.375                            0       0          0.375          6.75                                Roslindale                               MA       02131        2-4 Family              250000                    20060101               43.47999954            No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        127916.27                  950.4              360                              359                       7.75                             0       0          0.375          8.125                               Safety Harbor                            FL       34695        Single Family           128000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        237840.31                  1746.36            360                              359                       7.625                            0       0          0.375          8                                   New Smyrna Beach                         FL       32168        PUD                     238000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        179830                     1123.9375          360                              359                       7.125                            0       0          0.375          7.5                                 Lake Worth                               FL       33463        Condominium             179830                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        130240                     868.2666667        360                              359                       7.625                            0       0          0.375          8                                   Mesa                                     AZ       85210        PUD                     130240                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        99916.51                   655.7020969        360                              359                       7.5                              0       0          0.375          7.875                               BALTIMORE                                MD       21213        Single Family           100000                    20060101               80                     No MI                                                           2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        131200                     738                360                              359                       6.375                            0       0          0.375          6.75                                Lawrenceville                            GA       30044        PUD                     131200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        175500                     1096.875           360                              359                       7.125                            0       0          0.375          7.5                                 Surprise                                 AZ       85379        Single Family           175500                    20060101               79.94999695            No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        427929.79                  2897.441286        360                              359                       7.75                             0       0          0.375          8.125                               CINCINNATI                               OH       45248        PUD                     427960                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        576000                     3780               360                              359                       7.5                              0       0          0.375          7.875                               Miami                                    FL       33130        Condominium             576000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        181280                     1189.65            360                              359                       7.5                              0       0          0.375          7.875                               PLANO                                    TX       75025        Single Family           181280                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G02        468391.99                  2488.332447        360                              359                       6                                0       0          0.375          6.375                               CORONA                                   CA       92880        Single Family           468392                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        189112                     1181.95            360                              360                       7.125                            0       0          0.375          7.5                                 INDIO                                    CA       92203        PUD                     189112                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        405139                     2658.724688        360                              359                       7.5                              0       0          0.375          7.875                               LINCOLN                                  CA       95648        PUD                     405139                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        203372                     1271.075           360                              359                       7.125                            0       0          0.375          7.5                                 Buckeye                                  AZ       85326        PUD                     203372                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        172087.99                  1021.772441        360                              359                       6.75                             0       0          0.375          7.125                               ORLANDO                                  FL       32835        Condominium             172088                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        307200                     1696               360                              359                       6.25                             0       0          0.375          6.625                               Coon Rapids                              MN       55448        2-4 Family              307200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        43919.96                   279.0747458        360                              355                       7.25                             0       0          0.375          7.625                               Little Falls                             MN       56345        2-4 Family              43920                     20050901               80                     No MI                     1.00E+17                              2.25       20100801                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350801         NO
(GII)G01        396100                     2269.322917        360                              359                       6.5                              0       0          0.375          6.875                               FT WASHINGTON                            MD       20744        PUD                     396100                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        107240                     670.25             360                              359                       7.125                            0       0          0.375          7.5                                 COLLEGE PARK                             GA       30349        PUD                     107240                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        101240                     632.75             360                              359                       7.125                            0       0          0.375          7.5                                 Lutz                                     FL       33558        Condominium             101240                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        680000                     4462.5             360                              358                       7.5                              0       0          0.375          7.875                               Monee                                    IL       60449        Single Family           680000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        1500000                    10156.25           360                              359                       7.75                             0       0          0.375          8.125                               Newport Beach                            CA       92660        PUD                     1500000                   20060101               71.43000031            No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        377600                     2202.666667        360                              359                       6.625                            0       0          0.375          7                                   Paterson                                 NJ       07513        2-4 Family              377600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        50950                      270.671875         360                              359                       6                                0       0          0.375          6.375                               Detroit                                  MI       48228        Single Family           50950                     20060101               67.04000092            No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        253600                     1611.416667        360                              359                       7.25                             0       0          0.375          7.625                               CATHEDRAL CITY                           CA       92234        Single Family           253600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        110400                     690                360                              359                       7.125                            0       0          0.375          7.5                                 MIDVALE                                  UT       84047        Single Family           110400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        350000                     2187.5             360                              359                       7.125                            0       0          0.375          7.5                                 SAN FERNANDO                             CA       91340        Single Family           350000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        123200                     821.3333333        360                              358                       7.625                            0       0          0.375          8                                   Genoa City                               WI       53128        Single Family           123200                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       13            1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        232800                     1430.75            360                              358                       7                                0       0          0.375          7.375                               LANCASTER                                CA       93534        Single Family           232800                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        281600                     1466.666667        360                              360                       5.875                            0       0          0.375          6.25                                Frederick                                MD       21703        PUD                     281600                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        259829.92                  1930.5             360                              359                       7.75                             0       0          0.375          8.125                               Chicago                                  IL       60612        2-4 Family              260000                    20060101               80                     No MI                     1.00E+16                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        359719.17                  2455.83            360                              359                       6.875                            0       0          0.375          7.25                                MOUNT AIRY                               MD       21771        Single Family           360000                    20060101               90                     United Guaranty           1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        344000                     2257.5             360                              359                       7.5                              0       0          0.375          7.875                               Medford                                  OR       97504        Single Family           344000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        280000                     1779.166667        360                              359                       7.25                             0       0          0.375          7.625                               VALLEJO                                  CA       94590        Single Family           280000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        412000                     2446.25            360                              359                       6.75                             0       0          0.375          7.125                               Garfield                                 NJ       07026        2-4 Family              412000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        269995.15                  1603.096203        360                              359                       6.75                             0       0          0.375          7.125                               ACCOKEEK                                 MD       20607        Single Family           270000                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        178606                     1023.263542        360                              360                       6.5                              0       0          0.375          6.875                               MARICOPA                                 AZ       85239        PUD                     178606                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        89925                      468.359375         360                              357                       5.875                            0       0          0.375          6.25                                Las Vegas                                NV       89149        Condominium             89925                     20051101               74.94000244            No MI                     1.00E+17                              2.25       20101001                       11.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GII)G02        700000                     3864.583333        360                              359                       6.25                             0       0          0.375          6.625                               Roseville                                MN       55113        Single Family           700000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        181212.01                  1252.54            360                              359                       7                                0       0          0.375          7.375                               Litchfield Park                          AZ       85340        PUD                     181350                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        307920                     1924.5             360                              359                       7.125                            0       0          0.375          7.5                                 Newark                                   NJ       07104        2-4 Family              307920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        110400                     644                360                              358                       6.625                            0       0          0.375          7                                   South Saint Paul                         MN       55075        Single Family           110400                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        159250                     978.7239583        360                              359                       7                                0       0          0.375          7.375                               Avondale                                 AZ       85323        PUD                     159250                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        139200                     725                360                              359                       5.875                            0       0          0.375          6.25                                CHICAGO                                  IL       60620        Single Family           139200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        492000                     3177.5             360                              359                       7.375                            0       0          0.375          7.75                                Washington                               DC       20007        Condominium             492000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        356156                     2411.472917        360                              359                       7.75                             0       0          0.375          8.125                               Escalon                                  CA       95320        Single Family           356156                    20060101               80                     No MI                     1002023-0000700700                    2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        367675.99                  2221.375773        360                              359                       6.875                            0       0          0.375          7.25                                MUNDELEIN                                IL       60060        PUD                     367732                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        142923.99                  833.723275         360                              360                       6.625                            0       0          0.375          7                                   MARICOPA                                 AZ       85239        PUD                     142924                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        225659                     1175.307292        360                              359                       5.875                            0       0          0.375          6.25                                HENDERSON                                NV       89052        PUD                     225659                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        152782.45                  875.3161198        360                              359                       6.5                              0       0          0.375          6.875                               MATTHEWS                                 NC       28105        PUD                     152784                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        152095                     871.3776042        360                              359                       6.5                              0       0          0.375          6.875                               SUWANEE                                  GA       30024        PUD                     152095                    20060101               68.48000336            No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        227359                     1420.99375         360                              359                       7.125                            0       0          0.375          7.5                                 MARICOPA                                 AZ       85239        PUD                     227359                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        289367.99                  1597.552445        360                              359                       6.25                             0       0          0.375          6.625                               TUCSON                                   AZ       85743        PUD                     289368                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        219065                     1369.15625         360                              359                       7.125                            0       0          0.375          7.5                                 SAHUARITA                                AZ       85629        PUD                     219065                    20060101               87.94999695            GE Capital MI             1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G02        689000                     3732.083333        360                              359                       6.125                            0       0          0.375          6.5                                 WOODBRIDGE                               VA       22191        Single Family           689000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        311900                     1786.927083        360                              359                       6.5                              0       0          0.375          6.875                               SILVER SPRING                            MD       20902        Single Family           311900                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        299666.05                  2045.85            360                              359                       6.875                            0       0          0.375          7.25                                ARNOLD                                   MD       21012        Single Family           299900                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        209431                     1287.128021        360                              360                       7                                0       0          0.375          7.375                               BUCKEYE                                  AZ       85326        Single Family           209431                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        344000                     2114.166667        360                              358                       7                                0       0          0.375          7.375                               Fairfax                                  VA       22031        PUD                     344000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        188000                     1018.333333        360                              359                       6.125                            0       0          0.375          6.5                                 Spotsylvania                             VA       22553        Single Family           188000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        163125                     934.5703125        360                              359                       6.5                              0       0          0.375          6.875                               EAGLE                                    ID       83616        PUD                     163125                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        262400                     1612.666667        360                              359                       7                                0       0          0.375          7.375                               Las Vegas                                NV       89148        Single Family           262400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        288000                     1530               360                              359                       6                                0       0          0.375          6.375                               Sterling                                 VA       20165        Condominium             288000                    20060101               78.90000153            No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        291995.75                  1764.14099         360                              359                       6.875                            0       0          0.375          7.25                                Fresno                                   CA       93727        Single Family           291996                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        89922.51                   583.74             360                              359                       6.375                            0       0          0.375          6.75                                Blaine                                   WA       98230        Single Family           90000                     20060101               50.84999847            No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        228800                     1263.166667        360                              359                       6.25                             0       0          0.375          6.625                               SAN BERNARDINO                           CA       92405        Single Family           228800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        371200                     2358.666667        360                              359                       7.25                             0       0          0.375          7.625                               Rahway                                   NJ       07065        2-4 Family              371200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        231000                     1227.1875          360                              359                       6                                0       0          0.375          6.375                               LONG BEACH                               CA       90802        Condominium             231000                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        110000                     733.3333333        360                              359                       7.625                            0       0          0.375          8                                   COLUMBUS                                 OH       43229        Single Family           110000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        55300                      368.6666667        360                              359                       7.625                            0       0          0.375          8                                   SAINT Petersburg                         FL       33708        Condominium             55300                     20060101               70                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G02        448800                     2524.5             360                              359                       6.375                            0       0          0.375          6.75                                STOCKTON                                 CA       95212        Single Family           448800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        61827.91                   427.36             360                              359                       7                                0       0          0.375          7.375                               Kansas City                              MO       64134        Single Family           61875                     20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        455694.03                  3345.97            360                              359                       7.625                            0       0          0.375          8                                   Encino                                   CA       91316        Single Family           456000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        70400                      381.3333333        360                              359                       6.125                            0       0          0.375          6.5                                 Murrells Inlet                           SC       29576        Condominium             80400                     20060101               34.84999847            No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        243840.39                  1811.69            360                              359                       7.75                             0       0          0.375          8.125                               Kissimmee                                FL       34744        PUD                     244000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        156985                     964.8036458        360                              359                       7                                0       0          0.375          7.375                               CLINTON                                  UT       84015        Single Family           156985                    20060101               75                     No MI                                                           2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        240000                     1450               360                              359                       6.875                            0       0          0.375          7.25                                Las Vegas                                NV       89166        PUD                     240000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        496400                     2895.666667        360                              359                       6.625                            0       0          0.375          7                                   STOCKTON                                 CA       95212        Single Family           496400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        220505.58                  1358.98            360                              359                       5.875                            0       0          0.375          6.25                                COLORA                                   MD       21917        Single Family           220715                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        203000                     1332.1875          360                              359                       7.5                              0       0          0.375          7.875                               Woodbridge                               VA       22191        Townhouse               203000                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        340000                     2195.833333        360                              359                       7.375                            0       0          0.375          7.75                                KISSIMMEE                                FL       34747        Condominium             340000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        65800                      390.6875           360                              358                       6.75                             0       0          0.375          7.125                               Harper Woods                             MI       48225        Single Family           65800                     20051201               70                     No MI                     1.00E+17                              2.25       20101101                       13.125        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        208000                     1256.666667        360                              359                       6.875                            0       0          0.375          7.25                                Lynn                                     MA       01902        Single Family           208000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        65000                      297.9166667        360                              359                       5.125                            0       0          0.375          5.5                                 Tucson                                   AZ       85757        Single Family           65000                     20060101               26                     No MI                     1.00E+17                              2.25       20081201                       10.5          1.875         1                    First Lien      NO           Y           120           No_PP       36                   360                 EMC             20351201         NO
(GII)G01        400000                     2541.666667        360                              359                       7.25                             0       0          0.375          7.625                               CASTLE ROCK                              CO       80108        PUD                     400000                    20060101               76.19999695            No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        336800                     2175.166667        360                              359                       7.375                            0       0          0.375          7.75                                GALVESTON                                TX       77550        Single Family           336800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        184800                     1193.5             360                              359                       7.375                            0       0          0.375          7.75                                GALVESTON                                TX       77550        Single Family           184800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        400000                     2458.333333        360                              359                       7                                0       0          0.375          7.375                               VISALIA                                  CA       93277        2-4 Family              400000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        1105000                    5870.3125          360                              358                       6                                0       0          0.375          6.375                               Upland                                   CA       91784        Single Family           1105000                   20051201               65                     No MI                     1.00E+17                              2.25       20101101                       12.375        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        960000                     5400               360                              358                       6.375                            0       0          0.375          6.75                                Monterey                                 CA       93940        Single Family           960000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        1266000                    7121.25            360                              358                       6.375                            0       0          0.375          6.75                                San Francisco                            CA       94117        Single Family           1266000                   20051201               64.91999817            No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        146250                     868.359375         360                              359                       6.75                             0       0          0.375          7.125                               Miami                                    FL       33172        Condominium             146250                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G02        1760000                    7883.333333        360                              357                       5.125                            0       0          0.25           5.375                               NEW CANAAN                               CT       06840        Single Family           1760000                   20051101               75.69999695            No MI                     1.00E+17                              2.75       20101001                       10.375        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G02        1680000                    7700               360                              357                       5.25                             0       0          0.25           5.5                                 WASHINGTON DC                            DC       20007        Single Family           1680000                   20051101               80                     No MI                     1.00E+17                              2.75       20101001                       10.5          2.5           2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GI-)G01        444000                     2728.75            360                              358                       7                                0       0          0.375          7.375                               Vista                                    CA       92084        Single Family           444000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       13.375        2.5           2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        472000                     2851.666667        360                              358                       6.875                            0       0          0.375          7.25                                Long Beach                               CA       90813        2-4 Family              472000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       13.25         1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        104000                     585                360                              358                       6.375                            0       0          0.375          6.75                                Fort Worth                               TX       76131        PUD                     104000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        104000                     617.5              360                              358                       6.75                             0       0          0.375          7.125                               Fort Worth                               TX       76131        PUD                     104000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       13.125        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        255000                     1540.625           360                              358                       6.875                            0       0          0.375          7.25                                Atlanta                                  GA       30315        Single Family           255000                    20051201               75                     No MI                     1.00E+17                              2.25       20101101                       13.25         1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        59950.82                   399.18             360                              359                       6.625                            0       0          0.375          7                                   GAINVILLES                               VA       20155        Condominium             60000                     20060101               27.90999985            No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        2364631                    11576.83927        360                              351                       5.625                            0       0          0.25           5.875                               BLOOMFIELD HILLS                         MI       48304        Condominium             2364631                   20050501               67.55999756            No MI                     1.00E+17                              2.75       20080401                       11.875        1.875         2                    First Lien      NO           Y           36            No_PP       36                   360                 EMC             20350401         NO
(GI-)G01        1690000                    8097.916667        360                              356                       5.5                              0       0          0.25           5.75                                BROOKLYN                                 NY       11211        Condominium             1690000                   20051001               65                     No MI                     1.00E+17                              2.75       20150901                       10.75         2.5           2                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20350901         NO
(GII)G03        2071042.62                 11973.66           360                              355                       5.375                            0       0          0.25           5.625                               LOS GATOS                                CA       95032        Single Family           2080000                   20050901               80                     No MI                     1.00E+17                              2.75       20120801                       10.625        2.5           2                    First Lien      NO           N           0             No_PP       84                   360                 EMC             20350801         NO
(GI-)G01        1575000                    7710.9375          360                              356                       5.625                            0       0          0.25           5.875                               REDWOOD CITY                             CA       94062        Single Family           1575000                   20051001               70                     No MI                     1.00E+17                              2.75       20150901                       10.875        2.5           2                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20350901         NO
(GII)G01        192000                     1100               360                              358                       6.5                              0       0          0.375          6.875                               Roseville                                MN       55113        Single Family           192000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        2.5           1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        152000                     870.8333333        360                              358                       6.5                              0       0          0.375          6.875                               Columbia Heights                         MN       55421        Single Family           152000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        114400                     703.0833333        360                              359                       7                                0       0          0.375          7.375                               Snellville                               GA       30039        Single Family           114400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        184480                     1095.35            360                              359                       6.75                             0       0          0.375          7.125                               MARICOPA                                 AZ       85239        PUD                     184480                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        271624.39                  1972.19            360                              358                       7.5                              0       0          0.375          7.875                               Brookfield                               WI       53045        Single Family           272000                    20051201               80                     No MI                     1.00E+17                              5.875      20101101                       12.875        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        104000                     639.1666667        360                              359                       7                                0       0          0.375          7.375                               Lawrenceville                            GA       30045        Single Family           104000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        5.5           1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        148000                     847.9166667        360                              358                       6.5                              0       0          0.375          6.875                               Saint Paul                               MN       55106        2-4 Family              148000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        88000                      540.8333333        360                              359                       7                                0       0          0.375          7.375                               Lawrenceville                            GA       30045        Single Family           88000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        340000                     1947.916667        360                              359                       6.5                              0       0          0.375          6.875                               Las Vegas                                NV       89117        PUD                     340000                    20060101               75.55999756            No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        159700                     964.8541667        360                              359                       6.875                            0       0          0.375          7.25                                Westerville                              OH       43081        PUD                     159700                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        154500                     933.4375           360                              359                       6.875                            0       0          0.375          7.25                                Westerville                              OH       43081        PUD                     154500                    20060101               79.98000336            No MI                                                           2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        256200                     1547.875           360                              358                       6.875                            0       0          0.375          7.25                                St Augustine                             FL       32092        PUD                     256200                    20051201               85                     Republic MIC              1.00E+17                              2.25       20101101                       13.25         1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        123200                     770                360                              359                       7.125                            0       0          0.375          7.5                                 Bluffton                                 SC       29910        PUD                     123200                    20060101               80                     No MI                                                           2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        637072.25                  4677.75            360                              359                       7.625                            0       0          0.375          8                                   Chino Hills                              CA       91709        Single Family           637500                    20060101               75                     No MI                     1003113-0005003094                    2.25       20101201                       13            1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        114940                     670.4833333        360                              359                       6.625                            0       0          0.375          7                                   Rock Springs                             WY       82901        Single Family           114940                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        248000                     1524.166667        360                              359                       7                                0       0          0.375          7.375                               Gilbert                                  AZ       85234        PUD                     248000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        268000                     1535.416667        360                              359                       6.5                              0       0          0.375          6.875                               Las Vegas                                NV       89118        Single Family           268000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        106800                     710.54             360                              359                       6.625                            0       0          0.375          7                                   North Attleboro                          MA       02760        Condominium             106800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        105105                     717                360                              359                       6.875                            0       0          0.375          7.25                                Ocala                                    FL       34476        Single Family           105105                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        388912                     2025.583333        360                              359                       5.875                            0       0          0.375          6.25                                Boca Raton                               FL       33433        Townhouse               388912                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        177300                     1015.78125         360                              359                       6.5                              0       0          0.375          6.875                               Atlanta                                  GA       30331        PUD                     177300                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        93950                      577.4010417        360                              359                       7                                0       0          0.375          7.375                               Colorado Springs                         CO       80911        Single Family           93950                     20060101               74.98000336            No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        142000                     872.7083333        360                              359                       7                                0       0          0.375          7.375                               Scottsdale                               AZ       85260        Condominium             142000                    20060101               74.95999908            No MI                                                           2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        406400                     2328.333333        360                              359                       6.5                              0       0          0.375          6.875                               Arlington                                VA       22204        PUD                     406400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        406632                     2583.8075          360                              359                       7.25                             0       0          0.375          7.625                               Fredericksburg                           VA       22401        PUD                     406632                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        119920                     699.5333333        360                              359                       6.625                            0       0          0.375          7                                   Albuquerque                              NM       87112        Single Family           119920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        303750                     2056.640625        360                              359                       7.75                             0       0          0.375          8.125                               West Haven                               CT       06516        2-4 Family              303750                    20060101               73.19000244            No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        119840                     761.4833333        360                              359                       7.25                             0       0          0.375          7.625                               Albuquerque                              NM       87112        Single Family           119840                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        181200                     1075.875           360                              359                       6.75                             0       0          0.375          7.125                               APPLE VALLEY                             CA       92308        PUD                     181200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        197283.99                  1191.924106        360                              359                       6.875                            0       0          0.375          7.25                                RIVERVIEW                                FL       33569        PUD                     197284                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        394800                     1974               360                              359                       5.625                            0       0          0.375          6                                   BOYDS                                    MD       20841        PUD                     394800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        234688                     1417.906667        360                              359                       6.875                            0       0          0.375          7.25                                ORLANDO                                  FL       32828        PUD                     234688                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        190892                     1113.536667        360                              359                       6.625                            0       0          0.375          7                                   SUWANEE                                  GA       30024        Single Family           190892                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        308893                     1769.699479        360                              359                       6.5                              0       0          0.375          6.875                               LAS VEGAS                                NV       89131        PUD                     308893                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        1000000                    5208.333333        360                              358                       5.875                            0       0          0.375          6.25                                Phoenix                                  AZ       85016        Single Family           1000000                   20051201               64.51999664            No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        400000                     2166.666667        360                              359                       6.125                            0       0          0.375          6.5                                 ELK GROVE                                CA       95758        Single Family           400000                    20060101               76.33999634            No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        237388                     1384.763333        360                              359                       6.625                            0       0          0.375          7                                   Aurora                                   CO       80018        PUD                     237388                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        79960                      466.4333333        360                              359                       6.625                            0       0          0.375          7                                   Olathe                                   KS       66061        Single Family           79960                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        116800                     730                360                              358                       7.125                            0       0          0.375          7.5                                 Cumming                                  GA       30040        PUD                     116800                    20051201               79.98999786            No MI                     1.00E+17                              2.75       20101101                       13.5          1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        110000                     538.5416667        360                              359                       5.5                              0       0          0.375          5.875                               Stuart                                   FL       34997        Townhouse               110000                    20060101               43.13999939            No MI                     1.00E+17                              2.25       20101201                       11.875        2.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        120349.28                  639.35555          360                              359                       6                                0       0          0.375          6.375                               Mableton                                 GA       30126        Condominium             120350                    20060101               79.98000336            No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        232888                     1261.476667        360                              359                       6.125                            0       0          0.375          6.5                                 Visalia                                  CA       93291        Single Family           232888                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        149000                     776.0416667        360                              359                       5.875                            0       0          0.375          6.25                                Las Vegas                                NV       89118        Condominium             149000                    20060101               66.22000122            No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        116000                     616.25             360                              359                       6                                0       0          0.375          6.375                               Savannah                                 GA       31419        PUD                     116000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G03        570000                     3028.125           360                              358                       6                                0       0          0.375          6.375                               Lakewood                                 CA       90715        Single Family           570000                    20051201               80                     No MI                     1.00E+17                              2.25       20121101                       12.375        1.875         2                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351101         NO
(GII)G01        289532.37                  2025.97            360                              359                       7.125                            0       0          0.375          7.5                                 Owings Mills                             MD       21117        Condominium             289750                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G02        424000                     2385               360                              359                       6.375                            0       0          0.375          6.75                                Atlanta                                  GA       30328        PUD                     424000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        172400                     969.75             360                              359                       6.375                            0       0          0.375          6.75                                Holly Springs                            NC       27540        PUD                     172400                    20060101               80                     No MI                                                           2.25       20101201                       12.75         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        157342                     934.218125         360                              359                       6.75                             0       0          0.375          7.125                               Buckeye                                  AZ       85326        PUD                     157342                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        359650                     1873.177083        360                              358                       6                                0       0          0.25           6.25                                Greeley                                  CO       80634        Single Family           359650                    20051201               79.91999817            No MI                     1.00E+17                              2.25       20101101                       11.25         1.875         2                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        236000                     1524.166667        360                              359                       7.375                            0       0          0.375          7.75                                HYATTSVILLE                              MD       20785        Single Family           236000                    20060101               80                     No MI                                                           2.25       20101201                       12.75         2             1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        1500000                    8593.75            360                              358                       6.5                              0       0          0.375          6.875                               Incline Village                          NV       89450        Single Family           1500000                   20051201               75                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        115913.91                  811.09             360                              359                       7.125                            0       0          0.375          7.5                                 NAMPA                                    ID       83651        PUD                     116000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        63154.25                   447.33             360                              359                       7.25                             0       0          0.375          7.625                               DESOTO                                   TX       75115        Single Family           63200                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        225000                     1359.375           360                              359                       6.875                            0       0          0.375          7.25                                FIRST AMERICAN BANK                      VA       20109        PUD                     225000                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        264000                     1787.5             360                              359                       7.75                             0       0          0.375          8.125                               san bernardino                           CA       92404        2-4 Family              264000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        120000                     725                360                              359                       6.875                            0       0          0.375          7.25                                LAS VEGAS                                NV       89117        Condominium             120000                    20060101               64.86000061            No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        910320                     5689.5             360                              358                       7.125                            0       0          0.375          7.5                                 Thousand Oaks                            CA       91360        Single Family           910320                    20051201               80                     No MI                     1.00E+17                              2.25       20081101                       13.5          1.875         2                    First Lien      NO           Y           120           Prepay      36                   360                 EMC             20351101         NO
(GII)G01        311500                     1881.979167        360                              359                       6.875                            0       0          0.375          7.25                                Sacramento                               CA       95815        2-4 Family              311500                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        305772.9                   2139.6             360                              359                       7.125                            0       0          0.375          7.5                                 YANTIS                                   TX       75497        Single Family           306000                    20060101               78.45999908            No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        240076                     1425.45125         360                              359                       6.75                             0       0          0.375          7.125                               FIRESTONE                                CO       80520        PUD                     240076                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        311500                     1881.979167        360                              359                       6.875                            0       0          0.375          7.25                                Sacramento                               CA       95815        2-4 Family              311500                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        880000                     5133.333333        360                              358                       6.625                            0       0          0.375          7                                   Stevenson Ranch                          CA       91381        PUD                     880000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       13            1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        856000                     4904.166667        360                              358                       6.5                              0       0          0.375          6.875                               Ellicott City                            MD       21042        PUD                     856000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        134000                     851.4583333        360                              359                       7.25                             0       0          0.375          7.625                               Decatur                                  GA       30032        2-4 Family              134000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        294300.07                  2035.76            360                              359                       7                                0       0          0.375          7.375                               Lakewood                                 NJ       08701        Single Family           294750                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        101591.93                  529.1246354        360                              359                       5.875                            0       0          0.375          6.25                                Las Vegas                                NV       89108        Condominium             101592                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        128500                     655.8854167        360                              359                       5.75                             0       0          0.375          6.125                               Atlanta                                  GA       30340        Single Family           128500                    20060101               69.45999908            No MI                     1.00E+17                              2.25       20101201                       11.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        176250                     1119.921875        360                              359                       7.25                             0       0          0.375          7.625                               BALTIMORE                                MD       21218        Single Family           176250                    20060101               75                     No MI                                                           2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        375000                     2539.0625          360                              359                       7.75                             0       0          0.375          8.125                               COTTONWOOD                               AZ       86326        2-4 Family              375000                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G02        1425000                    7867.1875          360                              358                       6.25                             0       0          0.375          6.625                               NORTHRIDGE                               CA       91326        PUD                     1425000                   20051201               75                     No MI                     1.00E+17                              2.25       20101101                       12.625        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        262400                     1585.333333        360                              359                       6.875                            0       0          0.375          7.25                                SALT LAKE CITY                           UT       84115        2-4 Family              262400                    20060101               74.98999786            No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        375000                     2539.0625          360                              359                       7.75                             0       0          0.375          8.125                               COTTONWOOD                               AZ       86326        2-4 Family              375000                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        375000                     2539.0625          360                              359                       7.75                             0       0          0.375          8.125                               COTTONWOOD                               AZ       86326        2-4 Family              375000                    20060101               75                     No MI                                                           2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        179900                     1049.416667        360                              359                       6.625                            0       0          0.375          7                                   New Port Richey                          FL       34653        Single Family           179900                    20060101               79.98999786            No MI                                                           2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        311600                     1947.5             360                              359                       7.125                            0       0          0.375          7.5                                 North Arlington                          NJ       07031        Single Family           311600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        439910                     2978.557292        360                              360                       7.75                             0       0          0.375          8.125                               ONTARIO                                  CA       91764        2-4 Family              439910                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       13.125        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20360101         NO
(GII)G01        300000                     1562.5             360                              359                       5.875                            0       0          0.375          6.25                                Loma Linda                               CA       92354        2-4 Family              300000                    20060101               54.54999924            No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        316150                     1943.005208        360                              359                       7                                0       0          0.375          7.375                               RIDGELY                                  MD       21660        PUD                     316150                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        165600                     914.25             360                              359                       6.25                             0       0          0.375          6.625                               Longmont                                 CO       80501        Single Family           165600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        328000                     2084.166667        360                              360                       7.25                             0       0          0.375          7.625                               Rancho Cucamonga                         CA       91739        Single Family           328000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        172000                     1003.333333        360                              359                       6.625                            0       0          0.375          7                                   Denver                                   CO       80205        Single Family           172000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        194720                     1176.433333        360                              359                       6.875                            0       0          0.375          7.25                                Aurora                                   CO       80014        Single Family           194720                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        279000                     1743.75            360                              359                       7.125                            0       0          0.375          7.5                                 Fort Myers                               FL       33913        Single Family           279000                    20060101               79.97000122            No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        303750                     2056.640625        360                              359                       7.75                             0       0          0.375          8.125                               West Haven                               CT       06516        2-4 Family              303750                    20060101               73.19000244            No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        348000                     2030               360                              358                       6.625                            0       0          0.375          7                                   Stoughton                                MA       02072        Single Family           348000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        513050                     3206.5625          360                              357                       7.125                            0       0          0.375          7.5                                 FAIRFAX                                  VA       22030        PUD                     513050                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GI-)G01        202009                     1073.172813        360                              359                       6                                0       0          0.375          6.375                               Blacklick                                OH       43004        PUD                     202009                    20060101               80                     No MI                                                           2.25       20081201                       11.375        1.875         1                    First Lien      NO           Y           60            Prepay      36                   360                 EMC             20351201         NO
(GII)G01        345000                     2120.3125          360                              358                       7                                0       0          0.375          7.375                               SAINT AUGUSTINE                          FL       32080        PUD                     345000                    20051201               75                     No MI                     1.00E+17                              2.25       20101101                       13.375        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        691998.74                  3964.576115        360                              358                       6.5                              0       0          0.375          6.875                               CORONA                                   CA       92882        Single Family           692000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        384707.05                  2659.1             360                              359                       7                                0       0          0.375          7.375                               Savannah                                 GA       31419        PUD                     385000                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        412800                     2537               360                              359                       7                                0       0          0.375          7.375                               Manassas                                 VA       20110        Single Family           412800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        367500                     2143.75            360                              360                       6.625                            0       0          0.375          7                                   North Bergen                             NJ       07047        2-4 Family              367500                    20060201               75                     No MI                                                           2.25       20110101                       12            1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20360101         NO
(GII)G01        484000                     3025               360                              359                       7.125                            0       0          0.375          7.5                                 Newark                                   NJ       07105        2-4 Family              484000                    20060101               80                     No MI                     1.00E+16                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        103592                     593.4958333        360                              359                       6.5                              0       0          0.375          6.875                               Las Vegas                                NV       89108        Condominium             103592                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        268000                     1702.916667        360                              359                       7.25                             0       0          0.375          7.625                               DUNELLEN                                 NJ       08812        2-4 Family              268000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        240000                     1300               360                              359                       6.125                            0       0          0.375          6.5                                 Las Vegas                                NV       89118        PUD                     240000                    20060101               80                     No MI                                                           2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        423900                     2428.59375         360                              358                       6.5                              0       0          0.375          6.875                               LADERA RANCH                             CA       92694        Condominium             423900                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        167920                     944.55             360                              358                       6.375                            0       0          0.375          6.75                                Miami                                    FL       33137        Condominium             167920                    20051201               80                     No MI                     1.00E+17                              2.75       20101101                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G02        481540                     2608.341667        360                              359                       6.125                            0       0          0.375          6.5                                 BOYDS                                    MD       20841        PUD                     481540                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       11.5          2.375         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        232495.98                  1404.663213        360                              358                       6.875                            0       0          0.375          7.25                                SMYRNA                                   GA       30082        PUD                     232496                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        285759.7                   1518.098406        360                              359                       6                                0       0          0.375          6.375                               PALMDALE                                 CA       93552        Single Family           285760                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        152391.99                  1000.072434        360                              359                       7.5                              0       0          0.375          7.875                               JACKSONVILLE                             FL       32216        PUD                     152392                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        99854.8                    707.79             360                              358                       7.25                             0       0          0.375          7.625                               West Milford                             NJ       07480        Single Family           100000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.625        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        260000                     1679.166667        360                              359                       7.375                            0       0          0.375          7.75                                MESA                                     AZ       85210        2-4 Family              260000                    20060101               79.51000214            No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        161250                     1024.609375        360                              359                       7.25                             0       0          0.375          7.625                               VANCOUVER                                WA       98664        Single Family           161250                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        247200                     1596.5             360                              358                       7.375                            0       0          0.375          7.75                                LONG BEACH                               CA       90805        Single Family           247200                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        132000                     866.25             360                              359                       7.5                              0       0          0.375          7.875                               ADELANTO                                 CA       92301        Single Family           132000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        233600                     1289.666667        360                              358                       6.25                             0       0          0.375          6.625                               MINNEAPOLIS                              MN       55418        2-4 Family              233600                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        146400                     884.5              360                              358                       6.875                            0       0          0.375          7.25                                MOUNDS VIEW                              MN       55112        Single Family           146400                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        156000                     893.75             360                              358                       6.5                              0       0          0.375          6.875                               Brooklyn Center                          MN       55430        Single Family           156000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        272000                     1558.333333        360                              358                       6.5                              0       0          0.375          6.875                               COLUMBIA HEIGHTS                         MN       55421        2-4 Family              272000                    20051201               65.54000092            No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        304000                     1900               360                              359                       7.125                            0       0          0.375          7.5                                 Ashburn                                  VA       20147        PUD                     304000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        61108.88                   427.92             360                              358                       7.125                            0       0          0.375          7.5                                 Dolton                                   IL       60419        Single Family           61200                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GII)G01        311600                     1850.125           360                              358                       6.75                             0       0          0.375          7.125                               SPARKS                                   NV       89436        PUD                     311600                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       13.125        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G03        4000000                    21666.66667        360                              358                       6.125                            0       0          0.375          6.5                                 HIGHLAND PARK                            TX       75205        Single Family           4000000                   20051201               48.18999863            No MI                     1.00E+17                              2.25       20121101                       12.5          1.875         2                    First Lien      NO           Y           120           Prepay      84                   360                 EMC             20351101         NO
(GII)G01        119920                     712.025            360                              358                       6.75                             0       0          0.375          7.125                               LAWRENCEVILLE                            GA       30043        Single Family           119920                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        160000                     933.3333333        360                              360                       6.625                            0       0          0.375          7                                   Boynton Beach                            FL       33436        Single Family           160000                    20060201               59.25999832            No MI                     1.00E+17                              2.25       20110101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        83000                      458.2291667        360                              358                       6.25                             0       0          0.375          6.625                               RIVERDALE                                GA       30274        Single Family           83000                     20051201               64.83999634            No MI                     1.00E+17                              2.25       20101101                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        80948.35                   608.53             360                              358                       7.875                            0       0          0.375          8.25                                Fort Worth                               TX       76137        Single Family           81000                     20051201               90                     Mortgage Guaranty In      1.00E+17                              3.75       20060501                       12            1.875         1                    First Lien      NO           N           0             No_PP       6                    360                 EMC             20351101         NO
(GII)G01        119161.5                   833.81             360                              359                       7.125                            0       0          0.375          7.5                                 Clearwater                               FL       33760        2-4 Family              119250                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.5          3.375         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        298100                     1894.177083        360                              359                       7.25                             0       0          0.375          7.625                               Key Largo                                FL       33037        Single Family           298100                    20060101               74.98999786            No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        80000                      525                360                              358                       7.5                              0       0          0.375          7.875                               Riverdale                                GA       30274        Single Family           80000                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        352000                     2371.49            360                              359                       6.75                             0       0          0.375          7.125                               Windermere                               FL       34786        PUD                     352000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        1149900                    6707.75            360                              358                       6.625                            0       0          0.375          7                                   DANA POINT                               CA       92629        Single Family           1150000                   20051201               61.83000183            No MI                     1.00E+17                              2.25       20151101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20351101         NO
(GI-)G01        234028                     1584.564583        360                              359                       7.75                             0       0          0.375          8.125                               Fort Collins                             CO       80525        2-4 Family              234028                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        197317.08                  1397.61            360                              359                       7.25                             0       0          0.375          7.625                               BUCKEYE                                  AZ       85326        PUD                     197460                    20060101               90                     Radian Guaranty           1004140-0100012343                    2.25       20101201                       12.625        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        274590.89                  1897.98            360                              359                       7                                0       0          0.375          7.375                               BUCKEYE                                  AZ       85326        PUD                     274800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        195442.07                  1452.1             360                              359                       7.75                             0       0          0.375          8.125                               BUCKEYE                                  AZ       85326        PUD                     195570                    20060101               90                     Radian Guaranty           1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        263077.8                   1954.62            360                              359                       7.75                             0       0          0.375          8.125                               BUCKEYE                                  AZ       85326        Single Family           263250                    20060101               90                     Radian Guaranty           1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        160000                     1050               360                              359                       7.5                              0       0          0.375          7.875                               TUCSON                                   AZ       85710        Single Family           160000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        163125                     934.5703125        360                              359                       6.5                              0       0          0.375          6.875                               MERIDIAN                                 ID       83692        Single Family           163125                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        242324.49                  1716.4             360                              359                       7.25                             0       0          0.375          7.625                               BUCKEYE                                  AZ       85326        PUD                     242500                    20060101               89.98000336            Radian Guaranty           1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        163600                     1022.5             360                              358                       7.125                            0       0          0.375          7.5                                 Denver                                   CO       80238        Condominium             163600                    20051201               79.12000275            No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        363200                     1967.333333        360                              359                       6.125                            0       0          0.375          6.5                                 CHANTILLY                                VA       20152        PUD                     363200                    20060101               80                     No MI                                                           2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        369092                     1922.354167        360                              359                       5.875                            0       0          0.375          6.25                                RESTON                                   VA       20190        Condominium             369092                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        200000                     1145.833333        360                              359                       6.5                              0       0          0.375          6.875                               Stephens City                            VA       22655        PUD                     200000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        126004                     761.2741667        360                              357                       6.875                            0       0          0.375          7.25                                COLLEGE PARK                             GA       30349        PUD                     126004                    20051101               80                     No MI                     1.00E+17                              2.75       20101001                       13.25         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GI-)G01        637300                     4049.510417        360                              359                       7.25                             0       0          0.375          7.625                               Santa Clara                              CA       95054        Condominium             637300                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        2.375         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        466941.23                  2967.022399        360                              359                       7.25                             0       0          0.375          7.625                               ELK GROVE                                CA       95757        Single Family           466974                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        95294.95                   536.0340938        360                              359                       6.375                            0       0          0.375          6.75                                Mustang                                  OK       73064        PUD                     95920                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        356000                     2262.083333        360                              358                       7.25                             0       0          0.375          7.625                               MANASSAS                                 VA       20109        Single Family           356000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        192000                     1100               360                              359                       6.5                              0       0          0.375          6.875                               Las Vegas                                NV       89115        Single Family           192000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        164498                     839.6252083        360                              359                       5.75                             0       0          0.375          6.125                               NORTH LAS VEGAS                          NV       89084        Condominium             164498                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        124054                     671.9591667        360                              359                       6.125                            0       0          0.375          6.5                                 ALBUQUERQUE                              NM       87114        PUD                     124054                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        564792                     3471.1175          360                              359                       7                                0       0          0.375          7.375                               RANCHO CUCAMONGA                         CA       91739        Single Family           564792                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        196720                     1188.516667        360                              359                       6.875                            0       0          0.375          7.25                                SARASOTA                                 FL       34232        PUD                     196720                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        131836                     769.0433333        360                              359                       6.625                            0       0          0.375          7                                   DULUTH                                   GA       30097        PUD                     131836                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        75753.85                   410.3333542        360                              359                       6.125                            0       0          0.375          6.5                                 MCKINNEY                                 TX       75070        PUD                     75754                     20060101               40.50999832            No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        600000                     3500               360                              359                       6.625                            0       0          0.375          7                                   DIXON                                    CA       95620        Single Family           600000                    20060101               79.79000092            No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        397259                     2110.438438        360                              359                       6                                0       0          0.375          6.375                               HENDERSON                                NV       89044        PUD                     397259                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        198808                     1159.713333        360                              359                       6.625                            0       0          0.375          7                                   ORLANDO                                  FL       32835        Condominium             198808                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        494160                     3139.975           360                              359                       7.25                             0       0          0.375          7.625                               ANTHEM                                   AZ       85086        PUD                     494160                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        244227.99                  1373.782444        360                              359                       6.375                            0       0          0.375          6.75                                SAHUARITA                                AZ       85629        PUD                     244228                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        371687                     1935.869792        360                              359                       5.875                            0       0          0.375          6.25                                PEORIA                                   AZ       85383        PUD                     371687                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        169872                     973.225            360                              359                       6.5                              0       0          0.375          6.875                               ORLANDO                                  FL       32835        Condominium             169872                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        1125000                    7500               360                              359                       7.625                            0       0          0.375          8                                   KAILUA                                   HI       96734        Single Family           1125000                   20060101               75                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        328000                     1879.166667        360                              359                       6.5                              0       0          0.375          6.875                               Madera                                   CA       93637        Single Family           328000                    20060101               80                     No MI                     1000631-0006957255                    2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        126375                     763.515625         360                              359                       6.875                            0       0          0.375          7.25                                Sacramento                               CA       95842        Condominium             126375                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        219970.1                   1076.936948        360                              355                       5.5                              0       0          0.375          5.875                               lizerlla                                 GA       31052        Single Family           220000                    20050901               80                     No MI                     1.00E+17                              2.25       20100801                       10.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350801         NO
(GII)G01        315925.43                  1513.809352        360                              355                       5.375                            0       0          0.375          5.75                                lees summit                              MO       64081        PUD                     316000                    20050901               80                     No MI                     1.00E+17                              2.25       20100801                       11.75         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350801         NO
(GII)G01        159965                     699.846875         360                              355                       4.875                            0       0          0.375          5.25                                Naples                                   FL       34116        Single Family           160000                    20050901               62.75                  No MI                     1.00E+17                              2.25       20100801                       11.25         1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350801         NO
(GII)G01        102871.14                  694.74             360                              357                       6.75                             0       0          0.375          7.125                               Fort Myers                               FL       33905        Single Family           103120                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.125        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351001         NO
(GI-)G01        183999.99                  1207.499934        360                              359                       7.5                              0       0          0.375          7.875                               SAN ANTONIO                              TX       78239        2-4 Family              184000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        193859.39                  1191.427501        360                              359                       7                                0       0          0.375          7.375                               THORNTON                                 CO       80233        PUD                     193900                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        147676.79                  984.12             360                              358                       6.625                            0       0          0.375          7                                   ALPHARETTA                               GA       30022        Single Family           147920                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GII)G01        244000                     1448.75            360                              359                       6.75                             0       0          0.375          7.125                               SILVER SPRING                            MD       20902        Single Family           244000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        200000                     1104.166667        360                              358                       6.25                             0       0          0.375          6.625                               MIAMI BEACH                              FL       33139        Condominium             200000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        95920                      639.4666667        360                              358                       7.625                            0       0          0.375          8                                   Sun City                                 AZ       85351        PUD                     95920                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       13            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        440000                     2979.166667        360                              360                       7.75                             0       0          0.375          8.125                               Hawthorne                                CA       90250        Single Family           440000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       13.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        69149.92                   489.79             360                              359                       7.25                             0       0          0.375          7.625                               Moline                                   IL       61265        Single Family           69200                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        294888.46                  1597.312492        360                              358                       6.125                            0       0          0.375          6.5                                 BAYPOINT                                 CA       94565        Single Family           295000                    20051201               69.41000366            No MI                     1.00E+17                              2.25       20101101                       11.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        544000                     2833.333333        360                              358                       5.875                            0       0          0.375          6.25                                EL SEGUNDO                               CA       90245        Single Family           544000                    20051201               80                     No MI                     1.00E+17                              2.25       20151101                       11.25         1.875         2                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20351101         NO
(GII)G01        207200                     1273.416667        360                              358                       7                                0       0          0.375          7.375                               Phoenix                                  AZ       85037        PUD                     207200                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        136000                     779.1666667        360                              359                       6.5                              0       0          0.375          6.875                               Saint Petersburg                         FL       33713        Single Family           136000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        204000                     1253.75            360                              359                       7                                0       0          0.375          7.375                               KISSIMMEE                                FL       34743        Single Family           204000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        102800                     588.9583333        360                              358                       6.5                              0       0          0.375          6.875                               CINCINNATI                               OH       45224        Single Family           102800                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        250000                     1726.69            360                              359                       7                                0       0          0.375          7.375                               Long Beach                               CA       90813        2-4 Family              250000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        266000                     1385.416667        360                              359                       5.875                            0       0          0.375          6.25                                ANNAPOLIS                                MD       21403        Single Family           266000                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        328000                     1810.833333        360                              359                       6.25                             0       0          0.375          6.625                               Sierra Madre                             CA       91024        Condominium             328000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        232744.17                  1609.96            360                              359                       7                                0       0          0.375          7.375                               Scottsdale                               AZ       85257        Condominium             233100                    20060101               90                     GE Capital MI             1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G02        444000                     2451.25            360                              358                       6.25                             0       0          0.375          6.625                               La Quinta                                CA       92253        Condominium             444000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.625        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        500000                     2916.666667        360                              359                       6.625                            0       0          0.375          7                                   Queen Creek                              AZ       85242        PUD                     500000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        131102.63                  917.37             360                              359                       7.125                            0       0          0.375          7.5                                 COLUMBIA                                 TN       38401        Single Family           131200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        111200                     683.4166667        360                              358                       7                                0       0          0.375          7.375                               Richmond                                 VA       23228        Condominium             111200                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        363550                     2272.1875          360                              359                       7.125                            0       0          0.375          7.5                                 San Diego                                CA       92101        Condominium             363550                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        150000                     875                360                              359                       6.625                            0       0          0.375          7                                   Fredericksbrg                            VA       22405        Single Family           150000                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        128300                     694.9583333        360                              359                       6.125                            0       0          0.375          6.5                                 CHELSEA                                  AL       35043        Single Family           128300                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        360950                     2067.942708        360                              356                       6.5                              0       0          0.375          6.875                               Skull Valley                             AZ       86338        Single Family           360950                    20051001               62.77000046            No MI                     1.00E+17                              2.375      20070901                       12.875        1.875         2                    First Lien      NO           Y           60            No_PP       24                   360                 EMC             20350901         NO
(GII)G01        97229.58                   688.68             360                              359                       7.25                             0       0          0.375          7.625                               AHOW LOW                                 AZ       85902        Single Family           97300                     20060101               70                     No MI                     1.00E+16                              2.25       20101201                       12.625        2             1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        155520                     988.2              360                              358                       7.25                             0       0          0.375          7.625                               JONESBORO                                GA       30236        PUD                     155520                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        88800                      453.25             360                              358                       5.75                             0       0          0.375          6.125                               NORCROSS                                 GA       30071        Single Family           88800                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        550000                     3208.333333        360                              359                       6.625                            0       0          0.375          7                                   Boonsboro                                MD       21713        Single Family           550000                    20060101               77.12000275            No MI                     9.07E+13                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G03        156479.49                  927.53             360                              358                       5.5                              0       0          0.375          5.875                               CUMMING                                  GA       30040        PUD                     156800                    20051201               79.98999786            No MI                     1.00E+17                              2.25       20121101                       10.875        1.875         1                    First Lien      NO           N           0             No_PP       84                   360                 EMC             20351101         NO
(GII)G01        157608                     919.38             360                              358                       6.625                            0       0          0.375          7                                   AUSTELL                                  GA       30168        PUD                     157608                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        92720                      521.55             360                              358                       6.375                            0       0          0.375          6.75                                PALMETTO                                 GA       30268        PUD                     92720                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        141310                     897.9072917        360                              358                       7.25                             0       0          0.375          7.625                               Jonesboro                                GA       30236        PUD                     141310                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        90800                      510.75             360                              358                       6.375                            0       0          0.375          6.75                                PALMETTO                                 GA       30268        PUD                     90800                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        380000                     2137.5             360                              358                       6.375                            0       0          0.375          6.75                                CENTREVILLE                              VA       20120        Single Family           380000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        656000                     4441.666667        360                              359                       7.75                             0       0          0.375          8.125                               Lomita                                   CA       90717        2-4 Family              656000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        104180.05                  764.95             360                              359                       7.625                            0       0          0.375          8                                   ROUND ROCK                               TX       78664        2-4 Family              104250                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        487200                     3298.75            360                              359                       7.75                             0       0          0.375          8.125                               LAKE ELSINORE                            CA       92532        PUD                     487200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        260000                     1435.416667        360                              359                       6.25                             0       0          0.375          6.625                               Surprise                                 AZ       85374        PUD                     260000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        440000                     2979.166667        360                              359                       7.75                             0       0          0.375          8.125                               MURRIETA                                 CA       92563        Single Family           440000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        151932                     886.27             360                              359                       6.625                            0       0          0.375          7                                   Buckeye                                  AZ       85326        PUD                     151932                    20060101               64.11000061            No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        640000                     3933.333333        360                              358                       7                                0       0          0.375          7.375                               ASHBURN                                  VA       20147        PUD                     640000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        320000                     2166.666667        360                              359                       7.75                             0       0          0.375          8.125                               ATLANTA                                  GA       30318        2-4 Family              320000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        51861.61                   332.96             360                              358                       6.25                             0       0          0.375          6.625                               SAINT LOUIS                              MO       63130        Single Family           52000                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.625        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GII)G01        107920                     663.2583333        360                              359                       7                                0       0          0.375          7.375                               DADE CITY                                FL       33525        PUD                     107920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        182544                     912.72             360                              359                       5.625                            0       0          0.375          6                                   THORNTON                                 CO       80233        PUD                     182544                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        415104                     2162               360                              359                       5.875                            0       0          0.375          6.25                                SUN CITY WEST                            AZ       85375        PUD                     415104                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        159210                     1028.23125         360                              359                       7.375                            0       0          0.375          7.75                                WESLEY CHAPEL                            FL       33543        PUD                     159210                    20060101               90                     GE Capital MI             1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        259232                     1593.196667        360                              360                       7                                0       0          0.375          7.375                               ANTHEM                                   AZ       85086        Single Family           259232                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        241080                     1255.625           360                              359                       5.875                            0       0          0.375          6.25                                SMYRNA                                   GA       30082        PUD                     241080                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        207072                     1164.78            360                              359                       6.375                            0       0          0.375          6.75                                HOLLY                                    MI       48442        Single Family           207072                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        131200                     820                360                              359                       7.125                            0       0          0.375          7.5                                 Lincoln                                  AL       35096        Single Family           131200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        472000                     2753.333333        360                              359                       6.625                            0       0          0.375          7                                   KAILUA                                   HI       96734        Single Family           472000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        87750                      511.875            360                              359                       6.625                            0       0          0.375          7                                   Aurora                                   CO       80014        PUD                     87750                     20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        168000                     945                360                              358                       6.375                            0       0          0.375          6.75                                NORTH MIAMI                              FL       33168        Single Family           168000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        320000                     1933.333333        360                              359                       6.875                            0       0          0.375          7.25                                WOODBRIDGE                               VA       22193        Single Family           320000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        179200                     989.3333333        360                              358                       6.25                             0       0          0.375          6.625                               Miramar                                  FL       33023        Single Family           179200                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        176536                     919.4583333        360                              359                       5.875                            0       0          0.375          6.25                                Buckeye                                  AZ       85326        PUD                     176536                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        252000                     1575               360                              357                       7.125                            0       0          0.375          7.5                                 CONYERS                                  GA       30013        PUD                     252000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GII)G01        193187.47                  1240.3             360                              357                       6.25                             0       0          0.375          6.625                               Port Saint Lucie                         FL       34953        Single Family           193703                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.625        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351001         NO
(GII)G01        238400                     1341               360                              359                       6.375                            0       0          0.375          6.75                                Hudson                                   CO       80642        PUD                     238400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        288000                     1740               360                              359                       6.875                            0       0          0.375          7.25                                Strafford                                PA       19087        Single Family           288000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        153600                     1008               360                              359                       7.5                              0       0          0.375          7.875                               Bloomington                              MN       55420        Single Family           153600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        88000                      595.8333333        360                              359                       7.75                             0       0          0.375          8.125                               Rockford                                 IL       61104        2-4 Family              88000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        159920                     932.8666667        360                              355                       6.625                            0       0          0.375          7                                   Ramsey                                   MN       55303        Condominium             159920                    20050901               80                     No MI                     1.00E+17                              2.25       20100801                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350801         NO
(GII)G01        359409.84                  1909.364775        360                              359                       6                                0       0          0.375          6.375                               LUTZ                                     FL       33558        PUD                     359500                    20060101               79.01000214            No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        231200                     1493.166667        360                              359                       7.375                            0       0          0.375          7.75                                SAN ANTONIO                              TX       78239        2-4 Family              231200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        127120                     741.5333333        360                              355                       6.625                            0       0          0.375          7                                   OAKDALE                                  MN       55128        Single Family           127120                    20050901               80                     No MI                     1.00E+17                              2.25       20100801                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350801         NO
(GI-)G01        123200                     808.5              360                              359                       7.5                              0       0          0.375          7.875                               Ocala                                    FL       34482        Single Family           123200                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        212708                     1218.639583        360                              359                       6.5                              0       0          0.375          6.875                               LAVEEN                                   AZ       85339        PUD                     212708                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        100000                     531.25             360                              359                       6                                0       0          0.375          6.375                               HENDERSON                                NV       89044        PUD                     100000                    20060101               26.88999939            No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        166780                     955.5104167        360                              360                       6.5                              0       0          0.375          6.875                               Queen Creek                              AZ       85243        PUD                     166780                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        217970.61                  1385.021584        360                              359                       7.25                             0       0          0.375          7.625                               SARASOTA                                 FL       34238        Condominium             219710                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        297200                     1764.625           360                              359                       6.75                             0       0          0.375          7.125                               PALMDALE                                 CA       93552        PUD                     297200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.12         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        233648                     1192.578333        360                              359                       5.75                             0       0          0.375          6.125                               GLENDALE                                 AZ       85310        PUD                     233648                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        160668.19                  1069.81            360                              359                       6.625                            0       0          0.375          7                                   Willingboro                              NJ       08046        Single Family           160800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        223992                     1306.62            360                              358                       6.625                            0       0          0.375          7                                   PRESTON                                  MD       21655        PUD                     223992                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        396000                     2557.5             360                              359                       7.375                            0       0          0.375          7.75                                Riverbank                                CA       95367        Single Family           396000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        282400                     1617.916667        360                              359                       6.5                              0       0          0.375          6.875                               San Bernardino                           CA       92407        Single Family           282400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        113100                     683.3125           360                              360                       6.875                            0       0          0.375          7.25                                Salt Lake City                           UT       84111        Single Family           113100                    20060201               65                     No MI                     1.00E+17                              2.25       20110101                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        300000                     1968.75            360                              359                       7.5                              0       0          0.375          7.875                               SILVER SPRING                            MD       20906        Condominium             300000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        190808.29                  1319.88            360                              358                       7                                0       0          0.375          7.375                               PALM HARBOR                              FL       34683        Single Family           191100                    20051201               70                     No MI                     1.00E+17                              2.25       20101101                       12.375        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        1125000                    7382.8125          360                              359                       7.5                              0       0          0.375          7.875                               LA GRANGE                                KY       40031        Single Family           1125000                   20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        104000                     574.1666667        360                              359                       6.25                             0       0          0.375          6.625                               GARLAND                                  TX       75044        Single Family           104000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        256000                     1466.666667        360                              358                       6.5                              0       0          0.375          6.875                               DALLAS                                   TX       75219        Condominium             256000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        345700                     2088.604167        360                              358                       6.875                            0       0          0.375          7.25                                NORTH VENICE                             FL       34275        PUD                     345700                    20051201               79.98000336            No MI                                                           2.25       20101101                       12.25         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        326568.66                  2007.036556        360                              358                       7                                0       0          0.375          7.375                               Seffner                                  FL       33584        PUD                     326706                    20051201               95                     Republic MIC                                                    2.25       20101101                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        400000                     2583.333333        360                              358                       7.375                            0       0          0.375          7.75                                Fairfax                                  VA       22033        PUD                     400000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        82791.28                   543.317775         360                              358                       7.5                              0       0          0.375          7.875                               Tallahassee                              FL       32304        Townhouse               82800                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        180267.41                  938.8927604        360                              359                       5.875                            0       0          0.375          6.25                                WESLEY CHAPEL                            FL       33544        PUD                     180324                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        286000                     1727.916667        360                              358                       6.875                            0       0          0.375          7.25                                SUN CITY WEST                            AZ       85375        PUD                     286000                    20051201               79.94000244            No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        148756.26                  1053.65            360                              359                       7.25                             0       0          0.375          7.625                               KINGWOOD                                 TX       77345        PUD                     148864                    20060101               95                     GE Capital MI             1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        88752.26                   644.41             360                              358                       7.5                              0       0          0.375          7.875                               Dallas                                   TX       75218        Single Family           88875                     20051201               75                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        157600                     1050.666667        360                              358                       7.625                            0       0          0.375          8                                   Aurora                                   CO       80010        2-4 Family              157600                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       13            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        99999.99                   645.8332688        360                              358                       7.375                            0       0          0.375          7.75                                Lithonia                                 GA       30058        Single Family           100000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        137800                     746.4166667        360                              359                       6.125                            0       0          0.375          6.5                                 Salt Lake City                           UT       84116        2-4 Family              137800                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        198793                     1180.333438        360                              358                       6.75                             0       0          0.375          7.125                               LAS VEGAS                                NV       89147        Condominium             198793                    20051201               70                     No MI                     1.00E+17                              2.25       20101101                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        172250                     1004.791667        360                              358                       6.625                            0       0          0.375          7                                   GLENDALE                                 AZ       85308        PUD                     172250                    20051201               65                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        131200                     861                360                              359                       7.5                              0       0          0.375          7.875                               BOYNTON BEACH                            FL       33462        Single Family           131200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        292500                     1828.125           360                              359                       7.125                            0       0          0.375          7.5                                 Los Angeles                              CA       90043        Single Family           292500                    20060101               75                     No MI                     1.00E+16                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        880000                     5866.666667        360                              358                       7.625                            0       0          0.375          8                                   Mammoth Lakes                            CA       93546        Single Family           880000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       13            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        93100                      572.1770833        360                              358                       7                                0       0          0.375          7.375                               AURORA                                   CO       80013        PUD                     93100                     20051201               70                     No MI                     1.00E+17                              2.25       20101101                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        132000                     825                360                              359                       7.125                            0       0          0.375          7.5                                 Lake Worth                               FL       33462        Single Family           132000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        135971.36                  986.57             360                              359                       7.5                              0       0          0.375          7.875                               NORHT PORT                               FL       34286        Single Family           136065                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        352500                     2276.5625          360                              358                       7.375                            0       0          0.375          7.75                                Los Angeles                              CA       90044        2-4 Family              352500                    20051201               75                     No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        371600                     2438.625           360                              358                       7.5                              0       0          0.375          7.875                               Fort Myers                               FL       33913        Condominium             371600                    20051201               89.98999786            GE Capital MI                                                   2.25       20101101                       12.875        1.875         2                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        84000                      472.5              360                              359                       6.375                            0       0          0.375          6.75                                Ogden                                    UT       84404        PUD                     84000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        339611                     1981.064167        360                              358                       6.625                            0       0          0.375          7                                   GILBERT                                  AZ       85296        PUD                     339611                    20051201               75                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        110600                     645.1666667        360                              358                       6.625                            0       0          0.375          7                                   Cedar Park                               TX       78613        Single Family           110600                    20051201               70                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        136417.19                  866.8175615        360                              359                       7.25                             0       0          0.375          7.625                               KISSIMMEE                                FL       34747        Condominium             137312                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        113832                     723.3075           360                              359                       7.25                             0       0          0.375          7.625                               KISSIMMEE                                FL       34747        Condominium             113832                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        236175                     1402.289063        360                              359                       6.75                             0       0          0.375          7.125                               KISSIMMEE                                FL       34747        PUD                     236175                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        135712                     862.3366667        360                              359                       7.25                             0       0          0.375          7.625                               KISSIMMEE                                FL       34747        Condominium             135712                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        102400                     672                360                              358                       7.5                              0       0          0.375          7.875                               Colorado Springs                         CO       80916        Single Family           102400                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        132800                     871.5              360                              358                       7.5                              0       0          0.375          7.875                               Colorado Springs                         CO       80907        2-4 Family              132800                    20051201               80                     No MI                     1.00E+14                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        50150                      302.9895833        360                              358                       6.875                            0       0          0.375          7.25                                Saint Louis                              MO       63115        2-4 Family              50150                     20051201               65.98999786            No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        75750                      465.546875         360                              359                       7                                0       0          0.375          7.375                               RIVERDALE                                IL       60827        Single Family           75750                     20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        242800                     1391.041667        360                              359                       6.5                              0       0          0.375          6.875                               Falls Church                             VA       22041        Condominium             242800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        323200                     1986.333333        360                              358                       7                                0       0          0.375          7.375                               CENTREVILLE                              VA       20121        Single Family           323200                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        125437.91                  823.1862844        360                              358                       7.5                              0       0          0.375          7.875                               LAS VEGAS                                NV       89128        Condominium             126350                    20051201               79.97000122            No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        119614.77                  685.2929531        360                              356                       6.5                              0       0          0.375          6.875                               Owatonna                                 MN       55060        Condominium             119920                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350901         NO
(GII)G01        154944.82                  1032.55            360                              358                       6.625                            0       0          0.375          7                                   CENTERVILLE                              MN       55038        Single Family           155200                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        240000                     1575               360                              358                       7.5                              0       0          0.375          7.875                               CINCINNATI                               OH       45226        2-4 Family              240000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        224000                     1446.666667        360                              359                       7.375                            0       0          0.375          7.75                                Stockton                                 CA       95207        Single Family           224000                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        124000                     775                360                              358                       7.125                            0       0          0.375          7.5                                 HUNTERSVILLE                             NC       28078        PUD                     124000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        240000                     1575               360                              358                       7.5                              0       0          0.375          7.875                               CINCINNATI                               OH       45226        2-4 Family              240000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        193500                     1128.75            360                              359                       6.625                            0       0          0.375          7                                   Higley                                   AZ       85236        PUD                     193500                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        179899.42                  1049.413283        360                              359                       6.625                            0       0          0.375          7                                   MIRAMAR                                  FL       33025        Condominium             179900                    20060101               79.95999908            No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        308000                     1764.583333        360                              359                       6.5                              0       0          0.375          6.875                               Randolph                                 MA       02368        Single Family           308000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        128000                     800                360                              359                       7.125                            0       0          0.375          7.5                                 BLUFFTON                                 SC       29910        PUD                     128000                    20060101               80                     No MI                                                           2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        182320                     968.575            360                              359                       6                                0       0          0.375          6.375                               MURFREESBORO                             TN       37127        Single Family           182320                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        130900                     790.8541667        360                              358                       6.875                            0       0          0.375          7.25                                Colorado Springs                         CO       80920        Single Family           130900                    20051201               70                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        78400                      575.27             360                              359                       7.625                            0       0          0.375          8                                   AUSTIN                                   TX       78702        Single Family           78400                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        126400                     816.3333333        360                              359                       7.375                            0       0          0.375          7.75                                Delray Beach                             FL       33444        Single Family           126400                    20060101               80                     No MI                                                           2.25       20101201                       12.75         1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        372212.99                  1977.381509        360                              359                       6                                0       0          0.375          6.375                               NORTH LAS VEGAS                          NV       89084        PUD                     372213                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        203768                     1146.195           360                              359                       6.375                            0       0          0.375          6.75                                RIO RANCHO                               NM       87124        PUD                     203768                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        184150                     1131.755208        360                              360                       7                                0       0          0.375          7.375                               Commerce City                            CO       80022        PUD                     184150                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        184000                     1245.833333        360                              359                       7.75                             0       0          0.375          8.125                               NAMPA                                    ID       83687        2-4 Family              184000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        360000                     2175               360                              360                       6.875                            0       0          0.375          7.25                                Parker                                   CO       80134        Single Family           360000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        128000                     800                360                              359                       7.125                            0       0          0.375          7.5                                 Miami                                    FL       33176        Condominium             128000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        200750                     1359.244792        360                              359                       7.75                             0       0          0.375          8.125                               Glen Allen                               VA       23059        PUD                     200750                    20060101               79.98000336            No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        88200                      542.0625           360                              359                       7                                0       0          0.375          7.375                               Hampton                                  GA       30228        Single Family           88200                     20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        406800                     2373               360                              360                       6.625                            0       0          0.375          7                                   San Marcos                               CA       92078        Condominium             406800                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        107917.82                  745.93             360                              359                       7                                0       0          0.375          7.375                               Colorado Springs                         CO       80916        Single Family           108000                    20060101               80                     No MI                     1.00E+17                              2.25       20081201                       13.375        1.875         1                    First Lien      NO           N           0             No_PP       36                   360                 EMC             20351201         NO
(GI-)G01        173250                     1082.8125          360                              360                       7.125                            0       0          0.375          7.5                                 Phoenix                                  AZ       85044        Townhouse               173250                    20060201               79.87999725            No MI                     1.00E+17                              2.25       20110101                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        198750                     1262.890625        360                              360                       7.25                             0       0          0.375          7.625                               San Antonio                              TX       78239        2-4 Family              198750                    20060201               75                     No MI                     1.00E+17                              2.25       20110101                       12.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20360101         NO
(GII)G01        252000                     1496.25            360                              359                       6.75                             0       0          0.375          7.125                               ORTING                                   WA       98360        PUD                     252000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        124856                     728.3266667        360                              359                       6.625                            0       0          0.375          7                                   RALEIGH                                  NC       27610        PUD                     124856                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        238300                     1265.96875         360                              359                       6                                0       0          0.375          6.375                               WELLINGTON                               FL       33414        PUD                     238300                    20060101               54.95000076            No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        120692                     716.60875          360                              359                       6.75                             0       0          0.375          7.125                               ATLANTA                                  GA       30331        Single Family           120692                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        277383.45                  1893.72            360                              359                       6.875                            0       0          0.375          7.25                                LAS VEGAS                                NV       89134        PUD                     277600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        393750                     2542.96875         360                              360                       7.375                            0       0          0.375          7.75                                Bradenton                                FL       34205        Single Family           393750                    20060201               75                     No MI                     1.00E+17                              2.25       20110101                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        392000                     2490.833333        360                              358                       7.25                             0       0          0.375          7.625                               Poway                                    CA       92064        Single Family           392000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        132000                     852.5              360                              359                       7.375                            0       0          0.375          7.75                                Lake Worth                               FL       33462        Single Family           132000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        175720                     1043.3375          360                              359                       6.75                             0       0          0.375          7.125                               ORLANDO                                  FL       32835        Condominium             175720                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        161640                     976.575            360                              359                       6.875                            0       0          0.375          7.25                                ROUND LAKE                               IL       60073        Condominium             161640                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        179250.2                   1138.985646        360                              359                       7.25                             0       0          0.375          7.625                               OCALA                                    FL       34474        PUD                     179334                    20060101               95                     GE Capital MI             1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        129480                     822.7375           360                              358                       7.25                             0       0          0.375          7.625                               KISSIMMEE                                FL       34747        Condominium             129480                    20051201               75                     No MI                     1.00E+17                              2.25       20101101                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        127980                     813.20625          360                              358                       7.25                             0       0          0.375          7.625                               KISSIMMEE                                FL       34747        Condominium             127980                    20051201               75                     No MI                     1.00E+17                              2.25       20101101                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        241595                     1509.96875         360                              358                       7.125                            0       0          0.375          7.5                                 LEXINGTON PARK                           MD       20653        Single Family           241595                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        260000                     1516.666667        360                              358                       6.625                            0       0          0.375          7                                   Paterson                                 NJ       07513        2-4 Family              260000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        177600                     1017.5             360                              358                       6.5                              0       0          0.375          6.875                               LAS VEGAS                                NV       89145        Single Family           177600                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        368000                     2108.333333        360                              359                       6.5                              0       0          0.375          6.875                               Clifton                                  NJ       07011        2-4 Family              368000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        159069.5                   1059.16            360                              358                       6.625                            0       0          0.375          7                                   East Stroudsburg                         PA       11412        PUD                     159200                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GII)G01        204000                     1211.25            360                              359                       6.75                             0       0          0.375          7.125                               Cashion                                  AZ       85329        Single Family           204000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        1000000                    6145.833333        360                              359                       7                                0       0          0.375          7.375                               Key Largo                                FL       33037        Condominium             1000000                   20060101               63.09999847            No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        200000                     1145.833333        360                              358                       6.5                              0       0          0.375          6.875                               N LAS VEGAS                              NV       89031        PUD                     200000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        109948.36                  629.9124792        360                              358                       6.5                              0       0          0.375          6.875                               Savannah                                 GA       31419        Single Family           110000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        65162                      380.1116667        360                              360                       6.625                            0       0          0.375          7                                   Maywood                                  IL       60153        Single Family           65162                     20060201               65                     No MI                     1.00E+17                              2.25       20110101                       12            1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20360101         NO
(GII)G01        240000                     1250               360                              359                       5.875                            0       0          0.375          6.25                                Las Vegas                                NV       89131        PUD                     240000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        137894.53                  861.8408125        360                              358                       7.125                            0       0          0.375          7.5                                 Castle Rock                              CO       80104        Condominium             137920                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        231000                     1467.8125          360                              360                       7.25                             0       0          0.375          7.625                               Hialeah                                  FL       33015        Single Family           231000                    20060201               70                     No MI                     1.00E+17                              2.25       20110101                       12.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        101500                     666.09375          360                              359                       7.5                              0       0          0.375          7.875                               Tampa                                    FL       33610        2-4 Family              101500                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        142908                     878.28875          360                              358                       7                                0       0          0.375          7.375                               RIVERVIEW                                FL       33569        PUD                     142908                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G02        497000                     2795.625           360                              358                       6.375                            0       0          0.375          6.75                                HUNTINGTON BEACH                         CA       92647        Single Family           497000                    20051201               70                     No MI                                                           2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        83063.21                   553.53             360                              358                       6.625                            0       0          0.375          7                                   Milwaukee                                WI       53218        2-4 Family              83200                     20051201               65                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GII)G01        238399.99                  1465.166605        360                              358                       7                                0       0          0.375          7.375                               Manassas                                 VA       20110        PUD                     238400                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.375        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        170174.12                  1028.135308        360                              358                       6.875                            0       0          0.375          7.25                                LAS VEGAS                                NV       89128        Condominium             170350                    20051201               79.98000336            No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        476000                     3123.75            360                              358                       7.5                              0       0          0.375          7.875                               LONG BEACH                               CA       90806        2-4 Family              476000                    20051201               80                     No MI                                                           2.25       20101101                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        156000                     893.75             360                              359                       6.5                              0       0          0.375          6.875                               CARTERSVILLE                             GA       30120        PUD                     156000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        240594                     1553.83625         360                              359                       7.375                            0       0          0.375          7.75                                LOCUST GROVE                             GA       30248        Single Family           240594                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        198273.68                  1450.14            360                              359                       7.5                              0       0          0.375          7.875                               LEHIGH ACRES                             FL       33936        Single Family           200000                    20060101               76.91999817            No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        130800                     749.375            360                              359                       6.5                              0       0          0.375          6.875                               LILBURN                                  GA       30047        Single Family           130800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        90800                      595.875            360                              359                       7.5                              0       0          0.375          7.875                               DOUGLASVILLE                             GA       30134        Single Family           90800                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        600000                     3750               360                              360                       7.125                            0       0          0.375          7.5                                 QUINCY                                   MA       02169        Single Family           600000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        167454                     1098.916875        360                              358                       7.5                              0       0          0.375          7.875                               Peoria                                   AZ       85345        PUD                     167454                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        76574.78                   504.52             360                              359                       6.5                              0       0          0.375          6.875                               Columbus                                 GA       31907        Single Family           76800                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        199200                     1307.25            360                              359                       7.5                              0       0          0.375          7.875                               Orlando                                  FL       32824        PUD                     199200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        293250                     1741.171875        360                              359                       6.75                             0       0          0.375          7.125                               Piscataway                               NJ       08854        Single Family           293250                    20060101               62.38999939            No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        382799.99                  2113.374945        360                              358                       6.25                             0       0          0.375          6.625                               LADERA RANCH                             CA       92694        Condominium             382800                    20051201               80                     No MI                                                           2.25       20101101                       11.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        208000                     1256.666667        360                              359                       6.875                            0       0          0.375          7.25                                Miami                                    FL       33186        PUD                     208000                    20060101               80                     No MI                     1.00E+17                              5          20101201                       12.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        460000                     2970.833333        360                              359                       7.375                            0       0          0.375          7.75                                Cape Canaveral                           FL       32920        Condominium             460000                    20060101               80                     No MI                     1003780-0000308662                    2.25       20101201                       12.75         4.625         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        311920                     2079.466667        360                              358                       7.625                            0       0          0.375          8                                   Indian Harbor Beach                      FL       32937        Single Family           311920                    20051201               80                     No MI                                                           2.25       20101101                       13            1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        134400                     910                360                              359                       7.75                             0       0          0.375          8.125                               Stockbridge                              GA       30281        PUD                     134400                    20060101               80                     No MI                                                           2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        187050.3                   1261.2             360                              359                       6.75                             0       0          0.375          7.125                               Hollywood                                FL       33023        Single Family           187200                    20060101               80                     No MI                     1003780-0000307857                    2.25       20101201                       12.125        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        129600                     769.5              360                              359                       6.75                             0       0          0.375          7.125                               GAINESVILLE                              GA       30507        PUD                     129600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        159194.75                  1044.715547        360                              359                       7.5                              0       0          0.375          7.875                               SUWANEE                                  GA       30024        PUD                     159200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        224000                     1353.333333        360                              359                       6.875                            0       0          0.375          7.25                                RIVERDALE                                MD       20737        Single Family           224000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        88000                      568.3333333        360                              359                       7.375                            0       0          0.375          7.75                                Baltimore                                MD       21231        Townhouse               88000                     20060101               75.20999908            No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        191867.87                  1392.13            360                              359                       7.5                              0       0          0.375          7.875                               West Palm Beach                          FL       33417        Single Family           192000                    20060101               76.80000305            No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        372000                     2441.25            360                              359                       7.5                              0       0          0.375          7.875                               Falls Church                             VA       22042        Single Family           372000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        147900.7                   1085.97            360                              359                       7.625                            0       0          0.375          8                                   Hialeah                                  FL       33018        Condominium             148000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        210235.87                  1435.3             360                              359                       6.875                            0       0          0.375          7.25                                Sarasota                                 FL       34237        Single Family           210400                    20060101               80                     No MI                                                           2.25       20101201                       12.25         1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        242400                     1237.25            360                              359                       5.75                             0       0          0.375          6.125                               Chesapeake                               VA       23320        Single Family           242400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        60000                      406.25             360                              359                       7.75                             0       0          0.375          8.125                               Pontiac                                  MI       48342        Single Family           60000                     20060101               75                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        320000                     2100               360                              359                       7.5                              0       0          0.375          7.875                               West Bloomfield                          MI       48322        Single Family           320000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        69200                      432.5              360                              359                       7.125                            0       0          0.375          7.5                                 Roswell                                  GA       30076        Condominium             69200                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        704000                     4546.666667        360                              359                       7.375                            0       0          0.375          7.75                                Key Largo                                FL       33037        Single Family           704000                    20060101               80                     No MI                                                           2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        120000                     587.5              360                              359                       5.5                              0       0          0.375          5.875                               Miami                                    FL       33179        Condominium             120000                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       10.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        157554                     919.065            360                              360                       6.625                            0       0          0.375          7                                   PHOENIX                                  AZ       85339        PUD                     157554                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        288000                     1860               360                              359                       7.375                            0       0          0.375          7.75                                Centennial                               CO       80112        PUD                     288000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        564722                     3470.687292        360                              359                       7                                0       0          0.375          7.375                               PEORIA                                   AZ       85383        Single Family           564722                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        148750                     898.6979167        360                              359                       6.875                            0       0          0.375          7.25                                Swansboro                                NC       28584        Condominium             148750                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        191857.5                   1342.49            360                              359                       7.125                            0       0          0.375          7.5                                 Silver Spring                            MD       20906        Condominium             192000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        77539.46                   529.37             360                              360                       6.875                            0       0          0.375          7.25                                Allentown                                PA       18103        Single Family           77600                     20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.25         1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        308000                     1925               360                              360                       7.125                            0       0          0.375          7.5                                 Claremont                                CA       91711        Single Family           308000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        230400                     1440               360                              359                       7.125                            0       0          0.375          7.5                                 Hagerstown                               MD       21740        PUD                     230400                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        140140                     905.0708333        360                              359                       7.375                            0       0          0.375          7.75                                Orlando                                  FL       32808        Single Family           140140                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        283000                     1650.833333        360                              359                       6.625                            0       0          0.375          7                                   Las Vegas                                NV       89148        Single Family           283000                    20060101               67.69999695            No MI                     1.00E+16                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        447200                     2608.666667        360                              360                       6.625                            0       0          0.375          7                                   Hawthorne                                CA       90250        2-4 Family              447200                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        189200                     1182.5             360                              359                       7.125                            0       0          0.375          7.5                                 Virginia Beach                           VA       23462        Single Family           189200                    20060101               80                     No MI                     1.00E+17                              2.5        20101201                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        108000                     675                360                              359                       7.125                            0       0          0.375          7.5                                 Virginia Beach                           VA       23464        Single Family           108000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          2.125         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        140800                     1008.71            360                              359                       7.375                            0       0          0.375          7.75                                Athens                                   GA       30601        Single Family           140800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        171920                     1128.225           360                              359                       7.5                              0       0          0.375          7.875                               Mableton                                 GA       30126        PUD                     171920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        117410.6                   811.54             360                              359                       7                                0       0          0.375          7.375                               Paoli                                    PA       19301        Single Family           117500                    20060101               73.44000244            No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        101250                     664.453125         360                              359                       7.5                              0       0          0.375          7.875                               Saint Petersburg                         FL       33701        Single Family           101250                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        151920                     870.375            360                              359                       6.5                              0       0          0.375          6.875                               Yuma                                     AZ       85364        Single Family           151920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        260000                     1706.25            360                              359                       7.5                              0       0          0.375          7.875                               Furlong                                  PA       18925        Single Family           260000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        161000                     1006.25            360                              360                       7.125                            0       0          0.375          7.5                                 Port St Lucie                            FL       34953        Single Family           161000                    20060201               70                     No MI                     1.00E+17                              2.25       20110101                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        127500                     730.46875          360                              359                       6.5                              0       0          0.375          6.875                               Atlanta                                  GA       30314        2-4 Family              127500                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        120000                     750                360                              359                       7.125                            0       0          0.375          7.5                                 Birmingham                               AL       35223        Single Family           120000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        434851.98                  2932.02            360                              359                       6.75                             0       0          0.375          7.125                               Tampa                                    FL       33647        PUD                     435200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        114565.93                  773.09             360                              359                       6.75                             0       0          0.375          7.125                               Schaumburg                               IL       60194        PUD                     114750                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        88523.59                   611.88             360                              359                       7                                0       0          0.375          7.375                               Houston                                  TX       77073        PUD                     88591                     20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        132720                     843.325            360                              359                       7.25                             0       0          0.375          7.625                               Birmingham                               AL       35215        Single Family           132720                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        154000                     834.1666667        360                              359                       6.125                            0       0          0.375          6.5                                 Mesa                                     AZ       85204        Single Family           154000                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        78750                      525                360                              359                       7.625                            0       0          0.375          8                                   Tampa                                    FL       33612        Single Family           78750                     20060101               75                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        319920                     1832.875           360                              359                       6.5                              0       0          0.375          6.875                               Eden Prairie                             MN       55346        Single Family           319920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        83942.19                   609.06             360                              359                       7.5                              0       0          0.375          7.875                               Radcliff                                 KY       40160        Single Family           84000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        220000                     1260.416667        360                              359                       6.5                              0       0          0.375          6.875                               Peoria                                   AZ       85382        PUD                     220000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        202880                     1204.6             360                              359                       6.75                             0       0          0.375          7.125                               Maricopa                                 AZ       85239        PUD                     202880                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        188000                     1175               360                              359                       7.125                            0       0          0.375          7.5                                 Tehachapi                                CA       93561        2-4 Family              188000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        498399.92                  3114.9995          360                              359                       7.125                            0       0          0.375          7.5                                 Van Nuys                                 CA       91406        Single Family           498400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        269150                     1794.333333        360                              359                       7.625                            0       0          0.375          8                                   Catonsville                              MD       21228        PUD                     269150                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        161000                     972.7083333        360                              359                       6.875                            0       0          0.375          7.25                                Fort Worth                               TX       76133        2-4 Family              161000                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        161000                     972.7083333        360                              359                       6.875                            0       0          0.375          7.25                                Fort Worth                               TX       76133        2-4 Family              161000                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        105000                     645.3125           360                              359                       7                                0       0          0.375          7.375                               Chicago                                  IL       60620        Single Family           105000                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        224250                     1424.921875        360                              359                       7.25                             0       0          0.375          7.625                               Lake Park                                FL       33403        Single Family           224250                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        362679.73                  2324.33            360                              359                       6.25                             0       0          0.375          6.625                               Buchanan                                 NY       10511        Single Family           363000                    20060101               77.23000336            No MI                                                           2.25       20151201                       11.625        1.875         1                    First Lien      NO           N           0             No_PP       120                  360                 EMC             20351201         NO
(GII)G03        94769.88                   602.1836125        360                              356                       7.25                             0       0          0.375          7.625                               LOCUST GROVE                             GA       30248        Single Family           94800                     20051001               80                     No MI                     1.00E+17                              2.25       20120901                       12.625        1.875         1                    First Lien      NO           Y           84            Prepay      84                   360                 EMC             20350901         NO
(GI-)G01        262500                     1585.9375          360                              360                       6.875                            0       0          0.375          7.25                                TEMPE                                    AZ       85282        Single Family           262500                    20060201               75                     No MI                     1.00E+17                              2.25       20110101                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        392700                     2454.375           360                              359                       7.125                            0       0          0.375          7.5                                 Los Angeles                              CA       90011        2-4 Family              392700                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        480000                     2950               360                              359                       7                                0       0          0.375          7.375                               North Hollywood                          CA       91606        Single Family           480000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        617500                     3602.083333        360                              360                       6.625                            0       0          0.375          7                                   Anaheim                                  CA       92804        2-4 Family              617500                    20060201               65                     No MI                     1.00E+17                              2.25       20110101                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        481000                     2755.729167        360                              360                       6.5                              0       0          0.375          6.875                               Los Angeles                              CA       90016        2-4 Family              481000                    20060201               65                     No MI                     1.00E+17                              2.25       20110101                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        191200                     1195               360                              359                       7.125                            0       0          0.375          7.5                                 Tehachapi                                CA       93561        2-4 Family              191200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        179200                     1120               360                              359                       7.125                            0       0          0.375          7.5                                 Tehachapi                                CA       93561        2-4 Family              179200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        109600                     730.6666667        360                              359                       7.625                            0       0          0.375          8                                   Las Vegas                                NV       89108        PUD                     109600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        183949.83                  1073.040675        360                              354                       6.625                            0       0          0.375          7                                   KISSIMMEE                                FL       34746        PUD                     183950                    20050801               74.98999786            No MI                     1.00E+17                              2.25       20100701                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350701         NO
(GII)G01        296899.68                  1762.84185         360                              353                       6.75                             0       0          0.375          7.125                               SAINT PETERSBURG                         FL       33715        Condominium             300000                    20050701               75                     No MI                     1000139-0079691341                    2.25       20100601                       12.125        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20350601         NO
(GII)G02        575920                     3239.55            360                              353                       6.375                            0       0          0.375          6.75                                CENTREVILLE                              VA       20120        PUD                     575920                    20050701               80                     No MI                     1.00E+17                              2.25       20100601                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350601         NO
(GI-)G01        125517.32                  823.7074125        360                              355                       7.5                              0       0          0.375          7.875                               DALLAS                                   GA       30132        PUD                     126320                    20050901               80                     No MI                     1.00E+17                              5          20070801                       13.875        1.875         2                    First Lien      NO           Y           60            No_PP       24                   360                 EMC             20350801         NO
(GI-)G01        132000                     880                360                              355                       7.625                            0       0          0.375          8                                   ATLANTA                                  GA       30318        Single Family           132000                    20050901               80                     No MI                     1.00E+17                              5          20070801                       14            4.625         2                    First Lien      NO           Y           24            No_PP       24                   360                 EMC             20350801         NO
(GII)G01        135600                     734.5              360                              355                       6.125                            0       0          0.375          6.5                                 SAN MARCOS                               TX       78666        2-4 Family              135600                    20050901               80                     No MI                     1.00E+17                              2.75       20100801                       12.5          4.625         2                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20350801         NO
(GI-)G01        60000                      281.25             360                              357                       5.25                             0       0          0.375          5.625                               NORFOLK                                  VA       23503        Condominium             60000                     20051101               48                     No MI                     1.00E+17                              2.25       20151001                       10.625        2.375         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G03        206500                     1010.989583        360                              356                       5.5                              0       0          0.375          5.875                               GILBERT                                  AZ       85297        Single Family           206500                    20051001               64.90000153            No MI                     1.00E+17                              2.25       20120901                       10.875        1.875         1                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20350901         NO
(GII)G03        257766                     1315.680625        360                              356                       5.75                             0       0          0.375          6.125                               SAINT PAUL                               MN       55102        Condominium             257766                    20051001               80                     No MI                     1.00E+17                              2.25       20120901                       11.125        1.875         1                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20350901         NO
(GI-)G01        43891.51                   346                360                              316                       8.625                            0       0          0.375          9                                   CHICAGO                                  IL       60617        Single Family           45450                     20020601               90                     Radian Guaranty                                                 5.75       20060501                       14.625        2             1                    First Lien      NO           N           0             No_PP       24                   360                 EMC             20320501         NO
(GII)G01        122750                     664.8958333        360                              359                       6.125                            0       0          0.375          6.5                                 Atlanta                                  GA       30315        PUD                     122750                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       11.5          2.375         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        637205.3                   3451.528708        360                              357                       6.125                            0       0          0.375          6.5                                 WEST CHESTER                             PA       19382        Single Family           640000                    20051101               79.01000214            No MI                     1.00E+17                              2.25       20151001                       11.5          1.875         1                    First Lien      NO           Y           120           Prepay      120                  360                 EMC             20351001         NO
(GII)G02        560000                     3033.333333        360                              357                       6.25                             0       0          0.25           6.5                                 Concord                                  CA       94521        Single Family           560000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.5          1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GI-)G01        1458882.58                 9730.05            360                              356                       6.625                            0       0          0.375          7                                   WARRINGTON                               PA       18976        Single Family           1462500                   20051001               75                     No MI                                                           3.125      20070901                       13            2             1                    First Lien      NO           N           0             Prepay      24                   360                 EMC             20350901         NO
(GI-)G01        169995                     849.975            360                              354                       5.625                            0       0          0.375          6                                   LANCASTER                                CA       93535        Single Family           170000                    20050801               79.06999969            No MI                     1.00E+17                              2.25       20080701                       12            2.75          2                    First Lien      NO           Y           120           Prepay      36                   360                 EMC             20350701         NO
(GI-)G01        189000                     1063.125           360                              356                       6.375                            0       0          0.375          6.75                                EAST SETAUKET                            NY       11733        Single Family           189000                    20051001               44.47000122            No MI                     1.00E+17                              2.25       20150901                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20350901         NO
(GI-)G01        45959.88                   298.46             360                              325                       6                                0       0          0.375          6.375                               CORAOPOLIS                               PA       15108        Condominium             48600                     20030301               90                     YES                                                             3.75       20060201                       12            1.875         2                    First Lien      NO           N           0             No_PP       24                   360                 EMC             20330201         NO
(GI-)G01        140000                     743.75             360                              356                       6                                0       0          0.375          6.375                               COLUMBUS                                 OH       43206        Single Family           140000                    20051001               71.79000092            No MI                     1.00E+17                              2.25       20150901                       12.375        2             2                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20350901         NO
(GII)G01        131088                     587.165            360                              357                       5                                0       0          0.375          5.375                               ORLANDO                                  FL       32829        Condominium             131088                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       10.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G01        147920                     847.4583333        360                              360                       6.5                              0       0          0.375          6.875                               Chicago                                  IL       60626        Condominium             147920                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G03        452000                     2825               360                              355                       7.125                            0       0          0.375          7.5                                 CHICAGO                                  IL       60647        2-4 Family              452000                    20050901               80                     No MI                     1.00E+17                              2.25       20120801                       12.5          1.875         1                    First Lien      NO           Y           84            No_PP       84                   360                 EMC             20350801         NO
(GII)G03        299232                     1589.67            360                              356                       6                                0       0          0.375          6.375                               PERRIS                                   CA       92571        PUD                     299232                    20051001               80                     No MI                     1.00E+17                              2.25       20120901                       11.375        1.875         1                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20350901         NO
(GII)G01        138738.6                   606.981375         360                              355                       4.875                            0       0          0.375          5.25                                Allentown                                PA       18103        Single Family           138800                    20050901               80                     No MI                     1.00E+17                              2.25       20100801                       10.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350801         NO
(GI-)G01        631636                     3289.770833        360                              354                       5.875                            0       0          0.375          6.25                                Scottsdale                               AZ       85262        PUD                     631636                    20050801               80                     No MI                     1.00E+17                              2          20060201                       12            1.875         0                    First Lien      NO           Y           120           Prepay      3                    360                 EMC             20350701         NO
(GI-)G01        350000                     1932.291667        360                              355                       6.375                            0       0          0.25           6.625                               Jackson                                  NJ       08527        Single Family           350000                    20050901               70                     No MI                     1.00E+17                              2.25       20150801                       11.625        1.625         2                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20350801         NO
(GI-)G01        1500000                    7187.5             360                              354                       5.5                              0       0          0.25           5.75                                San Diego                                CA       92130        PUD                     1500000                   20050801               55.34999847            No MI                     1.00E+17                              2.25       20150701                       10.75         2             2                    First Lien      NO           Y           120           Prepay      120                  360                 EMC             20350701         NO
(GI-)G01        600000                     3312.5             360                              356                       6.375                            0       0          0.25           6.625                               Glendora                                 CA       91741        Single Family           600000                    20051001               80                     No MI                     1.00E+17                              2.25       20150901                       11.625        2             1                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20350901         NO
(GI-)G01        481000                     2555.3125          360                              356                       6.125                            0       0          0.25           6.375                               Ardsley                                  NY       10502        Single Family           481000                    20051001               74.91999817            No MI                     1.00E+17                              2.25       20150901                       11.375        2             2                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20350901         NO
(GII)G01        232000                     1256.666667        360                              359                       6.25                             0       0          0.25           6.5                                 Seattle                                  WA       98155        Single Family           232000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          2             2                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        125600                     910.69             360                              359                       7.5                              0       0          0.375          7.875                               Chicago                                  IL       60649        Condominium             125600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        2             1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G03        143500                     822.1354167        360                              359                       6.625                            0       0          0.25           6.875                               Colonial Bch                             VA       22443        Single Family           143500                    20060101               70                     No MI                     1.00E+17                              2.25       20121201                       11.875        1.875         2                    First Lien      NO           Y           84            Prepay      84                   360                 EMC             20351201         NO
(GI-)G01        245000                     1449.27            360                              359                       5.5                              0       0          0.375          5.875                               Linden                                   NJ       07036        Single Family           245000                    20060101               79.02999878            No MI                     1.00E+17                              2.25       20081201                       11.875        2             2                    First Lien      NO           N           0             Prepay      36                   360                 EMC             20351201         NO
(GI-)G01        945000                     6004.6875          360                              358                       7.25                             0       0          0.375          7.625                               Long Branch                              NJ       07740        Single Family           945000                    20051201               70                     No MI                     1.00E+17                              2.25       20081101                       13.625        1.875         2                    First Lien      NO           Y           36            No_PP       36                   360                 EMC             20351101         NO
(GI-)G01        169027                     1056.41875         360                              360                       7.125                            0       0          0.375          7.5                                 tucson                                   AZ       85757        Single Family           169027                    20060201               80                     No MI                                                           2.25       20110101                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G03        199000                     1077.916667        360                              358                       6.125                            0       0          0.375          6.5                                 Hilton Head Island                       SC       29928        Single Family           199000                    20051201               52.36999893            No MI                                                           2.25       20121101                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351101         NO
(GII)G01        362500                     1888.020833        360                              358                       6                                0       0          0.25           6.25                                Waldorf                                  MD       20602        PUD                     362500                    20051201               69.70999908            No MI                     1.00E+17                              2.25       20101101                       11.25         1.875         2                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        452000                     2542.5             360                              358                       6.5                              0       0          0.25           6.75                                Canoga Park                              CA       91303        Single Family           452000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.75         2             2                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        359000                     2243.75            360                              358                       7.25                             0       0          0.25           7.5                                 Dumfries                                 VA       22026        PUD                     359000                    20051201               77.54000092            No MI                     1.00E+17                              2.25       20101101                       12.5          2             2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G02        469492.5                   2494.178906        360                              357                       6.125                            0       0          0.25           6.375                               Provincetown                             MA       02657        Condominium             472000                    20051101               80                     No MI                                                           2.25       20101001                       11.375        2             2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G01        314708.25                  1965.19            360                              358                       6.125                            0       0          0.25           6.375                               Pasadena                                 CA       91107        Condominium             315000                    20051201               70                     No MI                     1.00E+17                              2.25       20101101                       11.375        2             2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        620000                     3745.833333        360                              358                       7                                0       0          0.25           7.25                                Tucson                                   AZ       85704        Single Family           620000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         2             2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        316000                     1645.833333        360                              357                       6                                0       0          0.25           6.25                                Winnetka                                 CA       91306        Condominium             316000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.25         2             2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G01        275200                     1634               360                              358                       6.875                            0       0          0.25           7.125                               Macomb                                   MI       48044        Single Family           275200                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.125        2             2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        332000                     1832.916667        360                              358                       6.375                            0       0          0.25           6.625                               Cornville                                AZ       86325        PUD                     332000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.625        2             2                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        175021.37                  1036.38            360                              358                       5.625                            0       0          0.25           5.875                               MONTVILLE                                CT       06370        Single Family           175200                    20051201               79.66999817            No MI                     1.00E+17                              2.25       20101101                       10.875        2             2                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        845000                     4401.041667        360                              358                       6                                0       0          0.25           6.25                                San Francisco                            CA       94107        Condominium             845000                    20051201               65                     No MI                     1.00E+17                              2.25       20101101                       11.25         2             2                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        328000                     1879.166667        360                              358                       6.625                            0       0          0.25           6.875                               Modesto                                  CA       95355        Single Family           328000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        2             2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        122964.77                  704.4856615        360                              356                       6.625                            0       0          0.25           6.875                               Hollywood                                FL       33021        Condominium             123000                    20051001               75                     No MI                     1.00E+17                              2.25       20150901                       11.875        2             2                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20350901         NO
(GII)G02        458000                     2385.416667        360                              359                       6                                0       0          0.25           6.25                                Tarzana                                  CA       91335        Single Family           458000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.25         2             2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        335000                     1814.583333        360                              359                       6.25                             0       0          0.25           6.5                                 San Jose                                 CA       95121        PUD                     335000                    20060101               63.81000137            No MI                     1.00E+17                              2.25       20101201                       11.5          2             2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        544000                     3116.666667        360                              359                       6.625                            0       0          0.25           6.875                               Washington                               DC       20005        Condominium             544000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        2             2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        423589.92                  2426.81725         360                              356                       6.625                            0       0          0.25           6.875                               Falls Church                             VA       22042        Single Family           424000                    20051001               80                     No MI                     1.00E+17                              2.25       20150901                       11.875        2             2                    First Lien      NO           Y           120           Prepay      120                  360                 EMC             20350901         NO
(GI-)G01        219200                     1210.166667        360                              357                       6.375                            0       0          0.25           6.625                               Seattle                                  WA       98108        Single Family           219200                    20051101               80                     No MI                     1.00E+17                              2.25       20151001                       11.625        2             2                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20351001         NO
(GII)G01        285000                     1514.0625          360                              359                       6.125                            0       0          0.25           6.375                               Edmonds                                  WA       98026        Single Family           285000                    20060101               67.86000061            No MI                     1.00E+17                              2.25       20101201                       11.375        2             2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        109898.12                  686.26             360                              359                       6.125                            0       0          0.25           6.375                               Raleigh                                  NC       27616        PUD                     110000                    20060101               59.54000092            No MI                     1.00E+17                              2.25       20101201                       11.375        2             2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        307200                     1920               360                              359                       7.125                            0       0          0.375          7.5                                 San Jose                                 CA       95128        Condominium             307200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.5          2             2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        343600                     1861.166667        360                              357                       6.125                            0       0          0.375          6.5                                 HILTON HEAD ISLAND                       SC       29926        PUD                     343600                    20051101               80                     No MI                                                           2.25       20101001                       11.5          1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G01        106301.45                  663.8              360                              358                       6.125                            0       0          0.25           6.375                               Walled Lake                              MI       48390        Condominium             106400                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.375        1.875         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GII)G03        149322.14                  933.31             360                              357                       6.125                            0       0          0.25           6.375                               Philadelphia                             PA       19107        Condominium             149600                    20051101               80                     No MI                     10002240569*782070                    2.25       20121001                       11.375        2             2                    First Lien      NO           N           0             No_PP       84                   360                 EMC             20351001         NO
(GI-)G01        359650                     2060.494792        360                              358                       6.5                              0       0          0.375          6.875                               Stamford                                 CT       06903        Single Family           359650                    20051201               71.70999908            No MI                     1.00E+17                              2.25       20081101                       12.875        2             2                    First Lien      NO           Y           36            No_PP       36                   360                 EMC             20351101         NO
(GI-)G01        500000                     2604.166667        360                              357                       6                                0       0          0.25           6.25                                Woodland Hills                           CA       91364        Single Family           500000                    20051101               78.73999786            No MI                     1.00E+17                              2.25       20101001                       11.25         1.875         2                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351001         NO
(GII)G02        559000                     3027.916667        360                              358                       6.25                             0       0          0.25           6.5                                 Alameda                                  CA       94502        PUD                     559000                    20051201               79.86000061            No MI                     1.00E+17                              2.75       20101101                       11.5          2             2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        258000                     1424.375           360                              358                       6.375                            0       0          0.25           6.625                               Bowie                                    MD       20716        PUD                     258000                    20051201               75                     No MI                     1.00E+17                              2.25       20101101                       11.625        2.5           2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        394695.09                  2179.045809        360                              358                       6.375                            0       0          0.25           6.625                               Falls Church                             VA       22042        Condominium             395200                    20051201               80                     No MI                                                           2.25       20101101                       11.625        2             2                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        359650                     1873.177083        360                              358                       6                                0       0          0.25           6.25                                Monterey Park                            CA       91754        Single Family           359650                    20051201               74.93000031            No MI                     1.00E+17                              2.25       20101101                       11.25         2             2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        379680.75                  2496.33            360                              358                       6.625                            0       0          0.25           6.875                               Irvine                                   CA       92602        Single Family           380000                    20051201               61.29000092            No MI                     1.00E+17                              2.25       20101101                       11.875        2             2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GII)G02        859259.55                  5577.95            360                              358                       6.5                              0       0          0.25           6.75                                Laguna Hills                             CA       92653        PUD                     860000                    20051201               64.91000366            No MI                     1.00E+17                              2.25       20101101                       11.75         2             2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        532850                     2886.270833        360                              358                       6.25                             0       0          0.25           6.5                                 Dublin                                   CA       94568        Condominium             532850                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.5          2             2                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G02        435996.67                  2361.648629        360                              358                       6.25                             0       0          0.25           6.5                                 Whittier                                 CA       90601        Single Family           436000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.5          2             2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        202500                     1096.875           360                              356                       6.25                             0       0          0.25           6.5                                 Lake Mary                                FL       32746        PUD                     202500                    20051001               90                     United Guaranty           1.00E+17                              2.25       20100901                       11.5          2             2                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20350901         NO
(GI-)G01        993450                     5691.640625        360                              358                       6.625                            0       0          0.25           6.875                               Livermore                                CA       94550        Single Family           993450                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        2             2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G02        590000                     2888.541667        360                              356                       5.625                            0       0          0.25           5.875                               Glendale                                 CA       91206        Single Family           590000                    20051001               79.73000336            No MI                     1.00E+17                              2.25       20100901                       10.875        2             2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20350901         NO
(GI-)G01        1300000                    6500               360                              358                       5.75                             0       0          0.25           6                                   Carmichael                               CA       95608        Single Family           1300000                   20051201               52                     No MI                     1.00E+17                              2.25       20101101                       11            2             2                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        302399.9                   1637.999458        360                              358                       6.25                             0       0          0.25           6.5                                 Culpeper                                 VA       22701        Single Family           302400                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.5          2             2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        75421.99                   515.73             360                              356                       7                                0       0          0.25           7.25                                Springfield Gardens                      NY       11413        CO-OP                   75600                     20051001               80                     No MI                                                           2.25       20150901                       12.25         2             2                    First Lien      NO           N           0             No_PP       120                  360                 EMC             20350901         NO
(GI-)G01        232000                     1160               360                              356                       5.75                             0       0          0.25           6                                   CENTREVILLE                              VA       20121        PUD                     232000                    20051001               80                     No MI                     1.00E+17                              2.25       20150901                       11            2             2                    First Lien      NO           Y           120           Prepay      120                  360                 EMC             20350901         NO
(GII)G02        644000                     3354.166667        360                              359                       6                                0       0          0.25           6.25                                San Jose                                 CA       95136        Single Family           644000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.25         2             2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G02        467600                     2435.416667        360                              359                       6                                0       0          0.25           6.25                                Castro Valley                            CA       94546        Single Family           467600                    20060101               80                     No MI                     1.00E+16                              2.25       20101201                       11.25         2             2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        122000                     737.0833333        360                              359                       6.875                            0       0          0.375          7.25                                Warrenton                                MO       63383        PUD                     122000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.25         2             2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        747500                     3659.635417        360                              358                       5.625                            0       0          0.25           5.875                               Marion Station                           MD       21838        Single Family           747500                    20051201               65                     No MI                     1.00E+17                              2.25       20101101                       10.875        1.875         2                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        367719.98                  2541.69            360                              358                       7.125                            0       0          0.25           7.375                               Northbrook                               IL       60062        Single Family           368000                    20051201               61.33000183            No MI                     1.00E+17                              2.25       20101101                       12.375        2             2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GII)G01        195818.46                  1222.79            360                              358                       6.125                            0       0          0.25           6.375                               Glendale                                 AZ       85302        Single Family           196000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.375        2             2                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GII)G02        835000                     4348.958333        360                              358                       6                                0       0          0.25           6.25                                Granite Bay                              CA       95746        PUD                     835000                    20051201               72.41999817            No MI                     1.00E+17                              2.25       20101101                       11.25         2             2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        203820.01                  1306.24            360                              358                       6.375                            0       0          0.25           6.625                               Birmingham                               AL       35226        Single Family           204000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.625        2             2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        1000000                    6821.77            360                              359                       7                                0       0          0.25           7.25                                Thousand Oaks                            CA       91360        Single Family           1000000                   20060101               62.5                   No MI                     1.00E+17                              2.25       20101201                       12.25         2             2                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        232000                     1524.07            360                              359                       6.625                            0       0          0.25           6.875                               Evanston                                 IL       60202        Condominium             232000                    20060101               78.63999939            No MI                     1.00E+17                              2.25       20101201                       11.875        2             2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        304000                     1615               360                              358                       6.125                            0       0          0.25           6.375                               Farmingdale                              NY       11735        Single Family           304000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.375        2             2                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        269500                     1403.645833        360                              358                       6                                0       0          0.25           6.25                                Miami                                    FL       33193        Single Family           269500                    20051201               70                     No MI                     1.00E+17                              2.25       20101101                       11.25         2             2                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        226800                     1275.75            360                              358                       6.375                            0       0          0.375          6.75                                Kissimmee                                FL       34743        PUD                     226800                    20051201               90                     Mortgage Guaranty In      1.00E+17                              2.25       20081101                       12.75         2             2                    First Lien      NO           Y           120           No_PP       36                   360                 EMC             20351101         NO
(GII)G01        168611.67                  1122.7             360                              358                       6.75                             0       0          0.25           7                                   North Las Vegas                          NV       89030        2-4 Family              168750                    20051201               75                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        770000                     4170.833333        360                              356                       6.125                            0       0          0.375          6.5                                 Hilton Head Island                       SC       29928        PUD                     770000                    20051001               69.37000275            No MI                                                           2.25       20100901                       11.5          2             1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350901         NO
(GI-)G01        487000                     2333.541667        360                              357                       5.5                              0       0          0.25           5.75                                San Francisco                            CA       94116        Single Family           487000                    20051101               60.88000107            No MI                     1.00E+17                              2.25       20101001                       10.75         1.875         2                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351001         NO
(GII)G01        283200                     1475               360                              358                       6                                0       0          0.25           6.25                                Citrus Heights                           CA       95610        Single Family           283200                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.25         2             2                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        77600                      396.0833333        360                              358                       5.875                            0       0          0.25           6.125                               Renton                                   WA       98058        Condominium             77600                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.125        2             2                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G02        650000                     3114.583333        360                              358                       5.5                              0       0          0.25           5.75                                Herndon                                  VA       20171        PUD                     650000                    20051201               79.51000214            No MI                     1.00E+17                              2.25       20101101                       10.75         2             2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        135880                     870.82             360                              358                       6.375                            0       0          0.25           6.625                               Bridgeport                               CT       06606        Condominium             136000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.625        2             2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GII)G01        142500                     816.40625          360                              358                       6.625                            0       0          0.25           6.875                               Hollywood                                FL       33021        Condominium             142500                    20051201               75                     No MI                     1.00E+17                              2.25       20101101                       11.875        2             2                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        519604.31                  3591.52            360                              358                       7.125                            0       0          0.25           7.375                               Woodland Hills                           CA       91364        Single Family           520000                    20051201               80                     No MI                                                           2.25       20101101                       12.375        2             2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        999729.17                  5415.199671        360                              354                       6.25                             0       0          0.25           6.5                                 West Hollywood                           CA       90048        2-4 Family              1000000                   20050801               64.51999664            No MI                     1.00E+17                              2.25       20150701                       11.5          2             2                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20350701         NO
(GII)G01        352000                     1870               360                              358                       6.125                            0       0          0.25           6.375                               Herndon                                  VA       20171        PUD                     352000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.375        2             2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        144750                     708.671875         360                              355                       5.625                            0       0          0.25           5.875                               Tamarac                                  FL       33321        PUD                     144750                    20050901               75                     No MI                     1.00E+17                              2.25       20150801                       10.875        2             2                    First Lien      NO           Y           120           Prepay      120                  360                 EMC             20350801         NO
(GI-)G01        320000                     1700               360                              355                       6.125                            0       0          0.25           6.375                               New York                                 NY       10014        CO-OP                   320000                    20050901               80                     No MI                                                           2.25       20150801                       11.375        2             2                    First Lien      NO           Y           120           Prepay      120                  360                 EMC             20350801         NO
(GI-)G01        715000                     3947.395833        360                              354                       6.375                            0       0          0.25           6.625                               Palo Alto                                CA       94306        Single Family           715000                    20050801               62.16999817            No MI                     1.00E+17                              2.25       20150701                       11.625        2             2                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20350701         NO
(GI-)G01        479900                     2599.458333        360                              356                       6.25                             0       0          0.25           6.5                                 Fremont                                  CA       94536        PUD                     480000                    20051001               80                     No MI                     1.00E+17                              2.25       20150901                       11.5          2             2                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20350901         NO
(GII)G01        374000                     2103.75            360                              357                       6.5                              0       0          0.25           6.75                                Las Vegas                                NV       89134        Single Family           374000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.75         2             2                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351001         NO
(GII)G01        62000                      368.125            360                              358                       6.75                             0       0          0.375          7.125                               Hilton Head Island                       SC       29926        Condominium             62000                     20051201               80                     No MI                                                           2.25       20101101                       12.125        2             1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        280000                     1370.833333        360                              358                       5.625                            0       0          0.25           5.875                               Fairfax                                  VA       22033        Condominium             280000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       10.875        1.875         2                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        536252.7                   3175.38            360                              358                       5.625                            0       0          0.25           5.875                               Diamond Bar                              CA       91765        Single Family           536800                    20051201               80                     No MI                     1.00E+17                              2.25       20151101                       10.875        2             2                    First Lien      NO           N           0             Prepay      120                  360                 EMC             20351101         NO
(GII)G02        784324.13                  5091.5             360                              358                       6.5                              0       0          0.25           6.75                                South Pasadena                           CA       91030        Single Family           785000                    20051201               74.76000214            No MI                     1.00E+17                              2.25       20101101                       11.75         2             2                    First Lien      NO           N           0             No_PP       59                   360                 EMC             20351101         NO
(GII)G02        600000                     3125               360                              358                       6                                0       0          0.25           6.25                                BROOKLYN                                 NY       11227        2-4 Family              600000                    20051201               33.90000153            No MI                     1.00E+17                              2.25       20101101                       11.25         2             2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        163632                     801.115            360                              350                       5.5                              0       0          0.375          5.875                               Davenport                                FL       33897        PUD                     163632                    20050401               80                     No MI                     1.00E+17                              2.25       20080301                       11.875        2             2                    First Lien      NO           Y           36            No_PP       36                   360                 EMC             20350301         NO
(GII)G02        800000                     4542.31            360                              359                       5.25                             0       0          0.25           5.5                                 Fairfield                                CT       06824        Single Family           800000                    20060101               40                     No MI                     1.00E+17                              2.25       20101201                       10.5          1.875         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        300000                     1656.25            360                              356                       6.25                             0       0          0.375          6.625                               HILTON HEAD ISLAND                       SC       29926        PUD                     300000                    20051001               80                     No MI                                                           2.25       20100901                       11.625        2             1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350901         NO
(GII)G01        272200                     1559.479167        360                              358                       6.625                            0       0          0.25           6.875                               Bothell                                  WA       98012        Condominium             272200                    20051201               79.98999786            No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G02        448000                     2426.666667        360                              358                       6.25                             0       0          0.25           6.5                                 Oakland                                  CA       94606        Single Family           448000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.5          2             2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        620000                     3875               360                              358                       7.25                             0       0          0.25           7.5                                 Arcadia                                  CA       91007        Single Family           620000                    20051201               74.25                  No MI                     1.00E+17                              2.25       20101101                       12.5          2             2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        152844                     905.06             360                              358                       5.625                            0       0          0.25           5.875                               The Woodlands                            TX       77381        PUD                     153000                    20051201               40                     No MI                     1.00E+17                              2.25       20101101                       10.875        2             2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GII)G01        284938                     1751.181458        360                              356                       7                                0       0          0.375          7.375                               PHOENIX                                  AZ       85037        PUD                     284938                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       12.375        2             1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G01        260284.75                  1111.632786        360                              356                       4.75                             0       0          0.375          5.125                               LAS VEGAS                                NV       89131        PUD                     260297                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       10.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G03        307713.99                  1698.837653        360                              357                       6.25                             0       0          0.375          6.625                               NORTH LAS VEGAS                          NV       89084        PUD                     307714                    20051101               75.47000122            No MI                     1.00E+17                              2.25       20121001                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351001         NO
(GII)G03        156270.99                  976.6936875        360                              356                       7.125                            0       0          0.375          7.5                                 BRADENTON                                FL       34201        Condominium             156271                    20051001               80                     No MI                     1.00E+17                              2.25       20120901                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20350901         NO
(GI-)G01        560000                     3441.666667        360                              355                       7                                0       0          0.375          7.375                               SAN BRUNO                                CA       94066        Single Family           560000                    20050901               78.87000275            No MI                     1.00E+17                              2.25       20100801                       12.375        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20350801         NO
(GII)G03        332903.94                  1907.262156        360                              357                       6.5                              0       0          0.375          6.875                               HENDERSON                                NV       89044        PUD                     332904                    20051101               80                     No MI                     1.00E+17                              2.25       20121001                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351001         NO
(GI-)G01        693584.93                  4334.905813        360                              356                       7.125                            0       0          0.375          7.5                                 CHANTILLY                                VA       20152        PUD                     693600                    20051001               79.98999786            No MI                     1.00E+17                              2.25       20100901                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G01        208341.99                  1477.87            360                              356                       7.25                             0       0          0.375          7.625                               INVERNESS                                FL       34452        Single Family           208800                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       12.625        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20350901         NO
(GII)G03        108000                     506.25             360                              356                       5.25                             0       0          0.375          5.625                               LOCUST GROVE                             GA       30248        Single Family           108000                    20051001               80                     No MI                     1.00E+17                              2.25       20120901                       10.625        1.875         1                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20350901         NO
(GII)G02        440800                     2249.916667        360                              356                       5.75                             0       0          0.375          6.125                               TARPON SPRINGS                           FL       34688        Single Family           440800                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       11.125        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20350901         NO
(GII)G01        99920                      582.8666667        360                              354                       6.625                            0       0          0.375          7                                   Groveland                                FL       34736        PUD                     99920                     20050801               80                     No MI                     1.00E+17                              2.75       20100701                       13            1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350701         NO
(GI-)G01        514429.96                  3108.014342        360                              356                       6.875                            0       0          0.375          7.25                                Murrieta                                 CA       92563        PUD                     514430                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       12.25         2.375         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G01        447332.96                  3132.48            360                              358                       7.125                            0       0          0.375          7.5                                 Naperville                               IL       60540        2-4 Family              448000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        765940.77                  3430.776366        360                              357                       5                                0       0          0.375          5.375                               Redwood City                             CA       94061        Single Family           766800                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       10.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GII)G01        359300.44                  2185.28            360                              358                       5.875                            0       0          0.25           6.125                               Monterey Park                            CA       91755        Condominium             359650                    20051201               78.87000275            No MI                     1.00E+17                              2.25       20101101                       11.125        1.875         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GII)G01        166394.67                  953.3027969        360                              356                       6.5                              0       0          0.375          6.875                               BAKERSFIELD                              CA       93307        Single Family           166400                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       11.875        2             1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20350901         NO
(GII)G01        296510                     1544.322917        360                              356                       5.875                            0       0          0.375          6.25                                EVERETT                                  WA       98208        Single Family           296510                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       11.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20350901         NO
(GI-)G01        574400                     3590               360                              356                       7.125                            0       0          0.375          7.5                                 MEDINA                                   WA       98039        Single Family           574400                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20350901         NO
(GI-)G01        1000000                    5729.166667        360                              355                       6.5                              0       0          0.375          6.875                               Plantation                               FL       33324        PUD                     1000000                   20050901               66.88999939            No MI                     1.00E+17                              2.25       20080801                       12.875        1.875         2                    First Lien      NO           Y           36            No_PP       36                   360                 EMC             20350801         NO
(GII)G01        308000                     1604.166667        360                              357                       6                                0       0          0.25           6.25                                Davenport                                FL       33897        PUD                     308000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.25         1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G02        479000                     2594.583333        360                              358                       6.25                             0       0          0.25           6.5                                 Stafford                                 VA       22554        PUD                     479000                    20051201               79.83000183            No MI                     1.00E+17                              2.25       20101101                       11.5          2             2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        416000                     2296.666667        360                              357                       6.375                            0       0          0.25           6.625                               Redding                                  CA       96003        Single Family           416000                    20051101               80                     No MI                     1.00E+17                              2.25       20151001                       11.625        2             2                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20351001         NO
(GI-)G01        958500                     5491.40625         360                              356                       6.625                            0       0          0.25           6.875                               NAPLES                                   FL       34102        Single Family           958500                    20051001               75                     No MI                     1.00E+17                              2.25       20150901                       11.875        2             2                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20350901         NO
(GII)G03        404000                     1893.75            360                              358                       5.25                             0       0          0.375          5.625                               BELLE CHASSE                             LA       70037        Single Family           404000                    20051201               79.68000031            No MI                                                           2.25       20121101                       10.625        2             2                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351101         NO
(GII)G01        104706.68                  655.07             360                              357                       6                                0       0          0.375          6.375                               BOAZ                                     AL       35957        Single Family           105000                    20051101               67.73999786            No MI                                                           2.75       20101001                       11.375        1.875         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351001         NO
(GII)G01        280000                     1254.166667        360                              355                       5                                0       0          0.375          5.375                               OCALA                                    FL       34471        Single Family           280000                    20050901               80                     No MI                                                           2.25       20100801                       10.375        2.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350801         NO
(GII)G03        127668.6                   790.51             360                              355                       5.625                            0       0          0.375          6                                   PANAMA CITY BEACH                        FL       32407        Condominium             131850                    20050901               69.98000336            No MI                                                           2.875      20120801                       11            1.875         2                    First Lien      NO           N           0             No_PP       84                   360                 EMC             20350801         NO
(GII)G03        188795.98                  1108.79            360                              356                       5.375                            0       0          0.375          5.75                                LAKE LURE                                NC       28746        PUD                     190000                    20051001               79.5                   No MI                                                           2.75       20120901                       10.75         2.5           2                    First Lien      NO           N           0             No_PP       84                   360                 EMC             20350901         NO
(GII)G02        615600                     2949.75            360                              357                       5.375                            0       0          0.375          5.75                                NAPLES                                   FL       34114        PUD                     615600                    20051101               77.91999817            No MI                                                           2.25       20101001                       10.75         2.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G01        191448.2                   1045.42            360                              358                       4.75                             0       0          0.375          5.125                               NASHVILLE                                TN       37209        Condominium             192000                    20051201               80                     No MI                                                           2.75       20101101                       10.125        1.875         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GII)G03        354729.86                  1736.698273        360                              357                       5.5                              0       0          0.375          5.875                               BELLEAIR                                 FL       33756        Single Family           356000                    20051101               80                     No MI                                                           2.75       20121001                       10.875        2.375         2                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351001         NO
(GII)G03        217344.11                  1271.03            360                              358                       5.375                            0       0          0.375          5.75                                DIAMONDHEAD                              MS       39525        PUD                     217800                    20051201               80                     No MI                                                           2.75       20121101                       10.75         2.375         2                    First Lien      NO           N           0             No_PP       84                   360                 EMC             20351101         NO
(GII)G01        129211                     777.02             360                              357                       5.625                            0       0          0.375          6                                   PORT CHARLOTTE                           FL       33952        Single Family           129600                    20051101               90                     United Guaranty                                                 2.75       20101001                       11            2.375         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351001         NO
(GII)G01        255464.16                  1493.95            360                              358                       5.375                            0       0          0.375          5.75                                KISSIMMEE                                FL       34747        PUD                     256000                    20051201               80                     No MI                                                           2.75       20101101                       10.75         2.375         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GII)G03        204999.98                  982.2915708        360                              358                       5.375                            0       0          0.375          5.75                                ORLANDO                                  FL       32826        PUD                     205000                    20051201               75.93000031            No MI                                                           2.25       20121101                       10.75         2.375         2                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351101         NO
(GII)G01        155199.98                  759.8332354        360                              357                       5.5                              0       0          0.375          5.875                               ZACHARY                                  LA       70791        Single Family           155200                    20051101               80                     No MI                                                           2.25       20101001                       10.875        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G01        129723.79                  788.99             360                              358                       5.75                             0       0          0.375          6.125                               PUNTA GORDA                              FL       33955        Condominium             129850                    20051201               70                     No MI                                                           2.75       20101101                       11.125        1.875         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GII)G01        179855.23                  1007.22            360                              357                       4.875                            0       0          0.375          5.25                                DENHAM SPRINGS                           LA       70726        Single Family           182400                    20051101               80                     No MI                                                           2.75       20101001                       10.25         2.375         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351001         NO
(GI-)G01        119419.94                  755.5              360                              358                       6.125                            0       0          0.375          6.5                                 LYNN HAVEN                               FL       32444        PUD                     119528                    20051201               95                     Mortgage Guaranty In                                            2.75       20081101                       12.5          2.375         2                    First Lien      NO           N           0             No_PP       36                   360                 EMC             20351101         NO
(GII)G01        184409.98                  883.6311542        360                              358                       5.375                            0       0          0.375          5.75                                CAPE CORAL                               FL       33990        Condominium             184410                    20051201               90                     Mortgage Guaranty In                                            2.25       20101101                       10.75         2.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        199920                     1062.075           360                              358                       6                                0       0          0.375          6.375                               PENSACOLA                                FL       32504        PUD                     199920                    20051201               80                     No MI                                                           2.75       20101101                       11.375        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        57500                      293.4895833        360                              357                       5.75                             0       0          0.375          6.125                               ANNISTON                                 AL       36207        Single Family           57500                     20051101               29.11000061            No MI                                                           2.25       20101001                       11.125        2.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G01        208000                     931.6666667        360                              357                       5                                0       0          0.375          5.375                               HUDSON                                   FL       34667        Single Family           208000                    20051101               80                     No MI                                                           2.25       20101001                       10.375        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G03        70000                      357.2916667        360                              358                       5.75                             0       0          0.375          6.125                               BEVERLY HILLS                            FL       34465        Single Family           70000                     20051201               70                     No MI                                                           2.25       20121101                       11.125        1.875         2                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351101         NO
(GI-)G01        214494.99                  1159.54            360                              357                       4.625                            0       0          0.375          5                                   DORA                                     AL       35062        Single Family           216000                    20051101               80                     No MI                                                           2.75       20081001                       11            1.875         2                    First Lien      NO           N           0             No_PP       36                   360                 EMC             20351001         NO
(GII)G03        400000                     1875               360                              357                       5.25                             0       0          0.375          5.625                               NAPLES                                   FL       34116        PUD                     400000                    20051101               78.51000214            No MI                                                           2.25       20121001                       10.625        2.375         2                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351001         NO
(GII)G02        756000                     3543.75            360                              357                       5.25                             0       0          0.375          5.625                               WINTER PARK                              FL       32789        Single Family           756000                    20051101               80                     No MI                                                           2.25       20101001                       10.625        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G01        260875.5                   1385.901094        360                              357                       6                                0       0          0.375          6.375                               ORLANDO                                  FL       32835        PUD                     261000                    20051101               90                     United Guaranty                                                 2.25       20101001                       11.375        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G03        223555.95                  1385.37            360                              358                       5.875                            0       0          0.375          6.25                                IMMOKALEE                                FL       34142        Single Family           225000                    20051201               59.20999908            No MI                                                           2.75       20121101                       11.25         1.875         2                    First Lien      NO           N           0             No_PP       84                   360                 EMC             20351101         NO
(GII)G01        85000                      460.4166667        360                              357                       6.125                            0       0          0.375          6.5                                 DEFUNIAK SPRINGS                         FL       32433        Single Family           85000                     20051101               60.70999908            No MI                                                           2.25       20101001                       11.5          2.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G03        544000                     2776.666667        360                              358                       5.75                             0       0          0.375          6.125                               PORT CHARLOTTE                           FL       33952        Single Family           544000                    20051201               77.83000183            No MI                                                           2.25       20121101                       11.125        1.875         2                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351101         NO
(GI-)G01        178000                     723.125            360                              358                       4.5                              0       0          0.375          4.875                               HUNTSVILLE                               AL       35801        Single Family           178000                    20051201               79.11000061            No MI                                                           2.25       20081101                       10.875        1.875         2                    First Lien      NO           Y           120           No_PP       36                   360                 EMC             20351101         NO
(GII)G01        177197.54                  867.5296229        360                              357                       5.5                              0       0          0.375          5.875                               HIXSON                                   TN       37343        Single Family           177200                    20051101               80                     No MI                                                           2.25       20101001                       10.875        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G01        188863.52                  924.6443167        360                              358                       5.5                              0       0          0.375          5.875                               CAPE CORAL                               FL       33990        Condominium             188910                    20051201               90                     Mortgage Guaranty In                                            2.25       20101101                       10.875        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        151884.39                  711.9580781        360                              358                       5.25                             0       0          0.375          5.625                               CAPE CORAL                               FL       33990        Condominium             151920                    20051201               80                     No MI                                                           2.25       20081101                       11.625        1.875         2                    First Lien      NO           Y           120           No_PP       36                   360                 EMC             20351101         NO
(GI-)G01        448000                     1726.666667        360                              357                       4.25                             0       0          0.375          4.625                               ENGLEWOOD                                FL       34223        Condominium             448000                    20051101               80                     No MI                                                           2.25       20081001                       10.625        1.875         2                    First Lien      NO           Y           120           No_PP       36                   360                 EMC             20351001         NO
(GII)G03        95178.16                   436.2332333        360                              357                       5.125                            0       0          0.375          5.5                                 PELHAM                                   AL       35124        PUD                     95200                     20051101               80                     No MI                                                           2.25       20121001                       10.5          1.875         2                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351001         NO
(GII)G01        243990.26                  1016.626083        360                              357                       4.625                            0       0          0.375          5                                   OWENS CROSS ROADS                        AL       35763        PUD                     244000                    20051101               80                     No MI                                                           2.25       20101001                       10            1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G01        286000                     1161.875           360                              357                       4.5                              0       0          0.375          4.875                               BIRMINGHAM                               AL       35213        Single Family           286000                    20051101               69.76000214            No MI                                                           2.25       20101001                       9.875         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G03        216497.18                  947.1751625        360                              357                       4.875                            0       0          0.375          5.25                                BIRMINGHAM                               AL       35223        Single Family           216500                    20051101               52.79999924            No MI                                                           2.25       20121001                       10.25         1.875         2                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351001         NO
(GII)G01        119941.1                   587.2116354        360                              357                       5.5                              0       0          0.375          5.875                               MASCOTTE                                 FL       34753        Single Family           120000                    20051101               80                     No MI                                                           2.25       20101001                       10.875        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G01        186598                     952.4272917        360                              358                       5.75                             0       0          0.375          6.125                               LEHIGH ACRES                             FL       33971        PUD                     186600                    20051201               80                     No MI                                                           2.25       20101101                       11.125        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        190000                     1246.875           360                              359                       7.5                              0       0          0.375          7.875                               Tampa                                    FL       33626        Single Family           190000                    20060101               80                     No MI                                                           2.25       20151201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20351201         NO
(GII)G01        106320                     664.5              360                              359                       7.125                            0       0          0.375          7.5                                 Aurora                                   CO       80010        Single Family           106320                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        236000                     1302.916667        360                              358                       6.25                             0       0          0.375          6.625                               CHANDLER                                 AZ       85226        PUD                     236000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        168750                     1037.109375        360                              358                       7                                0       0          0.375          7.375                               LAS VEGAS                                NV       89128        Condominium             168750                    20051201               79.98000336            No MI                     1.00E+17                              2.25       20101101                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        101200                     590.3333333        360                              358                       6.625                            0       0          0.375          7                                   LAKE WALES                               FL       33898        Single Family           101200                    20051201               74.95999908            No MI                     1.00E+17                              2.25       20101101                       13            1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        198950                     1201.989583        360                              358                       6.875                            0       0          0.375          7.25                                MIDLOTHIAN                               VA       23114        Condominium             198950                    20051201               79.86000061            No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        1500000                    8593.75            360                              358                       6.5                              0       0          0.375          6.875                               Newtown                                  CT       06470        Single Family           1500000                   20051201               75                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        144000                     855                360                              359                       6.75                             0       0          0.375          7.125                               Las Vegas                                NV       89119        Condominium             144000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        122400                     752.25             360                              358                       7                                0       0          0.375          7.375                               NAMPA                                    ID       83687        Single Family           122400                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.375        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        590400                     3382.5             360                              358                       6.5                              0       0          0.375          6.875                               West Palm Bch                            FL       33405        Single Family           590400                    20051201               80                     No MI                                                           2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        90935                      558.8713542        360                              358                       7                                0       0          0.375          7.375                               Baton Rouge                              LA       70816        Single Family           90935                     20051201               65                     No MI                     1.00E+17                              2.25       20101101                       12.375        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        307500                     1985.9375          360                              358                       7.375                            0       0          0.375          7.75                                CORONA                                   CA       92879        Single Family           307500                    20051201               75                     No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        114400                     715                360                              358                       7.125                            0       0          0.375          7.5                                 YAKIMA                                   WA       98902        2-4 Family              114400                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        89455.24                   618.79             360                              358                       7                                0       0          0.375          7.375                               CYPRESS                                  TX       77433        PUD                     89592                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.375        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GII)G01        250500                     1461.25            360                              359                       6.625                            0       0          0.375          7                                   Bloomfield                               NJ       07003        Single Family           250500                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        119916                     786.94875          360                              358                       7.5                              0       0          0.375          7.875                               SAN ANTONIO                              TX       78245        PUD                     119916                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        124640                     766.0166667        360                              358                       7                                0       0          0.375          7.375                               SAN ANTONIO                              TX       78249        Single Family           124640                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        522200                     3263.75            360                              358                       7.125                            0       0          0.375          7.5                                 (RESEDA AREA) LOS ANGELES                CA       91335        Single Family           523200                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        263516                     1592.075833        360                              358                       6.875                            0       0          0.375          7.25                                MT PLEASEANT                             SC       29466        PUD                     263516                    20051201               80                     No MI                                                           2.75       20101101                       13.25         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        292000                     1642.5             360                              358                       6.375                            0       0          0.375          6.75                                SOUTH AMBOY                              NJ       08879        Single Family           292000                    20051201               80                     No MI                     1.00E+17                              3.5        20101101                       11.75         2.375         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        357600                     2346.75            360                              359                       7.5                              0       0          0.375          7.875                               Paterson                                 NJ       07524        2-4 Family              357600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        3.125         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        136000                     835.8333333        360                              358                       7                                0       0          0.375          7.375                               Wheat Ridge                              CO       80033        Single Family           136000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        174400                     1071.833333        360                              359                       7                                0       0          0.375          7.375                               Las Vegas                                NV       89103        Single Family           174400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        172980                     991.03125          360                              359                       6.5                              0       0          0.375          6.875                               FORT MILL                                SC       29715        PUD                     172980                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        1000000                    5833.333333        360                              359                       6.625                            0       0          0.375          7                                   San Diego                                CA       92109        Condominium             1000000                   20060101               60.61000061            No MI                     1.00E+16                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        216800                     1174.333333        360                              359                       6.125                            0       0          0.375          6.5                                 Mount Laurel                             NJ       08054        Condominium             216800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        170350                     975.9635417        360                              358                       6.5                              0       0          0.375          6.875                               LAS VEGAS                                NV       89128        Condominium             170350                    20051201               79.98000336            No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        204000                     1083.75            360                              358                       6                                0       0          0.375          6.375                               Queen Creek                              AZ       85243        PUD                     204000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        168000                     1067.5             360                              358                       7.25                             0       0          0.375          7.625                               WALDORF                                  MD       20603        PUD                     168000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        128000                     840                360                              358                       7.5                              0       0          0.375          7.875                               ATLANTA                                  GA       30310        Single Family           128000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        83804.12                   608.48             360                              358                       7.5                              0       0          0.375          7.875                               Florissant                               MO       63033        Condominium             83920                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GII)G01        191200                     1155.166667        360                              358                       6.875                            0       0          0.375          7.25                                North Salt Lake                          UT       84054        Single Family           191200                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        99462.47                   722.17             360                              358                       7.5                              0       0          0.375          7.875                               HOUSTON                                  TX       77083        PUD                     99600                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        161700                     1027.46875         360                              359                       7.25                             0       0          0.375          7.625                               Palm Bay                                 FL       32909        Single Family           161700                    20060101               78.95999908            No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        96000                      630                360                              358                       7.5                              0       0          0.375          7.875                               BAKER                                    LA       70714        2-4 Family              96000                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        207987.33                  1148.263384        360                              358                       6.25                             0       0          0.375          6.625                               Chicago                                  IL       60651        2-4 Family              208000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        58800                      385.875            360                              358                       7.5                              0       0          0.375          7.875                               BLADENSBURG                              MD       20710        Condominium             58800                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        348000                     2175               360                              359                       7.125                            0       0          0.375          7.5                                 PARKER                                   CO       80138        PUD                     348000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        160861.13                  1044.24            360                              359                       6.375                            0       0          0.375          6.75                                Lancaster                                CA       93534        Single Family           161000                    20060101               70                     No MI                                                           2.25       20101201                       11.75         1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        96000                      630                360                              358                       7.5                              0       0          0.375          7.875                               BAKER                                    LA       70714        2-4 Family              96000                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        594000                     3898.125           360                              359                       7.5                              0       0          0.375          7.875                               Philadelphia                             PA       19106        2-4 Family              594000                    20060101               90                     YES                       1000765-0000079634                    2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        141298.12                  677.0534917        360                              359                       5.375                            0       0          0.375          5.75                                HELENA                                   AL       35080        PUD                     141520                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       10.75         1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        248000                     1420.833333        360                              358                       6.5                              0       0          0.375          6.875                               Orlando                                  FL       32808        Single Family           248000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        134538.95                  976.85             360                              358                       7.5                              0       0          0.375          7.875                               LOGANVILLE                               GA       30052        PUD                     134725                    20051201               85                     Republic MIC              1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        288844                     1895.53875         360                              359                       7.5                              0       0          0.375          7.875                               KISSIMMEE                                FL       34746        Single Family           288844                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        193850                     1211.5625          360                              358                       7.125                            0       0          0.375          7.5                                 ELLICOTT CITY                            MD       21043        Condominium             193850                    20051201               79.98999786            No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        300000                     1750               360                              358                       6.625                            0       0          0.375          7                                   HYATTSVILLE                              MD       20784        Single Family           300000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        210000                     1159.375           360                              359                       6.25                             0       0          0.375          6.625                               Columbia                                 MD       21045        Condominium             210000                    20060101               74.73000336            No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        82600                      533.4583333        360                              358                       7.375                            0       0          0.375          7.75                                Phoenix                                  AZ       85040        Single Family           82600                     20051201               79.95999908            No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        193850                     1211.5625          360                              358                       7.125                            0       0          0.375          7.5                                 DANIELS                                  MD       21043        Condominium             193850                    20051201               79.98999786            No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        395200                     2511.166667        360                              359                       7.25                             0       0          0.375          7.625                               SCOTTSDALE                               AZ       85254        Single Family           395200                    20060101               76                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        107046.29                  776.69             360                              358                       7.5                              0       0          0.375          7.875                               Westland                                 MI       48186        Single Family           107120                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        99600                      653.625            360                              359                       7.5                              0       0          0.375          7.875                               Virginia Beach                           VA       23462        Townhouse               99600                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        112000                     653.3333333        360                              358                       6.625                            0       0          0.375          7                                   LAS VEGAS                                NV       89103        Condominium             112000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        135200                     816.8333333        360                              358                       6.875                            0       0          0.375          7.25                                WESLEY CHAPEL                            FL       33543        PUD                     135200                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        224000                     1236.666667        360                              359                       6.25                             0       0          0.375          6.625                               BUCKEYE                                  AZ       85326        PUD                     224000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        147352                     951.6483333        360                              358                       7.375                            0       0          0.375          7.75                                NORTH LAS VEGAS                          NV       89084        Condominium             147352                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        133000                     761.9791667        360                              358                       6.5                              0       0          0.375          6.875                               PHOENIX                                  AZ       85029        Single Family           133000                    20051201               70                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        164102                     974.355625         360                              358                       6.75                             0       0          0.375          7.125                               CUMMING                                  GA       30040        PUD                     164102                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        473880                     3060.475           360                              358                       7.375                            0       0          0.375          7.75                                WARRENTON                                VA       20187        PUD                     473880                    20051201               79.91000366            No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        121424.99                  784.2030604        360                              359                       7.375                            0       0          0.375          7.75                                KISSIMMEE                                FL       34747        Condominium             121425                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        168700                     948.9375           360                              359                       6.375                            0       0          0.375          6.75                                THORNTON                                 CO       80260        PUD                     168700                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        277032.33                  1986.1             360                              358                       7.375                            0       0          0.375          7.75                                CUMMING                                  GA       30040        PUD                     277228                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GII)G01        75539.55                   509.33             360                              359                       6.75                             0       0          0.375          7.125                               El Paso                                  TX       79930        Single Family           75600                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        101250                     601.171875         360                              358                       6.75                             0       0          0.375          7.125                               Baton Rouge                              LA       70815        Single Family           101250                    20051201               75                     No MI                     1.00E+17                              2.25       20101101                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        148000                     909.5833333        360                              359                       7                                0       0          0.375          7.375                               PEORIA                                   AZ       85345        PUD                     148000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        294792.37                  2140.4             360                              358                       7.5                              0       0          0.375          7.875                               AUSTIN                                   TX       78704        Single Family           295200                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        61512.76                   441.31             360                              358                       7.375                            0       0          0.375          7.75                                HAZEL PARK                               MI       48030        Single Family           61600                     20051201               70                     No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        104000                     682.5              360                              359                       7.5                              0       0          0.375          7.875                               CHESAPEKE                                VA       23464        Townhouse               104000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        224640                     1310.4             360                              358                       6.625                            0       0          0.375          7                                   South Jordan                             UT       84095        Single Family           224640                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        236250                     1476.5625          360                              359                       7.125                            0       0          0.375          7.5                                 PHOENIX                                  AZ       85044        Single Family           236250                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        295500                     1846.875           360                              359                       7.125                            0       0          0.375          7.5                                 PHOENIX                                  AZ       85044        Single Family           295500                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        165600                     966                360                              359                       6.625                            0       0          0.375          7                                   GREELEY                                  CO       80634        Single Family           165600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        176000                     1008.333333        360                              359                       6.5                              0       0          0.375          6.875                               GREELEY                                  CO       80634        Single Family           176000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        604000                     3397.5             360                              359                       6.375                            0       0          0.375          6.75                                CHANDLER                                 AZ       85249        PUD                     604000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        416107.99                  2383.952026        360                              358                       6.5                              0       0          0.375          6.875                               HENDERSON                                NV       89044        PUD                     416108                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        112440                     655.9              360                              359                       6.625                            0       0          0.375          7                                   RIVERVIEW                                FL       33569        PUD                     112440                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        81188.18                   561.17             360                              359                       7                                0       0          0.375          7.375                               Milwaukee                                WI       53210        Single Family           81250                     20060101               65                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        84299.56                   568.85             360                              358                       6.75                             0       0          0.375          7.125                               Joliet                                   IL       60435        Single Family           84435                     20051201               65                     No MI                     1.00E+17                              2.25       20101101                       12.125        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GII)G01        183951.78                  1053.890406        360                              357                       6.5                              0       0          0.375          6.875                               Elk River                                MN       55330        Single Family           184000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GI-)G01        184000                     1188.333333        360                              358                       7.375                            0       0          0.375          7.75                                GALVESTON                                TX       77550        Single Family           184000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        217500                     1427.34375         360                              358                       7.5                              0       0          0.375          7.875                               AURORA                                   CO       80018        PUD                     217500                    20051201               75                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        712500                     4527.34375         360                              359                       7.25                             0       0          0.375          7.625                               LOOMIS                                   CA       95650        Single Family           712500                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        335262.84                  1920.776688        360                              358                       6.5                              0       0          0.375          6.875                               GILBERT                                  AZ       85297        Single Family           336000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        140080                     802.5416667        360                              358                       6.5                              0       0          0.375          6.875                               Colorado Springs                         CO       80918        Single Family           140080                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        252000                     1653.75            360                              358                       7.5                              0       0          0.375          7.875                               FREDERICKSBURG                           VA       22407        Single Family           252000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        135000                     731.25             360                              359                       6.125                            0       0          0.375          6.5                                 Mesa                                     AZ       85202        Single Family           135000                    20060101               62.5                   No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        320000                     2000               360                              359                       7.125                            0       0          0.375          7.5                                 Culpeper                                 VA       22701        PUD                     320000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G03        594000                     2784.375           360                              356                       5.25                             0       0          0.375          5.625                               Kennesaw                                 GA       30152        Single Family           594000                    20051001               79.19999695            No MI                     1.00E+17                              2.25       20120901                       11.625        1.875         2                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20350901         NO
(GI-)G01        186908.66                  895.6039958        360                              356                       5.375                            0       0          0.375          5.75                                Marietta                                 GA       30062        PUD                     189600                    20051001               80                     No MI                     1.00E+17                              2.75       20150901                       10.75         1.875         2                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20350901         NO
(GII)G03        145348.57                  944.36             360                              358                       6.375                            0       0          0.375          6.75                                WAIANAE                                  HI       96792        Condominium             145600                    20051201               80                     No MI                     1.00E+17                              2.25       20121101                       11.75         2.375         1                    First Lien      NO           N           0             Prepay      84                   360                 EMC             20351101         NO
(GI-)G01        97600                      589.6666667        360                              358                       6.875                            0       0          0.375          7.25                                Pueblo                                   CO       81008        PUD                     97600                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        234493                     1270.170417        360                              359                       6.125                            0       0          0.375          6.5                                 LAS VEGAS                                NV       89148        PUD                     234493                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        500000                     3281.25            360                              358                       7.5                              0       0          0.375          7.875                               MURRIETA                                 CA       92563        Single Family           500000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        84000                      533.75             360                              359                       7.25                             0       0          0.375          7.625                               Kamas                                    UT       84036        Condominium             84000                     20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        102497                     587.2223958        360                              359                       6.5                              0       0          0.375          6.875                               SIMPSONVILLE                             SC       29681        Townhouse               102497                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        391992                     2327.4525          360                              359                       6.75                             0       0          0.375          7.125                               Front Royal                              VA       22630        Single Family           391992                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        261600                     1526               360                              358                       6.625                            0       0          0.375          7                                   MERCED                                   CA       95340        Single Family           261600                    20051201               69.98000336            No MI                                                           2.25       20101101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G03        152550                     1032.890625        360                              342                       7.75                             0       0          0.375          8.125                               LAKELAND                                 FL       33811        PUD                     152550                    20040801               90                     United Guaranty           1.00E+17                              2.25       20110701                       13.125        1.875         2                    First Lien      NO           Y           120           No_PP       72                   360                 EMC             20340701         NO
(GI-)G01        252000                     1286.25            360                              359                       5.75                             0       0          0.375          6.125                               CHANDLER                                 AZ       85226        Single Family           252000                    20060101               80                     No MI                     1.00E+17                              2.25       20081201                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      36                   360                 EMC             20351201         NO
(GII)G02        664982.15                  3255.641776        360                              359                       5.5                              0       0          0.375          5.875                               LOCUST GROVE                             VA       22508        PUD                     665000                    20060101               60.45999908            No MI                     1.00E+17                              2.25       20101201                       10.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        208000                     1343.333333        360                              359                       7.375                            0       0          0.375          7.75                                ATLANTA                                  GA       30316        Single Family           208000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        365958                     1867.910625        360                              359                       5.75                             0       0          0.375          6.125                               HENDERSON                                NV       89015        PUD                     365958                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        352000                     1723.333333        360                              359                       5.5                              0       0          0.375          5.875                               PHOENIX                                  AZ       85085        PUD                     352000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       10.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        103927                     638.7180208        360                              359                       7                                0       0          0.375          7.375                               PHOENIX                                  AZ       85020        Condominium             103927                    20060101               79.94000244            No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        117650                     661.78125          360                              359                       6.375                            0       0          0.375          6.75                                SAN ANTONIO                              TX       78240        PUD                     117650                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        266000                     1634.791667        360                              359                       7                                0       0          0.375          7.375                               HIGHTSTOWN                               NJ       08520        Single Family           266000                    20060101               95                     Mortgage Guaranty In      1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        60752.57                   414.76             360                              359                       6.875                            0       0          0.375          7.25                                REX                                      GA       30273        Single Family           60800                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        202425                     1286.242188        360                              359                       7.25                             0       0          0.375          7.625                               RIVERDALE                                MD       20737        Single Family           202425                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        148800                     1007.5             360                              359                       7.75                             0       0          0.375          8.125                               PHOENIX                                  AZ       85033        Single Family           148800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        488000                     2948.333333        360                              359                       6.875                            0       0          0.375          7.25                                ELK GROVE                                CA       95757        PUD                     488000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        150848                     785.6666667        360                              359                       5.875                            0       0          0.375          6.25                                EVANS                                    CO       80620        PUD                     150848                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        113775                     628.1328125        360                              359                       6.25                             0       0          0.375          6.625                               SAN ANTONIO                              TX       78245        Single Family           113775                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        232000                     1504.75            360                              359                       6.375                            0       0          0.375          6.75                                NEWAYGO                                  MI       49337        Single Family           232000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        110123                     607.9707292        360                              359                       6.25                             0       0          0.375          6.625                               SAN ANTONIO                              TX       78240        Single Family           110123                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        244480                     1349.733333        360                              359                       6.25                             0       0          0.375          6.625                               STAFFORD                                 VA       22556        Single Family           244480                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        125000                     572.9166667        360                              359                       5.125                            0       0          0.375          5.5                                 OLYMPIA                                  WA       98506        Condominium             125000                    20060101               51.02000046            No MI                     1.00E+17                              2.25       20101201                       10.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        123720                     773.25             360                              359                       7.125                            0       0          0.375          7.5                                 DURHAM                                   NC       27704        PUD                     123720                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        115051.26                  756.44             360                              359                       6.5                              0       0          0.375          6.875                               OKLAHOMA CITY                            OK       73159        Single Family           115148                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        111200                     695                360                              359                       7.125                            0       0          0.375          7.5                                 LINCOLN                                  NE       68506        Single Family           111200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        286800                     1732.75            360                              359                       6.875                            0       0          0.375          7.25                                WOODBRIDGE                               VA       22191        Single Family           286800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        332000                     2144.166667        360                              359                       7.375                            0       0          0.375          7.75                                BROCKTON                                 MA       02301        2-4 Family              332000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        163180                     917.8875           360                              359                       6.375                            0       0          0.375          6.75                                PHOENIX                                  AZ       85013        Single Family           163200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        225000                     1195.3125          360                              359                       6                                0       0          0.375          6.375                               GOLD BEACH                               OR       97444        Single Family           225000                    20060101               61.63999939            No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        76000                      419.5833333        360                              359                       6.25                             0       0          0.375          6.625                               STATESVILLE                              NC       28677        Single Family           76000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        170833                     978.7307292        360                              359                       6.5                              0       0          0.375          6.875                               MARICOPA                                 AZ       85239        PUD                     170833                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        175000                     1208.69            360                              359                       7                                0       0          0.375          7.375                               ST.GEORGE                                UT       84770        Condominium             175000                    20060101               74.47000122            No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        150400                     940                360                              359                       7.125                            0       0          0.375          7.5                                 PORTLAND                                 OR       97266        Single Family           150400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        107030                     748.37             360                              359                       7.125                            0       0          0.375          7.5                                 SAINT CLAIR SHORES                       MI       48082        Single Family           107030                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        162000                     793.125            360                              359                       5.5                              0       0          0.375          5.875                               PHOENIX                                  AZ       85006        Single Family           162000                    20060101               61.83000183            No MI                     1.00E+17                              2.25       20101201                       10.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        277350                     1704.546875        360                              359                       7                                0       0          0.375          7.375                               SNOHOMISH                                WA       98296        Single Family           277350                    20060101               79.47000122            No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        122522.05                  836.54             360                              359                       6.875                            0       0          0.375          7.25                                GREENVILLE                               SC       29605        PUD                     122628                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        156000                     1105               360                              357                       8.125                            0       0          0.375          8.5                                 LEXINGTON                                KY       40504        2-4 Family              156000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       13.5          1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GI-)G01        271400                     1809.333333        360                              359                       7.625                            0       0          0.375          8                                   WINDERMERE                               FL       34786        PUD                     271400                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        44751.76                   313.15             360                              359                       7.125                            0       0          0.375          7.5                                 CARROLLTON                               GA       30117        Single Family           44785                     20060101               65                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        212720                     1218.708333        360                              359                       6.5                              0       0          0.375          6.875                               PORTLAND                                 OR       97220        Single Family           212720                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        292000                     2142.59            360                              359                       7.625                            0       0          0.375          8                                   DENVER                                   CO       80206        2-4 Family              292000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        110500                     587.03125          360                              359                       6                                0       0          0.375          6.375                               COTTONWOOD                               CA       96022        PUD                     110500                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        195648                     1202.42            360                              359                       7                                0       0          0.375          7.375                               LAS VEGAS                                NV       89131        Single Family           195648                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        206000                     1351.875           360                              359                       7.5                              0       0          0.375          7.875                               PHOENIX                                  AZ       85008        2-4 Family              206000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        100450                     669.6666667        360                              359                       7.625                            0       0          0.375          8                                   NEWARK                                   DE       19713        Single Family           100450                    20060101               79.98000336            No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        62956.65                   456.79             360                              358                       7.5                              0       0          0.375          7.875                               CHICAGO                                  IL       60628        Single Family           63000                     20051201               70                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        191038.03                  1353.32            360                              358                       7.25                             0       0          0.375          7.625                               BAKERSFIELD                              CA       93312        Single Family           191202                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.625        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GII)G01        206000                     1072.916667        360                              359                       5.875                            0       0          0.375          6.25                                SALT LAKE CITY                           UT       84124        Single Family           206000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        244000                     1550.416667        360                              359                       7.25                             0       0          0.375          7.625                               NORTH LAS VEGAS                          NV       89084        PUD                     244000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        193600                     1337.15            360                              359                       7                                0       0          0.375          7.375                               MERRILLVILLE                             IN       46410        2-4 Family              193600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        168040                     1050.25            360                              359                       7.125                            0       0          0.375          7.5                                 SENECA                                   SC       29678        Single Family           168040                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        264000                     1485               360                              359                       6.375                            0       0          0.375          6.75                                SPRING                                   TX       77379        PUD                     264000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        120878                     667.3472917        360                              359                       6.25                             0       0          0.375          6.625                               SAN ANTONIO                              TX       78247        PUD                     120878                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        441200                     2389.833333        360                              359                       6.125                            0       0          0.375          6.5                                 CLOVIS                                   CA       93612        Single Family           441200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        135960                     835.5875           360                              359                       7                                0       0          0.375          7.375                               THORNTON                                 CO       80241        Single Family           135960                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        147862.92                  923.33             360                              359                       6                                0       0          0.375          6.375                               WINTHROP HARBOR                          IL       60096        Single Family           148000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        206382                     1074.90625         360                              359                       5.875                            0       0          0.375          6.25                                MARICOPA                                 AZ       85239        PUD                     206382                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        120800                     679.5              360                              359                       6.375                            0       0          0.375          6.75                                ZUMBROTA                                 MN       55992        Single Family           120800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        190000                     1088.541667        360                              359                       6.5                              0       0          0.375          6.875                               PORTLAND                                 OR       97236        Single Family           190000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        149600                     935                360                              359                       7.125                            0       0          0.375          7.5                                 SPANAWAY                                 WA       98387        Single Family           149600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G02        473386                     2465.552083        360                              359                       5.875                            0       0          0.375          6.25                                MANTECA                                  CA       95337        Single Family           473386                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        224250                     1144.609375        360                              359                       5.75                             0       0          0.375          6.125                               PHOENIX                                  AZ       85032        PUD                     224250                    20060101               74.26000214            No MI                     1.00E+17                              2.25       20101201                       11.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        183719.76                  1177.42            360                              359                       6.25                             0       0          0.375          6.625                               MARICOPA                                 AZ       85239        PUD                     183882                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        63920                      469.03             360                              359                       7.625                            0       0          0.375          8                                   COLUMBIA                                 SC       29223        Condominium             63920                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        162496                     1164.15            360                              359                       7.375                            0       0          0.375          7.75                                MARICOPA                                 AZ       85239        PUD                     162496                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        484800                     2424               360                              359                       5.625                            0       0          0.375          6                                   MANASSAS                                 VA       20112        Single Family           484800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        280000                     1516.666667        360                              359                       6.125                            0       0          0.375          6.5                                 SUNRIVER                                 OR       97707        PUD                     280000                    20060101               73.68000031            No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        140400                     775.125            360                              359                       6.25                             0       0          0.375          6.625                               PHOENIX                                  AZ       85037        Single Family           140400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        79760                      523.425            360                              359                       7.5                              0       0          0.375          7.875                               NEWPORT NEWS                             VA       23602        PUD                     79760                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        62400                      409.5              360                              359                       7.5                              0       0          0.375          7.875                               CINCINNATI                               OH       45241        Single Family           62400                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        97500                      548.4375           360                              359                       6.375                            0       0          0.375          6.75                                REDMOND                                  OR       97756        Single Family           97500                     20060101               65                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        111280                     683.9083333        360                              359                       7                                0       0          0.375          7.375                               CONLEY                                   GA       30288        Single Family           111280                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        295478                     1662.06375         360                              359                       6.375                            0       0          0.375          6.75                                MARICOPA                                 AZ       85239        PUD                     295478                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        146600                     870.4375           360                              359                       6.75                             0       0          0.375          7.125                               LAFAYETTE                                OR       97127        Single Family           146600                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        487200                     2943.5             360                              359                       6.875                            0       0          0.375          7.25                                SILVER SPRING                            MD       20904        PUD                     487200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        377300                     2122.3125          360                              359                       6.375                            0       0          0.375          6.75                                PALM SPRINGS                             CA       92264        Single Family           377300                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        221308                     1244.8575          360                              359                       6.375                            0       0          0.375          6.75                                QUEEN CREEK                              AZ       85242        PUD                     221308                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        319200                     1828.75            360                              359                       6.5                              0       0          0.375          6.875                               VERO BEACH                               FL       32963        Condominium             319200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        484000                     2571.25            360                              359                       6                                0       0          0.375          6.375                               ST. CLOUD                                FL       34771        PUD                     484000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        154400                     868.5              360                              359                       6.375                            0       0          0.375          6.75                                GREELEY                                  CO       80634        Single Family           154400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        312800                     1857.25            360                              359                       6.75                             0       0          0.375          7.125                               PALMDALE                                 CA       93551        Single Family           312800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        224000                     1213.333333        360                              359                       6.125                            0       0          0.375          6.5                                 WASHINGTON                               UT       84780        PUD                     224000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G03        145480                     681.9375           360                              359                       5.25                             0       0          0.375          5.625                               REDMOND                                  OR       97756        PUD                     145480                    20060101               31.45000076            No MI                     1.00E+17                              2.25       20121201                       10.625        1.875         1                    First Lien      NO           Y           120           Prepay      84                   360                 EMC             20351201         NO
(GII)G01        397192                     1903.211667        360                              359                       5.375                            0       0          0.375          5.75                                HAYMARKET                                VA       20169        PUD                     397192                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       10.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        234900                     1272.375           360                              359                       6.125                            0       0          0.375          6.5                                 SCOTTSDALE                               AZ       85259        Single Family           234900                    20060101               63.65999985            No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        106000                     673.5416667        360                              359                       7.25                             0       0          0.375          7.625                               WENATCHEE                                WA       98801        Single Family           106000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        135999.99                  920.8332656        360                              359                       7.75                             0       0          0.375          8.125                               CHICAGO                                  IL       60628        Single Family           136000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        164965.23                  859.1939063        360                              359                       5.875                            0       0          0.375          6.25                                EVANS                                    CO       80620        PUD                     164967                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        176000                     916.6666667        360                              359                       5.875                            0       0          0.375          6.25                                GAITHERSBURG                             MD       20877        Condominium             176000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        334057                     1879.070625        360                              359                       6.375                            0       0          0.375          6.75                                DENVER                                   CO       80238        PUD                     334057                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        172000                     1003.333333        360                              359                       6.625                            0       0          0.375          7                                   DENVER                                   CO       80249        PUD                     172000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        135963.61                  826.94             360                              359                       5.75                             0       0          0.375          6.125                               DURHAM                                   NC       27713        PUD                     136096                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.125        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        222700                     1252.6875          360                              359                       6.375                            0       0          0.375          6.75                                HILLSBORO                                OR       97124        2-4 Family              224000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G03        124000                     620                360                              359                       5.625                            0       0          0.375          6                                   CASCADE LOCKS                            OR       97014        Single Family           124000                    20060101               80                     No MI                     1.00E+17                              2.25       20121201                       11            1.875         1                    First Lien      NO           Y           84            Prepay      84                   360                 EMC             20351201         NO
(GII)G01        76000                      459.1666667        360                              359                       6.875                            0       0          0.375          7.25                                RINCON                                   GA       31326        Single Family           76000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        103200                     677.25             360                              359                       7.5                              0       0          0.375          7.875                               GLACIER                                  WA       98244        PUD                     103200                    20060101               80                     No MI                     1.00E+17                              2.25       20081201                       13.875        1.875         1                    First Lien      NO           Y           36            Prepay      36                   360                 EMC             20351201         NO
(GII)G01        179863.03                  1243.22            360                              359                       7                                0       0          0.375          7.375                               CHICAGO                                  IL       60629        Single Family           180000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        432000                     2700               360                              359                       7.125                            0       0          0.375          7.5                                 GAITHERSBURG                             MD       20877        Single Family           432000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        127960                     839.7375           360                              359                       7.5                              0       0          0.375          7.875                               CALIFORNIA CITY                          CA       93505        Single Family           127960                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        232800                     1455               360                              359                       7.125                            0       0          0.375          7.5                                 QUEEN CREEK                              AZ       85242        PUD                     232800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        264000                     1402.5             360                              359                       6                                0       0          0.375          6.375                               SOUTH PLAINFIELD                         NJ       07080        Single Family           264000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        301264.8                   2056.76            360                              359                       6.875                            0       0          0.375          7.25                                DOYLESTOWN                               PA       18901        Single Family           301500                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        260000                     1679.166667        360                              359                       7.375                            0       0          0.375          7.75                                SEA ISLE CITY                            NJ       08243        Condominium             260000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        235100                     1346.927083        360                              359                       6.5                              0       0          0.375          6.875                               QUEEN CREEK                              AZ       85242        PUD                     235100                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        151900                     838.6145833        360                              359                       6.25                             0       0          0.375          6.625                               LEWIS CENTER                             OH       43035        Single Family           151900                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        316256                     1943.656667        360                              359                       7                                0       0          0.375          7.375                               AURORA                                   CO       80013        PUD                     316256                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        789000                     4273.75            360                              359                       6.125                            0       0          0.375          6.5                                 COROLLA                                  NC       27927        PUD                     789000                    20060101               68.01999664            No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        175000                     1253.73            360                              359                       7.375                            0       0          0.375          7.75                                ATLANTA                                  GA       30310        Single Family           175000                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        163356                     986.9425           360                              359                       6.875                            0       0          0.375          7.25                                BUCKEYE                                  AZ       85326        PUD                     163356                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        183600                     956.25             360                              359                       5.875                            0       0          0.375          6.25                                FORT COLLINS                             CO       80525        PUD                     183600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        1625000                    9986.979167        360                              359                       7                                0       0          0.375          7.375                               PROVO                                    UT       84604        Single Family           1625000                   20060101               65                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        81600                      501.5              360                              359                       7                                0       0          0.375          7.375                               BALTIMORE                                MD       21217        Single Family           81600                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        288400                     1562.166667        360                              359                       6.125                            0       0          0.375          6.5                                 THORNTON                                 CO       80602        PUD                     288400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        190823                     973.9923958        360                              359                       5.75                             0       0          0.375          6.125                               GILBERT                                  AZ       85236        PUD                     190823                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        204000                     1275               360                              359                       7.125                            0       0          0.375          7.5                                 MADRAS                                   OR       97741        Single Family           204000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        465600                     2764.5             360                              359                       6.75                             0       0          0.375          7.125                               SPOTSYLVANIA                             VA       22553        PUD                     465600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        239432                     1346.805           360                              359                       6.375                            0       0          0.375          6.75                                QUEEN CREEK                              AZ       85242        PUD                     239432                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        760000                     4116.666667        360                              359                       6.125                            0       0          0.375          6.5                                 REDMOND                                  OR       97756        Single Family           760000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        156100                     926.84375          360                              359                       6.75                             0       0          0.375          7.125                               MONTGOMERY                               AL       36117        PUD                     156100                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        388000                     2425               360                              359                       7.125                            0       0          0.375          7.5                                 SANTA ROSA                               CA       95407        Single Family           388000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        194850                     1156.921875        360                              359                       6.75                             0       0          0.375          7.125                               WAUKESHA                                 WI       53189        Single Family           194850                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        239999.99                  1099.999954        360                              359                       5.125                            0       0          0.375          5.5                                 COLORADO SPRINGS                         CO       80908        PUD                     240000                    20060101               39.43999863            No MI                                                           2.25       20101201                       10.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        248000                     1369.166667        360                              359                       6.25                             0       0          0.375          6.625                               FREDERICKSBURG                           VA       22407        PUD                     248000                    20060101               78.73000336            No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        660000                     4125               360                              359                       7.125                            0       0          0.375          7.5                                 (WEST HILLS AREA) LO                     CA       91307        Single Family           660000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        208694.49                  1095.46            360                              359                       4.375                            0       0          0.375          4.75                                STEVENSON                                WA       98648        Single Family           210000                    20060101               63.63999939            No MI                                                           2.25       20101201                       9.75          1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        353520                     2135.85            360                              359                       6.875                            0       0          0.375          7.25                                ROCKVILLE                                MD       20853        Single Family           353520                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        135600                     847.5              360                              359                       7.125                            0       0          0.375          7.5                                 TALLAHASSEE                              FL       32304        PUD                     135600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        199100                     1119.9375          360                              359                       6.375                            0       0          0.375          6.75                                BUFORD                                   GA       30519        PUD                     199100                    20060101               79.83000183            No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        127870                     825.8270833        360                              359                       7.375                            0       0          0.375          7.75                                MIDDLE RIVER                             MD       21220        PUD                     127920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        196800                     984                360                              359                       5.625                            0       0          0.375          6                                   LITTLETON                                CO       80130        PUD                     196800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        236000                     1401.25            360                              359                       6.75                             0       0          0.375          7.125                               QUEEN CREEK                              AZ       85242        PUD                     236000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        260000                     1381.25            360                              359                       6                                0       0          0.375          6.375                               SALT LAKE CITY                           UT       84108        Single Family           260000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        244000                     1525               360                              359                       7.125                            0       0          0.375          7.5                                 LONG BEACH                               CA       90810        Single Family           244000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        78000                      528.125            360                              359                       7.75                             0       0          0.375          8.125                               MARINETTE                                WI       54143        Single Family           78000                     20060101               65                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        135578                     692.0127083        360                              360                       5.75                             0       0          0.375          6.125                               ST. AUGUSTINE                            FL       32084        PUD                     135578                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        93718.12                   624.02             360                              359                       6.625                            0       0          0.375          7                                   MILWAUKEE                                WI       53215        2-4 Family              93795                     20060101               65                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        189100                     1181.875           360                              359                       7.125                            0       0          0.375          7.5                                 MEDFORD                                  OR       97501        Single Family           189100                    20060101               79.81999969            No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        280000                     1341.666667        360                              359                       5.375                            0       0          0.375          5.75                                OLYMPIA                                  WA       98501        PUD                     280000                    20060101               70                     No MI                     1.00E+17                              2.25       20081201                       11.75         1.875         1                    First Lien      NO           Y           36            Prepay      36                   360                 EMC             20351201         NO
(GII)G01        123270                     590.66875          360                              359                       5.375                            0       0          0.375          5.75                                CHENEY                                   WA       99004        Single Family           123270                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       10.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        268452                     1482.07875         360                              360                       6.25                             0       0          0.375          6.625                               GREELEY                                  CO       80634        PUD                     268452                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        239843.01                  1781.99            360                              359                       7.75                             0       0          0.375          8.125                               JUNEAU                                   WI       53039        Single Family           240000                    20060101               76.19000244            No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        184000                     1188.333333        360                              359                       7.375                            0       0          0.375          7.75                                MORRISTOWN                               AZ       85342        Single Family           184000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        131897.03                  900.47             360                              359                       6.875                            0       0          0.375          7.25                                CINCINNATI                               OH       45211        2-4 Family              132000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        186400                     1335.4             360                              359                       7.375                            0       0          0.375          7.75                                HOUSTON                                  TX       77011        2-4 Family              186400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        488800                     2545.833333        360                              359                       5.875                            0       0          0.375          6.25                                LONG BEACH                               CA       90807        Single Family           488800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        124918                     598.5654167        360                              359                       5.375                            0       0          0.375          5.75                                CHENEY                                   WA       99004        PUD                     124918                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       10.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        299878.77                  1624.343338        360                              359                       6.125                            0       0          0.375          6.5                                 OLYMPIA                                  WA       98501        Single Family           300000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        107500                     671.875            360                              359                       7.125                            0       0          0.375          7.5                                 RALEIGH                                  NC       27616        Condominium             107500                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        125600                     680.3333333        360                              360                       6.125                            0       0          0.375          6.5                                 LOVELAND                                 CO       80537        2-4 Family              125600                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        935000                     5941.145833        360                              359                       7.25                             0       0          0.375          7.625                               CORONA                                   CA       92882        PUD                     935000                    20060101               64.93000031            No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        568000                     3135.833333        360                              359                       6.25                             0       0          0.375          6.625                               WOODBRIDGE                               VA       22193        PUD                     568000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        383923                     2619.04            360                              360                       6.875                            0       0          0.375          7.25                                CHICAGO                                  IL       60609        2-4 Family              383923                    20060201               79.98000336            No MI                     1.00E+17                              2.25       20110101                       12.25         1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        232000                     1595               360                              360                       7.875                            0       0          0.375          8.25                                QUEEN CREEK                              AZ       85242        PUD                     232000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       13.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        292760                     1768.758333        360                              359                       6.875                            0       0          0.375          7.25                                HERNDON                                  VA       20170        PUD                     292760                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G03        260000                     1516.666667        360                              360                       6.625                            0       0          0.375          7                                   BEND                                     OR       97701        2-4 Family              260000                    20060201               80                     No MI                     1.00E+17                              2.25       20130101                       12            1.875         1                    First Lien      NO           Y           120           Prepay      84                   360                 EMC             20360101         NO
(GII)G01        150400                     924.3333333        360                              359                       7                                0       0          0.375          7.375                               CHEHALIS                                 WA       98532        Single Family           150400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        391328                     1915.876667        360                              359                       5.5                              0       0          0.375          5.875                               MANTECA                                  CA       95337        Single Family           391328                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       10.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        460000                     2875               360                              359                       7.125                            0       0          0.375          7.5                                 SILVER SPRING                            MD       20902        Single Family           460000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        109600                     707.8333333        360                              360                       7.375                            0       0          0.375          7.75                                GREELEY                                  CO       80631        Single Family           109600                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        109680                     616.95             360                              360                       6.375                            0       0          0.375          6.75                                REDMOND                                  OR       97756        PUD                     109680                    20060201               79.41999817            No MI                     1.00E+17                              2.25       20110101                       11.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20360101         NO
(GII)G01        56720                      360.4083333        360                              359                       7.25                             0       0          0.375          7.625                               HOUSTON                                  TX       77066        PUD                     56720                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        159695                     865.0145833        360                              359                       6.125                            0       0          0.375          6.5                                 PEORIA                                   AZ       85345        Single Family           159695                    20060101               74.97000122            No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        237600                     1435.5             360                              360                       6.875                            0       0          0.375          7.25                                AURORA                                   CO       80013        PUD                     237600                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        160000                     1160.11            360                              359                       7.5                              0       0          0.375          7.875                               PALMYRA                                  PA       17078        2-4 Family              160000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        325000                     2107.95            360                              360                       6.375                            0       0          0.375          6.75                                PHOENIX                                  AZ       85048        PUD                     325000                    20060201               72.22000122            No MI                     1.00E+17                              2.25       20110101                       11.75         1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20360101         NO
(GII)G01        124918                     598.5654167        360                              359                       5.375                            0       0          0.375          5.75                                CHENEY                                   WA       99004        Single Family           124918                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       10.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        136080                     765.45             360                              360                       6.375                            0       0          0.375          6.75                                HURRICANE                                UT       84737        Single Family           136080                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        787500                     4429.6875          360                              360                       6.375                            0       0          0.375          6.75                                BURKE                                    VA       22015        PUD                     787500                    20060201               75                     No MI                     1.00E+17                              2.25       20110101                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        276000                     1581.25            360                              360                       6.5                              0       0          0.375          6.875                               TEMPE                                    AZ       85282        Single Family           276000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        56000                      410.91             360                              359                       7.625                            0       0          0.375          8                                   CINCINNATI                               OH       45240        Single Family           56000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        119008                     873.24             360                              359                       7.625                            0       0          0.375          8                                   LAKEWOOD                                 OH       44107        2-4 Family              119008                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        68720                      465.2916667        360                              359                       7.75                             0       0          0.375          8.125                               CHARLOTTE                                NC       28205        Single Family           68720                     20060101               80                     No MI                     1.00E+17                              2.25       20081201                       14.125        1.875         1                    First Lien      NO           Y           120           No_PP       36                   360                 EMC             20351201         NO
(GI-)G01        432000                     2835               360                              359                       7.5                              0       0          0.375          7.875                               BELL                                     CA       90201        2-4 Family              432000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        144000                     780                360                              360                       6.125                            0       0          0.375          6.5                                 MESA                                     AZ       85201        Single Family           144000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20360101         NO
(GII)G01        165584                     983.155            360                              359                       6.75                             0       0          0.375          7.125                               MONTGOMERY                               AL       36117        PUD                     165584                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        697500                     4068.75            360                              360                       6.625                            0       0          0.375          7                                   EASTON                                   MD       21601        Single Family           697500                    20060201               75                     No MI                     1.00E+17                              2.25       20110101                       12            1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        125063                     820.7259375        360                              360                       7.5                              0       0          0.375          7.875                               DENVER                                   CO       80249        Single Family           125063                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        472500                     2510.15625         360                              359                       6                                0       0          0.375          6.375                               OLNEY                                    MD       20832        PUD                     472500                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        400000                     2166.666667        360                              359                       6.125                            0       0          0.375          6.5                                 REDDING                                  CA       96003        Single Family           400000                    20060101               64                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        227500                     1445.572917        360                              359                       7.25                             0       0          0.375          7.625                               BACKUS                                   MN       56435        Single Family           227500                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        179336                     1064.8075          360                              359                       6.75                             0       0          0.375          7.125                               LAS VEGAS                                NV       89115        Single Family           179336                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        489000                     3209.0625          360                              359                       7.5                              0       0          0.375          7.875                               COMMERCE                                 CA       90040        2-4 Family              489000                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        125600                     811.1666667        360                              359                       7.375                            0       0          0.375          7.75                                SALT LAKE CITY                           UT       84128        Single Family           125600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        203445                     1377.492188        360                              360                       7.75                             0       0          0.375          8.125                               MERIDIAN                                 ID       83642        PUD                     203445                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       13.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        236000                     1475               360                              359                       7.125                            0       0          0.375          7.5                                 LAKE ELSINORE                            CA       92530        Single Family           236000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        224045                     1470.295313        360                              360                       7.5                              0       0          0.375          7.875                               MERIDIAN                                 ID       83642        PUD                     224045                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        232000                     1570.833333        360                              359                       7.75                             0       0          0.375          8.125                               LAS VEGAS                                NV       89119        Single Family           232000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        292600                     1950.666667        360                              359                       7.625                            0       0          0.375          8                                   HAWTHORNE                                CA       90250        Single Family           292600                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        82400                      515                360                              359                       7.125                            0       0          0.375          7.5                                 METOLIUS                                 OR       97741        PUD                     82400                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        131960                     783.5125           360                              360                       6.75                             0       0          0.375          7.125                               REDMOND                                  OR       97756        PUD                     131960                    20060201               80                     No MI                     1.00E+17                              2.25       20090101                       13.125        1.875         1                    First Lien      NO           Y           120           Prepay      36                   360                 EMC             20360101         NO
(GII)G01        272400                     1589               360                              359                       6.625                            0       0          0.375          7                                   SEATTLE                                  WA       98146        Single Family           272400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        214100                     1552.37            360                              359                       7.5                              0       0          0.375          7.875                               LAS VEGAS                                NV       89141        Single Family           214100                    20060101               69.97000122            No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        164000                     990.8333333        360                              360                       6.875                            0       0          0.375          7.25                                CONROE                                   TX       77384        PUD                     164000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        208000                     1105               360                              360                       6                                0       0          0.375          6.375                               BEND                                     OR       97701        Single Family           208000                    20060201               75.91000366            No MI                     1.00E+17                              2.25       20110101                       11.375        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20360101         NO
(GII)G01        272610                     1561.828125        360                              359                       6.5                              0       0          0.375          6.875                               QUEEN CREEK                              AZ       85242        PUD                     272610                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        556000                     3706.666667        360                              359                       7.625                            0       0          0.375          8                                   AMERICAN FORK                            UT       84003        Single Family           556000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        229837.12                  1484.364733        360                              359                       7.375                            0       0          0.375          7.75                                FREDERICKSBURG                           VA       22401        Single Family           229840                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        198460                     1116.3375          360                              359                       6.375                            0       0          0.375          6.75                                QUEEN CREEK                              AZ       85242        PUD                     198460                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        644000                     3152.916667        360                              360                       5.5                              0       0          0.375          5.875                               BELLEVUE                                 WA       98004        Single Family           644000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       10.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        148890                     977.090625         360                              359                       7.5                              0       0          0.375          7.875                               LOVELAND                                 CO       80537        Single Family           148890                    20060101               77.13999939            No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        284742.36                  1801.39            360                              358                       6.125                            0       0          0.375          6.5                                 AURORA                                   CO       80015        PUD                     285000                    20051201               71.61000061            No MI                     1.00E+17                              2.25       20101101                       11.5          1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        356800                     1746.833333        360                              359                       5.5                              0       0          0.375          5.875                               CORONA                                   CA       92880        PUD                     356800                    20060101               80                     No MI                     1.00E+17                              2.25       20081201                       11.875        1.875         1                    First Lien      NO           Y           36            Prepay      36                   360                 EMC             20351201         NO
(GI-)G01        354348.92                  2325.414788        360                              359                       7.5                              0       0          0.375          7.875                               BELLEVUE                                 WA       98006        Single Family           354400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        325500                     1695.3125          360                              359                       5.875                            0       0          0.375          6.25                                REDMOND                                  WA       98052        Condominium             325500                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        176651.47                  1161.45            360                              358                       6.5                              0       0          0.375          6.875                               KENOSHA                                  WI       53142        2-4 Family              176800                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        511502.36                  3110.97            360                              359                       5.75                             0       0          0.375          6.125                               SEATTLE                                  WA       98103        Single Family           512000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.125        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        120000                     859.69             360                              359                       7.375                            0       0          0.375          7.75                                CHICAGO                                  IL       60619        Single Family           120000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        87940.15                   458.0216146        360                              357                       5.875                            0       0          0.375          6.25                                ST HELENS                                OR       97051        Single Family           88000                     20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G01        244000                     1706.08            360                              359                       7.125                            0       0          0.375          7.5                                 MIAMI                                    FL       33131        Condominium             244000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        359600                     2210.041667        360                              359                       7                                0       0          0.375          7.375                               PALM DESERT                              CA       92260        Condominium             359600                    20060101               79.91000366            No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        320000                     1766.666667        360                              359                       6.25                             0       0          0.375          6.625                               KENT                                     WA       98042        Single Family           320000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        144000                     900                360                              359                       7.125                            0       0          0.375          7.5                                 SEATTLE                                  WA       98168        Single Family           144000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        139999.88                  772.9160042        360                              359                       6.25                             0       0          0.375          6.625                               FRESNO                                   CA       93702        Single Family           140000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        366856.28                  1910.709792        360                              358                       5.875                            0       0          0.375          6.25                                LA PUENTE                                CA       91744        Single Family           367500                    20051201               75                     No MI                     1.00E+17                              2.25       20101101                       11.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        202400                     1054.166667        360                              359                       5.875                            0       0          0.375          6.25                                DISTRICT HEIGHTS                         MD       20747        Single Family           202400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        223200                     1116               360                              359                       5.625                            0       0          0.375          6                                   FRESNO                                   CA       93722        Single Family           223200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11            1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        147070                     781.309375         360                              359                       6                                0       0          0.375          6.375                               QUEEN CREEK                              AZ       85242        PUD                     147070                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        98320                      655.4666667        360                              359                       7.625                            0       0          0.375          8                                   HOLLAND                                  MI       49423        Single Family           98320                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        465000                     2939.12            360                              359                       6.125                            0       0          0.375          6.5                                 MESA                                     AZ       85213        Single Family           465000                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        319920                     2066.15            360                              358                       7.375                            0       0          0.375          7.75                                BLOOMINGTON AREA                         CA       92316        Single Family           319920                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        492000                     2460               360                              359                       5.625                            0       0          0.375          6                                   ELMONT                                   NY       11003        2-4 Family              492000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        168220                     858.6229167        360                              359                       5.75                             0       0          0.375          6.125                               QUEEN CREEK                              AZ       85242        PUD                     168220                    20060101               58.00999832            No MI                     1.00E+17                              2.25       20101201                       11.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        81600                      476                360                              359                       6.625                            0       0          0.375          7                                   COLUMBIA CITY                            IN       46725        Single Family           81600                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        169696                     848.48             360                              359                       5.625                            0       0          0.375          6                                   MARICOPA                                 AZ       85239        PUD                     169696                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        207481                     1275.143646        360                              359                       7                                0       0          0.375          7.375                               SAINT AUGUSTINE                          FL       32092        PUD                     207481                    20060101               80                     No MI                     1.00E+17                              2.25       20081201                       13.375        1.875         1                    First Lien      NO           Y           36            Prepay      36                   360                 EMC             20351201         NO
(GII)G03        326533                     1734.706563        360                              359                       6                                0       0          0.375          6.375                               STAFFORD                                 VA       22554        PUD                     326533                    20060101               80                     No MI                     1.00E+17                              2.25       20121201                       11.375        1.875         1                    First Lien      NO           Y           120           Prepay      84                   360                 EMC             20351201         NO
(GII)G01        319200                     1828.75            360                              359                       6.5                              0       0          0.375          6.875                               LAS VEGAS                                NV       89117        PUD                     319200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        448000                     2520               360                              359                       6.375                            0       0          0.375          6.75                                ALEXANDRIA                               VA       22304        PUD                     448000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        217480                     1132.708333        360                              359                       5.875                            0       0          0.375          6.25                                GOODYEAR                                 AZ       85338        PUD                     217480                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        1300000                    8802.083333        360                              359                       7.75                             0       0          0.375          8.125                               YORBA LINDA                              CA       92886        PUD                     1300000                   20060101               65                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        181732                     1060.103333        360                              360                       6.625                            0       0          0.375          7                                   BEND                                     OR       97702        PUD                     181732                    20060201               80                     No MI                     1.00E+17                              2.25       20090101                       13            1.875         1                    First Lien      NO           Y           120           Prepay      36                   360                 EMC             20360101         NO
(GI-)G01        420000                     2581.25            360                              359                       7                                0       0          0.375          7.375                               GAITHERSBURG                             MD       20877        Single Family           420000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        314400                     1768.5             360                              360                       6.375                            0       0          0.375          6.75                                PERTH AMBOY                              NJ       08861        2-4 Family              314400                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        131920                     797.0166667        360                              359                       6.875                            0       0          0.375          7.25                                LAS VEGAS                                NV       89122        Condominium             131920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        99652                      602.0641667        360                              360                       6.875                            0       0          0.375          7.25                                SAN ANTONIO                              TX       78245        PUD                     99652                     20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        318500                     2056.979167        360                              360                       7.375                            0       0          0.375          7.75                                NAPLES                                   FL       34109        Condominium             318500                    20060201               64.33999634            No MI                     1.00E+17                              2.25       20110101                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        312000                     1592.5             360                              359                       5.75                             0       0          0.375          6.125                               RIALTO                                   CA       92376        Single Family           312000                    20060101               80                     No MI                     1.00E+17                              2.25       20081201                       12.125        1.875         1                    First Lien      NO           Y           36            Prepay      36                   360                 EMC             20351201         NO
(GI-)G01        224000                     1330               360                              360                       6.75                             0       0          0.375          7.125                               REDMOND                                  OR       97756        2-4 Family              224000                    20060201               80                     No MI                     1.00E+17                              2.25       20090101                       13.125        1.875         1                    First Lien      NO           Y           120           Prepay      36                   360                 EMC             20360101         NO
(GII)G01        120800                     755                360                              359                       7.125                            0       0          0.375          7.5                                 PASCO                                    WA       99301        Single Family           120800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        244000                     1499.583333        360                              359                       7                                0       0          0.375          7.375                               STEVENSON                                WA       98648        Single Family           244000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        528000                     2915               360                              360                       6.25                             0       0          0.375          6.625                               SKOKIE                                   IL       60076        Single Family           528000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        328000                     2118.333333        360                              360                       7.375                            0       0          0.375          7.75                                LEHI                                     UT       84043        Single Family           328000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        62400                      390                360                              360                       7.125                            0       0          0.375          7.5                                 FORT WORTH                               TX       76119        Single Family           62400                     20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20360101         NO
(GII)G01        275000                     1489.583333        360                              359                       6.125                            0       0          0.375          6.5                                 MORENO VALLEY                            CA       92557        Single Family           275000                    20060101               79.70999908            No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G03        491144                     2404.559167        360                              360                       5.5                              0       0          0.375          5.875                               BEND                                     OR       97702        Single Family           491144                    20060201               80                     No MI                     1.00E+17                              2.25       20130101                       10.875        1.875         1                    First Lien      NO           Y           120           Prepay      84                   360                 EMC             20360101         NO
(GII)G01        200000                     1187.5             360                              360                       6.75                             0       0          0.375          7.125                               HILLSBORO                                OR       97123        Single Family           200000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.125        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        132000                     866.25             360                              360                       7.5                              0       0          0.375          7.875                               MESA                                     AZ       85204        Single Family           132000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        195280                     1200.158333        360                              360                       7                                0       0          0.375          7.375                               ELLENWOOD                                GA       30294        Single Family           195280                    20060201               79.95999908            No MI                     1.00E+17                              2.25       20110101                       12.375        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        747772                     4439.89625         360                              360                       6.75                             0       0          0.375          7.125                               LEESBURG                                 VA       20176        PUD                     747772                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.125        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        344000                     2257.5             360                              359                       7.5                              0       0          0.375          7.875                               POMONA                                   CA       91767        Single Family           344000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        298200                     2188.09            360                              359                       7.625                            0       0          0.375          8                                   CHICAGO                                  IL       60637        2-4 Family              298200                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        105000                     568.75             360                              359                       6.125                            0       0          0.375          6.5                                 MILFORD                                  VA       22514        Single Family           105000                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        200800                     1108.583333        360                              359                       6.25                             0       0          0.375          6.625                               PHOENIX                                  AZ       85041        PUD                     200800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        115115                     743.4510417        360                              360                       7.375                            0       0          0.375          7.75                                SULTAN                                   WA       98294        Single Family           115115                    20060201               70                     No MI                     1.00E+17                              2.25       20110101                       12.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20360101         NO
(GII)G01        188000                     998.75             360                              360                       6                                0       0          0.375          6.375                               ST. AUGUSTINE                            FL       32080        Condominium             188000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        110600                     773.34             360                              359                       7.125                            0       0          0.375          7.5                                 LEVAN                                    UT       84639        Single Family           110600                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        496346                     2585.135417        360                              360                       5.875                            0       0          0.375          6.25                                PHOENIX                                  AZ       85021        Single Family           496346                    20060201               57.72000122            No MI                     1.00E+17                              2.25       20110101                       11.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        210000                     1115.625           360                              360                       6                                0       0          0.375          6.375                               GLENDALE                                 AZ       85308        PUD                     210000                    20060201               75                     No MI                     1.00E+17                              2.25       20110101                       11.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        172000                     1039.166667        360                              360                       6.875                            0       0          0.375          7.25                                AUSTIN                                   TX       78758        2-4 Family              172000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        121952                     711.3866667        360                              360                       6.625                            0       0          0.375          7                                   TIMBERLAKE                               NC       27583        Single Family           121952                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        312000                     1787.5             360                              360                       6.5                              0       0          0.375          6.875                               LAS VEGAS                                NV       89128        PUD                     312000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        159120                     1093.95            360                              360                       7.875                            0       0          0.375          8.25                                DACULA                                   GA       30019        PUD                     159120                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       13.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        556019                     3011.769583        360                              360                       6.125                            0       0          0.375          6.5                                 MANTECA                                  CA       95337        Single Family           556019                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        132800                     788.5              360                              360                       6.75                             0       0          0.375          7.125                               REDMOND                                  OR       97756        PUD                     132800                    20060201               80                     No MI                     1.00E+17                              2.25       20090101                       13.125        1.875         1                    First Lien      NO           Y           120           Prepay      36                   360                 EMC             20360101         NO
(GII)G01        231900                     1542.84            360                              359                       6.625                            0       0          0.375          7                                   COLUMBIA                                 PA       17512        Single Family           231900                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        246000                     1358.125           360                              360                       6.25                             0       0          0.375          6.625                               CENTREVILLE                              VA       20121        PUD                     246000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        295920                     1726.2             360                              359                       6.625                            0       0          0.375          7                                   PAGOSA SPRINGS                           CO       81147        PUD                     295920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        292000                     1551.25            360                              360                       6                                0       0          0.375          6.375                               GAITHERSBURG                             MD       20886        PUD                     292000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        148800                     883.5              360                              359                       6.75                             0       0          0.375          7.125                               SALT LAKE CITY                           UT       84106        Single Family           148800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        176000                     1215.59            360                              359                       7                                0       0          0.375          7.375                               MINNEAPOLIS                              MN       55421        Single Family           176000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        252000                     1653.75            360                              360                       7.5                              0       0          0.375          7.875                               MESA                                     AZ       85212        PUD                     252000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        288000                     1740               360                              359                       6.875                            0       0          0.375          7.25                                COMPTON                                  CA       90220        Single Family           288000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        280000                     1837.5             360                              360                       7.5                              0       0          0.375          7.875                               MESA                                     AZ       85212        PUD                     280000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        130400                     747.0833333        360                              360                       6.5                              0       0          0.375          6.875                               REDMOND                                  OR       97756        Single Family           130400                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20360101         NO
(GII)G01        159987                     999.91875          360                              360                       7.125                            0       0          0.375          7.5                                 MARICOPA                                 AZ       85239        PUD                     159987                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20360101         NO
(GII)G01        295000                     1690.104167        360                              359                       6.5                              0       0          0.375          6.875                               CLOVIS                                   CA       93611        Single Family           295000                    20060101               79.73000336            No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        288800                     1684.666667        360                              360                       6.625                            0       0          0.375          7                                   GERMANTOWN                               MD       20876        PUD                     288800                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        192000                     1425.6             360                              360                       7.75                             0       0          0.375          8.125                               ATLANTA                                  GA       30314        Single Family           192000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       13.125        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20360101         NO
(GII)G01        143920                     779.5666667        360                              360                       6.125                            0       0          0.375          6.5                                 ELIZABETH CITY                           NC       27909        Single Family           143920                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        193000                     965                360                              360                       5.625                            0       0          0.375          6                                   BEND                                     OR       97701        Single Family           193000                    20060201               58.65999985            No MI                     1.00E+17                              2.25       20110101                       11            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        51900                      376.31             360                              359                       7.5                              0       0          0.375          7.875                               CHICAGO HEIGHTS                          IL       60411        Single Family           51900                     20060101               79.97000122            No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        188000                     1077.083333        360                              359                       6.5                              0       0          0.375          6.875                               NORTH BEND                               WA       98045        Single Family           188000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        136000                     878.3333333        360                              360                       7.375                            0       0          0.375          7.75                                DECATUR                                  GA       30034        Single Family           136000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        135920                     863.6583333        360                              360                       7.25                             0       0          0.375          7.625                               HAMPTON                                  VA       23666        Single Family           135920                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20360101         NO
(GII)G01        360000                     2287.5             360                              360                       7.25                             0       0          0.375          7.625                               DEER PARK                                NY       11729        Single Family           360000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        460000                     2779.166667        360                              359                       6.875                            0       0          0.375          7.25                                HESPERIA                                 CA       92345        Single Family           460000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        211200                     1320               360                              360                       7.125                            0       0          0.375          7.5                                 KENT                                     WA       98031        Single Family           211200                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        127120                     820.9833333        360                              360                       7.375                            0       0          0.375          7.75                                INDIAN TRAIL                             NC       28079        PUD                     127120                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        244000                     1397.916667        360                              359                       6.5                              0       0          0.375          6.875                               POMONA                                   CA       91767        Single Family           244000                    20060101               51.90999985            No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        152998                     892.4883333        360                              360                       6.625                            0       0          0.375          7                                   MARICOPA                                 AZ       85239        PUD                     152998                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12            1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20360101         NO
(GII)G03        175000                     729.1666667        360                              360                       4.625                            0       0          0.375          5                                   AZUSA                                    CA       91702        Condominium             175000                    20060201               41.18000031            No MI                     1.00E+17                              2.25       20130101                       10            1.875         1                    First Lien      NO           Y           84            Prepay      84                   360                 EMC             20360101         NO
(GI-)G01        711744                     3781.14            360                              360                       6                                0       0          0.375          6.375                               INDIANAPOLIS                             IN       46228        Single Family           711744                    20060201               73                     No MI                     1.00E+17                              2.25       20110101                       11.375        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20360101         NO
(GII)G01        140437                     775.3292708        360                              360                       6.25                             0       0          0.375          6.625                               MILLIKEN                                 CO       80543        PUD                     140437                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        164800                     1098.666667        360                              360                       7.625                            0       0          0.375          8                                   WASHINGTON                               DC       20010        Single Family           164800                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       13            1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20360101         NO
(GII)G01        216000                     1215               360                              360                       6.375                            0       0          0.375          6.75                                PHOENIX                                  AZ       85020        Single Family           216000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        118916.01                  852.53             360                              358                       7.375                            0       0          0.375          7.75                                SAINT LOUIS                              MO       63109        2-4 Family              119000                    20051201               70                     No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        220000                     1443.75            360                              359                       7.5                              0       0          0.375          7.875                               CATHEDRAL CITY                           CA       92234        Single Family           220000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        263920                     1292.108333        360                              360                       5.5                              0       0          0.375          5.875                               NORCROSS                                 GA       30093        2-4 Family              263920                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       10.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        104085                     693.9              360                              360                       7.625                            0       0          0.375          8                                   COLLEGE PARK                             GA       30349        Single Family           104085                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       13            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        227120                     1537.791667        360                              360                       7.75                             0       0          0.375          8.125                               BAKERSFIELD                              CA       93304        Single Family           227120                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       13.125        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        288000                     1890               360                              360                       7.5                              0       0          0.375          7.875                               SEATTLE                                  WA       98168        Single Family           288000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20360101         NO
(GII)G01        172000                     1021.25            360                              360                       6.75                             0       0          0.375          7.125                               BRIDGEPORT                               CT       06604        Single Family           172000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        170948                     854.74             360                              360                       5.625                            0       0          0.375          6                                   MARICOPA                                 AZ       85239        PUD                     170948                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        181600                     964.75             360                              360                       6                                0       0          0.375          6.375                               LUTZ                                     FL       33559        PUD                     181600                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        264000                     1457.5             360                              359                       6.25                             0       0          0.375          6.625                               GAITHERSBURG                             MD       20882        Single Family           264000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        76720                      556.28             360                              360                       7.5                              0       0          0.375          7.875                               SPRINGFIELD                              MO       65803        2-4 Family              76720                     20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.875        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        36000                      270.46             360                              360                       7.875                            0       0          0.375          8.25                                BEAVERTON                                MI       48612        Single Family           36000                     20060201               80                     No MI                     1.00E+17                              2.25       20110101                       13.25         1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20360101         NO
(GII)G01        164625                     874.5703125        360                              360                       6                                0       0          0.375          6.375                               ALBUQUERQUE                              NM       87109        Single Family           164625                    20060201               75                     No MI                     1.00E+17                              2.25       20110101                       11.375        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20360101         NO
(GII)G01        367200                     2103.75            360                              360                       6.5                              0       0          0.375          6.875                               WOODBRIDGE                               VA       22192        Single Family           367200                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        103500                     614.53125          360                              360                       6.75                             0       0          0.375          7.125                               ATLANTA                                  GA       30310        Single Family           103500                    20060201               75                     No MI                     1.00E+17                              2.25       20110101                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        172000                     860                360                              360                       5.625                            0       0          0.375          6                                   BEND                                     OR       97702        Single Family           172000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        189880                     1166.970833        360                              360                       7                                0       0          0.375          7.375                               MARICOPA                                 AZ       85239        PUD                     189880                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        281250                     1552.734375        360                              360                       6.25                             0       0          0.375          6.625                               TAYLOR                                   AZ       85939        Single Family           281250                    20060201               75                     No MI                     1.00E+17                              2.25       20110101                       11.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20360101         NO
(GII)G01        132400                     815.21             360                              360                       5.875                            0       0          0.375          6.25                                LIBERTYVILLE                             IL       60048        Condominium             132400                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.25         1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20360101         NO
(GII)G01        90800                      548.5833333        360                              360                       6.875                            0       0          0.375          7.25                                NIXA                                     MO       65714        Single Family           90800                     20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20360101         NO
(GII)G01        288000                     1500               360                              359                       5.875                            0       0          0.375          6.25                                RIALTO                                   CA       92376        Single Family           288000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        127719.15                  726.77             360                              357                       5.125                            0       0          0.375          5.5                                 KETCHIKAN                                AK       99901        Condominium             128000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       10.5          1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351001         NO
(GII)G01        123900                     748.5625           360                              360                       6.875                            0       0          0.375          7.25                                DENVER                                   CO       80249        Single Family           123900                    20060201               79.97000122            No MI                     1.00E+17                              2.25       20110101                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        261600                     1498.75            360                              359                       6.5                              0       0          0.375          6.875                               GAITHERSBURG                             MD       20879        PUD                     261600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        268100                     1508.0625          360                              360                       6.375                            0       0          0.375          6.75                                PERRIS                                   CA       92571        PUD                     268100                    20060201               70                     No MI                     1.00E+17                              2.25       20110101                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        59200                      388.91             360                              360                       6.5                              0       0          0.375          6.875                               SPARTANBURG                              SC       29301        Single Family           59200                     20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.875        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20360101         NO
(GII)G01        242400                     1313               360                              359                       6.125                            0       0          0.375          6.5                                 BATTLE GROUND                            WA       98604        Single Family           242400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        88000                      645.71             360                              359                       7.625                            0       0          0.375          8                                   CINCINNATI                               OH       45215        Single Family           88000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        236000                     1548.75            360                              360                       7.5                              0       0          0.375          7.875                               SEATTLE                                  WA       98146        2-4 Family              236000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20360101         NO
(GII)G01        131600                     781.375            360                              359                       6.75                             0       0          0.375          7.125                               CORTEZ                                   CO       81321        PUD                     131600                    20060101               79.76000214            No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        214400                     1407               360                              359                       7.5                              0       0          0.375          7.875                               BARTOW                                   FL       33830        Single Family           214400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        116390                     745.26             360                              360                       6.25                             0       0          0.375          6.625                               FREMONT                                  IN       46737        Single Family           116390                    20060201               70                     No MI                     1.00E+17                              2.25       20110101                       11.625        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        220000                     1489.583333        360                              360                       7.75                             0       0          0.375          8.125                               GAITHERSBURG                             MD       20879        PUD                     220000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       13.125        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        159808                     1015.446667        360                              360                       7.25                             0       0          0.375          7.625                               QUEEN CREEK                              AZ       85242        PUD                     159808                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        300000                     1718.75            360                              359                       6.5                              0       0          0.375          6.875                               MORENO VALLEY                            CA       92557        Single Family           300000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        178675                     949.2109375        360                              360                       6                                0       0          0.375          6.375                               NORTH LAS VEGAS                          NV       89031        PUD                     178675                    20060201               64.97000122            No MI                     1.00E+17                              2.25       20110101                       11.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        238400                     1291.333333        360                              359                       6.125                            0       0          0.375          6.5                                 BAKERSFIELD                              CA       93308        2-4 Family              238400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        89897                      644.04             360                              360                       7.375                            0       0          0.375          7.75                                SALT LAKE CITY                           UT       84111        Single Family           89897                     20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.75         1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        110600                     426.2708333        360                              360                       4.25                             0       0          0.375          4.625                               GRANDVILLE                               MI       49418        Single Family           110600                    20060201               70                     No MI                     1.00E+17                              2.25       20090101                       10.625        1.875         1                    First Lien      NO           Y           120           Prepay      36                   360                 EMC             20360101         NO
(GII)G01        180000                     1012.5             360                              360                       6.375                            0       0          0.375          6.75                                BEND                                     OR       97702        Single Family           180000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        64000                      404.52             360                              359                       6.125                            0       0          0.375          6.5                                 PHILADELPHIA                             PA       19135        Condominium             64000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        124400                     699.75             360                              360                       6.375                            0       0          0.375          6.75                                BAKERSFIELD                              CA       93307        Single Family           124400                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20360101         NO
(GII)G01        216000                     1125               360                              359                       5.875                            0       0          0.375          6.25                                AVONDALE                                 AZ       85323        PUD                     216000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        131200                     797.19             360                              359                       5.75                             0       0          0.375          6.125                               PRINEVILLE                               OR       97754        Single Family           131200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.125        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        68000                      439.1666667        360                              359                       7.375                            0       0          0.375          7.75                                HOUSTON                                  TX       77068        PUD                     68000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        252000                     1680               360                              359                       7.625                            0       0          0.375          8                                   PIQUA                                    OH       45356        2-4 Family              252000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        143690.08                  718.4504           360                              358                       5.625                            0       0          0.375          6                                   GLENOMA                                  WA       98336        Single Family           144000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        64000                      452.99             360                              359                       7.25                             0       0          0.375          7.625                               OKLAHOMA CITY                            OK       73107        Single Family           64000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        68000                      402.25             360                              359                       5.5                              0       0          0.375          5.875                               ALLIANCE                                 OH       44601        Single Family           68000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       10.875        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        140800                     660                360                              359                       5.25                             0       0          0.375          5.625                               GURNEE                                   IL       60031        PUD                     140800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       10.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        265927                     1724.8             360                              359                       6.375                            0       0          0.375          6.75                                DENVER                                   CO       80249        PUD                     265927                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        73600                      483                360                              359                       7.5                              0       0          0.375          7.875                               ATLANTA                                  GA       30349        Single Family           73600                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        200000                     979.1666667        360                              357                       5.5                              0       0          0.375          5.875                               CHICAGO                                  IL       60610        Condominium             200000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       10.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351001         NO
(GI-)G01        262267                     1365.973958        360                              359                       5.875                            0       0          0.375          6.25                                BEND                                     OR       97702        Single Family           262267                    20060101               80                     No MI                     1.00E+17                              2.25       20081201                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      36                   360                 EMC             20351201         NO
(GII)G01        261380                     1306.9             360                              359                       5.625                            0       0          0.375          6                                   ODENTON                                  MD       21113        PUD                     261380                    20060101               58.08000183            No MI                     1.00E+17                              2.25       20101201                       11            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        780000                     4631.25            360                              359                       6.75                             0       0          0.375          7.125                               SPRINGFIELD                              PA       19064        Single Family           780000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        80000                      580.06             360                              359                       7.5                              0       0          0.375          7.875                               STONE MOUNTAIN                           GA       30083        Single Family           80000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        195936                     1102.14            360                              359                       6.375                            0       0          0.375          6.75                                QUEEN CREEK                              AZ       85242        PUD                     195936                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        473448                     2860.415           360                              359                       6.875                            0       0          0.375          7.25                                LAUREL                                   MD       20707        Single Family           473448                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        136172                     865.2595833        360                              359                       7.25                             0       0          0.375          7.625                               RALEIGH                                  NC       27610        PUD                     136172                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        180000                     1031.25            360                              358                       6.5                              0       0          0.375          6.875                               PORTLAND                                 OR       97213        Single Family           180000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        104000                     763.12             360                              359                       7.625                            0       0          0.375          8                                   GRAND RAPIDS                             MI       49506        Single Family           104000                    20060101               74.29000092            No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        217600                     1357.55            360                              359                       6                                0       0          0.375          6.375                               WAUKEGAN                                 IL       60087        Single Family           217600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        319960                     1666.458333        360                              359                       5.875                            0       0          0.375          6.25                                ROSEVILLE                                CA       95747        Single Family           319960                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        217000                     1152.8125          360                              359                       6                                0       0          0.375          6.375                               SEATTLE                                  WA       98118        Single Family           217000                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        116000                     640.4166667        360                              359                       6.25                             0       0          0.375          6.625                               SNOHOMISH                                WA       98290        Condominium             116000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        268000                     1312.083333        360                              359                       5.5                              0       0          0.375          5.875                               MESA                                     AZ       85208        PUD                     268000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       10.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        183600                     1032.75            360                              359                       6.375                            0       0          0.375          6.75                                CHICO                                    CA       95973        Single Family           183600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        54400                      385.04             360                              359                       7.25                             0       0          0.375          7.625                               BATTLE CREEK                             MI       49014        Single Family           54400                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        79920                      499.5              360                              359                       7.125                            0       0          0.375          7.5                                 SCHOOLCRAFT                              MI       49087        Single Family           79920                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        142400                     830.6666667        360                              359                       6.625                            0       0          0.375          7                                   PORT ST. LUCIE                           FL       34953        Single Family           142400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        324000                     2126.25            360                              359                       7.5                              0       0          0.375          7.875                               QUEEN CREEK                              AZ       85242        PUD                     324000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        220000                     1443.75            360                              359                       7.5                              0       0          0.375          7.875                               QUEEN CREEK                              AZ       85242        PUD                     220000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        111200                     706.5833333        360                              359                       7.25                             0       0          0.375          7.625                               LAS VEGAS                                NV       89110        Single Family           111200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        1000000                    6041.666667        360                              359                       6.875                            0       0          0.375          7.25                                PONCE INLET                              FL       32127        Single Family           1000000                   20060101               63.49000168            No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        124000                     800.8333333        360                              359                       7.375                            0       0          0.375          7.75                                DECATUR                                  GA       30032        PUD                     124000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        206400                     1268.5             360                              359                       7                                0       0          0.375          7.375                               CAPITOL HEIGHTS                          MD       20743        Single Family           206400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        111905.91                  735.76             360                              359                       6.5                              0       0          0.375          6.875                               CHICAGO                                  IL       60628        Single Family           112000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        124000                     800.8333333        360                              359                       7.375                            0       0          0.375          7.75                                SOUTH MERIDEN                            CT       06451        Single Family           124000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        290400                     2156.22            360                              359                       7.75                             0       0          0.375          8.125                               ACTON                                    ME       04001        Single Family           290400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        132720                     774.52             360                              359                       5.375                            0       0          0.375          5.75                                MCLEANSVILLE                             NC       27301        Single Family           132720                    20060101               80                     No MI                     1.00E+17                              2.25       20081201                       11.75         1.875         1                    First Lien      NO           N           0             No_PP       36                   360                 EMC             20351201         NO
(GII)G01        187200                     1033.5             360                              359                       6.25                             0       0          0.375          6.625                               PHOENIX                                  AZ       85014        Condominium             187200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        263000                     1479.375           360                              359                       6.375                            0       0          0.375          6.75                                HENDERSON                                NV       89052        PUD                     263000                    20060101               54.79000092            No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        256000                     1360               360                              359                       6                                0       0          0.375          6.375                               LAS VEGAS                                NV       89144        PUD                     256000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        190400                     1269.333333        360                              359                       7.625                            0       0          0.375          8                                   CHICAGO                                  IL       60621        2-4 Family              190400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        83968.75                   568.5384115        360                              359                       7.75                             0       0          0.375          8.125                               CINCINNATI                               OH       45241        Single Family           84000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        252561                     1289.113438        360                              359                       5.75                             0       0          0.375          6.125                               KEY LARGO                                FL       33037        Single Family           252561                    20060101               50.50999832            No MI                     1.00E+17                              2.25       20101201                       11.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        88000                      540.8333333        360                              359                       7                                0       0          0.375          7.375                               BALTIMORE                                MD       21230        Single Family           88000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        53950                      303.46875          360                              359                       6.375                            0       0          0.375          6.75                                SAUK VILLAGE                             IL       60411        Single Family           53950                     20060101               65                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        62903.82                   435.13             360                              358                       7                                0       0          0.375          7.375                               SAVANNAH                                 GA       31401        Single Family           63000                     20051201               70                     No MI                     1.00E+17                              2.25       20101101                       12.375        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GII)G01        356000                     1854.166667        360                              358                       5.875                            0       0          0.375          6.25                                SHOW LOW                                 AZ       85901        PUD                     356000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        199800.89                  1199.11            360                              358                       5.625                            0       0          0.375          6                                   LEBANON                                  ME       04027        Single Family           200000                    20051201               79.20999908            No MI                     1.00E+17                              2.25       20101101                       11            1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        157050                     703.453125         360                              358                       5                                0       0          0.375          5.375                               PEARLAND                                 TX       77581        Single Family           157050                    20051201               61.09999847            No MI                     1.00E+17                              2.25       20081101                       11.375        1.875         1                    First Lien      NO           Y           36            Prepay      36                   360                 EMC             20351101         NO
(GI-)G01        134036.29                  881.27             360                              358                       6.5                              0       0          0.375          6.875                               LAGRO                                    IN       46941        Single Family           134149                    20051201               80                     No MI                                                           2.25       20081101                       12.875        1.875         1                    First Lien      NO           N           0             Prepay      36                   360                 EMC             20351101         NO
(GI-)G01        112398.3                   711.08             360                              358                       6.125                            0       0          0.375          6.5                                 SUMMERFIELD                              FL       34491        Single Family           112500                    20051201               90                     United Guaranty           1.00E+17                              2.25       20101101                       11.5          1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GII)G01        139841.69                  830.3100344        360                              358                       6.75                             0       0          0.375          7.125                               AURORA                                   CO       80013        Single Family           139920                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.125        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        271401.33                  1500.41            360                              358                       4.875                            0       0          0.375          5.25                                PAHRUMP                                  NV       89048        Single Family           271713                    20051201               65                     No MI                                                           2.25       20101101                       10.25         1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        134240                     866.9666667        360                              358                       7.375                            0       0          0.375          7.75                                TUCKER                                   GA       30084        Single Family           134240                    20051201               80                     No MI                     1.00E+17                              2.25       20081101                       13.75         1.875         1                    First Lien      NO           Y           36            Prepay      36                   360                 EMC             20351101         NO
(GII)G01        135000                     660.9375           360                              358                       5.5                              0       0          0.375          5.875                               MARYSVILLE                               CA       95901        Single Family           135000                    20051201               60                     No MI                     1.00E+17                              2.25       20101101                       10.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        936000                     5070               360                              358                       6.125                            0       0          0.375          6.5                                 ANNAPOLIS                                MD       21401        PUD                     936000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        344000                     2114.166667        360                              358                       7                                0       0          0.375          7.375                               WOODBRIDGE                               VA       22193        Single Family           344000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.375        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        124998.95                  598.9533021        360                              357                       5.375                            0       0          0.375          5.75                                BUDA                                     TX       78610        Single Family           125000                    20051101               63.13000107            No MI                     1.00E+17                              2.25       20101001                       10.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GI-)G01        144000                     705                360                              358                       5.5                              0       0          0.375          5.875                               SEATTLE                                  WA       98109        Condominium             144000                    20051201               57.59999847            No MI                     1.00E+17                              2.25       20081101                       11.875        1.875         1                    First Lien      NO           Y           36            Prepay      36                   360                 EMC             20351101         NO
(GII)G01        212000                     1192.5             360                              358                       6.375                            0       0          0.375          6.75                                ISSAQUAH                                 WA       98027        2-4 Family              212000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        266000                     1413.125           360                              358                       6                                0       0          0.375          6.375                               BELLA VISTA                              CA       96008        Single Family           266000                    20051201               70                     No MI                     1.00E+17                              2.25       20101101                       11.375        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        284000                     1420               360                              358                       5.625                            0       0          0.375          6                                   SAVANNAH                                 GA       31401        2-4 Family              284000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11            1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        505585.23                  3366.44            360                              359                       6.625                            0       0          0.375          7                                   ROMONA AREA                              CA       92065        Single Family           506000                    20060101               60.74000168            No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        172000                     967.5              360                              359                       6.375                            0       0          0.375          6.75                                LEHI                                     UT       84043        Single Family           172000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        326000                     1731.875           360                              358                       6                                0       0          0.375          6.375                               HADDONFIELD                              NJ       08033        Single Family           326000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.375        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        540227                     2982.503229        360                              359                       6.25                             0       0          0.375          6.625                               MANTECA                                  CA       95337        Single Family           540227                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        124800                     806                360                              358                       7.375                            0       0          0.375          7.75                                TACOMA                                   WA       98409        Single Family           124800                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        94800                      523.375            360                              358                       6.25                             0       0          0.375          6.625                               WALLACE                                  ID       83873        Single Family           94800                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        209836.18                  1432.57            360                              358                       6.875                            0       0          0.375          7.25                                RENTON                                   WA       98055        Single Family           210000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GII)G01        161250                     940.625            360                              358                       6.625                            0       0          0.375          7                                   PHOENIX                                  AZ       85020        2-4 Family              161250                    20051201               75                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        161250                     940.625            360                              358                       6.625                            0       0          0.375          7                                   PHOENIX                                  AZ       85020        2-4 Family              161250                    20051201               75                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        108000                     641.25             360                              354                       6.75                             0       0          0.375          7.125                               CHICAGO                                  IL       60636        Single Family           108000                    20050801               80                     No MI                     1.00E+17                              2.25       20100701                       12.125        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20350701         NO
(GI-)G01        239031.17                  1713.66            360                              358                       7.375                            0       0          0.375          7.75                                HAVERTOWN                                PA       19083        Single Family           239200                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GII)G01        232643.13                  1163.21565         360                              358                       5.625                            0       0          0.375          6                                   LAS VEGAS                                NV       89148        PUD                     232700                    20051201               65                     No MI                     1.00E+17                              2.25       20101101                       11            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        199827.8                   1297.2             360                              358                       6.375                            0       0          0.375          6.75                                CHICAGO                                  IL       60629        Single Family           200000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GII)G01        304000                     1868.333333        360                              358                       7                                0       0          0.375          7.375                               MIDWAY                                   UT       84049        Single Family           304000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.375        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        384000                     2040               360                              358                       6                                0       0          0.375          6.375                               LAKE ELSINORE                            CA       92530        PUD                     384000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.375        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        237600                     1386               360                              359                       6.625                            0       0          0.375          7                                   NORTH LAS VEGAS                          NV       89031        Single Family           237600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        260000                     1625               360                              358                       7.125                            0       0          0.375          7.5                                 SUMAS                                    WA       98295        2-4 Family              260000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        283611.52                  1864.7             360                              358                       6.5                              0       0          0.375          6.875                               TULSA                                    OK       74120        Single Family           283850                    20051201               74.98999786            No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GII)G01        151600                     933.43             360                              359                       5.875                            0       0          0.375          6.25                                FOREST LAKE                              MN       55025        Condominium             151600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        268000                     1647.083333        360                              358                       7                                0       0          0.375          7.375                               EVERETT                                  WA       98203        Single Family           268000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.375        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        156903.64                  980.64775          360                              357                       7.125                            0       0          0.375          7.5                                 APPLE VALLEY                             MN       55124        Condominium             157600                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351001         NO
(GII)G01        218132                     1363.325           360                              359                       7.125                            0       0          0.375          7.5                                 CONYERS                                  GA       30013        PUD                     218132                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        188000                     1037.916667        360                              358                       6.25                             0       0          0.375          6.625                               PAYSON                                   AZ       85541        PUD                     188000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        185300                     1177.427083        360                              358                       7.25                             0       0          0.375          7.625                               PALM BAY                                 FL       32909        Single Family           185300                    20051201               79.98999786            No MI                     1.00E+17                              2.25       20101101                       12.625        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        92000                      488.75             360                              358                       6                                0       0          0.375          6.375                               ATLANTA                                  GA       30342        Condominium             92000                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.375        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        156400                     863.4583333        360                              358                       6.25                             0       0          0.375          6.625                               MONTROSE                                 CO       81401        Single Family           156400                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.625        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        214400                     1407               360                              358                       7.5                              0       0          0.375          7.875                               LAS VEGAS                                NV       89101        Single Family           214400                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        213205                     1399.157813        360                              358                       7.5                              0       0          0.375          7.875                               MERIDIAN                                 ID       83642        PUD                     213205                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        275926.55                  1580.829193        360                              358                       6.5                              0       0          0.375          6.875                               BURIEN                                   WA       98168        Single Family           276000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        345560                     1979.770833        360                              359                       6.5                              0       0          0.375          6.875                               WOODBRIDGE                               VA       22193        PUD                     345560                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        440000                     2658.333333        360                              358                       6.875                            0       0          0.375          7.25                                SCOTTSDALE                               AZ       85255        Condominium             440000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        108000                     708.75             360                              358                       7.5                              0       0          0.375          7.875                               ATLANTA                                  GA       30315        Single Family           108000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        151120                     881.5333333        360                              358                       6.625                            0       0          0.375          7                                   LAS VEGAS                                NV       89121        Single Family           151120                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        145397.74                  955.97             360                              358                       6.5                              0       0          0.375          6.875                               FITCHBURG                                MA       01420        Condominium             145520                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GII)G01        257600                     1314.833333        360                              358                       5.75                             0       0          0.375          6.125                               FLAGSTAFF                                AZ       86004        Single Family           257600                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.125        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        534320                     2894.233333        360                              359                       6.125                            0       0          0.375          6.5                                 FALLS CHURCH                             VA       22043        Condominium             534320                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        123914.66                  899.09             360                              358                       7.5                              0       0          0.375          7.875                               ATLANTA                                  GA       30318        Single Family           124000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GII)G01        172200                     986.5625           360                              358                       6.5                              0       0          0.375          6.875                               PORTLAND                                 OR       97206        Single Family           172200                    20051201               71.75                  No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        79920                      499.5              360                              358                       7.125                            0       0          0.375          7.5                                 CONYERS                                  GA       30013        Single Family           79920                     20051201               80                     No MI                     1.00E+17                              2.25       20081101                       13.5          1.875         1                    First Lien      NO           Y           36            Prepay      36                   360                 EMC             20351101         NO
(GII)G01        88000                      522.5              360                              359                       6.75                             0       0          0.375          7.125                               BALTIMORE                                MD       21215        Single Family           88000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        66800                      347.9166667        360                              358                       5.875                            0       0          0.375          6.25                                PACKWOOD                                 WA       98361        Single Family           66800                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        205340                     1304.764583        360                              359                       7.25                             0       0          0.375          7.625                               VERO BEACH                               FL       32966        PUD                     205340                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        173000                     865                360                              358                       5.625                            0       0          0.375          6                                   GOODYEAR                                 AZ       85338        PUD                     173000                    20051201               68.91999817            No MI                     1.00E+17                              2.25       20101101                       11            1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        150869                     942.93125          360                              359                       7.125                            0       0          0.375          7.5                                 QUEEN CREEK                              AZ       85242        PUD                     150869                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        184000                     1188.333333        360                              358                       7.375                            0       0          0.375          7.75                                KISSIMMEE                                FL       34741        Condominium             184000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        136500                     767.8125           360                              359                       6.375                            0       0          0.375          6.75                                BOULDER CITY                             NV       89005        Condominium             136500                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        136670.19                  842.31             360                              359                       5.875                            0       0          0.375          6.25                                MONTGOMERY                               IL       60538        Single Family           136800                    20060101               80                     No MI                     1.00E+17                              2.25       20081201                       12.25         1.875         1                    First Lien      NO           N           0             Prepay      36                   360                 EMC             20351201         NO
(GII)G01        332000                     1694.583333        360                              358                       5.75                             0       0          0.375          6.125                               SPRING VALLEY                            CA       91977        Condominium             332000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.125        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        132000                     715                360                              358                       6.125                            0       0          0.375          6.5                                 TEMPE                                    AZ       85282        Condominium             132000                    20051201               71.34999847            No MI                     1.00E+17                              2.25       20101101                       11.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        498418                     2440.171458        360                              359                       5.5                              0       0          0.375          5.875                               SCOTTSDALE                               AZ       85254        Single Family           498418                    20060101               76.08999634            No MI                     1.00E+17                              2.25       20101201                       10.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        207042.34                  1272.447715        360                              357                       7                                0       0          0.375          7.375                               DEERFIELD                                IL       60015        PUD                     207200                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.375        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G01        412000                     2446.25            360                              358                       6.75                             0       0          0.375          7.125                               CERRITOS                                 CA       90703        PUD                     412000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.125        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        208000                     1170               360                              359                       6.375                            0       0          0.375          6.75                                EAST ORANGE                              NJ       07017        2-4 Family              208000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        348000                     1812.5             360                              359                       5.875                            0       0          0.375          6.25                                EAST MEADOW                              NY       11554        Single Family           348000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        145299.64                  817.310475         360                              358                       6.375                            0       0          0.375          6.75                                HORSHAM                                  PA       19044        PUD                     145300                    20051201               84.97000122            Radian Guaranty           1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        141585                     796.415625         360                              359                       6.375                            0       0          0.375          6.75                                QUEEN CREEK                              AZ       85242        PUD                     141585                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        828750                     4489.0625          360                              358                       6.125                            0       0          0.375          6.5                                 COSTA MESA                               CA       92627        2-4 Family              828750                    20051201               65                     No MI                     1.00E+17                              2.25       20101101                       11.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        175000                     911.4583333        360                              358                       5.875                            0       0          0.375          6.25                                NORTHFIELD                               NJ       08225        Single Family           175000                    20051201               63.63999939            No MI                     1.00E+17                              2.25       20101101                       11.25         1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        221600                     1177.25            360                              358                       6                                0       0          0.375          6.375                               SANGER                                   CA       93657        Single Family           221600                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.375        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        163200                     935                360                              359                       6.5                              0       0          0.375          6.875                               GARDEN CITY                              MI       48135        Single Family           163200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        129900                     635.96875          360                              358                       5.5                              0       0          0.375          5.875                               WESTMINSTER                              CO       80030        Single Family           129900                    20051201               78.73000336            No MI                     1.00E+17                              2.25       20101101                       10.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        255600                     1624.125           360                              358                       7.25                             0       0          0.375          7.625                               BAKERSFIELD                              CA       93308        Single Family           255600                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        177200                     1070.583333        360                              358                       6.875                            0       0          0.375          7.25                                RAPIDAN                                  VA       22733        Single Family           177200                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        180000                     1050               360                              359                       6.625                            0       0          0.375          7                                   GOLD CANYON                              AZ       85218        Single Family           180000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        343000                     1929.375           360                              358                       6.375                            0       0          0.375          6.75                                LOS ANGELES                              CA       90011        2-4 Family              343000                    20051201               70                     No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G03        152400                     777.875            360                              358                       5.75                             0       0          0.375          6.125                               AURORA                                   CO       80012        Single Family           152400                    20051201               80                     No MI                     1.00E+17                              2.25       20121101                       11.125        1.875         1                    First Lien      NO           Y           84            Prepay      84                   360                 EMC             20351101         NO
(GII)G01        117962                     688.1116667        360                              359                       6.625                            0       0          0.375          7                                   KALAMAZOO                                MI       49009        Single Family           117962                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        608000                     3800               360                              358                       7.125                            0       0          0.375          7.5                                 STERLING                                 VA       20165        Single Family           608000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        563716.49                  4092.99            360                              358                       7.5                              0       0          0.375          7.875                               GAMBRILLS                                MD       21054        PUD                     564496                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GII)G01        311574                     1752.60375         360                              358                       6.375                            0       0          0.375          6.75                                CLOVIS                                   CA       93611        Single Family           311574                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        268000                     1479.583333        360                              359                       6.25                             0       0          0.375          6.625                               KENT                                     WA       98030        Single Family           268000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        124000                     775                360                              359                       7.125                            0       0          0.375          7.5                                 DECATUR                                  GA       30032        2-4 Family              124000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        85600                      490.4166667        360                              358                       6.5                              0       0          0.375          6.875                               LUBBOCK                                  TX       79401        Single Family           85600                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        380000                     2375               360                              358                       7.125                            0       0          0.375          7.5                                 LONG BEACH                               CA       90813        Single Family           380000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        215440                     964.9916667        360                              358                       5                                0       0          0.375          5.375                               FARMINGTON                               UT       84025        Single Family           215440                    20051201               80                     No MI                     1.00E+17                              2.25       20081101                       11.375        1.875         1                    First Lien      NO           Y           36            Prepay      36                   360                 EMC             20351101         NO
(GII)G01        144593                     858.5209375        360                              358                       6.75                             0       0          0.375          7.125                               BUCKEYE                                  AZ       85326        PUD                     144593                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.125        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        351000                     1901.25            360                              358                       6.125                            0       0          0.375          6.5                                 CORONA                                   CA       92879        Single Family           351000                    20051201               59.49000168            No MI                     1.00E+17                              2.25       20101101                       11.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        287999.96                  1499.999792        360                              358                       5.875                            0       0          0.375          6.25                                RENTON                                   WA       98055        Single Family           288000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        320800                     1837.916667        360                              359                       6.5                              0       0          0.375          6.875                               TEMPE                                    AZ       85281        2-4 Family              320800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        180000                     1125               360                              359                       7.125                            0       0          0.375          7.5                                 GOLD CANYON                              AZ       85218        Single Family           180000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        472000                     2950               360                              358                       7.125                            0       0          0.375          7.5                                 ALPINE                                   UT       84004        Single Family           472000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        104000                     628.3333333        360                              358                       6.875                            0       0          0.375          7.25                                GRAND RAPIDS                             MI       49507        2-4 Family              104000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        259816.5                   1862.67            360                              358                       7.375                            0       0          0.375          7.75                                SONORA                                   CA       95370        Single Family           260000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        64000                      452.99             360                              359                       7.25                             0       0          0.375          7.625                               LANSING                                  MI       48915        Single Family           64000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        200000                     1270.833333        360                              358                       7.25                             0       0          0.375          7.625                               SUN CITY                                 AZ       85351        Single Family           200000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        210000                     1378.125           360                              359                       7.5                              0       0          0.375          7.875                               ATLANTA                                  GA       30312        Single Family           210000                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        106400                     687.1666667        360                              358                       7.375                            0       0          0.375          7.75                                WEST PALM BEACH                          FL       33405        Single Family           106400                    20051201               70                     No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        146208                     791.96             360                              359                       6.125                            0       0          0.375          6.5                                 BUCKEYE                                  AZ       85326        PUD                     146208                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        52000                      346.6666667        360                              359                       7.625                            0       0          0.375          8                                   STONE MOUNTAIN                           GA       30083        Single Family           52000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        375000                     1875               360                              359                       5.625                            0       0          0.375          6                                   LAS VEGAS                                NV       89147        Single Family           375000                    20060101               49.34000015            No MI                     1.00E+17                              2.25       20101201                       11            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        159865.58                  1051.09            360                              358                       6.5                              0       0          0.375          6.875                               BAKERSFIELD                              CA       93307        Single Family           160000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        145200                     922.625            360                              359                       7.25                             0       0          0.375          7.625                               PLYMOUTH TWP                             MI       48170        Single Family           145200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        220000                     1237.5             360                              358                       6.375                            0       0          0.375          6.75                                HEMET                                    CA       92543        Single Family           220000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        204647                     1151.139375        360                              359                       6.375                            0       0          0.375          6.75                                DENVER                                   CO       80249        PUD                     204647                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        100000                     677.0833333        360                              359                       7.75                             0       0          0.375          8.125                               TAMPA                                    FL       33612        Single Family           100000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        148000                     971.25             360                              359                       7.5                              0       0          0.375          7.875                               PARMA                                    OH       44134        Single Family           148000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        200000                     1041.666667        360                              359                       5.875                            0       0          0.375          6.25                                YUBA CITY                                CA       95991        Single Family           200000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        142775                     788.2369792        360                              359                       6.25                             0       0          0.375          6.625                               DENVER                                   CO       80249        PUD                     142775                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        83965.17                   524.7823125        360                              359                       7.125                            0       0          0.375          7.5                                 PRATTVILLE                               AL       36067        Single Family           84000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        60000                      381.25             360                              359                       7.25                             0       0          0.375          7.625                               OGDEN                                    UT       84401        Single Family           60000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        151920                     935.4              360                              359                       5.875                            0       0          0.375          6.25                                VANCOUVER                                WA       98661        Single Family           151920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        304696.37                  1828.63            360                              359                       5.625                            0       0          0.375          6                                   HUNTINGTON BEACH                         CA       92646        Single Family           305000                    20060101               42.36000061            No MI                     1.00E+17                              2.25       20101201                       11            1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        288000                     1860               360                              358                       7.375                            0       0          0.375          7.75                                EVERETT                                  WA       98208        Single Family           288000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        60000                      406.25             360                              359                       7.75                             0       0          0.375          8.125                               RICHMOND                                 VA       23223        Single Family           60000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G02        560000                     2800               360                              359                       5.625                            0       0          0.375          6                                   COLMA                                    CA       94014        PUD                     560000                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       11            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        244000                     1321.666667        360                              359                       6.125                            0       0          0.375          6.5                                 OAKLAND PARK                             FL       33334        Single Family           244000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        164000                     1077.36            360                              359                       6.5                              0       0          0.375          6.875                               SEATTLE                                  WA       98106        Single Family           164000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        140000                     1039.5             360                              359                       7.75                             0       0          0.375          8.125                               FRANKLIN                                 NH       03235        Single Family           140000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        144117                     855.6946875        360                              359                       6.75                             0       0          0.375          7.125                               MARICOPA                                 AZ       85239        PUD                     144117                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        480000                     2700               360                              359                       6.375                            0       0          0.375          6.75                                ATLANTA                                  GA       30307        Single Family           480000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        159862                     899.22375          360                              359                       6.375                            0       0          0.375          6.75                                ALBUQUERQUE                              NM       87120        PUD                     159862                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        107913.63                  727.62             360                              359                       6.75                             0       0          0.375          7.125                               BURNHAM                                  IL       60633        2-4 Family              108000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        147494                     768.1979167        360                              359                       5.875                            0       0          0.375          6.25                                MCHENRY                                  IL       60050        Single Family           147494                    20060101               79.73000336            No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        107917.82                  745.93             360                              358                       7                                0       0          0.375          7.375                               CARPENTERVILLE                           IL       60110        Single Family           108000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.375        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GII)G01        184054                     1073.648333        360                              359                       6.625                            0       0          0.375          7                                   MARICOPA                                 AZ       85239        PUD                     184054                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G03        999999                     4895.828438        360                              359                       5.5                              0       0          0.375          5.875                               ENCINO                                   CA       91436        Single Family           999999                    20060101               24.38999939            No MI                     1.00E+17                              2.25       20121201                       10.875        1.875         1                    First Lien      NO           Y           84            Prepay      84                   360                 EMC             20351201         NO
(GI-)G01        451200                     2538               360                              359                       6.375                            0       0          0.375          6.75                                SPRINGFIELD                              VA       22151        Single Family           451200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        307669                     2051.126667        360                              359                       7.625                            0       0          0.375          8                                   UPPER MARLBORO                           MD       20774        Single Family           307669                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        52000                      354.74             360                              359                       6.875                            0       0          0.375          7.25                                MAPLE HEIGHTS                            OH       44137        Single Family           52000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        138634                     736.493125         360                              359                       6                                0       0          0.375          6.375                               BUCKEYE                                  AZ       85326        PUD                     138634                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        230250                     1199.21875         360                              359                       5.875                            0       0          0.375          6.25                                GILBERT                                  AZ       85296        PUD                     230250                    20060101               74.26999664            No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        131539                     685.0989583        360                              359                       5.875                            0       0          0.375          6.25                                EATON                                    CO       80615        Single Family           131539                    20060101               79.72000122            No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        191175                     1254.585938        360                              359                       7.5                              0       0          0.375          7.875                               DECATUR                                  GA       30034        Single Family           191175                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        77946.33                   565.55             360                              359                       7.5                              0       0          0.375          7.875                               CHICAGO                                  IL       60621        Single Family           78000                     20060101               65                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        282000                     1380.625           360                              359                       5.5                              0       0          0.375          5.875                               DRAPER                                   UT       84020        Single Family           282000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       10.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        197687                     1050.212188        360                              359                       6                                0       0          0.375          6.375                               GILBERT                                  AZ       85296        PUD                     197687                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        285600                     1547               360                              359                       6.125                            0       0          0.375          6.5                                 VALLEJO                                  CA       94590        Single Family           285600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        482500                     2613.541667        360                              360                       6.125                            0       0          0.375          6.5                                 CARMICHAEL                               CA       95608        Single Family           482500                    20060201               74.80999756            No MI                     1.00E+17                              2.25       20110101                       11.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        196039                     1327.347396        360                              360                       7.75                             0       0          0.375          8.125                               QUEEN CREEK                              AZ       85242        PUD                     196039                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       13.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        328800                     2226.25            360                              359                       7.75                             0       0          0.375          8.125                               SACRAMENTO                               CA       95835        Single Family           328800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        244312                     1476.051667        360                              359                       6.875                            0       0          0.375          7.25                                LAS VEGAS                                NV       89178        Single Family           244312                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        247512                     1443.82            360                              359                       6.625                            0       0          0.375          7                                   LAS VEGAS                                NV       89178        PUD                     247512                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        151200                     803.25             360                              360                       6                                0       0          0.375          6.375                               PAWTUCKET                                RI       02860        Condominium             151200                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.375        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20360101         NO
(GII)G01        400000                     2291.666667        360                              359                       6.5                              0       0          0.375          6.875                               PARK CITY                                UT       84098        Single Family           400000                    20060101               74.06999969            No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        103200                     748.28             360                              360                       7.5                              0       0          0.375          7.875                               SPRINGFIELD                              MO       65802        2-4 Family              103200                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.875        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20360101         NO
(GII)G01        248800                     1580.916667        360                              359                       7.25                             0       0          0.375          7.625                               VICTORVILLE                              CA       92392        Single Family           248800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        103900                     595.2604167        360                              359                       6.5                              0       0          0.375          6.875                               DULUTH                                   GA       30096        Single Family           103900                    20060101               79.98000336            No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        288000                     1920               360                              359                       7.625                            0       0          0.375          8                                   MANASSAS                                 VA       20110        PUD                     288000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        141500                     795.9375           360                              360                       6.375                            0       0          0.375          6.75                                REDMOND                                  OR       97756        Single Family           141500                    20060201               68.51999664            No MI                     1.00E+17                              2.25       20110101                       11.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20360101         NO
(GII)G01        61750                      385.9375           360                              359                       7.125                            0       0          0.375          7.5                                 BELLEVIEW                                FL       34420        Single Family           61750                     20060101               65                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        192000                     1000               360                              359                       5.875                            0       0          0.375          6.25                                SALT LAKE CITY                           UT       84103        2-4 Family              192000                    20060101               80                     No MI                     1.00E+17                              2.25       20081201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       36                   360                 EMC             20351201         NO
(GI-)G01        318000                     2053.75            360                              359                       7.375                            0       0          0.375          7.75                                STAFFORD                                 VA       22556        PUD                     318000                    20060101               78.04000092            No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        91000                      568.75             360                              359                       7.125                            0       0          0.375          7.5                                 CHICAGO                                  IL       60649        Condominium             91000                     20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        150400                     846                360                              360                       6.375                            0       0          0.375          6.75                                ALBUQUERQUE                              NM       87120        Single Family           150400                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        431200                     2874.666667        360                              359                       7.625                            0       0          0.375          8                                   KENT                                     WA       98042        Single Family           431200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        115050                     755.8              360                              360                       6.5                              0       0          0.375          6.875                               DOUGLASVILLE                             GA       30134        Single Family           115050                    20060201               65                     No MI                     1.00E+17                              2.25       20110101                       11.875        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        520000                     3412.5             360                              359                       7.5                              0       0          0.375          7.875                               LOS ANGELES                              CA       90033        2-4 Family              520000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        66720                      483.77             360                              359                       7.5                              0       0          0.375          7.875                               RIVERDALE                                GA       30274        Single Family           66720                     20060101               80                     No MI                     1.00E+17                              2.25       20081201                       13.875        1.875         1                    First Lien      NO           N           0             Prepay      36                   360                 EMC             20351201         NO
(GI-)G01        113668                     745.94625          360                              359                       7.5                              0       0          0.375          7.875                               OCALA                                    FL       34473        Single Family           113668                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        104000                     498.3333333        360                              359                       5.375                            0       0          0.375          5.75                                FAIRBURN                                 GA       30213        Single Family           104000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       10.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        194400                     1275.75            360                              359                       7.5                              0       0          0.375          7.875                               SEATTLE                                  WA       98178        Single Family           194400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        106400                     665                360                              360                       7.125                            0       0          0.375          7.5                                 BOLIVAR                                  MO       65613        2-4 Family              106400                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20360101         NO
(GII)G01        364000                     1971.666667        360                              360                       6.125                            0       0          0.375          6.5                                 ST GEORGE                                UT       84790        Single Family           364000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20360101         NO
(GII)G01        159900                     916.09375          360                              359                       6.5                              0       0          0.375          6.875                               SALTON CITY                              CA       92275        Single Family           159900                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        186400                     1126.166667        360                              360                       6.875                            0       0          0.375          7.25                                RIVERTON                                 UT       84065        Single Family           186400                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        167200                     1045               360                              359                       7.125                            0       0          0.375          7.5                                 LAS VEGAS                                NV       89118        Condominium             167200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        231200                     1565.416667        360                              360                       7.75                             0       0          0.375          8.125                               CHICAGO                                  IL       60636        2-4 Family              231200                    20060201               79.72000122            No MI                     1.00E+17                              2.25       20110101                       13.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        236800                     1480               360                              359                       7.125                            0       0          0.375          7.5                                 LUTHERVILLE                              MD       21093        PUD                     236800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        272000                     1700               360                              359                       7.125                            0       0          0.375          7.5                                 CORONA                                   CA       92882        Single Family           272000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        99920                      664.77             360                              359                       6.625                            0       0          0.375          7                                   POCATELLO                                ID       83204        2-4 Family              99920                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        108000                     652.5              360                              359                       6.875                            0       0          0.375          7.25                                PORTSMOUTH                               VA       23707        2-4 Family              108000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        196000                     980                360                              360                       5.625                            0       0          0.375          6                                   MANASSAS                                 VA       20111        Single Family           196000                    20060201               47.79999924            No MI                     1.00E+17                              2.25       20090101                       12            1.875         1                    First Lien      NO           Y           120           Prepay      36                   360                 EMC             20360101         NO
(GI-)G01        552000                     3105               360                              360                       6.375                            0       0          0.375          6.75                                CARLSBAD                                 CA       92009        Single Family           552000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        212000                     1280.833333        360                              359                       6.875                            0       0          0.375          7.25                                AUBURN                                   WA       98001        Single Family           212000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        235920                     1302.475           360                              359                       6.25                             0       0          0.375          6.625                               VANCOUVER                                WA       98682        Single Family           235920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        196000                     1265.833333        360                              359                       7.375                            0       0          0.375          7.75                                EAGLE MOUNTAIN                           UT       84043        Single Family           196000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        468000                     2730               360                              359                       6.625                            0       0          0.375          7                                   PARK CITY                                UT       84098        Single Family           468000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        133356                     764.01875          360                              359                       6.5                              0       0          0.375          6.875                               STATESVILLE                              NC       28625        Single Family           133356                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        308000                     2021.25            360                              359                       7.5                              0       0          0.375          7.875                               MARIETTA                                 GA       30068        Single Family           308000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        262500                     1449.21875         360                              358                       6.25                             0       0          0.375          6.625                               OREGON CITY                              OR       97045        Single Family           262500                    20051201               79.98000336            No MI                     1.00E+17                              2.25       20101101                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        575200                     3055.75            360                              359                       6                                0       0          0.375          6.375                               SCOTTSDALE                               AZ       85255        PUD                     575200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        159920                     899.55             360                              359                       6.375                            0       0          0.375          6.75                                PORTLAND                                 OR       97266        Single Family           159920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        216000                     1462.5             360                              359                       7.75                             0       0          0.375          8.125                               NEW BRUNSWICK                            NJ       08901        Single Family           216000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        184000                     1188.333333        360                              359                       7.375                            0       0          0.375          7.75                                EVERETT                                  WA       98208        Single Family           184000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        489888                     2653.56            360                              359                       6.125                            0       0          0.375          6.5                                 BRUNSWICK                                MD       21758        PUD                     489888                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        296000                     1449.166667        360                              359                       5.5                              0       0          0.375          5.875                               SHERWOOD                                 OR       97140        PUD                     296000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       10.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        268000                     1738.25            360                              359                       6.375                            0       0          0.375          6.75                                SAVANNAH                                 GA       31405        Single Family           268000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        204000                     1083.75            360                              347                       6                                0       0          0.375          6.375                               AVONDALE                                 AZ       85323        PUD                     204000                    20050101               80                     No MI                     1.00E+17                              2.25       20091201                       11.375        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20341201         NO
(GII)G01        90000                      606.35             360                              359                       6.75                             0       0          0.375          7.125                               CHICAGO                                  IL       60619        Single Family           90000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        162000                     1063.125           360                              359                       7.5                              0       0          0.375          7.875                               SCOTTSDALE                               AZ       85251        Condominium             162000                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        571999.42                  3515.413102        360                              357                       7                                0       0          0.375          7.375                               ORANGE                                   CA       92869        Single Family           572000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.375        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351001         NO
(GII)G01        220000                     1122.916667        360                              359                       5.75                             0       0          0.375          6.125                               PUYALLUP                                 WA       98374        Single Family           220000                    20060101               78.56999969            No MI                     1.00E+17                              2.25       20101201                       11.125        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        284800                     1483.333333        360                              359                       5.875                            0       0          0.375          6.25                                SANTA ANA                                CA       92701        Condominium             284800                    20060101               80                     No MI                     1.00E+17                              2.25       20081201                       12.25         1.875         1                    First Lien      NO           Y           36            Prepay      36                   360                 EMC             20351201         NO
(GII)G01        298960                     1494.8             360                              359                       5.625                            0       0          0.375          6                                   GILBERT                                  AZ       85236        PUD                     298960                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        213500                     1378.854167        360                              358                       7.375                            0       0          0.375          7.75                                SANTA ANA                                CA       92703        Condominium             213500                    20051201               70                     No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        320000                     1966.666667        360                              359                       7                                0       0          0.375          7.375                               LOS ANGELES                              CA       90063        2-4 Family              320000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        106710.28                  701.6              360                              358                       6.5                              0       0          0.375          6.875                               AURORA                                   CO       80012        PUD                     106800                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GII)G01        156520                     880.425            360                              359                       6.375                            0       0          0.375          6.75                                COLORADO SPRINGS                         CO       80922        PUD                     156520                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        225600                     1339.5             360                              359                       6.75                             0       0          0.375          7.125                               RENTON                                   WA       98058        Single Family           225600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        492000                     2972.5             360                              358                       6.875                            0       0          0.375          7.25                                TORRANCE AREA                            CA       90501        2-4 Family              492000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        266000                     1274.583333        360                              359                       5.375                            0       0          0.375          5.75                                REDONDO BEACH                            CA       90277        Single Family           266000                    20060101               32.43999863            No MI                     1.00E+17                              2.25       20101201                       10.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        67392.4                    483.15             360                              358                       7.375                            0       0          0.375          7.75                                LEES SUMMIT                              MO       64086        Single Family           67440                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GII)G01        221600                     1269.583333        360                              358                       6.5                              0       0          0.375          6.875                               COLUMBIA                                 MD       21045        Single Family           221600                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        224000                     1283.333333        360                              358                       6.5                              0       0          0.375          6.875                               NEW HAVEN                                CT       06513        2-4 Family              224000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        123401.35                  604.1524427        360                              358                       5.5                              0       0          0.375          5.875                               TACOMA                                   WA       98444        Single Family           123500                    20051201               65                     No MI                     1.00E+17                              2.25       20101101                       10.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        47600                      297.5              360                              359                       7.125                            0       0          0.375          7.5                                 MIDLOTHIAN                               IL       60445        Condominium             47600                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        207920                     1126.233333        360                              359                       6.125                            0       0          0.375          6.5                                 ESTES PARK                               CO       80517        Single Family           207920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        329600                     1545               360                              359                       5.25                             0       0          0.375          5.625                               VISALIA                                  CA       93291        Single Family           329600                    20060101               80                     No MI                     1.00E+17                              2.25       20081201                       11.625        1.875         1                    First Lien      NO           Y           36            Prepay      36                   360                 EMC             20351201         NO
(GII)G01        287758.04                  1891.96            360                              359                       6.5                              0       0          0.375          6.875                               PORTLAND                                 ME       04103        2-4 Family              288000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        220350                     1078.796875        360                              359                       5.5                              0       0          0.375          5.875                               OLYMPIA                                  WA       98501        Single Family           220350                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       10.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        163350                     1003.921875        360                              359                       7                                0       0          0.375          7.375                               DENVER                                   CO       80249        PUD                     163350                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        280000                     1750               360                              359                       7.125                            0       0          0.375          7.5                                 GILBERT                                  AZ       85296        PUD                     280000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        244000                     1550.416667        360                              359                       7.25                             0       0          0.375          7.625                               GILBERT                                  AZ       85296        PUD                     244000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        116000                     664.5833333        360                              359                       6.5                              0       0          0.375          6.875                               INDEPENDENCE                             OR       97351        Single Family           116000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G02        460000                     2539.583333        360                              359                       6.25                             0       0          0.375          6.625                               MONTEREY                                 CA       93940        Condominium             460000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        117600                     637                360                              359                       6.125                            0       0          0.375          6.5                                 VICKSBERG                                MI       49097        Single Family           117600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        137497.88                  962.12             360                              358                       7.125                            0       0          0.375          7.5                                 ALBION                                   MI       49224        Single Family           137600                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GII)G01        242996.24                  1392.165958        360                              359                       6.5                              0       0          0.375          6.875                               ORLANDO                                  FL       32825        Single Family           243000                    20060101               67.87999725            No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G03        120800                     753.64             360                              359                       6                                0       0          0.375          6.375                               SAN ANTONIO                              TX       78247        PUD                     120800                    20060101               80                     No MI                     1.00E+17                              2.25       20121201                       11.375        1.875         1                    First Lien      NO           N           0             Prepay      84                   360                 EMC             20351201         NO
(GII)G01        199919.38                  1145.371448        360                              359                       6.5                              0       0          0.375          6.875                               PHOENIX                                  OR       97535        Single Family           199920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        393750                     2583.984375        360                              359                       7.5                              0       0          0.375          7.875                               BUCKEYE                                  AZ       85326        Single Family           393750                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        57680                      408.26             360                              359                       7.25                             0       0          0.375          7.625                               JONESBORO                                IN       46938        Single Family           57680                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        161125.29                  1141.27            360                              358                       7.25                             0       0          0.375          7.625                               DAVENPORT                                FL       33897        PUD                     161242                    20051201               75                     No MI                     1.00E+17                              2.25       20101101                       12.625        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        83945.05                   623.7              360                              359                       7.75                             0       0          0.375          8.125                               TAMPA                                    FL       33612        2-4 Family              84000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        251793.43                  1676.57            360                              359                       6.625                            0       0          0.375          7                                   GLEN BURNIE                              MD       21061        PUD                     252000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        182616                     722.855            360                              359                       4.375                            0       0          0.375          4.75                                BLACKLICK                                OH       43004        Single Family           182616                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       9.75          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        83945.05                   623.7              360                              359                       7.75                             0       0          0.375          8.125                               TAMPA                                    FL       33612        2-4 Family              84000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        206360                     1246.758333        360                              358                       6.875                            0       0          0.375          7.25                                MAPLE VALLEY                             WA       98038        Single Family           206360                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        178912                     1099.563333        360                              358                       7                                0       0          0.375          7.375                               VANCOUVER                                WA       98665        Single Family           178912                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.375        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        168000                     962.5              360                              359                       6.5                              0       0          0.375          6.875                               BLAINE                                   WA       98230        Single Family           168000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        194400                     931.5              360                              357                       5.375                            0       0          0.375          5.75                                SCOTTSDALE                               AZ       85257        PUD                     194400                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       10.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351001         NO
(GII)G01        110400                     667                360                              359                       6.875                            0       0          0.375          7.25                                TOPPENISH                                WA       98948        Single Family           110400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        368000                     1801.666667        360                              359                       5.5                              0       0          0.375          5.875                               LONG BEACH                               CA       90805        Single Family           368000                    20060101               80                     No MI                     1.00E+17                              2.25       20081201                       11.875        1.875         1                    First Lien      NO           Y           36            Prepay      36                   360                 EMC             20351201         NO
(GI-)G01        62355.96                   447.04             360                              358                       7.375                            0       0          0.375          7.75                                CENTRALIA                                WA       98531        Single Family           62400                     20051201               70.11000061            No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GII)G01        140000                     978.91             360                              359                       7.125                            0       0          0.375          7.5                                 OREM                                     UT       84057        Single Family           140000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        73600                      514.63             360                              359                       7.125                            0       0          0.375          7.5                                 SPRINGFIELD                              MO       65802        2-4 Family              73600                     20060101               80                     No MI                     1.00E+17                              2.25       20081201                       13.5          1.875         1                    First Lien      NO           N           0             Prepay      36                   360                 EMC             20351201         NO
(GII)G01        55200                      345                360                              359                       7.125                            0       0          0.375          7.5                                 GREAT FALLS                              MT       59401        Single Family           55200                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        228000                     1425               360                              358                       7.125                            0       0          0.375          7.5                                 SPARROWS POINT                           MD       21219        Single Family           228000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        240000                     1300               360                              359                       6.125                            0       0          0.375          6.5                                 REDMOND                                  OR       97756        Single Family           240000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        215920                     1169.566667        360                              359                       6.125                            0       0          0.375          6.5                                 PLAINFIELD                               IL       60544        PUD                     215920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G03        475000                     2226.5625          360                              358                       5.25                             0       0          0.375          5.625                               SCOTTSDALE                               AZ       85255        PUD                     475000                    20051201               57.58000183            No MI                     1.00E+17                              2.25       20121101                       10.625        1.875         1                    First Lien      NO           Y           120           Prepay      84                   360                 EMC             20351101         NO
(GII)G03        183280                     973.675            360                              357                       6                                0       0          0.375          6.375                               VANCOUVER                                WA       98662        Single Family           183280                    20051101               80                     No MI                     1.00E+17                              2.25       20121001                       11.375        1.875         1                    First Lien      NO           Y           84            Prepay      84                   360                 EMC             20351001         NO
(GII)G03        204800                     1045.333333        360                              358                       5.75                             0       0          0.375          6.125                               BEND                                     OR       97701        PUD                     204800                    20051201               80                     No MI                     1.00E+17                              2.25       20121101                       11.125        1.875         1                    First Lien      NO           Y           120           Prepay      84                   360                 EMC             20351101         NO
(GII)G03        133600                     835                360                              358                       7.125                            0       0          0.375          7.5                                 COLLEGE PARK                             GA       30349        2-4 Family              133600                    20051201               80                     No MI                     1.00E+17                              2.25       20121101                       12.5          1.875         1                    First Lien      NO           Y           84            Prepay      84                   360                 EMC             20351101         NO
(GII)G01        175920                     1007.875           360                              359                       6.5                              0       0          0.375          6.875                               REDMOND                                  OR       97756        Single Family           175920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        320000                     2066.666667        360                              358                       7.375                            0       0          0.375          7.75                                LAS VEGAS                                NV       89121        2-4 Family              320000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        221600                     1385               360                              359                       7.125                            0       0          0.375          7.5                                 DES MOINES                               WA       98198        Single Family           221600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        249600                     1436.84            360                              359                       5.25                             0       0          0.375          5.625                               PARKER                                   CO       80134        PUD                     249600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       10.625        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        408000                     2337.5             360                              358                       6.5                              0       0          0.375          6.875                               BALTIMORE                                MD       21224        PUD                     408000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        220000                     1191.666667        360                              359                       6.125                            0       0          0.375          6.5                                 MONTGOMERY VILLAGE                       MD       20886        PUD                     220000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        200000                     1104.166667        360                              358                       6.25                             0       0          0.375          6.625                               LOS ANGELES                              CA       90062        Single Family           200000                    20051201               53.33000183            No MI                     1.00E+17                              2.25       20101101                       11.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        220000                     1145.833333        360                              358                       5.875                            0       0          0.375          6.25                                LITCHFIELD PARK                          AZ       85340        PUD                     220000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        259721.84                  1496.71            360                              358                       5.25                             0       0          0.375          5.625                               BUCKEYE                                  AZ       85326        Single Family           260000                    20051201               68.41999817            No MI                     1.00053700000429E+                    2.25       20101101                       10.625        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GII)G01        423200                     2512.75            360                              358                       6.75                             0       0          0.375          7.125                               PORTLAND                                 OR       97230        2-4 Family              423200                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.125        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        135563                     734.2995833        360                              359                       6.125                            0       0          0.375          6.5                                 LAKE WALES                               FL       33859        Single Family           135563                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        188000                     1272.916667        360                              359                       7.75                             0       0          0.375          8.125                               ATLANTA                                  GA       30310        Single Family           188000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        359650                     1985.567708        360                              358                       6.25                             0       0          0.375          6.625                               WHITTIER (UNINCORP.                      CA       90605        Single Family           359650                    20051201               78.19000244            No MI                     1.00E+17                              2.25       20101101                       11.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        156800                     947.3333333        360                              359                       6.875                            0       0          0.375          7.25                                WASHINGTON                               DC       20019        Single Family           156800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        146393                     949.51             360                              359                       6.375                            0       0          0.375          6.75                                MARICOPA                                 AZ       85239        PUD                     146393                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        403920                     2103.75            360                              359                       5.875                            0       0          0.375          6.25                                LA PINE                                  OR       97739        Single Family           403920                    20060101               80                     No MI                     1.00E+17                              2.25       20081201                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      36                   360                 EMC             20351201         NO
(GI-)G01        52000                      381.56             360                              359                       7.625                            0       0          0.375          8                                   BIRMINGHAM                               AL       35217        Single Family           52000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        159958                     899.76375          360                              359                       6.375                            0       0          0.375          6.75                                MARICOPA                                 AZ       85239        PUD                     159958                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        250000                     1354.166667        360                              359                       6.125                            0       0          0.375          6.5                                 SACRAMENTO                               CA       95842        Single Family           250000                    20060101               78.12000275            No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        62355.96                   447.04             360                              358                       7.375                            0       0          0.375          7.75                                CENTRALIA                                WA       98531        Single Family           62400                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GII)G01        164658                     960.505            360                              358                       6.625                            0       0          0.375          7                                   SPOKANE                                  WA       99217        PUD                     164658                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        168000                     1061.88            360                              359                       6.125                            0       0          0.375          6.5                                 BAKERSFIELD                              CA       93306        2-4 Family              168000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        96463.57                   699.91             360                              358                       7.5                              0       0          0.375          7.875                               PLAINFIELD                               IN       46168        Single Family           96530                     20051201               70                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GII)G01        156365                     928.4171875        360                              359                       6.75                             0       0          0.375          7.125                               MARICOPA                                 AZ       85239        PUD                     156365                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        184800                     1039.5             360                              359                       6.375                            0       0          0.375          6.75                                BEND                                     OR       97701        Single Family           184800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        102157                     532.0677083        360                              359                       5.875                            0       0          0.375          6.25                                SAN ANTONIO                              TX       78244        PUD                     102157                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        459793.2                   2777.91725         360                              358                       6.875                            0       0          0.375          7.25                                SCOTTSDALE                               AZ       85255        Condominium             460000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        120000                     750                360                              359                       7.125                            0       0          0.375          7.5                                 ATLANTA                                  GA       30314        Single Family           120000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        265600                     1328               360                              359                       5.625                            0       0          0.375          6                                   ELKRIDGE                                 MD       21075        Single Family           265600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11            1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        362560                     2266               360                              359                       7.125                            0       0          0.375          7.5                                 COMMACK                                  NY       11725        Single Family           362560                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        212986                     1153.674167        360                              359                       6.125                            0       0          0.375          6.5                                 MARICOPA                                 AZ       85239        PUD                     212986                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        307992.12                  1604.125625        360                              359                       5.875                            0       0          0.375          6.25                                CHANDLER                                 AZ       85225        PUD                     308000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        172000                     1003.333333        360                              359                       6.625                            0       0          0.375          7                                   MAYWOOD                                  IL       60153        2-4 Family              172000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        295960                     1664.775           360                              359                       6.375                            0       0          0.375          6.75                                MOUNTLAKE TERRACE                        WA       98043        Single Family           295960                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        180700                     903.5              360                              359                       5.625                            0       0          0.375          6                                   STEVENSVILLE                             MI       49127        Single Family           180700                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       11            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        181600                     926.9166667        360                              359                       5.75                             0       0          0.375          6.125                               HILLSIDE                                 IL       60162        Single Family           181600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.125        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        160000                     866.6666667        360                              359                       6.125                            0       0          0.375          6.5                                 KNOXVILLE                                TN       37922        Single Family           160000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        185233                     926.165            360                              359                       5.625                            0       0          0.375          6                                   BRIGGSDALE                               CO       80611        Single Family           185233                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        67952                      487.17             360                              359                       7.375                            0       0          0.375          7.75                                WOODSTOCK                                GA       30189        Single Family           68000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        125600                     628                360                              359                       5.625                            0       0          0.375          6                                   FRESNO                                   CA       93706        Single Family           125600                    20060101               80                     No MI                     1.00E+17                              2.25       20081201                       12            1.875         1                    First Lien      NO           Y           36            Prepay      36                   360                 EMC             20351201         NO
(GII)G01        214196.57                  1320.1             360                              358                       5.875                            0       0          0.375          6.25                                CORVALLIS                                OR       97333        Single Family           214400                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.25         1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GII)G01        188800                     944                360                              358                       5.625                            0       0          0.375          6                                   FORT LUPTON                              CO       80621        Single Family           188800                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        164606                     908.7622917        360                              359                       6.25                             0       0          0.375          6.625                               QUEEN CREEK                              AZ       85242        PUD                     164606                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        158400                     990                360                              359                       7.125                            0       0          0.375          7.5                                 SCHAUMBURG                               IL       60194        Condominium             158400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        60000                      406.25             360                              359                       7.75                             0       0          0.375          8.125                               RICHMOND                                 VA       23223        Single Family           60000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        180284                     1183.11375         360                              359                       7.5                              0       0          0.375          7.875                               LOCUST GROVE                             GA       30248        PUD                     180284                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        571200                     3094               360                              359                       6.125                            0       0          0.375          6.5                                 BOYDS                                    MD       20841        PUD                     571200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G03        102059.99                  457.1437052        360                              358                       5                                0       0          0.375          5.375                               BEND                                     OR       97701        Single Family           110000                    20051201               40.74000168            No MI                     1.00E+17                              2.25       20121101                       10.375        1.875         1                    First Lien      NO           Y           120           Prepay      84                   360                 EMC             20351101         NO
(GI-)G01        128000                     760                360                              359                       6.75                             0       0          0.375          7.125                               OMAHA                                    NE       68106        Single Family           128000                    20060101               80                     No MI                     1.00E+17                              2.25       20081201                       13.125        1.875         1                    First Lien      NO           Y           36            Prepay      36                   360                 EMC             20351201         NO
(GII)G01        186400                     1087.333333        360                              359                       6.625                            0       0          0.375          7                                   SHAKOPEE                                 MN       55379        PUD                     186400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        223600                     1281.041667        360                              359                       6.5                              0       0          0.375          6.875                               DACULA                                   GA       30019        PUD                     223600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        201600                     1461.74            360                              359                       7.5                              0       0          0.375          7.875                               LAUDERHILL                               FL       33319        Condominium             201600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        43325.16                   314.36             360                              359                       7.5                              0       0          0.375          7.875                               CONYERS                                  GA       30013        Single Family           43355                     20060101               65                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        199376                     1079.953333        360                              359                       6.125                            0       0          0.375          6.5                                 MARICOPA                                 AZ       85239        PUD                     199376                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        235600                     1546.125           360                              359                       7.5                              0       0          0.375          7.875                               STONE MOUNTAIN                           GA       30087        Single Family           235600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        245600                     1304.75            360                              359                       6                                0       0          0.375          6.375                               LAS VEGAS                                NV       89120        Single Family           245600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        171900                     931.125            360                              359                       6.125                            0       0          0.375          6.5                                 AUBURN                                   WA       98002        Condominium             172000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        188000                     1037.916667        360                              358                       6.25                             0       0          0.375          6.625                               YUBA CITY                                CA       95991        Single Family           188000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        276000                     1638.75            360                              358                       6.75                             0       0          0.375          7.125                               EDMONDS                                  WA       98026        Single Family           276000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.125        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        492800                     3080               360                              359                       7.125                            0       0          0.375          7.5                                 FAIRFAX                                  VA       22030        PUD                     492800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        102400                     681.27             360                              359                       6.625                            0       0          0.375          7                                   BATH                                     ME       04530        Single Family           102400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        183200                     1164.083333        360                              358                       7.25                             0       0          0.375          7.625                               EVERETT                                  WA       98201        Single Family           183200                    20051201               78.97000122            No MI                     1.00E+17                              2.25       20101101                       12.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        128000                     800                360                              359                       7.125                            0       0          0.375          7.5                                 PHOENIX                                  AZ       85032        Single Family           128000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        275160                     1375.8             360                              358                       5.625                            0       0          0.375          6                                   PARKER                                   CO       80134        PUD                     275160                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11            1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        164000                     1232.08            360                              359                       7.875                            0       0          0.375          8.25                                ATLANTA                                  GA       30318        Single Family           164000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.25         1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        132597                     883.98             360                              359                       7.625                            0       0          0.375          8                                   BUCKEYE                                  AZ       85326        PUD                     132597                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        319500                     1730.625           360                              357                       6.125                            0       0          0.375          6.5                                 VANCOUVER                                WA       98662        PUD                     319500                    20051101               79.98999786            No MI                     1.00E+17                              2.25       20101001                       11.5          1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G01        116000                     628.3333333        360                              359                       6.125                            0       0          0.375          6.5                                 EVANS                                    CO       80620        Single Family           116000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        202320                     1201.275           360                              359                       6.75                             0       0          0.375          7.125                               FREDERICKSBURG                           VA       22408        Single Family           202320                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G03        1000000                    5520.833333        360                              359                       6.25                             0       0          0.375          6.625                               HOBE SOUND                               FL       33455        Single Family           1000000                   20060101               80                     No MI                     1.00E+17                              2.25       20121201                       11.625        1.875         1                    First Lien      NO           Y           84            Prepay      84                   360                 EMC             20351201         NO
(GII)G01        136800                     855                360                              358                       7.125                            0       0          0.375          7.5                                 GLACIER                                  WA       98244        Single Family           136800                    20051201               79.06999969            No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        463200                     2846.75            360                              359                       7                                0       0          0.375          7.375                               SAINT SIMONS ISLAND                      GA       31522        Single Family           463200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        166000                     951.0416667        360                              359                       6.5                              0       0          0.375          6.875                               CONYERS                                  GA       30013        PUD                     166000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        192680                     1063.754167        360                              359                       6.25                             0       0          0.375          6.625                               BEND                                     OR       97701        Single Family           192680                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        210000                     1137.5             360                              359                       6.125                            0       0          0.375          6.5                                 PHOENIX                                  AZ       85044        PUD                     210000                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        252000                     1443.75            360                              358                       6.5                              0       0          0.375          6.875                               GAITHERSBURG                             MD       20877        Condominium             252000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        87934.69                   615.31             360                              358                       7.125                            0       0          0.375          7.5                                 WALLA WALLA                              WA       99362        2-4 Family              88000                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        104800                     687.75             360                              359                       7.5                              0       0          0.375          7.875                               DALLAS                                   GA       30157        Single Family           104800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        243950                     1524.6875          360                              358                       7.125                            0       0          0.375          7.5                                 LAKEWOOD                                 WA       98498        Single Family           243950                    20051201               79.98000336            No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        136160                     751.7166667        360                              359                       6.25                             0       0          0.375          6.625                               LARAMIE                                  WY       82070        Single Family           136160                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        135600                     706.25             360                              358                       5.875                            0       0          0.375          6.25                                PORTLAND                                 OR       97211        Single Family           135600                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        100620                     565.9875           360                              359                       6.375                            0       0          0.375          6.75                                SEATAC                                   WA       98188        Condominium             100620                    20060101               78                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        375200                     2227.75            360                              358                       6.75                             0       0          0.375          7.125                               TEHACHAPI                                CA       93561        Single Family           375200                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.125        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        206360                     1246.758333        360                              358                       6.875                            0       0          0.375          7.25                                MAPLE VALLEY                             WA       98038        Single Family           206360                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G03        129578.24                  833.95             360                              358                       6.25                             0       0          0.375          6.625                               ARLINGTON                                TX       76012        PUD                     130240                    20051201               80                     No MI                     1.00E+17                              2.25       20121101                       11.625        1.875         1                    First Lien      NO           N           0             Prepay      84                   360                 EMC             20351101         NO
(GII)G01        528000                     2915               360                              358                       6.25                             0       0          0.375          6.625                               HAUULA                                   HI       96717        Single Family           528000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        164000                     820                360                              359                       5.625                            0       0          0.375          6                                   KLAMATH FALLS                            OR       97601        Single Family           164000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        173600                     1139.25            360                              359                       7.5                              0       0          0.375          7.875                               CHICAGO                                  IL       60617        2-4 Family              173600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        116250                     750.78125          360                              359                       7.375                            0       0          0.375          7.75                                DECATUR                                  GA       30032        Single Family           116250                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        1102500                    6890.625           360                              358                       7.125                            0       0          0.375          7.5                                 PORTLAND                                 OR       97205        Single Family           1102500                   20051201               70                     No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        102320                     532.9166667        360                              359                       5.875                            0       0          0.375          6.25                                SAN ANTONIO                              TX       78244        PUD                     102320                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        116800                     730                360                              359                       7.125                            0       0          0.375          7.5                                 EAST POINT                               GA       30344        Single Family           116800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        252000                     1391.25            360                              359                       6.25                             0       0          0.375          6.625                               BRYANTOWN                                MD       20617        Single Family           252000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        273000                     1535.625           360                              356                       6.375                            0       0          0.375          6.75                                VANCOUVER                                WA       98662        Single Family           273000                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       11.75         1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20350901         NO
(GII)G01        344500                     1650.729167        360                              359                       5.375                            0       0          0.375          5.75                                BABYLON                                  NY       11702        Single Family           344500                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       10.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        324000                     1755               360                              359                       6.125                            0       0          0.375          6.5                                 CROWNSVILLE                              MD       21032        Single Family           324000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        119200                     645.6666667        360                              359                       6.125                            0       0          0.375          6.5                                 WAUKEGAN                                 IL       60085        Single Family           119200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        212000                     1126.25            360                              359                       6                                0       0          0.375          6.375                               LAS VEGAS                                NV       89141        PUD                     212000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        209600                     1375.5             360                              359                       7.5                              0       0          0.375          7.875                               BOISE                                    ID       83713        PUD                     209600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        210037                     1356.488958        360                              359                       7.375                            0       0          0.375          7.75                                BOISE                                    ID       83713        Single Family           210037                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        188000                     998.75             360                              359                       6                                0       0          0.375          6.375                               ARLINGTON                                TX       76017        PUD                     188000                    20060101               80                     No MI                     1.00E+17                              2.25       20081201                       12.375        1.875         1                    First Lien      NO           Y           36            Prepay      36                   360                 EMC             20351201         NO
(GII)G01        248000                     1317.5             360                              358                       6                                0       0          0.375          6.375                               ORTING                                   WA       98360        Single Family           248000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.375        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        544000                     3286.666667        360                              358                       6.875                            0       0          0.375          7.25                                NORWALK                                  CA       90650        2-4 Family              544000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        219957                     1237.258125        360                              358                       6.375                            0       0          0.375          6.75                                BOTHELL                                  WA       98012        Condominium             219957                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        214000                     1382.083333        360                              359                       7.375                            0       0          0.375          7.75                                ATLANTA                                  GA       30310        Single Family           214000                    20060101               74.05000305            No MI                     1.00E+17                              2.25       20081201                       13.75         1.875         1                    First Lien      NO           Y           36            Prepay      36                   360                 EMC             20351201         NO
(GII)G01        350000                     1786.458333        360                              358                       5.75                             0       0          0.375          6.125                               OLYMPIA                                  WA       98502        Single Family           350000                    20051201               63.63999939            No MI                     1.00E+17                              2.25       20101101                       11.125        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G02        560000                     2800               360                              357                       5.625                            0       0          0.375          6                                   BRUSH PRAIRIE                            WA       98606        Single Family           560000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G01        179993                     974.9620833        360                              359                       6.125                            0       0          0.375          6.5                                 QUEEN CREEK                              AZ       85242        PUD                     179993                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        236000                     1352.083333        360                              359                       6.5                              0       0          0.375          6.875                               FIFE                                     WA       98424        Single Family           236000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        274354.83                  1314.616894        360                              359                       5.375                            0       0          0.375          5.75                                REDMOND                                  OR       97756        Single Family           274400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       10.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        167700                     890.90625          360                              358                       6                                0       0          0.375          6.375                               ALBANY                                   OR       97322        Single Family           167700                    20051201               79.97000122            No MI                     1.00E+17                              2.25       20101101                       11.375        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        167851.77                  1075.73            360                              359                       6.25                             0       0          0.375          6.625                               ISLAND LAKE                              IL       60042        Single Family           168000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        128000                     720                360                              358                       6.375                            0       0          0.375          6.75                                PUYALLUP                                 WA       98375        Condominium             128000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        103931.97                  772.2              360                              359                       7.75                             0       0          0.375          8.125                               PONTIAC                                  MI       48340        Single Family           104000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        220800                     1380               360                              359                       7.125                            0       0          0.375          7.5                                 EVERETT                                  WA       98201        Single Family           220800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        156000                     1007.5             360                              359                       7.375                            0       0          0.375          7.75                                EVERETT                                  WA       98208        Single Family           156000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        84500                      572.1354167        360                              359                       7.75                             0       0          0.375          8.125                               CLEVELAND                                OH       44111        Single Family           84500                     20060101               65                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        283200                     1917.5             360                              359                       7.75                             0       0          0.375          8.125                               HOOD RIVER                               OR       97031        Single Family           283200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        128000                     693.3333333        360                              358                       6.125                            0       0          0.375          6.5                                 BARSTOW                                  CA       92311        Single Family           128000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        196000                     1061.666667        360                              358                       6.125                            0       0          0.375          6.5                                 APPLE VALLEY                             CA       92308        Single Family           196000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        1500000                    7812.5             360                              359                       5.875                            0       0          0.375          6.25                                GLENBROOK                                NV       89413        PUD                     1500000                   20060101               60                     No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        420000                     2537.5             360                              359                       6.875                            0       0          0.375          7.25                                WAYNE                                    NJ       07470        Single Family           420000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        572000                     3277.083333        360                              359                       6.5                              0       0          0.375          6.875                               GILBERT                                  AZ       85297        PUD                     572000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        176000                     1136.666667        360                              359                       7.375                            0       0          0.375          7.75                                PHOENIX                                  AZ       85037        Single Family           176000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        268800                     1596               360                              359                       6.75                             0       0          0.375          7.125                               SACRAMENTO                               CA       95823        Single Family           268800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        260700                     1439.28125         360                              359                       6.25                             0       0          0.375          6.625                               WILSONVILLE                              OR       97070        PUD                     260700                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        122500                     701.8229167        360                              359                       6.5                              0       0          0.375          6.875                               ST. PETERSBURG                           FL       33710        Single Family           122500                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        158320                     857.5666667        360                              359                       6.125                            0       0          0.375          6.5                                 ALBUQUERQUE                              NM       87124        Single Family           158320                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        256366.31                  1815.86            360                              359                       7.25                             0       0          0.375          7.625                               TUCSON                                   AZ       85743        PUD                     256552                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        344000                     1863.333333        360                              359                       6.125                            0       0          0.375          6.5                                 WHITTIER                                 CA       90605        Single Family           344000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        224000                     1493.333333        360                              359                       7.625                            0       0          0.375          8                                   MCMINNVILLE                              OR       97128        PUD                     224000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        326330.64                  1869.602625        360                              307                       6.625                            0       0          0.25           6.875                               FRANKLIN LAKES                           NJ       07417        Single Family           327500                    20010901               50                     No MI                                                           2          20060801                       13            1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20310801         NO
(GI-)G01        417500                     1957.03125         360                              313                       5.375                            0       0          0.25           5.625                               MORRISVILLE                              NC       27560        PUD                     417500                    20020301               79.68000031            No MI                                                           2          20070201                       10.625        1.75          1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320201         NO
(GI-)G01        323522.68                  1617.6134          360                              311                       5.75                             0       0          0.25           6                                   SAN DIEGO                                CA       92129        Single Family           420000                    20020101               97.66999817            No MI                                                           2          20061201                       11            1.75          1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20311201         NO
(GI-)G01        694935.55                  3836.623349        360                              309                       6.375                            0       0          0.25           6.625                               SCOTTSDALE                               AZ       85259        PUD                     700000                    20011101               66.66999817            No MI                                                           2          20061001                       13            1.75          2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20311001         NO
(GI-)G01        254955.64                  1221.662442        360                              312                       5.5                              0       0          0.25           5.75                                OLD GREENWICH                            CT       06870        Single Family           301246                    20020201               56.47999954            No MI                                                           2          20070101                       10.75         1.75          1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320101         NO
(GI-)G01        689175.67                  3589.456615        360                              311                       6                                0       0          0.25           6.25                                ATLANTA                                  GA       30319        Condominium             705000                    20020101               75                     No MI                                                           2          20061201                       11.25         1.75          1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20311201         NO
(GI-)G01        993958.33                  6005.16491         360                              305                       7                                0       0          0.25           7.25                                AURORA                                   OH       44202        PUD                     1000000                   20010701               74.88999939            No MI                                                           2          20060601                       13.25         1.75          2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20310601         NO
(GI-)G01        166453.04                  814.9263417        360                              315                       5.625                            0       0          0.25           5.875                               DAVENPORT                                IA       52807        Single Family           354870                    20020501               37.34999847            No MI                                                           2          20070401                       10.875        1.75          1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320401         NO
(GI-)G01        301215.87                  1474.702697        360                              314                       5.625                            0       0          0.25           5.875                               ROSWELL                                  GA       30076        Single Family           372000                    20020401               74.40000153            No MI                                                           2          20070301                       10.875        1.75          1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320301         NO
(GI-)G01        869385.47                  5442.15            360                              312                       5.625                            0       0          0.25           5.875                               LAS VEGAS                                NV       89109        PUD                     920000                    20020201               72                     No MI                                                           2.75       20070101                       10.875        1.75          2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320101         NO
(GI-)G01        310000                     1614.583333        360                              314                       6                                0       0          0.25           6.25                                CARMEL                                   IN       46033        Single Family           310000                    20020401               77.5                   No MI                                                           2          20070301                       11.25         2.5           1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320301         NO
(GI-)G01        560000                     2683.333333        360                              313                       5.5                              0       0          0.25           5.75                                COLUMBUS                                 OH       43235        Single Family           560000                    20020301               80                     No MI                                                           2          20070201                       10.75         1.75          1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320201         NO
(GI-)G01        226806.89                  1110.408732        360                              314                       5.625                            0       0          0.25           5.875                               BATON ROUGE                              LA       70806        Single Family           308000                    20020401               80                     No MI                                                           2          20070301                       10.875        1.75          1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320301         NO
(GI-)G01        396863                     2066.994792        360                              314                       6                                0       0          0.25           6.25                                BLOOMFIELD HILLS                         MI       48304        Condominium             396863                    20020401               41.77999878            No MI                                                           2          20070301                       11.25         1.75          1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320301         NO
(GI-)G01        291200                     1395.333333        360                              313                       5.5                              0       0          0.25           5.75                                GALESBURG                                MI       49053        Single Family           357891                    20020301               99                     No MI                                                           2          20070201                       10.75         1.75          1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320201         NO
(GI-)G01        332192                     1557.15            360                              313                       5.375                            0       0          0.25           5.625                               MANHATTAN BEACH                          CA       90266        Single Family           332192                    20020301               29.53000069            No MI                                                           2          20070201                       10.625        1.75          1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320201         NO
(GI-)G01        399667                     2081.598958        360                              313                       6                                0       0          0.25           6.25                                CAMBRIDGE                                MA       02138        Condominium             399667                    20020301               56.61000061            No MI                                                           2          20070201                       11.25         1.75          1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320201         NO
(GI-)G01        336380.71                  1751.982865        360                              314                       6                                0       0          0.25           6.25                                COLUMBUS                                 OH       43221        PUD                     336500                    20020401               73.94999695            No MI                                                           2          20070301                       11.25         1.75          1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320301         NO
(GI-)G01        994447.91                  4972.23955         360                              311                       5.75                             0       0          0.25           6                                   NEW YORK                                 NY       10023        Condominium             1000000                   20020101               64.72000122            No MI                                                           2          20061201                       11            1.75          1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20311201         NO
(GI-)G01        354700                     1810.447917        360                              312                       5.875                            0       0          0.25           6.125                               PRINCETON TOWNSHIP                       NJ       08540        Single Family           354700                    20020201               37.72999954            No MI                                                           2          20070101                       11.125        1.75          1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320101         NO
(GI-)G01        395896.99                  1979.48495         360                              313                       5.75                             0       0          0.25           6                                   VERO BEACH                               FL       32963        Condominium             402500                    20020301               70                     No MI                                                           2          20070201                       11            1.75          1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320201         NO
(GI-)G01        665300.3                   3326.5015          360                              312                       5.75                             0       0          0.25           6                                   MUTTONTOWN                               NY       11545        Single Family           668367                    20020201               61.88999939            No MI                                                           2          20070101                       11            1.75          1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320101         NO
(GI-)G01        398000                     1782.708333        360                              312                       5.125                            0       0          0.25           5.375                               CUMMING                                  GA       30040        Single Family           398000                    20020201               66.33000183            No MI                                                           2          20070101                       10.375        1.75          1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320101         NO
(GI-)G01        325000                     1557.291667        360                              314                       5.5                              0       0          0.25           5.75                                PITTSBURGH                               PA       15217        Condominium             325000                    20020401               97.16000366            No MI                                                           2          20070301                       10.75         1.75          1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320301         NO
(GI-)G01        562500                     2695.3125          360                              313                       5.5                              0       0          0.25           5.75                                SEA ISLE CITY                            NJ       08243        Single Family           575000                    20020301               76.66999817            No MI                                                           2          20070201                       10.75         1.75          1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320201         NO
(GI-)G01        495828.29                  2634.087791        360                              314                       6.125                            0       0          0.25           6.375                               WEST CHESTER                             PA       19382        Single Family           496000                    20020401               80                     No MI                                                           2          20070301                       11.375        1.75          1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320301         NO
(GI-)G01        479644.18                  2498.146771        360                              310                       6                                0       0          0.25           6.25                                VIENNA                                   VA       22182        PUD                     660725                    20011201               93.80000305            No MI                                                           2          20061101                       11.25         1.75          1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20311101         NO
(GII)G03        105600                     506                360                              358                       5.375                            0       0          0.375          5.75                                HOUSTON                                  TX       77057        Condominium             105600                    20051201               80                     No MI                     1.00E+17                              2.25       20121101                       10.75         1.75          1                    First Lien      NO           Y           84            Prepay      84                   360                 EMC             20351101         NO
(GII)G03        81583.77                   470.66             360                              358                       5.25                             0       0          0.375          5.625                               FORT WAYNE                               IN       46835        Single Family           81759                     20051201               80                     No MI                     1.00E+17                              2.25       20121101                       10.625        1.875         1                    First Lien      NO           N           0             No_PP       84                   360                 EMC             20351101         NO
(GII)G03        488286                     2441.43            360                              358                       5.625                            0       0          0.375          6                                   MANTECA                                  CA       95337        Single Family           488586                    20051201               80                     No MI                     1.00E+17                              2.25       20121101                       11            1.875         1                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351101         NO
(GI-)G01        473500                     2416.822917        360                              313                       5.875                            0       0          0.25           6.125                               ESTES PARK                               CO       80517        PUD                     473500                    20020301               59.56000137            No MI                                                           2          20070201                       11.125        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320201         NO
(GI-)G01        412000                     1931.25            360                              313                       5.375                            0       0          0.25           5.625                               GULFPORT                                 MS       39503        Single Family           412000                    20020301               71.22000122            No MI                                                           2          20070201                       10.625        1.75          1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320201         NO
(GI-)G01        554672                     2657.803333        360                              313                       5.5                              0       0          0.25           5.75                                MUNSEY PARK                              NY       11030        Single Family           554672                    20020301               61.63000107            No MI                                                           2          20070201                       10.75         1.75          1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320201         NO
(GI-)G01        321500                     1507.03125         360                              314                       5.375                            0       0          0.25           5.625                               MAITLAND                                 FL       32751        PUD                     321500                    20020401               58.99000168            No MI                                                           2          20070301                       10.625        1.75          1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320301         NO
(GI-)G01        393965.43                  1887.751019        360                              311                       5.5                              0       0          0.25           5.75                                LEAGUE CITY                              TX       77573        Single Family           394752                    20020101               77.40000153            No MI                                                           2          20061201                       10.75         1.75          1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20311201         NO
(GI-)G01        149199.11                  730.453976         360                              312                       5.625                            0       0          0.25           5.875                               WILBRAHAM                                MA       01095        Single Family           309000                    20020201               71.86000061            No MI                                                           2          20070101                       10.875        1.75          1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320101         NO
(GI-)G01        337549.65                  1722.909672        360                              313                       5.875                            0       0          0.25           6.125                               CHICAGO                                  IL       60610        Condominium             338200                    20020301               67.37000275            No MI                                                           2          20070201                       11.125        1.75          1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320201         NO
(GI-)G01        355851.94                  1816.32761         360                              313                       5.875                            0       0          0.25           6.125                               PRAIRIE VILLAGE                          KS       66208        PUD                     360000                    20020301               80                     No MI                                                           2          20070201                       11.125        1.75          1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320201         NO
(GI-)G01        456000                     2422.5             360                              313                       6.125                            0       0          0.25           6.375                               MARCO ISLAND                             FL       34145        Condominium             456000                    20020301               72.94999695            No MI                                                           2          20070201                       11.375        1.75          1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320201         NO
(GI-)G01        422500                     2420.572917        360                              303                       6.625                            0       0          0.25           6.875                               VENTURA                                  CA       93003        Single Family           530000                    20010501               100                    No MI                                                           2          20060401                       13            1.75          2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20310401         NO
(GI-)G01        1000000                    4895.833333        360                              314                       5.625                            0       0          0.25           5.875                               LANCASTER                                OH       43130        Single Family           1000000                   20020401               47.61999893            No MI                                                           2          20070301                       10.875        1.75          1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320301         NO
(GI-)G01        350420                     1642.59375         360                              312                       5.375                            0       0          0.25           5.625                               MANALAPAN                                NJ       07726        Single Family           350420                    20020201               60.93999863            No MI                                                           2          20070101                       10.625        1.75          1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320101         NO
(GI-)G01        313383.71                  1860.715778        360                              306                       6.875                            0       0          0.25           7.125                               COLLEGE STATION                          TX       77845        Single Family           325989                    20010801               74.43000031            No MI                                                           2          20060701                       13.125        1.75          2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20310701         NO
(GI-)G01        480000                     2500               360                              314                       6                                0       0          0.25           6.25                                BEACH HAVEN                              NJ       08008        Single Family           480000                    20020401               53.33000183            No MI                                                           2          20070301                       11.25         1.75          1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320301         NO
(GI-)G01        761633.85                  3887.506109        360                              313                       5.875                            0       0          0.25           6.125                               DARIEN                                   CT       06820        Single Family           761637                    20020301               24.56999969            No MI                                                           2          20070201                       11.125        1.75          1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320201         NO
(GI-)G01        164793.99                  789.6378687        360                              313                       5.5                              0       0          0.25           5.75                                BIDDEFORD                                ME       04005        Single Family           354879                    20020301               94.88999939            No MI                                                           2          20070201                       10.75         1.75          1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320201         NO
(GI-)G01        480000                     2550               360                              312                       6.125                            0       0          0.25           6.375                               SUMMIT                                   NJ       07901        Single Family           480000                    20020201               56.47000122            No MI                                                           2          20070101                       11.375        1.75          1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320101         NO
(GI-)G01        395846.21                  2144.166971        360                              314                       6.25                             0       0          0.25           6.5                                 BOISE                                    ID       83703        Single Family           497000                    20020401               55.84000015            No MI                                                           2          20070301                       11.5          1.75          1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320301         NO
(GI-)G01        456247.06                  2955.45            360                              314                       6                                0       0          0.25           6.25                                DULUTH                                   GA       30096        Single Family           480000                    20020401               80                     No MI                                                           2.75       20070301                       11.25         1.75          2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320301         NO
(GI-)G01        456180.95                  2280.90475         360                              312                       5.75                             0       0          0.25           6                                   FRANKLIN LAKES                           NJ       07417        Single Family           458300                    20020201               43.65000153            No MI                                                           2          20070101                       11            2.5           1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320101         NO
(GI-)G01        245074.13                  1199.842095        360                              315                       5.625                            0       0          0.25           5.875                               ATLANTA                                  GA       30305        Condominium             313500                    20020501               95                     No MI                                                           2          20070401                       10.875        1.75          1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320401         NO
(GI-)G01        310941.25                  1522.316536        360                              310                       5.625                            0       0          0.25           5.875                               LOS ANGELES                              CA       90024        Condominium             400000                    20011201               56.34000015            No MI                                                           2          20061101                       13            1.75          1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20311101         NO
(GI-)G01        389999.99                  1909.374951        360                              315                       5.625                            0       0          0.25           5.875                               SANTA MONICA                             CA       90403        Condominium             390000                    20020501               100                    No MI                                                           2          20070401                       10.875        1.75          1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320401         NO
(GI-)G01        409632.24                  2432.191425        360                              305                       6.875                            0       0          0.25           7.125                               PLANO                                    TX       75024        PUD                     410000                    20010701               100                    No MI                                                           2          20060601                       13.125        1.75          2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20310601         NO
(GI-)G01        509956.01                  2602.900468        360                              314                       5.875                            0       0          0.25           6.125                               HIGHLANDS RANCH                          CO       80129        Single Family           510266                    20020401               74.48000336            No MI                                                           2          20070301                       11.125        1.75          1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320301         NO
(GI-)G01        375000                     1953.125           360                              314                       6                                0       0          0.25           6.25                                HUDSON                                   OH       44236        Single Family           423479                    20020401               56.45999908            No MI                                                           2          20070301                       11.25         1.75          1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320301         NO
(GI-)G01        684036.71                  3348.929726        360                              312                       5.625                            0       0          0.25           5.875                               GREENWICH                                CT       06807        Single Family           685000                    20020201               77.83999634            No MI                                                           2          20070101                       13            1.75          2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320101         NO
(GI-)G01        382500                     2151.5625          360                              307                       6.5                              0       0          0.25           6.75                                HENDERSON                                NV       89011        PUD                     382500                    20010901               75                     No MI                                                           2          20060801                       13            1.75          2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20310801         NO
(GI-)G01        360000                     1837.5             360                              314                       5.875                            0       0          0.25           6.125                               WOODLAND HILLS                           CA       91364        Single Family           360000                    20020401               67.29000092            No MI                                                           2          20070301                       11.125        1.75          1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320301         NO
(GI-)G01        391000                     1995.729167        360                              315                       5.875                            0       0          0.25           6.125                               MALDEN                                   MA       02148        Single Family           391000                    20020501               73.08000183            No MI                                                           2          20070401                       11.125        1.75          1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320401         NO
(GI-)G01        306524.56                  1500.693158        360                              313                       5.625                            0       0          0.25           5.875                               NEW YORK                                 NY       10014        Condominium             333000                    20020301               47.56999969            No MI                                                           2          20070201                       10.875        1.75          1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320201         NO
(GI-)G01        367.04                     1.873433333        360                              312                       5.875                            0       0          0.25           6.125                               CHICAGO                                  IL       60614        Single Family           685000                    20020201               57.08000183            No MI                                                           2          20070101                       11.125        1.75          1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320101         NO
(GI-)G01        375000                     1796.875           360                              312                       5.5                              0       0          0.25           5.75                                LOS GATOS                                CA       95032        Single Family           375000                    20020201               40                     No MI                                                           2          20070101                       10.75         1.75          1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320101         NO
(GI-)G01        90188.54                   469.7319792        360                              314                       6                                0       0          0.25           6.25                                DENVER                                   CO       80205        PUD                     356000                    20020401               74.94999695            No MI                                                           2          20070301                       11.25         1.75          1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320301         NO
(GI-)G01        376352                     1842.556667        360                              310                       5.625                            0       0          0.25           5.875                               MANCHESTER                               MA       01944        Condominium             376352                    20011201               87.51999664            No MI                                                           2          20061101                       10.875        1.75          1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20311101         NO
(GI-)G01        1000000                    5208.333333        360                              313                       6                                0       0          0.25           6.25                                ALPHARETTA                               GA       30022        Single Family           1000000                   20020301               33.33000183            No MI                                                           2          20070201                       11.25         1.75          1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320201         NO
(GI-)G01        255000                     1195.3125          360                              313                       5.375                            0       0          0.25           5.625                               DURHAM                                   NC       27705        Single Family           335500                    20020301               78.01999664            No MI                                                           2          20070201                       10.625        1.75          1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320201         NO
(GI-)G01        404999.99                  2109.374948        360                              311                       6                                0       0          0.25           6.25                                CHICAGO                                  IL       60657        Condominium             405000                    20020101               100                    No MI                                                           2          20061201                       11.25         1.75          1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20311201         NO
(GI-)G01        380000                     1939.583333        360                              313                       5.875                            0       0          0.25           6.125                               CERRITOS                                 CA       90703        Single Family           380000                    20020301               80                     No MI                                                           2          20070201                       11.125        1.75          1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320201         NO
(GI-)G01        549865                     2692.047396        360                              311                       5.625                            0       0          0.25           5.875                               CARMEL VALLEY                            CA       93924        Single Family           550000                    20020101               30.55999947            No MI                                                           2          20061201                       10.875        1.75          1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20311201         NO
(GI-)G01        450000                     2578.125           360                              304                       6.625                            0       0          0.25           6.875                               JACKSONVILLE                             FL       32207        PUD                     450000                    20010601               100                    No MI                                                           2          20060501                       13            1.75          2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20310501         NO
(GI-)G01        286008.27                  1489.626406        360                              312                       6                                0       0          0.25           6.25                                FORT MYERS                               FL       33908        PUD                     380000                    20020201               100                    No MI                                                           2          20070101                       11.25         1.75          1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320101         NO
(GI-)G01        324000                     1586.25            360                              313                       5.625                            0       0          0.25           5.875                               DEXTER                                   MI       48130        PUD                     324000                    20020301               73.47000122            No MI                                                           2          20070201                       10.875        1.75          1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320201         NO
(GI-)G01        604080.5                   3146.252604        360                              314                       6                                0       0          0.25           6.25                                WINDERMERE                               FL       34786        PUD                     660000                    20020401               86.83999634            No MI                                                           2          20070301                       11.25         1.75          1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320301         NO
(GI-)G01        395000                     2263.020833        360                              303                       6.625                            0       0          0.25           6.875                               BIG BEAR LAKE                            CA       92315        Single Family           395000                    20010501               100                    No MI                                                           2          20060401                       13            1.75          2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20310401         NO
(GI-)G01        998829.13                  5722.458557        360                              307                       6.625                            0       0          0.25           6.875                               HO HO KUS                                NJ       07423        Single Family           1000000                   20010901               50                     No MI                                                           2          20060801                       13            1.75          2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20310801         NO
(GI-)G01        399000                     1911.875           360                              313                       5.5                              0       0          0.25           5.75                                HOLLAND                                  PA       18966        PUD                     399000                    20020301               79.80000305            No MI                                                           2          20070201                       10.75         1.75          1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320201         NO
(GI-)G01        369112.85                  2037.810526        360                              309                       6.375                            0       0          0.25           6.625                               EVERGREEN                                CO       80439        Single Family           374500                    20011101               79.68000031            No MI                                                           2          20061001                       13            1.75          2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20311001         NO
(GI-)G01        649933.24                  3114.263442        360                              313                       5.5                              0       0          0.25           5.75                                ALPHARETTA                               GA       30004        PUD                     650000                    20020301               100                    No MI                                                           2          20070201                       10.75         1.75          1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320201         NO
(GI-)G01        420000                     2187.5             360                              314                       6                                0       0          0.25           6.25                                TAMPA                                    FL       33626        PUD                     420000                    20020401               80                     No MI                                                           2          20070301                       11.25         1.75          1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320301         NO
(GI-)G01        378000                     1890               360                              310                       5.75                             0       0          0.25           6                                   POOLESVILLE                              MD       20837        Single Family           378000                    20011201               79.58000183            No MI                                                           2          20061101                       12            1.75          2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20311101         NO
(GI-)G01        341227.42                  2294.25            360                              314                       6                                0       0          0.25           6.25                                NEW YORK                                 NY       10021        Condominium             372613                    20020401               55.20000076            No MI                                                           2.75       20070301                       11.25         1.75          2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320301         NO
(GI-)G01        550000                     2807.291667        360                              312                       5.875                            0       0          0.25           6.125                               WINNETKA                                 IL       60093        Single Family           550000                    20020201               61.11000061            No MI                                                           2          20070101                       11.125        2.5           1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320101         NO
(GI-)G01        512000                     2400               360                              313                       5.375                            0       0          0.25           5.625                               STATEN ISLAND                            NY       10312        Single Family           552000                    20020301               80                     No MI                                                           2          20070201                       10.625        1.75          1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320201         NO
(GI-)G01        327594.3                   1672.095906        360                              314                       5.875                            0       0          0.25           6.125                               FRISCO                                   TX       75034        PUD                     328000                    20020401               65.58999634            No MI                                                           2          20070301                       11.125        1.75          1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320301         NO
(GII)G03        156800                     784                360                              358                       5.625                            0       0          0.375          6                                   DOUGLASVILLE                             GA       30135        PUD                     156800                    20051201               80                     No MI                     1.00E+17                              2.25       20121101                       11            1.75          1                    First Lien      NO           Y           84            Prepay      84                   360                 EMC             20351101         NO
(GII)G03        395269.35                  1770.477297        360                              357                       5                                0       0          0.375          5.375                               BEND                                     OR       97702        Single Family           397000                    20051101               63.52000046            No MI                     1.00E+17                              2.25       20121001                       10.375        1.875         1                    First Lien      NO           Y           120           Prepay      84                   360                 EMC             20351001         NO
(GI-)G01        780000                     4143.75            360                              357                       6                                0       0          0.375          6.375                               JONESBORO                                GA       30236        PUD                     780000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.375        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351001         NO
(GII)G01        112640                     610.1333333        360                              353                       6.125                            0       0          0.375          6.5                                 AUSTIN                                   TX       78758        Single Family           112640                    20050701               80                     No MI                     1.00E+17                              2.25       20100601                       11.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20350601         NO
(GI-)G01        628000                     3859.583333        360                              357                       7                                0       0          0.375          7.375                               REDMOND                                  WA       98053        Single Family           628000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.375        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351001         NO
(GII)G01        136000                     793.3333333        360                              356                       6.625                            0       0          0.375          7                                   PHOENIX                                  AZ       85031        Single Family           136000                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       12            1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20350901         NO
(GII)G03        255325                     1143.643229        360                              357                       5                                0       0          0.375          5.375                               BEND                                     OR       97702        Single Family           255325                    20051101               75                     No MI                     1.00E+17                              2.25       20121001                       10.375        1.875         1                    First Lien      NO           Y           120           Prepay      84                   360                 EMC             20351001         NO
(GII)G01        163755.82                  1146.71            360                              357                       7.125                            0       0          0.375          7.5                                 OREM                                     UT       84057        PUD                     164000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.5          1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351001         NO
(GII)G01        164000                     905.4166667        360                              357                       6.25                             0       0          0.375          6.625                               HURRICANE                                UT       84737        Single Family           164000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351001         NO
(GI-)G01        513749.66                  2926.67            360                              356                       5.125                            0       0          0.375          5.5                                 SAN JOSE                                 CA       95125        PUD                     515450                    20051001               80                     No MI                     1.00E+17                              2.875      20060901                       11.5          1.875         2                    First Lien      NO           N           0             Prepay      12                   360                 EMC             20350901         NO
(GI-)G01        497051.39                  2716.45            360                              356                       4.75                             0       0          0.375          5.125                               SAN JOSE                                 CA       95125        PUD                     498900                    20051001               79.98999786            No MI                     1.00E+17                              2.875      20060901                       11.125        2.5           2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20350901         NO
(GII)G01        220000                     1191.666667        360                              357                       6.125                            0       0          0.375          6.5                                 GAINESVILLE                              GA       30506        Single Family           220000                    20051101               57.13999939            No MI                     1.00E+17                              2.25       20101001                       11.5          2.5           1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G01        235791.78                  1511.14            360                              359                       6.25                             0       0          0.375          6.625                               Irvington                                NJ       07111        2-4 Family              236000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        72000                      427.5              360                              357                       6.75                             0       0          0.375          7.125                               COLUMBUS                                 OH       43227        2-4 Family              72000                     20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GII)G01        72000                      427.5              360                              357                       6.75                             0       0          0.375          7.125                               COLUMBUS                                 OH       43227        2-4 Family              72000                     20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GI-)G01        184000                     1169.166667        360                              359                       7.25                             0       0          0.375          7.625                               Gilbert                                  AZ       85233        Single Family           184000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        206000                     1201.666667        360                              357                       6.625                            0       0          0.375          7                                   Freehold                                 NJ       07728        Single Family           206000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G01        141432                     736.625            360                              359                       5.875                            0       0          0.375          6.25                                Buckeye                                  AZ       85326        PUD                     141435                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        114868                     622.2016667        360                              359                       6.125                            0       0          0.375          6.5                                 NORTH PORT                               FL       34286        Single Family           114868                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        288000                     1620               360                              359                       6.375                            0       0          0.375          6.75                                Carteret                                 NJ       07008        Single Family           288000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        102999.67                  686.6644667        360                              358                       7.625                            0       0          0.375          8                                   Bremerton                                WA       98310        Single Family           103000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       13            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        329682.86                  2167.87            360                              359                       6.5                              0       0          0.375          6.875                               Ellenton                                 FL       34222        Single Family           330000                    20060101               77.65000153            No MI                                                           2.25       20101201                       11.875        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G03        531640                     3433.508333        360                              358                       7.375                            0       0          0.375          7.75                                MANASSAS                                 VA       20112        Single Family           531640                    20051201               80                     No MI                     1.00E+17                              2.25       20121101                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351101         NO
(GII)G01        286161                     1788.50625         360                              357                       7.125                            0       0          0.375          7.5                                 Circle Pines                             MN       55014        Single Family           286161                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GI-)G01        400000                     2583.333333        360                              359                       7.375                            0       0          0.375          7.75                                SPARKS GLENCOE                           MD       21152        Single Family           400000                    20060101               79.20999908            No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        259000                     1429.895833        360                              359                       6.25                             0       0          0.375          6.625                               PHOENIX                                  AZ       85037        PUD                     259000                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        124000                     787.9166667        360                              358                       7.25                             0       0          0.375          7.625                               CHESTERFIELD                             VA       23832        Single Family           124000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        143120                     939.225            360                              358                       7.5                              0       0          0.375          7.875                               Spokane                                  WA       99216        Single Family           143120                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        229463.46                  1608.19            360                              357                       7.125                            0       0          0.375          7.5                                 Wheaton                                  IL       60187        Single Family           230000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.5          1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351001         NO
(GII)G01        92300                      576.875            360                              359                       7.125                            0       0          0.375          7.5                                 Midlothian                               IL       60445        Single Family           92300                     20060101               65                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        219192                     1324.285           360                              359                       6.875                            0       0          0.375          7.25                                JACKSONVILLE                             FL       32256        PUD                     219192                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        229627                     1291.651875        360                              358                       6.375                            0       0          0.375          6.75                                HENDERSON                                NV       89044        PUD                     229627                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        182252                     1177.044167        360                              359                       7.375                            0       0          0.375          7.75                                ELGIN                                    IL       60123        PUD                     182252                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        190897                     994.2552083        360                              359                       5.875                            0       0          0.375          6.25                                HENDERSON                                NV       89044        Single Family           190897                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        123471.99                  797.4232688        360                              358                       7.375                            0       0          0.375          7.75                                KISSIMMEE                                FL       34747        Condominium             123472                    20051201               75                     No MI                                                           2.25       20101101                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        290976                     1667.05            360                              359                       6.5                              0       0          0.375          6.875                               PERRIS                                   CA       92571        PUD                     290976                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        170229                     1134.86            360                              359                       7.625                            0       0          0.375          8                                   OCALA                                    FL       34474        PUD                     170229                    20060101               95                     GE Capital MI             1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        461280                     2738.85            360                              359                       6.75                             0       0          0.375          7.125                               LAS VEGAS                                NV       89131        PUD                     461280                    20060101               90                     GE Capital MI             1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        168000                     1050               360                              358                       7.125                            0       0          0.375          7.5                                 Kissimmee                                FL       34746        Single Family           168000                    20051201               80                     No MI                                                           2.25       20101101                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        698900                     4004.114583        360                              359                       6.5                              0       0          0.375          6.875                               GILROY                                   CA       95020        Single Family           698900                    20060101               79.98999786            No MI                     1002088-0200008330                    2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        201200                     1299.416667        360                              358                       7.375                            0       0          0.375          7.75                                FREDERICK                                MD       21703        Townhouse               201200                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        221600                     1431.166667        360                              359                       7.375                            0       0          0.375          7.75                                Pasadena                                 MD       21122        Condominium             221600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        440000                     2795.833333        360                              359                       7.25                             0       0          0.375          7.625                               Key West                                 FL       33040        Condominium             440000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        960000                     6000               360                              358                       7.125                            0       0          0.375          7.5                                 Thousand Oaks                            CA       91360        Single Family           960000                    20051201               80                     No MI                     1.00E+17                              2.25       20081101                       13.5          1.875         2                    First Lien      NO           Y           120           Prepay      36                   360                 EMC             20351101         NO
(GII)G01        150140.29                  975.49             360                              358                       6.375                            0       0          0.375          6.75                                Yuma                                     AZ       85364        Single Family           150400                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GII)G01        152440                     873.3541667        360                              358                       6.5                              0       0          0.375          6.875                               FRIDLEY                                  MN       55432        Single Family           152440                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        175092                     1076.08625         360                              359                       7                                0       0          0.375          7.375                               MARANA                                   AZ       85653        PUD                     175092                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        291960                     1885.575           360                              358                       7.375                            0       0          0.375          7.75                                BONITA SPRINGS                           FL       34135        PUD                     291960                    20051201               90                     GE Capital MI             1.00E+17                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        318754                     1826.194792        360                              359                       6.5                              0       0          0.375          6.875                               Henderson                                NV       89044        PUD                     318754                    20060101               79.93000031            No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        81600                      544                360                              359                       7.625                            0       0          0.375          8                                   Denver                                   CO       80228        Condominium             81600                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        61600                      385                360                              359                       7.125                            0       0          0.375          7.5                                 BALTIMORE                                MD       21213        Single Family           61600                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        186161                     969.5885417        360                              359                       5.875                            0       0          0.375          6.25                                BRIGHTON                                 CO       80601        PUD                     186161                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        215631.99                  1370.161603        360                              359                       7.25                             0       0          0.375          7.625                               KISSIMMEE                                FL       34747        PUD                     215632                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        291127.99                  1516.291615        360                              359                       5.875                            0       0          0.375          6.25                                HENDERSON                                NV       89044        PUD                     291128                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        113721.98                  687.0702958        360                              358                       6.875                            0       0          0.375          7.25                                KISSIMMEE                                FL       34747        Condominium             113722                    20051201               70                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        178157.63                  1232.37            360                              358                       7                                0       0          0.375          7.375                               DELTONA                                  FL       32725        Single Family           178430                    20051201               70                     No MI                     1.00E+17                              2.25       20101101                       12.375        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        216379.99                  1397.454102        360                              359                       7.375                            0       0          0.375          7.75                                ANTHEM                                   AZ       85086        PUD                     216380                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        519024                     3135.77            360                              359                       6.875                            0       0          0.375          7.25                                MURRIETA                                 CA       92562        PUD                     519024                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        197220                     1170.99375         360                              358                       6.75                             0       0          0.375          7.125                               BEAUMONT                                 CA       92223        PUD                     197220                    20051201               80                     No MI                     1.00E+17                              2.25       20081101                       13.125        1.875         1                    First Lien      NO           Y           120           No_PP       36                   360                 EMC             20351101         NO
(GI-)G01        314250                     2029.53125         360                              360                       7.375                            0       0          0.375          7.75                                Newark                                   NJ       07103        2-4 Family              314250                    20060201               75                     No MI                     1.00E+17                              2.25       20110101                       12.75         1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20360101         NO
(GII)G01        140000                     860.4166667        360                              359                       7                                0       0          0.375          7.375                               Baton Rouge                              LA       70810        Single Family           140000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        194400                     1215               360                              359                       7.125                            0       0          0.375          7.5                                 MINNEOLA                                 FL       34715        PUD                     194400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        108800                     691.3333333        360                              359                       7.25                             0       0          0.375          7.625                               TAMPA                                    FL       33627        Single Family           108800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        146320                     975.4666667        360                              359                       7.625                            0       0          0.375          8                                   Coral Springs                            FL       33071        Condominium             146320                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        105000                     634.375            360                              358                       6.875                            0       0          0.375          7.25                                BATON ROUGE                              LA       70820        Condominium             105000                    20051201               75                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        110324.02                  800.48             360                              359                       7.5                              0       0          0.375          7.875                               Edmond                                   OK       73013        2-4 Family              110400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        256000                     1520               360                              358                       6.75                             0       0          0.375          7.125                               Alexandria                               VA       22310        Condominium             256000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        202656                     1308.82            360                              359                       7.375                            0       0          0.375          7.75                                Port Saint Lucie                         FL       34953        Single Family           202656                    20060101               80                     No MI                     1.00E+16                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        272000                     1558.333333        360                              358                       6.5                              0       0          0.375          6.875                               Las Vegas                                NV       89122        Single Family           272000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        367500                     2182.03125         360                              359                       6.75                             0       0          0.375          7.125                               Newark                                   NJ       07107        2-4 Family              367500                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        122242                     776.7460417        360                              358                       7.25                             0       0          0.375          7.625                               Mesquite                                 TX       75181        PUD                     122242                    20051201               80                     No MI                     1.00E+16                              2.25       20101101                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        134264                     853.1358333        360                              358                       7.25                             0       0          0.375          7.625                               Forney                                   TX       75126        Single Family           134264                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        126130                     788.3125           360                              358                       7.125                            0       0          0.375          7.5                                 Austell                                  GA       30106        Single Family           126130                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        158600                     875.6041667        360                              358                       6.25                             0       0          0.375          6.625                               North Port                               FL       34288        Single Family           158600                    20051201               58.31000137            No MI                     1.00E+17                              2.25       20101101                       11.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        268000                     1312.083333        360                              357                       5.5                              0       0          0.375          5.875                               Palmdale                                 CA       93551        Single Family           268000                    20051101               80                     No MI                     1.00E+17                              2.25       20081001                       11.875        1.875         2                    First Lien      NO           Y           120           Prepay      36                   360                 EMC             20351001         NO
(GI-)G01        296820                     1978.8             360                              359                       7.625                            0       0          0.375          8                                   Miami                                    FL       33131        Condominium             296820                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        480000                     2950               360                              359                       7                                0       0          0.375          7.375                               Oceanside                                CA       92057        PUD                     480000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        224500                     1379.739583        360                              358                       7                                0       0          0.375          7.375                               Lehigh Acres                             FL       33972        Single Family           224500                    20051201               68.44999695            No MI                     1.00E+17                              2.25       20101101                       12.375        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        244794.17                  1609.48            360                              359                       6.5                              0       0          0.375          6.875                               Fort Lauderdale                          FL       33313        2-4 Family              245000                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        53027.73                   399.67             360                              355                       7.875                            0       0          0.375          8.25                                Jackson                                  MI       49203        2-4 Family              53200                     20050901               80                     No MI                     1.00E+17                              2.375      20070801                       13.25         1.875         1                    First Lien      NO           N           0             No_PP       24                   360                 EMC             20350801         NO
(GI-)G01        211850                     1368.197917        360                              358                       7.375                            0       0          0.375          7.75                                CAPE CORAL                               FL       33993        Single Family           211850                    20051201               72.55000305            No MI                     1.00E+17                              2.25       20101101                       12.75         2             1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        228000                     1306.25            360                              359                       6.5                              0       0          0.375          6.875                               LAKEWORTH                                FL       33462        Single Family           228000                    20060101               80                     No MI                                                           2.25       20101201                       11.875        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        271812.81                  1972.19            360                              358                       7.5                              0       0          0.375          7.875                               Chandler                                 AZ       85248        PUD                     272000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GII)G01        339892                     2088.919583        360                              358                       7                                0       0          0.375          7.375                               PEORIA                                   AZ       85383        PUD                     339892                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        181695.67                  1302.61            360                              359                       7.375                            0       0          0.375          7.75                                ORLANDO                                  FL       32835        Condominium             181824                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        191961                     1239.748125        360                              358                       7.375                            0       0          0.375          7.75                                BRADENTON                                FL       34201        Condominium             191961                    20051201               95                     GE Capital MI             1.00E+17                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        152000                     1013.333333        360                              358                       7.625                            0       0          0.375          8                                   West Jordan                              UT       84084        Single Family           152000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       13            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        196000                     1265.833333        360                              358                       7.375                            0       0          0.375          7.75                                BLUFFDALE                                UT       84065        Single Family           196000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        315296.17                  1773.540956        360                              353                       6.375                            0       0          0.375          6.75                                Phoenix                                  AZ       85028        Single Family           316000                    20050701               80                     No MI                     1.00E+17                              2.25       20100601                       12.75         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350601         NO
(GII)G02        427883.46                  2317.702075        360                              357                       6.125                            0       0          0.375          6.5                                 MIAMI                                    FL       33182        Single Family           428000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.5          1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GI-)G01        864000                     5130               360                              357                       6.75                             0       0          0.375          7.125                               San Clemente                             CA       92672        Single Family           864000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       13.125        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GII)G01        390580                     2278.383333        360                              357                       6.625                            0       0          0.375          7                                   Brooklyn                                 NY       11208        2-4 Family              390600                    20051101               80                     No MI                     1.00E+17                              3.25       20101001                       13            1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GI-)G01        720000                     4125               360                              358                       6.5                              0       0          0.375          6.875                               Brooklyn                                 NY       11238        2-4 Family              720000                    20051201               72.36000061            No MI                     1.00E+17                              2.25       20101101                       12.875        2.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        260000                     1597.916667        360                              357                       7                                0       0          0.375          7.375                               Margate                                  FL       33063        PUD                     260000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.375        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351001         NO
(GII)G01        100000                     625                360                              358                       7.125                            0       0          0.375          7.5                                 Tucson                                   AZ       85746        PUD                     100000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        201600                     1092               360                              359                       6.125                            0       0          0.375          6.5                                 LA GRANGE                                KY       40031        Single Family           201600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        136800                     912                360                              358                       7.625                            0       0          0.375          8                                   Decatur                                  GA       30032        Single Family           136800                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       13            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        212283.5                   1362.9             360                              357                       6.25                             0       0          0.375          6.625                               DAVENPORT                                FL       33897        PUD                     212850                    20051101               74.98999786            No MI                     1.00E+17                              2.25       20101001                       11.625        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351001         NO
(GII)G01        287920                     1649.541667        360                              359                       6.5                              0       0          0.375          6.875                               STAFFORD                                 VA       22556        Single Family           287920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G03        209191.4                   1273.55            360                              358                       5.75                             0       0          0.375          6.125                               NEW HOPE                                 MN       55428        Single Family           209600                    20051201               80                     No MI                     1.00E+17                              2.25       20121101                       11.125        1.875         1                    First Lien      NO           N           0             No_PP       84                   360                 EMC             20351101         NO
(GI-)G01        134818.24                  990.58             360                              358                       7.625                            0       0          0.375          8                                   WINCHESTER                               VA       22602        PUD                     135000                    20051201               75                     No MI                     1.00E+17                              2.25       20101101                       13            1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        215999.92                  1394.999483        360                              358                       7.375                            0       0          0.375          7.75                                Cape Coral                               FL       33914        Single Family           216000                    20051201               73.97000122            No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        403450                     2311.432292        360                              358                       6.5                              0       0          0.375          6.875                               Clarksburg                               MD       20871        PUD                     403450                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G02        704250                     3741.328125        360                              359                       6                                0       0          0.375          6.375                               FAIRFAX STATION                          VA       22039        PUD                     704250                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        346778.58                  1878.383975        360                              359                       6.125                            0       0          0.375          6.5                                 REMINGTON                                VA       22734        PUD                     346900                    20060101               82.59999847            YES                       1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        262500                     1558.59375         360                              358                       6.75                             0       0          0.375          7.125                               ALEXANDRIA                               VA       22303        Single Family           262500                    20051201               75                     No MI                     1.00E+17                              2.25       20101101                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        88677.38                   643.86             360                              358                       7.5                              0       0          0.375          7.875                               ALSIP                                    IL       60803        Condominium             88800                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GII)G01        218400                     1274               360                              357                       6.625                            0       0          0.375          7                                   DAVENPORT                                FL       33897        PUD                     218400                    20051101               75                     No MI                     1.00E+17                              2.25       20101001                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GII)G03        506000                     2477.291667        360                              356                       5.5                              0       0          0.375          5.875                               HUNTINGTON BEACH                         CA       92646        Single Family           506000                    20051001               61.86000061            No MI                     1.00E+17                              2.25       20120901                       10.875        1.875         1                    First Lien      NO           Y           120           Prepay      84                   360                 EMC             20350901         NO
(GII)G03        157500                     885.9375           360                              357                       6.375                            0       0          0.375          6.75                                PEORIA                                   AZ       85345        Single Family           157500                    20051101               70                     No MI                     1.00E+17                              2.25       20121001                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      84                   360                 EMC             20351001         NO
(GII)G03        130500                     638.90625          360                              357                       5.5                              0       0          0.375          5.875                               CUMMING                                  GA       30041        Single Family           130500                    20051101               75                     No MI                     1.00E+17                              2.25       20121001                       10.875        1.875         1                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351001         NO
(GII)G01        215250                     1367.734375        360                              359                       7.25                             0       0          0.375          7.625                               FORT MYERS                               FL       33912        Single Family           215250                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        181600                     1040.416667        360                              358                       6.5                              0       0          0.375          6.875                               SAN BERNARDINO                           CA       92405        Single Family           181600                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        113523.77                  756.8251333        360                              358                       7.625                            0       0          0.375          8                                   WESTERVILLE                              OH       43081        Single Family           113600                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       13            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        272000                     1700               360                              358                       7.125                            0       0          0.375          7.5                                 Rancho Cucamonga                         CA       91730        Condominium             272000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        144500                     827.8645833        360                              357                       6.5                              0       0          0.375          6.875                               CUMMING                                  GA       30040        PUD                     144500                    20051101               79.98000336            No MI                     1.00E+17                              2.25       20101001                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G01        412484.92                  2888.46            360                              358                       7.125                            0       0          0.375          7.5                                 Cliffside Park                           NJ       07010        Single Family           413100                    20051201               90                     PMI                       1.00E+17                              2.25       20101101                       12.5          1.875         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GII)G01        204000                     1168.75            360                              358                       6.5                              0       0          0.375          6.875                               Homewood                                 IL       60430        Single Family           204000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        328000                     2084.166667        360                              359                       7.25                             0       0          0.375          7.625                               Chico                                    CA       95973        Single Family           328000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        148732                     929.575            360                              358                       7.125                            0       0          0.375          7.5                                 MINNEAPOLIS                              MN       55430        Single Family           148732                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        179999.99                  1106.249939        360                              358                       7                                0       0          0.375          7.375                               Orlando                                  FL       32806        Condominium             180000                    20051201               78.26000214            No MI                     1.00E+17                              2.25       20101101                       12.375        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        254400                     1457.5             360                              358                       6.5                              0       0          0.375          6.875                               Phoenix                                  AZ       85032        Single Family           254400                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        330000                     1718.75            360                              358                       5.875                            0       0          0.375          6.25                                Cape Coral                               FL       33914        Single Family           330000                    20051201               46.15000153            No MI                                                           2.25       20101101                       11.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        180800                     1073.5             360                              358                       6.75                             0       0          0.375          7.125                               CHANDLER                                 AZ       85224        Single Family           180800                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        172000                     1021.25            360                              359                       6.75                             0       0          0.375          7.125                               CHANDLER                                 AZ       85224        Single Family           172000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        900000                     5343.75            360                              359                       6.75                             0       0          0.375          7.125                               Alexandria                               VA       22314        Single Family           900000                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        147947                     832.201875         360                              358                       6.375                            0       0          0.375          6.75                                Vero Beach                               FL       32966        PUD                     147947                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G02        597967.87                  3363.569269        360                              358                       6.375                            0       0          0.375          6.75                                CLIFTON                                  VA       20124        PUD                     598000                    20051201               65                     No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        124000                     775                360                              358                       7.125                            0       0          0.375          7.5                                 JACKSONVILLE                             FL       32218        Single Family           124000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        800000                     5333.333333        360                              358                       7.625                            0       0          0.375          8                                   OCEAN CITY                               MD       21842        Condominium             800000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       13            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        84000                      551.25             360                              358                       7.5                              0       0          0.375          7.875                               Nashville                                TN       37218        Single Family           84000                     20051201               80                     No MI                     1.00E+16                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        172955.28                  1117.00285         360                              359                       7.375                            0       0          0.375          7.75                                FORT WORTH                               TX       76177        PUD                     172956                    20060101               96.13999939            GE Capital MI             1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        247243.99                  1416.502026        360                              358                       6.5                              0       0          0.375          6.875                               COOLIDGE                                 AZ       85228        PUD                     247244                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        170323.99                  975.814526         360                              359                       6.5                              0       0          0.375          6.875                               ATLANTA                                  GA       30331        PUD                     170324                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        256794.78                  1524.719006        360                              358                       6.75                             0       0          0.375          7.125                               LAS VEGAS                                NV       89131        Single Family           257048                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        267880                     1283.591667        360                              359                       5.375                            0       0          0.375          5.75                                PERRIS                                   CA       92571        PUD                     267880                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       10.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        116352                     678.72             360                              358                       6.625                            0       0          0.375          7                                   RIVERVIEW                                FL       33569        PUD                     116352                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        128428                     695.6516667        360                              358                       6.125                            0       0          0.375          6.5                                 WOODSTOCK                                GA       30188        PUD                     128428                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        222964                     1230.947083        360                              358                       6.25                             0       0          0.375          6.625                               JACKSONVILLE                             FL       32216        PUD                     222964                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        176000                     1008.333333        360                              358                       6.5                              0       0          0.375          6.875                               New Port Richey                          FL       34654        PUD                     176000                    20051201               80                     No MI                                                           2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G02        592000                     3293               360                              358                       6.3                              0       0          0.375          6.675                               St George                                UT       84770        PUD                     592000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.675        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        408748.8                   2969.88            360                              358                       7.5                              0       0          0.375          7.875                               Los Angeles                              CA       90047        2-4 Family              409600                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        95516.8                    606.9296667        360                              358                       7.25                             0       0          0.375          7.625                               LAS VEGAS                                NV       89108        Condominium             95520                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        228912                     1335.32            360                              358                       6.625                            0       0          0.375          7                                   MACOMB                                   MI       48042        PUD                     228912                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        519710.89                  3248.193063        360                              359                       7.125                            0       0          0.375          7.5                                 NORTH LAS VEGAS                          NV       89084        PUD                     519825                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        207564                     1189.16875         360                              359                       6.5                              0       0          0.375          6.875                               BRADENTON                                FL       34201        Condominium             207564                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        488080                     2847.133333        360                              359                       6.625                            0       0          0.375          7                                   MOUNTAIN HOUSE                           CA       95391        PUD                     488080                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        201500                     1322.34375         360                              358                       7.5                              0       0          0.375          7.875                               ALEXANDRIA                               VA       22304        Condominium             201500                    20051201               79.98999786            No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        110400                     667                360                              357                       6.875                            0       0          0.375          7.25                                CEDAR HILL                               TX       75104        Single Family           110400                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GII)G03        327950                     1810.557292        360                              357                       6.25                             0       0          0.375          6.625                               Maple Grove                              MN       55369        Single Family           327950                    20051101               79.98999786            No MI                     1.00E+17                              2.25       20121001                       11.625        1.875         1                    First Lien      NO           Y           120           Prepay      84                   360                 EMC             20351001         NO
(GII)G03        198682.58                  1292.01            360                              357                       6.375                            0       0          0.375          6.75                                ROSEMOUNT                                MN       55068        Single Family           199200                    20051101               80                     No MI                     1.00E+17                              2.25       20121001                       11.75         1.875         1                    First Lien      NO           N           0             No_PP       84                   360                 EMC             20351001         NO
(GI-)G01        185848                     890.5216667        360                              356                       5.375                            0       0          0.375          5.75                                CUMMING                                  GA       30040        PUD                     185848                    20051001               80                     No MI                     1.00E+17                              2.25       20150901                       10.75         1.875         1                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20350901         NO
(GI-)G01        129549.53                  607.2634219        360                              354                       5.25                             0       0          0.375          5.625                               STERLING HEIGHTS                         MI       48313        Single Family           129600                    20050801               80                     No MI                     1.00E+17                              2.25       20080701                       11.625        1.875         2                    First Lien      NO           Y           120           No_PP       36                   360                 EMC             20350701         NO
(GI-)G01        51964.84                   339.74             360                              351                       6.375                            0       0          0.375          6.75                                DANVILLE                                 IN       46122        Single Family           52380                     20050501               90                     PMI                       1.00E+17                              3.25       20080401                       12.75         1.875         1                    First Lien      NO           N           0             No_PP       36                   360                 EMC             20350401         NO
(GI-)G01        203703.76                  1443.9             360                              358                       7.25                             0       0          0.375          7.625                               KISSIMMEE                                FL       34743        Single Family           204000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.625        2.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GII)G01        94000                      587.5              360                              359                       7.125                            0       0          0.375          7.5                                 Richmond                                 VA       23231        Single Family           94000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        161032.88                  1183.2             360                              358                       7.625                            0       0          0.375          8                                   BALTIMORE                                MD       21217        2-4 Family              161250                    20051201               75                     No MI                     1.00E+17                              2.25       20101101                       13            1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        167600                     1099.875           360                              358                       7.5                              0       0          0.375          7.875                               KENNEWICK                                WA       99337        2-4 Family              167600                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        179999.8                   956.2489375        360                              358                       6                                0       0          0.375          6.375                               Higley                                   AZ       85236        Condominium             180000                    20051201               69.5                   No MI                     1.00E+17                              2.25       20101101                       11.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        375000                     2421.875           360                              358                       7.375                            0       0          0.375          7.75                                CORONA                                   CA       92882        Single Family           375000                    20051201               75                     No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        122222.26                  866.34             360                              358                       7.25                             0       0          0.375          7.625                               BALTIMORE                                MD       21214        Single Family           122400                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.625        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GII)G01        308000                     1860.833333        360                              358                       6.875                            0       0          0.375          7.25                                STAFFORD                                 VA       22554        Single Family           308000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        264000                     1540               360                              356                       6.625                            0       0          0.375          7                                   LAS VEGAS                                NV       89131        PUD                     264000                    20051001               75                     No MI                     1.00E+17                              2.25       20100901                       12            1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20350901         NO
(GI-)G01        79200                      503.25             360                              358                       7.25                             0       0          0.375          7.625                               Detroit                                  MI       48227        Single Family           79200                     20051201               80                     No MI                     1.00E+16                              2.25       20101101                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G03        207999.39                  1299.996188        360                              356                       7.125                            0       0          0.375          7.5                                 PHOENIX                                  AZ       85041        PUD                     208000                    20051001               80                     No MI                     1.00E+17                              2.25       20120901                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20350901         NO
(GI-)G01        113760                     746.55             360                              356                       7.5                              0       0          0.375          7.875                               NEOSHO                                   MO       64850        Single Family           113760                    20051001               80                     No MI                     1.00E+16                              2.25       20100901                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G03        337600                     1828.666667        360                              357                       6.125                            0       0          0.375          6.5                                 BLAINE                                   MN       55449        Single Family           337600                    20051101               80                     No MI                     1.00E+17                              2.25       20121001                       11.5          1.875         1                    First Lien      NO           Y           120           Prepay      84                   360                 EMC             20351001         NO
(GII)G01        331734.5                   2236.75            360                              359                       6.75                             0       0          0.375          7.125                               New Castle                               CO       81647        Single Family           332000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        151487                     852.114375         360                              358                       6.375                            0       0          0.375          6.75                                QUEEN CREEK                              AZ       85242        PUD                     151487                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        227301.85                  1373.28201         360                              358                       6.875                            0       0          0.375          7.25                                BEAUMONT                                 CA       92223        PUD                     228720                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        494000                     2778.75            360                              359                       6.375                            0       0          0.375          6.75                                Pompano Beach                            FL       33062        Condominium             494000                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        164500                     993.8541667        360                              358                       6.875                            0       0          0.375          7.25                                Gotha                                    FL       34734        PUD                     164500                    20051201               70                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        226800                     1441.125           360                              358                       7.25                             0       0          0.375          7.625                               Colorado Springs                         CO       80917        2-4 Family              226800                    20051201               70                     No MI                     1.00E+17                              2.25       20101101                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        136560                     896.175            360                              359                       7.5                              0       0          0.375          7.875                               Fort Lauderdale                          FL       33309        Condominium             136560                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        91500                      533.75             360                              358                       6.625                            0       0          0.375          7                                   Louisville                               KY       40241        Single Family           91500                     20051201               75                     No MI                     1.00E+16                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        120799.99                  692.083276         360                              357                       6.5                              0       0          0.375          6.875                               TUSCALOOSA                               AL       35405        PUD                     120800                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GI-)G01        525000                     3007.8125          360                              358                       6.5                              0       0          0.375          6.875                               Arlington                                VA       22207        Single Family           525000                    20051201               58.33000183            No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        200000                     1104.166667        360                              359                       6.25                             0       0          0.375          6.625                               Hemet                                    CA       92543        Single Family           200000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        327737.7                   2209.8             360                              359                       6.75                             0       0          0.375          7.125                               New Castle                               CO       81647        Single Family           328000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        272519.99                  1561.312443        360                              357                       6.5                              0       0          0.375          6.875                               PERRIS                                   CA       92571        PUD                     272520                    20051101               80                     No MI                     1.00E+17                              2.25       20151001                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20351001         NO
(GII)G01        58700.92                   386.27             360                              358                       6.5                              0       0          0.375          6.875                               Ooltewah                                 TN       37363        Single Family           58800                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        112480                     691.2833333        360                              355                       7                                0       0          0.375          7.375                               Rochester                                MN       55901        Single Family           112480                    20050901               80                     No MI                     1.00E+17                              2.25       20100801                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350801         NO
(GII)G01        164000                     973.75             360                              354                       6.75                             0       0          0.375          7.125                               Columbia Heights                         MN       55421        Single Family           164000                    20050801               80                     No MI                                                           2.25       20100701                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350701         NO
(GII)G03        180000                     993.75             360                              355                       6.25                             0       0          0.375          6.625                               PAYSON                                   AZ       85541        Single Family           180000                    20050901               80                     No MI                     1.00E+17                              2.25       20120801                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20350801         NO
(GII)G03        67920                      431.575            360                              356                       7.25                             0       0          0.375          7.625                               AKRON                                    OH       44302        2-4 Family              67920                     20051001               80                     No MI                     1.00E+17                              2.25       20120901                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20350901         NO
(GII)G01        136769.39                  712.3405729        360                              356                       5.875                            0       0          0.375          6.25                                Eden Prairie                             MN       55347        Condominium             136800                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       11.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350901         NO
(GI-)G01        162957.92                  1035.461783        360                              356                       7.25                             0       0          0.375          7.625                               MIAMI                                    FL       33183        Condominium             164000                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       12.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20350901         NO
(GII)G01        67200                      385                360                              358                       6.5                              0       0          0.375          6.875                               HOUSTON                                  TX       77067        PUD                     67200                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        240000                     1600               360                              359                       7.625                            0       0          0.375          8                                   Deltona                                  FL       32738        Single Family           240000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        50700                      311.59375          360                              359                       7                                0       0          0.375          7.375                               Milwaukee                                WI       53210        2-4 Family              50700                     20060101               65                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        272000                     1586.666667        360                              358                       6.625                            0       0          0.375          7                                   BROCKTON                                 MA       02301        Single Family           272000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        206270                     1181.755208        360                              359                       6.5                              0       0          0.375          6.875                               Tolleson                                 AZ       85353        PUD                     206270                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        119388.6                   696.4335           360                              358                       6.625                            0       0          0.375          7                                   Jacksonville                             FL       32211        Single Family           120000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           120           Prepay      120                  360                 EMC             20351101         NO
(GII)G01        110000                     653.125            360                              358                       6.75                             0       0          0.375          7.125                               MULBERRY                                 FL       33860        2-4 Family              110000                    20051201               80                     No MI                                                           2.25       20101101                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        120000                     687.5              360                              358                       6.5                              0       0          0.375          6.875                               Jacksonville                             FL       32211        Single Family           120000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        236424                     1329.885           360                              358                       6.375                            0       0          0.375          6.75                                ATLANTA                                  GA       30318        Single Family           236424                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        110000                     653.125            360                              358                       6.75                             0       0          0.375          7.125                               MULBERRY                                 FL       33860        2-4 Family              110000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        341810                     2207.522917        360                              358                       7.375                            0       0          0.375          7.75                                RANCHO CUCAMONGA                         CA       91739        Single Family           341810                    20051201               75                     No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        276000                     1495               360                              358                       6.125                            0       0          0.375          6.5                                 Patchogue                                NY       11772        Single Family           276000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.5          1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        444000                     2821.25            360                              358                       7.25                             0       0          0.375          7.625                               DERWOOD                                  MD       20855        Single Family           444000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        204000                     1232.5             360                              358                       6.875                            0       0          0.375          7.25                                Columbia                                 MD       21045        PUD                     204000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        207419                     1253.156458        360                              358                       6.875                            0       0          0.375          7.25                                GLEN ALLEN                               VA       23059        Townhouse               207419                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        133050                     817.703125         360                              359                       7                                0       0          0.375          7.375                               CANTON                                   GA       30114        PUD                     133050                    20060101               79.98000336            No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        146279.76                  973.02             360                              359                       6.615                            0       0          0.375          6.99                                Miami                                    FL       33181        Condominium             146400                    20060101               80                     No MI                                                           2.25       20101201                       11.99         1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        222320                     1458.975           360                              359                       7.5                              0       0          0.375          7.875                               MELBOURNE                                FL       32901        Single Family           222320                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        260484.07                  1655.159195        360                              359                       7.25                             0       0          0.375          7.625                               MANASSAS                                 VA       20109        PUD                     262400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        163200                     986                360                              358                       6.875                            0       0          0.375          7.25                                Apopka                                   FL       32703        Single Family           163200                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        209688                     1397.92            360                              359                       7.625                            0       0          0.375          8                                   Port Saint Lucie                         FL       34953        Single Family           209688                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        146197.84                  1061.5             360                              358                       7.5                              0       0          0.375          7.875                               Royse City                               TX       75189        PUD                     146400                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        808000                     4965.833333        360                              360                       7                                0       0          0.375          7.375                               WINDERMERE                               FL       34786        PUD                     808000                    20060201               80                     No MI                                                           2.25       20110101                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        397600                     2526.416667        360                              356                       7.25                             0       0          0.375          7.625                               West Palm Beach                          FL       33401        Condominium             397600                    20051001               79.98999786            No MI                                                           2.25       20100901                       12.625        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350901         NO
(GI-)G01        626290                     4110.028125        360                              359                       7.5                              0       0          0.375          7.875                               Carlsbad                                 CA       92010        PUD                     626290                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G02        924122.33                  5695.38            360                              359                       5.875                            0       0          0.375          6.25                                ARGYLE                                   TX       76226        Single Family           925000                    20060101               70.72000122            No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        83871.77                   580.17             360                              358                       7                                0       0          0.375          7.375                               Maryville                                TN       37803        Single Family           84000                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.375        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        542390                     3276.939583        360                              358                       6.875                            0       0          0.375          7.25                                RANCHO CUCAMONGA                         CA       91739        Single Family           542390                    20051201               80                     No MI                     1.00E+16                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        399920                     2416.183333        360                              359                       6.875                            0       0          0.375          7.25                                BRENTWOOD                                CA       94513        PUD                     399920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        281488                     1700.656667        360                              359                       6.875                            0       0          0.375          7.25                                SUN CITY WEST                            AZ       85375        PUD                     281488                    20060101               79.06999969            No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        224336                     1448.836667        360                              358                       7.375                            0       0          0.375          7.75                                ORLANDO                                  FL       32835        Condominium             224336                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        284939                     1632.463021        360                              358                       6.5                              0       0          0.375          6.875                               PEORIA                                   AZ       85383        PUD                     284939                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        255200                     1621.583333        360                              357                       7.25                             0       0          0.375          7.625                               BRIDGEPORT                               CT       06604        2-4 Family              255200                    20051101               80                     No MI                     1.00E+16                              2.25       20101001                       12.625        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G01        213605.3                   912.2726354        360                              351                       4.75                             0       0          0.375          5.125                               Las Vegas                                NV       89130        PUD                     214747.58                 20050501               56.50999832            No MI                     1.00E+17                              2.25       20100401                       10.125        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350401         NO
(GI-)G01        143618.97                  658.2536125        360                              357                       5.125                            0       0          0.375          5.5                                 INDIANAPOLIS                             IN       46278        PUD                     143660                    20051101               80                     No MI                     1.00E+17                              2.25       20151001                       10.5          1.875         1                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20351001         NO
(GII)G01        98000                      581.875            360                              357                       6.75                             0       0          0.375          7.125                               FOREST PAR                               GA       30297        Single Family           98000                     20051101               70                     No MI                     1.00E+17                              2.25       20101001                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GII)G01        79936.03                   538.97             360                              359                       6.75                             0       0          0.375          7.125                               LEANDER                                  TX       78641        PUD                     80000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        226000                     1459.583333        360                              359                       7.375                            0       0          0.375          7.75                                MARICOPA                                 AZ       85239        PUD                     226000                    20060101               69.54000092            No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        177500                     1183.333333        360                              359                       7.625                            0       0          0.375          8                                   BUCKEYE                                  AZ       85326        PUD                     177500                    20060101               77.16999817            No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        196000                     898.3333333        360                              359                       5.125                            0       0          0.375          5.5                                 Baltimore                                MD       21209        Single Family           196000                    20060101               64.26000214            No MI                     1.00E+17                              2.25       20101201                       10.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        169500                     1112.34375         360                              359                       7.5                              0       0          0.375          7.875                               BUCKEYE                                  AZ       85256        PUD                     169500                    20060101               72.75                  No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G03        79165                      379.3322917        360                              355                       5.375                            0       0          0.375          5.75                                DUNCANVILLE                              TX       75137        Single Family           79165                     20050901               65.97000122            No MI                     1.00E+17                              2.25       20120801                       10.75         1.875         1                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20350801         NO
(GII)G01        59993.43                   343.7123594        360                              359                       6.5                              0       0          0.375          6.875                               Baltimore                                MD       21229        Single Family           60000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        292000                     1825               360                              356                       7.125                            0       0          0.375          7.5                                 NORTH BERGEN                             NJ       07047        Single Family           292000                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       12.5          1.875         2                    First Lien      NO           Y           60            No_PP       6                    360                 EMC             20350901         NO
(GII)G03        194307.99                  1032.261197        360                              356                       6                                0       0          0.375          6.375                               AURORA                                   IL       60504        PUD                     194308                    20051001               80                     No MI                     1.00E+17                              2.25       20120901                       11.375        1.875         1                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20350901         NO
(GII)G01        104000                     563.3333333        360                              356                       6.125                            0       0          0.375          6.5                                 Sicklerville                             NJ       08081        Single Family           104000                    20051001               80                     No MI                                                           2.25       20100901                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GI-)G01        536700                     3410.28125         360                              356                       7.25                             0       0          0.375          7.625                               GAINESVILLE                              VA       20155        Single Family           536700                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G03        315300                     1576.5             360                              356                       5.625                            0       0          0.375          6                                   Hoschton                                 GA       30548        PUD                     315300                    20051001               80                     No MI                     1.00E+17                              2.25       20120901                       11            1.875         1                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20350901         NO
(GII)G03        1647185.8                  8579.092708        360                              355                       5.875                            0       0          0.375          6.25                                DENVER                                   CO       80231        PUD                     1649000                   20050901               69.95999908            No MI                     1.00E+17                              2.25       20120801                       11.25         1.875         1                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20350801         NO
(GII)G03        208000                     1018.333333        360                              356                       5.5                              0       0          0.375          5.875                               GREELEY                                  CO       80634        PUD                     208000                    20051001               80                     No MI                     1.00E+17                              2.25       20120901                       10.875        1.875         1                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20350901         NO
(GII)G01        228000                     1330               360                              354                       6.625                            0       0          0.375          7                                   Silver Lake                              MN       55381        Single Family           228000                    20050801               80                     No MI                     1.00E+17                              2.25       20100701                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350701         NO
(GII)G01        149100                     900.8125           360                              358                       6.875                            0       0          0.375          7.25                                MIAMI                                    FL       33133        Condominium             149100                    20051201               70                     No MI                                                           2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        170400                     994                360                              358                       6.625                            0       0          0.375          7                                   Snellville                               GA       30078        2-4 Family              170400                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        170400                     994                360                              358                       6.625                            0       0          0.375          7                                   Snellville                               GA       30078        2-4 Family              170400                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        170400                     994                360                              358                       6.625                            0       0          0.375          7                                   Snellville                               GA       30078        2-4 Family              170400                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        170400                     994                360                              358                       6.625                            0       0          0.375          7                                   Snellville                               GA       30048        2-4 Family              170400                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        170400                     976.25             360                              358                       6.5                              0       0          0.375          6.875                               Snellville                               GA       30039        2-4 Family              170400                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        166923                     1043.26875         360                              358                       7.125                            0       0          0.375          7.5                                 BLUFFTON                                 SC       29909        PUD                     166923                    20051201               89.77999878            GE Capital MI             1.00E+17                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        257520                     1555.85            360                              355                       6.875                            0       0          0.375          7.25                                Buffalo                                  MN       55313        Single Family           257520                    20050901               80                     No MI                     1.00E+17                              2.25       20100801                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350801         NO
(GII)G01        139750                     800.6510417        360                              355                       6.5                              0       0          0.375          6.875                               MINNEAPOLIS                              MN       55408        2-4 Family              139750                    20050901               65                     No MI                                                           2.25       20100801                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350801         NO
(GII)G01        192000                     1060               360                              355                       6.25                             0       0          0.375          6.625                               HOPKINS                                  MN       55343        Single Family           192000                    20050901               71.11000061            No MI                     1.00E+17                              2.25       20100801                       11.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350801         NO
(GI-)G01        143601.48                  957.3432           360                              358                       7.625                            0       0          0.375          8                                   Salt Lake City                           UT       84117        2-4 Family              143650                    20051201               85                     PMI                       1.00E+17                              2.25       20101101                       13            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        235000                     1517.708333        360                              358                       7.375                            0       0          0.375          7.75                                Vancouver                                WA       98685        Single Family           235000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G02        450000                     2156.25            360                              358                       5.375                            0       0          0.375          5.75                                Shrewsbury                               MA       01545        Single Family           450000                    20051201               57.31999969            No MI                     1.00E+17                              2.25       20101101                       10.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        280000                     1808.333333        360                              358                       7.375                            0       0          0.375          7.75                                SACRAMENTO                               CA       95626        Single Family           280000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        799992                     5416.6125          360                              359                       7.75                             0       0          0.375          8.125                               Kissimmee                                FL       34744        Single Family           799992                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        240000                     1550               360                              358                       7.375                            0       0          0.375          7.75                                Sacramento                               CA       95817        Single Family           240000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        148000                     955.8333333        360                              356                       7.375                            0       0          0.375          7.75                                Houston                                  TX       77057        Condominium             148000                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G01        233762.92                  1576.16            360                              359                       6.75                             0       0          0.375          7.125                               ORLANDO                                  FL       32832        PUD                     233950                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        139200                     797.5              360                              359                       6.5                              0       0          0.375          6.875                               Tucson                                   AZ       85712        Single Family           139200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        416000                     2860               360                              359                       7.875                            0       0          0.375          8.25                                LOS ANGELES                              CA       90023        2-4 Family              416000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        99876                      655.43625          360                              359                       7.5                              0       0          0.375          7.875                               Las Vegas                                NV       89108        Condominium             99876                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        150865.35                  992.75             360                              358                       6.5                              0       0          0.375          6.875                               Philadelphia                             PA       19130        Single Family           151120                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GII)G03        204050.45                  1252.05            360                              357                       5.75                             0       0          0.375          6.125                               PORT CHARLOTTE                           FL       33981        Single Family           206061                    20051101               77.11000061            No MI                     1.00E+17                              2.25       20121001                       12.125        1.875         1                    First Lien      NO           N           0             No_PP       84                   360                 EMC             20351001         NO
(GII)G03        246416                     1360.421667        360                              358                       6.25                             0       0          0.375          6.625                               AVON                                     OH       44011        PUD                     246416                    20051201               80                     No MI                     1.00E+17                              2.25       20121101                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351101         NO
(GII)G01        155920                     877.05             360                              358                       6.375                            0       0          0.375          6.75                                CHANDLER                                 AZ       85225        Condominium             155920                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        106392                     631.7025           360                              358                       6.75                             0       0          0.375          7.125                               Katy                                     TX       77449        PUD                     106392                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.125        1.875         2.25                 First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        783460.46                  5141.459269        360                              359                       7.5                              0       0          0.375          7.875                               North Hollywood                          CA       91605        2-4 Family              784000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        453000                     2595.3125          360                              358                       6.5                              0       0          0.375          6.875                               LAVEROCK                                 PA       19038        Single Family           453000                    20051201               79.88999939            No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        93600                      555.75             360                              358                       6.75                             0       0          0.375          7.125                               Livingston                               LA       70754        Single Family           93600                     20051201               65                     No MI                     1.00E+17                              2.25       20101101                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        170812.34                  960.8194125        360                              358                       6.375                            0       0          0.375          6.75                                Maricopa                                 AZ       85239        PUD                     170813                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        159847.99                  882.4941115        360                              358                       6.25                             0       0          0.375          6.625                               Riverview                                FL       33569        PUD                     159848                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        79950                      483.03125          360                              359                       6.875                            0       0          0.375          7.25                                Saint Louis                              MO       63021        Condominium             79950                     20060101               65                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        170400                     976.25             360                              358                       6.5                              0       0          0.375          6.875                               SNELLVILLE                               GA       30078        2-4 Family              170400                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        236252.29                  1279.699904        360                              357                       6.125                            0       0          0.375          6.5                                 SAN MARCOS                               CA       92078        PUD                     237000                    20051101               44.72000122            No MI                     1.00E+17                              2.25       20151001                       11.5          1.875         2                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20351001         NO
(GII)G03        144000                     825                360                              358                       6.5                              0       0          0.375          6.875                               BRUNSWICK                                GA       31525        Single Family           144000                    20051201               80                     No MI                     1.00E+17                              2.25       20121101                       12.875        1.875         2                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351101         NO
(GI-)G01        750500                     4690.625           360                              358                       7.125                            0       0          0.375          7.5                                 BRISTOW                                  VA       20136        PUD                     750500                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        170400                     976.25             360                              358                       6.5                              0       0          0.375          6.875                               Snellville                               GA       30078        2-4 Family              170400                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        170400                     976.25             360                              358                       6.5                              0       0          0.375          6.875                               Snellville                               GA       30078        2-4 Family              170400                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        304000                     1868.333333        360                              358                       7                                0       0          0.375          7.375                               Bakersfield                              CA       93311        PUD                     304000                    20051201               80                     No MI                                                           2.25       20101101                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        170400                     976.25             360                              358                       6.5                              0       0          0.375          6.875                               Snellville                               GA       30078        2-4 Family              170400                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        170400                     994                360                              358                       6.625                            0       0          0.375          7                                   Snellville                               GA       30039        2-4 Family              170400                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        535000                     2842.1875          360                              359                       6                                0       0          0.375          6.375                               Park City                                UT       84060        Single Family           535000                    20060101               56.31999969            No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        480700                     3004.375           360                              358                       7.125                            0       0          0.375          7.5                                 GAINESVILLE                              VA       20155        Single Family           480700                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        170400                     994                360                              358                       6.625                            0       0          0.375          7                                   Snellville                               GA       30078        2-4 Family              170400                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        532000                     3214.166667        360                              358                       6.875                            0       0          0.375          7.25                                BARTONVILLE                              TX       76226        Single Family           532000                    20051201               80                     No MI                     1.00E+17                              2.25       20151101                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20351101         NO
(GII)G01        250320                     1512.35            360                              355                       6.875                            0       0          0.375          7.25                                Buffalo                                  MN       55313        Single Family           250320                    20050901               80                     No MI                     1.00E+17                              2.25       20100801                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350801         NO
(GII)G01        87526.48                   483.2191083        360                              351                       6.25                             0       0          0.375          6.625                               PHOENIX                                  AZ       85008        Single Family           87600                     20050501               80                     No MI                     1.00E+17                              2.25       20100401                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350401         NO
(GII)G03        125250                     574.0625           360                              355                       5.125                            0       0          0.375          5.5                                 AUSTELL                                  GA       30168        PUD                     125250                    20050901               100                    Radian Guaranty           1.00E+17                              2.25       20120801                       10.5          1.875         1                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20350801         NO
(GI-)G01        341640                     1637.025           360                              357                       5.375                            0       0          0.375          5.75                                JACKSONVILLE                             FL       32256        Single Family           341640                    20051101               80                     No MI                     1.00E+17                              2.25       20151001                       10.75         1.875         1                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20351001         NO
(GII)G01        157600                     935.75             360                              358                       6.75                             0       0          0.375          7.125                               TACOMA                                   WA       98406        Single Family           157600                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        195981                     1204.466563        360                              359                       7                                0       0          0.375          7.375                               GOODYEAR                                 AZ       85338        PUD                     195981                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        532000                     3491.25            360                              359                       7.5                              0       0          0.375          7.875                               PHOENIX                                  AZ       85085        PUD                     532000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        120799.6                   767.5807917        360                              358                       7.25                             0       0          0.375          7.625                               Orlando                                  FL       32808        Single Family           120800                    20051201               80                     No MI                                                           2.25       20101101                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        200000                     1041.666667        360                              358                       5.875                            0       0          0.375          6.25                                Pelham                                   AL       35124        PUD                     200000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.25         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        756000                     4173.75            360                              355                       6.25                             0       0          0.375          6.625                               Poway                                    CA       92064        Single Family           756000                    20050901               80                     No MI                     1.00E+17                              2.25       20100801                       12.625        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350801         NO
(GII)G01        187596                     1133.3925          360                              359                       6.875                            0       0          0.375          7.25                                TUCSON                                   AZ       85747        PUD                     187596                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        227631.99                  1470.123269        360                              358                       7.375                            0       0          0.375          7.75                                KISSIMMEE                                FL       34747        PUD                     227632                    20051201               80                     No MI                     1.00E+16                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        138385                     836.0760417        360                              359                       6.875                            0       0          0.375          7.25                                QUEEN CREEK                              AZ       85242        PUD                     138385                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        252862.29                  1132.612341        360                              357                       5                                0       0          0.375          5.375                               NEWNAN                                   GA       30263        Single Family           254000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       10.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GI-)G01        294400                     1472               360                              358                       5.625                            0       0          0.375          6                                   Farmington                               MN       55024        Single Family           294400                    20051201               80                     No MI                     1.00E+17                              2.25       20081101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       36                   360                 EMC             20351101         NO
(GII)G01        256453.02                  1415.834381        360                              359                       6.25                             0       0          0.375          6.625                               RIVERSIDE                                CA       92503        Single Family           256500                    20060101               60                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G02        470000                     2447.916667        360                              358                       5.875                            0       0          0.375          6.25                                Quakertown                               PA       18951        Single Family           470000                    20051201               78.33000183            No MI                     1.00E+17                              2.25       20101101                       11.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        104000                     595.8333333        360                              358                       6.5                              0       0          0.375          6.875                               Baltimore                                MD       21218        Single Family           104000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        260000                     1706.25            360                              359                       7.5                              0       0          0.375          7.875                               SAN JACINTO                              CA       92582        Single Family           260000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        279200                     1832.25            360                              359                       7.5                              0       0          0.375          7.875                               HEMET                                    CA       92544        Single Family           279200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        244670                     1325.295833        360                              358                       6.125                            0       0          0.375          6.5                                 westminster                              CO       80234        PUD                     244670                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        254500                     1378.541667        360                              360                       6.125                            0       0          0.375          6.5                                 Old Tappan                               NJ       07675        Single Family           254500                    20060201               55.33000183            No MI                     1.00E+17                              2.25       20110101                       11.5          1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20360101         NO
(GII)G01        131407                     752.8526042        360                              358                       6.5                              0       0          0.375          6.875                               ROCKWALL                                 TX       75032        PUD                     131407                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        204000                     1168.75            360                              358                       6.5                              0       0          0.375          6.875                               Macomb                                   MI       48044        Single Family           204000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        324000                     1991.25            360                              358                       7                                0       0          0.375          7.375                               Silver Spring                            MD       20901        Single Family           324000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G02        648992.47                  3650.582644        360                              358                       6.375                            0       0          0.375          6.75                                STAFFORD                                 VA       22556        PUD                     649000                    20051201               78.19000244            No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        294300                     1655.4375          360                              358                       6.375                            0       0          0.375          6.75                                ALEXANDRIA                               VA       22304        Condominium             294300                    20051201               79.98999786            No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        248000                     1550               360                              358                       7.125                            0       0          0.375          7.5                                 Newark                                   NJ       07103        2-4 Family              248000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G03        236000                     1597.916667        360                              358                       7.75                             0       0          0.375          8.125                               PHOENIX                                  AZ       85008        Single Family           236000                    20051201               80                     No MI                     1.00E+17                              2.25       20121101                       13.125        1.875         1                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351101         NO
(GII)G01        195000                     1096.875           360                              358                       6.375                            0       0          0.375          6.75                                PINETOP                                  AZ       85901        Single Family           195000                    20051201               65                     No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        308000                     1925               360                              359                       7.125                            0       0          0.375          7.5                                 Woodbridge                               VA       22193        Single Family           308000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        384000                     1800               360                              359                       5.25                             0       0          0.375          5.625                               Annandale                                VA       22003        Townhouse               384000                    20060101               80                     No MI                     1.00E+17                              2.25       20081201                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       36                   360                 EMC             20351201         NO
(GI-)G01        130478                     761.1216667        360                              359                       6.625                            0       0          0.375          7                                   Albuquerque                              NM       87112        Single Family           130478                    20060101               80                     No MI                     1.00E+17                              2.25       20081201                       13            1.875         1                    First Lien      NO           Y           120           No_PP       36                   360                 EMC             20351201         NO
(GII)G01        276000                     1495               360                              358                       6.125                            0       0          0.375          6.5                                 Silver Spring                            MD       20901        PUD                     276000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        253600                     1532.166667        360                              358                       6.875                            0       0          0.375          7.25                                MANASSAS                                 VA       20109        PUD                     253600                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        190272.24                  1397.09            360                              359                       7.625                            0       0          0.375          8                                   MARICOPA                                 AZ       85239        PUD                     190400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        146048.6                   912                360                              359                       6                                0       0          0.375          6.375                               Plantation                               FL       33324        Condominium             146184                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        29650                      191.4895833        360                              358                       7.375                            0       0          0.375          7.75                                Baltimore                                MD       21230        Townhouse               29650                     20051201               89.95999908            Radian Guaranty           1.00E+17                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        284000                     1745.416667        360                              358                       7                                0       0          0.375          7.375                               MORENO VALLEY                            CA       92553        Single Family           284000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        143700                     793.34375          360                              357                       6.25                             0       0          0.375          6.625                               CUMMING                                  GA       30040        PUD                     143700                    20051101               79.97000122            No MI                     1.00E+17                              2.25       20101001                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G01        227920                     1187.083333        360                              358                       5.875                            0       0          0.375          6.25                                GLENSIDE                                 PA       19038        Single Family           227920                    20051201               80                     No MI                     1.00E+17                              4.007      20101101                       11.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        624000                     4687.9             360                              359                       7.875                            0       0          0.375          8.25                                Miami Beach                              FL       33139        Condominium             624000                    20060101               80                     No MI                                                           2.25       20101201                       13.25         3.632         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        179731.4                   1258.59            360                              358                       7.125                            0       0          0.375          7.5                                 GALLOWAY TOWNSHIP                        NJ       08205        Single Family           180000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GII)G01        153360                     878.625            360                              358                       6.5                              0       0          0.375          6.875                               BALL GROUND                              GA       30107        PUD                     153360                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        244000                     1474.166667        360                              359                       6.875                            0       0          0.375          7.25                                Lake Oswego                              OR       97035        Single Family           244000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        84500                      492.9166667        360                              358                       6.625                            0       0          0.375          7                                   Carpentersville                          IL       60110        Single Family           84500                     20051201               65                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        171528.99                  1000.585775        360                              358                       6.625                            0       0          0.375          7                                   YOUNGTOWN                                AZ       85363        PUD                     171529                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        168676                     966.3729167        360                              359                       6.5                              0       0          0.375          6.875                               QUEEN CREEK                              AZ       85242        PUD                     168676                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        164255                     992.3739583        360                              358                       6.875                            0       0          0.375          7.25                                ORLANDO                                  FL       32835        Condominium             164280                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        129825.9                   662.6530312        360                              359                       5.75                             0       0          0.375          6.125                               NORTH LAS VEGAS                          NV       89084        Condominium             129828                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        57800                      337.1666667        360                              358                       6.625                            0       0          0.375          7                                   Jacksonville                             FL       32254        Single Family           57800                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        141636                     929.48625          360                              359                       7.5                              0       0          0.375          7.875                               Spring Hill                              FL       34609        Single Family           141636                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        101500                     560.3645833        360                              359                       6.25                             0       0          0.375          6.625                               Colorado Springs                         CO       80907        Townhouse               101500                    20060101               79.98000336            No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        733152                     4658.57            360                              358                       7.25                             0       0          0.375          7.625                               Corolla                                  NC       27927        PUD                     733152                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        136611.1                   991.89             360                              358                       7.5                              0       0          0.375          7.875                               Dallas                                   TX       75248        Single Family           136800                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GII)G01        164000                     905.4166667        360                              358                       6.25                             0       0          0.375          6.625                               CATHEDRAL CITY                           CA       92234        Condominium             164000                    20051201               80                     No MI                     1.00E+17                              3.125      20101101                       11.625        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G03        203842.9                   1227.06            360                              356                       5.625                            0       0          0.375          6                                   WOODSTOCK                                IL       60098        PUD                     204664                    20051001               80                     No MI                     1.00E+17                              2.25       20120901                       12            2.75          2                    First Lien      NO           N           0             No_PP       84                   360                 EMC             20350901         NO
(GI-)G01        119600                     759.9583333        360                              358                       7.25                             0       0          0.375          7.625                               ROCKWALL                                 TX       75032        Single Family           119600                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        224000                     1260               360                              358                       6.375                            0       0          0.375          6.75                                Pembroke Pines                           FL       33024        Single Family           224000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        176720                     957.2333333        360                              359                       6.125                            0       0          0.375          6.5                                 RIVERVIEW                                FL       33569        PUD                     176720                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        103500                     690                360                              358                       7.625                            0       0          0.375          8                                   Springfield                              OR       97477        Single Family           103500                    20051201               90                     PMI                       1.00E+17                              2.25       20101101                       13            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        68250                      426.5625           360                              359                       7.125                            0       0          0.375          7.5                                 BALTIMORE                                MD       21215        Single Family           68250                     20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        448000                     2706.666667        360                              358                       6.875                            0       0          0.375          7.25                                DUMFRIES                                 VA       22026        PUD                     448000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        242832.77                  1761.92            360                              359                       7.5                              0       0          0.375          7.875                               Hot Springs                              AR       71909        Single Family           243000                    20060101               90                     GE Capital MI             1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        60000                      375                360                              359                       7.125                            0       0          0.375          7.5                                 BALTIMORE                                MD       21215        Single Family           60000                     20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        63750                      338.671875         360                              358                       6                                0       0          0.375          6.375                               BALTIMORE                                MD       21215        Single Family           63750                     20051201               75                     No MI                     1.00E+17                              2.25       20101101                       11.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        160000                     800                360                              358                       5.625                            0       0          0.375          6                                   ALEXANDRIA                               VA       22303        Condominium             160000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        404000                     2104.166667        360                              358                       5.875                            0       0          0.375          6.25                                SOUTH RIDING                             VA       20152        Townhouse               404000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        212000                     1302.916667        360                              358                       7                                0       0          0.375          7.375                               Mesa                                     AZ       85206        PUD                     212000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        197600                     1276.166667        360                              358                       7.375                            0       0          0.375          7.75                                Kissimmee                                FL       34744        Single Family           197600                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G03        188890                     944.45             360                              357                       5.625                            0       0          0.375          6                                   SUWANEE                                  GA       30024        PUD                     188890                    20051101               80                     No MI                     1.00E+17                              2.25       20121001                       11            1.875         1                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351001         NO
(GII)G01        197214                     1088.785625        360                              359                       6.25                             0       0          0.375          6.625                               SAHUARITA                                AZ       85629        Single Family           197214                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        113753                     545.0664583        360                              359                       5.375                            0       0          0.375          5.75                                MANSFIELD                                TX       76063        PUD                     113753                    20060101               47.74000168            No MI                     1.00E+17                              2.25       20101201                       10.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        414715                     2678.367708        360                              358                       7.375                            0       0          0.375          7.75                                PEORIA                                   AZ       85383        PUD                     414715                    20051201               78.54000092            No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        198848                     1159.946667        360                              358                       6.625                            0       0          0.375          7                                   ORLANDO                                  FL       32835        Condominium             198848                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G02        560064                     3150.36            360                              359                       6.375                            0       0          0.375          6.75                                BRENTWOOD                                CA       94513        PUD                     560064                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        176480                     1139.766667        360                              359                       7.375                            0       0          0.375          7.75                                ORLANDO                                  FL       32835        Condominium             176480                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        124850.69                  800.85             360                              358                       6.25                             0       0          0.375          6.625                               ALBUQUERQUE                              NM       87114        PUD                     125072                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.625        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GII)G01        192000                     1060               360                              358                       6.25                             0       0          0.375          6.625                               LAS VEGAS                                NV       89108        Single Family           192000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        193300                     1026.90625         360                              358                       6                                0       0          0.375          6.375                               MANASSAS                                 VA       20109        PUD                     193300                    20051201               64.97000122            No MI                     1.00E+17                              2.25       20101101                       11.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        232000                     1498.333333        360                              358                       7.375                            0       0          0.375          7.75                                SAN ANTONIO                              TX       78239        2-4 Family              232000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        232000                     1498.333333        360                              358                       7.375                            0       0          0.375          7.75                                SAN ANTONIO                              TX       78239        2-4 Family              232000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        140000                     787.5              360                              360                       6.375                            0       0          0.375          6.75                                Gilbert                                  AZ       85234        Single Family           140000                    20060201               70                     No MI                     1.00E+17                              2.25       20110101                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        140600.6                   1008.71            360                              357                       7.375                            0       0          0.375          7.75                                ATHENS                                   GA       30601        Single Family           140800                    20051101               80                     No MI                                                           2.25       20101001                       12.75         1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351001         NO
(GI-)G01        491945.67                  3279.6378          360                              359                       7.625                            0       0          0.375          8                                   Delray Beach                             FL       33483        Condominium             492000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        304300                     1996.96875         360                              358                       7.5                              0       0          0.375          7.875                               MIDDLETOWN                               DE       19709        Single Family           304300                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        156800                     1012.666667        360                              359                       7.375                            0       0          0.375          7.75                                Selbyville                               DE       19975        Single Family           156800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        240000                     1250               360                              357                       5.875                            0       0          0.375          6.25                                Laveen                                   AZ       85339        PUD                     240000                    20051101               80                     No MI                     1.00E+17                              2.75       20101001                       12.25         1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GI-)G01        596371                     2981.855           360                              358                       5.625                            0       0          0.375          6                                   Las Vegas                                NV       89131        PUD                     596371                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       10.875        2.375         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G03        194999.99                  1015.624948        360                              358                       5.875                            0       0          0.375          6.25                                Atlanta                                  GA       30338        Single Family           195000                    20051201               60                     No MI                     1.00E+17                              2.25       20121101                       11.25         1.875         1                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351101         NO
(GI-)G01        206800                     1270.958333        360                              359                       7                                0       0          0.375          7.375                               PHOENIX                                  AZ       85008        2-4 Family              206800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        115644                     650.4975           360                              359                       6.375                            0       0          0.375          6.75                                RIVERVIEW                                FL       33569        Condominium             115644                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        308000                     1764.583333        360                              358                       6.5                              0       0          0.375          6.875                               Peoria                                   AZ       85381        PUD                     308000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        289400                     1748.458333        360                              358                       6.875                            0       0          0.375          7.25                                Wheat Ridge                              CO       80033        2-4 Family              289600                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        188720                     1159.841667        360                              359                       7                                0       0          0.375          7.375                               Newark                                   DE       19702        PUD                     188720                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        228000                     1520               360                              358                       7.625                            0       0          0.375          8                                   Washington                               DC       20037        Condominium             228000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       13            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G02        479150.68                  3073.49            360                              358                       6.25                             0       0          0.375          6.625                               Potomac                                  MD       20854        PUD                     480000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.625        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GII)G01        110400                     678.5              360                              358                       7                                0       0          0.375          7.375                               Ypsilanti                                MI       48198        Single Family           110400                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        135200                     788.6666667        360                              357                       6.625                            0       0          0.375          7                                   Glencoe                                  MN       55336        Single Family           135200                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GI-)G01        160000                     1066.666667        360                              359                       7.625                            0       0          0.375          8                                   Litchfield Park                          AZ       85340        Single Family           160000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        127120                     768.0166667        360                              357                       6.875                            0       0          0.375          7.25                                Apple Valley                             MN       55124        Condominium             127120                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GI-)G01        116000                     712.9166667        360                              356                       7                                0       0          0.375          7.375                               Saint Paul                               MN       55117        Single Family           116000                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350901         NO
(GI-)G01        176000                     1100               360                              356                       7.125                            0       0          0.375          7.5                                 Anoka                                    MN       55303        Single Family           176000                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350901         NO
(GII)G01        147128.5                   873.5754688        360                              357                       6.75                             0       0          0.375          7.125                               Watertown                                MN       55388        Single Family           147200                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GI-)G01        380000                     2414.583333        360                              357                       7.25                             0       0          0.375          7.625                               Buffalo                                  MN       55313        Single Family           380000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GII)G01        218400                     1251.25            360                              357                       6.5                              0       0          0.375          6.875                               Andover                                  MN       55304        Single Family           218400                    20051101               80                     No MI                                                           2.25       20101001                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GII)G01        171200                     1016.5             360                              358                       6.75                             0       0          0.375          7.125                               Saratoga Springs                         UT       84043        Single Family           171200                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        291200                     2061.1             360                              359                       7.25                             0       0          0.375          7.625                               Fort Lauderdale                          FL       33305        2-4 Family              291200                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        119200                     695.3333333        360                              356                       6.625                            0       0          0.375          7                                   Glenwood                                 MN       56334        Single Family           119200                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350901         NO
(GII)G01        201492                     1133.3925          360                              356                       6.375                            0       0          0.375          6.75                                FARMINGTON                               MN       55024        Single Family           201492                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G01        109500                     661.5625           360                              358                       6.875                            0       0          0.375          7.25                                CLEARWATER                               FL       33755        Single Family           109500                    20051201               75                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        288800                     1805               360                              359                       7.125                            0       0          0.375          7.5                                 WASHINGTON                               DC       20020        2-4 Family              288800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G02        446150                     2509.59375         360                              358                       6.375                            0       0          0.375          6.75                                BEAR                                     DE       19701        Single Family           446150                    20051201               79.88999939            No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        151920                     917.85             360                              356                       6.875                            0       0          0.375          7.25                                New Prague                               MN       56071        Single Family           151920                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350901         NO
(GII)G01        117520                     685.5333333        360                              357                       6.625                            0       0          0.375          7                                   Blaine                                   MN       55434        Condominium             117520                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GI-)G01        270143                     1744.673542        360                              356                       7.375                            0       0          0.375          7.75                                Saint Paul                               MN       55102        Condominium             270143                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350901         NO
(GII)G01        142350                     771.0625           360                              357                       6.125                            0       0          0.375          6.5                                 Saint Michael                            MN       55376        PUD                     142350                    20051101               65                     No MI                     1.00E+17                              6.25       20101001                       11.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GII)G01        221924.8                   1363.912833        360                              357                       7                                0       0          0.375          7.375                               Plainfield                               IL       60544        PUD                     221924.8                  20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.375        5.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G01        148320                     865.2              360                              356                       6.625                            0       0          0.375          7                                   Bloomington                              MN       55437        Single Family           148320                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350901         NO
(GII)G01        122500                     740.1041667        360                              358                       6.875                            0       0          0.375          7.25                                SCOTTSDALE                               AZ       85257        Condominium             122500                    20051201               70                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        88000                      495                360                              358                       6.375                            0       0          0.375          6.75                                FORT WORTH                               TX       76248        Townhouse               88000                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        91200                      513                360                              358                       6.375                            0       0          0.375          6.75                                Fort Worth                               TX       76248        PUD                     91200                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        164000                     802.9166667        360                              358                       5.5                              0       0          0.375          5.875                               Phoenixville                             PA       19460        PUD                     164000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       10.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        160000                     966.6666667        360                              358                       6.875                            0       0          0.375          7.25                                DESERT HOT SPRINGS                       CA       92240        Single Family           160000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        359600                     2284.958333        360                              359                       7.25                             0       0          0.375          7.625                               FOLSOM                                   CA       95630        2-4 Family              359600                    20060101               79.91000366            No MI                     1.00E+16                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        233280                     1263.6             360                              357                       6.125                            0       0          0.375          6.5                                 LINO LAKES                               MN       55014        Single Family           233280                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GI-)G01        56267.2                    384.75             360                              357                       6.875                            0       0          0.375          7.25                                Rockford                                 IL       61104        2-4 Family              56400                     20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.25         1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351001         NO
(GI-)G01        337200                     2177.75            360                              358                       7.375                            0       0          0.375          7.75                                SILVER SPRING                            MD       20906        Single Family           337200                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        264367.94                  1918.17            360                              359                       7.5                              0       0          0.375          7.875                               Jupiter                                  FL       33458        PUD                     264550                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        268960                     1512.9             360                              358                       6.375                            0       0          0.375          6.75                                ANTIOCH                                  IL       60002        PUD                     268960                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        199800                     1269.5625          360                              358                       7.25                             0       0          0.375          7.625                               SARASOTA                                 FL       34232        PUD                     200400                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        292039.98                  1612.304056        360                              358                       6.25                             0       0          0.375          6.625                               GRAND BLANC                              MI       48439        Single Family           292040                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        226728                     1464.285           360                              358                       7.375                            0       0          0.375          7.75                                SURPRISE                                 AZ       85387        PUD                     226728                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        87875.38                   630.44             360                              358                       7.375                            0       0          0.375          7.75                                Portland                                 OR       97266        Single Family           88000                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GII)G01        211920                     1324.5             360                              358                       7.125                            0       0          0.375          7.5                                 Peyton                                   CO       80831        Single Family           211920                    20051201               80                     No MI                                                           2.25       20101101                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        78400                      522.6666667        360                              358                       7.625                            0       0          0.375          8                                   Saint Peters                             MO       63376        Condominium             78400                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       13            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        172000                     913.75             360                              358                       6                                0       0          0.375          6.375                               Apple Valley                             CA       92307        Single Family           172000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.375        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        173255                     992.6067708        360                              358                       6.5                              0       0          0.375          6.875                               Charlotte                                NC       28277        PUD                     173255                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        131920                     893.2083333        360                              359                       7.75                             0       0          0.375          8.125                               Denver                                   CO       80204        Single Family           131920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        157520                     804.0083333        360                              358                       5.75                             0       0          0.375          6.125                               LOGANVILLE                               GA       30052        PUD                     157520                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.125        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        806250                     5039.0625          360                              358                       7.125                            0       0          0.375          7.5                                 Los Angeles                              CA       90068        Single Family           806250                    20051201               75                     No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        260320.99                  1410.072029        360                              358                       6.125                            0       0          0.375          6.5                                 NORTH LAS VEGAS                          NV       89084        PUD                     260321                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        124012                     749.2391667        360                              358                       6.875                            0       0          0.375          7.25                                KISSIMMEE                                FL       34747        Condominium             124012                    20051201               75                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        269721                     1601.468438        360                              358                       6.75                             0       0          0.375          7.125                               ANTHEM                                   AZ       85086        PUD                     269721                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        293520                     1865.075           360                              358                       7.25                             0       0          0.375          7.625                               WELLINGTON                               FL       33414        PUD                     293520                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        128000                     720                360                              355                       6.375                            0       0          0.375          6.75                                DENVER                                   CO       80204        Single Family           128000                    20050901               80                     No MI                                                           2.25       20100801                       12.75         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350801         NO
(GI-)G01        880000                     5500               360                              359                       7.125                            0       0          0.375          7.5                                 MIAMI                                    FL       33141        Single Family           880000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        136000                     850                360                              358                       7.125                            0       0          0.375          7.5                                 Atlanta                                  GA       30349        PUD                     136000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        181600                     1116.083333        360                              358                       7                                0       0          0.375          7.375                               North Lauderdale                         FL       33068        PUD                     181600                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        128000                     720                360                              355                       6.375                            0       0          0.375          6.75                                DENVER                                   CO       80204        Single Family           128000                    20050901               80                     No MI                     1.00E+17                              2.25       20100801                       12.75         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350801         NO
(GII)G01        189288                     1143.615           360                              358                       6.875                            0       0          0.375          7.25                                PALM BAY                                 FL       32908        Single Family           189288                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        210000                     1378.125           360                              358                       7.5                              0       0          0.375          7.875                               Queen Creek                              AZ       85242        PUD                     210000                    20051201               70                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        298204.81                  2215.61            360                              358                       7.75                             0       0          0.375          8.125                               Miami                                    FL       33189        Single Family           298400                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       13.125        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GII)G01        92979.72                   612.36             360                              357                       6.5                              0       0          0.375          6.875                               KATY                                     TX       77449        PUD                     93216                     20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.875        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351001         NO
(GII)G01        88416                      506.55             360                              358                       6.5                              0       0          0.375          6.875                               KATY                                     TX       77449        PUD                     88416                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        92181.73                   607.11             360                              357                       6.5                              0       0          0.375          6.875                               KATY                                     TX       77449        PUD                     92416                     20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.875        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351001         NO
(GI-)G01        421600                     2591.083333        360                              358                       7                                0       0          0.375          7.375                               TYBEE ISLAND                             GA       31328        Single Family           421600                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        150959.04                  896.3193           360                              358                       6.75                             0       0          0.375          7.125                               MERIDIAN                                 ID       83642        Single Family           150960                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        144319.46                  856.8967938        360                              358                       6.75                             0       0          0.375          7.125                               MERIDIAN                                 ID       92129        Single Family           144320                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        87312                      563.89             360                              358                       7.375                            0       0          0.375          7.75                                ST. PETERSBURG                           FL       33712        2-4 Family              87312                     20051201               79.37000275            No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        151168                     866.0666667        360                              357                       6.5                              0       0          0.375          6.875                               TAMPA                                    FL       33611        Single Family           151168                    20051101               77.91999817            No MI                     1.00E+17                              2.25       20101001                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GII)G01        96000                      600                360                              357                       7.125                            0       0          0.375          7.5                                 FT. MYERS                                FL       33916        Single Family           96000                     20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G01        40741.84                   258.8804417        360                              357                       7.25                             0       0          0.375          7.625                               PEMBROKE                                 GA       31321        Single Family           40800                     20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GII)G01        94398.92                   501.4942625        360                              358                       6                                0       0          0.375          6.375                               CHARLOTTE                                NC       28208        Single Family           94400                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        88191.88                   580.83             360                              357                       6.5                              0       0          0.375          6.875                               KATY                                     TX       77429        PUD                     88416                     20051101               80                     No MI                                                           2.25       20101001                       11.875        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351001         NO
(GII)G01        89184.14                   587.48             360                              357                       6.5                              0       0          0.375          6.875                               KATY                                     TX       77449        PUD                     89428                     20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.875        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351001         NO
(GII)G01        97600                      559.1666667        360                              358                       6.5                              0       0          0.375          6.875                               BALTIMORE                                MD       21212        Townhouse               97600                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        173600                     976.5              360                              358                       6.375                            0       0          0.375          6.75                                Clearwater                               FL       33756        Single Family           173600                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        87200                      517.75             360                              358                       6.75                             0       0          0.375          7.125                               COLLBRAN                                 CO       81624        Single Family           87200                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        444049                     2590.285833        360                              359                       6.625                            0       0          0.375          7                                   Reston                                   VA       20190        Condominium             444049                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        559920                     3674.475           360                              358                       7.5                              0       0          0.375          7.875                               Reston                                   VA       20191        Single Family           559920                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        118300                     714.7291667        360                              358                       6.875                            0       0          0.375          7.25                                MILWAUKEE                                WI       53209        2-4 Family              118300                    20051201               70                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        171048                     979.9625           360                              359                       6.5                              0       0          0.375          6.875                               Homosassa                                FL       34446        PUD                     171048                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        89848.34                   591.24             360                              358                       6.5                              0       0          0.375          6.875                               Akron                                    OH       44301        Single Family           90000                     20051201               76.91999817            No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        251930                     1732.01875         360                              359                       7.875                            0       0          0.375          8.25                                Boston                                   MA       02128        2-4 Family              251930                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       13.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        164800                     1012.833333        360                              358                       7                                0       0          0.375          7.375                               Boise                                    ID       83704        2-4 Family              164800                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G03        125450                     588.046875         360                              357                       5.25                             0       0          0.375          5.625                               PALOS HEIGHTS                            IL       60463        Condominium             125450                    20051101               65                     No MI                     1.00E+17                              2.25       20121001                       10.625        1.875         2                    First Lien      NO           Y           84            No_PP       84                   360                 EMC             20351001         NO
(GII)G01        120716                     741.9004167        360                              358                       7                                0       0          0.375          7.375                               KELLER                                   TX       76248        PUD                     120716                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        217880                     1429.8375          360                              359                       7.5                              0       0          0.375          7.875                               Tolleson                                 AZ       85353        PUD                     217880                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        234750                     1540.546875        360                              359                       7.5                              0       0          0.375          7.875                               DORAL                                    FL       33178        PUD                     234750                    20060101               75                     No MI                     0.10019591                            2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        204750                     1237.03125         360                              358                       6.875                            0       0          0.375          7.25                                Hialeah                                  FL       33016        Single Family           204750                    20051201               65                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        80500                      494.7395833        360                              359                       7                                0       0          0.375          7.375                               Saint Louis                              MO       63118        Single Family           80500                     20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        228800                     1501.5             360                              359                       7.5                              0       0          0.375          7.875                               PORT ST LUCIE                            FL       34987        Single Family           228800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        232000                     1522.5             360                              359                       7.5                              0       0          0.375          7.875                               PORT SAINT LUCIE                         FL       34987        Single Family           232000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        205600                     1199.333333        360                              358                       6.625                            0       0          0.375          7                                   HESPERIA                                 CA       92345        Single Family           205600                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        138750                     953.90625          360                              359                       7.875                            0       0          0.375          8.25                                FORT MYERS                               FL       33916        2-4 Family              138750                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       13.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        280000                     1662.5             360                              358                       6.75                             0       0          0.375          7.125                               AURORA                                   CO       80010        2-4 Family              280000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        88000                      568.3333333        360                              358                       7.375                            0       0          0.375          7.75                                FORT WORTH                               TX       76104        2-4 Family              88000                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        328000                     1947.5             360                              358                       6.75                             0       0          0.375          7.125                               AURORA                                   CO       80010        2-4 Family              328000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G03        157250                     950.0520833        360                              358                       6.875                            0       0          0.375          7.25                                Massillon                                OH       44646        Single Family           157250                    20051201               85                     YES                       1.00E+17                              2.25       20121101                       12.25         1.875         2                    First Lien      NO           Y           84            No_PP       84                   360                 EMC             20351101         NO
(GII)G01        123108.57                  861.43             360                              359                       7.125                            0       0          0.375          7.5                                 Aurora                                   IL       60506        Single Family           123200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        74289.21                   520.22             360                              358                       7.125                            0       0          0.375          7.5                                 DALLAS                                   TX       75215        Single Family           74400                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        193800                     1271.8125          360                              358                       7.5                              0       0          0.375          7.875                               CAPE CORAL                               FL       33993        Single Family           193800                    20051201               79.98999786            No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        139853                     786.673125         360                              358                       6.375                            0       0          0.375          6.75                                Keller                                   TX       76248        PUD                     139853                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        120716                     679.0275           360                              358                       6.375                            0       0          0.375          6.75                                Keller                                   TX       76248        PUD                     120716                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        111990                     664.940625         360                              359                       6.75                             0       0          0.375          7.125                               Houston                                  TX       77084        PUD                     111990                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        337500                     1933.59375         360                              358                       6.5                              0       0          0.375          6.875                               DUMONT                                   NJ       07624        Single Family           337500                    20051201               75                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        176000                     1155               360                              358                       7.5                              0       0          0.375          7.875                               Fernandina Beach                         FL       32034        Single Family           176000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G03        369212                     1884.519583        360                              357                       5.75                             0       0          0.375          6.125                               AVONDALE ESTATES                         GA       30002        Single Family           369212                    20051101               80                     No MI                     1.00E+17                              2.25       20121001                       12.125        1.875         2                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351001         NO
(GI-)G01        72000                      472.5              360                              358                       7.5                              0       0          0.375          7.875                               Massillon                                OH       44647        Single Family           72000                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        56000                      367.5              360                              359                       7.5                              0       0          0.375          7.875                               Massillon                                OH       44647        Single Family           56000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        157600                     1001.416667        360                              358                       7.25                             0       0          0.375          7.625                               WALDORF                                  MD       20602        PUD                     157600                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        164000                     939.5833333        360                              358                       6.5                              0       0          0.375          6.875                               Gaithersburg                             MD       20886        Condominium             164000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        235000                     1370.833333        360                              358                       6.625                            0       0          0.375          7                                   Laurel                                   MD       20724        Single Family           235000                    20051201               69.83999634            No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        200000                     1208.333333        360                              358                       6.875                            0       0          0.375          7.25                                QUEEN CREEK                              AZ       85242        PUD                     200000                    20051201               67.80000305            No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        111474.69                  638.6570781        360                              358                       6.5                              0       0          0.375          6.875                               MOUNTAIN HOME                            ID       83647        2-4 Family              111545                    20051201               70                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        72400                      452.5              360                              359                       7.125                            0       0          0.375          7.5                                 CENTER                                   CO       81125        Single Family           72400                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        179960                     1012.275           360                              358                       6.375                            0       0          0.375          6.75                                CUMMING                                  GA       30040        PUD                     179960                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        133897.23                  781.067175         360                              358                       6.625                            0       0          0.375          7                                   Jacksonville                             FL       32224        Condominium             133964                    20051201               80                     No MI                     1.00E+16                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        144799.98                  829.5832188        360                              358                       6.5                              0       0          0.375          6.875                               CHARLOTTE                                NC       28269        PUD                     144800                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        252434                     1498.826875        360                              358                       6.75                             0       0          0.375          7.125                               ANTHEM                                   AZ       85086        PUD                     252434                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        164548                     977.00375          360                              358                       6.75                             0       0          0.375          7.125                               ATLANTA                                  GA       30331        PUD                     164548                    20051201               79.98999786            No MI                     1.00E+17                              2.25       20101101                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        325329.99                  1829.981194        360                              359                       6.375                            0       0          0.375          6.75                                HENDERSON                                NV       89044        PUD                     325330                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        139995.22                  904.1357958        360                              358                       7.375                            0       0          0.375          7.75                                PHOENIX                                  AZ       85035        Single Family           140000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        134680                     883.8375           360                              360                       7.5                              0       0          0.375          7.875                               CAPE CORAL                               FL       33993        Single Family           134680                    20060201               70                     No MI                     1.00E+17                              2.25       20110101                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        438750                     2467.96875         360                              358                       6.375                            0       0          0.375          6.75                                Chicago                                  IL       60659        2-4 Family              438750                    20051201               65                     No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        174400                     981                360                              359                       6.375                            0       0          0.375          6.75                                Port Orange                              FL       32129        Single Family           174400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        54347.9                    305.7069375        360                              358                       6.375                            0       0          0.375          6.75                                BALTIMORE                                MD       21212        Single Family           54400                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        542467.97                  3850.4             360                              359                       7.25                             0       0          0.375          7.625                               Miami-Dade                               FL       33175        Single Family           544000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        199999.83                  1104.165728        360                              359                       6.25                             0       0          0.375          6.625                               Rockaway                                 NJ       07866        Condominium             200000                    20060101               55.40000153            No MI                     1.00E+17                              2.25       20151201                       11.625        1.875         2                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20351201         NO
(GI-)G01        201100                     1277.822917        360                              359                       7.25                             0       0          0.375          7.625                               Las Vegas                                NV       89113        PUD                     201100                    20060101               79.98000336            No MI                     1.00E+17                              2.25       20081201                       13.625        1.875         1                    First Lien      NO           Y           120           Prepay      36                   360                 EMC             20351201         NO
(GII)G03        125000                     638.0208333        360                              358                       5.75                             0       0          0.375          6.125                               WILMINGTON                               DE       19804        Single Family           125000                    20051201               52.40999985            No MI                     1.00E+17                              2.25       20121101                       11.125        1.875         1                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351101         NO
(GII)G01        199920                     1166.2             360                              358                       6.625                            0       0          0.375          7                                   Saint Michael                            MN       55376        Single Family           199920                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        152350                     952.1875           360                              358                       7.125                            0       0          0.375          7.5                                 Renton                                   WA       98055        Single Family           152350                    20051201               79.98999786            No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        322400                     1947.833333        360                              359                       6.875                            0       0          0.375          7.25                                Plymouth                                 MA       02360        Single Family           322400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        203085.69                  1226.976044        360                              359                       6.875                            0       0          0.375          7.25                                MONROE                                   OH       45050        PUD                     203100                    20060101               79.98000336            No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        999990                     5624.94375         360                              356                       6.375                            0       0          0.375          6.75                                DELRAY BEACH                             FL       33483        Single Family           999990                    20051001               58.81999969            No MI                     1.00E+17                              2.25       20080901                       12.75         1.875         1                    First Lien      NO           Y           60            Prepay      36                   360                 EMC             20350901         NO
(GI-)G01        520000                     3141.666667        360                              358                       6.875                            0       0          0.375          7.25                                San Jose                                 CA       95112        Single Family           520000                    20051201               78.19999695            No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        248860                     1399.8375          360                              358                       6.375                            0       0          0.375          6.75                                NAPLES                                   FL       34119        PUD                     248860                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        115120                     659.5416667        360                              358                       6.5                              0       0          0.375          6.875                               Boynton Beach                            FL       33436        Condominium             115120                    20051201               80                     No MI                                                           2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        136000                     779.1666667        360                              358                       6.5                              0       0          0.375          6.875                               Snellville                               GA       30078        2-4 Family              136000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        170400                     976.25             360                              358                       6.5                              0       0          0.375          6.875                               Snellville                               GA       30078        2-4 Family              170400                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        255999.41                  1519.996497        360                              358                       6.75                             0       0          0.375          7.125                               Sacramento                               CA       95817        Single Family           256000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        221250                     1244.53125         360                              357                       6.375                            0       0          0.375          6.75                                SACRAMENTO                               CA       95832        Single Family           221250                    20051101               75                     No MI                     1.00E+17                              2.25       20101001                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GII)G01        239190                     1345.44375         360                              359                       6.375                            0       0          0.375          6.75                                CASA GRANDE                              AZ       85222        Single Family           239190                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        57600                      360                360                              358                       7.125                            0       0          0.375          7.5                                 Terrell                                  TX       75160        Single Family           57600                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        208000                     1256.666667        360                              358                       6.875                            0       0          0.375          7.25                                Linwood                                  NJ       08221        Single Family           208000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        141259                     779.8673958        360                              358                       6.25                             0       0          0.375          6.625                               QUEEN CREEK                              AZ       85242        PUD                     141259                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        539292                     3314.39875         360                              358                       7                                0       0          0.375          7.375                               MOUNTAIN HOUSE                           CA       95391        Single Family           539292                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        209600                     1200.833333        360                              358                       6.5                              0       0          0.375          6.875                               Boulder                                  CO       80301        PUD                     209600                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        319000                     1827.604167        360                              358                       6.5                              0       0          0.375          6.875                               Louisville                               CO       80027        Single Family           319000                    20051201               79.34999847            No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        517027.3                   3402.23            360                              358                       6.625                            0       0          0.25           6.875                               Sunnyvale                                CA       94087        PUD                     517900                    20051201               66.40000153            No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GII)G01        224000                     1330               360                              359                       6.875                            0       0          0.25           7.125                               Loxahatchee                              FL       33470        Single Family           224000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        2             2                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        196000                     1041.25            360                              359                       6.125                            0       0          0.25           6.375                               Scottsdale                               AZ       85257        Condominium             196000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.375        2             2                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        148400                     772.9166667        360                              359                       6                                0       0          0.25           6.25                                Sacramento                               CA       95834        Condominium             148400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.25         2             2                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        116800                     681.3333333        360                              359                       6.625                            0       0          0.375          7                                   Cumming                                  GA       30040        PUD                     116800                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       13            2             2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        300800                     1880               360                              359                       7.125                            0       0          0.375          7.5                                 Saint Paul                               MN       55104        2-4 Family              300800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        196000                     1163.75            360                              359                       6.75                             0       0          0.375          7.125                               Savage                                   MN       55378        Single Family           196000                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        199851.57                  1398.43            360                              358                       7.125                            0       0          0.375          7.5                                 Frankfort                                IL       60423        Single Family           200000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GII)G01        295312                     1691.891667        360                              357                       6.5                              0       0          0.375          6.875                               OWINGS MILLS                             MD       21117        Condominium             295312                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G01        186400                     1106.75            360                              358                       6.75                             0       0          0.375          7.125                               NORTH LAS VEGAS                          NV       89032        PUD                     186400                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        50662.38                   354.5              360                              359                       7.125                            0       0          0.375          7.5                                 Tallahassee                              FL       32303        Single Family           50700                     20060101               65                     No MI                     1.00E+15                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G03        298400                     1554.166667        360                              358                       5.875                            0       0          0.375          6.25                                Sevierville                              TN       37862        Single Family           298400                    20051201               80                     No MI                     1.00E+17                              2.25       20121101                       11.25         1.875         1                    First Lien      NO           Y           120           Prepay      84                   360                 EMC             20351101         NO
(GI-)G01        160000                     1033.333333        360                              356                       7.375                            0       0          0.375          7.75                                CHICAGO                                  IL       60617        2-4 Family              160000                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       12.75         1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20350901         NO
(GI-)G01        498400                     3115               360                              359                       7.125                            0       0          0.375          7.5                                 ALDIE                                    VA       20105        PUD                     498400                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        142254.47                  1070.77            360                              357                       7.875                            0       0          0.375          8.25                                PALMETTO                                 GA       30268        PUD                     142529                    20051101               80                     No MI                     1.00E+17                              2.375      20071001                       13.25         1.875         1                    First Lien      NO           N           0             No_PP       24                   360                 EMC             20351001         NO
(GII)G01        168750                     1001.953125        360                              358                       6.75                             0       0          0.375          7.125                               GOODYEAR                                 AZ       85338        PUD                     168750                    20051201               75                     No MI                                                           2.25       20101101                       12.125        2             1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        224000                     1330               360                              357                       6.75                             0       0          0.375          7.125                               S ST PAUL                                MN       55057        2-4 Family              224000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GII)G01        343900                     2006.083333        360                              358                       6.625                            0       0          0.375          7                                   Saint Augustine                          FL       32095        PUD                     348940                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        116000                     676.6666667        360                              356                       6.625                            0       0          0.375          7                                   WOODSTOCK                                IL       60098        Single Family           116000                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       12            1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20350901         NO
(GII)G01        80000                      475                360                              357                       6.75                             0       0          0.375          7.125                               Rochester                                MN       55901        Townhouse               80000                     20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GII)G03        286000                     1578.958333        360                              358                       6.25                             0       0          0.375          6.625                               RIVERSIDE                                CA       92506        PUD                     286000                    20051201               63.56000137            No MI                     1.00E+17                              2.25       20121101                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351101         NO
(GII)G01        156800                     882                360                              357                       6.375                            0       0          0.375          6.75                                Lakeville                                MN       55044        Condominium             156800                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GII)G01        95200                      545.4166667        360                              358                       6.5                              0       0          0.375          6.875                               CONWAY                                   SC       29526        Single Family           95200                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        223200                     1348.5             360                              357                       6.875                            0       0          0.375          7.25                                Minneapolis                              MN       55414        2-4 Family              223200                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GI-)G01        115360                     733.0166667        360                              356                       7.25                             0       0          0.375          7.625                               FARMINGTON                               MN       55024        PUD                     115360                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G01        152000                     965.8333333        360                              357                       7.25                             0       0          0.375          7.625                               New Haven                                CT       06513        2-4 Family              152000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GII)G01        89600                      532                360                              356                       6.75                             0       0          0.375          7.125                               Apple Valley                             MN       55124        Condominium             89600                     20051001               80                     No MI                     1.00E+17                              2.25       20100901                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350901         NO
(GII)G01        63920                      359.55             360                              358                       6.375                            0       0          0.375          6.75                                Baltimore                                MD       21213        Single Family           63920                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        174603                     1036.705313        360                              359                       6.75                             0       0          0.375          7.125                               Orlando                                  FL       32837        Condominium             174603                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        200719.8                   1191.773813        360                              358                       6.75                             0       0          0.375          7.125                               Orlando                                  FL       32837        Condominium             200720                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        75946.36                   544.47             360                              359                       7.375                            0       0          0.375          7.75                                Dallas                                   TX       75228        2-4 Family              76000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        139200                     884.5              360                              359                       7.25                             0       0          0.375          7.625                               Deltona                                  FL       32725        PUD                     139200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        165548.27                  1160.14            360                              357                       7.125                            0       0          0.375          7.5                                 JOLIET                                   IL       60431        Single Family           165920                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.5          1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351001         NO
(GII)G03        466374.58                  3035.44            360                              356                       6.375                            0       0          0.375          6.75                                Miami                                    FL       33187        Single Family           468000                    20051001               90                     Mortgage Guaranty In      1.00E+17                              2.25       20120901                       12.75         1.875         2                    First Lien      NO           N           0             Prepay      84                   360                 EMC             20350901         NO
(GII)G01        96800                      544.5              360                              357                       6.375                            0       0          0.375          6.75                                DURHAM                                   NC       27704        Single Family           96800                     20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G01        228000                     1353.75            360                              358                       6.75                             0       0          0.375          7.125                               STERLING                                 VA       20164        Condominium             228000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G03        224899.85                  1443.9             360                              357                       6.25                             0       0          0.375          6.625                               SANTA FE                                 NM       87507        Single Family           225500                    20051101               79.95999908            No MI                     1.00E+17                              2.25       20121001                       12.625        1.875         2                    First Lien      NO           N           0             No_PP       84                   360                 EMC             20351001         NO
(GII)G01        204000                     1190               360                              359                       6.625                            0       0          0.375          7                                   Pembroke Pines                           FL       33026        PUD                     204000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        161360                     1008.5             360                              358                       7.125                            0       0          0.375          7.5                                 QUEEN CREEK                              AZ       85242        PUD                     161360                    20051201               75                     No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        267500                     1671.875           360                              359                       7.125                            0       0          0.375          7.5                                 TUCSON                                   AZ       85743        PUD                     267500                    20060101               84.62000275            GE Capital MI             1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        461280                     2642.75            360                              359                       6.5                              0       0          0.375          6.875                               MOUNTAIN HOUSE                           CA       95391        PUD                     461280                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        989650                     6082.223958        360                              360                       7                                0       0          0.375          7.375                               MOORPARK                                 CA       93021        Single Family           989650                    20060201               70                     No MI                     1.00E+17                              2.25       20110101                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        436000                     2679.583333        360                              360                       7                                0       0          0.375          7.375                               Reseda                                   CA       91335        Single Family           436000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.375        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        184000                     1245.833333        360                              359                       7.75                             0       0          0.375          8.125                               Fresno                                   CA       93705        Single Family           184000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       14.125        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        527200                     3185.166667        360                              359                       6.875                            0       0          0.375          7.25                                Pembroke Pines                           FL       33028        PUD                     527200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.25         1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        208000                     1343.333333        360                              359                       7.375                            0       0          0.375          7.75                                Palmdale                                 CA       93550        Single Family           208000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        133600                     876.75             360                              359                       7.5                              0       0          0.375          7.875                               Acworth                                  GA       30101        2-4 Family              133600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        78741.52                   550.98             360                              359                       7.125                            0       0          0.375          7.5                                 Niles                                    MI       49120        Single Family           78800                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        168000                     1050               360                              359                       7.125                            0       0          0.375          7.5                                 Glendale                                 AZ       85301        Single Family           168000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        366400                     2290               360                              359                       7.125                            0       0          0.375          7.5                                 LOS ANGELES                              CA       91042        Single Family           366400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        100800                     619.5              360                              359                       7                                0       0          0.375          7.375                               Caldwell                                 ID       83607        PUD                     100800                    20060101               79.97000122            No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        150000                     875                360                              359                       6.625                            0       0          0.375          7                                   FRESNO                                   CA       93706        Single Family           150000                    20060101               50.84999847            No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        360000                     1950               360                              359                       6.125                            0       0          0.375          6.5                                 Modesto                                  CA       95351        2-4 Family              360000                    20060101               60                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        359650                     2247.8125          360                              359                       7.125                            0       0          0.375          7.5                                 LOS ANGELES                              CA       91040        Single Family           359650                    20060101               79.91999817            No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        69600                      420.5              360                              360                       6.875                            0       0          0.375          7.25                                Lawrenceville                            GA       30045        Single Family           69600                     20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        98000                      592.0833333        360                              359                       6.875                            0       0          0.375          7.25                                LONGVIEW                                 WA       98632        2-4 Family              98000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        111257.99                  660.5943156        360                              359                       6.75                             0       0          0.375          7.125                               LAS VEGAS                                NV       89107        Condominium             111258                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        1007500                    5982.03125         360                              358                       6.75                             0       0          0.375          7.125                               PARKLAND                                 FL       33076        Single Family           1007500                   20051201               65                     No MI                     1.00E+17                              2.25       20101101                       12.125        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        211999.25                  1192.495781        360                              353                       6.375                            0       0          0.375          6.75                                Oakdale                                  MN       55128        Single Family           212000                    20050701               80                     No MI                     1.00E+17                              2.25       20100601                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350601         NO
(GII)G03        100000                     468.75             360                              357                       5.25                             0       0          0.375          5.625                               INDIO                                    CA       92203        PUD                     100000                    20051101               29.75                  No MI                     1.00E+17                              2.25       20121001                       10.625        1.875         1                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351001         NO
(GI-)G01        489300                     2599.40625         360                              356                       6                                0       0          0.375          6.375                               GRANADA HILLS                            CA       91344        Single Family           489300                    20051001               70                     No MI                     1.00E+17                              2.25       20150901                       11.375        1.875         1                    First Lien      NO           Y           120           Prepay      120                  360                 EMC             20350901         NO
(GI-)G01        359803.78                  2323.732746        360                              357                       7.375                            0       0          0.375          7.75                                LONSDALE                                 MN       55046        Single Family           359920                    20051101               80                     No MI                     1.00E+15                              2.25       20101001                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GI-)G01        438160                     2829.783333        360                              358                       7.375                            0       0          0.375          7.75                                LAS VEGAS                                NV       89109        Condominium             438160                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        438160                     2829.783333        360                              358                       7.375                            0       0          0.375          7.75                                LAS VEGAS                                NV       89109        Condominium             438160                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        62000                      393.9583333        360                              358                       7.25                             0       0          0.375          7.625                               SAINT LOUIS                              MO       63130        Single Family           62000                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        758000                     4342.708333        360                              358                       6.5                              0       0          0.375          6.875                               Lower Gwynedd                            PA       19002        PUD                     758000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        313303                     1794.965104        360                              357                       6.5                              0       0          0.375          6.875                               KING GEORGE                              VA       22485        Single Family           313303                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G01        187200                     1053               360                              358                       6.375                            0       0          0.375          6.75                                Glendale                                 AZ       85308        PUD                     187200                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        304000                     1741.666667        360                              357                       6.5                              0       0          0.375          6.875                               DIAMOND BAR                              CA       91765        Condominium             304000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GI-)G01        1430000                    8043.75            360                              358                       6.375                            0       0          0.375          6.75                                Coronado                                 CA       92118        Single Family           1430000                   20051201               64.84999847            No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        172000                     931.6666667        360                              357                       6.125                            0       0          0.375          6.5                                 MIAMI                                    FL       33032        PUD                     172000                    20051101               80                     No MI                                                           2.25       20101001                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GI-)G01        1475000                    8911.458333        360                              359                       6.875                            0       0          0.375          7.25                                Butler                                   TN       37640        Single Family           1475000                   20060101               59                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        628000                     3597.916667        360                              359                       6.5                              0       0          0.375          6.875                               Coronado                                 CA       92118        Condominium             628000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        254971.2                   1540.451           360                              357                       6.875                            0       0          0.375          7.25                                San Diego                                CA       92113        Single Family           255000                    20051101               75                     No MI                     1.00E+17                              2.25       20101001                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GII)G01        359600                     2172.583333        360                              359                       6.875                            0       0          0.375          7.25                                FREDERICKSBURG                           VA       22401        PUD                     359600                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        220000                     1420.833333        360                              357                       7.375                            0       0          0.375          7.75                                N LAS VEGAS                              NV       89031        PUD                     220000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GI-)G01        429600                     2640.25            360                              358                       7                                0       0          0.375          7.375                               Crofton                                  MD       21114        Condominium             429600                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G03        405000                     1940.625           360                              357                       5.375                            0       0          0.375          5.75                                BOULDER                                  CO       80302        2-4 Family              405000                    20051101               64.29000092            No MI                     1.00E+17                              2.25       20121001                       11.75         1.875         2                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351001         NO
(GII)G01        143200                     820.4166667        360                              358                       6.5                              0       0          0.375          6.875                               CHICAGO                                  IL       60643        Single Family           143200                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        186000                     949.375            360                              358                       5.75                             0       0          0.375          6.125                               Fredericksburg                           VA       22408        PUD                     186000                    20051201               80                     No MI                     1.00E+17                              2.25       20081101                       12.125        1.875         1                    First Lien      NO           Y           36            No_PP       36                   360                 EMC             20351101         NO
(GII)G01        167211                     1027.650938        360                              358                       7                                0       0          0.375          7.375                               Maricopa                                 AZ       85239        PUD                     167211                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        174299.66                  1125.685304        360                              357                       7.375                            0       0          0.375          7.75                                MIAMI                                    FL       33150        2-4 Family              174300                    20051101               70                     No MI                     1.00E+17                              2.25       20101001                       12.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351001         NO
(GII)G01        396800                     2314.666667        360                              359                       6.625                            0       0          0.375          7                                   Cheshire                                 CT       06410        Single Family           396800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        163872.06                  1118.77            360                              359                       6.875                            0       0          0.375          7.25                                Plano                                    TX       75074        PUD                     164000                    20060101               80                     No MI                                                           2.25       20101201                       12.25         1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        187299.96                  956.0102125        360                              358                       5.75                             0       0          0.375          6.125                               Savage                                   MN       55378        Single Family           187300                    20051201               79.36000061            No MI                     1.00E+17                              2.25       20101101                       11.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        86190                      484.81875          360                              358                       6.375                            0       0          0.375          6.75                                ROUND ROCK                               TX       78664        2-4 Family              86190                     20051201               65                     No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        176000                     1100               360                              360                       7.125                            0       0          0.375          7.5                                 Deltona                                  FL       32725        Single Family           176000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G02        476192                     2777.786667        360                              359                       6.625                            0       0          0.375          7                                   Phoenix                                  AZ       85085        PUD                     476192                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        350400                     1934.5             360                              359                       6.25                             0       0          0.375          6.625                               Brockton                                 MA       02302        Single Family           350400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        317360                     1619.858333        360                              357                       5.75                             0       0          0.375          6.125                               MODESTO                                  CA       95358        Single Family           317360                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GI-)G01        457927.99                  2957.451602        360                              359                       7.375                            0       0          0.375          7.75                                LAKE ELSINORE                            CA       92532        PUD                     457928                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        115640                     602.2916667        360                              356                       5.875                            0       0          0.375          6.25                                HUTTO                                    TX       78634        PUD                     115640                    20051001               80                     No MI                     1.00E+17                              2.75       20100901                       12.25         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G01        174000                     815.625            360                              359                       5.25                             0       0          0.375          5.625                               Victorville                              CA       92394        Single Family           174000                    20060101               64.44000244            No MI                     1.00E+17                              2.25       20101201                       10.625        2.375         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        231920                     1328.708333        360                              358                       6.5                              0       0          0.375          6.875                               HADDONFIELD                              NJ       08033        Single Family           231920                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        214400                     1183.666667        360                              358                       6.25                             0       0          0.375          6.625                               Phoenixville                             PA       19460        PUD                     214400                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        164500                     993.8541667        360                              359                       6.875                            0       0          0.375          7.25                                Newark                                   NJ       07104        Single Family           164500                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        316000                     1843.333333        360                              358                       6.625                            0       0          0.375          7                                   LAS VEGAS                                NV       89107        Single Family           316000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        150407.72                  1053.24            360                              357                       7.125                            0       0          0.375          7.5                                 Rockwall                                 TX       75087        PUD                     150632                    20051101               90                     United Guaranty           1.00E+17                              2.25       20101001                       12.5          1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351001         NO
(GII)G01        177132                     1070.1725          360                              357                       6.875                            0       0          0.375          7.25                                Orlando                                  FL       32837        Condominium             177132                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GI-)G01        241200                     1457.25            360                              360                       6.875                            0       0          0.375          7.25                                ROSWELL                                  GA       30076        PUD                     241200                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        100800                     630                360                              360                       7.125                            0       0          0.375          7.5                                 SNELLVILLE                               GA       30039        Single Family           100800                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        164000                     973.75             360                              360                       6.75                             0       0          0.375          7.125                               SAINT LOUIS                              MO       63110        Single Family           164000                    20060201               80                     No MI                                                           2.25       20110101                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        39972.47                   290.03             360                              359                       7.5                              0       0          0.375          7.875                               Kingsport                                TN       37664        Single Family           40000                     20060101               72.73000336            No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        169040                     915.6333333        360                              357                       6.125                            0       0          0.375          6.5                                 SPOKANE VALLEY                           WA       99037        Single Family           169040                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G03        550400                     3038.666667        360                              357                       6.25                             0       0          0.375          6.625                               SCOTTSDALE                               AZ       85254        Single Family           550400                    20051101               80                     No MI                     1.00E+17                              2.25       20121001                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351001         NO
(GI-)G01        40000                      290.03             360                              359                       7.5                              0       0          0.375          7.875                               Kingsport                                TN       37664        Single Family           40000                     20060101               72.73000336            No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        170912                     943.5766667        360                              358                       6.25                             0       0          0.375          6.625                               MARANA                                   AZ       85653        PUD                     170912                    20051201               78.56999969            No MI                     1.00E+17                              2.25       20101101                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        140000                     845.8333333        360                              358                       6.875                            0       0          0.375          7.25                                Las Vegas                                NV       89115        Single Family           140000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G03        224800                     1217.666667        360                              357                       6.125                            0       0          0.375          6.5                                 MESQUITE                                 NV       89027        PUD                     224800                    20051101               80                     No MI                     1.00E+17                              2.25       20121001                       11.5          1.875         2                    First Lien      NO           Y           84            No_PP       84                   360                 EMC             20351001         NO
(GII)G01        397599.99                  2195.083278        360                              359                       6.25                             0       0          0.375          6.625                               BIRMINGHAM                               AL       35242        PUD                     397600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G03        240780.94                  1304.230092        360                              358                       6.125                            0       0          0.375          6.5                                 WOODSTOCK                                GA       30188        PUD                     241080                    20051201               80                     No MI                     1.00E+17                              2.25       20121101                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351101         NO
(GII)G01        165600                     948.75             360                              357                       6.5                              0       0          0.375          6.875                               Vero Beach                               FL       32968        Single Family           165600                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.875        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GII)G01        224320                     1308.533333        360                              358                       6.625                            0       0          0.375          7                                   LAS VEGAS                                NV       89148        PUD                     224320                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        237703.97                  1238.04151         360                              358                       5.875                            0       0          0.375          6.25                                ANTHEM                                   AZ       85086        PUD                     237704                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        174917.23                  1038.571053        360                              359                       6.75                             0       0          0.375          7.125                               RIVERVIEW                                FL       33569        PUD                     174920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        124290                     789.759375         360                              358                       7.25                             0       0          0.375          7.625                               KISSIMMEE                                FL       34747        Condominium             124290                    20051201               75                     No MI                     1.00E+17                              2.25       20101101                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        248000                     1730.833333        360                              359                       8                                0       0          0.375          8.375                               Higley                                   AZ       85236        PUD                     248000                    20060101               80                     No MI                     1.00E+17                              2.75       20101201                       14.375        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        68000                      446.25             360                              359                       7.5                              0       0          0.375          7.875                               Roanoke                                  VA       24017        Townhouse               68000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        2.375         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        204000                     1232.5             360                              358                       6.875                            0       0          0.375          7.25                                CATHEDRAL CITY                           CA       92234        Single Family           204000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        273000                     1706.25            360                              359                       7.125                            0       0          0.375          7.5                                 Fort Myers                               FL       33908        Condominium             273000                    20060101               78.73999786            No MI                     1.00E+17                              2.25       20101201                       13.5          1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        186000                     1123.75            360                              359                       6.875                            0       0          0.375          7.25                                Issaquah                                 WA       98029        Condominium             186000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.25         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        352000                     2016.666667        360                              359                       6.5                              0       0          0.375          6.875                               La Grange Highlands                      IL       60525        Single Family           352000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        215000                     1164.583333        360                              359                       6.125                            0       0          0.375          6.5                                 Freehold                                 NJ       07728        Single Family           215000                    20060101               31.19000053            No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        550000                     3322.916667        360                              359                       6.875                            0       0          0.375          7.25                                Stillwater                               MN       55082        Single Family           550000                    20060101               72.37000275            No MI                     1.00E+17                              2.25       20101201                       13.25         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        163774.87                  1063.16            360                              359                       6.375                            0       0          0.375          6.75                                Peoria                                   AZ       85345        PUD                     163916                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        165920                     1019.716667        360                              359                       7                                0       0          0.375          7.375                               Maple Grove                              MN       55311        Condominium             165920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13.375        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        192000                     1180               360                              359                       7                                0       0          0.375          7.375                               GLENDALE                                 AZ       85303        Single Family           192000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        578070.67                  4044.96            360                              359                       7.125                            0       0          0.375          7.5                                 Oxnard                                   CA       93036        PUD                     578500                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        191003.78                  1114.188717        360                              359                       6.625                            0       0          0.375          7                                   ALBUQUERQUE                              NM       87107        2-4 Family              191250                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        160000                     1050               360                              358                       7.5                              0       0          0.375          7.875                               Ocean City                               MD       21842        Condominium             160000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        320000                     2033.333333        360                              358                       7.25                             0       0          0.375          7.625                               Sterling                                 VA       20166        PUD                     320000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        186550                     1068.776042        360                              358                       6.5                              0       0          0.375          6.875                               Gilbert                                  AZ       85296        PUD                     186550                    20051201               79.98999786            No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        116800                     681.3333333        360                              358                       6.625                            0       0          0.375          7                                   PROVO                                    UT       84604        2-4 Family              116800                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        202501                     1139.068125        360                              358                       6.375                            0       0          0.375          6.75                                APACHE JUNCTION                          AZ       85218        PUD                     202501                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        415526                     2380.617708        360                              358                       6.5                              0       0          0.375          6.875                               LINCOLN                                  CA       95648        Single Family           415536                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        578592                     3314.85            360                              359                       6.5                              0       0          0.375          6.875                               ANTHEM                                   AZ       85086        Single Family           578592                    20060101               79.83000183            No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        182000                     1042.708333        360                              358                       6.5                              0       0          0.375          6.875                               PHOENIX                                  AZ       85017        PUD                     182000                    20051201               65                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        60000                      362.5              360                              358                       6.875                            0       0          0.375          7.25                                Roanoke                                  VA       24017        Single Family           60000                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        235918.75                  1425.342448        360                              357                       6.875                            0       0          0.375          7.25                                LEHIGH ACRES                             FL       33936        Single Family           236000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G01        333750                     1877.34375         360                              359                       6.375                            0       0          0.375          6.75                                CLEARWATER                               FL       33773        2-4 Family              333750                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        343199.92                  1930.49955         360                              357                       6.375                            0       0          0.375          6.75                                NAPLES                                   FL       34104        PUD                     343200                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GII)G01        135857.52                  764.19855          360                              357                       6.375                            0       0          0.375          6.75                                OCALA                                    FL       34471        Single Family           136000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GII)G01        127440                     703.575            360                              358                       6.25                             0       0          0.375          6.625                               Mesa                                     AZ       85213        PUD                     127440                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        200150                     1230.088542        360                              358                       7                                0       0          0.375          7.375                               NAPLES                                   FL       34117        Single Family           200150                    20051201               89.98000336            Mortgage Guaranty In      1.00E+17                              2.25       20101101                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        163500                     817.5              360                              359                       5.625                            0       0          0.375          6                                   VALRICO                                  FL       33594        PUD                     163500                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       11            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        89600                      578.6666667        360                              358                       7.375                            0       0          0.375          7.75                                HAMPTON                                  GA       30228        PUD                     89600                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        116000                     725                360                              357                       7.125                            0       0          0.375          7.5                                 DECATUR                                  GA       30032        Single Family           116000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G01        145032.39                  1028.78            360                              357                       7.25                             0       0          0.375          7.625                               TYLER                                    TX       75703        2-4 Family              145350                    20051101               90                     Republic MIC              1.00E+17                              2.25       20101001                       12.625        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351001         NO
(GII)G01        304000                     1836.666667        360                              359                       6.875                            0       0          0.375          7.25                                Lorton                                   VA       22079        Townhouse               304000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        335000                     1675               360                              358                       5.625                            0       0          0.375          6                                   Salisbury                                MD       21804        PUD                     335000                    20051201               74.69000244            No MI                     1.00E+17                              2.25       20101101                       11            1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        569600                     3382               360                              358                       6.75                             0       0          0.375          7.125                               Braselton                                GA       30517        PUD                     569600                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        191363.99                  1076.422444        360                              358                       6.375                            0       0          0.375          6.75                                NORTH LAS VEGAS                          NV       89084        Condominium             191364                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        275304                     1519.9075          360                              358                       6.25                             0       0          0.375          6.625                               PALMDALE                                 CA       93552        PUD                     275304                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        79199.87                   478.4992146        360                              358                       6.875                            0       0          0.375          7.25                                Jackson                                  GA       30233        Single Family           79200                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       13.25         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        131200                     765.3333333        360                              359                       6.625                            0       0          0.375          7                                   Thornton                                 CO       80229        Single Family           131200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        197793.92                  1195.004933        360                              359                       6.875                            0       0          0.375          7.25                                CAPE CORAL                               FL       33991        Single Family           197850                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        140000                     918.75             360                              359                       7.5                              0       0          0.375          7.875                               Norfolk                                  VA       23504        2-4 Family              140000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        252800                     1536.04            360                              359                       5.75                             0       0          0.375          6.125                               FALLS CHURCH                             VA       22044        Condominium             252800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.125        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        268000                     1563.333333        360                              359                       6.625                            0       0          0.375          7                                   Frederick                                MD       21702        Single Family           268000                    20060101               80                     No MI                     1.00E+16                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        168872                     932.3141667        360                              359                       6.25                             0       0          0.375          6.625                               NOBLESVILLE                              IN       46060        PUD                     168872                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        211908                     1169.90875         360                              358                       6.25                             0       0          0.375          6.625                               MORENO VALLEY                            CA       92553        Single Family           211908                    20051201               64.20999908            No MI                     1.00E+17                              2.25       20101101                       11.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        257110                     1499.808333        360                              358                       6.625                            0       0          0.375          7                                   AVONDALE                                 AZ       85323        Single Family           257110                    20051201               70                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        300000                     1843.75            360                              358                       7                                0       0          0.375          7.375                               Silver Spring                            MD       20906        Single Family           300000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        161600                     875.3333333        360                              358                       6.125                            0       0          0.375          6.5                                 TAMPA                                    FL       33603        Single Family           161600                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        200006.25                  1185.44            360                              359                       5.5                              0       0          0.375          5.875                               Kapolei                                  HI       96707        Condominium             200400                    20060101               50.04999924            No MI                     1.00E+17                              2.25       20101201                       10.875        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        116000                     700.8333333        360                              358                       6.875                            0       0          0.375          7.25                                Colorado Springs                         CO       80907        Single Family           116000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        973650                     6389.578125        360                              358                       7.5                              0       0          0.375          7.875                               Owings Mills                             MD       21117        Single Family           973650                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        113384                     625.9741667        360                              358                       6.25                             0       0          0.375          6.625                               RIVERVIEW                                FL       33569        PUD                     113384                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        651500                     4004.010417        360                              358                       7                                0       0          0.375          7.375                               SAN MARCOS                               CA       92078        Single Family           651500                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        214000                     1382.083333        360                              358                       7.375                            0       0          0.375          7.75                                Tucson                                   AZ       85716        Single Family           214000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        164000                     956.6666667        360                              357                       6.625                            0       0          0.375          7                                   EAST POINT                               GA       30344        Single Family           164000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G01        223120                     1324.775           360                              359                       6.75                             0       0          0.375          7.125                               Hagerstown                               MD       21740        PUD                     223120                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        388000                     2546.25            360                              358                       7.5                              0       0          0.375          7.875                               VALLEY STREAM                            NY       11580        Single Family           388000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        650000                     4197.916667        360                              359                       7.375                            0       0          0.375          7.75                                Winnetka                                 IL       60093        Single Family           650000                    20060101               73.86000061            No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        221250                     1382.8125          360                              359                       7.125                            0       0          0.375          7.5                                 Victorville                              CA       92394        Single Family           221250                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        80000                      525                360                              358                       7.5                              0       0          0.375          7.875                               PORTSMOUTH                               VA       23701        Single Family           80000                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        99192                      640.615            360                              358                       7.375                            0       0          0.375          7.75                                Jacksonville                             FL       32210        PUD                     99192                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        379800                     2175.9375          360                              358                       6.5                              0       0          0.375          6.875                               Fredericksburg                           VA       22407        PUD                     379800                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        436000                     2725               360                              359                       7.125                            0       0          0.375          7.5                                 DUMONT                                   NJ       07688        Single Family           436000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        186400                     1145.583333        360                              359                       7                                0       0          0.375          7.375                               Cape Coral                               FL       33991        Single Family           186400                    20060101               76.08000183            No MI                                                           2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        260000                     1381.25            360                              357                       6                                0       0          0.375          6.375                               NORTH MIAMI                              FL       33179        PUD                     260000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.375        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GI-)G01        58800                      385.875            360                              358                       7.5                              0       0          0.375          7.875                               Baltimore                                MD       21214        Single Family           58800                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        128671.78                  643.3589           360                              358                       5.625                            0       0          0.375          6                                   FRANKFORD                                DE       19945        Single Family           128800                    20051201               70                     No MI                     1.00E+17                              2.25       20101101                       11            1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        110386.4                   772.99             360                              357                       7.125                            0       0          0.375          7.5                                 Mc Kinney                                TX       75070        Single Family           110551                    20051101               80                     No MI                     1.00E+17                              2.25       20071001                       12.5          1.875         1                    First Lien      NO           N           0             No_PP       24                   360                 EMC             20351001         NO
(GII)G01        105625                     627.1484375        360                              357                       6.75                             0       0          0.375          7.125                               FRISCO                                   TX       75035        Single Family           105625                    20051101               65                     No MI                     1.00E+17                              2.25       20101001                       12.125        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G01        135789.51                  950.88             360                              357                       7.125                            0       0          0.375          7.5                                 ROWLETT                                  TX       75089        PUD                     135992                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.5          1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351001         NO
(GII)G01        239960                     1324.779167        360                              357                       6.25                             0       0          0.375          6.625                               Oakland Park                             FL       33334        Single Family           239960                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GI-)G01        77046.94                   559.03             360                              359                       7.5                              0       0          0.375          7.875                               RALEIGH                                  NC       27606        Condominium             77100                     20060101               79.95999908            No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        83942.19                   609.06             360                              359                       7.5                              0       0          0.375          7.875                               RALEIGH                                  NC       27606        Condominium             84000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        191925                     1099.570313        360                              356                       6.5                              0       0          0.375          6.875                               MIAMI BEACH                              FL       33139        Condominium             191925                    20051001               75                     No MI                     1.00E+17                              2.25       20100901                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G03        72000                      352.5              360                              356                       5.5                              0       0          0.375          5.875                               BONAIRE                                  GA       31005        Single Family           72000                     20051001               80                     No MI                     1.00E+17                              2.25       20120901                       10.875        1.875         1                    First Lien      NO           Y           120           Prepay      84                   360                 EMC             20350901         NO
(GII)G01        320000                     1800               360                              355                       6.375                            0       0          0.375          6.75                                DAUPHIN ISLAND                           AL       36528        Single Family           320000                    20050901               80                     No MI                     1.00E+17                              2.25       20100801                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350801         NO
(GII)G01        237600                     1064.25            360                              352                       5                                0       0          0.375          5.375                               ATLANTA                                  GA       30318        Single Family           237600                    20050601               80                     No MI                     1.00E+17                              2.25       20100501                       10.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350501         NO
(GII)G01        104800                     589.5              360                              354                       6.375                            0       0          0.375          6.75                                COCOA                                    FL       32922        Single Family           104800                    20050801               80                     No MI                     1.00E+17                              2.25       20100701                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350701         NO
(GII)G01        106400                     598.5              360                              354                       6.375                            0       0          0.375          6.75                                COCOA                                    FL       32922        Single Family           106400                    20050801               80                     No MI                     1.00E+17                              2.25       20100701                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350701         NO
(GII)G01        292000                     1825               360                              358                       7.125                            0       0          0.375          7.5                                 WOODBRIDGE                               VA       22192        PUD                     292000                    20051201               79.34999847            No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        181690.12                  1078.785088        360                              358                       6.75                             0       0          0.375          7.125                               CENTENNIAL                               CO       80015        PUD                     181930                    20051201               70                     No MI                     1.00E+17                              2.25       20101101                       12.125        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        355000                     1848.958333        360                              356                       5.875                            0       0          0.375          6.25                                SAN JACINTO                              CA       92583        2-4 Family              355000                    20051001               54.61999893            No MI                     1.00E+17                              2.25       20150901                       12.25         1.875         2                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20350901         NO
(GI-)G01        968954.9                   4844.7745          360                              354                       5.625                            0       0          0.375          6                                   OAKLAND                                  CA       94704        2-4 Family              975000                    20050801               75                     No MI                     1.00E+17                              2.25       20150701                       12            1.875         2                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20350701         NO
(GI-)G01        88000                      568.3333333        360                              359                       7.375                            0       0          0.375          7.75                                Holiday                                  FL       34691        Single Family           88000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        446800                     2559.791667        360                              358                       6.5                              0       0          0.375          6.875                               GAINESVILLE                              VA       20155        PUD                     446800                    20051201               79.98999786            No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        519998.19                  2599.99095         360                              358                       5.625                            0       0          0.375          6                                   STAMFORD                                 CT       06902        2-4 Family              520000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        169750                     1060.9375          360                              359                       7.125                            0       0          0.375          7.5                                 Tempe                                    AZ       85282        PUD                     169750                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        132120                     729.4125           360                              358                       6.25                             0       0          0.375          6.625                               PHOENIX                                  AZ       85014        Condominium             132120                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        167256                     1027.9275          360                              359                       7                                0       0          0.375          7.375                               MARICOPA                                 AZ       85239        PUD                     167256                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        318599                     1393.870625        360                              358                       4.875                            0       0          0.375          5.25                                LITTLETON                                CO       80127        PUD                     318599                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.25         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        146400                     945.5              360                              359                       7.375                            0       0          0.375          7.75                                CASA GRANDE                              AZ       85222        Single Family           146400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        138400                     865                360                              358                       7.125                            0       0          0.375          7.5                                 Scottsdale                               AZ       85251        Condominium             138400                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        127920                     799.5              360                              359                       7.125                            0       0          0.375          7.5                                 Indian Trail                             NC       28079        Single Family           127920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        636000                     4173.75            360                              358                       7.5                              0       0          0.375          7.875                               Las Vegas                                NV       89129        PUD                     636000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        399200                     2203.916667        360                              359                       6.25                             0       0          0.375          6.625                               Los Banos                                CA       93635        Single Family           399200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        413124.01                  2681.82            360                              359                       6.375                            0       0          0.375          6.75                                Commerce City                            CO       80022        PUD                     413480                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        59910.24                   349.4764           360                              359                       6.625                            0       0          0.375          7                                   Fort Worth                               TX       76120        Condominium             59920                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        61707.5                    447.73             360                              359                       7.5                              0       0          0.375          7.875                               Cedar Hill                               TX       75104        Single Family           61750                     20060101               65                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        102400                     618.6666667        360                              359                       6.875                            0       0          0.375          7.25                                LEXINGTON                                KY       40509        2-4 Family              102400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        134725                     813.9635417        360                              359                       6.875                            0       0          0.375          7.25                                Walton                                   GA       30052        PUD                     134725                    20060101               85                     PMI                       1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        344000                     1970.833333        360                              359                       6.5                              0       0          0.375          6.875                               West Hempstead                           NY       11552        Single Family           344000                    20060101               80                     No MI                     1.00E+17                              2.25       20151201                       11.875        1.875         2                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20351201         NO
(GII)G01        268000                     1675               360                              359                       7.125                            0       0          0.375          7.5                                 BOULDER                                  CO       80305        Single Family           268000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        373750                     2452.734375        360                              359                       7.5                              0       0          0.375          7.875                               DENTON                                   TX       75024        PUD                     373750                    20060101               65                     No MI                     1.00E+17                              2.25       20151201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20351201         NO
(GII)G01        324000                     1822.5             360                              358                       6.375                            0       0          0.375          6.75                                Tarzana                                  CA       91356        Condominium             324000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        648000                     4252.5             360                              359                       7.5                              0       0          0.375          7.875                               LOS ANGELES                              CA       90006        2-4 Family              648000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        87927.87                   585.47             360                              359                       6.625                            0       0          0.375          7                                   SNELLVILLE                               GA       30039        Single Family           88000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        222750                     1392.1875          360                              359                       7.125                            0       0          0.375          7.5                                 Adelanto                                 CA       92301        Single Family           222750                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        189800                     1087.395833        360                              359                       6.5                              0       0          0.375          6.875                               Queen Creek                              AZ       85242        PUD                     189800                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        201647.99                  1239.294939        360                              359                       7                                0       0          0.375          7.375                               ORLANDO                                  FL       32835        Condominium             201648                    20060101               80.58000183            YES                       1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G02        465482                     2230.434583        360                              358                       5.375                            0       0          0.375          5.75                                BRENTWOOD                                CA       94513        PUD                     465482                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       10.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        340000                     1947.916667        360                              359                       6.5                              0       0          0.375          6.875                               Oxnard                                   CA       93035        Condominium             340000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        400000                     2000               360                              359                       5.625                            0       0          0.375          6                                   HERNDON                                  VA       20170        PUD                     400000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        301840                     1980.825           360                              359                       7.5                              0       0          0.375          7.875                               Saint Petersburg                         FL       33708        Single Family           301840                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        252000                     1548.75            360                              359                       7                                0       0          0.375          7.375                               Scottsdale                               AZ       85250        PUD                     252000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        196000                     1245.416667        360                              359                       7.25                             0       0          0.375          7.625                               Mesa                                     AZ       85213        PUD                     196000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        217500                     1291.40625         360                              359                       6.75                             0       0          0.375          7.125                               SURPRISE                                 AZ       85379        PUD                     217500                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        1000000                    6041.666667        360                              359                       6.875                            0       0          0.375          7.25                                MANHATTAN BEACH                          CA       90266        Single Family           1000000                   20060101               73.52999878            No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        191250                     1115.625           360                              358                       6.625                            0       0          0.375          7                                   ALBUQUERQUE                              NM       87107        2-4 Family              191250                    20051201               75                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        147200                     858.6666667        360                              359                       6.625                            0       0          0.375          7                                   RIO RANCHO                               NM       87124        PUD                     147200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        228310.99                  1308.031714        360                              359                       6.5                              0       0          0.375          6.875                               OLATHE                                   KS       66219        PUD                     228311                    20060101               95                     GE Capital MI             1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        650000                     4130.208333        360                              359                       7.25                             0       0          0.375          7.625                               ANTHEM                                   AZ       85086        PUD                     650000                    20060101               77.80999756            No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        320000                     1833.333333        360                              359                       6.5                              0       0          0.375          6.875                               Woodbridge                               VA       22191        Townhouse               320000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        380183.18                  2019.723144        360                              359                       6                                0       0          0.375          6.375                               Port Orange                              FL       32127        Single Family           380500                    20060101               63.41999817            No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        1000000                    5833.333333        360                              359                       6.625                            0       0          0.375          7                                   Brooklyn                                 NY       11231        2-4 Family              1000000                   20060101               74.06999969            No MI                     1.00E+17                              2.25       20101201                       13            1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        119839.54                  879.93             360                              358                       7.625                            0       0          0.375          8                                   Lakeland                                 FL       33803        Single Family           119920                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       13            1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        123916.8                   909.87             360                              358                       7.625                            0       0          0.375          8                                   Lakeland                                 FL       33803        Single Family           124000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       13            1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        293154.67                  1954.364467        360                              359                       7.625                            0       0          0.375          8                                   Round Rock                               TX       79664        PUD                     293200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        168000                     980                360                              358                       6.625                            0       0          0.375          7                                   Broken Arrow                             OK       74102        PUD                     168000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        271771.48                  1786.85            360                              359                       6.5                              0       0          0.375          6.875                               South Plainfield                         NJ       07080        Single Family           272000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        400000                     2500               360                              359                       7.125                            0       0          0.375          7.5                                 Paterson                                 NJ       07513        2-4 Family              400000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        188100                     1156.03125         360                              358                       7                                0       0          0.375          7.375                               FREDERICK                                MD       21703        Condominium             188100                    20051201               79.98000336            No MI                                                           2.25       20101101                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        285600                     1606.5             360                              358                       6.375                            0       0          0.375          6.75                                COLLEGE PARK                             MD       20740        Single Family           285600                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        156560                     1011.116667        360                              359                       7.375                            0       0          0.375          7.75                                Atlanta                                  GA       30342        Condominium             156560                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        343200                     2288               360                              358                       7.625                            0       0          0.375          8                                   CHARLOTTESVILLE                          VA       22903        Single Family           343200                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       13            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        324000                     1890               360                              358                       6.625                            0       0          0.375          7                                   LOVETTSVILLE                             VA       20180        Single Family           324000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        227269                     1515.126667        360                              359                       7.625                            0       0          0.375          8                                   Orange Park                              FL       32073        PUD                     227269                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G03        160206.52                  801.0326           360                              358                       5.625                            0       0          0.375          6                                   COLUMBUS                                 OH       43235        Single Family           160800                    20051201               80                     No MI                     1.00E+17                              2.25       20121101                       12            1.875         2                    First Lien      NO           Y           120           Prepay      84                   360                 EMC             20351101         NO
(GI-)G01        199920                     1311.975           360                              358                       7.5                              0       0          0.375          7.875                               FREDERICKSBURG                           VA       22408        PUD                     199920                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        159881.26                  1118.74            360                              359                       7.125                            0       0          0.375          7.5                                 Winchester                               VA       22601        Single Family           160000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        229820                     1340.616667        360                              359                       6.625                            0       0          0.375          7                                   North Las Vegas                          NV       89031        PUD                     229820                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        228561.74                  1333.276817        360                              359                       6.625                            0       0          0.375          7                                   North Las Vegas                          NV       89031        PUD                     228620                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        601500                     3007.5             360                              359                       5.625                            0       0          0.375          6                                   Folsom                                   CA       95630        PUD                     601500                    20060101               60.15000153            No MI                     1.00E+17                              2.25       20101201                       11            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        400000                     2500               360                              358                       7.125                            0       0          0.375          7.5                                 FREDERICKSBURG                           VA       22406        PUD                     400000                    20051201               77.25                  No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        311939.76                  1884.63605         360                              358                       6.875                            0       0          0.375          7.25                                GILBERT                                  AZ       85234        PUD                     312000                    20051201               80                     No MI                     1.00E+16                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        217100                     1424.71875         360                              359                       7.5                              0       0          0.375          7.875                               Laveen                                   AZ       85339        PUD                     217100                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        151400                     914.7083333        360                              358                       6.875                            0       0          0.375          7.25                                Minneapolis                              MN       55401        Condominium             151400                    20051201               75                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        223098                     1278.165625        360                              359                       6.5                              0       0          0.375          6.875                               Atlanta                                  GA       30309        Condominium             223098                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G02        725600                     3854.75            360                              358                       6                                0       0          0.375          6.375                               Northfield                               MN       55057        Single Family           725600                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        280000                     1866.666667        360                              359                       7.625                            0       0          0.375          8                                   Tuscola                                  TX       79562        Single Family           280000                    20060101               70                     No MI                     1.00E+15                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        267999.8                   1786.665333        360                              359                       7.625                            0       0          0.375          8                                   MESA                                     AZ       85233        PUD                     268000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        163680.39                  996.48             360                              358                       5.75                             0       0          0.375          6.125                               Loveland                                 CO       80537        PUD                     164000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.125        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        130400                     855.75             360                              358                       7.5                              0       0          0.375          7.875                               Las Vegas                                NV       89101        Single Family           130400                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        112000                     606.6666667        360                              358                       6.125                            0       0          0.375          6.5                                 Minneapolis                              MN       55411        Single Family           112000                    20051201               70                     No MI                     1.00E+17                              2.25       20101101                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        129600                     796.5              360                              359                       7                                0       0          0.375          7.375                               KENNESAW                                 GA       30152        PUD                     129600                    20060101               80                     No MI                                                           2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        239920                     1524.491667        360                              358                       7.25                             0       0          0.375          7.625                               Valrico                                  FL       33594        PUD                     239920                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        171200                     1070               360                              358                       7.125                            0       0          0.375          7.5                                 DENVER                                   CO       80210        Single Family           171200                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       13.5          1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        272000                     1558.333333        360                              358                       6.5                              0       0          0.375          6.875                               ATLANTA                                  GA       30310        Single Family           272000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        180000                     1125               360                              358                       7.125                            0       0          0.375          7.5                                 NASHVILLE                                TN       37211        Single Family           180000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        131840                     672.9333333        360                              358                       5.75                             0       0          0.375          6.125                               SPRING HILL                              TN       37174        Single Family           131840                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        231000                     1347.5             360                              358                       6.625                            0       0          0.375          7                                   WINFIELD                                 IL       60190        Single Family           231000                    20051201               75                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        95240                      595.25             360                              358                       7.125                            0       0          0.375          7.5                                 LITHONIA                                 GA       30058        PUD                     95240                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        132600                     607.75             360                              358                       5.125                            0       0          0.375          5.5                                 TAMPA                                    FL       33611        Single Family           132600                    20051201               65                     No MI                     1.00E+17                              2.25       20101101                       10.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        100000                     572.9166667        360                              358                       6.5                              0       0          0.375          6.875                               CLEARWATER                               FL       33760        Condominium             100000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        151920                     917.85             360                              358                       6.875                            0       0          0.375          7.25                                LEHIGH ACRES                             FL       33936        Single Family           151920                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        158400                     924                360                              358                       6.625                            0       0          0.375          7                                   TAMPA                                    FL       33609        Single Family           158400                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        128000                     800                360                              359                       7.125                            0       0          0.375          7.5                                 DECATUR                                  GA       30034        Single Family           128000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        168000                     1102.5             360                              359                       7.5                              0       0          0.375          7.875                               LAUDERHILL                               FL       33319        PUD                     168000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        300000                     1750               360                              358                       6.625                            0       0          0.375          7                                   BUCKEYSTOWN                              MD       21717        Single Family           300000                    20051201               73.16999817            No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G03        292400                     1614.291667        360                              358                       6.25                             0       0          0.375          6.625                               LAUGHLIN                                 NV       89029        Single Family           292400                    20051201               80                     No MI                     1.00E+17                              2.25       20121101                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351101         NO
(GII)G01        212000                     1148.333333        360                              358                       6.125                            0       0          0.375          6.5                                 Fairmount                                GA       30139        Single Family           212000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        130017.22                  731.3468625        360                              358                       6.375                            0       0          0.375          6.75                                ROME                                     GA       30165        Single Family           130080                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        86399.4                    494.9965625        360                              358                       6.5                              0       0          0.375          6.875                               TAMPA                                    FL       33619        Single Family           86400                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        1330000                    7619.791667        360                              358                       6.5                              0       0          0.375          6.875                               DULUTH                                   GA       30097        Single Family           1330000                   20051201               70                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        194179                     1011.348958        360                              358                       5.875                            0       0          0.375          6.25                                MARICOPA                                 AZ       85237        PUD                     194179                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        240000                     1400               360                              358                       6.625                            0       0          0.375          7                                   STERLING                                 VA       20165        Condominium             240000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        137600                     788.3333333        360                              358                       6.5                              0       0          0.375          6.875                               TAMPA                                    FL       33634        Single Family           137600                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        128800                     724.5              360                              358                       6.375                            0       0          0.375          6.75                                GRAND JUNCTION                           CO       81504        PUD                     128800                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        168000                     1102.5             360                              358                       7.5                              0       0          0.375          7.875                               WASHINGTON                               DC       20019        Single Family           168000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        156000                     861.25             360                              359                       6.25                             0       0          0.375          6.625                               TITUSVILLE                               FL       32780        Single Family           156000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        232000                     1232.5             360                              358                       6                                0       0          0.375          6.375                               HYATTSVILLE                              MD       20781        Single Family           232000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        144000                     945                360                              358                       7.5                              0       0          0.375          7.875                               BALTIMORE                                MD       21224        Single Family           144000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        351200                     1902.333333        360                              359                       6.125                            0       0          0.375          6.5                                 KENNESAW                                 GA       30152        PUD                     351200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        115464                     649.485            360                              359                       6.375                            0       0          0.375          6.75                                TAMPA                                    FL       33634        Single Family           115464                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        146400                     960.75             360                              358                       7.5                              0       0          0.375          7.875                               LABELLE                                  FL       33935        Single Family           146400                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        283500                     1771.875           360                              358                       7.125                            0       0          0.375          7.5                                 DAVENPORT                                FL       33837        PUD                     283500                    20051201               75                     No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        183496.25                  1332.32            360                              358                       7.5                              0       0          0.375          7.875                               KENOSHA                                  WI       53142        Single Family           183750                    20051201               79.98999786            No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GII)G01        144764.24                  814.29885          360                              358                       6.375                            0       0          0.375          6.75                                MERRITT ISLAND                           FL       32952        Single Family           144800                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        284000                     1508.75            360                              358                       6                                0       0          0.375          6.375                               LANHAM                                   MD       20706        Single Family           284000                    20051201               74.34999847            No MI                     1.00E+17                              2.25       20101101                       11.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        223920                     1469.475           360                              359                       7.5                              0       0          0.375          7.875                               WASHINGTON                               UT       84780        Single Family           223920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        68616.64                   407.4113           360                              358                       6.75                             0       0          0.375          7.125                               RIVERDALE                                GA       30274        Single Family           68640                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        209600                     1266.333333        360                              359                       6.875                            0       0          0.375          7.25                                HUBERT                                   NC       28539        Single Family           209600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        170710                     1120.284375        360                              358                       7.5                              0       0          0.375          7.875                               ANTIOCH                                  TN       37013        PUD                     170710                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        226400                     1226.333333        360                              359                       6.125                            0       0          0.375          6.5                                 FAIRMONT                                 GA       30701        Single Family           226400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        164000                     854.1666667        360                              358                       5.875                            0       0          0.375          6.25                                FT MYERS                                 FL       33912        PUD                     164000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        95543.01                   507.5722406        360                              358                       6                                0       0          0.375          6.375                               CHARLOTTE                                NC       28216        Single Family           95600                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        128000                     733.3333333        360                              359                       6.5                              0       0          0.375          6.875                               TAMPA                                    FL       33615        Single Family           128000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        148720                     805.5666667        360                              358                       6.125                            0       0          0.375          6.5                                 SUN CITY                                 AZ       85351        PUD                     148720                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        135200                     830.9166667        360                              359                       7                                0       0          0.375          7.375                               TAMPA                                    FL       33617        Single Family           135200                    20060101               79.52999878            No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        796000                     4477.5             360                              358                       6.375                            0       0          0.375          6.75                                Chula Vista                              CA       91913        PUD                     796000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        248000                     1498.333333        360                              359                       6.875                            0       0          0.375          7.25                                Germantown                               MD       20876        Condominium             248000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        205600                     1049.416667        360                              358                       5.75                             0       0          0.375          6.125                               Saint Petersburg                         FL       33705        Single Family           205600                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        145050                     800.796875         360                              359                       6.25                             0       0          0.375          6.625                               JONESBORO                                GA       30238        PUD                     145050                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        222400                     1158.333333        360                              358                       5.875                            0       0          0.375          6.25                                MANASSAS                                 VA       20109        PUD                     222400                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        118500                     740.625            360                              359                       7.125                            0       0          0.375          7.5                                 Noblesville                              IN       46060        Single Family           118500                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        172000                     1003.333333        360                              358                       6.625                            0       0          0.375          7                                   Miami Beach                              FL       33139        Condominium             172000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        103930.21                  763.12             360                              359                       7.625                            0       0          0.375          8                                   KATY                                     TX       77449        PUD                     104000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        186400                     1203.833333        360                              359                       7.375                            0       0          0.375          7.75                                Bakersfield                              CA       93308        2-4 Family              186400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        257887.64                  1584.934454        360                              359                       7                                0       0          0.375          7.375                               Deerfield Beach                          FL       33441        Condominium             258750                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        173600                     1139.25            360                              359                       7.5                              0       0          0.375          7.875                               Bakersfield                              CA       93308        2-4 Family              173600                    20060101               78.91000366            No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        523250                     3052.291667        360                              358                       6.625                            0       0          0.375          7                                   CORONA                                   CA       92882        2-4 Family              523250                    20051201               65                     No MI                     1003113-0005003086                    2.25       20101101                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        535300                     3401.385417        360                              358                       7.25                             0       0          0.375          7.625                               WOODBRIDGE                               VA       22193        Single Family           535300                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        116000                     851.17             360                              359                       7.625                            0       0          0.375          8                                   Detroit                                  MI       48224        Single Family           116000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        231671.45                  1662.08            360                              358                       7.375                            0       0          0.375          7.75                                RALEIGH                                  NC       27614        PUD                     232000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GII)G01        154861.99                  935.6245229        360                              359                       6.875                            0       0          0.375          7.25                                PHOENIX                                  AZ       85339        PUD                     154862                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        308700                     2090.15625         360                              358                       7.75                             0       0          0.375          8.125                               ATLANTA                                  GA       30326        Condominium             308700                    20051201               79.98999786            No MI                     1.00E+17                              2.25       20101101                       13.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        90800                      605.3333333        360                              359                       7.625                            0       0          0.375          8                                   Saint Louis                              MO       63119        Single Family           90800                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        77871.12                   518.5              360                              359                       6.625                            0       0          0.375          7                                   Joliet                                   IL       60435        Single Family           77935                     20060101               65                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        175716                     988.4025           360                              359                       6.375                            0       0          0.375          6.75                                Spokane                                  WA       99216        Single Family           175716                    20060101               80                     No MI                                                           2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        162294                     879.0925           360                              358                       6.125                            0       0          0.375          6.5                                 Fountain                                 CO       80817        PUD                     162294                    20051201               70                     No MI                     1.00E+17                              2.25       20101101                       11.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        135077.77                  731.6712542        360                              359                       6.125                            0       0          0.375          6.5                                 Yuma                                     AZ       85364        Single Family           135200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        128000                     706.6666667        360                              359                       6.25                             0       0          0.375          6.625                               Baltimore                                MD       21229        Single Family           128000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        248000                     1550               360                              358                       7.125                            0       0          0.375          7.5                                 Falls Church                             VA       22043        Condominium             248000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        207999.98                  1126.666558        360                              358                       6.125                            0       0          0.375          6.5                                 MESA                                     AZ       85209        Single Family           208000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        300000                     1937.5             360                              359                       7.375                            0       0          0.375          7.75                                Lancaster                                CA       93535        Single Family           300000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        109600                     719.25             360                              359                       7.5                              0       0          0.375          7.875                               Las Vegas                                NV       89104        PUD                     109600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        107190.05                  580.6127708        360                              357                       6.125                            0       0          0.375          6.5                                 LOUISVILLE                               KY       40229        Single Family           107200                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.5          1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G01        156400                     928.625            360                              358                       6.75                             0       0          0.375          7.125                               TAMPA                                    FL       33624        PUD                     156400                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        106800                     667.5              360                              358                       7.125                            0       0          0.375          7.5                                 CALHOUN                                  GA       30701        PUD                     106800                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        124302                     763.939375         360                              359                       7                                0       0          0.375          7.375                               SPOKANE VALLEY                           WA       99016        PUD                     124302                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        71276                      415.7766667        360                              358                       6.625                            0       0          0.375          7                                   STE GENEVIEVE                            MO       63670        PUD                     71276                     20051201               80                     No MI                     1.00E+17                              2.25       20081101                       13            1.875         1                    First Lien      NO           Y           120           Prepay      36                   360                 EMC             20351101         NO
(GI-)G01        688000                     3440               360                              357                       5.625                            0       0          0.375          6                                   PARK CITY                                UT       84098        Single Family           688000                    20051101               80                     No MI                     1.00E+17                              2.25       20151001                       11            1.875         1                    First Lien      NO           Y           120           Prepay      120                  360                 EMC             20351001         NO
(GII)G01        253598.57                  1267.99285         360                              359                       5.625                            0       0          0.375          6                                   Loxahatchee                              FL       33470        Single Family           253600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        148800                     821.5              360                              357                       6.25                             0       0          0.375          6.625                               TEMPE                                    AZ       85283        Condominium             148800                    20051101               80                     No MI                     1.01E+16                              2.25       20101001                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G01        196800                     1127.5             360                              357                       6.5                              0       0          0.375          6.875                               CHANDLER                                 AZ       85429        PUD                     196800                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G01        260720                     1086.333333        360                              358                       4.625                            0       0          0.375          5                                   RICHMOND                                 KY       40415        Single Family           260720                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       10            1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        121200                     681.75             360                              358                       6.375                            0       0          0.375          6.75                                Joliet                                   IL       60436        2-4 Family              121200                    20051201               64.98999786            No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        156000                     893.75             360                              359                       6.5                              0       0          0.375          6.875                               CALHOUN                                  GA       30701        Single Family           156000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        256000                     1280               360                              358                       5.625                            0       0          0.375          6                                   ROCKVILLE                                MD       20851        Single Family           256000                    20051201               80                     No MI                     1.00E+17                              2.25       20081101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       36                   360                 EMC             20351101         NO
(GII)G01        111815.85                  745.14             360                              358                       6.625                            0       0          0.375          7                                   Jarreau                                  LA       70749        Single Family           112000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GII)G01        296000                     1695.833333        360                              359                       6.5                              0       0          0.375          6.875                               TAMPA                                    FL       33635        PUD                     296000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        142058                     902.6602083        360                              358                       7.25                             0       0          0.375          7.625                               Spokane Valley                           WA       99206        PUD                     142058                    20051201               80                     No MI                     1000169-0006271662                    2.25       20101101                       14.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        185600                     1024.666667        360                              358                       6.25                             0       0          0.375          6.625                               ATLANTA                                  GA       30316        Single Family           185600                    20051201               74.30000305            No MI                     1.00E+17                              2.25       20101101                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        142500                     742.1875           360                              358                       5.875                            0       0          0.375          6.25                                VALRICO                                  FL       33594        PUD                     142500                    20051201               75                     No MI                     1.00E+17                              2.25       20101101                       11.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        232000                     1329.166667        360                              358                       6.5                              0       0          0.375          6.875                               SILVER SPRING                            MD       20902        Single Family           232000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        224900                     1194.78125         360                              358                       6                                0       0          0.375          6.375                               REDINGTON BEACH                          FL       33708        Single Family           224900                    20051201               65                     No MI                     1.00E+17                              2.25       20101101                       11.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        67535.86                   416.22             360                              358                       5.875                            0       0          0.375          6.25                                Chicago                                  IL       60620        Single Family           67600                     20051201               65                     No MI                     1.00E+17                              2.25       20101101                       11.25         1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        579599.99                  2837.624951        360                              358                       5.5                              0       0          0.375          5.875                               Woodbridge                               VA       22191        PUD                     579600                    20051201               79.98999786            No MI                     1.00E+17                              2.25       20101101                       10.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        265200                     1491.75            360                              358                       6.375                            0       0          0.375          6.75                                GREENACRES                               WA       99016        PUD                     265200                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        118320                     776.475            360                              358                       7.5                              0       0          0.375          7.875                               LAWRENCEVILLE                            GA       30045        Single Family           118320                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        207584                     1189.283333        360                              359                       6.5                              0       0          0.375          6.875                               Las Vegas                                NV       89109        Condominium             207584                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        92000                      527.0833333        360                              358                       6.5                              0       0          0.375          6.875                               MARIETTA                                 GA       30080        Single Family           92000                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        54976.25                   347.8              360                              359                       6.125                            0       0          0.375          6.5                                 Littleton                                CO       80123        Condominium             55026                     20060101               46.63000107            No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        101280                     633                360                              358                       7.125                            0       0          0.375          7.5                                 TAMPA                                    FL       33612        Single Family           101280                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        230391.61                  1477.84            360                              358                       6.25                             0       0          0.375          6.625                               WEST WARWICK                             RI       02893        2-4 Family              230800                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.625        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GII)G01        280333                     1693.678542        360                              358                       6.875                            0       0          0.375          7.25                                ANTHEM                                   AZ       85086        PUD                     280333                    20051201               98.72000122            GE Capital MI             1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        283999.99                  1686.249941        360                              358                       6.75                             0       0          0.375          7.125                               SUN CITY WEST                            AZ       85375        PUD                     284000                    20051201               78.61000061            No MI                     1.00E+17                              2.25       20101101                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        129520                     755.5333333        360                              359                       6.625                            0       0          0.375          7                                   KISSIMMEE                                FL       34747        Condominium             129520                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        116800                     717.8333333        360                              359                       7                                0       0          0.375          7.375                               GRIFFIN                                  GA       30223        Single Family           116800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        160875                     904.921875         360                              358                       6.375                            0       0          0.375          6.75                                KATY                                     TX       77494        PUD                     160875                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        124720                     753.5166667        360                              358                       6.875                            0       0          0.375          7.25                                TAMPA                                    FL       33612        Single Family           124720                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        232000                     1329.166667        360                              358                       6.5                              0       0          0.375          6.875                               DUNWOODY                                 GA       30338        Single Family           232000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        233648                     1411.623333        360                              358                       6.875                            0       0          0.375          7.25                                MARICOPA                                 AZ       85239        PUD                     233648                    20051201               79.34999847            No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        148768                     836.82             360                              358                       6.375                            0       0          0.375          6.75                                RIVERVIEW                                FL       33569        PUD                     148768                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        776440                     4367.475           360                              356                       6.375                            0       0          0.375          6.75                                HILTON HEAD ISLAND                       SC       29926        PUD                     776440                    20051001               80                     No MI                                                           2.25       20100901                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350901         NO
(GII)G01        110297.75                  688.75             360                              359                       6.125                            0       0          0.25           6.375                               Ridgecrest                               CA       93555        Single Family           110400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        136000                     736.6666667        360                              356                       6.125                            0       0          0.375          6.5                                 Hilton Head Island                       SC       29926        Condominium             136000                    20051001               64.76000214            No MI                                                           2.25       20100901                       11.5          2             1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GI-)G01        245600                     1535               360                              356                       7.25                             0       0          0.25           7.5                                 Pittsburgh                               PA       15212        Single Family           245600                    20051001               80                     No MI                     1.00E+17                              2.25       20150901                       12.5          1.875         2                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20350901         NO
(GII)G03        360800                     2029.5             360                              358                       6.5                              0       0          0.25           6.75                                Copperopolis                             CA       95228        2-4 Family              360800                    20051201               80                     No MI                     1.00E+17                              2.25       20121101                       11.75         2             2                    First Lien      NO           Y           84            No_PP       84                   360                 EMC             20351101         NO
(GII)G01        116694.41                  738.26             360                              358                       6.25                             0       0          0.25           6.5                                 Havre De Grace                           MD       21078        Single Family           116800                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.5          2             2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GII)G02        480000                     2650               360                              358                       6.375                            0       0          0.25           6.625                               Chandler                                 AZ       85249        PUD                     480000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.625        2             2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        484505.52                  2868.96            360                              358                       5.5                              0       0          0.375          5.875                               Suisun City                              CA       94585        Single Family           485000                    20051201               93.62999725            GE Capital MI             1.00E+17                              2.25       20081101                       11.875        2             2                    First Lien      NO           N           0             No_PP       36                   360                 EMC             20351101         NO
(GII)G01        252000                     1365               360                              357                       6.25                             0       0          0.25           6.5                                 Valley Stream                            NY       11580        Single Family           252000                    20051101               90                     GE Capital MI             1.00E+17                              2.25       20101001                       11.5          1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G01        248000                     1420.833333        360                              358                       6.625                            0       0          0.25           6.875                               Walpole                                  MA       02081        Condominium             248000                    20051201               69.86000061            No MI                     1.00E+17                              2.25       20101101                       11.875        2             2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        405000                     2235.9375          360                              358                       6.375                            0       0          0.25           6.625                               Indianapolis                             IN       46240        PUD                     405000                    20051201               75                     No MI                     1.00E+17                              2.25       20101101                       11.625        2             2                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G03        438700                     2284.895833        360                              358                       6                                0       0          0.25           6.25                                Ridgefield                               NJ       07657        Single Family           438700                    20051201               74.98999786            No MI                     1.00E+17                              2.25       20121101                       11.25         2             2                    First Lien      NO           Y           120           Prepay      84                   360                 EMC             20351101         NO
(GII)G01        207900                     1126.125           360                              357                       6.25                             0       0          0.25           6.5                                 Clermont                                 FL       34715        PUD                     207900                    20051101               79.98999786            No MI                     1.00E+17                              2.25       20101001                       11.5          2             2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G01        300033.99                  1718.944734        360                              358                       6.5                              0       0          0.375          6.875                               ANTHEM                                   AZ       85086        PUD                     300034                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        2             1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        120000                     662.5              360                              358                       6.25                             0       0          0.375          6.625                               Georgetown                               CO       80444        Single Family           120000                    20051201               58.54000092            No MI                     1.00E+17                              2.25       20101101                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        124000                     787.9166667        360                              357                       7.25                             0       0          0.375          7.625                               TACOMA                                   WA       98443        Single Family           124000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GI-)G01        129600                     823.5              360                              357                       7.25                             0       0          0.375          7.625                               TACOMA                                   WA       98443        Single Family           129600                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GI-)G01        359622.89                  2172.721627        360                              359                       6.875                            0       0          0.375          7.25                                West Palm Beach                          FL       33405        Single Family           359650                    20060101               74.30999756            No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        99854.8                    707.79             360                              358                       7.25                             0       0          0.375          7.625                               Clayton                                  NC       27504        PUD                     100000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.625        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GII)G01        239605.39                  1596.73            360                              358                       6.625                            0       0          0.375          7                                   GOODYEAR                                 AZ       85338        PUD                     240000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GII)G01        51038.01                   344.4              360                              357                       6.75                             0       0          0.375          7.125                               PEKIN                                    IL       61554        2-4 Family              51120                     20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.125        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351001         NO
(GII)G01        349068.48                  2241.09            360                              357                       6.25                             0       0          0.375          6.625                               Martinsville                             NJ       08836        Single Family           350000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.625        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351001         NO
(GII)G02        699156.99                  3641.442656        360                              358                       5.875                            0       0          0.375          6.25                                IRVINE                                   CA       92620        Single Family           699157                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        201267.29                  1153.093849        360                              358                       6.5                              0       0          0.375          6.875                               ORLANDO                                  FL       32835        Condominium             201412                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        172081.61                  985.884224         360                              358                       6.5                              0       0          0.375          6.875                               LAS VEGAS                                NV       89147        Condominium             172208                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        324000                     2126.25            360                              358                       7.5                              0       0          0.375          7.875                               CHULA VISTA                              CA       91913        Condominium             324000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        135800                     749.7291667        360                              357                       6.25                             0       0          0.375          6.625                               VALRICO                                  FL       33594        Single Family           135800                    20051101               70                     No MI                     1.00E+17                              2.25       20101001                       11.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GII)G01        174650                     964.2135417        360                              357                       6.25                             0       0          0.375          6.625                               KISSIMMEE                                FL       34747        PUD                     174650                    20051101               70                     No MI                     1.00E+17                              2.25       20101001                       11.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GII)G03        172000                     895.8333333        360                              357                       5.875                            0       0          0.375          6.25                                LAS VEGAS                                NV       89121        Single Family           172000                    20051101               33.99000168            No MI                     1.00E+17                              2.25       20121001                       11.25         1.875         1                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351001         NO
(GII)G01        223200                     1255.5             360                              358                       6.375                            0       0          0.375          6.75                                SUN LAKES                                AZ       85248        PUD                     223200                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        195936.2                   1122.551146        360                              358                       6.5                              0       0          0.375          6.875                               Holland                                  PA       18966        PUD                     196000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        176000                     1045               360                              358                       6.75                             0       0          0.375          7.125                               GLENDALE                                 AZ       85303        Single Family           176000                    20051201               80                     No MI                     1.40E+17                              2.25       20101101                       12.125        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        199912                     1228.625833        360                              358                       7                                0       0          0.375          7.375                               ORLANDO                                  FL       32835        Condominium             199912                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        160024                     983.4808333        360                              357                       7                                0       0          0.375          7.375                               JACKSONVILLE                             FL       32216        PUD                     160024                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G01        163150                     934.7135417        360                              359                       6.5                              0       0          0.375          6.875                               Chicago                                  IL       60623        2-4 Family              163150                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G03        160800                     921.25             360                              357                       6.5                              0       0          0.375          6.875                               BLAINE                                   MN       55434        Single Family           160800                    20051101               80                     No MI                     1.00E+17                              2.25       20121001                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      84                   360                 EMC             20351001         NO
(GII)G01        62400                      390                360                              358                       7.125                            0       0          0.375          7.5                                 DALLAS                                   TX       75228        Single Family           62400                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        192000                     1120               360                              357                       6.625                            0       0          0.375          7                                   PHILADELPHIA                             PA       19148        Single Family           192000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G01        311800                     1786.354167        360                              358                       6.5                              0       0          0.375          6.875                               San Diego                                CA       92105        Single Family           312000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        363750                     2083.984375        360                              359                       6.5                              0       0          0.375          6.875                               Daly City                                CA       94014        Condominium             363750                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        1218749.99                 7109.374942        360                              357                       6.625                            0       0          0.375          7                                   LONG GROVE                               IL       60047        Single Family           1218750                   20051101               65                     No MI                     1.00E+17                              2.25       20101001                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GII)G01        239262.76                  1657.62            360                              356                       7                                0       0          0.375          7.375                               LAWRENCEVILLE                            GA       30044        PUD                     240000                    20051001               80                     No MI                                                           2.25       20100901                       12.375        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20350901         NO
(GII)G01        284000                     1686.25            360                              356                       6.75                             0       0          0.375          7.125                               MC DONOUGH                               GA       30252        Single Family           284000                    20051001               80                     No MI                                                           2.25       20100901                       12.125        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20350901         NO
(GII)G01        142300                     889.375            360                              358                       7.125                            0       0          0.375          7.5                                 TUCSON                                   AZ       85705        Single Family           142300                    20051201               79.98999786            No MI                     1.00E+17                              5          20101101                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G03        150872                     691.4966667        360                              358                       5.125                            0       0          0.375          5.5                                 RIVERVIEW                                FL       33569        PUD                     150872                    20051201               80                     No MI                     1.00E+17                              2.25       20121101                       10.5          4.625         1                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351101         NO
(GII)G01        344250                     2151.5625          360                              358                       7.125                            0       0          0.375          7.5                                 EL CAJON                                 CA       92021        Single Family           344250                    20051201               75                     No MI                     1.00E+15                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        240000                     1325               360                              358                       6.25                             0       0          0.375          6.625                               CHANDLER                                 AZ       85226        PUD                     240000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        136500                     782.03125          360                              358                       6.5                              0       0          0.375          6.875                               Tamarac                                  FL       33321        Condominium             136500                    20051201               70                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        179996.23                  1124.976438        360                              357                       7.125                            0       0          0.375          7.5                                 PHOENIX                                  AZ       85053        Single Family           180000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351001         NO
(GII)G01        226320                     1225.9             360                              357                       6.125                            0       0          0.375          6.5                                 Miramar                                  FL       33025        Condominium             226320                    20051101               80                     No MI                                                           2.25       20101001                       11.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GII)G01        273749.99                  1653.90619         360                              357                       6.875                            0       0          0.375          7.25                                LAS VEGAS                                NV       89148        Single Family           273750                    20051101               75                     No MI                     1.00E+17                              2.25       20101001                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GI-)G01        278400                     1827               360                              359                       7.5                              0       0          0.375          7.875                               FRESNO                                   CA       93710        Single Family           278400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        110000                     550                360                              359                       5.625                            0       0          0.375          6                                   Orem                                     UT       84057        Single Family           110000                    20060101               70.97000122            No MI                     1.00E+17                              2.25       20101201                       11            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G03        448000                     2240               360                              358                       5.625                            0       0          0.375          6                                   TUCSON                                   AZ       85745        Single Family           448000                    20051201               80                     No MI                     1.00E+17                              2.25       20121101                       11            1.875         1                    First Lien      NO           Y           120           Prepay      84                   360                 EMC             20351101         NO
(GI-)G01        54320                      350.8166667        360                              356                       7.375                            0       0          0.375          7.75                                ATLANTA                                  GA       30331        Condominium             54320                     20051001               80                     No MI                     1.00E+17                              2.25       20100901                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G01        212000                     1214.583333        360                              358                       6.5                              0       0          0.375          6.875                               Boston                                   MA       02114        Condominium             212000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        287567.92                  1711.32            360                              358                       5.5                              0       0          0.375          5.875                               WINHALL                                  VT       05340        Single Family           289300                    20051201               29.95000076            No MI                     1.00E+17                              2.25       20081101                       10.875        1.875         1                    First Lien      NO           N           0             No_PP       36                   360                 EMC             20351101         NO
(GII)G03        380000                     2018.75            360                              357                       6                                0       0          0.375          6.375                               NORCROSS                                 GA       30071        Single Family           380000                    20051101               80                     No MI                     1.00E+17                              2.25       20121001                       12.375        1.875         2                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351001         NO
(GII)G03        209000                     1001.458333        360                              357                       5.375                            0       0          0.375          5.75                                CUMMING                                  GA       30041        PUD                     213000                    20051101               52.84999847            No MI                     1.00E+17                              2.25       20121001                       11.75         1.875         2                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351001         NO
(GII)G01        84800                      530                360                              357                       7.125                            0       0          0.375          7.5                                 LITHONIA                                 GA       30058        Single Family           84800                     20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G03        109599.99                  536.5832844        360                              357                       5.5                              0       0          0.375          5.875                               STONE MOUNTAIN                           GA       30083        Single Family           109600                    20051101               80                     No MI                     1.00E+17                              2.25       20121001                       10.875        1.875         2                    First Lien      NO           Y           84            No_PP       84                   360                 EMC             20351001         NO
(GII)G03        356000                     1780               360                              357                       5.625                            0       0          0.375          6                                   GOLDEN                                   CO       80401        PUD                     356000                    20051101               78.41000366            No MI                     1.00E+17                              2.25       20121001                       11            1.875         1                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351001         NO
(GII)G01        290313                     1512.046875        360                              358                       5.875                            0       0          0.375          6.25                                PALMDALE                                 CA       93552        PUD                     290313                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        179000                     1174.6875          360                              358                       7.5                              0       0          0.375          7.875                               Maricopa                                 AZ       85239        PUD                     179000                    20051201               84.87000275            Radian Guaranty           1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        171700                     983.6979167        360                              357                       6.5                              0       0          0.375          6.875                               DAVENPORT                                FL       33896        Condominium             171700                    20051101               75.01000214            No MI                     1.00E+17                              2.25       20101001                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GI-)G01        93750                      605.46875          360                              358                       7.375                            0       0          0.375          7.75                                Phoenix                                  AZ       85033        Single Family           93750                     20051201               75                     No MI                     1.45E+17                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        261600                     1171.75            360                              355                       5                                0       0          0.375          5.375                               SAN DIEGO                                CA       92115        Condominium             261600                    20050901               80                     No MI                     1.00E+17                              2.25       20100801                       10.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350801         NO
(GI-)G01        755999.99                  4331.249943        360                              357                       6.5                              0       0          0.375          6.875                               CATLETT                                  VA       20119        Single Family           756000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G03        639200                     3195.467333        360                              357                       5.624                            0       0          0.375          5.999                               TORRENCE                                 CA       90278        Condominium             639200                    20051101               80                     No MI                     1.00E+17                              2.25       20121001                       10.999        1.875         1                    First Lien      NO           Y           120           Prepay      84                   360                 EMC             20351001         NO
(GII)G03        356645.01                  1782.927846        360                              357                       5.624                            0       0          0.375          5.999                               INDIO                                    CA       92203        PUD                     359650                    20051101               76.37000275            No MI                     1.00E+17                              2.25       20121001                       10.999        1.875         1                    First Lien      NO           Y           120           Prepay      84                   360                 EMC             20351001         NO
(GII)G03        359650                     1797.950292        360                              357                       5.624                            0       0          0.375          5.999                               INDIO                                    CA       92203        PUD                     359650                    20051101               77.73000336            No MI                     1.00E+17                              2.75       20121001                       10.999        1.875         1                    First Lien      NO           Y           120           Prepay      84                   360                 EMC             20351001         NO
(GII)G03        216750                     1219.21875         360                              357                       6.375                            0       0          0.375          6.75                                San Bernardino                           CA       92405        Single Family           216750                    20051101               85                     Mortgage Guaranty In      1.00E+17                              2.25       20121001                       11.75         2.375         1                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351001         NO
(GII)G01        164594.56                  1152.59            360                              358                       7.125                            0       0          0.375          7.5                                 NORTH PORT                               FL       34288        Single Family           164840                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        264000                     1732.5             360                              359                       7.5                              0       0          0.375          7.875                               DESOTO                                   TX       75115        Single Family           264000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        189344                     1163.676667        360                              357                       7                                0       0          0.375          7.375                               RIO RANCHO                               NM       87124        PUD                     189344                    20051101               79.5                   No MI                     1.00E+17                              2.25       20101001                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G03        154400                     836.3333333        360                              357                       6.125                            0       0          0.375          6.5                                 SAINT CLOUD                              MN       56301        Single Family           154400                    20051101               80                     No MI                     1.00E+17                              2.25       20121001                       11.5          1.875         1                    First Lien      NO           Y           120           Prepay      84                   360                 EMC             20351001         NO
(GII)G01        324000                     1890               360                              357                       6.625                            0       0          0.375          7                                   FORT LAUDERDALE                          FL       33331        PUD                     324000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G03        130400                     719.9166667        360                              357                       6.25                             0       0          0.375          6.625                               SAINT CLOUD                              MN       56301        2-4 Family              130400                    20051101               80                     No MI                     1.00E+17                              2.25       20121001                       11.625        1.875         1                    First Lien      NO           Y           120           Prepay      84                   360                 EMC             20351001         NO
(GII)G01        264000                     1595               360                              357                       6.875                            0       0          0.375          7.25                                BALTIMORE                                MD       21274        Single Family           264000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.25         1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G01        162330                     930.015625         360                              358                       6.5                              0       0          0.375          6.875                               Palm Bay                                 FL       32909        Single Family           162330                    20051201               70                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        191650                     978.2135417        360                              356                       5.75                             0       0          0.375          6.125                               FRISCO                                   TX       75035        PUD                     191650                    20051001               79.98999786            No MI                     1.00E+17                              2.25       20150901                       12.125        1.875         2                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20350901         NO
(GII)G01        188000                     1077.083333        360                              358                       6.5                              0       0          0.375          6.875                               HENDERSON                                NV       89015        2-4 Family              188000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        406970                     2204.420833        360                              357                       6.125                            0       0          0.375          6.5                                 BRENTWOOD                                CA       94513        PUD                     406970                    20051101               79.41000366            No MI                     1.00E+17                              2.25       20101001                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G01        111850                     687.4114583        360                              358                       7                                0       0          0.375          7.375                               Pottstown                                PA       19464        2-4 Family              111850                    20051201               79.98999786            No MI                     1.00E+17                              2.25       20101101                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        319200                     1995               360                              356                       7.125                            0       0          0.375          7.5                                 Orlando                                  FL       32837        PUD                     319200                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G01        146400                     915                360                              356                       7.125                            0       0          0.375          7.5                                 Deltona                                  FL       32738        Single Family           146400                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G01        51625.11                   348.65             360                              357                       6.75                             0       0          0.375          7.125                               STALLINGS                                NC       28104        Single Family           51750                     20051101               75                     No MI                     1.00E+17                              2.25       20101001                       12.125        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351001         NO
(GII)G01        80800                      429.25             360                              357                       6                                0       0          0.375          6.375                               Columbia                                 TN       38401        Single Family           80800                     20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GII)G03        95225                      466.2057292        360                              357                       5.5                              0       0          0.375          5.875                               CLEVELAND                                TN       37323        Single Family           95225                     20051101               65                     No MI                     1.00E+17                              2.25       20121001                       10.875        1.875         1                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351001         NO
(GII)G01        67885.42                   446.71             360                              358                       6.5                              0       0          0.375          6.875                               Sicklerville                             NJ       08081        2-4 Family              68000                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GII)G01        160000                     916.6666667        360                              357                       6.5                              0       0          0.375          6.875                               DAVENPORT                                FL       33896        Condominium             160000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GII)G01        175990                     989.94375          360                              359                       6.375                            0       0          0.375          6.75                                Dallas                                   TX       75201        Condominium             176000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G03        359650                     1873.177083        360                              357                       5.875                            0       0          0.375          6.25                                SUN CITY WEST                            AZ       85375        PUD                     359650                    20051101               62.27999878            No MI                     1.00E+17                              2.25       20121001                       11.25         1.875         1                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351001         NO
(GII)G01        67192                      412.9508333        360                              359                       7                                0       0          0.375          7.375                               Phoenix                                  AZ       85017        Condominium             67192                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        126186.1                   828.0962813        360                              359                       7.5                              0       0          0.375          7.875                               Canton                                   OH       44705        2-4 Family              126400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        126186.1                   828.0962813        360                              359                       7.5                              0       0          0.375          7.875                               Canton                                   OH       44705        2-4 Family              126400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        126186.1                   828.0962813        360                              359                       7.5                              0       0          0.375          7.875                               Canton                                   OH       44705        2-4 Family              126400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        126186.1                   828.0962813        360                              359                       7.5                              0       0          0.375          7.875                               Canton                                   OH       44705        2-4 Family              126400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        126186.1                   828.0962813        360                              359                       7.5                              0       0          0.375          7.875                               Canton                                   OH       44705        2-4 Family              126400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        126224.34                  828.3472312        360                              359                       7.5                              0       0          0.375          7.875                               Canton                                   OH       44705        2-4 Family              126400                    20060101               80                     No MI                                                           2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G03        351570.99                  1684.610994        360                              358                       5.375                            0       0          0.375          5.75                                PEORIA                                   AZ       85383        PUD                     351571                    20051201               80                     No MI                     1.00E+17                              2.25       20121101                       10.75         1.875         1                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351101         NO
(GII)G03        173716                     886.6754167        360                              357                       5.75                             0       0          0.375          6.125                               WOODSTOCK                                GA       30188        Single Family           173716                    20051101               80                     No MI                     1.00E+17                              2.25       20121001                       11.125        1.875         1                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351001         NO
(GII)G01        136000                     722.5              360                              359                       6                                0       0          0.375          6.375                               Charleston                               SC       29407        PUD                     136000                    20060101               75.55999756            No MI                     1.00E+16                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        288318                     1711.888125        360                              357                       6.75                             0       0          0.375          7.125                               RENO                                     NV       89523        PUD                     288318                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G01        134250                     825.078125         360                              358                       7                                0       0          0.375          7.375                               Pottstown                                PA       19464        2-4 Family              134250                    20051201               79.98999786            No MI                     1.00E+17                              2.25       20101101                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        167363                     993.7178125        360                              358                       6.75                             0       0          0.375          7.125                               FORT WORTH                               TX       76248        PUD                     167363                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        151180                     866.1354167        360                              358                       6.5                              0       0          0.375          6.875                               Scottsdale                               AZ       85251        Condominium             151180                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        166400                     936                360                              358                       6.375                            0       0          0.375          6.75                                AURORA                                   CO       80017        Condominium             166400                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        160000                     983.3333333        360                              357                       7                                0       0          0.375          7.375                               CONCORD                                  NH       03301        2-4 Family              160000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GII)G01        183299.9                   1145.624375        360                              355                       7.125                            0       0          0.375          7.5                                 HELMETTA                                 NJ       08828        Condominium             183920                    20050901               80                     No MI                     1.00E+17                              3.75       20100801                       12.5          1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20350801         NO
(GI-)G01        99670.12                   567.79             360                              357                       5.125                            0       0          0.375          5.5                                 HUNTLEY                                  IL       60142        PUD                     100000                    20051101               57.5                   No MI                     1.00E+17                              2.25       20151001                       10.5          3.375         1                    First Lien      NO           N           0             No_PP       120                  360                 EMC             20351001         NO
(GII)G03        302998.99                  1451.87016         360                              357                       5.375                            0       0          0.375          5.75                                LINCOLN                                  CA       95648        PUD                     302999                    20051101               80                     No MI                     1.00E+17                              2.25       20121001                       10.75         1.875         1                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351001         NO
(GII)G01        123925                     761.6223958        360                              358                       7                                0       0          0.375          7.375                               Pottstown                                PA       19464        2-4 Family              123925                    20051201               79.98999786            No MI                     1.00E+17                              2.25       20101101                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G03        312000                     1917.5             360                              357                       7                                0       0          0.375          7.375                               PHOENIX                                  AZ       85086        PUD                     312000                    20051101               80                     No MI                     1.00E+17                              2.25       20121001                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      84                   360                 EMC             20351001         NO
(GI-)G01        280000                     1312.5             360                              357                       5.25                             0       0          0.375          5.625                               KIHEI                                    HI       96753        Condominium             280000                    20051101               56                     No MI                     1.00E+17                              2.25       20151001                       10.625        1.875         1                    First Lien      NO           Y           120           Prepay      120                  360                 EMC             20351001         NO
(GII)G01        189750                     1067.34375         360                              358                       6.375                            0       0          0.375          6.75                                KNOB NOSTER                              MO       65336        2-4 Family              189750                    20051201               75                     No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        105117.4                   613.1848333        360                              356                       6.625                            0       0          0.375          7                                   RICHARDSON                               TX       75080        Single Family           105154                    20051001               80                     No MI                     1.00E+17                              2.25       20080901                       13            1.875         1                    First Lien      NO           Y           120           No_PP       36                   360                 EMC             20350901         NO
(GII)G01        183200                     1164.083333        360                              359                       7.25                             0       0          0.375          7.625                               Lakeside                                 AZ       85929        PUD                     183200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        316000                     1777.5             360                              355                       6.375                            0       0          0.375          6.75                                SCOTTSDALE                               AZ       85254        Single Family           316000                    20050901               80                     No MI                     1.00E+17                              2.25       20100801                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350801         NO
(GII)G01        82000                      478.3333333        360                              355                       6.625                            0       0          0.375          7                                   Burnsville                               MN       55337        Condominium             82000                     20050901               80                     No MI                     1.00E+17                              2.25       20100801                       13            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350801         NO
(GII)G03        107920                     539.6              360                              356                       5.625                            0       0          0.375          6                                   LOCUST GROVE                             GA       30248        Single Family           107920                    20051001               80                     No MI                     1.00E+17                              2.25       20120901                       11            1.875         1                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20350901         NO
(GII)G01        224501.35                  1519.91            360                              354                       6.75                             0       0          0.375          7.125                               Chicago                                  IL       60639        Single Family           225600                    20050801               80                     No MI                     1.00E+17                              2.25       20100701                       12.125        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20350701         NO
(GI-)G01        211500                     859.21875          360                              358                       4.5                              0       0          0.375          4.875                               Commerce City                            CO       80022        Single Family           211500                    20051201               80                     No MI                     1.00E+17                              2.25       20081101                       10.875        1.875         1                    First Lien      NO           Y           120           No_PP       36                   360                 EMC             20351101         NO
(GII)G01        220349.99                  1216.51557         360                              357                       6.25                             0       0          0.375          6.625                               LAS VEGAS                                NV       89121        Single Family           220350                    20051101               65                     No MI                     1.00E+17                              2.25       20101001                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G01        218000                     1248.958333        360                              358                       6.5                              0       0          0.375          6.875                               Gilbert                                  AZ       85234        PUD                     218000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        467380                     2921.125           360                              357                       7.125                            0       0          0.375          7.5                                 Miami                                    FL       33130        Condominium             467380                    20051101               75                     No MI                     1.00E+17                              2.25       20101001                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GII)G03        172435.98                  951.9903063        360                              358                       6.25                             0       0          0.375          6.625                               ROSWELL                                  GA       30076        PUD                     172436                    20051201               80                     No MI                     1.00E+17                              2.25       20121101                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351101         NO
(GII)G01        210268                     1160.854583        360                              357                       6.25                             0       0          0.375          6.625                               ALBUQUERQUE                              NM       87120        PUD                     210268                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G02        734414                     4054.577292        360                              358                       6.25                             0       0          0.375          6.625                               ANTHEM                                   AZ       85086        PUD                     734414                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G03        440000                     2016.666667        360                              357                       5.125                            0       0          0.375          5.5                                 SAN MARCOS                               CA       92078        PUD                     440000                    20051101               57.88999939            No MI                     1.00E+17                              2.25       20121001                       10.5          1.875         1                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351001         NO
(GII)G03        107040                     546.35             360                              356                       5.75                             0       0          0.375          6.125                               NORCROSS                                 GA       30092        Condominium             107040                    20051001               80                     No MI                     1.00E+17                              2.25       20120901                       11.125        1.875         1                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20350901         NO
(GII)G01        145300                     620.5520833        360                              356                       4.75                             0       0          0.375          5.125                               NORCROSS                                 GA       30092        PUD                     145300                    20051001               79.98999786            No MI                     1.00E+17                              2.25       20100901                       10.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G01        191920                     1119.533333        360                              357                       6.625                            0       0          0.375          7                                   GREEN VALLEY                             AZ       85614        PUD                     191920                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GI-)G01        268600                     1370.979167        360                              357                       5.75                             0       0          0.375          6.125                               GILBERT                                  AZ       85297        PUD                     268600                    20051101               53.72000122            No MI                     1.00E+17                              2.25       20151001                       11.125        1.875         1                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20351001         NO
(GII)G01        161249.99                  957.4218156        360                              357                       6.75                             0       0          0.375          7.125                               DAVENPORT                                FL       33896        Condominium             161250                    20051101               75                     No MI                     1.00E+17                              2.25       20101001                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GII)G01        128800                     778.1666667        360                              357                       6.875                            0       0          0.375          7.25                                PHOENIX                                  AZ       85008        Single Family           128800                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GII)G01        257699.99                  1530.093691        360                              357                       6.75                             0       0          0.375          7.125                               DAVENPORT                                FL       33897        Single Family           257700                    20051101               74.98999786            No MI                     1.00E+17                              2.25       20101001                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GI-)G01        183749                     976.1665625        360                              359                       6                                0       0          0.375          6.375                               MIAMI                                    FL       33031        Single Family           183750                    20060101               75                     No MI                                                           2.375      20060601                       11.375        1.875         2                    First Lien      NO           Y           120           No_PP       6                    360                 EMC             20351201         NO
(GII)G03        182800                     1009.208333        360                              357                       6.25                             0       0          0.375          6.625                               CENTERVILLE                              MN       55038        Single Family           182800                    20051101               80                     No MI                     1.00E+17                              2.25       20121001                       11.625        2             1                    First Lien      NO           Y           120           Prepay      84                   360                 EMC             20351001         NO
(GII)G01        132000                     756.25             360                              357                       6.5                              0       0          0.375          6.875                               CUMMING                                  GA       30040        Single Family           132000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G01        52050                      292.78125          360                              358                       6.375                            0       0          0.375          6.75                                Nashville                                TN       37210        Single Family           52050                     20051201               62.70999908            No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G02        471840                     2310.05            360                              357                       5.5                              0       0          0.375          5.875                               LAKE ELSINORE                            CA       92532        PUD                     471840                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       10.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G01        146300                     670.5416667        360                              359                       5.125                            0       0          0.375          5.5                                 OREM                                     UT       84097        Single Family           146400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       10.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        104559.28                  723.83             360                              356                       7                                0       0          0.375          7.375                               RIVERDALE                                GA       30296        Single Family           104800                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       12.375        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20350901         NO
(GII)G03        139650                     698.25             360                              356                       5.625                            0       0          0.375          6                                   KENNESAW                                 GA       30152        PUD                     139650                    20051001               79.98000336            No MI                     1.00E+17                              2.25       20120901                       11            1.875         1                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20350901         NO
(GII)G01        252604.98                  1499.842069        360                              357                       6.75                             0       0          0.375          7.125                               PORT SAINT LUCIE                         FL       34987        PUD                     252605                    20051101               95                     GE Capital MI             1.00E+17                              2.25       20101001                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G03        608000                     2913.333333        360                              357                       5.375                            0       0          0.375          5.75                                DENVER                                   CO       80206        Townhouse               608000                    20051101               80                     No MI                     1.00E+17                              2.25       20121001                       10.75         1.875         1                    First Lien      NO           Y           120           Prepay      84                   360                 EMC             20351001         NO
(GII)G01        242780                     1365.6375          360                              357                       6.375                            0       0          0.375          6.75                                WESTMINSTER                              CO       80234        PUD                     242780                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G01        115000                     515.1041667        360                              357                       5                                0       0          0.375          5.375                               HENDERSON                                NV       89044        PUD                     115000                    20051101               31.72999954            No MI                     1.00E+17                              2.25       20101001                       10.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G03        317530.75                  1962.6             360                              356                       5.875                            0       0          0.375          6.25                                WEST HOLLYWOOD                           CA       90069        Condominium             318750                    20051001               75                     No MI                     1.00E+17                              2.5        20120901                       11.25         1.875         1                    First Lien      NO           N           0             No_PP       84                   360                 EMC             20350901         NO
(GII)G03        981300                     5110.9375          360                              356                       5.875                            0       0          0.375          6.25                                INDIO                                    CA       92201        PUD                     981300                    20051001               80                     No MI                     1.00E+17                              2.25       20120901                       11.25         2.125         1                    First Lien      NO           Y           120           Prepay      84                   360                 EMC             20350901         NO
(GII)G01        165367.1                   999.0928958        360                              358                       6.875                            0       0          0.375          7.25                                HOUSTON                                  TX       77084        PUD                     165368                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        84000                      525                360                              357                       7.125                            0       0          0.375          7.5                                 TUCSON                                   AZ       85713        2-4 Family              84000                     20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351001         NO
(GII)G01        254499.96                  1405.051863        360                              357                       6.25                             0       0          0.375          6.625                               DAVENPORT                                FL       33897        PUD                     254500                    20051101               74.90000153            No MI                     1.00E+17                              2.25       20101001                       11.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GII)G01        178320                     1114.5             360                              357                       7.125                            0       0          0.375          7.5                                 Aurora                                   CO       80013        PUD                     178320                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G02        1994999.92                 10806.24957        360                              357                       6.125                            0       0          0.375          6.5                                 Hilton Head Island                       SC       29928        PUD                     1995000                   20051101               62.34000015            No MI                     1.00E+17                              2.25       20101001                       11.5          1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G01        163396.36                  1144.19            360                              358                       7.125                            0       0          0.375          7.5                                 VENICE                                   FL       34288        Single Family           163640                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        67953.2                    493.05             360                              359                       7.5                              0       0          0.375          7.875                               Akron                                    OH       44314        Single Family           68000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        319682.57                  2236.93            360                              359                       7.125                            0       0          0.375          7.5                                 Chicago                                  IL       60617        2-4 Family              319920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        196400                     1125.208333        360                              357                       6.5                              0       0          0.375          6.875                               DAVENPORT                                FL       33896        PUD                     196400                    20051101               70                     No MI                     1.00E+17                              2.25       20101001                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GII)G01        152800                     859.5              360                              358                       6.375                            0       0          0.375          6.75                                FORT LAUDERDALE                          FL       33037        Single Family           152800                    20051201               80                     No MI                                                           2.25       20101101                       11.75         1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        493700                     3034.197917        360                              357                       7                                0       0          0.375          7.375                               Parkland                                 FL       33076        PUD                     493700                    20051101               80                     No MI                                                           2.25       20101001                       12.375        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G01        148800                     930                360                              357                       7.125                            0       0          0.375          7.5                                 NEW BRUNSWICK                            NJ       08901        Townhouse               148800                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.5          1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GI-)G01        149799.42                  1099.91            360                              358                       7.625                            0       0          0.375          8                                   Henderson                                NV       89074        PUD                     149900                    20051201               79.94999695            No MI                                                           2.25       20101101                       13            1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        68000                      446.25             360                              359                       7.5                              0       0          0.375          7.875                               Mesquite                                 TX       75150        Single Family           68000                     20060101               79.06999969            No MI                     1.00E+16                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        273284                     1337.952917        360                              358                       5.5                              0       0          0.375          5.875                               REMINGTON                                VA       22734        Single Family           273284                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       10.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        174900                     856.28125          360                              359                       5.5                              0       0          0.375          5.875                               GARDENA                                  CA       90247        Single Family           175000                    20060101               35                     No MI                     1.00E+17                              2.25       20151201                       10.875        1.875         1                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20351201         NO
(GI-)G01        57855                      379.6734375        360                              358                       7.5                              0       0          0.375          7.875                               Deltona                                  FL       32725        Single Family           57855                     20051201               66.5                   No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G02        528000                     2915               360                              358                       6.25                             0       0          0.375          6.625                               PHOENIX                                  AZ       85086        Single Family           528000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        127831.97                  927.51             360                              358                       7.5                              0       0          0.375          7.875                               Lakeland                                 FL       33813        Single Family           127920                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        243750                     1548.828125        360                              358                       7.25                             0       0          0.375          7.625                               Saint Louis                              MO       63104        Single Family           243750                    20051201               75                     No MI                     1.00E+17                              2.25       20101101                       12.625        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        113400                     744.1875           360                              358                       7.5                              0       0          0.375          7.875                               Deltona                                  FL       32738        Single Family           113400                    20051201               66.70999908            No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        319999                     2066.660208        360                              358                       7.375                            0       0          0.375          7.75                                RIVERSIDE                                CA       92503        PUD                     319999                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        212800                     1374.333333        360                              359                       7.375                            0       0          0.375          7.75                                Phoenix                                  AZ       85029        Condominium             212800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        81600                      518.5              360                              359                       7.25                             0       0          0.375          7.625                               CENTENNIAL                               CO       80122        Condominium             81600                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        122071                     724.7965625        360                              360                       6.75                             0       0          0.375          7.125                               PFLUGERVILLE                             TX       78660        PUD                     122071                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        204500                     1129.010417        360                              359                       6.25                             0       0          0.375          6.625                               Los Angeles                              CA       90018        2-4 Family              204500                    20060101               40.90000153            No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        95400                      596.25             360                              359                       7.125                            0       0          0.375          7.5                                 Hinckley                                 MN       55037        Single Family           95400                     20060101               79.95999908            No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        253500                     1320.3125          360                              359                       5.875                            0       0          0.375          6.25                                RESTON                                   VA       20190        Condominium             253500                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        157759                     969.5605208        360                              359                       7                                0       0          0.375          7.375                               Macungie                                 PA       18062        Townhouse               157759                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        351200                     2455.64            360                              359                       7.125                            0       0          0.375          7.5                                 Clifton                                  NJ       07011        2-4 Family              351200                    20060101               80                     No MI                     1.00E+16                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        95065.19                   682.02             360                              358                       7.375                            0       0          0.375          7.75                                Palatine                                 IL       60074        Condominium             95200                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GII)G01        323700                     1820.8125          360                              359                       6.375                            0       0          0.375          6.75                                Sterling                                 VA       20164        Single Family           323700                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        131200                     847.3333333        360                              358                       7.375                            0       0          0.375          7.75                                LAWRENCEVILLE                            GA       30044        Single Family           131200                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        174400                     944.6666667        360                              359                       6.125                            0       0          0.375          6.5                                 THORNTON                                 CO       80241        Single Family           174400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        519352                     2975.454167        360                              359                       6.5                              0       0          0.375          6.875                               CORONA                                   CA       92880        Single Family           519352                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        155940                     795.94375          360                              359                       5.75                             0       0          0.375          6.125                               DULUTH                                   GA       30097        PUD                     155940                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        240112                     1525.711667        360                              359                       7.25                             0       0          0.375          7.625                               KISSIMMEE                                FL       34747        PUD                     240112                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        167872.17                  1160.33            360                              359                       7                                0       0          0.375          7.375                               Matteson                                 IL       60443        Single Family           168000                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        263741.74                  1758.278267        360                              358                       7.625                            0       0          0.375          8                                   BROCKTON                                 MA       02302        Single Family           263920                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       13            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        400000                     2500               360                              359                       7.125                            0       0          0.375          7.5                                 WASHINGTON                               DC       20002        Single Family           400000                    20060101               77.66999817            No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        400000                     2458.333333        360                              357                       7                                0       0          0.375          7.375                               LOS ANGELES                              CA       91423        Condominium             400000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GI-)G01        319353                     2062.488125        360                              359                       7.375                            0       0          0.375          7.75                                Dublin                                   OH       43016        PUD                     319353                    20060101               80                     No MI                     BB1166                                2.25       20081201                       13.75         1.875         1                    First Lien      NO           Y           60            No_PP       36                   360                 EMC             20351201         NO
(GII)G01        159920                     999.5              360                              359                       7.125                            0       0          0.375          7.5                                 BATON ROUGE                              LA       70817        Single Family           159920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        284000                     1863.75            360                              359                       7.5                              0       0          0.375          7.875                               SACRAMENTO                               CA       95817        PUD                     284000                    20060101               76.76000214            No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        201375                     1174.6875          360                              359                       6.625                            0       0          0.375          7                                   Golden                                   CO       80401        2-4 Family              201375                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        134632.28                  976.85             360                              359                       7.5                              0       0          0.375          7.875                               LOGANVILLE                               GA       30052        Townhouse               134725                    20060101               85                     PMI                       1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        228000                     1282.5             360                              359                       6.375                            0       0          0.375          6.75                                NORTH LAS VEGAS                          NV       89032        Single Family           228000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        56002.56                   406.62             360                              358                       7.5                              0       0          0.375          7.875                               Kansas City                              KS       66106        Single Family           56080                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GII)G01        374721.7                   2622.05            360                              359                       7.125                            0       0          0.375          7.5                                 LOMBARD                                  IL       60148        2-4 Family              375000                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        331989.78                  1971.189319        360                              358                       6.75                             0       0          0.375          7.125                               SHOREVIEW                                MN       55126        Single Family           332000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        134725                     813.9635417        360                              359                       6.875                            0       0          0.375          7.25                                Loganville                               GA       30052        PUD                     134725                    20060101               85                     PMI                       1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        100400                     575.2083333        360                              359                       6.5                              0       0          0.375          6.875                               Charlotte                                NC       28215        Single Family           100400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        138750                     881.640625         360                              359                       7.25                             0       0          0.375          7.625                               Mesa                                     AZ       85204        Single Family           138750                    20060101               75                     No MI                     1.00E+17                              2.25       20151201                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      120                  360                 EMC             20351201         NO
(GI-)G01        93592.53                   477.7118719        360                              359                       5.75                             0       0          0.375          6.125                               Salt Lake City                           UT       84118        Single Family           93600                     20060101               80                     No MI                     1.00E+17                              2.25       20071201                       12.125        1.875         1                    First Lien      NO           Y           60            Prepay      24                   360                 EMC             20351201         NO
(GII)G01        244000                     1499.583333        360                              359                       7                                0       0          0.375          7.375                               LAS VEGAS                                NV       89144        PUD                     244000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        760000                     4354.166667        360                              359                       6.5                              0       0          0.375          6.875                               GILBERT                                  AZ       85296        PUD                     760000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        119412                     634.37625          360                              359                       6                                0       0          0.375          6.375                               ATLANTA                                  GA       30331        Single Family           119412                    20060101               79.48000336            No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        157948                     970.7220833        360                              359                       7                                0       0          0.375          7.375                               MARICOPA                                 AZ       85239        PUD                     157948                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        1137500                    6990.885417        360                              359                       7                                0       0          0.375          7.375                               Newport Beach                            CA       92660        Single Family           1137500                   20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         5                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        107992                     596.2058333        360                              359                       6.25                             0       0          0.375          6.625                               Las Vegas                                NV       89115        Condominium             107992                    20060101               80                     No MI                     1.00E+16                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        72100                      405.5625           360                              358                       6.375                            0       0          0.375          6.75                                Irving                                   TX       75060        Single Family           72100                     20051201               70                     No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        81250                      499.3489583        360                              359                       7                                0       0          0.375          7.375                               Romeoville                               IL       60446        PUD                     81250                     20060101               65                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        137600                     903                360                              359                       7.5                              0       0          0.375          7.875                               Brighton                                 CO       80601        Single Family           137600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        72000                      450                360                              359                       7.125                            0       0          0.375          7.5                                 Detroit                                  MI       48203        Single Family           72000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        344500                     1614.84375         360                              357                       5.25                             0       0          0.375          5.625                               Hilton Head Island                       SC       29926        PUD                     344500                    20051101               65                     No MI                     1.00E+17                              2.25       20101001                       11.625        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G01        210000                     1071.875           360                              358                       5.75                             0       0          0.375          6.125                               Hilton Head Island                       SC       29928        Condominium             210000                    20051201               72.41000366            No MI                     1.00E+17                              2.25       20101101                       12.125        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        335433.82                  2207.28            360                              358                       6.5                              0       0          0.375          6.875                               Manchester                               NH       03103        2-4 Family              336000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         2                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        114400                     774.5833333        360                              360                       7.75                             0       0          0.375          8.125                               BEDFORD                                  TX       76021        Single Family           114400                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       13.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GI-)G01        285185.27                  2021.46            360                              358                       7.25                             0       0          0.375          7.625                               DAVENPORT                                FL       33897        PUD                     285600                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.625        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        152000                     997.5              360                              359                       7.5                              0       0          0.375          7.875                               Orlando                                  FL       32822        Single Family           152000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        244179.47                  1608.16            360                              357                       6.5                              0       0          0.375          6.875                               Fort Myers                               FL       33913        PUD                     244800                    20051101               79.81999969            No MI                     1.00E+17                              2.25       20101001                       12.875        1.875         2                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351001         NO
(GII)G01        170950                     1068.4375          360                              359                       7.125                            0       0          0.375          7.5                                 Dallas                                   TX       75230        Single Family           170950                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        313108                     1891.694167        360                              359                       6.875                            0       0          0.375          7.25                                CHARLOTTE                                NC       28269        PUD                     313108                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        99997                      489.5686458        360                              359                       5.5                              0       0          0.375          5.875                               Albrightsville                           PA       18210        PUD                     100000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       10.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        329250                     1920.625           360                              359                       6.625                            0       0          0.375          7                                   GRAHAM                                   WA       98338        Single Family           329250                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        151200                     1039.5             360                              358                       7.875                            0       0          0.375          8.25                                OVERLAND PARK                            KS       66206        Single Family           151200                    20051201               80                     No MI                     1.00E+17                              2.375      20071101                       13.25         1.875         1                    First Lien      NO           Y           120           No_PP       24                   360                 EMC             20351101         NO
(GII)G01        158800                     975.9583333        360                              359                       7                                0       0          0.375          7.375                               olathe                                   KS       66061        PUD                     158800                    20060101               79.80999756            No MI                     1.00E+17                              2.25       20101201                       13.375        2             2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        185225.94                  1219.26            360                              358                       6.5                              0       0          0.375          6.875                               rither glen                              VA       22546        PUD                     185600                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        420000                     2187.5             360                              359                       5.875                            0       0          0.375          6.25                                FALLS CHURCH                             VA       22043        PUD                     420000                    20060101               80                     No MI                     1.00E+17                              2.25       20081201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       36                   360                 EMC             20351201         NO
(GII)G01        167200                     975.3333333        360                              359                       6.625                            0       0          0.375          7                                   lake elsinore                            CA       92530        Condominium             167200                    20060101               80                     No MI                     1.00E+17                              2.75       20101201                       13            1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        212000                     1325               360                              358                       7.125                            0       0          0.375          7.5                                 VERO BEACH                               FL       32966        PUD                     212000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.5          2.375         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        171200                     998.6666667        360                              359                       6.625                            0       0          0.375          7                                   lake elsinore                            CA       92530        Condominium             171200                    20060101               80                     No MI                                                           2.25       20101201                       13            1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        159600                     931                360                              359                       6.625                            0       0          0.375          7                                   Buckeye                                  AZ       85326        PUD                     159600                    20060101               80                     No MI                     1.00E+16                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        149600                     935                360                              359                       7.125                            0       0          0.375          7.5                                 las vegas                                NV       89128        Condominium             149600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        212000                     1325               360                              359                       7.125                            0       0          0.375          7.5                                 Vero Beach                               FL       32966        Townhouse               212000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        261600                     1526               360                              359                       6.625                            0       0          0.375          7                                   District Heights                         MD       20747        Single Family           261600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        300000                     1968.75            360                              358                       7.5                              0       0          0.375          7.875                               Downey                                   CA       90242        Single Family           300000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        168000                     1015               360                              358                       6.875                            0       0          0.375          7.25                                Los Angeles                              CA       91606        Condominium             168000                    20051201               74.66999817            No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        159250                     928.9583333        360                              359                       6.625                            0       0          0.375          7                                   Kansas City                              MO       64157        Single Family           159250                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        141375                     824.6875           360                              359                       6.625                            0       0          0.375          7                                   Kansas City                              MO       64157        Single Family           141375                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        243600                     1268.75            360                              359                       5.875                            0       0          0.375          6.25                                San Diego                                CA       92139        Condominium             243600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        125200                     704.25             360                              358                       6.375                            0       0          0.375          6.75                                Norcross                                 GA       30093        Single Family           125200                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        90400                      546.1666667        360                              360                       6.875                            0       0          0.375          7.25                                TROY                                     NY       12180        2-4 Family              90400                     20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20360101         NO
(GII)G01        63951.3                    442.03             360                              359                       7                                0       0          0.375          7.375                               Chicago Heights                          IL       60411        2-4 Family              64000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        208000                     1386.666667        360                              359                       7.625                            0       0          0.375          8                                   Davenport                                FL       33837        Single Family           208000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        264000                     1622.5             360                              359                       7                                0       0          0.375          7.375                               Hyattsville                              MD       20782        Single Family           264000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        480000                     2650               360                              358                       6.25                             0       0          0.375          6.625                               West Hills                               CA       91307        Single Family           480000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.625        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        374962                     2109.16125         360                              359                       6.375                            0       0          0.375          6.75                                Tempe                                    AZ       85282        Single Family           374962                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        333355                     1909.846354        360                              359                       6.5                              0       0          0.375          6.875                               SURPRISE                                 AZ       85379        PUD                     333355                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        240162.99                  1400.950775        360                              359                       6.625                            0       0          0.375          7                                   MARICOPA                                 AZ       85239        PUD                     240163                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        155649.66                  924.1698563        360                              359                       6.75                             0       0          0.375          7.125                               MARICOPA                                 AZ       85239        PUD                     155651                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        249200                     1427.708333        360                              359                       6.5                              0       0          0.375          6.875                               SOMERSET                                 NJ       08873        Condominium             249200                    20060101               79.36000061            No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        222529                     1228.545521        360                              359                       6.25                             0       0          0.375          6.625                               LAS VEGAS                                NV       89122        PUD                     222529                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        173412                     1065.76125         360                              359                       7                                0       0          0.375          7.375                               ORLANDO                                  FL       32835        Condominium             173412                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        211153                     1297.711146        360                              359                       7                                0       0          0.375          7.375                               NORTH LAS VEGAS                          NV       89084        Single Family           211153                    20060101               90                     GE Capital MI             1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        245964                     1460.41125         360                              359                       6.75                             0       0          0.375          7.125                               CHARLOTTE                                NC       28270        PUD                     245964                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        430500                     2690.625           360                              359                       7.125                            0       0          0.375          7.5                                 Los Angeles                              CA       90002        2-4 Family              430500                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        198750                     1304.296875        360                              359                       7.5                              0       0          0.375          7.875                               Dallas                                   TX       75246        2-4 Family              198750                    20060101               75                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        210000                     1225               360                              359                       6.625                            0       0          0.375          7                                   MANASSAS                                 VA       20110        PUD                     210000                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        376000                     1997.5             360                              359                       6                                0       0          0.375          6.375                               Washington                               DC       20010        Single Family           376000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        229644.46                  1667.38            360                              358                       7.5                              0       0          0.375          7.875                               Humble                                   TX       77346        PUD                     229962                    20051201               79.62000275            No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GII)G01        140800                     806.6666667        360                              359                       6.5                              0       0          0.375          6.875                               Las Vegas                                NV       89142        Condominium             140800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G02        550250                     3037.838542        360                              359                       6.25                             0       0          0.375          6.625                               TRACY                                    CA       95377        Single Family           550250                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        87920                      522.025            360                              358                       6.75                             0       0          0.375          7.125                               Murrells Inlet                           SC       29576        Condominium             87920                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        158209.99                  906.411401         360                              359                       6.5                              0       0          0.375          6.875                               BRUNSWICK                                OH       44212        Single Family           158210                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        293100                     1954               360                              359                       7.625                            0       0          0.375          8                                   SURPRISE                                 AZ       85379        Single Family           293100                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        691944.57                  4252.576003        360                              359                       7                                0       0          0.375          7.375                               Warminster                               PA       18974        Single Family           692000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        260400                     1627.5             360                              359                       7.125                            0       0          0.375          7.5                                 Wheaton                                  IL       60187        Single Family           260400                    20060101               65.09999847            No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        111299.63                  695.6226875        360                              359                       7.125                            0       0          0.375          7.5                                 Inverness                                FL       34453        Single Family           111300                    20060101               70                     No MI                                                           2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        74998.41                   429.6783906        360                              358                       6.5                              0       0          0.375          6.875                               Houston                                  TX       77014        PUD                     75000                     20051201               67.56999969            No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        132930                     844.659375         360                              358                       7.25                             0       0          0.375          7.625                               Lake Helen                               FL       32744        Single Family           132930                    20051201               70                     No MI                     1.00E+17                              2.25       20101101                       12.625        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        122800                     716.3333333        360                              359                       6.625                            0       0          0.375          7                                   SOMERSET                                 KY       42502        Single Family           122800                    20060101               80                     No MI                     1.00E+17                              2.25       20081201                       13            1.875         1                    First Lien      NO           Y           36            No_PP       36                   360                 EMC             20351201         NO
(GII)G01        286164                     1758.71625         360                              359                       7                                0       0          0.375          7.375                               Phoenix                                  AZ       85085        PUD                     286164                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        75000                      429.6875           360                              358                       6.5                              0       0          0.375          6.875                               Houston                                  TX       77014        PUD                     75000                     20051201               67.56999969            No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        304595.49                  2236.51            360                              359                       7.625                            0       0          0.375          8                                   Meridian                                 ID       83642        Single Family           304800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       13            1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        75000                      429.6875           360                              358                       6.5                              0       0          0.375          6.875                               Houston                                  TX       77014        Single Family           75000                     20051201               67.83999634            No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        489600                     2601               360                              358                       6                                0       0          0.375          6.375                               SALT LAKE CITY                           UT       84105        Single Family           489600                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        75000                      429.6875           360                              358                       6.5                              0       0          0.375          6.875                               Houston                                  TX       77014        PUD                     75000                     20051201               67.83999634            No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        760000                     4037.5             360                              358                       6                                0       0          0.375          6.375                               Valley Center                            CA       92082        Single Family           760000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.375        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        204014                     1105.075833        360                              359                       6.125                            0       0          0.375          6.5                                 Maricopa                                 AZ       85239        PUD                     204014                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        74285                      386.9010417        360                              358                       5.875                            0       0          0.375          6.25                                COLORADO SPRINGS                         CO       80809        Single Family           74285                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        880000                     5041.666667        360                              358                       6.5                              0       0          0.375          6.875                               San Juan Capistrano                      CA       92675        Single Family           880000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        191200                     1135.25            360                              359                       6.75                             0       0          0.375          7.125                               Phoenix                                  AZ       85027        Single Family           191200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        168000                     962.5              360                              359                       6.5                              0       0          0.375          6.875                               Glendale                                 AZ       85302        Single Family           168000                    20060101               71.48999786            No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        209451.99                  1330.892853        360                              359                       7.25                             0       0          0.375          7.625                               WESLEY CHAPEL                            FL       33544        PUD                     209452                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        160800                     954.75             360                              359                       6.75                             0       0          0.375          7.125                               HYATTSVILLE                              MD       20785        Condominium             160800                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        140000                     816.6666667        360                              359                       6.625                            0       0          0.375          7                                   Richmond                                 VA       23234        Single Family           140000                    20060101               80                     No MI                                                           2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        372000                     2402.5             360                              359                       7.375                            0       0          0.375          7.75                                Sterling                                 VA       20164        Single Family           372000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        313600                     1829.333333        360                              358                       6.625                            0       0          0.375          7                                   Anchorage                                AK       99508        2-4 Family              313600                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       13            1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        117800                     687.1666667        360                              358                       6.625                            0       0          0.375          7                                   Muscle Shoals                            AL       35661        2-4 Family              117800                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       13            1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        153642.51                  896.247975         360                              358                       6.625                            0       0          0.375          7                                   HOUSTON                                  TX       77033        Condominium             153644                    20051201               80                     No MI                     1004140-0100011597                    2.25       20101101                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        300000                     1687.5             360                              358                       6.375                            0       0          0.375          6.75                                West Hollywood                           CA       90069        Condominium             300000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        147840                     862.4              360                              358                       6.625                            0       0          0.375          7                                   TUCSON                                   AZ       85742        Single Family           147840                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        300000                     1812.5             360                              358                       6.875                            0       0          0.375          7.25                                Highland                                 CA       92346        2-4 Family              300000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        123200                     718.6666667        360                              359                       6.625                            0       0          0.375          7                                   Castle Rock                              CO       80104        Condominium             123200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        134800                     772.2916667        360                              358                       6.5                              0       0          0.375          6.875                               LAWRENCEVILLE                            GA       30044        Single Family           134800                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        159656                     781.6491667        360                              359                       5.5                              0       0          0.375          5.875                               ALPHARETTA                               GA       30004        PUD                     159656                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       10.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        281894.99                  1526.931196        360                              359                       6.125                            0       0          0.375          6.5                                 SUN CITY WEST                            AZ       85374        PUD                     281895                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        191294.99                  1016.254634        360                              359                       6                                0       0          0.375          6.375                               BONITA SPRINGS                           FL       34135        PUD                     191295                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        107656                     616.7791667        360                              359                       6.5                              0       0          0.375          6.875                               KANSAS CITY                              MO       64118        PUD                     107656                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        159804.99                  998.7811875        360                              358                       7.125                            0       0          0.375          7.5                                 FOUNTAIN                                 CO       80817        PUD                     159805                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        210944                     1098.666667        360                              358                       5.875                            0       0          0.375          6.25                                Hendersonville                           TN       37075        PUD                     210944                    20051201               80                     No MI                     1.00E+17                              2.25       20151101                       12.25         1.875         2                    First Lien      NO           Y           120           Prepay      120                  360                 EMC             20351101         NO
(GII)G01        129600                     742.5              360                              358                       6.5                              0       0          0.375          6.875                               Stockbridge                              GA       30281        Single Family           129600                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        209800                     1267.541667        360                              358                       6.875                            0       0          0.375          7.25                                LITTLETON                                CO       80120        2-4 Family              210000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        154400                     884.5833333        360                              359                       6.5                              0       0          0.375          6.875                               PRESCOTT                                 AZ       86301        Single Family           154400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        178400                     1022.083333        360                              359                       6.5                              0       0          0.375          6.875                               Loveland                                 CO       80538        Single Family           178400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        133600                     765.4166667        360                              359                       6.5                              0       0          0.375          6.875                               GREELEY                                  CO       80634        Single Family           133600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        101600                     582.0833333        360                              359                       6.5                              0       0          0.375          6.875                               GREELEY                                  CO       80631        Single Family           101600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        102400                     586.6666667        360                              359                       6.5                              0       0          0.375          6.875                               GREELEY                                  CO       80631        Single Family           102400                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        109600                     627.9166667        360                              359                       6.5                              0       0          0.375          6.875                               GREELEY                                  CO       80631        Single Family           109600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        62400                      351                360                              358                       6.375                            0       0          0.375          6.75                                ROUND ROCKS                              TX       78664        PUD                     62400                     20051201               65                     No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        134725                     813.9635417        360                              359                       6.875                            0       0          0.375          7.25                                LOGANVILLE                               GA       30052        PUD                     134725                    20060101               85                     PMI                       1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G02        487467.94                  2640.451342        360                              359                       6.125                            0       0          0.375          6.5                                 MOUNTAIN HOUSE                           CA       95391        PUD                     487600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        475120                     3068.483333        360                              359                       7.375                            0       0          0.375          7.75                                Houston                                  TX       77082        PUD                     475120                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        237990.23                  1512.229586        360                              357                       7.25                             0       0          0.375          7.625                               Goodyear                                 AZ       85338        PUD                     238400                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GII)G01        342800                     1963.958333        360                              360                       6.5                              0       0          0.375          6.875                               Woodbridge                               VA       22191        Single Family           342800                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        272000                     1388.333333        360                              359                       5.75                             0       0          0.375          6.125                               Old Bridge                               NJ       07735        Single Family           272000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        139600                     799.7916667        360                              359                       6.5                              0       0          0.375          6.875                               Richmond                                 VA       23237        Single Family           139600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        236700                     1306.78125         360                              359                       6.25                             0       0          0.375          6.625                               Gilbert                                  AZ       85296        PUD                     236700                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        340000                     2089.583333        360                              360                       7                                0       0          0.375          7.375                               Fredericksburg                           VA       22407        PUD                     340000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        102960                     589.875            360                              358                       6.5                              0       0          0.375          6.875                               Conyers                                  GA       30012        2-4 Family              102960                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        140000                     918.75             360                              359                       7.5                              0       0          0.375          7.875                               Hialeah                                  FL       33016        Condominium             140000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        288000                     1680               360                              358                       6.625                            0       0          0.375          7                                   Woodbridge                               VA       22193        PUD                     288000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        253600                     1532.166667        360                              358                       6.875                            0       0          0.375          7.25                                SILVER SPRING                            MD       20902        Single Family           253600                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        189000                     1141.875           360                              358                       6.875                            0       0          0.375          7.25                                MESA                                     AZ       85212        PUD                     189000                    20051201               70                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        103600                     604.3333333        360                              359                       6.625                            0       0          0.375          7                                   Lake Worth                               FL       33460        Condominium             103600                    20060101               70                     No MI                                                           2.25       20101201                       12            1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        286000                     1668.333333        360                              359                       6.625                            0       0          0.375          7                                   Brooklyn                                 NY       11234        Single Family           286000                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       12            1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        134632.28                  976.85             360                              359                       7.5                              0       0          0.375          7.875                               LONGANVILLE                              GA       30052        PUD                     134725                    20060101               85                     United Guaranty           1.00E+17                              2.25       20101201                       13.875        1.875         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        75920                      490.3166667        360                              358                       7.375                            0       0          0.375          7.75                                Terrell                                  TX       75160        Single Family           75920                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        223999.99                  1283.333276        360                              359                       6.5                              0       0          0.375          6.875                               SUMMERFIELD                              NC       27358        Single Family           224000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        141200                     779.5416667        360                              358                       6.25                             0       0          0.375          6.625                               CENTENNIAL                               CO       80122        Condominium             141200                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G03        63900                      359.4375           360                              358                       6.375                            0       0          0.375          6.75                                BLOOMINGDALE                             MI       49026        Single Family           63900                     20051201               63.95999908            No MI                                                           2.25       20121101                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351101         NO
(GII)G01        131200                     765.3333333        360                              354                       6.625                            0       0          0.375          7                                   Meridian                                 ID       83642        PUD                     131200                    20050801               80                     No MI                     1.00E+17                              2.25       20100701                       13            1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350701         NO
(GII)G01        104010                     552.553125         360                              358                       6                                0       0          0.375          6.375                               Myrtle Beach                             SC       29579        Condominium             104010                    20051201               47.5                   No MI                     1.00E+17                              2.25       20101101                       12.375        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        326950                     1975.322917        360                              359                       6.875                            0       0          0.375          7.25                                ODENTON                                  MD       21113        Townhouse               326950                    20060101               80                     No MI                                                           2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        355976                     2336.0925          360                              359                       7.5                              0       0          0.375          7.875                               FREDERICK                                MD       21704        Townhouse               355976                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        256000                     1386.666667        360                              359                       6.125                            0       0          0.375          6.5                                 NORTH LAS VEGAS                          NV       89032        PUD                     256000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        201052                     1151.860417        360                              359                       6.5                              0       0          0.375          6.875                               LOS LUNAS                                NM       87031        PUD                     201052                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G02        977640                     5499.225           360                              358                       6.375                            0       0          0.375          6.75                                WEST FRIENDSHIP                          MD       21794        PUD                     977640                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        188839.99                  1199.92077         360                              359                       7.25                             0       0          0.375          7.625                               Aurora                                   IL       60502        PUD                     188840                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        159600                     1014.125           360                              360                       7.25                             0       0          0.375          7.625                               SARASOTA                                 FL       34238        Condominium             159600                    20060201               58.15999985            No MI                     1.00E+17                              2.25       20110101                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        381392                     2423.428333        360                              358                       7.25                             0       0          0.375          7.625                               INDIO                                    CA       92203        PUD                     381392                    20051201               80                     No MI                     1.00E+17                              2.25       20151101                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20351101         NO
(GII)G01        243200                     1469.333333        360                              359                       6.875                            0       0          0.375          7.25                                WOODBRIDGE                               VA       22192        Townhouse               243200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        154000                     914.375            360                              359                       6.75                             0       0          0.375          7.125                               Crofton                                  MD       21114        Single Family           154000                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        112000                     735                360                              359                       7.5                              0       0          0.375          7.875                               Grand Prairie                            TX       75052        Single Family           112000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        194560                     1216               360                              359                       7.125                            0       0          0.375          7.5                                 Phoenix                                  AZ       85029        Condominium             194560                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        305908.48                  1880.062533        360                              358                       7                                0       0          0.375          7.375                               DECATUR                                  GA       30030        Single Family           306800                    20051201               80                     No MI                                                           2.25       20101101                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        180800                     1111.166667        360                              358                       7                                0       0          0.375          7.375                               Zion                                     IL       60099        2-4 Family              180800                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        704000                     3373.333333        360                              359                       5.375                            0       0          0.375          5.75                                Redwood City                             CA       94061        2-4 Family              704000                    20060101               80                     No MI                     1.00E+17                              2.25       20081201                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      36                   360                 EMC             20351201         NO
(GII)G01        385600                     2289.5             360                              358                       6.75                             0       0          0.375          7.125                               North Hollywood                          CA       91605        Single Family           385600                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        840000                     5075               360                              359                       6.875                            0       0          0.375          7.25                                Hayward                                  CA       94542        2-4 Family              840000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        787000                     5164.6875          360                              359                       7.5                              0       0          0.375          7.875                               LADERA RANCH                             CA       92694        PUD                     787000                    20060101               71.55000305            No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        113900                     777                360                              360                       6.875                            0       0          0.375          7.25                                Brunswick                                GA       30045        PUD                     113900                    20060201               79.98000336            No MI                     1.00E+17                              2.25       20110101                       12.25         1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20360101         NO
(GII)G01        124000                     710.4166667        360                              359                       6.5                              0       0          0.375          6.875                               Eloy                                     AZ       85231        2-4 Family              124000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        429100                     2324.291667        360                              358                       6.125                            0       0          0.375          6.5                                 Santa Clara                              CA       95051        Single Family           429100                    20051201               70                     No MI                     1.00E+17                              2.25       20101101                       11.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        126648                     672.8175           360                              359                       6                                0       0          0.375          6.375                               FRANKLIN                                 OH       45005        PUD                     126648                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        314000                     1798.958333        360                              359                       6.5                              0       0          0.375          6.875                               SAN BERNARDINO                           CA       92405        2-4 Family              314000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        280000                     1604.166667        360                              359                       6.5                              0       0          0.375          6.875                               Gaithersburg                             MD       20886        PUD                     280000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        360000                     2362.5             360                              359                       7.5                              0       0          0.375          7.875                               Elk River                                MN       55330        Single Family           360000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        240000                     1475               360                              359                       7                                0       0          0.375          7.375                               LAS VEGAS                                NV       89144        PUD                     240000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        139999.03                  831.2442406        360                              359                       6.75                             0       0          0.375          7.125                               North Las Vegas                          NV       89030        Single Family           140000                    20060101               77.77999878            No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        159920                     982.8416667        360                              359                       7                                0       0          0.375          7.375                               Atlanta                                  GA       30308        Condominium             159920                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        245612                     1381.5675          360                              359                       6.375                            0       0          0.375          6.75                                PHOENIXVILLE                             PA       19460        PUD                     245612                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        285000                     1395.3125          360                              359                       5.5                              0       0          0.375          5.875                               FORT COLLINS                             CO       80524        Single Family           285000                    20060101               48.31000137            No MI                     1.00E+17                              2.25       20101201                       10.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        95875                      589.2317708        360                              359                       7                                0       0          0.375          7.375                               Florissant                               MO       63061        Single Family           95875                     20060101               65                     No MI                     1.00E+17                              2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        285000                     1632.8125          360                              358                       6.5                              0       0          0.375          6.875                               RANCHO SANTA MARGARITA                   CA       92688        Condominium             285000                    20051201               75                     No MI                                                           2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351101         NO
(GII)G01        197150                     1129.505208        360                              358                       6.5                              0       0          0.375          6.875                               Pottstown                                PA       19465        PUD                     197150                    20051201               79.98999786            No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        153600                     992                360                              359                       7.375                            0       0          0.375          7.75                                BATON ROUGE                              LA       70817        PUD                     153600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        150350                     845.71875          360                              358                       6.375                            0       0          0.375          6.75                                LAS VEGAS                                NV       89128        Condominium             150350                    20051201               79.98000336            No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        158290.99                  1148.51            360                              358                       7.5                              0       0          0.375          7.875                               Saint Cloud                              FL       34769        Single Family           158400                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        197312.97                  1398.6             360                              358                       7.25                             0       0          0.375          7.625                               SEFFNER                                  FL       33584        Single Family           197600                    20051201               80                     No MI                                                           2.25       20101101                       12.625        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        180050                     881.4947917        360                              359                       5.5                              0       0          0.375          5.875                               ARNOLD                                   MD       21012        Single Family           180050                    20060101               65                     No MI                     1.00E+17                              2.25       20081201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       36                   360                 EMC             20351201         NO
(GII)G01        381900                     2307.3125          360                              359                       6.875                            0       0          0.375          7.25                                ROUND HILL                               VA       20141        PUD                     381900                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        256000                     1386.666667        360                              358                       6.125                            0       0          0.375          6.5                                 NORTH AURORA                             IL       60542        PUD                     256000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        376000                     2224.18            360                              359                       5.5                              0       0          0.375          5.875                               Cape Coral                               FL       33914        Single Family           376000                    20060101               49.86999893            No MI                     1.00E+17                              2.25       20101201                       10.875        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        183931.96                  1034.617275        360                              357                       6.375                            0       0          0.375          6.75                                Titusville                               FL       32780        PUD                     185068                    20051101               80                     No MI                                                           2.25       20101001                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G02        626300                     3522.9375          360                              358                       6.375                            0       0          0.375          6.75                                Pensacola Beach                          FL       32561        Single Family           626300                    20051201               59.65000153            No MI                                                           2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        73349.99                   412.5936938        360                              357                       6.375                            0       0          0.375          6.75                                Mobile                                   AL       36618        Single Family           73350                     20051101               90                     Republic MIC                                                    2.75       20101001                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G01        286900                     1643.697917        360                              357                       6.5                              0       0          0.375          6.875                               Benton                                   LA       71006        Single Family           286900                    20051101               95                     Republic MIC                                                    2.75       20101001                       11.875        2.375         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G01        89061.8                    500.972625         360                              358                       6.375                            0       0          0.375          6.75                                Fort Myers                               FL       33916        Single Family           89800                     20051201               80                     No MI                                                           2.25       20101101                       11.75         2.375         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        46560                      261.9              360                              357                       6.375                            0       0          0.375          6.75                                Mobile                                   AL       36609        Single Family           46560                     20051101               80                     No MI                                                           2.75       20101001                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G01        292850                     1769.302083        360                              359                       6.875                            0       0          0.375          7.25                                HIGHLANDS RANCH                          CO       80130        PUD                     292850                    20060101               79.98999786            No MI                     1.00E+17                              2.25       20101201                       12.25         2.375         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        85695.89                   482.0393813        360                              358                       6.375                            0       0          0.375          6.75                                Fort Myers                               FL       33907        Single Family           85720                     20051201               80                     No MI                                                           2.25       20101101                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        155999.99                  893.7499427        360                              359                       6.5                              0       0          0.375          6.875                               North Lauderdale                         FL       33068        Single Family           156000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        106400                     543.0833333        360                              357                       5.75                             0       0          0.375          6.125                               Baton Rouge                              LA       70809        Condominium             106400                    20051101               80                     No MI                                                           2.75       20101001                       11.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G01        189000                     1141.875           360                              359                       6.875                            0       0          0.375          7.25                                Phoenix                                  AZ       85022        PUD                     189000                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       12.25         2.375         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        272564                     1703.525           360                              359                       7.125                            0       0          0.375          7.5                                 Kissimmee                                FL       34747        PUD                     272564                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        348750                     2143.359375        360                              359                       7                                0       0          0.375          7.375                               LOS ANGELES                              CA       90011        2-4 Family              348750                    20060101               75                     No MI                                                           2.25       20101201                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        480200                     2801.166667        360                              358                       6.625                            0       0          0.375          7                                   STAFFORD                                 VA       22554        PUD                     480200                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        399350                     2246.34375         360                              359                       6.375                            0       0          0.375          6.75                                ALDIE                                    VA       20105        PUD                     399350                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        83942.19                   609.06             360                              359                       7.5                              0       0          0.375          7.875                               Effort                                   PA       18330        PUD                     84000                     20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        107925.68                  783.07             360                              359                       7.5                              0       0          0.375          7.875                               Kunkletown                               PA       18058        PUD                     108000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351201         NO
(GII)G01        392000                     2450               360                              359                       7.125                            0       0          0.375          7.5                                 North Bergen                             NJ       07047        2-4 Family              392000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        184000                     1188.333333        360                              359                       7.375                            0       0          0.375          7.75                                HANOVER PARK                             IL       60133        Single Family           184000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        208332                     1302.075           360                              359                       7.125                            0       0          0.375          7.5                                 GLEN BURNIE                              MD       21061        Condominium             208332                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        315000                     1739.0625          360                              358                       6.25                             0       0          0.375          6.625                               Fresno                                   CA       93702        2-4 Family              315000                    20051201               70                     No MI                     1.00E+17                              2.25       20101101                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        175500                     1005.46875         360                              359                       6.5                              0       0          0.375          6.875                               Baton Rouge                              LA       70817        Single Family           175500                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        152595.72                  794.769375         360                              358                       5.875                            0       0          0.375          6.25                                Glendale                                 AZ       85308        Single Family           152600                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        320800                     1771.083333        360                              358                       6.25                             0       0          0.375          6.625                               Atlantic City                            NJ       08401        Condominium             320800                    20051201               79.98999786            No MI                     1.00E+17                              2.25       20101101                       11.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        120000                     725                360                              358                       6.875                            0       0          0.375          7.25                                AURORA                                   CO       80017        Single Family           120000                    20051201               80                     No MI                                                           2.25       20101101                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        149000                     760.5208333        360                              359                       5.75                             0       0          0.375          6.125                               Highland Park                            IL       60035        Single Family           150000                    20060101               38.45999908            No MI                     1.00E+17                              2.25       20101201                       11.125        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        600000                     3937.5             360                              359                       7.5                              0       0          0.375          7.875                               PERRY                                    FL       32348        Single Family           600000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
(GII)G01        221250                     1244.53125         360                              359                       6.375                            0       0          0.375          6.75                                Hyattsville                              MD       20783        Single Family           221250                    20060101               75                     No MI                     1.00E+16                              2.25       20101201                       11.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        120000                     775                360                              358                       7.375                            0       0          0.375          7.75                                Cincinnati                               OH       45237        2-4 Family              120000                    20051201               75                     No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        55450                      329.234375         360                              358                       6.75                             0       0          0.375          7.125                               Decatur                                  GA       30035        Single Family           55450                     20051201               68.87999725            No MI                     1.00E+17                              2.25       20101101                       12.125        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        253750                     1348.046875        360                              358                       6                                0       0          0.375          6.375                               N LAS VEGAS                              NV       89081        PUD                     253750                    20051201               80                     No MI                     1.00E+17                              2.25       20081101                       12.375        1.875         2                    First Lien      NO           Y           120           Prepay      36                   360                 EMC             20351101         NO
(GII)G01        302551.96                  1827.918092        360                              359                       6.875                            0       0          0.375          7.25                                APPLE VALLEY                             CA       92308        PUD                     302552                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        234000                     1511.25            360                              358                       7.375                            0       0          0.375          7.75                                SACRAMENTO                               CA       95833        Single Family           234000                    20051201               75                     No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        118176                     750.91             360                              359                       7.25                             0       0          0.375          7.625                               ALBUQUERQUE                              NM       87120        PUD                     118176                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        178432                     1115.2             360                              358                       7.125                            0       0          0.375          7.5                                 ORLANDO                                  FL       32829        Condominium             178432                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        189410.84                  927.3239042        360                              359                       5.5                              0       0          0.375          5.875                               RANCHO CORDOVA                           CA       95670        PUD                     189455                    20060101               35.18000031            No MI                     1.00E+17                              2.25       20101201                       10.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        388000                     1940               360                              356                       5.625                            0       0          0.375          6                                   NAPLES                                   FL       34113        Condominium             388000                    20051001               80                     No MI                     1.00E+17                              2.75       20100901                       11            1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G02        716000                     2908.75            360                              357                       4.5                              0       0          0.375          4.875                               LOOKOUT MOUNTAIN                         TN       37350        Single Family           716000                    20051101               80                     No MI                     1.00E+17                              2.75       20101001                       9.875         2.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G02        460000                     1868.75            360                              355                       4.5                              0       0          0.375          4.875                               GULF BREEZE                              FL       32563        Single Family           460000                    20050901               80                     No MI                     1.00E+17                              2.75       20100801                       9.875         2.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350801         NO
(GI-)G01        544800                     2497               360                              356                       5.125                            0       0          0.375          5.5                                 PANAMA CITY BEACH                        FL       32413        PUD                     544800                    20051001               80                     No MI                     1.00E+17                              2.75       20080901                       11.5          2.375         2                    First Lien      NO           Y           120           No_PP       36                   360                 EMC             20350901         NO
(GII)G01        200689.18                  857.1100396        360                              356                       4.75                             0       0          0.375          5.125                               GAINESVILLE                              FL       32653        PUD                     208000                    20051001               80                     No MI                     1.00E+17                              2.75       20100901                       10.125        2.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GI-)G01        390800                     1831.875           360                              356                       5.25                             0       0          0.375          5.625                               PANAMA CITY BEACH                        FL       32413        Condominium             390800                    20051001               80                     No MI                     1.00E+17                              2.875      20080901                       11.625        2.375         2                    First Lien      NO           Y           120           No_PP       36                   360                 EMC             20350901         NO
(GII)G01        180000                     750                360                              356                       4.625                            0       0          0.375          5                                   LOOKOUT MOUNTAIN                         TN       37350        Single Family           180000                    20051001               80                     No MI                     1.00E+17                              2.75       20100901                       10            2.5           2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GI-)G01        672000                     2940               360                              356                       4.875                            0       0          0.375          5.25                                WINDERMERE                               FL       34786        PUD                     672000                    20051001               80                     No MI                     1.00E+17                              2.75       20080901                       11.25         2.375         2                    First Lien      NO           Y           120           No_PP       36                   360                 EMC             20350901         NO
(GII)G02        458799.99                  1816.083294        360                              356                       4.375                            0       0          0.375          4.75                                BIRMINGHAM                               AL       35242        PUD                     458800                    20051001               80                     No MI                     1.00E+17                              2.75       20100901                       9.75          2.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G03        762000                     3492.5             360                              356                       5.125                            0       0          0.375          5.5                                 BIRMINGHAM                               AL       35242        PUD                     762000                    20051001               80                     No MI                     1.00E+17                              2.75       20120901                       10.5          2.375         2                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20350901         NO
(GII)G01        374945.51                  1679.44343         360                              353                       5                                0       0          0.375          5.375                               WESLEY CHAPEL                            FL       33543        PUD                     375000                    20050701               75                     No MI                     1.00E+17                              2.875      20100601                       10.375        2.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350601         NO
(GII)G01        300000                     1156.25            360                              355                       4.25                             0       0          0.375          4.625                               SODDY DAISY                              TN       37379        Single Family           300000                    20050901               80                     No MI                     1.00E+17                              2.75       20100801                       9.625         2.5           2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350801         NO
(GII)G02        528000                     2585               360                              356                       5.5                              0       0          0.375          5.875                               TAMPA                                    FL       33604        Single Family           528000                    20051001               52.79999924            No MI                     1.00E+17                              2.75       20100901                       10.875        2.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G01        150291                     735.7996875        360                              356                       5.5                              0       0          0.375          5.875                               TAMPA                                    FL       33605        Condominium             150291                    20051001               90                     Mortgage Guaranty In      1.00E+17                              2.75       20100901                       10.875        2.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G03        943200                     4224.75            360                              356                       5                                0       0          0.375          5.375                               BRENTWOOD                                TN       37027        PUD                     943200                    20051001               80                     No MI                     1.00E+17                              2.75       20120901                       10.375        2.375         2                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20350901         NO
(GII)G01        164622.35                  823.11175          360                              356                       5.625                            0       0          0.375          6                                   BATON ROUGE                              LA       70810        PUD                     165600                    20051001               80                     No MI                     1.00E+17                              2.75       20100901                       11            2.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GI-)G01        697335.08                  3123.480046        360                              356                       5                                0       0          0.375          5.375                               HIGHLANDS                                NC       28741        PUD                     700000                    20051001               58.33000183            No MI                     1.00E+17                              2.75       20150901                       10.375        2.375         2                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20350901         NO
(GII)G02        890000                     4079.166667        360                              356                       5.125                            0       0          0.375          5.5                                 LONGWOOD                                 FL       32779        PUD                     890000                    20051001               79.11000061            No MI                     1.00E+17                              2.75       20100901                       10.5          2.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G02        595399.98                  2542.854081        360                              356                       4.75                             0       0          0.375          5.125                               JOHNSON CITY                             TN       37601        Single Family           595400                    20051001               79.59999847            No MI                     1.00E+17                              2.75       20100901                       10.375        2.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G02        474300.24                  1778.6259          360                              354                       4.125                            0       0          0.375          4.5                                 ORLANDO                                  FL       32819        PUD                     475000                    20050801               61.29000092            No MI                     1.00E+17                              2.875      20100701                       9.5           2.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350701         NO
(GII)G02        625000                     2929.6875          360                              356                       5.25                             0       0          0.375          5.625                               BRADENTON                                FL       34208        PUD                     625000                    20051001               51.43999863            No MI                     1.00E+17                              2.75       20100901                       10.625        2.5           2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G02        562999.99                  2580.416621        360                              356                       5.125                            0       0          0.375          5.5                                 OLDSMAR                                  FL       34677        PUD                     565600                    20051001               80                     No MI                     1.00E+17                              2.75       20100901                       10.5          2.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G02        431600                     1933.208333        360                              356                       5                                0       0          0.375          5.375                               FRANKLIN                                 TN       37064        PUD                     431600                    20051001               80                     No MI                     1.00E+17                              2.75       20100901                       10.375        2.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GI-)G01        263200                     1178.916667        360                              356                       5                                0       0          0.375          5.375                               FT WALTON BEACH                          FL       32547        PUD                     263200                    20051001               80                     No MI                     1.00E+17                              2.75       20150901                       10.375        2.375         2                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20350901         NO
(GII)G01        384000                     1840               360                              356                       5.375                            0       0          0.375          5.75                                DESTIN                                   FL       32541        Condominium             384000                    20051001               80                     No MI                     1.00E+17                              2.75       20100901                       10.75         2.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GI-)G01        1220000                    5972.916667        360                              356                       5.5                              0       0          0.375          5.875                               MAITLAND                                 FL       32751        Single Family           1220000                   20051001               55.45000076            No MI                     1.00E+17                              2.75       20150901                       10.875        2.375         2                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20350901         NO
(GII)G02        583700                     2614.489583        360                              356                       5                                0       0          0.375          5.375                               FORT MYERS                               FL       33919        Single Family           584000                    20051001               80                     No MI                     1.00E+17                              2.75       20100901                       10.375        2.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G02        572000                     2502.5             360                              356                       4.875                            0       0          0.375          5.25                                PENSACOLA                                FL       32507        Condominium             572000                    20051001               79.90000153            No MI                     1.00E+17                              2.75       20100901                       10.25         2.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G01        344000                     1720               360                              356                       5.625                            0       0          0.375          6                                   SAINT PETERSBURG                         FL       33702        Condominium             344000                    20051001               80                     No MI                     1.00E+17                              2.75       20100901                       11            2.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G02        488000                     2084.166667        360                              357                       4.75                             0       0          0.375          5.125                               PALM COAST                               FL       32137        Condominium             488000                    20051101               80                     No MI                     1.00E+17                              2.75       20101001                       10.125        2.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G02        960000                     4300               360                              356                       5                                0       0          0.375          5.375                               LYNN HAVEN                               FL       32444        Single Family           960000                    20051001               80                     No MI                     1.00E+17                              2.75       20100901                       10.375        2.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G03        740000                     3391.666667        360                              356                       5.125                            0       0          0.375          5.5                                 SAPPHIRE                                 NC       28774        PUD                     740000                    20051001               77.88999939            No MI                     1.00E+17                              2.75       20120901                       10.5          2.375         2                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20350901         NO
(GII)G02        454000                     1844.375           360                              355                       4.5                              0       0          0.375          4.875                               SAINT AUGUSTINE                          FL       32095        PUD                     454000                    20050901               67.36000061            No MI                     1.00E+17                              2.875      20100801                       9.875         2.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350801         NO
(GII)G02        990000                     4846.875           360                              356                       5.5                              0       0          0.375          5.875                               MARCO ISLAND                             FL       34145        Condominium             990000                    20051001               61.88000107            No MI                     1.00E+17                              2.75       20100901                       10.875        2.5           2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G03        490849.71                  2403.118372        360                              356                       5.5                              0       0          0.375          5.875                               PENSACOLA                                FL       32507        Condominium             495000                    20051001               75                     No MI                     1.00E+17                              2.75       20120901                       10.875        2.375         2                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20350901         NO
(GII)G02        507999.99                  2487.083284        360                              356                       5.5                              0       0          0.375          5.875                               GULF BREEZE                              FL       32563        PUD                     508000                    20051001               80                     No MI                     1.00E+17                              2.75       20100901                       10.875        2.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G03        900000                     4312.5             360                              356                       5.375                            0       0          0.375          5.75                                PENSACOLA                                FL       32507        Condominium             900000                    20051001               75                     No MI                     1.00E+17                              2.75       20120901                       10.75         2.375         2                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20350901         NO
(GI-)G01        317600                     1455.666667        360                              356                       5.125                            0       0          0.375          5.5                                 GULF BREEZE                              FL       32563        PUD                     317600                    20051001               80                     No MI                     1.00E+17                              2.75       20080901                       11.5          2.375         2                    First Lien      NO           Y           120           No_PP       36                   360                 EMC             20350901         NO
(GII)G01        303825.63                  1455.831144        360                              356                       5.375                            0       0          0.375          5.75                                CLERMONT                                 FL       34711        Single Family           304000                    20051001               77.94999695            No MI                     1.00E+17                              2.75       20100901                       10.75         2.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G02        441623.37                  1932.102244        360                              356                       4.875                            0       0          0.375          5.25                                PANAMA CITY BEACH                        FL       32413        Condominium             441720                    20051001               89.69000244            Republic MIC              1.00E+17                              2.75       20100901                       10.25         2.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G03        116000                     531.6666667        360                              356                       5.125                            0       0          0.375          5.5                                 TUSCALOOSA                               AL       35404        Condominium             116000                    20051001               80                     No MI                     1.00E+17                              2.75       20120901                       10.5          2.375         2                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20350901         NO
(GII)G01        256500                     1282.5             360                              356                       5.625                            0       0          0.375          6                                   WINTER PARK                              FL       32789        Single Family           256500                    20051001               90                     Republic MIC              1.00E+17                              2.75       20100901                       11            2.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G02        959794.12                  4099.120721        360                              356                       4.75                             0       0          0.375          5.125                               SAINT AUGUSTINE                          FL       32084        Single Family           960000                    20051001               80                     No MI                     1.00E+17                              2.75       20100901                       10.125        2.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G01        62699.97                   274.3123688        360                              356                       4.875                            0       0          0.375          5.25                                JOHNSON CITY                             TN       37604        Condominium             62700                     20051001               95                     Mortgage Guaranty In      1.00E+17                              2.75       20100901                       10.25         2.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G01        128000                     720                360                              356                       6.375                            0       0          0.375          6.75                                PENSACOLA                                FL       32501        Single Family           128000                    20051001               80                     No MI                     1.00E+17                              2.75       20100901                       11.75         2.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GI-)G01        307365.47                  1568.844586        360                              354                       5.75                             0       0          0.375          6.125                               MIRAMAR BEACH                            FL       32550        Condominium             310910                    20050801               79.73999786            No MI                     1.00E+17                              2.75       20080701                       12.125        2.375         2                    First Lien      NO           Y           120           No_PP       36                   360                 EMC             20350701         NO
(GII)G01        240000                     1175               360                              356                       5.5                              0       0          0.375          5.875                               PENSACOLA                                FL       32502        2-4 Family              240000                    20051001               80                     No MI                     1.00E+17                              2.75       20100901                       10.875        2.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G01        389075.49                  1823.791359        360                              356                       5.25                             0       0          0.375          5.625                               MIRAMAR BEACH                            FL       32550        PUD                     389600                    20051001               80                     No MI                     1.00E+17                              2.75       20100901                       10.625        2.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G01        195951.99                  959.3482844        360                              356                       5.5                              0       0          0.375          5.875                               TALLAHASSEE                              FL       32304        Single Family           196000                    20051001               80                     No MI                     1.00E+17                              2.75       20100901                       10.875        2.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G01        338999.98                  1447.812415        360                              356                       4.75                             0       0          0.375          5.125                               BRENTWOOD                                TN       37027        Single Family           339000                    20051001               66.33999634            No MI                     1.00E+17                              2.75       20100901                       10.125        2.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G03        160000                     766.6666667        360                              357                       5.375                            0       0          0.375          5.75                                TAMPA                                    FL       33629        Condominium             160000                    20051101               48.77999878            No MI                     1.00E+17                              2.75       20121001                       10.75         2.375         2                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351001         NO
(GI-)G01        491092.08                  2148.52785         360                              356                       4.875                            0       0          0.375          5.25                                TARPON SPRINGS                           FL       34688        PUD                     491200                    20051001               80                     No MI                     1.00E+17                              2.75       20080901                       11.25         2.375         2                    First Lien      NO           Y           120           No_PP       36                   360                 EMC             20350901         NO
(GII)G02        545999.98                  2673.124902        360                              356                       5.5                              0       0          0.375          5.875                               WINDERMERE                               FL       34786        PUD                     546000                    20051001               80                     No MI                     1.00E+17                              2.75       20100901                       10.875        2.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GI-)G01        109584.76                  536.5087208        360                              354                       5.5                              0       0          0.375          5.875                               MESA                                     AZ       85202        Condominium             109600                    20050801               80                     No MI                     1.00E+17                              2.75       20080701                       11.875        2.375         2                    First Lien      NO           Y           120           Prepay      36                   360                 EMC             20350701         NO
(GI-)G01        505000                     1998.958333        360                              355                       4.375                            0       0          0.375          4.75                                HOLLISTER                                CA       95023        Single Family           505000                    20050901               77.09999847            No MI                     1.00E+17                              2.75       20100801                       10.75         2.375         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350801         NO
(GI-)G01        139200                     667                360                              354                       5.375                            0       0          0.375          5.75                                VALRICO                                  FL       33594        PUD                     139200                    20050801               80                     No MI                     1.00E+17                              2.75       20080701                       11.75         2.375         2                    First Lien      NO           Y           120           No_PP       36                   360                 EMC             20350701         NO
(GII)G01        123940                     555.1479167        360                              355                       5                                0       0          0.375          5.375                               AUBURN                                   GA       30011        PUD                     123940                    20050901               80                     No MI                     1.00E+17                              2.75       20100801                       11.375        2.375         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350801         NO
(GII)G01        108000                     495                360                              354                       5.125                            0       0          0.375          5.5                                 CARROLLTON                               GA       30116        Single Family           108000                    20050801               87.80000305            Mortgage Guaranty In      1.00E+17                              2.75       20100701                       11.5          2.375         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350701         NO
(GII)G01        112000                     513.3333333        360                              354                       5.125                            0       0          0.375          5.5                                 LAWRENCEVILLE                            GA       30044        Single Family           112000                    20050801               80                     No MI                     1.00E+17                              2.75       20100701                       11.5          2.375         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350701         NO
(GII)G01        228000                     950                360                              354                       4.625                            0       0          0.375          5                                   ATLANTA                                  GA       30316        Single Family           228000                    20050801               80                     No MI                     1.00E+17                              2.75       20100701                       11            2.375         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350701         NO
(GI-)G01        223849.46                  1478.09            360                              354                       6.5                              0       0          0.375          6.875                               METHUEN                                  MA       01844        Single Family           225000                    20050801               67.76999664            No MI                     1.00E+17                              2.75       20080701                       12.875        2.375         2                    First Lien      NO           N           0             No_PP       36                   360                 EMC             20350701         NO
(GII)G02        520000                     2654.166667        360                              355                       5.75                             0       0          0.375          6.125                               MCLEAN                                   VA       22102        PUD                     520000                    20050901               80                     No MI                     1.00E+17                              2.75       20100801                       12.125        2.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350801         NO
(GI-)G01        624855.9                   2994.101188        360                              354                       5.375                            0       0          0.375          5.75                                ALPHARETTA                               GA       30005        PUD                     640000                    20050801               80                     No MI                     1.00E+17                              2.75       20080701                       11.75         2.375         2                    First Lien      NO           Y           120           No_PP       36                   360                 EMC             20350701         NO
(GI-)G01        159800                     649.1875           360                              354                       4.5                              0       0          0.375          4.875                               SUWANEE                                  GA       30024        PUD                     159800                    20050801               61.50999832            No MI                     1.00E+17                              2.75       20080701                       10.875        2.375         2                    First Lien      NO           Y           120           Prepay      36                   360                 EMC             20350701         NO
(GII)G01        170184.55                  762.2849635        360                              355                       5                                0       0          0.375          5.375                               WINTERVILLE                              GA       30683        Single Family           170200                    20050901               79.98000336            No MI                     1.00E+17                              2.75       20100801                       11.375        2.375         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350801         NO
(GII)G01        215000                     985.4166667        360                              354                       5.125                            0       0          0.375          5.5                                 VIRGINIA BEACH                           VA       23456        PUD                     215000                    20050801               72.63999939            No MI                     1.00E+17                              2.75       20100701                       11.5          2.375         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350701         NO
(GI-)G01        137600                     802.6666667        360                              355                       6.625                            0       0          0.375          7                                   COVINGTON                                GA       30016        Single Family           137600                    20050901               80                     No MI                     1.00E+17                              2.75       20070801                       13            2.375         2                    First Lien      NO           Y           120           No_PP       24                   360                 EMC             20350801         NO
(GII)G01        336799.94                  1648.916373        360                              354                       5.5                              0       0          0.375          5.875                               LAS VEGAS                                NV       89143        PUD                     336800                    20050801               80                     No MI                     1.00E+17                              2.75       20100701                       11.875        2.375         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350701         NO
(GII)G01        143638.06                  807.9640875        360                              354                       6.375                            0       0          0.375          6.75                                EL MIRAGE                                AZ       85335        Single Family           143900                    20050801               79.98999786            No MI                     1.00E+17                              2.75       20100701                       12.75         2.375         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350701         NO
(GII)G01        234500                     1148.072917        360                              354                       5.5                              0       0          0.375          5.875                               SCOTTSDALE                               AZ       85254        Single Family           234500                    20050801               70                     No MI                     1.00E+17                              2.75       20100701                       11.875        2.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350701         NO
(GI-)G01        127798.94                  692.2442583        360                              354                       6.125                            0       0          0.375          6.5                                 SUMMERFIELD                              FL       34491        Single Family           127800                    20050801               94.98000336            Mortgage Guaranty In      1.00E+17                              2.75       20070701                       12.5          2.375         2                    First Lien      NO           Y           120           No_PP       24                   360                 EMC             20350701         NO
(GII)G01        140800                     645.3333333        360                              353                       5.125                            0       0          0.375          5.5                                 APACHE JUNCTION                          AZ       85218        PUD                     140800                    20050701               80                     No MI                     1.00E+17                              2.75       20100601                       11.5          2.375         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350601         NO
(GI-)G01        143434                     896.4625           360                              354                       7.125                            0       0          0.375          7.5                                 LOGANVILLE                               GA       30052        PUD                     143434                    20050801               80                     No MI                     1.00E+17                              2.75       20070701                       13.5          2.375         2                    First Lien      NO           Y           120           No_PP       24                   360                 EMC             20350701         NO
(GI-)G01        176000                     880                360                              356                       5.625                            0       0          0.375          6                                   BRIGHTON                                 CO       80602        Single Family           176000                    20051001               80                     No MI                     1.00E+17                              2.75       20070901                       12            2.375         2                    First Lien      NO           Y           120           No_PP       24                   360                 EMC             20350901         NO
(GII)G01        171584                     822.1733333        360                              353                       5.375                            0       0          0.375          5.75                                CUMMING                                  GA       30040        PUD                     171584                    20050701               80                     No MI                     1.00E+17                              2.75       20100601                       11.75         2.375         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350601         NO
(GI-)G01        650000                     3114.583333        360                              351                       5.375                            0       0          0.375          5.75                                ALPHARETTA                               GA       30004        PUD                     650000                    20050501               74.37000275            No MI                     1.00E+17                              2.25       20080401                       10.75         2.375         1                    First Lien      NO           Y           36            No_PP       36                   360                 EMC             20350401         NO
(GI-)G01        324800                     1624               360                              356                       5.625                            0       0          0.375          6                                   CENTENNIAL                               CO       80016        Single Family           324800                    20051001               80                     No MI                     1.00E+17                              2.75       20070901                       12            1.875         2                    First Lien      NO           Y           120           No_PP       24                   360                 EMC             20350901         NO
(GII)G01        228725.78                  1286.582513        360                              355                       6.375                            0       0          0.375          6.75                                PHOENIX                                  AZ       85028        Single Family           228800                    20050901               80                     No MI                     1.00E+17                              2.75       20100801                       12.75         2.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350801         NO
(GII)G01        280960                     1346.266667        360                              354                       5.375                            0       0          0.375          5.75                                LITHONIA                                 GA       30038        PUD                     280960                    20050801               80                     No MI                     1.00E+17                              2.75       20100701                       11.75         2.375         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350701         NO
(GII)G01        349075.89                  2105.62            360                              354                       5.625                            0       0          0.375          6                                   BELLEVUE                                 WA       98006        Single Family           351200                    20050801               80                     No MI                     1.00E+17                              2.75       20100701                       12            2.375         2                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20350701         NO
(GII)G01        160000                     700                360                              354                       4.875                            0       0          0.375          5.25                                ENGLEWOOD                                CO       80110        Single Family           160000                    20050801               80                     No MI                     1.00E+17                              2.75       20100701                       11.25         2.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350701         NO
(GII)G01        110400                     540.5              360                              353                       5.5                              0       0          0.375          5.875                               MONROE                                   GA       30655        Single Family           110400                    20050701               80                     No MI                     1.00E+17                              2.75       20100601                       11.875        2.375         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350601         NO
(GII)G01        308000                     1475.833333        360                              354                       5.375                            0       0          0.375          5.75                                NORWALK                                  CT       06851        Single Family           308000                    20050801               70                     No MI                     1.00E+17                              2.75       20100701                       11.75         2.375         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350701         NO
(GII)G01        300000                     1437.5             360                              355                       5.375                            0       0          0.375          5.75                                SPRINGFIELD                              GA       31329        Single Family           300000                    20050901               79.79000092            No MI                     1.00E+17                              2.75       20100801                       11.75         2.375         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350801         NO
(GII)G01        152800                     764                360                              353                       5.625                            0       0          0.375          6                                   PHOENIX                                  AZ       85027        Single Family           152800                    20050701               80                     No MI                     1.00E+17                              2.75       20100601                       12            2.375         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350601         NO
(GI-)G01        141335.36                  885.9              360                              355                       6                                0       0          0.375          6.375                               SUWANEE                                  GA       30024        Single Family           142000                    20050901               80                     No MI                     1.00E+17                              2.75       20070801                       12.375        2.375         2                    First Lien      NO           N           0             No_PP       24                   360                 EMC             20350801         NO
(GI-)G01        244000                     1169.166667        360                              355                       5.375                            0       0          0.375          5.75                                AUBURN                                   WA       98092        Single Family           244000                    20050901               80                     No MI                     1.00E+17                              2.75       20070801                       11.75         2.375         2                    First Lien      NO           Y           120           No_PP       24                   360                 EMC             20350801         NO
(GI-)G01        153456.57                  855.92             360                              354                       4.875                            0       0          0.375          5.25                                WEST CHESTER                             OH       45069        Single Family           155000                    20050801               79.90000153            No MI                     1.00E+17                              2.75       20070701                       11.25         2.375         2                    First Lien      NO           N           0             No_PP       24                   360                 EMC             20350701         NO
(GI-)G01        259200                     1215               360                              355                       5.25                             0       0          0.375          5.625                               GRAYSON                                  GA       30017        PUD                     259200                    20050901               80                     No MI                     1.00E+17                              2.75       20080801                       11.625        2.375         2                    First Lien      NO           Y           120           Prepay      36                   360                 EMC             20350801         NO
(GII)G01        100748.41                  493.247424         360                              353                       5.5                              0       0          0.375          5.875                               AVON                                     OH       44011        Single Family           100800                    20050701               57.27000046            No MI                     1.00E+17                              2.75       20100601                       11.875        2.375         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350601         NO
(GI-)G01        178823.53                  1209.66            360                              355                       6.75                             0       0          0.375          7.125                               AMELIA                                   OH       45102        PUD                     179550                    20050901               95                     Mortgage Guaranty In      1.00E+17                              2.75       20070801                       13.125        2.375         2                    First Lien      NO           N           0             No_PP       24                   360                 EMC             20350801         NO
(GI-)G01        292500                     1340.625           360                              346                       5.125                            0       0          0.375          5.5                                 CARRABELLE                               FL       32322        Single Family           292500                    20041201               90                     Mortgage Guaranty In      1.00E+17                              2.25       20071101                       10.5          2.375         1                    First Lien      NO           Y           36            No_PP       36                   360                 EMC             20341101         NO
(GI-)G01        103800                     497.375            360                              354                       5.375                            0       0          0.375          5.75                                WINDER                                   GA       30680        Single Family           103800                    20050801               79.97000122            No MI                     1.00E+17                              2.75       20080701                       11.75         1.875         2                    First Lien      NO           Y           120           Prepay      36                   360                 EMC             20350701         NO
(GII)G01        106400                     631.75             360                              354                       6.75                             0       0          0.375          7.125                               MONROE                                   GA       30655        PUD                     106400                    20050801               80                     No MI                     1.00E+17                              2.75       20100701                       13.125        2.375         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350701         NO
(GII)G02        547719.41                  3659.16            360                              355                       6.625                            0       0          0.375          7                                   ARTESIA                                  CA       90701        Single Family           550000                    20050901               79.44999695            No MI                     1.00E+17                              2.75       20100801                       13            2.375         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20350801         NO
(GI-)G01        182300                     740.59375          360                              353                       4.5                              0       0          0.375          4.875                               EAST HAVEN                               CT       06513        Single Family           182300                    20050701               79.98999786            No MI                     1.00E+17                              2.75       20070601                       10.875        2.375         2                    First Lien      NO           Y           120           Prepay      24                   360                 EMC             20350601         NO
(GI-)G01        310000                     1517.708333        360                              356                       5.5                              0       0          0.375          5.875                               KISSIMMEE                                FL       34747        PUD                     310000                    20051001               59.38999939            No MI                     1.00E+17                              2.75       20070901                       11.875        2.375         2                    First Lien      NO           Y           120           No_PP       24                   360                 EMC             20350901         NO
(GI-)G01        209000                     1023.229167        360                              353                       5.5                              0       0          0.375          5.875                               LAKE MARY                                FL       32746        PUD                     209000                    20050701               100                    Mortgage Guaranty In      1.00E+17                              2.75       20070601                       11.875        2.375         2                    First Lien      NO           Y           120           Prepay      24                   360                 EMC             20350601         NO
(GI-)G01        308000                     1443.75            360                              355                       5.25                             0       0          0.375          5.625                               JEKYLL ISLAND                            GA       31527        Single Family           308000                    20050901               80                     No MI                     1.00E+17                              2.75       20070801                       11.625        2.375         2                    First Lien      NO           Y           120           No_PP       24                   360                 EMC             20350801         NO
(GI-)G01        142750                     892.1875           360                              356                       7.125                            0       0          0.375          7.5                                 PUTNAM                                   CT       06260        2-4 Family              142750                    20051001               79.98000336            No MI                     1.00E+17                              3.375      20070901                       12.5          2.375         1                    First Lien      NO           Y           120           No_PP       24                   360                 EMC             20350901         NO
(GII)G01        66374.48                   421.7545083        360                              357                       7.25                             0       0          0.375          7.625                               SWOYERSVILLE                             PA       18704        2-4 Family              66400                     20051101               80                     No MI                     1.00E+17                              3.375      20101001                       12.625        3             1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GI-)G01        162960                     1154.3             360                              356                       8.125                            0       0          0.375          8.5                                 IRVINGTON                                NJ       07111        Single Family           162960                    20051001               80                     No MI                     1.00E+17                              4.125      20070901                       13.5          3             1                    First Lien      NO           Y           120           Prepay      24                   360                 EMC             20350901         NO
(GI-)G01        244800                     1606.5             360                              357                       7.5                              0       0          0.375          7.875                               NEWARK                                   NJ       07103        2-4 Family              244800                    20051101               80                     No MI                     1.00E+17                              2.25       20071001                       12.875        3.75          1                    First Lien      NO           Y           120           Prepay      24                   360                 EMC             20351001         NO
(GI-)G01        205600                     1177.916667        360                              356                       6.5                              0       0          0.375          6.875                               HAVERHILL                                MA       01835        Single Family           205600                    20051001               80                     No MI                     1.00E+17                              2.5        20070901                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       24                   360                 EMC             20350901         NO
(GI-)G01        160000                     916.6666667        360                              357                       6.5                              0       0          0.375          6.875                               PASCOAG                                  RI       02859        Condominium             160000                    20051101               80                     No MI                     1.00E+17                              2.5        20071001                       11.875        2.125         1                    First Lien      NO           Y           120           No_PP       24                   360                 EMC             20351001         NO
(GI-)G01        192000                     980                360                              356                       5.75                             0       0          0.375          6.125                               LAURENCE HARBOR                          NJ       08879        Single Family           192000                    20051001               80                     No MI                     1.00E+17                              2.25       20070901                       11.125        2.125         1                    First Lien      NO           Y           120           No_PP       24                   360                 EMC             20350901         NO
(GI-)G01        95600                      537.75             360                              356                       6.375                            0       0          0.375          6.75                                SPRINGFIELD                              MA       01108        2-4 Family              95600                     20051001               79.01000214            No MI                     1.00E+17                              2.875      20070901                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      24                   360                 EMC             20350901         NO
(GI-)G01        264000                     1595               360                              356                       6.875                            0       0          0.375          7.25                                LOWELL                                   MA       01852        2-4 Family              264000                    20051001               80                     No MI                     1.00E+17                              2.875      20070901                       12.25         2.5           1                    First Lien      NO           Y           120           Prepay      24                   360                 EMC             20350901         NO
(GI-)G01        183200                     1183.166667        360                              356                       7.375                            0       0          0.375          7.75                                DADE CITY                                FL       33525        2-4 Family              183200                    20051001               80                     No MI                     1.00E+17                              3.375      20070901                       12.75         2.5           1                    First Lien      NO           Y           120           Prepay      24                   360                 EMC             20350901         NO
(GI-)G01        151470.04                  1102.11            360                              355                       7.5                              0       0          0.375          7.875                               SPRINGFIELD                              MA       01107        2-4 Family              152000                    20050901               80                     No MI                     1.00E+17                              4.125      20100801                       12.875        3             1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20350801         NO
(GI-)G01        79999.99                   541.666599         360                              356                       7.75                             0       0          0.375          8.125                               JACKSONVILLE                             FL       32234        Single Family           80000                     20051001               80                     No MI                     1.00E+17                              4.25       20070901                       13.125        3.75          1                    First Lien      NO           Y           120           Prepay      24                   360                 EMC             20350901         NO
(GI-)G01        151612.13                  1114.74            360                              357                       7.625                            0       0          0.375          8                                   NEW BRITAIN                              CT       06051        2-4 Family              151920                    20051101               80                     No MI                     1.00E+17                              3.625      20071001                       13            3.875         1                    First Lien      NO           N           0             No_PP       24                   360                 EMC             20351001         NO
(GII)G01        337320.22                  1827.151192        360                              357                       6.125                            0       0          0.375          6.5                                 DOVER                                    NH       03820        2-4 Family              337500                    20051101               75                     No MI                     1.00E+17                              2.25       20101001                       12.5          3.25          2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GI-)G01        196800                     1066               360                              356                       6.125                            0       0          0.375          6.5                                 JERSEY CITY                              NJ       07305        2-4 Family              196800                    20051001               80                     No MI                     1.00E+17                              2.25       20070901                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       24                   360                 EMC             20350901         NO
(GI-)G01        128800                     858.6666667        360                              356                       7.625                            0       0          0.375          8                                   NEW BRITAIN                              CT       06051        2-4 Family              128800                    20051001               80                     No MI                     1.00E+17                              3.75       20100901                       13            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350901         NO
(GI-)G01        120000                     812.5              360                              355                       7.75                             0       0          0.375          8.125                               NEWARK                                   NJ       07108        Single Family           120000                    20050901               80                     No MI                     1.00E+17                              4.25       20070801                       13.125        3.375         1                    First Lien      NO           Y           120           No_PP       24                   360                 EMC             20350801         NO
(GI-)G01        224000                     1166.666667        360                              356                       5.875                            0       0          0.375          6.25                                WORCESTER                                MA       01604        2-4 Family              224000                    20051001               80                     No MI                     1.00E+17                              2.25       20070901                       11.25         3.875         1                    First Lien      NO           Y           120           No_PP       24                   360                 EMC             20350901         NO
(GI-)G01        215920                     1147.075           360                              355                       6                                0       0          0.375          6.375                               HARTFORD                                 CT       06106        2-4 Family              215920                    20050901               80                     No MI                     1.00E+17                              2.5        20070801                       11.375        1.875         1                    First Lien      NO           Y           120           Prepay      24                   360                 EMC             20350801         NO
(GI-)G01        120000                     812.5              360                              355                       7.75                             0       0          0.375          8.125                               NEWARK                                   NJ       07108        Single Family           120000                    20050901               80                     No MI                     1.00E+17                              4.25       20070801                       13.125        2.125         1                    First Lien      NO           Y           120           No_PP       24                   360                 EMC             20350801         NO
(GI-)G01        184000                     1130.833333        360                              357                       7                                0       0          0.375          7.375                               ELIOT                                    ME       03903        Single Family           184000                    20051101               80                     No MI                     1.00E+17                              3          20071001                       12.375        3.875         1                    First Lien      NO           Y           120           No_PP       24                   360                 EMC             20351001         NO
(GI-)G01        120000                     712.5              360                              357                       6.75                             0       0          0.375          7.125                               HACKENSACK                               NJ       07601        Single Family           120000                    20051101               80                     No MI                     1.00E+17                              2.75       20071001                       12.125        2.625         1                    First Lien      NO           Y           120           No_PP       24                   360                 EMC             20351001         NO
(GI-)G01        248000                     1498.333333        360                              356                       6.875                            0       0          0.375          7.25                                EAST ORANGE                              NJ       07017        2-4 Family              248000                    20051001               80                     No MI                     1.00E+17                              3.25       20080901                       12.25         2.375         1                    First Lien      NO           Y           120           Prepay      36                   360                 EMC             20350901         NO
(GI-)G01        186000                     1259.375           360                              357                       7.75                             0       0          0.375          8.125                               WOODBURY                                 NJ       08096        Single Family           186000                    20051101               90                     Mortgage Guaranty In      1.00E+17                              3.75       20071001                       13.125        2.875         1                    First Lien      NO           Y           120           No_PP       24                   360                 EMC             20351001         NO
(GI-)G01        518482.11                  4090.85            360                              355                       8.375                            0       0          0.375          8.75                                MALDEN                                   MA       02148        2-4 Family              520000                    20050901               80                     No MI                     1.00E+17                              4.875      20070801                       13.75         3.375         1                    First Lien      NO           N           0             Prepay      24                   360                 EMC             20350801         NO
(GI-)G01        242910                     1847.128125        360                              356                       8.75                             0       0          0.375          9.125                               VENICE                                   FL       34292        Condominium             242910                    20051001               90                     GE Capital MI             1.00E+17                              4.875      20070901                       14.125        4.5           1                    First Lien      NO           Y           120           Prepay      24                   360                 EMC             20350901         NO
(GI-)G01        263247.44                  1891.33            360                              356                       7.375                            0       0          0.375          7.75                                JERSEY CITY                              NJ       07306        2-4 Family              264000                    20051001               80                     No MI                     1.00E+17                              3.375      20070901                       12.75         4.5           1                    First Lien      NO           N           0             No_PP       24                   360                 EMC             20350901         NO
(GI-)G01        360000                     2400               360                              356                       7.625                            0       0          0.375          8                                   BRIGANTINE                               NJ       08203        Single Family           360000                    20051001               80                     No MI                     1.00E+17                              3.75       20070901                       13            3             1                    First Lien      NO           Y           120           No_PP       24                   360                 EMC             20350901         NO
(GI-)G01        181955.42                  985.5918583        360                              355                       6.125                            0       0          0.375          6.5                                 GARDNER                                  MA       01440        2-4 Family              182000                    20050901               80                     No MI                     1.00E+17                              2.625      20070801                       11.5          3.375         1                    First Lien      NO           Y           120           Prepay      24                   360                 EMC             20350801         NO
(GI-)G01        112200                     596.0625           360                              357                       6                                0       0          0.375          6.375                               EFFORT                                   PA       18330        Single Family           112200                    20051101               80                     No MI                     1.00E+17                              2.25       20071001                       11.375        2.25          1                    First Lien      NO           Y           120           Prepay      24                   360                 EMC             20351001         NO
(GI-)G01        135532.54                  973.75             360                              356                       7.375                            0       0          0.375          7.75                                NEW BRITAIN                              CT       06051        Single Family           135920                    20051001               80                     No MI                     1.00E+17                              3.375      20070901                       12.75         1.875         1                    First Lien      NO           N           0             Prepay      24                   360                 EMC             20350901         NO
(GI-)G01        184200                     1016.9375          360                              356                       6.25                             0       0          0.375          6.625                               DOWNINGTOWN                              PA       19335        PUD                     184200                    20051001               79.48999786            No MI                     1.00E+17                              2.375      20070901                       11.625        3             1                    First Lien      NO           Y           120           No_PP       24                   360                 EMC             20350901         NO
(GI-)G01        322901.8                   2128.45            360                              356                       6.5                              0       0          0.375          6.875                               BARNEGAT                                 NJ       08005        Single Family           324000                    20051001               80                     No MI                     1.00E+17                              2.625      20070901                       11.875        2             1                    First Lien      NO           N           0             No_PP       24                   360                 EMC             20350901         NO
(GI-)G01        44672.27                   320.95             360                              356                       7.375                            0       0          0.375          7.75                                TAMPA                                    FL       33603        Single Family           44800                     20051001               80                     No MI                     1.00E+17                              3.375      20070901                       12.75         2.25          1                    First Lien      NO           N           0             No_PP       24                   360                 EMC             20350901         NO
(GI-)G01        55474.14                   422.61             360                              357                       8                                0       0          0.375          8.375                               WILMINGTON                               DE       19802        Single Family           55600                     20051101               80                     No MI                     1.00E+17                              4.25       20101001                       13.375        3             1                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351001         NO
(GI-)G01        106096.66                  762.27             360                              357                       7.375                            0       0          0.375          7.75                                NEWBURYPORT                              MA       01950        Condominium             106400                    20051101               80                     No MI                     1.00E+17                              3.375      20071001                       12.75         3.875         1                    First Lien      NO           N           0             Prepay      24                   360                 EMC             20351001         NO
(GI-)G01        250400                     1538.916667        360                              356                       7                                0       0          0.375          7.375                               NEWARK                                   NJ       07102        2-4 Family              250400                    20051001               80                     No MI                     1.00E+17                              3.5        20070901                       12.375        3             1                    First Lien      NO           Y           120           No_PP       24                   360                 EMC             20350901         NO
(GI-)G01        264000                     1430               360                              357                       6.125                            0       0          0.375          6.5                                 HAVERHILL                                MA       01832        Single Family           264000                    20051101               78.56999969            No MI                     1.00E+17                              2.25       20071001                       11.5          3.125         1                    First Lien      NO           Y           120           No_PP       24                   360                 EMC             20351001         NO
(GII)G01        396000                     2433.75            360                              357                       7                                0       0          0.375          7.375                               FORKED RIVER                             NJ       08731        Single Family           396000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GI-)G01        182320                     1196.475           360                              356                       7.5                              0       0          0.375          7.875                               HAMILTON                                 NJ       08619        Single Family           182320                    20051001               80                     No MI                     1.00E+17                              3.875      20100901                       12.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350901         NO
(GI-)G01        206400                     1247               360                              355                       6.875                            0       0          0.375          7.25                                AUBURN                                   ME       04210        2-4 Family              206400                    20050901               80                     No MI                     1.00E+17                              3.375      20070801                       12.25         3.5           1                    First Lien      NO           Y           120           Prepay      24                   360                 EMC             20350801         NO
(GI-)G01        288000                     1650               360                              356                       6.5                              0       0          0.375          6.875                               PERTH AMBOY                              NJ       08861        2-4 Family              288000                    20051001               80                     No MI                     1.00E+17                              2.5        20070901                       11.875        3             1                    First Lien      NO           Y           120           No_PP       24                   360                 EMC             20350901         NO
(GI-)G01        42316.23                   314.82             360                              357                       7.75                             0       0          0.375          8.125                               BIRMINGHAM                               AL       35206        Single Family           42400                     20051101               80                     No MI                     1.00E+17                              3.75       20071001                       13.125        2.125         1                    First Lien      NO           N           0             No_PP       24                   360                 EMC             20351001         NO
(GI-)G01        812400                     5500.625           360                              357                       7.75                             0       0          0.375          8.125                               MURRELLS INLET                           SC       29576        Single Family           812400                    20051101               80                     No MI                     1.00E+17                              3.75       20071001                       13.125        3.375         1                    First Lien      NO           Y           120           No_PP       24                   360                 EMC             20351001         NO
(GI-)G01        58300                      370.4479167        360                              356                       7.25                             0       0          0.375          7.625                               EASTON                                   PA       18042        2-4 Family              58300                     20051001               79.97000122            No MI                     1.00E+17                              3.375      20070901                       12.625        3.375         1                    First Lien      NO           Y           120           Prepay      24                   360                 EMC             20350901         NO
(GI-)G01        377600                     2596               360                              356                       7.875                            0       0          0.375          8.25                                BROCKTON                                 MA       02032        2-4 Family              377600                    20051001               80                     No MI                     1.00E+17                              4          20070901                       13.25         3             1                    First Lien      NO           Y           120           Prepay      24                   360                 EMC             20350901         NO
(GII)G01        249122.67                  1349.414463        360                              356                       6.125                            0       0          0.375          6.5                                 DOVER TOWNSHIP                           NJ       08755        Single Family           250000                    20051001               76.91999817            No MI                     1.00E+17                              2.25       20100901                       12.5          3.625         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350901         NO
(GI-)G01        199920                     1062.075           360                              356                       6                                0       0          0.375          6.375                               KISSIMMEE                                FL       34744        Single Family           199920                    20051001               80                     No MI                     1.00E+17                              2.25       20070901                       11.375        1.875         1                    First Lien      NO           Y           120           No_PP       24                   360                 EMC             20350901         NO
(GII)G01        225000                     1054.6875          360                              356                       5.25                             0       0          0.375          5.625                               EVERETT                                  MA       02149        2-4 Family              225000                    20051001               48.90999985            No MI                     1.00E+17                              2.25       20100901                       10.625        1.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GI-)G01        190567.58                  1272.06            360                              356                       6.625                            0       0          0.375          7                                   VERNON                                   CT       06066        2-4 Family              191200                    20051001               80                     No MI                     1.00E+17                              2.75       20070901                       12            1.875         1                    First Lien      NO           N           0             Prepay      24                   360                 EMC             20350901         NO
(GI-)G01        191250                     1155.46875         360                              356                       6.875                            0       0          0.375          7.25                                CRYSTAL RIVER                            FL       34428        Single Family           191250                    20051001               75                     No MI                     1.00E+17                              2.875      20070901                       12.25         2.375         1                    First Lien      NO           Y           120           No_PP       24                   360                 EMC             20350901         NO
(GI-)G01        145583.78                  1045.97            360                              356                       7.375                            0       0          0.375          7.75                                MCHENRY                                  IL       60050        Single Family           146000                    20051001               75.65000153            No MI                     1.00E+17                              3.375      20070901                       12.75         2.5           1                    First Lien      NO           N           0             No_PP       24                   360                 EMC             20350901         NO
(GII)G01        236000                     1499.583333        360                              355                       7.25                             0       0          0.375          7.625                               FITCHBURG                                MA       01420        2-4 Family              236000                    20050901               80                     No MI                     1.00E+17                              3.75       20100801                       12.625        3             1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350801         NO
(GI-)G01        162719.45                  1197.51            360                              356                       7.625                            0       0          0.375          8                                   SPRINGFIELD                              MA       01109        2-4 Family              163200                    20051001               80                     No MI                     1.00E+17                              3.75       20070901                       13            3.375         1                    First Lien      NO           N           0             Prepay      24                   360                 EMC             20350901         NO
(GI-)G01        167120                     905.2333333        360                              356                       6.125                            0       0          0.375          6.5                                 WORCESTER                                MA       01604        Single Family           167120                    20051001               80                     No MI                     1.00E+17                              2.625      20070901                       11.5          3.375         1                    First Lien      NO           Y           120           No_PP       24                   360                 EMC             20350901         NO
(GI-)G01        236000                     1278.333333        360                              357                       6.125                            0       0          0.375          6.5                                 PERTH AMBOY                              NJ       08861        Single Family           236000                    20051101               80                     No MI                     1.00E+17                              2.375      20071001                       11.5          2.25          1                    First Lien      NO           Y           120           No_PP       24                   360                 EMC             20351001         NO
(GI-)G01        77367.43                   542.59             360                              356                       7.125                            0       0          0.375          7.5                                 FORT PIERCE                              FL       34946        Single Family           77600                     20051001               80                     No MI                     1.00E+17                              3.375      20070901                       12.5          2             1                    First Lien      NO           N           0             Prepay      24                   360                 EMC             20350901         NO
(GI-)G01        300000                     2093.75            360                              357                       8                                0       0          0.375          8.375                               BRIDGEWATER                              MA       02324        2-4 Family              300000                    20051101               80                     No MI                     1.00E+17                              4          20071001                       13.375        3             1                    First Lien      NO           Y           120           Prepay      24                   360                 EMC             20351001         NO
(GI-)G01        284000                     1922.916667        360                              355                       7.75                             0       0          0.375          8.125                               HAVERHILL                                MA       01830        2-4 Family              284000                    20050901               80                     No MI                     1.00E+17                              4.25       20070801                       13.125        3.625         1                    First Lien      NO           Y           120           Prepay      24                   360                 EMC             20350801         NO
(GI-)G01        170550                     1243.59375         360                              355                       8.375                            0       0          0.375          8.75                                ORLANDO                                  FL       32801        Condominium             170550                    20050901               89.98000336            No MI                     1.00E+17                              4.875      20070801                       13.75         3.875         1                    First Lien      NO           Y           120           Prepay      24                   360                 EMC             20350801         NO
(GI-)G01        299920                     1812.016667        360                              356                       6.875                            0       0          0.375          7.25                                BRIDGEWATER                              MA       02324        Single Family           299920                    20051001               80                     No MI                     1.00E+17                              3.375      20070901                       12.25         4.5           1                    First Lien      NO           Y           120           Prepay      24                   360                 EMC             20350901         NO
(GI-)G01        380000                     2652.083333        360                              356                       8                                0       0          0.375          8.375                               JERSEY CITY                              NJ       07305        2-4 Family              380000                    20051001               80                     No MI                     1.00E+17                              4.25       20070901                       13.375        3             1                    First Lien      NO           Y           120           Prepay      24                   360                 EMC             20350901         NO
(GII)G01        318500                     1791.5625          360                              356                       6.375                            0       0          0.375          6.75                                NORTH BERGEN                             NJ       07047        2-4 Family              318500                    20051001               58.43999863            No MI                     1.00E+17                              2.25       20100901                       11.75         3.875         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GI-)G01        149367.95                  1023               360                              355                       6.875                            0       0          0.375          7.25                                MANCHESTER                               CT       06040        2-4 Family              149960                    20050901               80                     No MI                     1.00E+17                              3.375      20070801                       12.25         1.875         1                    First Lien      NO           N           0             Prepay      24                   360                 EMC             20350801         NO
(GII)G01        280000                     1720.833333        360                              356                       7                                0       0          0.375          7.375                               CHICAGO                                  IL       60621        2-4 Family              280000                    20051001               80                     No MI                     1.00E+17                              3.125      20100901                       12.375        3             1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350901         NO
(GI-)G01        443446.11                  3374.73            360                              357                       8                                0       0          0.375          8.375                               MOUNTAINSIDE                             NJ       07092        Single Family           444000                    20051101               80                     No MI                     1.00E+17                              4          20071001                       13.375        2.75          1                    First Lien      NO           N           0             No_PP       24                   360                 EMC             20351001         NO
(GI-)G01        150710.36                  1018.66            360                              356                       6.75                             0       0          0.375          7.125                               HARTFORD                                 CT       06120        2-4 Family              151200                    20051001               80                     No MI                     1.00E+17                              3          20070901                       12.125        3.625         1                    First Lien      NO           N           0             Prepay      24                   360                 EMC             20350901         NO
(GII)G01        280000                     1720.833333        360                              356                       7                                0       0          0.375          7.375                               CHICAGO                                  IL       60621        2-4 Family              280000                    20051001               80                     No MI                     1.00E+17                              3.125      20100901                       12.375        2.625         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350901         NO
(GI-)G01        285600                     1547               360                              356                       6.125                            0       0          0.375          6.5                                 LEE                                      NH       03824        Single Family           285600                    20051001               80                     No MI                     1.00E+17                              2.625      20070901                       11.5          2.75          1                    First Lien      NO           Y           120           No_PP       24                   360                 EMC             20350901         NO
(GI-)G01        151429.7                   1023.51            360                              356                       6.75                             0       0          0.375          7.125                               HARTFORD                                 CT       06120        2-4 Family              151920                    20051001               80                     No MI                     1.00E+17                              3          20070901                       12.125        2.25          1                    First Lien      NO           N           0             Prepay      24                   360                 EMC             20350901         NO
(GI-)G01        264000                     1485               360                              357                       6.375                            0       0          0.375          6.75                                WORCESTER                                MA       01604        2-4 Family              264000                    20051101               80                     No MI                     1.00E+17                              2.5        20071001                       11.75         2.625         1                    First Lien      NO           Y           120           Prepay      24                   360                 EMC             20351001         NO
(GI-)G01        160000                     1083.333333        360                              355                       7.75                             0       0          0.375          8.125                               SPRINGFIELD                              MA       01108        2-4 Family              160000                    20050901               80                     No MI                     1.00E+17                              4.25       20070801                       13.125        2.125         1                    First Lien      NO           Y           120           No_PP       24                   360                 EMC             20350801         NO
(GII)G01        225000                     1148.4375          360                              356                       5.75                             0       0          0.375          6.125                               LONG BRANCH                              NJ       07740        2-4 Family              225000                    20051001               52.33000183            No MI                     1.00E+17                              2.25       20100901                       12.125        3.875         2                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350901         NO
(GI-)G01        220400                     1216.791667        360                              356                       6.25                             0       0          0.375          6.625                               NORTH READING                            MA       01864        Single Family           220400                    20051001               80                     No MI                     1.00E+17                              2.5        20070901                       11.625        1.875         1                    First Lien      NO           Y           120           Prepay      24                   360                 EMC             20350901         NO
(GI-)G01        136626.25                  725.8269531        360                              356                       6                                0       0          0.375          6.375                               HAINES CITY                              FL       33844        Single Family           136628                    20051001               80                     No MI                     1.00E+17                              2.25       20070901                       11.375        2.125         1                    First Lien      NO           Y           120           No_PP       24                   360                 EMC             20350901         NO
(GI-)G01        303947.15                  1741.36388         360                              356                       6.5                              0       0          0.375          6.875                               PLAINVILLE                               MA       02762        Single Family           304000                    20051001               80                     No MI                     1.00E+17                              3          20070901                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       24                   360                 EMC             20350901         NO
(GI-)G01        183518                     1108.754583        360                              356                       6.875                            0       0          0.375          7.25                                SOUTH TOMS RIVER                         NJ       08757        Single Family           183518                    20051001               80                     No MI                     1.00E+17                              3.25       20070901                       12.25         2.625         1                    First Lien      NO           Y           120           Prepay      24                   360                 EMC             20350901         NO
(GI-)G01        101200                     664.125            360                              356                       7.5                              0       0          0.375          7.875                               PHILADELPHIA                             PA       19144        2-4 Family              101200                    20051001               80                     No MI                     1.00E+17                              3.625      20070901                       12.875        2.875         1                    First Lien      NO           Y           120           Prepay      24                   360                 EMC             20350901         NO
(GI-)G01        187425                     1054.265625        360                              356                       6.375                            0       0          0.375          6.75                                PERKASIE                                 PA       18944        Single Family           187425                    20051001               75                     No MI                     1.00E+17                              2.375      20070901                       11.75         3.25          1                    First Lien      NO           Y           120           Prepay      24                   360                 EMC             20350901         NO
(GI-)G01        244000                     1321.666667        360                              356                       6.125                            0       0          0.375          6.5                                 WARMINSTER                               PA       18974        Single Family           244000                    20051001               80                     No MI                     1.00E+17                              2.25       20070901                       11.5          2             1                    First Lien      NO           Y           120           Prepay      24                   360                 EMC             20350901         NO
(GI-)G01        311798.92                  1688.910817        360                              356                       6.125                            0       0          0.375          6.5                                 ELIZABETH                                NJ       07201        2-4 Family              312000                    20051001               80                     No MI                     1.00E+17                              2.625      20070901                       11.5          1.875         1                    First Lien      NO           Y           120           No_PP       24                   360                 EMC             20350901         NO
(GII)G01        280000                     1750               360                              356                       7.125                            0       0          0.375          7.5                                 LOWELL                                   MA       01850        2-4 Family              280000                    20051001               80                     No MI                     1.00E+17                              3.375      20100901                       12.5          2.25          1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350901         NO
(GI-)G01        228000                     1211.25            360                              356                       6                                0       0          0.375          6.375                               WORCESTER                                MA       01605        2-4 Family              228000                    20051001               80                     No MI                     1.00E+17                              2.5        20070901                       11.375        3             1                    First Lien      NO           Y           120           No_PP       24                   360                 EMC             20350901         NO
(GI-)G01        130035.38                  847.1              360                              355                       6.375                            0       0          0.375          6.75                                ROCKINGHAM                               VT       05101        2-4 Family              130604                    20050901               80                     No MI                     1.00E+17                              2.875      20070801                       11.75         2.125         1                    First Lien      NO           N           0             No_PP       24                   360                 EMC             20350801         NO
(GI-)G01        328000                     1776.666667        360                              356                       6.125                            0       0          0.375          6.5                                 ELIZABETH                                NJ       07206        2-4 Family              328000                    20051001               80                     No MI                     1.00E+17                              2.625      20070901                       11.5          2.5           1                    First Lien      NO           Y           120           No_PP       24                   360                 EMC             20350901         NO
(GI-)G01        205599.45                  1156.496906        360                              356                       6.375                            0       0          0.375          6.75                                WORCESTER                                MA       01605        2-4 Family              205600                    20051001               80                     No MI                     1.00E+17                              2.75       20070901                       11.75         2.25          1                    First Lien      NO           Y           120           No_PP       24                   360                 EMC             20350901         NO
(GI-)G01        139600.91                  1002.98            360                              356                       7.375                            0       0          0.375          7.75                                WORCESTER                                MA       01602        2-4 Family              140000                    20051001               80                     No MI                     1.00E+17                              3.75       20070901                       12.75         2.375         1                    First Lien      NO           N           0             Prepay      24                   360                 EMC             20350901         NO
(GI-)G01        71834.61                   441.48             360                              356                       7                                0       0          0.375          7.375                               BRIDGEPORT                               CT       06604        Single Family           72000                     20051001               80                     No MI                     1.00E+17                              3.25       20070901                       12.375        3.375         1                    First Lien      NO           N           0             Prepay      24                   360                 EMC             20350901         NO
(GI-)G01        221000                     1381.25            360                              356                       7.125                            0       0          0.375          7.5                                 LITTLE FALLS                             NJ       07424        2-4 Family              221000                    20051001               80                     No MI                     1.00E+17                              3.5        20070901                       12.5          2.875         1                    First Lien      NO           Y           120           Prepay      24                   360                 EMC             20350901         NO
(GII)G01        351750                     1941.953125        360                              356                       6.25                             0       0          0.375          6.625                               SANDWICH                                 MA       02563        2-4 Family              351750                    20051001               75                     No MI                     1.00E+17                              2.625      20100901                       11.625        3.125         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350901         NO
(GII)G01        196000                     1122.916667        360                              356                       6.5                              0       0          0.375          6.875                               STRATHAM                                 NH       03885        Single Family           196000                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       12.875        2.25          2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GI-)G01        148000                     909.5833333        360                              355                       7                                0       0          0.375          7.375                               WATERBURY                                CT       06708        2-4 Family              148000                    20050901               80                     No MI                     1.00E+17                              3.5        20070801                       12.375        1.875         1                    First Lien      NO           Y           120           Prepay      24                   360                 EMC             20350801         NO
(GI-)G01        224720                     1287.458333        360                              356                       6.5                              0       0          0.375          6.875                               EASTON                                   PA       18042        Single Family           224720                    20051001               80                     No MI                     1.00E+17                              2.5        20070901                       11.875        3.125         1                    First Lien      NO           Y           120           No_PP       24                   360                 EMC             20350901         NO
(GI-)G01        153538.52                  1076.79            360                              356                       7.125                            0       0          0.375          7.5                                 MANCHESTER                               CT       06040        2-4 Family              154000                    20051001               80                     No MI                     1.00E+17                              3.375      20070901                       12.5          2.125         1                    First Lien      NO           N           0             Prepay      24                   360                 EMC             20350901         NO
(GI-)G01        339698.86                  1946.191385        360                              356                       6.5                              0       0          0.375          6.875                               HAMPTON                                  NH       03842        Condominium             339900                    20051001               80                     No MI                     1.00E+17                              3          20070901                       11.875        3             1                    First Lien      NO           Y           120           No_PP       24                   360                 EMC             20350901         NO
(GI-)G01        256000                     1840               360                              357                       8.25                             0       0          0.375          8.625                               EAST WAREHAM                             MA       02538        Single Family           256000                    20051101               80                     No MI                     1.00E+17                              4.25       20071001                       13.625        2.625         1                    First Lien      NO           Y           120           Prepay      24                   360                 EMC             20351001         NO
(GI-)G01        216342.18                  1481.69            360                              355                       6.875                            0       0          0.375          7.25                                MANCHESTER                               CT       06040        2-4 Family              217200                    20050901               80                     No MI                     1.00E+17                              3.375      20070801                       12.25         3.875         1                    First Lien      NO           N           0             Prepay      24                   360                 EMC             20350801         NO
(GI-)G01        243138.59                  1215.69295         360                              356                       5.625                            0       0          0.375          6                                   BLOOMFIELD                               NJ       07003        Single Family           243200                    20051001               80                     No MI                     1.00E+17                              2.25       20070901                       11            3             1                    First Lien      NO           Y           120           No_PP       24                   360                 EMC             20350901         NO
(GI-)G01        164000                     990.8333333        360                              356                       6.875                            0       0          0.375          7.25                                CRANSTON                                 RI       02920        Single Family           164000                    20051001               80                     No MI                     1.00E+17                              3          20070901                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      24                   360                 EMC             20350901         NO
(GI-)G01        238400                     1291.333333        360                              357                       6.125                            0       0          0.375          6.5                                 GALLOWAY TOWNSH                          NJ       08205        PUD                     238400                    20051101               80                     No MI                     1.00E+17                              2.25       20071001                       11.5          2.625         1                    First Lien      NO           Y           120           No_PP       24                   360                 EMC             20351001         NO
(GI-)G01        205863.87                  1338.71            360                              357                       6.375                            0       0          0.375          6.75                                EAST KINGSTON                            NH       03827        Single Family           206400                    20051101               80                     No MI                     1.00E+17                              2.375      20071001                       11.75         1.875         1                    First Lien      NO           N           0             No_PP       24                   360                 EMC             20351001         NO
(GI-)G01        241599.99                  1283.499947        360                              357                       6                                0       0          0.375          6.375                               LITTLE EGG HARB                          NJ       08087        Single Family           241600                    20051101               80                     No MI                     1.00E+17                              2.25       20071001                       11.375        2             1                    First Lien      NO           Y           120           No_PP       24                   360                 EMC             20351001         NO
(GI-)G01        109600                     707.8333333        360                              357                       7.375                            0       0          0.375          7.75                                JERSEY CITY                              NJ       07304        Condominium             109600                    20051101               80                     No MI                     1.00E+17                              3.375      20071001                       12.75         1.875         1                    First Lien      NO           Y           120           Prepay      24                   360                 EMC             20351001         NO
(GI-)G01        76000                      506.6666667        360                              357                       7.625                            0       0          0.375          8                                   BERLIN                                   NH       03570        2-4 Family              76000                     20051101               80                     No MI                     1.00E+17                              3.875      20071001                       13            3             1                    First Lien      NO           Y           120           Prepay      24                   360                 EMC             20351001         NO
(GI-)G01        294700                     2087.458333        360                              355                       8.125                            0       0          0.375          8.5                                 WORCESTER                                MA       01603        2-4 Family              294700                    20050901               79.98999786            No MI                     1.00E+17                              4.375      20070801                       13.5          3.5           1                    First Lien      NO           Y           120           Prepay      24                   360                 EMC             20350801         NO
(GI-)G01        199200                     1079               360                              357                       6.125                            0       0          0.375          6.5                                 LAS VEGAS                                NV       89123        PUD                     199200                    20051101               80                     No MI                     1.00E+17                              2.25       20071001                       11.5          4             1                    First Lien      NO           Y           120           No_PP       24                   360                 EMC             20351001         NO
(GI-)G01        108800                     634.6666667        360                              355                       6.625                            0       0          0.375          7                                   ALLENTOWN                                PA       18102        2-4 Family              108800                    20050901               80                     No MI                     1.00E+17                              3.125      20070801                       12            1.875         1                    First Lien      NO           Y           120           Prepay      24                   360                 EMC             20350801         NO
(GI-)G01        172000                     1039.166667        360                              356                       6.875                            0       0          0.375          7.25                                CRANSTON                                 RI       02905        Single Family           172000                    20051001               80                     No MI                     1.00E+17                              3          20070901                       12.25         2.75          1                    First Lien      NO           Y           120           Prepay      24                   360                 EMC             20350901         NO
(GI-)G01        383898                     2039.458125        360                              357                       6                                0       0          0.375          6.375                               BRIDGEWATER                              NJ       08807        Condominium             384000                    20051101               80                     No MI                     1.00E+17                              2.25       20071001                       11.375        2.625         1                    First Lien      NO           Y           120           No_PP       24                   360                 EMC             20351001         NO
(GI-)G01        223900                     1399.375           360                              356                       7.125                            0       0          0.375          7.5                                 BOWIE                                    MD       20716        Condominium             223900                    20051001               79.98999786            No MI                     1.00E+17                              3.125      20070901                       12.5          1.875         1                    First Lien      NO           Y           120           No_PP       24                   360                 EMC             20350901         NO
(GI-)G01        134400                     840                360                              355                       7.125                            0       0          0.375          7.5                                 SPRINGFIELD                              MA       01104        2-4 Family              134400                    20050901               80                     No MI                     1.00E+17                              3.625      20070801                       12.5          2.75          1                    First Lien      NO           Y           120           Prepay      24                   360                 EMC             20350801         NO
(GI-)G01        247138.66                  1608.52            360                              356                       6.375                            0       0          0.375          6.75                                NEWARK                                   NJ       07105        2-4 Family              248000                    20051001               80                     No MI                     1.00E+17                              2.375      20070901                       11.75         3.25          1                    First Lien      NO           N           0             No_PP       24                   360                 EMC             20350901         NO
(GII)G01        109714.27                  713.46             360                              357                       6.375                            0       0          0.375          6.75                                MEDIA                                    PA       19063        Single Family           110000                    20051101               25.87999916            No MI                     1.00E+17                              2.625      20101001                       11.75         2             1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351001         NO
(GII)G01        180000                     1050               360                              356                       6.625                            0       0          0.375          7                                   BRISTOL                                  CT       06010        2-4 Family              180000                    20051001               80                     No MI                     1.00E+17                              3.125      20100901                       12            2.25          1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350901         NO
(GI-)G01        158754.52                  1099               360                              357                       7                                0       0          0.375          7.375                               CHICAGO                                  IL       60638        Single Family           159120                    20051101               80                     No MI                     1.00E+17                              3          20071001                       12.375        2.75          1                    First Lien      NO           N           0             Prepay      24                   360                 EMC             20351001         NO
(GI-)G01        220000                     1466.666667        360                              355                       7.625                            0       0          0.375          8                                   NEW HAVEN                                CT       06519        2-4 Family              220000                    20050901               80                     No MI                     1.00E+17                              4.125      20070801                       13            2.625         1                    First Lien      NO           Y           120           Prepay      24                   360                 EMC             20350801         NO
(GI-)G01        497103.92                  2387.08            360                              355                       3.625                            0       0          0.375          4                                   ST PETERSBURG                            FL       33704        Single Family           500000                    20050901               66.66999817            No MI                     1.00E+17                              2.75       20060801                       10            3.75          2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20350801         NO
(GI-)G01        469205.09                  2219.52            360                              355                       3.5                              0       0          0.375          3.875                               BOERNE                                   TX       78006        PUD                     472000                    20050901               80                     No MI                     1.00E+17                              2.75       20060801                       9.875         2.375         2                    First Lien      NO           N           0             Prepay      12                   360                 EMC             20350801         NO
(GII)G01        256000                     1226.666667        360                              355                       5.375                            0       0          0.375          5.75                                CRESTVIEW                                FL       32539        Single Family           256000                    20050901               80                     No MI                                                           2.25       20100801                       10.75         2.375         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350801         NO
(GI-)G01        537491.05                  3421.17            360                              317                       5.75                             0       0          0.375          6.125                               ST LOUIS                                 MO       63141        Single Family           566875                    20020701               79.27999878            No MI                                                           3          20060601                       11.875        1.875         2                    First Lien      NO           N           0             No_PP       24                   360                 EMC             20320601         NO
(GII)G01        99598.76                   599.55             360                              356                       5.75                             0       0          0.25           6                                   Albany                                   NY       12203        Condominium             100000                    20051001               73.58000183            No MI                     1.00E+17                              2.25       20100901                       11            2             2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20350901         NO
(GII)G01        398770.52                  2366.16            360                              357                       5.625                            0       0          0.25           5.875                               Fremont                                  CA       94555        Condominium             400000                    20051101               79.20999908            No MI                     1.00E+17                              2.25       20101001                       10.875        2             2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351001         NO
(GII)G03        232934.12                  1399.36            360                              357                       5.75                             0       0          0.25           6                                   LANTANA                                  FL       33462        Condominium             233400                    20051101               79.94000244            No MI                     1.00E+17                              2.25       20121001                       11            2             2                    First Lien      NO           N           0             No_PP       84                   360                 EMC             20351001         NO
(GII)G03        399218.88                  2430.45            360                              357                       5.875                            0       0          0.25           6.125                               BOCA RATON                               FL       33498        PUD                     400000                    20051101               77.66999817            No MI                     1.00E+17                              2.25       20121001                       11.125        2             2                    First Lien      NO           N           0             No_PP       84                   360                 EMC             20351001         NO
(GII)G03        170997.41                  1046.23            360                              352                       5.875                            0       0          0.25           6.125                               LADSON                                   SC       29456        PUD                     172187                    20050601               95                     Mortgage Guaranty In      1.00E+17                              2.25       20120501                       11.125        2             2                    First Lien      NO           N           0             No_PP       84                   360                 EMC             20350501         NO
(GI-)G01        617648.97                  2927.15            360                              354                       3.5                              0       0          0.375          3.875                               BRENTWOOD                                CA       94513        Single Family           622484                    20050801               80                     No MI                     1.00E+17                              2.75       20060701                       9.875         2             2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20350701         NO
(GI-)G01        1609.22                    8.0461             360                              319                       5.625                            0       0          0.375          6                                   BAYFIELD                                 WI       54814        Single Family           165000                    20020901               71.73999786            No MI                                                           2          20090801                       11            2.375         1                    First Lien      NO           Y           84            No_PP       84                   360                 EMC             20320801         NO
(GI-)G01        348011.9                   1776.31074         360                              319                       5.75                             0       0          0.375          6.125                               SNOWMASS VILLAGE                         CO       81615        Single Family           356527                    20020901               50.93000031            No MI                                                           2          20120801                       11            1.625         1                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20320801         NO
(GI-)G01        715365.27                  3502.309134        360                              320                       5.5                              0       0          0.375          5.875                               WESTPORT FAIRFIELD                       CT       06880        PUD                     730710                    20021001               54.13000107            No MI                                                           2          20090901                       10.875        1.625         1                    First Lien      NO           Y           84            No_PP       84                   360                 EMC             20320901         NO
(GI-)G01        632455                     3491.678646        360                              320                       6.25                             0       0          0.375          6.625                               DARIEN                                   CT       06820        Single Family           632455                    20021001               57.5                   No MI                                                           2          20120901                       11.625        1.625         1                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20320901         NO
(GI-)G01        193479.58                  967.3979           360                              320                       5.625                            0       0          0.375          6                                   MANCHESTER                               MA       01944        Single Family           306500                    20021001               65.91000366            No MI                                                           2          20090901                       11            1.625         1                    First Lien      NO           Y           84            No_PP       84                   360                 EMC             20320901         NO
(GI-)G01        455137.5                   2275.6875          360                              320                       5.625                            0       0          0.375          6                                   KERRVILLE                                TX       78028        Single Family           527500                    20021001               91.73999786            No MI                                                           2          20090901                       11            1.625         1                    First Lien      NO           Y           84            No_PP       84                   360                 EMC             20320901         NO
(GI-)G01        68389.39                   341.94695          360                              320                       5.625                            0       0          0.375          6                                   DENVER                                   CO       80231        PUD                     70231                     20021001               50.16999817            No MI                                                           2          20090901                       11            1.625         1                    First Lien      NO           Y           84            No_PP       84                   360                 EMC             20320901         NO
(GI-)G01        265000.01                  1352.604218        360                              320                       5.75                             0       0          0.375          6.125                               BOSTON                                   MA       02118        Condominium             400000                    20021001               50.06000137            No MI                                                           2          20120901                       11.125        1.625         1                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20320901         NO
(GI-)G01        788000                     3857.916667        360                              320                       5.625                            0       0          0.25           5.875                               SNOWMASS VILLAGE                         CO       81615        PUD                     788000                    20021001               35.81999969            No MI                                                           2.25       20120901                       10.875        1.625         2                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20320901         NO
(GI-)G01        355000                     1905.166667        360                              319                       6.065                            0       0          0.375          6.44                                BATON ROUGE                              LA       70808        Single Family           355000                    20020901               71                     No MI                                                           2          20120801                       11.44         2             1                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20320801         NO
(GI-)G01        152991.96                  821.056852         360                              319                       6.065                            0       0          0.375          6.44                                STATEN ISLAND                            NY       10309        Single Family           153000                    20020901               66.51999664            No MI                                                           2          20120801                       11.44         1.625         1                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20320801         NO
(GI-)G01        306050                     1509.846667        360                              319                       5.545                            0       0          0.375          5.92                                SEATTLE                                  WA       98102        Condominium             306050                    20020901               99.69000244            GE Capital MI                                                   2          20090801                       10.92         1.625         1                    First Lien      NO           Y           84            No_PP       84                   360                 EMC             20320801         NO
(GI-)G01        995851.16                  4919.39            360                              356                       3.875                            0       0          0.375          4.25                                NASHOTAH                                 WI       53058        Single Family           999999                    20051001               45                     No MI                     1.00E+17                              2.875      20060901                       10.25         1.625         2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20350901         NO
(GI-)G01        800000                     4333.333333        360                              320                       6.125                            0       0          0.375          6.5                                 BROOKVILLE                               NY       11545        Single Family           800000                    20021001               59.25999832            No MI                                                           2          20120901                       11.5          2.5           1                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20320901         NO
(GI-)G01        460464.51                  2496.22            360                              351                       4.625                            0       0          0.375          5                                   PEORIA                                   AZ       85383        PUD                     465000                    20050501               80                     No MI                     1.00E+17                              2.75       20060401                       11            1.625         2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20350401         NO
(GI-)G01        269999.9                   1367.999493        360                              319                       5.705                            0       0          0.375          6.08                                STAMFORD                                 CT       06903        Single Family           270000                    20020901               35.75999832            No MI                                                           2          20090801                       11.08         2.375         1                    First Lien      NO           Y           84            No_PP       84                   360                 EMC             20320801         NO
(GI-)G01        556800                     2958               360                              319                       6                                0       0          0.375          6.375                               BONITA SPRINGS                           FL       34134        PUD                     556800                    20020901               70.04000092            No MI                                                           2          20120801                       11.375        1.625         1                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20320801         NO
(GI-)G01        293572.65                  2042.51            360                              319                       5.5                              0       0          0.25           5.75                                EVERETT                                  WA       98201        Single Family           350000                    20020901               77.77999878            No MI                                                           2.75       20070801                       10.75         1.625         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320801         NO
(GI-)G01        547019.52                  3175.17            360                              320                       5                                0       0          0.25           5.25                                NEWPORT BEACH                            CA       92660        PUD                     575000                    20021001               65.70999908            No MI                                                           2.75       20070901                       10.25         2.5           2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320901         NO
(GI-)G01        283011.88                  1653.41            360                              320                       4.75                             0       0          0.25           5                                   WAYNE                                    NJ       07470        Single Family           308000                    20021001               80                     No MI                                                           2.75       20070901                       10.875        2.5           2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320901         NO
(GI-)G01        397814.15                  2309.87            360                              320                       5                                0       0          0.25           5.25                                REDONDO BEACH                            CA       90277        Condominium             418300                    20021001               78.91999817            No MI                                                           2.75       20070901                       11.125        2.5           2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320901         NO
(GI-)G01        396187.67                  2421.83            360                              320                       5.5                              0       0          0.25           5.75                                PLEASANTON                               CA       94566        Single Family           415000                    20021001               77.56999969            No MI                                                           2.75       20070901                       10.5          2.5           2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320901         NO
(GI-)G01        310342.5                   1867.5             360                              320                       4.5                              0       0          0.25           4.75                                SAN JOSE                                 CA       95131        PUD                     358000                    20021001               73.05999756            No MI                                                           2.75       20070901                       9.75          2.5           2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320901         NO
(GI-)G01        323804.37                  1903.9             360                              320                       5.125                            0       0          0.25           5.375                               CORAL SPRINGS                            FL       33071        PUD                     340000                    20021001               80                     No MI                                                           2.75       20070901                       10.375        2.5           2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320901         NO
(GI-)G01        495599.59                  2952.5             360                              320                       5.25                             0       0          0.25           5.5                                 RANCHO PALOS V                           CA       90275        Single Family           520000                    20021001               61.18000031            No MI                                                           2.75       20070901                       10.5          2.5           2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320901         NO
(GI-)G01        510963.46                  3164.73            360                              319                       5.625                            0       0          0.25           5.875                               NORTHFIELD                               IL       60093        Single Family           535000                    20020901               66.87999725            No MI                                                           2.5        20070801                       10.875        2.5           2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320801         NO
(GI-)G01        448126.29                  2638.58            360                              319                       5.125                            0       0          0.25           5.375                               TEMECULA                                 CA       92590        Single Family           471200                    20020901               80                     No MI                                                           2.75       20070801                       10.375        2.25          2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320801         NO
(GI-)G01        489478                     2707.35            360                              318                       4.5                              0       0          0.25           4.75                                SUNNYVALE                                CA       94086        Single Family           519000                    20020801               76.88999939            No MI                                                           2.75       20070701                       9.75          2.5           2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320701         NO
(GI-)G01        455449.59                  2789.48            360                              318                       5.5                              0       0          0.25           5.75                                BELLEVUE                                 WA       98006        PUD                     478000                    20020801               62.88999939            No MI                                                           2.75       20070701                       10.75         2.5           2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320701         NO
(GI-)G01        388778.19                  2616.8             360                              318                       6                                0       0          0.25           6.25                                MISSION VIEJO                            CA       92692        PUD                     425000                    20020801               60.70999908            No MI                                                           2.5        20070701                       11.25         2.5           2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320701         NO
(GI-)G01        296573.5                   1906.26            360                              319                       6                                0       0          0.25           6.25                                SALINAS                                  CA       93905        Single Family           309600                    20020901               79.41000366            No MI                                                           2.75       20070801                       11.25         2.25          2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320801         NO
(GI-)G01        411080.13                  2645.49            360                              318                       6                                0       0          0.25           6.25                                CHICAGO                                  IL       60610        Condominium             429660                    20020801               89.69999695            Republic MIC                                                    2.25       20070701                       11.25         2.5           1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320701         NO
(GI-)G01        433630.61                  2611.83            360                              319                       5.25                             0       0          0.25           5.5                                 ARLINGTON                                VA       22201        Single Family           460000                    20020901               74.80000305            No MI                                                           2.75       20070801                       10.5          2             2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320801         NO
(GI-)G01        473732.83                  2974.65            360                              318                       5.625                            0       0          0.375          6                                   ALEXANDRIA                               VA       22307        Single Family           498000                    20020801               58.59000015            No MI                                                           2.25       20060701                       11.5          2.5           2                    First Lien      NO           N           0             No_PP       36                   360                 EMC             20320701         NO
(GI-)G01        333019.37                  1908.1             360                              320                       4.875                            0       0          0.25           5.125                               SOUTHERN PINES                           NC       27387        Single Family           350439                    20021001               80                     No MI                                                           2.75       20070901                       10.125        1.875         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320901         NO
(GI-)G01        294053.81                  1867               360                              319                       5.75                             0       0          0.375          6.125                               ACWORTH                                  GA       30101        Single Family           309300                    20020901               79.98000336            No MI                                                           2.25       20060801                       11.25         2.5           2                    First Lien      NO           N           0             No_PP       36                   360                 EMC             20320801         NO
(GI-)G01        379631.12                  2410.35            360                              319                       5.75                             0       0          0.375          6.125                               COLLEYVILLE                              TX       76034        PUD                     399000                    20020901               63.33000183            No MI                                                           2.25       20060801                       11.75         1.875         2                    First Lien      NO           N           0             No_PP       36                   360                 EMC             20320801         NO
(GI-)G01        335686.74                  2133.16            360                              319                       5.75                             0       0          0.375          6.125                               MC LEAN                                  VA       22101        Single Family           356000                    20020901               80                     No MI                                                           2.25       20060801                       11.125        1.875         2                    First Lien      NO           N           0             No_PP       36                   360                 EMC             20320801         NO
(GI-)G01        750000                     3984.375           360                              310                       6                                0       0          0.375          6.375                               BETHLEHEM                                PA       18017        Single Family           850000                    20011201               71.30000305            No MI                                                           2          20081101                       13            1.875         2                    First Lien      NO           Y           84            No_PP       84                   360                 EMC             20311101         NO
(GI-)G01        404488.99                  2190.982029        360                              314                       6.125                            0       0          0.375          6.5                                 SEQUIM                                   WA       98382        PUD                     439750                    20020401               79.37999725            No MI                                                           2          20120301                       13            1.625         1                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20320301         NO
(GI-)G01        400000                     2166.666667        360                              316                       6.125                            0       0          0.375          6.5                                 COLUMBIA                                 SC       29212        Single Family           400000                    20020601               56.34000015            No MI                                                           2          20090501                       13            1.625         1                    First Lien      NO           Y           84            No_PP       84                   360                 EMC             20320501         NO
(GI-)G01        82256.43                   441.442841         360                              316                       6.065                            0       0          0.375          6.44                                LEXINGTON                                KY       40514        Single Family           86775                     20020601               75                     No MI                                                           2          20090501                       12.44         1.625         1                    First Lien      NO           Y           84            No_PP       84                   360                 EMC             20320501         NO
(GI-)G01        91235.39                   475.1843229        360                              318                       5.875                            0       0          0.375          6.25                                RUNNEMEDE                                NJ       08078        Single Family           91920                     20020801               77.90000153            No MI                                                           2          20090701                       11.25         1.625         1                    First Lien      NO           Y           84            No_PP       84                   360                 EMC             20320701         NO
(GI-)G01        52080.81                   271.2542188        360                              318                       5.875                            0       0          0.375          6.25                                NEW HAVEN                                MO       63068        Single Family           53900                     20020801               70                     No MI                                                           2          20090701                       12.25         1.625         1                    First Lien      NO           Y           84            No_PP       84                   360                 EMC             20320701         NO
(GI-)G01        428960.23                  2248.466539        360                              319                       5.915                            0       0          0.375          6.29                                BERNARDS TWP                             NJ       07920        Single Family           450000                    20020901               68.69999695            No MI                                                           2          20090801                       11.29         1.625         1                    First Lien      NO           Y           84            No_PP       84                   360                 EMC             20320801         NO
(GI-)G01        105000                     582.75             360                              320                       6.285                            0       0          0.375          6.66                                BIG SKY                                  MT       59716        Single Family           225000                    20021001               45                     No MI                                                           2          20120901                       12            1.625         1                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20320901         NO
(GI-)G01        488785.17                  2562.048933        360                              319                       5.915                            0       0          0.375          6.29                                EAST GREENWICH                           RI       02818        Single Family           490000                    20020901               52.97000122            No MI                                                           2          20090801                       11.29         1.625         1                    First Lien      NO           Y           84            No_PP       84                   360                 EMC             20320801         NO
(GI-)G01        423500                     2117.5             360                              319                       5.625                            0       0          0.375          6                                   OCEAN CITY                               MD       21842        Condominium             423500                    20020901               70                     No MI                                                           2          20090801                       11            1.625         1                    First Lien      NO           Y           84            No_PP       84                   360                 EMC             20320801         NO
(GI-)G01        209947.15                  1071.605245        360                              319                       5.75                             0       0          0.375          6.125                               SANTA ROSA                               CA       95405        Single Family           210001                    20020901               66.04000092            No MI                                                           2          20090801                       11.125        1.625         1                    First Lien      NO           Y           84            No_PP       84                   360                 EMC             20320801         NO
(GI-)G01        449500                     2356.129167        360                              319                       5.915                            0       0          0.375          6.29                                LOS ALAMOS                               NM       87544        Single Family           450000                    20020901               100.1100006            No MI                                                           2          20090801                       11            1.625         1                    First Lien      NO           Y           84            No_PP       84                   360                 EMC             20320801         NO
(GI-)G01        251500                     1423.070833        360                              319                       6.415                            0       0          0.375          6.79                                BLUFFTON                                 SC       29910        PUD                     255000                    20020901               94.44000244            No MI                                                           2          20120801                       11.79         1.625         1                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20320801         NO
(GI-)G01        93500                      477.2395833        360                              319                       5.75                             0       0          0.375          6.125                               SAINT LOUIS                              MO       63138        PUD                     93500                     20020901               97.40000153            No MI                                                           2          20120801                       11.125        1.625         1                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20320801         NO
(GI-)G01        384000                     1980.8             360                              319                       5.815                            0       0          0.375          6.19                                RIDGEWOOD                                NJ       07450        Single Family           384000                    20020901               54.08000183            No MI                                                           2          20090801                       11.19         1.625         1                    First Lien      NO           Y           84            No_PP       84                   360                 EMC             20320801         NO
(GI-)G01        248256                     1408.8528          360                              319                       6.435                            0       0          0.375          6.81                                HAMMONTON                                NJ       08037        Single Family           248256                    20020901               80                     No MI                                                           2          20120801                       11.81         1.625         1                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20320801         NO
(GI-)G01        251861.48                  1303.383159        360                              319                       5.835                            0       0          0.375          6.21                                ASHLAND                                  KY       41102        Single Family           427500                    20020901               46.22000122            No MI                                                           2          20090801                       11.21         1.625         1                    First Lien      NO           Y           84            No_PP       84                   360                 EMC             20320801         NO
(GI-)G01        87400                      473.4166667        360                              318                       6.125                            0       0          0.375          6.5                                 HOBBS                                    NM       88240        Single Family           87400                     20020801               99.88999939            No MI                                                           2          20090701                       11.5          1.625         1                    First Lien      NO           Y           84            No_PP       84                   360                 EMC             20320701         NO
(GI-)G01        124000                     607.0833333        360                              319                       5.5                              0       0          0.375          5.875                               BELLEVUE                                 NE       68123        Single Family           124000                    20020901               78.48000336            No MI                                                           2          20090801                       10.875        1.625         1                    First Lien      NO           Y           84            No_PP       84                   360                 EMC             20320801         NO
(GI-)G01        362444                     1925.48375         360                              318                       6                                0       0          0.375          6.375                               HARWOOD                                  MD       20776        Single Family           362444                    20020801               60.40999985            No MI                                                           2          20090701                       11.375        1.625         1                    First Lien      NO           Y           84            No_PP       84                   360                 EMC             20320701         NO
(GI-)G01        632084.37                  3692.53            360                              358                       5.375                            0       0          0.375          5.75                                SECAUCUS                                 NJ       07094        Condominium             632745                    20051201               75                     No MI                     1.00E+17                              2.875      20061101                       11.75         1.625         2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20351101         NO
(GI-)G01        189584.1                   1014.274935        360                              319                       6.045                            0       0          0.375          6.42                                SANTA FE                                 NM       87501        Single Family           193362                    20020901               45.93000031            No MI                                                           2          20120801                       11.42         2.5           1                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20320801         NO
(GI-)G01        56300                      293.2291667        360                              319                       5.875                            0       0          0.375          6.25                                SACRAMENTO                               CA       95826        Condominium             56500                     20020901               57.06999969            No MI                                                           2          20090801                       12.25         1.625         1                    First Lien      NO           Y           84            No_PP       84                   360                 EMC             20320801         NO
(GI-)G01        87231.35                   427.070151         360                              318                       5.5                              0       0          0.375          5.875                               CEDAR PARK                               TX       78613        PUD                     91837                     20020801               75                     No MI                                                           2          20090701                       11.875        1.625         1                    First Lien      NO           Y           84            No_PP       84                   360                 EMC             20320701         NO
(GI-)G01        542289.52                  3489.89            360                              318                       6                                0       0          0.25           6.25                                BOULDER                                  CO       80302        Single Family           566800                    20020801               43.59999847            No MI                                                           2.75       20070701                       11.25         1.625         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320701         NO
(GI-)G01        400660.77                  2484.22            360                              319                       5.625                            0       0          0.25           5.875                               NEWARK                                   CA       94560        PUD                     419960                    20020901               80                     No MI                                                           2.75       20070801                       10.875        2.5           2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320801         NO
(GI-)G01        341973.08                  1936.85            360                              319                       4.75                             0       0          0.25           5                                   SUWANEE                                  GA       30024        PUD                     360800                    20020901               70.05999756            No MI                                                           2.75       20070801                       10            2.5           2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320801         NO
(GII)G03        213600                     1201.5             360                              354                       6.5                              0       0          0.25           6.75                                BOCA RATON                               FL       33433        Condominium             213600                    20050801               80                     No MI                     1.00E+17                              2.25       20120701                       11.75         2.5           2                    First Lien      NO           Y           84            No_PP       84                   360                 EMC             20350701         NO
(GII)G03        620000                     3229.166667        360                              356                       6                                0       0          0.25           6.25                                ROCKLIN                                  CA       95677        Single Family           620000                    20051001               80                     No MI                     1.00E+17                              2.25       20120901                       11.25         2             2                    First Lien      NO           Y           84            No_PP       84                   360                 EMC             20350901         NO
(GII)G03        881850                     5052.265625        360                              356                       6.625                            0       0          0.25           6.875                               SAN FRANCISCO                            CA       94107        2-4 Family              881850                    20051001               75                     No MI                     1.00E+17                              2.25       20120901                       11.875        2             2                    First Lien      NO           Y           84            No_PP       84                   360                 EMC             20350901         NO
(GII)G03        449896.88                  2296.348658        360                              357                       5.875                            0       0          0.25           6.125                               DALY CITY                                CA       94015        Single Family           450000                    20051101               54.22000122            No MI                     1.00E+17                              2.25       20121001                       11.125        2             2                    First Lien      NO           Y           84            No_PP       84                   360                 EMC             20351001         NO
(GI-)G01        572000                     3575               360                              358                       7.125                            0       0          0.375          7.5                                 WESTWOOD                                 NJ       07675        Single Family           572000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.5          2             2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        390000                     2234.375           360                              358                       6.5                              0       0          0.375          6.875                               CHANDLER                                 AZ       85248        PUD                     390000                    20051201               79.11000061            No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        380226.11                  2265.59            360                              352                       5.5                              0       0          0.375          5.875                               AUBURNDALE                               MA       02466        2-4 Family              383000                    20050601               53.63999939            No MI                     1.00E+17                              2.25       20100501                       10.875        1.875         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20350501         NO
(GII)G01        375200                     2227.75            360                              358                       6.75                             0       0          0.375          7.125                               PHOENIX                                  AZ       85032        PUD                     375200                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.125        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G02        419957.55                  2318.515641        360                              356                       6.25                             0       0          0.375          6.625                               PORTSMOUTH                               RI       02871        Single Family           420000                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       11.625        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20350901         NO
(GII)G02        538000                     3026.25            360                              356                       6.375                            0       0          0.375          6.75                                HOLLISTON                                MA       01746        Single Family           538000                    20051001               74.20999908            No MI                     1.00E+17                              2.25       20100901                       11.75         1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20350901         NO
(GI-)G01        604000                     3523.333333        360                              354                       6.625                            0       0          0.375          7                                   "HADDONFIELD,"                           NJ       08033        Single Family           604000                    20050801               80                     No MI                     1.00E+17                              2.25       20100701                       12            1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20350701         NO
(GII)G01        389900                     2152.572917        360                              356                       6.25                             0       0          0.375          6.625                               CLARKSBURG                               MD       20871        PUD                     389900                    20051001               79.98999786            No MI                     1.00E+17                              2.25       20100901                       11.625        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20350901         NO
(GI-)G01        587900                     3551.895833        360                              355                       6.875                            0       0          0.375          7.25                                CAPE CORAL                               FL       33904        Single Family           587900                    20050901               80                     No MI                     1.00E+17                              2.25       20100801                       12.25         1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20350801         NO
(GII)G01        164827.42                  944.3237604        360                              356                       6.5                              0       0          0.375          6.875                               LAS VEGAS                                NV       89147        Condominium             165255                    20051001               76.76999664            No MI                     1.00E+17                              2.25       20100901                       11.875        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20350901         NO
(GII)G01        378802.43                  1972.929323        360                              357                       5.875                            0       0          0.375          6.25                                BOUND BROOK                              NJ       08805        2-4 Family              378802.43                 20051101               72.15000153            No MI                     1.00E+17                              2.25       20101001                       11.25         1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G01        340000                     1841.666667        360                              357                       6.125                            0       0          0.375          6.5                                 BOUND BROOK                              NJ       08805        2-4 Family              340000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.5          1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G02        549998.13                  2578.116234        360                              357                       5.25                             0       0          0.375          5.625                               SANTA BARBARA                            CA       93109        Single Family           550000                    20051101               64.70999908            No MI                     1.00E+17                              2.25       20101001                       10.625        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G02        1500000                    7968.75            360                              354                       6                                0       0          0.375          6.375                               BONITA SPRINGS                           FL       34134        PUD                     1500000                   20050801               63.83000183            No MI                     1.00E+17                              2.25       20100701                       11.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350701         NO
(GII)G01        136400.2                   844.76             360                              354                       5.875                            0       0          0.375          6.25                                GARLAND                                  TX       75040        Single Family           137200                    20050801               80                     No MI                     1.00E+17                              2.25       20100701                       12            1.875         0                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20350701         NO
(GI-)G01        1035000                    6576.5625          360                              356                       7.25                             0       0          0.375          7.625                               WOODLAND HILLS                           CA       91364        Single Family           1035000                   20051001               74.73000336            No MI                     1.00E+17                              2.25       20100901                       12.625        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350901         NO
(GII)G01        100000                     531.25             360                              356                       6                                0       0          0.375          6.375                               DAVENPORT                                FL       33896        PUD                     100000                    20051001               30.37000084            No MI                     1.00E+17                              2.25       20100901                       11.375        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350901         NO
(GI-)G01        1696500                    9366.09375         360                              355                       6.25                             0       0          0.375          6.625                               BEVERLY HILLS                            CA       90210        Single Family           1696500                   20050901               64.62999725            No MI                     1.00E+17                              2.375      20060201                       12            1.875         0                    First Lien      NO           Y           120           Prepay      3                    360                 EMC             20350801         NO
(GII)G03        171150                     891.40625          360                              355                       5.875                            0       0          0.375          6.25                                NORTH LAS VEGAS                          NV       89081        PUD                     171150                    20050901               72.05999756            No MI                     1.00E+17                              2.25       20120801                       11.25         2             1                    First Lien      NO           Y           84            No_PP       84                   360                 EMC             20350801         NO
(GI-)G01        301290                     1663.371875        360                              359                       6.25                             0       0          0.375          6.625                               El Monte                                 CA       91731        Condominium             301290                    20060101               80                     No MI                     1.00E+17                              2.25       20081201                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       36                   360                 EMC             20351201         NO
(GII)G03        476000                     2776.666667        360                              356                       6.75                             0       0          0.25           7                                   NEW YORK                                 NY       10019        Condominium             476000                    20051001               80                     No MI                     1.00E+17                              2.25       20120901                       12            1.875         2                    First Lien      NO           Y           84            No_PP       84                   360                 EMC             20350901         NO
(GII)G03        146250                     761.71875          360                              356                       6                                0       0          0.25           6.25                                BROOKLYN                                 NY       11215        CO-OP                   146250                    20051001               65                     No MI                     1.00E+17                              2.25       20120901                       11.25         2             2                    First Lien      NO           Y           84            No_PP       84                   360                 EMC             20350901         NO
(GI-)G01        481017.23                  3012.75            360                              320                       5.625                            0       0          0.375          6                                   LEESBURG                                 VA       20176        Single Family           502500                    20021001               73.90000153            No MI                                                           2.25       20090901                       12            2             2                    First Lien      NO           N           0             No_PP       84                   360                 EMC             20320901         NO
(GI-)G01        217080.94                  1342.8             360                              320                       5.5                              0       0          0.375          5.875                               RESTON                                   VA       20191        Single Family           227000                    20021001               57.47000122            No MI                                                           2.25       20090901                       11.875        1.875         2                    First Lien      NO           N           0             No_PP       84                   360                 EMC             20320901         NO
(GI-)G01        79766.66                   390.5242729        360                              319                       5.5                              0       0          0.375          5.875                               ROCKVILLE                                MD       20853        Single Family           120000                    20020901               46.50999832            No MI                                                           2.25       20090801                       11.875        1.875         2                    First Lien      NO           Y           84            No_PP       84                   360                 EMC             20320801         NO
(GI-)G01        218470.93                  1390.96            360                              320                       5.625                            0       0          0.375          6                                   ELLICOTT CITY                            MD       21043        Single Family           232000                    20021001               59.49000168            No MI                                                           2.25       20090901                       12            1.875         2                    First Lien      NO           N           0             No_PP       84                   360                 EMC             20320901         NO
(GI-)G01        129245.2                   586.9886167        360                              320                       4.875                            0.2     0          0.375          5.45                                MOUNT PLEASANT                           SC       29464        Single Family           130000                    20021001               82.27999878            GE Capital MI                                                   2.45       20070901                       11.45         1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320901         NO
(GI-)G01        232588.46                  1407.48            360                              320                       5.25                             0       0          0.375          5.625                               AURORA                                   IL       60504        Single Family           244500                    20021001               74.08999634            No MI                                                           2.25       20070901                       11.625        1.875         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320901         NO
(GI-)G01        158000                     691.25             360                              320                       4.875                            0       0          0.375          5.25                                CENTREVILLE                              VA       20121        Townhouse               158000                    20021001               73.48999786            No MI                                                           2.25       20070901                       11.25         1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320901         NO
(GI-)G01        144497.19                  893.82             360                              320                       5.5                              0       0          0.375          5.875                               CENTREVILLE                              VA       20120        Townhouse               151100                    20021001               62.95999908            No MI                                                           2.25       20090901                       11.875        1.875         2                    First Lien      NO           N           0             No_PP       84                   360                 EMC             20320901         NO
(GI-)G01        302220.17                  1799.89            360                              320                       5.25                             0       0          0.25           5.5                                 WEYMOUTH                                 MA       02189        Single Family           317000                    20021001               63.40000153            No MI                                                           2.25       20120901                       10.5          1.875         2                    First Lien      NO           N           0             No_PP       120                  360                 EMC             20320901         NO
(GI-)G01        303908.61                  1867.44            360                              319                       5.5                              0       0          0.25           5.75                                LEXINGTON                                KY       40513        Single Family           320000                    20020901               79.80000305            No MI                                                           2.75       20070801                       10.75         2             5                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320801         NO
(GI-)G01        839866.12                  4461.788762        360                              319                       6.125                            0       0          0.25           6.375                               WELLESLEY                                MA       02481        Single Family           840000                    20020901               70                     No MI                                                           2.75       20120801                       11.375        2.5           5                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20320801         NO
(GI-)G01        435752.41                  2838.61            360                              318                       6.125                            0       0          0.25           6.375                               WHITE SAL                                WA       98672        Single Family           455000                    20020801               70                     No MI                                                           2.75       20070701                       11.375        2.5           2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320701         NO
(GI-)G01        296935.99                  3119.35            360                              318                       6.125                            0       0          0.25           6.375                               OCEAN CIT                                NJ       82260        Condominium             500000                    20020801               53.08000183            No MI                                                           2.75       20090701                       11.375        2.5           2                    First Lien      NO           N           0             No_PP       84                   360                 EMC             20320701         NO
(GI-)G01        797617.25                  4878.67            360                              319                       5.5                              0       0          0.25           5.75                                EVANSTON                                 IL       60201        Single Family           836000                    20020901               69.95999908            No MI                                                           2.75       20070801                       10.75         2.5           5                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320801         NO
(GI-)G01        731592.47                  3810.377448        360                              317                       6                                0       0          0.25           6.25                                HOUSTON                                  TX       77059        PUD                     803000                    20020701               70.75                  No MI                                                           2.75       20120601                       11.25         2.5           5                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20320601         NO
(GI-)G01        464765.01                  2847.84            360                              319                       5.5                              0       0          0.25           5.75                                CHICAGO                                  IL       60614        Condominium             488000                    20020901               80                     No MI                                                           2.75       20070801                       10.75         2.5           2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320801         NO
(GI-)G01        391653.7                   2488.17            360                              319                       5.875                            0       0          0.25           6.125                               FRANKLIN                                 NJ       74171        Single Family           409500                    20020901               48.18000031            No MI                                                           2.75       20090801                       11.125        2.5           2                    First Lien      NO           N           0             No_PP       84                   360                 EMC             20320801         NO
(GI-)G01        377818.63                  2310.95            360                              319                       5.5                              0       0          0.25           5.75                                CHICAGO                                  IL       60614        Condominium             396000                    20020901               80                     No MI                                                           2.75       20070801                       10.75         2.5           2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320801         NO
(GI-)G01        441708.64                  2671.05            360                              319                       5.375                            0       0          0.25           5.625                               CARY                                     NC       27560        PUD                     464000                    20020901               80                     No MI                                                           2.75       20070801                       10.625        2.5           2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320801         NO
(GI-)G01        536132.25                  3076.36            360                              319                       4.875                            0       0          0.25           5.125                               FRISCO                                   TX       75034        PUD                     565000                    20020901               69.33000183            No MI                                                           2.75       20070801                       10.125        2.5           2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320801         NO
(GI-)G01        167000                     852.3958333        360                              319                       5.875                            0       0          0.25           6.125                               HOCKLEY                                  TX       77447        PUD                     348000                    20020901               80                     No MI                                                           2.75       20120801                       11.125        2.5           5                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20320801         NO
(GI-)G01        618170.29                  3639.82            360                              319                       5.125                            0       0          0.25           5.375                               TETON VIL                                WY       83025        PUD                     650000                    20020901               68.41999817            No MI                                                           2.75       20070801                       10.375        2.5           2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320801         NO
(GI-)G01        305622.66                  1892.93            360                              319                       5.625                            0       0          0.25           5.875                               GOLDEN                                   CO       80403        Single Family           320000                    20020901               75.29000092            No MI                                                           2.75       20070801                       10.875        2.5           5                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320801         NO
(GI-)G01        332981.2                   2143.65            360                              319                       5.875                            0       0          0.25           6.125                               HARRISON TOWNSHIP                        MI       48045        Condominium             352800                    20020901               78.40000153            No MI                                                           2.75       20070801                       11.125        2.5           5                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320801         NO
(GI-)G01        510977.63                  3405.93            360                              319                       6.375                            0       0          0.25           6.625                               MENLO PARK                               CA       94025        Single Family           537800                    20020901               79.08999634            No MI                                                           2.75       20060801                       11.125        2.5           2                    First Lien      NO           N           0             No_PP       36                   360                 EMC             20320801         NO
(GI-)G01        534754.7                   2785.180729        360                              320                       6                                0       0          0.25           6.25                                SARASOTA                                 FL       34242        Condominium             542000                    20021001               62.65999985            No MI                                                           2.75       20120901                       11.25         2.5           2                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20320901         NO
(GI-)G01        381184.29                  2540.79            360                              319                       6.375                            0       0          0.25           6.625                               CAPE MAY                                 NJ       82040        Single Family           400000                    20020901               43.95999908            No MI                                                           2.75       20060801                       11.5          2.5           2                    First Lien      NO           N           0             No_PP       36                   360                 EMC             20320801         NO
(GI-)G01        326708.23                  1841.65            360                              319                       4.625                            0       0          0.25           4.875                               DALLAS                                   TX       75205        Condominium             348000                    20020901               80                     No MI                                                           2.75       20070801                       9.875         2.5           5                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320801         NO
(GI-)G01        476033.53                  2838.95            360                              319                       5.25                             0       0          0.25           5.5                                 FORT LAUDERDALE                          FL       33308        Single Family           500000                    20020901               72.45999908            No MI                                                           2.75       20070801                       10.5          2.5           5                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320801         NO
(GI-)G01        362403.15                  2441.93            360                              320                       6.5                              0       0          0.25           6.75                                NEW CANAAN                               CT       68404        Condominium             400000                    20021001               80                     No MI                                                           2.75       20060901                       10.125        2.5           2                    First Lien      NO           N           0             No_PP       36                   360                 EMC             20320901         NO
(GI-)G01        151991.54                  883.53             360                              319                       5                                0       0          0.25           5.25                                HEBER CIT                                UT       84032        Condominium             160000                    20020901               76.06999969            No MI                                                           2.75       20070801                       10.25         2.5           2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320801         NO
(GI-)G01        507505.53                  2796.03            360                              320                       4.5                              0       0          0.25           4.75                                NAPERVILL                                IL       60564        PUD                     536000                    20021001               80                     No MI                                                           2.75       20070901                       9.75          2.5           2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320901         NO
(GI-)G01        316957.76                  1748.57            360                              319                       4.5                              0       0          0.25           4.75                                BROOKFIELD                               WI       53045        Single Family           335200                    20020901               80                     No MI                                                           2.75       20070801                       9.75          2.5           5                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320801         NO
(GI-)G01        233978.22                  1564.95            360                              320                       4.5                              0       0          0.25           4.75                                ROCHESTER                                MI       48307        Single Family           300000                    20021001               69.76999664            No MI                                                           2.75       20070901                       9.75          2.5           5                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320901         NO
(GI-)G01        599999.75                  3124.998698        360                              320                       6                                0       0          0.25           6.25                                PALM BEACH GARDENS                       FL       33418        PUD                     600000                    20021001               63.15999985            No MI                                                           2.75       20120901                       11.25         2.5           5                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20320901         NO
(GI-)G01        428898.02                  2649.62            360                              321                       5.625                            0       0          0.25           5.875                               SAN DIEGO                                CA       92101        Condominium             447920                    20021101               80                     No MI                                                           2.25       20121001                       10.875        2.5           2                    First Lien      NO           N           0             No_PP       120                  360                 EMC             20321001         NO
(GI-)G01        429071.92                  2724.26            360                              319                       5.75                             0       0          0.375          6.125                               DUCK                                     NC       27949        Single Family           450000                    20020901               69.23000336            No MI                                                           2.25       20060801                       11.625        2             2                    First Lien      NO           N           0             No_PP       36                   360                 EMC             20320801         NO
(GI-)G01        577724.32                  3792.82            360                              317                       6                                0       0          0.25           6.25                                MIAMI                                    FL       33133        Condominium             616000                    20020701               80                     No MI                                                           2.75       20070601                       11.25         1.875         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320601         NO
(GI-)G01        531661.05                  3175.08            360                              318                       5.25                             0       0          0.25           5.5                                 SOUTH ORANGE                             NJ       70791        Single Family           559200                    20020801               80                     No MI                                                           2.75       20070701                       10.5          2.5           2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320701         NO
(GI-)G01        428227.55                  2685.99            360                              319                       5.75                             0       0          0.25           6                                   ALPHARETTA                               GA       30005        PUD                     448000                    20020901               80                     No MI                                                           2.75       20070801                       11            2.5           2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320801         NO
(GI-)G01        546922.61                  3438.32            360                              320                       5.625                            0       0          0.25           5.875                               HOBOKEN                                  NJ       07030        2-4 Family              581250                    20021001               75                     No MI                                                           2.75       20070901                       10.875        2.5           2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320901         NO
(GI-)G01        441500.94                  2336.66            360                              320                       4.125                            0       0          0.25           4.375                               SIMI VALLEY                              CA       93065        PUD                     468000                    20021001               80                     No MI                                                           2.75       20070901                       9.375         2.5           2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320901         NO
(GI-)G01        346423.69                  2095.39            360                              319                       5.375                            0       0          0.25           5.625                               TORRANCE                                 CA       90505        Single Family           364000                    20020901               79.12999725            No MI                                                           2.75       20070801                       10.625        2.5           2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320801         NO
(GI-)G01        386514.36                  2195.61            360                              318                       4.75                             0       0          0.25           5                                   WALNUT CREEK                             CA       94598        Single Family           409000                    20020801               62.91999817            No MI                                                           2.5        20070701                       10            2.5           2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320701         NO
(GI-)G01        409104.51                  2539.48            360                              318                       5.625                            0       0          0.25           5.875                               ASHLAND                                  OR       97520        Single Family           429300                    20020801               90                     GE Capital MI                                                   2.5        20070701                       10.875        2.25          2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320701         NO
(GI-)G01        338700.85                  2071.69            360                              319                       5.5                              0       0          0.25           5.75                                CHULA VISTA                              CA       91910        Single Family           355000                    20020901               60.16999817            No MI                                                           2.5        20070801                       10.75         2.25          2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320801         NO
(GI-)G01        506300.76                  3020.64            360                              319                       5.25                             0       0          0.25           5.5                                 GLENVIEW                                 IL       60025        Single Family           532000                    20020901               80                     No MI                                                           2.75       20070801                       10.5          2.25          2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320801         NO
(GI-)G01        390555.6                   2388.86            360                              319                       5.5                              0       0          0.25           5.75                                VILLA PARK                               CA       92861        Single Family           409350                    20020901               62.5                   No MI                                                           2.75       20070801                       10.75         2.5           2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320801         NO
(GI-)G01        617671.8                   3690.63            360                              318                       5.25                             0       0          0.25           5.5                                 MORGAN HILL                              CA       95037        Single Family           650000                    20020801               61.31999969            No MI                                                           2.75       20070701                       10.5          2.5           2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320701         NO
(GI-)G01        153700.64                  1024.5             360                              319                       6.25                             0       0          0.375          6.625                               WARREN                                   MI       48092        Single Family           160000                    20020901               80                     No MI                                                           2.75       20120801                       11.625        2.5           2                    First Lien      NO           N           0             No_PP       120                  360                 EMC             20320801         NO
(GI-)G01        383169.87                  2462.87            360                              319                       5.875                            0       0          0.375          6.25                                CORAL GABLES                             FL       33146        Single Family           400000                    20020901               70.80000305            No MI                                                           2.75       20090801                       11.25         2.375         2                    First Lien      NO           N           0             No_PP       84                   360                 EMC             20320801         NO
(GI-)G01        41992.08                   276.87             360                              318                       6.125                            0       0          0.375          6.5                                 HUDSON                                   FL       34667        PUD                     44100                     20020801               90                     Republic MIC                                                    2.25       20060701                       12.5          2.375         1                    First Lien      NO           N           0             No_PP       36                   360                 EMC             20320701         NO
(GI-)G01        170841.27                  1034.67            360                              317                       5.25                             0       0          0.375          5.625                               STOCKBRIDGE                              GA       30273        Single Family           177650                    20020701               95                     Republic MIC                                                    2          20060601                       12.375        1.875         1                    First Lien      NO           N           0             No_PP       36                   360                 EMC             20320601         NO
(GI-)G01        530844.19                  3214.97            360                              317                       5.25                             0       0          0.375          5.625                               ATLANTA                                  GA       30342        PUD                     552000                    20020701               80                     No MI                                                           2          20060601                       12.375        1.625         1                    First Lien      NO           N           0             No_PP       36                   360                 EMC             20320601         NO
(GI-)G01        332364.64                  2181.05            360                              312                       6                                0       0          0.375          6.375                               NOKESVILLE                               VA       20181        Single Family           349600                    20020201               63.56000137            No MI                                                           2.75       20070101                       11.375        1.625         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320101         NO
(GI-)G01        480000                     2500               360                              318                       5.625                            0.25    0          0.375          6.25                                CANTON                                   GA       30115        Single Family           480000                    20020801               84.20999908            Radian Guaranty                                                 2.25       20070701                       11.25         2.375         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320701         NO
(GI-)G01        483724.21                  2771.33662         360                              320                       6.5                              0       0          0.375          6.875                               BASKING RIDGE                            NJ       07920        Single Family           484000                    20021001               80                     No MI                                                           2          20120901                       11.875        1.625         1                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20320901         NO
(GI-)G01        348045.46                  1990.88            360                              319                       4.655                            0       0          0.375          5.03                                PARADISE VALLEY                          AZ       85253        Single Family           369600                    20020901               77.31999969            No MI                                                           2.75       20070801                       10.03         1.625         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320801         NO
(GI-)G01        656786.42                  3956.98            360                              318                       5.085                            0       0          0.375          5.46                                WYCKOFF                                  NJ       07481        Single Family           700000                    20020801               77.77999878            No MI                                                           2.75       20070701                       10.46         2.375         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320701         NO
(GI-)G01        366772.96                  2312.16            360                              318                       5.665                            0       0          0.375          6.04                                EL DORADO HILLS                          CA       95762        Single Family           384000                    20020801               80                     No MI                                                           2.75       20090701                       11.04         2.375         2                    First Lien      NO           N           0             No_PP       84                   360                 EMC             20320701         NO
(GI-)G01        444760                     2223.8             360                              318                       5.625                            0       0          0.375          6                                   BELLAIRE                                 TX       77401        Single Family           444760                    20020801               80                     No MI                                                           2          20090701                       11            2.375         1                    First Lien      NO           Y           84            No_PP       84                   360                 EMC             20320701         NO
(GI-)G01        294880.04                  1768.2             360                              318                       5.165                            0       0          0.375          5.54                                DIAMOND BAR                              CA       91765        Single Family           310045                    20020801               70.45999908            No MI                                                           2.75       20070701                       10.54         1.625         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320701         NO
(GI-)G01        236389.34                  1486.87            360                              319                       5.655                            0       0          0.375          6.03                                NEWPORT BEACH                            CA       92663        Condominium             247200                    20020901               80                     No MI                                                           2.75       20090801                       11.03         2.375         1                    First Lien      NO           N           0             No_PP       84                   360                 EMC             20320801         NO
(GI-)G01        338515.89                  2035.98            360                              318                       5.165                            0       0          0.375          5.54                                SAMMAMISH                                WA       98074        PUD                     357000                    20020801               89.69999695            United Guaranty                                                 2.75       20070701                       10.54         2.375         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320701         NO
(GI-)G01        109873.87                  706.23             360                              319                       5.875                            0       0          0.375          6.25                                MIDLOTHIAN                               IL       60445        Single Family           114700                    20020901               88.23000336            United Guaranty                                                 2.75       20090801                       11.25         2.375         1                    First Lien      NO           N           0             No_PP       84                   360                 EMC             20320801         NO
(GI-)G01        327923.96                  2133.64            360                              319                       6                                0       0          0.375          6.375                               POMPANO BEACH                            FL       33062        Single Family           342000                    20020901               80                     No MI                                                           2.75       20090801                       11.375        2.375         1                    First Lien      NO           N           0             No_PP       84                   360                 EMC             20320801         NO
(GI-)G01        324636.97                  2061.18            360                              319                       5.75                             0       0          0.375          6.125                               WHITEFISH BAY                            WI       53217        Single Family           339227                    20020901               55.61000061            No MI                                                           2.75       20070801                       11.125        2.375         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320801         NO
(GII)G03        3200000                    14000              360                              352                       5                                0       0          0.25           5.25                                EDWARDS                                  CO       81632        PUD                     3200000                   20050601               66.45999908            No MI                     1.00E+17                              2.75       20120501                       10.25         2.375         2                    First Lien      NO           Y           84            No_PP       84                   360                 EMC             20350501         NO
(GII)G03        1735000                    7952.083333        360                              356                       5.25                             0       0          0.25           5.5                                 SAN JOSE                                 CA       95120        Single Family           1735000                   20051001               75.43000031            No MI                     1.00E+17                              2.75       20120901                       10.5          2.5           2                    First Lien      NO           Y           84            No_PP       84                   360                 EMC             20350901         NO
(GII)G03        1755000                    8592.1875          360                              354                       5.625                            0       0          0.25           5.875                               PONTE VEDRA BEACH                        FL       32082        PUD                     1755000                   20050801               65                     No MI                     1.00E+17                              2.75       20120701                       10.875        2.5           2                    First Lien      NO           Y           84            No_PP       84                   360                 EMC             20350701         NO
(GI-)G01        559518.49                  3070.34            360                              319                       4.325                            0       0          0.375          4.7                                 ALPHARETTA                               GA       30005        PUD                     592000                    20020901               79.45999908            No MI                                                           2.75       20070801                       9.7           2.5           1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320801         NO
(GI-)G01        318946.28                  1461.837117        360                              319                       5.125                            0       0          0.375          5.5                                 WINTER SPRINGS                           FL       32708        PUD                     320000                    20020901               75.29000092            No MI                                                           2          20070801                       10.5          2.375         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320801         NO
(GI-)G01        486038.63                  2690.98            360                              319                       4.409                            0       0          0.375          4.784                               ANDOVER                                  MA       01810        Single Family           513840                    20020901               79.66999817            No MI                                                           2.75       20070801                       9.784         1.625         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320801         NO
(GI-)G01        355808.95                  2327.94            360                              319                       5.125                            0       0          0.375          5.5                                 JACKSONVILLE                             FL       32224        PUD                     410000                    20020901               57.75                  No MI                                                           2.75       20070801                       10.5          2.375         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320801         NO
(GI-)G01        134176.71                  754.05             360                              320                       4.565                            0       0          0.375          4.94                                DEVON                                    PA       19333        Single Family           400000                    20021001               57.13999939            No MI                                                           2.75       20070901                       9.94          2.375         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320901         NO
(GI-)G01        121970.51                  1142.78            360                              319                       6.125                            0       0          0.375          6.5                                 LAKELAND                                 TN       38002        Single Family           180800                    20020901               80                     No MI                                                           2.75       20120801                       11.5          2.375         2                    First Lien      NO           N           0             No_PP       120                  360                 EMC             20320801         NO
(GI-)G01        281614.96                  2734.25            360                              319                       5.75                             0       0          0.375          6.125                               LANCASTER                                CA       93536        PUD                     450000                    20020901               75                     No MI                                                           2.75       20090801                       11.125        2.375         2                    First Lien      NO           N           0             No_PP       84                   360                 EMC             20320801         NO
(GI-)G01        716000                     3057.916667        360                              319                       4.75                             0       0          0.375          5.125                               ALPHARETTA                               GA       30022        PUD                     716000                    20020901               79.12000275            No MI                                                           2          20070801                       10.125        2.375         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320801         NO
(GI-)G01        343890.04                  1540.340804        360                              319                       5                                0       0          0.375          5.375                               WOODSTOCK                                GA       30189        PUD                     343900                    20020901               73.16999817            No MI                                                           2          20070801                       10.375        1.625         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320801         NO
(GI-)G01        209227.62                  1565.16            360                              319                       5.875                            0       0          0.375          6.25                                REDDING                                  CA       96002        Single Family           254200                    20020901               89.81999969            GE Capital MI                                                   2.75       20090801                       11.25         1.625         1                    First Lien      NO           N           0             No_PP       84                   360                 EMC             20320801         NO
(GI-)G01        196742.28                  1606.89            360                              320                       4.585                            0       0          0.375          4.96                                IRVING                                   TX       75062        PUD                     300701                    20021001               83.52999878            GE Capital MI                                                   2          20070901                       9.96          2.375         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320901         NO
(GI-)G01        440000                     1895.666667        360                              319                       4.795                            0       0          0.375          5.17                                LAS VEGAS                                NV       89145        PUD                     440000                    20020901               63.95000076            No MI                                                           2          20070801                       10.17         1.625         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320801         NO
(GI-)G01        66654.54                   1679.34            360                              319                       4.705                            0       0          0.375          5.08                                FORT WORTH                               TX       76179        PUD                     310000                    20020901               52.54000092            No MI                                                           2.75       20070801                       10.08         1.625         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320801         NO
(GI-)G01        342000                     1484.85            360                              320                       4.835                            0       0          0.375          5.21                                SANTA ROSA                               CA       95409        Single Family           342000                    20021001               95                     United Guaranty                                                 2          20070901                       10.21         2.375         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320901         NO
(GI-)G01        329293.36                  2062.46            360                              320                       5.625                            0       0          0.375          6                                   BOXFORD                                  MA       01921        Single Family           344000                    20021001               78.18000031            No MI                                                           2.75       20090901                       11            1.625         2                    First Lien      NO           N           0             No_PP       84                   360                 EMC             20320901         NO
(GI-)G01        419901.58                  1968.288656        360                              320                       5.25                             0       0          0.375          5.625                               CHATHAM                                  NJ       07928        Single Family           700000                    20021001               56                     No MI                                                           2          20070901                       10.625        2.375         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320901         NO
(GI-)G01        301266.49                  1794.22            360                              320                       5.125                            0       0          0.375          5.5                                 OMAHA                                    NE       68144        Single Family           316000                    20021001               94.33000183            GE Capital MI                                                   2.75       20070901                       10.5          1.625         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320901         NO
(GI-)G01        499687.71                  2186.133731        360                              320                       4.875                            0       0          0.375          5.25                                COCKEYSVILLE                             MD       21030        Single Family           1000000                   20021001               71.43000031            No MI                                                           2          20070901                       10.25         2.375         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320901         NO
(GI-)G01        125623.83                  615.0333344        360                              320                       5.5                              0       0          0.375          5.875                               ALPHARETTA                               GA       30004        PUD                     126450                    20021001               90                     GE Capital MI                                                   2          20060301                       10.25         1.625         1                    First Lien      NO           Y           36            No_PP       36                   360                 EMC             20320901         NO
(GI-)G01        387470.93                  2487.5             360                              320                       6                                0       0          0.25           6.25                                MINNETRISTA                              MN       55364        PUD                     404000                    20021001               70.26000214            No MI                                                           2.25       20120901                       11.25         1.625         2                    First Lien      NO           N           0             No_PP       120                  360                 EMC             20320901         NO
(GI-)G01        572924.21                  3645.66            360                              320                       5.875                            0       0          0.25           6.125                               ARMONK                                   NY       10502        Single Family           600000                    20021001               31.01000023            No MI                                                           2.25       20120901                       11.125        2             2                    First Lien      NO           N           0             No_PP       120                  360                 EMC             20320901         NO
(GI-)G01        265926.57                  1468.136272        360                              318                       6.25                             0       0          0.375          6.625                               MARIETTA                                 GA       30062        PUD                     266000                    20020801               73.88999939            No MI                                                           3          20070701                       13            2             0                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320701         NO
(GI-)G01        89800                      514.4791667        360                              318                       6.5                              0       0          0.375          6.875                               SMYRNA                                   GA       30080        Condominium             89800                     20020801               78.76999664            No MI                                                           3          20070701                       13            2.625         0                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320701         NO
(GI-)G01        112399.96                  608.8331167        360                              319                       6.125                            0       0          0.375          6.5                                 AUSTELL                                  GA       30168        PUD                     112400                    20020901               74.98000336            No MI                                                           3          20070801                       13            2.625         0                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320801         NO
(GI-)G01        315000                     1968.75            360                              312                       7.125                            0       0          0.375          7.5                                 BOCA RATON                               FL       33433        PUD                     315000                    20020201               75                     No MI                                                           2          20070101                       13            2.625         0                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320101         NO
(GI-)G01        202500                     1181.25            360                              319                       6.625                            0       0          0.375          7                                   WOODSTOCK                                GA       30188        PUD                     202500                    20020901               84.73999786            GE Capital MI                                                   3          20070801                       13            1.625         0                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320801         NO
(GI-)G01        349785.91                  2520.97            360                              315                       7                                0       0          0.375          7.375                               ST. SIMONS                               GA       31522        Single Family           365000                    20020501               54.06999969            No MI                                                           2.25       20070401                       13.375        2.625         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320401         NO
(GI-)G01        156540.81                  929.4610594        360                              317                       6.75                             0       0          0.375          7.125                               CORAL SPRI                               FL       33071        Single Family           156550                    20020701               94.98999786            GE Capital MI                                                   3          20070601                       13            1.875         0                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320601         NO
(GI-)G01        85021.13                   495.9565917        360                              317                       6.625                            0       0          0.375          7                                   ATLANTA                                  GA       30316        Condominium             85500                     20020701               79.98000336            No MI                                                           3          20070601                       13            2.625         0                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320601         NO
(GI-)G01        118700                     667.6875           360                              318                       6.375                            0       0          0.375          6.75                                ATLANTA                                  GA       30327        Condominium             118700                    20020801               74.98999786            No MI                                                           3          20070701                       13            2.625         0                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320701         NO
(GI-)G01        143700                     778.375            360                              319                       6.125                            0       0          0.375          6.5                                 AUSTELL                                  GA       30106        PUD                     143700                    20020901               74.98999786            No MI                                                           3          20070801                       13            2.625         0                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320801         NO
(GI-)G01        127653.42                  691.456025         360                              319                       6.125                            0       0          0.375          6.5                                 MARIETTA                                 GA       30064        Single Family           128175                    20020901               75                     No MI                                                           3          20070801                       13            2.625         0                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320801         NO
(GI-)G01        389994.21                  2071.844241        360                              319                       6                                0       0          0.375          6.375                               GAINESVILLE                              VA       20155        Single Family           400700                    20020901               80                     No MI                                                           2.25       20120801                       12.375        2.625         2                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20320801         NO
(GI-)G01        228026.88                  1394.74            360                              319                       5.375                            0       0          0.375          5.75                                POTOMAC FALL                             VA       20165        Single Family           239000                    20020901               69.48000336            No MI                                                           2.25       20070801                       11.75         1.875         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320801         NO
(GI-)G01        281274.33                  1318.473422        360                              319                       5.25                             0       0          0.375          5.625                               ALPHARETTA                               GA       30005        Single Family           281600                    20020901               80                     No MI                                                           2.25       20070801                       11.625        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320801         NO
(GI-)G01        175420.79                  1044.74            360                              320                       5.125                            0       0          0.375          5.5                                 CHEVY CHASE                              MD       20815        Single Family           184000                    20021001               24.12000084            No MI                                                           2.25       20070901                       11.5          1.875         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320901         NO
(GI-)G01        286549.8                   1313.35325         360                              320                       5.125                            0       0          0.375          5.5                                 VIENNA                                   VA       22180        Single Family           295200                    20021001               80                     No MI                                                           2.25       20070901                       11.5          1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320901         NO
(GI-)G01        445698.35                  2620.67            360                              320                       5                                0       0          0.375          5.375                               WASHINGTON                               DC       20007        Single Family           468000                    20021001               80                     No MI                                                           2.25       20070901                       11.375        1.875         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320901         NO
(GI-)G01        367264.61                  1492.012478        360                              320                       4.5                              0       0          0.375          4.875                               CHEVY CHASE                              MD       20815        Single Family           370000                    20021001               47.68000031            No MI                                                           2.25       20070901                       10.875        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320901         NO
(GI-)G01        271960.02                  1246.483425        360                              320                       5.125                            0       0          0.375          5.5                                 HERNDON                                  VA       20170        Single Family           272000                    20021001               80                     No MI                                                           2.25       20070901                       11.5          1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320901         NO
(GI-)G01        123652.51                  736.43             360                              320                       5.125                            0       0          0.375          5.5                                 FAIRFAX                                  VA       22032        Townhouse               129700                    20021001               54.95999908            No MI                                                           2.25       20070901                       11.5          1.875         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320901         NO
(GI-)G01        515186                     2146.608333        360                              320                       4.625                            0       0          0.375          5                                   DUNN LORING                              VA       22027        Single Family           515186                    20021001               79.94000244            No MI                                                           2.25       20070901                       11            1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320901         NO
(GI-)G01        133226.43                  685.5610044        360                              320                       5.25                             0.55    0          0.375          6.175                               MIDDLETOWN                               MD       21769        Single Family           135375                    20021001               95                     Mortgage Guaranty In                                            2.8        20070901                       12.175        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320901         NO
(GI-)G01        420000                     1925               360                              320                       5.125                            0       0          0.375          5.5                                 OAK HILL                                 VA       20171        Single Family           420000                    20021001               78.5                   No MI                                                           2.25       20070901                       11.5          1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20320901         NO
(GI-)G01        298661.55                  1870.6             360                              320                       5.625                            0       0          0.375          6                                   ALEXANDRIA                               VA       22302        Single Family           312000                    20021001               80                     No MI                                                           2.25       20090901                       12            1.875         2                    First Lien      NO           N           0             No_PP       84                   360                 EMC             20320901         NO
(GI-)G01        112934.71                  681.58             360                              320                       5.25                             0       0          0.375          5.625                               RESTON                                   VA       21091        Condominium             118400                    20021001               80                     No MI                                                           2.25       20070901                       11.625        1.875         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20320901         NO
(GII)G02        470999.99                  2600.312445        360                              358                       6.25                             0       0          0.375          6.625                               HAYWARD                                  CA       94544        Condominium             471000                    20051201               79.83000183            No MI                     1.00E+17                              2.25       20101101                       11.625        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G02        630000                     3281.25            360                              358                       5.875                            0       0          0.375          6.25                                SAN JUAN BAUTISTA                        CA       95045        2-4 Family              630000                    20051201               78.75                  No MI                     1.00E+17                              2.25       20101101                       11.25         1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G02        459920                     2443.325           360                              358                       6                                0       0          0.375          6.375                               CAVE CREEK                               AZ       85331        PUD                     459920                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.375        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        470000                     2447.916667        360                              358                       5.875                            0       0          0.375          6.25                                SEA ISLE CITY                            NJ       08243        2-4 Family              470000                    20051201               58.75                  No MI                     1.00E+17                              2.25       20101101                       11.25         1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G02        589400                     2824.208333        360                              357                       5.375                            0       0          0.375          5.75                                HOLLISTER                                CA       95023        Single Family           589400                    20051101               79.98999786            No MI                     1.00E+17                              2.25       20101001                       10.75         1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G02        512000                     2560               360                              358                       5.625                            0       0          0.375          6                                   DALY CITY                                CA       94014        Single Family           512000                    20051201               62.75                  No MI                     1.00E+17                              2.25       20101101                       11            1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        212000                     1104.166667        360                              356                       5.875                            0       0          0.375          6.25                                MEDFORD                                  OR       97504        Single Family           212000                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       11.25         1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20350901         NO
(GII)G01        397490.31                  2070.262031        360                              357                       5.875                            0       0          0.375          6.25                                CHULA VISTA                              CA       91910        Single Family           397500                    20051101               75                     No MI                     1.00E+17                              2.25       20101001                       11.25         1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G01        385999.99                  2090.833279        360                              357                       6.125                            0       0          0.375          6.5                                 LAS VEGAS                                NV       89145        Single Family           386000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.5          1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GI-)G01        635999.99                  3643.749943        360                              357                       6.5                              0       0          0.375          6.875                               GROVELAND                                CA       95321        PUD                     636000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.875        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G02        758000                     4263.75            360                              356                       6.375                            0       0          0.375          6.75                                HEALDSBURG                               CA       95448        Single Family           758000                    20051001               54.13999939            No MI                     1.00E+17                              2.25       20100901                       11.75         1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20350901         NO
(GII)G02        562000                     2810               360                              357                       5.625                            0       0          0.375          6                                   SPRING VALLEY                            CA       91978        Single Family           562000                    20051101               71.58999634            No MI                     1.00E+17                              2.25       20101001                       11            1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G01        400000                     2166.666667        360                              356                       6.125                            0       0          0.375          6.5                                 SAN DIEGO                                CA       92117        Single Family           400000                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       11.5          1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20350901         NO
(GII)G02        520000                     2600               360                              356                       5.625                            0       0          0.375          6                                   NEWBURY PARK                             CA       91320        Single Family           520000                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       11            1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20350901         NO
(GII)G01        380000                     1979.166667        360                              357                       5.875                            0       0          0.375          6.25                                LOS ANGELES                              CA       90065        Single Family           380000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.25         1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G01        371200                     2126.666667        360                              358                       6.5                              0       0          0.375          6.875                               TUCSON                                   AZ       85749        Single Family           371200                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        174400                     999.1666667        360                              358                       6.5                              0       0          0.375          6.875                               MALDEN                                   MA       02148        Condominium             174400                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        384000                     2320               360                              358                       6.875                            0       0          0.375          7.25                                SANTA ANA                                CA       92704        Single Family           384000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G02        529200                     2976.75            360                              358                       6.375                            0       0          0.375          6.75                                MONTEREY                                 CA       93940        Condominium             529200                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G02        594750                     2911.796875        360                              356                       5.5                              0       0          0.375          5.875                               SAN JOSE                                 CA       95123        Single Family           594750                    20051001               65                     No MI                     1.00E+17                              2.25       20100901                       10.875        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20350901         NO
(GI-)G01        608000                     3800               360                              358                       7.125                            0       0          0.375          7.5                                 SAN JOSE                                 CA       95138        Condominium             608000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.5          1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G02        466367.27                  2801.7             360                              357                       5.625                            0       0          0.375          6                                   YARMOUTH PORT                            MA       02675        Single Family           467300                    20051101               46.72999954            No MI                     1.00E+17                              2.25       20101001                       11            1.875         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351001         NO
(GI-)G01        650000                     4197.916667        360                              358                       7.375                            0       0          0.375          7.75                                CARMEL                                   IN       46032        Single Family           650000                    20051201               79.94999695            No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G02        526999.99                  2854.583279        360                              358                       6.125                            0       0          0.375          6.5                                 TRACY                                    CA       95376        Single Family           527000                    20051201               79.97000122            No MI                     1.00E+17                              2.25       20101101                       11.5          1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        484000                     2772.916667        360                              358                       6.5                              0       0          0.375          6.875                               LEXINGTON                                MA       02421        Single Family           484000                    20051201               79.73999786            No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        388000                     1940               360                              357                       5.625                            0       0          0.375          6                                   DAMASCUS                                 MD       20872        Single Family           388000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11            1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G02        427920                     2273.325           360                              358                       6                                0       0          0.375          6.375                               SANTA MARIA                              CA       93455        PUD                     427920                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.375        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G02        611000                     3118.645833        360                              358                       5.75                             0       0          0.375          6.125                               MARINA DEL REY AREA                      CA       90292        Single Family           611000                    20051201               69.83000183            No MI                     1.00E+17                              2.25       20101101                       11.125        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        379999.99                  2058.333279        360                              357                       6.125                            0       0          0.375          6.5                                 AVON                                     CO       81620        PUD                     380000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.5          1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G01        383644.33                  2395.67            360                              358                       6                                0       0          0.375          6.375                               GALT                                     CA       95632        Single Family           384000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.375        1.875         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GII)G02        433450                     2302.703125        360                              358                       6                                0       0          0.375          6.375                               BRADENTON                                FL       34209        PUD                     433450                    20051201               79.98999786            No MI                     1.00E+17                              2.25       20101101                       11.375        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        399199.99                  2037.583282        360                              357                       5.75                             0       0          0.375          6.125                               EDWARDS                                  CO       81632        PUD                     399200                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.125        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G01        391200                     1670.75            360                              358                       4.75                             0       0          0.375          5.125                               SEATTLE                                  WA       98107        Single Family           391200                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       10.125        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G02        574970.53                  3114.423704        360                              358                       6.125                            0       0          0.375          6.5                                 ANNAPOLIS                                MD       21401        Single Family           575000                    20051201               62.43000031            No MI                     1.00E+17                              2.25       20101101                       11.5          1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        105599.99                  670.9999365        360                              357                       7.25                             0       0          0.375          7.625                               LAUGHLIN                                 NV       89029        Condominium             105600                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.625        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G01        379999.99                  1939.583282        360                              358                       5.75                             0       0          0.375          6.125                               SAN DIEGO                                CA       92139        PUD                     380000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.125        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G02        442000                     2210               360                              358                       5.625                            0       0          0.375          6                                   "BOWIE,"                                 MD       20721        Single Family           442000                    20051201               74.91999817            No MI                     1.00E+17                              2.25       20101101                       11            1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        95200                      604.9166667        360                              357                       7.25                             0       0          0.375          7.625                               LAUGHLIN                                 NV       89029        Condominium             95200                     20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.625        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G02        1085000                    5311.979167        360                              358                       5.5                              0       0          0.375          5.875                               PARK CITY                                UT       84060        Condominium             1085000                   20051201               70                     No MI                     1.00E+17                              2.25       20101101                       10.875        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        384935.79                  1924.67895         360                              358                       5.625                            0       0          0.375          6                                   SUGAR GROVE                              IL       60554        PUD                     384935.79                 20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11            1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        227250                     1136.25            360                              356                       5.625                            0       0          0.375          6                                   GILBERT                                  AZ       85296        PUD                     227250                    20051001               75                     No MI                     1.00E+17                              2.25       20100901                       11            1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20350901         NO
(GII)G01        399999.99                  1958.333284        360                              358                       5.5                              0       0          0.375          5.875                               OCEANSIDE                                CA       92057        PUD                     400000                    20051201               64                     No MI                     1.00E+17                              2.25       20101101                       10.875        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G02        474000                     2567.5             360                              358                       6.125                            0       0          0.375          6.5                                 "SCOTTSDALE,"                            AZ       85254        PUD                     474000                    20051201               74.05999756            No MI                     1.00E+17                              2.25       20101101                       11.5          1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        137357.99                  829.8711896        360                              358                       6.875                            0       0          0.375          7.25                                CHARLESTON                               SC       29492        PUD                     137358                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G02        448999.99                  2432.083279        360                              356                       6.125                            0       0          0.375          6.5                                 COARSEGOLD                               CA       93614        PUD                     449000                    20051001               64.13999939            No MI                     1.00E+17                              2.25       20100901                       11.5          1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20350901         NO
(GII)G01        368000                     1916.666667        360                              358                       5.875                            0       0          0.375          6.25                                NORWALK                                  CA       90650        Single Family           368000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.25         1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        452000                     2683.75            360                              357                       6.75                             0       0          0.375          7.125                               BAYONNE                                  NJ       07002        2-4 Family              452000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.125        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G02        423581.21                  2338.521264        360                              358                       6.25                             0       0          0.375          6.625                               ANAHEIM                                  CA       92804        Single Family           426500                    20051201               62.72000122            No MI                     1.00E+17                              2.25       20101101                       11.625        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        478800                     2793               360                              357                       6.625                            0       0          0.375          7                                   WENHAM                                   MA       01984        Single Family           478800                    20051101               95                     PMI                       1.00E+17                              2.25       20101001                       12            1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G02        560000                     3033.333333        360                              358                       6.125                            0       0          0.375          6.5                                 HOLTSVILLE                               NY       11742        Single Family           560000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.5          1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G02        650000                     3046.875           360                              358                       5.25                             0       0          0.375          5.625                               YORBA LINDA                              CA       92887        Single Family           650000                    20051201               72.22000122            No MI                     1.00E+17                              2.25       20101101                       10.625        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        364500                     2164.21875         360                              356                       6.75                             0       0          0.375          7.125                               KIHEI                                    HI       96753        Condominium             364500                    20051001               90                     PMI                       1.00E+17                              2.25       20100901                       12.125        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20350901         NO
(GI-)G01        560000                     3325               360                              358                       6.75                             0       0          0.375          7.125                               AREA OF WILDOMAR                         CA       92595        Single Family           560000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.125        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G02        488000                     2541.666667        360                              358                       5.875                            0       0          0.375          6.25                                LAS VEGAS                                NV       89141        PUD                     488000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.25         1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G02        524000                     2729.166667        360                              356                       5.875                            0       0          0.375          6.25                                LAS VEGAS                                NV       89131        Single Family           524000                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       11.25         1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20350901         NO
(GII)G02        520000                     2816.666667        360                              358                       6.125                            0       0          0.375          6.5                                 MASSAPEQUA                               NY       11758        Single Family           520000                    20051201               67.97000122            No MI                     1.00E+17                              2.25       20101101                       11.5          1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        136000                     807.5              360                              358                       6.75                             0       0          0.375          7.125                               KALISPELL                                MT       59901        Single Family           136000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.125        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G02        450000                     2343.75            360                              357                       5.875                            0       0          0.375          6.25                                ALAMEDA                                  CA       94501        Single Family           450000                    20051101               60.40000153            No MI                     1.00E+17                              2.25       20101001                       11.25         1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G01        153810                     897.225            360                              358                       6.625                            0       0          0.375          7                                   DENVER                                   CO       80219        Single Family           153810                    20051201               90                     PMI                       1.00E+17                              2.25       20101101                       12            1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        475899.99                  2726.510359        360                              357                       6.5                              0       0          0.375          6.875                               SANTA ROSA                               CA       95403        Single Family           476000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.875        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G01        388000                     1980.416667        360                              356                       5.75                             0       0          0.375          6.125                               SUN LAKES                                AZ       85248        PUD                     388000                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       11.125        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20350901         NO
(GII)G02        440000                     2062.5             360                              358                       5.25                             0       0          0.375          5.625                               SUN VALLEY                               ID       83353        Condominium             440000                    20051201               63.31000137            No MI                     1.00E+17                              2.25       20101101                       10.625        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G02        454350                     2271.75            360                              359                       5.625                            0       0          0.375          6                                   LOS OSOS                                 CA       93402        Single Family           454350                    20060101               65                     No MI                     1.00E+17                              2.25       20101201                       11            1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        499199.99                  2859.999943        360                              356                       6.5                              0       0          0.375          6.875                               SALINAS                                  CA       93901        2-4 Family              499200                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       11.875        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20350901         NO
(GII)G01        146500                     900.3645833        360                              358                       7                                0       0          0.375          7.375                               MOUNT PROSPECT                           IL       60056        Condominium             146500                    20051201               73.62000275            No MI                     1.00E+17                              2.25       20101101                       12.375        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        54800                      359.625            360                              358                       7.5                              0       0          0.375          7.875                               PINE CITY                                MN       55063        Single Family           54800                     20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.875        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        467000                     2918.75            360                              356                       7.125                            0       0          0.375          7.5                                 SAN LUIS OBISPO                          CA       93401        Condominium             467000                    20051001               93.41999817            PMI                       1.00E+17                              2.25       20100901                       12.5          1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20350901         NO
(GII)G02        640000                     3200               360                              358                       5.625                            0       0          0.375          6                                   MASSAPEQUA                               NY       11758        Single Family           640000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11            1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        320000                     1933.333333        360                              358                       7                                0       0          0.25           7.25                                White Lake                               MI       48386        Single Family           320000                    20051201               80                     No MI                     1.00E+17                              2.25       20151101                       12.25         1.875         2                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20351101         NO
(GII)G01        92000                      536.6666667        360                              354                       6.625                            0       0          0.375          7                                   Radcliff                                 KY       40160        Single Family           92000                     20050801               80                     No MI                     1.00E+17                              2.25       20100701                       12            2             1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350701         NO
(GI-)G01        190000                     910.4166667        360                              357                       5.375                            0       0          0.375          5.75                                Provincetown                             MA       02657        Condominium             220000                    20051101               62.86000061            No MI                                                           2.25       20081001                       11.75         1.875         3.75                 First Lien      NO           Y           120           No_PP       36                   360                 EMC             20351001         NO
(GII)G01        127500                     730.46875          360                              356                       6.5                              0       0          0.375          6.875                               DAVENPORT                                FL       33896        Condominium             127500                    20051001               75                     No MI                     1.00E+17                              2.25       20100901                       11.875        1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350901         NO
(GII)G01        359254.15                  2127.47            360                              358                       5.625                            0       0          0.25           5.875                               West Covina                              CA       91790        Single Family           359650                    20051201               79.22000122            No MI                     1.00E+17                              2.25       20101101                       10.875        1.875         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GII)G01        288000                     1530               360                              358                       6.125                            0       0          0.25           6.375                               San Dimas                                CA       91773        Condominium             288000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.375        2             2                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        280000                     1604.166667        360                              358                       6.625                            0       0          0.25           6.875                               Virginia Beach                           VA       23462        Single Family           280000                    20051201               80                     No MI                                                           2.25       20101101                       11.875        2             2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        371325.58                  2351.5             360                              357                       6.25                             0       0          0.25           6.5                                 Pasadena                                 CA       91101        Condominium             372000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.5          2             2                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351001         NO
(GII)G01        183681                     1052.339063        360                              355                       6.5                              0       0          0.375          6.875                               Coolidge                                 AZ       85228        PUD                     183681                    20050901               80                     No MI                     1.00E+17                              2.25       20100801                       11.875        2             1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350801         NO
(GII)G01        173569.55                  1048.649365        360                              355                       6.875                            0       0          0.375          7.25                                COATESVILLE                              PA       19320        Single Family           174300                    20050901               79.98999786            No MI                     1.00E+17                              2.25       20100801                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350801         NO
(GII)G01        76400                      453.625            360                              355                       6.75                             0       0          0.375          7.125                               Arlington                                TX       76012        2-4 Family              76400                     20050901               80                     No MI                     1.00E+17                              2.25       20100801                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350801         NO
(GII)G03        167401.08                  767.25495          360                              354                       5.125                            0       0          0.375          5.5                                 ALBUQUERQUE                              NM       87108        2-4 Family              169000                    20050801               65                     No MI                     1.00E+17                              2.25       20120701                       10.5          1.875         1                    First Lien      NO           Y           84            No_PP       84                   360                 EMC             20350701         NO
(GI-)G01        171687.98                  822.6715708        360                              354                       5.375                            0       0          0.375          5.75                                LAWRENCEVILLE                            GA       30043        PUD                     171688                    20050801               80                     No MI                     1.00E+17                              2.25       20150701                       10.75         1.875         1                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20350701         NO
(GII)G02        500000                     2812.5             360                              358                       6.5                              0       0          0.25           6.75                                Kirkland                                 WA       98033        Single Family           500000                    20051201               73.52999878            No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G02        427622.38                  2740.54            360                              358                       6.375                            0       0          0.25           6.625                               Hacienda Heights                         CA       91745        Single Family           428000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.625        2             2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GII)G02        470400                     2401               360                              358                       5.875                            0       0          0.25           6.125                               Bonita Springs                           FL       34135        Single Family           470400                    20051201               70                     No MI                     1.00E+17                              2.25       20101101                       11.125        2             2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        207000                     991.875            360                              358                       5.5                              0       0          0.25           5.75                                Sacramento                               CA       95822        Single Family           207000                    20051201               60                     No MI                     1.00E+17                              2.25       20101101                       10.75         2             2                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G02        599444.28                  3743.22            360                              358                       6.125                            0       0          0.25           6.375                               Carmel                                   IN       46032        Single Family           600000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.375        2             2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GII)G01        174000                     924.375            360                              358                       6.125                            0       0          0.25           6.375                               Davenport                                FL       33837        PUD                     174000                    20051201               77.68000031            No MI                     1.00E+17                              2.25       20101101                       11.375        2             2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        304000                     1551.666667        360                              357                       5.875                            0       0          0.25           6.125                               Los Angeles                              CA       90007        Single Family           304000                    20051101               80                     No MI                     1.00E+17                              2.25       20151001                       11.125        2             2                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20351001         NO
(GI-)G01        420000                     2406.25            360                              359                       6.625                            0       0          0.25           6.875                               SOUTH BRUNSWICK                          NJ       08824        Single Family           420000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        2             2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        240000                     1225               360                              358                       5.875                            0       0          0.25           6.125                               Duarte                                   CA       91010        Condominium             240000                    20051201               80                     No MI                                                           2.25       20101101                       11.125        2             2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        249200                     1349.833333        360                              359                       6.25                             0       0          0.25           6.5                                 Mesa                                     AZ       85212        PUD                     249200                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       11.5          2             2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        500499.24                  3075.984913        360                              356                       7.125                            0       0          0.25           7.375                               Wheaton                                  IL       60187        Single Family           500500                    20051001               70                     No MI                     1.00E+17                              2.25       20150901                       12.375        2             1                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20350901         NO
(GI-)G01        220000                     1100               360                              357                       5.75                             0       0          0.25           6                                   Falls Church                             VA       22042        Single Family           220000                    20051101               40                     No MI                     1.00E+17                              2.25       20151001                       11            2             2                    First Lien      NO           Y           120           Prepay      120                  360                 EMC             20351001         NO
(GII)G01        248000                     1369.166667        360                              358                       6.375                            0       0          0.25           6.625                               Fairfax                                  VA       22031        Condominium             248000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.625        2             2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G03        400000                     2083.333333        360                              358                       6                                0       0          0.25           6.25                                Washington                               DC       20002        Single Family           400000                    20051201               61.54000092            No MI                     1.00E+17                              2.25       20121101                       11.25         2             2                    First Lien      NO           Y           84            No_PP       84                   360                 EMC             20351101         NO
(GII)G01        171500                     982.5520833        360                              359                       6.5                              0       0          0.375          6.875                               GOODYEAR                                 AZ       85338        PUD                     171500                    20060101               70                     No MI                     1.00E+17                              2.25       20101201                       11.875        2             1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GI-)G01        379200                     2409.5             360                              359                       7.25                             0       0          0.375          7.625                               HYATTSVILLE                              MD       20783        Single Family           379200                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        239825                     1698.71            360                              359                       7.25                             0       0          0.375          7.625                               BOSTON                                   MA       02130        Condominium             240000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.625        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G01        208000                     1235               360                              359                       6.75                             0       0          0.375          7.125                               SILVER SPRING                            MD       20906        Condominium             208000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G03        149431.97                  778.2915104        360                              355                       5.875                            0       0          0.375          6.25                                JACKSONVILLE                             FL       32256        PUD                     149432                    20050901               80                     No MI                     1.00E+17                              2.25       20120801                       11.25         1.875         1                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20350801         NO
(GII)G01        245300                     1379.8125          360                              355                       6.375                            0       0          0.375          6.75                                DAVENPORT                                FL       33897        PUD                     245300                    20050901               74.84999847            No MI                     1.00E+17                              2.25       20100801                       11.75         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350801         NO
(GII)G03        161600                     841.6666667        360                              357                       5.875                            0       0          0.375          6.25                                AURORA                                   CO       80013        Single Family           161600                    20051101               80                     No MI                     1.00E+17                              2.25       20121001                       11.25         1.875         1                    First Lien      NO           Y           120           Prepay      84                   360                 EMC             20351001         NO
(GII)G01        345000                     2084.375           360                              357                       6.875                            0       0          0.375          7.25                                PHOENIX                                  AZ       85024        PUD                     345000                    20051101               75                     No MI                     1.00E+17                              2.25       20101001                       12.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351001         NO
(GI-)G01        320000                     1933.333333        360                              359                       6.875                            0       0          0.375          7.25                                Mcdonough                                GA       30252        Single Family           320000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       12.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        80000                      400                360                              358                       5.625                            0       0          0.375          6                                   Corolla                                  NC       27927        Single Family           80000                     20051201               7.210000038            No MI                     1.00E+17                              2.25       20081101                       12            1.875         4                    First Lien      NO           Y           36            No_PP       36                   360                 EMC             20351101         NO
(GII)G01        359600                     2022.75            360                              358                       6.5                              0       0          0.25           6.75                                Naples                                   FL       34109        Condominium             359600                    20051201               77.33000183            No MI                     1.00E+17                              2.25       20101101                       11.75         1.875         2                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GII)G01        317797.14                  1688.297306        360                              358                       6.125                            0       0          0.25           6.375                               Commack                                  NY       11725        Single Family           318000                    20051201               74.81999969            No MI                     1.00E+17                              2.25       20101101                       11.375        2             2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G02        650000                     3656.25            360                              358                       6.5                              0       0          0.25           6.75                                Fairfax                                  VA       22030        PUD                     650000                    20051201               68.05999756            No MI                     1.00E+17                              2.25       20101101                       11.75         2             2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        330000                     1443.75            360                              357                       5                                0       0          0.25           5.25                                Vallejo                                  CA       94590        Single Family           330000                    20051101               64.70999908            No MI                     1.00E+17                              2.25       20101001                       10.25         2             2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G02        500000                     2812.5             360                              357                       6.5                              0       0          0.25           6.75                                Twain Harte                              CA       95383        Single Family           500000                    20051101               76.98000336            No MI                     1.00E+17                              2.25       20101001                       11.75         2             2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G01        295000                     1597.916667        360                              358                       6.125                            0       0          0.375          6.5                                 Hilton Head Island                       SC       29926        PUD                     295000                    20051201               77.62999725            No MI                                                           2.25       20101101                       11.5          2             1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        386155.15                  1890.551255        360                              358                       5.625                            0       0          0.25           5.875                               Copperopolis                             CA       95228        PUD                     386250                    20051201               75                     No MI                     1.00E+17                              2.25       20101101                       10.875        1.875         2                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351101         NO
(GI-)G01        420000                     2406.25            360                              358                       6.625                            0       0          0.25           6.875                               Alexandria                               VA       22312        Condominium             420000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        2             2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        179900                     955.71875          360                              356                       6.125                            0       0          0.25           6.375                               Apopka                                   FL       32712        PUD                     179900                    20051001               78.25                  No MI                     1.00E+17                              2.25       20150901                       11.375        2             2                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20350901         NO
(GII)G01        180000                     993.75             360                              357                       6.375                            0       0          0.25           6.625                               Holly                                    MI       48442        Single Family           180000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.625        2             2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G01        399000                     2036.5625          360                              358                       5.875                            0       0          0.25           6.125                               Bonita Springs                           FL       34135        Single Family           399000                    20051201               70                     No MI                     1.00E+17                              2.25       20101101                       11.125        2             2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        254000                     1375.833333        360                              357                       6.125                            0       0          0.375          6.5                                 West Covina                              CA       91792        Condominium             254000                    20051101               80                     No MI                     1.00E+17                              2.25       20081001                       11.5          2             2                    First Lien      NO           Y           36            No_PP       36                   360                 EMC             20351001         NO
(GII)G02        528800                     2644               360                              356                       5.625                            0       0          0.375          6                                   ARROYO GRANDE                            CA       93420        Single Family           528800                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       11            1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20350901         NO
(GII)G02        560408.47                  2626.914703        360                              358                       5.25                             0       0          0.375          5.625                               WAPPINGERS FALLS                         NY       12590        Single Family           561352                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       10.625        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        384000                     2000               360                              357                       5.875                            0       0          0.375          6.25                                WHITTIER(AREA)                           CA       90606        Single Family           384000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.25         1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G01        391178.95                  2355.03            360                              355                       5.625                            0       0          0.375          6                                   FALMOUTH                                 MA       02540        Single Family           392800                    20050901               80                     No MI                     1.00E+17                              2.25       20100801                       11            1.875         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20350801         NO
(GII)G01        396000                     1815               360                              358                       5.125                            0       0          0.375          5.5                                 SETAUKET                                 NY       11733        Single Family           396000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       10.5          1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        61915.24                   423.29             360                              357                       6.875                            0       0          0.375          7.25                                INDIANAPOLIS                             IN       46254        Condominium             62050                     20051101               85                     United Guaranty           1.00E+17                              2.25       20101001                       12.25         1.875         2                    First Lien      NO           N           0             Prepay      60                   360                 EMC             20351001         NO
(GII)G01        384000                     2160               360                              357                       6.375                            0       0          0.375          6.75                                BLUE RIVER                               CO       80424        Single Family           384000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.75         1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G01        331500                     1761.09375         360                              356                       6                                0       0          0.375          6.375                               WASHINGTON                               DC       20002        Townhouse               331500                    20051001               75                     No MI                     1.00E+17                              2.25       20100901                       11.375        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20350901         NO
(GII)G01        380000                     2018.75            360                              356                       6                                0       0          0.375          6.375                               EL CAJON                                 CA       92021        Single Family           380000                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       11.375        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20350901         NO
(GII)G01        376900                     2355.625           360                              355                       7.125                            0       0          0.375          7.5                                 NORTH FORT MYERS                         FL       33903        PUD                     376900                    20050901               94.98000336            GE Capital MI             1.00E+17                              2.25       20100801                       12.5          1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20350801         NO
(GII)G01        211026.16                  1478.84            360                              356                       7.125                            0       0          0.375          7.5                                 MACON                                    GA       31220        Single Family           211500                    20051001               90                     GE Capital MI             1.00E+17                              2.25       20100901                       12.5          1.875         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20350901         NO
(GII)G01        430000                     2597.916667        360                              356                       6.875                            0       0          0.375          7.25                                SALEM                                    MA       01970        2-4 Family              430000                    20051001               72.51000214            No MI                     1.00E+17                              2.25       20100901                       12.25         1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20350901         NO
(GII)G01        405168.05                  2601.26            360                              356                       6.25                             0       0          0.375          6.625                               DORCHESTER                               MA       02125        2-4 Family              406250                    20051001               65                     No MI                     1.00E+17                              2.25       20100901                       11.625        1.875         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20350901         NO
(GII)G02        442000                     2163.958333        360                              357                       5.5                              0       0          0.375          5.875                               PALMDALE                                 CA       93551        Single Family           442000                    20051101               65                     No MI                     1.00E+17                              2.25       20101001                       10.875        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GI-)G01        383202                     2474.84625         360                              358                       7.375                            0       0          0.375          7.75                                "DENVER,"                                CO       80202        Condominium             383202                    20051201               76.63999939            No MI                     1.00E+17                              2.25       20101101                       12.75         1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G02        497250                     2434.453125        360                              356                       5.5                              0       0          0.375          5.875                               "STAFFORD,"                              VA       22554        Single Family           497250                    20051001               65                     No MI                     1.00E+17                              2.25       20100901                       10.875        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20350901         NO
(GI-)G01        94297.24                   677.01             360                              356                       7.375                            0       0          0.375          7.75                                BIRMINGHAM                               AL       35208        2-4 Family              94500                     20051001               90                     GE Capital MI             1.00E+17                              2.25       20100901                       12.75         1.875         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20350901         NO
(GII)G02        640000                     3466.666667        360                              358                       6.125                            0       0          0.375          6.5                                 SAN JOSE                                 CA       95136        Single Family           640000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.5          1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G02        738050                     3844.010417        360                              357                       5.875                            0       0          0.375          6.25                                DALLAS                                   TX       75230        Single Family           738050                    20051101               56.77000046            No MI                     1.00E+17                              2.25       20101001                       11.25         1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G01        124173                     763.1465625        360                              357                       7                                0       0          0.375          7.375                               ALBUQUERQUE                              NM       87108        2-4 Family              124173                    20051101               90                     PMI                       1.00E+17                              2.25       20101001                       12.375        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GI-)G01        62546.58                   445.91             360                              356                       7.25                             0       0          0.375          7.625                               BIRMINGHAM                               AL       35206        2-4 Family              63000                     20051001               90                     GE Capital MI             1.00E+17                              2.25       20100901                       12.625        1.875         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20350901         NO
(GII)G02        457600                     2431               360                              357                       6                                0       0          0.375          6.375                               NORTH HOLLYWOOD                          CA       91605        Single Family           457600                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.375        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GI-)G01        488000                     2846.666667        360                              357                       6.625                            0       0          0.375          7                                   BELLAIRE                                 TX       77401        Single Family           488000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12            1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G01        210000                     1137.5             360                              357                       6.125                            0       0          0.375          6.5                                 GLENDALE                                 AZ       85308        PUD                     210000                    20051101               78.94999695            No MI                     1.00E+17                              2.25       20101001                       11.5          1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G02        525000                     2625               360                              357                       5.625                            0       0          0.375          6                                   SOUTHBURY                                CT       06488        Single Family           525000                    20051101               78.94999695            No MI                     1.00E+17                              2.25       20101001                       11            1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G01        394400                     2218.5             360                              356                       6.375                            0       0          0.375          6.75                                MIAMI                                    FL       33157        Single Family           394400                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       11.75         1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20350901         NO
(GII)G01        364799.99                  1747.999952        360                              357                       5.375                            0       0          0.375          5.75                                DENVER                                   CO       80207        Single Family           364800                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       10.75         1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G01        372000                     1821.25            360                              356                       5.5                              0       0          0.375          5.875                               PEMBROKE PINES                           FL       33029        PUD                     372000                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       10.875        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20350901         NO
(GII)G01        391999.99                  1878.333285        360                              357                       5.375                            0       0          0.375          5.75                                SAN DIEGO                                CA       92120        Single Family           392000                    20051101               54.83000183            No MI                     1.00E+17                              2.25       20101001                       10.75         1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GI-)G01        472000                     2753.333333        360                              357                       6.625                            0       0          0.375          7                                   BERLIN                                   MD       21811        PUD                     472000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12            1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G01        359999.99                  1837.499949        360                              357                       5.75                             0       0          0.375          6.125                               STEVENSON RANCH                          CA       91381        Condominium             360000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.125        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GI-)G01        599565.74                  4246.76            360                              358                       7.25                             0       0          0.375          7.625                               RANCHO SANTA MARGARI                     CA       92688        PUD                     600000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.625        1.875         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GII)G02        447999.99                  2333.333281        360                              357                       5.875                            0       0          0.375          6.25                                MESA                                     AZ       85207        PUD                     448000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.25         1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G01        301600                     1696.5             360                              357                       6.375                            0       0          0.375          6.75                                PORTLAND                                 ME       04102        2-4 Family              301600                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.75         1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G01        387905.93                  1939.52965         360                              357                       5.625                            0       0          0.375          6                                   VAIL                                     CO       81657        Condominium             388000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11            1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G02        560000                     3033.333333        360                              357                       6.125                            0       0          0.375          6.5                                 NEEDHAM                                  MA       02492        Single Family           560000                    20051101               64.37000275            No MI                     1.00E+17                              2.25       20101001                       11.5          1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G02        492568                     2616.7675          360                              357                       6                                0       0          0.375          6.375                               SUMNER                                   WA       98390        PUD                     492568                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.375        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GI-)G01        624000                     3640               360                              358                       6.625                            0       0          0.375          7                                   STEGER                                   IL       60475        Single Family           624000                    20051201               78                     No MI                     1.00E+17                              2.25       20101101                       12            1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G02        429949.99                  2239.322865        360                              358                       5.875                            0       0          0.375          6.25                                STERLING HEIGHTS                         MI       48314        Single Family           429950                    20051201               78.16999817            No MI                     1.00E+17                              2.25       20101101                       11.25         1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        459262.1                   3099.11            360                              357                       6.75                             0       0          0.375          7.125                               DARIEN                                   CT       06820        Single Family           460000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.125        1.875         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351001         NO
(GII)G01        445600                     2135.166667        360                              357                       5.375                            0       0          0.375          5.75                                BAKERSFIELD                              CA       93314        2-4 Family              445600                    20051101               59.02000046            No MI                     1.00E+17                              2.25       20101001                       10.75         1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G02        783250                     4161.015625        360                              356                       6                                0       0          0.375          6.375                               ALLENDALE                                NJ       07401        Single Family           783250                    20051001               65                     No MI                     1.00E+17                              2.25       20100901                       11.375        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20350901         NO
(GII)G02        448500                     2429.375           360                              357                       6.125                            0       0          0.375          6.5                                 CHEVY CHASE                              MD       20815        Single Family           448500                    20051101               65                     No MI                     1.00E+17                              2.25       20101001                       11.5          1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G01        423999.99                  2473.333275        360                              358                       6.625                            0       0          0.375          7                                   JERSEY CITY                              NJ       07305        2-4 Family              424000                    20051201               83.95999908            PMI                       1.00E+17                              2.25       20101101                       12            1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        410000                     2178.125           360                              356                       6                                0       0          0.375          6.375                               ARLINGTON                                VA       22207        Single Family           410000                    20051001               68.33000183            No MI                     1.00E+17                              2.25       20100901                       11.375        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20350901         NO
(GII)G01        404000                     2230.416667        360                              357                       6.25                             0       0          0.375          6.625                               VAN NUYS                                 CA       91406        Single Family           404000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.625        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G02        600000                     3312.5             360                              358                       6.25                             0       0          0.375          6.625                               CHICAGO                                  IL       60610        PUD                     600000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.625        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G02        492000                     2562.5             360                              357                       5.875                            0       0          0.375          6.25                                PHOENIX                                  AZ       85018        Single Family           492000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.25         1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G01        396674.58                  2641.25            360                              358                       6.625                            0       0          0.375          7                                   AZUSA                                    CA       91702        Single Family           397000                    20051201               74.91000366            No MI                     1.00E+17                              2.25       20101101                       12            1.875         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GII)G01        394000                     1928.958333        360                              357                       5.5                              0       0          0.375          5.875                               PASO ROBLES                              CA       93446        Single Family           394000                    20051101               76.94999695            No MI                     1.00E+17                              2.25       20101001                       10.875        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G01        105750                     660.9375           360                              357                       7.125                            0       0          0.375          7.5                                 HUNTSVILLE                               AL       35806        2-4 Family              105750                    20051101               90                     GE Capital MI             1.00E+17                              2.25       20101001                       12.5          1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G02        534339.99                  2950.002028        360                              357                       6.25                             0       0          0.375          6.625                               FAIRFIELD                                CA       94533        PUD                     534340                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.625        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G01        105750                     660.9375           360                              357                       7.125                            0       0          0.375          7.5                                 HUNTSVILLE                               AL       35806        2-4 Family              105750                    20051101               90                     GE Capital MI             1.00E+17                              2.25       20101001                       12.5          1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G01        368000                     1840               360                              357                       5.625                            0       0          0.375          6                                   MAHOPAC                                  NY       10541        Single Family           368000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11            1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G01        407498                     2037.49            360                              357                       5.625                            0       0          0.375          6                                   GILBERT                                  AZ       85234        PUD                     407498                    20051101               69.66000366            No MI                     1.00E+17                              2.25       20101001                       11            1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G01        105750                     660.9375           360                              357                       7.125                            0       0          0.375          7.5                                 HUNTSVILLE                               AL       35806        2-4 Family              105750                    20051101               90                     GE Capital MI             1.00E+17                              2.25       20101001                       12.5          1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G01        220000                     1237.5             360                              357                       6.375                            0       0          0.375          6.75                                LAS VEGAS                                NV       89129        PUD                     220000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.75         1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G01        375999.99                  1840.833284        360                              357                       5.5                              0       0          0.375          5.875                               MESA                                     AZ       85209        PUD                     376000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       10.875        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G02        526500                     2522.8125          360                              357                       5.375                            0       0          0.375          5.75                                BOSTON                                   MA       02111        Condominium             526500                    20051101               65                     No MI                     1.00E+17                              2.25       20101001                       10.75         1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G01        385600                     1847.666667        360                              358                       5.375                            0       0          0.375          5.75                                BREWSTER                                 MA       02631        Single Family           385600                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       10.75         1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        172400                     844.0416667        360                              357                       5.5                              0       0          0.375          5.875                               "BIG LAKE,"                              MN       55309        Single Family           172400                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       10.875        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G01        500000                     2447.916667        360                              358                       5.5                              0       0          0.375          5.875                               COVINA                                   CA       91722        2-4 Family              500000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       10.875        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        428000                     2585.833333        360                              358                       6.875                            0       0          0.375          7.25                                NORTHBROOK                               IL       60062        Single Family           428000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.25         1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G02        480999.99                  2455.104116        360                              358                       5.75                             0       0          0.375          6.125                               SANTA CLARITA                            CA       91350        Single Family           481000                    20051201               70.73999786            No MI                     1.00E+17                              2.25       20101101                       11.125        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G02        495995.22                  2634.974606        360                              357                       6                                0       0          0.375          6.375                               AREA OF CORONA                           CA       92881        Single Family           496000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.375        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G02        625000                     3515.625           360                              357                       6.375                            0       0          0.375          6.75                                MASSAPEQUA                               NY       11758        Single Family           625000                    20051101               71.43000031            No MI                     1.00E+17                              2.25       20101001                       11.75         1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G01        202500                     1096.875           360                              350                       6.125                            0       0          0.375          6.5                                 GILBERT                                  AZ       85297        PUD                     202500                    20050401               90                     PMI                       1.00E+17                              2.25       20100301                       11.5          1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20350301         NO
(GII)G01        440000                     2520.833333        360                              357                       6.5                              0       0          0.375          6.875                               HINGHAM                                  MA       02043        2-4 Family              440000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.875        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G01        231920                     1328.708333        360                              358                       6.5                              0       0          0.375          6.875                               PHOENIX                                  OR       97535        2-4 Family              231920                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        402000                     1884.375           360                              358                       5.25                             0       0          0.375          5.625                               SOUTHBURY                                CT       06488        PUD                     402000                    20051201               89.83000183            GE Capital MI             1.00E+17                              2.25       20101101                       10.625        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        628000                     3925               360                              357                       7.125                            0       0          0.375          7.5                                 BALDWIN                                  NY       11510        Single Family           628000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.5          1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G02        484000                     2420               360                              358                       5.625                            0       0          0.375          6                                   LOS ANGELES                              CA       90077        Condominium             484000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11            1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        387716                     1978.967083        360                              357                       5.75                             0       0          0.375          6.125                               WALDORF                                  MD       20602        PUD                     387716                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.125        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G02        465600                     1988.5             360                              358                       4.75                             0       0          0.375          5.125                               ESSEX                                    MA       01929        Single Family           465600                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       10.125        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        379942.91                  1741.405004        360                              357                       5.125                            0       0          0.375          5.5                                 MONTEVALLO                               AL       35115        Single Family           380000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       10.5          1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G01        90197.42                   441.5915354        360                              357                       5.5                              0       0          0.375          5.875                               NEWPORT NEWS                             VA       23608        Condominium             90720                     20051101               72                     No MI                     1.00E+17                              2.25       20101001                       10.875        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G01        251409.9                   1545.123344        360                              357                       7                                0       0          0.375          7.375                               S. BELMAR LAKE COMO                      NJ       07719        Single Family           251500                    20051101               89.98000336            GE Capital MI             1.00E+17                              2.25       20101001                       12.375        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G02        496000                     2480               360                              358                       5.625                            0       0          0.375          6                                   TEMPE                                    AZ       85284        PUD                     496000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11            1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G02        515200                     2737               360                              357                       6                                0       0          0.375          6.375                               STOCKTON                                 CA       95209        Single Family           515200                    20051101               79.90000153            No MI                     1.00E+17                              2.25       20101001                       11.375        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G02        588000                     3062.5             360                              358                       5.875                            0       0          0.375          6.25                                DONNELLY                                 ID       83615        PUD                     588000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.25         1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G02        1110000                    5550               360                              357                       5.625                            0       0          0.375          6                                   VAIL                                     CO       81657        Single Family           1110000                   20051101               61.66999817            No MI                     1.00E+17                              2.25       20101001                       11            1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G02        518400                     2754               360                              357                       6                                0       0          0.375          6.375                               ROWLAND HEIGHTS                          CA       91748        Single Family           518400                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.375        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GI-)G01        436300                     2545.083333        360                              357                       6.625                            0       0          0.375          7                                   FORT MYERS                               FL       33908        PUD                     436300                    20051101               79.98999786            No MI                     1.00E+17                              2.25       20101001                       12            1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G02        504000                     2677.5             360                              357                       6                                0       0          0.375          6.375                               NORTH HOLLYWOOD                          CA       91605        Single Family           504000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.375        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G01        503749.97                  2308.854029        360                              355                       5.125                            0       0          0.375          5.5                                 SAN DIEGO                                CA       92110        2-4 Family              503750                    20050901               65                     No MI                     1.00E+17                              2.25       20100801                       10.5          1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20350801         NO
(GII)G01        445000                     2549.479167        360                              358                       6.5                              0       0          0.375          6.875                               SANTA ANA                                CA       92704        2-4 Family              445000                    20051201               61.81000137            No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        373500                     1711.875           360                              358                       5.125                            0       0          0.375          5.5                                 MANASSAS                                 VA       20111        Single Family           373500                    20051201               64.90000153            No MI                     1.00E+17                              2.25       20101101                       10.5          1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G02        592388.03                  3270.475582        360                              356                       6.25                             0       0          0.375          6.625                               LAKE HAVASU CITY                         AZ       86406        Single Family           595000                    20051001               70                     No MI                     1.00E+17                              2.25       20100901                       11.625        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20350901         NO
(GII)G01        405926.4                   1987.348           360                              357                       5.5                              0       0          0.375          5.875                               PORT ORCHARD                             WA       98366        Single Family           406000                    20051101               78.83000183            No MI                     1.00E+17                              2.25       20101001                       10.875        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G02        649999.99                  3182.291618        360                              358                       5.5                              0       0          0.375          5.875                               NORTHRIDGE                               CA       91326        PUD                     650000                    20051201               74.29000092            No MI                     1.00E+17                              2.25       20101101                       10.875        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        499844                     2447.152917        360                              357                       5.5                              0       0          0.375          5.875                               CHICAGO                                  IL       60640        2-4 Family              499844                    20051101               79.98000336            No MI                     1.00E+17                              2.25       20101001                       10.875        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G02        649999.99                  3520.833279        360                              358                       6.125                            0       0          0.375          6.5                                 RIVER VALE                               NJ       07675        Single Family           650000                    20051201               71.81999969            No MI                     1.00E+17                              2.25       20101101                       11.5          1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        375999.98                  2075.833223        360                              357                       6.25                             0       0          0.375          6.625                               CENTREVILLE                              VA       20120        Single Family           376000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.625        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GI-)G01        420000                     2581.25            360                              358                       7                                0       0          0.375          7.375                               ESCONDIDO                                CA       92026        PUD                     420000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       12.375        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        643311.99                  3685.641609        360                              358                       6.5                              0       0          0.375          6.875                               CHESTERFIELD                             NJ       08515        Single Family           643312                    20051201               75                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G02        455815.5                   2089.154375        360                              356                       5.125                            0       0          0.375          5.5                                 SANTA CLARITA                            CA       91354        Condominium             455920                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       10.5          1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20350901         NO
(GII)G02        460000                     2491.666667        360                              358                       6.125                            0       0          0.375          6.5                                 HOLMES BEACH                             FL       34217        Single Family           460000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.5          1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G02        504000                     2467.5             360                              358                       5.5                              0       0          0.375          5.875                               SANTA MARIA                              CA       93455        Single Family           504000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       10.875        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        600000                     3687.5             360                              357                       7                                0       0          0.375          7.375                               NEWPORT                                  RI       02840        2-4 Family              600000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.375        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G02        624000                     3250               360                              357                       5.875                            0       0          0.375          6.25                                FAIRFAX                                  VA       22030        Single Family           624000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.25         1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G02        636000                     3511.25            360                              358                       6.25                             0       0          0.375          6.625                               BURBANK                                  CA       91505        Single Family           636000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.625        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        336000                     1890               360                              356                       6.375                            0       0          0.375          6.75                                JERSEY CITY                              NJ       07306        2-4 Family              336000                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       11.75         1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20350901         NO
(GII)G02        564000                     2761.25            360                              357                       5.5                              0       0          0.375          5.875                               LAMONT                                   IL       60439        Single Family           564000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       10.875        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G01        279600                     1398               360                              358                       5.625                            0       0          0.375          6                                   GROVER BEACH                             CA       93433        Single Family           279600                    20051201               62.13000107            No MI                     1.00E+17                              2.25       20101101                       11            1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G02        597490.53                  3049.691247        360                              357                       5.75                             0       0          0.375          6.125                               "BOWIE,"                                 MD       20715        Single Family           600000                    20051101               48                     No MI                     1.00E+17                              2.25       20101001                       11.125        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G02        1000000                    5104.166667        360                              356                       5.75                             0       0          0.375          6.125                               KILAUEA                                  HI       96754        Single Family           1000000                   20051001               54.79000092            No MI                     1.00E+17                              2.25       20100901                       11.125        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20350901         NO
(GII)G02        428000                     2362.916667        360                              358                       6.25                             0       0          0.375          6.625                               CORONA                                   CA       92883        PUD                     428000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.625        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G02        559999.99                  2858.333282        360                              357                       5.75                             0       0          0.375          6.125                               PASADENA                                 CA       91104        Condominium             560000                    20051101               77.23999786            No MI                     1.00E+17                              2.25       20101001                       11.125        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G02        563996.25                  2996.230078        360                              358                       6                                0       0          0.375          6.375                               IMPERIAL BEACH                           CA       91932        Condominium             564000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.375        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        385000                     1804.6875          360                              356                       5.25                             0       0          0.375          5.625                               LIVERMORE                                CA       94550        Single Family           385000                    20051001               70                     No MI                     1.00E+17                              2.25       20100901                       10.625        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20350901         NO
(GII)G01        252000                     1443.75            360                              358                       6.5                              0       0          0.375          6.875                               NAPLES                                   FL       34116        2-4 Family              252000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.875        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G02        640000                     3600               360                              357                       6.375                            0       0          0.375          6.75                                MASSAPEQUA                               NY       11758        Single Family           640000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.75         1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G02        495999.99                  2738.333278        360                              358                       6.25                             0       0          0.375          6.625                               RAMONA                                   CA       92065        PUD                     496000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.625        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        424000                     2429.166667        360                              357                       6.5                              0       0          0.375          6.875                               PROSPECT                                 CT       06712        Single Family           424000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.875        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G01        375000                     1992.1875          360                              358                       6                                0       0          0.375          6.375                               MASON                                    NH       03048        Single Family           375000                    20051201               79.79000092            No MI                     1.00E+17                              2.25       20101101                       11.375        1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GII)G01        375000                     1875               360                              358                       5.625                            0       0          0.375          6                                   LAKEWOOD                                 CA       90715        Single Family           375000                    20051201               75                     No MI                     1.00E+17                              2.25       20101101                       11            1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        446451.63                  2473.87            360                              356                       4.875                            0       0          0.375          5.25                                SAINT HELENA                             CA       94574        Single Family           448000                    20051001               80                     No MI                     1.00E+17                              2.875      20060901                       11.25         1.875         2                    First Lien      NO           N           0             Prepay      12                   360                 EMC             20350901         NO
(GI-)G01        610491.94                  3238.75            360                              357                       4.5                              0       0          0.375          4.875                               FREMONT                                  CA       94536        PUD                     612000                    20051101               80                     No MI                     1.00E+17                              2.875      20061001                       10.875        2.5           2                    First Lien      NO           N           0             Prepay      12                   360                 EMC             20351001         NO
(GI-)G01        997752.88                  5599.71            360                              357                       5                                0       0          0.375          5.375                               DUBLIN                                   CA       94568        PUD                     999999                    20051101               65.79000092            No MI                     1.00E+17                              2.875      20061001                       11.375        2.5           2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20351001         NO
(GI-)G01        379215.45                  2433.18            360                              357                       6.25                             0       0          0.375          6.625                               JERSEY CITY                              NJ       07306        Single Family           380000                    20051101               80                     No MI                     1.00E+17                              2.875      20061001                       12.625        2.5           2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20351001         NO
(GI-)G01        423267.83                  2750.06            360                              357                       6.375                            0       0          0.375          6.75                                PATTERSON                                CA       95363        Single Family           424000                    20051101               80                     No MI                     1.00E+17                              2.875      20061001                       12.75         2.5           2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20351001         NO
(GI-)G01        729924.3                   4622               360                              357                       6.125                            0       0          0.375          6.5                                 LA CANADA FLINTRIDGE                     CA       91011        Single Family           731250                    20051101               74.62000275            No MI                     1.00E+17                              2.75       20061001                       12.5          2.5           2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20351001         NO
(GI-)G01        419620.31                  2654.69            360                              358                       6.125                            0       0          0.375          6.5                                 GLENDALE                                 CA       91214        Single Family           420000                    20051201               80                     No MI                     1.00E+17                              2.875      20061101                       12.5          2.375         2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20351101         NO
(GI-)G01        375537.68                  1989.82            360                              358                       4.5                              0       0          0.375          4.875                               LA PUENTE                                CA       91746        Single Family           376000                    20051201               80                     No MI                     1.00E+17                              2.875      20061101                       10.875        2.5           2                    First Lien      NO           N           0             Prepay      12                   360                 EMC             20351101         NO
(GI-)G01        1393870.95                 8058.61            360                              355                       5.25                             0       0          0.375          5.625                               HENDERSON                                NV       89011        PUD                     1399899.5                 20050901               70                     No MI                     1.00E+17                              4          20060801                       11.625        2.5           2                    First Lien      NO           N           0             Prepay      12                   360                 EMC             20350801         NO
(GI-)G01        498876.93                  2799.86            360                              357                       5                                0       0          0.375          5.375                               LACEY                                    WA       98513        PUD                     500000                    20051101               76.98000336            No MI                     1.00E+17                              2.75       20061001                       11.375        3.625         2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20351001         NO
(GI-)G01        992906.41                  4846.5             360                              354                       3.75                             0       0          0.375          4.125                               LOS ANGELES                              CA       90035        Single Family           1000000                   20050801               78.43000031            No MI                     1.00E+17                              2.625      20060701                       10.125        2.375         2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20350701         NO
(GI-)G01        605442.54                  3548.12            360                              355                       5.375                            0       0          0.375          5.75                                WOODLAND HILLS                           CA       91367        Single Family           608000                    20050901               80                     No MI                     1.00E+17                              2.875      20060801                       11.75         2.25          2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20350801         NO
(GI-)G01        358506.78                  1770.98            360                              356                       3.875                            0       0          0.375          4.25                                OCEANSIDE                                CA       92056        PUD                     360000                    20051001               52.93999863            No MI                     1.00E+17                              2.875      20060901                       10.25         2.5           2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20350901         NO
(GI-)G01        479548.18                  2271.86            360                              354                       3.5                              0       0          0.375          3.875                               OXNARD                                   CA       93030        Single Family           483130                    20050801               80                     No MI                     1.00E+17                              2.625      20060701                       9.875         2.5           2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20350701         NO
(GI-)G01        447147.63                  2758.41            360                              357                       5.875                            0       0          0.375          6.25                                EL DORADO HILLS                          CA       95762        Single Family           448000                    20051101               80                     No MI                     1.00E+17                              2.875      20061001                       12.25         2.25          2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20351001         NO
(GI-)G01        394956.29                  2248.44            360                              357                       5.125                            0       0          0.375          5.5                                 NAPLES                                   FL       34110        PUD                     396000                    20051101               80                     No MI                     1.00E+17                              2.625      20061001                       11.5          2.5           2                    First Lien      NO           N           0             Prepay      12                   360                 EMC             20351001         NO
(GI-)G01        452765.34                  2210               360                              354                       3.75                             0       0          0.375          4.125                               FAIRFIELD                                CA       94534        Single Family           456000                    20050801               80                     No MI                     1.00E+17                              2.75       20060701                       10.125        2.25          2                    First Lien      NO           N           0             Prepay      12                   360                 EMC             20350701         NO
(GI-)G01        479060.88                  2652.34            360                              357                       4.875                            0       0          0.375          5.25                                UPLAND                                   CA       91784        PUD                     480320                    20051101               80                     No MI                     1.00E+17                              2.75       20061001                       11.25         2.375         2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20351001         NO
(GI-)G01        620436.79                  2930.52            360                              356                       3.5                              0       0          0.375          3.875                               REDONDO BEACH                            CA       90278        Condominium             623200                    20051001               80                     No MI                     1.00E+17                              2.875      20060901                       9.875         2.375         2                    First Lien      NO           N           0             Prepay      12                   360                 EMC             20350901         NO
(GI-)G01        648184.32                  4055.15            360                              356                       6                                0       0          0.375          6.375                               PETALUMA                                 CA       94952        2-4 Family              650000                    20051001               68.41999817            No MI                     1.00E+17                              2.875      20060901                       12.375        2.5           2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20350901         NO
(GI-)G01        456878.22                  2496.47            360                              356                       4.75                             0       0          0.375          5.125                               SOUTHERN SHORES                          NC       27949        Single Family           458500                    20051001               70                     No MI                     1.00E+17                              2.75       20060901                       11.125        2.5           2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20350901         NO
(GI-)G01        805457.04                  4715.27            360                              356                       5.375                            0       0          0.375          5.75                                LA CANADA                                CA       91011        Single Family           808000                    20051001               80                     No MI                     1.00E+17                              2.875      20060901                       11.75         2.375         2                    First Lien      NO           N           0             Prepay      12                   360                 EMC             20350901         NO
(GI-)G01        400365.62                  2375.62            360                              356                       5.5                              0       0          0.375          5.875                               FREDERICK                                MD       21702        PUD                     401600                    20051001               80                     No MI                     1.00E+17                              2.875      20060901                       11.875        2.5           2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20350901         NO
(GI-)G01        997906.87                  5835.73            360                              357                       5.375                            0       0          0.375          5.75                                LOS ANGELES                              CA       90069        Single Family           1000000                   20051101               65.47000122            No MI                     1.00E+17                              2.75       20061001                       11.75         2.5           2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20351001         NO
(GI-)G01        648639.47                  3793.22            360                              357                       5.375                            0       0          0.375          5.75                                PARK CITY                                UT       84060        Condominium             650000                    20051101               75.15000153            No MI                     1.00E+17                              2.875      20061001                       11.75         2.375         2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20351001         NO
(GI-)G01        480518.28                  2696.82            360                              357                       5                                0       0          0.375          5.375                               LOS ANGELES                              CA       91304        Single Family           481600                    20051101               80                     No MI                     1.00E+17                              2.875      20061001                       11.375        2.5           2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20351001         NO
(GI-)G01        538300.51                  3151.29            360                              356                       5.375                            0       0          0.375          5.75                                MARINA DEL REY                           CA       90292        Condominium             540000                    20051001               80                     No MI                     1.00E+17                              2.875      20060901                       11.75         2.5           2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20350901         NO
(GI-)G01        522150.88                  2933.8             360                              356                       5                                0       0          0.375          5.375                               EASTON                                   MD       21601        PUD                     523920                    20051001               80                     No MI                     1.00E+17                              2.75       20060901                       11.375        2.5           2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20350901         NO
(GI-)G01        1253609.72                 7733.41            360                              357                       5.875                            0       0          0.375          6.25                                INDIAN WELLS                             CA       92210        PUD                     1256000                   20051101               74.98999786            No MI                     1.00E+17                              2.875      20061001                       12.25         2.375         2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20351001         NO
(GI-)G01        419078.47                  2384.71            360                              357                       5.125                            0       0          0.375          5.5                                 EL CERRITO                               CA       94530        Single Family           420000                    20051101               70                     No MI                     1.00E+17                              2.875      20061001                       11.5          2.5           2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20351001         NO
(GI-)G01        471057.89                  2829.88            360                              357                       5.625                            0       0          0.375          6                                   NEWARK                                   CA       94560        PUD                     472000                    20051101               80                     No MI                     1.00E+17                              2.875      20061001                       12            2.5           2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20351001         NO
(GI-)G01        902152.15                  5347.5             360                              357                       5.5                              0       0          0.375          5.875                               COSTA MESA                               CA       92627        2-4 Family              904000                    20051101               80                     No MI                     1.00E+17                              2.75       20061001                       11.875        2.5           2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20351001         NO
(GI-)G01        838282.97                  4968.92            360                              357                       5.5                              0       0          0.375          5.875                               GLENDALE                                 CA       91206        Single Family           840000                    20051101               80                     No MI                     1.00E+17                              2.875      20061001                       11.875        2.375         2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20351001         NO
(GI-)G01        648763.3                   4002.16            360                              357                       5.875                            0       0          0.375          6.25                                PORTLAND                                 ME       04101        2-4 Family              650000                    20051101               79.26999664            No MI                     1.00E+17                              2.875      20061001                       12.25         2.5           2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20351001         NO
(GI-)G01        386267.58                  2078.57            360                              357                       4.625                            0       0          0.375          5                                   STOCKTON                                 CA       95212        Single Family           387200                    20051101               80                     No MI                     1.00E+17                              2.75       20061001                       11            2.5           2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20351001         NO
(GI-)G01        463005.57                  2671.05            360                              357                       5.25                             0       0          0.375          5.625                               YUBA CITY                                CA       95993        Single Family           464000                    20051101               80                     No MI                     1.00E+17                              2.75       20061001                       11.625        2.375         2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20351001         NO
(GI-)G01        373697.4                   2155.83            360                              357                       5.25                             0       0          0.375          5.625                               SCOTTSDALE                               AZ       85262        PUD                     374500                    20051101               79.93000031            No MI                     1.00E+17                              2.625      20061001                       11.625        2.375         2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20351001         NO
(GI-)G01        601596.82                  3614.09            360                              357                       5.625                            0       0          0.375          6                                   CORONA                                   CA       92883        PUD                     602800                    20051101               80                     No MI                     1.00E+17                              2.875      20061001                       12            2.25          2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20351001         NO
(GI-)G01        902152.15                  5347.5             360                              357                       5.5                              0       0          0.375          5.875                               COSTA MESA                               CA       92627        2-4 Family              904000                    20051101               80                     No MI                     1.00E+17                              2.75       20061001                       11.875        2.5           2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20351001         NO
(GI-)G01        458966.79                  2575.87            360                              357                       5                                0       0          0.375          5.375                               LA QUINTA                                CA       92253        Single Family           460000                    20051101               80                     No MI                     1.00E+17                              2.875      20061001                       11.375        2.375         2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20351001         NO
(GI-)G01        434644.23                  2473.29            360                              357                       5.125                            0       0          0.375          5.5                                 LOS ANGELES                              CA       91307        Single Family           435600                    20051101               80                     No MI                     1.00E+17                              2.875      20061001                       11.5          2.5           2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20351001         NO
(GI-)G01        456391.03                  2927.5             360                              357                       6.25                             0       0          0.375          6.625                               PATTERSON                                CA       95363        Single Family           457200                    20051101               80                     No MI                     1.00E+17                              2.875      20061001                       12.625        2.5           2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20351001         NO
(GI-)G01        399274.84                  2528.27            360                              357                       6.125                            0       0          0.375          6.5                                 BURBANK                                  CA       91506        Single Family           400000                    20051101               71.69000244            No MI                     1.00E+17                              2.875      20061001                       12.5          2.5           2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20351001         NO
(GI-)G01        544471.06                  3270.91            360                              357                       5.625                            0       0          0.375          6                                   SANTA MONICA                             CA       90404        Condominium             545560                    20051101               80                     No MI                     1.00E+17                              2.75       20061001                       12            2.5           2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20351001         NO
(GI-)G01        648702.6                   3897.08            360                              357                       5.625                            0       0          0.375          6                                   SANTA MONICA                             CA       90404        Single Family           650000                    20051101               73.86000061            No MI                     1.00E+17                              2.875      20061001                       12            2.375         2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20351001         NO
(GI-)G01        403193.63                  2422.18            360                              357                       5.625                            0       0          0.375          6                                   LA QUINTA                                CA       92253        Single Family           404000                    20051101               80                     No MI                     1.00E+17                              2.875      20061001                       12            2.5           2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20351001         NO
(GI-)G01        808383.25                  4856.36            360                              357                       5.625                            0       0          0.375          6                                   SOMIS                                    CA       93066        Single Family           810000                    20051101               75                     No MI                     1.00E+17                              2.75       20061001                       12            2.5           2                    First Lien      NO           N           0             Prepay      12                   360                 EMC             20351001         NO
(GI-)G01        498876.93                  2799.86            360                              357                       5                                0       0          0.375          5.375                               GERMANTOWN                               MD       20874        Single Family           500000                    20051101               80                     No MI                     1.00E+17                              2.875      20061001                       11.375        2.375         2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20351001         NO
(GI-)G01        397910.13                  2108.37            360                              358                       4.5                              0       0          0.375          4.875                               WHITTIER                                 CA       90601        Single Family           398400                    20051201               80                     No MI                     1.00E+17                              2.875      20061101                       10.875        2.5           2                    First Lien      NO           N           0             Prepay      12                   360                 EMC             20351101         NO
(GI-)G01        428675.84                  2444.75            360                              355                       5.125                            0       0          0.375          5.5                                 TUSTIN                                   CA       92782        Condominium             430574                    20050901               80                     No MI                     1.00E+17                              2.875      20060801                       11.5          2.5           2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20350801         NO
(GI-)G01        438733.36                  2600.59            360                              357                       5.5                              0       0          0.375          5.875                               CORONA                                   CA       92883        Condominium             439632                    20051101               80                     No MI                     1.00E+17                              2.875      20061001                       11.875        2.5           2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20351001         NO
(GI-)G01        597339.67                  2821.42            360                              356                       3.5                              0       0          0.375          3.875                               CHATHAM                                  NJ       07928        Single Family           600000                    20051001               33.24000168            No MI                     1.00E+17                              2.625      20060901                       9.875         2.5           2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20350901         NO
(GI-)G01        554170.39                  3244.2             360                              356                       5.375                            0       0          0.375          5.75                                CAPE CORAL                               FL       33914        Single Family           555920                    20051001               80                     No MI                     1.00E+17                              3          20060901                       11.75         2.25          2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20350901         NO
(GI-)G01        1386877.91                 7783.6             360                              357                       5                                0       0          0.375          5.375                               ENGLEWOOD                                CO       80110        PUD                     1390000                   20051101               37.56999969            No MI                     1.00E+17                              2.75       20061001                       11.375        2.625         2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20351001         NO
(GI-)G01        537728.54                  3151.3             360                              355                       5.375                            0       0          0.375          5.75                                MANASQUAN                                NJ       08736        Single Family           540000                    20050901               80                     No MI                     1.00E+17                              2.75       20060801                       11.75         2.375         2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20350801         NO
(GI-)G01        997535.84                  5292.08            360                              357                       4.5                              0       0          0.375          4.875                               LOS ANGELES                              CA       90077        Single Family           1000000                   20051101               20.82999992            No MI                     1.00E+17                              2.75       20061001                       10.875        2.375         2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20351001         NO
(GI-)G01        538045.36                  2898.84            360                              356                       4.625                            0       0          0.375          5                                   NEWTON                                   MA       02459        Single Family           540000                    20051001               80                     No MI                     1.00E+17                              2.875      20060901                       11            2.375         2                    First Lien      NO           N           0             Prepay      12                   360                 EMC             20350901         NO
(GI-)G01        468190.5                   2815.49            360                              356                       5.625                            0       0          0.375          6                                   SOMERVILLE                               MA       02144        2-4 Family              469600                    20051001               80                     No MI                     1.00E+17                              2.875      20060901                       12            2.5           2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20350901         NO
(GI-)G01        510271.12                  2867.05            360                              356                       5                                0       0          0.375          5.375                               LIVERMORE                                CA       94551        PUD                     512000                    20051001               80                     No MI                     1.00E+17                              2.75       20060901                       11.375        2.5           2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20350901         NO
(GI-)G01        587460.43                  2989.44            360                              356                       4.125                            0       0          0.375          4.5                                 POINT PLEASANT                           NJ       08742        Single Family           590000                    20051001               63.77999878            No MI                     1.00E+17                              2.875      20060901                       10.5          2.375         2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20350901         NO
(GI-)G01        393973.62                  2303.95            360                              357                       5.375                            0       0          0.375          5.75                                EDISON                                   NJ       08820        Single Family           394800                    20051101               80                     No MI                     1.00E+17                              2.875      20061001                       11.75         2.5           2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20351001         NO
(GI-)G01        482327.19                  2672.67            360                              356                       4.875                            0       0          0.375          5.25                                GLENDALE                                 CA       91214        Single Family           484000                    20051001               80                     No MI                     1.00E+17                              2.875      20060901                       11.25         2.5           2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20350901         NO
(GI-)G01        420472.48                  2265.39            360                              356                       4.625                            0       0          0.375          5                                   LONETREE                                 CO       80124        PUD                     422000                    20051001               79.91999817            No MI                     1.00E+17                              2.875      20060901                       11            2.5           2                    First Lien      NO           N           0             Prepay      12                   360                 EMC             20350901         NO
(GI-)G01        426979.21                  2363.43            360                              357                       4.875                            0       0          0.375          5.25                                LINWOOD                                  NJ       08221        Single Family           428000                    20051101               79.26000214            No MI                     1.00E+17                              2.75       20061001                       11.25         2.5           2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20351001         NO
(GI-)G01        648470.48                  3539.17            360                              357                       4.75                             0       0          0.375          5.125                               RIVERWOODS                               IL       60015        Single Family           650000                    20051101               34.56999969            No MI                     1.00E+17                              2.875      20061001                       11.125        2.375         2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20351001         NO
(GI-)G01        373597.6                   2155.26            360                              357                       5.25                             0       0          0.375          5.625                               ELK GROVE                                CA       95757        Single Family           374400                    20051101               80                     No MI                     1.00E+17                              2.875      20061001                       11.625        2.5           2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20351001         NO
(GI-)G01        452920.07                  2651.46            360                              356                       5.375                            0       0          0.375          5.75                                ELK GROVE                                CA       95757        Single Family           454350                    20051001               80                     No MI                     1.00E+17                              2.875      20060901                       11.75         2.5           2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20350901         NO
(GI-)G01        722089.62                  3668.4             360                              357                       4.125                            0       0          0.375          4.5                                 HOLLAND                                  OH       43528        Single Family           724000                    20051101               80                     No MI                     1.00E+17                              2.75       20061001                       10.5          2.5           2                    First Lien      NO           N           0             Prepay      12                   360                 EMC             20351001         NO
(GI-)G01        439495.3                   2429.7             360                              358                       4.875                            0       0          0.375          5.25                                SAN JOSE                                 CA       95111        Single Family           440000                    20051201               77.87999725            No MI                     1.00E+17                              2.875      20061101                       11.25         2.375         2                    First Lien      NO           N           0             Prepay      12                   360                 EMC             20351101         NO
(GI-)G01        389847.95                  2160.22            360                              356                       4.875                            0       0          0.375          5.25                                TRACY                                    CA       95376        Single Family           391200                    20051001               80                     No MI                     1.00E+17                              2.75       20060901                       11.25         2.5           2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20350901         NO
(GI-)G01        861720.29                  5451.59            360                              358                       6.125                            0       0          0.375          6.5                                 CHICAGO                                  IL       60615        Single Family           862500                    20051201               75                     No MI                     1.00E+17                              2.875      20061101                       12.5          2.375         2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20351101         NO
(GI-)G01        862964.58                  4709.81            360                              357                       4.75                             0       0          0.375          5.125                               DEL MAR                                  CA       92014        Condominium             865000                    20051101               54.06000137            No MI                     1.00E+17                              2.875      20061001                       11.125        2.5           2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20351001         NO
(GI-)G01        446767.57                  2542.28            360                              357                       5.125                            0       0          0.375          5.5                                 NORTHDALE                                FL       33626        PUD                     447750                    20051101               75                     No MI                     1.00E+17                              2.75       20061001                       11.5          2.5           2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20351001         NO
(GI-)G01        798123.3                   4479.32            360                              357                       5                                0       0          0.375          5.375                               PURCHASE                                 NY       10577        Single Family           799920                    20051101               80                     No MI                     1.00E+17                              2.875      20061001                       11.375        2.375         2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20351001         NO
(GI-)G01        997700.9                   5522.04            360                              357                       4.875                            0       0          0.375          5.25                                LOS ANGELES                              CA       90064        Single Family           1000000                   20051101               66.01000214            No MI                     1.00E+17                              2.875      20061001                       11.25         2.5           2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20351001         NO
(GI-)G01        654229.5                   3275.31            360                              357                       4                                0       0          0.375          4.375                               SAN JOSE                                 CA       95126        2-4 Family              656000                    20051101               80                     No MI                     1.00E+17                              2.625      20061001                       10.375        2.5           2                    First Lien      NO           N           0             Prepay      12                   360                 EMC             20351001         NO
(GI-)G01        489557.04                  3097.13            360                              358                       6.125                            0       0          0.375          6.5                                 CAMBRIDGE                                MA       02140        Condominium             490000                    20051201               69.5                   No MI                     1.00E+17                              2.875      20061101                       12.5          2.25          2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20351101         NO
(GI-)G01        719074.75                  3810.09            360                              358                       4.5                              0       0          0.375          4.875                               HERCULES                                 CA       94547        PUD                     719960                    20051201               80                     No MI                     1.00E+17                              2.875      20061101                       10.875        2.5           2                    First Lien      NO           N           0             Prepay      12                   360                 EMC             20351101         NO
(GI-)G01        398484.24                  2086.59            360                              356                       4.375                            0       0          0.375          4.75                                PANAMA CITY BEACH                        FL       32408        Condominium             400000                    20051001               78.43000031            No MI                     1.00E+17                              2.875      20060901                       10.75         2.5           2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20350901         NO
(GI-)G01        510230.44                  2827.28            360                              356                       4.875                            0       0          0.375          5.25                                ORANGEVALE                               CA       95662        Single Family           512000                    20051001               80                     No MI                     1.00E+17                              2.75       20060901                       11.25         2.5           2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20350901         NO
(GI-)G01        426439.71                  2705.25            360                              355                       6.125                            0       0          0.375          6.5                                 SUISUN CITY                              CA       94585        Single Family           428000                    20050901               80                     No MI                     1.00E+17                              2.875      20060801                       12.5          2.375         2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20350801         NO
(GI-)G01        430892.04                  2457.39            360                              355                       5.125                            0       0          0.375          5.5                                 NORTHRIDGE                               CA       91325        Condominium             432800                    20050901               80                     No MI                     1.00E+17                              2.875      20060801                       11.5          2.5           2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20350801         NO
(GI-)G01        399910.94                  2217.1             360                              356                       4.875                            0       0          0.375          5.25                                NAPERVILLE                               IL       60565        Single Family           401500                    20051001               79.51000214            No MI                     1.00E+17                              2.75       20060901                       11.25         2.5           2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20350901         NO
(GI-)G01        461362.3                   2520.97            360                              356                       4.75                             0       0          0.375          5.125                               NORTH LAS VEGAS                          NV       89084        PUD                     463000                    20051001               79.83000183            No MI                     1.00E+17                              2.875      20060901                       11.125        2.375         2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20350901         NO
(GI-)G01        446377.37                  2404.96            360                              356                       4.625                            0       0          0.375          5                                   FOOTHILL RANCH                           CA       92610        Single Family           447999                    20051001               80                     No MI                     1.00E+17                              2.875      20060901                       11            2.5           2                    First Lien      NO           N           0             Prepay      12                   360                 EMC             20350901         NO
(GI-)G01        637683.4                   3435.66            360                              356                       4.625                            0       0          0.375          5                                   KAPOLEI                                  HI       96707        Condominium             640000                    20051001               80                     No MI                     1.00E+17                              2.75       20060901                       11            2.5           2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20350901         NO
(GI-)G01        442942.7                   2417.52            360                              357                       4.75                             0       0          0.375          5.125                               MIDDLETOWN                               NJ       07748        Single Family           444000                    20051101               80                     No MI                     1.00E+17                              2.875      20061001                       11.125        2.375         2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20351001         NO
(GI-)G01        461936.96                  2927.74            360                              356                       6.125                            0       0          0.375          6.5                                 MILTON                                   MA       02186        2-4 Family              463200                    20051001               80                     No MI                     1.00E+17                              2.875      20060901                       12.5          2.5           2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20350901         NO
(GI-)G01        442635.3                   2626.43            360                              356                       5.5                              0       0          0.375          5.875                               ISSAQUAH                                 WA       98027        Single Family           444000                    20051001               80                     No MI                     1.00E+17                              2.75       20060901                       11.875        2.5           2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20350901         NO
(GI-)G01        648049.03                  3897.08            360                              356                       5.625                            0       0          0.375          6                                   GLENDALE                                 CA       91206        Single Family           650000                    20051001               73.94999695            No MI                     1.00E+17                              2.875      20060901                       12            2.375         2                    First Lien      NO           N           0             Prepay      12                   360                 EMC             20350901         NO
(GI-)G01        411544.68                  2280.45            360                              356                       4.875                            0       0          0.375          5.25                                VALLEJO                                  CA       94591        Single Family           412972                    20051001               80                     No MI                     1.00E+17                              2.75       20060901                       11.25         2.5           2                    First Lien      NO           N           0             Prepay      12                   360                 EMC             20350901         NO
(GI-)G01        723149.85                  4063.15            360                              356                       5                                0       0          0.375          5.375                               LOS ANGELES                              CA       90046        Single Family           725600                    20051001               80                     No MI                     1.00E+17                              2.75       20060901                       11.375        2.375         2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20350901         NO
(GI-)G01        1245876.59                 7097.36            360                              356                       5.125                            0       0          0.375          5.5                                 LAVALLETTE                               NJ       08735        Single Family           1250000                   20051001               50                     No MI                     1.00E+17                              2.75       20060901                       11.5          2.375         2                    First Lien      NO           N           0             No_PP       12                   360                 EMC             20350901         NO
(GI-)G01        529881.09                  2695.57            360                              356                       4.125                            0       0          0.375          4.5                                 MORGAN HILL                              CA       95037        Single Family           532000                    20051001               80                     No MI                     1.00E+17                              2.875      20060901                       10.5          2.375         2                    First Lien      NO           N           0             Prepay      12                   360                 EMC             20350901         NO
(GII)G03        266500                     1193.697917        360                              357                       5.125                            0       0          0.25           5.375                               RIVA                                     MD       21140        Single Family           266500                    20051101               79.55999756            No MI                     1.00E+17                              2.25       20121001                       10.375        2.5           2                    First Lien      NO           Y           84            No_PP       84                   360                 EMC             20351001         NO
(GII)G03        355750                     1741.692708        360                              357                       5.625                            0       0          0.25           5.875                               BOWIE                                    MD       20720        PUD                     355750                    20051101               95                     GE Capital MI             1.00E+17                              2.25       20121001                       10.875        2             2                    First Lien      NO           Y           84            No_PP       84                   360                 EMC             20351001         NO
(GII)G03        332396.63                  1696.607799        360                              357                       5.875                            0       0          0.25           6.125                               MINEOLA                                  NY       11501        Single Family           332400                    20051101               78.20999908            No MI                     1.00E+17                              2.25       20121001                       11.125        2             2                    First Lien      NO           Y           84            Prepay      84                   360                 EMC             20351001         NO
(GII)G03        338000                     1936.458333        360                              356                       6.625                            0       0          0.25           6.875                               BELLMORE                                 NY       11710        Single Family           338000                    20051001               80                     No MI                     1.00E+17                              2.25       20120901                       11.875        2             2                    First Lien      NO           Y           84            No_PP       84                   360                 EMC             20350901         NO
(GII)G03        500000                     2656.25            360                              357                       6.125                            0       0          0.25           6.375                               PACIFIC BEACH                            CA       92109        Condominium             500000                    20051101               75.76000214            No MI                     1.00E+17                              2.25       20121001                       11.375        2             2                    First Lien      NO           Y           84            No_PP       84                   360                 EMC             20351001         NO
(GII)G03        271000                     1298.541667        360                              357                       5.5                              0       0          0.25           5.75                                PHOENIX                                  AZ       85043        PUD                     271000                    20051101               69.48999786            No MI                     1.00E+17                              2.25       20121001                       10.75         2             2                    First Lien      NO           Y           84            No_PP       84                   360                 EMC             20351001         NO
(GII)G03        608707.01                  3623.17            360                              353                       5.625                            0       0          0.25           5.875                               BURR RIDGE                               IL       60527        Single Family           612500                    20050701               70                     No MI                     1.00E+17                              2.25       20120601                       10.875        2             2                    First Lien      NO           N           0             Prepay      84                   360                 EMC             20350601         NO
(GII)G03        457200                     2714.625           360                              356                       6.875                            0       0          0.25           7.125                               CAMBRIDGE                                MA       02138        Condominium             457200                    20051001               80                     No MI                     1.00E+17                              2.25       20120901                       12.125        2             2                    First Lien      NO           Y           84            No_PP       84                   360                 EMC             20350901         NO
(GII)G03        440000                     2154.166667        360                              356                       5.625                            0       0          0.25           5.875                               WARWICK                                  NY       10990        Single Family           440000                    20051001               80                     No MI                     1.00E+17                              2.25       20120901                       10.875        2             2                    First Lien      NO           Y           84            No_PP       84                   360                 EMC             20350901         NO
(GII)G03        161593.92                  841.635            360                              354                       6                                0       0          0.25           6.25                                JACKSONVILLE                             FL       32225        PUD                     161600                    20050801               80                     No MI                     1.00E+17                              2.25       20120701                       11.25         2             2                    First Lien      NO           Y           84            No_PP       84                   360                 EMC             20350701         NO
(GII)G03        698635.8                   4253.28            360                              357                       5.875                            0       0          0.25           6.125                               POWAY                                    CA       92064        Single Family           700000                    20051101               54.68999863            No MI                     1.00E+17                              2.25       20121001                       11.125        2             2                    First Lien      NO           N           0             No_PP       84                   360                 EMC             20351001         NO
(GII)G03        1000000                    4895.833333        360                              357                       5.625                            0       0          0.25           5.875                               BROOKLYN                                 NY       11201        Condominium             1000000                   20051101               53.33000183            No MI                     1.00E+17                              2.25       20121001                       10.875        2             2                    First Lien      NO           Y           84            Prepay      84                   360                 EMC             20351001         NO
(GII)G03        440000                     2383.333333        360                              357                       6.25                             0       0          0.25           6.5                                 LONG BEACH                               CA       90815        Single Family           440000                    20051101               80                     No MI                     1.00E+17                              2.25       20121001                       11.5          2             2                    First Lien      NO           Y           84            No_PP       84                   360                 EMC             20351001         NO
(GII)G03        725000                     3322.916667        360                              357                       5.25                             0       0          0.25           5.5                                 MIAMI BEACH                              FL       33140        Single Family           725000                    20051101               60.41999817            No MI                     1.00E+17                              2.25       20121001                       10.5          2             2                    First Lien      NO           Y           84            No_PP       84                   360                 EMC             20351001         NO
(GII)G03        340000                     1664.583333        360                              357                       5.625                            0       0          0.25           5.875                               LINCOLN                                  CA       95648        Single Family           340000                    20051101               80                     No MI                     1.00E+17                              2.25       20121001                       10.875        2             2                    First Lien      NO           Y           84            No_PP       84                   360                 EMC             20351001         NO
(GII)G03        448000                     2286.666667        360                              356                       5.875                            0       0          0.25           6.125                               PALM SPRINGS                             CA       92262        Single Family           448000                    20051001               70                     No MI                     1.00E+17                              2.25       20120901                       11.125        2             2                    First Lien      NO           Y           84            No_PP       84                   360                 EMC             20350901         NO
(GII)G03        789699.45                  5262.55            360                              357                       6.75                             0       0          0.25           7                                   WALNUT                                   CA       91789        Single Family           791000                    20051101               70                     No MI                     1.00E+17                              2.25       20121001                       12            2             2                    First Lien      NO           N           0             No_PP       84                   360                 EMC             20351001         NO
(GII)G03        199900                     1124.4375          360                              357                       6.5                              0       0          0.25           6.75                                HAVERHILL                                MA       01835        Condominium             199900                    20051101               79.98999786            No MI                     1.00E+17                              2.25       20121001                       11.75         2             2                    First Lien      NO           Y           84            No_PP       84                   360                 EMC             20351001         NO
(GII)G03        300000                     1562.5             360                              357                       6                                0       0          0.25           6.25                                REDMOND                                  WA       98052        Single Family           300000                    20051101               80                     No MI                     1.00E+17                              2.25       20121001                       11.25         2             2                    First Lien      NO           Y           84            No_PP       84                   360                 EMC             20351001         NO
(GII)G01        220000                     1260.416667        360                              357                       6.5                              0       0          0.375          6.875                               BAKERSFIELD                              CA       93309        2-4 Family              220000                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.875        2             1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G03        194581.33                  1122.53            360                              357                       5.25                             0       0          0.375          5.625                               FAIRFAX                                  VA       22031        PUD                     195000                    20051101               65                     No MI                     1.00E+17                              2.25       20121001                       10.625        1.875         1                    First Lien      NO           N           0             No_PP       84                   360                 EMC             20351001         NO
(GII)G01        95200                      565.25             360                              357                       6.75                             0       0          0.375          7.125                               SNELLVILLE                               GA       30078        Single Family           95200                     20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.125        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351001         NO
(GII)G01        100560                     597.075            360                              357                       6.75                             0       0          0.375          7.125                               SNELLVILLE                               GA       30039        PUD                     100560                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       12.125        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351001         NO
(GII)G01        320000                     1866.666667        360                              356                       6.625                            0       0          0.375          7                                   HESPERIA                                 CA       92345        Single Family           320000                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       12            1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20350901         NO
(GII)G03        434400                     2081.5             360                              357                       5.375                            0       0          0.375          5.75                                GREELEY                                  CO       80634        Single Family           435000                    20051101               79.08999634            No MI                     1.00E+17                              2.25       20121001                       10.75         1.875         1                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351001         NO
(GII)G03        254119.67                  1488.16            360                              357                       5.375                            0       0          0.375          5.75                                GLENDALE                                 AZ       85306        Single Family           255007                    20051101               48.11999893            No MI                     1.00E+17                              2.25       20121001                       10.75         1.875         1                    First Lien      NO           N           0             No_PP       84                   360                 EMC             20351001         NO
(GII)G02        438350                     1917.78125         360                              356                       5                                0       0          0.25           5.25                                LINCOLN                                  CA       95648        PUD                     438350                    20051001               94.98999786            PMI                       1.00E+17                              2.25       20100901                       10.25         1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20350901         NO
(GII)G02        644000                     2817.5             360                              356                       5                                0       0          0.25           5.25                                MIAMI                                    FL       33155        Single Family           644000                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       10.25         2             2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20350901         NO
(GII)G02        858171.32                  3575.713833        360                              356                       4.75                             0       0          0.25           5                                   ALBUQUERQUE                              NM       87111        PUD                     858200                    20051001               68.66000366            No MI                     1.00E+17                              2.25       20100901                       10            2             2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20350901         NO
(GII)G01        383500                     1917.5             360                              356                       5.75                             0       0          0.25           6                                   NAPA                                     CA       94558        Single Family           383500                    20051001               72.36000061            No MI                     1.00E+17                              2.25       20100901                       11            2             1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GI-)G01        120497.86                  539.7299979        360                              354                       5.125                            0       0          0.25           5.375                               MIAMI BEACH                              FL       33139        Condominium             121200                    20050801               80                     No MI                     1.00E+17                              2.25       20080701                       11.375        2             1                    First Lien      NO           Y           120           No_PP       36                   360                 EMC             20350701         NO
(GII)G01        140600                     761.5833333        360                              356                       6.25                             0       0          0.25           6.5                                 WILMINGTON                               NC       28403        Single Family           140600                    20051001               79.98000336            No MI                     1.00E+17                              2.25       20100901                       11.5          2             1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G01        195200                     1077.666667        360                              355                       6.375                            0       0          0.25           6.625                               REDDING                                  CA       96003        Single Family           195200                    20050901               73.66000366            No MI                     1.00E+17                              2.25       20100801                       11.625        2             1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350801         NO
(GII)G01        126400                     658.3333333        360                              355                       6                                0       0          0.25           6.25                                GRAND BLANC                              MI       48439        Single Family           126400                    20050901               80                     No MI                     1.00E+17                              2.25       20100801                       11.25         2             1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350801         NO
(GII)G01        168500                     983.33             360                              356                       5.5                              0       0          0.25           5.75                                FAIRFIELD                                CA       94533        PUD                     168500                    20051001               74.88999939            No MI                     1.00E+17                              2.25       20100901                       10.75         2             1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20350901         NO
(GI-)G01        384000                     1880               360                              356                       5.625                            0       0          0.25           5.875                               SOUTH MIAMI                              FL       33143        Single Family           384000                    20051001               80                     No MI                     1.00E+17                              2.25       20080901                       11.875        2             1                    First Lien      NO           Y           120           No_PP       36                   360                 EMC             20350901         NO
(GII)G02        430000                     2060.416667        360                              356                       5.5                              0       0          0.25           5.75                                HAYWARD                                  CA       94541        Single Family           430000                    20051001               78.18000031            No MI                     1.00E+17                              2.25       20100901                       10.75         2             1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G02        618750                     3158.203125        360                              355                       5.875                            0       0          0.25           6.125                               FAIR OAKS                                CA       95628        Single Family           618750                    20050901               75                     No MI                     1.00E+17                              2.25       20100801                       11.125        2             2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20350801         NO
(GII)G01        276078.61                  1409.151239        360                              355                       5.875                            0       0          0.25           6.125                               NORTH LAS VEGAS                          NV       89081        PUD                     276150                    20050901               80                     No MI                     1.00E+17                              2.25       20100801                       11.125        2             1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350801         NO
(GII)G01        387475                     1654.841146        360                              356                       4.875                            0       0          0.25           5.125                               LAS VEGAS                                NV       89131        PUD                     387475                    20051001               79.48999786            No MI                     1.00E+17                              2.25       20100901                       10.125        2             2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20350901         NO
(GII)G01        198750                     1097.265625        360                              355                       6.375                            0       0          0.25           6.625                               JACKSONVILLE                             FL       32221        Single Family           198750                    20050901               80                     No MI                     1.00E+17                              2.25       20100801                       11.625        2             1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350801         NO
(GII)G02        461488                     2211.296667        360                              355                       5.5                              0       0          0.25           5.75                                TORRANCE                                 CA       90502        Condominium             461488                    20050901               80                     No MI                     1.00E+17                              2.25       20100801                       10.75         2             2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20350801         NO
(GII)G02        527920                     2364.641667        360                              356                       5.125                            0       0          0.25           5.375                               GUILFORD                                 CT       06437        Single Family           527920                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       10.375        2             2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20350901         NO
(GII)G03        180000                     1031.25            360                              356                       6.625                            0       0          0.25           6.875                               DEERFIELD BEACH                          FL       33441        Condominium             180000                    20051001               80                     No MI                     1.00E+17                              2.25       20120901                       11.875        2             1                    First Lien      NO           Y           120           Prepay      84                   360                 EMC             20350901         NO
(GI-)G01        592000                     3206.666667        360                              356                       6.25                             0       0          0.25           6.5                                 SEA RANCH LAKES                          FL       33308        Single Family           592000                    20051001               80                     No MI                     1.00E+17                              2.5        20070901                       12.5          2             3                    First Lien      NO           Y           120           No_PP       24                   360                 EMC             20350901         NO
(GII)G03        199999.99                  1083.333279        360                              355                       6.25                             0       0          0.25           6.5                                 NORTH BAY VILLAGE                        FL       33141        Condominium             200000                    20050901               80                     No MI                     1.00E+17                              2.25       20120801                       11.5          2.25          1                    First Lien      NO           Y           120           Prepay      84                   360                 EMC             20350801         NO
(GI-)G01        220000                     1214.583333        360                              356                       6.375                            0       0          0.25           6.625                               HOLLYWOOD                                FL       33024        Single Family           220000                    20051001               80                     No MI                     1.00E+17                              2.25       20080901                       12.625        2             1                    First Lien      NO           Y           120           Prepay      36                   360                 EMC             20350901         NO
(GII)G02        632000                     3160               360                              356                       5.75                             0       0          0.25           6                                   SANTA CLARITA AREA                       CA       91390        Single Family           632000                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       11            2             1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G01        268999.99                  1429.062447        360                              355                       6.125                            0       0          0.25           6.375                               ODENTON                                  MD       21113        Condominium             269000                    20050901               79.98999786            No MI                     1.00E+17                              2.25       20100801                       11.375        2             1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350801         NO
(GII)G02        696000                     3552.5             360                              355                       5.875                            0       0          0.25           6.125                               LAKE MARY                                FL       32746        Single Family           696000                    20050901               80                     No MI                     1.00E+17                              2.25       20100801                       11.125        2             1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350801         NO
(GII)G01        132000                     687.5              360                              356                       6                                0       0          0.25           6.25                                CORNELIUS                                NC       28031        PUD                     132000                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       11.25         2             1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G01        410000                     2263.541667        360                              356                       6.375                            0       0          0.25           6.625                               SANTA CLARITA                            CA       91355        PUD                     410000                    20051001               66.23999786            No MI                     1.00E+17                              2.25       20100901                       11.625        2             1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GI-)G01        366000                     1906.25            360                              356                       6                                0       0          0.25           6.25                                MIAMI                                    FL       33138        Single Family           366000                    20051001               80                     No MI                     1.00E+17                              2.25       20080901                       12.25         2             1                    First Lien      NO           Y           120           Prepay      36                   360                 EMC             20350901         NO
(GII)G02        712000                     3782.5             360                              355                       6.125                            0       0          0.25           6.375                               CHATTANOOGA                              TN       37405        Single Family           712000                    20050901               74.94999695            No MI                     1.00E+17                              2.25       20100801                       11.375        2             2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20350801         NO
(GII)G01        239200                     1171.083333        360                              353                       5.625                            0       0          0.25           5.875                               FELTON                                   CA       95018        Single Family           239200                    20050701               80                     No MI                     1.00E+17                              2.25       20100601                       10.875        2             1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350601         NO
(GII)G01        199600                     935.625            360                              355                       5.375                            0       0          0.25           5.625                               GERMANTOWN                               MD       20874        Condominium             199600                    20050901               76.76999664            No MI                     1.00E+17                              2.25       20100801                       10.625        2             1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350801         NO
(GII)G01        192000                     1100               360                              356                       6.625                            0       0          0.25           6.875                               BROOKLYN PARK                            MN       55445        Single Family           192000                    20051001               80                     No MI                     1.00E+17                              2.25       20100901                       11.875        2             1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350901         NO
(GII)G02        490000                     2194.791667        360                              352                       5.125                            0       0          0.25           5.375                               STERLING HEIGHTS                         MI       48314        Single Family           490000                    20050601               94.95999908            YES                       1.00E+17                              2.25       20100501                       10.375        2             2                    First Lien      NO           Y           60            No_PP       61                   360                 EMC             20350501         NO
(GII)G03        180000                     918.75             360                              357                       5.75                             0       0          0.375          6.125                               HAMILTON                                 OH       45013        Single Family           180000                    20051101               80                     No MI                     1.00E+17                              2.25       20121001                       11.125        2             1                    First Lien      NO           Y           120           Prepay      84                   360                 EMC             20351001         NO
(GII)G01        107200                     614.1666667        360                              357                       6.5                              0       0          0.375          6.875                               ATLANTA                                  GA       30331        Single Family           107200                    20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.875        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351001         NO
(GII)G01        89200                      483.1666667        360                              357                       6.125                            0       0          0.375          6.5                                 OREGON CITY                              OR       97045        PUD                     89200                     20051101               80                     No MI                     1.00E+17                              2.25       20101001                       11.5          1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351001         NO
(GII)G03        316025                     1547.205729        360                              357                       5.5                              0       0          0.375          5.875                               MANTECA                                  CA       95337        Single Family           316052                    20051101               61.24000168            No MI                     1.00E+17                              2.25       20121001                       10.875        1.875         1                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20351001         NO
(GII)G02        500000                     2997.76            360                              358                       5.75                             0       0          0.25           6                                   Vallejo                                  CA       94591        Single Family           500000                    20051201               75.93000031            No MI                     1.00E+17                              2.25       20101101                       11            1.875         2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351101         NO
(GII)G01        268000                     1535.416667        360                              360                       6.5                              0       0          0.375          6.875                               ACWORTH                                  GA       30102        Single Family           268000                    20060201               80                     No MI                     1.00E+17                              2.25       20110101                       11.875        2             1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        344700                     2046.65625         360                              359                       6.75                             0       0          0.375          7.125                               Las Vegas                                NV       89129        Single Family           344700                    20060101               94.98999786            Radian Guaranty           1.00E+17                              2.375      20101201                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        171756                     1091.36625         360                              359                       7.25                             0       0          0.375          7.625                               Tucson                                   AZ       85746        PUD                     171756                    20060101               90                     Radian Guaranty           1.00E+17                              2.375      20101201                       12.625        2             1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        645732                     4103.08875         360                              360                       7.25                             0       0          0.375          7.625                               CHANTILLY                                VA       20152        PUD                     645732                    20060201               80                     No MI                                                           2.25       20110101                       12.625        2             1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GI-)G01        452363                     2685.905313        360                              360                       6.75                             0       0          0.375          7.125                               ELK GROVE                                CA       95757        Single Family           452363                    20060201               80                     No MI                                                           2.25       20110101                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        152492.61                  1003.46            360                              357                       6.5                              0       0          0.375          6.875                               Melrose Park                             IL       60160        Single Family           152750                    20051101               65                     No MI                     1.00E+17                              2.25       20101001                       11.875        1.875         1                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351001         NO
(GI-)G01        424000                     2120               360                              353                       5.625                            0       0          0.375          6                                   Los Angeles                              CA       91342        Condominium             424000                    20050701               80                     No MI                     1.00E+17                              2.25       20100601                       11            1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350601         NO
(GII)G02        650000                     3317.708333        360                              353                       5.75                             0       0          0.375          6.125                               Lake Arrowhead                           CA       92352        Single Family           650000                    20050701               76.47000122            No MI                     1.00E+17                              2.25       20100601                       11.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350601         NO
(GII)G02        508000                     2434.166667        360                              353                       5.375                            0       0          0.375          5.75                                South San Francisco                      CA       94080        Single Family           508000                    20050701               76.97000122            No MI                     1.00E+17                              2.25       20100601                       10.75         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350601         NO
(GII)G02        504000                     2467.5             360                              353                       5.5                              0       0          0.375          5.875                               Newark                                   CA       94560        Single Family           504000                    20050701               80                     No MI                     1.00E+17                              2.25       20100601                       10.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350601         NO
(GII)G02        704000                     3520               360                              354                       5.625                            0       0          0.375          6                                   San Francisco                            CA       94127        Single Family           704000                    20050801               80                     No MI                     1.00E+17                              2.25       20100701                       11            1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350701         NO
(GII)G02        452000                     2118.75            360                              353                       5.25                             0       0          0.375          5.625                               Rohnert Park                             CA       94928        Single Family           452000                    20050701               80                     No MI                     1.00E+17                              2.25       20100601                       10.625        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20350601         NO
(GI-)G01        616200                     2824.25            360                              353                       5.125                            0       0          0.375          5.5                                 Irvine                                   CA       92620        Condominium             616200                    20050701               79.83999634            No MI                     1.00E+17                              2.25       20100601                       10.5          1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20350601         NO
(GII)G01        370098                     2120.353125        360                              359                       6.5                              0       0          0.375          6.875                               FORT COLLINS                             CO       80521        Condominium             370098                    20060101               75                     No MI                                                           2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GII)G01        182400                     950                360                              357                       5.875                            0       0          0.375          6.25                                Bluffton                                 SC       29910        PUD                     182400                    20051101               80                     No MI                                                           2.25       20101001                       11.25         1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351001         NO
(GII)G01        213600                     1112.5             360                              359                       5.875                            0       0          0.375          6.25                                MESA                                     AZ       85207        PUD                     213600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.25         1.875         1                    First Lien      NO           Y           120           Prepay      60                   360                 EMC             20351201         NO
(GII)G01        280000                     1487.5             360                              358                       6                                0       0          0.375          6.375                               SOUTH PLAINFIELD                         NJ       07080        Single Family           280000                    20051201               80                     No MI                     1.00E+17                              2.25       20101101                       11.375        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GI-)G01        575969.92                  4139.7838          360                              324                       8.25                             0       0          0.375          8.625                               MIAMI                                    FL       33133        Single Family           576000                    20030201               80                     No MI                     1.00E+17                              5          20060701                       13.625        3             1                    First Lien      NO           Y           60            Prepay      24                   360                 EMC             20330101         NO
(GII)G01        292500                     1492.96875         360                              358                       5.75                             0       0          0.375          6.125                               CAPE CORAL                               FL       33904        Single Family           292500                    20051201               90                     Republic MIC                                                    2.25       20101101                       11.125        4.625         2                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351101         NO
(GII)G01        152000                     823.3333333        360                              359                       6.25                             0       0          0.25           6.5                                 Phoenix                                  AZ       85017        Single Family           152000                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.5          1.875         2                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G02        850000                     5164.69            360                              359                       5.875                            0       0          0.25           6.125                               San Francisco                            CA       94122        2-4 Family              850000                    20060101               60.70999908            No MI                     1.00E+17                              2.25       20101201                       11.125        2             2                    First Lien      NO           N           0             No_PP       60                   360                 EMC             20351201         NO
(GII)G03        628000                     2878.333333        360                              355                       5.125                            0       0          0.375          5.5                                 MELBOURNE BEACH                          FL       32951        PUD                     628000                    20050901               80                     No MI                     M10001690007334998                    2.25       20120801                       10.5          2             2                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20350801         NO
(GI-)G01        560000                     2508.333333        360                              352                       5                                0       0          0.375          5.375                               FAIRFAX STATION                          VA       22039        PUD                     560000                    20050601               80                     No MI                     M10001690007252075                    2.25       20150501                       10.375        1.875         2                    First Lien      NO           Y           120           No_PP       120                  360                 EMC             20350501         NO
(GII)G03        99200                      465                360                              356                       5.25                             0       0          0.375          5.625                               BIRMINGHAM                               AL       35203        Condominium             99200                     20051001               80                     No MI                     1.00E+17                              2.25       20120901                       10.625        1.875         2                    First Lien      NO           Y           120           No_PP       84                   360                 EMC             20350901         NO
(GII)G01        221885                     1317.442188        360                              359                       6.75                             0       0          0.375          7.125                               Las Vegas                                NV       89139        PUD                     221885                    20060101               80                     No MI                     1.00E+17                              2.375      20101201                       12.125        1.875         1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20351201         NO
(GI-)G01        597850                     3549.734375        360                              360                       6.75                             0       0          0.375          7.125                               ELK GROVE                                CA       95757        Single Family           597850                    20060201               80                     No MI                                                           2.25       20110101                       12.125        2             1                    First Lien      NO           Y           120           No_PP       60                   360                 EMC             20360101         NO
(GII)G01        140000                     889.5833333        360                              359                       7.25                             0       0          0.375          7.625                               Dickinson                                TX       77539        Single Family           140000                    20060101               80                     No MI                                                           2.25       20101201                       12.625        1.875         1                    First Lien      NO           Y           60            No_PP       60                   360                 EMC             20351201         NO
(GII)G01        169600                     971.6666667        360                              359                       6.5                              0       0          0.375          6.875                               Covington                                WA       98042        Single Family           169600                    20060101               80                     No MI                     1.00E+17                              2.25       20101201                       11.875        1.875         1                    First Lien      NO           Y           60            Prepay      60                   360                 EMC             20351201         NO
6281                    1,729,199,533.78     10,096,684.97    360                              356                       6.475                            0.000   0.000      0.363          6.838

                                                                                                          EXHIBIT C
                                                    [RESERVED]

                                                                                                         EXHIBIT D

                                         REQUEST FOR RELEASE OF DOCUMENTS

To:      Wells Fargo Bank, National Association
         1015 10th Avenue
         Minneapolis, Minnesota 55414
         Attention: BSALTA 2006-1
         Telecopier: (612) 667-1068

RE:      Custodial  Agreement,  dated as of January 31, 2006 among Bear Stearns  Asset Backed  Securities I LLC, as depositor,  Wells Fargo Bank,  National  Association,  as master  servicer and  securities  administrator,
         Wells Fargo Bank,  National  Association,  as  custodian,  and Bank of New York as  successor  to JPMorgan
         Chase  Bank,  National  Association,  as trustee,  issuing  Bear  Stearns  Alt-A  Trust  2006-1,  Mortgage
         Pass-Through Certificates, Series 2006-1

         In connection with the  administration  of the Mortgage Loans held by you pursuant to the  above-captioned
Custodial  Agreement,  we request  the  release,  and hereby  acknowledge  receipt,  of the  Mortgage  File for the
Mortgage Loan described below, for the reason indicated.

Mortgage Loan Number:

Mortgagor Name, Address & Zip Code:

Reason for Requesting Documents (check one):

_____             1.       Mortgage Paid in Full and proceeds have been deposited into the Custodial Account

_____             2.       Foreclosure

_____             3.       Substitution

_____             4.       Other Liquidation

_____             5.       Nonliquidation                     Reason:

_____             6.       California Mortgage Loan paid in full

                                                              By:
                                                                  (authorized signer)

                                                              Issuer:
                                                              Address:

                                                              Date:

                                                                                                          EXHIBIT E

                                            FORM OF TRANSFER AFFIDAVIT

                                                                  Affidavit  pursuant to Section  860E(e)(4) of the
                                                                  Internal  Revenue Code of 1986,  as amended,  and
                                                                  for other purposes

STATE OF                   )
                           )ss:
COUNTY OF                  )

         [NAME OF OFFICER], being first duly sworn, deposes and says:

         1.       That he is [Title of  Officer]  of [Name of  Investor]  (record or  beneficial  owner of the Bear
Stearns ALT-A Trust 2006-1,  Mortgage Pass-Through  Certificates,  Series 2006-1, Class [R][R-X] Certificates) (the
"Class R Certificates") (the "Owner"), a [savings institution]  [corporation] duly organized and existing under the laws of [the State of _____] [the United States], on behalf of which he makes this affidavit.

         2.       That  the  Owner  (i)  is  not  and  will  not  be as  of  [Closing  Date][date  of  purchase]  a
"disqualified  organization"  within the meaning of Section  860E(e)(5)  of the Internal  Revenue Code of 1986,  as
amended (the "Code") or an "electing  large  partnership"  within the meaning of Section 775 of the Code, (ii) will endeavor to remain other than a  disqualified  organization  and an electing  large  partnership  for so long as it retains its  ownership in the Class R  Certificates  and (iii) is acquiring  the Class R  Certificates  for its own account  or for  the  account  of  another  Owner  from  which  it has  received  an  affidavit  and  agreement  in substantially  the same form as this  affidavit and agreement.  (For this purpose,  a  "disqualified  organization"
means an electing  large  partnership  under  Section 775 of the Code,  the United  States,  any state or political subdivision  thereof,  any agency or instrumentality of any of the foregoing (other than an instrumentality  all of the activities of which are subject to tax and, except for the Federal Home Loan Mortgage  Corporation,  a majority of  whose  board of  directors  is not  selected  by any  such  governmental  entity)  or any  foreign  government, international  organization or any agency or instrumentality of such foreign government or organization,  any rural electric  or  telephone  cooperative,  or any  organization  (other than  certain  farmers'  cooperatives)  that is generally  exempt from federal  income tax unless such  organization  is subject to the tax on  unrelated  business taxable income).

         3.       That  the  Owner  is  aware  (i) of the tax  that  would  be  imposed  on  transfers  of  Class R
Certificates  to  disqualified  organizations  or electing large  partnerships  under the Code, that applies to all transfers of Class R Certificates  after March 31, 1988;  (ii) that such tax would be on the  transferor  (or, with respect to transfers to electing large  partnerships,  on each such  partnership),  or, if such transfer is through an agent (which person  includes a broker,  nominee or middleman)  for a disqualified  organization,  on the agent;
(iii) that the person (other than with respect to transfers to electing large  partnerships)  otherwise  liable for the tax shall be relieved of liability  for the tax if the  transferee  furnishes to such person an affidavit  that the transferee is not a disqualified  organization  and, at the time of transfer,  such person does not have actual knowledge  that the  affidavit  is false;  and (iv)  that the Class R  Certificates  may be  "noneconomic  residual interests" within the meaning of Treasury  regulations  promulgated pursuant to the Code and that the transferor of a  noneconomic  residual  interest will remain liable for any taxes due with respect to the income on such residual interest, unless no significant purpose of the transfer was to impede the assessment or collection of tax.

                  4.       That the Owner is aware of the tax imposed on a  "pass-through  entity"  holding Class R
Certificates if either the pass-through  entity is an electing large  partnership  under Section 775 of the Code or if at any time  during the  taxable  year of the  pass-through  entity a  disqualified  organization  is the record holder of an interest in such entity.  (For this purpose,  a "pass through entity" includes a regulated  investment company,  a real  estate  investment  trust or common  trust  fund,  a  partnership,  trust or estate,  and certain cooperatives.)

                  5.       That  the  Owner is  aware  that the  Securities  Administrator  will not  register  the transfer  of any  Class R  Certificates  unless  the  transferee,  or the  transferee's  agent,  delivers  to it an affidavit and agreement,  among other things, in substantially  the same form as this affidavit and agreement.  The
Owner  expressly  agrees that it will not  consummate  any such  transfer  if it knows or believes  that any of the representations contained in such affidavit and agreement are false.

                  6.       That the  Owner  has  reviewed  the  restrictions  set  forth on the face of the Class R
Certificates  and the  provisions  of Section 5.05 of the Pooling and Servicing  Agreement  under which the Class R
Certificates  were  issued.  The Owner  expressly  agrees to be bound by and to comply with such  restrictions  and provisions.

                  7.       That the Owner consents to any additional  restrictions  or  arrangements  that shall be deemed  necessary  upon  advice of counsel to  constitute  a  reasonable  arrangement  to ensure  that the  Class R
Certificates will only be owned, directly or indirectly, by an Owner that is not a disqualified organization.

                  8.       The Owner's Taxpayer Identification Number is # _______________.

                  9.       This  affidavit  and  agreement  relates  only to the Class R  Certificates  held by the
Owner  and not to any other  holder  of the  Class R  Certificates.  The  Owner  understands  that the  liabilities described herein relate only to the Class R Certificates.

                  10.      That  no  purpose  of the  Owner  relating  to the  transfer  of  any  of  the  Class  R
Certificates  by the Owner is or will be to  impede  the  assessment  or  collection  of any tax;  in  making  this representation,  the Owner warrants that the Owner is familiar with (i) Treasury  Regulation  Section  1.860E-1 (c)
and recent amendments  thereto,  effective as of August 19, 2002, and (ii) the preamble  describing the adoption of the amendments to such regulation, which is attached hereto as Exhibit 1.

                  11.      That the Owner has no present  knowledge  or  expectation  that it will be unable to pay any United  States taxes owed by it so long as any of the  Certificates  remain  outstanding.  In this regard,  the
Owner hereby  represents to and for the benefit of the person from whom it acquired the Class R  Certificates  that the Owner  intends to pay taxes  associated  with  holding  such Class R  Certificates  as they become  due,  fully understanding that it may incur tax liabilities in excess of any cash flows generated by the Class R Certificates.

                  12.      That the Owner has no present  knowledge or  expectation  that it will become  insolvent or subject to a bankruptcy proceeding for so long as any of the Class R Certificates remain outstanding.

                  13.      The Owner is a citizen or resident of the United States,  a corporation,  partnership or other  entity  created  or  organized  in, or under the laws of,  the United  States or any  political  subdivision thereof,  or an estate or trust whose income from sources  without the United  States is includable in gross income for  United  States  federal  income tax  purposes  regardless  of its  connection  with the  conduct of a trade or business within the United States.

                  14.      The Owner hereby agrees that it will not cause income from the Class R  Certificates  to be  attributable to a foreign  permanent  establishment  or fixed base (within the meaning of an applicable  income tax treaty) of the Owner or another United States taxpayer.

                  15.      (a)      The Purchaser hereby certifies,  represents and warrants to, and covenants with the Company,  the Trustee,  the Securities  Administrator and the Master Servicer that the following  statements in
(1) or (2) are accurate:

                                    (1)     The  Certificates  (i) are not  being  acquired  by,  and  will  not be transferred  to, any employee  benefit plan within the meaning of section  3(3) of the Employee  Retirement  Income
Security Act of 1974, as amended  ("ERISA"),  or other  retirement  arrangement,  including  individual  retirement accounts  and  annuities,  Keogh  plans and bank  collective  investment  funds and  insurance  company  general or separate  accounts in which such plans,  accounts or arrangements  are invested,  that is subject to Section 406 of
ERISA or  Section 4975  of the Internal  Revenue Code of 1986 (the "Code") (any of the foregoing,  a "Plan"),  (ii)
are not being  acquired  with  "plan  assets" of a Plan  within the  meaning  of the  Department  of Labor  ("DOL")
regulation,  29 C.F.R. ? 2510.3-101 or otherwise under ERISA,  and (iii) will not be transferred to any entity that is deemed to be  investing  plan  assets  within  the  meaning of the DOL  regulation,  29  C.F.R. ? 2510.3-101  or otherwise under ERISA;

                           (2)      The purchase of  Certificates  is permissible  under  applicable  law, will not constitute or result in any prohibited  transaction  under ERISA or Section 4975 of the Code,  will not subject the
Company,  the Trustee or the Master  Servicer to any obligation in addition to those  undertaken in the Pooling and
Servicing  Agreement  and, with respect to each source of funds  ("Source")  being used by the Purchaser to acquire the Certificates,  each of the following  statements is accurate:  (a) the Purchaser is an insurance  company;  (b)
the Source is assets of the Purchaser's  "general account;" (c) the conditions set forth in Prohibited  Transaction
Class  Exemption  ("PTCE")  95-60 issued by the DOL have been  satisfied and the purchase,  holding and transfer of
Certificates  by or on behalf of the  Purchaser  are exempt  under PTCE 95-60;  and (d) the amount of reserves  and liabilities  for such general  account  contracts held by or on behalf of any Plan does not exceed 10% of the total reserves and  liabilities of such general  account plus surplus as of the date hereof (for purposes of this clause, all Plans  maintained  by the same  employer (or  affiliate  thereof) or employee  organization  are deemed to be a single Plan) in connection with its purchase and holding of such Certificates; or

                  (b)      The  Owner  will  provide  the  Securities  Administrator  with an  opinion  of  counsel acceptable  to and in form and  substance  satisfactory  to the  Securities  Administrator  to the effect  that the purchase of  Certificates  is  permissible  under  applicable  law, will not constitute or result in any non-exempt prohibited  transaction under ERISA or Section 4975 of the Code and will not subject the Trustee,  the Company, the
Securities  Administrator  or the  Master  Servicer  to any  obligation  or  liability  (including  obligations  or liabilities  under ERISA or Section 4975 of the Code) in addition to those  undertaken in the Pooling and Servicing
Agreement.

                  In addition,  the Owner hereby  certifies,  represents  and warrants to, and covenants  with, the
Company,  the Trustee,  the Securities  Administrator and the Master Servicer that the Owner will not transfer such
Certificates  to any Plan or person  unless either such Plan or person meets the  requirements  set forth in either
(a) or (b) above.

                  Capitalized  terms used but not defined  herein shall have the  meanings  assigned in the Pooling and Servicing Agreement.

         IN WITNESS  WHEREOF,  the Investor has caused this  instrument  to be executed on its behalf,  pursuant to authority of its Board of Directors, by its [Title of Officer] this ____ day of _________, 20__.

                                                     [NAME OF INVESTOR]

                                                     By:
                                                           [Name of Officer]
                                                           [Title of Officer]
                                                           [Address of Investor for receipt of distributions]
                                                           Address of Investor for receipt of tax information:

                                                           Personally  appeared before me the above-named  [Name of
                                                           Officer],  known or proved  to me to be the same  person
                                                           who  executed  the  foregoing  instrument  and to be the
                                                           [Title of Officer]  of the  Investor,  and  acknowledged
                                                           to me that he  executed  the  same as his  free  act and
                                                           deed and the free act and deed of the Investor.

         Subscribed and sworn before me this ___ day of _________, 20___.

NOTARY PUBLIC

COUNTY OF

STATE OF

My commission expires the ___ day of ___________________, 20___.

                                                                                                        EXHIBIT F-1

                                     FORM OF INVESTMENT LETTER (NON-RULE 144A)

                                               ______________,200___

Bear Stearns Asset Backed Securities I LLC
383 Madison Avenue
New York, New York 10179

Wells Fargo Bank, National Association
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479

Attention: Bear Stearns Alt-A Trust 2006-1

                  Re:      Bear Stearns Alt-A Trust 2006-1
                           Mortgage Pass-Through Certificates, Series 2006-1, Class___

Ladies and Gentlemen:

         ______________  (the  "Purchaser")  intends to purchase  from  ______________  (the  "Seller")  $_________
initial  Certificate  Principal  Balance of Mortgage  Pass-Through  Certificates,  Series 2006-1,  Class _____ (the
"Certificates"),  issued pursuant to the Pooling and Servicing  Agreement (the "Pooling and Servicing  Agreement"),
dated as of January 1, 2006 among Bear Stearns  Asset Backed  Securities I LLC, as depositor  (the  "Seller"),  EMC
Mortgage  Corporation,  Wells Fargo Bank, National  Association,  as master servicer and securities  administrator, and Bank of New York as successor to JPMorgan Chase Bank,  National  Association,  as trustee (the "Trustee").  All terms used  herein and not  otherwise  defined  shall have the  meanings  set forth in the  Pooling  and  Servicing
Agreement.  The Purchaser  hereby  certifies,  represents  and warrants to, and covenants  with, the Seller and the
Trustee that:

                           1.       The Purchaser  understands that (a) the Certificates have not been and will not be  registered  or  qualified  under the  Securities  Act of 1933,  as amended (the "Act") or any
                  state   securities  law,  (b)  the  Seller  is  not  required  to  so  register  or  qualify  the
                  Certificates,  (c) the  Certificates  may be resold only if registered and qualified  pursuant to the  provisions  of  the  Act  or  any  state  securities  law,  or if  an  exemption  from  such registration and  qualification is available,  (d) the Pooling and Servicing  Agreement  contains restrictions  regarding the transfer of the  Certificates  and (e) the  Certificates  will bear a legend to the foregoing effect.

                           2.       The Purchaser is acquiring the  Certificates for its own account for investment only and not with a view to or for  sale in  connection  with  any  distribution  thereof  in any manner that would violate the Act or any applicable state securities laws.

                           3.       The  Purchaser  is  (a) a  substantial,  sophisticated  institutional  investor having such knowledge and experience in financial and business  matters,  and, in particular,  in such  matters  related  to  securities  similar to the  Certificates,  such that it is capable of evaluating  the  merits  and  risks  of  investment  in the  Certificates,  (b)  able to bear the economic  risks of such an  investment  and (c) an  "accredited  investor"  within the meaning of
                  Rule 501 (a) promulgated pursuant to the Act.

                           4.       The Purchaser has been  furnished  with,  and has had an  opportunity to review
                  (a) a copy of the Pooling and Servicing  Agreement and (b) such other information  concerning the
                  Certificates,  the Mortgage  Loans and the Seller as has been requested by the Purchaser from the
                  Seller or the Seller and is relevant to the  Purchaser's  decision to purchase the  Certificates.
                  The  Purchaser  has had any  questions  arising  from such  review  answered by the Seller or the
                  Seller to the satisfaction of the Purchaser.

                           5.       The  Purchaser  has not and will not nor has it authorized or will it authorize any person to (a) offer,  pledge,  sell,  dispose of or otherwise  transfer any Certificate,  any interest in any  Certificate  or any other  similar  security  to any person in any  manner,  (b)
                  solicit  any  offer  to  buy  or to  accept  a  pledge,  disposition  of  other  transfer  of any
                  Certificate,  any interest in any  Certificate  or any other similar  security from any person in any manner,  (c) otherwise  approach or negotiate with respect to any  Certificate,  any interest in any  Certificate  or any other similar  security  with any person in any manner,  (d) make any general  solicitation  by means of  general  advertising  or in any other  manner or (e) take any other action,  that (as to any of (a) through (e) above) would  constitute a distribution  of any
                  Certificate  under the Act, that would render the  disposition of any  Certificate a violation of
                  Section  5 of the  Act or any  state  securities  law,  or that  would  require  registration  or qualification  pursuant  thereto.  The Purchaser  will not sell or otherwise  transfer any of the
                  Certificates, except in compliance with the provisions of the Pooling and Servicing Agreement.

                           6.       The  Purchaser  (if  the  Certificate  is not  rated  at  least  "BBB-"  or its equivalent by Fitch, S&P or Moody's):

                                    (a)     is not an  employee  benefit  or other plan  subject to the  prohibited transaction  provisions  of the  Employee  Retirement  Income  Security  Act of 1974,  as amended
                  ("ERISA"),  or Section 4975 of the Internal  Revenue Code of 1986, as amended (a "Plan"),  or any other  person  (including  an  investment  manager,  a named  fiduciary or a trustee of any Plan)
                  acting,  directly or indirectly,  on behalf of or purchasing any  Certificate  with "plan assets"
                  of any Plan  within the  meaning  of the  Department  of Labor  ("DOL")  regulation  at 29 C.F.R.
                  §2510.3-101; or

                                    (b)  is  an  insurance  company,  the  source  of  funds  to be  used  by it to purchase the  Certificates is an "insurance  company general  account" (within the meaning of DOL
                  Prohibited  Transaction  Class  Exemption  ("PTCE")  95-60),  and the  purchase  is being made in reliance upon the  availability  of the exemptive  relief  afforded  under  Sections I and III of
                  PTCE 95-60.

         In  addition,  the  Purchaser  hereby  certifies,  represents  and warrants to, and  covenants  with,  the
Company,  the Trustee,  the Securities  Administrator  and the Master Servicer that the Purchaser will not transfer such  Certificates  to any Plan or person  unless such Plan or person  meets the  requirements  set forth in either
6(a) or (b) above.

----------------------------------------------------------- --------------------------------------------------------
                                                            Very truly yours,

                                                            [PURCHASER]
----------------------------------------------------------- --------------------------------------------------------
----------------------------------------------------------- --------------------------------------------------------

----------------------------------------------------------- --------------------------------------------------------
----------------------------------------------------------- --------------------------------------------------------
                                                            By:

                                                            Name:

                                                            Title:
----------------------------------------------------------- --------------------------------------------------------

                                                                                                        EXHIBIT F-2

                                   [FORM OF RULE 144A INVESTMENT REPRESENTATION]

                              Description of Rule 144A Securities, including numbers:

                  The undersigned  seller, as registered  holder (the "Seller"),  intends to transfer the Rule 144A
Securities described above to the undersigned buyer (the "Buyer").

1.       In connection  with such transfer and in accordance  with the  agreements  pursuant to which the Rule 144A
Securities were issued,  the Seller hereby certifies the following  facts:  Neither the Seller nor anyone acting on its behalf  has  offered,  transferred,  pledged,  sold or  otherwise  disposed  of the Rule 144A  Securities,  any interest in the Rule 144A  Securities or any other  similar  security to, or solicited any offer to buy or accept a transfer,  pledge or other  disposition of the Rule 144A  Securities,  any interest in the Rule 144A  Securities or any other similar  security from, or otherwise  approached or negotiated with respect to the Rule 144A  Securities, any interest in the Rule 144A  Securities or any other similar  security  with,  any person in any manner,  or made any general  solicitation by means of general  advertising or in any other manner, or taken any other action,  that would  constitute a  distribution  of the Rule 144A  Securities  under the  Securities Act of 1933, as amended (the
"1933 Act"),  or that would render the disposition of the Rule 144A Securities a violation of Section 5 of the 1933
Act or require  registration  pursuant thereto, and that the Seller has not offered the Rule 144A Securities to any person other than the Buyer or another "qualified institutional buyer" as defined in Rule 144A under the 1933 Act.

2.       The Buyer  warrants  and  represents  to, and  covenants  with,  the  Seller,  the  Trustee and the Master
Servicer (as defined to the Pooling and Servicing Agreement,  dated as of January 1, 2006 (the "Agreement"),  among the Company,  EMC,  Wells Fargo Bank,  N.A., as master  servicer (the "Master  Servicer"),  and Bank of New York as successor to JPMorgan Chase Bank, National Association, as trustee (the "Trustee")) as follows:

(a)      The Buyer  understands  that the Rule 144A Securities  have not been registered  under the 1933 Act or the securities laws of any state.

(b)      The Buyer considers itself a substantial,  sophisticated  institutional investor having such knowledge and experience  in financial  and business  matters that it is capable of  evaluating  the merits and risks of investment in the Rule 144A Securities.

(c)      The  Buyer  has been  furnished  with all  information  regarding  the Rule  144A  Securities  that it has requested from the Seller, the Securities Administrator or the Master Servicer.

(d)      Neither the Buyer nor anyone  acting on its behalf has offered,  transferred,  pledged,  sold or otherwise disposed of the Rule 144A  Securities,  any  interest  in the Rule 144A  Securities  or any other  similar security to, or solicited any offer to buy or accept a transfer,  pledge or other  disposition of the Rule
         144A  Securities,  any  interest  in the Rule 144A  Securities  or any other  similar  security  from,  or otherwise  approached or  negotiated  with respect to the Rule 144A  Securities,  any interest in the Rule
         144A  Securities  or any other  similar  security  with,  any person in any  manner,  or made any  general solicitation  by means of general  advertising  or in any other manner,  or taken any other  action,  that would  constitute a distribution of the Rule 144A  Securities  under the 1933 Act or that would render the disposition of the Rule 144A  Securities a violation of Section 5 of the 1933 Act or require  registration pursuant  thereto,  nor will it act, nor has it authorized or will it authorize any person to act, in such manner with respect to the Rule 144A Securities.

(e)      The Buyer is a  "qualified  institutional  buyer" as that term is  defined in Rule 144A under the 1933 Act and has  completed  either of the forms of  certification  to that  effect  attached  hereto as Annex 1 or
         Annex 2. The Buyer is aware  that the sale to it is being  made in  reliance  on Rule  144A.  The Buyer is acquiring the Rule 144A  Securities for its own account or the accounts of other  qualified  institutional buyers,  understands  that such Rule 144A Securities may be resold,  pledged or transferred  only (i) to a person  reasonably  believed to be a qualified  institutional  buyer that purchases for its own account or for the account of a  qualified  institutional  buyer to whom  notice is given that the resale,  pledge or transfer is being made in reliance on Rule 144A, or (ii) pursuant to another  exemption from  registration under the 1933 Act.

                  [3.      The Buyer (if the Rule 144A  Securities  are not rated at least "BBB-" or its equivalent by Fitch, S&P or Moody's):

(a)      is not an  employee  benefit  or other  plan  subject  to the  prohibited  transaction  provisions  of the
         Employee  Retirement  Income Security Act of 1974, as amended  ("ERISA"),  or Section 4975 of the Internal
         Revenue Code of 1986,  as amended (a "Plan"),  or any other person  (including an  investment  manager,  a named fiduciary or a trustee of any Plan) acting,  directly or indirectly,  on behalf of or purchasing any
         Certificate  with  "plan  assets" of any Plan  within  the  meaning  of the  Department  of Labor  ("DOL")
         regulation at 29 C.F.R. § 2510.3-101; or

(b)      is an  insurance  company,  the  source  of  funds to be used by it to  purchase  the  Certificates  is an
         "insurance  company general  account"  (within the meaning of DOL Prohibited  Transaction  Class Exemption
         ("PTCE") 95-60),  and the purchase is being made in reliance upon the availability of the exemptive relief afforded under Sections I and III of PTCE 95-60.]

                  4.       This document may be executed in one or more  counterparts and by the different  parties hereto on separate  counterparts,  each of which,  when so  executed,  shall be deemed to be an  original;
         such counterparts, together, shall constitute one and the same document.

                  IN WITNESS WHEREOF, each of the parties has executed this document as of the date set forth below.

Print Name of Seller                                         Print Name of Buyer
By:                                                         By:
    Name:                                                        Name:
    Title:                                                       Title:
Taxpayer Identification                                      Taxpayer Identification:
No.                                                         No:
Date:                                                         Date:

                                                                                               ANNEX 1 TO EXHIBIT F

                             QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A

                              [For Buyers Other Than Registered Investment Companies]

                  The  undersigned  hereby  certifies  as  follows  in  connection  with the Rule  144A  Investment
Representation to which this Certification is attached:

1.       As indicated below, the undersigned is the President,  Chief Financial  Officer,  Senior Vice President or
other executive officer of the Buyer.

2.       In connection  with purchases by the Buyer,  the Buyer is a "qualified  institutional  buyer" as that term is  defined in Rule 144A  under the  Securities  Act of 1933  ("Rule  144A")  because  (i) the Buyer  owned  and/or
invested on a  discretionary  basis  $                                              in  securities  (except for the
excluded  securities  referred to below) as of the end of the Buyer's  most recent  fiscal year (such  amount being calculated in accordance with Rule 144A) and (ii) the Buyer satisfies the criteria in the category marked below.

--       Corporation,  etc.  The  Buyer is a  corporation  (other  than a bank,  savings  and loan  association  or similar  institution),  Massachusetts  or similar  business  trust,  partnership,  or  charitable organization described in Section 501(c)(3) of the Internal Revenue Code.

--       Bank.  The Buyer (a) is a national  bank or  banking  institution  organized  under the laws of any State, territory  or the  District  of  Columbia,  the  business of which is  substantially  confined to banking and is supervised by the State or territorial  banking  commission or similar official or is a  foreign  bank or  equivalent  institution,  and (b) has an  audited  net  worth of at least
                  $25,000,000  as  demonstrated  in its latest  annual  financial  statements,  a copy of which is attached hereto.

--       Savings  and Loan.  The  Buyer  (a) is a savings  and loan  association,  building  and loan  association, cooperative  bank,  homestead  association  or  similar  institution,  which  is  supervised  and examined by a State or Federal  authority having  supervision over any such  institutions or is a foreign savings and loan  association or equivalent  institution and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements.

--       Broker-Dealer.  The Buyer is a dealer  registered  pursuant to Section 15 of the  Securities  Exchange Act of 1934.

--       Insurance  Company.  The Buyer is an insurance company whose primary and predominant  business activity is the writing of insurance or the  reinsuring  of risks  underwritten  by insurance  companies  and which is subject to supervision  by the insurance  commissioner  or a similar  official or agency of a State or territory or the District of Columbia.

--       State  or  Local  Plan.  The  Buyer  is a plan  established  and  maintained  by a  State,  its  political subdivisions,  or any agency or instrumentality of the State or its political  subdivisions,  for the benefit of its employees.

--       ERISA  Plan.  The  Buyer is an  employee  benefit  plan  within  the  meaning  of Title I of the  Employee
                  Retirement Income Security Act of 1974.

--       Investment  Adviser.  The Buyer is an investment adviser  registered under the Investment  Advisers Act of
                  1940.

--       SBIC.  The  Buyer  is  a  Small  Business   Investment   Company  licensed  by  the  U.S.  Small  Business
                  Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958.

--       Business  Development  Company.  The  Buyer is a  business  development  company  as  defined  in  Section
                  202(a)(22) of the Investment Advisers Act of 1940.

--       Trust Fund.  The Buyer is a trust fund whose  trustee is a bank or trust  company  and whose  participants are exclusively (a) plans established and maintained by a State, its political  subdivisions,  or any agency or  instrumentality  of the State or its  political  subdivisions,  for the benefit of its  employees,  or (b)  employee  benefit  plans  within the meaning of Title I of the  Employee
                  Retirement  Income  Security Act of 1974,  but is not a trust fund that includes as  participants individual retirement accounts or H.R. 10 plans.

3.       The term  "securities"  as used herein does not include (i) securities of issuers that are affiliated with the Buyer,  (ii) securities  that are part of an unsold  allotment to or subscription by the Buyer, if the Buyer is a dealer,  (iii)  bank  deposit  notes and  certificates  of  deposit,  (iv) loan  participations,  (v)  repurchase agreements,  (vi)  securities  owned but subject to a repurchase  agreement and (vii)  currency,  interest rate and commodity swaps.

4.       For purposes of determining  the aggregate  amount of securities  owned and/or invested on a discretionary basis by the  Buyer,  the  Buyer  used the cost of such  securities  to the Buyer  and did not  include  any of the securities  referred to in the preceding  paragraph.  Further,  in determining such aggregate amount, the Buyer may have included  securities  owned by  subsidiaries  of the Buyer,  but only if such  subsidiaries  are  consolidated with the Buyer in its financial  statements  prepared in accordance with generally accepted  accounting  principles and if the  investments of such  subsidiaries  are managed under the Buyer's  direction.  However,  such securities were not included if the Buyer is a  majority-owned,  consolidated  subsidiary of another  enterprise and the Buyer is not itself a reporting company under the Securities Exchange Act of 1934.

5.       The Buyer  acknowledges  that it is  familiar  with Rule 144A and  understands  that the  seller to it and other  parties  related to the  Certificates  are relying and will continue to rely on the  statements  made herein because one or more sales to the Buyer may be in reliance on Rule 144A.

                                Will the Buyer be purchasing the Rule 144A
Yes              No             Securities only for the Buyer's own account?
6.       If the answer to the foregoing  question is "no",  the Buyer agrees that, in connection  with any purchase of securities  sold to the Buyer for the account of a third party  (including any separate  account) in reliance on
Rule  144A,  the Buyer  will only  purchase  for the  account  of a third  party  that at the time is a  "qualified institutional  buyer"  within the  meaning of Rule 144A.  In  addition,  the Buyer  agrees  that the Buyer will not purchase  securities  for a third party  unless the Buyer has  obtained a current  representation  letter from such third  party or taken  other  appropriate  steps  contemplated  by Rule  144A to  conclude  that such  third  party independently meets the definition of "qualified institutional buyer" set forth in Rule 144A.
-------------------------------------------------------------------------------------------------------------------

7.       The Buyer  will  notify  each of the  parties to which this  certification  is made of any  changes in the information  and  conclusions  herein.  Until such notice is given,  the Buyer's  purchase of Rule 144A  Securities will constitute a reaffirmation of this certification as of the date of such purchase.

                                                     Print Name of Buyer

                                                     By:
                                                            Name:
                                                            Title:

                                                     Date:

                                                   F-3-2

                                                                                                        EXHIBIT F-3

                                     FORM OF TRANSFEROR REPRESENTATION LETTER

                                                                                                             , 20

Bear Stearns Asset Backed Securities I LLC
383 Madison Avenue
New York, New York 10179

MORTGAGE PASS-THROUGH CERTIFICATE SERIES 2006-1

Wells Fargo Bank, National Association
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479

Attention: Bear Stearns Alt-A Trust 2006-1

                  Re:      Mortgage Pass-Through Certificates, Series 2006-1

Ladies and Gentlemen:

                  In  connection  with  the  sale  by                (the  "Seller")  to                       (the
"Purchaser") of $           Initial Certificate  Principal Balance of Mortgage  Pass-Through  Certificates,  Series
2006-1 (the  "Certificates")  pursuant to the Pooling  and  Servicing  Agreement,  dated as of January 1, 2006 (the
"Pooling and Servicing Agreement"),  among Bear Stearns Asset Backed Securities I LLC (the "Company"), EMC Mortgage
Corporation  ("EMC"),  Wells Fargo Bank, N.A., as master servicer (the "Master Servicer"),  and Bank of New York as successor to JPMorgan Chase Bank, National  Association,  as trustee (the "Trustee").  The Seller hereby certifies, represents and warrants to, and covenants with, the Company and the Trustee that:

                  Neither the Seller nor anyone acting on its behalf has (a) offered,  pledged,  sold,  disposed of or otherwise  transferred any  Certificate,  any interest in any  Certificate or any other similar  security to any person in any manner,  (b) has solicited any offer to buy or to accept a pledge,  disposition  or other transfer of any Certificate,  any interest in any Certificate or any other similar security from any person in any manner,  (c)
has otherwise  approached or negotiated  with respect to any  Certificate,  any interest in any  Certificate or any other similar  security with any person in any manner,  (d) has made any general  solicitation  by means of general advertising  or in any other manner,  or (e) has taken any other action,  that (as to any of (a) through (e) above)
would  constitute a distribution  of the  Certificates  under the  Securities  Act of 1933 (the "Act"),  that would render the  disposition  of any  Certificate  a violation of Section 5 of the Act or any state  securities  law, or that would require  registration  or  qualification  pursuant  thereto.  The Seller will not act, in any manner set forth  in the  foregoing  sentence  with  respect  to any  Certificate.  The  Seller  has not and  will not sell or otherwise  transfer any of the Certificates,  except in compliance with the provisions of the Pooling and Servicing
Agreement.

                                                     Very truly yours,

                                                     (Seller)

                                                     By:
                                                     Name:
                                                     Title:

                                                                                                          EXHIBIT G

                                                     FORM OF

                                     AMENDED AND RESTATED CUSTODIAL AGREEMENT

         THIS  AMENDED AND  RESTATED  CUSTODIAL  AGREEMENT  (as amended and  supplemented  from time to time),  the
Agreement,  dated as of  October 6,  2006,  by and among BANK OF NEW YORK AS  SUCCESSOR  TO  JPMORGAN  CHASE  BANK,
NATIONAL  ASSOCIATION,  as trustee  (including its  successors  under the Pooling and Servicing  Agreement  defined below,  the  "Trustee"),  BEAR STEARNS ASSET BACKED  SECURITIES I LLC., as company  (together with any successor in interest, the "Company"),  WELLS FARGO BANK, NATIONAL ASSOCIATION,  as master servicer and securities administrator
(together  with any  successor  in interest or  successor  under the Pooling and  Servicing  Agreement  referred to below,  the "Master  Servicer" or the "Securities  Administrator",  as applicable)  and WELLS FARGO BANK,  NATIONAL
ASSOCIATION,  as custodian  (together  with any successor in interest or any  successor  appointed  hereunder,  the
"Custodian").

                                                 WITNESSETH THAT:

         WHEREAS,  the  parties  hereto  entered  into a  Custodial  Agreement,  dated as of January  31, 2006 (the
"Original  Custodial  Agreement")  in  connection  with the Original  Pooling and  Servicing  Agreement (as defined herein); and

         WHEREAS,  the  Company,  EMC,  the Master  Servicer,  the  Securities  Administrator  and the Trustee have entered  into a Pooling and  Servicing  Agreement,  dated as of January 1, 2006,  relating to the  issuance of Bear
Stearns  ALT-A  Trust,  Mortgage  Pass-Through  Certificates,  Series  2006-1  (as in  effect  on the  date of this agreement,  the "Original Pooling and Servicing  Agreement," and as amended and supplemented from time to time, the
"Pooling and Servicing Agreement"); and

         WHEREAS,  the Custodian has agreed to act as agent for the Trustee,  on behalf of the  Certificateholders, for the purposes of receiving and holding certain  documents and other  instruments  relating to the mortgage loans
(herein  referred to as the "Mortgage  Loans") listed on Schedule I attached  hereto (the "Mortgage Loan Schedule")
delivered by the Company or the Master  Servicer under the Pooling and Servicing  Agreement and the Servicers under their  respective  Servicing  Agreements,  all upon  the  terms  and  conditions  and  subject  to the  limitations hereinafter set forth; and

         WHEREAS,  the parties  hereto wish to amend and restate the Original  Pooling and  Servicing  Agreement in certain respects in connection with Regulation AB;

         WHEREAS,  in connection  with the Amended and Restated  Pooling and Servicing  Agreement (the "Amended and
Restated  Pooling and Servicing  Agreement")  the parties  hereto wish to amend and restate the Original  Custodial
Agreement in certain  respects as set forth  herein and to restate  such  modified  agreement  in  connection  with
Regulation AB;

         NOW, THEREFORE,  in consideration of the premises and the mutual covenants and agreements  hereinafter set forth,  the Trustee,  the Company,  the Master  Servicer and the  Custodian  hereby agree to modify and restate the
Original Custodial Agreement to read in its entirety as follows:

                                                    ARTICLE I.
                                                    DEFINITIONS

                  Capitalized  terms  used in this  Agreement  and not  defined  herein  shall  have  the  meanings assigned in the Original Pooling and Servicing Agreement, unless otherwise required by the context herein.

                                                    ARTICLE II.
                                           CUSTODY OF MORTGAGE DOCUMENTS

                  Section 2.1.      Custodian to Act as Agent:  Acceptance of Mortgage  Files.  The  Custodian,  as
the duly appointed agent of the Trustee for these purposes,  acknowledges  (subject to any exceptions  noted in the
Initial  Certification  referred to in Section  2.3(a) receipt of the Mortgage Files relating to the Mortgage Loans identified on the schedule  attached  hereto and declares that it holds and will hold such Mortgage  Files as agent for the Trustee, in trust, for the use and benefit of all present and future Certificateholders.

                  Section 2.2.      Recordation  of  Assignments.  If any  Mortgage  File  relating to the Mortgage
Loans includes one or more  assignments of Mortgage to the Trustee in a state which is  specifically  excluded from the  Opinion of Counsel  delivered  by the Seller to the  Trustee  (with a copy to the  Custodian)  pursuant to the provisions of Section 2.01 of the Pooling and Servicing  Agreement,  each such assignment shall be delivered by the
Custodian  to the  Company for the purpose of  recording  it in the  appropriate  public  office for real  property records,  and the Company,  at no expense to the Custodian,  shall promptly cause to be recorded in the appropriate public office for real  property  records each such  assignment  of Mortgage  and,  upon receipt  thereof from such public office, shall return each such assignment of Mortgage to the Custodian.

                  Section 2.3.      Review of Mortgage Files.

                  (1)      On or prior to the Closing  Date,  in  accordance  with  Section 2.02 of the Pooling and
Servicing  Agreement,  the Custodian  shall deliver to the Company,  the Master Servicer and the Trustee an Initial
Certification  in the form  annexed  hereto as Exhibit One  evidencing  receipt  (subject to any  exceptions  noted
therein) of a Mortgage File for each of the Mortgage Loans.

                  (2)      Within 90 days of the Closing Date (or, with respect to any Substitute  Mortgage  Loans, within 5 Business Days after the receipt by the Trustee or the Custodian  thereof),  the Custodian agrees,  for the benefit of  Certificateholders,  to review,  in accordance  with the  provisions of Section 2.02 of the Pooling and
Servicing  Agreement,  each such document  relating to the Mortgage  Loans,  and shall deliver to the Company,  the
Master  Servicer and the Trustee an Interim  Certification  in the form annexed hereto as Exhibit Two to the effect that all such  documents  have been  executed and received and that such  documents  relate to the Mortgage  Loans, except for any  exceptions  listed on Schedule A attached to such Interim  Certification.  The  Custodian  shall be under no duty or  obligation  to inspect,  review or examine said  documents,  instruments,  certificates  or other papers to determine that the same are genuine,  enforceable,  or appropriate  for the  represented  purpose or that they have actually been recorded or that they are other than what they purport to be on their face.

                  (3)      Not later than 180 days  after the  Closing  Date (or,  with  respect to any  Substitute
Mortgage Loans,  within 5 Business Days after the receipt by the Trustee or the Custodian  thereof),  the Custodian shall  review the  Mortgage  Files  related to the  Mortgage  Loans as provided in Section  2.02 of the Pooling and
Servicing  Agreement and deliver to the Company,  the Master Servicer and the Trustee a Final  Certification in the
form annexed hereto as Exhibit Three evidencing the completeness of such Mortgage Files.

                  (4)      In reviewing the Mortgage Files  relating to the Mortgage  Loans as provided  herein and in the  Pooling  and  Servicing  Agreement,  the  Custodian  shall  make no  representation  as to and shall not be responsible to verify (i) the validity, legality,  enforceability,  due authorization,  recordability,  sufficiency or  genuineness  of any of the documents  included in any Mortgage File or (ii) the  collectibility,  insurability, effectiveness or suitability of any of the documents in any Mortgage File.

         Upon receipt of written request from EMC, the Company,  the Master Servicer or the Trustee,  the Custodian
shall as soon as  practicable  supply the  requesting  party with a list of all of the  documents  relating  to the
Mortgage Loans missing from  the Mortgage Files.

                  Section 2.4.      Notification of Breaches of Representations  and Warranties.  Upon discovery by the  Custodian of a breach of any  representation  or warranty  made by the Company as set forth in the Pooling and
Servicing  Agreement with respect to a Mortgage Loan relating to a Mortgage  File, the Custodian  shall give prompt written notice to the Company, the Master Servicer, the related Servicer and the Trustee.

                  Section 2.5.      Custodian  to  Cooperate:  Release of Mortgage  Files.  Upon receipt of written notice from the Master  Servicer or the Trustee that EMC (the  "Mortgage  Loan Seller") has  repurchased a Mortgage
Loan  pursuant to Article II of the Pooling and  Servicing  Agreement,  and that the purchase  price  therefore has been deposited in the Master Servicer  Collection  Account or the Distribution  Account,  then the Custodian agrees to promptly release to the Mortgage Loan Seller the related Mortgage File.

                  Upon the  Custodian's  receipt of a request for release (a "Request for  Release")  substantially in the form of Exhibit D to the  Pooling  and  Servicing  Agreement  signed by a  Servicing  Officer of the related
Servicer  stating that it has received  payment in full of a Mortgage Loan or that payment in full will be escrowed in a manner  customary for such  purposes,  the Custodian  agrees  promptly to release to the related  Servicer the related  Mortgage File. The Company shall deliver to the Custodian and the Custodian  agrees to accept the Mortgage
Note and other documents constituting the Mortgage File with respect to any Substitute Mortgage Loan.

                  From time to time as is  appropriate  for the  servicing or  foreclosure  of any  Mortgage  Loan, including,  for this purpose,  collection under any Primary Mortgage  Insurance Policy,  the related Servicer shall deliver to the Custodian a Request for Release signed by a Servicing  Officer  requesting that possession of all of the Mortgage  File be released to the related  Servicer and  certifying  as to the reason for such release and that such release will not invalidate any insurance  coverage  provided in respect of the Mortgage Loan under any of the
Insurance  Policies.  Upon receipt of the foregoing,  the Custodian  shall deliver the Mortgage File to the related
Servicer.  All Mortgage Files so released to the related  Servicer shall be held by it in trust for the Trustee for the use and benefit of all present and future  Certificateholders.  The related  Servicer shall cause each Mortgage
File or any document  therein so released to be returned to the  Custodian  when the need  therefore by the related
Servicer no longer exists,  unless (i) the Mortgage Loan has been liquidated and the Liquidation  Proceeds relating to the Mortgage Loan have been deposited in the Master Servicer  Collection Account or the Distribution  Account or
(ii) the Mortgage File or such document has been  delivered to an attorney,  or to a public trustee or other public official as required by law, for purposes of  initiating  or pursuing  legal  action or other  proceedings  for the foreclosure of the Mortgaged Property either judicially or  non-judicially,  and the related Servicer has delivered to the  Custodian a  certificate  of a  Servicing  Officer  certifying  as to the name and address of the Person to which such Mortgage File or such document was delivered and the purpose or purposes of such delivery.

                  At any time that a Servicer is required to deliver to the  Custodian a Request for  Release,  EMC or the related  Servicer  shall  deliver two copies of the Request for Release if  delivered in hard copy or EMC or the related  Servicer may furnish  such Request for Release  electronically  to the  Custodian,  in which event the
Servicing  Officer  transmitting  the same shall be deemed to have signed the Request for  Release.  In  connection with any Request for Release of a Mortgage  File  because of a  repurchase  of a Mortgage  Loan,  such  Request for
Release shall be accompanied by an assignment of mortgage,  without  recourse,  representation or warranty from the
Trustee  to the  Mortgage  Loan  Seller  and  the  related  Mortgage  Note  shall  be  endorsed  without  recourse, representation  or warranty by the  Trustee  (unless  such  Mortgage  Note was a MERS Loan and not  endorsed to the
Trustee) and be returned to the  Mortgage  Loan Seller.  In  connection  with any Request for Release of a Mortgage
File  because of the  payment in full of a Mortgage  Loan,  such  Request  for Release  shall be  accompanied  by a certificate  of  satisfaction  or other  similar  instrument  to be  executed  by or on behalf of the  Trustee  and returned to EMC or the related Servicer.

                  Section 2.6.      Assumption   Agreements.   In  the  event   that  any   assumption   agreement,
substitution  of liability  agreement  or sale of servicing  agreement is entered into with respect to any Mortgage
Loan  subject  to this  Agreement  in  accordance  with the terms  and  provisions  of the  Pooling  and  Servicing
Agreement,  the Master  Servicer,  to the extent  provided  in the  related  Servicing  Agreement,  shall cause the related  Servicer to notify the Custodian  that such  assumption or  substitution  agreement has been  completed by forwarding to the Custodian the original of such  assumption  or  substitution  agreement,  which shall be added to the related  Mortgage  File and, for all  purposes,  shall be  considered a part of such  Mortgage File to the same extent as all other documents and instruments constituting parts thereof.

                                                   ARTICLE III.
                                             CONCERNING THE CUSTODIAN

                  Section 3.1.      Custodian  as Bailee and Agent of the Trustee.  With  respect to each  Mortgage
Note,  Mortgage and other  documents  constituting  each  Mortgage  File  relating to the Mortgage  Loans which are delivered  to the  Custodian,  the  Custodian  is  exclusively  the  bailee  and  agent of the  Trustee  and has no instructions  to hold any Mortgage  Note or Mortgage  for the benefit of any person  other than the Trustee,  holds such  documents for the benefit of  Certificateholders  and  undertakes to perform such duties and only such duties as are  specifically  set forth in this  Agreement.  Except upon  compliance  with the provisions of Section 2.5 of this Agreement  with respect to any Mortgage  Loan, no Mortgage Note,  Mortgage or Mortgage File shall be delivered by the Custodian to the Company,  the Servicers or the Master  Servicer or otherwise  released from the  possession of the Custodian.

                  Section 3.2.      Reserved.

                  Section 3.3.      Custodian May Own  Certificates.  The Custodian in its  individual or any other capacity  may  become  the owner or  pledgee  of  Certificates  with the same  rights it would  have if it were not
Custodian.

                  Section 3.4.      Master  Servicer to Pay  Custodian's  Fees and  Expenses.  The Master  Servicer
covenants  and  agrees  to pay to the  Custodian  from  time to  time,  and the  Custodian  shall be  entitled  to, reasonable  compensation  for all services  rendered by it in the exercise and performance of any of the powers and duties  hereunder of the  Custodian,  and the Master  Servicer will pay or reimburse the Custodian upon its request for all reasonable  expenses,  disbursements  and advances incurred or made by the Custodian in accordance with any of the provisions of this Agreement  (including the reasonable  compensation and the expenses and  disbursements of its counsel and of all persons not regularly in its employ),  except any such expense,  disbursement  or advance as may arise from its  negligence  or bad faith or to the  extent  that such cost or  expense  is  indemnified  by the
Company pursuant to the Pooling and Servicing Agreement.

                  Section 3.5.      Custodian  May Resign  Trustee May Remove  Custodian.  The Custodian may resign from the  obligations  and duties  hereby  imposed upon it as such  obligations  and duties relate to its acting as
Custodian of the Mortgage Loans.  Upon receiving such notice of resignation,  the Trustee shall either take custody of the Mortgage Files itself and give prompt written  notice  thereof to the Company,  the Master  Servicer and the
Custodian,  or promptly  appoint a successor  Custodian  by written  instrument,  in  duplicate,  one copy of which instrument shall be delivered to the resigning  Custodian and one copy to the successor  Custodian.  If the Trustee shall not have taken  custody of the Mortgage  Files and no successor  Custodian  shall have been so appointed  and have accepted  appointment within 30 days after the giving of such notice of resignation,  the resigning  Custodian may petition any court of competent jurisdiction for the appointment of a successor Custodian.

                  The Trustee may remove the  Custodian  at any time with the  consent of the Master  Servicer.  In such event,  the Trustee  shall  appoint,  or petition a court of competent  jurisdiction  to appoint,  a successor
Custodian  hereunder.  Any  successor  Custodian  shall be a  depository  institution  subject  to  supervision  or examination by federal or state  authority,  shall be able to satisfy the other  requirements  contained in Section
3.7 and shall be unaffiliated with the Servicer or the Company.

                  Any  resignation or removal of the Custodian and  appointment of a successor  Custodian  pursuant to any of the  provisions  of this  Section 3.5 shall  become  effective  upon  acceptance  of  appointment  by the successor  Custodian.  The  Trustee  shall  give  prompt  notice to the  Company  and the  Master  Servicer  of the appointment  of any  successor  Custodian.  No successor  Custodian  shall be appointed by the Trustee  without the prior approval of the Company and the Master Servicer.

                  Section 3.6.      Merger or Consolidation  of Custodian.  Any Person into which the Custodian may be merged or converted or with which it may be consolidated,  or any Person  resulting from any merger,  conversion or  consolidation  to which the  Custodian  shall be a party,  or any  Person  succeeding  to the  business  of the
Custodian,  shall be the successor of the Custodian hereunder,  without the execution or filing of any paper or any further act on the part of any of the parties  hereto,  anything herein to the contrary  notwithstanding;  provided that such  successor  is a  depository  institution  subject  to  supervision  or  examination  by federal or state authority  and is able to satisfy the other  requirements  contained  in Section 3.7 and is  unaffiliated  with the
Master Servicer or the Company.

                  Section 3.7.      Representations of the Custodian.  The Custodian hereby represents that it is a depository  institution  subject to  supervision or  examination  by a federal or state  authority,  has a combined capital and surplus of at least  $15,000,000 and is qualified to do business in the  jurisdictions in which it will hold any Mortgage File.

                  Section 3.8.      Limitation  on  Liability.  Neither  the  Custodian  nor any of its  directors, officers,  agents  or  employees,  shall  be  liable  for any  action  taken or  omitted  to be taken by it or them hereunder or in  connection  herewith in good faith and  reasonably  believed  (which  belief may be based upon the written  opinion  or advice of counsel  selected  by it in the  exercise  of  reasonable  care) by it or them to be within  the  purview  of this  Agreement,  except  for its or their own  negligence,  lack of good faith or willful misconduct.  The  Custodian  and any director,  officer,  employee or agent of the Custodian may rely in good faith on any document of any kind prima facie  properly  executed and submitted by any person with authority with respect to any related matters arising hereunder.  In no event shall the Custodian or its directors,  officers,  agents and employees be held liable for any special,  indirect or  consequential  damages  resulting  from any action taken or omitted to be taken by it or them  hereunder or in connection  herewith even if advised of the  possibility of such damages.

                  Notwithstanding  anything  herein to the contrary,  the  Custodian  agrees to indemnify the Trust
Fund, the Trustee and each of their respective  employees,  representatives,  affiliates,  officers,  directors and agents  for any and all  liabilities,  obligations,  losses,  damages,  payments,  costs  or  expenses  of any kind whatsoever  that may be imposed on,  incurred  by or  asserted  against the Trustee or Trust Fund or any such other respective Person,  due to any willful  misfeasance or negligent or bad faith performance or non-performance by the
Custodian of its duties and  responsibilities  under this Agreement;  provided,  however,  that the Custodian shall not be liable to any of the  foregoing  Persons  for any amount and any  portion of any such  amount  directly  and solely  resulting  from the willful  misfeasance,  bad faith or  negligence  of such  person,  and the  Custodian's reliance on written  instructions  from the Trustee or the Master  Servicer.  The  provisions  of this  Section 3.8 shall survive the termination of this Custodial Agreement.

                  The  Custodian  and  its  directors,   officers,  employees  and  agents  shall  be  entitled  to indemnification  and  defense  from the Trust Fund for any loss,  liability  or expense  incurred  (other than as a result of any willful  misfeasance  or  negligent  or  bad-faith  performance  or  non-performance  on their part), arising out of, or in connection  with,  the  acceptance or  administration  of the custodial  arrangement  created hereunder,  including the costs and expenses of defending  themselves  against any claim or liability in connection with the exercise or performance of any of their powers or duties hereunder.

                                                    ARTICLE IV.
                                           COMPLIANCE WITH REGULATION AB

                  Section 4.1.      Intent of the  parties;  Reasonableness.  The parties  hereto  acknowledge  and agree that the purpose of this  Article IV is to  facilitate  compliance  by the Company,  Master  Servicer and the
Securities  Administrator  with  the  provisions  of  Regulation  AB  and  related  rules  and  regulations  of the
Commission.  The  Company,  Master  Servicer  and the  Securities  Administrator  shall not  exercise  its right to request  delivery of information  or other  performance  under these  provisions  other than in good faith,  or for purposes  other than  compliance  with the  Securities  Act, the Exchange Act and the rules and  regulations of the
Commission  under  the  Securities  Act  and the  Exchange  Act.  Each  of the  parties  hereto  acknowledges  that interpretations  of the  requirements  of the  requirements  of Regulation AB may change over time,  whether due to
interpretive   guidance   provided  by  the  Commission  or  its  staff,   consensus  among   participants  in  the
mortgage-backed  securities markets,  advice of counsel,  or otherwise,  and agrees to comply with requests made by the Company,  Master  Servicer and the Securities  Administrator  in good faith for delivery of  information  under these provisions on the basis of evolving  interpretations  of Regulation AB to the extent reasonably  practicable.
The  Custodian  shall  cooperate  reasonably  with the  Company to  deliver to the  Company,  Master  Servicer  and
Securities  Administrator  (including  any of their  respective  assignees or designees),  any and all  disclosure, statements,  reports,  certifications,  records and any other information  necessary in the reasonable,  good faith determination of the Company,  Master Servicer and Securities  Administrator to permit the Company, Master Servicer and Securities Administrator to comply with the provisions of Regulation AB.

                  Section 4.2.      Additional Representations and Warranties of the Custodian.

                  (1)      The Custodian  hereby  represents and warrants that the information  with respect to the
Custodian  set forth in the  Prospectus  Supplement  under  the  caption  "Description  of the  Certificates  - The
Custodian" (the "Custodian  Disclosure")  does not contain any untrue statement of a material fact or omit to state a material fact required to be stated  therein or necessary in order to make the statements  therein,  in the light of the circumstances under which they were made, not misleading.

                  (2)      The  Custodian  shall be deemed to represent to the Company as of the date hereof and on each date on which  information  is provided to the Company under Section 4.3 that,  except as disclosed in writing to the Company prior to such date:  (i) there are no aspects of its financial  condition that could have a material adverse  effect  on the  performance  by it of  its  Custodian  obligations  under  this  Agreement  or  any  other securitization  transaction  as to which it is the  custodian;  (ii) there are no  material  legal or  governmental proceedings  pending (or known to be contemplated)  against it; and (iii) there are no affiliations,  relationships or transactions  relating to the Custodian with respect to the Company or any sponsor,  issuing  entity,  servicer, trustee,  originator,  significant obligor, enhancement or support provider or other material transaction party (as such terms are used in  Regulation  AB) relating to the  securitization  transaction  contemplated  by the Original
Pooling and  Servicing  Agreement,  as identified by the Company to the Custodian in writing as of the Closing Date
(each, a "Transaction Party").

                  (3)      If so requested by the Company on any date  following  the Closing  Date,  the Custodian shall,  within five Business Days  following such request,  confirm in writing the accuracy of the  representations and  warranties  set forth in  paragraph  (1) of this  section or, if any such  representation  and warranty is not accurate as of the date of such  confirmation,  provide reasonably  adequate  disclosure of the pertinent facts, in writing,  to the  requesting  party.  Any such  request  from the  Company  shall not be given  more than once each calendar  quarter,  unless  the  Company  shall  have  a  reasonable  basis  for a  determination  that  any of the representations and warranties may not be accurate.

                  Section 4.3.      Additional  Information  to Be  Provided by the  Custodian.  For so long as the
Certificates  are  outstanding,  for the  purpose of  satisfying  the  Company 's  reporting  obligation  under the
Exchange  Act with  respect to any class of  Certificates,  the  Custodian  shall (a) notify  the  Company  and the
Securities  Administrator  in writing of any material  litigation or governmental  proceedings  pending against the
Custodian  that would be  material  to  Certificateholders,  and (b)  provide  to the  Company  and the  Securities
Administrator a written description of such proceedings.  Any notices and descriptions  required under this Section
4.3 shall be given no later than five Business Days prior to the  Determination  Date  following the month in which the Custodian has knowledge of the occurrence of the relevant  event.  As of the date the Company or the Securities
Administrator  files each Report on Form 10-D or Form 10-K with respect to the Certificates,  the Custodian will be deemed to  represent  that any  information  previously  provided  under this  Section  4.3, if any, is  materially correct and does not have any material omissions unless the Custodian has provided an update to such information.

                  Section 4.4.      Report on Assessment of Compliance  and  Attestation.  On or before March 15 of each calendar year, the Custodian shall:

                  (1)      deliver to the Company,  the Master  Servicer and the Securities  Administrator a report
(in form and substance reasonably satisfactory to the Master Servicer, the Securities Administrator and the Company)
regarding the Custodian's  assessment of compliance with the Servicing  Criteria  during the  immediately  preceding calendar year, as required under Rules 13a-18 and 15d-18 of the  Exchange Act and Item 1122 of  Regulation  AB. Such
report shall be addressed  to the Master  Servicer,  the Company and the Securities  Administrator  and signed by an authorized  officer of the  Custodian, and shall address each of the Servicing Criteria specified on a certification substantially in the form of Exhibit Five hereto; and

                  (2)      deliver to the Master  Servicer,  the Company and the Securities  Administrator a report of a  registered  public  accounting  firm  reasonably  acceptable  to the Master  Servicer,  the  Company  and the
Securities  Administrator  that attests to, and reports on, the assessment of compliance  made by the Custodian and delivered  pursuant to the preceding  paragraph.  Such attestation shall be in accordance with Rules 1-02(a)(3) and
2-02(g) of Regulation S-X under the Securities Act and the Exchange Act.

                  Section 4.5.      Indemnification; Remedies.

                  (1)      The Custodian  shall  indemnify the Company,  each affiliate of the Company,  the Master
Servicer, the Securities Administrator,  the Trustee and each broker dealer acting as underwriter,  placement agent or initial  purchaser of the  Certificates  or each Person who controls any of such parties  (within the meaning of
Section 15 of the  Securities  Act and  Section 20 of the  Exchange  Act);  and the  respective  present and former directors,  officers,  employees and agents of each of the foregoing, and shall hold each of them harmless from and against any losses, damages, penalties,  fines, forfeitures,  legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

                  (i)      (A) any untrue  statement  of a material  fact  contained  or alleged to be contained in the Custodian Disclosure and any information,  report,  certification,  accountants'  attestation or other material provided under this Article IV by or on behalf of the Custodian  (collectively,  the "Custodian  Information"),  or
(B) the omission or alleged  omission to state in the  Custodian  Information a material fact required to be stated
in the  Custodian  Information  or  necessary  in  order  to make  the  statements  therein,  in the  light  of the circumstances under which they were made, not misleading; or

                  (ii)     any  failure  by the  Custodian  to  deliver  any  information,  report,  certification, accountants' attestation or other material when and as required under this Article IV.

                  (2)      In the case of any failure of  performance  described in clause (ii) of Section  4.5(1), the Custodian shall promptly  reimburse the Company,  the Securities  Administrator and the Master Servicer for all
costs reasonably incurred by the Company in order to obtain the information,  report,  certification,  accountants'
letter or other material not delivered as required by the Custodian.

                                                    ARTICLE V.
                                             MISCELLANEOUS PROVISIONS

                  Section 5.1.      Notices. All notices,  requests,  consents and demands and other communications required  under this  Agreement or pursuant to any other  instrument or document  delivered  hereunder  shall be in writing and, unless  otherwise  specifically  provided,  may be delivered  personally,  by telegram or telex, or by registered or certified  mail,  postage  prepaid,  return  receipt  requested,  at the  addresses  specified on the signature page hereof (unless  changed by the particular  party whose address is stated herein by similar notice in writing), in which case the notice will be deemed delivered when received.

                  Section 5.2.      Amendments.  No  modification  or amendment of or supplement to this  Agreement shall be valid or  effective  unless the same is in writing  and signed by all  parties  hereto,  and  neither  the
Company,  the Master  Servicer nor the Trustee  shall enter into any  amendment  hereof  except as permitted by the
Pooling and  Servicing  Agreement.  The Trustee  shall give prompt  notice to the  Custodian  of any  amendment  or supplement to the Pooling and Servicing Agreement and furnish the Custodian with written copies thereof.

                  Section 5.3.      GOVERNING  LAW. THIS  AGREEMENT  SHALL BE DEEMED A CONTRACT MADE UNDER THE LAWS
OF THE STATE OF NEW YORK  WITHOUT  REFERENCE TO ITS  CONFLICTS  OF LAW RULES (OTHER THAN SECTION  5-1401 OF THE NEW
YORK GENERAL  OBLIGATIONS  LAW) AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE  WITH AND GOVERNED BY THE LAWS OF
THE STATE OF NEW YORK.

                  Section 5.4.      Recordation  of  Agreement.  To the extent  permitted by  applicable  law, this
Agreement  is subject to  recordation  in all  appropriate  public  offices  for real  property  records in all the counties or other  comparable  jurisdictions  in which any or all of the  properties  subject to the  Mortgages are situated,  and in any other  appropriate  public recording office or elsewhere,  such recordation to be effected by the Company and at the Trust's  expense,  but only upon direction  accompanied by an Opinion of Counsel  reasonably satisfactory  to the Company to the effect that the failure to effect such  recordation is likely to materially and adversely affect the interests of the Certificateholders.

                  For the purpose of  facilitating  the  recordation of this  Agreement as herein  provided and for other  purposes,  this  Agreement  may be  executed  simultaneously  in any number of  counterparts,  each of which counterparts  shall be  deemed to be an  original,  and such  counterparts  shall  constitute  but one and the same instrument.

                  Section 5.5.      Severability  of Provisions.  If any one or more of the covenants,  agreements, provisions  or terms of this  Agreement  shall be for any reason  whatsoever  held  invalid,  then such  covenants, agreements,  provisions or terms shall be deemed severable from the remaining covenants, agreements,  provisions or terms of this Agreement and shall in no way affect the validity or  enforceability  of the other provisions of this
Agreement or of the Certificates or the rights of the holders thereof.

IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.

Address:                                                    BANK OF NEW YORK AS SUCCESSOR TO JPMORGAN CHASE BANK,
                                                            NATIONAL ASSOCIATION, as Trustee
4 New York Plaza, 6th Floor
New York, New York 10004
                                                            By:
Attention:                                                  Name:
Telecopy:                                                   Title:
Confirmation:
Address:                                                    BEAR STEARNS ASSET BACKED SECURITIES I LLC

383 Madison Avenue
New York, New York 10179                                    By:
                                                            Name:
                                                            Title:

Address:                                                    WELLS FARGO BANK, NATIONAL ASSOCIATION, as Master
                                                            Servicer and Securities Administrator
9062 Old Annapolis
Columbia, Maryland 21045
Attention: BSALTA 2006-1                                    By:
                                                            Name:
                                                            Title:

Address:                                                    WELLS FARGO BANK, NATIONAL ASSOCIATION, as Custodian

1015 10th Avenue
Minneapolis, Minnesota 55414                                By:
Attention: BSALTA 2006-1                                    Name:
Telecopier: (612) 667-1068                                  Title:

STATE OF NEW YORK )
                                    )ss.:
COUNTY OF NEW YORK         )

                  On the   [_] day of October,  2006, before me, a notary public in and for said State,  personally appeared  _______________,  known  to  me to  be a  _________________of  Bank  of  New  York,  a  national  banking association  that executed the within  instrument,  and also known to me to be the person who executed it on behalf of said association and acknowledged to me that such association executed the within instrument.

                  IN WITNESS  WHEREOF,  I have  hereunto set my hand and affixed my official  seal the day and year in this certificate first above written.

                                                                         ______________________________
                                                                                  Notary Public

[SEAL]

STATE OF MARYLAND                   )
                                    ) ss.:
COUNTY OF HOWARD               )

                  On the [_] day of October,  2006,  before me, a notary  public in and for said State,  personally appeared  __________________,  known  to me  to  be  a/an  _____________________  of  Wells  Fargo  Bank,  National
Association,  a national banking  association that executed the within  instrument,  and also known to me to be the person who executed it on behalf of said national  banking  association,  and acknowledged to me that such national banking association executed the within instrument.

                  IN WITNESS  WHEREOF,  I have  hereunto set my hand and affixed my official  seal the day and year in this certificate first above written.

                                                                         ______________________________
                                                                                  Notary Public

[SEAL]

STATE OF NEW YORK                   )
                                    )ss.:
COUNTY OF NEW YORK                  )

                  On the [_] day of October,  2006,  before me, a notary  public in and for said State,  personally appeared Baron  Silverstein,  known to me to be a Vice President of Bear Stearns Asset Backed Securities I LLC, one
of the  companies  that  executed the within  instrument,  and also known to me to be the person who executed it on behalf of said company, and acknowledged to me that such company executed the within instrument.

                  IN WITNESS  WHEREOF,  I have  hereunto set my hand and affixed my official  seal the day and year in this certificate first above written.

                                                                         ______________________________
                                                                                  Notary Public

[Notarial Seal]

STATE OF MINNESOTA                  )
                                    )ss.:
HENNEPIN COUNTY                     )

                  On the [_] day of October,  2006,  before me, a notary  public in and for said State,  personally appeared  __________________,  known  to me  to  be  a/an  _____________________  of  Wells  Fargo  Bank,  National
Association,  a national banking  association that executed the within  instrument,  and also known to me to be the person who executed it on behalf of said national  banking  association,  and acknowledged to me that such national banking association executed the within instrument.

                  IN WITNESS  WHEREOF,  I have  hereunto set my hand and affixed my official  seal the day and year in this certificate first above written.

                                                                         ______________________________
                                                                                  Notary Public

[Notarial Seal]

                                                    EXHIBIT ONE

                                      FORM OF CUSTODIAN INITIAL CERTIFICATION

                                                                       __, 20__

----------------------------------------------------------- --------------------------------------------------------
Bank of New York as successor to                            Bear Stearns Asset Backed Securities I LLC
JPMorgan Chase Bank, National Association                   383 Madison Avenue
4 New York Plaza, 6th Floor                                 New York, New York 10179
New York, New York 10004

Wells Fargo Bank, National Association
9062 Old Annapolis
Columbia, Maryland 21045
Attention: BSALTA 2006-1

----------------------------------------------------------- --------------------------------------------------------
Attention: Bear Stearns Asset Backed Securities I LLC
Bear Stearns ALT-A Trust, Mortgage Pass-Through Certificates, Series 2006-1

                  Re:      Amended  and  Restated  Custodial  Agreement,  dated as of October 6,
                           2006,  by and among Bank of New York as successor  to JPMorgan  Chase
                           Bank,  National  Association,  Bear Stearns Asset Backed Securities I
                           LLC and Wells  Fargo  Bank,  National  Association  relating  to Bear
                           Stearns ALT-A Trust, Mortgage Pass-Through Certificates, Series 2006-1

Ladies and Gentlemen:

                  In  accordance  with  Section  2.3 of the  above-captioned  Custodial  Agreement,  and subject to
Section 2.02 of the Pooling and Servicing Agreement,  the undersigned,  as Custodian,  hereby certifies that it has received a Mortgage File (which  contains an original  Mortgage Note or lost note affidavit) to the extent required in Section 2.01 of the Pooling and  Servicing  Agreement  with respect to each Mortgage Loan listed in the Mortgage
Loan Schedule, with any exceptions listed on Schedule A attached hereto.

                  Capitalized  words and phrases used herein shall have the  respective  meanings  assigned to them in the above-captioned Custodial Agreement.

                                                              WELLS FARGO BANK, NATIONAL ASSOCIATION

                                                              By: _______________________________
                                                              Name:
                                                              Title:

                                                    EXHIBIT TWO

                                      FORM OF CUSTODIAN INTERIM CERTIFICATION

                                                                       _________, 20__

----------------------------------------------------------- --------------------------------------------------------
Bank of New York as successor to                            Bear Stearns Asset Backed Securities I LLC
JPMorgan Chase Bank, National Association                   383 Madison Avenue
4 New York Plaza, 6th Floor                                 New York, New York 10179
New York, New York 10004

Wells Fargo Bank, National Association
9062 Old Annapolis
Columbia, Maryland 21045
Attention: BSALTA 2006-1

----------------------------------------------------------- --------------------------------------------------------
Attention:  Bear Stearns Asset Backed Securities I LLC
Bear Stearns ALT-A Trust, Mortgage Pass-Through Certificates, Series 2006-1

                  Re:   Amended and Restated Custodial  Agreement,  dated as of October 6, 2006, by and among Bank of New York as  successor  to  JPMorgan  Chase  Bank,
                        National  Association,  Bear Stearns  Asset Backed  Securities I LLC and
                        Wells Fargo Bank,  National  Association  relating to Bear Stearns ALT-A
                        Trust, Mortgage Pass-Through Certificates, Series 2006-1

Ladies and Gentlemen:

                  In accordance with Section 2.3 of the above-captioned  Custodial Agreement,  the undersigned,  as
Custodian,  hereby  certifies that it has received a Mortgage File to the extent required  pursuant to Section 2.01 of the Pooling and Servicing  Agreement  with respect to each  Mortgage Loan listed in the Mortgage Loan  Schedule, and it has  reviewed the  Mortgage  File and the Mortgage  Loan  Schedule  and has  determined  that:  all required documents have been executed and received and that such documents  related to the Mortgage Loans  identified on the
Mortgage Loan Schedule, with any exceptions listed on Schedule A attached hereto.

                  Capitalized  words and phrases used herein shall have the  respective  meanings  assigned to them in the above-captioned Custodial Agreement.

                                                     WELLS FARGO BANK, NATIONAL ASSOCIATION

                                                     By:
                                                     Name:
                                                     Title:

                                                   EXHIBIT THREE

                                       FORM OF CUSTODIAN FINAL CERTIFICATION

                                                                       __________, 20__

----------------------------------------------------------- --------------------------------------------------------
Bank of New York as successor to                            Bear Stearns Asset Backed Securities I LLC
JPMorgan Chase Bank, National Association                   383 Madison Avenue
4 New York Plaza, 6th Floor                                 New York, New York 10179
New York, New York 10004

Wells Fargo Bank, National Association
9062 Old Annapolis
Columbia, Maryland 21045
Attention: BSALTA 2006-1

----------------------------------------------------------- --------------------------------------------------------
Attention: Bear Stearns Asset Backed Securities I LLC
Bear Stearns ALT-A Trust, Mortgage Pass-Through Certificates, Series 2006-1

                  Re:   Amended and Restated Custodial  Agreement,  dated as of October 6, 2006, by and among Bank of New York as  successor  to  JPMorgan  Chase  Bank,
                        National  Association,  Bear Stearns  Asset Backed  Securities I LLC and
                        Wells Fargo Bank,  National  Association  relating to Bear Stearns ALT-A
                        Trust, Mortgage Pass-Through Certificates, Series 2006-1

Ladies and Gentlemen:

                  In  accordance  with  Section  2.3 of the  above-captioned  Custodial  Agreement  and  subject to
Section 2.02(b) of the Pooling and Servicing  Agreement,  the  undersigned,  as Custodian,  hereby  certifies that, subject to any  exceptions  listed on Schedule A attached  hereto,  it has received a Mortgage File with respect to each Mortgage Loan listed in the Mortgage Loan Schedule containing with respect to each such Mortgage Loan:

                  (i)   The original  Mortgage Note,  endorsed  without recourse (A) to the order of the Trustee or
         (B) in the case of a Mortgage  Loan in the MERS  System,  in blank,  and in each case  showing an unbroken chain of  endorsements  from the  originator  thereof to the Person  endorsing it to the Trustee or a lost note affidavit together with a copy of the related Mortgage Note;

                  (ii)  the original  Mortgage and, if the related Mortgage Loan is a MOM Loan, noting the presence of the MIN and language  indicating that such Mortgage Loan is a MOM Loan,  which shall have been recorded
         (or if the original is not available, a copy), with evidence of such recording indicated thereon;

                  (iii) unless the Mortgage Loan is a MOM Loan, a certified  copy of the  assignment  (which may be in the form of a blanket  assignment if permitted in the  jurisdiction in which the Mortgaged  Property is located) to Bank of New York as successor to JPMorgan Chase Bank, National  Association,  as Trustee, with evidence of recording with respect to each Mortgage Loan in the name of the Trustee thereon;

                  (iv)  all  intervening  assignments  of the Security  Instrument,  if applicable  and only to the extent available to the Seller with evidence of recording thereon;

                  (v)   the  original  or a copy  of  the  policy  or  certificate  of  primary  mortgage  guaranty insurance, to the extent available, if any,

                  (vi)  the original  policy of title  insurance or mortgagee's  certificate of title  insurance or commitment or binder for title insurance, and

                  (vii) originals of all modification agreements, if applicable and available.

                  Capitalized  words and phrases used herein shall have the  respective  meanings  assigned to them in the above-captioned Custodial Agreement or in the Pooling and Servicing Agreement, as applicable.

                                                                       WELLS FARGO BANK, NATIONAL ASSOCIATION

                                                                       By:
                                                                       Name:
                                                                       Title:

                                                   EXHIBIT FOUR

                          SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

         The assessment of compliance to be delivered by the Custodian shall address,  at a minimum,  the criteria identified as below as "Applicable Servicing Criteria";

-------------------------------------------------------------------------------------- ----------------------
                                                                                            Applicable
                                 Servicing Criteria                                     Servicing Criteria
-------------------------------------------------------------------------------------- ----------------------
----------------------- -------------------------------------------------------------- ----------------------
      Reference                                   Criteria
----------------------- -------------------------------------------------------------- ----------------------
                                      General Servicing Considerations
----------------------- -------------------------------------------------------------- ----------------------
                        Policies and procedures are instituted to monitor any
                        performance or other triggers and events of default in
1122(d)(1)(i)           accordance with the transaction agreements
----------------------- -------------------------------------------------------------- ----------------------
                        If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor
1122(d)(1)(ii)          the third party's performance and compliance with such
                        servicing activities
----------------------- -------------------------------------------------------------- ----------------------
                        Any requirements in the transaction agreements to maintain a
1122(d)(1)(iii)         back-up servicer for the pool assets are maintained.
----------------------- -------------------------------------------------------------- ----------------------
                        A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function
                        throughout the reporting period in the amount of coverage
1122(d)(1)(iv)          required by and otherwise in accordance with the terms of
                        the transaction agreements.
----------------------- -------------------------------------------------------------- ----------------------

                                     Cash Collection and Administration
----------------------- -------------------------------------------------------------- ----------------------
                        Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt and
1122(d)(2)(i)           identification, or such other number of days specified in
                        the transaction agreements.
----------------------- -------------------------------------------------------------- ----------------------
                        Disbursements made via wire transfer on behalf of an obligor
1122(d)(2)(ii)          or to an investor are made only by authorized personnel.
----------------------- -------------------------------------------------------------- ----------------------
                        Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees
                        charged for such advances are made, reviewed and approved as
1122(d)(2)(iii)         specified in the transaction agreements.
----------------------- -------------------------------------------------------------- ----------------------
                        The related accounts for the transaction, such as cash
                        reserve accounts or accounts established as a form of
                        overcollateralization, are separately maintained (e.g., with
1122(d)(2)(iv)          respect to commingling of cash) as set forth in the
                        transaction agreements.
----------------------- -------------------------------------------------------------- ----------------------
                        Each custodial account is maintained at a federally insured depository institution as set forth in the transaction
                        agreements.  For purposes of this criterion, "federally
                        insured depository institutions" with respect to a foreign financial institution means a foreign financial institution
1122(d)(2)(v)           that meets the requirements of Rule 13k-1(b)(1) of the
                        Securities Exchange Act.
----------------------- -------------------------------------------------------------- ----------------------
1122(d)(2)(vi)          Unissued checks are safeguarded so as to prevent
                        unauthorized access.
----------------------- -------------------------------------------------------------- ----------------------
                        Reconciliations are prepared on a monthly basis for all
                        asset-backed securities related bank accounts, including
                        custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B)
                        prepared within 30 calendar days after the bank statement
                        cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than ther person who prepared the reconciliations; and
                        (D) contain explanations for reconciling items, These
1122(d)(2)(vii)         reconciling items are resolved within 90 calendar days of
                        their original identification, or such other number of days specified in the transaction agreements.
----------------------- -------------------------------------------------------------- ----------------------

                                     Investor Remittances and Reporting
----------------------- -------------------------------------------------------------- ----------------------
                        Reports to investors, including those to be filed with the
                        Commission, are maintained in accordance with the
                        transaction agreements and applicable Commission
                        requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements, (B) provide information calculated in accordance with the terms specified in the transaction
                        agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors; or
1122(d)(3)(i)           the trustee's records as to the total unpaid principal
                        balance and number of pool assets serviced by the servicer.
----------------------- -------------------------------------------------------------- ----------------------
                        Amounts due to investors are allocated and remitted in
                        accordance with timeframes, distribution priority and other
1122(d)(3)(ii)          terms set forth in the transaction agreements.
----------------------- -------------------------------------------------------------- ----------------------
                        Disbursements made to an investor are posted within two
                        business days to the servicer's investor records, or such
1122(d)(3)(iii)         other number of days specified in the transaction agreements.
----------------------- -------------------------------------------------------------- ----------------------
                        Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or
1122(d)(3)(iv)          custodial bank statements.
----------------------- -------------------------------------------------------------- ----------------------

                                          Pool Asset Administration
----------------------- -------------------------------------------------------------- ----------------------
                        Collateral or security on pool assets is maintained as                   X
1122(d)(4)(i)           required by the transaction agreements or related asset pool documents.
----------------------- -------------------------------------------------------------- ----------------------
                        Pool assets and related documents are safeguarded as                     X*
1122(d)(4)(ii)          required by the transaction agreements.
----------------------- -------------------------------------------------------------- ----------------------
                        Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any
1122(d)(4)(iii)         conditions or requirements in the transaction agreements
----------------------- -------------------------------------------------------------- ----------------------
                        Payments on pool assets, including any payoffs, made in
                        accordance with the related pool asset documents are posted to the servicer's obligor records maintained no more than
                        two business days after receipt, or such other number of
                        days specified in the transaction agreements, and allocated
1122(d)(4)(iv)          to principal, interest or other items (e.g., escrow) in
                        accordance with the related pool asset documents.
----------------------- -------------------------------------------------------------- ----------------------
                        The servicer's records regarding the pool assets agree with
1122(d)(4)(v)           the servicer's records with respect to an obligor's unpaid principal balance.
----------------------- -------------------------------------------------------------- ----------------------
                        Changes with respect to the terms or status of an obligor's pool asset (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance
1122(d)(4)(vi)          with the transaction agreements and related pool asset
                        documents.
----------------------- -------------------------------------------------------------- ----------------------
                        Loss mitigation of recovery actions (e.g., forbearance
                        plans, modifications and deed in lieu of foreclosure,
                        foreclosures and repossessions, as applicable) are
                        initiated, conducted and concluded in accordance with the
1122(d)(4)(vii)         timeframes or other requirements established by the
                        transaction documents.
----------------------- -------------------------------------------------------------- ----------------------
                        Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements., Such records are maintained in at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity's activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases
1122(d)(4)(viii)        where delinquency is deemed temporary (e.g., illness or
                        unemployment).
----------------------- -------------------------------------------------------------- ----------------------
                        Adjustments to interest rates or rates of return for pool
1122(d)(4)(ix)          assets with  variable rates are computed based on the
                        related pool asset documents.
----------------------- -------------------------------------------------------------- ----------------------
                        Regarding any funds held in trust for an obligor (such as
                        escrow accounts); (A) such funds are analyzed, in accordance with the obligor's pool asset documents, on at least an
                        annual basis, or such other period specified in the
                        transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws; and (C) such funds are
                        returned to the obligor within 3- calendar days of full
1122(d)(4)(x)           repayment of the related pool asset, or such other number of days specified in the transaction agreements.
----------------------- -------------------------------------------------------------- ----------------------
                        Payments made on behalf of an obligor (such as tax ore
                        insurance payments) are made on or before the related
                        penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such
                        support has been received by the service at least 30
1122(d)(4)(xi)          calendar days prior to these dates, or such other number of days specified in the transaction agreements.
----------------------- -------------------------------------------------------------- ----------------------
                        Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer's funds and not charged to the obligor, unless the late
1122(d)(4)(xii)         payment was due to the obligor's error or omission.
----------------------- -------------------------------------------------------------- ----------------------
1122(d)(4)(xiii)        Disbursements made on behalf of an obligor are posted within two business days to the obligor's records maintained by the servicer, or such other number of days specified in the
                        transaction agreements.
----------------------- -------------------------------------------------------------- ----------------------
1122(d)(4)(xiv)         Delinquencies, charge-offs and uncollectible funds are
                        recognized and recorded in accordance with the transaction agreements.
----------------------- -------------------------------------------------------------- ----------------------
1122(d)(4)(xv)          Any external enhancement or other support, identified in
                        item 1114(a)(1) through (3) or item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.
----------------------- -------------------------------------------------------------- ----------------------

* Only with respect to the logistics of adding, removing or substituting loan files

                                                                                                EXHIBIT H-1

                                 MORTGAGE LOAN SALE AND SERVICING AGREEMENT

                                                 between

                                          BANK OF AMERICA, N.A.,
                                        as Seller and as Servicer,

                                                   and

                                        EMC MORTGAGE CORPORATION,
                                               as Purchaser

                                            September 1, 2001

                                      Adjustable-Rate Mortgage Loans

                                       Loan Package BOA/EMC 2001-7

                  Subsection 7.01  Representations and Warranties Regarding Individual Mortgage

SECTION 10.  Costs. 28

                  Subsection 11.04  Establishment of Custodial Account; Deposits in Custodial

                  Subsection 11.08  Payment of Taxes, Insurance and Other Charges; Collections
                           Thereunder............................................................................34
                  Subsection 11.09  Transfer of Accounts.........................................................36
                  Subsection 11.10  Maintenance of Hazard Insurance..............................................36
                  Subsection 11.11  Maintenance of Primary Mortgage Insurance Policy; Claims.....................37
                  Subsection 11.12  Fidelity Bond; Errors and Omissions Insurance................................36
                  Subsection 11.13  Title, Management and Disposition of REO Property............................38
                  Subsection 11.14  Servicing Compensation.......................................................39
                  Subsection 11.15  Distributions................................................................38
                  Subsection 11.16  Statements to the Purchaser..................................................38
                  Subsection 11.17  Advances by the Servicer.....................................................39
                  Subsection 11.18  Assumption Agreements........................................................40
                  Subsection 11.19  Satisfaction of Mortgages and Release of Mortgage Files......................40
                  Subsection 11.20  Annual Statement as to Compliance............................................41
                  Subsection 11.21  Annual Independent Public Accountants’ Servicing Report......................41
                  Subsection 11.22  Servicer Shall Provide Access and Information as Reasonably

                                                 EXHIBITS

EXHIBIT 1       FORM OF SELLER’S AND SERVICER’S OFFICER’S CERTIFICATE

EXHIBIT 2       MORTGAGE LOAN DOCUMENTS

EXHIBIT 3       CONTENTS OF EACH MORTGAGE FILE

EXHIBIT 4       MORTGAGE LOAN SCHEDULE (3/1 YEAR ADJUSTABLE RATE MORTGAGE LOANS)

EXHIBIT 4

EXHIBIT 5       UNDERWRITING GUIDELINES

EXHIBIT 6       FORM OF LOST NOTE AFFIDAVIT

EXHIBIT 7       FORM OF OPINION OF COUNSEL

EXHIBIT 8       FORM OF MONTHLY REMITTANCE REPORT

                           MORTGAGE LOAN SALE AND SERVICING AGREEMENT

                  THIS MORTGAGE LOAN SALE AND SERVICING  AGREEMENT (the “Agreement”),  dated September 20,
2001, is hereby executed by and between EMC Mortgage Corporation,  a Texas corporation,  as purchaser (the
“Purchaser”),  and Bank of America, N.A., a national banking association,  as seller (the “Seller”) and as servicer (the “Servicer”).

                                               WITNESSETH:

                  WHEREAS,  the Seller  desires to sell to the  Purchaser,  and the  Purchaser  desires to purchase from the Seller, certain conventional,  adjustable-rate,  residential,  first-lien mortgage loans
(the “Mortgage  Loans”) as described  herein on a  servicing-retained  basis, and which shall be delivered as whole loans as provided herein;

                  WHEREAS,  each Mortgage Loan is secured by a mortgage,  deed of trust or other  security instrument  creating a first lien on a residential  dwelling located in the jurisdiction  indicated on the
Mortgage Loan Schedules which are annexed hereto as Exhibit 4 and

                  WHEREAS,  the  Purchaser,  the Seller and the Servicer  wish to prescribe  the manner of the conveyance, servicing and control of the Mortgage Loans;

                  NOW,  THEREFORE,  in  consideration  of the  premises  and mutual  agreements  set forth herein,  and for other good and valuable  consideration,  the receipt and  sufficiency of which are hereby acknowledged, the Purchaser, the Seller and the Servicer agree as follows:

                                         SECTION 1.  Definitions.

                  For  purposes  of this  Agreement,  the  following  capitalized  terms  shall  have  the respective meanings set forth below.

         Adjustment  Date:  As to each  Mortgage  Loan,  the date on which the Mortgage  Interest  Rate is adjusted in accordance with the terms of the related Mortgage Note and Mortgage.

                  Agreement:  This  Mortgage  Loan Sale and  Servicing  Agreement  including all exhibits, schedules, amendments and supplements hereto.

                  ALTA:  The PlaceNameplaceAmerican PlaceTypeLand Title Association.

                  Appraised  Value:  With respect to any Mortgaged  Property,  the lesser of (i) the value thereof as determined by a Qualified  Appraiser at the time of  origination of the Mortgage Loan, and (ii)
the  purchase  price paid for the related  Mortgaged  Property by the  Mortgagor  with the proceeds of the
Mortgage  Loan;  provided,  however,  that in the case of a Refinanced  Mortgage  Loan,  such value of the
Mortgaged  Property is based solely upon the value  determined by an appraisal  made for the originator of such Refinanced  Mortgage Loan at the time of origination of such Refinanced  Mortgage Loan by a Qualified
Appraiser.

                  Assignment  of Mortgage:  An individual  assignment of the Mortgage,  notice of transfer or equivalent  instrument in recordable  form,  sufficient under the laws of the jurisdiction in which the related Mortgaged Property is located to give record notice of the sale of the Mortgage to the Purchaser.

                  Business  Day:  Any day other than a Saturday or Sunday,  or a day on which  banking and savings  and loan  institutions  in the States of New York,  California  or  Virginia  are  authorized  or obligated by law or executive order to be closed.

                  Closing Date:  September 20, 2001.

                  Closing  Documents:  The  documents  required  to  be  delivered  on  the  Closing  Date pursuant to Section 9.

                  CLTA:  The PlaceNameplaceCalifornia PlaceTypeLand Title Association.

                  Code:  The Internal Revenue Code of 1986, as amended, or any successor statute thereto.

         Condemnation  Proceeds:  All  awards,  compensation  and  settlements  in  respect  of  a  taking
(whether  permanent  or  temporary)  of all or part of a  Mortgaged  Property  by exercise of the power of condemnation or the right of eminent  domain,  to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

                  Customary Servicing Procedures:  Procedures  (including collection  procedures) that the
Servicer  customarily  employs and exercises in servicing  and  administering  mortgage  loans for its own account  and which are in  accordance  with  accepted  mortgage  servicing  practices  of prudent  lending institutions and the Fannie Mae Guides.

                  Convertible  Mortgage  Loan:  A Mortgage  Loan that by its terms and  subject to certain conditions  allows the  Mortgagor  to convert the  adjustable  Mortgage  Interest  Rate thereon to a fixed
Mortgage Interest Rate.

                  Custodial Account:  As defined in Subsection 11.04.

                  Cut-off Date:  September 1, 2001.

                  Cut-off  Date  Principal  Balance:   The  aggregate  Stated  Principal  Balance  of  the
Mortgage  Loans as of the Cut-off Date which is  determined  after the  application,  to the  reduction of principal,  of payments of principal due on or before the Cut-off Date,  whether or not collected,  and of
Principal Prepayments received before the Cut-off Date.

                  Deleted  Mortgage  Loan: A Mortgage  Loan  replaced or to be replaced  with a Substitute
Mortgage Loan in accordance with this Agreement.

         Determination  Date:  With respect to each  Remittance  Date,  the 15th day (or, if such 15th day is not a Business Day, the following Business Day) of the month in which such Remittance Date occurs.

                  Due Date:  With  respect to each  Remittance  Date,  the first day of the month in which such  Remittance  Date occurs,  which is the day on which the Monthly  Payment is due on a Mortgage  Loan, exclusive of any days of grace.

                  Due Period:  With respect to each  Remittance  Date, the period  beginning on the second day of the month  preceding the month of the Remittance  Date, and ending on the first day of the month of the Remittance Date.

                  Eligible Investments:  Any one or more of the following obligations or securities:

                  (i)      direct    obligations   of,   and   obligations   fully   guaranteed   by   the
         country-regionUnited   States   of   America   or   any   agency   or   instrumentality   of  the
         country-regionUnited  States of America the obligations of which are backed by the full faith and credit of the country-regionplaceUnited States of America;

                  (ii)     (a) demand or time deposits,  federal funds or bankers'  acceptances  issued by any depository  institution or trust company  incorporated under the laws of the United States of
         America or any state thereof and subject to supervision  and  examination by federal and/or state banking  authorities,  provided that the commercial  paper and/or the  short-term  deposit rating and/or the long-term  unsecured debt  obligations or deposits of such  depository  institution or trust  company  at the time of such  investment  or  contractual  commitment  providing  for such investment  are rated in one of the two highest  rating  categories by each Rating Agency and (b)
         any other demand or time deposit or certificate of deposit that is fully insured by the FDIC;

                  (iii)    repurchase  obligations  with a term not to  exceed  thirty  (30) days and with respect to (a) any  security  described  in clause (i) above and entered  into with a  depository institution or trust company (acting as principal) described in clause (ii)(a) above;

                  (iv)     securities  bearing  interest or sold at a discount  issued by any  corporation incorporated  under the laws of the United  States of America or any state thereof that are rated in one of the  two  highest  rating  categories  by  each  Rating  Agency  at the  time  of  such investment or contractual  commitment  providing for such  investment;  provided,  however,  that securities  issued by any particular  corporation will not be Eligible  Investments to the extent that investments  therein will cause the then outstanding  principal amount of securities  issued by such corporation and held as Eligible  Investments to exceed 10% of the aggregate  outstanding principal balances of all of the Mortgage Loans and Eligible Investments;

                  (v)      commercial paper (including both non-interest-bearing  discount obligations and interest-bearing  obligations  payable  on demand or on a  specified  date not more than one year after the date of issuance  thereof) which are rated in one of the two highest rating  categories by each Rating Agency at the time of such investment;

                  (vi)     any  other  demand,  money  market or time  deposit,  obligation,  security  or investment  as may be  acceptable  to each Rating  Agency as  evidenced in writing by each Rating
         Agency; and

                  (vii)    any money market funds the collateral of which  consists of  obligations  fully guaranteed  by the  United  States of  America  or any  agency or  instrumentality  of the United
         States of  America  the  obligations  of which are  backed  by the full  faith and  credit of the
         United  States of America  (which  may  include  repurchase  obligations  secured  by  collateral described  in clause (i)) and other  securities  and which money market funds are rated in one of the two highest rating categories by each Rating Agency.

provided,  however,  that no instrument or security shall be an Eligible  Investment if such instrument or security  evidences a right to receive only interest  payments with respect to the obligations  underlying such  instrument or if such security  provides for payment of both  principal and interest with a yield to maturity  in  excess  of 120% of the  yield  to  maturity  at par or if such  investment  or  security  is purchased at a price greater than par.

         Escrow Account:  As defined in Subsection 11.06.

         Escrow Payments:  The amounts  constituting  ground rents, taxes,  assessments,  Primary Mortgage
Insurance  Policy premiums,  fire and hazard insurance  premiums,  flood insurance  premiums,  condominium charges  and other  payments  as may be  required  to be  escrowed  by the  Mortgagor  with the  Mortgagee pursuant to the terms of any Mortgage Note or Mortgage.

         Event of Default:  Any one of the conditions or circumstances enumerated in Subsection 13.01.

         Fannie Mae:  Fannie Mae or any successor thereto.

         Fannie Mae Guides:  The Fannie Mae Sellers’  Guide and the Fannie Mae  Servicers’  Guide
and all amendments or additions thereto.

         FDIC:  The Federal Deposit Insurance Corporation or any successor thereto.

         Fidelity  Bond:  The fidelity bond  required to be obtained by the Servicer  pursuant to
Subsection 11.12.

         FIRREA: The Financial  Institutions  Reform,  Recovery,  and Enforcement Act of 1989, as
amended and in effect from time to time.

         Freddie Mac:  The Federal Home Loan Mortgage Corporation or any successor thereto.

         Gross  Margin:  With respect to each  Mortgage  Loan,  the fixed  percentage  amount set forth in each  related  Mortgage  Note and Mortgage  which is added to the Index in order to determine  the related
Mortgage Interest Rate.

         HUD: The United  States  Department  of Housing and Urban  Development  or any successor thereto.

         Index:  On each  Adjustment  Date,  the  applicable  index shall be a rate per annum equal to the weekly average yield on United States Treasury  securities  adjusted to a constant maturity of one year as made available by the Federal  Reserve Board in Statistical  Release No. H.15 or a comparable  publication determined by the Servicer,  or, if not so  published,  as reported by any Federal  Reserve Bank or by any
United  States  Government  department  or agency,  for the week for which such figures were most recently published  or reported as of the date  forty-five  (45) days prior to the  Adjustment  Date.  If the Index ceases to be available,  the Servicer shall choose a new Index based on comparable  information  that will be comparable to other indices established for similar loans serviced by the Servicer.

         Initial  Rate Cap: As to each  Mortgage  Loan,  the maximum  increase or decrease in the Mortgage
Interest Rate on the first Adjustment Date as provided in the related Mortgage Note.

         Insurance  Proceeds:  With  respect  to  each  Mortgage  Loan,  proceeds  of  insurance  policies insuring the Mortgage Loan or the related Mortgaged Property.

         Lifetime Rate Cap: As to each Mortgage  Loan, the maximum  Mortgage  Interest Rate which shall be as permitted in accordance with the provisions of the related Mortgage Note.

         Liquidating  Loan:  A Mortgage  Loan as to which,  prior to the close of business on the Business
Day next  preceding  the Due Date,  (a) the related  Mortgaged  Property has become an REO Property or (b)
the Servicer  has accepted a deed to the related  Mortgaged  Property in lieu of  foreclosure  in whole or partial satisfaction of the Mortgage Loan.

         Liquidation  Proceeds:  The proceeds  received in connection  with the liquidation of a defaulted
Mortgage  Loan  through  trustee’s  sale,  foreclosure  sale or  otherwise,  other than  amounts  received following the acquisition of REO Property, Insurance Proceeds and Condemnation Proceeds.

         Loan-to-Value   Ratio:   With  respect  to  any   Mortgage   Loan  as  of  any  date  of
determination,  the ratio,  expressed as a percentage,  on such date of the outstanding  principal balance of the Mortgage Loan, to the Appraised Value of the related Mortgaged Property.

         LTV:  Loan-to-Value Ratio.

         Monthly  Payment:   With  respect  to  any  Mortgage  Loan,  the  scheduled  payment  of principal and interest  payable by a Mortgagor  under the related  Mortgage  Note on each Due Date,  which such payment may change on any Adjustment Date as provided in the related Mortgage Note and Mortgage.

         Mortgage:  The  mortgage,  deed of trust or other  instrument  creating  a first lien on the Mortgaged Property securing the Mortgage Note.

         Mortgage  File:  With  respect  to any  Mortgage  Loan,  the items  listed in  Exhibit 3 hereto and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

         Mortgage  Interest  Rate:  With respect to each Mortgage  Loan, the annual rate at which interest  accrues  on such  Mortgage  Loan  from time to time in  accordance  with the  provisions  of the related  Mortgage Note,  including,  but not limited to, the  limitations on such interest rate imposed by the Initial Rate Cap, the Periodic Rate Cap and the Lifetime Rate Cap.

         Mortgage  Loan:  Each  mortgage  loan sold,  assigned and  transferred  pursuant to this
Agreement  and  identified  on the  Mortgage  Loan  Schedule  annexed  to this  Agreement  as  Exhibit  4,
including,   without  limitation,  the  Mortgage  File,  the  Monthly  Payments,   Principal  Prepayments,
Liquidation Proceeds,  Condemnation Proceeds,  Insurance Proceeds, REO Disposition Proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection with such mortgage loan.

         Mortgage Loan  Documents:  With respect to any Mortgage  Loan,  the documents  listed in
Exhibit 2 hereto.

         Mortgage Loan  Remittance  Rate:  With respect to any Mortgage  Loan, the annual rate of interest payable to the Purchaser,  which shall be equal to the related  Mortgage  Interest Rate minus the related Servicing Fee Rate.

         Mortgage  Loan  Schedule:  The  schedule  of  Mortgage  Loans to be  annexed  hereto  as
Exhibit 4 on the Closing  Date,  setting  forth the  following  information  with respect to each Mortgage
Loan: (1) the Servicer’s  Mortgage Loan identifying  number;  (2) a code indicating  whether the Mortgaged
Property is  owner-occupied;  (3) the property type for each Mortgaged  Property;  (4) the original months to maturity and the remaining  months to maturity from the Cut-off Date;  (5) the  Loan-to-Value  Ratio at origination;  (6) the  Mortgage  Interest  Rate as of the  Cut-off  Date;  (7) the date on which the first
Monthly  Payment was due on the Mortgage Loan,  and, if such date is not the Due Date currently in effect, such Due Date;  (8) the stated  maturity  date;  (9) the amount of the  Monthly  Payment as of the Cut-off
Date;  (10) the  paid-through  date;  (11) the original  principal  amount of the Mortgage Loan;  (12) the
Stated  Principal  Balance of the Mortgage Loan as of the close of business on the Cut-off Date;  (13) the
Mortgage Loan  Remittance  Rate as of the Cut-off Date; (14) a code indicating the purpose of the Mortgage
Loan; (15) a code indicating the  documentation  style; (16) the Appraised Value; (17) the identity of the
Seller;  (18) the street address of the Mortgaged  Property,  including the city, state and zip code; (19)
the number of times  during the twelve  (12) month  period  preceding  the  Closing  Date that any Monthly
Payment has been received more than thirty (30) days after its Due Date;  (20) a code  indicating  whether or not the Mortgage Loan is subject to a Primary  Mortgage  Insurance  Policy;  (21) the date on which the
Mortgage Loan was originated;  (22) a code indicating  whether the Mortgage contains a prepayment  penalty provision together with the type and term of such penalty;  (23) the Gross Margin;  (24) the Lifetime Rate
Cap;  (25) the Periodic Rate Cap; (26) the Initial Rate Cap;  (27) the  Adjustment  Date;  and (28) a code indicating  whether the Mortgage  Loan  contains a provision  whereby a  Convertible  Mortgage Loan may be converted  to a  fixed-rate  Mortgage  Loan.  With respect to the  Mortgage  Loans on each  Mortgage  Loan
Schedule in the aggregate,  such Mortgage Loan Schedule shall set forth the following  information,  as of the Cut-off  Date:  (1) the number of Mortgage  Loans;  (2) the Cut-off Date  Principal  Balance;  (3) the
weighted  average  Mortgage  Interest  Rate of the  Mortgage  Loans;  (4) the weighted  average  months to maturity of the Mortgage Loans;  (5) the weighted  average Lifetime Rate Cap; and (6) the weighted average
Gross Margin.

         Mortgage  Note:  The  original  executed  note or other  evidence of the  Mortgage  Loan indebtedness of a Mortgagor.

         Mortgaged  Property:  The  Mortgagor’s  real  property  securing  repayment of a related
Mortgage  Note,  consisting of a fee simple  interest in a single  parcel of real  property  improved by a
Residential Dwelling.

         Mortgagee:  The mortgagee or  beneficiary  named in the Mortgage and the  successors and assigns of such mortgagee or beneficiary.

         Mortgagor:  The obligor on a Mortgage  Note,  who is an owner of the Mortgaged  Property and the grantor or mortgagor  named in the Mortgage and such grantor’s or mortgagor’s  successors in title to the Mortgaged Property.

         NAIC:   The  National   Association   of  Insurance   Commissioners   or  any  successor
organization.

         Officer’s  Certificate:  A  certificate  signed by the  Chairman of the Board,  the Vice
Chairman of the Board,  a President or a Vice  President of the Person on behalf of whom such  certificate is being delivered.

         Opinion  of  Counsel:  A written  opinion  of  counsel,  who may be an  employee  of the
Seller or the Servicer, reasonably acceptable to the Purchaser.

         OTS:  The Office of Thrift Supervision or any successor.

         P&I Advance:  As defined in Subsection 11.17.

         Periodic Rate Cap: As to each  Mortgage  Loan,  the maximum  increase or decrease in the
Mortgage Interest Rate, on any Adjustment Date as provided in the related Mortgage Note.

         Person:   An  individual,   corporation,   partnership,   joint  venture,   association,
joint-stock company,  limited liability company, trust,  unincorporated  organization or government or any agency or political subdivision thereof.

          Primary  Mortgage  Insurance  Policy: A policy of primary  mortgage  guaranty  insurance issued by an insurer acceptable to Fannie Mae or Freddie Mac.

           Principal  Prepayment:  Any payment or other  recovery of principal  on a Mortgage  Loan which is received in advance of its  scheduled Due Date that is not  accompanied  by an amount of interest representing  scheduled  interest due on any date or dates in any month or months  subsequent to the month of prepayment.

           Purchase  Price:  The price  paid on the  Closing  Date by the  Purchaser  to the Seller pursuant to this Agreement in exchange for the Mortgage Loans as set forth in Section 4 hereto.

           Purchaser:  The  Person  listed  as such in the  initial  paragraph  of this  Agreement, together with its successors and assigns as permitted under the terms of this Agreement.

           Qualified  Appraiser:  An  appraiser  of a  Mortgaged  Property  duly  appointed  by the originator  of the related  Mortgage  Loan,  who had no interest,  direct or indirect,  in such  Mortgaged
Property or in any loan made on the security thereof,  whose  compensation is not affected by the approval or disapproval of the related  Mortgage Loan and who met the  qualifications  of Fannie Mae or Freddie Mac and satisfied the requirements of Title XI of FIRREA.

           Record  Date:  The close of business  of the last  Business  Day of the month  preceding the month of the related Remittance Date.

           Refinanced  Mortgage  Loan:  A  Mortgage  Loan the  proceeds  of which  were not used to purchase the related Mortgaged Property.

           Remittance  Date:  The 18th day of any month,  beginning  in October  2001 (or,  if such
18th day is not a Business Day, the following Business Day).

           REO Disposition:  The final sale by the Servicer or the Purchaser of an REO Property.

           REO  Disposition  Proceeds:  All amounts  received  with  respect to an REO  Disposition pursuant to Subsection 11.13.

           REO Property:  A Mortgaged  Property  acquired by the Servicer  through  foreclosure  or deed in lieu of foreclosure, as described in Subsection 11.13.

            Repurchase  Price:  With  respect  to any  Mortgage  Loan,  an  amount  equal to (A) the
Stated  Principal  Balance of such Mortgage  Loan as of the date of  repurchase  plus (B) interest on such
Stated  Principal  Balance at the  Mortgage  Loan  Remittance  Rate from and  including  the last Due Date through  which  interest  has been paid on behalf of the  Mortgagor or advanced by the Servicer to the day prior to such date of repurchase,  less amounts received in respect of such repurchased  Mortgage Loan for distribution in connection with such Mortgage Loan; provided,  however,  that if at the time of repurchase the  Servicer is not the Seller or an affiliate  of the Seller,  the amount  described in clause (B) shall be computed at the sum of (i) the Mortgage Loan Remittance Rate and (ii) the Servicing Fee Rate.

            Residential  Dwelling:  Any one of the following:  (i) a detached  one-family  dwelling,
(ii) a detached two- to four-family  dwelling,  (iii) a one-family  dwelling unit in a condominium project or (iv) a one-family  dwelling in a planned unit development,  none of which is a co-operative,  mobile or manufactured home.

            Securities:  The  securities  issued  in  connection  with a  Securitization  evidencing beneficial ownership interests in a trust the assets of which include the Mortgage Loans.

            Securitization:  The  transfer  of the  Mortgage  Loans to a trust  formed  as part of a publicly  issued and/or  privately  placed,  rated  securitization,  including the issuance of the related
Securities.

            Seller: Bank of  country-regionplaceAmerica,  N.A., a national banking  association,  or its  successor  in  interest or any  successor  to the Seller  under this  Agreement  appointed  as herein provided.

            Servicer:  Bank of  country-regionplaceAmerica,  N.A., a national  banking  association, or its successor in interest or any  successor to the Servicer  under this  Agreement  appointed as herein provided.

            Servicing  Advances:  All customary,  reasonable and necessary  out-of-pocket  costs and expenses  incurred in the  performance by the Servicer of its servicing  obligations,  including,  but not limited to, the cost of (a) the preservation,  restoration and protection of the Mortgaged  Property,  (b)
any enforcement or judicial  proceedings,  including  foreclosures,  (c) the management and liquidation of the Mortgaged  Property if the Mortgaged  Property is acquired in  satisfaction  of the Mortgage,  and (d)
payments made by the Servicer with respect to a Mortgaged Property pursuant to Subsection 11.08.

             Servicing  Fee:  With respect to each  Mortgage  Loan,  the amount of the annual fee the
Purchaser shall pay to the Servicer,  which shall,  for each month, be equal to one-twelfth of the product of the  Servicing  Fee Rate and the Stated  Principal  Balance of such  Mortgage  Loan.  Such fee shall be payable  monthly,  computed  on the basis of the same  principal  amount and period  respecting  which any related  interest  payment on a Mortgage  Loan is computed.  The  obligation  of the  Purchaser to pay the
Servicing Fee is limited to, and payable  solely from, the interest  portion  (including  recoveries  with respect to interest from  Liquidation  Proceeds and other proceeds,  to the extent permitted by Subsection
11.05) of related Monthly Payments  collected by the Servicer,  or as otherwise  provided under Subsection
11.05.

             Servicing Fee Rate:  With respect to each Mortgage Loan, 0..375% per annum.

             Servicing  Officer:  Any officer of the Servicer  involved in, or  responsible  for, the administration  and  servicing  of the Mortgage  Loans whose name appears on a list of servicing  officers furnished to the Purchaser by the Servicer, as such list may be amended from time to time.

             Stated  Principal  Balance:  As to each Mortgage  Loan as to any date of  determination,
(i) the  principal  balance of the Mortgage  Loan at the Cut-off Date after giving effect to the principal portion of any  Monthly  Payments  due on or before  such date,  whether or not  received,  as well as any
Principal  Prepayments  received before such date,  minus (ii) all amounts  previously  distributed to the
Purchaser  with  respect to the  Mortgage  Loan  representing  payments or  recoveries  of  principal,  or advances in lieu thereof.

              Substitute  Mortgage  Loan:  A  mortgage  loan  substituted  by the Seller for a Deleted
Mortgage  Loan which must, on the date of such  substitution,  be approved by the Purchaser and (i) have a
Stated  Principal  Balance,  after  deduction of the principal  portion of the Monthly  Payment due in the month of  substitution,  not in excess of, and not materially  greater or less than, the Stated  Principal
Balance of the Deleted  Mortgage  Loan;  (ii) have a Mortgage  Interest  Rate equal to that of the Deleted
Mortgage Loan;  (iii) have a Loan-to-Value  Ratio not higher than that of the Deleted  Mortgage Loan; (iv)
have a  remaining  term to maturity  not  greater  than (and not more than one year less than) that of the
Deleted  Mortgage Loan;  (v) comply with each  representation  and warranty set forth in Subsection  7.01;
(vi) be current in the payment of  principal  and  interest;  (vii) be secured by a Mortgaged  Property of the same type and occupancy  status as secured the Deleted  Mortgage  Loan;  and (viii) have payment terms that do not vary in any material respect from those of the Deleted Mortgage Loan.

               Underwriting  Guidelines:  The  underwriting  guidelines  of  Bank of  America  Mortgage substantially in the form attached hereto as Exhibit 5.

         SECTION 2.  Purchase and Conveyance.

         The Seller,  in exchange for the payment of the  applicable  Purchase  Price by the  Purchaser on the Closing Date, receipt of which is hereby acknowledged,  hereby sells,  transfers,  assigns,  sets over and conveys to the Purchaser,  without  recourse,  but subject to the terms of this Agreement,  all of its rights,  title and  interest in and to the  Mortgage  Loans  identified  on Exhibit 4 as being sold by it, which  Mortgage  Loans  identified  on Exhibit 4  collectively  have a Cut-off Date  Principal  Balance of
$37,020,101.38  together with the related Mortgage Files and all rights and obligations  arising under the documents contained therein.

                  With respect to each Mortgage Loan  purchased,  the Purchaser  shall own and be entitled to  receive:  (a) all  scheduled  principal  due after the Cut-off  Date,  (b) all other  payments  and/or recoveries  of principal  collected on or after the Cut-off Date  (provided,  however,  that all scheduled payments of principal  due on or before the Cut-off Date and  collected by the Servicer  after the Cut-off
Date shall  belong to the Seller)  and (c) all  payments  of  interest  on the  Mortgage  Loans net of the
Servicing  Fee (minus that portion of any such  interest  payment that is allocable to the period prior to the Cut-off Date).

        SECTION 3.  Mortgage Loan Schedules.

                  The Seller shall deliver the Mortgage  Loan  Schedules to the Purchaser at least two (2)
Business Days prior to the Closing Date.

        SECTION 4.  Purchase Price.

                  The Purchase  Price for the Mortgage  Loans shall be the purchase price set forth in the
Trade  Terms/Confirmation  Bid Sheet by and among the Seller and the Purchaser dated August 29, 2001, plus accrued  interest at the Mortgage Loan  Remittance  Rate from the Cut-off Date through the day immediately prior to the Closing  Date.  Subject to the  conditions  set forth  herein,  the  Purchaser  shall pay the
Purchase  Price to the Seller by 4:00 p.m.  Eastern Time on the Closing  Date.  Such payment shall be made by wire transfer of immediately available funds to the account designated by the Seller.

        SECTION 5.  Examination of Mortgage Files.

                  In  addition  to any  rights  granted  to the  Purchaser  hereunder  to  underwrite  the
Mortgage Loans and review the Mortgage Loan Documents  prior to the Closing Date, the Seller shall,  prior to the Closing Date,  make the Mortgage Files  available to the Purchaser for  examination at the Seller’s offices.  Such  examination  may be  made  by  the  Purchaser  or its  designee,  at its  expense,  at any reasonable  time before the Closing Date.  Such  underwriting  by the Purchaser or its designee  shall not impair or  diminish  the  rights of the  Purchaser  or any of its  successors  under this  Agreement  with respect to a breach of the  representations  and  warranties  contained in this  Agreement.  The fact that the Purchaser or its designee has  conducted or has failed to conduct any partial or complete  examination of the  Mortgage  Files  shall not  affect  the  Purchaser’s  or any of its  successors’  rights to demand repurchase or other relief or remedy provided for in this Agreement.

         SECTION 6.  Delivery of Mortgage Loan Documents.

Subsection 6.01  Possession of Mortgage Files.

         The  contents of each  Mortgage  File  required  to be  retained  by the  Servicer to service the
Mortgage  Loans  pursuant to this  Agreement  and thus not  delivered to the Purchaser or its designee are and shall be held in trust by the Servicer  for the benefit of the  Purchaser  as the owner  thereof.  The
Servicer’s  possession  of any portion of each such  Mortgage File is at the will of the Purchaser for the sole  purpose of  facilitating  servicing  of the  Mortgage  Loans  pursuant to this  Agreement,  and such retention and  possession by the Servicer  shall be in a custodial  capacity  only.  The ownership of each
Mortgage  Note,  Mortgage  and the  contents  of each  Mortgage  File is vested in the  Purchaser  and the ownership of all records and  documents  with respect to the related  Mortgage  Loan  prepared by or which come into the  possession of the Servicer  shall  immediately  vest in the Purchaser and shall be retained and maintained,  in trust,  by the Servicer at the will of the Purchaser in such custodial  capacity only.
The Mortgage File  retained by the Servicer with respect to each Mortgage Loan pursuant to this  Agreement shall be  appropriately  identified in the Servicer’s  computer system to reflect clearly the ownership of such related  Mortgage  Loan by the  Purchaser.  The Servicer  shall release from its custody the contents of any Mortgage File retained by it only in accordance  with this  Agreement,  except when such release is required in connection  with a repurchase  of any such  Mortgage Loan pursuant to Subsection  7.03 of this
Agreement  or if  required  under  applicable  law or court  order.  The  Servicer  shall  deliver  to the
Purchaser  copies of any documents in a Mortgage  File  reasonably  requested by the  Purchaser  within 30 days of the date of such request, at the expense of the Purchaser.
Subsection 7.02  Books and Records.

         All rights  arising out of the Mortgage Loans  including,  but not limited to, all funds received by the Servicer  after the Cut-off Date on or in connection  with a Mortgage Loan as provided in Section 2 shall be vested in the  Purchaser;  provided,  however,  that all such funds  received on or in connection with a Mortgage  Loan as  provided in Section 2 shall be  received  and held by the  Servicer in trust for the benefit of the Purchaser as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

         As more  fully set forth in Section  20, it is the  express  intention  of the  parties  that the transactions  contemplated  by this Agreement be, and be construed as, a sale of the Mortgage Loans by the
Seller and not a pledge of the  Mortgage  Loans by the Seller to the  Purchaser  to secure a debt or other obligation  of the Seller.  Consequently,  the sale of each Mortgage Loan shall be reflected as a purchase on the Purchaser’s  business  records,  tax returns and financial  statements,  and as a sale of assets on the Seller’s business records, tax returns and financial statements.

Subsection 6.03  Delivery of Mortgage Loan Documents.

         The Seller  shall,  at least two (2) Business  Days prior to the Closing Date (or such later date as the Purchaser may  reasonably  request),  deliver and release to the  Purchaser,  or its designee,  the
Mortgage  Loan  Documents  with respect to each  Mortgage  Loan. To the extent that any such Mortgage Loan
Documents  have  been  delivered  for  recording  and have  not yet been  returned  to the  Seller  by the applicable  recording  office,  the Seller shall,  promptly  following receipt by it of such Mortgage Loan
Documents from the applicable  recording office,  deliver such documents to the Purchaser or its designee;
provided,  however,  that the  original  recorded  document or a  clerk-certified  copy  thereof  shall be delivered to the Purchaser no later than one year  following  the Closing  Date,  subject to the following paragraph.

         In the event  that  such  original  or copy of any  document  submitted  for  recordation  to the appropriate  public  recording office is not so delivered to the Purchaser or its designee within one year following  the Closing  Date,  and in the event that the Seller does not cure such  failure  within  sixty
(60) days after receipt of written  notification of such failure from the Purchaser,  the related Mortgage
Loan shall,  upon the request of the Purchaser,  be repurchased by the Seller at a price and in the manner specified in Section 7.03.  The foregoing  repurchase  obligation  shall not apply in the event the Seller cannot cause the Servicer to deliver such original or  clerk-certified  copy of any document submitted for recordation to the appropriate  public  recording office within the specified period due to a delay caused by the  recording  office  in the  applicable  jurisdiction;  provided  that the  Seller  shall  cause the
Servicer  instead to deliver a recording  receipt of such recording  office or, if such recording  receipt is not available,  an officer’s  certificate of a servicing officer of the Servicer,  confirming that such document has been  accepted for recording and that the Servicer  shall  immediately  deliver such document upon  receipt;  and,  provided  further,  that if the Seller  cannot  cause the  Servicer to deliver  such original or  clerk-certified  copy of any document  submitted for  recordation to the  appropriate  public recording  office  within the  specified  time for any reason  within  twelve (12) months after receipt of written  notification  of such  failure  from the  Purchaser,  the Seller  shall  repurchase  the  related
Mortgage Loan at the price and in the manner specified in Section 7.03.

           To the extent received by it, the Servicer shall promptly  forward to the Purchaser,  or its designee,  original documents  evidencing an assumption,  modification,  consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement.

           SECTION 7.  Representations, Warranties and Covenants; Remedies for Breach.

Subsection 7.01  Representations and Warranties Regarding Individual Mortgage Loans.

         The Seller and,  solely if specified  below,  the Servicer,  hereby  represent and warrant to the
Purchaser that, as to each Mortgage Loan, as of the Closing Date or such other date specified herein:

                  (a)      The  information  set  forth  in the  Mortgage  Loan  Schedules  and  the  tape delivered  by the Seller to the  Purchaser  on August 29, 2001 is true,  correct and  complete in all material respects.

                  (b)      There are no defaults by the Seller,  the Servicer or any prior  originator  in
         complying  with  the  terms  of  the  Mortgage,   and  all  taxes,  ground  rents,   governmental
         assessments,  insurance premiums,  leasehold  payments,  water, sewer and municipal charges which previously  became due and owing  have been paid,  or escrow  funds have been  established  in an amount  sufficient to pay for every such  escrowed  item which remains  unpaid and which has been assessed but is not yet due and payable.

                  (c)      The  terms of the  Mortgage  Note  and the  Mortgage  have  not been  impaired, waived,  altered  or  modified  in any  respect,  except by written  instruments  which have been recorded in the applicable  public  recording  office required by law or if necessary to maintain the lien  priority  of the  Mortgage,  and  which  have  been  delivered  to the  Purchaser;  the substance of any such waiver,  alteration or modification  has been approved by the insurer under the Primary Mortgage  Insurance Policy, if any, and by the title insurer,  to the extent required by the related policy,  and is reflected on the Mortgage Loan Schedules.  No other  instrument of waiver,  alteration or  modification  has been executed,  and no Mortgagor has been released,  in whole or in part,  except in  connection  with an  assumption  agreement  approved by the insurer under the Primary  Mortgage  Insurance  Policy,  if any, and by the title insurer,  to the extent required by the policy,  and which  assumption  agreement is a part of the  Mortgage  File and is reflected on the Mortgage Loan Schedules.

                  (d)      The Mortgage Note and the Mortgage are not subject to any right of  rescission, set-off,  counterclaim or defense, including,  without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage  Note and the Mortgage,  or the exercise of any right thereunder,  render either the Mortgage Note or the Mortgage unenforceable,  in whole or in part,  or  subject to any right of  rescission,  set-off,  counterclaim  or  defense,  including,
         without  limitation,   the  defense  of  usury,  and  no  such  right  of  rescission,   set-off,
         counterclaim  or defense has been  asserted  with respect  thereto;  and the  Mortgagor was not a debtor in any state or federal  bankruptcy  or  insolvency  proceeding  at the time the  Mortgage
         Loan was originated.

                  (e)      All  buildings or other  customarily  insured  improvements  upon the Mortgaged
         Property are insured by an insurer  generally  acceptable  to Fannie Mae and to prudent  mortgage lending  institutions  against loss by fire,  hazards of extended coverage and such other hazards as are provided  for in the Fannie Mae Guides as well as all  additional  requirements  set forth herein,  pursuant to an insurance policy  conforming to the  requirements of Customary  Servicing
         Procedures  and  providing  coverage in an amount  equal to the lesser of (i) the full  insurable value of the Mortgaged  Property or (ii) the outstanding  principal balance owing on the Mortgage
         Loan.  All  such  insurance  policies  are in full  force  and  effect  and  contain  a  standard mortgagee  clause  naming the  originator of the Mortgage  Loan,  its  successors  and assigns as mortgagee  and all  premiums  thereon  have been paid.  If the  Mortgaged  Property is in an area identified  on a flood  hazard map or flood  insurance  rate map issued by the Federal  Emergency
         Management  Agency as having  special  flood  hazards  (and such  flood  insurance  has been made available),  a flood insurance policy meeting the  requirements of the current  guidelines of the
         Federal  Insurance  Administration  is in effect which  policy  conforms to the  requirements  of
         Fannie Mae or Freddie Mac. The Mortgage  obligates the Mortgagor  thereunder to maintain all such insurance  at  the  Mortgagor’s  cost  and  expense,  and on the  Mortgagor’s  failure  to do so, authorizes  the holder of the Mortgage to maintain  such  insurance at the  Mortgagor’s  cost and expense and to seek reimbursement therefor from the Mortgagor.

                  (f)      Any and all requirements of any federal, state or local law including,  without limitation,  usury,  truth  in  lending,  real  estate  settlement  procedures,  consumer  credit protection,  equal  credit  opportunity,  fair  housing  or  disclosure  laws  applicable  to the origination  and servicing of the Mortgage Loan have been complied with; the Servicer  maintains, and shall  maintain,  evidence of such compliance as required by applicable law or regulation and shall make such  evidence  available  for  inspection  at the  Servicer’s  office  during  normal business hours upon reasonable advance notice.

                  (g)      The Mortgage has not been satisfied,  canceled,  subordinated or rescinded,  in whole or in part (other than as to  Principal  Prepayments  in full which may have been  received on or after the Cut-off Date and prior to the Closing Date),  and the Mortgaged  Property has not
         been released from the lien of the Mortgage,  in whole or in part,  nor has any  instrument  been executed  that would effect any such  satisfaction,  cancellation,  subordination,  rescission or release.  Neither the Seller nor the  Servicer  has waived the  performance  by the  Mortgagor of any action,  if the  Mortgagor’s  failure to perform such action would cause the Mortgage Loan to be in default, and neither the Seller nor the Servicer has waived any default.

                  (h)      The Mortgage is a valid, existing,  perfected and enforceable first lien on the
         Mortgaged Property,  including all improvements on the Mortgaged Property,  free and clear of all adverse claims,  liens and  encumbrances  having priority over the lien of the Mortgage,  subject only to (i) the lien of current  real  property  taxes and  assessments  not yet due and payable,
         (ii) covenants,  conditions and restrictions,  rights of way,  easements and other matters of the public  record as of the date of recording  being  acceptable  to mortgage  lending  institutions generally  and either  (A)  specifically  referred  to in the  lender’s  title  insurance  policy delivered  to the  originator  of the  Mortgage  Loan or (B) which do not  adversely  affect  the
         Appraised  Value of the Mortgaged  Property and (iii) other matters to which like  properties are commonly  subject which do not  individually  or in the aggregate  materially  interfere with the benefits of the  security  intended to be provided by the Mortgage or the use,  enjoyment,  value or marketability of the related Mortgaged Property.  Any security agreement,  chattel mortgage or equivalent  document  related to and delivered in connection  with the Mortgage Loan  establishes and creates a valid,  existing and enforceable  first lien and first priority  security  interest on the property  described  therein and the Seller has the full right to sell and assign the same to the Purchaser.

                  (i)      The  Mortgage  Note and the related  Mortgage are original and genuine and each is the legal, valid and binding  obligation of the maker thereof,  enforceable in all respects in
         accordance  with  its  terms  except  as  enforceability   may  be  limited  by  (i)  bankruptcy,
         insolvency,  liquidation,   receivership,   moratorium,  reorganization  or  other  similar  laws
         affecting  the  enforcement  of the rights of creditors  and (ii) general  principles  of equity, whether  enforcement  is sought in a proceeding  in equity or at law and the Seller has taken all action necessary to transfer such rights of enforceability to the Purchaser.

                  (j)      All parties to the Mortgage  Note and the  Mortgage  had the legal  capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage  Note and the Mortgage,  and the  Mortgage  Note and the  Mortgage  have  been duly and  properly  executed  by such  parties.
         Either the  Mortgagor is a natural  person or the related  co-borrower  or guarantor is a natural person.

                  (k)      The  proceeds  of the  Mortgage  Loan have been fully  disbursed  to or for the account of the  Mortgagor  and there is no  obligation  for the  Mortgagee to advance  additional funds  thereunder  and any and all  requirements  as to  completion  of any  on-site or  off-site improvement  and as to  disbursements  of any escrow funds  therefor have been complied with. All costs,  fees and expenses  incurred in making or closing the Mortgage  Loan and the  recording of the  Mortgage  have been paid,  and the  Mortgagor  is not  entitled to any refund of any amounts paid or due to the Mortgagee pursuant to the Mortgage Note or Mortgage.

                  (l)      The Seller and all other  parties  which have had any  interest in the Mortgage
         Loan, whether as mortgagee,  assignee,  pledgee or otherwise, are (or, during the period in which they held and disposed of such interest,  were) in compliance with any and all applicable  “doing business” and licensing  requirements of the laws of the state wherein the Mortgaged  Property is located.

                  (m)      The  Mortgage  Loan is  covered  by an ALTA or CLTA  lender’s  title  insurance policy,  acceptable to Fannie Mae or Freddie Mac, issued by a title insurer  acceptable to Fannie
         Mae or  Freddie  Mac and  qualified  to do  business  in the  jurisdiction  where  the  Mortgaged
         Property is located,  insuring  (subject to the  exceptions  contained in (h)(i),  (ii) and (iii)
         above) the Seller,  its  successors  and assigns as to the first priority lien of the Mortgage in the  original  principal  amount  of the  Mortgage  Loan and  against  any loss by  reason of the invalidity  or  unenforceability  of the lien  resulting  from  the  provisions  of the  Mortgage providing for  adjustment in the Mortgage  Interest Rate or Monthly  Payment.  The Seller and its
         successors and assigns are the sole insureds of such lender’s title  insurance  policy,  and such lender’s  title  insurance  policy is in full  force  and  effect  and will be in full  force and effect upon the  consummation of the  transactions  contemplated by this Agreement and will inure to the  benefit of the  Purchaser  and its assigns  without any further  act. No claims have been made  under  such  lender’s  title  insurance  policy,  and the  Seller  has not done,  by act or omission, anything which would impair the coverage of such lender’s title insurance policy.

                  (n)      There is no default,  breach, violation or event of acceleration existing under the  Mortgage or the Mortgage  Note and no event  which,  with the passage of time or with notice and the expiration of any grace or cure period,  would  constitute a default,  breach,  violation or event  permitting  acceleration,  and  neither  the  Seller  nor the  Servicer  has waived any default, breach, violation or event permitting acceleration.

                  (o)      There are no  mechanics’  or similar  liens or claims filed for work,  labor or material (and no rights are  outstanding  that under law could give rise to such lien)  affecting the related  Mortgaged  Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage.

                  (p)      All  improvements  which were  considered in determining the Appraised Value of the related  Mortgaged  Property lay wholly within the boundaries and building  restriction lines of the  Mortgaged  Property,  and no  improvements  on  adjoining  properties  encroach  upon the
         Mortgaged Property.

                  (q)      The  Mortgage  Loan was  originated  by a  commercial  bank or similar  banking institution  which is supervised and examined by a federal or state authority,  or by a mortgagee approved by the Secretary of HUD.

                  (r)      Principal  payments on the Mortgage Loan commenced no more than sixty (60) days after the  proceeds of the  Mortgage  Loan were  disbursed.  The  Mortgage  Loans  identified  on
         Exhibit 4is 3/1 year  adjustable-rate  mortgage  loans having an original term to maturity of not more than 30 years,  with interest  payable in arrears on the first day of the month.  As to each
         Mortgage Loan, on each applicable  Adjustment  Date, the Mortgage  Interest Rate will be adjusted to equal  the sum of the  Index  plus the  applicable  Gross  Margin,  rounded  up or down to the nearest  multiple  of  0.125%;  provided,  however,  that the  Mortgage  Interest  Rate  will not increase  or  decrease  by more than the  Initial  Rate Cap on the first  Adjustment  Date or the
         Periodic Rate Cap on any  subsequent  Adjustment  Date,  and will in no event exceed the Lifetime
         Rate Cap.  Each Mortgage  Note  requires a monthly  payment  which is  sufficient  (i) during the period prior to the first  adjustment  to the Mortgage  Interest  Rate,  to amortize the original principal  balance  fully over the  original  term  thereof  and to pay  interest  at the related
         Mortgage  Interest Rate, and (ii) during the period  following each Adjustment  Date, to amortize the  outstanding  principal  balance  fully  as of the  first  day of such  period  over the then remaining  term of such  Mortgage  Note and to pay  interest  at the  related  Mortgage  Interest
         Rate.  The Mortgage  Note does not permit  negative  amortization.  Interest on the Mortgage Note is  calculated  on the  basis of a  360-day  year  consisting  of twelve  30-day  months.  Unless otherwise  indicated on a Mortgage Loan  Schedule,  no Mortgage  Loan is a  Convertible  Mortgage
         Loan.

                  (s)      There is no proceeding  pending or, to the Seller’s  knowledge,  threatened for the total or partial  condemnation of the Mortgaged  Property and such property is in good repair and is undamaged by waste,  fire,  earthquake or earth  movement,  windstorm,  flood,  tornado or other  casualty,  so as to affect  adversely the value of the Mortgaged  Property as security for the Mortgage Loan or the use for which the premises were intended.

                  (t)      The  Mortgage  and related  Mortgage  Note contain  customary  and  enforceable provisions  such as to render the rights and  remedies  of the holder  thereof  adequate  for the realization  against the  Mortgaged  Property of the benefits of the security  provided  thereby, including (i) in the case of a Mortgage  designated as a deed of trust,  by trustee’s  sale,  and
         (ii)  otherwise by judicial  foreclosure.  To the best of the Seller’s  knowledge,  following the date of  origination  of the Mortgage  Loan,  the Mortgaged  Property has not been subject to any bankruptcy  proceeding or  foreclosure  proceeding and the Mortgagor has not filed for protection under  applicable  bankruptcy  laws.  There is no homestead or other exemption or right available to the Mortgagor or any other person which would  interfere  with the right to sell the Mortgaged
         Property at a trustee’s sale or the right to foreclose the Mortgage.

                  (u)      The  Mortgage  Note and  Mortgage  are on forms  acceptable  to  Fannie  Mae or
         Freddie Mac.

                  (v)      The Mortgage Note is not and has not been secured by any collateral  except the lien of the  corresponding  Mortgage on the Mortgaged  Property and the security  interest of any applicable security agreement or chattel mortgage referred to in (h) above.

                  (w)      The Mortgage File contains an appraisal of the related Mortgaged  Property,  in a  form  acceptable  to  Fannie  Mae  or  Freddie  Mac  and  such  appraisal  complies  with  the requirements  of FIRREA,  and was made and signed,  prior to the  approval of the  Mortgage  Loan application, by a Qualified Appraiser.

                  (x)      In the  event  the  Mortgage  constitutes  a deed of  trust,  a  trustee,  duly qualified  under  applicable law to serve as such, has been properly  designated and currently so serves and is named in the  Mortgage,  and no fees or expenses are or will become  payable by the
         Purchaser to the trustee  under the deed of trust,  except in  connection  with a trustee’s  sale after default by the Mortgagor.

                  (y)      The Mortgage  Loan is not a graduated  payment  mortgage  loan and the Mortgage
         Loan does not have a shared  appreciation,  balloon payment or other contingent interest feature, nor does it contain any “buydown” provision which is currently in effect.

                  (z)      The Mortgage  contains an  enforceable  provision for the  acceleration  of the payment of the unpaid  principal  balance of the  Mortgage  Loan in the event that the  Mortgaged
         Property is sold or transferred without the prior written consent of the mortgagee thereunder.

                  (aa)     The Mortgagor has received all disclosure  materials required by applicable law with  respect  to the  making  of  mortgage  loans  of the  same  type as the  Mortgage  Loan and rescission  materials  required by applicable  law if the Mortgage Loan is a Refinanced  Mortgage
         Loan and has  acknowledged  receipt of such  materials to the extent  required by applicable  law and such documents will remain in the Mortgage File.

                  (bb)     No Mortgage  Loan has an LTV at  origination  in excess of 95%.  Each  Mortgage
         Loan  with  an LTV at  origination  in  excess  of 80%  will be  subject  to a  Primary  Mortgage
         Insurance  Policy,  issued by an insurer  acceptable  to Fannie Mae or Freddie Mac at the time of origination,  which  insures that  portion of the  Mortgage  Loan in excess of the portion of the
         Appraised  Value of the  Mortgaged  Property as required by Fannie Mae.  All  provisions  of such
         Primary  Mortgage  Insurance Policy have been and are being complied with, such policy is in full force and effect,  and all premiums due thereunder  have been paid.  Any Mortgage  subject to any such Primary  Mortgage  Insurance  Policy  obligates  the  Mortgagor  thereunder to maintain such insurance and to pay all premiums and charges in  connection  therewith at least until the LTV of such  Mortgage  Loan is reduced to less than 80%.  The  Mortgage  Interest  Rate for the Mortgage
         Loan does not include any such  insurance  premium.  No Mortgage  Loan  requires  payment of such premiums, in whole or in part, by the Purchaser.

                  (cc)     The  Mortgaged   Property  is  lawfully  occupied  under  applicable  law,  all inspections,  licenses  and  certificates  required  to be made or  issued  with  respect  to all occupied  portions of the  Mortgaged  Property  and, with respect to the use and occupancy of the same,  including but not limited to  certificates  of occupancy,  have been made or obtained from the appropriate  authorities and no improvement  located on or part of the Mortgaged  Property is in violation of any zoning law or regulation.

                  (dd)     The  Assignment  of  Mortgage  is in  recordable  form  and is  acceptable  for recording under the laws of the jurisdiction in which the Mortgaged Property is located.

                  (ee)     All payments  required to be made prior to the Cut-off  Date for such  Mortgage
         Loan  under  the  terms of the  Mortgage  Note have been  made,  the  Mortgage  Loan has not been dishonored,  there are no material  defaults under the terms of the Mortgage Loan and no Mortgage
         Loan has been more than thirty (30) days  delinquent  more than once in the twelve  month  period immediately prior to the Cut-off Date.

                  (ff)     None of the Seller,  the  Servicer  or any prior  originator  or  servicer  has advanced  funds,  or induced,  solicited or  knowingly  received any advance from any party other than the  Mortgagor,  directly  or  indirectly,  for the  payment  of any  amount  due  under the
         Mortgage Loan.

                  (gg)     With respect to each Mortgage  Loan,  the Seller is in possession of a complete
         Mortgage File except for the documents  which have been  delivered to the Purchaser or which have been submitted for recording and not yet returned.

                  (hh)     Immediately  prior to the  payment of the  Purchase  Price,  the Seller was the sole  owner and holder of the  Mortgage  Loans and the  indebtedness  evidenced  by the  Mortgage
         Note.  The Mortgage  Loans,  including the Mortgage  Note and the Mortgage,  were not assigned or pledged by the Seller and the Seller had good and marketable  title  thereto,  and the Seller had full  right to  transfer  and sell the  Mortgage  Loans to the  Purchaser  free and  clear of any encumbrance,  participation  interest,  lien, equity,  pledge, claim or security interest and had full right and  authority  subject to no  interest or  participation  in, or  agreement  with any other  party  to sell or  otherwise  transfer  the  Mortgage  Loans.  Following  the  sale of the
         Mortgage  Loan,  the Purchaser  will own such  Mortgage  Loan free and clear of any  encumbrance, equity,  participation  interest,  lien, pledge,  charge, claim or security interest.  The Seller intends to  relinquish  all rights to monitor,  possess and control the  Mortgage  Loan except in connection  with  the  servicing  of the  Mortgage  Loan by the  Servicer  as set  forth  in this
         Agreement.  After the Closing  Date,  neither the Seller nor the Servicer  will have any right to modify  or alter  the terms of the sale of the  Mortgage  Loan and  neither  the  Seller  nor the
         Servicer will have any obligation or right to repurchase  the Mortgage  Loan,  except as provided in this Agreement or as otherwise agreed to by the Seller, the Servicer and the Purchaser.

                  (ii)     Any future advances made prior to the Cut-off Date have been  consolidated with the outstanding  principal amount secured by the Mortgage,  and the secured  principal amount, as consolidated,  bears a single  interest rate and single  repayment term. The lien of the Mortgage securing the  consolidated  principal  amount is expressly  insured as having first lien priority by a title insurance policy,  an endorsement to the policy insuring the mortgagee’s  consolidated interest or by other title  evidence  acceptable to Fannie Mae and Freddie Mac. The  consolidated principal amount does not exceed the original principal amount of the Mortgage Loan.

                  (jj)     The  Mortgage  Loan  was  underwritten  in  accordance  with  the  Underwriting
         Guidelines  in  effect  at the  time  of  origination  with  exceptions  thereto  exercised  in a reasonable manner.

                  (kk)     The  Mortgaged  Property  is located  in the state  identified  in the  related
         Mortgage Loan  Schedule and consists of a parcel of real  property with a detached  single family residence  erected  thereon,  or a two- to  four-family  dwelling,  or an individual  condominium unit,  or an  individual  unit  in a  planned  unit  development;  provided,  however,  that  any condominium  project  or  planned  unit  development  generally  conforms  with the  Underwriting
         Guidelines   regarding  such  dwellings,   and  no  residence  or  dwelling  is  a  mobile  home,
         manufactured dwelling or cooperative.

                  (ll)     If the Mortgaged  Property is a condominium  unit or a planned unit development
         (other than a de minimis planned unit  development)  such condominium or planned unit development project  meets  Fannie  Mae or Freddie  Mac  eligibility  requirements  for sale to Fannie Mae or
         Freddie  Mac,  as the case may be, or is located in a  condominium  or planned  unit  development project  which has  received  Fannie Mae or Freddie  Mac project  approval or as to which  Fannie
         Mae’s and Freddie Mac’s eligibility requirements have been waived.

                  (mm)     The Seller used no adverse selection  procedures in selecting the Mortgage Loan from  among  the  outstanding  first-lien,  residential  mortgage  loans  owned by it which  were available for inclusion in the Mortgage Loans.

                  (nn)     Each Mortgage Loan is a “qualified  mortgage” within Section  860G(a)(3) of the
         Code.

                  (oo)     With respect to each Mortgage  where a lost note  affidavit has been  delivered to the Trustee in place of the related  Mortgage Note, the related  Mortgage Note is no longer in existence.  Each  such  lost note  affidavit  is  substantially  in the form  attached  hereto as
         Exhibit 6.

                  (pp)     No fraud, error, omission, misrepresentation,  negligence or similar occurrence with  respect to the  Mortgage  Loan has taken place on the part of the Seller,  the  Servicer or any  originator  or servicer or the  Mortgagor or on the part of any other party  involved in the origination of the Mortgage Loan.

                  (qq)     The  origination  practices used by the Seller and the collection and servicing practices  used by the  Servicer  with  respect to each  Mortgage  Loan have been in all respects legal,  proper,  prudent and customary in the mortgage origination and servicing industry and the collection and servicing  practices  used by the Servicer have been  acceptable to Fannie Mae and
         Freddie Mac.

                  (rr)     The Mortgagor is not in bankruptcy  and is not insolvent and neither the Seller nor the  Servicer  have any  knowledge  of any  circumstances  or  condition  with respect to the
         Mortgage,  the Mortgaged  Property,  the Mortgagor or the Mortgagor’s  credit standing that could reasonably  be  expected  to cause  investors  to regard  the  Mortgage  Loan as an  unacceptable investment,  cause the Mortgage  Loan to become  delinquent or  materially  adversely  affect the value or the marketability of the Mortgage Loan.

                  (ss)     The  Mortgagor  has not  notified the Seller or the  Servicer,  and neither the
         Seller nor the Servicer has knowledge of any relief  requested or allowed to the Mortgagor  under the Soldiers’ and Sailors’ Civil Relief Act of 1940.

                  (tt)     No  Mortgage  Loan  was  made  in  connection  with  (i)  the  construction  or rehabilitation  of a  Mortgaged  Property  or (ii)  facilitating  the  trade-in  or exchange of a
         Mortgaged Property.

                  (uu)     There is no pending  action or  proceeding  directly  involving  any  Mortgaged
         Property  of  which  the  Seller  or  the  Servicer  is  aware  in  which   compliance  with  any
         environmental  law,  rule or  regulation  is an issue and nothing  further  remains to be done to satisfy  in  full  all  requirements  of  each  such  law,  rule  or  regulation  constituting  a prerequisite to use and enjoyment of said property.

                  (vv)     No action,  inaction,  or event has occurred and no state of affairs  exists or has existed  that has  resulted or will result in the  exclusion  from,  denial of, or defense to coverage under any  applicable  special  hazard  insurance  policy,  Primary  Mortgage  Insurance
         Policy  or  bankruptcy  bond,  irrespective  of  the  cause  of  such  failure  of  coverage.  In connection with the placement of any such insurance,  no commission,  fee, or other  compensation has been or will be received by the Seller or the  Servicer or any  designee of the Seller or the
         Servicer or any  corporation  in which the Seller,  the  Servicer or any  officer,  director,  or employee of the Seller or the  Servicer  had a financial  interest  at the time of  placement  of such insurance.

                  (ww)     With  respect  to any  ground  lease  to  which  a  Mortgaged  Property  may be subject:  (A) the  Mortgagor  is the owner of a valid and  subsisting  leasehold  interest  under such  ground  lease;  (B) such  ground  lease is in full  force and  effect,  unmodified  and not supplemented  by any  writing  or  otherwise;  (C) all rent,  additional  rent and other  charges reserved  therein  have been fully paid to the extent  payable as of the  Closing  Date;  (D) the
         Mortgagor  enjoys the quiet and peaceful  possession of the leasehold  estate;  (E) the Mortgagor is not in default  under any of the terms of such ground  lease,  and there are no  circumstances which,  with the  passage  of time or the giving of notice,  or both,  would  result in a default under such ground  lease;  (F) the lessor under such ground lease is not in default  under any of the  terms or  provisions  of such  ground  lease on the part of the  lessor  to be  observed  or performed;  (G) the lessor  under such  ground  lease has  satisfied  any repair or  construction obligations  due as of the  Closing  Date  pursuant to the terms of such  ground  lease;  (H) the execution,  delivery  and  performance  of the  Mortgage do not  require the consent  (other than those  consents  which have been obtained and are in full force and effect)  under,  and will not contravene  any provision of or cause a default  under,  such ground  lease;  and (I) the term of such lease does not terminate earlier than the maturity date of the Mortgage Note.

                  (xx)     With respect to escrow  deposits and payments  that the Servicer is entitled to collect,  all such payments are in the possession  of, or under the control of the Servicer,  and there  exist no  deficiencies  in  connection  therewith  for which  customary  arrangements  for repayment  thereof  have  not  been  made.  All  escrow  payments  have  been  collected  in full compliance  with state and  federal  law and the  provisions  of the  related  Mortgage  Note and
         Mortgage.  As to any  Mortgage  Loan that is the  subject  of an  escrow,  escrow of funds is not prohibited by applicable law and has been  established  in an amount  sufficient to pay for every escrowed  item that  remains  unpaid and has been  assessed  but is not yet due and  payable.  No escrow  deposits or other charges or payments due under the Mortgage  Note have been  capitalized under any Mortgage or the related Mortgage Note.

                  (yy)     With respect to each  Mortgage Loan that is a Convertible  Mortgage  Loan,  the
         Mortgage  Interest  Rate may be converted by the  Mortgagor in  accordance  with the terms of the related  Mortgage  Note to a fixed rate of interest.  The  conversion  term on such Mortgage Loan is equal to  Fannie  Mae’s  posted  yield as in  effect  for sixty  (60) day  mandatory  delivery commitments for  conventional  first  mortgages plus a margin ranging from 0.625% to 1.25%.  Such conversion option may be exercised on the first, second or third Adjustment Date.

         Subsection 7.02   Seller and Servicer Representations.

         The Seller and the Servicer hereby represent and warrant to the Purchaser that, as to itself as of the Closing Date:

                  (a)      It is a national banking association,  duly organized, validly existing, and in good  standing  under the laws of the United  States and has all  licenses  necessary to carry on its  business as now being  conducted  and is  licensed,  qualified  and in good  standing in the states where the  Mortgaged  Property is located if the laws of such state  require  licensing or qualification  in order to  conduct  business  of the type  conducted  by it.  It is an  approved seller/servicer  in good standing of  conventional  residential  mortgage loans for Fannie Mae or
         Freddie Mac and is a  HUD-approved  mortgagee  under Section 203 of the National  Housing Act. It has  corporate  power and  authority  to execute and  deliver  this  Agreement  and to perform in accordance  herewith;  the execution,  delivery and performance of this Agreement  (including all instruments of transfer to be delivered  pursuant to this  Agreement) by it and the  consummation of the transactions  contemplated hereby have been duly and validly  authorized.  This Agreement, assuming  due  authorization,  execution  and  delivery by the  Purchaser,  evidences  the legal,
         valid,  binding  and  enforceable   obligation  of  it,  subject  to  applicable  law  except  as
         enforceability  may  be  limited  by  (i)  bankruptcy,  insolvency,  liquidation,   receivership,
         moratorium,  reorganization  or other  similar laws  affecting the  enforcement  of the rights of creditors and (ii) general  principles of equity,  whether  enforcement is sought in a proceeding in  equity  or at law.  All  requisite  corporate  action  has  been  taken  by it to  make  this
         Agreement valid and binding upon it in accordance with the terms of this Agreement.

                  (b)      No consent,  approval,  authorization or order is required for the transactions contemplated by this Agreement from any court,  governmental  agency or body, or federal or state regulatory  authority  having  jurisdiction  over it or, if  required,  such  consent,  approval, authorization or order has been or will, prior to the Closing Date, be obtained.

                  (c)      The consummation of the transactions  contemplated by this Agreement are in its ordinary  course of business  and will not result in the breach of any term or  provision  of its charter  or  by-laws or result in the breach of any term or  provision  of, or  conflict  with or constitute  a  default  under  or  result  in the  acceleration  of  any  obligation  under,  any agreement,  indenture  or loan or  credit  agreement  or  other  instrument  to  which  it or its property is subject,  or result in the violation of any law, rule,  regulation,  order,  judgment or decree to which it or its property is subject.

                  (d)      Its  transfer,  assignment  and  conveyance  of  the  Mortgage  Notes  and  the
         Mortgages  pursuant  to this  Agreement  are not  subject  to the bulk  transfer  or any  similar statutory provisions in effect in any applicable jurisdiction.

                  (e)      There is no action, suit,  proceeding or investigation  pending or, to its best knowledge,  threatened against it which,  either  individually or in the aggregate,  would result in any material adverse change in its business,  operations,  financial condition,  properties or assets,  or in any  material  impairment  of its  right  or  ability  to  carry  on its  business substantially  as now conducted or which would draw into question the validity of this  Agreement or the Mortgage  Loans or of any action taken or to be taken in connection  with its  obligations contemplated  herein,  or which would materially impair its ability to perform under the terms of this Agreement.

                  (f)      It does not believe,  nor does it have any reason or cause to believe,  that it cannot perform each and every covenant contained in this Agreement.

                  (g)      It  acknowledges  and  agrees  that the  Servicing  Fee shall be treated by the
         Servicer,  for accounting and tax purposes,  as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement.

                  (h)      It has determined  that the  disposition of the Mortgage Loans pursuant to this
         Agreement will be afforded sale treatment for accounting and tax purposes.

                  (i)      It is solvent  and the sale of the  Mortgage  Loans will not cause it to become insolvent.  The sale of the Mortgage  Loans is not  undertaken  with the intent to hinder,  delay or defraud any of its creditors.

                  (j)      It has not dealt with any  broker,  investment  banker,  agent or other  person that may be  entitled  to any  commission  or  compensation  in  connection  with the sale of the
         Mortgage Loans.

Subsection 7.03  Remedies for Breach of Representations and Warranties.

         It is understood  and agreed that the  representations  and  warranties  set forth in Subsections
7.01 and 7.02  shall  survive  the sale of the  Mortgage  Loans to the  Purchaser  and shall  inure to the benefit of the Purchaser,  notwithstanding  any restrictive or qualified  endorsement on any Mortgage Note or  Assignment  of  Mortgage  or the  examination  or lack  of  examination  of any  Mortgage  File.  Upon discovery  by  the  Seller,  the  Servicer  or  the  Purchaser  of  a  breach  of  any  of  the  foregoing representations  and warranties which materially and adversely  affects the value of the Mortgage Loans or the interest of the  Purchaser  therein (or which  materially  and  adversely  affects the interest of the
Purchaser  in or the value of the  related  Mortgage  Loan in the case of a  representation  and  warranty relating to a particular  Mortgage  Loan),  the party  discovering  such breach shall give prompt  written notice to the others.

                  Within  sixty (60) days of the  earlier of either  discovery  by or notice to either the
Seller or the  Servicer of any breach of a  representation  or warranty  which  materially  and  adversely affects the value of a Mortgage Loan or the Mortgage Loans or the interest of the Purchaser  therein,  the
Seller or the  Servicer,  as the case may be, shall use its best  efforts  promptly to cure such breach in all material  respects  and, if such breach  cannot be cured,  the Seller shall  repurchase  such Mortgage
Loan or  Mortgage  Loans at the  Repurchase  Price.  However,  the Seller  may,  at its  option,  with the
Purchaser’s prior approval,  such approval not to be withheld  unreasonably,  and assuming that the Seller has a Substitute  Mortgage Loan,  rather than repurchase the Mortgage Loan as provided above,  remove such
Mortgage Loan and substitute in its place a Substitute  Mortgage Loan or Loans;  provided,  however,  that any such  substitution  shall be effected  within two (2) years of the Closing  Date. If the Seller has no
Substitute  Mortgage Loan, it shall  repurchase the deficient  Mortgage Loan. Any repurchase of a Mortgage
Loan pursuant to the  foregoing  provisions of this  Subsection  7.03 shall occur on a date  designated by the  Purchaser  and shall be  accomplished  by the Seller  remitting by wire transfer to the Purchaser the amount of the Repurchase Price.

                  At the time of  repurchase  of any  deficient  Mortgage  Loan (or removal of any Deleted
Mortgage  Loan),  the  Purchaser  and the Seller  shall  arrange  for the  assignment  of the  repurchased
Mortgage Loan (or Deleted  Mortgage  Loan) to the Seller or its designee and the delivery to the Seller of any documents held by the Purchaser  relating to the  repurchased  Mortgage Loan in the manner required by this  Agreement  with respect to the purchase and sale of such  Mortgage  Loan on the Closing Date. In the event a deficient Mortgage Loan is repurchased,  the Seller shall,  simultaneously  with its remittance to the Purchaser of such  Repurchase  Price,  give written notice to the Purchaser  that such  repurchase has taken place.  Upon such  repurchase,  the related Mortgage Loan Schedule shall  simultaneously  be amended to reflect the withdrawal of the repurchased Mortgage Loan from this Agreement.

                  As to  any  Deleted  Mortgage  Loan  for  which  the  Seller  substitutes  one  or  more
Substitute  Mortgage Loans,  the Seller shall effect such  substitution by delivering to the Purchaser for each Substitute  Mortgage Loan the Mortgage Note, the Mortgage,  the Assignment of Mortgage and such other documents and  agreements as are required by Subsection  6.03.  The Seller shall remit to the Servicer for distribution  the Monthly Payment due on each Substitute  Mortgage Loan in the month following the date of such  substitution.  Monthly  Payments  due with  respect  to  Substitute  Mortgage  Loans in the month of substitution  will be  retained  by the  Seller.  For the  month  of  substitution,  distributions  to the
Purchaser  will  include  the  Monthly  Payment  due  on  such  Deleted  Mortgage  Loan  in the  month  of substitution,  and the Seller shall thereafter be entitled to retain all amounts subsequently  received by it in respect of such Deleted  Mortgage  Loan.  The Seller shall give written notice to the Purchaser that such  substitution  has taken  place and shall  amend the related  Mortgage  Loan  Schedule to reflect the removal  of such  Deleted  Mortgage  Loan from the terms of this  Agreement  and the  substitution  of the
Substitute  Mortgage Loan. Upon such substitution,  each Substitute  Mortgage Loan shall be subject to the terms of this  Agreement  in all  respects,  and the Seller  shall be deemed to have made with  respect to such  Substitute  Mortgage  Loan,  as of the date of  substitution,  the  covenants,  representations  and warranties set forth in Subsections 7.01 and 7.02.

                  For any month in which the Seller  substitutes  one or more  Substitute  Mortgage  Loans for one or more  Deleted  Mortgage  Loans,  the  Seller  will  determine  the amount (if any) by which the aggregate  principal balance of all such Substitute  Mortgage Loans as of the date of substitution is less than the aggregate  Stated  Principal  Balance of all such Deleted  Mortgage  Loans (after  application of scheduled  principal  payments due in the month of  substitution).  The amount of such shortfall,  plus an amount equal to the aggregate of any Monthly  Advances made with respect to such Deleted  Mortgage  Loans, shall be  remitted  to the  Servicer  by the  Seller  for  distribution  by the  Servicer  in the month of substitution.

                 In addition to such cure,  repurchase and  substitution  obligations,  the Seller or the Servicer shall indemnify the Purchaser and hold it harmless against any  out-of-pocket  losses,  penalties,  fines, forfeitures,  reasonable  and  necessary  legal fees and  related  costs,  judgments,  and other costs and expenses  resulting  from any claim,  demand,  defense or assertion by any third party that is based on or grounded upon, or resulting from, a breach of the Seller or the Servicer,  as applicable,  representations and warranties  contained in this Agreement;  provided,  however,  indemnification  shall not be available for any economic  losses of the Purchaser due to  reinvestment  losses,  loss of investment  income or any other special, indirect or consequential losses or damages.

                  No action may be brought  against the Seller or the Servicer,  as  applicable,  relating to or arising out of the breach of any  representations  and warranties  made in Subsections  7.01 or 7.02 with  respect to any  Mortgage  Loan unless and until (i)  discovery  of such breach by the  Purchaser  or notice  thereof by the Seller or the Servicer to  Purchaser,  (ii) failure by the Seller or the  Servicer, as  applicable,  to cure such breach,  repurchase  such  Mortgage  Loan as specified  above,  substitute a
Substitute  Mortgage  Loan for such Mortgage  Loan as specified  above and/or  indemnify the Purchaser and
(iii) demand upon the Seller or the Servicer,  as  applicable,  by the Purchaser for  compliance  with the terms of this Agreement.

                  It is  understood  and agreed that the  obligations  of the Seller or the  Servicer,  as applicable,  set forth in this Subsection 7.03 to cure,  repurchase or substitute for a defective Mortgage
Loan and/or to indemnify the Purchaser  constitute the sole remedies of the Purchaser  respecting a breach of the representations and warranties set forth in Subsections 7.01 and 7.02.

Subsection 7.04  Repurchase of Certain Prepaid or Converted Mortgage Loans.

         If the principal  balance due on a Mortgage  Loan is paid in full prior to the Closing Date,  the
Seller  shall remit to the  Purchaser  an amount  equal to the  product of (i) the excess of the  purchase price  percentage  as  calculated  in  Section  4 over  100%,  times  (ii) the  amount  of such  Principal
Prepayment  in full.  If any  Mortgagor  converts the  adjustable  Mortgage  Interest  Rate on any related
Convertible  Mortgage  Loan  to  a  fixed  Mortgage  Interest  Rate,  the  Seller  shall  repurchase  that
Convertible  Mortgage  Loan  prior to the next  scheduled  Due Date for such  Mortgage  Loan  pursuant  to
Section 7.03.
                                           SECTION 8.  Closing.

                  The  closing for the  purchase  and sale of the  Mortgage  Loans shall take place on the
Closing  Date.  The  closing  shall be by  telephone,  confirmed  by letter or wire as the  parties  shall agree.  The closing shall be subject to each of the following conditions:

                  (a)      all of the  representations  and  warranties  of the Seller and the Servicer in this  Agreement  shall be true and  correct  as of the  Closing  Date  and no  event  shall  have occurred which,  with notice or the passage of time,  would  constitute an Event of Default under this Agreement;

                  (b)      the Seller’s  attorneys shall have received in escrow all Closing  Documents as specified in Section 9, in such forms as are agreed upon and  acceptable to the  Purchaser,  duly executed by all signatories as required pursuant to the terms hereof; and

                  (c)      all other terms and conditions of this  Agreement  required to be complied with or performed shall have been complied with or performed.

                                     SECTION 9.  Closing Documents.

                  On the Closing  Date,  the Seller and the  Servicer  shall  deliver to the  Purchaser in escrow fully executed originals of:

                  (a)      this Agreement, executed by the Seller and the Servicer;

                  (b)      an Officer’s  Certificate,  in the form of Exhibit 1 hereto, for the Seller and the Servicer including all attachments thereto;

                  (c)      each Mortgage Loan Schedule, one copy to be attached hereto; and

                  (d)      an opinion of in-house  counsel for the Seller and the Servicer,  substantially in the form attached hereto as Exhibit 7.

                                           SECTION 10.  Costs.

                  The Seller and the Servicer shall pay any  commissions  due their salesmen and the legal fees and expenses of their  attorneys.  The Purchaser  shall pay the cost of delivering the Mortgage Files to the Purchaser or its  designee,  the cost of recording  the  Assignments  of Mortgage and any custodial fees  incurred in  connection  with the release of any Mortgage  Loan  Documents as may be required by its servicing  activities  hereunder.  All other costs and expenses  incurred in  connection  with the sale of the  Mortgage  Loans  by the  Seller  to the  Purchaser,  including  without  limitation  the  Purchaser’s attorneys’ fees, shall be paid by the Purchaser.

                       SECTION 11.  Administration and Servicing of Mortgage Loans.

Subsection 11.01  Servicer to Act as Servicer; Subservicing.

                  The Servicer, as an independent contractor, shall service and administer the Mortgage
Loans in accordance with this Agreement and Customary Servicing Procedures and the terms of the Mortgage
Notes and Mortgages, and shall have full power and authority, acting alone or through subservicers or agents, to do or cause to be done any and all things in connection with such servicing and administration which the Servicer may deem necessary or desirable and consistent with the terms of this
Agreement.  The Servicer may perform its servicing responsibilities through agents or independent contractors, but shall not thereby be released from any of its responsibilities hereunder.
Notwithstanding anything to the contrary, the Servicer may delegate any of its duties under this
Agreement to one or more of its affiliates without regard to any of the requirements of this section;
provided, however, that the Servicer shall not be released from any of its responsibilities hereunder by virtue of such delegation.  The Mortgage Loans may be subserviced by one or more unaffiliated subservicers on behalf of the Servicer provided each subservicer is a Fannie Mae approved seller/servicer or a Freddie Mac approved seller/servicer in good standing, and no event has occurred, including but not limited to a change in insurance coverage, that would make it unable to comply with the eligibility for seller/servicers imposed by Fannie Mae or Freddie Mac, or which would require notification to Fannie Mae or Freddie Mac.  The Servicer shall pay all fees and expenses of the subservicer from its own funds (provided that any such expenditures that would constitute Servicing
Advances if made by the Servicer hereunder shall be reimbursable to the Servicer as Servicing Advances), and the subservicer’s fee shall not exceed the Servicing Fee.

         At the cost and expense of the Servicer, without any right of reimbursement from the Custodial
Account, the Servicer shall be entitled to terminate the rights and responsibilities of a subservicer and arrange for any servicing responsibilities to be performed by a successor subservicer meeting the requirements in the preceding paragraph; provided, however, that nothing contained herein shall be deemed to prevent or prohibit the Servicer, at the Servicer’s option, from electing to service the related Mortgage Loans itself.  If the Servicer’s responsibilities and duties under this Agreement are terminated and if requested to do so by the Purchaser, the Servicer shall at its own cost and expense terminate the rights and responsibilities of the subservicer as soon as is reasonably possible.  The
Servicer shall pay all fees, expenses or penalties necessary in order to terminate the rights and responsibilities of the subservicer from the Servicer’s own funds without reimbursement from the
Purchaser.

         The Servicer shall be entitled to enter into an agreement with the subservicer for indemnification of the Servicer by the subservicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification.

         Any subservicing agreement and any other transactions or services relating to the Mortgage
Loans involving the subservicer shall be deemed to be between the subservicer and Servicer alone, and the Purchaser shall have no obligations, duties or liabilities with respect to the subservicer including no obligation, duty or liability of Purchaser to pay the subservicer’s fees and expenses.  For purposes of distributions and advances by the Servicer pursuant to this Agreement, the Servicer shall be deemed to have received a payment on a Mortgage Loan when the subservicer has received such payment.

         Consistent with the terms of this Agreement,  the Servicer may waive,  modify or vary any term of any  Mortgage  Loan or  consent  to the  postponement  of strict  compliance  with any such term or in any manner grant  indulgence to any  Mortgagor;  provided,  however,  that (unless the Mortgagor is in default with respect to the Mortgage  Loan,  or such default is, in the judgment of the  Servicer,  imminent,  and the  Servicer  has the consent of the  Purchaser)  the  Servicer  shall not enter into any payment plan or agreement  to  modify  payments  with a  Mortgagor  lasting  more  than  six  (6)  months  or  permit  any modification  with  respect  to any  Mortgage  Loan that would  change the  Mortgage  Interest  Rate,  the
Lifetime Rate Cap, the Initial Rate Cap, the Periodic  Rate Cap or the Gross Margin,  defer or forgive the payment of any  principal  or  interest,  change  the  outstanding  principal  amount  (except  for actual payments of  principal),  make any future  advances or extend the final maturity date, as the case may be, with respect to such Mortgage Loan.  Without  limiting the  generality of the  foregoing,  the Servicer in its own name or  acting  through  subservicers  or  agents  is  hereby  authorized  and  empowered  by the
Purchaser when the Servicer  believes it appropriate  and reasonable in its best judgment,  to execute and deliver,  on behalf of itself and the Purchaser,  all instruments of satisfaction or  cancellation,  or of partial or full release,  discharge  and all other  comparable  instruments,  with respect to the Mortgage
Loans and the Mortgaged  Properties and to institute  foreclosure  proceedings or obtain a deed-in-lieu of foreclosure  so as to convert the ownership of such  properties,  and to hold or cause to be held title to such properties, on behalf of the Purchaser pursuant to the provisions of Subsection 11.13.

         The  Servicer  shall  notify  the  Purchaser  of  its  intention  to  institute  any  foreclosure proceeding  no less than ten (10) days prior to  initiating  such  proceeding.  The Servicer  shall notify the Purchaser of its intention to accept a  deed-in-lieu  of  foreclosure  or a partial  release of any of the Mortgaged  Property  subject to the lien of the Mortgage no less than ten (10) days prior to accepting such  deed-in-lieu  or partial  release  and shall only  accept such  deed-in-lieu  or grant such  partial release  if the  Purchaser  has not  objected  before  the end of the  tenth day  after  delivery  of such notice.  In connection  with any  foreclosure  sale,  the Servicer  shall consult with the Purchaser  with regard to a bid price for the related  Mortgaged  Property and shall set such bid price in accordance with the Purchaser’s  instructions.  The Servicer shall make all required  Servicing Advances and shall service and administer  the Mortgage  Loans in accordance  with all applicable  laws,  rules and  regulations  and shall  provide to the  Mortgagors  any reports  required to be provided  to them  thereby.  The  Purchaser shall  furnish  to the  Servicer  any powers of  attorney  and other  documents  reasonably  necessary  or appropriate  to enable the  Servicer  to carry out its  servicing  and  administrative  duties  under this
Agreement.

         Notwithstanding  anything to the contrary  contained  herein, in connection with a foreclosure or acceptance  of a  deed-in-lieu  of  foreclosure,  if the Servicer has  reasonable  cause to believe that a
Mortgaged  Property is  contaminated  by  hazardous or toxic  substances  or wastes,  or if the  Purchaser otherwise requests an environmental  inspection or review of such Mortgaged  Property,  such an inspection or review is to be conducted by a qualified  inspector at the  Purchaser’s  expense.  Upon  completion  of the  inspection,  the  Servicer  shall  promptly  provide  the  Purchaser  with a  written  report  of the environmental  inspection.  After  reviewing  the  inspection,  the  Purchaser  shall  determine  how  the
Servicer shall proceed with respect to the Mortgaged Property.

Subsection 11.02  Liquidation of Mortgage Loans.

         In the event that any payment due under any  Mortgage  Loan is not paid when the same becomes due and payable,  or in the event the Mortgagor  fails to perform any other  covenant or obligation  under the
Mortgage Loan and such failure  continues  beyond any  applicable  grace period,  the Servicer  shall take such action as it shall deem to be in the best  interest of the  Purchaser.  In the event that any payment due under any Mortgage  Loan  remains  delinquent  for a period of ninety (90) days or more,  the Servicer shall  commence  foreclosure  proceedings  in  accordance  with  Customary  Servicing  Procedures  and the guidelines  set forth by Fannie Mae or Freddie Mac. In such  connection,  the Servicer  shall from its own funds make all  necessary  and proper  Servicing  Advances.  If the  portion of any  Liquidation  Proceeds allocable  as a recovery  of  interest  on any  Mortgage  Loan is less than the full amount of accrued and unpaid  interest on such  Mortgage Loan as of the date such  proceeds are  received,  then the  applicable
Servicing  Fees  with  respect  to such  Mortgage  Loan  shall be paid  first  and any  amounts  remaining thereafter shall be distributed to the Purchaser.

Subsection 11.03  Collection of Mortgage Loan Payments.

         Continuously  from the date hereof until the  principal  and  interest on all Mortgage  Loans are paid in full, the Servicer will proceed  diligently,  in accordance  with this  Agreement,  to collect all payments due under each of the Mortgage  Loans when the same shall  become due and payable.  Further,  the
Servicer  will  in  accordance  with  Customary  Servicing   Procedures   ascertain  and  estimate  taxes,
assessments,  fire and hazard insurance premiums,  premiums for Primary Mortgage Insurance  Policies,  and all other  charges  that,  as  provided in any  Mortgage,  will become due and payable to the end that the installments  payable by the  Mortgagors  will be  sufficient  to pay such charges as and when they become due and payable.

Subsection 11.04  Establishment of Custodial Account; Deposits in Custodial Account.

         The  Servicer  shall  segregate  and hold all  funds  collected  and  received  pursuant  to each
Mortgage  Loan  separate and apart from any of its own funds and general  assets and shall  establish  and maintain  one or more  Custodial  Accounts  (collectively,  the  “Custodial  Account”),  titled  “Bank  of
America,  N.A., in trust for [NAME OF PURCHASER] as Purchaser of Mortgage  Loans and various  Mortgagors.”
Such Custodial  Account shall be established  with a commercial bank, a savings bank or a savings and loan association  (which may be a depository  affiliate of the Servicer)  which meets the  guidelines set forth by  Fannie  Mae or  Freddie  Mac  as an  eligible  depository  institution  for  custodial  accounts.  The
Custodial  Account  shall  initially  be  established  and  maintained  at Bank of America,  N.A.,  or any successor  thereto,  and  shall  not be  transferred  to any  other  depository  institution  without  the
Purchaser’s  approval,  which shall not unreasonably be withheld. In any case, the Custodial Account shall be insured by the FDIC in a manner which shall provide maximum  available  insurance  thereunder and which may be drawn on by the Servicer.

         The Servicer  shall deposit in the  Custodial  Account on a daily basis,  and retain  therein the following  payments and  collections  received or made by it subsequent to the Cut-off Date (other than in respect of principal and interest on the Mortgage Loans due on or before the Cut-off Date):

                  (a)      all payments on account of principal,  including Principal Prepayments,  on the
         Mortgage Loans;

                  (b)      all  payments  on account of  interest on the  Mortgage  Loans  adjusted to the
         Mortgage Loan Remittance Rate;

                  (c)      all Liquidation Proceeds;

                  (d)      all proceeds received by the Servicer under any title insurance policy,  hazard insurance  policy,  Primary  Mortgage  Insurance  Policy or other  insurance  policy  other  than proceeds  to be held in the  Escrow  Account  and  applied  to the  restoration  or repair of the
         Mortgaged  Property  or  released  to  the  Mortgagor  in  accordance  with  Customary  Servicing
         Procedures;

                  (e)      all awards or  settlements  in respect of  condemnation  proceedings or eminent domain  affecting  any Mortgaged  Property  which are not released to the Mortgagor in accordance with Customary Servicing Procedures;

                  (f)      any amount  required  to be  deposited  in the  Custodial  Account  pursuant to
         Subsections 11.15, 11.17 and 11.19;

                  (g)      any amount  required to be deposited by the Servicer in connection with any REO
         Property pursuant to Subsection 11.13;

                  (h)      all amounts  required  to be  deposited  by the  Servicer  in  connection  with shortfalls in principal  amount of Qualified  Substitute  Mortgage  Loans  pursuant to Subsection
         7.03;

                  (i)      with respect to each  Principal  Prepayment  in full,  an amount (to be paid by the  Servicer  out of its own funds)  which,  when added to all  amounts  allocable  to  interest received in connection  with the Principal  Prepayment  in full,  equals one month’s  interest on the amount of principal so prepaid for the month of  prepayment at the  applicable  Mortgage Loan
         Remittance  Rate;  provided,  however,  that the  Servicer’s  aggregate  obligations  under  this paragraph  for any  month  shall be  limited  to the  total  amount of  Servicing  Fees  actually received with respect to the Mortgage Loans by the Servicer during such month; and

                  (j)      amounts  required  to be  deposited  by the  Servicer  in  connection  with the deductible clause of any hazard insurance policy.

The foregoing  requirements for deposit in the Custodial  Account shall be exclusive,  it being understood and agreed  that,  without  limiting  the  generality  of the  foregoing,  payments  in the nature of late payment  charges,  assumption  fees and other  ancillary fees need not be deposited by the Servicer in the
Custodial Account.

         The Servicer may invest the funds in the  Custodial  Account in Eligible  Investments  designated in the name of the  Servicer  for the  benefit of the  Purchaser,  which  shall  mature not later than the
Business Day next preceding the Remittance  Date next following the date of such  investment  (except that
(A) any investment in the  institution  with which the Custodial  Account is maintained may mature on such
Remittance  Date and (B) any other  investment  may mature on such  Remittance  Date if the Servicer shall advance  funds  on  such  Remittance  Date,  pending  receipt  thereof  to the  extent  necessary  to make distributions  to the Purchaser)  and shall not be sold or disposed of prior to maturity.  Notwithstanding anything to the contrary  herein and above,  all income and gain realized from any such  investment  shall be for the benefit of the  Servicer  and shall be subject to  withdrawal  by the  Servicer.  The amount of any losses  incurred in respect of any such  investments  shall be deposited in the  Custodial  Account by the Servicer out of its own funds immediately as realized.

Subsection 11.05  Withdrawals From the Custodial Account.

         The  Servicer  shall,  from time to time,  withdraw  funds  from the  Custodial  Account  for the following purposes:

                  (a)      to make  payments to the  Purchaser  in the amounts and in the manner  provided for in Subsection 11.15;

                  (b)      to reimburse itself for P&I Advances,  the Servicer’s right to reimburse itself pursuant  to this  subclause  (b) with  respect to any  Mortgage  Loan  being  limited to related
         Liquidation  Proceeds,  Condemnation  Proceeds,  Insurance Proceeds and such other amounts as may be collected by the Servicer  from the Mortgagor or otherwise  relating to the Mortgage  Loan, it being  understood  that,  in the case of any such  reimbursement,  the  Servicer’s  right thereto shall be prior to the rights of the Purchaser  with respect to such Mortgage  Loan,  except that, where the Seller is required to  repurchase a Mortgage  Loan,  pursuant to Subsection  7.03,  the
         Servicer’s  right to such  reimbursement  shall be  subsequent to the payment to the Purchaser of the Repurchase  Price pursuant to Subsection  7.03, and all other amounts  required to be paid to the Purchaser with respect to such Mortgage Loan;

                  (c)      to  reimburse  itself  for any  unpaid  Servicing  Fees  and  for  unreimbursed
         Servicing  Advances,  the  Servicer’s  right to reimburse  itself  pursuant to this subclause (c)
         with respect to any Mortgage Loan being  limited to related  Liquidation  Proceeds,  Condemnation
         Proceeds,  Insurance  Proceeds and such other  amounts as may be  collected by the Servicer  from the Mortgagor or otherwise  relating to the Mortgage Loan, it being  understood that, in the case of any such  reimbursement,  the  Servicer’s  right  thereto  shall be prior to the rights of the
         Purchaser  unless the Seller is required to  repurchase a Mortgage  Loan  pursuant to  Subsection
         7.03,  in which  case the  Servicer’s  right to such  reimbursement  shall be  subsequent  to the payment to the  Purchaser  of the  Repurchase  Price  pursuant to  Subsection  7.03 and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan;

                  (d)      to reimburse  itself for unreimbursed  Servicing  Advances and for unreimbursed
         P&I Advances,  to the extent that such amounts are  nonrecoverable  (as certified by the Servicer to the Purchaser in an Officer’s  Certificate)  by the Servicer  pursuant to subclause (b) or (c)
         above,  provided  that the Mortgage  Loan for which such advances were made is not required to be repurchased by a Seller pursuant to Subsection 7.03;

                  (e)      to reimburse  itself for expenses  incurred by and  reimbursable to it pursuant to Subsection 12.01;

                  (f)      to withdraw amounts to make P&I Advances in accordance with Subsection 11.17;

                  (g)      to pay to itself  any  interest  earned  or any  investment  earnings  on funds deposited in the Custodial Account, net of any losses on such investments;

                  (h)      to withdraw any amounts inadvertently deposited in the Custodial Account; and

                  (i)      to clear and  terminate  the  Custodial  Account upon the  termination  of this
         Agreement.

         Upon  request,  the Servicer  will provide the  Purchaser  with copies of  reasonably  acceptable invoices  or other  documentation  relating  to  Servicing  Advances  that have been  reimbursed  from the
Custodial Account.

Subsection 11.06  Establishment of Escrow Account; Deposits in Escrow Account.

         The  Servicer  shall  segregate  and hold all  funds  collected  and  received  pursuant  to each
Mortgage Loan which  constitute  Escrow Payments  separate and apart from any of its own funds and general assets  and  shall  establish  and  maintain  one or  more  Escrow  Accounts  (collectively,  the  “Escrow
Account”),  titled “Bank of America, N.A., in trust for [NAME OF PURCHASER] as Purchaser of Mortgage Loans and various  Mortgagors.”  The Escrow Account shall be established  with a commercial bank, a savings bank or a savings and loan  association  (which may be a  depository  affiliate of  Servicer),  which meets the guidelines  set forth by Fannie Mae or Freddie Mac as an eligible  institution  for escrow  accounts.  The
Escrow Account shall  initially be established  and maintained at Bank of America,  N.A., or any successor thereto,  and shall not be  transferred  to any  other  depository  institution  without  the  Purchaser’s approval,  which shall not  unreasonably be withheld.  In any case, the Escrow Account shall be insured by the FDIC in a manner which shall provide  maximum  available  insurance  thereunder and which may be drawn on by the Servicer.

         The Servicer shall deposit in the Escrow Account on a daily basis,  and retain  therein:  (a) all
Escrow Payments  collected on account of the Mortgage Loans,  for the purpose of effecting  timely payment of any such  items  as  required  under  the  terms of this  Agreement  and (b) all  amounts  representing proceeds  of any hazard  insurance  policy  which are to be applied  to the  restoration  or repair of any
Mortgaged  Property.  The Servicer shall make  withdrawals  therefrom only in accordance  with  Subsection
11.07 hereof.  As part of its  servicing  duties,  the Servicer  shall pay to the  Mortgagors  interest on funds in the Escrow Account, to the extent required by law.

Subsection 11.07  Withdrawals From Escrow Account.

         Withdrawals  from the Escrow  Account  shall be made by the  Servicer  only (a) to effect  timely payments of ground rents, taxes,  assessments,  premiums for Primary Mortgage Insurance Policies, fire and hazard insurance  premiums or other items  constituting  Escrow Payments for the related Mortgage,  (b) to reimburse the Servicer for any  Servicing  Advance made by Servicer  pursuant to  Subsection  11.08 hereof with respect to a related  Mortgage  Loan,  (c) to refund to any Mortgagor any funds found to be in excess of the amounts  required  under the terms of the related  Mortgage Loan, (d) for transfer to the Custodial
Account upon default of a Mortgagor or in  accordance  with the terms of the related  Mortgage Loan and if permitted by applicable  law, (e) for application to restore or repair of the Mortgaged  Property,  (f) to pay to the  Mortgagor,  to the extent  required by law,  any interest  paid on the funds  deposited in the
Escrow  Account,  (g) to pay to itself any interest  earned on funds  deposited in the Escrow Account (and not  required to be paid to the  Mortgagor),  (h) to the extent  permitted  under the terms of the related
Mortgage Note and applicable  law, to pay late fees with respect to any Monthly  Payment which is received after the applicable grace period,  (i) to withdraw  suspense  payments that are deposited into the Escrow
Account,  (j) to withdraw any amounts  inadvertently  deposited in the Escrow  Account or (k) to clear and terminate the Escrow Account upon the termination of this Agreement.

Subsection 11.08  Payment of Taxes, Insurance and Other Charges; Collections Thereunder.

         With respect to each Mortgage Loan, the Servicer shall maintain  accurate records  reflecting the status of ground  rents,  taxes,  assessments  and other  charges  which are or may become a lien upon the
Mortgaged  Property  and the status of  premiums  for Primary  Mortgage  Insurance  Policies  and fire and hazard insurance  coverage and shall obtain,  from time to time, all bills for the payment of such charges
(including  renewal  premiums)  and shall  effect  payment  thereof  prior to the  applicable  penalty  or termination date and at a time appropriate for securing maximum  discounts  allowable,  employing for such purpose  deposits of the Mortgagor in the Escrow Account which shall have been  estimated and  accumulated by the Servicer in amounts  sufficient for such purposes,  as allowed under the terms of the Mortgage.  To the extent that a Mortgage does not provide for Escrow  Payments,  the Servicer  shall  determine that any such  payments  are made by the  Mortgagor.  The  Servicer  assumes  full  responsibility  for the  timely payment  of all such  bills and shall  effect  timely  payments  of all such  bills  irrespective  of each
Mortgagor’s  faithful  performance  in the payment of same or the making of the Escrow  Payments and shall make  Servicing  Advances  to effect  such  payments,  subject to its  ability to recover  such  Servicing
Advances  pursuant to Subsections  11.05(c),  11.05(d) and 11.07(b).  No costs incurred by the Servicer or subservicers  in effecting the payment of taxes and  assessments on the Mortgaged  Properties  shall,  for the purpose of calculating  remittances  to the Purchaser,  be added to the amount owing under the related
Mortgage Loans, notwithstanding that the terms of such Mortgage Loans so permit.

Subsection 11.09  Transfer of Accounts.

         The Servicer may transfer the Custodial  Account or the Escrow Account to a different  depository institution.  Such  transfer  shall  be  made  only  upon  obtaining  the  prior  written  consent  of the
Purchaser; such consent shall not be unreasonably withheld.

Subsection 11.10  Maintenance of Hazard Insurance.

         The Servicer shall cause to be maintained  for each Mortgage Loan fire and hazard  insurance with extended coverage  customary in the area where the Mortgaged  Property is located by an insurer acceptable to  Fannie  Mae or  Freddie  Mac in an  amount  which is at  least  equal  to the  lesser  of (a) the full insurable  value of the Mortgaged  Property or (b) the greater of (i) the  outstanding  principal  balance owing  on the  Mortgage  Loan  and (ii) an  amount  such  that the  proceeds  of such  insurance  shall be sufficient to avoid the  application  to the Mortgagor or loss payee of any  coinsurance  clause under the policy.  If the  Mortgaged  Property  is in an area  identified  in the  Federal  Register  by the Federal
Emergency  Management  Agency as a special  flood  hazard  area (and such  flood  insurance  has been made available) the Servicer will cause to be maintained a flood insurance  policy meeting the  requirements of the National Flood Insurance Program, in an amount  representing  coverage not less than the lesser of (A)
the minimum  amount  required  under the terms of the coverage to compensate for any damage or loss to the
Mortgaged  Property on a  replacement-cost  basis (or the  outstanding  principal  balance of the Mortgage
Loan if  replacement-cost  basis is not available) or (B) the maximum amount of insurance  available under the National  Flood  Insurance  Program.  The Servicer shall also maintain on REO Property fire and hazard insurance with extended  coverage in an amount which is at least equal to the maximum  insurable  value of the improvements  which are a part of such property,  liability  insurance and, to the extent required and available under the National Flood  Insurance  Program,  flood insurance in an amount required above.  Any amounts  collected  by the  Servicer  under any such  policies  (other than amounts to be deposited in the
Escrow Account and applied to the  restoration or repair of the property  subject to the related  Mortgage or property  acquired  in  liquidation  of the  Mortgage  Loan,  or to be  released  to the  Mortgagor  in accordance with Customary  Servicing  Procedures) shall be deposited in the Custodial Account,  subject to withdrawal  pursuant  to  Subsection  11.05.  It is  understood  and agreed  that no  earthquake  or other additional  insurance  need be required by the  Servicer of any  Mortgagor or  maintained  on REO Property other  than  pursuant  to such  applicable  laws and  regulations  as shall at any time be in force and as shall  require  such  additional  insurance.  All  policies  required  hereunder  shall be  endorsed  with standard  mortgagee  clauses  with loss payable to  Servicer,  and shall  provide for at least thirty (30)
days prior written notice of any  cancellation,  reduction in amount or material change in coverage to the
Servicer.  The Servicer shall not interfere  with the  Mortgagor’s  freedom of choice in selecting  either his insurance carrier or agent;  provided,  however, that the Servicer shall not accept any such insurance policies from insurance  companies unless such companies  acceptable to Fannie Mae and Freddie Mac and are licensed to do business in the state wherein the property subject to the policy is located.

         The  hazard  insurance  policies  for  each  Mortgage  Loan  secured  by a unit in a  condominium development  or planned unit  development  shall be maintained  with respect to such Mortgage Loan and the related development in a manner which is consistent with Fannie Mae or Freddie Mac requirements.

Subsection 11.11  Maintenance of Primary Mortgage Insurance Policy; Claims.

         With respect to each Mortgage Loan with a LTV in excess of 80%, the Servicer  shall,  without any cost to the  Purchaser,  maintain  or cause the  Mortgagor  to maintain in full force and effect a Primary
Mortgage  Insurance  Policy  insuring  that  portion of the  Mortgage  Loan in excess of a  percentage  in conformance  with Fannie Mae  requirements.  The  Servicer  shall pay or shall cause the  Mortgagor to pay the premium  thereon on a timely  basis,  at least until the LTV of such  Mortgage Loan is reduced to 80%.
In the event that such Primary Mortgage  Insurance  Policy shall be terminated,  the Servicer shall obtain from  another  insurer a comparable  replacement  policy,  with a total  coverage  equal to the  remaining coverage  of such  terminated  Primary  Mortgage  Insurance  Policy.  If the  insurer  shall cease to be a qualified  insurer,  the Servicer  shall obtain from another  qualified  insurer a  replacement  insurance policy.  The Servicer  shall not take any action which would result in  noncoverage  under any  applicable
Primary  Mortgage  Insurance Policy of any loss which, but for the actions of the Servicer would have been covered  thereunder.  In connection  with any assumption or substitution  agreement  entered into or to be entered into  pursuant to  Subsection  11.18,  the Servicer  shall  promptly  notify the insurer under the related  Primary  Mortgage  Insurance  Policy,  if any, of such assumption or substitution of liability in accordance with the terms of such Primary  Mortgage  Insurance Policy and shall take all actions which may be required by such insurer as a condition to the  continuation  of coverage  under such Primary  Mortgage
Insurance Policy.  If such Primary Mortgage  Insurance Policy is terminated as a result of such assumption or substitution of liability,  the Servicer shall obtain a replacement  Primary Mortgage  Insurance Policy as provided above.

         In connection  with its activities as servicer,  the Servicer agrees to prepare and present or to assist the Purchaser in preparing and  presenting,  on behalf of itself and the  Purchaser,  claims to the insurer under any Primary  Mortgage  Insurance  Policy in a timely fashion in accordance with the terms of such Primary Mortgage  Insurance Policy and, in this regard,  to take such action as shall be necessary to permit  recovery  under any Primary  Mortgage  Insurance  Policy  respecting  a defaulted  Mortgage  Loan.
Pursuant to Subsection 11.06, any amounts  collected by the Servicer under any Primary Mortgage  Insurance
Policy shall be deposited in the Escrow Account, subject to withdrawal pursuant to Subsection 11.07.

Subsection 11.12  Fidelity Bond; Errors and Omissions Insurance.

         The Servicer  shall  maintain,  at its own  expense,  a blanket  Fidelity  Bond and an errors and omissions  insurance  policy,  with broad  coverage on all officers,  employees or other persons acting in any capacity requiring such persons to handle funds,  money,  documents or papers relating to the Mortgage
Loans.  These  policies must insure the Servicer  against  losses  resulting  from fraud,  theft,  errors, omissions,  negligence,  dishonest or fraudulent acts committed by the Servicer’s personnel, any employees of outside  firms  that  provide  data  processing  services  for the  Servicer,  and  temporary  contract employees  or student  interns.  The  Fidelity  Bond shall also  protect and insure the  Servicer  against losses in connection with the release or  satisfaction of a Mortgage Loan without having obtained  payment in full of the  indebtedness  secured  thereby.  No  provision of this  Subsection  11.12  requiring  such
Fidelity Bond and errors and omissions  insurance  shall  diminish or relieve the Servicer from its duties and  obligations  as set forth in this  Agreement.  The minimum  coverage under any such Fidelity Bond and insurance  policy  shall be at least  equal to the  corresponding  amounts  required  by Fannie Mae in the
Fannie Mae Servicing  Guide or by Freddie Mac in the Freddie Mac Sellers’ & Servicers’  Guide,  as amended or restated  from time to time,  or in an amount as may be permitted to the Servicer by express  waiver of
Fannie Mae or Freddie Mac.  Upon  request of the  Purchaser,  the Servicer  shall cause to be delivered to the Purchaser a certified  true copy of such Fidelity  Bond or a  certificate  evidencing  the same with a statement  that the Servicer  shall  endeavor to provide  written notice to the Purchaser 30 days prior to modification or any material change.

Subsection 11.13  Title, Management and Disposition of REO Property.

         (a)      In the event that title to the  Mortgaged  Property  is acquired  in  foreclosure  or by deed in lieu of  foreclosure,  the deed or certificate of sale shall be taken in the name of the Purchaser or its nominee.

         (b)      The  Purchaser,  by giving  notice to the  Servicer,  may elect to manage and dispose of all REO  Property  acquired  pursuant  to this  Agreement  by itself.  If the  Purchaser  so  elects,  the
Purchaser  shall assume  control of REO  Property at the time of its  acquisition  and the Servicer  shall forward the related  Mortgage File to the Purchaser as soon as is  practicable.  Promptly upon  assumption of control of any REO Property,  the Purchaser  shall  reimburse any related  Servicing  Advances or other expenses incurred by the Servicer with respect to that REO Property.

         (c)      If the Purchaser  has not informed the Servicer  that it will manage REO  Property,  the provisions  of this  Section  11.13(c)  shall apply.  The Servicer  shall cause to be deposited on a daily basis in the Custodial  Account all revenues  received with respect to the conservation of the related REO
Property.  The Servicer shall make  distributions  as required on each Remittance Date to the Purchaser of the net cash flow from the REO  Property  (which  shall equal the  revenues  from such REO Property net of the expenses  described above and of any reserves  reasonably  required from time to time to be maintained to satisfy anticipated liabilities for such expenses).

         The  disposition of REO Property  shall be carried out by the Purchaser.  Upon the request of the
Purchaser,  and at the Purchaser’s  expense,  the Servicer shall cause an appraisal of the REO Property to be performed for the Purchaser.

         The  Servicer  shall  either  itself  or  through  an agent  selected  by the  Servicer,  manage, conserve,  protect and operate the REO  Property in the same manner that it manages,  conserves,  protects and operates other foreclosed  property for its own account,  and in the same manner that similar property in the same locality as the REO Property is managed.  Any  disbursement  in excess of $5,000 shall be made only with the written  approval of the  Purchaser.  The Servicer  shall bill the  Purchaser for such costs upon the sale of the REO  Property  and shall not  withdraw  funds to cover such costs from the  Custodial
Account.

Subsection 11.14  Servicing Compensation.

         As  compensation  for its  services  hereunder,  the  Servicer  shall be  entitled  to retain the
Servicing  Fee from interest  payments  actually  collected on the Mortgage  Loans.  Additional  servicing compensation  in the form of  assumption  fees,  late  payment  charges,  prepayment  penalties  and other ancillary  income  shall be retained by the  Servicer to the extent not  required to be  deposited  in the
Custodial  Account.  The Servicer shall be required to pay all expenses  incurred by it in connection with its  servicing  activities  hereunder  and shall not be  entitled  to  reimbursement  therefore  except as specifically provided for herein.

Subsection 11.15  Distributions.

         On each  Remittance  Date the  Servicer  shall remit by wire  transfer of  immediately  available funds to the account  designated in writing by the  Purchaser of record on the  preceding  Record Date (a)
all amounts  credited  to the  Custodial  Account at the close of  business  on the related  Determination
Date,  net of charges  against or  withdrawals  from the Custodial  Account  pursuant to Section  11.05(b)
through (h),  plus (b) all amounts,  if any,  which the  Servicer is obligated to  distribute  pursuant to
Subsection 11.17, minus (c) any amounts  attributable to Principal  Prepayments  received after the end of the  calendar  month  preceding  the month in which the  Remittance  Date  occurs,  minus (d) any  amounts attributable to Monthly  Payments  collected but due on a Due Date or Dates  subsequent to the related Due
Date.

         With respect to any  remittance  received by the  Purchaser  after the Business Day on which such payment was due, the Servicer  shall pay to the  Purchaser  interest on any such late payment at an annual rate equal to the rate of interest as is publicly  announced from time to time at its principal  office by
Bank of America,  N.A.,  or its  successor,  as its prime  lending  rate,  adjusted as of the date of each change,  plus two percent (2%),  but in no event greater than the maximum  amount  permitted by applicable law.  Such  interest  shall be paid by the Servicer to the Purchaser on the date such late payment is made and shall  cover the period  commencing  with the  Business  Day on which such  payment was due and ending with the  Business  Day  immediately  preceding  the  Business  Day on which such  payment  is made,  both inclusive.  The payment by the  Servicer of any such  interest  shall not be deemed an  extension  of time for payment or a waiver of any Event of Default by the Servicer.

Subsection 11.16  Statements to the Purchaser.

         Not later than five (5) days prior to each  Remittance  Date,  the Servicer  shall forward to the
Purchaser a  statement,  substantially  in the form of Exhibit 8 and  certified  by a  Servicing  Officer, setting forth on a loan-by-loan  basis:  (a) the amount of the  distribution  made on such Remittance Date which is allocable  to principal  and  allocable  to  interest;  (b) the amount of servicing  compensation received by the Servicer during the prior calendar month; and (c) the aggregate  Stated Principal  Balance of the  Mortgage  Loans as of the last day of the  preceding  month.  Such  statement  shall also  include information  regarding  delinquencies  on Mortgage  Loans,  indicating the number and aggregate  principal amount of Mortgage  Loans which are either one (1),  two (2) or three (3) or more  months  delinquent  and the book value of any REO  Property.  The Servicer  shall submit to the  Purchaser  monthly a  liquidation report with respect to each  Mortgaged  Property sold in a foreclosure  sale as of the related Record Date and not previously  reported.  Such liquidation  report shall be incorporated  into the remittance  report delivered to Purchaser in the form of Exhibit 8 hereto.  The Servicer shall also provide such  information as set forth above to the  Purchaser in  electronic  form in the  Servicer’s  standard  format,  a copy of which has been provided by the Servicer.

         In  addition,  within a  reasonable  period of time  after  the end of each  calendar  year,  the
Servicer  will  furnish a report to each  Person that was a  Purchaser  at any time  during such  calendar year.  Such report shall state the  aggregate of amounts  distributed  to the  Purchaser for such calendar year.  Such  obligation  of the  Servicer  shall be deemed  to have  been  satisfied  to the  extent  that substantially  comparable  information  shall be provided by the Servicer  pursuant to any requirements of the Code.

         The Servicer  shall  prepare and file any and all tax returns,  information  statements  or other filings required to be delivered to any governmental  taxing authority,  the Mortgagor or to the Purchaser pursuant to any  applicable  law with  respect to the  Mortgage  Loans and the  transactions  contemplated hereby.  In addition,  the Servicer  shall  provide the Purchaser  with such  information  concerning  the
Mortgage Loans as is necessary for such  Purchaser to prepare  federal income tax returns as the Purchaser may reasonably request from time to time.

Subsection 11.17  Advances by the Servicer.

         On the Business Day  immediately  preceding each  Remittance  Date, the Servicer shall either (a)
deposit  in the  Custodial  Account  from its own funds an  amount  equal to the  aggregate  amount of all
Monthly  Payments  (with  interest  adjusted to the Mortgage Loan  Remittance  Rate) which were due on the
Mortgage  Loans during the  applicable  Due Period and which were  delinquent  at the close of business on the immediately  preceding  Determination Date (each such advance, a “P&I Advance”),  (b) cause to be made an  appropriate  entry in the records of the Custodial  Account that amounts held for future  distribution have been,  as  permitted  by this  Subsection  11.17,  used by the  Servicer in discharge of any such P&I
Advance  or (c) make P&I  Advances  in the form of any  combination  of (a) or (b)  aggregating  the total amount of advances  to be made.  Any amounts  held for future  distribution  and so used shall be replaced by the Servicer by deposit in the Custodial  Account on or before any future  Remittance  Date if funds in the Custodial  Account on such  Remittance  Date shall be less than payments to the Purchaser  required to be made on such  Remittance  Date. The Servicer’s  obligation to make P&I Advances as to any Mortgage Loan will  continue  through the last Monthly  Payment due prior to the payment in full of a Mortgage  Loan, or through the last Remittance  Date prior to the Remittance Date for the  distribution of all other payments or recoveries  (including  proceeds under any title,  hazard or other  insurance  policy,  or condemnation awards)  with respect to a Mortgage  Loan;  provided,  however,  that such  obligation  shall cease if the
Servicer,  in its good  faith  judgment,  determines  that  such P&I  Advances  would  not be  recoverable pursuant to Subsection  11.05(d).  The  determination  by the Servicer that a P&I Advance,  if made, would be  nonrecoverable,  shall be evidenced  by an Officer’s  Certificate  of the  Servicer,  delivered to the
Purchaser, which details the reasons for such determination.

Subsection 11.18  Assumption Agreements.

         The Servicer will use its best efforts to enforce any  “due-on-sale”  provision  contained in any
Mortgage or Mortgage Note;  provided that,  subject to the Purchaser’s prior approval,  the Servicer shall permit such  assumption  if so  required  in  accordance  with the terms of the  Mortgage or the  Mortgage
Note.  When the Mortgaged  Property has been conveyed by the  Mortgagor,  the Servicer will, to the extent it has  knowledge of such  conveyance,  exercise its rights to  accelerate  the maturity of such  Mortgage
Loan  under the  “due-on-sale”  clause  applicable  thereto;  provided,  however,  the  Servicer  will not exercise  such rights if  prohibited  by law from doing so or if the  exercise of such rights would impair or threaten to impair any  recovery  under the  related  Primary  Mortgage  Insurance  Policy,  if any. In connection with any such assumption,  the outstanding  principal amount, the Monthly Payment, the Mortgage
Interest Rate,  the Lifetime Rate Cap, the Gross Margin,  the Initial Rate Cap or the Periodic Rate Cap of
the related  Mortgage  Note shall not be changed,  and the term of the Mortgage Loan will not be increased or  decreased.  If an  assumption  is allowed  pursuant to this  Subsection  11.18,  the Servicer with the prior  consent of the issuer of the Primary  Mortgage  Insurance  Policy,  if any, is  authorized to enter into a  substitution  of liability  agreement  with the  purchaser of the Mortgaged  Property  pursuant to which the original  Mortgagor is released from  liability  and the purchaser of the Mortgaged  Property is substituted as Mortgagor and becomes liable under the Mortgage Note.

Subsection 11.19  Satisfaction of Mortgages and Release of Mortgage Files.

         Upon the payment in full of any Mortgage  Loan, or the receipt by the Servicer of a  notification that payment in full will be escrowed in a manner  customary for such  purposes,  the Servicer will obtain the portion of the Mortgage File that is in the  possession of the Purchaser or its designee,  prepare and process any required  satisfaction  or release of the Mortgage and notify the Purchaser in accordance with the  provisions  of this  Agreement.  The  Purchaser  agrees to  deliver to the  Servicer  (or cause to be delivered to the  Servicer)  the  original  Mortgage  Note for any  Mortgage  Loan not later than five (5)
Business  Days  following  its receipt of a notice from the Servicer  that such a payment in full has been received  or that a  notification  has been  received  that such a  payment  in full  shall be made.  Such
Mortgage Note shall be held by the  Servicer,  in trust,  for the purpose of canceling  such Mortgage Note and  delivering  the  canceled  Mortgage  Note to the  Mortgagor  in a timely  manner as and to the extent provided under any applicable federal or state law.

         In the event  the  Servicer  grants a  satisfaction  or  release  of a  Mortgage  without  having obtained  payment in full of the  indebtedness  secured by the Mortgage or should the  Servicer  otherwise prejudice  any right the Purchaser may have under the mortgage  instruments,  the Servicer  shall remit to the  Purchaser  the  Stated  Principal  Balance of the  related  Mortgage  Loan by deposit  thereof in the
Custodial  Account.  The  Fidelity  Bond shall  insure the  Servicer  against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

Subsection 11.20  Annual Statement as to Compliance.

         Within  ninety (90) days after the  Servicer’s  fiscal year end,  beginning  with the fiscal year end 2001,  the Servicer will deliver to the Purchaser an Officer’s  Certificate  stating that (a) a review of the  activities  of the Servicer  during the  preceding  calendar  year and if  performance  under this
Agreement  has  been  made  under  such  officer’s  supervision,  and (b) to the  best  of such  officer’s knowledge,  based on such review,  the Servicer has fulfilled  all its  obligations  under this  Agreement throughout  such  year,  or,  if there  has been a  default  in the  fulfillment  of any such  obligation, specifying  each such  default  known to such  officer  and the nature and status  thereof  and the action being taken by the Servicer to cure such default.

Subsection 11.21  Annual Independent Public Accountants’ Servicing Report.

         Within  ninety (90) days after the  Servicer’s  fiscal year end,  beginning  with the fiscal year end 2001,  the Servicer at its expense shall cause a firm of  independent  public  accountants  which is a member of the American  Institute of Certified Public  Accountants to furnish a statement to the Purchaser to the effect that such firm has, with respect to the Servicer’s  overall servicing  operations,  examined such  operations  in  accordance  with the  requirements  of the Uniform  Single  Attestation  Program for
Mortgage Bankers, stating such firm’s conclusions relating thereto.

Subsection 11.22  Servicer Shall Provide Access and Information as Reasonably Required.

         The Servicer shall provide to the Purchaser,  and for any Purchaser  insured by FDIC or NAIC, the supervisory  agents and  examiners  of FDIC and OTS or NAIC,  access to any  documentation  regarding  the
Mortgage  Loans which may be required by  applicable  regulations.  Such access shall be afforded  without charge,  but only  upon  reasonable  request,  during  normal  business  hours and at the  offices  of the
Servicer.

         In addition,  the Servicer shall furnish upon request by the  Purchaser,  during the term of this
Agreement,  such periodic,  special or other reports or  information,  whether or not provided for herein, as shall be  necessary,  reasonable  and  appropriate  with respect to the purposes of this  Agreement and applicable  regulations.  All such reports or information  shall be provided by and in accordance with all reasonable  instructions  and  directions  the Purchaser may require.  The Servicer  agrees to execute and deliver  all  such  instruments  and take  all  such  action  as the  Purchaser,  from  time to time,  may reasonably request in order to effectuate the purposes and to carry out the terms of this Agreement.

Subsection 11.23  Inspections.

         The Servicer  shall inspect the Mortgaged  Property as often deemed  necessary by the Servicer to assure itself that the value of the Mortgaged  Property is being preserved.  In addition,  if any Mortgage
Loan is more than 60 days delinquent,  the Servicer  immediately shall inspect the Mortgaged  Property and shall conduct  subsequent  inspections  in accordance  with  Customary  Servicing  Procedures or as may be required by the primary  mortgage  guaranty  insurer.  The Servicer shall keep written report of each such inspection  and  shall  provide  a copy of such  inspection  to the  Purchaser  upon  the  request  of the
Purchaser.

Subsection 11.24  Restoration of Mortgaged Property.

         The Servicer  need not obtain the approval of the  Purchaser  prior to  releasing  any  Insurance
Proceeds or  Condemnation  Proceeds to the  Mortgagor  to be applied to the  restoration  or repair of the
Mortgaged  Property if such release is in accordance  with Customary  Servicing  Practices.  At a minimum, the Servicer shall comply with the following  conditions in connection  with any such release of Insurance
Proceeds or Condemnation Proceeds:

                  (a)      the Servicer shall receive satisfactory  independent verification of completion of repairs and issuance of any required approvals with respect thereto;

                  (b)      the  Servicer  shall take all steps  necessary  to preserve the priority of the lien  of the  Mortgage,  including,  but  not  limited  to  requiring  waivers  with  respect  to mechanics’ and materialmen’s liens;

                  (c)      the Servicer shall verify that the Mortgage Loan is not in default; and

                  (d)      pending  repairs  or  restoration,  the  Servicer  shall  place  the  Insurance
         Proceeds or Condemnation Proceeds in the Escrow Account.

         If the  Purchaser  is named as an  additional  loss payee,  the  Servicer is hereby  empowered to endorse any loss draft issued in respect of such a claim in the name of the Purchaser.

                                       SECTION 12.   The Servicer.

Subsection 12.01  Indemnification; Third Party Claims.

         (a)      The Servicer  agrees to indemnify and hold  harmless the  Purchaser  against any and all claims, losses,  penalties,  fines,  forfeitures,  legal fees and related costs, judgments,  and any other costs,  fees and  expenses  that the  Purchaser  may  sustain  in any way  related  to the  failure of the
Servicer to service the Mortgage Loans in compliance with the terms of this Agreement.

         (b)      The  Servicer  shall  immediately  notify  the  Purchaser  if a claim is made by a third party with  respect to this  Agreement  or the Mortgage  Loans,  and the  Servicer  shall assume (with the written  consent  of the  Purchaser)  the  defense of any such claim and pay all  expenses  in  connection therewith,  including  counsel  fees.  If the  Servicer  has  assumed the  defense of the  Purchaser,  the
Servicer shall provide the Purchaser  with a written  report of all expenses and advances  incurred by the
Servicer  pursuant to this Subsection  12.01 and the Purchaser  shall promptly  reimburse the Servicer for all amounts  advanced by it pursuant to the  preceding  sentence  except when the claim in any way relates to the  failure of the  Servicer  to  service  the  Mortgage  Loans in  accordance  with the terms of this
Agreement.

Subsection 12.02  Merger or Consolidation of the Servicer.

         The  Servicer  will keep in full  effect  its  existence,  rights  and  franchises  as a national banking  association,  and will obtain and preserve its  qualification to do business in each jurisdiction in which such  qualification is or shall be necessary to protect the validity and  enforceability  of this
Agreement or any of the Mortgage Loans and to perform its duties under this Agreement.

         Any Person into which the Servicer may be merged or  consolidated,  or any entity  resulting from any merger,  conversion or consolidation to which the Servicer shall be a party, or any Person  succeeding to substantially  all of the business of the Servicer  (whether or not related to loan  servicing),  shall be the  successor of the Servicer  hereunder,  without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Subsection 12.03  Limitation on Liability of the Servicer and Others.

         The duties and obligations of the Servicer shall be determined  solely by the express  provisions of this  Agreement,  the  Servicer  shall not be liable  except  for the  performance  of such  duties and obligations  as are  specifically  set forth in this  Agreement  and no implied  covenants or  obligations shall be read into this  Agreement  against the Servicer.  Neither the Servicer nor any of the  directors, officers,  employees  or agents of the Servicer  shall be under any  liability  to the  Purchaser  for any action  taken or for  refraining  from the taking of any action in  accordance  with  Customary  Servicing
Procedures  and otherwise in good faith  pursuant to this  Agreement or for errors in judgment;  provided, however,  that this  provision  shall not protect the Servicer  against any liability  resulting  from any breach of any  representation or warranty made herein, or from any liability  specifically  imposed on the
Servicer herein;  and,  provided  further,  that this provision shall not protect the Servicer against any liability  that  would  otherwise  be  imposed by reason of the  willful  misfeasance,  bad faith or gross negligence in the  performance of duties or by reason of reckless  disregard of the  obligations or duties hereunder.  The  Servicer  and any  director,  officer,  employee or agent of the Servicer may rely on any document of any kind which it in good faith  reasonably  believes  to be genuine and to have been  adopted or signed by the proper  authorities  respecting any matters  arising  hereunder.  Subject to the terms of
Subsection  12.01,  the Servicer  shall have no obligation to appear with respect to,  prosecute or defend any legal  action  which is not  incidental  to the  Servicer’s  duty to  service  the  Mortgage  Loans in accordance with this Agreement.

Subsection 12.04  Seller and Servicer Not to Resign.

         Neither the Seller nor the Servicer  shall assign this  Agreement or resign from the  obligations and duties hereby  imposed on it except by mutual  consent of the Servicer or the Seller,  as the case may be, and the  Purchaser  or upon the  determination  that the  Servicer’s  duties  hereunder  are no longer permissible  under  applicable  law and  such  incapacity  cannot  be  cured  by the  Servicer.  Any  such determination  permitting the  unilateral  resignation of the Servicer shall be evidenced by an Opinion of
Counsel  to such  effect  delivered  to the  Purchaser,  which  Opinion  of  Counsel  shall be in form and substance  acceptable to the Purchaser.  No such  resignation or assignment shall become effective until a successor  has assumed the  Servicer’s  responsibilities  and  obligations  hereunder in  accordance  with
Subsection 14.02.

                                          SECTION 13.  Default.

Subsection 13.01  Events of Default.

         In case one or more of the  following  Events  of  Default  by the  Servicer  shall  occur and be continuing:

                  (a)      any failure by the Servicer to remit to the Purchaser  any payment  required to be made under the terms of this  Agreement  which  continues  unremedied  for a period of two (2)
         Business  Days after the date upon which written  notice of such  failure,  requiring the same to be remedied, shall have been given to the Servicer by the Purchaser;

                  (b)      failure by the  Servicer to duly observe or perform,  in any material  respect, any other  covenants,  obligations  or agreements of the Servicer as set forth in this  Agreement which  failure  continues  unremedied  for a period of thirty  (30) days  after the date on which written notice of such failure,  requiring the same to be remedied,  shall have been given to the
         Servicer by the Purchaser;

                  (c)      a decree  or  order  of a court  or  agency  or  supervisory  authority  having jurisdiction  for the  appointment of a conservator or receiver or liquidator in any  insolvency, bankruptcy,  readjustment of debt,  marshalling of assets and liabilities or similar proceedings, or for the  winding-up  or  liquidation  of its  affairs,  shall have been  entered  against  the
         Servicer and such decree or order shall have  remained in force,  undischarged  or unstayed for a period of sixty (60) days;

                  (d)      the Servicer  shall consent to the  appointment of a conservator or receiver or liquidator  in any  insolvency,  bankruptcy,  readjustment  of debt,  marshalling  of assets  and liabilities  or  similar  proceedings  of or  relating  to the  Servicer  or  relating  to all or substantially all of the Servicer’s property;

                  (e)      the  Servicer  shall  admit in writing its  inability  to pay its debts as they become due, file a petition to take  advantage of any  applicable  insolvency  or  reorganization statute,  make an assignment for the benefit of its creditors,  or voluntarily suspend payment of its obligations;

                  (f)      the Servicer  shall cease to be qualified to do business  under the laws of any state in which a  Mortgaged  Property is located,  but only to the extent such  qualification  is necessary  to ensure the  enforceability  of each  Mortgage  Loan and to perform  the  Servicer’s obligations under this Agreement; or

                  (g)      the Servicer  shall fail to meet the  servicer  eligibility  qualifications  of
         Fannie  Mae or the  Servicer  shall  fail to meet  the  servicer  eligibility  qualifications  of
         Freddie Mac;

then,  and in each and every such case, so long as an Event of Default shall not have been  remedied,  the
Purchaser,  by notice in writing to the  Servicer,  may, in addition to whatever  rights the Purchaser may have at law or  equity  to  damages,  including  injunctive  relief  and  specific  performance,  commence termination  of all the rights and  obligations  of the Servicer  under this  Agreement  and in and to the
Mortgage  Loans and the proceeds  thereof.  Upon  receipt by the Servicer of such written  notice from the
Purchaser  stating  that they intend to terminate  the Servicer as a result of such Event of Default,  all authority and power of the Servicer  under this  Agreement,  whether with respect to the Mortgage Loans or otherwise,  shall pass to and be vested in the  successor  appointed  pursuant to Subsection  14.02.  Upon written  request from the Purchaser,  the Servicer  shall prepare,  execute and deliver to a successor any and all documents and other  instruments,  place in such successor’s  possession all Mortgage Files and do or cause to be done all other acts or things  necessary  or  appropriate  to effect the  purposes  of such notice of  termination,  including,  but not limited to, the transfer and endorsement or assignment of the
Mortgage  Loans and related  documents  to the  successor at the  Servicer’s  sole  expense.  The Servicer agrees to cooperate with the Purchaser and such  successor in effecting the  termination of the Servicer’s responsibilities and rights hereunder,  including,  without limitation, the transfer to such successor for administration  by it of all amounts  which shall at the time be credited by the Servicer to the Custodial
Account or Escrow Account or thereafter received with respect to the Mortgage Loans.

Subsection 13.02  Waiver of Default.

         The  Purchaser  may waive any  default by the  Servicer  in the  performance  of its  obligations hereunder  and its  consequences.  Upon any waiver of a past  default,  such default shall cease to exist, and any Event of Default  arising  therefrom  shall be deemed to have been  remedied for every  purpose of this  Agreement.  No such  waiver  shall  extend to any  subsequent  or other  default or impair any right consequent thereto except to the extent expressly so waived.

                                        SECTION 14.  Termination.

Subsection 14.01  Termination.

         The respective  obligations and  responsibilities of the Servicer,  as servicer,  shall terminate upon (a) the  distribution  to the Purchaser of the final payment or liquidation  with respect to the last
Mortgage Loan (or advances of same by the Servicer) or (b) the  disposition of all property  acquired upon foreclosure  or deed in lieu of  foreclosure  with respect to the last Mortgage Loan and the remittance of all  funds  due  hereunder.  Upon  written  request  from  the  Purchaser  in  connection  with  any  such termination,  the  Servicer  shall  prepare,  execute  and  deliver,  any  and  all  documents  and  other instruments,  place in the Purchaser’s  possession all Mortgage Files, and do or accomplish all other acts or things  necessary  or  appropriate  to effect the  purposes of such notice of  termination,  whether to complete the transfer and  endorsement  or  assignment  of the Mortgage  Loans and related  documents,  or otherwise,  at the  Purchaser’s  sole  expense.  The Servicer  agrees to cooperate  with the Purchaser and such successor in effecting the  termination of the Servicer’s  responsibilities  and rights  hereunder as servicer,  including,  without limitation,  the transfer to such successor for administration by it of all cash  amounts  which  shall at the time be credited by the  Servicer  to the  Custodial  Account or Escrow
Account or thereafter received with respect to the Mortgage Loans.

Subsection 14.02  Successors to the Servicer.

         Prior to the  termination  of the  Servicer’s  responsibilities  and duties under this  Agreement pursuant to Subsections  12.04,  13.01 or 14.01, the Purchaser shall, (a) succeed to and assume all of the
Servicer’s  responsibilities,  rights,  duties and  obligations  under  this  Agreement  or (b)  appoint a successor  which  shall  succeed  to  all  rights  and  assume  all of the  responsibilities,  duties  and liabilities  of the  Servicer  under  this  Agreement  upon  such  termination.  In  connection  with such appointment  and  assumption,  the  Purchaser  may make such  arrangements  for the  compensation  of such successor out of payments on Mortgage  Loans as it and such successor  shall agree.  In the event that the
Servicer’s duties,  responsibilities  and liabilities under this Agreement shall be terminated pursuant to the aforementioned  Subsections,  the Servicer shall discharge such duties and responsibilities during the period from the date it acquires  knowledge of such termination  until the effective date thereof with the same degree of diligence and prudence  which it is obligated to exercise under this  Agreement,  and shall take no action  whatsoever  that might  impair or  prejudice  the  rights or  financial  condition  of its successor.  The resignation or removal of the Servicer  pursuant to the  aforementioned  Subsections shall not become  effective  until a successor  shall be appointed  pursuant to this  Subsection and shall in no event relieve the Seller of the  representations  and  warranties  made pursuant to  Subsections  7.01 and
7.02 and the remedies  available to the Purchaser under  Subsection  7.03, it being  understood and agreed that the provisions of such  Subsections  7.01 and 7.02 shall be applicable to the Seller  notwithstanding any such resignation or termination of the Servicer, or the termination of this Agreement.

         Any  successor  appointed  as  provided  herein  shall  execute,  acknowledge  and deliver to the
Servicer and to the Purchaser an instrument  accepting such  appointment,  whereupon such successor  shall become fully vested with all the rights,  powers,  duties,  responsibilities,  obligations and liabilities of the Servicer,  with like effect as if originally  named as a party to this  Agreement.  Any termination or resignation of the Servicer or this Agreement  pursuant to Subsections  12.04, 13.01 or 14.01 shall not affect any claims that the Purchaser may have against the Servicer  arising prior to any such  termination or resignation.

         The Servicer  shall  promptly  deliver to the successor  the funds in the  Custodial  Account and
Escrow  Account and all Mortgage Files and related  documents and statements  held by it hereunder and the
Servicer  shall  account for all funds and shall  execute and deliver such  instruments  and do such other things as may  reasonably  be  required  to more fully and  definitively  vest in the  successor  all such rights, powers, duties, responsibilities, obligations and liabilities of the Servicer.

         Upon a  successor’s  acceptance of  appointment  as such,  the Servicer  shall notify by mail the
Purchaser of such appointment.

                                          SECTION 15.  Notices.

                  All  demands,  notices  and  communications  hereunder  shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, return receipt  requested,  or, if by other means, when received by the other party at the address as follows:

         (a)      if to the Purchaser:

                  EMC Mortgage Corporation
                  Mac Arthur Ridge II
                  909 Hidden Ridge Drive, Suite 200
                  Irving, Texas 75038
                  Attention: Mr. Edward Raice

         (b)      if to the Seller:

                  Bank of America, N.A.
                  201 North Tryon Street
                  Charlotte, North Carolina 28255
                  Attn:  Secondary Marketing Manager

         (c)      if to the Servicer:

                  Bank of America, N.A.
                  101 East Main Street, Suite 400
                  Louisville, Kentucky 40232
                  Attn: Servicing Manager

or such other  address as may  hereafter be furnished to the other party by like notice.  Any such demand, notice or  communication  hereunder  shall be deemed to have been  received  on the date  delivered  to or received at the premises of the addressee (as evidenced,  in the case of registered or certified  mail, by the date noted on the return receipt).

                                    SECTION 16.  Severability Clause.

         Any part,  provision,  representation  or warranty of this Agreement which is prohibited or which is held  to be  void  or  unenforceable  shall  be  ineffective  to the  extent  of  such  prohibition  or
unenforceability   without   invalidating  the  remaining   provisions   hereof.   Any  part,   provision,
representation  or warranty of this Agreement which is prohibited or  unenforceable  or is held to be void or unenforceable  in any  jurisdiction  shall be ineffective,  as to such  jurisdiction,  to the extent of such prohibition or unenforceability  without  invalidating the remaining  provisions hereof, and any such prohibition  or  unenforceability  in any  jurisdiction  as to any Mortgage  Loan shall not  invalidate or render  unenforceable  such  provision in any other  jurisdiction.  To the extent  permitted by applicable law, the parties hereto waive any provision of law which  prohibits or renders void or  unenforceable  any provision  hereof.  If the  invalidity  of  any  part,  provision,  representation  or  warranty  of  this
Agreement  shall  deprive any party of the economic  benefit  intended to be conferred by this  Agreement, the parties  shall  negotiate,  in  good-faith,  to develop a structure  the  economic  effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

                                       SECTION 17.  No Partnership.

         Nothing  herein  contained  shall be deemed or  construed  to  create a  co-partnership  or joint venture  between the parties  hereto and the services of the Servicer  shall be rendered as an independent contractor and not as agent for the Purchaser.

                                        SECTION 18.  Counterparts.

                  This  Agreement  may be  executed  simultaneously  in any number of  counterparts.  Each counterpart  shall be deemed to be an original,  and all such  counterparts  shall  constitute one and the same instrument.

                                       SECTION 19.  Governing Law.

                  EXCEPT TO THE EXTENT  PREEMPTED  BY FEDERAL  LAW,  THE  AGREEMENT  SHALL BE CONSTRUED IN
ACCORDANCE  WITH  THE  LAWS OF THE  STATE OF NEW YORK AND THE  OBLIGATIONS,  RIGHTS  AND  REMEDIES  OF THE
PARTIES  HEREUNDER  SHALL BE  DETERMINED  IN  ACCORDANCE  WITH THE LAWS OF THE STATE OF NEW YORK,  WITHOUT
REGARD TO THE CONFLICTS OF LAWS PROVISIONS OF NEW YORK OR ANY OTHER JURISDICTION.

                                  SECTION 20.  Intention of the Parties.

                  It is the intention of the parties that the Purchaser is  purchasing,  and the Seller is selling,  the Mortgage  Loans and not a debt  instrument of the Seller or another  security.  Accordingly, the parties hereto each intend to treat the  transaction  for federal income tax purposes as a sale by the
Seller,  and a purchase by the Purchaser,  of the Mortgage  Loans.  The Purchaser  shall have the right to review  the  Mortgage  Loans and the  related  Mortgage  Files to  determine  the  characteristics  of the
Mortgage  Loans which shall affect the federal  income tax  consequences  of owning the Mortgage Loans and the Seller  shall  cooperate  with all  reasonable  requests  made by the  Purchaser in the course of such review.

                  It is not the  intention  of the  parties  that  such  conveyances  be  deemed  a pledge thereof.  However, in the event that,  notwithstanding the intent of the parties,  such assets are held to be the  property  of the Seller or if for any other  reason this  Agreement  is held or deemed to create a security  interest  in either  such  assets,  then (a) this  Agreement  shall be  deemed to be a  security agreement  within  the  meaning  of the  Uniform  Commercial  Code of the  State  of New  York and (b) the
conveyances  provided for in this Agreement  shall be deemed to be an assignment and a grant by the Seller to the Purchaser of a security interest in all of the assets  transferred,  whether now owned or hereafter acquired.

                                          SECTION 21.  Waivers.

                  No term or provision of this  Agreement may be waived or modified  unless such waiver or modification  is in writing and signed by the party against whom such waiver or  modification is sought to be enforced.

                                          SECTION 22.  Exhibits.

                  The exhibits to this  Agreement are hereby  incorporated  and made a part hereof and are an integral part of this Agreement.

                              SECTION 23.  General Interpretive Principles.

                  For purposes of this  Agreement,  except as otherwise  expressly  provided or unless the context otherwise requires:

                  (a)      the terms defined in this Agreement have the meanings  assigned to them in this
         Agreement  and  include  the plural as well as the  singular,  and the use of any  gender  herein shall be deemed to include the other gender;

                  (b)      accounting  terms not otherwise  defined  herein have the meanings  assigned to them in accordance with generally accepted accounting principles;

                  (c)      references herein to “Articles,”  “Sections,”  “Subsections,”  “Paragraphs” and
         other  subdivisions  without  reference  to a  document  are to  designated  Articles,  Sections,
         Subsections, Paragraphs and other subdivisions of this Agreement;

                  (d)      reference  to  a  Subsection  without  further  reference  to  a  Section  is a reference to such  Subsection  as contained in the same Section in which the  reference  appears, and this rule shall also apply to Paragraphs and other subdivisions;

                  (e)      the words  “herein,”  “hereof,”  “hereunder”  and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

                  (f)      the term  “include” or “including”  shall mean without  limitation by reason of enumeration.

                                 SECTION 24.  Reproduction of Documents.

                  This  Agreement  and all  documents  relating  thereto,  including,  without  limitation
(a) consents,  waivers and modifications  which may hereafter be executed,  (b) documents  received by any party at the closing and  (c) financial  statements,  certificates  and other  information  previously  or
hereafter  furnished,  may  be  reproduced  by  any  photographic,   photostatic,  microfilm,  micro-card,
miniature  photographic  or other similar  process.  The parties  hereto agree that any such  reproduction shall be  admissible  in evidence as the  original  itself in any judicial or  administrative  proceeding, whether or not the  original  is in  existence  and whether or not such  reproduction  was made by a party hereto in the regular course of business,  and that any enlargement,  facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

                                         SECTION 25.  Amendment.

                  This  Agreement  may be amended from time to time by the  Purchaser,  the Seller and the
Servicer by written agreement signed by the parties hereto.

                                      SECTION 26.  Confidentiality.

                  Each of the Purchaser,  the Seller and the Servicer  shall employ proper  procedures and standards  designed to maintain  the  confidential  nature of the terms of this  Agreement,  except to the extent (a) the  disclosure  of which is  reasonably  believed by such party to be  required in  connection with regulatory  requirements or other legal  requirements  relating to its affairs;  (b) disclosed to any one or more of such party’s employees,  officers,  directors,  agents,  attorneys or accountants who would have access to the contents of this  Agreement and such data and  information  in the normal course of the performance of such person’s  duties for such party,  to the extent such party has procedures in effect to inform such person of the confidential nature thereof;  (c) that is disclosed in a prospectus,  prospectus supplement or private  placement  memorandum  relating to a  securitization  of the Mortgage  Loans by the
Purchaser (or an affiliate  assignee  thereof) or to any person in connection  with the resale or proposed resale  of all or a portion  of the  Mortgage  Loans by such  party in  accordance  with the terms of this
Agreement;  and (d) that is reasonably  believed by such party to be necessary for the enforcement of such party’s rights under this Agreement.

                                      SECTION 27.  Entire Agreement.

                  This  Agreement  constitutes  the entire  agreement  and  understanding  relating to the subject  matter hereof between the parties  hereto and any prior oral or written  agreements  between them shall be deemed to have merged herewith.

                             SECTION 28.  Further Agreements; Securitization.

                  The Seller,  the  Servicer  and the  Purchaser  each agree to execute and deliver to the other  such  reasonable  and  appropriate  additional  documents,  instruments  or  agreements  as  may be necessary or appropriate to effectuate the purposes of this Agreement.

                  The Seller and the Servicer each agree to enter into additional  documents,  instruments or  agreements  as may be  necessary to effect one or more  Securitizations  of the  Mortgage  Loans.  The parties  also  agree  that  the  provisions  of this  Agreement  may be  altered  in a  manner  reasonably acceptable  to the Servicer if necessary to effect a  Securitization  (including,  but not limited to, any changes  required (i) to satisfy  rating  agency  requirements  or (ii) to qualify for treatment as one or more real estate investment conduits).

                                   SECTION 29.  Successors and Assigns.

                  This  Agreement  shall  bind  and  inure to the  benefit  of and be  enforceable  by the initial Purchaser,  the Seller and the Servicer,  and the respective successors and assigns of the initial
Purchaser,  the Seller and the Servicer.  The initial  Purchaser and any subsequent  Purchasers may assign this  Agreement to any Person to whom any  Mortgage  Loan is  transferred  pursuant to a sale or financing upon prior written notice to the Servicer in accordance with the following paragraph;  provided,  however, that the  Servicer  shall not be required to service  the  Mortgage  Loans for more than three (3) Persons for  assignees  of EMC  Mortgage  Corporation  or its  respective  affiliates  at any time and  shall  not recognize any assignment of this Agreement to the extent that  following  such  assignment  more than such number of Persons would be Purchasers  hereunder.  As used herein,  the trust formed in connection  with a
Securitization  shall be deemed to  constitute a single  “Person.”  Upon any such  assignment  and written notice  thereof to the  Servicer,  the Person to whom such  assignment is made shall succeed to all rights and  obligations  of the  Purchaser  under this  Agreement to the extent of the related  Mortgage  Loan or
Mortgage Loans and this Agreement,  to the extent of the related  Mortgage Loan or Loans,  shall be deemed to be a separate  and distinct  Agreement  between the  Servicer  and such  Purchaser,  and a separate and distinct  Agreement  between the  Servicer  and each other  Purchaser  to the extent of the other  related
Mortgage Loan or Loans.

                  At least five (5) Business  Days prior to the end of the month  preceding  the date upon which the first  remittance is to be made to an assignee of the Purchaser,  the Purchaser shall provide to the Servicer  written notice of any  assignment  setting forth:  (a) the  Servicer’s  applicable  Mortgage
Loan  identifying  number for each of the Mortgage  Loans affected by such  assignment;  (b) the aggregate scheduled  transfer  balance  of  such  Mortgage  Loans;  and  (c)  the  full  name,  address  and  wiring instructions of the assignee and the name and telephone  number of an individual  representative  for such assignee,  to whom the  Servicer  should:  (i) send  remittances;  (ii) send any  notices  required  by or provided for in this  Agreement;  and  (iii) deliver  any legal  documents  relating to the Mortgage Loans
(including,  but not limited to,  contents of any Mortgage File obtained  after the effective  date of any assignment).

                  If the  Purchaser  has not  provided the notice of  assignment  required by this Section
29, the  Servicer  shall not be  required to treat any other  Person as a  “Purchaser”  hereunder  and may continue  to treat the  Purchaser  which  purports  to assign the  Agreement  as the  “Purchaser”  for all purposes of this Agreement.

         SECTION 30.  Non-Solicitation.

         From  and  after  the  Closing  Date,  the  Seller,  the  Servicer  and any of  their  respective affiliates  hereby  agrees  that it will not take any  action or permit or cause any action to be taken by any of its agents or  affiliates,  or by any  independent  contractors on its behalf,  to  personally,  by telephone or mail,  solicit a Mortgagor  under any Mortgage Loan for the purpose of refinancing a Mortgage
Loan, in whole or in part,  without the prior written  consent of Purchaser.  It is understood  and agreed that all rights and benefits  relating to the  solicitation  of any Mortgagors  and the attendant  rights, title and interest in and to the list of such Mortgagors and data relating to their  Mortgages  (including insurance  renewal dates) shall be transferred to Purchaser  pursuant  hereto on the Closing Date and none of the Seller,  the  Servicer or any of their  respective  affiliates  shall take any action to  undermine these rights and benefits.

         Notwithstanding  the foregoing,  it is understood and agreed that the Seller, the Servicer or any of their respective affiliates:

                  (a)      may advertise its  availability  for handling  refinancings of mortgages in its portfolio,  including the promotion of terms it has available for such refinancings,  through the sending  of  letters  or  promotional  material,  so  long  as it does  not  specifically  target
         Mortgagors and so long as such  promotional  material either is sent to the mortgagors for all of the mortgages in the A-quality  servicing  portfolio of the Seller, the Servicer and any of their affiliates  (those  it  owns  as  well  as  those  serviced  for  others)  or  sent to all of the mortgagors  who have specific  types of mortgages  (such as FHA, VA,  conventional  fixed-rate or conventional  adjustable-rate  (including  7/1 and 10/1  adjustable-rate  mortgages))  or sent to those mortgagors whose mortgages fall within specific interest rate ranges;

                  (b)      may  provide  pay-off  information  and  otherwise  cooperate  with  individual mortgagors who contact it about prepaying  their mortgages by advising them of refinancing  terms and streamlined origination arrangements that are available; and

                  (c)      may offer to refinance a Mortgage  Loan made within 30 days  following  receipt by it  of a pay-off request from the related Mortgagor.

         Promotions  undertaken  by the Seller or the  Servicer or by any  affiliate  of the Seller or the
Servicer which are directed to the general public at large (including,  without  limitation,  mass mailing based on commercially acquired mailing lists, newspaper, radio and television  advertisements),  shall not constitute solicitation under this Section 30.

                  IN WITNESS WHEREOF,  the Purchaser,  the Seller and the Servicer have caused their names to be signed  hereto by their  respective  officers  thereunto  duly  authorized  on the date first  above written.

                                    EMC MORTGAGE CORPORATION,

                                       as Purchaser

                                    By: __________________________________________________________________

                                    Name: ________________________________________________________________

                                    Title: _______________________________________________________________

                                    BANK OF AMERICA, N.A.,

                                       as Seller and as Servicer

                                    By: __________________________________________________________________

                                    Name: Judy V Ford

                                    Title: Vice President

                                                EXHIBIT 1

                        (I) FORM OF SELLER’S AND SERVICER’S OFFICER’S CERTIFICATE

                  I, Judy V. Ford,  hereby  certify  that I am a duly  elected  Vice  President of Bank of
America,  N.A., a national banking  association (the “Bank”),  and further certify,  on behalf of the Bank as follows:

                  1.       Attached  hereto as Attachment I are a true and correct copy of the Certificate of Incorporation  and by-laws of the Bank as are in full force and effect on the date hereof.  No event has  occurred  which  has  affected  the good  standing  of the Bank  under the laws of the
         United States.

                  2.       No  proceedings  looking toward  liquidation,  dissolution or bankruptcy of the
         Bank or a merger  pursuant  to which the Bank would not be the  surviving  entity are  pending or contemplated.

                  3.       Each person who, as an officer or  attorney-in-fact of the Bank, signed (a) the
         Mortgage Loan Sale and Servicing  Agreement (the “Sale Agreement”),  dated September 20, 2001, by and between the Bank,  as seller and as servicer,  and EMC Mortgage  Corporation,  as  purchaser, and (b) any other document  delivered  prior hereto or on the date hereof in connection  with the sale and  servicing of the  Mortgage  Loans in  accordance  with the Sale  Agreement  was, at the respective  times of such signing and  delivery,  and is, as of the date hereof,  duly elected or appointed,  qualified and acting as such officer or attorney-in-fact,  and the signatures of such persons appearing on such documents are their genuine signatures.

                  4.       All of the  representations and warranties of the Bank contained in Subsections
         7.01 and 7.02 of the Sale  Agreement  were true and  correct in all  material  respects as of the
         Closing Date.

                  5.       The Bank has  performed  all of its duties and has  satisfied  all the material conditions  on its part to be performed or  satisfied  prior to the Closing Date  pursuant to the
         Sale Agreement.

                  All  capitalized  terms used  herein and not  otherwise  defined  shall have the meaning assigned to them in the Sale Agreement.

                  IN  WITNESS  WHEREOF,  I have  hereunto  signed my name on this  20th day of  September,
2001.

                                            BANK OF AMERICA, N.A.

                                            By: __________________________________________________________

                                            Name: Judy V. Ford

                                            Title:  Vice President

                  I, Teresa G. Bowlin,  an  Assistant  Vice  President  of Bank of America,  N.A. , hereby certify that Judy V. Ford is a duly  elected,  qualified  and acting Vice  President of the Seller and the
Servicer and that the signature appearing above is such person’s genuine signature.

                  IN WITNESS WHEREOF, I have hereunto signed my name on this 20th day of September, 2001.

                                            BANK OF AMERICA, N.A., as Seller and as Servicer

                                            By: __________________________________________________________

                                            Name: Teresa G. Bowlin

                                            Title: Assistant Vice President

                                             (II)   EXHIBIT 2

                                         MORTGAGE LOAN DOCUMENTS

With respect to each Mortgage Loan, the Mortgage Loan Documents shall consist of the following:

                  (a)      the original  Mortgage Note bearing all intervening  endorsements,  endorsed in blank and signed in the name of the Seller by an officer  thereof  or, if the  original  Mortgage
         Note has been lost or destroyed,  a lost note  affidavit  substantially  in the form of Exhibit 6 hereto;

                  (b)      the original Assignment of Mortgage with assignee’s name left blank;

                  (c)      the original of any guarantee executed in connection with the Mortgage Note;

                  (d)      the  original  Mortgage  with  evidence of  recording  thereon,  or if any such mortgage has not been  returned  from the  applicable  recording  office or has been lost,  or if such public  recording  office  retains  the  original  recorded  mortgage,  a photocopy  of such mortgage  certified  by the  Seller  to be a true  and  complete  copy of the  original  recorded mortgage;

                  (e)      the  originals  of all  assumption,  modification,  consolidation  or extension agreements, if any, with evidence of recording thereon;

                  (f)      the  originals of all  intervening  assignments  of mortgage  with  evidence of recording thereon,  or if any such intervening  assignment of mortgage has not been returned from the applicable  recording  office or has been lost or if such public recording office retains the original  recorded  assignments  of  mortgage,  a photocopy  of such  intervening  assignment  of mortgage,  certified  by the  Seller  to be a true and  complete  copy of the  original  recorded intervening assignment of mortgage;

                  (g)      the original  mortgagee  title  insurance  policy  including  an  Environmental
         Protection Agency Endorsement and an adjustable-rate endorsement;

                  (h)      the  original  of  any  security  agreement,  chattel  mortgage  or  equivalent document executed in connection with the Mortgage; and

                  (i)      a copy of any applicable power of attorney.

                                          (III)      EXHIBIT 3

                                   (IV) CONTENTS OF EACH MORTGAGE FILE

                  With  respect  to each  Mortgage  Loan,  the  Mortgage  File shall  include  each of the following items,  unless  otherwise  disclosed to the Purchaser on the data tape, which shall be available for  inspection  by the  Purchaser  and which  shall be  retained  by the  Servicer  or  delivered  to the
Purchaser:

                  (a)      Copies of the Mortgage Loan Documents.

                  (b)      Residential loan application.

                  (c)      Mortgage Loan closing statement.

                  (d)      Verification of employment and income, if required.

                  (e)      Verification of acceptable evidence of source and amount of down payment.

                  (f)      Credit  report on  Mortgagor,  in a form  acceptable  to either  Fannie  Mae or
         Freddie Mac.

                  (g)      Residential appraisal report.

                  (h)      Photograph of the Mortgaged Property.

                  (i)      Survey of the Mortgaged Property,  unless a survey is not required by the title insurer.

                  (j)      Copy of each instrument  necessary to complete  identification of any exception set  forth in the  exception  schedule  in the title  policy,  i.e.,  map or plat,  restrictions, easements, home owner association declarations, etc.

                  (k)      Copies of all required disclosure statements.

                  (l)      If applicable,  termite report,  structural engineer’s report, water potability and septic certification.

                  (m)      Sales Contract, if applicable.

                  (n)      The  Primary   Mortgage   Insurance  policy  or  certificate  of  insurance  or
         electronic notation of the existence of such policy, where required pursuant to the Agreement.

                  (o)      Evidence  of  electronic  notation  of the hazard  insurance  policy,  and,  if required by law, evidence of the flood insurance policy.

                                             (V)   EXHIBIT 4A

                                       (VI) MORTGAGE LOAN SCHEDULE

                                  (VII) (3/1 YEAR ADJUSTABLE RATE LOANS)

                                       (VIII)  EXHIBIT 4   EXHIBIT 5

                                       (IX) UNDERWRITING GUIDELINES

                                              (X)  EXHIBIT 6

                                     (XI) FORM OF LOST NOTE AFFIDAVIT

                                                EXHIBIT 7

                                        FORM OF OPINION OF COUNSEL

                                                EXHIBIT 8

                                    FORM OF MONTHLY REMITTANCE REPORT

                                                                                                       EXHIBIT H-2

                                         EMC MORTGAGE CORPORATION
                                                Purchaser,

                                         CHEVY CHASE BANK, F.S.B.

                                                 Company,

                               PURCHASE, WARRANTIES AND SERVICING AGREEMENT
                                         Dated as of July 1, 2001

                                     (Adjustable Rate Mortgage Loans)

                                                ARTICLE I

Section 1.01     Defined Terms.......................................................................2

                                                ARTICLE II

                                               ARTICLE III

                                                ARTICLE IV

Section 4.08     Payment of Taxes, Insurance and Other Charges; Maintenance of Primary Mortgage

                                                ARTICLE V

                                                ARTICLE VI

                                               ARTICLE VII

Section 7.01      Company Shall Provide Information as Reasonably Required..........................68

                                               ARTICLE VIII

                                                ARTICLE IX

Section 9.01     Events of Default..................................................................73
Section 9.02     Waiver of Defaults.................................................................75

                                                ARTICLE X

Section 10.01     Termination.......................................................................75
Section 10.02     Termination Without Cause.........................................................75

                                                ARTICLE XI

EXHIBITS

   A                    Contents of Mortgage File
   B                    Custodial Account Letter Agreement
   C                    Escrow Account Letter Agreement
   D                    Form of Assignment and Assumption Agreement
   E                    [reserved]
   F                    [reserved]
   G                    Request for Release of Documents and Receipt
   H                    Company’s Underwriting Guidelines
   I                    Form of Term Sheet

         This is a  Purchase,  Warranties  and  Servicing  Agreement,  dated  as of July  1,  2001  and is executed between EMC Mortgage  Corporation,  as Purchaser (the "Purchaser") and Chevy Chase Bank,  F.S.B.,
as the Company (the “Company”).

                                          W I T N E S S E T H :

         WHEREAS,  the  Purchaser has  heretofore  agreed to purchase from the Company and the Company has heretofore  agreed to sell to the  Purchaser,  from time to time,  certain  Mortgage  Loans on a servicing retained basis,  pursuant to the terms of a letter  agreement dated as of June 29, 2001 by and between the
Company and the Purchaser (the "Confirmation").

         WHEREAS,  each of the Mortgage  Loans is secured by a mortgage,  deed of trust or other  security instrument  creating a first lien on a residential  dwelling located in the jurisdiction  indicated on the
Mortgage Loan Schedule, which is annexed to the related Term Sheet; and

         WHEREAS,  the Purchaser and the Company wish to prescribe the  representations  and warranties of the Company with respect to itself and the Mortgage  Loans and the  management,  servicing  and control of the Mortgage Loans;

         NOW,  THEREFORE,  in consideration of the mutual agreements  hereinafter set forth, and for other good and valuable consideration,  the receipt and adequacy of which is hereby acknowledged,  the Purchaser and the Company agree as follows:

                                                ARTICLE I

                                               DEFINITIONS

         Section 1.01  Defined Terms.

         Whenever used in this Agreement,  the following words and phrases,  unless the context  otherwise requires, shall have the following meaning specified in this Article:

         Accepted  Servicing  Practices:  With  respect to any Mortgage  Loan,  those  mortgage  servicing practices  (including  collection  procedures)  of prudent  mortgage  banking  institutions  which service mortgage  loans of the same type as such Mortgage  Loan in the  jurisdiction  where the related  Mortgaged
Property  is  located,  and which are in  accordance  with FNMA or Freddie  Mac  servicing  practices  and procedures,  for MBS pool  mortgages,  as  defined  in the FNMA or Freddie  Mac  Guides  including  future updates.

         Adjustment  Date:  As to each  Mortgage  Loan,  the date on which the Mortgage  Interest  Rate is adjusted in accordance with the terms of the related Mortgage Note.

         Agency Guide:.....The FNMA Guides or the Freddie Mac Guides.

         Agreement:  This Purchase,  Warranties  and Servicing  Agreement  including all exhibits  hereto, amendments hereof and supplements hereto.

         Appraised  Value:  The value set forth in an appraisal  made in connection  with the  origination of the related Mortgage Loan as of the Origination Date as the value of the Mortgaged Property.

         Assignment:  An  assignment  of the Mortgage,  notice of transfer or  equivalent  instrument,  in recordable form,  sufficient under the laws of the jurisdiction  wherein the related Mortgaged Property is located to reflect of record  the sale or  transfer  of the  Mortgage  Loan,  or a notice of  transfer  or equivalent instrument delivered in accordance with the MERS requirements.

         BIF:  The Bank Insurance Fund, or any successor thereto.

         Business  Day:  Any day other  than:  (i) a Saturday  or Sunday,  or (ii) a legal  holiday in the
State of New York or  Maryland,  or (iii) a day on which  banks in the State of New York or  Maryland  are authorized or obligated by law or executive order to be closed.

         Closing  Date:  With respect to any Mortgage Loan or pool of Mortgage  Loans,  the date stated on the related Term Sheet.

         Code:  The Internal Revenue Code, as amended (the “Code”).

         Company:  Chevy Chase Bank, F.S.B.,  its successor in interest and assigns,  as permitted by this
Agreement.

         Company's Officer's  Certificate:  A certificate signed by the Chairman of the Board,  President, any Assistant Vice  President,  Vice  President or Treasurer of Company  stating the date by which Company expects to receive any missing documents sent for recording from the applicable recording office.

         Condemnation  Proceeds:  All awards or  settlements in respect of a Mortgaged  Property,  whether permanent or temporary,  partial or entire,  by exercise of the power of eminent  domain or  condemnation, to the extent not  required  to be released to a  Mortgagor  in  accordance  with the terms of the related
Mortgage Loan Documents.

         Confirmation: As defined in the Recitals to this Agreement.

         Conversion Feature:        A provision whereby the Mortgagor may elect to convert to a fixed
Mortgage Interest Rate pursuant to the terms set forth in the Mortgage Note.

         Custodial  Account:  Each separate demand account or accounts created and maintained  pursuant to
Section 4.04 which shall be entitled  "Chevy Chase Bank,  F.S.B.,  in trust for EMC Mortgage  Corporation"
and shall be established in an Eligible  Account,  in the name of the Person that is the "Purchaser"  with respect to the related Mortgage Loans.

         Cut-off Date: With respect to any Mortgage Loan, the date stated on the related Term Sheet.

         Determination  Date:  The 15th day (or if such 15th day is not a Business  Day,  the Business Day immediately preceding such 15th day) of the month of the related Remittance Date.

         Due  Date:  The day of the  month  on  which  the  Monthly  Payment  is due on a  Mortgage  Loan, exclusive of any days of grace.

         Due Period:  With respect to any  Remittance  Date,  the period  commencing  on the second day of the month  preceding  the month of such  Remittance  Date and  ending on the first day of the month of the
Remittance Date.

         Eligible  Account:  An account  established and maintained:  (a) within FDIC insured accounts (or other accounts with comparable  insurance coverage acceptable to the Rating Agencies) created,  maintained and  monitored  by the  Company  so that all  funds  deposited  therein  are fully  insured,  (b) with the corporate trust  department of a financial  institution  assigned a long-term debt rating of not less than
Baa3,  and a short term debt rating of P3, from  Moody's  Investors  Services  and,  if  ownership  of the
Mortgage  Loans is  evidenced by mortgaged  backed  securities,  the  equivalent  required  ratings of the
Rating  Agencies,  and held such that the  rights of the  Purchaser  and the owner of the  Mortgage  Loans shall be fully  protected  against the claims of any  creditors  of the Company  and of any  creditors  or depositors of the institution in which such account is maintained or (c) in a separate  non-trust  account without  FDIC or other  insurance  in an Eligible  Institution.  In the event that a Custodial  Account is established  pursuant  to clause (b) or (c) of the  preceding  sentence,  the  Company  shall  provide the
Purchaser with written  notice on the Business Day following the date on which the applicable  institution fails to meet the applicable ratings requirements.

         Eligible  Institution:  Chevy  Chase  Bank,  F.S.B.,  or an  institution  having (i) the  highest short-term  debt rating,  and one of the two highest  long-term  debt ratings of the Rating  Agencies;  or
(ii) with respect to any  Custodial  Account,  an unsecured  long-term  debt rating of at least one of the two highest unsecured long-term debt ratings of the Rating Agencies.

         Equity  Take-Out  Refinanced  Mortgage  Loan:  A Refinanced  Mortgage  Loan the proceeds of which were in excess of the outstanding principal balance of the existing mortgage loan.

         Escrow  Account:  Each separate  trust  account or accounts  created and  maintained  pursuant to
Section 4.06 which shall be entitled  "Chevy Chase Bank,  F.S.B.,  in trust for EMC Mortgage  Corporation, and various  Mortgagors" and shall be established in an Eligible  Account,  in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

         Escrow  Payments:  With respect to any Mortgage  Loan,  the amounts  constituting  ground  rents, taxes,  assessments,  water rates, sewer rents, municipal charges,  mortgage insurance premiums,  fire and hazard insurance  premiums,  condominium  charges,  and any other payments  required to be escrowed by the
Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

         Event of Default:  Any one of the conditions or circumstances enumerated in Section 9.01.

         FDIC:  The Federal Deposit Insurance Corporation, or any successor thereto.

         FHLMC:  The Federal Home Loan Mortgage Corporation, or any successor thereto.

         Fidelity Bond:  A fidelity bond to be maintained by the Company pursuant to Section 4.12.

         FIRREA:  The Financial Institutions Reform, Recovery, and Enforcement Act of 1989.

         FNMA:  The Federal National Mortgage Association, or any successor thereto.

         FNMA  Guides:  The FNMA  Seller's  Guide  and the FNMA  Servicer's  Guide and all  amendments  or additions thereto.

         Freddie Mac Guides:        The Freddie Mac Seller’s  Guide and the Freddie Mac  Servicer’s  Guide
and all amendments or additions thereto.

         GAAP:  Generally accepted accounting principles,
consistently applied.

         HUD:  The United States Department of Housing and Urban Development or any successor.

         Index:  On each Adjustment Date, the applicable index shall be the six month London Interbank
Offered Rate (LIBOR) as
published in the Wall Street  Journal.  For purposes of determining  the Index,  for each  Adjustment Date
LIBOR shall be the most recent  figure  available as of the first  business  day of the month  immediately preceding the Adjustment Date.

         Insurance  Proceeds:  With  respect  to  each  Mortgage  Loan,  proceeds  of  insurance  policies insuring the Mortgage Loan or the related Mortgaged Property.

         Lender Paid Mortgage  Insurance  Rate:  The Lender Paid Mortgage  Insurance  Rate shall be a rate per annum equal to the percentage shown on the Mortgage Loan Schedule.

         Lifetime Rate Cap: As to each Mortgage  Loan,  the maximum  Mortgage  Interest Rate over the term of such Mortgage Loan which is 600 basis points (6%) above the initial Mortgage Interest Rate.

         Liquidation  Proceeds:  Cash received in connection with the liquidation of a defaulted  Mortgage
Loan,  whether through the sale or assignment of such Mortgage Loan,  trustee's sale,  foreclosure sale or otherwise.

         Loan-to-Value  Ratio or LTV:  With  respect  to any  Mortgage  Loan,  the  ratio of the  original outstanding  principal  amount of the Mortgage Loan, to (i) the Appraised Value of the Mortgaged  Property
as of the  Origination  Date with  respect  to a  Refinanced  Mortgage  Loan,  and (ii) the  lesser of the
Appraised  Value  of the  Mortgaged  Property  as of the  Origination  Date or the  purchase  price of the
Mortgaged Property with respect to all other Mortgage Loans.

         Margin:  With  respect  to each  Mortgage  Loan,  the fixed  percentage  amount set forth in each related  Mortgage  Note which is added to the Index in order to determine  the related  Mortgage  Interest
Rate, as set forth in the Mortgage Loan Schedule.

         MERS:    Mortgage Electronic Registration Systems, Inc.

         Monthly  Advance:  The  aggregate  of the  advances  made by the Company on any  Remittance  Date pursuant to Section 5.03.

         Monthly  Payment:  The  scheduled  monthly  payment of principal  and interest on a Mortgage Loan which is payable by a Mortgagor under the related Mortgage Note.

         Mortgage:  The  mortgage,  deed of trust or other  instrument  securing  a  Mortgage  Note  which creates a first lien on an  unsubordinated  estate in fee simple in real  property  securing  the Mortgage
Note.

         Mortgage  File:  The  mortgage  documents  pertaining  to a  particular  Mortgage  Loan which are specified  in Exhibit A hereto and any  additional  documents  required to be added to the  Mortgage  File pursuant to this Agreement.

         Mortgage  Impairment  Insurance Policy: A mortgage  impairment or blanket hazard insurance policy as required by Section 4.11.

         Mortgage  Interest Rate: The annual rate at which  interest  accrues on any Mortgage Loan,  which may be adjusted from time to time, in accordance with the provisions of the related Mortgage Note.

         Mortgage  Loan:  An  individual  Mortgage  Loan  which is the  subject  of this  Agreement,  each
Mortgage  Loan  originally  sold and subject to this  Agreement  being  identified  on the  Mortgage  Loan
Schedule  attached  to the related  Term Sheet,  which  Mortgage  Loan  includes  without  limitation  the
Mortgage File, the Monthly Payments, Principal Prepayments,  Liquidation Proceeds,  Condemnation Proceeds,
Insurance Proceeds,  REO Disposition Proceeds,  and all other rights,  benefits,  proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

         Mortgage Loan Documents:  The documents listed in Exhibit A.

         Mortgage Loan  Remittance  Rate:  With respect to each Mortgage Loan, the annual rate of interest remitted to the  Purchaser,  which shall be equal to the Mortgage  Interest  Rate minus the  Servicing Fee
Rate minus the Lender Paid Mortgage Insurance Premium.

         Mortgage Loan Schedule:  The schedule of Mortgage  Loans annexed to the related Term Sheet,  such schedule  setting  forth the  following  information  with  respect to each  Mortgage  Loan in the related
Mortgage Loan Package:

         (1)      the Company's Mortgage Loan identifying number;

         (2)      the Mortgagor's name;

         (3)      the street address of the Mortgaged Property including the city, state and zip code;

         (4)      a code indicating whether the Mortgaged Property is owner-occupied;

         (5)      the type of residential property constituting the Mortgaged Property;

         (6)      the original  months to maturity or the  remaining  months to maturity  from the related
Cut-off Date,  in any case based on the original  amortization  schedule  and, if different,  the maturity expressed in the same manner but based on the actual amortization schedule;

         (7)      the  Sales  Price,  if  applicable,   appraised  value  and   Loan-to-Value   Ratio,  at
origination;

         (8)      the Mortgage  Interest Rate as of  origination  and as of the related  Cut-off Date; the initial  Adjustment  Date, the next  Adjustment Date  immediately  following the related Cut-off Date, the
Index, the Margin, the Periodic Rate Cap and the Lifetime Rate Cap;

         (9)      the  Origination  Date of the Mortgage Loan; the stated maturity date; and the amount of the Monthly Payment at origination;

         (10)     the amount of the Monthly Payment as of the related Cut-off Date;

         (11)     the original principal amount of the Mortgage Loan;

         (12)     the  principal  balance of the Mortgage  Loan as of the close of business on the Cut-off
Date,  after  deduction of payments of principal due on or before the related  Cut-off Date whether or not collected;

         (13) a code  indicating  the  purpose  of the  Mortgage  Loan  (i.e.,  purchase,  rate  and  term refinance, equity take-out refinance);

         (14) a code indicating the documentation style (i.e. full, alternative or reduced);

         (15)     the number of times during the twelve (12) month period  preceding  the related  Closing
Date that any Monthly Payment has been received thirty (30) or more days after its Due Date;

         (16)     the date on which the first payment is or was due;

         (17)     a code  indicating  whether or not the Mortgage Loan is the subject of Primary  Mortgage
Insurance;

         (18)     a code  indicating  whether  or not the  Mortgage  Loan  is  currently  convertible  and the conversion spread;

         (19)     actual next due date as of the Cutoff Date;

         (20)     product type; and

         (21)     Lender Paid Mortgage Insurance Rate.

         With respect to the Mortgage Loans in the aggregate,  the Mortgage Loan Schedule  attached to the related Term Sheet shall set forth the following information, as of the related Cut-off Date:

         (1)      the number of Mortgage Loans;

         (2)      the current aggregate outstanding principal balance of the Mortgage Loans;

         (3)      the weighted average Mortgage Interest Rate of the Mortgage Loans;

         (4)      the weighted average maturity of the Mortgage Loans; and

         (5)  the weighted average months to next Adjustment Date.

         Mortgage  Note:  The note or other  evidence  of the  indebtedness  of a  Mortgagor  secured by a
Mortgage.

         Mortgaged  Property:  The  underlying  real  property  securing  repayment  of a  Mortgage  Note, consisting of a single  parcel of real estate  considered to be real estate under the laws of the state in which such real property is located,  which may include  condominium units and planned unit  developments, improved by a residential  dwelling;  except that with respect to real property  located in  jurisdictions in which the use of  leasehold  estates  for  residential  properties  is a  widely-accepted  practice,  a leasehold estate of the Mortgage, the term of which is equal to or longer than the term of the Mortgage.

         Mortgagor:  The obligor on a Mortgage Note.

         OCC:  Office of the Comptroller of the Currency, its successors and assigns.

         Officers'  Certificate:  A certificate  signed by the Chairman of the Board, the Vice Chairman of the Board,  the President,  a Senior Vice  President,  Assistant Vice President or a Vice President and by
the  Treasurer or the  Secretary  or one of the  Assistant  Treasurers  or  Assistant  Secretaries  of the
Company, and delivered to the Purchaser as required by this Agreement.

         Opinion  of  Counsel:  A written  opinion  of  counsel,  who may be an  employee  of the party on behalf of whom the opinion is being given, reasonably acceptable to the Purchaser.

         Origination  Date:  The date on which a Mortgage  Loan closed and  funded,  which date shall not, in connection  with a Refinanced  Mortgage  Loan, be the date of the closing and funding of the debt being refinanced,  but rather the closing and funding of the debt currently  outstanding  under the terms of the
Mortgage Loan Documents.

         OTS:  Office of Thrift Supervision, its successors and assigns.

         Periodic Rate Cap: As to each  Mortgage  Loan,  the maximum  increase or decrease in the Mortgage
Interest  Rate on any  Adjustment  Date,  starting  with the second  Adjustment  Date,  which is 200 basis points (2%) above or below,  respectively,  the Mortgage  Interest Rate in effect  during the  immediately preceding  12 month  period.  As to the first  Adjustment  Date,  the maximum  increase or decrease in the
Mortgage Interest Rate is 300 basis points (3%) above or below,  respectively,  the Mortgage Interest Rate in effect during the immediately preceding fixed-rate period.

         Person:  Any  individual,  corporation,  partnership,  joint  venture,  association,  joint-stock company,  limited liability corporation,  trust,  unincorporated  organization or government or any agency or political subdivision thereof.

         Primary Mortgage Insurance Policy:  Each primary policy of mortgage  insurance  represented to be in effect  pursuant  to Section  3.02(hh),  or any  replacement  policy  therefor  obtained by the Company pursuant to Section 4.08.

         Prime  Rate:  The prime rate  announced  to be in effect  from time to time as  published  as the average rate in the Wall Street Journal (Northeast Edition).

         Principal  Prepayment:  Any payment or other  recovery of  principal  on a Mortgage  Loan full or partial  which is received in advance of its  scheduled  Due Date,  including  any  prepayment  penalty or premium  thereon and which is not  accompanied by an amount of interest  representing  scheduled  interest due on any date or dates in any month or months subsequent to the month of prepayment.

         Purchase Price:  As defined in Section 2.02.

         Purchaser: EMC Mortgage Corporation, its successors in interest and assigns.

         Qualified Appraiser:  An appraiser,  duly appointed by the Company,  who had no interest,  direct or  indirect  in  the  Mortgaged  Property  or in any  loan  made  on  the  security  thereof,  and  whose compensation  is not affected by the approval or  disapproval of the Mortgage Loan, and such appraiser and the  appraisal  made by such  appraiser  both  satisfy  the  requirements  of Title XI of  FIRREA  and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.

         Qualified  Insurer:  An insurance  company duly qualified as such under the laws of the states in which the Mortgaged  Properties are located,  duly  authorized and licensed in such states to transact the applicable  insurance  business  and to write the  insurance  provided,  approved as an insurer by FNMA or
FHLMC.

         Rating Agencies:  Standard & Poor's Ratings  Services,  Moody's Investor Service or, in the event that some or all of ownership  of the Mortgage  Loans is  evidenced  by  mortgage-backed  securities,  the nationally recognized rating agencies issuing ratings with respect to such securities, if any.

         Refinanced  Mortgage  Loan:  A  Mortgage  Loan  which  was  made to a  Mortgagor  who  owned  the
Mortgaged  Property prior to the  origination of such Mortgage Loan and the proceeds of which were used in whole or part to satisfy an existing mortgage.

         Remittance  Date:  The 18th day of any month,  beginning  with the First  Remittance  Date, or if such 18th day is not a Business Day, the first Business Day immediately preceding such 18th day.

         REO Disposition:  The final sale by the Company of any REO Property.

         REO  Disposition  Proceeds:  Amounts  received  by the Company in  connection  with a related REO
Disposition.

         REO  Property:  A  Mortgaged  Property  acquired  by the  Company on behalf of the  Purchaser  as described in Section 4.13.

         Repurchase  Price:  With  respect to any  Mortgage  Loan,  a price  equal to (i) the  outstanding principal  balance of the Mortgage Loan, plus (ii) interest on such outstanding  principal  balance at the
Mortgage Loan  Remittance  Rate from the last date through which interest has been paid and distributed to the Purchaser to the date of  repurchase,  plus,  (iii) third party expenses  incurred in connection  with the  transfer of the Mortgage  Loan being  repurchased;  less  amounts  received or advanced in respect of such  repurchased  Mortgage Loan which are being held in the  Custodial  Account for  distribution  in the month of repurchase.

         SAIF:  The Savings Association Insurance Fund, or any successor thereto.

         Servicing  Advances:  All customary,  reasonable and necessary "out of pocket" costs and expenses
(including  reasonable  attorneys' fees and  disbursements)  incurred in the performance by the Company of its servicing obligations,  including,  but not limited to, the cost of (a) the preservation,  restoration and protection of the Mortgaged  Property,  (b) any enforcement,  administrative or judicial  proceedings, or any legal work or advice  specifically  related to servicing  the  Mortgage  Loans,  including  but not
limited  to,  foreclosures,  bankruptcies,   condemnations,  drug  seizures,  elections,  foreclosures  by subordinate or superior  lienholders,  and other legal actions incidental to the servicing of the Mortgage
Loans (provided that such expenses are reasonable and that the Company  specifies the Mortgage  Loan(s) to which such expenses relate,  and provided further that any such  enforcement,  administrative  or judicial proceeding  does not arise out of a breach of any  representation,  warranty  or  covenant  of the Company hereunder),  (c) the management and  liquidation  of the Mortgaged  Property if the Mortgaged  Property is
acquired in full or partial  satisfaction  of the Mortgage,  (d) taxes,  assessments,  water rates,  sewer rates and other charges which are or may become a lien upon the Mortgaged  Property,  and Primary Mortgage
Insurance Policy premiums and fire and hazard insurance coverage,  (e) any expenses  reasonably  sustained by the Company,  as Company,  with respect to the liquidation of the Mortgaged Property in accordance with the terms of this Agreement and (f) compliance with the obligations under Section 4.08.

         Servicing  Fee:  With respect to each Mortgage  Loan,  the amount of the annual fee the Purchaser shall pay to the Company,  which shall,  for a period of one full month,  be equal to  one-twelfth  of the product of (a) the Servicing Fee Rate and (b) the  outstanding  principal  balance of such Mortgage  Loan.
Such fee  shall be  payable  monthly,  computed  on the  basis of the same  principal  amount  and  period respecting  which any related  interest  payment on a Mortgage  Loan is computed.  The  obligation  of the
Purchaser to pay the  Servicing  Fee is limited to, and the  Servicing  Fee is payable  solely  from,  the interest portion (including  recoveries with respect to interest from Liquidation  Proceeds, to the extent permitted by Section  4.05) of such Monthly  Payment  collected by the Company,  or as otherwise  provided under Section 4.05.

         Servicing  Fee  Rate:  The  Servicing  Fee Rate  shall be a rate per  annum  equal to 37.5  basis points.

         Servicing  File:  With  respect  to  each  Mortgage  Loan,  the  file  retained  by  the  Company consisting  of  originals  or  microfilmed  copies of all  documents  in the  Mortgage  File which are not delivered to the Purchaser and copies of the Mortgage  Loan  Documents  listed in Exhibit A, the originals of which are delivered to the Purchaser or its designee pursuant to Section 2.04.

         Servicing   Officer:   Any  officer  of  the  Company   involved  in,  or  responsible  for,  the
administration  and  servicing  of the Mortgage  Loans whose name appears on a list of servicing  officers furnished by the Company to the Purchaser upon request, as such list may from time to time be amended.

         Stated  Principal  Balance:  As to each  Mortgage Loan as of any date of  determination,  (i) the principal  balance of such  Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date,  whether or not received,  minus (ii) all amounts  previously  distributed  to the  Purchaser  with respect to the Mortgage  Loan  representing  payments or  recoveries  of principal or advances in lieu thereof.

         Subservicer:   Any  subservicer   which  is  subservicing   the  Mortgage  Loans  pursuant  to  a
Subservicing Agreement.  Any subservicer shall meet the qualifications set forth in Section 4.01.

         Subservicing  Agreement:  An  agreement  between the Company and a  Subservicer,  if any, for the servicing of the Mortgage Loans.

         Term Sheet:  A  supplemental  agreement in the form  attached  hereto as Exhibit I which shall be executed and  delivered by the Company and the  Purchaser to provide for the sale and  servicing  pursuant to the terms of this  Agreement  of the  Mortgage  Loans  listed on  Schedule  I attached  thereto,  which supplemental  agreement shall contain certain specific  information relating to such sale of such Mortgage
Loans and may contain additional covenants relating to such sale of such Mortgage Loans.

                                                ARTICLE II

                                       SERVICING OF MORTGAGE LOANS;
                              RECORD TITLE AND POSSESSION OF MORTGAGE FILES;
                                 BOOKS AND RECORDS; CUSTODIAL AGREEMENT;
                                   DELIVERY OF MORTGAGE LOAN DOCUMENTS

         Section 2.01      Agreement to Purchase.

         The Company  agrees to sell and the  Purchaser  agrees to purchase the  Mortgage  Loans having an aggregate  principal  balance on the related Cut-off Date set forth in the related Term Sheet in an amount as set forth in the  Confirmation,  or in such other amount as agreed by the  Purchaser and the Company as evidenced by the actual Stated  Principal  Balance of the Mortgage  Loans accepted by the Purchaser on the
Closing Date,  with  servicing  retained by Company.  The Company shall deliver the related  Mortgage Loan
Schedule  attached  to the  related  Term Sheet for the  Mortgage  Loans to be  purchased  on the  related
Closing  Date to the  Purchaser  at least one (1)  Business  Day prior to the related  Closing  Date.  The
Mortgage  Loans shall be sold  pursuant to this  Agreement,  and the related  Term Sheet shall be executed and delivered on the related Closing Date.

         Section 2.02      Purchase Price.

         The  Purchase  Price  for each  Mortgage  Loan  shall be the  percentage  of par as stated in the
Confirmation  (subject to adjustment as provided therein),  multiplied by the aggregate principal balance, as of the related  Cut-off  Date,  of the Mortgage  Loans  listed on the related  Mortgage  Loan  Schedule attached to the related  Term Sheet,  after  application  of  scheduled  payments of  principal  due on or before the related  Cut-off Date whether or not collected.  The initial  principal  amount of the Mortgage
Loans  shall be the  aggregate  principal  balance of the  Mortgage  Loans,  so computed as of the related
Cut-off Date.

         In addition to the Purchase  Price as described  above,  the Purchaser  shall pay to the Company, at closing,  accrued  interest on the current  principal  amount of each  Mortgage  Loan as of the related
Cut-off Date at the Mortgage Loan  Remittance  Rate of each  Mortgage  Loan from the related  Cut-off Date through the day prior to the related Closing Date, inclusive.

         The Purchase Price plus accrued  interest as set forth in the preceding  paragraph  shall be paid on the related Closing Date by wire transfer of immediately available funds.

          Purchaser  shall be entitled to (1) all scheduled  principal due after the related Cut-off Date,
(2) all other recoveries of principal  collected on or after the related Cut-off Date (provided,  however, that all scheduled  payments of principal  due on or before the related  Cut-off Date and collected by the
Company or any  successor  servicer to the  Company  after the related  Cut-off  Date shall  belong to the
Company),  and (3) all payments of interest on the Mortgage Loans net of applicable  Servicing Fees (minus that portion of any such payment  which is  allocable  to the period prior to the related  Cut-off  Date).
The  outstanding  principal  balance of each  Mortgage  Loan as of the related  Cut-off Date is determined after  application  of payments of  principal  due on or before the related  Cut-off  Date  whether or not collected,  together with any  unscheduled  principal  prepayments  collected prior to the related Cut-off
Date; provided,  however,  that payments of scheduled principal and interest prepaid for a Due Date beyond the related  Cut-off Date shall not be applied to the  principal  balance as of the related  Cut-off Date.
Such prepaid  amounts shall be the property of the  Purchaser.  The Company shall deposit any such prepaid amounts into the  Custodial  Account,  which account is  established  for the benefit of the Purchaser for subsequent remittance by the Company to the Purchaser.

         Section 2.03      Servicing of Mortgage Loans.

         Simultaneously  with the  execution  and  delivery  of each Term Sheet,  the Company  does hereby agree to directly  service the Mortgage  Loans listed on the related  Mortgage Loan  Schedule  attached to the related Term Sheet subject to the terms of this  Agreement  and the related Term Sheet.  The rights of the  Purchaser to receive  payments  with respect to the related  Mortgage  Loans shall be as set forth in this Agreement.

         Section 2.04      Record Title and Possession of Mortgage
Files; Maintenance of Servicing Files.

         As of the related Closing Date, the Company sold,  transferred,  assigned,  set over and conveyed to the  Purchaser,  without  recourse,  and the Company  hereby  acknowledges  that the Purchaser has, but subject to the terms of this  Agreement and the related Term Sheet,  all the right,  title and interest of the Company in and to the  Mortgage  Loans.  Company  will  deliver the  Mortgage  Files to the  custodian designated  by  Purchaser,  on or before the related  Closing  Date,  at the expense of the  Company.  The
Company  shall  maintain a Servicing  File  consisting of a copy of the contents of each Mortgage File and the  originals  or  microfilmed  copies  of the  documents  in each  Mortgage  File not  delivered  to the
Purchaser.  The Servicing File shall contain all documents  necessary to service the Mortgage  Loans.  The possession of each  Servicing  File by the Company is at the will of the  Purchaser,  for the sole purpose of  servicing  the  related  Mortgage  Loan,  and such  retention  and  possession  by the Company is in a custodial  capacity only.  From the related  Closing Date, the ownership of each Mortgage Loan,  including the Mortgage  Note,  the Mortgage,  the contents of the related  Mortgage  File and all rights,  benefits, proceeds  and  obligations  arising  therefrom  or  in  connection  therewith,  has  been  vested  in  the
Purchaser.  All  rights  arising  out of the  Mortgage  Loans  including,  but not  limited  to, all funds received on or in  connection  with the Mortgage  Loans and all records or  documents  with respect to the
Mortgage  Loans  prepared by or which come into the  possession  of the Company shall be received and held by the  Company  in trust for the  benefit  of the  Purchaser  as the  owner of the  Mortgage  Loans.  Any portion of the Mortgage Files retained by the Company shall be  appropriately  identified in the Company's computer  system to clearly  reflect the  ownership of the Mortgage  Loans by the  Purchaser.  The Company
shall  release  its  custody of the  contents  of the  Mortgage  Files  only in  accordance  with  written instructions  of the  Purchaser,  except  when such  release is required as  incidental  to the  Company's servicing of the Mortgage  Loans or is in connection  with a repurchase of any Mortgage Loan or Loans with respect thereto  pursuant to this Agreement and the related Term Sheet,  such written  instructions  shall not be required.

         Section 2.05       Books and Records.

         The sale of each  Mortgage  Loan has been  reflected  on the  Company's  balance  sheet and other financial  statements  as a sale  of  assets  by  the  Company.  The  Company  shall  be  responsible  for maintaining,  and shall  maintain,  a complete set of books and records for the Mortgage Loans which shall be  appropriately  identified in the  Company's  computer  system to clearly  reflect the ownership of the
Mortgage Loan by the Purchaser.  In particular,  the Company shall maintain in its  possession,  available for  inspection  by the  Purchaser,  or its  designee  and shall  deliver to the  Purchaser  upon  demand, evidence of compliance with all federal,  state and local laws,  rules and  regulations,  and requirements of FNMA or FHLMC,  as  applicable,  including  but not limited to  documentation  as to the method used in determining  the  applicability  of the  provisions  of the  Flood  Disaster  Protection  Act of 1973,  as
amended,  to the  Mortgaged  Property,  documentation  evidencing  insurance  coverage of any  condominium project as required by FNMA or FHLMC,  and periodic  inspection  reports as required by Section  4.13.  To the extent that original  documents are not required for purposes of realization  of Liquidation  Proceeds or Insurance Proceeds, documents maintained by the Company may be in the form of microfilm or microfiche.

         The Company  shall  maintain  with respect to each  Mortgage  Loan and shall make  available  for inspection  by any  Purchaser  or its designee the related  Servicing  File during the time the  Purchaser retains ownership of a Mortgage Loan and thereafter in accordance with applicable laws and regulations.

         In addition to the foregoing,  Company shall provide to any supervisory  agents or examiners that regulate  Purchaser,  including but not limited to, the OTS, the FDIC and other similar entities,  access, during normal business hours,  upon reasonable  advance notice to Company and without charge to Company or such  supervisory  agents or examiners,  to any  documentation  regarding  the Mortgage  Loans that may be required by any applicable regulator.

         Section 2.06.     Transfer of Mortgage Loans.

         The  Company  shall keep at its  servicing  office  books and  records in which,  subject to such reasonable  regulations  as it may  prescribe,  the Company  shall note  transfers of Mortgage  Loans.  No transfer of a Mortgage  Loan may be made unless such  transfer  is in  compliance  with the terms  hereof.
For the  purposes of this  Agreement,  the Company  shall be under no  obligation  to deal with any person with  respect to this  Agreement or any  Mortgage  Loan unless a notice of the  transfer of such  Mortgage
Loan has been  delivered to the Company in accordance  with this Section 2.06 and the books and records of the Company show such person as the owner of the Mortgage Loan.  The Purchaser  may,  subject to the terms of this Agreement,  sell and transfer one or more of the Mortgage Loans,  provided,  however, that (i) the transferee  will  not be  deemed  to be a  Purchaser  hereunder  binding  upon  the  Company  unless  such transferee  shall agree in writing to be bound by the terms of this Agreement and an original  counterpart of the  instrument of transfer in an Assignment  and  Assumption of this  Agreement  substantially  in the form of Exhibit D hereto  executed  by the  transferee  shall have been  delivered  to the Company and the
Company,  and (ii) in no event  shall  there be more than three (3)  Persons at any given time  having the status of  "Purchaser"  hereunder.  The  Purchaser  also shall  advise the Company of the  transfer.  Upon receipt of notice of the  transfer,  the Company shall mark its books and records to reflect the ownership of the  Mortgage  Loans  of such  assignee,  and  the  previous  Purchaser  shall  be  released  from  its obligations hereunder with respect to the Mortgage Loans sold or transferred.

         Section 2.07      Delivery of Mortgage Loan Documents.

         The  Company  shall  deliver and release to the  Purchaser  or its  designee  the  Mortgage  Loan
Documents  in  accordance  with the terms of this  Agreement  and the related  Term Sheet.  The  documents enumerated  as items (1),  (2),  (3), (4), (5), (6), (7) and (8) in Exhibit A hereto shall be delivered by the Company to the  Purchaser  or its  designee no later than one (1)  Business  Days prior to the related
Closing Date  pursuant to a bailee letter  agreement.  All other  documents in Exhibit A hereto,  together with all other  documents  executed in  connection  with the  Mortgage  Loan that  Company may have in its possession,  shall be retained by the Company in trust for the  Purchaser.  If the Company  cannot deliver the  original  recorded  Mortgage  Loan  Documents or the original  policy of title  insurance,  including riders and  endorsements  thereto,  on the Closing Date, the Company shall,  promptly upon receipt thereof and in any case not later than 120 days from the related  Closing Date,  deliver such original  documents, including  original  recorded  documents,  to the Purchaser or its designee (unless the Company is delayed in making such  delivery  by reason of the fact that such  documents  shall not have been  returned by the appropriate  recording  office).  If  delivery  is not  completed  within 120 days solely due to delays in making  such  delivery  by  reason of the fact that such  documents  shall not have been  returned  by the appropriate  recording  office,  the Company shall  deliver such  document to Purchaser,  or its designee, within such time period as specified in a Company's  Officer's  Certificate.  In the event that  documents have not been  received  by the date  specified  in the  Company's  Officer's  Certificate,  a  subsequent
Company's  Officer's  Certificate  shall be  delivered  by such  date  specified  in the  prior  Company's
Officer's  Certificate,  stating a revised  date for  receipt of  documentation.  The  procedure  shall be repeated  until the documents  have been  received and  delivered.  The Company shall  continue to use its best efforts to effect delivery within 210 days of the related Closing Date.

         The Company shall pay all initial  recording  fees, for the assignments of mortgage and any other fees in  connection  with the  transfer  of all  original  documents  to the  Purchaser  or its  designee, including any fees,  costs or expenses  related to the  registration  of the Mortgage  Loans with MERS, if applicable.  The Company shall  prepare,  in recordable  form, all  assignments  of mortgage  necessary to assign the Mortgage Loans to Purchaser, or its designee.

         Company  shall  provide an  original  or  duplicate  original  of the title  insurance  policy to
Purchaser or its designee within ninety (90) days of the receipt of the recorded  documents  (required for issuance of such policy) from the applicable recording office.

         Any review by the  Purchaser,  or its  designee,  of the Mortgage  Files shall in no way alter or reduce the Company's obligations hereunder.

         If the  Purchaser  or its designee  discovers  any defect with  respect to a Mortgage  File,  the
Purchaser  shall,  or shall  cause its  designee  to,  give  written  specification  of such defect to the
Company  which  may be given in the  exception  report or the  certification  delivered  pursuant  to this
Section  2.07,  or otherwise in writing and the Company  shall cure or  repurchase  such  Mortgage Loan in accordance with Section 3.03.

         The Company shall forward to the Purchaser,  or its designee,  original  documents  evidencing an assumption,  modification,  consolidation  or extension of any  Mortgage  Loan entered into in  accordance with Section 4.01 or 6.01 within one week of their execution;  provided,  however,  that the Company shall provide the  Purchaser,  or its designee,  with a certified  true copy of any such document  submitted for recordation  within two weeks of its execution,  and shall provide the original of any document  submitted for recordation or a copy of such document  certified by the appropriate  public  recording office to be a true and complete copy of the original within 120 days of its submission for recordation.

         From time to time the Company may have a need for Mortgage  Loan  Documents  to be released  from
Purchaser,  or its designee.  Purchaser  shall,  or shall cause its designee,  upon the written request of the Company,  in the form of Exhibit G attached  hereto,  within ten (10)  Business  Days,  deliver to the
Company,  any  requested  documentation  previously  delivered to Purchaser as part of the Mortgage  File, provided that such documentation is promptly returned to Purchaser,  or its designee,  when the Company no
longer  requires  possession  of  the  document,   and  provided  that  during  the  time  that  any  such
documentation  is held by the Company,  such possession is in trust for the benefit of Purchaser.  Company shall  indemnify  Purchaser,  and its  designee,  from and against any and all  losses,  claims,  damages, penalties,  fines, forfeitures,  costs and expenses (including court costs and reasonable attorney's fees)
resulting from or related to the loss,  damage, or misplacement of any documentation  delivered to Company pursuant to this paragraph.

         Section 2.08      Quality Control Procedures.

         The Company must have an internal  quality  control  program that  verifies,  on a regular basis,
the  existence  and  accuracy  of  the  legal  documents,  credit  documents,   property  appraisals,  and
underwriting  decisions.  The program must be capable of evaluating and monitoring the overall  quality of its loan  production  and  servicing  activities.  The  program is to ensure that the  Mortgage  Loans are originated and serviced in accordance with prudent mortgage banking  practices and accounting  principles;
guard  against  dishonest,  fraudulent,  or negligent  acts;  and guard  against  errors and  omissions by officers, employees, or other authorized persons.

         Section 2.09      No Commission.

         The Company and the  Purchaser  agree that no broker,  Investment  Banker,  agent or other person
(including  but not limited to Purchaser)  is entitled to any  commission  or  compensation  in connection with the sale of the Mortgage Loans.

                                               ARTICLE III

                                    REPRESENTATIONS AND WARRANTIES OF
                    THE COMPANY AND THE COMPANY; REPURCHASE; REVIEW OF MORTGAGE LOANS

         Section 3.01      Representations and Warranties of the Company.

         The Company  represents,  warrants and covenants to the Purchaser that, as of the related Closing
Date or as of such date specifically provided herein:

         (a)      Chevy Chase Bank, F.S.B. is a federally  chartered savings bank duly organized,  validly existing  and in good  standing  and has all  licenses  and  qualifications  necessary  to  carry  out its business as now being  conducted,  and in any event the Company is in compliance  with the applicable laws of any state to the extent  necessary to ensure the  enforceability  of each  Mortgage  Loan in accordance with the terms of this  Agreement;  the Company is licensed and  qualified to transact  business in and is in good standing  under the laws of each state in which any Mortgaged  Property is located or is otherwise exempt under  applicable  law from such  licensing or  qualification  or is otherwise  not required  under applicable law to effect such licensing or  qualification  and no unresolved  demand for such licensing or qualification  has been made upon such  Company by any such  state,  and in any event  such  Company is in compliance with the laws of any such state to the extent  necessary to ensure the  enforceability  of each
Mortgage Loan and the servicing of the Mortgage Loans in accordance with the terms of this Agreement;

         (b) The Company has the full power and  authority  and legal right to hold,  transfer  and convey each Mortgage  Loan, to sell each  Mortgage  Loan and to execute,  deliver and perform,  and to enter into and consummate all  transactions  contemplated by this Agreement and the related Term Sheet and to conduct its business as presently conducted,  has duly authorized the execution,  delivery and performance of this
Agreement  and the related  Term Sheet and any  agreements  contemplated  hereby,  has duly  executed  and delivered this  Agreement and the related Term Sheet,  and any agreements  contemplated  hereby,  and this
Agreement and the related Term Sheet and each  Assignment of Mortgage to the Purchaser and any  agreements contemplated  hereby,  constitutes  a legal,  valid and binding  obligation  of the  Company,  enforceable against  it in  accordance  with its  terms,  and all  requisite  corporate  action  has been taken by the
Company to make this  Agreement and the related Term Sheet and all  agreements  contemplated  hereby valid and  binding  upon the  Company  in  accordance  with  their  terms;  the  Company  has the full power and authority  and  legal  right to  execute,  deliver  and  perform,  and to enter  into and  consummate  all transactions  contemplated  by this  Agreement  and the related  Term Sheet and to conduct its business as presently  conducted,  has duly  authorized the execution,  delivery and performance of this Agreement and the related Term Sheet and any  agreements  contemplated  hereby,  has duly  executed and  delivered  this
Agreement and the related Term Sheet, and any agreements  contemplated  hereby, and this Agreement and any agreements  contemplated  hereby,  constitutes  a legal,  valid and  binding  obligation  of the  Company, enforceable  against it in accordance with its terms,  and all requisite  corporate  action has been taken by the Company to make this  Agreement and the related Term Sheet and all agreements  contemplated  hereby valid and binding upon the Company in accordance with their terms;

         (c) Neither the  execution  and delivery of this  Agreement  nor the related Term Sheet,  nor the origination  of the Mortgage Loans by the Company,  the sale of the Mortgage  Loans to the Purchaser,  the consummation of the transactions  contemplated  hereby, or the fulfillment of or compliance with the terms and  conditions  of this  Agreement  and the  related  Term  Sheet  will  conflict  with any of the terms, conditions  or provisions  of the  Company's or the  Company's  charter or by-laws or materially  conflict with  or  result  in a  material  breach  of any of the  terms,  conditions  or  provisions  of any  legal restriction  or any  agreement  or  instrument  to which the  Company  is now a party or by which they are bound, or constitute a default or result in an acceleration  under any of the foregoing,  or result in the material  violation of any law, rule,  regulation,  order,  judgment or decree to which the Company or its properties are subject, or impair the ability of the Purchaser to realize on the Mortgage Loans.

         (d) There is no  litigation,  suit,  proceeding  or  investigation  pending  or to the  Company’s knowledge,  threatened,  or any order or decree outstanding,  with respect to the Company which, either in any one instance or in the aggregate,  is reasonably  likely to have a material adverse effect on the sale of the Mortgage Loans, the execution,  delivery,  performance or  enforceability  of this Agreement or the related Term Sheet,  or which is  reasonably  likely to have a material  adverse  effect on the  financial condition of the Company.

         (e) No consent,  approval,  authorization  or order of any court or  governmental  agency or body is required for the  execution,  delivery and  performance  by the Company of or compliance by the Company with this  Agreement  or the related  Term Sheet,  or the sale of the  Mortgage  Loans and delivery of the
Mortgage Files to the Purchaser or the  consummation  of the  transactions  contemplated by this Agreement and the related Term Sheet,  except for  consents,  approvals,  authorizations  and orders which have been obtained;

         (f) The  consummation  of the  transactions  contemplated  by this Agreement and the related Term
Sheet is in the ordinary  course of business of the Company,  and the transfer,  assignment and conveyance of the Mortgage  Notes and the  Mortgages by the Company  pursuant to this  Agreement and the related Term
Sheet are not subject to bulk transfer or any similar  statutory  provisions  in effect in any  applicable jurisdiction;

         (g) The  origination  and servicing  practices used by the Company,  and any prior  originator or
Company  with  respect  to each  Mortgage  Note and  Mortgage  have  been  legal  and in  accordance  with applicable laws and regulations and the Mortgage Loan Documents,  and in all material  respects proper and prudent  in the  mortgage  origination  and  servicing  business.  With  respect  to escrow  deposits  and payments  that the Company,  on behalf of the investor,  is entitled to collect,  all such payments are in the possession  of, or under the control of, the Company,  and there exist no  deficiencies  in connection therewith  for  which  customary  arrangements  for  repayment  thereof  have not been  made.  All  escrow payments  have been  collected in full  compliance  with state and federal law and the  provisions  of the related  Mortgage Note and Mortgage.  As to any Mortgage Loan that is the subject of an escrow,  escrow of funds is not  prohibited by applicable  law and has been  established  in an amount  sufficient to pay for every  escrowed item that remains  unpaid and has been assessed but is not yet due and payable.  No escrow deposits  or other  charges  or  payments  due under the  Mortgage  Note have been  capitalized  under any
Mortgage or the related Mortgage Note;

         (h) The Company used no selection  procedures  that  identified  the Mortgage Loans as being less desirable or valuable  than other  comparable  mortgage  loans in the  Company's  portfolio at the related
Cut-off Date;

         (i)      The Company  will treat the sale of the  Mortgage  Loans to the  Purchaser as a sale for reporting and accounting purposes and, to the extent appropriate, for federal income tax purposes;

         (j)      The Company is an  approved  Seller/Servicer  of  residential  mortgage  loans for FNMA,
FHLMC and HUD, with such  facilities,  procedures and personnel  necessary for the sound servicing of such mortgage loans.  The Company is duly qualified,  licensed,  registered and otherwise  authorized under all applicable  federal,  state and local laws,  and  regulations,  if applicable,  meets the minimum  capital requirements  set  forth  by the OCC,  and is in good  standing  to sell  mortgage  loans  to and  service mortgage  loans for FNMA and FHLMC and no event has  occurred  which would make  Company  unable to comply with eligibility requirements or which would require notification to either FNMA or FHLMC;

         (k)      The Company does not believe,  nor does it have any cause or reason to believe,  that it cannot  perform each and every  covenant  contained  in this  Agreement  and the related  Term Sheet.  The
Company is solvent  and the sale of the  Mortgage  Loans will not cause the  Company to become  insolvent.
The sale of the Mortgage  Loans is not undertaken  with the intent to hinder,  delay or defraud any of the
Company's creditors;

         (l)      No statement,  tape, diskette,  form, report or other document prepared by, or on behalf of,  Company or Company  pursuant to this  Agreement and the related Term Sheet or in connection  with the transactions  contemplated  hereby,  contains or will contain any statement  that is or will be inaccurate or misleading in any material respect;

         (m)      The  Company  acknowledges  and agrees  that the  Servicing  Fee  represents  reasonable compensation  for  performing  such  services  and that the entire  Servicing  Fee shall be treated by the
Company,  for accounting and tax purposes,  as compensation  for the servicing and  administration  of the
Mortgage  Loans  pursuant to this  Agreement  and the related Term Sheet.  In the opinion of Company,  the consideration  received by Company upon the sale of the Mortgage  Loans to Purchaser  under this Agreement and the related Term Sheet  constitutes  fair  consideration  for the Mortgage  Loans under current market conditions.

         (n)      If  requested  by the  Purchaser,  the Company  shall have  delivered  to the  Purchaser financial  statements of its parent,  for its last two complete  fiscal years.  If so, all such  financial information  fairly  presents the pertinent  results of operations  and financial  position for the period
identified  and  has  been  prepared  in  accordance  with  generally   accepted   accounting   principles
consistently  applied  throughout the periods  involved,  except as set forth in the notes thereto.  There has been no change in the business, operations,  financial condition,  properties or assets of the Company since the date of the Company’s  financial  information  that would have a material  adverse effect on its ability to perform its obligations under this Agreement and the related Term Sheet; and

         (o)      Neither the Company nor the  Purchaser  have dealt with any broker,  investment  banker, agent or other person that may be entitled to any commission or  compensation  in connection with the sale of the Mortgage Loans.

         Section 3.02      Representations and Warranties as to Individual Mortgage Loans.

         References  in  this  Section  to  percentages  of  Mortgage  Loans  refer  in  each  case to the percentage  of the  aggregate  principal  balance of the Mortgage  Loans as of the related  Cut-off  Date, based on the  outstanding  balances of the Mortgage  Loans as of the Cut-off  Date,  and giving  effect to scheduled  Monthly  Payments  due on or  prior to the  related  Cut-off  Date,  whether  or not  received.
References to  percentages of Mortgaged  Properties  refer,  in each case, to the  percentages of expected aggregate  principal  balances of the related  Mortgage  Loans  (determined  as described in the preceding sentence).  The Company hereby  represents  and warrant to the Purchaser,  as to each Mortgage Loan, as of the related Closing Date as follows:

         (a)      The  information  set forth in the Mortgage Loan  Schedule  attached to the related Term
Sheet is true, complete and correct in all material respects as of the related Cut-Off Date;

         (b)      The  Mortgage  creates  a  valid,  subsisting  and  enforceable  first  lien  or a first priority  ownership  interest in an estate in fee simple in real  property  securing the related  Mortgage
Note  subject  to  principles  of equity,  bankruptcy,  insolvency  and other laws of general  application affecting the rights of creditors.

         (c) All payments  due prior to the related  Cut-off  Date for such  Mortgage  Loan have been made as of the  related  Closing  Date,  the  Mortgage  Loan has not been  dishonored;  there  are no  material defaults  under the terms of the Mortgage  Loan;  the Company has not advanced its own funds,  or induced, solicited  or knowingly  received any advance of funds from a party other than the owner of the  Mortgaged
Property  subject to the Mortgage,  directly or indirectly,  for the payment of any amount required by the
Mortgage Loan;  and, as of the related Closing Date,  there has been no more than one  delinquency  during the related preceding twelve-month period, and such delinquency did not last more than 30 days;

         (d) There are no defaults by the Company in  complying  with the terms of the  Mortgage,  and all taxes,  governmental  assessments,  insurance  premiums,  water,  sewer and municipal  charges,  leasehold payments or ground rents which  previously  became due and owing have been paid, or escrow funds have been established  in an amount  sufficient to pay for every such  escrowed item which remains  unpaid and which has been assessed but is not yet due and payable;

         (e) The terms of the Mortgage Note and the Mortgage have not been  impaired,  waived,  altered or modified in any respect,  except by written  instruments  which have been  recorded to the extent any such recordation is required by law, or,  necessary to protect the interest of the Purchaser.  No instrument of waiver,  alteration or modification has been executed,  and no Mortgagor has been released, in whole or in part,  from the terms thereof  except in  connection  with an  assumption  agreement and which  assumption agreement  is part of the  Mortgage  File and the  terms of  which  are  reflected  in the  Mortgage  Loan
Schedule;  the substance of any such waiver,  alteration or  modification  has been approved by the issuer of any related Primary  Mortgage  Insurance Policy and title insurance  policy,  to the extent required by the related policies;

         (f) The  Mortgage  Note and the  Mortgage  are not subject to any right of  rescission,  set-off, counterclaim or defense,  including,  without limitation,  the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the  Mortgage,  or the exercise of any right  thereunder,  render the Mortgage Note or Mortgage  unenforceable,  in whole or in part, or subject to any right of rescission, set-off,  counterclaim  or  defense,  including  the  defense of usury,  and no such right of  rescission, set-off,  counterclaim or defense has been asserted with respect  thereto;  and as of the Closing Date the
Mortgagor was not a debtor in any state or federal bankruptcy or insolvency proceeding;

         (g) All buildings or other  customarily  insured  improvements  upon the  Mortgaged  Property are insured  by an  insurer  acceptable  under the FNMA or FHLMC  Guides,  against  loss by fire,  hazards  of extended  coverage and such other  hazards as are provided for in the FNMA or FHLMC Guide,  as well as all additional  requirements  set forth in Section 4.10 of this  Agreement.  All such standard hazard policies are in full force and effect and on the date of origination  contained a standard  mortgagee clause naming the Company and its  successors  in interest  and assigns as loss payee and such clause is still in effect and all premiums due thereon have been paid.  If required by the Flood  Disaster  Protection  Act of 1973, as amended,  the Mortgage Loan is covered by a flood  insurance  policy  meeting the  requirements  of the current  guidelines  of the  Federal  Insurance  Administration  which  policy  conforms  to FNMA or FHLMC requirements,  as well as all additional  requirements  set forth in Section 4.10 of this Agreement.  Such policy was issued by an insurer  acceptable  under FNMA or FHLMC  guidelines.  The Mortgage  obligates the
Mortgagor  thereunder  to maintain all such  insurance  at the  Mortgagor's  cost and expense,  and on the
Mortgagor's  failure to do so,  authorizes  the holder of the Mortgage to maintain  such  insurance at the
Mortgagor's cost and expense and to seek reimbursement therefor from the Mortgagor;

         (h) Any and all requirements of any federal,  state or local law including,  without  limitation, usury,  truth-in-lending,  real estate settlement  procedures,  consumer credit  protection,  equal credit opportunity  or  disclosure  laws  applicable to the Mortgage Loan have been complied with in all material respects;  the  Company  maintains,  and shall  maintain,  evidence  of such  compliance  as  required  by applicable  law or  regulation  and shall make such  evidence  available  for  inspection at the Company's office during normal business hours upon reasonable advance notice;

         (i) The  Mortgage  has not been  satisfied,  canceled or  subordinated,  in whole or in part,  or rescinded,  and the Mortgaged  Property has not been  released from the lien of the Mortgage,  in whole or in part  nor  has any  instrument  been  executed  that  would  effect  any  such  release,  cancellation, subordination  or rescission.  The Company has not waived the  performance by the Mortgagor of any action, if the  Mortgagor’s  failure to perform such action would cause the  Mortgage  Loan to be in default,  nor has the Company waived any default resulting from any action or inaction by the Mortgagor;

         (j)      The  Mortgage  is a valid,  subsisting,  enforceable  and  perfected  first  lien on the
Mortgaged  Property,  including  all  buildings  on the  Mortgaged  Property  and  all  installations  and mechanical,  electrical,  plumbing,  heating and air conditioning  systems affixed to such buildings,  and all additions,  alterations and replacements  made at any time with respect to the foregoing  securing the
Mortgage Note's original  principal  balance subject to principles of equity,  bankruptcy,  insolvency and other laws of general  application  affecting the rights of creditors.  The Mortgage and the Mortgage Note do not contain any  evidence of any security  interest or other  interest or right  thereto.  Such lien is free and clear of all adverse claims,  liens and  encumbrances  having priority over the first lien of the
Mortgage  subject only to (1) the lien of  non-delinquent  current real property taxes and assessments not yet due and payable,  (2)  covenants,  conditions  and  restrictions,  rights of way,  easements and other matters  of the  public  record as of the date of  recording  which are  acceptable  to  mortgage  lending institutions  generally  and either (A) which are  referred  to in the  lender’s  title  insurance  policy delivered to the  originator  or otherwise  considered  in the  appraisal  made for the  originator of the
Mortgage  Loan,  or (B) which do not  adversely  affect  the  residential  use or  Appraised  Value of the
Mortgaged  Property as set forth in such  appraisal,  and (3) other matters to which like  properties  are commonly subject which do not individually or in the aggregate  materially  interfere with the benefits of the security  intended to be provided by the Mortgage or the use,  enjoyment,  value or  marketability  of the related Mortgaged Property.  Any security  agreement,  chattel mortgage or equivalent document related to and  delivered  in  connection  with the Mortgage  Loan  establishes  and creates a valid,  subsisting, enforceable  and  perfected  first lien and first  priority  security  interest on the property  described therein, and the Company has the full right to sell and assign the same to the Purchaser;

         (k) The  Mortgage  Note and the related  Mortgage are original and genuine and each is the legal, valid and binding  obligation of the maker  thereof,  enforceable  in all respects in accordance  with its terms  subject to  principles  of equity,  bankruptcy,  insolvency  and other laws of general  application affecting  the rights of  creditors,  and the Company  has taken all action  necessary  to  transfer  such rights of  enforceability  to the  Purchaser.  All parties to the  Mortgage  Note and the Mortgage had the legal  capacity to enter into the  Mortgage  Loan and to execute and  deliver  the  Mortgage  Note and the
Mortgage.  The Mortgage  Note and the Mortgage have been duly and properly  executed by such  parties.  No fraud,  error,  omission,  misrepresentation,  negligence or similar occurrence with respect to a Mortgage
Loan has taken place on the part of Company,  the Mortgagor,  or, to the best of Company's  knowledge,  on the part of any other party involved in the  origination  of the Mortgage  Loan.  Either the borrower or a guarantor is a natural  person.  The proceeds of the Mortgage Loan have been fully  disbursed and there is no  requirement  for future  advances  thereunder,  and any and all  requirements  as to completion of any on-site or off-site  improvements  and as to disbursements of any escrow funds therefor have been complied with.  All costs,  fees and expenses  incurred in making or closing the Mortgage Loan and the recording of the Mortgage  (including any fees,  costs or expenses  related to the  registration  of the Mortgage Loans with  MERS,  if  applicable)  were paid or are in the  process of being  paid,  and the  Mortgagor  is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

         (l) The  Company  is the  sole  owner  and  holder  of the  Mortgage  Loan  and the  indebtedness evidenced by the Mortgage  Note.  Upon the sale of the Mortgage  Loan to the  Purchaser,  the Company will retain the Mortgage  File or any part thereof with respect  thereto not  delivered to the Purchaser or the
Purchaser’s  designee in trust only for the purpose of  servicing  and  supervising  the  servicing of the
Mortgage  Loan.  Immediately  prior to the transfer and  assignment to the  Purchaser,  the Mortgage Loan, including  the Mortgage Note and the Mortgage,  were not subject to an  assignment,  sale or pledge to any person  other than  Purchaser,  and the  Company had good and  marketable  title to and was the sole owner thereof and had full right to transfer and sell the Mortgage Loan to the  Purchaser  free and clear of any encumbrance,  equity,  lien,  pledge,  charge,  claim or  security  interest  and has the full  right  and authority  subject to no interest or  participation  of, or agreement  with, any other party,  to sell and assign the Mortgage Loan pursuant to this  Agreement  and  following  the sale of the Mortgage  Loan,  the
Purchaser will own such Mortgage Loan free and clear of any encumbrance,  equity,  participation interest, lien,  pledge,  charge,  claim or security  interest.  The  Company  intends to  relinquish  all rights to possess,  control and monitor the Mortgage  Loan,  except for the purposes of servicing  the Mortgage Loan as set forth in this  Agreement.  After the Closing  Date,  the Company  will not have any right to modify or alter  the terms of the sale of the  Mortgage  Loan and the  Company  will not have any  obligation  or right to repurchase  the Mortgage Loan or substitute  another  Mortgage  Loan,  except as provided in this
Agreement, or as otherwise agreed to by the Company and the Purchaser;

         (m)  Each  Mortgage  Loan  is  covered  by an ALTA  lender's  title  insurance  policy  or  other generally  acceptable form of policy or insurance  acceptable to FNMA or FHLMC (including  adjustable rate endorsements),  issued by a title insurer  acceptable to FNMA or FHLMC and qualified to do business in the jurisdiction  where the Mortgaged  Property is located,  insuring (subject to the exceptions  contained in
(j)(1), (2) and (3) above) the Company,  its successors and assigns,  as to the first priority lien of the
Mortgage  in the  original  principal  amount of the  Mortgage  Loan and against any loss by reason of the invalidity or  unenforceability  of the lien resulting  from the provisions of the Mortgage  providing for adjustment  in  the  Mortgage  Interest  Rate  and  Monthly  Payment.  Where  required  by  state  law  or regulation,  the Mortgagor has been given the  opportunity to choose the carrier of the required  mortgage title  insurance.  The Company,  its successors and assigns,  are the sole insureds of such lender's title insurance  policy,  such title insurance policy has been duly and validly endorsed to the Purchaser or the assignment  to the  Purchaser  of the  Company's  interest  therein  does not  require  the  consent of or notification  to the  insurer and such  lender's  title  insurance  policy is in full force and effect and will  be in full  force  and  effect  upon  the  consummation  of the  transactions  contemplated  by this
Agreement.  No claims have been made under such lender's title  insurance  policy,  and no prior holder of the related  Mortgage,  including the Company,  has done, by act or omission,  anything which would impair the coverage of such lender's title insurance policy;

         (n)  There is no  default,  breach,  violation  or  event  of  acceleration  existing  under  the
Mortgage  or the related  Mortgage  Note and no event  which,  with the passage of time or with notice and the  expiration  of any grace or cure  period,  would  constitute  a default,  breach,  violation or event permitting  acceleration;  and  neither  the  Company,  nor any prior  mortgagee  has waived any  default, breach, violation or event permitting acceleration;

         (o) There are no  mechanics'  or similar  liens or claims  which have been filed for work,  labor or material  (and no rights are  outstanding  that under law could give rise to such liens)  affecting the related  Mortgaged  Property  which  are or may be liens  prior  to or  equal  to the lien of the  related
Mortgage;

         (p)  All  improvements  subject  to  the  Mortgage  which  were  considered  in  determining  the appraised  value of the  Mortgaged  Property lie wholly  within the  boundaries  and building  restriction lines of the Mortgaged  Property  (and wholly  within the project with respect to a condominium  unit) and no  improvements  on adjoining  properties  encroach  upon the Mortgaged  Property  except those which are insured  against by the title  insurance  policy  referred to in clause (m) above and all  improvements on the property comply with all applicable zoning and subdivision laws and ordinances;

         (q) Each  Mortgage  Loan was  originated  by or for the Company  pursuant to, and conforms  with, the Company’s  underwriting  guidelines attached as Exhibit H hereto. The Mortgage Notes and Mortgages are on forms  generally  acceptable in the industry.  The Mortgage Loan bears  interest at an adjustable  rate as set forth in the Mortgage  Loan  Schedule,  and Monthly  Payments  under the Mortgage  Note are due and payable on the first day of each month.  The Mortgage  contains the usual and  enforceable  provisions  of the  Company at the time of  origination  for the  acceleration  of the  payment  of the unpaid  principal amount of the Mortgage  Loan if the related  Mortgaged  Property is sold without the prior  consent of the mortgagee thereunder;

         (r) No  Mortgaged  Property  has been  materially  damaged  by  waste,  fire,  earthquake,  earth movement,  windstorm,  tornado,  flood or other  casualty.  At  origination of the Mortgage Loan there was not, since  origination of the Mortgage Loan there has been and there currently is, no proceeding  pending for  the  total  or  partial  condemnation  of the  Mortgaged  Property.  The  Company  has  not  received notification that any such proceedings are scheduled to commence at a future date;

         (s) The related  Mortgage  contains  customary and  enforceable  provisions such as to render the rights and remedies of the holder thereof adequate for the realization  against the Mortgaged  Property of the benefits of the security provided thereby,  including,  (1) in the case of a Mortgage  designated as a deed of trust,  by trustee's  sale,  and (2) otherwise by judicial  foreclosure.  There is no homestead or other  exemption  available to the Mortgagor  which would  interfere  with the right to sell the Mortgaged
Property at a trustee's sale or the right to foreclose the Mortgage;

         (t) If the Mortgage  constitutes a deed of trust,  a trustee,  authorized  and duly  qualified if required under  applicable  law to act as such,  has been properly  designated and currently so serves and is named in the  Mortgage,  and no fees or  expenses,  except as may be required by local law, are or will become  payable by the  Purchaser  to the trustee  under the deed of trust,  except in  connection  with a trustee's sale or attempted sale after default by the Mortgagor;

         (u) The Mortgage File  contains an appraisal of the related  Mortgaged  Property  signed prior to the final  approval of the mortgage loan  application by a Qualified  Appraiser,  approved by the Company, who had no interest,  direct or indirect,  in the  Mortgaged  Property or in any loan made on the security thereof,  and whose  compensation is not affected by the approval or disapproval of the Mortgage Loan, and the  appraisal and appraiser  both satisfy the  requirements  of FNMA or FHLMC and Title XI of the Federal
Institutions Reform,  Recovery,  and Enforcement Act of 1989 and the regulations  promulgated  thereunder, all as in effect on the date the Mortgage Loan was  originated.  The appraisal is in a form  acceptable to
FNMA or FHLMC and was made by a Qualified Appraiser;

         (v) All parties  which have had any interest in the  Mortgage,  whether as  mortgagee,  assignee, pledgee or otherwise,  are (or, during the period in which they held and disposed of such interest,  were)
(A) in compliance  with any and all  applicable  licensing  requirements  of the laws of the state wherein the Mortgaged  Property is located,  and (B) (1) organized  under the laws of such state, or (2) qualified to do  business  in such  state,  or (3) federal  savings  and loan  associations  or national  banks or a
Federal Home Loan Bank or savings bank having  principal  offices in such state, or (4) not doing business in such state;

         (w) The  related  Mortgage  Note is not and has not been  secured  by any  collateral  except the lien of the  corresponding  Mortgage and the security  interest of any  applicable  security  agreement or chattel  mortgage  referred  to above  and such  collateral  does not  serve  as  security  for any  other obligation;

         (x) The Mortgagor has received and has  executed,  where  applicable,  all  disclosure  materials required by applicable law with respect to the making of such mortgage loans;

         (y) The Mortgage Loan does not contain  “balloon” or "graduated  payment"  features;  No Mortgage
Loan is subject to a buydown agreement or contains any buydown provision;

         (z) The  Mortgagor  is not in  bankruptcy  and,  to the  best  of the  Company's  knowledge,  the
Mortgagor  is not  insolvent  and the Company has no  knowledge of any  circumstances  or  condition  with respect to the Mortgage,  the Mortgaged  Property,  the Mortgagor or the Mortgagor's  credit standing that could  reasonably  be  expected  to  cause  investors  to  regard  the  Mortgage  Loan as an  unacceptable investment,  cause the Mortgage Loan to become  delinquent,  or materially  adversely  affect the value or marketability of the Mortgage Loan;

         (aa) [reserved]

         (bb) [reserved]

         (cc) [reserved]

         (dd) [reserved]

         (ee) None of the Mortgage Loans have a Loan-to-Value Ratio greater than 95%;

         (ff)  For all of the Mortgage  Loans,  based on  representations  made by the Mortgagor at the time of origination,  all of the Mortgaged  Properties are occupied as the Mortgagor's  primary residence.
To the best of the Company's knowledge, the Mortgaged Property is lawfully occupied under applicable law;

         (gg)  In the event  the  Mortgage  Loan has an LTV  greater  than  80.00%,  the  excess of the principal  balance of the Mortgage Loan over 75.0% of the Appraised  Value of the Mortgaged  Property with respect to a Refinanced  Mortgage Loan, or the lesser of the Appraised  Value or the purchase price of the
Mortgaged  Property  with respect to a purchase  money  Mortgage Loan is and will be insured as to payment defaults by a Primary  Mortgage  Insurance Policy issued by a Qualified  Insurer.  No Mortgage Loan has an
LTV over 95%. All provisions of such Primary  Mortgage  Insurance  Policy have been and are being complied with,  such  policy is in full force and  effect,  and all  premiums  due  thereunder  have been paid.  No
Mortgage  Loan  requires  payment of such  premiums,  in whole or in part,  by the  Purchaser.  No action, inaction,  or event has occurred  and no state of facts  exists that has, or will result in the  exclusion from,  denial of, or defense to coverage.  The Mortgage Loan  Remittance Rate for the Mortgage Loan as set
forth on the related Mortgage Loan Schedule is net of any such insurance premium;

         (hh)  The  assignment of Mortgage  (unless the Mortgage is registered  with MERS in accordance with  Subsection  2.07) is in  recordable  form and is  acceptable  for  recording  under  the laws of the jurisdiction  in which the Mortgaged  Property is located.  Any  Assignments of Mortgage  registered  with
MERS in accordance  with  Subsection  2.07 have been assigned a valid  mortgage  identification  number by
MERS.  Company is an approved  MERS  participant.  Any and all costs,  fees and expenses  associated  with the  registration  of the Mortgages with MERS and the transfer of the Mortgage Loans on the MERS system to
Purchaser have been paid by Company and Purchaser  shall not be responsible  for any such costs,  fees and expenses;

         (ii) The Mortgaged  Property is located in the state  identified in the related Mortgage Loan
Schedule  and  consists  of a single  parcel of real  property  with a detached  single  family  residence erected thereon, or a townhouse,  or a two-to four-family dwelling,  or an individual  condominium unit in a condominium  project,  or an individual unit in a planned unit  development or a de minimis planned unit development,  provided,  however, that no residence or dwelling is a single parcel of real property with a manufactured  home  not  affixed  to a  permanent  foundation,  or a  mobile  home.  As  of  the  date  of origination,  no  portion  of any  Mortgaged  Property  is used for  commercial  purposes,  and  since the
Origination  Date, to the best of the Company's  knowledge,  no portion of any Mortgaged  Property is used for commercial purposes;

         (jj)  Except for the Mortgage  Loans  indicated on the Mortgage  Loan  Schedule  which require interest-only  payments  until the first  Adjustment  Date and both interest and principal  payments after such  Adjustment  Date (the  “Interest  Only  Mortgage  Loans”),  principal  payments on the Mortgage Loan commenced  no more than sixty (60) days after the funds were  disbursed  in  connection  with the Mortgage
Loan.  The Mortgage  Note is payable on the first day of each month in monthly  installments  of principal
(other than with respect to the  Interest  Only  Mortgage  Loans) and  interest,  which  installments  are subject to change due to the  adjustments  to the Mortgage  Interest Rate on each  Adjustment  Date,  with interest  calculated and payable in arrears,  sufficient to amortize the Mortgage Loan fully by the stated
maturity date, over an original term of not more than thirty years from commencement of amortization;

         (kk)  As of the  date  of  origination  and to the  best  of  Company’s  knowledge,  as of the related Closing Date of the Mortgage Loan, the Mortgage  Property was lawfully  occupied under  applicable law,  and all  inspections,  licenses and  certificates  required to be made or issued with respect to all occupied  portions of the  Mortgaged  Property  and,  with  respect to the use and  occupancy of the same, including but not limited to  certificates  of occupancy  and fire  underwriting  certificates,  have been made or obtained from the appropriate authorities;

         (ll)  If the Mortgaged  Property is a condominium  unit or a planned unit  development  (other than a de minimis planned unit  development),  such condominium or planned unit development  project meets
Company's eligibility requirements as set forth in Exhibit H;

         (mm)  To the best of Company’s  knowledge,  there is no pending action or proceeding  directly involving the Mortgaged  Property in which  compliance with any  environmental  law, rule or regulation is an issue;  to the best of Company's  knowledge,  there is no violation of any  environmental  law, rule or regulation  with  respect to the  Mortgaged  Property;  and the Company has not received any notice of any environmental  hazard on the Mortgaged  Property and nothing further remains to be done to satisfy in full all  requirements  of each such law, rule or regulation  constituting a prerequisite  to use and enjoyment of said property;

         (nn)  The  Mortgagor  has not  notified  the  Company,  and the  Company  does  not  have  any knowledge of any relief  requested or allowed to the  Mortgagor  under the  Soldiers'  and Sailors'  Civil
Relief Act of 1940;

         (oo)  No  Mortgage  Loan  is  currently  a  construction  or  rehabilitation   Mortgage  Loan  or
facilitates the trade-in or exchange of a Mortgaged Property;

         (pp)  No action has been taken or failed to be taken by  Company,  on or prior to the  Closing
Date which has resulted or will result in an exclusion  from,  denial of, or defense to coverage under any
Primary Mortgage  Insurance Policy (including,  without  limitation,  any exclusions,  denials or defenses which  would  limit or reduce  the  availability  of the  timely  payment  of the full  amount of the loss otherwise  due  thereunder  to the  insured)  whether  arising  out of actions,  representations,  errors, omissions, negligence, or fraud of the Company or for any other reason under such coverage;

         (qq)  Each  Mortgage  Loan has been  serviced  in all  material  respects in  compliance  with
Accepted Servicing Practices;

         (rr) The Mortgage  Loan was  originated  by a mortgagee  approved by the Secretary of Housing and
Urban  Development  pursuant  to  sections  203 and 211 of the  National  Housing  Act, a savings and loan association,  a savings bank, a commercial bank, credit union,  insurance  company or similar  institution which is supervised and examined by a federal or state  authority.  No Mortgaged  Property is a timeshare;
and

         (ss) Each Mortgage  Note,  each  Mortgage,  each  Assignment of Mortgage and any other  documents required  pursuant to this  Agreement to be delivered to the  Purchaser or its  designee,  or its assignee for each  Mortgage  Loan,  have been,  on or before the Closing  Date,  delivered to the  Purchaser or its designee, or its assignee.

         Section 3.03      Repurchase; Substitution.

         It is understood  and agreed that the  representations  and warranties set forth in Sections 3.01 and 3.02 shall survive the sale of the Mortgage  Loans and delivery of the Mortgage Loan  Documents to the
Purchaser,  or its  designee,  and  shall  inure to the  benefit  of the  Purchaser,  notwithstanding  any restrictive  or qualified  endorsement on any Mortgage Note or Assignment or the  examination,  or lack of examination,  of any Mortgage  File.  Upon discovery by either the Company or the Purchaser of a breach of any of the foregoing  representations  and warranties which materially and adversely  affects the value of the Mortgage  Loans or the interest of the  Purchaser in any Mortgage  Loan,  the party  discovering  such breach  shall give  prompt  written  notice to the other.  The  Company  shall have a period of sixty days from the earlier of its  discovery or its receipt of notice of any such breach  within which to correct or cure such breach.  The Company  hereby  covenants  and agrees that if any such breach is not  corrected or cured  within  such sixty day period,  the Company  shall,  at the  Purchaser's  option and not later than ninety days of its  discovery or its receipt of notice of such breach,  repurchase  such  Mortgage Loan at the Repurchase Price or, with the Purchaser's  prior consent and, at Purchaser’s  sole option,  substitute a Mortgage  Loan as provided  below.  In the event that any such breach shall  involve any  representation or warranty  set forth in Section  3.01,  and such breach is not cured within sixty days of the earlier of either  discovery by or notice to the Company of such breach,  all affected  Mortgage Loans shall,  at the option of the  Purchaser,  be  repurchased by the Company at the  Repurchase  Price.  Any such  repurchase shall be  accomplished  by wire transfer of immediately  available funds to Purchaser in the amount of the
Repurchase Price.

         If the Company is required to repurchase  any Mortgage  Loan  pursuant to this Section 3.03,  the
Company may,  with the  Purchaser's  prior  consent and, at  Purchaser’s  sole option,  within one hundred twenty (120) days from the related  Closing Date,  remove such  defective  Mortgage Loan from the terms of this  Agreement  and  substitute  another  mortgage  loan for such  defective  Mortgage  Loan,  in lieu of repurchasing  such defective  Mortgage Loan;  provided  however,  that in the event that any Mortgage Loan was part of a securitization,  notwithstanding  any contrary provision of this Agreement,  no substitution shall be made.  Any  substitute  Mortgage Loan shall be acceptable to  Purchaser.  Any  substituted  Loans will comply with the  representations  and warranties  set forth in this  Agreement as of the  substituted date

         The Company  shall amend the related  Mortgage  Loan  Schedule to reflect the  withdrawal  of the removed  Mortgage  Loan  from  this  Agreement  and the  substitution  of such  substitute  Mortgage  Loan therefor.  Upon such  amendment,  the Purchaser shall review the Mortgage File delivered to it relating to the substitute  Mortgage  Loan. In the event of such a  substitution,  accrued  interest on the substitute
Mortgage Loan for the month in which the  substitution  occurs and any Principal  Prepayments made thereon during  such month shall be the  property of the  Purchaser  and  accrued  interest  for such month on the
Mortgage Loan for which the  substitution is made and any Principal  Prepayments  made thereon during such month shall be the property of the Company.  The  principal  payment on a substitute  Mortgage Loan due on the Due Date in the month of substitution  shall be the property of the Company and the principal  payment on the  Mortgage  Loan for which the  substitution  is made due on such date shall be the  property of the
Purchaser.

         It is  understood  and agreed that the  obligation  of the Company set forth in this Section 3.03 to cure,  repurchase or substitute for a defective  Mortgage Loan, and to indemnify  Purchaser pursuant to
Section  8.01,  constitute  the sole  remedies  of the  Purchaser  respecting  a breach  of the  foregoing representations  and  warranties.  If the  Company  fails to  repurchase  or  substitute  for a  defective
Mortgage  Loan in  accordance  with this  Section  3.03,  or fails to cure a  defective  Mortgage  Loan to
Purchaser's  reasonable  satisfaction  in accordance  with this Section  3.03,  or to indemnify  Purchaser pursuant to Section 8.01,  that failure  shall be an Event of Default and the Purchaser  shall be entitled to pursue all remedies  available in this  Agreement as a result  thereof.  No provision of this paragraph shall affect the rights of the Purchaser to terminate this  Agreement for cause,  as set forth in Sections
10.01 and 11.01.

         Any  cause of  action  against  the  Company  relating  to or  arising  out of the  breach of any representations  and  warranties  made in Sections 3.01 and 3.02 shall accrue as to any Mortgage Loan upon
(i) the  earlier of  discovery  of such breach by the Company or notice  thereof by the  Purchaser  to the
Company,  (ii) failure by the Company to cure such breach or  repurchase  such  Mortgage Loan as specified above, and (iii) demand upon the Company by the Purchaser for compliance with this Agreement.

         Section 3.04   Representations and Warranties of the Purchaser.

Purchaser  represents,  warrants and covenants to Company  that,  as of the related  Closing Date or as of such date specifically provided herein:

         (a)      Purchaser is duly  organized,  validly  existing and in good standing  under the laws of the State of Delaware and is qualified to transact  business in and is in good  standing under the laws of each state in which the  business  transacted  by it or the  character of the properties owned or leased by it requires such qualification.

         (b)      Purchaser  has  the  full  power  an  authority  to  perform,  and  to  enter  into  and consummate,  all  transactions  contemplated  by this  Agreement  and the  related  Term
                  Sheet.  Purchaser  has the full power and  authority to purchase and hold each  Mortgage
                  Loan.

         (c)      Neither the  acquisition of the Mortgage  Loans by Purchaser  pursuant to this Agreement and the related Term Sheet, the consummation of the  transactions  contemplated  hereby, nor  the  fulfillment  of or the  compliance  with  the  terms  and  conditions  of this
                  Agreement  and the related Term Sheet,  will  conflict with or result in a breach of any of the terms,  conditions or provisions of the Purchaser’s  charter or by-laws or result in a material  breach of any legal  restriction or any material  agreement or instrument to  which  the  Purchaser  is now a party  or by  which it is  bound,  or  constitute  a material default or result in an acceleration  under any of the foregoing,  or result in the  violation of any  material  law,  rule,  regulation,  order,  judgment or decree to which Purchaser or its property is subject;

         (d)      There is no action,  suit,  proceeding,  investigation or litigation  pending or, to the
                  Purchaser’s  knowledge,  threatened,  which  either  in  any  one  instance  or  in  the aggregate,  if determined  adversely to Purchaser would adversely affect the purchase of the  Mortgage  Loans by  Purchaser  hereunder,  or  Purchaser’s  ability to perform  its obligations under this Agreement and the related Term Sheet; and

         (e)      No consent,  approval,  authorization  or order of any court or  governmental  agency or body is  required  for the  execution,  delivery  and  performance  by  Purchaser  of or compliance  by  Purchaser  with  this  Agreement  and  the  related  Term  Sheet  or the consummation  of the  transactions  contemplated  by this Agreement and the related Term
                  Sheet  (including,  but not limited to, any approval  from HUD),  or if  required,  such consent,  approval,  authorization  or order  has  been  obtained  prior to the  related
                  Closing Date.

                                                ARTICLE IV

                              ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

         Section 4.01      Company to Act as Servicer.

         The Company,  as an  independent  contractor,  shall service and administer the Mortgage Loans in accordance  with this  Agreement and the related Term Sheet and with  Accepted  Servicing  Practices,  and shall  have full  power  and  authority,  acting  alone,  to do or cause to be done any and all  things in connection  with such servicing and  administration  which the Company may deem necessary or desirable and consistent  with the terms of this  Agreement  and the  related  Term  Sheet and with  Accepted  Servicing
Practices  and  exercise  the same care that it  customarily  employs for its own  account.  Except as set forth in this  Agreement  and the related Term Sheet,  the Company  shall  service the  Mortgage  Loans in strict  compliance with the servicing  provisions of the FNMA Guides  (special  servicing  option),  which include,  but are not limited to,  provisions  regarding the liquidation of Mortgage Loans, the collection of Mortgage Loan payments,  the payment of taxes,  insurance and other charges,  the maintenance of hazard insurance with a Qualified Insurer, the maintenance of mortgage impairment  insurance,  the maintenance of fidelity bond and errors and omissions  insurance,  inspections,  the  restoration of Mortgaged  Property, the maintenance of Primary Mortgage Insurance  Policies,  insurance claims,  the title,  management of REO
Property,  permitted  withdrawals  with  respect to REO  Property,  liquidation  reports,  and  reports of foreclosures and abandonments of Mortgaged Property,  the transfer of Mortgaged  Property,  the release of
Mortgage  Files,  annual  statements,  and  examination  of records  and  facilities.  In the event of any conflict,  inconsistency or discrepancy between any of the servicing  provisions of this Agreement and any of the servicing  provisions of the Agency  Guides,  the provisions of this Agreement and the related Term
Sheet shall control and be binding upon the Purchaser and the Company.

         Consistent  with the terms of this  Agreement and the related Term Sheet,  the Company may waive, modify or vary any term of any  Mortgage  Loan or consent to the  postponement  of any such term or in any manner grant  indulgence to any Mortgagor if in the Company's  reasonable and prudent  determination  such waiver,  modification,  postponement or indulgence is not materially  adverse to the Purchaser,  provided, however,  that unless the Company has obtained the prior  written  consent of the  Purchaser,  the Company shall not  permit any  modification  with  respect to any  Mortgage  Loan that would  change the  Mortgage
Interest  Rate,  forgive  the  payment of  principal  or  interest,  reduce or  increase  the  outstanding principal  balance  (except for actual  payments of principal)  or change the final  maturity date on such
Mortgage  Loan.  In the  event  of any such  modification  which  has been  agreed  to in  writing  by the
Purchaser  and which  permits the deferral of interest or principal  payments on any  Mortgage  Loan,  the
Company shall,  on the Business Day  immediately  preceding the Remittance  Date in any month in which any such  principal  or interest  payment has been  deferred,  deposit in the  Custodial  Account from its own funds,  in  accordance  with Section  4.04,  the  difference  between (a) such month's  principal  and one month's  interest at the Mortgage Loan  Remittance Rate on the unpaid  principal  balance of such Mortgage
Loan and (b) the amount paid by the  Mortgagor.  The Company shall be entitled to  reimbursement  for such advances to the same extent as for all other  advances  pursuant to Section  4.05.  Without  limiting  the generality of the foregoing,  the Company shall  continue,  and is hereby  authorized  and  empowered,  to prepare,  execute and deliver,  all  instruments of satisfaction  or  cancellation,  or of partial or full release,  discharge  and all other  comparable  instruments,  with respect to the Mortgage  Loans and with respect to the Mortgaged  Properties.  Notwithstanding  anything  herein to the contrary,  the Company may not enter into a  forbearance  agreement or similar  arrangement  with respect to any Mortgage  Loan which runs more than 180 days after the first  delinquent  Due Date.  Any such  agreement  shall be  approved by
Purchaser and, if required,  by the Primary  Mortgage  Insurance Policy issuer,  if required.  In no event shall Company be obligated to repurchase a Mortgage Loan due to the exercise of any Conversion Feature.

         In servicing and  administering  the Mortgage Loans, the Company shall employ Accepted  Servicing
Practices,  giving due consideration to the Purchaser's  reliance on the Company.  Unless a different time period is stated in this  Agreement,  Purchaser  shall be deemed to have given consent in connection  with respect  to a  particular  matter if  Purchaser  does not  affirmatively  grant or deny  consent  within 5
Business  Days from the date  Purchaser  receives a written  request  for  consent  for such  matter  from
Company as Company.

         Section 4.02      Collection of Mortgage Loan Payments.

         Continuously  from the date  hereof  until the date each  Mortgage  Loan  ceases to be subject to this Agreement,  the Company will proceed  diligently to collect all payments due under each Mortgage Loan when the same shall become due and payable and shall,  to the extent such  procedures  shall be consistent with this Agreement,  Accepted  Servicing  Practices,  and the terms and provisions of any related Primary
Mortgage  Insurance  Policy,  follow such  collection  procedures  as it follows  with respect to mortgage loans comparable to the Mortgage Loans and held for its own account.

         Section 4.03      Realization Upon Defaulted Mortgage

         The Company shall use its best efforts,  consistent  with the  procedures  that the Company would use in servicing loans for its own account,  consistent  with Accepted  Servicing  Practices,  any Primary
Mortgage  Insurance  Policies  and the  best  interest  of  Purchaser,  to  foreclose  upon  or  otherwise comparably  convert the  ownership of  properties  securing  such of the  Mortgage  Loans as come into and continue  in  default  and as to  which  no  satisfactory  arrangements  can be  made  for  collection  of delinquent  payments  pursuant to Section 4.01.  Foreclosure or comparable  proceedings shall be initiated within ninety (90) days of default for Mortgaged  Properties for which no  satisfactory  arrangements  can be made for  collection  of  delinquent  payments.  The Company shall use its best efforts to realize upon defaulted  Mortgage  Loans in such manner as will  maximize the receipt of  principal  and interest by the
Purchaser,  taking  into  account,  among  other  things,  the  timing  of  foreclosure  proceedings.  The foregoing  is  subject  to the  provisions  that,  in any case in which a  Mortgaged  Property  shall have suffered  damage,  the Company  shall not be required to expend its own funds  toward the  restoration  of such property  unless it shall  determine in its  discretion (i) that such  restoration  will increase the proceeds of liquidation of the related  Mortgage Loan to the Purchaser after  reimbursement  to itself for such expenses,  and (ii) that such expenses will be recoverable by the Company through Insurance  Proceeds or Liquidation  Proceeds from the related  Mortgaged  Property,  as contemplated in Section 4.05.  Company shall obtain prior  approval of Purchaser as to  restoration  expenses in excess of five thousand  dollars
($5,000).  The  Company  shall  notify  the  Purchaser  in  writing  of the  commencement  of  foreclosure proceedings  and prior to the rejection of any offer of  reinstatement.  The Company shall be  responsible for all costs and expenses incurred by it in any such proceedings or functions;  provided,  however,  that it shall be entitled to  reimbursement  thereof  from the related  property,  as  contemplated  in Section
4.05.

         Notwithstanding   anything  to  the  contrary   contained  herein,  the  Purchaser  may,  at  the
Purchaser's  sole option,  terminate the Company as servicer of any Mortgage Loan which becomes ninety (90 days or greater  delinquent in payment of a scheduled Monthly Payment,  without payment of any termination fee with respect  thereto,  provided that the Company shall on the date said  termination  takes effect be reimbursed  for any  unreimbursed  advances of the  Company's  funds made pursuant to Section 5.03 and any unreimbursed  Servicing  Advances and Servicing Fees in each case relating to the Mortgage Loan underlying such  delinquent  Mortgage  Loan  notwithstanding  anything to the contrary set forth in Section  4.05. In the  event  of any  such  termination,  the  provisions  of  Section  11.01  hereof  shall  apply  to said termination and the transfer of servicing  responsibilities  with respect to such delinquent Mortgage Loan to the Purchaser or its designee.

         Notwithstanding  anything to the contrary  contained  herein, in connection with a foreclosure or acceptance  of a deed in lieu of  foreclosure,  in the event the Company has  reasonable  cause to believe that a  Mortgaged  Property  is  contaminated  by  hazardous  or toxic  substances  or  wastes,  or if the
Purchaser  otherwise requests an environmental  inspection or review of such Mortgaged  Property,  such an inspection  or review is to be  conducted  by a  qualified  inspector  at the  Purchaser's  expense.  Upon completion of the  inspection,  the Company shall promptly  provide the Purchaser with a written report of the environmental  inspection.  After reviewing the environmental  inspection  report, the Purchaser shall determine how the Company shall proceed with respect to the Mortgaged Property.

         In the event that a Mortgage  Loan becomes REO Property,  such  property  shall be disposed of by
Company,  with the consent of Purchaser  as required  pursuant to this  Agreement,  within two years after becoming an REO  Property.  Company  shall  manage,  conserve,  protect and operate each such REO Property for the  certificateholders  solely for the purpose of its prompt  disposition  and sale,  and if such REO
Property  has been  securitized,  the Company  shall  consult with any  applicable  master  servicer  with respect  to  such  securitization  so that  the  foregoing  will  be in  compliance  with  the  applicable securitization’s  structure.  Moreover,  pursuant to its efforts to sell such property,  the Company shall either  itself or through an agent  selected by Company,  protect and conserve  such  property in the same manner  and  to  such  an  extent  as is  customary  in the  locality  where  such  property  is  located.
Additionally,  if such REO Property has been  securitized,  the Company shall perform the tax  withholding and  reporting  related to  Sections  1445 and 6050J of the Code after  consultation  with the  applicable master servicer for the related securitization.

         Section 4.04      Establishment of Custodial Accounts; Deposits in Custodial Accounts.

         The Company shall segregate and hold all funds  collected and received  pursuant to each Mortgage
Loan  separate  and apart from any of its own funds and general  assets and shall  establish  and maintain one or more Custodial  Accounts.  The Custodial Account shall be an Eligible  Account.  Funds deposited in the  Custodial  Account may be drawn on by the Company in accordance  with Section  4.05.  The creation of any  Custodial  Account  shall be evidenced  by a letter  agreement in the form shown in Exhibit B hereto.
The original of such letter  agreement  shall be furnished to the Purchaser on the Closing Date,  and upon the request of any subsequent Purchaser.

         The Company  shall  deposit in the  Custodial  Account on a daily basis,  and retain  therein the following  payments and collections  received or made by it subsequent to the Cut-off Date, or received by it prior to the  Cut-off  Date but  allocable  to a period  subsequent  thereto,  other than in respect of principal and interest on the Mortgage Loans due on or before the Cut-off Date:

         (i) all payments on account of principal,  including Principal Prepayments,  on the Mortgage
Loans;

         (ii) all payments on account of interest on the  Mortgage  Loans  adjusted to the  Mortgage  Loan
Remittance Rate;

         (iii) all Liquidation Proceeds;

         (iv) any amounts  required to be  deposited  by the Company in  connection  with any REO Property pursuant to Section 4.13;

         (v) all  Insurance  Proceeds  including  amounts  required to be  deposited  pursuant to Sections
4.08,  4.10 and 4.11,  other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged  Property or released to the Mortgagor in  accordance  with Accepted  Servicing
Practices, the Mortgage Loan Documents or applicable law;

         (vi) all  Condemnation  Proceeds  affecting any Mortgaged  Property which are not released to the
Mortgagor in accordance with the Company's normal servicing  procedures,  the loan documents or applicable law;

         (vii) any Monthly Advances;

         (viii) Intentionally Omitted;

         (ix) any amounts  required to be deposited by the Company  pursuant to Section 4.10 in connection with the deductible  clause in any blanket hazard  insurance  policy,  such deposit shall be made from the
Company's own funds, without reimbursement therefor;

         (x) any amounts  required to be  deposited in the  Custodial  Account  pursuant to Section  4.01,
4.13 or 6.02.

         The foregoing requirements for deposit in the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of:
amortization schedule fees, fees for copies of canceled escrow checks, escrow analysis and loan documents, credit verification fees, fees for property inspections for defaults and lost drafts, fees for fax copies, partial release fees, nsf fees, speed pay fees, subordination fees and wire
Fees, as well as late payment charges and assumption fees, to the extent permitted by Section 6.01, need not be deposited by the Company in the Custodial Account.  Any interest paid on funds deposited in the
Custodial Account by the depository institution shall accrue to the benefit of the Company and the
Company shall be entitled to retain and withdraw such interest from the Custodial Account pursuant to
Section 4.05 (iv).

         Section 4.05      Permitted Withdrawals From the Custodial
Account.

         The Company  may,  from time to time,  withdraw  from the  Custodial  Account  for the  following purposes:

         (i)      to make  payments to the  Purchaser  in the amounts  and in the manner  provided  for in
Section 5.01;

         (ii) to reimburse itself for Monthly  Advances,  the Company's right to reimburse itself pursuant to this  subclause  (ii) being limited to amounts  received on the related  Mortgage Loan which  represent late  collections (net of the related  Servicing Fees) of principal  and/or interest  respecting which any such advance was made, it being  understood that, in the case of such  reimbursement,  the Company's right thereto  shall be prior to the rights of the  Purchaser,  except  that,  where the  Company is required to repurchase  a Mortgage  Loan,  pursuant  to Section  3.03 or Section  3.04,  the  Company's  right to such reimbursement  shall be  subsequent to the payment to the Purchaser of the  Repurchase  Price  pursuant to such Section and all other  amounts  required to be paid to the  Purchaser  with respect to such  Mortgage
Loan;

         (iii) to reimburse  itself for  unreimbursed  Servicing  Advances and any unpaid  Servicing Fees, the Company's  right to reimburse  itself  pursuant to this  subclause  (iii) with respect to any Mortgage
Loan being limited to related  proceeds from  Liquidation  Proceeds,  Condemnation  Proceeds and Insurance
Proceeds in accordance  with the relevant  provisions of the FNMA Guides or as otherwise set forth in this
Agreement or the related Term Sheet,  it being  understood  that for those Mortgage Loans in  foreclosure,
Company shall recover for Servicing  Advances and  Servicing  Fees through the  completion of  foreclosure and disposition of the REO Property; such recovery shall be made upon liquidation of the REO Property;

         (iv)     to pay to  itself  as part of its  servicing  compensation  (a) any  interest  earned on funds in the Custodial  Account (all such interest to be withdrawn  monthly not later than each Remittance
Date),  and (b) the  Servicing  Fee from that  portion of any  payment or  recovery  as to  interest  with respect to a particular Mortgage Loan;

         (v)      to pay to itself with respect to each Mortgage Loan that has been  repurchased  pursuant to Section 3.03 or Section 3.04 all amounts  received  thereon and not distributed as of the date on which the related repurchase price is determined,

         (vi)     to transfer funds to another Eligible Account in accordance with Section 4.09 hereof;

         (vii)    to remove funds inadvertently placed in the Custodial Account by the Company; and

         (vi)     to clear and terminate the Custodial Account upon the termination of this Agreement.

         Section 4.06      Establishment of Escrow Accounts;
                                    Deposits in Escrow Accounts.

         The Company shall segregate and hold all funds  collected and received  pursuant to each Mortgage
Loan which  constitute  Escrow  Payments  separate and apart from any of its own funds and general  assets and shall  establish  and maintain one or more Escrow  Accounts.  The Escrow  Account shall be an Eligible
Account.  Funds  deposited  in the  Escrow  Account  may be drawn on by the  Company  in  accordance  with
Section  4.07.  The creation of any Escrow  Account  shall be evidenced by a letter  agreement in the form shown in Exhibit C. The  original of such letter  agreement  shall be  furnished  to the  Purchaser on the
Closing Date, and upon request to any subsequent purchaser.

         The  Company  shall  deposit  in the Escrow  Account or  Accounts  on a daily  basis,  and retain therein:

         (i)      all Escrow  Payments  collected  on account of the  Mortgage  Loans,  for the purpose of effecting timely payment of any such items as required under the terms of this Agreement;

         (ii)     all  Insurance  Proceeds  which are to be  applied to the  restoration  or repair of any
Mortgaged Property; and

         (iii)all  Servicing  Advances for  Mortgagors  whose Escrow  Payments are  insufficient  to cover escrow disbursements.

         The Company shall make  withdrawals  from the Escrow  Account only to effect such payments as are required  under this  Agreement,  and for such other  purposes  as shall be as set forth or in  accordance with Section 4.07.  The Company  shall be entitled to retain any interest  paid on funds  deposited in the
Escrow Account by the depository  institution  other than interest on escrowed funds required by law to be paid to the  Mortgagor  and, to the extent  required by law,  the Company  shall pay  interest on escrowed funds to the Mortgagor  notwithstanding  that the Escrow Account is non-interest  bearing or that interest paid thereon is insufficient for such purposes.

         Section 4.07      Permitted Withdrawals From Escrow Account.

         Withdrawals from the Escrow Account may be made by Company only:

         (i)      to effect timely  payments of ground rents,  taxes,  assessments,  water rates,  Primary
Mortgage  Insurance  Policy  premiums,  if applicable,  fire and hazard  insurance  premiums,  condominium assessments and comparable items;

         (ii)     to  reimburse  Company  for any  Servicing  Advance  made by Company  with  respect to a related  Mortgage Loan but only from amounts  received on the related  Mortgage Loan which  represent late payments or collections of Escrow Payments thereunder;

         (iii)    to refund to the Mortgagor any funds as may be determined to be overages;

         (iv)     for transfer to the Custodial Account in accordance with the terms of this Agreement;

         (v)      for application to restoration or repair of the Mortgaged Property;

         (vi)     to pay to the Company,  or to the Mortgagor to the extent  required by law, any interest paid on the funds deposited in the Escrow Account;

         (vii)    to clear and terminate the Escrow  Account on the  termination of this  Agreement.  As part of its servicing duties, the Company shall pay to the Mortgagors  interest on funds in Escrow Account,  to the extent  required by law,  and to the extent  that  interest  earned on funds in the Escrow  Account is insufficient, shall pay such interest from its own funds, without any reimbursement therefor; and

         (viii)   to pay to the  Mortgagors  or other  parties  Insurance  Proceeds  deposited in accordance with Section 4.06.

         Section 4.08      Payment of Taxes, Insurance and Other
                                    Charges; Maintenance of Primary Mortgage
                                      Insurance Policies; Collections Thereunder.

         With respect to each Mortgage Loan, the Company shall maintain  accurate  records  reflecting the status of ground rents, taxes,  assessments,  water rates and other charges which are or may become a lien upon the  Mortgaged  Property and the status of primary  mortgage  insurance  premiums and fire and hazard insurance  coverage  and shall  obtain,  from time to time,  all bills for the  payment  of such  charges, including  renewal  premiums  and  shall  effect  payment  thereof  prior  to the  applicable  penalty  or termination date and at a time appropriate for securing maximum  discounts  allowable,  employing for such purpose  deposits of the Mortgagor in the Escrow Account which shall have been  estimated and  accumulated by the Company in amounts  sufficient  for such  purposes,  as allowed  under the terms of the Mortgage or applicable  law. To the extent that the Mortgage does not provide for Escrow  Payments,  the Company shall determine  that any such  payments  are made by the  Mortgagor  at the time they  first  become  due.  The
Company  assumes full  responsibility  for the timely  payment of all such bills and shall  effect  timely payments of all such bills  irrespective  of the Mortgagor's  faithful  performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments.

         The Company will maintain in full force and effect Primary  Mortgage  Insurance  Policies  issued by a Qualified  Insurer with respect to each  Mortgage  Loan for which such  coverage is herein  required.
Such  coverage will be terminated  only with the approval of Purchaser,  or as required by applicable  law or  regulation;  provided,  however  that any such lender paid  mortgage  insurance  coverage  may also be terminated  without  approval by Purchaser in the event that such  coverage is  terminated  in  accordance with the  Mortgagor’s  Mortgage Note,  Mortgage,  or any riders or addenda  thereto.  The Company will not cancel or refuse to renew any Primary  Mortgage  Insurance  Policy in effect on the  Closing  Date that is required to be kept in force under this Agreement unless a replacement  Primary Mortgage  Insurance Policy for such  canceled or nonrenewed  policy is obtained from and  maintained  with a Qualified  Insurer.  The
Company  shall not take any  action  which  would  result in  non-coverage  under any  applicable  Primary
Mortgage  Insurance  Policy of any loss which,  but for the actions of the Company would have been covered thereunder.  In connection  with any assumption or  substitution  agreement  entered into or to be entered into pursuant to Section 6.01,  the Company shall  promptly  notify the insurer under the related  Primary
Mortgage  Insurance  Policy,  if any, of such  assumption or  substitution of liability in accordance with the terms of such policy and shall take all actions  which may be required by such  insurer as a condition to the  continuation of coverage under the Primary  Mortgage  Insurance  Policy.  If such Primary Mortgage
Insurance  Policy is terminated as a result of such assumption or  substitution of liability,  the Company shall obtain a replacement Primary Mortgage Insurance Policy as provided above.

         In connection  with its  activities  as Company,  the Company  agrees to prepare and present,  on behalf of itself and the Purchaser,  claims to the insurer under any Private Mortgage  Insurance Policy in a timely  fashion in  accordance  with the terms of such Primary  Mortgage  Insurance  Policy and, in this regard,  to take such  action  as shall be  necessary  to  permit  recovery  under  any  Primary  Mortgage
Insurance Policy  respecting a defaulted  Mortgage Loan.  Pursuant to Section 4.04, any amounts  collected by the Company under any Primary Mortgage  Insurance  Policy shall be deposited in the Custodial  Account, subject to withdrawal pursuant to Section 4.05.

         Section 4.09      Transfer of Accounts.

         The Company may  transfer the  Custodial  Account or the Escrow  Account to a different  Eligible
Account from time to time.  Such transfer shall be made only upon  obtaining the prior written  consent of the Purchaser, which consent will not be unreasonably withheld.

         Section 4.10      Maintenance of Hazard Insurance.

         The Company shall cause to be maintained  for each Mortgage Loan fire and hazard  insurance  with extended  coverage  as is  acceptable  to FNMA or FHLMC and  customary  in the area  where  the  Mortgaged
Property is located in an amount  which is equal to the lesser of (i) the maximum  insurable  value of the improvements  securing such Mortgage Loan or (ii) the greater of (a) the outstanding  principal balance of the Mortgage  Loan,  and (b) an amount such that the proceeds  thereof  shall be sufficient to prevent the
Mortgagor  and/or the mortgagee from becoming a co-insurer.  If required by the Flood Disaster  Protection
Act of 1973,  as amended,  each  Mortgage Loan shall be covered by a flood  insurance  policy  meeting the requirements  of the  current  guidelines  of the  Federal  Insurance  Administration  in  effect  with an insurance  carrier  acceptable  to FNMA or FHLMC,  in an amount  representing  coverage  not less than the least of (i) the outstanding  principal  balance of the Mortgage Loan, (ii) the maximum insurable value of the  improvements  securing such Mortgage Loan or (iii) the maximum amount of insurance which is available under the Flood  Disaster  Protection  Act of 1973,  as  amended.  If at any time  during  the term of the
Mortgage Loan, the Company  determines in accordance  with  applicable law and pursuant to the FNMA Guides that a  Mortgaged  Property  is  located  in a  special  flood  hazard  area and is not  covered  by flood insurance or is covered in an amount less than the amount  required by the Flood  Disaster  Protection Act of 1973, as amended,  the Company shall notify the related  Mortgagor  that the Mortgagor must obtain such flood insurance  coverage,  and if said Mortgagor  fails to obtain the required flood  insurance  coverage within  forty-five  (45) days after such  notification,  the  Company  shall  immediately  force place the required  flood  insurance  on the  Mortgagor’s  behalf.  The  Company  shall  also  maintain  on each REO
Property,  fire and hazard  insurance  with extended  coverage in an amount which is at least equal to the maximum  insurable  value of the  improvements  which  are a part of such  property,  and,  to the  extent required and available  under the Flood Disaster  Protection Act of 1973, as amended,  flood  insurance in an amount as provided  above.  Any amounts  collected by the Company  under any such  policies  other than amounts to be deposited in the Escrow  Account and applied to the  restoration  or repair of the Mortgaged
Property or REO Property,  or released to the Mortgagor in accordance with Accepted  Servicing  Practices, shall be deposited  in the  Custodial  Account,  subject to  withdrawal  pursuant to Section  4.05.  It is understood  and  agreed  that no  other  additional  insurance  need be  required  by the  Company  of the
Mortgagor or  maintained  on property  acquired in respect of the Mortgage  Loan,  other than  pursuant to this Agreement,  the FNMA Guides or such applicable  state or federal laws and regulations as shall at any time be in force and as shall  require such  additional  insurance.  All such  policies  shall be endorsed with standard  mortgagee  clauses with loss payable to the Company and its  successors  and/or assigns and shall provide for at least thirty days prior written notice of any  cancellation,  reduction in the amount or material  change in coverage to the  Company.  The Company  shall not  interfere  with the  Mortgagor's freedom  of choice in  selecting  either  his  insurance  carrier or agent,  provided,  however,  that the
Company shall not accept any such insurance  policies from insurance  companies  unless such companies are
Qualified Insurers.

         Section 4.11      Maintenance of Mortgage Impairment
                                    Insurance Policy.

         In the event that the Company  shall  obtain and maintain a blanket  policy  issued by an insurer acceptable to FNMA or FHLMC  insuring  against  hazard losses on all of the Mortgage  Loans,  then, to the extent such policy provides  coverage in an amount equal to the amount  required  pursuant to Section 4.10 and otherwise  complies with all other  requirements  of Section 4.10, it shall  conclusively be deemed to have  satisfied its  obligations  as set forth in Section 4.10, it being  understood  and agreed that such policy may contain a deductible  clause,  in which case the Company  shall,  in the event that there shall not have been  maintained  on the related  Mortgaged  Property  or REO  Property a policy  complying  with
Section  4.10,  and there shall have been a loss which would have been covered by such policy,  deposit in the  Custodial  Account  the  amount  not  otherwise  payable  under the  blanket  policy  because of such deductible  clause.  In  connection  with its  activities as servicer of the Mortgage  Loans,  the Company agrees to prepare and present,  on behalf of the  Purchaser,  claims  under any such  blanket  policy in a timely fashion in accordance  with the terms of such policy.  Upon request of the  Purchaser,  the Company shall cause to be delivered to the  Purchaser a certified  true copy of such policy and shall use its best efforts  to  obtain  a  statement  from the  insurer  thereunder  that  such  policy  shall in no event be terminated or materially modified without thirty days' prior written notice to the Purchaser.

         Section 4.12      Fidelity Bond, Errors and Omissions
                                    Insurance.

         The  Company  shall  maintain,  at its own  expense,  a blanket  fidelity  bond and an errors and omissions insurance policy, with broad coverage with responsible  companies on all officers,  employees or other persons  acting in any capacity with regard to the Mortgage Loan to handle funds,  money,  documents and  papers  relating  to the  Mortgage  Loan.  The  Fidelity  Bond  shall be in the form of the  Mortgage
Banker's Blanket Bond and shall protect and insure the Company against losses,  including forgery,  theft, embezzlement  and fraud of such persons.  The errors and omissions  insurance shall protect and insure the
Company  against  losses  arising out of errors and  omissions and  negligent  acts of such persons.  Such errors and  omissions  insurance  shall also protect and insure the Company  against  losses in connection with the failure to maintain any insurance  policies  required  pursuant to this Agreement and the release or  satisfaction of a Mortgage Loan without having obtained  payment in full of the  indebtedness  secured thereby.  No  provision  of this  Section  4.12  requiring  the  Fidelity  Bond or  errors  and  omissions insurance  shall  diminish  or relieve the Company  from its duties and  obligations  as set forth in this
Agreement.  The minimum  coverage under any such bond and insurance  policy shall be at least equal to the corresponding  amounts  required by FNMA in the FNMA Guide.  The Company  shall deliver to the Purchaser a certificate  from the  surety and the  insurer as to the  existence  of the  Fidelity  Bond and errors and omissions  insurance  policy  and shall  obtain a  statement  from the surety  and the  insurer  that such
Fidelity Bond or insurance  policy shall in no event be terminated or materially  modified  without thirty days' prior  written  notice to the  Purchaser.  The Company  shall  notify the  Purchaser  within  thirty business  days of receipt of notice  that such  Fidelity  Bond or  insurance  policy will be, or has been, materially  modified  or  terminated.  The  Purchaser  (or  any  party  having  the  status  of  Purchaser hereunder) and any subsidiary  thereof and their  successors or assigns as their interests may appear must be named as loss  payees on the  Fidelity  Bond and as  additional  insured on the  errors  and  omissions policy.  Upon  request by  Purchaser,  Company  shall  provide  Purchaser  with an  insurance  certificate certifying  coverage  under  this  Section  4.12,  and will  provide  an update to such  certificate  upon request, or upon renewal or material modification of coverage.

         Section 4.13      Title, Management and Disposition of REO Property.

         In the event that title to the Mortgaged  Property is acquired in  foreclosure or by deed in lieu of  foreclosure,  the deed or  certificate  of sale  shall be  taken in the name of the  Purchaser  or its designee,  or in the event the  Purchaser or its designee is not  authorized or permitted to hold title to real  property in the state where the REO Property is located,  or would be adversely  affected  under the
"doing  business" or tax laws of such state by so holding title,  the deed or certificate of sale shall be taken in the name of such  Person or Persons as shall be  consistent  with an opinion of counsel  obtained by the Company  from an attorney  duly  licensed  to practice  law in the state where the REO  Property is located.  Any Person or Persons holding such title other than the Purchaser  shall  acknowledge in writing that such title is being held as nominee for the benefit of the Purchaser.

         The Company  shall notify the Purchaser in  accordance  with the FNMA Guides of each  acquisition of REO Property  upon such  acquisition,  together  with a copy of the drive by appraisal or brokers price opinion of the Mortgaged  Property  obtained in connection with such  acquisition,  and thereafter  assume the  responsibility  for marketing  such REO property in accordance  with  Accepted  Servicing  Practices.
Thereafter,  the  Company  shall  continue to provide  certain  administrative  services to the  Purchaser relating  to such  REO  Property  as set  forth in this  Section  4.13.  The fee for  such  administrative services (the  “Administrative  Fee”) shall be $1,500 to be paid upon liquidation of the REO Property.  No
Servicing  Fee shall be  assessed on any REO  Property  from and after the date on which it becomes an REO
Property.

         The Company shall,  either itself or through an agent selected by the Company,  and in accordance with the FNMA Guides  manage,  conserve,  protect and operate each REO Property in the same manner that it manages,  conserves,  protects and operates other foreclosed property for its own account, and in the same manner that  similar  property  in the same  locality as the REO  Property is managed.  The Company  shall cause each REO Property to be inspected  promptly  upon the  acquisition  of title thereto and shall cause each REO  Property to be inspected  at least  monthly  thereafter  or more  frequently  as required by the circumstances.  The  Company  shall  make or cause to be made a written  report  of each such  inspection.
Such reports shall be retained in the Mortgage  File and copies  thereof shall be forwarded by the Company to the Purchaser at Purchaser’s request.

         The Company  shall use its best  efforts to dispose of the REO  Property as soon as possible  and shall  sell such REO  Property  in any  event  within  one year  after  title  has been  taken to such REO
Property,  unless  the  Company  determines,  and gives an  appropriate  notice to the  Purchaser  to such effect,  that a longer period is necessary for the orderly  liquidation of such REO Property.  If a longer period than one (1) year is  permitted  under the  foregoing  sentence  and is  necessary  to sell any REO
Property,  the Company  shall report  monthly to the  Purchaser  as to the progress  being made in selling such REO  Property.  No REO Property  shall be marketed  for less than the  Appraised  Value,  without the prior consent of Purchaser.  No REO Property  shall be sold for less than ninety five percent (95%) of its
Appraised  Value,  without the prior consent of  Purchaser.  All requests for  reimbursement  of Servicing
Advances  shall be in accordance  with the FNMA Guides.  The  disposition of REO Property shall be carried out by the Company at such price,  and upon such terms and  conditions,  as the Company deems to be in the best  interests  of the  Purchaser  (subject  to the above  conditions).  Company  shall  provide  monthly reports to Purchaser in reference to the status of the marketing of the REO Properties.

         Notwithstanding   anything  to  the  contrary   contained  herein,  the  Purchaser  may,  at  the
Purchaser's  sole option,  terminate the Company as servicer of any such REO Property  without  payment of any termination  fee with respect  thereto,  provided that the Company shall on the date said  termination takes effect be reimbursed for any  unreimbursed  advances of the Company's funds made pursuant to Section
5.03 and any  unreimbursed  Servicing  Advances and Servicing  Fees, in each case relating to the Mortgage
Loan  underlying  such REO Property  notwithstanding  anything to the contrary set forth in Section  4.05, and, only to the extent the related REO Property was not liquidated  prior to Company’s  termination,  any
Administrative  Fee  prorated  based on the  following  ratio:  (1) the total number of months the Company serviced  it as REO  Property  to (2) the  total  number of  months  from  completion  of  foreclosure  to completion of liquidation  of the REO Property.  In the event of any such  termination,  the provisions of
Section 11.01 hereof shall apply to said termination and the transfer of servicing  responsibilities  with respect to such REO Property to the Purchaser or its designee.

         Section 4.14      Notification of Maturity Date.

          With respect to each Mortgage  Loan,  the Company shall execute and deliver to the Mortgagor any and all necessary  notices  required under  applicable law and the terms of the related  Mortgage Note and
Mortgage regarding the maturity date if required under applicable law.

                                                ARTICLE V

                                        PAYMENTS TO THE PURCHASER

         Section 5.01      Distributions.

         On each Remittance Date, the Company shall  distribute by wire transfer of immediately  available funds to the  Purchaser (i) all amounts  credited to the Custodial  Account as of the close of business on the preceding  Determination  Date,  net of charges  against or  withdrawals  from the  Custodial  Account pursuant to Section  4.05,  plus (ii) all Monthly  Advances,  if any,  which the Company is  obligated  to distribute  pursuant to Section 5.03,  plus,  (iii) interest at the Mortgage Loan  Remittance  Rate on any
Principal  Prepayment  from the date of such Principal  Prepayment  through the end of the month for which disbursement  is made  provided that the  Company’s  obligation  as to payment of such  interest  shall be limited  to the  Servicing  Fee  earned  during  the month of the  distribution,  minus  (iv) any  amounts attributable  to Monthly  Payments  collected  but due on a Due Date or Dates  subsequent to the preceding
Determination  Date,  which  amounts  shall be remitted on the  Remittance  Date next  succeeding  the Due
Period for such amounts.  It is  understood  that,  by operation of Section  4.04,  the  remittance on the first  Remittance Date with respect to Mortgage Loans  purchased  pursuant to the related Term Sheet is to include principal  collected after the related Cut-off Date through the preceding  Determination Date plus interest,  adjusted to the  Mortgage  Loan  Remittance  Rate  collected  through such  Determination  Date exclusive  of any portion  thereof  allocable to the period prior to the related  Cut-off  Date,  with the adjustments specified in clauses (ii), (iii) and (iv) above.

         With respect to any remittance  received by the Purchaser after the Remittance  Date, the Company shall pay to the  Purchaser  interest on any such late  payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change,  plus three  percentage  points,  but in no event greater than the maximum  amount  permitted by applicable  law. Such interest  shall cover the period  commencing  with the day  following  the  Business  Day such  payment  was due and ending with the  Business  Day on which such payment is made to the Purchaser,  both  inclusive.  The payment by the Company of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Company.

         Section 5.02      Statements to the Purchaser.

         The Company shall  furnish to Purchaser an  individual  loan  accounting  report,  as of the last
Business  Day of each month,  in the  Company's  assigned  loan number  order to  document  Mortgage  Loan payment  activity on an individual  Mortgage  Loan basis.  With respect to each month,  the  corresponding individual  loan  accounting  report shall be received by the  Purchaser no later than the fifth  Business
Day of the following  month on a disk or tape or other  computer-readable  format in such format as may be mutually  agreed upon by both  Purchaser  and  Company,  and no later than the fifth  Business  Day of the following month in hard copy, which report, in hard copy, shall contain the following:

         (i) With respect to each Monthly  Payment,  the amount of such remittance  allocable to principal
(including a separate breakdown of any Principal  Prepayment,  including the date of such prepayment,  and any prepayment  penalties or premiums,  along with a detailed  report of interest on principal  prepayment amounts remitted in accordance with Section 4.04);

         (ii)  with respect to each Monthly Payment, the amount of such remittance allocable to interest;

         (iii)  the  amount  of  servicing   compensation   received  by  the  Company  during  the  prior
distribution period;

         (iv)  the aggregate Stated Principal Balance of the Mortgage Loans;

         (v) the  aggregate  of any  expenses  reimbursed  to the  Company  during the prior  distribution period pursuant to Section 4.05;

         (vi) The number and aggregate  outstanding  principal  balances of Mortgage  Loans (a) delinquent
(1) 30 to 59 days,  (2) 60 to 89 days,  (3) 90 days or more;  (b) as to which  foreclosure  has commenced;
and (c) as to which REO Property has been acquired; and

         The Company  shall also  provide a trial  balance,  sorted in  Purchaser's  assigned  loan number order with each such Report.

         The Company shall prepare and file any and all information  statements or other filings  required to be delivered to any governmental  taxing  authority  pursuant to any applicable law with respect to the
Mortgage  Loans  and the  transactions  contemplated  hereby.  In  addition,  the  Company  shall  provide
Purchaser  with such  information  concerning  the Mortgage Loans as is necessary for Purchaser to prepare its federal income tax return as Purchaser may reasonably request from time to time.

         Section 5.03      Monthly Advances by the Company.

         Not later than the close of business on the Business Day  preceding  each  Remittance  Date,  the
Company  shall deposit in the Custodial  Account an amount equal to all payments not  previously  advanced by the Company,  whether or not deferred  pursuant to Section  4.01,  of principal  (due after the Cut-off
Date) and interest not  allocable to the period prior to the Cut-off  Date,  adjusted to the Mortgage Loan
Remittance  Rate,  which  were due on a  Mortgage  Loan and  delinquent  at the close of  business  on the related Determination Date.

         The  Company's  obligation  to make such Monthly  Advances as to any Mortgage  Loan will continue through the last  Monthly  Payment due prior to the payment in full of the Mortgage  Loan,  or through the
Remittance  Date  prior  to the date on which  the  Mortgaged  Property  liquidates  (including  Insurance
Proceeds,  proceeds from the sale of REO Property or  Condemnation  Proceeds) with respect to the Mortgage
Loan  unless the Company  deems such  advance to be  nonrecoverable.  In such  event,  the  Company  shall deliver to the  Purchaser  an  Officer's  Certificate  of the Company to the effect that an officer of the
Company  has  reviewed  the  related  Mortgage  File and has made the  reasonable  determination  that any additional advances are nonrecoverable.

         Section 5.04      Liquidation Reports.

         Upon the foreclosure sale of any Mortgaged  Property or the acquisition  thereof by the Purchaser pursuant to a  deed-in-lieu  of  foreclosure,  the Company  shall  submit to the  Purchaser a  liquidation report with respect to such  Mortgaged  Property in a form mutually  acceptable to Company and  Purchaser.
The Company  shall also  provide  reports on the status of REO Property  containing  such  information  as
Purchaser may reasonably require.

                                                ARTICLE VI

                                       GENERAL SERVICING PROCEDURES

         Section 6.01      Assumption Agreements.

         The Company will, to the extent it has knowledge of any conveyance or  prospective  conveyance by any  Mortgagor of the  Mortgaged  Property  (whether by absolute  conveyance  or by contract of sale,  and whether  or not the  Mortgagor  remains  or is to  remain  liable  under  the  Mortgage  Note  and/or  the
Mortgage),  exercise its rights to accelerate  the maturity of such Mortgage Loan under any  "due-on-sale"
clause to the extent  permitted by law;  provided,  however,  that the Company shall not exercise any such rights if  prohibited  by law or the terms of the  Mortgage  Note from doing so or if the exercise of such rights  would  impair or threaten to impair any  recovery  under the related  Primary  Mortgage  Insurance
Policy,  if any. If the Company  reasonably  believes it is unable  under  applicable  law to enforce such
"due-on-sale"  clause,  the  Company,  with  the  approval  of  the  Purchaser  (such  approval  not to be unreasonably  withheld),  will enter into an  assumption  agreement  with the person to whom the Mortgaged
Property has been  conveyed or is proposed to be conveyed,  pursuant to which such person  becomes  liable under the Mortgage  Note and, to the extent  permitted by  applicable  state law,  the  Mortgagor  remains liable  thereon.  Where an assumption  is allowed  pursuant to this Section  6.01,  the Company,  with the prior  consent of the Purchaser and the primary  mortgage  insurer,  if any, is authorized to enter into a substitution  of liability  agreement with the person to whom the Mortgaged  Property has been conveyed or is proposed to be conveyed  pursuant to which the original  mortgagor is released from  liability and such
Person is  substituted  as  mortgagor  and  becomes  liable  under the  related  Mortgage  Note.  Any such substitution  of liability  agreement  shall be in lieu of an  assumption  agreement.  Purchaser  shall be deemed to have  consented to any assumption for which  Purchaser was given  notification  and requested to consent,  but for which  neither a consent nor an objection  was given by Purchaser  within five  Business
Days of such notification.

         In connection with any such  assumption or  substitution  of liability,  the Company shall follow the  underwriting  practices  and  procedures  of the  FNMA  Guides.  With  respect  to an  assumption  or substitution of liability,  the Mortgage  Interest Rate borne by the related  Mortgage Note, the amount of the  Monthly  Payment  and the  maturity  date may not be  changed  (except  pursuant  to the terms of the
Mortgage Note). If the credit of the proposed  transferee does not meet such  underwriting  criteria,  the
Company  diligently  shall, to the extent permitted by the Mortgage or the Mortgage Note and by applicable law,  accelerate  the maturity of the Mortgage  Loan. The Company shall notify the Purchaser that any such substitution  of liability or assumption  agreement has been  completed by forwarding to the Purchaser the original of any such substitution of liability or assumption  agreement,  which document shall be added to the related Mortgage File and shall,  for all purposes,  be considered a part of such Mortgage File to the same extent as all other  documents and  instruments  constituting  a part thereof.  All fees collected by the Company for entering into an assumption or  substitution  of liability  agreement  shall belong to the
Company.

         Notwithstanding  the  foregoing  paragraphs  of  this  Section  or any  other  provision  of this
Agreement,  the  Company  shall not be  deemed to be in  default,  breach  or any other  violation  of its obligations  hereunder  by  reason  of any  assumption  of a  Mortgage  Loan  by  operation  of law or any assumption  which the Company may be restricted by law from  preventing,  for any reason  whatsoever.  For purposes of this Section  6.01,  the term  "assumption"  is deemed to also include a sale of the Mortgaged
Property  subject to the Mortgage that is not  accompanied by an assumption or  substitution  of liability agreement.

         Section 6.02      Satisfaction of Mortgages and Release of Mortgage Files.

         Upon the payment in full of any Mortgage  Loan,  or the receipt by the Company of a  notification that  payment  in full  will be  escrowed  in a manner  customary  for such  purposes,  the  Company  will immediately  notify the Purchaser by a  certification,  which  certification  shall include a statement to the effect  that all  amounts  received  or to be  received  in  connection  with such  payment  which are required  to be  deposited  in the  Custodial  Account  pursuant  to Section  4.04 have been or will be so deposited,  of a Servicing  Officer and shall  request  delivery to it of the portion of the Mortgage File held by the  Purchaser.  The  Purchaser  shall no later  than five  Business  Days  after  receipt of such certification  and request,  release or cause to be released to the  Company,  the related  Mortgage  Loan
Documents and, upon its receipt of such documents,  the Company shall promptly  prepare and deliver to the
Purchaser  the  requisite  satisfaction  or  release.  No later than three  Business  Days  following  its receipt of such  satisfaction or release,  the Purchaser shall deliver,  or cause to be delivered,  to the
Company the release or satisfaction  properly  executed by the owner of record of the applicable  mortgage or its duly  appointed  attorney  in fact.  No expense  incurred  in  connection  with any  instrument  of satisfaction or deed of reconveyance shall be chargeable to the Custodial Account.

         In the event the Company  satisfies or releases a Mortgage  without  having  obtained  payment in full of the  indebtedness  secured  by the  Mortgage  or  should  it  otherwise  prejudice  any  right the
Purchaser may have under the mortgage  instruments,  the Company,  upon written demand, shall remit within two Business Days to the Purchaser the then  outstanding  principal  balance of the related  Mortgage Loan by deposit  thereof in the  Custodial  Account.  The Company  shall  maintain the Fidelity Bond and errors and  omissions  insurance  insuring  the  Company  against  any loss it may  sustain  with  respect to any
Mortgage Loan not satisfied in accordance with the procedures set forth herein.

         From time to time and as  appropriate  for the  servicing or  foreclosure  of the Mortgage  Loan, including  for the purpose of  collection  under any Primary  Mortgage  Insurance  Policy,  the  Purchaser
shall,  upon  request of the Company and  delivery to the  Purchaser  of a servicing  receipt  signed by a
Servicing  Officer,  release the portion of the Mortgage File held by the  Purchaser to the Company.  Such servicing  receipt shall  obligate the Company to return the related  Mortgage  documents to the Purchaser when the need therefor by the Company no longer exists,  unless the Mortgage Loan has been  liquidated and the  Liquidation  Proceeds  relating to the Mortgage Loan have been deposited in the Custodial  Account or the Mortgage  File or such  document has been  delivered to an attorney,  or to a public  trustee or other public  official  as required  by law,  for  purposes of  initiating  or  pursuing  legal  action or other proceedings for the foreclosure of the Mortgaged  Property either  judicially or  non-judicially,  and the
Company has  delivered to the  Purchaser a certificate  of a Servicing  Officer  certifying as to the name and address of the Person to which such  Mortgage  File or such  document was delivered and the purpose or purposes of such  delivery.  Upon  receipt of a  certificate  of a  Servicing  Officer  stating  that such
Mortgage Loan was liquidated, the servicing receipt shall be released by the Purchaser to the Company.

         Section 6.03      Servicing Compensation.

         As compensation  for its services  hereunder,  the Company shall be entitled to withdraw from the
Custodial Account (to the extent of interest  payments  collected on the Mortgage Loans) or to retain from interest  payments  collected on the Mortgage Loans, the amounts  provided for as the Company's  Servicing
Fee, subject to payment of compensating  interest on Principal  Prepayments as capped by the Servicing Fee pursuant to Section 5.01 (iii).  Additional  servicing  compensation  in the form of  assumption  fees, as provided in Section  6.01,  and late  payment  charges and other  ancillary  fees shall be retained by the
Company to the extent not required to be deposited in the  Custodial  Account.  No Servicing  Fee shall be payable in connection  with partial  Monthly  Payments.  The Company shall be required to pay all expenses incurred  by it in  connection  with its  servicing  activities  hereunder  and shall not be  entitled  to reimbursement therefor except as specifically provided for.

         Section 6.04      Annual Statement as to Compliance.

         The Company will  deliver to the  Purchaser as of  September  30th of each year,  beginning  with
2001,  an  Officers'  Certificate  stating,  as to  each  signatory  thereof,  that  (i) a  review  of the activities of the Company  during the preceding  fiscal year and of  performance  under this Agreement has been made under such officers'  supervision,  and (ii) to the best of such officers'  knowledge,  based on such review,  the Company has fulfilled all of its obligations under this Agreement  throughout such year, or, if there has been a default in the  fulfillment of any such  obligation,  specifying each such default known to such  officers and the nature and status of cure  provisions  thereof.  Copies of such  statement shall be provided by the Company to the Purchaser upon request.

         Section 6.05      Annual Independent Certified Public Accountants' Servicing Report.

         Within one  hundred  twenty  (120) days of  Company's  fiscal year end the Company at its expense shall cause a firm of  independent  public  accountants  which is a member of the  American  Institute  of
Certified  Public  Accountants  to furnish a statement  to the  Purchaser to the effect that such firm has examined certain  documents and records relating to the Company's  servicing of mortgage loans of the same type as the Mortgage  Loans  pursuant to servicing  agreements  substantially  similar to this  Agreement, which  agreements may include this  Agreement,  and that, on the basis of such an  examination,  conducted substantially in the uniform single audit program for mortgage  bankers,  such firm is of the opinion that the Company's  servicing has been conducted in compliance  with the agreements  examined  pursuant to this
Section 6.05,  except for (i) such  exceptions as such firm shall believe to be immaterial,  and (ii) such other  exceptions as shall be set forth in such  statement.  Copies of such statement shall be provided by the Company to the  Purchaser.  In addition,  on an annual basis,  Company shall  provided  Purchaser with copies  of its  audited  financial  statements  upon  execution  by  Purchaser  of an  agreement  to  keep confidential the contents of such financial statements.

         Section 6.06      Purchaser's Right to Examine Company Records.

         The Purchaser  shall have the right to examine and audit upon  reasonable  notice to the Company, during business hours or at such other times as might be reasonable  under applicable  circumstances,  any and all of the books,  records,  documentation or other information of the Company, or held by another for the Company or on its behalf or otherwise,  which relates to the  performance or observance by the Company of the terms, covenants or conditions of this Agreement.

         The Company shall provide to the Purchaser and any supervisory  agents or examiners  representing a state or federal  governmental agency having jurisdiction over the Purchaser,  including but not limited to OTS, FDIC and other similar entities,  access to any documentation  regarding the Mortgage Loans in the possession  of the Company  which may be  required by any  applicable  regulations.  Such access  shall be afforded without charge, upon reasonable  request,  during normal business hours and at the offices of the
Company, and in accordance with the federal government, FDIC, OTS, or any other similar regulations.

                                               ARTICLE VII

                                    REPORTS TO BE PREPARED BY COMPANY

         Section 7.01      Company Shall Provide Information as Reasonably Required.

         The Company shall  furnish to the Purchaser  during the term of this  Agreement,  such  periodic, special or other reports,  information or  documentation,  whether or not provided for herein, as shall be necessary,  reasonable  or  appropriate  in  respect  to the  Purchaser,  or  otherwise  in respect to the
Mortgage  Loans  and  the  performance  of the  Company  under  this  Agreement,  including  any  reports,
information  or  documentation   reasonably  required  to  comply  with  any  regulations   regarding  any
supervisory  agents or examiners of the  Purchaser  all such reports or  information  to be as provided by and in accordance  with such  applicable  instructions  and  directions  as the  Purchaser may  reasonably request in  relation  to this  Agreement  or the  performance  of the Company  under this  Agreement.  The
Company  agrees to execute  and deliver all such  instruments  and take all such action as the  Purchaser, from time to time,  may  reasonably  request in order to effectuate the purpose and to carry out the terms of this Agreement.

         In  connection  with  marketing  the  Mortgage  Loans,  the  Purchaser  may make  available  to a prospective  purchaser  audited  financial  statements of the Company for the most recently  completed two
(2)  fiscal  years for which  such  statements  are  available,  as well as a  Consolidated  Statement  of
Condition  at the  end of the  last  two  (2)  fiscal  years  covered  by any  Consolidated  Statement  of
Operations.  If it has not already  done so, the Company  shall  furnish  promptly to the  Purchaser  or a prospective  purchaser  copies  of the  statements  specified  above;  provided,  however,  that  prior to furnishing  such  statements or information  to any  prospective  purchaser,  the Company may require such prospective purchaser to execute a confidentiality agreement in a form satisfactory to the Company.

         The Company  shall make  reasonably  available to the  Purchaser or any  prospective  Purchaser a knowledgeable  financial or  accounting  officer for the purpose of answering  questions and to permit any prospective  purchaser to inspect the Company’s  servicing  facilities for the purpose of satisfying  such prospective  purchaser  that the Company has the ability to service the Mortgage Loans as provided in this
Agreement.

                                               ARTICLE VIII

                                               THE COMPANY

         Section 8.01      Indemnification; Third Party Claims.

         The Company  agrees to indemnify the  Purchaser and hold it harmless  against any and all claims, losses, damages,  penalties,  fines,  forfeitures,  legal fees and related costs, judgments, and any other costs,  fees and expenses  that the Purchaser may sustain in any way related to the failure of the Company to observe and perform its duties,  obligations,  covenants,  and agreements to service the Mortgage Loans in strict  compliance  with the terms of this  Agreement.  The Company  agrees to indemnify  the Purchaser and hold it harmless against any and all claims, losses, damages,  penalties,  fines,  forfeitures,  legal fees and related costs,  judgments,  and any other costs, fees and expenses that the Purchaser may sustain in any way related to the breach of a  representation  or warranty  set forth in Sections  3.01 or 3.02 of this  Agreement.  The Company shall  immediately  notify the Purchaser if a claim is made by a third party against  Company with respect to this  Agreement  or the Mortgage  Loans,  assume (with the consent of the
Purchaser) the defense of any such claim and pay all expenses in connection  therewith,  including counsel fees,  whether or not such claim is settled  prior to judgment,  and promptly  pay,  discharge and satisfy any judgment or decree  which may be entered  against it or the  Purchaser  in respect of such claim.  The
Company shall follow any reasonable  written  instructions  received from the Purchaser in connection with such claim.  The Purchaser  shall promptly  reimburse the Company for all amounts  advanced by it pursuant to the two  preceding  sentences  except  when the claim  relates to the failure of the Company to service and  administer  the  Mortgages  in strict  compliance  with the terms of this  Agreement,  the  breach of representation  or warranty  set forth in Sections  3.01 or 3.02,  or the gross  negligence,  bad faith or willful  misconduct of Company.  The  provisions of this Section 8.01 shall  survive  termination  of this
Agreement.

         Section 8.02      Merger or Consolidation of the Company.

         Unless the  Purchaser is notified in writing  that the Company  intends to change its status as a federal  savings  bank (such  notice  shall be given by the Company to  Purchaser  one month prior to such change),  the Company will keep in full effect its existence,  rights and franchises as a federal  savings bank under federal law except as permitted  herein,  and will obtain and preserve its  qualification to do business  as a  foreign  corporation  in each  jurisdiction  in which  such  qualification  is or shall be necessary to protect the validity and  enforceability of this Agreement,  or any of the Mortgage Loans and to perform its duties under this Agreement.

         Any Person into which the Company may be merged or  consolidated,  or any  corporation  resulting from any  merger,  conversion  or  consolidation  to which the  Company  shall be a party,  or any  Person succeeding  to the  business  of the  Company  whether  or not  related  to loan  servicing,  shall be the successor  of the Company  hereunder,  without the  execution or filing of any paper or any further act on the  part of any of the  parties  hereto,  anything  herein  to the  contrary  notwithstanding;  provided, however,  that the successor or surviving  Person shall be an  institution  (i) having a GAAP net worth of not less than  $25,000,000,  (ii) the deposits of which are insured by the FDIC, SAIF and/or BIF, or which is a  HUD-approved  mortgagee  whose  primary  business  is in  origination  and  servicing  of first lien mortgage loans, and (iii) who is a FNMA or FHLMC approved Seller/Servicer in good standing.

         Section 8.03      Limitation on Liability of the Company and Others.

         Neither the Company nor any of the  officers,  employees or agents of the Company  shall be under any  liability to the Purchaser  for any action taken or for  refraining  from the taking of any action in good faith pursuant to this Agreement,  or for errors in judgment made in good faith;  provided,  however, that this  provision  shall not protect the Company  against any breach of warranties  or  representations made herein,  or failure to perform its  obligations  in strict  compliance  with any standard of care set forth in this Agreement,  or any liability  which would otherwise be imposed by reason of negligence,  bad faith or willful  misconduct,  or any breach of the terms and  conditions of this  Agreement.  The Company and any  officer,  employee  or agent of the  Company  may rely in good faith on any  document of any kind prima facie properly  executed and submitted by the Purchaser  respecting any matters  arising  hereunder.
The Company  shall not be under any  obligation  to appear in,  prosecute or defend any legal action which is not  incidental  to its duties to service the Mortgage  Loans in  accordance  with this  Agreement  and which in its reasonable opinion may involve it in any expenses or liability;  provided,  however, that the
Company may, with the consent of the  Purchaser,  undertake any such action which it may deem necessary or desirable in respect to this  Agreement  and the rights and duties of the parties  hereto.  In such event, the reasonable  legal  expenses and costs of such action and any liability  resulting  therefrom  shall be expenses,  costs  and  liabilities  for which the  Purchaser  will be  liable,  and the  Company  shall be entitled to be reimbursed therefor from the Purchaser upon written demand.

         Section 8.04      Company Not to Assign or Resign.

         The Company  shall not assign this  Agreement or resign from the  obligations  and duties  hereby imposed on it except by mutual  consent of the Company and the  Purchaser or upon the  determination  that its duties hereunder are no longer  permissible  under applicable law and such incapacity  cannot be cured by the Company.  Any such  determination  permitting the  resignation of the Company shall be evidenced by an Opinion of Counsel to such effect  delivered  to the  Purchaser  which  Opinion of Counsel  shall be in form and  substance  acceptable to the  Purchaser.  No such  resignation  shall become  effective  until a successor  shall have  assumed the  Company's  responsibilities  and  obligations  hereunder in the manner provided in Section 11.01.

         Section 8.05      No Transfer of Servicing.

With  respect to the  retention  of the  Company to service  the  Mortgage  Loans  hereunder,  the Company acknowledges  that the  Purchaser  has  acted in  reliance  upon the  Company's  independent  status,  the adequacy of its servicing facilities, plan, personnel,  records and procedures, its integrity,  reputation and financial  standing and the  continuance  thereof.  Without in any way limiting the generality of this
Section,  the Company  shall not either assign this  Agreement or the servicing  hereunder or delegate its rights or duties  hereunder or any portion thereof,  or sell or otherwise  dispose of all or substantially all of its property or assets,  without the prior written  approval of the Purchaser,  which consent shall be granted or withheld in the Purchaser's sole discretion.

         Without in any way limiting the  generality  of this Section  8.05, in the event that the Company either shall  assign this  Agreement or the  servicing  responsibilities  hereunder or delegate its duties hereunder or any portion  thereof  without (i)  satisfying the  requirements  set forth herein or (ii) the prior  written  consent  of the  Purchaser,  then the  Purchaser  shall have the right to  terminate  this
Agreement  as set forth in Section  10.02,  without  any payment of any penalty or damages and without any liability  whatsoever  to the Company  (other than with respect to accrued but unpaid  Servicing  Fees and
Servicing Advances remaining unpaid) or any third party.

                                                ARTICLE IX

                                                 DEFAULT

         Section 9.01      Events of Default.

         In case one or more of the  following  Events  of  Default  by the  Company  shall  occur  and be continuing, that is to say:

         (i) any failure by the Company to remit to the  Purchaser  any payment  required to be made under the terms of this  Agreement  which  continues  unremedied  for a period of two  Business  Days  after the earlier of the date upon which written  notice of such failure,  requiring the same to be remedied,  shall have been given to the Company by the Purchaser or the date upon which such  non-payment  is discovered by
Company; or

         (ii) failure on the part of the Company  duly to observe or perform in any  material  respect any other of the  covenants  or  agreements  on the part of the  Company  set  forth in this  Agreement  which continues  unremedied  for a period of thirty  days  (except  that such number of days shall be fifteen in the case of a failure to pay any premium for any insurance  policy  required to be  maintained  under this
Agreement)  after the date on which  written  notice of such  failure,  requiring the same to be remedied, shall have been given to the Company by the Purchaser; or

         (iii) a decree or order of a court or agency or supervisory  authority  having  jurisdiction  for the  appointment of a conservator or receiver or liquidator in any  insolvency,  bankruptcy,  readjustment of debt,  marshalling  of  assets  and  liabilities  or  similar  proceedings,  or for the  winding-up  or liquidation  of its affairs,  shall have been  entered  against the Company and such decree or order shall have remained in force undischarged or unstayed for a period of sixty days; or

         (iv) the Company shall  consent to the  appointment  of a  conservator  or receiver or liquidator in any  insolvency,  bankruptcy,  readjustment  of debt,  marshalling of assets and liabilities or similar proceedings of or relating to the Company or of or relating to all or  substantially  all of its property;
or

         (v) the Company  shall admit in writing its  inability to pay its debts  generally as they become due, file a petition to take advantage of any applicable  insolvency or  reorganization  statute,  make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

         (vi)  Company  ceases to be  approved  by both  FNMA and FHLMC as a  mortgage  loan  Company  and
Company for more than thirty days; or

         (vii) the  Company  attempts  to assign  its right to  servicing  compensation  hereunder  or the
Company  attempts,  without  the  consent  of the  Purchaser,  to  sell  or  otherwise  dispose  of all or
substantially   all  of  its  property  or  assets  or  to  assign  this   Agreement   or  the   servicing
responsibilities hereunder or to delegate its duties hereunder or any portion thereof; or

         (viii) the Company  ceases to be (a) licensed to service first lien  residential  mortgage  loans in any  jurisdiction  in which a Mortgaged  Property is located and such  licensing is  required,  and (b)
qualified to transact  business in any  jurisdiction  where it is currently so qualified,  but only to the extent such  non-qualification  materially  and  adversely  affects the  Company's  ability to perform its obligations hereunder; or

         (ix) the  Company  fails to meet the  eligibility  criteria  set  forth in the last  sentence  of
Section 8.02.

         Then,  and in each and  every  such  case,  so long as an Event of  Default  shall  not have been remedied,  the  Purchaser,  by notice in writing to the Company  may,  in addition to whatever  rights the
Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages,  including  injunctive relief and  specific  performance,  terminate  all the rights and  obligations  of the Company  under this
Agreement and in and to the Mortgage Loans and the proceeds  thereof without  compensating the Company for the same.  On or after the receipt by the Company of such written  notice,  all authority and power of the
Company under this Agreement,  whether with respect to the Mortgage Loans or otherwise,  shall pass to and be  vested  in the  successor  appointed  pursuant  to  Section  11.01.  Upon  written  request  from  the
Purchaser,  the Company shall prepare,  execute and deliver,  any and all documents and other instruments, place in such  successor's  possession all Mortgage  Files,  and do or accomplish all other acts or things necessary or  appropriate  to effect the purposes of such notice of  termination,  whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents,  or otherwise,  at the
Company's  sole  expense.  The Company  agrees to  cooperate  with the  Purchaser  and such  successor  in effecting the  termination of the Company's  responsibilities  and rights  hereunder,  including,  without limitation,  the transfer to such  successor for  administration  by it of all cash amounts which shall at the time be credited by the Company to the  Custodial  Account or Escrow  Account or  thereafter  received with respect to the Mortgage Loans or any REO Property.

         Section 9.02      Waiver of Defaults.

         The Purchaser may waive only by written  notice any default by the Company in the  performance of its  obligations  hereunder and its  consequences.  Upon any such waiver of a past  default,  such default shall cease to exist,  and any Event of Default  arising  therefrom  shall be deemed to have been remedied for every  purpose of this  Agreement.  No such waiver shall extend to any  subsequent or other default or impair any right consequent thereon except to the extent expressly so waived in writing.

                                                ARTICLE X

                                               TERMINATION

         Section 10.01     Termination.

         The respective  obligations  and  responsibilities  of the Company shall  terminate upon: (i) the later of the final  payment  or other  liquidation  (or any  advance  with  respect  thereto)  of the last
Mortgage Loan or the  disposition of all REO Property and the  remittance of all funds due  hereunder;  or
(ii) by mutual consent of the Company and the Purchaser in writing;  or (iii)  termination with or without cause under the terms of this Agreement.

         Section 10.02     Termination Without Cause.

         The  Purchaser  may, at its sole  option,  terminate  any rights the Company may have  hereunder, without  cause,  upon no less than 90 days  written  notice.  Any such notice of  termination  shall be in writing and  delivered  to the Company as provided  in Section  11.05 of this  Agreement.  In the event of such  termination,  the  Purchaser  agrees to pay, as  liquidated  damages,  a sum equal to three  percent
(3.0%) of the aggregate unpaid principal balance of the Mortgage Loans.

                                                ARTICLE XI

                                         MISCELLANEOUS PROVISIONS

         Section 11.01     Successor to the Company.

         Prior to termination of Company's  responsibilities  and duties under this Agreement  pursuant to
Sections 4.13,  8.04,  9.01,  10.01 (ii) or (iii) or 10.02,  the Purchaser shall (i) succeed to and assume all of the Company's  responsibilities,  rights,  duties and  obligations  under this  Agreement,  or (ii)
appoint a successor  having the  characteristics  set forth in Section 8.02 hereof and which shall succeed to all rights and assume all of the  responsibilities,  duties and  liabilities  of the Company under this
Agreement  prior to the  termination  of Company's  responsibilities,  duties and  liabilities  under this
Agreement.  In connection with such appointment and assumption,  the Purchaser may make such  arrangements for the  compensation  of such  successor  out of  payments on Mortgage  Loans as the  Purchaser  and such successor  shall agree. In the event that the Company's  duties,  responsibilities  and liabilities  under this Agreement should be terminated pursuant to the aforementioned  Sections,  the Company shall discharge such  duties  and  responsibilities  during  the  period  from  the  date it  acquires  knowledge  of such termination  until the effective  date thereof with the same degree of diligence and prudence  which it is obligated  to exercise  under this  Agreement,  and shall take no action  whatsoever  that might impair or prejudice  the rights or  financial  condition  of its  successor.  The Company  shall be  compensated  in accordance  with this  Agreement  up until the  effective  date of its  termination  or  resignation.  The resignation  or removal of Company  pursuant to the  aforementioned  Sections  shall not become  effective until a successor  shall be appointed  pursuant to this Section and shall in no event  relieve the Company of the  representations  and  warranties  made pursuant to Sections  3.01,  3.02 and 3.03 and the remedies available to the Purchaser  thereunder  and under Section  8.01, it being  understood  and agreed that the provisions of such Sections 3.01,  3.02, 3.03 and 8.01 shall be applicable to the Company  notwithstanding any such resignation or termination of the Company, or the termination of this Agreement.

         Any  successor  appointed  as  provided  herein  shall  execute,  acknowledge  and deliver to the
Company and to the Purchaser an instrument  accepting such  appointment,  whereupon  such successor  shall become fully vested with all the rights,  powers,  duties,  responsibilities,  obligations and liabilities of the Company,  with like effect as if originally  named as a party to this  Agreement.  Any  termination or resignation of the Company or this Agreement  pursuant to Section 4.13,  8.04,  9.01,  10.01,  or 10.02 shall not affect any claims that the  Purchaser  may have  against the Company  arising  prior to any such termination or resignation.

         The Company shall  promptly  deliver to the successor the funds in the Custodial  Account and the
Escrow  Account and the Mortgage Files and related  documents and statements  held by it hereunder and the
Company shall account for all funds.  The Company shall execute and deliver such  instruments  and do such other  things all as may  reasonably  be  required  to more fully and  definitely  vest and confirm in the successor  all  such  rights,  powers,  duties,  responsibilities,  obligations  and  liabilities  of  the
Company.  The successor shall make  arrangements  as it may deem  appropriate to reimburse the Company for unrecovered  Servicing  Advances which the successor retains hereunder and which would otherwise have been recovered by the Company pursuant to this Agreement but for the appointment of the successor Company.

         Upon a  successor's  acceptance  of  appointment  as such,  the Company  shall notify by mail the
Purchaser of such appointment.

         Section 11.02     Amendment.

         This  Agreement  and the related  Term Sheet may be amended  from time to time by the Company and the Purchaser only by written agreement signed by the Company and the Purchaser.

         Section 11.03     Recordation of Agreement.

         To the extent  permitted by  applicable  law,  this  Agreement is subject to  recordation  in all
appropriate   public  offices  for  real  property  records  in  all  the  counties  or  other  comparable jurisdictions  in which any of the  properties  subject to the Mortgages  are  situated,  and in any other appropriate  public recording  office or elsewhere,  such recordation to be effected by the Company at the
Company's  expense on direction of the Purchaser  accompanied  by an opinion of counsel to the effect that such  recordation  materially and  beneficially  affects the interest of the Purchaser or is necessary for the administration or servicing of the Mortgage Loans.

         Section 11.04     Governing Law.

         This  Agreement  shall be governed by and construed in  accordance  with the laws of the State of
New York except to the extent  preempted  by Federal  law.  The  obligations,  rights and  remedies of the parties hereunder shall be determined in accordance with such laws.

         Section 11.05     Notices.

         Any  demands,  notices  or other  communications  permitted  or  required  hereunder  shall be in writing  and shall be deemed  conclusively  to have been  given if  personally  delivered  at or mailed by registered  mail,  postage  prepaid,  and return  receipt  requested or  certified  mail,  return  receipt requested,  or  transmitted by telex,  telegraph or telecopier and confirmed by a similar mailed  writing, as follows:

         (i)      if to the Company:
                  Chevy Chase Bank, F.S.B.
                  7501 Wisconsin Avenue, West Tower, 6th Floor
                  Bethesda, MD 20814
                  Attention: Michael Drayne

                  With copy to:
                  Keith McLendon, Esq.
                  Deputy General Counsel
                  7501 Wisconsin Avenue, West Tower, 13th Floor
                  Bethesda, MD 20814

                  and:

                  Vicki Parry
                  Loan Servicing Manager
                  6151 Chevy Chase Drive
                  Laurel, MD 20707

         (ii)     if to the Purchaser:
                  EMC Mortgage Corporation
                  Mac Arthur Ridge II
                  909 Hidden Ridge Drive, Suite 200
                  Irvine, Texas 75038
                  Attention:  Edward Raice

                  with copy to:  EMC Mortgage Corporation, General Counsel

or such other  address as may  hereafter be furnished to the other party by like notice.  Any such demand, notice or  communication  hereunder  shall be deemed to have been  received  on the date  delivered  to or received at the premises of the addressee (as evidenced,  in the case of registered or certified  mail, by the date noted on the return receipt).

         Section 11.06     Severability of Provisions.

         Any part,  provision,  representation  or warranty of this  Agreement  and the related Term Sheet which is prohibited or which is held to be void or  unenforceable  shall be  ineffective  to the extent of such prohibition or  unenforceability  without  invalidating the remaining  provisions  hereof.  Any part, provision,  representation  or warranty of this Agreement which is prohibited or  unenforceable or is held to be void or unenforceable  in any jurisdiction  shall be ineffective,  as to such  jurisdiction,  to the extent of such prohibition or unenforceability  without  invalidating the remaining provisions hereof, and any  such  prohibition  or  unenforceability  in  any  jurisdiction  as to any  Mortgage  Loan  shall  not invalidate or render  unenforceable such provision in any other  jurisdiction.  To the extent permitted by applicable  law,  the  parties  hereto  waive any  provision  of law which  prohibits  or renders  void or unenforceable  any  provision  hereof.  If  the  invalidity  of any  part,  provision,  representation  or warranty of this  Agreement  shall deprive any party of the economic  benefit  intended to be conferred by this  Agreement,  the parties shall  negotiate,  in good faith, to develop a structure the economic effect of which is nearly as possible the same as the economic  effect of this  Agreement  without regard to such invalidity.

         Section 11.07     Exhibits.

         The  exhibits  to this  Agreement  are  hereby  incorporated  and made a part  hereof  and are an integral part of this Agreement.

         Section 11.08     General Interpretive Principles.

         For  purposes of this  Agreement,  except as otherwise  expressly  provided or unless the context otherwise requires:

         (i)               the terms defined in this Agreement have the meanings  assigned to them in this
Agreement  and  include  the plural as well as the  singular,  and the use of any gender  herein  shall be deemed to include the other gender;

         (ii)     accounting  terms not  otherwise  defined  herein have the meanings  assigned to them in accordance with generally accepted accounting principles;

         (iii)    references  herein to  "Articles",  "Sections",  Subsections",  "Paragraphs",  and other subdivisions  without  reference  to  a  document  are  to  designated  Articles,  Sections,  Subsections,
Paragraphs and other subdivisions of this Agreement;

         (iv)     a reference to a  Subsection  without  further  reference to a Section is a reference to such  Subsection  as  contained in the same Section in which the  reference  appears,  and this rule shall also apply to Paragraphs and other subdivisions;

         (v)               the words  "herein",  "hereof ",  "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision;

         (vi)     the  term  "include"  or  "including"  shall  mean  without   limitation  by  reason  of
enumeration; and

         (viii)   headings of the Articles  and  Sections in this  Agreement  are for  reference  purposes only and shall not be deemed to have any substantive effect.

         Section 11.09     Reproduction of Documents.

         This Agreement and all documents relating thereto,  including,  without limitation, (i) consents, waivers and  modifications  which may hereafter be executed,  (ii) documents  received by any party at the closing,  and (iii)  financial  statements,  certificates  and other  information  previously or hereafter
furnished,  may  be  reproduced  by  any  photographic,   photostatic,  microfilm,  micro-card,  miniature
photographic or other similar process.  The parties agree that any such  reproduction  shall be admissible in evidence  as the  original  itself in any  judicial or  administrative  proceeding,  whether or not the original is in existence and whether or not such  reproduction  was made by a party in the regular  course of business,  and that any  enlargement,  facsimile or further  reproduction  of such  reproduction  shall likewise be admissible in evidence.

         Section 11.10     Confidentiality of Information.

         Each  party  recognizes  that,  in  connection  with  this  Agreement,  it may  become  privy  to non-public  information  regarding the financial  condition,  operations and prospects of the other party, in addition to consumer  information some of which information may be deemed confidential  pursuant to the
Gramm-Leach-Bliley  Act (Pub.  L.  106-102).  Each party  agrees to keep all such  non-public  information
strictly   confidential  (and  shall  require  any  third  party  which  receives  any  such  confidential information to keep such information  confidential),  and to use all such  information  solely in order to effectuate the purpose of the  Agreement,  provided that each party may provide  confidential  information to its employees,  agents and  affiliates who have a need to know such  information in order to effectuate the  transaction,  provided  further  that such  information  is  identified  as  confidential  non-public information.  In  addition,  confidential  information  may be provided  to a  regulatory  authority  with supervisory  power over  Purchaser,  provided such  information is identified as  confidential  non-public information.

         Section 11.11     Recordation of Assignments of Mortgage.

         To the extent  permitted by  applicable  law, each of the  Assignments  of Mortgage is subject to recordation  in all  appropriate  public  offices for real  property  records in all the counties or other comparable  jurisdictions in which any or all of the Mortgaged  Properties are situated,  and in any other appropriate  public  recording  office or  elsewhere,  such  recordation  to be effected at the  Company’s expense in the event  recordation is either  necessary under  applicable law or requested by the Purchaser at its sole option.

         Section 11.12     Assignment by Purchaser.

         The Purchaser shall have the right,  without the consent of the Company,  to assign,  in whole or in part,  its  interest  under this  Agreement  with  respect to some or all of the  Mortgage  Loans,  and designate any person to exercise any rights of the  Purchaser  hereunder,  by executing an Assignment  and
Assumption  Agreement  substantially  in the form of Exhibit D hereto and the  assignee or designee  shall accede to the rights and obligations  hereunder of the Purchaser with respect to such Mortgage Loans.  All references  to the  Purchaser  in this  Agreement  shall be deemed to include its  assignee  or  designee.
However,  in no event  shall  there be more than three (3)  Persons at any given time having the status of
"Purchaser" hereunder.

         Section 11.13     No Partnership.

         Nothing  herein  contained  shall be deemed or  construed  to  create a  co-partnership  or joint venture  between the parties  hereto and the services of the Company  shall be rendered as an  independent contractor and not as agent for Purchaser.

         Section 11.14     Execution: Successors and Assigns.

         This Agreement may be executed in one or more  counterparts  and by the different  parties hereto on  separate  counterparts,  each of which,  when so  executed,  shall be deemed to be an  original;  such counterparts,  together,  shall  constitute  one and the same  agreement.  Subject to Section  8.04,  this
Agreement  shall inure to the  benefit of and be binding  upon the  Company  and the  Purchaser  and their respective successors and assigns.

         Section 11.15     Entire Agreement.

         The  Company  acknowledges  that no  representations,  agreements  or  promises  were made to the
Company  by the  Purchaser  or any of its  employees  other  than  those  representations,  agreements  or promises  specifically  contained  herein or in the  Confirmation.  This  Agreement  and the related  Term
Sheet  sets  forth the entire  understanding  between  the  parties  hereto and shall be binding  upon all successors  of both  parties.  In the  event  of any  inconsistency  between  the  Confirmation  and  this
Agreement and the related Term Sheet, this Agreement and the related Term Sheet shall control.

         Section 11.16.  No Solicitation.

         From and after the Closing  Date,  the Company  agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates,  or by any independent  contractors on the  Company's  behalf,  to  personally,  by telephone or mail,  solicit the borrower or obligor under any
Mortgage Loan to refinance the Mortgage  Loan, in whole or in part,  without the prior written  consent of the Purchaser.  Notwithstanding the foregoing,  it is understood and agreed that promotions  undertaken by the  Company or any  affiliate  of the Company  which are  directed  to the  general  public at large,  or segments  thereof,  provided  that no segment shall consist  primarily of the Mortgage  Loans,  including, without  limitation,  mass mailing based on  commercially  acquired  mailing lists,  newspaper,  radio and television  advertisements  shall not  constitute  solicitation  under this  Section  11.16.  This Section
11.16 shall not be deemed to preclude the Company or any of its affiliates  from  soliciting any Mortgagor for any other financial products or services.

         Section 11.17.  Closing.

         The  closing  for the  purchase  and sale of the  Mortgage  Loans shall take place on the related
Closing  Date.  The closing  shall be either:  by  telephone,  confirmed  by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

         The closing for the Mortgage  Loans to be purchased on the related  Closing Date shall be subject to each of the following conditions:

         (a)      at least one (1)  Business  Day prior to the related  Closing  Date,  the Company  shall deliver to the Purchaser a magnetic  diskette,  or transmit by modem,  a listing on a loan-level  basis of the information contained in the related Mortgage Loan Schedule attached to the related Term Sheet;

         (b)      all of the  representations  and  warranties  of the  Company  and  Company  under  this
Agreement and the related Term Sheet shall be materially  true and correct as of the related  Closing Date and no event shall have occurred which,  with notice or the passage of time,  would  constitute a material default under this Agreement or the related Term Sheet;

         (c)      the Purchaser shall have received,  or the Purchaser's  attorneys shall have received in escrow,  all  documents  required  pursuant to this  Agreement  and the related Term Sheet,  an opinion of counsel  and an  officer's  certificate,  all in such  forms  as are  agreed  upon and  acceptable  to the
Purchaser,  duly executed by all  signatories  other than the Purchaser as required  pursuant to the terms of this Agreement and the related Term Sheet;

         (d)      the Company  shall have  delivered and released to the Purchaser (or its designee) on or prior to the related Closing Date all documents  required  pursuant to the terms of this Agreement and the related Term Sheet; and

         (e)      all other  terms and  conditions  of this  Agreement,  the  related  Term  Sheet and the
Confirmation shall have been materially complied with.

         Subject to the  foregoing  conditions,  the  Purchaser  shall pay to the  Company on the  related
Closing Date the Purchase  Price,  plus accrued  interest  pursuant to Section 2.02 of this  Agreement and the related Term Sheet, by wire transfer of immediately  available funds to the account  designated by the
Company.

         Section 11.18.    Cooperation of Company with a
Reconstitution.

         The Company and the Purchaser  agree that with respect to some or all of the Mortgage  Loans,  on or  after  the  related  Closing  Date,  on one or  more  dates  (each  a  "Reconstitution  Date")  at the
Purchaser's  sole option,  the Purchaser may effect a sale (each,  a  "Reconstitution")  of some or all of the Mortgage Loans then subject to this Agreement and the related Term Sheet, without recourse, to:

         (a)       one or more third party  purchasers  in one or more in whole loan  transfers  (each,  a
"Whole Loan Transfer"); or

         (b)      one or more trusts or other  entities  to be formed as part of one or more  pass-through transfers (each, a "Pass-Through Transfer");

however,  in no event  shall  there be more than three (3)  persons at any given time having the status of
"Purchaser" hereunder.

         The Company  agrees to execute in connection  with any  agreements  between the Purchaser and the
Company in connection  with a Whole Loan Transfer,  a Company's  warranties  and servicing  agreement or a participation  and servicing  agreement or similar agreement in form and substance  reasonably  acceptable to the parties,  and in connection  with a  Pass-Through  Transfer,  a pooling and servicing  agreement in form and substance reasonably  acceptable to the parties,  (collectively the agreements referred to herein are  designated,  the  "Reconstitution  Agreements").  It  is  understood  that  any  such  Reconstitution
Agreements  will not contain any greater  obligations  on the part of Company  than are  contained in this
Agreement and the related Term Sheet.

         With  respect to each Whole Loan  Transfer  and each  Pass-Through  Transfer  entered into by the
Purchaser,  the Company  agrees (1) to cooperate  fully with the Purchaser and any  prospective  purchaser with  respect to all  reasonable  requests  and due  diligence  procedures;  (2) to  execute,  deliver and perform all Reconstitution  Agreements  required by the Purchaser;  (3) to restate the representations and warranties  set  forth  in this  Agreement  (provided  that  with  respect  to those  representations  and warranties  set  forth in  Section  3.02,  the  Company  shall  only  restate  those  representations  and warranties  that relate in any way to the Mortgage  Loan (or any set of facts with respect  thereto) as of origination and any  representations  and warranties that relate to the servicing of such Mortgage Loan as of the  settlement  or closing  date in  connection  with such  Reconstitution  (each,  a  "Reconstitution
Date").  In that  connection,  the Company  shall  provide to such Company or issuer,  as the case may be, and  any  other  participants  in  such  Reconstitution:  (i) any  and  all  information  and  appropriate verification of information which may be reasonably  available to the Company,  whether through letters of its auditors and counsel or otherwise,  as the Purchaser or any such other  participant shall request upon reasonable demand; and (ii) such additional representations,  warranties,  covenants, opinions of counsel, letters from auditors,  and  certificates of public officials or officers of the Company as are reasonably agreed  upon by the  Company and the  Purchaser  or any such other  participant.  The  Purchaser  shall be responsible for the costs relating to the delivery of such information.

         All Mortgage  Loans not sold or  transferred  pursuant to a  Reconstitution  shall remain subject to, and serviced in  accordance  with the terms of, this  Agreement  and the related Term Sheet,  and with respect thereto this Agreement and the related Term Sheet shall remain in full force and effect.

         IN WITNESS  WHEREOF,  the Company and the  Purchaser  have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

                                                     EMC MORTGAGE CORPORATION
                                                               Purchaser

                                                     By:________________________
                                                     Name:  Virginia Darrow
                                                     Title:     Attorney in Fact

                                                     CHEVY CHASE BANK, F.S.B.
                                                                Company

                                                     By: _______________________
                                                     Name:
                                                     Title:

                                                EXHIBIT A
                                        CONTENTS OF MORTGAGE FILE

         With respect to each  Mortgage  Loan,  the  Mortgage  File shall  include  each of the  following items,  which shall be  available  for  inspection  by the  Purchaser,  and which shall be retained by the
Company in the  Servicing  File or delivered to the  Purchaser or its designee  pursuant to Sections  2.04 and 2.05 of the Purchase, Warranties and Servicing Agreement.

         1.     The     original     Mortgage     Note     endorsed     "Pay    to    the     order     of
____________________________________________________,  without  recourse,"  and  signed in the name of the
Company by an authorized  officer,  with all  intervening  endorsements  showing a complete chain of title from the  originator  to the Company,  together  with any  applicable  riders.  If the  Mortgage  Loan was acquired by the Company in a merger,  the  endorsement  must be by "[Company],  successor by merger to the
[name of  predecessor]".  If the  Mortgage  Loan was  acquired or  originated  by the Company  while doing business under another name, the  endorsement  must be by "[Company]  formerly known as [previous  name]".
In the event that the original Mortgage Note is lost, a lost note affidavit may be provided.

         2. The  original  Mortgage  (together  with a  standard  adjustable  rate  mortgage  rider)  with evidence of recording  thereon,  or a copy thereof  certified by the public recording office in which such mortgage has been recorded or, if the original  Mortgage has not been returned from the applicable  public recording office, a true certified copy, certified by the Company.

         3.  The  original  or  certified  copy,  certified  by  the  Company,  of  the  Primary  Mortgage
Insurance Policy, if required.

         4.       At Purchaser’s  option,  the Company shall either  deliver (i) the original  Assignment,
from  the  Company  to   _____________________________________,   or  in   accordance   with   Purchaser's
instructions,  which  assignment  shall,  but  for any  blanks  requested  by  Purchaser,  be in form  and substance  acceptable  for recording;  or (ii) if the Assignment of Mortgage is issued in accordance  with
MERS  requirements,  Company  shall cause each  Mortgage  Loan to be  registered  with MERS in the name of
Purchaser (or as otherwise  directed by  Purchaser).  If an Assignment of Mortgage is issued in accordance with (i) above,  and if the Mortgage Loan was acquired or  originated by the Company while doing  business under another name, the Assignment must be by "[Company] formerly known as [previous name]".

         5.       The original policy of title insurance,  including riders and endorsements  thereto,  or if the policy has not yet been issued,  a written  commitment or interim binder or  preliminary  report of title issued by the title insurance or escrow company.

         6.       Originals of all recorded intervening Assignments,  or copies thereof,  certified by the public  recording  office in which such  Assignments  have been recorded showing a complete chain of title from the originator to the Company,  with evidence of recording  thereon,  or a copy thereof  certified by the public  recording  office in which such  Assignment  has been recorded or, if the original  Assignment has not been returned from the applicable  public recording  office,  a true certified copy,  certified by the Company.

         7.       Originals,  or copies  thereof  certified by the public  recording  office in which such documents  have  been  recorded,  of  each  assumption,  extension,  modification,  written  assurance  or substitution  agreements,  if  applicable,  or if the original of such document has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

         8.       If the Mortgage Note or Mortgage or any other material  document or instrument  relating to the  Mortgage  Loan has been  signed by a person on behalf of the  Mortgagor,  the  original or copy of power of attorney or other  instrument that authorized and empowered such person to sign bearing  evidence that  such  instrument  has been  recorded,  if so  required  in the  appropriate  jurisdiction  where the
Mortgaged  Property is located,  or a copy thereof  certified by the public recording office in which such instrument  has been recorded or, if the original  instrument  has not been  returned from the  applicable public recording office, a true certified copy, certified by the Company.

         9.       Mortgage  Loan closing  statement  (Form HUD-1) and any other  truth-in-lending  or real estate settlement procedure forms required by law.

         10.  Residential loan application.

         11.      Uniform underwriter and transmittal summary (FNMA Form 1008) or reasonable equivalent.

         12.      Credit report on the mortgagor.

         13.      Business credit report, if applicable.

         14.      Residential appraisal report and attachments thereto.

         15.      The original of any guarantee executed in connection with the Mortgage Note.

         16.      Verification  of employment  and income  except for Mortgage  Loans  originated  under a
Limited Documentation Program, all in accordance with Company's underwriting guidelines.

         17.      Verification  of  acceptable   evidence  of  source  and  amount  of  down  payment,  in
accordance with Company's underwriting guidelines.

         18.      Photograph of the Mortgaged Property (may be part of appraisal).

         19.      Survey of the Mortgaged Property, if any.

         20.      Sales contract, if applicable.

         21.      If available,  termite  report,  structural  engineer’s  report,  water  portability and septic certification.

         22.      Any original security  agreement,  chattel mortgage or equivalent executed in connection with the Mortgage.

         23.      Name affidavit, if applicable.

         Notwithstanding  anything to the contrary herein,  Company may provide one certificate for all of the Mortgage Loans indicating that the documents were delivered for recording.

                                                EXHIBIT B

                                    CUSTODIAL ACCOUNT LETTER AGREEMENT

To:      Chevy Chase Bank, F.S.B.
         _____________________
         _____________________

         (the "Depository")

         As "Company" under the Purchase,  Warranties and Servicing  Agreement,  dated as of July 1, 2001,
Adjustable  Rate Mortgage  Loans (the  "Agreement"),  we hereby  authorize and request you to establish an account,  as a Custodial  Account  pursuant to Section 4.04 of the  Agreement,  to be designated as "Chevy
Chase  Bank,  F.S.B.,  in trust for EMC  Mortgage  Corporation".  All  deposits  in the  account  shall be subject to  withdrawal  therefrom  by order  signed by the  Company.  This letter is  submitted  to you in duplicate.  Please execute and return one original to us.

                                                     CHEVY CHASE BANK, F.S.B.

By:____________________________

Name:__________________________

Title:_________________________

         The  undersigned,  as "Depository",  hereby  certifies that the above described  account has been established  under Account Number  _____________  at the office of the  depository  indicated  above,  and agrees to honor withdrawals on such account as provided above.

                                                     CHEVY CHASE BANK, F.S.B.
By:____________________________

Name:__________________________

Title:_________________________

                                                EXHIBIT C

                                     ESCROW ACCOUNT LETTER AGREEMENT

To:      Chevy Chase Bank, F.S.B.
         _____________________
         _____________________

         (the "Depository")

         As “Company”  under the Purchase  Warranties and Servicing  Agreement,  dated as of July 1, 2001,
Adjustable  Rate Mortgage  Loans (the  "Agreement"),  we hereby  authorize and request you to establish an account,  as an Escrow  Account  pursuant to Section 4.06 of the  Agreement,  to be  designated as " Chevy
Chase Bank, F.S.B., in trust for EMC Mortgage  Corporation,  and various  Mortgagors." All deposits in the account  shall be  subject  to  withdrawal  therefrom  by order  signed  by the  Company.  This  letter is submitted to you in duplicate.  Please execute and return one original to us.

                                            CHEVY CHASE BANK, F.S.B.

                                            By:____________________________
                                            Name:__________________________
                                            Title:_________________________

         The  undersigned,  as "Depository",  hereby  certifies that the above described  account has been established  under Account Number  __________________  , at the office of the depository  indicated above, and agrees to honor withdrawals on such account as provided above.

                                            CHEVY CHASE BANK, F.S.B.

                                            By:______________________________
                                            Name:____________________________
                                            Title:___________________________

                                                EXHIBIT D

                                    FORM OF ASSIGNMENT AND ASSUMPTION

         THIS ASSIGNMENT AND ASSUMPTION AGREEMENT, dated  ___________________, between
__________________, a _____________________ corporation("Assignor") and _____________________, a
__________________ corporation ("Assignee"):

         For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

         1.       The Assignor hereby grants, transfers and assigns to Assignee all of the right, title and interest of Assignor, as Purchaser, in, to and under (a) those certain Mortgage Loans listed on
Exhibit A attached hereto (the "Mortgage Loans") and (b) that certain Purchase, Warranties and Servicing
Agreement, Adjustable Rate Mortgage Loans (the "Purchase, Warranties and Servicing Agreement"), dated as of July 1, 2001 by and among EMC Mortgage Corporation ("Purchaser"), and Chevy Chase Bank, F.S.B. (the
"Company") with respect to the Mortgage Loans.

         The Assignor specifically reserves and does not assign to the Assignee hereunder any and all right, title and interest in, to and under and all obligations of the Assignor with respect to any mortgage loans subject to the Purchase, Warranties and Servicing Agreement which are not the Mortgage
Loans set forth on Exhibit A attached hereto and are not the subject of this Assignment and Assumption
Agreement.

         2.       The assignor warrants and represents to, and covenants with, the Assignee that:

                  a.       The Assignor is the lawful owner of the Mortgage Loans with the full right to transfer the Mortgage Loans free from any and all claims and encumbrances whatsoever;

                  b.       The Assignor has not received notice or, and has no knowledge of, any offsets, counterclaims or other defenses available to the Company with respect to the Purchase, Warranties and
Servicing Agreement or the Mortgage Loans;

                  c.       The Assignor has not waived or agreed to any waiver under, or agreed to any amendment or other modification of, the Purchase, Warranties and Servicing Agreement or the Mortgage
Loans, including without limitation the transfer of the servicing obligations under the Purchase,
Warranties and Servicing Agreement. The Assignor has no knowledge of, and has not received notice of, any waivers under or amendments or other modifications of, or assignments of rights or obligations under or defaults under, the  Purchase, Warranties and Servicing Agreement, or the Mortgage Loans; and

                  d.       Neither the Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Mortgage Loans, any interest in the Mortgage Loans or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Mortgage Loans, any interest in the Mortgage Loans or any other similar security from, or otherwise approached or negotiated with respect to the Mortgage Loans, any interest in the
Mortgage Loans or any other similar security with, any person in any manner, or made by general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Mortgage Loans under the Securities Act of 1933 (the "1933 Act")
or which would render the disposition  of the Mortgage Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto.

         3.       The Assignee warrants and represents to, and covenants with, the Assignor and the
Company that:

                  a.       The Assignee is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to acquire, own and purchase the Mortgage Loans;

                  b.       The Assignee has full corporate power and authority to execute, deliver and perform under this Assignment and Assumption Agreement, and to consummate the transactions set forth herein.  The execution, delivery and performance of the Assignee of this Assignment and Assumption
Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of the Assignee.  This Assignment and Assumption Agreement has been duly executed and delivered by the Assignee and constitutes the valid and legally binding obligation of the Assignee enforceable against the Assignee in accordance with its respective terms;

                  c.       To the best of Assignee's knowledge, no material consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignee in connection with the execution, delivery or performance by the
Assignee of this Assignment and Assumption Agreement, or the consummation by it of the transactions contemplated hereby;

                  d.       The Assignee agrees to be bound, as Purchaser, by all of the terms, covenants and conditions of the Purchase, Warranties and Servicing Agreement and the Mortgage Loans, and from and after the date hereof, the Assignee assumes for the benefit of each of the Company and the Assignor all of the Assignor's obligations as Purchaser thereunder, with respect to the Mortgage Loans;

                  e.       The Assignee understands that the Mortgage Loans have not been registered under the 1933 Act or the securities laws of any state;

                  f.  The purchase price being paid by the Assignee for the Mortgage Loans is in excess of $250,000 and will be paid by cash remittance of the full purchase price within sixty (60) days of the sale;

                  g.       The Assignee is acquiring the Mortgage Loans for investment for its own account only and not for any other person;

                  h.       The Assignee considers itself a substantial, sophisticated institutional investor having such knowledge and financial and business matters that it is capable of evaluating the merits and the risks of investment in the Mortgage Loans;

                  i.       The Assignee has been furnished with all information regarding the Mortgage
Loans that it has requested from the Assignor or the Company;

                  j.       Neither the Assignee nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Mortgage Loans, an interest in the Mortgage Loans or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Mortgage Loans, any interest in the Mortgage Loans or any other similar security from, or otherwise approached or negotiated with respect to the Mortgage Loans, any interest in the
Mortgage Loans or any other similar security with, any person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Mortgage Loans under the 1933 Act or which would render the disposition of the Mortgage Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto, nor will it act, nor has it authorized or will it authorize any person to act, in such manner with respect to the Mortgage Loans; and

                  k.  Either: (1) the Assignee is not an employee benefit plan ("Plan") within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or a plan (also "Plan") within the meaning of section 4975(e)(1) of the Internal Revenue Code of 1986
("Code"), and the Assignee is not directly or indirectly purchasing the Mortgage Loans on behalf of, investment manager of, as named fiduciary of, as Trustee of, or with assets of, a Plan; or (2) the
Assignee's purchase of the Mortgage Loans will not result in a prohibited transaction under section 406 of ERISA or section 4975 of the Code.

         Distributions shall be made by wire transfer of immediately available funds to
_____________________________
for the account of _________________________________________
account number ___________________________________________________.  Applicable statements should be mailed to ____________________
_____________________________________________________________.

         Any new loan number assigned to a Mortgage Loan by the Assignee shall be provided to the
Company at the following address: Chevy Chase Bank, F.S.B., 7501 Wisconsin Avenue, Bethesda, MD 20814,
Attention: _______________.  In addition, if Assignee has changed its document custodian from the previous custodian, such new custodian’s name, address and contact information shall be provided to the
Company at the aforementioned address.

         The Assignor's address for purposes for all notices and correspondence related to the Mortgage
Loans and this Agreement is:

                                    ________________________________________
                                    ________________________________________

                                    Attention: ______________________________

         IN WITNESS WHEREOF, the parties have caused this Assignment and Assumption to be executed by their duly authorized officers as of the date first above written.

_____________________________               _________________________
Assignor                                    Assignee

By:______________________           By:___________________________
Its:_____________________                   Its:__________________________

Taxpayer Identification                     Taxpayer Identification
Number:__________________           Number:_______________________

Acknowledged:

Chevy Chase Bank, F.S.B.

By:___________________________
Its:__________________________

                                                EXHIBIT E

                                                 RESERVED

                                                EXHIBIT F

                                                 RESERVED

                                                EXHIBIT G

REQUEST FOR RELEASE/RETURN OF DOCUMENTS

To Custodian/Name:
Address:
Date:

In connection with the administration of the pool of mortgages held by you in custody for
_______________ (“Owner”), the undersigned (the “Company”) requests the release of the mortgage documents for the mortgage described below for the reason indicated.

Property address:
Pool number:
Lender loan number:

Original Mortgage Amount....................$
Date of Original Mortgage...................
Interest Rate...............................
Monthly Fixed Installment (P&I).........
Paid Through Date...........................

REASON FOR REQUESTING DOCUMENTS (Check one of the items below):

____              On __________ (date), the above captioned mortgage loan was paid in full or the
Company has been notified that payment in full has been or will be escrowed.  The Company hereby certifies that all amounts with respect to this loan which are required to be paid have been or will be deposited in the Custodial Account as required.

____              The above captioned loan is being placed in foreclosure and the original documents are required to proceed with the foreclosure action.  The Company hereby certifies that the documents will be returned to the Owner in the event of reinstatement.

____              Other (explain)
_________________________________________________
_________________________________________________

TO CUSTODIAN:  PLEASE ACKNOWLEDGE RELEASE OF THE DOCUMENTS BY YOUR SIGNATURE.

Lender Number: 149020004
Lender Address: 6151 Chevy Chase Drive, Laurel, MD 20707, Telephone No: (800) 933-9100

Acknowledged:

By Custodian:                                                                   By Lender:
_______________________________                      CHEVY CHASE BANK, F.S.B.

________________________________                     ________________________________
Authorized Signature                                                   Authorized Signature
Name:                                                                                   Name:
Date: __________________________                     Date: _________________________

--------------------------------------------------------------------------------------------------------------------------------------
TO CUSTODIAN:  PLEASE ACKNOWLEDGE RETURN OF THE DOCUMENTS BY YOUR SIGNATURE.

Acknowledged:

By Custodian:                                                                   Reason For Returning
                                    Documents (check one):

________________________________                     ____     Loan was reinstated
Authorized Signature
Name:
Date: __________________________                     ____ Other: (Explain) ________________

EXHIBIT H

                                    COMPANY’S UNDERWRITING GUIDELINES

                                                EXHIBIT I

                                                TERM SHEET

         This TERM SHEET (the "Term Sheet") dated  _____________,  between and Chevy Chase Bank, F.S.B., a federal  savings bank,  located at 7700 Old Georgetown  Road,  Bethesda,  MD 20814 (the “Company”) and EMC
Mortgage  Corporation,  a Delaware  corporation,  located at Mac Arthur  Ridge II, 909 Hidden Ridge Drive,
Suite 200,  Irvine,  Texas 75038 (the  "Purchaser")  is made pursuant to the terms and  conditions of that certain Purchase,  Warranties and Servicing  Agreement (the "Agreement") dated as of July 1, 2001, between the Company and the  Purchaser,  the provisions of which are  incorporated  herein as if set forth in full herein,  as such terms and conditions may be modified or supplemented  hereby.  All initially  capitalized terms used herein unless otherwise defined shall have the meanings ascribed thereto in the Agreement.

         The Purchaser  hereby  purchases  from the Company and the Company hereby sells to the Purchaser, all of the  Company’s  right,  title and interest in and to the Mortgage  Loans  described on the Mortgage
Loan Schedule  annexed  hereto as Schedule I, pursuant to and in accordance  with the terms and conditions set forth in the Agreement,  as same may be  supplemented  or modified  hereby.  Hereinafter,  the Company shall service the Mortgage  Loans for the benefit of the Purchaser and all  subsequent  transferees of the
Mortgage Loans pursuant to and in accordance with the terms and conditions set forth in the Agreement.

1.       Definitions

         For purposes of the Mortgage  Loans to be sold pursuant to this Term Sheet,  the following  terms shall have the following meanings:

Aggregate Principal Balance
(as of the Cut-Off Date):

Closing Date:

Custodian:

Cut-off Date:

Initial Weighted Average
Mortgage Loan Remittance Rate:

Mortgage Loan:

Purchase Price Percentage:

Servicing Fee Rate:

Additional Closing Conditions:

In addition to the conditions  specified in the  Agreement,  the obligation of each of the Company and the
Purchaser is subject to the  fulfillment,  on or prior to the  applicable  Closing  Date, of the following additional conditions:

Additional Loan Documents:

In addition to the contents of the Mortgage  File  specified in the  Agreement,  the  following  documents shall be delivered with respect to the Mortgage Loans:

[Additional] [Modification] of Representations and Warranties:

     [In addition to the representations and warranties set forth in the Agreement, as of the date hereof, the Company makes the following additional representations and warranties with respect to the Mortgage Loans:  [None].  [Notwithstanding anything to the contrary set forth in the Agreement, with respect to each Mortgage Loan to be sold on the Closing Date, the representation and warranty set forth in Section ______ of the Agreement shall be modified to read as follows:]

         Except as modified herein, Section ______ of the Agreement shall remain in full force and effect as of the date hereof.

                  IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective duly authorized officers as of the date first above written.

                                    CHEVY CHASE BANK, F.S.B.

                                    By:_____________________
                                    Name:___________________
                                    Title:__________________

                                    EMC MORTGAGE CORPORATION

                                    By:_____________________
                                    Name:___________________
                                    Title:__________________

                                                SCHEDULE I

                                          MORTGAGE LOAN SCHEDULE

                                                                                               EXHIBIT H-3

                                        EMC Mortgage Corporation,

                                                Purchaser

                                                   and

                                      Countrywide Home Loans, Inc.,

                                                 Company

                                SELLER’S WARRANTIES AND SERVICING AGREEMENT

                                       Dated as of September 1, 2002

                                Residential Adjustable Rate Mortgage Loans

                                                                                                              Page
ARTICLE I           DEFINITIONS
ARTICLE II          CONVEYANCE OF MORTGAGE LOANS; POSSESSION OF MORTGAGE FILES;
                    BOOKS AND RECORDS; DELIVERY OF DOCUMENTS
   Section 2.01       Conveyance of Mortgage Loans; Possession of Mortgage Files; Maintenance of
   Servicing Files.   13
   Section 2.02       Books and Records; Transfers of Mortgage Loans.............................................14
   Section 2.03       Delivery of Documents......................................................................15

ARTICLE III         REPRESENTATIONS AND WARRANTIES;
                    REMEDIES AND BREACH

   Section 3.06       Restrictions and Requirements Applicable in the Event
                      that a Mortgage Loan is Acquired by a REMIC................................................30
   Section 3.07       Review of Mortgage Loans...................................................................31

ARTICLE IV          ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

ARTICLE V            PAYMENTS TO PURCHASER

ARTICLE VI          GENERAL SERVICING PROCEDURES

ARTICLE VII         AGENCY TRANSFER; PASS-THROUGH TRANSFER
   Section 7.01       Removal of Mortgage Loans from Inclusion Under this Agreement Upon an Agency
                      Transfer, or a Pass-Through Transfer on One or More Reconstitution Dates...................52
   Section 7.02       Purchaser’s Repurchase and Indemnification Obligations................................53

ARTICLE VIII        COMPANY TO COOPERATE
   Section 8.01       Provision of Information...................................................................53
   Section 8.02       Financial Statements; Servicing Facility...................................................54

ARTICLE IX          THE COMPANY

ARTICLE X           DEFAULT
   Section 10.01      Events of Default..........................................................................56
   Section 10.02      Waiver of Defaults.........................................................................58

ARTICLE XI          TERMINATION
   Section 11.01      Termination................................................................................58
   Section 11.02      Termination Without Cause..................................................................58

ARTICLE XII         MISCELLANEOUS PROVISIONS

                                                 EXHIBITS

EXHIBIT A                  MORTGAGE LOAN SCHEDULE
EXHIBIT B                  CONTENTS OF EACH MORTGAGE FILE
EXHIBIT C                  MORTGAGE LOAN DOCUMENTS
EXHIBIT D-1                FORM OF CUSTODIAL ACCOUNT
                           CERTIFICATION
EXHIBIT D-2                FORM OF CUSTODIAL ACCOUNT
                           LETTER AGREEMENT
EXHIBIT E-1                FORM OF ESCROW ACCOUNT CERTIFICATION
EXHIBIT E-2                FORM OF ESCROW ACCOUNT
                           LETTER AGREEMENT
EXHIBIT F                  FORM OF MONTHLY REMITTANCE ADVICE
EXHIBIT G                  FORM OF ASSIGNMENT AND ASSUMPTION
EXHIBIT H                  UNDERWRITING GUIDELINES

                  This is a Seller’s  Warranties and Servicing  Agreement for residential  adjustable rate first lien  mortgage  loans,  dated and  effective as of September  1, 2002,  and is executed  between EMC
Mortgage  Corporation,  as purchaser (the  “Purchaser”),  and Countrywide Home Loans,  Inc., as seller and servicer (the “Company”).

                                          W I T N E S S E T H:

                  WHEREAS,  from time to time the  Purchaser  has agreed to purchase  from the Company and from time to time the Company has agreed to sell to the Purchaser  certain  Mortgage Loans  (excluding the right to service the Mortgage Loans which the Company expressly retains);

                  WHEREAS,  each of the  Mortgage  Loans is secured by a mortgage,  deed of trust or other security  instrument  creating  a  first  lien  on a  residential  dwelling  located  in the  jurisdiction indicated on the related Mortgage Loan Schedule, which is annexed hereto as Exhibit A;
         WHEREAS,  the Company has agreed to service,  from time to time,  certain of the  Mortgage  Loans acquired by the Purchaser in accordance with the terms and provisions of this Agreement; and

         WHEREAS,  the  Purchaser and the Company wish to prescribe the manner of purchase of the Mortgage
Loans and the  management,  servicing  and  control  of the  Mortgage  Loans  which  from time to time are subject to this Agreement.

                  NOW,  THEREFORE,  in consideration of the mutual  agreements  hereinafter set forth, and for other good and valuable consideration,  the receipt and adequacy of which is hereby acknowledged,  the
Purchaser and the Company agree as follows:

                                               DEFINITIONS

                  Whenever used herein,  the  following  words and phrases,  unless the context  otherwise requires, shall have the following meanings:

                  Accepted  Servicing  Practices:  With  respect  to any  Mortgage  Loan,  those  mortgage servicing  practices of prudent  mortgage  lending  institutions  which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

                  Agency  Transfer:  The sale or  transfer  by  Purchaser  of some or all of the  Mortgage
Loans to Fannie Mae under its Cash Purchase  Program or its MBS Swap Program  (Special  Servicing  Option)
or to  Freddie  Mac under its  Freddie  Mac Cash  Program or Gold PC  Program,  retaining  the  Company as
“servicer thereunder”.

                  Agreement:  This Seller’s  Warranties and Servicing  Agreement and all amendments hereof and supplements hereto.

                  ALTA:  The American Land Title Association or any successor thereto.

                  Appraised  Value:  The value  set  forth in an  appraisal  made in  connection  with the origination of the related Mortgage Loan as the value of the Mortgaged Property.

                  Approved  Flood  Certification  Provider:  Any  provider  acceptable  to Fannie  Mae and
Freddie Mac.

                  Assignment  and  Conveyance:  An Assignment  and  Conveyance in the form of Exhibit 6 to the  Mortgage  Loan  Purchase  Agreement  dated as of the date  hereof,  by and between the Seller and the
Purchaser.

                  Assignment  of  Mortgage:  An  assignment  of  the  Mortgage,   notice  of  transfer  or
equivalent  instrument in  recordable  form,  sufficient  under the laws of the  jurisdiction  wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

                  BIF:  The Bank Insurance Fund, or any successor thereto.

                  Business  Day:  Any day other  than (i) a  Saturday  or  Sunday,  or (ii) a day on which banking  and  savings and loan  institutions  in the State of New York or  California  are  authorized  or obligated by law or executive order to be closed.

                  Closing  Date:  The date set forth on the related  Confirmation  on which the  Purchaser from time to time shall  purchase and the Company from time to time shall sell,  the Mortgage Loans listed on the related Mortgage Loan Schedule.

                  Code:  The  Internal  Revenue  Code of 1986,  as it may be amended  from time to time or any  successor  statute  thereto,  and  applicable  U.S.  Department  of the Treasury  regulations  issued pursuant thereto.

                  Company:  Countrywide  Home Loans,  Inc.,  or its  successor in interest or assigns,  or any successor to the Company under this Agreement appointed as herein provided.

                  Condemnation  Proceeds:  All awards or settlements  in respect of a Mortgaged  Property, whether  permanent  or  temporary,  partial  or entire,  by  exercise  of the power of  eminent  domain or condemnation,  to the extent not  required to be released to a Mortgagor in  accordance  with the terms of the related Mortgage Loan Documents.

                  Confirmation:  The trade  confirmation  letter  between the parties hereto which relates to the Mortgage Loans on the related Closing Date.

                  Convertible  Mortgage  Loan: Any  individual  Mortgage Loan  purchased  pursuant to this
Agreement  which  contains a provision  whereby the Mortgagor is permitted to convert the Mortgage Loan to a fixed-rate  mortgage loan at any time between the first  anniversary  and the fifth  anniversary  of the origination of the mortgage loan.

                  Custodial  Account:  The separate  account or accounts  created and maintained  pursuant to Section 4.04.

                  Custodial Agreement:  That certain Custodial Agreement,  dated as of November 23,1999 by and between the Purchaser and Wells Fargo Bank Minnesota, N.A.

                  Custodian:  The Custodian  under the Custodial  Agreement,  or its successor in interest or assigns or any successor to the Custodian under the Custodial Agreement as provided therein.

                  Cut-off Date: The date set forth on the related Confirmation.

                  Deleted  Mortgage  Loan:  A  Mortgage  Loan  which  is  repurchased  by the  Company  in accordance  with the terms of this  Agreement  and which is,  in the case of a  substitution  pursuant  to
Section 3.03, replaced or to be replaced with a Qualified Substitute Mortgage Loan.

                  Determination  Date:  The  15th  day (or if such  15th day is not a  Business  Day,  the
Business Day immediately preceding such 15th day) of the month of the related Remittance Date.

                  Disqualified  Organization:  An  organization  defined as such in Section 860E(e) of the
Code.

                  Due  Date:  The day of the  month on which  the  Monthly  Payment  is due on a  Mortgage
Loan,  exclusive  of any days of grace.  With  respect to the  Mortgage  Loans for which  payment from the
Mortgagor is due on a day other than the first day of the month,  such  Mortgage  Loans will be treated as if the Monthly Payment is due on the first day of the month of such Due Date.

                  Due Period:  With respect to each Remittance Date, the prior calendar month.

                  Eligible  Investments:  Any one or more of the obligations  and securities  listed below which investment provides for a date of maturity not later than the Determination Date in each month:

                     direct  obligations  of, and  obligations  fully  guaranteed by, the United States of
         America,  or any agency or  instrumentality  of the United States of America the  obligations  of which are backed by the full faith and credit of the United States of America; and

                     federal  funds,  demand  and time  deposits  in,  certificates  of  deposits  of,  or bankers’  acceptances  issued by, any  depository  institution or trust company  incorporated  or organized  under the laws of the United  States of America or any state  thereof  and  subject to supervision and examination by federal and/or state banking  authorities,  so long as at the time of such investment or contractual  commitment  providing for such investment the commercial paper or other  short-term  debt  obligations of such  depository  institution or trust company (or, in the case of a depository  institution  or trust company  which is the  principal  subsidiary of a holding  company,  the  commercial  paper or other  short-term  debt  obligations of such holding company) are rated “P-1” by Moody’s  Investors  Service,  Inc. and the long-term debt obligations of such holding  company) are rated “P-1” by Moody’s  Investors  Service,  Inc. and the long-term debt  obligations  of  such  depository  institution  or  trust  company  (or,  in the  case of a depository  institution or trust company which is the principal  subsidiary of a holding company, the  long-term  debt  obligations  of such  holding  company)  are rated at least “Aa” by Moody’s
         Investors Service, Inc.;

                     investments and securities otherwise acceptable to Fannie Mae and Freddie Mac.

provided, however, that no such instrument shall be an Eligible Investment if such instrument evidences either (i) a right to receive only interest payments with respect to the obligations underlying such instrument, or (ii) both principal and interest payments derived from obligations underlying such instrument and the principal and interest payments with respect to such instrument provide a yield to maturity of greater than 120% of the yield to maturity at par of such underlying obligations.

                  Errors and Omissions  Insurance Policy:  An errors and omissions  insurance policy to be maintained by the Company pursuant to Section 4.12.

                  Escrow  Account:  The separate  account or accounts  created and maintained  pursuant to
Section 4.06.

                  Escrow  Payments:  With respect to any Mortgage  Loan, the amounts  constituting  ground rents,  taxes,  assessments,  water rates, sewer rents,  municipal charges,  mortgage insurance  premiums, fire and hazard insurance premiums,  condominium  charges,  and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other related document.

                  Event of Default:  Any one of the  conditions  or  circumstances  enumerated  in Section
10.01.

                  Fannie Mae:  The Federal National Mortgage Association, or any successor thereto.

                  Fannie Mae Guides:  The Fannie Mae Sellers’  Guide and the Fannie Mae  Servicers’  Guide
and all amendments or additions thereto.

                  FDIC:  The Federal Deposit Insurance Corporation, or any successor thereto.

                  Fidelity  Bond:  A fidelity  bond to be  maintained  by the Company  pursuant to Section 4.12.

                  First Remittance Date:  As stated in the related Mortgage Loan Purchase Agreement.

                  5/1  ARM  Mortgage  Loan:  Any  individual  Mortgage  Loan  purchased  pursuant  to this
Agreement  which  contains a provision  whereby the interest  rate on such  Mortgage Loan is fixed for the first five (5) years of the term of the related  Mortgage  Loan and which  thereafter  is  converted  to a
Treasury Rate  Mortgage Loan or a LIBOR  Mortgage Loan except that the Periodic Rate Cap does not apply to the initial Interest Rate Adjustment Date for the related Mortgage Loan.

                  Freddie Mac:  The Federal Home Loan Mortgage Corporation, or any successor thereto.

                  GEMICO:  General Electric Mortgage Insurance Corporation or any successor thereto.

                  Gross  Margin:  With respect to each  Mortgage  Loan,  the fixed  percentage  amount set forth on the related  Mortgage  Note,  which amount is added to the Index in accordance  with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment  Date, the Mortgage  Interest Rate
for such Mortgage Loan.

                  Index:  With respect to any individual  Treasury Rate Mortgage Loan, and with respect to any  individual  10/1 ARM Mortgage Loan,  5/1 ARM Mortgage Loan or 3/1 ARM Mortgage Loan  commencing  from and after the 120th Monthly  Payment,  sixtieth  Monthly  Payment,  or the  thirty-sixth  Monthly  Payment thereof,  respectively,  Index  shall  mean a rate per annum  equal to the  weekly  average  yield on U.S.
Treasury  securities  adjusted to a constant  maturity  of one year as  published  by the Federal  Reserve
Board in statistical  release No. H 15 (519) or any similar  publication as available 45 days prior to the
Interest Rate  Adjustment  Date.  With respect to any individual  LIBOR Mortgage Loan,  Index shall mean a rate per annum equal to the average of interbank  offered rates for twelve month U.S.  dollar  denominated deposits in the London  market as determined as set forth in the related  Mortgage  Note.  With respect to any  individual CD Mortgage  Loan,  Index shall mean a rate per annum equal to the weekly average yield on certificates  of  deposit  adjusted  to a constant  maturity  of six months as  published  by the  Federal
Reserve Board in statistical  release No. H 15 (519) or similar  publication as available 45 days prior to the Interest Rate Adjustment Date.

                  Initial  Rate Cap:  With respect to each  Mortgage  Loan and the initial  Interest  Rate
Adjustment  Date  therefor,  a number of  percentage  points  per annum  that is set forth in the  related
Mortgage  Loan  Schedule  and in the  related  Mortgage  Note,  which is the  maximum  amount by which the
Mortgage  Interest Rate for such  Mortgage  Loan may increase or decrease from the Mortgage  Interest Rate in effect immediately prior to such Interest Rate Adjustment Date.

                  Insurance  Proceeds:   With  respect  to  each  Mortgage  Loan,  proceeds  of  insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

                  Interest  Rate  Adjustment  Date:  The  date on  which  an  adjustment  to the  Mortgage
Interest Rate on a Mortgage Note becomes effective.

                  LIBOR Mortgage Loan: Any individual  Mortgage Loan purchased  pursuant to this Agreement which  contains a provision  whereby the interest rate on such Mortgage  Loan is adjusted  annually  based upon the rate per annum equal to the  average of  interbank  offered  rates for twelve  month U.S.  dollar denominated deposits in the London market as published in The Wall Street Journal.

                  Lifetime  Mortgage  Interest Rate Cap: With respect to each Mortgage  Loan, the absolute maximum Mortgage  Interest Rate payable,  above which the Mortgage  Interest Rate cannot be adjusted.  The
Mortgage  Interest  Rate  during the term of a Mortgage  Loan  shall not at any time  exceed the  Mortgage
Interest Rate at the time of origination of such Mortgage Loan by more than 5% per

                  Liquidation  Proceeds:  Cash received in connection  with the liquidation of a defaulted
Mortgage Loan, whether through the sale or assignment of such Mortgage Loan,  trustee’s sale,  foreclosure sale or otherwise,  or the sale of the related  Mortgaged  Property if the Mortgaged  Property is acquired in satisfaction of the Mortgage Loan.

                  Loan-to-Value  Ratio  or LTV:  With  respect  to any  Mortgage  Loan,  the  ratio of the
Stated  Principal  Balance  of the  Mortgage  Loan  as of  the  related  Cut-off  Date  (unless  otherwise indicated)  to the lesser of (a) the  Appraised  Value of the  Mortgaged  Property and (b) if the Mortgage
Loan was made to finance the  acquisition  of the related  Mortgaged  Property,  the purchase price of the
Mortgaged Property, expressed as a percentage.

                  LPMI Loan: A Mortgage Loan with a LPMI Policy.

                  LPMI Policy:  A policy of  primary  mortgage  guaranty  insurance  issued by another
Qualified  Insurer  pursuant  to which the  related  premium is to be paid by the  Servicer of the related
Mortgage  Loan  from  payments  of  interest  made by the  Mortgagor  in an  amount as is set forth in the related Confirmation and related Mortgage Loan Schedule.

                  LPMI Fee: With respect to each LPMI Loan,  the portion of the Mortgage  Interest Rate as set forth on the related  Mortgage Loan Schedule (which shall be payable solely from the interest  portion of Monthly Payments,  Insurance Proceeds,  Condemnation Proceeds or Liquidation  Proceeds),  which, during such period prior to the required  cancellation  of the LPMI Policy,  shall be used to pay the premium due on the related LPMI Policy.

                  MERS:  Mortgage  Electronic  Registration  Systems,  Inc., a  corporation  organized and existing under the laws of the State of Delaware, or any successor thereto.

                  MERS Mortgage Loan:  Any Mortgage Loan registered with MERS on the MERS System.

                  MERS System: The system of recording  transfers of mortgages  electronically  maintained by MERS.

                  MIN:  The Mortgage Identification Number for any MERS Mortgage Loan.

                  Monthly  Advance:  The  portion  of  Monthly  Payment  delinquent  with  respect to each
Mortgage  Loan at the close of business on the  Determination  Date required to be advanced by the Company pursuant to Section 5.03 on the Business Day  immediately  preceding  the  Remittance  Date of the related month.

                  Monthly  Payment:  The  scheduled  monthly  payment  of  principal  and  interest  on  a
Mortgage Loan.

                  Mortgage:  The mortgage,  deed of trust or other  instrument  securing a Mortgage  Note, which  creates a first  lien on an  unsubordinated  estate in fee  simple in real  property  securing  the
Mortgage Note.

                  Mortgage  File:  The items  pertaining  to a  particular  Mortgage  Loan  referred to in
Exhibit  B  annexed  hereto,  and any  additional  documents  required  to be added to the  Mortgage  File pursuant to this Agreement.

                  Mortgage   Impairment   Insurance  Policy:  A  mortgage  impairment  or  blanket  hazard insurance policy as described in Section 4.11.

                  Mortgage  Interest Rate: The annual rate at which Interest  accrues on any Mortgage Loan as adjusted  from time to time in  accordance  with the  provisions  of the related  Mortgage  Note and in compliance with the related Initial Rate Cap,  Lifetime  Mortgage Interest Rate Cap and Periodic Rate Cap,
if any, of the related Mortgage Note.

                  Mortgage Loan: An individual  Convertible or Non-Convertible,  Treasury Rate, LIBOR, 5/1
ARM, or 3/1 ARM Mortgage Loan which is the subject of this  Agreement,  each Mortgage Loan originally sold and subject to this  Agreement  being  identified  on the Mortgage  Loan  Schedule,  which  Mortgage  Loan includes without limitation the Mortgage File, the Monthly Payments,  Principal  Prepayments,  Liquidation
Proceeds,  condemnation  proceeds,  Insurance Proceeds,  REO disposition  proceeds,  and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan.

                  Mortgage Loan Documents:  The documents listed in Exhibit C hereto.

                  Mortgage  Loan  Package:  A pool of Mortgage  Loans sold to the Purchaser by the Company on a Closing Date.

                  Mortgage Loan  Remittance  Rate:  With respect to each Mortgage Loan, the annual rate of interest  remitted to the  Purchaser,  which shall be equal to the  Mortgage  Interest  Rate minus (i) the
Servicing Fee Rate and (ii) with respect to LPMI Loans, the LPMI Fee.

                  Mortgage  Loan  Schedule:  With respect to each  Mortgage  Loan  Package,  a schedule of
Mortgage  Loans annexed  hereto as Annex A, such schedule  setting  forth the following  information  with respect to each Mortgage Loan: (1) the Company’s  Mortgage Loan  identifying  number;  (2) the Mortgagor’s name;  (3) the street  address of the Mortgaged  Property  including the city,  state and zip code;  (4) a code  indicating  whether the  Mortgaged  Property  is  owner-occupied  a second  home,  or an  investment property;  (5) the number and type of  residential  units  constituting  the Mortgaged  Property;  (6) the original months to maturity;  (7) the Loan-to-Value  Ratio at origination;  (8) the Mortgage Interest Rate as of the Cut-off Date;  (9) the date on which the initial  Monthly  Payment was due on the Mortgage Loan;
(10) the stated  maturity date;  (11) the amount of the Monthly  Payment as of the Cut-off Date;  (12) the
last payment date on which a payment was actually applied to the outstanding  principal balance;  (13) the original  principal  amount of the Mortgage  Loan;  (14) the principal  balance of the Mortgage Loan as of the close of business on the Cut-off Date,  after  deduction of payments of principal due on or before the
Cut-off Date whether or not collected;  (15) a code  indicating  the purpose of the loan (i.e.,  purchase, rate and term  refinance,  equity take-out  refinance);  (16) a code  indicating the  documentation  style
(i.e. full,  alternative or reduced);  (17) the Interest Rate Adjustment Date; (18) the Gross Margin; (19)
the  lifetime  maximum  Mortgage  Interest  Rate under the terms of the Mortgage  Note;  (20) the date the
Mortgage Loan was  originated;  (21) the Periodic Rate Cap; (22) a code  indicating the company  providing private  mortgage  insurance;  (23) a code  indicating  if the  Mortgage  Loan is  convertible;  (24)  the
Servicing  Fee Rate;  (25) the LPMI Fee,  if any;  and (26) the  Initial  Rate Cap.  With  respect  to the
Mortgage  Loans in the aggregate,  the Mortgage Loan Schedule  shall set forth the following  information, as of the  Cut-off  Date:  (1) the  number  of  Mortgage  Loans;  (2) the  current  aggregate  outstanding principal  balance of the Mortgage Loans; (3) the weighted average Mortgage  Interest Rate of the Mortgage
Loans;  and (4) the weighted  average  maturity of the Mortgage  Loans.  The  Mortgage  Loan  Schedule may
consist of multiple reports that collectively set forth all of the required information.

                  Mortgage  Note: The note or other evidence of the  indebtedness  of a Mortgagor  secured by a Mortgage.

                  Mortgaged  Property:  The real property  securing  repayment of the debt  evidenced by a
Mortgage Note.

                  Mortgagor:  The obligor on a Mortgage Note.

                  Non-Convertible  Mortgage Loan: Any individual  Mortgage Loan purchased pursuant to this
Agreement  which does not contain a provision  whereby the  Mortgagor  may convert the Mortgage  Loan to a fixed-rate mortgage loan.

                  Officer’s  Certificate:  A  certificate  signed by the Chairman of the Board or the Vice
Chairman of the Board or the  President  or a Vice  President or an assistant  Vice  President  and by the
Treasurer or the Secretary or one of the Assistant  Treasurers  or Assistant  Secretaries  of the Company,
and delivered to the Purchaser as required by this Agreement.

                  Opinion  of  Counsel:  A written  opinion  of  counsel,  who may be an  employee  of the
Company,  reasonably  acceptable  to the  Purchaser,  provided  that any  Opinion of Counsel  relating  to compliance  with the REMIC  Provisions,  must be an opinion of counsel who (i) is in fact  independent  of the Company and any master  servicer of the  Mortgage  Loans,  (ii) does not have any  material  direct or indirect  financial  interest  in the  Company  or any  master  servicer  of the  Mortgage  Loans or in an affiliate  of either and (iii) is not  connected  with the Company or any master  servicer of the Mortgage
Loans as an officer, employee, director or person performing similar functions.

                  Pass-Through  Transfer:  The sale or transfer of some or all of the Mortgage  Loans to a trust to be formed as part of a  publicly-issued  and/or  privately  placed,  rated or  unrated,  mortgage pass-through  transaction,  retaining  the  Company  as  “servicer”  (with or  without a master  servicer)
thereunder.

                  Periodic Rate Cap: With respect to each  Mortgage  Loan,  the provision of each Mortgage
Note which  provides  for an absolute  maximum  amount by which the  Mortgage  Interest  Rate  therein may increase or decrease on an Interest Rate  Adjustment  Date above the Mortgage  Interest Rate previously in effect, equal to the rate set forth on the Mortgage Loan Schedule per adjustment.

                  Person:  Any  individual,   corporation,   partnership,   joint  venture,   association,
joint-stock  company,  trust,  unincorporated   organization,   government  or  any  agency  or  political
subdivision thereof.

                  PMI:  PMI Mortgage Insurance Co., or any successor thereto.

                  PMI  Policy:  A policy of primary  mortgage  guaranty  insurance  issued by a  Qualified
Insurer, as required by this Agreement with respect to certain Mortgage Loans.

                  Pool Insurer:  Any of GEMICO, PMI or UGI.

                  Prepayment  Interest  Shortfall  Amount:  With  respect  to any  Mortgage  Loan that was subject to a Principal  Prepayment in full or in part during any Due Period,  which  Principal  Prepayment was applied to such Mortgage Loan prior to such  Mortgage  Loan’s Due Date in such Due Period,  the amount of  interest  (net the  related  Servicing  Fee) that would have  accrued on the amount of such  Principal
Prepayment during the period  commencing on the date as of which such Principal  Prepayment was applied to such Mortgage Loan and ending on the day immediately preceding such Due Date, inclusive.

                  Prime Rate:  The prime rate  announced  to be in effect from time to time,  as published as the average rate in the “Money Rates” section of The Wall Street Journal.

                  Principal  Prepayment:  Any payment or other  recovery of principal  on a Mortgage  Loan which is  received in advance of its  scheduled  Due Date,  including  any  prepayment  penalty or premium thereon and which is not accompanied by an amount of interest  representing  scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

                  Principal  Prepayment  Period:  The  month  preceding  the  month in which  the  related
Remittance Date occurs.

                  Purchaser:  EMC Mortgage  Corporation  or its  successor in interest or any successor to the Purchaser under this Agreement as herein provided.

                  Qualified  Depository:  A  depository  the  accounts  of which are  insured  by the FDIC through  the BIF or the SAIF or the debt  obligations  of which  are  rated AA (or the  equivalent  rating category) or better by national recognized statistical rating organization.

                  Qualified  Insurer:  A mortgage guaranty  insurance company duly authorized and licensed where  required by law to transact  mortgage  guaranty  insurance  business  and approved as an insurer by
Fannie Mae or Freddie Mac.

                  Qualified  Substitute  Mortgage  Loan: A mortgage loan eligible to be substituted by the
Company  for a  Deleted  Mortgage  Loan  which  must,  on the  date  of  such  substitution,  (i)  have an
outstanding  principal  balance,   after  deduction  of  all  scheduled  payments  due  in  the  month  of substitution  (or in the case of a  substitution  of more than one  mortgage  loan for a Deleted  Mortgage
Loan,  an  aggregate  principal  balance),  not in excess of the Stated  Principal  Balance of the Deleted
Mortgage Loan;  (ii) have a Mortgage Loan  Remittance Rate not less than and not more than 2% greater than the Mortgage Loan  Remittance Rate of the Deleted  Mortgage Loan;  (iii) have a remaining term to maturity not  greater  than and not more than one year less than that of the  Deleted  Mortgage  Loan;  (iv) have a
Gross Margin not less than that of the Deleted  Mortgage  Loan;  (v) comply with each  representation  and warranty  set  forth in  Sections  3.01 and 3.02;  (v) use the same  Index for  determining  the  Mortgage
Interest Rate as the Deleted  Mortgage Loan;  (vi) have the same provision with respect to  convertibility as the Deleted Mortgage Loan; and (viii) be a REMIC Eligible Mortgage Loan.

                  Rating  Agency:  Any of  Fitch,  Moody’s  or  Standard  &  Poor’s  or  their  respective successors designed by the Purchaser.

                  Reconstitution  Agreements:  The agreement or agreements  entered into by the Purchaser, the  Company,  Fannie Mae or Freddie  Mac or certain  third  parties on the  Reconstitution  Date(s)  with respect  to any or all of the  Mortgage  Loans  serviced  hereunder,  in  connection  with a  Pass-Through
Transfer or an Agency Transfer as set forth in Section 7.01,  including,  but not limited to, (i) a Fannie
Mae  Mortgage  Selling  and  Servicing  Contract,  a Pool  Purchase  Contract,  and any and all  servicing agreements  and  tri-party  agreements  reasonably  required  by Fannie  Mae with  respect to a Fannie Mae
Transfer,  (ii) a Purchase Contract and all purchase  documents  associated  therewith as set forth in the
Freddie Mac Sellers’ & Servicers’  Guide,  and any and all servicing  agreements and tri-party  agreements reasonably  required  by Freddie  Mac with  respect to a Freddie  Mac  Transfer,  and (iii) a Pooling  and
Servicing  Agreement  and/or  a  subservicing/master   servicing  agreement  and  related  custodial/trust
agreement and related  documents  with respect to a  Pass-Through  Transfer.  Such agreement or agreements shall  prescribe the rights and  obligations  of the Company in servicing the related  Mortgage  Loans and shall provide for servicing  compensation to the Company  (calculated on a weighted  average basis for all the related  Mortgage Loans as of the  Reconstitution  Date),  net of any guarantee fees due Fannie Mae or
Freddie Mac, if  applicable,  at least equal to the Servicing Fee due the Company in accordance  with this
Agreement or the servicing fee required  pursuant to the  Reconstitution  Agreement.  The form of relevant
Reconstitution  Agreement to be entered into by the Purchaser  and/or  master  servicer or trustee and the
Company with respect to Pass-Through  Transfers shall be reasonably  satisfactory in form and substance to the  Purchaser and the Company,  shall not material  increase the  Company’s  obligations  or diminish the
Company’s  rights  hereunder and the  representations  and warranties and servicing  provisions  contained therein shall be substantially  similar to those contained in this Agreement,  unless  otherwise  mutually agreed by the parties.

                  Reconstitution  Date:  The  date or  dates on  which  any or all of the  Mortgage  Loans serviced  under this  Agreement  shall be removed  from this  Agreement  and  reconstituted  as part of an
Agency Transfer or a Pass-Through  Transfer  pursuant to Section 7.01 hereof.  On such date or dates,  the
Mortgage  Loans  transferred  shall  cease to be covered by this  Agreement  and the  Company’s  servicing responsibilities shall cease under this Agreement with respect to the related transferred Mortgage Loans.

                  Record  Date:  The close of business  of the last  Business  Day of the month  preceding the month of the related Remittance Date.

                  REMIC: A “real estate  mortgage  investment  conduit” within the meaning of Section 860D of the Code.

                  REMIC  Documents:  The document or documents  creating and governing the  administration of a REMIC.

                  REMIC  Eligible  Mortgage Loan: A Mortgage Loan held by a REMIC which  satisfies  and/or complies with all applicable REMIC Provisions.

                  REMIC  Provisions:  Provisions of the federal income tax law relating to a REMIC,  which appear at Section  860A through 86OG of  Subchapter  M of Chapter 1,  Subtitle A of the Code,  and related provisions,  and regulations,  rulings or pronouncements  promulgated thereunder,  as the foregoing may be in effect from time to time.

                  Remittance  Date:  The 18th day (or if such 18th day is not a  Business  Day,  the first
Business Day immediately following) of any month, beginning with the First Remittance Date.

                  REO Disposition:  The final sale by the Company of any REO Property.

                  REO  Disposition  Proceeds:  All amounts  received  with  respect to an REO  Disposition pursuant to Section 4.16.

                  REO  Property:   A  Mortgaged  Property  acquired  by  the  Company  on  behalf  of  the
Purchasers through foreclosure or by deed in lieu of foreclosure, as described in Section 4.16.

                  Repurchase  Price:  With respect to any  Mortgage  Loan, a price equal to (i) the Stated
Principal  Balance  of the  Mortgage  Loan plus (ii)  interest  on such  Stated  Principal  Balance at the
Mortgage Loan  Remittance  Rate from the date on which interest has last been paid and  distributed to the
Purchaser  to the date of  repurchase,  less amounts  received or advanced in respect of such  repurchased
Mortgage Loan which are being held in the Custodial Account for distribution in the month of repurchase.

                  SAIF:  The Savings Association Insurance Fund, or any successor thereto.

                  Securities Act of 1933 or the 1933 Act:  The Securities Act of 1933, as amended.

                  Servicing  Advances:  All customary,  reasonable and necessary “out of pocket” costs and expenses other than Monthly Advances  (including  reasonable  attorneys’ fees and disbursements)  incurred in the performance by the Company of its servicing  obligations,  including,  but not limited to, the cost of (a) the  preservation,  restoration  and protection of the Mortgaged  Property,  (b) any enforcement or judicial proceedings,  including without limitation,  foreclosures,  (c) the management and liquidation of any REO Property and (d) compliance with the obligations under Section 4.08.

                  Servicing  Fee:  With respect to each  Mortgage  Loan,  the amount of the annual fee the
Purchaser shall pay to the Company,  which shall,  for a period of one full month, be equal to one-twelfth of the product of (a) the Servicing Fee Rate and (b) the  outstanding  principal  balance of such Mortgage
Loan.  Such fee shall be payable  monthly,  computed on the basis of the same principal  amount and period respecting  which any related  interest  payment on a Mortgage  Loan is computed.  The  obligation  of the
Purchaser to pay the  Servicing  Fee is limited to, and the  Servicing  Fee is payable  solely  from,  the interest portion (including  recoveries with respect to interest from Liquidation  Proceeds, to the extent permitted by Section  4.05) of such Monthly  Payment  collected by the Company,  or as otherwise  provided under Section 4.05.

                  Servicing  Fee Rate:  0.25% per annum with  respect to the period  prior to the  initial
Interest Adjustment Date and, for the 5/1 7/1 and 10/1 ARM Loans 0.375% thereafter.

                  Servicing  File:  With respect to each Mortgage  Loan,  the file retained by the Company consisting  of originals of all  documents in the Mortgage  File which are not  delivered to the Custodian and copies of the Mortgage  Loan  Documents  listed in Exhibit B the  originals of which are  delivered to the Custodian pursuant to Section 2.01.

                  Servicing  Officer:  Any officer of the  Company  involved in or  responsible  for,  the administration  and  servicing  of the Mortgage  Loans whose name appears on a list of servicing  officers furnished by the Company to the Purchaser upon request, as such list may from time to time be amended.

                  7/1  ARM  Mortgage  Loan:  Any  individual  Mortgage  Loan  purchased  pursuant  to this
Agreement  which  contains a provision  whereby the interest  rate on such  Mortgage Loan is fixed for the first seven (7) years of the term of the related  Mortgage  Loan and which  thereafter  is  converted to a
Treasury Rate  Mortgage Loan or a LIBOR  Mortgage Loan except that the Periodic Rate Cap does not apply to the initial Interest Rate Adjustment Date for the related Mortgage Loan.

                  Stated  Principal  Balance:  As to each Mortgage Loan, (i) the principal  balance of the
Mortgage  Loan at the related  Cut-off Date after giving  effect to payments of principal due on or before such date, whether or not received,  minus (ii) all amounts  previously  distributed to the Purchaser with respect to the related  Mortgage  Loan  representing  payments or  recoveries  of principal or advances in lieu thereof.

                  Subservicer:  Any  Subservicer  which is  subservicing  the Mortgage Loans pursuant to a
Subservicing Agreement. Any subservicer shall meet the qualifications set forth in Section 4.01.

                  Subservicing  Agreement:  An  agreement  between the Company and a  Subservicer  for the servicing of the Mortgage Loans.

                  10/1 ARM  Mortgage  Loan:  Any  individual  Mortgage  Loan  purchased  pursuant  to this
Agreement  which  contains a provision  whereby the interest  rate on such  Mortgage Loan is fixed for the first ten (10) years of the term of the related  Mortgage  Loan and which  thereafter  is  converted  to a
Treasury Rate  Mortgage Loan or a LIBOR  Mortgage Loan except that the Periodic Rate Cap does not apply to the initial Interest Rate Adjustment Date for the related Mortgage Loan.

                  3/1  ARM  Mortgage  Loan:  Any  individual  Mortgage  Loan  purchased  pursuant  to this
Agreement  which  contains a provision  whereby the interest  rate on such  Mortgage Loan is fixed for the first three (3) years of the term of the related  Mortgage  Loan and which  thereafter  is  converted to a
Treasury Rate Mortgage Loan or a LIBOR Mortgage Loan.

                  Treasury Rate Mortgage  Loan: Any  individual  Mortgage Loan purchased  pursuant to this
Agreement  which  contains a provision  whereby the interest rate on such Mortgage Loan is adjusted  based upon the weekly average yield on U.S. Treasury securities.

                  Underwriting  Guidelines:  The  underwriting  guidelines  of the Company with respect to mortgage loans similar to the Mortgage Loans, attached hereto as  Exhibit H.

                  UGI:  United Guaranty Residential Insurance Company or any successor thereto.

                       CONVEYANCE OF MORTGAGE LOANS; POSSESSION OF MORTGAGE FILES;
                                 BOOKS AND RECORDS; DELIVERY OF DOCUMENTS

                  Conveyance of Mortgage Loans; Possession of Mortgage Files; Maintenance of Servicing
                                                     Files.

                  The Company,  on each Closing Date,  does hereby sell,  transfer,  assign,  set over and convey to the Purchaser,  without  recourse,  but subject to the terms of this  Agreement,  all the right, title and  interest of the Company in and to the  Mortgage  Loans in the related  Mortgage  Loan  Package, excluding  the right to service  the  Mortgage  Loans  which the Company  expressly  retains.  Pursuant to
Section  2.03,  the Company has  delivered  the Mortgage  Loan  Documents  for each  Mortgage  Loan in the
Mortgage Loan Package to the Custodian.

                  The  contents of each  Mortgage  File not  delivered to the  Custodian  are and shall be held in trust by the Company for the benefit of the  Purchaser  as the owner  thereof.  The Company  shall maintain a Servicing  File  consisting  of a copy of the contents of each  Mortgage File and the originals of the documents in each Mortgage File not delivered to the  Custodian.  The  possession of each Servicing
File by the  Company  is at the will of the  Purchaser  for the sole  purpose  of  servicing  the  related
Mortgage  Loan, and such  retention and  possession by the Company is in a custodial  capacity only.  Upon the sale of the Mortgage Loans the ownership of each Mortgage  Note, the related  Mortgage and the related
Mortgage  File and  Servicing  File shall vest  immediately  in the  Purchaser,  and the  ownership of all records  and  documents  with  respect to the  related  Mortgage  Loan  prepared by or which come into the possession of the Company  shall vest  immediately  in the Purchaser and shall be retained and  maintained by the  Company,  in  trust,  at the will of the  Purchaser  and  only in such  custodial  capacity.  Each
Servicing  File shall be  segregated  from the other  books and records of the Company and shall be marked appropriately  to reflect  clearly the sale of the related  Mortgage  Loan to the  Purchaser.  The Company shall  release  its  custody  of the  contents  of any  Servicing  File only in  accordance  with  written instructions  from the  Purchaser,  unless  such  release  is  required  as  incidental  to the  Company’s servicing of the Mortgage  Loans or is in  connection  with a repurchase  of any Mortgage Loan pursuant to
Section 3.03, 3.05, 3.07, or 6.02.

                  Books and Records; Transfers of Mortgage Loans.

                  From and after the sale of the Mortgage  Loans to the Purchaser  all rights  arising out of the Mortgage  Loans in a Mortgage Loan Package  including  but not limited to all funds  received on or in connection  with the Mortgage Loan,  shall be received and held by the Company in trust for the benefit of the  Purchaser  as owner of the  Mortgage  Loans,  and the Company  shall  retain  record  title to the related  Mortgages  for the  sole  purpose  of  facilitating  the  servicing  and the  supervision  of the servicing of the Mortgage Loans.

                  The sale of each  Mortgage  Loan in a Mortgage  Loan  Package  shall be reflected on the
Company’s  balance sheet and other  financial  statements as a sale of assets by the Company.  The Company shall be responsible for  maintaining,  and shall  maintain,  a complete set of books and records for each
Mortgage  Loan which  shall be marked  clearly to  reflect  the  ownership  of each  Mortgage  Loan by the
Purchaser.  In particular,  the Company shall maintain in its possession,  available for inspection by the
Purchaser,  or its designee and shall deliver to the Purchaser  upon demand,  evidence of compliance  with all federal,  state and local laws, rules and regulations,  and requirements of Fannie Mae or Freddie Mac, including but not limited to documentation  as to the method used in determining the  applicability of the provisions  of the  Flood  Disaster  Protection  Act of  1973,  as  amended,  to the  Mortgaged  Property, documentation  evidencing  insurance  coverage and eligibility of any condominium  project for approval by
Fannie Mae and  periodic  inspection  reports as required  by Section  4.13.  To the extent that  original documents are not required for purposes of  realization  of  Liquidation  Proceeds or Insurance  Proceeds,
documents  maintained by the Company may be in the form of microfilm or microfiche or such other  reliable means of recreating original  documents,  including but not limited to, optical imagery techniques so long as the Company  complies with the  requirements of the Fannie Mae Selling and Servicing  Guide, as amended from time to time.

                  The Company shall  maintain with respect to each Mortgage Loan and shall make  available for  inspection by any Purchaser or its designee the related  Servicing File during the time the Purchaser retains ownership of a Mortgage Loan and thereafter in accordance with applicable laws and regulations.

                  The Company  shall keep at its servicing  office books and records in which,  subject to such  reasonable  regulations as it may prescribe,  the Company shall note transfers of Mortgage Loans. No transfer of a Mortgage Loan may be made unless such transfer is in compliance  with the terms hereof.  For the purposes of this  Agreement,  the Company  shall be under no  obligation  to deal with any person with respect to this  agreement  or the  Mortgage  Loans  unless the books and records  show such person as the owner of the Mortgage Loan. The Purchaser may,  subject to the terms of this Agreement,  sell and transfer one or more of the Mortgage Loans,  provided,  however, that (i) the transferee will not be deemed to be a
Purchaser  hereunder  binding upon the Company unless such  transferee  shall agree in writing to be bound by the  terms  of this  Agreement  and an  original  counterpart  of the  instrument  of  transfer  and an assignment  and  assumption of this  Agreement in the form of Exhibit G hereto  executed by the transferee shall have been  delivered to the Company,  and (ii) with respect to each  Mortgage  Loan  Package,  in no event  shall  there be more  than five  Persons  at any  given  time  having  the  status  of  “Purchaser”
hereunder.  The  Purchaser  also shall advise the Company of the  transfer.  Upon receipt of notice of the transfer,  the Company shall mark its books and records to reflect the ownership of the Mortgage  Loans of such assignee,  and shall release the previous  Purchaser from its  obligations  hereunder with respect to the  Mortgage  Loans sold or  transferred.  Purchaser  shall not to transfer to any  assignee  any pool of
Mortgage  Loans with a  aggregate  outstanding  principal  balance of less than  $10,000,000  without  the consent of the Company;  provided,  however,  if the Company fails to consent to the transfer of a pool of
Mortgage  Loans as  contemplated  in this  sentence,  Purchaser  shall  have the  right  to  purchase  the servicing  rights  associated  with such Mortgage Loans at a price to mutually  agreed to by Purchaser and
Company, exercising good faith.

                   Delivery of Documents.

                  On or before  the date  which is agreed  upon by the  Purchaser  and the  Company in the related  Confirmation,  the Company  shall  deliver  and  release to the  Custodian  those  Mortgage  Loan
Documents as required by this  Agreement  with respect to each Mortgage Loan in the related  Mortgage Loan
Package a list of which is attached to the related Assignment and Conveyance.

                  On or prior to the related  Closing  Date,  the  Custodian  shall certify its receipt of all such  Mortgage  Loan  Documents  required to be  delivered  pursuant to the  Custodial  Agreement,  as evidenced by the Initial  Certification  of the Custodian in the form annexed to the Custodial  Agreement.
The  Company  shall be  responsible  for  maintaining  the  Custodial  Agreement  for the  benefit  of the
Purchaser. Purchaser shall pay all fees and expenses of the Custodian.

                  The  Company  shall  forward  to  the  Custodian   original   documents   evidencing  an
assumption,  modification,  consolidation  or extension of any  Mortgage  Loan entered into in  accordance with Section 4.01 or 6.01 within one week of their execution,  provided,  however,  that the Company shall provide the Custodian with a certified  true copy of any such document  submitted for  recordation  within one week of its execution,  and shall provide the original of any document  submitted for recordation or a copy of such  document  certified by the  appropriate  public  recording  office to be a true and complete copy of the original within 180 days of its submission for recordation.

                  In the event an  Officer’s  Certificate  of the Company is  delivered  to the  Custodian because of a delay caused by the public recording office in returning any recorded  document,  the Company shall deliver to the  Custodian,  within 180 days of the related  Closing  Date, an Officer’s  Certificate which shall (i)  identify  the  recorded  document,  (ii) state that the  recorded  document  has not been delivered to the Custodian due solely to a delay caused by the public  recording  office,  (iii) state the amount of time  generally  required  by the  applicable  recording  office to record and return a document submitted for recordation,  and (iv) specify the date the applicable  recorded  document will be delivered to the  Custodian.  The Company  shall be required to deliver to the  Custodian  the  applicable  recorded document by the date  specified in (iv) above.  An  extension  of the date  specified in (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

                  On or prior  to the date  which is three  Business  Days  prior to the  related  Closing
Date, the Company shall deliver to the Purchaser the related Mortgage Loan Schedule.

                                     REPRESENTATIONS AND WARRANTIES;
                                           REMEDIES AND BREACH

                  Company Representations and Warranties.

                  The Company represents and warrants to the Purchaser that as of each Closing Date:

                  Due  Organization and Authority.  The Company is a corporation duly organized,  validly existing and in good standing  under the laws of the State of New York and has all licenses  necessary to carry on its business as now being  conducted  and is licensed,  qualified  and in good  standing in each state where a Mortgaged  Property is located if the laws of such state require licensing or qualification in order to conduct  business of the type  conducted by the  Company,  and in any event the Company is in compliance with the laws of any such state to the extent  necessary to ensure the  enforceability  of the related  Mortgage  Loan and the  servicing of such  Mortgage  Loan in  accordance  with the terms of this
Agreement;  the Company has the full corporate  power and authority to execute and deliver this Agreement and to perform in  accordance  herewith;  the  execution,  delivery  and  performance  of this  Agreement
(including  all  instruments of transfer to be delivered  pursuant to this  Agreement) by the Company and the  consummation of the transactions  contemplated  hereby have been duly and validly  authorized;  this
Agreement  evidences the valid,  binding and  enforceable  obligation  of the Company;  and all requisite corporate  action has been taken by the Company to make this Agreement valid and binding upon the Company in accordance with its terms;

                  Ordinary  Course of Business.  The  consummation  of the  transactions  contemplated by this Agreement are in the ordinary  course of business of the Company,  and the transfer,  assignment and conveyance  of the Mortgage  Notes and the  Mortgages by the Company  pursuant to this  Agreement are not subject  to the  bulk  transfer  or any  similar  statutory  provisions  in  effect  in  any  applicable jurisdiction;

                  No Conflicts.  Neither the execution and delivery of this  Agreement,  the  acquisition of the  Mortgage  Loans  by the  Company,  the  sale  of  the  Mortgage  Loans  to the  Purchaser  or the transactions  contemplated  hereby, nor the fulfillment of or compliance with the terms and conditions of this  Agreement,  will conflict with or result in a breach of any of the terms,  conditions or provisions of the Company’s  charter or by-laws or any legal restriction or any agreement or instrument to which the
Company is now a party or by which it is bound,  or  constitute  a default or result in an  acceleration under any of the foregoing,  or result in the violation of any law, rule, regulation,  order, judgment or decree to which the  Company or its  property  is  subject,  or impair the  ability of the  Purchaser  to realize on the Mortgage Loans, or impair the value of the Mortgage Loans;

                  Ability to  Service.  The  Company  is an  approved  seller/servicer  of  conventional residential  mortgage  loans  for  Fannie  Mae or  Freddie  Mac,  with the  facilities,  procedures,  and experienced  personnel  necessary  for the  sound  servicing  of  mortgage  loans of the same type as the
Mortgage Loans.  The Company is in good standing to sell mortgage loans to and service mortgage loans for
Fannie Mae or Freddie Mac, and no event has occurred,  including but not limited to a change in insurance coverage,  which would make the Company  unable to comply  with  Fannie Mae or Freddie  Mac  eligibility requirements or which would require notification to either Fannie Mae or Freddie Mac;

                  Reasonable  Servicing Fee. The Company  acknowledges and agrees that the Servicing Fee, as calculated at the Servicing Fee Rate, represents reasonable  compensation for performing such services and that the entire  Servicing Fee shall be treated by the Company,  for accounting and tax purposes,  as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement.

                  Ability  to  Perform.  The  Company  does not  believe,  nor does it have any reason or cause to believe,  that it cannot  perform  each and every  covenant  contained  in this  Agreement.  The
Company is solvent and the sale of the Mortgage Loans is not  undertaken to hinder,  delay or defraud any of the Company’s creditors;

                  No Litigation Pending.  There is no action, suit,  proceeding or investigation  pending or to the best of the  Company’s  knowledge  threatened  against  the  Company  which,  either in any one instance or in the  aggregate,  may result in any material  adverse change in the business,  operations, financial  condition,  properties or assets of the Company, or in any material impairment of the right or ability of the  Company to carry on its  business  substantially  as now  conducted,  or in any  material liability on the part of the Company,  or which would draw into  question the validity of this  Agreement or the Mortgage  Loans or of any action taken or to be taken in connection  with the  obligations  of the
Company  contemplated herein, or which would be likely to impair materially the ability of the Company to perform under the terms of this Agreement;

                  No Consent  Required.  No  consent,  approval,  authorization  or order of any court or governmental agency or body is required for the execution,  delivery and performance by the Company of or compliance  by the Company  with this  Agreement  or the sale of the  Mortgage  Loans as evidenced by the consummation of the transactions  contemplated by this Agreement,  or if required, such approval has been obtained prior to the related Closing Date;

                  Selection  Process.  The Mortgage  Loans were selected from among the  adjustable  rate one- to  four-family  mortgage loans in the Company’s  portfolio at the related  Closing Date as to which the  representations  and  warranties  set forth in Section 3.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

                  Pool  Characteristics.  With respect to each Mortgage  Loan Package,  the Mortgage Loan characteristics set forth on Exhibit 2 to the related Assignment and Conveyance are true and complete.

                  No Untrue  Information.  Neither  this  Agreement  nor any  statement,  report or other document  furnished or to be furnished  pursuant to this Agreement or in connection with the transactions contemplated  hereby contains any untrue statement of fact or omits to state a fact necessary to make the statements contained therein not misleading;

                  Sale  Treatment.  The Company has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for accounting and tax purposes;

                  Financial Statements. There has been no change in the business,  operations,  financial condition,  properties  or assets of the Company since the date of the  Company’s  most recent  financial statements  that would have a material  adverse  effect on its ability to perform its  obligations  under this Agreement;

                  No Brokers’ Fees. The Company has not dealt with any broker,  investment banker,  agent or other person that may be entitled to any  commission or  compensation  in connection  with the sale of the Mortgage Loans;

                  Origination.  The  Company’s  decision to originate  any  mortgage  loan or to deny any mortgage loan application is an independent decision based upon Company’s  Underwriting  Guidelines,  and is in no way made as a result of  Purchaser’s  decision to  purchase,  or not to  purchase,  or the price
Purchaser may offer to pay for, any such mortgage loan, if originated; and

                  MERS.  The  Company  is a  member  of MERS in good  standing,  and will  comply  in all material  respects with the rules and  procedures  of MERS in  connection  with the servicing of the MERS
Mortgage Loans for as long as such Mortgage Loans are registered with MERS;

                  Representations and Warranties Regarding Individual Mortgage Loans.

                  As to each Mortgage Loan,  the Company  hereby  represents and warrants to the Purchaser that as of the related Closing Date:

                  Mortgage Loans as Described.  The  information set forth in each Mortgage Loan Schedule is complete, true and correct in all material respects;

                  Payments  Current.  All payments required to be made up to the related Closing Date for the Mortgage Loan under the terms of the Mortgage Note have been made and credited.  No payment  required under the Mortgage  Loan has been more than 30 days  delinquent at any time in the twelve months prior to the related  Closing Date.  The first Monthly  Payment shall be made with respect to the Mortgage Loan on its Due Date or within the grace period, all in accordance with the terms of the related Mortgage Note;

                  No  Outstanding  Charges.  There are no  defaults  in  complying  with the terms of the
Mortgages,  and all taxes,  governmental  assessments,  insurance  premiums,  water,  sewer and municipal charges,  leasehold  payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been  established  in an amount  sufficient  to pay for every such item which remains unpaid and which has been  assessed but is not yet due and payable.  The Company has not advanced  funds, or induced,  solicited or knowingly  received any advance of funds by a party other than the  Mortgagor, directly or  indirectly,  for the payment of any amount  required  under the  Mortgage  Loan,  except for interest  accruing  from the date of the  Mortgage  Note or date of  disbursement  of the  Mortgage  Loan proceeds,  whichever  is  greater,  to the day  which  precedes  by one  month  the Due Date of the first installment of principal and interest;

                  Original  Terms  Unmodified.  The terms of the Mortgage Note and Mortgage have not been impaired,  waived,  altered or modified in any  respect,  except by a written  instrument  which has been recorded,  if necessary to protect the  interests of the  Purchaser  and which has been  delivered to the
Custodian.  The substance of any such waiver,  alteration or modification has been approved by the issuer of any related PMI Policy and the title insurer,  to the extent required by the policy, and its terms are reflected on the related  Mortgage Loan Schedule.  No Mortgagor has been  released,  in whole or in part, except in connection  with an assumption  agreement  approved by the issuer of any related PMI Policy and the title insurer,  to the extent required by the policy,  and which assumption  agreement is part of the
Mortgage  Loan File  delivered  to the  Custodian  and the terms of which are  reflected  in the  related
Mortgage Loan Schedule;

                  No Defenses.  The Mortgage  Loan is not subject to any right of  rescission,  set-off, counterclaim or defense,  including  without  limitation the defense of usury,  nor will the operation of any of the terms of the Mortgage Note or the Mortgage,  or the exercise of any right  thereunder,  render either the Mortgage Note or the Mortgage  unenforceable,  in whole or in part, or subject to any right of rescission,  set-off,  counterclaim or defense, including without limitation the defense of usury, and no such right of rescission,  set-off,  counterclaim or defense has been asserted with respect thereto,  and no Mortgagor was a debtor in any state or federal  bankruptcy  or  insolvency  proceeding at the time the
Mortgage Loan was originated;

                  Hazard  Insurance.  Pursuant  to the  terms of the  Mortgage,  all  buildings  or other improvements upon the Mortgaged  Property are insured by a generally  acceptable  insurer against loss by fire,  hazards of  extended  coverage  and such  other  hazards  as are  customary  in the area where the
Mortgaged  Property is located pursuant to insurance  policies  conforming to the requirements of Section
4.10. If upon  origination of the Mortgage Loan, the Mortgaged  Property was in an area identified in the
Federal  Register by the Federal  Emergency  Management  Agency as having special flood hazards (and such flood  insurance  has been made  available) a flood  insurance  policy  meeting the  requirements  of the current  guidelines of the Federal Flood Insurance  Administration  is in effect which policy conforms to the requirements of Section 4.10. All individual  insurance  policies contain a standard mortgagee clause naming the Company and its successors and assigns as mortgagee,  and all premiums thereon have been paid.
The  Mortgage  obligates  the  Mortgagor  thereunder  to  maintain  the  hazard  insurance  policy at the
Mortgagor’s  cost and expense,  and on the  Mortgagor’s  failure to do so,  authorizes  the holder of the
Mortgage  to obtain and  maintain  such  insurance  at such  Mortgagor’s  cost and  expense,  and to seek reimbursement therefor from the Mortgagor.  Where required by state law or regulation,  the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance,  provided the policy is not a “master” or “blanket”  hazard  insurance  policy  covering the common  facilities of a planned unit development.  The hazard insurance policy is the valid and binding obligation of the insurer,  is in full force and  effect,  and will be in full force and effect and inure to the benefit of the  Purchaser  upon the consummation of the transactions  contemplated by this Agreement. The Company has not engaged in, and has no knowledge of the  Mortgagor’s  or any  Subservicer’s  having engaged in, any act or omission which would impair the coverage of any such policy,  the benefits of the  endorsement  provided for herein,  or the validity and binding  effect of either,  including  without  limitation,  no unlawful  fee,  unlawful commission,  unlawful  kickback or other unlawful  compensation  or value of any kind has been or will be received,  retained or realized by any  attorney,  firm or other person or entity,  and no such  unlawful items have been received, retained or realized by the Company;

                  Compliance with  Applicable  Laws. Any and all  requirements  of any federal,  state or local law including,  without limitation,  usury,  truth-in-lending,  real estate settlement procedures, consumer credit  protection,  equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with, and the Company shall maintain in its possession,  available for the Purchaser’s inspection,  and shall  deliver to the  Purchaser  upon  demand,  evidence  of  compliance  with all such requirements;

                  No  Satisfaction  of  Mortgage.  The  Mortgage  has  not  been  satisfied,   canceled,
subordinated  or rescinded,  in whole or in part,  and the Mortgaged  Property has not been released from the lien of the Mortgage,  in whole or in part,  nor has any  instrument  been executed that would effect any such release,  cancellation,  subordination or rescission. The Company has not waived the performance by the  Mortgagor  of any action,  if the  Mortgagor’s  failure to perform  such  action  would cause the
Mortgage  Loan to be in default,  nor has the Company  waived any  default  resulting  from any action or inaction by the Mortgagor;

                  Location  and Type of  Mortgaged  Property.  The  Mortgaged  Property  is a fee  simple property  located in the state  identified in the related Mortgage Loan Schedule and consists of a parcel of real property with a detached single family residence  erected thereon,  or an individual  condominium unit in a low-rise  condominium  project, or an individual unit in a planned unit development,  provided, however,  that any  condominium  project or planned unit  development  shall  conform with the  Company’s
Underwriting  Guidelines  regarding  such  dwellings,  and no residence or dwelling is a mobile home or a manufactured dwelling. No portion of the Mortgaged Property is used for commercial purposes;

                  Valid First  Lien.  The  Mortgage is a valid,  subsisting,  enforceable  and  perfected first  lien on the  Mortgaged  Property,  including  all  buildings  and  improvements  on the  Mortgaged
Property,  and  all  additions,  alterations  and  replacements  made at any  time  with  respect  to the foregoing. The lien of the Mortgage is subject only to:

                  the lien of current real property taxes and assessments not yet due and payable;

                  covenants,  conditions and restrictions,  rights of way,  easements and other matters of the  public  record as of the date of  recording  acceptable  to  mortgage  lending  institutions generally and  specifically  referred to in the lender’s title insurance  policy delivered to the originator of the Mortgage  Loan and (i) referred to or to otherwise  considered in the appraisal made  for the  originator  of the  Mortgage  Loan or  (ii)  which  do not  adversely  affect  the
         Appraised Value of the Mortgaged Property set forth in such appraisal; and

                  other matters to which like  properties  are commonly  subject  which do not  materially interfere  with the benefits of the security  intended to be provided by the mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting and enforceable first lien and first priority security interest on the property described therein and the Company has full right to sell and assign the same to the Purchaser. The Mortgaged Property was not, as of the date of origination of the
Mortgage Loan, subject to a mortgage, deed of trust, deed to secured debt or other security instrument creating a lien subordinate to the lien of the Mortgage;

                  Validity of Mortgage  Documents.  The Mortgage  Note and the Mortgage are genuine,  and each is the legal, valid and binding  obligation of the maker thereof  enforceable in accordance with its terms.  All parties to the  Mortgage  Note and the  Mortgage and any other  related  agreement  had legal capacity to enter into the Mortgage  Loan and to execute and deliver the  Mortgage  Note and the Mortgage and any other  related  agreement,  and the Mortgage  Note and the  Mortgage  have been duly and properly executed by such  parties.  No fraud was committed by the Company,  or to the Company's  knowledge by any other person  including the Mortgagor,  in connection  with the  origination or servicing of the Mortgage
Loan.  The Company has reviewed all of the documents  constituting  the Servicing  File and has made such inquiries  as it deems  necessary  to make and confirm  the  accuracy  of the  representations  set forth herein;

                  Full  Disbursement  of Proceeds.  The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances  thereunder, and  any  and all  requirements  as to  completion  of any  on-site  or  off-site  improvement  and as to disbursements  of any escrow  funds  therefor  have been  complied  with.  All costs,  fees and  expenses incurred in making or closing the Mortgage  Loan and the  recording of the  Mortgage  were paid,  and the
Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

                  Ownership.  The  Company is the sole owner of record and holder of the  Mortgage  Loan.
The Mortgage Loan is not assigned or pledged,  and the Company has good and marketable title thereto, and has full right to transfer and sell the  Mortgage  Loan  therein to the  Purchaser  free and clear of any encumbrance,  equity,  participation interest,  lien, pledge, charge, claim or security interest, and has full right and authority  subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement;

                  Doing Business.  All parties which have had any interest in the Mortgage Loan,  whether as mortgagee,  assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest,  were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged  Property is located,  and (2) organized under the laws of such state, or (3) qualified to do business in such state, or (4) federal  savings and loan  associations or national banks having principal offices in such state, or (5) not doing business in such state;

                  LTV, PMI Policy.  Any Mortgage Loan with an LTV over 80% has a PMI Policy insuring,  as to  payment  defaults,  the  excess  LTV over 71% (or such  other  percentage  as stated  in the  related
Confirmation)  of the  Appraised  Value  until  the LTV of such  Mortgage  Loan is  reduced  to 80%.  All provisions  of such PMI Policy have been and are being  complied  with,  such policy is in full force and effect,  and all premiums due thereunder have been paid. No action,  inaction,  or event has occurred and no state of facts  exists  that has,  or will  result in the  exclusion  from,  denial  of, or defense to coverage.  Any Mortgage Loan subject to a PMI Policy  obligates the Mortgagor  thereunder to maintain the
PMI Policy and to pay all premiums and charges in connection therewith;  provided,  that, with respect to
LPMI Loans,  the Company is obligated  thereunder to maintain the LPMI Policy and to pay all premiums and charges in  connection  therewith.  The Mortgage  Interest Rate for the Mortgage Loan as set forth on the
Mortgage Loan Schedule is net of any insurance premium excluded any premium for the LPMI Policy;

                  Title  Insurance.  The Mortgage Loan is covered by either (i) an attorney’s  opinion of title  and  abstract  of title  the form  and  substance  of which  is  acceptable  to  mortgage  lending institutions  making  mortgage loans in the area where the Mortgaged  Property is located or (ii) an ALTA lender’s title insurance policy or other generally  acceptable form of policy of insurance  acceptable to
Fannie  Mae or Freddie  Mac,  issued by a title  insurer  acceptable  to Fannie  Mae or  Freddie  Mac and qualified  to do business in the  jurisdiction  where the  Mortgaged  Property is located,  insuring  the
Company,  its  successors  and  assigns,  as to the first  priority  lien of the Mortgage in the original principal  amount of the  Mortgage  Loan (or to the extent that a Mortgage  Note  provides  for  negative amortization,  the maximum amount of negative amortization in accordance with the Mortgage),  and against any loss by reason of the  invalidity or  unenforceability  of the lien  resulting from the provisions of the Mortgage providing for adjustment in the Mortgage Interest Rate and Monthly Payment,  subject only to the  exceptions  contained  in clauses (1), (2) and (3) of  paragraph  (j) of this  Section  3.02.  Where required by state law or regulation,  the Mortgagor has been given the  opportunity to choose the carrier
of  the  required  mortgage  title  insurance.   Additionally,  such  lender’s  title  insurance  policy
affirmatively  insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein.  The Company is the sole insured of such lender’s title insurance policy,  and such lender’s  title  insurance  policy is in full force and  effect and will be in force and effect  upon the consummation of the  transactions  contemplated  by this  Agreement.  No claims have been made under such lender’s title insurance policy,  and no prior holder of the Mortgage,  including the Company,  has done, by act or omission,  anything  which would impair the coverage of such lender’s  title  insurance  policy including without limitation,  no unlawful fee,  commission,  kickback or other unlawful  compensation or value of any kind has been or will be  received,  retained  or realized  by any  attorney,  firm or other person or entity, and no such unlawful items have been received, retained or realized by the Company;

                  No Defaults.  There is no default,  breach, violation or event of acceleration existing under the Mortgage or the Mortgage  Note and no event which,  with the passage of time or with notice and the expiration of any grace or cure period,  would  constitute a default,  breach,  violation or event of acceleration,  and neither the Company nor its predecessors have waived any default, breach, violation or event of acceleration;

                  No  Mechanics’  Liens.  There are no  mechanics’  or similar liens or claims which have been filed for work,  labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related  Mortgaged  Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

                  Location of Improvements;  No Encroachments.  All improvements which were considered in determining the Appraised  Value of the Mortgaged  Property lay wholly within the boundaries and building restriction  lines of the Mortgaged  Property and no improvements on adjoining  properties  encroach upon the  Mortgaged  Property.  No  improvement  located  on or being  part of the  Mortgaged  Property  is in violation of any applicable zoning law or regulation;

                  Origination;  Payment  Terms.  The  Mortgage  Loan  was  originated  by  either  i) the
Company,  which is a FNMA-approved,  FHLMC-approved  and HUD-approved  mortgage banker,  or ii) an entity that is a  FNMA-approved,  FHLMC-approved  and  HUD-approved  mortgage  banker,  or a  savings  and  loan association,  a savings bank, a commercial  bank or similar banking  institution  which is supervised and examined by a Federal or state  authority.  The interest  rate on the related  Mortgage  Note is adjusted annually in the case of Treasury  Rate  Mortgage  Loans and LIBOR  Mortgage  Loans on each  Interest Rate
Adjustment Date to equal the Index plus the Gross Margin,  subject to the Initial Rate Cap, Periodic Rate
Cap and the Lifetime  Mortgage Interest Rate Cap as set forth in the Mortgage Note. The Mortgage Interest
Rate for a 5/1 ARM Mortgage Loan and a 3/1 ARM Mortgage  Loan is adjusted  annually  commencing  from and after the sixtieth  Monthly  Payment and the  thirty-sixth  Monthly  Payment,  respectively,  in the same manner as a Treasury Rate Mortgage Loan and LIBOR Mortgage  Loan,  provided,  however,  that the Periodic
Rate Cap does not apply to the initial  Interest Rate Adjustment Date for such 5/1 ARM Mortgage Loan (the
Initial  Rate Cap does  apply).  The  Mortgage  Note is payable  each month in  monthly  installments  of principal and interest,  with interest in arrears,  and requires Monthly Payments  sufficient to amortize the  original  principal  balance  of the  Mortgage  Loan  over a term of no more  than  30  years.  Each
Convertible  Mortgage  Loan  contains a  provision  whereby the  Mortgagor  is  permitted  to convert the
Mortgage Loan to a fixed-rate  mortgage loan at any time between the first and fifth  anniversary  of the origination of the Mortgage Loan. No Mortgage Loan has a provision for negative amortization;

                  Customary Provisions.  The Mortgage contains customary and enforceable  provisions such as to render the rights and  remedies of the holder  thereof  adequate  for the  realization  against the
Mortgaged  Property of the benefits of the security  provided  thereby,  including,  (i) in the case of a
Mortgage  designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial  foreclosure.
Upon default by a Mortgagor on a Mortgage Loan and  foreclosure  on, or trustee’s  sale of, the Mortgaged
Property pursuant to the proper procedures,  the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged  Property.  There is no homestead or other exemption available to a Mortgagor  which would  interfere with the right to sell the Mortgaged  Property at a trustee’s sale or the right to foreclose the Mortgage;

                  Conformance  with  Underwriting  Guidelines.  The  Mortgage  Loan was  underwritten  in accordance  with the  Company’s  Underwriting  Guidelines  in  effect at the time the  Mortgage  Loan was originated.;

                  Occupancy of the  Mortgaged  Property.  As of the related  Closing  Date the  Mortgaged
Property is lawfully occupied under applicable law. All inspections,  licenses and certificates  required to be made or issued with respect to all occupied  portions of the  Mortgaged  Property and, with respect to the use and  occupancy of the same,  including but not limited to  certificates  of occupancy and fire underwriting  certificates,  have been made or obtained from the appropriate  authorities.  The Mortgagor represented  at the time of  origination  of the  Mortgage  Loan  that the  Mortgagor  would  occupy  the
Mortgaged Property as the Mortgagor’s primary residence;

                  No  Additional  Collateral.  The  Mortgage  Note is not and has not been secured by any collateral  except the lien of the  corresponding  Mortgage and the security  interest of any  applicable security agreement or chattel mortgage referred to in (j) above;

                  Deeds of Trust.  In the event the  Mortgage  constitutes  a deed of trust,  a trustee, duly  qualified  under  applicable  law to serve as such,  has been properly  designated and currently so serves  and is  named  in the  Mortgage,  and no  fees or  expenses  are or will  become  payable  by the
Purchasers  to the trustee  under the deed of trust,  except in  connection  with a trustee’s  sale after default by the Mortgagor;

                  Acceptable  Investment.   The  Company  has  no  knowledge  of  any  circumstances  or conditions with respect to the Mortgage,  the Mortgaged Property, the Mortgagor or the Mortgagor’s credit standing that can reasonably be expected to cause private institutional  investors to regard the Mortgage
Loan as an unacceptable  investment,  cause the Mortgage Loan to become  delinquent,  or adversely affect the value or marketability of the Mortgage Loan;

                  Delivery of Mortgage  Documents.  The Mortgage  Note,  the Mortgage,  the Assignment of
Mortgage and any other  documents  required to be delivered  for the Mortgage  Loan by the Company  under this  Agreement  as set forth in Exhibit C attached  hereto have been  delivered  to the  Custodian.  The
Company is in possession  of a complete,  true and accurate  Mortgage File in compliance  with Exhibit B, except for such documents the originals of which have been delivered to the Custodian;

                  Condominiums/Planned  Unit  Developments.  If the  Mortgaged  Property is a condominium unit or a planned unit development  (other than a de minimus planned unit  development)  such condominium or planned  unit  development  project  meets  Company’s  Underwriting  Guidelines  with  respect to such condominium or planned unit development;

                  Transfer of Mortgage  Loans.  The  Assignment of Mortgage is in recordable  form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

                  Due on Sale. The Mortgage  contains an enforceable  provision for the  acceleration  of the  payment  of the  unpaid  principal  balance of the  Mortgage  Loan in the event  that the  Mortgaged
Property is sold or transferred without the prior written consent of the Mortgagor thereunder;

                  No Buydown  Provisions;  No Graduated  Payments or Contingent  Interests.  The Mortgage
Loan does not contain  provisions  pursuant to which  Monthly  Payments are paid or  partially  paid with funds deposited in any separate account established by the Company,  the Mortgagor or anyone on behalf of the  Mortgagor,  or paid by any source  other than the  Mortgagor  nor does it contain any other  similar provisions  currently in effect which may  constitute a “buydown”  provision.  The Mortgage Loan is not a graduated  payment  mortgage  loan and the  Mortgage  Loan does not have a shared  appreciation  or other contingent interest feature;

                  Consolidation  of Future  Advances.  Any  future  advances  made  prior to the  related
Cut-off Date have been  consolidated with the outstanding  principal amount secured by the Mortgage,  and the secured principal  amount,  as consolidated,  bears a single interest rate and single repayment term.
The lien of the Mortgage securing the consolidated  principal amount is expressly insured as having first lien  priority by a title  insurance  policy,  an  endorsement  to the policy  insuring  the  mortgagee’s consolidated  interest  or by other  title  evidence  acceptable  to  Fannie  Mae and  Freddie  Mac.  The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

                  Mortgaged  Property  Undamaged.  There is no proceeding  pending or, to the best of the
Company’s  knowledge,  threatened for the total or partial  condemnation of the Mortgaged  Property.  The
Mortgaged Property is undamaged by waste, fire, earthquake or earth movement,  windstorm,  flood, tornado or other  casualty so as to affect  adversely  the value of the  Mortgaged  Property as security  for the
Mortgage Loan or the use for which the premises were intended; and

                  Collection  Practices;  Escrow  Deposits.  The  origination,  servicing and  collection practices  used with  respect  to the  Mortgage  Loan have been in  accordance  with  Accepted  Servicing
Practices,  and have been in all respects in compliance  with all applicable laws and  regulations.  With respect to escrow  deposits and Escrow  Payments,  all such payments are in the possession of the Company and there exist no deficiencies in connection  therewith for which customary  arrangements  for repayment thereof have not been made.  All Escrow  Payments have been collected in full  compliance  with state and federal  law. An escrow of funds is not  prohibited  by  applicable  law and has been  established  in an amount  sufficient to pay for every item which remains  unpaid and which has been assessed but is not yet due and payable.  No escrow deposits or Escrow Payments or other charges or payments due the Company have been  capitalized  under the Mortgage or the Mortgage Note. All Mortgage  Interest Rate  adjustments have been made in strict  compliance  with state and federal law and the terms of the related  Mortgage  Note.
Any interest required to be paid pursuant to state and local law has been properly paid and credited;

                  Appraisal.  The Mortgage  File contains an appraisal of the related  Mortgage  Property signed prior to the approval of the Mortgage Loan  application by a qualified  appraiser,  duly appointed by the Company, who had no interest,  direct or indirect in the Mortgaged Property or in any loan made on the security  thereof;  and whose  compensation  is not affected by the  approval or  disapproval  of the
Mortgage Loan, and the appraisal and appraiser both satisfy the  requirements of Fannie Mae,  Freddie Mac or  Title XI  of the  Federal  Institutions  Reform,  Recovery,  and  Enforcement  Act of  1989  and  the
regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated;

                  Soldiers’  and Sailors’  Relief Act. The  Mortgagor  has not notified the Company,  and the Company has no knowledge of any relief  requested or allowed to the Mortgagor under the Soldiers’ and
Sailors’ Civil Relief Act of 1940;

                  Environmental  Matters.  The  Mortgaged  Property  is free  from  any and all  toxic or hazardous  substances  and there exists no violation of any local,  state or federal  environmental  law, rule or  regulation.  To the best of the Company’s  knowledge,  there is no pending  action or proceeding directly  involving any  Mortgaged  Property of which the Company is aware in which  compliance  with any environmental  law, rule or regulation is an issue; and to the best of the Company’s  knowledge,  nothing further  remains to be done to satisfy in full all  requirements  of each such law,  rule or  regulation consisting a prerequisite to use and enjoyment of said property;

                  No  Construction  Loans.  No  Mortgage  Loan  was  made  in  connection  with  (i)  the construction or rehabilitation  of a Mortgaged  Property or (ii) facilitating the trade-in or exchange of a Mortgaged Property;

                  Insurance.  The  Company  has  caused or will  cause to be  performed  any and all acts required to preserve the rights and remedies of the  Purchaser in any  insurance  policies  applicable to the Mortgage Loans including,  without limitation,  any necessary notifications of insurers,  assignments of policies or interests therein, and establishments of coinsured,  joint loss payee and mortgagee rights in favor of the  Purchaser;  No action,  inaction,  or event has  occurred and no state of fact exists or has existed that has  resulted or will result in the  exclusion  from,  denial of, or defense to coverage under any applicable pool insurance  policy,  special hazard insurance  policy,  PMI Policy or bankruptcy bond,  irrespective  of the cause of such failure of coverage.  In  connection  with the placement of any such insurance, no commission,  fee, or other compensation has been or will be received by the Company or any  designee  of the  Company or any  corporation  in which the  Company or any  officer,  director,  or employee had a financial interest at the time of placement of such insurance;

                  Regarding the Mortgagor.  The Mortgagor is one or more natural  persons and/or trustees for an Illinois land trust or a trustee under a “living  trust” and such “living  trust” is in compliance with Fannie Mae guidelines for such trusts.

                  Predatory  Lending  Regulations;  High  Cost  Loans.  None of the  Mortgage  Loans  are
classified  as (a) “high cost” loans under the Home  Ownership and Equity  Protection  Act of 1994 or (b)
“high cost,” “threshold,” or “predatory” loans under any other applicable state, federal or local law.

                  Simple  Interest  Mortgage  Loans.  None of the  Mortgage  Loans  are  simple  interest
Mortgage Loans.

                   Single Premium Credit Life  Insurance.  None of the proceeds of the Mortgage Loan were used to finance single-premium credit life insurance policies.

                   Tax Service  Contract  The Company has obtained a life of loan,  transferable  real estate Tax Service  Contract on each  Mortgage  Loan and such contract is  assignable  without  penalty, premium or cost to the Purchaser;

                   Flood  Certification   Contract.   The  Company  has  obtained  a  life  of  loan,
transferable flood certification  contract with a Approved Flood Certification Provider for each Mortgage
Loan and such contract is assignable without penalty, premium or cost to the Purchaser;

                   FICO Scores. Each Mortgage Loan has a non-zero FICO score;

                  Prepayment  Fee. With respect to each Mortgage Loan that has a prepayment fee feature, each such prepayment fee is enforceable and will be enforced by the Company,  and each prepayment penalty in  permitted  pursuant to  federal,  state and local law.  No  Mortgage  Loan will  impose a  prepayment penalty for a term in excess of five years from the date such  Mortgage  Loan was  originated.  Except as otherwise  set forth in the related  Mortgage  Loan  Schedule,  with respect to each  Mortgage  Loan that contains a prepayment  fee, such prepayment fee is at least equal to the lesser of (A) the maximum amount permitted under applicable law and (B) six months interest at the related  Mortgage  Interest Rate on the amount prepaid in excess of 20% of the original principal balance of such Mortgage Loan; and

                  Recordation.  Each original  Mortgage was recorded and, except for those Mortgage Loans subject to the MERS  identification  system,  all subsequent  assignments of the original Mortgage (other than the assignment to the Purchaser)  have been recorded in the appropriate  jurisdictions  wherein such recordation  is necessary to perfect the lien thereof as against  creditors of the Company,  or is in the process of being recorded;

                  Leaseholds. If the  Mortgaged  Property is subject to a ground lease or any other type of leasehold  interest,  the ground lease or other leasehold  interest exceeds the remaining term of the related Mortgage Loan.

                  Remedies for Breach of Representations and Warranties.

                  It is  understood  and  agreed  that the  representations  and  warranties  set forth in
Sections 3.01 and 3.02 shall  survive the sale of the Mortgage  Loans to the Purchaser and the delivery of the  Mortgage  Loan  Documents  to the  Custodian  and  shall  inure  to  the  benefit  of the  Purchaser, notwithstanding  any  restrictive or qualified  endorsement on any Mortgage Note or Assignment of Mortgage or the  examination or failure to examine any Mortgage  File.  Upon discovery by either the Company or the
Purchaser  of a breach  of any of the  foregoing  representations  and  warranties  which  materially  and adversely  affects the value of the Mortgage Loans or the interest of the Purchaser,  or which  materially and  adversely  affects  the  interests  of  Purchaser  in the  related  Mortgage  Loan  in the  case of a representation  and warranty relating to a particular  Mortgage Loan (in the case of any of the foregoing, a “Breach”), the party discovering such Breach shall give prompt written notice to the other.

                  With respect to those  representations  and warranties which are made to the best of the
Company’s  knowledge,  if it is  discovered  by the Company or the  Purchaser  that the  substance of such representation  and warranty is inaccurate and such inaccuracy  materially and adversely affects the value of the related Mortgage Loan or the interest of the Purchaser (or which  materially and adversely  affects the value of a Mortgage Loan or the  interests of the  Purchaser in the related  Mortgage Loan in the case of a representation and warranty relating to a particular  Mortgage Loan),  notwithstanding  the Company’s lack of knowledge  with respect to the  substance of such  representation  and warranty,  such  inaccuracy shall be deemed a breach of the applicable representation and warranty.

                  Within 60 days of the  earlier of either  discovery  by or notice to the  Company of any
Breach of a  representation  or warranty,  the Company  shall use its best  efforts  promptly to cure such
Breach in all  material  respects  and,  if such  Breach  cannot  be  cured,  the  Company  shall,  at the
Purchaser’s option and subject to Section 3.06,  repurchase such Mortgage Loan at the Repurchase Price. In the event that a Breach shall involve any  representation  or warranty set forth in Section 3.01, and such
Breach  cannot be cured  within 60 days of the earlier of either  discovery by or notice to the Company of such Breach,  all of the Mortgage Loans shall, at the  Purchaser’s  option and subject to Section 3.06, be
repurchased  by  the  Company  at  the  Repurchase  Price.   However,   if  the  Breach  shall  involve  a
representation  or warranty set forth in Section 3.02 and the Company  discovers or receives notice of any such Breach within 120 days of the related  Closing Date, the Company  shall,  at the  Purchaser’s  option and  provided  that the Company has a Qualified  Substitute  Mortgage  Loan,  rather than  repurchase  the
Mortgage Loan as provided above,  remove such Mortgage Loan (a “Deleted  Mortgage Loan”) and substitute in its place a Qualified  Substitute  Mortgage Loan or Loans,  provided that any such  substitution  shall be effected  not later  than 120 days  after the  related  Closing  Date.  If the  Company  has no  Qualified
Substitute  Mortgage Loan, it shall  repurchase the deficient  Mortgage Loan. Any repurchase of a Mortgage
Loan or Loans pursuant to the foregoing  provisions of this Section 3.03 shall be  accomplished by deposit in the Custodial  Account of the amount of the Repurchase  Price for distribution to Purchaser on the next scheduled  Remittance Date,  after deducting  therefrom any amount received in respect of such repurchased
Mortgage Loan or Loans and being held in the Custodial Account for future distribution.

                  At the time of repurchase or  substitution,  the Purchaser and the Company shall arrange for the  reassignment  of the Deleted  Mortgage Loan to the Company and the delivery to the Company of any documents  held by the Custodian  relating to the Deleted  Mortgage  Loan. In the event of a repurchase or substitution,  the Company  shall,  simultaneously  with such  reassignment,  give  written  notice to the
Purchaser that such repurchase or substitution  has taken place,  amend the related Mortgage Loan Schedule to  reflect  the  withdrawal  of the  Deleted  Mortgage  Loan from  this  Agreement,  and,  in the case of substitution,  identify a Qualified  Substitute Mortgage Loan and amend the related Mortgage Loan Schedule to reflect the addition of such Qualified  Substitute Mortgage Loan to this Agreement.  In connection with any such substitution,  the Company shall be deemed to have made as to such Qualified  Substitute Mortgage
Loan the representations  and warranties set forth in this Agreement except that all such  representations and warranties set forth in this Agreement shall be deemed made as of the date of such  substitution.  The
Company shall effect such  substitution  by delivering  to the  Custodian  for such  Qualified  Substitute
Mortgage  Loan the  documents  required by Section  2.03,  with the Mortgage  Note endorsed as required by
Section 2.03. No  substitution  will be made in any calendar month after the  Determination  Date for such month.  The Company shall deposit in the Custodial  Account the Monthly Payment less the Servicing Fee due on  such  Qualified  Substitute  Mortgage  Loan  or  Loans  in  the  month  following  the  date  of  such substitution.  Monthly  Payments due with respect to Qualified  Substitute  Mortgage Loans in the month of substitution shall be retained by the Company.  For the month of substitution,  distributions to Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of  substitution,  and the
Company  shall  thereafter  be  entitled  to retain all  amounts  subsequently  received by the Company in respect of such Deleted Mortgage Loan.

                  For any month in which the Company  substitutes  a Qualified  Substitute  Mortgage  Loan for a Deleted  Mortgage  Loan,  the Company  shall  determine  the amount (if any) by which the  aggregate principal balance of all Qualified  Substitute  Mortgage Loans as of the date of substitution is less than the aggregate  Stated  Principal  Balance of all Deleted  Mortgage  Loans (after  application of scheduled principal  payments due in the month of  substitution).  The amount of such shortfall shall be distributed by the Company in the month of  substitution  pursuant to Section 5.01.  Accordingly,  on the date of such substitution,  the Company shall deposit from its own funds into the Custodial  Account an amount equal to the amount of such shortfall.

                  Any cause of action  against  the  Company  relating  to or arising out of the Breach of any  representations  and  warranties  made in Sections 3.01 and 3.02 shall accrue as to any Mortgage Loan upon (i)  discovery  of such Breach by the  Purchaser or notice  thereof by the Company to the  Purchaser,
(ii) failure by the Company to cure such Breach or repurchase such Mortgage Loan as specified  above,  and
(iii) demand upon the Company by the Purchaser for compliance with this Agreement.

                  Indemnification.

                  The Company  agrees to indemnify  the  Purchaser  and hold it harmless  from and against any and all  claims,  losses,  damages,  penalties,  fines,  forfeitures,  legal fees and  related  costs, judgments,  and any other costs,  fees and expenses  that the Purchaser may sustain in any way related any assertion  based on,  grounded upon  resulting from a Breach of any of the Company’s  representations  and warranties  contained  herein.  In addition to the  obligations  of the Company set forth in this  Section
3.04, the Purchaser may pursue any and all remedies  otherwise  available at law or in equity,  including, but not  limited  to, the right to seek  damages.  The  provisions  of this  Section  3.04  shall  survive termination of this Agreement.

                  It is understood  and agreed that the  obligations  of the Company set forth in Sections
3.03 and 3.04 to cure,  substitute  for or  repurchase  a defective  Mortgage  Loan and to  indemnify  the
Purchaser   constitute  the  sole  remedies  of  the  Purchaser  respecting  a  Breach  of  the  foregoing representations and warranties.

                  Repurchase Upon Conversion.

     In the event the Mortgagor under any Convertible Mortgage Loan elects to convert said Mortgage Loan to a fixed rate mortgage loan, as provided in the related Mortgage Note, then the Company shall repurchase the related Mortgage Loan in the month the conversion takes place and in the manner prescribed in Section 3.04 at the Repurchase Price.

                  Restrictions and Requirements Applicable in the Event
                                    that a Mortgage Loan is Acquired by a REMIC

                  In the event that any  Mortgage  Loan is held by a REMIC,  notwithstanding  any contrary provision of this Agreement, the following provisions shall be applicable to such Mortgage Loan:

                  Repurchase of Mortgage Loans.

                  With  respect to any  Mortgage  Loan that is not in default or as to which no default is imminent,  no repurchase or substitution  pursuant to Subsection  3.03,  3.05, 3.07 or 7.02 shall be made, unless,  if so required by the applicable  REMIC  Documents the Company has obtained an Opinion of Counsel to the  effect  that  such  repurchase  will not (i)  result  in the  imposition  of taxes on  “prohibited transactions”  of such REMIC (as defined in Section  860F of the Code) or  otherwise  subject the REMIC to tax, or (ii) cause the REMIC to fail to qualify as a REMIC at any time.

                  General Servicing Obligations.

                  The Company shall sell any REO Property  within two years after its  acquisition  by the
REMIC unless (i) the Company  applies for an extension of such two-year  period from the Internal  Revenue
Service  pursuant to the REMIC  Provisions  and Code Section  856(e)(3),  in which event such REO Property shall be sold within the applicable  extension  period,  or (ii) the Company  obtains for the Purchaser an
Opinion of Counsel,  addressed to the  Purchaser  and the  Company,  to the effect that the holding by the
REMIC of such REO Property  subsequent to such two year period will not result in the  imposition of taxes on  “prohibited  transactions”  as  defined  in  Section  860F of the Code or cause  the  REMIC to fail to qualify as a REMIC under the REMIC  Provisions  or  comparable  provisions  of relevant  state laws at any time. The Company shall manage,  conserve,  protect and operate each REO Property for the Purchaser solely for the purpose of its prompt  disposition  and sale in a manner which does not cause such REO Property to fail to qualify  as  “foreclosure  property”  within the  meaning of Section  860G(a)(8)  or result in the receipt  by  the  REMIC  of  any  “income  from  non-permitted  assets”  within  the  meaning  of  Section
860F(a)(2)(B)  of the Code or any “net  income  from  foreclosure  property”  which is subject to taxation under  Section  860G(a)(1)  of the Code.  Pursuant to its efforts to sell such REO  Property,  the Company shall either  itself or through an agent  selected by the Company  protect and conserve  such REO Property in the same manner and to such extent as is customary  in the locality  where such REO Property is located and may,  incident to its  conservation  and protection of the interests of the Purchaser,  rent the same, or any part  thereof,  as the Company  deems to be in the best  interest of the Company and the  Purchaser for the period  prior to the sale of such REO  Property;  provided,  however,  that any rent  received  or accrued with respect to such REO  Property  qualifies as “rents from real  property” as defined in Section
856(d) of the Code.

                  Additional Covenants.

                  In addition to the  provision  set forth in this Section  3.06,  if a REMIC  election is made with respect to the  arrangement  under which any of the Mortgage  Loans or REO  Properties are held, then, with respect to such Mortgage Loans and/or REO  Properties,  and  notwithstanding  the terms of this
Agreement,  the Company shall not take any action,  cause the REMIC to take any action or fail to take (or fail to cause to be taken) any action  that,  under the REMIC  Provisions,  if taken or not taken,  as the case may be, could (i) endanger the status of the REMIC as a REMIC or (ii) result in the  imposition  of a tax upon the REMIC  (including  but not  limited  to the tax on  “prohibited  transactions”  as defined in
Section  860F(a)(2) of the Code and the tax on  “contributions” to a REMIC set forth in Section 860G(d) of the Code)  unless the Company has  received an Opinion of Counsel (at the expense of the party  seeking to take such  action) to the effect that the  contemplated  action  will not  endanger  such REMIC  status or result in the imposition of any such tax.

                  If a REMIC  election is made with  respect to the  arrangement  under which any Mortgage
Loans or REO  Properties  are held,  the  Company  shall amend this  Agreement  such that it will meet all
Rating Agency requirements.

                  Review of Mortgage Loans

                  From the related  Closing  Date until the date 15 days after the related  Closing  Date, the  Purchaser  shall  have the right to review the  Mortgage  Files and  obtain  BPOs and other  property evaluations on the Mortgaged  Properties  relating to the Mortgage Loans  purchased on the related Closing
Date,  with the results of such BPO or property  evaluation  reviews to be communicated to the Company for a period up to 15 days after the related  Closing  Date. In addition,  the Purchaser  shall have the right to reject  any  Mortgage  Loan which in the  Purchaser’s  sole  determination  (i) fails to conform to the
Underwriting  Guidelines,  (ii) the  value  of the  Mortgaged  Property  pursuant  to any BPO or  property evaluation  varies by more than plus or minus 15% from the lesser of (A) the original  appraised  value of the Mortgage  Property or (B) the purchase  price of the Mortgaged  Property as of the date of origination
(a “Value Issue”),  (iii) the Mortgage Loan is underwritten  without verification of the Borrower’s income and assets and there is no credit  report and credit score or (iv) the  Purchaser  deems the Mortgage Loan not to be an  acceptable  credit risk.  The Company  shall  repurchase  the rejected  Mortgage Loan in the manner  prescribed  in Section  3.03 upon receipt of notice from the  Purchaser  of the  rejection of such
Mortgage  Loan;  provided,  that, in the event that the  Purchaser  rejects a Mortgage Loan due to a Value
Issue,  the  Company  may submit to the  Purchaser  an  additional  property  evaluation  for  purposes of demonstrating  that the Mortgage  Loan does not have a Value Issue.  If the Purchaser and the Company fail to resolve  such  Value  Issue  within  two weeks of the  Purchaser  presenting  such  Value  Issue to the
Company,  then  Company  shall  have the  right to  promptly  (a)  substitute  such  Mortgage  Loan with a
Qualified  Substitute  Mortgage Loan meeting all the terms hereof, or (b) repurchase such Mortgage Loan in the manner  prescribed  in Section  3.03.  Any rejected  Mortgage  Loan shall be removed from the terms of this  Agreement.  The Company shall make  available  all files  required by Purchaser in order to complete its  review,  including  capturing  all  CRA/HMDA  required  data  fields.  Any  review  performed  by the
Purchaser  prior to the  related  Closing  Date  does not limit the  Purchaser’s  rights or the  Company’s obligations  under this section.  To the extent that the  Purchaser’s  review  discloses that the Mortgage
Loans do not conform to the  Underwriting  Guidelines  or the terms set forth in the  Purchaser  Price and
Terms  Letter,  the  Purchaser may in its sole  discretion  increase its due  diligence  review and obtain additional  BPO’s or other property  evaluations.  The additional  review may be for any reason  including but not limited to credit quality, property valuations, and data integrity.

                              ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

                  Company to Act as Servicer.

                  The Company shall service and  administer  the Mortgage  Loans and shall have full power and  authority,  acting  alone,  to  do  any  and  all  things  in  connection  with  such  servicing  and administration  which the Company  may deem  necessary  or  desirable,  consistent  with the terms of this
Agreement and with Accepted Servicing Practices.

                      Consistent with the terms of this Agreement, the Company may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor if in the Company’s reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Purchasers, provided, however, that the Company shall not make any future advances with respect to a Mortgage Loan and (unless the Mortgagor is in default with respect to the Mortgage Loan or such default is, in the judgment of the Company, imminent and the Company has obtained the prior written consent of the Purchaser) the Company shall not permit any modification of any material term of any Mortgage Loan including any modifications that would change the Mortgage Interest Rate change the Index, Lifetime Mortgage Interest Rate Cap, Initial Rate Cap or Gross Margin of any
     Mortgage Loan, defer or forgive the payment of principal or interest, reduce or increase the outstanding principal balance (except for actual payments of principal) or change the final maturity date on such Mortgage Loan. In the event of any such modification which permits the deferral of interest or principal payments on any Mortgage Loan, the Company shall, on the Business
     Day immediately preceding the Remittance Date in any month in which any such principal or interest payment has been deferred, deposit in the Custodial Account from its own funds, in accordance with
     Section 5.03, the difference between (a) such month’s principal and one month’s interest at the
     Mortgage Loan Remittance Rate on the unpaid principal balance of such Mortgage Loan and (b) the amount paid by the Mortgagor. The Company shall be entitled to reimbursement for such advances to the same extent as for all other advances made pursuant to Section 5.03. Without limiting the generality of the foregoing, the Company shall continue, and is hereby authorized and empowered, to execute and deliver on behalf of itself and the Purchasers, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties. If reasonably required by the Company, the Purchaser shall furnish the Company with any powers of attorney and other documents necessary or appropriate to enable the Company to carry out its servicing and administrative duties under this Agreement.

                  In servicing and  administering  the Mortgage Loans, the Company shall employ procedures
(including  collection  procedures)  and exercise the same care that it customarily  employs and exercises in servicing and  administering  mortgage loans for its own account,  giving due consideration to Accepted
Servicing  Practices where such practices do not conflict with the  requirements  of this  Agreement,  and the Purchaser’s reliance on the Company.

                  The  Mortgage  Loans may be  subserviced  by the  Subservicer  on behalf of the  Company provided that the Subservicer is a Fannie  Mae-approved  lender or a Freddie Mac  seller/servicer  in good standing,  and no event has occurred,  including but not limited to a change in insurance coverage,  which would make it unable to comply with the  eligibility  requirements  for  lenders  imposed by Fannie Mae or for  seller/servicers  imposed  by Freddie  Mac,  or which  would  require  notification  to Fannie Mae or
Freddie  Mac.  The Company may perform any of its  servicing  responsibilities  hereunder or may cause the
Subservicer to perform any such servicing  responsibilities  on its behalf,  but the use by the Company of the  Subservicer  shall not release  the Company  from any of its  obligations  hereunder  and the Company shall remain  responsible  hereunder  for all acts and  omissions of the  Subservicer  as fully as if such acts and  omissions  were  those of the  Company.  The  Company  shall  pay all fees and  expenses  of the
Subservicer from its own funds, and the Subservicer’s fee shall not exceed the Servicing Fee.

                  At the cost and  expense of the  Company,  without any right of  reimbursement  from the
Custodial  Account,  the Company  shall be entitled to terminate  the rights and  responsibilities  of the
Subservicer  and arrange for any  servicing  responsibilities  to be performed by a successor  Subservicer meeting the requirements in the preceding  paragraph,  provided,  however,  that nothing  contained herein shall be deemed to prevent or prohibit the Company,  at the  Company’s  option,  from  electing to service the related  Mortgage  Loans  itself.  In the event that the Company’s  responsibilities  and duties under this Agreement are terminated  pursuant to Section 9.04,  10.01 or 11.02, and if requested to do so by the
Purchaser,  the Company  shall at its own cost and expense  terminate the rights and  responsibilities  of the Subservicer as soon as is reasonably  possible.  The Company shall pay all fees, expenses or penalties necessary in order to terminate  the rights and  responsibilities  of the  Subservicer  from the Company’s own funds without reimbursement from the Purchaser.

                  Notwithstanding  any of the  provisions  of this  Agreement  relating to  agreements  or arrangements  between the Company and the  Subservicer  or any  reference  herein to actions taken through the  Subservicer or otherwise,  the Company shall not be relieved of its  obligations to the Purchaser and shall be  obligated  to the same  extent  and under  the same  terms and  conditions  as if it alone  were servicing and  administering  the Mortgage Loans. The Company shall be entitled to enter into an agreement with the Subservicer for  indemnification  of the Company by the Subservicer and nothing contained in this
Agreement shall be deemed to limit or modify such indemnification.

                  Any  Subservicing  Agreement  and any other  transactions  or  services  relating to the
Mortgage  Loans  involving  the  Subservicer  shall be deemed to be between  the  Subservicer  and Company alone,  and  the  Purchaser  shall  have  no  obligations,  duties  or  liabilities  with  respect  to the
Subservicer  including no  obligation,  duty or liability of Purchaser to pay the  Subservicer’s  fees and expenses.  For purposes of  distributions  and  advances by the Company  pursuant to this  Agreement,  the
Company shall be deemed to have received a payment on a Mortgage  Loan when the  Subservicer  has received such payment.

                  Liquidation of Mortgage Loans.

                  In the event that any payment due under any  Mortgage  Loan and not  postponed  pursuant to Section  4.01 is not paid when the same becomes due and payable,  or in the event the  Mortgagor  fails to perform any other  covenant or  obligation  under the Mortgage Loan and such failure  continues  beyond any  applicable  grace  period,  the Company  shall take such  action as (1) the Company  would take under similar  circumstances  with respect to a similar  mortgage loan held for its own account for  investment,
(2) shall be consistent with Accepted Servicing  Practices,  (3) the Company shall determine  prudently to be in the best interest of  Purchaser,  and (4) is  consistent  with any related PMI Policy.  In the event that any  payment  due under any  Mortgage  Loan is not  postponed  pursuant  to Section  4.01 and remains delinquent  for a period of 90 days or any other  default  continues  for a period of 90 days  beyond  the expiration  of any grace or cure period,  the Company shall  commence  foreclosure  proceedings,  provided that, prior to commencing  foreclosure  proceedings,  the Company shall notify the Purchaser in writing of the  Company’s  intention to do so, and the Company  shall not  commence  foreclosure  proceedings  if the
Purchaser  objects to such action  within 10 Business  Days of  receiving  such  notice.  In the event the
Purchaser objects to such foreclosure  action,  the Company shall not be required to make Monthly Advances with respect to such Mortgage Loan,  pursuant to Section 5.03,  and the Company’s  obligation to make such
Monthly  Advances  shall  terminate on the 90th day  referred to above.  In such  connection,  the Company shall from its own funds make all necessary and proper Servicing  Advances,  provided,  however,  that the
Company shall not be required to expend its own funds in connection  with any  foreclosure  or towards the restoration  or  preservation  of any  Mortgaged  Property,  unless  it  shall  determine  (a)  that  such preservation,  restoration  and/or  foreclosure  will increase the proceeds of liquidation of the Mortgage
Loan to Purchaser  after  reimbursement  to itself for such  expenses and (b) that such  expenses  will be recoverable  by it either  through  Liquidation  Proceeds  (respecting  which it shall have  priority  for purposes  of  withdrawals  from the  Custodial  Account  pursuant  to Section  4.05) or through  Insurance
Proceeds (respecting which it shall have similar priority).

                  Notwithstanding  anything  to  the  contrary  contained  herein,  in  connection  with a foreclosure  or  acceptance  of a deed in lieu of  foreclosure,  in the event the Company  has  reasonable cause to believe that a Mortgaged  Property is  contaminated  by hazardous or toxic  substances or wastes, or if the Purchaser  otherwise  requests an environmental  inspection or review of such Mortgaged Property to be conducted by a qualified  inspector.  Upon completion of the inspection,  the Company shall promptly provide the Purchaser with a written report of the environmental inspection.

                  After reviewing the environmental  inspection  report, the Purchaser shall determine how the Company  shall  proceed with respect to the Mortgaged  Property.  In the event  (a) the  environmental inspection  report indicates that the Mortgaged  Property is contaminated by hazardous or toxic substances or wastes and (b) the  Purchaser  directs the Company to proceed with  foreclosure or acceptance of a deed in lieu of foreclosure,  the Company shall be reimbursed for all costs  associated  with such  foreclosure or  acceptance  of a deed in  lieu of  foreclosure  and any  related  environmental  clean  up  costs,  as applicable,  from the related  Liquidation  Proceeds,  or if the Liquidation  Proceeds are insufficient to fully  reimburse  the  Company,  the  Company  shall be  entitled  to be  reimbursed  from  amounts in the
Custodial  Account pursuant to Section 4.05 hereof.  In the event the Purchaser directs the Company not to proceed with  foreclosure or acceptance of a deed in lieu of foreclosure,  the Company shall be reimbursed for all  Servicing  Advances  made with  respect to the  related  Mortgaged  Property  from the  Custodial
Account pursuant to Section 4.05 hereof.

                  Collection of Mortgage Loan Payments.

                  Continuously  from the date hereof  until the  principal  and  interest on all  Mortgage
Loans are paid in full,  the Company  shall  proceed  diligently to collect all payments due under each of the  Mortgage  Loans  when  the  same  shall  become  due and  payable  and  shall  take  special  care in ascertaining  and estimating  Escrow  Payments and all other charges that will become due and payable with respect to the Mortgage Loan and the Mortgaged Property,  to the end that the installments  payable by the
Mortgagors will be sufficient to pay such charges as and when they become due and payable.

                  Establishment of and Deposits to Custodial Account.

                  The Company  shall  segregate and hold all funds  collected  and received  pursuant to a
Mortgage  Loan  separate and apart from any of its own funds and general  assets and shall  establish  and maintain  one or more  Custodial  Accounts,  in the  form of  time  deposit  or  demand  accounts,  titled
“Countrywide  Home  Loans,  Inc.  in trust for EMC  Mortgage  Corporation,  as  purchaser  of  Residential
Adjustable Rate Mortgage Loans and various  Mortgagors”.  The Custodial  Account shall be established with a Qualified  Depository  acceptable to the Purchaser.  Any funds deposited in the Custodial  Account shall at all times be fully insured to the full extent  permitted  under  applicable law. Funds deposited in the
Custodial  Account may be drawn on by the Company in  accordance  with Section  4.05.  The creation of any
Custodial  Account shall be evidenced by a  certification  in the form of Exhibit D-1 hereto,  in the case of an account  established  with the Company,  or by a letter agreement in the form of Exhibit D-2 hereto, in the case of an account held by a depository  other than the Company.  A copy of such  certification  or letter agreement shall be furnished to the Purchaser and, upon request, to any subsequent Purchaser.

                  The  Company  shall  deposit  in the  Custodial  Account  within  two  Business  Days of receipt,  and retain therein,  the following  collections received by the Company and payments made by the
Company after the related  Cut-off  Date,  (other than payments of principal and interest due on or before the related  Cut-off Date,  or received by the Company prior to the related  Cut-off Date but allocable to a period subsequent thereto or with respect to each LPMI Loan, in the amount of the LPMI Fee):

                     all payments on account of principal on the Mortgage  Loans,  including all Principal
         Prepayments;

                     all  payments on account of interest on the Mortgage  Loans  adjusted to the Mortgage
         Loan Remittance Rate;

                     all Liquidation Proceeds;

                     all  Insurance  Proceeds  including  amounts  required  to be  deposited  pursuant to
         Section 4.10, Section 4.11, Section 4.14 and Section 4.15;

                     all  Condemnation  Proceeds which are not applied to the restoration or repair of the
         Mortgaged Property or released to the Mortgagor in accordance with Section 4.14;

                     any amount  required to be deposited  in the  Custodial  Account  pursuant to Section
         4.01, 4.09, 5.03, 6.01 or 6.02;

                     any amounts  payable in connection  with the repurchase of any Mortgage Loan pursuant to  Section  3.03,  3.05 or 3.07 and all  amounts  required  to be  deposited  by the  Company in connection  with a shortfall  in  principal  amount of any  Qualified  Substitute  Mortgage  Loan pursuant to Section 3.03;

                     with  respect  to  each  Principal  Prepayment  in full or in  part,  the  Prepayment
         Interest  Shortfall  Amount,  if any, for the month of  distribution.  Such deposit shall be made from the Company’s own funds,  without  reimbursement  therefor up to a maximum  amount per month of the Servicing Fee actually received for such month for the Mortgage Loans;

                     any amounts  required to be  deposited  by the  Company  pursuant to Section  4.11 in connection with the deductible clause in any blanket hazard insurance policy; and

                     any  amounts  received  with  respect to or related to any REO  Property  and all REO
         Disposition Proceeds pursuant to Section 4.16.

                  The foregoing  requirements  for deposit into the Custodial  Account shall be exclusive, it being  understood and agreed that,  without  limiting the generality of the foregoing,  payments in the nature of late payment charges and assumption  fees, to the extent  permitted by Section 6.01, need not be deposited  by the  Company  into the  Custodial  Account.  Any  interest  paid on funds  deposited  in the
Custodial  Account by the  depository  institution  shall  accrue to the  benefit of the  Company  and the
Company shall be entitled to retain and withdraw such  interest  from the  Custodial  Account  pursuant to
Section 4.05.

                  Permitted Withdrawals From Custodial Account.

                  The Company  shall,  from time to time,  withdraw  funds from the Custodial  Account for the following purposes:

                     to make  payments to the  Purchaser in the amounts and in the manner  provided for in
         Section 5.01;

                     to reimburse  itself for Monthly  Advances of the  Company’s  funds made  pursuant to
         Section 5.03,  the Company’s  right to reimburse  itself  pursuant to this  subclause  (ii) being limited to amounts  received  on the  related  Mortgage  Loan which  represent  late  payments of principal  and/or interest  respecting which any such advance was made, it being understood that, in the case of any such  reimbursement,  the Company’s right thereto shall be prior to the rights of Purchaser,  except that,  where the Company is required to repurchase a Mortgage Loan pursuant to  Section  3.03,  3.05,  3.07 or  6.02,  the  Company’s  right to such  reimbursement  shall be subsequent  to the payment to the  Purchaser of the  Repurchase  Price  pursuant to such sections and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan;

                     to  reimburse  itself  for  unreimbursed  Servicing  Advances,  and  for  any  unpaid
         Servicing  Fees, the Company’s  right to reimburse  itself  pursuant to this subclause (iii) with respect  to any  Mortgage  Loan  being  limited to  related  Liquidation  Proceeds,  Condemnation
         Proceeds,  Insurance  Proceeds and such other amounts as may be collected by the Company from the
         Mortgagor or otherwise  relating to the Mortgage Loan, it being  understood  that, in the case of any such  reimbursement,  the  Company’s  right thereto shall be prior to the rights of Purchaser except where the Company is required to  repurchase  a Mortgage  Loan  pursuant to Section  3.03,
         3.05, 3.07 or 6.02, in which case the Company’s right to such  reimbursement  shall be subsequent to the payment to the  Purchasers  of the  Repurchase  Price  pursuant to such  sections  and all other amounts required to be paid to the Purchasers with respect to such Mortgage Loan;

                     to pay itself interest on funds deposited in the Custodial Account;

                     to  reimburse  itself for  expenses  incurred  and  reimbursable  to it  pursuant  to
         Section 9.01;

                     to pay any amount  required to be paid  pursuant to Section  4.16  related to any REO
         Property,  it being understood that in the case of any such expenditure or withdrawal  related to a particular  REO  Property,  the amount of such  expenditure  or  withdrawal  from the Custodial
         Account  shall be limited to amounts on  deposit in the  Custodial  Account  with  respect to the related REO Property;

                     to  clear  and  terminate  the  Custodial   Account  upon  the  termination  of  this
         Agreement; and

                     to withdraw funds deposited in error.

                  In the event that the Custodial  Account is interest  bearing,  on each Remittance Date, the Company shall withdraw all funds from the Custodial  Account except for those amounts which,  pursuant to Section 5.01, the Company is not obligated to remit on such  Remittance  Date. The Company may use such withdrawn funds only for the purposes described in this Section 4.05.

                  Establishment of and Deposits to Escrow Account.

                  The Company  shall  segregate and hold all funds  collected  and received  pursuant to a
Mortgage  Loan  constituting  Escrow  Payments  separate  and apart from any of its own funds and  general assets and shall  establish  and  maintain  one or more Escrow  Accounts,  in the form of time  deposit or demand accounts,  titled,  “Countrywide Home Loans,  Inc., in trust for the EMC Mortgage  Corporation,  as purchaser of Residential  Adjustable  Rate Mortgage  Loans and various  Mortgagors”.  The Escrow  Accounts shall be  established  with a Qualified  Depository,  in a manner which shall  provide  maximum  available insurance  thereunder.  Funds deposited in the Escrow Account may be drawn on by the Company in accordance with Section 4.07.  The creation of any Escrow Account shall be evidenced by a  certification  in the form of Exhibit E-1 hereto,  in the case of an account  established with the Company,  or by a letter agreement in the form of  Exhibit  E-2  hereto,  in the  case of an  account  held by a  depository  other  than the
Company.  A copy of such  certification  shall be furnished to the Purchaser  and,  upon  request,  to any subsequent Purchaser.

                  The Company  shall  deposit in the Escrow  Account or Accounts  within two Business Days of receipt, and retain therein:

                     all Escrow Payments  collected on account of the Mortgage  Loans,  for the purpose of effecting timely payment of any such items as required under the terms of this Agreement; and

                     all amounts  representing  Insurance  Proceeds or Condemnation  Proceeds which are to be applied to the restoration or repair of any Mortgaged Property.

                  The  Company  shall  make  withdrawals  from the  Escrow  Account  only to  effect  such payments  as are  required  under this  Agreement,  as set forth in Section  4.07.  The  Company  shall be entitled  to  retain  any  interest  paid on funds  deposited  in the  Escrow  Account  by the  depository institution,  other than interest on escrowed funds  required by law to be paid to the  Mortgagor.  To the
extent   required  by  law,  the  Company   shall  pay  interest  on  escrowed   funds  to  the  Mortgagor
notwithstanding  that the Escrow  Account may be  non-interest  bearing or that  interest  paid thereon is insufficient for such purposes.

                  Permitted Withdrawals From Escrow Account.

                  Withdrawals from the Escrow Account or Accounts may be made by the Company only:

                     to  effect  timely  payments  of  ground  rents,  taxes,  assessments,  water  rates, mortgage insurance  premiums,  condominium  charges,  fire and hazard insurance premiums or other items constituting Escrow Payments for the related Mortgage;

                     to reimburse the Company for any Servicing  Advances made by the Company  pursuant to
         Section  4.08 with respect to a related  Mortgage  Loan,  but only from  amounts  received on the related Mortgage Loan which represent late collections of Escrow Payments thereunder;

                     to refund to any  Mortgagor  any funds found to be in excess of the amounts  required under the terms of the related Mortgage Loan;

                     for  transfer  to the  Custodial  Account  and  application  to reduce the  principal balance of the Mortgage  Loan in accordance  with the terms of the related  Mortgage and Mortgage
         Note;

                     for  application  to  restoration  or repair of the Mortgaged  Property in accordance with the procedures outlined in Section 4.14;

                     to pay to the Company,  or any Mortgagor to the extent  required by law, any interest paid on the funds deposited in the Escrow Account;

                     to clear and terminate the Escrow Account on the termination of this Agreement; and

                     to withdraw funds deposited in error.

                  Payment of Taxes, Insurance and Other Charges.

                  With  respect to each  Mortgage  Loan,  the  Company  shall  maintain  accurate  records reflecting the status of ground rents,  taxes,  assessments,  water rates,  sewer rents, and other charges which are or may become a lien upon the  Mortgaged  Property  and the status of PMI  Policy  premiums  and fire and hazard  insurance  coverage  and shall  obtain,  from time to time,  all bills for the payment of such charges  (including  renewal  premiums)  and shall effect  payment  thereof  prior to the  applicable penalty or termination  date,  employing for such purpose  deposits of the Mortgagor in the Escrow Account which shall have been estimated and  accumulated  by the Company in amounts  sufficient for such purposes, as allowed  under the terms of the  Mortgage.  To the extent  that a Mortgage  does not provide for Escrow
Payments,  the Company shall  determine  that any such payments are made by the Mortgagor at the time they first become due. The Company  assumes full  responsibility  for the timely  payment of all such bills and shall effect timely payment of all such charges  irrespective of each Mortgagor’s  faithful performance in the payment of same or the making of the Escrow  Payments,  and the Company  shall make  advances from its own funds to effect such payments.

                  Protection of Accounts.

                  The Company may  transfer  the  Custodial  Account or the Escrow  Account to a different
Qualified  Depository  from time to time.  Upon any such transfer,  the Company shall promptly  notify the
Purchaser and deliver to the Purchaser a Custodial Account  Certification or Escrow Account  Certification
(as applicable) in the form of Exhibit D-1 or E-1 to this agreement.

                  The  Company  shall bear any  expenses,  losses or damages  sustained  by the  Purchaser because the Custodial Account and/or the Escrow Account are not demand deposit accounts.

                  Amounts on deposit in the  Custodial  Account  and the Escrow  Account may at the option of the Company be invested in Eligible  Investments;  provided  that in the event that  amounts on deposit in the Custodial  Account or the Escrow Account exceed the amount fully insured by the FDIC (the “Insured
Amount”) the Company  shall be obligated to invest the excess  amount over the Insured  Amount in Eligible
Investments  on the same Business Day as such excess amount  becomes  present in the Custodial  Account or the Escrow Account.  Any such Eligible  Investment shall mature no later than the Determination  Date next following the date of such Eligible  Investment,  provided,  however,  that if such Eligible Investment is an obligation of a Qualified  Depository  (other than the Company) that maintains the Custodial Account or the Escrow Account,  then such Eligible  Investment may mature on such Remittance  Date. Any such Eligible
Investment  shall be made in the name of the  Company  in trust  for the  benefit  of the  Purchaser.  All income on or gain realized from any such Eligible  Investment  shall be for the benefit of the Company and may be withdrawn at any time by the Company.  Any losses incurred in respect of any such investment  shall be  deposited  in the  Custodial  Account  or the  Escrow  Account,  by the  Company  out of its own funds immediately as realized.

                  Maintenance of Hazard Insurance.

                  The Company shall cause to be maintained  for each Mortgage Loan hazard  insurance  such that all buildings upon the Mortgaged  Property are insured by a generally  acceptable  insurer rated A:VI or better in the current  Best’s Key Rating Guide  (“Best’s”)  against  loss by fire,  hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged  Property is located,  in an  amount  which is at  least  equal  to the  lesser  of (i) the  replacement  value of the  improvements securing  such  Mortgage  Loan  and (ii) the  greater  of (a) the  outstanding  principal  balance  of the
Mortgage  Loan and (b) an amount  such that the  proceeds  thereof  shall be  sufficient  to  prevent  the
Mortgagor or the loss payee from becoming a co-insurer.

                  If a Mortgaged  Property  is located in an area  identified  in the Federal  Register by the Flood Emergency  Management  Agency as having special flood hazards (and such flood insurance has been made  available) a flood  insurance  policy  meeting the  requirements  of the current  guidelines  of the
Federal  Insurance  Administration is in effect with a generally  acceptable  insurance carrier rated A:VI or better in Best’s in an amount  representing  coverage  equal to the  lesser of (i) the  minimum  amount required,  under the terms of coverage,  to compensate for any damage or loss on a replacement  cost basis
(or the unpaid  balance of the mortgage if  replacement  cost  coverage is not  available  for the type of building  insured) and (ii) the maximum  amount of insurance  which is available  under the Flood Disaster
Protection  Act of 1973,  as amended.  If at any time during the term of the  Mortgage  Loan,  the Company determines  in  accordance  with  applicable  law and  pursuant  to the Fannie Mae Guides that a Mortgaged
Property is located in a special  flood  hazard area and is not covered by flood  insurance  or is covered in an amount less than the amount required by the Flood Disaster  Protection Act of 1973, as amended,  the
Company shall notify the related  Mortgagor that the Mortgagor must obtain such flood insurance  coverage, and if said Mortgagor  fails to obtain the required flood insurance  coverage within  forty-five (45) days after such  notification,  the Company shall  immediately  force place the required flood insurance on the
Mortgagor’s behalf.

                  If a Mortgage is secured by a unit in a  condominium  project,  the Company shall verify that the coverage required of the owner’s association,  including hazard, flood,  liability,  and fidelity coverage,  is being  maintained in accordance with then current Fannie Mae  requirements,  and secure from the  owner’s  association  its  agreement  to notify the Company  promptly of any change in the  insurance coverage  or of any  condemnation  or  casualty  loss that may have a material  effect on the value of the
Mortgaged Property as security.

                  The Company shall cause to be maintained on each Mortgaged  Property  earthquake or such other or additional  insurance as may be required  pursuant to such  applicable  laws and  regulations  as shall at any  time be in force  and as  shall  require  such  additional  insurance,  or  pursuant  to the requirements  of any private  mortgage  guaranty  insurer,  or as may be required to conform with Accepted
Servicing Practices.

                  In the event that any  Purchaser  or the  Company  shall  determine  that the  Mortgaged
Property  should be insured  against  loss or damage by  hazards  and risks not  covered by the  insurance required to be  maintained  by the  Mortgagor  pursuant to the terms of the  Mortgage,  the Company  shall communicate  and consult with the Mortgagor  with respect to the need for such  insurance and bring to the
Mortgagor’s attention the desirability of protection of the Mortgaged Property.

                  All  policies  required  hereunder  shall  name the  Company  as loss payee and shall be endorsed  with  standard or union  mortgagee  clauses,  without  contribution,  which shall provide for at least 30 days  prior  written  notice of any  cancellation,  reduction  in amount  or  material  change in coverage.

                  The Company  shall not  interfere  with the  Mortgagor’s  freedom of choice in selecting either his  insurance  carrier or agent,  provided,  however,  that the Company  shall not accept any such insurance  policies from insurance  companies unless such companies are rated A:VI or better in Best’s and are licensed to do business in the  jurisdiction in which the Mortgaged  Property is located.  The Company shall  determine that such policies  provide  sufficient  risk coverage and amounts,  that they insure the property owner,  and that they properly  describe the property  address.  The Company shall furnish to the
Mortgagor a formal  notice of expiration  of any such  insurance in  sufficient  time for the Mortgagor to arrange for renewal coverage by the expiration date.

                  Pursuant to Section 4.04,  any amounts  collected by the Company under any such policies
(other than  amounts to be  deposited in the Escrow  Account and applied to the  restoration  or repair of the related  Mortgaged  Property,  or property  acquired in  liquidation  of the Mortgage  Loan,  or to be released to the Mortgagor,  in accordance with the Company’s normal  servicing  procedures as specified in
Section 4.14) shall be deposited in the Custodial Account subject to withdrawal pursuant to Section 4.05.

                  Maintenance of Mortgage Impairment Insurance.

                  In the event that the  Company  shall  obtain and  maintain  a blanket  policy  insuring against  losses  arising  from fire and hazards  covered  under  extended  coverage on all of the Mortgage
Loans,  then,  to the extent  such policy  provides  coverage  in an amount  equal to the amount  required pursuant to Section 4.10 and  otherwise  complies  with all other  requirements  of Section 4.10, it shall conclusively  be deemed to have  satisfied  its  obligations  as set forth in Section  4.10.  Any  amounts collected  by the Company  under any such policy  relating to a Mortgage  Loan shall be  deposited  in the
Custodial  Account  subject to withdrawal  pursuant to Section 4.05.  Such policy may contain a deductible clause,  in which case, in the event that there shall not have been  maintained  on the related  Mortgaged
Property a policy  complying  with  Section  4.10,  and there shall have been a loss which would have been covered by such policy,  the Company shall  deposit in the Custodial  Account at the time of such loss the amount not otherwise  payable under the blanket policy because of such deductible  clause,  such amount to deposited from the Company’s funds, without  reimbursement  therefor.  Upon request of any Purchaser,  the
Company  shall  cause to be  delivered  to such  Purchaser  a  certified  true copy of such  policy  and a statement  from the insurer  thereunder  that such policy shall in no event be  terminated  or  materially modified without 30 days’ prior written notice to such Purchaser.

                  Maintenance of Fidelity Bond and Errors and Omissions Insurance.

                  The Company shall maintain with  responsible  companies,  at its own expense,  a blanket
Fidelity  Bond and an Errors  and  Omissions  Insurance  Policy,  with  broad  coverage  on all  officers, employees  or other  persons  acting in any  capacity  requiring  such  persons  to handle  funds,  money, documents or papers  relating to the Mortgage  Loans  (“Company  Employees”).  Any such  Fidelity Bond and
Errors and  Omissions  Insurance  Policy  shall be in the form of the Mortgage  Banker’s  Blanket Bond and shall protect and insure the Company  against  losses,  including  forgery,  theft,  embezzlement,  fraud, errors and  omissions  and  negligent  acts of such Company  Employees.  Such Fidelity Bond and Errors and
Omissions  Insurance  Policy also shall protect and insure the Company  against losses in connection  with the  release  or  satisfaction  of a  Mortgage  Loan  without  having  obtained  payment  in  full  of the indebtedness  secured  thereby.  No provision of this Section 4.12 requiring such Fidelity Bond and Errors and Omissions  Insurance  Policy shall diminish or relieve the Company from its duties and  obligations as set forth in this  Agreement.  The minimum  coverage  under any such bond and  insurance  policy  shall be acceptable  to Fannie Mae or Freddie Mac.  Upon the request of any  Purchaser,  the Company shall cause to be delivered to such  Purchaser a certified  true copy of such fidelity  bond and  insurance  policy and a statement  from the surety and the insurer that such fidelity bond and insurance  policy shall in no event be terminated or materially modified without 30 days’ prior written notice to the Purchaser.

                  Inspections.

                  The Company  shall inspect the  Mortgaged  Property as often as deemed  necessary by the
Company to assure  itself that the value of the Mortgaged  Property is being  preserved.  In addition,  if any Mortgage Loan is more than 60 days  delinquent,  the Company  immediately  shall inspect the Mortgaged
Property and shall conduct subsequent  inspections in accordance with Accepted  Servicing  Practices or as may be required by the primary  mortgage  guaranty  insurer.  The Company  shall keep a written  report of each such inspection.

                  Restoration of Mortgaged Property.

                  The  Company  need not obtain the  approval  of the  Purchaser  prior to  releasing  any
Insurance  Proceeds or  Condemnation  Proceeds to the Mortgagor to be applied to the restoration or repair of the  Mortgaged  Property if such release is in  accordance  with  Accepted  Servicing  Practices.  At a minimum,  the Company  shall comply with the following  conditions in connection  with any such release of
Insurance Proceeds or Condemnation Proceeds:

                     the Company  shall receive  satisfactory  independent  verification  of completion of repairs and issuance of any required approvals with respect thereto;

                     the Company  shall take all steps  necessary  to preserve the priority of the lien of the Mortgage,  including,  but not limited to requiring  waivers with respect to  mechanics’  and materialmen’s liens;

                     the Company shall verify that the Mortgage Loan is not in default; and

                     pending  repairs or  restoration,  the Company shall place the Insurance  Proceeds or
         Condemnation Proceeds in the Custodial Account.

                  If the Purchaser is named as an additional loss payee,  the Company is hereby  empowered to endorse any loss draft issued in respect of such a claim in the name of the Purchaser.

                  Maintenance of PMI and LPMI Policy; Claims.

                  (a) With respect to each Mortgage Loan with a LTV in excess of 95%, the Company shall:

                  (i) with respect to Mortgage  Loans which are not LPMI Loans,  in accordance  with state and federal  laws and without any cost to the  Purchaser,  maintain or cause the  Mortgagor to maintain in full force and effect a PMI Policy with a minimum of 35%  coverage  insuring  that portion of the Mortgage
Loan in excess of 68% (or such other  percentage  as stated in the related  Acknowledgment  Agreement)  of value,  and shall pay or shall cause the  Mortgagor to pay the premium  thereon on a timely  basis,  until the LTV of such  Mortgage  Loan is reduced to 80%. In the event that such PMI Policy shall be  terminated, the Company shall obtain from another  Qualified  Insurer a comparable  replacement  policy,  with a total coverage equal to the remaining  coverage of such  terminated PMI Policy,  at  substantially  the same fee level.  If the  insurer  shall cease to be a  Qualified  Insurer,  the  Company  shall  determine  whether recoveries  under the PMI Policy are jeopardized  for reasons  related to the financial  condition of such insurer,  it being understood that the Company shall in no event have any  responsibility or liability for any failure to recover under the PMI Policy for such reason.  If the Company  determines  that  recoveries are so  jeopardized,  it shall  notify the  Purchaser  and the  Mortgagor,  if  required,  and obtain from another  Qualified  Insurer a replacement  insurance  policy.  The Company shall not take any action which would result in  noncoverage  under any  applicable  PMI Policy of any loss which,  but for the actions of the Company  would have been  covered  thereunder.  In  connection  with any  assumption  or  substitution agreement  entered into or to be entered into pursuant to Section 4.01, the Company shall promptly  notify the insurer  under the related PMI Policy,  if any, of such  assumption  or  substitution  of liability in accordance  with the terms of such PMI Policy and shall take all  actions  which may be  required  by such insurer as a  condition  to the  continuation  of coverage  under such PMI  Policy.  If such PMI Policy is terminated  as a result of such  assumption  or  substitution  of  liability,  the Company  shall obtain a replacement PMI Policy as provided above.

                   (ii) with  respect to LPMI  Loans,  maintain  in full  force and effect an LPMI  Policy insuring  that portion of the Mortgage  Loan with a minimum of 35% coverage  insuring  that portion of the
Mortgage  Loan in  excess  of 68% (or such  other  percentage  as  stated  in the  related  Acknowledgment
Agreement)  of value,  and from time to time,  withdraw  the LPMI Fee with  respect to such LPMI Loan from the  Custodial  Account  in order to pay the  premium  thereon  on a timely  basis,  until the LTV of such
Mortgage  Loan is reduced to 80%. In the event that the  interest  payments  made with respect to any LPMI
Loan are less than the LPMI Fee,  the  Company  shall  advance  from its own funds the  amount of any such shortfall in the LPMI Fee, in payment of the premium on the related LPMI  Policy.  Any such advance  shall be a Servicing  Advance subject to reimbursement  pursuant to the provisions on Section 2.05. In the event that such LPMI Policy shall be  terminated,  the Company  shall obtain from  another  Qualified  Insurer a comparable  replacement  policy,  with a total coverage equal to the remaining coverage of such terminated
LPMI Policy,  at substantially  the same fee level. If the insurer shall cease to be a Qualified  Insurer, the Company shall determine  whether  recoveries under the LPMI Policy are jeopardized for reasons related to the financial  condition of such insurer,  it being  understood that the Company shall in no event have any  responsibility  or liability  for any failure to recover  under the LPMI Policy for such  reason.  If the  Company  determines  that  recoveries  are so  jeopardized,  it shall  notify the  Purchaser  and the
Mortgagor,  if required,  and obtain from another  Qualified Insurer a replacement  insurance policy.  The
Company shall not take any action which would result in noncoverage  under any  applicable  LPMI Policy of any loss which,  but for the actions of the Company  would have been  covered  thereunder.  In  connection with any  assumption  or  substitution  agreement  entered into or to be entered into  pursuant to Section
6.01,  the Company  shall  promptly  notify the insurer  under the related  LPMI  Policy,  if any, of such assumption or  substitution  of liability in accordance  with the terms of such LPMI Policy and shall take all actions  which may be required by such insurer as a condition to the  continuation  of coverage  under such PMI Policy.  If such LPMI Policy is terminated  as a result of such  assumption  or  substitution  of liability, the Company shall obtain a replacement LPMI Policy as provided above.

                  (b)      In connection  with its  activities as servicer,  the Company agrees to prepare and present,  on behalf of itself and the  Purchaser,  claims to the insurer  under any PMI Policy or LPMI
Policy in a timely  fashion in  accordance  with the terms of such PMI Policy or LPMI  Policy and, in this regard,  to take such action as shall be necessary to permit  recovery under any PMI Policy or LPMI Policy respecting a defaulted  Mortgage  Loan.  Pursuant to Section  4.04,  any amounts  collected by the Company under any PMI Policy or LPMI Policy shall be deposited in the  Custodial  Account,  subject to  withdrawal pursuant to Section 4.05.

                  (c)      Purchaser,  in its sole  discretion,  at any  time,  may (i)  either  obtain an additional  PMI Policy on any Mortgage Loan which already has a PMI Policy in place,  or (ii) obtain a PMI
Policy for any  Mortgage  Loan  which  does not  already  have a PMI  Policy in place.  In any event,  the
Company  agrees to  administer  such PMI Policies in accordance  with the Agreement or any  Reconstitution
Agreement.

                  Title, Management and Disposition of REO Property.

                  In the event that title to any  Mortgaged  Property  is acquired  in  foreclosure  or by deed in lieu  of  foreclosure,  the  deed  or  certificate  of sale  shall  be  taken  in the  name of the
Purchaser,  or in the event the  Purchaser is not  authorized  or permitted to hold title to real property in the  state  where the REO  Property  is  located,  or would be  adversely  affected  under  the  “doing business” or tax laws of such state by so holding  title,  the deed or  certificate of sale shall be taken in the name of such Person or Persons as shall be  consistent  with an Opinion of Counsel  obtained by the
Company  from any attorney  duly  licensed to practice law in the state where the REO Property is located.
The Person or Persons holding such title other than the Purchaser  shall  acknowledge in writing that such title is being held as nominee for the Purchaser.

                  The Company  shall  manage,  conserve,  protect and operate  each REO  Property  for the
Purchaser  solely for the  purpose of its prompt  disposition  and sale.  The  Company,  either  itself or through an agent  selected by the Company,  shall manage,  conserve,  protect and operate the REO Property in the same manner that it manages,  conserves,  protects and operates other  foreclosed  property for its own  account,  and in the same manner that  similar  property in the same  locality as the REO Property is managed.  The Company shall attempt to sell the same (and may  temporarily  rent the same for a period not greater than one year,  except as otherwise  provided  below) on such terms and  conditions as the Company deems to be in the best interest of the Purchaser.

                  The  Company  shall use its best  efforts  to  dispose  of the REO  Property  as soon as possible  and shall sell such REO  Property  in any event  within  one year after  title has been taken to such REO  Property,  unless (i) (A) a REMIC  election  has not been made with  respect to the  arrangement under which the Mortgage Loans and the REO Property are held, and (ii) the Company  determines,  and gives an appropriate  notice to the Purchaser to such effect,  that a longer period is necessary for the orderly liquidation  of such REO  Property.  If a period  longer than one year is  permitted  under the  foregoing sentence and is necessary to sell any REO Property the Company  shall report  monthly to the  Purchaser as to the progress being made in selling such REO Property.

                  The Company  shall also  maintain on each REO Property  fire and hazard  insurance  with extended  coverage in amount which is at least equal to the maximum  insurable  value of the  improvements which are a part of such property,  liability  insurance and, to the extent  required and available  under the Flood Disaster Protection Act of 1973, as amended, flood insurance in the amount required above.

                  The  disposition of REO Property shall be carried out by the Company at such price,  and upon such terms and  conditions,  as the Company deems to be in the best interests of the  Purchaser.  The proceeds of sale of the REO Property  shall be promptly  deposited in the  Custodial  Account.  As soon as practical  thereafter the expenses of such sale shall be paid and the Company shall  reimburse  itself for any related  unreimbursed  Servicing  Advances,  unpaid  Servicing  Fees and  unreimbursed  advances  made pursuant to Section 5.03,  and on the  Remittance  Date  immediately  following  the Principal  Prepayment
Period in which such sale  proceeds  are  received  the net cash  proceeds of such sale  remaining  in the
Custodial Account shall be distributed to the Purchaser.

                  The  Company  shall  withdraw  the  Custodial  Account  funds  necessary  for the proper operation,  management and  maintenance of the REO Property,  including the cost of maintaining any hazard insurance  pursuant to Section 4.10 and the fees of any managing agent of the Company,  a Subservicer,  or the Company  itself.  The REO  management  fee shall be an amount that is reasonable  and customary in the area where the  Mortgaged  Property  is located.  The Company  shall make  monthly  distributions  on each
Remittance  Date to the  Purchasers  of the net cash flow from the REO  Property  (which  shall  equal the revenues  from such REO Property  net of the  expenses  described in this Section 4.16 and of any reserves reasonably  required  from time to time to be  maintained  to  satisfy  anticipated  liabilities  for such expenses).

                  Real Estate Owned Reports.

                  Together  with the  statement  furnished  pursuant to Section  5.02,  the Company  shall furnish to the Purchaser on or before the  Remittance  Date each month a statement with respect to any REO
Property  covering the operation of such REO Property for the previous month and the Company’s  efforts in connection  with the sale of such REO Property and any rental of such REO Property  incidental to the sale thereof for the previous  month.  That statement  shall be  accompanied  by such other  information as the
Purchaser shall reasonably request.

                  Liquidation Reports.

                  Upon the foreclosure  sale of any Mortgaged  Property or the acquisition  thereof by the
Purchaser  pursuant  to a deed in lieu of  foreclosure,  the  Company  shall  submit  to the  Purchaser  a liquidation report with respect to such Mortgaged Property.

                  Reports of Foreclosures and Abandonments of Mortgaged Property.

                  Following the  foreclosure  sale or abandonment of any Mortgaged  Property,  the Company shall report such foreclosure or abandonment as required pursuant to Section 6050J of the Code.

                  Notification of Adjustments.

                  With respect to each  Mortgage  Loan,  the Company  shall  adjust the Mortgage  Interest
Rate on the related  Interest  Rate  Adjustment  Date and shall adjust the Monthly  Payment on the related
Payment  Adjustment  Date in compliance with the  requirements of applicable law and the related  Mortgage and  Mortgage  Note.  If,  pursuant to the terms of the  Mortgage  Note,  another  index is  selected  for determining  the Mortgage  Interest  Rate,  the same index will be used with respect to each Mortgage Note which  requires a new index to be selected,  provided that such selection does not conflict with the terms of the related  Mortgage  Note.  The Company  shall  execute  and  deliver any and all  necessary  notices required  under  applicable  law and the terms of the related  Mortgage  Note and Mortgage  regarding  the
Mortgage  Interest  Rate and the Monthly  Payment  adjustments.  The Company  shall  promptly upon written request  thereof,  deliver  to the  Purchaser  such  notifications  and  any  additional  applicable  data regarding  such  adjustments  and the methods used to calculate and implement such  adjustments.  Upon the discovery  by the  Company,  or the  Purchaser  that the Company has failed to adjust a Mortgage  Interest
Rate or a Monthly  Payment  pursuant to the terms of the related  Mortgage Note and Mortgage,  the Company shall  immediately  deposit in the  Custodial  Account from its own funds the amount of any interest  loss caused the Purchaser thereby.

                                       PAYMENTS TO PURCHASER

                  Remittances.

                  On each  Remittance  Date the  Company  shall  remit  by wire  transfer  of  immediately available  funds to the  Purchaser (a) all amounts  deposited in the Custodial  Account as of the close of business on the  Determination  Date (net of charges  against or  withdrawals  from the Custodial  Account pursuant to Section  4.05),  plus (b) all amounts,  if any,  which the Company is obligated to  distribute pursuant to Section 5.03, minus (c) any amounts  attributable to Principal  Prepayments received after the applicable  Principal  Prepayment Period which amounts shall be remitted on the following Remittance Date, together with any  additional  interest  required to be deposited in the  Custodial  Account in connection with such  Principal  Prepayment  in  accordance  with  Section  4.04(viii),  and  minus  (d) any  amounts attributable to Monthly  Payments  collected but due on a Due Date or Dates subsequent to the first day of the month of the Remittance  Date,  which amounts shall be remitted on the Remittance Date next succeeding the Due Period for such amounts.

                  With respect to any remittance  received by the Purchaser  after the second Business Day following  the  Business  Day on which  such  payment  was due,  the  Company  shall pay to the  Purchaser interest on any such late  payment at an annual  rate equal to the Prime Rate,  adjusted as of the date of each change,  plus three percentage  points,  but in no event greater than the maximum amount permitted by applicable  law.  Such  interest  shall be deposited in the  Custodial  Account by the Company on the date such late  payment is made and shall  cover the  period  commencing  with the day  following  such  second
Business  Day and ending  with the  Business  Day on which  such  payment is made,  both  inclusive.  Such interest shall be remitted along with the  distribution  payable on the next succeeding  Remittance  Date.
The payment by the Company of any such  interest  shall not be deemed an  extension of time for payment or a waiver of any Event of Default by the Company.

                  Statements to Purchaser.

                  Not later than the 10th day of each  calendar  month,  the Company  shall furnish to the
Purchaser a Monthly  Remittance  Advice,  with a trial balance  report  attached  thereto,  in the form of
Exhibit F annexed  hereto  electronic  medium  mutually  acceptable  to the  parties  as to the  preceding calendar month and the Due Period in the month of remittance

                  In  addition,  not more than 60 days after the end of each  calendar  year,  the Company shall  furnish  to each  Person  who was a  Purchaser  at any time  during  such  calendar  year an annual statement in accordance  with the  requirements  of applicable  federal income tax law as to the aggregate of remittances  for the applicable  portion of such year.  Nothing in this Section 5.02 shall be deemed to require the Company to prepare any federal income tax return on Internal  Revenue  Service Form 1066, U.S.
Real Estate  Mortgage  Investment  Conduit  Income Tax  Return,  including  Schedule Q thereto,  Quarterly
Notice to Residual  Interest  Holders of REMIC  Taxable  Income or Net Loss  Allocation,  or any successor forms, to be filed on behalf of any REMIC under the REMIC Provisions.

                  Monthly Advances by Company.

                  On the Business Day immediately  preceding each Remittance Date,  either (a) the Company shall  deposit  in the  Custodial  Account  from  its own  funds  or (b) if funds  are on  deposit  in the
Custodial  Account which are not required to be remitted on the related  Remittance  Date, the Company may make an  appropriate  entry in its  records  that such funds shall be applied  toward the related  Monthly
Advance  (provided,  that any funds so applied shall be replaced by the Company no later than the Business
Day  immediately  preceding the next Remittance  Date), in each case, in an aggregate  amount equal to all
Monthly  Payments  (with  interest  adjusted to the Mortgage Loan  Remittance  Rate) which were due on the
Mortgage  Loans during the  applicable  Due Period and which were  delinquent  at the close of business on the  immediately  preceding  Determination  Date or which were  deferred  pursuant  to Section  4.01.  The
Company’s  obligation to make such Monthly Advances as to any Mortgage Loan will continue through the last
Monthly  Payment due prior to the payment in full of the  Mortgage  Loan,  or through the last  Remittance
Date prior to the Remittance Date for the  distribution of all Liquidation  Proceeds and other payments or recoveries (including Insurance Proceeds and Condemnation Proceeds) with respect to the Mortgage Loan.

                   In no event shall the Company be obligated  to make an advance  under this section 5.03 if at the time of such advance it deems such advance to be  non-recoverable.  The Company  shall  promptly deliver an officer’s  certificate to the Purchaser upon determining  that any advance is  non-recoverable.
In the event that upon  liquidation of the Mortgage Loan, the  Liquidation  Proceeds are  insufficient  to reimburse the Company for any Monthly  Advances,  the Company  shall notify the related  Purchaser of such shortfall by registered mail with sufficient  supporting  documentation and shall have the right to deduct such shortfall from the next remittance to be paid to the related Purchaser.

                                       GENERAL SERVICING PROCEDURES

                  Transfers of Mortgaged Property.

                  The  Company  shall  use  its  best  efforts  to  enforce  any  “due-on-sale”  provision contained  in any Mortgage or Mortgage  Note and to deny  assumption  by the person to whom the  Mortgaged
Property  has been or is about to be sold  whether by absolute  conveyance  or by  contract  of sale,  and whether or not the  Mortgagor  remains  liable on the Mortgage and the Mortgage  Note.  When the Mortgaged
Property has been conveyed by the  Mortgagor,  the Company  shall,  to the extent it has knowledge of such conveyance,  exercise its rights to accelerate the maturity of such Mortgage Loan under the  “due-on-sale”
clause  applicable  thereto,  provided,  however,  that the  Company  shall not  exercise  such  rights if prohibited  by law from doing so or if the  exercise of such rights would impair or threaten to impair any recovery under the related PMI or LPMI Policy, if any.

                  If the Company  reasonably  believes it is unable under  applicable  law to enforce such
“due-on-sale”  clause, the Company shall enter into (i) an assumption and modification  agreement with the person to whom such property has been  conveyed,  pursuant to which such person  becomes  liable under the
Mortgage  Note and the  original  Mortgagor  remains  liable  thereon or (ii) in the event the  Company is unable under  applicable law to require that the original  Mortgagor remain liable under the Mortgage Note and the  Company  has the prior  consent of the primary  mortgage  guaranty  insurer,  a  substitution  of liability  agreement  with  the  purchaser  of the  Mortgaged  Property  pursuant  to which  the  original
Mortgagor is released  from  liability  and the  purchaser of the  Mortgaged  Property is  substituted  as
Mortgagor and becomes  liable under the Mortgage  Note.  If an assumption  fee is collected by the Company for entering  into an  assumption  agreement,  a portion of such fee, up to an amount equal to one percent
(1.0%) of the  outstanding  principal  balance of the  related  Mortgage  Loan,  will be  retained  by the
Company as additional servicing  compensation,  and any portion thereof in excess one percent (1.0%) shall be  deposited in the  Custodial  Account for the benefit of the  Purchaser.  In  connection  with any such assumption  or  substitution  of  liability,  neither  the  Mortgage  Interest  Rate borne by the  related
Mortgage  Note, the term of the Mortgage Loan,  the Index,  the Lifetime  Mortgage  Interest Rate Cap, the
Initial Rate Cap or the Gross Margin of any Mortgage Loan,  nor the  outstanding  principal  amount of the
Mortgage Loan shall be changed.

                  To  the  extent  that  any  Mortgage  Loan  is  assumable,  the  Company  shall  inquire diligently into the creditworthiness of the proposed transferee,  and shall use the underwriting  criteria for  approving  the  credit  of the  proposed  transferee  which are used by Fannie  Mae with  respect  to underwriting  mortgage  loans of the same  type as the  Mortgage  Loans.  If the  credit  of the  proposed transferee  does not meet  such  underwriting  criteria,  the  Company  diligently  shall,  to the  extent permitted by the Mortgage or the  Mortgage  Note and by  applicable  law,  accelerate  the maturity of the
Mortgage Loan.

                  Satisfaction of Mortgages and Release of Mortgage Files.

                  Upon the  payment in full of any  Mortgage  Loan,  or the  receipt  by the  Company of a notification  that payment in full will be escrowed in a manner  customary for such purposes,  the Company shall notify the Purchaser in the Monthly  Remittance  Advice as provided in Section 5.02, and may request the release of any Mortgage Loan  Documents.  In connection  with any such prepayment in full, the Company shall comply with all applicable  laws regarding  satisfaction,  release or  reconveyance  with respect to the Mortgage.

                  If the Company  satisfies or releases a Mortgage  without first having obtained  payment in full of the indebtedness  secured by the Mortgage or should the Company otherwise  prejudice any rights the Purchaser may have under the mortgage instruments,  upon written demand of the Purchaser,  the Company shall  repurchase the related  Mortgage Loan at the Repurchase  Price by deposit  thereof in the Custodial
Account  within 2 Business Days of receipt of such demand by the  Purchaser.  The Company  shall  maintain the Fidelity Bond and Errors and Omissions  Insurance  Policy as provided for in Section 4.12 insuring the
Company  against any loss it may sustain  with respect to any Mortgage  Loan not  satisfied in  accordance with the procedures set forth herein.

                  Servicing Compensation.

                  As compensation  for its services  hereunder,  the Company shall be entitled to withdraw from the  Custodial  Account or to retain from interest  payments on the Mortgage  Loans the amount of its
Servicing  Fee. The Servicing Fee shall be payable  monthly and shall be computed on the basis of the same unpaid  principal  balance and for the period  respecting which any related interest payment on a Mortgage
Loan is  computed.  The  Servicing  Fee shall be  payable  only at the time of and with  respect  to those
Mortgage  Loans for which  payment  is in fact made of the  entire  amount  of the  Monthly  Payment.  The obligation  of the  Purchaser  to pay the  Servicing  Fee is limited  to, and  payable  solely  from,  the interest portion of such Monthly Payments collected by the Company.

                  Additional  servicing  compensation  in the  form  of  assumption  fees,  to the  extent provided in Section 6.01,  and late payment  charges and  Prepayment  Penalties,  shall be retained by the
Company to the extent not  required  to be  deposited  in the  Custodial  Account.  The  Company  shall be required to pay all expenses  incurred by it in  connection  with its servicing  activities  hereunder and
shall  not  be  entitled  to   reimbursement   thereof  except  as   specifically   provided  for  herein.
Notwithstanding  anything in this  Agreement to the  contrary,  in the event of a Principal  Prepayment in full, the Company shall not waive,  and shall not permit the waiver of, any Prepayment  Penalty or portion thereof  required by the terms of the related  Mortgage Note unless (i) the Company  determines  that such waiver would maximize  recovery of Liquidations  Proceeds for such Mortgage Loan,  taking into account the value  of  such  Prepayment  Penalty,  or  (ii)  (A)  the  enforeceability  therefore  is  limited  (1) by bankruptcy,  insolvency,  moratorium,  receivership,  or other similar law relating to  creditors’  rights generally or (2) due to  acceleration  in connection  with a foreclosure or other  involuntary  payment or
(B) the enforceability is otherwise limited or prohibited by applicable law.

                  Annual Statement as to Compliance.

                  The Company  shall  deliver to the  Purchaser,  on or before May 31 each year  beginning
May 31,  2003,  an  Officer’s  Certificate,  stating  that (i) a review of the  activities  of the Company during the  preceding  calendar  year and of  performance  under this  Agreement  has been made under such officer’s  supervision,  and (ii) the Company has  complied  fully with the  provisions  of Article II and
Article  IV, and (iii) to the best of such  officer’s  knowledge,  based on such  review,  the Company has fulfilled all its obligations  under this Agreement  throughout such year, or, if there has been a default in the  fulfillment  of any such  obligation,  specifying  each such default known to such officer and the nature and status thereof and the action being taken by the Company to cure such default.

                  Annual Independent Public Accountants’ Servicing Report.

                  On or  before  May  31st of each  year  beginning  May 31,  2003,  the  Company,  at its expense,  shall  cause  a firm of  independent  public  accountants  which  is a  member  of the  American
Institute  of Certified  Public  Accountants  to furnish a statement to each  Purchaser to the effect that such firm has examined  certain  documents and records relating to the servicing of the Mortgage Loans and this  Agreement  and that such firm is of the  opinion  that the  provisions  of Article II and Article IV have  been  complied  with,  and  that,  on the  basis  of such  examination  conducted  substantially  in compliance with the Single Attestation  Program for Mortgage Bankers,  nothing has come to their attention which would indicate that such servicing has not been  conducted in compliance  therewith,  except for (i)
such  exceptions as such firm shall believe to be immaterial,  and (ii) such other  exceptions as shall be set forth in such statement.

                  Right to Examine Company Records.

                  The  Purchaser  shall  have the right to  examine  and  audit any and all of the  books, records,  or other  information  of the Company,  whether held by the Company or by another on its behalf, with respect to or concerning  this  Agreement or the Mortgage  Loans,  during  business  hours or at such other times as may be reasonable under applicable circumstances, upon reasonable advance notice.

                                  AGENCY TRANSFER; PASS-THROUGH TRANSFER

                  Removal of Mortgage Loans from Inclusion Under this Agreement Upon an Agency Transfer, or a Pass-Through Transfer on One or More Reconstitution Dates.

                  The  Purchaser  and the Company  agree that with respect to any  Pass-Through  Transfer,
Whole Loan Transfer or Agency  Transfers,  as applicable,  the Company shall  cooperate with the Purchaser in effecting such  transfers and shall  negotiate in good faith and execute any  Reconstitution  Agreement required to effectuate the foregoing;  provided that, such  Reconstitution  Agreement shall not materially increase the Company’s  obligations or liabilities  hereunder,  nor diminish any of the Company’s  rights, and  provide to any master  servicer or the  trustee,  as  applicable,  and/or the  Purchaser  any and all publicly  available  information  and  appropriate  verification  of  information  which may be reasonably available to the  Company,  whether  through  letters of its  auditors  and counsel or  otherwise,  as the
Purchaser,  trustee or a master  servicer  shall  reasonable  request as to the  related  Mortgage  Loans.
Purchaser shall reimburse  Company for any and all costs or expenses  incurred by Company (i) in obtaining
“accountant  comfort  letters”  with respect to  information  supplied in response to Purchaser  requests,
(ii) in  connection  with any due  diligence  performed in connection  with a  Pass-Through  or Whole Loan
Transfer  or  (iii)  making  the  Mortgage  Loan  Documents  or  Servicing   Files  available  to  parties
participating  in a Pass-Through or Whole Loan Transfer,  including  without  limitation,  shipping costs.
Such information may be included in any disclosure  document  prepared in connection with the Pass-Through
Transfer,  Whole Loan Transfer or Agency Transfer,  as applicable;  provided,  however, that Company shall indemnify the Purchaser  against any liability  arising from any material  omissions or  misstatements  in any  information  supplied by the Company and included in a disclosure  document;  and provided,  further, that the  Purchaser  shall  indemnify  the Company  against any  liability  arising  from any  information included in a disclosure  document  that was not supplied by the Company.  The Company  shall  execute any
Reconstitution  Agreements  required  within a reasonable  period of time after receipt of such agreements which time shall be  sufficient  for the Company  and the  Company’s  counsel to review  such  agreements.
Company  shall use its Best Efforts to complete  such review  within ten (10)  Business  Days after mutual agreement  as to the terms  thereof,  but such time  shall not exceed  fifteen  (15)  Business  Days after mutual agreement as to the terms thereof.

                  The Company shall not be required to restate any  representations  and  warranties as of the  date  of any  Pass-Through  Transfer,  Whole  Loan  Transfer  or  Agency  Transfers  other  than  the representations  and  warranties  set forth in  Section  3.01  (provided,  that the  Company  shall not be required to restate the representation and warranty set forth in Section 3.01(j)).

                  In the event of any Agency  Transfer,  Pass-Through or Whole Loan Transfer,  the Company
shall have no obligation to pay any custodial fees charged by the Agency.

                  Purchaser’s Repurchase and Indemnification Obligations.

                  Upon  receipt by the Company of notice from Fannie Mae,  Freddie Mac or the trustee of a breach of any  Purchaser  representation  or  warranty  contained  in any  Reconstitution  Agreement  or a request  by  Fannie  Mae,  Freddie  Mac or the  trustee,  as the case may be,  for the  repurchase  of any
Mortgage  Loan  transferred  to Fannie Mae or Freddie Mac  pursuant to an Agency  Transfer or to a trustee pursuant to a Pass-Through  Transfer,  the Company shall promptly  notify the Purchaser of same and shall, at the  direction  of the  Purchaser,  use its best  efforts to cure and  correct  any such  breach and to satisfy the requests or concerns of Fannie Mae,  Freddie Mac, or the trustee related to such  deficiencies of the related Mortgage Loans transferred to Fannie Mae, Freddie Mac, or the trustee.

                  The  Purchaser  shall  repurchase  from the Company any  Mortgage  Loan  transferred  to
Fannie Mae or Freddie Mac  pursuant  to an Agency  Transfer  or to a trustee  pursuant  to a  Pass-Through
Transfer  with respect to which the Company has been  required by Fannie Mae,  Freddie Mac, or the trustee to repurchase  due to a breach of a  representation  or warranty made by the Purchaser with respect to the
Mortgage  Loans,  or the servicing  thereof prior to the transfer date to Fannie Mae,  Freddie Mac, or the trustee  in any  Reconstitution  Agreement  and not due to a breach of the  Company’s  representations  or obligations  thereunder or pursuant to this  Agreement.  The repurchase  price to be paid by the Purchaser to the Company shall equal that  repurchase  price paid by the Company to Fannie Mae,  Freddie Mac, or the third party  purchaser plus all reasonable  costs and expenses borne by the Company in connection with the cure of said breach of a  representation  or warranty made by the  Purchaser  and in  connection  with the repurchase  of such  Mortgage  Loan from  Fannie Mae,  Freddie  Mac, or the  trustee,  including,  but not limited to, reasonable and necessary attorneys’ fees.

                  At the  time  of  repurchase,  the  Custodian  and the  Company  shall  arrange  for the reassignment of the repurchased  Mortgage Loan to the Purchaser according to the Purchaser’s  instructions and the delivery to the  Custodian of any documents  held by Fannie Mae,  Freddie Mac, or the trustee with respect to the repurchased Mortgage Loan pursuant to the related  Reconstitution  Agreement.  In the event of a repurchase,  the Company shall,  simultaneously  with such  reassignment,  give written notice to the
Purchaser that such  repurchase has taken place,  and amend the related  Mortgage Loan Schedule to reflect the addition of the  repurchased  Mortgage Loan to this  Agreement.  In connection with any such addition, the  Company  and the  Purchaser  shall be deemed to have made as to such  repurchased  Mortgage  Loan the representations and warranties set forth in this Agreement.

                                           COMPANY TO COOPERATE

                  Provision of Information.

                  During the term of this  Agreement  and provided  such request will cause the Company to violate any  applicable  law or  statute,  the  Company  shall  furnish to the  Purchaser  such  periodic, special,  or other  reports or  information  and copies or  originals  of any  documents  contained in the
Servicing  File for each  Mortgage  Loan,  whether or not  provided  for  herein,  as shall be  necessary, reasonable,  or appropriate with respect to the Purchaser,  any regulatory  requirement  pertaining to the
Purchaser  or the  purposes  of this  Agreement.  All such  reports,  documents  or  information  shall be provided by and in accordance  with all reasonable  instructions  and  directions  which the Purchaser may give.  Purchaser shall pay any costs related to any special reports.

                  The Company shall execute and deliver all such  instruments  and take all such action as the Purchaser may  reasonably  request from time to time, in order to effectuate the purposes and to carry out the terms of this Agreement.

                  Financial Statements; Servicing Facility.

                  In connection with marketing the Mortgage  Loans,  the Purchaser may make available to a prospective  Purchaser a  Consolidated  Statement  of  Operations  of the  Company  for the most  recently completed five fiscal years for which such a statement is available,  as well as a Consolidated  Statement of  Condition  at the end of the  last  two  fiscal  years  covered  by  such  Consolidated  Statement  of
Operations.  The Company also shall make  available any  comparable  interim  statements to the extent any such  statements  have been  prepared by or on behalf of the Company  (and are  available  upon request to members or  stockholders  of the Company or to the public at large).  If it has not  already  done so, the
Company  shall  furnish  promptly  to the  Purchaser  copies  of the  statement  specified  above.  Unless requested the  Purchaser,  the Company  shall not be required to deliver any documents  which are publicly available on EDGAR.

                  The  Company  also  shall  make  available  to  Purchaser  or  prospective  Purchaser  a knowledgeable  financial or accounting  officer for the purpose of answering  questions  respecting recent developments  affecting  the  Company  or the  financial  statements  of the  Company,  and to permit  any prospective  Purchaser to inspect the Company’s  servicing  facilities or those of any Subservicer for the purpose of satisfying such  prospective  Purchaser that the Company and any  Subservicer  have the ability to service the Mortgage Loans as provided in this Agreement.

                                               THE COMPANY

                  Indemnification; Third Party Claims.

                  The Company  shall  indemnify  the  Purchaser  and hold it harmless  against any and all claims, losses, damages, penalties,  fines, and forfeitures,  including, but not limited to reasonable and necessary  legal fees and related  costs,  judgments,  and any other  costs,  fees and  expenses  that the
Purchaser  may  sustain in any way  related to the  failure of the  Company to (a)  perform its duties and service the Mortgage Loans in strict  compliance  with the terms of this  Agreement or any  Reconstitution
Agreement  entered  into  pursuant to Section  7.01,  and/or (b) comply with  applicable  law. The Company immediately  shall  notify  the  Purchaser  if a  claim  is made by a third  party  with  respect  to this
Agreement or any  Reconstitution  Agreement or the  Mortgage  Loans,  shall  promptly  notify  Fannie Mae,
Freddie  Mac,  or the  trustee  with  respect  to any claim  made by a third  party  with  respect  to any
Reconstitution  Agreement,  assume (with the prior written  consent of the  Purchaser)  the defense of any such claim and pay all expenses in  connection  therewith,  including  counsel  fees,  and  promptly  pay, discharge  and  satisfy  any  judgment  or decree in the  amount of $5,000 or less,  which may be  entered against it or the Purchaser in respect of such claim.  The Company  shall follow any written  instructions received from the Purchaser in connection  with such claim.  The Purchaser  promptly  shall  reimburse the
Company for all amounts  advanced by it  pursuant to the  preceding  sentence  except when the claim is in any way related to the Company’s  indemnification  pursuant to Section 3.03, or the failure of the Company to (a) service and  administer the Mortgage  Loans in strict  compliance  with the terms of this Agreement or any Reconstitution Agreement, and/or (b) comply with applicable law.

                  Merger or Consolidation of the Company.

                  The  Company  shall  keep in full  effect its  existence,  rights  and  franchises  as a corporation,  and shall obtain and preserve its  qualification to do business as a foreign  corporation in each  jurisdiction  in which such  qualification  is or shall be  necessary  to protect the  validity  and enforceability  of this  Agreement  or any of the  Mortgage  Loans and to perform  its  duties  under this
Agreement.

                  Any person  into which the  Company may be merged or  consolidated,  or any  corporation resulting  from any merger,  conversion or  consolidation  to which the Company  shall be a party,  or any
Person  succeeding  to the  business of the  Company,  shall be the  successor  of the Company  hereunder, without  the  execution  or  filing  of any  paper or any  further  act on the part of any of the  parties hereto,  anything  herein to the  contrary  notwithstanding,  provided,  however,  that the  successor  or surviving Person shall be an institution (i) having a net worth of not less than  $25,000,000,  (ii) whose deposits  are insured by the FDIC  through the BIF or the SAIF,  and (iii) which is a Fannie  Mae-approved company in good standing.

                  Limitation on Liability of Company and Others.

                  Neither the  Company  nor any of the  directors,  officers,  employees  or agents of the
Company  shall be under any liability to the  Purchaser  for any action taken or for  refraining  from the taking of any action in good faith  pursuant  to this  Agreement,  or for  errors in  judgment,  provided, however,  that this  provision  shall not protect  the  Company or any such  person  against any Breach of warranties or  representations  made herein,  or failure to perform its  obligations in strict  compliance with any standard of care set forth in this  Agreement,  or any liability which would otherwise be imposed by reason of any breach of the terms and  conditions  of this  Agreement.  The Company  and any  director, officer,  employee or agent of the Company may rely in good faith on any  document of any kind prima facie properly  executed and  submitted by any Person  respecting  any matters  arising  hereunder.  The Company shall not be under any  obligation  to appear  in,  prosecute  or  defend  any legal  action  which is not incidental  to its duties to service the Mortgage  Loans in  accordance  with this  Agreement and which in its opinion may involve it in any expense or  liability,  provided,  however,  that the Company may,  with the consent of the  Purchaser,  undertake  any such action  which it may deem  necessary  or  desirable in respect to this  Agreement  and the rights and duties of the parties  hereto.  In such event,  the Company shall be entitled to  reimbursement  from the Purchaser of the reasonable legal expenses and costs of such action.

                  Limitation on Resignation and Assignment by Company.

                  The  Purchaser  has  entered  into  this  Agreement  with  the  Company  and  subsequent
Purchasers  will purchase the Mortgage Loans in reliance upon the independent  status of the Company,  and the  representations  as to the  adequacy  of its  servicing  facilities,  plant,  personnel,  records and procedures,  its integrity,  reputation and financial standing,  and the continuance  thereof.  Therefore, the Company  shall  neither  assign this  Agreement or the  servicing  hereunder or delegate its rights or duties  hereunder or any portion hereof (to other than a Subservicer) or sell or otherwise  dispose of all or substantially  all of its property or assets without the prior written consent of the Purchaser,  which consent shall be granted or withheld in the sole  discretion of the  Purchaser;  provided,  however,  that the Company may assign its right and  obligations  hereunder to any entity that is directly or  indirectly owned or  controlled  by the Company  and the Company  guarantees  the  performance  by such entity of all obligations hereunder.

                  The  Company  shall not resign  from the  obligations  and duties  hereby  imposed on it except by mutual  consent of the  Company  and the  Purchaser  or upon the  determination  that its duties hereunder  are no longer  permissible  under  applicable  law and such  incapacity  cannot be cured by the
Company.  Any such  determination  permitting  the  resignation  of the Company  shall be  evidenced by an
Opinion of Counsel to such effect  delivered to the  Purchaser  which  Opinion of Counsel shall be in form and substance  acceptable to the Purchaser.  No such resignation  shall become effective until a successor shall have assumed the Company’s  responsibilities  and  obligations  hereunder in the manner  provided in
Section 12.01.

                  Without in any way limiting the  generality  of this Section 9.04, in the event that the
Company  either shall assign this  Agreement or the servicing  responsibilities  hereunder or delegate its duties  hereunder or any portion  thereof (to other than a  Subservicer)  or sell or otherwise  dispose of all or  substantially  all of its property or assets,  without the prior written consent of the Purchaser, then the  Purchaser  shall have the right to terminate  this  Agreement  upon notice given as set forth in
Section 10.01,  without any payment of any penalty or damages and without any liability  whatsoever to the
Company or any third party.

                                                 DEFAULT

                  Events of Default.

                  Each of the following shall constitute an Event of Default on the part of the Company:

                     any  failure by the  Company to remit to the  Purchaser  any  payment  required to be made under the terms of this  Agreement  which  continues  unremedied  for a period of three days after the date upon which  written  notice of such  failure,  requiring  the same to be remedied, shall have been given to the Company by the Purchaser; or

                     failure by the Company duly to observe or perform in any  material  respect any other of the  covenants  or  agreements  on the part of the Company set forth in this  Agreement  which continues  unremedied  for a period  of 30 days  after the date on which  written  notice of such failure,  requiring  the  same to be  remedied,  shall  have  been  given to the  Company  by the
         Purchaser; or

                     failure by the  Company to maintain  its  license to do business in any  jurisdiction where the Mortgage  Property is located if such  license is necessary  for the Company to legally service the related Mortgage Loan; or

                     a decree or order of a court or agency or supervisory  authority having  jurisdiction for the  appointment of a conservator or receiver or liquidator in any  insolvency,  readjustment of debt, including  bankruptcy,  marshaling of assets and liabilities or similar proceedings,  or for the  winding-up or liquidation  of its affairs,  shall have been entered  against the Company and such decree or order shall have  remained in force  undischarged  or unstayed for a period of
         60 days; or

                     the  Company  shall  consent to the  appointment  of a  conservator  or  receiver  or liquidator in any  insolvency,  readjustment  of debt,  marshaling of assets and  liabilities  or similar  proceedings of or relating to the Company or of or relating to all or substantially  all of its property; or

                     the Company shall admit in writing its  inability to pay its debts  generally as they become  due,  file a petition to take  advantage  of any  applicable  insolvency,  bankruptcy  or reorganization  statute,  make  an  assignment  for the  benefit  of its  creditors,  voluntarily suspend  payment of its  obligations or cease its normal  business  operations for three Business
         Days; or

                     the Company ceases to meet the qualifications of a Fannie Mae lender or servicer; or

                     the Company fails to maintain a minimum net worth of $25,000,000; or

                     the Company attempts to assign its right to servicing  compensation  hereunder or the
         Company  attempts,  without the consent of the Purchaser,  to sell or otherwise dispose of all or substantially  all of its  property  or assets  or to  assign  this  Agreement  or the  servicing responsibilities  hereunder or to delegate its duties  hereunder or any portion thereof (to other than a Subservicer) in violation of Section 9.04.

                  In each and  every  such  case,  so long as an  Event of  Default  shall  not have  been remedied,  in addition to whatsoever rights the Purchaser may have at law or equity to damages,  including injunctive  relief and specific  performance,  the  Purchaser,  by notice in writing to the  Company,  may terminate all the rights and  obligations  of the Company under this  Agreement and in and to the Mortgage
Loans and the proceeds thereof.

                  Upon  receipt by the Company of such  written  notice,  all  authority  and power of the
Company under this Agreement,  whether with respect to the Mortgage Loans or otherwise,  shall pass to and be vested in the successor  appointed  pursuant to Section 12.01. Upon written request from any Purchaser, the Company shall  prepare,  execute and deliver to the successor  entity  designated by the Purchaser any and all documents and other instruments,  place in such successor’s  possession all Mortgage Files, and do or cause to be done all other acts or things  necessary  or  appropriate  to effect the  purposes  of such notice of  termination,  including  but not limited to the transfer and  endorsement  or assignment of the
Mortgage  Loans and related  documents,  at the Company’s sole expense.  The Company shall  cooperate with the  Purchaser and such  successor in effecting the  termination  of the  Company’s  responsibilities  and rights hereunder,  including without  limitation,  the transfer to such successor for administration by it of all cash  amounts  which  shall at the time be  credited  by the  Company to the  Custodial  Account or
Escrow Account or thereafter received with respect to the Mortgage Loans.

                  Waiver of Defaults.

                  By a written  notice,  the  Purchaser  may  waive  any  default  by the  Company  in the performance of its obligations  hereunder and its  consequences.  Upon any waiver of a past default,  such default  shall cease to exist,  and any Event of Default  arising  therefrom  shall be deemed to have been remedied for every  purpose of this  Agreement.  No such waiver shall  extend to any  subsequent  or other default or impair any right consequent thereon except to the extent expressly so waived.

                                               TERMINATION

                  Termination.

                  This  Agreement  shall  terminate  upon  either:  (i) the later of the final  payment or other  liquidation  (or any advance with respect  thereto) of the last Mortgage Loan or the disposition of any REO Property  with respect to the last Mortgage  Loan and the  remittance of all funds due  hereunder;
or (ii) mutual consent of the Company and the Purchaser in writing.

                  Termination Without Cause.

                  The  Purchaser  may  terminate,  at its sole  option,  any rights the  Company  may have hereunder,  without cause, as provided in this Section 11.02.  Any such notice of termination  shall be in writing and delivered to the Company by registered mail as provided in Section 12.05.

                  In the event the  Purchaser  terminates  the Company  without cause with respect to some or all of the Mortgage  Loans,  the Purchaser shall be required to pay to the Company a Termination Fee in an amount equal to 2.0% of the outstanding  principal  balance of the terminated  Mortgage Loans as of the date of such termination.

                                         MISCELLANEOUS PROVISIONS

                  Successor to Company.

                  Prior to termination of the Company’s  responsibilities  and duties under this Agreement pursuant  to Sections  9.04,  10.01,  11.01 (ii) or pursuant to Section  11.02 after the 90 day period has expired,  the Purchaser  shall, (i) succeed to and assume all of the Company’s  responsibilities,  rights, duties and obligations under this Agreement,  or (ii) appoint a successor having the  characteristics  set forth in clauses (i) through  (iii) of Section  9.02 and which shall  succeed to all rights and assume all of the  responsibilities,  duties  and  liabilities  of the  Company  under  this  Agreement  prior to the termination of Company’s  responsibilities,  duties and liabilities  under this  Agreement.  In connection with such  appointment and assumption,  the Purchaser may make such  arrangements  for the compensation of such successor out of payments on Mortgage Loans as it and such successor  shall agree.  In the event that the  Company’s  duties,  responsibilities  and  liabilities  under  this  Agreement  should be  terminated pursuant to the  aforementioned  sections,  the Company shall  discharge such duties and  responsibilities during the period  from the date it  acquires  knowledge  of such  termination  until the  effective  date thereof with the same degree of  diligence  and  prudence  which it is  obligated  to exercise  under this
Agreement,  and shall take no action  whatsoever  that might impair or  prejudice  the rights or financial condition of its  successor.  The  resignation  or removal of the Company  pursuant to the  aforementioned sections shall not become  effective until a successor  shall be appointed  pursuant to this Section 12.01 and shall in no event  relieve  the  Company  of the  representations  and  warranties  made  pursuant  to
Sections 3.01 and 3.02 and the remedies  available to the Purchaser  under Sections 3.03,  3.04,  3.05 and
3.07, it being  understood and agreed that the provisions of such Sections 3.01,  3.02,  3.03,  3.04, 3.05 and 3.07 shall be applicable to the Company  notwithstanding  any such sale,  assignment,  resignation  or termination of the Company, or the termination of this Agreement.

                  Any successor  appointed as provided  herein shall execute,  acknowledge  and deliver to the Company and to the Purchaser an instrument  accepting such  appointment,  wherein the successor  shall make the  representations  and warranties set forth in Section 3.01,  except for subsections (f), (h), (i)
and (k) thereof,  whereupon such successor shall become fully vested with all the rights,  powers, duties, responsibilities,  obligations and liabilities of the Company,  with like effect as if originally named as a party  to this  Agreement.  Any  termination  or  resignation  of the  Company  or  termination  of this
Agreement  pursuant to Section 9.04, 10.01,  11.01 or 11.02 shall not affect any claims that any Purchaser may have  against the Company  arising  out of the  Company’s  actions or failure to act prior to any such termination or resignation.

                  The  Company  shall  deliver  promptly  to  the  successor  servicer  the  Funds  in the
Custodial  Account and Escrow Account and all Mortgage Files and related  documents and statements held by it hereunder and the Company  shall  account for all funds and shall execute and deliver such  instruments and do such  other  things as may  reasonably  be  required  to more  fully and  definitively  vest in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Company.

                  Upon a successor’s  acceptance of  appointment as such, the Company shall notify by mail the Purchaser of such appointment in accordance with the procedures set forth in Section 12.05.

                  Amendment.

                  This  Agreement  may be amended  from time to time by the Company and the  Purchaser  by written agreement signed by the Company and the Purchaser.

                  Governing Law.

                  This Agreement  shall be construed in accordance  with the laws of the State of New York and the obligations,  rights and remedies of the parties  hereunder shall be determined in accordance with such laws.

                  Duration of Agreement.

                  This  Agreement  shall  continue in  existence  and effect  until  terminated  as herein provided. This Agreement shall continue notwithstanding transfers of the Mortgage Loans by the Purchaser.

                  Notices.

                  All  demands,  notices  and  communications  hereunder  shall be in writing and shall be deemed to have been duly given if personally  delivered at or mailed by registered mail,  postage prepaid, addressed as follows:

                     if to the Company:

                           Countrywide Home Loans, Inc.,
                           4500 Park Grenada
                           Calabasas, CA 91302
                           Attention: David Spector

         or such other address as may hereafter be furnished to the Purchaser in writing by the Company;

                     if to Purchaser:

         EMC Mortgage Corporation
                           Mac Arthur Ridge II
                           909 Hidden Ridge Drive, Suite 200
                           Irving, Texas 75014-1358
                           Attention:  Ralene Ruyle

                  Severability of Provisions.

                  If any one or more of the covenants,  agreements,  provisions or terms of this Agreement shall be held invalid for any reason  whatsoever,  then such  covenants,  agreements,  provisions or terms shall  be  deemed  severable  from  the  remaining  covenants,  agreements,  provisions  or  terms of this
Agreement  and shall in no way affect the  validity  or  enforceability  of the other  provisions  of this
Agreement.

                  Relationship of Parties.

                  Nothing herein  contained  shall be deemed or construed to create a partnership or joint venture  between the parties  hereto and the services of the Company  shall be rendered as an  independent contractor and not as agent for the Purchaser.

                  Execution; Successors and Assigns.

                  This  Agreement  may be  executed  in  one or  more  counterparts  and by the  different parties  hereto on  separate  counterparts,  each of  which,  when so  executed,  shall be deemed to be an original;  such counterparts,  together,  shall constitute one and the same agreement.  Subject to Section
8.04,  this Agreement  shall inure to the benefit of and be binding upon the Company and the Purchaser and their respective successors and assigns.

                  Recordation of Assignments of Mortgage.

                  To the extent  permitted  by  applicable  law,  each of the  Assignments  of Mortgage is subject to recordation  in all  appropriate  public offices for real property  records in all the counties or other  comparable  jurisdictions in which any or all of the Mortgaged  Properties are situated,  and in any other  appropriate  public  recording  office or  elsewhere,  such  recordation  to be effected at the
Company’s  expense in the event  recordation is either  necessary under applicable law or requested by the
Purchaser at its sole option accordance with Section 14 of the Purchase Agreement.

                  Assignment by Purchaser.

                  The  Purchaser  shall have the right,  without the consent of the Company but subject to the limit set forth in Section  2.02  hereof,  to assign,  in whole or in part,  its  interest  under this
Agreement  with respect to some or all of the Mortgage  Loans,  and  designate  any person to exercise any rights of the Purchaser hereunder,  by executing an Assignment and Assumption  Agreement  substantially in the form of Exhibit G hereto.  Upon such assignment of rights and assumption of obligations,  the assignee or designee  shall accede to the rights and  obligations  hereunder of the Purchaser  with respect to such
Mortgage  Loans and the  Purchaser  as assignor  shall be released  from all  obligations  hereunder  with respect to such Mortgage Loans from and after the date of such assignment and  assumption.  All references to the Purchaser in this Agreement shall be deemed to include its assignee or designee.

                  No Personal Solicitation.

                  From and after the related  Closing  Date,  the Company  hereby  agrees that it will not take any action or permit or cause any action to be taken by any of its  agents or  affiliates,  or by any independent  contractors  or  independent  mortgage  brokerage  companies  on  the  Company’s  behalf,  to personally,  by  telephone  or mail,  solicit the  Mortgagor  under any  Mortgage  Loan for the purpose of refinancing  such  Mortgage  Loan;  provided,  that the Company may  solicit  any  Mortgagor  for whom the
Company  has  received a request  for  verification  of  mortgage,  a request  for demand  for  payoff,  a mortgagor  initiated  written or verbal  communication  indicating a desire to prepay the related Mortgage
Loan,  or the mortgagor  initiates a title  search,  provided  further,  it is understood  and agreed that promotions  undertaken  by the  Company or any of its  affiliates  which (i)  concern  optional  insurance products or other  additional  projects,  (ii) are  directed to the  general  public at large,  including, without  limitation,  mass mailings based on commercially  acquired  mailing lists,  newspaper,  radio and television  advertisements,  (iii) are directed to mortgagors who have a specific type of mortgage  (i.e., balloon Mortgage Loans,  LIBOR Mortgage Loans,  etc.) or (iv) directed to those mortgagors whose mortgages fall within specific interest rate ranges shall not constitute  solicitation  under this Section 12.11 nor is the Company  prohibited from responding to unsolicited  requests or inquiries made by a Mortgagor or an agent of a Mortgagor.  Notwithstanding the foregoing,  the following  solicitations,  if undertaken by the
Company  or any  affiliate  of the  Company,  shall  not be  prohibited  under  this  Section  12.11:  (i)
solicitations  that are  directed to the general  public at large,  including,  without  limitation,  mass mailings based on  commercially  acquired  mailing lists and newspaper,  radio,  television and other mass media  advertisements;  (ii) borrower  messages  included on, and statement  inserts  provided  with,  the monthly statements sent to Mortgagors;  provided,  however,  that similar messages and inserts are sent to the borrowers of other mortgage loans serviced by the Company.

                  IN WITNESS  WHEREOF,  the Company and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

                                                          EMC MORTGAGE CORPORATION

                                                          By: _____________________________________________________

                                                          Name: Ralene Ruyle

                                                          Title:   President

                                                          COUNTRYWIDE HOME LOANS, INC.

                                                          By: _____________________________________________________

                                                          Name: ___________________________________________________

                                                          Title: __________________________________________________

STATE OF NEW YORK                   )
                                    ) ss.:
COUNTY OF __________                )

                  On the __ day of  ________,  200_  before  me, a Notary  Public  in and for said  State, personally appeared ________,  known to me to be Vice President of EMC Mortgage  Corporation,  the federal savings  association  that  executed  the  within  instrument  and also  known to me to be the  person who executed it on behalf of said  corporation,  and  acknowledged  to me that such  corporation  executed the within instrument.

                  IN WITNESS  WHEREOF,  I have  hereunto  set my hand  affixed my office  seal the day and year in this certificate first above written.

                                                          ________________________________________________________
                                                          Notary Public

                                                          My Commission expires ___________________________________

STATE OF                            )
                                    ) ss.:
COUNTY OF __________                )

                  On the __ day of  _______,  200_  before  me, a  Notary  Public  in and for said  State, personally  appeared  __________,  known to me to be  ______________  of Countrywide Home Loans,  Inc. the
corporation  that executed the within  instrument and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

                  IN WITNESS  WHEREOF,  I have  hereunto  set my hand  affixed my office  seal the day and year in this certificate first above written.

                                                          _________________________________________________________
                                                          Notary Public

                                                          My Commission expires ___________________________________

                                                EXHIBIT A

                                          MORTGAGE LOAN SCHEDULE

                                                EXHIBIT B

                                      CONTENTS OF EACH MORTGAGE FILE

                  With  respect  to each  Mortgage  Loan,  the  Mortgage  File shall  include  each of the following items,  which shall be available for inspection by the Purchaser and any prospective  Purchaser, and which shall be retained by the Company in the Servicing  File or delivered to the  Custodian  pursuant to Section  2.01 and 2.03 of the  Seller’s  Warranties  and  Servicing  Agreement to which this Exhibit is attached (the “Agreement”):

         1.       The original  Mortgage Note bearing all intervening  endorsements,  endorsed “Pay to the order of  _________  without  recourse”  and  signed  in the name of the  Company  by an authorized  officer (in the event that the Mortgage  Loan was acquired by the Company in a merger,  the signature must be in the following form:  “Countrywide Home Loans,  Inc., successor by merger to [name of  predecessor]”;  and in the event that the Mortgage Loan was acquired or originated by the Company while doing  business  under another name, the signature must be in the following form:  “Countrywide Home Loans, Inc.,  formerly known as [previous name]”).

         2.       The original of any guarantee executed in connection with the Mortgage Note (if any).

         3.       The original  Mortgage,  with evidence of recording  thereon.  If in connection with any
                  Mortgage  Loan,  the  Company  cannot  deliver  or cause to be  delivered  the  original
                  Mortgage  with  evidence of  recording  thereon on or prior to the related  Closing Date because of a delay caused by the public  recording  office where such  Mortgage has been delivered  for  recordation  or because  such  Mortgage  has been lost or  because  such public  recording  office  retains the original  recorded  Mortgage,  the Company  shall deliver  or cause to be  delivered  to the  Custodian,  a  photocopy  of such  Mortgage, together  with (i) in the case of a delay  caused by the  public  recording  office,  an
                  Officer’s  Certificate of the Company  stating that such Mortgage has been dispatched to the appropriate  public recording office for recordation and that the original  recorded
                  Mortgage or a copy of such Mortgage  certified by such public  recording  office to be a true and complete copy of the original recorded  Mortgage will be promptly  delivered to the  Custodian  upon receipt  thereof by the Company;  or (ii) in the case of a Mortgage where a public  recording office retains the original  recorded  Mortgage or in the case where a Mortgage  is lost after  recordation  in a public  recording  office,  a copy of such  Mortgage  certified  by such  public  recording  office or by the title  insurance company  that issued the title  policy to be a true and  complete  copy of the  original recorded Mortgage.

         4.       The originals of all assumption,  modification,  consolidation or extension  agreements, with evidence of recording thereon.

         5.       The  original  Assignment  of Mortgage for each  Mortgage  Loan,  in form and  substance acceptable for recording,  delivered in blank.  If the Mortgage Loan was acquired by the
                  Company in a merger,  the  Assignment  of  Mortgage  must be made by  “Countrywide  Home
                  Loans,  Inc.,  successor by merger to [name of  predecessor].”  If the Mortgage Loan was acquired or  originated  by the Company while doing  business  under  another name,  the
                  Assignment of Mortgage  must be by  “Countrywide  Home Loans,  Inc.,  formerly  known as
                  [previous name].”

         6.       Originals of all  intervening  assignments  of the Mortgage  with  evidence of recording thereon,  or if  any  such  intervening  assignment  has  not  been  returned  from  the applicable  recording  office  or has  been  lost or if  such  public  recording  office retains the original  recorded  assignments  of mortgage,  the Company  shall deliver or cause to be delivered to the  Custodian,  a photocopy  of such  intervening  assignment, together  with (i) in the case of a delay  caused by the  public  recording  office,  an
                  Officer’s  Certificate  of the  Company  stating  that such  intervening  assignment  of
                  mortgage  has  been  dispatched  to  the  appropriate   public   recording   office  for
                  recordation  and that such  original  recorded  intervening  assignment of mortgage or a copy of such  intervening  assignment of mortgage  certified by the  appropriate  public recording  office or by the title  insurance  company that issued the title policy to be a true and complete  copy of the original  recorded  intervening  assignment of mortgage will be promptly  delivered to the  Custodian  upon receipt  thereof by the Company;  or
                  (ii) in the case of an intervening  assignment  where a public  recording office retains the  original  recorded  intervening  assignment  or in the case  where  an  intervening assignment  is lost  after  recordation  in a public  recording  office,  a copy of such intervening  assignment  certified  by such  public  recording  office  to be a true and complete copy of the original recorded intervening assignment.

         7.       The original  mortgagee  policy of title  insurance or  attorney’s  opinion of title and abstract of title.

         8.       Any security  agreement,  chattel mortgage or equivalent executed in connection with the
                  Mortgage.

         9.       The original hazard  insurance  policy and, if required by law, flood insurance  policy, in accordance with Section 4.10 of the Agreement.

         10.      Residential loan application.

         11.      Mortgage Loan closing statement.

         12.      Verification of employment and income.

         13.      Verification of acceptable evidence of source and amount of downpayment.

         14.      Credit report on the Mortgagor.

         15.      Residential appraisal report.

         16.      Photograph of the Mortgaged Property.

         17.      Survey of the Mortgaged Property.

         18.      Copy of each  instrument  necessary  to complete  identification  of any  exception  set forth in the exception  schedule in the title policy,  i.e., map or plat,  restrictions, easements, sewer agreements, home association declarations, etc.

         19.      All required disclosure statements.

         20.      If available,  termite  report,  structural  engineer’s  report,  water  potability  and septic certification.

         21.      Sales contract.

         22.      Tax receipts,  insurance premium receipts,  ledger sheets,  payment history from date of
                  origination,   insurance   claim   files,   correspondence,   current   and   historical
                  computerized data files, and all other  processing,  underwriting and closing papers and records which are  customarily  contained in a mortgage loan file and which are required to document the Mortgage Loan or to service the Mortgage Loan.

                  In the event an  Officer’s  Certificate  of the Company is  delivered  to the  Custodian because of a delay caused by the public recording office in returning any recorded  document,  the Company shall deliver to the  Custodian,  within 180 days of the related  Closing  Date, an Officer’s  Certificate which shall (i)  identify  the  recorded  document,  (ii) state that the  recorded  document  has not been delivered to the Custodian due solely to a delay caused by the public  recording  office,  (iii) state the amount of time  generally  required  by the  applicable  recording  office to record and return a document submitted for recordation,  and (iv) specify the date the applicable  recorded  document will be delivered to the  Custodian.  The Company  shall be required to deliver to the  Custodian  the  applicable  recorded document by the date  specified in (iv) above.  An  extension  of the date  specified in (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

                                                EXHIBIT C

                                         MORTGAGE LOAN DOCUMENTS

                  The Mortgage  Loan  Documents for each Mortgage Loan shall include each of the following items, which shall be delivered to the Custodian  pursuant to Section 2.01 of the Seller’s  Warranties and
Servicing Agreement to which this Exhibit is annexed (the “Agreement”):

                  23. the original  Mortgage Note bearing all intervening  endorsements,  endorsed “Pay to the order of  ___________,  without  recourse”  and  signed in the name of the  Company  by an  authorized officer.  To the  extent  that there is no room on the face of the  Mortgage  Note for  endorsements,  the endorsement may be contained on an allonge,  if state law so allows.  If the Mortgage Loan was acquired by the Company in a merger,  the endorsement must be by “Countrywide  Home Loans,  Inc.,  successor by merger to [name of  predecessor].”  If the Mortgage  Loan was acquired or  originated  by the Company while doing business under another name, the endorsement must be by “Countrywide Home Loans,  Inc.,  formerly known as
[previous name]”;

                  24. the original of any guarantee executed in connection with the Mortgage Note;

                  25. the  original  Mortgage  with  evidence  of  recording  thereon,  and  the  original recorded power of attorney,  if the Mortgage was executed  pursuant to a power of attorney,  with evidence of recording thereon;

                  26. the  originals  of  all  assumption,   modification,   consolidation   or  extension
agreements, with evidence of recording thereon;

                  27. the original  Assignment of Mortgage for each  Mortgage  Loan, in form and substance acceptable for recording,  delivered in blank,  or the original  Assignment of Mortgage in recordable form into MERS. If the Mortgage Loan was acquired by the Company in a merger,  the  Assignment of Mortgage must be made by  “Countrywide  Home  Loans,  Inc.,  successor  by  merger  to  [name of  predecessor].”  If the
Mortgage  Loan was acquired or  originated by the Company  while doing  business  under another name,  the
Assignment of Mortgage must be by “Countrywide Home Loans, Inc., formerly known as [previous name];”

                  28. the  originals  of  all  intervening   assignments  of  mortgage  with  evidence  of
recording thereon, including warehousing assignments, if any;

                  29. the original mortgagee title insurance policy;

                  30. such other documents as the Purchaser may require.

                                               EXHIBIT D-1

                                     CUSTODIAL ACCOUNT CERTIFICATION

                                                                               _____________________, 200_

                  Countrywide  Home Loans,  Inc.  hereby  certifies  that it has  established  the account described below as a Custodial  Account pursuant to Section 4.04 of the Seller’s  Warranties and Servicing
Agreement, dated as of September 1, 2002, Residential Adjustable Rate Mortgage Loans.

Title of Account: Countrywide Home Loans, Inc. in trust for the Purchaser

Account Number:   _______________

Address of office or branch
of the Company at
which Account is maintained:

                                                          Countrywide Home Loans, Inc.

                                                          Company

                                                          By: _____________________________________________________

                                                          Name: ___________________________________________________

                                                          Title: __________________________________________________

                                               EXHIBIT D-2

                                    CUSTODIAL ACCOUNT LETTER AGREEMENT

                                                                                   _________________, 200_

To:      _________________________________________________

__________________________________________________________

__________________________________________________________
         (the “Depository”)

                  As  Company  under  the  Seller’s  Warranties  and  Servicing  Agreement,  dated  as  of
September 1, 2002, Residential  Adjustable Rate Mortgage Loans (the “Agreement”),  we hereby authorize and request you to establish an account,  as a Custodial  Account  pursuant to Section 4.04 of the  Agreement, to be  designated  as  “[Servicer]  in trust for the  Purchaser -  Residential  Adjustable  Rate  Mortgage
Loans.” All  deposits in the  account  shall be subject to  withdrawal  therefrom  by order  signed by the
Company.  You may refuse any deposit which would result in violation of the  requirement  that the account be fully  insured as described  below.  This letter is submitted to you in duplicate.  Please  execute and return one original to us.

                                                          [COUNTRYWIDE HOME LOANS, INC.]

                                                          By: _____________________________________________________

                                                          Name: ___________________________________________________

                                                          Title: __________________________________________________

                                                          Date:____________________________________________________

                  The undersigned,  as Depository,  hereby certifies that the above described  account has been established  under Account Number  __________,  at the office of the Depository  indicated above, and agrees to honor  withdrawals on such account as provided above.  The full amount  deposited at any time in the account will be insured by the Federal Deposit Insurance  Corporation  through the Bank Insurance Fund
(“BIF”) or the Savings Association Insurance Fund (“SAIF”).

                                                          _________________________________________________________
                                                          Depository

                                                          By: _____________________________________________________

                                                          Name: ___________________________________________________

                                                          Title: __________________________________________________

                                                          Date:____________________________________________________

                                               EXHIBIT E-1

                                       ESCROW ACCOUNT CERTIFICATION

                                                                                  __________________, 200_

                  Countrywide  Home Loans,  Inc.  hereby  certifies  that it has  established  the account described  below as an Escrow  Account  pursuant to Section 4.06 of the Seller’s  Warranties and Servicing
Agreement, dated as of September 1, 2002, Residential Adjustable Rate Mortgage Loans.

Title of Account:_“Countrywide Home Loans, Inc. in trust for the Purchaser and various Mortgagors.”

Account Number:__________________

Address of office or branch
of the Company at
which Account is maintained:

                                                          [COUNTRYWIDE HOME LOANS, INC.]

                                                          By: _____________________________________________________

                                                          Name: ___________________________________________________

                                                          Title: __________________________________________________

                                                  E-2-53

                                               EXHIBIT E-2

                                     ESCROW ACCOUNT LETTER AGREEMENT

                                                                                 ___________________, 200_

To:      _________________________________________________

__________________________________________________________

__________________________________________________________
         (the “Depository”)

                  As  Company  under  the  Seller’s  Warranties  and  Servicing  Agreement,  dated  as  of
September 1, 2002 Residential  Adjustable Rate Mortgage Loans (the  “Agreement”),  we hereby authorize and request you to establish an account,  as an Escrow Account  pursuant to Section 4.07 of the Agreement,  to be designated as “[Servicer],  in trust for the Purchaser - Residential  Adjustable Rate Mortgage  Loans.”
All deposits in the account shall be subject to withdrawal  therefrom by order signed by the Company.  You may refuse any deposit  which  would  result in  violation  of the  requirement  that the account be fully insured as described  below.  This letter is submitted to you in duplicate.  Please execute and return one original to us.

                                                          [COUNTRYWIDE HOME LOANS, INC.]

                                                          By: _____________________________________________________

                                                          Name: ___________________________________________________

                                                          Title: __________________________________________________

                                                          Date:____________________________________________________

                  The undersigned,  as Depository,  hereby certifies that the above described  account has been  established  under Account  Number  ______,  at the office of the Depository  indicated  above,  and agrees to honor  withdrawals on such account as provided above.  The full amount  deposited at any time in the account will be insured by the Federal Deposit Insurance  Corporation  through the Bank Insurance Fund
(“BIF”) or the Savings Association Insurance Fund (“SAIF”).

                                                          _________________________________________________________
                                                          Depository

                                                          By: _____________________________________________________

                                                          Name: ___________________________________________________

                                                          Title: __________________________________________________

                                                          Date:____________________________________________________

                                                EXHIBIT F

                                        MONTHLY REMITTANCE ADVICE

                                                EXHIBIT G

                                        ASSIGNMENT AND ASSUMPTION

                                                                                   _________________, 200_

                  ASSIGNMENT        AND        ASSUMPTION,        dated        __________,         between
__________________________________,    a    ___________________    corporation   having   an   office   at
__________________  (“Assignor”) and  _________________________________,  a __________________ corporation having an office at __________________ (“Assignee”):

                  For  and  in  consideration  of the  sum of TEN  DOLLARS  ($10.00)  and  other  valuable consideration  the receipt and sufficiency of which hereby are  acknowledged,  and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

                  (vii)    The  Assignor  hereby  grants,  transfers  and assigns to  Assignee  all of the right,  title and interest of Assignor,  as purchaser,  in, to and under that certain Seller’s  Warranties and  Servicing  Agreement,  Residential  Adjustable  Rate Mortgage  Loans (the  “Seller’s  Warranties  and
Servicing  Agreement”),  dated as of  September  1, 2002,  by and between EMC  Mortgage  Corporation  (the
“Purchaser”),  and  Countrywide  Home Loans,  Inc.  (the  “Company”),  and the  Mortgage  Loans  delivered thereunder by the Company to the Assignor.

                  (viii)   The Assignor warrants and represents to, and covenants with, the Assignee that:

                  a.  The  Assignor  is the  lawful  owner of the  Mortgage  Loans  with the full right to transfer the Mortgage Loans free from any and all claims and encumbrances whatsoever;

                  b.  The  Assignor  has not  received  notice of, and has no  knowledge  of, any offsets, counterclaims  or other  defenses  available to the Company with  respect to the Seller’s  Warranties  and
Servicing Agreement or the Mortgage Loans;

                  c.  The  Assignor  has not  waived  or  agreed  to any  waiver  under,  or agreed to any amendment or other  modification  of, the Seller’s  Warranties  and  Servicing  Agreement,  the  Custodial
Agreement or the Mortgage Loans,  including without  limitation the transfer of the servicing  obligations under the Seller’s  Warranties  and  Servicing  Agreement.  The Assignor has no knowledge  of, and has not received  notice of, any waivers under or amendments or other  modifications  of, or assignments of rights or obligations under, the Seller’s Warranties and Servicing Agreement or the Mortgage Loans; and

                  d.  Neither  the  Assignor  nor anyone  acting on its behalf has  offered,  transferred, pledged,  sold or otherwise  disposed of the  Mortgage  Loans,  any interest in the Mortgage  Loans or any other  similar  security  to,  or  solicited  any  offer to buy or  accept  a  transfer,  pledge  or other disposition  of the  Mortgage  Loans,  any interest in the Mortgage  Loans or any other  similar  security from,  or otherwise  approached  or  negotiated  with respect to the Mortgage  Loans,  any interest in the
Mortgage  Loans or any other  similar  security  with,  any  person  in any  manner,  or made any  general solicitation  by means of general  advertising  or in any other  manner,  or taken any other  action which would  constitute a distribution  of the Mortgage Loans under the Securities Act of 1933 (the “33 Act”) or which  would  render the  disposition  of the  Mortgage  Loans a  violation  of Section 5 of the 33 Act or require registration pursuant thereto.

                  (ix)The Assignee  warrants and represents  to, and covenants  with, the Assignor and the
Company that:

                  e.  The Assignee  agrees to be bound, as Purchaser,  by all of the terms,  covenants and conditions  of the Seller’s  Warranties  and  Servicing  Agreement,  the Mortgage  Loans and the Custodial
Agreement,  and from and after the date  hereof,  the  Assignee  assumes  for the  benefit  of each of the
Company and the Assignor all of the Assignor’s obligations as Purchaser thereunder;

                  f.  The Assignee  understands  that the Mortgage  Loans have not been  registered  under the 33 Act or the securities laws of any state;

                  g.  The purchase  price being paid by the Assignee for the Mortgage  Loans are in excess of $250,000 and will be paid by cash remittance of the full purchase price within 60 days of the sale;

                  h.  The Assignee is  acquiring  the Mortgage  Loans for  investment  for its own account only and not for any other person.  In this connection,  neither the Assignee nor any Person authorized to act therefor has offered the Mortgage Loans by means of any general  advertising  or general  solicitation within the meaning of Rule 502(c) of U.S.  Securities and Exchange  Commission  Regulation D,  promulgated under the 1933 Act;

                  i.  The Assignee considers itself a substantial,  sophisticated  institutional  investor having such  knowledge and  experience in financial and business  matters that it is capable of evaluating the merits and risks of investment in the Mortgage Loans;

                  j.  The Assignee has been  furnished with all  information  regarding the Mortgage Loans that it has requested from the Assignor or the Company;

                  k.  Neither  the  Assignee  nor anyone  acting on its behalf has  offered,  transferred, pledged,  sold or otherwise  disposed of the  Mortgage  Loans,  any interest in the Mortgage  Loans or any other  similar  security  to,  or  solicited  any  offer to buy or  accept  a  transfer,  pledge  or other disposition  of the  Mortgage  Loans,  any interest in the Mortgage  Loans or any other  similar  security from,  or otherwise  approached  or  negotiated  with respect to the Mortgage  Loans,  any interest in the
Mortgage  Loans or any other  similar  security  with,  any person in any manner which would  constitute a distribution  of the  Mortgage  Loans  under  the 33 Act or which  would  render  the  disposition  of the
Mortgage Loans a violation of Section 5 of the 33 Act or require  registration  pursuant thereto, nor will it act, nor has it  authorized  or will it authorize any person to act, in such manner with respect to the
Mortgage Loans; and

                  l.  Either:  (1) the  Assignee  is not an  employee  benefit  plan  (“Plan”)  within the meaning of section 3(3) of the Employee  Retirement  Income Security Act of 1974, as amended  (“ERISA”) or a plan (also  “Plan”)  within the  meaning of section  4975(e)(1)  of the  Internal  Revenue  Code of 1986
(“Code”),  and the  Assignee is not directly or  indirectly  purchasing  the Mortgage  Loans on behalf of, investment  manager  of, as named  fiduciary  of, as Trustee  of, or with  assets  of, a Plan;  or (2) the
Assignee’s  purchase of the Mortgage Loans will not result in a prohibited  transaction  under section 406 of ERISA or section 4975 of the Code.

                  m.  The  Assignee’s  address for purposes of all notices and  correspondence  related to the Mortgage Loans and the Seller’s Warranties and Servicing Agreement is:

                  ________________________________
                  ________________________________
                  ________________________________

                  Attention:______________________

                  The Assignee’s wire transfer  instructions  for purposes of all remittances and payments related to the Mortgage Loans and the Seller’s Warranties and Servicing Agreement are:

                  ________________________________
                  ________________________________
                  ________________________________

                  IN WITNESS  WHEREOF,  the parties  have  caused this  Assignment  and  Assumption  to be executed by their duly authorized officers as of the date first above written.

_____________________________________________________        _____________________________________________________
Assignor                                                     Assignee
By:__________________________________________________        By: _________________________________________________

Its:_________________________________________________        Its: ________________________________________________

                                                EXHIBIT H

                                         UNDERWRITING GUIDELINES

                                                EXHIBIT I

                                         ACKNOWLEDGMENT AGREEMENT

                  On this ____ day of ____________,  200_, EMC Mortgage Corporation,  (the “Purchaser”) as
the Purchaser  under that certain  Seller’s  Warranties and Servicing  Agreement  dated as of September 1,
2002,  (the  “Agreement”),  does hereby  contract  with  Countrywide  Home Loans Inc.  (the  “Company”) as
Company under the Agreement,  for the servicing  responsibilities  related to the Mortgage Loans listed on
the  related  Mortgage  Loan  Schedule   attached  hereto.   The  Company  hereby  accepts  the  servicing
responsibilities  transferred  hereby  and on the  date  hereof  assumes  all  servicing  responsibilities related to the Mortgage  Loans  identified on the related  Mortgage  Loan Schedule all in accordance  with the  Agreement.  The  contents of each  Servicing  File  required to be  delivered to service the Mortgage
Loans  pursuant  to the  Agreement  have been or shall be  delivered  to the Company by the  Purchaser  in accordance with the terms of the Agreement.

                  With respect to the Mortgage  Loans made subject to the  Agreement  hereby,  the related
Closing Date shall be ___________________.

                  All other terms and conditions of this transaction shall be governed by the Agreement.

                  Capitalized  terms used herein and not  otherwise  defined  shall have the  meanings set forth in the Agreement.

                  This  Acknowledgment   Agreement  may  be  executed  simultaneously  in  any  number  of counterparts.  Each  counterpart  shall be  deemed  to be an  original,  and all such  counterparts  shall constitute one and the same instrument.

                  IN WITNESS  WHEREOF,  the Purchaser and the Company have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

                                                              PURCHASER:
                                            EMC MORTGAGE CORPORATION

                                                              By:__________________________
                                            Name:________________________
                                            Title:_______________________

                                             SELLER:
                                            COUNTRYWIDE HOME LOANS, INC.

                                                              By:__________________________
                                            Name:________________________
                                            Title:_______________________

                                             AMENDMENT REG AB
                       TO THE MASTER MORTGAGE LOAN PURCHASEAND SERVICING AGREEMENT

                  This is  Amendment  Reg AB  (“Amendment  Reg AB”),  dated as of January 1, 2006,  by and between EMC Mortgage  Corporation (the  “Purchaser”),  and Countrywide Home Loans, Inc. (the “Company”) to
that certain  Seller’s  Warranties and Servicing  Agreement]  dated as of September 1, 2002 by and between the Company and the Purchaser (as amended, modified or supplemented, the “Existing Agreement”).

W I T N E S S E T H

                  WHEREAS,  the  Company  and  the  Purchaser  have  agreed,  subject  to  the  terms  and conditions  of this  Amendment  Reg AB that the  Existing  Agreement  be amended to  reflect  agreed  upon revisions to the terms of the Existing Agreement.

                  Accordingly,  the  Company and the  Purchaser  hereby  agree,  in  consideration  of the mutual  premises and mutual  obligations set forth herein,  that the Existing  Agreement is hereby amended as follows:

1.       Capitalized  terms used herein but not  otherwise  defined  shall have the  meanings set forth in the Existing  Agreement.  The Existing Agreement is hereby amended by adding the following  definitions in their proper alphabetical order:

         Commission:  The United States Securities and Exchange Commission.

         Company Information:  As defined in Section 2(g)(i)(A)(1).

         Depositor:  The  depositor,  as such term is  defined  in  Regulation  AB,  with  respect  to any
Securitization Transaction.

         Exchange Act:  The Securities Exchange Act of 1934, as amended.

         Master  Servicer:  With respect to any  Securitization  Transaction,  the “master  servicer,”  if any, identified in the related transaction documents.

         Qualified  Correspondent:  Any Person from which the Company purchased  Mortgage Loans,  provided that the  following  conditions  are  satisfied:  (i) such  Mortgage  Loans  were  either  (x)  originated pursuant to an  agreement  between the Company and such Person that  contemplated  that such Person  would underwrite  mortgage loans from time to time,  for sale to the Company,  in accordance  with  underwriting guidelines  designated by the Company (“Designated  Guidelines”) or guidelines that do not vary materially from such  Designated  Guidelines or (y)  individually  re-underwritten  by the Company to the  Designated
Guidelines at the time such Mortgage  Loans were acquired by the Company;  (ii) either (x) the  Designated
Guidelines  were, at the time such Mortgage Loans were  originated,  used by the Company in origination of mortgage  loans  of the  same  type  as the  Mortgage  Loans  for the  Company’s  own  account  or (y) the
Designated  Guidelines were, at the time such Mortgage Loans were underwritten,  designated by the Company on a consistent  basis for use by lenders in  originating  mortgage  loans to be purchased by the Company;
and  (iii)  the  Company  employed,  at the  time  such  Mortgage  Loans  were  acquired  by the  Company, pre-purchase  or  post-purchase  quality  assurance  procedures  (which may involve,  among other  things, review of a sample of mortgage  loans  purchased  during a  particular  time period or through  particular channels)  designed to ensure that either Persons from which it purchased  mortgage loans properly applied the  underwriting  criteria  designated  by the Company or the  Mortgage  Loans  purchased  by the Company substantially comply with the Designated Guidelines.

         Reconstitution:  Any Securitization Transaction or Whole Loan Transfer.

         Reconstitution  Agreement:  An  agreement  or  agreements  entered  into by the  Company  and the
Purchaser and/or certain third parties in connection with a  Reconstitution  with respect to any or all of the Mortgage Loans serviced under the Agreement.

         Regulation  AB:  Subpart  229.1100  —  Asset  Backed   Securities   (Regulation  AB),  17  C.F.R.
§§229.1100-229.1123,  as such may be amended  from time to time,  and  subject to such  clarification  and interpretation as have been provided by the Commission in the adopting release  (Asset-Backed  Securities,
Securities  Act Release No.  33-8518,  70 Fed.  Reg.  1,506,  1,531 (Jan. 7, 2005)) or by the staff of the
Commission, or as may be provided by the Commission or its staff from time to time.

         Securities Act:  The Securities Act of 1933, as amended.

         Securitization  Transaction:  Any  transaction  subject to Regulation  AB involving  either (1) a sale or other  transfer of some or all of the Mortgage  Loans  directly or indirectly to an issuing entity in connection with an issuance of publicly  offered,  rated or unrated  mortgage-backed  securities or (2)
an  issuance  of publicly  offered,  rated or unrated  securities,  the  payments on which are  determined primarily by reference to one or more  portfolios of residential  mortgage loans  consisting,  in whole or in part, of some or all of the Mortgage Loans.

         Servicer:  As defined in Section 2(c)(iii).

         Servicing  Criteria:  The  “servicing  criteria” set forth in Item 1122(d) of  Regulation  AB, as such may be amended from time to time.

         Static Pool Information:  Static pool information as described in Item 1105 of Regulation AB.

         Subcontractor:  Any  vendor,  subcontractor  or  other  Person  that is not  responsible  for the overall  servicing  (as  “servicing”  is  commonly  understood  by  participants  in  the  mortgage-backed securities  market) of Mortgage  Loans but  performs one or more  discrete  functions  identified  in Item
1122(d) of  Regulation  AB with respect to Mortgage  Loans under the direction or authority of the Company or a Subservicer.

         Subservicer:  Any  Person  that  services  Mortgage  Loans  on  behalf  of  the  Company  or  any
Subservicer  and is  responsible  for  the  performance  (whether  directly  or  through  Subservicers  or
Subcontractors) of a substantial  portion of the material servicing  functions required to be performed by the Company under this  Agreement or any  Reconstitution  Agreement that are identified in Item 1122(d) of
Regulation  AB;  provided,  however,  that the term  “Subservicer”  shall not include any master  servicer other than the  Company,  or any special  servicer  engaged at the request of a  Depositor,  Purchaser  or investor in a  Securitization  Transaction,  nor any “back-up  servicer” or trustee  performing  servicing functions on behalf of a Securitization  Transaction engaged at the request of a Depositor,  Purchaser, or investor in a Securitization Transaction.

         Third-Party  Originator:  Each  Person,  other than a Qualified  Correspondent,  that  originated
Mortgage Loans acquired by the Company.

         Whole Loan  Transfer:  Any sale or transfer of some or all of the  Mortgage  Loans,  other than a
Securitization Transaction.

2.       The Purchaser and the Company agree that the Existing  Agreement is hereby  amended by adding the following provisions:

         (a)      Intent of the Parties; Reasonableness.

         The  Purchaser  and the  Company  acknowledge  and agree  that the  purpose  of Article 2 of this
Agreement  is to  facilitate  compliance  by the  Purchaser  and any  Depositor  with  the  provisions  of
Regulation  AB and  related  rules and  regulations  of the  Commission.  Neither  the  Purchaser  nor any
Depositor  shall exercise its right to request  delivery of information or other  performance  under these provisions  other than in good faith,  or for purposes other than  compliance with the Securities Act, the
Exchange  Act and the rules and  regulations  of the  Commission  thereunder.  Although  Regulation  AB is applicable  by its terms only to  offerings  of  asset-backed  securities  that are  registered  under the
Securities Act, the parties  acknowledges that investors in privately offered  securities may require that the Purchaser or any  Depositor  provide  comparable  disclosure in  unregistered  offerings.  The parties agree over time to negotiate  in good faith with respect to the  provision  of  comparable  disclosure  in private  offerings.  The Company  acknowledges that  interpretations  of the requirements of Regulation AB may change over time,  whether due to interpretive  guidance  provided by the Commission or its staff. The
Company  agrees to  negotiate  in good  faith  with the  Purchaser  or any  Depositor  with  regard to any reasonable  requests  for  delivery  of  information  under  these  provisions  on the  basis of  evolving interpretations  of Regulation AB. In connection with any  Securitization  Transaction,  the Company shall cooperate  fully with the  Purchaser  to deliver  to the  Purchaser  (including  any of its  assignees  or designees) and any  Depositor,  any and all  statements,  reports,  certifications,  records and any other information  necessary  to permit  the  Purchaser  or such  Depositor  to comply  with the  provisions  of
Regulation  AB,  together  with  such  disclosures  relating  to the  Company,  and any  parties  or items identified in writing by the Purchaser,  including,  any Subservicer,  any Third-Party  Originator and the
Mortgage Loans, or the servicing of the Mortgage Loans  necessary in order to effect such  compliance,  in the Purchaser’s or Depositor’s reasonable determination.

         The Purchaser  agrees that it will cooperate  with the Company and provide  sufficient and timely notice of any information  requirements  pertaining to a  Securitization  Transaction.  The Purchaser will make all reasonable  efforts to limit requests for  information,  reports or any other  materials to items the Purchaser  reasonably  believes is required for compliance  with  Regulation AB, and shall not request information which is not required for such compliance.

         (b)      Additional Representations and Warranties of the Company.

                  (i)      The  Company  shall  be  deemed  to  represent  to  the  Purchaser  and  to any
         Depositor,  as of the date on  which  information  is  first  provided  to the  Purchaser  or any
         Depositor  under  Section  2(c) that,  except as  disclosed  in writing to the  Purchaser or such
         Depositor  prior to such date:  (i) the  Company is not aware and has not  received  notice  that any default,  early  amortization or other  performance  triggering  event has occurred as to any other  securitization  due to any act or failure to act of the Company;  (ii) the Company has not been  terminated  as servicer in a  residential  mortgage  loan  securitization,  either due to a servicing  default  or to  application  of a  servicing  performance  test or  trigger;  (iii) no
         material   noncompliance   with  the  applicable   servicing   criteria  with  respect  to  other
         securitizations  of  residential  mortgage  loans  involving  the  Company as  servicer  has been disclosed  or reported by the  Company;  (iv) no material  changes to the  Company’s  policies or procedures  with respect to the servicing  function it will perform under this  Agreement and any
         Reconstitution  Agreement  for  mortgage  loans of a type  similar  to the  Mortgage  Loans  have
         occurred  during  the  three-year  period  immediately   preceding  the  related   Securitization
         Transaction;  (v) there are no aspects of the  Company’s  financial  condition  that could have a material  adverse  effect on the  performance by the Company of its servicing  obligations  under
         this  Agreement  or  any  Reconstitution   Agreement;   (vi)  there  are  no  material  legal  or
         governmental  proceedings  pending  (or  known  to be  contemplated)  against  the  Company,  any
         Subservicer or any Third-Party  Originator;  and (vii) there are no  affiliations,  relationships or  transactions  relating to the Company,  any  Subservicer or any  Third-Party  Originator with respect  to any  Securitization  Transaction  and any party  thereto  identified  by the  related
         Depositor of a type described in Item 1119 of Regulation AB.

                  (ii)     If so requested by the  Purchaser or any  Depositor on any date  following  the date on which  information  is first  provided to the  Purchaser or any  Depositor  under Section
         2(c),  the Company shall,  within five Business Days  following such request,  confirm in writing the accuracy of the  representations  and  warranties  set forth in paragraph (i) of this Section or, if any such  representation  and  warranty is not  accurate  as of the date of such  request, provide  reasonably  adequate  disclosure of the pertinent  facts, in writing,  to the requesting party.

         (c)      Information to Be Provided by the Company.

         In  connection  with any  Securitization  Transaction  the Company shall (1) within five Business
Days  following  request by the Purchaser or any  Depositor,  provide to the Purchaser and such  Depositor
(or, as  applicable,  cause each  Third-Party  Originator  and each  Subservicer  to provide),  in writing reasonably  required for  compliance  with  Regulation  AB, the  information  and  materials  specified in paragraphs  (i), (ii),  (iii) and (vi) of this Section 2(c), and (2) as promptly as practicable  following notice to or  discovery  by the  Company,  provide to the  Purchaser  and any  Depositor  (as  required by
Regulation AB) the information specified in paragraph (iv) of this Section.

                  (i)      If so requested by the  Purchaser or any  Depositor,  the Company shall provide such  information  regarding (x) the Company,  as originator of the Mortgage Loans  (including as an  acquirer  of  Mortgage  Loans  from a  Qualified  Correspondent,  if  applicable),  or (y) as applicable,  each  Third-Party  Originator,  and  (z)  as  applicable,  each  Subservicer,  as is requested for the purpose of  compliance  with Items  1103(a)(1),  1105 (subject to paragraph (b)
         below), 1110, 1117 and 1119 of Regulation AB.  Such information shall include, at a minimum:

                           (A)      the originator’s form of organization;

                           (B)      to the extent material, a description of the originator’s  origination program  and how long  the  originator  has  been  engaged  in  originating  residential mortgage  loans,  which  description  shall  include a  discussion  of the  originator’s experience in  originating  mortgage loans of a similar type as the Mortgage  Loans;  if
                  material,   information   regarding  the  size  and  composition  of  the   originator’s
                  origination  portfolio;  and  information  that may be  material  to an  analysis of the performance  of the  Mortgage  Loans,  including  the  originators’  credit-granting  or underwriting  criteria for mortgage  loans of similar  type(s) as the Mortgage Loans and such other  information  as the Purchaser or any Depositor  may  reasonably  request for the purpose of compliance with Item 1110(b)(2) of Regulation AB;

                           (C)      a brief description of any material legal or governmental  proceedings pending (or known to be contemplated by a governmental  authority)  against the Company, each Third-Party Originator, if applicable, and each Subservicer; and

                           (D)      a description of any affiliation or relationship  between the Company, each Third-Party  Originator,  if applicable,  each Subservicer and any of the following parties to a Securitization  Transaction,  as such parties are identified to the Company by  the  Purchaser  or  any  Depositor  in  writing  or in  the  related  Reconstitution
                  Agreement within five Business Days in advance of such Securitization Transaction:

                                    (1)     the sponsor;
                                    (2)     the depositor;
                                    (3)     the issuing entity;
                                    (4)     any servicer;
                                    (5)     any trustee;
                                    (6)     any originator;
                                    (7)     any significant obligor;
                                    (8)     any enhancement or support provider; and
                                    (9)     any other material transaction party.

                  (ii)     If so requested by the Purchaser or any  Depositor,  and required by Regulation
         AB or as otherwise agreed upon by the Company,  the Purchaser  and/or the Depositor,  the Company
         shall provide (or, as  applicable,  cause each  Third-Party  Originator  to provide)  Static Pool
         Information  with respect to the mortgage  loans (of a similar  type as the  Mortgage  Loans,  as reasonably  identified by the Purchaser as provided below) originated by (a) the Company,  if the
         Company is an originator  of Mortgage  Loans  (including as an acquirer of Mortgage  Loans from a
         Qualified   Correspondent,   if  applicable),   and/or  (b)  as  applicable,   each   Third-Party
         Originator.  Such Static Pool  Information  shall be prepared by the Company (or, if  applicable, the Third-Party  Originator) on the basis of its  reasonable,  good faith  interpretation  of the requirements  of Item  1105(a)(1)-(3)  of  Regulation  AB. To the extent that there is reasonably available to the Company (or  Third-Party  Originator,  as  applicable)  Static Pool  Information with  respect to more than one  mortgage  loan type,  the  Purchaser  or any  Depositor  shall be entitled to specify whether some or all of such  information  shall be provided  pursuant to this paragraph.  The content of such Static Pool Information may be in the form  customarily  provided by the  Company,  and need not be  customized  for the  Purchaser or any  Depositor.  Such Static
         Pool  Information for each vintage  origination  year or prior  securitized  pool, as applicable, shall  be  presented  in  increments  no less  frequently  than  quarterly  over  the life of the mortgage  loans  included in the vintage  origination  year or prior  securitized  pool. The most recent  periodic  increment  must be as of a date no later than 135 days prior to the date of the prospectus or other offering  document in which the Static Pool  Information is to be included or incorporated  by  reference.  The Static Pool  Information  shall be  provided  in an  electronic format  that  provides  a  permanent  record  of the  information  provided,  such as a  portable document format (pdf) file, or other such electronic format.

                  Promptly  following  notice or discovery of a material error (as determined in Company’s sole  discretion),  in Static Pool  Information  provided  pursuant to the immediately  preceding paragraph  (including  an  omission  to  include  therein  information  required  to be  provided pursuant to such paragraph),  the Company shall provide  corrected Static Pool Information to the
         Purchaser or any Depositor,  as applicable,  in the same format in which Static Pool  Information was previously provided to such party by the Company.

                  If so requested by the  Purchaser or any  Depositor,  the Company  shall provide (or, as applicable,  cause each  Third-Party  Originator  to provide),  at the expense of the  requesting party (to the extent of any additional  incremental  expense associated with delivery pursuant to this Agreement),  agreed-upon  procedures letters of certified public  accountants  pertaining to
         Static Pool Information  relating to prior  securitized  pools for  securitizations  closed on or after  January 1, 2006 or, in the case of Static Pool  Information  with respect to the Company’s or, if  applicable,  Third-Party  Originator’s  originations  or  purchases,  to calendar  months commencing  January 1, 2006, as the Purchaser or such Depositor shall  reasonably  request.  Such statements  and  letters  shall be  addressed  to and be for the  benefit of such  parties as the
         Purchaser  or such  Depositor  shall  designate,  which  shall be  limited  to any  Sponsor,  any
         Depositor,  any broker dealer acting as underwriter,  placement  agent or initial  purchaser with respect to a  Securitization  Transaction or any other party that is reasonably  and  customarily entitled  to receive  such  statements  and  letters in a  Securitization  Transaction.  Any such statement or letter may take the form of a standard,  generally  applicable document  accompanied by a reliance letter authorizing  reliance by the addressees  designated by the Purchaser or such
         Depositor.

                  (iii)    If reasonably  requested by the Purchaser or any  Depositor,  the Company shall provide such  information  regarding  the Company,  as servicer of the Mortgage  Loans,  and each
         Subservicer  (each of the  Company  and each  Subservicer,  for  purposes  of this  paragraph,  a
         “Servicer”),  as is  reasonably  requested  for the  purpose  of  compliance  with  Item  1108 of
         Regulation AB.  Such information shall include, at a minimum:

                           (A)      the Servicer’s form of organization;

                           (B)      a description of how long the Servicer has been servicing residential mortgage loans; a general discussion of the Servicer’s experience in servicing assets of any type as well as a more detailed discussion of the Servicer’s experience in, and procedures for, the servicing function it will perform under this Agreement and any
                  Reconstitution Agreements; information regarding the size, composition and growth of the Servicer’s portfolio of residential mortgage loans of a type similar to the
                  Mortgage Loans and information on factors related to the Servicer that may be material, in the reasonable determination of the Purchaser or any Depositor, to any analysis of the servicing of the Mortgage Loans or the related asset-backed securities, as applicable, including, without limitation:

                                    (1)     whether any prior securitizations of mortgage loans of a
                           type similar to the Mortgage Loans involving the Servicer have defaulted or experienced an early amortization or other performance triggering event because of servicing during the three-year period immediately preceding the related Securitization Transaction;
                                    (2)     the extent of outsourcing the Servicer utilizes;
                                    (3)     whether  there  has  been  previous   disclosure  of  material
                           noncompliance  with the  applicable  servicing  criteria  with respect to other securitizations  of  residential  mortgage  loans  involving  the Servicer as a servicer  during  the  three-year  period  immediately  preceding  the  related
                           Securitization Transaction;
                                    (4)     whether  the  Servicer  has been  terminated  as servicer in a residential mortgage loan securitization,  either due to a servicing default or to application of a servicing performance test or trigger; and
                                    (5)     such other  information  as the Purchaser or any Depositor may reasonably  request  for the  purpose of  compliance  with Item  1108(b)(2)  of
                           Regulation AB;

                           (C)      a description of any material changes during the three-year period immediately preceding the related Securitization Transaction to the Servicer’s policies or procedures with respect to the servicing function it will perform under this Agreement and any Reconstitution Agreements for mortgage loans of a type similar to the Mortgage Loans;

                           (D)      information regarding the Servicer’s financial condition, to the extent that there is a material risk that an adverse financial event or circumstance involving the Servicer could have a material adverse effect on the performance by the
                  Company of its servicing obligations under this Agreement or any Reconstitution
                  Agreement;

                           (E)      information regarding advances made by the Servicer on the Mortgage
                  Loans and the Servicer’s overall servicing portfolio of residential mortgage loans for the three-year period immediately preceding the related Securitization Transaction, which may be limited to a statement by an authorized officer of the Servicer to the effect that the Servicer has made all advances required to be made on residential mortgage loans serviced by it during such period, or, if such statement would not be accurate, information regarding the percentage and type of advances not made as required, and the reasons for such failure to advance;

                           (F)      a description of the Servicer’s processes and procedures designed to address any special or unique factors involved in servicing loans of a similar type as the Mortgage Loans;

                           (G)      a description of the Servicer’s processes for handling  delinquencies,
                  losses,   bankruptcies  and  recoveries,   such  as  through  liquidation  of  mortgaged
                  properties, sale of defaulted mortgage loans or workouts; and

                           (H)      information   as  to  how   the   Servicer   defines   or   determines
                  delinquencies  and  charge-offs,  including  the effect of any grace  period,  re-aging, restructuring,  partial payments  considered  current or other practices with respect to delinquency and loss experience.

                  (iv)     For the purpose of satisfying its reporting  obligation  under the Exchange Act with  respect to any class of  asset-backed  securities,  the Company  shall (or shall cause each
         Subservicer  and, if  applicable,  any  Third-Party  Originator to) (a) provide notice within two
         (2) Business Days to the Purchaser,  any Master  Servicer and any Depositor in writing of (1) any merger,  consolidation  or  sale of  substantially  all of the  assets  of the  Company,  (2) the
         Company’s  entry into an agreement with a Subservicer to perform or assist in the  performance of any of the  Company’s  obligations  under the  Agreement  or any  Reconstitution  Agreement  that qualifies  as an “entry into a material  definitive  agreement”  under Item 1.01 of the form 8-K, and (b) provide  prompt  notice to the  Purchaser,  the Master  Servicer and the Depositor of (1)
         any Event of Default  under the terms of the  Agreement  or any  Reconstitution  Agreement to the
         extent  not  known  by such  Purchaser,  Master  Servicer  or  Depositor,  and  (2) any  material litigation or  governmental  proceedings  involving  the Company,  any  Subservicer  or any Third
         Party Originator.

                  (v)      To  the  extent  the  Purchaser  or any  Depositor  does  not  itself  have  an affiliation  or  relationship  required to be  disclosed  under Item 1119 of  Regulation  AB that develops  following the closing date of a Securitization  Transaction,  the Company shall provide to the  Purchaser  and any  Depositor  a  description  of any such  affiliation  or  relationship involving the Company,  any Subservicer or any  Third-Party  Originator no later than 15 calendar days  prior to the  date the  Depositor  is  required  to file  its  Form  10-K  disclosing  such affiliation or  relationship.  For purposes of the  foregoing,  the Company (1) shall be entitled to  assume  that  the  parties  to the  Securitization  Transaction  with  whom  affiliations  or relations  must be  disclosed  are the  same as on the  closing  date if it  provides  a  written request (which may be by e-mail) to the Depositor or Master Servicer,  as applicable,  requesting such  confirmation and either obtains such  confirmation or receives no response within three (3)
         Business  Days, (2) shall not be obligated to disclose any  affiliations  or  relationships  that may  develop  after the  closing  date for the  Securitization  Transaction  with any parties not identified to the Company  pursuant to clause (D) of paragraph (i) of this Section 2(c),  and (3)
         shall be entitled to rely upon any written  identification  of parties provided by the Depositor, the Purchaser or any master servicer.

                  (v)      As a condition to the succession to the Company or any  Subservicer as servicer or subservicer  under this Agreement or any applicable  Reconstitution  Agreement related thereto by any Person (i) into which the Company or such  Subservicer may be merged or  consolidated,  or
         (ii) which may be appointed as a successor to the Company or any  Subservicer,  the Company shall provide to the  Purchaser,  any Master  Servicer,  and any  Depositor,  at least 15 calendar days prior to the  effective  date of such  succession  or  appointment,  (x)  written  notice  to the
         Purchaser  and  any  Depositor  of  such  succession  or  appointment  and  (y) in  writing,  all information  reasonably  requested by the  Purchaser or any Depositor in order to comply with its reporting  obligation  under  Item 6.02 of Form 8-K with  respect  to any  class of  asset-backed securities.

                  (vi)     Not later than ten days prior to the deadline for the filing of any distribution report on Form 10-D in respect of any Securitization Transaction that includes any of the Mortgage Loans serviced by the Company, the Company shall, to the extent the Company has knowledge, provide to the party responsible for filing such report (including, if applicable, the Master Servicer) notice of the occurrence of any of the following events along with all information, data, and materials related thereto as may be required to be included in the related distribution report on Form 10-D (as specified in the provisions of Regulation AB referenced below):

                           (a)      any material modifications, extensions or waivers of Mortgage Loan terms, fees, penalties or payments during the distribution period or that have cumulatively become material over time (Item 1121(a)(11) of Regulation AB);

                           (b)      material breaches of Mortgage Loan representations or warranties or transaction covenants under the Existing Agreement, as amended herein (Item
                  1121(a)(12) of Regulation AB): and

                           (c)      information regarding any Mortgage Loan changes (such as, additions, substitutions or repurchases) and any material changes in origination, underwriting, or other criteria for acquisition or selection of pool assets (Item 1121(a)(14) of
                  Regulation AB).

                  (vii)    In addition to such  information as the Company,  as servicer,  is obligated to provide  pursuant  to  other  provisions  of  this  Agreement,  if  reasonably  requested  by the
         Purchaser or any  Depositor,  the Company  shall provide such  information  which is available to the  Company,  regarding  the  servicing  of the  Mortgage  Loans as is  reasonably  required  to facilitate preparation of distribution reports in accordance with Item 1121 of Regulation AB.

         (d)      Servicer Compliance Statement.

         On or before March 5 of each  calendar  year,  commencing  in 2007,  the Company shall deliver to the Purchaser and any  Depositor a statement of compliance  addressed to the Purchaser and such  Depositor and signed by an  authorized  officer of the  Company,  to the effect  that (i) a review of the  Company’s servicing  activities during the immediately  preceding  calendar year (or applicable portion thereof) and of its  performance  under the servicing  provisions of this Agreement and any  applicable  Reconstitution
Agreement  during  such  period has been made under such  officer’s  supervision,  and (ii) to the best of such  officers’  knowledge,  based  on  such  review,  the  Company  has  fulfilled  all of its  servicing obligations  under this Agreement and any  applicable  Reconstitution  Agreement in all material  respects throughout such calendar year (or applicable  portion  thereof) or, if there has been a failure to fulfill any such  obligation in any material  respect,  specifically  identifying  each such failure known to such officer and the nature and the status thereof.

         (e)      Report on Assessment of Compliance and Attestation.

                  (i)      On or before March 5 of each calendar  year,  commencing  in 2007,  the Company shall:

                           (A)      deliver to the  Purchaser  and any  Depositor a report  regarding  the
                  Company’s  assessment of compliance  with the Servicing  Criteria during the immediately preceding  calendar  year, as required under Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of  Regulation  AB. Such report shall be addressed  to the  Purchaser  and such  Depositor  and signed by an authorized  officer of the Company,  and shall address each of the applicable  Servicing  Criteria  specified on a certification  substantially in the form of Exhibit A hereto  (wherein  “investor”  shall  mean the Master  Servicer)
                  delivered to the Purchaser concurrently with the execution of this Agreement;

                           (B)      deliver to the  Purchaser  and any  Depositor a report of a registered public  accounting  firm that attests to, and reports on, the  assessment  of compliance
                  made  by  the  Company  and  delivered  pursuant  to  the  preceding   paragraph.   Such
                  attestation  shall be in accordance with Rules  1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act;

                           (C)      if  required  by  Regulation  AB,  cause  each  Subservicer  and  each
                  Subcontractor   determined   by  the  Company   pursuant  to  Section   2(f)(ii)  to  be
                  “participating in the servicing  function” within the meaning of Item 1122 of Regulation
                  AB (each, a  “Participating  Entity”),  to deliver to the Purchaser and any Depositor an
                  assessment  of  compliance  and  accountants’   attestation  as  and  when  provided  in
                  paragraphs (A) and (B) of this Section 2(e)(i); and

                           (D)      deliver or, if required by Regulation AB, cause each  Subservicer  and
                  Subcontractor  described  in  Section  2(e)(i)(C)  above to  deliver  to the  Purchaser,
                  Depositor or any other  Person that will be  responsible  for signing the  certification
                  (a  “Sarbanes  Certification”)  required  by Rules  13a-14(d)  and  15d-14(d)  under the
                  Exchange Act  (pursuant to Section 302 of the  Sarbanes-Oxley  Act of 2002) on behalf of an asset-backed  issuer with respect to a  Securitization  Transaction a  certification, signed  by the  appropriate  officer  of the  Company,  in the form  attached  hereto as
                  Exhibit B;  provided that such  certification  delivered by the Company may not be filed as an exhibit to, or included in, any filing with the Commission.

         The  Company  acknowledges  that the  party  identified  in clause  (i)(D)  above may rely on the certification  provided by the Company  pursuant  to such clause in signing a Sarbanes  Certification  and filing such with the  Commission.  Neither the  Purchaser  nor any  Depositor  will  request  deliver of a certification  under  clause (D) above  unless the  Purchaser,  Depositor  or any other Person is required under the  Exchange  Act to file an annual  report on Form 10-K with  respect to an issuing  entity  whose asset pool includes Mortgage Loans.

                  (ii)     Each  assessment  of compliance  provided by a Subservicer  pursuant to Section
         2(e)(i)(A) shall address each of the applicable  Servicing  Criteria specified on a certification substantially  in the form of Exhibit A hereto delivered to the Purchaser  concurrently  with the execution of this Agreement or, in the case of a Subservicer  subsequently  appointed as such, on or  prior  to  the  date  of  such  appointment.  An  assessment  of  compliance  provided  by  a
         Participating  Entity  pursuant  to Section  2(e)(i)(C)  need not  address  any  elements  of the
         Servicing Criteria other than those specified by the Company pursuant to Section 2(f).

                  (iii)    If reasonably  requested by the Purchaser or any  Depositor,  the Company shall provide to the Purchaser,  any Master  Servicer or any Depositor,  evidence of the  authorization of the person  signing any  certification  or statement  pursuant to Section 2(d) or 2(e) of this
         Agreement.

         (f)      Use of Subservicers and Subcontractors.

         The Company shall not hire or otherwise  utilize the services of any  Subservicer  to fulfill any of the  obligations  of the  Company  as  servicer  under this  Agreement  or any  related  Reconstitution
Agreement  unless the Company  complies with the provisions of paragraph (i) of this  Subsection  (f). The
Company shall not hire or otherwise  utilize the services of any  Subcontractor,  and shall not permit any
Subservicer  to hire or  otherwise  utilize  the  services  of any  Subcontractor,  to fulfill  any of the obligations  of the Company as servicer  under this  Agreement  or any  related  Reconstitution  Agreement unless the Company complies with the provisions of paragraph (ii) of this Subsection (f).

                  (i)      It shall not be necessary  for the Company to seek the consent of the Purchaser or any  Depositor  to the  utilization  of any  Subservicer.  If required by  Regulation  AB, the
         Company shall cause any Subservicer  used by the Company (or by any  Subservicer) for the benefit of the  Purchaser  and any  Depositor  to comply  with the  provisions  of this  Section and with
         Sections  2(b),  2(c)(iii),  2(c)(v),  2(d),  and 2(e) of this  Agreement  , and to  provide  the
         information   required  with  respect  to  such  Subservicer   under  Section  2(c)(iv)  of  this
         Agreement.  The Company shall be responsible  for obtaining from each  Subservicer and delivering to the Purchaser and any Depositor  any servicer  compliance  statement  required to be delivered by such  Subservicer  under Section 2(d), any assessment of compliance and  attestation  required to be delivered by such  Subservicer  under  Section  2(e) and any  certification  required to be delivered to the Person that will be  responsible  for signing the Sarbanes  Certification  under
         Section 2(e) as and when required to be delivered.

                  (ii)     It shall not be necessary  for the Company to seek the consent of the Purchaser or any Depositor to the  utilization  of any  Subcontractor.  If required by  Regulation  AB, the
         Company shall  promptly upon request  provide to the Purchaser and any Depositor (or any designee of the  Depositor,  such as a master  servicer or  administrator)  a written  description  of the role and function of each  Subcontractor  utilized by the Company or any Subservicer,  specifying
         (A) the  identity  of each such  Subcontractor,  (B) which  (if any) of such  Subcontractors  are
         Participating  Entities,  and (C) which  elements of the Servicing  Criteria will be addressed in assessments of compliance  provided by each  Participating  Entity identified  pursuant to clause
         (B) of this paragraph.

         The  Company  shall  cause  any  such  Participating  Entity  used  by  the  Company  (or  by any
Subservicer)  for the benefit of the Purchaser and any Depositor to comply with the  provisions of Section
2(e) of this  Agreement.  The Company shall be responsible  for obtaining from each  Participating  Entity and  delivering  to the Purchaser and any Depositor  any  assessment  of compliance  and  attestation  and certificate  required to be delivered by such  Participating  Entity under  Section  2(e), in each case as and when required to be delivered.

         (g)      Indemnification; Remedies.

                  (i)      The Company shall  indemnify  the  Purchaser and each of the following  parties participating  in a  Securitization  Transaction:  each sponsor and issuing  entity;  each Person responsible  for the execution or filing of any report  required to be filed with the  Commission with respect to such  Securitization  Transaction,  or for execution of a certification  pursuant to Rule  13a-14(d) or Rule 15d-14(d)  under the Exchange Act with respect to such  Securitization
         Transaction;  each Person who controls  any of such parties  (within the meaning of Section 15 of the Securities  Act and Section 20 of the Exchange  Act);  and the respective  present and former directors,  officers and employees of each of the foregoing and of the Depositor,  and shall hold each of them  harmless  from and against  any losses,  damages,  penalties,  fines,  forfeitures, legal fees and  expenses and related  costs,  judgments,  and any other costs,  fees and expenses that any of them may sustain arising out of or based upon:

                           (A)(1)   any untrue  statement  of a material  fact  contained or alleged to be contained in any written  information,  written report,  certification or other material provided under this  Amendment Reg AB by or on behalf of the Company,  or provided under this Amendment Reg AB by or on behalf of any  Subservicer,  Participating  Entity or, if applicable,  Third-Party Originator  (collectively,  the “Company Information”),  or (2)
                  the omission or alleged  omission to state in the Company  Information  a material  fact required  to be stated in the  Company  Information  or  necessary  in order to make the statements  therein,  in the light of the circumstances  under which they were made, not misleading;  provided, by way of clarification,  that clause (2) of this paragraph shall be  construed  solely  by  reference  to the  Company  Information  and not to any other information  communicated in connection  with a sale or purchase of securities,  without regard to whether the Company  Information or any portion thereof is presented  together with or separately from such other information;

                           (B)      any failure by the Company, any Subservicer,  any Participating Entity
                  or any  Third-Party  Originator  to  deliver  any  information,  report,  certification, accountants’  letter or other  material  when and as required  under this  Amendment Reg
                  AB,  including any failure by the Company to identify  pursuant to Section  2(f)(ii) any
                  Participating Entity; or

                           (C)      any breach by the Company of a  representation  or warranty  set forth in Section 2(b)(i) or in a writing  furnished  pursuant to Section  2(b)(ii) and made as of a date prior to the closing date of the related  Securitization  Transaction,  to the extent  that  such  breach  is not  cured by such  closing  date,  or any  breach by the
                  Company of a  representation  or  warranty  in a writing  furnished  pursuant to Section
                  2(b)(ii) to the extent made as of a date subsequent to such closing date.

         In the case of any  failure  of  performance  described  in clause  (i)(B) of this  Section,  the
Company  shall  promptly  reimburse  the  Purchaser,  any  Depositor,  as  applicable,   and  each  Person
responsible  for the  execution  or filing of any report  required  to be filed with the  Commission  with respect  to  such  Securitization  Transaction,  or for  execution  of a  certification  pursuant  to Rule
13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such  Securitization  Transaction,  for all  costs  reasonably  incurred  by  each  such  party  in  order  to  obtain  the  information,  report, certification,  accountants’  letter or other  material  not  delivered  as required by the  Company,  any
Subservicer, any Participating Entity or any Third-Party Originator.

                  (ii)     (A)      Any failure by the Company, any Subservicer,  any Participating Entity
         or any Third-Party  Originator to deliver any information,  report,  certification,  accountants’
         letter or other  material  when and as required  under this  Amendment  Reg AB , which  continues unremedied for three  Business Days after receipt by the Company and the applicable  Subservicer,
         Subcontractor,  or  Third-Party  Originator of written  notice of such failure from the Purchaser or Depositor  shall,  except as provided in clause (B) of this paragraph,  constitute an Event of
         Default  with  respect to the Company  under this  Agreement  and any  applicable  Reconstitution
         Agreement,  and shall entitle the Purchaser or Depositor,  as applicable,  in its sole discretion to terminate the rights and  obligations of the Company as servicer  under this Agreement  and/or
         any  applicable   Reconstitution  Agreement  related  thereto  without  payment  (notwithstanding anything in this  Agreement or any applicable  Reconstitution  Agreement  related  thereto to the contrary)  of any  compensation  to the  Company  (and if the  Company  is  servicing  any of the
         Mortgage  Loans  in  a  Securitization  Transaction,  appoint  a  successor  servicer  reasonably acceptable to any Master Servicer for such Securitization  Transaction);  provided, however it is understood  that the  Company  shall  retain any rights  pursuant  to which it may be entitled to receive  reimbursement  for  unreimbursed  Monthly  Advances and  Servicing  Advances made by the
         Company under this Agreement  and/or any  applicable  Reconstitution  Agreement.  Notwithstanding anything to the contrary set forth  herein,  to the extent that any  provision of this  Agreement and/or any applicable  Reconstitution  Agreement  expressly  provides for the survival of certain rights or obligations following  termination of the Company as servicer,  such provision shall be given effect.

                           (B)      Any  failure by the  Company,  any  Subservicer  or any  Participating
                  Entity  to  deliver  any  information,  report,  certification  or  accountants’  letter required  under  Regulation  AB  when  and as  required  under  Section  2(d)  or  2(e), including  any  failure  by the  Company  to  identify  a  Participating  Entity,  which continues  unremedied  for ten calendar  days after the date on which such  information, report,  certification  or  accountants’  letter  was  required  to be  delivered  shall constitute  an Event of Default with  respect to the Company  under this  Agreement  and any applicable  Reconstitution  Agreement, and shall entitle the Purchaser or Depositor, as  applicable,  in its sole  discretion to terminate the rights and  obligations of the
                  Company  as  servicer  under  this  Agreement   and/or  any  applicable   Reconstitution
                  Agreement without payment  (notwithstanding  anything in this Agreement to the contrary)
                  of any  compensation  to the  Company;  provided,  however  it is  understood  that  the
                  Company  shall  retain  any  rights  pursuant  to which it may be  entitled  to  receive reimbursement  for  unreimbursed  Monthly  Advances and  Servicing  Advances made by the
                  Company  under  this   Agreement   and/or  any  applicable   Reconstitution   Agreement.
                  Notwithstanding  anything  to the  contrary  set forth  herein,  to the extent  that any provision of this Agreement  and/or any applicable  Reconstitution  Agreement  expressly provides for the survival of certain  rights or  obligations  following  termination  of the Company as servicer, such provision shall be given effect.

                           (C)      The Company  shall  promptly  reimburse the Purchaser (or any affected
                  designee  of  the  Purchaser,   such  as  a  master  servicer)  and  any  Depositor,  as
                  applicable,  for all  reasonable  expenses  incurred by the Purchaser (or such designee)
                  or such  Depositor as such are  incurred,  in  connection  with the  termination  of the
                  Company as servicer and the  transfer of servicing of the Mortgage  Loans to a successor servicer.  The  provisions  of this  paragraph  shall  not  limit  whatever  rights  the
                  Company,  the  Purchaser  or any  Depositor  may have  under  other  provisions  of this
                  Agreement  and/or any  applicable  Reconstitution  Agreement  or  otherwise,  whether in equity or at law,  such as an action for damages,  specific  performance  or  injunctive relief.

                  (iii)    The  Purchaser  agrees  to  indemnify  and  hold  harmless  the  Company,   any
         Subservicer,  any Participating  Entity,  and, if applicable,  any Third-Party  Originator,  each
         Person who controls any of such parties  (within the meaning of Section 15 of the  Securities Act and Section 20 of the Exchange Act), and the respective  present and former  directors,  officers and employees of each of the foregoing from and against any losses,  damages,  penalties,  fines, forfeitures,  legal fees and expenses and related  costs,  judgments,  and any other costs,  fees and expenses  that any of them may sustain  arising out of or based upon any untrue  statement or alleged untrue  statement of any material fact  contained in any filing with the Commission  with respect to a  Securitization  Transaction  or the  omission  or alleged  omission to state in any filing  with the  Commission  with  respect  to a  Securitization  Transaction  a  material  fact required to be stated or necessary to be stated in order to make the statements  therein,  in the light of the  circumstances  under  which they were  made,  not  misleading,  in each case to the extent, but only to the extent, that such untrue statement,  alleged untrue statement,  omission, or alleged  omission  relates to any filing with the Commission with respect to a  Securitization
         Transaction other than the Company Information.

                  (iv)     If the  indemnification  provided for herein is unavailable or  insufficient to hold  harmless  the  indemnified  party,  then  the  indemnifying  party  agrees  that  it  shall contribute  to the amount  paid or payable by such  indemnified  party as a result of any claims, losses,  damages  or  liabilities  uncured by such  indemnified  party in such  proportion  as is appropriate  to reflect  the  relative  fault of such  indemnified  party on the one hand and the indemnifying party on the other.

                  (v)      This indemnification  shall survive the termination of this Amendment Reg AB or the termination of any party to this Amendment Reg AB.

3.       Notwithstanding  any other  provision  of this  Amendment  Reg AB,  the  Company  shall  seek the consent of the  Purchaser  for the  utilization  of all  Subservicers  and  Participating  Entities,  when required by and in accordance with the terms of the Existing Agreement.

4.       The Existing  Agreement is hereby  amended by adding the  Exhibits  attached  hereto as Exhibit A and Exhibit B to the end thereto.  References  in this  Amendment  Reg AB to “this  Agreement” or words of similar import  (including  indirect  references to the Agreement) shall be deemed to be references to the
Existing  Agreement  as amended by this  Amendment  Reg AB.  Except as  expressly  amended and modified by this Amendment Reg AB, the Agreement  shall continue to be, and shall remain,  in full force and effect in accordance  with its  terms.  In the  event of a  conflict  between  this  Amendment  Reg AB and any other document or agreement,  including without limitation the Existing  Agreement,  this Amendment Reg AB shall control.

5.       All notification pursuant to Section 2(c)(iv) should be sent to:

                  EMC Mortgage Corporation
                  2780 Lake Vista Drive
                  Lewisville, TX  75067-3884
                  Attention:  Conduit Seller Approval Dept.
                  Facsimile:  (214) 626-3751
                  Email:  sellerapproval@bear.com

                  With a copy to:

                  Bear, Stearns & Co. Inc.
                  383 Madison Avenue, 3rd Floor
                  New, York, NY  10179
                  Attention:  Global Credit Administration
                  Facsimile:  (212) 272-6564

                  All notification pursuant to Section 2(c)(iv)(4) should be sent to:

                  EMC Mortgage Corporation
                  Two Mac Arthur Ridge
                  909 Hidden Ridge Drive, Suite 200
                  Irving, TX  75038
                  Attention:  Associate General Counsel for Loan Administration
                  Facsimile:  (972) 831-2555

                  With copies to:

                  Bear, Stearns & Co. Inc.
                  383 Madison Avenue, 3rd Floor
                  New, York, NY  10179
                  Attention:  Global Credit Administration
                  Facsimile:  (212) 272-6564

                  EMC Mortgage Corporation
                  2780 Lake Vista Drive
                  Lewisville, TX  75067-3884
                  Attention:  Conduit Seller Approval Dept.
                  Facsimile:  (214) 626-3751
                  Email:  sellerapproval@bear.com

         All  notifications to any Master Servicer,  to the extent such “Master  Servicer” is Wells Fargo, should be sent to:

                  UPS/FedEx Delivery:

                  9062 Old Annapolis Road
                  Columbia, MD  21045
                  Attention: Corporate Trust Group, [Insert Deal Name]

                  USPS Delivery:

                  P.O. Box 98
                  Columbia, MD  21046
                  Attention: Corporate Trust Group, [Insert Deal Name]

6.       This  Amendment  Reg AB shall be governed by and  construed  in  accordance  with the laws of the
State of New York without  reference to its conflict of laws provisions  (other than Section 5-1401 of the
General  Obligation  Law),  and the  obligations,  rights and remedies of the parties  hereunder  shall be determined accordance with such laws.

7.       This   Amendment   Reg  AB  may  be   executed   in  one  or  more
counterparts and by different  parties hereto on separate  counterparts,  each of which, when so executed, shall  constitute one and the same agreement.  This Amendment Reg AB will become  effective as of the date first  mentioned  above.  This  Amendment Reg AB shall bind and inure to the benefit of and be enforceable by the Company and the Purchaser and the  respective  permitted  successors and assigns of the Company and the successors and assigns of the Purchaser.

                                         [Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

                                                     EMC MORTGAGE CORPORATION

                                                     Purchaser

                                                     By:_______________________
                                                     Name:_____________________
                                                     Title:____________________

                                                     COUNTRYWIDE HOME LOANS, INC.
Company
By:______________________________________________________________________________
Name:____________________________________________________________________________
Title:___________________________________________________________________________

                                                EXHIBIT A

                      SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

         The  assessment  of  compliance  to be delivered by [the  Company]  [Name of  Subservicer]  shall address, at a minimum, the applicable criteria identified below as “Applicable Servicing Criteria”:

------------------------------------------------------------------------------------------ ----------------------
                                                                                           Applicable Servicing
                                   Servicing Criteria                                            Criteria
------------------------------------------------------------------------------------------ ----------------------
-------------------- --------------------------------------------------------------------- ----------------------
     Reference                                     Criteria
-------------------- --------------------------------------------------------------------- ----------------------
-------------------- --------------------------------------------------------------------- ----------------------
                                            General Servicing Considerations
-------------------- --------------------------------------------------------------------- ----------------------
-------------------- --------------------------------------------------------------------- ----------------------
1122(d)(1)(i)        Policies and procedures  are  instituted to monitor any  performance            X
                     or other  triggers  and  events of default  in  accordance  with the transaction agreements.
-------------------- --------------------------------------------------------------------- ----------------------
-------------------- --------------------------------------------------------------------- ----------------------
1122(d)(1)(ii)       If  any  material  servicing  activities  are  outsourced  to  third            X
                     parties,  policies  and  procedures  are  instituted  to monitor the
                     third  party’s   performance  and  compliance  with  such  servicing
                     activities.
-------------------- --------------------------------------------------------------------- ----------------------
-------------------- --------------------------------------------------------------------- ----------------------
1122(d)(1)(iii)      Any  requirements  in  the  transaction  agreements  to  maintain  a back-up servicer for the mortgage loans are maintained.
-------------------- --------------------------------------------------------------------- ----------------------
-------------------- --------------------------------------------------------------------- ----------------------
1122(d)(1)(iv)       A fidelity bond and errors and omissions  policy is in effect on the            X
                     party   participating  in  the  servicing  function  throughout  the
                     reporting  period  in  the  amount  of  coverage   required  by  and
                     otherwise  in   accordance   with  the  terms  of  the   transaction
                     agreements.
-------------------- --------------------------------------------------------------------- ----------------------
-------------------- --------------------------------------------------------------------- ----------------------
                                        Cash Collection and Administration
-------------------- --------------------------------------------------------------------- ----------------------
-------------------- --------------------------------------------------------------------- ----------------------
1122(d)(2)(i)        Payments  on  mortgage  loans  are  deposited  into the  appropriate            X
                     custodial  bank accounts and related bank clearing  accounts no more than two business days  following  receipt,  or such other number of days specified in the transaction agreements.
-------------------- --------------------------------------------------------------------- ----------------------
-------------------- --------------------------------------------------------------------- ----------------------
1122(d)(2)(ii)       Disbursements  made via wire  transfer on behalf of an obligor or to            X
                     an investor are made only by authorized personnel.
-------------------- --------------------------------------------------------------------- ----------------------
-------------------- --------------------------------------------------------------------- ----------------------
1122(d)(2)(iii)      Advances of funds or guarantees  regarding  collections,  cash flows            X
                     or  distributions,  and any  interest or other fees charged for such advances,  are made,  reviewed  and  approved  as  specified  in the transaction agreements.
-------------------- --------------------------------------------------------------------- ----------------------
-------------------- --------------------------------------------------------------------- ----------------------
                     The  related  accounts  for the  transaction,  such as cash  reserve
                     accounts    or    accounts     established     as    a    form    of
                     overcollateralization,   are  separately   maintained   (e.g.,  with            X
                     respect  to  commingling  of cash) as set  forth in the  transaction
1122(d)(2)(iv)       agreements.
-------------------- --------------------------------------------------------------------- ----------------------
-------------------- --------------------------------------------------------------------- ----------------------
1122(d)(2)(v)        Each  custodial   account  is  maintained  at  a  federally  insured            X
                     depository  institution as set forth in the transaction  agreements.
                     For  purposes  of  this  criterion,  “federally  insured  depository institution” with respect to a foreign  financial  institution means a foreign financial  institution that meets the requirements of Rule
                     13k-1(b)(1) of the Securities Exchange Act.
-------------------- --------------------------------------------------------------------- ----------------------
-------------------- --------------------------------------------------------------------- ----------------------
1122(d)(2)(vi)       Unissued  checks  are  safeguarded  so  as to  prevent  unauthorized            X
                     access.
-------------------- --------------------------------------------------------------------- ----------------------
-------------------- --------------------------------------------------------------------- ----------------------
1122(d)(2)(vii)      Reconciliations   are   prepared   on  a   monthly   basis  for  all            X
                     asset-backed  securities related bank accounts,  including custodial accounts and related bank clearing accounts.  These  reconciliations are (A)  mathematically  accurate;  (B) prepared  within 30 calendar days after the bank  statement  cutoff date, or such other number of days  specified  in the  transaction  agreements;  (C)  reviewed and
                     approved  by  someone   other  than  the  person  who  prepared  the
                     reconciliation;  and (D) contain explanations for reconciling items.
                     These  reconciling  items are  resolved  within 90 calendar  days of
                     their  original  identification,   or  such  other  number  of  days
                     specified in the transaction agreements.
-------------------- --------------------------------------------------------------------- ----------------------
-------------------- --------------------------------------------------------------------- ----------------------
                                         Investor Remittances and Reporting
-------------------- --------------------------------------------------------------------- ----------------------
-------------------- --------------------------------------------------------------------- ----------------------
1122(d)(3)(i)        Reports  to  investors,   including  those  to  be  filed  with  the            X
                     Commission,  are  maintained  in  accordance  with  the  transaction agreements and  applicable  Commission  requirements.  Specifically, such  reports (A) are prepared in  accordance  with  timeframes  and other  terms set forth in the  transaction  agreements;  (B) provide information  calculated  in accordance  with the terms  specified in the  transaction  agreements;  (C) are filed with the  Commission as
                     required  by  its  rules  and   regulations;   and  (D)  agree  with
                     investors’  or  the  trustee’s   records  as  to  the  total  unpaid
                     principal  balance  and number of  mortgage  loans  serviced  by the
                     Servicer.
-------------------- --------------------------------------------------------------------- ----------------------
-------------------- --------------------------------------------------------------------- ----------------------
1122(d)(3)(ii)       Amounts due to investors  are  allocated  and remitted in accordance            X
                     with timeframes,  distribution priority and other terms set forth in the transaction agreements.
-------------------- --------------------------------------------------------------------- ----------------------
-------------------- --------------------------------------------------------------------- ----------------------
                     Disbursements  made to an investor  are posted  within two  business
                     days to the  Servicer’s  investor  records,  or such other number of            X
1122(d)(3)(iii)      days specified in the transaction agreements.
-------------------- --------------------------------------------------------------------- ----------------------
-------------------- --------------------------------------------------------------------- ----------------------
                     Amounts  remitted to investors  per the investor  reports agree with
                     cancelled  checks,  or other  form of  payment,  or  custodial  bank            X
1122(d)(3)(iv)       statements.
-------------------- --------------------------------------------------------------------- ----------------------
-------------------- --------------------------------------------------------------------- ----------------------
                                            Pool Asset Administration
-------------------- --------------------------------------------------------------------- ----------------------
-------------------- --------------------------------------------------------------------- ----------------------
1122(d)(4)(i)        Collateral  or security on mortgage  loans is maintained as required            X
                     by the transaction agreements or related mortgage loan documents.
-------------------- --------------------------------------------------------------------- ----------------------
-------------------- --------------------------------------------------------------------- ----------------------
                     Mortgage loan and related  documents are  safeguarded as required by            X
1122(d)(4)(ii)       the transaction agreements
-------------------- --------------------------------------------------------------------- ----------------------
-------------------- --------------------------------------------------------------------- ----------------------
1122(d)(4)(iii)      Any  additions,  removals  or  substitutions  to the asset  pool are            X
                     made,  reviewed and approved in  accordance  with any  conditions or requirements in the transaction agreements.
-------------------- --------------------------------------------------------------------- ----------------------
-------------------- --------------------------------------------------------------------- ----------------------
1122(d)(4)(iv)       Payments  on  mortgage  loans,   including  any  payoffs,   made  in            X
                     accordance  with the related  mortgage loan  documents are posted to the Servicer’s  obligor records maintained no more than two business days after  receipt,  or such other number of days  specified in the transaction  agreements,  and  allocated to  principal,  interest or other items (e.g.,  escrow) in accordance with the related  mortgage loan documents.
-------------------- --------------------------------------------------------------------- ----------------------
-------------------- --------------------------------------------------------------------- ----------------------
1122(d)(4)(v)        The Servicer’s  records  regarding the mortgage loans agree with the            X
                     Servicer’s  records with respect to an  obligor’s  unpaid  principal balance.
-------------------- --------------------------------------------------------------------- ----------------------
-------------------- --------------------------------------------------------------------- ----------------------
1122(d)(4)(vi)       Changes  with  respect  to  the  terms  or  status  of an  obligor's            X
                     mortgage  loans (e.g.,  loan  modifications  or re-agings) are made, reviewed and approved by  authorized  personnel in  accordance  with the transaction agreements and related pool asset documents.
-------------------- --------------------------------------------------------------------- ----------------------
-------------------- --------------------------------------------------------------------- ----------------------
1122(d)(4)(vii)      Loss  mitigation  or  recovery  actions  (e.g.,  forbearance  plans,            X
                     modifications  and deeds in lieu of  foreclosure,  foreclosures  and
                     repossessions,   as  applicable)   are   initiated,   conducted  and
                     concluded in accordance  with the  timeframes or other  requirements established by the transaction agreements.
-------------------- --------------------------------------------------------------------- ----------------------
-------------------- --------------------------------------------------------------------- ----------------------
1122(d)(4)(viii)     Records  documenting  collection  efforts are maintained  during the            X
                     period  a  mortgage  loan  is  delinquent  in  accordance  with  the transaction  agreements.  Such records are  maintained on at least a monthly  basis,  or such other period  specified in the  transaction agreements,  and  describe  the entity’s  activities  in  monitoring delinquent  mortgage  loans  including,  for  example,  phone calls, letters and payment  rescheduling  plans in cases where  delinquency is deemed temporary (e.g., illness or unemployment).
-------------------- --------------------------------------------------------------------- ----------------------
-------------------- --------------------------------------------------------------------- ----------------------
1122(d)(4)(ix)       Adjustments  to interest rates or rates of return for mortgage loans            X
                     with variable rates are computed based on the related  mortgage loan documents.
-------------------- --------------------------------------------------------------------- ----------------------
-------------------- --------------------------------------------------------------------- ----------------------
1122(d)(4)(x)        Regarding  any funds  held in trust for an  obligor  (such as escrow            X
                     accounts):  (A) such  funds are  analyzed,  in  accordance  with the obligor’s  mortgage loan documents,  on at least an annual basis, or such other  period  specified  in the  transaction  agreements;  (B)
                     interest  on such  funds  is  paid,  or  credited,  to  obligors  in accordance with  applicable  mortgage loan documents and state laws;
                     and (C) such funds are  returned to the  obligor  within 30 calendar days of full repayment of the related  mortgage loans, or such other number of days specified in the transaction agreements.
-------------------- --------------------------------------------------------------------- ----------------------
-------------------- --------------------------------------------------------------------- ----------------------
1122(d)(4)(xi)       Payments  made on behalf  of an  obligor  (such as tax or  insurance            X
                     payments)  are made on or before the related  penalty or  expiration dates,  as  indicated on the  appropriate  bills or notices for such payments,  provided  that  such  support  has been  received  by the servicer at least 30  calendar  days prior to these  dates,  or such other number of days specified in the transaction agreements.
-------------------- --------------------------------------------------------------------- ----------------------
-------------------- --------------------------------------------------------------------- ----------------------
1122(d)(4)(xii)      Any late  payment  penalties  in  connection  with any payment to be            X
                     made on behalf of an obligor are paid from the servicer’s  funds and not charged to the  obligor,  unless the late payment was due to the obligor’s error or omission.
-------------------- --------------------------------------------------------------------- ----------------------
-------------------- --------------------------------------------------------------------- ----------------------
                     Disbursements  made on behalf of an obligor  are  posted  within two business days to the obligor’s  records  maintained by the servicer,
                     or  such  other  number  of  days   specified  in  the   transaction            X
1122(d)(4)(xiii)     agreements.
-------------------- --------------------------------------------------------------------- ----------------------
-------------------- --------------------------------------------------------------------- ----------------------
1122(d)(4)(xiv)      Delinquencies,    charge-offs   and   uncollectible   accounts   are            X
                     recognized   and  recorded  in  accordance   with  the   transaction
                     agreements.
-------------------- --------------------------------------------------------------------- ----------------------
-------------------- --------------------------------------------------------------------- ----------------------
                     Any  external  enhancement  or  other  support,  identified  in Item
                     1114(a)(1)  through (3) or Item 1115 of Regulation AB, is maintained
1122(d)(4)(xv)       as set forth in the transaction agreements.
-------------------- --------------------------------------------------------------------- ----------------------

                                                     [NAME OF COMPANY] [NAME OF SUBSERVICER]

                                                     Date:___________________________________

                                                     By:_____________________________________
                                                     Name:___________________________________
                                                     Title:__________________________________

                                                EXHIBIT B

                                       FORM OF ANNUAL CERTIFICATION

         I.       The    [    ]    agreement    dated    as    of    [    ],    200[    ]    (the
                  “Agreement”), among [IDENTIFY PARTIES]

         I, ________________________________, the _______________________ of Countrywide Home Loans,
Inc., certify to [the Purchaser], [the Depositor], [Master Servicer], [Securities Administrator] or
[Trustee], and its officers, with the knowledge and intent that they will rely upon this certification, that:

                  (1)      I have reviewed the servicer  compliance  statement of the Company  provided in accordance  with  Item  1123 of  Regulation  AB  (the  “Compliance  Statement”),  the  report  on assessment of the Company’s  compliance with the servicing  criteria set forth in Item 1122(d) of
         Regulation AB (the  “Servicing  Criteria”),  provided in accordance  with Rules 13a-18 and 15d-18 under  Securities  Exchange  Act of 1934,  as  amended  (the  “Exchange  Act”)  and Item  1122 of
         Regulation AB (the “Servicing  Assessment”),  the registered public accounting firm’s attestation report  provided in  accordance  with Rules  13a-18 and 15d-18 under the Exchange Act and Section
         1122(b) of  Regulation  AB (the  “Attestation  Report”),  and all  servicing  reports,  officer’s certificates  and other  information  relating  to the  servicing  of the  Mortgage  Loans by the
         Company during 200[ ] that were  delivered by the Company to the  [Depositor]  [Master  Servicer]
         [Securities  Administrator] or [Trustee]  pursuant to the Agreement  (collectively,  the “Company
         Servicing Information”);

                  (2)      Based on my knowledge,  the Company  Servicing  Information,  taken as a whole, does not  contain  any  untrue  statement  of a material  fact or omit to state a  material  fact necessary  to make the  statements  made,  in the light of the  circumstances  under  which  such statements  were made, not  misleading  with respect to the period of time covered by the Company
         Servicing Information;

                  (3)      Based on my knowledge,  all of the Company Servicing Information required to be provided  by the  Company  under the  Agreement  has been  provided  to the  [Depositor]  [Master
         Servicer] [Securities Administrator] or [Trustee];

                  (4)      I am  responsible  for  reviewing  the  activities  performed by the Company as servicer under the Agreement,  and based on my knowledge and the compliance  review  conducted in preparing the  Compliance  Statement  and except as disclosed in the  Compliance  Statement,  the
         Servicing  Assessment or the Attestation  Report, the Company has fulfilled its obligations under the Agreement; and

                                                 [Intentionally Left Blank]

                  (5)      The Compliance  Statement  required to be delivered by the Company  pursuant to this Agreement,  and the Servicing  Assessment and Attestation  Report required to be provided by the Company and by each  Subservicer and  Participating  Entity  pursuant to the Agreement,  have been provided to the  [Depositor]  [Master  Servicer].  Any material  instances of  noncompliance described  in such  reports  have  been  disclosed  to the  [Depositor]  [Master  Servicer].  Any material  instance of  noncompliance  with the  Servicing  Criteria  has been  disclosed  in such reports.

                                                     Date:________________________________

                                                     By:__________________________________
                                                     Name:________________________________
                                                     Title:_______________________________

                                                                                               EXHIBIT H-4

              ______________________________________________________________________________

                                BEAR STEARNS ASSET BACKED SECURITIES I LLC
                                                  Owner

                                                   and

                                         EMC MORTGAGE CORPORATION
                                                 Servicer

                                           SERVICING AGREEMENT

                                       Dated as of January 1, 2006

                    _________________________________________________________________

EXHIBITS

Exhibit A         Mortgage Loan Schedule

Exhibit B         Custodial Account Letter Agreement

Exhibit C         Escrow Account Letter Agreement

Exhibit D         Form of Request for Release

Exhibit E         Reporting Data for Monthly Report

Exhibit F         Reporting Data for Defaulted Loans

Exhibit G         Form of Owner Certification

Exhibit H         Summary of Regulation AB Servicing Criteria

Exhibit I         Summary of Applicable Regulation AB Requirements

Exhibit J         Servicing Criteria to be Addressed in Assessment of Compliance

Exhibit K         Reporting Data for Realized Losses and Gains

         THIS IS A  SERVICING  AGREEMENT,  dated as of January  1,  2006,  and is  executed  between  Bear
Stearns Asset Backed Securities I LLC (the "Owner") and EMC Mortgage Corporation (the "Servicer").

                                          W I T N E S S E T H :

         WHEREAS, the Owner is the owner of the Mortgage Loans;

         WHEREAS,  the Owner and the Servicer wish to prescribe the  permanent  management,  servicing and control of the Mortgage Loans;

         NOW,  THEREFORE,  in consideration of the mutual agreements  hereinafter set forth, and for other good and valuable consideration,  the receipt and adequacy of which is hereby acknowledged,  the Owner and the Servicer agree as follows:

                                                ARTICLE I
                                               DEFINITIONS

         Section 1.01.  Defined Terms.

         Whenever used in this Agreement,  the following words and phrases,  unless the context  otherwise requires, shall have the following meaning specified in this Article:

         Accepted   Servicing   Practices:   The  procedures,   including  prudent   collection  and  loan
administration  procedures,  and the standard of care (i)  employed by prudent  mortgage  servicers  which service  mortgage loans of the same type as the Mortgage Loans in the  jurisdictions  in which the related
Mortgage  Properties  are  located or (ii) in  accordance  with the Fannie Mae Guide or Freddie Mac Guide, subject to any variances  negotiated with Fannie Mae or Freddie Mac and subject to the express  provisions of this  Agreement.  Such standard of care shall not be lower than that the Servicer  customarily  employs and exercises in servicing and  administering  similar  mortgage loans for its own account and shall be in full compliance with all federal, state, and local laws, ordinances, rules and regulations.

         Adjustment  Date: As to each ARM Loan,  the date on which the Mortgage  Interest Rate is adjusted in accordance with the terms of the related Mortgage Note.

         Agreement:  This  Servicing  Agreement  including  all  exhibits  hereto,  amendments  hereof and supplements hereto.

         ARM Loans: First lien,  conventional,  1-4 family residential  Mortgage Loans with interest rates which  adjust  from time to time in  accordance  with the related  Index and are subject to Periodic  Rate
Caps and Lifetime Rate Caps and which may permit conversion to fixed interest rates.

         Business  Day:  Any day other  than (i) a  Saturday  or  Sunday,  or (ii) a legal  holiday in the
States of Maryland,  Minnesota,  New York or the jurisdiction in which the Servicer conducts its servicing activities,  or  (iii) a day on  which  banks  in the  States  of  Maryland,  Minnesota,  New  York or the
jurisdiction  in which the Servicer  conducts its servicing  activities are authorized or obligated by law or executive order to be closed.

         Code:  The  Internal  Revenue  Code of 1986,  as it may be  amended  from  time to  time,  or any successor  statute thereto,  and applicable U.S.  Department of the Treasury  regulations  issued pursuant thereto.

         Commission or SEC:  The Securities and Exchange Commission.

         Condemnation  Proceeds:  All awards or  settlements in respect of a Mortgaged  Property,  whether permanent or temporary,  partial or entire,  by exercise of the power of eminent  domain or  condemnation, to the extent not  required  to be released to a  Mortgagor  in  accordance  with the terms of the related
Mortgage Loan Documents.

         Custodial  Account:  One or more demand account or accounts  created and  maintained  pursuant to
Section  4.04 which shall be  entitled  "EMC  Custodial  Account in trust for BSABS I, Owner of Whole Loan
Mortgages and various Mortgagors"  established at a Qualified Depository,  each of which accounts shall be held by such  Qualified  Depository  in a  fiduciary  capacity,  separate  and  apart  from its  funds and general assets.

         Custodian:  Wells  Fargo  Bank,  National  Association,  or such other  custodian  as Owner shall designate.

         Cut-off Date:  The open of business on January 1, 2006.

         Delinquent:  As defined in the related pooling and servicing agreement.

         Depositor:  The  depositor,  as such term is  defined  in  Regulation  AB,  with  respect  to any
Pass-Through Transfer.

         Determination  Date:  The 15th day (or if such 15th day is not a Business  Day,  the Business Day immediately preceding such 15th day) of the month of the Remittance Date.

         Due Date:  Each day on which  payments  of  principal  and  interest  are  required to be paid in accordance with the terms of the related Mortgage Note, exclusive of any days of grace.

         Due Period:  With respect to each  Remittance  Date,  the period  commencing on the second day of the month  preceding  the month of such  Remittance  Date and  ending on the first day of the month of the
Remittance Date.

         Escrow  Account:  The  separate  trust  account or accounts  created and  maintained  pursuant to
Section  4.06 which  shall be  entitled  "EMC  Escrow  Account,  in trust for BSABS I, Owner of Whole Loan
Mortgages  and various  Mortgagors"  and shall be  established  at a Qualified  Depository,  each of which accounts shall in no event contain funds in excess of the FDIC insurance limits.

         Escrow  Payments:  With respect to any Mortgage  Loan,  the amounts  constituting  ground  rents, taxes,  assessments,  water rates, sewer rents, municipal charges,  mortgage insurance premiums,  fire and hazard insurance  premiums,  condominium  charges,  and any other payments  required to be escrowed by the
Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

         Event of Default:   Any one of the conditions or circumstances enumerated in Section 9.01.

         Exchange Act:  The Securities Exchange Act of 1934, as amended.

         Fannie Mae:  Fannie Mae, or any successor thereto.

         Fannie  Mae  Guide:  The Fannie Mae  Selling  Guide and the  Fannie Mae  Servicing  Guide and all
amendments or additions thereto.

         Fidelity Bond:  A fidelity bond to be maintained by the Servicer pursuant to Section 4.12.

         FIRREA:  The Financial  Institutions  Reform,  Recovery,  and Enforcement Act of 1989, as amended from time to time.

         Freddie Mac:  Freddie Mac, or any successor thereto.

         Freddie Mac Guide:  The Freddie Mac  Selling  Guide and the Freddie Mac  Servicing  Guide and all
amendments or additions thereto.

         Full Principal  Prepayment:  A Principal  Prepayment made by a Mortgagor of the entire  principal balance of a Mortgage Loan.

         GAAP:  Generally accepted accounting procedures, consistently applied.

         HUD:   The United States Department of Housing and Urban Development or any successor.

         Index:  With  respect  to each ARM Loan,  on the  related  Adjustment  Date,  the  index  used to determine the Mortgage Interest Rate on each such ARM Loan.

         Insurance  Proceeds:  With  respect  to  each  Mortgage  Loan,  proceeds  of  insurance  policies insuring the Mortgage Loan or the related Mortgaged Property.

         Lifetime Rate Cap:  With respect to each ARM Loan,  the maximum  Mortgage  Interest Rate over the term of such Mortgage Loan, as specified in the related Mortgage Note.

         Liquidation  Proceeds:   Amounts,  other  than  Insurance  Proceeds  and  Condemnation  Proceeds, received in connection  with the  liquidation of a defaulted  Mortgage Loan,  whether  through the sale or assignment  of such Mortgage  Loan,  trustee's  sale,  foreclosure  sale or otherwise,  other than amounts received following the acquisition of an REO Property pursuant to Section 4.13.

         Margin:  With  respect to each ARM Loan,  the fixed  percentage  amount set forth in each related
Mortgage Note which is added to the Index in order to determine the related Mortgage Interest Rate.

         Master  Servicer:  Wells  Fargo Bank,  National  Association,  its  successors  in  interest  and assigns, or any successor thereto designated by the Owner.

         Monthly  Advance:  The  aggregate of the advances  made by the  Servicer on any  Remittance  Date pursuant to Section 5.03.

         Monthly  Payment:  With  respect  to  each  Mortgage  Loan,  the  scheduled  monthly  payment  of principal and interest thereon which is payable by the related Mortgagor under the related Mortgage Note.

         Mortgage:  The  mortgage,  deed of trust or other  instrument  securing  a  Mortgage  Note  which creates a first lien on an  unsubordinated  estate in fee simple in real  property  securing  the Mortgage
Note.

         Mortgage  Interest  Rate:  The annual  rate at which  interest  accrues on any  Mortgage  Loan in accordance  with the provisions of the related  Mortgage Note, and in the case of an ARM Loan, as adjusted from time to time on each  Adjustment  Date for such  Mortgage  Loan to equal the Index for such  Mortgage
Loan plus the Margin  for such  Mortgage  Loan,  and  subject to the  limitations  on such  interest  rate imposed by the Periodic Rate Cap and the Lifetime Rate Cap.

         Mortgage  Loan: An individual  Mortgage Loan  described  herein and as further  identified on the
Mortgage Loan Schedule,  which Mortgage Loan includes without limitation the Mortgage Loan Documents,  the
Monthly  Payments,   Principal  Prepayments,   Liquidation  Proceeds,   Condemnation  Proceeds,  Insurance
Proceeds,  REO Disposition  Proceeds,  and all other rights,  benefits,  proceeds and obligations  arising from or in connection with such Mortgage Loan.

         Mortgage Loan Documents:  The original mortgage loan legal documents held by the Custodian.

         Mortgage  Loan  Remittance  Rate:  With  respect  to  each  Mortgage  Loan,  the  annual  rate of interest  remitted  to the Owner,  which shall be equal to the related  Mortgage  Interest  Rate minus the
Servicing Fee Rate.

         Mortgage  Loan  Schedule:  The  schedule of  Mortgage  Loans  attached  hereto as Exhibit A, such schedule being acceptable to the Owner and the Servicer.

         Mortgage  Note:  The note or other  evidence  of the  indebtedness  of a  Mortgagor  secured by a
Mortgage.

         Mortgaged Property:  The underlying real property securing repayment of a Mortgage Note.

         Mortgagor:  The obligor on a Mortgage Note.

         Net  Liquidation  Proceeds:  As to any Mortgage Loan,  Liquidation  Proceeds net of  unreimbursed
Servicing  Advances,  Servicing  Fees and  Monthly  Advances  and  expenses  incurred  by the  Servicer in connection with the liquidation of the Mortgage Loan and the related Mortgaged Property.

         Nonrecoverable  Advance:  Any advance  previously  made by the Servicer  pursuant to Section 5.03 or any  Servicing  Advance  proposed  to be made by the  Servicer  in respect  of a  Mortgage  Loan or REO
Property  which,  in the good faith  judgment of the Servicer,  may not be ultimately  recoverable  by the
Servicer  from  Liquidation  Proceeds or  Insurance  Proceeds  on such  Mortgage  Loan or REO  Property as provided herein.  The determination by the Servicer that it has made a Nonrecoverable  Advance,  or that a proposed advance may constitute a Nonrecoverable  Advance,  shall be evidenced by an Officer's Certificate of the Servicer delivered to the Owner and detailing the reasons for such determination.

         Officer's  Certificate:  A certificate  signed by the Chairman of the Board, the Vice Chairman of the Board,  the  President,  a Senior  Vice  President  or a Vice  President  or by the  Treasurer  or the
Secretary or one of the Assistant  Treasurers or Assistant  Secretaries of the Servicer,  and delivered to the Owner as required by this Agreement.

         Opinion  of  Counsel:  A written  opinion  of  counsel,  who may be an  employee  of the party on behalf of whom the opinion is being given, reasonably acceptable to the Owner.

         Owner:  Bear Stearns  Asset Backed  Securities I LLC (“BSABS I”), its  successors in interest and assigns (including the Trustee in connection with a Pass-Through Transfer).

         Partial  Principal  Prepayment:  A Principal  Prepayment  by a Mortgagor  of a partial  principal balance of a Mortgage Loan.

         Pass-Through  Transfer:  Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans  directly or indirectly to an issuing  entity in connection  with an issuance of publicly offered or privately placed,  rated or unrated  mortgage-backed  securities or (2) an issuance of publicly offered or privately placed,  rated or unrated  securities,  the payments on which are determined primarily by reference to one or more  portfolios of residential  mortgage loans  consisting,  in whole or in part, of some or all of the Mortgage Loans.

         Periodic  Rate Cap:  With  respect to each ARM Loan,  the  maximum  increase  or  decrease in the
Mortgage Interest Rate on any Adjustment Date.

         Permitted Investments:  Any one or more of the following obligations or securities:

                  (i)      direct  obligations  of, and  obligations the timely payment of which are fully guaranteed  by the United  States of America  or any  agency or  instrumentality  of the
                  United  States of  America  the  obligations  of which are  backed by the full faith and credit of the United States of America;

                  (ii)     (a) demand or time deposits,  federal funds or bankers'  acceptances  issued by any depository  institution or trust company  incorporated  under the laws of the United
                  States of America or any state thereof  (including  any Trustee or the Master  Servicer)
                  and  subject  to   supervision   and   examination   by  federal  and/or  state  banking
                  authorities,  provided that the commercial  paper and/or the  short-term  deposit rating and/or  the  long-term  unsecured  debt  obligations  or  deposits  of  such  depository institution or trust company at the time of such  investment or  contractual  commitment providing for such  investment are rated in one of the two highest rating  categories by each Rating  Agency and (b) any other demand or time deposit or  certificate  of deposit that is fully insured by the Federal Deposit Insurance Corporation;

                  (iii)    repurchase  obligations  with respect to (a) any  security  described in clause
                  (i)  above  or  (b)  any  other   security   issued  or   guaranteed  by  an  agency  or
                  instrumentality of the United States of America,  the obligations of which are backed by the full faith and credit of the United  States of America,  in either case entered into with a  depository  institution  or trust  company  (acting as  principal)  described in clause (ii)(a) above;

                  (iv)     securities  bearing  interest or sold at a discount  issued by any  corporation
                  (including  any  Trustee  or the  Master  Servicer)  incorporated  under the laws of the
                  United  States of America or any state  thereof that are rated in one of the two highest rating  categories by each Rating Agency at the time of such  investment or  contractual commitment providing for such investment;  provided,  however, that securities issued by any  particular  corporation  will  not be  Permitted  Investments  to the  extent  that investments  therein  will cause the then  outstanding  principal  amount of  securities issued by such  corporation  and held as  Permitted  Investments  to  exceed  10% of the aggregate outstanding principal balances and amounts of all the Permitted Investments;

                  (v)      commercial paper (including both non-interest-bearing  discount obligations and interest-bearing  obligations  payable  on demand or on a  specified  date not more than one year after the date of issuance  thereof)  which are rated in one of the two highest rating categories by each Rating Agency at the time of such investment;

                  (vi)     any  other  demand,  money  market or time  deposit,  obligation,  security  or investment as may be acceptable to each Rating Agency; and

                  (vii)    any money market funds the collateral of which  consists of  obligations  fully guaranteed  by the United  States of America  or any  agency or  instrumentality  of the
                  United  States of  America  the  obligations  of which are  backed by the full faith and credit of the  United  States of  America  (which  may  include  repurchase  obligations secured by collateral  described in clause (i)) and other  securities  (including  money market  or common  trust  funds for which any  Trustee  or the  Master  Servicer  or any affiliate  thereof  acts as a manager or an advisor)  and which money  market  funds are rated in one of the two highest rating categories by each Rating Agency;

provided, however, that no instrument or security shall be a Permitted Investment if such instrument or security evidences a right to receive only interest payments with respect to the obligations underlying such instrument or if such security provides for payment of both principal and interest with a yield to maturity in excess of 120% of the yield to maturity at par.
         Person:  Any  individual,  corporation,  partnership,  joint  venture,  association,  joint-stock company,  limited liability  company,  trust,  unincorporated  organization or government or any agency or political subdivision thereof.

         Prepayment  Charge:  Any  prepayment  premium,  penalty  or  charge  payable  by a  Mortgagor  in connection  with any  Principal  Prepayment  on a  Mortgage  Loan  pursuant  to the  terms of the  related
Mortgage Note.

         Prepayment  Interest  Excess:  With respect to any  Remittance  Date, for each Mortgage Loan that was the  subject  of a  Principal  Prepayment  in  full  or in part  during  the  portion  of the  related
Prepayment  Period  occurring  between the first day of the calendar month in which such  Remittance  Date occurs and the  Determination  Date of the calendar month in which such Remittance Date occurs,  an amount equal to interest (to the extent  received) at the applicable  Mortgage Loan Remittance Rate on the amount of such Principal  Prepayment for the number of days  commencing on the first day of the calendar month in which such  Remittance  Date occurs and ending on the last date through which  interest is collected  from the related Mortgagor.

         Prepayment Interest  Shortfall:  With respect to any Remittance Date, for each such Mortgage Loan that was the  subject of a  Principal  Prepayment  during the  portion of the  related  Prepayment  Period occurring  between the first day of the related  Prepayment  Period and the last day of the calendar month preceding the month in which such Remittance  Date occurs,  an amount equal to interest (to be paid by the
Servicer out of its own funds without  reimbursement  therefor) at the applicable Mortgage Loan Remittance
Rate on the amount of such  Principal  Prepayment  for the number of days  commencing on the date on which the  prepayment  is applied and ending on the last day of the calendar  month  preceding  such  Remittance
Date.

         Prepayment  Period:  As to any Remittance  Date,  (a) in the case of Full Principal  Prepayments, the period  commencing  on the 16th day of the month  prior to the month in which the  related  Remittance
Date occurs and ending on the 15th day of the month in which such Remittance  Date occurs,  and (b) in the case of Partial Principal Prepayments or other recoveries, the preceding calendar month.

         Primary  Mortgage  Insurance  Policy:  Each  primary  policy  of  mortgage   insurance,   or  any
replacement policy therefor obtained by the Servicer pursuant to Section 4.08.

         Prime Rate:  The prime rate of U.S.  money  center  banks as  published  from time to time in The
Wall Street Journal.

         Principal  Prepayment:  Any payment or other  recovery of  principal  on a Mortgage  Loan full or partial  which is received in advance of its  scheduled  Due Date,  including  any  Prepayment  Charge and which is not  accompanied  by an amount of interest  representing  scheduled  interest  due on any date or dates in any month or months subsequent to the month of prepayment.

         Qualified  Appraiser:  An  appraiser,  duly  appointed  by the  Servicer,  who  had no  interest, direct or  indirect  in the  Mortgaged  Property or in any loan made on the  security  thereof,  and whose compensation  is not affected by the approval or  disapproval of the Mortgage  Loan,  which  appraiser and the  appraisal  made by such  appraiser  both  satisfy  the  requirements  of Title XI of  FIRREA  and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.

         Qualified  Depository:  (a) The  Custodian,  (b) a depository,  the accounts of which are insured by the FDIC and the short term debt  ratings and the long term  deposit  ratings of which are rated in one of the two highest rating categories by either of Moody’s Investors  Service,  Inc. or Fitch, Inc., or (c)
a depository,  the short-term debt obligations,  or other short-term  deposits of which are rated at least
'A-2’ and the long-term  unsecured debt obligations of which are rated at least 'AA-’ by Standard & Poor's
Ratings Service, a division of The McGraw Hill Companies Inc.

         Qualified  Insurer:  An  insurance  company  duly  qualified as such under the laws of the states in which the Mortgaged  Properties  are located,  duly  authorized and licensed in such states to transact the applicable  insurance business and to write the insurance  provided,  approved as an insurer by Fannie
Mae and Freddie Mac.

         Rating  Agency:  Standard & Poor's  Ratings  Service,  a division  of The McGraw  Hill  Companies
Inc., and Moody's Investors Service, Inc.

         Reconstitution  Agreement:  Any  agreement  involving  any  Pass-Through  Transfer  or Whole Loan
Transfer.

         Regulation  AB:  Subpart  229.1100  —  Asset  Backed   Securities   (Regulation  AB),  17  C.F.R.
§§229.1100-229.1123,  as amended from time to time, and subject to such  clarification and  interpretation as have been provided by the Commission in the adopting release (Asset-Backed  Securities,  Securities Act
Release No. 33-8518,  70 Fed. Reg. 1,506,  1,531 (Jan. 7, 2005)) or by the staff of the Commission,  or as may be provided by the Commission or its staff from time to time.

         REMIC:  A "real estate  mortgage  investment  conduit"  within the meaning of Section 860D of the
Code.

         REMIC  Provisions:  The  provisions  of the Federal  income tax law  relating  to a REMIC,  which appear at Section 860A through  860G of the Code,  and related  provisions,  and  regulations,  rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

         Remittance  Date:  The  Remittance  Date shall be the 20th day of any month,  or if such 20th day is not a Business Day, the first Business Day immediately preceding such 20th day.

         REO Disposition:   The final sale by the Servicer of any REO Property.

         REO  Disposition  Proceeds:  Amounts  received by the Servicer in  connection  with a related REO
Disposition.

         REO  Property:  A  Mortgaged  Property  acquired  by the  Servicer  on  behalf  of the  Owner  as described in Section 4.13.

         Sarbanes  Certification:  A certification required pursuant to The Sarbanes-Oxley Act of 2002 and the rules and  regulations of the Commission  promulgated  thereunder  (including any  interpretations  or amendments thereof by the Commission’s staff).

         Securities Act:  The Securities Act of 1933, as amended.

         Securities  Administrator:   The  securities  administrator  with  respect  to  any  Pass-Through
Transfer.

         Servicer:  EMC  Mortgage  Corporation,  or any of its  successors  in interest  or any  successor under this Agreement appointed as herein provided.

         Servicing  Advances:  All  customary,   reasonable  and  necessary  "out  of  pocket"  costs  and
expenses  (including  reasonable  attorneys'  fees and  disbursements)  incurred in the performance by the
Servicer of its servicing obligations relating to each Mortgage Loan,  including,  but not limited to, the cost of (a) the preservation,  restoration and protection of the Mortgaged Property,  (b) any enforcement, administrative  or judicial  proceedings,  or any legal work or advice  specifically  related to servicing the  Mortgage  Loans,  including  but not  limited to,  foreclosures,  bankruptcies,  condemnations,  drug seizures,  elections,  foreclosures  by  subordinate  or superior  lienholders,  and other  legal  actions incidental to the servicing of the Mortgage  Loans  (provided  that such expenses are  reasonable and that the Servicer  specifies  the Mortgage  Loan(s) to which such  expenses  relate),  (c) the  management  and liquidation  of the  Mortgaged  Property  if the  Mortgaged  Property  is  acquired  in  full  or  partial satisfaction of the Mortgage,  (d) taxes,  assessments,  water rates,  sewer rates and other charges which are or may become a lien upon the Mortgaged  Property,  and Primary Mortgage Insurance Policy premiums and fire and hazard insurance coverage and (e) compliance with the obligations under Section 4.08.

         Servicing  Criteria:  As of any date of  determination,  the  “servicing  criteria”  set forth in
Item 1122(d) of Regulation AB, or any amendments  thereto,  a summary of the  requirements  of which as of the date hereof is attached  hereto as Exhibit H for  convenience  of  reference  only.  In the event of a conflict or  inconsistency  between the terms of Exhibit H and the text of Item 1122(d) of Regulation  AB, the text of Item 1122(d) of Regulation AB shall control (or those Servicing  Criteria  otherwise  mutually agreed to by the Owner,  the  Servicer  and any Person that will be  responsible  for signing any Sarbanes
Certification  with  respect to a  Pass-Through  Transfer  in  response  to  evolving  interpretations  of
Regulation AB and incorporated into a revised Exhibit H).

         Servicing  Fee: With respect to each Mortgage  Loan,  the amount of the annual  servicing fee the
Owner shall pay to the Servicer,  which shall,  for a period of one full month, be equal to one-twelfth of the product of (a) the  applicable  Servicing Fee Rate and (b) the  outstanding  principal  balance of the
Mortgage  Loan.  Such fee shall be payable  monthly,  computed on the basis of the same  principal  amount and period  respecting which any related  interest payment on a Mortgage Loan is computed.  The obligation of the Owner to pay the  Servicing  Fee is limited to, and the  Servicing Fee is payable from the interest portion of such Monthly Payment collected by the Servicer or as otherwise provided under Section 4.05.

         Servicing Fee Rate:  The Servicing Fee Rate shall be a rate per annum equal to 0.375%.

         Servicing  File:  The  documents,  records and other items  pertaining  to a particular  Mortgage
Loan and any  additional  documents  relating to such Mortgage Loan as are in, or as may from time to time come into, the Servicer's possession.

         Servicing   Officer:   Any  officer  of  the  Servicer  involved  in,  or  responsible  for,  the administration  and  servicing  of the Mortgage  Loans whose name appears on a list of servicing  officers furnished by the Servicer to the Owner upon request, as such list may from time to time be amended.

         Stated  Principal  Balance:  As to each  Mortgage Loan as of any date of  determination,  (i) the principal  balance of such  Mortgage Loan after giving effect to payments of principal due and received or for which a Monthly  Advance has been made,  minus (ii) all amounts  previously  distributed  to the Owner with respect to the Mortgage Loan representing Principal Prepayments.

         Subcontractor:  Any  vendor,  subcontractor  or  other  Person  that is not  responsible  for the overall  servicing  (as  “servicing”  is  commonly  understood  by  participants  in  the  mortgage-backed securities  market) of Mortgage  Loans but  performs one or more  discrete  functions  identified  in Item
1122(d) of Regulation  AB with respect to Mortgage  Loans under the direction or authority of the Servicer or a Subservicer.

         Subservicer:  Any  Person  that  services  Mortgage  Loans  on  behalf  of  the  Servicer  or any
Subservicer  and is  responsible  for  the  performance  (whether  directly  or  through  Subservicers  or
Subcontractors) of a substantial  portion of the material servicing  functions required to be performed by the Servicer under this Agreement or any  Reconstitution  Agreement that are identified in Item 1122(d) of
Regulation AB.

         Trustee:  The Person appointed as trustee in connection with any Pass-Through Transfer.

         Whole  Loan  Transfer:  The sale or  transfer  of some or all of the  ownership  interest  in the
Mortgage  Loans by the Owner to one or more third  parties in whole loan or  participation  format,  which third party may be Fannie Mae or Freddie Mac.

                                                ARTICLE II
 SERVICING OF MORTGAGE LOANS; POSSESSION OF SERVICING FILES; BOOKS AND RECORDS; DELIVERY OF MORTGAGE LOAN
                                                DOCUMENTS

         Section 2.01.  Servicing of Mortgage Loans.

         The  Servicer  does hereby agree to service the Mortgage  Loans in  accordance  with the terms of this  Agreement.  The rights of the Owner to receive  payments with respect to the Mortgage Loans shall be as set forth in this Agreement.

         Section 2.02.  Maintenance of Servicing Files.

         The Servicer  shall maintain a Servicing  File  consisting of all documents  necessary to service the Mortgage  Loans.  The  possession  of each  Servicing  File by the Servicer is for the sole purpose of servicing  the  Mortgage  Loan,  and such  retention  and  possession  by the  Servicer  is in a custodial capacity only.  The Servicer  acknowledges  that the ownership of each Mortgage Loan,  including the Note, the  Mortgage,  all other  Mortgage  Loan  Documents and all rights,  benefits,  proceeds and  obligations arising  therefrom or in connection  therewith,  has been vested in the Owner.  All rights  arising out of the  Mortgage  Loans  including,  but not limited  to, all funds  received  on or in  connection  with the
Mortgage  Loans and all records or documents  with respect to the Mortgage Loans prepared by or which come into  the  possession  of the  Servicer  shall  be  received  and held by the  Servicer  in trust  for the exclusive  benefit of the Owner as the owner of the  related  Mortgage  Loans.  Any portion of the related
Servicing  Files retained by the Servicer  shall be  appropriately  identified in the Servicer's  computer system to clearly  reflect the ownership of the related  Mortgage  Loans by the Owner.  The Servicer shall release  its custody of the  contents  of the related  Servicing  Files only in  accordance  with  written instructions  of the  Owner,  except  when such  release  is  required  as  incidental  to the  Servicer's servicing of the Mortgage Loans, such written instructions shall not be required.

         Section 2.03.  Books and Records.

         The Servicer shall be responsible for  maintaining,  and shall maintain,  a complete set of books and records for the Mortgage  Loans which shall be  appropriately  identified in the  Servicer's  computer system to clearly  reflect the ownership of the Mortgage Loan by the Owner.  In  particular,  the Servicer shall  maintain in its  possession,  available  for  inspection  by the Owner,  or its  designee and shall deliver to the Owner upon demand,  evidence of compliance  with all federal,  state and local laws,  rules and regulations,  and requirements of Fannie Mae or Freddie Mac, as applicable,  including but not limited to  documentation  as to the method used in determining the  applicability  of the provisions of the Flood
Disaster  Protection  Act of  1973,  as  amended,  to the  Mortgaged  Property,  documentation  evidencing insurance  coverage and  eligibility  of any  condominium  project for approval by Fannie Mae and periodic inspection  reports as required by Section 4.13.  To the extent that  original  documents are not required for purposes of realization of Liquidation  Proceeds or Insurance  Proceeds,  documents  maintained by the
Servicer  may be in the form of  microfilm  or  microfiche  or such  other  reliable  means of  recreating original  documents,  including  but not limited to,  optical  imagery  techniques so long as the Servicer complies with the requirements of the Fannie Mae Guide.

         The Servicer  shall  maintain  with respect to each  Mortgage  Loan and shall make  available for inspection by any Owner or its designee the related  Servicing  File (or copies  thereof)  during the time the Owner retains  ownership of a Mortgage Loan and  thereafter in  accordance  with  applicable  laws and regulations.

         Section 2.04.  Transfer of Mortgage Loans.

         No transfer of a Mortgage Loan may be made unless such  transfer is in compliance  with the terms hereof.  For the purposes of this  Agreement,  the Servicer  shall be under no obligation to deal with any person  with  respect to this  Agreement  or any  Mortgage  Loan  unless a notice of the  transfer of such
Mortgage  Loan has been  delivered to the Servicer in accordance  with this Section  2.04.  The Owner may, subject  to the  terms  of  this  Agreement,  sell  and  transfer  one or more of the  Mortgage  Loans  in accordance  with Sections 10.02 and 11.12,  provided,  however,  that the transferee will not be deemed to be an Owner  hereunder  binding  upon the  Servicer  unless such  transferee  shall agree in writing to be bound by the terms of this  Agreement  and an  assignment  and  assumption  of this  Agreement  reasonably acceptable  to the  Servicer.  The Owner  shall  advise the  Servicer  in writing  of the  transfer.  Upon receipt of notice of the  permitted  transfer,  the  Servicer  shall mark its books and records to reflect the  ownership of the  Mortgage  Loans of such  assignee,  and shall  release the previous  Owner from its obligations hereunder with respect to the Mortgage Loans sold or transferred.

         Section 2.05.  Delivery of Mortgage Loan Documents.

         The  Servicer  shall  forward  to the  Custodian  on  behalf  of  the  Owner  original  documents evidencing an assumption,  modification,  consolidation  or extension of any Mortgage Loan entered into in accordance  with Section 4.01 or 6.01 within 4 week(s) of their  execution;  provided,  however,  that the
Servicer  shall  provide  the  Custodian  on behalf of the Owner  with a  certified  true copy of any such document  submitted for recordation  within 4 week(s) after its execution,  and shall provide the original of any document  submitted for recordation or a copy of such document  certified by the appropriate public recording  office to be a true and complete  copy of the  original  within 180 days of its  execution.  If delivery is not  completed  within 180 days solely due to delays in making such  delivery by reason of the fact that such documents shall not have been returned by the appropriate  recording  office,  the Servicer shall continue to use its best efforts to effect delivery as soon as possible thereafter.

         From time to time the  Servicer  may have a need for  Mortgage  Loan  Documents to be released by the  Custodian.  If the Servicer  shall require any of the Mortgage  Loan  Documents,  the Servicer  shall notify the  Custodian  in writing of such request in the form of the request for release  attached  hereto as Exhibit D. The Custodian  shall deliver to the Servicer  within five (5) Business  Days,  any requested
Mortgage  Loan  Document  previously  delivered to the  Custodian,  provided  that such  documentation  is promptly  returned to the Custodian when the Servicer no longer requires  possession of the document,  and provided that during the time that any such  documentation is held by the Servicer,  such possession is in trust for the benefit of the Owner.

                                               ARTICLE III
                              REPRESENTATIONS AND WARRANTIES OF THE SERVICER

         The Servicer  represents,  warrants  and  covenants to the Owner that as of the date hereof or as of such date specifically provided herein:

(a) The Servicer is a validly  existing  corporation  in good standing under the laws of the State of its organization  and is  qualified  to  transact  business  in, is in good  standing  under the laws of, and possesses  all licenses  necessary  for the conduct of its business in, each state in which any Mortgaged
Property  is  located  or is  otherwise  exempt or not  required  under  applicable  law to  effect  such qualification or license and no demand for such  qualification or license has been made upon the Servicer by any such state,  and in any event the  Servicer is in  compliance  with the laws of each such State to the  extent  necessary  to ensure the  enforceability  of each  Mortgage  Loan and the  servicing  of the
Mortgage Loans in accordance with the terms of this Agreement;

(b) The Servicer  has full power and  authority  to execute,  deliver and perform,  and to enter into and consummate  all  transactions  contemplated  by this  Agreement  and to conduct its business as presently conducted,  has duly  authorized the execution,  delivery and  performance  of this  Agreement,  has duly executed  and  delivered  this  Agreement,  and this  Agreement  constitutes  a legal,  valid and binding obligation of the  Servicer,  enforceable  against it in accordance  with its terms subject to bankruptcy laws and other  similar laws of general  application  affecting  rights of  creditors  and subject to the application of the rules of equity, including those respecting the availability of specific performance;

(c)  None of the  execution  and  delivery  of this  Agreement,  the  consummation  of the  transactions contemplated  thereby and hereby,  or the  fulfillment of or compliance  with the terms and conditions of this Agreement will conflict with any of the terms,  conditions or provisions of the Servicer's  articles of  incorporation  or  by-laws or  materially  conflict  with or result in a breach of any of the terms, conditions or provisions  of any legal  restriction  or any agreement or instrument to which the Servicer is now a party or by which it is bound,  or constitute a default or result in an  acceleration  under any of the foregoing,  or result in the material violation of any law, rule,  regulation,  order, judgment or decree to which the Servicer or its property is subject;

(d) There is no  litigation  pending or, to the  Servicer's  knowledge,  threatened  with  respect to the
Servicer  which is reasonably  likely to have a material  adverse  effect on the  execution,  delivery or enforceability of this Agreement,  or which is reasonably likely to have a material adverse effect on the financial condition of the Servicer;

(e) No  consent,  approval,  authorization  or  order  of any  court or  governmental  agency  or body is required for the  execution,  delivery and  performance  by the Servicer of or compliance by the Servicer with this Agreement or the  consummation of the  transactions  contemplated by this Agreement  except for consents, approvals, authorizations and orders which have been obtained;

(f) The  Servicer  is an  approved  seller/servicer  of  residential  mortgage  loans for  Fannie Mae and
Freddie Mac. The Servicer is in good  standing to service  mortgage  loans for Fannie Mae and Freddie Mac and no event has occurred which would make the Servicer  unable to comply with  eligibility  requirements or which would require notification to either Fannie Mae or Freddie Mac;

(g) As of the date of each  Pass-Through  Transfer,  and except as has been  otherwise  disclosed  to the
Owner,  the Master  Servicer and any  Depositor,  or disclosed  in any public  filing:  (1) no default or servicing related performance  trigger has occurred as to any other Pass-Through  Transfer due to any act or failure to act of the Servicer;  (2) no material  noncompliance with applicable  servicing criteria as to any other  Pass-Through  Transfer has occurred,  been  disclosed or reported by the Servicer;  (3) the
Servicer has not been  terminated  as servicer in a  residential  mortgage loan  Pass-Through  Transfer, either due to a servicing  default or to application of a servicing  performance test or trigger;  (4) no material changes to the Servicer’s  servicing  policies and procedures for similar loans have occurred in the preceding  three years;  (5) there are no aspects of the  Servicer’s  financial  condition that could have a material  adverse impact on the  performance  by the Servicer of its  obligations  hereunder;  (6)
there are no legal proceedings pending, or known to be contemplated by governmental authorities,  against the Servicer that could be material to investors in the securities issued in such Pass-Through  Transfer;
and (7) there are no affiliations,  relationships or transactions relating to the Servicer of a type that are described under Item 1119 of Regulation AB;

(h) If so requested by the Owner,  the Master  Servicer or any Depositor on any date, the Servicer shall, within five Business Days following such request,  confirm in writing the accuracy of the representations and  warranties  set forth in clause (g) of this Article or, if any such  representation  and warranty is not accurate as of the date of such  request,  provide  reasonably  adequate  disclosure of the pertinent facts, in writing, to the requesting party;

(i)  Notwithstanding  anything to the contrary in the Agreement,  the Servicer shall (or shall cause each
Subservicer)  (i) immediately  notify the Owner,  the Master Servicer and any Depositor in writing of (A)
any material litigation or governmental proceedings pending against the Servicer or any Subservicer,  (B)
any  affiliations or  relationships  that develop  following the closing date of a Pass-Through  Transfer between the Servicer or any Subservicer  and any of the parties  specified in clause (7) of paragraph (g)
of this Article (and any other  parties  identified in writing by the  requesting  party) with respect to such  Pass-Through  Transfer,  (C) any  Event  of  Default  under  the  terms  of this  Agreement  or any
Reconstitution  Agreement,  (D) any merger,  consolidation or sale of substantially  all of the assets of the Company,  and (E) the Company’s  entry into an agreement  with a Subservicer  to perform or assist in the performance of any of the Company’s obligations under this Agreement or any Reconstitution  Agreement and (ii)  provide to the Owner and any  Depositor a  description  of such  proceedings,  affiliations  or relationships;

(j) As a condition  to the  succession  to the  Servicer or any  Subservicer  as servicer or  subservicer under this  Agreement or any  Reconstitution  Agreement by any Person (i) into which the Servicer or such
Subservicer may be merged or consolidated,  or (ii) which may be appointed as a successor to the Servicer or any Subservicer,  the Servicer shall provide to the Owner,  the Master Servicer and any Depositor,  at
least 15 calendar days prior to the effective date of such succession or appointment,  (x) written notice to the Owner,  the Master Servicer and any Depositor of such succession or appointment and (y) in writing and in form and substance reasonably  satisfactory to the Owner, the Master Servicer and such Depositor, all  information  reasonably  requested by the Owner,  the Master  Servicer or any  Depositor in order to comply  with  its  reporting  obligation  under  Item  6.02 of Form  8-K  with  respect  to any  class of asset-backed securities; and

(k)      Servicer has delivered to the Owner and the Master Servicer financial  statements of its parent, for its last two complete  fiscal years.  All such financial  information  fairly  presents the pertinent results  of  operations  and  financial  position  for the period  identified  and has been  prepared  in accordance with GAAP consistently  applied  throughout the periods  involved,  except as set forth in the notes thereto. There has been no change in the servicing policies and procedures,  business,  operations, financial  condition,  properties or assets of the Servicer  since the date of the  Servicer’s  financial information  that would have a material  adverse effect on its ability to perform its  obligations  under this Agreement.

                                                ARTICLE IV
                              ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

         Section 4.01.  Servicer to Act as Servicer.

         The Servicer,  as independent contract servicer,  shall service and administer the Mortgage Loans in accordance with this Agreement and with Accepted  Servicing  Practices (giving due consideration to the
Owner's reliance on the Servicer),  and shall have full power and authority,  acting alone, to do or cause to be done any and all things in  connection  with such  servicing and  administration  which the Servicer may deem  necessary  or  desirable  and  consistent  with the terms of this  Agreement  and with  Accepted
Servicing  Practices  and shall  exercise the same care that it  customarily  employs for its own account.
In addition,  the Servicer shall furnish  information  regarding the borrower credit files related to such
Mortgage  Loan to  credit  reporting  agencies  in  compliance  with the  provisions  of the  Fair  Credit
Reporting Act and the applicable  implementing  regulations.  Except as set forth in this  Agreement,  the
Servicer shall service the Mortgage Loans in accordance  with Accepted  Servicing  Practices in compliance with the servicing  provisions of the Fannie Mae Guide, which include,  but are not limited to, provisions regarding the  liquidation of Mortgage  Loans,  the  collection of Mortgage Loan payments,  the payment of taxes,  insurance and other charges,  the maintenance of hazard  insurance with a Qualified  Insurer,  the maintenance  of  fidelity  bond and  errors and  omissions  insurance,  inspections,  the  restoration  of
Mortgaged Property,  the maintenance of Primary Mortgage Insurance  Policies,  insurance claims, and title insurance,  management of REO Property,  permitted  withdrawals with respect to REO Property,  liquidation reports,  and reports of foreclosures  and abandonments of Mortgaged  Property,  the transfer of Mortgaged
Property,  the release of Mortgage Loan  Documents,  annual  statements,  and  examination  of records and facilities.  In the event of any  conflict,  inconsistency  or  discrepancy  between any of the  servicing provisions of this Agreement and any of the servicing  provisions of the Fannie Mae Guide,  the provisions of this  Agreement  shall  control and be binding upon the Owner and the  Servicer.  The Owner may, at its option,  deliver  powers-of-attorney  to the  Servicer  sufficient  to allow the  Servicer  as servicer to execute all  documentation  requiring  execution on behalf of Owner with  respect to the  servicing of the
Mortgage Loans, including  satisfactions,  partial releases,  modifications and foreclosure  documentation or, in the alternative,  shall as promptly as reasonably  possible,  execute and return such documentation to the Servicer.

         Consistent with the terms of this Agreement,  the Servicer may waive,  modify or vary any term of any Mortgage  Loan or consent to the  postponement  of any such term or in any manner grant  indulgence to any  Mortgagor if in the  Servicer's  reasonable  and prudent  determination  such  waiver,  modification, postponement or indulgence is not materially adverse to the Owner,  provided,  however,  that with respect to any  Mortgage  Loan that is not in  default  or if default  is not  reasonably  forseeable,  unless the
Servicer has provided   to the  Owner  a  certification  addressed to  the  Owner,  based on the advice of counsel or  certified  public  accountants  that have a national  reputation  with  respect to taxation of
REMICs  that a  modification  of such  Mortgage  Loan  will not  result in the  imposition  of taxes on or disqualify from REMIC status any  of  the REMICs and  has obtained the prior written consent of the Owner, the Servicer  shall not permit any  modification  with respect to any Mortgage  Loan that would change the
Mortgage Interest Rate,  forgive the payment of principal or interest,  reduce or increase the outstanding principal  balance  (except for actual  payments of  principal),  change the final  maturity  date on such
Mortgage Loan or waive a prepayment  penalty or charge.  In the event of any such  modification  which has been agreed to in writing by the Owner and which  permits the deferral of interest or  principal  payments on any  Mortgage  Loan,  the  Servicer  shall,  on the  Business  Day  immediately  preceding  the related
Remittance  Date in any month in which any such principal or interest  payment has been deferred,  deposit in the  Custodial  Account from its own funds,  in  accordance  with Section  4.04 and Section  5.03,  the difference  between (a) such  month's  principal  and one month's  interest at the related  Mortgage  Loan
Remittance  Rate on the unpaid  principal  balance of such  Mortgage  Loan and (b) the amount  paid by the
Mortgagor.  The Servicer  shall be entitled to  reimbursement  for such advances to the same extent as for all other  advances  pursuant to Section  4.05.  Without  limiting the  generality of the  foregoing,  the
Servicer shall continue,  and is hereby  authorized and empowered,  to prepare,  execute and deliver,  all instruments  of  satisfaction  or  cancellation,  or of partial or full  release,  discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties.

         The  Servicer  shall  perform  all of its  servicing  responsibilities  hereunder  or may cause a subservicer to perform any such servicing  responsibilities  on its behalf, but the use by the Servicer of a  subservicer  shall not release the  Servicer  from any of its  obligations  hereunder  and the Servicer shall remain  responsible  hereunder  for all acts and omissions of each  subservicer  as fully as if such acts and  omissions  were  those of the  Servicer.  Any such  subservicer  must be a Fannie  Mae  approved seller/servicer  or a Freddie Mac  seller/servicer  in good  standing  and no event  shall have  occurred, including  but not limited to, a change in insurance  coverage,  which would make it unable to comply with the eligibility  requirements  for lenders imposed by Fannie Mae or for  seller/servicers  by Freddie Mac, or which would  require  notification  to Fannie Mae or Freddie Mac.  The Servicer  shall pay all fees and expenses of each subservicer  from its own funds,  and a subservicer's  fee shall not exceed the Servicing
Fee.

         At the cost and expense of the Servicer,  without any right of  reimbursement  from the Custodial
Account,  the Servicer  shall be entitled to terminate  the rights and  responsibilities  of a subservicer and arrange for any  servicing  responsibilities  to be performed by a successor  subservicer  meeting the requirements  in the  preceding  paragraph,  provided,  however,  that nothing  contained  herein shall be deemed to prevent or  prohibit  the  Servicer,  at the  Servicer's  option,  from  electing to service the related  Mortgage Loans itself.  In the event that the Servicer's  responsibilities  and duties under this
Agreement  are  terminated  pursuant to Section  8.04,  9.01 or 10.01,  and if  requested  to do so by the
Owner, the Servicer shall at its own cost and expense  terminate the rights and  responsibilities  of each subservicer  effective as of the date of  termination  of the Servicer.  The Servicer  shall pay all fees, expenses  or  penalties  necessary  in  order  to  terminate  the  rights  and  responsibilities  of  each subservicer from the Servicer's own funds without reimbursement from the Owner.

         Notwithstanding  any of the provisions of this Agreement  relating to agreements or  arrangements between the Servicer and a subservicer  or any reference  herein to actions taken through a subservicer or otherwise,  the Servicer  shall not be relieved of its  obligations to the Owner and shall be obligated to the same extent and under the same terms and  conditions as if it alone were  servicing and  administering the Mortgage  Loans.  The Servicer  shall be entitled to enter into an agreement  with a  subservicer  for indemnification  of the  Servicer by the  subservicer  and nothing  contained in this  Agreement  shall be deemed to limit or modify such indemnification.

         Any  subservicing  agreement  and any other  transactions  or services  relating to the  Mortgage
Loans involving a subservicer  shall be deemed to be between such  subservicer and Servicer alone, and the
Owner shall have no  obligations,  duties or  liabilities  with respect to such  Subservicer  including no obligation,  duty or  liability  of Owner to pay such  subservicer's  fees and  expenses.  For purposes of distributions  and advances by the Servicer  pursuant to this  Agreement,  the Servicer shall be deemed to have received a payment on a Mortgage Loan when a subservicer has received such payment.

         Section 4.02.  Collection of Mortgage Loan Payments.

         Continuously  from the date  hereof  until the date each  Mortgage  Loan  ceases to be subject to this  Agreement,  the Servicer will proceed with diligence to collect all payments due under each Mortgage
Loan when the same shall  become  due and  payable  and shall,  to the  extent  such  procedures  shall be consistent  with this  Agreement  and the terms and  provisions  of  related  Primary  Mortgage  Insurance
Policy,  follow such collection  procedures as it follows with respect to mortgage loans comparable to the
Mortgage  Loans  and  held for its own  account.  Further,  the  Servicer  will  take  reasonable  care in ascertaining  and  estimating  annual  ground  rents,  taxes,  assessments,  water rates,  fire and hazard insurance  premiums,  mortgage  insurance  premiums,  and all  other  charges  that,  as  provided  in the
Mortgage,  will become due and payable to the end that the installments  payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

         The Servicer shall not waive any Prepayment Charge unless: (i) the  enforceability  thereof shall have been limited by bankruptcy, insolvency,  moratorium,  receivership and other similar laws relating to creditors’  rights  generally,  (ii) the enforcement  thereof is illegal,  or any local,  state or federal agency has  threatened  legal action if the  prepayment  penalty is enforced,  (iii) the mortgage debt has been  accelerated  in connection  with a foreclosure or other  involuntary  payment or (iv) such waiver is standard  and  customary  in  servicing  similar  Mortgage  Loans and relates to a default or a reasonably foreseeable  default and would,  in the reasonable  judgment of the Servicer,  maximize  recovery of total proceeds  taking into account the value of such  Prepayment  Charge and the related  Mortgage  Loan.  If a
Prepayment  Charge is waived,  but does not meet the  standards  described  above,  then the  Servicer  is required to pay the amount of such waived  Prepayment  Charge by remitting such amount to the Owner by the
Remittance Date.

         With  respect to Mortgage  Loans  affected by Hurricane  Katrina,  if the  Mortgaged  Property is
located in public and  individual  assistance  counties as designated by FEMA (as set forth on its website
www.fema.gov),  the  Servicer  may cease  charging  of late fees and  credit  reporting  activity  for all
Mortgagors in certain  counties  until May 1, 2006, and if reasonably  prudent,  may extend such period as long as  necessary.  In  addition,  the  Servicer  may suspend all  foreclosure  and  bankruptcy  activity relating to such certain  Mortgage  Loans until May 1, 2006,  and if reasonably  prudent,  may extend such period as long as necessary.

         Section 4.03.  Realization Upon Defaulted Mortgage Loans.

         The Servicer shall use its reasonable  efforts,  consistent with the procedures that the Servicer would use in  servicing  loans for its own  account  and the  requirements  of the Fannie  Mae  Guide,  to foreclose upon or otherwise  comparably convert the ownership of properties  securing such of the Mortgage
Loans as come into and continue in default and as to which no  satisfactory  arrangements  can be made for collection of delinquent  payments pursuant to Section 4.01. In determining the delinquency  status of any
Mortgage  Loan,  the Servicer  will apply the  definition  of Delinquent as such term is defined under the related  pooling and servicing  agreement.  The Servicer shall use its reasonable  efforts to realize upon defaulted  Mortgage  Loans in such manner as will  maximize the receipt of  principal  and interest by the
Owner, taking into account,  among other things, the timing of foreclosure  proceedings.  The foregoing is subject to the provisions that, in any case in which Mortgaged  Property shall have suffered  damage,  the
Servicer shall not be required to expend its own funds toward the  restoration of such property  unless it shall determine in its discretion (i) that such  restoration  will increase the proceeds of liquidation of the related  Mortgage Loan to the Owner after  reimbursement  to itself for such  expenses,  and (ii) that such expenses will be  recoverable by the Servicer  through  Insurance  Proceeds or  Liquidation  Proceeds from the related  Mortgaged  Property,  as contemplated in Section 4.05. The Servicer shall be responsible for all costs and expenses  incurred by it in any such  proceedings  or  functions as Servicing  Advances;
provided,  however,  that it shall be entitled  to  reimbursement  therefor  as provided in Section  4.05.
Notwithstanding  anything  to  the  contrary  contained  herein,  in  connection  with  a  foreclosure  or acceptance of a deed in lieu of  foreclosure,  in the event the Servicer has  reasonable  cause to believe that a Mortgaged  Property is  contaminated  by hazardous or toxic  substances or wastes,  or if the Owner otherwise requests an environmental  inspection or review of such Mortgaged  Property,  such an inspection or review is to be conducted by a qualified  inspector.  Upon completion of the  inspection,  the Servicer shall promptly provide the Owner with a written report of the  environmental  inspection.  After reviewing the  environmental  inspection  report,  the Owner shall  determine  how the Servicer  shall  proceed with respect to the Mortgaged Property.

         Section 4.04.  Establishment of Custodial Accounts; Deposits in Custodial Accounts.

         The  Servicer  shall  segregate  and hold all  funds  collected  and  received  pursuant  to each
Mortgage  Loan  separate and apart from any of its own funds and general  assets and shall  establish  and maintain one or more  Custodial  Accounts.  Each Custodial  Account shall be established  with a Qualified
Depository.  To the  extent  such  funds are not  deposited  in a  Custodial  Account,  such  funds may be invested in Permitted  Investments  for the benefit of the Owner (with any income  earned  thereon for the benefit of the Servicer).  Custodial  Accounts will be reconciled  within 45 days.  Funds deposited in the
Custodial  Account may be drawn on by the Servicer in accordance  with Section  4.05.  The creation of any
Custodial  Account  shall be  evidenced by a letter  agreement in the form shown in Exhibit B hereto.  The original  of  such  letter  agreement  shall  be  furnished  to  the  Owner  upon  request.  The  Servicer acknowledges  and agrees  that the  Servicer  shall bear any losses  incurred  with  respect to  Permitted
Investments.  The  amount  of any such  losses  shall be  immediately  deposited  by the  Servicer  in the
Custodial Account, out of the Servicer's own funds, with no right to reimbursement therefor.

         The  Servicer  shall  deposit  in a  mortgage  clearing  account  on a  daily  basis,  and in the
Custodial  Account or  Accounts  no later than 48 hours  after  receipt  and  identification  of funds and retain therein the following payments and collections:

                  (i)      all  payments on account of  principal,  including  Principal  Prepayments  and penalties, on the Mortgage Loans received after the Cut-off Date;

                  (ii)     all  payments  on account of  interest on the  Mortgage  Loans  adjusted to the related Mortgage Loan Remittance Rate received after the Cut-off Date;

                  (iii)    all Net Liquidation Proceeds received after the Cut-off Date;

                  (iv)     any net amounts  received by the Servicer  after the Cut-off Date in connection with any REO Property pursuant to Section 4.13;

                  (v)      all  Insurance  Proceeds  received  after the Cut-off  Date  including  amounts required  to be  deposited  pursuant  to  Sections  4.08 and 4.10,  other  than proceeds to be held in the Escrow  Account and  applied to the  restoration  or repair of the  Mortgaged  Property or released to the  Mortgagor in  accordance with  the  Servicer's  normal  servicing  procedures,  the  loan  documents  or applicable law;

                  (vi)     all Condemnation  Proceeds  affecting any Mortgaged Property received after the
                           Cut-off Date other than  proceeds to be held in the Escrow  Account and applied to the  restoration  or repair of the  Mortgaged  Property  or  released to the
                           Mortgagor in accordance with the Servicer's  normal servicing  procedures,  the loan documents or applicable law;

                  (vii)    any Monthly Advances as provided in Section 5.03;

                  (viii)   any amounts  received  after the Cut-off  Date and  required to be deposited in the Custodial Account pursuant to Section 6.02; and

                  (ix)     with respect to each full or partial  Principal  Prepayment  received after the
                           Cut-off  Date,  any  Prepayment  Interest  Shortfalls,  to  the  extent  of the
                           Servicer's  aggregate  Servicing  Fee received  with respect to the related Due
                           Period.
         The  foregoing  requirements  for deposit in the Custodial  Account shall be exclusive,  it being understood and agreed that,  without  limiting the generality of the foregoing,  payments in the nature of late payment  charges and  assumption  fees, to the extent  permitted by Section 6.01,  and all Prepayment
Interest Excess need not be deposited by the Servicer in the Custodial Account.

         Section 4.05.  Permitted Withdrawals From the Custodial Account.

         The  Servicer  may,  from time to time,  make  withdrawals  from the  Custodial  Account  for the following purposes:

         (i)      to make  payments to the Owner in the amounts and in the manner  provided for in Section
5.01;

         (ii)     to reimburse  itself for Monthly  Advances,  the  Servicer's  right to reimburse  itself pursuant to this  subclause  (ii) being  limited to amounts  received on the related  Mortgage  Loan which represent late  collections (net of the related  Servicing Fees) of principal  and/or interest  respecting which any such advance was made;

         (iii)    to  reimburse  itself for  unreimbursed  Servicing  Advances and Monthly  Advances,  the
Servicer's  right to reimburse  itself  pursuant to this subclause (iii) with respect to any Mortgage Loan being limited to Liquidation  Proceeds,  Condemnation  Proceeds and Insurance  Proceeds received after the
Cut-off Date related to such Mortgage Loan;

         (iv)     to pay to itself  as  servicing  compensation  (a) any  interest  earned on funds in the
Custodial  Account (all such  interest to be withdrawn  monthly not later than each  Remittance  Date) and
(b) the Servicing Fee from that portion of any payment  recovery  attributable to interest on a particular
Mortgage Loan;

         (v)      to reimburse itself for any Nonrecoverable Advances;

         (vi)     to transfer  funds to another  Qualified  Depository  in  accordance  with  Section 4.09 hereof;

         (vii)    to reimburse itself as provided in Section 8.03 hereof;

         (viii)   to  remove  funds  inadvertently  placed  in  the  Custodial  Account  in  error  by the
Servicer; and

         (ix)     to clear and terminate the Custodial Account upon the termination of this Agreement.

         Section 4.06.  Establishment of Escrow Accounts; Deposits in Escrow Accounts.

         The  Servicer  shall  segregate  and hold all  funds  collected  and  received  pursuant  to each
Mortgage Loan which  constitute  Escrow Payments  separate and apart from any of its own funds and general assets and shall  establish  and  maintain  one or more  Escrow  Accounts.  Each Escrow  Account  shall be established  with a  Qualified  Depository.  To the  extent  such  funds  are not  deposited  in an Escrow
Account,  such funds may be invested in Permitted  Investments.  Funds  deposited in an Escrow Account may be drawn on by the Servicer in accordance  with Section 4.07.  The creation of any Escrow Account shall be evidenced  by a letter  agreement  in the form shown in Exhibit C. The  original of such letter  agreement shall be  furnished to the Owner upon  request.  The  Servicer  acknowledges  and agrees that the Servicer shall bear any losses  incurred  with  respect to  Permitted  Investments.  The amount of any such  losses shall be  immediately  deposited  by the  Servicer  in the  Escrow  Account,  as  appropriate,  out of the
Servicer's own funds, with no right to reimbursement therefor.

         The Servicer  shall deposit in a mortgage  clearing  account on a daily basis,  and in the Escrow
Account or Accounts no later than 48 hours after receipt of funds and retain therein:

         (i)      all Escrow  Payments  collected  on account of the  Mortgage  Loans,  for the purpose of effecting timely payment of any items as are required under the terms of this Agreement;

         (ii)     all  Insurance  Proceeds  which are to be  applied to the  restoration  or repair of any
Mortgaged Property; and

         (iii)    all Servicing  Advances for Mortgagors  whose Escrow Payments are  insufficient to cover escrow disbursements.

         The Servicer  shall make  withdrawals  from an Escrow Account only to effect such payments as are required under this  Agreement,  and for such other purposes as shall be as set forth in and in accordance with  Section  4.07.  Except as provided in Section  4.07,  the  Servicer  shall be entitled to retain any interest paid on funds deposited in an Escrow Account by the Qualified Depository.

         Section 4.07.  Permitted Withdrawals From Escrow Account.

         Withdrawals from the Escrow Account may be made by the Servicer only:

         (i)      to effect timely payments of ground rents,  taxes,  assessments,  water rates,  fire and hazard insurance  premiums,  Primary Mortgage  Insurance  Policy premiums,  if applicable,  and comparable items;

         (ii)     to reimburse  Servicer  for any  Servicing  Advance  made by Servicer  with respect to a related  Mortgage Loan but only from amounts  received on the related  Mortgage Loan which  represent late payments or collections of Escrow Payments thereunder;

         (iii)    to refund to the Mortgagor any funds as may be determined to be overages;

         (iv)     for  transfer  to the  Custodial  Account  in  connection  with  an  acquisition  of REO
Property;

         (v)      for application to restoration or repair of the Mortgaged Property;

         (vi)     to pay  to the  Servicer,  or to the  Mortgagor  to the  extent  required  by  law,  any interest paid on the funds deposited in the Escrow Account;

         (vii)    to pay to the  Mortgagors or other parties  Insurance  Proceeds  deposited in accordance with Section 4.06;

         (viii)   to remove  funds  inadvertently  placed in an Escrow  Account in error by the  Servicer;
and

         (ix)     to clear and terminate the Escrow Account on the termination of this Agreement.

         As part of its servicing  duties,  the Servicer shall pay to the Mortgagors  interest on funds in an Escrow  Account,  to the extent required by law, and to the extent that interest earned on funds in the
Escrow  Account is  insufficient,  shall pay such interest from its own funds,  without any  reimbursement therefor.

         Section 4.08.  Payment of Taxes,  Insurance and Other Charges,  Maintenance of Primary  Mortgage
Insurance Policies, Collections Thereunder.

         With respect to each Mortgage Loan, the Servicer shall maintain  accurate records  reflecting the status of ground rents, taxes,  assessments,  water rates and other charges which are or may become a lien upon the Mortgaged  Property and the status of Primary  Mortgage  Insurance  Policy  premiums and fire and hazard  insurance  coverage  and shall  obtain,  from time to time,  all  bills  for the  payment  of such charges,  including  renewal premiums and shall effect payment thereof prior to the applicable  penalty or termination date and at a time appropriate for securing maximum  discounts  allowable,  employing for such purpose  deposits of the Mortgagor in the Escrow Account which shall have been  estimated and  accumulated by the Servicer in amounts  sufficient  for such  purposes,  as allowed under the terms of the Mortgage or applicable  law.  To the extent that the  Mortgage  does not provide  for Escrow  Payments,  the  Servicer shall  determine  that any such  payments are made by the  Mortgagor  when due. The Servicer  assumes full responsibility  for the timely  payment of all such bills and shall  effect  timely  payments  of all such bills  irrespective  of the Mortgagor's  faithful  performance in the payment of same or the making of the
Escrow Payments and shall make advances from its own funds to effect such payments.

         The Servicer will maintain in full force and effect Primary  Mortgage  Insurance  Policies issued by a Qualified  Insurer with respect to each  Mortgage  Loan for which such  coverage is herein  required.
Such coverage  will be  maintained  until the ratio of the current  outstanding  principal  balance of the related Mortgage Loan to the appraised value of the related Mortgaged  Property,  based on the most recent appraisal of the Mortgaged Property performed by a Qualified  Appraiser,  such appraisal to be included in the Servicing  File, is reduced to an amount for which Fannie Mae no longer  requires such insurance to be maintained.  The Servicer will not cancel or refuse to renew any Primary  Mortgage  Insurance  Policy that is required to be kept in force under this  Agreement  unless a  replacement  Primary  Mortgage  Insurance
Policy for such canceled or nonrenewed  policy is obtained from and maintained  with a Qualified  Insurer.
The Servicer  shall not take any action which would result in  noncoverage  under any  applicable  Primary
Mortgage  Insurance  Policy of any loss which, but for the actions of the Servicer would have been covered thereunder.  In connection  with any assumption or  substitution  agreement  entered into or to be entered into pursuant to Section 6.01, the Servicer shall  promptly  notify the insurer under the related  Primary
Mortgage  Insurance  Policy,  if any, of such  assumption or  substitution of liability in accordance with the terms of such policy and shall take all actions  which may be required by such  insurer as a condition to the  continuation of coverage under the Primary  Mortgage  Insurance  Policy.  If such Primary Mortgage
Insurance  Policy is terminated as a result of such assumption or substitution of liability,  the Servicer shall obtain a replacement Primary Mortgage Insurance Policy as provided above.

         In connection  with its activities as servicer,  the Servicer  agrees to prepare and present,  on behalf of itself and the Owner,  claims to the insurer under any Private  Mortgage  Insurance  Policy in a timely  fashion in  accordance  with the terms of such  Primary  Mortgage  Insurance  Policy  and, in this regard,  to take such  action  as shall be  necessary  to  permit  recovery  under  any  Primary  Mortgage
Insurance Policy  respecting a defaulted  Mortgage Loan.  Pursuant to Section 4.04, any amounts  collected by the Servicer under any Primary Mortgage  Insurance Policy shall be deposited in the Custodial  Account, subject to withdrawal pursuant to Section 4.05.

         Section 4.09.  Transfer of Accounts.

         The Servicer may transfer the Custodial  Account or the Escrow  Account to a different  Qualified
Depository  from  time to time.  The  Servicer  shall  notify  the  Owner of any such  transfer  within 15
Business Days of transfer.  If any one of the investment  ratings of a Qualified  Depository holding funds or Eligible  Investments  in the Custodial  Account or Escrow  Account is downgraded by the issuing rating agency,  the  Servicer  shall,  within three (3)  Business  Days of receipt of notice of the  downgrading, transfer all such  accounts,  funds and  Permitted  Investments  to a different  Qualified  Depository  in accordance with this Agreement.

         Section 4.10.  Maintenance of Hazard Insurance.

         The Servicer shall cause to be maintained  for each Mortgage Loan fire and hazard  insurance with extended  coverage as is customary in the area where the Mortgaged  Property is located in an amount which is equal to the lesser of (i) the maximum  insurable  value of the  improvements  securing  such  Mortgage
Loan or (ii) the  greater of (a) the  outstanding  principal  balance of the  Mortgage  Loan,  and (b) the percentage  such that the  proceeds  thereof  shall be  sufficient  to prevent  the  Mortgagor  and/or the
Mortgagee from becoming a co-insurer.  If the Mortgaged  Property is in an area  identified in the Federal
Register  by the  Federal  Emergency  Management  Agency as being a  special  flood  hazard  area that has federally-mandated  flood  insurance  requirements,  the  Servicer  will  cause to be  maintained  a flood
insurance  policy  meeting  the  requirements  of  the  current   guidelines  of  the  Federal   Insurance
Administration  with a generally  acceptable  insurance carrier,  in an amount  representing  coverage not less than the least of (i) the  outstanding  principal  balance of the  Mortgage  Loan,  (ii) the  maximum insurable value of the  improvements  securing such Mortgage Loan or (iii) the maximum amount of insurance which is available  under the Flood Disaster  Protection Act of 1973, as amended.  The Servicer shall also maintain on the REO Property,  fire and hazard  insurance with extended  coverage in an amount which is at least  equal  to the  maximum  insurable  value of the  improvements  which  are a part of such  property, liability  insurance and, to the extent required and available under the Flood Disaster  Protection Act of
1973, as amended,  flood insurance in an amount as provided above.  Any amounts  collected by the Servicer under any such  policies  other than  amounts to be  deposited  in the Escrow  Account  and applied to the restoration  or repair of the  Mortgaged  Property  or REO  Property,  or  released  to the  Mortgagor  in accordance with the Servicer's normal servicing  procedures,  shall be deposited in the Custodial Account, subject to  withdrawal  pursuant to Section 4.05.  It is  understood  and agreed that no other  additional insurance  need be required  by the  Servicer  or the  Mortgagor  or  maintained  on property  acquired in respect of the Mortgage  Loans,  other than pursuant to the Fannie Mae Guide or such  applicable  state or federal  laws and  regulations  as shall at any time be in  force  and as shall  require  such  additional insurance.  All such policies shall be endorsed with standard  mortgagee  clauses with loss payable to the
Servicer  and its  successors  and/or  assigns and shall  provide for at least  thirty days prior  written notice of any  cancellation,  reduction in the amount or material change in coverage to the Servicer.  The
Servicer  shall not interfere  with the  Mortgagor's  freedom of choice in selecting  either his insurance carrier or agent,  provided,  however, that the Servicer shall not accept any such insurance policies from insurance  companies unless such companies  currently reflect a General Policy Rating in Best's Key Rating
Guide  currently  acceptable  to Fannie Mae and are  licensed  to do  business  in the state  wherein  the property subject to the policy is located.

         Section 4.11      Maintenance of Mortgage Impairment Insurance Policy.

         In the event that the  Servicer  shall  obtain and  maintain  a  mortgage  impairment  or blanket policy  issued by an  issuer  that has a Best  rating of A:VI  insuring  against  hazard  losses on all of
Mortgaged  Properties  securing the Mortgage Loans,  then, to the extent such policy provides  coverage in an amount equal to the amount  required  pursuant to Section 4.10 and  otherwise  complies  with all other requirements  of  Section  4.10,  the  Servicer  shall  conclusively  be  deemed  to  have  satisfied  its obligations  as set forth in Section 4.10, it being  understood  and agreed that such policy may contain a deductible  clause,  in which  case the  Servicer  shall,  in the  event  that  there  shall not have been maintained on the related  Mortgaged  Property or REO Property a policy  complying  with Section 4.10, and there shall have been one or more  losses  which would have been  covered by such  policy,  deposit in the
Custodial  Account the amount not otherwise  payable under the blanket policy  because of such  deductible clause.  In connection  with its  activities  as Servicer of the Mortgage  Loans,  the Servicer  agrees to prepare and present,  on behalf of the Owner,  claims under any such blanket policy in a timely fashion in accordance  with the terms of such  policy.  Upon  request of the Owner,  the  Servicer  shall cause to be delivered to the Owner a certified  true copy of such policy and a statement  from the insurer  thereunder that such policy shall in no event be  terminated or materially  modified  without  thirty (30) days prior written notice to the Owner.

         Section 4.12.  Fidelity Bond, Errors and Omissions Insurance.

         The Servicer  shall  maintain,  at its own  expense,  a blanket  fidelity  bond and an errors and omissions  insurance  policy,  with  broad  coverage  with  responsible  companies  that  would  meet  the requirements  of Fannie Mae or Freddie  Mac on all  officers,  employees  or other  persons  acting in any capacity with regard to the Mortgage Loans and who handle funds,  money,  documents and papers relating to the Mortgage  Loans.  The Fidelity  Bond and errors and  omissions  insurance  shall be in the form of the
Mortgage  Banker's  Blanket  Bond and shall  protect and insure the  Servicer  against  losses,  including forgery,  theft,  embezzlement,  fraud,  errors and  omissions and  negligent  acts of such persons.  Such
Fidelity  Bond and errors and  omissions  insurance  shall also  protect and insure the  Servicer  against losses in  connection  with the failure to  maintain  any  insurance  policies  required  pursuant to this
Agreement and the release or satisfaction  of a Mortgage Loan without having  obtained  payment in full of the  indebtedness  secured  thereby.  No provision of this Section 4.12  requiring  the Fidelity  Bond and errors and omissions  insurance  shall diminish or relieve the Servicer from its duties and obligations as set forth in this  Agreement.  The minimum  coverage  under any such Fidelity  Bond and  insurance  policy shall be at least  equal to the  corresponding  amounts  required by Fannie Mae in the Fannie Mae Guide or by Freddie  Mac in the  Freddie Mac Guide.  The  Servicer  shall,  upon  request of Owner,  deliver to the
Owner a  certificate  from the surety and the insurer as to the  existence of the Fidelity Bond and errors and  omissions  insurance  policy and shall  obtain a statement  from the surety and the insurer that such
Fidelity Bond or insurance  policy shall in no event be terminated or materially  modified  without thirty days prior  written  notice to the Owner.  The Servicer  shall notify the Owner within five  Business Days of  receipt  of notice  that such  Fidelity  Bond or  insurance  policy  will be, or has been,  materially modified or  terminated.  The Owner and its  successors  or assigns as their  interests may appear must be named as loss payees on the Fidelity Bond and as additional insured on the errors and omissions policy.

         Section 4.13.  Title, Management and Disposition of REO Property.

         In the event that title to any Mortgaged  Property is acquired in  foreclosure or by deed in lieu of  foreclosure,  the  deed or  certificate  of sale  shall  be  taken  in the  name of the  Owner  or its designee.  Any such  Person or Persons  holding  such  title  other than the Owner  shall  acknowledge  in writing that such title is being held as nominee for the benefit of the Owner.

         The Servicer shall assume the  responsibility  for marketing each REO Property in accordance with
Accepted Servicing Practices.  Thereafter,  the Servicer shall continue to provide certain  administrative services to the Owner  relating to such REO Property as set forth in this Section  4.13.  The REO Property must be sold  within  three  years  following  the end of the  calendar  year of the date of  acquisition, unless a REMIC election has been made with respect to the  arrangement  under which the Mortgage Loans and
REO  Property  are held and (i) the Owner  shall have been  supplied  with an  Opinion of Counsel  (at the
Servicer's  expense)  to the effect  that the  holding by the  related  trust of such  Mortgaged  Property subsequent to such three-year  period (and  specifying the period beyond such three-year  period for which the  Mortgaged  Property  may be  held)  will  not  result  in the  imposition  of  taxes  on  "prohibited transactions"  of the related  trust as defined in Section 860F of the Code, or cause the related REMIC to fail to qualify as a REMIC,  in which case the related trust may continue to hold such Mortgaged  Property
(subject to any  conditions  contained in such Opinion of Counsel),  or (ii) the Owner (at the  Servicer's
expense) or the Servicer  shall have applied for, prior to the expiration of such  three-year  period,  an extension of such  three-year  period in the manner  contemplated  by Section  856(e)(3)  of the Code,  in which case the  three-year  period shall be extended by the  applicable  period.  If a period  longer than three years is permitted  under the  foregoing  sentence and is  necessary to sell any REO  Property,  the
Servicer shall report monthly to the Owner as to progress being made in selling such REO Property.

         Notwithstanding  any other  provision of this  Agreement,  if a REMIC  election has been made, no
Mortgaged  Property  held by a REMIC shall be rented (or  allowed to  continue to be rented) or  otherwise used for the  production  of  income by or on behalf of the  related  trust or sold or  managed  in such a manner or  pursuant  to any terms that would (i) cause such  Mortgaged  Property to fail to qualify at any time as  "foreclosure  property"  within a meaning of Section  860G(a)(8)  of the Code,  (ii)  subject the related  trust to the  imposition  of any federal or state  income  taxes on "net income from  foreclosure property" with respect to such Mortgaged  Property  within the meaning of Section  860G(c) of the Code, or
(iii) cause the sale of such  Mortgaged  Property  to result in the  receipt by the  related  trust or any income from  non-permitted  assets as described in Section 860F(a) (2)(B) of the Code, unless the Servicer has agreed to indemnify  and hold  harmless the related  trust with respect to the  imposition of any such taxes.

         The Servicer shall deposit or cause to be deposited,  on a daily basis in each Custodial  Account all  revenues  received  with  respect to the related REO  Property  and shall  withdraw  therefrom  funds necessary for the proper  operation,  management and  maintenance of the REO Property,  including the cost of  maintaining  any hazard  insurance  pursuant to Section  4.10  hereof.  The  Servicer  shall  maintain separate  records with  respect to each REO Property  identifying  all deposits and  withdrawals  from the
Custodial Account for each REO Property.

         The Servicer  shall  furnish to the Owner on each  Remittance  Date,  an operating  statement for each REO Property  covering the  operation of each REO  Property for the previous  month.  Such  operating statement shall be accompanied by such other information as the Owner shall reasonably request.

         The  Servicer  shall,  either  itself  or  through  an agent  selected  by the  Servicer,  and in accordance  with the Fannie Mae Guide,  manage,  conserve,  protect and operate  each REO  Property in the same manner that it manages,  conserves,  protects  and  operates  other  foreclosed  property for its own account,  and in the same  manner  that  similar  property  in the same  locality  as the REO  Property is managed.  Each REO Disposition  shall be carried out by the Servicer at such price and upon such terms and conditions as the Servicer  deems to be in the best interest of the Owner.  The REO  Disposition  Proceeds from the sale of the REO  Property  shall be  promptly  deposited  in the  Custodial  Account.  As soon as practical  thereafter,  the expenses of such sale shall be paid and the Servicer  shall  reimburse  itself for any related Servicing Advances, or Monthly Advances made pursuant to Section 5.03.

         The Servicer  shall cause each REO  Property to be inspected  promptly  upon the  acquisition  of title  thereto and shall cause each REO  Property to be  inspected  at least  monthly  thereafter  or more frequently  as may be required by the  circumstances.  The Servicer  shall make or cause the  inspector to make a written  report of each such  inspection.  Such reports shall be retained in the Servicing File and copies thereof shall be forwarded by the Servicer to the Owner.

         Section 4.14.  Notification of Adjustments.

         With respect to each Mortgage Loan,  the Servicer shall adjust the Mortgage  Interest Rate on the related  Interest Rate Adjustment  Date in compliance with  requirements of applicable law and the related
Mortgage  and  Mortgage  Note.  The  Servicer  shall  execute and deliver  any and all  necessary  notices required  under  applicable  law and the terms of the related  Mortgage  Note and Mortgage  regarding  the
Mortgage Interest Rate adjustments.  The Servicer shall promptly,  upon written request therefor,  deliver to the Owner such  notifications  and any additional  applicable  data regarding such  adjustments and the methods  used to calculate  and  implement  such  adjustments.  Upon the  discovery by the Servicer or the receipt of notice  from the Owner that the  Servicer  has  failed to adjust a  Mortgage  Interest  Rate in accordance  with the terms of the related  Mortgage  Note and  Mortgage,  the Servicer  shall  immediately deposit in the  Custodial  Account from its own funds the amount of any interest  loss or deferral  caused to the Owner thereby.

                                                ARTICLE V
                                          PAYMENTS TO THE OWNER

         Section 5.01.  Remittances.

         On each  Remittance  Date, the Servicer shall remit to the Owner (i) all amounts  credited to the
Custodial  Account  as of the  close of  business  on the last day of the  calendar  month  preceding  the
Determination  Date, net of charges against or withdrawals from the Custodial  Account pursuant to Section
4.05,  except (a) Full  Principal  Prepayments  received on or before the 15th day of the month in which a
Remittance Date occurs shall be remitted to the Owner on the Remittance  Date of such month,  and (b) Full
Principal  Prepayments  received  after the 15th day of the month in which a Remittance  Date occurs shall be  remitted  to the  Owner on the next  following  Remittance  Date,  plus,  to the  extent  not  already deposited in the Custodial  Account,  the sum of (ii) all Monthly Advances,  if any, which the Servicer is obligated  to  distribute  pursuant  to Section  5.03 and (iii) all  Prepayment  Interest  Shortfalls  the
Servicer is required to make up pursuant to Section 4.04,  minus (iv) any amounts  attributable to Monthly
Payments  collected  after the Cut-off Date but due on a Due Date or Dates  subsequent  to the last day of the related Due Period,  which amounts shall be remitted on the related  Remittance  Date next  succeeding the Due Period for such amounts.

         With  respect  to any  remittance  received  by the Owner  after the  Business  Day on which such payment was due, the Servicer  shall pay to the Owner  interest on any such late payment at an annual rate equal to the Prime Rate,  adjusted as of the date of each change,  plus two percentage  points,  but in no event  greater than the maximum  amount  permitted by applicable  law. Such interest  shall be remitted to the Owner by the  Servicer  on the date such late  payment is made and shall  cover the period  commencing with the day  following  such Business Day and ending with the Business Day on which such payment is made, both  inclusive.  The payment by the  Servicer of any such  interest  shall not be deemed an  extension of time for payment or a waiver of any Event of Default by the Servicer.

         Section 5.02      Statements to the Owner and the Master Servicer.

         The Servicer  shall  furnish to the Owner and the Master  Serivcer an  individual  Mortgage  Loan accounting  report (a  ”Report”),  as of the last  Business  Day of each month and the end of the  related
Prepayment Period, as applicable,  in the Servicer's  assigned loan number order to document Mortgage Loan payment activity on an individual  Mortgage Loan basis.  With respect to each month,  such Report shall be received  by the Owner and the Master  Servicer no later than the tenth  Business  Day of the month of the related  Remittance Date (or, with respect to information as to Full Principal  Prepayments and prepayment penalties  no later than one (1)  Business Day after the end of each  Prepayment  Period),  a report in an
Excel (or compatible)  electronic  format, in such format as may be mutually agreed upon by both the Owner and the  Servicer,  and which  shall  provide the  information  required  to be  contained  in the monthly statements  to  certificateholders  as specified in the related  pooling and servicing  Agreement,  to the extent applicable to the Servicer.

         In  addition,  the  Servicer  shall  provide  to the  Master  Servicer  and the Owner  such other information  known or  available to the  Servicer  that is necessary in order to provide the  distribution and pool  performance  information  as required  under  Regulation  AB, as amended  from time to time,  as determined  by the Owner in its sole  discretion.  The Servicer  shall also provide a monthly  report,  in the form of Exhibit E hereto,  or such other form as is mutually  acceptable  to the  Servicer,  the Owner and the Master  Servicer,  Exhibit F with respect to defaulted  mortgage loans and Exhibit K, with respect to realized losses and gains, with each such report.

         The  Servicer  shall  prepare  and  file any and all  information  statements  or  other  filings required  to be  delivered  to any  governmental  taxing  authority  or to  Owner or the  Master  Servicer pursuant to any  applicable  law with  respect to the  Mortgage  Loans and the  transactions  contemplated hereby.  In addition,  the Servicer shall provide the Owner and the Master Servicer with such  information concerning  the  Mortgage  Loans as is  necessary  for the Owner and the Master  Servicer  to prepare  its federal income tax return as Owner and the Master Servicer may reasonably request from time to time.

         In  addition,  not more than 60 days after the end of each  calendar  year,  the  Servicer  shall furnish to each Person who was an Owner and the Master  Servicer at any time during such  calendar year an annual  statement in  accordance  with the  requirements  of applicable  federal  income tax law as to the aggregate of remittances of principal and interest for the applicable portion of such year.

         Section 5.03.  Monthly Advances by the Servicer.

         Not later than the close of business on the Business Day  preceding  each  Remittance  Date,  the
Servicer shall deposit in the Custodial  Account an amount equal to all payments not  previously  advanced by the Servicer,  whether or not deferred pursuant to Section 4.01, of Monthly  Payments,  adjusted to the related  Mortgage  Loan  Remittance  Rate,  which are  delinquent  at the close of business on the related
Determination Date;  provided,  however,  that the amount of any such deposit may be reduced by the Amount
Held for Future  Distribution  (as defined  below) then on deposit in the Custodial  Account.  Any portion of the  Amount  Held for  Future  Distribution  used to pay  Monthly  Advances  shall be  replaced  by the
Servicer  by deposit  into the  Custodial  Account on any future  Remittance  Date to the extent  that the funds that are available in the Custodial  Account for  remittance  to the Owner on such  Remittance  Date are less than the amount of payments required to be made to the Owner on such Remittance Date.

         The "Amount Held for Future  Distribution"  as to any  Remittance  Date shall be the total of the amounts held in the Custodial Account at the close of business on the preceding  Determination  Date which were received  after the Cut-off Date on account of (i)  Liquidation  Proceeds,  Insurance  Proceeds,  and
Principal  Prepayments  received or made in the month of such  Remittance  Date,  and (ii) payments  which represent  early  receipt  of  scheduled  payments  of  principal  and  interest  due on a date  or  dates subsequent to the related Due Date.

         The  Servicer's  obligation  to make such Monthly  Advances as to any Mortgage Loan will continue through the final  disposition or liquidation  of the Mortgaged  Property,  unless the Servicer deems such advance to be nonrecoverable  from Liquidation  Proceeds,  REO Disposition  Proceeds or Insurance Proceeds
with respect to the  applicable  Mortgage  Loan. In such latter event,  the Servicer  shall deliver to the
Owner an  Officer's  Certificate  of the  Servicer  to the  effect  that an officer  of the  Servicer  has reviewed  the related  Servicing  File and has  obtained a recent  appraisal  and has made the  reasonable determination  that any additional  advances are  nonrecoverable  from  Liquidation or Insurance  Proceeds with respect to the applicable Mortgage Loan.

         Section 5.04.  Liquidation Reports.

         Upon the  foreclosure  sale of any  Mortgaged  Property or the  acquisition  thereof by the Owner pursuant to a deed-in-lieu  of  foreclosure,  the Servicer shall submit to the Owner a liquidation  report with  respect to such  Mortgaged  Property in such form as the  Servicer  and the Owner shall  agree.  The
Servicer shall also provide  reports on the status of REO Property  containing  such  information as Owner may reasonably require.

                                                ARTICLE VI
                                       GENERAL SERVICING PROCEDURES

         Section 6.01.  Assumption Agreements.

         The Servicer  will, to the extent it has knowledge of any  conveyance or  prospective  conveyance by any Mortgagor of a Mortgaged  Property  (whether by absolute  conveyance  or by contract of, sale,  and whether  or not the  Mortgagor  remains  or is to  remain  liable  under  the  Mortgage  Note  and/or  the
Mortgage),  exercise its rights to accelerate  the maturity of such Mortgage Loan under any  "due-on-sale"
clause to the extent permitted by law;  provided,  however,  that the Servicer shall not exercise any such rights if  prohibited  by law or the terms of the  Mortgage  Note from doing so or if the exercise of such rights  would  impair or threaten to impair any  recovery  under the related  Primary  Mortgage  Insurance
Policy,  if any. If the Servicer  reasonably  believes it is unable under  applicable  law to enforce such
"due-on-sale"  clause, the Servicer,  will enter into an assumption  agreement with the person to whom the
Mortgaged  Property  has been  conveyed  or is  proposed  to be  conveyed,  pursuant  to which such person becomes  liable  under the  Mortgage  Note and,  to the extent  permitted  by  applicable  state law,  the
Mortgagor  remains  liable  thereon.  Where an  assumption is allowed  pursuant to this Section 6.01,  the
Servicer,  with the prior consent of the primary mortgage  insurer,  if any, is authorized to enter into a substitution  of liability  agreement with the person to whom the Mortgaged  Property has been conveyed or is proposed to be conveyed  pursuant to which the original  mortgagor is released from  liability and such
Person is  substituted  as  mortgagor  and  becomes  liable  under the  related  Mortgage  Note.  Any such substitution of liability agreement shall be in lieu of an assumption agreement.

         In connection with any such  assumption or  substitution of liability,  the Servicer shall follow the  underwriting  practices  and  procedures  of the Fannie Mae Guide.  With respect to an  assumption or substitution of liability,  the Mortgage  Interest Rate borne by the related  Mortgage Note and the amount of the  Monthly  Payment  may  not be  changed.  The  Servicer  shall  notify  the  Owner  that  any  such substitution  of liability or  assumption  agreement  has been  completed by  forwarding  to the Owner the original of any such substitution of liability or assumption  agreement,  which document shall be added to the related  Mortgage  Loan  Documents and shall,  for all purposes,  be considered a part of such related mortgage  file to the same extent as all other  documents  and  instruments  constituting  a part thereof.
All fees  collected  by the  Servicer  for  entering  into an  assumption  or  substitution  of  liability agreement shall belong to the Servicer.

         Notwithstanding  the  foregoing  paragraphs  of  this  section  or any  other  provision  of this
Agreement,  the  Servicer  shall not be  deemed to be in  default,  breach or any other  violation  of its obligations  hereunder  by  reason  of any  assumption  of a  Mortgage  Loan  by  operation  of law or any assumption which the Servicer may be restricted by law from  preventing,  for any reason  whatsoever.  For purposes of this Section  6.01,  the term  "assumption"  is deemed to also include a sale of the Mortgaged
Property  subject to the Mortgage that is not  accompanied by an assumption or  substitution  of liability agreement.

         Section 6.02.  Satisfaction of Mortgages and Release of Mortgage Loan Documents.

         Upon the  payment  in full of any  Mortgage  Loan,  the  Servicer  will  immediately  notify  the
Custodian with a certification and request for release by a Servicing Officer,  which  certification shall include a statement to the effect that all amounts  received in  connection  with such  payment  which are required to be deposited in the Custodial  Account pursuant to Section 4.04 have been so deposited,  and a request  for  delivery  to the  Servicer  of the  portion  of the  Mortgage  Loan  Documents  held  by the
Custodian.  Upon receipt of such  certification  and request,  the Owner shall  promptly  release or cause the Custodian to promptly  release the related  Mortgage  Loan  Documents to the Servicer and the Servicer
shall  prepare  and  deliver  for  execution  by the  Owner or at the  Owner's  option  execute  under the authority of a power of attorney  delivered to the Servicer by the Owner any  satisfaction or release.  No expense  incurred in connection  with any  instrument of  satisfaction  or deed of  reconveyance  shall be chargeable to the Custodial Account.

         In the event the Servicer  satisfies or releases a Mortgage  without having  obtained  payment in full of the  indebtedness  secured by the  Mortgage or should it otherwise  prejudice  any right the Owner may have under the  mortgage  instruments,  the  Servicer,  upon  written  demand,  shall remit within one
Business Day to the Owner the then outstanding  principal  balance of the related Mortgage Loan by deposit thereof in the  Custodial  Account.  The Servicer  shall  maintain the Fidelity Bond insuring the Servicer against any loss it may sustain with respect to any Mortgage  Loan not  satisfied in  accordance  with the procedures set forth herein.

         From time to time and as  appropriate  for the servicing or  foreclosure  of the Mortgage  Loans, including for the purpose of collection under any Primary Mortgage  Insurance Policy,  upon request of the
Servicer  and  delivery  to the  Custodian  of a servicing  receipt  signed by a  Servicing  Officer,  the
Custodian  shall  release  the  portion  of the  Mortgage  Loan  Documents  held by the  Custodian  to the
Servicer.  Such  servicing  receipt shall  obligate the Servicer to promptly  return the related  Mortgage
Loan  Documents to the  Custodian,  when the need  therefor by the Servicer no longer  exists,  unless the
Mortgage Loan has been  liquidated and the  Liquidation  Proceeds  relating to the Mortgage Loan have been deposited in the Custodial  Account or such documents  have been delivered to an attorney,  or to a public trustee or other public  official as required by law, for purposes of initiating or pursuing  legal action or other proceedings for the foreclosure of the Mortgaged  Property either  judicially or  non-judicially, and the  Servicer  has  promptly  delivered  to the Owner or the  Custodian a  certificate  of a Servicing
Officer  certifying as to the name and address of the Person to which such  documents  were  delivered and the purpose or purposes of such  delivery.  Upon receipt of a certificate of a Servicing  Officer  stating that such  Mortgage  Loan was  liquidated,  the  servicing  receipt  shall be released by the Owner or the
Custodian, as applicable, to the Servicer.

         Section 6.03.  Servicing Compensation.

         As compensation for its services  hereunder,  the Servicer shall be entitled to withdraw from the
Custodial  Account or to retain from interest  payments on the Mortgage Loans the amounts  provided for as the  Servicer's  Servicing  Fee.  Additional  servicing  compensation  in the form of assumption  fees, as provided  in Section  6.01,  late  payment  charges  and other  ancillary  fees shall be  retained  by the
Servicer to the extent not required to be  deposited  in the  Custodial  Account.  The  Servicer  shall be required to pay all expenses  incurred by it in  connection  with its servicing  activities  hereunder and shall not be entitled to reimbursement therefor except as specifically provided for.

         Section 6.04.     Annual Statement as to Compliance; Annual Certification.

         (a)      The  Servicer  will deliver to the Owner and the Master  Servicer,  not later than March
15th of each  calendar  year  beginning  in 2007,  an  Officer’s  Certificate  (an  “Annual  Statement  of
Compliance”)  stating,  as to each signatory thereof,  that (i) a review of the activities of the Servicer during the preceding  calendar year and of performance under this Agreement or other applicable  servicing agreement  has  been  made  under  such  officer’s  supervision  and  (ii) to the  best of such  officer’s knowledge,  based on such review,  the Servicer has fulfilled all of its obligations  under this Agreement or other applicable  servicing  agreement in all material respects  throughout such year, or, if there has been a failure to fulfill any such  obligation  in any  material  respect,  specifying  each such  failure known to such  officer and the nature and status of cure  provisions  thereof.  Such Annual  Statement  of
Compliance  shall contain no  restrictions  or limitations on its use.  Copies of such statement  shall be provided  by the  Servicer  to the Owner  upon  request  and by the Owner to any  Person  identified  as a prospective  purchaser of the Mortgage  Loans.  In the event that the Servicer has delegated any servicing responsibilities  with respect to the Mortgage  Loans to a  Subservicer,  the  Servicer  shall  deliver an
Annual  Statement of Compliance of the Subservicer as described  above as to each  Subservicer as and when required with respect to the Servicer.

         (b)      With respect to the Mortgage  Loans,  by March 15th of each calendar  year  beginning in
2007,  an  officer of the  Servicer  shall  execute  and  deliver an  Officer’s  Certificate  (an  “Annual
Certification”)  to the  Owner,  the  Master  Servicer,  the  Securities  Administrator,  and any  related
Depositor for the benefit of each such entity and such  entity’s  affiliates  and the officers,  directors and agents of any such entity and such  entity’s  affiliates,  in the form  attached  hereto as Exhibit G.
In the event that the Servicer has delegated any servicing  responsibilities  with respect to the Mortgage
Loans to a Subservicer or a  Subcontractor,  to the extent such  Subcontractor  is  “participating  in the servicing  function”  pursuant  to Item 1122 of  Regulation  AB,  the  Servicer  shall  deliver  an Annual
Certification  as to each such  Subservicer  and  Subcontractor,  as and when required with respect to the
Servicer.

         The Servicer shall indemnify and hold harmless the Master  Servicer and its officers,  directors, agents and affiliates from and against any losses,  damages,  penalties,  fines,  forfeitures,  reasonable legal fees and  related  costs,  judgments  and other  costs and  expenses  arising out of or based upon a breach by the Servicer or any of its officers,  directors,  agents or affiliates of its obligations  under this Section 6.04 or Section 6.09 or the  negligence,  bad faith or willful  misconduct of the Servicer in connection  therewith.  If the indemnification  provided for herein is unavailable or insufficient to hold harmless the Master  Servicer,  then the Servicer  agrees that it shall  contribute  to the amount paid or payable by the Master  Servicer as a result of the losses,  claims,  damages or  liabilities of the Master
Servicer in such  proportion as is  appropriate  to reflect the relative  fault of the Master  Servicer on the one hand and the  Servicer  on the other in  connection  with a breach of the  Servicer’s  obligations under this Section 6.04 or Section 6.09 or the Servicer’s  negligence,  bad faith or willful misconduct in connection therewith.

         Upon request by the Owner or the Master  Servicer,  the Servicer will deliver to such  requesting party a copy of the audited (if such financial  statements are available,  otherwise  unaudited) financial statements of the Servicer for the most recent fiscal year of the Servicer.

         Section 6.05.  [Reserved]

         Section 6.06.  Owner's Right to Examine Servicer Records.

         The Owner shall have the right to examine and audit, at its expense,  upon  reasonable  notice to the  Servicer,  during  business  hours or at such other  times as might be  reasonable  under  applicable circumstances,  any and all of the books, records,  documentation or other information of the Servicer, or held by another  for the  Servicer  or on its behalf or  otherwise,  which  relate to the  performance  or observance by the Servicer of the terms, covenants or conditions of this Agreement.

         The Servicer shall provide to the Owner and any  supervisory  agents or examiners  representing a state or federal  governmental  agency  having  jurisdiction  over the Owner  access to any  documentation regarding the Mortgage  Loans in the  possession of the Servicer  which may be required by any  applicable regulations.  Such access  shall be afforded  without  charge,  upon  reasonable  request,  during  normal business  hours and at the offices of the  Servicer,  and in  accordance  with the  applicable  federal or state government regulations.

         Section 6.07.  Compliance with REMIC Provisions.

         If a REMIC  election  has been made with  respect to the  arrangement  under  which the  Mortgage
Loans and REO  Property  are held,  the  Servicer  shall not take any action,  cause the REMIC to take any action or fail to take (or fail to cause to be taken)  any action  that,  under the REMIC  Provisions,  if taken or not  taken,  as the case may be could  (i)  endanger  the  status of the REMIC as a REMIC or (ii)
result in the  imposition  of a tax upon the REMIC  (including  but not limited to the tax on  "prohibited transactions" as defined in Section  860F(a)(2) of the Code and the tax on  "contribution"  to a REMIC set forth in Section  860G(d) of the Code  unless the  Servicer  has  received  an Opinion of Counsel  (at the expense of the party  seeking to take such  actions) to the effect that the  contemplated  action will not endanger such REMIC status or result in the imposition of any such tax.

         Section 6.08.  Non-solicitation.

         The  Servicer  shall  not  knowingly  conduct  any  solicitation   exclusively  targeted  to  the
Mortgagors for the purpose of inducing or encouraging  the early  prepayment or refinancing of the related
Mortgage  Loans.  It is understood and agreed that  promotions  undertaken by the Servicer or any agent or affiliate  of the  Servicer  which  are  directed  to the  general  public at  large,  including,  without limitation,  mass mailings based on commercially acquired mailing lists,  newspaper,  radio and television advertisements  shall not  constitute  solicitation  under this section.  Nothing  contained  herein shall prohibit the Servicer from (i) distributing to Mortgagors any general  advertising  including  information brochures,  coupon books, or other similar  documentation  which indicates  services the Servicer  offers, including  refinances or (ii)  providing  financing of home equity loans to Mortgagors at the  Mortgagor's request.

         Section 6.09.     Assessment of Compliance with Servicing Criteria.

         On and after January 1, 2006,  the Servicer  shall service and  administer,  and shall cause each subservicer to service or administer,  the Mortgage Loans in accordance  with all applicable  requirements of the Servicing Criteria.

         With respect to the Mortgage  Loans,  the Servicer  shall  deliver to the Owner or its  designee, the Master  Servicer,  the  Securities  Administrator,  and any  Depositor on or before March 15th of each calendar  year  beginning in 2007, a report (an  “Assessment  of  Compliance”)  regarding  the  Servicer’s assessment of compliance  with the Servicing  Criteria  during the preceding  calendar year as required by
Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of  Regulation  AB, or as otherwise  required by the  Master  Servicer,  which as of the date  hereof,  require a report by an  authorized  officer  of the
Servicer that contains the following:

         (a)      A statement by such officer of its  responsibility  for  assessing  compliance  with the
Servicing Criteria applicable to the Servicer;

         (b)      A statement by such officer  that such  officer  used the  Servicing  Criteria to assess compliance with the Servicing Criteria applicable to the Servicer;

         (c)      An  assessment  by  such  officer  of the  Servicer’s  compliance  with  the  applicable
Servicing Criteria for the period consisting of the preceding calendar year,  including  disclosure of any material  instance of  noncompliance  with respect thereto during such period,  which  assessment shall be based on the  activities  it performs  with respect to  asset-backed  securities  transactions  taken as a whole involving the Servicer, that are backed by the same asset type as the Mortgage Loans;

         (d)      A statement that a registered  public  accounting firm has issued an attestation  report on the Servicer’s Assessment of Compliance for the period consisting of the preceding calendar year; and

         (e)      A statement as to which of the  Servicing  Criteria,  if any, are not  applicable to the
Servicer,  which  statement  shall be based on the  activities  it performs  with respect to  asset-backed securities  transactions  taken as a whole involving the Servicer,  that are backed by the same asset type as the Mortgage Loans.

         Such report at a minimum  shall  address each of the  Servicing  Criteria  specified on Exhibit J hereto.

         With respect to the Mortgage  Loans,  on or before March 15th of each calendar year  beginning in
2007,  the Servicer  shall  furnish to the Owner or its  designee,  the Master  Servicer,  the  Securities
Administrator  and any  Depositor a report (an  “Attestation  Report”) by a registered  public  accounting firm that attests to, and reports on, the  Assessment of Compliance  made by the Servicer,  as required by
Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122(b) of  Regulation  AB, or as otherwise  required by the  Master  Servicer,  which  Attestation  Report  must be  made  in  accordance  with  standards  for attestation reports issued or adopted by the Public Company Accounting Oversight Board.

         The Servicer  shall cause each  Subservicer,  and each  Subcontractor  determined by the Servicer pursuant to Section  11.15 to be  “participating  in the  servicing  function”  within the meaning of Item
1122 of Regulation AB, to deliver to the Owner,  the Master  Servicer,  the Securities  Administrator  and
any Depositor an assessment of compliance  and  accountants’  attestation  as and when provided in Section
6.09.

         Section 6.10.     Intent of the Parties; Reasonableness.

         The Owner and the  Servicer  acknowledge  and agree that a purpose of clause (g) of Article  III,
Sections 5.02,  6.04,  6.09 and 10.02 of this  Agreement is to facilitate  compliance by the Owner and any
Depositor with the provisions of Regulation AB and related rules and regulations of the  Commission.  None of the Owner,  the Master  Servicer  or any  Depositor  shall  exercise  its right to request  delivery of information or other  performance  under these  provisions other than in good faith, or for purposes other than  compliance  with  the  Securities  Act,  the  Exchange  Act and the  rules  and  regulations  of the
Commission  thereunder.  The Servicer  acknowledges that interpretations of the requirements of Regulation
AB may change over time,  whether due to  interpretive  guidance  provided by the Commission or its staff, consensus among  participants in the asset-backed  securities  markets,  advice of counsel,  or otherwise, and agrees to comply  with  requests  made by the Owner or any  Depositor  in good faith for  delivery  of information  under  these  provisions  on the  basis of  evolving  interpretations  of  Regulation  AB. In connection with any  Pass-Through  Transfer,  the Servicer shall cooperate fully with the Owner to deliver to the Owner  (including  any of its assignees or designees) and any  Depositor,  any and all  statements, reports,  certifications,  records and any other information  necessary in the good faith determination of the Owner or any  Depositor  to permit  the Owner or such  Depositor  to  comply  with the  provisions  of
Regulation AB, together with such disclosures  relating to the Servicer,  any Subservicer and the Mortgage
Loans,  or the servicing of the Mortgage  Loans,  reasonably  believed by the Owner or any Depositor to be necessary in order to effect such compliance.

                                               ARTICLE VII
                                    REPORTS TO BE PREPARED BY SERVICER

         Section 7.01.  Servicer Shall Provide Information as Reasonably Required.

         The Servicer  shall furnish to the Owner upon request,  during the term of this  Agreement,  such periodic,  special or other  reports or  information,  whether or not  provided  for  herein,  as shall be necessary,  reasonable or  appropriate  with respect to the purposes of this  Agreement.  The Servicer may negotiate  with the Owner for a reasonable fee for providing  such report or  information,  unless (i) the
Servicer  is  required  to supply  such  report or  information  pursuant  to any  other  section  of this
Agreement,  or (ii) the report or  information  has been  requested in connection  with  Internal  Revenue
Service or other  regulatory  agency  requirements.  All such reports or information  shall be provided by and in  accordance  with all  reasonable  instructions  and  directions  given by the Owner.  The Servicer agrees to execute  and deliver all such  instruments  and take all such action as the Owner,  from time to time,  may  reasonably  request  in order to  effectuate  the  purpose  and to carry out the terms of this
Agreement.

                                               ARTICLE VIII
                                               THE SERVICER

         Section 8.01.  Indemnification; Third Party Claims.

         The Servicer agrees to indemnify the Owner,  its successors and assigns,  any agent of the Owner, and the Master  Servicer,  and hold each of such  Persons  harmless  from and  against any and all claims, losses, damages,  penalties,  fines,  forfeitures,  legal fees and related costs, judgments, and any other costs,  fees and  expenses  that such Person may sustain in any way related to the failure of the Servicer to perform in any way its duties and service the  Mortgage  Loans in strict  compliance  with the terms of this Agreement and for breach of any  representation  or warranty of the Servicer  contained  herein.  The
Servicer  shall  immediately  notify the Owner or other  indemnified  Person if a claim is made by a third party with  respect to this  Agreement or the  Mortgage  Loans,  assume (with the consent of the Owner and such other Indemnified Person and with counsel  reasonably  satisfactory to the Owner and such Person) the defense of any such claim and pay all  expenses in  connection  therewith,  including  counsel  fees,  and promptly pay,  discharge and satisfy any judgment or decree which may be entered  against it or such other indemnified  Person  in  respect  of such  claim  but  failure  to so  notify  the  Owner  and such  other indemnified  Person  shall not limit its  obligations  hereunder.  The  Servicer  agrees  that it will not enter into any  settlement of any such claim  without the consent of the Owner and such other  indemnified
Person unless such settlement  includes an unconditional  release of the Owner and such other  indemnified
Person from all liability  that is the subject  matter of such claim.  The provisions of this Section 8.01 shall survive termination of this Agreement.

         Section 8.02.  Merger or Consolidation of the Servicer.

         The Servicer  will keep in full effect its  existence,  rights and  franchises  as a  corporation under  the laws of the  state of its  incorporation  except  as  permitted  herein,  and will  obtain  and preserve its  qualification  to do business as a foreign  corporation in each  jurisdiction  in which such qualification  is or shall be necessary to protect the validity and  enforceability  of this  Agreement or any of the Mortgage Loans and to perform its duties under this Agreement.

         Any Person into which the Servicer may be merged or  consolidated,  or any corporation  resulting from any  merger,  conversion  or  consolidation  to which the  Servicer  shall be a party,  or any Person succeeding  to the  business  of the  Servicer  whether  or not  related to loan  servicing,  shall be the successor of the Servicer  hereunder,  without the  execution or filing of any paper or any further act on the  part of any of the  parties  hereto,  anything  herein  to the  contrary  notwithstanding;  provided, however,  that the successor or surviving  Person shall be an  institution  (i) having a GAAP net worth of not  less  than  $25,000,000,  (ii)  the  deposits  of  which  are  insured  by the  FDIC,  or  which is a
HUD-approved  mortgagee  whose  primary  business is in  origination  and servicing of first lien mortgage loans, and (iii) which is a Fannie Mae or Freddie Mac approved seller/servicer in good standing.

         Section 8.03.  Limitation on Liability of the Servicer and Others.

         Neither the  Servicer  nor any of the  officers,  employees  or agents of the  Servicer  shall be under any liability to the Owner for any action taken or for  refraining  from the taking of any action in good faith pursuant to this Agreement,  or for errors in judgment made in good faith;  provided,  however, that this  provision  shall not protect the Servicer or any such person  against any breach of  warranties or  representations  made herein,  or failure to perform in any way its obligations in compliance with any standard  of care set forth in this  Agreement,  or any  liability  which  would  otherwise  be imposed by reason of gross  negligence  or any breach of the terms and  conditions  of this  Agreement.  The Servicer and any  officer,  employee or agent of the  Servicer  may rely in good faith on any  document of any kind prima facie properly  executed and submitted by the Owner  respecting any matters arising  hereunder.  The
Servicer  shall not be under any  obligation  to appear in,  prosecute or defend any legal action which is not  incidental to its duties to service the Mortgage  Loans in accordance  with this  Agreement and which in its opinion may involve it in any expenses or  liability;  provided,  however,  that the Servicer  may, with the consent of the Owner,  which  consent  shall not be  unreasonably  withheld,  undertake  any such action which it may deem  necessary or desirable  with respect to this Agreement and the rights and duties of the parties  hereto.  In such event,  the  reasonable  legal  expenses and costs of such action and any liability  resulting  therefrom  shall be  expenses,  costs and  liabilities  for which the Owner  will be liable,  and the Servicer shall be entitled to be reimbursed  therefor from the Custodial Account pursuant to Section 4.05.

         Section 8.04.  Servicer Not to Resign.

         The Servicer  shall not resign from the  obligations  and duties  hereby  imposed on it except by mutual consent of the Servicer and the Owner or upon the  determination  that its duties  hereunder are no longer  permissible  under  applicable law and such incapacity  cannot be cured by the Servicer.  Any such determination  permitting  the  resignation of the Servicer shall be evidenced by an Opinion of Counsel to such effect  delivered to the Owner which Opinion of Counsel shall be in form and substance  acceptable to the  Owner.  No such  resignation  shall  become  effective  until a  successor  shall  have  assumed  the
Servicer's responsibilities and obligations hereunder in the manner provided in Section 11.01.

         Section 8.05.  No Transfer of Servicing.

         With  respect to the  retention  of the Servicer to service the  Mortgage  Loans  hereunder,  the
Servicer  acknowledges that the Owner has acted in reliance upon the Servicer's  independent  status,  the adequacy of its servicing facilities, plan, personnel,  records and procedures, its integrity,  reputation and financial  standing and the  continuance  thereof.  Without in any way limiting the generality of this section,  the Servicer shall not either assign this  Agreement or the servicing  hereunder or delegate its rights or duties  hereunder or any portion thereof,  or sell or otherwise  dispose of all or substantially all of its property or assets,  without the prior written approval of the Owner,  which approval shall not be  unreasonably  withheld;  provided  that the  Servicer  may  assign  the  Agreement  and the  servicing hereunder  without the consent of Owner to an  affiliate  of the  Servicer to which all  servicing  of the
Servicer is assigned so long as (i) such  affiliate is a Fannie Mae and Freddie Mac approved  servicer and
(ii) if it is  intended  that  such  affiliate  be spun  off to the  shareholders  of the  Servicer,  such affiliate  have a GAAP net worth of at least  $25,000,000  and (iii) such  affiliate  shall deliver to the
Owner a  certification  pursuant  to which  such  affiliate  shall  agree to be  bound  by the  terms  and conditions  of this  Agreement  and shall  certify  that such  affiliate  is a Fannie Mae and  Freddie Mac approved servicer in good standing.

                                                ARTICLE IX
                                                 DEFAULT

         Section 9.01.  Events of Default.

         In case one or more of the  following  Events  of  Default  by the  Servicer  shall  occur and be continuing, that is to say:

         (i)      any  failure  by the  Servicer  to remit to the Owner any  payment  required  to be made under the terms of this  Agreement  which  continues  unremedied  for one (1) Business  Day after  written notice  thereof  (it being  understood  that this  subparagraph  shall not  affect  Servicer's  obligation pursuant  to Section  5.01 to pay  default  interest  on any  remittance  received  by the Owner after the
Business Day on which such payment was due); or

         (ii)     any  failure on the part of the  Servicer  duly to  observe  or perform in any  material respect any other of the covenants or  agreements on the part of the Servicer set forth in this  Agreement
(other than those  described in clause (ix)  hereof),  the breach of which has a material  adverse  effect and which  continue  unremedied  for a period of thirty  days  (except  that such  number of days shall be fifteen in the case of a failure to pay any premium for any  insurance  policy  required to be  maintained under this  Agreement and such failure shall be deemed to have a material  adverse  effect) after the date on which written notice of such failure,  requiring the same to be remedied,  shall have been given to the
Servicer by the Owner; or

         (iii)    a decree or order of a court or  agency or  supervisory  authority  having  jurisdiction for  the  appointment  of  a  conservator  or  receiver  or  liquidator  in  any  insolvency,  bankruptcy, readjustment of debt,  marshaling of assets and liabilities or similar proceedings,  or for the winding-up or  liquidation  of its  affairs,  shall have been  entered  against the Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of sixty days; or

         (iv)     the  Servicer  shall  consent  to  the  appointment  of a  conservator  or  receiver  or liquidator in any insolvency,  bankruptcy,  readjustment of debt,  marshaling of assets and liabilities or similar  proceedings of or relating to the Servicer or of or relating to all or  substantially  all of its property; or

         (v)      the Servicer  shall admit in writing its  inability  to pay its debts  generally as they become due, file a petition to take  advantage of any  applicable  insolvency or  reorganization  statute, make an assignment for the benefit of its creditors,  or voluntarily  suspend payment of its  obligations;
or

         (vi)     the  Servicer  ceases to be approved by either  Fannie Mae or Freddie Mac (to the extent such entities are then  operating in a capacity  similar to that in which they operate on the date hereof)
as a mortgage  loan  servicer  for more than  thirty  days to the extent  such  entities  perform  similar functions; or

         (vii)    the  Servicer  attempts to assign its right to servicing  compensation  hereunder or the
Servicer  attempts,  without  the  consent  of  the  Owner,  to  sell  or  otherwise  dispose  of  all  or
substantially   all  of  its  property  or  assets  or  to  assign  this   Agreement   or  the   servicing
responsibilities  hereunder  or to  delegate  its  duties  hereunder  or any  portion  thereof  except  as otherwise permitted herein; or

         (viii)   the Servicer ceases to be qualified to transact  business in any  jurisdiction  where it is  currently  so  qualified,  but only to the extent  such  non-qualification  materially  and  adversely affects the Servicer's ability to perform its obligations hereunder; or

         (ix)     failure  by the  Servicer  to  duly  perform,  within  the  required  time  period,  its obligations under Section 6.04, 6.09 or any of clauses (v) through (viii) of Section 10.02;

then,  and in each and every such case, so long as an Event of Default shall not have been  remedied,  the
Owner,  by notice in writing to the Servicer may, in addition to whatever  rights the Owner may have under
Section  8.01 and at law or equity to  damages,  including  injunctive  relief and  specific  performance, terminate  all the rights and  obligations  of the Servicer  (and if the Servicer is servicing  any of the
Mortgage Loans in a  Pass-Through  Transfer,  appoint a successor  servicer  reasonably  acceptable to the
Master  Servicer for such  Pass-Through  Transfer)  under this  Agreement and in and to the Mortgage Loans and the proceeds  thereof without  compensating  the Servicer for the same. On or after the receipt by the
Servicer of such written  notice,  all authority and power of the Servicer under this  Agreement,  whether with respect to the Mortgage  Loans or otherwise,  shall pass to and be vested in the successor  appointed pursuant to Section 11.01.  Upon written request from the Owner,  the Servicer shall prepare,  execute and deliver, any and all documents and other instruments,  place in such successor's  possession all Servicing
Files,  and do or accomplish  all other acts or things  necessary or appropriate to effect the purposes of such notice of  termination,  whether to complete  the  transfer  and  endorsement  or  assignment  of the
Mortgage Loans and related documents,  or otherwise,  at the Servicer's sole expense.  The Servicer agrees to  cooperate  with  the  Owner  and  such  successor  in  effecting  the  termination  of the  Servicer's responsibilities and rights hereunder,  including,  without limitation, the transfer to such successor for administration  by it of all cash  amounts  which  shall at the time be  credited  by the  Servicer to the
Custodial  Account or Escrow Account or thereafter  received with respect to the Mortgage Loans or any REO
Property.

         The Servicer shall promptly  reimburse the Owner (or any designee of the Owner,  such as a master servicer) and any Depositor,  as applicable,  for all reasonable  expenses  incurred by the Owner (or such designee) or such Depositor,  as such are incurred,  in connection with the termination of the Servicer as servicer and the transfer of servicing of the Mortgage Loans to a successor  servicer,  if the termination and/or  transfer  of  servicing  is for cause  related  to a  servicer  default.  The  provisions  of this paragraph  shall not limit whatever  rights the Owner or any Depositor may have under other  provisions of this Agreement and/or any applicable  Reconstitution Agreement or otherwise,  whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

         Section 9.02.  Waiver of Defaults.

         The Owner may waive only by written  notice any  default by the  Servicer in the  performance  of its  obligations  hereunder and its  consequences.  Upon any such waiver of a past  default,  such default shall cease to exist,  and any Event of Default  arising  therefrom  shall be deemed to have been remedied for every  purpose of this  Agreement.  No such waiver shall extend to any  subsequent or other default or impair any right consequent thereon except to the extent expressly so waived in writing.

                                                ARTICLE X
                                               TERMINATION

         Section 10.01.  Termination.

         The respective  obligations  and  responsibilities  of the Servicer shall terminate upon: (i) the later of the final  payment  or other  liquidation  (or any  advance  with  respect  thereto)  of the last
Mortgage Loan or the  disposition of all REO Property and the  remittance of all funds due  hereunder;  or
(ii) by mutual  consent  of the  Servicer  and the Owner in  writing;  or (iii)  termination  by the Owner pursuant  to  Section  9.01.  Simultaneously  with any such  termination  and the  transfer  of  servicing hereunder,  the Servicer shall be entitled to be reimbursed  for any  outstanding  Servicing  Advances and
Monthly Advances.

         Section 10.02.    Cooperation of Servicer with a Reconstitution.

         The Servicer and the Owner agree that with  respect to some or all of the Mortgage  Loans,  on or after the related  closing date, on one or more dates (each a  "Reconstitution  Date") at the Owner's sole option, the Owner may effect a sale (each, a  "Reconstitution")  of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

         (a)      one or more third  party  purchasers  in one or more in whole loan  transfers  (each,  a
"Whole Loan Transfer"); or

         (b)      one or more trusts or other  entities  to be formed as part of one or more  Pass-Through
Transfers.

         The Servicer agrees to execute in connection with any agreements  among the Owner,  the Servicer, and any servicer in connection  with a Whole Loan  Transfer,  an assignment,  assumption  and  recognition agreement,  or, at Owner’s request, a seller's  warranties and servicing  agreement or a participation and servicing agreement or similar agreement in form and substance  reasonably  acceptable to the parties, and in  connection  with a  Pass-Through  Transfer,  a pooling and  servicing  agreement in form and substance reasonably  acceptable to the parties. It is understood that any such  Reconstitution  Agreements will not contain any greater obligations on the part of Servicer than are contained in this Agreement.

         With  respect to each Whole Loan  Transfer  and each  Pass-Through  Transfer  entered into by the
Owner,  the  Servicer  agrees (1) to cooperate  fully with the Owner and any  prospective  purchaser  with respect to all reasonable requests and due diligence procedures;  (2) to execute,  deliver and perform all
Reconstitution  Agreements  required by the Owner; (3) to restate the  representations  and warranties set forth in this  Agreement as of the  settlement  or closing  date in  connection  with such  Reconstitution
(each, a "Reconstitution Date").

         In addition,  the Servicer shall provide to such servicer or issuer,  as the case may be, and any other participants in such Reconstitution:

         (i)      any and all  information  and  appropriate  verification  of  information  which  may be reasonably  available to the Servicer,  whether  through letters of its auditors and counsel or otherwise, as the Owner or any such other participant shall request upon reasonable demand;

         (ii)     such additional  representations,  warranties,  covenants,  opinions of counsel, letters from auditors,  and certificates of public officials or officers of the Servicer as are reasonably  agreed upon by the Servicer and the Owner or any such other participant;

         (iii)    within 5 Business Days after request by the Owner,  the information  with respect to the
Servicer  (as  servicer)  as  required  by Item  1108(b)  and  (c) of  Regulation  AB,  a  summary  of the requirements  of which as of the date hereof is attached  hereto as Exhibit I for convenience of reference only,  as  determined  by Owner in its sole  discretion.  In the event that the Servicer has delegated any servicing  responsibilities  with  respect to the Mortgage  Loans to a  Subservicer,  the  Servicer  shall provide the information required pursuant to this clause with respect to the Subservicer;

         (iv)     within 5 Business Days after request by the Owner,

                  (a) information  regarding any legal  proceedings  pending (or known to be contemplated)
against the Servicer (as  servicer)  and each  Subservicer  as required by Item 1117 of  Regulation  AB, a summary  of the  requirements  of which  as of the  date  hereof  is  attached  hereto  as  Exhibit  I for convenience of reference only, as determined by Owner in its sole discretion,

                  (b) information  regarding  affiliations  with respect to the Servicer (as servicer) and each  Subservicer as required by Item 1119(a) of Regulation AB, a summary of the  requirements of which as of the date hereof is attached  hereto as Exhibit I for  convenience  of reference  only, as determined by
Owner in its sole discretion, and

                   (c) information  regarding  relationships  and transactions with respect to the
Servicer  (as  servicer)  and each  Subservicer  as required by Item 1119(b) and (c) of  Regulation  AB, a summary  of the  requirements  of which  as of the  date  hereof  is  attached  hereto  as  Exhibit  I for convenience of reference only, as determined by Owner in its sole discretion;

         (v)      for the purpose of  satisfying  the  reporting  obligation  under the  Exchange Act with respect to any class of asset-backed  securities,  the Servicer shall (or shall cause each Subservicer to)
(i) provide  prompt  notice to the Owner,  the Master  Servicer  and any  Depositor  in writing of (A) any material  litigation  or  governmental  proceedings  involving  the Servicer or any  Subservicer,  (B) any affiliations or relationships  that develop following the closing date of a Pass-Through  Transfer between the Servicer or any  Subservicer  and any of the parties  specified in clause (D) of paragraph (a) of this
Section  (and any other  parties  identified  in writing by the  requesting  party)  with  respect to such
Pass-Through  Transfer,  (C) any Event of Default under the terms of this Agreement or any  Reconstitution
Agreement,  (D) any merger,  consolidation  or sale of  substantially  all of the assets of the  Servicer, and (E)  the  Servicer’s  entry  into  an  agreement  with a  Subservicer  to  perform  or  assist  in the performance of any of the Servicer’s  obligations  under this  Agreement or any  Reconstitution  Agreement and (ii)  provide to the Owner and any  Depositor  a  description  of such  proceedings,  affiliations  or relationships;

         (vi)     as a condition  to the  succession  to the  Servicer or any  Subservicer  as servicer or subservicer  under  this  Agreement  or any  Reconstitution  Agreement  by any  Person  (i) into which the
Servicer  or such  Subservicer  may be  merged  or  consolidated,  or (ii)  which  may be  appointed  as a successor  to the  Servicer  or any  Subservicer,  the  Servicer  shall  provide to the Owner,  the Master
Servicer,  and any Depositor,  at least 15 calendar days prior to the effective date of such succession or appointment,  (x) written notice to the Owner and any Depositor of such  succession or appointment and (y)
in  writing  and in form and  substance  reasonably  satisfactory  to the  Owner and such  Depositor,  all information  reasonably  requested  by the Owner or any  Depositor  in order to comply with its  reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities;

         (vii)    in addition to such  information as the Servicer,  as servicer,  is obligated to provide pursuant to other  provisions  of this  Agreement,  not later than ten days prior to the  deadline for the filing of any distribution  report on Form 10-D in respect of any Pass-Through  Transfer that includes any of the Mortgage Loans serviced by the Servicer or any Subservicer,  the Servicer or such  Subservicer,  as applicable,  shall,  to the extent the Servicer or such  Subservicer  has knowledge,  provide to the party responsible  for  filing  such  report  (including,  if  applicable,  the Master  Servicer)  notice of the occurrence  of any of the  following  events  along with all  information,  data,  and  materials  related thereto as may be required to be included in the related  distribution  report on Form 10-D (as  specified in the provisions of Regulation AB referenced below):

                  (A)      any material  modifications,  extensions or waivers of pool asset terms,  fees, penalties or payments during the distribution  period or that have cumulatively  become material over time
(Item 1121(a)(11) of Regulation AB);

                  (B)      material  breaches of pool asset  representations  or warranties or transaction covenants (Item 1121(a)(12) of Regulation AB); and

                  (C)      information regarding new asset-backed  securities issuances backed by the same pool assets, any pool asset changes (such as, additions,  substitutions or repurchases),  and any material changes in  origination,  underwriting or other criteria for acquisition or selection of pool assets (Item
1121(a)(14) of Regulation AB); and

         (viii)   the  Servicer  shall  provide  to the  Owner,  the Master  Servicer  and any  Depositor,
evidence of the  authorization  of the person  signing any  certification  or  statement,  copies or other evidence of Fidelity Bond Insurance and Errors and Omission  Insurance policy,  financial  information and reports,  and such other  information  related to the Servicer or any  Subservicer or the Servicer or such
Subservicer’s performance hereunder.

         In the event of a conflict  or  inconsistency  between the terms of Exhibit I and the text of the applicable  Item of Regulation  AB as cited above,  the text of  Regulation  AB, its adopting  release and other public statements of the SEC shall control.

         The Servicer shall  indemnify the Owner,  each affiliate of the Owner,  and each of the following parties  participating in a Pass-Through  Transfer:  each issuing entity; each Person (including,  but not limited to, the Master Servicer,  if applicable)  responsible for the preparation,  execution or filing of any report required to be filed with the Commission  with respect to such  Pass-Through  Transfer,  or for execution of a  certification  pursuant to Rule  13a-14(d) or Rule  15d-14(d)  under the Exchange Act with respect to such  Pass-Through  Transfer;  each broker dealer  acting as  underwriter,  placement  agent or initial  purchaser,  each Person who controls any of such parties or the Depositor  (within the meaning of
Section 15 of the  Securities  Act and Section 20 of the Exchange  Act);  and the  respective  present and former  directors,  officers,  employees,  agents  and  affiliates  of  each of the  foregoing  and of the
Depositor  (each,  an  “Indemnified  Party”),  and shall hold each of them  harmless  from and against any claims,  losses,  damages,  penalties,  fines,  forfeitures,  legal fees and expenses  and related  costs, judgments,  and any other costs,  fees and expenses  that any of them may sustain  arising out of or based upon:

         (i)(A) any untrue  statement  of a material  fact  contained  or alleged to be  contained  in any information,  report,  certification,  data,  accountants’  letter or other  material  provided under this
Section 10.02 by or on behalf of the Servicer,  or provided  under this Section  10.02,  Sections 6.04 and
6.09 and by or on behalf of any Subservicer or Subcontractor  (collectively,  the “Servicer Information”), or (B) the omission or alleged  omission to state in the Servicer  Information a material fact required to be stated in the Servicer  Information or necessary in order to make the statements  therein, in the light of the circumstances under which they were made, not misleading;  provided, by way of clarification,  that clause (B) of this paragraph  shall be construed  solely by reference to the Servicer  Information and not to any other  information  communicated  in  connection  with a sale or  purchase of  securities,  without regard to  whether  the  Servicer  Information  or any  portion  thereof  is  presented  together  with or separately from such other information;

         (ii)  any  breach  by the  Servicer  of its  obligations  under  this  Section  10.02,  including particularly  any  failure  by  the  Servicer,  any  Subservicer  or  any  Subcontractor  to  deliver  any information,  report,  certification,  accountants’  letter or other  material when and as required  under this  Section  10.02,  including  any failure by the  Servicer to identify  pursuant to Section  11.15 any
Subcontractor  “participating  in the  servicing  function”  within the meaning of Item 1122 of Regulation
AB;

         (iii) any breach by the Servicer of a  representation  or warranty  set forth in Section  Article
III or in a writing  furnished  pursuant  to clause (h) of Article  III and made as of a date prior to the closing  date of the related  Pass-Through  Transfer,  to the extent that such breach is not cured by such closing  date,  or any breach by the  Servicer of a  representation  or  warranty  in a writing  furnished pursuant to clause (h) of Article III to the extent made as of a date subsequent to such closing date; or

         (iv) the  negligence  bad faith or willful  misconduct  of the  Servicer in  connection  with its performance under this Section 10.02.

         If the  indemnification  provided for herein is unavailable or  insufficient  to hold harmless an
Indemnified  Party,  then the Servicer  agrees that it shall  contribute  to the amount paid or payable by such  Indemnified  Party as a result of any  claims,  losses,  damages  or  liabilities  incurred  by such
Indemnified  Party in such proportion as is appropriate to reflect the relative fault of such  Indemnified
Party on the one hand and the Servicer on the other.

         In the  case  of any  failure  of  performance  described  above,  the  Servicer  shall  promptly reimburse the Owner,  any  Depositor,  as applicable,  and each Person  responsible  for the  preparation, execution  or  filing  of any  report  required  to be filed  with the  Commission  with  respect  to such
Pass-Through  Transfer,  or for execution of a certification  pursuant to Rule 13a-14(d) or Rule 15d-14(d)
under the Exchange Act with respect to such Pass-Through  Transfer,  for all costs reasonably  incurred by each such party in order to obtain the information,  report,  certification,  accountants’ letter or other material  not  delivered  pursuant  to this  Section or Section  6.04 or Section  6.09 as  required by the
Servicer, any Subservicer or any Subcontractor.

         This  indemnification  shall survive the  termination of this Agreement or the termination of any party to this Agreement.

         All  Mortgage  Loans not sold or  transferred  pursuant to a Whole Loan  Transfer or Pass Through
Transfer  shall be subject to this  Agreement  and shall  continue to be serviced in  accordance  with the terms of this Agreement and with respect thereto this Agreement shall remain in full force and effect.

         Section 10.03.  Master Servicer.

         The Servicer,  including any successor  servicer  hereunder,  shall be subject to the supervision of the Master  Servicer,  which Master  Servicer  shall be obligated to ensure that the Servicer  services the Mortgage Loans in accordance with the provisions of this  Agreement.  The Master  Servicer,  acting on behalf of the Owner,  shall have the same rights as the Owner to enforce the  obligations  of the Servicer under this  Agreement.  The Master  Servicer shall be entitled to terminate the rights and  obligations of the  Servicer  under this  Agreement  upon the failure of the  Servicer to perform any of its  obligations under this  Agreement  if such failure  constitutes  an Event of Default as provided in Article IX of this
Agreement.  Notwithstanding  anything to the contrary,  in no event shall the Master  Servicer  assume any of the obligations of the Owner under this Agreement.

                                                ARTICLE XI
                                         MISCELLANEOUS PROVISIONS

         Section 11.01.  Successor to the Servicer.

         Prior  to  termination  of the  Servicer's  responsibilities  and  duties  under  this  Agreement pursuant  to  Sections  8.04,  9.01 or  10.01(ii),  the Owner  shall (i)  succeed to and assume all of the
Servicer's  responsibilities,  rights,  duties and  obligations  under this  Agreement,  or (ii) appoint a successor  having the  characteristics  set forth in Section  8.02 hereof and which  shall  succeed to all rights  and  assume  all of the  responsibilities,  duties  and  liabilities  of the  Servicer  under this
Agreement prior to the termination of the Servicer's  responsibilities,  duties and liabilities under this
Agreement.  In connection with such appointment and assumption,  the Owner may make such  arrangements for the  compensation  of such  successor  out of payments on Mortgage  Loans as the Owner and such  successor shall  agree.  In the event  that the  Servicer's  duties,  responsibilities  and  liabilities  under this
Agreement  should be terminated  pursuant to the  aforementioned  sections,  the Servicer shall  discharge such  duties  and  responsibilities  during  the  period  from  the  date it  acquires  knowledge  of such termination  until the effective  date thereof with the same degree of diligence and prudence  which it is obligated  to exercise  under this  Agreement,  and shall take no action  whatsoever  that might impair or prejudice  the  rights or  financial  condition  of its  successor.  The  resignation  or  removal  of the
Servicer  pursuant to the  aforementioned  sections shall not become  effective until a successor shall be appointed pursuant to this section and shall in no event relieve the Servicer of the  representations  and warranties  made  pursuant to Article III and the remedies  available to the Owner under  Section 8.01, it being  understood  and agreed that the provisions of such Article III and Section 8.01 shall be applicable to the Servicer  notwithstanding  any such resignation or termination of the Servicer,  or the termination of this Agreement.

         Any  successor  appointed  as  provided  herein  shall  execute,  acknowledge  and deliver to the
Servicer and to the Owner an  instrument  accepting  such  appointment,  whereupon  such  successor  shall become fully vested with all the rights,  powers,  duties,  responsibilities,  obligations and liabilities of the Servicer,  with like effect as if originally  named as a party to this  Agreement.  Any termination or  resignation  of the  Servicer  or this  Agreement  pursuant to Section  8.04,  9.01 or 10.01 shall not affect any claims that the Owner may have against the Servicer  arising prior to any such  termination  or resignation.

         The Servicer shall promptly  deliver to the successor the funds in the Custodial  Account and the
Escrow Account and the Servicing  Files and related  documents and statements held by it hereunder and the
Servicer  shall  account for all funds.  The Servicer  shall execute and deliver such  instruments  and do such other things all as may reasonably be required to more fully and  definitely  vest and confirm in the successor  all  such  rights,  powers,  duties,  responsibilities,  obligations  and  liabilities  of  the
Servicer.  The  successor  shall  make such  arrangements  as it may deem  appropriate  to  reimburse  the
Servicer for unrecovered  Monthly Advances and Servicing  Advances which the successor  retains  hereunder and which would  otherwise  have been  recovered by the Servicer  pursuant to this  Agreement  but for the appointment of the successor servicer.

         Upon a successor's  acceptance of  appointment  as such,  the Servicer  shall notify the Owner of such appointment.

         All  reasonable  costs and expenses  incurred in connection  with replacing the Servicer upon its resignation  or the  termination  of the  Servicer  in  accordance  with  the  terms  of  this  Agreement, including,  without limitation,  (i) all legal costs and expenses and all due diligence costs and expenses associated  with an  evaluation of the  potential  termination  of the Servicer as a result of an Event of
Default and (ii) all costs and expenses  associated  with the complete  transfer of  servicing,  including all  servicing  files and all  servicing  data and the  completion,  correction  or  manipulation  of such servicing data as may be required by the successor  servicer to correct any errors or  insufficiencies  in the  servicing  data or  otherwise  to enable  the  successor  service to service  the  Mortgage  Loans in accordance  with this  Agreement,  shall be  payable on demand by the  resigning  or  terminated  Servicer without any right of reimbursement therefor.

         Section 11.02.  Amendment.

         This  Agreement  may be  amended  from  time to time by the  Servicer  and the  Owner by  written agreement signed by the Servicer and the Owner.

         Section 11.03.  Recordation of Agreement.

         To the extent  permitted by  applicable  law,  this  Agreement is subject to  recordation  in all
appropriate   public  offices  for  real  property  records  in  all  the  counties  or  other  comparable jurisdictions in which any of all the properties  subject to the Mortgages are situated,  and in any other appropriate  public recording office or elsewhere,  such recordation to be effected by the Servicer at the
Owner's  expense on  direction of the Owner  accompanied  by an opinion of counsel to the effect that such recordation  materially  and  beneficially  affects  the  interest  of the Owner or is  necessary  for the administration or servicing the Mortgage Loans.

         Section 11.04.  Governing Law.

         THIS  AGREEMENT  SHALL BE GOVERNED BY AND CONSTRUED IN  ACCORDANCE  WITH THE INTERNAL LAWS OF THE
STATE OF NEW YORK WITHOUT  GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS. THE  OBLIGATIONS,  RIGHTS AND
REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

         Section 11.05.  Notices.

         Any  demands,  notices  or other  communications  permitted  or  required  hereunder  shall be in writing  and shall be deemed  conclusively  to have been  given if  personally  delivered  at or mailed by registered  mail,  postage  prepaid,  and return  receipt  requested  or  transmitted  by  telecopier  and confirmed by a similar mailed writing, as follows:

                  (i)      if to the Servicer:

                           EMC Mortgage Corporation
                           2780 Lae Vista Drive
                           Lewisville, TX 75038
                           Attention:  President or General Counsel
                           Telecopier No.:  (469) 759-4714

                  (ii)     if to the Owner:

                           Bear, Stearns & Co. Inc.
                           383 Madison Ave.
                           New York, New York 10179
                           Attention:  Global Credit Adminsitration
                           Telecopier No.:  (212) 272-5591

                  (iii)    if to the Master Servicer:

                           Wells Fargo Bank, National Association
                           P.O. Box 98
                           Columbia, Maryland 21046
                           Attention:  Master Servicing - Bear Stearns ALT-A Trust 2006-1

                           And for overnight delivery to:

                           Wells Fargo Bank, National Association
                           9062 Old Annapolis Road
                           Columbia, Maryland 21045
                           Attention:  Master Servicing - Bear Stearns ALT-A Trust 2006-1
                           Telecopier No.:  (410) 715-2380

or such other  address as may  hereafter be furnished to the other party by like notice.  Any such demand, notice,  or  communication  hereunder  shall be deemed to have been  received on the date  delivered to or received at the premises of the address (as  evidenced,  in the case of registered  or certified  mail, by the date noted on the return receipt).

         Section 11.06.  Severability of Provisions.

         Any part,  provision,  representation  or warranty of this Agreement which is prohibited or which is held  to be  void  or  unenforceable  shall  be  ineffective  to the  extent  of  such  prohibition  or
unenforceability   without   invalidating  the  remaining   provisions   hereof.   Any  part,   provision,
representation  or warranty of this Agreement which is prohibited or  unenforceable  or is held to be void or unenforceable  in any  jurisdiction  shall be ineffective,  as to such  jurisdiction,  to the extent of such prohibition or unenforceability  without  invalidating the remaining  provisions hereof, and any such prohibition  or  unenforceability  in any  jurisdiction  as to any Mortgage  Loan shall not  invalidate or render  unenforceable  such  provision in any other  jurisdiction.  To the extent  permitted by applicable law, the parties hereto waive any provision of law which  prohibits or renders void or  unenforceable  any provision  hereof.  If the  invalidity  of  any  part,  provision,  representation  or  warranty  of  this
Agreement  shall  deprive any party of the economic  benefit  intended to be conferred by this  Agreement, the parties  shall  negotiate,  in good  faith,  to develop a structure  the  economic  effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

         Section 11.07.  Exhibits

         The  exhibits  to this  Agreement  are  hereby  incorporated  and made a part  hereof  and are an integral part of this Agreement.

         Section 11.08.  General Interpretive Principles.

         For  purposes of this  Agreement,  except as otherwise  expressly  provided or unless the context otherwise requires:

         (i)      the  terms  defined  in  this  Agreement  have  the  meanings  assigned  to them in this
Agreement  and  include  the plural as well as the  singular,  and the use of any gender  herein  shall be deemed to include the other gender;

         (ii)     accounting  terms not  otherwise  defined  herein have the meanings  assigned to them in accordance with generally accepted accounting principles;

         (iii)    references  herein to "Articles,"  "Sections,"  "Subsections,"  "Paragraphs,"  and other subdivisions  without  reference  to  a  document  are  to  designated  Articles,  Sections,  Subsections,
Paragraphs and other subdivisions of this Agreement;

         (iv)     a reference to a  Subsection  without  further  reference to a Section is a reference to such  Subsection  as  contained in the same Section in which the  reference  appears,  and this rule shall also apply to Paragraphs and other subdivisions;

         (v)      the words  "herein,"  "hereof,"  "hereunder"  and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

         (vi)     the  term  "include"  or  "including"  shall  mean  without   limitation  by  reason  of
enumeration.

         Section 11.09.  Reproduction of Documents.

         This Agreement and all documents relating hereto,  including,  without limitation,  (i) consents, waivers and  modifications  which may hereafter be executed,  (ii) documents  received by any party at the closing,  and (iii)  financial  statements,  certificates  and other  information  previously or hereafter
furnished,  may  be  reproduced  by  any  photographic,   photostatic,  microfilm,  micro-card,  miniature
photographic or other similar process.  The parties agree that any such  reproduction  shall be admissible in evidence  as the  original  itself in any  judicial or  administrative  proceeding,  whether or not the original is in existence and whether or not such  reproduction  was made by a party in the regular  course of business,  and that any  enlargement,  facsimile or further  reproduction  of such  reproduction  shall likewise be admissible in evidence.

         Section 11.10.  Confidentiality of Information.

         Each  party  recognizes  that,  in  connection  with  this  Agreement,  it may  become  privy  to non-public  information  regarding the financial  condition,  operations and prospects of the other party.
Except  as  required  to be  disclosed  by law,  each  party  agrees  to keep all  non-public  information regarding  the other  party  strictly  confidential,  and to use all such  information  solely in order to effectuate the purpose of this Agreement.

         Section 11.11.  Assignment by the Owner.

         The Owner shall have the right,  without the consent of the Servicer hereof,  to assign, in whole or in part,  its interest  under this  Agreement  with respect to some or all of the Mortgage  Loans,  and designate  any person to exercise  any rights of the Owner  hereunder,  by  executing  an  assignment  and assumption  agreement  reasonably  acceptable to the Servicer and the assignee or designee shall accede to the rights and  obligations  hereunder  of the Owner with  respect  to such  Mortgage  Loans.  In no event shall Owner sell a partial  interest in any Mortgage  Loan.  All references to the Owner in this Agreement shall be deemed to include its assignees or  designees.  It is  understood  and agreed  between the Owners and the  Servicer  that no more than five (5) Persons  shall have the right of owner under this  Agreement at any one time.

         Section 11.12.  No Partnership.

         Nothing  herein  contained  shall be deemed or  construed  to  create a  co-partnership  or joint venture  between the parties  hereto and the services of the Servicer  shall be rendered as an independent contractor and not as agent for Owner.

         Section 11.13.  Execution, Successors and Assigns.

         This Agreement may be executed in one or more  counterparts  and by the different  parties hereto on  separate  counterparts,  each of which,  when so  executed,  shall be deemed to be an  original;  such counterparts,  together,  shall  constitute  one and the same  agreement.  Subject to Section  8.05,  this
Agreement  shall  inure to the  benefit  of and be  binding  upon the  Servicer  and the  Owner  and their respective successors and assigns.

         Section 11.14.  Entire Agreement.

         Each of the Servicer and the Owner  acknowledge that no  representations,  agreements or promises were made to it by the other party or any of its employees  other than those  representations,  agreements or promises  specifically  contained herein.  This Agreement sets forth the entire  understanding  between the parties hereto and shall be binding upon all successors of both parties.

         Section 11.15. Use of Subservicers and Subcontractors.

         (a)      The Servicer  shall not hire or otherwise  utilize the  services of any  Subservicer  to fulfill any of the  obligations  of the Servicer as servicer  under this  Agreement or any  Reconstitution
Agreement  unless the  Servicer  complies  with the  provisions  of  paragraph  (b) of this  Section.  The
Servicer shall not hire or otherwise utilize the services of any  Subcontractor,  and shall not permit any
Subservicer  to hire or  otherwise  utilize  the  servicers  of any  Subcontractor,  to fulfill any of the obligations of the Servicer as servicer under this Agreement or any  Reconstitution  Agreement  unless the
Servicer  complies with the  provisions  of paragraph  (d) of this  Section.  The Servicer must notify the
Owner,  the Master  Servicer  and any  Depositor  in writing of any  affiliations  or  relationships  that develop following the closing date between the Servicer or any Subservicer.

         (b)      The Servicer shall cause any  Subservicer  used by the Servicer (or by any  Subservicer)
for the benefit of the Owner and any  Depositor  to comply with the  provisions  of this  Section and with clauses (g) and (j) of Article III,  Sections  6.04,  6.09 and 10.02 of this  Agreement to the same extent as if such  Subservicer  were the Owner,  and to provide the  information  required  with  respect to such
Subservicer  under Section  3.01(i) of this  Agreement.  The Servicer shall be  responsible  for obtaining from each  Subservicer  and  delivering  to the Owner,  the Master  Servicer and any  Depositor any Annual
Statement  of  Compliance  required  to be  delivered  by such  Subservicer  under  Section  6.04(a),  any
Assessment  of  Compliance  and  Attestation  Report  required to be delivered by such  Subservicer  under
Section  6.09,  any  Annual  Certification  required  under  Section  6.04(b),  any  Additional  Form 10-D
Disclosure and any Form 8-K Disclosure Information, as and when required to be delivered.

         (c)      The Servicer shall promptly upon request  provide to the Owner,  the Master Servicer and any Depositor (or any designee of the  Depositor,  such as an  administrator)  a written  description  (in form and substance  satisfactory  to the Owner,  the Master  Servicer and such  Depositor) of the role and function of each  Subcontractor  utilized by the Servicer or any Subservicer,  specifying (i) the identity of each  such  Subcontractor,  (ii)  which  (if  any) of such  Subcontractors  are  “participating  in the servicing  function”  within the meaning of Item 1122 of  Regulation  AB, and (iii) which  elements of the
Servicing  Criteria  will be  addressed  in  assessments  of  compliance  provided  by each  Subcontractor identified pursuant to clause (ii) of this paragraph.

         (d)      As a condition to the utilization of any  Subcontractor  determined to be “participating in the  servicing  function”  within the meaning of Item 1122 of Regulation  AB, the Servicer  shall cause any such  Subcontractor  used by the Servicer (or by any Subservicer) for the benefit of the Owner and any
Depositor to comply with the  provisions of Sections  6.07 and 10.02 of this  Agreement to the same extent as if such  Subcontractor  were the Servicer.  The Servicer shall be  responsible  for obtaining from each
Subcontractor  and delivering to the Owner and any Depositor any Assessment of Compliance and  Attestation
Report and other certificates  required to be delivered by such Subservicer and such  Subcontractor  under
Section 6.09 (and any Annual  Certification  required  under  Section  6.09(b)),  in each case as and when required to be delivered.

         11.16.   Third Party Beneficiary

         For  purposes  of this  Agreement,  each  Master  Servicer  shall  be  considered  a third  party beneficiary  to this  Agreement,  entitled  to all the rights and  benefits  hereof as if it were a direct party to this Agreement.

         IN WITNESS  WHEREOF,  the Servicer  and the Owner have caused their names to be signed  hereto by their respective officers thereunto duly authorized as of the date and year first above written.

                                      EMC MORTGAGE CORPORATION
                                      Servicer

                                      By:_____________________________________

                                      Name:___________________________________
                                      Title:__________________________________

                                      BEAR STEARNS ASSET BACKED SECURITIES I LLC
                                      Owner

                                            By:______________________________

                                            Name:____________________________

                                            Title:___________________________

                                                EXHIBIT A

                                          MORTGAGE LOAN SCHEDULE

                                                EXHIBIT B

                                    CUSTODIAL ACCOUNT LETTER AGREEMENT
                                                  (date)

To:______________________
_________________________
_________________________
     (the "Depository")

         As "Servicer" under the Servicing Agreement,  dated as of January 1, 2006, (the "Agreement"),  we hereby  authorize  and request you to establish  an account,  as a Custodial  Account  pursuant to Section
4.04 of the Agreement,  to be designated as "BSALTA 2006-1 Custodial Account,  in trust for BSABS I, Owner of Whole Loan  Mortgages,  and  various  Mortgagors."  All  deposits  in the  account  shall be subject to withdrawal  therefrom by order signed by the  Servicer.  You may refuse any deposit  which would result in violation  of the  requirement  that the  account be fully  insured as  described  below.  This  letter is submitted to you in duplicate.  Please execute and return one original to us.

                          By:____________________

                          Name:__________________

                          Title:_________________

         The  undersigned,  as "Depository",  hereby  certifies that the above described  account has been established under Account Number __________,  at the office of the depository  indicated above, and agrees to honor  withdrawals  on such  account as provided  above.  The full amount  deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance  Corporation  through the
Bank  Insurance  Fund  or the  Savings  Association  Insurance  Fund  or will  be  invested  in  Permitted
Investments as defined in the Agreement.

                          [                  ]

                          (name of Depository)

                          By:____________________

                          Name:__________________

                          Title:_________________

                                                EXHIBIT C

                                     ESCROW ACCOUNT LETTER AGREEMENT

                                                  (date)

To:___________________________
______________________________
______________________________
                (the "Depository")

         As "Servicer" under the Servicing  Agreement,  dated as of January 1, 2006 (the "Agreement"),  we hereby  authorize and request you to establish an account,  as an Escrow Account  pursuant to Section 4.06 of the  Agreement,  to be designated  as "BSALTA  2006-1  Escrow  Account,  in trust for BSABS I, Owner of
Whole  Loan  Mortgages,  and  various  Mortgagors."  All  deposits  in the  account  shall be  subject  to withdrawal  therefrom by order signed by the  Servicer.  You may refuse any deposit  which would result in violation  of the  requirement  that the  account be fully  insured as  described  below.  This  letter is submitted to you in duplicate.  Please execute and return one original to us.

                          By:____________________

                          Name:__________________

                          Title:_________________

         The  undersigned,  as "Depository",  hereby  certifies that the above described  account has been established under Account Number __________,  at the office of the depository  indicated above, and agrees to honor  withdrawals  on such  account as provided  above.  The full amount  deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance  Corporation  through the
Bank  Insurance  Fund  or the  Savings  Association  Insurance  Fund  or will  be  invested  in  Permitted
Investments as defined in the Agreement.

                          [                  ]

                          (name of Depository)

                          By:____________________

                          Name:__________________

                          Title:_________________

                                                EXHIBIT D

                                     REQUEST FOR RELEASE OF DOCUMENTS

         To:      Wells Fargo Bank, National Association

                  1015 10th Avenue S.E.

                  Mpls., MN  55414

                  Attn:  ________________

         Re:      Custodial  Agreement  dated as of November  30, 1999,  between EMC Mortgage  Corporation and Wells Fargo Bank, National Association, as Custodian

         In  connection  with the  administration  of the Mortgage  Loans held by you as Custodian for the
Owner pursuant to the above-captioned  Custody Agreement,  we request the release,  and hereby acknowledge receipt,  of the  Custodian's  Mortgage  File  for the  Mortgage  Loan  described  below,  for the  reason indicated.

Mortgage Loan Number:

Mortgagor Name, Address & Zip Code:

         Reason for Requesting Documents (check one):

         _______           1.       Mortgage Paid in Full

         _______           2.       Foreclosure

         _______           3.       Substitution

         _______           4.       Other Liquidation (Repurchases, etc.)

         _______           5.       Nonliquidation  [Reason:_______________________________]

         Address to which Custodian should

         Deliver the Custodian's Mortgage File:
        __________________________________________

        __________________________________________

        __________________________________________

       By:_______________________________________

                     (authorized signer)

Issuer:_____________________________________

Address:___________________________________
        ___________________________________

Date:______________________________________

Custodian

         Wells Fargo Bank, National Association

         Please acknowledge the execution of the above request by your signature and date below:

         ____________________________________                 _________________

         Signature                                                   Date

         Documents returned to Custodian:

         ____________________________________                 _________________

         Custodian                                                   Date

                                                      EXHIBIT E

                                         REPORTING DATA FOR MONTHLY REPORT

                                             Standard File Layout - Master Servicing
-----------------------------------------------------------------------------------------------------------------------------------
         Column Name                            Description                      Decimal           Format Comment           Max
                                                                                                                            Size
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SER_INVESTOR_NBR               A value assigned by the Servicer to define a                 Text up to 10 digits             20
                               group of loans.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
LOAN_NBR                       A unique identifier assigned to each loan by                 Text up to 10 digits             10
                               the investor.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SERVICER_LOAN_NBR              A unique number assigned to a loan by the                    Text up to 10 digits             10
                               Servicer.  This may be different than the
                               LOAN_NBR.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
BORROWER_NAME                  The borrower name as received in the file.                   Maximum length of 30 (Last,      30
                               It is not separated by first and last name.                  First)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SCHED_PAY_AMT                  Scheduled monthly principal and scheduled            2       No commas(,) or dollar signs     11
                               interest payment that a borrower is expected                 ($)
                               to pay, P&I constant.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
NOTE_INT_RATE                  The loan interest rate as reported by the            4       Max length of 6                   6
                               Servicer.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
NET_INT_RATE                   The loan gross interest rate less the service        4       Max length of 6                   6
                               fee rate as reported by the Servicer.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SERV_FEE_RATE                  The servicer's fee rate for a loan as                4       Max length of 6                   6
                               reported by the Servicer.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SERV_FEE_AMT                   The servicer's fee amount for a loan as              2       No commas(,) or dollar signs     11
                               reported by the Servicer.                                    ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
NEW_PAY_AMT                    The new loan payment amount as reported by           2       No commas(,) or dollar signs     11
                               the Servicer.                                                ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
NEW_LOAN_RATE                  The new loan rate as reported by the Servicer.       4       Max length of 6                   6
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
ARM_INDEX_RATE                 The index the Servicer is using to calculate         4       Max length of 6                   6
                               a forecasted rate.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
ACTL_BEG_PRIN_BAL              The borrower's actual principal balance at           2       No commas(,) or dollar signs     11
                               the beginning of the processing cycle.                       ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
ACTL_END_PRIN_BAL              The borrower's actual principal balance at           2       No commas(,) or dollar signs     11
                               the end of the processing cycle.                             ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
BORR_NEXT_PAY_DUE_DATE         The date at the end of processing cycle that                 MM/DD/YYYY                       10
                               the borrower's next payment is due to the
                               Servicer, as reported by Servicer.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SERV_CURT_AMT_1                The first curtailment amount to be applied.          2       No commas(,) or dollar signs     11
                                                                                            ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SERV_CURT_DATE_1               The curtailment date associated with the                     MM/DD/YYYY                       10
                               first curtailment amount.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
CURT_ADJ_ AMT_1                The curtailment interest on the first                2       No commas(,) or dollar signs     11
                               curtailment amount, if applicable.                           ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SERV_CURT_AMT_2                The second curtailment amount to be applied.         2       No commas(,) or dollar signs     11
                                                                                            ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SERV_CURT_DATE_2               The curtailment date associated with the                     MM/DD/YYYY                       10
                               second curtailment amount.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
CURT_ADJ_ AMT_2                The curtailment interest on the second               2       No commas(,) or dollar signs     11
                               curtailment amount, if applicable.                           ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SERV_CURT_AMT_3                The third curtailment amount to be applied.          2       No commas(,) or dollar signs     11
                                                                                            ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SERV_CURT_DATE_3               The curtailment date associated with the                     MM/DD/YYYY                       10
                               third curtailment amount.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
CURT_ADJ_AMT_3                 The curtailment interest on the third                2       No commas(,) or dollar signs     11
                               curtailment amount, if applicable.                           ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
PIF_AMT                        The loan "paid in full" amount as reported by        2       No commas(,) or dollar signs     11
                               the Servicer.                                                ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
PIF_DATE                       The paid in full date as reported by the                     MM/DD/YYYY                       10
                               Servicer.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
ACTION_CODE                    The standard FNMA numeric code used to                       Action Code Key:                  2
                               indicate the default/delinquent status of a                  15=Bankruptcy,
                               particular loan.                                             30=Foreclosure, , 60=PIF,
                                                                                            63=Substitution,
                                                                                            65=Repurchase,70=REO
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
INT_ADJ_AMT                    The amount of the interest adjustment as             2       No commas(,) or dollar signs     11
                               reported by the Servicer.                                    ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SOLDIER_SAILOR_ADJ_AMT         The Soldier and Sailor Adjustment amount, if         2       No commas(,) or dollar signs     11
                               applicable.                                                  ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
NON_ADV_LOAN_AMT               The Non Recoverable Loan Amount, if                  2       No commas(,) or dollar signs     11
                               applicable.                                                  ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
LOAN_LOSS_AMT                  The amount the Servicer is passing as a loss,        2       No commas(,) or dollar signs     11
                               if applicable.                                               ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SCHED_BEG_PRIN_BAL             The scheduled outstanding principal amount           2       No commas(,) or dollar signs     11
                               due at the beginning of the cycle date to be                 ($)
                               passed through to investors.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SCHED_END_PRIN_BAL             The scheduled principal balance due to               2       No commas(,) or dollar signs     11
                               investors at the end of a processing cycle.                  ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SCHED_PRIN_AMT                 The scheduled principal amount as reported by        2       No commas(,) or dollar signs     11
                               the Servicer for the current cycle -- only                   ($)
                               applicable for Scheduled/Scheduled Loans.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SCHED_NET_INT                  The scheduled gross interest amount less the         2       No commas(,) or dollar signs     11
                               service fee amount for the current cycle as
                               reported by the Servicer -- only applicable
                               for Scheduled/Scheduled Loans.                               ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
ACTL_PRIN_AMT                  The actual principal amount collected by the         2       No commas(,) or dollar signs     11
                               Servicer for the current reporting cycle --                  ($)
                               only applicable for Actual/Actual Loans.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
                               The actual gross interest amount less the
                               service fee amount for the current reporting                 No commas(,) or dollar signs
ACTL_NET_INT                   cycle as reported by the Servicer -- only            2       ($)                              11
                               applicable for Actual/Actual Loans.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
PREPAY_PENALTY_ AMT            The penalty amount received when a borrower          2       No commas(,) or dollar signs     11
                               prepays on his loan as reported by the                       ($)
                               Servicer.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
PREPAY_PENALTY_ WAIVED         The prepayment penalty amount for the loan           2       No commas(,) or dollar signs     11
                               waived by the servicer.                                      ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
MOD_DATE                       The Effective Payment Date of the                            MM/DD/YYYY                       10
                               Modification for the loan.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
MOD_TYPE                       The Modification Type.                                       Varchar - value can be alpha     30
                                                                                            or numeric
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
DELINQ_P&I_ADVANCE_AMT         The current outstanding principal and               2        No commas(,) or dollar signs     11
                               interest advances made by Servicer.                          ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------

                                                EXHIBIT F

                                    REPORTING DATA FOR DEFAULTED LOANS

                                 Standard File Layout - Delinquency Reporting

                        (a) Column/Header Name                            (b) Description                         (c) Decimal                      (d) Format Comment

         (e)      SERVICER_LOAN_NBR                                      (f)      A  unique  number                   (g)                    (h)
                                                                                  assigned   to   a
                                                                                  loan    by    the
                                                                                  Servicer.    This
                                                                                  may be  different
                                                                                  than the LOAN_NBR

         (i)      LOAN_NBR                                               (j)      A          unique                   (k)                    (l)
                                                                                  identifier
                                                                                  assigned  to each
                                                                                  loan    by    the
                                                                                  originator.

         (m)      CLIENT_NBR                                             (n)      Servicer   Client                   (o)                    (p)
                                                                                  Number

         (q)      SERV_INVESTOR_NBR                                      (r)      Contains        a                   (s)                    (t)
                                                                                  unique  number as
                                                                                  assigned   by  an
                                                                                  external
                                                                                  servicer       to
                                                                                  identify  a group
                                                                                  of    loans    in
                                                                                  their system.

         (u)      BORROWER_FIRST_NAME                                    (v)      First   Name   of                   (w)                    (x)
                                                                                  the Borrower.

         (y)      BORROWER_LAST_NAME                                     (z)      Last  name of the                   (aa)                   (bb)
                                                                                  borrower.

         (cc)     PROP_ADDRESS                                           (dd)     Street  Name  and                   (ee)                   (ff)
                                                                                  Number         of
                                                                                  Property

         (gg)     PROP_STATE                                             (hh)     The  state  where                   (ii)                   (jj)
                                                                                  the      property
                                                                                  located.

         (kk)     PROP_ZIP                                               (ll)     Zip  code   where                   (mm)                   (nn)
                                                                                  the  property  is
                                                                                  located.

         (oo)     BORR_NEXT_PAY_DUE_DATE                                 (pp)     The   date   that                   (qq)                   (rr)     MM/DD/YYYY
                                                                                  the    borrower's
                                                                                  next  payment  is
                                                                                  due     to    the
                                                                                  servicer  at  the
                                                                                  end            of
                                                                                  processing
                                                                                  cycle,         as
                                                                                  reported       by
                                                                                  Servicer.

         (ss)     LOAN_TYPE                                              (tt)     Loan  Type  (i.e.                   (uu)                   (vv)
                                                                                  FHA, VA, Conv)

         (ww)     BANKRUPTCY_FILED_DATE                                  (xx)     The     date    a                   (yy)                   (zz)     MM/DD/YYYY
                                                                                  particular
                                                                                  bankruptcy  claim
                                                                                  was filed.

         (aaa)    BANKRUPTCY_CHAPTER_CODE                                (bbb)    The       chapter                  (ccc)                   (ddd)
                                                                                  under  which  the
                                                                                  bankruptcy    was
                                                                                  filed.

         (eee)    BANKRUPTCY_CASE_NBR                                    (fff)    The  case  number                  (ggg)                   (hhh)
                                                                                  assigned  by  the
                                                                                  court    to   the
                                                                                  bankruptcy
                                                                                  filing.

         (iii)    POST_PETITION_DUE_DATE                                 (jjj)    The  payment  due                  (kkk)                   (lll)    MM/DD/YYYY
                                                                                  date   once   the
                                                                                  bankruptcy    has
                                                                                  been  approved by
                                                                                  the courts

         (mmm)    BANKRUPTCY_DCHRG_DISM_DATE                             (nnn)    The    Date   The                  (ooo)                   (ppp)    MM/DD/YYYY
                                                                                  Loan  Is  Removed
                                                                                  From  Bankruptcy.
                                                                                  Either         by
                                                                                  Dismissal,
                                                                                  Discharged
                                                                                  and/or  a  Motion
                                                                                  For   Relief  Was
                                                                                  Granted.

         (qqq)    LOSS_MIT_APPR_DATE                                     (rrr)    The    Date   The                  (sss)                   (ttt)    MM/DD/YYYY
                                                                                  Loss   Mitigation
                                                                                  Was  Approved  By
                                                                                  The Servicer

         (uuu)    LOSS_MIT_TYPE                                          (vvv)    The  Type Of Loss                  (www)                   (xxx)
                                                                                  Mitigation
                                                                                  Approved   For  A
                                                                                  Loan Such As;

         (yyy)    LOSS_MIT_EST_COMP_DATE                                 (zzz)    The    Date   The                  (aaaa)                  (bbbb)   MM/DD/YYYY
                                                                                  Loss   Mitigation
                                                                                  /Plan          Is
                                                                                  Scheduled      To
                                                                                  End/Close

         (cccc)   LOSS_MIT_ACT_COMP_DATE                                 (dddd)   The    Date   The                  (eeee)                  (ffff)   MM/DD/YYYY
                                                                                  Loss   Mitigation
                                                                                  Is       Actually
                                                                                  Completed

         (gggg)   FRCLSR_APPROVED_DATE                                   (hhhh)   The    date    DA                  (iiii)                  (jjjj)   MM/DD/YYYY
                                                                                  Admin   sends   a
                                                                                  letter   to   the
                                                                                  servicer     with
                                                                                  instructions   to
                                                                                  begin
                                                                                  foreclosure
                                                                                  proceedings.

         (kkkk)   ATTORNEY_REFERRAL_DATE                                 (llll)   Date   File   Was                  (mmmm)                  (nnnn)   MM/DD/YYYY
                                                                                  Referred       To
                                                                                  Attorney       to
                                                                                  Pursue
                                                                                  Foreclosure

         (oooo)   FIRST_LEGAL_DATE                                       (pppp)   Notice   of   1st                  (qqqq)                  (rrrr)   MM/DD/YYYY
                                                                                  legal   filed  by
                                                                                  an  Attorney in a
                                                                                  Foreclosure
                                                                                  Action

         (ssss)   FRCLSR_SALE_EXPECTED_DATE                              (tttt)   The    date    by                  (uuuu)                  (vvvv)   MM/DD/YYYY
                                                                                  which           a
                                                                                  foreclosure  sale
                                                                                  is   expected  to
                                                                                  occur.

         (wwww)   FRCLSR_SALE_DATE                                       (xxxx)   The  actual  date                  (yyyy)                  (zzzz)   MM/DD/YYYY
                                                                                  of            the
                                                                                  foreclosure sale.

         (aaaaa)  FRCLSR_SALE_AMT                                        (bbbbb)  The    amount   a                (ccccc) 2                 (ddddd)  No     commas(,)    or
                                                                                  property     sold                                                   dollar signs ($)
                                                                                  for     at    the
                                                                                  foreclosure sale.

         (eeeee)  EVICTION_START_DATE                                    (fffff)  The    date   the                 (ggggg)                  (hhhhh)  MM/DD/YYYY
                                                                                  servicer
                                                                                  initiates
                                                                                  eviction  of  the
                                                                                  borrower.

         (iiiii)  EVICTION_COMPLETED_DATE                                (jjjjj)  The    date   the                 (kkkkk)                  (lllll)  MM/DD/YYYY
                                                                                  court     revokes
                                                                                  legal  possession
                                                                                  of  the  property
                                                                                  from          the
                                                                                  borrower.

         (mmmmm)  LIST_PRICE                                             (nnnnn)  The    price   at                (ooooo) 2                 (ppppp)  No     commas(,)    or
                                                                                  which    an   REO                                                   dollar signs ($)
                                                                                  property       is
                                                                                  marketed.

         (qqqqq)  LIST_DATE                                              (rrrrr)  The  date  an REO                 (sssss)                  (ttttt)  MM/DD/YYYY
                                                                                  property       is
                                                                                  listed    at    a
                                                                                  particular price.

         (uuuuu)  OFFER_AMT                                              (vvvvv)  The dollar  value                (wwwww) 2                 (xxxxx)  No     commas(,)    or
                                                                                  of an  offer  for                                                   dollar signs ($)
                                                                                  an REO property.

         (yyyyy)  OFFER_DATE_TIME                                        (zzzzz)  The    date    an                 (aaaaaa)                 (bbbbbb) MM/DD/YYYY
                                                                                  offer          is
                                                                                  received   by  DA
                                                                                  Admin  or by  the
                                                                                  Servicer.

         (cccccc) REO_CLOSING_DATE                                       (dddddd) The  date the REO                 (eeeeee)                 (ffffff) MM/DD/YYYY
                                                                                  sale    of    the
                                                                                  property       is
                                                                                  scheduled      to
                                                                                  close.

         (gggggg) REO_ACTUAL_CLOSING_DATE                                (hhhhhh) Actual   Date  Of                 (iiiiii)                 (jjjjjj) MM/DD/YYYY
                                                                                  REO Sale

         (kkkkkk) OCCUPANT_CODE                                          (llllll) Classification                    (mmmmmm)                 (nnnnnn)
                                                                                  of    how     the
                                                                                  property       is
                                                                                  occupied.

         (oooooo) PROP_CONDITION_CODE                                    (pppppp) A    code    that                 (qqqqqq)                 (rrrrrr)
                                                                                  indicates     the
                                                                                  condition  of the
                                                                                  property.

         (ssssss) PROP_INSPECTION_DATE                                   (tttttt) The     date    a                 (uuuuuu)                 (vvvvvv) MM/DD/YYYY
                                                                                  property
                                                                                  inspection     is
                                                                                  performed.

         (wwwwww) APPRAISAL_DATE                                         (xxxxxx) The    date   the                 (yyyyyy)                 (zzzzzz) MM/DD/YYYY
                                                                                  appraisal     was
                                                                                  done.

         (aaaaaaa)         CURR_PROP_VAL                                 (bbbbbbb)          The                   (ccccccc) 2                (ddddddd)
                                                                                  current  "as  is"
                                                                                  value    of   the
                                                                                  property    based
                                                                                  on brokers  price
                                                                                  opinion        or
                                                                                  appraisal.

         (eeeeeee)         REPAIRED_PROP_VAL                             (fffffff)         The                    (ggggggg) 2                (hhhhhhh)
                                                                                  amount        the
                                                                                  property    would
                                                                                  be    worth    if
                                                                                  repairs       are
                                                                                  completed
                                                                                  pursuant   to   a
                                                                                  broker's    price
                                                                                  opinion        or
                                                                                  appraisal.

         (iiiiiii)         If applicable:                                (jjjjjjj)                                 (kkkkkkk)                 (lllllll)

         (mmmmmmm)         DELINQ_STATUS_CODE                            (nnnnnnn)         FNMA                    (ooooooo)                 (ppppppp)
                                                                                  Code   Describing
                                                                                  Status of Loan

         (qqqqqqq)         DELINQ_REASON_CODE                            (rrrrrrr)         The                     (sssssss)                 (ttttttt)
                                                                                  circumstances
                                                                                  which   caused  a
                                                                                  borrower  to stop
                                                                                  paying    on    a
                                                                                  loan.        Code
                                                                                  indicates     the
                                                                                  reason   why  the
                                                                                  loan     is    in
                                                                                  default  for this
                                                                                  cycle.

         (uuuuuuu)         MI_CLAIM_FILED_DATE                           (vvvvvvv)         Date                    (wwwwwww)                 (xxxxxxx)         MM/DD/YYYY
                                                                                  Mortgage
                                                                                  Insurance   Claim
                                                                                  Was  Filed   With
                                                                                  Mortgage
                                                                                  Insurance
                                                                                  Company.

         (yyyyyyy)         MI_CLAIM_AMT                                  (zzzzzzz)         Amount                  (aaaaaaaa)                (bbbbbbbb)        No  commas(,)
                                                                                  of       Mortgage                                                   or dollar signs ($)
                                                                                  Insurance   Claim
                                                                                  Filed

         (cccccccc)        MI_CLAIM_PAID_DATE                            (dddddddd)        Date                    (eeeeeeee)                (ffffffff)        MM/DD/YYYY
                                                                                  Mortgage
                                                                                  Insurance
                                                                                  Company
                                                                                  Disbursed   Claim
                                                                                  Payment

         (gggggggg)        MI_CLAIM_AMT_PAID                             (hhhhhhhh)        Amount                 (iiiiiiii) 2               (jjjjjjjj)        No  commas(,)
                                                                                  Mortgage                                                            or dollar signs ($)
                                                                                  Insurance
                                                                                  Company  Paid  On
                                                                                  Claim

         (kkkkkkkk)        POOL_CLAIM_FILED_DATE                         (llllllll)        Date                    (mmmmmmmm)                (nnnnnnnn)        MM/DD/YYYY
                                                                                  Claim  Was  Filed
                                                                                  With         Pool
                                                                                  Insurance Company

         (oooooooo)        POOL_CLAIM_AMT                                (pppppppp)        Amount                 (qqqqqqqq) 2               (rrrrrrrr)        No  commas(,)
                                                                                  of  Claim   Filed                                                   or dollar signs ($)
                                                                                  With         Pool
                                                                                  Insurance Company

         (ssssssss)        POOL_CLAIM_PAID_DATE                          (tttttttt)        Date                    (uuuuuuuu)                (vvvvvvvv)        MM/DD/YYYY
                                                                                  Claim         Was
                                                                                  Settled  and  The
                                                                                  Check Was  Issued
                                                                                  By    The    Pool
                                                                                  Insurer

         (wwwwwwww)        POOL_CLAIM_AMT_PAID                           (xxxxxxxx)        Amount                 (yyyyyyyy) 2               (zzzzzzzz)        No  commas(,)
                                                                                  Paid On  Claim By                                                   or dollar signs ($)
                                                                                  Pool    Insurance
                                                                                  Company

         (aaaaaaaaa)       FHA_PART_A_CLAIM_FILED_DATE                   (bbbbbbbbb)        Date                  (ccccccccc)                (ddddddddd)       MM/DD/YYYY
                                                                                  FHA  Part A Claim
                                                                                  Was  Filed   With
                                                                                  HUD

         (eeeeeeeee)       FHA_PART_A_CLAIM_AMT                          (fffffffff)        Amount               (ggggggggg) 2               (hhhhhhhhh)       No  commas(,)
                                                                                  of  FHA   Part  A                                                   or dollar signs ($)
                                                                                  Claim Filed

         (iiiiiiiii)       FHA_PART_A_CLAIM_PAID_DATE                    (jjjjjjjjj)        Date                  (kkkkkkkkk)                (lllllllll)       MM/DD/YYYY
                                                                                  HUD     Disbursed
                                                                                  Part   A    Claim
                                                                                  Payment

         (mmmmmmmmm)       FHA_PART_A_CLAIM_PAID_AMT                     (nnnnnnnnn)        Amount               (ooooooooo) 2               (ppppppppp)       No  commas(,)
                                                                                  HUD  Paid on Part                                                   or dollar signs ($)
                                                                                  A Claim

         (qqqqqqqqq)       FHA_PART_B_CLAIM_FILED_DATE                   (rrrrrrrrr)         Date                 (sssssssss)                (ttttttttt)       MM/DD/YYYY
                                                                                  FHA  Part B Claim
                                                                                  Was  Filed   With
                                                                                  HUD

         (uuuuuuuuu)       FHA_PART_B_CLAIM_AMT                          (vvvvvvvvv)                             (wwwwwwwww) 2               (xxxxxxxxx)       No  commas(,)
                                                                                    Amount  of  FHA                                                   or dollar signs ($)
                                                                                  Part   B    Claim
                                                                                  Filed

         (yyyyyyyyy)       FHA_PART_B_CLAIM_PAID_DATE                    (zzzzzzzzz)          Date                (aaaaaaaaaa)               (bbbbbbbbbb)      MM/DD/YYYY
                                                                                  HUD     Disbursed
                                                                                  Part   B    Claim
                                                                                  Payment

         (cccccccccc)      FHA_PART_B_CLAIM_PAID_AMT                     (dddddddddd)       Amount               (eeeeeeeeee) 2              (ffffffffff)      No  commas(,)
                                                                                  HUD  Paid on Part                                                   or dollar signs ($)
                                                                                  B Claim

         (gggggggggg)      VA_CLAIM_FILED_DATE                           (hhhhhhhhhh)       Date                  (iiiiiiiiii)               (jjjjjjjjjj)      MM/DD/YYYY
                                                                                  VA   Claim    Was
                                                                                  Filed   With  the
                                                                                  Veterans Admin

         (kkkkkkkkkk)      VA_CLAIM_PAID_DATE                            (llllllllll)       Date                  (mmmmmmmmmm)               (nnnnnnnnnn)      MM/DD/YYYY
                                                                                  Veterans   Admin.
                                                                                  Disbursed      VA
                                                                                  Claim Payment

         (oooooooooo)      VA_CLAIM_PAID_AMT                             (pppppppppp)       Amount               (qqqqqqqqqq) 2              (rrrrrrrrrr)      No  commas(,)
                                                                                  Veterans   Admin.                                                   or dollar signs ($)
                                                                                  Paid on VA Claim

Exhibit 2: Standard File Codes - Delinquency Reporting

The Loss Mit Type field should show the approved Loss Mitigation Code as follows:
         o    ASUM-     Approved Assumption
         o    BAP-      Borrower Assistance Program
         o    CO-       Charge Off
         o    DIL-      Deed-in-Lieu
         o    FFA-      Formal Forbearance Agreement
         o    MOD-      Loan Modification
         o    PRE-      Pre-Sale
         o    SS-       Short Sale
         o    MISC-     Anything else approved by the PMI or Pool Insurer

NOTE: Wells Fargo Bank will accept alternative Loss Mitigation Types to those above, provided that they are consistent with industry standards.  If Loss Mitigation Types other than those above are used, the
Servicer must supply Wells Fargo Bank with a description of each of the Loss Mitigation Types prior to sending the file.

The Occupant Code field should show the current status of the property code as follows:
         o    Mortgagor
         o    Tenant
         o    Unknown
         o    Vacant

The Property Condition field should show the last reported condition of the property as follows:
         o    Damaged
         o    Excellent
         o    Fair
         o    Gone
         o    Good
         o    Poor
         o    Special Hazard
         o    Unknown

Exhibit 2: Standard File Codes — Delinquency Reporting, Continued

The FNMA Delinquent Reason Code field should show the Reason for Delinquency as follows:

                      ------------------------ ---------------------------------------------------------
                      Delinquency Code         Delinquency Description
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      001                      FNMA-Death of principal mortgagor
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      002                      FNMA-Illness of principal mortgagor
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      003                      FNMA-Illness of mortgagor’s family member
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      004                      FNMA-Death of mortgagor’s family member
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      005                      FNMA-Marital difficulties
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      006                      FNMA-Curtailment of income
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      007                      FNMA-Excessive Obligation
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      008                      FNMA-Abandonment of property
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      009                      FNMA-Distant employee transfer
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      011                      FNMA-Property problem
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      012                      FNMA-Inability to sell property
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      013                      FNMA-Inability to rent property
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      014                      FNMA-Military Service
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      015                      FNMA-Other
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      016                      FNMA-Unemployment
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      017                      FNMA-Business failure
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      019                      FNMA-Casualty loss
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      022                      FNMA-Energy environment costs
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      023                      FNMA-Servicing problems
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      026                      FNMA-Payment adjustment
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      027                      FNMA-Payment dispute
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      029                      FNMA-Transfer of ownership pending
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      030                      FNMA-Fraud
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      031                      FNMA-Unable to contact borrower
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      INC                      FNMA-Incarceration
                      ------------------------ ---------------------------------------------------------

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Status Code field should show the Status of Default as follows:

                      ------------------------ -------------------------------------------------------
                            Status Code        Status Description
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                09             Forbearance
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                17             Pre-foreclosure Sale Closing Plan Accepted
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                24             Government Seizure
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                26             Refinance
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                27             Assumption
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                28             Modification
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                29             Charge-Off
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                30             Third Party Sale
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                31             Probate
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                32             Military Indulgence
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                43             Foreclosure Started
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                44             Deed-in-Lieu Started
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                49             Assignment Completed
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                61             Second Lien Considerations
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                62             Veteran’s Affairs-No Bid
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                63             Veteran’s Affairs-Refund
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                64             Veteran’s Affairs-Buydown
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                65             Chapter 7 Bankruptcy
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                66             Chapter 11 Bankruptcy
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                67             Chapter 13 Bankruptcy
                      ------------------------ -------------------------------------------------------

                                                     EXHIBIT G

                                          FORM OF SERVICER CERTIFICATION

Re:      The [    ] agreement dated as of [ l, 200[ ] (the “Agreement”), among [IDENTIFY PARTIES]

         I,   ____________________________,   the   _______________________  of  [NAME  OF  COMPANY]  (the
“Company”),   certify  to  [the  Purchaser],  [the  Depositor],  and  the  [Master  Servicer]  [Securities
Administrator]  [Trustee],  and their  officers,  with the  knowledge  and intent that they will rely upon this certification, that:

         I have reviewed the servicer  compliance  statement of the Company  provided in  accordance  with
Item 1123 of  Regulation  AB (the  “Compliance  Statement”),  the report on  assessment  of the  Company’s compliance  with the  servicing  criteria  set forth in Item  1122(d)  of  Regulation  AB (the  “Servicing
Criteria”),  provided in accordance  with Rules 13a-18 and 15d-18 under  Securities  Exchange Act of 1934, as  amended  (the  “Exchange  Act”) and Item  1122 of  Regulation  AB (the  “Servicing  Assessment”),  the
registered  public  accounting  firm’s  attestation  report  provided in accordance  with Rules 13a-18 and
15d-18 under the Exchange Act and Section  1122(b) of Regulation AB (the  “Attestation  Report”),  and all
servicing  reports,  Officer’s  Certificates  and  other  information  relating  to the  servicing  of the
Mortgage  Loans by the  Company  during  200[ ] that were  delivered  by the  Company  to the  [Depositor]
[Master  Servicer]  [Securities  Administrator]  [Trustee]  pursuant to the Agreement  (collectively,  the
“Company Servicing Information”);

         Based on my knowledge,  the Company  Servicing  Information,  taken as a whole,  does not contain any  untrue  statement  of a  material  fact or omit  to  state a  material  fact  necessary  to make  the statements made, in the light of the  circumstances  under which such statements were made, not misleading with respect to the period of time covered by the Company Servicing Information;

         Based on my knowledge,  all of the Company Servicing  Information  required to be provided by the
Company  under  the  Agreement  has  been  provided  to  the  [Depositor]  [Master  Servicer]  [Securities
Administrator] [Trustee];

         I am  responsible  for reviewing the  activities  performed by the Company as servicer  under the
Agreement,  and based on my knowledge and the  compliance  review  conducted in preparing  the  Compliance
Statement  and  except  as  disclosed  in  the  Compliance  Statement,  the  Servicing  Assessment  or the
Attestation  Report,  the Company has  fulfilled  its  obligations  under the  Agreement  in all  material respects; and

         The  Compliance  Statement  required to be delivered by the Company  pursuant to this  Agreement, and the Servicing  Assessment  and  Attestation  Report  required to be provided by the Company and by any
Subservicer and  Subcontractor  pursuant to the Agreement,  have been provided to the [Depositor]  [Master
Servicer].  Any material  instances of noncompliance  described in such reports have been disclosed to the
[Depositor]  [Master  Servicer].  Any material instance of noncompliance  with the Servicing  Criteria has been disclosed in such reports.

                                                EXHIBIT H

                                         SUMMARY OF REGULATION AB
                                            SERVICING CRITERIA

         NOTE:  This Exhibit H is provided for  convenience of reference  only. In the event of a conflict or  inconsistency  between  the  terms  of this  Exhibit  H and the  text of  Regulation  AB,  the text of
Regulation AB, its adopting release and other public statements of the SEC shall control.

Item 1122(d)

         (ii)     General servicing considerations.

                  (A)      Policies and  procedures  are  instituted to monitor any  performance  or other triggers and events of default in accordance with the transaction agreements.

                  (B)      If any material servicing activities are outsourced to third parties,  policies and  procedures  are  instituted  to  monitor  the third  party’s  performance  and  compliance  with such servicing activities.

                  (C)      Any  requirements in the transaction  agreements to maintain a back-up servicer for the mortgage loans are maintained.

                  (D)      A  fidelity  bond and  errors  and  omissions  policy is in effect on the party participating  in the  servicing  function  throughout  the  reporting  period in the  amount of  coverage required by and otherwise in accordance with the terms of the transaction agreements.

         (iii)    Cash collection and administration.

                  (A)      Payments on mortgage  loans are deposited into the  appropriate  custodial bank accounts and related bank clearing  accounts no more than two business  days  following  receipt,  or such other number of days specified in the transaction agreements.

                  (B)      Disbursements  made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.

                  (C)      Advances  of  funds  or  guarantees  regarding   collections,   cash  flows  or
distributions,  and any interest or other fees charged for such advances,  are made, reviewed and approved as specified in the transaction agreements.

                  (D)      The related  accounts for the  transaction,  such as cash  reserve  accounts or accounts  established as a form of  overcollateralization,  are separately  maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.

                  (E)      Each  custodial  account  is  maintained  at  a  federally  insured  depository institution  as set forth in the  transaction  agreements.  For  purposes  of this  criterion,  “federally insured  depository  institution”  with  respect  to a  foreign  financial  institution  means  a  foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.

                  (F)      Unissued checks are safeguarded so as to prevent unauthorized access.

                  (G)      Reconciliations   are  prepared  on  a  monthly  basis  for  all   asset-backed
securities  related bank  accounts,  including  custodial  accounts and related  bank  clearing  accounts.
These  reconciliations  are (A)  mathematically  accurate;  (B) prepared within 30 calendar days after the bank statement  cutoff date, or such other number of days  specified in the  transaction  agreements;  (C)
reviewed and approved by someone  other than the person who prepared the  reconciliation;  and (D) contain explanations  for  reconciling  items.  These  reconciling  items are resolved  within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

         (iv)     Investor remittances and reporting.

                  (A)      Reports to  investors,  including  those to be filed with the  Commission,  are maintained  in  accordance  with  the  transaction  agreements  and  applicable  Commission  requirements.
Specifically,  such reports (A) are prepared in accordance  with  timeframes  and other terms set forth in the transaction  agreements;  (B) provide information calculated in accordance with the terms specified in the transaction  agreements;  (C) are filed with the Commission as required by its rules and  regulations;
and (D) agree with  investors’  or the  trustee’s  records as to the total  unpaid  principal  balance and number of mortgage loans serviced by the Servicer.

                  (B)      Amounts  due to  investors  are  allocated  and  remitted  in  accordance  with timeframes, distribution priority and other terms set forth in the transaction agreements.

                  (C)      Disbursements  made to an investor are posted  within two business  days to the
Servicer’s investor records, or such other number of days specified in the transaction agreements.

                  (D)      Amounts  remitted to investors per the investor  reports  agree with  cancelled checks, or other form of payment, or custodial bank statements.

         (v)      Mortgage Loan administration.

                  (A)      Collateral  or  security  on mortgage  loans is  maintained  as required by the transaction agreements or related mortgage loan documents.

                  (B)      Mortgage  loan  and  related  documents  are  safeguarded  as  required  by the transaction agreements.

                  (C)      Any additions,  removals or substitutions to the asset pool are made,  reviewed and approved in accordance with any conditions or requirements in the transaction agreements.

                  (D)      Payments on mortgage loans,  including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s  obligor records  maintained no more than two business days after receipt,  or such other number of days specified in the  transaction  agreements,  and allocated to principal,  interest or other items (e.g.,  escrow) in accordance  with the related  mortgage loan documents.

                  (E)      The Servicer’s  records  regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.

                  (F)      Changes  with  respect to the terms or status of an  obligor’s  mortgage  loans
(e.g.,  loan  modifications  or  re-agings)  are made,  reviewed and approved by  authorized  personnel in accordance with the transaction agreements and related mortgage loan documents.

                  (G)      Loss mitigation or recovery  actions (e.g.,  forbearance  plans,  modifications and  deeds  in  lieu of  foreclosure,  foreclosures  and  repossessions,  as  applicable)  are  initiated, conducted  and concluded in  accordance  with the  timeframes  or other  requirements  established  by the transaction agreements.

                  (H)      Records  documenting  collection  efforts  are  maintained  during the period a mortgage loan is delinquent in accordance  with the  transaction  agreements.  Such records are maintained on at least a monthly basis, or such other period  specified in the transaction  agreements,  and describe the entity’s  activities in monitoring  delinquent  mortgage loans  including,  for example,  phone calls, letters and payment  rescheduling  plans in cases where delinquency is deemed temporary (e.g.,  illness or unemployment).

                  (I)      Adjustments  to  interest  rates or rates of return  for  mortgage  loans  with variable rates are computed based on the related mortgage loan documents.

                  (J)      Regarding  any funds  held in trust for an obligor  (such as escrow  accounts):
(A) such funds are analyzed,  in accordance  with the obligor’s  mortgage loan  documents,  on at least an annual basis,  or such other period  specified in the transaction  agreements;  (B) interest on such funds is paid, or credited,  to obligors in accordance with  applicable  mortgage loan documents and state laws;
and (C) such funds are returned to the obligor  within 30 calendar  days of full  repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.

                  (K)      Payments made on behalf of an obligor  (such as tax or insurance  payments) are made on or before the related  penalty or  expiration  dates,  as  indicated on the  appropriate  bills or notices  for such  payments,  provided  that such  support has been  received by the  Servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

                  (L)      Any late payment  penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer’s  funds and not charged to the obligor,  unless the late payment was due to the obligor’s error or omission.

                  (M)      Disbursements  made on behalf of an obligor are posted within two business days to the  obligor’s  records  maintained  by the  Servicer,  or such other  number of days  specified in the transaction agreements.

                  (N)      Delinquencies,  charge-offs  and  uncollectable  accounts  are  recognized  and recorded in accordance with the transaction agreements.

                  (O)      Any  external  enhancement  or other  support,  identified  in Item  1114(a)(1)
through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

                                                EXHIBIT I

                             SUMMARY OF APPLICABLE REGULATION AB REQUIREMENTS

         NOTE:  This Exhibit I is provided for  convenience of reference  only. In the event of a conflict or  inconsistency  between  the  terms  of this  Exhibit  I and the  text of  Regulation  AB,  the text of
Regulation AB, its adopting release and other public statements of the SEC shall control.

         Item 1108(b) and (c)

         Provide the following  information  with respect to each  servicer  that will service,  including interim service,  20% or more of the mortgage loans in any loan group in the securitization  issued in the
Pass-Through Transfer:

         -a description of the Owner’s form of organization;

         -a  description  of how long the  Servicer  has been  servicing  residential  mortgage  loans;  a general  discussion  of the  Servicer’s  experience  in  servicing  assets  of any  type as well as a more detailed  discussion of the Servicer’s  experience  in, and procedures for the servicing  function it will perform  under  this  Agreement  and  any  Reconstitution  Agreements;  information  regarding  the  size, composition  and growth of the Servicer’s  portfolio of mortgage loans of the type similar to the Mortgage
Loans and  information  on factors  related to the  Servicer  that may be material to any  analysis of the servicing of the Mortgage Loans or the related asset-backed securities,  as applicable,  including whether any default or servicing related  performance  trigger has occurred as to any other  securitization due to any act or failure to act of the Servicer,  whether any material  noncompliance with applicable  servicing criteria as to any other  securitization  has been  disclosed or reported by the Servicer,  and the extent of outsourcing the Servicer uses;

         -a  description  of any  material  changes  to  the  Servicer’s  policies  or  procedures  in the servicing  function it will perform under this  Agreement and any  Reconstitution  Agreements for mortgage loans of the type similar to the Mortgage Loans during the past three years;

         -information  regarding  the  Servicer’s  financial  condition  to the  extent  that  there  is a material  risk  that the  effect  on one or more  aspects  of  servicing  resulting  from  such  financial condition  could have a material impact on the  performance of the securities  issued in the  Pass-Through
Transfer, or on servicing of mortgage loans of the same asset type as the Mortgage Loans;

         -any  special or unique  factors  involved in  servicing  loans of the same type as the  Mortgage
Loans, and the Servicer’s processes and procedures designed to address such factors;

         -statistical  information  regarding  principal and interest advances made by the Servicer on the
Mortgage Loans and the Servicer’s overall servicing portfolio for the past three years; and

         -the Owner’s process for handling  delinquencies,  losses,  bankruptcies and recoveries,  such as through liquidation of REO Properties, foreclosure, sale of the Mortgage Loans or workouts.

Item 1117

         -describe  any legal  proceedings  pending  against the Servicer or against any of its  property, including any proceedings  known to be contemplated by governmental  authorities,  that may be material to the holders of the securities issued in the Pass-Through Transfer.

         Item 1119(a)

         -describe any  affiliations  of the  Servicer,  each other  originator of the Mortgage  Loans and each  Subservicer  with the  sponsor,  depositor,  issuing  entity,  trustee,  any  originator,  any other servicer,  any significant obligor,  enhancement or support provider or any other material parties related to the Pass-Through Transfer.

         Item 1119(b)

         -describe  any  business  relationship,  agreement,  arrangement,  transaction  or  understanding entered  into  outside of the  ordinary  course of business  or on terms  other than those  obtained in an arm’s length transaction with an unrelated third party, apart from the Pass-Through Transfer,  between the
Servicer,  each  other  originator  of the  Mortgage  Loans  and each  Subservicer,  or  their  respective affiliates,  and the sponsor,  depositor or issuing  entity or their  respective  affiliates,  that exists currently  or has  existed  during the past two years,  that may be material  to the  understanding  of an investor in the securities issued in the Pass-Through Transfer.

         Item 1119(c)

         -describe  any  business  relationship,  agreement,  arrangement,  transaction  or  understanding involving or relating to the Mortgage  Loans or the  Pass-Through  Transfer,  including the material terms and  approximate  dollar  amount  involved,  between the Servicer,  each other  originator of the Mortgage
Loans and each Subservicer,  or their respective  affiliates and the sponsor,  depositor or issuing entity or their respective affiliates, that exists currently or has existed during the past two years.

                                                EXHIBIT J

                      SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

                                        SERVICING CRITERIA TO BE ADDRESSED
                                            IN ASSESSMENT OF COMPLIANCE
                                           (RMBS unless otherwise noted)

         Key:
         X - obligation

         Where  there are  multiple  checks  for  criteria  the  attesting  party will  identify  in their management  assertion  that they are  attesting  only to the  portion of the  distribution  chain they are responsible for in the related transaction agreements.

--------------------- ---------------------------------------------------------------------------------------------- --------------
RegAB Reference                Servicing Criteria                                                                    Servicers
--------------------- ---------------------------------------------------------------------------------------------- --------------

--------------------- ---------------------------------------------------------------------------------------------- --------------
                               General Servicing Considerations
--------------------- ---------------------------------------------------------------------------------------------- --------------

--------------------- ---------------------------------------------------------------------------------------------- --------------
1122(d)(1)(i)         Policies and  procedures  are  instituted to monitor any  performance  or other  triggers and           X
                      events of default in accordance with the transaction agreements.
--------------------- ---------------------------------------------------------------------------------------------- --------------
--------------------- ---------------------------------------------------------------------------------------------- --------------
1122(d)(1)(ii)        If  any  material  servicing  activities  are  outsourced  to  third  parties,  policies  and           X
                      procedures are instituted to monitor the third party’s  performance  and compliance with such servicing activities.
--------------------- ---------------------------------------------------------------------------------------------- --------------
--------------------- ---------------------------------------------------------------------------------------------- --------------
                      Any  requirements in the transaction  agreements to maintain a back-up  servicer for the Pool
1122(d)(1)(iii)       Assets are maintained.
--------------------- ---------------------------------------------------------------------------------------------- --------------
--------------------- ---------------------------------------------------------------------------------------------- --------------
1122(d)(1)(iv)        A fidelity bond and errors and omissions  policy is in effect on the party  participating  in           X
                      the servicing function  throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
--------------------- ---------------------------------------------------------------------------------------------- --------------
--------------------- ---------------------------------------------------------------------------------------------- --------------
                      Cash Collection and Administration
--------------------- ---------------------------------------------------------------------------------------------- --------------
--------------------- ---------------------------------------------------------------------------------------------- --------------
1122(d)(2)(i)         Payments on pool assets are  deposited  into the  appropriate  custodial  bank  accounts  and           X
                      related bank clearing  accounts no more than two business  days  following  receipt,  or such other number of days specified in the transaction agreements.
--------------------- ---------------------------------------------------------------------------------------------- --------------
--------------------- ---------------------------------------------------------------------------------------------- --------------
                      Disbursements  made via wire transfer on behalf of an obligor or to an investor are made only           X
1122(d)(2)(ii)        by authorized personnel.
--------------------- ---------------------------------------------------------------------------------------------- --------------
--------------------- ---------------------------------------------------------------------------------------------- --------------
                      Advances of funds or guarantees regarding collections,  cash flows or distributions,  and any           X
                      interest  or other fees  charged  for such  advances,  are made,  reviewed  and  approved  as
1122(d)(2)(iii)       specified in the transaction agreements.
--------------------- ---------------------------------------------------------------------------------------------- --------------
--------------------- ---------------------------------------------------------------------------------------------- --------------
                      The  related  accounts  for the  transaction,  such  as cash  reserve  accounts  or  accounts           X
                      established  as a form of over  collateralization,  are  separately  maintained  (e.g.,  with
1122(d)(2)(iv)        respect to commingling of cash) as set forth in the transaction agreements.
--------------------- ---------------------------------------------------------------------------------------------- --------------
--------------------- ---------------------------------------------------------------------------------------------- --------------
                      Each custodial  account is maintained at a federally  insured  depository  institution as set           X
                      forth in the  transaction  agreements.  For purposes of this  criterion,  “federally  insured depository  institution”  with  respect to a foreign  financial  institution  means a foreign financial  institution  that meets the  requirements  of Rule  13k-1(b)(1)  of the Securities
1122(d)(2)(v)         Exchange Act.
--------------------- ---------------------------------------------------------------------------------------------- --------------
--------------------- ---------------------------------------------------------------------------------------------- --------------
1122(d)(2)(vi)        Unissued checks are safeguarded so as to prevent unauthorized access.                                   X
--------------------- ---------------------------------------------------------------------------------------------- --------------
--------------------- ---------------------------------------------------------------------------------------------- --------------
1122(d)(2)(vii)       Reconciliations are prepared on a monthly basis for all asset-backed  securities related bank           X
                      accounts,   including   custodial  accounts  and  related  bank  clearing   accounts.   These
                      reconciliations are (A) mathematically  accurate;  (B) prepared within 30 calendar days after the bank  statement  cutoff date, or such other number of days  specified in the  transaction agreements;  (C)  reviewed  and  approved by someone  other than the person who  prepared the reconciliation;  and (D) contain  explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original  identification,  or such other number of days specified in the transaction agreements.
--------------------- ---------------------------------------------------------------------------------------------- --------------
--------------------- ---------------------------------------------------------------------------------------------- --------------
                      Investor Remittances and Reporting
--------------------- ---------------------------------------------------------------------------------------------- --------------
--------------------- ---------------------------------------------------------------------------------------------- --------------
1122(d)(3)(i)         Reports to investors,  including  those to be filed with the  Commission,  are  maintained in           X
                      accordance  with  the  transaction   agreements  and  applicable   Commission   requirements.
                      Specifically,  such reports (A) are prepared in accordance  with  timeframes  and other terms set forth in the transaction  agreements;  (B) provide  information  calculated in accordance with the terms specified in the transaction agreements;  (C) are filed with the Commission as required  by its rules  and  regulations;  and (D) agree  with  investors’  or the  trustee’s records as to the total unpaid  principal  balance and number of Pool Assets  serviced by the
                      Servicer.
--------------------- ---------------------------------------------------------------------------------------------- --------------
--------------------- ---------------------------------------------------------------------------------------------- --------------
                      Amounts  due  to  investors  are  allocated  and  remitted  in  accordance  with  timeframes,           X
1122(d)(3)(ii)        distribution priority and other terms set forth in the transaction agreements.
--------------------- ---------------------------------------------------------------------------------------------- --------------
--------------------- ---------------------------------------------------------------------------------------------- --------------
                      Disbursements  made to an investor  are posted  within two  business  days to the  Servicer’s           X
1122(d)(3)(iii)       investor records, or such other number of days specified in the transaction agreements.
--------------------- ---------------------------------------------------------------------------------------------- --------------
--------------------- ---------------------------------------------------------------------------------------------- --------------
                      Amounts remitted to investors per the investor reports agree with cancelled  checks, or other           X
1122(d)(3)(iv)        form of payment, or custodial bank statements.
--------------------- ---------------------------------------------------------------------------------------------- --------------
--------------------- ---------------------------------------------------------------------------------------------- --------------
                      Pool Asset Administration
--------------------- ---------------------------------------------------------------------------------------------- --------------
--------------------- ---------------------------------------------------------------------------------------------- --------------
1122(d)(4)(i)         Collateral  or  security  on  pool  assets  is  maintained  as  required  by the  transaction           X
                      agreements or related pool asset documents.
--------------------- ---------------------------------------------------------------------------------------------- --------------
--------------------- ---------------------------------------------------------------------------------------------- --------------
1122(d)(4)(ii)        Pool assets  and related documents are safeguarded as required by the transaction agreements            X
--------------------- ---------------------------------------------------------------------------------------------- --------------
--------------------- ---------------------------------------------------------------------------------------------- --------------
1122(d)(4)(iii)       Any additions,  removals or substitutions  to the asset pool are made,  reviewed and approved           X
                      in accordance with any conditions or requirements in the transaction agreements.
--------------------- ---------------------------------------------------------------------------------------------- --------------
--------------------- ---------------------------------------------------------------------------------------------- --------------
1122(d)(4)(iv)        Payments on pool assets,  including  any payoffs,  made in  accordance  with the related pool           X
                      asset  documents are posted to the  Servicer’s  obligor  records  maintained no more than two business  days after  receipt,  or such other  number of days  specified  in the  transaction agreements, and allocated to principal,  interest or other items (e.g., escrow) in accordance with the related pool asset documents.
--------------------- ---------------------------------------------------------------------------------------------- --------------
--------------------- ---------------------------------------------------------------------------------------------- --------------
                      The  Servicer’s  records  regarding  the pool assets agree with the  Servicer’s  records with           X
1122(d)(4)(v)         respect to an obligor’s unpaid principal balance.
--------------------- ---------------------------------------------------------------------------------------------- --------------
--------------------- ---------------------------------------------------------------------------------------------- --------------
                      Changes  with  respect  to the  terms or status  of an  obligor's  pool  assets  (e.g.,  loan           X
                      modifications  or  re-agings)  are made,  reviewed  and approved by  authorized  personnel in
1122(d)(4)(vi)        accordance with the transaction agreements and related pool asset documents.
--------------------- ---------------------------------------------------------------------------------------------- --------------
--------------------- ---------------------------------------------------------------------------------------------- --------------
                      Loss mitigation or recovery  actions (e.g.,  forbearance  plans,  modifications  and deeds in           X
                      lieu of foreclosure,  foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance  with the  timeframes or other  requirements  established  by the
1122(d)(4)(vii)       transaction agreements.
--------------------- ---------------------------------------------------------------------------------------------- --------------
--------------------- ---------------------------------------------------------------------------------------------- --------------
1122(d)(4)(viii)      Records  documenting  collection  efforts  are  maintained  during the period a pool asset is           X
                      delinquent in accordance with the transaction  agreements.  Such records are maintained on at least a monthly basis,  or such other period  specified in the  transaction  agreements,  and describe  the  entity’s  activities  in  monitoring  delinquent  pool assets  including,  for example,  phone calls,  letters and payment  rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
--------------------- ---------------------------------------------------------------------------------------------- --------------
--------------------- ---------------------------------------------------------------------------------------------- --------------
1122(d)(4)(ix)        Adjustments  to interest  rates or rates of return for pool assets  with  variable  rates are           X
                      computed based on the related pool asset documents.
--------------------- ---------------------------------------------------------------------------------------------- --------------
--------------------- ---------------------------------------------------------------------------------------------- --------------
1122(d)(4)(x)         Regarding  any funds held in trust for an obligor (such as escrow  accounts):  (A) such funds           X
                      are analyzed,  in accordance with the obligor’s pool asset  documents,  on at least an annual basis,  or such other period  specified in the transaction  agreements;  (B) interest on such funds is paid, or credited,  to obligors in accordance  with  applicable pool asset documents and state laws;  and (C) such funds are  returned to the obligor  within 30 calendar  days of full  repayment  of the related pool  assets,  or such other number of days  specified in the transaction agreements.
--------------------- ---------------------------------------------------------------------------------------------- --------------
--------------------- ---------------------------------------------------------------------------------------------- --------------
                      Payments  made on behalf of an obligor  (such as tax or  insurance  payments)  are made on or           X
                      before the related  penalty or expiration  dates,  as indicated on the  appropriate  bills or notices for such  payments,  provided  that such support has been received by the servicer at least 30 calendar  days prior to these dates,  or such other number of days  specified in the
1122(d)(4)(xi)        transaction agreements.
--------------------- ---------------------------------------------------------------------------------------------- --------------
--------------------- ---------------------------------------------------------------------------------------------- --------------
                      Any late payment  penalties in connection with any payment to be made on behalf of an obligor           X
                      are paid from the  Servicer’s  funds and not charged to the obligor,  unless the late payment
1122(d)(4)(xii)       was due to the obligor’s error or omission.
--------------------- ---------------------------------------------------------------------------------------------- --------------
--------------------- ---------------------------------------------------------------------------------------------- --------------
                      Disbursements  made on behalf of an  obligor  are  posted  within  two  business  days to the           X
                      obligor’s records  maintained by the servicer,  or such other number of days specified in the
1122(d)(4)(xiii)      transaction agreements.
--------------------- ---------------------------------------------------------------------------------------------- --------------
--------------------- ---------------------------------------------------------------------------------------------- --------------
                      Delinquencies,  charge-offs  and  uncollectible  accounts  are  recognized  and  recorded  in           X
1122(d)(4)(xiv)       accordance with the transaction agreements.
--------------------- ---------------------------------------------------------------------------------------------- --------------
--------------------- ---------------------------------------------------------------------------------------------- --------------
                      Any external enhancement or other support,  identified in Item 1114(a)(1) through (3) or Item
1122(d)(4)(xv)        1115 of Regulation AB, is maintained as set forth in the transaction agreements.
--------------------- ---------------------------------------------------------------------------------------------- --------------

                                                      [NAME OF OWNER] [NAME OF SUBSERVICER]

                                                     Date:    _________________________

                                                     By:      _________________________
                                                     Name:
                                                     Title:

                                                EXHIBIT K

                                   REPORTING DATA FOR REALIZED LOSSES AND GAINS

                      Calculation of Realized Loss/Gain Form 332— Instruction Sheet

         NOTE:  Do not net or combine items.  Show all expenses individually and all credits as separate line items.  Claim packages are due within 90 days of liquidation.  Late submissions may result in claims not being passed until the following month.  The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.

         The numbers on the 332 form correspond with the numbers listed below.

         Liquidation and Acquisition Expenses:
         1.       The Actual Unpaid Principal Balance of the Mortgage Loan.  For documentation, an
                  Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

         2.       The Total Interest Due less the aggregate amount of servicing fee that would have been earned if all delinquent payments had been made as agreed. For documentation, an
                  Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

         3.       Accrued Servicing Fees based upon the Scheduled Principal Balance of the Mortgage Loan as calculated on a monthly basis. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

         4-12.    Complete as applicable.  Required documentation:

                  *  For taxes and insurance advances — see page 2 of 332 form - breakdown required showing period

                     of coverage, base tax, interest, penalty.  Advances prior to default require evidence of servicer efforts to recover advances.

                   *  For escrow advances - complete payment history

                      (to calculate advances from last positive escrow balance forward)

                  *  Other expenses -  copies of corporate advance history showing all payments

                  *  REO repairs > $1500 require explanation

                  *  REO repairs >$3000 require evidence of at least 2 bids.

                  *  Short Sale or Charge Off require P&L supporting the decision and WFB’s approved
                  Officer Certificate

                  *  Unusual or extraordinary items may require further documentation.

         13.      The total of lines 1 through 12.

Credits:

         14-21.   Complete as applicable.  Required documentation:

                  * Copy of the HUD 1 from the REO sale.  If a 3rd Party Sale, bid instructions and
                  Escrow Agent / Attorney

                     Letter of Proceeds Breakdown.

                  *  Copy of EOB for any MI or gov't guarantee

                  *  All other credits need to be clearly defined on the 332 form

         22.      The total of lines 14 through 21.

         Please Note:      For HUD/VA loans, use line (18a) for Part A/Initial proceeds and line (18b)
                           for Part B/Supplemental proceeds.

         Total Realized Loss (or Amount of Any Gain)
         23.      The  total  derived  from  subtracting  line 22 from  13.  If the  amount  represents  a
                  realized gain, show the amount in parenthesis (   ).

                                Calculation of Realized Loss/Gain Form 332

         Prepared by:  __________________                     Date:  _______________
         Phone:  ______________________   Email Address:_____________________

----------------------------------    --------------------------------------    --------------------------------------------
Servicer Loan No.                     Servicer Name                             Servicer Address

----------------------------------    --------------------------------------    --------------------------------------------

         WELLS FARGO BANK, N.A. Loan No._____________________________

         Borrower's Name: _________________________________________________________
         Property Address: _________________________________________________________

         Liquidation Type:  REO Sale                  3rd Party Sale            Short Sale       Charge
         Off

         Was this loan granted a Bankruptcy deficiency or cramdown              Yes         No
         If “Yes”, provide deficiency or cramdown amount _______________________________

         Liquidation and Acquisition Expenses:
         (1)  Actual Unpaid Principal Balance of Mortgage Loan         $ ______________ (1)
         (2)  Interest accrued at Net Rate                               ________________(2)
         (3)  Accrued Servicing Fees                                     ________________(3)
         (4)  Attorney's Fees                                            ________________(4)
         (5)  Taxes (see page 2)                                         ________________(5)
         (6)  Property Maintenance                                       ________________(6)
         (7)  MI/Hazard Insurance Premiums (see page 2)                  ________________(7)
         (8)  Utility Expenses                                           ________________(8)
         (9)  Appraisal/BPO                                              ________________(9)
         (10) Property Inspections                                       ________________(10)
         (11) FC Costs/Other Legal Expenses                              ________________(11)
         (12) Other (itemize)                                            ________________(12)
                  Cash for Keys__________________________                ________________(12)
                  HOA/Condo Fees_______________________                  ________________(12)
                  ______________________________________                 ________________(12)

                  Total Expenses                                        $ _______________(13)
         Credits:
         (14) Escrow Balance                                            $ _______________(14)
         (15) HIP Refund                                                  _______________(15)
         (16) Rental Receipts                                             _______________(16)
         (17) Hazard Loss Proceeds                                        _______________(17)
         (18) Primary Mortgage Insurance / Gov’t Insurance           _______________(18a)
         HUD Part A

         ________________           (18b) HUD Part B
         (19) Pool Insurance Proceeds                                     _______________(19)
         (20) Proceeds from Sale of Acquired Property                     _______________(20)
         (21) Other (itemize)                                             _______________(21)
              _________________________________________                   _______________(21)

              Total Credits                                              $________________(22)
         Total Realized Loss (or Amount of Gain)                         $________________(23)

Escrow Disbursement Detail

------------------ --------------- ------------------ ---------------- --------------- -------------------- ------------------
       Type             Date            Period             Total            Base            Penalties            Interest
    (Tax /Ins.)         Paid          of Coverage          Paid            Amount
------------------ --------------- ------------------ ---------------- --------------- -------------------- ------------------
------------------ --------------- ------------------ ---------------- --------------- -------------------- ------------------

                                                                                               EXHIBIT H-5

                                         EMC MORTGAGE CORPORATION
                                                  Owner

                                                   and

                                        ALLIANCE MORTGAGE COMPANY
                                                 Servicer

                                          SUBSERVICING AGREEMENT

                                        Dated as of August 1, 2002

EXHIBITS

         Schedule A        Mortgage Loan Schedule

         Exhibit A         Acknowledgement Agreement

         Exhibit B         Custodial Account Letter Agreement

         Exhibit C         Escrow Account Letter Agreement

         Exhibit D         Form of Request for Release

         Exhibit E         Loan Level Format for Tape Input

         Exhibit F         Reporting Data for Defaulted Loans

         THIS IS A  SUBSERVICING  AGREEMENT,  dated as of August 1,  2002,  and is  executed  between  EMC
Mortgage Corporation (the “Owner”) and Alliance Mortgage Company (the “Servicer”).

                                          W I T N E S S E T H :

         WHEREAS,  the Servicer has agreed to service,  from time to time,  certain of the other  mortgage loans  acquired by the Owner,  which loans are currently  being  serviced by other  servicers  pursuant to other servicing agreements.

         WHEREAS,  the Owner and the Servicer  desire that,  from and after the date hereof,  the Mortgage
Loans which from time to time are subject to this  Agreement be serviced in accordance  with the terms and provisions of this Agreement instead of the existing servicing agreements.

         WHEREAS,  the Owner has approached Wells Fargo Bank Minnesota,  National Association (the “Master
Servicer”) to supervise the servicing of the Mortgage Loans on behalf of the Owner.

         WHEREAS,  the Owner and the Servicer  intend that the Master  Servicer is an intended third party beneficiary of this Agreement.

         NOW,  THEREFORE,  in consideration of the mutual agreements  hereinafter set forth, and for other good and valuable consideration,  the receipt and adequacy of which is hereby acknowledged,  the Owner and the Servicer agree as follows:

                                                ARTICLE I
                                               DEFINITIONS

         Section 1.01  Defined Terms.

                 Whenever  used in this  Agreement,  the following  words and phrases,  unless the context otherwise requires, shall have the following meaning specified in this Article:

                  Accepted  Servicing  Practices:  With  respect  to any  Mortgage  Loan,  those  mortgage servicing practices (including collection procedures) that are in accordance with the Fannie Mae Guide.

                  Acknowledgement  Agreement:  An  acknowledgement  agreement  attached hereto in the form of Exhibit A.

                  Adjustment  Date: As to each ARM Loan,  the date on which the Mortgage  Interest Rate is adjusted in accordance with the terms of the related Mortgage Note.

                  Agreement:  This  Subservicing  Agreement  including  all  exhibits  hereto,  amendments hereof and supplements hereto.

                  ARM  Loans:  First  lien,  conventional,  1-4  family  residential  Mortgage  Loans with interest  rates which  adjust from time to time in  accordance  with the related  Index and are subject to
Periodic Rate Caps and Lifetime Rate Caps and which may permit conversion to fixed interest rates.

                  Business  Day:  Any day other than (i) a Saturday  or  Sunday,  or (ii) a legal  holiday in the State of New York or the jurisdiction in which the Servicer conducts its servicing  activities,  or
(iii) a day on which banks in the State of New York or the  jurisdiction  in which the  Servicer  conducts its servicing activities are authorized or obligated by law or executive order to be closed.

                  Code:  The  Internal  Revenue Code of 1986,  as it may be amended from time to time,  or any  successor  statute  thereto,  and  applicable  U.S.  Department  of the Treasury  regulations  issued pursuant thereto.

                  Condemnation  Proceeds:  All awards or settlements  in respect of a Mortgaged  Property, whether  permanent  or  temporary,  partial  or entire,  by  exercise  of the power of  eminent  domain or condemnation,  to the extent not  required to be released to a Mortgagor in  accordance  with the terms of the related Mortgage Loan Documents.

                  Custodial  Account:  The  separate  demand  account or accounts  created and  maintained pursuant to Section  4.04 which  shall be entitled  “[Servicer]  Custodial  Account in trust for  [Owner],
Owner  of  Whole  Loan  Mortgages  and  various  Mortgagors”  and  shall  be  established  at a  Qualified
Depository,  each of which  accounts  shall in no event  contain  funds in  excess  of the FDIC  insurance limits.

                  Custodian:  Wells Fargo Bank Minnesota,  National  Association,  or such other custodian as Owner shall designate.

                  Determination  Date:  The  15th  day (or if such  15th day is not a  Business  Day,  the
Business Day immediately preceding such 15th day) of the month of the Remittance Date.

                  Due Date:  Each day on which  payments of  principal  and  interest  are  required to be paid in accordance with the terms of the related Mortgage Note, exclusive of any days of grace.

                  Due Period:  With respect to any Remittance  Date,  the period  commencing on the second day of the month  preceding the month of such  Remittance Date and ending on the first day of the month of the Remittance Date.

                  Escrow  Account:   The  separate  trust  account  or  accounts  created  and  maintained pursuant to Section 4.06 which shall be entitled  “[Servicer] Escrow Account, in trust for [Owner],  Owner of Whole Loan Mortgages and various Mortgagors” and shall be established at a Qualified  Depository,  each of which accounts shall in no event contain funds in excess of the FDIC insurance limits.

                  Escrow  Payments:  With respect to any Mortgage  Loan, the amounts  constituting  ground rents,  taxes,  assessments,  water rates, sewer rents,  municipal charges,  mortgage insurance  premiums, fire and hazard insurance premiums,  condominium  charges,  and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

                  Event of Default:  Any one of the  conditions  or  circumstances  enumerated  in Section
9.01.

                  Fannie Mae:  Fannie Mae, or any successor thereto.

                  Fannie  Mae  Guide:  The Fannie Mae  Selling  Guide and the Fannie Mae  Servicing  Guide
and all amendments or additions thereto.

                  Fidelity  Bond: A fidelity  bond to be  maintained  by the Servicer  pursuant to Section
4.12.

                  FIRREA: The Financial  Institutions  Reform,  Recovery,  and Enforcement Act of 1989, as
amended from time to time.

                  Freddie Mac:  The Federal Home Loan Mortgage Corporation, or any successor thereto.

                  Freddie Mac Guide:  The Freddie Mac Selling  Guide and the Freddie Mac  Servicing  Guide
and all amendments or additions thereto.

                  Full  Principal  Prepayment:  A Principal  Prepayment  made by a Mortgagor of the entire principal balance of a Mortgage Loan.

                  GAAP:  Generally accepted accounting procedures, consistently applied.

                  HUD:   The United States Department of Housing and Urban Development or any successor.

                  Index:  With respect to each ARM Loan, on the related  Adjustment  Date,  the index used to determine the Mortgage Interest Rate on each such ARM Loan.

                  Insurance  Proceeds:   With  respect  to  each  Mortgage  Loan,  proceeds  of  insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

                  Lifetime Rate Cap:  With respect to each ARM Loan,  the maximum  Mortgage  Interest Rate over the term of such Mortgage Loan, as specified in the related Mortgage Note.

                  Liquidation   Proceeds:   Cash  received  in  connection   with  the  liquidation  of  a
defaulted  Mortgage Loan,  whether  through the sale or assignment of such Mortgage Loan,  trustee’s sale, foreclosure sale or otherwise,  other than amounts  received  following the acquisition of an REO Property pursuant to Section 4.13.

                  Margin:  With respect to each ARM Loan,  the fixed  percentage  amount set forth in each related  Mortgage  Note which is added to the Index in order to determine  the related  Mortgage  Interest
Rate.

                  Master Servicer:  Wells Fargo Bank Minnesota,  National  Association,  its successors in interest and assigns, or any successor thereto designated by the Owner.

                  Monthly   Advance:   The  aggregate  of  the  advances  made  by  the  Servicer  on  any
Remittance Date pursuant to Section 5.03.

                  Monthly  Payment:  With respect to each Mortgage  Loan,  the scheduled  monthly  payment of principal and interest  thereon which is payable by the related  Mortgagor  under the related  Mortgage
Note.

                  Mortgage:  The  mortgage,  deed of trust or other  instrument  securing a Mortgage  Note which  creates a first  lien on an  unsubordinated  estate in fee  simple in real  property  securing  the
Mortgage Note.

                  Mortgage  Interest  Rate:  The annual  rate at which  interest  accrues on any  Mortgage
Loan in accordance  with the  provisions of the related  Mortgage Note, and in the case of an ARM Loan, as adjusted  from time to time on each  Adjustment  Date for such  Mortgage  Loan to equal the Index for such
Mortgage  Loan plus the Margin for such Mortgage  Loan,  and subject to the  limitations  on such interest rate imposed by the Periodic Rate Cap and the Lifetime Rate Cap.

                  Mortgage Loan: An individual  Mortgage Loan described  herein and as further  identified on the Mortgage  Loan  Schedule,  which  Mortgage  Loan  includes  without  limitation  the Mortgage  Loan
Documents,  the Monthly Payments,  Principal  Prepayments,  Liquidation Proceeds,  Condemnation  Proceeds,
Insurance Proceeds,  REO Disposition Proceeds,  and all other rights,  benefits,  proceeds and obligations arising from or in connection with such Mortgage Loan.

                  Mortgage  Loan  Documents:  The  original  mortgage  loan  legal  documents  held by the
Custodian.

                  Mortgage Loan  Remittance  Rate:  With respect to each Mortgage Loan, the annual rate of interest  remitted  to the Owner,  which shall be equal to the related  Mortgage  Interest  Rate minus the
Servicing Fee Rate.

                   Mortgage  Loan  Schedule:  The  initial  group of  Mortgage  Loans  being  specifically identified on Schedule A attached  hereto;  it being agreed that Schedule A may be supplemented  from time to time by  agreement  of the parties to add  additional  Mortgage  Loans  pursuant to an  Acknowledgement
Agreement.

                  Mortgage  Note: The note or other evidence of the  indebtedness  of a Mortgagor  secured by a Mortgage.

                  Mortgaged  Property:  The  underlying  real  property  securing  repayment of a Mortgage
Note.

                  Mortgagor:  The obligor on a Mortgage Note.

                  Nonrecoverable  Advance:  Any  advance  previously  made  by the  Servicer  pursuant  to
Section 5.03 or any  Servicing  Advance  which,  in the good faith  judgment of the  Servicer,  may not be ultimately  recoverable  by the Servicer from  Liquidation  Proceeds.  The  determination  by the Servicer that is has  made a  Nonrecoverable  Advance,  shall  be  evidenced  by an  Officer’s  Certificate  of the
Servicer delivered to the Owner and detailing the reasons for such determination.

                  Officers’  Certificate:  A  certificate  signed by the  Chairman of the Board,  the Vice
Chairman of the Board,  the President,  a Senior Vice President or a Vice President or by the Treasurer or
the Secretary or one of the Assistant Treasurers or Assistant  Secretaries of the Servicer,  and delivered to the Owner as required by this Agreement.

                  Opinion of Counsel:  A written  opinion of counsel,  who may be an employee of the party on behalf of whom the opinion is being given, reasonably acceptable to the Owner.

                  Owner:  EMC Mortgage  Corporation,  its  successors  in interest and assigns  (including the Trustee in connection with a Pass-Through Transfer).

                  Partial  Principal  Prepayment:  A  Principal  Prepayment  by a  Mortgagor  of a partial principal balance of a Mortgage Loan.

                  Pass-Through  Transfer:  The sale or transfer of same or all of the Mortgage  Loans to a trust  as  part of a  publicly  issued  or  privately  placed,  rated  or  unrated  Mortgage  pass-through transaction.

                  Periodic  Rate Cap: With respect to each ARM Loan,  the maximum  increase or decrease in the Mortgage Interest Rate on any Adjustment Date.

                  Permitted Investments:  Any one or more of the following obligations or securities:

                  (i)      direct  obligations  of, and  obligations the timely payment of which are fully guaranteed  by the United  States of America  or any  agency or  instrumentality  of the
                  United  States of  America  the  obligations  of which are  backed by the full faith and credit of the United States of America;

                  (ii)     (a) demand or time deposits,  federal funds or bankers’  acceptances  issued by any depository  institution or trust company  incorporated  under the laws of the United
                  States of America or any state thereof  (including  any Trustee or the Master  Servicer)
                  and  subject  to   supervision   and   examination   by  federal  and/or  state  banking
                  authorities,  provided that the commercial  paper and/or the  short-term  deposit rating and/or  the  long-term  unsecured  debt  obligations  or  deposits  of  such  depository institution or trust company at the time of such  investment or  contractual  commitment providing for such  investment are rated in one of the two highest rating  categories by each Rating  Agency and (b) any other demand or time deposit or  certificate  of deposit that is fully insured by the Federal Deposit Insurance Corporation;

                  (iii)    repurchase  obligations  with respect to (a) any  security  described in clause
                  (i)  above  or  (b)  any  other   security   issued  or   guaranteed  by  an  agency  or
                  instrumentality  of the United States of America,  the  obligations  of which are backed by the full faith and credit of the United  States of America,  in either  case  entered into with a depository  institution or trust company (acting as principal)  described in clause (ii)(a) above;

                  (iv)     securities  bearing  interest or sold at a discount  issued by any  corporation
                  (including  any  Trustee  or the  Master  Servicer)  incorporated  under the laws of the
                  United  States of America or any state  thereof that are rated in one of the two highest rating  categories by each Rating Agency at the time of such  investment or  contractual commitment providing for such investment;  provided,  however, that securities issued by any  particular  corporation  will  not be  Permitted  Investments  to the  extent  that investments  therein  will cause the then  outstanding  principal  amount of  securities issued by such  corporation  and held as  Permitted  Investments  to  exceed  10% of the aggregate outstanding principal balances and amounts of all the Permitted Investments;

                  (v)      commercial paper (including both non-interest-bearing  discount obligations and interest-bearing  obligations  payable  on demand or on a  specified  date not more than one year after the date of issuance  thereof)  which are rated in one of the two highest rating categories by each Rating Agency at the time of such investment;

                  (vi)     any  other  demand,  money  market or time  deposit,  obligation,  security  or investment as may be acceptable to each Rating Agency; and

                  (vii)    any money market funds the collateral of which  consists of  obligations  fully guaranteed  by the United  States of America  or any  agency or  instrumentality  of the
                  United  States of  America  the  obligations  of which are  backed by the full faith and credit of the  United  States of  America  (which  may  include  repurchase  obligations secured by collateral  described in clause (i)) and other  securities  (including  money market  or common  trust  funds for which any  Trustee  or the  Master  Servicer  or any affiliate  thereof  acts as a manager or an advisor)  and which money  market  funds are rated in one of the two highest rating categories by each Rating Agency;

provided,  however,  that no instrument or security shall be a Permitted  Investment if such instrument or security  evidences a right to receive only interest  payments with respect to the obligations  underlying such  instrument or if such security  provides for payment of both  principal and interest with a yield to maturity in excess of 120% of the yield to maturity at par.

                  Person:  Any  individual,   corporation,   partnership,   joint  venture,   association,
joint-stock company,  limited liability company, trust,  unincorporated  organization or government or any agency or political subdivision thereof.

                  Prepayment  Interest  Shortfall:  The sum of the differences  between interest  actually received  in a Due  Period as a result of a full or partial  prepayment  or other  unscheduled  receipt of principal  (including  as a result of a  liquidation)  on each Mortgage Loan as to which such a payment is received and the interest  portion of the Monthly  Payment of such  Mortgage  Loan  scheduled to be due at the applicable Mortgage Loan Remittance Rate.

                  Primary Mortgage  Insurance Policy:  Each primary policy of mortgage  insurance,  or any replacement policy therefor obtained by the Servicer pursuant to Section 4.08.

                  Prime Rate:  The prime rate of U.S.  money center  banks as published  from time to time in The Wall Street Journal.

                  Principal  Prepayment:  Any payment or other  recovery of principal on a Mortgage  Loan, full or  partial,  which is  received  in advance of its  scheduled  Due Date,  including  any  prepayment penalty or premium  thereon and which is not accompanied by an amount of interest  representing  scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

                  Qualified  Appraiser:  An  appraiser,  duly  appointed  by  the  Servicer,  who  had  no interest,  direct or indirect in the Mortgaged  Property or in any loan made on the security thereof,  and whose  compensation  is not affected by the approval or disapproval of the Mortgage Loan,  which appraiser and the  appraisal  made by such  appraiser  both satisfy the  requirements  of Title XI of FIRREA and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.

                  Qualified  Depository:  (a) The  Custodian  or (b) a  depository,  the accounts of which are  insured by the FDIC and the short term debt  ratings and the long term  deposit  ratings of which are rated in one of the two highest rating categories by each of the Rating Agencies.

                  Qualified  Insurer:  An insurance  company duly  qualified as such under the laws of the states in which the  Mortgaged  Properties  are located,  duly  authorized  and licensed in such states to transact the applicable  insurance  business and to write the insurance  provided,  approved as an insurer by Fannie Mae and Freddie Mac.

                  Rating  Agency:  Standard  & Poor’s  Ratings  Service,  a division  of The  McGraw  Hill
Companies Inc., Moody’s Investors Service, Inc. and Fitch, Inc.

                  REMIC: A “real estate  mortgage  investment  conduit” within the meaning of Section 860D of the Code.

                  REMIC  Provisions:  The  provisions  of the Federal  income tax law relating to a REMIC, which  appear at Section  860A through  860G of  Subchapter  M of Chapter 1,  Subtitle A of the Code,  and
related provisions,  and regulations,  rulings or pronouncements  promulgated thereunder, as the foregoing may be in effect from time to time.

                  Remittance  Date:  The  18th day of any  month,  or if such  18th day is not a  Business
Day, the first Business Day  immediately  preceding such 18th day. The first  Remittance  Date shall occur on August 18, 2002.

                  REO Disposition:  The final sale by the Servicer of any REO Property.

                  REO  Disposition  Proceeds:  Amounts  received  by the  Servicer  in  connection  with a related REO Disposition.

                  REO Property:  A Mortgaged  Property  acquired by the Servicer on behalf of the Owner as described in Section 4.13.

                  Servicer:  Alliance  Mortgage  Company,  or any of its  successors  in  interest  or any successor under this Agreement appointed as herein provided.

                  Servicing  Advances:  All customary,  reasonable and necessary “out of pocket” costs and expenses  (including  reasonable  attorneys’  fees and  disbursements)  incurred in the performance by the
Servicer of its servicing obligations relating to each Mortgage Loan,  including,  but not limited to, the cost of (a) the preservation,  restoration and protection of the Mortgaged Property,  (b) any enforcement, administrative  or judicial  proceedings,  or any legal work or advice  specifically  related to servicing the  Mortgage  Loans,  including  but not  limited to,  foreclosures,  bankruptcies,  condemnations,  drug seizures,  elections,  foreclosures  by  subordinate  or superior  lienholders,  and other  legal  actions incidental to the servicing of the Mortgage  Loans  (provided  that such expenses are  reasonable and that the Servicer  specifies  the Mortgage  Loan(s) to which such  expenses  relate),  (c) the  management  and liquidation  of the  Mortgaged  Property  if the  Mortgaged  Property  is  acquired  in  full  or  partial satisfaction of the Mortgage,  (d) taxes,  assessments,  water rates,  sewer rates and other charges which are or may become a lien upon the Mortgaged  Property,  and Primary Mortgage Insurance Policy premiums and fire and hazard insurance coverage and (e) compliance with the obligations under Section 4.08.

                  Servicing  Fee:  With respect to each  Mortgage  Loan,  the amount of the annual fee the
Owner shall pay to the Servicer,  which shall,  for a period of one full month, be equal to one-twelfth of the product of (a) the applicable  Servicing Fee Rate and (b) the  outstanding  principal  balance of such
Mortgage  Loan.  Such fee shall be payable  monthly,  computed on the basis of the same  principal  amount and period  respecting which any related  interest payment on a Mortgage Loan is computed.  The obligation of the Owner to pay the  Servicing  Fee is limited to, and the  Servicing Fee is payable from the interest portion of such Monthly Payment collected by the Servicer or as otherwise provided under Section 4.05.

                  Servicing  Fee Rate: A rate per annum equal to (i) 0.05% with  respect to each  Mortgage
Loan which is less than ninety days  delinquent  and (ii) 0.375% with respect to each  Mortgage Loan which is ninety or more days delinquent.

                  Servicing  File:  The  documents,  records and other items  pertaining  to a  particular
Mortgage  Loan,  and any  additional  documents  relating to such  Mortgage Loan as are in, or as may from time to time come into, the Servicer’s possession.

                  Servicing  Officer:  Any officer of the Servicer  involved in, or  responsible  for, the administration  and  servicing  of the Mortgage  Loans whose name appears on a list of servicing  officers furnished by the Servicer to the Owner upon request, as such list may from time to time be amended.

                  Servicing  Transfer  Date:  With respect to each  Mortgage  Loan,  the date on which the
Owner transfers the servicing of the related Mortgage Loan to the Servicer.

                  Stated  Principal  Balance:  As to each Mortgage  Loan as of any date of  determination,
(i) the  principal  balance of such  Mortgage  Loan after  giving  effect to  payments of  principal  due, whether or not received,  minus (ii) all amounts  previously  distributed to the Owner with respect to the
Mortgage Loan representing Principal Prepayments.

                  Trustee:  The Person appointed as trustee in connection with any Pass-Through Transfer.

                  Whole Loan  Transfer:  The sale or transfer of some or all of the ownership  interest in the  Mortgage  Loans by the Owner to one or more  third  parties in whole  loan or  participation  format, which third party may be Fannie Mae or Freddie Mac.

                                                ARTICLE II
 SERVICING OF MORTGAGE LOANS; POSSESSION OF SERVICING FILES; BOOKS AND RECORDS; DELIVERY OF MORTGAGE LOAN
                                                DOCUMENTS

         Section 2.01  Servicing of Mortgage Loans.

                                                     The  Servicer   does  hereby  agree  to  service  the
Mortgage  Loans,   but  subject  to  the  terms  of  this   Agreement.   The  Servicer  shall  deliver  an
Acknowledgement  Agreement  to the Owner on each  Servicing  Transfer  Date with  respect to the  Mortgage
Loans  transferred  on such  date.  The  rights of the  Owner to  receive  payments  with  respect  to the
Mortgage Loans shall be as set forth in this Agreement.

         Section 2.02  Maintenance of Servicing Files.

                  The Servicer shall maintain a Servicing  File  consisting of all documents  necessary to service  the  Mortgage  Loans.  The  possession  of each  Servicing  File by the  Servicer is for the sole purpose of  servicing  the  Mortgage  Loan,  and such  retention  and  possession  by the Servicer is in a custodial  capacity only. The Servicer  acknowledges  that the ownership of each Mortgage Loan,  including the Note,  the  Mortgage,  all other  Mortgage  Loan  Documents  and all rights,  benefits,  proceeds  and obligations  arising  therefrom  or in  connection  therewith,  has been  vested in the Owner.  All rights arising out of the Mortgage  Loans  including,  but not limited to, all funds received on or in connection with the Mortgage  Loans and all records or documents  with respect to the Mortgage  Loans  prepared by or which come into the  possession  of the  Servicer  shall be received and held by the Servicer in trust for the  exclusive  benefit  of the Owner as the owner of the  related  Mortgage  Loans.  Any  portion  of the related  Servicing  Files  retained by the Servicer  shall be  appropriately  identified in the Servicer’s computer  system to clearly  reflect  the  ownership  of the  related  Mortgage  Loans by the  Owner.  The
Servicer  shall  release its custody of the  contents of the related  Servicing  Files only in  accordance with  written  instructions  of the Owner,  except  when such  release is required  as  incidental  to the
Servicer’s servicing of the Mortgage Loans, such written instructions shall not be required.

         Section 2.03  Books and Records.

                  The Servicer shall be responsible for  maintaining,  and shall maintain,  a complete set of books and records for the Mortgage  Loans which shall be  appropriately  identified  in the  Servicer’s computer  system to clearly  reflect the ownership of the Mortgage Loan by the Owner.  In particular,  the
Servicer shall  maintain in its  possession,  available for  inspection by the Owner,  or its designee and shall  deliver to the Owner upon demand,  evidence of compliance  with all federal,  state and local laws, rules and  regulations,  and  requirements of Fannie Mae or Freddie Mac, as applicable,  including but not limited to documentation  as to the method used in determining the  applicability of the provisions of the
Flood Disaster  Protection Act of 1973, as amended, to the Mortgaged  Property,  documentation  evidencing insurance  coverage and  eligibility  of any  condominium  project for approval by Fannie Mae and periodic inspection  reports as required by Section 4.13.  To the extent that  original  documents are not required for purposes of realization of Liquidation  Proceeds or Insurance  Proceeds,  documents  maintained by the
Servicer  may be in the form of  microfilm  or  microfiche  or such  other  reliable  means of  recreating original  documents,  including  but not limited to,  optical  imagery  techniques so long as the Servicer complies with the requirements of the Fannie Mae Guide.

                  The  Servicer  shall  maintain  with  respect  to each  Mortgage  Loan  and  shall  make available  for  inspection  by any Owner or its designee the related  Servicing  File (or copies  thereof)
during  the time the Owner  retains  ownership  of a  Mortgage  Loan and  thereafter  in  accordance  with applicable laws and regulations.

         Section 2.04  Transfer of Mortgage Loans.

                  No transfer of a Mortgage Loan may be made unless such  transfer is in  compliance  with the terms hereof.  For the purposes of this  Agreement,  the Servicer shall be under no obligation to deal with any person with respect to this  Agreement  or any  Mortgage  Loan unless a notice of the transfer of such Mortgage  Loan has been  delivered to the Servicer in  accordance  with this Section 2.04.  The Owner may,  subject to the terms of this  Agreement,  sell and  transfer  one or more of the  Mortgage  Loans in accordance  with Sections 10.02 and 11.12,  provided,  however,  that the transferee will not be deemed to be an Owner  hereunder  binding  upon the  Servicer  unless such  transferee  shall agree in writing to be bound by the terms of this  Agreement  and an  assignment  and  assumption  of this  Agreement  reasonably acceptable to the Servicer  (except as provided in Section 10.02 with respect to a  Pass-Through  transfer by the  initial  Owner).  The Owner  also shall  advise the  Servicer  in  writing of the  transfer.  Upon receipt of notice of the  permitted  transfer,  the  Servicer  shall mark its books and records to reflect the  ownership of the  Mortgage  Loans of such  assignee,  and shall  release the previous  Owner from its obligations hereunder with respect to the Mortgage Loans sold or transferred.

         Section 2.05  Delivery of Mortgage Loan Documents.

                  The Servicer  shall forward to the Custodian on behalf of the Owner  original  documents evidencing an assumption,  modification,  consolidation  or extension of any Mortgage Loan entered into in accordance  with  Section  4.01 or 6.01  promptly  after  their  execution;  provided,  however,  that the
Servicer  shall  provide  the  Custodian  on behalf of the Owner  with a  certified  true copy of any such document  submitted for  recordation  promptly after its execution,  and shall provide the original of any document  submitted  for  recordation  or a copy of such  document  certified  by the  appropriate  public recording  office to be a true and complete  copy of the  original  within 180 days of its  execution.  If delivery is not  completed  within 180 days solely due to delays in making such  delivery by reason of the fact that such documents shall not have been returned by the appropriate  recording  office,  the Servicer shall continue to use its best efforts to effect delivery as soon as possible thereafter.

                  From time to time the Servicer may have a need for Mortgage Loan Documents to be released by the Custodian.  If the Servicer shall require any of the Mortgage Loan Documents, the
Servicer shall notify the Custodian in writing of such request in the form of the request for release attached hereto as Exhibit D.  The Custodian shall deliver to the Servicer within five (5) Business
Days, any requested Mortgage Loan Document previously delivered to the Custodian, provided that such documentation is promptly returned to the Custodian when the Servicer no longer requires possession of the document, and provided that during the time that any such documentation is held by the Servicer, such possession is in trust for the benefit of the Owner.

                                               ARTICLE III
                              REPRESENTATIONS AND WARRANTIES OF THE SERVICER

                  The  Servicer  represents,  warrants  and  covenants  to the  Owner  that as of the date hereof or as of such date specifically provided herein:

         (a) The  Servicer  is a validly  existing  corporation  in good  standing  under the laws of the state of its  organization  and is qualified to transact  business in, is in good standing under the laws of, and  possesses  all  authority  necessary for the conduct of its business in, each state in which any
Mortgaged  Property is located or is otherwise exempt or not required under applicable law to effect such qualification or license and no demand for such  qualification or license has been made upon the Servicer by any such state,  and in any event the  Servicer is in  compliance  with the laws of each such State to the  extent  necessary  to ensure the  enforceability  of each  Mortgage  Loan and the  servicing  of the
Mortgage Loans in accordance with the terms of this Agreement;

         (b) The Servicer  has full power and  authority  to execute,  deliver and perform,  and to enter into and  consummate  all  transactions  contemplated  by this  Agreement  and to conduct its business as presently conducted,  has duly authorized the execution,  delivery and performance of this Agreement, has duly executed and delivered this  Agreement,  and this Agreement  constitutes a legal,  valid and binding obligation of the  Servicer,  enforceable  against it in accordance  with its terms subject to bankruptcy laws and other  similar laws of general  application  affecting  rights of  creditors  and subject to the application of the rules of equity, including those respecting the availability of specific performance;

         (c) None of the execution and delivery of this Agreement,  the  consummation of the transactions contemplated  thereby and hereby,  or the  fulfillment of or compliance  with the terms and conditions of this Agreement will conflict with any of the terms,  conditions or provisions of the Servicer’s  articles of  incorporation  or by-laws or materially  conflict  with or result in a material  breach of any of the terms,  conditions  or provisions  of any legal  restriction  or any agreement or instrument to which the
Servicer is now a party or by which it is bound,  or  constitute a default or result in an  acceleration under any of the  foregoing,  or result in the material  violation of any law, rule,  regulation,  order, judgment or decree to which the Servicer or its property is subject;

         (d) There is no litigation pending or, to the Servicer’s  knowledge,  threatened with respect to the Servicer which is reasonably  likely to have a material adverse effect on the execution,  delivery or enforceability of this Agreement,  or which is reasonably likely to have a material adverse effect on the financial condition of the Servicer;

         (e) No consent,  approval,  authorization  or order of any court or governmental  agency or body is required for the execution,  delivery and performance by the Servicer of or compliance by the Servicer with this Agreement or the  consummation of the  transactions  contemplated by this Agreement  except for consents, approvals, authorizations and orders which have been obtained;

         (f) The Servicer is an approved  seller/servicer  of  residential  mortgage loans for Fannie Mae and Freddie Mac. The Servicer is in good  standing to service  mortgage  loans for Fannie Mae and Freddie
Mac and no event  has  occurred  which  would  make the  Servicer  unable  to  comply  with  eligibility requirements or which would require notification to either Fannie Mae or Freddie Mac;

         (g) No written  statement,  report or other  document  furnished or to be furnished  pursuant to the Agreement  contains or will contain any statement  that is or will be inaccurate or misleading in any material  respect or omits to state a material  fact  required to be stated  therein or necessary to make the information and statements therein not misleading; and

         (h) No fraud or  misrepresentation  of a  material  fact  with  respect  to the  servicing  of a
Mortgage Loan has taken place on the part of the Servicer.

                                                ARTICLE IV
                              ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

         Section 4.01  Servicer to Act as Servicer.

                  The  Servicer,  as  independent  contract  servicer,  shall service and  administer  the
Mortgage  Loans in  accordance  with this  Agreement  and with Accepted  Servicing  Practices  (giving due consideration  to the Owner’s reliance on the Servicer),  and shall have full power and authority,  acting alone, to do or cause to be done any and all things in connection  with such servicing and  administration which the Servicer may deem  necessary or desirable and  consistent  with the terms of this  Agreement and with Accepted  Servicing  Practices and shall exercise the same care that it  customarily  employs for its own account.  Except as set forth in this  Agreement,  the Servicer  shall  service the Mortgage  Loans in accordance with Accepted  Servicing  Practices in compliance  with the servicing  provisions of the Fannie
Mae Guide,  which  include,  but are not limited to,  provisions  regarding  the  liquidation  of Mortgage
Loans, the collection of Mortgage Loan payments,  the payment of taxes,  insurance and other charges,  the maintenance of hazard  insurance  with a Qualified  Insurer,  the  maintenance of fidelity bond and errors and omissions insurance,  inspections,  the restoration of Mortgaged Property,  the maintenance of Primary
Mortgage  Insurance  Policies,  insurance  claims,  and  title  insurance,  management  of  REO  Property, permitted  withdrawals with respect to REO Property,  liquidation reports, and reports of foreclosures and abandonments  of Mortgaged  Property,  the transfer of Mortgaged  Property,  the release of Mortgage  Loan
Documents,  annual  statements,  and examination of records and facilities.  In the event of any conflict, inconsistency  or  discrepancy  between any of the servicing  provisions of this  Agreement and any of the servicing  provisions  of the Fannie Mae Guide,  the  provisions  of this  Agreement  shall control and be binding  upon the Owner and the  Servicer.  The Owner may, at its option,  deliver  powers-of-attorney  to the  Servicer  sufficient  to allow the  Servicer  as  servicer  to execute  all  documentation  requiring
execution  on  behalf  of  Owner  with  respect  to  the  servicing  of  the  Mortgage  Loans,   including
satisfactions,  partial  releases,  modifications  and foreclosure  documentation  or, in the alternative, shall as promptly as reasonably possible, execute and return such documentation to the Servicer.

                  Consistent  with the terms of this  Agreement,  the Servicer  may waive,  modify or vary any term of any  Mortgage  Loan or consent  to the  postponement  of any such term or in any manner  grant indulgence  to any  Mortgagor  if in the  Servicer’s  reasonable  and prudent  determination  such waiver, modification,  postponement or indulgence is not materially adverse to the Owner, provided,  however, that unless the Servicer has obtained the prior  written  consent of the Owner,  the Servicer  shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage  Interest Rate,  forgive the payment of principal or interest,  reduce or increase the  outstanding  principal  balance (except for actual  payments of  principal) or change the final  maturity date on such Mortgage  Loan. In the event of any such  modification  which has been agreed to in writing by the Owner and which permits the deferral of interest or principal  payments on any Mortgage Loan, the Servicer  shall, on the Business Day immediately preceding the related  Remittance  Date in any month in which any such  principal or interest  payment has been deferred,  deposit in the Custodial  Account from its own funds,  in accordance with Section 4.04 and
Section 5.03, the difference  between (a) such month’s  principal and one month’s  interest at the related
Mortgage Loan  Remittance  Rate on the unpaid  principal  balance of such Mortgage Loan and (b) the amount paid by the  Mortgagor.  The Servicer  shall be entitled to  reimbursement  for such  advances to the same extent as for all other  advances  pursuant  to Section  4.05.  Without  limiting  the  generality  of the foregoing,  the Servicer shall continue, and is hereby authorized and empowered,  to prepare,  execute and deliver,  all instruments of satisfaction or  cancellation,  or of partial or full release,  discharge and all other  comparable  instruments,  with respect to the Mortgage  Loans and with respect to the Mortgaged
Properties.

                  Notwithstanding  anything  in  this  Agreement  to  the  contrary,  in  the  event  of a
Principal  Prepayment  in full or in part,  the Servicer may not waive any  prepayment  penalty or portion thereof  required  by the terms of the related  Mortgage  Note  unless (i) the  enforceability  thereof is limited  (A) by  bankruptcy,  insolvency,  moratorium,  receivership,  or other  similar  law  relating to creditors’  rights  generally  or (B) due to  acceleration  in  connection  with a  foreclosure  or  other involuntary  payment,  or (ii) the  enforceability  is otherwise  limited or prohibited by applicable law.
If the  Servicer  waives or does not  collect  all or a portion  of a  prepayment  penalty  relating  to a
Principal  Prepayment  in full or in part due to any action or  omission  of the  Servicer,  other than as provided  above,  the  Servicer  shall  deposit the amount of such  prepayment  penalty  (or such  portion thereof as had been waived for deposit) into the Custodial  Account for  distribution  in accordance  with the terms of this Agreement.

                  Notwithstanding anything in this Agreement to the contrary, if a REMIC election is made, the Servicer shall not (unless the related mortgagor is in default with respect to the Mortgage
Loan or such default is, in the judgment of the Servicer, reasonably foreseeable) make or permit any modification, waiver or amendment of any term of any Mortgage Loan that would both (i) effect an exchange or reissuance of such Mortgage Loan under Section 1001 of the Code (or Treasury regulations promulgated thereunder) and (ii) cause the related REMIC to fail to qualify as a REMIC under the Code or the imposition of any tax on "prohibited transactions" or "contributions" after the "startup date" of such REMIC under the REMIC Provisions.

                  The Servicer shall perform all of its servicing responsibilities hereunder or may cause a subservicer to perform any such servicing responsibilities on its behalf, but the use by the
Servicer of a subservicer shall not release the Servicer from any of its obligations hereunder and the
Servicer shall remain responsible hereunder for all acts and omissions of each subservicer as fully as if such acts and omissions were those of the Servicer.  Any such subservicer must be a Fannie Mae approved seller/servicer or a Freddie Mac seller/servicer in good standing  and no event shall have occurred, including but not limited to, a change in insurance coverage, which would make it unable to comply with the eligibility requirements for lenders imposed by Fannie Mae or for seller/servicers by
Freddie Mac, or which would require notification to Fannie Mae or Freddie Mac.  The Servicer shall pay all fees and expenses of each subservicer from its own funds, and a subservicer’s fee shall not exceed the Servicing Fee.

                  At the cost and expense of the Servicer, without any right of reimbursement from the
Custodial Account, the Servicer shall be entitled to terminate the rights and responsibilities of a subservicer and arrange for any servicing responsibilities to be performed by a successor subservicer meeting the requirements in the preceding paragraph, provided, however, that nothing contained herein shall be deemed to prevent or prohibit the Servicer, at the Servicer’s option, from electing to service the related Mortgage Loans itself.  In the event that the Servicer’s responsibilities and duties under this Agreement are terminated pursuant to Section 8.04, 9.01 or 10.01, and if requested to do so by the
Owner, the Servicer shall at its own cost and expense terminate the rights and responsibilities of each subservicer effective as of the date of termination of the Servicer.  The Servicer shall pay all fees, expenses or penalties necessary in order to terminate the rights and responsibilities of each subservicer from the Servicer’s own funds without reimbursement from the Owner.

                  Notwithstanding  any of the  provisions  of this  Agreement  relating to  agreements  or arrangements  between the Servicer and a subservicer  or any  reference  herein to actions taken through a subservicer  or otherwise,  the Servicer  shall not be relieved of its  obligations to the Owner and shall be  obligated  to the same extent and under the same terms and  conditions  as if it alone were  servicing and  administering  the Mortgage  Loans.  The Servicer shall be entitled to enter into an agreement with a subservicer  for  indemnification  of the  Servicer  by the  subservicer  and  nothing  contained  in this
Agreement shall be deemed to limit or modify such indemnification.

                  Any  subservicing  agreement  and any other  transactions  or  services  relating to the
Mortgage  Loans  involving a  subservicer  shall be deemed to be between  such  subservicer  and  Servicer alone,  and the Owner shall have no obligations,  duties or liabilities  with respect to such  subservicer including no  obligation,  duty or liability of Owner to pay such  subservicer’s  fees and  expenses.  For purposes of distributions and advances by the Servicer  pursuant to this Agreement,  the Servicer shall be deemed to have received a payment on a Mortgage Loan when a subservicer has received such payment.

         Section 4.02  Collection of Mortgage Loan Payments.

                  Continuously from the date hereof until the date each Mortgage Loan ceases to be subject to this Agreement, the Servicer will proceed with reasonable diligence to collect all payments due under each Mortgage Loan when the same shall become due and payable and shall, to the extent such procedures shall be consistent with this Agreement and the terms and provisions of related Primary
Mortgage Insurance Policy, follow such collection procedures as it follows with respect to mortgage loans comparable to the Mortgage Loans and held for its own account.  Further, the Servicer will take reasonable care in ascertaining and estimating annual ground rents, taxes, assessments, water rates, fire and hazard insurance premiums, mortgage insurance premiums, and all other charges that, as provided in the Mortgage, will become due and payable to the end that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

         Section 4.03  Realization Upon Defaulted Mortgage Loans.

                  The Servicer shall use its reasonable  efforts,  consistent with the procedures that the
Servicer would use in servicing  loans for its own account and the  requirements  of the Fannie Mae Guide, to foreclose  upon or  otherwise  comparably  convert the  ownership of  properties  securing  such of the
Mortgage Loans as come into and continue in default and as to which no  satisfactory  arrangements  can be made for  collection  of  delinquent  payments  pursuant  to  Section  4.01.  The  Servicer  shall use its reasonable  efforts to realize upon  defaulted  Mortgage Loans in such manner as will maximize the receipt of  principal  and  interest  by the  Owner,  taking  into  account,  among  other  things,  the timing of foreclosure  proceedings.  The  foregoing  is  subject  to the  provisions  that,  in any  case  in  which
Mortgaged  Property  shall have  suffered  damage,  the  Servicer  shall not be required to expend its own funds toward the  restoration of such property  unless it shall  determine in its discretion (i) that such restoration  will  increase the proceeds of  liquidation  of the related  Mortgage Loan to the Owner after reimbursement  to itself  for such  expenses,  and (ii)  that such  expenses  will be  recoverable  by the
Servicer  through  Insurance  Proceeds or Liquidation  Proceeds from the related  Mortgaged  Property,  as contemplated  in Section 4.05. The Servicer shall be  responsible  for all costs and expenses  incurred by it in any such  proceedings  or functions  as  Servicing  Advances;  provided,  however,  that it shall be entitled  to  reimbursement  therefor  as  provided  in  Section  4.05.  Notwithstanding  anything  to the contrary  contained  herein,  in  connection  with a  foreclosure  or  acceptance  of a deed  in  lieu  of foreclosure,  in the event the  Servicer  has  reasonable  cause to believe  that a Mortgaged  Property is contaminated  by  hazardous  or  toxic  substances  or  wastes,  or if the  Owner  otherwise  requests  an environmental  inspection  or review of such  Mortgaged  Property,  such an  inspection or review is to be conducted by a qualified  inspector.  Upon  completion  of the  inspection,  the Servicer  shall  promptly
provide  the  Owner  with  a  written  report  of  the  environmental  inspection.   After  reviewing  the
environmental  inspection  report,  the Owner shall  determine how the Servicer shall proceed with respect to the Mortgaged Property.

         Section 4.04        Establishment of Custodial Accounts; Deposits in Custodial Accounts.

                  The Servicer  shall  segregate  and hold all funds  collected  and received  pursuant to each  Mortgage Loan  separate and apart from any of its own funds and general  assets and shall  establish and  maintain  one or more  Custodial  Accounts.  Each  Custodial  Account  shall  be  established  with a
Qualified  Depository.  To the extent such funds are not deposited in a Custodial Account,  such funds may be invested in  Permitted  Investments  for the benefit of the Owner (with any income  earned  thereon for the benefit of the  Servicer).  Funds  deposited in the Custodial  Account may be drawn on by the Servicer in  accordance  with Section 4.05.  The creation of any  Custodial  Account shall be evidenced by a letter agreement  in the form  shown in  Exhibit  B  hereto.  The  original  of such  letter  agreement  shall be furnished to the Owner upon request.  The Servicer  acknowledges  and agrees that the Servicer  shall bear any losses  incurred  with  respect to  Permitted  Investments.  The  amount of any such  losses  shall be immediately  deposited by the Servicer in the Custodial  Account,  as  appropriate,  out of the Servicer’s own funds, with no right to reimbursement therefor.

                  The Servicer shall deposit in a mortgage  clearing  account on a daily basis, and in the
Custodial  Account or Accounts  no later than the second  Business  Day after  receipt of funds and retain therein the following payments and collections:

                                            (i)      all  payments  on  account  of  principal,  including
                           Principal  Prepayments,  on the  Mortgage  Loans  received  after  the  related
                           Servicing Transfer Date;

                                            (ii)     all  payments on account of interest on the  Mortgage
                           Loans adjusted to the related  Mortgage Loan Remittance Rate received after the related Servicing Transfer Date;

                                            (iii)    all   Liquidation   Proceeds   and  REO   Disposition
                           Proceeds received after the related Servicing Transfer Date;

                                            (iv)     any net amounts  received by the  Servicer  after the
                           related  Servicing  Transfer Date in connection with any REO Property  pursuant to Section 4.13;

                                            (v)      all  Insurance  Proceeds  received  after the related
                           Servicing  Transfer Date including amounts required to be deposited pursuant to
                           Sections 4.08 and 4.10,  other than  proceeds to be held in the Escrow  Account and applied to the restoration or repair of the Mortgaged  Property or released
                           to  the  Mortgagor  in  accordance   with  the  Servicer’s   normal   servicing
                           procedures, the loan documents or applicable law;

                                            (vi)     all  Condemnation  Proceeds  affecting  any Mortgaged
                           Property  received  after  the  related  Servicing  Transfer  Date  other  than proceeds to be held in the Escrow  Account and  applied to the  restoration  or repair of the  Mortgaged  Property or released to the  Mortgagor in  accordance with  the  Servicer’s  normal  servicing  procedures,  the  loan  documents  or applicable law;

                                            (vii)    any Monthly Advances as provided in Section 5.03;

                                            (viii)   any  amounts  received  after the  related  Servicing
                           Transfer  Date and required to be deposited in the Custodial  Account  pursuant to Section 6.02; and

                                            (ix)     with  respect  to  each  full  or  partial  Principal
                           Prepayment  received after the related Servicing  Transfer Date, any Prepayment
                           Interest  Shortfalls,  to the extent of the Servicer’s  aggregate Servicing Fee received with respect to the related Due Period.

                  The foregoing  requirements for deposit in the Custodial Account shall be exclusive,  it being  understood  and agreed that,  without  limiting the  generality of the  foregoing,  payments in the nature of late payment charges and assumption  fees, to the extent  permitted by Section 6.01, need not be deposited by the Servicer in the Custodial Account.

         Section 4.05  Permitted Withdrawals From the Custodial Account.

                  The Servicer may, from time to time,  make  withdrawals  from the Custodial  Account for the following purposes:

                  (i)      to make payments to the Owner in the amounts and in the manner  provided for in
Section 5.01;

                  (ii)     to reimburse  itself for Monthly  Advances,  the Servicer’s  right to reimburse itself  pursuant to this  subclause  (ii) being limited to amounts  received on the related  Mortgage Loan which  represent  late  collections  (net of the related  Servicing  Fees) of  principal  and/or  interest respecting which any such advance was made;

                  (iii)    to reimburse itself for unreimbursed Servicing Advances and Monthly Advances, the Servicer’s right to reimburse itself pursuant to this subclause (iii) with respect to any Mortgage
Loan being limited to Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds received after the related Servicing Transfer Date related to such Mortgage Loan;

                  (iv)     to pay to itself as servicing  compensation (a) any interest earned on funds in the Custodial  Account (all such  interest to be withdrawn  monthly not later than each  Remittance  Date)
and (b) any payable Servicing Fee;

                  (v)      to reimburse itself for any Nonrecoverable Advances;

                  (vi)     to transfer funds to another  Qualified  Depository in accordance  with Section
4.09 hereof;

                  (vii)    to reimburse itself as provided in Section 8.03 hereof;

                  (viii)   to remove funds  inadvertently  placed in the Custodial Account in error by the
Servicer; and

                  (ix)     to clear and  terminate  the  Custodial  Account upon the  termination  of this
Agreement.

         Section 4.06  Establishment of Escrow Accounts; Deposits in Escrow Accounts.

                  The Servicer  shall  segregate  and hold all funds  collected  and received  pursuant to each  Mortgage  Loan which  constitute  Escrow  Payments  separate and apart from any of its own funds and general  assets and shall  establish and maintain one or more Escrow  Accounts.  Each Escrow Account shall be  established  with a  Qualified  Depository.  To the extent such funds are not  deposited  in an Escrow
Account,  such funds may be invested in Permitted  Investments.  Funds  deposited in an Escrow Account may be drawn on by the Servicer in accordance  with Section 4.07.  The creation of any Escrow Account shall be evidenced  by a letter  agreement  in the form shown in Exhibit C. The  original of such letter  agreement shall be  furnished to the Owner upon  request.  The  Servicer  acknowledges  and agrees that the Servicer shall bear any losses  incurred  with  respect to  Permitted  Investments.  The amount of any such  losses shall be  immediately  deposited  by the  Servicer  in the  Escrow  Account,  as  appropriate,  out of the
Servicer’s own funds, with no right to reimbursement therefor.

                  The Servicer shall deposit in a mortgage  clearing  account on a daily basis, and in the
Escrow  Account  or  Accounts  no later  than the second  Business  Day after  receipt of funds and retain therein:

                  (i)      all  Escrow  Payments  collected  on  account of the  Mortgage  Loans,  for the purpose of effecting timely payment of any items as are required under the terms of this Agreement;

                  (ii)     all Insurance  Proceeds which are to be applied to the restoration or repair of any Mortgaged Property; and

                  (iii)    all Servicing  Advances for Mortgagors  whose Escrow Payments are  insufficient to cover escrow disbursements.

                  The  Servicer  shall  make  withdrawals  from an  Escrow  Account  only to  effect  such payments as are required  under this  Agreement,  and for such other  purposes as shall be as set forth in and in accordance  with Section 4.07.  Except as provided in Section 4.07,  the Servicer shall be entitled to retain any interest paid on funds deposited in an Escrow Account by the Qualified Depository.

         Section 4.07  Permitted Withdrawals From Escrow Account.

                  Withdrawals from the Escrow Account may be made by the Servicer only:

                  (i)      to effect timely  payments of ground rents,  taxes,  assessments,  water rates, fire and hazard insurance  premiums,  Primary  Mortgage  Insurance  Policy  premiums,  if applicable,  and comparable items;

                  (ii)     to reimburse  Servicer for any Servicing  Advance made by Servicer with respect to a related  Mortgage Loan but only from amounts  received on the related  Mortgage Loan which  represent late payments or collections of Escrow Payments thereunder;

                  (iii)    to refund to the Mortgagor any funds as may be determined to be overages;

                  (iv)     for transfer to the Custodial  Account in connection with an acquisition of REO
Property;

                  (v)      for application to restoration or repair of the Mortgaged Property;

                  (vi)     to pay to the Servicer,  or to the Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account;

                  (vii)    to pay to the  Mortgagors  or other  parties  Insurance  Proceeds  deposited in accordance with Section 4.06;

                  (viii)   to remove  funds  inadvertently  placed in an  Escrow  Account  in error by the
Servicer; and

                  (ix)     to  clear  and  terminate  the  Escrow  Account  on  the  termination  of  this
Agreement.

                  As part of its servicing  duties,  the Servicer shall pay to the Mortgagors  interest on funds in an Escrow  Account,  to the extent  required by law,  and to the extent that  interest  earned on funds in the Escrow  Account is  insufficient,  shall pay such  interest  from its own funds,  without any reimbursement therefor.

         Section 4.08 Payment of Taxes,  Insurance and Other  Charges,  Maintenance  of Primary  Mortgage
Insurance Policies, Collections Thereunder.

                  With respect to each Mortgage Loan, the Servicer shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates and other charges which are or may become a lien upon the Mortgaged Property and the status of Primary Mortgage Insurance Policy premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges, including renewal premiums and shall effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Servicer in amounts sufficient for such purposes, as allowed under the terms of the Mortgage or applicable law.  To the extent that the Mortgage does not provide for
Escrow Payments, the Servicer shall determine that any such payments are made by the Mortgagor when due.  The Servicer assumes full responsibility for the timely payment of all such bills and shall effect timely payments of all such bills irrespective of the Mortgagor’s faithful performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments.

                  The  Servicer  will  maintain  in full  force  and  effect  Primary  Mortgage  Insurance
Policies  issued by a Qualified  Insurer with  respect to each  Mortgage  Loan for which such  coverage is herein  required.  Such coverage will be maintained until the ratio of the current  outstanding  principal balance of the related Mortgage Loan to the appraised value of the related  Mortgaged  Property,  based on the most recent appraisal of the Mortgaged  Property  performed by a Qualified  Appraiser,  such appraisal to be  included in the  Servicing  File,  is reduced to 80.00% or less.  The  Servicer  will not cancel or refuse to renew any  Primary  Mortgage  Insurance  Policy  that is required to be kept in force under this
Agreement unless a replacement  Primary Mortgage  Insurance Policy for such canceled or nonrenewed  policy is obtained from and  maintained  with a Qualified  Insurer.  The Servicer shall not take any action which would result in noncoverage  under any applicable  Primary  Mortgage  Insurance  Policy of any loss which, but for the  actions  of the  Servicer  would  have  been  covered  thereunder.  In  connection  with  any assumption or  substitution  agreement  entered into or to be entered into  pursuant to Section 6.01,  the
Servicer shall promptly notify the insurer under the related Primary Mortgage  Insurance  Policy,  if any, of such  assumption or  substitution  of liability in  accordance  with the terms of such policy and shall take all actions  which may be required by such  insurer as a condition  to the  continuation  of coverage under the Primary Mortgage  Insurance Policy.  If such Primary Mortgage  Insurance Policy is terminated as a result of such  assumption  or  substitution  of  liability,  the Servicer  shall  obtain a  replacement
Primary Mortgage Insurance Policy as provided above.

                  In  connection  with its  activities  as servicer,  the  Servicer  agrees to prepare and present,  on behalf of itself and the Owner,  claims to the insurer under any Private  Mortgage  Insurance
Policy in a timely fashion in accordance  with the terms of such Primary  Mortgage  Insurance  Policy and, in this regard,  to take such action as shall be necessary to permit  recovery under any Primary  Mortgage
Insurance Policy  respecting a defaulted  Mortgage Loan.  Pursuant to Section 4.04, any amounts  collected by the Servicer under any Primary Mortgage  Insurance Policy shall be deposited in the Custodial  Account, subject to withdrawal pursuant to Section 4.05.

         Section 4.09  Transfer of Accounts.

                  The Servicer may transfer  the  Custodial  Account or the Escrow  Account to a different
Qualified  Depository  from time to time. The Servicer shall notify the Owner of any such transfer  within
15 Business Days of transfer.

         Section 4.10  Maintenance of Hazard Insurance.

                  The Servicer shall cause to be maintained for each Mortgage Loan fire and hazard insurance with extended coverage as is customary in the area where the Mortgaged Property is located in an amount which is equal to the lesser of (i) the maximum insurable value of the improvements securing such Mortgage Loan or (ii) the greater of (a) the outstanding principal balance of the Mortgage Loan, and (b) the percentage such that the proceeds thereof shall be sufficient to prevent the Mortgagor and/or the Mortgagee from becoming a co-insurer.  If the Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as being a special flood hazard area that has federally-mandated flood insurance requirements, the Servicer will cause to be maintained a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance
Administration with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (i) the outstanding principal balance of the Mortgage Loan, (ii) the maximum insurable value of the improvements securing such Mortgage Loan or (iii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended.  The Servicer shall also maintain on the REO Property, fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, liability insurance and, to the extent required and available under the Flood Disaster Protection Act of
1973, as amended, flood insurance in an amount as provided above.  Any amounts collected by the Servicer under any such policies other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or REO Property, or released to the Mortgagor in accordance with the Servicer’s normal servicing procedures, shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.  It is understood and agreed that no other additional insurance need be required by the Servicer or the Mortgagor or maintained on property acquired in respect of the Mortgage Loans, other than pursuant to the Fannie Mae Guide or such applicable state or federal laws and regulations as shall at any time be in force and as shall require such additional insurance.  All such policies shall be endorsed with standard mortgagee clauses with loss payable to the
Servicer and its successors and/or assigns and shall provide for at least thirty days prior written notice of any cancellation, reduction in the amount or material change in coverage to the Servicer.  The
Servicer shall not interfere with the Mortgagor’s freedom of choice in selecting either his insurance carrier or agent, provided, however, that the Servicer shall not accept any such insurance policies from insurance companies unless such companies currently reflect a General Policy Rating in Best’s Key Rating
Guide currently acceptable to Fannie Mae and are licensed to do business in the state wherein the property subject to the policy is located.

         Section 4.11  [RESERVED].

         Section 4.12  Fidelity Bond, Errors and Omissions Insurance.

                  The Servicer shall maintain,  at its own expense,  a blanket fidelity bond and an errors and  omissions  insurance  policy,  with  broad  coverage  with  responsible  companies  on all  officers, employees  or other  persons  acting in any  capacity  with  regard to the  Mortgage  Loans and who handle funds,  money,  documents  and papers  relating to the Mortgage  Loans.  The Fidelity  Bond and errors and omissions  insurance  shall be in the form of the Mortgage  Banker’s  Blanket  Bond and shall  protect and insure the Servicer against losses,  including forgery, theft,  embezzlement,  fraud, errors and omissions and negligent  acts of such persons.  Such  Fidelity  Bond and errors and omissions  insurance  shall also protect and insure the Servicer  against  losses in connection  with the failure to maintain any insurance policies  required  pursuant to this Agreement and the release or  satisfaction of a Mortgage Loan without having obtained  payment in full of the indebtedness  secured  thereby.  No provision of this Section 4.12 requiring  the Fidelity  Bond and errors and omissions  insurance  shall  diminish or relieve the Servicer from its duties and  obligations  as set forth in this  Agreement.  The  minimum  coverage  under any such
Fidelity  Bond and  insurance  policy  shall be at least equal to the  corresponding  amounts  required by
Fannie Mae in the Fannie Mae Guide or by Freddie Mac in the Freddie Mac Guide.  The Servicer  shall,  upon request of Owner,  deliver to the Owner a certificate  from the surety and the insurer as to the existence of the Fidelity  Bond and errors and  omissions  insurance  policy and shall  obtain a statement  from the surety and the insurer that such  Fidelity  Bond or insurance  policy shall in no event be  terminated  or materially  modified  without  thirty days prior written  notice to the Owner.  The Servicer  shall notify the Owner within five  Business  Days of receipt of notice that such  Fidelity  Bond or  insurance  policy will be, or has been,  materially  modified  or  terminated.  The Owner and its  successors  or assigns as their  interests may appear must be named as loss payees on the Fidelity  Bond and as  additional  insured on the errors and omissions policy.

         Section 4.13  Title, Management and Disposition of REO Property.

                  In the event that title to any  Mortgaged  Property  is acquired  in  foreclosure  or by deed in lieu of  foreclosure,  the deed or  certificate of sale shall be taken in the name of the Owner or its  designee.  Any such Person or Persons  holding such title other than the Owner shall  acknowledge  in writing that such title is being held as nominee for the benefit of the Owner.

                         The Servicer shall assume the responsibility for marketing each REO Property in accordance with Accepted Servicing Practices. Thereafter, the Servicer shall continue to provide certain administrative services to the Owner relating to such REO Property as set forth in this
     Section 4.13. The REO Property must be sold within three years following the end of the calendar year of the date of acquisition if a REMIC election has been made with respect to the arrangement under which the Mortgage Loans and REO Property are held, unless (i) the Owner shall have been supplied with an Opinion of Counsel (at the Servicer’s expense) to the effect that the holding by the related trust of such Mortgaged Property subsequent to such three-year period (and specifying the period beyond such three-year period for which the Mortgaged Property may be held) will not result in the imposition of taxes on “prohibited transactions” of the related trust as defined in
     Section 860F of the Code, or cause the related REMIC to fail to qualify as a REMIC, in which case the related trust may continue to hold such Mortgaged Property (subject to any conditions contained in such Opinion of Counsel), or (ii) the Owner (at the Servicer’s expense) or the Servicer shall have applied for, prior to the expiration of such three-year period, an extension of such three-year period in the manner contemplated by Section 856(e)(3) of the Code, in which case the three-year period shall be extended by the applicable period.  If a period longer than three years is permitted under the foregoing sentence and is necessary to sell any REO Property, the Servicer shall report monthly to the Owner as to progress being made in selling such REO Property.

                    Notwithstanding  any other provision of this  Agreement,  if a REMIC election has been made,  no  Mortgaged  Property  held by a REMIC  shall be rented (or  allowed to continue to be rented) or otherwise  used for the  production  of  income by or on  behalf  of the  related  trust or sold in such a manner or  pursuant  to any terms that would (i) cause such  Mortgaged  Property to fail to qualify at any time as  “foreclosure  property”  within a meaning of Section  860G(a)(8)  of the Code,  (ii)  subject the related  trust to the  imposition  of any federal or state  income  taxes on “net income from  foreclosure property” with respect to such Mortgaged  Property  within the meaning of Section  860G(c) of the Code, or
(iii) cause the sale of such  Mortgaged  Property  to result in the  receipt by the  related  trust or any income from  non-permitted  assets as described in Section 860F(a) (2)(B) of the Code, unless the Servicer has agreed to indemnify  and hold  harmless the related  trust with respect to the  imposition of any such taxes.

                  The Servicer shall,  either itself or through an agent selected by the Servicer,  and in accordance  with the Fannie Mae Guide,  manage,  conserve,  protect and operate  each REO  Property in the same manner that it manages,  conserves,  protects  and  operates  other  foreclosed  property for its own account,  and in the same  manner  that  similar  property  in the same  locality  as the REO  Property is managed.  Each REO Disposition  shall be carried out by the Servicer at such price and upon such terms and conditions as the Servicer  deems to be in the best interest of the Owner.  The REO  Disposition  Proceeds from the sale of the REO  Property  shall be  promptly  deposited  in the  Custodial  Account.  As soon as practical  thereafter,  the expenses of such sale shall be paid and the Servicer  shall  reimburse  itself for any related Servicing Advances, or Monthly Advances made pursuant to Section 5.03.

                  The  Servicer  shall  cause  each  REO  Property  to  be  inspected  promptly  upon  the acquisition  of title  thereto  and  shall  cause  each REO  Property  to be  inspected  at least  monthly thereafter or more  frequently as may be required by the  circumstances.  The Servicer shall make or cause the  inspector to make a written  report of each such  inspection.  Such reports  shall be retained in the
Servicing File and copies thereof shall be forwarded by the Servicer to the Owner.

                  Notwithstanding  anything to the contrary set forth in this  Section  4.13,  the parties hereto  hereby agree that the Owner,  at its option,  shall be entitled to manage,  conserve,  protect and operate each REO Property for its own benefit  (such option,  an “REO  Option”).  In  connection  with the exercise  of an REO  Option,  the prior two  paragraphs  and the related  provisions  of Section  4.03 and
Section  4.04(iii)  (such  provisions,  the “REO  Marketing  Provisions”)  shall be  revised  as  follows.
Following the acquisition of any Mortgaged  Property,  the Servicer shall submit a detailed invoice to the
Owner for all related  Servicing  Advances and, upon  exercising the REO Option,  the Owner shall promptly reimburse  the Servicer  for such  amounts.  In the event the REO Option is  exercised  with respect to an
REO Property,  Section 4.04 (iii) shall not be applicable  thereto.  References  made in Section 4.03 with respect to the  reimbursement of Servicing  Advances shall,  for purposes of such REO Property,  be deemed to be covered by this  paragraph.  The Owner  acknowledges  that, in the event it exercises an REO Option, with respect to the related REO Property,  there shall be no breach by the Servicer  based upon or arising out of the Servicer’s failure to comply with the REO Marketing Provisions.

         Section 4.14  Notification of Adjustments.

         With respect to each Mortgage Loan, the Servicer shall adjust the Mortgage Interest Rate on the related Interest Rate Adjustment Date in compliance with requirements of applicable law and the related electronic data received on the Mortgage and Mortgage Note.  The Servicer shall execute and deliver any and all necessary notices required under applicable law and the terms of the related electronic data received on the Mortgage Note and Mortgage regarding the Mortgage Interest Rate adjustments.  The
Servicer shall promptly, upon written request by the Owner, deliver to the Owner such notifications and any additional applicable data regarding such adjustments and the methods used to calculate and implement such adjustments.  Upon the discovery by the Servicer of the receipt of notice from the Owner that the Servicer has failed to adjust a Mortgage Interest Rate in accordance with the terms of the related Mortgage Note and Mortgage, the Servicer shall immediately deposit in the Custodial Account from its own funds the amount of any interest loss or deferral caused to the Owner thereby.

                                                ARTICLE V
                                          PAYMENTS TO THE OWNER

         Section 5.01  Remittances.

                  On each  Remittance  Date,  the  Servicer  shall  remit  to the  Owner  (i) all  amounts credited to the  Custodial  Account as of the close of business  on the  related  preceding  Determination
Date, net of charges against or withdrawals  from the Custodial  Account  pursuant to Section 4.05,  other than Principal  Prepayments  received after the end of the preceding  calendar month,  plus, to the extent not already deposited in the Custodial  Account,  the sum of (ii) all Monthly Advances,  if any, which the
Servicer  is  obligated  to  distribute  pursuant  to  Section  5.03 and  (iii)  all  Prepayment  Interest
Shortfalls  the  Servicer  is  required  to make up  pursuant  to Section  4.04,  minus  (iv) any  amounts attributable  to Monthly  Payments  collected after the related  Servicing  Transfer Date but due on a Due
Date or Dates  subsequent  to the last day of the related Due Period,  which  amounts shall be remitted on the related Remittance Date next succeeding the Due Period for such amounts.

                  With  respect to any  remittance  received by the Owner after the  Business Day on which such payment was due, the Servicer  shall pay to the Owner  interest on any such late payment at an annual rate equal to the Prime Rate,  adjusted as of the date of each change,  plus two percentage points, but in no event greater than the maximum  amount  permitted by applicable  law. Such interest  shall be deposited in the  Custodial  Account  by the  Servicer  on the date such late  payment  is made and shall  cover the period  commencing  with the day  following  such  Business  Day and ending with the Business Day on which such  payment is made,  both  inclusive.  Such  interest  shall be  remitted  along with the  distribution payable  on the  next  succeeding  related  Remittance  Date.  The  payment  by the  Servicer  of any such interest  shall not be deemed an  extension of time for payment or a waiver of any Event of Default by the
Servicer.

         Section 5.02  Statements to the Owner.

                  The Servicer shall furnish to the Owner an individual  Mortgage Loan  accounting  report
(a  “Report”),  as of the last  Business Day of each month (or August 31, 2002, in the case of the initial
Report),  in the Servicer’s  assigned loan number order to document  Mortgage Loan payment  activity on an individual  Mortgage  Loan basis.  With respect to each month,  such Report shall be received by the Owner no later than the fifth  Business Day of the month of the related  Remittance  Date (or September 5, 2002, in the case of the initial  Report) on a disk or tape or other  computer-readable  format,  in such format as may be mutually  agreed upon by both the Owner and the Servicer,  and in hard copy,  which Report shall contain the following:

                  (i)      with respect to each Monthly Payment,  the amount of such remittance  allocable to interest;

                  (ii)     the amount of servicing  compensation received by the Servicer during the prior distribution period;

                  (iii)    the aggregate Stated Principal Balance of the Mortgage Loans;

                  (iv)     the number and aggregate  outstanding  principal balances of Mortgage Loans (a)
delinquent  (1) 30 to 59 days, (2) 60 to 89 days,  (3) 90 days or more;  (b) as to which  foreclosure  has commenced; and (c) as to which REO Property has been acquired; and

                  (v)      such other reports as may reasonably be required by the Owner.

                  The Servicer  shall also provide  with each such Report a trial  balance,  sorted in the
Owner’s assigned loan number order,  and such other loan level  information as described on Exhibits E and
F, in electronic tape form.

                  The  Servicer  shall  prepare  and  file  any and all  information  statements  or other filings  required  to be  delivered  to any  governmental  taxing  authority  or to Owner  pursuant to any applicable  law  with  respect  to the  Mortgage  Loans  and  the  transactions  contemplated  hereby.  In addition,  the Servicer shall provide the Owner with such information  concerning the Mortgage Loans as is necessary  for the Owner to prepare  its  federal  income tax return as the Owner may  reasonably  request from time to time.

                  In addition,  not more than 60 days after the end of each  calendar  year,  the Servicer shall furnish to each Person who was an Owner at any time during such  calendar  year an annual  statement in  accordance  with  the  requirements  of  applicable  federal  income  tax law as to the  aggregate  of remittances of principal and interest for the applicable portion of such year.

         Section 5.03  Monthly Advances by the Servicer.

                  Not later than the close of business  on the  Business  Day  preceding  each  Remittance
Date, the Servicer  shall deposit in the Custodial  Account an amount equal to all payments not previously advanced  by the  Servicer,  whether or not  deferred  pursuant  to  Section  4.01,  of Monthly  Payments, adjusted to the related  Mortgage Loan Remittance  Rate,  which are delinquent at the close of business on the related  Determination Date; provided,  however, that the amount of any such deposit may be reduced by the Amount Held for Future  Distribution  (as defined  below)  then on deposit in the  Custodial  Account.
Any portion of the Amount Held for Future  Distribution  used to pay Monthly Advances shall be replaced by the Servicer by deposit into the Custodial  Account on any future  Remittance  Date to the extent that the funds that are available in the Custodial  Account for  remittance  to the Owner on such  Remittance  Date are less than the amount of payments required to be made to the Owner on such Remittance Date.

                  The “Amount Held for Future  Distribution”  as to any Remittance Date shall be the total of the amounts  held in the  Custodial  Account at the close of business  on the  preceding  Determination
Date which  were  received  after the  related  Servicing  Transfer  Date on  account  of (i)  Liquidation
Proceeds,  Insurance Proceeds,  and Principal Prepayments received or made in the month of such Remittance
Date,  and (ii) payments  which  represent  early receipt of scheduled  payments of principal and interest due on a date or dates subsequent to the related Due Date.

                  The  Servicer’s  obligation  to make such Monthly  Advances as to any Mortgage Loan will continue  through the final  disposition  or liquidation  of the Mortgaged  Property,  unless the Servicer deems such advance to be nonrecoverable from Liquidation  Proceeds,  REO Disposition Proceeds or Insurance
Proceeds with respect to the applicable  Mortgage  Loan. In such latter event,  the Servicer shall deliver to the Owner an  Officer’s  Certificate  of the Servicer to the effect that an officer of the Servicer has reviewed  the related  Servicing  File and has  obtained a recent  appraisal  and has made the  reasonable determination  that any additional  advances are  nonrecoverable  from  Liquidation or Insurance  Proceeds with respect to the applicable Mortgage Loan.

         Section 5.04  Liquidation Reports.

                  Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the
Owner pursuant to a deed-in-lieu of foreclosure, the Servicer shall submit to the Owner a liquidation report with respect to such Mortgaged Property in such form as the Servicer and the Owner shall agree.
The Servicer shall also provide reports on the status of REO Property containing such information as
Owner may reasonably require.

                                                ARTICLE VI
                                       GENERAL SERVICING PROCEDURES

         Section 6.01  Assumption Agreements.

                  The Servicer  will,  to the extent it has  knowledge of any  conveyance  or  prospective conveyance by any  Mortgagor of a Mortgaged  Property  (whether by absolute  conveyance or by contract of, sale,  and whether or not the Mortgagor  remains or is to remain liable under the Mortgage Note and/or the
Mortgage),  exercise its rights to accelerate  the maturity of such Mortgage Loan under any  “due-on-sale”
clause to the extent permitted by law;  provided,  however,  that the Servicer shall not exercise any such rights if  prohibited  by law or the terms of the  Mortgage  Note from doing so or if the exercise of such rights  would  impair or threaten to impair any  recovery  under the related  Primary  Mortgage  Insurance
Policy,  if any. If the Servicer  reasonably  believes it is unable under  applicable  law to enforce such
“due-on-sale”  clause, the Servicer,  will enter into an assumption  agreement with the person to whom the
Mortgaged  Property  has been  conveyed  or is  proposed  to be  conveyed,  pursuant  to which such person becomes  liable  under the  Mortgage  Note and,  to the extent  permitted  by  applicable  state law,  the
Mortgagor  remains  liable  thereon.  Where an  assumption is allowed  pursuant to this Section 6.01,  the
Servicer,  with the prior consent of the primary mortgage  insurer,  if any, is authorized to enter into a substitution  of liability  agreement with the person to whom the Mortgaged  Property has been conveyed or is proposed to be conveyed  pursuant to which the original  mortgagor is released from  liability and such
Person is  substituted  as  mortgagor  and  becomes  liable  under the  related  Mortgage  Note.  Any such substitution of liability agreement shall be in lieu of an assumption agreement.

                  In connection  with any such  assumption  or  substitution  of  liability,  the Servicer shall  follow the  underwriting  practices  and  procedures  of the Fannie Mae Guide.  With  respect to an assumption or substitution  of liability,  the Mortgage  Interest Rate borne by the related  Mortgage Note and the amount of the Monthly  Payment may not be changed.  The  Servicer  shall notify the Owner that any such  substitution of liability or assumption  agreement has been completed by forwarding to the Owner the original of any such substitution of liability or assumption  agreement,  which document shall be added to the related  Mortgage  Loan  Documents and shall,  for all purposes,  be considered a part of such related mortgage  file to the same extent as all other  documents  and  instruments  constituting  a part thereof.
All fees  collected  by the  Servicer  for  entering  into an  assumption  or  substitution  of  liability agreement shall belong to the Servicer.

                  Notwithstanding  the  foregoing  paragraphs  of this  section or any other  provision of this  Agreement,  the Servicer shall not be deemed to be in default,  breach or any other violation of its obligations  hereunder  by  reason  of any  assumption  of a  Mortgage  Loan  by  operation  of law or any assumption which the Servicer may be restricted by law from  preventing,  for any reason  whatsoever.  For purposes of this Section  6.01,  the term  “assumption”  is deemed to also include a sale of the Mortgaged
Property  subject to the Mortgage that is not  accompanied by an assumption or  substitution  of liability agreement.

         Section 6.02  Satisfaction of Mortgages and Release of Mortgage Loan Documents.

                  Upon the payment in full of any Mortgage  Loan,  the Servicer  will  immediately  notify the Custodian with a certification  and request for release by a Servicing  Officer,  which  certification shall include a statement to the effect that all amounts  received in  connection  with such payment which are required to be deposited in the  Custodial  Account  pursuant to Section 4.04 have been so  deposited, and a request for  delivery to the  Servicer of the portion of the  Mortgage  Loan  Documents  held by the
Custodian.  Upon receipt of such  certification  and request,  the Owner shall  promptly  release or cause the Custodian to promptly  release the related  Mortgage  Loan  Documents to the Servicer and the Servicer
shall  prepare  and  deliver  for  execution  by the  Owner or at the  Owner’s  option  execute  under the authority of a power of attorney  delivered to the Servicer by the Owner any  satisfaction or release.  No expense  incurred in connection  with any  instrument of  satisfaction  or deed of  reconveyance  shall be chargeable to the Custodial Account.

                  In the event the  Servicer  satisfies  or releases a Mortgage  without  having  obtained payment in full of the  indebtedness  secured by the Mortgage or should it otherwise  prejudice  any right the Owner may have under the mortgage instruments,  the Servicer,  upon written demand, shall remit within two Business  Days to the Owner the then  outstanding  principal  balance of the related  Mortgage Loan by deposit  thereof in the  Custodial  Account.  The Servicer  shall  maintain the Fidelity Bond insuring the
Servicer  against any loss it may sustain with respect to any Mortgage  Loan not  satisfied in  accordance with the procedures set forth herein.

                  From time to time and as  appropriate  for the servicing or  foreclosure of the Mortgage
Loans,  including for the purpose of collection under any Primary Mortgage Insurance Policy,  upon request of the Servicer and delivery to the Custodian of a servicing  receipt signed by a Servicing  Officer,  the
Custodian  shall  release  the  portion  of the  Mortgage  Loan  Documents  held by the  Custodian  to the
Servicer.  Such  servicing  receipt shall  obligate the Servicer to promptly  return the related  Mortgage
Loan  Documents to the  Custodian,  when the need  therefor by the Servicer no longer  exists,  unless the
Mortgage Loan has been  liquidated and the  Liquidation  Proceeds  relating to the Mortgage Loan have been deposited in the Custodial  Account or such documents  have been delivered to an attorney,  or to a public trustee or other public  official as required by law, for purposes of initiating or pursuing  legal action or other proceedings for the foreclosure of the Mortgaged  Property either  judicially or  non-judicially, and the  Servicer  has  promptly  delivered  to the Owner or the  Custodian a  certificate  of a Servicing
Officer  certifying as to the name and address of the Person to which such  documents  were  delivered and the purpose or purposes of such  delivery.  Upon receipt of a certificate of a Servicing  Officer  stating that such  Mortgage  Loan was  liquidated,  the  servicing  receipt  shall be released by the Owner or the
Custodian, as applicable, to the Servicer.

         Section 6.03  Servicing Compensation.

                  As compensation for its services  hereunder,  the Servicer shall be entitled to withdraw from the Custodial  Account the Servicing Fee;  provided,  however,  that in connection  with any Mortgage
Loans sold by the Owner to Fannie Mae,  the  Servicer  may deduct its  Servicing  Fee from amounts due the
Owner  pursuant to Section 5.01.  Additional  servicing  compensation  in the form of assumption  fees, as provided in Section  6.01,  late  payment  charges and other  ancillary  fees  (excluding  any  prepayment penalties)  shall be retained by the Servicer to the extent not required to be deposited in the  Custodial
Account.  The  Servicer  shall be  required to pay all  expenses  incurred  by it in  connection  with its
servicing  activities   hereunder  and  shall  not  be  entitled  to  reimbursement   therefor  except  as
specifically provided for.

                  The Servicer shall pay on behalf of the Owner any and all guarantee fees due in connection with Mortgage Loans sold by the Owner to Fannie Mae.  The amount of such guarantee fees shall be deducted by the Servicer from the amounts due the Owner pursuant to Section 5.01; provided that if the guarantee fees exceed such amount, the Servicer shall provide the Owner with an original invoice for the amount of any such excess, and the Owner shall pay such invoice by wire transfer to the account designated by the Servicer within 45 days of receipt of such invoice.

         Section 6.04  Annual Statement as to Compliance; Financial Statements.

                  The  Servicer  will  deliver  to the Owner not later than 90 days  following  the end of each fiscal year of the Servicer,  an Officers’  Certificate  stating, as to each signatory thereof,  that
(i) a review of the  activities  of the Servicer  during the preceding  calendar  year and of  performance under  this  Agreement  has been  made  under  such  officers’  supervision,  and (ii) to the best of such officers’  knowledge,  based on such review,  the Servicer has fulfilled all of its obligations under this
Agreement  throughout  such  year,  or,  if  there  has  been a  default  in the  fulfillment  of any such obligation,  specifying  each such default known to such officers and the nature and status thereof except for such defaults as such Officers in their good faith judgment believe to be immaterial.

                  Upon  request by the Owner or the Master  Servicer,  the  Servicer  will deliver to such requesting party a copy of the audited (if such financial  statements are available,  otherwise unaudited)
financial statements of the Servicer for the most recent fiscal year of the Servicer.

         Section 6.05  Annual Independent Certified Public Accountants’ Servicing Report.

                  Not later  than 90 days  following  the end of each  fiscal  year of the  Servicer,  the
Servicer at its expense  shall cause a firm of  independent  public  accountants  which is a member of the
American  Institute  of  Certified  Public  Accountants  to furnish a statement to the Owner to the effect that such firm has  examined  certain  documents  and records  relating  to the  Servicer’s  servicing  of mortgage  loans of the same type as the  Mortgage  Loans  pursuant to servicing  agreements  substantially similar to this Agreement,  which  agreements may include this  Agreement,  and that, on the basis of such an examination,  conducted  substantially  in accordance with the Uniform Single  Attestation  Program for
Mortgage  Bankers,  such firm is of the  opinion  that the  Servicer’s  servicing  has been  conducted  in compliance with the agreements  examined  pursuant to this Section 6.05, except for (i) such exceptions as such firm shall  believe to be  immaterial,  and (ii) such other  exceptions as shall be set forth in such statement.

         Section 6.06  Owner’s Right to Examine Servicer Records.

                  The Owner shall have the right to examine and audit,  at its  expense,  upon  reasonable notice  to the  Servicer,  during  business  hours or at such  other  times as might be  reasonable  under applicable  circumstances,  any and all of the books,  records,  documentation or other information of the
Servicer,  or held by  another  for the  Servicer  or on its  behalf  or  otherwise,  which  relate to the performance or observance by the Servicer of the terms, covenants or conditions of this Agreement.

                  The  Servicer  shall  provide  to the Owner  and any  supervisory  agents  or  examiners representing  a state or federal  governmental  agency  having  jurisdiction  over the Owner access to any documentation  regarding the Mortgage  Loans in the  possession  of the Servicer  which may be required by any  applicable  regulations.  Such access shall be afforded  without  charge,  upon  reasonable  request, during normal  business  hours and at the offices of the Servicer,  and in accordance  with the applicable federal or state government regulations.

         Section 6.07  Compliance with REMIC Provisions.

                  If a REMIC  election  has been made with  respect  to the  arrangement  under  which the
Mortgage  Loans and REO Property  are held,  the  Servicer  shall not take any action,  cause the REMIC to take any  action  or fail to take (or  fail to  cause to be  taken)  any  action  that,  under  the  REMIC
Provisions,  if taken or not  taken,  as the case may be could (i)  endanger  the status of the REMIC as a
REMIC or (ii) result in the  imposition of a tax upon the REMIC  (including  but not limited to the tax on
“prohibited  transactions” as defined in Section 860F(a)(2) of the Code and the tax on “contribution” to a
REMIC set forth in Section  860G(d) of the Code  unless the  Servicer  has  received an Opinion of Counsel
(at the expense of the party  seeking to take such  actions) to the effect  that the  contemplated  action will not endanger such REMIC status or result in the imposition of any such tax.

         Section 6.08  Non-solicitation.

                  The Servicer shall not knowingly  conduct any solicitation  exclusively  targeted to the
Mortgagors for the purpose of inducing or encouraging  the early  prepayment or refinancing of the related
Mortgage  Loans.  It is understood and agreed that  promotions  undertaken by the Servicer or any agent or affiliate  of the  Servicer  which  are  directed  to the  general  public at  large,  including,  without limitation,  mass mailings based on commercially acquired mailing lists,  newspaper,  radio and television advertisements  shall not  constitute  solicitation  under this section.  Nothing  contained  herein shall prohibit the Servicer from (i) distributing to Mortgagors any general  advertising  including  information brochures,  coupon books, or other similar  documentation  which indicates  services the Servicer  offers, including  refinances or (ii)  providing  financing of home equity loans to Mortgagors at the  Mortgagor’s request.

                                               ARTICLE VII
                                    REPORTS TO BE PREPARED BY SERVICER

         Section 7.01  Servicer Shall Provide Information as Reasonably Required.

                  The Servicer shall furnish to the Owner upon request, during the term of this
Agreement, such periodic, special or other reports or information, whether or not provided for herein, as shall be necessary, reasonable or appropriate with respect to the purposes of this Agreement.  The
Servicer may negotiate with the Owner for a reasonable fee for providing such report or information, unless (i) the Servicer is required to supply such report or information pursuant to any other section of this Agreement, or (ii) the report or information has been requested in connection with Internal
Revenue Service or other regulatory agency requirements.  All such reports or information shall be provided by and in accordance with all reasonable instructions and directions given by the Owner. The
Servicer agrees to execute and deliver all such instruments and take all such action as the Owner, from time to time, may reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement.

                                               ARTICLE VIII
                                               THE SERVICER

         Section 8.01  Indemnification; Third Party Claims.

                  The Servicer  agrees to indemnify the Owner,  its successors  and assigns,  any agent of the Owner,  and the Master  Servicer,  and hold each of such Persons harmless from and against any and all claims, losses, damages, penalties,  fines, forfeitures,  legal fees and related costs, judgments, and any other  costs,  fees and  expenses  that such  Person may  sustain in any way related to the failure of the
Servicer to perform in any way its duties and service the  Mortgage  Loans in strict  compliance  with the terms of this  Agreement  and for breach of any  representation  or  warranty  of the  Servicer  contained herein.  The Servicer shall immediately  notify the Owner or other  indemnified  Person if a claim is made by a third party with respect to this  Agreement or the  Mortgage  Loans,  assume (with the consent of the
Owner and such other  Indemnified  Person and with counsel  reasonably  satisfactory to the Owner and such
Person) the defense of any such claim and pay all  expenses in  connection  therewith,  including  counsel fees,  and promptly pay,  discharge and satisfy any judgment or decree which may be entered  against it or such other  indemnified  Person in respect of such claim but failure to so notify the Owner and such other indemnified  Person  shall not limit its  obligations  hereunder.  The  Servicer  agrees  that it will not enter into any  settlement of any such claim  without the consent of the Owner and such other  indemnified
Person unless such settlement  includes an unconditional  release of the Owner and such other  indemnified
Person from all liability  that is the subject  matter of such claim.  The provisions of this Section 8.01 shall survive termination of this Agreement.

         Section 8.02  Merger or Consolidation of the Servicer.

                  The  Servicer  will keep in full  effect  its  existence,  rights  and  franchises  as a federal  savings bank under the laws the United  States  except as permitted  herein,  and will obtain and preserve its  qualification  to do business as a foreign  corporation in each  jurisdiction  in which such qualification  is or shall be necessary to protect the validity and  enforceability  of this  Agreement or any of the Mortgage Loans and to perform its duties under this Agreement.

                  Any Person into which the Servicer  may be merged or  consolidated,  or any  corporation resulting from any merger,  conversion or  consolidation  to which the Servicer  shall be a party,  or any
Person  succeeding to the business of the Servicer whether or not related to loan servicing,  shall be the successor of the Servicer  hereunder,  without the  execution or filing of any paper or any further act on the  part of any of the  parties  hereto,  anything  herein  to the  contrary  notwithstanding;  provided, however,  that the successor or surviving  Person shall be an  institution  (i) having a GAAP net worth of not  less  than  $25,000,000,  (ii)  the  deposits  of  which  are  insured  by the  FDIC,  or  which is a
HUD-approved  mortgagee  whose  primary  business is in  origination  and servicing of first lien mortgage loans, and (iii) which is a Fannie Mae or Freddie Mac approved seller/servicer in good standing.

         Section 8.03  Limitation on Liability of the Servicer and Others.

                  Neither  the  Servicer  nor any of the  officers,  employees  or agents of the  Servicer shall be under any  liability to the Owner for any action taken or for  refraining  from the taking of any action in good faith pursuant to this Agreement,  or for errors in judgment made in good faith;  provided, however,  that this  provision  shall not  protect the  Servicer or any such person  against any breach of warranties  or  representations  made  herein,  or  failure  to  perform  in any  way its  obligations  in compliance with any standard of care set forth in this  Agreement,  or any liability which would otherwise be imposed  by reason of  negligence  or any breach of the terms and  conditions  of this  Agreement.  The
Servicer  and any  officer,  employee or agent of the  Servicer  may rely in good faith on any document of any kind prima  facie  properly  executed  and  submitted  by the Owner  respecting  any  matters  arising hereunder.  The Servicer  shall not be under any  obligation  to appear in,  prosecute or defend any legal action  which is not  incidental  to its duties to service  the  Mortgage  Loans in  accordance  with this
Agreement and which in its opinion may involve it in any expenses or liability;  provided,  however,  that the  Servicer  may,  with the consent of the Owner,  which  consent  shall not be  unreasonably  withheld, undertake  any such action which it may deem  necessary or desirable  with respect to this  Agreement  and the rights and duties of the parties  hereto.  In such event,  the reasonable  legal expenses and costs of such action and any liability resulting  therefrom shall be expenses,  costs and liabilities for which the
Owner will be liable,  and the Servicer  shall be entitled to be  reimbursed  therefor  from the Custodial
Account pursuant to Section 4.05.

         Section 8.04  Reserved.

         Section 8.05  No Transfer of Servicing.

                  With respect to the retention of the Servicer to service the Mortgage  Loans  hereunder, the Servicer  acknowledges  that the Owner has acted in reliance upon the Servicer’s  independent  status, the  adequacy of its  servicing  facilities,  plan,  personnel,  records and  procedures,  its  integrity, reputation  and  financial  standing  and  the  continuance  thereof.  Without  in any  way  limiting  the generality  of this  section,  the  Servicer  shall not either  assign  this  Agreement  or the  servicing hereunder  or  delegate  its rights or duties  hereunder  or any  portion  thereof,  or sell or  otherwise dispose of all or substantially  all of its property or assets,  without the prior written approval of the
Owner,  which  approval  shall not be  unreasonably  withheld;  provided  that the Servicer may assign the
Agreement  and the  servicing  hereunder  without the consent of Owner to an  affiliate of the Servicer to which all  servicing  of the  Servicer  is  assigned  so long as (i) such  affiliate  is a Fannie  Mae and
Freddie  Mac  approved  servicer  and  (ii) if it is  intended  that  such  affiliate  be spun  off to the shareholders  of the Servicer,  such  affiliate  have a GAAP net worth of at least  $25,000,000  and (iii)
such affiliate  shall deliver to the Owner a  certification  pursuant to which such affiliate  shall agree to be bound by the terms and  conditions  of this  Agreement  and shall  certify that such  affiliate is a
Fannie Mae and Freddie Mac approved servicer in good standing.

                                                ARTICLE IX
                                                 DEFAULT

         Section 9.01  Events of Default.

                  In case one or more of the following  Events of Default by the Servicer  shall occur and be continuing, that is to say:

                  (i)      any failure by the  Servicer  to remit to the Owner any payment  required to be made under the terms of this Agreement  which  continues  unremedied for a period of two (2) Business Days after written notice  thereof (it being  understood  that this  subparagraph  shall not affect  Servicer’s obligation  pursuant to Section  5.01 to pay  default  interest  on any  remittance  received by the Owner after the Business Day on which such payment was due); or

                  (ii)     any  failure  on the part of the  Servicer  duly to  observe  or perform in any material  respect any other of the  covenants or  agreements on the part of the Servicer set forth in this
Agreement,  the breach of which has a material  adverse effect and which continue  unremedied for a period of sixty  days  (except  that such  number of days  shall be  fifteen  in the case of a failure to pay any premium for any insurance  policy  required to be maintained  under this  Agreement and such failure shall be deemed to have a material  adverse  effect)  after the date on which  written  notice of such  failure, requiring the same to be remedied, shall have been given to the Servicer by the Owner; or

                  (iii)    a decree  or  order  of a court  or  agency  or  supervisory  authority  having jurisdiction  for  the  appointment  of a  conservator  or  receiver  or  liquidator  in  any  insolvency, bankruptcy,  readjustment  of debt,  marshaling of assets and liabilities or similar  proceedings,  or for the  winding-up  or  liquidation  of its affairs,  shall have been  entered  against the Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of sixty days; or

                  (iv)     the Servicer  shall consent to the  appointment of a conservator or receiver or liquidator in any insolvency,  bankruptcy,  readjustment of debt,  marshaling of assets and liabilities or similar  proceedings of or relating to the Servicer or of or relating to all or  substantially  all of its property; or

                  (v)      the Servicer  shall admit in writing its  inability to pay its debts  generally as they become due,  file a petition to take  advantage of any  applicable  insolvency  or  reorganization statute,  make an assignment  for the benefit of its  creditors,  or  voluntarily  suspend  payment of its obligations; or

                  (vi)     the Servicer  ceases to be approved by either Fannie Mae or Freddie Mac (to the extent such  entities are then  operating in a capacity  similar to that in which they operate on the date hereof) as a  mortgage  loan  servicer  for more than  thirty  days to the extent  such  entities  perform similar functions; or

                  (vii)    the Servicer attempts to assign its right to servicing  compensation  hereunder or the  Servicer  attempts,  without  the  consent of the Owner,  to sell or  otherwise  dispose of all or
substantially   all  of  its  property  or  assets  or  to  assign  this   Agreement   or  the   servicing
responsibilities  hereunder  or to  delegate  its  duties  hereunder  or any  portion  thereof  except  as otherwise permitted herein; or

                  (viii)   the Servicer  ceases to be qualified to transact  business in any  jurisdiction where it is  currently  so  qualified,  but  only to the  extent  such  non-qualification  materially  and adversely affects the Servicer’s ability to perform its obligations hereunder;

                  then,  and in each and every  such case,  so long as an Event of Default  shall not have been  remedied,  the Owner,  by notice in writing to the Servicer may, in addition to whatever  rights the
Owner may have  under  Section  8.01 and at law or equity to  damages,  including  injunctive  relief  and specific  performance,  terminate all the rights and  obligations of the Servicer under this Agreement and in and to the Mortgage  Loans and the proceeds  thereof  without  compensating  the Servicer for the same.
On or after the receipt by the Servicer of such written  notice,  all  authority and power of the Servicer under this  Agreement,  whether  with  respect to the Mortgage  Loans or  otherwise,  shall pass to and be vested in the successor  appointed  pursuant to Section 11.01.  Upon written  request from the Owner,  the
Servicer shall prepare,  execute and deliver,  any and all documents and other instruments,  place in such successor’s  possession all Servicing  Files,  and do or accomplish all other acts or things  necessary or appropriate  to effect the  purposes of such notice of  termination,  whether to complete the transfer and endorsement or assignment of the Mortgage  Loans and related  documents,  or otherwise,  at the Servicer’s sole  expense.  The Servicer  agrees to  cooperate  with the Owner and such  successor  in  effecting  the termination of the Servicer’s  responsibilities and rights hereunder,  including,  without limitation, the transfer  to such  successor  for  administration  by it of all cash  amounts  which  shall at the time be credited by the Servicer to the Custodial  Account or Escrow  Account or thereafter  received with respect to the Mortgage Loans or any REO Property.

         Section 9.02  Waiver of Defaults.

                  The  Owner  may  waive  only by  written  notice  any  default  by the  Servicer  in the performance of its  obligations  hereunder and its  consequences.  Upon any such waiver of a past default, such default  shall cease to exist,  and any Event of Default  arising  therefrom  shall be deemed to have been  remedied for every  purpose of this  Agreement.  No such waiver shall  extend to any  subsequent  or other default or impair any right consequent thereon except to the extent expressly so waived in writing.

                                                ARTICLE X
                                               TERMINATION

         Section 10.01  Termination.

                  The respective  obligations and  responsibilities  of the Servicer shall terminate upon:
(i) the later of the final  payment or other  liquidation  (or any advance  with  respect  thereto) of the last Mortgage Loan or the  disposition  of all REO Property and the remittance of all funds due hereunder;
(ii) by mutual consent of the Servicer and the Owner in writing;  (iii)  termination by the Owner pursuant to  Section  9.01,  (iv)  sixty (60) days prior  written  notice by the Owner to the  Servicer  or (v) one hundred twenty (120) days prior written notice by the Servicer to the Owner.

                  If the  Owner at its  option  elects to  terminate  all of the  rights  of the  Servicer hereunder  in  accordance  with  subsection  (iv) of the  preceding  paragraph,  the  Owner  shall pay the
Servicer an amount  equal to (i) if such  termination  occurs  within the six month period  following  the
Servicing  Transfer Date, an amount equal to $50.00 per Mortgage  Loan,  (ii) if such  termination  occurs during the period which is seven  months to twelve  months  following  the  Servicing  Transfer  Date,  an amount equal to $25.00 per Mortgage  Loan,  (iii) if such  termination  occurs  during the period which is thirteen  months to fifteen  months  following the Servicing  Transfer Date, an amount equal to $15.00 per
Mortgage Loan and (iv) if such  termination  occurs during the period which is sixteen (16) months or more following the Servicing Transfer Date, an amount equal to $10.00.

                  Simultaneously  with any such termination and the transfer of servicing  hereunder,  the
Servicer shall be entitled to be reimbursed for any outstanding Servicing Advances and Monthly Advances.

         Section 10.02 Removal of Mortgage  Loans from  Inclusion  under this Agreement upon a Whole Loan
Transfer or a Pass-Through Transfer.

                  The Servicer acknowledges and the Owner agrees that with respect to some or all of the
Mortgage Loans, the Owner may effect either (1) one or more Whole Loan Transfers, or  (2) one or more
Pass-Through Transfers.

                                            The  Servicer  shall  cooperate  with the Owner in  connection with any Whole Loan  Transfer  or  Pass-Through  Transfer  contemplated  by the
                           Owner  pursuant  to  this  Section.  In  connection   therewith,   and  without
                           limitation,  the Owner shall  deliver  any  reconstitution  agreement  or other document  related to the Whole Loan  Transfer or  Pass-Through  Transfer to the
                           Servicer at least 15 days prior to such  transfer  and the  Servicer  shall (i)
                           execute  any  such   reconstitution   agreement   which   contains   provisions
                           substantially  similar to those herein or otherwise  reasonably  acceptable  to the  Owner  and  the  Servicer  and  which  restates  the  representations  and warranties  contained in Article III as of the date of transfer  (except to the extent any such  representation  or  warranty  is not  accurate  on such date);
                           provided,  however, that Servicer agrees that any such reconstitution agreement in  connection  with a Whole Loan  Transfer  to Fannie  Mae will be  reasonably acceptable  to the  Servicer  if it  obligates  the  Servicer  to  service  the
                           Mortgage Loans  identified  therein and to remit and report,  all in accordance with the  Fannie  Mae  Guide;  and  provided,  further,  that  only a notice of transfer  identifying the Mortgage Loans to be transferred need be given in the case of a  Pass-Through  Transfer  by the  initial  Owner to  Structured  Asset
                           Mortgage  Investments,  Inc.  (“SAMI”) and by SAMI to the Trustee in connection with such  Pass-Through  Transfer;  and (ii) deliver to the Owner for inclusion
                           in  any  prospectus  or  other  offering   material  such  publicly   available
                           information  regarding the Servicer,  its financial  condition and its mortgage
                           loan   delinquency,   foreclosure   and  loss  experience  and  any  additional
                           information  reasonably requested by the Owner, and to deliver to the Owner any similar non-public,  unaudited financial  information,  in which case the Owner shall bear the cost of having  such  information  audited by  certified  public accountants if the Owner desires such an audit,  or as is otherwise  reasonably requested by the Owner and which the  Servicer is capable of providing  without unreasonable  effort or expense,  and to indemnify the Owner and its affiliates for material  misstatements or omissions  contained (i) in such information and
                           (ii) on the Mortgage Loan Schedule.
                  With respect to each Whole Loan Transfer or Pass-Through Transfer, as the case may be, effected by the Owner, Owner (i) shall reimburse Servicer for all reasonable out-of-pocket third party costs and expenses related thereto and (ii) shall pay Servicer a reasonable amount representing time and effort expended by Servicer related thereto (which amount shall be reasonably agreed upon by Servicer and Owner prior to the expenditure of such time and effort); provided, however, that for each Whole Loan
Transfer and/or Pass-Through Transfer, the sum of such amounts described in subsections (i) and (ii)
above shall in no event exceed $5,000.  For purposes of this paragraph, all Whole Loan Transfers and/or
Pass-Through Transfers made to the same entity within the same accounting cycle shall be considered one
Whole Loan Transfer or Pass-Through Transfer.

                  All Mortgage Loans not sold or transferred pursuant to a Whole Loan Transfer or
Pass-Through Transfer shall be subject to this Agreement and shall continue to be serviced in accordance with the terms of this Agreement and with respect thereto this Agreement shall remain in full force and effect.

         Section 10.03  Master Servicer.

                  The Servicer, including any successor servicer hereunder, shall be subject to the supervision of the Master Servicer, which Master Servicer shall be obligated to ensure that the Servicer services the Mortgage Loans in accordance with the provisions of this Agreement.  The Master Servicer, acting on behalf of the Owner, shall have the same rights as the Owner to enforce the obligations of the
Servicer under this Agreement.  The Master Servicer shall be entitled to terminate the rights and obligations of the Servicer under this Agreement upon the failure of the Servicer to perform any of its obligations under this Agreement if such failure constitutes an Event of Default as provided in Article
X of this Agreement.  Notwithstanding anything to the contrary, in no event shall the Master Servicer assume any of the obligations of the Owner under this Agreement.

         Section 10.04  Transfer of Servicing for Defaulted Loans.

                  The Owner shall have the option, exercisable in its sole discretion and upon reasonable written notice to the Servicer, to transfer to a third-party servicer any Mortgage Loan that is more than sixty (60) days delinquent with respect to Monthly Payments.  Upon such transfer, the Owner will reimburse the Servicer for all unreimbursed Monthly Advances and Servicing Advances with respect to such Mortgage Loan and the reasonable costs and expenses incurred by the Servicer in connection with the transfer of servicing with respect to such Mortgage Loan.

                                                ARTICLE XI
                                         MISCELLANEOUS PROVISIONS

         Section 11.01  Successor to the Servicer.

                  Prior  to  termination  of  the  Servicer’s   responsibilities  and  duties  under  this
Agreement  pursuant to Sections 8.04, 9.01 or 10.01(ii),  the Owner shall (i) succeed to and assume all of the Servicer’s  responsibilities,  rights, duties and obligations under this Agreement,  or (ii) appoint a successor  having the  characteristics  set forth in Section  8.02 hereof and which  shall  succeed to all rights  and  assume  all of the  responsibilities,  duties  and  liabilities  of the  Servicer  under this
Agreement prior to the termination of the Servicer’s  responsibilities,  duties and liabilities under this
Agreement.  In connection with such appointment and assumption,  the Owner may make such  arrangements for the  compensation  of such  successor  out of payments on Mortgage  Loans as the Owner and such  successor shall  agree.  In the event  that the  Servicer’s  duties,  responsibilities  and  liabilities  under this
Agreement  should be terminated  pursuant to the  aforementioned  sections,  the Servicer shall  discharge such  duties  and  responsibilities  during  the  period  from  the  date it  acquires  knowledge  of such termination  until the effective  date thereof with the same degree of diligence and prudence  which it is obligated  to exercise  under this  Agreement,  and shall take no action  whatsoever  that might impair or prejudice  the  rights or  financial  condition  of its  successor.  The  resignation  or  removal  of the
Servicer  pursuant to the  aforementioned  sections shall not become  effective until a successor shall be appointed pursuant to this section and shall in no event relieve the Servicer of the  representations  and warranties  made  pursuant to Article III and the remedies  available to the Owner under  Section 8.01, it being  understood  and agreed that the provisions of such Article III and Section 8.01 shall be applicable to the Servicer  notwithstanding  any such resignation or termination of the Servicer,  or the termination of this Agreement.

                  Any successor  appointed as provided  herein shall execute,  acknowledge  and deliver to the Servicer and to the Owner an instrument  accepting such  appointment,  whereupon such successor  shall become fully vested with all the rights,  powers,  duties,  responsibilities,  obligations and liabilities of the Servicer,  with like effect as if originally  named as a party to this  Agreement.  Any termination or  resignation  of the  Servicer  or this  Agreement  pursuant to Section  8.04,  9.01 or 10.01 shall not affect any claims that the Owner may have against the Servicer  arising prior to any such  termination  or resignation.

                  The  Servicer  shall  promptly  deliver  to the  successor  the  funds in the  Custodial
Account and the Escrow Account and the Servicing  Files and related  documents and  statements  held by it hereunder  and the  Servicer  shall  account for all funds.  The Servicer  shall  execute and deliver such instruments  and do such other things all as may reasonably be required to more fully and definitely  vest and  confirm  in the  successor  all  such  rights,  powers,  duties,  responsibilities,  obligations  and liabilities of the Servicer.  The successor  shall make such  arrangements  as it may deem  appropriate to reimburse  the Servicer for  unrecovered  Monthly  Advances and  Servicing  Advances  which the  successor retains  hereunder  and which  would  otherwise  have been  recovered  by the  Servicer  pursuant  to this
Agreement but for the appointment of the successor servicer.

                  Upon a successor’s  acceptance of  appointment  as such,  the Servicer  shall notify the
Owner of such appointment.

                  All  reasonable  costs and expenses  incurred in connection  with replacing the Servicer upon its  resignation or the  termination of the Servicer in accordance  with the terms of this Agreement, including,  without limitation,  (i) all legal costs and expenses and all due diligence costs and expenses associated  with an  evaluation of the  potential  termination  of the Servicer as a result of an Event of
Default and (ii) all costs and expenses  associated  with the complete  transfer of  servicing,  including all  servicing  files and all  servicing  data and the  completion,  correction  or  manipulation  of such servicing data as may be required by the successor  servicer to correct any errors or  insufficiencies  in the  servicing  data or  otherwise  to enable  the  successor  service to service  the  Mortgage  Loans in accordance  with this  Agreement,  shall be  payable on demand by the  resigning  or  terminated  Servicer without any right of reimbursement therefor.

         Section 11.02  Amendment.

                  This  Agreement  may be  amended  from  time to time by the  Servicer  and the  Owner by written agreement signed by the Servicer and the Owner.

         Section 11.03  Recordation of Agreement.

                  To the extent  permitted by applicable  law, this Agreement is subject to recordation in all  appropriate  public  offices  for real  property  records  in all the  counties  or other  comparable jurisdictions in which any of all the properties  subject to the Mortgages are situated,  and in any other appropriate  public  recording  office or elsewhere,  such  recordation to be effected by the Owner at the
Owner’s  expense on  direction of the Owner  accompanied  by an opinion of counsel to the effect that such recordation  materially  and  beneficially  affects  the  interest  of the Owner or is  necessary  for the administration or servicing the Mortgage Loans.

         Section 11.04  Governing Law.

                  THIS AGREEMENT  SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE  WITH THE INTERNAL LAWS
OF THE STATE OF NEW YORK WITHOUT  GIVING  EFFECT TO  PRINCIPLES  OF CONFLICTS  OF LAWS.  THE  OBLIGATIONS,
RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

         Section 11.05  Notices.

                  Any demands,  notices or other  communications  permitted or required hereunder shall be in writing and shall be deemed  conclusively  to have been given if  personally  delivered at or mailed by registered  mail,  postage  prepaid,  and return  receipt  requested  or  transmitted  by  telecopier  and confirmed by a similar mailed writing, as follows:

                  (i)      if to the Servicer:

                           Alliance Mortgage Company
                           8100 Nations Way
                           Jacksonville, Florida 32256
                           Attention:  Carolyn Cragg
                           Telecopier No.:  (904) 281-6206

                  and,

                           Alliance Mortgage Company
                           8100 Nations Way
                           Jacksonville, Florida 32256
                           Attention:  Michael C. Koster
                           Telecopier No.:  (904) 281-6145

                  (ii)     if to the Owner:

                           Mac Arthur Ridge II
                           909 Hidden Ridge Drive, Suite 200
                           Irving, Texas 75038
                           Attention:  Ms. Ralene Ruyle
                           Telecopier No.:  (972) 444-2880

                  (iii)    if to the Master Servicer:

                           11000 Broken Land Parkway
                           Columbia, Maryland 21044
                           Attention:  Master Servicing - Bear Stearns
                           Telecopier No.:  (410) 884-2360

or such other  address as may  hereafter be furnished to the other party by like notice.  Any such demand, notice,  or  communication  hereunder  shall be deemed to have been  received on the date  delivered to or received at the premises of the address (as  evidenced,  in the case of registered  or certified  mail, by the date noted on the return receipt).

         Section 11.06  Severability of Provisions.

                  Any part,  provision,  representation  or warranty of this Agreement which is prohibited or which is held to be void or  unenforceable  shall be ineffective  to the extent of such  prohibition or
unenforceability   without   invalidating  the  remaining   provisions   hereof.   Any  part,   provision,
representation  or warranty of this Agreement which is prohibited or  unenforceable  or is held to be void or unenforceable  in any  jurisdiction  shall be ineffective,  as to such  jurisdiction,  to the extent of such prohibition or unenforceability  without  invalidating the remaining  provisions hereof, and any such prohibition  or  unenforceability  in any  jurisdiction  as to any Mortgage  Loan shall not  invalidate or render  unenforceable  such  provision in any other  jurisdiction.  To the extent  permitted by applicable law, the parties hereto waive any provision of law which  prohibits or renders void or  unenforceable  any provision  hereof.  If the  invalidity  of  any  part,  provision,  representation  or  warranty  of  this
Agreement  shall  deprive any party of the economic  benefit  intended to be conferred by this  Agreement, the parties  shall  negotiate,  in good  faith,  to develop a structure  the  economic  effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

         Section 11.07  Exhibits

                  The exhibits to this  Agreement are hereby  incorporated  and made a part hereof and are an integral part of this Agreement.

         Section 11.08  General Interpretive Principles.

                  For purposes of this  Agreement,  except as otherwise  expressly  provided or unless the context otherwise requires:

                  (i)      the terms defined in this Agreement have the meanings  assigned to them in this
Agreement  and  include  the plural as well as the  singular,  and the use of any gender  herein  shall be deemed to include the other gender;

                  (ii)     accounting  terms not otherwise  defined  herein have the meanings  assigned to them in accordance with generally accepted accounting principles;

                  (iii)    references herein to “Articles,” “Sections,”  “Subsections,”  “Paragraphs,” and
other  subdivisions  without reference to a document are to designated  Articles,  Sections,  Subsections,
Paragraphs and other subdivisions of this Agreement;

                  (iv)     a  reference  to a  Subsection  without  further  reference  to a Section  is a reference to such  Subsection  as contained in the same Section in which the reference  appears,  and this rule shall also apply to Paragraphs and other subdivisions;

                  (v)      the words  “herein,”  “hereof,”  “hereunder”  and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

                  (vi)     the term  “include” or “including”  shall mean without  limitation by reason of enumeration.

         Section 11.09  Reproduction of Documents.

                  This Agreement and all documents relating hereto,  including,  without  limitation,  (i)
consents,  waivers and  modifications  which may  hereafter be executed,  (ii)  documents  received by any party at the closing,  and (iii) financial  statements,  certificates and other information  previously or
hereafter  furnished,  may  be  reproduced  by  any  photographic,   photostatic,  microfilm,  micro-card,
miniature  photographic or other similar process.  The parties agree that any such  reproduction  shall be admissible in evidence as the original  itself in any judicial or  administrative  proceeding,  whether or not the original is in existence and whether or not such  reproduction  was made by a party in the regular course of business,  and that any  enlargement,  facsimile or further  reproduction  of such  reproduction shall likewise be admissible in evidence.

         Section 11.10  Confidentiality of Information.

                  Each party  recognizes  that, in connection with this Agreement,  it may become privy to non-public  information  regarding the financial  condition,  operations and prospects of the other party.
Except  as  required  to be  disclosed  by law,  each  party  agrees  to keep all  non-public  information regarding  the other  party  strictly  confidential,  and to use all such  information  solely in order to effectuate the purpose of this Agreement.

         Section 11.11  Assignment by the Owner.

                  The Owner shall have the right,  without the consent of the Servicer hereof,  to assign, in whole or in part,  its  interest  under this  Agreement  with  respect  to some or all of the  Mortgage
Loans,  and  designate  any  person to  exercise  any  rights  of the Owner  hereunder,  by  executing  an assignment and  assumption  agreement  reasonably  acceptable to the Servicer and the assignee or designee shall accede to the rights and  obligations  hereunder of the Owner with respect to such  Mortgage  Loans.
In no event shall Owner sell a partial  interest in any  Mortgage  Loan.  All  references  to the Owner in this  Agreement  shall be deemed to include  its  assignees  or  designees.  It is  understood  and agreed between  the  Owners and the  Servicer  that no more than five (5)  Persons  shall have the right of owner under this Agreement at any one time.

         Section 11.12  No Partnership.

                  Nothing  herein  contained  shall be deemed or construed to create a  co-partnership  or joint  venture  between  the  parties  hereto and the  services  of the  Servicer  shall be rendered as an independent contractor and not as agent for Owner.

         Section 11.13  Execution, Successors and Assigns.

                  This  Agreement  may be  executed  in  one or  more  counterparts  and by the  different parties  hereto on  separate  counterparts,  each of  which,  when so  executed,  shall be deemed to be an original;  such counterparts,  together,  shall constitute one and the same agreement.  Subject to Section
8.05,  this  Agreement  shall inure to the benefit of and be binding  upon the  Servicer and the Owner and their respective successors and assigns.

         Section 11.14  Entire Agreement.

                  Each of the Servicer and the Owner  acknowledge that no  representations,  agreements or promises  were made to it by the other  party or any of its  employees  other than those  representations,
agreements  or  promises   specifically   contained   herein.   This   Agreement  sets  forth  the  entire
understanding between the parties hereto and shall be binding upon all successors of both parties.

                  IN WITNESS  WHEREOF,  the  Servicer  and the Owner have caused  their names to be signed hereto  by their  respective  officers  thereunto  duly  authorized  as of the date and year  first  above written.

                                            EMC MORTGAGE CORPORATION

                                            By:________________________________
                                                Name:  Ralene Ruyle
                                                Title:    President

                                            ALLIANCE MORTGAGE COMPANY

                                            By:________________________________
                                                 Name: Carolyn S. Cragg
                                                 Title: Senior Vice President

                                                EXHIBIT A

                                                 FORM OF
                                        ACKNOWLEDGEMENT AGREEMENT

         On this ____ day of __________ 200__, EMC Mortgage Corporation (the “Owner”) hereby delivers the mortgage loans identified on Schedule A attached hereto (the “Mortgage Loans”) to Alliance Mortgage
Corporation (the “Servicer”) and the Servicer hereby agrees to service the mortgage loans identified on
Schedule A attached hereto (the “Mortgage Loans”) pursuant to the Subservicing Agreement dated as of
August 1, 2002 by and between the Owner and the Servicer.

                                    ALLIANCE MORTGAGE CORPORATION.

                                    By:_______________________________

                                    Name:_____________________________

                                    Title:____________________________

                                                EXHIBIT B

                                    CUSTODIAL ACCOUNT LETTER AGREEMENT
                                                  (date)

To:______________________
_________________________
_________________________
    (the “Depository”)

                  As  “Servicer”  under the  Subservicing  Agreement,  dated as of August  1,  2002,  (the
“Agreement”),  we hereby  authorize  and  request you to  establish  an  account,  as a Custodial  Account pursuant to Section 4.04 of the  Agreement,  to be  designated  as “Alliance  Mortgage  Company  Custodial
Account, in trust for EMC Mortgage  Corporation,  Owner of Whole Loan Mortgages,  and various Mortgagors.”
All deposits in the account  shall be subject to  withdrawal  therefrom  by order signed by the  Servicer.
You may refuse any deposit  which would result in violation of the  requirement  that the account be fully insured as  described  below.  This letter is  submitted to you in  duplicate.  Please  execute and return one original to us.

                                 By:____________________
                                 Name:__________________
                                 Title:_________________

                  The  undersigned,  as “Depository”,  hereby  certifies that the above described  account has been established  under Account Number  __________,  at the office of the depository  indicated above, and agrees to honor  withdrawals  on such  account as provided  above.  The full amount  deposited  at any time in the account will be insured up to applicable limits by the Federal Deposit  Insurance  Corporation through  the  Bank  Insurance  Fund or the  Savings  Association  Insurance  Fund or will be  invested  in
Permitted Investments as defined in the Agreement.

                                 [                  ]
                                 (name of Depository)
                                 By:____________________
                                 Name:__________________
                                 Title:_________________

                                                EXHIBIT C

                                     ESCROW ACCOUNT LETTER AGREEMENT

                                                  (date)

To:___________________________
______________________________
______________________________
       (the “Depository”)

                  As  “Servicer”  under  the  Subservicing  Agreement,  dated as of  August  1,  2002 (the
“Agreement”),  we hereby authorize and request you to establish an account,  as an Escrow Account pursuant to Section 4.06 of the  Agreement,  to be designated as “Alliance  Mortgage  Company  Escrow  Account,  in
trust  for EMC  Mortgage  Corporation,  Owner  of Whole  Loan  Mortgages,  and  various  Mortgagors.”  All deposits in the account  shall be subject to  withdrawal  therefrom by order signed by the  Servicer.  You may refuse any deposit  which  would  result in  violation  of the  requirement  that the account be fully insured as  described  below.  This letter is  submitted to you in  duplicate.  Please  execute and return one original to us.

                                 By:____________________
                                 Name:__________________
                                 Title:_________________

                  The  undersigned,  as “Depository”,  hereby  certifies that the above described  account has been established  under Account Number  __________,  at the office of the depository  indicated above, and agrees to honor  withdrawals  on such  account as provided  above.  The full amount  deposited  at any time in the account will be insured up to applicable limits by the Federal Deposit  Insurance  Corporation through  the  Bank  Insurance  Fund or the  Savings  Association  Insurance  Fund or will be  invested  in
Permitted Investments as defined in the Agreement.

                                 [                  ]
                                 (name of Depository)
                                 By:____________________
                                 Name:__________________
                                 Title:_________________

                                                EXHIBIT D

                                     REQUEST FOR RELEASE OF DOCUMENTS

To:      Wells Fargo Bank Minnesota, National Association
         1015 10th Avenue S.E.
         Mpls., MN  55414
         Attn:  ________________

         Re:      Custodial Agreement dated as of ________, among _____________________.          and
                  Wells Fargo Bank  Minnesota, National Association, as Custodian

                  In connection with the administration of the Mortgage Loans held by you as Custodian for the Owner pursuant to the above-captioned Custody Agreement, we request the release, and hereby acknowledge receipt, of the Custodian’s Mortgage File for the Mortgage Loan described below, for the reason indicated.

Mortgage Loan Number:

Mortgagor Name, Address & Zip Code:

Reason for Requesting Documents (check one):

_______           1.       Mortgage Paid in Full

_______           2.       Foreclosure

_______           3.       Substitution

_______           4.       Other Liquidation (Repurchases, etc.)

_______           5.       Nonliquidation  [Reason:_______________________________]

Address to which Custodian should
Deliver the Custodian’s Mortgage File:      __________________________________________
                                                     __________________________________________
                                                     __________________________________________

                                                     By:_______________________________________
                                                                        (authorized signer)
         Issuer:_____________________________________
                                                     Address:___________________________________
                    ___________________________________

         Date:______________________________________

Custodian

Wells Fargo Bank Minnesota, National Association

Please acknowledge the execution of the above request by your signature and date below:

____________________________________                          _________________
Signature                                                     Date

Documents returned to Custodian:

____________________________________                 _________________
Custodian                                                     Date

                                                EXHIBIT E

                                    LOAN LEVEL FORMAT FOR TAPE INPUT,
                                        SERVICER PERIOD REPORTING

The format for the tape should be:

1.  Record length of 240
2.  Blocking factor of 07 records per block
3.  ASCII
4.  Unlabeled tape
5.  6250 or 1600 BPI (please indicate)

                                                                                COBOL
Field Name                          Position         Length            “picture”

Master Servicer No.                 001-002          2                 “01”
Unit Code                           003-004          2                 “  “
Loan Number                         005-014          10                X(10)
Borrower Name                       015-034          20                X(20)
Old Payment Amount                  035-045          11                S9(9)V9(02)
Old Loan Rate                       046-051          6                 9(2)V9(04)
Servicer Fee Rate                   052-057          6                 9(2)V9(04)
Servicer Ending Balance             058-068          11                S9(9)V9(02)
Servicer Next Due Date              069-076          8                 CCYYMMDD
Curtail Amt 1 - Before              077-087          11                S9(9)V9(02)
Curtail Date 1                      088-095          8                 CCYYMMDD
Curtail Amt 1 - After               096-106          11                S9(9)V9(02)
Curtail Amt 2 - Before              107-117          11                S9(9)V9(02)
Curtail Date 2                      118-125          8                 CCYYMMDD
Curtail Amt 2 - After               126-136          11                S9(9)V9(02)
Curtail Amt 3 - Before              137-147          11                S9(9)V9(02)
Curtail Date 3                      148-155          8                 CCYYMMDD
Curtail Amt 3 - After               156-166          11                S9(9)V9(02)
New Payment Amount                  167-177          11                S9(9)V9(02)
New Loan Rate                       178-183          6                 9(2)V9(04)
Index Rate                          184-189          6                 9(2)V9(04)
Remaining Term                      190-192          3                 9(3)
Liquidation Amount                  193-203          11                S9(9)V9(02)
Action Code                         204-205          2                 X(02)
Scheduled Principal                 206-216          11                S9(9)V9(02)
Scheduled Interest                  217-227          11                S9(9)V9(02)
Scheduled Ending Balance            228-238          11                S9(9)V9(02)
FILLER                              239-240          2                 X(02)

Trailer Record:

Number of Records                   001-006          6                 9(06)
FILLER                              007-240          234               X(234)

Field Names and Descriptions:

Field Name                                  Description

Master Servicer No.                         Hard code as “01” used internally

Unit Code                                   Hard code as “  “ used internally

Loan Number                                 Investor’s loan number

Borrower Name                               Last name of borrower

Old Payment Amount                          P&I amount used for the applied payment

Old Loan Rate                               Gross interest rate used for the applied payment

Servicer Fee Rate                           Servicer’s fee rate

Servicer Ending Balance                     Ending actual balance after a payment has been applied

Servicer Next Due Date                      Borrower’s next due date for a payment

Curtailment Amount 1 - Before               Amount of curtailment applied before the payment

Curtailment Date 1                          Date of curtailment should coincide with the payment date
                                            applicable to the curtailment

Curtailment Amount 1 - After                Amount of curtailment applied after the payment

Curtailment Amount 2 - Before                Amount of curtailment applied before the payment

Curtailment Date 2                          Date of curtailment should coincide with the payment date
                                            applicable to the curtailment

Curtailment Amount 2 - After                Amount of curtailment applied after the payment

Curtailment Amount 3 - Before               Amount of curtailment applied before the payment

Curtailment Date 3                          Date of curtailment should coincide with the payment date
                                            applicable to the curtailment

Curtailment Amount 3 - After                Amount of curtailment applied after the payment

New Payment Amount                          For ARM, Equal, or Buydown loans, when a payment change
                                            occurs, this is the scheduled payment

New Loan Rate                               For ARM loans, when the gross interest rate change occurs, this is the scheduled rate

Index Rate                                  For ARM loans, the index rate used in calculating the new
gross interest rate

Remaining Term                              For ARM loans, the number of months left on the loan used
to determine the new P&I amount

Liquidation Amount                          The payoff amount of the loan

Action Code                                 For delinquent loans:
                                            12 -- Relief Provisions
                                            15 -- Bankruptcy/Litigation
                                            20 -- Referred for Deed-in-lieu, short sale
                                            30 -- Referred to attorney to begin foreclosure
                                            60 -- Loan Paid in full
                                            70 -- Real Estate Owned

Scheduled Principal                         Amount of principal from borrower payment due to
bondholder

Scheduled Interest                          Amount of interest from borrower payment due to bondholder

Scheduled Ending Balance                    Ending scheduled balance of loan

FILLER                                      Should be filled with spaces

                                                EXHIBIT F

                                    REPORTING DATA FOR DEFAULTED LOANS

Data must be  submitted  to Wells  Fargo Bank in an Excel  spreadsheet  format  with fixed field names and data type. The Excel  spreadsheet  should be used as a template  consistently  every month when submitting data.

Table: Delinquency

          Name                                                Type                                  Size
          Servicer Loan #                                     Number (Double)                         8
          Investor Loan #                                     Number (Double)                         8
          Borrower Name                                       Text                                   20
          Address                                             Text                                   30
          State                                               Text                                    2
          Due Date                                            Date/Time                               8
          Action Code                                         Text                                    2
          FC Received                                         Date/Time                               8
          File Referred to Atty                               Date/Time                               8
          NOD                                                 Date/Time                               8
          Complaint Filed                                     Date/Time                               8
          Sale Published                                      Date/Time                               8
          Target Sale Date                                    Date/Time                               8
          Actual Sale Date                                    Date/Time                               8
          Loss Mit Approval Date                              Date/Time                               8
          Loss Mit Type                                       Text                                    5
          Loss Mit Estimated Completion Date                  Date/Time                               8
          Loss Mit Actual Completion Date                     Date/Time                               8
          Loss Mit Broken Plan Date                           Date/Time                               8
          BK Chapter                                          Text                                    6
          BK Filed Date                                       Date/Time                               8
          Post Petition Due                                   Date/Time                               8
          Motion for Relief                                   Date/Time                               8
          Lift of Stay                                        Date/Time                               8
          RFD                                                 Text                                   10
          Occupant Code                                       Text                                   10
          Eviction Start Date                                 Date/Time                               8
          Eviction Completed Date                             Date/Time                               8
          List Price                                          Currency                                8
          List Date                                           Date/Time                               8
          Accepted Offer Price                                Currency                                8
          Accepted Offer Date                                 Date/Time                               8
          Estimated REO Closing Date                          Date/Time                               8
          Actual REO Sale Date                                Date/Time                               8

     Items in bold are  MANDATORY  FIELDS.  We must  receive  information  in those fields every month in order for your file to be accepted.

The Action Code Field should show the  applicable  numeric code to indicate that a special action is being taken.  The Action Codes are the following:

              12-Relief Provisions
              15-Bankruptcy/Litigation
              20-Referred for Deed-in-Lieu
              30-Referred fore Foreclosure
              60-Payoff
              65-Repurchase
              70-REO-Held for Sale
              71-Third Party Sale/Condemnation
              72-REO-Pending Conveyance-Pool Insurance claim filed

Wells  Fargo  Bank will  accept  alternative  Action  Codes to those  above,  provided  that the Codes are consistent  with industry  standards.  If Action Codes other than those above are used,  the Servicer must supply Wells Fargo Bank with a description of each of the Action Codes prior to sending the file.

Description of Action Codes:
Action Code 12 - To report a Mortgage  Loan for which the Borrower  has been  granted  relief for curing a delinquency.  The Action Date is the date the relief is  expected  to end.  For  military  indulgence,  it will be three months after the Borrower’s discharge from military service.

Action  Code 15 - To report  the  Borrower’s  filing  for  bankruptcy  or  instituting  some other type of litigation  that will prevent or delay  liquidation  of the Mortgage  Loan. The Action Date will be either the date that any repayment plan (or  forbearance)  instituted by the  bankruptcy  court will expire or an additional date by which the litigation should be resolved.

Action  Code 20 - To report  that the  Borrower  has  agreed to a  deed-in-lieu  or an  assignment  of the property.  The Action Date is the date the Servicer decided to pursue a deed-in-lieu or the assignment.

Action Code 30 - To report that the  decision has been made to foreclose  the  Mortgage  Loan.  The Action
Date is the date the Servicer referred the case to the foreclosure attorney.

Action  Code 60 - To report that a Mortgage  Loan has been paid in full either at, or prior to,  maturity.
The Action Date is the date the pay-off funds were remitted to the Master Servicer.

Action Code 65 - To report that the Servicer is  repurchasing  the Mortgage  Loan.  The Action Date is the date the repurchase proceeds were remitted to the Master Servicer.

Action Code 70 - To report that a Mortgage Loan has been  foreclosed or a deed-in-lieu  of foreclosure has been  accepted,  and the Servicer,  on behalf of the owner of the Mortgage Loan, has acquired the property and may  dispose of it. The Action Date is the date of the  foreclosure  sale or, for  deeds-in-lieu,  the date the deed is recorded on behalf of the owner of the Mortgage Loan.

Action  Code 71 - To report  that a Mortgage  Loan has been  foreclosed  and a third  party  acquired  the property,  or a total  condemnation  of the  property  has  occurred.  The Action  Date is the date of the foreclosure sale or the date the condemnation award was received.

Action  Code 72 - To  report  that a  Mortgage  Loan  has  been  foreclosed,  or a  deed-in-lieu  has been accepted,  and the property may be conveyed to the mortgage  insurer and the pool insurance claim has been filed. The Action Date is the date of the foreclosure  sale, or, for  deeds-in-lieu,  the date of the deed for conventional mortgages.

The Loss Mit Type  field  should  show  the  approved  Loss  Mitigation  arrangement.  The  following  are acceptable:

          ASUM-      Approved Assumption
          BAP-       Borrower Assistance Program
          CO-        Charge Off
          DIL-       Deed-in-Lieu
          FFA-       Formal Forbearance Agreement
          MOD-       Loan Modification
          PRE-       Pre-Sale
          SS-         Short Sale
          MISC-      Anything else approved by the PMI or Pool Insurer

Wells Fargo Bank will accept  alternative  Loss  Mitigation  Types to those above,  provided that they are consistent  with  industry  standards.  If Loss  Mitigation  Types  other than those  above are used,  the
Servicer must supply Wells Fargo Bank with a  description  of each of the Loss  Mitigation  Types prior to sending the file.

The Occupant Code field should show the current status of the property.  The acceptable codes are:
          Mortgagor
          Tenant
          Unknown
          Vacant

                                           AMENDMENT NUMBER ONE
                                                  to the

                                          SUBSERVICING AGREEMENT

                                       Dated as of January 1, 2006

                                                 between

                                        EMC MORTGAGE CORPORATION,
                                                 as Owner

                                                   and

                       EVERHOME MORTGAGE COMPANY (F/K/A ALLIANCE MORTGAGE COMPANY),
                                               as Servicer

         This AMENDMENT  NUMBER ONE (this  “Amendment”)  is made and entered into this 1st day of January,
2006,  by and between  EMC  Mortgage  Corporation,  a Delaware  corporation,  as owner (the  “Owner”)  and
Everhome  Mortgage Company (f/k/a Alliance Mortgage  Company),  as servicer (the “Servicer”) in connection with the  Subservicing  Agreement,  dated as of August 1, 2002,  between the above mentioned  parties (the
“Agreement”). This Amendment is made pursuant to Section 11.02 of the Agreement.

                                                 RECITALS

         WHEREAS, the parties hereto have entered into the Agreement;

         WHEREAS,  the  Agreement  provides  that the parties  thereto may enter into an  amendment to the
Agreement;

         WHEREAS, the parties hereto desire to amend the Agreement as set forth in this Amendment; and

         NOW, THEREFORE,  in consideration of the premises and for other good and valuable  consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1.       Capitalized  terms used herein and not defined  herein shall have the meanings  assigned to such terms in the Agreement.

         2.       Article I of the Agreement is hereby  amended  effective as of the date hereof by adding the following definitions to Section 1.01:

         Commission or SEC:  The Securities and Exchange Commission.

         Depositor:  The  depositor,  as such term is  defined  in  Regulation  AB,  with  respect  to any
Pass-Through Transfer.

         Exchange Act:  The Securities Exchange Act of 1934, as amended.

         Prepayment  Charge:  Any  prepayment  premium,  penalty  or  charge  payable  by a  Mortgagor  in connection  with any  Principal  Prepayment  on a  Mortgage  Loan  pursuant  to the  terms of the  related
Mortgage Note.

         Regulation  AB:  Subpart  229.1100  —  Asset  Backed   Securities   (Regulation  AB),  17  C.F.R.
§§229.1100-229.1123,  as amended from time to time, and subject to such  clarification and  interpretation as have been provided by the Commission in the adopting release (Asset-Backed  Securities,  Securities Act
Release No. 33-8518,  70 Fed. Reg. 1,506,  1,531 (Jan. 7, 2005)) or by the staff of the Commission,  or as may be provided by the Commission or its staff from time to time.

         Securities Act:  The Securities Act of 1933, as amended.

         Servicing  Criteria:  As of any date of  determination,  the  “servicing  criteria”  set forth in
Item 1122(d) of Regulation AB, or any amendments  thereto,  a summary of the  requirements  of which as of the date hereof is attached  hereto as Exhibit I for  convenience  of  reference  only.  In the event of a conflict or  inconsistency  between the terms of Exhibit I and the text of Item 1122(d) of Regulation  AB, the text of Item 1122(d) of Regulation AB shall control (or those Servicing  Criteria  otherwise  mutually agreed to by the Owner,  the  Servicer  and any Person that will be  responsible  for signing any Sarbanes
Certification  with  respect to a  Pass-Through  Transfer  in  response  to  evolving  interpretations  of
Regulation AB and incorporated into a revised Exhibit I).

         Subcontractor:  Any  vendor,  subcontractor  or  other  Person  that is not  responsible  for the overall  servicing  (as  “servicing”  is  commonly  understood  by  participants  in  the  mortgage-backed securities  market) of Mortgage  Loans but  performs one or more  discrete  functions  identified  in Item
1122(d) of Regulation  AB with respect to Mortgage  Loans under the direction or authority of the Servicer or a Subservicer.

         Subservicer:  Any  Person  that  services  Mortgage  Loans  on  behalf  of  the  Servicer  or any
Subservicer  and is  responsible  for  the  performance  (whether  directly  or  through  Subservicers  or
Subcontractors) of a substantial  portion of the material servicing  functions required to be performed by the Servicer under this Agreement or any  Reconstitution  Agreement related thereto that are identified in
Item 1122(d) of Regulation AB.

         3.       Article  I of the  Agreement  is  hereby  amended  effective  as of the date  hereof  by deleting the definition of Pass-Through Transfer in Section 1.01 and replacing it with the following:

         Pass-Through  Transfer:  Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans  directly or indirectly to an issuing  entity in connection  with an issuance of publicly offered or privately placed,  rated or unrated  mortgage-backed  securities or (2) an issuance of publicly offered or privately placed,  rated or unrated  securities,  the payments on which are determined primarily by reference to one or more  portfolios of residential  mortgage loans  consisting,  in whole or in part, of some or all of the Mortgage Loans.

         4.       Article  I of the  Agreement  is  hereby  amended  effective  as of the date  hereof  by deleting the definition of Principal Prepayment in Section 1.01 and replacing it with the following:

         Principal  Prepayment:  Any payment or other  recovery of  principal  on a Mortgage  Loan full or partial,  which is received in advance of its scheduled  Due Date,  including  any  Prepayment  Charge and which is not  accompanied  by an amount of interest  representing  scheduled  interest  due on any date or dates in any month or months subsequent to the month of prepayment.

         5.       Article  III of the  Agreement  is hereby  amended  effective  as of the date  hereof by adding the following after clause (h):

         (i)      Servicer has delivered to the Owner  financial  statements  of its parent,  for its last two complete  fiscal years.  All such  financial  information  fairly  presents the  pertinent  results of operations  and financial  position for the period  identified  and has been  prepared in accordance  with
GAAP  consistently  applied  throughout  the periods  involved,  except as set forth in the notes thereto.
There has been no  change in the  servicing  policies  and  procedures,  business,  operations,  financial condition,  properties or assets of the Servicer  since the date of the Servicer’s  financial  information that  would  reasonably  be  expected  to have a material  adverse  effect on its  ability to perform  its obligations under this Agreement;

         (j)      As of the  date  of  each  Pass-Through  Transfer,  and  except  as has  been  otherwise disclosed to the Owner,  the Master Servicer and any Depositor:  (1) the Servicer is not aware and has not received  notice that any default or servicing  related  performance  trigger has occurred as to any other securitization  due to any act or failure  to act of the  Servicer;  (2) no  material  noncompliance  with applicable  servicing  criteria  as to any other  securitization  has been  disclosed  or  reported by the
Servicer;  (3)  the  Servicer  has  not  been  terminated  as  servicer  in a  residential  mortgage  loan securitization,  either due to a servicing  default or to application of a servicing  performance  test or trigger;  (4) no material  changes to the Servicer’s  servicing  policies and procedures for similar loans has  occurred  in the  preceding  three  years;  (5)  there are no  aspects  of the  Servicer’s  financial condition  that  could  have  a  material  adverse  impact  on the  performance  by  the  Servicer  of its obligations  hereunder;  (6)  there  are no legal  proceedings  pending,  or known to be  contemplated  by governmental  authorities,  against the Servicer  that could be material to  investors  in the  securities issued in such  Pass-Through  Transfer;  and (7) there are no affiliations,  relationships or transactions relating to the Servicer of a type that are described under Item 1119 of Regulation AB.

         (k)      If so requested by the Owner or any Depositor on any date,  the Servicer  shall,  within five Business Days  following  such request,  confirm in writing the accuracy of the  representations  and warranties  set forth in clause (j) of this  Article or, if any such  representation  and  warranty is not accurate as of the date of such request,  provide reasonably  adequate  disclosure of the pertinent facts, in writing, to the requesting party.

         (l)      Notwithstanding  anything  to the  contrary in the  Agreement,  the  Servicer  shall (or shall cause each  Subservicer to) (i) immediately  notify the Owner, the Master Servicer and any Depositor in writing of (A) any material  litigation or  governmental  proceedings  pending  against the Servicer or any  Subservicer  of a type  contemplated  by  Item  1117  of  Regulation  AB,  (B)  any  affiliations  or relationships  that develop following the closing date of a Pass-Through  Transfer between the Servicer or any Subservicer  and any of the parties  specified in clause (7) of paragraph (j) of this Article (and any other parties  identified in writing by the requesting party) with respect to such  Pass-Through  Transfer of a type  contemplated  by Item 1119 of  Regulation  AB, (C) any Event of Default under the terms of this
Agreement or any  Reconstitution  Agreement,  (D) any merger,  consolidation or sale of substantially  all of the assets of the Servicer,  except as provided in clause (m) below,  and (E) the Servicer’s entry into an  agreement  with a  Subservicer  to  perform  or assist  in the  performance  of any of the  Servicer’s material  obligations  under this  Agreement  or any  Reconstitution  Agreement  related  thereto and (ii)
provide to the Owner and any Depositor a description of such proceedings, affiliations or relationships.

         All notification  pursuant to this clause (l), other than those pursuant to (l)(i)(A),  should be sent to:

         EMC Mortgage Corporation
         2780 Lake Vista Drive
         Lewisville, TX 75067-3884
         Attention:  Conduit Seller Approval Dept.
         Facsimile:  (214) 626-3751
         Email:  sellerapproval@bear.com

         With a copy to:

         Bear, Stearns & Co. Inc.
         383 Madison Avenue, 3rd Floor
         New, York, NY 10179
         Attention:  Global Credit Administration
         Facsimile:  (212) 272-6564

         Notifications pursuant to (l)(i)(A) should be sent to:

         EMC Mortgage Corporation
         Two Mac Arthur Ridge
         909 Hidden Ridge Drive, Suite 200
         Irving, TX 75038
         Attention:  Associate General Counsel for Loan Administration
         Facsimile:  (972) 831-2555

         With copies to:

         Bear, Stearns & Co. Inc.
         383 Madison Avenue, 3rd Floor
         New, York, NY 10179
         Attention:  Global Credit Administration
         Facsimile:  (212) 272-6564

         EMC Mortgage Corporation
         2780 Lake Vista Drive
         Lewisville, TX 75067-3884
         Attention:  Conduit Seller Approval Dept.
         Facsimile:  (214) 626-3751
         Email:  sellerapproval@bear.com

         (m)      As a condition  to the  succession  to the  Servicer or any  Subservicer  as servicer or subservicer  under this Agreement or any  Reconstitution  Agreement related thereto by any Person (i) into which the Servicer or such  Subservicer may be merged or  consolidated,  or (ii) which may be appointed as a successor  to the  Servicer or any  Subservicer,  the Servicer  shall  provide to the Owner,  the Master
Servicer and any Depositor,  at least 15 calendar days prior to the effective  date of such  succession or appointment,  (x) written notice to the Owner,  the Master  Servicer and any Depositor of such  succession or appointment  and (y) in writing and in form and substance  reasonably  satisfactory  to the Owner,  the
Master  Servicer  and such  Depositor,  all  information  reasonably  requested  by the Owner,  the Master
Servicer or any  Depositor in order to comply with its  reporting  obligation  under Item 6.02 of Form 8-K with respect to any class of asset-backed securities.

         6.       Article  IV of the  Agreement  is  hereby  amended  effective  as of the date  hereof by adding the following after the first sentence of Section 4.01:

         In addition,  the Servicer shall furnish information  regarding the borrower credit files related to such Mortgage Loan to credit  reporting  agencies in compliance  with the provisions of the Fair Credit
Reporting Act and the applicable implementing regulations.

         7.       Article  IV of the  Agreement  is  hereby  amended  effective  as of the date  hereof by adding the following as the last paragraph of Section 4.02:

         The Servicer shall not waive any Prepayment Charge unless: (i) the  enforceability  thereof shall have been limited by bankruptcy, insolvency,  moratorium,  receivership and other similar laws relating to creditors’  rights  generally,  (ii) the enforcement  thereof is illegal,  or any local,  state or federal agency has  threatened  legal action if the  Prepayment  Charge is enforced,  (iii) the mortgage  debt has been  accelerated  in connection  with a foreclosure or other  involuntary  payment or (iv) such waiver is standard  and  customary  in  servicing  similar  Mortgage  Loans and relates to a default or a reasonably foreseeable  default and would,  in the reasonable  judgment of the Servicer,  maximize  recovery of total proceeds  taking into account the value of such  Prepayment  Charge and the related  Mortgage  Loan.  If a
Prepayment  Charge is waived,  but does not meet the  standards  described  above,  then the  Servicer  is required to pay the amount of such waived  Prepayment  Charge by remitting such amount to the Owner by the
Remittance Date.

         8.       Article  IV of the  Agreement  is  hereby  amended  effective  as of the date  hereof by revising the first paragraph of Section 4.03 by adding the following after the first sentence:

         In determining  the  delinquency  status of any Mortgage Loan, the Servicer will use  delinquency recognition  policies as  described  to and  approved by the Owner,  and shall  revise  these  policies as requested by the Owner from time to time.

         9.       Article  V of the  Agreement  is  hereby  amended  effective  as of the date  hereof  by deleting Section 5.02 in its entirety and replacing it with the following:

         Section 5.02      Statements to the Owner.

         The Servicer shall furnish to Owner an individual  Mortgage Loan accounting  report (a “Report”), as of the last  Business  Day of each month,  in the  Servicer's  assigned  loan number  order to document
Mortgage Loan payment  activity on an individual  Mortgage  Loan basis.  With respect to each month,  such
Report  shall be  received by the Owner no later than the fifth  Business  Day of the month of the related
Remittance  Date on a disk or tape or other  computer-readable  format in such  format as may be  mutually agreed  upon by both the  Owner and the  Servicer,  and in hard  copy,  which  Report  shall  contain  the following:

         (i)      with  respect  to each  Mortgage  Loan and each  Monthly  Payment,  the  amount  of such remittance allocable to principal (including a separate breakdown of any Principal  Prepayment,  including the date of such  prepayment,  and any prepayment  penalties or premiums,  along with a detailed report of interest on principal prepayment amounts remitted in accordance with Section 4.04);

         (ii)     with  respect  to each  Mortgage  Loan and each  Monthly  Payment,  the  amount  of such remittance allocable to interest;

         (iii)    with respect to each Mortgage  Loan,  the amount of servicing  compensation  received by the Servicer during the prior distribution period;

         (iv)     the Stated  Principal  Balance of each Mortgage Loan and the aggregate  Stated Principal
Balance  of all  Mortgage  Loans as of the first day of the  distribution  period  and the last day of the distribution period;

         (v)      with respect to each Mortgage Loan, the current Mortgage Interest Rate;

         (vi)     with respect to each  Mortgage  Loan,  the aggregate  amount of any Insurance  Proceeds,
Condemnation  Proceeds,  Liquidation  Proceeds  and REO  Disposition  Proceeds  received  during the prior distribution period;

         (vii)    with respect to each Mortgage  Loan, the amount of any  Prepayment  Interest  Shortfalls paid by the Servicer in accordance with Section 4.04(ix) during the prior distribution period;

         (viii)   the beginning and ending balances of the Custodial Account and Escrow Account;

         (ix)     the  number of  Mortgage  Loans as of the first day of the  distribution  period and the last day of the distribution period;

         (x)      with respect to each Mortgage Loan, the Stated  Principal  Balance of each Mortgage Loan
(a) delinquent as grouped in the following  intervals  through final liquidation of such Mortgage Loan: 30 to 59 days, 60 to 89 days,  90 days or more;  (b) as to which  foreclosure  has  commenced;  and (c) as to which REO Property has been acquired;

         (xi)     with  respect to each  Mortgage  Loan,  the amount and  severity  of any  realized  loss following liquidation of such Mortgage Loan;

         (xii)    with respect to each Mortgage  Loan,  and in the aggregate for all Mortgage  Loans,  the amount of any Monthly Advances made by the Servicer during the prior distribution period;

         (xiii)   with respect to each  Mortgage  Loan, a description  of any  Servicing  Advances made by the Servicer with respect to such Mortgage Loan  including the amount,  terms and general  purpose of such
Servicing  Advances,  and the  aggregate  amount of Servicing  Advances for all Mortgage  Loans during the prior distribution period;

         (xiv)    with respect to each Mortgage  Loan, a description of any  Nonrecoverable  Advances made by the Servicer  with respect to such Mortgage Loan  including  the amount,  terms and general  purpose of such Nonrecoverable  Advances, and the aggregate amount of Nonrecoverable  Advances for all Mortgage Loans during the prior distribution period;

         (xv)     with respect to each Mortgage  Loan, a description  of any Monthly  Advances,  Servicing
Advances and  Nonrecoverable  Advances  reimbursed  to the Servicer  with  respect to such  Mortgage  Loan during  the  prior  distribution  period  pursuant  to  Section  4.05,  and the  source  of funds for such reimbursement,  and the aggregate amount of any Monthly Advances,  Servicing  Advances and  Nonrecoverable
Advances  reimbursed to the Servicer for all Mortgage Loans during the prior distribution  period pursuant to Section 4.05;

         (xvi)    with  respect  to any  Mortgage  Loan,  a  description  of any  material  modifications, extensions  or waivers to the terms,  fees,  penalties or payments of such  Mortgage Loan during the prior distribution period or that have cumulatively become material over time;

         (xvii)   a  description  of any  material  breach of a  representation  or warranty  set forth in
Article III herein or of any other  breach of a covenant or condition  contained  herein and the status of any resolution of such breach;

         (xviii)  with respect to each  Mortgage  Loan,  the Stated  Principal  Balance of any  substitute
Mortgage Loan provided by the related  originator  and the Stated  Principal  Balance of any Mortgage Loan
that has been replaced by a substitute Mortgage Loan; and

         (xix)    with respect to each Mortgage  Loan, the Stated  Principal  Balance of any Mortgage Loan
that has been repurchased by the related originator.

         In addition,  the Servicer shall provide to the Owner such other  information  known or available to the  Servicer,  without  unreasonable  effort  or  expense  unless  participants  in  the  asset-backed securities  market  reasonably  consider  such item  standard,  that is  necessary in order to provide the distribution  and pool  performance  information  as required under Item 1121 of Regulation AB, as amended from  time to time,  as  determined  by the  Owner in its sole  commercially  reasonable  discretion.  The
Servicer shall also provide with each such Report a monthly  report,  in the form of Exhibit E hereto,  or such other form as is mutually acceptable to the company, the Purchaser and the Master Servicer,  Exhibit
F with  respect  to  defaulted  loans and  Exhibit  L, with  respect to  realized  losses  and  gains,  in electronic tape form.

         The  Servicer  shall  prepare  and  file any and all  information  statements  or  other  filings required to be delivered to any  governmental  taxing authority or to Owner pursuant to any applicable law with respect to the Mortgage Loans and the transactions  contemplated  hereby.  In addition,  the Servicer shall  provide  Owner  with  such  information  concerning  the  Mortgage  Loans  to the  extent  known or reasonably  available  to the Servicer  and as is  necessary  for Owner to prepare its federal  income tax return as Owner may reasonably request from time to time.

         In  addition,  not more than sixty (60) days after the end of each  calendar  year,  the Servicer shall furnish to each Person who was an Owner at any time during such  calendar  year an annual  statement in  accordance  with  the  requirements  of  applicable  federal  income  tax law as to the  aggregate  of remittances of principal and interest for the applicable portion of such year.

         10.      Article  VI of the  Agreement  is  hereby  amended  effective  as of the date  hereof by deleting Section 6.04 in its entirety and replacing it with the following:

         Section 6.04      Annual Statement as to Compliance; Annual Certification.

         (a)      The  Servicer  will deliver to the Owner and the Master  Servicer,  not later than March
1st of each  calendar  year  beginning  in  2007,  an  Officers’  Certificate  (an  “Annual  Statement  of
Compliance”)  stating,  as to each signatory thereof,  that (i) a review of the activities of the Servicer during the preceding  calendar year and of performance under this Agreement or other applicable  servicing agreement  has  been  made  under  such  officers’  supervision  and  (ii) to the  best of such  officers’
knowledge,  based on such review,  the Servicer has fulfilled all of its obligations  under this Agreement or other applicable  servicing  agreement in all material respects  throughout such year, or, if there has been a failure to fulfill any such  obligation  in any  material  respect,  specifying  each such  failure known to such  officer and the nature and status of cure  provisions  thereof.  Such Annual  Statement  of
Compliance  shall contain no  restrictions or limitations on its use to the extent used in connection with a  Pass-Through  Transfer for compliance  with  Regulation AB or as otherwise  required by law.  Copies of such  statement  shall be  provided  by the  Servicer  to the Owner upon  request  and by the Owner to any
Person  identified as a prospective  purchaser of the Mortgage  Loans.  In the event that the Servicer has delegated  any  servicing  responsibilities  with  respect to the  Mortgage  Loans to a  Subservicer,  the
Servicer  shall  deliver an  officer’s  certificate  (an “Annual  Certification”)  of the  Subservicer  as
described above as to each  Subservicer  with respect to the applicable  Mortgage Loans and such servicing responsibilities as and when required with respect to the Servicer.

         (b)      With respect to any Mortgage Loans that are the subject of a Pass-Through  Transfer,  by
March 1st of each  calendar year  beginning in 2007, an officer of the Servicer  shall execute and deliver an Annual  Certification  to the Owner,  the Master Servicer and any related  Depositor for the benefit of each such entity and such entity’s  affiliates  and the officers,  directors and agents of any such entity and such entity’s  affiliates,  in the form  attached  hereto as Exhibit G. In the event that the Servicer has delegated any servicing  responsibilities  with respect to the Mortgage  Loans to a  Subservicer,  the
Servicer  shall  deliver  an  Annual  Certification  of the  Subservicer  as  described  above  as to each
Subservicer  with respect to the  applicable  Mortgage Loans and such  servicing  responsibilities  as and when required with respect to the Servicer.

         (c)      If the Servicer  cannot  deliver the related  Annual  Statement of  Compliance or Annual
Certification  by March 1st of such year, the Owner, at its sole option,  may permit a cure period for the
Servicer to deliver such Annual  Statement of  Compliance or Annual  Certification,  but in no event later than March 10th of such year.

         Failure of the  Servicer  to timely  comply  with this  Section  6.04 shall be deemed an Event of
Default,  automatically,  without notice and without any cure period,  unless  otherwise  agreed to by the
Owner as set forth in Section  6.04(c),  and Owner may, in addition to whatever  rights the Owner may have under  Section  8.01  and at law or  equity  or to  damages,  including  injunctive  relief  and  specific performance,  terminate all the rights and  obligations of the Servicer under this Agreement and in and to the Mortgage Loans and the proceeds  thereof without  compensating  the Servicer for the same, as provided in  Section  9.01  (except  the  Servicer  shall  be  entitled  to any  reimbursements  set  forth  in the
Agreement).  Such  termination  shall  be  considered  with  cause  pursuant  to  Section  10.01  of  this
Agreement.  This paragraph  shall  supercede any other  provision in this Agreement or any other agreement to the contrary.

         11.      Article  VI of the  Agreement  is  hereby  amended  effective  as of the date  hereof by deleting Section 6.05 in its entirety and replacing it with the following:

         Section 6.05      [Reserved].

         12.      Article  VI of the  Agreement  is  hereby  amended  effective  as of the date  hereof by adding the following new Section 6.09:

         Section 6.09      Assessment of Compliance with Servicing Criteria.

         On and after January 1, 2006,  the Servicer  shall service and  administer,  and shall cause each subservicer to servicer or administer,  the Mortgage Loans in accordance with all applicable  requirements of the Servicing Criteria.

         With  respect  to any  Mortgage  Loans  that are the  subject  of a  Pass-Through  Transfer,  the
Servicer  shall deliver to the Owner or its designee,  the Master  Servicer and any Depositor on or before
March 1st of each calendar year  beginning in 2007, a report (an  “Assessment of  Compliance”)  reasonably satisfactory to the Owner,  the Master Servicer and any Depositor  regarding the Servicer’s  assessment of compliance  with the Servicing  Criteria  during the  preceding  calendar year as required by Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of  Regulation  AB, or as  otherwise  reasonably  required by the  Master  Servicer,  which as of the date  hereof,  require a report by an  authorized  officer  of the
Servicer that contains the following:

         (a)      A statement by such officer of its  responsibility  for  assessing  compliance  with the
Servicing Criteria applicable to the Servicer;

         (b)      A statement by such officer  that such  officer  used the  Servicing  Criteria to assess compliance with the Servicing Criteria applicable to the Servicer;

         (c)      An  assessment  by  such  officer  of the  Servicer’s  compliance  with  the  applicable
Servicing Criteria for the period consisting of the preceding calendar year,  including  disclosure of any material  instance of  noncompliance  with respect thereto during such period,  which  assessment shall be based on the  activities  it performs  with respect to  asset-backed  securities  transactions  taken as a whole involving the Servicer, that are backed by the same asset type as the Mortgage Loans;

         (d)      A statement that a registered  public  accounting firm has issued an attestation  report on the Servicer’s Assessment of Compliance for the period consisting of the preceding calendar year; and

         (e)      A statement as to which of the  Servicing  Criteria,  if any, are not  applicable to the
Servicer,  which  statement  shall be based on the  activities  it performs  with respect to  asset-backed securities  transactions  taken as a whole involving the Servicer,  that are backed by the same asset type as the Mortgage Loans.

         Such  report  at  a  minimum  shall  address  each  of  the  Servicing  Criteria  specified  on a certification  substantially in the form of Exhibit K hereto delivered to the Owner  concurrently with the execution of this Agreement.

         With  respect to any  Mortgage  Loans  that are the  subject of a  Pass-Through  Transfer,  on or before March 1st of each calendar year  beginning in 2007,  the Servicer shall furnish to the Owner or its designee,  the Master  Servicer  and any  Depositor a report (an  “Attestation  Report”)  by a  registered public  accounting  firm that  attests  to, and  reports  on, the  Assessment  of  Compliance  made by the
Servicer,  as required by Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122(b) of  Regulation  AB,
or as otherwise  reasonably  required by the Master  Servicer,  which  Attestation  Report must be made in accordance  with standards for  attestation  reports  issued or adopted by the Public  Company  Accounting
Oversight Board.

         The Servicer  shall cause each  Subservicer,  and each  Subcontractor  determined by the Servicer pursuant to Section  11.15 to be  “participating  in the  servicing  function”  within the meaning of Item
1122 of  Regulation  AB, to deliver to the Owner,  the Master  Servicer and any Depositor an assessment of compliance and accountants’ attestation as and when provided in Section 6.09.

         If the Servicer  cannot  deliver the related  Assessment of Compliance or  Attestation  Report by
March 1st of such year,  the Owner,  at its sole  option,  may permit a cure  period for the  Servicer  to deliver such  Assessment  of Compliance or  Attestation  Report,  but in no event later than March 10th of such year.

         Failure of the  Servicer  to timely  comply  with this  Section  6.09 shall be deemed an Event of
Default,  automatically,  without notice and without any cure period,  unless  otherwise  agreed to by the
Owner as  described  herein,  and Owner  may,  in  addition  to  whatever  rights the Owner may have under
Section 8.01 and at law or equity or to damages,  including  injunctive  relief and specific  performance, terminate all the rights and  obligations  of the Servicer under this Agreement and in and to the Mortgage
Loans and the proceeds  thereof  without  compensating  the Servicer for the same,  as provided in Section
9.01  (except the  Servicer  shall be entitled to any  reimbursements  set forth in the  Agreement).  Such termination  shall be considered  with cause pursuant to Section 10.01 of this  Agreement.  This paragraph shall supercede any other provision in this Agreement or any other agreement to the contrary.

         13.      Article  VI of the  Agreement  is  hereby  amended  effective  as of the date  hereof by adding the following new Section 6.08:

         Section 6.10      Intent of the Parties; Reasonableness.

         The Owner and the  Servicer  acknowledge  and agree that a purpose of clause (j) of Article  III,
5.02,  6.04,  6.09 and 10.02 of this Agreement is to facilitate  compliance by the Owner and any Depositor with the  provisions of Regulation AB and related rules and  regulations  of the  Commission.  None of the
Owner,  the Master Servicer or any Depositor  shall exercise its right to request  delivery of information or other  performance  under  these  provisions  other  than in good  faith,  or for  purposes  other than compliance  with the  Securities  Act, the Exchange Act and the rules and  regulations  of the  Commission thereunder.  The Servicer  acknowledges  that  interpretations  of the  requirements  of Regulation AB may change  over  time,  whether  due to  interpretive  guidance  provided  by the  Commission  or its  staff, consensus among  participants in the asset-backed  securities  markets,  advice of counsel,  or otherwise, and  agrees to comply  with  reasonable  requests  made by the Owner or any  Depositor  in good  faith for delivery of  information  under these  provisions on the basis of evolving  interpretations  of Regulation
AB. In connection  with any  Pass-Through  Transfer,  the Servicer shall cooperate fully with the Owner to deliver  to the Owner  (including  any of its  assignees  or  designees)  and any  Depositor,  any and all statements,  reports,  certifications,  records  and any other  information  necessary  in the good  faith determination  of the Owner or any Depositor to permit the Owner or such  Depositor to  reasonably  comply with the  provisions  of  Regulation  AB,  together with such  disclosures  relating to the Servicer,  any
Subservicer and the Mortgage Loans,  or the servicing of the Mortgage  Loans,  reasonably  believed by the
Owner or any Depositor to be necessary in order to effect such compliance.

         14.      Article  IX of the  Agreement  is  hereby  amended  effective  as of the date  hereof by deleting the first sentence of the last paragraph of Section 9.01 and replacing it with the following:

         then,  and in each and  every  such  case,  so long as an Event of  Default  shall  not have been remedied,  the Owner, by notice in writing to the Servicer (or as otherwise stated herein, in which case, automatically  and without  notice) may, in addition to whatever  rights the Owner may have under  Section
8.01 and at law or equity or to damages,  including injunctive relief and specific performance,  terminate all the rights and  obligations  of the Servicer  (and if the  Servicer is  servicing  any of the Mortgage
Loans in a  Pass-Through  Transfer,  appoint a  successor  servicer  reasonably  acceptable  to the Master
Servicer for such  Pass-Through  Transfer)  under this  Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Servicer for the same.

         15.      Article  IX of the  Agreement  is  hereby  amended  effective  as of the date  hereof by adding the following at the end of the last paragraph of Section 9.01:

         The Servicer shall promptly  reimburse the Owner (or any designee of the Owner,  such as a master servicer) and any Depositor,  as applicable,  for all reasonable  expenses  incurred by the Owner (or such designee) or such Depositor,  as such are incurred,  in connection with the termination of the Servicer as servicer and the transfer of servicing of the Mortgage  Loans to a successor  servicer.  The provisions of this  paragraph  shall  not  limit  whatever  rights  the  Owner or any  Depositor  may have  under  other provisions of this  Agreement  and/or any  applicable  Reconstitution  Agreement or otherwise,  whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

         16.      Article  X of the  Agreement  is  hereby  amended  effective  as of the date  hereof  by restating Section 10.02 in its entirety as follows:

         Section 10.02.    Cooperation of Servicer with a Reconstitution.

         The Servicer and the Owner agree that with  respect to some or all of the Mortgage  Loans,  on or after the related Closing Date, on one or more dates (each a  "Reconstitution  Date") at the Owner 's sole option, the Owner may effect a sale (each, a  "Reconstitution")  of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

         (a)      one or more third  party  purchasers  in one or more in whole loan  transfers  (each,  a
"Whole Loan Transfer"); or

         (b)      one or more trusts or other  entities  to be formed as part of one or more  Pass-Through
Transfers.

         With respect to each Whole Loan Transfer or Pass-Through  Transfer,  as the case may be, effected by the Owner,  Owner (i) shall reimburse Servicer for all reasonable  out-of-pocket  third party costs and expenses  related  thereto and (ii) shall pay Servicer a reasonable  amount  representing  time and effort expended by Servicer  related thereto (which amount shall be reasonably  agreed upon by Servicer and Owner prior to the expenditure of such time and effort);  provided,  however,  that for each Whole Loan Transfer and/or  Pass-Through  Transfer,  the sum of such amounts described in subsections (i) and (ii) above shall in no event exceed $5,000.  For purposes of this paragraph,  all Whole Loan Transfers and/or  Pass-Through
Transfers  made to the same entity within the same  accounting  cycle shall be  considered  one Whole Loan
Transfer or Pass-Through Transfer.

         The Servicer agrees to execute in connection with any agreements  among the Owner,  the Servicer, and any servicer in connection  with a Whole Loan  Transfer,  an assignment,  assumption  and  recognition agreement,  or, at Owner’s request, a seller's  warranties and servicing  agreement or a participation and servicing agreement or similar agreement in form and substance  reasonably  acceptable to the parties, and in  connection  with a  Pass-Through  Transfer,  a pooling and  servicing  agreement in form and substance reasonably  acceptable to the parties,  (collectively  the agreements  referred to herein are  designated, the  “Reconstitution  Agreements”).  It is understood  that any such  Reconstitution  Agreements  will not contain  any  greater  obligations  on the  part  of  Servicer  than  are  contained  in  this  Agreement.
Notwithstanding  anything to the contrary in this Section 10.02,  the Servicer  agrees that it is required to perform the obligations described in Exhibit H hereto.

         With  respect to each Whole Loan  Transfer  and each  Pass-Through  Transfer  entered into by the
Owner, the Servicer agrees (1) to reasonably  cooperate with the Owner and any prospective  purchaser with respect to all reasonable requests and due diligence procedures;  (2) to execute,  deliver and perform all
Reconstitution  Agreements required by the Owner,  provided the Servicer had the ability to negotiate such
Reconstitution  Agreements in good faith; (3) to restate the  representations  and warranties set forth in this  Agreement as of the  settlement  or closing date in connection  with such  Reconstitution  (each,  a
"Reconstitution Date").

         In addition,  the Servicer shall provide to such servicer or issuer,  as the case may be, and any other participants in such Reconstitution:

         (i)      any and all  information  and  appropriate  verification  of  information  which  may be reasonably  available to the Servicer,  whether  through letters of its auditors and counsel or otherwise, as the Owner or any such other participant shall request upon reasonable demand;

         (ii)     such additional  representations,  warranties,  covenants,  opinions of counsel, letters from auditors,  and certificates of public officials or officers of the Servicer as are reasonably  agreed upon by the Servicer and the Owner or any such other participant;

         (iii)    within 5 Business Days after request by the Owner,  the information  with respect to the
Servicer  (as  servicer)  as  required  by Item  1108(b)  and  (c) of  Regulation  AB,  a  summary  of the requirements  of which as of the date hereof is attached  hereto as Exhibit J for convenience of reference only,  as  determined  by Owner in its sole  commercially  reasonable  discretion.  In the event  that the
Servicer  has  delegated  any  servicing  responsibilities  with  respect  to  the  Mortgage  Loans  to  a
Subservicer,  the Servicer shall provide the information  required pursuant to this clause with respect to the Subservicer;

         (iv)     within 5 Business Days after request by the Owner,

                  (a) information  regarding any legal  proceedings  pending (or known to be contemplated)
         against the Servicer (as  servicer) and each  Subservicer  as required by Item 1117 of Regulation
         AB, a summary of the  requirements  of which as of the date hereof is attached  hereto as Exhibit
         J for convenience of reference only, as determined by Owner in its sole  commercially  reasonable discretion,

                  (b) information  regarding  affiliations  with respect to the Servicer (as servicer) and each  Subservicer as required by Item 1119(a) of Regulation AB, a summary of the  requirements of which as of the date hereof is attached  hereto as Exhibit J for  convenience of reference  only, as determined by Owner in its sole commercially reasonable discretion, and

                  (c) information  regarding  relationships  and transactions with respect to the Servicer
         (as  servicer)  and each  Subservicer  as required by Item  1119(b) and (c) of  Regulation  AB, a summary of the  requirements  of which as of the date hereof is attached  hereto as Exhibit J for convenience  of  reference  only,  as  determined  by Owner in its sole  commercially  reasonable discretion; and

         (v) for the purpose of satisfying  the reporting  obligation  under the Exchange Act with respect to any class of  asset-backed  securities,  the Servicer  shall (or shall cause each  Subservicer  to) (i)
provide prompt notice to the Owner,  the Master  Servicer and any Depositor in writing of (A) any material litigation or governmental  proceedings  involving the Servicer or any Subservicer of a type  contemplated by Item 1117 of Regulation AB, (B) any  affiliations or relationships  that develop  following the closing date of a Pass-Through  Transfer between the Servicer or any Subservicer and any of the parties  specified in clause  (D) of  paragraph  (a) of this  Section  (and any other  parties  identified  in writing by the requesting  party)  with  respect to such  Pass-Through  Transfer of a type  contemplated  by Item 1119 of
Regulation  AB,  (C) any  Event of  Default  under  the  terms  of this  Agreement  or any  Reconstitution
Agreement,  (D) any merger,  consolidation  or sale of  substantially  all of the assets of the  Servicer, and (E)  the  Servicer’s  entry  into  an  agreement  with a  Subservicer  to  perform  or  assist  in the performance  of any of the Servicer’s  material  obligations  under this  Agreement or any  Reconstitution
Agreement  related  thereto  and (ii)  provide  to the  Owner  and any  Depositor  a  description  of such proceedings, affiliations or relationships;

         (vi) as a  condition  to the  succession  to the  Servicer  or any  Subservicer  as  servicer  or subservicer  under this Agreement or any  Reconstitution  Agreement related thereto by any Person (i) into which the Servicer or such  Subservicer may be merged or  consolidated,  or (ii) which may be appointed as a successor  to the  Servicer or any  Subservicer,  the Servicer  shall  provide to the Owner,  the Master
Servicer and any Depositor,  at least 15 calendar days prior to the effective  date of such  succession or appointment,  (x) written notice to the Owner and any Depositor of such  succession or appointment and (y)
in  writing  and in form and  substance  reasonably  satisfactory  to the  Owner and such  Depositor,  all information  reasonably  requested  by the Owner or any  Depositor  in order to comply with its  reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities;

         (vii) in addition to such  information  as the  Servicer,  as  servicer,  is obligated to provide pursuant to other  provisions  of this  Agreement,  not later than ten days prior to the  deadline for the filing of any distribution  report on Form 10-D in respect of any Pass-Through  Transfer that includes any of the Mortgage Loans serviced by the Servicer or any Subservicer,  the Servicer or such  Subservicer,  as applicable,  shall,  to the extent the Servicer or such  Subservicer  has knowledge,  provide to the party responsible  for  filing  such  report  (including,  if  applicable,  the Master  Servicer)  notice of the occurrence  of any of the  following  events  along with all  information,  data,  and  materials  related thereto as may be required to be included in the related  distribution  report on Form 10-D (as  specified in the provisions of Regulation AB referenced below):

                           (A)      any  material  modifications,  extensions  or  waivers  of pool  asset terms,  fees,  penalties or payments  during the  distribution  period or that have  cumulatively become material over time (Item 1121(a)(11) of Regulation AB);

                           (B)      material  breaches  of pool asset  representations  or  warranties  or transaction covenants (Item 1121(a)(12) of Regulation AB); and

                           (C)      information regarding new asset-backed  securities issuances backed by
         the  same  pool  assets,   any  pool  asset  changes  (such  as,   additions,   substitutions  or
         repurchases),  and any  material  changes in  origination,  underwriting  or other  criteria  for acquisition or selection of pool assets (Item 1121(a)(14) of Regulation AB); and

         (viii) the  Servicer  shall  provide to the Owner,  the Master  Servicer and any  Depositor  upon reasonable  request,  evidence of the  authorization of the person signing any certification or statement, copies or other evidence of Fidelity Bond Insurance and Errors and Omission  Insurance  policy,  financial information  and reports,  and such other  information  related to the Servicer or any  Subservicer or the
Servicer or such Subservicer’s performance hereunder.

         In the event of a conflict  or  inconsistency  between the terms of Exhibit J and the text of the applicable  Item of Regulation  AB as cited above,  the text of  Regulation  AB, its adopting  release and other public statements of the SEC shall control.

         The Servicer shall  indemnify the Owner,  each affiliate of the Owner,  and each of the following parties  participating  in  a  Pass-Through  Transfer:  each  sponsor  and  issuing  entity;  each  Person
(including,  but not limited to, the Master  Servicer,  if applicable)  responsible  for the  preparation, execution  or  filing  of any  report  required  to be filed  with the  Commission  with  respect  to such
Pass-Through  Transfer,  or for execution of a certification  pursuant to Rule 13a-14(d) or Rule 15d-14(d)
under  the  Exchange  Act with  respect  to such  Pass-Through  Transfer;  each  broker  dealer  acting as underwriter,  placement  agent or initial  purchaser,  each Person who controls any of such parties or the
Depositor  (within the meaning of Section 15 of the  Securities  Act and Section 20 of the Exchange  Act);
and the respective  present and former directors,  officers,  employees,  agents and affiliates of each of the foregoing and of the Depositor  (each, an “Indemnified  Party”),  and shall hold each of them harmless from and against any claims, losses, damages, penalties,  fines, forfeitures,  legal fees and expenses and related  costs,  judgments,  and any other costs,  fees and expenses that any of them may sustain  arising out of or based upon:

         (i)(A) any untrue  statement  of a material  fact  contained  or alleged to be  contained  in any written or electronic information,  report,  certification,  data, accountants’ letter or other written or electronic  material provided under this Section 10.02 by or on behalf of the Servicer,  or provided under this Section  10.02 by or on behalf of any  Subservicer  or  Subcontractor  (collectively,  the  “Servicer
Information”),  or (B) the omission or alleged  omission to state in the Servicer  Information  a material fact  required to be stated in the  Servicer  Information  or  necessary  in order to make the  statements therein,  in the light of the circumstances under which they were made, not misleading;  provided,  by way of  clarification,  that  clause (B) of this  paragraph  shall be  construed  solely by  reference  to the
Servicer  Information and not to any other information  communicated in connection with a sale or purchase of  securities,  without regard to whether the Servicer  Information  or any portion  thereof is presented together with or separately from such other information;

         (ii)  any  breach  by the  Servicer  of its  obligations  under  this  Section  10.02,  including particularly  any  failure  by  the  Servicer,  any  Subservicer  or  any  Subcontractor  to  deliver  any information,  report,  certification,  accountants’  letter or other  material when and as required  under this  Section  10.02,  including  any failure by the  Servicer to identify  pursuant to Section  11.15 any
Subcontractor  “participating  in the  servicing  function”  within the meaning of Item 1122 of Regulation
AB;

         (iii) any breach by the Servicer of a  representation  or warranty set forth in Article III or in a writing  furnished  pursuant  to clause  (k) of Article  III and made as of a date prior to the  closing date of the related  Pass-Through  Transfer,  to the extent that such breach is not cured by such  closing date, or any breach by the Servicer of a  representation  or warranty in a writing  furnished  pursuant to clause (k) of Article III to the extent made as of a date subsequent to such closing date; or

         (iv)     the  negligence bad faith or willful  misconduct of the Servicer in connection  with its performance under this Section 10.02.

         If the  indemnification  provided for herein is unavailable or  insufficient,  as the result of a court of law  holding  such  indemnification  void on the  basis of public  policy,  to hold  harmless  an
Indemnified  Party,  then the Servicer  agrees that it shall  contribute  to the amount paid or payable by such  Indemnified  Party as a result of any  claims,  losses,  damages  or  liabilities  incurred  by such
Indemnified  Party in such proportion as is appropriate to reflect the relative fault of such  Indemnified
Party on the one hand and the Servicer on the other.

         In the  case  of any  failure  of  performance  described  above,  the  Servicer  shall  promptly reimburse the Owner,  any  Depositor,  as applicable,  and each Person  responsible  for the  preparation, execution  or  filing  of any  report  required  to be filed  with the  Commission  with  respect  to such
Pass-Through  Transfer,  or for execution of a certification  pursuant to Rule 13a-14(d) or Rule 15d-14(d)
under the Exchange Act with respect to such Pass-Through  Transfer,  for all costs reasonably  incurred by each such party in order to obtain the information,  report,  certification,  accountants’ letter or other material not delivered as required by the Servicer, any Subservicer or any Subcontractor.

         This  indemnification  shall survive the  termination of this Agreement or the termination of any party to this Agreement.

         All Mortgage  Loans not sold or  transferred  pursuant to a  Reconstitution  shall remain subject to,  and  serviced  in  accordance  with the terms of,  this  Agreement,  and with  respect  thereto  this
Agreement shall remain in full force and effect.

         17.      Article  XI of the  Agreement  is  hereby  amended  effective  as of the date  hereof by adding the following new Section 11.15:

         Section 11.15. Use of Subservicers and Subcontractors.

         (a)      The Servicer  shall not hire or otherwise  utilize the  services of any  Subservicer  to fulfill any of the  obligations  of the Servicer as servicer  under this  Agreement or any  Reconstitution
Agreement  related  thereto  unless the Servicer  complies  with the  provisions  of paragraph (b) of this
Section.  The Servicer shall not hire or otherwise  utilize the services of any  Subcontractor,  and shall not permit any  Subservicer  to hire or otherwise  utilize the services of any  Subcontractor,  to fulfill any of the  obligations of the Servicer as servicer under this Agreement or any  Reconstitution  Agreement related thereto unless the Servicer complies with the provisions of paragraph (d) of this Section.

         (b)      The Servicer shall cause any  Subservicer  used by the Servicer (or by any  Subservicer)
for the benefit of the Owner and any  Depositor  to comply with the  provisions  of this  Section and with clauses (j) and (m) of Article III,  6.04,  6.09 and 10.02 of this Agreement to the same extent as if such
Subservicer were the Servicer with respect to the Mortgage Loans  subserviced by the  Subservicer,  and to provide the  information  required  with  respect to such  Subservicer  under clause (l) of Article III of this Agreement;  provided,  however,  that the Servicer is responsible  for providing that  information if the  Subservicer  does not deliver  any Annual  Statement  of  Compliance,  Assessment  of  Compliance  or
Attestation  Report.  The Servicer shall be responsible for obtaining from each Subservicer and delivering to the Owner,  the Master  Servicer and any  Depositor any Annual  Statement of Compliance  required to be delivered by such Subservicer under Section 6.04(a),  any Assessment of Compliance and Attestation  Report
required to be delivered by such  Subservicer  under  Section 6.09 and any Annual  Certification  required under Section 6.04(b) as and when required to be delivered.

         (c)      The Servicer shall promptly upon request  provide to the Owner,  the Master Servicer and any Depositor (or any designee of the  Depositor,  such as an  administrator)  a written  description  (in form and substance  satisfactory  to the Owner,  the Master  Servicer and such  Depositor) of the role and function of each  Subcontractor  utilized by the Servicer or any Subservicer,  specifying (i) the identity of each  such  Subcontractor,  (ii)  which  (if  any) of such  Subcontractors  are  “participating  in the servicing  function”  within the meaning of Item 1122 of  Regulation  AB, and (iii) which  elements of the
Servicing  Criteria  will be  addressed  in  assessments  of  compliance  provided  by each  Subcontractor identified pursuant to clause (ii) of this paragraph.

         (d)      As a condition to the utilization of any  Subcontractor  determined to be “participating in the  servicing  function”  within the meaning of Item 1122 of Regulation  AB, the Servicer  shall cause any such  Subcontractor  used by the Servicer (or by any Subservicer) for the benefit of the Owner and any
Depositor to comply with the  provisions of Sections  6.09 and 10.02 of this  Agreement to the same extent as  if  such  Subcontractor  were  the  Servicer  with  respect  to  the  Mortgage  Loans  for  which  the
Subcontractor  is  participating  in the  servicing  function;  provided,  however,  that the  Servicer is responsible  for  providing  the  information  if the  Subcontractor  does not deliver any  Assessment  of
Compliance  or  Attestation   Report.   The  Servicer  shall  be  responsible   for  obtaining  from  each
Subcontractor  and delivering to the Owner and any Depositor any Assessment of Compliance and  Attestation
Report and the other  certificates  required to be delivered by such  Subservicer  and such  Subcontractor under Section 6.09, in each case as and when required to be delivered.

         18.      Article  XI of the  Agreement  is  hereby  amended  effective  as of the date  hereof by adding the following new Section 11.16:

         Section 11.16. Third-Party Beneficiary.

         For  purposes  of this  Agreement,  the  Master  Servicer  shall  be  considered  a  third  party beneficiary  of this  Agreement,  entitled  to all the rights and  benefits  hereof as if it were a direct party to this Agreement.

         19.      The  Agreement  is hereby  amended as of the date  hereof by  deleting  Exhibit E in its entirety and replacing it with the following:

                                                     EXHIBIT E

                                         REPORTING DATA FOR MONTHLY REPORT

                                             Standard File Layout - Master Servicing
-----------------------------------------------------------------------------------------------------------------------------------
         Column Name                            Description                      Decimal           Format Comment           Max
                                                                                                                            Size
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SER_INVESTOR_NBR               A value assigned by the Servicer to define a                 Text up to 10 digits             20
                               group of loans.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
LOAN_NBR                       A unique identifier assigned to each loan by                 Text up to 10 digits             10
                               the investor.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SERVICER_LOAN_NBR              A unique number assigned to a loan by the                    Text up to 10 digits             10
                               Servicer.  This may be different than the
                               LOAN_NBR.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
BORROWER_NAME                  The borrower name as received in the file.                   Maximum length of 30 (Last,      30
                               It is not separated by first and last name.                  First)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SCHED_PAY_AMT                  Scheduled monthly principal and scheduled            2       No commas(,) or dollar signs     11
                               interest payment that a borrower is expected                 ($)
                               to pay, P&I constant.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
NOTE_INT_RATE                  The loan interest rate as reported by the            4       Max length of 6                   6
                               Servicer.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
NET_INT_RATE                   The loan gross interest rate less the service        4       Max length of 6                   6
                               fee rate as reported by the Servicer.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SERV_FEE_RATE                  The servicer's fee rate for a loan as                4       Max length of 6                   6
                               reported by the Servicer.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SERV_FEE_AMT                   The servicer's fee amount for a loan as              2       No commas(,) or dollar signs     11
                               reported by the Servicer.                                    ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
NEW_PAY_AMT                    The new loan payment amount as reported by           2       No commas(,) or dollar signs     11
                               the Servicer.                                                ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
NEW_LOAN_RATE                  The new loan rate as reported by the Servicer.       4       Max length of 6                   6
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
ARM_INDEX_RATE                 The index the Servicer is using to calculate         4       Max length of 6                   6
                               a forecasted rate.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
ACTL_BEG_PRIN_BAL              The borrower's actual principal balance at           2       No commas(,) or dollar signs     11
                               the beginning of the processing cycle.                       ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
ACTL_END_PRIN_BAL              The borrower's actual principal balance at           2       No commas(,) or dollar signs     11
                               the end of the processing cycle.                             ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
BORR_NEXT_PAY_DUE_DATE         The date at the end of processing cycle that                 MM/DD/YYYY                       10
                               the borrower's next payment is due to the
                               Servicer, as reported by Servicer.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SERV_CURT_AMT_1                The first curtailment amount to be applied.          2       No commas(,) or dollar signs     11
                                                                                            ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SERV_CURT_DATE_1               The curtailment date associated with the                     MM/DD/YYYY                       10
                               first curtailment amount.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
CURT_ADJ_ AMT_1                The curtailment interest on the first                2       No commas(,) or dollar signs     11
                               curtailment amount, if applicable.                           ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SERV_CURT_AMT_2                The second curtailment amount to be applied.         2       No commas(,) or dollar signs     11
                                                                                            ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SERV_CURT_DATE_2               The curtailment date associated with the                     MM/DD/YYYY                       10
                               second curtailment amount.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
CURT_ADJ_ AMT_2                The curtailment interest on the second               2       No commas(,) or dollar signs     11
                               curtailment amount, if applicable.                           ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SERV_CURT_AMT_3                The third curtailment amount to be applied.          2       No commas(,) or dollar signs     11
                                                                                            ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SERV_CURT_DATE_3               The curtailment date associated with the                     MM/DD/YYYY                       10
                               third curtailment amount.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
CURT_ADJ_AMT_3                 The curtailment interest on the third                2       No commas(,) or dollar signs     11
                               curtailment amount, if applicable.                           ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
PIF_AMT                        The loan "paid in full" amount as reported by        2       No commas(,) or dollar signs     11
                               the Servicer.                                                ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
PIF_DATE                       The paid in full date as reported by the                     MM/DD/YYYY                       10
                               Servicer.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
ACTION_CODE                    The standard FNMA numeric code used to                       Action Code Key:                  2
                               indicate the default/delinquent status of a                  15=Bankruptcy,
                               particular loan.                                             30=Foreclosure, , 60=PIF,
                                                                                            63=Substitution,
                                                                                            65=Repurchase,70=REO
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
INT_ADJ_AMT                    The amount of the interest adjustment as             2       No commas(,) or dollar signs     11
                               reported by the Servicer.                                    ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SOLDIER_SAILOR_ADJ_AMT         The Soldier and Sailor Adjustment amount, if         2       No commas(,) or dollar signs     11
                               applicable.                                                  ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
NON_ADV_LOAN_AMT               The Non Recoverable Loan Amount, if                  2       No commas(,) or dollar signs     11
                               applicable.                                                  ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
LOAN_LOSS_AMT                  The amount the Servicer is passing as a loss,        2       No commas(,) or dollar signs     11
                               if applicable.                                               ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SCHED_BEG_PRIN_BAL             The scheduled outstanding principal amount           2       No commas(,) or dollar signs     11
                               due at the beginning of the cycle date to be                 ($)
                               passed through to investors.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SCHED_END_PRIN_BAL             The scheduled principal balance due to               2       No commas(,) or dollar signs     11
                               investors at the end of a processing cycle.                  ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SCHED_PRIN_AMT                 The scheduled principal amount as reported by        2       No commas(,) or dollar signs     11
                               the Servicer for the current cycle -- only                   ($)
                               applicable for Scheduled/Scheduled Loans.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SCHED_NET_INT                  The scheduled gross interest amount less the         2       No commas(,) or dollar signs     11
                               service fee amount for the current cycle as
                               reported by the Servicer -- only applicable
                               for Scheduled/Scheduled Loans.                               ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
ACTL_PRIN_AMT                  The actual principal amount collected by the         2       No commas(,) or dollar signs     11
                               Servicer for the current reporting cycle --                  ($)
                               only applicable for Actual/Actual Loans.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
                               The actual gross interest amount less the
                               service fee amount for the current reporting                 No commas(,) or dollar signs
ACTL_NET_INT                   cycle as reported by the Servicer -- only            2       ($)                              11
                               applicable for Actual/Actual Loans.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
PREPAY_PENALTY_ AMT            The penalty amount received when a borrower          2       No commas(,) or dollar signs     11
                               prepays on his loan as reported by the                       ($)
                               Servicer.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
PREPAY_PENALTY_ WAIVED         The prepayment penalty amount for the loan           2       No commas(,) or dollar signs     11
                               waived by the servicer.                                      ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
MOD_DATE                       The Effective Payment Date of the                            MM/DD/YYYY                       10
                               Modification for the loan.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
MOD_TYPE                       The Modification Type.                                       Varchar - value can be alpha     30
                                                                                            or numeric
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
DELINQ_P&I_ADVANCE_AMT         The current outstanding principal and                2       No commas(,) or dollar signs     11
                               interest advances made by Servicer.                          ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------

         20.      The  Agreement  is hereby  amended as of the date  hereof by  deleting  Exhibit F in its entirety and replacing it with the following:

                                                EXHIBIT F

                                    REPORTING DATA FOR DEFAULTED LOANS

                                 Standard File Layout — Delinquency Reporting

-------------------------------------- ---------------------------------------------------- -------------- ---------------
         Column/Header Name                                Description                         Decimal     Format Comment
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
SERVICER_LOAN_NBR                      A unique number assigned to a loan by the
                                       Servicer.  This may be different than the LOAN_NBR
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
LOAN_NBR                               A unique identifier assigned to each loan by the
                                       originator.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
CLIENT_NBR                             Servicer Client Number
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
SERV_INVESTOR_NBR                      Contains a unique number as assigned by an
                                       external servicer to identify a group of loans in
                                       their system.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
BORROWER_FIRST_NAME                    First Name of the Borrower.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
BORROWER_LAST_NAME                     Last name of the borrower.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
PROP_ADDRESS                           Street Name and Number of Property
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
PROP_STATE                             The state where the  property located.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
PROP_ZIP                               Zip code where the property is located.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
BORR_NEXT_PAY_DUE_DATE                 The date that the borrower's next payment is due                    MM/DD/YYYY
                                       to the servicer at the end of processing cycle, as
                                       reported by Servicer.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
LOAN_TYPE                              Loan Type (i.e. FHA, VA, Conv)
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
BANKRUPTCY_FILED_DATE                  The date a particular bankruptcy claim was filed.                   MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
BANKRUPTCY_CHAPTER_CODE                The chapter under which the bankruptcy was filed.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
BANKRUPTCY_CASE_NBR                    The case number assigned by the court to the
                                       bankruptcy filing.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
POST_PETITION_DUE_DATE                 The payment due date once the bankruptcy has been                   MM/DD/YYYY
                                       approved by the courts
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
BANKRUPTCY_DCHRG_DISM_DATE             The Date The Loan Is Removed From Bankruptcy.                       MM/DD/YYYY
                                       Either by Dismissal, Discharged and/or a Motion
                                       For Relief Was Granted.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
LOSS_MIT_APPR_DATE                     The Date The Loss Mitigation Was Approved By The                    MM/DD/YYYY
                                       Servicer
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
LOSS_MIT_TYPE                          The Type Of Loss Mitigation Approved For A Loan
                                       Such As;
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
LOSS_MIT_EST_COMP_DATE                 The Date The Loss Mitigation /Plan Is Scheduled To                  MM/DD/YYYY
                                       End/Close
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
LOSS_MIT_ACT_COMP_DATE                 The Date The Loss Mitigation Is Actually Completed                  MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FRCLSR_APPROVED_DATE                   The date DA Admin sends a letter to the servicer                    MM/DD/YYYY
                                       with instructions to begin foreclosure proceedings.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
ATTORNEY_REFERRAL_DATE                 Date File Was Referred To Attorney to Pursue                        MM/DD/YYYY
                                       Foreclosure
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FIRST_LEGAL_DATE                       Notice of 1st legal filed by an Attorney in a                       MM/DD/YYYY
                                       Foreclosure Action
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FRCLSR_SALE_EXPECTED_DATE              The date by which a foreclosure sale is expected                    MM/DD/YYYY
                                       to occur.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FRCLSR_SALE_DATE                       The actual date of the foreclosure sale.                            MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FRCLSR_SALE_AMT                        The amount a property sold for at the foreclosure          2        No commas(,)
                                       sale.                                                               or dollar
                                                                                                           signs ($)
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
EVICTION_START_DATE                    The date the servicer initiates eviction of the                     MM/DD/YYYY
                                       borrower.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
EVICTION_COMPLETED_DATE                The date the court revokes legal possession of the                  MM/DD/YYYY
                                       property from the borrower.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
LIST_PRICE                             The price at which an REO property is marketed.            2        No commas(,)
                                                                                                           or dollar
                                                                                                           signs ($)
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
LIST_DATE                              The date an REO property is listed at a particular                  MM/DD/YYYY
                                       price.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
OFFER_AMT                              The dollar value of an offer for an REO property.          2        No commas(,)
                                                                                                           or dollar
                                                                                                           signs ($)
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
OFFER_DATE_TIME                        The date an offer is received by DA Admin or by                     MM/DD/YYYY
                                       the Servicer.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
REO_CLOSING_DATE                       The date the REO sale of the property is scheduled                  MM/DD/YYYY
                                       to close.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
REO_ACTUAL_CLOSING_DATE                Actual Date Of REO Sale                                             MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
OCCUPANT_CODE                          Classification of how the property is occupied.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
PROP_CONDITION_CODE                    A code that indicates the condition of the
                                       property.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
PROP_INSPECTION_DATE                   The date a  property inspection is performed.                       MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
APPRAISAL_DATE                         The date the appraisal was done.                                    MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
CURR_PROP_VAL                           The current "as is" value of the property based           2
                                       on brokers price opinion or appraisal.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
REPAIRED_PROP_VAL                      The amount the property would be worth if repairs          2
                                       are completed pursuant to a broker's price opinion
                                       or appraisal.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
If applicable:
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
DELINQ_STATUS_CODE                     FNMA Code Describing Status of Loan
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
DELINQ_REASON_CODE                     The circumstances which caused a borrower to stop
                                       paying on a loan.   Code indicates the reason why
                                       the loan is in default for this cycle.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
MI_CLAIM_FILED_DATE                    Date Mortgage Insurance Claim Was Filed With                        MM/DD/YYYY
                                       Mortgage Insurance Company.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
MI_CLAIM_AMT                           Amount of Mortgage Insurance Claim Filed                            No commas(,)
                                                                                                           or dollar
                                                                                                           signs ($)
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
MI_CLAIM_PAID_DATE                     Date Mortgage Insurance Company Disbursed Claim                     MM/DD/YYYY
                                       Payment
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
MI_CLAIM_AMT_PAID                      Amount Mortgage Insurance Company Paid On Claim            2        No commas(,)
                                                                                                           or dollar
                                                                                                           signs ($)
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
POOL_CLAIM_FILED_DATE                  Date Claim Was Filed With Pool Insurance Company                    MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
POOL_CLAIM_AMT                         Amount of Claim Filed With Pool Insurance Company          2        No commas(,)
                                                                                                           or dollar
                                                                                                           signs ($)
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
POOL_CLAIM_PAID_DATE                   Date Claim Was Settled and The Check Was Issued By                  MM/DD/YYYY
                                       The Pool Insurer
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
POOL_CLAIM_AMT_PAID                    Amount Paid On Claim By Pool Insurance Company             2        No commas(,)
                                                                                                           or dollar
                                                                                                           signs ($)
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FHA_PART_A_CLAIM_FILED_DATE             Date FHA Part A Claim Was Filed With HUD                           MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FHA_PART_A_CLAIM_AMT                    Amount of FHA Part A Claim Filed                          2        No commas(,)
                                                                                                           or dollar
                                                                                                           signs ($)
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FHA_PART_A_CLAIM_PAID_DATE              Date HUD Disbursed Part A Claim Payment                            MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FHA_PART_A_CLAIM_PAID_AMT               Amount HUD Paid on Part A Claim                           2        No commas(,)
                                                                                                           or dollar
                                                                                                           signs ($)
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FHA_PART_B_CLAIM_FILED_DATE              Date FHA Part B Claim Was Filed With HUD                          MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FHA_PART_B_CLAIM_AMT                     Amount of FHA Part B Claim Filed                         2        No commas(,)
                                                                                                           or dollar
                                                                                                           signs ($)
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FHA_PART_B_CLAIM_PAID_DATE                Date HUD Disbursed Part B Claim Payment                          MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FHA_PART_B_CLAIM_PAID_AMT               Amount HUD Paid on Part B Claim                           2        No commas(,)
                                                                                                           or dollar
                                                                                                           signs ($)
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
VA_CLAIM_FILED_DATE                     Date VA Claim Was Filed With the Veterans Admin                    MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
VA_CLAIM_PAID_DATE                      Date Veterans Admin. Disbursed VA Claim Payment                    MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
VA_CLAIM_PAID_AMT                       Amount Veterans Admin. Paid on VA Claim                   2        No commas(,)
                                                                                                           or dollar
                                                                                                           signs ($)
-------------------------------------- ---------------------------------------------------- -------------- ---------------

Exhibit 2: Standard File Codes — Delinquency Reporting

The Loss Mit Type field should show the approved Loss Mitigation Code as follows:
         o    ASUM-     Approved Assumption
         o    BAP-      Borrower Assistance Program
         o    CO-       Charge Off
         o    DIL-      Deed-in-Lieu
         o    FFA-      Formal Forbearance Agreement
         o    MOD-      Loan Modification
         o    PRE-      Pre-Sale
         o    SS-       Short Sale
         o    MISC-     Anything else approved by the PMI or Pool Insurer

NOTE: Wells Fargo Bank will accept alternative Loss Mitigation Types to those above, provided that they are consistent with industry standards.  If Loss Mitigation Types other than those above are used, the
Servicer must supply Wells Fargo Bank with a description of each of the Loss Mitigation Types prior to sending the file.

The Occupant Code field should show the current status of the property code as follows:
         o    Mortgagor
         o    Tenant
         o    Unknown
         o    Vacant

The Property Condition field should show the last reported condition of the property as follows:
         o    Damaged
         o    Excellent
         o    Fair
         o    Gone
         o    Good
         o    Poor
         o    Special Hazard
         o    Unknown

Exhibit 2: Standard File Codes — Delinquency Reporting, Continued

The FNMA Delinquent Reason Code field should show the Reason for Delinquency as follows:

                      ------------------------ ---------------------------------------------------------
                      Delinquency Code         Delinquency Description
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      001                      FNMA-Death of principal mortgagor
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      002                      FNMA-Illness of principal mortgagor
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      003                      FNMA-Illness of mortgagor’s family member
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      004                      FNMA-Death of mortgagor’s family member
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      005                      FNMA-Marital difficulties
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      006                      FNMA-Curtailment of income
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      007                      FNMA-Excessive Obligation
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      008                      FNMA-Abandonment of property
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      009                      FNMA-Distant employee transfer
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      011                      FNMA-Property problem
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      012                      FNMA-Inability to sell property
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      013                      FNMA-Inability to rent property
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      014                      FNMA-Military Service
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      015                      FNMA-Other
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      016                      FNMA-Unemployment
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      017                      FNMA-Business failure
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      019                      FNMA-Casualty loss
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      022                      FNMA-Energy environment costs
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      023                      FNMA-Servicing problems
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      026                      FNMA-Payment adjustment
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      027                      FNMA-Payment dispute
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      029                      FNMA-Transfer of ownership pending
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      030                      FNMA-Fraud
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      031                      FNMA-Unable to contact borrower
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      INC                      FNMA-Incarceration
                      ------------------------ ---------------------------------------------------------

Exhibit 2: Standard File Codes — Delinquency Reporting, Continued

The FNMA Delinquent Status Code field should show the Status of Default as follows:

                      ------------------------ -------------------------------------------------------
                            Status Code        Status Description
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                09             Forbearance
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                17             Pre-foreclosure Sale Closing Plan Accepted
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                24             Government Seizure
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                26             Refinance
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                27             Assumption
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                28             Modification
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                29             Charge-Off
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                30             Third Party Sale
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                31             Probate
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                32             Military Indulgence
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                43             Foreclosure Started
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                44             Deed-in-Lieu Started
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                49             Assignment Completed
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                61             Second Lien Considerations
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                62             Veteran’s Affairs-No Bid
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                63             Veteran’s Affairs-Refund
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                64             Veteran’s Affairs-Buydown
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                65             Chapter 7 Bankruptcy
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                66             Chapter 11 Bankruptcy
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                67             Chapter 13 Bankruptcy
                      ------------------------ -------------------------------------------------------

         21.      The  Agreement  is  hereby  amended  effective  as of the  date  hereof  by  adding  the following new Exhibit G:

                                                     EXHIBIT G

                                          FORM OF SERVICER CERTIFICATION

Re:      The [    ] agreement dated as of [ l, 200[ ] (the “Agreement”), among [IDENTIFY PARTIES]

         I,   ____________________________,   the  _______________________  of  [NAME  OF  SERVICER]  (the
“Company”),   certify  to  [the  Purchaser],  [the  Depositor],  and  the  [Master  Servicer]  [Securities
Administrator]  [Trustee],  and their  officers,  with the  knowledge  and intent that they will rely upon this certification, that:

                  I  have  reviewed  the  servicer  compliance   statement  of  the  Company  provided  in
         accordance  with  Item  1123 of  Regulation  AB  (the  “Compliance  Statement”),  the  report  on assessment of the Company’s  compliance with the servicing  criteria set forth in Item 1122(d) of
         Regulation AB (the  “Servicing  Criteria”),  provided in accordance  with Rules 13a-18 and 15d-18 under  Securities  Exchange  Act of 1934,  as  amended  (the  “Exchange  Act”)  and Item  1122 of
         Regulation AB (the “Servicing  Assessment”),  the registered public accounting firm’s attestation report  provided in  accordance  with Rules  13a-18 and 15d-18 under the Exchange Act and Section
         1122(b) of  Regulation  AB (the  “Attestation  Report”),  and all  servicing  reports,  officer’s certificates  and other  information  relating  to the  servicing  of the  Mortgage  Loans by the
         Company during 200[ ] that were  delivered by the Company to the  [Depositor]  [Master  Servicer]
         [Securities  Administrator]  [Trustee]  pursuant to the  Agreement  (collectively,  the  “Company
         Servicing Information”);

                  Based on my knowledge,  the Company  Servicing  Information,  taken as a whole, does not contain any untrue  statement of a material  fact or omit to state a material  fact  necessary to make the statements  made, in the light of the  circumstances  under which such  statements  were made,  not  misleading  with  respect to the  period of time  covered  by the  Company  Servicing
         Information;

                  Based  on my  knowledge,  all  of  the  Company  Servicing  Information  required  to be provided  by the  Company  under the  Agreement  has been  provided  to the  [Depositor]  [Master
         Servicer] [Securities Administrator] [Trustee];

                  I am  responsible  for  reviewing  the  activities  performed by the Company as servicer under the Agreement,  and based on my knowledge and the compliance  review conducted in preparing the  Compliance  Statement  and except as disclosed in the  Compliance  Statement,  the Servicing
         Assessment  or the  Attestation  Report,  the Company has  fulfilled  its  obligations  under the
         Agreement in all material respects; and

The  Compliance  Statement  required to be delivered by the Company  pursuant to this  Agreement,  and the
Servicing  Assessment  and  Attestation  Report  required  to be  provided  by  the  Company  and  by  any
Subservicer and  Subcontractor  pursuant to the Agreement,  have been provided to the [Depositor]  [Master
Servicer].  Any material  instances of noncompliance  described in such reports have been disclosed to the
[Depositor]  [Master  Servicer].  Any material instance of noncompliance  with the Servicing  Criteria has been disclosed in such reports.

         22.      The  Agreement  is  hereby  amended  effective  as of the  date  hereof  by  adding  the following new Exhibit H:

                                                     EXHIBIT H

                                       SERVICER’S OBLIGATIONS IN CONNECTION
                                               WITH A RECONSTITUTION

     o   The Servicer shall (i) possess the ability to service to securitization  documents;  (ii) service on a  “Scheduled/Scheduled”  reporting  basis  (advancing  through  the  liquidation  of  an  REO
         Property),  (iii) make compensating  interest payments on payoffs and curtailments and (iv) remit and  report to a master  servicer  in  format  acceptable  to such  master  servicer  by the 10th calendar day of each month.

     o   The Servicer shall provide an acceptable  annual  certification  (officer’s  certificate)  to the master  servicer  (as  required by the  Sarbanes-Oxley  Act of 2002) as well as any other  annual certifications  required under the  securitization  documents  (i.e.  the annual  statement as to compliance/annual  independent  certified public  accountants’  servicing report due by March 1st of each year).

     o   The  Servicer  shall  allow for the Owner,  the master  servicer  or their  designee to perform a review of audited financials and net worth of the Servicer.

     o   The Servicer  shall  provide  information  on each  Custodial  Account as requested by the master servicer or the Owner,  and each Custodial  Accounts shall comply with the  requirements for such accounts as set forth in the securitization documents.

     o   The Servicer  shall  maintain its servicing  system in accordance  with the  requirements  of the master servicer.

         23.      The  Agreement  is  hereby  amended  effective  as of the  date  hereof  by  adding  the following new Exhibit I:

                                                EXHIBIT I

                                         SUMMARY OF REGULATION AB
                                            SERVICING CRITERIA

NOTE:  This  Exhibit I is  provided  for  convenience  of  reference  only.  In the event of a conflict or inconsistency  between the terms of this Exhibit I and the text of  Regulation  AB, the text of Regulation
AB, its adopting release and other public statements of the SEC shall control.

Item 1122(d)

         (i)      General servicing considerations.

                  (A)      Policies and  procedures  are  instituted to monitor any  performance  or other triggers and events of default in accordance with the transaction agreements.

                  (B)      If any material servicing activities are outsourced to third parties,  policies and  procedures  are  instituted  to  monitor  the third  party’s  performance  and  compliance  with such servicing activities.

                  (C)      Any  requirements in the transaction  agreements to maintain a back-up servicer for the mortgage loans are maintained.

                  (D)      A  fidelity  bond and  errors  and  omissions  policy is in effect on the party participating  in the  servicing  function  throughout  the  reporting  period in the  amount of  coverage required by and otherwise in accordance with the terms of the transaction agreements.

         (ii)     Cash collection and administration.

                  (A)      Payments on mortgage  loans are deposited into the  appropriate  custodial bank accounts and related bank clearing  accounts no more than two business  days  following  receipt,  or such other number of days specified in the transaction agreements.

                  (B)      Disbursements  made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.

                  (C)      Advances  of  funds  or  guarantees  regarding   collections,   cash  flows  or
distributions,  and any interest or other fees charged for such advances,  are made, reviewed and approved as specified in the transaction agreements.

                  (D)      The related  accounts for the  transaction,  such as cash  reserve  accounts or accounts  established as a form of  overcollateralization,  are separately  maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.

                  (E)      Each  custodial  account  is  maintained  at  a  federally  insured  depository institution  as set forth in the  transaction  agreements.  For  purposes  of this  criterion,  “federally insured  depository  institution”  with  respect  to a  foreign  financial  institution  means  a  foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.

                  (F)      Unissued checks are safeguarded so as to prevent unauthorized access.

                  (G)      Reconciliations   are  prepared  on  a  monthly  basis  for  all   asset-backed
securities  related bank  accounts,  including  custodial  accounts and related  bank  clearing  accounts.
These  reconciliations  are (A)  mathematically  accurate;  (B) prepared within 30 calendar days after the bank statement  cutoff date, or such other number of days  specified in the  transaction  agreements;  (C)
reviewed and approved by someone  other than the person who prepared the  reconciliation;  and (D) contain explanations  for  reconciling  items.  These  reconciling  items are resolved  within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

         (iii)    Investor remittances and reporting.

                  (A)      Reports to  investors,  including  those to be filed with the  Commission,  are maintained  in  accordance  with  the  transaction  agreements  and  applicable  Commission  requirements.
Specifically,  such reports (A) are prepared in accordance  with  timeframes  and other terms set forth in the transaction  agreements;  (B) provide information calculated in accordance with the terms specified in the transaction  agreements;  (C) are filed with the Commission as required by its rules and  regulations;
and (D) agree with  investors’  or the  trustee’s  records as to the total  unpaid  principal  balance and number of mortgage loans serviced by the Servicer.

                  (B)      Amounts  due to  investors  are  allocated  and  remitted  in  accordance  with timeframes, distribution priority and other terms set forth in the transaction agreements.

                  (C)      Disbursements  made to an investor are posted  within two business  days to the
Servicer’s investor records, or such other number of days specified in the transaction agreements.

                  (D)      Amounts  remitted to investors per the investor  reports  agree with  cancelled checks, or other form of payment, or custodial bank statements.

         (iv)     Mortgage Loan administration.

                  (A)      Collateral  or  security  on mortgage  loans is  maintained  as required by the transaction agreements or related mortgage loan documents.

                  (B)      Mortgage  loan  and  related  documents  are  safeguarded  as  required  by the transaction agreements.

                  (C)      Any additions,  removals or substitutions to the asset pool are made,  reviewed and approved in accordance with any conditions or requirements in the transaction agreements.

                  (D)      Payments on mortgage loans,  including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s  obligor records  maintained no more than two business days after receipt,  or such other number of days specified in the  transaction  agreements,  and allocated to principal,  interest or other items (e.g.,  escrow) in accordance  with the related  mortgage loan documents.

                  (E)      The Servicer’s  records  regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.

                  (F)      Changes  with  respect to the terms or status of an  obligor’s  mortgage  loans
(e.g.,  loan  modifications  or  re-agings)  are made,  reviewed and approved by  authorized  personnel in accordance with the transaction agreements and related mortgage loan documents.

                  (G)      Loss mitigation or recovery  actions (e.g.,  forbearance  plans,  modifications and  deeds  in  lieu of  foreclosure,  foreclosures  and  repossessions,  as  applicable)  are  initiated, conducted  and concluded in  accordance  with the  timeframes  or other  requirements  established  by the transaction agreements.

                  (H)      Records  documenting  collection  efforts  are  maintained  during the period a mortgage loan is delinquent in accordance  with the  transaction  agreements.  Such records are maintained on at least a monthly basis, or such other period  specified in the transaction  agreements,  and describe the entity’s  activities in monitoring  delinquent  mortgage loans  including,  for example,  phone calls, letters and payment  rescheduling  plans in cases where delinquency is deemed temporary (e.g.,  illness or unemployment).

                  (I)      Adjustments  to  interest  rates or rates of return  for  mortgage  loans  with variable rates are computed based on the related mortgage loan documents.

                  (J)      Regarding  any funds  held in trust for an obligor  (such as escrow  accounts):
(A) such funds are analyzed,  in accordance  with the obligor’s  mortgage loan  documents,  on at least an annual basis,  or such other period  specified in the transaction  agreements;  (B) interest on such funds is paid, or credited,  to obligors in accordance with  applicable  mortgage loan documents and state laws;
and (C) such funds are returned to the obligor  within 30 calendar  days of full  repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.

                  (K)      Payments made on behalf of an obligor  (such as tax or insurance  payments) are made on or before the related  penalty or  expiration  dates,  as  indicated on the  appropriate  bills or notices  for such  payments,  provided  that such  support has been  received by the  Servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

                  (L)      Any late payment  penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer’s  funds and not charged to the obligor,  unless the late payment was due to the obligor’s error or omission.

                  (M)      Disbursements  made on behalf of an obligor are posted within two business days to the  obligor’s  records  maintained  by the  Servicer,  or such other  number of days  specified in the transaction agreements.

                  (N)      Delinquencies,  charge-offs  and  uncollectable  accounts  are  recognized  and recorded in accordance with the transaction agreements.

                  (O)      Any  external  enhancement  or other  support,  identified  in Item  1114(a)(1)
through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

         24.      The  Agreement  is  hereby  amended  effective  as of the  date  hereof  by  adding  the following new Exhibit J:
                                                EXHIBIT J

                             SUMMARY OF APPLICABLE REGULATION AB REQUIREMENTS

NOTE:  This  Exhibit J is  provided  for  convenience  of  reference  only.  In the event of a conflict or inconsistency  between the terms of this Exhibit J and the text of  Regulation  AB, the text of Regulation
AB, its adopting release and other public statements of the SEC shall control.

Item 1108(b) and (c)

         Provide the following  information  with respect to each  servicer  that will service,  including interim service,  20% or more of the mortgage loans in any loan group in the securitization  issued in the
Pass-Through Transfer:

         -a description of the Servicer’s form of organization;

         -a  description  of how long the  Servicer  has been  servicing  residential  mortgage  loans;  a general  discussion  of the  Servicer’s  experience  in  servicing  assets  of any  type as well as a more detailed  discussion of the Servicer’s  experience  in, and procedures for the servicing  function it will perform  under  this  Agreement  and  any  Reconstitution  Agreements;  information  regarding  the  size, composition  and growth of the Servicer’s  portfolio of mortgage loans of the type similar to the Mortgage
Loans and  information  on factors  related to the  Servicer  that may be material to any  analysis of the servicing of the Mortgage Loans or the related asset-backed securities,  as applicable,  including whether any default or servicing related  performance  trigger has occurred as to any other  securitization due to any act or failure to act of the Servicer,  whether any material  noncompliance with applicable  servicing criteria as to any other  securitization  has been  disclosed or reported by the Servicer,  and the extent of outsourcing the Servicer uses;

         -a  description  of any  material  changes  to  the  Servicer’s  policies  or  procedures  in the servicing  function it will perform under this  Agreement and any  Reconstitution  Agreements for mortgage loans of the type similar to the Mortgage Loans during the past three years;

         -information  regarding  the  Servicer’s  financial  condition  to the  extent  that  there  is a material  risk  that the  effect  on one or more  aspects  of  servicing  resulting  from  such  financial condition  could have a material impact on the  performance of the securities  issued in the  Pass-Through
Transfer, or on servicing of mortgage loans of the same asset type as the Mortgage Loans;

         -any  special or unique  factors  involved in  servicing  loans of the same type as the  Mortgage
Loans, and the Servicer’s processes and procedures designed to address such factors;

         -statistical  information  regarding  principal and interest advances made by the Servicer on the
Mortgage Loans and the Servicer’s overall servicing portfolio for the past three years; and

         -the Servicer’s process for handling  delinquencies,  losses,  bankruptcies and recoveries,  such as through liquidation of REO Properties, foreclosure, sale of the Mortgage Loans or workouts.

Item 1117

         -describe  any legal  proceedings  pending  against the Servicer or against any of its  property, including any proceedings  known to be contemplated by governmental  authorities,  that may be material to the holders of the securities issued in the Pass-Through Transfer.

Item 1119(a)

         -describe any  affiliations  of the  Servicer,  each other  originator of the Mortgage  Loans and each  Subservicer  with the  sponsor,  depositor,  issuing  entity,  trustee,  any  originator,  any other servicer,  any significant obligor,  enhancement or support provider or any other material parties related to the Pass-Through Transfer.

Item 1119(b)

         -describe  any  business  relationship,  agreement,  arrangement,  transaction  or  understanding entered  into  outside of the  ordinary  course of business  or on terms  other than those  obtained in an arm’s length transaction with an unrelated third party, apart from the Pass-Through Transfer,  between the
Servicer,  each  other  originator  of the  Mortgage  Loans  and each  Subservicer,  or  their  respective affiliates,  and the sponsor,  depositor or issuing  entity or their  respective  affiliates,  that exists currently  or has  existed  during the past two years,  that may be material  to the  understanding  of an investor in the securities issued in the Pass-Through Transfer.

Item 1119(c)

         -describe  any  business  relationship,  agreement,  arrangement,  transaction  or  understanding involving or relating to the Mortgage  Loans or the  Pass-Through  Transfer,  including the material terms and  approximate  dollar  amount  involved,  between the Servicer,  each other  originator of the Mortgage
Loans and each Subservicer,  or their respective  affiliates and the sponsor,  depositor or issuing entity or their respective affiliates, that exists currently or has existed during the past two years.

         25.      The  Agreement  is  hereby  amended  effective  as of the  date  hereof  by  adding  the following new Exhibit K:

                                                EXHIBIT K

                      SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

         The  assessment of  compliance  to be delivered by [the  Servicer]  [Name of  Subservicer]  shall address, at a minimum, the criteria identified as below as “Applicable Servicing Criteria”:

--------------------------------------------------------------------------------------------- -----------------------
                                     Servicing Criteria                                        Applicable Servicing
                                                                                                     Criteria
--------------------------------------------------------------------------------------------- -----------------------
      Reference                                       Criteria
----------------------- --------------------------------------------------------------------- -----------------------
                                          General Servicing Considerations
-----------------------                                                                       -----------------------
1122(d)(1)(i)           Policies and procedures are instituted to monitor any performance               X
                        or other triggers and events of default in accordance with the transaction agreements.
-----------------------                                                                       -----------------------
1122(d)(1)(ii)          If any material servicing activities are outsourced to third                    X
                        parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.
-----------------------                                                                       -----------------------
1122(d)(1)(iii)         Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.
-----------------------                                                                       -----------------------
1122(d)(1)(iv)          A fidelity bond and errors and omissions policy is in effect on the             X
                        party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction
                        agreements.
-----------------------                                                                       -----------------------
                                         Cash Collection and Administration
-----------------------                                                                       -----------------------
1122(d)(2)(i)           Payments on mortgage loans are deposited into the appropriate                   X
                        custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
-----------------------                                                                       -----------------------
1122(d)(2)(ii)          Disbursements made via wire transfer on behalf of an obligor or to              X
                        an investor are made only by authorized personnel.
-----------------------                                                                       -----------------------
1122(d)(2)(iii)         Advances of funds or guarantees regarding collections, cash flows               X
                        or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
-----------------------                                                                       -----------------------
                        The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of
                        overcollateralization, are separately maintained (e.g., with                    X
                        respect to commingling of cash) as set forth in the transaction
1122(d)(2)(iv)          agreements.
-----------------------                                                                       -----------------------
1122(d)(2)(v)           Each custodial account is maintained at a federally insured                     X
                        depository institution as set forth in the transaction agreements.
                        For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule
                        13k-1(b)(1) of the Securities Exchange Act.
-----------------------                                                                       -----------------------
1122(d)(2)(vi)          Unissued checks are safeguarded so as to prevent unauthorized                   X
                        access.
-----------------------                                                                       -----------------------
1122(d)(2)(vii)          Reconciliations are prepared on a monthly basis for all                        X
                        asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items.
                        These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
-----------------------                                                                       -----------------------
                                         Investor Remittances and Reporting
-----------------------                                                                       -----------------------
1122(d)(3)(i)           Reports to investors, including those to be filed with the                      X
                        Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with
                        investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the
                        Servicer.
-----------------------                                                                       -----------------------
1122(d)(3)(ii)          Amounts due to investors are allocated and remitted in accordance               X
                        with timeframes, distribution priority and other terms set forth in the transaction agreements.
-----------------------                                                                       -----------------------
                        Disbursements made to an investor are posted within two business
                        days to the Servicer’s investor records, or such other number of                X
1122(d)(3)(iii)         days specified in the transaction agreements.
-----------------------                                                                       -----------------------
                        Amounts remitted to investors per the investor reports agree with
                        cancelled checks, or other form of payment, or custodial bank                   X
1122(d)(3)(iv)          statements.
-----------------------                                                                       -----------------------
                                             Pool Asset Administration
-----------------------                                                                       -----------------------
1122(d)(4)(i)            Collateral or security on mortgage loans is maintained as required             X
                        by the transaction agreements or related mortgage loan documents.
-----------------------                                                                       -----------------------
                        Mortgage loan and related documents are safeguarded as required by              X
1122(d)(4)(ii)          the transaction agreements
-----------------------                                                                       -----------------------
1122(d)(4)(iii)         Any additions, removals or substitutions to the asset pool are                  X
                        made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.
-----------------------                                                                       -----------------------
1122(d)(4)(iv)          Payments on mortgage loans, including any payoffs, made in                      X
                        accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
-----------------------                                                                       -----------------------
1122(d)(4)(v)           The Servicer’s records regarding the mortgage loans agree with the              X
                        Servicer’s records with respect to an obligor’s unpaid principal balance.
-----------------------                                                                       -----------------------
1122(d)(4)(vi)          Changes with respect to the terms or status of an obligor's                     X
                        mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
-----------------------                                                                       -----------------------
1122(d)(4)(vii)         Loss mitigation or recovery actions (e.g., forbearance plans,                   X
                        modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
-----------------------                                                                       -----------------------
1122(d)(4)(viii)        Records documenting collection efforts are maintained during the                X
                        period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
-----------------------                                                                       -----------------------
1122(d)(4)(ix)          Adjustments to interest rates or rates of return for mortgage loans             X
                        with variable rates are computed based on the related mortgage loan documents.
-----------------------                                                                       -----------------------
1122(d)(4)(x)           Regarding any funds held in trust for an obligor (such as escrow                X
                        accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B)
                        interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws;
                        and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
-----------------------                                                                       -----------------------
1122(d)(4)(xi)          Payments made on behalf of an obligor (such as tax or insurance                 X
                        payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
-----------------------                                                                       -----------------------
1122(d)(4)(xii)         Any late payment penalties in connection with any payment to be                 X
                        made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
-----------------------                                                                       -----------------------
                        Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer,
                        or such other number of days specified in the transaction                       X
1122(d)(4)(xiii)        agreements.
-----------------------                                                                       -----------------------
1122(d)(4)(xiv)          Delinquencies, charge-offs and uncollectible accounts are                      X
                        recognized and recorded in accordance with the transaction agreements.
-----------------------                                                                       -----------------------
                        Any external enhancement or other support, identified in Item
                        1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained
1122(d)(4)(xv)          as set forth in the transaction agreements.
-----------------------                                                                       -----------------------
                        ---------------------------------------------------------------------

----------------------- --------------------------------------------------------------------- -----------------------

                                                     [NAME OF SERVICER] [NAME OF SUBSERVICER]

                                                     Date:    _________________________

                                                     By:      _________________________
                                                     Name:
                                                     Title:

                  26.      The Agreement is hereby  amended  effective as of the date hereof by adding the following new Exhibit L:
                                                     EXHIBIT L

                                   REPORTING DATA FOR REALIZED LOSSES AND GAINS

                      Calculation of Realized Loss/Gain Form 332- Instruction Sheet

         NOTE:  Do not net or combine items.  Show all expenses individually and all credits as separate line items.  Claim packages are due on the remittance report date.  Late submissions may result in claims not being passed until the following month.  The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.

                  The numbers on the 332 form correspond with the numbers listed below.

         Liquidation and Acquisition Expenses:
         1.       The Actual Unpaid Principal Balance of the Mortgage Loan.  For documentation, an
                  Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

         2.       The Total Interest Due less the aggregate amount of servicing fee that would have been earned if all delinquent payments had been made as agreed. For documentation, an
                  Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

         3.       Accrued Servicing Fees based upon the Scheduled Principal Balance of the Mortgage Loan as calculated on a monthly basis. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

         4-12.    Complete as applicable.  Required documentation:

                  *  For taxes and insurance advances — see page 2 of 332 form - breakdown required showing period

                     of coverage, base tax, interest, penalty.  Advances prior to default require evidence of servicer efforts to recover advances.

                   *  For escrow advances - complete payment history

                      (to calculate advances from last positive escrow balance forward)

                  *  Other expenses -  copies of corporate advance history showing all payments

                  *  REO repairs > $1500 require explanation

                  *  REO repairs >$3000 require evidence of at least 2 bids.

                  *  Short Sale or Charge Off require P&L supporting the decision and WFB’s approved
                  Officer Certificate

                  *  Unusual or extraordinary items may require further documentation.

         13.      The total of lines 1 through 12.

         Credits:

         14-21.   Complete as applicable.  Required documentation:

                  * Copy of the HUD 1 from the REO sale.  If a 3rd Party Sale, bid instructions and
                  Escrow Agent / Attorney

                     Letter of Proceeds Breakdown.

                  *  Copy of EOB for any MI or gov't guarantee

                  *  All other credits need to be clearly defined on the 332 form

         22.      The total of lines 14 through 21.

         Please Note:      For HUD/VA loans, use line (18a) for Part A/Initial proceeds and line (18b)
                           for Part B/Supplemental proceeds.

         Total Realized Loss (or Amount of Any Gain)
         23.      The  total  derived  from  subtracting  line 22 from  13.  If the  amount  represents  a
                  realized gain, show the amount in parenthesis (   ).

                                Calculation of Realized Loss/Gain Form 332

         Prepared by:  __________________                     Date:  _______________
         Phone:  ______________________   Email Address:_____________________

----------------------------------    --------------------------------------    --------------------------------------------
Servicer Loan No.                     Servicer Name                             Servicer Address

----------------------------------    --------------------------------------    --------------------------------------------

         WELLS FARGO BANK, N.A. Loan No._____________________________

         Borrower's Name: _________________________________________________________
         Property Address: _________________________________________________________

         Liquidation Type:  REO Sale                  3rd Party Sale            Short Sale       Charge
         Off

         Was this loan granted a Bankruptcy deficiency or cramdown              Yes         No
         If “Yes”, provide deficiency or cramdown amount _______________________________

         Liquidation and Acquisition Expenses:
         (1)  Actual Unpaid Principal Balance of Mortgage Loan                 $ ________________(1)
         (2)  Interest accrued at Net Rate                                       ________________(2)
         (3)  Accrued Servicing Fees                                             ________________(3)
         (4)  Attorney's Fees                                                    ________________(4)
         (5)  Taxes (see page 2)                                                 ________________(5)
         (6)  Property Maintenance                                               ________________(6)
         (7)  MI/Hazard Insurance Premiums (see page 2)                          ________________(7)
         (8)  Utility Expenses                                                   ________________(8)
         (9)  Appraisal/BPO                                                      ________________(9)
         (10) Property Inspections                                               ________________(10)
         (11) FC Costs/Other Legal Expenses                                      ________________(11)
         (12) Other (itemize)                                                    ________________(12)
                  Cash for Keys__________________________                        ________________(12)
                  HOA/Condo Fees_______________________                          ________________(12)
                  ______________________________________                         ________________(12)

                  Total Expenses                                               $ _______________(13)
         Credits:
         (14) Escrow Balance                                                   $ ________________(14)
         (15) HIP Refund                                                         ________________(15)
         (16) Rental Receipts                                                    ________________(16)
         (17) Hazard Loss Proceeds                                               ________________(17)
         (18) Primary Mortgage Insurance / Gov’t Insurance                  ________________(18a)
         HUD Part A

         ________________           (18b) HUD Part B
         (19) Pool Insurance Proceeds                                           ________________(19)
         (20) Proceeds from Sale of Acquired Property                           ________________(20)
         (21) Other (itemize)                                                   ________________(21)
              _________________________________________                         ________________(21)

              Total Credits                                                    $________________(22)
         Total Realized Loss (or Amount of Gain)                               $________________(23)

Escrow Disbursement Detail

------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------
      Type           Date Paid        Period of       Total Paid      Base Amount       Penalties        Interest
   (Tax /Ins.)                        Coverage
------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------
------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------

------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------
------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------

------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------
------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------

------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------
------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------

------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------
------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------

------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------
------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------

------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------
------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------

------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------
------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------

------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------

         27.      Except as amended  above,  the Agreement  shall  continue to be in full force and effect in accordance with its terms.

         28.      This  Amendment  may be executed  by one or more of the parties  hereto on any number of separate  counterparts and of said  counterparts  taken together shall be deemed to constitute one and the same instrument.

                                         [SIGNATURE PAGES FOLLOW]

         IN WITNESS  WHEREOF,  the following  parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

                                                              EMC MORTGAGE CORPORATION,
                                                                       as Owner

                                                              By:___________________________________
                                                              Name:_________________________________
                                                              Title:________________________________

                                                              EVERHOME MORTGAGE COMPANY (F/K/A ALLIANCE
                                                              MORTGAGE COMPANY),
                                                                       as Servicer

                                                              By:__________________________________
                                                              Name:________________________________
                                                              Title:_______________________________

                                                                                               EXHIBIT H-6

                                         EMC MORTGAGE CORPORATION
                                                  Owner

                                        GMAC MORTGAGE CORPORATION
                                                 Servicer

                                           SERVICING AGREEMENT

                                         Dated as of May 1, 2001

EXHIBITS

Exhibit A         Mortgage Loan Schedule

Exhibit B         Custodial Account Letter Agreement

Exhibit C         Escrow Account Letter Agreement

Exhibit D         Form of Request for Release

Exhibit E         Loan Level Scheduled-Scheduled Remittance Tape Layout

         THIS IS A SERVICING  AGREEMENT,  dated as of May 1, 2001,  and is executed  between EMC  Mortgage
Corporation (the "Owner") and GMAC Mortgage Corporation (the "Servicer").

                                          W I T N E S S E T H :

         WHEREAS, the Owner is the owner of the Mortgage Loans;

         WHEREAS,  the Owner and the Servicer wish to prescribe the  permanent  management,  servicing and control of the Mortgage Loans;

         NOW,  THEREFORE,  in consideration of the mutual agreements  hereinafter set forth, and for other good and valuable consideration,  the receipt and adequacy of which is hereby acknowledged,  the Owner and the Servicer agree as follows:

                                                ARTICLE I
                                               DEFINITIONS
                  Section 1.01 Defined Terms
                  Whenever used in this  Agreement,  the following  words and phrases,  unless the context otherwise requires, shall have the following meaning specified in this Article:

                  Accepted  Servicing  Practices:  With  respect  to any  Mortgage  Loan,  those  mortgage servicing practices (including collection procedures) that are in accordance with the Fannie Mae Guide.

                  Adjustment  Date: As to each ARM Loan,  the date on which the Mortgage  Interest Rate is adjusted in accordance with the terms of the related Mortgage Note.

                  Agreement:  This Servicing  Agreement  including all exhibits hereto,  amendments hereof and supplements hereto.

                  ARM  Loans:  First  lien,  conventional,  1-4  family  residential  Mortgage  Loans with interest  rates which  adjust from time to time in  accordance  with the related  Index and are subject to
Periodic Rate Caps and Lifetime Rate Caps and which do not permit conversion to fixed interest rates.

                  BIF:  The Bank Insurance Fund, or any successor thereto.

                  Business  Day:  Any day other than (i) a Saturday  or  Sunday,  or (ii) a legal  holiday in the States of New York,  Iowa or the  Commonwealth  of  Pennsylvania,  or (iii) a day on which banks in the States of New York, Iowa or  Pennsylvania  are authorized or obligated by law or executive order to be closed.

                  Code:  The  Internal  Revenue Code of 1986,  as it may be amended from time to time,  or any  successor  statute  thereto,  and  applicable  U.S.  Department  of the Treasury  regulations  issued pursuant thereto.

                  Condemnation  Proceeds:  All awards or settlements  in respect of a Mortgaged  Property, whether  permanent  or  temporary,  partial  or entire,  by  exercise  of the power of  eminent  domain or condemnation,  to the extent not  required to be released to a Mortgagor in  accordance  with the terms of the related Mortgage Loan Documents.

                  Custodial  Account:  The  separate  demand  account or accounts  created and  maintained pursuant to Section 4.04 which shall be entitled "GMAC  Mortgage  Corporation  Custodial  Account in trust for  [Owner],  Owner of Whole  Loan  Mortgages  and  various  Mortgagors"  and shall be  established  at a
Qualified  Depository,  each of which  accounts  shall in no event  contain  funds in  excess  of the FDIC insurance limits.

                  Custodian:  Wells Fargo Bank  Minnesota,  N.A.,  or such other  custodian as Owner shall designate.

                  Cut-off Date:  As identified on the related Confirmation.

                  Determination  Date:  The  15th  day (or if such  15th day is not a  Business  Day,  the
Business Day immediately preceding such 15th day) of the month of the Remittance Date.

                  Due Date:  Each day on which  payments of  principal  and  interest  are  required to be paid in accordance with the terms of the related Mortgage Note, exclusive of any days of grace.

                  Due Period:  With respect to any Remittance  Date,  the period  commencing on the second day of the month  preceding the month of such  Remittance Date and ending on the first day of the month of the Remittance Date.

                  Effective Date:  As identified on the related Confirmation.

                  Escrow  Account:   The  separate  trust  account  or  accounts  created  and  maintained pursuant to Section 4.06 which shall be entitled "GMAC Mortgage  Corporation Escrow Account,  in trust for
[Owner],  Owner of Whole Loan  Mortgages and various  Mortgagors"  and shall be established at a Qualified
Depository,  each of which  accounts  shall in no event  contain  funds in  excess  of the FDIC  insurance limits.

                  Escrow  Payments:  With respect to any Mortgage  Loan, the amounts  constituting  ground rents,  taxes,  assessments,  water rates, sewer rents,  municipal charges,  mortgage insurance  premiums, fire and hazard insurance premiums,  condominium  charges,  and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

                  Event of Default:  Any one of the  conditions  or  circumstances  enumerated  in Section
9.01.

                  Fannie Mae:  Fannie Mae, or any successor thereto.

                  Fannie  Mae  Guide:  The Fannie Mae  Selling  Guide and the Fannie Mae  Servicing  Guide
and all amendments or additions thereto.

                  FDIC:   The Federal Deposit Insurance Corporation, or any successor thereto.

                  Fidelity  Bond: A fidelity  bond to be  maintained  by the Servicer  pursuant to Section
4.12.

                  FIRREA: The Financial  Institutions  Reform,  Recovery,  and Enforcement Act of 1989, as
amended from time to time.

                  Freddie Mac:   Freddie Mac, or any successor thereto.

                  Freddie Mac Guide:  The Freddie Mac Selling  Guide and the Freddie Mac  Servicing  Guide
and all amendments or additions thereto.

                  Full  Principal  Prepayment:  A Principal  Prepayment  made by a Mortgagor of the entire principal balance of a Mortgage Loan.

                  GAAP:  Generally accepted accounting procedures, consistently applied.

                  HUD:   The United States Department of Housing and Urban Development or any successor.

                  Index:  With respect to each ARM Loan, on the related  Adjustment  Date,  the index used to determine the Mortgage Interest Rate on each such ARM Loan.

                  Insurance  Proceeds:   With  respect  to  each  Mortgage  Loan,  proceeds  of  insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

                  Lifetime Rate Cap:  With respect to each ARM Loan,  the maximum  Mortgage  Interest Rate over the term of such Mortgage Loan, as specified in the related Mortgage Note.

                  Liquidation   Proceeds:   Cash  received  in  connection   with  the  liquidation  of  a
defaulted  Mortgage Loan,  whether  through the sale or assignment of such Mortgage Loan,  trustee's sale, foreclosure sale or otherwise,  other than amounts  received  following the acquisition of an REO Property pursuant to Section 4.13.

                  Margin:  With respect to each ARM Loan,  the fixed  percentage  amount set forth in each related  Mortgage  Note which is added to the Index in order to determine  the related  Mortgage  Interest
Rate.

                  Monthly   Advance:   The  aggregate  of  the  advances  made  by  the  Servicer  on  any
Remittance Date pursuant to Section 5.03.

                  Monthly  Payment:  With respect to each Mortgage  Loan,  the scheduled  monthly  payment of principal and interest  thereon which is payable by the related  Mortgagor  under the related  Mortgage
Note.

                  Mortgage:  The  mortgage,  deed of trust or other  instrument  securing a Mortgage  Note which  creates a first  lien on an  unsubordinated  estate in fee  simple in real  property  securing  the
Mortgage Note.

                  Mortgage  Interest  Rate:  The annual  rate at which  interest  accrues on any  Mortgage
Loan in accordance  with the  provisions of the related  Mortgage Note, and in the case of an ARM Loan, as adjusted  from time to time on each  Adjustment  Date for such  Mortgage  Loan to equal the Index for such
Mortgage  Loan plus the Margin for such Mortgage  Loan,  and subject to the  limitations  on such interest rate imposed by the Periodic Rate Cap and the Lifetime Rate Cap.

                  Mortgage  Loan:  An  individual   Mortgage  Loan  described   herein,   and  as  further
identified on the Mortgage Loan  Schedule,  which Mortgage Loan includes  without  limitation the Mortgage
Loan  Documents,  the  Monthly  Payments,  Principal  Prepayments,   Liquidation  Proceeds,   Condemnation
Proceeds,  Insurance Proceeds,  REO Disposition  Proceeds,  and all other rights,  benefits,  proceeds and obligations arising from or in connection with such Mortgage Loan.

                  Mortgage  Loan  Documents:  The  original  mortgage  loan  legal  documents  held by the
Custodian.

                  Mortgage  Loan  Remittance  Rate:  With respect to each Mortgage  Loan,  the annual rate of interest  remitted to the Owner,  which shall be equal to the related Mortgage  Interest Rate minus the
Servicing Fee Rate.

                   Mortgage Loan Schedule:  The schedule of Mortgage  Loans attached  hereto as Exhibit A, such schedule being acceptable to the Owner and the Servicer.

                  Mortgage  Note: The note or other evidence of the  indebtedness  of a Mortgagor  secured by a Mortgage.

                  Mortgaged  Property:  The  underlying  real  property  securing  repayment of a Mortgage
Note,  consisting  of a single  parcel of real estate  considered  to be real estate under the laws of the
State in which such real  property  is  located,  which may include  condominium  units and  planned  unit developments, improved by a residential dwelling.

                  Mortgagor:  The obligor on a Mortgage  Note.  The  Mortgagor is a natural  person who is a party to the Mortgage Note and Mortgage in an individual capacity.

                  Nonrecoverable  Advance:  Any  advance  previously  made  by the  Servicer  pursuant  to
Section 5.03 or any expenses  incurred  pursuant to Section 4.08 which,  in the good faith judgment of the
Servicer,   may  not  be  ultimately   recoverable  by  the  Servicer  from  Liquidation   Proceeds.   The
determination  by the  Servicer  that is has  made a  Nonrecoverable  Advance,  shall be  evidenced  by an
Officer’s  Certificate  of the  Servicer  delivered  to the  Owner  and  detailing  the  reasons  for such determination.

                  OCC:  Office of the Comptroller of the Currency, its successors and assigns.

                  Officers'  Certificate:  A  certificate  signed by the  Chairman of the Board,  the Vice
Chairman of the Board,  the President,  a Senior Vice President or a Vice President or by the Treasurer or
the Secretary or one of the Assistant Treasurers or Assistant  Secretaries of the Servicer,  and delivered to the Owner as required by this Agreement.

                  Opinion of Counsel:  A written  opinion of counsel,  who may be an employee of the party on behalf of whom the opinion is being given, reasonably acceptable to the Owner.

                  OTS:  Office of Thrift Supervision, its successors and assigns.

                  Owner:  EMC Mortgage Corporation, its successors in interest and assigns.

                  Partial  Principal  Prepayment:  A  Principal  Prepayment  by a  Mortgagor  of a partial principal balance of a Mortgage Loan.

                  Pass-Through  Transfer:  The sale or transfer of same or all of the Mortgage  Loans to a trust  as  part of a  publicly  issued  or  privately  placed,  rated  or  unrated  Mortgage  pass-through transaction.

                  Periodic  Rate Cap:  With  respect to each ARM Loan,  the  maximum  increase or decrease in the Mortgage Interest Rate on any Adjustment Date.

                  Permitted Investments:  Any one or more of the following obligations or securities:

                  (i)      direct  obligations of, and obligations  fully  guaranteed by the United States of  America  or any  agency or  instrumentality  of the  United  States of  America  the obligations  of which are backed by the full  faith and  credit of the United  States of
                  America;  provided  that  obligations  of Freddie  Mac or Fannie Mae shall be  Permitted
                  Investments  only  if,  at the  time of  investment,  they  are  rated in one of the two highest  rating  categories  by  Standard & Poor's  Rating  Services,  a division of The
                  McGraw-Hill Companies Inc., Moody's Investors Service, Inc. and Fitch IBCA Inc.;

                  (ii)     (a) demand or time deposits,  federal funds or bankers'  acceptances  issued by any depository  institution or trust company  incorporated  under the laws of the United
                  States of America or any state thereof and subject to  supervision  and  examination  by federal  and/or state banking  authorities,  provided that the  commercial  paper and/or the  short-term  deposit  rating  and/or the long-term  unsecured  debt  obligations  or deposits  of  such  depository  institution  or  trust  company  at  the  time  of  such investment or contractual  commitment  providing for such investment are rated in one of the two highest rating  categories by Standard & Poor's Rating  Services,  a division of
                  The McGraw-Hill  Companies Inc.,  Moody's  Investors  Service,  Inc. and Fitch IBCA Inc.
                  and (b) any  other  demand or time  deposit  or  certificate  of  deposit  that is fully insured by the Federal Deposit Insurance Corporation;

                  (iii)    repurchase  obligations  with respect to (a) any  security  described in clause
                  (i)  above  or  (b)  any  other   security   issued  or   guaranteed  by  an  agency  or
                  instrumentality of the United States of America,  the obligations of which are backed by the full faith and credit of the United  States of America,  in either case entered into with a  depository  institution  or trust  company  (acting as  principal)  described in clause (ii)(a) above;

                  (iv)     securities  bearing  interest or sold at a discount  issued by any  corporation incorporated  under the laws of the United  States of America or any state  thereof that are rated in one of the two  highest  rating  categories  by  Standard  & Poor's  Rating
                  Services,  a division of The McGraw-Hill  Companies  Inc.,  Moody's  Investors  Service,
                  Inc.  and Fitch  IBCA Inc.  at the time of such  investment  or  contractual  commitment providing  for  such  investment;  provided,  however,  that  securities  issued  by any
                  particular   corporation   will  not  be  Permitted   Investments  to  the  extent  that
                  investments  therein  will cause the then  outstanding  principal  amount of  securities issued by such  corporation  and held as  Permitted  Investments  to  exceed  10% of the aggregate outstanding principal balances and amounts of all the Permitted Investments;

                  (v)      commercial paper (including both non-interest-bearing  discount obligations and interest-bearing  obligations  payable  on demand or on a  specified  date not more than one year after the date of issuance  thereof)  which are rated in one of the two highest rating  categories by Standard & Poor's Rating  Services,  a division of The McGraw-Hill
                  Companies  Inc.,  Moody's  Investors  Service,  Inc.  and Fitch IBCA Inc. at the time of such investment;

                  (vi)     any  other  demand,  money  market or time  deposit,  obligation,  security  or investment  as may be  acceptable  to each of  Standard  &  Poor's  Rating  Services,  a division of The McGraw-Hill  Companies,  Inc., Moody's Investors Service, Inc. and Fitch
                  IBCA Inc.;

                  (x)      any money market funds the collateral of which  consists of  obligations  fully guaranteed  by the United  States of America  or any  agency or  instrumentality  of the
                  United  States of  America  the  obligations  of which are  backed by the full faith and credit of the  United  States of  America  (which  may  include  repurchase  obligations secured by  collateral  described  in clause (i)) and other  securities  and which money market  funds  are rated in one of the two  highest  rating  categories  by  Standard  &
                  Poor's  Rating  Services,  a  division  of  The  McGraw-Hill   Companies  Inc.,  Moody's
                  Investors Service, Inc. and Fitch IBCA Inc.; and

                  (viii)   GMAC  Variable   Denomination   Adjustable   Rate  Demand  Notes   constituting
                  unsecured,   senior  debt  obligations  of  General  Motors  Acceptance  Corporation  as
                  outlined  in the  prospectus  dated June 17,  1998 and rated by  Moody’s in its  highest short-term rating category available and rated at least D-1 by Fitch;

provided,  however,  that no instrument or security shall be a Permitted  Investment if such instrument or security  evidences a right to receive only interest  payments with respect to the obligations  underlying such  instrument or if such security  provides for payment of both  principal and interest with a yield to maturity in excess of 120% of the yield to maturity at par.

                  Person:  Any  individual,   corporation,   partnership,   joint  venture,   association,
joint-stock company,  limited liability company, trust,  unincorporated  organization or government or any agency or political subdivision thereof.

                  Prepayment  Interest  Shortfall:  The sum of the differences  between interest  actually received  in a Due  Period as a result of a full or partial  prepayment  or other  unscheduled  receipt of principal  (including  as a result of a  liquidation)  on each Mortgage Loan as to which such a payment is received and the interest  portion of the Monthly  Payment of such  Mortgage  Loan  scheduled to be due at the applicable  Mortgage Loan Remittance Rate;  provided,  however,  Prepayment  Interest Shortfalls shall not  include  Full  Principal  Prepayments  received  on or  before  the 15th day of the  month in which a
Remittance Date occurs which are remitted by the Servicer to the Owner on such Remittance Date.

                  Primary Mortgage  Insurance Policy:  Each primary policy of mortgage  insurance,  or any replacement policy therefor obtained by the Servicer pursuant to Section 4.08.

                  Prime Rate:  The prime rate of U.S.  money center  banks as published  from time to time in
The Wall Street Journal.

                  Principal  Prepayment:  Any payment or other  recovery of principal on a Mortgage  Loan, full or  partial,  which is  received  in advance of its  scheduled  Due Date,  including  any  prepayment penalty or premium  thereon and which is not accompanied by an amount of interest  representing  scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

                  Qualified  Appraiser:  An  appraiser,  duly  appointed  by  the  Servicer,  who  had  no interest,  direct or indirect in the Mortgaged  Property or in any loan made on the security thereof,  and whose  compensation  is not affected by the approval or disapproval of the Mortgage Loan,  which appraiser and the  appraisal  made by such  appraiser  both satisfy the  requirements  of Title XI of FIRREA and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.

                  Qualified  Depository:  (a) The  Custodian  or (b) a  depository,  the accounts of which are  insured by the FDIC  through  the BIF or the SAIF and the short term debt  ratings  and the long term deposit  ratings  of which are rated in one of the two  highest  rating  categories  by  Standard & Poor's
Ratings Services,  a division of The McGraw-Hill  Companies Inc., Moody's Investors  Service,  Inc., Fitch
IBCA Duff & Phelps.

                  Qualified  Insurer:  An insurance  company duly  qualified as such under the laws of the states in which the  Mortgaged  Properties  are located,  duly  authorized  and licensed in such states to transact the applicable  insurance  business and to write the insurance  provided,  approved as an insurer by Fannie Mae and Freddie Mac.

                  REMIC: A “real estate  mortgage  investment  conduit” within the meaning of Section 860D of the Code.

                  REMIC  Provisions:  The  provisions  of the Federal  income tax law relating to a REMIC, which  appear at Section  860A through  860G of  Subchapter  M of Chapter 1,  Subtitle A of the Code,  and
related provisions,  and regulations,  rulings or pronouncements  promulgated thereunder, as the foregoing may be in effect from time to time.

                  Remittance  Date:  The  18th day of any  month,  or if such  18th day is not a  Business
Day, the first Business Day immediately preceding such 18th day.

                  REO Disposition:   The final sale by the Servicer of any REO Property.

                  REO  Disposition  Proceeds:  Amounts  received  by the  Servicer  in  connection  with a related REO Disposition.

                  REO  Property:  A Mortgaged  Property  acquired  by the  Servicer on behalf of the Owner as described in Section 4.13.

                  SAIF:   The Savings Association Insurance Fund, or any successor thereto.

                  Servicer:  GMAC  Mortgage  Corporation,  or any of its  successors  in  interest  or any successor under this Agreement appointed as herein provided.

                  Servicing  Advances:  All  customary,  reasonable  and  necessary  "out of pocket" costs and  expenses  (including  reasonable  attorneys'  fees  and  disbursements)  incurred  prior  to,  on and subsequent  to the  Effective  Date  in the  performance  by the  Servicer  of its  servicing  obligations relating  to each  Mortgage  Loan,  including,  but not  limited  to,  the  cost of (a) the  preservation, restoration and protection of the Mortgaged  Property,  (b) any  enforcement,  administrative  or judicial proceedings,  or any legal work or advice specifically related to servicing the Mortgage Loans,  including but not limited to, foreclosures,  bankruptcies,  condemnations, drug seizures, elections, foreclosures by subordinate or superior  lienholders,  and other legal actions incidental to the servicing of the Mortgage
Loans  (provided that such expenses are reasonable  and that the Servicer  specifies the Mortgage  Loan(s)
to which such expenses  relate),  (c) the  management  and  liquidation  of the Mortgaged  Property if the
Mortgaged Property is acquired in full or partial  satisfaction of the Mortgage,  (d) taxes,  assessments, water rates,  sewer rates and other charges  which are or may become a lien upon the  Mortgaged  Property, and Primary Mortgage  Insurance Policy premiums and fire and hazard insurance  coverage and (e) compliance with the obligations under Section 4.08.

                  Servicing  Fee:  With respect to each  Mortgage  Loan,  the amount of the annual fee the
Owner shall pay to the Servicer,  which shall,  for a period of one full month, be equal to one-twelfth of the product of (a) the applicable  Servicing Fee Rate and (b) the  outstanding  principal  balance of such
Mortgage  Loan.  Such fee shall be payable  monthly,  computed on the basis of the same  principal  amount and period  respecting which any related  interest payment on a Mortgage Loan is computed.  The obligation of the Owner to pay the Servicing Fee is limited to, and the  Servicing  Fee is payable  solely from,  the interest  portion (not including  recoveries of interest from  Liquidation  Proceeds or otherwise) of such
Monthly Payment collected by the Servicer, or as otherwise provided under Section 4.05.

                  Servicing Fee Rate:   The Servicing Fee Rate shall be a rate per annum equal to 0.25%.

                  Servicing  File:  The  documents,  records and other items  pertaining  to a  particular
Mortgage  Loan,  and any  additional  documents  relating to such  Mortgage Loan as are in, or as may from time to time come into, the Servicer's possession.

                  Servicing  Officer:  Any officer of the Servicer  involved in, or  responsible  for, the administration  and  servicing  of the Mortgage  Loans whose name appears on a list of servicing  officers furnished by the Servicer to the Owner upon request, as such list may from time to time be amended.

                  Stated  Principal  Balance:  As to each Mortgage  Loan as of any date of  determination,
(i) the  principal  balance of such  Mortgage  Loan after  giving  effect to  payments of  principal  due, whether or not received,  minus (ii) all amounts  previously  distributed to the Owner with respect to the
Mortgage Loan representing payments or recoveries of principal or advances in lieu thereof.

                  Whole Loan  Transfer:  The sale or transfer of some or all of the ownership  interest in the  Mortgage  Loans by the Owner to one or more  third  parties in whole  loan or  participation  format, which third party may be Fannie Mae or Freddie Mac.

                                                ARTICLE II
                                       SERVICING OF MORTGAGE LOANS;
                                      POSSESSION OF SERVICING FILES;
                                            BOOKS AND RECORDS;
                                   DELIVERY OF MORTGAGE LOAN DOCUMENTS

                  Section 2.01  Servicing of Mortgage Loans.

                  From and after the  Effective  Date,  the  Servicer  does  hereby  agree to service  the
Mortgage Loans,  but subject to the terms of this Agreement.  The rights of the Owner to receive  payments with respect to the Mortgage Loans shall be as set forth in this Agreement.

                  Section 2.02 Maintenance of Servicing Files.

                  The Servicer shall maintain a Servicing  File  consisting of all documents  necessary to service  the  Mortgage  Loans.  The  possession  of each  Servicing  File by the  Servicer is for the sole purpose of  servicing  the  Mortgage  Loan,  and such  retention  and  possession  by the Servicer is in a custodial  capacity only. The Servicer  acknowledges  that the ownership of each Mortgage Loan,  including the Note,  the  Mortgage,  all other  Mortgage  Loan  Documents  and all rights,  benefits,  proceeds  and obligations  arising  therefrom  or in  connection  therewith,  has been  vested in the Owner.  All rights arising out of the Mortgage  Loans  including,  but not limited to, all funds received on or in connection with the Mortgage  Loans and all records or documents  with respect to the Mortgage  Loans  prepared by or which come into the  possession  of the  Servicer  shall be received and held by the Servicer in trust for the  exclusive  benefit  of the Owner as the owner of the  related  Mortgage  Loans.  Any  portion  of the related  Servicing  Files  retained by the Servicer  shall be  appropriately  identified in the Servicer's computer  system to clearly  reflect  the  ownership  of the  related  Mortgage  Loans by the  Owner.  The
Servicer  shall  release its custody of the  contents of the related  Servicing  Files only in  accordance with  written  instructions  of the Owner,  except  when such  release is required  as  incidental  to the
Servicer's servicing of the Mortgage Loans, such written instructions shall not be required.

                  Section 2.03  Books and Records.

                  The Servicer shall be responsible for  maintaining,  and shall maintain,  a complete set of books and records for the Mortgage  Loans which shall be  appropriately  identified  in the  Servicer's computer  system to clearly  reflect the ownership of the Mortgage Loan by the Owner.  In particular,  the
Servicer shall  maintain in its  possession,  available for  inspection by the Owner,  or its designee and shall  deliver to the Owner upon demand,  evidence of compliance  with all federal,  state and local laws, rules and  regulations,  and  requirements of Fannie Mae or Freddie Mac, as applicable,  including but not limited to documentation  as to the method used in determining the  applicability of the provisions of the
Flood Disaster  Protection Act of 1973, as amended, to the Mortgaged  Property,  documentation  evidencing insurance  coverage and  eligibility  of any  condominium  project for approval by Fannie Mae and periodic inspection  reports as required by Section 4.13.  To the extent that  original  documents are not required for purposes of realization of Liquidation  Proceeds or Insurance  Proceeds,  documents  maintained by the
Servicer  may be in the form of  microfilm  or  microfiche  or such  other  reliable  means of  recreating original  documents,  including  but not limited to,  optical  imagery  techniques so long as the Servicer complies with the requirements of the Fannie Mae Guide.

                  The  Servicer  shall  maintain  with  respect  to each  Mortgage  Loan  and  shall  make available  for  inspection  by any Owner or its designee the related  Servicing  File (or copies  thereof)
upon reasonable  request during the time the Owner retains  ownership of a Mortgage Loan and thereafter in accordance with applicable laws and regulations.

                  Section 2.04.  Transfer of Mortgage Loans.

                  The Servicer shall keep at its servicing  office books and records in which,  subject to such  reasonable  regulations  as it may prescribe from time to time, the Servicer shall note transfers of
Mortgage  Loans.  No transfer of a Mortgage Loan may be made unless such  transfer is in  compliance  with the terms hereof.  For the purposes of this  Agreement,  the Servicer shall be under no obligation to deal with any person with respect to this  Agreement  or any  Mortgage  Loan unless a notice of the transfer of such Mortgage  Loan has been  delivered to the Servicer in  accordance  with this Section 2.04.  The Owner may,  subject to the terms of this  Agreement,  sell and  transfer  one or more of the  Mortgage  Loans in accordance  with Sections 10.02 and 11.12,  provided,  however,  that the transferee will not be deemed to be an Owner  hereunder  binding  upon the  Servicer  unless such  transferee  shall agree in writing to be bound by the terms of this  Agreement  and an  assignment  and  assumption  of this  Agreement  reasonably acceptable  to the  Servicer.  The Owner also shall advise the Servicer in writing of the  transfer.  Upon receipt of notice of the  permitted  transfer,  the  Servicer  shall mark its books and records to reflect the  ownership of the  Mortgage  Loans of such  assignee,  and shall  release the previous  Owner from its obligations hereunder with respect to the Mortgage Loans sold or transferred.

                  Section 2.05  Delivery of Mortgage Loan Documents.

                  The Servicer  shall forward to the Custodian on behalf of the Owner  original  documents evidencing an assumption,  modification,  consolidation  or extension of any Mortgage Loan entered into in accordance  with  Section  4.01 or 6.01  promptly  after  their  execution;  provided,  however,  that the
Servicer  shall  provide  the  Custodian  on behalf of the Owner  with a  certified  true copy of any such document  submitted for  recordation  promptly after its execution,  and shall provide the original of any document  submitted  for  recordation  or a copy of such  document  certified  by the  appropriate  public recording  office to be a true and complete  copy of the  original  within 180 days of its  execution.  If delivery is not  completed  within 180 days solely due to delays in making such  delivery by reason of the fact that such documents shall not have been returned by the appropriate  recording  office,  the Servicer shall continue to use its best efforts to effect delivery as soon as possible thereafter.

                  From time to time the Servicer may have a need for Mortgage Loan Documents to be released by the Custodian.  If the Servicer shall require any of the Mortgage Loan Documents, the
Servicer shall notify the Custodian in writing of such request in the form of the request for release attached hereto as Exhibit D.  The Custodian shall deliver to the Servicer promptly, and in no event later than within five (5) Business Days, any requested Mortgage Loan Document previously delivered to the Custodian, provided that such documentation is promptly returned to the Custodian when the Servicer no longer requires possession of the document, and provided that during the time that any such documentation is held by the Servicer, such possession is in trust for the benefit of the Owner.

                  Section 2.06  Quality Control Procedures.

                  The Servicer must have an internal  quality control program that verifies,  on a regular basis, the existence and accuracy of the legal  documents,  credit  documents,  property  appraisals,  and underwriting  decisions.  The program must be capable of evaluating and monitoring the overall  quality of its  servicing  activities.  The purpose of the program is to ensure that the Mortgage  Loans are serviced
in  accordance  with  prudent  mortgage  banking  practices  and  accounting  principles;   guard  against
dishonest,  fraudulent, or negligent acts; and guard against errors and omissions by officers,  employees, or other authorized persons.

                                               ARTICLE III

                                      REPRESENTATIONS AND WARRANTIES
                                             OF THE SERVICER

                  The Servicer  represents,  warrants and  covenants to the Owner that as of the Effective
Date or as of such date specifically provided herein:

                  (a)      The Servicer is a validly existing  corporation in good standing under the laws of the State of its organization  and is qualified to transact  business in, is in good standing under the laws of, and  possesses  all  licenses  necessary  for the conduct of its business in, each state in which any Mortgaged  Property is located or is otherwise  exempt or not required under  applicable law to effect such  qualification  or license  and no demand for such  qualification  or license  has been made upon the
Servicer by any such state,  and in any event the  Servicer  is in  compliance  with the laws of each such
State to the extent  necessary to ensure the  enforceability  of each  Mortgage  Loan and the servicing of the Mortgage Loans in accordance with the terms of this Agreement;

                  (b)      The Servicer has full power and authority to execute,  deliver and perform, and to enter into and consummate all  transactions  contemplated by this Agreement and to conduct its business as presently  conducted,  has duly  authorized the execution,  delivery and performance of this Agreement, has duly  executed and  delivered  this  Agreement,  and this  Agreement  constitutes  a legal,  valid and binding  obligation  of the  Servicer,  enforceable  against it in  accordance  with its terms  subject to bankruptcy laws and other similar laws of general  application  affecting  rights of creditors and subject to the  application  of the rules of equity,  including  those  respecting  the  availability  of specific performance;

                  (c)      None of the execution and delivery of this Agreement,  the  consummation of the transactions  contemplated  thereby and hereby,  or the  fulfillment  of or compliance  with the terms and conditions  of this  Agreement  will  conflict  with any of the terms,  conditions  or  provisions  of the
Servicer's  articles  of  incorporation  or by-laws or  materially  conflict  with or result in a material breach of any of the  terms,  conditions  or  provisions  of any legal  restriction  or any  agreement  or instrument  to which the  Servicer  is now a party or by which it is bound,  or  constitute  a default  or result in an  acceleration  under any of the  foregoing,  or result in the material  violation of any law, rule, regulation, order, judgment or decree to which the Servicer or its property is subject;

                  (d)      There is no litigation pending or, to the Seller’s  knowledge,  threatened with respect to the Servicer  which is reasonably  likely to have a material  adverse  effect on the execution, delivery or  enforceability  of this Agreement,  or which is reasonably  likely to have a material adverse effect on the financial condition of the Servicer;

                  (e)      No  consent,  approval,  authorization  or order of any  court or  governmental agency or body is required for the  execution,  delivery and  performance by the Servicer of or compliance by the  Servicer  with  this  Agreement  or the  consummation  of the  transactions  contemplated  by this
Agreement except for consents, approvals, authorizations and orders which have been obtained;

                  (f)      The collection and servicing practices used by the Servicer, with respect to
each Mortgage Note and Mortgage have been in all material respects legal.   With respect to escrow
deposits and payments that the Servicer collects, all such payments are in the possession of, or under the control of, the Servicer, and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made.  No escrow deposits or other charges or payments due under the Mortgage Note have been capitalized under any Mortgage or the related Mortgage
Note;

                  (g)      The Servicer is in good standing to service  mortgage  loans for Fannie Mae and
Freddie Mac and no event has  occurred  which would make the  Servicer  unable to comply with  eligibility requirements or which would require notification to either Fannie Mae or Freddie Mac;

                  (h)      No written  statement,  report or other  document  furnished or to be furnished pursuant  to the  Agreement  contains or will  contain  any  statement  that is or will be  inaccurate  or misleading  in any material  respect or omits to state a material  fact  required to be stated  therein or necessary to make the information and statements therein not misleading;

                  (i)      No fraud or  misrepresentation of a material fact with respect to the servicing of a Mortgage Loan has taken place on the part of the Servicer;

                  (j)      At the time Servicer  commenced  servicing the Mortgage Loans,  either (i) each
Mortgagor  was properly  notified  with respect to  Servicer's  servicing of the related  Mortgage Loan in accordance  with the  Cranston  Gonzalez  National  Affordable  Housing  Act of  1990,  as the same may be amended from time to time,  and the  regulations  provided in accordance  with the Real Estate  Settlement
Procedures Act or (ii) such notification was not required;

                  (k)      At the time Servicer  commenced  servicing the Mortgage  Loans,  all applicable taxing  authorities and insurance  companies  (including  primary mortgage  insurance policy insurers,  if applicable)  and/or  agents  were  notified of the  transfer of the  servicing  of the  Mortgage  Loans to
Servicer,  or its designee,  and Servicer currently receives all related notices,  tax bills and insurance
statements.   Additionally,  any  and  all  costs,  fees  and  expenses  associated  with  the  Servicer’s commencement  of the servicing of the Mortgage  Loans,  including the costs of any insurer  notifications, the transfer or implementation of tax service contracts,  flood certification  contracts,  and any and all other  servicing  transfer-related  costs and expenses  have been paid for by the Servicer and will, in no event, be the responsibility of the Owner; and

                  (l)      The collection  and servicing  practices with respect to each Mortgage Note and
Mortgage have been in all material  respects legal.  With respect to escrow deposits and payments that the
Servicer  collects,  all such  payments are in the  possession  of, or under the control of, the Servicer, and there exist no deficiencies in connection  therewith for which  customary  arrangements  for repayment thereof have not been made.  No escrow  deposits or other  charges or payments due under the Mortgage Note have been capitalized under any Mortgage or the related Mortgage Note.

                                                ARTICLE IV
                              ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

                  Section 4.01   Servicer to Act as Servicer.

                  The  Servicer,  as  independent  contract  servicer,  shall service and  administer  the
Mortgage  Loans in  accordance  with this  Agreement  and with Accepted  Servicing  Practices  (giving due consideration  to the Owner's reliance on the Servicer),  and shall have full power and authority,  acting alone, to do or cause to be done any and all things in connection  with such servicing and  administration which the Servicer may deem  necessary or desirable and  consistent  with the terms of this  Agreement and with Accepted  Servicing  Practices and shall exercise the same care that it  customarily  employs for its own account.  Except as set forth in this  Agreement,  the Servicer  shall  service the Mortgage  Loans in accordance with Accepted  Servicing  Practices in compliance  with the servicing  provisions of the Fannie
Mae Guide,  which  include,  but are not limited to,  provisions  regarding  the  liquidation  of Mortgage
Loans, the collection of Mortgage Loan payments,  the payment of taxes,  insurance and other charges,  the maintenance of hazard  insurance  with a Qualified  Insurer,  the  maintenance of fidelity bond and errors and omissions insurance,  inspections,  the restoration of Mortgaged Property,  the maintenance of Primary
Mortgage  Insurance  Policies,  insurance  claims,  and  title  insurance,  management  of  REO  Property, permitted  withdrawals with respect to REO Property,  liquidation reports, and reports of foreclosures and abandonments  of Mortgaged  Property,  the transfer of Mortgaged  Property,  the release of Mortgage  Loan
Documents,  annual  statements,  and examination of records and facilities.  In the event of any conflict, inconsistency  or  discrepancy  between any of the servicing  provisions of this  Agreement and any of the servicing  provisions  of the Fannie Mae Guide,  the  provisions  of this  Agreement  shall control and be
binding  upon  the  Owner  and  the  Servicer.   The  Owner  shall,  upon  reasonable   request,   deliver
powers-of-attorney  to the  Servicer  sufficient  to  allow  the  Servicer  as  servicer  to  execute  all documentation  requiring  execution  on behalf of Owner with  respect  to the  servicing  of the  Mortgage
Loans, including satisfactions,  partial releases,  modifications and foreclosure documentation or, in the alternative,  shall as promptly as  reasonably  possible,  execute  and return such  documentation  to the
Servicer.

                  Consistent  with the terms of this  Agreement,  the Servicer  may waive,  modify or vary any term of any  Mortgage  Loan or consent  to the  postponement  of any such term or in any manner  grant indulgence  to any  Mortgagor  if in the  Servicer's  reasonable  and prudent  determination  such waiver, modification,  postponement or indulgence is not materially adverse to the Owner, provided,  however, that unless the Servicer has obtained the prior  written  consent of the Owner,  the Servicer  shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage  Interest Rate,  forgive the payment of principal or interest,  reduce or increase the  outstanding  principal  balance (except for actual  payments of  principal) or change the final  maturity date on such Mortgage  Loan. In the event of any such  modification  which has been agreed to in writing by the Owner and which permits the deferral of interest or principal  payments on any Mortgage Loan, the Servicer  shall, on the Business Day immediately preceding the related  Remittance  Date in any month in which any such  principal or interest  payment has been deferred,  deposit in the Custodial  Account from its own funds,  in accordance with Section 4.04 and
Section 5.03, the difference  between (a) such month's  principal and one month's  interest at the related
Mortgage Loan  Remittance  Rate on the unpaid  principal  balance of such Mortgage Loan and (b) the amount paid by the  Mortgagor.  The Servicer  shall be entitled to  reimbursement  for such  advances to the same extent as for all other  advances  pursuant  to Section  4.05.  Without  limiting  the  generality  of the foregoing,  the Servicer shall continue, and is hereby authorized and empowered,  to prepare,  execute and deliver,  all instruments of satisfaction or  cancellation,  or of partial or full release,  discharge and all other  comparable  instruments,  with respect to the Mortgage  Loans and with respect to the Mortgaged
Properties.

                  The Servicer shall perform all of its servicing responsibilities hereunder or may, with the Owner's prior written approval, cause a subservicer to perform any such servicing responsibilities on its behalf, but the use by the Servicer of a subservicer shall not release the
Servicer from any of its obligations hereunder and the Servicer shall remain responsible hereunder for all acts and omissions of each subservicer as fully as if such acts and omissions were those of the
Servicer.  Any such subservicer that the Owner shall be requested to consent to must be a Fannie Mae approved seller/servicer or a Freddie Mac seller/servicer in good standing  and no event shall have occurred, including but not limited to, a change in insurance coverage, which would make it unable to comply with the eligibility requirements for lenders imposed by Fannie Mae or for seller/servicers by
Freddie Mac, or which would require notification to Fannie Mae or Freddie Mac.  The Servicer shall pay all fees and expenses of each subservicer from its own funds, and a subservicer's fee shall not exceed the Servicing Fee.

                  At the cost and expense of the Servicer, without any right of reimbursement from the
Custodial Account, the Servicer shall be entitled to terminate the rights and responsibilities of a subservicer and arrange, with the Owner's prior written approval, for any servicing responsibilities to be performed by a successor subservicer meeting the requirements in the preceding paragraph, provided, however, that nothing contained herein shall be deemed to prevent or prohibit the Servicer, at the
Servicer's option, from electing to service the related Mortgage Loans itself.  In the event that the
Servicer's responsibilities and duties under this Agreement are terminated pursuant to Section 8.04,
9.01 or 10.01, and if requested to do so by the Owner, the Servicer shall at its own cost and expense terminate the rights and responsibilities of each subservicer effective as of the date of termination of the Servicer.  The Servicer shall pay all fees, expenses or penalties necessary in order to terminate the rights and responsibilities of each subservicer from the Servicer's own funds without reimbursement from the Owner.

                  Notwithstanding  any of the  provisions  of this  Agreement  relating to  agreements  or arrangements  between the Servicer and a subservicer  or any  reference  herein to actions taken through a subservicer  or otherwise,  the Servicer  shall not be relieved of its  obligations to the Owner and shall be  obligated  to the same extent and under the same terms and  conditions  as if it alone were  servicing and  administering  the Mortgage  Loans.  The Servicer shall be entitled to enter into an agreement with a subservicer  for  indemnification  of the  Servicer  by the  subservicer  and  nothing  contained  in this
Agreement shall be deemed to limit or modify such indemnification.

                  Any  subservicing  agreement  and any other  transactions  or  services  relating to the
Mortgage  Loans  involving a  subservicer  shall be deemed to be between  such  subservicer  and  Servicer alone,  and the Owner shall have no obligations,  duties or liabilities  with respect to such  Subservicer including no  obligation,  duty or liability of Owner to pay such  subservicer's  fees and  expenses.  For purposes of distributions and advances by the Servicer  pursuant to this Agreement,  the Servicer shall be deemed to have received a payment on a Mortgage Loan when a subservicer has received such payment.

                  Section 4.02    Collection of Mortgage Loan Payments.

                  Continuously from the Effective Date until the date each Mortgage Loan ceases to be subject to this Agreement, the Servicer will proceed with reasonable diligence to collect all payments due under each Mortgage Loan when the same shall become due and payable and shall, to the extent such procedures shall be consistent with this Agreement and the terms and provisions of related Primary
Mortgage Insurance Policy, follow such collection procedures as it follows with respect to mortgage loans comparable to the Mortgage Loans and held for its own account.  Further, the Servicer will take reasonable care in ascertaining and estimating annual ground rents, taxes, assessments, water rates, fire and hazard insurance premiums, mortgage insurance premiums, and all other charges that, as provided in the Mortgage, will become due and payable to the end that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

                  Section 4.03   Realization Upon Defaulted Mortgage Loans.

                  The Servicer shall use its reasonable  efforts,  consistent with the procedures that the
Servicer would use in servicing  loans for its own account and the  requirements  of the Fannie Mae Guide, to foreclose  upon or  otherwise  comparably  convert the  ownership of  properties  securing  such of the
Mortgage Loans as come into and continue in default and as to which no  satisfactory  arrangements  can be made for  collection  of  delinquent  payments  pursuant  to  Section  4.01.  The  Servicer  shall use its reasonable  efforts to realize upon  defaulted  Mortgage Loans in such manner as will maximize the receipt of  principal  and  interest  by the  Owner,  taking  into  account,  among  other  things,  the timing of foreclosure  proceedings.  The  foregoing  is  subject  to the  provisions  that,  in any  case  in  which
Mortgaged  Property  shall have  suffered  damage,  the  Servicer  shall not be required to expend its own funds toward the  restoration of such property  unless it shall  determine in its discretion (i) that such restoration  will  increase the proceeds of  liquidation  of the related  Mortgage Loan to the Owner after reimbursement  to itself  for such  expenses,  and (ii)  that such  expenses  will be  recoverable  by the
Servicer  through  Insurance  Proceeds or Liquidation  Proceeds from the related  Mortgaged  Property,  as contemplated  in Section  4.05.  The  Servicer  shall notify the Owner in writing of the  commencement  of foreclosure  proceedings.  The Servicer shall be responsible for all costs and expenses  incurred by it in any such proceedings or functions as Servicing Advances;  provided,  however, that it shall be entitled to
reimbursement   therefor  from  the  related  Mortgaged   Property,   as  contemplated  in  Section  4.05.
Notwithstanding  anything  to  the  contrary  contained  herein,  in  connection  with  a  foreclosure  or acceptance of a deed in lieu of  foreclosure,  in the event the Servicer has  reasonable  cause to believe that a Mortgaged  Property is  contaminated  by hazardous or toxic  substances or wastes,  or if the Owner otherwise requests an environmental  inspection or review of such Mortgaged  Property,  such an inspection or review is to be conducted by a qualified  inspector.  Upon completion of the  inspection,  the Servicer shall promptly provide the Owner with a written report of the  environmental  inspection.  After reviewing the  environmental  inspection  report,  the Owner shall  determine  how the Servicer  shall  proceed with respect to the Mortgaged Property.

                           Section  4.04  Establishment  of  Custodial  Accounts;  Deposits in  Custodial
Accounts.

                  The Servicer  shall  segregate  and hold all funds  collected  and received  pursuant to each  Mortgage Loan  separate and apart from any of its own funds and general  assets and shall  establish and  maintain  one or more  Custodial  Accounts.  Each  Custodial  Account  shall  be  established  with a
Qualified  Depository.  To the extent such funds are not deposited in a Custodial Account,  such funds may be invested in  Permitted  Investments  for the benefit of the Owner (with any income  earned  thereon for the benefit of the  Servicer).  Funds  deposited in the Custodial  Account may be drawn on by the Servicer in  accordance  with Section 4.05.  The creation of any  Custodial  Account shall be evidenced by a letter agreement  in the form  shown in  Exhibit  B  hereto.  The  original  of such  letter  agreement  shall be furnished to the Owner upon request.  The Servicer  acknowledges  and agrees that the Servicer  shall bear any losses  incurred  with  respect to  Permitted  Investments.  The  amount of any such  losses  shall be immediately  deposited by the Servicer in the Custodial  Account,  as  appropriate,  out of the Servicer's own funds, with no right to reimbursement therefor.

                  The Servicer shall deposit in a mortgage  clearing  account on a daily basis, and in the
Custodial  Account or Accounts  no later than the second  Business  Day after  receipt of funds and retain therein the following payments and collections:

                  (i)      all payments on account of principal,  including Principal Prepayments,  on the
Mortgage Loans received after the Cut-off Date;

                  (ii)     all  payments  on account of  interest on the  Mortgage  Loans  adjusted to the related Mortgage Loan Remittance Rate received after the Cut-off Date;

                  (iii)    all  Liquidation  Proceeds  and REO  Disposition  Proceeds  received  after the
Cut-off Date;

                  (iv)     any net amounts  received by the Servicer  after the Cut-off Date in connection with any REO Property pursuant to Section 4.13;

                  (v)      all  Insurance  Proceeds  received  after the Cut-off  Date  including  amounts required  to be  deposited  pursuant  to  Sections  4.08 and 4.10,  other than  proceeds to be held in the
Escrow  Account  and applied to the  restoration  or repair of the  Mortgaged  Property or released to the
Mortgagor  in  accordance  with  the  Servicer's  normal  servicing  procedures,  the  loan  documents  or applicable law;

                  (vi)     all Condemnation  Proceeds  affecting any Mortgaged Property received after the
Cut-off  Date other than  proceeds  to be held in the Escrow  Account and  applied to the  restoration  or repair of the Mortgaged  Property or released to the Mortgagor in accordance  with the  Servicer's  normal servicing procedures, the loan documents or applicable law;

                  (vii)    any Monthly Advances as provided in Section 5.03;

                  (viii)   any amounts  received  after the Cut-off  Date and  required to be deposited in the Custodial Account pursuant to 6.02; and

                  (ix)     with respect to each full or partial  Principal  Prepayment  received after the
Cut-off date, any Prepayment  Interest  Shortfalls,  to the extent of the Servicer’s  aggregate  Servicing
Fee received with respect to the related Due Period.

                  The foregoing  requirements for deposit in the Custodial Account shall be exclusive,  it being  understood  and agreed that,  without  limiting the  generality of the  foregoing,  payments in the nature of late payment charges and assumption  fees, to the extent  permitted by Section 6.01, need not be deposited  by the  Servicer  in the  Custodial  Account.  Any  interest  paid on  funds  deposited  in the
Custodial  Account  by the  Qualified  Depository  shall  accrue to the  benefit of the  Servicer  and the
Servicer  shall be entitled to retain and withdraw such interest  from the Custodial  Account  pursuant to
Section 4.05(iv).

                  Section 4.05  Permitted Withdrawals From the Custodial Account.

                  The Servicer may, from time to time,  make  withdrawals  from the Custodial  Account for the following purposes:

                  (i) to make  payments  to the Owner in the  amounts  and in the manner  provided  for in
Section 5.01;

                  (ii) to  reimburse  itself for  Monthly  Advances,  the  Servicer's  right to  reimburse itself  pursuant to this  subclause  (ii) being limited to amounts  received on the related  Mortgage Loan which  represent  late  collections  (net of the related  Servicing  Fees) of  principal  and/or  interest respecting which any such advance was made;

                  (iii)  to reimburse itself for unreimbursed Servicing Advances and unreimbursed
Monthly Advances, the Servicer's right to reimburse itself pursuant to this subclause (iii) with respect to any Mortgage Loan being limited to Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds
received after the Cut-off Date related to such Mortgage Loan;

                  (iv) to pay to itself as  servicing  compensation  (a) any  interest  earned on funds in the Custodial  Account (all such  interest to be withdrawn  monthly not later than each  Remittance  Date)
and (b) any payable Servicing Fee;

                  (v)  to reimburse itself for any Nonrecoverable Advances:

                  (vi) to transfer  funds to another  Qualified  Depository  in  accordance  with  Section
4.09 hereof;

                  (vii) to remove  funds  inadvertently  placed in the  Custodial  Account in error by the
Servicer; and

                  (viii) to clear  and  terminate  the  Custodial  Account  upon the  termination  of this
Agreement.

                  Section 4.06  Establishment of Escrow Accounts; Deposits in Escrow Accounts.

                  The Servicer  shall  segregate  and hold all funds  collected  and received  pursuant to each  Mortgage  Loan which  constitute  Escrow  Payments  separate and apart from any of its own funds and general  assets and shall  establish and maintain one or more Escrow  Accounts.  Each Escrow Account shall be  established  with a  Qualified  Depository.  To the extent such funds are not  deposited  in an Escrow
Account,  such funds may be invested in Permitted  Investments.  Funds  deposited in an Escrow Account may be drawn on by the Servicer in accordance  with Section 4.07.  The creation of any Escrow Account shall be evidenced  by a letter  agreement  in the form shown in Exhibit C. The  original of such letter  agreement shall be  furnished to the Owner upon  request.  The  Servicer  acknowledges  and agrees that the Servicer shall bear any losses  incurred  with  respect to  Permitted  Investments.  The amount of any such  losses shall be  immediately  deposited  by the  Servicer  in the  Escrow  Account,  as  appropriate,  out of the
Servicer's own funds, with no right to reimbursement therefor.

                  The Servicer shall deposit in a mortgage  clearing  account on a daily basis, and in the
Escrow  Account  or  Accounts  no later  than the second  Business  Day after  receipt of funds and retain therein:

                  (i) all Escrow  Payments  collected  on account of the Mortgage  Loans,  for the purpose of effecting timely payment of any items as are required under the terms of this Agreement;

                  (ii) all  Insurance  Proceeds  which are to be applied to the  restoration  or repair of any Mortgaged Property; and

                  (iii) all Servicing  Advances for Mortgagors  whose Escrow Payments are  insufficient to cover escrow disbursements.

                  The  Servicer  shall  make  withdrawals  from an  Escrow  Account  only to  effect  such payments as are required  under this  Agreement,  and for such other  purposes as shall be as set forth in and in accordance  with Section 4.07.  The Servicer shall be entitled to retain any interest paid on funds deposited  in an Escrow  Account  by the  Qualified  Depository  other than  interest  on  escrowed  funds required by law to be paid to the  Mortgagor  and, to the extent  required by law, the Servicer  shall pay interest  on escrowed  funds to the  Mortgagor  notwithstanding  that the Escrow  Account is  non-interest bearing or that interest paid thereon is insufficient for such purposes.

                  Section 4.07  Permitted Withdrawals From Escrow Account.

                  Withdrawals from the Escrow Account may be made by the Servicer only:

                  (i)      to effect timely  payments of ground rents,  taxes,  assessments,  water rates, fire and hazard insurance  premiums,  Primary  Mortgage  Insurance  Policy  premiums,  if applicable,  and comparable items;

                  (ii)     to reimburse  Servicer for any Servicing  Advance made by Servicer with respect to a related  Mortgage Loan but only from amounts  received on the related  Mortgage Loan which  represent late payments or collections of Escrow Payments thereunder;

                  (iii)    to refund to the Mortgagor any funds as may be determined to be overages;

                  (iv)     for transfer to the Custodial  Account in connection with an acquisition of REO
Property;

                  (v)      for application to restoration or repair of the Mortgaged Property;

                  (vi)     to pay to the Servicer,  or to the Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account;

                  (vii)    to pay to the  Mortgagors  or other  parties  Insurance  Proceeds  deposited in accordance with Section 4.06;

                  (viii)   to remove  funds  inadvertently  placed in an  Escrow  Account  in error by the
Servicer; and

                  (ix)     to  clear  and  terminate  the  Escrow  Account  on  the  termination  of  this
Agreement.

                  As part of its servicing  duties,  the Servicer shall pay to the Mortgagors  interest on funds in an Escrow  Account,  to the extent  required by law,  and to the extent that  interest  earned on funds in the Escrow  Account is  insufficient,  shall pay such  interest  from its own funds,  without any reimbursement therefor.

                  Section 4.08 Payment of Taxes,  Insurance  and Other  Charges;  Maintenance  of Primary
Mortgage Insurance Policies; Collections Thereunder.

                  With respect to each Mortgage Loan, the Servicer shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates and other charges which are or may become a lien upon the Mortgaged Property and the status of Primary Mortgage Insurance Policy premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges, including renewal premiums and shall effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Servicer in amounts sufficient for such purposes, as allowed under the terms of the Mortgage or applicable law.  To the extent that the Mortgage does not provide for
Escrow Payments, the Servicer shall determine that any such payments are made by the Mortgagor at the time they first become due.  The Servicer assumes full responsibility for the timely payment of all such bills and shall effect timely payments of all such bills irrespective of the Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments.

                  The  Servicer  will  maintain  in full  force  and  effect  Primary  Mortgage  Insurance
Policies  issued by a Qualified  Insurer with  respect to each  Mortgage  Loan for which such  coverage is herein  required.  Such coverage will be maintained until the ratio of the current  outstanding  principal balance of the related Mortgage Loan to the appraised value of the related  Mortgaged  Property,  based on the most recent appraisal of the Mortgaged  Property  performed by a Qualified  Appraiser,  such appraisal to be  included in the  Servicing  File,  is reduced to 80.00% or less.  The  Servicer  will not cancel or refuse to renew any  Primary  Mortgage  Insurance  Policy  that is required to be kept in force under this
Agreement unless a replacement  Primary Mortgage  Insurance Policy for such canceled or nonrenewed  policy is obtained from and  maintained  with a Qualified  Insurer.  The Servicer shall not take any action which would result in noncoverage  under any applicable  Primary  Mortgage  Insurance  Policy of any loss which, but for the  actions  of the  Servicer  would  have  been  covered  thereunder.  In  connection  with  any assumption or  substitution  agreement  entered into or to be entered into  pursuant to Section 6.01,  the
Servicer shall promptly notify the insurer under the related Primary Mortgage  Insurance  Policy,  if any, of such  assumption or  substitution  of liability in  accordance  with the terms of such policy and shall take all actions  which may be required by such  insurer as a condition  to the  continuation  of coverage under the Primary Mortgage  Insurance Policy.  If such Primary Mortgage  Insurance Policy is terminated as a result of such  assumption  or  substitution  of  liability,  the Servicer  shall  obtain a  replacement
Primary Mortgage Insurance Policy as provided above.

                  In  connection  with its  activities  as servicer,  the  Servicer  agrees to prepare and present,  on behalf of itself and the Owner,  claims to the insurer under any Private  Mortgage  Insurance
Policy in a timely fashion in accordance  with the terms of such Primary  Mortgage  Insurance  Policy and, in this regard,  to take such action as shall be necessary to permit  recovery under any Primary  Mortgage
Insurance Policy  respecting a defaulted  Mortgage Loan.  Pursuant to Section 4.04, any amounts  collected by the  Servicer  under  any  Primary  Mortgage  Insurance  Policy  shall be  deposited  in the  Custodial
Account, subject to withdrawal pursuant to Section 4.05.

                  Section 4.09  Transfer of Accounts.

                  The Servicer may transfer  the  Custodial  Account or the Escrow  Account to a different
Qualified  Depository  from time to time. The Servicer shall notify the Owner of any such transfer  within
15 Business Days of transfer.

                  Section 4.10  Maintenance of Hazard Insurance.

                  The Servicer shall cause to be maintained for each Mortgage Loan fire and hazard insurance with extended coverage as is customary in the area where the Mortgaged Property is located in an amount which is equal to the lesser of (i) the maximum insurable value of the improvements securing such Mortgage Loan or (ii) the greater of (a) the outstanding principal balance of the Mortgage Loan, and (b) the percentage such that the proceeds thereof shall be sufficient to prevent the Mortgagor and/or the Mortgagee from becoming a co-insurer.  If the Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as being a special flood hazard area that has federally-mandated flood insurance requirements, the Servicer will cause to be maintained a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance
Administration with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (i) the outstanding principal balance of the Mortgage Loan, (ii) the maximum insurable value of the improvements securing such Mortgage Loan or (iii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended.  The Servicer shall also maintain on the REO Property, fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, liability insurance and, to the extent required and available under the Flood Disaster Protection Act of
1973, as amended, flood insurance in an amount as provided above.  Any amounts collected by the Servicer under any such policies other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or REO Property, or released to the Mortgagor in accordance with the Servicer's normal servicing procedures, shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.  It is understood and agreed that no other additional insurance need be required by the Servicer or the Mortgagor or maintained on property acquired in respect of the Mortgage Loans, other than pursuant to the Fannie Mae Guide or such applicable state or federal laws and regulations as shall at any time be in force and as shall require such additional insurance.  All such policies shall be endorsed with standard mortgagee clauses with loss payable to the
Servicer and its successors and/or assigns and shall provide for at least thirty days prior written notice of any cancellation, reduction in the amount or material change in coverage to the Servicer.  The
Servicer shall not interfere with the Mortgagor's freedom of choice in selecting either his insurance carrier or agent, provided, however, that the Servicer shall not accept any such insurance policies from insurance companies unless such companies currently reflect a General Policy Rating in Best's Key Rating
Guide currently acceptable to Fannie Mae and are licensed to do business in the state wherein the property subject to the policy is located.

                  Section 4.11 Adjustments to Mortgage Interest Rate and Monthly Payment.

                  On each applicable  Adjustment  Date, the Mortgage  Interest Rate shall be adjusted,  in compliance  with the  requirements  of the related  Mortgage  and Mortgage  Note,  to equal the sum of the
Index plus the Margin  (rounded in accordance  with the related  Mortgage  Note) subject to the applicable
Periodic Rate Cap and Lifetime  Rate Cap, as set forth in the Mortgage  Note.  The Servicer  shall execute and deliver the notices  required by each Mortgage and Mortgage Note and applicable  laws and  regulations regarding interest rate adjustments.

                  Section 4.12  Fidelity Bond, Errors and Omissions Insurance.

                  The Servicer shall maintain,  at its own expense,  a blanket fidelity bond and an errors and  omissions  insurance  policy,  with  broad  coverage  with  responsible  companies  on all  officers, employees  or other  persons  acting in any  capacity  with  regard to the  Mortgage  Loans and who handle funds,  money,  documents  and papers  relating to the Mortgage  Loans.  The Fidelity  Bond and errors and omissions  insurance  shall be in the form of the Mortgage  Banker's  Blanket  Bond and shall  protect and insure the Servicer against losses,  including forgery, theft,  embezzlement,  fraud, errors and omissions and negligent  acts of such persons.  Such  Fidelity  Bond and errors and omissions  insurance  shall also protect and insure the Servicer  against  losses in connection  with the failure to maintain any insurance policies  required  pursuant to this Agreement and the release or  satisfaction of a Mortgage Loan without having obtained  payment in full of the indebtedness  secured  thereby.  No provision of this Section 4.12 requiring  the Fidelity  Bond and errors and omissions  insurance  shall  diminish or relieve the Servicer from its duties and  obligations  as set forth in this  Agreement.  The  minimum  coverage  under any such
Fidelity  Bond and  insurance  policy  shall be at least equal to the  corresponding  amounts  required by
Fannie Mae in the Fannie Mae Guide or by Freddie Mac in the Freddie Mac Guide.  The Servicer  shall,  upon request of Owner,  deliver to the Owner a certificate  from the surety and the insurer as to the existence of the Fidelity  Bond and errors and  omissions  insurance  policy and shall  obtain a statement  from the surety and the insurer that such  Fidelity  Bond or insurance  policy shall in no event be  terminated  or materially  modified  without  thirty days prior written  notice to the Owner.  The Servicer  shall notify the Owner within five  Business  Days of receipt of notice that such  Fidelity  Bond or  insurance  policy will be, or has been,  materially  modified  or  terminated.  The Owner and its  successors  or assigns as their  interests may appear must be named as loss payees on the Fidelity  Bond and as  additional  insured on the errors and omissions policy.

                  Section 4.13  Title, Management and Disposition of REO Property.

                  In the event that title to any  Mortgaged  Property  is acquired  in  foreclosure  or by deed in lieu of  foreclosure,  the deed or  certificate of sale shall be taken in the name of the Owner or its  designee.  Any such Person or Persons  holding such title other than the Owner shall  acknowledge  in writing that such title is being held as nominee for the benefit of the Owner.

         The Servicer shall notify the Owner in accordance with prudent servicing practices of each acquisition of REO Property upon such acquisition, and thereafter assume the responsibility for marketing such REO Property in accordance with Accepted Servicing Practices. Thereafter, the
     Servicer shall continue to provide certain administrative services to the Owner relating to such
     REO Property as set forth in this Section 4.13. The REO Property must be sold within three years following the end of the calendar year of the date of acquisition, unless a REMIC election has been made with respect to the arrangement under which the Mortgage Loans and REO Property are held and
     (i) the Owner shall have been supplied with an Opinion of Counsel to the effect that the holding by the related trust of such Mortgaged Property subsequent to such three-year period (and specifying the period beyond such three-year period for which the Mortgaged Property may be held) will not result in the imposition of taxes on “prohibited transactions” of the related trust as defined in
     Section 860F of the Code, or cause the related REMIC to fail to qualify as a REMIC, in which case the related trust may continue to hold such Mortgaged Property (subject to any conditions contained in such Opinion of Counsel), or (ii) the Owner (at the Servicer’s expense) or the Servicer shall have applied for, prior to the expiration of such three-year period, an extension of such three-year period in the manner contemplated by Section 856(e)(3) of the Code, in which case the three-year period shall be extended by the applicable period.  If a period longer than three years is permitted under the foregoing sentence and is necessary to sell any REO Property, (i) the
     Servicer shall report monthly to the Owner as to progress being made in selling such REO Property and (ii) if, with the written consent of the Owner, a purchase money mortgage is taken in connection with such sale, such purchase money mortgage shall name the Servicer as mortgagee, and such purchase money mortgage shall not be held pursuant to this Agreement, but instead a separate participation agreement between the Servicer and Owner shall be entered into with respect to such purchase money mortgage.

         The Servicer shall not permit the creation of any “interests” (within the meaning of Section
     860G of the Code) in any REMIC.  The Servicer shall not enter into any arrangement by which a REMIC will receive a fee or other compensation for services nor permit a REMIC to receive any income from assets other than “qualified mortgages” as defined in Section 860G(a)(3) of the Code or “permitted investments” as defined in Section 860G(a)(5) of the Code.

                    Notwithstanding  any other provision of this  Agreement,  if a REMIC election has been made,  no  Mortgaged  Property  held by a REMIC  shall be rented (or  allowed to continue to be rented) or otherwise  used for the  production  of  income by or on  behalf  of the  related  trust or sold in such a manner or  pursuant  to any terms that would (i) cause such  Mortgaged  Property to fail to qualify at any time as  “foreclosure  property”  within a meaning of Section  860G(a)(8)  of the Code,  (ii)  subject the related  trust to the  imposition  of any federal or state  income  taxes on “net income from  foreclosure property” with respect to such Mortgaged  Property  within the meaning of Section  860G(c) of the Code, or
(iii) cause the sale of such  Mortgaged  Property  to result in the  receipt by the  related  trust or any income from  non-permitted  assets as described in Section 860F(a) (2)(B) of the Code, unless the Servicer has agreed to indemnify  and hold  harmless the related  trust with respect to the  imposition of any such taxes.

                  The Servicer shall,  either itself or through an agent selected by the Servicer,  and in accordance  with the Fannie Mae Guide,  manage,  conserve,  protect and operate  each REO  Property in the same manner that it manages,  conserves,  protects  and  operates  other  foreclosed  property for its own account,  and in the same  manner  that  similar  property  in the same  locality  as the REO  Property is managed.  Each REO Disposition  shall be carried out by the Servicer at such price and upon such terms and conditions as the Servicer  deems to be in the best interest of the Owner.  The REO  Disposition  Proceeds from the sale of the REO  Property  shall be  promptly  deposited  in the  Custodial  Account.  As soon as practical  thereafter,  the expenses of such sale shall be paid and the Servicer  shall  reimburse  itself for any related Servicing Advances, or Monthly Advances made pursuant to Section 5.03.

                  The  Servicer  shall  cause  each  REO  Property  to  be  inspected  promptly  upon  the acquisition  of title  thereto  and  shall  cause  each REO  Property  to be  inspected  at least  monthly thereafter or more  frequently as may be required by the  circumstances.  The Servicer shall make or cause the  inspector to make a written  report of each such  inspection.  Such reports  shall be retained in the
Servicing File and copies thereof shall be forwarded by the Servicer to the Owner.

                  Notwithstanding  anything to the contrary set forth in this  Section  4.13,  the parties hereto  hereby agree that the Owner,  at its option,  shall be entitled to manage,  conserve,  protect and operate each REO Property for its own benefit  (such option,  an "REO  Option").  In  connection  with the exercise  of an REO  Option,  the prior two  paragraphs  and the related  provisions  of Section  4.03 and
Section  4.04(iii)  (such  provisions,  the “REO  Marketing  Provisions”)  shall be  revised  as  follows.
Following the acquisition of any Mortgaged  Property,  the Servicer shall submit a detailed invoice to the
Owner for all related  Servicing  Advances and, upon  exercising the REO Option,  the Owner shall promptly reimburse  the Servicer  for such  amounts.  In the event the REO Option is  exercised  with respect to an
REO Property,  Section 4.04 (iii) shall not be applicable  thereto.  References  made in Section 4.03 with respect to the  reimbursement of Servicing  Advances shall,  for purposes of such REO Property,  be deemed to be covered by this  paragraph.  The Owner  acknowledges  that, in the event it exercises an REO Option, with respect to the related REO Property,  there shall be no breach by the Servicer  based upon or arising out of the Servicer's failure to comply with the REO Marketing Provisions.

                                        ARTICLE V

                                 PAYMENTS TO THE OWNER

                  Section 5.01   Remittances.

                  On each  Remittance  Date,  the  Servicer  shall  remit  to the  Owner  (i) all  amounts credited to the  Custodial  Account as of the close of business  on the  related  preceding  Determination
Date,  except (a) Partial Principal  Prepayments  received on or after the first day of the month in which the  Remittance  Date occurs shall be remitted to the Owner on the next  following  Remittance  Date,  (b)
Full  Principal  Prepayments  received on or before the 15th day of the month in which a  Remittance  Date occurs  shall be  remitted  to the Owner on the  Remittance  Date of such  month,  and (c) Full  Principal
Prepayments  received  after  the  15th  day of the  month  shall  be  remitted  to the  Owner on the next following  Remittance  Date,  each net of  charges  against  or  withdrawals  from the  Custodial  Account pursuant to Section 4.05, plus, to the extent not already deposited in the Custodial  Account,  the sum of
(ii) all Monthly  Advances,  if any,  which the Servicer is obligated  to  distribute  pursuant to Section
5.03 and (iii) all  Prepayment  Interest  Shortfalls  the  Servicer  is  required  to make up  pursuant to
Section 4.04,  minus (iv) any amounts  attributable to Monthly  Payments  collected after the Cut-off Date but due on a Due Date or Dates  subsequent to the last day of the related Due Period,  which amounts shall be remitted on the related Remittance Date next succeeding the Due Period for such amounts.

                  With  respect to any  remittance  received by the Owner after the  Business Day on which such payment was due, the Servicer  shall pay to the Owner  interest on any such late payment at an annual rate equal to the Prime Rate,  adjusted as of the date of each change,  plus two percentage points, but in no event greater than the maximum  amount  permitted by applicable  law. Such interest  shall be deposited in the  Custodial  Account  by the  Servicer  on the date such late  payment  is made and shall  cover the period  commencing  with the day  following  such  Business  Day and ending with the Business Day on which such  payment is made,  both  inclusive.  Such  interest  shall be  remitted  along with the  distribution payable  on the  next  succeeding  related  Remittance  Date.  The  payment  by the  Servicer  of any such interest  shall not be deemed an  extension of time for payment or a waiver of any Event of Default by the
Servicer.

                  Section 5.02   Statements to the Owner.

                  The Servicer shall furnish to the Owner an individual  Mortgage Loan  accounting  report
(a “Report”),  as of the last Business Day of each month, in the Servicer's  assigned loan number order to document  Mortgage  Loan  payment  activity on an  individual  Mortgage  Loan basis.  With respect to each month,  such  Report  shall be  received  by the Owner (i) no later  than the  fifth  Business  Day of the following month of the related  Remittance Date on a disk or tape or other  computer-readable  format,  in such format as may be  mutually  agreed  upon by both the Owner and the  Servicer,  and (ii) no later than the tenth Business Day of the following month of the related  Remittance  Date in hard copy,  which Report shall contain the following:

                  (i)      with respect to each Monthly Payment,  the amount of such remittance  allocable to interest

                  (ii)     the amount of servicing  compensation received by the Servicer during the prior distribution period;

                  (iii)    the aggregate Stated Principal Balance of the Mortgage Loans;

                  (iv)     the number and aggregate  outstanding  principal balances of Mortgage Loans (a)
                           delinquent  (1) 30 to 59 days,  (2) 60 to 89 days,  (3) 90 days or more; (b) as to which  foreclosure has commenced;  and (c) as to which REO Property has been acquired; and

                  (v)      such other reports as may reasonably be required by the Owner.

                  The Servicer  shall also provide a trial  balance,  sorted in the Owner's  assigned loan number  order,  and such other loan level  scheduled-scheduled  remittance  information  as  described  on
Exhibit E, in electronic tape form, with each such Report.

                  The  Servicer  shall  prepare  and  file  any and all  information  statements  or other filings  required  to be  delivered  to any  governmental  taxing  authority  or to Owner  pursuant to any applicable  law  with  respect  to the  Mortgage  Loans  and  the  transactions  contemplated  hereby.  In addition,  the Servicer shall provide the Owner with such information  concerning the Mortgage Loans as is necessary  for the Owner to prepare  its  federal  income tax return as the Owner may  reasonably  request from time to time.

                  In addition,  not more than 60 days after the end of each  calendar  year,  the Servicer shall furnish to each Person who was an Owner at any time during such  calendar  year an annual  statement in  accordance  with  the  requirements  of  applicable  federal  income  tax law as to the  aggregate  of remittances of principal and interest for the applicable portion of such year.

                  Section 5.03 Monthly Advances by the Servicer.

                  Not later than the close of business  on the  Business  Day  preceding  each  Remittance
Date, the Servicer  shall deposit in the Custodial  Account an amount equal to all payments not previously advanced  by the  Servicer,  whether or not  deferred  pursuant  to  Section  4.01,  of Monthly  Payments, adjusted to the related  Mortgage Loan Remittance  Rate,  which are delinquent at the close of business on the related  Determination Date; provided,  however, that the amount of any such deposit may be reduced by
(i) the Amount Held for Future  Distribution (as defined below) then on deposit in the Custodial  Account, plus (ii) with  respect to the  initial  Remittance  Date,  the  Non-held  Early Pay  Amount  (as  defined below).  Any portion of the Amount Held for Future  Distribution  used to pay  Monthly  Advances  shall be replaced by the  Servicer  by deposit  into the  Custodial  Account on any future  Remittance  Date to the extent that the funds that are  available in the  Custodial  Account for  remittance  to the Owner on such
Remittance  Date are less than the amount of payments  required to be made to the Owner on such Remittance
Date.

                  The “Amount Held for Future  Distribution”  as to any Remittance Date shall be the total of the amounts  held in the  Custodial  Account at the close of business  on the  preceding  Determination
Date  which were  received  after the  Cut-off  Date on account  of (i)  Liquidation  Proceeds,  Insurance
Proceeds,  and Partial Principal  Prepayments  received or made in the month of such Remittance Date, (ii)
Full Principal  Payments  received after the 15th day of the month in the month of such  Remittance  Date, and (iii) payments which  represent  early receipt of scheduled  payments of principal and interest due on a date or dates  subsequent to the related Due Date.  The  "Non-held  Early Pay Amount" shall be the total of the amounts on account of payments  which  represent  early receipt of scheduled  payments of principal and interest received on or prior to the Cut-off Date.

                  The  Servicer's  obligation  to make such Monthly  Advances as to any Mortgage Loan will continue  through the final  disposition  or liquidation  of the Mortgaged  Property,  unless the Servicer deems such advance to be nonrecoverable from Liquidation  Proceeds,  REO Disposition Proceeds or Insurance
Proceeds with respect to the applicable  Mortgage  Loan. In such latter event,  the Servicer shall deliver to the Owner an  Officer's  Certificate  of the Servicer to the effect that an officer of the Servicer has reviewed  the related  Servicing  File and has  obtained a recent  appraisal  and has made the  reasonable determination  that any additional  advances are  nonrecoverable  from  Liquidation or Insurance  Proceeds with respect to the applicable Mortgage Loan.

                  Section 5.04 Liquidation Reports.

                  Upon the foreclosure  sale of any Mortgaged  Property or the acquisition  thereof by the
Owner  pursuant to a  deed-in-lieu  of  foreclosure,  the Servicer shall submit to the Owner a liquidation report with  respect to such  Mortgaged  Property in such form as the  Servicer and the Owner shall agree.
The Servicer  shall also provide  reports on the status of REO Property  containing  such  information  as
Owner may reasonably require.

                                      ARTICLE VI

                               GENERAL SERVICING PROCEDURES

                  Section 6.01   Assumption Agreements.

                  The Servicer  will,  to the extent it has  knowledge of any  conveyance  or  prospective conveyance by any  Mortgagor of a Mortgaged  Property  (whether by absolute  conveyance or by contract of, sale,  and whether or not the Mortgagor  remains or is to remain liable under the Mortgage Note and/or the
Mortgage),  exercise its rights to accelerate  the maturity of such Mortgage Loan under any  "due-on-sale"
clause to the extent permitted by law;  provided,  however,  that the Servicer shall not exercise any such rights if  prohibited  by law or the terms of the  Mortgage  Note from doing so or if the exercise of such rights  would  impair or threaten to impair any  recovery  under the related  Primary  Mortgage  Insurance
Policy,  if any. If the Servicer  reasonably  believes it is unable under  applicable  law to enforce such
"due-on-sale"  clause, the Servicer,  with the approval of the Owner (such approval not to be unreasonably withheld),  will enter into an assumption  agreement  with the person to whom the  Mortgaged  Property has been  conveyed or is proposed to be  conveyed,  pursuant  to which such person  becomes  liable  under the
Mortgage  Note and,  to the extent  permitted  by  applicable  state law,  the  Mortgagor  remains  liable thereon.  Where an assumption  is allowed  pursuant to this Section  6.01,  the  Servicer,  with the prior consent of the primary mortgage  insurer,  if any, is authorized to enter into a substitution of liability agreement  with the person to whom the Mortgaged  Property has been conveyed or is proposed to be conveyed pursuant to which the original  mortgagor is released  from  liability and such Person is  substituted  as mortgagor  and  becomes  liable  under the related  Mortgage  Note.  Any such  substitution  of  liability agreement shall be in lieu of an assumption agreement.

                  In connection  with any such  assumption  or  substitution  of  liability,  the Servicer shall  follow the  underwriting  practices  and  procedures  of the Fannie Mae Guide.  With  respect to an assumption or substitution  of liability,  the Mortgage  Interest Rate borne by the related  Mortgage Note and the amount of the Monthly  Payment may not be changed.  The  Servicer  shall notify the Owner that any such  substitution of liability or assumption  agreement has been completed by forwarding to the Owner the original of any such substitution of liability or assumption  agreement,  which document shall be added to the related  Mortgage  Loan  Documents and shall,  for all purposes,  be considered a part of such related mortgage  file to the same extent as all other  documents  and  instruments  constituting  a part thereof.
All fees  collected  by the  Servicer  for  entering  into an  assumption  or  substitution  of  liability agreement shall belong to the Servicer.

                  Notwithstanding  the  foregoing  paragraphs  of this  section or any other  provision of this  Agreement,  the Servicer shall not be deemed to be in default,  breach or any other violation of its obligations  hereunder  by  reason  of any  assumption  of a  Mortgage  Loan  by  operation  of law or any assumption which the Servicer may be restricted by law from  preventing,  for any reason  whatsoever.  For purposes of this Section  6.01,  the term  "assumption"  is deemed to also include a sale of the Mortgaged
Property  subject to the Mortgage that is not  accompanied by an assumption or  substitution  of liability agreement.

                  Section 6.02  Satisfaction of Mortgages and Release of Mortgage Loan Documents.

                  Upon the payment in full of any Mortgage  Loan,  the Servicer  will  immediately  notify the Custodian with a certification  and request for release by a Servicing  Officer,  which  certification shall include a statement to the effect that all amounts  received in  connection  with such payment which are required to be deposited in the  Custodial  Account  pursuant to Section 4.04 have been so  deposited, and a request for  delivery to the  Servicer of the portion of the  Mortgage  Loan  Documents  held by the
Custodian,  and  unless the  related  Mortgage  Loans are the  subject of a  Pass-Through  Transfer,  such request is to be  acknowledged by the Owner.  Upon receipt of such  certification  and request,  the Owner shall promptly  release or cause the Custodian to promptly  release the related Mortgage Loan Documents to the  Servicer  and the  Servicer  shall  prepare and deliver for  execution by the Owner or at the Owner's option  execute  under the  authority  of a power of attorney  delivered  to the Servicer by the Owner any satisfaction  or release.  No expense  incurred in connection  with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Custodial Account.

                  In the event the  Servicer  satisfies  or releases a Mortgage  without  having  obtained payment in full of the  indebtedness  secured by the Mortgage or should it otherwise  prejudice  any right the Owner may have under the mortgage instruments,  the Servicer,  upon written demand, shall remit within two Business  Days to the Owner the then  outstanding  principal  balance of the related  Mortgage Loan by deposit  thereof in the  Custodial  Account.  The Servicer  shall  maintain the Fidelity Bond insuring the
Servicer  against any loss it may sustain with respect to any Mortgage  Loan not  satisfied in  accordance with the procedures set forth herein.

                  From time to time and as  appropriate  for the servicing or  foreclosure of the Mortgage
Loans,  including for the purpose of collection under any Primary Mortgage Insurance Policy,  upon request of the Servicer and delivery to the Custodian of a servicing  receipt  signed by a Servicing  Officer (and unless  the  related  Mortgage  Loans are the  subject of a  Pass-Through  Transfer,  acknowledged  by the
Owner),  the Custodian  shall release the portion of the Mortgage Loan  Documents held by the Custodian to the Servicer.  Such servicing  receipt shall obligate the Servicer to promptly return the related Mortgage
Loan  Documents to the  Custodian,  when the need  therefor by the Servicer no longer  exists,  unless the
Mortgage Loan has been  liquidated and the  Liquidation  Proceeds  relating to the Mortgage Loan have been deposited in the Custodial  Account or such documents  have been delivered to an attorney,  or to a public trustee or other public  official as required by law, for purposes of initiating or pursuing  legal action or other proceedings for the foreclosure of the Mortgaged  Property either  judicially or  non-judicially, and the  Servicer  has  promptly  delivered  to the Owner or the  Custodian a  certificate  of a Servicing
Officer  certifying as to the name and address of the Person to which such  documents  were  delivered and the purpose or purposes of such  delivery.  Upon receipt of a certificate of a Servicing  Officer  stating that such  Mortgage  Loan was  liquidated,  the  servicing  receipt  shall be released by the Owner or the
Custodian, as applicable, to the Servicer.

                  Section 6.03 Servicing Compensation.

                  As compensation for its services  hereunder,  the Servicer shall be entitled to withdraw from the  Custodial  Account  or to retain  from  interest  payments  on the  Mortgage  Loans the  amounts provided  for as  the  Servicer's  Servicing  Fee.  Additional  servicing  compensation  in  the  form  of assumption  fees,  as provided in Section 6.01,  late payment  charges and other  ancillary  fees shall be retained by the  Servicer  to the extent not  required  to be  deposited  in the  Custodial  Account.  The
Servicer  shall  be  required  to pay  all  expenses  incurred  by it in  connection  with  its  servicing activities hereunder and shall not be entitled to reimbursement  therefor except as specifically  provided for.

                  Section 6.04  Annual Statement as to Compliance.

                  The  Servicer  will  deliver  to the Owner not later than 90 days  following  the end of each fiscal year of the Servicer,  an Officers'  Certificate  stating, as to each signatory thereof,  that
(i) a review of the  activities  of the Servicer  during the preceding  calendar  year and of  performance under  this  Agreement  has been  made  under  such  officers'  supervision,  and (ii) to the best of such officers'  knowledge,  based on such review,  the Servicer has fulfilled all of its obligations under this
Agreement  throughout  such  year,  or,  if  there  has  been a  default  in the  fulfillment  of any such obligation,  specifying  each such default known to such officers and the nature and status thereof except for such defaults as such Officers in their good faith judgment believe to be immaterial.

                  Section 6.05  Annual Independent Certified Public Accountants' Servicing Report.

                  Not later  than 90 days  following  the end of each  fiscal  year of the  Servicer,  the
Servicer at its expense  shall cause a firm of  independent  public  accountants  which is a member of the
American  Institute  of  Certified  Public  Accountants  to furnish a statement to the Owner to the effect that such firm has  examined  certain  documents  and records  relating  to the  Servicer's  servicing  of mortgage  loans of the same type as the  Mortgage  Loans  pursuant to servicing  agreements  substantially similar to this Agreement,  which  agreements may include this  Agreement,  and that, on the basis of such an examination,  conducted  substantially  in accordance with the Uniform Single  Attestation  Program for
Mortgage  Bankers,  such firm is of the  opinion  that the  Servicer's  servicing  has been  conducted  in compliance with the agreements  examined  pursuant to this Section 6.05, except for (i) such exceptions as such firm shall  believe to be  immaterial,  and (ii) such other  exceptions as shall be set forth in such statement.

                  Section 6.06  Owner's Right to Examine Servicer Records.

                  The Owner shall have the right to examine and audit,  at its  expense,  upon  reasonable notice  to the  Servicer,  during  business  hours or at such  other  times as might be  reasonable  under applicable  circumstances,  any and all of the books,  records,  documentation or other information of the
Servicer,  or held by  another  for the  Servicer  or on its  behalf  or  otherwise,  which  relate to the performance or observance by the Servicer of the terms, covenants or conditions of this Agreement.

                  The  Servicer  shall  provide  to the Owner  and any  supervisory  agents  or  examiners representing a state or federal  governmental  agency having  jurisdiction  over the Owner,  including but not limited to OTS, FDIC and other similar entities,  access to any  documentation  regarding the Mortgage
Loans in the  possession  of the  Servicer  which may be  required  by any  applicable  regulations.  Such access shall be afforded  without  charge,  upon reasonable  request,  during normal business hours and at the offices of the Servicer,  and in accordance with the applicable federal government agency,  FDIC, OTS, or any other similar regulations.

                  Section 6.07  Compliance with REMIC Provisions.

                  If a REMIC  election  has been made with  respect  to the  arrangement  under  which the
Mortgage  Loans and REO Property  are held,  the  Servicer  shall not take any action,  cause the REMIC to take any  action  or fail to take (or  fail to  cause to be  taken)  any  action  that,  under  the  REMIC
Provisions,  if taken or not  taken,  as the case may be could (i)  endanger  the status of the REMIC as a
REMIC or (ii) result in the  imposition of a tax upon the REMIC  (including  but not limited to the tax on
“prohibited  transactions” as defined in Section 860F(a)(2) of the Code and the tax on “contribution” to a
REMIC set forth in Section  860G(d) of the Code  unless the  Servicer  has  received an Opinion of Counsel
(at the expense of the party  seeking to take such  actions) to the effect  that the  contemplated  action will not endanger such REMIC status or result in the imposition of any such tax.

                  Section 6.08  Non-solicitation.

                  The Servicer shall not knowingly  conduct any solicitation  exclusively  targeted to the
Mortgagors for the purpose of inducing or encouraging  the early  prepayment or refinancing of the related
Mortgage  Loans.  It is understood and agreed that  promotions  undertaken by the Servicer or any agent or affiliate  of the  Servicer  which  are  directed  to the  general  public at  large,  including,  without limitation,  mass mailings based on commercially acquired mailing lists,  newspaper,  radio and television advertisements  shall not  constitute  solicitation  under this section.  Nothing  contained  herein shall prohibit the Servicer from (i) distributing to Mortgagors any general  advertising  including  information brochures,  coupon books,  or other similar  documentation  which  indicates  services the Seller  offers, including  refinances or (ii)  providing  financing of home equity loans to Mortgagors at the  Mortgagor’s request.

                                         ARTICLE VII

                             REPORTS TO BE PREPARED BY SERVICER

                           Section 7.01  Servicer Shall Provide Information as Reasonably Required.

                  The Servicer shall furnish to the Owner upon request, during the term of this
Agreement, such periodic, special or other reports or information, whether or not provided for herein, as shall be necessary, reasonable or appropriate with respect to the purposes of this Agreement.  The
Servicer may negotiate with the Owner for a reasonable fee for providing such report or information, unless (i) the Servicer is required to supply such report or information pursuant to any other section of this Agreement, or (ii) the report or information has been requested in connection with Internal
Revenue Service, OTS, FDIC or other regulatory agency requirements.  All such reports or information shall be provided by and in accordance with all reasonable instructions and directions given by the
Owner. The Servicer agrees to execute and deliver all such instruments and take all such action as the
Owner, from time to time, may reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement.

                                       ARTICLE VIII

                                       THE SERVICER

                  Section 8.01   Indemnification; Third Party Claims.

                  The Servicer agrees to indemnify the Owner and hold it harmless from and against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Owner may sustain in any way related to the failure of the Servicer to perform in any way its duties and service the Mortgage Loans in strict compliance with the terms of this Agreement and for breach of any representation or warranty of the Servicer contained herein.  The Servicer shall immediately notify the Owner if a claim is made by a third party with respect to this Agreement or the Mortgage Loans, assume (with the consent of the Owner and with counsel reasonably satisfactory to the Owner) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Owner in respect of such claim but failure to so notify the Owner shall not limit its obligations hereunder.  The Servicer agrees that it will not enter into any settlement of any such claim without the consent of the Owner unless such settlement includes an unconditional release of the Owner from all liability that is the subject matter of such claim.  The provisions of this
Section 8.01 shall survive termination of this Agreement. In no event will either Purchaser or Seller be liable to the other party to this Agreement for incidental or consequential damages, including, without limitation, loss of profit or loss of business or business opportunity, regardless of the form of action whether in contract, tort or otherwise.

                  Section 8.02   Merger or Consolidation of the Servicer.

                  The  Servicer  will keep in full  effect  its  existence,  rights  and  franchises  as a corporation under the laws of the state of its incorporation  except as permitted herein,  and will obtain and preserve its  qualification  to do business as a foreign  corporation  in each  jurisdiction  in which such  qualification is or shall be necessary to protect the validity and  enforceability of this Agreement or any of the Mortgage Loans and to perform its duties under this Agreement.

                  Any Person into which the Servicer  may be merged or  consolidated,  or any  corporation resulting from any merger,  conversion or  consolidation  to which the Servicer  shall be a party,  or any
Person  succeeding to the business of the Servicer whether or not related to loan servicing,  shall be the successor of the Servicer  hereunder,  without the  execution or filing of any paper or any further act on the  part of any of the  parties  hereto,  anything  herein  to the  contrary  notwithstanding;  provided, however,  that the successor or surviving  Person shall be an  institution  (i) having a GAAP net worth of not less than  $25,000,000,  (ii) the deposits of which are insured by the FDIC, SAIF and/or BIF, or which is a  HUD-approved  mortgagee  whose  primary  business  is in  origination  and  servicing  of first lien mortgage loans, and (iii) which is a Fannie Mae or Freddie Mac approved seller/servicer in good standing.

                  Section 8.03  Limitation on Liability of the Servicer and Others.

                  Neither  the  Servicer  nor any of the  officers,  employees  or agents of the  Servicer shall be under any  liability to the Owner for any action taken or for  refraining  from the taking of any action in good faith pursuant to this Agreement,  or for errors in judgment made in good faith;  provided, however,  that this  provision  shall not  protect the  Servicer or any such person  against any breach of warranties  or  representations  made  herein,  or  failure  to  perform  in any  way its  obligations  in compliance with any standard of care set forth in this  Agreement,  or any liability which would otherwise be imposed  by reason of  negligence  or any breach of the terms and  conditions  of this  Agreement.  The
Servicer  and any  officer,  employee or agent of the  Servicer  may rely in good faith on any document of any kind prima  facie  properly  executed  and  submitted  by the Owner  respecting  any  matters  arising hereunder.  The Servicer  shall not be under any  obligation  to appear in,  prosecute or defend any legal action  which is not  incidental  to its duties to service  the  Mortgage  Loans in  accordance  with this
Agreement and which in its opinion may involve it in any expenses or liability;  provided,  however,  that the  Servicer  may,  with the consent of the Owner,  which  consent  shall not be  unreasonably  withheld, undertake  any such action which it may deem  necessary or desirable  with respect to this  Agreement  and the rights and duties of the parties  hereto.  In such event,  the reasonable  legal expenses and costs of such action and any liability resulting  therefrom shall be expenses,  costs and liabilities for which the
Owner will be liable,  and the Servicer  shall be entitled to be  reimbursed  therefor from the Owner upon written demand.

                  Section 8.04  Servicer Not to Resign.

                  The  Servicer  shall not resign from the  obligations  and duties  hereby  imposed on it except  by  mutual  consent  of the  Servicer  and the  Owner or upon the  determination  that its  duties hereunder  are no longer  permissible  under  applicable  law and such  incapacity  cannot be cured by the
Servicer.  Any such  determination  permitting  the  resignation  of the Servicer shall be evidenced by an
Opinion of Counsel to such effect  delivered  to the Owner which  Opinion of Counsel  shall be in form and substance  acceptable to the Owner.  No such  resignation  shall become  effective until a successor shall have assumed the Servicer's  responsibilities and obligations  hereunder in the manner provided in Section
11.01.

                  Section 8.05   No Transfer of Servicing.

                  With respect to the retention of the Servicer to service the Mortgage  Loans  hereunder, the Servicer  acknowledges  that the Owner has acted in reliance upon the Servicer's  independent  status, the  adequacy of its  servicing  facilities,  plan,  personnel,  records and  procedures,  its  integrity, reputation  and  financial  standing  and  the  continuance  thereof.  Without  in any  way  limiting  the generality  of this  section,  the  Servicer  shall not either  assign  this  Agreement  or the  servicing hereunder  or  delegate  its rights or duties  hereunder  or any  portion  thereof,  or sell or  otherwise dispose of all or substantially  all of its property or assets,  without the prior written approval of the
Owner,  which  approval  shall not be  unreasonably  withheld;  provided  that the Servicer may assign the
Agreement  and the  servicing  hereunder  without the consent of Owner to an  affiliate of the Servicer to which all  servicing  of the  Servicer  is  assigned  so long as (i) such  affiliate  is a Fannie  Mae and
Freddie  Mac  approved  servicer  and  (ii) if it is  intended  that  such  affiliate  be spun  off to the shareholders  of the Servicer,  such  affiliate  have a GAAP net worth of at least  $10,000,000  and (iii)
such affiliate  shall deliver to the Owner a  certification  pursuant to which such affiliate  shall agree to be bound by the terms and  conditions  of this  Agreement  and shall  certify that such  affiliate is a
Fannie Mae and Freddie Mac approved servicer in good standing.

                                     ARTICLE IX
                                      DEFAULT

                  Section 9.01  Events of Default.

                  In case one or more of the following  Events of Default by the Servicer  shall occur and be continuing, that is to say:

                  (i)      any failure by the  Servicer  to remit to the Owner any payment  required to be made under the terms of this  Agreement  which  continues  unremedied  for a period of three (3)  Business
Days  after  written  notice  thereof  (it being  understood  that  this  subparagraph  shall  not  affect
Servicer's  obligation  pursuant to Section 5.01 to pay default interest on any remittance received by the
Owner after the Business Day on which such payment was due); or

                  (ii)     any  failure  on the part of the  Servicer  duly to  observe  or perform in any material  respect any other of the  covenants or  agreements on the part of the Servicer set forth in this
Agreement,  the breach of which has a material  adverse effect and which continue  unremedied for a period of sixty  days  (except  that such  number of days  shall be  fifteen  in the case of a failure to pay any premium for any insurance  policy  required to be maintained  under this  Agreement and such failure shall be deemed to have a material  adverse  effect)  after the date on which  written  notice of such  failure, requiring the same to be remedied, shall have been given to the Servicer by the Owner; or

                  (iii)    a decree  or  order  of a court  or  agency  or  supervisory  authority  having jurisdiction  for  the  appointment  of a  conservator  or  receiver  or  liquidator  in  any  insolvency, bankruptcy,  readjustment  of debt,  marshaling of assets and liabilities or similar  proceedings,  or for the  winding-up  or  liquidation  of its affairs,  shall have been  entered  against the Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of sixty days; or

                  (iv)     the Servicer  shall consent to the  appointment of a conservator or receiver or liquidator in any insolvency,  bankruptcy,  readjustment of debt,  marshaling of assets and liabilities or similar  proceedings of or relating to the Servicer or of or relating to all or  substantially  all of its property; or

                  (v)      the Servicer  shall admit in writing its  inability to pay its debts  generally as they become due,  file a petition to take  advantage of any  applicable  insolvency  or  reorganization statute,  make an assignment  for the benefit of its  creditors,  or  voluntarily  suspend  payment of its obligations; or

                  (vi)     the Servicer  ceases to be approved by either Fannie Mae or Freddie Mac (to the extent  such  entities  are then  operating  in a capacity  similar  to that in which they  operate on the
Closing Date) as a mortgage  loan  servicer for more than thirty days to the extent such entities  perform similar functions; or

                  (vii)    the Servicer attempts to assign its right to servicing  compensation  hereunder or the  Servicer  attempts,  without  the  consent of the Owner,  to sell or  otherwise  dispose of all or
substantially   all  of  its  property  or  assets  or  to  assign  this   Agreement   or  the   servicing
responsibilities  hereunder  or to  delegate  its  duties  hereunder  or any  portion  thereof  except  as otherwise permitted herein.

                  then,  and in each and every  such case,  so long as an Event of Default  shall not have been  remedied,  the Owner,  by notice in writing to the Servicer may, in addition to whatever  rights the
Owner may have  under  Section  8.01 and at law or equity to  damages,  including  injunctive  relief  and specific  performance,  terminate all the rights and  obligations of the Servicer under this Agreement and in and to the Mortgage  Loans and the proceeds  thereof  without  compensating  the Servicer for the same.
On or after the receipt by the Servicer of such written  notice,  all  authority and power of the Servicer under this  Agreement,  whether  with  respect to the Mortgage  Loans or  otherwise,  shall pass to and be vested in the successor  appointed  pursuant to Section 11.01.  Upon written  request from the Owner,  the
Servicer shall prepare,  execute and deliver,  any and all documents and other instruments,  place in such successor's  possession all Servicing  Files,  and do or accomplish all other acts or things  necessary or appropriate  to effect the  purposes of such notice of  termination,  whether to complete the transfer and endorsement or assignment of the Mortgage  Loans and related  documents,  or otherwise,  at the Servicer's sole  expense.  The Servicer  agrees to  cooperate  with the Owner and such  successor  in  effecting  the termination of the Servicer's  responsibilities and rights hereunder,  including,  without limitation, the transfer  to such  successor  for  administration  by it of all cash  amounts  which  shall at the time be credited by the Servicer to the Custodial  Account or Escrow  Account or thereafter  received with respect to the Mortgage Loans or any REO Property.

                  Section 9.02 Waiver of Defaults.

                  The  Owner  may  waive  only by  written  notice  any  default  by the  Servicer  in the performance of its  obligations  hereunder and its  consequences.  Upon any such waiver of a past default, such default  shall cease to exist,  and any Event of Default  arising  therefrom  shall be deemed to have been  remedied for every  purpose of this  Agreement.  No such waiver shall  extend to any  subsequent  or other default or impair any right consequent thereon except to the extent expressly so waived in writing.

                                      ARTICLE X

                                     TERMINATION

                  Section 10.01  Termination.

                  The respective  obligations and  responsibilities  of the Servicer shall terminate upon:
(i) the later of the final  payment or other  liquidation  (or any advance  with  respect  thereto) of the last Mortgage Loan or the  disposition  of all REO Property and the remittance of all funds due hereunder;
or (ii) by mutual  consent of the Servicer  and the Owner in writing;  or (iii)  termination  by the Owner pursuant  to  Section  9.01.  Simultaneously  with any such  termination  and the  transfer  of  servicing hereunder,  the Servicer shall be entitled to be reimbursed  for any  outstanding  Servicing  Advances and
Monthly Advances.

                  Section 10.02 Removal of Mortgage  Loans from  Inclusion  under this  Agreement  upon a
                  Whole Loan Transfer or a Pass-Through Transfer.

         The Servicer  acknowledges  and the Owner agrees that with respect to some or all of the Mortgage
Loans,  the  Owner  may  effect  either  (1)  one  or  more  Whole  Loan  Transfers,  or (2)  one or  more
Pass-Through Transfers.

         The  Servicer  shall  cooperate  with the Owner in  connection  with any Whole Loan  Transfer  or
Pass-Through  Transfer  contemplated by the Owner pursuant to this Section. In connection  therewith,  and without  limitation,  the Owner shall deliver any  reconstitution  agreement or other document  related to the Whole Loan Transfer or  Pass-Through  Transfer to the Servicer at least 15 days prior to such transfer
(or 30 days if such  transfer is to take place in March,  June,  September or  December)  and the Servicer
shall execute any such reconstitution  agreement which contains provisions  substantially similar to those herein  or  otherwise  reasonably  acceptable  to the  Owner  and the  Servicer  and  which  restates  the representations  and warranties  contained in Article III as of the date of transfer (except to the extent any such representation or warranty is not accurate on such date).

         With respect to each Whole Loan Transfer or Pass-Through  Transfer,  as the case may be, effected by the Owner,  Owner (i) shall reimburse Servicer for all reasonable  out-of-pocket  third party costs and expenses  related  thereto and (ii) shall pay Servicer a reasonable  amount  representing  time and effort expended by Servicer  related thereto (which amount shall be reasonably  agreed upon by Servicer and Owner prior to the expenditure of such time and effort);  provided,  however,  that for each Whole Loan Transfer and/or  Pass-Through  Transfer,  the sum of such amounts described in subsections (i) and (ii) above shall in no event exceed $5,000.  For purposes of this paragraph,  all Whole Loan Transfers and/or  Pass-Through
Transfers  made to the same entity within the same  accounting  cycle shall be  considered  one Whole Loan
Transfer or Pass-Through Transfer.

                  All Mortgage Loans not sold or transferred pursuant to a Whole Loan Transfer or
Pass-Through Transfer shall be subject to this Agreement and shall continue to be serviced in accordance with the terms of this Agreement and with respect thereto this Agreement shall remain in full force and effect.

                                           ARTICLE XI

                                     MISCELLANEOUS PROVISIONS

                  Section 11.01  Successor to the Servicer.

                  Prior  to  termination  of  the  Servicer's   responsibilities  and  duties  under  this
Agreement  pursuant to Sections 8.04, 9.01 or 10.01(ii),  the Owner shall (i) succeed to and assume all of the Servicer's  responsibilities,  rights, duties and obligations under this Agreement,  or (ii) appoint a successor  having the  characteristics  set forth in Section  8.02 hereof and which  shall  succeed to all rights  and  assume  all of the  responsibilities,  duties  and  liabilities  of the  Servicer  under this
Agreement prior to the termination of the Servicer's  responsibilities,  duties and liabilities under this
Agreement.  In connection with such appointment and assumption,  the Owner may make such  arrangements for the  compensation  of such  successor  out of payments on Mortgage  Loans as the Owner and such  successor shall  agree.  In the event  that the  Servicer's  duties,  responsibilities  and  liabilities  under this
Agreement  should be terminated  pursuant to the  aforementioned  sections,  the Servicer shall  discharge such  duties  and  responsibilities  during  the  period  from  the  date it  acquires  knowledge  of such termination  until the effective  date thereof with the same degree of diligence and prudence  which it is obligated  to exercise  under this  Agreement,  and shall take no action  whatsoever  that might impair or prejudice  the  rights or  financial  condition  of its  successor.  The  resignation  or  removal  of the
Servicer  pursuant to the  aforementioned  sections shall not become  effective until a successor shall be appointed pursuant to this section and shall in no event relieve the Servicer of the  representations  and warranties  made  pursuant to Article III and the remedies  available to the Owner under  Section 8.01, it being  understood  and agreed that the provisions of such Article III and Section 8.01 shall be applicable to the Servicer  notwithstanding  any such resignation or termination of the Servicer,  or the termination of this Agreement.

                  Any successor  appointed as provided  herein shall execute,  acknowledge  and deliver to the Servicer and to the Owner an instrument  accepting such  appointment,  whereupon such successor  shall become fully vested with all the rights,  powers,  duties,  responsibilities,  obligations and liabilities of the Servicer,  with like effect as if originally  named as a party to this  Agreement.  Any termination or  resignation  of the  Servicer  or this  Agreement  pursuant to Section  8.04,  9.01 or 10.01 shall not affect any claims that the Owner may have against the Servicer  arising prior to any such  termination  or resignation.

                  The  Servicer  shall  promptly  deliver  to the  successor  the  funds in the  Custodial
Account and the Escrow Account and the Servicing  Files and related  documents and  statements  held by it hereunder  and the  Servicer  shall  account for all funds.  The Servicer  shall  execute and deliver such instruments  and do such other things all as may reasonably be required to more fully and definitely  vest and  confirm  in the  successor  all  such  rights,  powers,  duties,  responsibilities,  obligations  and liabilities of the Servicer.  The successor  shall make such  arrangements  as it may deem  appropriate to reimburse  the Servicer for  unrecovered  Servicing  Advances  which the successor  retains  hereunder and which  would  otherwise  have been  recovered  by the  Servicer  pursuant  to this  Agreement  but for the appointment of the successor servicer.

                  Upon a successor's  acceptance of  appointment  as such,  the Servicer  shall notify the
Owner of such appointment.

                  Section 11.02  Amendment.

                  This  Agreement  may be  amended  from  time to time by the  Servicer  and the  Owner by written agreement signed by the Servicer and the Owner.

                  Section 11.03  Recordation of Agreement.

                  To the extent  permitted by applicable  law, this Agreement is subject to recordation in all  appropriate  public  offices  for real  property  records  in all the  counties  or other  comparable jurisdictions in which any of all the properties  subject to the Mortgages are situated,  and in any other appropriate  public  recording  office or elsewhere,  such  recordation to be effected by the Owner at the
Owner's  expense on  direction of the Owner  accompanied  by an opinion of counsel to the effect that such recordation  materially  and  beneficially  affects  the  interest  of the Owner or is  necessary  for the administration or servicing the Mortgage Loans.

                  Section 11.04  Governing Law.

                  THIS AGREEMENT  SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE  WITH THE INTERNAL LAWS
OF THE STATE OF NEW YORK WITHOUT  GIVING  EFFECT TO  PRINCIPLES  OF CONFLICTS  OF LAWS.  THE  OBLIGATIONS,
RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

                  Section 11.05  Notices.

                  Any demands,  notices or other  communications  permitted or required hereunder shall be in writing and shall be deemed  conclusively  to have been given if  personally  delivered at or mailed by registered  mail,  postage  prepaid,  and return  receipt  requested  or  transmitted  by  telecopier  and confirmed by a similar mailed writing, as follows:

(i)               if to the Servicer:

                  500 Enterprise Road
                  Horsham, Pennsylvania 19044
                  Attention: Mr. Frank Ruhl
                  Telecopier No.: (215) 682-3396

(ii)              if to the Owner:

                  Mac Arthur Ridge II,
                  909 Hidden Ridge Drive, Suite 200
                  Irving, Texas 75038
                  Attention:  Mr. Edward Raice
                  Telecopier No.:  (972) 444-2810

or such other  address as may  hereafter be furnished to the other party by like notice.  Any such demand, notice,  or  communication  hereunder  shall be deemed to have been  received on the date  delivered to or received at the premises of the address (as  evidenced,  in the case of registered  or certified  mail, by the date noted on the return receipt).

                  Section 11.06  Severability of Provisions.

                  Any part,  provision,  representation  or warranty of this Agreement which is prohibited or which is held to be void or  unenforceable  shall be ineffective  to the extent of such  prohibition or
unenforceability   without   invalidating  the  remaining   provisions   hereof.   Any  part,   provision,
representation  or warranty of this Agreement which is prohibited or  unenforceable  or is held to be void or unenforceable  in any  jurisdiction  shall be ineffective,  as to such  jurisdiction,  to the extent of such prohibition or unenforceability  without  invalidating the remaining  provisions hereof, and any such prohibition  or  unenforceability  in any  jurisdiction  as to any Mortgage  Loan shall not  invalidate or render  unenforceable  such  provision in any other  jurisdiction.  To the extent  permitted by applicable law, the parties hereto waive any provision of law which  prohibits or renders void or  unenforceable  any provision  hereof.  If the  invalidity  of  any  part,  provision,  representation  or  warranty  of  this
Agreement  shall  deprive any party of the economic  benefit  intended to be conferred by this  Agreement, the parties  shall  negotiate,  in good  faith,  to develop a structure  the  economic  effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

                  Section 11.07  Exhibits.

                  The exhibits to this  Agreement are hereby  incorporated  and made a part hereof and are an integral part of this Agreement.

                  Section 11.08  General Interpretive Principles.

                  For purposes of this  Agreement,  except as otherwise  expressly  provided or unless the context otherwise requires:

                  (i)      the terms defined in this Agreement have the meanings  assigned to them in this
Agreement  and  include  the plural as well as the  singular,  and the use of any gender  herein  shall be deemed to include the other gender;

                  (ii)     accounting  terms not otherwise  defined  herein have the meanings  assigned to them in accordance with generally accepted accounting principles;

                  (iii)    references herein to "Articles," "Sections,"  "Subsections,"  "Paragraphs," and
other  subdivisions  without reference to a document are to designated  Articles,  Sections,  Subsections,
Paragraphs and other subdivisions of this Agreement;

                  (iv)     a  reference  to a  Subsection  without  further  reference  to a Section  is a reference to such  Subsection  as contained in the same Section in which the reference  appears,  and this rule shall also apply to Paragraphs and other subdivisions;

                  (v)      the words  "herein,"  "hereof,"  "hereunder"  and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

                  (vi)     the term  "include" or "including"  shall mean without  limitation by reason of enumeration.

                  Section 11.09  Reproduction of Documents.

                  This Agreement and all documents relating hereto,  including,  without  limitation,  (i)
consents,  waivers and  modifications  which may  hereafter be executed,  (ii)  documents  received by any party at the closing,  and (iii) financial  statements,  certificates and other information  previously or
hereafter  furnished,  may  be  reproduced  by  any  photographic,   photostatic,  microfilm,  micro-card,
miniature  photographic or other similar process.  The parties agree that any such  reproduction  shall be admissible in evidence as the original  itself in any judicial or  administrative  proceeding,  whether or not the original is in existence and whether or not such  reproduction  was made by a party in the regular course of business,  and that any  enlargement,  facsimile or further  reproduction  of such  reproduction shall likewise be admissible in evidence.

                  Section 11.10  Confidentiality of Information.

                  Each party  recognizes  that, in connection with this Agreement,  it may become privy to non-public  information  regarding the financial  condition,  operations and prospects of the other party.
Except  as  required  to be  disclosed  by law,  each  party  agrees  to keep all  non-public  information regarding  the other  party  strictly  confidential,  and to use all such  information  solely in order to effectuate the purpose of this Agreement.

                  Section 11.11  Recordation of Assignments of Mortgage.

                  To the extent  permitted  by  applicable  law,  each of the  Assignments  of Mortgage is subject to recordation  in all  appropriate  public offices for real property  records in all the counties or other  comparable  jurisdictions in which any or all of the Mortgaged  Properties are situated,  and in any other  appropriate  public  recording  office or  elsewhere,  such  recordation  to be effected by the
Servicer at the Owner's expense.

                  Section 11.12  Assignment by the Owner.

                  The Owner shall have the right,  without the consent of the Servicer hereof,  to assign, in whole or in part,  its  interest  under this  Agreement  with  respect  to some or all of the  Mortgage
Loans,  and  designate  any  person to  exercise  any  rights  of the Owner  hereunder,  by  executing  an assignment and  assumption  agreement  reasonably  acceptable to the Servicer and the assignee or designee shall accede to the rights and  obligations  hereunder of the Owner with respect to such  Mortgage  Loans.
In no event shall Owner sell a partial  interest in any  Mortgage  Loan.  All  references  to the Owner in this  Agreement  shall be deemed to include  its  assignees  or  designees.  It is  understood  and agreed between  the  Owners and the  Servicer  that no more than five (5)  Persons  shall have the right of owner under this Agreement at any one time.

                  Section 11.13  No Partnership.

                  Nothing  herein  contained  shall be deemed or construed to create a  co-partnership  or joint  venture  between  the  parties  hereto and the  services  of the  Servicer  shall be rendered as an independent contractor and not as agent for Owner.

                  Section 11.14  Execution; Successors and Assigns.

                  This  Agreement  may be  executed  in  one or  more  counterparts  and by the  different parties  hereto on  separate  counterparts,  each of  which,  when so  executed,  shall be deemed to be an original;  such counterparts,  together,  shall constitute one and the same agreement.  Subject to Section
8.04,  this  Agreement  shall inure to the benefit of and be binding  upon the  Servicer and the Owner and their respective successors and assigns.

                  Section 11.15  Entire Agreement.

                  Each of the Servicer and the Owner  acknowledge that no  representations,  agreements or promises  were made to it by the other  party or any of its  employees  other than those  representations,
agreements  or  promises   specifically   contained   herein.   This   Agreement  sets  forth  the  entire
understanding between the parties hereto and shall be binding upon all successors of both parties.

                  IN WITNESS  WHEREOF,  the  Servicer  and the Owner have caused  their names to be signed hereto  by their  respective  officers  thereunto  duly  authorized  as of the date and year  first  above written.

                                            GMAC MORTGAGE CORPORATION
                                            Servicer

                                            By: ________________________________________
                                                 Name:
                                                 Title:

                                            EMC MORTGAGE CORPORATION
                                            Owner

                                            By:_________________________________________

                                                EXHIBIT A

                                          MORTGAGE LOAN SCHEDULE

                                               EXHIBIT B

                                   CUSTODIAL ACCOUNT LETTER AGREEMENT
                                                (date)

To:______________________
_________________________
_________________________
    (the "Depository")

                  As    "Servicer"    under   the    Servicing    Agreement,    dated   as   of ____,   (the
"Agreement"),  we hereby  authorize  and  request you to  establish  an  account,  as a Custodial  Account pursuant to Section 4.04 of the Agreement,  to be designated as "[Servicer]  Custodial  Account,  in trust for [Owner],  Owner of Whole Loan Mortgages,  and various  Mortgagors."  All deposits in the account shall be subject to  withdrawal  therefrom by order  signed by the  Servicer.  You may refuse any deposit  which would result in violation of the requirement  that the account be fully insured as described  below.  This letter is submitted to you in duplicate.  Please execute and return one original to us.

                                   By:____________________
                                   Name:__________________
                                   Title:_________________

                  The  undersigned,  as "Depository",  hereby  certifies that the above described  account has been established  under Account Number  __________,  at the office of the depository  indicated above, and agrees to honor  withdrawals  on such  account as provided  above.  The full amount  deposited  at any time in the account will be insured up to applicable limits by the Federal Deposit  Insurance  Corporation through  the  Bank  Insurance  Fund or the  Savings  Association  Insurance  Fund or will be  invested  in
Permitted Investments as defined in the Agreement.

                                   [                  ]
                                   (name of Depository)
                                   By:____________________
                                   Name:__________________
                                   Title:_________________

                                                      EXHIBIT C

                                           ESCROW ACCOUNT LETTER AGREEMENT

                                                       (date)

To:___________________________
______________________________
______________________________
       (the "Depository")

                  As     "Servicer"     under    the    Servicing     Agreement,     dated    as    of ________
(the  "Agreement"),  we hereby  authorize  and request you to establish an account,  as an Escrow  Account pursuant to Section 4.06 of the Agreement,  to be designated as "[Servicer]  Escrow Account,  in trust for
[Owner],  Owner of Whole Loan  Mortgages,  and various  Mortgagors."  All deposits in the account shall be subject to withdrawal  therefrom by order signed by the  Servicer.  You may refuse any deposit which would result in  violation  of the  requirement  that the  account be fully  insured as  described  below.  This letter is submitted to you in duplicate.  Please execute and return one original to us.

                                   By:____________________
                                   Name:__________________
                                   Title:_________________

                  The  undersigned,  as "Depository",  hereby  certifies that the above described  account has been established  under Account Number  __________,  at the office of the depository  indicated above, and agrees to honor  withdrawals  on such  account as provided  above.  The full amount  deposited  at any time in the account will be insured up to applicable limits by the Federal Deposit  Insurance  Corporation through  the  Bank  Insurance  Fund or the  Savings  Association  Insurance  Fund or will be  invested  in
Permitted Investments as defined in the Agreement.

                                   [                  ]
                                   (name of Depository)
                                   By:____________________
                                   Name:__________________
                                   Title:_________________

                                                  EXHIBIT D

                                           REQUEST FOR RELEASE

                                                 EXHIBIT E

                                      LOAN LEVEL SCHEDULED-SCHEDULED
                                          REMITTANCE TAPE LAYOUT

                                                                                      EXHIBIT H-7

                                      GREENPOINT SERVICING AGREEMENT

                                             EMC MORTGAGE CORPORATION
                                                Purchaser,

                                    GREENPOINT MORTGAGE FUNDING, INC.

                                                 Company,

                               PURCHASE, WARRANTIES AND SERVICING AGREEMENT
                                      Dated as of September 1, 2003

                                (Fixed and Adjustable Rate Mortgage Loans)

                                                ARTICLE I

Section 1.01     Defined ..................................................................................2

                                                ARTICLE II

Section 2.04     Record Title and Possession of Mortgage Files; Maintenance of Servicing

                                               ARTICLE III

                                                ARTICLE IV

Section 4.08     Payment of Taxes, Insurance and Other Charges; Maintenance of Primary Mortgage

                                                ARTICLE V

                                                ARTICLE VI

                                               ARTICLE VII

Section 7.01      Company Shall Provide Information as Reasonably Required................................57

                                               ARTICLE VIII

                                                ARTICLE IX

Section 9.01     Events of Default........................................................................61
Section 9.02     Waiver of Defaults.......................................................................62

                                                ARTICLE X

Section 10.01    Termination.............................................................................62
Section 10.02    Termination without cause...............................................................63

                                                ARTICLE XI

EXHIBITS
   A                    Contents of Mortgage File
   B                    Custodial Account Letter Agreement
   C                    Escrow Account Letter Agreement
   D                    Form of Assignment, Assumption and Recognition Agreement
   E                    Form of Trial Balance
   F                    [reserved]
   G                    Request for Release of Documents and Receipt
   H                    Company’s Underwriting Guidelines
   I                    Form of Term Sheet

         This is a Purchase,  Warranties  and  Servicing  Agreement,  dated as of September 1, 2003 and is executed  between EMC MORTGAGE  CORPORATION,  as Purchaser,  with offices  located at Mac Arthur Ridge II,
909 Hidden  Ridge  Drive,  Suite 200,  Irving,  Texas 75038 (the  "Purchaser"),  and  GREENPOINT  MORTGAGE
FUNDING, INC., with offices located at 100 Wood Hollow Drive, Novato, California 94945 (the "Company").

                                          W I T N E S S E T H :

         WHEREAS,  the  Purchaser has  heretofore  agreed to purchase from the Company and the Company has heretofore  agreed to sell to the  Purchaser,  from time to time,  certain  Mortgage  Loans on a servicing retained basis;

         WHEREAS,  each of the Mortgage  Loans is secured by a mortgage,  deed of trust or other  security instrument  creating a first lien on a residential  dwelling located in the jurisdiction  indicated on the
Mortgage Loan Schedule, which is annexed to the related Term Sheet; and

         WHEREAS,  the Purchaser and the Company wish to prescribe the  representations  and warranties of the Company with respect to itself and the Mortgage  Loans and the  management,  servicing  and control of the Mortgage Loans;

         NOW,  THEREFORE,  in consideration of the mutual agreements  hereinafter set forth, and for other good and valuable consideration,  the receipt and adequacy of which is hereby acknowledged,  the Purchaser and the Company agree as follows:

                                                ARTICLE I

                                               DEFINITIONS

         Section 1.01  Defined Terms.

         Whenever used in this Agreement,  the following words and phrases,  unless the context  otherwise requires, shall have the following meaning specified in this Article:

         Accepted  Servicing  Practices:  With  respect to any Mortgage  Loan,  those  mortgage  servicing practices  (including  collection  procedures)  of prudent  mortgage  banking  institutions  which service mortgage  loans of the same type as such Mortgage  Loan in the  jurisdiction  where the related  Mortgaged
Property is located,  and which are in accordance with Fannie Mae servicing practices and procedures,  for
MBS pool mortgages, as defined in the Fannie Mae Guides including future updates.

         Adjustment  Date:  As to each  adjustable  rate  Mortgage  Loan,  the date on which the  Mortgage
Interest Rate is adjusted in accordance with the terms of the related Mortgage Note.

         Agreement:  This Purchase,  Warranties  and Servicing  Agreement  including all exhibits  hereto, amendments hereof and supplements hereto.

         Appraised Value:  With respect to any Mortgaged  Property,  the value thereof as determined by an appraisal  made for the  originator of the Mortgage Loan at the time of  origination  of the Mortgage Loan by an appraiser who met the requirements of the Company and Fannie Mae.

         Assignment:  An  individual  assignment  of  the  Mortgage,  notice  of  transfer  or  equivalent instrument,  in  recordable  form,  sufficient  under the laws of the  jurisdiction  wherein  the  related
Mortgaged Property is located to reflect of record the sale or transfer of the Mortgage Loan.

         BIF:  The Bank Insurance Fund, or any successor thereto.

         Business  Day:  Any day other  than:  (i) a Saturday  or Sunday,  or (ii) a legal  holiday in the
State of New York,  or (iii) a day on which banks in the State of New York are  authorized or obligated by law or executive order to be closed.

         Closing Date: With respect to any Mortgage Loan, the date stated on the related Term Sheet.

         Code:  The Internal Revenue Code of 1986, or any successor statute thereto.

         Company:  GreenPoint  Mortgage  Funding,  Inc.,  its  successors  in  interest  and  assigns,  as permitted by this Agreement.

         Company's Officer's  Certificate:  A certificate signed by the Chairman of the Board,  President, any Vice  President  or  Treasurer  of Company  stating the date by which  Company  expects to receive any missing documents sent for recording from the applicable recording office.

         Condemnation  Proceeds:  All awards or  settlements in respect of a Mortgaged  Property,  whether permanent or temporary,  partial or entire,  by exercise of the power of eminent  domain or  condemnation, to the extent not  required  to be released to a  Mortgagor  in  accordance  with the terms of the related
Mortgage Loan Documents.

         Confirmation:  The  trade  confirmation  letter  between  the  Purchaser  and the  Company  which relates to the Mortgage Loans.

         Co-op Lease:  With respect to a Co-op Loan,  the lease with respect to a dwelling  unit  occupied by the Mortgagor and relating to the stock allocated to the related dwelling unit.

         Co-op Loan:  A Mortgage  Loan secured by the pledge of stock  allocated  to a dwelling  unit in a residential cooperative housing corporation and a collateral assignment of the related Co-op Lease.

         Current Appraised Value:   With  respect  to  any  Mortgaged  Property,   the  value  thereof  as
determined by an appraisal made for the Company (by an appraiser who met the  requirements  of the Company and Fannie Mae) at the request of a Mortgagor  for the purpose of canceling a Primary  Mortgage  Insurance
Policy in accordance  with federal,  state and local laws and regulations or otherwise made at the request of the Company or Mortgagor.

         Current LTV:      The ratio of the Stated  Principal  Balance of a Mortgage  Loan to the  Current
Appraised Value of the Mortgaged Property.

         Custodial  Account:  Each separate demand account or accounts created and maintained  pursuant to
Section 4.04 which shall be entitled  "GreenPoint  Mortgage  Funding,  Inc., in trust for the [Purchaser],
Owner of Adjustable Rate Mortgage Loans" and shall be established in an Eligible  Account,  in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

         Custodian:  With respect to any Mortgage Loan,  the entity stated on the related Term Sheet,  and its successors and assigns, as custodian for the Purchaser.

         Cut-off Date: With respect to any Mortgage Loan, the date stated on the related Term Sheet.

         Determination  Date:  The 15th day (or if such 15th day is not a Business  Day,  the Business Day immediately preceding such 15th day) of the month of the related Remittance Date.

         Due  Date:  The day of the  month  on  which  the  Monthly  Payment  is due on a  Mortgage  Loan, exclusive of any days of grace, which is the first day of the month.

         Due Period:  With respect to any  Remittance  Date,  the period  commencing  on the second day of the month  preceding  the month of such  Remittance  Date and  ending on the first day of the month of the
Remittance Date.

         Eligible  Account:  An account  established  and  maintained:  (i) within FDIC  insured  accounts created,  maintained and monitored by the Company so that all funds  deposited  therein are fully insured, or (ii) as a trust  account with the  corporate  trust  department  of a depository  institution  or trust company  organized  under the laws of the United States of America or any one of the states thereof or the
District of Columbia  which is not  affiliated  with the  Company (or any  sub-servicer)  or (iii) with an
entity  which  is  an   institution   whose   deposits  are  insured  by  the  FDIC,   the  unsecured  and
uncollateralized  long-term  debt  obligations of which shall be rated “A2” or higher by Standard & Poor’s and “A” or higher by Fitch,  Inc. or one of the two highest  short-term  ratings by any applicable  Rating
Agency,  and which is either (a) a federal savings  association  duly organized,  validly  existing and in good standing under the federal banking laws, (b) an institution  duly organized,  validly existing and in good standing under the applicable  banking laws of any state,  (c) a national banking  association  under the federal banking laws, or (d) a principal  subsidiary of a bank holding  company,  or (iv) if ownership of the Mortgage Loans is evidenced by  mortgaged-backed  securities,  the equivalent  required  ratings of each Rating  Agency,  and held such that the rights of the Purchaser  and the owner of the Mortgage  Loans shall be fully protected  against the claims of any creditors of the Company (or any  sub-servicer) and of any creditors or depositors  of the  institution  in which such account is maintained or (v) in a separate non-trust  account  without  FDIC or other  insurance  in an  Eligible  Institution.  In the event  that a
Custodial  Account is established  pursuant to clause (iii),  (iv) or (v) of the preceding  sentence,  the
Company shall provide the  Purchaser  with written  notice on the Business Day following the date on which the applicable institution fails to meet the applicable ratings requirements.

         Eligible  Institution:  GreenPoint  Mortgage  Funding,  Inc.,  or an  institution  having (i) the highest  short-term debt rating,  and one of the two highest long-term debt ratings of each Rating Agency;
or (ii) with respect to any Custodial Account,  an unsecured  long-term debt rating of at least one of the two highest unsecured long-term debt ratings of each Rating Agency.

         Equity  Take-Out  Refinanced  Mortgage  Loan:  A Refinanced  Mortgage  Loan the proceeds of which were in excess of the  outstanding  principal  balance  of the  existing  mortgage  loan as defined in the
Fannie Mae Guide(s).

         Escrow  Account:  Each separate  trust  account or accounts  created and  maintained  pursuant to
Section 4.06 which shall be entitled  "GreenPoint  Mortgage  Funding,  Inc., in trust for the [Purchaser],
Owner of Adjustable Rate Mortgage Loans,  and various  Mortgagors" and shall be established in an Eligible
Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

         Escrow  Payments:  With respect to any Mortgage  Loan,  the amounts  constituting  ground  rents, taxes,  assessments,  water rates, sewer rents, municipal charges,  mortgage insurance premiums,  fire and hazard insurance  premiums,  condominium  charges,  and any other payments  required to be escrowed by the
Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

         Event of Default:  Any one of the conditions or circumstances enumerated in Section 9.01.

         Fannie Mae:       The Federal National Mortgage Association, or any successor thereto.

         Fannie Mae  Guide(s):  The Fannie Mae Selling  Guide and the Fannie Mae  Servicing  Guide and all
amendments or additions thereto.

         FDIC:  The Federal Deposit Insurance Corporation, or any successor thereto.

         FHLMC:  The Federal Home Loan Mortgage Corporation, or any successor thereto.

         FHLMC Guide:  The FHLMC  Single  Family  Seller/Servicer  Guide and all  amendments  or additions thereto.

         Fidelity Bond:  A fidelity bond to be maintained by the Company pursuant to Section 4.12.

         FIRREA:  The Financial Institutions Reform, Recovery, and Enforcement Act of 1989.

         First  Remittance  Date:  With respect to any Mortgage Loan, the Remittance Date occurring in the month following the month in which the related Closing Date occurs.

         GAAP:  Generally accepted accounting principles, consistently applied.

         HUD:  The United States Department of Housing and Urban Development or any successor thereto.

         Index:  With  respect  to  any  adjustable  rate  Mortgage  Loan,  the  index  identified  on the
Mortgage  Loan  Schedule and set forth in the related  Mortgage  Note for the purpose of  calculating  the interest rate thereon.

         Initial Rate Cap: As to each  adjustable  rate  Mortgage  Loan,  where  applicable,  the  maximum increase or decrease in the Mortgage Interest Rate on the first Adjustment Date.

         Insurance  Proceeds:  With  respect  to  each  Mortgage  Loan,  proceeds  of  insurance  policies insuring the Mortgage Loan or the related Mortgaged Property.

         Lifetime  Rate Cap: As to each  adjustable  rate Mortgage  Loan,  the maximum  Mortgage  Interest
Rate over the term of such Mortgage Loan.

         Liquidation  Proceeds:  Cash received in connection with the liquidation of a defaulted  Mortgage
Loan,  whether through the sale or assignment of such Mortgage Loan,  trustee's sale,  foreclosure sale or otherwise.

         Loan Program  Code:  With respect to each  Mortgage  Loan,  a code  designating  the loan program pursuant  to which a  Mortgage  Loan was  underwritten  in  accordance  with  the  Company’s  underwriting guidelines.

         Loan-to-Value  Ratio or LTV:  With  respect  to any  Mortgage  Loan,  the  ratio of the  original outstanding  principal  amount of the Mortgage Loan, to (i) the Appraised Value of the Mortgaged  Property
as of the  Origination  Date with  respect  to a  Refinanced  Mortgage  Loan,  and (ii) the  lesser of the
Appraised  Value  of the  Mortgaged  Property  as of the  Origination  Date or the  purchase  price of the
Mortgaged Property with respect to all other Mortgage Loans.

         Margin:  With respect to each  adjustable  rate Mortgage  Loan, the fixed  percentage  amount set forth  in each  related  Mortgage  Note  which is added to the  Index in order to  determine  the  related
Mortgage Interest Rate, as set forth in the Mortgage Loan Schedule.

         Monthly  Advance:  The  aggregate  of the  advances  made by the Company on any  Remittance  Date pursuant to Section 5.03.

         Monthly  Payment:  The  scheduled  monthly  payment of principal  and interest on a Mortgage Loan which is payable by a Mortgagor under the related Mortgage Note.

         Mortgage:  The  mortgage,  deed of trust or other  instrument  securing  a  Mortgage  Note  which creates a first lien on an  unsubordinated  estate in fee simple in real  property  securing  the Mortgage
Note.

         Mortgage  File:  The  mortgage  documents  pertaining  to a  particular  Mortgage  Loan which are specified  in Exhibit A hereto and any  additional  documents  required to be added to the  Mortgage  File pursuant to this Agreement.

         Mortgage  Impairment  Insurance Policy: A mortgage  impairment or blanket hazard insurance policy as described in Section 4.11.

         Mortgage  Interest Rate: The annual rate at which  interest  accrues on any Mortgage Loan,  which may be  adjusted  from  time to time  for an  adjustable  rate  Mortgage  Loan,  in  accordance  with  the provisions of the related Mortgage Note.

         Mortgage  Loan:  An  individual  mortgage  loan  which is the  subject  of this  Agreement,  each
Mortgage  Loan  originally  sold and subject to this  Agreement  being  identified  on the  Mortgage  Loan
Schedule  attached  to the related  Term Sheet,  which  Mortgage  Loan  includes  without  limitation  the
Mortgage File, the Monthly Payments, Principal Prepayments,  Liquidation Proceeds,  Condemnation Proceeds,
Insurance Proceeds,  REO Disposition Proceeds,  and all other rights,  benefits,  proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

         Mortgage Loan Documents:  The documents listed in Exhibit A.

         Mortgage Loan  Remittance  Rate:  With respect to each Mortgage Loan, the annual rate of interest remitted to the  Purchaser,  which shall be equal to the Mortgage  Interest  Rate minus the  Servicing Fee
Rate.

         Mortgage Loan Schedule:  The schedule of Mortgage  Loans annexed to the related Term Sheet,  such schedule  setting  forth the  following  information  with  respect to each  Mortgage  Loan in the related
Mortgage Loan Package:

         (1)      the Company's Mortgage Loan identifying number;

         (2)      the Mortgagor's first and last name;

         (3)      the street address of the Mortgaged Property including the city, state and zip code;

         (4)      a code indicating  whether the Mortgaged  Property is  owner-occupied,  a second home or an investor property;

         (5)      the type of residential property constituting the Mortgaged Property;

         (6)      the original months to maturity of the Mortgage Loan;

         (7)      the remaining  months to maturity from the related  Cut-off Date,  based on the original amortization  schedule  and, if  different,  the  maturity  expressed  in the same manner but based on the actual amortization schedule;

         (8)      the  Sales  Price,  if  applicable,   Appraised  Value  and   Loan-to-Value   Ratio,  at
origination;

         (9)      the Mortgage  Interest Rate as of origination  and as of the related  Cut-off Date; with respect to each  adjustable  rate Mortgage Loan, the initial  Adjustment  Date, the next  Adjustment  Date immediately  following the related  Cut-off  Date,  the Index,  the Margin,  the Initial Rate Cap, if any,
Periodic  Rate Cap, if any,  minimum  Mortgage  Interest Rate under the terms of the Mortgage Note and the
Lifetime Rate Cap;

         (10)     the Origination Date of the Mortgage Loan;

         (11)     the stated maturity date;

         (12)     the amount of the Monthly Payment at origination;

         (13)     the amount of the Monthly Payment as of the related  Cut-off Date;

         (14)     the original principal amount of the Mortgage Loan;

         (15)     the  scheduled  Stated  Principal  Balance  of the  Mortgage  Loan  as of the  close  of business on the related  Cut-off  Date,  after  deduction  of payments of  principal  due on or before the related Cut-off Date whether or not collected;

         (16)     a code  indicating  the  purpose of the  Mortgage  Loan (i.e.,  purchase,  rate and term refinance, equity take-out refinance);

         (17)     a code indicating the documentation style (i.e. full, alternative, etc.);

         (18)     the number of times during the twelve (12) month period  preceding  the related  Closing
Date that any Monthly  Payment has been  received  after the month of its scheduled due date (if requested in writing by the Purchaser);

         (19)     the date on which the first payment is or was due;

         (20)     a code  indicating  whether  or not  the  Mortgage  Loan  is the  subject  of a  Primary
                  Mortgage Insurance Policy and the name of the related insurance carrier;

         (21)     a code  indicating  whether or not the Mortgage  Loan is currently  convertible  and the conversion spread;

         (22)     the  last Due Date on  which a  Monthly  Payment  was  actually  applied  to the  unpaid principal balance of the Mortgage Loan.

         (23)     product type (i.e. fixed, adjustable, 3/1, 5/1, etc.);

         (24)     credit score and/or mortgage score, if applicable;

         (25)     a code  indicating  whether or not the Mortgage Loan is the subject of a Lender  Primary
Mortgage  Insurance  Policy and the name of the related  insurance  carrier  and the Lender Paid  Mortgage
Insurance Rate;

         (26)     a code indicating  whether or not the Mortgage Loan has a prepayment  penalty and if so, the amount and term thereof;

         (27)     the Loan Program Code; and

         (28)     the Current Appraised Value of the Mortgage Loan and Current LTV, if applicable.

         With respect to the Mortgage Loans in the aggregate,  the Mortgage Loan Schedule  attached to the related Term Sheet shall set forth the following information, as of the related Cut-off Date:

         (1)      the number of Mortgage Loans;

         (2)      the current aggregate outstanding principal balance of the Mortgage Loans;

         (3)      the weighted average Mortgage Interest Rate of the Mortgage Loans;

         (4)      the weighted average maturity of the Mortgage Loans; and

         (5)      the weighted average months to next Adjustment Date;

         Mortgage  Note:  The note or other  evidence  of the  indebtedness  of a  Mortgagor  secured by a
Mortgage.

         Mortgaged  Property:  The  underlying  real  property  securing  repayment  of a  Mortgage  Note, consisting of a single  parcel of real estate  considered to be real estate under the laws of the state in which such real property is located  which may include  condominium  units and planned unit  developments, improved by a residential  dwelling;  except that with respect to real property  located in  jurisdictions in which the use of  leasehold  estates  for  residential  properties  is a  widely-accepted  practice,  a leasehold estate of the Mortgage, the term of which is equal to or longer than the term of the Mortgage.

         Mortgagor:  The obligor on a Mortgage Note.

         Nonrecoverable  Advance:  Any portion of a Monthly Advance or Servicing  Advance  previously made or proposed to be made by the Company  pursuant to this  Agreement,  that,  in the good faith  judgment of the Company,  will not or, in the case of a proposed advance,  would not, be ultimately  recoverable by it from  the  related  Mortgagor  or the  related  Liquidation  Proceeds,  Insurance  Proceeds,  Condemnation
Proceeds or otherwise with respect to the related Mortgage Loan.

         OCC:  Office of the Comptroller of the Currency, or any successor thereto.

         Officers'  Certificate:  A certificate  signed by the Chairman of the Board, the Vice Chairman of the Board,  the  President,  a Senior  Vice  President  or a Vice  President  or by the  Treasurer  or the
Secretary or one of the Assistant  Treasurers or Assistant  Secretaries  of the Company,  and delivered to the Purchaser as required by this Agreement.

         Opinion  of  Counsel:  A written  opinion  of  counsel,  who may be an  employee  of the party on behalf of whom the opinion is being given, reasonably acceptable to the Purchaser.

         Origination  Date:  The  date  on  which a  Mortgage  Loan  funded,  which  date  shall  not,  in connection with a Refinanced  Mortgage Loan, be the date of the funding of the debt being refinanced,  but rather the closing of the debt currently outstanding under the terms of the Mortgage Loan Documents.

         OTS:  Office of Thrift Supervision, or any successor thereto.

         Periodic Rate Cap: As to each  adjustable  rate Mortgage Loan,  the maximum  increase or decrease in the Mortgage  Interest Rate on any Adjustment  Date, as set forth in the related  Mortgage Note and the related Mortgage Loan Schedule.

         Permitted Investments:  Any one or more of the following obligations or securities:

                  (i)      direct  obligations of, and obligations  fully  guaranteed by the United States of  America  or any  agency or  instrumentality  of the  United  States of  America  the obligations  of which are backed by the full  faith and  credit of the United  States of
                  America;

         (ii)  (a) demand or time deposits, federal funds or bankers' acceptances issued by any depository institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities, provided that the commercial paper and/or the short-term deposit rating and/or the long-term unsecured debt obligations or deposits of such depository institution or trust company at the time of such investment or contractual commitment providing for such investment are rated in one of the two highest rating categories by each Rating Agency and (b) any other demand or time deposit or certificate of deposit that is fully insured by the FDIC;

                  (iii)  repurchase  obligations  with a term  not to  exceed  thirty  (30)  days and with respect  to (a) any  security  described  in clause  (i) above and  entered  into with a depository  institution  or trust  company  (acting as  principal)  described  in clause
                  (ii)(a) above;

                  (iv)  securities  bearing  interest  or sold at a  discount  issued  by any  corporation incorporated  under the laws of the United  States of America or any state  thereof that are rated in one of the two  highest  rating  categories  by each  Rating  Agency at the time of such  investment  or  contractual  commitment  providing  for  such  investment;
                  provided,  however,  that securities  issued by any particular  corporation  will not be
                  Permitted  Investments  to the  extent  that  investments  therein  will  cause the then outstanding  principal  amount  of  securities  issued by such  corporation  and held as
                  Permitted  Investments to exceed 10% of the aggregate  outstanding principal balances of all of the Mortgage Loans and Permitted Investments;

                  (v) commercial  paper  (including  both  non-interest-bearing  discount  obligations and interest-bearing  obligations  payable  on demand or on a  specified  date not more than one year after the date of issuance  thereof)  which are rated in one of the two highest rating categories by each Rating Agency at the time of such investment;

                  (vi)  any  other  demand,  money  market  or  time  deposit,  obligation,   security  or
                  investment  as may be  acceptable  to each Rating Agency as evidenced in writing by each
                  Rating Agency; and

                  (vii) any money market  funds the  collateral  of which  consists of  obligations  fully guaranteed  by the United  States of America  or any  agency or  instrumentality  of the
                  United  States of  America  the  obligations  of which are  backed by the full faith and credit of the  United  States of  America  (which  may  include  repurchase  obligations secured by  collateral  described  in clause (i)) and other  securities  and which money market  funds are  rated in one of the two  highest  rating  categories  by each  Rating
                  Agency.

provided,  however,  that no instrument or security shall be a Permitted  Investment if such instrument or security  evidences a right to receive only interest  payments with respect to the obligations  underlying such  instrument or if such security  provides for payment of both  principal and interest with a yield to maturity  in  excess  of 120% of the  yield  to  maturity  at par or if such  investment  or  security  is purchased at a price greater than par.

         Person:  Any  individual,  corporation,  partnership,  joint  venture,  association,  joint-stock company,  limited liability  company,  trust,  unincorporated  organization or government or any agency or political subdivision thereof.

         Prepayment  Interest  Shortfall:  With respect to any  Remittance  Date,  for each  Mortgage Loan that was the subject of a Principal  Prepayment during the related  Prepayment  Period, an amount equal to the excess of one month’s  interest at the applicable  Mortgage Loan Remittance Rate on the amount of such
Principal  Prepayment  over the  amount of  interest  (adjusted  to the  Mortgage  Loan  Remittance  Rate)
actually paid by the related Mortgagor with respect to such Prepayment Period.

         Prepayment Period:         With respect to any Remittance  Date, the calendar month preceding the month in which such Remittance Date occurs.

         Primary Mortgage Insurance Policy:  Each primary policy of mortgage  insurance  represented to be in effect  pursuant  to Section  3.02(hh),  or any  replacement  policy  therefor  obtained by the Company pursuant to Section 4.08.

         Prime  Rate:  The prime rate  announced  to be in effect  from time to time as  published  as the average rate in the Wall Street Journal (Northeast Edition).

         Principal  Prepayment:  Any payment or other  recovery of  principal  on a Mortgage  Loan full or partial  which is received in advance of its  scheduled  Due Date,  including  any  prepayment  penalty or premium  thereon and which is not  accompanied by an amount of interest  representing  scheduled  interest due on any date or dates in any month or months subsequent to the month of prepayment.

         Purchase Price:  As defined in Section 2.02.

         Purchaser: EMC Mortgage Corporation, its successors in interest and assigns.

         Qualified Appraiser:  An appraiser,  duly appointed by the Company,  who had no interest,  direct or indirect in the related  Mortgaged  Property  or in any loan made on the  security  thereof,  and whose compensation  is not affected by the approval or  disapproval of the Mortgage Loan, and such appraiser and the  appraisal  made by such  appraiser  both  satisfy  the  requirements  of Title XI of  FIRREA  and the regulations  promulgated  thereunder and the  requirements of Fannie Mae, all as in effect on the date the
Mortgage Loan was originated.

         Qualified  Insurer:  An insurance  company duly qualified as such under the laws of the states in which the related Mortgaged  Property is located,  duly authorized and licensed in such states to transact the applicable  insurance business and to write the insurance  provided,  approved as an insurer by Fannie
Mae or FHLMC.

         Rating  Agency:  Standard  &  Poor's,  Fitch,  Inc.  or,  in the  event  that  some or all of the ownership of the Mortgage Loans is evidenced by  mortgage-backed  securities,  the  nationally  recognized rating agencies issuing ratings with respect to such securities, if any.

         Refinanced  Mortgage  Loan:  A  Mortgage  Loan  which  was  made to a  Mortgagor  who  owned  the
Mortgaged  Property prior to the  origination of such Mortgage Loan and the proceeds of which were used in whole or part to satisfy an existing mortgage.

         REMIC: A "real estate  mortgage  investment  conduit," as such term is defined in Section 860D of the Code.

         REMIC  Provisions:  The  provisions  of the  federal  income tax law  relating  to REMICs,  which appear at Sections 860A through 860G of the Code, and the related  provisions and regulations  promulgated thereunder, as the foregoing may be in effect from time to time.

         Remittance  Date:  The 18th day of any month,  beginning  with the First  Remittance  Date, or if such 18th day is not a Business Day, the first Business Day immediately preceding such 18th day.

         REO Disposition:  The final sale by the Company of any REO Property.

         REO  Disposition  Proceeds:  Amounts  received  by the Company in  connection  with a related REO
Disposition.

         REO  Property:  A  Mortgaged  Property  acquired  by the  Company on behalf of the  Purchaser  as described in Section 4.13.

         Repurchase  Price:  With  respect to any  Mortgage  Loan, a price equal to (i) the product of the greater  of  100%  or the  percentage  of par as  stated  in the  Confirmation  multiplied  by the  Stated
Principal  Balance of such Mortgage Loan on the repurchase  date,  plus (ii) interest on such  outstanding principal  balance at the Mortgage  Loan  Remittance  Rate from the last date through  which  interest has been paid and  distributed  to the  Purchaser  to the end of the month of  repurchase,  plus,  (iii) third party  expenses  incurred in  connection  with the transfer of the Mortgage Loan being  repurchased;  less amounts  received  or advanced in respect of such  repurchased  Mortgage  Loan which are being held in the
Custodial Account for distribution in the month of repurchase.

         SAIF:  The Savings Association Insurance Fund, or any successor thereto.

         Sales Price:      With  respect  to any  Mortgage  Loan the  proceeds  of which  were used by the
Mortgagor to acquire the related  Mortgaged  Property,  the amount paid by the related  Mortgagor for such
Mortgaged Property.

         Servicing  Advances:  All customary,  reasonable and necessary "out of pocket" costs and expenses
(including  reasonable  attorneys' fees and  disbursements)  incurred in the performance by the Company of its servicing obligations,  including,  but not limited to, the cost of (a) the preservation,  restoration and protection of the Mortgaged  Property,  (b) any enforcement,  administrative or judicial  proceedings, or any legal work or advice  specifically  related to servicing  the  Mortgage  Loans,  including  but not
limited  to,  foreclosures,  bankruptcies,   condemnations,  drug  seizures,  elections,  foreclosures  by subordinate or superior  lienholders,  and other legal actions incidental to the servicing of the Mortgage
Loans (provided that such expenses are reasonable and that the Company  specifies the Mortgage  Loan(s) to which such expenses relate and, upon Purchaser’s request,  provides documentation  supporting such expense
(which  documentation  would be acceptable to Fannie Mae), and provided further that any such enforcement, administrative or judicial  proceeding does not arise out of a breach of any  representation,  warranty or covenant of the Company  hereunder),  (c) the management and liquidation of the Mortgaged  Property if the
Mortgaged Property is acquired in full or partial  satisfaction of the Mortgage,  (d) taxes,  assessments, water rates,  sewer rates and other charges  which are or may become a lien upon the  Mortgaged  Property, and Primary Mortgage  Insurance Policy premiums and fire and hazard insurance  coverage,  (e) any expenses reasonably  sustained  by the  Company  with  respect to the  liquidation  of the  Mortgaged  Property  in accordance with the terms of this Agreement and (f) compliance with the obligations under Section 4.08.

         Servicing  Fee:  With respect to each Mortgage  Loan,  the amount of the annual fee the Purchaser shall pay to the Company,  which shall,  for a period of one full month,  be equal to  one-twelfth  of the product of (a) the Servicing Fee Rate and (b) the  outstanding  principal  balance of such Mortgage  Loan.
Such fee  shall be  payable  monthly,  computed  on the  basis of the same  principal  amount  and  period respecting  which any related  interest  payment on a Mortgage  Loan is computed.  The  obligation  of the
Purchaser to pay the  Servicing  Fee is limited to, and the  Servicing  Fee is payable  solely  from,  the interest  portion of such  Monthly  Payment  collected  by the Company,  or as  otherwise  provided  under
Section  4.05 and in  accordance  with the  Fannie  Mae  Guide(s).  Any fee  payable  to the  Company  for administrative  services  related to any REO  Property as  described in Section 4.13 shall be payable from
Liquidation Proceeds of the related REO Property.

         Servicing Fee Rate:  As set forth in the Term Sheet.

         Servicing  File:  With  respect  to  each  Mortgage  Loan,  the  file  retained  by  the  Company consisting  of originals of all  documents in the Mortgage  File which are not  delivered to the Purchaser and copies of the Mortgage  Loan  Documents  listed in Exhibit A, the  originals of which are delivered to the Purchaser or its designee pursuant to Section 2.04.

         Servicing   Officer:   Any  officer  of  the  Company   involved  in,  or  responsible  for,  the
administration  and  servicing  of the Mortgage  Loans whose name appears on a list of servicing  officers furnished by the Company to the Purchaser upon request, as such list may from time to time be amended.

         Stated  Principal  Balance:  As to each  Mortgage Loan as of any date of  determination,  (i) the principal  balance of such  Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date,  whether or not received,  minus (ii) all amounts  previously  distributed  to the  Purchaser  with respect to the Mortgage  Loan  representing  payments or  recoveries  of principal or advances in lieu thereof.

         Subservicer:   Any  subservicer   which  is  subservicing   the  Mortgage  Loans  pursuant  to  a
Subservicing Agreement.  Any subservicer shall meet the qualifications set forth in Section 4.01.

         Subservicing  Agreement:  An  agreement  between the Company and a  Subservicer,  if any, for the servicing of the Mortgage Loans.

                  Term Sheet:  A  supplemental  agreement in the form  attached  hereto as Exhibit I which shall be executed  and  delivered by the Company and the  Purchaser to provide for the sale and  servicing pursuant to the terms of this  Agreement  of the  Mortgage  Loans  listed on Schedule I attached  thereto, which  supplemental  agreement shall contain certain  specific  information  relating to such sale of such
Mortgage Loans and may contain additional covenants relating to such sale of such Mortgage Loans.

                                                ARTICLE II

                         PURCHASE OF MORTGAGE LOANS; SERVICING OF MORTGAGE LOANS;
                              RECORD TITLE AND POSSESSION OF MORTGAGE FILES;
                                 BOOKS AND RECORDS; CUSTODIAL AGREEMENT;
                                   DELIVERY OF MORTGAGE LOAN DOCUMENTS

         Section 2.01      Agreement to Purchase.

         The Company  agrees to sell and the  Purchaser  agrees to purchase the  Mortgage  Loans having an aggregate Stated  Principal  Balance on the related Cut-off Date set forth in the related Term Sheet in an amount as set forth in the  Confirmation,  or in such  other  amount  as agreed by the  Purchaser  and the
Company as evidenced by the actual aggregate  Stated  Principal  Balance of the Mortgage Loans accepted by the  Purchaser on the related  Closing Date,  with  servicing  retained by the Company.  The Company shall deliver the related  Mortgage Loan Schedule  attached to the related Term Sheet for the Mortgage  Loans to be purchased  on the related  Closing  Date to the  Purchaser at least two (2) Business  Days prior to the related  Closing Date. The Mortgage Loans shall be sold pursuant to this  Agreement,  and the related Term
Sheet shall be executed and delivered on the related Closing Date.

         Section 2.02      Purchase Price.

         The  Purchase  Price  for each  Mortgage  Loan  shall be the  percentage  of par as stated in the
Confirmation  (subject to adjustment as provided therein),  multiplied by the Stated Principal Balance, as of the related  Cut-off Date, of the Mortgage Loan listed on the related  Mortgage Loan Schedule  attached to the related  Term Sheet,  after  application  of scheduled  payments of principal  due on or before the related Cut-off Date whether or not collected.

         In addition to the Purchase  Price as described  above,  the Purchaser  shall pay to the Company, at closing,  accrued  interest on the Stated  Principal  Balance of each  Mortgage  Loan as of the related
Cut-off Date at the Mortgage Loan  Remittance  Rate of each  Mortgage  Loan from the related  Cut-off Date through the day prior to the related Closing Date, inclusive.

         The Purchase Price plus accrued  interest as set forth in the preceding  paragraph  shall be paid on the related Closing Date by wire transfer of immediately available funds.

          Purchaser  shall be entitled to (1) all scheduled  principal due after the related Cut-off Date,
(2) all other recoveries of principal  collected on or after the related Cut-off Date (provided,  however, that all scheduled  payments of principal  due on or before the related  Cut-off Date and collected by the
Company or any successor  servicer  after the related  Cut-off Date shall belong to the Company),  and (3)
all payments of interest on the Mortgage  Loans net of  applicable  Servicing  Fees (minus that portion of any such payment  which is allocable to the period prior to the related  Cut-off  Date).  The  outstanding principal  balance of each Mortgage Loan as of the related  Cut-off Date is determined  after  application of payments of principal  due on or before the related  Cut-off Date  whether or not  collected,  together with any  unscheduled  principal  prepayments  collected  prior to the  related  Cut-off  Date;  provided, however,  that  payments of scheduled  principal  and  interest  prepaid for a Due Date beyond the related
Cut-off Date shall not be applied to the principal  balance as of the related  Cut-off Date.  Such prepaid amounts shall be the property of the  Purchaser.  The Company shall deposit any such prepaid  amounts into the Custodial  Account,  which  account is  established  for the benefit of the  Purchaser for  subsequent remittance by the Company to the Purchaser.

         Section 2.03      Servicing of Mortgage Loans.

         Simultaneously  with the  execution  and  delivery  of each Term Sheet,  the Company  does hereby agree to directly  service the Mortgage  Loans listed on the related  Mortgage Loan  Schedule  attached to the related Term Sheet subject to the terms of this  Agreement  and the related Term Sheet.  The rights of the  Purchaser to receive  payments  with respect to the related  Mortgage  Loans shall be as set forth in this Agreement.

         Section 2.04      Record Title and Possession of Mortgage Files; Maintenance of Servicing Files.

         As of the related Closing Date, the Company sold,  transferred,  assigned,  set over and conveyed to the Purchaser,  without recourse,  on a servicing  retained basis, and the Company hereby  acknowledges that the Purchaser  has, but subject to the terms of this  Agreement  and the related Term Sheet,  all the right,  title and  interest  of the  Company  in and to the  Mortgage  Loans.  Company  will  deliver  the
Mortgage  Files to the Custodian  designated by Purchaser,  on or before the related  Closing Date, at the expense  of the  Company.  The  Company  shall  maintain  a  Servicing  File  consisting  of a copy of the contents of each  Mortgage  File and the originals of the documents in each Mortgage File not delivered to the  Purchaser.  The Servicing File shall contain all documents  necessary to service the Mortgage  Loans.
The  possession  of each  Servicing  File by the  Company  is at the will of the  Purchaser,  for the sole purpose of servicing the related  Mortgage  Loan, and such retention and possession by the Company is in a custodial  capacity only.  From the related  Closing Date, the ownership of each Mortgage Loan,  including the Mortgage  Note,  the Mortgage,  the contents of the related  Mortgage  File and all rights,  benefits, proceeds  and  obligations  arising  therefrom  or  in  connection  therewith,  has  been  vested  in  the
Purchaser.  All  rights  arising  out of the  Mortgage  Loans  including,  but not  limited  to, all funds received on or in  connection  with the Mortgage  Loans and all records or  documents  with respect to the
Mortgage  Loans  prepared by or which come into the  possession  of the Company shall be received and held by the  Company  in trust for the  benefit  of the  Purchaser  as the  owner of the  Mortgage  Loans.  Any portion of the Mortgage Files retained by the Company shall be  appropriately  identified in the Company's computer  system to clearly  reflect the  ownership of the Mortgage  Loans by the  Purchaser.  The Company
shall  release  its  custody of the  contents  of the  Mortgage  Files  only in  accordance  with  written instructions  of the  Purchaser,  except  when such  release is required as  incidental  to the  Company's servicing of the Mortgage  Loans or is in connection  with a repurchase of any Mortgage Loan or Loans with respect thereto  pursuant to this Agreement and the related Term Sheet,  such written  instructions  shall not be required.

         Section 2.05       Books and Records.

         The sale of each  Mortgage  Loan shall be  reflected  on the  Company's  balance  sheet and other financial  statements  as a sale  of  assets  by  the  Company.  The  Company  shall  be  responsible  for maintaining,  and shall  maintain,  a complete set of books and records for the Mortgage  Loans that shall be  appropriately  identified in the  Company's  computer  system to clearly  reflect the ownership of the
Mortgage Loan by the Purchaser.  In particular,  the Company shall maintain in its  possession,  available for  inspection  by the  Purchaser,  or its  designee  and shall  deliver to the  Purchaser  upon  demand, evidence of compliance with all federal,  state and local laws,  rules and  regulations,  and requirements of Fannie Mae or FHLMC, as applicable,  including but not limited to  documentation  as to the method used in  determining  the  applicability  of the  provisions of the Flood  Disaster  Protection Act of 1973, as
amended,  to the  Mortgaged  Property,  documentation  evidencing  insurance  coverage of any  condominium project as  required  by Fannie Mae or FHLMC,  and  periodic  inspection  reports as  required  by Section
4.13. To the extent that original  documents are not required for purposes of  realization  of Liquidation
Proceeds or Insurance  Proceeds,  documents  maintained  by the Company may be in the form of microfilm or microfiche.

         The Company  shall  maintain  with respect to each  Mortgage  Loan and shall make  available  for inspection  by any  Purchaser  or its designee the related  Servicing  File during the time the  Purchaser retains ownership of a Mortgage Loan and thereafter in accordance with applicable laws and regulations.

         In addition to the foregoing,  Company shall provide to any supervisory  agents or examiners that regulate  Purchaser,  including but not limited to, the OTS, the FDIC and other similar entities,  access, during normal  business hours,  upon  reasonable  advance notice to Company and without cost to Company or such  supervisory  agents or examiners,  to any  documentation  regarding  the Mortgage  Loans that may be required by any applicable regulator.

         Section 2.06.     Transfer of Mortgage Loans.

         The  Company  shall keep at its  servicing  office  books and  records in which,  subject to such reasonable  regulations  as it may  prescribe,  the Company  shall note  transfers of Mortgage  Loans.  No transfer of a Mortgage  Loan may be made unless such  transfer  is in  compliance  with the terms  hereof.
For the  purposes of this  Agreement,  the Company  shall be under no  obligation  to deal with any person with  respect to this  Agreement or any  Mortgage  Loan unless a notice of the  transfer of such  Mortgage
Loan has been  delivered to the Company in accordance  with this Section 2.06 and the books and records of the Company show such person as the owner of the Mortgage Loan.  The Purchaser  may,  subject to the terms of this  Agreement,  sell and transfer  one or more of the Mortgage  Loans,  provided,  however,  that the transferee  will  not be  deemed  to be a  Purchaser  hereunder  binding  upon  the  Company  unless  such transferee  shall agree in writing to be bound by the terms of this Agreement and an original  counterpart of the  instrument of transfer in an Assignment  and  Assumption of this  Agreement  substantially  in the form of  Exhibit D hereto  executed  by the  transferee  shall have been  delivered  to the  Company.  The
Purchaser  also shall  advise the Company of the  transfer.  Upon receipt of notice of the  transfer,  the
Company  shall  mark its  books and  records  to  reflect  the  ownership  of the  Mortgage  Loans of such assignee,  and the previous  Purchaser  shall be released from its  obligations  hereunder with respect to the Mortgage Loans sold or transferred.

         Section 2.07      Delivery of Mortgage Loan Documents.

         The Company  shall  deliver and release to the  Purchaser  or its  designee the Mortgage
Loan Documents in accordance  with the terms of this  Agreement and the related Term Sheet.  The documents enumerated  as items (1),  (2),  (3),  (4),  (5), (6), (7), (8), (9) and (16) in Exhibit A hereto shall be delivered by the Company to the  Purchaser or its designee no later than three (3) Business  Days prior to the  related  Closing  Date  pursuant  to a bailee  letter  agreement.  All other  documents  in Exhibit A hereto,  together with all other documents  executed in connection with the Mortgage Loan that Company may have in its  possession,  shall be  retained  by the  Company in trust for the  Purchaser.  If the Company cannot deliver the original  recorded  Mortgage Loan Documents or the original policy of title  insurance, including riders and endorsements  thereto, on the related Closing Date, the Company shall,  promptly upon receipt  thereof  and in any case not later than 120 days from the  related  Closing  Date,  deliver  such original documents,  including original recorded  documents,  to the Purchaser or its designee (unless the
Company is delayed in making such delivery by reason of the fact that such  documents  shall not have been returned by the appropriate  recording  office).  If delivery is not completed  within 120 days solely due to delays in making such delivery by reason of the fact that such  documents  shall not have been returned by the appropriate  recording office,  Company shall deliver such document to Purchaser,  or its designee, within such time period as specified in a Company's  Officer's  Certificate.  In the event that  documents have not been  received  by the date  specified  in the  Company's  Officer's  Certificate,  a  subsequent
Company's  Officer's  Certificate  shall be  delivered  by such  date  specified  in the  prior  Company's
Officer's  Certificate,  stating a revised  date for  receipt of  documentation.  The  procedure  shall be repeated  until the documents have been received and  delivered.  If delivery is not completed  within 180 days solely due to delays in making  such  delivery  by reason of the fact that such  documents  shall not have been  returned  by the  appropriate  recording  office,  the Company  shall  continue to use its best efforts to effect  delivery  as soon as  possible  thereafter,  provided  that if such  documents  are not delivered by the 270th day from the date of the related  Closing Date,  the Company shall  repurchase  the related Mortgage Loans at the Repurchase Price in accordance with Section 3.03 hereof.

         The Company shall pay all initial  recording  fees, if any, for the  assignments  of mortgage and any other  fees in  connection  with the  transfer  of all  original  documents  to the  Purchaser  or its designee.  Company shall  prepare,  in recordable  form, all  assignments of mortgage  necessary to assign the Mortgage  Loans to  Purchaser,  or its  designee.  Company  shall be  responsible  for  recording  the assignments of mortgage.

         Company  shall  provide an  original  or  duplicate  original  of the title  insurance  policy to
Purchaser or its designee within ninety (90) days of the receipt of the recorded  documents  (required for issuance of such policy) from the applicable recording office.

         Any review by the  Purchaser,  or its  designee,  of the Mortgage  Files shall in no way alter or reduce the Company's obligations hereunder.

         If the  Purchaser  or its designee  discovers  any defect with  respect to a Mortgage  File,  the
Purchaser  shall,  or shall  cause its  designee  to,  give  written  specification  of such defect to the
Company  which  may be given in the  exception  report or the  certification  delivered  pursuant  to this
Section  2.07,  or otherwise in writing and the Company  shall cure or  repurchase  such  Mortgage Loan in accordance with Section 3.03.

         The Company shall forward to the Purchaser,  or its designee,  original  documents  evidencing an assumption,  modification,  consolidation  or extension of any  Mortgage  Loan entered into in  accordance with Section 4.01 or 6.01 within one week of their execution;  provided,  however,  that the Company shall provide the  Purchaser,  or its designee,  with a certified  true copy of any such document  submitted for recordation  within one week of its  execution,  and shall provide the original of any document  submitted for recordation or a copy of such document  certified by the appropriate  public  recording office to be a true and complete copy of the original within sixty (60) days of its submission for recordation.

         From time to time the Company may have a need for Mortgage  Loan  Documents  to be released  from
Purchaser,  or its designee.  Purchaser  shall,  or shall cause its designee,  upon the written request of the  Company,  within  ten (10)  Business  Days,  deliver  to the  Company,  any  requested  documentation previously  delivered to  Purchaser as part of the Mortgage  File,  provided  that such  documentation  is promptly  returned to Purchaser,  or its designee,  when the Company no longer requires  possession of the document,  and provided  that during the time that any such  documentation  is held by the  Company,  such possession  is in  trust  for the  benefit  of  Purchaser.  Company  shall  indemnify  Purchaser,  and its designee, from and against any and all losses, claims, damages, penalties,  fines, forfeitures,  costs and expenses  (including  court costs and reasonable  attorney's  fees) resulting from or related to the loss, damage, or misplacement of any documentation delivered to Company pursuant to this paragraph.

         Section 2.08      Quality Control Procedures.

         The Company must have an internal  quality  control  program that  verifies,  on a regular basis,
the  existence  and  accuracy  of  the  legal  documents,  credit  documents,   property  appraisals,  and
underwriting  decisions.  The program must be capable of evaluating and monitoring the overall  quality of its loan  production  and  servicing  activities.  The  program is to ensure that the  Mortgage  Loans are originated and serviced in accordance with prudent mortgage banking  practices and accounting  principles;
guard  against  dishonest,  fraudulent,  or negligent  acts;  and guard  against  errors and  omissions by officers, employees, or other authorized persons.

         Section 2.09  Near-term Principal Prepayments; Near Term Payment Defaults

           In the event any Principal Prepayment is made by a Mortgagor on or prior to three months after the related Closing Date], the Company shall remit to the Purchaser an amount equal to the excess, if any, of the Purchase Price Percentage over par multiplied by the amount of such Principal
Prepayment.  Such remittance shall be made by the Company to Purchaser no later than the third Business
Day following receipt of such Principal Prepayment by the Company.

           In the event either of the first three (3) scheduled  Monthly  Payments which are due under any
Mortgage  Loan  after  the  related  Cut-off  Date are not made  during  the month in which  such  Monthly
Payments  are due,  then not later than five (5)  Business  Days after  notice to the Company by Purchaser
(and at Purchaser’s  sole option),  the Company,  shall  repurchase  such Mortgage Loan from the Purchaser pursuant to the repurchase provisions contained in this Subsection 3.03.

         Section 2.10      Modification of Obligations.

         Purchaser  may,  without any notice to  Company,  extend,  compromise,  renew,  release,  change, modify,  adjust or alter,  by operation of law or otherwise,  any of the  obligations of the Mortgagors or other persons  obligated  under a Mortgage Loan without  releasing or otherwise  affecting the obligations of Company under this Agreement,  or with respect to such Mortgage Loan, except to the extent  Purchaser’s extension,  compromise,  release,  change,  modification,  adjustment,  or  alteration  affects  Company’s ability to collect the  Mortgage  Loan or realize on the  security of the  Mortgage,  but then only to the extent such action has such effect.

                                               ARTICLE III

                                    REPRESENTATIONS AND WARRANTIES OF
                            THE COMPANY; REPURCHASE; REVIEW OF MORTGAGE LOANS

         Section 3.01      Representations and Warranties of the Company.

         The Company  represents,  warrants and covenants to the Purchaser that, as of the related Closing
Date or as of such date specifically provided herein:

         (a)      The Company is a  corporation,  duly  organized,  validly  existing and in good standing under the laws of the State of New York and has all  licenses  necessary  to carry out its business as now being conducted,  and is licensed and qualified to transact  business in and is in good standing under the laws of each state in which any  Mortgaged  Property is located or is otherwise  exempt  under  applicable law from such  licensing or  qualification  or is otherwise not required  under  applicable  law to effect such  licensing or  qualification  and no demand for such  licensing or  qualification  has been made upon such Company by any such state,  and in any event such Company is in compliance  with the laws of any such state to the extent  necessary to ensure the  enforceability  of each  Mortgage  Loan and the servicing of the Mortgage Loans in accordance with the terms of this Agreement;

         (b) The Company has the full power and  authority  and legal right to hold,  transfer  and convey each Mortgage  Loan, to sell each  Mortgage  Loan and to execute,  deliver and perform,  and to enter into and consummate all  transactions  contemplated by this Agreement and the related Term Sheet and to conduct its business as presently conducted,  has duly authorized the execution,  delivery and performance of this
Agreement  and the related  Term Sheet and any  agreements  contemplated  hereby,  has duly  executed  and delivered this  Agreement and the related Term Sheet,  and any agreements  contemplated  hereby,  and this
Agreement  and  the  related  Term  Sheet  and  each  Assignment  to  the  Purchaser  and  any  agreements contemplated  hereby,  constitutes  a legal,  valid and binding  obligation  of the  Company,  enforceable against  it in  accordance  with its  terms,  and all  requisite  corporate  action  has been taken by the
Company to make this  Agreement and the related Term Sheet and all  agreements  contemplated  hereby valid and binding upon the Company in accordance with their terms;

         (c) Neither the  execution  and delivery of this  Agreement  and the related Term Sheet,  nor the origination  or purchase of the  Mortgage  Loans by the  Company,  the sale of the  Mortgage  Loans to the
Purchaser,  the consummation of the transactions  contemplated hereby, or the fulfillment of or compliance with the terms and  conditions of this  Agreement and the related Term Sheet will conflict with any of the terms,  conditions  or  provisions  of the  Company's  charter or by-laws or  materially  conflict with or result in a material  breach of any of the terms,  conditions or provisions  of any legal  restriction  or any agreement or  instrument to which the Company is now a party or by which it is bound,  or constitute a default or result in an acceleration  under any of the foregoing,  or result in the material  violation of any law, rule,  regulation,  order, judgment or decree to which the Company or its properties are subject, or impair the ability of the Purchaser to realize on the Mortgage Loans.

         (d)  There is no  litigation,  suit,  proceeding  or  investigation  pending  or,  to the best of
Company’s knowledge,  threatened,  or any order or decree outstanding,  with respect to the Company which, either in any one instance or in the  aggregate,  is reasonably  likely to have a material  adverse effect on the sale of the  Mortgage  Loans,  the  execution,  delivery,  performance  or  enforceability  of this
Agreement and the related Term Sheet, or which is reasonably  likely to have a material  adverse effect on the financial condition of the Company.

         (e) No consent,  approval,  authorization  or order of any court or  governmental  agency or body is required for the  execution,  delivery and  performance  by the Company of or compliance by the Company with this  Agreement  or the related  Term Sheet,  or the sale of the  Mortgage  Loans and delivery of the
Mortgage Files to the Purchaser or the  consummation  of the  transactions  contemplated by this Agreement or the related  Term Sheet,  except for  consents,  approvals,  authorizations  and orders which have been obtained;

         (f) The  consummation  of the  transactions  contemplated  by this  Agreement or the related Term
Sheet is in the ordinary course of business of the Company and Company,  and the transfer,  assignment and conveyance  of the  Mortgage  Notes and the  Mortgages  by the Company  pursuant to this  Agreement or the related Term Sheet are not subject to bulk transfer or any similar  statutory  provisions in effect in any applicable jurisdiction;

         (g) The  origination  and  servicing  practices  used by the Company and any prior  originator or servicer  with  respect  to each  Mortgage  Note and  Mortgage  have  been  legal and in  accordance  with applicable laws and regulations and the Mortgage Loan Documents,  and in all material  respects proper and prudent in the mortgage  origination and servicing  business.  Each Mortgage Loan has been serviced in all material  respects with Accepted  Servicing  Practices.  With respect to escrow deposits and payments that the Company,  on behalf of an investor,  is entitled to collect,  all such payments are in the  possession of, or under the control of, the Company,  and there exist no  deficiencies  in  connection  therewith for which  customary  arrangements  for repayment  thereof have not been made.  All escrow  payments have been collected in full  compliance  with state and federal law and the provisions of the related  Mortgage Note and  Mortgage.  As to any  Mortgage  Loan  that is the  subject  of an  escrow,  escrow  of  funds  is not prohibited by applicable law and has been  established  in an amount  sufficient to pay for every escrowed item that  remains  unpaid and has been  assessed but is not yet due and  payable.  No escrow  deposits or other  charges or payments due under the  Mortgage  Note have been  capitalized  under any Mortgage or the related Mortgage Note;

         (h) The Company used no selection  procedures  that  identified  the Mortgage Loans as being less desirable or valuable  than other  comparable  mortgage  loans in the  Company's  portfolio at the related
Cut-off Date;

         (i)      The Company  will treat the sale of the  Mortgage  Loans to the  Purchaser as a sale for reporting and accounting purposes and, to the extent appropriate, for federal income tax purposes;

         (j)      Company is an approved  seller/servicer  of  residential  mortgage loans for Fannie Mae,
FHLMC and HUD, with such  facilities,  procedures and personnel  necessary for the sound servicing of such mortgage loans.  The Company is duly qualified,  licensed,  registered and otherwise  authorized under all applicable  federal,  state and local laws,  and  regulations,  if applicable,  meets the minimum  capital requirements  set  forth  by the OCC,  and is in good  standing  to sell  mortgage  loans  to and  service mortgage  loans for Fannie Mae and FHLMC and no event has  occurred  which  would make  Company  unable to comply with eligibility requirements or which would require notification to either Fannie Mae or FHLMC;

         (k)      The Company does not believe,  nor does it have any cause or reason to believe,  that it cannot  perform  each and every  covenant  contained  in this  Agreement  or the related  Term Sheet.  The
Company is solvent  and the sale of the  Mortgage  Loans will not cause the  Company to become  insolvent.
The sale of the Mortgage  Loans is not undertaken  with the intent to hinder,  delay or defraud any of the
Company's creditors;

         (l)      No statement,  tape, diskette,  form, report or other document prepared by, or on behalf of, Company  pursuant to this Agreement or the related Term Sheet or in connection  with the  transactions contemplated  hereby,  contains or will contain any statement  that is or will be inaccurate or misleading in any material respect;

         (m)      The  Company  acknowledges  and agrees  that the  Servicing  Fee  represents  reasonable compensation  for  performing  such  services  and that the entire  Servicing  Fee shall be treated by the
Company,  for accounting and tax purposes,  as compensation  for the servicing and  administration  of the
Mortgage  Loans  pursuant to this  Agreement.  In the opinion of Company,  the  consideration  received by
Company upon the sale of the Mortgage  Loans to Purchaser  under this Agreement and the related Term Sheet constitutes fair consideration for the Mortgage Loans under current market conditions.

         (n)      Company has  delivered to the  Purchaser  financial  statements  of its parent,  for its last two complete fiscal years. All such financial  information  fairly presents the pertinent  results of operations  and financial  position for the period  identified  and has been  prepared in accordance  with
GAAP  consistently  applied  throughout  the periods  involved,  except as set forth in the notes thereto.
There has been no change in the business,  operations,  financial  condition,  properties or assets of the
Company since the date of the Company’s  financial  information  that would have a material adverse effect on its ability to perform its obligations under this Agreement;

         (o)      The Company  has not dealt with any broker,  investment  banker,  agent or other  person that may be entitled  to any  commission  or  compensation  in  connection  with the sale of the  Mortgage
Loans;

         Section 3.02      Representations and Warranties as to Individual Mortgage Loans.

         References  in  this  Section  to  percentages  of  Mortgage  Loans  refer  in  each  case to the percentage of the  aggregate  Stated  Principal  Balance of the Mortgage  Loans as of the related  Cut-off
Date, based on the outstanding  Stated Principal  Balances of the Mortgage Loans as of the related Cut-off
Date,  and giving  effect to  scheduled  Monthly  Payments  due on or prior to the related  Cut-off  Date, whether or not received.  References to percentages of Mortgaged  Properties  refer,  in each case, to the percentages of expected  aggregate Stated Principal  Balances of the related Mortgage Loans (determined as described in the preceding sentence).  The Company hereby represents and warrants to the Purchaser,  as to each Mortgage Loan, as of the related Closing Date as follows:

          (a) The  information  set forth in the  Mortgage  Loan  Schedule  attached to the  related  Term
Sheet is true, complete and correct in all material respects as of the related Cut-Off Date;

         (b)      The  Mortgage  creates  a  valid,  subsisting  and  enforceable  first  lien  or a first priority  ownership  interest in an estate in fee simple in real  property  securing the related  Mortgage
Note  subject  to  principles  of equity,  bankruptcy,  insolvency  and other laws of general  application affecting the rights of creditors;

         (c) All payments  due prior to the related  Cut-off  Date for such  Mortgage  Loan have been made as of the  related  Closing  Date;  the  Mortgage  Loan has not been  dishonored;  there  are no  material defaults  under the terms of the Mortgage  Loan;  the Company has not advanced its own funds,  or induced, solicited  or knowingly  received any advance of funds from a party other than the owner of the  Mortgaged
Property  subject to the Mortgage,  directly or indirectly,  for the payment of any amount required by the
Mortgage  Loan. As of the related  Closing Date,  all of the Mortgage  Loans will have an actual  interest paid to date of their related  Cut-off  Date(or later) and will be due for the scheduled  monthly  payment next succeeding the Cut-off Date (or later), as evidenced by a posting to Company's  servicing  collection system.  No payment  under any  Mortgage  Loan is  delinquent  as of the related  Closing Date nor has any scheduled  payment  been  delinquent  at any time during the twelve (12) months  prior to the month of the related  Closing Date. For purposes of this  paragraph,  a Mortgage Loan will be deemed  delinquent if any payment due thereunder was not paid by the Mortgagor in the month such payment was due;

         (d) There are no  defaults  by  Company  in  complying  with the terms of the  Mortgage,  and all taxes,  governmental  assessments,  insurance  premiums,  water,  sewer and municipal  charges,  leasehold payments or ground rents which  previously  became due and owing have been paid, or escrow funds have been established  in an amount  sufficient to pay for every such  escrowed item which remains  unpaid and which has been assessed but is not yet due and payable;

         (e) The terms of the Mortgage Note and the Mortgage have not been  impaired,  waived,  altered or modified in any respect,  except by written  instruments  which have been  recorded to the extent any such recordation is required by law, or,  necessary to protect the interest of the Purchaser.  No instrument of waiver,  alteration or modification  has been executed except in connection with a modification  agreement and which  modification  agreement  is part of the Mortgage  File and the terms of which are  reflected in the related  Mortgage Loan  Schedule,  and no Mortgagor has been released,  in whole or in part,  from the terms thereof except in connection  with an assumption  agreement and which  assumption  agreement is part of the Mortgage  File and the terms of which are  reflected in the related  Mortgage  Loan  Schedule;  the substance of any such waiver,  alteration or  modification  has been approved by the issuer of any related
Primary  Mortgage  Insurance  Policy and title  insurance  policy,  to the extent  required by the related policies;

         (f) The  Mortgage  Note and the  Mortgage  are not subject to any right of  rescission,  set-off, counterclaim or defense,  including,  without limitation,  the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the  Mortgage,  or the exercise of any right  thereunder,  render the Mortgage Note or Mortgage  unenforceable,  in whole or in part, or subject to any right of rescission, set-off,  counterclaim  or  defense,  including  the  defense of usury,  and no such right of  rescission, set-off,  counterclaim  or defense has been asserted with respect  thereto;  and as of the related Closing
Date the Mortgagor was not a debtor in any state or federal bankruptcy or insolvency proceeding;

         (g) All buildings or other  customarily  insured  improvements  upon the  Mortgaged  Property are insured by a  Qualified  Insurer,  against  loss by fire,  hazards  of  extended  coverage  and such other hazards as are provided for in the Fannie Mae or FHLMC Guide, as well as all additional  requirements  set forth in Section 4.10 of this  Agreement.  All such standard  hazard policies are in full force and effect and contain a standard  mortgagee  clause naming the Company and its successors in interest and assigns as loss payee and such clause is still in effect and all  premiums  due thereon  have been paid.  If required by the Flood  Disaster  Protection  Act of 1973,  as  amended,  the  Mortgage  Loan is  covered by a flood
insurance  policy  meeting  the  requirements  of  the  current   guidelines  of  the  Federal   Insurance
Administration  which  policy  conforms  to Fannie Mae or FHLMC  requirements,  as well as all  additional requirements  set  forth in  Section  4.10 of this  Agreement.  Such  policy  was  issued  by a  Qualified
Insurer.  The  Mortgage  obligates  the  Mortgagor  thereunder  to  maintain  all  such  insurance  at the
Mortgagor's  cost and  expense,  and on the  Mortgagor's  failure to do so,  authorizes  the holder of the
Mortgage  to maintain  such  insurance  at the  Mortgagor's  cost and  expense  and to seek  reimbursement therefor  from the  Mortgagor.  Neither the Company  (nor any prior  originator  or servicer of any of the
Mortgage  Loans) nor any Mortgagor  has engaged in any act or omission  which has impaired or would impair the coverage of any such  policy,  the benefits of the  endorsement  provided for herein,  or the validity and binding effect of either;

         (h) Any and all requirements of any federal,  state or local law including,  without  limitation, usury,  truth-in-lending,  real estate settlement  procedures,  consumer credit  protection,  equal credit opportunity  or  disclosure  laws  applicable to the Mortgage Loan have been complied with in all material respects.  None of the Mortgage  Loans are (a) loans subject to 12 CFR Part 226.31,  12 CFR Part 226.32 or
12 CFR  Part  226.34  of  Regulation  Z, the  regulation  implementing  TILA,  which  implements  the Home
Ownership  and Equity  Protection  Act of 1994,  as amended or (b)  classified  and/or  defined as a “high cost”,  "covered",  or  “predatory”  loan under any other  state,  federal or local law or  regulation  or ordinance,  including,  but not limited to, the States of Georgia and North  Carolina  and the City of New
York. The Company  maintains,  and shall  maintain,  evidence of such compliance as required by applicable law or regulation  and shall make such evidence  available for  inspection at the Company's  office during normal business hours upon reasonable advance notice;

         (i) The  Mortgage  has not been  satisfied,  canceled or  subordinated,  in whole or in part,  or rescinded,  and the Mortgaged  Property has not been  released from the lien of the Mortgage,  in whole or in part  nor  has any  instrument  been  executed  that  would  effect  any  such  release,  cancellation, subordination  or rescission.  The Company has not waived the  performance by the Mortgagor of any action, if the  Mortgagor’s  failure to perform such action would cause the  Mortgage  Loan to be in default,  nor has the Company waived any default resulting from any action or inaction by the Mortgagor;

         (j)      The  Mortgage  is a valid,  subsisting,  enforceable  and  perfected  first  lien on the
Mortgaged  Property,  including  all  buildings  on the  Mortgaged  Property  and  all  installations  and mechanical,  electrical,  plumbing,  heating and air conditioning  systems affixed to such buildings,  and all additions,  alterations and replacements  made at any time with respect to the foregoing  securing the
Mortgage Note's original  principal  balance subject to principles of equity,  bankruptcy,  insolvency and other laws of general  application  affecting the rights of creditors.  The Mortgage and the Mortgage Note do not contain any  evidence of any security  interest or other  interest or right  thereto.  Such lien is free and clear of all adverse claims,  liens and  encumbrances  having priority over the first lien of the
Mortgage  subject only to (1) the lien of  non-delinquent  current real property taxes and assessments not yet due and payable,  (2)  covenants,  conditions  and  restrictions,  rights of way,  easements and other matters  of the  public  record as of the date of  recording  which are  acceptable  to  mortgage  lending institutions  generally  and either (A) which are  referred  to in the  lender’s  title  insurance  policy delivered to the  originator  or otherwise  considered  in the  appraisal  made for the  originator of the
Mortgage  Loan,  or (B) which do not  adversely  affect  the  residential  use or  Appraised  Value of the
Mortgaged  Property as set forth in such  appraisal,  and (3) other matters to which like  properties  are commonly subject which do not individually or in the aggregate  materially  interfere with the benefits of the security  intended to be provided by the Mortgage or the use,  enjoyment,  value or  marketability  of the related Mortgaged Property.  Any security  agreement,  chattel mortgage or equivalent document related to and  delivered  in  connection  with the Mortgage  Loan  establishes  and creates a valid,  subsisting, enforceable  and  perfected  first lien and first  priority  security  interest on the property  described therein, and the Company has the full right to sell and assign the same to the Purchaser;

         (k) The  Mortgage  Note and the related  Mortgage are original and genuine and each is the legal, valid and binding  obligation of the maker  thereof,  enforceable  in all respects in accordance  with its terms  subject to  principles  of equity,  bankruptcy,  insolvency  and other laws of general  application affecting  the rights of  creditors,  and the Company  has taken all action  necessary  to  transfer  such rights of  enforceability  to the  Purchaser.  All parties to the  Mortgage  Note and the Mortgage had the legal  capacity to enter into the  Mortgage  Loan and to execute and  deliver  the  Mortgage  Note and the
Mortgage.  The Mortgage  Loan  Documents  are on forms  acceptable  to Fannie Mae and FHLMC.  The Mortgage
Note and the Mortgage have been duly and properly  executed by such parties.  No fraud,  error,  omission, misrepresentation,  negligence  or similar  occurrence  with respect to a Mortgage Loan has taken place on the part of Company or the  Mortgagor,  or on the part of any other party  involved in the  origination or servicing of the Mortgage  Loan.  The proceeds of the Mortgage  Loan have been fully  disbursed  and there is no requirement for future  advances  thereunder,  and any and all  requirements as to completion of any on-site or off-site  improvements  and as to disbursements of any escrow funds therefor have been complied with.  All costs,  fees and expenses  incurred in making or closing the Mortgage Loan and the recording of the Mortgage  were paid,  and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

         (l) The  Company  is the  sole  owner  and  holder  of the  Mortgage  Loan  and the  indebtedness evidenced by the Mortgage  Note.  Upon the sale of the Mortgage  Loan to the  Purchaser,  the Company will retain the Mortgage  File or any part thereof with respect  thereto not  delivered to the Purchaser or the
Purchaser’s  designee in trust only for the purpose of  servicing  and  supervising  the  servicing of the
Mortgage  Loan.  Immediately  prior to the transfer and  assignment to the  Purchaser,  the Mortgage Loan, including  the Mortgage Note and the Mortgage,  were not subject to an  assignment,  sale or pledge to any person  other than  Purchaser,  and the  Company had good and  marketable  title to and was the sole owner thereof and had full right to transfer and sell the Mortgage Loan to the  Purchaser  free and clear of any encumbrance,  equity,  lien,  pledge,  charge,  claim or  security  interest  and has the full  right  and authority  subject to no interest or  participation  of, or agreement  with, any other party,  to sell and assign the Mortgage Loan pursuant to this  Agreement  and  following  the sale of the Mortgage  Loan,  the
Purchaser will own such Mortgage Loan free and clear of any encumbrance,  equity,  participation interest, lien,  pledge,  charge,  claim or security  interest.  The  Company  intends to  relinquish  all rights to possess,  control and monitor the Mortgage  Loan,  except for the purposes of servicing  the Mortgage Loan as set forth in this  Agreement.  After the related  Closing Date,  the Company will not have any right to modify or alter the terms of the sale of the Mortgage  Loan and the Company  will not have any  obligation or right to repurchase the Mortgage Loan or substitute  another Mortgage Loan,  except as provided in this
Agreement, or as otherwise agreed to by the Company and the Purchaser;

         (m)  Each  Mortgage  Loan  is  covered  by an ALTA  lender's  title  insurance  policy  or  other generally acceptable form of policy or insurance  acceptable to Fannie Mae or FHLMC (including  adjustable rate  endorsements),  issued by a title  insurer  acceptable  to Fannie Mae or FHLMC and  qualified  to do business  in  the  jurisdiction  where  the  Mortgaged  Property  is  located,  insuring  (subject  to the exceptions  contained in (j)(1),  (2) and (3) above) the Company,  its successors  and assigns,  as to the first  priority  lien of the Mortgage in the original  principal  amount of the Mortgage  Loan and against any loss by reason of the  invalidity or  unenforceability  of the lien  resulting  from the provisions of the Mortgage  providing for adjustment in the Mortgage  Interest Rate and Monthly Payment.  Where required by state law or  regulation,  the  Mortgagor has been given the  opportunity  to choose the carrier of the required mortgage title insurance.  The Company,  its successors and assigns,  is the sole insured of such lender's title insurance  policy,  such title insurance  policy has been duly and validly  endorsed to the
Purchaser or the  assignment  to the  Purchaser  of the  Company's  interest  therein does not require the consent of or notification  to the insurer and such lender's title  insurance  policy is in full force and effect and will be in full force and effect upon the  consummation  of the  transactions  contemplated  by this  Agreement.  No claims  have been made under  such  lender's  title  insurance  policy,  and no prior holder or servicer of the related  Mortgage,  including the Company,  nor any Mortgagor,  has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy;

         (n)  There is no  default,  breach,  violation  or  event  of  acceleration  existing  under  the
Mortgage  or the related  Mortgage  Note and no event  which,  with the passage of time or with notice and the  expiration  of any grace or cure  period,  would  constitute  a default,  breach,  violation or event permitting  acceleration;  and  neither  the  Company,  nor any prior  mortgagee  has waived any  default, breach, violation or event permitting acceleration;

         (o) There are no  mechanics'  or similar  liens or claims  which have been filed for work,  labor or material  (and no rights are  outstanding  that under law could give rise to such liens)  affecting the related  Mortgaged  Property  which  are or may be liens  prior  to or  equal  to the lien of the  related
Mortgage;

         (p)  All  improvements  subject  to  the  Mortgage  which  were  considered  in  determining  the appraised  value of the  Mortgaged  Property lie wholly  within the  boundaries  and building  restriction lines of the Mortgaged  Property  (and wholly  within the project with respect to a condominium  unit) and no  improvements  on adjoining  properties  encroach  upon the Mortgaged  Property  except those which are insured  against by the title  insurance  policy  referred to in clause (m) above and all  improvements on the property comply with all applicable zoning and subdivision laws and ordinances;

         (q) Each  Mortgage  Loan was  originated  by or for the Company  pursuant to, and conforms  with, the Company’s  underwriting  guidelines  attached as Exhibit H hereto. The Mortgage Loan bears interest at an  adjustable  rate (if  applicable)  as set forth in the related  Mortgage  Loan  Schedule,  and Monthly
Payments  under  the  Mortgage  Note are due and  payable  on the first day of each  month.  The  Mortgage contains  the  usual  and  enforceable  provisions  of the  Company  at the  time of  origination  for the acceleration of the payment of the unpaid principal  amount of the Mortgage Loan if the related  Mortgaged
Property is sold without the prior consent of the mortgagee thereunder;

         (r) The  Mortgaged  Property  is not  subject  to any  material  damage.  At  origination  of the
Mortgage  Loan  there was not,  since  origination  of the  Mortgage  Loan  there has not been,  and there currently is no proceeding pending for the total or partial  condemnation of the Mortgaged  Property.  The
Company has not received  notification  that any such  proceedings  are  scheduled to commence at a future date;

         (s) The related  Mortgage  contains  customary and  enforceable  provisions such as to render the rights and remedies of the holder thereof adequate for the realization  against the Mortgaged  Property of the benefits of the security provided thereby,  including,  (1) in the case of a Mortgage  designated as a deed of trust,  by trustee's  sale,  and (2) otherwise by judicial  foreclosure.  There is no homestead or other  exemption  available to the Mortgagor  which would  interfere  with the right to sell the Mortgaged
Property at a trustee's sale or the right to foreclose the Mortgage;

         (t) If the Mortgage  constitutes a deed of trust,  a trustee,  authorized  and duly  qualified if required under  applicable  law to act as such,  has been properly  designated and currently so serves and is named in the  Mortgage,  and no fees or  expenses,  except as may be required by local law, are or will become  payable by the  Purchaser  to the trustee  under the deed of trust,  except in  connection  with a trustee's sale or attempted sale after default by the Mortgagor;

         (u) The Mortgage File  contains an appraisal of the related  Mortgaged  Property  signed prior to the final  approval of the mortgage loan  application by a Qualified  Appraiser,  approved by the Company, who had no interest,  direct or indirect,  in the  Mortgaged  Property or in any loan made on the security thereof,  and whose  compensation is not affected by the approval or disapproval of the Mortgage Loan, and the  appraisal  and  appraiser  both satisfy the  requirements  of Fannie Mae or FHLMC and Title XI of the
Federal  Institutions  Reform,  Recovery,  and  Enforcement  Act of 1989 and the  regulations  promulgated thereunder,  all as in effect on the date the Mortgage  Loan was  originated.  The  appraisal is in a form acceptable to Fannie Mae or FHLMC;

         (v) All parties  which have had any interest in the  Mortgage,  whether as  mortgagee,  assignee, pledgee or otherwise,  are (or, during the period in which they held and disposed of such interest,  were)
(A) in compliance  with any and all  applicable  licensing  requirements  of the laws of the state wherein the Mortgaged  Property is located,  and (B) (1) organized  under the laws of such state, or (2) qualified to do  business  in such  state,  or (3) federal  savings  and loan  associations  or national  banks or a
Federal Home Loan Bank or savings bank having  principal  offices in such state, or (4) not doing business in such state;

         (w) The related  Mortgage Note is not and has not been secured by any collateral  except the lien of the corresponding  Mortgage and the security interest of any applicable  security  agreement or chattel mortgage referred to above and such collateral does not serve as security for any other obligation;

         (x) The Mortgagor has received and has  executed,  where  applicable,  all  disclosure  materials required by applicable law with respect to the making of such mortgage loans;

         (y) The Mortgage  Loan does not contain  balloon or  "graduated  payment"  features;  No Mortgage
Loan is subject to a buydown agreement or contains any buydown provision;

         (z) The  Mortgagor is not in  bankruptcy  and, the Mortgagor is not insolvent and the Company has no knowledge of any  circumstances  or conditions  with respect to the Mortgage,  the Mortgaged  Property, the Mortgagor or the Mortgagor's  credit standing that could  reasonably be expected to cause investors to regard the Mortgage Loan as an unacceptable investment,  cause the Mortgage Loan to become delinquent,  or materially adversely affect the value or marketability of the Mortgage Loan;

         (aa) Each  Mortgage  Loan bears  interest  based upon a thirty (30) day month and a three hundred and sixty (360) day year.  The  Mortgage  Loans have an original  term to maturity of not more than thirty
(30) years,  with interest  payable in arrears on the first day of each month.  As to each adjustable rate
Mortgage Loan, on each applicable  Adjustment  Date, the Mortgage  Interest Rate will be adjusted to equal the sum of the Index,  plus the  applicable  Margin;  provided,  that the Mortgage  Interest Rate, on each applicable  Adjustment  Date, will not increase by more than the Initial Rate Cap or Periodic Rate Cap, as applicable.  Over the term of each  adjustable  rate Mortgage  Loan,  the Mortgage  Interest Rate will not exceed such Mortgage  Loan's  Lifetime Rate Cap. None of the Mortgage Loans are  “interest-only”  Mortgage
Loans or “negative  amortization”  Mortgage  Loans.  With respect to each  adjustable  rate Mortgage Loan, each  Mortgage Note  requires a monthly  payment  which is  sufficient  (a) during the period prior to the first  adjustment to the Mortgage  Interest  Rate, to fully amortize the original  principal  balance over the original term thereof and to pay interest at the related  Mortgage  Interest  Rate, and (b) during the period  following each  Adjustment  Date, to fully amortize the  outstanding  principal  balance as of the first day of such period over the then  remaining  term of such  Mortgage  Note and to pay interest at the related  Mortgage  Interest Rate.  With respect to each  adjustable  rate Mortgage Loan, the Mortgage Note provides  that when the  Mortgage  Interest  Rate  changes on an  Adjustment  Date,  the then  outstanding principal  balance will be  reamortized  over the  remaining  life of the Mortgage  Loan. No Mortgage Loan contains  terms or  provisions  which would result in negative  amortization.  None of the Mortgage  Loans contain a conversion  feature  which would cause the  Mortgage  Loan  interest  rate to convert to a fixed interest rate.  None of the Mortgage Loans are considered agricultural loans;

         (bb)  (INTENTIONALLY LEFT BLANK)

         (cc)  (INTENTIONALLY LEFT BLANK)

         (dd)  (INTENTIONALLY LEFT BLANK)

         (ee)  (INTENTIONALLY LEFT BLANK)

         (ff)  (INTENTIONALLY LEFT BLANK)

         (gg) (INTENTIONALLY LEFT BLANK)

         (hh)     In the event the  Mortgage  Loan had an LTV at  origination  greater  than  80.00%,  the excess of the principal  balance of the Mortgage  Loan over 75.0% of the Appraised  Value of the Mortgaged
Property  with  respect  to a  Refinanced  Mortgage  Loan,  or the  lesser of the  Appraised  Value or the purchase  price of the Mortgaged  Property with respect to a purchase  money  Mortgage Loan was insured as to payment defaults by a Primary  Mortgage  Insurance  Policy issued by a Qualified  Insurer.  No Mortgage
Loan has an LTV over 95%. All  provisions  of such  Primary  Mortgage  Insurance  Policy have been and are being complied with,  such policy is in full force and effect,  and all premiums due thereunder  have been paid. No Mortgage Loan  requires  payment of such  premiums,  in whole or in part,  by the  Purchaser.  No action,  inaction,  or event has  occurred  and no state of facts  exists  that has, or will result in the exclusion  from,  denial of, or defense to  coverage.  Any  Mortgage  Loan  subject to a Primary  Mortgage
Insurance Policy obligates the Mortgagor  thereunder to maintain the Primary  Mortgage  Insurance  Policy, subject to state and federal law, and to pay all premiums and charges in connection  therewith.  No action has been taken or failed to be taken,  on or prior to the Closing  Date which has  resulted or will result in an  exclusion  from,  denial of, or defense to coverage  under any Primary  Mortgage  Insurance  Policy
(including,  without  limitation,  any  exclusions,  denials or  defenses  which would limit or reduce the availability  of the  timely  payment  of the full  amount of the loss  otherwise  due  thereunder  to the insured) whether arising out of actions,  representations,  errors, omissions, negligence, or fraud of the
Company or the  Mortgagor,  or for any other reason under such  coverage;  The mortgage  interest rate for the  Mortgage  Loan as set  forth on the  related  Mortgage  Loan  Schedule  is net of any such  insurance premium.  None of the Mortgage Loans are subject to “lender-paid” mortgage insurance;

         (ii)     The Assignment is in recordable  form and is acceptable for recording  under the laws of the jurisdiction in which the Mortgaged Property is located;

         (jj)     None of the  Mortgage  Loans are  secured by an  interest  in a  leasehold  estate.  The
Mortgaged  Property is located in the state  identified in the related Mortgage Loan Schedule and consists of a single  parcel of real  property  with a detached  single  family  residence  erected  thereon,  or a townhouse,  or a two-to four-family dwelling, or an individual  condominium unit in a condominium project, or an individual unit in a planned unit  development or a de minimis planned unit  development,  provided, however,  that no residence or dwelling is a single parcel of real property with a  manufactured  home not affixed to a permanent  foundation,  or a mobile home. Any  condominium  unit or planned unit  development conforms with the Company’s  underwriting  guidelines.  As of the date of  origination,  no portion of any
Mortgaged  Property was used for commercial  purposes,  and since the Origination  Date, no portion of any
Mortgaged Property has been, or currently is, used for commercial purposes;

         (kk)     Payments on the  Mortgage  Loan  commenced  no more than sixty (60) days after the funds were  disbursed in  connection  with the Mortgage  Loan.  The Mortgage Note is payable on the first day of each month in monthly  installments of principal and interest,  which  installments  are subject to change due to the  adjustments to the Mortgage  Interest Rate on each Adjustment  Date, with interest  calculated and payable in arrears.  Each of the  Mortgage  Loans will  amortize  fully by the stated  maturity  date, over an original term of not more than thirty years from commencement of amortization;

         (ll)     As of the  Closing  Date of the  Mortgage  Loan,  the  Mortgage  Property  was  lawfully occupied under  applicable  law, and all  inspections,  licenses and  certificates  required to be made or issued with respect to all occupied  portions of the  Mortgaged  Property and, with respect to the use and occupancy  of the same,  including  but not limited to  certificates  of occupancy  and fire  underwriting certificates, have been made or obtained from the appropriate authorities;

         (mm)     There is no pending action or proceeding  directly  involving the Mortgaged  Property in which  compliance  with any  environmental  law, rule or regulation is an issue;  there is no violation of any  environmental  law, rule or regulation  with respect to the Mortgaged  Property;  and the Company has not  received  any notice of any  environmental  hazard on the  Mortgaged  Property  and  nothing  further remains to be done to satisfy in full all  requirements of each such law, rule or regulation  constituting a prerequisite to use and enjoyment of said property;

         (nn)     The  Mortgagor  has not notified  the  Company,  and the Company has no knowledge of any relief requested or allowed to the Mortgagor under the Soldiers' and Sailors' Civil Relief Act of 1940;

         (oo)     No  Mortgage  Loan is a  construction  or  rehabilitation  Mortgage  Loan or was made to facilitate the trade-in or exchange of a Mortgaged Property;

         (pp)     The Mortgagor for each Mortgage Loan is a natural person;

         (qq)     None of the Mortgage Loans are Co-op Loans;

         (rr)     With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Company and each prepayment penalty is permitted pursuant to federal, state and local law. No Mortgage Loan will impose a prepayment penalty for a term in excess of five years from the date such Mortgage Loan was originated. Except as otherwise set forth on the Mortgage Loan Schedule, with respect to each Mortgage Loan that contains a prepayment penalty, such prepayment penalty is at least equal to the lesser of (A) the maximum amount permitted under applicable law and (B) six months interest at the related Mortgage Interest Rate on the amount prepaid in excess of 20% of the original principal balance of such Mortgage Loan;

         (ss)     With respect to each  Mortgage  Loan either (i) the fair market  value of the  Mortgaged
Property  securing such Mortgage Loan was at least equal to 80 percent of the original  principal  balance of such  Mortgage  Loan at the time such  Mortgage  Loan was  originated  or (ii) (a) the Mortgage Loan is only secured by the Mortgage  Property and (b)  substantially  all of the proceeds of such  Mortgage  Loan were used to acquire or to improve or protect the Mortgage  Property.  For the  purposes of the  preceding sentence,  if the Mortgage Loan has been  significantly  modified other than as a result of a default or a reasonable  foreseeable  default,  the modified  Mortgage Loan will be viewed as having been originated on the date of the modification;

         (tt) The Mortgage  Loan was  originated  by a mortgagee  approved by the Secretary of Housing and
Urban  Development  pursuant  to  sections  203 and 211 of the  National  Housing  Act, a savings and loan association,  a savings bank, a commercial bank, credit union,  insurance  company or similar  institution which is supervised and examined by a federal or state authority;

         (uu) None of the Mortgage  Loans are simple  interest  Mortgage  Loans and none of the  Mortgaged
Properties are timeshares;

     (vv) All of the terms of the Mortgage pertaining to interest rate adjustments, payment adjustments and adjustments of the outstanding principal balance are enforceable, all such adjustments have been properly made, including the mailing of required notices, and such adjustments do not and will not affect the priority of the Mortgage lien.  With respect to each Mortgage Loan which has passed its initial Adjustment Date, Company has performed an audit of the Mortgage Loan to determine whether all interest rate adjustments have been made in accordance with the terms of the Mortgage
     Note and Mortgage; and

         (ww) Each  Mortgage  Note,  each  Mortgage,  each  Assignment  and any other  documents  required pursuant to this  Agreement  to be delivered to the  Purchaser or its  designee,  or its assignee for each
Mortgage  Loan,  have been,  on or before the related  Closing  Date,  delivered  to the  Purchaser or its designee, or its assignee.

         Section 3.03      Repurchase; Substitution.

         It is understood  and agreed that the  representations  and warranties set forth in Sections 3.01 and 3.02 shall survive the sale of the Mortgage  Loans and delivery of the Mortgage Loan  Documents to the
Purchaser,  or its  designee,  and  shall  inure to the  benefit  of the  Purchaser,  notwithstanding  any restrictive  or qualified  endorsement on any Mortgage Note or Assignment or the  examination,  or lack of examination,  of any Mortgage  File.  Upon discovery by either the Company or the Purchaser of a breach of any of the foregoing  representations  and warranties which materially and adversely  affects the value of the Mortgage  Loans or the interest of the  Purchaser in any Mortgage  Loan,  the party  discovering  such breach  shall give  prompt  written  notice to the other.  The  Company  shall have a period of sixty (60)
days from the  earlier of its  discovery  or its  receipt  of notice of any such  breach  within  which to correct or cure such  breach.  The  Company  hereby  covenants  and agrees  that if any such breach is not corrected or cured within such sixty day period,  the Company  shall,  at the  Purchaser's  option and not later than ninety (90) days of its  discovery  or its receipt of notice of such  breach,  repurchase  such
Mortgage Loan at the  Repurchase  Price or, with the  Purchaser's  prior consent and at  Purchaser’s  sole option,  substitute a Mortgage  Loan as provided  below.  In the event that any such breach shall  involve any  representation  or warranty set forth in Section 3.01, and such breach is not cured within sixty (60)
days of the earlier of either  discovery  by or notice to the Company of such breach,  all Mortgage  Loans shall,  at the option of the Purchaser,  be repurchased by the Company at the Repurchase  Price.  Any such repurchase  shall be  accomplished  by wire transfer of  immediately  available  funds to Purchaser in the amount of the Repurchase Price.

         If the Company is required to repurchase  any Mortgage  Loan  pursuant to this Section 3.03,  the
Company may, with the Purchaser's  prior consent and at Purchaser’s  sole option,  within ninety (90) days from the related  Closing Date,  remove such defective  Mortgage Loan from the terms of this Agreement and substitute  another  mortgage  loan  for  such  defective  Mortgage  Loan,  in lieu of  repurchasing  such defective  Mortgage  Loan.  Any  substitute  Mortgage  Loan is subject  to  Purchaser  acceptability.  Any substituted  Loans will comply with the  representations  and warranties set forth in this Agreement as of the substitution date

         The Company  shall amend the related  Mortgage  Loan  Schedule to reflect the  withdrawal  of the removed  Mortgage  Loan  from  this  Agreement  and the  substitution  of such  substitute  Mortgage  Loan therefor.  Upon such  amendment,  the Purchaser shall review the Mortgage File delivered to it relating to the substitute  Mortgage  Loan. In the event of such a  substitution,  accrued  interest on the substitute
Mortgage Loan for the month in which the  substitution  occurs and any Principal  Prepayments made thereon during  such month shall be the  property of the  Purchaser  and  accrued  interest  for such month on the
Mortgage Loan for which the  substitution is made and any Principal  Prepayments  made thereon during such month shall be the property of the Company.  The  principal  payment on a substitute  Mortgage Loan due on the Due Date in the month of substitution  shall be the property of the Company and the principal  payment on the  Mortgage  Loan for which the  substitution  is made due on such date shall be the  property of the
Purchaser.

         For any month in which the Company is permitted to  substitute  one or more  substitute  Mortgage
Loans,  the Company will  determine the amount (if any) by which the aggregate  Stated  Principal  Balance
(after  application of the principal  portion of all scheduled  payments due in the month of substitution)
of all the  substitute  Mortgage  Loans in the month of  substitution  is less then the  aggregate  Stated
Principal  Balance (after  application of the principal  portion of the scheduled payment due in the month of  substitution)  of the  such  replaced  Mortgage  Loan.  An  amount  equal  to the  aggregate  of  such deficiencies  described in the  preceding  sentence for any  Remittance  Date shall be deposited  into the
Custodial  Account by the Company on the related  Determination  Date in the month  following the calendar month during which the substitution occurred.

         It is  understood  and agreed that the  obligation  of the Company set forth in this Section 3.03 to cure,  repurchase or substitute for a defective  Mortgage Loan, and to indemnify  Purchaser pursuant to
Section  8.01,  constitute  the sole  remedies  of the  Purchaser  respecting  a breach  of the  foregoing representations  and  warranties.  If the  Company  fails to  repurchase  or  substitute  for a  defective
Mortgage  Loan in  accordance  with this  Section  3.03,  or fails to cure a  defective  Mortgage  Loan to
Purchaser's  reasonable  satisfaction  in accordance  with this Section  3.03,  or to indemnify  Purchaser pursuant to Section 8.01,  that failure  shall be an Event of Default and the Purchaser  shall be entitled to pursue all remedies  available in this  Agreement as a result  thereof.  No provision of this paragraph shall affect the rights of the Purchaser to terminate this  Agreement for cause,  as set forth in Sections
10.01 and 11.01.

         Any  cause of  action  against  the  Company  relating  to or  arising  out of the  breach of any representations  and  warranties  made in Sections 3.01 and 3.02 shall accrue as to any Mortgage Loan upon
(i) the  earlier of  discovery  of such breach by the Company or notice  thereof by the  Purchaser  to the
Company,  (ii) failure by the Company to cure such breach or  repurchase  such  Mortgage Loan as specified above, and (iii) demand upon the Company by the Purchaser for compliance with this Agreement.

         In the event that any Mortgage Loan is held by a REMIC,  notwithstanding  any contrary  provision of this  Agreement,  with respect to any Mortgage Loan that is not in default or as to which no default is imminent,  no substitution  pursuant to Subsection 3.03 shall be made after the applicable  REMIC's "start up day" (as  defined in Section  860G(a) (9) of the Code),  unless the Company has  obtained an Opinion of
Counsel  to the  effect  that  such  substitution  will  not (i)  result  in the  imposition  of  taxes on
"prohibited  transactions"  of such REMIC (as defined in Section  860F of the Code) or  otherwise  subject the REMIC to tax, or (ii) cause the REMIC to fail to qualify as a REMIC at any time.

         Section 3.04      Representations and Warranties of the Purchaser.

         The  Purchaser  represents,  warrants  and  convenants  to the  Company  that,  as of the related
Closing Date or as of such date specifically provided herein:

         (a)      The Purchaser is a corporation,  dully organized  validly  existing and in good standing under the laws of the State of Delaware  and is qualified  to transact  business  in, is in good  standing under the laws of, and  possesses  all licenses  necessary  for the conduct of its business in, each state in which any Mortgaged  Property is located or is otherwise  except or not required  under  applicable law to effect such qualification or license;

         (b)      The  Purchaser  has full power and  authority to hold each  Mortgage  Loan,  to purchase each  Mortgage  Loan  pursuant to this  Agreement  and the related Term Sheet and to execute,  deliver and perform,  and to enter  into and  consummate  all  transactions  contemplated  by this  Agreement  and the related  Term  Sheet  and to  conduct  its  business  as  presently  conducted,  has duly  authorized  the execution,  delivery and  performance of this Agreement and the related Term Sheet,  has duly executed and delivered this Agreement and the related Term Sheet;

         (c)      None of the  execution and delivery of this  Agreement  and the related Term Sheet,  the purchase  of the  Mortgage  Loans,  the  consummation  of the  transactions  contemplated  hereby,  or the fulfillment  of or compliance  with the terms and  conditions of this Agreement and the related Term Sheet will conflict with any of the terms,  conditions  or provisions of the  Purchaser’s  charter or by-laws or materially  conflict with or result in a material breach of any of the terms,  conditions or provisions of any legal  restriction  or any  agreement or  instrument to which the Purchaser is now a party or by which it is bound,  or constitute a default or result in an acceleration  under any of the foregoing,  or result in the material violation of any law, rule,  regulation,  order, judgment or decree to which the Purchaser or its property is subject;

         (d)      There is no litigation pending or to the best of the Purchaser’s  knowledge,  threatened with  respect  to the  Purchaser  which is  reasonably  likely to have a  material  adverse  effect on the purchase of the related Mortgage Loans, the execution,  delivery or  enforceability  of this Agreement and the related Term Sheet, or which is reasonably  likely to have a material  adverse effect on the financial condition of the Purchaser;

         (e)      No consent,  approval,  authorization  or order of any court or  governmental  agency or body is required for the  execution,  delivery and  performance  by the  Purchaser of or compliance by the
Purchaser  with this  Agreement  and the related Term Sheet,  the  purchase of the  Mortgage  Loans or the consummation  of the  transactions  contemplated  by this  Agreement and the related Term Sheet except for consents, approvals, authorizations and orders which have been obtained;

         (f)      The  consummation  of the  transactions  contemplated  by this Agreement and the related
Term Sheet is in the ordinary course of business of the Purchaser;

         (h)      The  Purchaser  will treat the  purchase  of the  Mortgage  Loans from the  Company as a purchase for reporting, tax and accounting purposes; and

         (i)      The Purchaser  does not believe,  nor does it have any cause or reason to believe,  that it cannot perform each and every of its covenants contained in this Agreement and the related Term Sheet.

         The Purchaser shall indemnify the Company and hold it harmless  against any claims,  proceedings, losses, damages,  penalties,  fines,  forfeitures,  reasonable and necessary legal fees and related costs, judgments,  and other costs and expenses  resulting from a breach by the Purchaser of the  representations and  warranties  contained in this Section 3.04. It is understood  and agreed that the  obligations of the
Purchaser set forth in this Section 3.04 to indemnify the Seller as provided  herein  constitute  the sole remedies of the Seller respecting a breach of the foregoing representations and warranties.

                                                ARTICLE IV

                              ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

         Section 4.01      Company to Act as Servicer.

         The Company,  as independent  contract servicer,  shall service and administer the Mortgage Loans in accordance with this Agreement and the related Term Sheet and with Accepted  Servicing  Practices,  and shall  have full  power  and  authority,  acting  alone,  to do or cause to be done any and all  things in connection  with such servicing and  administration  which the Company may deem necessary or desirable and consistent  with the terms of this  Agreement  and the  related  Term  Sheet and with  Accepted  Servicing
Practices  and  exercise  the same care that it  customarily  employs for its own  account.  Except as set forth in this  Agreement  and the related Term Sheet,  the Company  shall  service the  Mortgage  Loans in strict  compliance  with the servicing  provisions of the Fannie Mae Guides  (special  servicing  option), which  include,  but are not limited to,  provisions  regarding the  liquidation  of Mortgage  Loans,  the collection of Mortgage Loan payments,  the payment of taxes,  insurance and other charges, the maintenance of hazard  insurance with a Qualified  Insurer,  the  maintenance of mortgage  impairment  insurance,  the maintenance  of  fidelity  bond and  errors and  omissions  insurance,  inspections,  the  restoration  of
Mortgaged Property,  the maintenance of Primary Mortgage Insurance Policies,  insurance claims, the title, management  and  disposition  of REO  Property,  permitted  withdrawals  with  respect  to  REO  Property, liquidation reports,  and reports of foreclosures and abandonments of Mortgaged Property,  the transfer of
Mortgaged  Property,  the release of Mortgage  Files,  annual  statements,  and examination of records and facilities.  In the event of any  conflict,  inconsistency  or  discrepancy  between any of the  servicing provisions  of this  Agreement  and the  related  Term Sheet and any of the  servicing  provisions  of the
Fannie Mae Guides,  the  provisions  of this  Agreement  and the related  Term Sheet shall  control and be binding upon the Purchaser and the Company.

         Consistent  with the terms of this  Agreement and the related Term Sheet,  the Company may waive, modify or vary any term of any  Mortgage  Loan or consent to the  postponement  of any such term or in any manner grant  indulgence to any Mortgagor if in the Company's  reasonable and prudent  determination  such waiver,  modification,  postponement or indulgence is not materially  adverse to the Purchaser,  provided, however,  that unless the Company has obtained the prior  written  consent of the  Purchaser,  the Company shall not  permit any  modification  with  respect to any  Mortgage  Loan that would  change the  Mortgage
Interest  Rate,  defer for more than ninety days or forgive any payment of principal  or interest,  reduce or increase the  outstanding  principal  balance  (except for actual  payments of principal) or change the final  maturity date on such Mortgage  Loan. In the event of any such  modification  which has been agreed to in writing by the  Purchaser  and which  permits the deferral of interest or principal  payments on any
Mortgage Loan, the Company shall,  on the Business Day  immediately  preceding the Remittance  Date in any month in which any such  principal  or  interest  payment  has been  deferred,  deposit  in the  Custodial
Account from its own funds,  in accordance  with Section  4.04,  the  difference  between (a) such month's principal and one month's  interest at the Mortgage Loan Remittance Rate on the unpaid  principal  balance of such  Mortgage  Loan and (b) the  amount  paid by the  Mortgagor.  The  Company  shall be  entitled  to reimbursement  for such  advances to the same extent as for all other  advances  pursuant to Section 4.05.
Without  limiting the generality of the foregoing,  the Company shall continue,  and is hereby  authorized and empowered,  to prepare,  execute and deliver,  all instruments of satisfaction or cancellation,  or of partial or full release,  discharge  and all other  comparable  instruments,  with respect to the Mortgage
Loans and with respect to the Mortgaged Properties.  Notwithstanding  anything herein to the contrary, the
Company may not enter into a  forbearance  agreement or similar  arrangement  with respect to any Mortgage
Loan  which runs more than 180 days  after the first  delinquent  Due Date.  Any such  agreement  shall be approved by Purchaser and, if required, by the Primary Mortgage Insurance Policy insurer, if required.

         Notwithstanding  anything  in this  Agreement  to the  contrary,  if any  Mortgage  Loan  becomes subject to a Pass-Through  Transfer,  the Company (a) with respect to such Mortgage Loan, shall not permit any modification  with respect to such Mortgage Loan that would change the Mortgage  Interest Rate and (b)
shall not (unless the  Mortgagor is in default with respect to such  Mortgage  Loan or such default is, in the  judgment  of the  Company,  reasonably  foreseeable)  make or  permit  any  modification,  waiver  or amendment of any term of such  Mortgage  Loan that would both (i) effect an exchange or reissuance of such
Mortgage Loan under Section 1001 of the Code (or Treasury  regulations  promulgated  thereunder)  and (ii)
cause any REMIC to fail to qualify as a REMIC under the Code or the  imposition of any tax on  “prohibited transactions” or “contributions” after the startup date under the REMIC Provisions.

         Prior to taking  any  action  with  respect  to the  Mortgage  Loans  subject  to a  Pass-Through
Transfer,  which is not  contemplated  under the  terms of this  Agreement,  the  Company  will  obtain an
Opinion of Counsel  acceptable to the trustee in such  Pass-Through  Transfer with respect to whether such action could result in the  imposition  of a tax upon any REMIC  (including  but not limited to the tax on prohibited  transactions as defined in Section  860F(a)(2) of the Code and the tax on  contributions  to a
REMIC set forth in Section  860G(d) of the  Code)(either  such event,  an “Adverse REMIC Event”),  and the
Company  shall not take any such  actions  as to which it has been  advised  that an Adverse  REMIC  Event could occur.

         The  Company  shall not permit the  creation  of any  “interests”  (within the meaning of Section
860G of the Code) in any REMIC.  The Company  shall not enter into any  arrangement  by which a REMIC will receive a fee or other  compensation  for  services  nor permit a REMIC to receive  any income from assets other than “qualified  mortgages” as defined in Section 860G(a)(3) of the Code or “permitted  investments”
as defined in Section 860G(a)(5) of the Code.

         In servicing and  administering  the Mortgage Loans, the Company shall employ Accepted  Servicing
Practices,  giving due consideration to the Purchaser's  reliance on the Company.  Unless a different time period is stated in this  Agreement  or the related  Term Sheet,  Purchaser  shall be deemed to have given consent in connection with a particular matter if Purchaser does not  affirmatively  grant or deny consent within five (5) Business Days from the date Purchaser  receives a second  written  request for consent for such matter from Company as servicer.

         The Mortgage Loans may be  subserviced  by a Subservicer  on behalf of the Company  provided that the  Subservicer  is an entity that engages in the business of servicing  loans,  and in either case shall be authorized to transact  business,  and licensed to service mortgage loans, in the state or states where the  related  Mortgaged  Properties  it is to  service  are  situated,  if and to the extent  required  by applicable law to enable the Subservicer to perform its obligations  hereunder and under the  Subservicing
Agreement,  and in  either  case  shall  be a FHLMC or  Fannie  Mae  approved  mortgage  servicer  in good standing,  and no event has occurred,  including but not limited to a change in insurance coverage,  which would make it unable to comply with the  eligibility  requirements  for  lenders  imposed by Fannie Mae or for  seller/servicers  imposed by Fannie Mae or FHLMC,  or which would require  notification to Fannie Mae or FHLMC. In addition,  each Subservicer will obtain and preserve its  qualifications  to do business as a foreign  corporation  and its  licenses to service  mortgage  loans,  in each  jurisdiction  in which such qualifications  and/or  licenses are or shall be necessary to protect the validity and  enforceability  of this  Agreement,  or any of the Mortgage  Loans and to perform or cause to be  performed  its duties under the  related  Subservicing  Agreement.  The Company  may  perform  any of its  servicing  responsibilities hereunder or may cause the Subservicer to perform any such servicing  responsibilities  on its behalf, but the use by the  Company of the  Subservicer  shall not release  the  Company  from any of its  obligations hereunder  and  the  Company  shall  remain  responsible  hereunder  for all  acts  and  omissions  of the
Subservicer  as fully as if such acts and omissions  were those of the Company.  The Company shall pay all fees and expenses of the Subservicer  from its own funds, and the  Subservicer's  fee shall not exceed the
Servicing  Fee.  Company  shall  notify  Purchaser  promptly  in  writing  upon  the  appointment  of  any
Subservicer.

         At the cost and expense of the Company,  without any right of  reimbursement  from the  Custodial
Account,  the Company shall be entitled to terminate the rights and  responsibilities  of the  Subservicer and arrange for any  servicing  responsibilities  to be performed by a successor  subservicer  meeting the requirements  in the  preceding  paragraph,  provided,  however,  that nothing  contained  herein shall be deemed to prevent or prohibit the Company,  at the Company's option,  from electing to service the related
Mortgage Loans itself.  In the event that the Company's  responsibilities  and duties under this Agreement are terminated  pursuant to Section 4.13,  8.04, 9.01 or 10.01 and if requested to do so by the Purchaser, the  Company  shall  at its own  cost  and  expense  terminate  the  rights  and  responsibilities  of the
Subservicer  effective  as of the date of  termination  of the  Company.  The Company  shall pay all fees, expenses or penalties  necessary in order to terminate the rights and  responsibilities of the Subservicer from the Company's own funds without reimbursement from the Purchaser.

         Notwithstanding  any of the provisions of this Agreement  relating to agreements or  arrangements between the Company and the  Subservicer or any reference  herein to actions taken through the Subservicer or  otherwise,  the  Company  shall not be  relieved  of its  obligations  to the  Purchaser  and shall be obligated to the same extent and under the same terms and  conditions  as if it alone were  servicing  and administering  the  Mortgage  Loans.  The Company  shall be entitled to enter into an  agreement  with the
Subservicer  for  indemnification  of the  Company  by the  Subservicer  and  nothing  contained  in  this
Agreement  shall be deemed to limit or modify such  indemnification.  The Company will  indemnify and hold
Purchaser  harmless  from any loss,  liability  or  expense  arising  out of its use of a  Subservicer  to perform any of its servicing duties, responsibilities and obligations hereunder.

         Any  Subservicing  Agreement  and any other  transactions  or services  relating to the  Mortgage
Loans involving the Subservicer  shall be deemed to be between the Subservicer and Company alone,  and the
Purchaser shall have no obligations,  duties or liabilities  with respect to the Subservicer  including no obligation,  duty or liability of Purchaser to pay the  Subservicer's  fees and expenses.  For purposes of distributions  and  advances by the Company  pursuant to this  Agreement,  the Company  shall be deemed to have received a payment on a Mortgage Loan when the Subservicer has received such payment.

         Section 4.02      Collection of Mortgage Loan Payments.

         Continuously  from the date  hereof  until the date each  Mortgage  Loan  ceases to be subject to this Agreement,  the Company will proceed  diligently to collect all payments due under each Mortgage Loan when the same shall become due and payable and shall,  to the extent such  procedures  shall be consistent with this Agreement,  Accepted  Servicing  Practices,  and the terms and provisions of any related Primary
Mortgage  Insurance  Policy,  follow such  collection  procedures  as it follows  with respect to mortgage loans  comparable  to the  Mortgage  Loans and held for its own  account.  Further,  the Company will take special care in  ascertaining  and  estimating  annual  escrow  payments,  and all other  charges that, as provided  in the  Mortgage,  will  become  due  and  payable,  so that  the  installments  payable  by the
Mortgagors will be sufficient to pay such charges as and when they become due and payable.

         In no event will the Company  waive its right to any  prepayment  penalty or premium  without the prior written  consent of Purchaser and Company will use diligent  efforts to collect same when due except as otherwise provided in the prepayment penalty provisions provided in the Mortgage Loan Documents.

         Section 4.03      Realization Upon Defaulted Mortgage

         The Company shall use its best efforts,  consistent  with the  procedures  that the Company would use in servicing loans for its own account,  consistent  with Accepted  Servicing  Practices,  any Primary
Mortgage  Insurance  Policies  and the  best  interest  of  Purchaser,  to  foreclose  upon  or  otherwise comparably  convert the  ownership of  properties  securing  such of the  Mortgage  Loans as come into and continue  in  default  and as to  which  no  satisfactory  arrangements  can be  made  for  collection  of delinquent  payments  pursuant to Section 4.01.  Foreclosure or comparable  proceedings shall be initiated within ninety (90) days of default for Mortgaged  Properties for which no  satisfactory  arrangements  can be made for  collection  of  delinquent  payments,  subject to state and federal law and  regulation.  The
Company  shall use its best  efforts to  realize  upon  defaulted  Mortgage  Loans in such  manner as will maximize  the receipt of  principal  and  interest by the  Purchaser,  taking  into  account,  among other things,  the timing of foreclosure  proceedings.  The foregoing is subject to the provisions  that, in any case in which a Mortgaged  Property  shall have  suffered  damage,  the  Company  shall not be required to expend its own funds toward the  restoration of such property  unless it shall determine in its discretion
(i) that such  restoration  will increase the proceeds of liquidation of the related  Mortgage Loan to the
Purchaser  after  reimbursement  to  itself  for  such  expenses,  and (ii)  that  such  expenses  will be recoverable by the Company through Insurance  Proceeds or Liquidation  Proceeds from the related Mortgaged
Property,  as  contemplated  in Section  4.05.  Company  shall  obtain  prior  approval of Purchaser as to repair or  restoration  expenses in excess of ten thousand  dollars  ($10,000).  The Company  shall notify the Purchaser in writing of the  commencement  of foreclosure  proceedings  and not less than 5 days prior to the acceptance or rejection of any offer of  reinstatement.  The Company shall be  responsible  for all costs and expenses incurred by it in any such proceedings or functions;  provided,  however, that it shall be entitled  to  reimbursement  thereof  from the  related  property,  as  contemplated  in Section  4.05.
Notwithstanding  anything  to  the  contrary  contained  herein,  in  connection  with  a  foreclosure  or acceptance  of a deed in lieu of  foreclosure,  in the event the Company has  reasonable  cause to believe that a  Mortgaged  Property  is  contaminated  by  hazardous  or toxic  substances  or  wastes,  or if the
Purchaser  otherwise requests an environmental  inspection or review of such Mortgaged  Property,  such an inspection  or review is to be  conducted  by a  qualified  inspector  at the  Purchaser's  expense.  Upon completion of the  inspection,  the Company shall promptly  provide the Purchaser with a written report of the environmental  inspection.  After reviewing the environmental  inspection  report, the Purchaser shall determine how the Company shall proceed with respect to the Mortgaged Property.

         Notwithstanding   anything  to  the  contrary   contained  herein,  the  Purchaser  may,  at  the
Purchaser's  sole option,  terminate  the Company as servicer of any Mortgage  Loan which  becomes  ninety
(90) days or  greater  delinquent  in payment  of a  scheduled  Monthly  Payment,  without  payment of any termination fee with respect thereto,  provided that the Company shall on the date said termination  takes effect be  reimbursed  for any  unreimbursed  Monthly  Advances of the  Company's  funds made  pursuant to
Section 5.03 and any  unreimbursed  Servicing  Advances and  Servicing  Fees in each case  relating to the
Mortgage  Loan  underlying  such  delinquent  Mortgage Loan  notwithstanding  anything to the contrary set forth in Section  4.05.  In the event of any such  termination,  the  provisions  of Section  11.01 hereof shall apply to said  termination  and the  transfer of  servicing  responsibilities  with  respect to such delinquent Mortgage Loan to the Purchaser or its designee.

         In the event that a Mortgage  Loan  becomes  part of a REMIC,  and  becomes  REO  Property,  such property shall be disposed of by the Company,  with the consent of Purchaser as required  pursuant to this
Agreement,  before the close of the third  taxable year  following  the taxable year in which the Mortgage
Loan became an REO  Property,  unless the Company  provides to the trustee  under such REMIC an opinion of counsel to the effect that the holding of such REO Property  subsequent  to the close of the third taxable year  following  the taxable year in which the Mortgage  Loan became an REO  Property,  will not result in the  imposition  of taxes on  "prohibited  transactions"  as defined in Section 860F of the Code, or cause the  transaction  to fail to qualify as a REMIC at any time that  certificates  are  outstanding.  Company shall manage, conserve,  protect and operate each such REO Property for the certificateholders  solely for the purpose of its prompt  disposition  and sale in a manner which does not cause such property to fail to qualify as "foreclosure  property"  within the meaning of Section  860F(a)(2)(E)  of the Code, or any "net income from  foreclosure  property"  which is subject to taxation under the REMIC  provisions of the Code.
Pursuant  to its  efforts to sell such  property,  the  Company  shall  either  itself or through an agent selected by Company,  protect and  conserve  such  property in the same manner and to such an extent as is customary in the locality  where such  property is located.  Additionally,  Company  shall perform the tax withholding and reporting related to Sections 1445 and 6050J of the Code.

         Section 4.04      Establishment of Custodial Accounts; Deposits in Custodial Accounts.

         The Company shall segregate and hold all funds  collected and received  pursuant to each Mortgage
Loan  separate  and apart from any of its own funds and general  assets and shall  establish  and maintain one or more  Custodial  Accounts.  The  Custodial  Account  shall be an Eligible  Account.  Funds shall be deposited in the Custodial  Account  within 24 hours of receipt,  and shall at all times be insured by the
FDIC up to the FDIC  insurance  limits,  or must be invested in Permitted  Investments  for the benefit of the  Purchaser.  Funds  deposited in the  Custodial  Account may be drawn on by the Company in  accordance with Section  4.05.  The creation of any  Custodial  Account  shall be evidenced by a letter  agreement in the form shown in Exhibit B hereto.  The  original  of such letter  agreement  shall be  furnished  to the
Purchaser on the Closing Date, and upon the request of any subsequent Purchaser.

         The Company  shall  deposit in the  Custodial  Account on a daily basis,  and retain  therein the following  payments and collections  received or made by it subsequent to the Cut-off Date, or received by it prior to the  Cut-off  Date but  allocable  to a period  subsequent  thereto,  other than in respect of principal and interest on the Mortgage Loans due on or before the Cut-off Date:

         (i)      all payments on account of principal,  including Principal Prepayments,  on the Mortgage
Loans;

         (ii)     all  payments on account of  interest on the  Mortgage  Loans  adjusted to the  Mortgage
Loan Remittance Rate;

         (iii)    all Liquidation Proceeds;

         (iv)     any  amounts  required  to be  deposited  by the  Company  in  connection  with  any REO
Property  pursuant to Section 4.13 and in  connection  therewith,  the Company shall provide the Purchaser with written detail itemizing all of such amounts;

         (v)      all Insurance  Proceeds  including amounts required to be deposited pursuant to Sections
4.08,  4.10 and 4.11,  other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged  Property or released to the Mortgagor in  accordance  with Accepted  Servicing
Practices, the Mortgage Loan Documents or applicable law;

         (vi)     all  Condemnation  Proceeds  affecting any Mortgaged  Property which are not released to the Mortgagor in accordance with Accepted Servicing Practices, the loan documents or applicable law;

         (vii)    any Monthly Advances;

         (viii)   with  respect to each full or partial  Principal  Prepayment,  any  Prepayment  Interest
Shortfalls,  to the extent of the Company’s  aggregate  Servicing Fee received with respect to the related
Prepayment Period;

         (ix)     any  amounts  required  to be  deposited  by the  Company  pursuant  to Section  4.10 in connection with the deductible clause in any blanket hazard insurance  policy,  such deposit shall be made from the Company's own funds, without reimbursement therefor; and

         (x)      any amounts  required  to be  deposited  in the  Custodial  Account  pursuant to Section
4.01, 4.13 or 6.02.

          The foregoing  requirements for deposit in the Custodial Account shall be exclusive,  it being  understood  and agreed that,  without  limiting the  generality of the  foregoing,  payments in the nature of late payment charges and assumption  fees, to the extent  permitted by Section 6.01, need not be deposited  by the  Company  in the  Custodial  Account.  Any  interest  paid  on  funds  deposited  in the
Custodial  Account by the  depository  institution  shall  accrue to the  benefit of the  Company  and the
Company shall be entitled to retain and withdraw such  interest  from the  Custodial  Account  pursuant to
Section  4.05 (iv).  The  Purchaser  shall not be  responsible  for any losses  suffered  with  respect to investment of funds in the Custodial Account.

         Section 4.05      Permitted Withdrawals From the Custodial Account.

         The Company  may,  from time to time,  withdraw  from the  Custodial  Account  for the  following purposes:

         (i)      to make  payments to the  Purchaser  in the amounts  and in the manner  provided  for in
Section 5.01;

         (ii)     to reimburse  itself for Monthly  Advances,  the  Company's  right to  reimburse  itself pursuant to this  subclause  (ii) being  limited to amounts  received on the related  Mortgage  Loan which represent late  collections (net of the related  Servicing Fees) of principal  and/or interest  respecting which  any such  advance  was made,  it being  understood  that,  in the case of such  reimbursement,  the
Company's right thereto shall be prior to the rights of the Purchaser,  except that,  where the Company is required  to  repurchase  a  Mortgage  Loan,  pursuant  to  Section  3.03,  the  Company's  right  to such reimbursement  shall be  subsequent to the payment to the Purchaser of the  Repurchase  Price  pursuant to such Section and all other  amounts  required to be paid to the  Purchaser  with respect to such  Mortgage
Loan;

         (iii)    to  reimburse  itself for  unreimbursed  Servicing  Advances  and any  unpaid  Servicing
Fees(or REO  administration  fees  described in Section  4.13),  the Company's  right to reimburse  itself pursuant to this  subclause  (iii) with respect to any  Mortgage  Loan being  limited to related  proceeds from Liquidation  Proceeds,  Condemnation  Proceeds and Insurance Proceeds in accordance with the relevant provisions of the Fannie Mae Guides or as otherwise  set forth in this  Agreement;  any recovery  shall be made upon liquidation of the REO Property;

         (iv)     to pay to  itself  as part of its  servicing  compensation  (a) any  interest  earned on funds in the Custodial  Account (all such interest to be withdrawn  monthly not later than each Remittance
Date),  and (b) the  Servicing  Fee from that  portion of any  payment or  recovery  as to  interest  with respect to a particular Mortgage Loan;

         (v)      to pay to itself with respect to each Mortgage Loan that has been  repurchased  pursuant to Section  3.03 all  amounts  received  thereon and not  distributed  as of the date on which the related repurchase price is determined,

         (vi)     to transfer funds to another Eligible Account in accordance with Section 4.09 hereof;

         (vii)    to remove funds inadvertently placed in the Custodial Account by the Company;

         (vi)     to clear and terminate the Custodial  Account upon the  termination  of this  Agreement;
and

         (vii)    to reimburse itself for  Nonrecoverable  Advances to the extent not reimbursed  pursuant to clause (ii) or clause (iii).

         Section 4.06      Establishment of Escrow Accounts; Deposits in Escrow Accounts.

         The Company shall segregate and hold all funds  collected and received  pursuant to each Mortgage
Loan which  constitute  Escrow  Payments  separate and apart from any of its own funds and general  assets and shall  establish  and maintain one or more Escrow  Accounts.  The Escrow  Account shall be an Eligible
Account.  Funds  deposited  in each  Escrow  Account  shall at all times be insured in a manner to provide maximum  insurance  under  the  insurance  limitations  of the  FDIC,  or must be  invested  in  Permitted
Investments.  Funds  deposited  in the Escrow  Account may be drawn on by the Company in  accordance  with
Section  4.07.  The creation of any Escrow  Account  shall be evidenced by a letter  agreement in the form shown in Exhibit C. The  original of such letter  agreement  shall be  furnished  to the  Purchaser on the
Closing Date, and upon request to any subsequent purchaser.

         The  Company  shall  deposit  in the Escrow  Account or  Accounts  on a daily  basis,  and retain therein:

         (i)      all Escrow  Payments  collected  on account of the  Mortgage  Loans,  for the purpose of effecting timely payment of any such items as required under the terms of this Agreement;

         (ii)     all  Insurance  Proceeds  which are to be  applied to the  restoration  or repair of any
Mortgaged Property; and

         (iii)    all Servicing  Advances for Mortgagors  whose Escrow Payments are  insufficient to cover escrow disbursements.

                  The  Company  shall  make  withdrawals  from the  Escrow  Account  only to  effect  such payments as are required  under this  Agreement,  and for such other  purposes as shall be as set forth or in  accordance  with Section  4.07.  The Company  shall be entitled to retain any  interest  paid on funds deposited  in the Escrow  Account by the  depository  institution  other than  interest on escrowed  funds required by law to be paid to the  Mortgagor  and, to the extent  required by law,  the Company  shall pay interest  on escrowed  funds to the  Mortgagor  notwithstanding  that the Escrow  Account is  non-interest bearing or that interest  paid thereon is  insufficient  for such  purposes.  The  Purchaser  shall not be responsible for any losses suffered with respect to investment of funds in the Escrow Account.

         Section 4.07      Permitted Withdrawals From Escrow Account.

         Withdrawals from the Escrow Account may be made by Company only:

         (i)      to effect timely  payments of ground rents,  taxes,  assessments,  water rates,  Primary
Mortgage  Insurance  Policy  premiums,  if applicable,  fire and hazard  insurance  premiums,  condominium assessments and comparable items;

         (ii)     to  reimburse  Company  for any  Servicing  Advance  made by Company  with  respect to a related  Mortgage Loan but only from amounts  received on the related  Mortgage Loan which  represent late payments or collections of Escrow Payments thereunder;

         (iii)    to refund to the Mortgagor any funds as may be determined to be overages;

         (iv)     for transfer to the Custodial Account in accordance with the terms of this Agreement;

         (v)      for application to restoration or repair of the Mortgaged Property;

         (vi)     to pay to the Company,  or to the Mortgagor to the extent  required by law, any interest paid on the funds deposited in the Escrow Account;

         (vii)    to clear and terminate  the Escrow  Account on the  termination  of this  Agreement.  As part of its  servicing  duties,  the  Company  shall  pay to the  Mortgagors  interest  on funds in Escrow
Account,  to the extent  required by law,  and to the extent that  interest  earned on funds in the Escrow
Account is insufficient,  shall pay such interest from its own funds, without any reimbursement  therefor;
and

         (viii)   to pay to the  Mortgagors or other parties  Insurance  Proceeds  deposited in accordance with Section 4.06.

         Section 4.08      Payment of Taxes, Insurance and Other Charges;  Maintenance of Primary Mortgage
         Insurance Policies; Collections Thereunder.

         With respect to each Mortgage Loan, the Company shall maintain  accurate  records  reflecting the status of ground rents, taxes,  assessments,  water rates and other charges which are or may become a lien upon the  Mortgaged  Property and the status of primary  mortgage  insurance  premiums and fire and hazard insurance  coverage  and shall  obtain,  from time to time,  all bills for the  payment  of such  charges, including  renewal  premiums  and  shall  effect  payment  thereof  prior  to the  applicable  penalty  or termination date and at a time appropriate for securing maximum  discounts  allowable,  employing for such purpose  deposits of the Mortgagor in the Escrow Account which shall have been  estimated and  accumulated by the Company in amounts  sufficient  for such  purposes,  as allowed  under the terms of the Mortgage or applicable  law. To the extent that the Mortgage does not provide for Escrow  Payments,  the Company shall determine  that any such  payments  are made by the  Mortgagor  at the time they  first  become  due.  The
Company  assumes full  responsibility  for the timely  payment of all such bills and shall  effect  timely payments of all such bills  irrespective  of the Mortgagor's  faithful  performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments.

         The Company will maintain in full force and effect Primary  Mortgage  Insurance  Policies  issued by a Qualified  Insurer with respect to each  Mortgage  Loan for which such  coverage is herein  required.
Such  coverage will be terminated  only with the approval of Purchaser,  or as required by applicable  law or regulation.  The Company will not cancel or refuse to renew any Primary  Mortgage  Insurance  Policy in effect  on the  Closing  Date  that  is  required  to be kept in  force  under  this  Agreement  unless  a replacement  Primary  Mortgage  Insurance  Policy for such canceled or nonrenewed  policy is obtained from and  maintained  with a Qualified  Insurer.  The Company  shall not take any action  which would result in non-coverage  under any  applicable  Primary  Mortgage  Insurance  Policy of any loss  which,  but for the actions  of the  Company  would  have been  covered  thereunder.  In  connection  with any  assumption  or substitution  agreement  entered into or to be entered into  pursuant to Section  6.01,  the Company shall promptly  notify the  insurer  under the  related  Primary  Mortgage  Insurance  Policy,  if any,  of such assumption or  substitution  of liability in  accordance  with the terms of such policy and shall take all actions  which may be required by such insurer as a condition to the  continuation  of coverage  under the
Primary Mortgage  Insurance  Policy.  If such Primary Mortgage  Insurance Policy is terminated as a result of such assumption or substitution of liability,  the Company shall obtain a replacement  Primary Mortgage
Insurance Policy as provided above.

         In connection  with its  activities as servicer,  the Company  agrees to prepare and present,  on behalf of itself and the Purchaser,  claims to the insurer under any Private Mortgage  Insurance Policy in a timely  fashion in  accordance  with the terms of such Primary  Mortgage  Insurance  Policy and, in this regard,  to take such  action  as shall be  necessary  to  permit  recovery  under  any  Primary  Mortgage
Insurance Policy  respecting a defaulted  Mortgage Loan.  Pursuant to Section 4.04, any amounts  collected by the Company under any Primary Mortgage  Insurance  Policy shall be deposited in the Custodial  Account, subject to withdrawal pursuant to Section 4.05.

         Section 4.09      Transfer of Accounts.

         The Company may  transfer the  Custodial  Account or the Escrow  Account to a different  Eligible
Account from time to time.  Such transfer shall be made only upon  obtaining the prior written  consent of the Purchaser, which consent will not be unreasonably withheld.

         Section 4.10      Maintenance of Hazard Insurance.

         The Company shall cause to be maintained  for each Mortgage Loan fire and hazard  insurance  with extended  coverage as is  acceptable  to Fannie Mae or FHLMC and customary in the area where the Mortgaged
Property is located in an amount  which is equal to the lesser of (i) the maximum  insurable  value of the improvements  securing such Mortgage Loan or (ii) the greater of (a) the outstanding  principal balance of the Mortgage  Loan,  and (b) an amount such that the proceeds  thereof  shall be sufficient to prevent the
Mortgagor  and/or the mortgagee from becoming a co-insurer.  If required by the Flood Disaster  Protection
Act of 1973,  as amended,  each  Mortgage Loan shall be covered by a flood  insurance  policy  meeting the requirements  of the  current  guidelines  of the  Federal  Insurance  Administration  in  effect  with an insurance  carrier  acceptable to Fannie Mae or FHLMC,  in an amount  representing  coverage not less than the least of (i) the  outstanding  principal  balance of the  Mortgage  Loan,  (ii) the maximum  insurable value of the  improvements  securing such Mortgage Loan or (iii) the maximum amount of insurance  which is available  under the Flood  Disaster  Protection  Act of 1973, as amended.  If at any time during the term of the Mortgage  Loan,  the Company  determines  in  accordance  with  applicable  law and pursuant to the
Fannie Mae Guides that a Mortgaged  Property is located in a special  flood hazard area and is not covered by flood  insurance  or is  covered  in an amount  less than the  amount  required  by the Flood  Disaster
Protection  Act of 1973,  as amended,  the Company shall notify the related  Mortgagor  that the Mortgagor must obtain such flood  insurance  coverage,  and if said  Mortgagor  fails to obtain the  required  flood insurance  coverage within  forty-five (45) days after such  notification,  the Company shall  immediately force place the required flood  insurance on the  Mortgagor’s  behalf.  The Company shall also maintain on each REO Property,  fire and hazard insurance with extended  coverage in an amount which is at least equal to the maximum insurable value of the improvements  which are a part of such property,  and, to the extent required and available  under the Flood Disaster  Protection Act of 1973, as amended,  flood  insurance in an amount as provided  above.  Any amounts  collected by the Company  under any such  policies  other than amounts to be deposited in the Escrow  Account and applied to the  restoration  or repair of the Mortgaged
Property or REO Property,  or released to the Mortgagor in accordance with Accepted  Servicing  Practices, shall be deposited  in the  Custodial  Account,  subject to  withdrawal  pursuant to Section  4.05.  It is understood  and  agreed  that no  other  additional  insurance  need be  required  by the  Company  of the
Mortgagor or  maintained  on property  acquired in respect of the Mortgage  Loan,  other than  pursuant to this Agreement,  the Fannie Mae Guides or such  applicable  state or federal laws and regulations as shall at any time be in force  and as shall  require  such  additional  insurance.  All such  policies  shall be endorsed  with  standard  mortgagee  clauses  with loss payable to the Company and its  successors  and/or assigns and shall provide for at least thirty days prior  written  notice of any  cancellation,  reduction in the amount or material  change in coverage to the Company.  The Company  shall not  interfere  with the
Mortgagor's  freedom of choice in selecting  either his  insurance  carrier or agent,  provided,  however, that the  Company  shall not accept any such  insurance  policies  from  insurance  companies  unless such companies are Qualified Insurers.

         Section 4.11      Maintenance of Mortgage Impairment Insurance Policy.

         In the event that the Company  shall obtain and maintain a blanket  policy  issued by a Qualified
Insurer  insuring  against  hazard  losses on all of the Mortgage  Loans,  then, to the extent such policy provides  coverage  in an amount  equal to the amount  required  pursuant  to Section  4.10 and  otherwise complies with all other  requirements  of Section 4.10, it shall  conclusively be deemed to have satisfied its  obligations  as set forth in  Section  4.10,  it being  understood  and agreed  that such  policy may contain a  deductible  clause,  in which case the  Company  shall,  in the event that there shall not have been maintained on the related  Mortgaged  Property or REO Property a policy  complying with Section 4.10, and there shall have been a loss which would have been  covered by such policy,  deposit in the  Custodial
Account the amount not otherwise  payable under the blanket policy because of such deductible  clause.  In connection  with its  activities  as servicer of the  Mortgage  Loans,  the Company  agrees to prepare and present,  on  behalf of the  Purchaser,  claims  under any such  blanket  policy  in a timely  fashion  in accordance  with the terms of such policy.  Upon request of the  Purchaser,  the Company shall cause to be delivered to the  Purchaser a certified  true copy of such policy and shall use its best efforts to obtain a statement  from the insurer  thereunder  that such policy shall in no event be  terminated or materially modified without thirty (30) days' prior written notice to the Purchaser.

         Section 4.12      Fidelity Bond, Errors and Omissions Insurance.

         The  Company  shall  maintain,  at its own  expense,  a blanket  fidelity  bond and an errors and omissions insurance policy, with broad coverage with responsible  companies on all officers,  employees or other persons  acting in any capacity with regard to the Mortgage Loan to handle funds,  money,  documents and  papers  relating  to the  Mortgage  Loan.  The  Fidelity  Bond  shall be in the form of the  Mortgage
Banker's Blanket Bond and shall protect and insure the Company against losses,  including forgery,  theft, embezzlement  and fraud of such persons.  The errors and omissions  insurance shall protect and insure the
Company  against  losses  arising out of errors and  omissions and  negligent  acts of such persons.  Such errors and  omissions  insurance  shall also protect and insure the Company  against  losses in connection with the failure to maintain any insurance  policies  required  pursuant to this Agreement and the release or  satisfaction of a Mortgage Loan without having obtained  payment in full of the  indebtedness  secured thereby.  No  provision  of this  Section  4.12  requiring  the  Fidelity  Bond or  errors  and  omissions insurance  shall  diminish  or relieve the Company  from its duties and  obligations  as set forth in this
Agreement.  The minimum  coverage under any such bond and insurance  policy shall be at least equal to the corresponding  amounts  required by Fannie Mae in the Fannie Mae Guides.  Upon  request by the  Purchaser, the  Company  shall  deliver to the  Purchaser  a  certificate  from the surety and the  insurer as to the existence  of the Fidelity  Bond and errors and  omissions  insurance  policy and shall obtain a statement from the  surety  and the  insurer  that  such  Fidelity  Bond or  insurance  policy  shall in no event be terminated or materially  modified  without thirty (30) days' prior written  notice to the Purchaser.  The
Company shall notify the  Purchaser  within five (5) business days of receipt of notice that such Fidelity
Bond or insurance policy will be, or has been,  materially  modified or terminated.  The Purchaser (or any party  having the status of  Purchaser  hereunder)  and any  subsidiary  thereof and their  successors  or assigns  as  their  interests  may  appear  must be  named  as loss  payees  on the  Fidelity  Bond and as additional  insured on the errors and omissions policy.  Upon request by Purchaser,  Company shall provide
Purchaser with an insurance  certificate  certifying coverage under this Section 4.12, and will provide an update to such certificate upon request, or upon renewal or material modification of coverage.

         Section 4.13      Title, Management and Disposition of REO Property.

         In the event that title to the Mortgaged  Property is acquired in  foreclosure or by deed in lieu of  foreclosure,  the deed or  certificate  of sale  shall be  taken in the name of the  Purchaser  or its designee,  or in the event the  Purchaser or its designee is not  authorized or permitted to hold title to real  property in the state where the REO Property is located,  or would be adversely  affected  under the
"doing  business" or tax laws of such state by so holding title,  the deed or certificate of sale shall be taken in the name of such  Person or Persons as shall be  consistent  with an opinion of counsel  obtained by the Company  from an attorney  duly  licensed  to practice  law in the state where the REO  Property is located.  Any Person or Persons holding such title other than the Purchaser  shall  acknowledge in writing that such title is being held as nominee for the benefit of the Purchaser.

         The  Company  shall  notify  the  Purchaser  in  accordance  with the  Fannie  Mae Guides of each acquisition  of REO  Property  upon such  acquisition  (and,  in any event,  shall  provide  notice of the consummation  of any foreclosure  sale within three (3) Business Days of the date Company  receives notice of such  consummation),  together  with a copy of the drive by appraisal or brokers  price  opinion of the
Mortgaged   Property   obtained  in  connection  with  such   acquisition,   and  thereafter   assume  the
responsibility  for  marketing  such  REO  property  in  accordance  with  Accepted  Servicing  Practices.
Thereafter,  the  Company  shall  continue to provide  certain  administrative  services to the  Purchaser relating to such REO Property as set forth in this  Section  4.13.  No Servicing  Fee shall be assessed or otherwise accrue on any REO Property from and after the date on which it becomes an REO Property.

         The Company shall,  either itself or through an agent selected by the Company,  and in accordance with the Fannie Mae Guides  manage,  conserve,  protect and operate  each REO  Property in the same manner that it manages,  conserves,  protects and operates other foreclosed property for its own account,  and in the same manner that similar  property in the same  locality as the REO  Property is managed.  The Company shall cause each REO Property to be inspected  promptly  upon the  acquisition  of title thereto and shall cause each REO Property to be inspected at least  monthly  thereafter  or more  frequently  as required by the  circumstances.  The  Company  shall  make  or  cause  to be  made  a  written  report  of  each  such inspection.  Such reports  shall be retained in the Mortgage  File and copies  thereof  shall be forwarded by the Company to the Purchaser.

         The Company  shall use its best  efforts to dispose of the REO  Property as soon as possible  and shall  sell such REO  Property  in any  event  within  one year  after  title  has been  taken to such REO
Property,  unless  the  Company  determines,  and gives an  appropriate  notice to the  Purchaser  to such effect,  that a longer period is necessary for the orderly  liquidation of such REO Property.  If a longer period than one (1) year is  permitted  under the  foregoing  sentence  and is  necessary  to sell any REO
Property,  the Company  shall report  monthly to the  Purchaser  as to the progress  being made in selling such REO  Property.  No REO Property  shall be marketed  for less than the  Appraised  Value,  without the prior consent of Purchaser.  No REO Property  shall be sold for less than ninety five percent (95%) of its
Appraised  Value,  without the prior consent of  Purchaser.  All requests for  reimbursement  of Servicing
Advances  shall be in accordance  with the Fannie Mae Guides.  The  disposition  of REO Property  shall be carried out by the Company at such price,  and upon such terms and conditions,  as the Company deems to be in the best  interests of the  Purchaser  (subject to the above  conditions)  only with the prior  written consent of the Purchaser.  Company shall provide  monthly  reports to Purchaser in reference to the status of the marketing of the REO Properties.

         Notwithstanding   anything  to  the  contrary   contained  herein,  the  Purchaser  may,  at  the
Purchaser's  sole option,  terminate the Company as servicer of any such REO Property  without  payment of any termination  fee with respect  thereto,  provided that the Company shall on the date said  termination takes effect be reimbursed for any  unreimbursed  advances of the Company's funds made pursuant to Section
5.03 and any  unreimbursed  Servicing  Advances and  Servicing  Fees in each case relating to the Mortgage
Loan  underlying  such REO Property  notwithstanding  anything to the contrary set forth in Section  4.05.
In the  event of any such  termination,  the  provisions  of  Section  11.01  hereof  shall  apply to said termination  and the  transfer of  servicing  responsibilities  with  respect to such REO  Property to the
Purchaser or its designee.  Within five  Business  Days of any such  termination,  the Company  shall,  if necessary  convey  such  property to the  Purchaser  and shall  further  provide  the  Purchaser  with the following  information  regarding  the subject REO  Property:  the related  drive by  appraisal or brokers price  opinion,  and copies of any related  Mortgage  Impairment  Insurance  Policy  claims.  In addition, within five Business  Days,  the Company shall provide the Purchaser  with the following  information  and documents  regarding  the subject REO  Property:  the related  trustee’s  deed upon sale and copies of any related hazard insurance claims, or repair bids.

         Section 4.14      Notification of Maturity Date.

          With respect to each Mortgage  Loan,  the Company shall execute and deliver to the Mortgagor any and all necessary  notices  required under  applicable law and the terms of the related  Mortgage Note and
Mortgage regarding the maturity date if required under applicable law.

                                                ARTICLE V

                                        PAYMENTS TO THE PURCHASER

         Section 5.01      Distributions.

         On each Remittance Date, the Company shall  distribute by wire transfer of immediately  available funds to the  Purchaser (i) all amounts  credited to the Custodial  Account as of the close of business on the preceding  Determination  Date,  net of charges  against or  withdrawals  from the  Custodial  Account pursuant to Section  4.05,  plus (ii) all Monthly  Advances,  if any,  which the Company is  obligated  to distribute  pursuant to Section 5.03,  plus,  (iii) interest at the Mortgage Loan  Remittance  Rate on any
Principal  Prepayment  from the date of such Principal  Prepayment  through the end of the month for which disbursement  is made  provided that the  Company’s  obligation  as to payment of such  interest  shall be limited  to the  Servicing  Fee  earned  during  the month of the  distribution,  minus  (iv) any  amounts attributable  to Monthly  Payments  collected  but due on a Due Date or Dates  subsequent to the preceding
Determination  Date,  which  amounts  shall be remitted on the  Remittance  Date next  succeeding  the Due
Period for such amounts.  It is  understood  that,  by operation of Section  4.04,  the  remittance on the first  Remittance Date with respect to Mortgage Loans  purchased  pursuant to the related Term Sheet is to include  principal  collected  after the  Cut-off  Date  through  the  preceding  Determination  Date plus interest,  adjusted to the  Mortgage  Loan  Remittance  Rate  collected  through such  Determination  Date exclusive of any portion  thereof  allocable to the period prior to the Cut-off Date, with the adjustments specified in clauses (ii), (iii) and (iv) above.

         With respect to any remittance  received by the Purchaser after the Remittance  Date, the Company shall pay to the  Purchaser  interest on any such late  payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change,  plus three (3)  percentage  points,  but in no event greater than the maximum  amount  permitted by applicable  law. Such interest  shall cover the period  commencing  with the day  following  the  Business  Day such payment was due and ending with the Business Day on which such payment is made to the Purchaser,  both  inclusive.  The payment by the Company of any such interest shall not be deemed an  extension  of time for  payment or a waiver of any Event of Default by the  Company.  On each Remittance  Date, the Company shall provide a remittance  report detailing all amounts being remitted pursuant to this Section 5.01.

         Section 5.02      Statements to the Purchaser.

         The Company shall  furnish to Purchaser an  individual  loan  accounting  report,  as of the last
Business  Day of each month,  in the  Company's  assigned  loan number  order to  document  Mortgage  Loan payment  activity on an individual  Mortgage  Loan basis.  With respect to each month,  the  corresponding individual  loan  accounting  report shall be received by the  Purchaser no later than the fifth  Business
Day of the following  month on a disk or tape or other  computer-readable  format in such format as may be mutually  agreed upon by both  Purchaser  and  Company,  and no later than the fifth  Business  Day of the following month in hard copy, and shall contain the following:

         (i) With respect to each Monthly  Payment,  the amount of such remittance  allocable to principal
(including a separate breakdown of any Principal  Prepayment,  including the date of such prepayment,  and any prepayment  penalties or premiums,  along with a detailed  report of interest on principal  prepayment amounts remitted in accordance with Section 4.04);

         (ii)  with respect to each Monthly Payment, the amount of such remittance allocable to interest;

         (iii)  the  amount  of  servicing   compensation   received  by  the  Company  during  the  prior
distribution period;

         (iv)  the aggregate Stated Principal Balance of the Mortgage Loans;

         (v) the  aggregate  of any  expenses  reimbursed  to the  Company  during the prior  distribution period pursuant to Section 4.05;

         (vi) The number and aggregate  outstanding  principal  balances of Mortgage  Loans (a) delinquent
(1) 30 to 59 days,  (2) 60 to 89 days,  (3) 90 days or more;  (b) as to which  foreclosure  has commenced;
and (c) as to which REO Property has been acquired; and

         The Company  shall also  provide a trial  balance,  sorted in  Purchaser's  assigned  loan number order, in the form of Exhibit E hereto, with each such Report.

         The Company shall prepare and file any and all information  statements or other filings  required to be delivered to any governmental  taxing authority or to Purchaser  pursuant to any applicable law with respect to the Mortgage Loans and the transactions  contemplated  hereby.  In addition,  the Company shall provide  Purchaser  with such  information  concerning the Mortgage Loans as is necessary for Purchaser to prepare its federal income tax return as Purchaser may reasonably request from time to time.

         In  addition,  not more than sixty (60) days after the end of each  calendar  year,  the  Company shall  furnish  to each  Person  who was a  Purchaser  at any time  during  such  calendar  year an annual statement in accordance  with the  requirements  of applicable  federal income tax law as to the aggregate of remittances for the applicable portion of such year.

         Section 5.03      Monthly Advances by the Company.

         Not later than the close of business on the Business Day  preceding  each  Remittance  Date,  the
Company  shall deposit in the Custodial  Account an amount equal to all payments not  previously  advanced by the Company,  whether or not deferred  pursuant to Section  4.01,  of principal  (due after the Cut-off
Date) and interest not  allocable to the period prior to the Cut-off  Date,  adjusted to the Mortgage Loan
Remittance  Rate,  which  were due on a  Mortgage  Loan and  delinquent  at the close of  business  on the related Determination Date.

         The  Company's  obligation  to make such Monthly  Advances as to any Mortgage  Loan will continue through the last  Monthly  Payment due prior to the payment in full of the Mortgage  Loan,  or through the
Remittance  Date  prior  to the date on which  the  Mortgaged  Property  liquidates  (including  Insurance
Proceeds,  proceeds from the sale of REO Property or  Condemnation  Proceeds) with respect to the Mortgage
Loan unless the Company  deems such advance to be a  Nonrecoverable  Advance.  In such event,  the Company shall  deliver to the Purchaser an Officer's  Certificate  of the Company to the effect that an officer of the Company has reviewed the related  Mortgage  File and has made the  reasonable  determination  that any additional advances are nonrecoverable.

         Section 5.04      Liquidation Reports.

         Upon the foreclosure sale of any Mortgaged  Property or the acquisition  thereof by the Purchaser pursuant to a  deed-in-lieu  of  foreclosure,  the Company  shall  submit to the  Purchaser a  liquidation report with respect to such  Mortgaged  Property in a form mutually  acceptable to Company and  Purchaser.
The Company  shall also  provide  reports on the status of REO Property  containing  such  information  as
Purchaser may reasonably require.

         Section 5.05      Prepayment Interest Shortfalls.

         Not later than the close of business on the Business Day preceding  each  Remittance  Date in the month  following the related  Prepayment  Period,  the Company  shall deposit in the Custodial  Account an amount equal to any Prepayment  Interest  Shortfalls with respect to such Prepayment Period,  which in the aggregate  shall not exceed the  Company’s  aggregate  Servicing  Fee received with respect to the related
Due Period.

                                                ARTICLE VI

                                       GENERAL SERVICING PROCEDURES

         Section 6.01      Assumption Agreements.

         The Company will, to the extent it has knowledge of any conveyance or  prospective  conveyance by any  Mortgagor of the  Mortgaged  Property  (whether by absolute  conveyance  or by contract of sale,  and whether  or not the  Mortgagor  remains  or is to  remain  liable  under  the  Mortgage  Note  and/or  the
Mortgage),  exercise its rights to accelerate  the maturity of such Mortgage Loan under any  "due-on-sale"
clause to the extent  permitted by law;  provided,  however,  that the Company shall not exercise any such rights if  prohibited  by law or the terms of the  Mortgage  Note from doing so or if the exercise of such rights  would  impair or threaten to impair any  recovery  under the related  Primary  Mortgage  Insurance
Policy,  if any. If the Company  reasonably  believes it is unable  under  applicable  law to enforce such
"due-on-sale"  clause,  the Company,  with the approval of the  Purchaser,  will enter into an  assumption agreement  with  the  person  to whom the  Mortgaged  Property  has been  conveyed  or is  proposed  to be conveyed,  pursuant  to which such  person  becomes  liable  under the  Mortgage  Note and,  to the extent permitted by applicable  state law, the Mortgagor  remains liable thereon.  Where an assumption is allowed pursuant to this  Section  6.01,  the Company,  with the prior  consent of the  Purchaser  and the primary mortgage  insurer,  if any, is authorized to enter into a  substitution  of liability  agreement  with the person to whom the Mortgaged  Property has been  conveyed or is proposed to be conveyed  pursuant to which the  original  mortgagor is released  from  liability  and such Person is  substituted  as  mortgagor  and becomes liable under the related  Mortgage Note. Any such  substitution  of liability  agreement  shall be in lieu of an assumption agreement.

         In connection with any such  assumption or  substitution  of liability,  the Company shall follow the  underwriting  practices and procedures of the Company.  With respect to an assumption or substitution of liability,  the Mortgage  Interest Rate borne by the related  Mortgage  Note, the amount of the Monthly
Payment and the maturity  date may not be changed  (except  pursuant to the terms of the  Mortgage  Note).
If the  credit  of the  proposed  transferee  does  not  meet  such  underwriting  criteria,  the  Company diligently  shall,  to the extent  permitted by the Mortgage or the Mortgage Note and by  applicable  law, accelerate  the maturity of the  Mortgage  Loan.  The Company  shall  notify the  Purchaser  that any such substitution  of liability or assumption  agreement has been  completed by forwarding to the Purchaser the original of any such substitution of liability or assumption  agreement,  which document shall be added to the related Mortgage File and shall,  for all purposes,  be considered a part of such Mortgage File to the same extent as all other  documents and  instruments  constituting  a part thereof.  All fees collected by the Company for entering into an assumption or  substitution  of liability  agreement  shall belong to the
Company.

         Notwithstanding  the  foregoing  paragraphs  of  this  Section  or any  other  provision  of this
Agreement,  the  Company  shall not be  deemed to be in  default,  breach  or any other  violation  of its obligations  hereunder  by  reason  of any  assumption  of a  Mortgage  Loan  by  operation  of law or any assumption  which the Company may be restricted by law from  preventing,  for any reason  whatsoever.  For purposes of this Section  6.01,  the term  "assumption"  is deemed to also include a sale of the Mortgaged
Property  subject to the Mortgage that is not  accompanied by an assumption or  substitution  of liability agreement.

         Section 6.02      Satisfaction of Mortgages and Release of Mortgage Files.

         Upon the payment in full of any Mortgage  Loan,  or the receipt by the Company of a  notification that  payment  in full  will be  escrowed  in a manner  customary  for such  purposes,  the  Company  will immediately  notify the Purchaser by a  certification,  which  certification  shall include a statement to the effect  that all  amounts  received  or to be  received  in  connection  with such  payment  which are required  to be  deposited  in the  Custodial  Account  pursuant  to Section  4.04 have been or will be so deposited,  of a Servicing  Officer and shall  request  delivery to it of the portion of the Mortgage File held by the  Purchaser.  The  Purchaser  shall no later  than five  Business  Days  after  receipt of such certification  and request,  release or cause to be released to the  Company,  the related  Mortgage  Loan
Documents and, upon its receipt of such documents,  the Company shall promptly  prepare and deliver to the
Purchaser  the  requisite  satisfaction  or release.  No later than five (5) Business  Days  following its receipt of such  satisfaction or release,  the Purchaser shall deliver,  or cause to be delivered,  to the
Company the release or satisfaction  properly  executed by the owner of record of the applicable  mortgage or its duly  appointed  attorney  in fact.  No expense  incurred  in  connection  with any  instrument  of satisfaction or deed of reconveyance shall be chargeable to the Custodial Account.

         In the event the Company  satisfies or releases a Mortgage  without  having  obtained  payment in full of the  indebtedness  secured  by the  Mortgage  or  should  it  otherwise  prejudice  any  right the
Purchaser may have under the mortgage  instruments,  the Company,  upon written demand, shall remit within two (2) Business Days to the  Purchaser the then  outstanding  principal  balance of the related  Mortgage
Loan by deposit  thereof in the  Custodial  Account.  The Company  shall  maintain the  Fidelity  Bond and errors and omissions  insurance  insuring the Company  against any loss it may sustain with respect to any
Mortgage Loan not satisfied in accordance with the procedures set forth herein.

         From time to time and as  appropriate  for the  servicing or  foreclosure  of the Mortgage  Loan, including  for the purpose of  collection  under any Primary  Mortgage  Insurance  Policy,  the  Purchaser
shall,  upon  request of the Company and  delivery to the  Purchaser  of a servicing  receipt  signed by a
Servicing  Officer,  release the portion of the Mortgage File held by the  Purchaser to the Company.  Such servicing  receipt shall  obligate the Company to return the related  Mortgage  documents to the Purchaser when the need therefor by the Company no longer exists,  unless the Mortgage Loan has been  liquidated and the  Liquidation  Proceeds  relating to the Mortgage Loan have been deposited in the Custodial  Account or the Mortgage  File or such  document has been  delivered to an attorney,  or to a public  trustee or other public  official  as required  by law,  for  purposes of  initiating  or  pursuing  legal  action or other proceedings for the foreclosure of the Mortgaged  Property either  judicially or  non-judicially,  and the
Company has  delivered to the  Purchaser a certificate  of a Servicing  Officer  certifying as to the name and address of the Person to which such  Mortgage  File or such  document was delivered and the purpose or purposes of such  delivery.  Upon  receipt of a  certificate  of a  Servicing  Officer  stating  that such
Mortgage Loan was liquidated, the servicing receipt shall be released by the Purchaser to the Company.

         Section 6.03      Servicing Compensation.

         As compensation  for its services  hereunder,  the Company shall be entitled to withdraw from the
Custodial Account (to the extent of interest  payments  collected on the Mortgage Loans) or to retain from interest  payments  collected on the Mortgage Loans, the amounts  provided for as the Company's  Servicing
Fee, subject to payment of compensating  interest on Principal  Prepayments as capped by the Servicing Fee pursuant to Section 5.01 (iii).  Additional  servicing  compensation  in the form of  assumption  fees, as provided in Section 6.01,  and late payment  charges or otherwise  shall be retained by the Company to the extent not  required to be  deposited  in the  Custodial  Account.  No  Servicing  Fee shall be payable in connection with partial Monthly  Payments.  The Company shall be required to pay all expenses  incurred by it in  connection  with its  servicing  activities  hereunder  and shall not be entitled to  reimbursement therefor except as specifically provided for.

         Section 6.04      Annual Statement as to Compliance.

         The  Company  will  deliver to the  Purchaser  not later than 90 days  following  the end of each fiscal  year of the  Company  beginning  in March  2004,  an  Officers'  Certificate  stating,  as to each signatory  thereof,  that (i) a review of the activities of the Company during the preceding calendar year and of performance  under this Agreement has been made under such officers'  supervision,  and (ii) to the best of such officers'  knowledge,  based on such review, the Company has fulfilled all of its obligations under this  Agreement  throughout  such year,  or, if there has been a default in the  fulfillment  of any such  obligation,  specifying  each such default  known to such officers and the nature and status of cure provisions  thereof.  Copies of such  statement  shall be provided by the  Company to the  Purchaser  upon request.

         Section 6.05      Annual Independent Certified Public Accountants' Servicing Report.

         Within  ninety (90) days of Company's  fiscal year end  beginning  in March 2004,  the Company at its  expense  shall  cause a firm of  independent  public  accountants  which is a member of the  American
Institute  of Certified  Public  Accountants  to furnish a statement  to the  Purchaser to the effect that such firm has examined  certain  documents  and records  relating to the  Company's  servicing of mortgage loans of the same type as the Mortgage Loans  pursuant to servicing  agreements  substantially  similar to this  Agreement,  which  agreements  may  include  this  Agreement,  and  that,  on the  basis  of such an examination,  conducted  substantially in the uniform single audit program for mortgage bankers, such firm is of the opinion that the  Company's  servicing  has been  conducted in  compliance  with the  agreements examined  pursuant to this Section 6.05,  except for (i) such  exceptions as such firm shall believe to be immaterial,  and (ii)  such  other  exceptions  as shall be set  forth in such  statement.  Copies of such statement  shall be provided by the Company to the  Purchaser.  In addition,  on an annual basis,  Company shall provided Purchaser with copies of its audited financial statements.

         Section 6.06      Purchaser's Right to Examine Company Records.

         The Purchaser  shall have the right to examine and audit upon  reasonable  notice to the Company, during business hours or at such other times as might be reasonable  under applicable  circumstances,  any and all of the books,  records,  documentation or other information of the Company, or held by another for the Company or on its behalf or otherwise,  which relates to the  performance or observance by the Company of the terms, covenants or conditions of this Agreement.

         The Company shall provide to the Purchaser and any supervisory  agents or examiners  representing a state or federal  governmental agency having jurisdiction over the Purchaser,  including but not limited to OTS, FDIC and other similar entities,  access to any documentation  regarding the Mortgage Loans in the possession  of the Company  which may be  required by any  applicable  regulations.  Such access  shall be afforded without charge, upon reasonable  request,  during normal business hours and at the offices of the
Company,  and in accordance  with the FDIC,  OTS, or any other similar  federal or state  regulations,  as applicable.

                                               ARTICLE VII

                                    REPORTS TO BE PREPARED BY SERVICER

         Section 7.01      Company Shall Provide Information as Reasonably Required.

         The Company shall  furnish to the Purchaser  during the term of this  Agreement,  such  periodic, special or other reports,  information or  documentation,  whether or not provided for herein, as shall be necessary,  reasonable  or  appropriate  in  respect  to the  Purchaser,  or  otherwise  in respect to the
Mortgage  Loans  and  the  performance  of the  Company  under  this  Agreement,  including  any  reports,
information  or  documentation   reasonably  required  to  comply  with  any  regulations   regarding  any
supervisory  agents or examiners of the  Purchaser  all such reports or  information  to be as provided by and in accordance  with such  applicable  instructions  and  directions  as the  Purchaser may  reasonably request in  relation  to this  Agreement  or the  performance  of the Company  under this  Agreement.  The
Company  agrees to execute  and deliver all such  instruments  and take all such action as the  Purchaser, from time to time,  may  reasonably  request in order to effectuate the purpose and to carry out the terms of this Agreement.

         In  connection  with  marketing  the  Mortgage  Loans,  the  Purchaser  may make  available  to a prospective  purchaser  audited  financial  statements of the Company for the most recently  completed two
(2)  fiscal  years for which  such  statements  are  available,  as well as a  Consolidated  Statement  of
Condition  at the  end of the  last  two  (2)  fiscal  years  covered  by any  Consolidated  Statement  of
Operations.  If it has not already  done so, the Company  shall  furnish  promptly to the  Purchaser  or a prospective purchaser copies of the statements specified above.

         The Company  shall make  reasonably  available to the  Purchaser or any  prospective  Purchaser a knowledgeable  financial or  accounting  officer for the purpose of answering  questions and to permit any prospective  purchaser to inspect the Company’s  servicing  facilities for the purpose of satisfying  such prospective  purchaser  that the Company has the ability to service the Mortgage Loans as provided in this
Agreement.

                                               ARTICLE VIII

                                               THE SERVICER

         Section 8.01      Indemnification; Third Party Claims.

         The Company  agrees to indemnify the  Purchaser and hold it harmless  against any and all claims, losses, damages,  penalties,  fines,  forfeitures,  legal fees and related costs, judgments, and any other costs,  fees and expenses  that the Purchaser may sustain in any way related to the failure of the Company to observe and perform its duties,  obligations,  covenants,  and agreements to service the Mortgage Loans in strict  compliance  with the terms of this  Agreement.  The Company  agrees to indemnify  the Purchaser and hold it harmless against any and all claims, losses, damages,  penalties,  fines,  forfeitures,  legal fees and related costs,  judgments,  and any other costs, fees and expenses that the Purchaser may sustain in any way from any claim,  demand,  defense or assertion based on or grounded upon, or resulting from any assertion  based  on,  grounded  upon  or  resulting  from  a  breach  or  alleged  breach  of  any of the representation  or  warranty  set forth in Sections  3.01 or 3.02 of this  Agreement.  The  Company  shall immediately  notify the  Purchaser  if a claim is made by a third party  against  Company  with respect to this Agreement or the Mortgage  Loans,  assume (with the consent of the Purchaser) the defense of any such claim and pay all expenses in connection  therewith,  including counsel fees, whether or not such claim is settled  prior to judgment,  and promptly  pay,  discharge and satisfy any judgment or decree which may be entered  against it or the  Purchaser  in respect of such  claim.  The  Company  shall  follow any written instructions  received from the  Purchaser in connection  with such claim.  The Purchaser  shall  promptly reimburse the Company for all amounts  advanced by it pursuant to the two preceding  sentences except when the claim  relates  to the  failure of the  Company to service  and  administer  the  Mortgages  in strict compliance  with the terms of this  Agreement,  the  breach of  representation  or  warranty  set forth in
Sections 3.01 or 3.02, or the negligence,  bad faith or willful  misconduct of Company.  The provisions of this Section 8.01 shall survive termination of this Agreement.

         Section 8.02      Merger or Consolidation of the Company.

         The Company  will keep in full  effect its  existence,  rights and  franchises  as a  corporation under  the laws of the  state of its  incorporation  except  as  permitted  herein,  and will  obtain  and preserve its  qualification  to do business as a foreign  corporation in each  jurisdiction  in which such qualification is or shall be necessary to protect the validity and  enforceability  of this Agreement,  or any of the Mortgage Loans and to perform its duties under this Agreement.

         Any Person into which the Company may be merged or  consolidated,  or any  corporation  resulting from any  merger,  conversion  or  consolidation  to which the  Company  shall be a party,  or any  Person succeeding  to the  business  of the  Company  whether  or not  related  to loan  servicing,  shall be the successor  of the Company  hereunder,  without the  execution or filing of any paper or any further act on the  part of any of the  parties  hereto,  anything  herein  to the  contrary  notwithstanding;  provided, however,  that the successor or surviving  Person shall be an  institution  (i) having a GAAP net worth of not less than  $25,000,000,  (ii) the  deposits  of which are insured by the FDIC,  SAIF  and/or BIF,  and which is a HUD-approved  mortgagee  whose primary  business is in origination  and servicing of first lien mortgage loans, and (iii) who is a Fannie Mae or FHLMC approved seller/servicer in good standing.

         Section 8.03      Limitation on Liability of the Company and Others.

         Neither the Company nor any of the  officers,  employees or agents of the Company  shall be under any  liability to the Purchaser  for any action taken or for  refraining  from the taking of any action in good faith pursuant to this Agreement,  or for errors in judgment made in good faith;  provided,  however, that this  provision  shall not protect the Company or any such person against any breach of warranties or representations  made  herein,  or  failure to  perform  its  obligations  in strict  compliance  with any standard  of care set forth in this  Agreement,  or any  liability  which  would  otherwise  be imposed by reason of negligence,  bad faith or willful misconduct,  or any breach of the terms and conditions of this
Agreement.  The  Company and any  officer,  employee or agent of the Company may rely in good faith on any document of any kind prima facie properly  executed and submitted by the Purchaser  respecting any matters arising  hereunder.  The Company shall not be under any  obligation to appear in,  prosecute or defend any legal action which is not incidental to its duties to service the Mortgage  Loans in accordance  with this
Agreement  and which in its  reasonable  opinion may involve it in any  expenses or  liability;  provided, however,  that the Company may, with the consent of the Purchaser,  undertake any such action which it may deem  necessary  or  desirable  in respect  to this  Agreement  and the  rights and duties of the  parties hereto.  In such  event,  the  reasonable  legal  expenses  and  costs of such  action  and any  liability resulting  therefrom shall be expenses,  costs and liabilities for which the Purchaser will be liable, and the Company shall be entitled to be reimbursed therefor from the Purchaser upon written demand.

         Section 8.04      Company Not to Assign or Resign.

         The Company  shall not assign this  Agreement or resign from the  obligations  and duties  hereby imposed on it except by mutual  consent of the Company and the  Purchaser or upon the  determination  that its duties hereunder are no longer  permissible  under applicable law and such incapacity  cannot be cured by the Company.  Any such  determination  permitting the  resignation of the Company shall be evidenced by an Opinion of Counsel to such effect  delivered  to the  Purchaser  which  Opinion of Counsel  shall be in form and  substance  acceptable to the  Purchaser.  No such  resignation  shall become  effective  until a successor  shall have  assumed the  Company's  responsibilities  and  obligations  hereunder in the manner provided in Section 11.01.

         Section 8.05      No Transfer of Servicing.

         With  respect to the  retention  of the  Company to service the  Mortgage  Loans  hereunder,  the
Company  acknowledges that the Purchaser has acted in reliance upon the Company's  independent status, the adequacy of its servicing facilities, plan, personnel,  records and procedures, its integrity,  reputation and financial  standing and the  continuance  thereof.  Without in any way limiting the generality of this
Section,  the Company  shall not either assign this  Agreement or the servicing  hereunder or delegate its rights or duties  hereunder or any portion thereof,  or sell or otherwise  dispose of all or substantially all of its property or assets,  without the prior written  approval of the Purchaser,  which consent shall be granted or withheld in the Purchaser's sole discretion.

         Without in any way limiting the  generality  of this Section  8.05, in the event that the Company either shall  assign this  Agreement or the  servicing  responsibilities  hereunder or delegate its duties hereunder or any portion  thereof  without (i)  satisfying the  requirements  set forth herein or (ii) the prior  written  consent  of the  Purchaser,  then the  Purchaser  shall have the right to  terminate  this
Agreement,  without any payment of any penalty or damages  and  without any  liability  whatsoever  to the
Company  (other than with respect to accrued but unpaid  Servicing Fees and Servicing  Advances  remaining unpaid) or any third party.

                                                ARTICLE IX

                                                 DEFAULT

         Section 9.01      Events of Default.

         In case one or more of the  following  Events  of  Default  by the  Company  shall  occur  and be continuing, that is to say:

         (i) any failure by the Company to remit to the  Purchaser  any payment  required to be made under the terms of this Agreement which continues unremedied for a period of one (1) Business Day; or

         (ii) failure on the part of the Company  duly to observe or perform in any  material  respect any other of the  covenants  or  agreements  on the part of the  Company  set  forth in this  Agreement  which continues  unremedied  for a period of thirty  (30) days  after the date on which  written  notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Purchaser; or

         (iii) a decree or order of a court or agency or supervisory  authority  having  jurisdiction  for the  appointment of a conservator or receiver or liquidator in any  insolvency,  bankruptcy,  readjustment of debt,  marshalling  of  assets  and  liabilities  or  similar  proceedings,  or for the  winding-up  or liquidation  of its affairs,  shall have been  entered  against the Company and such decree or order shall have remained in force undischarged or unstayed for a period of sixty days; or

         (iv) the Company shall  consent to the  appointment  of a  conservator  or receiver or liquidator in any  insolvency,  bankruptcy,  readjustment  of debt,  marshalling of assets and liabilities or similar proceedings of or relating to the Company or of or relating to all or  substantially  all of its property;
or

         (v) the Company  shall admit in writing its  inability to pay its debts  generally as they become due, file a petition to take advantage of any applicable  insolvency or  reorganization  statute,  make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

         (vi)  Company  ceases to be approved by either  Fannie Mae or FHLMC as a mortgage  loan seller or servicer for more than thirty days; or

         (vii) the  Company  attempts  to assign  its right to  servicing  compensation  hereunder  or the
Company  attempts,  without  the  consent  of the  Purchaser,  to  sell  or  otherwise  dispose  of all or
substantially   all  of  its  property  or  assets  or  to  assign  this   Agreement   or  the   servicing
responsibilities hereunder or to delegate its duties hereunder or any portion thereof; or

         (viii) the Company  ceases to be (a) licensed to service first lien  residential  mortgage  loans in any  jurisdiction  in which a Mortgaged  Property is located and such  licensing is  required,  and (b)
qualified to transact  business in any  jurisdiction  where it is currently so qualified,  but only to the extent such  non-qualification  materially  and  adversely  affects the  Company's  ability to perform its obligations hereunder; or

         (ix) the  Company  fails to meet the  eligibility  criteria  set  forth in the last  sentence  of
Section 8.02.

         Then,  and in each and  every  such  case,  so long as an Event of  Default  shall  not have been remedied,  the Purchaser,  by notice in writing to the Company  (except in the case of an Event of Default under clauses (iii),  (iv) or (v) above, in which case,  automatically and without notice) Company may, in addition to whatever  rights the Purchaser  may have under  Sections 3.03 and 8.01 and at law or equity or to  damages,  including  injunctive  relief  and  specific  performance,  terminate  all  the  rights  and obligations  of the  Company  under  this  Agreement  and in and to the  Mortgage  Loans and the  proceeds thereof  without  compensating  the Company  for the same.  On or after the receipt by the Company of such written  notice (or, in the case of an Event of Default under clauses (iii),  (iv) or (v) above,  in which case,  automatically  and without  notice),  all authority and power of the Company under this  Agreement, whether with  respect to the Mortgage  Loans or  otherwise,  shall pass to and be vested in the  successor appointed  pursuant  to Section  11.01.  Upon  written  request  from the  Purchaser,  the  Company  shall prepare,  execute and deliver,  any and all documents  and other  instruments,  place in such  successor's possession all Mortgage Files,  and do or accomplish all other acts or things  necessary or appropriate to effect the purposes of such notice of  termination,  whether to complete the transfer and  endorsement  or assignment of the Mortgage Loans and related documents,  or otherwise,  at the Company's sole expense. The
Company  agrees to cooperate  with the Purchaser and such  successor in effecting the  termination  of the
Company's  responsibilities  and rights hereunder,  including,  without  limitation,  the transfer to such successor  for  administration  by it of all cash  amounts  which  shall at the  time be  credited  by the
Company to the Custodial  Account or Escrow  Account or  thereafter  received with respect to the Mortgage
Loans or any REO Property.

         Section 9.02      Waiver of Defaults.

         The Purchaser may waive only by written  notice any default by the Company in the  performance of its  obligations  hereunder and its  consequences.  Upon any such waiver of a past  default,  such default shall cease to exist,  and any Event of Default  arising  therefrom  shall be deemed to have been remedied for every  purpose of this  Agreement.  No such waiver shall extend to any  subsequent or other default or impair any right consequent thereon except to the extent expressly so waived in writing.

                                                ARTICLE X

                                               TERMINATION

         Section 10.01     Termination.

         The respective  obligations  and  responsibilities  of the Company shall  terminate upon: (i) the later of the final  payment  or other  liquidation  (or any  advance  with  respect  thereto)  of the last
Mortgage  Loan and the  disposition  of all  remaining  REO Property and the  remittance  of all funds due hereunder;  or (ii) by mutual  consent of the Company and the Purchaser in writing;  or (iii)  termination with cause under the terms of this Agreement.

         Section 10.02     Termination Without Cause.

         The  Purchaser  may, at its sole  option,  terminate  any rights the Company may have  hereunder, without  cause,  upon no less than 90 days  written  notice.  Any such notice of  termination  shall be in writing and delivered to the Company as provided in Section 11.05 of this Agreement.

                                                ARTICLE XI

                                         MISCELLANEOUS PROVISIONS

         Section 11.01     Successor to the Company.

         Prior to termination of Company's  responsibilities  and duties under this Agreement  pursuant to
Sections 4.13,  8.04,  9.01, 10.01 (ii) or (iii), the Purchaser shall (i) succeed to and assume all of the
Company's  responsibilities,  rights,  duties and  obligations  under this  Agreement,  or (ii)  appoint a successor  having the  characteristics  set forth in Section  8.02 hereof and which  shall  succeed to all rights  and  assume  all of the  responsibilities,  duties  and  liabilities  of the  Company  under  this
Agreement  prior to the  termination  of Company's  responsibilities,  duties and  liabilities  under this
Agreement.  In connection with such appointment and assumption,  the Purchaser may make such  arrangements for the  compensation  of such  successor  out of  payments on Mortgage  Loans as the  Purchaser  and such successor  shall agree. In the event that the Company's  duties,  responsibilities  and liabilities  under this Agreement should be terminated pursuant to the aforementioned  Sections,  the Company shall discharge such  duties  and  responsibilities  during  the  period  from  the  date it  acquires  knowledge  of such termination  until the effective  date thereof with the same degree of diligence and prudence  which it is obligated  to exercise  under this  Agreement,  and shall take no action  whatsoever  that might impair or prejudice  the rights or  financial  condition of its  successor.  The  resignation  or removal of Company pursuant to the  aforementioned  Sections shall not become  effective until a successor shall be appointed pursuant to this Section and shall in no event relieve the Company of the  representations  and warranties made pursuant to Sections 3.01, 3.02 and 3.03 and the remedies  available to the Purchaser  thereunder and under Section 8.01, it being  understood and agreed that the provisions of such Sections 3.01,  3.02, 3.03 and 8.01 shall be applicable to the Company  notwithstanding  any such  resignation  or termination of the
Company, or the termination of this Agreement.

         Any  successor  appointed  as  provided  herein  shall  execute,  acknowledge  and deliver to the
Company and to the Purchaser an instrument  accepting such  appointment,  whereupon  such successor  shall become fully vested with all the rights,  powers,  duties,  responsibilities,  obligations and liabilities of the Company,  with like effect as if originally  named as a party to this  Agreement.  Any  termination or resignation of the Company or this Agreement  pursuant to Section 4.13,  8.04,  9.01 or 10.01 shall not affect any claims that the  Purchaser may have against the Company  arising prior to any such  termination or resignation.

         The Company shall  promptly  deliver to the successor the funds in the Custodial  Account and the
Escrow  Account and the Mortgage Files and related  documents and statements  held by it hereunder and the
Company shall account for all funds.  The Company shall execute and deliver such  instruments  and do such other  things all as may  reasonably  be  required  to more fully and  definitely  vest and confirm in the successor  all  such  rights,  powers,  duties,  responsibilities,  obligations  and  liabilities  of  the
Company.  The successor shall make  arrangements  as it may deem  appropriate to reimburse the Company for unrecovered  Servicing  Advances which the successor retains hereunder and which would otherwise have been recovered by the Company pursuant to this Agreement but for the appointment of the successor servicer.

         Upon a  successor's  acceptance  of  appointment  as such,  the Company  shall notify by mail the
Purchaser of such appointment.

         Section 11.02     Amendment.

         This  Agreement  may be amended  from time to time by the  Company and the  Purchaser  by written agreement signed by the Company and the Purchaser.

         Section 11.03     Recordation of Agreement.

         To the extent  permitted by  applicable  law,  this  Agreement is subject to  recordation  in all
appropriate   public  offices  for  real  property  records  in  all  the  counties  or  other  comparable jurisdictions  in which any of the  properties  subject to the Mortgages  are  situated,  and in any other appropriate  public recording  office or elsewhere,  such recordation to be effected by the Company at the
Company's  expense on direction of the Purchaser  accompanied  by an opinion of counsel to the effect that such  recordation  materially and  beneficially  affects the interest of the Purchaser or is necessary for the administration or servicing of the Mortgage Loans.

         Section 11.04     Governing Law.

         This  Agreement and the related Term Sheet shall be governed by and construed in accordance  with the laws of the State of New York  except  to the  extent  preempted  by  Federal  law.  The  obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

         Section 11.05     Notices.

         Any  demands,  notices  or other  communications  permitted  or  required  hereunder  shall be in writing  and shall be deemed  conclusively  to have been  given if  personally  delivered  at or mailed by registered  mail,  postage  prepaid,  and return  receipt  requested or  certified  mail,  return  receipt requested,  or  transmitted by telex,  telegraph or telecopier and confirmed by a similar mailed  writing, as follows:

         (i)      if to the Company:

                  GreenPoint Mortgage Funding, Inc.
                  100 Wood Hollow Drive
                  Novato, California 94945
                  Attention: Susan Davia
                  Telecopier No: (415) 878-4369

         (ii) if to the Purchaser:

                  EMC Mortgage Corporation
                  Mac Arthur Ridge II,
                  909 Hidden Ridge Drive, Suite 200
                  Irving, Texas 75038
                  Attention:  Ms. Ralene Ruyle
                  Telecopier No.:  (972) 444-2810

                  With a copy to:

                  Bear Stearns Mortgage Capital Corporation
                  383 Madison Avenue
                  New York, New York 10179
                  Attention:  Mary Haggerty

or such other  address as may  hereafter be furnished to the other party by like notice.  Any such demand, notice or  communication  hereunder  shall be deemed to have been  received  on the date  delivered  to or received at the premises of the addressee (as evidenced,  in the case of registered or certified  mail, by the date noted on the return receipt).

         Section 11.06     Severability of Provisions.

         Any part,  provision,  representation  or warranty of this  Agreement  and the related Term Sheet which is prohibited or which is held to be void or  unenforceable  shall be  ineffective  to the extent of such prohibition or  unenforceability  without  invalidating the remaining  provisions  hereof.  Any part, provision,  representation  or warranty of this Agreement which is prohibited or  unenforceable or is held to be void or unenforceable  in any jurisdiction  shall be ineffective,  as to such  jurisdiction,  to the extent of such prohibition or unenforceability  without  invalidating the remaining provisions hereof, and any  such  prohibition  or  unenforceability  in  any  jurisdiction  as to any  Mortgage  Loan  shall  not invalidate or render  unenforceable such provision in any other  jurisdiction.  To the extent permitted by applicable  law,  the  parties  hereto  waive any  provision  of law that  prohibits  or  renders  void or unenforceable  any  provision  hereof.  If  the  invalidity  of any  part,  provision,  representation  or warranty of this  Agreement  shall deprive any party of the economic  benefit  intended to be conferred by this  Agreement,  the parties shall  negotiate,  in good faith, to develop a structure the economic effect of which is nearly as possible the same as the economic  effect of this  Agreement  without regard to such invalidity.

         Section 11.07     Exhibits.

         The  exhibits  to this  Agreement  are  hereby  incorporated  and made a part  hereof  and are an integral part of this Agreement.

         Section 11.08     General Interpretive Principles.

         For  purposes of this  Agreement,  except as otherwise  expressly  provided or unless the context otherwise requires:

         (i)      the  terms  defined  in  this  Agreement  have  the  meanings  assigned  to them in this
Agreement  and  include  the plural as well as the  singular,  and the use of any gender  herein  shall be deemed to include the other gender;

         (ii)     accounting  terms not  otherwise  defined  herein have the meanings  assigned to them in accordance with generally accepted accounting principles;

         (iii)    references  herein to  "Articles",  "Sections",  Subsections",  "Paragraphs",  and other subdivisions  without  reference  to  a  document  are  to  designated  Articles,  Sections,  Subsections,
Paragraphs and other subdivisions of this Agreement;

         (iv)     a reference to a  Subsection  without  further  reference to a Section is a reference to such  Subsection  as  contained in the same Section in which the  reference  appears,  and this rule shall also apply to Paragraphs and other subdivisions;

         (v)      the words  "herein",  "hereof ",  "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision;

         (vi)     the  term  "include"  or  "including"  shall  mean  without   limitation  by  reason  of
enumeration; and

         (viii)   headings of the Articles  and  Sections in this  Agreement  are for  reference  purposes only and shall not be deemed to have any substantive effect.

         Section 11.09     Reproduction of Documents.

         This Agreement and all documents relating thereto,  including,  without limitation, (i) consents, waivers and  modifications  which may hereafter be executed,  (ii) documents  received by any party at the closing,  and (iii)  financial  statements,  certificates  and other  information  previously or hereafter
furnished,  may  be  reproduced  by  any  photographic,   photostatic,  microfilm,  micro-card,  miniature
photographic or other similar process.  The parties agree that any such  reproduction  shall be admissible in evidence  as the  original  itself in any  judicial or  administrative  proceeding,  whether or not the original is in existence and whether or not such  reproduction  was made by a party in the regular  course of business,  and that any  enlargement,  facsimile or further  reproduction  of such  reproduction  shall likewise be admissible in evidence.

         Section 11.10     Confidentiality of Information.

         Each  party  recognizes  that,  in  connection  with  this  Agreement,  it may  become  privy  to non-public  information  regarding the financial  condition,  operations and prospects of the other party.
Each party agrees to keep all  non-public  information  regarding the other party  strictly  confidential, and to use all such  information  solely in order to  effectuate  the purpose of the  Agreement,  provided that each party may provide  confidential  information to its employees,  agents and affiliates who have a need to know  such  information  in order to  effectuate  the  transaction,  provided  further  that  such information is identified as confidential non-public information.  In addition,  confidential  information may  be  provided  to a  regulatory  authority  with  supervisory  power  over  Purchaser,  provided  such information is identified as confidential non-public information.

         Notwithstanding  other  provisions  of  this  Section  16.14  or any  other  express  or  implied agreement,  arrangement,  or  understanding  to the contrary,  the Company and Purchaser  (the  “Parties”)
agree that the Parties (and their  employees,  representatives  and other  agents) may disclose to any and all persons,  without  limitation  of any kind from the  commencement  of  discussions,  the  purported or claimed U.S.  federal income tax treatment of the purchase of the Mortgage Loans and related  transactions covered by this letter  agreement  (“tax  treatment”)  and any fact that may be relevant to  understanding the tax  treatment  (“tax  structure”)  and all  materials  of any kind  (including  opinions or other tax analyses)  that are  provided to the Parties  relating to such tax  treatment  and tax  structure,  except where confidentiality is reasonably necessary to comply with securities laws.

         Section 11.11     Recordation of Assignments of Mortgage.

         To the extent  permitted by applicable  law, each of the Assignments is subject to recordation in all  appropriate  public  offices  for real  property  records  in all the  counties  or other  comparable jurisdictions in which any or all of the Mortgaged  Properties are situated,  and in any other appropriate public recording office or elsewhere,  such recordation to be effected by and at the Company’s  expense in the event  recordation is either  necessary under applicable law or requested by the Purchaser at its sole option.

         Section 11.12     Assignment.

     The Purchaser shall have the right, without the consent of the Company, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of the Purchaser hereunder, by executing an Assignment and Assumption Agreement substantially in the form of Exhibit D hereto and the assignee or designee shall accede to the rights and obligations hereunder of the Purchaser with respect to such Mortgage
     Loans.  In no event shall Purchaser sell a partial interest in any Mortgage Loan without the written consent of Company, which consent shall not be unreasonably denied.  All references to the
     Purchaser in this Agreement shall be deemed to include its assignee or designee.  The Company shall have the right, only with the consent of the Purchaser or otherwise in accordance with this
     Agreement, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans.

         Section 11.13     No Partnership.

         Nothing  herein  contained  shall be deemed or  construed  to  create a  co-partnership  or joint venture  between the parties  hereto and the services of the Company  shall be rendered as an  independent contractor and not as agent for Purchaser.

         Section 11.14     Execution: Successors and Assigns.

         This Agreement may be executed in one or more  counterparts  and by the different  parties hereto on  separate  counterparts,  each of which,  when so  executed,  shall be deemed to be an  original;  such counterparts,  together,  shall  constitute one and the same  agreement.  Subject to this Agreement  shall inure  to the  benefit  of and be  binding  upon  the  Company  and the  Purchaser  and  their  respective successors and assigns.

         Section 11.15     Entire Agreement.

         The  Company  acknowledges  that no  representations,  agreements  or  promises  were made to the
Company  by the  Purchaser  or any of its  employees  other  than  those  representations,  agreements  or promises  specifically  contained herein and in the Confirmation.  The Confirmation and this Agreement and the  related  Term Sheet sets  forth the  entire  understanding  between  the  parties  hereto;  provided, however,  only this  Agreement  and the related  Term Sheet shall be binding upon all  successors  of both parties.  In the event of any  inconsistency  between the Confirmation and this Agreement,  this Agreement and the related Term Sheet shall control.

         Section 11.16.  No Solicitation.

         From and after the Closing  Date,  the Company  agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates,  to personally,  by telephone or mail, solicit the borrower or obligor  under any Mortgage  Loan to refinance  the Mortgage  Loan, in whole or in part,  without  the  prior  written  consent  of  the  Purchaser.  Notwithstanding  the  foregoing,  it is understood  and agreed  that (i)  promotions  undertaken  by the Company or any  affiliate  of the Company which are directed to the general  public at large,  or segments  thereof,  provided that no segment shall
consist  primarily  of  the  Mortgage  Loans,  including,   without  limitation,  mass  mailing  based  on
commercially  acquired mailing lists,  newspaper,  radio and television  advertisements and (ii) responses to  unsolicited  requests  or  inquiries  made by a  Mortgagor  or an  agent  of a  Mortgagor,  shall  not constitute  solicitation  under this Section  11.16.  This  Section  11.16 shall not be deemed to preclude the Company or any of its affiliates  from  soliciting any Mortgagor for any other  financial  products or services.  The  Company  shall use its best  efforts to prevent the sale of the name of any  Mortgagor  to any Person who is not affiliate of the Company.

         Section 11.17.  Closing.

         The  closing  for the  purchase  and sale of the  Mortgage  Loans shall take place on the related
Closing  Date.  The closing  shall be either:  by  telephone,  confirmed  by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

         The closing for the Mortgage  Loans to be purchased on the related  Closing Date shall be subject to each of the following conditions:

         (a)      at least one (1)  Business  Day prior to the related  Closing  Date,  the Company  shall deliver to the Purchaser a magnetic  diskette,  or transmit by modem,  a listing on a loan-level  basis of the information contained in the related Mortgage Loan Schedule attached to the related Term Sheet;

         (b)      all of the  representations  and warranties of the Company under this Agreement shall be materially true and correct as of the related  Closing Date and no event shall have occurred  which,  with notice or the passage of time, would constitute a material default under this Agreement;

         (c)      the Purchaser shall have received,  or the Purchaser's  attorneys shall have received in escrow, all documents  required pursuant to this Agreement,  the related Term Sheet, an opinion of counsel and an officer's certificate,  all in such forms as are agreed upon and acceptable to the Purchaser,  duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

         (d)      the Company  shall have  delivered and released to the Purchaser (or its designee) on or prior to the related Closing Date all documents  required  pursuant to the terms of this Agreement and the related Term Sheet; and

         (e)      all other  terms and  conditions  of this  Agreement,  the  related  Term  Sheet and the
Confirmation shall have been materially complied with.

         Subject to the  foregoing  conditions,  the  Purchaser  shall pay to the  Company on the  related
Closing Date the Purchase Price,  plus accrued  interest  pursuant to Section 2.02 of this  Agreement,  by wire transfer of immediately available funds to the account designated by the Company.

         Section 11.18.    Cooperation of Company with a Reconstitution.

         The Company and the Purchaser  agree that with respect to some or all of the Mortgage  Loans,  on or  after  the  related  Closing  Date,  on one or  more  dates  (each  a  "Reconstitution  Date")  at the
Purchaser's  sole option,  the Purchaser may effect a sale (each,  a  "Reconstitution")  of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

         (a)       one or more third party  purchasers  in one or more in whole loan  transfers  (each,  a
"Whole Loan Transfer"); or

         (b)      one or more trusts or other  entities  to be formed as part of one or more  pass-through transfers (each, a "Pass-Through Transfer").

         The  Company  agrees to  execute in  connection  with any  agreements  among the  Purchaser,  the
Company,  and any  servicer in  connection  with a Whole Loan  Transfer,  an  Assignment,  Assumption  and
Recognition  Agreement  substantially  in the form of  Exhibit D hereto,  or, at  Purchaser’s  request,  a seller's  warranties  and  servicing  agreement  or a  participation  and  servicing  agreement or similar agreement  in  form  and  substance  reasonably  acceptable  to  the  parties,  and in  connection  with a
Pass-Through  Transfer, a pooling and servicing agreement in form and substance  reasonably  acceptable to the  parties,  (collectively  the  agreements  referred  to herein  are  designated,  the  "Reconstitution
Agreements").  It is  understood  that any such  Reconstitution  Agreements  will not  contain any greater obligations on the part of Company than are contained in this Agreement.

         With  respect to each Whole Loan  Transfer  and each  Pass-Through  Transfer  entered into by the
Purchaser,  the Company  agrees (1) to cooperate  fully with the Purchaser and any  prospective  purchaser with  respect to all  reasonable  requests  and due  diligence  procedures;  (2) to  execute,  deliver and perform all Reconstitution  Agreements  required by the Purchaser;  (3) to restate the representations and warranties  set forth in this  Agreement  as of the  settlement  or closing date in  connection  with such
Reconstitution  (each, a  "Reconstitution  Date");  and (4) to provide  customary  indemnification  to the
Purchaser and/or its affiliates for any losses,  claims,  damages, and liabilities arising out of or based upon  information  the  Company  provided  or caused to be  provided  in  connection  with a  Pass-Through
Transfer.  In that connection,  the Company shall provide to such servicer or issuer,  as the case may be, and any other  participants  in such  Reconstitution:  (i) any and all  information  (including  servicing portfolio  information)  and  appropriate  verification  of  information  (including  servicing  portfolio information)  which may be reasonably  available to the Company,  whether  through letters of its auditors and counsel or otherwise,  as the Purchaser or any such other  participant  shall request upon  reasonable demand; and (ii) such additional  representations,  warranties,  covenants,  opinions of counsel,  letters from auditors,  and certificates of public  officials or officers of the Company as are reasonably  agreed upon  by the  Company  and  the  Purchaser  or  any  such  other  participant.  In  connection  with  each
Pass-Through  Transfer,  the Company  agrees to provide  reasonable and customary  indemnification  to the
Purchaser and its affilates for disclosure  contained in any offering  document relating to the Company or its affilates,  the Mortgage Loans and the  underwriting  standards of the Mortgage  Loans.  The Purchaser shall be responsible for the costs relating to the delivery of such information.

         All Mortgage  Loans not sold or  transferred  pursuant to a  Reconstitution  shall remain subject to, and serviced in  accordance  with the terms of, this  Agreement  and the related Term Sheet,  and with respect thereto this Agreement and the related Term Sheet shall remain in full force and effect.

Section 11.19.    Reporting with Respect to a Reconstitution.

         The Company  agrees that with  respect to any  Mortgage  Loan sold or  transferred  pursuant to a
Reconstitution  as described in Section 11.18 of this Agreement (a  “Reconstituted  Mortgage  Loan”),  the
Company,  at its  expense,  shall  provide  the  Purchaser  with the  information  set forth in  Exhibit J attached hereto for each  Reconstituted  Mortgage Loan in such electronic format as may be mutually agreed upon by both Purchaser and Company.

         IN WITNESS  WHEREOF,  the Company and the  Purchaser  have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

                                                   EMC MORTGAGE CORPORATION
                                                               Purchaser

                                                     By:________________________
                                                     Name:
                                                     Title:

                                                   GREENPOINT MORTGAGE FUNDING, INC.
                                                                Company

                                                     By: _______________________
                                                     Name:
                                                     Title:

                                                EXHIBIT A
                                        CONTENTS OF MORTGAGE FILE

         With respect to each  Mortgage  Loan,  the  Mortgage  File shall  include  each of the  following items,  which shall be  available  for  inspection  by the  Purchaser,  and which shall be retained by the
Company in the  Servicing  File or delivered to the  Purchaser or its designee  pursuant to Sections  2.04 and 2.05 of the Purchase, Warranties and Servicing Agreement.

         1.     The     original     Mortgage     Note     endorsed     "Pay    to    the     order     of
____________________________________________________,   without   recourse,"   and  signed  via   original
signature in the name of the Company by an authorized officer,  with all intervening  endorsements showing a complete chain of title from the  originator to the Company,  together with any  applicable  riders.  In no event  may an  endorsement  be a  facsimile  endorsement.  If the  Mortgage  Loan was  acquired  by the
Company  in a  merger,  the  endorsement  must be by  "[Company],  successor  by  merger  to the  [name of predecessor]".  If the  Mortgage  Loan was  acquired or  originated  by the Company  while doing  business under another name, the endorsement  must be by "[Company]  formerly known as [previous  name]".  Mortgage
Notes may be in the form of a lost note affidavit subject to Purchaser acceptability.

         2. The  original  Mortgage  (together  with a  standard  adjustable  rate  mortgage  rider)  with evidence of recording  thereon,  or a copy thereof  certified by the public recording office in which such mortgage has been recorded or, if the original  Mortgage has not been returned from the applicable  public recording office, a true certified copy, certified by the Company.

         3.  The  original  or  certified  copy,  certified  by  the  Company,  of  the  Primary  Mortgage
Insurance Policy, if required.

         4.       The original Assignment, from the Company to  _____________________________________,  or
in accordance with  Purchaser's  instructions,  which  assignment  shall,  but for any blanks requested by
Purchaser,  be in form and  substance  acceptable  for  recording.  If the  Mortgage  Loan was acquired or originated by the Company while doing business  under another name,  the Assignment  must be by "[Company]
formerly  known as [previous  name]".  If the Mortgage  Loan was acquired by the Company in a merger,  the endorsement  must be by  "[Company],  successor  by  merger  to the  [name of  predecessor]".  None of the
Assignments are blanket assignments of mortgage.

         5.       The original policy of title insurance,  including riders and endorsements  thereto,  or if the policy has not yet been issued,  a written  commitment or interim binder or  preliminary  report of title issued by the title insurance or escrow company.

         6.       Originals of all recorded intervening Assignments,  or copies thereof,  certified by the public  recording  office in which such  Assignments  have been recorded showing a complete chain of title from the originator to the Company,  with evidence of recording  thereon,  or a copy thereof  certified by the public  recording  office in which such  Assignment  has been recorded or, if the original  Assignment has not been returned from the applicable  public recording  office,  a true certified copy,  certified by the Company.

         7.       Originals,  or copies  thereof  certified by the public  recording  office in which such documents  have  been  recorded,  of  each  assumption,  extension,  modification,  written  assurance  or substitution  agreements,  if  applicable,  or if the original of such document has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

         8.       If the Mortgage Note or Mortgage or any other material  document or instrument  relating to the  Mortgage  Loan has been  signed by a person on behalf of the  Mortgagor,  the  original or copy of power of attorney or other  instrument that authorized and empowered such person to sign bearing  evidence that  such  instrument  has been  recorded,  if so  required  in the  appropriate  jurisdiction  where the
Mortgaged  Property is located,  or a copy thereof  certified by the public recording office in which such instrument  has been recorded or, if the original  instrument  has not been  returned from the  applicable public recording office, a true certified copy, certified by the Company.

         9.       reserved.

         10.      Mortgage  Loan closing  statement  (Form HUD-1) and any other  truth-in-lending  or real estate settlement procedure forms required by law.

         11.  Residential loan application.

         12.      Uniform  underwriter  and  transmittal  summary  (Fannie  Mae Form  1008) or  reasonable equivalent.

         13.      Credit report on the mortgagor.

         14.      Business credit report, if applicable.

         15.      Residential appraisal report and attachments thereto.

         16.      The original of any guarantee executed in connection with the Mortgage Note.

         17.      Verification  of employment  and income  except for Mortgage  Loans  originated  under a limited documentation program, all in accordance with Company's underwriting guidelines.

         18.      Verification  of  acceptable   evidence  of  source  and  amount  of  down  payment,  in
accordance with Company's underwriting guidelines.

         19.      Photograph of the Mortgaged Property (may be part of appraisal).

         20.      Survey of the Mortgaged Property, if any.

         21.      Sales contract, if applicable.

         22.      If available,  termite  report,  structural  engineer’s  report,  water  portability and septic certification.

         23.      Any original security  agreement,  chattel mortgage or equivalent executed in connection with the Mortgage.

         24.      Name affidavit, if applicable.

         Notwithstanding  anything to the contrary herein,  Company may provide one certificate for all of the Mortgage Loans indicating that the documents were delivered for recording.

                                                EXHIBIT B

                                    CUSTODIAL ACCOUNT LETTER AGREEMENT

                                           ______________, 2003

To:      [_______________________]
         (the "Depository")

         As  "Company"   under  the   Purchase,   Warranties   and  Servicing   Agreement,   dated  as  of
[_____________________]  1, 200[_] (the "Agreement"),  we hereby authorize and request you to establish an account,  as a  Custodial  Account  pursuant  to  Section  4.04  of the  Agreement,  to be  designated  as
"[______________________________________],  in  trust  for  the  [Purchaser],  Owner  of  Adjustable  Rate
Mortgage  Loans".  All deposits in the account  shall be subject to  withdrawal  therefrom by order signed by the  Company.  This letter is  submitted to you in  duplicate.  Please  execute and return one original to us.

                                                              [__________________________]

                                                           By:____________________________

                                                           Name:__________________________

                                                           Title:_________________________

         The  undersigned,  as "Depository",  hereby  certifies that the above described  account has been established  under Account Number  [__________],  at the office of the  depository  indicated  above,  and agrees to honor  withdrawals on such account as provided above.  The full amount  deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance  Corporation  through the Bank  Insurance  Fund or the Savings  Association  Insurance  Fund or will be  invested  in  Permitted
Investments as defined in the Agreement.

                                                     [___________________________]

                                                   By:____________________________

                                                   Name:__________________________

                                                   Title:_________________________

                                                EXHIBIT C

                                     ESCROW ACCOUNT LETTER AGREEMENT
                                           _____________, 2003

To:      [_______________________]
         (the "Depository")

         As  “Company”   under  the   Purchase   Warranties   and   Servicing   Agreement,   dated  as  of
[____________________]1,  200[_] (the  "Agreement"),  we hereby  authorize and request you to establish an account,  as  an  Escrow  Account  pursuant  to  Section  4.06  of  the  Agreement,  to be  designated  as
"[__________________________],  in trust for the  [Purchaser],  Owner of Adjustable  Rate Mortgage  Loans,
and various  Mortgagors."  All deposits in the account shall be subject to  withdrawal  therefrom by order signed by the  Company.  This  letter is  submitted  to you in  duplicate.  Please  execute and return one original to us.

                                            [_____________________]

                                            By:____________________________
                                            Name:__________________________
                                            Title:_________________________

         The  undersigned,  as "Depository",  hereby  certifies that the above described  account has been established under Account Number __________,  at the office of the depository  indicated above, and agrees to honor  withdrawals  on such  account as provided  above.  The full amount  deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance  Corporation  through the
Bank  Insurance  Fund  or the  Savings  Association  Insurance  Fund  or will  be  invested  in  Permitted
Investments as defined in the Agreement.

                                            [______________________]

                                            By:______________________________
                                            Name:____________________________
                                            Title:___________________________

                                                EXHIBIT D

                         FORM OF ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

         This is a Purchase, Assignment, Assumption and Recognition Agreement (this “PAAR Agreement”)
made as of  __________, 200__, among EMC Mortgage Corporation (the “Assignor”), ___________________ (the
“Assignee”), and _______________________ (the “Company”).

         In  consideration  of the mutual  promises  contained  herein the parties  hereto  agree that the residential  mortgage  loans (the  “Assigned  Loans”) listed on Attachment 1 annexed hereto (the "Assigned
Loan  Schedule")  now  serviced by Company for  Assignor and its  successors  and assigns  pursuant to the
Purchase,  Warranties and Servicing Agreement, dated as of _________,  200__, between Assignor and Company
(the “Purchase  Agreement”)  shall be subject to the terms of this PAAR Agreement.  Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Purchase Agreement.

                                   Purchase, Assignment and Assumption

         1.       Assignor  hereby grants,  transfers and assigns to Assignee all of the right,  title and interest of Assignor in the Assigned  Loans and, as they relate to the Assigned  Loans,  all of its right, title and interest in, to and under the Purchase Agreement.

         2.       Simultaneously  with the  execution  hereof,  (i)  Assignee  shall pay to  Assignor  the
“Funding  Amount” as set forth in that  certain  letter  agreement,  dated as of _________  ____,  between
Assignee and Assignor (the  “Confirmation”)  and (ii)  Assignor,  at its expense,  shall have caused to be delivered to Assignee or its  designee  the Mortgage  File for each  Assigned  Loan in  Assignor's  or its custodian's  possession,  as set forth in the Purchase  Agreement,  along with, for each Assigned Loan, an endorsement of the Mortgage Note from the Company,  in blank,  and an assignment of mortgage in recordable form from the Company,  in blank.  Assignee  shall pay the Funding  Amount by wire transfer of immediately available  funds to the account  specified  by  Assignor.  Assignee  shall be  entitled  to all  scheduled payments  due on the  Assigned  Loans  after  ___________,  200__ and all  unscheduled  payments  or other proceeds or other recoveries on the Assigned Loans received on and after _____________, 200__.

                                Representations, Warranties and Covenants

         3.       Assignor warrants and represents to Assignee and Company as of the date hereof:

         (a)      Attached  hereto as Attachment 2 is a true and accurate copy of the Purchase  Agreement, which  agreement  is in full force and effect as of the date hereof and the  provisions  of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

         (b)      Assignor  is the lawful  owner of the  Assigned  Loans with full right to  transfer  the
Assigned Loans and any and all of its interests,  rights and obligations  under the Purchase  Agreement as they relate to the Assigned Loans, free and clear from any and all claims and  encumbrances;  and upon the transfer of the  Assigned  Loans to Assignee as  contemplated  herein,  Assignee  shall have good title to each and every  Assigned  Loan, as well as any and all of  Assignee’s  interests,  rights and  obligations under the Purchase  Agreement as they relate to the Assigned  Loans,  free and clear of any and all liens, claims and encumbrances;

         (c)      There are no offsets, counterclaims or other defenses available to Company with respect to the Assigned Loans or the Purchase Agreement;

         (d)      Assignor has no knowledge of, and has not received  notice of, any waivers under, or any modification of, any Assigned Loan;

         (e)      Assignor is duly organized,  validly existing and in good standing under the laws of the jurisdiction  of its  incorporation,  and has all requisite  power and authority to acquire,  own and sell the Assigned Loans;

         (f)      Assignor has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein.  The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of
Assignor’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject.  The execution, delivery and performance by Assignor of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of
Assignor.  This PAAR Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee and Company, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

         (g)      No  consent,   approval,   order  or  authorization   of,  or  declaration,   filing  or
registration  with, any  governmental  entity is required to be obtained or made by Assignor in connection with the execution,  delivery or performance by Assignor of this PAAR  Agreement,  or the  consummation by it of the transactions contemplated hereby; and

         (h)      Neither  Assignor  nor anyone  acting on its behalf has offered,  transferred,  pledged, sold or otherwise  disposed of the Assigned Loans or any interest in the Assigned  Loans, or solicited any offer to buy or accept a transfer,  pledge or other  disposition of the Assigned Loans, or any interest in the Assigned  Loans or otherwise  approached  or  negotiated  with respect to the Assigned  Loans,  or any interest in the Assigned Loans with any Person in any manner,  or made any general  solicitation  by means of general  advertising  or in any other  manner,  or taken any other  action  which  would  constitute  a distribution  of the  Assigned  Loans under the  Securities  Act of 1933,  as amended  (the “1933 Act”) or which would  render the  disposition  of the  Assigned  Loans a violation  of Section 5 of the 1933 Act or require registration pursuant thereto.

                  4.       Assignee warrants and represents to, and covenants with, Assignor and Company as of the date hereof:

         (a)      Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to acquire, own and purchase the Assigned Loans;

         (b)      Assignee has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein.  The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of
Assignee’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject.  The execution, delivery and performance by Assignee of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of
Assignee. This PAAR Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor and Company, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

         (c)      No consent, approval, order or authorization of, or declaration,  filing or registration with,  any  governmental  entity is required to be  obtained  or made by Assignee in  connection  with the execution,  delivery or performance by Assignee of this PAAR Agreement,  or the  consummation by it of the transactions contemplated hereby; and

         (d)      Assignee agrees to be bound as “Purchaser” by all of the terms, covenants and conditions of the Purchase Agreement with respect to the Assigned Loans, and from and after the date hereof, Assignee assumes for the benefit of each of Assignor and Company all of Assignor's obligations as “Purchaser” thereunder but solely with respect to such Assigned Loans.

                  5.       Company warrants and represents to, and covenant with, Assignor and Assignee as of the date hereof:

                  (a)      Attached hereto as Attachment 2 is a true and accurate copy of the Purchase
Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

         (b)      Company is duly organized,  validly  existing and in good standing under the laws of the jurisdiction  of its  incorporation,  and has all  requisite  power and  authority to service the Assigned
Loans and otherwise to perform its obligations under the Purchase Agreement;

         (c)     Company  has full  corporate  power and  authority  to  execute,  deliver and perform its obligations  under this PAAR  Agreement,  and to consummate the  transactions  set forth herein.  The consummation of the transactions  contemplated by this PAAR Agreement is in the ordinary  course of Company’s  business and will not conflict  with,  or result in a breach of, any of the terms,  conditions or  provisions of Company’s  charter or by-laws or any legal  restriction,  or any material  agreement or instrument to which Company is now a party or by which it is  bound,  or  result  in the  violation  of any law,  rule, regulation,  order,  judgment or decree to which Company or its property is subject. The execution,  delivery  and  performance  by  Company  of  this  PAAR  Agreement  and  the consummation by it of the transactions  contemplated  hereby,  have been duly authorized by all necessary corporate action on part of Company.  This PAAR Agreement has been duly executed and  delivered  by Company,  and,  upon the due  authorization,  execution  and delivery  by Assignor  and  Assignee,  will  constitute  the valid and  legally  binding obligation of Company,  enforceable  against Company in accordance with its terms except as enforceability may be limited by bankruptcy,  reorganization,  insolvency, moratorium or other  similar  laws  now or  hereafter  in  effect  relating  to  creditors’  rights generally,  and by general principles of equity regardless of whether  enforceability is considered in a proceeding in equity or at law;

         (d)     No consent,  approval, order or authorization of, or declaration,  filing or registration with,  any  governmental  entity is  required  to be  obtained  or made by  Assignee  in connection  with  the  execution,  delivery  or  performance  by  Company  of this  PAAR
                  Agreement, or the consummation by it of the transactions contemplated hereby; and

         (e)     No event has  occurred  from the Closing  Date to the date hereof  which would render the representations  and warranties as to the related  Assigned Loans made by the Company in
                  Sections 3.01 and 3.02 of the Purchase Agreement to be untrue in any material respect.

         (f)     Neither this AAR Agreement nor any certification,  statement,  report or other agreement, document or instrument  furnished or to be furnished by the Company pursuant to this AAR
                  Agreement  contains or will contain any materially  untrue statement of fact or omits or will  omit to  state a fact  necessary  to make the  statements  contained  therein  not misleading.

                  Recognition of Assignee

         6.       From and  after  the date  hereof,  Company  shall  recognize  Assignee  as owner of the
Assigned Loans and will service the Assigned Loans in accordance  with the Purchase  Agreement.  It is the intention of Assignor,  Company and Assignee  that this PAAR  Agreement  shall be binding upon and for the benefit of the  respective  successors  and assigns of the parties  hereto.  Neither  Company nor Assignor shall amend or agree to amend,  modify,  waiver,  or otherwise alter any of the terms or provisions of the
Purchase Agreement which amendment,  modification,  waiver or other alteration would in any way affect the
Assigned Loans without the prior written consent of Assignee.

                                            Miscellaneous

                  7.       All demands, notices and communications related to the Assigned Loans, the
Purchase Agreement and this PAAR Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:

         (a)      In the case of Company,

                  ____________________
                  ____________________
                  ____________________
                  ____________________
                  ____________________

                  With a copy to ______________________________________.

         (b)      In the case of Assignor,

                  ____________________
                  ____________________
                  ____________________
                  ____________________
                  ____________________

         (c)      In the case of Assignee,

                  EMC Mortgage Corporation
                  Mac Arthur Ridge II
                  909 Hidden Ridge Drive, Suite 200
                  Irving, Texas 75038
                  Attention:  Raylene Ruyle
                  Telecopier No.:  (972) 444-2810

                  with a copy  to:

                  ___________________
                  383 Madison Avenue
                  New York, New York 10179
                  Attention: ___________
                  Telecopier No.:  (212) 272-____

     8.  Each party will pay any commissions it has incurred and the fees of its attorneys in connection with the negotiations for, documenting of and closing of the transactions contemplated by this PAAR
     Agreement.

         9.       This PAAR Agreement  shall be construed in accordance  with the laws of the State of New
York,  without  regard to conflicts of law  principles,  and the  obligations,  rights and remedies of the parties hereunder shall be determined in accordance with such laws.

         10.      No term or  provision  of this PAAR  Agreement  may be waived or  modified  unless  such waiver or  modification  is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

         11.      This PAAR  Agreement  shall  inure to the benefit of the  successors  and assigns of the parties  hereto.  Any entity  into which  Assignor,  Assignee  or  Company  may be merged or  consolidated shall,  without  the  requirement  for any  further  writing,  be deemed  Assignor,  Assignee  or Company, respectively, hereunder.

         12.      This PAAR Agreement shall survive the conveyance of the Assigned  Loans,  the assignment of the  Purchase  Agreement  to the  extent  of the  Assigned  Loans  by  Assignor  to  Assignee  and  the
termination of the Purchase Agreement.

         13.      This PAAR Agreement may be executed  simultaneously in any number of counterparts.  Each counterpart  shall be deemed to be an original  and all such  counterparts  shall  constitute  one and the same instrument.

         14.      In the event that any provision of this PAAR Agreement conflicts with any provision of the Purchase Agreement with respect to the Assigned Loans, the terms of this PAAR Agreement shall control.  In the event that any provision of this PAAR Agreement conflicts with any provision of the
Confirmation with respect to the Assigned Loans, the terms of this PAAR Agreement shall control.

                                            [Modification of Purchase Agreement

         15.     The Company and Assignor hereby amend the Purchase Agreement as follows:

         (a)      The following definitions are added to Section 1.01 of the Purchase Agreement:

         Securities Administrator:  ________________________

         Supplemental PMI Insurer:  ________________________

         Supplemental PMI Policy:   The  primary  guarantee  insurance  policy  of  the  Supplemental  PMI
         Insurer  attached  hereto as Exhibit J, or any  successor  Supplemental  PMI Policy  given to the
         Servicer by the Assignee.

         Trustee:          ________________________

         (b)      The following definition is amended and restated:

         Insurance Proceeds:        Proceeds of any Primary Mortgage  Insurance  Policy,  the Supplemental
         PMI  Policy,  any title  policy,  any  hazard  insurance  policy or any  other  insurance  policy covering a Mortgage Loan or other related Mortgaged  Property,  including any amounts required to be deposited in the Custodial  Account  pursuant to Section 4.04, to the extent such proceeds are not to be applied to the  restoration  of the  related  Mortgaged  Property  or  released  to the
         Mortgagor in accordance with Accepted Servicing Practices.

         (c)      The following are added as the fourth, fifth and sixth paragraphs of Section 4.08:

         “In  connection  with its activities as servicer,  the Company agrees to prepare and present,  on behalf  of  itself  and the  Purchaser,  claims  to the  Supplemental  PMI  Insurer  with  respect  to the
Supplemental  PMI  Policy  and,  in this  regard,  to take  such  action as shall be  necessary  to permit recovery under any  Supplemental  PMI Policy  respecting a defaulted  Mortgage  Loan.  Pursuant to Section
4.04,  any amounts  collected by the Company under any  Supplemental  PMI Policy shall be deposited in the
Custodial Account, subject to withdrawal pursuant to Section 4.05.

         In accordance with the  Supplemental  PMI Policy,  the Company shall provide to the  Supplemental
PMI Insurer any required information regarding the Mortgage Loans.

         The Company  shall  provide to the  [Securities  Administrator]  on a monthly  basis via computer tape, or other mutually  acceptable  format,  the unpaid principal balance,  insurer  certificate  number, lender loan number,  and premium due the  Supplemental  PMI Insurer for each  Mortgage Loan covered by the
Supplemental  PMI  Policy.  In  addition,  the  Company  agrees  to  forward  to  the  Purchaser  and  the
[Securities  Administrator]  any statements or other reports given by the  Supplemental PMI Insurer to the
Servicer in connection with a claim under the Supplemental PMI Policy.”

         (d)      Clause (vi) of Section 6.1 is amended to read as follows:

         “Company  ceases to be  approved  by either  Fannie  Mae or FHLMC as a  mortgage  loan  seller or servicer for more than thirty days,  or the Company  fails to meet the servicer  eligibility  requirements of the Supplemental PMI Insurer; or”]

         (e)      Section ____      Annual Statement as to Compliance.

         The Company  will deliver to the Master  Servicer on or before  March 15 of each year,  beginning with  March 15,  200__,  an  Officers'  Certificate  stating  that (i) a review of the  activities  of the
Company  during the preceding  calendar year and of  performance  under this Agreement has been made under such  officers'  supervision,  (ii) the Company has fully  complied with the  provisions of this Agreement and (iii) to the best of such  officers'  knowledge,  based on such review,  the Company has fulfilled all of its  obligations  under this  Agreement  throughout  such year,  or, if there has been a default in the fulfillment  of any such  obligation,  specifying  each such default  known to such officer and the nature and status thereof.

         (f)      Section ____ Annual Certification.

(a) The Company will deliver to the Master  Servicer,  on or before March 15 of each year beginning  March
15,  200__ a  certification  in the form  attached  hereto as  Exhibit __ with  respect  to the  servicing reports delivered by the Company pursuant to this Agreement,  the Company’s  compliance with the servicing obligations  set forth in this  Agreement  and any other  information  within the control of the  Company.
Such  certification  shall be signed by the  senior  officer in charge of  servicing  of the  Company.  In addition,  the Company shall  provide such other  information  with respect to the Mortgage  Loans and the servicing and  administration  thereof within the control of the Company which shall be required to enable the Master Servicer,  Trustee or Depositor,  as applicable,  to comply with the reporting  requirements of the Securities and Exchange Act of 1934, as amended.

         IN WITNESS  WHEREOF,  the parties hereto have executed this PAAR Agreement as of the day and year first above written.

                                                              EMC MORTGAGE CORPORATION
                                                              Assignor

                                                              By:
                                                              Name:
                                                              Title:

                                                              _________________________________
                                                              Assignee

                                                              By:
                                                              Name:
                                                              Title:

                                                              _________________________________
                                                              Company

                                                              By:
                                                              Name:
                                                              Title:

                                                EXHIBIT  ___

                                      FORM OF COMPANY CERTIFICATION

I,  [identify  certifying  individual],  certify  to the  [Trustee]  [Seller]  [Securities  Administrator]
[Mortgage Loan Seller] [Purchaser] and [Master Servicer] that:

         1.       I have reviewed the servicing  reports  prepared by [COMPANY] (the  “Company”)  pursuant to the [Servicing  Agreement] (the “Servicing  Agreement”),  dated as of __________ between __________ and the Company (as modified by the AAR Agreement (as defined  below) and delivered to [MASTER  SERVICER] (the
“Master  Servicer”)  pursuant  to  the  Assignment,   Assumption  and  Recognition   Agreement  (the  “AAR
Agreement”), dated as of __________ among [ASSIGNOR] as Assignor, Company and [ASSIGNEE], as Assignee.

         2.       Based on my knowledge,  the  information  in these reports,  taken as a whole,  does not contain any untrue  statement of a material  fact or omit to state a material  fact  necessary to make the statements  made, in light of the  circumstances  under which such statements were made, not misleading as of the last day of the period covered by such servicing reports.

         3.       Based on my knowledge,  the servicing  information required to be provided to the Master
Servicer under the Servicing Agreement and the AAR Agreement is included in these reports.

         4.       I  am  responsible  for  reviewing  the  activities  performed  the  Company  under  the
Servicing  Agreement  and the AAR  Agreement  and based  upon the  review  required  under  the  Servicing
Agreement  and the AAR  Agreement,  and except as disclosed in the Annual  Statement  of  Compliance,  the
Company has fulfilled its obligations under the Servicing Agreement and the AAR Agreement.

         5.       I have disclosed to the Master Servicer's  certified public  accountants all significant deficiencies  relating to the  Company's  compliance  with the minimum  servicing  standards in accordance with a review conduced in compliance with the Uniform Single  Attestation  Program for Mortgage Bankers or
similar standard as set forth in the Servicing Agreement and the AAR Agreement.

         Capitalized  terms used but not  defined  herein  have the  meanings  ascribed to them in the AAR
Agreement.

Date:______________

_____________________
[Signature]
[Title]

                                               ATTACHMENT 1

                                          ASSIGNED LOAN SCHEDULE

                                               ATTACHMENT 2

                               PURCHASE, WARRANTIES AND SERVICING AGREEMENT

                                                EXHIBIT E

                                          FORM OF TRIAL BALANCE

                                                EXHIBIT G

                               REQUEST FOR RELEASE OF DOCUMENTS AND RECEIPT

RE:      Mortgage Loan #___________________________________
BORROWER:__________________________________________________
PROPERTY: __________________________________________________

Pursuant to a Purchase,  Warranties and Servicing Agreement (the "Agreement")  between the Company and the
Purchaser,  the  undersigned  hereby  certifies  that he or she is an  officer of the  Company  requesting release of the documents for the reason specified below.  The undersigned further certifies that:

(Check one of the items below)

_____    On  _________________,  the above  captioned  mortgage  loan was paid in full or that the Company has been notified that payment in full has been or will be escrowed.  The Company  hereby  certifies  that all  amounts  with  respect  to this loan  which are  required  under the  Agreement  have been or will be deposited in the Custodial Account as required.

_____    The  above  captioned  loan is being  repurchased  pursuant  to the terms of the  Agreement.  The
Company  hereby  certifies  that the  repurchase  price has been  credited  to the  Custodial  Account  as required under the Agreement.

_____    The above captioned loan is being placed in foreclosure  and the original  documents are required to  proceed  with the  foreclosure  action.  The  Company  hereby  certifies  that the  documents  will be returned to the Purchaser in the event of reinstatement.

_____    Other (explain)

_______________________________________________________
_______________________________________________________

All  capitalized  terms  used  herein and not  defined  shall have the  meanings  assigned  to them in the
Agreement.

         Based on this  certification  and the indemnities  provided for in the Agreement,  please release to the Company all original mortgage documents in your possession relating to this loan.

Dated:_________________

By:________________________________
     Signature
    ___________________________________
         Title

Send documents to:         _____________________________________________
_____________________________________________
_____________________________________________

Acknowledgement:

         Purchaser  hereby  acknowledges  that all  original  documents  previously  released on the above captioned mortgage loan have  been returned and received by the Purchaser.

Dated:________________

By:________________________________
     Signature

    _______________________________
     Title

EXHIBIT H

                                    COMPANY’S UNDERWRITING GUIDELINES

                                                EXHIBIT I

                                                TERM SHEET

         This TERM SHEET (the "Term Sheet") dated [______],  between Greenpoint Mortgage Funding,  Inc., a
New York corporation,  located at 100 Wood Hollow Drive, Novato,  California 94945 (the “Company”) and EMC
Mortgage  Corporation,  a Delaware  corporation,  located at Mac Arthur  Ridge II, 909 Hidden Ridge Drive,
Suite 200,  Irving,  Texas 75038 (the  "Purchaser")  is made pursuant to the terms and  conditions of that certain  Purchase,  Warranties and Servicing  Agreement (the  "Agreement")  dated as of September 1, 2003, between the Company and the  Purchaser,  the provisions of which are  incorporated  herein as if set forth in full  herein,  as such terms and  conditions  may be modified or  supplemented  hereby.  All  initially capitalized  terms used herein unless  otherwise  defined shall have the meanings  ascribed thereto in the
Agreement.

         The Purchaser  hereby  purchases  from the Company and the Company hereby sells to the Purchaser, all of the  Company’s  right,  title and interest in and to the Mortgage  Loans  described on the Mortgage
Loan Schedule  annexed  hereto as Schedule I, pursuant to and in accordance  with the terms and conditions set forth in the Agreement,  as same may be  supplemented  or modified  hereby.  Hereinafter,  the Company shall service the Mortgage  Loans for the benefit of the Purchaser and all  subsequent  transferees of the
Mortgage Loans pursuant to and in accordance with the terms and conditions set forth in the Agreement.

1.       Definitions

         For purposes of the Mortgage  Loans to be sold pursuant to this Term Sheet,  the following  terms shall have the following meanings:

Aggregate Principal Balance
(as of the Cut-Off Date):

Closing Date:

Custodian:

Cut-off Date:

Initial Weighted Average
Mortgage Loan Remittance Rate:

Mortgage Loan:

Purchase Price Percentage:

Servicing Fee Rate:
Additional Closing Conditions:

In addition to the conditions  specified in the  Agreement,  the obligation of each of the Company and the
Purchaser is subject to the  fulfillment,  on or prior to the  applicable  Closing  Date, of the following
additional conditions:   [None].

Additional Loan Documents:

In addition to the contents of the Mortgage  File  specified in the  Agreement,  the  following  documents
shall be delivered with respect to the Mortgage Loans:   [None]

[Additional] [Modification] of Representations and Warranties:

     [In addition to the representations and warranties set forth in the Agreement, as of the date hereof, the Company makes the following additional representations and warranties with respect to the Mortgage Loans:  [None].  [Notwithstanding anything to the contrary set forth in the Agreement, with respect to each Mortgage Loan to be sold on the Closing Date, the representation and warranty set forth in Section ______ of the Agreement shall be modified to read as follows:]

         Except as modified herein, Section ______ of the Agreement shall remain in full force and effect as of the date hereof.

                  IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective duly authorized officers as of the date first above written.

                                    GREENPOINT MORTGAGE FUNDING, INC.

                                    By:
                                    Name:
                                    Title:

                                    EMC MORTGAGE CORPORATION

                                    By:
                                    Name:
                                    Title:

                                                SCHEDULE I

                                          MORTGAGE LOAN SCHEDULE

                                                EXHIBIT J

                                  RECONSTITUTED MORTGAGE LOAN REPORTING

  (a)        Servicer Mortgage Loan Number
  (b)        FNMA Mortgage Loan Number (if applicable)
  (c)        Lender/Seller Mortgage Loan Number         (if available)
  (d)        Scheduled Balance (scheduled end of month balance reporting to Master Servicer/Trustee)
  (e)        Actual Balance (actual end of month balance received from Mortgagor)
  (f)        Gross Rate (current gross rate)
  (g)        Net Rate (current passthrough)
  (h)        Last Payment Date (LPI_DATE in Fannie's Laser Reporting)
  (i)        Delinquency Month (if available)
  (j)        Default Flag, i.e. FC, REO, etc. (if available)
  (k)        Pay-In-Full Date (Mortgage Loan paid off by Mortgagor)
  (l)        Foreclosure start date
  (m)        Foreclosure end date
  (n)        REO Property date
  (o)        With respect to Liquidated Mortgage Loans:
             (i)  amount of loss or gain (as applicable)
             (ii)  the date of the loss or gain.
             (iii)  the liquidation reason (paid in full or repurchased out of deal)
  (p)        Fannie's Laser Reporting
             (i)  Action Code (for default or paid off Mortgage Loans; i.e. 60, 65, etc.)
             (ii)  Action Date
             (iii)  Remit Prin (submitted principal amount)
             (iv)  Remit Int (submitted interest amount)
             (v)  Pool/Invest indicator (indicating Schedule/Schedule or Actual/Actual pool)

                                           AMENDMENT NUMBER ONE
                                                  to the

                               PURCHASE, WARRANTIES AND SERVICING AGREEMENT

                                       Dated as of January 1, 2006

                                                 between

                                        EMC MORTGAGE CORPORATION,
                                               as Purchaser

                                                   and

                                    GREENPOINT MORTGAGE FUNDING, INC.,
                                                as Company

         This AMENDMENT  NUMBER ONE (this  “Amendment”)  is made and entered into this 1st day of January,
2006, by and between EMC Mortgage  Corporation,  a Delaware  corporation,  as purchaser (the  “Purchaser”)
and  GreenPoint  Mortgage  Funding,  Inc., as company (the  “Company”)  in  connection  with the Purchase,
Warranties and Servicing  Agreement,  dated as of September 1, 2003,  between the above mentioned  parties
(the “Agreement”). This Amendment is made pursuant to Section 11.02 of the Agreement.

                                                 RECITALS

         WHEREAS,          the parties hereto have entered into the Agreement;

         WHEREAS,  the  Agreement  provides  that the parties  thereto may enter into an  amendment to the
Agreement;

         WHEREAS, the parties hereto desire to amend the Agreement as set forth in this Amendment; and

         NOW, THEREFORE,  in consideration of the premises and for other good and valuable  consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1.       Capitalized  terms used herein and not defined  herein shall have the meanings  assigned to such terms in the Agreement.

         2.       Article I of the Agreement is hereby  amended  effective as of the date hereof by adding the following definitions to Section 1.01:

         Commission or SEC:  The Securities and Exchange Commission.

         Depositor:  The  depositor,  as such term is  defined  in  Regulation  AB,  with  respect  to any
         Securitization Transaction.

         Exchange Act:  The Securities Exchange Act of 1934, as amended.

         Master Servicer: With respect to any Securitization  Transaction,  the “master servicer,” if any, identified in the related transaction documents.

         Pass-Through  Transfer:  Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans  directly or indirectly to an issuing  entity in connection  with an issuance of publicly offered or privately placed,  rated or unrated  mortgage-backed  securities or (2) an issuance of publicly offered or privately placed,  rated or unrated  securities,  the payments on which are determined primarily by reference to one or more  portfolios of residential  mortgage loans  consisting,  in whole or in part, of some or all of the Mortgage Loans.

         Prepayment  Charge:  Any  prepayment  premium,  penalty  or  charge  payable  by a  Mortgagor  in connection  with any  Principal  Prepayment  on a  Mortgage  Loan  pursuant  to the  terms of the  related
Mortgage Note.

         Qualified  Correspondent:  Any Person from which the Company purchased  Mortgage Loans,  provided that the following  conditions  are  satisfied:  (i) such Mortgage  Loans were  originated  pursuant to an agreement  between  the  Company and such Person  that  contemplated  that such  Person  would  underwrite mortgage  loans from time to time, for sale to the Company,  in accordance  with  underwriting  guidelines designated by the Company  (“Designated  Guidelines”)  or guidelines that do not vary materially from such
Designated  Guidelines;  (ii) such  Mortgage  Loans were in fact  underwritten  as described in clause (i)
above  and were  acquired  by the  Company  within  180  days  after  origination;  (iii)  either  (x) the
Designated  Guidelines  were,  at the time such  Mortgage  Loans were  originated,  used by the Company in origination  of mortgage  loans of the same type as the Mortgage  Loans for the  Company’s  own account or
(y) the Designated  Guidelines were, at the time such Mortgage Loans were underwritten,  designated by the
Company on a  consistent  basis for use by lenders in  originating  mortgage  loans to be purchased by the
Company;  and (iv) the Company  employed,  at the time such  Mortgage  Loans were acquired by the Company, pre-purchase  or  post-purchase  quality  assurance  procedures  (which may involve,  among other  things, review of a sample of mortgage  loans  purchased  during a  particular  time period or through  particular channels)  designed to ensure that Persons from which it purchased  mortgage  loans  properly  applied the underwriting criteria designated by the Company.

         Regulation  AB:  Subpart  229.1100  —  Asset  Backed   Securities   (Regulation  AB),  17  C.F.R.
§§229.1100-229.1123,  as amended from time to time, and subject to such  clarification and  interpretation as have been provided by the Commission in the adopting release (Asset-Backed  Securities,  Securities Act
Release No. 33-8518,  70 Fed. Reg. 1,506,  1,531 (Jan. 7, 2005)) or by the staff of the Commission,  or as may be provided by the Commission or its staff from time to time.

         Securities Act:  The Securities Act of 1933, as amended.

         Securitization  Transaction:  Any  transaction  involving  either (1) a sale or other transfer of some or all of the Mortgage  Loans  directly or  indirectly  to an issuing  entity in  connection  with an issuance of publicly offered or privately placed,  rated or unrated  mortgage-backed  securities or (2) an issuance of publicly offered or privately placed,  rated or unrated securities,  the payments on which are determined primarily by reference to one or more portfolios of residential  mortgage loans consisting,  in whole or in part, of some or all of the Mortgage Loans.

         Servicing  Criteria:  As of any date of  determination,  the  “servicing  criteria”  set forth in
Item 1122(d) of Regulation AB, or any amendments  thereto,  a summary of the  requirements  of which as of the date hereof is attached  hereto as Exhibit M for  convenience  of  reference  only.  In the event of a conflict or  inconsistency  between the terms of Exhibit M and the text of Item 1122(d) of Regulation  AB, the text of Item 1122(d) of Regulation AB shall control (or those Servicing  Criteria  otherwise  mutually agreed to by the Purchaser,  the Company and any Person that will be responsible  for signing any Sarbanes
Certification  with respect to a  Securitization  Transaction in response to evolving  interpretations  of
Regulation AB and incorporated into a revised Exhibit M).

         Static  Pool  Information:  Static pool  information  as  described  in Item  1105(a)(1)-(3)  and
1105(c) of Regulation AB.

         Subcontractor:  Any  vendor,  subcontractor  or  other  Person  that is not  responsible  for the overall  servicing  (as  “servicing”  is  commonly  understood  by  participants  in  the  mortgage-backed securities  market) of Mortgage  Loans but  performs one or more  discrete  functions  identified  in Item
1122(d) of  Regulation  AB with respect to Mortgage  Loans under the direction or authority of the Company or a Subservicer.

         Third-Party  Originator:  Each  Person,  other than a Qualified  Correspondent,  that  originated
Mortgage Loans acquired by the Company.

         3.       Article  I of the  Agreement  is  hereby  amended  effective  as of the date  hereof  by deleting  in its  entirety  the  definition  of  Subservicer  in Section  1.01 and  replacing  it with the following:

         Subservicer:  Any  Person  that  services  Mortgage  Loans  on  behalf  of  the  Company  or  any
Subservicer  and is  responsible  for  the  performance  (whether  directly  or  through  Subservicers  or
Subcontractors) of a substantial  portion of the material servicing  functions required to be performed by the Company under this  Agreement or any applicable  Reconstitution  Agreement that are identified in Item
1122(d) of Regulation AB.

         4.       Article  I of the  Agreement  is  hereby  amended  effective  as of the date  hereof  by deleting in its entirety the  definition  of Principal  Prepayment  in Section 1.01 and  replacing it with the following:

         Principal  Prepayment:  Any payment or other  recovery of  principal  on a Mortgage  Loan full or partial  which is received in advance of its  scheduled  Due Date,  including  any  Prepayment  Charge and which is not  accompanied  by an amount of interest  representing  scheduled  interest  due on any date or dates in any month or months subsequent to the month of prepayment.

         5.       Article  III of the  Agreement  is hereby  amended  effective  as of the date  hereof by revising Section 3.01(n) as follows (new text underlined):

         (n)      Company has  delivered to the  Purchaser  financial  statements  of its parent,  for its last two complete fiscal years. All such financial  information  fairly presents the pertinent  results of operations  and financial  position for the period  identified  and has been  prepared in accordance  with
GAAP  consistently  applied  throughout  the periods  involved,  except as set forth in the notes thereto.
There has been no  change in the  servicing  policies  and  procedures,  business,  operations,  financial condition,  properties  or assets of the Company  since the date of the  Company’s  financial  information that would have a material adverse effect on its ability to perform its obligations under this Agreement;

         6.       Article  III of the  Agreement  is hereby  amended  effective  as of the date  hereof by adding the following new Section 3.01(p):

         (p)      As of the  date  of  each  Pass-Through  Transfer,  and  except  as has  been  otherwise disclosed to the Purchaser,  any Master  Servicer and any Depositor:  (1) the Company is not aware and has not  received  notice that any default or  servicing  related  performance  trigger has occurred as to any other securitization due to any act or failure to act of the Company;  (2) no material  noncompliance with applicable  servicing  criteria  as to any other  securitization  has been  disclosed  or  reported by the
Company;   (3)  the  Company  has  not  been  terminated  as  servicer  in  a  residential  mortgage  loan securitization,  either due to a servicing  default or to application of a servicing  performance  test or trigger;  (4) no material  changes to the Company’s  servicing  policies and  procedures for similar loans has occurred in the preceding three years; (5) there are no aspects of the Company’s  financial  condition that  could  have  a  material  adverse  impact  on the  performance  by the  Company  of its  obligations hereunder;  (6)  there are no legal  proceedings  pending,  or known to be  contemplated  by  governmental authorities,  against the Company  that could be material to investors  in the  securities  issued in such
Pass-Through  Transfer;  and (7) there are no affiliations,  relationships or transactions relating to the
Company of a type that are described under Item 1119 of Regulation AB.

         7.       Article  III of the  Agreement  is hereby  amended  effective  as of the date  hereof by adding the following new Section 3.01(q):

         (q)      If so  requested  by the  Purchaser or any  Depositor  on any date,  the Company  shall, within five Business Days following such request,  confirm in writing the accuracy of the  representations and warranties set forth in Section  3.01(p) of this Section or, if any such  representation  and warranty is not accurate as of the date of such request,  provide reasonably  adequate  disclosure of the pertinent facts, in writing, to the requesting party.

         8.       Article  III of the  Agreement  is hereby  amended  effective  as of the date  hereof by adding the following new Section 3.01(r):

         (r)      Notwithstanding  anything to the contrary in the Agreement,  the Company shall (or shall cause each  Subservicer and Third-Party  Originator to) (i) immediately  notify the Purchaser,  any Master
Servicer and any Depositor in writing of (A) any litigation or  governmental  proceedings  pending against the Company,  any  Subservicer or any  Third-Party  Originator  that could be material to investors in the securities  issued  in a  Pass-Through  Transfer,  (B) any  affiliations  or  relationships  that  develop following  the closing  date of a  Pass-Through  Transfer  between the  Company,  any  Subservicer  or any
Third-Party  Originator  and any of the parties  specified in clause (7) of paragraph  (p) of this Section
(and any other parties  identified in writing by the requesting  party) with respect to such  Pass-Through
Transfer,  (C) any Event of Default  under the terms of this  Agreement or any  applicable  Reconstitution
Agreement  related thereto,  (D) any merger,  consolidation or sale of substantially  all of the assets of the Company,  and (E) the Company’s  entry into an agreement  with a  Subservicer  to perform or assist in the performance of any of the Company’s  obligations under this Agreement or any Reconstitution  Agreement and (ii) provide to the Purchaser and any Depositor a description  of such  proceedings,  affiliations  or relationships.

         All  notifications  pursuant  to this  Section  3.01(r),  other  than those  pursuant  to Section
3.01(r)(i)(A), should be sent to:

         EMC Mortgage Corporation
         2780 Lake Vista Drive
         Lewisville, TX 75067-3884
         Attention:  Conduit Seller Approval Dept.
         Facsimile:  (214) 626-3751
         Email:  sellerapproval@bear.com

         With a copy to:

         Bear, Stearns & Co. Inc.
         383 Madison Avenue, 3rd Floor
         New, York, NY 10179
         Attention:  Global Credit Administration
         Facsimile:  (212) 272-6564

         Notifications pursuant to Section 3.01(r)(i)(A) should be sent to:

         EMC Mortgage Corporation
         Two Mac Arthur Ridge
         909 Hidden Ridge Drive, Suite 200
         Irving, TX 75038
         Attention:  Associate General Counsel for Loan Administration
         Facsimile:  (972) 831-2555

         With copies to:

         Bear, Stearns & Co. Inc.
         383 Madison Avenue, 3rd Floor
         New, York, NY 10179
         Attention:  Global Credit Administration
         Facsimile:  (212) 272-6564

         EMC Mortgage Corporation
         2780 Lake Vista Drive
         Lewisville, TX 75067-3884
         Attention:  Conduit Seller Approval Dept.
         Facsimile:  (214) 626-3751
         Email:  sellerapproval@bear.com

         9.       Article  III of the  Agreement  is hereby  amended  effective  as of the date  hereof by adding the following new Section 3.01(s):

         (s)      As a  condition  to the  succession  to the  Company or any  Subservicer  as servicer or subservicer  under this  Agreement  or any  applicable  Reconstitution  Agreement  related  thereto by any
Person (i) into which the Company or such  Subservicer  may be merged or  consolidated,  or (ii) which may be  appointed  as a  successor  to the  Company  or any  Subservicer,  the  Company  shall  provide to the
Purchaser,  any Master  Servicer and any Depositor,  at least 15 calendar days prior to the effective date of such  succession or  appointment,  (x) written  notice to the  Purchaser,  any Master  Servicer and any
Depositor  of such  succession  or  appointment  and (y) in writing and in form and  substance  reasonably satisfactory  to the  Purchaser,  any Master  Servicer  and such  Depositor,  all  information  reasonably requested by the  Purchaser,  any Master  Servicer or any  Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities.

         10.      Article  III of the  Agreement  is hereby  amended  effective  as of the date  hereof by adding the following new Section 3.02(xx):

         With respect to each Mortgage Loan,  information  regarding the borrower  credit files related to such Mortgage Loan has been furnished to credit  reporting  agencies in compliance  with the provisions of the Fair Credit Reporting Act and the applicable implementing regulations.

         11.      Article  IV of the  Agreement  is  hereby  amended  effective  as of the date  hereof by adding this paragraph after the first sentence of Section 4.01:

         In addition,  the Company shall furnish  information  regarding the borrower credit files related to such Mortgage Loan to credit  reporting  agencies in compliance  with the provisions of the Fair Credit
Reporting Act and the applicable implementing regulations.

         12.      Article  IV of the  Agreement  is  hereby  amended  effective  as of the date  hereof by deleting in its entirety the last paragraph of Section 4.02 and replacing it with the following:

         The Company shall not waive any Prepayment Charge unless:  (i) the  enforceability  thereof shall have been limited by bankruptcy, insolvency,  moratorium,  receivership and other similar laws relating to creditors’  rights  generally,  (ii) the enforcement  thereof is illegal,  or any local,  state or federal agency has  threatened  legal action if the  prepayment  penalty is enforced,  (iii) the mortgage debt has been  accelerated  in connection  with a foreclosure or other  involuntary  payment or (iv) such waiver is standard  and  customary  in  servicing  similar  Mortgage  Loans and relates to a default or a reasonably foreseeable  default and would,  in the  reasonable  judgment of the Company,  maximize  recovery of total proceeds  taking into account the value of such  Prepayment  Charge and the related  Mortgage  Loan.  If a
Prepayment  Charge is  waived,  but does not meet the  standards  described  above,  then the  Company  is required to pay the amount of such waived  Prepayment  Charge by remitting such amount to the Purchaser by the Remittance Date.

         13.      Article  IV of the  Agreement  is  hereby  amended  effective  as of the date  hereof by revising the first paragraph of Section 4.03 by adding the following after the first sentence:

         In determining  the  delinquency  status of any Mortgage  Loan, the Company will use  delinquency recognition  policies as described to and approved by the  Purchaser,  and shall revise these  policies as requested by the Purchaser from time to time.

         14.      Article  V of the  Agreement  is  hereby  amended  effective  as of the date  hereof  by deleting Section 5.02 in its entirety and replacing it with the following:

         Section 5.02      Statements to the Purchaser.

         The Company shall  furnish to Purchaser an  individual  loan  accounting  report,  as of the last
Business  Day of each month,  in the  Company's  assigned  loan number  order to  document  Mortgage  Loan payment  activity on an individual  Mortgage  Loan basis.  With respect to each month,  the  corresponding individual  loan  accounting  report shall be received by the  Purchaser no later than the fifth  Business
Day of the following  month on a disk or tape or other  computer-readable  format in such format as may be mutually  agreed upon by both  Purchaser  and  Company,  and no later than the fifth  Business  Day of the following month in hard copy, and shall contain the following:

         (i)      with  respect  to each  Mortgage  Loan and each  Monthly  Payment,  the  amount  of such remittance allocable to principal (including a separate breakdown of any Principal  Prepayment,  including the date of such  prepayment,  and any prepayment  penalties or premiums,  along with a detailed report of interest on principal prepayment amounts remitted in accordance with Section 4.04);

         (ii)     with  respect  to each  Mortgage  Loan and each  Monthly  Payment,  the  amount  of such remittance allocable to interest;

         (iii)    with respect to each Mortgage  Loan,  the amount of servicing  compensation  received by the Company during the prior distribution period;

         (iv)     the Stated  Principal  Balance of each Mortgage Loan and the aggregate  Stated Principal
Balance  of all  Mortgage  Loans as of the first day of the  distribution  period  and the last day of the distribution period;

         (v)      with respect to each Mortgage Loan, the current Mortgage Interest Rate;

         (vi)     with respect to each  Mortgage  Loan,  the aggregate  amount of any Insurance  Proceeds,
Condemnation  Proceeds,  Liquidation  Proceeds  and REO  Disposition  Proceeds  received  during the prior distribution period;

         (vii)    with respect to each Mortgage  Loan, the amount of any  Prepayment  Interest  Shortfalls paid by the Company in accordance with Section 4.04(viii) during the prior distribution period;

         (viii)   the beginning and ending balances of the Custodial Account and Escrow Account;

         (ix)     the  number of  Mortgage  Loans as of the first day of the  distribution  period and the last day of the distribution period;

         (x)      with respect to each Mortgage Loan, the Stated  Principal  Balance of each Mortgage Loan
(a) delinquent as grouped in the following  intervals  through final liquidation of such Mortgage Loan: 30 to 59 days, 60 to 89 days,  90 days or more;  (b) as to which  foreclosure  has  commenced;  and (c) as to which REO Property has been acquired;

         (xi)     with  respect to each  Mortgage  Loan,  the amount and  severity  of any  realized  loss following liquidation of such Mortgage Loan;

         (xii)    with respect to each Mortgage  Loan,  and in the aggregate for all Mortgage  Loans,  the amount of any Monthly Advances made by the Company during the prior distribution period;

         (xiii)   with respect to each  Mortgage  Loan, a description  of any  Servicing  Advances made by the Company with respect to such Mortgage Loan  including  the amount,  terms and general  purpose of such
Servicing  Advances,  and the  aggregate  amount of Servicing  Advances for all Mortgage  Loans during the prior distribution period;

         (xiv)    with respect to each Mortgage  Loan, a description of any  Nonrecoverable  Advances made by the Company with respect to such  Mortgage  Loan  including  the amount,  terms and general  purpose of such Nonrecoverable  Advances, and the aggregate amount of Nonrecoverable  Advances for all Mortgage Loans during the prior distribution period;

         (xv)     with respect to each Mortgage  Loan, a description  of any Monthly  Advances,  Servicing
Advances and Nonrecoverable  Advances  reimbursed to the Company with respect to such Mortgage Loan during the prior  distribution  period pursuant to Section 4.05, and the source of funds for such  reimbursement, and the  aggregate  amount  of any  Monthly  Advances,  Servicing  Advances  and  Nonrecoverable  Advances
reimbursed  to the  Company  for all  Mortgage  Loans  during the prior  distribution  period  pursuant to
Section 4.05;

         (xvi)    with  respect  to any  Mortgage  Loan,  a  description  of any  material  modifications, extensions  or waivers to the terms,  fees,  penalties or payments of such  Mortgage Loan during the prior distribution period or that have cumulatively become material over time;

         (xvii)   a  description  of any  material  breach of a  representation  or warranty  set forth in
Section 3.01 or Section 3.02 herein or of any other  breach of a covenant or  condition  contained  herein and the status of any resolution of such breach;

         (xviii)  with respect to each  Mortgage  Loan,  the Stated  Principal  Balance of any  substitute
Mortgage  Loan  provided by the Company and the Stated  Principal  Balance of any  Mortgage  Loan that has been replaced by a substitute Mortgage Loan in accordance with Section 3.03 herein;

         (xix)    with respect to each Mortgage  Loan, the Stated  Principal  Balance of any Mortgage Loan
that has been repurchased by the Company in accordance with Section 3.03 herein.

         In  addition,  the  Company  shall  provide  to the  Purchaser  such other  information  known or available  to the Company  that is necessary  in order to provide the  distribution  and pool  performance information  as required  under Item 1121 of Regulation AB, as amended from time to time, as determined by the  Purchaser in its sole  discretion.  The Company shall also provide a monthly  report,  in the form of
Exhibit E hereto,  or such other form as is mutually  acceptable  to the Company,  the  Purchaser  and any
Master  Servicer,  Exhibit F with  respect to  defaulted  mortgage  loans and  Exhibit P, with  respect to realized losses and gains, with each such report.

         The Company shall prepare and file any and all information  statements or other filings  required to be delivered to any governmental  taxing authority or to Purchaser  pursuant to any applicable law with respect to the Mortgage Loans and the transactions  contemplated  hereby.  In addition,  the Company shall provide  Purchaser  with such  information  concerning the Mortgage Loans as is necessary for Purchaser to prepare its federal income tax return as Purchaser may reasonably request from time to time.

         In  addition,  not more than sixty (60) days after the end of each  calendar  year,  the  Company shall  furnish  to each  Person  who was a  Purchaser  at any time  during  such  calendar  year an annual statement in accordance  with the  requirements  of applicable  federal income tax law as to the aggregate of remittances for the applicable portion of such year.

         15.      Article  VI of the  Agreement  is  hereby  amended  effective  as of the date  hereof by deleting Section 6.04 in its entirety and replacing it with the following:

         Section 6.04      Annual Statement as to Compliance; Annual Certification.

         (a)      The  Company  will  deliver to the  Purchaser  and any Master  Servicer,  not later than
March 1 of each calendar  year  beginning in 2007,  an Officers’  Certificate  acceptable to the Purchaser
(an “Annual  Statement of Compliance”)  stating,  as to each signatory  thereof,  that (i) a review of the activities  of the Company  during the  preceding  calendar year (or  applicable  portion  thereof) and of performance  under  this  Agreement  or other  applicable  servicing  agreement  has been made  under such officers’  supervision  and (ii) to the  best of such  officers’  knowledge,  based  on such  review,  the
Company  has  fulfilled  all of its  obligations  under  this  Agreement  or  other  applicable  servicing agreement in all material  respects  throughout such year (or applicable  portion  thereof),  or, if there has been a failure to fulfill any such  obligation in any material  respect,  specifying each such failure known to such  officer and the nature and status of cure  provisions  thereof.  Such Annual  Statement  of
Compliance  shall contain no  restrictions  or limitations on its use.  Copies of such statement  shall be provided by the Company to the Purchaser  upon request and by the Purchaser to any Person  identified as a prospective  purchaser of the Mortgage  Loans.  In the event that the Company has  delegated any servicing responsibilities  with  respect to the  Mortgage  Loans to a  Subservicer,  the Company  shall  deliver an officer’s  certificate  (an “Annual  Certification”)  of the  Subservicer  as  described  above as to each
Subservicer as and when required with respect to the Company.

         (b)      With respect to any Mortgage Loans that are the subject of a Pass-Through  Transfer,  by
March 1 of each  calendar  year  beginning in 2007, an officer of the Company shall execute and deliver an
Annual  Certification to the Purchaser,  any Master Servicer and any related  Depositor for the benefit of each such entity and such entity’s  affiliates  and the officers,  directors and agents of any such entity and such  entity’s  affiliates,  in the form  attached  hereto as Exhibit L. In the event that the Company has delegated any servicing  responsibilities  with respect to the Mortgage  Loans to a  Subservicer,  the
Company  shall  deliver  an  Annual  Certification  of the  Subservicer  as  described  above  as to  each
Subservicer as and when required with respect to the Company.

         (c)      If the Company  cannot  deliver the related  Annual  Statement of  Compliance  or Annual
Certification by March 1st of such year, the Purchaser,  at its sole option,  may permit a cure period for the Company to deliver  such Annual  Statement  of  Compliance  or Annual  Certification,  but in no event later than March 10th of such year.

         Failure  of the  Company  to timely  comply  with this  Section  6.04 shall be deemed an Event of
Default,  automatically,  without notice and without any cure period,  unless  otherwise  agreed to by the
Purchaser as set forth in 6.04(c),  and  Purchaser  may, in addition to whatever  rights the Purchaser may have under  Sections  3.03 and 8.01 and at law or equity or to damages,  including  injunctive  relief and specific  performance,  terminate all the rights and  obligations  of the Company under this Agreement and in and to the Mortgage Loans and the proceeds  thereof without  compensating  the Company for the same, as provided in Section 9.01.  Such  termination  shall be considered  with cause pursuant to Section 10.01 of this  Agreement.  This  paragraph  shall  supercede  any other  provision  in this  Agreement or any other agreement to the contrary.

         16.      Article  VI of the  Agreement  is  hereby  amended  effective  as of the date  hereof by deleting Section 6.05 in its entirety and replacing it with the following:

         Section 6.05      [Reserved]

         17.      Article  VI of the  Agreement  is  hereby  amended  effective  as of the date  hereof by adding the following new Section 6.07:

         Section 6.07      Assessment of Compliance with Servicing Criteria.

         On and after  January 1, 2006,  the Company shall  service and  administer,  and shall cause each subservicer to servicer or administer,  the Mortgage Loans in accordance with all applicable  requirements of the Servicing Criteria.

         With respect to any Mortgage Loans that are the subject of a Pass-Through  Transfer,  the Company shall deliver to the Purchaser or its designee,  any Master  Servicer and any Depositor on or before March
1 of each  calendar  year  beginning  in  2007,  a  report  (an  “Assessment  of  Compliance”)  reasonably satisfactory to the Purchaser,  any Master Servicer and any Depositor  regarding the Company’s  assessment of compliance with the Servicing  Criteria during the preceding  calendar year as required by Rules 13a-18 and 15d-18 of the  Exchange  Act and Item 1122 of  Regulation  AB or as  otherwise  required by the Master
Servicer,  which as of the date  hereof,  require a report by an  authorized  officer of the Company  that contains the following:

         (a)      A statement by such officer of its  responsibility  for  assessing  compliance  with the
Servicing Criteria applicable to the Company;

         (b)      A statement by such officer  that such  officer  used the  Servicing  Criteria to assess compliance with the Servicing Criteria applicable to the Company;

         (c)      An  assessment  by  such  officer  of  the  Company’s  compliance  with  the  applicable
Servicing Criteria for the period consisting of the preceding calendar year,  including  disclosure of any material  instance of  noncompliance  with respect thereto during such period,  which  assessment shall be based on the  activities  it performs  with respect to  asset-backed  securities  transactions  taken as a whole involving the Company, that are backed by the same asset type as the Mortgage Loans;

         (d)      A statement that a registered  public  accounting firm has issued an attestation  report on the Company’s Assessment of Compliance for the period consisting of the preceding calendar year; and

         (e)      A statement as to which of the  Servicing  Criteria,  if any, are not  applicable to the
Company,  which  statement  shall be based on the  activities  it performs  with  respect to  asset-backed securities  transactions  taken as a whole  involving the Company,  that are backed by the same asset type as the Mortgage Loans.

         Such  report  at  a  minimum  shall  address  each  of  the  Servicing  Criteria  specified  on a certification  substantially in the form of Exhibit O hereto delivered to the Purchaser  concurrently with the execution of this Agreement.

         With  respect to any  Mortgage  Loans  that are the  subject of a  Pass-Through  Transfer,  on or before March 1 of each  calendar  year  beginning in 2007,  the Company  shall furnish to the Purchaser or its designee,  any Master  Servicer and any Depositor a report (an  “Attestation  Report”) by a registered public  accounting  firm that  attests  to, and  reports  on, the  Assessment  of  Compliance  made by the
Company,  as required by Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122(b) of  Regulation AB or
as otherwise  required by the Master Servicer,  which  Attestation  Report must be made in accordance with standards for attestation reports issued or adopted by the Public Company Accounting Oversight Board.

         The Company  shall  cause each  Subservicer,  and each  Subcontractor  determined  by the Company pursuant to Section  11.20 to be  “participating  in the  servicing  function”  within the meaning of Item
1122 of Regulation  AB, to deliver to the Purchaser,  any Master  Servicer and any Depositor an assessment of compliance and accountants’ attestation as and when provided in Sections 6.07.

         If the Company  cannot  deliver the related  Assessment of Compliance  or  Attestation  Report by
March 1st of such year,  the  Purchaser,  at its sole option,  may permit a cure period for the Company to deliver such  Assessment  of Compliance or  Attestation  Report,  but in no event later than March 10th of such year.

         Failure  of the  Company  to timely  comply  with this  Section  6.07 shall be deemed an Event of
Default,  automatically,  without notice and without any cure period,  unless  otherwise  agreed to by the
Purchaser as described  herein,  and Purchaser may, in addition to whatever  rights the Purchaser may have under  Sections  3.03 and  8.01 and at law or  equity  or to  damages,  including  injunctive  relief  and specific  performance,  terminate all the rights and  obligations  of the Company under this Agreement and in and to the Mortgage Loans and the proceeds  thereof without  compensating  the Company for the same, as provided in Section 9.01.  Such  termination  shall be considered  with cause pursuant to Section 10.01 of this  Agreement.  This  paragraph  shall  supercede  any other  provision  in this  Agreement or any other agreement to the contrary.

         18.      Article  VI of the  Agreement  is  hereby  amended  effective  as of the date  hereof by adding the following new Section 6.08:

         Section 6.08      Intent of the Parties; Reasonableness.

         The Purchaser and the Company  acknowledge  and agree that a purpose of Sections  3.01(p),  5.02,
6.04,  6.07 and 11.18 of this  Agreement is to  facilitate  compliance  by the Purchaser and any Depositor with the  provisions of Regulation AB and related rules and  regulations  of the  Commission.  None of the
Purchaser,  any  master  Servicer  or any  Depositor  shall  exercise  its right to  request  delivery  of information or other  performance  under these  provisions other than in good faith, or for purposes other than  compliance  with  the  Securities  Act,  the  Exchange  Act and the  rules  and  regulations  of the
Commission  thereunder.  The Company  acknowledges that  interpretations of the requirements of Regulation
AB may change over time,  whether due to  interpretive  guidance  provided by the Commission or its staff, consensus among  participants in the asset-backed  securities  markets,  advice of counsel,  or otherwise, and agrees to comply with  requests  made by the  Purchaser or any Depositor in good faith for delivery of information  under  these  provisions  on the  basis of  evolving  interpretations  of  Regulation  AB. In connection  with any  Pass-Through  Transfer,  the Company  shall  cooperate  fully with the  Purchaser to deliver to the Purchaser  (including  any of its assignees or designees)  and any  Depositor,  any and all statements,  reports,  certifications,  records  and any other  information  necessary  in the good  faith determination  of the Purchaser or any Depositor to permit the Purchaser or such  Depositor to comply with
the  provisions  of  Regulation  AB,  together  with  such  disclosures   relating  to  the  Company,  any
Subservicer,  any  Third-Party  Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

         19.      Article  IX of the  Agreement  is  hereby  amended  effective  as of the date  hereof by deleting the first  sentence of the last  paragraph of Section  9.01 and  replacing it with the  following
(new text underlined):

                  Then,  and in each and every  such case,  so long as an Event of Default  shall not have been  remedied,  the  Purchaser,  by notice in writing to the  Company  (except in the case of an Event of
Default  under  clauses  (iii),  (iv)  or (v)  above,  or as  otherwise  stated  herein,  in  which  case, automatically  and without  notice)  may, in addition  to  whatever  rights the  Purchaser  may have under
Sections  3.03 and 8.01 and at law or equity or to  damages,  including  injunctive  relief  and  specific performance,  terminate  all the rights and  obligations  of the Company (and if the Company is servicing any of the  Mortgage  Loans in a  Securitization  Transaction,  appoint a successor  servicer  reasonably acceptable to any Master  Servicer for such  Securitization  Transaction)  under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same.

         20.      Article  IX of the  Agreement  is  hereby  amended  effective  as of the date  hereof by adding the following at the end of the last paragraph of Section 9.01:

         The Company shall promptly  reimburse the Purchaser (or any designee of the Purchaser,  such as a master servicer) and any Depositor,  as applicable,  for all reasonable expenses incurred by the Purchaser
(or such designee) or such  Depositor,  as such are incurred,  in connection  with the  termination of the
Company as servicer  pursuant to this  Section and the  resulting  transfer of  servicing  of the Mortgage
Loans to a successor  servicer.  The  provisions of this  paragraph  shall not limit  whatever  rights the
Purchaser  or any  Depositor  may have under other  provisions  of this  Agreement  and/or any  applicable
Reconstitution  Agreement  related  thereto or  otherwise,  whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

         21.      Article  XI of the  Agreement  is  hereby  amended  effective  as of the date  hereof by restating Section 11.18 in its entirety as follows:

         Section 11.18.    Cooperation of Company with a Reconstitution.

         The Company and the Purchaser  agree that with respect to some or all of the Mortgage  Loans,  on or  after  the  related  Closing  Date,  on one or  more  dates  (each  a  "Reconstitution  Date")  at the
Purchaser's  sole option,  the Purchaser may effect a sale (each,  a  "Reconstitution")  of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

         (a)      one or more third  party  purchasers  in one or more in whole loan  transfers  (each,  a
"Whole Loan Transfer"); or

         (b)      one or more trusts or other  entities  to be formed as part of one or more  Pass-Through
Transfers.

         The  Company  agrees to  execute in  connection  with any  agreements  among the  Purchaser,  the
Company,  and any  servicer in  connection  with a Whole Loan  Transfer,  an  Assignment,  Assumption  and
Recognition  Agreement  substantially  in the form of  Exhibit D hereto,  or, at  Purchaser’s  request,  a seller's  warranties  and  servicing  agreement  or a  participation  and  servicing  agreement or similar agreement  in  form  and  substance  reasonably  acceptable  to  the  parties,  and in  connection  with a
Pass-Through  Transfer, a pooling and servicing agreement in form and substance  reasonably  acceptable to the  parties,  (collectively  the  agreements  referred  to herein  are  designated,  the  “Reconstitution
Agreements”).  It is  understood  that any such  Reconstitution  Agreements  will not  contain any greater obligations  on the part of Company than are  contained  in this  Agreement.  Notwithstanding  anything to the  contrary in this Section  11.18,  the Company  agrees that it is required to perform the  obligations described in Exhibit K hereto.

         With  respect to each Whole Loan  Transfer  and each  Pass-Through  Transfer  entered into by the
Purchaser,  the Company  agrees (1) to cooperate  fully with the Purchaser and any  prospective  purchaser with  respect to all  reasonable  requests  and due  diligence  procedures;  (2) to  execute,  deliver and perform all Reconstitution  Agreements  required by the Purchaser;  (3) to restate the representations and warranties  set forth in this  Agreement  as of the  settlement  or closing date in  connection  with such
Reconstitution (each, a "Reconstitution Date").

         In addition,  the Company shall  provide to such servicer or issuer,  as the case may be, and any other participants in such Reconstitution:

         (i)      any and all  information  and  appropriate  verification  of  information  which  may be reasonably  available to the Company,  whether  through  letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request upon reasonable demand;

         (ii)     such additional  representations,  warranties,  covenants,  opinions of counsel, letters from auditors,  and certificates of public  officials or officers of the Company as are reasonably  agreed upon by the Company and the Purchaser or any such other participant;

         (iii)    within 5 Business Days after request by the Purchaser,  the information  with respect to the Company (as originator) and each  Third-Party  Originator of the Mortgage Loans as required under Item
1110(a)  and (b) of  Regulation  AB, a summary  of the  requirements  of which  has of the date  hereof is attached  hereto as Exhibit N for  convenience  of reference  only, as determined by Purchaser in its sole
discretion.   If  requested  by  the  Purchaser,  this  will  include  information  about  the  applicable credit-granting or underwriting criteria;

         (iv)     within 5 Business  Days after request by the  Purchaser,  the Company shall provide (or, as applicable,  cause each Third-Party  Originator to provide) to the extent  reasonably  available to the
Company  Static Pool  Information  with respect to the  mortgage  loans (of a similar type as the Mortgage
Loans,  as reasonably  identified by the  Purchaser as provided  below)  serviced by or for the Company or any  Third-Party  Originator  and  originated  by (i) the  Company,  if the  Company is an  originator  of
Mortgage Loans  (including as an acquirer of Mortgage Loans from a Qualified  Correspondent),  and/or (ii)
each  Third-Party  Originator.  Such  Static  Pool  Information  shall  be  prepared  by the  Company  (or
Third-Party  Originator) on the basis of its reasonable,  good faith interpretation of the requirements of
Item  1105(a)(1)-(3)  and (c) of Regulation AB for the period of time such Mortgage Loans were serviced by or for the Company (or Third-Party  Originator).  To the extent that there is reasonably  available to the
Company (or Third-Party  Originator)  Static Pool  Information with respect to more than one mortgage loan type,  the  Purchaser  or any  Depositor  shall  be  entitled  to  specify  whether  some  or all of  such information  shall be provided  pursuant to this  paragraph.  The content of such Static Pool  Information may be in the form  customarily  provided by the Company,  and need not be customized for the Purchaser or any Depositor.  Such Static Pool Information for each vintage  origination year or prior securitized pool, as  applicable,  shall be presented in increments no less  frequently  than quarterly over the life of the mortgage  loans  included in the  vintage  origination  year or prior  securitized  pool.  The most recent periodic  increment  must be as of a date no later  than 135 days prior to the date of the  prospectus  or other  offering  document  in which the Static Pool  Information  is to be  included  or  incorporated  by reference.  The Static  Pool  Information  shall be  provided  in an  electronic  format  that  provides a permanent  record of the  information  provided,  such as a portable  document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable;

         (v)      within 5 Business Days after request by the Purchaser,  information  with respect to the
Company  (as  servicer)  as  required  by  Item  1108(b)  and  (c) of  Regulation  AB,  a  summary  of the requirements  of which as of the date hereof is attached  hereto as Exhibit N for convenience of reference only,  as  determined  by Purchaser in its sole  discretion.  In the event that the Company has  delegated any servicing  responsibilities  with respect to the Mortgage  Loans to a  Subservicer,  the Company shall provide the information required pursuant to this clause with respect to the Subservicer;

         (vi)     within 5 Business Days after request by the Purchaser,
                  (a) information  regarding any legal  proceedings  pending (or known to be contemplated)
         against the Company (as  originator  and as servicer)  and each other  originator of the Mortgage
         Loans  and  each  Subservicer  as  required  by Item  1117 of  Regulation  AB, a  summary  of the requirements  of which as of the date hereof is attached  hereto as Exhibit N for  convenience of reference only, as determined by Purchaser in its sole discretion,
                  (b) information  regarding  affiliations  with respect to the Company (as originator and as servicer) and each other  originator of the Mortgage  Loans and each  Subservicer  as required by Item 1119(a) of Regulation  AB, a summary of the  requirements  of which as of the date hereof is attached  hereto as Exhibit N for  convenience  of reference  only, as determined by Purchaser in its sole discretion, and
                  (c) information  regarding  relationships  and transactions  with respect to the Company
         (as  originator  and as  servicer)  and each  other  originator  of the  Mortgage  Loans and each
         Subservicer as required by Item 1119(b) and (c) of Regulation  AB, a summary of the  requirements of which as of the date  hereof is  attached  hereto as Exhibit N for  convenience  of  reference only, as determined by Purchaser in its sole discretion;

         (vii)    if so requested by the Purchaser,  the Company shall provide (or, as  applicable,  cause each  Third-Party  Originator to provide),  at the expense of the  requesting  party (to the extent of any additional  incremental expense associated with delivery pursuant to this Agreement),  such statements and agreed-upon  procedures letters of certified public accountants  reasonably acceptable to the Purchaser or
Depositor,  as applicable,  pertaining to Static Pool Information  relating to prior securitized pools for securitizations  closed  on or after  January  1, 2006 or, in the case of  Static  Pool  Information  with respect to the  Company’s or  Third-Party  Originator’s  originations  or  purchases,  to calendar  months commencing  January 1, 2006, or to any financial  information  included in any other  disclosure  provided under this Section 11.18, as the Purchaser or such Depositor  shall  reasonably  request.  Such statements and  letters  shall be  addressed  to and be for the  benefit  of such  parties as the  Purchaser  or such
Depositor  shall  designate,  which may include,  by way of example,  any Sponsor,  any  Depositor and any broker dealer acting as underwriter,  placement agent or initial  purchaser with respect to a Pass-Through
Transfer.  Any such  statement or letter may take the form of a standard,  generally  applicable  document accompanied by a reliance  letter  authorizing  reliance by the addressees  designated by the Purchaser or such Depositor;

         (viii) For the  purpose of  satisfying  the  reporting  obligation  under the  Exchange  Act with respect to any class of asset-backed  securities,  the Company shall (or shall cause each  Subservicer and
Third-Party  Originator  to) (i) provide  prompt  notice to the  Purchaser,  any Master  Servicer  and any
Depositor  in writing of (A) any  litigation  or  governmental  proceedings  involving  the  Company,  any
Subservicer or any  Third-Party  Originator  that could be material to investors in the securities  issued in a Pass-Through  Transfer,  (B) any  affiliations or  relationships  that develop  following the closing date of a Securitization  Transaction between the Company,  any Subservicer or any Third-Party  Originator
and any of the parties  specified  in clause (D) of paragraph  (a) of this Section (and any other  parties identified in writing by the requesting party) with respect to such  Securitization  Transaction,  (C) any
Event of Default under the terms of this  Agreement or any  applicable  Reconstitution  Agreement  related thereto,  (D) any merger,  consolidation  or sale of substantially  all of the assets of the Company,  and
(E) the Company’s  entry into an agreement with a Subservicer  to perform or assist in the  performance of any of the Company’s obligations under this Agreement or any applicable  Reconstitution  Agreement related thereto  and  (ii)  provide  to the  Purchaser  and any  Depositor  a  description  of  such  proceedings, affiliations or relationships;

         (ix)  As a  condition  to the  succession  to the  Company  or any  Subservicer  as  servicer  or subservicer  under this  Agreement  or any  applicable  Reconstitution  Agreement  related  thereto by any
Person (i) into which the Company or such  Subservicer  may be merged or  consolidated,  or (ii) which may be  appointed  as a  successor  to the  Company  or any  Subservicer,  the  Company  shall  provide to the
Purchaser,  any Master Servicer, and any Depositor,  at least 15 calendar days prior to the effective date of such  succession  or  appointment,  (x)  written  notice to the  Purchaser  and any  Depositor  of such succession or  appointment  and (y) in writing and in form and substance  reasonably  satisfactory  to the
Purchaser and such Depositor,  all information  reasonably  requested by the Purchaser or any Depositor in order to comply with its  reporting  obligation  under Item 6.02 of Form 8-K with  respect to any class of asset-backed securities;

         (x) In  addition to such  information  as the  Company,  as  servicer,  is  obligated  to provide pursuant to other  provisions  of this  Agreement,  not later than ten days prior to the  deadline for the filing  of any  distribution  report  on Form  10-D in  respect  of any  Securitization  Transaction  that includes  any of the  Mortgage  Loans  serviced  by the  Company or any  Subservicer,  the Company or such
Subservicer,  as applicable,  shall, to the extent the Company or such Subservicer has knowledge,  provide to the party  responsible for filing such report  (including,  if applicable,  the Master Servicer) notice of the occurrence of any of the following events along with all information,  data, and materials  related thereto as may be required to be included in the related  distribution  report on Form 10-D (as  specified in the provisions of Regulation AB referenced below):

                           (A)      any  material  modifications,  extensions  or  waivers  of pool  asset terms,  fees,  penalties  or payments  during the  distribution  period or that have  cumulatively  become material over time (Item 1121(a)(11) of Regulation AB);

                           (B)      material  breaches  of pool asset  representations  or  warranties  or transaction covenants (Item 1121(a)(12) of Regulation AB); and

                           (C)      information regarding new asset-backed  securities issuances backed by the same pool assets, any pool asset changes (such as, additions,  substitutions or repurchases),  and any material  changes in  origination,  underwriting  or other  criteria for  acquisition or selection of pool assets (Item 1121(a)(14) of Regulation AB); and

         (xi) The  Company  shall  provide  to the  Purchaser,  any  Master  Servicer  and any  Depositor,
evidence of the  authorization  of the person  signing any  certification  or  statement,  copies or other evidence of Fidelity Bond Insurance and Errors and Omission  Insurance policy,  financial  information and reports,  and such other  information  related to the  Company or any  Subservicer  or the Company or such
Subservicer’s performance hereunder.

         In the event of a conflict  or  inconsistency  between the terms of Exhibit N and the text of the applicable  Item of Regulation  AB as cited above,  the text of  Regulation  AB, its adopting  release and other public statements of the SEC shall control.

         The Company shall  indemnify the  Purchaser,  each  affiliate of the  Purchaser,  and each of the following parties participating in a Pass-Through  Transfer:  each sponsor and issuing entity; each Person
(including,  but not limited to, any Master  Servicer,  if applicable)  responsible  for the  preparation, execution  or  filing  of any  report  required  to be filed  with the  Commission  with  respect  to such
Pass-Through  Transfer,  or for execution of a certification  pursuant to Rule 13a-14(d) or Rule 15d-14(d)
under  the  Exchange  Act with  respect  to such  Pass-Through  Transfer;  each  broker  dealer  acting as underwriter,  placement  agent or initial  purchaser,  each Person who controls any of such parties or the
Depositor  (within the meaning of Section 15 of the  Securities  Act and Section 20 of the Exchange  Act);
and the respective  present and former directors,  officers,  employees,  agents and affiliates of each of the foregoing and of the Depositor  (each, an “Indemnified  Party”),  and shall hold each of them harmless from and against any claims, losses, damages, penalties,  fines, forfeitures,  legal fees and expenses and related  costs,  judgments,  and any other costs,  fees and expenses that any of them may sustain  arising out of or based upon:

         (i)(A) any untrue  statement  of a material  fact  contained  or alleged to be  contained  in any written information,  written report, certification,  data, accountants’ letter or other material provided under this Section  11.18 by or on behalf of the Company,  or provided  under this Section  11.18 by or on
behalf  of  any  Subservicer,   Subcontractor  or  Third-Party  Originator  (collectively,   the  “Company
Information”),  or (B) the  omission or alleged  omission to state in the Company  Information  a material fact  required  to be stated in the  Company  Information  or  necessary  in order to make the  statements therein,  in the light of the circumstances under which they were made, not misleading;  provided,  by way of  clarification,  that  clause (B) of this  paragraph  shall be  construed  solely by  reference  to the
Company  Information and not to any other  information  communicated in connection with a sale or purchase of  securities,  without  regard to whether the Company  Information  or any portion  thereof is presented together with or separately from such other information;

         (ii)  any  breach  by  the  Company  of its  obligations  under  this  Section  11.18,  including particularly  any  failure  by  the  Company,  any  Subservicer,  any  Subcontractor  or  any  Third-Party
Originator to deliver any information,  report, certification,  accountants’ letter or other material when and as required  under this Section  11.18,  including any failure by the Company to identify  pursuant to
Section  11.20 any  Subcontractor  “participating  in the servicing  function”  within the meaning of Item
1122 of Regulation AB;

         (iii) any breach by the Company of a  representation  or warranty set forth in Section 3.01 or in a writing  furnished  pursuant to Section  3.01(q) and made as of a date prior to the closing  date of the related  Pass-Through  Transfer,  to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing  furnished  pursuant to Section 3.01(q)
to the extent made as of a date subsequent to such closing date; or

         (iv)     the negligence bad faith or willful misconduct of the Company in connection with its performance under this Section 11.18.

         If the  indemnification  provided for herein is unavailable or  insufficient  to hold harmless an
Indemnified  Party,  then the  Company  agrees that it shall  contribute  to the amount paid or payable by such  Indemnified  Party as a result of any  claims,  losses,  damages  or  liabilities  incurred  by such
Indemnified  Party in such proportion as is appropriate to reflect the relative fault of such  Indemnified
Party on the one hand and the Company on the other.

         In the case of any failure of performance  described above, the Company shall promptly  reimburse the Purchaser,  any Depositor, as applicable,  and each Person responsible for the preparation,  execution or filing of any report  required  to be filed with the  Commission  with  respect to such  Securitization
Transaction,  or for execution of a  certification  pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the
Exchange Act with respect to such  Securitization  Transaction,  for all costs reasonably incurred by each such  party in order to  obtain  the  information,  report,  certification,  accountants’  letter or other material not delivered as required by the Company,  any Subservicer,  any Subcontractor or any Third-Party
Originator.

                  This   indemnification   shall  survive  the   termination  of  this  Agreement  or  the
termination of any party to this Agreement.

         All Mortgage  Loans not sold or  transferred  pursuant to a  Reconstitution  shall remain subject to, and serviced in  accordance  with the terms of, this  Agreement  and the related Term Sheet,  and with respect thereto this Agreement and the related Term Sheet shall remain in full force and effect.

         22.      Article  XI of the  Agreement  is  hereby  amended  effective  as of the date  hereof by adding the following new Section 11.20:

         Section 11.20. Use of Subservicers and Subcontractors.

         (a)      The Company  shall not hire or  otherwise  utilize the  services of any  Subservicer  to fulfill  any of the  obligations  of the  Company as  servicer  under  this  Agreement  or any  applicable
Reconstitution  Agreement  related  thereto  unless the Company  complies with the provisions of paragraph
(b) of this Section.  The Company shall not hire or otherwise  utilize the services of any  Subcontractor, and shall not permit any Subservicer to hire or otherwise  utilize the services of any  Subcontractor,  to fulfill  any of the  obligations  of the  Company as  servicer  under  this  Agreement  or any  applicable
Reconstitution  Agreement  related  thereto  unless the Company  complies with the provisions of paragraph
(d) of this Section.

         (b)      It shall not be  necessary  for the  Company to seek the consent of the  Purchaser,  any
Master  Servicer or any  Depositor to the  utilization  of any  Subservicer.  The Company  shall cause any
Subservicer  used  by the  Company  (or by any  Subservicer)  for the  benefit  of the  Purchaser  and any
Depositor to comply with the provisions of this Section and with Sections  3.01(p),  3.01(s),  6.04,  6.07 and 11.18 of this  Agreement to the same extent as if such  Subservicer  were the Company,  and to provide the information  required with respect to such  Subservicer  under Section 3.01(r) of this Agreement.  The
Company shall be responsible  for obtaining  from each  Subservicer  and delivering to the Purchaser,  any
Master  Servicer and any  Depositor any Annual  Statement of  Compliance  required to be delivered by such
Subservicer  under Section  6.04(a),  any Assessment of Compliance and  Attestation  Report required to be delivered by such  Subservicer  under  Section 6.07 and any Annual  Certification  required  under Section
6.04(b) as and when required to be delivered.

         (c)      It shall not be  necessary  for the  Company to seek the consent of the  Purchaser,  any
Master  Servicer or any Depositor to the  utilization  of any  Subcontractor.  The Company shall  promptly upon request  provide to the  Purchaser,  any Master  Servicer and any  Depositor  (or any designee of the
Depositor,  such as an  administrator)  a written  description (in form and substance  satisfactory to the
Purchaser,  any  Master  Servicer  and such  Depositor)  of the role and  function  of each  Subcontractor utilized by the Company or any Subservicer,  specifying (i) the identity of each such Subcontractor,  (ii)
which (if any) of such  Subcontractors  are  “participating in the servicing  function” within the meaning of Item 1122 of Regulation  AB, and (iii) which  elements of the  Servicing  Criteria will be addressed in assessments  of  compliance  provided  by each  Subcontractor  identified  pursuant to clause (ii) of this paragraph.

         (d)      As a condition to the utilization of any  Subcontractor  determined to be “participating in the servicing  function”  within the meaning of Item 1122 of Regulation AB, the Company shall cause any such  Subcontractor  used by the Company (or by any  Subservicer) for the benefit of the Purchaser and any
Depositor to comply with the  provisions of Sections  6.07 and 11.18 of this  Agreement to the same extent as if such  Subcontractor  were the Company.  The Company shall be  responsible  for  obtaining  from each
Subcontractor  and  delivering  to the Purchaser  and any  Depositor  any  Assessment  of  Compliance  and
Attestation  Report and the other  certificates  required to be  delivered  by such  Subservicer  and such
Subcontractor under Section 6.07, in each case as and when required to be delivered.

         23.      Article  XI of the  Agreement  is  hereby  amended  effective  as of the date  hereof by adding the following new Section 11.21:

         Section 11.21. Third Party Beneficiary.

         For  purposes  of this  Agreement, each  Master  Servicer  shall  be  considered  a  third  party beneficiary  to this  Agreement,  entitled  to all the rights and  benefits hereof  as if it were a direct party to this Agreement.

         24.      The  Agreement  is hereby  amended as of the date  hereof by  deleting  Exhibit E in its entirety and replacing it with the following:

                                                     EXHIBIT E

                                         REPORTING DATA FOR MONTHLY REPORT

                                             Standard File Layout - Master Servicing
-----------------------------------------------------------------------------------------------------------------------------------
         Column Name                            Description                      Decimal           Format Comment          Max
                                                                                                                            Size
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SER_INVESTOR_NBR               A value assigned by the Servicer to define a                 Text up to 10 digits             20
                               group of loans.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
LOAN_NBR                       A unique identifier assigned to each loan by                 Text up to 10 digits             10
                               the investor.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SERVICER_LOAN_NBR              A unique number assigned to a loan by the                    Text up to 10 digits             10
                               Servicer.  This may be different than the
                               LOAN_NBR.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
BORROWER_NAME                  The borrower name as received in the file.                   Maximum length of 30 (Last,      30
                               It is not separated by first and last name.                  First)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SCHED_PAY_AMT                  Scheduled monthly principal and scheduled            2       No commas(,) or dollar signs     11
                               interest payment that a borrower is expected                 ($)
                               to pay, P&I constant.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
NOTE_INT_RATE                  The loan interest rate as reported by the            4       Max length of 6                   6
                               Servicer.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
NET_INT_RATE                   The loan gross interest rate less the service        4       Max length of 6                   6
                               fee rate as reported by the Servicer.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SERV_FEE_RATE                  The servicer's fee rate for a loan as                4       Max length of 6                   6
                               reported by the Servicer.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SERV_FEE_AMT                   The servicer's fee amount for a loan as              2       No commas(,) or dollar signs     11
                               reported by the Servicer.                                    ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
NEW_PAY_AMT                    The new loan payment amount as reported by           2       No commas(,) or dollar signs     11
                               the Servicer.                                                ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
NEW_LOAN_RATE                  The new loan rate as reported by the Servicer.       4       Max length of 6                   6
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
ARM_INDEX_RATE                 The index the Servicer is using to calculate         4       Max length of 6                   6
                               a forecasted rate.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
ACTL_BEG_PRIN_BAL              The borrower's actual principal balance at           2       No commas(,) or dollar signs     11
                               the beginning of the processing cycle.                       ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
ACTL_END_PRIN_BAL              The borrower's actual principal balance at           2       No commas(,) or dollar signs     11
                               the end of the processing cycle.                             ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
BORR_NEXT_PAY_DUE_DATE         The date at the end of processing cycle that                 MM/DD/YYYY                       10
                               the borrower's next payment is due to the
                               Servicer, as reported by Servicer.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SERV_CURT_AMT_1                The first curtailment amount to be applied.          2       No commas(,) or dollar signs     11
                                                                                            ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SERV_CURT_DATE_1               The curtailment date associated with the                     MM/DD/YYYY                       10
                               first curtailment amount.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
CURT_ADJ_ AMT_1                The curtailment interest on the first                2       No commas(,) or dollar signs     11
                               curtailment amount, if applicable.                           ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SERV_CURT_AMT_2                The second curtailment amount to be applied.         2       No commas(,) or dollar signs     11
                                                                                            ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SERV_CURT_DATE_2               The curtailment date associated with the                     MM/DD/YYYY                       10
                               second curtailment amount.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
CURT_ADJ_ AMT_2                The curtailment interest on the second               2       No commas(,) or dollar signs     11
                               curtailment amount, if applicable.                           ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SERV_CURT_AMT_3                The third curtailment amount to be applied.          2       No commas(,) or dollar signs     11
                                                                                            ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SERV_CURT_DATE_3               The curtailment date associated with the                     MM/DD/YYYY                       10
                               third curtailment amount.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
CURT_ADJ_AMT_3                 The curtailment interest on the third                2       No commas(,) or dollar signs     11
                               curtailment amount, if applicable.                           ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
PIF_AMT                        The loan "paid in full" amount as reported by        2       No commas(,) or dollar signs     11
                               the Servicer.                                                ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
PIF_DATE                       The paid in full date as reported by the                     MM/DD/YYYY                       10
                               Servicer.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
ACTION_CODE                    The standard FNMA numeric code used to                       Action Code Key:                  2
                               indicate the default/delinquent status of                    15=Bankruptcy,
                               a particular loan.                                           30=Foreclosure, , 60=PIF,
                                                                                            63=Substitution,
                                                                                            65=Repurchase,70=REO
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
INT_ADJ_AMT                    The amount of the interest adjustment as             2       No commas(,) or dollar signs     11
                               reported by the Servicer.                                    ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SOLDIER_SAILOR_ADJ_AMT         The Soldier and Sailor Adjustment amount, if         2       No commas(,) or dollar signs     11
                               applicable.                                                  ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
NON_ADV_LOAN_AMT               The Non Recoverable Loan Amount, if                  2       No commas(,) or dollar signs     11
                               applicable.                                                  ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
LOAN_LOSS_AMT                  The amount the Servicer is passing as a loss,        2       No commas(,) or dollar signs     11
                               if applicable.                                               ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SCHED_BEG_PRIN_BAL             The scheduled outstanding principal amount           2       No commas(,) or dollar signs     11
                               due at the beginning of the cycle date to be                 ($)
                               passed through to investors.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SCHED_END_PRIN_BAL             The scheduled principal balance due to               2       No commas(,) or dollar signs     11
                               investors at the end of a processing cycle.                  ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SCHED_PRIN_AMT                 The scheduled principal amount as reported by        2       No commas(,) or dollar signs     11
                               the Servicer for the current cycle -- only                   ($)
                               applicable for Scheduled/Scheduled Loans.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SCHED_NET_INT                  The scheduled gross interest amount less the         2       No commas(,) or dollar signs     11
                               service fee amount for the current cycle as
                               reported by the Servicer -- only applicable
                               for Scheduled/Scheduled Loans.                               ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
ACTL_PRIN_AMT                  The actual principal amount collected by the         2       No commas(,) or dollar signs     11
                               Servicer for the current reporting cycle --                  ($)
                               only applicable for Actual/Actual Loans.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
                               The actual gross interest amount less the
                               service fee amount for the current reporting                 No commas(,) or dollar signs
ACTL_NET_INT                   cycle as reported by the Servicer -- only            2       ($)                              11
                               applicable for Actual/Actual Loans.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
PREPAY_PENALTY_ AMT            The penalty amount received when a borrower          2       No commas(,) or dollar signs     11
                               prepays on his loan as reported by the                       ($)
                               Servicer.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
PREPAY_PENALTY_ WAIVED         The prepayment penalty amount for the loan           2       No commas(,) or dollar signs     11
                               waived by the servicer.                                      ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
MOD_DATE                       The Effective Payment Date of the                            MM/DD/YYYY                       10
                               Modification for the loan.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
MOD_TYPE                       The Modification Type.                                       Varchar - value can be alpha     30
                                                                                            or numeric
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
DELINQ_P&I_ADVANCE_AMT         The current outstanding principal and                2       No commas(,) or dollar signs     11
                               interest advances made by Servicer.                          ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------

         25.      The  Agreement  is hereby  amended  as of the date  hereof by adding the  following  new
Exhibit F:

                                                     EXHIBIT F

                                        REPORTING DATA FOR DEFAULTED LOANS

                                 Standard File Layout - Delinquency Reporting

-------------------------------------- ---------------------------------------------------- -------------- ---------------
         Column/Header Name                                Description                         Decimal     Format Comment
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
SERVICER_LOAN_NBR                      A unique number assigned to a loan by the
                                       Servicer.  This may be different than the LOAN_NBR
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
LOAN_NBR                               A unique identifier assigned to each loan by the
                                       originator.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
CLIENT_NBR                             Servicer Client Number
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
SERV_INVESTOR_NBR                      Contains a unique number as assigned by an
                                       external servicer to identify a group of loans in
                                       their system.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
BORROWER_FIRST_NAME                    First Name of the Borrower.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
BORROWER_LAST_NAME                     Last name of the borrower.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
PROP_ADDRESS                           Street Name and Number of Property
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
PROP_STATE                             The state where the  property located.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
PROP_ZIP                               Zip code where the property is located.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
BORR_NEXT_PAY_DUE_DATE                 The date that the borrower's next payment is due                    MM/DD/YYYY
                                       to the servicer at the end of processing cycle, as
                                       reported by Servicer.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
LOAN_TYPE                              Loan Type (i.e. FHA, VA, Conv)
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
BANKRUPTCY_FILED_DATE                  The date a particular bankruptcy claim was filed.                   MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
BANKRUPTCY_CHAPTER_CODE                The chapter under which the bankruptcy was filed.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
BANKRUPTCY_CASE_NBR                    The case number assigned by the court to the
                                       bankruptcy filing.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
POST_PETITION_DUE_DATE                 The payment due date once the bankruptcy has been                   MM/DD/YYYY
                                       approved by the courts
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
BANKRUPTCY_DCHRG_DISM_DATE             The Date The Loan Is Removed From Bankruptcy.                       MM/DD/YYYY
                                       Either by Dismissal, Discharged and/or a Motion
                                       For Relief Was Granted.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
LOSS_MIT_APPR_DATE                     The Date The Loss Mitigation Was Approved By The                    MM/DD/YYYY
                                       Servicer
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
LOSS_MIT_TYPE                          The Type Of Loss Mitigation Approved For A Loan
                                       Such As;
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
LOSS_MIT_EST_COMP_DATE                 The Date The Loss Mitigation /Plan Is Scheduled To                  MM/DD/YYYY
                                       End/Close
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
LOSS_MIT_ACT_COMP_DATE                 The Date The Loss Mitigation Is Actually Completed                  MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FRCLSR_APPROVED_DATE                   The date DA Admin sends a letter to the servicer                    MM/DD/YYYY
                                       with instructions to begin foreclosure proceedings.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
ATTORNEY_REFERRAL_DATE                 Date File Was Referred To Attorney to Pursue                        MM/DD/YYYY
                                       Foreclosure
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FIRST_LEGAL_DATE                       Notice of 1st legal filed by an Attorney in a                       MM/DD/YYYY
                                       Foreclosure Action
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FRCLSR_SALE_EXPECTED_DATE              The date by which a foreclosure sale is expected                    MM/DD/YYYY
                                       to occur.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FRCLSR_SALE_DATE                       The actual date of the foreclosure sale.                            MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FRCLSR_SALE_AMT                        The amount a property sold for at the foreclosure          2        No commas(,)
                                       sale.                                                               or dollar
                                                                                                           signs ($)
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
EVICTION_START_DATE                    The date the servicer initiates eviction of the                     MM/DD/YYYY
                                       borrower.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
EVICTION_COMPLETED_DATE                The date the court revokes legal possession of the                  MM/DD/YYYY
                                       property from the borrower.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
LIST_PRICE                             The price at which an REO property is marketed.            2        No commas(,)
                                                                                                           or dollar
                                                                                                           signs ($)
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
LIST_DATE                              The date an REO property is listed at a particular                  MM/DD/YYYY
                                       price.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
OFFER_AMT                              The dollar value of an offer for an REO property.          2        No commas(,)
                                                                                                           or dollar
                                                                                                           signs ($)
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
OFFER_DATE_TIME                        The date an offer is received by DA Admin or by                     MM/DD/YYYY
                                       the Servicer.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
REO_CLOSING_DATE                       The date the REO sale of the property is scheduled                  MM/DD/YYYY
                                       to close.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
REO_ACTUAL_CLOSING_DATE                Actual Date Of REO Sale                                             MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
OCCUPANT_CODE                          Classification of how the property is occupied.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
PROP_CONDITION_CODE                    A code that indicates the condition of the
                                       property.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
PROP_INSPECTION_DATE                   The date a  property inspection is performed.                       MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
APPRAISAL_DATE                         The date the appraisal was done.                                    MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
CURR_PROP_VAL                           The current "as is" value of the property based           2
                                       on brokers price opinion or appraisal.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
REPAIRED_PROP_VAL                      The amount the property would be worth if repairs          2
                                       are completed pursuant to a broker's price opinion
                                       or appraisal.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
If applicable:
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
DELINQ_STATUS_CODE                     FNMA Code Describing Status of Loan
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
DELINQ_REASON_CODE                     The circumstances which caused a borrower to stop
                                       paying on a loan.   Code indicates the reason why
                                       the loan is in default for this cycle.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
MI_CLAIM_FILED_DATE                    Date Mortgage Insurance Claim Was Filed With                        MM/DD/YYYY
                                       Mortgage Insurance Company.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
MI_CLAIM_AMT                           Amount of Mortgage Insurance Claim Filed                            No commas(,)
                                                                                                           or dollar
                                                                                                           signs ($)
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
MI_CLAIM_PAID_DATE                     Date Mortgage Insurance Company Disbursed Claim                     MM/DD/YYYY
                                       Payment
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
MI_CLAIM_AMT_PAID                      Amount Mortgage Insurance Company Paid On Claim            2        No commas(,)
                                                                                                           or dollar
                                                                                                           signs ($)
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
POOL_CLAIM_FILED_DATE                  Date Claim Was Filed With Pool Insurance Company                    MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
POOL_CLAIM_AMT                         Amount of Claim Filed With Pool Insurance Company          2        No commas(,)
                                                                                                           or dollar
                                                                                                           signs ($)
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
POOL_CLAIM_PAID_DATE                   Date Claim Was Settled and The Check Was Issued By                  MM/DD/YYYY
                                       The Pool Insurer
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
POOL_CLAIM_AMT_PAID                    Amount Paid On Claim By Pool Insurance Company             2        No commas(,)
                                                                                                           or dollar
                                                                                                           signs ($)
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FHA_PART_A_CLAIM_FILED_DATE             Date FHA Part A Claim Was Filed With HUD                           MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FHA_PART_A_CLAIM_AMT                    Amount of FHA Part A Claim Filed                          2        No commas(,)
                                                                                                           or dollar
                                                                                                           signs ($)
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FHA_PART_A_CLAIM_PAID_DATE              Date HUD Disbursed Part A Claim Payment                            MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FHA_PART_A_CLAIM_PAID_AMT               Amount HUD Paid on Part A Claim                           2        No commas(,)
                                                                                                           or dollar
                                                                                                           signs ($)
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FHA_PART_B_CLAIM_FILED_DATE              Date FHA Part B Claim Was Filed With HUD                          MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FHA_PART_B_CLAIM_AMT                     Amount of FHA Part B Claim Filed                         2        No commas(,)
                                                                                                           or dollar
                                                                                                           signs ($)
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FHA_PART_B_CLAIM_PAID_DATE                Date HUD Disbursed Part B Claim Payment                          MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FHA_PART_B_CLAIM_PAID_AMT               Amount HUD Paid on Part B Claim                           2        No commas(,)
                                                                                                           or dollar
                                                                                                           signs ($)
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
VA_CLAIM_FILED_DATE                     Date VA Claim Was Filed With the Veterans Admin                    MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
VA_CLAIM_PAID_DATE                      Date Veterans Admin. Disbursed VA Claim Payment                    MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
VA_CLAIM_PAID_AMT                       Amount Veterans Admin. Paid on VA Claim                   2        No commas(,)
                                                                                                           or dollar
                                                                                                           signs ($)
-------------------------------------- ---------------------------------------------------- -------------- ---------------

Exhibit 2: Standard File Codes — Delinquency Reporting

The Loss Mit Type field should show the approved Loss Mitigation Code as follows:
         o    ASUM-     Approved Assumption
         o    BAP-      Borrower Assistance Program
         o    CO-       Charge Off
         o    DIL-      Deed-in-Lieu
         o    FFA-      Formal Forbearance Agreement
         o    MOD-      Loan Modification
         o    PRE-      Pre-Sale
         o    SS-       Short Sale
         o    MISC-     Anything else approved by the PMI or Pool Insurer

NOTE: Wells Fargo Bank will accept alternative Loss Mitigation Types to those above, provided that they are consistent with industry standards.  If Loss Mitigation Types other than those above are used, the
Servicer must supply Wells Fargo Bank with a description of each of the Loss Mitigation Types prior to sending the file.

The Occupant Code field should show the current status of the property code as follows:
         o    Mortgagor
         o    Tenant
         o    Unknown
         o    Vacant

The Property Condition field should show the last reported condition of the property as follows:
         o    Damaged
         o    Excellent
         o    Fair
         o    Gone
         o    Good
         o    Poor
         o    Special Hazard
         o    Unknown

Exhibit 2: Standard File Codes — Delinquency Reporting, Continued

The FNMA Delinquent Reason Code field should show the Reason for Delinquency as follows:

                      ------------------------ ---------------------------------------------------------
                      Delinquency Code         Delinquency Description
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      001                      FNMA-Death of principal mortgagor
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      002                      FNMA-Illness of principal mortgagor
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      003                      FNMA-Illness of mortgagor’s family member
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      004                      FNMA-Death of mortgagor’s family member
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      005                      FNMA-Marital difficulties
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      006                      FNMA-Curtailment of income
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      007                      FNMA-Excessive Obligation
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      008                      FNMA-Abandonment of property
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      009                      FNMA-Distant employee transfer
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      011                      FNMA-Property problem
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      012                      FNMA-Inability to sell property
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      013                      FNMA-Inability to rent property
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      014                      FNMA-Military Service
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      015                      FNMA-Other
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      016                      FNMA-Unemployment
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      017                      FNMA-Business failure
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      019                      FNMA-Casualty loss
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      022                      FNMA-Energy environment costs
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      023                      FNMA-Servicing problems
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      026                      FNMA-Payment adjustment
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      027                      FNMA-Payment dispute
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      029                      FNMA-Transfer of ownership pending
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      030                      FNMA-Fraud
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      031                      FNMA-Unable to contact borrower
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      INC                      FNMA-Incarceration
                      ------------------------ ---------------------------------------------------------

Exhibit 2: Standard File Codes — Delinquency Reporting, Continued

The FNMA Delinquent Status Code field should show the Status of Default as follows:

                      ------------------------ -------------------------------------------------------
                            Status Code        Status Description
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                09             Forbearance
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                17             Pre-foreclosure Sale Closing Plan Accepted
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                24             Government Seizure
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                26             Refinance
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                27             Assumption
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                28             Modification
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                29             Charge-Off
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                30             Third Party Sale
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                31             Probate
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                32             Military Indulgence
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                43             Foreclosure Started
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                44             Deed-in-Lieu Started
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                49             Assignment Completed
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                61             Second Lien Considerations
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                62             Veteran’s Affairs-No Bid
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                63             Veteran’s Affairs-Refund
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                64             Veteran’s Affairs-Buydown
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                65             Chapter 7 Bankruptcy
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                66             Chapter 11 Bankruptcy
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                67             Chapter 13 Bankruptcy
                      ------------------------ -------------------------------------------------------

         26.      The  Agreement  is  hereby  amended  effective  as of the  date  hereof  by  adding  the following new Exhibit K:

                                                     EXHIBIT K

                                        COMPANY’S OBLIGATIONS IN CONNECTION
                                               WITH A RECONSTITUTION

         o        The Company shall (i) possess the ability to service to a  securitization;  (ii) service on a “Scheduled/Scheduled”  reporting basis (advancing through the liquidation of an REO Property),  (iii)
make  compensating  interest  payments on payoffs and  curtailments  and (iv) remit and report to a Master
Servicer in format acceptable to such Master Servicer by the 10th calendar day of each month.

         o        The Company shall provide an acceptable  annual  certification  (officer’s  certificate)
to the  Master  Servicer  (as  required  by the  Sarbanes-Oxley  Act of 2002) as well as any other  annual
certifications   required  under  the   securitization   documents  (i.e.  the  annual   statement  as  to
compliance/annual  independent  certified  public  accountants’  servicing  report  due by March 1 of each year).

         o        The Company  shall allow for the  Purchaser,  the Master  Servicer or their  designee to perform a review of audited financials and net worth of the Company.

         o        The Company  shall provide  information  on each  Custodial  Account as requested by the
Master Servicer or the Purchaser,  and each Custodial Accounts shall comply with the requirements for such accounts as set forth in the securitization documents.

         o        The Company shall maintain its servicing  system in accordance with the  requirements of the Master Servicer.

         27.      The  Agreement  is  hereby  amended  effective  as of the  date  hereof  by  adding  the following new Exhibit L:

                                                     EXHIBIT L

                                           FORM OF COMPANY CERTIFICATION

Re:      The [    ] agreement dated as of [ l, 200[ ] (the “Agreement”), among [IDENTIFY PARTIES]

         I,   ____________________________,   the   _______________________  of  [NAME  OF  COMPANY]  (the
“Company”),   certify  to  [the  Purchaser],  [the  Depositor],  and  the  [Master  Servicer]  [Securities
Administrator]  [Trustee],  and their  officers,  with the  knowledge  and intent that they will rely upon this certification, that:

                  I  have  reviewed  the  servicer  compliance   statement  of  the  Company  provided  in
         accordance  with  Item  1123 of  Regulation  AB  (the  “Compliance  Statement”),  the  report  on assessment of the Company’s  compliance with the servicing  criteria set forth in Item 1122(d) of
         Regulation AB (the  “Servicing  Criteria”),  provided in accordance  with Rules 13a-18 and 15d-18 under  Securities  Exchange  Act of 1934,  as  amended  (the  “Exchange  Act”)  and Item  1122 of
         Regulation AB (the “Servicing  Assessment”),  the registered public accounting firm’s attestation report  provided in  accordance  with Rules  13a-18 and 15d-18 under the Exchange Act and Section
         1122(b) of  Regulation  AB (the  “Attestation  Report”),  and all  servicing  reports,  officer’s certificates  and other  information  relating  to the  servicing  of the  Mortgage  Loans by the
         Company during 200[ ] that were  delivered by the Company to the  [Depositor]  [Master  Servicer]
         [Securities  Administrator]  [Trustee]  pursuant to the  Agreement  (collectively,  the  “Company
         Servicing Information”);

                  Based on my knowledge,  the Company  Servicing  Information,  taken as a whole, does not contain any untrue  statement of a material  fact or omit to state a material  fact  necessary to make the statements  made, in the light of the  circumstances  under which such  statements  were made,  not  misleading  with  respect to the  period of time  covered  by the  Company  Servicing
         Information;

                  Based  on my  knowledge,  all  of  the  Company  Servicing  Information  required  to be provided  by the  Company  under the  Agreement  has been  provided  to the  [Depositor]  [Master
         Servicer] [Securities Administrator] [Trustee];

                  I am  responsible  for  reviewing  the  activities  performed by the Company as servicer under the Agreement,  and based on my knowledge and the compliance  review conducted in preparing the  Compliance  Statement  and except as disclosed in the  Compliance  Statement,  the Servicing
         Assessment  or the  Attestation  Report,  the Company has  fulfilled  its  obligations  under the
         Agreement in all material respects; and

The  Compliance  Statement  required to be delivered by the Company  pursuant to this  Agreement,  and the
Servicing  Assessment  and  Attestation  Report  required  to be  provided  by  the  Company  and  by  any
Subservicer and  Subcontractor  pursuant to the Agreement,  have been provided to the [Depositor]  [Master
Servicer].  Any material  instances of noncompliance  described in such reports have been disclosed to the
[Depositor]  [Master  Servicer].  Any material instance of noncompliance  with the Servicing  Criteria has been disclosed in such reports.

         28.      The  Agreement  is  hereby  amended  effective  as of the  date  hereof  by  adding  the following new Exhibit M:

                                                EXHIBIT M

                                         SUMMARY OF REGULATION AB
                                            SERVICING CRITERIA

NOTE:  This  Exhibit M is  provided  for  convenience  of  reference  only.  In the event of a conflict or inconsistency  between the terms of this Exhibit M and the text of  Regulation  AB, the text of Regulation
AB, its adopting release and other public statements of the SEC shall control.

Item 1122(d)

         (i)      General servicing considerations.

                  (A)      Policies and  procedures  are  instituted to monitor any  performance  or other triggers and events of default in accordance with the transaction agreements.

                  (B)      If any material servicing activities are outsourced to third parties,  policies and  procedures  are  instituted  to  monitor  the third  party’s  performance  and  compliance  with such servicing activities.

                  (C)      Any  requirements in the transaction  agreements to maintain a back-up servicer for the mortgage loans are maintained.

                  (D)      A  fidelity  bond and  errors  and  omissions  policy is in effect on the party participating  in the  servicing  function  throughout  the  reporting  period in the  amount of  coverage required by and otherwise in accordance with the terms of the transaction agreements.

         (ii)     Cash collection and administration.

                  (A)      Payments on mortgage  loans are deposited into the  appropriate  custodial bank accounts and related bank clearing  accounts no more than two business  days  following  receipt,  or such other number of days specified in the transaction agreements.

                  (B)      Disbursements  made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.

                  (C)      Advances  of  funds  or  guarantees  regarding   collections,   cash  flows  or
distributions,  and any interest or other fees charged for such advances,  are made, reviewed and approved as specified in the transaction agreements.

                  (D)      The related  accounts for the  transaction,  such as cash  reserve  accounts or accounts  established as a form of  overcollateralization,  are separately  maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.

                  (E)      Each  custodial  account  is  maintained  at  a  federally  insured  depository institution  as set forth in the  transaction  agreements.  For  purposes  of this  criterion,  “federally insured  depository  institution”  with  respect  to a  foreign  financial  institution  means  a  foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.

                  (F)      Unissued checks are safeguarded so as to prevent unauthorized access.

                  (G)      Reconciliations   are  prepared  on  a  monthly  basis  for  all   asset-backed
securities  related bank  accounts,  including  custodial  accounts and related  bank  clearing  accounts.
These  reconciliations  are (A)  mathematically  accurate;  (B) prepared within 30 calendar days after the bank statement  cutoff date, or such other number of days  specified in the  transaction  agreements;  (C)
reviewed and approved by someone  other than the person who prepared the  reconciliation;  and (D) contain explanations  for  reconciling  items.  These  reconciling  items are resolved  within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

         (iii)    Investor remittances and reporting.

                  (A)      Reports to  investors,  including  those to be filed with the  Commission,  are maintained  in  accordance  with  the  transaction  agreements  and  applicable  Commission  requirements.
Specifically,  such reports (A) are prepared in accordance  with  timeframes  and other terms set forth in the transaction  agreements;  (B) provide information calculated in accordance with the terms specified in the transaction  agreements;  (C) are filed with the Commission as required by its rules and  regulations;
and (D) agree with  investors’  or the  trustee’s  records as to the total  unpaid  principal  balance and number of mortgage loans serviced by the Servicer.

                  (B)      Amounts  due to  investors  are  allocated  and  remitted  in  accordance  with timeframes, distribution priority and other terms set forth in the transaction agreements.

                  (C)      Disbursements  made to an investor are posted  within two business  days to the
Servicer’s investor records, or such other number of days specified in the transaction agreements.

                  (D)      Amounts  remitted to investors per the investor  reports  agree with  cancelled checks, or other form of payment, or custodial bank statements.

         (iv)     Mortgage Loan administration.

                  (A)      Collateral  or  security  on mortgage  loans is  maintained  as required by the transaction agreements or related mortgage loan documents.

                  (B)      Mortgage  loan  and  related  documents  are  safeguarded  as  required  by the transaction agreements.

                  (C)      Any additions,  removals or substitutions to the asset pool are made,  reviewed and approved in accordance with any conditions or requirements in the transaction agreements.

                  (D)      Payments on mortgage loans,  including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s  obligor records  maintained no more than two business days after receipt,  or such other number of days specified in the  transaction  agreements,  and allocated to principal,  interest or other items (e.g.,  escrow) in accordance  with the related  mortgage loan documents.

                  (E)      The Servicer’s  records  regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.

                  (F)      Changes  with  respect to the terms or status of an  obligor’s  mortgage  loans
(e.g.,  loan  modifications  or  re-agings)  are made,  reviewed and approved by  authorized  personnel in accordance with the transaction agreements and related mortgage loan documents.

                  (G)      Loss mitigation or recovery  actions (e.g.,  forbearance  plans,  modifications and  deeds  in  lieu of  foreclosure,  foreclosures  and  repossessions,  as  applicable)  are  initiated, conducted  and concluded in  accordance  with the  timeframes  or other  requirements  established  by the transaction agreements.

                  (H)      Records  documenting  collection  efforts  are  maintained  during the period a mortgage loan is delinquent in accordance  with the  transaction  agreements.  Such records are maintained on at least a monthly basis, or such other period  specified in the transaction  agreements,  and describe the entity’s  activities in monitoring  delinquent  mortgage loans  including,  for example,  phone calls, letters and payment  rescheduling  plans in cases where delinquency is deemed temporary (e.g.,  illness or unemployment).

                  (I)      Adjustments  to  interest  rates or rates of return  for  mortgage  loans  with variable rates are computed based on the related mortgage loan documents.

                  (J)      Regarding  any funds  held in trust for an obligor  (such as escrow  accounts):
(A) such funds are analyzed,  in accordance  with the obligor’s  mortgage loan  documents,  on at least an annual basis,  or such other period  specified in the transaction  agreements;  (B) interest on such funds is paid, or credited,  to obligors in accordance with  applicable  mortgage loan documents and state laws;
and (C) such funds are returned to the obligor  within 30 calendar  days of full  repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.

                  (K)      Payments made on behalf of an obligor  (such as tax or insurance  payments) are made on or before the related  penalty or  expiration  dates,  as  indicated on the  appropriate  bills or notices  for such  payments,  provided  that such  support has been  received by the  Servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

                  (L)      Any late payment  penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer’s  funds and not charged to the obligor,  unless the late payment was due to the obligor’s error or omission.

                  (M)      Disbursements  made on behalf of an obligor are posted within two business days to the  obligor’s  records  maintained  by the  Servicer,  or such other  number of days  specified in the transaction agreements.

                  (N)      Delinquencies,  charge-offs  and  uncollectable  accounts  are  recognized  and recorded in accordance with the transaction agreements.

                  (O)      Any  external  enhancement  or other  support,  identified  in Item  1114(a)(1)
through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

         29.      The  Agreement  is  hereby  amended  effective  as of the  date  hereof  by  adding  the following new Exhibit N:

                                                EXHIBIT N

                             SUMMARY OF APPLICABLE REGULATION AB REQUIREMENTS

NOTE:  This  Exhibit N is  provided  for  convenience  of  reference  only.  In the event of a conflict or inconsistency  between the terms of this Exhibit N and the text of  Regulation  AB, the text of Regulation
AB, its adopting release and other public statements of the SEC shall control.

Item 1105(a)(1)-(3) and (c)

         -Provide  static  pool  information  with  respect  to  mortgage  loans that were  originated  or purchased by the Company and which are of the same type as the Mortgage Loans.

         -Provide static pool information regarding  delinquencies,  cumulative losses and prepayments for prior securitized pools of the Company.

         -If the  Company  has less than 3 years  experience  securitizing  assets of the same type as the
Mortgage  Loans,  provide  the static  pool  information  by vintage  origination  years  regarding  loans originated or purchased by the Company,  instead of by prior securitized pool. A vintage  origination year represents mortgage loans originated during the same year.

         -Such static pool  information  shall be for the prior five years,  or for so long as the Company has been originating or purchasing (in the case of data by vintage  origination  year) or securitizing (in the case of data by prior securitized pools) such mortgage loans if for less than five years.

         -The static pool  information for each vintage  origination  year or prior  securitized  pool, as applicable,  shall be presented in monthly  increments over the life of the mortgage loans included in the vintage origination year or prior securitized pool.

         -Provide summary  information for the original  characteristics of the prior securitized pools or vintage  origination years, as applicable and material,  including:  number of pool assets,  original pool balance,  weighted  average initial loan balance,  weighted  average  mortgage rate,  weighted average and minimum and maximum  FICO,  product  type,  loan  purpose,  weighted  average and minimum and maximum LTV, distribution of loans by mortgage rate, and geographic concentrations of 5% or more.

Item 1108(b) and (c)

         Provide the following  information  with respect to each  servicer  that will service,  including interim service,  20% or more of the mortgage loans in any loan group in the securitization  issued in the
Pass-Through Transfer:

         -a description of the Company’s form of organization;

         -a description of how long the Company has been servicing  residential  mortgage loans; a general discussion  of the  Company’s  experience  in  servicing  assets  of any  type as well as a more  detailed discussion of the  Company’s  experience  in, and  procedures  for the servicing  function it will perform under this Agreement and any Reconstitution  Agreements;  information regarding the size,  composition and growth of the  Company’s  portfolio  of  mortgage  loans of the type  similar  to the  Mortgage  Loans and information  on factors  related to the Company that may be material to any  analysis of the  servicing of the Mortgage Loans or the related asset-backed  securities,  as applicable,  including whether any default or servicing related  performance  trigger has occurred as to any other  securitization  due to any act or failure to act of the Company,  whether any material  noncompliance with applicable  servicing criteria as to any other  securitization has been disclosed or reported by the Company,  and the extent of outsourcing the Company uses;

         -a description of any material  changes to the Company’s  policies or procedures in the servicing function it will perform under this  Agreement and any  Reconstitution  Agreements  for mortgage  loans of the type similar to the Mortgage Loans during the past three years;

         -information  regarding the Company’s  financial condition to the extent that there is a material risk that the effect on one or more aspects of servicing  resulting  from such financial  condition  could have a material impact on the performance of the securities  issued in the  Pass-Through  Transfer,  or on servicing of mortgage loans of the same asset type as the Mortgage Loans;

         -any  special or unique  factors  involved in  servicing  loans of the same type as the  Mortgage
Loans, and the Company’s processes and procedures designed to address such factors;

         -statistical  information  regarding  principal and interest  advances made by the Company on the
Mortgage Loans and the Company’s overall servicing portfolio for the past three years; and

         -the Company’s process for handling delinquencies,  losses,  bankruptcies and recoveries, such as through liquidation of REO Properties, foreclosure, sale of the Mortgage Loans or workouts.

Item 1110(a)

         -Identify any originator or group of affiliated  originators that  originated,  or is expected to originate,  10% or more of the  mortgage  loans in any  loan  group in the  securitization  issued  in the
Pass-Through Transfer.

Item 1110(b)

         Provide  the  following  information  with  respect  to any  originator  or group  of  affiliated originators  that originated,  or is expected to originate,  20% or more of the mortgage loans in any loan group in the securitization issued in the Pass-Through Transfer:

         -the Company’s form of organization; and

         -a  description  of the Company’s  origination  program and how long the Company has been engaged in originating  residential  mortgage loans,  which description must include a discussion of the Company’s experience  in  originating  mortgage  loans  of the  same  type as the  Mortgage  Loans  and  information regarding the size and  composition of the Company’s  origination  portfolio as well as  information  that may be  material  to an  analysis  of the  performance  of  the  Mortgage  Loans,  such  as the  Company’s credit-granting or underwriting criteria for mortgage loans of the same type as the Mortgage Loans.

Item 1117

         -describe  any legal  proceedings  pending  against the  Company or against any of its  property, including any proceedings  known to be contemplated by governmental  authorities,  that may be material to the holders of the securities issued in the Pass-Through Transfer.

Item 1119(a)

         -describe any  affiliations of the Company,  each other originator of the Mortgage Loans and each
Subservicer with the sponsor,  depositor,  issuing entity,  trustee,  any originator,  any other servicer, any  significant  obligor,  enhancement or support  provider or any other material  parties related to the
Pass-Through Transfer.

Item 1119(b)

         -describe  any  business  relationship,  agreement,  arrangement,  transaction  or  understanding entered  into  outside of the  ordinary  course of business  or on terms  other than those  obtained in an arm’s length transaction with an unrelated third party, apart from the Pass-Through Transfer,  between the
Company,  each  other  originator  of the  Mortgage  Loans  and  each  Subservicer,  or  their  respective affiliates,  and the sponsor,  depositor or issuing  entity or their  respective  affiliates,  that exists currently  or has  existed  during the past two years,  that may be material  to the  understanding  of an investor in the securities issued in the Pass-Through Transfer.

Item 1119(c)

         -describe  any  business  relationship,  agreement,  arrangement,  transaction  or  understanding involving or relating to the Mortgage  Loans or the  Pass-Through  Transfer,  including the material terms and approximate dollar amount involved,  between the Company,  each other originator of the Mortgage Loans and each  Subservicer,  or their  respective  affiliates  and the sponsor,  depositor or issuing entity or their respective affiliates, that exists currently or has existed during the past two years.

         30.      The  Agreement  is  hereby  amended  effective  as of the  date  hereof  by  adding  the following new Exhibit O:

                                                EXHIBIT O

                      SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

         The  assessment  of  compliance  to be delivered by [the  Company]  [Name of  Subservicer]  shall address, at a minimum, the criteria identified as below as “Applicable Servicing Criteria”:

--------------------------------------------------------------------------------------------- -----------------------
                                     Servicing Criteria                                        Applicable Servicing
                                                                                                     Criteria
--------------------------------------------------------------------------------------------- -----------------------
      Reference                                       Criteria
----------------------- --------------------------------------------------------------------- -----------------------
                                          General Servicing Considerations
-----------------------                                                                       -----------------------
1122(d)(1)(i)           Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.
-----------------------                                                                       -----------------------
1122(d)(1)(ii)          If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.
-----------------------                                                                       -----------------------
1122(d)(1)(iii)         Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.
-----------------------                                                                       -----------------------
1122(d)(1)(iv)          A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction
                        agreements.
-----------------------                                                                       -----------------------
                                         Cash Collection and Administration
-----------------------                                                                       -----------------------
1122(d)(2)(i)           Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
-----------------------                                                                       -----------------------
1122(d)(2)(ii)          Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.
-----------------------                                                                       -----------------------
1122(d)(2)(iii)         Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
-----------------------                                                                       -----------------------
                        The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of
                        overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction
1122(d)(2)(iv)          agreements.
-----------------------                                                                       -----------------------
1122(d)(2)(v)           Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements.
                        For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule
                        13k-1(b)(1) of the Securities Exchange Act.
-----------------------                                                                       -----------------------
1122(d)(2)(vi)          Unissued checks are safeguarded so as to prevent unauthorized access.
-----------------------                                                                       -----------------------
1122(d)(2)(vii)          Reconciliations are prepared on a monthly basis for all
                        asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items.
                        These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
-----------------------                                                                       -----------------------
                                         Investor Remittances and Reporting
-----------------------                                                                       -----------------------
1122(d)(3)(i)           Reports to investors, including those to be filed with the
                        Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with
                        investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the
                        Servicer.
-----------------------                                                                       -----------------------
1122(d)(3)(ii)          Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.
-----------------------                                                                       -----------------------
                        Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of
1122(d)(3)(iii)         days specified in the transaction agreements.
-----------------------                                                                       -----------------------
                        Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank
1122(d)(3)(iv)          statements.
-----------------------                                                                       -----------------------
                                             Pool Asset Administration
-----------------------                                                                       -----------------------
1122(d)(4)(i)            Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.
-----------------------                                                                       -----------------------
                        Mortgage loan and related documents are safeguarded as required by
1122(d)(4)(ii)          the transaction agreements
-----------------------                                                                       -----------------------
1122(d)(4)(iii)         Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.
-----------------------                                                                       -----------------------
1122(d)(4)(iv)          Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
-----------------------                                                                       -----------------------
1122(d)(4)(v)           The Servicer’s records regarding the mortgage loans agree with the
                        Servicer’s records with respect to an obligor’s unpaid principal balance.
-----------------------                                                                       -----------------------
1122(d)(4)(vi)          Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
-----------------------                                                                       -----------------------
1122(d)(4)(vii)         Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
-----------------------                                                                       -----------------------
1122(d)(4)(viii)        Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
-----------------------                                                                       -----------------------
1122(d)(4)(ix)          Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.
-----------------------                                                                       -----------------------
1122(d)(4)(x)           Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B)
                        interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws;
                        and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
-----------------------                                                                       -----------------------
1122(d)(4)(xi)          Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
-----------------------                                                                       -----------------------
1122(d)(4)(xii)         Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
-----------------------                                                                       -----------------------
                        Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction
1122(d)(4)(xiii)        agreements.
-----------------------                                                                       -----------------------
1122(d)(4)(xiv)          Delinquencies, charge-offs and uncollectible accounts are
                        recognized and recorded in accordance with the transaction agreements.
-----------------------                                                                       -----------------------
                        Any external enhancement or other support, identified in Item
                        1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained
1122(d)(4)(xv)          as set forth in the transaction agreements.
-----------------------                                                                       -----------------------
                        ---------------------------------------------------------------------

----------------------- --------------------------------------------------------------------- -----------------------

                                                     [NAME OF COMPANY] [NAME OF SUBSERVICER]

                                                     Date:    _________________________

                                                     By:      _________________________
                                                     Name:
                                                     Title:

         31.      The Agreement is hereby amended as of the date hereof by adding the following new
Exhibit P:

                                                     EXHIBIT P

                                   REPORTING DATA FOR REALIZED LOSSES AND GAINS

                      Calculation of Realized Loss/Gain Form 332— Instruction Sheet

         NOTE:  Do not net or combine items.  Show all expenses individually and all credits as separate line items.  Claim packages are due on the remittance report date.  Late submissions may result in claims not being passed until the following month.  The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.

                           The numbers on the 332 form correspond with the numbers listed below.

         Liquidation and Acquisition Expenses:
         1.       The Actual Unpaid Principal Balance of the Mortgage Loan.  For documentation, an
                  Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

         2.       The Total Interest Due less the aggregate amount of servicing fee that would have been earned if all delinquent payments had been made as agreed. For documentation, an
                  Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

         3.       Accrued Servicing Fees based upon the Scheduled Principal Balance of the Mortgage Loan as calculated on a monthly basis. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

         4-12.    Complete as applicable.  Required documentation:

                  *  For taxes and insurance advances — see page 2 of 332 form - breakdown required showing period

                     of coverage, base tax, interest, penalty.  Advances prior to default require evidence of servicer efforts to recover advances.

                   *  For escrow advances - complete payment history

                      (to calculate advances from last positive escrow balance forward)

                  *  Other expenses -  copies of corporate advance history showing all payments

                  *  REO repairs > $1500 require explanation

                  *  REO repairs >$3000 require evidence of at least 2 bids.

                  *  Short Sale or Charge Off require P&L supporting the decision and WFB’s approved
                  Officer Certificate

                  *  Unusual or extraordinary items may require further documentation.

         13.      The total of lines 1 through 12.

         Credits:

         14-21.   Complete as applicable.  Required documentation:

                  * Copy of the HUD 1 from the REO sale.  If a 3rd Party Sale, bid instructions and
                  Escrow Agent / Attorney

                     Letter of Proceeds Breakdown.

                  *  Copy of EOB for any MI or gov't guarantee

                  *  All other credits need to be clearly defined on the 332 form

         22.      The total of lines 14 through 21.

         Please Note:      For HUD/VA loans, use line (18a) for Part A/Initial proceeds and line (18b)
                           for Part B/Supplemental proceeds.

         Total Realized Loss (or Amount of Any Gain)
         23.      The  total  derived  from  subtracting  line 22 from  13.  If the  amount  represents  a
                  realized gain, show the amount in parenthesis (   ).

                                Calculation of Realized Loss/Gain Form 332

         Prepared by:  __________________                     Date:  _______________
         Phone:  ______________________   Email Address:_____________________

----------------------------------    --------------------------------------    --------------------------------------------
Servicer Loan No.                     Servicer Name                             Servicer Address

----------------------------------    --------------------------------------    --------------------------------------------

         WELLS FARGO BANK, N.A. Loan No._____________________________

         Borrower's Name: _________________________________________________________
         Property Address: _________________________________________________________

         Liquidation Type:  REO Sale                  3rd Party Sale            Short Sale       Charge
         Off

         Was this loan granted a Bankruptcy deficiency or cramdown              Yes         No
         If “Yes”, provide deficiency or cramdown amount _______________________________

         Liquidation and Acquisition Expenses:
         (1)  Actual Unpaid Principal Balance of Mortgage Loan         $ ______________ (1)
         (2)  Interest accrued at Net Rate                                       ________________(2)
         (3)  Accrued Servicing Fees                                             ________________(3)
         (4)  Attorney's Fees                                                    ________________(4)
         (5)  Taxes (see page 2)                                                 ________________(5)
         (6)  Property Maintenance                                              ________________ (6)
         (7)  MI/Hazard Insurance Premiums (see page 2)                          ________________(7)
         (8)  Utility Expenses                                                   ________________(8)
         (9)  Appraisal/BPO                                             ________________(9)
         (10) Property Inspections                                               ________________(10)
         (11) FC Costs/Other Legal Expenses                             ________________(11)
         (12) Other (itemize)                                                    ________________(12)
                  Cash for Keys__________________________               ________________(12)
                  HOA/Condo Fees_______________________                 ________________(12)
                  ______________________________________                ________________(12)

                  Total Expenses                                                $ _______________(13)
         Credits:
         (14) Escrow Balance                                                    $ _______________(14)
         (15) HIP Refund                                                        ________________ (15)
         (16) Rental Receipts                                                   ________________ (16)
         (17) Hazard Loss Proceeds                                              ________________ (17)
         (18) Primary Mortgage Insurance / Gov’t Insurance                      ________________ (18a)
         HUD Part A

         ________________           (18b) HUD Part B
         (19) Pool Insurance Proceeds                                           ________________ (19)
         (20) Proceeds from Sale of Acquired Property                  ________________ (20)
         (21) Other (itemize)                                                   ________________ (21)
              _________________________________________                ________________ (21)

              Total Credits                                            $________________(22)
         Total Realized Loss (or Amount of Gain)                       $________________(23)

Escrow Disbursement Detail

------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------
      Type           Date Paid        Period of       Total Paid      Base Amount       Penalties        Interest
   (Tax /Ins.)                        Coverage
------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------
------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------

------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------
------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------

------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------
------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------

------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------
------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------

------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------
------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------

------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------
------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------

------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------
------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------

------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------
------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------

------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------

         32.      Except as amended  above,  the Agreement  shall  continue to be in full force and effect in accordance with its terms.

         33.      This  Amendment  may be executed  by one or more of the parties  hereto on any number of separate  counterparts and of said  counterparts  taken together shall be deemed to constitute one and the same instrument.

                                         [SIGNATURE PAGES FOLLOW]

         IN WITNESS  WHEREOF,  the following  parties have caused their names to be signed hereto by their
respective    officers    thereunto   duly   authorized   as   of   the   day   and   year   first   above
written.

                                                              EMC MORTGAGE CORPORATION,
                                                                       as Purchaser

                                                              By:
                                                              Name:
                                                              Title:

                                                              GREENPOINT MORTGAGE FUNDING, INC.,
                                                                       as Company

                                                              By:
                                                              Name:
                                                              Title:

                                                                                               EXHIBIT H-8

                                         EMC MORTGAGE CORPORATION
                                                Purchaser,

                          SAVANNAH BANK, NA dba HARBOURSIDE MORTGAGE CORPORATION

                                                 Company,

                               PURCHASE, WARRANTIES AND SERVICING AGREEMENT
                                        Dated as of April 1, 2005

                                (Fixed and Adjustable Rate Mortgage Loans)

                                                ARTICLE I

Section 1.01     Defined Terms............................................................................2

                                                ARTICLE II

                                               ARTICLE III

                                                ARTICLE IV

Section 4.08     Payment of Taxes, Insurance and Other Charges; Maintenance of Primary Mortgage

                                                ARTICLE V

                                                ARTICLE VI

                                               ARTICLE VII

Section 7.01      Company Shall Provide Information as Reasonably Required...............................57

                                               ARTICLE VIII

                                                ARTICLE IX

Section 9.01     Events of Default.......................................................................61
Section 9.02     Waiver of Defaults......................................................................62

                                                ARTICLE X

Section 10.01     Termination............................................................................62
Section 10.02     Termination without cause..............................................................63

                                                ARTICLE XI

Section 11.19     Monthly Reporting with Respect to a Reconstitution......................................
EXHIBITS
   A                    Contents of Mortgage File
   B                    Custodial Account Letter Agreement
   C                    Escrow Account Letter Agreement
   D                    Form of Assignment, Assumption and Recognition Agreement
   E                    Form of Trial Balance
   F                    [reserved]
   G                    Request for Release of Documents and Receipt
   H                    Company's Underwriting Guidelines
   I                    Form of Term Sheet
   J                    Reconstituted Mortgage Loan Reporting

         This is a  Purchase,  Warranties  and  Servicing  Agreement,  dated as of  April  1,  2005 and is executed  between EMC MORTGAGE  CORPORATION,  as Purchaser,  with offices  located at Mac Arthur Ridge II,
909 Hidden Ridge Drive,  Suite 200,  Irving,  Texas 75038 (the  "Purchaser"),  and Savannah  Bank,  NA dba
Harbourside  Mortgage  Corporation,  with offices  located at 23-B Shelter Cove Lane,  Hilton Head,  South
Carolina  29928 (the "Company").

                                          W I T N E S S E T H :

         WHEREAS,  the  Purchaser has  heretofore  agreed to purchase from the Company and the Company has heretofore  agreed to sell to the  Purchaser,  from time to time,  certain  Mortgage  Loans on a servicing retained basis;

         WHEREAS,  each of the Mortgage  Loans is secured by a mortgage,  deed of trust or other  security instrument  creating a first lien on a residential  dwelling located in the jurisdiction  indicated on the
Mortgage Loan Schedule, which is annexed to the related Term Sheet; and

         WHEREAS,  the Purchaser and the Company wish to prescribe the  representations  and warranties of the Company with respect to itself and the Mortgage  Loans and the  management,  servicing  and control of the Mortgage Loans;

         NOW,  THEREFORE,  in consideration of the mutual agreements  hereinafter set forth, and for other good and valuable consideration,  the receipt and adequacy of which is hereby acknowledged,  the Purchaser and the Company agree as follows:

                                                ARTICLE I

                                               DEFINITIONS

         Section 1.01  Defined Terms.

         Whenever used in this Agreement,  the following words and phrases,  unless the context  otherwise requires, shall have the following meaning specified in this Article:

         Accepted  Servicing  Practices:  With  respect to any Mortgage  Loan,  those  mortgage  servicing practices  (including  collection  procedures)  of prudent  mortgage  banking  institutions  which service mortgage  loans of the same type as such Mortgage  Loan in the  jurisdiction  where the related  Mortgaged
Property is located,  and which are in accordance with Fannie Mae servicing practices and procedures,  for
MBS pool mortgages, as defined in the Fannie Mae Guides including future updates.

         Adjustment  Date:  As to each  adjustable  rate  Mortgage  Loan,  the date on which the  Mortgage
Interest Rate is adjusted in accordance with the terms of the related Mortgage Note.

         Agreement:  This Purchase,  Warranties  and Servicing  Agreement  including all exhibits  hereto, amendments hereof and supplements hereto.

         Appraised Value:  With respect to any Mortgaged  Property,  the value thereof as determined by an appraisal  made for the  originator of the Mortgage Loan at the time of  origination  of the Mortgage Loan by an appraiser who met the requirements of the Company and Fannie Mae.

         Assignment:  An  individual  assignment  of  the  Mortgage,  notice  of  transfer  or  equivalent instrument,  in  recordable  form,  sufficient  under the laws of the  jurisdiction  wherein  the  related
Mortgaged Property is located to reflect of record the sale or transfer of the Mortgage Loan.

         BIF:  The Bank Insurance Fund, or any successor thereto.

         Business  Day:  Any day other  than:  (i) a Saturday  or Sunday,  or (ii) a legal  holiday in the
State of New York or State of South  Carolina,  or (iii) a day on which  banks in the State of New York or
State of South Carolina are authorized or obligated by law or executive order to be closed.

         Closing Date: With respect to any Mortgage Loan, the date stated on the related Term Sheet.

         Code:             The Internal Revenue Code of 1986, or any successor statute thereto.

         Company:  Savannah Bank NA dba Harbourside Mortgage  Corporation,  its successors in interest and assigns, as permitted by this Agreement.

         Company's Officer's  Certificate:  A certificate signed by the Chairman of the Board,  President, any Vice  President  or  Treasurer  of Company  stating the date by which  Company  expects to receive any missing documents sent for recording from the applicable recording office.

         Condemnation  Proceeds:  All awards or  settlements in respect of a Mortgaged  Property,  whether permanent or temporary,  partial or entire,  by exercise of the power of eminent  domain or  condemnation, to the extent not  required  to be released to a  Mortgagor  in  accordance  with the terms of the related
Mortgage Loan Documents.

         Confirmation:  The  trade  confirmation  letter  between  the  Purchaser  and the  Company  which relates to the Mortgage Loans.

         Consumer Information:  Information including,  but not limited to, all personal information about
Mortgagors that is supplied to the Purchaser by or on behalf of the Company.

         Co-op Lease:  With respect to a Co-op Loan,  the lease with respect to a dwelling  unit  occupied by the Mortgagor and relating to the stock allocated to the related dwelling unit.

         Co-op Loan:  A Mortgage  Loan secured by the pledge of stock  allocated  to a dwelling  unit in a residential cooperative housing corporation and a collateral assignment of the related Co-op Lease.

         Current Appraised Value:   With  respect  to  any  Mortgaged  Property,   the  value  thereof  as
determined by an appraisal made for the Company (by an appraiser who met the  requirements  of the Company and Fannie Mae) at the request of a Mortgagor  for the purpose of canceling a Primary  Mortgage  Insurance
Policy in accordance  with federal,  state and local laws and regulations or otherwise made at the request of the Company or Mortgagor.

         Current LTV:      The ratio of the Stated  Principal  Balance of a Mortgage  Loan to the  Current
Appraised Value of the Mortgaged Property.

         Custodial  Account:  Each separate demand account or accounts created and maintained  pursuant to
Section  4.04 which shall be entitled  "[_____________________],  in trust for the  [Purchaser],  Owner of
Adjustable  Rate  Mortgage  Loans" and shall be  established  in an Eligible  Account,  in the name of the
Person that is the "Purchaser" with respect to the related Mortgage Loans.

         Custodian:  With respect to any Mortgage Loan,  the entity stated on the related Term Sheet,  and its successors and assigns, as custodian for the Purchaser.

         Cut-off Date: With respect to any Mortgage Loan, the date stated on the related Term Sheet.

         Determination  Date:  The 15th day (or if such 15th day is not a Business  Day,  the Business Day immediately preceding such 15th day) of the month of the related Remittance Date.

         Due  Date:  The day of the  month  on  which  the  Monthly  Payment  is due on a  Mortgage  Loan, exclusive of any days of grace, which is the first day of the month.

         Due Period:  With respect to any  Remittance  Date,  the period  commencing  on the second day of the month  preceding  the month of such  Remittance  Date and  ending on the first day of the month of the
Remittance Date.

         Eligible  Account:  An account  established  and  maintained:  (i) within FDIC  insured  accounts created,  maintained and monitored by the Company so that all funds  deposited  therein are fully insured, or (ii) as a trust  account with the  corporate  trust  department  of a depository  institution  or trust company  organized  under the laws of the United States of America or any one of the states thereof or the
District of Columbia  which is not  affiliated  with the  Company (or any  sub-servicer)  or (iii) with an
entity  which  is  an   institution   whose   deposits  are  insured  by  the  FDIC,   the  unsecured  and
uncollateralized  long-term  debt  obligations of which shall be rated "A2" or higher by Standard & Poor's and "A" or higher by Fitch,  Inc. or one of the two highest  short-term  ratings by any applicable  Rating
Agency,  and which is either (a) a federal savings  association  duly organized,  validly  existing and in good standing under the federal banking laws, (b) an institution  duly organized,  validly existing and in good standing under the applicable  banking laws of any state,  (c) a national banking  association  under the federal banking laws, or (d) a principal  subsidiary of a bank holding  company,  or (iv) if ownership of the Mortgage Loans is evidenced by  mortgaged-backed  securities,  the equivalent  required  ratings of each Rating  Agency,  and held such that the rights of the Purchaser  and the owner of the Mortgage  Loans shall be fully protected  against the claims of any creditors of the Company (or any  sub-servicer) and of any creditors or depositors  of the  institution  in which such account is maintained or (v) in a separate non-trust  account  without  FDIC or other  insurance  in an  Eligible  Institution.  In the event  that a
Custodial  Account is established  pursuant to clause (iii),  (iv) or (v) of the preceding  sentence,  the
Company shall provide the  Purchaser  with written  notice on the Business Day following the date on which the applicable institution fails to meet the applicable ratings requirements.

         Eligible  Institution:  [______________],  or an  institution  having (i) the highest  short-term debt  rating,  and one of the two  highest  long-term  debt  ratings of each Rating  Agency;  or (ii) with respect to any Custodial  Account,  an unsecured  long-term debt rating of at least one of the two highest unsecured long-term debt ratings of each Rating Agency.

         Equity  Take-Out  Refinanced  Mortgage  Loan:  A Refinanced  Mortgage  Loan the proceeds of which were in excess of the  outstanding  principal  balance  of the  existing  mortgage  loan as defined in the
Fannie Mae Guide(s).

         Escrow  Account:  Each separate  trust  account or accounts  created and  maintained  pursuant to
Section  4.06  which  shall be  entitled  "__________________,  in  trust  for the  [Purchaser],  Owner of
Adjustable Rate Mortgage Loans, and various  Mortgagors" and shall be established in an Eligible  Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

         Escrow  Payments:  With respect to any Mortgage  Loan,  the amounts  constituting  ground  rents, taxes,  assessments,  water rates, sewer rents, municipal charges,  mortgage insurance premiums,  fire and hazard insurance  premiums,  condominium  charges,  and any other payments  required to be escrowed by the
Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

         Event of Default:  Any one of the conditions or circumstances enumerated in Section 9.01.

         Fannie Mae:       The Federal National Mortgage Association, or any successor thereto.

         Fannie Mae  Guide(s):  The Fannie Mae Selling  Guide and the Fannie Mae  Servicing  Guide and all
amendments or additions thereto.

         FDIC:  The Federal Deposit Insurance Corporation, or any successor thereto.

         FHLMC:  The Federal Home Loan Mortgage Corporation, or any successor thereto.

         FHLMC Guide:  The FHLMC  Single  Family  Seller/Servicer  Guide and all  amendments  or additions thereto.

         Fidelity Bond:  A fidelity bond to be maintained by the Company pursuant to Section 4.12.

         FIRREA:  The Financial Institutions Reform, Recovery, and Enforcement Act of 1989.

         First  Remittance  Date:  With respect to any Mortgage Loan, the Remittance Date occurring in the month following the month in which the related Closing Date occurs.

         GAAP:  Generally accepted accounting principles, consistently applied.

         HUD:  The United States Department of Housing and Urban Development or any successor thereto.

         Index:  With  respect  to  any  adjustable  rate  Mortgage  Loan,  the  index  identified  on the
Mortgage  Loan  Schedule and set forth in the related  Mortgage  Note for the purpose of  calculating  the interest rate thereon.

         Initial Rate Cap: As to each  adjustable  rate  Mortgage  Loan,  where  applicable,  the  maximum increase or decrease in the Mortgage Interest Rate on the first Adjustment Date.

         Insurance  Proceeds:  With  respect  to  each  Mortgage  Loan,  proceeds  of  insurance  policies insuring the Mortgage Loan or the related Mortgaged Property.

         Lender Paid Mortgage  Insurance  Rate:  The Lender Paid Mortgage  Insurance  Rate shall be a rate per annum equal to the percentage shown on the Mortgage Loan Schedule.

         Lender  Primary  Mortgage  Insurance  Policy:  Any Primary  Mortgage  Insurance  Policy for which premiums are paid by the Company.

         Lifetime  Rate Cap: As to each  adjustable  rate Mortgage  Loan,  the maximum  Mortgage  Interest
Rate over the term of such Mortgage Loan.

         Liquidation  Proceeds:  Cash received in connection with the liquidation of a defaulted  Mortgage
Loan,  whether through the sale or assignment of such Mortgage Loan,  trustee's sale,  foreclosure sale or otherwise.

         Loan-to-Value  Ratio or LTV:  With  respect  to any  Mortgage  Loan,  the  ratio of the  original outstanding  principal  amount of the Mortgage Loan, to (i) the Appraised Value of the Mortgaged  Property
as of the  Origination  Date with  respect  to a  Refinanced  Mortgage  Loan,  and (ii) the  lesser of the
Appraised  Value  of the  Mortgaged  Property  as of the  Origination  Date or the  purchase  price of the
Mortgaged Property with respect to all other Mortgage Loans.

         Margin:  With respect to each  adjustable  rate Mortgage  Loan, the fixed  percentage  amount set forth  in each  related  Mortgage  Note  which is added to the  Index in order to  determine  the  related
Mortgage Interest Rate, as set forth in the Mortgage Loan Schedule.

         Monthly  Advance:  The  aggregate  of the  advances  made by the Company on any  Remittance  Date pursuant to Section 5.03.

         Monthly  Payment:  The  scheduled  monthly  payment of principal  and interest on a Mortgage Loan which is payable by a Mortgagor under the related Mortgage Note.

         Mortgage:  The  mortgage,  deed of trust or other  instrument  securing  a  Mortgage  Note  which creates a first lien on an  unsubordinated  estate in fee simple in real  property  securing  the Mortgage
Note.

         Mortgage  File:  The  mortgage  documents  pertaining  to a  particular  Mortgage  Loan which are specified  in Exhibit A hereto and any  additional  documents  required to be added to the  Mortgage  File pursuant to this Agreement.

         Mortgage  Impairment  Insurance Policy: A mortgage  impairment or blanket hazard insurance policy as described in Section 4.11.

         Mortgage  Interest Rate: The annual rate at which  interest  accrues on any Mortgage Loan,  which may be  adjusted  from  time to time  for an  adjustable  rate  Mortgage  Loan,  in  accordance  with  the provisions of the related Mortgage Note.

         Mortgage  Loan:  An  individual  mortgage  loan  which is the  subject  of this  Agreement,  each
Mortgage  Loan  originally  sold and subject to this  Agreement  being  identified  on the  Mortgage  Loan
Schedule  attached  to the related  Term Sheet,  which  Mortgage  Loan  includes  without  limitation  the
Mortgage File, the Monthly Payments, Principal Prepayments,  Liquidation Proceeds,  Condemnation Proceeds,
Insurance Proceeds,  REO Disposition Proceeds,  and all other rights,  benefits,  proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

         Mortgage Loan Documents:  The documents listed in Exhibit A.

         Mortgage Loan  Remittance  Rate:  With respect to each Mortgage Loan, the annual rate of interest remitted to the  Purchaser,  which shall be equal to the Mortgage  Interest  Rate minus the  Servicing Fee
Rate minus the Lender Paid Mortgage Insurance Rate.

         Mortgage Loan Schedule:  The schedule of Mortgage  Loans annexed to the related Term Sheet,  such schedule  setting  forth the  following  information  with  respect to each  Mortgage  Loan in the related
Mortgage Loan Package:

         (1)      the Company's Mortgage Loan identifying number;

         (2)      the Mortgagor's first and last name;

         (3)      the street address of the Mortgaged Property including the city, state and zip code;

         (4)      a code indicating  whether the Mortgaged  Property is  owner-occupied,  a second home or an investor property;

         (5)      the type of residential property constituting the Mortgaged Property;

         (6)      the original months to maturity of the Mortgage Loan;

         (7)      the  remaining  months  to  maturity  from  the  related  Cut-off  Date,  based  on the  original amortization  schedule  and, if  different,  the  maturity  expressed  in the same manner but based on the actual amortization schedule;

         (8)      the  Sales  Price,  if  applicable,   Appraised  Value  and   Loan-to-Value   Ratio,  at
origination;

         (9)      the Mortgage  Interest Rate as of origination  and as of the related  Cut-off Date; with respect to each  adjustable  rate Mortgage Loan, the initial  Adjustment  Date, the next  Adjustment  Date immediately  following the related  Cut-off  Date,  the Index,  the Margin,  the Initial Rate Cap, if any,
Periodic  Rate Cap, if any,  minimum  Mortgage  Interest Rate under the terms of the Mortgage Note and the
Lifetime Rate Cap;

         (10)     the Origination Date of the Mortgage Loan;

         (11)     the stated maturity date;

         (12)     the amount of the Monthly Payment at origination;

         (13)     the amount of the Monthly Payment as of the related  Cut-off Date;

         (14)     the original principal amount of the Mortgage Loan;

         (15)     the  scheduled  Stated  Principal  Balance  of the  Mortgage  Loan  as of the  close  of business on the related  Cut-off  Date,  after  deduction  of payments of  principal  due on or before the related Cut-off Date whether or not collected;

         (16)     a code  indicating  the  purpose of the  Mortgage  Loan (i.e.,  purchase,  rate and term refinance, equity take-out refinance);

         (17)     a code indicating the documentation style (i.e. full, alternative, etc.);

         (18)     the number of times during the twelve (12) month period  preceding  the related  Closing
Date that any Monthly Payment has been received after the month of its scheduled due date;

         (19)     the date on which the first payment is or was due;

         (20)     a code  indicating  whether  or not  the  Mortgage  Loan is the  subject  of a  Primary  Mortgage
                  Insurance Policy and the name of the related insurance carrier;

         (21)     a code  indicating  whether or not the Mortgage  Loan is currently  convertible  and the conversion spread;

         (22)     the  last Due Date on  which a  Monthly  Payment  was  actually  applied  to the  unpaid principal balance of the Mortgage Loan.

         (23)     product type (i.e. fixed, adjustable, 3/1, 5/1, etc.);

         (24)     credit score and/or mortgage score, if applicable;

         (25)     a code  indicating  whether or not the Mortgage Loan is the subject of a Lender  Primary
Mortgage  Insurance  Policy and the name of the related  insurance  carrier  and the Lender Paid  Mortgage
Insurance Rate;

         (26)     a code  indicating  whether or not the  Mortgage  Loan has a  prepayment  penalty  and if so, the amount and term thereof;

         (27)     the Current Appraised Value of the Mortgage Loan and Current LTV, if applicable;

         (28)     whether such  Mortgage  Loan is a "Home Loan",  "Covered  Home Loan",  "Manufactured  Housing" or
"Home Improvement Loan" as defined in the New Jersey Home Ownership Security Act of 2002; and

         (29)     whether the Mortgage Loan has a mandatory arbitration clause.

         With respect to the Mortgage Loans in the aggregate,  the Mortgage Loan Schedule  attached to the related Term Sheet shall set forth the following information, as of the related Cut-off Date:

         (1)      the number of Mortgage Loans;

         (2)      the current aggregate outstanding principal balance of the Mortgage Loans;

         (3)      the weighted average Mortgage Interest Rate of the Mortgage Loans;

         (4)      the weighted average maturity of the Mortgage Loans; and

         (5)      the weighted average months to next Adjustment Date;

         Mortgage  Note:  The note or other  evidence  of the  indebtedness  of a  Mortgagor  secured by a
Mortgage.

         Mortgaged  Property:  The  underlying  real  property  securing  repayment  of a  Mortgage  Note, consisting of a single  parcel of real estate  considered to be real estate under the laws of the state in which such real property is located  which may include  condominium  units and planned unit  developments, improved by a residential  dwelling;  except that with respect to real property  located in  jurisdictions in which the use of  leasehold  estates  for  residential  properties  is a  widely-accepted  practice,  a leasehold estate of the Mortgage, the term of which is equal to or longer than the term of the Mortgage.

         Mortgagor:  The obligor on a Mortgage Note.

         Nonrecoverable  Advance:  Any portion of a Monthly Advance or Servicing  Advance  previously made or proposed to be made by the Company  pursuant to this  Agreement,  that,  in the good faith  judgment of the Company,  will not or, in the case of a proposed advance,  would not, be ultimately  recoverable by it from  the  related  Mortgagor  or the  related  Liquidation  Proceeds,  Insurance  Proceeds,  Condemnation
Proceeds or otherwise with respect to the related Mortgage Loan.

         OCC:  Office of the Comptroller of the Currency, or any successor thereto.

         Officers'  Certificate:  A certificate  signed by the Chairman of the Board, the Vice Chairman of the Board,  the  President,  a Senior  Vice  President  or a Vice  President  or by the  Treasurer  or the
Secretary or one of the Assistant  Treasurers or Assistant  Secretaries  of the Company,  and delivered to the Purchaser as required by this Agreement.

         Opinion  of  Counsel:  A written  opinion  of  counsel,  who may be an  employee  of the party on behalf of whom the opinion is being given, reasonably acceptable to the Purchaser.

         Origination  Date:  The  date  on  which a  Mortgage  Loan  funded,  which  date  shall  not,  in connection with a Refinanced  Mortgage Loan, be the date of the funding of the debt being refinanced,  but rather the closing of the debt currently outstanding under the terms of the Mortgage Loan Documents.

         OTS:  Office of Thrift Supervision, or any successor thereto.

         Periodic Rate Cap: As to each  adjustable  rate Mortgage Loan,  the maximum  increase or decrease in the Mortgage  Interest Rate on any Adjustment  Date, as set forth in the related  Mortgage Note and the related Mortgage Loan Schedule.

         Permitted Investments:  Any one or more of the following obligations or securities:

                  (i)      direct  obligations of, and obligations  fully  guaranteed by the United States of  America  or any  agency or  instrumentality  of the  United  States of  America  the obligations  of which are backed by the full  faith and  credit of the United  States of
                  America;

         (ii)  (a) demand or time deposits, federal funds or bankers' acceptances issued by any depository institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities, provided that the commercial paper and/or the short-term deposit rating and/or the long-term unsecured debt obligations or deposits of such depository institution or trust company at the time of such investment or contractual commitment providing for such investment are rated in one of the two highest rating categories by each Rating Agency and (b) any other demand or time deposit or certificate of deposit that is fully insured by the FDIC;

                  (iii)  repurchase  obligations  with a term  not to  exceed  thirty  (30)  days and with respect  to (a) any  security  described  in clause  (i) above and  entered  into with a depository  institution  or trust  company  (acting as  principal)  described  in clause
                  (ii)(a) above;

                  (iv)  securities  bearing  interest  or sold at a  discount  issued  by any  corporation incorporated  under the laws of the United  States of America or any state  thereof that are rated in one of the two  highest  rating  categories  by each  Rating  Agency at the time of such  investment  or  contractual  commitment  providing  for  such  investment;
                  provided,  however,  that securities  issued by any particular  corporation  will not be
                  Permitted  Investments  to the  extent  that  investments  therein  will  cause the then outstanding  principal  amount  of  securities  issued by such  corporation  and held as
                  Permitted  Investments to exceed 10% of the aggregate  outstanding principal balances of all of the Mortgage Loans and Permitted Investments;

                  (v) commercial  paper  (including  both  non-interest-bearing  discount  obligations and interest-bearing  obligations  payable  on demand or on a  specified  date not more than one year after the date of issuance  thereof)  which are rated in one of the two highest rating categories by each Rating Agency at the time of such investment;

                  (vi)  any  other  demand,  money  market  or  time  deposit,  obligation,   security  or
                  investment  as may be  acceptable  to each Rating Agency as evidenced in writing by each
                  Rating Agency; and

                  (vii) any money market  funds the  collateral  of which  consists of  obligations  fully guaranteed  by the United  States of America  or any  agency or  instrumentality  of the
                  United  States of  America  the  obligations  of which are  backed by the full faith and credit of the  United  States of  America  (which  may  include  repurchase  obligations secured by  collateral  described  in clause (i)) and other  securities  and which money market  funds are  rated in one of the two  highest  rating  categories  by each  Rating
                  Agency.

provided,  however,  that no instrument or security shall be a Permitted  Investment if such instrument or security  evidences a right to receive only interest  payments with respect to the obligations  underlying such  instrument or if such security  provides for payment of both  principal and interest with a yield to maturity  in  excess  of 120% of the  yield  to  maturity  at par or if such  investment  or  security  is purchased at a price greater than par.

         Person:  Any  individual,  corporation,  partnership,  joint  venture,  association,  joint-stock company,  limited liability  company,  trust,  unincorporated  organization or government or any agency or political subdivision thereof.

         Prepayment  Interest  Shortfall:  With respect to any  Remittance  Date,  for each  Mortgage Loan that was the subject of a Principal  Prepayment during the related  Prepayment  Period, an amount equal to the excess of one month's  interest at the applicable  Mortgage Loan Remittance Rate on the amount of such
Principal  Prepayment  over the  amount of  interest  (adjusted  to the  Mortgage  Loan  Remittance  Rate)
actually paid by the related Mortgagor with respect to such Prepayment Period.

         Prepayment Period:         With respect to any Remittance  Date, the calendar month preceding the month in which such Remittance Date occurs.

         Primary Mortgage Insurance Policy:  Each primary policy of mortgage  insurance  represented to be in effect  pursuant  to Section  3.02(hh),  or any  replacement  policy  therefor  obtained by the Company pursuant to Section 4.08.

         Prime  Rate:  The prime rate  announced  to be in effect  from time to time as  published  as the average rate in the Wall Street Journal (Northeast Edition).

         Principal  Prepayment:  Any payment or other  recovery of  principal  on a Mortgage  Loan full or partial  which is received in advance of its  scheduled  Due Date,  including  any  prepayment  penalty or premium  thereon and which is not  accompanied by an amount of interest  representing  scheduled  interest due on any date or dates in any month or months subsequent to the month of prepayment.

         Purchase Price:  As defined in Section 2.02.

         Purchaser: EMC Mortgage Corporation, its successors in interest and assigns.

         Qualified Appraiser:  An appraiser,  duly appointed by the Company,  who had no interest,  direct or indirect in the related  Mortgaged  Property  or in any loan made on the  security  thereof,  and whose compensation  is not affected by the approval or  disapproval of the Mortgage Loan, and such appraiser and the  appraisal  made by such  appraiser  both  satisfy  the  requirements  of Title XI of  FIRREA  and the regulations  promulgated  thereunder and the  requirements of Fannie Mae, all as in effect on the date the
Mortgage Loan was originated.

         Qualified  Insurer:  An insurance  company duly qualified as such under the laws of the states in which the related Mortgaged  Property is located,  duly authorized and licensed in such states to transact the applicable  insurance business and to write the insurance  provided,  approved as an insurer by Fannie
Mae or FHLMC.

         Rating  Agency:  Standard  &  Poor's,  Fitch,  Inc.  or,  in the  event  that  some or all of the ownership of the Mortgage Loans is evidenced by  mortgage-backed  securities,  the  nationally  recognized rating agencies issuing ratings with respect to such securities, if any.

         Refinanced  Mortgage  Loan:  A  Mortgage  Loan  which  was  made to a  Mortgagor  who  owned  the
Mortgaged  Property prior to the  origination of such Mortgage Loan and the proceeds of which were used in whole or part to satisfy an existing mortgage.

         REMIC: A "real estate  mortgage  investment  conduit," as such term is defined in Section 860D of the Code.

         REMIC Provisions:  The provisions of the federal income tax law relating to REMICs, which appear at Sections 860A through 860G of the Code, and the related provisions and regulations promulgated thereunder, as the foregoing may be in effect from time to time.

         Remittance  Date:  The 18th day of any month,  beginning  with the First  Remittance  Date, or if such 18th day is not a Business Day, the first Business Day immediately preceding such 18th day.

         REO Disposition:  The final sale by the Company of any REO Property.

         REO  Disposition  Proceeds:  Amounts  received  by the Company in  connection  with a related REO
Disposition.

         REO  Property:  A  Mortgaged  Property  acquired  by the  Company on behalf of the  Purchaser  as described in Section 4.13.

         Repurchase  Price:  With  respect to any  Mortgage  Loan, a price equal to (i) the product of the greater  of  100%  or the  percentage  of par as  stated  in the  Confirmation  multiplied  by the  Stated
Principal  Balance of such Mortgage Loan on the repurchase  date,  plus (ii) interest on such  outstanding principal  balance at the Mortgage  Loan  Remittance  Rate from the last date through  which  interest has been paid and  distributed  to the  Purchaser  to the end of the month of  repurchase,  plus,  (iii) third party  expenses  incurred in  connection  with the transfer of the Mortgage Loan being  repurchased;  less amounts  received  or advanced in respect of such  repurchased  Mortgage  Loan which are being held in the
Custodial Account for distribution in the month of repurchase.

         SAIF:  The Savings Association Insurance Fund, or any successor thereto.

         Sales Price:      With  respect  to any  Mortgage  Loan the  proceeds  of which  were used by the
Mortgagor to acquire the related  Mortgaged  Property,  the amount paid by the related  Mortgagor for such
Mortgaged Property.

         Servicing  Advances:  All customary,  reasonable and necessary "out of pocket" costs and expenses
(including  reasonable  attorneys' fees and  disbursements)  incurred in the performance by the Company of its servicing obligations,  including,  but not limited to, the cost of (a) the preservation,  restoration and protection of the Mortgaged  Property,  (b) any enforcement,  administrative or judicial  proceedings, or any legal work or advice  specifically  related to servicing  the  Mortgage  Loans,  including  but not
limited  to,  foreclosures,  bankruptcies,   condemnations,  drug  seizures,  elections,  foreclosures  by subordinate or superior  lienholders,  and other legal actions incidental to the servicing of the Mortgage
Loans (provided that such expenses are reasonable and that the Company  specifies the Mortgage  Loan(s) to which such expenses relate and, upon Purchaser's request,  provides documentation  supporting such expense
(which  documentation  would be acceptable to Fannie Mae), and provided further that any such enforcement, administrative or judicial  proceeding does not arise out of a breach of any  representation,  warranty or covenant of the Company  hereunder),  (c) the management and liquidation of the Mortgaged  Property if the
Mortgaged Property is acquired in full or partial  satisfaction of the Mortgage,  (d) taxes,  assessments, water rates,  sewer rates and other charges  which are or may become a lien upon the  Mortgaged  Property, and Primary Mortgage  Insurance Policy premiums and fire and hazard insurance  coverage,  (e) any expenses reasonably  sustained  by the  Company  with  respect to the  liquidation  of the  Mortgaged  Property  in accordance with the terms of this Agreement and (f) compliance with the obligations under Section 4.08.

         Servicing  Fee:  With respect to each Mortgage  Loan,  the amount of the annual fee the Purchaser shall pay to the Company,  which shall,  for a period of one full month,  be equal to  one-twelfth  of the product of (a) the Servicing Fee Rate and (b) the  outstanding  principal  balance of such Mortgage  Loan.
Such fee  shall be  payable  monthly,  computed  on the  basis of the same  principal  amount  and  period respecting  which any related  interest  payment on a Mortgage  Loan is computed.  The  obligation  of the
Purchaser to pay the  Servicing  Fee is limited to, and the  Servicing  Fee is payable  solely  from,  the interest  portion of such  Monthly  Payment  collected  by the Company,  or as  otherwise  provided  under
Section  4.05 and in  accordance  with the  Fannie  Mae  Guide(s).  Any fee  payable  to the  Company  for administrative  services  related to any REO  Property as  described in Section 4.13 shall be payable from
Liquidation Proceeds of the related REO Property.

         Servicing Fee Rate:  As set forth in the Term Sheet.

         Servicing  File:  With  respect  to  each  Mortgage  Loan,  the  file  retained  by  the  Company consisting  of originals of all  documents in the Mortgage  File which are not  delivered to the Purchaser and copies of the Mortgage  Loan  Documents  listed in Exhibit A, the  originals of which are delivered to the Purchaser or its designee pursuant to Section 2.04.

         Servicing   Officer:   Any  officer  of  the  Company   involved  in,  or  responsible  for,  the
administration  and  servicing  of the Mortgage  Loans whose name appears on a list of servicing  officers furnished by the Company to the Purchaser upon request, as such list may from time to time be amended.

         Stated  Principal  Balance:  As to each  Mortgage Loan as of any date of  determination,  (i) the principal  balance of such  Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date,  whether or not received,  minus (ii) all amounts  previously  distributed  to the  Purchaser  with respect to the Mortgage  Loan  representing  payments or  recoveries  of principal or advances in lieu thereof.

         Subservicer:   Any  subservicer   which  is  subservicing   the  Mortgage  Loans  pursuant  to  a
Subservicing Agreement.  Any subservicer shall meet the qualifications set forth in Section 4.01.

         Subservicing  Agreement:  An  agreement  between the Company and a  Subservicer,  if any, for the servicing of the Mortgage Loans.

                  Term Sheet:  A  supplemental  agreement in the form  attached  hereto as Exhibit I which shall be executed  and  delivered by the Company and the  Purchaser to provide for the sale and  servicing pursuant to the terms of this  Agreement  of the  Mortgage  Loans  listed on Schedule I attached  thereto, which  supplemental  agreement shall contain certain  specific  information  relating to such sale of such
Mortgage Loans and may contain additional covenants relating to such sale of such Mortgage Loans.

                                                ARTICLE II

                         PURCHASE OF MORTGAGE LOANS; SERVICING OF MORTGAGE LOANS;
                              RECORD TITLE AND POSSESSION OF MORTGAGE FILES;
                                 BOOKS AND RECORDS; CUSTODIAL AGREEMENT;
                                   DELIVERY OF MORTGAGE LOAN DOCUMENTS

         Section 2.01      Agreement to Purchase.

         The Company  agrees to sell and the  Purchaser  agrees to purchase the  Mortgage  Loans having an aggregate Stated  Principal  Balance on the related Cut-off Date set forth in the related Term Sheet in an amount as set forth in the  Confirmation,  or in such  other  amount  as agreed by the  Purchaser  and the
Company as evidenced by the actual aggregate  Stated  Principal  Balance of the Mortgage Loans accepted by the  Purchaser on the related  Closing Date,  with  servicing  retained by the Company.  The Company shall deliver the related  Mortgage Loan Schedule  attached to the related Term Sheet for the Mortgage  Loans to be purchased  on the related  Closing  Date to the  Purchaser at least two (2) Business  Days prior to the related  Closing Date. The Mortgage Loans shall be sold pursuant to this  Agreement,  and the related Term
Sheet shall be executed and delivered on the related Closing Date.

         Section 2.02      Purchase Price.

         The  Purchase  Price  for each  Mortgage  Loan  shall be the  percentage  of par as stated in the
Confirmation  (subject to adjustment as provided therein),  multiplied by the Stated Principal Balance, as of the related  Cut-off Date, of the Mortgage Loan listed on the related  Mortgage Loan Schedule  attached to the related  Term Sheet,  after  application  of scheduled  payments of principal  due on or before the related Cut-off Date whether or not collected.

         In addition to the Purchase  Price as described  above,  the Purchaser  shall pay to the Company, at closing,  accrued  interest on the Stated  Principal  Balance of each  Mortgage  Loan as of the related
Cut-off Date at the Mortgage Loan  Remittance  Rate of each  Mortgage  Loan from the related  Cut-off Date through the day prior to the related Closing Date, inclusive.

         The Purchase Price plus accrued  interest as set forth in the preceding  paragraph  shall be paid on the related Closing Date by wire transfer of immediately available funds.

          Purchaser  shall be entitled to (1) all scheduled  principal due after the related Cut-off Date,
(2) all other recoveries of principal  collected on or after the related Cut-off Date (provided,  however, that all scheduled  payments of principal  due on or before the related  Cut-off Date and collected by the
Company or any successor  servicer  after the related  Cut-off Date shall belong to the Company),  and (3)
all payments of interest on the Mortgage  Loans net of  applicable  Servicing  Fees (minus that portion of any such payment  which is allocable to the period prior to the related  Cut-off  Date).  The  outstanding principal  balance of each Mortgage Loan as of the related  Cut-off Date is determined  after  application of payments of principal  due on or before the related  Cut-off Date  whether or not  collected,  together with any  unscheduled  principal  prepayments  collected  prior to the  related  Cut-off  Date;  provided, however,  that  payments of scheduled  principal  and  interest  prepaid for a Due Date beyond the related
Cut-off Date shall not be applied to the principal  balance as of the related  Cut-off Date.  Such prepaid amounts shall be the property of the  Purchaser.  The Company shall deposit any such prepaid  amounts into the Custodial  Account,  which  account is  established  for the benefit of the  Purchaser for  subsequent remittance by the Company to the Purchaser.

         Section 2.03      Servicing of Mortgage Loans.

         Simultaneously  with the  execution  and  delivery  of each Term Sheet,  the Company  does hereby agree to directly  service the Mortgage  Loans listed on the related  Mortgage Loan  Schedule  attached to the related Term Sheet subject to the terms of this  Agreement  and the related Term Sheet.  The rights of the  Purchaser to receive  payments  with respect to the related  Mortgage  Loans shall be as set forth in this Agreement.

         Section 2.04      Record Title and Possession of Mortgage Files; Maintenance of Servicing Files.

         As of the related Closing Date, the Company sold,  transferred,  assigned,  set over and conveyed to the Purchaser,  without recourse,  on a servicing  retained basis, and the Company hereby  acknowledges that the Purchaser  has, but subject to the terms of this  Agreement  and the related Term Sheet,  all the right,  title and  interest  of the  Company  in and to the  Mortgage  Loans.  Company  will  deliver  the
Mortgage  Files to the Custodian  designated by Purchaser,  on or before the related  Closing Date, at the expense  of the  Company.  The  Company  shall  maintain  a  Servicing  File  consisting  of a copy of the contents of each  Mortgage  File and the originals of the documents in each Mortgage File not delivered to the  Purchaser.  The Servicing File shall contain all documents  necessary to service the Mortgage  Loans.
The  possession  of each  Servicing  File by the  Company  is at the will of the  Purchaser,  for the sole purpose of servicing the related  Mortgage  Loan, and such retention and possession by the Company is in a custodial  capacity only.  From the related  Closing Date, the ownership of each Mortgage Loan,  including the Mortgage  Note,  the Mortgage,  the contents of the related  Mortgage  File and all rights,  benefits, proceeds  and  obligations  arising  therefrom  or  in  connection  therewith,  has  been  vested  in  the
Purchaser.  All  rights  arising  out of the  Mortgage  Loans  including,  but not  limited  to, all funds received on or in  connection  with the Mortgage  Loans and all records or  documents  with respect to the
Mortgage  Loans  prepared by or which come into the  possession  of the Company shall be received and held by the  Company  in trust for the  benefit  of the  Purchaser  as the  owner of the  Mortgage  Loans.  Any portion of the Mortgage Files retained by the Company shall be  appropriately  identified in the Company's computer  system to clearly  reflect the  ownership of the Mortgage  Loans by the  Purchaser.  The Company
shall  release  its  custody of the  contents  of the  Mortgage  Files  only in  accordance  with  written instructions  of the  Purchaser,  except  when such  release is required as  incidental  to the  Company's servicing of the Mortgage  Loans or is in connection  with a repurchase of any Mortgage Loan or Loans with respect thereto  pursuant to this Agreement and the related Term Sheet,  such written  instructions  shall not be required.

         Section 2.05       Books and Records.

         The sale of each  Mortgage  Loan shall be  reflected  on the  Company's  balance  sheet and other financial  statements  as a sale  of  assets  by  the  Company.  The  Company  shall  be  responsible  for maintaining,  and shall  maintain,  a complete set of books and records for the Mortgage  Loans that shall be  appropriately  identified in the  Company's  computer  system to clearly  reflect the ownership of the
Mortgage Loan by the Purchaser.  In particular,  the Company shall maintain in its  possession,  available for  inspection  by the  Purchaser,  or its  designee  and shall  deliver to the  Purchaser  upon  demand, evidence of compliance with all federal,  state and local laws,  rules and  regulations,  and requirements of Fannie Mae or FHLMC, as applicable,  including but not limited to  documentation  as to the method used in  determining  the  applicability  of the  provisions of the Flood  Disaster  Protection Act of 1973, as
amended,  to the  Mortgaged  Property,  documentation  evidencing  insurance  coverage of any  condominium project as  required  by Fannie Mae or FHLMC,  and  periodic  inspection  reports as  required  by Section
4.13. To the extent that original  documents are not required for purposes of  realization  of Liquidation
Proceeds or Insurance  Proceeds,  documents  maintained  by the Company may be in the form of microfilm or microfiche.

         The Company  shall  maintain  with respect to each  Mortgage  Loan and shall make  available  for inspection  by any  Purchaser  or its designee the related  Servicing  File during the time the  Purchaser retains ownership of a Mortgage Loan and thereafter in accordance with applicable laws and regulations.

         In addition to the foregoing,  Company shall provide to any supervisory  agents or examiners that regulate  Purchaser,  including but not limited to, the OTS, the FDIC and other similar entities,  access, during normal  business hours,  upon  reasonable  advance notice to Company and without cost to Company or such  supervisory  agents or examiners,  to any  documentation  regarding  the Mortgage  Loans that may be required by any applicable regulator.

         Section 2.06.     Transfer of Mortgage Loans.

         The  Company  shall keep at its  servicing  office  books and  records in which,  subject to such reasonable  regulations  as it may  prescribe,  the Company  shall note  transfers of Mortgage  Loans.  No transfer of a Mortgage  Loan may be made unless such  transfer  is in  compliance  with the terms  hereof.
For the  purposes of this  Agreement,  the Company  shall be under no  obligation  to deal with any person with  respect to this  Agreement or any  Mortgage  Loan unless a notice of the  transfer of such  Mortgage
Loan has been  delivered to the Company in accordance  with this Section 2.06 and the books and records of the Company show such person as the owner of the Mortgage Loan.  The Purchaser  may,  subject to the terms of this  Agreement,  sell and transfer  one or more of the Mortgage  Loans,  provided,  however,  that the transferee  will  not be  deemed  to be a  Purchaser  hereunder  binding  upon  the  Company  unless  such transferee  shall agree in writing to be bound by the terms of this Agreement and an original  counterpart of the  instrument of transfer in an Assignment  and  Assumption of this  Agreement  substantially  in the form of  Exhibit D hereto  executed  by the  transferee  shall have been  delivered  to the  Company.  The
Purchaser  also shall  advise the Company of the  transfer.  Upon receipt of notice of the  transfer,  the
Company  shall  mark its  books and  records  to  reflect  the  ownership  of the  Mortgage  Loans of such assignee,  and the previous  Purchaser  shall be released from its  obligations  hereunder with respect to the Mortgage Loans sold or transferred.

         Section 2.07      Delivery of Mortgage Loan Documents.

                  The Company  shall  deliver and release to the  Purchaser  or its  designee the Mortgage
Loan Documents in accordance  with the terms of this  Agreement and the related Term Sheet.  The documents enumerated  as items (1),  (2),  (3),  (4),  (5), (6), (7), (8), (9) and (16) in Exhibit A hereto shall be delivered by the Company to the  Purchaser or its designee no later than three (3) Business  Days prior to the  related  Closing  Date  pursuant  to a bailee  letter  agreement.  All other  documents  in Exhibit A hereto,  together with all other documents  executed in connection with the Mortgage Loan that Company may have in its  possession,  shall be  retained  by the  Company in trust for the  Purchaser.  If the Company cannot deliver the original  recorded  Mortgage Loan Documents or the original policy of title  insurance, including riders and endorsements  thereto, on the related Closing Date, the Company shall,  promptly upon receipt  thereof  and in any case not later than 120 days from the  related  Closing  Date,  deliver  such original documents,  including original recorded  documents,  to the Purchaser or its designee (unless the
Company is delayed in making such delivery by reason of the fact that such  documents  shall not have been returned by the appropriate  recording  office).  If delivery is not completed  within 120 days solely due to delays in making such delivery by reason of the fact that such  documents  shall not have been returned by the appropriate  recording office,  Company shall deliver such document to Purchaser,  or its designee, within such time period as specified in a Company's  Officer's  Certificate.  In the event that  documents have not been  received  by the date  specified  in the  Company's  Officer's  Certificate,  a  subsequent
Company's  Officer's  Certificate  shall be  delivered  by such  date  specified  in the  prior  Company's
Officer's  Certificate,  stating a revised  date for  receipt of  documentation.  The  procedure  shall be repeated  until the documents have been received and  delivered.  If delivery is not completed  within 180 days solely due to delays in making  such  delivery  by reason of the fact that such  documents  shall not have been  returned  by the  appropriate  recording  office,  the Company  shall  continue to use its best efforts to effect  delivery  as soon as  possible  thereafter,  provided  that if such  documents  are not delivered by the 270th day from the date of the related  Closing Date,  the Company shall  repurchase  the related Mortgage Loans at the Repurchase Price in accordance with Section 3.03 hereof.

         The Company shall pay all initial  recording  fees, if any, for the  assignments  of mortgage and any other  fees in  connection  with the  transfer  of all  original  documents  to the  Purchaser  or its designee.  Company shall  prepare,  in recordable  form, all  assignments of mortgage  necessary to assign the Mortgage  Loans to  Purchaser,  or its  designee.  Company  shall be  responsible  for  recording  the assignments of mortgage.

         Company  shall  provide an  original  or  duplicate  original  of the title  insurance  policy to
Purchaser or its designee within ninety (90) days of the receipt of the recorded  documents  (required for issuance of such policy) from the applicable recording office.

         Any review by the  Purchaser,  or its  designee,  of the Mortgage  Files shall in no way alter or reduce the Company's obligations hereunder.

         If the  Purchaser  or its designee  discovers  any defect with  respect to a Mortgage  File,  the
Purchaser  shall,  or shall  cause its  designee  to,  give  written  specification  of such defect to the
Company  which  may be given in the  exception  report or the  certification  delivered  pursuant  to this
Section  2.07,  or otherwise in writing and the Company  shall cure or  repurchase  such  Mortgage Loan in accordance with Section 3.03.

         The Company shall forward to the Purchaser,  or its designee,  original  documents  evidencing an assumption,  modification,  consolidation  or extension of any  Mortgage  Loan entered into in  accordance with Section 4.01 or 6.01 within one week of their execution;  provided,  however,  that the Company shall provide the  Purchaser,  or its designee,  with a certified  true copy of any such document  submitted for recordation  within one week of its  execution,  and shall provide the original of any document  submitted for recordation or a copy of such document  certified by the appropriate  public  recording office to be a true and complete copy of the original within sixty (60) days of its submission for recordation.

         From time to time the Company may have a need for Mortgage  Loan  Documents  to be released  from
Purchaser,  or its designee.  Purchaser  shall,  or shall cause its designee,  upon the written request of the  Company,  within  ten (10)  Business  Days,  deliver  to the  Company,  any  requested  documentation previously  delivered to  Purchaser as part of the Mortgage  File,  provided  that such  documentation  is promptly  returned to Purchaser,  or its designee,  when the Company no longer requires  possession of the document,  and provided  that during the time that any such  documentation  is held by the  Company,  such possession  is in  trust  for the  benefit  of  Purchaser.  Company  shall  indemnify  Purchaser,  and its designee, from and against any and all losses, claims, damages, penalties,  fines, forfeitures,  costs and expenses  (including  court costs and reasonable  attorney's  fees) resulting from or related to the loss, damage, or misplacement of any documentation delivered to Company pursuant to this paragraph.

         Section 2.08      Quality Control Procedures.

         The Company must have an internal  quality  control  program that  verifies,  on a regular basis,
the  existence  and  accuracy  of  the  legal  documents,  credit  documents,   property  appraisals,  and
underwriting  decisions.  The program must be capable of evaluating and monitoring the overall  quality of its loan  production  and  servicing  activities.  The  program is to ensure that the  Mortgage  Loans are originated and serviced in accordance with prudent mortgage banking  practices and accounting  principles;
guard  against  dishonest,  fraudulent,  or negligent  acts;  and guard  against  errors and  omissions by officers, employees, or other authorized persons.

         Section 2.09  Near-term Principal Prepayments; Near Term Payment Defaults

           In the event any Principal Prepayment is made by a Mortgagor on or prior to three months after the related Closing Date], the Company shall remit to the Purchaser an amount equal to the excess, if any, of the Purchase Price Percentage over par multiplied by the amount of such Principal
Prepayment.  Such remittance shall be made by the Company to Purchaser no later than the third Business
Day following receipt of such Principal Prepayment by the Company.

           In the event either of the first three (3) scheduled  Monthly  Payments which are due under any
Mortgage  Loan  after  the  related  Cut-off  Date are not made  during  the month in which  such  Monthly
Payments  are due,  then not later than five (5)  Business  Days after  notice to the Company by Purchaser
(and at Purchaser's  sole option),  the Company,  shall  repurchase  such Mortgage Loan from the Purchaser pursuant to the repurchase provisions contained in this Subsection 3.03.

         Section 2.10      Modification of Obligations.

         Purchaser  may,  without any notice to  Company,  extend,  compromise,  renew,  release,  change, modify,  adjust or alter,  by operation of law or otherwise,  any of the  obligations of the Mortgagors or other persons  obligated  under a Mortgage Loan without  releasing or otherwise  affecting the obligations of Company under this Agreement,  or with respect to such Mortgage Loan, except to the extent  Purchaser's extension,  compromise,  release,  change,  modification,  adjustment,  or  alteration  affects  Company's ability to collect the  Mortgage  Loan or realize on the  security of the  Mortgage,  but then only to the extent such action has such effect.

                                               ARTICLE III

                                    REPRESENTATIONS AND WARRANTIES OF
                            THE COMPANY; REPURCHASE; REVIEW OF MORTGAGE LOANS

         Section 3.01      Representations and Warranties of the Company.

         The Company  represents,  warrants and covenants to the Purchaser that, as of the related Closing
Date or as of such date specifically provided herein:

         (a)      The Company is a national  association,  duly  organized,  validly  existing and in good standing  under  the laws of the  federal  laws of the  United  States  of  America  and has all  licenses necessary to carry out its  business as now being  conducted,  and is licensed  and  qualified to transact business  in and is in good  standing  under the laws of each  state in which any  Mortgaged  Property  is located or is otherwise  exempt under  applicable law from such licensing or qualification or is otherwise not  required  under  applicable  law to effect such  licensing  or  qualification  and no demand for such licensing  or  qualification  has been made upon such  Company  by any such  state,  and in any event such
Company  is in  compliance  with  the laws of any  such  state  to the  extent  necessary  to  ensure  the enforceability  of each  Mortgage  Loan and the  servicing of the Mortgage  Loans in  accordance  with the terms of this Agreement;

         (b) The Company has the full power and  authority  and legal right to hold,  transfer  and convey each Mortgage  Loan, to sell each  Mortgage  Loan and to execute,  deliver and perform,  and to enter into and consummate all  transactions  contemplated by this Agreement and the related Term Sheet and to conduct its business as presently conducted,  has duly authorized the execution,  delivery and performance of this
Agreement  and the related  Term Sheet and any  agreements  contemplated  hereby,  has duly  executed  and delivered this  Agreement and the related Term Sheet,  and any agreements  contemplated  hereby,  and this
Agreement  and  the  related  Term  Sheet  and  each  Assignment  to  the  Purchaser  and  any  agreements contemplated  hereby,  constitutes  a legal,  valid and binding  obligation  of the  Company,  enforceable against  it in  accordance  with its  terms,  and all  requisite  corporate  action  has been taken by the
Company to make this  Agreement and the related Term Sheet and all  agreements  contemplated  hereby valid and binding upon the Company in accordance with their terms;

         (c) Neither the  execution  and delivery of this  Agreement  and the related Term Sheet,  nor the origination  or purchase of the  Mortgage  Loans by the  Company,  the sale of the  Mortgage  Loans to the
Purchaser,  the consummation of the transactions  contemplated hereby, or the fulfillment of or compliance with the terms and  conditions of this  Agreement and the related Term Sheet will conflict with any of the terms,  conditions  or  provisions  of the  Company's  charter or by-laws or  materially  conflict with or result in a material  breach of any of the terms,  conditions or provisions  of any legal  restriction  or any agreement or  instrument to which the Company is now a party or by which it is bound,  or constitute a default or result in an acceleration  under any of the foregoing,  or result in the material  violation of any law, rule,  regulation,  order, judgment or decree to which the Company or its properties are subject, or impair the ability of the Purchaser to realize on the Mortgage Loans.

         (d)  There is no  litigation,  suit,  proceeding  or  investigation  pending  or,  to the best of
Company's knowledge,  threatened,  or any order or decree outstanding,  with respect to the Company which, either in any one instance or in the  aggregate,  is reasonably  likely to have a material  adverse effect on the sale of the  Mortgage  Loans,  the  execution,  delivery,  performance  or  enforceability  of this
Agreement and the related Term Sheet, or which is reasonably  likely to have a material  adverse effect on the financial condition of the Company.

         (e) No consent,  approval,  authorization  or order of any court or  governmental  agency or body is required for the  execution,  delivery and  performance  by the Company of or compliance by the Company with this  Agreement  or the related  Term Sheet,  or the sale of the  Mortgage  Loans and delivery of the
Mortgage Files to the Purchaser or the  consummation  of the  transactions  contemplated by this Agreement or the related  Term Sheet,  except for  consents,  approvals,  authorizations  and orders which have been obtained;

         (f) The  consummation  of the  transactions  contemplated  by this  Agreement or the related Term
Sheet is in the ordinary course of business of the Company and Company,  and the transfer,  assignment and conveyance  of the  Mortgage  Notes and the  Mortgages  by the Company  pursuant to this  Agreement or the related Term Sheet are not subject to bulk transfer or any similar  statutory  provisions in effect in any applicable jurisdiction;

         (g) The  origination  and  servicing  practices  used by the Company and any prior  originator or servicer  with  respect  to each  Mortgage  Note and  Mortgage  have  been  legal and in  accordance  with applicable laws and regulations and the Mortgage Loan Documents,  and in all material  respects proper and prudent in the mortgage  origination and servicing  business.  Each Mortgage Loan has been serviced in all material  respects with Accepted  Servicing  Practices.  With respect to escrow deposits and payments that the Company,  on behalf of an investor,  is entitled to collect,  all such payments are in the  possession of, or under the control of, the Company,  and there exist no  deficiencies  in  connection  therewith for which  customary  arrangements  for repayment  thereof have not been made.  All escrow  payments have been collected in full  compliance  with state and federal law and the provisions of the related  Mortgage Note and  Mortgage.  As to any  Mortgage  Loan  that is the  subject  of an  escrow,  escrow  of  funds  is not prohibited by applicable law and has been  established  in an amount  sufficient to pay for every escrowed item that  remains  unpaid and has been  assessed but is not yet due and  payable.  No escrow  deposits or other  charges or payments due under the  Mortgage  Note have been  capitalized  under any Mortgage or the related Mortgage Note;

         (h) The Company used no selection  procedures  that  identified  the Mortgage Loans as being less desirable or valuable  than other  comparable  mortgage  loans in the  Company's  portfolio at the related
Cut-off Date;

         (i)      The Company  will treat the sale of the  Mortgage  Loans to the  Purchaser as a sale for reporting and accounting purposes and, to the extent appropriate, for federal income tax purposes;

         (j)      Company is an approved  seller/servicer  of  residential  mortgage loans for Fannie Mae,
FHLMC and HUD, with such  facilities,  procedures and personnel  necessary for the sound servicing of such mortgage loans.  The Company is duly qualified,  licensed,  registered and otherwise  authorized under all applicable  federal,  state and local laws,  and  regulations,  if applicable,  meets the minimum  capital requirements  set  forth  by the OCC,  and is in good  standing  to sell  mortgage  loans  to and  service mortgage  loans for Fannie Mae and FHLMC and no event has  occurred  which  would make  Company  unable to comply with eligibility requirements or which would require notification to either Fannie Mae or FHLMC;

         (k)      The Company does not believe,  nor does it have any cause or reason to believe,  that it cannot  perform  each and every  covenant  contained  in this  Agreement  or the related  Term Sheet.  The
Company is solvent  and the sale of the  Mortgage  Loans will not cause the  Company to become  insolvent.
The sale of the Mortgage  Loans is not undertaken  with the intent to hinder,  delay or defraud any of the
Company's creditors;

         (l)      No statement,  tape, diskette,  form, report or other document prepared by, or on behalf of, Company  pursuant to this Agreement or the related Term Sheet or in connection  with the  transactions contemplated  hereby,  contains or will contain any statement  that is or will be inaccurate or misleading in any material respect;

         (m)      The  Company  acknowledges  and agrees  that the  Servicing  Fee  represents  reasonable compensation  for  performing  such  services  and that the entire  Servicing  Fee shall be treated by the
Company,  for accounting and tax purposes,  as compensation  for the servicing and  administration  of the
Mortgage  Loans  pursuant to this  Agreement.  In the opinion of Company,  the  consideration  received by
Company upon the sale of the Mortgage  Loans to Purchaser  under this Agreement and the related Term Sheet constitutes fair consideration for the Mortgage Loans under current market conditions.

         (n)      Company has  delivered to the  Purchaser  financial  statements  of its parent,  for its last two complete fiscal years. All such financial  information  fairly presents the pertinent  results of operations  and financial  position for the period  identified  and has been  prepared in accordance  with
GAAP  consistently  applied  throughout  the periods  involved,  except as set forth in the notes thereto.
There has been no change in the business,  operations,  financial  condition,  properties or assets of the
Company since the date of the Company's  financial  information  that would have a material adverse effect on its ability to perform its obligations under this Agreement; and

(o)      The Company has not dealt with any broker,  investment banker,  agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans.

         Section 3.02      Representations and Warranties as to Individual Mortgage Loans.

         References  in  this  Section  to  percentages  of  Mortgage  Loans  refer  in  each  case to the percentage of the  aggregate  Stated  Principal  Balance of the Mortgage  Loans as of the related  Cut-off
Date, based on the outstanding  Stated Principal  Balances of the Mortgage Loans as of the related Cut-off
Date,  and giving  effect to  scheduled  Monthly  Payments  due on or prior to the related  Cut-off  Date, whether or not received.  References to percentages of Mortgaged  Properties  refer,  in each case, to the percentages of expected  aggregate Stated Principal  Balances of the related Mortgage Loans (determined as described in the preceding sentence).  The Company hereby represents and warrants to the Purchaser,  as to each Mortgage Loan, as of the related Closing Date as follows:

          (a) The  information  set forth in the  Mortgage  Loan  Schedule  attached to the  related  Term
Sheet is true, complete and correct in all material respects as of the related Cut-Off Date;

         (b)      The  Mortgage  creates  a  valid,  subsisting  and  enforceable  first  lien  or a first priority  ownership  interest in an estate in fee simple in real  property  securing the related  Mortgage
Note  subject  to  principles  of equity,  bankruptcy,  insolvency  and other laws of general  application affecting the rights of creditors;

         (c) All payments  due prior to the related  Cut-off  Date for such  Mortgage  Loan have been made as of the  related  Closing  Date;  the  Mortgage  Loan has not been  dishonored;  there  are no  material defaults  under the terms of the Mortgage  Loan;  the Company has not advanced its own funds,  or induced, solicited  or knowingly  received any advance of funds from a party other than the owner of the  Mortgaged
Property  subject to the Mortgage,  directly or indirectly,  for the payment of any amount required by the
Mortgage  Loan. As of the related  Closing Date,  all of the Mortgage  Loans will have an actual  interest paid to date of their related  Cut-off  Date(or later) and will be due for the scheduled  monthly  payment next succeeding the Cut-off Date (or later), as evidenced by a posting to Company's  servicing  collection system.  No payment  under any  Mortgage  Loan is  delinquent  as of the related  Closing Date nor has any scheduled  payment  been  delinquent  at any time during the twelve (12) months  prior to the month of the related  Closing Date. For purposes of this  paragraph,  a Mortgage Loan will be deemed  delinquent if any payment due thereunder was not paid by the Mortgagor in the month such payment was due;

         (d) There are no  defaults  by  Company  in  complying  with the terms of the  Mortgage,  and all taxes,  governmental  assessments,  insurance  premiums,  water,  sewer and municipal  charges,  leasehold payments or ground rents which  previously  became due and owing have been paid, or escrow funds have been established  in an amount  sufficient to pay for every such  escrowed item which remains  unpaid and which has been assessed but is not yet due and payable;

         (e) The terms of the Mortgage Note and the Mortgage have not been  impaired,  waived,  altered or modified in any respect,  except by written  instruments  which have been  recorded to the extent any such recordation is required by law, or,  necessary to protect the interest of the Purchaser.  No instrument of waiver,  alteration or modification  has been executed except in connection with a modification  agreement and which  modification  agreement  is part of the Mortgage  File and the terms of which are  reflected in the related  Mortgage Loan  Schedule,  and no Mortgagor has been released,  in whole or in part,  from the terms thereof except in connection  with an assumption  agreement and which  assumption  agreement is part of the Mortgage  File and the terms of which are  reflected in the related  Mortgage  Loan  Schedule;  the substance of any such waiver,  alteration or  modification  has been approved by the issuer of any related
Primary Mortgage  Insurance Policy,  Lender Primary Mortgage  Insurance Policy and title insurance policy, to the extent required by the related policies;

         (f) The  Mortgage  Note and the  Mortgage  are not subject to any right of  rescission,  set-off, counterclaim or defense,  including,  without limitation,  the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the  Mortgage,  or the exercise of any right  thereunder,  render the Mortgage Note or Mortgage  unenforceable,  in whole or in part, or subject to any right of rescission, set-off,  counterclaim  or  defense,  including  the  defense of usury,  and no such right of  rescission, set-off,  counterclaim  or defense has been asserted with respect  thereto;  and as of the related Closing
Date the Mortgagor was not a debtor in any state or federal bankruptcy or insolvency proceeding;

         (g) All buildings or other  customarily  insured  improvements  upon the  Mortgaged  Property are insured by a  Qualified  Insurer,  against  loss by fire,  hazards  of  extended  coverage  and such other hazards as are provided for in the Fannie Mae or FHLMC Guide, as well as all additional  requirements  set forth in Section 4.10 of this  Agreement.  All such standard  hazard policies are in full force and effect and contain a standard  mortgagee  clause naming the Company and its successors in interest and assigns as loss payee and such clause is still in effect and all  premiums  due thereon  have been paid.  If required by the Flood  Disaster  Protection  Act of 1973,  as  amended,  the  Mortgage  Loan is  covered by a flood
insurance  policy  meeting  the  requirements  of  the  current   guidelines  of  the  Federal   Insurance
Administration  which  policy  conforms  to Fannie Mae or FHLMC  requirements,  as well as all  additional requirements  set  forth in  Section  4.10 of this  Agreement.  Such  policy  was  issued  by a  Qualified
Insurer.  The  Mortgage  obligates  the  Mortgagor  thereunder  to  maintain  all  such  insurance  at the
Mortgagor's  cost and  expense,  and on the  Mortgagor's  failure to do so,  authorizes  the holder of the
Mortgage  to maintain  such  insurance  at the  Mortgagor's  cost and  expense  and to seek  reimbursement therefor  from the  Mortgagor.  Neither the Company  (nor any prior  originator  or servicer of any of the
Mortgage  Loans) nor any Mortgagor  has engaged in any act or omission  which has impaired or would impair the coverage of any such  policy,  the benefits of the  endorsement  provided for herein,  or the validity and binding effect of either;

         (h) Each  Mortgage Loan  complies  with,  and the Company has complied  with,  applicable  local, state and federal laws,  regulations and other requirements  including,  without limitation,  usury, equal credit opportunity,  real estate settlement procedures,  the Federal Truth-In-Lending Act, disclosure laws and all applicable  predatory and abusive lending laws and consummation of the  transactions  contemplated hereby,  including  without  limitation,  the receipt of interest by the owner of such Mortgage Loan, will not involve the  violation of any such laws,  rules or  regulations.  None of the  Mortgage  Loans are (a)
Mortgage  Loans  subject  to 12 CFR Part  226.31,  12 CFR Part  226.32  or  226.34  of  Regulation  Z, the
regulation  implementing  TILA, which implements the Home Ownership and Equity  Protection Act of 1994, as
amended,  or (b) except as may be provided in subparagraph  (c) below,  classified  and/or  defined,  as a
"high cost",  "threshold",  "predatory" "high risk home loan" or "covered" loan (or a similarly classified loan using  different  terminology  under a law imposing  additional  legal  liability for mortgage  loans having high interest rates,  points and or/fees) under any other  applicable  state,  federal or local law including,  but not limited to, the States of Georgia,  New York,  North Carolina,  Arkansas,  Kentucky or
New  Mexico,  (c)  Mortgage  Loans  subject to the New Jersey  Home  Ownership  Security  Act of 2002 (the
"Act"),  unless  such  Mortgage  Loan is a (1)  "Home  Loan" as  defined  in the Act that is a first  lien
Mortgage  Loan,  which is not a "High Cost Home Loan" as defined in the Act or (2) "Covered  Home Loan" as defined in the Act that is a first lien purchase money  Mortgage Loan,  which is not a High Cost Home Loan under the Act, or (d) secured by  Mortgaged  Property in the  Commonwealth  of  Massachusetts  with a loan application  date on or after  November 7, 2004 that  refinances  a mortgage  loan that is less than sixty
(60) months old, unless such Mortgage Loan (1) is on an investment  property,  (ii) meets the requirements set  forth in the Code of  Massachusetts  Regulation  ("CMR"),  209 CMR  53.04(1)(b),  or (iii)  meets the requirements  set forth in the 209 CMR  53.04(1)(c).  In addition to and  notwithstanding  anything to the contrary  herein,  no Mortgage  Loan for which the  Mortgaged  Property is located in New Jersey is a Home
Loan as  defined  in the  Act  that  was  made,  arranged,  or  assigned  by a  person  selling  either  a manufactured  home or home  improvements  to the  Mortgaged  Property or was made by an originator to whom the  Mortgagor was referred by any such seller.  Each  Mortgage  Loan is being (and has been)  serviced in accordance with Accepted  Servicing  Practices and applicable state and federal laws,  including,  without limitation,  the Federal  Truth-In-Lending  Act and other consumer protection laws, real estate settlement procedures,  usury,  equal  credit  opportunity  and  disclosure  laws.  Company  shall  maintain  in  its possession,  available for the Purchaser's inspection, as appropriate,  and shall deliver to the Purchaser or its designee upon demand, evidence of compliance with all such requirements;

         (i) The  Mortgage  has not been  satisfied,  canceled or  subordinated,  in whole or in part,  or rescinded,  and the Mortgaged  Property has not been  released from the lien of the Mortgage,  in whole or in part  nor  has any  instrument  been  executed  that  would  effect  any  such  release,  cancellation, subordination  or rescission.  The Company has not waived the  performance by the Mortgagor of any action, if the  Mortgagor's  failure to perform such action would cause the  Mortgage  Loan to be in default,  nor has the Company waived any default resulting from any action or inaction by the Mortgagor;

         (j)      The  Mortgage  is a valid,  subsisting,  enforceable  and  perfected  first  lien on the
Mortgaged  Property,  including  all  buildings  on the  Mortgaged  Property  and  all  installations  and mechanical,  electrical,  plumbing,  heating and air conditioning  systems affixed to such buildings,  and all additions,  alterations and replacements  made at any time with respect to the foregoing  securing the
Mortgage Note's original  principal  balance subject to principles of equity,  bankruptcy,  insolvency and other laws of general  application  affecting the rights of creditors.  The Mortgage and the Mortgage Note do not contain any  evidence of any security  interest or other  interest or right  thereto.  Such lien is free and clear of all adverse claims,  liens and  encumbrances  having priority over the first lien of the
Mortgage  subject only to (1) the lien of  non-delinquent  current real property taxes and assessments not yet due and payable,  (2)  covenants,  conditions  and  restrictions,  rights of way,  easements and other matters  of the  public  record as of the date of  recording  which are  acceptable  to  mortgage  lending institutions  generally  and either (A) which are  referred  to in the  lender's  title  insurance  policy delivered to the  originator  or otherwise  considered  in the  appraisal  made for the  originator of the
Mortgage  Loan,  or (B) which do not  adversely  affect  the  residential  use or  Appraised  Value of the
Mortgaged  Property as set forth in such  appraisal,  and (3) other matters to which like  properties  are commonly subject which do not individually or in the aggregate  materially  interfere with the benefits of the security  intended to be provided by the Mortgage or the use,  enjoyment,  value or  marketability  of the related Mortgaged Property.  Any security  agreement,  chattel mortgage or equivalent document related to and  delivered  in  connection  with the Mortgage  Loan  establishes  and creates a valid,  subsisting, enforceable  and  perfected  first lien and first  priority  security  interest on the property  described therein, and the Company has the full right to sell and assign the same to the Purchaser;

         (k) The  Mortgage  Note and the related  Mortgage are original and genuine and each is the legal, valid and binding  obligation of the maker  thereof,  enforceable  in all respects in accordance  with its terms  subject to  principles  of equity,  bankruptcy,  insolvency  and other laws of general  application affecting  the rights of  creditors,  and the Company  has taken all action  necessary  to  transfer  such rights of  enforceability  to the  Purchaser.  All parties to the  Mortgage  Note and the Mortgage had the legal  capacity to enter into the  Mortgage  Loan and to execute and  deliver  the  Mortgage  Note and the
Mortgage.  The Mortgage  Loan  Documents  are on forms  acceptable  to Fannie Mae and FHLMC.  The Mortgage
Note and the Mortgage have been duly and properly  executed by such parties.  No fraud,  error,  omission, misrepresentation,  negligence  or similar  occurrence  with respect to a Mortgage Loan has taken place on the part of Company or the  Mortgagor,  or on the part of any other party  involved in the  origination or servicing of the Mortgage  Loan.  The proceeds of the Mortgage  Loan have been fully  disbursed  and there is no requirement for future  advances  thereunder,  and any and all  requirements as to completion of any on-site or off-site  improvements  and as to disbursements of any escrow funds therefor have been complied with.  All costs,  fees and expenses  incurred in making or closing the Mortgage Loan and the recording of the Mortgage  were paid,  and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

         (l) The  Company  is the  sole  owner  and  holder  of the  Mortgage  Loan  and the  indebtedness evidenced by the Mortgage  Note.  Upon the sale of the Mortgage  Loan to the  Purchaser,  the Company will retain the Mortgage  File or any part thereof with respect  thereto not  delivered to the Purchaser or the
Purchaser's  designee in trust only for the purpose of  servicing  and  supervising  the  servicing of the
Mortgage  Loan.  Immediately  prior to the transfer and  assignment to the  Purchaser,  the Mortgage Loan, including  the Mortgage Note and the Mortgage,  were not subject to an  assignment,  sale or pledge to any person  other than  Purchaser,  and the  Company had good and  marketable  title to and was the sole owner thereof and had full right to transfer and sell the Mortgage Loan to the  Purchaser  free and clear of any encumbrance,  equity,  lien,  pledge,  charge,  claim or  security  interest  and has the full  right  and authority  subject to no interest or  participation  of, or agreement  with, any other party,  to sell and assign the Mortgage Loan pursuant to this  Agreement  and  following  the sale of the Mortgage  Loan,  the
Purchaser will own such Mortgage Loan free and clear of any encumbrance,  equity,  participation interest, lien,  pledge,  charge,  claim or security  interest.  The  Company  intends to  relinquish  all rights to possess,  control and monitor the Mortgage  Loan,  except for the purposes of servicing  the Mortgage Loan as set forth in this  Agreement.  After the related  Closing Date,  the Company will not have any right to modify or alter the terms of the sale of the Mortgage  Loan and the Company  will not have any  obligation or right to repurchase the Mortgage Loan or substitute  another Mortgage Loan,  except as provided in this
Agreement, or as otherwise agreed to by the Company and the Purchaser;

         (m)  Each  Mortgage  Loan  is  covered  by an ALTA  lender's  title  insurance  policy  or  other generally acceptable form of policy or insurance  acceptable to Fannie Mae or FHLMC (including  adjustable rate  endorsements),  issued by a title  insurer  acceptable  to Fannie Mae or FHLMC and  qualified  to do business  in  the  jurisdiction  where  the  Mortgaged  Property  is  located,  insuring  (subject  to the exceptions  contained in (j)(1),  (2) and (3) above) the Company,  its successors  and assigns,  as to the first  priority  lien of the Mortgage in the original  principal  amount of the Mortgage  Loan and against any loss by reason of the  invalidity or  unenforceability  of the lien  resulting  from the provisions of the Mortgage  providing for adjustment in the Mortgage  Interest Rate and Monthly Payment.  Where required by state law or  regulation,  the  Mortgagor has been given the  opportunity  to choose the carrier of the required mortgage title insurance.  The Company,  its successors and assigns,  is the sole insured of such lender's title insurance  policy,  such title insurance  policy has been duly and validly  endorsed to the
Purchaser or the  assignment  to the  Purchaser  of the  Company's  interest  therein does not require the consent of or notification  to the insurer and such lender's title  insurance  policy is in full force and effect and will be in full force and effect upon the  consummation  of the  transactions  contemplated  by this  Agreement.  No claims  have been made under  such  lender's  title  insurance  policy,  and no prior holder or servicer of the related  Mortgage,  including the Company,  nor any Mortgagor,  has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy;

         (n)  There is no  default,  breach,  violation  or  event  of  acceleration  existing  under  the
Mortgage  or the related  Mortgage  Note and no event  which,  with the passage of time or with notice and the  expiration  of any grace or cure  period,  would  constitute  a default,  breach,  violation or event permitting  acceleration;  and  neither  the  Company,  nor any prior  mortgagee  has waived any  default, breach, violation or event permitting acceleration;

         (o) There are no  mechanics'  or similar  liens or claims  which have been filed for work,  labor or material  (and no rights are  outstanding  that under law could give rise to such liens)  affecting the related  Mortgaged  Property  which  are or may be liens  prior  to or  equal  to the lien of the  related
Mortgage;

         (p)  All  improvements  subject  to  the  Mortgage  which  were  considered  in  determining  the appraised  value of the  Mortgaged  Property lie wholly  within the  boundaries  and building  restriction lines of the Mortgaged  Property  (and wholly  within the project with respect to a condominium  unit) and no  improvements  on adjoining  properties  encroach  upon the Mortgaged  Property  except those which are insured  against by the title  insurance  policy  referred to in clause (m) above and all  improvements on the property comply with all applicable zoning and subdivision laws and ordinances;

         (q) Each  Mortgage  Loan was  originated  by or for the Company  pursuant to, and conforms  with, the Company's  underwriting  guidelines  attached as Exhibit H hereto. The Mortgage Loan bears interest at an  adjustable  rate (if  applicable)  as set forth in the related  Mortgage  Loan  Schedule,  and Monthly
Payments  under  the  Mortgage  Note are due and  payable  on the first day of each  month.  The  Mortgage contains  the  usual  and  enforceable  provisions  of the  Company  at the  time of  origination  for the acceleration of the payment of the unpaid principal  amount of the Mortgage Loan if the related  Mortgaged
Property is sold without the prior consent of the mortgagee thereunder;

         (r) The  Mortgaged  Property  is not  subject  to any  material  damage.  At  origination  of the
Mortgage  Loan  there was not,  since  origination  of the  Mortgage  Loan  there has not been,  and there currently is no proceeding pending for the total or partial  condemnation of the Mortgaged  Property.  The
Company has not received  notification  that any such  proceedings  are  scheduled to commence at a future date;

         (s) The related  Mortgage  contains  customary and  enforceable  provisions such as to render the rights and remedies of the holder thereof adequate for the realization  against the Mortgaged  Property of the benefits of the security provided thereby,  including,  (1) in the case of a Mortgage  designated as a deed of trust,  by trustee's  sale,  and (2) otherwise by judicial  foreclosure.  There is no homestead or other  exemption  available to the Mortgagor  which would  interfere  with the right to sell the Mortgaged
Property at a trustee's sale or the right to foreclose the Mortgage;

         (t) If the Mortgage  constitutes a deed of trust,  a trustee,  authorized  and duly  qualified if required under  applicable  law to act as such,  has been properly  designated and currently so serves and is named in the  Mortgage,  and no fees or  expenses,  except as may be required by local law, are or will become  payable by the  Purchaser  to the trustee  under the deed of trust,  except in  connection  with a trustee's sale or attempted sale after default by the Mortgagor;

         (u) The Mortgage File  contains an appraisal of the related  Mortgaged  Property  signed prior to the final  approval of the mortgage loan  application by a Qualified  Appraiser,  approved by the Company, who had no interest,  direct or indirect,  in the  Mortgaged  Property or in any loan made on the security thereof,  and whose  compensation is not affected by the approval or disapproval of the Mortgage Loan, and the  appraisal  and  appraiser  both satisfy the  requirements  of Fannie Mae or FHLMC and Title XI of the
Federal  Institutions  Reform,  Recovery,  and  Enforcement  Act of 1989 and the  regulations  promulgated thereunder,  all as in effect on the date the Mortgage  Loan was  originated.  The  appraisal is in a form acceptable to Fannie Mae or FHLMC;

         (v) All parties  which have had any interest in the  Mortgage,  whether as  mortgagee,  assignee, pledgee or otherwise,  are (or, during the period in which they held and disposed of such interest,  were)
(A) in compliance  with any and all  applicable  licensing  requirements  of the laws of the state wherein the Mortgaged  Property is located,  and (B) (1) organized  under the laws of such state, or (2) qualified to do  business  in such  state,  or (3) federal  savings  and loan  associations  or national  banks or a
Federal Home Loan Bank or savings bank having  principal  offices in such state, or (4) not doing business in such state;

         (w) The related  Mortgage Note is not and has not been secured by any collateral  except the lien of the corresponding  Mortgage and the security interest of any applicable  security  agreement or chattel mortgage referred to above and such collateral does not serve as security for any other obligation;

         (x) The Mortgagor has received and has  executed,  where  applicable,  all  disclosure  materials required by applicable law with respect to the making of such mortgage loans;

         (y) The Mortgage  Loan does not contain  balloon or  "graduated  payment"  features;  No Mortgage
Loan is subject to a buydown agreement or contains any buydown provision;

         (z) The  Mortgagor is not in  bankruptcy  and, the Mortgagor is not insolvent and the Company has no knowledge of any  circumstances  or conditions  with respect to the Mortgage,  the Mortgaged  Property, the Mortgagor or the Mortgagor's  credit standing that could  reasonably be expected to cause investors to regard the Mortgage Loan as an unacceptable investment,  cause the Mortgage Loan to become delinquent,  or materially adversely affect the value or marketability of the Mortgage Loan;

         (aa) Each  Mortgage  Loan bears  interest  based upon a thirty (30) day month and a three hundred and sixty (360) day year.  The  Mortgage  Loans have an original  term to maturity of not more than thirty
(30) years,  with interest  payable in arrears on the first day of each month.  As to each adjustable rate
Mortgage Loan, on each applicable  Adjustment  Date, the Mortgage  Interest Rate will be adjusted to equal the sum of the Index,  plus the  applicable  Margin;  provided,  that the Mortgage  Interest Rate, on each applicable  Adjustment  Date, will not increase by more than the Initial Rate Cap or Periodic Rate Cap, as applicable.  Over the term of each  adjustable  rate Mortgage  Loan,  the Mortgage  Interest Rate will not exceed such Mortgage  Loan's  Lifetime Rate Cap. None of the Mortgage Loans are  "interest-only"  Mortgage
Loans or "negative  amortization"  Mortgage  Loans.  With respect to each  adjustable  rate Mortgage Loan, each  Mortgage Note  requires a monthly  payment  which is  sufficient  (a) during the period prior to the first  adjustment to the Mortgage  Interest  Rate, to fully amortize the original  principal  balance over the original term thereof and to pay interest at the related  Mortgage  Interest  Rate, and (b) during the period  following each  Adjustment  Date, to fully amortize the  outstanding  principal  balance as of the first day of such period over the then  remaining  term of such  Mortgage  Note and to pay interest at the related  Mortgage  Interest Rate.  With respect to each  adjustable  rate Mortgage Loan, the Mortgage Note provides  that when the  Mortgage  Interest  Rate  changes on an  Adjustment  Date,  the then  outstanding principal  balance will be  reamortized  over the  remaining  life of the Mortgage  Loan. No Mortgage Loan contains  terms or  provisions  which would result in negative  amortization.  None of the Mortgage  Loans contain a conversion  feature  which would cause the  Mortgage  Loan  interest  rate to convert to a fixed interest rate.  None of the Mortgage Loans are considered agricultural loans;

         (bb)  (INTENTIONALLY LEFT BLANK)

         (cc)  (INTENTIONALLY LEFT BLANK)

         (dd)  (INTENTIONALLY LEFT BLANK)

         (ee)  (INTENTIONALLY LEFT BLANK)

         (ff)  (INTENTIONALLY LEFT BLANK)

         (gg) (INTENTIONALLY LEFT BLANK)

         (hh)      In the event the Mortgage  Loan had an LTV at  origination  greater  than  80.00%,  the excess of the principal  balance of the Mortgage  Loan over 75.0% of the Appraised  Value of the Mortgaged
Property  with  respect  to a  Refinanced  Mortgage  Loan,  or the  lesser of the  Appraised  Value or the purchase  price of the Mortgaged  Property with respect to a purchase  money  Mortgage Loan was insured as to payment defaults by a Primary  Mortgage  Insurance  Policy issued by a Qualified  Insurer.  No Mortgage
Loan has an LTV over 95%. All  provisions  of such  Primary  Mortgage  Insurance  Policy have been and are being complied with,  such policy is in full force and effect,  and all premiums due thereunder  have been paid. No Mortgage Loan  requires  payment of such  premiums,  in whole or in part,  by the  Purchaser.  No action,  inaction,  or event has  occurred  and no state of facts  exists  that has, or will result in the exclusion  from,  denial of, or defense to  coverage.  Any  Mortgage  Loan  subject to a Primary  Mortgage
Insurance Policy obligates the Mortgagor  thereunder to maintain the Primary  Mortgage  Insurance  Policy, subject to state and federal law, and to pay all premiums and charges in connection  therewith.  No action has been taken or failed to be taken,  on or prior to the Closing  Date which has  resulted or will result in an  exclusion  from,  denial of, or defense to coverage  under any Primary  Mortgage  Insurance  Policy
(including,  without  limitation,  any  exclusions,  denials or  defenses  which would limit or reduce the availability  of the  timely  payment  of the full  amount of the loss  otherwise  due  thereunder  to the insured) whether arising out of actions,  representations,  errors, omissions, negligence, or fraud of the
Company or the  Mortgagor,  or for any other reason under such  coverage;  The mortgage  interest rate for the  Mortgage  Loan as set  forth on the  related  Mortgage  Loan  Schedule  is net of any such  insurance premium.  Any Mortgage Loan subject to a Lender Primary  Mortgage  Insurance  Policy obligates the Company to  maintain  the  Lender  Primary  Mortgage  Insurance  Policy  and to pay all  premiums  and  charges in connection therewith;

         (ii)     The Assignment is in recordable  form and is acceptable for recording  under the laws of the jurisdiction in which the Mortgaged Property is located;

         (jj)     None of the  Mortgage  Loans are  secured by an  interest  in a  leasehold  estate.  The
Mortgaged  Property is located in the state  identified in the related Mortgage Loan Schedule and consists of a single  parcel of real  property  with a detached  single  family  residence  erected  thereon,  or a townhouse,  or a two-to four-family dwelling, or an individual  condominium unit in a condominium project, or an individual unit in a planned unit  development or a de minimis planned unit  development,  provided, however,  that no residence or dwelling is a single parcel of real property with a  manufactured  home not affixed to a permanent  foundation,  or a mobile home. Any  condominium  unit or planned unit  development conforms with the Company's  underwriting  guidelines.  As of the date of  origination,  no portion of any
Mortgaged  Property was used for commercial  purposes,  and since the Origination  Date, no portion of any
Mortgaged Property has been, or currently is, used for commercial purposes;

         (kk)     Payments on the  Mortgage  Loan  commenced  no more than sixty (60) days after the funds were  disbursed in  connection  with the Mortgage  Loan.  The Mortgage Note is payable on the first day of each month in monthly  installments of principal and interest,  which  installments  are subject to change due to the  adjustments to the Mortgage  Interest Rate on each Adjustment  Date, with interest  calculated and payable in arrears.  Each of the  Mortgage  Loans will  amortize  fully by the stated  maturity  date, over an original term of not more than thirty years from commencement of amortization;

         (ll)     As of the  Closing  Date of the  Mortgage  Loan,  the  Mortgage  Property  was  lawfully occupied under  applicable  law, and all  inspections,  licenses and  certificates  required to be made or issued with respect to all occupied  portions of the  Mortgaged  Property and, with respect to the use and occupancy  of the same,  including  but not limited to  certificates  of occupancy  and fire  underwriting certificates, have been made or obtained from the appropriate authorities;

         (mm)     There is no pending action or proceeding  directly  involving the Mortgaged  Property in which  compliance  with any  environmental  law, rule or regulation is an issue;  there is no violation of any  environmental  law, rule or regulation  with respect to the Mortgaged  Property;  and the Company has not  received  any notice of any  environmental  hazard on the  Mortgaged  Property  and  nothing  further remains to be done to satisfy in full all  requirements of each such law, rule or regulation  constituting a prerequisite to use and enjoyment of said property;

         (nn)     The  Mortgagor  has not notified  the  Company,  and the Company has no knowledge of any relief requested or allowed to the Mortgagor under the Soldiers' and Sailors' Civil Relief Act of 1940;

         (oo)     No  Mortgage  Loan is a  construction  or  rehabilitation  Mortgage  Loan or was made to facilitate the trade-in or exchange of a Mortgaged Property;

         (pp)     The Mortgagor for each Mortgage Loan is a natural person;

         (qq)     None of the Mortgage Loans are Co-op Loans;

         (rr)     With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Company and each prepayment penalty is permitted pursuant to federal, state and local law. No Mortgage Loan will impose a prepayment penalty for a term in excess of five years from the date such Mortgage Loan was originated. Except as otherwise set forth on the Mortgage Loan Schedule, with respect to each Mortgage Loan that contains a prepayment penalty, such prepayment penalty is at least equal to the lesser of (A) the maximum amount permitted under applicable law and (B) six months interest at the related Mortgage Interest Rate on the amount prepaid in excess of 20% of the original principal balance of such Mortgage Loan;

         (ss)     With respect to each  Mortgage  Loan either (i) the fair market  value of the  Mortgaged
Property  securing such Mortgage Loan was at least equal to 80 percent of the original  principal  balance of such  Mortgage  Loan at the time such  Mortgage  Loan was  originated  or (ii) (a) the Mortgage Loan is only secured by the Mortgage  Property and (b)  substantially  all of the proceeds of such  Mortgage  Loan were used to acquire or to improve or protect the Mortgage  Property.  For the  purposes of the  preceding sentence,  if the Mortgage Loan has been  significantly  modified other than as a result of a default or a reasonable  foreseeable  default,  the modified  Mortgage Loan will be viewed as having been originated on the date of the modification;

         (tt) The Mortgage  Loan was  originated  by a mortgagee  approved by the Secretary of Housing and
Urban  Development  pursuant  to  sections  203 and 211 of the  National  Housing  Act, a savings and loan association,  a savings bank, a commercial bank, credit union,  insurance  company or similar  institution which is supervised and examined by a federal or state authority;

         (uu) None of the Mortgage  Loans are simple  interest  Mortgage  Loans and none of the  Mortgaged
Properties are timeshares;

     (vv) All of the terms of the Mortgage pertaining to interest rate adjustments, payment adjustments and adjustments of the outstanding principal balance are enforceable, all such adjustments have been properly made, including the mailing of required notices, and such adjustments do not and will not affect the priority of the Mortgage lien.  With respect to each Mortgage Loan which has passed its initial Adjustment Date, Company has performed an audit of the Mortgage Loan to determine whether all interest rate adjustments have been made in accordance with the terms of the Mortgage
     Note and Mortgage;

         (ww) Each  Mortgage  Note,  each  Mortgage,  each  Assignment  and any other  documents  required pursuant to this  Agreement  to be delivered to the  Purchaser or its  designee,  or its assignee for each
Mortgage  Loan,  have been,  on or before the related  Closing  Date,  delivered  to the  Purchaser or its designee, or its assignee;

(xx) There is no  Mortgage  Loan that was  originated  on or after  October  1, 2002 and  before  March 7,
2003, which is secured by property located in the State of Georgia;

(yy)  No proceeds from any Mortgage Loan were used to finance single premium credit insurance policies;

                  (zz) No borrower was  encouraged or required to select a Mortgage  Loan product  offered by the Mortgage Loan's  originator  which is a higher cost product designed for less  creditworthy  borrowers,  unless  at  the  time  of the  Mortgage  Loan's origination,  such borrower did not qualify  taking into account credit history and  debt-to-income  ratios for a lower-cost credit product then offered by the
                           Mortgage   Loan's   originator  or  any   affiliate  of  the  Mortgage   Loan's
                           originator.  If,  at the  time of  loan  application,  the  borrower  may  have qualified for a lower-cost  credit product then offered by any mortgage lending affiliate of the Mortgage Loan's  originator,  the Mortgage  Loan's  originator
                           referred  the  borrower's   application  to  such  affiliate  for  underwriting
                           consideration;

(aaa)    The  methodology  used in  underwriting  the  extension of credit for each  Mortgage Loan employs objective  mathematical  principles  which relate the  borrower's  income,  assets and  liabilities to the proposed payment and such  underwriting  methodology does not rely on the extent of the borrower's  equity in the  collateral  as  the  principal  determining  factor  in  approving  such  credit  extension.  Such underwriting  methodology  confirmed that at the time of origination  (application/approval)  the borrower had a reasonable ability to make timely payments on the Mortgage Loan;

(bbb)    With respect to any Mortgage  Loan that contains a provision  permitting  imposition of a premium upon a prepayment  prior to maturity:  (i) prior to the loan's  origination,  the borrower  agreed to such premium in exchange for a monetary  benefit,  including but not limited to a rate or fee  reduction,  (ii)
prior to the loan's  origination,  the borrower  was offered the option of obtaining a mortgage  loan that did not require  payment of such a premium,  (iii) the prepayment  premium is disclosed to the borrower in the loan documents  pursuant to applicable  state and federal law, and (iv)  notwithstanding  any state or federal law to the contrary,  the Servicer shall not impose such  prepayment  premium in any instance when the mortgage debt is accelerated as the result of the borrower's default in making the loan payments;

(ccc)    No borrower was required to purchase any credit life,  disability,  accident or health  insurance
product  as  a  condition  of  obtaining  the  extension  of  credit.   No  borrower  obtained  a  prepaid
single-premium  credit  life,  disability,  accident or health  insurance  policy in  connection  with the origination  of the  Mortgage  Loan;  No proceeds  from any  Mortgage  Loan were used to  purchase  single premium  credit  insurance  policies as part of the  origination  of, or as a condition  to closing,  such
Mortgage Loan;

  (ddd)  The Company will  transmit  full-file  credit  reporting  data for each Mortgage Loan pursuant to the Fannie Mae Selling Guide and that for each  Mortgage  Loan,  the Company  agrees it shall report one of the  following  statuses each month as follows:  new  origination,  current,  delinquent  (30-,  60-,
  90-days, etc.), foreclosed, or charged-off,

(eee) Any  Mortgage  Loan with a Mortgaged  Property in the State of Illinois  complies  with the Illinois
Interest Act; and

(fff)  With  respect  to any  Mortgage  Loan  originated  on or after  August 1, 2004 and  underlying  the security,  neither the related  Mortgage nor the related  Mortgage Note requires the borrower to submit to arbitration  to  resolve  any  dispute  arising  out of or  relating  in any  way  to  the  mortgage  loan transaction.

         Section 3.03      Repurchase; Substitution.

         It is understood  and agreed that the  representations  and warranties set forth in Sections 3.01 and 3.02 shall survive the sale of the Mortgage  Loans and delivery of the Mortgage Loan  Documents to the
Purchaser,  or its  designee,  and  shall  inure to the  benefit  of the  Purchaser,  notwithstanding  any restrictive  or qualified  endorsement on any Mortgage Note or Assignment or the  examination,  or lack of examination,  of any Mortgage  File.  Upon discovery by either the Company or the Purchaser of a breach of any of the foregoing  representations  and warranties which materially and adversely  affects the value of the Mortgage  Loans or the interest of the  Purchaser in any Mortgage  Loan,  the party  discovering  such breach  shall give  prompt  written  notice to the other.  The  Company  shall have a period of sixty (60)
days from the  earlier of its  discovery  or its  receipt  of notice of any such  breach  within  which to correct or cure such  breach.  The  Company  hereby  covenants  and agrees  that if any such breach is not corrected or cured within such sixty day period,  the Company  shall,  at the  Purchaser's  option and not later than ninety (90) days of its  discovery  or its receipt of notice of such  breach,  repurchase  such
Mortgage Loan at the  Repurchase  Price or, with the  Purchaser's  prior consent and at  Purchaser's  sole option,  substitute a Mortgage  Loan as provided  below.  In the event that any such breach shall  involve any  representation  or warranty set forth in Section 3.01, and such breach is not cured within sixty (60)
days of the earlier of either  discovery  by or notice to the Company of such breach,  all Mortgage  Loans shall,  at the option of the Purchaser,  be repurchased by the Company at the Repurchase  Price.  Any such repurchase  shall be  accomplished  by wire transfer of  immediately  available  funds to Purchaser in the amount of the Repurchase Price.

         If the Company is required to repurchase  any Mortgage  Loan  pursuant to this Section 3.03,  the
Company may, with the Purchaser's  prior consent and at Purchaser's  sole option,  within ninety (90) days from the related  Closing Date,  remove such defective  Mortgage Loan from the terms of this Agreement and substitute  another  mortgage  loan  for  such  defective  Mortgage  Loan,  in lieu of  repurchasing  such defective  Mortgage  Loan.  Any  substitute  Mortgage  Loan is subject  to  Purchaser  acceptability.  Any substituted  Loans will comply with the  representations  and warranties set forth in this Agreement as of the substitution date

         The Company  shall amend the related  Mortgage  Loan  Schedule to reflect the  withdrawal  of the removed  Mortgage  Loan  from  this  Agreement  and the  substitution  of such  substitute  Mortgage  Loan therefor.  Upon such  amendment,  the Purchaser shall review the Mortgage File delivered to it relating to the substitute  Mortgage  Loan. In the event of such a  substitution,  accrued  interest on the substitute
Mortgage Loan for the month in which the  substitution  occurs and any Principal  Prepayments made thereon during  such month shall be the  property of the  Purchaser  and  accrued  interest  for such month on the
Mortgage Loan for which the  substitution is made and any Principal  Prepayments  made thereon during such month shall be the property of the Company.  The  principal  payment on a substitute  Mortgage Loan due on the Due Date in the month of substitution  shall be the property of the Company and the principal  payment on the  Mortgage  Loan for which the  substitution  is made due on such date shall be the  property of the
Purchaser.

         For any month in which the Company is permitted to  substitute  one or more  substitute  Mortgage
Loans,  the Company will  determine the amount (if any) by which the aggregate  Stated  Principal  Balance
(after  application of the principal  portion of all scheduled  payments due in the month of substitution)
of all the  substitute  Mortgage  Loans in the month of  substitution  is less then the  aggregate  Stated
Principal  Balance (after  application of the principal  portion of the scheduled payment due in the month of  substitution)  of the  such  replaced  Mortgage  Loan.  An  amount  equal  to the  aggregate  of  such deficiencies  described in the  preceding  sentence for any  Remittance  Date shall be deposited  into the
Custodial  Account by the Company on the related  Determination  Date in the month  following the calendar month during which the substitution occurred.

         It is  understood  and agreed that the  obligation  of the Company set forth in this Section 3.03 to cure,  repurchase or substitute for a defective  Mortgage Loan, and to indemnify  Purchaser pursuant to
Section  8.01,  constitute  the sole  remedies  of the  Purchaser  respecting  a breach  of the  foregoing representations  and  warranties.  If the  Company  fails to  repurchase  or  substitute  for a  defective
Mortgage  Loan in  accordance  with this  Section  3.03,  or fails to cure a  defective  Mortgage  Loan to
Purchaser's  reasonable  satisfaction  in accordance  with this Section  3.03,  or to indemnify  Purchaser pursuant to Section 8.01,  that failure  shall be an Event of Default and the Purchaser  shall be entitled to pursue all remedies  available in this  Agreement as a result  thereof.  No provision of this paragraph shall affect the rights of the Purchaser to terminate this  Agreement for cause,  as set forth in Sections
10.01 and 11.01.

         Any  cause of  action  against  the  Company  relating  to or  arising  out of the  breach of any representations  and  warranties  made in Sections 3.01 and 3.02 shall accrue as to any Mortgage Loan upon
(i) the  earlier of  discovery  of such breach by the Company or notice  thereof by the  Purchaser  to the
Company,  (ii) failure by the Company to cure such breach or  repurchase  such  Mortgage Loan as specified above, and (iii) demand upon the Company by the Purchaser for compliance with this Agreement.

         In the event that any Mortgage Loan is held by a REMIC,  notwithstanding  any contrary  provision of this  Agreement,  with respect to any Mortgage Loan that is not in default or as to which no default is imminent,  no substitution  pursuant to Subsection 3.03 shall be made after the applicable  REMIC's "start up day" (as  defined in Section  860G(a) (9) of the Code),  unless the Company has  obtained an Opinion of
Counsel  to the  effect  that  such  substitution  will  not (i)  result  in the  imposition  of  taxes on
"prohibited  transactions"  of such REMIC (as defined in Section  860F of the Code) or  otherwise  subject the REMIC to tax, or (ii) cause the REMIC to fail to qualify as a REMIC at any time.

         Section 3.04      Representations and Warranties of the Purchaser.

         The  Purchaser  represents,  warrants  and  convenants  to the  Company  that,  as of the related
Closing Date or as of such date specifically provided herein:

(a)      The Purchaser is a corporation,  dully organized  validly existing and in good standing under the laws of the State of Delaware  and is qualified to transact  business  in, is in good  standing  under the laws of, and  possesses  all  licenses  necessary  for the conduct of its business in, each state in which any Mortgaged  Property is located or is otherwise  except or not required under  applicable law to effect such qualification or license;

(b)      The  Purchaser  has full  power and  authority  to hold each  Mortgage  Loan,  to  purchase  each
Mortgage Loan pursuant to this  Agreement and the related Term Sheet and to execute,  deliver and perform, and to enter into and  consummate  all  transactions  contemplated  by this Agreement and the related Term
Sheet and to conduct its business as presently  conducted,  has duly  authorized the  execution,  delivery and  performance  of this  Agreement  and the related Term Sheet,  has duly  executed and  delivered  this
Agreement and the related Term Sheet;

         (c)      None of the  execution and delivery of this  Agreement  and the related Term Sheet,  the purchase  of the  Mortgage  Loans,  the  consummation  of the  transactions  contemplated  hereby,  or the fulfillment  of or compliance  with the terms and  conditions of this Agreement and the related Term Sheet will conflict with any of the terms,  conditions  or provisions of the  Purchaser's  charter or by-laws or materially  conflict with or result in a material breach of any of the terms,  conditions or provisions of any legal  restriction  or any  agreement or  instrument to which the Purchaser is now a party or by which it is bound,  or constitute a default or result in an acceleration  under any of the foregoing,  or result in the material violation of any law, rule,  regulation,  order, judgment or decree to which the Purchaser or its property is subject;

         (d)      There is no litigation pending or to the best of the Purchaser's  knowledge,  threatened with  respect  to the  Purchaser  which is  reasonably  likely to have a  material  adverse  effect on the purchase of the related Mortgage Loans, the execution,  delivery or  enforceability  of this Agreement and the related Term Sheet, or which is reasonably  likely to have a material  adverse effect on the financial condition of the Purchaser;

         (e)      No consent,  approval,  authorization  or order of any court or  governmental  agency or body is required for the  execution,  delivery and  performance  by the  Purchaser of or compliance by the
Purchaser  with this  Agreement  and the related Term Sheet,  the  purchase of the  Mortgage  Loans or the consummation  of the  transactions  contemplated  by this  Agreement and the related Term Sheet except for consents, approvals, authorizations and orders which have been obtained;

         (f)      The  consummation  of the  transactions  contemplated  by this Agreement and the related
Term Sheet is in the ordinary course of business of the Purchaser;

         (h)      The  Purchaser  will treat the  purchase  of the  Mortgage  Loans from the  Company as a purchase for reporting, tax and accounting purposes; and

         (i)      The Purchaser  does not believe,  nor does it have any cause or reason to believe,  that it cannot perform each and every of its covenants contained in this Agreement and the related Term Sheet.

         The Purchaser shall indemnify the Company and hold it harmless  against any claims,  proceedings, losses, damages,  penalties,  fines,  forfeitures,  reasonable and necessary legal fees and related costs, judgments,  and other costs and expenses  resulting from a breach by the Purchaser of the  representations and  warranties  contained in this Section 3.04. It is understood  and agreed that the  obligations of the
Purchaser set forth in this Section 3.04 to indemnify the Seller as provided  herein  constitute  the sole remedies of the Seller respecting a breach of the foregoing representations and warranties.

                                                ARTICLE IV

                              ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

         Section 4.01      Company to Act as Servicer.

         The Company,  as independent  contract servicer,  shall service and administer the Mortgage Loans in accordance with this Agreement and the related Term Sheet and with Accepted  Servicing  Practices,  and shall  have full  power  and  authority,  acting  alone,  to do or cause to be done any and all  things in connection  with such servicing and  administration  which the Company may deem necessary or desirable and consistent  with the terms of this  Agreement  and the  related  Term  Sheet and with  Accepted  Servicing
Practices  and  exercise  the same care that it  customarily  employs for its own  account.  Except as set forth in this  Agreement  and the related Term Sheet,  the Company  shall  service the  Mortgage  Loans in strict  compliance  with the servicing  provisions of the Fannie Mae Guides  (special  servicing  option), which  include,  but are not limited to,  provisions  regarding the  liquidation  of Mortgage  Loans,  the collection of Mortgage Loan payments,  the payment of taxes,  insurance and other charges, the maintenance of hazard  insurance with a Qualified  Insurer,  the  maintenance of mortgage  impairment  insurance,  the maintenance  of  fidelity  bond and  errors and  omissions  insurance,  inspections,  the  restoration  of
Mortgaged  Property,  the maintenance of Primary Mortgage  Insurance  Policies and Lender Primary Mortgage
Insurance  Policies,  insurance claims, the title,  management and disposition of REO Property,  permitted withdrawals  with  respect  to  REO  Property,  liquidation  reports,  and  reports  of  foreclosures  and abandonments of Mortgaged  Property,  the transfer of Mortgaged  Property,  the release of Mortgage Files,
annual  statements,   and  examination  of  records  and  facilities.   In  the  event  of  any  conflict,
inconsistency  or  discrepancy  between any of the servicing  provisions of this Agreement and the related
Term  Sheet  and any of the  servicing  provisions  of the  Fannie  Mae  Guides,  the  provisions  of this
Agreement and the related Term Sheet shall control and be binding upon the Purchaser and the Company.

         Consistent  with the terms of this  Agreement and the related Term Sheet,  the Company may waive, modify or vary any term of any  Mortgage  Loan or consent to the  postponement  of any such term or in any manner grant  indulgence to any Mortgagor if in the Company's  reasonable and prudent  determination  such waiver,  modification,  postponement or indulgence is not materially  adverse to the Purchaser,  provided, however,  that unless the Company has obtained the prior  written  consent of the  Purchaser,  the Company shall not  permit any  modification  with  respect to any  Mortgage  Loan that would  change the  Mortgage
Interest  Rate,  defer for more than ninety days or forgive any payment of principal  or interest,  reduce or increase the  outstanding  principal  balance  (except for actual  payments of principal) or change the final  maturity date on such Mortgage  Loan. In the event of any such  modification  which has been agreed to in writing by the  Purchaser  and which  permits the deferral of interest or principal  payments on any
Mortgage Loan, the Company shall,  on the Business Day  immediately  preceding the Remittance  Date in any month in which any such  principal  or  interest  payment  has been  deferred,  deposit  in the  Custodial
Account from its own funds,  in accordance  with Section  4.04,  the  difference  between (a) such month's principal and one month's  interest at the Mortgage Loan Remittance Rate on the unpaid  principal  balance of such  Mortgage  Loan and (b) the  amount  paid by the  Mortgagor.  The  Company  shall be  entitled  to reimbursement  for such  advances to the same extent as for all other  advances  pursuant to Section 4.05.
Without  limiting the generality of the foregoing,  the Company shall continue,  and is hereby  authorized and empowered,  to prepare,  execute and deliver,  all instruments of satisfaction or cancellation,  or of partial or full release,  discharge  and all other  comparable  instruments,  with respect to the Mortgage
Loans and with respect to the Mortgaged Properties.  Notwithstanding  anything herein to the contrary, the
Company may not enter into a  forbearance  agreement or similar  arrangement  with respect to any Mortgage
Loan  which runs more than 180 days  after the first  delinquent  Due Date.  Any such  agreement  shall be approved by Purchaser  and, if  required,  by the Primary  Mortgage  Insurance  Policy  insurer and Lender
Primary Mortgage Insurance Policy insurer, if required.

         Notwithstanding  anything  in this  Agreement  to the  contrary,  if any  Mortgage  Loan  becomes subject to a Pass-Through  Transfer,  the Company (a) with respect to such Mortgage Loan, shall not permit any modification  with respect to such Mortgage Loan that would change the Mortgage  Interest Rate and (b)
shall not (unless the  Mortgagor is in default with respect to such  Mortgage  Loan or such default is, in the  judgment  of the  Company,  reasonably  foreseeable)  make or  permit  any  modification,  waiver  or amendment of any term of such  Mortgage  Loan that would both (i) effect an exchange or reissuance of such
Mortgage Loan under Section 1001 of the Code (or Treasury  regulations  promulgated  thereunder)  and (ii)
cause any REMIC to fail to qualify as a REMIC under the Code or the  imposition of any tax on  "prohibited transactions" or "contributions" after the startup date under the REMIC Provisions.

         Prior to taking  any  action  with  respect  to the  Mortgage  Loans  subject  to a  Pass-Through
Transfer,  which is not  contemplated  under the  terms of this  Agreement,  the  Company  will  obtain an
Opinion of Counsel  acceptable to the trustee in such  Pass-Through  Transfer with respect to whether such action could result in the  imposition  of a tax upon any REMIC  (including  but not limited to the tax on prohibited  transactions as defined in Section  860F(a)(2) of the Code and the tax on  contributions  to a
REMIC set forth in Section  860G(d) of the  Code)(either  such event,  an "Adverse REMIC Event"),  and the
Company  shall not take any such  actions  as to which it has been  advised  that an Adverse  REMIC  Event could occur.

         The  Company  shall not permit the  creation  of any  "interests"  (within the meaning of Section
860G of the Code) in any REMIC.  The Company  shall not enter into any  arrangement  by which a REMIC will receive a fee or other  compensation  for  services  nor permit a REMIC to receive  any income from assets other than "qualified  mortgages" as defined in Section 860G(a)(3) of the Code or "permitted  investments"
as defined in Section 860G(a)(5) of the Code.

         In servicing and  administering  the Mortgage Loans, the Company shall employ Accepted  Servicing
Practices,  giving due consideration to the Purchaser's  reliance on the Company.  Unless a different time period is stated in this  Agreement  or the related  Term Sheet,  Purchaser  shall be deemed to have given consent in connection with a particular matter if Purchaser does not  affirmatively  grant or deny consent within five (5) Business Days from the date Purchaser  receives a second  written  request for consent for such matter from Company as servicer.

         The Mortgage Loans may be  subserviced  by a Subservicer  on behalf of the Company  provided that the  Subservicer  is an entity that engages in the business of servicing  loans,  and in either case shall be authorized to transact  business,  and licensed to service mortgage loans, in the state or states where the  related  Mortgaged  Properties  it is to  service  are  situated,  if and to the extent  required  by applicable law to enable the Subservicer to perform its obligations  hereunder and under the  Subservicing
Agreement,  and in  either  case  shall  be a FHLMC or  Fannie  Mae  approved  mortgage  servicer  in good standing,  and no event has occurred,  including but not limited to a change in insurance coverage,  which would make it unable to comply with the  eligibility  requirements  for  lenders  imposed by Fannie Mae or for  seller/servicers  imposed by Fannie Mae or FHLMC,  or which would require  notification to Fannie Mae or FHLMC. In addition,  each Subservicer will obtain and preserve its  qualifications  to do business as a foreign  corporation  and its  licenses to service  mortgage  loans,  in each  jurisdiction  in which such qualifications  and/or  licenses are or shall be necessary to protect the validity and  enforceability  of this  Agreement,  or any of the Mortgage  Loans and to perform or cause to be  performed  its duties under the  related  Subservicing  Agreement.  The Company  may  perform  any of its  servicing  responsibilities hereunder or may cause the Subservicer to perform any such servicing  responsibilities  on its behalf, but the use by the  Company of the  Subservicer  shall not release  the  Company  from any of its  obligations hereunder  and  the  Company  shall  remain  responsible  hereunder  for all  acts  and  omissions  of the
Subservicer  as fully as if such acts and omissions  were those of the Company.  The Company shall pay all fees and expenses of the Subservicer  from its own funds, and the  Subservicer's  fee shall not exceed the
Servicing  Fee.  Company  shall  notify  Purchaser  promptly  in  writing  upon  the  appointment  of  any
Subservicer.

         At the cost and expense of the Company,  without any right of  reimbursement  from the  Custodial
Account,  the Company shall be entitled to terminate the rights and  responsibilities  of the  Subservicer and arrange for any  servicing  responsibilities  to be performed by a successor  subservicer  meeting the requirements  in the  preceding  paragraph,  provided,  however,  that nothing  contained  herein shall be deemed to prevent or prohibit the Company,  at the Company's option,  from electing to service the related
Mortgage Loans itself.  In the event that the Company's  responsibilities  and duties under this Agreement are terminated  pursuant to Section 4.13,  8.04, 9.01 or 10.01 and if requested to do so by the Purchaser, the  Company  shall  at its own  cost  and  expense  terminate  the  rights  and  responsibilities  of the
Subservicer  effective  as of the date of  termination  of the  Company.  The Company  shall pay all fees, expenses or penalties  necessary in order to terminate the rights and  responsibilities of the Subservicer from the Company's own funds without reimbursement from the Purchaser.

         Notwithstanding  any of the provisions of this Agreement  relating to agreements or  arrangements between the Company and the  Subservicer or any reference  herein to actions taken through the Subservicer or  otherwise,  the  Company  shall not be  relieved  of its  obligations  to the  Purchaser  and shall be obligated to the same extent and under the same terms and  conditions  as if it alone were  servicing  and administering  the  Mortgage  Loans.  The Company  shall be entitled to enter into an  agreement  with the
Subservicer  for  indemnification  of the  Company  by the  Subservicer  and  nothing  contained  in  this
Agreement  shall be deemed to limit or modify such  indemnification.  The Company will  indemnify and hold
Purchaser  harmless  from any loss,  liability  or  expense  arising  out of its use of a  Subservicer  to perform any of its servicing duties, responsibilities and obligations hereunder.

         Any  Subservicing  Agreement  and any other  transactions  or services  relating to the  Mortgage
Loans involving the Subservicer  shall be deemed to be between the Subservicer and Company alone,  and the
Purchaser shall have no obligations,  duties or liabilities  with respect to the Subservicer  including no obligation,  duty or liability of Purchaser to pay the  Subservicer's  fees and expenses.  For purposes of distributions  and  advances by the Company  pursuant to this  Agreement,  the Company  shall be deemed to have received a payment on a Mortgage Loan when the Subservicer has received such payment.

         Section 4.02      Collection of Mortgage Loan Payments.

         Continuously  from the date  hereof  until the date each  Mortgage  Loan  ceases to be subject to this Agreement,  the Company will proceed  diligently to collect all payments due under each Mortgage Loan when the same shall become due and payable and shall,  to the extent such  procedures  shall be consistent with this Agreement,  Accepted  Servicing  Practices,  and the terms and provisions of any related Primary
Mortgage  Insurance  Policy  and  Lender  Primary  Mortgage  Insurance  Policy,   follow  such  collection
procedures  as it follows with respect to mortgage  loans  comparable  to the Mortgage  Loans and held for its own  account.  Further,  the Company  will take special care in  ascertaining  and  estimating  annual escrow  payments,  and all other charges  that, as provided in the Mortgage,  will become due and payable, so that the  installments  payable by the  Mortgagors  will be  sufficient to pay such charges as and when they become due and payable.

         In no event will the Company  waive its right to any  prepayment  penalty or premium  without the prior written  consent of Purchaser and Company will use diligent  efforts to collect same when due except as otherwise provided in the prepayment penalty provisions provided in the Mortgage Loan Documents.

         Section 4.03      Realization Upon Defaulted Mortgage

         The Company shall use its best efforts,  consistent  with the  procedures  that the Company would use in servicing loans for its own account,  consistent  with Accepted  Servicing  Practices,  any Primary
Mortgage  Insurance  Policies and Lender  Primary  Mortgage  Insurance  Policies and the best  interest of
Purchaser,  to foreclose upon or otherwise  comparably  convert the ownership of properties  securing such of the Mortgage  Loans as come into and continue in default and as to which no  satisfactory  arrangements can be made for  collection of delinquent  payments  pursuant to Section 4.01.  Foreclosure  or comparable proceedings  shall be initiated  within ninety (90) days of default for Mortgaged  Properties for which no satisfactory  arrangements  can be made for  collection  of  delinquent  payments,  subject  to state  and federal law and  regulation.  The Company  shall use its best efforts to realize upon  defaulted  Mortgage
Loans in such manner as will  maximize the receipt of  principal  and  interest by the  Purchaser,  taking into  account,  among other things,  the timing of  foreclosure  proceedings.  The foregoing is subject to the provisions  that, in any case in which a Mortgaged  Property shall have suffered  damage,  the Company shall not be required to expend its own funds  toward the  restoration  of such  property  unless it shall determine in its  discretion  (i) that such  restoration  will increase the proceeds of liquidation of the related  Mortgage Loan to the Purchaser  after  reimbursement  to itself for such expenses,  and (ii) that such expenses will be recoverable by the Company through Insurance  Proceeds or Liquidation  Proceeds from the related Mortgaged  Property,  as contemplated in Section 4.05.  Company shall obtain prior approval of
Purchaser as to repair or restoration  expenses in excess of ten thousand dollars  ($10,000).  The Company shall notify the Purchaser in writing of the  commencement of foreclosure  proceedings and not less than 5 days  prior  to the  acceptance  or  rejection  of any  offer  of  reinstatement.  The  Company  shall  be responsible  for all costs and expenses  incurred by it in any such  proceedings  or functions;  provided, however,  that it shall be entitled to reimbursement  thereof from the related  property,  as contemplated in Section  4.05.  Notwithstanding  anything  to the  contrary  contained  herein,  in  connection  with a foreclosure  or  acceptance  of a deed in lieu of  foreclosure,  in the event the Company  has  reasonable cause to believe that a Mortgaged  Property is  contaminated  by hazardous or toxic  substances or wastes, or if the Purchaser  otherwise requests an environmental  inspection or review of such Mortgaged Property, such an  inspection  or review is to be conducted by a qualified  inspector  at the  Purchaser's  expense.
Upon  completion of the  inspection,  the Company  shall  promptly  provide the  Purchaser  with a written report  of the  environmental  inspection.  After  reviewing  the  environmental  inspection  report,  the
Purchaser shall determine how the Company shall proceed with respect to the Mortgaged Property.

         Notwithstanding   anything  to  the  contrary   contained  herein,  the  Purchaser  may,  at  the
Purchaser's  sole option,  terminate  the Company as servicer of any Mortgage  Loan which  becomes  ninety
(90) days or  greater  delinquent  in payment  of a  scheduled  Monthly  Payment,  without  payment of any termination fee with respect thereto,  provided that the Company shall on the date said termination  takes effect be  reimbursed  for any  unreimbursed  Monthly  Advances of the  Company's  funds made  pursuant to
Section 5.03 and any  unreimbursed  Servicing  Advances and  Servicing  Fees in each case  relating to the
Mortgage  Loan  underlying  such  delinquent  Mortgage Loan  notwithstanding  anything to the contrary set forth in Section  4.05.  In the event of any such  termination,  the  provisions  of Section  11.01 hereof shall apply to said  termination  and the  transfer of  servicing  responsibilities  with  respect to such delinquent Mortgage Loan to the Purchaser or its designee.

         In the event that a Mortgage  Loan  becomes  part of a REMIC,  and  becomes  REO  Property,  such property shall be disposed of by the Company,  with the consent of Purchaser as required  pursuant to this
Agreement,  before the close of the third  taxable year  following  the taxable year in which the Mortgage
Loan became an REO  Property,  unless the Company  provides to the trustee  under such REMIC an opinion of counsel to the effect that the holding of such REO Property  subsequent  to the close of the third taxable year  following  the taxable year in which the Mortgage  Loan became an REO  Property,  will not result in the  imposition  of taxes on  "prohibited  transactions"  as defined in Section 860F of the Code, or cause the  transaction  to fail to qualify as a REMIC at any time that  certificates  are  outstanding.  Company shall manage, conserve,  protect and operate each such REO Property for the certificateholders  solely for the purpose of its prompt  disposition  and sale in a manner which does not cause such property to fail to qualify as "foreclosure  property"  within the meaning of Section  860F(a)(2)(E)  of the Code, or any "net income from  foreclosure  property"  which is subject to taxation under the REMIC  provisions of the Code.
Pursuant  to its  efforts to sell such  property,  the  Company  shall  either  itself or through an agent selected by Company,  protect and  conserve  such  property in the same manner and to such an extent as is customary in the locality  where such  property is located.  Additionally,  Company  shall perform the tax withholding and reporting related to Sections 1445 and 6050J of the Code.

         Section 4.04      Establishment of Custodial Accounts; Deposits in Custodial Accounts.

         The Company shall segregate and hold all funds  collected and received  pursuant to each Mortgage
Loan  separate  and apart from any of its own funds and general  assets and shall  establish  and maintain one or more  Custodial  Accounts.  The  Custodial  Account  shall be an Eligible  Account.  Funds shall be deposited in the Custodial  Account  within 24 hours of receipt,  and shall at all times be insured by the
FDIC up to the FDIC  insurance  limits,  or must be invested in Permitted  Investments  for the benefit of the  Purchaser.  Funds  deposited in the  Custodial  Account may be drawn on by the Company in  accordance with Section  4.05.  The creation of any  Custodial  Account  shall be evidenced by a letter  agreement in the form shown in Exhibit B hereto.  The  original  of such letter  agreement  shall be  furnished  to the
Purchaser on the Closing Date, and upon the request of any subsequent Purchaser.

         The Company  shall  deposit in the  Custodial  Account on a daily basis,  and retain  therein the following  payments and collections  received or made by it subsequent to the Cut-off Date, or received by it prior to the  Cut-off  Date but  allocable  to a period  subsequent  thereto,  other than in respect of principal and interest on the Mortgage Loans due on or before the Cut-off Date:

         (i)      all payments on account of principal,  including Principal Prepayments,  on the Mortgage
Loans;

         (ii)     all  payments on account of  interest on the  Mortgage  Loans  adjusted to the  Mortgage
Loan Remittance Rate;

         (iii)    all Liquidation Proceeds;

         (iv)     any  amounts  required  to be  deposited  by the  Company  in  connection  with  any REO
Property  pursuant to Section 4.13 and in  connection  therewith,  the Company shall provide the Purchaser with written detail itemizing all of such amounts;

         (v)      all Insurance  Proceeds  including amounts required to be deposited pursuant to Sections
4.08,  4.10 and 4.11,  other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged  Property or released to the Mortgagor in  accordance  with Accepted  Servicing
Practices, the Mortgage Loan Documents or applicable law;

         (vi)     all  Condemnation  Proceeds  affecting any Mortgaged  Property which are not released to the Mortgagor in accordance with Accepted Servicing Practices, the loan documents or applicable law;

         (vii)    any Monthly Advances;

         (viii)   with  respect to each full or partial  Principal  Prepayment,  any  Prepayment  Interest
Shortfalls,  to the extent of the Company's  aggregate  Servicing Fee received with respect to the related
Prepayment Period;

         (ix)     any  amounts  required  to be  deposited  by the  Company  pursuant  to Section  4.10 in connection with the deductible clause in any blanket hazard insurance  policy,  such deposit shall be made from the Company's own funds, without reimbursement therefor; and

         (x)      any amounts  required  to be  deposited  in the  Custodial  Account  pursuant to Section
4.01, 4.13 or 6.02.

                  The foregoing  requirements for deposit in the Custodial Account shall be exclusive,  it being  understood  and agreed that,  without  limiting the  generality of the  foregoing,  payments in the nature of late payment charges and assumption  fees, to the extent  permitted by Section 6.01, need not be deposited  by the  Company  in the  Custodial  Account.  Any  interest  paid  on  funds  deposited  in the
Custodial  Account by the  depository  institution  shall  accrue to the  benefit of the  Company  and the
Company shall be entitled to retain and withdraw such  interest  from the  Custodial  Account  pursuant to
Section  4.05 (iv).  The  Purchaser  shall not be  responsible  for any losses  suffered  with  respect to investment of funds in the Custodial Account.

         Section 4.05      Permitted Withdrawals From the Custodial Account.

         The Company  may,  from time to time,  withdraw  from the  Custodial  Account  for the  following purposes:

         (i)      to make  payments to the  Purchaser  in the amounts  and in the manner  provided  for in
Section 5.01;

         (ii)     to reimburse  itself for Monthly  Advances,  the  Company's  right to  reimburse  itself pursuant to this  subclause  (ii) being  limited to amounts  received on the related  Mortgage  Loan which represent late  collections (net of the related  Servicing Fees) of principal  and/or interest  respecting which  any such  advance  was made,  it being  understood  that,  in the case of such  reimbursement,  the
Company's right thereto shall be prior to the rights of the Purchaser,  except that,  where the Company is required  to  repurchase  a  Mortgage  Loan,  pursuant  to  Section  3.03,  the  Company's  right  to such reimbursement  shall be  subsequent to the payment to the Purchaser of the  Repurchase  Price  pursuant to such Section and all other  amounts  required to be paid to the  Purchaser  with respect to such  Mortgage
Loan;

         (iii)    to  reimburse  itself for  unreimbursed  Servicing  Advances  and any  unpaid  Servicing
Fees(or REO  administration  fees  described in Section  4.13),  the Company's  right to reimburse  itself pursuant to this  subclause  (iii) with respect to any  Mortgage  Loan being  limited to related  proceeds from Liquidation  Proceeds,  Condemnation  Proceeds and Insurance Proceeds in accordance with the relevant provisions of the Fannie Mae Guides or as otherwise  set forth in this  Agreement;  any recovery  shall be made upon liquidation of the REO Property;

         (iv)     to pay to  itself  as part of its  servicing  compensation  (a) any  interest  earned on funds in the Custodial  Account (all such interest to be withdrawn  monthly not later than each Remittance
Date),  and (b) the  Servicing  Fee from that  portion of any  payment or  recovery  as to  interest  with respect to a particular Mortgage Loan;

         (v)      to pay to itself with respect to each Mortgage Loan that has been  repurchased  pursuant to Section  3.03 all  amounts  received  thereon and not  distributed  as of the date on which the related repurchase price is determined,

         (vi)     to transfer funds to another Eligible Account in accordance with Section 4.09 hereof;

         (vii)    to remove funds inadvertently placed in the Custodial Account by the Company;

         (vi)     to clear and terminate the Custodial  Account upon the  termination  of this  Agreement;
and

        (vii)    to reimburse itself for Nonrecoverable  Advances to the extent not reimbursed  pursuant to clause
(ii) or clause (iii).

         Section 4.06      Establishment of Escrow Accounts; Deposits in Escrow Accounts.

         The Company shall segregate and hold all funds  collected and received  pursuant to each Mortgage
Loan which  constitute  Escrow  Payments  separate and apart from any of its own funds and general  assets and shall  establish  and maintain one or more Escrow  Accounts.  The Escrow  Account shall be an Eligible
Account.  Funds  deposited  in each  Escrow  Account  shall at all times be insured in a manner to provide maximum  insurance  under  the  insurance  limitations  of the  FDIC,  or must be  invested  in  Permitted
Investments.  Funds  deposited  in the Escrow  Account may be drawn on by the Company in  accordance  with
Section  4.07.  The creation of any Escrow  Account  shall be evidenced by a letter  agreement in the form shown in Exhibit C. The  original of such letter  agreement  shall be  furnished  to the  Purchaser on the
Closing Date, and upon request to any subsequent purchaser.

         The  Company  shall  deposit  in the Escrow  Account or  Accounts  on a daily  basis,  and retain therein:

         (i)      all Escrow  Payments  collected  on account of the  Mortgage  Loans,  for the purpose of effecting timely payment of any such items as required under the terms of this Agreement;

         (ii)     all  Insurance  Proceeds  which are to be  applied to the  restoration  or repair of any
Mortgaged Property; and

         (iii)    all Servicing  Advances for Mortgagors  whose Escrow Payments are  insufficient to cover escrow disbursements.

                  The  Company  shall  make  withdrawals  from the  Escrow  Account  only to  effect  such payments as are required  under this  Agreement,  and for such other  purposes as shall be as set forth or in  accordance  with Section  4.07.  The Company  shall be entitled to retain any  interest  paid on funds deposited  in the Escrow  Account by the  depository  institution  other than  interest on escrowed  funds required by law to be paid to the  Mortgagor  and, to the extent  required by law,  the Company  shall pay interest  on escrowed  funds to the  Mortgagor  notwithstanding  that the Escrow  Account is  non-interest bearing or that interest  paid thereon is  insufficient  for such  purposes.  The  Purchaser  shall not be responsible for any losses suffered with respect to investment of funds in the Escrow Account.

         Section 4.07      Permitted Withdrawals From Escrow Account.

         Withdrawals from the Escrow Account may be made by Company only:

         (i)      to effect timely  payments of ground rents,  taxes,  assessments,  water rates,  Primary
Mortgage  Insurance  Policy  premiums,  if applicable,  fire and hazard  insurance  premiums,  condominium assessments and comparable items;

         (ii)     to  reimburse  Company  for any  Servicing  Advance  made by Company  with  respect to a related  Mortgage Loan but only from amounts  received on the related  Mortgage Loan which  represent late payments or collections of Escrow Payments thereunder;

         (iii)    to refund to the Mortgagor any funds as may be determined to be overages;

         (iv)     for transfer to the Custodial Account in accordance with the terms of this Agreement;

         (v)      for application to restoration or repair of the Mortgaged Property;

         (vi)     to pay to the Company,  or to the Mortgagor to the extent  required by law, any interest paid on the funds deposited in the Escrow Account;

         (vii)    to clear and terminate  the Escrow  Account on the  termination  of this  Agreement.  As part of its  servicing  duties,  the  Company  shall  pay to the  Mortgagors  interest  on funds in Escrow
Account,  to the extent  required by law,  and to the extent that  interest  earned on funds in the Escrow
Account is insufficient,  shall pay such interest from its own funds, without any reimbursement  therefor;
and

         (viii)   to pay to the  Mortgagors or other parties  Insurance  Proceeds  deposited in accordance with Section 4.06.

         Section 4.08      Payment of Taxes, Insurance and Other Charges;  Maintenance of Primary Mortgage
         Insurance Policies; Collections Thereunder.

         With respect to each Mortgage Loan, the Company shall maintain  accurate  records  reflecting the status of ground rents, taxes,  assessments,  water rates and other charges which are or may become a lien upon the  Mortgaged  Property and the status of primary  mortgage  insurance  premiums and fire and hazard insurance  coverage  and shall  obtain,  from time to time,  all bills for the  payment  of such  charges, including  renewal  premiums  and  shall  effect  payment  thereof  prior  to the  applicable  penalty  or termination date and at a time appropriate for securing maximum  discounts  allowable,  employing for such purpose  deposits of the Mortgagor in the Escrow Account which shall have been  estimated and  accumulated by the Company in amounts  sufficient  for such  purposes,  as allowed  under the terms of the Mortgage or applicable  law. To the extent that the Mortgage does not provide for Escrow  Payments,  the Company shall determine  that any such  payments  are made by the  Mortgagor  at the time they  first  become  due.  The
Company  assumes full  responsibility  for the timely  payment of all such bills and shall  effect  timely payments of all such bills  irrespective  of the Mortgagor's  faithful  performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments.

         The  Company  will  maintain  in full force and effect  Primary  Mortgage  Insurance  Policies or
Lender Primary  Mortgage  Insurance  Policies issued by a Qualified  Insurer with respect to each Mortgage
Loan for  which  such  coverage  is  herein  required.  Such  coverage  will be  terminated  only with the approval of Purchaser,  or as required by  applicable  law or  regulation.  The Company will not cancel or refuse to renew any Primary  Mortgage  Insurance  Policy or Lender Primary  Mortgage  Insurance  Policy in
effect  on the  Closing  Date  that  is  required  to be kept in  force  under  this  Agreement  unless  a replacement  Primary  Mortgage  Insurance  Policy or Lender  Primary  Mortgage  Insurance  Policy for such canceled or  nonrenewed  policy is obtained  from and  maintained  with a Qualified  Insurer.  The Company shall not take any action  which  would  result in  non-coverage  under any  applicable  Primary  Mortgage
Insurance  Policy or Lender Primary  Mortgage  Insurance  Policy of any loss which, but for the actions of the Company  would have been  covered  thereunder.  In  connection  with any  assumption  or  substitution agreement  entered into or to be entered into pursuant to Section 6.01, the Company shall promptly  notify the insurer under the related  Primary  Mortgage  Insurance  Policy or Lender Primary  Mortgage  Insurance
Policy,  if any, of such  assumption or  substitution  of liability in  accordance  with the terms of such policy  and  shall  take  all  actions  which  may be  required  by such  insurer  as a  condition  to the continuation  of  coverage  under  the  Primary  Mortgage  Insurance  Policy or  Lender  Primary  Mortgage
Insurance  Policy. If such Primary Mortgage  Insurance Policy or Lender Primary Mortgage  Insurance Policy
is terminated  as a result of such  assumption or  substitution  of liability,  the Company shall obtain a replacement  Primary Mortgage  Insurance  Policy or Lender Primary  Mortgage  Insurance Policy as provided above.

         In connection  with its  activities as servicer,  the Company  agrees to prepare and present,  on behalf of itself and the Purchaser,  claims to the insurer under any Private Mortgage  Insurance Policy in a timely  fashion  in  accordance  with the  terms of such  Primary  Mortgage  Insurance  Policy or Lender
Primary  Mortgage  Insurance  Policy and, in this  regard,  to take such action as shall be  necessary  to permit recovery under any Primary Mortgage  Insurance  Policy or Lender Primary Mortgage  Insurance Policy
respecting a defaulted  Mortgage  Loan.  Pursuant to Section  4.04,  any amounts  collected by the Company under any  Primary  Mortgage  Insurance  Policy or  Lender  Primary  Mortgage  Insurance  Policy  shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

         Section 4.09      Transfer of Accounts.

         The Company may  transfer the  Custodial  Account or the Escrow  Account to a different  Eligible
Account from time to time.  Such transfer shall be made only upon  obtaining the prior written  consent of the Purchaser, which consent will not be unreasonably withheld.

         Section 4.10      Maintenance of Hazard Insurance.

         The Company shall cause to be maintained  for each Mortgage Loan fire and hazard  insurance  with extended  coverage as is  acceptable  to Fannie Mae or FHLMC and customary in the area where the Mortgaged
Property is located in an amount  which is equal to the lesser of (i) the maximum  insurable  value of the improvements  securing such Mortgage Loan or (ii) the greater of (a) the outstanding  principal balance of the Mortgage  Loan,  and (b) an amount such that the proceeds  thereof  shall be sufficient to prevent the
Mortgagor  and/or the mortgagee from becoming a co-insurer.  If required by the Flood Disaster  Protection
Act of 1973,  as amended,  each  Mortgage Loan shall be covered by a flood  insurance  policy  meeting the requirements  of the  current  guidelines  of the  Federal  Insurance  Administration  in  effect  with an insurance  carrier  acceptable to Fannie Mae or FHLMC,  in an amount  representing  coverage not less than the least of (i) the  outstanding  principal  balance of the  Mortgage  Loan,  (ii) the maximum  insurable value of the  improvements  securing such Mortgage Loan or (iii) the maximum amount of insurance  which is available  under the Flood  Disaster  Protection  Act of 1973, as amended.  If at any time during the term of the Mortgage  Loan,  the Company  determines  in  accordance  with  applicable  law and pursuant to the
Fannie Mae Guides that a Mortgaged  Property is located in a special  flood hazard area and is not covered by flood  insurance  or is  covered  in an amount  less than the  amount  required  by the Flood  Disaster
Protection  Act of 1973,  as amended,  the Company shall notify the related  Mortgagor  that the Mortgagor must obtain such flood  insurance  coverage,  and if said  Mortgagor  fails to obtain the  required  flood insurance  coverage within  forty-five (45) days after such  notification,  the Company shall  immediately force place the required flood  insurance on the  Mortgagor's  behalf.  The Company shall also maintain on each REO Property,  fire and hazard insurance with extended  coverage in an amount which is at least equal to the maximum insurable value of the improvements  which are a part of such property,  and, to the extent required and available  under the Flood Disaster  Protection Act of 1973, as amended,  flood  insurance in an amount as provided  above.  Any amounts  collected by the Company  under any such  policies  other than amounts to be deposited in the Escrow  Account and applied to the  restoration  or repair of the Mortgaged
Property or REO Property,  or released to the Mortgagor in accordance with Accepted  Servicing  Practices, shall be deposited  in the  Custodial  Account,  subject to  withdrawal  pursuant to Section  4.05.  It is understood  and  agreed  that no  other  additional  insurance  need be  required  by the  Company  of the
Mortgagor or  maintained  on property  acquired in respect of the Mortgage  Loan,  other than  pursuant to this Agreement,  the Fannie Mae Guides or such  applicable  state or federal laws and regulations as shall at any time be in force  and as shall  require  such  additional  insurance.  All such  policies  shall be endorsed  with  standard  mortgagee  clauses  with loss payable to the Company and its  successors  and/or assigns and shall provide for at least thirty days prior  written  notice of any  cancellation,  reduction in the amount or material  change in coverage to the Company.  The Company  shall not  interfere  with the
Mortgagor's  freedom of choice in selecting  either his  insurance  carrier or agent,  provided,  however, that the  Company  shall not accept any such  insurance  policies  from  insurance  companies  unless such companies are Qualified Insurers.

         Section 4.11      Maintenance of Mortgage Impairment Insurance Policy.

         In the event that the Company  shall obtain and maintain a blanket  policy  issued by a Qualified
Insurer  insuring  against  hazard  losses on all of the Mortgage  Loans,  then, to the extent such policy provides  coverage  in an amount  equal to the amount  required  pursuant  to Section  4.10 and  otherwise complies with all other  requirements  of Section 4.10, it shall  conclusively be deemed to have satisfied its  obligations  as set forth in  Section  4.10,  it being  understood  and agreed  that such  policy may contain a  deductible  clause,  in which case the  Company  shall,  in the event that there shall not have been maintained on the related  Mortgaged  Property or REO Property a policy  complying with Section 4.10, and there shall have been a loss which would have been  covered by such policy,  deposit in the  Custodial
Account the amount not otherwise  payable under the blanket policy because of such deductible  clause.  In connection  with its  activities  as servicer of the  Mortgage  Loans,  the Company  agrees to prepare and present,  on  behalf of the  Purchaser,  claims  under any such  blanket  policy  in a timely  fashion  in accordance  with the terms of such policy.  Upon request of the  Purchaser,  the Company shall cause to be delivered to the  Purchaser a certified  true copy of such policy and shall use its best efforts to obtain a statement  from the insurer  thereunder  that such policy shall in no event be  terminated or materially modified without thirty (30) days' prior written notice to the Purchaser.

         Section 4.12      Fidelity Bond, Errors and Omissions Insurance.

         The  Company  shall  maintain,  at its own  expense,  a blanket  fidelity  bond and an errors and omissions insurance policy, with broad coverage with responsible  companies on all officers,  employees or other persons  acting in any capacity with regard to the Mortgage Loan to handle funds,  money,  documents and  papers  relating  to the  Mortgage  Loan.  The  Fidelity  Bond  shall be in the form of the  Mortgage
Banker's Blanket Bond and shall protect and insure the Company against losses,  including forgery,  theft, embezzlement  and fraud of such persons.  The errors and omissions  insurance shall protect and insure the
Company  against  losses  arising out of errors and  omissions and  negligent  acts of such persons.  Such errors and  omissions  insurance  shall also protect and insure the Company  against  losses in connection with the failure to maintain any insurance  policies  required  pursuant to this Agreement and the release or  satisfaction of a Mortgage Loan without having obtained  payment in full of the  indebtedness  secured thereby.  No  provision  of this  Section  4.12  requiring  the  Fidelity  Bond or  errors  and  omissions insurance  shall  diminish  or relieve the Company  from its duties and  obligations  as set forth in this
Agreement.  The minimum  coverage under any such bond and insurance  policy shall be at least equal to the corresponding  amounts  required by Fannie Mae in the Fannie Mae Guides.  Upon  request by the  Purchaser, the  Company  shall  deliver to the  Purchaser  a  certificate  from the surety and the  insurer as to the existence  of the Fidelity  Bond and errors and  omissions  insurance  policy and shall obtain a statement from the  surety  and the  insurer  that  such  Fidelity  Bond or  insurance  policy  shall in no event be terminated or materially  modified  without thirty (30) days' prior written  notice to the Purchaser.  The
Company shall notify the  Purchaser  within five (5) business days of receipt of notice that such Fidelity
Bond or insurance policy will be, or has been,  materially  modified or terminated.  The Purchaser (or any party  having the status of  Purchaser  hereunder)  and any  subsidiary  thereof and their  successors  or assigns  as  their  interests  may  appear  must be  named  as loss  payees  on the  Fidelity  Bond and as additional  insured on the errors and omissions policy.  Upon request by Purchaser,  Company shall provide
Purchaser with an insurance  certificate  certifying coverage under this Section 4.12, and will provide an update to such certificate upon request, or upon renewal or material modification of coverage.

         Section 4.13      Title, Management and Disposition of REO Property.

         In the event that title to the Mortgaged  Property is acquired in  foreclosure or by deed in lieu of  foreclosure,  the deed or  certificate  of sale  shall be  taken in the name of the  Purchaser  or its designee,  or in the event the  Purchaser or its designee is not  authorized or permitted to hold title to real  property in the state where the REO Property is located,  or would be adversely  affected  under the
"doing  business" or tax laws of such state by so holding title,  the deed or certificate of sale shall be taken in the name of such  Person or Persons as shall be  consistent  with an opinion of counsel  obtained by the Company  from an attorney  duly  licensed  to practice  law in the state where the REO  Property is located.  Any Person or Persons holding such title other than the Purchaser  shall  acknowledge in writing that such title is being held as nominee for the benefit of the Purchaser.

         The  Company  shall  notify  the  Purchaser  in  accordance  with the  Fannie  Mae Guides of each acquisition  of REO  Property  upon such  acquisition  (and,  in any event,  shall  provide  notice of the consummation  of any foreclosure  sale within three (3) Business Days of the date Company  receives notice of such  consummation),  together  with a copy of the drive by appraisal or brokers  price  opinion of the
Mortgaged   Property   obtained  in  connection  with  such   acquisition,   and  thereafter   assume  the
responsibility  for  marketing  such  REO  property  in  accordance  with  Accepted  Servicing  Practices.
Thereafter,  the  Company  shall  continue to provide  certain  administrative  services to the  Purchaser relating to such REO Property as set forth in this  Section  4.13.  No Servicing  Fee shall be assessed or otherwise accrue on any REO Property from and after the date on which it becomes an REO Property.

         The Company shall,  either itself or through an agent selected by the Company,  and in accordance with the Fannie Mae Guides  manage,  conserve,  protect and operate  each REO  Property in the same manner that it manages,  conserves,  protects and operates other foreclosed property for its own account,  and in the same manner that similar  property in the same  locality as the REO  Property is managed.  The Company shall cause each REO Property to be inspected  promptly  upon the  acquisition  of title thereto and shall cause each REO Property to be inspected at least  monthly  thereafter  or more  frequently  as required by the  circumstances.  The  Company  shall  make  or  cause  to be  made  a  written  report  of  each  such inspection.  Such reports  shall be retained in the Mortgage  File and copies  thereof  shall be forwarded by the Company to the Purchaser.

         The Company  shall use its best  efforts to dispose of the REO  Property as soon as possible  and shall  sell such REO  Property  in any  event  within  one year  after  title  has been  taken to such REO
Property,  unless  the  Company  determines,  and gives an  appropriate  notice to the  Purchaser  to such effect,  that a longer period is necessary for the orderly  liquidation of such REO Property.  If a longer period than one (1) year is  permitted  under the  foregoing  sentence  and is  necessary  to sell any REO
Property,  the Company  shall report  monthly to the  Purchaser  as to the progress  being made in selling such REO  Property.  No REO Property  shall be marketed  for less than the  Appraised  Value,  without the prior consent of Purchaser.  No REO Property  shall be sold for less than ninety five percent (95%) of its
Appraised  Value,  without the prior consent of  Purchaser.  All requests for  reimbursement  of Servicing
Advances  shall be in accordance  with the Fannie Mae Guides.  The  disposition  of REO Property  shall be carried out by the Company at such price,  and upon such terms and conditions,  as the Company deems to be in the best  interests of the  Purchaser  (subject to the above  conditions)  only with the prior  written consent of the Purchaser.  Company shall provide  monthly  reports to Purchaser in reference to the status of the marketing of the REO Properties.

         Notwithstanding   anything  to  the  contrary   contained  herein,  the  Purchaser  may,  at  the
Purchaser's  sole option,  terminate the Company as servicer of any such REO Property  without  payment of any termination  fee with respect  thereto,  provided that the Company shall on the date said  termination takes effect be reimbursed for any  unreimbursed  advances of the Company's funds made pursuant to Section
5.03 and any  unreimbursed  Servicing  Advances and  Servicing  Fees in each case relating to the Mortgage
Loan  underlying  such REO Property  notwithstanding  anything to the contrary set forth in Section  4.05.
In the  event of any such  termination,  the  provisions  of  Section  11.01  hereof  shall  apply to said termination  and the  transfer of  servicing  responsibilities  with  respect to such REO  Property to the
Purchaser or its designee.  Within five  Business  Days of any such  termination,  the Company  shall,  if necessary  convey  such  property to the  Purchaser  and shall  further  provide  the  Purchaser  with the following  information  regarding  the subject REO  Property:  the related  drive by  appraisal or brokers price  opinion,  and copies of any related  Mortgage  Impairment  Insurance  Policy  claims.  In addition, within five Business  Days,  the Company shall provide the Purchaser  with the following  information  and documents  regarding  the subject REO  Property:  the related  trustee's  deed upon sale and copies of any related hazard insurance claims, or repair bids.

         Section 4.14      Notification of Maturity Date.

          With respect to each Mortgage  Loan,  the Company shall execute and deliver to the Mortgagor any and all necessary  notices  required under  applicable law and the terms of the related  Mortgage Note and
Mortgage regarding the maturity date if required under applicable law.

                                                ARTICLE V

                                        PAYMENTS TO THE PURCHASER

         Section 5.01      Distributions.

         On each Remittance Date, the Company shall  distribute by wire transfer of immediately  available funds to the  Purchaser (i) all amounts  credited to the Custodial  Account as of the close of business on the preceding  Determination  Date,  net of charges  against or  withdrawals  from the  Custodial  Account pursuant to Section  4.05,  plus (ii) all Monthly  Advances,  if any,  which the Company is  obligated  to distribute  pursuant to Section 5.03,  plus,  (iii) interest at the Mortgage Loan  Remittance  Rate on any
Principal  Prepayment  from the date of such Principal  Prepayment  through the end of the month for which disbursement  is made  provided that the  Company's  obligation  as to payment of such  interest  shall be limited  to the  Servicing  Fee  earned  during  the month of the  distribution,  minus  (iv) any  amounts attributable  to Monthly  Payments  collected  but due on a Due Date or Dates  subsequent to the preceding
Determination  Date,  which  amounts  shall be remitted on the  Remittance  Date next  succeeding  the Due
Period for such amounts.  It is  understood  that,  by operation of Section  4.04,  the  remittance on the first  Remittance Date with respect to Mortgage Loans  purchased  pursuant to the related Term Sheet is to include  principal  collected  after the  Cut-off  Date  through  the  preceding  Determination  Date plus interest,  adjusted to the  Mortgage  Loan  Remittance  Rate  collected  through such  Determination  Date exclusive of any portion  thereof  allocable to the period prior to the Cut-off Date, with the adjustments specified in clauses (ii), (iii) and (iv) above.

         With respect to any remittance  received by the Purchaser after the Remittance  Date, the Company shall pay to the  Purchaser  interest on any such late  payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change,  plus three (3)  percentage  points,  but in no event greater than the maximum  amount  permitted by applicable  law. Such interest  shall cover the period  commencing  with the day  following  the  Business  Day such payment was due and ending with the Business Day on which such payment is made to the Purchaser,  both  inclusive.  The payment by the Company of any such interest shall not be deemed an  extension  of time for  payment or a waiver of any Event of Default by the  Company.  On each Remittance  Date, the Company shall provide a remittance  report detailing all amounts being remitted pursuant to this Section 5.01.

         Section 5.02      Statements to the Purchaser.

         The Company shall  furnish to Purchaser an  individual  loan  accounting  report,  as of the last
Business  Day of each month,  in the  Company's  assigned  loan number  order to  document  Mortgage  Loan payment  activity on an individual  Mortgage  Loan basis.  With respect to each month,  the  corresponding individual  loan  accounting  report shall be received by the  Purchaser no later than the fifth  Business
Day of the following  month on a disk or tape or other  computer-readable  format in such format as may be mutually  agreed upon by both  Purchaser  and  Company,  and no later than the fifth  Business  Day of the following month in hard copy, and shall contain the following:

         (i) With respect to each Monthly  Payment,  the amount of such remittance  allocable to principal
(including a separate breakdown of any Principal  Prepayment,  including the date of such prepayment,  and any prepayment  penalties or premiums,  along with a detailed  report of interest on principal  prepayment amounts remitted in accordance with Section 4.04);

         (ii)  with respect to each Monthly Payment, the amount of such remittance allocable to interest;

         (iii)  the  amount  of  servicing   compensation   received  by  the  Company  during  the  prior
distribution period;

         (iv)  the aggregate Stated Principal Balance of the Mortgage Loans;

         (v) the  aggregate  of any  expenses  reimbursed  to the  Company  during the prior  distribution period pursuant to Section 4.05;

         (vi) The number and aggregate  outstanding  principal  balances of Mortgage  Loans (a) delinquent
(1) 30 to 59 days,  (2) 60 to 89 days,  (3) 90 days or more;  (b) as to which  foreclosure  has commenced;
and (c) as to which REO Property has been acquired; and

         The Company  shall also  provide a trial  balance,  sorted in  Purchaser's  assigned  loan number order, in the form of Exhibit E hereto, with each such Report.

         The Company shall prepare and file any and all information  statements or other filings  required to be delivered to any governmental  taxing authority or to Purchaser  pursuant to any applicable law with respect to the Mortgage Loans and the transactions  contemplated  hereby.  In addition,  the Company shall provide  Purchaser  with such  information  concerning the Mortgage Loans as is necessary for Purchaser to prepare its federal income tax return as Purchaser may reasonably request from time to time.

         In  addition,  not more than sixty (60) days after the end of each  calendar  year,  the  Company shall  furnish  to each  Person  who was a  Purchaser  at any time  during  such  calendar  year an annual statement in accordance  with the  requirements  of applicable  federal income tax law as to the aggregate of remittances for the applicable portion of such year.

         Section 5.03      Monthly Advances by the Company.

         Not later than the close of business on the Business Day  preceding  each  Remittance  Date,  the
Company  shall deposit in the Custodial  Account an amount equal to all payments not  previously  advanced by the Company,  whether or not deferred  pursuant to Section  4.01,  of principal  (due after the Cut-off
Date) and interest not  allocable to the period prior to the Cut-off  Date,  adjusted to the Mortgage Loan
Remittance  Rate,  which  were due on a  Mortgage  Loan and  delinquent  at the close of  business  on the related Determination Date.

         The  Company's  obligation  to make such Monthly  Advances as to any Mortgage  Loan will continue through the last  Monthly  Payment due prior to the payment in full of the Mortgage  Loan,  or through the
Remittance  Date  prior  to the date on which  the  Mortgaged  Property  liquidates  (including  Insurance
Proceeds,  proceeds from the sale of REO Property or  Condemnation  Proceeds) with respect to the Mortgage
Loan unless the Company  deems such advance to be a  Nonrecoverable  Advance.  In such event,  the Company shall  deliver to the Purchaser an Officer's  Certificate  of the Company to the effect that an officer of the Company has reviewed the related  Mortgage  File and has made the  reasonable  determination  that any additional advances are nonrecoverable.

         Section 5.04      Liquidation Reports.

         Upon the foreclosure sale of any Mortgaged  Property or the acquisition  thereof by the Purchaser pursuant to a  deed-in-lieu  of  foreclosure,  the Company  shall  submit to the  Purchaser a  liquidation report with respect to such  Mortgaged  Property in a form mutually  acceptable to Company and  Purchaser.
The Company  shall also  provide  reports on the status of REO Property  containing  such  information  as
Purchaser may reasonably require.

         Section 5.05      Prepayment Interest Shortfalls.

         Not later than the close of business on the Business Day preceding  each  Remittance  Date in the month  following the related  Prepayment  Period,  the Company  shall deposit in the Custodial  Account an amount equal to any Prepayment  Interest  Shortfalls with respect to such Prepayment Period,  which in the aggregate  shall not exceed the  Company's  aggregate  Servicing  Fee received with respect to the related
Due Period.

                                                ARTICLE VI

                                       GENERAL SERVICING PROCEDURES

         Section 6.01      Assumption Agreements.

         The Company will, to the extent it has knowledge of any conveyance or  prospective  conveyance by any  Mortgagor of the  Mortgaged  Property  (whether by absolute  conveyance  or by contract of sale,  and whether  or not the  Mortgagor  remains  or is to  remain  liable  under  the  Mortgage  Note  and/or  the
Mortgage),  exercise its rights to accelerate  the maturity of such Mortgage Loan under any  "due-on-sale"
clause to the extent  permitted by law;  provided,  however,  that the Company shall not exercise any such rights if  prohibited  by law or the terms of the  Mortgage  Note from doing so or if the exercise of such rights  would  impair or threaten to impair any  recovery  under the related  Primary  Mortgage  Insurance
Policy or Lender Primary  Mortgage  Insurance  Policy,  if any. If the Company  reasonably  believes it is unable under applicable law to enforce such "due-on-sale"  clause,  the Company,  with the approval of the
Purchaser,  will enter into an assumption  agreement  with the person to whom the  Mortgaged  Property has been  conveyed or is proposed to be  conveyed,  pursuant  to which such person  becomes  liable  under the
Mortgage  Note and,  to the extent  permitted  by  applicable  state law,  the  Mortgagor  remains  liable thereon.  Where an  assumption  is allowed  pursuant to this Section  6.01,  the  Company,  with the prior consent  of the  Purchaser  and the  primary  mortgage  insurer,  if any,  is  authorized  to enter into a substitution  of liability  agreement with the person to whom the Mortgaged  Property has been conveyed or is proposed to be conveyed  pursuant to which the original  mortgagor is released from  liability and such
Person is  substituted  as  mortgagor  and  becomes  liable  under the  related  Mortgage  Note.  Any such substitution of liability agreement shall be in lieu of an assumption agreement.

         In connection with any such  assumption or  substitution  of liability,  the Company shall follow the  underwriting  practices and procedures of the Company.  With respect to an assumption or substitution of liability,  the Mortgage  Interest Rate borne by the related  Mortgage  Note, the amount of the Monthly
Payment and the maturity  date may not be changed  (except  pursuant to the terms of the  Mortgage  Note).
If the  credit  of the  proposed  transferee  does  not  meet  such  underwriting  criteria,  the  Company diligently  shall,  to the extent  permitted by the Mortgage or the Mortgage Note and by  applicable  law, accelerate  the maturity of the  Mortgage  Loan.  The Company  shall  notify the  Purchaser  that any such substitution  of liability or assumption  agreement has been  completed by forwarding to the Purchaser the original of any such substitution of liability or assumption  agreement,  which document shall be added to the related Mortgage File and shall,  for all purposes,  be considered a part of such Mortgage File to the same extent as all other  documents and  instruments  constituting  a part thereof.  All fees collected by the Company for entering into an assumption or  substitution  of liability  agreement  shall belong to the
Company.

         Notwithstanding  the  foregoing  paragraphs  of  this  Section  or any  other  provision  of this
Agreement,  the  Company  shall not be  deemed to be in  default,  breach  or any other  violation  of its obligations  hereunder  by  reason  of any  assumption  of a  Mortgage  Loan  by  operation  of law or any assumption  which the Company may be restricted by law from  preventing,  for any reason  whatsoever.  For purposes of this Section  6.01,  the term  "assumption"  is deemed to also include a sale of the Mortgaged
Property  subject to the Mortgage that is not  accompanied by an assumption or  substitution  of liability agreement.

         Section 6.02      Satisfaction of Mortgages and Release of Mortgage Files.

         Upon the payment in full of any Mortgage  Loan,  or the receipt by the Company of a  notification that  payment  in full  will be  escrowed  in a manner  customary  for such  purposes,  the  Company  will immediately  notify the Purchaser by a  certification,  which  certification  shall include a statement to the effect  that all  amounts  received  or to be  received  in  connection  with such  payment  which are required  to be  deposited  in the  Custodial  Account  pursuant  to Section  4.04 have been or will be so deposited,  of a Servicing  Officer and shall  request  delivery to it of the portion of the Mortgage File held by the  Purchaser.  The  Purchaser  shall no later  than five  Business  Days  after  receipt of such certification  and request,  release or cause to be released to the  Company,  the related  Mortgage  Loan
Documents and, upon its receipt of such documents,  the Company shall promptly  prepare and deliver to the
Purchaser  the  requisite  satisfaction  or release.  No later than five (5) Business  Days  following its receipt of such  satisfaction or release,  the Purchaser shall deliver,  or cause to be delivered,  to the
Company the release or satisfaction  properly  executed by the owner of record of the applicable  mortgage or its duly  appointed  attorney  in fact.  No expense  incurred  in  connection  with any  instrument  of satisfaction or deed of reconveyance shall be chargeable to the Custodial Account.

         In the event the Company  satisfies or releases a Mortgage  without  having  obtained  payment in full of the  indebtedness  secured  by the  Mortgage  or  should  it  otherwise  prejudice  any  right the
Purchaser may have under the mortgage  instruments,  the Company,  upon written demand, shall remit within two (2) Business Days to the  Purchaser the then  outstanding  principal  balance of the related  Mortgage
Loan by deposit  thereof in the  Custodial  Account.  The Company  shall  maintain the  Fidelity  Bond and errors and omissions  insurance  insuring the Company  against any loss it may sustain with respect to any
Mortgage Loan not satisfied in accordance with the procedures set forth herein.

         From time to time and as  appropriate  for the  servicing or  foreclosure  of the Mortgage  Loan, including for the purpose of collection  under any Primary  Mortgage  Insurance  Policy or Lender  Primary
Mortgage  Insurance  Policy,  the  Purchaser  shall,  upon  request of the  Company  and  delivery  to the
Purchaser of a servicing receipt signed by a Servicing  Officer,  release the portion of the Mortgage File held by the Purchaser to the Company.  Such  servicing  receipt  shall  obligate the Company to return the related  Mortgage  documents  to the  Purchaser  when the need  therefor by the Company no longer  exists, unless the Mortgage Loan has been  liquidated and the Liquidation  Proceeds  relating to the Mortgage Loan have been  deposited in the Custodial  Account or the Mortgage File or such document has been delivered to an  attorney,  or to a public  trustee or other  public  official  as  required  by law,  for  purposes of initiating or pursuing legal action or other  proceedings  for the  foreclosure of the Mortgaged  Property either  judicially or  non-judicially,  and the Company has delivered to the Purchaser a certificate  of a
Servicing  Officer  certifying  as to the name and  address of the Person to which such  Mortgage  File or such document was delivered  and the purpose or purposes of such  delivery.  Upon receipt of a certificate of a Servicing  Officer  stating that such Mortgage Loan was  liquidated,  the servicing  receipt shall be released by the Purchaser to the Company.

         Section 6.03      Servicing Compensation.

         As compensation  for its services  hereunder,  the Company shall be entitled to withdraw from the
Custodial Account (to the extent of interest  payments  collected on the Mortgage Loans) or to retain from interest  payments  collected on the Mortgage Loans, the amounts  provided for as the Company's  Servicing
Fee, subject to payment of compensating  interest on Principal  Prepayments as capped by the Servicing Fee pursuant to Section 5.01 (iii).  Additional  servicing  compensation  in the form of  assumption  fees, as provided in Section 6.01,  and late payment  charges or otherwise  shall be retained by the Company to the extent not  required to be  deposited  in the  Custodial  Account.  No  Servicing  Fee shall be payable in connection with partial Monthly  Payments.  The Company shall be required to pay all expenses  incurred by it in  connection  with its  servicing  activities  hereunder  and shall not be entitled to  reimbursement therefor except as specifically provided for.

         Section 6.04      Annual Statement as to Compliance.

         The Company will deliver to the Purchaser  not later than  February 28th of each year,  beginning
February 28, 2005, an executed  Officers'  Certificate  acceptable to the  Purchaser  stating,  as to each signatory  thereof,  that (i) a review of the activities of the Company during the preceding calendar year and of performance  under this Agreement has been made under such officers'  supervision,  and (ii) to the best of such officers'  knowledge,  based on such review, the Company has fulfilled all of its obligations under this  Agreement  throughout  such year,  or, if there has been a default in the  fulfillment  of any such  obligation,  specifying  each such default  known to such officers and the nature and status of cure provisions  thereof.  Such  Officers'  Certificate  shall contain no  restrictions  or  limitations on its use.  Copies of such statement shall be provided by the Company to the Purchaser upon request.

         If the Company  cannot deliver the related  Officers'  Certificate by February 28th of such year, the  Purchaser,  at its sole option,  may permit a cure period for the Company to deliver  such  Officers'
Certificate, but in no event later than March 15th of such year.

         Failure  of the  Company  to timely  comply  with this  Section  6.05 shall be deemed an Event of
Default,  automatically,  without  notice and without any cure period,  and Purchaser  may, in addition to whatever  rights the Purchaser  may have under  Sections 3.03 and 8.01 and at law or equity or to damages, including  injunctive  relief and specific  performance,  terminate all the rights and  obligations of the
Company  under  this  Agreement  and in and to  the  Mortgage  Loans  and  the  proceeds  thereof  without compensating  the  Company  for the  same,  as  provided  in  Section  9.01.  Such  termination  shall  be considered  with cause pursuant to Section 10.01 of this  Agreement.  This paragraph  shall  supercede any other provision in this Agreement or any other agreement to the contrary.

         Section 6.05      Annual Independent Certified Public Accountants' Servicing Report.

         The Company,  at its expense and not later than  February 28th of each year,  beginning  February
28,  2005,  shall  cause a firm of  independent  public  accountants  which  is a member  of the  American
Institute of  Certified  Public  Accountants  to furnish a statement to the  Purchaser  acceptable  to the
Purchaser  to the effect  that such firm has  examined  certain  documents  and  records  relating  to the
Company's  servicing  of mortgage  loans of the same type as the  Mortgage  Loans  pursuant  to  servicing agreements  substantially  similar to this Agreement,  which  agreements may include this  Agreement,  and that, on the basis of such an  examination,  conducted  substantially  in the uniform single audit program for mortgage  bankers,  such firm is of the opinion that the  Company's  servicing  has been  conducted in compliance with the agreements  examined  pursuant to this Section 6.05, except for (i) such exceptions as such firm shall  believe to be  immaterial,  and (ii) such other  exceptions as shall be set forth in such statement.  Such  statement  shall  contain no  restrictions  or  limitations  on its use.  Copies of such statement  shall be provided by the Company to the  Purchaser.  In addition,  on an annual basis,  Company shall provide Purchaser with copies of its audited financial statements.

         If the  Company  cannot  deliver  the  related  statement  by  February  28th of such  year,  the
Purchaser,  at its sole option,  may permit a cure period for the Company to deliver such  statement,  but in no event later than March 15th of such year.

         Failure  of the  Company  to timely  comply  with this  Section  6.05 shall be deemed an Event of
Default,  automatically,  without  notice and without any cure period,  and Purchaser  may, in addition to whatever  rights the Purchaser  may have under  Sections 3.03 and 8.01 and at law or equity or to damages, including  injunctive  relief and specific  performance,  terminate all the rights and  obligations of the
Company  under  this  Agreement  and in and to  the  Mortgage  Loans  and  the  proceeds  thereof  without compensating  the  Company  for the  same,  as  provided  in  Section  9.01.  Such  termination  shall  be considered  with cause pursuant to Section 10.01 of this  Agreement.  This paragraph  shall  supercede any other provision in this Agreement or any other agreement to the contrary.

         Section 6.06      Purchaser's Right to Examine Company Records.

         The Purchaser  shall have the right to examine and audit upon  reasonable  notice to the Company, during business hours or at such other times as might be reasonable  under applicable  circumstances,  any and all of the books,  records,  documentation or other information of the Company, or held by another for the Company or on its behalf or otherwise,  which relates to the  performance or observance by the Company of the terms, covenants or conditions of this Agreement.

         The Company shall provide to the Purchaser and any supervisory  agents or examiners  representing a state or federal  governmental agency having jurisdiction over the Purchaser,  including but not limited to OTS, FDIC and other similar entities,  access to any documentation  regarding the Mortgage Loans in the possession  of the Company  which may be  required by any  applicable  regulations.  Such access  shall be afforded without charge, upon reasonable  request,  during normal business hours and at the offices of the
Company,  and in accordance  with the FDIC,  OTS, or any other similar  federal or state  regulations,  as applicable.

                                               ARTICLE VII

                                    REPORTS TO BE PREPARED BY SERVICER

         Section 7.01      Company Shall Provide Information as Reasonably Required.

         The Company shall  furnish to the Purchaser  during the term of this  Agreement,  such  periodic, special or other reports,  information or  documentation,  whether or not provided for herein, as shall be necessary,  reasonable  or  appropriate  in  respect  to the  Purchaser,  or  otherwise  in respect to the
Mortgage  Loans  and  the  performance  of the  Company  under  this  Agreement,  including  any  reports,
information  or  documentation   reasonably  required  to  comply  with  any  regulations   regarding  any
supervisory  agents or examiners of the  Purchaser  all such reports or  information  to be as provided by and in accordance  with such  applicable  instructions  and  directions  as the  Purchaser may  reasonably request in  relation  to this  Agreement  or the  performance  of the Company  under this  Agreement.  The
Company  agrees to execute  and deliver all such  instruments  and take all such action as the  Purchaser, from time to time,  may  reasonably  request in order to effectuate the purpose and to carry out the terms of this Agreement.

         In  connection  with  marketing  the  Mortgage  Loans,  the  Purchaser  may make  available  to a prospective  purchaser  audited  financial  statements of the Company for the most recently  completed two
(2)  fiscal  years for which  such  statements  are  available,  as well as a  Consolidated  Statement  of
Condition  at the  end of the  last  two  (2)  fiscal  years  covered  by any  Consolidated  Statement  of
Operations.  If it has not already  done so, the Company  shall  furnish  promptly to the  Purchaser  or a prospective purchaser copies of the statements specified above.

         The Company  shall make  reasonably  available to the  Purchaser or any  prospective  Purchaser a knowledgeable  financial or  accounting  officer for the purpose of answering  questions and to permit any prospective  purchaser to inspect the Company's  servicing  facilities for the purpose of satisfying  such prospective  purchaser  that the Company has the ability to service the Mortgage Loans as provided in this
Agreement.

                                               ARTICLE VIII

                                               THE SERVICER

         Section 8.01      Indemnification; Third Party Claims.

         The Company  agrees to indemnify the  Purchaser and hold it harmless  against any and all claims, losses, damages,  penalties,  fines,  forfeitures,  legal fees and related costs, judgments, and any other costs,  fees and expenses  that the Purchaser may sustain in any way related to the failure of the Company to observe and perform its duties,  obligations,  covenants,  and agreements to service the Mortgage Loans in strict  compliance  with the terms of this  Agreement.  The Company  agrees to indemnify  the Purchaser and hold it harmless against any and all claims, losses, damages,  penalties,  fines,  forfeitures,  legal fees and related costs,  judgments,  and any other costs, fees and expenses that the Purchaser may sustain in any way from any claim,  demand,  defense or assertion based on or grounded upon, or resulting from any assertion  based  on,  grounded  upon  or  resulting  from  a  breach  or  alleged  breach  of  any of the representation  or  warranty  set forth in Sections  3.01 or 3.02 of this  Agreement.  The  Company  shall immediately  notify the  Purchaser  if a claim is made by a third party  against  Company  with respect to this Agreement or the Mortgage  Loans,  assume (with the consent of the Purchaser) the defense of any such claim and pay all expenses in connection  therewith,  including counsel fees, whether or not such claim is settled  prior to judgment,  and promptly  pay,  discharge and satisfy any judgment or decree which may be entered  against it or the  Purchaser  in respect of such  claim.  The  Company  shall  follow any written instructions  received from the  Purchaser in connection  with such claim.  The Purchaser  shall  promptly reimburse the Company for all amounts  advanced by it pursuant to the two preceding  sentences except when the claim  relates  to the  failure of the  Company to service  and  administer  the  Mortgages  in strict compliance  with the terms of this  Agreement,  the  breach of  representation  or  warranty  set forth in
Sections 3.01 or 3.02, or the negligence,  bad faith or willful  misconduct of Company.  The provisions of this Section 8.01 shall survive termination of this Agreement.

         Section 8.02      Merger or Consolidation of the Company.

         The Company  will keep in full  effect its  existence,  rights and  franchises  as a  corporation under  the laws of the  state of its  incorporation  except  as  permitted  herein,  and will  obtain  and preserve its  qualification  to do business as a foreign  corporation in each  jurisdiction  in which such qualification is or shall be necessary to protect the validity and  enforceability  of this Agreement,  or any of the Mortgage Loans and to perform its duties under this Agreement.

         Any Person into which the Company may be merged or  consolidated,  or any  corporation  resulting from any  merger,  conversion  or  consolidation  to which the  Company  shall be a party,  or any  Person succeeding  to the  business  of the  Company  whether  or not  related  to loan  servicing,  shall be the successor  of the Company  hereunder,  without the  execution or filing of any paper or any further act on the  part of any of the  parties  hereto,  anything  herein  to the  contrary  notwithstanding;  provided, however,  that the successor or surviving  Person shall be an  institution  (i) having a GAAP net worth of not less than  $25,000,000,  (ii) the  deposits  of which are insured by the FDIC,  SAIF  and/or BIF,  and which is a HUD-approved  mortgagee  whose primary  business is in origination  and servicing of first lien mortgage loans, and (iii) who is a Fannie Mae or FHLMC approved seller/servicer in good standing.

         Section 8.03      Limitation on Liability of the Company and Others.

         Neither the Company nor any of the  officers,  employees or agents of the Company  shall be under any  liability to the Purchaser  for any action taken or for  refraining  from the taking of any action in good faith pursuant to this Agreement,  or for errors in judgment made in good faith;  provided,  however, that this  provision  shall not protect the Company or any such person against any breach of warranties or representations  made  herein,  or  failure to  perform  its  obligations  in strict  compliance  with any standard  of care set forth in this  Agreement,  or any  liability  which  would  otherwise  be imposed by reason of negligence,  bad faith or willful misconduct,  or any breach of the terms and conditions of this
Agreement.  The  Company and any  officer,  employee or agent of the Company may rely in good faith on any document of any kind prima facie properly  executed and submitted by the Purchaser  respecting any matters arising  hereunder.  The Company shall not be under any  obligation to appear in,  prosecute or defend any legal action which is not incidental to its duties to service the Mortgage  Loans in accordance  with this
Agreement  and which in its  reasonable  opinion may involve it in any  expenses or  liability;  provided, however,  that the Company may, with the consent of the Purchaser,  undertake any such action which it may deem  necessary  or  desirable  in respect  to this  Agreement  and the  rights and duties of the  parties hereto.  In such  event,  the  reasonable  legal  expenses  and  costs of such  action  and any  liability resulting  therefrom shall be expenses,  costs and liabilities for which the Purchaser will be liable, and the Company shall be entitled to be reimbursed therefor from the Purchaser upon written demand.

         Section 8.04      Company Not to Assign or Resign.

         The Company  shall not assign this  Agreement or resign from the  obligations  and duties  hereby imposed on it except by mutual  consent of the Company and the  Purchaser or upon the  determination  that its duties hereunder are no longer  permissible  under applicable law and such incapacity  cannot be cured by the Company.  Any such  determination  permitting the  resignation of the Company shall be evidenced by an Opinion of Counsel to such effect  delivered  to the  Purchaser  which  Opinion of Counsel  shall be in form and  substance  acceptable to the  Purchaser.  No such  resignation  shall become  effective  until a successor  shall have  assumed the  Company's  responsibilities  and  obligations  hereunder in the manner provided in Section 11.01.

         Section 8.05      No Transfer of Servicing.

         With  respect to the  retention  of the  Company to service the  Mortgage  Loans  hereunder,  the
Company  acknowledges that the Purchaser has acted in reliance upon the Company's  independent status, the adequacy of its servicing facilities, plan, personnel,  records and procedures, its integrity,  reputation and financial  standing and the  continuance  thereof.  Without in any way limiting the generality of this
Section,  the Company  shall not either assign this  Agreement or the servicing  hereunder or delegate its rights or duties  hereunder or any portion thereof,  or sell or otherwise  dispose of all or substantially all of its property or assets,  without the prior written  approval of the Purchaser,  which consent shall be granted or withheld in the Purchaser's sole discretion.

         Without in any way limiting the  generality  of this Section  8.05, in the event that the Company either shall  assign this  Agreement or the  servicing  responsibilities  hereunder or delegate its duties hereunder or any portion  thereof  without (i)  satisfying the  requirements  set forth herein or (ii) the prior  written  consent  of the  Purchaser,  then the  Purchaser  shall have the right to  terminate  this
Agreement,  without any payment of any penalty or damages  and  without any  liability  whatsoever  to the
Company  (other than with respect to accrued but unpaid  Servicing Fees and Servicing  Advances  remaining unpaid) or any third party.

                                                ARTICLE IX

                                                 DEFAULT

         Section 9.01      Events of Default.

         In case one or more of the  following  Events  of  Default  by the  Company  shall  occur  and be continuing, that is to say:

         (i) any failure by the Company to remit to the  Purchaser  any payment  required to be made under the terms of this Agreement which continues unremedied for a period of one (1) Business Day; or

         (ii) failure on the part of the Company  duly to observe or perform in any  material  respect any other of the  covenants  or  agreements  on the part of the  Company  set  forth in this  Agreement  which continues  unremedied  for a period of thirty  (30) days  after the date on which  written  notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Purchaser; or

         (iii) a decree or order of a court or agency or supervisory  authority  having  jurisdiction  for the  appointment of a conservator or receiver or liquidator in any  insolvency,  bankruptcy,  readjustment of debt,  marshalling  of  assets  and  liabilities  or  similar  proceedings,  or for the  winding-up  or liquidation  of its affairs,  shall have been  entered  against the Company and such decree or order shall have remained in force undischarged or unstayed for a period of sixty days; or

         (iv) the Company shall  consent to the  appointment  of a  conservator  or receiver or liquidator in any  insolvency,  bankruptcy,  readjustment  of debt,  marshalling of assets and liabilities or similar proceedings of or relating to the Company or of or relating to all or  substantially  all of its property;
or

         (v) the Company  shall admit in writing its  inability to pay its debts  generally as they become due, file a petition to take advantage of any applicable  insolvency or  reorganization  statute,  make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

         (vi)  Company  ceases to be approved by either  Fannie Mae or FHLMC as a mortgage  loan seller or servicer for more than thirty days; or

         (vii) the  Company  attempts  to assign  its right to  servicing  compensation  hereunder  or the
Company  attempts,  without  the  consent  of the  Purchaser,  to  sell  or  otherwise  dispose  of all or
substantially   all  of  its  property  or  assets  or  to  assign  this   Agreement   or  the   servicing
responsibilities hereunder or to delegate its duties hereunder or any portion thereof; or

         (viii) the Company  ceases to be (a) licensed to service first lien  residential  mortgage  loans in any  jurisdiction  in which a Mortgaged  Property is located and such  licensing is  required,  and (b)
qualified to transact  business in any  jurisdiction  where it is currently so qualified,  but only to the extent such  non-qualification  materially  and  adversely  affects the  Company's  ability to perform its obligations hereunder; or

         (ix) the  Company  fails to meet the  eligibility  criteria  set  forth in the last  sentence  of
Section 8.02.

         Then,  and in each and  every  such  case,  so long as an Event of  Default  shall  not have been remedied,  the Purchaser,  by notice in writing to the Company  (except in the case of an Event of Default under clauses (iii),  (iv) or (v) above, in which case,  automatically and without notice) Company may, in addition to whatever  rights the Purchaser  may have under  Sections 3.03 and 8.01 and at law or equity or to  damages,  including  injunctive  relief  and  specific  performance,  terminate  all  the  rights  and obligations  of the  Company  under  this  Agreement  and in and to the  Mortgage  Loans and the  proceeds thereof  without  compensating  the Company  for the same.  On or after the receipt by the Company of such written  notice (or, in the case of an Event of Default under clauses (iii),  (iv) or (v) above,  in which case,  automatically  and without  notice),  all authority and power of the Company under this  Agreement, whether with  respect to the Mortgage  Loans or  otherwise,  shall pass to and be vested in the  successor appointed  pursuant  to Section  11.01.  Upon  written  request  from the  Purchaser,  the  Company  shall prepare,  execute and deliver,  any and all documents  and other  instruments,  place in such  successor's possession all Mortgage Files,  and do or accomplish all other acts or things  necessary or appropriate to effect the purposes of such notice of  termination,  whether to complete the transfer and  endorsement  or assignment of the Mortgage Loans and related documents,  or otherwise,  at the Company's sole expense. The
Company  agrees to cooperate  with the Purchaser and such  successor in effecting the  termination  of the
Company's  responsibilities  and rights hereunder,  including,  without  limitation,  the transfer to such successor  for  administration  by it of all cash  amounts  which  shall at the  time be  credited  by the
Company to the Custodial  Account or Escrow  Account or  thereafter  received with respect to the Mortgage
Loans or any REO Property.

         Section 9.02      Waiver of Defaults.

         The Purchaser may waive only by written  notice any default by the Company in the  performance of its  obligations  hereunder and its  consequences.  Upon any such waiver of a past  default,  such default shall cease to exist,  and any Event of Default  arising  therefrom  shall be deemed to have been remedied for every  purpose of this  Agreement.  No such waiver shall extend to any  subsequent or other default or impair any right consequent thereon except to the extent expressly so waived in writing.

                                                ARTICLE X

                                               TERMINATION

         Section 10.01     Termination.

         The respective  obligations  and  responsibilities  of the Company shall  terminate upon: (i) the later of the final  payment  or other  liquidation  (or any  advance  with  respect  thereto)  of the last
Mortgage  Loan and the  disposition  of all  remaining  REO Property and the  remittance  of all funds due hereunder;  or (ii) by mutual  consent of the Company and the Purchaser in writing;  or (iii)  termination with cause under the terms of this Agreement.

         Section 10.02     Termination Without Cause.

         The  Purchaser  may, at its sole  option,  terminate  any rights the Company may have  hereunder, without  cause,  upon no less than 90 days  written  notice.  Any such notice of  termination  shall be in writing and delivered to the Company as provided in Section 11.05 of this Agreement.

                                                ARTICLE XI

                                         MISCELLANEOUS PROVISIONS

         Section 11.01     Successor to the Company.

         Prior to termination of Company's  responsibilities  and duties under this Agreement  pursuant to
Sections 4.13,  8.04,  9.01, 10.01 (ii) or (iii), the Purchaser shall (i) succeed to and assume all of the
Company's  responsibilities,  rights,  duties and  obligations  under this  Agreement,  or (ii)  appoint a successor  having the  characteristics  set forth in Section  8.02 hereof and which  shall  succeed to all rights  and  assume  all of the  responsibilities,  duties  and  liabilities  of the  Company  under  this
Agreement  prior to the  termination  of Company's  responsibilities,  duties and  liabilities  under this
Agreement.  In connection with such appointment and assumption,  the Purchaser may make such  arrangements for the  compensation  of such  successor  out of  payments on Mortgage  Loans as the  Purchaser  and such successor  shall agree. In the event that the Company's  duties,  responsibilities  and liabilities  under this Agreement should be terminated pursuant to the aforementioned  Sections,  the Company shall discharge such  duties  and  responsibilities  during  the  period  from  the  date it  acquires  knowledge  of such termination  until the effective  date thereof with the same degree of diligence and prudence  which it is obligated  to exercise  under this  Agreement,  and shall take no action  whatsoever  that might impair or prejudice  the rights or  financial  condition of its  successor.  The  resignation  or removal of Company pursuant to the  aforementioned  Sections shall not become  effective until a successor shall be appointed pursuant to this Section and shall in no event relieve the Company of the  representations  and warranties made pursuant to Sections 3.01, 3.02 and 3.03 and the remedies  available to the Purchaser  thereunder and under Section 8.01, it being  understood and agreed that the provisions of such Sections 3.01,  3.02, 3.03 and 8.01 shall be applicable to the Company  notwithstanding  any such  resignation  or termination of the
Company, or the termination of this Agreement.

         Any  successor  appointed  as  provided  herein  shall  execute,  acknowledge  and deliver to the
Company and to the Purchaser an instrument  accepting such  appointment,  whereupon  such successor  shall become fully vested with all the rights,  powers,  duties,  responsibilities,  obligations and liabilities of the Company,  with like effect as if originally  named as a party to this  Agreement.  Any  termination or resignation of the Company or this Agreement  pursuant to Section 4.13,  8.04,  9.01 or 10.01 shall not affect any claims that the  Purchaser may have against the Company  arising prior to any such  termination or resignation.

         The Company shall  promptly  deliver to the successor the funds in the Custodial  Account and the
Escrow  Account and the Mortgage Files and related  documents and statements  held by it hereunder and the
Company shall account for all funds.  The Company shall execute and deliver such  instruments  and do such other  things all as may  reasonably  be  required  to more fully and  definitely  vest and confirm in the successor  all  such  rights,  powers,  duties,  responsibilities,  obligations  and  liabilities  of  the
Company.  The successor shall make  arrangements  as it may deem  appropriate to reimburse the Company for unrecovered  Servicing  Advances which the successor retains hereunder and which would otherwise have been recovered by the Company pursuant to this Agreement but for the appointment of the successor servicer.

         Upon a  successor's  acceptance  of  appointment  as such,  the Company  shall notify by mail the
Purchaser of such appointment.

         Section 11.02     Amendment.

         This  Agreement  may be amended  from time to time by the  Company and the  Purchaser  by written agreement signed by the Company and the Purchaser.

         Section 11.03     Recordation of Agreement.

         To the extent  permitted by  applicable  law,  this  Agreement is subject to  recordation  in all
appropriate   public  offices  for  real  property  records  in  all  the  counties  or  other  comparable jurisdictions  in which any of the  properties  subject to the Mortgages  are  situated,  and in any other appropriate  public recording  office or elsewhere,  such recordation to be effected by the Company at the
Company's  expense on direction of the Purchaser  accompanied  by an opinion of counsel to the effect that such  recordation  materially and  beneficially  affects the interest of the Purchaser or is necessary for the administration or servicing of the Mortgage Loans.

         Section 11.04     Governing Law.

         This  Agreement and the related Term Sheet shall be governed by and construed in accordance  with the laws of the State of New York  except  to the  extent  preempted  by  Federal  law.  The  obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

         Section 11.05     Notices.

         Any  demands,  notices  or other  communications  permitted  or  required  hereunder  shall be in writing  and shall be deemed  conclusively  to have been  given if  personally  delivered  at or mailed by registered  mail,  postage  prepaid,  and return  receipt  requested or  certified  mail,  return  receipt requested,  or  transmitted by telex,  telegraph or telecopier and confirmed by a similar mailed  writing, as follows:

         (i)      if to the Company:

                  Savannah Bank NA dba Harbourside Mortgage Corporation
                  23-B Shelter Cove Land
                  Hilton Head, South Carolina  29928
                  Attn.: Richard Gillette
                  Email: Richard.Gillette@harboursideus.com

         (ii) if to the Purchaser:

                  EMC Mortgage Corporation
                  Mac Arthur Ridge II,
                  909 Hidden Ridge Drive, Suite 200
                  Irving, Texas 75038
                  Attention:  Ms. Ralene Ruyle
                  Telecopier No.:  (972) 444-2810

                  With a copy to:

                  Bear Stearns Mortgage Capital Corporation
                  383 Madison Avenue
                  New York, New York 10179
                  Attention:  Mary Haggerty

or such other  address as may  hereafter be furnished to the other party by like notice.  Any such demand, notice or  communication  hereunder  shall be deemed to have been  received  on the date  delivered  to or received at the premises of the addressee (as evidenced,  in the case of registered or certified  mail, by the date noted on the return receipt).

         Section 11.06     Severability of Provisions.

         Any part,  provision,  representation  or warranty of this  Agreement  and the related Term Sheet which is prohibited or which is held to be void or  unenforceable  shall be  ineffective  to the extent of such prohibition or  unenforceability  without  invalidating the remaining  provisions  hereof.  Any part, provision,  representation  or warranty of this Agreement which is prohibited or  unenforceable or is held to be void or unenforceable  in any jurisdiction  shall be ineffective,  as to such  jurisdiction,  to the extent of such prohibition or unenforceability  without  invalidating the remaining provisions hereof, and any  such  prohibition  or  unenforceability  in  any  jurisdiction  as to any  Mortgage  Loan  shall  not invalidate or render  unenforceable such provision in any other  jurisdiction.  To the extent permitted by applicable  law,  the  parties  hereto  waive any  provision  of law that  prohibits  or  renders  void or unenforceable  any  provision  hereof.  If  the  invalidity  of any  part,  provision,  representation  or warranty of this  Agreement  shall deprive any party of the economic  benefit  intended to be conferred by this  Agreement,  the parties shall  negotiate,  in good faith, to develop a structure the economic effect of which is nearly as possible the same as the economic  effect of this  Agreement  without regard to such invalidity.

         Section 11.07     Exhibits.

         The  exhibits  to this  Agreement  are  hereby  incorporated  and made a part  hereof  and are an integral part of this Agreement.

         Section 11.08     General Interpretive Principles.

         For  purposes of this  Agreement,  except as otherwise  expressly  provided or unless the context otherwise requires:

         (i)      the  terms  defined  in  this  Agreement  have  the  meanings  assigned  to them in this
Agreement  and  include  the plural as well as the  singular,  and the use of any gender  herein  shall be deemed to include the other gender;

         (ii)     accounting  terms not  otherwise  defined  herein have the meanings  assigned to them in accordance with generally accepted accounting principles;

         (iii)    references  herein to  "Articles",  "Sections",  Subsections",  "Paragraphs",  and other subdivisions  without  reference  to  a  document  are  to  designated  Articles,  Sections,  Subsections,
Paragraphs and other subdivisions of this Agreement;

         (iv)     a reference to a  Subsection  without  further  reference to a Section is a reference to such  Subsection  as  contained in the same Section in which the  reference  appears,  and this rule shall also apply to Paragraphs and other subdivisions;

         (v)      the words  "herein",  "hereof ",  "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision;

         (vi)     the  term  "include"  or  "including"  shall  mean  without   limitation  by  reason  of
enumeration; and

         (viii)   headings of the Articles  and  Sections in this  Agreement  are for  reference  purposes only and shall not be deemed to have any substantive effect.

         Section 11.09     Reproduction of Documents.

         This Agreement and all documents relating thereto,  including,  without limitation, (i) consents, waivers and  modifications  which may hereafter be executed,  (ii) documents  received by any party at the closing,  and (iii)  financial  statements,  certificates  and other  information  previously or hereafter
furnished,  may  be  reproduced  by  any  photographic,   photostatic,  microfilm,  micro-card,  miniature
photographic or other similar process.  The parties agree that any such  reproduction  shall be admissible in evidence  as the  original  itself in any  judicial or  administrative  proceeding,  whether or not the original is in existence and whether or not such  reproduction  was made by a party in the regular  course of business,  and that any  enlargement,  facsimile or further  reproduction  of such  reproduction  shall likewise be admissible in evidence.

         Section 11.10     Confidentiality of Information.

         Each  party  recognizes  that,  in  connection  with  this  Agreement,  it may  become  privy  to non-public  information  regarding the financial  condition,  operations and prospects of the other party.
Each party agrees to keep all  non-public  information  regarding the other party  strictly  confidential, and to use all such  information  solely in order to  effectuate  the purpose of the  Agreement,  provided that each party may provide  confidential  information to its employees,  agents and affiliates who have a need to know  such  information  in order to  effectuate  the  transaction,  provided  further  that  such information is identified as confidential non-public information.  In addition,  confidential  information may  be  provided  to a  regulatory  authority  with  supervisory  power  over  Purchaser,  provided  such information is identified as confidential non-public information.

         Notwithstanding  other  provisions  of  this  Section  11.10  or any  other  express  or  implied agreement,  arrangement,  or  understanding  to the contrary,  the Company and Purchaser  (the  "Parties")
agree that the Parties (and their  employees,  representatives  and other  agents) may disclose to any and all persons,  without  limitation  of any kind from the  commencement  of  discussions,  the  purported or claimed U.S.  federal income tax treatment of the purchase of the Mortgage Loans and related  transactions covered by this letter  agreement  ("tax  treatment")  and any fact that may be relevant to  understanding the tax  treatment  ("tax  structure")  and all  materials  of any kind  (including  opinions or other tax analyses)  that are  provided to the Parties  relating to such tax  treatment  and tax  structure,  except where confidentiality is reasonably necessary to comply with securities laws.

         The Company  agrees that the Company (i) shall comply with any applicable  laws and  regulations regarding  the  privacy  and  security  of  Consumer  Information  including,  but  not  limited  to  the
Gramm-Leach-Bliley  Act,  Title V,  Subtitle  A, 15 U.S.C.  § 6801 et seq.,  (ii) shall not use  Consumer
Information in any manner  inconsistent  with any applicable laws and  regulations  regarding the privacy and security of Consumer  Information,  (iii) shall not disclose  Consumer  Information  to third parties except at the specific  written  direction of the  Purchaser,  (iv) shall  maintain  adequate  physical, technical and  administrative  safeguards to protect  Consumer  Information from  unauthorized  access as provided by the applicable laws and regulations,  and (v) shall  immediately  notify the Purchaser of any actual or suspected breach of the confidentiality of Consumer  Information that would have a material and adverse effect on the Purchaser.

The Company  agrees that the Company shall  indemnify,  defend and hold the  Purchaser  harmless from and against any loss,  claim or liability  the  Purchaser  may suffer by reason of the  Company's  failure to perform the obligations set forth in this Section 11.10.

         Section 11.11     Recordation of Assignments of Mortgage.

         To the extent  permitted by applicable  law, each of the Assignments is subject to recordation in all  appropriate  public  offices  for real  property  records  in all the  counties  or other  comparable jurisdictions in which any or all of the Mortgaged  Properties are situated,  and in any other appropriate public recording office or elsewhere,  such recordation to be effected by and at the Company's  expense in the event  recordation is either  necessary under applicable law or requested by the Purchaser at its sole option.

         Section 11.12     Assignment.

     The Purchaser shall have the right, without the consent of the Company, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of the Purchaser hereunder, by executing an Assignment and Assumption Agreement substantially in the form of Exhibit D hereto and the assignee or designee shall accede to the rights and obligations hereunder of the Purchaser with respect to such Mortgage
     Loans.  In no event shall Purchaser sell a partial interest in any Mortgage Loan without the written consent of Company, which consent shall not be unreasonably denied.  All references to the
     Purchaser in this Agreement shall be deemed to include its assignee or designee.  The Company shall have the right, only with the consent of the Purchaser or otherwise in accordance with this
     Agreement, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans.

         Section 11.13     No Partnership.

         Nothing  herein  contained  shall be deemed or  construed  to  create a  co-partnership  or joint venture  between the parties  hereto and the services of the Company  shall be rendered as an  independent contractor and not as agent for Purchaser.

         Section 11.14     Signature Pages/Counterparts; Successors and Assigns.

         This  Agreement  and/or any Term Sheet  shall be  executed by each party (i) in one or more fully executed  copies,  each of which shall  constitute a fully  executed  original  Agreement,  and/or (ii) in counterparts  having one or more original  signatures,  and all such counterparts  containing the original signatures  of all of the parties  hereto  taken  together  shall  constitute  a fully  executed  original
Agreement  or Term  Sheet,  as  applicable,  and/or  (iii)  by  delivery  of one or more  original  signed signature  pages  to  the  other  parties  hereto  (x) by  mail  or  courier,  and/or  (y)  by  electronic transmission,  including  without  limitation  by  telecopier,  facsimile  or  email  of a  scanned  image
("Electronic  Transmission"),  each of which as received  shall  constitute  for all  purposes an executed original  signature  page of such party.  The  Purchaser may deliver a copy of this  Agreement  and/or any
Term Sheet,  fully executed as provided  herein,  to each other party hereto by mail and/or courier and/or
Electronic  Transmission,  and such  copy as so  delivered  shall  constitute  a fully  executed  original
Agreement or Term Sheet,  as  applicable,  superseding  any prior form of the Agreement or Term Sheet,  as applicable,  that differs  therefrom in any respect.  This Agreement  shall inure to the benefit of and be binding upon the Company and the Purchaser and their respective successor and assigns.

         Section 11.15     Entire Agreement.

         The  Company  acknowledges  that no  representations,  agreements  or  promises  were made to the
Company  by the  Purchaser  or any of its  employees  other  than  those  representations,  agreements  or promises  specifically  contained herein and in the Confirmation.  The Confirmation and this Agreement and the  related  Term Sheet sets  forth the  entire  understanding  between  the  parties  hereto;  provided, however,  only this  Agreement  and the related  Term Sheet shall be binding upon all  successors  of both parties.  In the event of any  inconsistency  between the Confirmation and this Agreement,  this Agreement and the related Term Sheet shall control.

         Section 11.16.  No Solicitation.

         From and after the Closing  Date,  the Company  agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates,  to personally,  by telephone or mail, solicit the borrower or obligor  under any Mortgage  Loan to refinance  the Mortgage  Loan, in whole or in part,  without  the  prior  written  consent  of  the  Purchaser.  Notwithstanding  the  foregoing,  it is understood  and agreed  that (i)  promotions  undertaken  by the Company or any  affiliate  of the Company which are directed to the general  public at large,  or segments  thereof,  provided that no segment shall
consist  primarily  of  the  Mortgage  Loans,  including,   without  limitation,  mass  mailing  based  on
commercially  acquired mailing lists,  newspaper,  radio and television  advertisements and (ii) responses to  unsolicited  requests  or  inquiries  made by a  Mortgagor  or an  agent  of a  Mortgagor,  shall  not constitute  solicitation  under this Section  11.16.  This  Section  11.16 shall not be deemed to preclude the Company or any of its affiliates  from  soliciting any Mortgagor for any other  financial  products or services.  The  Company  shall use its best  efforts to prevent the sale of the name of any  Mortgagor  to any Person who is not affiliate of the Company.

         Section 11.17.  Closing.

         The  closing  for the  purchase  and sale of the  Mortgage  Loans shall take place on the related
Closing  Date.  The closing  shall be either:  by  telephone,  confirmed  by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

         The closing for the Mortgage  Loans to be purchased on the related  Closing Date shall be subject to each of the following conditions:

         (a)      at least one (1)  Business  Day prior to the related  Closing  Date,  the Company  shall deliver to the Purchaser a magnetic  diskette,  or transmit by modem,  a listing on a loan-level  basis of the information contained in the related Mortgage Loan Schedule attached to the related Term Sheet;

         (b)      all of the  representations  and warranties of the Company under this Agreement shall be materially true and correct as of the related  Closing Date and no event shall have occurred  which,  with notice or the passage of time, would constitute a material default under this Agreement;

         (c)      the Purchaser shall have received,  or the Purchaser's  attorneys shall have received in escrow, all documents  required pursuant to this Agreement,  the related Term Sheet, an opinion of counsel and an officer's certificate,  all in such forms as are agreed upon and acceptable to the Purchaser,  duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

         (d)      the Company  shall have  delivered and released to the Purchaser (or its designee) on or prior to the related Closing Date all documents  required  pursuant to the terms of this Agreement and the related Term Sheet; and

         (e)      all other  terms and  conditions  of this  Agreement,  the  related  Term  Sheet and the
Confirmation shall have been materially complied with.

         Subject to the  foregoing  conditions,  the  Purchaser  shall pay to the  Company on the  related
Closing Date the Purchase Price,  plus accrued  interest  pursuant to Section 2.02 of this  Agreement,  by wire transfer of immediately available funds to the account designated by the Company.

         Section 11.18.    Cooperation of Company with a Reconstitution.

         The Company and the Purchaser  agree that with respect to some or all of the Mortgage  Loans,  on or  after  the  related  Closing  Date,  on one or  more  dates  (each  a  "Reconstitution  Date")  at the
Purchaser's  sole option,  the Purchaser may effect a sale (each,  a  "Reconstitution")  of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

         (a)       one or more third party  purchasers  in one or more in whole loan  transfers  (each,  a
"Whole Loan Transfer"); or

         (b)      one or more trusts or other  entities  to be formed as part of one or more  pass-through transfers (each, a "Pass-Through Transfer").

         The  Company  agrees to  execute in  connection  with any  agreements  among the  Purchaser,  the
Company,  and any  servicer in  connection  with a Whole Loan  Transfer,  an  Assignment,  Assumption  and
Recognition  Agreement  substantially  in the form of  Exhibit D hereto,  or, at  Purchaser's  request,  a seller's  warranties  and  servicing  agreement  or a  participation  and  servicing  agreement or similar agreement  in  form  and  substance  reasonably  acceptable  to  the  parties,  and in  connection  with a
Pass-Through  Transfer, a pooling and servicing agreement in form and substance  reasonably  acceptable to the  parties,  (collectively  the  agreements  referred  to herein  are  designated,  the  "Reconstitution
Agreements").  It is  understood  that any such  Reconstitution  Agreements  will not  contain any greater obligations on the part of Company than are contained in this Agreement.

         With  respect to each Whole Loan  Transfer  and each  Pass-Through  Transfer  entered into by the
Purchaser,  the Company  agrees (1) to cooperate  fully with the Purchaser and any  prospective  purchaser with  respect to all  reasonable  requests  and due  diligence  procedures;  (2) to  execute,  deliver and perform all Reconstitution  Agreements  required by the Purchaser;  (3) to restate the representations and warranties  set forth in this  Agreement  as of the  settlement  or closing date in  connection  with such
Reconstitution  (each, a  "Reconstitution  Date").  In that connection,  the Company shall provide to such servicer or issuer,  as the case may be, and any other  participants in such  Reconstitution:  (i) any and all information  (including servicing portfolio  information) and appropriate  verification of information
(including  servicing  portfolio  information) which may be reasonably  available to the Company,  whether through letters of its auditors and counsel or otherwise,  as the Purchaser or any such other  participant shall request upon reasonable demand;  and (ii) such additional  representations,  warranties,  covenants, opinions of counsel,  letters  from  auditors,  and  certificates  of public  officials or officers of the
Company as are  reasonably  agreed upon by the Company and the  Purchaser  or any such other  participant.
In connection  with each  Pass-Through  Transfer,  the Company agrees to provide  reasonable and customary indemnification  to the  Purchaser and its affilates  for  disclosure  contained in any offering  document relating to the  Company or its  affilates,  the  Mortgage  Loans and the  underwriting  standards  of the
Mortgage  Loans.  The  Purchaser  shall be  responsible  for the costs  relating  to the  delivery of such information.

         All Mortgage  Loans not sold or  transferred  pursuant to a  Reconstitution  shall remain subject to, and serviced in  accordance  with the terms of, this  Agreement  and the related Term Sheet,  and with respect thereto this Agreement and the related Term Sheet shall remain in full force and effect.

Section 11.19.    Monthly Reporting with Respect to a Reconstitution.

         As long as the  Company  continues  to service  Mortgage  Loans,  the  Company  agrees  that with respect to any Mortgage  Loan sold or  transferred  pursuant to a  Reconstitution  as described in Section
11.18 of this Agreement (a  "Reconstituted  Mortgage Loan"),  the Company,  at its expense,  shall provide the  Purchaser  with the  information  set  forth in  Exhibit J  attached  hereto  for each  Reconstituted
Mortgage Loan in Excel or such  electronic  delimited  file format as may be mutually  agreed upon by both
Purchaser and Company.  Such information  shall be provided monthly for all  Reconstituted  Mortgage Loans on the fifth (5th) Business Day of each month for the immediately  preceding monthly period,  and shall be transmitted to fast.data@bear.com.

         IN WITNESS  WHEREOF,  the Company and the  Purchaser  have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

                                                   EMC MORTGAGE CORPORATION
                                                               Purchaser

                                                     By:________________________
                                                     Name:
                                                     Title:

                                                   SAVANNAH BANK, NA dba HARBOURSIDE MORTGAGE CORPORATION
                                                                Company

                                                     By: _______________________
                                                     Name:
                                                     Title:

                                                EXHIBIT A
                                        CONTENTS OF MORTGAGE FILE

         With respect to each  Mortgage  Loan,  the  Mortgage  File shall  include  each of the  following items,  which shall be  available  for  inspection  by the  Purchaser,  and which shall be retained by the
Company in the  Servicing  File or delivered to the  Purchaser or its designee  pursuant to Sections  2.04 and 2.05 of the Purchase, Warranties and Servicing Agreement.

         1.     The     original     Mortgage     Note     endorsed     "Pay    to    the     order     of
____________________________________________________,   without   recourse,"   and  signed  via   original
signature in the name of the Company by an authorized officer,  with all intervening  endorsements showing a complete chain of title from the  originator to the Company,  together with any  applicable  riders.  In no event  may an  endorsement  be a  facsimile  endorsement.  If the  Mortgage  Loan was  acquired  by the
Company  in a  merger,  the  endorsement  must be by  "[Company],  successor  by  merger  to the  [name of predecessor]".  If the  Mortgage  Loan was  acquired or  originated  by the Company  while doing  business under another name, the endorsement  must be by "[Company]  formerly known as [previous  name]".  Mortgage
Notes may be in the form of a lost note affidavit subject to Purchaser acceptability.

         2. The  original  Mortgage  (together  with a  standard  adjustable  rate  mortgage  rider)  with evidence of recording  thereon,  or a copy thereof  certified by the public recording office in which such mortgage has been recorded or, if the original  Mortgage has not been returned from the applicable  public recording office, a true certified copy, certified by the Company.

         3.  The  original  or  certified  copy,  certified  by  the  Company,  of  the  Primary  Mortgage
Insurance Policy, if required.

         4.       The original Assignment, from the Company to  _____________________________________,  or
in accordance with  Purchaser's  instructions,  which  assignment  shall,  but for any blanks requested by
Purchaser,  be in form and  substance  acceptable  for  recording.  If the  Mortgage  Loan was acquired or originated by the Company while doing business  under another name,  the Assignment  must be by "[Company]
formerly  known as [previous  name]".  If the Mortgage  Loan was acquired by the Company in a merger,  the endorsement  must be by  "[Company],  successor  by  merger  to the  [name of  predecessor]".  None of the
Assignments are blanket assignments of mortgage.

         5.       The original policy of title insurance,  including riders and endorsements  thereto,  or if the policy has not yet been issued,  a written  commitment or interim binder or  preliminary  report of title issued by the title insurance or escrow company.

         6.       Originals of all recorded intervening Assignments,  or copies thereof,  certified by the public  recording  office in which such  Assignments  have been recorded showing a complete chain of title from the originator to the Company,  with evidence of recording  thereon,  or a copy thereof  certified by the public  recording  office in which such  Assignment  has been recorded or, if the original  Assignment has not been returned from the applicable  public recording  office,  a true certified copy,  certified by the Company.

         7.       Originals,  or copies  thereof  certified by the public  recording  office in which such documents  have  been  recorded,  of  each  assumption,  extension,  modification,  written  assurance  or substitution  agreements,  if  applicable,  or if the original of such document has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

         8.       If the Mortgage Note or Mortgage or any other material  document or instrument  relating to the  Mortgage  Loan has been  signed by a person on behalf of the  Mortgagor,  the  original or copy of power of attorney or other  instrument that authorized and empowered such person to sign bearing  evidence that  such  instrument  has been  recorded,  if so  required  in the  appropriate  jurisdiction  where the
Mortgaged  Property is located,  or a copy thereof  certified by the public recording office in which such instrument  has been recorded or, if the original  instrument  has not been  returned from the  applicable public recording office, a true certified copy, certified by the Company.

         9.       reserved.

         10.      Mortgage  Loan closing  statement  (Form HUD-1) and any other  truth-in-lending  or real estate settlement procedure forms required by law.

         11.  Residential loan application.

         12.      Uniform  underwriter  and  transmittal  summary  (Fannie  Mae Form  1008) or  reasonable equivalent.

         13.      Credit report on the mortgagor.

         14.      Business credit report, if applicable.

         15.      Residential appraisal report and attachments thereto.

         16.      The original of any guarantee executed in connection with the Mortgage Note.

         17.      Verification  of employment  and income  except for Mortgage  Loans  originated  under a limited documentation program, all in accordance with Company's underwriting guidelines.

         18.      Verification  of  acceptable   evidence  of  source  and  amount  of  down  payment,  in
accordance with Company's underwriting guidelines.

         19.      Photograph of the Mortgaged Property (may be part of appraisal).

         20.      Survey of the Mortgaged Property, if any.

         21.      Sales contract, if applicable.

         22.      If available,  termite  report,  structural  engineer's  report,  water  portability and septic certification.

         23.      Any original security  agreement,  chattel mortgage or equivalent executed in connection with the Mortgage.

         24.      Name affidavit, if applicable.

         Notwithstanding  anything to the contrary herein,  Company may provide one certificate for all of the Mortgage Loans indicating that the documents were delivered for recording.

                                                EXHIBIT B

                                    CUSTODIAL ACCOUNT LETTER AGREEMENT

                                           ______________, 2004

To:      [_______________________]
         (the "Depository")

         As  "Company"   under  the   Purchase,   Warranties   and  Servicing   Agreement,   dated  as  of
[_____________________]  1, 200[_] (the "Agreement"),  we hereby authorize and request you to establish an account,  as a  Custodial  Account  pursuant  to  Section  4.04  of the  Agreement,  to be  designated  as
"[______________________________________],  in  trust  for  the  [Purchaser],  Owner  of  Adjustable  Rate
Mortgage  Loans".  All deposits in the account  shall be subject to  withdrawal  therefrom by order signed by the  Company.  This letter is  submitted to you in  duplicate.  Please  execute and return one original to us.

                                                              [__________________________]

                                                           By:____________________________

                                                           Name:__________________________

                                                           Title:_________________________

         The  undersigned,  as "Depository",  hereby  certifies that the above described  account has been established  under Account Number  [__________],  at the office of the  depository  indicated  above,  and agrees to honor  withdrawals on such account as provided above.  The full amount  deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance  Corporation  through the Bank  Insurance  Fund or the Savings  Association  Insurance  Fund or will be  invested  in  Permitted
Investments as defined in the Agreement.

                                                     [___________________________]

                                                   By:____________________________

                                                   Name:__________________________

                                                   Title:_________________________

                                                EXHIBIT C

                                     ESCROW ACCOUNT LETTER AGREEMENT
                                           _____________, 2004

To:      [_______________________]
         (the "Depository")

         As  "Company"   under  the   Purchase   Warranties   and   Servicing   Agreement,   dated  as  of
[____________________]1,  200[_] (the  "Agreement"),  we hereby  authorize and request you to establish an account,  as  an  Escrow  Account  pursuant  to  Section  4.06  of  the  Agreement,  to be  designated  as
"[__________________________],  in trust for the  [Purchaser],  Owner of Adjustable  Rate Mortgage  Loans,
and various  Mortgagors."  All deposits in the account shall be subject to  withdrawal  therefrom by order signed by the  Company.  This  letter is  submitted  to you in  duplicate.  Please  execute and return one original to us.

                                            [_____________________]

                                            By:____________________________
                                            Name:__________________________
                                            Title:_________________________

         The  undersigned,  as "Depository",  hereby  certifies that the above described  account has been established under Account Number __________,  at the office of the depository  indicated above, and agrees to honor  withdrawals  on such  account as provided  above.  The full amount  deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance  Corporation  through the
Bank  Insurance  Fund  or the  Savings  Association  Insurance  Fund  or will  be  invested  in  Permitted
Investments as defined in the Agreement.

                                            [______________________]

                                            By:______________________________
                                            Name:____________________________
                                            Title:___________________________

                                                EXHIBIT D

                         FORM OF ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

         This is a Purchase, Assignment, Assumption and Recognition Agreement (this "PAAR Agreement")
made as of  __________, 200__, among EMC Mortgage Corporation (the "Assignor"), ___________________ (the
"Assignee"), and _______________________ (the "Company").

         In  consideration  of the mutual  promises  contained  herein the parties  hereto  agree that the residential  mortgage  loans (the  "Assigned  Loans") listed on Attachment 1 annexed hereto (the "Assigned
Loan  Schedule")  now  serviced by Company for  Assignor and its  successors  and assigns  pursuant to the
Purchase,  Warranties and Servicing Agreement, dated as of _________,  200__, between Assignor and Company
(the "Purchase  Agreement")  shall be subject to the terms of this PAAR Agreement.  Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Purchase Agreement.

                                   Purchase, Assignment and Assumption

         1.       Assignor  hereby grants,  transfers and assigns to Assignee all of the right,  title and interest of Assignor in the Assigned  Loans and, as they relate to the Assigned  Loans,  all of its right, title and interest in, to and under the Purchase Agreement.

         2.       Simultaneously  with the  execution  hereof,  (i)  Assignee  shall pay to  Assignor  the
"Funding  Amount" as set forth in that  certain  letter  agreement,  dated as of _________  ____,  between
Assignee and Assignor (the  "Confirmation")  and (ii)  Assignor,  at its expense,  shall have caused to be delivered to Assignee or its  designee  the Mortgage  File for each  Assigned  Loan in  Assignor's  or its custodian's  possession,  as set forth in the Purchase  Agreement,  along with, for each Assigned Loan, an endorsement of the Mortgage Note from the Company,  in blank,  and an assignment of mortgage in recordable form from the Company,  in blank.  Assignee  shall pay the Funding  Amount by wire transfer of immediately available  funds to the account  specified  by  Assignor.  Assignee  shall be  entitled  to all  scheduled payments  due on the  Assigned  Loans  after  ___________,  200__ and all  unscheduled  payments  or other proceeds or other recoveries on the Assigned Loans received on and after _____________, 200__.

                                Representations, Warranties and Covenants

         3.       Assignor warrants and represents to Assignee and Company as of the date hereof:

         (a)      Attached  hereto as Attachment 2 is a true and accurate copy of the Purchase  Agreement, which  agreement  is in full force and effect as of the date hereof and the  provisions  of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

         (b)      Assignor  is the lawful  owner of the  Assigned  Loans with full right to  transfer  the
Assigned Loans and any and all of its interests,  rights and obligations  under the Purchase  Agreement as they relate to the Assigned Loans, free and clear from any and all claims and  encumbrances;  and upon the transfer of the  Assigned  Loans to Assignee as  contemplated  herein,  Assignee  shall have good title to each and every  Assigned  Loan, as well as any and all of  Assignee's  interests,  rights and  obligations under the Purchase  Agreement as they relate to the Assigned  Loans,  free and clear of any and all liens, claims and encumbrances;

         (c)      There are no offsets, counterclaims or other defenses available to Company with respect to the Assigned Loans or the Purchase Agreement;

         (d)      Assignor has no knowledge of, and has not received  notice of, any waivers under, or any modification of, any Assigned Loan;

         (e)      Assignor is duly organized,  validly existing and in good standing under the laws of the jurisdiction  of its  incorporation,  and has all requisite  power and authority to acquire,  own and sell the Assigned Loans;

         (f)      Assignor has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein.  The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of
Assignor's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor's charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject.  The execution, delivery and performance by Assignor of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of
Assignor.  This PAAR Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee and Company, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(g)      No consent,  approval,  order or authorization of, or declaration,  filing or registration  with, any  governmental  entity is required to be obtained or made by Assignor in connection with the execution, delivery  or  performance  by  Assignor  of  this  PAAR  Agreement,  or  the  consummation  by it  of  the transactions contemplated hereby; and

(h)      Neither  Assignor nor anyone  acting on its behalf has  offered,  transferred,  pledged,  sold or otherwise  disposed of the Assigned  Loans or any interest in the Assigned  Loans,  or solicited any offer to buy or accept a transfer,  pledge or other  disposition of the Assigned  Loans,  or any interest in the
Assigned Loans or otherwise  approached or negotiated  with respect to the Assigned Loans, or any interest in the  Assigned  Loans  with any  Person in any  manner,  or made any  general  solicitation  by means of general  advertising  or in any  other  manner,  or taken  any  other  action  which  would  constitute  a distribution  of the  Assigned  Loans under the  Securities  Act of 1933,  as amended  (the "1933 Act") or which would  render the  disposition  of the  Assigned  Loans a violation  of Section 5 of the 1933 Act or require registration pursuant thereto.

                  4.       Assignee warrants and represents to, and covenants with, Assignor and Company as of the date hereof:

         (a)      Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to acquire, own and purchase the Assigned Loans;

         (b)      Assignee has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein.  The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of
Assignee's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee's charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject.  The execution, delivery and performance by Assignee of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of
Assignee. This PAAR Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor and Company, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

         (c)      No consent, approval, order or authorization of, or declaration,  filing or registration with,  any  governmental  entity is required to be  obtained  or made by Assignee in  connection  with the execution,  delivery or performance by Assignee of this PAAR Agreement,  or the  consummation by it of the transactions contemplated hereby; and

         (d)      Assignee agrees to be bound as "Purchaser" by all of the terms, covenants and conditions of the Purchase Agreement with respect to the Assigned Loans, and from and after the date hereof, Assignee assumes for the benefit of each of Assignor and Company all of Assignor's obligations as "Purchaser" thereunder but solely with respect to such Assigned Loans.

                  5.       Company warrants and represents to, and covenant with, Assignor and Assignee as of the date hereof:

                  (a)      Attached hereto as Attachment 2 is a true and accurate copy of the Purchase
Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

         (b)      Company is duly organized,  validly  existing and in good standing under the laws of the jurisdiction  of its  incorporation,  and has all  requisite  power and  authority to service the Assigned
Loans and otherwise to perform its obligations under the Purchase Agreement;

(c)      Company has full corporate  power and authority to execute,  deliver and perform its  obligations under this PAAR  Agreement,  and to consummate the  transactions  set forth herein.  The consummation of the transactions  contemplated by this PAAR Agreement is in the ordinary course of Company's  business and will not conflict  with, or result in a breach of, any of the terms,  conditions  or  provisions  of Company's  charter or by-laws or any legal restriction,  or any material agreement or instrument to which Company is now a party or by which it is bound,  or result in the violation of any law, rule,  regulation,  order, judgment  or  decree  to which  Company  or its  property  is  subject.  The  execution, delivery and  performance by Company of this PAAR Agreement and the  consummation  by it of the  transactions  contemplated  hereby,  have been duly  authorized by all necessary corporate  action on part of Company.  This PAAR  Agreement  has been duly  executed and delivered  by  Company,  and,  upon the due  authorization,  execution  and  delivery by
                  Assignor and  Assignee,  will  constitute  the valid and legally  binding  obligation of
                  Company,   enforceable   against   Company  in  accordance  with  its  terms  except  as
                  enforceability may be limited by bankruptcy,  reorganization,  insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors'  rights  generally, and by general  principles of equity regardless of whether  enforceability is considered in a proceeding in equity or at law;

(d)      No consent,  approval,  order or authorization of, or declaration,  filing or registration  with, any  governmental  entity is required  to be obtained or made by Assignee in  connection with the execution,  delivery or performance by Company of this PAAR  Agreement,  or the consummation by it of the transactions contemplated hereby; and

(e)      No  event  has  occurred  from the  Closing  Date to the  date  hereof  which  would  render  the representations  and warranties as to the related  Assigned Loans made by the Company in
                  Sections 3.01 and 3.02 of the Purchase Agreement to be untrue in any material respect.

(f)      Neither  this  AAR  Agreement  nor any  certification,  statement,  report  or  other  agreement, document or instrument  furnished or to be furnished by the Company pursuant to this AAR
                  Agreement  contains or will contain any materially  untrue statement of fact or omits or will  omit to  state a fact  necessary  to make the  statements  contained  therein  not misleading.

                  Recognition of Assignee

         6.       From and  after  the date  hereof,  Company  shall  recognize  Assignee  as owner of the
Assigned Loans and will service the Assigned Loans in accordance  with the Purchase  Agreement.  It is the intention of Assignor,  Company and Assignee  that this PAAR  Agreement  shall be binding upon and for the benefit of the  respective  successors  and assigns of the parties  hereto.  Neither  Company nor Assignor shall amend or agree to amend,  modify,  waiver,  or otherwise alter any of the terms or provisions of the
Purchase Agreement which amendment,  modification,  waiver or other alteration would in any way affect the
Assigned Loans without the prior written consent of Assignee.

                                            Miscellaneous

                  7.       All demands, notices and communications related to the Assigned Loans, the
Purchase Agreement and this PAAR Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:

         (a)      In the case of Company,

                  ____________________
                  ____________________
                  ____________________
                  ____________________
                  ____________________

                  With a copy to ______________________________________.

(b)      In the case of Assignor,

                  ____________________
                  ____________________
                  ____________________
                  ____________________
                  ____________________

         (c)      In the case of Assignee,

                  EMC Mortgage Corporation
                  Mac Arthur Ridge II
                  909 Hidden Ridge Drive, Suite 200
                  Irving, Texas 75038
                  Attention:  Raylene Ruyle
                  Telecopier No.:  (972) 444-2810

                  with a copy  to:

                  ___________________
                  383 Madison Avenue
                  New York, New York 10179
                  Attention: ___________
                  Telecopier No.:  (212) 272-____

     8.  Each party will pay any commissions it has incurred and the fees of its attorneys in connection with the negotiations for, documenting of and closing of the transactions contemplated by this PAAR
     Agreement.

         9.       This PAAR Agreement  shall be construed in accordance  with the laws of the State of New
York,  without  regard to conflicts of law  principles,  and the  obligations,  rights and remedies of the parties hereunder shall be determined in accordance with such laws.

         10.      No term or  provision  of this PAAR  Agreement  may be waived or  modified  unless  such waiver or  modification  is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

         11.      This PAAR  Agreement  shall  inure to the benefit of the  successors  and assigns of the parties  hereto.  Any entity  into which  Assignor,  Assignee  or  Company  may be merged or  consolidated shall,  without  the  requirement  for any  further  writing,  be deemed  Assignor,  Assignee  or Company, respectively, hereunder.

         12.      This PAAR Agreement shall survive the conveyance of the Assigned  Loans,  the assignment of the  Purchase  Agreement  to the  extent  of the  Assigned  Loans  by  Assignor  to  Assignee  and  the
termination of the Purchase Agreement.

         13.      This PAAR Agreement may be executed  simultaneously in any number of counterparts.  Each counterpart  shall be deemed to be an original  and all such  counterparts  shall  constitute  one and the same instrument.

         14.      In the event that any provision of this PAAR Agreement conflicts with any provision of the Purchase Agreement with respect to the Assigned Loans, the terms of this PAAR Agreement shall control.  In the event that any provision of this PAAR Agreement conflicts with any provision of the
Confirmation with respect to the Assigned Loans, the terms of this PAAR Agreement shall control.

                                            [Modification of Purchase Agreement

15.      The Company and Assignor hereby amend the Purchase Agreement as follows:

         (a)      The following definitions are added to Section 1.01 of the Purchase Agreement:

         Securities Administrator:  ________________________

         Supplemental PMI Insurer:  ________________________

         Supplemental PMI Policy:   The  primary  guarantee  insurance  policy  of  the  Supplemental  PMI
         Insurer  attached  hereto as Exhibit J, or any  successor  Supplemental  PMI Policy  given to the
         Servicer by the Assignee.

         Trustee:          ________________________

         (b)      The following definition is amended and restated:

         Insurance Proceeds:        Proceeds of any Primary Mortgage  Insurance  Policy,  the Supplemental
         PMI  Policy,  any title  policy,  any  hazard  insurance  policy or any  other  insurance  policy covering a Mortgage Loan or other related Mortgaged  Property,  including any amounts required to be deposited in the Custodial  Account  pursuant to Section 4.04, to the extent such proceeds are not to be applied to the  restoration  of the  related  Mortgaged  Property  or  released  to the
         Mortgagor in accordance with Accepted Servicing Practices.

         (c)      The following are added as the fourth, fifth and sixth paragraphs of Section 4.08:

         "In  connection  with its activities as servicer,  the Company agrees to prepare and present,  on behalf  of  itself  and the  Purchaser,  claims  to the  Supplemental  PMI  Insurer  with  respect  to the
Supplemental  PMI  Policy  and,  in this  regard,  to take  such  action as shall be  necessary  to permit recovery under any  Supplemental  PMI Policy  respecting a defaulted  Mortgage  Loan.  Pursuant to Section
4.04,  any amounts  collected by the Company under any  Supplemental  PMI Policy shall be deposited in the
Custodial Account, subject to withdrawal pursuant to Section 4.05.

         In accordance with the  Supplemental  PMI Policy,  the Company shall provide to the  Supplemental
PMI Insurer any required information regarding the Mortgage Loans.

         The Company  shall  provide to the  [Securities  Administrator]  on a monthly  basis via computer tape, or other mutually  acceptable  format,  the unpaid principal balance,  insurer  certificate  number, lender loan number,  and premium due the  Supplemental  PMI Insurer for each  Mortgage Loan covered by the
Supplemental  PMI  Policy.  In  addition,  the  Company  agrees  to  forward  to  the  Purchaser  and  the
[Securities  Administrator]  any statements or other reports given by the  Supplemental PMI Insurer to the
Servicer in connection with a claim under the Supplemental PMI Policy."

         (d)      Clause (vi) of Section 6.1 is amended to read as follows:

         "Company  ceases to be  approved  by either  Fannie  Mae or FHLMC as a  mortgage  loan  seller or servicer for more than thirty days,  or the Company  fails to meet the servicer  eligibility  requirements of the Supplemental PMI Insurer; or"]

         IN WITNESS  WHEREOF,  the parties hereto have executed this PAAR Agreement as of the day and year first above written.

                                                              EMC MORTGAGE CORPORATION
                                                              Assignor

                                                              By:_________________________________________
                                                              Name:_______________________________________
                                                              Title:______________________________________

                                                              _________________________________
                                                              Assignee

                                                              By:_________________________________________
                                                              Name:_______________________________________
                                                              Title:______________________________________

                                                              _________________________________
                                                              Company

                                                              By:_________________________________________
                                                              Name:_______________________________________
                                                              Title:______________________________________

                                                EXHIBIT  ___

                                      FORM OF COMPANY CERTIFICATION

I,  [identify  certifying  individual],  certify  to the  [Trustee]  [Seller]  [Securities  Administrator]
[Mortgage Loan Seller] [Purchaser] and [Master Servicer] that:

         1.       I have reviewed the servicing  reports  prepared by [COMPANY] (the  "Company")  pursuant to the [Servicing  Agreement] (the "Servicing  Agreement"),  dated as of __________ between __________ and the Company (as modified by the AAR Agreement (as defined  below) and delivered to [MASTER  SERVICER] (the
"Master  Servicer")  pursuant  to  the  Assignment,   Assumption  and  Recognition   Agreement  (the  "AAR
Agreement"), dated as of __________ among [ASSIGNOR] as Assignor, Company and [ASSIGNEE], as Assignee.

         2.       Based on my knowledge,  the  information  in these reports,  taken as a whole,  does not contain any untrue  statement of a material  fact or omit to state a material  fact  necessary to make the statements  made, in light of the  circumstances  under which such statements were made, not misleading as of the last day of the period covered by such servicing reports.

         3.       Based on my knowledge,  the servicing  information required to be provided to the Master
Servicer under the Servicing Agreement and the AAR Agreement is included in these reports.

         4.       I  am  responsible  for  reviewing  the  activities  performed  the  Company  under  the
Servicing  Agreement  and the AAR  Agreement  and based  upon the  review  required  under  the  Servicing
Agreement  and the AAR  Agreement,  and except as disclosed in the Annual  Statement  of  Compliance,  the
Company has fulfilled its obligations under the Servicing Agreement and the AAR Agreement.

         5.       I have disclosed to the Master Servicer's  certified public  accountants all significant deficiencies  relating to the  Company's  compliance  with the minimum  servicing  standards in accordance with a review conduced in compliance with the Uniform Single  Attestation  Program for Mortgage Bankers or
similar standard as set forth in the Servicing Agreement and the AAR Agreement.

         Capitalized  terms used but not  defined  herein  have the  meanings  ascribed to them in the AAR
Agreement.

Date:______________

_____________________
[Signature]
[Title]

                                               ATTACHMENT 1

                                          ASSIGNED LOAN SCHEDULE

                                               ATTACHMENT 2

                               PURCHASE, WARRANTIES AND SERVICING AGREEMENT

                                                EXHIBIT E

                                          FORM OF TRIAL BALANCE

                                                EXHIBIT G

                               REQUEST FOR RELEASE OF DOCUMENTS AND RECEIPT

RE:      Mortgage Loan #___________________________________
BORROWER:__________________________________________________
PROPERTY: __________________________________________________

Pursuant to a Purchase,  Warranties and Servicing Agreement (the "Agreement")  between the Company and the
Purchaser,  the  undersigned  hereby  certifies  that he or she is an  officer of the  Company  requesting release of the documents for the reason specified below.  The undersigned further certifies that:

(Check one of the items below)

_____    On  _________________,  the above  captioned  mortgage  loan was paid in full or that the Company has been notified that payment in full has been or will be escrowed.  The Company  hereby  certifies  that all  amounts  with  respect  to this loan  which are  required  under the  Agreement  have been or will be deposited in the Custodial Account as required.

_____    The  above  captioned  loan is being  repurchased  pursuant  to the terms of the  Agreement.  The
Company  hereby  certifies  that the  repurchase  price has been  credited  to the  Custodial  Account  as required under the Agreement.

_____    The above captioned loan is being placed in foreclosure  and the original  documents are required to  proceed  with the  foreclosure  action.  The  Company  hereby  certifies  that the  documents  will be returned to the Purchaser in the event of reinstatement.

_____    Other (explain)

_______________________________________________________
_______________________________________________________

All  capitalized  terms  used  herein and not  defined  shall have the  meanings  assigned  to them in the
Agreement.

         Based on this  certification  and the indemnities  provided for in the Agreement,  please release to the Company all original mortgage documents in your possession relating to this loan.

Dated:_________________

By:________________________________
     Signature
    ___________________________________
         Title

Send documents to:         _____________________________________________
_____________________________________________
_____________________________________________

Acknowledgement:

         Purchaser  hereby  acknowledges  that all  original  documents  previously  released on the above captioned mortgage loan have  been returned and received by the Purchaser.

Dated:________________

By:________________________________
     Signature

    _______________________________
     Title

EXHIBIT H

                                    COMPANY'S UNDERWRITING GUIDELINES

                                                EXHIBIT I

                                                TERM SHEET

         This  TERM  SHEET  (the  "Term  Sheet")  dated  _____________,  between  Savannah  Bank,  NA  dba
Harbourside  Mortgage  Corporation,  a national bank,  located at at 23-B Shelter Cove Lane,  Hilton Head,
South Carolina 29928 (the  "Company") and EMC Mortgage  Corporation,  a Delaware  corporation,  located at
Mac Arthur Ridge II, 909 Hidden Ridge Drive,  Suite 200,  Irving,  Texas 75038 (the  "Purchaser")  is made pursuant to the terms and conditions of that certain  Purchase,  Warranties  and Servicing  Agreement (the
"Agreement")  dated as of April 1, 2005,  between the Company and the  Purchaser,  the provisions of which are  incorporated  herein as if set forth in full herein,  as such terms and conditions may be modified or supplemented  hereby.  All initially  capitalized  terms used herein unless  otherwise  defined shall have the meanings ascribed thereto in the Agreement.

         The Purchaser  hereby  purchases  from the Company and the Company hereby sells to the Purchaser, all of the  Company's  right,  title and  interest in and to the  Mortgage  Loans on a servicing  retained basis  described  on the  Mortgage  Loan  Schedule  annexed  hereto  as  Schedule  I,  pursuant  to and in accordance  with the terms and  conditions  set forth in the  Agreement,  as same may be  supplemented  or modified  hereby.  Hereinafter,  the  Company  shall  service  the  Mortgage  Loans for the benefit of the
Purchaser and all subsequent  transferees  of the Mortgage  Loans  pursuant to and in accordance  with the terms and conditions set forth in the Agreement.

1.       Definitions

         For purposes of the Mortgage  Loans to be sold pursuant to this Term Sheet,  the following  terms shall have the following meanings:

Aggregate Principal Balance
(as of the Cut-Off Date):

Closing Date:

Custodian:

Cut-off Date:

Initial Weighted Average
Mortgage Loan Remittance Rate:

Mortgage Loan:

Purchase Price Percentage:

Servicing Fee Rate:
Additional Closing Conditions:

In addition to the conditions  specified in the  Agreement,  the obligation of each of the Company and the
Purchaser is subject to the  fulfillment,  on or prior to the  applicable  Closing  Date, of the following
additional conditions:   [None].

Additional Loan Documents:

In addition to the contents of the Mortgage  File  specified in the  Agreement,  the  following  documents
shall be delivered with respect to the Mortgage Loans:   [None]

[Additional] [Modification] of Representations and Warranties:

     [In addition to the representations and warranties set forth in the Agreement, as of the date hereof, the Company makes the following additional representations and warranties with respect to the Mortgage Loans:  [None].  [Notwithstanding anything to the contrary set forth in the Agreement, with respect to each Mortgage Loan to be sold on the Closing Date, the representation and warranty set forth in Section ______ of the Agreement shall be modified to read as follows:]

         Except as modified herein, Section ______ of the Agreement shall remain in full force and effect as of the date hereof.

                  IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective duly authorized officers as of the date first above written.

                                                              ____________________________

                                                              By:_________________________________________
                                                              Name:_______________________________________
                                                              Title:______________________________________

                                                              EMC MORTGAGE CORPORATION

                                                              By:_________________________________________
                                                              Name:_______________________________________
                                                              Title:______________________________________

                                                SCHEDULE I

                                          MORTGAGE LOAN SCHEDULE

                                                EXHIBIT J

                                  RECONSTITUTED MORTGAGE LOAN REPORTING

(a)      Servicer Mortgage Loan Number
(b)      FNMA Mortgage Loan Number (if applicable)
(c)      Lender/Seller Mortgage Loan Number (plus any other loan number)
(d)      Month end date/ date file created
(e)      Scheduled Beginning Balance
(f)      Actual Beginning Balance
(g)      Scheduled Ending Balance
(h)      Actual Ending Balance
(i)      Gross Rate (current gross rate)
(j)      Net Rate (current passthrough)
(k)      Last Payment Date (LPI_DATE in Fannie's Laser Reporting)
(l)      Next Due Date
(m)      Delinquency Month (if available)
(n)      Default Flag, i.e. FC, REO, etc. (if applicable)
(o)      Pay-In-Full Date (Mortgage Loan paid off by Mortgagor)
(p)      Foreclosure start date
(q)      Foreclosure end date
(r)      REO Property date
(s)      With respect to Liquidated Mortgage Loans:
         (i)   claim date
         (ii)  claim amount
         (iii) proceeds
         (iv)  amount of loss or gain (as applicable)
         (v)   the date of the loss or gain.
         (vi)  the liquidation reason (paid in full or repurchased out of deal)
(t)      Fannie's Laser Reporting (For FNMA loans)
         (i)   Action Code (for default or paid off Mortgage Loans; i.e. 60, 65, etc.)
         (ii)  Action Date
         (iii) Remit Prin (submitted principal amount)
         (iv)  Remit Int (submitted interest amount)
         (v)   Pool/Invest indicator (indicating Schedule/Schedule or Actual/Actual pool)

                                           AMENDMENT NUMBER ONE
                                                  to the

                               PURCHASE, WARRANTIES AND SERVICING AGREEMENT

                                       Dated as of January 1, 2006

                                                 between

                                        EMC MORTGAGE CORPORATION,
                                               as Purchaser

                                                   and

                                            SAVANNAH BANK, NA
                                  dba HARBOURSIDE MORTGAGE CORPORATION,
                                                as Company

         This AMENDMENT  NUMBER ONE (this  "Amendment")  is made and entered into this 1st day of January,
2006, by and between EMC Mortgage  Corporation,  a Delaware  corporation,  as purchaser (the  "Purchaser")
and Savannah  Bank, NA dba  Harbourside  Mortgage  Corporation,  as company (the  "Company") in connection with the  Purchase,  Warranties  and  Servicing  Agreement,  dated as of April 1, 2005,  between the above mentioned parties (the "Agreement"). This Amendment is made pursuant to Section 11.02 of the Agreement.

                                                 RECITALS

         WHEREAS,          the parties hereto have entered into the Agreement;

         WHEREAS,  the  Agreement  provides  that the parties  thereto may enter into an  amendment to the
Agreement;

         WHEREAS, the parties hereto desire to amend the Agreement as set forth in this Amendment; and

         NOW, THEREFORE,  in consideration of the premises and for other good and valuable  consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1.       Capitalized  terms used herein and not defined  herein shall have the meanings  assigned to such terms in the Agreement.

         2.       Article I of the Agreement is hereby  amended  effective as of the date hereof by adding the following definitions to Section 1.01:

         Commission or SEC:  The Securities and Exchange Commission.

         Depositor:  The  depositor,  as such term is  defined  in  Regulation  AB,  with  respect  to any
Securitization Transaction.

         Exchange Act:  The Securities Exchange Act of 1934, as amended.

         Master Servicer: With respect to any Securitization  Transaction,  the "master servicer," if any, identified in the related transaction documents.

         Pass-Through  Transfer:  Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans  directly or indirectly to an issuing  entity in connection  with an issuance of publicly offered or privately placed,  rated or unrated  mortgage-backed  securities or (2) an issuance of publicly offered or privately placed,  rated or unrated  securities,  the payments on which are determined primarily by reference to one or more  portfolios of residential  mortgage loans  consisting,  in whole or in part, of some or all of the Mortgage Loans.

         Prepayment  Charge:  Any  prepayment  premium,  penalty  or  charge  payable  by a  Mortgagor  in connection  with any  Principal  Prepayment  on a  Mortgage  Loan  pursuant  to the  terms of the  related
Mortgage Note.

         Qualified  Correspondent:  Any Person from which the Company purchased  Mortgage Loans,  provided that the following  conditions  are  satisfied:  (i) such Mortgage  Loans were  originated  pursuant to an agreement  between  the  Company and such Person  that  contemplated  that such  Person  would  underwrite mortgage  loans from time to time, for sale to the Company,  in accordance  with  underwriting  guidelines designated by the Company  ("Designated  Guidelines")  or guidelines that do not vary materially from such
Designated  Guidelines;  (ii) such  Mortgage  Loans were in fact  underwritten  as described in clause (i)
above  and were  acquired  by the  Company  within  180  days  after  origination;  (iii)  either  (x) the
Designated  Guidelines  were,  at the time such  Mortgage  Loans were  originated,  used by the Company in origination  of mortgage  loans of the same type as the Mortgage  Loans for the  Company's  own account or
(y) the Designated  Guidelines were, at the time such Mortgage Loans were underwritten,  designated by the
Company on a  consistent  basis for use by lenders in  originating  mortgage  loans to be purchased by the
Company;  and (iv) the Company  employed,  at the time such  Mortgage  Loans were acquired by the Company, pre-purchase  or  post-purchase  quality  assurance  procedures  (which may involve,  among other  things, review of a sample of mortgage  loans  purchased  during a  particular  time period or through  particular channels)  designed to ensure that Persons from which it purchased  mortgage  loans  properly  applied the underwriting criteria designated by the Company.

         Regulation  AB:  Subpart  229.1100  –  Asset  Backed   Securities   (Regulation  AB),  17  C.F.R.
§§229.1100-229.1123,  as amended from time to time, and subject to such  clarification and  interpretation as have been provided by the Commission in the adopting release (Asset-Backed  Securities,  Securities Act
Release No. 33-8518,  70 Fed. Reg. 1,506,  1,531 (Jan. 7, 2005)) or by the staff of the Commission,  or as may be provided by the Commission or its staff from time to time.

         Securities Act:  The Securities Act of 1933, as amended.
         Securitization  Transaction:  Any  transaction  involving  either (1) a sale or other transfer of some or all of the Mortgage  Loans  directly or  indirectly  to an issuing  entity in  connection  with an issuance of publicly offered or privately placed,  rated or unrated  mortgage-backed  securities or (2) an issuance of publicly offered or privately placed,  rated or unrated securities,  the payments on which are determined primarily by reference to one or more portfolios of residential  mortgage loans consisting,  in whole or in part, of some or all of the Mortgage Loans.

         Servicing  Criteria:  As of any date of  determination,  the  "servicing  criteria"  set forth in
Item 1122(d) of Regulation AB, or any amendments  thereto,  a summary of the  requirements  of which as of the date hereof is attached  hereto as Exhibit M for  convenience  of  reference  only.  In the event of a conflict or  inconsistency  between the terms of Exhibit M and the text of Item 1122(d) of Regulation  AB, the text of Item 1122(d) of Regulation AB shall control (or those Servicing  Criteria  otherwise  mutually agreed to by the Purchaser,  the Company and any Person that will be responsible  for signing any Sarbanes
Certification  with respect to a  Securitization  Transaction in response to evolving  interpretations  of
Regulation AB and incorporated into a revised Exhibit M).

         Static  Pool  Information:  Static pool  information  as  described  in Item  1105(a)(1)-(3)  and
1105(c) of Regulation AB.

         Subcontractor:  Any  vendor,  subcontractor  or  other  Person  that is not  responsible  for the overall  servicing  (as  "servicing"  is  commonly  understood  by  participants  in  the  mortgage-backed securities  market) of Mortgage  Loans but  performs one or more  discrete  functions  identified  in Item
1122(d) of  Regulation  AB with respect to Mortgage  Loans under the direction or authority of the Company or a Subservicer.

         Third-Party  Originator:  Each  Person,  other than a Qualified  Correspondent,  that  originated
Mortgage Loans acquired by the Company.

         3.       Article  I of the  Agreement  is  hereby  amended  effective  as of the date  hereof  by deleting  in its  entirety  the  definition  of  Subservicer  in Section  1.01 and  replacing  it with the following:

         Subservicer:  Any  Person  that  services  Mortgage  Loans  on  behalf  of  the  Company  or  any
Subservicer  and is  responsible  for  the  performance  (whether  directly  or  through  Subservicers  or
Subcontractors) of a substantial  portion of the material servicing  functions required to be performed by the Company under this  Agreement or any  Reconstitution  Agreement that are identified in Item 1122(d) of
Regulation AB.

         4.       Article  I of the  Agreement  is  hereby  amended  effective  as of the date  hereof  by deleting in its entirety the  definition  of Principal  Prepayment  in Section 1.01 and  replacing it with the following:

         Principal  Prepayment:  Any payment or other  recovery of  principal  on a Mortgage  Loan full or partial  which is received in advance of its  scheduled  Due Date,  including  any  Prepayment  Charge and which is not  accompanied  by an amount of interest  representing  scheduled  interest  due on any date or dates in any month or months subsequent to the month of prepayment.

         5.       Article  III of the  Agreement  is hereby  amended  effective  as of the date  hereof by revising Section 3.01(n) as follows (new text underlined):

         (n)      Company has  delivered to the  Purchaser  financial  statements  of its parent,  for its last two complete fiscal years. All such financial  information  fairly presents the pertinent  results of operations  and financial  position for the period  identified  and has been  prepared in accordance  with
GAAP  consistently  applied  throughout  the periods  involved,  except as set forth in the notes thereto.
There has been no  change in the  servicing  policies  and  procedures,  business,  operations,  financial condition,  properties  or assets of the Company  since the date of the  Company's  financial  information that would have a material adverse effect on its ability to perform its obligations under this Agreement;

         6.       Article  III of the  Agreement  is hereby  amended  effective  as of the date  hereof by adding the following new Section 3.01(p):

         (p)      As of the  date  of  each  Pass-Through  Transfer,  and  except  as has  been  otherwise disclosed to the Purchaser,  any Master  Servicer and any Depositor:  (1) no default or servicing  related performance  trigger has occurred as to any other  securitization  due to any act or failure to act of the
Company;  (2) no material  noncompliance with applicable servicing criteria as to any other securitization has been  disclosed or reported by the Company;  (3) the Company has not been  terminated as servicer in a residential  mortgage  loan  securitization,  either due to a  servicing  default or to  application  of a servicing  performance test or trigger;  (4) no material changes to the Company's  servicing  policies and procedures  for similar loans has occurred in the preceding  three years;  (5) there are no aspects of the
Company's  financial  condition  that could  have a  material  adverse  impact on the  performance  by the
Company  of its  obligations  hereunder;  (6)  there  are no  legal  proceedings  pending,  or known to be contemplated by governmental  authorities,  against the Company that could be material to investors in the securities  issued in such  Pass-Through  Transfer;  and (7) there are no  affiliations,  relationships or transactions relating to the Company of a type that are described under Item 1119 of Regulation AB.

         7.       Article  III of the  Agreement  is hereby  amended  effective  as of the date  hereof by adding the following new Section 3.01(q):

         (q)      If so  requested  by the  Purchaser or any  Depositor  on any date,  the Company  shall, within five Business Days following such request,  confirm in writing the accuracy of the  representations and warranties set forth in Section  3.01(p) of this Section or, if any such  representation  and warranty is not accurate as of the date of such request,  provide reasonably  adequate  disclosure of the pertinent facts, in writing, to the requesting party.

         8.       Article  III of the  Agreement  is hereby  amended  effective  as of the date  hereof by adding the following new Section 3.01(r):

         (r)      Notwithstanding  anything to the contrary in the Agreement,  the Company shall (or shall cause each  Subservicer and Third-Party  Originator to) (i) immediately  notify the Purchaser,  any Master
Servicer and any Depositor in writing of (A) any material  litigation or governmental  proceedings pending
against  the  Company,   any  Subservicer  or  any  Third-Party   Originator,   (B)  any  affiliations  or
relationships  that develop  following the closing date of a  Pass-Through  Transfer  between the Company, any  Subservicer  or any  Third-Party  Originator  and  any of the  parties  specified  in  clause  (7) of paragraph (p) of this Section (and any other parties  identified in writing by the requesting  party) with respect to such Pass-Through  Transfer,  (C) any Event of Default under the terms of this Agreement or any
Reconstitution  Agreement,  (D) any merger,  consolidation or sale of  substantially  all of the assets of the Company,  and (E) the Company's  entry into an agreement  with a  Subservicer  to perform or assist in the performance of any of the Company's  obligations under this Agreement or any Reconstitution  Agreement and (ii) provide to the Purchaser and any Depositor a description  of such  proceedings,  affiliations  or relationships.

         All  notification  pursuant  to this  Section  3.01(r),  other  than  those  pursuant  to Section
3.01(r)(i)(A), should be sent to:

         EMC Mortgage Corporation
         2780 Lake Vista Drive
         Lewisville, TX 75067-3884
         Attention:  Conduit Seller Approval Dept.
         Facsimile:  (214) 626-3751
         Email:  sellerapproval@bear.com

         With a copy to:

         Bear, Stearns & Co. Inc.
         383 Madison Avenue, 3rd Floor
         New, York, NY 10179
         Attention:  Global Credit Administration
         Facsimile:  (212) 272-6564

         Notifications pursuant to Section 3.01(r)(i)(A) should be sent to:

         EMC Mortgage Corporation
         Two Mac Arthur Ridge
         909 Hidden Ridge Drive, Suite 200
         Irving, TX 75038
         Attention:  Associate General Counsel for Loan Administration
         Facsimile:  (972) 831-2555

         With copies to:

         Bear, Stearns & Co. Inc.
         383 Madison Avenue, 3rd Floor
         New, York, NY 10179
         Attention:  Global Credit Administration
         Facsimile:  (212) 272-6564

         EMC Mortgage Corporation
         2780 Lake Vista Drive
         Lewisville, TX 75067-3884
         Attention:  Conduit Seller Approval Dept.
         Facsimile:  (214) 626-3751
         Email:  sellerapproval@bear.com

         9.       Article  III of the  Agreement  is hereby  amended  effective  as of the date  hereof by adding the following new Section 3.01(s):

         (s)      As a  condition  to the  succession  to the  Company or any  Subservicer  as servicer or subservicer  under  this  Agreement  or any  Reconstitution  Agreement  by any  Person  (i) into which the
Company or such Subservicer may be merged or  consolidated,  or (ii) which may be appointed as a successor to the Company or any  Subservicer,  the Company shall provide to the Purchaser,  any Master  Servicer and any Depositor,  at least 15 calendar days prior to the effective date of such  succession or  appointment,
(x)  written  notice to the  Purchaser,  any Master  Servicer  and any  Depositor  of such  succession  or appointment and (y) in writing and in form and substance  reasonably  satisfactory  to the Purchaser,  any
Master Servicer and such  Depositor,  all information  reasonably  requested by the Purchaser,  any Master
Servicer or any  Depositor in order to comply with its  reporting  obligation  under Item 6.02 of Form 8-K with respect to any class of asset-backed securities.

         10.      Article  III of the  Agreement  is hereby  amended  effective  as of the date  hereof by adding the following new Section 3.02(ggg):

         With respect to each Mortgage Loan,  information  regarding the borrower  credit files related to such Mortgage Loan has been furnished to credit  reporting  agencies in compliance  with the provisions of the Fair Credit Reporting Act and the applicable implementing regulations.

         11.      Article  IV of the  Agreement  is  hereby  amended  effective  as of the date  hereof by adding the following after the first sentence of Section 4.01:

         In addition,  the Company shall furnish  information  regarding the borrower credit files related to such Mortgage Loan to credit  reporting  agencies in compliance  with the provisions of the Fair Credit
Reporting Act and the applicable implementing regulations.

         12.      Article  IV of the  Agreement  is  hereby  amended  effective  as of the date  hereof by deleting in its entirety the last paragraph of Section 4.02 and replacing it with the following:

         The Company shall not waive any Prepayment Charge unless:  (i) the  enforceability  thereof shall have been limited by bankruptcy, insolvency,  moratorium,  receivership and other similar laws relating to creditors'  rights  generally,  (ii) the enforcement  thereof is illegal,  or any local,  state or federal agency has  threatened  legal action if the  prepayment  penalty is enforced,  (iii) the mortgage debt has been  accelerated  in connection  with a foreclosure or other  involuntary  payment or (iv) such waiver is standard  and  customary  in  servicing  similar  Mortgage  Loans and relates to a default or a reasonably foreseeable  default and would,  in the  reasonable  judgment of the Company,  maximize  recovery of total proceeds  taking into account the value of such  Prepayment  Charge and the related  Mortgage  Loan.  If a
Prepayment  Charge is  waived,  but does not meet the  standards  described  above,  then the  Company  is required to pay the amount of such waived  Prepayment  Charge by remitting such amount to the Purchaser by the Remittance Date.

         13.      Article  IV of the  Agreement  is  hereby  amended  effective  as of the date  hereof by revising the first paragraph of Section 4.03 by adding the following after the first sentence:

         In determining  the  delinquency  status of any Mortgage  Loan, the Company will use  delinquency recognition  policies as described to and approved by the  Purchaser,  and shall revise these  policies as requested by the Purchaser from time to time.

         14.      Article  V of the  Agreement  is  hereby  amended  effective  as of the date  hereof  by deleting Section 5.02 in its entirety and replacing it with the following:

         Section 5.02      Statements to the Purchaser.

         The Company shall  furnish to Purchaser an  individual  loan  accounting  report,  as of the last
Business  Day of each month,  in the  Company's  assigned  loan number  order to  document  Mortgage  Loan payment  activity on an individual  Mortgage  Loan basis.  With respect to each month,  the  corresponding individual  loan  accounting  report shall be received by the  Purchaser no later than the fifth  Business
Day of the following  month on a disk or tape or other  computer-readable  format in such format as may be mutually  agreed upon by both  Purchaser  and  Company,  and no later than the fifth  Business  Day of the following month in hard copy, and shall contain the following:

         (i)      with  respect  to each  Mortgage  Loan and each  Monthly  Payment,  the  amount  of such remittance allocable to principal (including a separate breakdown of any Principal  Prepayment,  including the date of such  prepayment,  and any prepayment  penalties or premiums,  along with a detailed report of interest on principal prepayment amounts remitted in accordance with Section 4.04);

         (ii)     with  respect  to each  Mortgage  Loan and each  Monthly  Payment,  the  amount  of such remittance allocable to interest;

         (iii)    with respect to each Mortgage  Loan,  the amount of servicing  compensation  received by the Company during the prior distribution period;

         (iv)     the Stated  Principal  Balance of each Mortgage Loan and the aggregate  Stated Principal
Balance  of all  Mortgage  Loans as of the first day of the  distribution  period  and the last day of the distribution period;

         (v)      with respect to each Mortgage Loan, the current Mortgage Interest Rate;

         (vi)     with respect to each  Mortgage  Loan,  the aggregate  amount of any Insurance  Proceeds,
Condemnation  Proceeds,  Liquidation  Proceeds  and REO  Disposition  Proceeds  received  during the prior distribution period;

         (vii)    with respect to each Mortgage  Loan, the amount of any  Prepayment  Interest  Shortfalls paid by the Company in accordance with Section 4.04(viii) during the prior distribution period;

         (viii)   the beginning and ending balances of the Custodial Account and Escrow Account;

         (ix)     the  number of  Mortgage  Loans as of the first day of the  distribution  period and the last day of the distribution period;

         (x)      with respect to each Mortgage Loan, the Stated  Principal  Balance of each Mortgage Loan
(a) delinquent as grouped in the following  intervals  through final liquidation of such Mortgage Loan: 30 to 59 days, 60 to 89 days,  90 days or more;  (b) as to which  foreclosure  has  commenced;  and (c) as to which REO Property has been acquired;

         (xi)     with  respect to each  Mortgage  Loan,  the amount and  severity  of any  realized  loss following liquidation of such Mortgage Loan;

         (xii)    with respect to each Mortgage  Loan,  and in the aggregate for all Mortgage  Loans,  the amount of any Monthly Advances made by the Company during the prior distribution period;

         (xiii)   with respect to each  Mortgage  Loan, a description  of any  Servicing  Advances made by the Company with respect to such Mortgage Loan  including  the amount,  terms and general  purpose of such
Servicing  Advances,  and the  aggregate  amount of Servicing  Advances for all Mortgage  Loans during the prior distribution period;

         (xiv)    with respect to each Mortgage  Loan, a description of any  Nonrecoverable  Advances made by the Company with respect to such  Mortgage  Loan  including  the amount,  terms and general  purpose of such Nonrecoverable  Advances, and the aggregate amount of Nonrecoverable  Advances for all Mortgage Loans during the prior distribution period;

         (xv)     with respect to each Mortgage  Loan, a description  of any Monthly  Advances,  Servicing
Advances and Nonrecoverable  Advances  reimbursed to the Company with respect to such Mortgage Loan during the prior  distribution  period pursuant to Section 4.05, and the source of funds for such  reimbursement, and the  aggregate  amount  of any  Monthly  Advances,  Servicing  Advances  and  Nonrecoverable  Advances
reimbursed  to the  Company  for all  Mortgage  Loans  during the prior  distribution  period  pursuant to
Section 4.05;

         (xvi)    with  respect  to any  Mortgage  Loan,  a  description  of any  material  modifications, extensions  or waivers to the terms,  fees,  penalties or payments of such  Mortgage Loan during the prior distribution period or that have cumulatively become material over time;

         (xvii)   a  description  of any  material  breach of a  representation  or warranty  set forth in
Section 3.01 or Section 3.02 herein or of any other  breach of a covenant or  condition  contained  herein and the status of any resolution of such breach;

         (xviii)  with respect to each  Mortgage  Loan,  the Stated  Principal  Balance of any  substitute
Mortgage  Loan  provided by the Company and the Stated  Principal  Balance of any  Mortgage  Loan that has been replaced by a substitute Mortgage Loan in accordance with Section 3.03 herein;

         (xix)    with respect to each Mortgage  Loan, the Stated  Principal  Balance of any Mortgage Loan
that has been repurchased by the Company in accordance with Section 3.03 herein.

         In  addition,  the  Company  shall  provide  to the  Purchaser  such other  information  known or available  to the Company  that is necessary  in order to provide the  distribution  and pool  performance information  as required  under Item 1121 of Regulation AB, as amended from time to time, as determined by the  Purchaser in its sole  discretion.  The Company shall also provide a monthly  report,  in the form of
Exhibit E hereto,  or such other form as is mutually  acceptable  to the Company,  the  Purchaser  and any
Master  Servicer,  Exhibit F with  respect to  defaulted  mortgage  loans and  Exhibit P, with  respect to realized losses and gains, with each such report.

         The Company shall prepare and file any and all information  statements or other filings  required to be delivered to any governmental  taxing authority or to Purchaser  pursuant to any applicable law with respect to the Mortgage Loans and the transactions  contemplated  hereby.  In addition,  the Company shall provide  Purchaser  with such  information  concerning the Mortgage Loans as is necessary for Purchaser to prepare its federal income tax return as Purchaser may reasonably request from time to time.

         In  addition,  not more than sixty (60) days after the end of each  calendar  year,  the  Company shall  furnish  to each  Person  who was a  Purchaser  at any time  during  such  calendar  year an annual statement in accordance  with the  requirements  of applicable  federal income tax law as to the aggregate of remittances for the applicable portion of such year.

         15.      Article  VI of the  Agreement  is  hereby  amended  effective  as of the date  hereof by deleting Section 6.04 in its entirety and replacing it with the following:

         Section 6.04      Annual Statement as to Compliance; Annual Certification.

         (a)      The  Company  will  deliver to the  Purchaser  and any Master  Servicer,  not later than
March 1 of each calendar  year  beginning in 2007,  an Officers'  Certificate  acceptable to the Purchaser
(an "Annual  Statement of Compliance")  stating,  as to each signatory  thereof,  that (i) a review of the activities of the Company during the preceding  calendar year and of  performance  under this Agreement or other applicable  servicing agreement has been made under such officers'  supervision and (ii) to the best of such  officers'  knowledge,  based on such review,  the Company has  fulfilled  all of its  obligations under this Agreement or other  applicable  servicing  agreement in all material  respects  throughout such year, or, if there has been a failure to fulfill any such obligation in any material  respect,  specifying each such  failure  known to such  officer  and the  nature and status of cure  provisions  thereof.  Such
Annual  Statement of Compliance  shall contain no  restrictions  or limitations on its use. Copies of such statement  shall be provided by the Company to the  Purchaser  upon  request and by the  Purchaser  to any
Person  identified as a  prospective  purchaser of the Mortgage  Loans.  In the event that the Company has delegated  any  servicing  responsibilities  with  respect to the  Mortgage  Loans to a  Subservicer,  the
Company  shall  deliver an  officer's  certificate  (an  "Annual  Certification")  of the  Subservicer  as
described above as to each Subservicer as and when required with respect to the Company.

         (b)      With respect to any Mortgage Loans that are the subject of a Pass-Through  Transfer,  by
March 1 of each  calendar  year  beginning in 2007, an officer of the Company shall execute and deliver an
Annual  Certification to the Purchaser,  any Master Servicer and any related  Depositor for the benefit of each such entity and such entity's  affiliates  and the officers,  directors and agents of any such entity and such  entity's  affiliates,  in the form  attached  hereto as Exhibit L. In the event that the Company has delegated any servicing  responsibilities  with respect to the Mortgage  Loans to a  Subservicer,  the
Company  shall  deliver  an  Annual  Certification  of the  Subservicer  as  described  above  as to  each
Subservicer as and when required with respect to the Company.

         (c)      If the Company  cannot  deliver the related  Annual  Statement of  Compliance  or Annual
Certification by March 1st of such year, the Purchaser,  at its sole option,  may permit a cure period for the Company to deliver  such Annual  Statement  of  Compliance  or Annual  Certification,  but in no event later than March 10th of such year.

         Failure  of the  Company  to timely  comply  with this  Section  6.04 shall be deemed an Event of
Default,  automatically,  without notice and without any cure period,  unless  otherwise  agreed to by the
Purchaser as set forth in 6.04(c),  and  Purchaser  may, in addition to whatever  rights the Purchaser may have under  Sections  3.03 and 8.01 and at law or equity or to damages,  including  injunctive  relief and specific  performance,  terminate all the rights and  obligations  of the Company under this Agreement and in and to the Mortgage Loans and the proceeds  thereof without  compensating  the Company for the same, as provided in Section 9.01.  Such  termination  shall be considered  with cause pursuant to Section 10.01 of this  Agreement.  This  paragraph  shall  supercede  any other  provision  in this  Agreement or any other agreement to the contrary.

         16.      Article  VI of the  Agreement  is  hereby  amended  effective  as of the date  hereof by deleting Section 6.05 in its entirety and replacing it with the following:

         Section 6.05      [Reserved]

         17.      Article  VI of the  Agreement  is  hereby  amended  effective  as of the date  hereof by adding the following new Section 6.07:

         Section 6.07      Assessment of Compliance with Servicing Criteria.

         On and after  January 1, 2006,  the Company shall  service and  administer,  and shall cause each subservicer to servicer or administer,  the Mortgage Loans in accordance with all applicable  requirements of the Servicing Criteria.

         With respect to any Mortgage Loans that are the subject of a Pass-Through  Transfer,  the Company shall deliver to the Purchaser or its designee,  any Master  Servicer and any Depositor on or before March
1 of each  calendar  year  beginning  in  2007,  a  report  (an  "Assessment  of  Compliance")  reasonably satisfactory to the Purchaser,  any Master Servicer and any Depositor  regarding the Company's  assessment of compliance with the Servicing  Criteria during the preceding  calendar year as required by Rules 13a-18 and 15d-18 of the  Exchange  Act and Item 1122 of  Regulation  AB or as  otherwise  required by the Master
Servicer,  which as of the date  hereof,  require a report by an  authorized  officer of the Company  that contains the following:

         (a)      A statement by such officer of its  responsibility  for  assessing  compliance  with the
Servicing Criteria applicable to the Company;

         (b)      A statement by such officer  that such  officer  used the  Servicing  Criteria to assess compliance with the Servicing Criteria applicable to the Company;

         (c)      An  assessment  by  such  officer  of  the  Company's  compliance  with  the  applicable
Servicing Criteria for the period consisting of the preceding calendar year,  including  disclosure of any material  instance of  noncompliance  with respect thereto during such period,  which  assessment shall be based on the  activities  it performs  with respect to  asset-backed  securities  transactions  taken as a whole involving the Company, that are backed by the same asset type as the Mortgage Loans;

         (d)      A statement that a registered  public  accounting firm has issued an attestation  report on the Company's Assessment of Compliance for the period consisting of the preceding calendar year; and

         (e)      A statement as to which of the  Servicing  Criteria,  if any, are not  applicable to the
Company,  which  statement  shall be based on the  activities  it performs  with  respect to  asset-backed securities  transactions  taken as a whole  involving the Company,  that are backed by the same asset type as the Mortgage Loans.

         Such  report  at  a  minimum  shall  address  each  of  the  Servicing  Criteria  specified  on a certification  substantially in the form of Exhibit O hereto delivered to the Purchaser  concurrently with the execution of this Agreement.

         With  respect to any  Mortgage  Loans  that are the  subject of a  Pass-Through  Transfer,  on or before March 1 of each  calendar  year  beginning in 2007,  the Company  shall furnish to the Purchaser or its designee,  any Master  Servicer and any Depositor a report (an  "Attestation  Report") by a registered public  accounting  firm that  attests  to, and  reports  on, the  Assessment  of  Compliance  made by the
Company,  as required by Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122(b) of  Regulation AB or
as otherwise  required by the Master Servicer,  which  Attestation  Report must be made in accordance with standards for attestation reports issued or adopted by the Public Company Accounting Oversight Board.

         The Company  shall  cause each  Subservicer,  and each  Subcontractor  determined  by the Company pursuant to Section  11.20 to be  "participating  in the  servicing  function"  within the meaning of Item
1122 of Regulation  AB, to deliver to the Purchaser,  any Master  Servicer and any Depositor an assessment of compliance and accountants' attestation as and when provided in Sections 6.07.

         If the Company  cannot  deliver the related  Assessment of Compliance  or  Attestation  Report by
March 1st of such year,  the  Purchaser,  at its sole option,  may permit a cure period for the Company to deliver such  Assessment  of Compliance or  Attestation  Report,  but in no event later than March 10th of such year.

         Failure  of the  Company  to timely  comply  with this  Section  6.07 shall be deemed an Event of
Default,  automatically,  without notice and without any cure period,  unless  otherwise  agreed to by the
Purchaser as described  herein,  and Purchaser may, in addition to whatever  rights the Purchaser may have under  Sections  3.03 and  8.01 and at law or  equity  or to  damages,  including  injunctive  relief  and specific  performance,  terminate all the rights and  obligations  of the Company under this Agreement and in and to the Mortgage Loans and the proceeds  thereof without  compensating  the Company for the same, as provided in Section 9.01.  Such  termination  shall be considered  with cause pursuant to Section 10.01 of this  Agreement.  This  paragraph  shall  supercede  any other  provision  in this  Agreement or any other agreement to the contrary.

         18.      Article  VI of the  Agreement  is  hereby  amended  effective  as of the date  hereof by adding the following new Section 6.08:

         Section 6.08      Intent of the Parties; Reasonableness.

         The Purchaser and the Company  acknowledge  and agree that a purpose of Sections  3.01(p),  5.02,
6.04,  6.07 and 11.18 of this  Agreement is to  facilitate  compliance  by the Purchaser and any Depositor with the  provisions of Regulation AB and related rules and  regulations  of the  Commission.  None of the
Purchaser,  any Master Servicer or Depositor  shall exercise its right to request  delivery of information or other  performance  under  these  provisions  other  than in good  faith,  or for  purposes  other than compliance  with the  Securities  Act, the Exchange Act and the rules and  regulations  of the  Commission thereunder.  The Company  acknowledges  that  interpretations  of the  requirements  of  Regulation AB may change  over  time,  whether  due to  interpretive  guidance  provided  by the  Commission  or its  staff, consensus among  participants in the asset-backed  securities  markets,  advice of counsel,  or otherwise, and agrees to comply with  requests  made by the  Purchaser or any Depositor in good faith for delivery of information  under  these  provisions  on the  basis of  evolving  interpretations  of  Regulation  AB. In connection  with any  Pass-Through  Transfer,  the Company  shall  cooperate  fully with the  Purchaser to deliver to the Purchaser  (including  any of its assignees or designees)  and any  Depositor,  any and all statements,  reports,  certifications,  records  and any other  information  necessary  in the good  faith determination  of the Purchaser or any Depositor to permit the Purchaser or such  Depositor to comply with
the  provisions  of  Regulation  AB,  together  with  such  disclosures   relating  to  the  Company,  any
Subservicer,  any  Third-Party  Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

         19.      Article  IX of the  Agreement  is  hereby  amended  effective  as of the date  hereof by deleting the first  sentence of the last  paragraph of Section  9.01 and  replacing it with the  following
(new text underlined):

                  Then,  and in each and every  such case,  so long as an Event of Default  shall not have been  remedied,  the  Purchaser,  by notice in writing to the  Company  (except in the case of an Event of
Default  under  clauses  (iii),  (iv)  or (v)  above,  or as  otherwise  stated  herein,  in  which  case, automatically  and without  notice)  may, in addition  to  whatever  rights the  Purchaser  may have under
Sections  3.03 and 8.01 and at law or equity or to  damages,  including  injunctive  relief  and  specific performance,  terminate  all the rights and  obligations  of the Company (and if the Company is servicing any of the  Mortgage  Loans in a  Securitization  Transaction,  appoint a successor  servicer  reasonably acceptable to any Master  Servicer for such  Securitization  Transaction)  under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same.

         20.      Article  IX of the  Agreement  is  hereby  amended  effective  as of the date  hereof by adding the following at the end of the last paragraph of Section 9.01:

         The Company shall promptly  reimburse the Purchaser (or any designee of the Purchaser,  such as a master servicer) and any Depositor,  as applicable,  for all reasonable expenses incurred by the Purchaser
(or such designee) or such  Depositor,  as such are incurred,  in connection  with the  termination of the
Company as servicer  and the transfer of servicing  of the  Mortgage  Loans to a successor  servicer.  The provisions  of this  paragraph  shall not limit  whatever  rights the  Purchaser or any Depositor may have under other  provisions of this  Agreement  and/or any applicable  Reconstitution  Agreement or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

         21.      Article  XI of the  Agreement  is  hereby  amended  effective  as of the date  hereof by restating Section 11.18 in its entirety as follows:

         Section 11.18.    Cooperation of Company with a Reconstitution.

         The Company and the Purchaser  agree that with respect to some or all of the Mortgage  Loans,  on or  after  the  related  Closing  Date,  on one or  more  dates  (each  a  "Reconstitution  Date")  at the
Purchaser's  sole option,  the Purchaser may effect a sale (each,  a  "Reconstitution")  of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

         (a)      one or more third  party  purchasers  in one or more in whole loan  transfers  (each,  a
"Whole Loan Transfer"); or

         (b)      one or more trusts or other  entities  to be formed as part of one or more  Pass-Through
Transfers.

         The  Company  agrees to  execute in  connection  with any  agreements  among the  Purchaser,  the
Company,  and any  servicer in  connection  with a Whole Loan  Transfer,  an  Assignment,  Assumption  and
Recognition  Agreement  substantially  in the form of  Exhibit D hereto,  or, at  Purchaser's  request,  a seller's  warranties  and  servicing  agreement  or a  participation  and  servicing  agreement or similar agreement  in  form  and  substance  reasonably  acceptable  to  the  parties,  and in  connection  with a
Pass-Through  Transfer, a pooling and servicing agreement in form and substance  reasonably  acceptable to the  parties,  (collectively  the  agreements  referred  to herein  are  designated,  the  "Reconstitution
Agreements").  It is  understood  that any such  Reconstitution  Agreements  will not  contain any greater obligations  on the part of Company than are  contained  in this  Agreement.  Notwithstanding  anything to the  contrary in this Section  11.18,  the Company  agrees that it is required to perform the  obligations described in Exhibit K hereto.

         With  respect to each Whole Loan  Transfer  and each  Pass-Through  Transfer  entered into by the
Purchaser,  the Company  agrees (1) to cooperate  fully with the Purchaser and any  prospective  purchaser with  respect to all  reasonable  requests  and due  diligence  procedures;  (2) to  execute,  deliver and perform all Reconstitution  Agreements  required by the Purchaser;  (3) to restate the representations and warranties  set forth in this  Agreement  as of the  settlement  or closing date in  connection  with such
Reconstitution (each, a "Reconstitution Date").

         In addition,  the Company shall  provide to such servicer or issuer,  as the case may be, and any other participants in such Reconstitution:

         (i)      any and all  information  and  appropriate  verification  of  information  which  may be reasonably  available to the Company,  whether  through  letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request upon reasonable demand;

         (ii)     such additional  representations,  warranties,  covenants,  opinions of counsel, letters from auditors,  and certificates of public  officials or officers of the Company as are reasonably  agreed upon by the Company and the Purchaser or any such other participant;

         (iii)    within 5 Business Days after request by the Purchaser,  the information  with respect to the Company (as originator) and each  Third-Party  Originator of the Mortgage Loans as required under Item
1110(a)  and (b) of  Regulation  AB, a summary  of the  requirements  of which  has of the date  hereof is attached  hereto as Exhibit N for  convenience  of reference  only, as determined by Purchaser in its sole
discretion.   If  requested  by  the  Purchaser,  this  will  include  information  about  the  applicable credit-granting or underwriting criteria;

         (iv)     within 5 Business  Days after request by the  Purchaser,  the Company shall provide (or, as applicable,  cause each Third-Party  Originator to provide) Static Pool Information with respect to the mortgage  loans (of a similar type as the Mortgage  Loans,  as  reasonably  identified by the Purchaser as provided  below)  originated  by (i) the  Company,  if the  Company is an  originator  of  Mortgage  Loans
(including  as  an  acquirer  of  Mortgage  Loans  from  a  Qualified  Correspondent),  and/or  (ii)  each
Third-Party  Originator.  Such Static Pool  Information  shall be prepared by the Company (or  Third-Party
Originator)  on the  basis of its  reasonable,  good  faith  interpretation  of the  requirements  of Item
1105(a)(1)-(3)  and (c) of Regulation AB. To the extent that there is reasonably  available to the Company
(or  Third-Party  Originator)  Static Pool  Information  with respect to more than one mortgage loan type, the  Purchaser  or any  Depositor  shall be entitled to specify  whether  some or all of such  information shall be provided  pursuant to this paragraph.  The content of such Static Pool  Information may be in the form customarily  provided by the Company,  and need not be customized for the Purchaser or any Depositor.
Such Static Pool Information for each vintage  origination year or prior  securitized pool, as applicable, shall be presented in increments no less  frequently  than  quarterly  over the life of the mortgage loans included in the vintage  origination year or prior  securitized  pool. The most recent periodic  increment must be as of a date no later  than  135  days  prior  to the  date of the  prospectus  or other  offering document in which the Static Pool  Information is to be included or incorporated by reference.  The Static
Pool  Information  shall be  provided in an  electronic  format  that  provides a permanent  record of the information  provided,  such as a portable  document  format (pdf) file, or other such  electronic  format reasonably required by the Purchaser or the Depositor, as applicable;

         (v)      within 5 Business Days after request by the Purchaser,  information  with respect to the
Company  (as  servicer)  as  required  by  Item  1108(b)  and  (c) of  Regulation  AB,  a  summary  of the requirements  of which as of the date hereof is attached  hereto as Exhibit N for convenience of reference only,  as  determined  by Purchaser in its sole  discretion.  In the event that the Company has  delegated any servicing  responsibilities  with respect to the Mortgage  Loans to a  Subservicer,  the Company shall provide the information required pursuant to this clause with respect to the Subservicer;

         (vi)     within 5 Business Days after request by the Purchaser,
                  (a) information  regarding any legal  proceedings  pending (or known to be contemplated)
         against the Company (as  originator  and as servicer)  and each other  originator of the Mortgage
         Loans  and  each  Subservicer  as  required  by Item  1117 of  Regulation  AB, a  summary  of the requirements  of which as of the date hereof is attached  hereto as Exhibit N for  convenience of reference only, as determined by Purchaser in its sole discretion,
                  (b) information  regarding  affiliations  with respect to the Company (as originator and as servicer) and each other  originator of the Mortgage  Loans and each  Subservicer  as required by Item 1119(a) of Regulation  AB, a summary of the  requirements  of which as of the date hereof is attached  hereto as Exhibit N for  convenience  of reference  only, as determined by Purchaser in its sole discretion, and
                  (c) information  regarding  relationships  and transactions  with respect to the Company
         (as  originator  and as  servicer)  and each  other  originator  of the  Mortgage  Loans and each
         Subservicer as required by Item 1119(b) and (c) of Regulation  AB, a summary of the  requirements of which as of the date  hereof is  attached  hereto as Exhibit N for  convenience  of  reference only, as determined by Purchaser in its sole discretion;

         (vii)    if so requested by the Purchaser,  the Company shall provide (or, as  applicable,  cause each  Third-Party  Originator to provide),  at the expense of the  requesting  party (to the extent of any additional  incremental expense associated with delivery pursuant to this Agreement),  such statements and agreed-upon  procedures letters of certified public accountants  reasonably acceptable to the Purchaser or
Depositor,  as applicable,  pertaining to Static Pool Information  relating to prior securitized pools for securitizations  closed  on or after  January  1, 2006 or, in the case of  Static  Pool  Information  with respect to the  Company's or  Third-Party  Originator's  originations  or  purchases,  to calendar  months commencing  January 1, 2006, or to any financial  information  included in any other  disclosure  provided under this Section 11.18, as the Purchaser or such Depositor  shall  reasonably  request.  Such statements and  letters  shall be  addressed  to and be for the  benefit  of such  parties as the  Purchaser  or such
Depositor  shall  designate,  which may include,  by way of example,  any Sponsor,  any  Depositor and any broker dealer acting as underwriter,  placement agent or initial  purchaser with respect to a Pass-Through
Transfer.  Any such  statement or letter may take the form of a standard,  generally  applicable  document accompanied by a reliance  letter  authorizing  reliance by the addressees  designated by the Purchaser or such Depositor;

         (viii) For the  purpose of  satisfying  the  reporting  obligation  under the  Exchange  Act with respect to any class of asset-backed  securities,  the Company shall (or shall cause each  Subservicer and
Third-Party  Originator  to) (i) provide  prompt  notice to the  Purchaser,  any Master  Servicer  and any
Depositor in writing of (A) any material  litigation or  governmental  proceedings  involving the Company, any  Subservicer  or any  Third-Party  Originator,  (B) any  affiliations  or  relationships  that develop following the closing date of a  Securitization  Transaction  between the Company,  any Subservicer or any
Third-Party  Originator  and any of the parties  specified in clause (D) of paragraph  (a) of this Section
(and  any  other  parties   identified  in  writing  by  the  requesting   party)  with  respect  to  such
Securitization  Transaction,  (C)  any  Event  of  Default  under  the  terms  of  this  Agreement  or any
Reconstitution  Agreement,  (D) any merger,  consolidation or sale of  substantially  all of the assets of the Company,  and (E) the Company's  entry into an agreement  with a  Subservicer  to perform or assist in the performance of any of the Company's  obligations under this Agreement or any Reconstitution  Agreement and (ii) provide to the Purchaser and any Depositor a description  of such  proceedings,  affiliations  or relationships;

         (ix)  As a  condition  to the  succession  to the  Company  or any  Subservicer  as  servicer  or subservicer  under  this  Agreement  or any  Reconstitution  Agreement  by any  Person  (i) into which the
Company or such Subservicer may be merged or  consolidated,  or (ii) which may be appointed as a successor to the Company or any Subservicer,  the Company shall provide to the Purchaser,  any Master Servicer,  and any Depositor,  at least 15 calendar days prior to the effective date of such  succession or  appointment,
(x) written  notice to the  Purchaser  and any  Depositor of such  succession  or  appointment  and (y) in writing and in form and  substance  reasonably  satisfactory  to the  Purchaser  and such  Depositor,  all information  reasonably  requested by the Purchaser or any Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities;

         (x) In  addition to such  information  as the  Company,  as  servicer,  is  obligated  to provide pursuant to other  provisions  of this  Agreement,  not later than ten days prior to the  deadline for the filing  of any  distribution  report  on Form  10-D in  respect  of any  Securitization  Transaction  that includes  any of the  Mortgage  Loans  serviced  by the  Company or any  Subservicer,  the Company or such
Subservicer,  as applicable,  shall, to the extent the Company or such Subservicer has knowledge,  provide to the party  responsible for filing such report  (including,  if applicable,  the Master Servicer) notice of the occurrence of any of the following events along with all information,  data, and materials  related thereto as may be required to be included in the related  distribution  report on Form 10-D (as  specified in the provisions of Regulation AB referenced below):

                           (A)      any  material  modifications,  extensions  or  waivers  of pool  asset terms,  fees,  penalties  or payments  during the  distribution  period or that have  cumulatively  become material over time (Item 1121(a)(11) of Regulation AB);

                           (B)      material  breaches  of pool asset  representations  or  warranties  or transaction covenants (Item 1121(a)(12) of Regulation AB); and

                           (C)      information regarding new asset-backed  securities issuances backed by the same pool assets, any pool asset changes (such as, additions,  substitutions or repurchases),  and any material  changes in  origination,  underwriting  or other  criteria for  acquisition or selection of pool assets (Item 1121(a)(14) of Regulation AB); and

         (xi) The  Company  shall  provide  to the  Purchaser,  any  Master  Servicer  and any  Depositor,
evidence of the  authorization  of the person  signing any  certification  or  statement,  copies or other evidence of Fidelity Bond Insurance and Errors and Omission  Insurance policy,  financial  information and reports,  and such other  information  related to the  Company or any  Subservicer  or the Company or such
Subservicer's performance hereunder.

         In the event of a conflict  or  inconsistency  between the terms of Exhibit N and the text of the applicable  Item of Regulation  AB as cited above,  the text of  Regulation  AB, its adopting  release and other public statements of the SEC shall control.

         The Company shall  indemnify the  Purchaser,  each  affiliate of the  Purchaser,  and each of the following parties participating in a Pass-Through  Transfer:  each sponsor and issuing entity; each Person
(including,  but not limited to, any Master  Servicer,  if applicable)  responsible  for the  preparation, execution  or  filing  of any  report  required  to be filed  with the  Commission  with  respect  to such
Pass-Through  Transfer,  or for execution of a certification  pursuant to Rule 13a-14(d) or Rule 15d-14(d)
under  the  Exchange  Act with  respect  to such  Pass-Through  Transfer;  each  broker  dealer  acting as underwriter,  placement  agent or initial  purchaser,  each Person who controls any of such parties or the
Depositor  (within the meaning of Section 15 of the  Securities  Act and Section 20 of the Exchange  Act);
and the respective  present and former directors,  officers,  employees,  agents and affiliates of each of the foregoing and of the Depositor  (each, an "Indemnified  Party"),  and shall hold each of them harmless from and against any claims, losses, damages, penalties,  fines, forfeitures,  legal fees and expenses and related  costs,  judgments,  and any other costs,  fees and expenses that any of them may sustain  arising out of or based upon:

         (i)(A) any untrue  statement  of a material  fact  contained  or alleged to be  contained  in any information,  report,  certification,  data,  accountants'  letter or other  material  provided under this
Section  11.18 by or on behalf of the Company,  or provided  under this  Section  11.18 by or on behalf of any Subservicer,  Subcontractor or Third-Party Originator  (collectively,  the "Company Information"),  or
(B) the omission or alleged  omission to state in the Company  Information  a material fact required to be stated in the Company  Information or necessary in order to make the statements  therein,  in the light of the circumstances  under which they were made, not misleading;  provided,  by way of  clarification,  that clause (B) of this paragraph  shall be construed  solely by reference to the Company  Information  and not to any other  information  communicated  in  connection  with a sale or  purchase of  securities,  without regard  to  whether  the  Company  Information  or any  portion  thereof  is  presented  together  with or separately from such other information;

         (ii)  any  breach  by  the  Company  of its  obligations  under  this  Section  11.18,  including particularly  any  failure  by  the  Company,  any  Subservicer,  any  Subcontractor  or  any  Third-Party
Originator to deliver any information,  report, certification,  accountants' letter or other material when and as required  under this Section  11.18,  including any failure by the Company to identify  pursuant to
Section  11.20 any  Subcontractor  "participating  in the servicing  function"  within the meaning of Item
1122 of Regulation AB;

         (iii) any breach by the Company of a  representation  or warranty set forth in Section 3.01 or in a writing  furnished  pursuant to Section  3.01(q) and made as of a date prior to the closing  date of the related  Pass-Through  Transfer,  to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing  furnished  pursuant to Section 3.01(q)
to the extent made as of a date subsequent to such closing date; or
         (iv)the  negligence  bad faith or  willful  misconduct  of the  Company  in  connection  with its performance under this Section 11.18.

         If the  indemnification  provided for herein is unavailable or  insufficient  to hold harmless an
Indemnified  Party,  then the  Company  agrees that it shall  contribute  to the amount paid or payable by such  Indemnified  Party as a result of any  claims,  losses,  damages  or  liabilities  incurred  by such
Indemnified  Party in such proportion as is appropriate to reflect the relative fault of such  Indemnified
Party on the one hand and the Company on the other.

         In the case of any failure of performance  described above, the Company shall promptly  reimburse the Purchaser,  any Depositor, as applicable,  and each Person responsible for the preparation,  execution or filing of any report  required  to be filed with the  Commission  with  respect to such  Securitization
Transaction,  or for execution of a  certification  pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the
Exchange Act with respect to such  Securitization  Transaction,  for all costs reasonably incurred by each such  party in order to  obtain  the  information,  report,  certification,  accountants'  letter or other material not delivered as required by the Company,  any Subservicer,  any Subcontractor or any Third-Party
Originator.

         This  indemnification  shall survive the  termination of this Agreement or the termination of any party to this Agreement.

         All Mortgage  Loans not sold or  transferred  pursuant to a  Reconstitution  shall remain subject to, and serviced in  accordance  with the terms of, this  Agreement  and the related Term Sheet,  and with respect thereto this Agreement and the related Term Sheet shall remain in full force and effect.

         22.      Article  XI of the  Agreement  is  hereby  amended  effective  as of the date  hereof by adding the following new Section 11.20:

         Section 11.20. Use of Subservicers and Subcontractors.

         (a)      The Company  shall not hire or  otherwise  utilize the  services of any  Subservicer  to fulfill any of the  obligations  of the Company as servicer  under this  Agreement  or any  Reconstitution
Agreement  unless the Company  complies with the provisions of paragraph (b) of this Section.  The Company shall  not hire or  otherwise  utilize  the  services  of any  Subcontractor,  and shall  not  permit  any
Subservicer  to hire or  otherwise  utilize  the  services  of any  Subcontractor,  to fulfill  any of the obligations  of the Company as servicer under this Agreement or any  Reconstitution  Agreement  unless the
Company complies with the provisions of paragraph (d) of this Section.

         (b)      The Company  shall  cause any  Subservicer  used by the Company (or by any  Subservicer)
for the benefit of the  Purchaser  and any  Depositor  to comply with the  provisions  of this Section and with  Sections  3.01(p),  3.01(s),  6.04,  6.07 and 11.18 of this  Agreement to the same extent as if such
Subservicer  were the Company,  and to provide the information  required with respect to such  Subservicer under  Section  3.01(r) of this  Agreement.  The Company  shall be  responsible  for  obtaining  from each
Subservicer and delivering to the Purchaser,  any Master  Servicer and any Depositor any Annual  Statement
of Compliance  required to be delivered by such  Subservicer  under  Section  6.04(a),  any  Assessment of
Compliance and  Attestation  Report  required to be delivered by such  Subservicer  under Section 6.07 and any Annual Certification required under Section 6.04(b) as and when required to be delivered.

         (c)      The Company shall promptly upon request  provide to the Purchaser,  any Master  Servicer and any Depositor (or any designee of the Depositor,  such as an administrator) a written  description (in form and substance  satisfactory  to the Purchaser,  any Master  Servicer and such  Depositor) of the role and  function  of each  Subcontractor  utilized  by the  Company or any  Subservicer,  specifying  (i) the identity of each such  Subcontractor,  (ii) which (if any) of such  Subcontractors  are  "participating in the  servicing  function"  within the meaning of Item 1122 of Regulation  AB, and (iii) which  elements of the Servicing  Criteria will be addressed in  assessments  of  compliance  provided by each  Subcontractor identified pursuant to clause (ii) of this paragraph.

         (d)      As a condition to the utilization of any  Subcontractor  determined to be "participating in the servicing  function"  within the meaning of Item 1122 of Regulation AB, the Company shall cause any such  Subcontractor  used by the Company (or by any  Subservicer) for the benefit of the Purchaser and any
Depositor to comply with the  provisions of Sections  6.07 and 11.18 of this  Agreement to the same extent as if such  Subcontractor  were the Company.  The Company shall be  responsible  for  obtaining  from each
Subcontractor  and  delivering  to the Purchaser  and any  Depositor  any  Assessment  of  Compliance  and
Attestation  Report and the other  certificates  required to be  delivered  by such  Subservicer  and such
Subcontractor under Section 6.07, in each case as and when required to be delivered.

         23.      Article  XI of the  Agreement  is  hereby  amended  effective  as of the date  hereof by adding the following new Section 11.21:

         Section 11.21. Third Party Beneficiary.

         For  purposes  of this  Agreement, each  Master  Servicer  shall  be  considered  a  third  party beneficiary  to this  Agreement,  entitled  to all the rights and  benefits hereof  as if it were a direct party to this Agreement.

         24.      The  Agreement  is hereby  amended as of the date  hereof by  deleting  Exhibit E in its entirety and replacing it with the following:

                                                     EXHIBIT E

                                         REPORTING DATA FOR MONTHLY REPORT
                                    Standard File Layout - Master Servicing
-----------------------------------------------------------------------------------------------------------------------------------
         Column Name                            Description                      Decimal           Format Comment          Max
                                                                                                                            Size
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SER_INVESTOR_NBR               A value assigned by the Servicer to define a                 Text up to 10 digits             20
                               group of loans.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
LOAN_NBR                       A unique identifier assigned to each loan by                 Text up to 10 digits             10
                               the investor.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SERVICER_LOAN_NBR              A unique number assigned to a loan by the                    Text up to 10 digits             10
                               Servicer.  This may be different than the
                               LOAN_NBR.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
BORROWER_NAME                  The borrower name as received in the file.                   Maximum length of 30 (Last,      30
                               It is not separated by first and last name.                  First)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SCHED_PAY_AMT                  Scheduled monthly principal and scheduled            2       No commas(,) or dollar signs     11
                               interest payment that a borrower is expected                 ($)
                               to pay, P&I constant.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
NOTE_INT_RATE                  The loan interest rate as reported by the            4       Max length of 6                   6
                               Servicer.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
NET_INT_RATE                   The loan gross interest rate less the service        4       Max length of 6                   6
                               fee rate as reported by the Servicer.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SERV_FEE_RATE                  The servicer's fee rate for a loan as                4       Max length of 6                   6
                               reported by the Servicer.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SERV_FEE_AMT                   The servicer's fee amount for a loan as              2       No commas(,) or dollar signs     11
                               reported by the Servicer.                                    ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
NEW_PAY_AMT                    The new loan payment amount as reported by           2       No commas(,) or dollar signs     11
                               the Servicer.                                                ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
NEW_LOAN_RATE                  The new loan rate as reported by the Servicer.       4       Max length of 6                   6
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
ARM_INDEX_RATE                 The index the Servicer is using to calculate         4       Max length of 6                   6
                               a forecasted rate.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
ACTL_BEG_PRIN_BAL              The borrower's actual principal balance at           2       No commas(,) or dollar signs     11
                               the beginning of the processing cycle.                       ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
ACTL_END_PRIN_BAL              The borrower's actual principal balance at           2       No commas(,) or dollar signs     11
                               the end of the processing cycle.                             ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
BORR_NEXT_PAY_DUE_DATE         The date at the end of processing cycle that                 MM/DD/YYYY                       10
                               the borrower's next payment is due to the
                               Servicer, as reported by Servicer.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SERV_CURT_AMT_1                The first curtailment amount to be applied.          2       No commas(,) or dollar signs     11
                                                                                            ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SERV_CURT_DATE_1               The curtailment date associated with the                     MM/DD/YYYY                       10
                               first curtailment amount.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
CURT_ADJ_ AMT_1                The curtailment interest on the first                2       No commas(,) or dollar signs     11
                               curtailment amount, if applicable.                           ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SERV_CURT_AMT_2                The second curtailment amount to be applied.         2       No commas(,) or dollar signs     11
                                                                                            ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SERV_CURT_DATE_2               The curtailment date associated with the                     MM/DD/YYYY                       10
                               second curtailment amount.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
CURT_ADJ_ AMT_2                The curtailment interest on the second               2       No commas(,) or dollar signs     11
                               curtailment amount, if applicable.                           ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SERV_CURT_AMT_3                The third curtailment amount to be applied.          2       No commas(,) or dollar signs     11
                                                                                            ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SERV_CURT_DATE_3               The curtailment date associated with the                     MM/DD/YYYY                       10
                               third curtailment amount.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
CURT_ADJ_AMT_3                 The curtailment interest on the third                2       No commas(,) or dollar signs     11
                               curtailment amount, if applicable.                           ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
PIF_AMT                        The loan "paid in full" amount as reported by        2       No commas(,) or dollar signs     11
                               the Servicer.                                                ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
PIF_DATE                       The paid in full date as reported by the                     MM/DD/YYYY                       10
                               Servicer.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
ACTION_CODE                    The standard FNMA numeric code used to                       Action Code Key:                  2
                               indicate the default/delinquent status of a                  15=Bankruptcy,
                               particular loan.                                             30=Foreclosure, , 60=PIF,
                                                                                            63=Substitution,
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
INT_ADJ_AMT                    The amount of the interest adjustment as             2       No commas(,) or dollar signs     11
                               reported by the Servicer.                                    ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SOLDIER_SAILOR_ADJ_AMT         The Soldier and Sailor Adjustment amount, if         2       No commas(,) or dollar signs     11
                               applicable.                                                  ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
NON_ADV_LOAN_AMT               The Non Recoverable Loan Amount, if                  2       No commas(,) or dollar signs     11
                               applicable.                                                  ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
LOAN_LOSS_AMT                  The amount the Servicer is passing as a loss,        2       No commas(,) or dollar signs     11
                               if applicable.                                               ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SCHED_BEG_PRIN_BAL             The scheduled outstanding principal amount           2       No commas(,) or dollar signs     11
                               due at the beginning of the cycle date to be                 ($)
                               passed through to investors.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SCHED_END_PRIN_BAL             The scheduled principal balance due to               2       No commas(,) or dollar signs     11
                               investors at the end of a processing cycle.                  ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SCHED_PRIN_AMT                 The scheduled principal amount as reported by        2       No commas(,) or dollar signs     11
                               the Servicer for the current cycle -- only                   ($)
                               applicable for Scheduled/Scheduled Loans.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SCHED_NET_INT                  The scheduled gross interest amount less the         2       No commas(,) or dollar signs     11
                               service fee amount for the current cycle as
                               reported by the Servicer -- only applicable
                               for Scheduled/Scheduled Loans.                               ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
ACTL_PRIN_AMT                  The actual principal amount collected by the         2       No commas(,) or dollar signs     11
                               Servicer for the current reporting cycle --                  ($)
                               only applicable for Actual/Actual Loans.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
                               The actual gross interest amount less the
                               service fee amount for the current reporting                 No commas(,) or dollar signs
ACTL_NET_INT                   cycle as reported by the Servicer -- only            2       ($)                              11
                               applicable for Actual/Actual Loans.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
PREPAY_PENALTY_ AMT            The penalty amount received when a borrower          2       No commas(,) or dollar signs     11
                               prepays on his loan as reported by the                       ($)
                               Servicer.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
PREPAY_PENALTY_ WAIVED         The prepayment penalty amount for the loan           2       No commas(,) or dollar signs     11
                               waived by the servicer.                                      ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
MOD_DATE                       The Effective Payment Date of the                            MM/DD/YYYY                       10
                               Modification for the loan.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
MOD_TYPE                       The Modification Type.                                       Varchar - value can be alpha     30
                                                                                            or numeric
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
DELINQ_P&I_ADVANCE_AMT         The current outstanding principal and                2       No commas(,) or dollar signs     11
                               interest advances made by Servicer.                          ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------

         25.      The  Agreement  is hereby  amended  as of the date  hereof by adding the  following  new
Exhibit F:

                                                     EXHIBIT F

                                        REPORTING DATA FOR DEFAULTED LOANS

                                 Standard File Layout – Delinquency Reporting

-------------------------------------- ---------------------------------------------------- -------------- ---------------
         Column/Header Name                                Description                         Decimal     Format Comment
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
SERVICER_LOAN_NBR                      A unique number assigned to a loan by the
                                       Servicer.  This may be different than the LOAN_NBR
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
LOAN_NBR                               A unique identifier assigned to each loan by the
                                       originator.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
CLIENT_NBR                             Servicer Client Number
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
SERV_INVESTOR_NBR                      Contains a unique number as assigned by an
                                       external servicer to identify a group of loans in
                                       their system.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
BORROWER_FIRST_NAME                    First Name of the Borrower.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
BORROWER_LAST_NAME                     Last name of the borrower.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
PROP_ADDRESS                           Street Name and Number of Property
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
PROP_STATE                             The state where the  property located.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
PROP_ZIP                               Zip code where the property is located.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
BORR_NEXT_PAY_DUE_DATE                 The date that the borrower's next payment is due                    MM/DD/YYYY
                                       to the servicer at the end of processing cycle, as
                                       reported by Servicer.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
LOAN_TYPE                              Loan Type (i.e. FHA, VA, Conv)
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
BANKRUPTCY_FILED_DATE                  The date a particular bankruptcy claim was filed.                   MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
BANKRUPTCY_CHAPTER_CODE                The chapter under which the bankruptcy was filed.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
BANKRUPTCY_CASE_NBR                    The case number assigned by the court to the
                                       bankruptcy filing.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
POST_PETITION_DUE_DATE                 The payment due date once the bankruptcy has been                   MM/DD/YYYY
                                       approved by the courts
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
BANKRUPTCY_DCHRG_DISM_DATE             The Date The Loan Is Removed From Bankruptcy.                       MM/DD/YYYY
                                       Either by Dismissal, Discharged and/or a Motion
                                       For Relief Was Granted.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
LOSS_MIT_APPR_DATE                     The Date The Loss Mitigation Was Approved By The                    MM/DD/YYYY
                                       Servicer
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
LOSS_MIT_TYPE                          The Type Of Loss Mitigation Approved For A Loan
                                       Such As;
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
LOSS_MIT_EST_COMP_DATE                 The Date The Loss Mitigation /Plan Is Scheduled To                  MM/DD/YYYY
                                       End/Close
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
LOSS_MIT_ACT_COMP_DATE                 The Date The Loss Mitigation Is Actually Completed                  MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FRCLSR_APPROVED_DATE                   The date DA Admin sends a letter to the servicer                    MM/DD/YYYY
                                       with instructions to begin foreclosure proceedings.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
ATTORNEY_REFERRAL_DATE                 Date File Was Referred To Attorney to Pursue                        MM/DD/YYYY
                                       Foreclosure
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FIRST_LEGAL_DATE                       Notice of 1st legal filed by an Attorney in a                       MM/DD/YYYY
                                       Foreclosure Action
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FRCLSR_SALE_EXPECTED_DATE              The date by which a foreclosure sale is expected                    MM/DD/YYYY
                                       to occur.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FRCLSR_SALE_DATE                       The actual date of the foreclosure sale.                            MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FRCLSR_SALE_AMT                        The amount a property sold for at the foreclosure          2        No commas(,)
                                       sale.                                                               or dollar
                                                                                                           signs ($)
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
EVICTION_START_DATE                    The date the servicer initiates eviction of the                     MM/DD/YYYY
                                       borrower.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
EVICTION_COMPLETED_DATE                The date the court revokes legal possession of the                  MM/DD/YYYY
                                       property from the borrower.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
LIST_PRICE                             The price at which an REO property is marketed.            2        No commas(,)
                                                                                                           or dollar
                                                                                                           signs ($)
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
LIST_DATE                              The date an REO property is listed at a particular                  MM/DD/YYYY
                                       price.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
OFFER_AMT                              The dollar value of an offer for an REO property.          2        No commas(,)
                                                                                                           or dollar
                                                                                                           signs ($)
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
OFFER_DATE_TIME                        The date an offer is received by DA Admin or by                     MM/DD/YYYY
                                       the Servicer.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
REO_CLOSING_DATE                       The date the REO sale of the property is scheduled                  MM/DD/YYYY
                                       to close.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
REO_ACTUAL_CLOSING_DATE                Actual Date Of REO Sale                                             MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
OCCUPANT_CODE                          Classification of how the property is occupied.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
PROP_CONDITION_CODE                    A code that indicates the condition of the
                                       property.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
PROP_INSPECTION_DATE                   The date a  property inspection is performed.                       MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
APPRAISAL_DATE                         The date the appraisal was done.                                    MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
CURR_PROP_VAL                           The current "as is" value of the property based           2
                                       on brokers price opinion or appraisal.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
REPAIRED_PROP_VAL                      The amount the property would be worth if repairs          2
                                       are completed pursuant to a broker's price opinion
                                       or appraisal.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
If applicable:
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
DELINQ_STATUS_CODE                     FNMA Code Describing Status of Loan
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
DELINQ_REASON_CODE                     The circumstances which caused a borrower to stop
                                       paying on a loan.   Code indicates the reason why
                                       the loan is in default for this cycle.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
MI_CLAIM_FILED_DATE                    Date Mortgage Insurance Claim Was Filed With                        MM/DD/YYYY
                                       Mortgage Insurance Company.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
MI_CLAIM_AMT                           Amount of Mortgage Insurance Claim Filed                            No commas(,)
                                                                                                           or dollar
                                                                                                           signs ($)
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
MI_CLAIM_PAID_DATE                     Date Mortgage Insurance Company Disbursed Claim                     MM/DD/YYYY
                                       Payment
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
MI_CLAIM_AMT_PAID                      Amount Mortgage Insurance Company Paid On Claim            2        No commas(,)
                                                                                                           or dollar
                                                                                                           signs ($)
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
POOL_CLAIM_FILED_DATE                  Date Claim Was Filed With Pool Insurance Company                    MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
POOL_CLAIM_AMT                         Amount of Claim Filed With Pool Insurance Company          2        No commas(,)
                                                                                                           or dollar
                                                                                                           signs ($)
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
POOL_CLAIM_PAID_DATE                   Date Claim Was Settled and The Check Was Issued By                  MM/DD/YYYY
                                       The Pool Insurer
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
POOL_CLAIM_AMT_PAID                    Amount Paid On Claim By Pool Insurance Company             2        No commas(,)
                                                                                                           or dollar
                                                                                                           signs ($)
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FHA_PART_A_CLAIM_FILED_DATE             Date FHA Part A Claim Was Filed With HUD                           MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FHA_PART_A_CLAIM_AMT                    Amount of FHA Part A Claim Filed                          2        No commas(,)
                                                                                                           or dollar
                                                                                                           signs ($)
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FHA_PART_A_CLAIM_PAID_DATE              Date HUD Disbursed Part A Claim Payment                            MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FHA_PART_A_CLAIM_PAID_AMT               Amount HUD Paid on Part A Claim                           2        No commas(,)
                                                                                                           or dollar
                                                                                                           signs ($)
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FHA_PART_B_CLAIM_FILED_DATE              Date FHA Part B Claim Was Filed With HUD                          MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FHA_PART_B_CLAIM_AMT                     Amount of FHA Part B Claim Filed                         2        No commas(,)
                                                                                                           or dollar
                                                                                                           signs ($)
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FHA_PART_B_CLAIM_PAID_DATE                Date HUD Disbursed Part B Claim Payment                          MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FHA_PART_B_CLAIM_PAID_AMT               Amount HUD Paid on Part B Claim                           2        No commas(,)
                                                                                                           or dollar
                                                                                                           signs ($)
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
VA_CLAIM_FILED_DATE                     Date VA Claim Was Filed With the Veterans Admin                    MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
VA_CLAIM_PAID_DATE                      Date Veterans Admin. Disbursed VA Claim Payment                    MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
VA_CLAIM_PAID_AMT                       Amount Veterans Admin. Paid on VA Claim                   2        No commas(,)
                                                                                                           or dollar
                                                                                                           signs ($)
-------------------------------------- ---------------------------------------------------- -------------- ---------------

Exhibit 2: Standard File Codes – Delinquency Reporting

The Loss Mit Type field should show the approved Loss Mitigation Code as follows:
o        ASUM-   Approved Assumption
o        BAP-    Borrower Assistance Program
o        CO-     Charge Off
o        DIL-    Deed-in-Lieu
o        FFA-    Formal Forbearance Agreement
o        MOD-    Loan Modification
o        PRE-    Pre-Sale
o        SS-     Short Sale
o        MISC-   Anything else approved by the PMI or Pool Insurer

NOTE: Wells Fargo Bank will accept alternative Loss Mitigation Types to those above, provided that they are consistent with industry standards.  If Loss Mitigation Types other than those above are used, the
Servicer must supply Wells Fargo Bank with a description of each of the Loss Mitigation Types prior to sending the file.

The Occupant Code field should show the current status of the property code as follows:
o        Mortgagor
o        Tenant
o        Unknown
o        Vacant

The Property Condition field should show the last reported condition of the property as follows:
o        Damaged
o        Excellent
o        Fair
o        Gone
o        Good
o        Poor
o        Special Hazard
o        Unknown

Exhibit 2: Standard File Codes – Delinquency Reporting, Continued

The FNMA Delinquent Reason Code field should show the Reason for Delinquency as follows:

                      ------------------------ ---------------------------------------------------------
                      Delinquency Code         Delinquency Description
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      001                      FNMA-Death of principal mortgagor
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      002                      FNMA-Illness of principal mortgagor
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      003                      FNMA-Illness of mortgagor's family member
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      004                      FNMA-Death of mortgagor's family member
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      005                      FNMA-Marital difficulties
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      006                      FNMA-Curtailment of income
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      007                      FNMA-Excessive Obligation
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      008                      FNMA-Abandonment of property
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      009                      FNMA-Distant employee transfer
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      011                      FNMA-Property problem
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      012                      FNMA-Inability to sell property
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      013                      FNMA-Inability to rent property
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      014                      FNMA-Military Service
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      015                      FNMA-Other
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      016                      FNMA-Unemployment
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      017                      FNMA-Business failure
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      019                      FNMA-Casualty loss
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      022                      FNMA-Energy environment costs
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      023                      FNMA-Servicing problems
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      026                      FNMA-Payment adjustment
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      027                      FNMA-Payment dispute
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      029                      FNMA-Transfer of ownership pending
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      030                      FNMA-Fraud
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      031                      FNMA-Unable to contact borrower
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      INC                      FNMA-Incarceration
                      ------------------------ ---------------------------------------------------------

Exhibit 2: Standard File Codes – Delinquency Reporting, Continued

The FNMA Delinquent Status Code field should show the Status of Default as follows:

                      ------------------------ -------------------------------------------------------
                            Status Code        Status Description
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                09             Forbearance
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                17             Pre-foreclosure Sale Closing Plan Accepted
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                24             Government Seizure
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                26             Refinance
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                27             Assumption
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                28             Modification
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                29             Charge-Off
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                30             Third Party Sale
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                31             Probate
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                32             Military Indulgence
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                43             Foreclosure Started
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                44             Deed-in-Lieu Started
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                49             Assignment Completed
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                61             Second Lien Considerations
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                62             Veteran's Affairs-No Bid
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                63             Veteran's Affairs-Refund
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                64             Veteran's Affairs-Buydown
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                65             Chapter 7 Bankruptcy
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                66             Chapter 11 Bankruptcy
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                67             Chapter 13 Bankruptcy
                      ------------------------ -------------------------------------------------------

         26.      The  Agreement  is  hereby  amended  effective  as of the  date  hereof  by  adding  the following new Exhibit K:

                                                     EXHIBIT K

                                        COMPANY'S OBLIGATIONS IN CONNECTION
                                               WITH A RECONSTITUTION

         o        The Company  shall (i) possess  the  ability to service to a  securitization  documents;
(ii) service on a  "Scheduled/Scheduled"  reporting  basis  (advancing  through the  liquidation of an REO
Property),  (iii) make  compensating  interest  payments  on payoffs and  curtailments  and (iv) remit and report to a Master  Servicer in format  acceptable  to such Master  Servicer by the 10th  calendar  day of each month.

         o        The Company shall provide an acceptable  annual  certification  (officer's  certificate)
to the  Master  Servicer  (as  required  by the  Sarbanes-Oxley  Act of 2002) as well as any other  annual
certifications   required  under  the   securitization   documents  (i.e.  the  annual   statement  as  to
compliance/annual  independent  certified  public  accountants'  servicing  report  due by March 1 of each year).

         o        The Company  shall allow for the  Purchaser,  the Master  Servicer or their  designee to perform a review of audited financials and net worth of the Company.

         o        The  Company  shall  provide  a  Uniform  Single  Attestation  Program  certificate  and
Management Assertion as requested by the Master Servicer or the Purchaser.

         o        The Company  shall provide  information  on each  Custodial  Account as requested by the
Master Servicer or the Purchaser,  and each Custodial Accounts shall comply with the requirements for such accounts as set forth in the securitization documents.

         o        The Company shall maintain its servicing  system in accordance with the  requirements of the Master Servicer.

         27.      The  Agreement  is  hereby  amended  effective  as of the  date  hereof  by  adding  the following new Exhibit L:

                                                     EXHIBIT L

                                           FORM OF COMPANY CERTIFICATION

Re:      The [    ] agreement dated as of [ l, 200[ ] (the "Agreement"), among [IDENTIFY PARTIES]

         I,   ____________________________,   the   _______________________  of  [NAME  OF  COMPANY]  (the
"Company"),   certify  to  [the  Purchaser],  [the  Depositor],  and  the  [Master  Servicer]  [Securities
Administrator]  [Trustee],  and their  officers,  with the  knowledge  and intent that they will rely upon this certification, that:

                  I  have  reviewed  the  servicer  compliance   statement  of  the  Company  provided  in
         accordance  with  Item  1123 of  Regulation  AB  (the  "Compliance  Statement"),  the  report  on assessment of the Company's  compliance with the servicing  criteria set forth in Item 1122(d) of
         Regulation AB (the  "Servicing  Criteria"),  provided in accordance  with Rules 13a-18 and 15d-18 under  Securities  Exchange  Act of 1934,  as  amended  (the  "Exchange  Act")  and Item  1122 of
         Regulation AB (the "Servicing  Assessment"),  the registered public accounting firm's attestation report  provided in  accordance  with Rules  13a-18 and 15d-18 under the Exchange Act and Section
         1122(b) of  Regulation  AB (the  "Attestation  Report"),  and all  servicing  reports,  officer's certificates  and other  information  relating  to the  servicing  of the  Mortgage  Loans by the
         Company during 200[ ] that were  delivered by the Company to the  [Depositor]  [Master  Servicer]
         [Securities  Administrator]  [Trustee]  pursuant to the  Agreement  (collectively,  the  "Company
         Servicing Information");

                  Based on my knowledge,  the Company  Servicing  Information,  taken as a whole, does not contain any untrue  statement of a material  fact or omit to state a material  fact  necessary to make the statements  made, in the light of the  circumstances  under which such  statements  were made,  not  misleading  with  respect to the  period of time  covered  by the  Company  Servicing
         Information;

                  Based  on my  knowledge,  all  of  the  Company  Servicing  Information  required  to be provided  by the  Company  under the  Agreement  has been  provided  to the  [Depositor]  [Master
         Servicer] [Securities Administrator] [Trustee];

                  I am  responsible  for  reviewing  the  activities  performed by the Company as servicer under the Agreement,  and based on my knowledge and the compliance  review conducted in preparing the  Compliance  Statement  and except as disclosed in the  Compliance  Statement,  the Servicing
         Assessment  or the  Attestation  Report,  the Company has  fulfilled  its  obligations  under the
         Agreement in all material respects; and

The  Compliance  Statement  required to be delivered by the Company  pursuant to this  Agreement,  and the
Servicing  Assessment  and  Attestation  Report  required  to be  provided  by  the  Company  and  by  any
Subservicer and  Subcontractor  pursuant to the Agreement,  have been provided to the [Depositor]  [Master
Servicer].  Any material  instances of noncompliance  described in such reports have been disclosed to the
[Depositor]  [Master  Servicer].  Any material instance of noncompliance  with the Servicing  Criteria has been disclosed in such reports.

         28.      The  Agreement  is  hereby  amended  effective  as of the  date  hereof  by  adding  the following new Exhibit M:

                                                EXHIBIT M

                                         SUMMARY OF REGULATION AB
                                            SERVICING CRITERIA

NOTE:  This  Exhibit M is  provided  for  convenience  of  reference  only.  In the event of a conflict or inconsistency  between the terms of this Exhibit M and the text of  Regulation  AB, the text of Regulation
AB, its adopting release and other public statements of the SEC shall control.

Item 1122(d)

(i)      General servicing considerations.

(A)      Policies and procedures  are  instituted to monitor any  performance or other triggers and events of default in accordance with the transaction agreements.

(B)      If any material  servicing  activities are  outsourced to third parties,  policies and procedures are instituted to monitor the third party's performance and compliance with such servicing activities.

(C)      Any  requirements in the transaction  agreements to maintain a back-up  servicer for the mortgage loans are maintained.

(D)      A fidelity bond and errors and omissions  policy is in effect on the party  participating  in the servicing  function  throughout the reporting  period in the amount of coverage  required by and otherwise in accordance with the terms of the transaction agreements.

(ii)     Cash collection and administration.

(A)      Payments on mortgage  loans are  deposited  into the  appropriate  custodial  bank  accounts  and related bank clearing accounts no more than two business days following  receipt,  or such other number of days specified in the transaction agreements.

(B)      Disbursements  made via wire  transfer on behalf of an obligor or to an investor are made only by authorized personnel.

(C)      Advances of funds or  guarantees  regarding  collections,  cash flows or  distributions,  and any interest or other fees  charged for such  advances,  are made,  reviewed  and approved as specified in the transaction agreements.

(D)      The related accounts for the transaction,  such as cash reserve accounts or accounts  established as a form of  overcollateralization,  are  separately  maintained  (e.g.,  with respect to  commingling of cash) as set forth in the transaction agreements.

(E)      Each custodial account is maintained at a federally insured  depository  institution as set forth
in  the  transaction   agreements.   For  purposes  of  this  criterion,   "federally  insured  depository
institution"  with respect to a foreign financial  institution means a foreign financial  institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.

(F)      Unissued checks are safeguarded so as to prevent unauthorized access.

(G)      Reconciliations  are prepared on a monthly  basis for all  asset-backed  securities  related bank accounts,  including  custodial accounts and related bank clearing  accounts.  These  reconciliations  are
(A)  mathematically  accurate;  (B) prepared within 30 calendar days after the bank statement cutoff date, or such other  number of days  specified  in the  transaction  agreements;  (C)  reviewed  and approved by someone  other  than the  person  who  prepared  the  reconciliation;  and (D)  contain  explanations  for reconciling  items.  These  reconciling  items are  resolved  within 90  calendar  days of their  original identification, or such other number of days specified in the transaction agreements.

(iii)    Investor remittances and reporting.

(A)      Reports  to  investors,  including  those to be filed  with the  Commission,  are  maintained  in accordance with the transaction  agreements and applicable  Commission  requirements.  Specifically,  such reports (A) are  prepared  in  accordance  with  timeframes  and other terms set forth in the  transaction agreements;  (B) provide information  calculated in accordance with the terms specified in the transaction agreements;  (C) are filed with the  Commission  as required by its rules and  regulations;  and (D) agree with investors' or the trustee's  records as to the total unpaid principal  balance and number of mortgage loans serviced by the Servicer.

(B)      Amounts due to investors are allocated and remitted in accordance with  timeframes,  distribution priority and other terms set forth in the transaction agreements.

(C)      Disbursements  made to an  investor  are  posted  within  two  business  days  to the  Servicer's investor records, or such other number of days specified in the transaction agreements.

(D)      Amounts  remitted to investors per the investor  reports agree with  cancelled  checks,  or other form of payment, or custodial bank statements.

(iv)     Mortgage Loan administration.

(A)      Collateral  or  security  on  mortgage  loans  is  maintained  as  required  by  the  transaction agreements or related mortgage loan documents.

(B)      Mortgage loan and related documents are safeguarded as required by the transaction agreements.

(C)      Any additions,  removals or  substitutions  to the asset pool are made,  reviewed and approved in accordance with any conditions or requirements in the transaction agreements.

(D)      Payments on mortgage loans,  including any payoffs,  made in accordance with the related mortgage loan  documents are posted to the  Servicer's  obligor  records  maintained no more than two business days after receipt,  or such other number of days  specified in the  transaction  agreements,  and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.

(E)      The  Servicer's  records  regarding  the mortgage  loans agree with the  Servicer's  records with respect to an obligor's unpaid principal balance.

(F)      Changes  with  respect  to the  terms or  status  of an  obligor's  mortgage  loans  (e.g.,  loan modifications  or re-agings) are made,  reviewed and approved by authorized  personnel in accordance  with the transaction agreements and related mortgage loan documents.

(G)      Loss mitigation or recovery actions (e.g.,  forbearance  plans,  modifications  and deeds in lieu of foreclosure,  foreclosures and repossessions,  as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

(H)      Records  documenting  collection  efforts  are  maintained  during the period a mortgage  loan is delinquent  in  accordance  with the  transaction  agreements.  Such records are  maintained on at least a monthly basis,  or such other period  specified in the transaction  agreements,  and describe the entity's activities in monitoring  delinquent  mortgage  loans  including,  for example,  phone calls,  letters and
payment   rescheduling   plans  in  cases  where  delinquency  is  deemed  temporary  (e.g.,   illness  or
unemployment).

(I)      Adjustments  to interest  rates or rates of return for  mortgage  loans with  variable  rates are computed based on the related mortgage loan documents.

(J)      Regarding  any funds held in trust for an obligor (such as escrow  accounts):  (A) such funds are analyzed,  in accordance with the obligor's mortgage loan documents,  on at least an annual basis, or such other period  specified in the  transaction  agreements;  (B) interest on such funds is paid, or credited, to obligors in accordance with  applicable  mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related  mortgage  loans, or such other number of days specified in the transaction agreements.

(K)      Payments made on behalf of an obligor  (such as tax or insurance  payments) are made on or before the related  penalty or  expiration  dates,  as  indicated  on the  appropriate  bills or notices for such payments,  provided  that such support has been  received by the Servicer at least 30 calendar  days prior to these dates, or such other number of days specified in the transaction agreements.

(L)      Any late  payment  penalties  in  connection  with any payment to be made on behalf of an obligor are paid from the  Servicer's  funds and not charged to the  obligor,  unless the late  payment was due to the obligor's error or omission.

(M)      Disbursements  made on behalf of an obligor are posted  within two business days to the obligor's records maintained by the Servicer, or such other number of days specified in the transaction agreements.

(N)      Delinquencies,  charge-offs and uncollectable  accounts are recognized and recorded in accordance with the transaction agreements.

(O)      Any external  enhancement or other  support,  identified in Item  1114(a)(1)  through (3) or Item
1115 of Regulation AB, is maintained as set forth in the transaction agreements.

         29.      The  Agreement  is  hereby  amended  effective  as of the  date  hereof  by  adding  the following new Exhibit N:

                                                EXHIBIT N

                             SUMMARY OF APPLICABLE REGULATION AB REQUIREMENTS

NOTE:  This  Exhibit N is  provided  for  convenience  of  reference  only.  In the event of a conflict or inconsistency  between the terms of this Exhibit N and the text of  Regulation  AB, the text of Regulation
AB, its adopting release and other public statements of the SEC shall control.

Item 1105(a)(1)-(3) and (c)

         -Provide  static  pool  information  with  respect  to  mortgage  loans that were  originated  or purchased by the Company and which are of the same type as the Mortgage Loans.

         -Provide static pool information regarding  delinquencies,  cumulative losses and prepayments for prior securitized pools of the Company.

         -If the  Company  has less than 3 years  experience  securitizing  assets of the same type as the
Mortgage  Loans,  provide  the static  pool  information  by vintage  origination  years  regarding  loans originated or purchased by the Company,  instead of by prior securitized pool. A vintage  origination year represents mortgage loans originated during the same year.

         -Such static pool  information  shall be for the prior five years,  or for so long as the Company has been originating or purchasing (in the case of data by vintage  origination  year) or securitizing (in the case of data by prior securitized pools) such mortgage loans if for less than five years.

         -The static pool  information for each vintage  origination  year or prior  securitized  pool, as applicable,  shall be presented in monthly  increments over the life of the mortgage loans included in the vintage origination year or prior securitized pool.

         -Provide summary  information for the original  characteristics of the prior securitized pools or vintage  origination years, as applicable and material,  including:  number of pool assets,  original pool balance,  weighted  average initial loan balance,  weighted  average  mortgage rate,  weighted average and minimum and maximum  FICO,  product  type,  loan  purpose,  weighted  average and minimum and maximum LTV, distribution of loans by mortgage rate, and geographic concentrations of 5% or more.

Item 1108(b) and (c)

         Provide the following  information  with respect to each  servicer  that will service,  including interim service,  20% or more of the mortgage loans in any loan group in the securitization  issued in the
Pass-Through Transfer:

         -a description of the Company's form of organization;

         -a description of how long the Company has been servicing  residential  mortgage loans; a general discussion  of the  Company's  experience  in  servicing  assets  of any  type as well as a more  detailed discussion of the  Company's  experience  in, and  procedures  for the servicing  function it will perform under this Agreement and any Reconstitution  Agreements;  information regarding the size,  composition and growth of the  Company's  portfolio  of  mortgage  loans of the type  similar  to the  Mortgage  Loans and information  on factors  related to the Company that may be material to any  analysis of the  servicing of the Mortgage Loans or the related asset-backed  securities,  as applicable,  including whether any default or servicing related  performance  trigger has occurred as to any other  securitization  due to any act or failure to act of the Company,  whether any material  noncompliance with applicable  servicing criteria as to any other  securitization has been disclosed or reported by the Company,  and the extent of outsourcing the Company uses;

         -a description of any material  changes to the Company's  policies or procedures in the servicing function it will perform under this  Agreement and any  Reconstitution  Agreements  for mortgage  loans of the type similar to the Mortgage Loans during the past three years;

         -information  regarding the Company's  financial condition to the extent that there is a material risk that the effect on one or more aspects of servicing  resulting  from such financial  condition  could have a material impact on the performance of the securities  issued in the  Pass-Through  Transfer,  or on servicing of mortgage loans of the same asset type as the Mortgage Loans;

         -any  special or unique  factors  involved in  servicing  loans of the same type as the  Mortgage
Loans, and the Company's processes and procedures designed to address such factors;

         -statistical  information  regarding  principal and interest  advances made by the Company on the
Mortgage Loans and the Company's overall servicing portfolio for the past three years; and

         -the Company's process for handling delinquencies,  losses,  bankruptcies and recoveries, such as through liquidation of REO Properties, foreclosure, sale of the Mortgage Loans or workouts.

Item 1110(a)

         -Identify any originator or group of affiliated  originators that  originated,  or is expected to originate,  10% or more of the  mortgage  loans in any  loan  group in the  securitization  issued  in the
Pass-Through Transfer.

Item 1110(b)

         Provide  the  following  information  with  respect  to any  originator  or group  of  affiliated originators  that originated,  or is expected to originate,  20% or more of the mortgage loans in any loan group in the securitization issued in the Pass-Through Transfer:

         -the Company's form of organization; and

         -a  description  of the Company's  origination  program and how long the Company has been engaged in originating  residential  mortgage loans,  which description must include a discussion of the Company's experience  in  originating  mortgage  loans  of the  same  type as the  Mortgage  Loans  and  information regarding the size and  composition of the Company's  origination  portfolio as well as  information  that may be  material  to an  analysis  of the  performance  of  the  Mortgage  Loans,  such  as the  Company's credit-granting or underwriting criteria for mortgage loans of the same type as the Mortgage Loans.

Item 1117

         -describe  any legal  proceedings  pending  against the  Company or against any of its  property, including any proceedings  known to be contemplated by governmental  authorities,  that may be material to the holders of the securities issued in the Pass-Through Transfer.

Item 1119(a)

         -describe any  affiliations of the Company,  each other originator of the Mortgage Loans and each
Subservicer with the sponsor,  depositor,  issuing entity,  trustee,  any originator,  any other servicer, any  significant  obligor,  enhancement or support  provider or any other material  parties related to the
Pass-Through Transfer.

Item 1119(b)

         -describe  any  business  relationship,  agreement,  arrangement,  transaction  or  understanding entered  into  outside of the  ordinary  course of business  or on terms  other than those  obtained in an arm's length transaction with an unrelated third party, apart from the Pass-Through Transfer,  between the
Company,  each  other  originator  of the  Mortgage  Loans  and  each  Subservicer,  or  their  respective affiliates,  and the sponsor,  depositor or issuing  entity or their  respective  affiliates,  that exists currently  or has  existed  during the past two years,  that may be material  to the  understanding  of an investor in the securities issued in the Pass-Through Transfer.

Item 1119(c)

         -describe  any  business  relationship,  agreement,  arrangement,  transaction  or  understanding involving or relating to the Mortgage  Loans or the  Pass-Through  Transfer,  including the material terms and approximate dollar amount involved,  between the Company,  each other originator of the Mortgage Loans and each  Subservicer,  or their  respective  affiliates  and the sponsor,  depositor or issuing entity or their respective affiliates, that exists currently or has existed during the past two years.

         30.      The  Agreement  is  hereby  amended  effective  as of the  date  hereof  by  adding  the following new Exhibit O:

                                                EXHIBIT O

                      SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

         The  assessment  of  compliance  to be delivered by [the  Company]  [Name of  Subservicer]  shall address, at a minimum, the criteria identified as below as "Applicable Servicing Criteria":

--------------------------------------------------------------------------------------------- -----------------------
                                     Servicing Criteria                                        Applicable Servicing
                                                                                                     Criteria
--------------------------------------------------------------------------------------------- -----------------------
      Reference                                       Criteria
----------------------- --------------------------------------------------------------------- -----------------------
                                          General Servicing Considerations
-----------------------                                                                       -----------------------
1122(d)(1)(i)           Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.
-----------------------                                                                       -----------------------
1122(d)(1)(ii)          If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor th third party's performance and compliance with such servicing activities.
-----------------------                                                                       -----------------------
1122(d)(1)(iii)         Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.
-----------------------                                                                       -----------------------
1122(d)(1)(iv)          A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction
                        agreements.
-----------------------                                                                       -----------------------
                                         Cash Collection and Administration
-----------------------                                                                       -----------------------
1122(d)(2)(i)           Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
-----------------------                                                                       -----------------------
1122(d)(2)(ii)          Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.
-----------------------                                                                       -----------------------
1122(d)(2)(iii)         Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
-----------------------                                                                       -----------------------
                        The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of
                        overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction
1122(d)(2)(iv)          agreements.
-----------------------                                                                       -----------------------
1122(d)(2)(v)           Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements.
                        For purposes of this criterion, "federally insured depository institution" with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule
                        13k-1(b)(1) of the Securities Exchange Act.
-----------------------                                                                       -----------------------
1122(d)(2)(vi)          Unissued checks are safeguarded so as to prevent unauthorized access.
-----------------------                                                                       -----------------------
1122(d)(2)(vii)          Reconciliations are prepared on a monthly basis for all
                        asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items.
                        These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
-----------------------                                                                       -----------------------
                                         Investor Remittances and Reporting
-----------------------                                                                       -----------------------
1122(d)(3)(i)           Reports to investors, including those to be filed with the
                        Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with
                        investors' or the trustee's records as to the total unpaid principal balance and number of mortgage loans serviced by the
                        Servicer.
-----------------------                                                                       -----------------------
1122(d)(3)(ii)          Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.
-----------------------                                                                       -----------------------
                        Disbursements made to an investor are posted within two business days to the Servicer's investor records, or such other number of
1122(d)(3)(iii)         days specified in the transaction agreements.
-----------------------                                                                       -----------------------
                        Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank
1122(d)(3)(iv)          statements.
-----------------------                                                                       -----------------------
                                             Pool Asset Administration
-----------------------                                                                       -----------------------
1122(d)(4)(i)            Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.
-----------------------                                                                       -----------------------
                        Mortgage loan and related documents are safeguarded as required by
1122(d)(4)(ii)          the transaction agreements
-----------------------                                                                       -----------------------
1122(d)(4)(iii)         Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.
-----------------------                                                                       -----------------------
1122(d)(4)(iv)          Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer's obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
-----------------------                                                                       -----------------------
1122(d)(4)(v)           The Servicer's records regarding the mortgage loans agree with the
                        Servicer's records with respect to an obligor's unpaid principal balance.
-----------------------                                                                       -----------------------
1122(d)(4)(vi)          Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
-----------------------                                                                       -----------------------
1122(d)(4)(vii)         Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
-----------------------                                                                       -----------------------
1122(d)(4)(viii)        Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity's activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
-----------------------                                                                       -----------------------
1122(d)(4)(ix)          Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.
-----------------------                                                                       -----------------------
1122(d)(4)(x)           Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor's mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B)
                        interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws;
                        and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
-----------------------                                                                       -----------------------
1122(d)(4)(xi)          Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
-----------------------                                                                       -----------------------
1122(d)(4)(xii)         Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer's funds and not charged to the obligor, unless the late payment was due to the obligor's error or omission.
-----------------------                                                                       -----------------------
                        Disbursements made on behalf of an obligor are posted within two business days to the obligor's records maintained by the servicer, or such other number of days specified in the transaction
1122(d)(4)(xiii)        agreements.
-----------------------                                                                       -----------------------
1122(d)(4)(xiv)          Delinquencies, charge-offs and uncollectible accounts are
                        recognized and recorded in accordance with the transaction agreements.
-----------------------                                                                       -----------------------
                        Any external enhancement or other support, identified in Item
                        1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained
1122(d)(4)(xv)          as set forth in the transaction agreements.
-----------------------                                                                       -----------------------
                        ---------------------------------------------------------------------

----------------------- --------------------------------------------------------------------- -----------------------

                                                     [NAME OF COMPANY] [NAME OF SUBSERVICER]

                                                     Date:    _________________________

                                                     By:      _________________________
                                                     Name:
                                                     Title:

         31.      The Agreement is hereby amended as of the date hereof by adding the following new
Exhibit P:

                                                     EXHIBIT P

                                   REPORTING DATA FOR REALIZED LOSSES AND GAINS

                      Calculation of Realized Loss/Gain Form 332– Instruction Sheet

         NOTE:  Do not net or combine items.  Show all expenses individually and all credits as separate line items.  Claim packages are due on the remittance report date.  Late submissions may result in claims not being passed until the following month.  The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.

                           The numbers on the 332 form correspond with the numbers listed below.

         Liquidation and Acquisition Expenses:
         1.       The Actual Unpaid Principal Balance of the Mortgage Loan.  For documentation, an
                  Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

         2.       The Total Interest Due less the aggregate amount of servicing fee that would have been earned if all delinquent payments had been made as agreed. For documentation, an
                  Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

         3.       Accrued Servicing Fees based upon the Scheduled Principal Balance of the Mortgage Loan as calculated on a monthly basis. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

         4-12.    Complete as applicable.  Required documentation:

                  *  For taxes and insurance advances – see page 2 of 332 form - breakdown required showing period

                     of coverage, base tax, interest, penalty.  Advances prior to default require evidence of servicer efforts to recover advances.

                   *  For escrow advances - complete payment history

                      (to calculate advances from last positive escrow balance forward)

                  *  Other expenses -  copies of corporate advance history showing all payments

                  *  REO repairs > $1500 require explanation

                  *  REO repairs >$3000 require evidence of at least 2 bids.

                  *  Short Sale or Charge Off require P&L supporting the decision and WFB's approved
                  Officer Certificate

                  *  Unusual or extraordinary items may require further documentation.

         13.      The total of lines 1 through 12.

         Credits:

         14-21.   Complete as applicable.  Required documentation:

                  * Copy of the HUD 1 from the REO sale.  If a 3rd Party Sale, bid instructions and
                  Escrow Agent / Attorney

                     Letter of Proceeds Breakdown.

                  *  Copy of EOB for any MI or gov't guarantee

                  *  All other credits need to be clearly defined on the 332 form

         22.      The total of lines 14 through 21.

         Please Note:      For HUD/VA loans, use line (18a) for Part A/Initial proceeds and line (18b)
                           for Part B/Supplemental proceeds.

         Total Realized Loss (or Amount of Any Gain)
         23.      The  total  derived  from  subtracting  line 22 from  13.  If the  amount  represents  a
                  realized gain, show the amount in parenthesis (   ).

                                Calculation of Realized Loss/Gain Form 332

         Prepared by:  __________________                     Date:  _______________
         Phone:  ______________________   Email Address:_____________________

----------------------------------    --------------------------------------    --------------------------------------------
Servicer Loan No.                     Servicer Name                             Servicer Address

----------------------------------    --------------------------------------    --------------------------------------------

         WELLS FARGO BANK, N.A. Loan No._____________________________

         Borrower's Name: _________________________________________________________
         Property Address: _________________________________________________________

         Liquidation Type:  REO Sale                  3rd Party Sale            Short Sale       Charge
         Off

         Was this loan granted a Bankruptcy deficiency or cramdown              Yes         No
         If "Yes", provide deficiency or cramdown amount _______________________________

         Liquidation and Acquisition Expenses:
         (1)  Actual Unpaid Principal Balance of Mortgage Loan         $ ______________ (1)
         (2)  Interest accrued at Net Rate                                       ________________(2)
         (3)  Accrued Servicing Fees                                             ________________(3)
         (4)  Attorney's Fees                                                    ________________(4)
         (5)  Taxes (see page 2)                                                 ________________(5)
         (6)  Property Maintenance                                              ________________ (6)
         (7)  MI/Hazard Insurance Premiums (see page 2)                          ________________(7)
         (8)  Utility Expenses                                                   ________________(8)
         (9)  Appraisal/BPO                                             ________________(9)
         (10) Property Inspections                                               ________________(10)
         (11) FC Costs/Other Legal Expenses                             ________________(11)
         (12) Other (itemize)                                                    ________________(12)
                  Cash for Keys__________________________               ________________(12)
                  HOA/Condo Fees_______________________                 ________________(12)
                  ______________________________________                ________________(12)

                  Total Expenses                                                $ _______________(13)
         Credits:
         (14) Escrow Balance                                                    $ _______________(14)
         (15) HIP Refund                                                        ________________ (15)
         (16) Rental Receipts                                                   ________________ (16)
         (17) Hazard Loss Proceeds                                              ________________ (17)
         (18) Primary Mortgage Insurance / Gov't Insurance                      ________________ (18a)
         HUD Part A

         ________________           (18b) HUD Part B
         (19) Pool Insurance Proceeds                                           ________________ (19)
         (20) Proceeds from Sale of Acquired Property                  ________________ (20)
         (21) Other (itemize)                                                   ________________ (21)
              _________________________________________                ________________ (21)

              Total Credits                                            $________________(22)
         Total Realized Loss (or Amount of Gain)                       $________________(23)

Escrow Disbursement Detail

------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------
      Type           Date Paid        Period of       Total Paid      Base Amount       Penalties        Interest
   (Tax /Ins.)                        Coverage
------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------
------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------

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------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------
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------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------
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------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------
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         32.      Except as amended  above,  the Agreement  shall  continue to be in full force and effect in accordance with its terms.

         33.      This  Amendment  may be executed  by one or more of the parties  hereto on any number of separate  counterparts and of said  counterparts  taken together shall be deemed to constitute one and the same instrument.

                                         [SIGNATURE PAGES FOLLOW]

         IN WITNESS  WHEREOF,  the following  parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.
                                                              EMC MORTGAGE CORPORATION,
                                                                       as Purchaser

                                                              By:
                                                              Name:
                                                              Title:

                                                              SAVANNAH BANK, NA dba HARBOURSIDE MORTGAGE
                                                              CORPORATION,
                                                                       as Company

                                                              By:
                                                              Name:
                                                              Title:

                                                                                               EXHIBIT H-9

                                         EMC MORTGAGE CORPORATION
                                                Purchaser,

                                      HOMEBANC MORTGAGE CORPORATION

                                               Company,

                               PURCHASE, WARRANTIES AND SERVICING AGREEMENT
                                       Dated as of January 1, 2004

                                (Fixed and Adjustable Rate Mortgage Loans)

                                                ARTICLE I

Section 1.01     Defined Terms............................................................................2

                                                ARTICLE II

                                               ARTICLE III

                                                ARTICLE IV

Section 4.08     Payment of Taxes, Insurance and Other Charges; Maintenance of Primary Mortgage

                                                ARTICLE V

                                                ARTICLE VI

                                               ARTICLE VII

Section 7.01      Company Shall Provide Information as Reasonably Required...............................57

                                               ARTICLE VIII

                                                ARTICLE IX

Section 9.01     Events of Default.......................................................................61
Section 9.02     Waiver of Defaults......................................................................62

                                                ARTICLE X

Section 10.01     Termination............................................................................62

                                                ARTICLE XI

EXHIBITS
   A                    Contents of Mortgage File
   B                    Custodial Account Letter Agreement
   C                    Escrow Account Letter Agreement
   D                    Form of Assignment, Assumption and Recognition Agreement
   E                    Form of Trial Balance
   F                    [reserved]
   G                    Request for Release of Documents and Receipt
   H                    Company's Underwriting Guidelines
   I                    Form of Term Sheet

         This is a  Purchase,  Warranties  and  Servicing  Agreement,  dated as of  January 1, 2004 and is executed  between EMC MORTGAGE  CORPORATION,  as Purchaser,  with offices  located at Mac Arthur Ridge II,
909  Hidden  Ridge  Drive,  Suite 200,  Irving,  Texas  75038 (the  "Purchaser"),  and  HomeBanc  Mortgage
Corporation,  with its executive  offices located at 2002 Summit Boulevard,  Suite 100, Atlanta,  GA 30319
(the "Company").

                                          W I T N E S S E T H :

         WHEREAS,  the  Purchaser has  heretofore  agreed to purchase from the Company and the Company has heretofore  agreed to sell to the  Purchaser,  from time to time,  certain  Mortgage  Loans on a servicing retained basis;

         WHEREAS,  each of the Mortgage  Loans is secured by a mortgage,  deed of trust or other  security instrument  creating a first lien on a residential  dwelling located in the jurisdiction  indicated on the
Mortgage Loan Schedule, which is annexed to the related Term Sheet; and

         WHEREAS,  the Purchaser and the Company wish to prescribe the  representations  and warranties of the Company with respect to itself and the Mortgage  Loans and the  management,  servicing  and control of the Mortgage Loans;

         NOW,  THEREFORE,  in consideration of the mutual agreements  hereinafter set forth, and for other good and valuable consideration,  the receipt and adequacy of which is hereby acknowledged,  the Purchaser and the Company agree as follows:

                                                ARTICLE I

                                               DEFINITIONS

         Section 1.01  Defined Terms.

         Whenever used in this Agreement,  the following words and phrases,  unless the context  otherwise requires, shall have the following meaning specified in this Article:

         Accepted  Servicing  Practices:  With  respect to any Mortgage  Loan,  those  mortgage  servicing practices  (including  collection  procedures)  of prudent  mortgage  banking  institutions  which service mortgage  loans of the same type as such Mortgage  Loan in the  jurisdiction  where the related  Mortgaged
Property is located,  and which are in accordance with Fannie Mae servicing practices and procedures,  for
MBS pool mortgages, as defined in the Fannie Mae Guides including future updates.

         Adjustment  Date:  As to each  adjustable  rate  Mortgage  Loan,  the date on which the  Mortgage
Interest Rate is adjusted in accordance with the terms of the related Mortgage Note.

         Agreement:  This Purchase,  Warranties  and Servicing  Agreement  including all exhibits  hereto, amendments hereof and supplements hereto.

         Appraised Value:  With respect to any Mortgaged  Property,  the value thereof as determined by an appraisal  made for the  originator of the Mortgage Loan at the time of  origination  of the Mortgage Loan by an appraiser  who met the  requirements  of the Company and Fannie Mae, or as  determined  by use of an
AVM,  provided,  however,  that the use of an AVM shall be  permitted  only upon the  presentation  by the
Company to the  Purchaser  of an  approval  letter  acceptable  to the  Purchaser  from each of the Rating
Agencies,  which  letters  shall  state that use of an AVM shall have no  adverse  effect in any  material respect on the interests of any certificateholder of the related securitization.

         Assignment:  An  individual  assignment  of  the  Mortgage,  notice  of  transfer  or  equivalent instrument,  in  recordable  form,  sufficient  under the laws of the  jurisdiction  wherein  the  related
Mortgaged Property is located to reflect of record the sale or transfer of the Mortgage Loan.

         BIF:  The Bank Insurance Fund, or any successor thereto.

         Business  Day:  Any day other  than:  (i) a Saturday  or Sunday,  or (ii) a legal  holiday in the
State  of New York or  Georgia,  or (iii) a day on which  banks in the  State of New York or  Georgia  are authorized or obligated by law or executive order to be closed.

         Closing Date: With respect to any Mortgage Loan, the date stated on the related Term Sheet.

         Code:             The Internal Revenue Code of 1986, or any successor statute thereto.

         Company:  HomeBanc Mortgage  Corporation  their successors in interest and assigns,  as permitted by this Agreement.

         Company's Officer's  Certificate:  A certificate signed by the Chairman of the Board,  President, any Vice  President  or  Treasurer  of Company  stating the date by which  Company  expects to receive any missing documents sent for recording from the applicable recording office.

         Condemnation  Proceeds:  All awards or  settlements in respect of a Mortgaged  Property,  whether permanent or temporary,  partial or entire,  by exercise of the power of eminent  domain or  condemnation, to the extent not  required  to be released to a  Mortgagor  in  accordance  with the terms of the related
Mortgage Loan Documents.

         Confirmation:  The  trade  confirmation  letter  between  the  Purchaser  and the  Company  which relates to the Mortgage Loans.

         Co-op Lease:  With respect to a Co-op Loan,  the lease with respect to a dwelling  unit  occupied by the Mortgagor and relating to the stock allocated to the related dwelling unit.

         Co-op Loan:  A Mortgage  Loan secured by the pledge of stock  allocated  to a dwelling  unit in a residential cooperative housing corporation and a collateral assignment of the related Co-op Lease.

         Current Appraised Value:   With  respect  to  any  Mortgaged  Property,   the  value  thereof  as
determined by an appraisal made for the Company (by an appraiser who met the  requirements  of the Company and  Fannie  Mae),  or  through  the use of an AVM,  at the  request  of a  Mortgagor  for the  purpose of canceling  a Primary  Mortgage  Insurance  Policy in  accordance  with  federal,  state and local laws and regulations or otherwise made at the request of the Company or Mortgagor.

         Current LTV:      The ratio of the Stated  Principal  Balance of a Mortgage  Loan to the  Current
Appraised Value of the Mortgaged Property.

         Custodial  Account:  Each separate demand account or accounts created and maintained  pursuant to
Section  4.04 which  shall be entitled  "HBMC  Custodial  Account,  in trust for the  Purchaser,  Owner of
Adjustable  Rate  Mortgage  Loans" and shall be  established  in an Eligible  Account,  in the name of the
Person that is the "Purchaser" with respect to the related Mortgage Loans.

         Custodian:  With respect to any Mortgage Loan,  the entity stated on the related Term Sheet,  and its successors and assigns, as custodian for the Purchaser.

         Cut-off Date: With respect to any Mortgage Loan, the date stated on the related Term Sheet.

         Determination  Date:  The 15th day (or if such 15th day is not a Business  Day,  the Business Day immediately preceding such 15th day) of the month of the related Remittance Date.

         Due  Date:  The day of the  month  on  which  the  Monthly  Payment  is due on a  Mortgage  Loan, exclusive of any days of grace, which is the first day of the month.

         Due Period:  With respect to any  Remittance  Date,  the period  commencing  on the second day of the month  preceding  the month of such  Remittance  Date and  ending on the first day of the month of the
Remittance Date.

         Eligible  Account:  An account  established  and  maintained:  (i) within FDIC  insured  accounts created,  maintained and monitored by the Company so that all funds  deposited  therein are fully insured, or (ii) as a trust  account with the  corporate  trust  department  of a depository  institution  or trust company  organized  under the laws of the United States of America or any one of the states thereof or the
District of Columbia  which is not  affiliated  with the  Company (or any  sub-servicer)  or (iii) with an
entity  which  is  an   institution   whose   deposits  are  insured  by  the  FDIC,   the  unsecured  and
uncollateralized  long-term  debt  obligations of which shall be rated "A2" or higher by Standard & Poor's and "A" or higher by Fitch,  Inc. or one of the two highest  short-term  ratings by any applicable  Rating
Agency,  and which is either (a) a federal savings  association  duly organized,  validly  existing and in good standing under the federal banking laws, (b) an institution  duly organized,  validly existing and in good standing under the applicable  banking laws of any state,  (c) a national banking  association  under the federal banking laws, or (d) a principal  subsidiary of a bank holding  company,  or (iv) if ownership of the Mortgage Loans is evidenced by  mortgaged-backed  securities,  the equivalent  required  ratings of each Rating  Agency,  and held such that the rights of the Purchaser  and the owner of the Mortgage  Loans shall be fully protected  against the claims of any creditors of the Company (or any  sub-servicer) and of any creditors or depositors  of the  institution  in which such account is maintained or (v) in a separate non-trust  account  without  FDIC or other  insurance  in an  Eligible  Institution.  In the event  that a
Custodial  Account is established  pursuant to clause (iii),  (iv) or (v) of the preceding  sentence,  the
Company shall provide the  Purchaser  with written  notice on the Business Day following the date on which the applicable institution fails to meet the applicable ratings requirements.

         Eligible  Institution:  An institution  having (i) the highest short-term debt rating, and one of the two highest  long-term  debt  ratings of each Rating  Agency;  or (ii) with  respect to any  Custodial
Account,  an unsecured  long-term debt rating of at least one of the two highest unsecured  long-term debt ratings of each Rating Agency.

         Equity  Take-Out  Refinanced  Mortgage  Loan:  A Refinanced  Mortgage  Loan the proceeds of which were in excess of the  outstanding  principal  balance  of the  existing  mortgage  loan as defined in the
Fannie Mae Guide(s).

         Escrow  Account:  Each separate  trust  account or accounts  created and  maintained  pursuant to
Section  4.06  which  shall be  entitled  "HBMC  Escrow  Account,  in trust  for the  Purchaser,  Owner of
Adjustable Rate Mortgage Loans, and various  Mortgagors" and shall be established in an Eligible  Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

         Escrow  Payments:  With respect to any Mortgage  Loan,  the amounts  constituting  ground  rents, taxes,  assessments,  water rates, sewer rents, municipal charges,  mortgage insurance premiums,  fire and hazard insurance  premiums,  condominium  charges,  and any other payments  required to be escrowed by the
Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

         Event of Default:  Any one of the conditions or circumstances enumerated in Section 9.01.

         Fannie Mae:       The Federal National Mortgage Association, or any successor thereto.

         Fannie Mae  Guide(s):  The Fannie Mae Selling  Guide and the Fannie Mae  Servicing  Guide and all
amendments or additions thereto.

         FDIC:  The Federal Deposit Insurance Corporation, or any successor thereto.

         FHLMC:  The Federal Home Loan Mortgage Corporation, or any successor thereto.

         FHLMC Guide:  The FHLMC  Single  Family  Seller/Servicer  Guide and all  amendments  or additions thereto.

         Fidelity Bond:  A fidelity bond to be maintained by the Company pursuant to Section 4.12.

         FIRREA:  The Financial Institutions Reform, Recovery, and Enforcement Act of 1989.

         GAAP:  Generally accepted accounting principles, consistently applied.

         HUD:  The United States Department of Housing and Urban Development or any successor thereto.

         Index:  With  respect  to  any  adjustable  rate  Mortgage  Loan,  the  index  identified  on the
Mortgage  Loan  Schedule and set forth in the related  Mortgage  Note for the purpose of  calculating  the interest rate thereon.

         Initial Rate Cap: As to each  adjustable  rate  Mortgage  Loan,  where  applicable,  the  maximum increase or decrease in the Mortgage Interest Rate on the first Adjustment Date.

         Insurance  Proceeds:  With  respect  to  each  Mortgage  Loan,  proceeds  of  insurance  policies insuring the Mortgage Loan or the related Mortgaged Property.

         Interest  Only  Mortgage  Loan: A Mortgage  Loan for which an  interest-only  payment  feature is allowed during the period prior to the first Adjustment Date.

         Lender Paid Mortgage  Insurance  Rate:  The Lender Paid Mortgage  Insurance  Rate shall be a rate per annum equal to the percentage shown on the Mortgage Loan Schedule.

         Lender Primary Mortgage Insurance Policy:   Any Primary Mortgage Insurance Policy for which
premiums are paid by the Company.

         Lifetime  Rate Cap: As to each  adjustable  rate Mortgage  Loan,  the maximum  Mortgage  Interest
Rate over the term of such Mortgage Loan.

         Liquidation  Proceeds:  Cash received in connection with the liquidation of a defaulted  Mortgage
Loan,  whether through the sale or assignment of such Mortgage Loan,  trustee's sale,  foreclosure sale or otherwise.

         Loan-to-Value  Ratio or LTV:  With  respect  to any  Mortgage  Loan,  the  ratio of the  original outstanding  principal  amount of the Mortgage Loan, to (i) the Appraised Value of the Mortgaged  Property
as of the  Origination  Date with  respect  to a  Refinanced  Mortgage  Loan,  and (ii) the  lesser of the
Appraised  Value  of the  Mortgaged  Property  as of the  Origination  Date or the  purchase  price of the
Mortgaged Property with respect to all other Mortgage Loans.

         Margin:  With respect to each  adjustable  rate Mortgage  Loan, the fixed  percentage  amount set forth  in each  related  Mortgage  Note  which is added to the  Index in order to  determine  the  related
Mortgage Interest Rate, as set forth in the Mortgage Loan Schedule.

         Master Servicer:  Wells Fargo Bank Minnesota,  National  Association,  its successors in interest and assigns, or any successor thereto designated by the Purchaser.

         MERS:  Mortgage  Electronic  Registration  Systems,  Inc., a  corporation  organized and existing under the laws of the State of Delaware, or any successor thereto.

         MERS Mortgage Loan:  Any Mortgage Loan registered with MERS on the MERS® System.

         MERS® System:  The system of recording transfers of mortgages electronically maintained by MERS.

         MIN:  The Mortgage Identification Number for any MERS Mortgage Loan.

         MOM Loan:  Any Mortgage Loan as to which MERS is acting as  mortgagee,  solely as nominee for the originator of such Mortgage Loan and its successors and assigns.

         Monthly  Advance:  The  aggregate  of the  advances  made by the Company on any  Remittance  Date pursuant to Section 5.03.

         Monthly  Payment:  The scheduled  monthly  payment of principal and interest on a Mortgage  Loan, or in the case of an  Interest  Only  Mortgage  Loan,  payments of (i)  interest,  or (ii)  principal  and interest,  if applicable,  on a Mortgage Loan which is payable by a Mortgagor  under the related  Mortgage
Note.

         Mortgage:  The  mortgage,  deed of trust or other  instrument  securing  a  Mortgage  Note  which creates a first lien on an  unsubordinated  estate in fee simple in real  property  securing  the Mortgage
Note.

         Mortgage  File:  The  mortgage  documents  pertaining  to a  particular  Mortgage  Loan which are specified  in Exhibit A hereto and any  additional  documents  required to be added to the  Mortgage  File pursuant to this Agreement.

         Mortgage  Impairment  Insurance Policy: A mortgage  impairment or blanket hazard insurance policy as required by Section 4.11.

         Mortgage  Interest Rate: The annual rate at which  interest  accrues on any Mortgage Loan,  which may be  adjusted  from  time to time  for an  adjustable  rate  Mortgage  Loan,  in  accordance  with  the provisions of the related Mortgage Note.

         Mortgage  Loan:  An  individual  mortgage  loan  which is the  subject  of this  Agreement,  each
Mortgage  Loan  originally  sold and subject to this  Agreement  being  identified  on the  Mortgage  Loan
Schedule  attached  to the related  Term Sheet,  which  Mortgage  Loan  includes  without  limitation  the
Mortgage File, the Monthly Payments, Principal Prepayments,  Liquidation Proceeds,  Condemnation Proceeds,
Insurance Proceeds,  REO Disposition Proceeds,  and all other rights,  benefits,  proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

         Mortgage Loan Documents:  The documents listed in Exhibit A.

         Mortgage Loan  Remittance  Rate:  With respect to each Mortgage Loan, the annual rate of interest remitted to the  Purchaser,  which shall be equal to the Mortgage  Interest  Rate minus the  Servicing Fee
Rate minus the Lender Paid Mortgage Insurance Rate.

         Mortgage Loan Schedule:  The schedule of Mortgage  Loans annexed to the related Term Sheet,  such schedule  setting  forth the  following  information  with  respect to each  Mortgage  Loan in the related
Mortgage Loan Package:

         (1)      the Company's Mortgage Loan identifying number;

         (2)      the Mortgagor's first and last name;

         (3)      the street address of the Mortgaged Property including the city, state and zip code;

         (4)      a code indicating  whether the Mortgaged  Property is  owner-occupied,  a second home or an investor property;

         (5)      the type of residential property constituting the Mortgaged Property;

         (8)      the original months to maturity of the Mortgage Loan;

         (9)      the  remaining  months  to  maturity  from  the  related  Cut-off  Date,  based  on the  original amortization  schedule  and, if  different,  the  maturity  expressed  in the same manner but based on the actual amortization schedule;

         (8)      the  Sales  Price,  if  applicable,   Appraised  Value  and   Loan-to-Value   Ratio,  at
origination;

         (9)      the Mortgage  Interest Rate as of origination  and as of the related  Cut-off Date; with respect to each  adjustable  rate Mortgage Loan, the initial  Adjustment  Date, the next  Adjustment  Date immediately  following the related  Cut-off  Date,  the Index,  the Margin,  the Initial Rate Cap, if any,
Periodic  Rate Cap, if any,  minimum  Mortgage  Interest Rate under the terms of the Mortgage Note and the
Lifetime Rate Cap;

         (10)     the Origination Date of the Mortgage Loan;

         (11)     the stated maturity date;

         (12)     the amount of the Monthly Payment at origination;

         (13)     the amount of the Monthly Payment as of the related  Cut-off Date;

         (14)     the original principal amount of the Mortgage Loan;

         (15)     the  scheduled  Stated  Principal  Balance  of the  Mortgage  Loan  as of the  close  of business on the related  Cut-off  Date,  after  deduction  of payments of  principal  due on or before the related Cut-off Date whether or not collected;

         (16) a code  indicating  the  purpose  of the  Mortgage  Loan  (i.e.,  purchase,  rate  and  term refinance, equity take-out refinance);

         (17) a code indicating the documentation style (i.e. full, alternative, etc.);

         (18)     the number of times during the twelve (12) month period  preceding  the related  Closing
Date that any Monthly Payment has been received after the month of its scheduled due date;

         (19)     the date on which the first payment is or was due;

         (21)     a code  indicating  whether  or not  the  Mortgage  Loan is the  subject  of a  Primary  Mortgage
                  Insurance Policy and the name of the related insurance carrier;

         (21)     a code  indicating  whether or not the Mortgage  Loan is currently  convertible  and the conversion spread;

         (22)     the  last Due Date on  which a  Monthly  Payment  was  actually  applied  to the  unpaid principal balance of the Mortgage Loan.

         (23)     product type (i.e. fixed, adjustable, 3/1, 5/1, etc.);

         (25)     credit score and/or mortgage score, if applicable;

         (26)     a code  indicating  whether or not the  Mortgage  Loan has a  prepayment  penalty  and if so, the amount and term thereof;

         (30)     the Current Appraised Value of the Mortgage Loan and Current LTV, if applicable;

         (31)     a code  indicating  whether the Mortgage  Loan is a MERS  Mortgage  Loan and the MERS number,  if applicable; and

         (28)     a code  indicating  whether or not the Mortgage Loan is the subject of a Lender  Primary
Mortgage  Insurance  Policy and the name of the related  insurance  carrier  and the Lender Paid  Mortgage
Insurance Rate;

         With respect to the Mortgage Loans in the aggregate,  the Mortgage Loan Schedule  attached to the related Term Sheet shall set forth the following information, as of the related Cut-off Date:

         (1)      the number of Mortgage Loans;

         (2)      the current aggregate outstanding principal balance of the Mortgage Loans;

         (3)      the weighted average Mortgage Interest Rate of the Mortgage Loans;

         (4)      the weighted average maturity of the Mortgage Loans; and

         (5)      the weighted average months to next Adjustment Date;

         Mortgage  Note:  The note or other  evidence  of the  indebtedness  of a  Mortgagor  secured by a
Mortgage.

         Mortgaged  Property:  The  underlying  real  property  securing  repayment  of a  Mortgage  Note, consisting  of a single  parcel of real  estate or  contiguous  parcels of real  estate  bearing one legal description  and tax  assessment  number and  considered  to be real estate under the laws of the state in which such real property is located  which may include  condominium  units and planned unit  developments, improved by a residential  dwelling;  except that with respect to real property  located in  jurisdictions in which the use of  leasehold  estates  for  residential  properties  is a  widely-accepted  practice,  a leasehold estate of the Mortgage, the term of which is equal to or longer than the term of the Mortgage.

         Mortgagor:  The obligor on a Mortgage Note.

         Net  Liquidation  Proceeds:  As to any Mortgage Loan,  Liquidation  Proceeds net of  unreimbursed
Servicing  Advances,  Servicing  Fees and  Monthly  Advances  and  expenses  incurred  by the  Company  in connection with the liquidation of the Mortgage Loan and the related Mortgaged Property.

         Nonrecoverable  Advance:  Any advance  previously made by the Company pursuant to Section 5.03 or any  Servicing  Advance  which,  in  the  good  faith  judgment  of the  Company,  may  not be  ultimately recoverable  by the Company from  Liquidation  Proceeds or  otherwise.  The  determination  by the Company that it has made a Nonrecoverable  Advance,  shall be evidenced by an Officer's Certificate of the Company delivered to the Purchaser and the Master Servicer and detailing the reasons for such determination.

         OCC:  Office of the Comptroller of the Currency, its successors and assigns.

         Officers'  Certificate:  A certificate  signed by the Chairman of the Board, the Vice Chairman of the Board,  the  President,  a Senior  Vice  President  or a Vice  President  or by the  Treasurer  or the
Secretary or one of the Assistant  Treasurers or Assistant  Secretaries  of the Company,  and delivered to the Purchaser as required by this Agreement.

         Opinion  of  Counsel:  A written  opinion  of  counsel,  who may be an  employee  of the party on behalf of whom the opinion is being given, reasonably acceptable to the Purchaser.

         Origination  Date:  The  date  on  which a  Mortgage  Loan  funded,  which  date  shall  not,  in connection with a Refinanced  Mortgage Loan, be the date of the funding of the debt being refinanced,  but rather the closing of the debt currently outstanding under the terms of the Mortgage Loan Documents.

         OTS:  Office of Thrift Supervision, its successors and assigns.

         Periodic Rate Cap: As to each  adjustable  rate Mortgage Loan,  the maximum  increase or decrease in the Mortgage  Interest Rate on any Adjustment  Date, as set forth in the related  Mortgage Note and the related Mortgage Loan Schedule.

         Permitted Investments:  Any one or more of the following obligations or securities:

                  (i)      direct  obligations of, and obligations  fully  guaranteed by the United States of  America  or any  agency or  instrumentality  of the  United  States of  America  the obligations  of which are backed by the full  faith and  credit of the United  States of
                  America;

         (ii)  (a) demand or time deposits, federal funds or bankers' acceptances issued by any depository institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities, provided that the commercial paper and/or the short-term deposit rating and/or the long-term unsecured debt obligations or deposits of such depository institution or trust company at the time of such investment or contractual commitment providing for such investment are rated in one of the two highest rating categories by each Rating Agency and (b) any other demand or time deposit or certificate of deposit that is fully insured by the FDIC;

                  (iii)  repurchase  obligations  with a term  not to  exceed  thirty  (30)  days and with respect  to (a) any  security  described  in clause  (i) above and  entered  into with a depository  institution  or trust  company  (acting as  principal)  described  in clause
                  (ii)(a) above;

                  (iv)  securities  bearing  interest  or sold at a  discount  issued  by any  corporation incorporated  under the laws of the United  States of America or any state  thereof that are rated in one of the two  highest  rating  categories  by each  Rating  Agency at the time of such  investment  or  contractual  commitment  providing  for  such  investment;
                  provided,  however,  that securities  issued by any particular  corporation  will not be
                  Permitted  Investments  to the  extent  that  investments  therein  will  cause the then outstanding  principal  amount  of  securities  issued by such  corporation  and held as
                  Permitted  Investments to exceed 10% of the aggregate  outstanding principal balances of all of the Mortgage Loans and Permitted Investments;

                  (v) commercial  paper  (including  both  non-interest-bearing  discount  obligations and interest-bearing  obligations  payable  on demand or on a  specified  date not more than one year after the date of issuance  thereof)  which are rated in one of the two highest rating categories by each Rating Agency at the time of such investment;

                  (vi)  any  other  demand,  money  market  or  time  deposit,  obligation,   security  or
                  investment  as may be  acceptable  to each Rating Agency as evidenced in writing by each
                  Rating Agency; and

                  (vii) any money market  funds the  collateral  of which  consists of  obligations  fully guaranteed  by the United  States of America  or any  agency or  instrumentality  of the
                  United  States of  America  the  obligations  of which are  backed by the full faith and credit of the  United  States of  America  (which  may  include  repurchase  obligations secured by  collateral  described  in clause (i)) and other  securities  and which money market  funds are  rated in one of the two  highest  rating  categories  by each  Rating
                  Agency.

provided,  however,  that no instrument or security shall be a Permitted  Investment if such instrument or security  evidences a right to receive only interest  payments with respect to the obligations  underlying such  instrument or if such security  provides for payment of both  principal and interest with a yield to maturity  in  excess  of 120% of the  yield  to  maturity  at par or if such  investment  or  security  is purchased at a price greater than par.

         Person:  Any  individual,  corporation,  partnership,  joint  venture,  association,  joint-stock company,  limited liability  company,  trust,  unincorporated  organization or government or any agency or political subdivision thereof.

         Prepayment  Interest  Shortfall:  With respect to any  Remittance  Date,  for each  Mortgage Loan that was the subject of a Principal  Prepayment during the related  Prepayment  Period, an amount equal to the excess of one month's  interest at the applicable  Mortgage Loan Remittance Rate on the amount of such
Principal  Prepayment  over the  amount of  interest  (adjusted  to the  Mortgage  Loan  Remittance  Rate)
actually paid by the related Mortgagor with respect to such Prepayment Period.

         Prepayment Period:         With respect to any Remittance  Date, the calendar month preceding the month in which such Remittance Date occurs.

         Primary Mortgage Insurance Policy:  Each primary policy of mortgage  insurance  represented to be in effect  pursuant  to Section  3.02(hh),  or any  replacement  policy  therefor  obtained by the Company pursuant to Section 4.08.

         Prime  Rate:  The prime rate  announced  to be in effect  from time to time as  published  as the average rate in the Wall Street Journal (Northeast Edition).

         Principal  Prepayment:  Any payment or other  recovery of  principal  on a Mortgage  Loan full or partial  which is received in advance of its  scheduled  Due Date,  including  any  prepayment  penalty or premium  thereon and which is not  accompanied by an amount of interest  representing  scheduled  interest due on any date or dates in any month or months subsequent to the month of prepayment.

         Purchase Price:  As defined in Section 2.02.

         Purchaser: EMC Mortgage Corporation, its successors in interest and assigns.

         Qualified Appraiser:  An appraiser,  duly appointed by the Company,  who had no interest,  direct or  indirect  in  the  Mortgaged  Property  or in any  loan  made  on  the  security  thereof,  and  whose compensation  is not affected by the approval or  disapproval of the Mortgage Loan, and such appraiser and the  appraisal  made by such  appraiser  both  satisfy  the  requirements  of Title XI of  FIRREA  and the regulations  promulgated  thereunder and the  requirements of Fannie Mae, all as in effect on the date the
Mortgage Loan was originated.

         Qualified  Insurer:  An insurance  company duly qualified as such under the laws of the states in which the Mortgaged  Properties are located,  duly  authorized and licensed in such states to transact the applicable  insurance business and to write the insurance  provided,  approved as an insurer by Fannie Mae or FHLMC.

         Rating  Agency:  Standard  &  Poor's,  Fitch,  Inc.  or,  in the  event  that  some or all of the ownership of the Mortgage Loans is evidenced by  mortgage-backed  securities,  the  nationally  recognized rating agencies issuing ratings with respect to such securities, if any.

         Refinanced  Mortgage  Loan:  A  Mortgage  Loan  which  was  made to a  Mortgagor  who  owned  the
Mortgaged  Property prior to the  origination of such Mortgage Loan and the proceeds of which were used in whole or part to satisfy an existing mortgage.

         REMIC: A "real estate  mortgage  investment  conduit," as such term is defined in Section 860D of the Code.

         REMIC Provisions:  The provisions of the federal income tax law relating to REMICs, which appear at Sections 860A through 860G of the Code, and the related provisions and regulations promulgated thereunder, as the foregoing may be in effect from time to time.

         Remittance  Date:  The 18th day of any month,  beginning  with the First  Remittance  Date, or if such 18th day is not a Business Day, the first Business Day immediately preceding such 18th day.

         REO Disposition:  The final sale by the Company of any REO Property.

         REO  Disposition  Proceeds:  Amounts  received  by the Company in  connection  with a related REO
Disposition.

         REO  Property:  A  Mortgaged  Property  acquired  by the  Company on behalf of the  Purchaser  as described in Section 4.13.

         Repurchase  Price:  With  respect to any  Mortgage  Loan, a price equal to (i) the product of the greater  of  100%  or the  percentage  of par as  stated  in the  Confirmation  multiplied  by the  Stated
Principal  Balance of such Mortgage Loan on the repurchase  date,  plus (ii) interest on such  outstanding principal  balance at the Mortgage  Loan  Remittance  Rate from the last date through  which  interest has been paid and  distributed  to the  Purchaser  to the end of the month of  repurchase,  plus,  (iii) third party  expenses  incurred in  connection  with the transfer of the Mortgage Loan being  repurchased;  less amounts  received  or advanced in respect of such  repurchased  Mortgage  Loan which are being held in the
Custodial Account for distribution in the month of repurchase.

         SAIF:  The Savings Association Insurance Fund, or any successor thereto.

         Servicing  Advances:  All customary,  reasonable and necessary "out of pocket" costs and expenses
(including  reasonable  attorneys' fees and  disbursements)  incurred in the performance by the Company of its servicing obligations,  including,  but not limited to, the cost of (a) the preservation,  restoration and protection of the Mortgaged  Property,  (b) any enforcement,  administrative or judicial  proceedings, or any legal work or advice  specifically  related to servicing  the  Mortgage  Loans,  including  but not
limited  to,  foreclosures,  bankruptcies,   condemnations,  drug  seizures,  elections,  foreclosures  by subordinate or superior  lienholders,  and other legal actions incidental to the servicing of the Mortgage
Loans (provided that such expenses are reasonable and that the Company  specifies the Mortgage  Loan(s) to which such expenses relate and, upon Purchaser's request,  provides documentation  supporting such expense
(which  documentation  would be acceptable to Fannie Mae), and provided further that any such enforcement, administrative or judicial  proceeding does not arise out of a breach of any  representation,  warranty or covenant of the Company  hereunder),  (c) the management and liquidation of the Mortgaged  Property if the
Mortgaged Property is acquired in full or partial  satisfaction of the Mortgage,  (d) taxes,  assessments, water rates,  sewer rates and other charges  which are or may become a lien upon the  Mortgaged  Property, and Primary Mortgage  Insurance Policy premiums and fire and hazard insurance  coverage,  (e) any expenses reasonably  sustained  by the  Company  with  respect to the  liquidation  of the  Mortgaged  Property  in accordance with the terms of this Agreement and (f) compliance with the obligations under Section 4.08.

         Servicing  Fee:  With respect to each Mortgage  Loan,  the amount of the annual fee the Purchaser shall pay to the Company,  which shall,  for a period of one full month,  be equal to  one-twelfth  of the product of (a) the Servicing Fee Rate and (b) the  outstanding  principal  balance of such Mortgage  Loan.
Such fee  shall be  payable  monthly,  computed  on the  basis of the same  principal  amount  and  period respecting  which any related  interest  payment on a Mortgage  Loan is computed.  The  obligation  of the
Purchaser to pay the  Servicing  Fee is limited to, and the  Servicing  Fee is payable  solely  from,  the interest  portion of such  Monthly  Payment  collected  by the Company,  or as  otherwise  provided  under
Section 4.05 and in accordance with the Fannie Mae Guide(s).

         Servicing Fee Rate:  As set forth in the Term Sheet.

         Servicing  File:  With respect to each Mortgage  Loan,  the file  retained by the Company,  which may be in electronic  media so long as original  documents are not required for purposes of realization of
Liquidation Proceeds,  REO Disposition Proceeds,  Condemnation Proceeds or Insurance Proceeds,  consisting of all  documents in the Mortgage  File which are not  delivered to the  Purchaser  and the Mortgage  Loan
Documents  listed in Exhibit A, the originals of such Mortgage Loan  Documents  which are delivered to the
Purchaser or its designee pursuant to Section 2.04.

         Servicing   Officer:   Any  officer  of  the  Company   involved  in,  or  responsible  for,  the
administration  and  servicing  of the Mortgage  Loans whose name appears on a list of servicing  officers furnished by the Company to the Purchaser upon request, as such list may from time to time be amended.

         Stated  Principal  Balance:  As to each  Mortgage Loan as of any date of  determination,  (i) the principal  balance of such  Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date,  whether or not received,  minus (ii) all amounts  previously  distributed  to the  Purchaser  with respect to the Mortgage  Loan  representing  payments or  recoveries  of principal or advances in lieu thereof.

         Subservicer:   Any  subservicer   which  is  subservicing   the  Mortgage  Loans  pursuant  to  a
Subservicing Agreement.  Any subservicer shall meet the qualifications set forth in Section 4.01.

         Subservicing  Agreement:  An  agreement  between the Company and a  Subservicer,  if any, for the servicing of the Mortgage Loans.

         Term Sheet:  A  supplemental  agreement in the form  attached  hereto as Exhibit I which shall be executed and  delivered by the Company and the  Purchaser to provide for the sale and  servicing  pursuant to the terms of this  Agreement  of the  Mortgage  Loans  listed on  Schedule  I attached  thereto,  which supplemental  agreement shall contain certain specific  information relating to such sale of such Mortgage
Loans and may contain additional covenants relating to such sale of such Mortgage Loans.

                                                ARTICLE II

                         PURCHASE OF MORTGAGE LOANS; SERVICING OF MORTGAGE LOANS;
                              RECORD TITLE AND POSSESSION OF MORTGAGE FILES;
                                 BOOKS AND RECORDS; CUSTODIAL AGREEMENT;
                                   DELIVERY OF MORTGAGE LOAN DOCUMENTS

         Section 2.01      Agreement to Purchase.

         The Company  agrees to sell and the  Purchaser  agrees to purchase the  Mortgage  Loans having an aggregate Stated  Principal  Balance on the related Cut-off Date set forth in the related Term Sheet in an amount as set forth in the  Confirmation,  or in such  other  amount  as agreed by the  Purchaser  and the
Company as evidenced by the actual aggregate  Stated  Principal  Balance of the Mortgage Loans accepted by the  Purchaser on the related  Closing Date,  with  servicing  retained by the Company.  The Company shall deliver the related  Mortgage Loan Schedule  attached to the related Term Sheet for the Mortgage  Loans to be purchased  on the related  Closing  Date to the  Purchaser at least two (2) Business  Days prior to the related  Closing Date. The Mortgage Loans shall be sold pursuant to this  Agreement,  and the related Term
Sheet shall be executed and delivered on the related Closing Date.

         Section 2.02      Purchase Price.

         The  Purchase  Price  for each  Mortgage  Loan  shall be the  percentage  of par as stated in the
Confirmation  (subject to adjustment as provided therein),  multiplied by the Stated Principal Balance, as of the related  Cut-off Date, of the Mortgage Loan listed on the related  Mortgage Loan Schedule  attached to the related  Term Sheet,  after  application  of scheduled  payments of principal  due on or before the related Cut-off Date whether or not collected.

         In addition to the Purchase  Price as described  above,  the Purchaser  shall pay to the Company, at closing,  accrued  interest on the Stated  Principal  Balance of each  Mortgage  Loan as of the related
Cut-off Date at the Mortgage Loan  Remittance  Rate of each  Mortgage  Loan from the related  Cut-off Date through the day prior to the related Closing Date, inclusive.

         The Purchase Price plus accrued  interest as set forth in the preceding  paragraph  shall be paid on the related Closing Date by wire transfer of immediately available funds.

          Purchaser  shall be entitled to (1) all scheduled  principal due after the related Cut-off Date,
(2) all other recoveries of principal  collected on or after the related Cut-off Date (provided,  however, that all scheduled  payments of principal  due on or before the related  Cut-off Date and collected by the
Company or any successor  servicer  after the related  Cut-off Date shall belong to the Company),  and (3)
all payments of interest on the Mortgage  Loans net of  applicable  Servicing  Fees (minus that portion of any such payment  which is allocable to the period prior to the related  Cut-off  Date).  The  outstanding principal  balance of each Mortgage Loan as of the related  Cut-off Date is determined  after  application of payments of principal  due on or before the related  Cut-off Date  whether or not  collected,  together with any  unscheduled  principal  prepayments  collected  prior to the  related  Cut-off  Date;  provided, however,  that  payments of scheduled  principal  and  interest  prepaid for a Due Date beyond the related
Cut-off Date shall not be applied to the principal  balance as of the related  Cut-off Date.  Such prepaid amounts shall be the property of the  Purchaser.  The Company shall deposit any such prepaid  amounts into the Custodial  Account,  which  account is  established  for the benefit of the  Purchaser for  subsequent remittance by the Company to the Purchaser.

         Section 2.03      Servicing of Mortgage Loans.

         Simultaneously  with the  execution  and  delivery  of each Term Sheet,  the Company  does hereby agree to directly  service the Mortgage  Loans listed on the related  Mortgage Loan  Schedule  attached to the related Term Sheet subject to the terms of this  Agreement  and the related Term Sheet.  The rights of the  Purchaser to receive  payments  with respect to the related  Mortgage  Loans shall be as set forth in this Agreement.

         Section 2.04      Record Title and Possession of Mortgage
Files; Maintenance of Servicing Files.

         As of the related Closing Date, the Company sold,  transferred,  assigned,  set over and conveyed to the  Purchaser,  without  recourse,  and the Company  hereby  acknowledges  that the Purchaser has, but subject to the terms of this  Agreement and the related Term Sheet,  all the right,  title and interest of the Company in and to the  Mortgage  Loans.  Company  will  deliver the  Mortgage  Files to the  Custodian designated  by  Purchaser,  on or before the related  Closing  Date,  at the expense of the  Company.  The
Company  shall  maintain a Servicing  File,  which shall  contain all  documents  necessary to service the
Mortgage  Loans.  The  possession of each  Servicing  File by the Company is at the will of the Purchaser, for the sole purpose of servicing the related  Mortgage  Loan,  and such  retention and  possession by the
Company is in a custodial  capacity  only.  From the related  Closing Date, the ownership of each Mortgage
Loan,  including  the Mortgage  Note,  the  Mortgage,  the contents of the related  Mortgage  File and all rights,  benefits,  proceeds and obligations arising therefrom or in connection therewith, has been vested in the Purchaser.  All rights arising out of the Mortgage Loans  including,  but not limited to, all funds received on or in  connection  with the Mortgage  Loans and all records or  documents  with respect to the
Mortgage  Loans  prepared by or which come into the  possession  of the Company shall be received and held by the  Company  in trust for the  benefit  of the  Purchaser  as the  owner of the  Mortgage  Loans.  Any portion of the Mortgage Files retained by the Company shall be  appropriately  identified in the Company's computer  system to clearly  reflect the  ownership of the Mortgage  Loans by the  Purchaser.  The Company
shall  release  its  custody of the  contents  of the  Mortgage  Files  only in  accordance  with  written instructions  of the  Purchaser,  except  when such  release is required as  incidental  to the  Company's servicing of the Mortgage  Loans or is in connection  with a repurchase of any Mortgage Loan or Loans with respect thereto  pursuant to this Agreement and the related Term Sheet,  such written  instructions  shall not be required.

         Section 2.05       Books and Records.

         The sale of each  Mortgage  Loan has been  reflected  on the  Company's  balance  sheet and other financial  statements  as a sale  of  assets  by  the  Company.  The  Company  shall  be  responsible  for maintaining,  and shall  maintain,  a complete set of books and records for the Mortgage  Loans that shall be  appropriately  identified in the  Company's  computer  system to clearly  reflect the ownership of the
Mortgage Loan by the Purchaser.  In particular,  the Company shall maintain in its  possession,  available for  inspection  by the  Purchaser,  or its  designee  and shall  deliver to the  Purchaser  upon  demand, evidence of compliance with all federal,  state and local laws,  rules and  regulations,  and requirements of Fannie Mae or FHLMC, as applicable,  including but not limited to  documentation  as to the method used in  determining  the  applicability  of the  provisions of the Flood  Disaster  Protection Act of 1973, as
amended,  to the  Mortgaged  Property,  documentation  evidencing  insurance  coverage of any  condominium project as  required  by Fannie Mae or FHLMC,  and  periodic  inspection  reports as  required  by Section
4.13. To the extent that original  documents are not required for purposes of  realization  of Liquidation
Proceeds or Insurance  Proceeds,  documents  maintained  by the Company may be in the form of microfilm or microfiche.

         The Company  shall  maintain  with respect to each  Mortgage  Loan and shall make  available  for inspection  by any  Purchaser  or its designee the related  Servicing  File during the time the  Purchaser retains ownership of a Mortgage Loan and thereafter in accordance with applicable laws and regulations.

         In addition to the foregoing,  Company shall provide to any supervisory  agents or examiners that regulate  Purchaser,  including but not limited to, the OTS, the FDIC and other similar entities,  access, during normal business hours,  upon reasonable  advance notice to Company and without charge to Company or such  supervisory  agents or examiners,  to any  documentation  regarding  the Mortgage  Loans that may be required by any applicable regulator.

         Section 2.06.     Transfer of Mortgage Loans.

         The  Company  shall keep at its  servicing  office  books and  records in which,  subject to such reasonable  regulations  as it may  prescribe,  the Company  shall note  transfers of Mortgage  Loans.  No transfer of a Mortgage  Loan may be made unless such  transfer  is in  compliance  with the terms  hereof.
For the  purposes of this  Agreement,  the Company  shall be under no  obligation  to deal with any person with  respect to this  Agreement or any  Mortgage  Loan unless a notice of the  transfer of such  Mortgage
Loan has been  delivered to the Company in accordance  with this Section 2.06 and the books and records of the Company show such person as the owner of the Mortgage Loan.  The Purchaser  may,  subject to the terms of this  Agreement,  sell and transfer  one or more of the Mortgage  Loans,  provided,  however,  that the transferee  will  not be  deemed  to be a  Purchaser  hereunder  binding  upon  the  Company  unless  such transferee  shall agree in writing to be bound by the terms of this Agreement and an original  counterpart of the  instrument of transfer in an Assignment  and  Assumption of this  Agreement  substantially  in the form of  Exhibit D hereto  executed  by the  transferee  shall have been  delivered  to the  Company.  The
Purchaser  also shall  advise the Company of the  transfer.  Upon receipt of notice of the  transfer,  the
Company  shall  mark its  books and  records  to  reflect  the  ownership  of the  Mortgage  Loans of such assignee,  and the previous  Purchaser  shall be released from its  obligations  hereunder with respect to the Mortgage Loans sold or transferred.

         Section 2.07      Delivery of Mortgage Loan Documents.

                  The Company  shall  deliver and release to the  Purchaser  or its  designee the Mortgage
Loan Documents in accordance  with the terms of this  Agreement and the related Term Sheet.  The documents enumerated  as items (1),  (2),  (3),  (4),  (5), (6), (7), (8), (9) and (16) in Exhibit A hereto shall be delivered by the Company to the  Purchaser or its designee no later than three (3) Business  Days prior to the  related  Closing  Date  pursuant  to a bailee  letter  agreement.  All other  documents  in Exhibit A hereto,  together with all other documents  executed in connection with the Mortgage Loan that Company may have in its  possession,  shall be  retained  by the  Company in trust for the  Purchaser.  If the Company cannot deliver the original  recorded  Mortgage Loan Documents or the original policy of title  insurance, including riders and endorsements  thereto, on the related Closing Date, the Company shall,  promptly upon receipt  thereof and in any case not later than one  hundred  twenty  (120) days from the related  Closing
Date,  deliver such original  documents,  including original recorded  documents,  to the Purchaser or its designee  (unless  the  Company  is  delayed  in  making  such  delivery  by  reason of the fact that such documents  shall  not have  been  returned  by the  appropriate  recording  office).  If  delivery  is not completed  within one hundred  twenty (120) days solely due to delays in making such delivery by reason of the fact that such documents shall not have been returned by the  appropriate  recording  office,  Company shall  deliver such  document to  Purchaser,  or its  designee,  within such time period as specified in a
Company's  Officer's  Certificate.  In the  event  that  documents  have  not  been  received  by the date specified in the Company's Officer's  Certificate,  a subsequent Company's Officer's  Certificate shall be delivered by such date  specified in the prior  Company's  Officer's  Certificate,  stating a revised date for receipt of  documentation.  The procedure  shall be repeated  until the  documents  have been received and  delivered.  If delivery is not  completed  within one hundred  eighty (180) days solely due to delays in making such  delivery  by reason of the fact that such  documents  shall not have been  returned by the appropriate  recording  office,  the Company shall continue to use its best efforts to effect  delivery as soon as possible  thereafter,  provided that if such documents are not delivered by the 270th day from the date of the related  Closing  Date,  the  Company  shall  repurchase  the  related  Mortgage  Loans at the
Repurchase Price in accordance with Section 3.03 hereof.

         For each  Mortgage  Loan that is not a MERS  Mortgage  Loan,  the  Company  shall pay all initial recording  fees,  if any,  for the  assignments  of  mortgage  and any other fees in  connection  with the transfer  of all  original  documents  to the  Purchaser  or  its  designee.  Company  shall  prepare,  in recordable form, all assignments of mortgage  necessary to assign the Mortgage Loans to Purchaser,  or its designee.  Company shall be responsible for recording the assignments of mortgage.

         In addition,  in connection  with the  assignment of any MERS Mortgage  Loan,  the Company agrees that it will cause,  at its own expense,  the MERS® System to indicate that such Mortgage  Loans have been assigned by the Company to the Purchaser in accordance  with this Agreement by including (or deleting,  in the case of Mortgage  Loans which are  repurchased  in  accordance  with this  Agreement) in such computer files the  information  required by the MERS® System to identify the  Purchaser  of such  Mortgage  Loans.
The Company  further  agrees that it will not alter the  information  referenced  in this  paragraph  with respect to any Mortgage  Loan during the term of this  Agreement  unless and until such  Mortgage  Loan is repurchased in accordance with the terms of this Agreement.

         Company  shall  provide an  original  or  duplicate  original  of the title  insurance  policy to
Purchaser  or its designee no later than ninety (90) days of the receipt of the  recorded  documents  from the applicable recording office.

         Any review by the  Purchaser,  or its  designee,  of the Mortgage  Files shall in no way alter or reduce the Company's obligations hereunder.

         If the  Purchaser  or its designee  discovers  any defect with  respect to a Mortgage  File,  the
Purchaser  shall,  or shall  cause its  designee  to,  give  written  specification  of such defect to the
Company  which  may be given in the  exception  report or the  certification  delivered  pursuant  to this
Section  2.07,  or otherwise in writing and the Company  shall cure or  repurchase  such  Mortgage Loan in accordance with Section 3.03.

         The Company shall forward to the Purchaser,  or its designee,  original  documents  evidencing an assumption,  modification,  consolidation  or extension of any  Mortgage  Loan entered into in  accordance with Section 4.01 or 6.01 within one week of their execution;  provided,  however,  that the Company shall provide the  Purchaser,  or its designee,  with a certified  true copy of any such document  submitted for recordation  within one week of its  execution,  and shall provide the original of any document  submitted for  recordation  or a copy of such  document  certified  to be a true and  complete  copy of the original within sixty (60) days of its submission for recordation.

         From time to time the Company may have a need for Mortgage  Loan  Documents  to be released  from
Purchaser,  or its designee.  Purchaser  shall,  or shall cause its designee,  upon the written request of the  Company,  within  ten (10)  Business  Days,  deliver  to the  Company,  any  requested  documentation previously  delivered to  Purchaser as part of the Mortgage  File,  provided  that such  documentation  is promptly  returned to Purchaser,  or its designee,  when the Company no longer requires  possession of the document,  and provided  that during the time that any such  documentation  is held by the  Company,  such possession  is in  trust  for the  benefit  of  Purchaser.  Company  shall  indemnify  Purchaser,  and its designee, from and against any and all losses, claims, damages, penalties,  fines, forfeitures,  costs and expenses  (including  court costs and reasonable  attorney's  fees) resulting from or related to the loss, damage, or misplacement of any documentation delivered to Company pursuant to this paragraph.

         Section 2.08      Quality Control Procedures.

         The Company must have an internal  quality  control  program that  verifies,  on a regular basis,
the  existence  and  accuracy  of  the  legal  documents,  credit  documents,   property  appraisals,  and
underwriting  decisions.  The program must be capable of evaluating and monitoring the overall  quality of its loan  production  and  servicing  activities.  The  program is to ensure that the  Mortgage  Loans are originated and serviced in accordance with prudent mortgage banking  practices and accounting  principles;
guard  against  dishonest,  fraudulent,  or negligent  acts;  and guard  against  errors and  omissions by officers, employees, or other authorized persons.

         Section 2.09  Near-term Principal Prepayments; Near Term Payment Defaults

           In the event any Principal Prepayment in full is made by a Mortgagor on or prior to three months after the related Closing Date, the Company shall remit to the Purchaser an amount equal to the excess, if any, of the Purchase Price Percentage over par multiplied by the amount of such Principal
Prepayment.  Such remittance shall be made by the Company to Purchaser no later than the third Business
Day following receipt of such Principal Prepayment by the Company.

           In the event either of the first three (3) scheduled  Monthly  Payments which are due under any
Mortgage  Loan  after  the  related  Cut-off  Date are not made  during  the month in which  such  Monthly
Payments  are due,  then not later than five (5)  Business  Days after  notice to the Company by Purchaser
(and at Purchaser's  sole option),  the Company,  shall  repurchase  such Mortgage Loan from the Purchaser pursuant to the repurchase provisions contained in this Subsection 3.03.

         Section 2.10      Modification  of  Obligations.  Purchaser  may,  without any notice to Company, extend,  compromise,  renew, release,  change,  modify, adjust or alter, by operation of law or otherwise, any of the  obligations  of the  Mortgagors  or other  persons  obligated  under a Mortgage  Loan  without releasing or otherwise  affecting  the  obligations  of Company under this  Agreement,  or with respect to
such  Mortgage  Loan,  except  to  the  extent  Purchaser's  extension,   compromise,   release,   change,
modification,  adjustment,  or  alteration  affects  Company's  ability to collect  the  Mortgage  Loan or realize on the  security  of the  Mortgage,  but then only to the extent  such  action has such  effect or reduces the Servicing Fee.

                                               ARTICLE III

                                    REPRESENTATIONS AND WARRANTIES OF
                            THE COMPANY; REPURCHASE; REVIEW OF MORTGAGE LOANS

         Section 3.01      Representations and Warranties of the Company.

         The Company  represents,  warrants and covenants to the Purchaser that, as of the related Closing
Date or as of such date specifically provided herein:

         (a)      The Company is a  corporation,  duly  organized,  validly  existing and in good standing under the laws of the State of Delaware  and has all  licenses  necessary to carry out its business as now being conducted,  and is licensed and qualified to transact  business in and is in good standing under the laws of each state in which any  Mortgaged  Property is located or is otherwise  exempt  under  applicable law from such  licensing or  qualification  or is otherwise not required  under  applicable  law to effect such  licensing or  qualification  and no demand for such  licensing or  qualification  has been made upon such Company by any such state,  and in any event such Company is in compliance  with the laws of any such state to the extent  necessary to ensure the  enforceability  of each  Mortgage  Loan and the servicing of the Mortgage Loans in accordance with the terms of this Agreement;

         (b) The Company has the full power and  authority  and legal right to hold,  transfer  and convey each Mortgage  Loan, to sell each  Mortgage  Loan and to execute,  deliver and perform,  and to enter into and consummate all  transactions  contemplated by this Agreement and the related Term Sheet and to conduct its business as presently conducted,  has duly authorized the execution,  delivery and performance of this
Agreement  and the related  Term Sheet and any  agreements  contemplated  hereby,  has duly  executed  and delivered this  Agreement and the related Term Sheet,  and any agreements  contemplated  hereby,  and this
Agreement  and  the  related  Term  Sheet  and  each  Assignment  to  the  Purchaser  and  any  agreements contemplated  hereby,  constitutes  a legal,  valid and binding  obligation  of the  Company,  enforceable against  it in  accordance  with its  terms,  and all  requisite  corporate  action  has been taken by the
Company to make this  Agreement and the related Term Sheet and all  agreements  contemplated  hereby valid and binding upon the Company in accordance with their terms;

         (c) Neither the  execution  and delivery of this  Agreement  and the related Term Sheet,  nor the origination  or purchase of the  Mortgage  Loans by the  Company,  the sale of the  Mortgage  Loans to the
Purchaser,  the consummation of the transactions  contemplated hereby, or the fulfillment of or compliance with the terms and  conditions of this  Agreement and the related Term Sheet will conflict with any of the terms,  conditions  or  provisions  of the  Company's  charter or by-laws or  materially  conflict with or result in a material  breach of any of the terms,  conditions or provisions  of any legal  restriction  or any agreement or  instrument to which the Company is now a party or by which it is bound,  or constitute a default or result in an acceleration  under any of the foregoing,  or result in the material  violation of any law, rule,  regulation,  order, judgment or decree to which the Company or its properties are subject, or impair the ability of the Purchaser to realize on the Mortgage Loans.

         (d)  There is no  litigation,  suit,  proceeding  or  investigation  pending  or,  to the best of
Company's knowledge,  threatened,  or any order or decree outstanding,  with respect to the Company which, either in any one instance or in the  aggregate,  is reasonably  likely to have a material  adverse effect on the sale of the  Mortgage  Loans,  the  execution,  delivery,  performance  or  enforceability  of this
Agreement and the related Term Sheet, or which is reasonably  likely to have a material  adverse effect on the financial condition of the Company.

         (e) No consent,  approval,  authorization  or order of any court or  governmental  agency or body is required for the  execution,  delivery and  performance  by the Company of or compliance by the Company with this  Agreement  or the related  Term Sheet,  or the sale of the  Mortgage  Loans and delivery of the
Mortgage Files to the Purchaser or the  consummation  of the  transactions  contemplated by this Agreement or the related  Term Sheet,  except for  consents,  approvals,  authorizations  and orders which have been obtained;

         (f) The  consummation  of the  transactions  contemplated  by this  Agreement or the related Term
Sheet is in the ordinary course of business of the Company and Company,  and the transfer,  assignment and conveyance  of the  Mortgage  Notes and the  Mortgages  by the Company  pursuant to this  Agreement or the related Term Sheet are not subject to bulk transfer or any similar  statutory  provisions in effect in any applicable jurisdiction;

         (g) The  origination  and  servicing  practices  used by the Company and any prior  originator or servicer  with  respect  to each  Mortgage  Note and  Mortgage  have  been  legal and in  accordance  with applicable laws and regulations and the Mortgage Loan Documents,  and in all material  respects proper and prudent in the mortgage  origination and servicing  business.  Each Mortgage Loan has been serviced in all material  respects with Accepted  Servicing  Practices.  With respect to escrow deposits and payments that the Company,  on behalf of an investor,  is entitled to collect,  all such payments are in the  possession of, or under the control of, the Company,  and there exist no  deficiencies  in  connection  therewith for which  customary  arrangements  for repayment  thereof have not been made.  All escrow  payments have been collected in full  compliance  with state and federal law and the provisions of the related  Mortgage Note and  Mortgage.  As to any  Mortgage  Loan  that is the  subject  of an  escrow,  escrow  of  funds  is not prohibited by applicable law and has been  established  in an amount  sufficient to pay for every escrowed item that  remains  unpaid and has been  assessed but is not yet due and  payable.  No escrow  deposits or other  charges or payments due under the  Mortgage  Note have been  capitalized  under any Mortgage or the related Mortgage Note;

         (h)      The Company has no  knowledge  of any  circumstances  or  condition  with respect to the
Mortgage,  the Mortgaged Property,  the Mortgagor or the Mortgagor's credit standing that could reasonably be expected to cause  investors  to regard the Mortgage  Loan as an  unacceptable  investment,  cause such
Mortgage Loan to become  delinquent  or adversely  affect the value or the  marketability  of the Mortgage
Loan.  The Company did not select the Mortgage Loans sold to Purchaser  based on any adverse  selection of mortgage loans in its portfolio that met  Purchaser's  purchase  parameters for this  transaction (as such parameters are set forth in the  Confirmation),  including without  limitation,  the location or condition of the Mortgaged  Property,  payment pattern of the borrower or any other factor that may adversely affect the expected cost of foreclosing,  owning or holding the Mortgage Loans or related  Mortgaged  Property or collecting the insurance or guarantee proceeds related thereto;

         (i)      The Company  will treat the sale of the  Mortgage  Loans to the  Purchaser as a sale for reporting and accounting purposes and, to the extent appropriate, for federal income tax purposes;

         (j)      Company is an approved  seller/servicer  of  residential  mortgage loans for Fannie Mae,
FHLMC and HUD, with such  facilities,  procedures and personnel  necessary for the sound servicing of such mortgage loans.  The Company is duly qualified,  licensed,  registered and otherwise  authorized under all applicable  federal,  state and local laws, and  regulations,  if  applicable,  and is in good standing to sell  mortgage  loans to and  service  mortgage  loans for Fannie Mae and FHLMC and no event has  occurred which  would  make  Company  unable  to  comply  with  eligibility  requirements  or which  would  require notification to either Fannie Mae or FHLMC;

         (k)      The Company does not believe,  nor does it have any cause or reason to believe,  that it cannot  perform  each and every  covenant  contained  in this  Agreement  or the related  Term Sheet.  The
Company is solvent  and the sale of the  Mortgage  Loans will not cause the  Company to become  insolvent.
The sale of the Mortgage  Loans is not undertaken  with the intent to hinder,  delay or defraud any of the
Company's creditors;

         (l)      No statement,  tape, diskette,  form, report or other document prepared by, or on behalf of, Company  pursuant to this Agreement or the related Term Sheet or in connection  with the  transactions contemplated  hereby,  contains or will,  as of the date such  documentation  is delivered by the Company, contain any statement that is or will be inaccurate or misleading in any material respect;

         (m)      The  Company  acknowledges  and agrees  that the  Servicing  Fee  represents  reasonable compensation  for  performing  such  services  and that the entire  Servicing  Fee shall be treated by the
Company,  for accounting and tax purposes,  as compensation  for the servicing and  administration  of the
Mortgage  Loans  pursuant to this  Agreement.  In the opinion of Company,  the  consideration  received by
Company upon the sale of the Mortgage  Loans to Purchaser  under this Agreement and the related Term Sheet constitutes fair consideration for the Mortgage Loans under current market conditions.

         (n)      Company has  delivered to the  Purchaser  financial  statements  of its parent,  for its last two complete fiscal years. All such financial  information  fairly presents the pertinent  results of operations  and financial  position for the period  identified  and has been  prepared in accordance  with
GAAP  consistently  applied  throughout  the periods  involved,  except as set forth in the notes thereto.
There has been no change in the business,  operations,  financial  condition,  properties or assets of the
Company since the date of the Company's  financial  information  that would have a material adverse effect on its ability to perform its obligations under this Agreement;

         (o)      The Company  has not dealt with any broker,  investment  banker,  agent or other  person that may be entitled  to any  commission  or  compensation  in  connection  with the sale of the  Mortgage
Loans;

         Section 3.02      Representations and Warranties as to
                                    Individual Mortgage Loans.

         References  in  this  Section  to  percentages  of  Mortgage  Loans  refer  in  each  case to the percentage of the  aggregate  Stated  Principal  Balance of the Mortgage  Loans as of the related  Cut-off
Date, based on the outstanding  Stated Principal  Balances of the Mortgage Loans as of the related Cut-off
Date,  and giving  effect to  scheduled  Monthly  Payments  due on or prior to the related  Cut-off  Date, whether or not received.  References to percentages of Mortgaged  Properties  refer,  in each case, to the percentages of expected  aggregate Stated Principal  Balances of the related Mortgage Loans (determined as described in the preceding sentence).  The Company hereby represents and warrants to the Purchaser,  as to each Mortgage Loan, as of the related Closing Date as follows:

          (a) The  information  set forth in the  Mortgage  Loan  Schedule  attached to the  related  Term
Sheet is true, complete and correct in all material respects as of the related Cut-Off Date;

         (b)      The  Mortgage  creates  a  valid,  subsisting  and  enforceable  first  lien  or a first priority  ownership  interest in an estate in fee simple in real  property  securing the related  Mortgage
Note  subject  to  principles  of equity,  bankruptcy,  insolvency  and other laws of general  application affecting the rights of creditors;

         (c) All payments  due prior to the related  Cut-off  Date for such  Mortgage  Loan have been made as of the  related  Closing  Date;  the  Mortgage  Loan has not been  dishonored;  there  are no  material defaults  under the terms of the Mortgage  Loan;  the Company has not advanced its own funds,  or induced, solicited  or knowingly  received any advance of funds from a party other than the owner of the  Mortgaged
Property  subject to the Mortgage,  directly or indirectly,  for the payment of any amount required by the
Mortgage  Loan. As of the related  Closing Date,  all of the Mortgage  Loans will have an actual  Interest
Paid to Date of their related  Cut-off  Date(or later) and will be due for the scheduled  monthly  payment next succeeding the Cut-off Date (or later), as evidenced by a posting to Company's  servicing  collection system.  No payment  under any  Mortgage  Loan is  delinquent  as of the related  Closing Date nor has any scheduled  payment  been  delinquent  at any time during the twelve (12) months  prior to the month of the related  Closing Date. For purposes of this  paragraph,  a Mortgage Loan will be deemed  delinquent if any payment due thereunder was not paid by the Mortgagor in the month such payment was due;

         (d)      The  origination  and  collection  practices  used by the Company  with  respect to each
Mortgage  Note and  Mortgage  have been in all  respects  legal,  proper,  prudent  and  customary  in the mortgage  origination and servicing  industry.  The Mortgage Loan has been serviced by the Company and any predecessor  servicer in accordance  with the terms of the Mortgage Note.  With respect to escrow deposits and Escrow  Payments,  if any, all such  payments are in the  possession  of, or under the control of, the
Company and there exist no  deficiencies  in connection  therewith for which  customary  arrangements  for repayment  thereof have not been made. No escrow  deposits or Escrow Payments or other charges or payments due the Company have been  capitalized  under any Mortgage or the related Mortgage Note and no such escrow deposits or Escrow  Payments are being held by the Company for any work on a Mortgaged  Property which has not been completed;

         (e) The terms of the Mortgage Note and the Mortgage have not been  impaired,  waived,  altered or modified in any respect,  except by written  instruments  which have been  recorded to the extent any such recordation is required by law, or,  necessary to protect the interest of the Purchaser.  No instrument of waiver,  alteration or modification  has been executed except in connection with a modification  agreement and which  modification  agreement  is part of the Mortgage  File and the terms of which are  reflected in the related  Mortgage Loan  Schedule,  and no Mortgagor has been released,  in whole or in part,  from the terms thereof except in connection  with an assumption  agreement and which  assumption  agreement is part of the Mortgage  File and the terms of which are  reflected in the related  Mortgage  Loan  Schedule;  the substance of any such waiver,  alteration or  modification  has been approved by the issuer of any related
Primary Mortgage  Insurance Policy,  Lender Primary Mortgage  Insurance Policy and title insurance policy, to the extent required by the related policies;

         (f) The  Mortgage  Note and the  Mortgage  are not subject to any right of  rescission,  set-off, counterclaim or defense,  including,  without limitation,  the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the  Mortgage,  or the exercise of any right  thereunder,  render the Mortgage Note or Mortgage  unenforceable,  in whole or in part, or subject to any right of rescission, set-off,  counterclaim  or  defense,  including  the  defense of usury,  and no such right of  rescission, set-off,  counterclaim  or defense has been asserted with respect  thereto;  and as of the related Closing
Date the Mortgagor was not a debtor in any state or federal bankruptcy or insolvency proceeding;

         (g) All buildings or other  customarily  insured  improvements  upon the  Mortgaged  Property are insured by an insurer  acceptable under the Fannie Mae or FHLMC Guides,  against loss by fire,  hazards of extended  coverage and such other  hazards as are  provided for in the Fannie Mae or FHLMC Guide,  as well as all  additional  requirements  set forth in Section 4.10 of this  Agreement.  All such standard  hazard policies are in full force and effect and contain a standard  mortgagee  clause naming the Company and its successors  in interest  and assigns as loss payee and such clause is still in effect and all premiums due thereon  have been paid.  If required  by the Flood  Disaster  Protection  Act of 1973,  as  amended,  the
Mortgage Loan is covered by a flood insurance  policy meeting the  requirements of the current  guidelines of the Federal  Insurance  Administration  which policy conforms to Fannie Mae or FHLMC  requirements  and was issued by an insurer  acceptable to Fannie Mae or FHLMC,  as well as all additional  requirements  set forth in Section 4.10 of this  Agreement.  The Mortgage  obligates  the  Mortgagor  thereunder to maintain all such  insurance  at the  Mortgagor's  cost  and  expense,  and on the  Mortgagor's  failure  to do so, authorizes the holder of the Mortgage to maintain such insurance at the  Mortgagor's  cost and expense and to seek  reimbursement  therefor  from the  Mortgagor.  Neither the Company (nor any prior  originator  or servicer of any of the  Mortgage  Loans) nor any  Mortgagor  has engaged in any act or omission  which has impaired or would  impair the coverage of any such policy,  the benefits of the  endorsement  provided for herein, or the validity and binding effect of either;

         (h) Any and all requirements of any federal,  state or local law including,  without  limitation, usury,  truth-in-lending,  real estate settlement  procedures,  consumer credit  protection,  equal credit opportunity  or  disclosure  laws  applicable to the Mortgage Loan have been complied with in all material respects;  none of the Mortgage  Loans are classified as a (a) a "high cost" loan under the Home Ownership and Equity Protection Act of 1994 or (b) a "high cost",  "threshold",  or "predatory" loan under any other applicable  state,  federal or local law;  the Company  maintains,  and shall  maintain,  evidence of such compliance  as required  by  applicable  law or  regulation  and shall make such  evidence  available  for inspection at the Company's office during normal business hours upon reasonable advance notice;

         (i) The  Mortgage  has not been  satisfied,  canceled or  subordinated,  in whole or in part,  or rescinded,  and the Mortgaged  Property has not been  released from the lien of the Mortgage,  in whole or in part  nor  has any  instrument  been  executed  that  would  effect  any  such  release,  cancellation, subordination  or rescission.  The Company has not waived the  performance by the Mortgagor of any action, if the  Mortgagor's  failure to perform such action would cause the  Mortgage  Loan to be in default,  nor has the Company waived any default resulting from any action or inaction by the Mortgagor;

         (j)      The  Mortgage  is a valid,  subsisting,  enforceable  and  perfected  first  lien on the
Mortgaged  Property,  including  all  buildings  on the  Mortgaged  Property  and  all  installations  and mechanical,  electrical,  plumbing,  heating and air conditioning  systems affixed to such buildings,  and all additions,  alterations and replacements  made at any time with respect to the foregoing  securing the
Mortgage Note's original  principal  balance subject to principles of equity,  bankruptcy,  insolvency and other laws of general  application  affecting the rights of creditors.  The Mortgage and the Mortgage Note do not contain any  evidence of any security  interest or other  interest or right  thereto.  Such lien is free and clear of all adverse claims,  liens and  encumbrances  having priority over the first lien of the
Mortgage  subject only to (1) the lien of  non-delinquent  current real property taxes and assessments not yet due and payable,  (2)  covenants,  conditions  and  restrictions,  rights of way,  easements and other matters  of the  public  record as of the date of  recording  which are  acceptable  to  mortgage  lending institutions  generally  and either (A) which are  referred  to in the  lender's  title  insurance  policy delivered to the  originator  or otherwise  considered  in the  appraisal  made for the  originator of the
Mortgage  Loan,  or (B) which do not  adversely  affect  the  residential  use or  Appraised  Value of the
Mortgaged  Property as set forth in such  appraisal,  and (3) other matters to which like  properties  are commonly subject which do not individually or in the aggregate  materially  interfere with the benefits of the security  intended to be provided by the Mortgage or the use,  enjoyment,  value or  marketability  of the related Mortgaged Property.  Any security  agreement,  chattel mortgage or equivalent document related to and  delivered  in  connection  with the Mortgage  Loan  establishes  and creates a valid,  subsisting, enforceable  and  perfected  first lien and first  priority  security  interest on the property  described therein, and the Company has the full right to sell and assign the same to the Purchaser;

         (k) The  Mortgage  Note and the related  Mortgage are original and genuine and each is the legal, valid and binding  obligation of the maker  thereof,  enforceable  in all respects in accordance  with its terms  subject to  principles  of equity,  bankruptcy,  insolvency  and other laws of general  application affecting  the rights of  creditors,  and the Company  has taken all action  necessary  to  transfer  such rights of  enforceability  to the  Purchaser.  All parties to the  Mortgage  Note and the Mortgage had the legal  capacity to enter into the  Mortgage  Loan and to execute and  deliver  the  Mortgage  Note and the
Mortgage.  The Mortgage  Loan  Documents  are on forms  acceptable  to Fannie Mae and FHLMC.  The Mortgage
Note and the Mortgage have been duly and properly  executed by such parties.  No fraud,  error,  omission, misrepresentation,  negligence  or similar  occurrence  with respect to a Mortgage Loan has taken place on the part of Company or the  Mortgagor,  or, to the best of Company's  knowledge,  information  and belief, and after due  inquiry,  on the part of any other party  involved in the  origination  or servicing of the
Mortgage  Loan.  The proceeds of the Mortgage Loan have been fully  disbursed and there is no  requirement for future advances  thereunder,  and any and all requirements as to completion of any on-site or off-site improvements  and as to  disbursements  of any escrow funds  therefor have been complied  with. All costs, fees and expenses  incurred in making or closing the Mortgage  Loan and the recording of the Mortgage were paid,  and the  Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

         (l) The  Company  is the  sole  owner  and  holder  of the  Mortgage  Loan  and the  indebtedness evidenced by the Mortgage  Note.  Upon the sale of the Mortgage  Loan to the  Purchaser,  the Company will retain the Mortgage  File or any part thereof with respect  thereto not  delivered to the Purchaser or the
Purchaser's  designee in trust only for the purpose of  servicing  and  supervising  the  servicing of the
Mortgage  Loan.  Immediately  prior to the transfer and  assignment to the  Purchaser,  the Mortgage Loan, including  the Mortgage Note and the Mortgage,  were not subject to an  assignment,  sale or pledge to any person  other than  Purchaser,  and the  Company had good and  marketable  title to and was the sole owner thereof and had full right to transfer and sell the Mortgage Loan to the  Purchaser  free and clear of any encumbrance,  equity,  lien,  pledge,  charge,  claim or  security  interest  and has the full  right  and authority  subject to no interest or  participation  of, or agreement  with, any other party,  to sell and assign the Mortgage Loan pursuant to this  Agreement  and  following  the sale of the Mortgage  Loan,  the
Purchaser will own such Mortgage Loan free and clear of any encumbrance,  equity,  participation interest, lien,  pledge,  charge,  claim or security  interest.  The  Company  intends to  relinquish  all rights to possess,  control and monitor the Mortgage  Loan,  except for the purposes of servicing  the Mortgage Loan as set forth in this  Agreement.  After the related  Closing Date,  the Company will not have any right to modify or alter the terms of the sale of the Mortgage  Loan and the Company  will not have any  obligation or right to repurchase the Mortgage Loan or substitute  another Mortgage Loan,  except as provided in this
Agreement, or as otherwise agreed to by the Company and the Purchaser;

         (m)  Each  Mortgage  Loan  is  covered  by an ALTA  lender's  title  insurance  policy  or  other generally acceptable form of policy or insurance  acceptable to Fannie Mae or FHLMC (including  adjustable rate  endorsements),  issued by a title  insurer  acceptable  to Fannie Mae or FHLMC and  qualified  to do business  in  the  jurisdiction  where  the  Mortgaged  Property  is  located,  insuring  (subject  to the exceptions  contained in (j)(1),  (2) and (3) above) the Company,  its successors  and assigns,  as to the first  priority  lien of the Mortgage in the original  principal  amount of the Mortgage  Loan and against any loss by reason of the  invalidity or  unenforceability  of the lien  resulting  from the provisions of the Mortgage  providing for adjustment in the Mortgage  Interest Rate and Monthly Payment.  Where required by state law or  regulation,  the  Mortgagor has been given the  opportunity  to choose the carrier of the required mortgage title insurance.  The Company,  its successors and assigns,  is the sole insured of such lender's title insurance  policy,  such title insurance  policy has been duly and validly  endorsed to the
Purchaser or the  assignment  to the  Purchaser  of the  Company's  interest  therein does not require the consent of or notification  to the insurer and such lender's title  insurance  policy is in full force and effect and will be in full force and effect upon the  consummation  of the  transactions  contemplated  by this  Agreement.  No claims  have been made under  such  lender's  title  insurance  policy,  and no prior holder or servicer of the related  Mortgage,  including the Company,  nor any Mortgagor,  has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy;

         (n)  There is no  default,  breach,  violation  or  event  of  acceleration  existing  under  the
Mortgage  or the related  Mortgage  Note and no event  which,  with the passage of time or with notice and the  expiration  of any grace or cure period,  and to the  knowledge of the  Company,  would  constitute a default,  breach,  violation or event  permitting  acceleration;  and neither the  Company,  nor any prior mortgagee has waived any default, breach, violation or event permitting acceleration;

         (o) There are no  mechanics'  or similar  liens or claims  which have been filed for work,  labor or material  (and no rights are  outstanding  that under law could give rise to such liens)  affecting the related  Mortgaged  Property  which  are or may be liens  prior  to or  equal  to the lien of the  related
Mortgage;

         (p)  All  improvements  subject  to  the  Mortgage  which  were  considered  in  determining  the
Appraised  Value of the  Mortgaged  Property lie wholly  within the  boundaries  and building  restriction lines of the Mortgaged  Property  (and wholly  within the project with respect to a condominium  unit) and no  improvements  on adjoining  properties  encroach  upon the Mortgaged  Property  except those which are insured  against by the title  insurance  policy  referred to in clause (m) above and all  improvements on the property comply with all applicable zoning and subdivision laws and ordinances;

         (q) Each  Mortgage  Loan was  originated  by or for the Company  pursuant to, and conforms  with, the Company's  underwriting  guidelines  attached as Exhibit H hereto. The Mortgage Loan bears interest at an  adjustable  rate (if  applicable)  as set forth in the related  Mortgage  Loan  Schedule,  and Monthly
Payments  under  the  Mortgage  Note are due and  payable  on the first day of each  month.  The  Mortgage contains  the  usual  and  enforceable  provisions  of the  Company  at the  time of  origination  for the acceleration of the payment of the unpaid principal  amount of the Mortgage Loan if the related  Mortgaged
Property is sold without the prior consent of the mortgagee thereunder;

         (r) The  Mortgaged  Property  is not  subject  to any  material  damage.  At  origination  of the
Mortgage  Loan  there was not,  since  origination  of the  Mortgage  Loan  there has not been,  and there currently is no proceeding pending for the total or partial  condemnation of the Mortgaged  Property.  The
Company has not received  notification  that any such  proceedings  are  scheduled to commence at a future date;

         (s) The related  Mortgage  contains  customary and  enforceable  provisions such as to render the rights and remedies of the holder thereof adequate for the realization  against the Mortgaged  Property of the benefits of the security provided thereby,  including,  (1) in the case of a Mortgage  designated as a deed of trust,  by trustee's  sale,  and (2) otherwise by judicial  foreclosure.  There is no homestead or other  exemption  available to the Mortgagor  which would  interfere  with the right to sell the Mortgaged
Property at a trustee's sale or the right to foreclose the Mortgage;

         (t) If the Mortgage  constitutes a deed of trust,  a trustee,  authorized  and duly  qualified if required under  applicable  law to act as such,  has been properly  designated and currently so serves and is named in the  Mortgage,  and no fees or  expenses,  except as may be required by local law, are or will become  payable by the  Purchaser  to the trustee  under the deed of trust,  except in  connection  with a trustee's sale or attempted sale after default by the Mortgagor;

         (u) The Mortgage File  contains an  appraisal,  if required,  of the related  Mortgaged  Property signed prior to the final  approval of the mortgage loan  application by a Qualified  Appraiser,  approved by the Company,  who had no interest,  direct or indirect,  in the Mortgaged  Property or in any loan made on the security  thereof,  and whose  compensation  is not affected by the approval or  disapproval of the
Mortgage Loan, and the appraisal and appraiser  both satisfy the  requirements  of Fannie Mae or FHLMC and
Title XI of the Federal  Institutions  Reform,  Recovery,  and Enforcement Act of 1989 and the regulations promulgated  thereunder,  all as in effect on the date the Mortgage Loan was originated.  The appraisal is in a form acceptable to Fannie Mae or FHLMC;

         (v) All parties  which have had any interest in the  Mortgage,  whether as  mortgagee,  assignee, pledgee or otherwise,  are (or, during the period in which they held and disposed of such interest,  were)
(A) in compliance  with any and all  applicable  licensing  requirements  of the laws of the state wherein the Mortgaged  Property is located,  and (B) (1) organized  under the laws of such state, or (2) qualified to do  business  in such  state,  or (3) federal  savings  and loan  associations  or national  banks or a
Federal Home Loan Bank or savings bank having  principal  offices in such state, or (4) not doing business in such state;

         (w) The related  Mortgage Note is not and has not been secured by any collateral  except the lien of the corresponding  Mortgage and the security interest of any applicable  security  agreement or chattel mortgage referred to above and such collateral does not serve as security for any other obligation;

         (x) The Mortgagor has received and has  executed,  where  applicable,  all  disclosure  materials required by applicable law with respect to the making of such mortgage loans;

         (y) The Mortgage  Loan does not contain  balloon or  "graduated  payment"  features;  No Mortgage
Loan is subject to a buydown agreement or contains any buydown provision;

         (z) The  Mortgagor is not in  bankruptcy  and, the Mortgagor is not insolvent and the Company has no knowledge of any  circumstances  or conditions  with respect to the Mortgage,  the Mortgaged  Property, the Mortgagor or the Mortgagor's  credit standing that could  reasonably be expected to cause investors to regard the Mortgage Loan as an unacceptable investment,  cause the Mortgage Loan to become delinquent,  or materially adversely affect the value or marketability of the Mortgage Loan;

         (aa) Each  Mortgage  Loan bears  interest  based upon a thirty (30) day month and a three hundred and sixty (360) day year.  The  Mortgage  Loans have an original  term to maturity of not more than thirty
(30) years,  with interest  payable in arrears on the first day of each month.  As to each adjustable rate
Mortgage Loan, on each applicable  Adjustment  Date, the Mortgage  Interest Rate will be adjusted to equal the sum of the Index,  plus the  applicable  Margin;  provided,  that the Mortgage  Interest Rate, on each applicable  Adjustment  Date, will not increase by more than the Initial Rate Cap or Periodic Rate Cap, as applicable.  Over the term of each  adjustable  rate Mortgage  Loan,  the Mortgage  Interest Rate will not exceed such Mortgage  Loan's  Lifetime  Rate Cap.  Each Mortgage Note requires a monthly  payment which is sufficient,  during the period prior to the first  adjustment  to the  Mortgage  Interest  Rate,  to fully amortize  the  outstanding  principal  balance as of the first day of such period over the then  remaining term of such Mortgage Note and to pay interest at the related Mortgage  Interest Rate;  provided  however, with respect to any Interest Only Mortgage  Loans,  the Mortgage Note allows a Monthly Payment of interest only  during  the first 10 years from  origination,  and after the first 10 years  from  origination,  the
Mortgage Note  requires a Monthly  Payment of principal  and  interest,  sufficient to fully  amortize the outstanding  principal  balance over the then remaining term of such Mortgage  Loan..  As to each Mortgage
Loan,  if the  related  Mortgage  Interest  Rate  changes  on an  adjustment  date,  the then  outstanding principal  balance will be  reamortized  over the remaining  life of such Mortgage  Loan. No Mortgage Loan contains  terms or  provisions  which would result in negative  amortization.  None of the Mortgage  Loans contain a conversion  feature  which would cause the  Mortgage  Loan  interest  rate to convert to a fixed interest rate.  None of the Mortgage Loans are considered agricultural loans;

         (bb)  (INTENTIONALLY LEFT BLANK)

         (cc)  (INTENTIONALLY LEFT BLANK)

         (dd)  (INTENTIONALLY LEFT BLANK)

         (ee)  (INTENTIONALLY LEFT BLANK)

         (ff)  (INTENTIONALLY LEFT BLANK)

         (gg) (INTENTIONALLY LEFT BLANK)

         (hh)     In the event the  Mortgage  Loan had an LTV at  origination  greater  than  80.00%,  the excess of the principal  balance of the Mortgage  Loan over 75.0% of the Appraised  Value of the Mortgaged
Property  with  respect  to a  Refinanced  Mortgage  Loan,  or the  lesser of the  Appraised  Value or the purchase  price of the Mortgaged  Property with respect to a purchase  money  Mortgage Loan was insured as to payment defaults by a Primary  Mortgage  Insurance  Policy issued by a Qualified  Insurer.  No Mortgage
Loan has an LTV over 95%. All  provisions  of such  Primary  Mortgage  Insurance  Policy have been and are being complied with,  such policy is in full force and effect,  and all premiums due thereunder  have been paid. No Mortgage Loan  requires  payment of such  premiums,  in whole or in part,  by the  Purchaser.  No action,  inaction,  or event has occurred  and no state of facts known to the Company  exists that has, or will result in the  exclusion  from,  denial of, or defense to coverage.  Any  Mortgage  Loan subject to a
Primary  Mortgage  Insurance  Policy  obligates the Mortgagor  thereunder to maintain the Primary Mortgage
Insurance  Policy,  subject to state and federal law,  and to pay all  premiums and charges in  connection therewith.  No action  has been  taken or failed to be taken,  on or prior to the  Closing  Date which has resulted  or will  result in an  exclusion  from,  denial  of, or defense to  coverage  under any  Primary
Mortgage  Insurance  Policy  (including,  without  limitation,  any exclusions,  denials or defenses which would limit or reduce the  availability  of the timely  payment of the full  amount of the loss  otherwise due  thereunder  to the  insured)  whether  arising out of actions,  representations,  errors,  omissions, negligence,  or fraud of the Company or the Mortgagor,  or for any other reason under such  coverage.  The mortgage  interest  rate for the Mortgage  Loan as set forth on the related  Mortgage Loan Schedule is net of any such insurance  premium.  Any Mortgage Loan subject to a Lender Primary  Mortgage  Insurance Policy obligates  the  Company to  maintain  the Lender  Primary  Insurance  Policy and to pay all  premiums  and charges in connection therewith;

         (ii)     The Assignment is in recordable  form and is acceptable for recording  under the laws of the jurisdiction in which the Mortgaged Property is located;

         (jj)     Unless  otherwise  indicated on the Mortgage Loan  Schedule,  none of the Mortgage Loans are  secured  by an  interest  in a  leasehold  estate.  The  Mortgaged  Property  is located in the state identified  in the related  Mortgage  Loan  Schedule and consists of a single  parcel of real  property or contiguous  parcels bearing one legal  description and tax assessment number with a detached single family residence  erected  thereon,  or  a  townhouse,  or  a  two-to-four  family  dwelling,  or  an  individual condominium  unit in a condominium  project,  or an individual unit in a planned unit  development or a de minimis planned unit development,  provided,  however, that no residence or dwelling is a single parcel of real  property  with a  manufactured  home not affixed to a permanent  foundation,  or a mobile home.  Any condominium unit or planned unit development conforms with the Company's  underwriting  guidelines.  As of the date of origination,  no portion of any Mortgaged Property is used for commercial purposes,  and since the  Origination  Date to the best of the Company's  knowledge,  no portion of any Mortgaged  Property has been, or currently is, used for commercial purposes;

         (kk)     Monthly  Payments on the Mortgage Loan  commenced no more than sixty (60) days after the funds were  disbursed in  connection  with the Mortgage  Loan.  The Mortgage  Note is payable on the first day of each month in monthly installments of principal,  if applicable,  and interest,  which installments are subject to change due to the adjustments to the Mortgage  Interest Rate on each Adjustment  Date, with interest calculated and payable in arrears;

         (ll)     As of the  Closing  Date of the  Mortgage  Loan,  the  Mortgage  Property  was  lawfully occupied under  applicable  law, and all  inspections,  licenses and  certificates  required to be made or issued with respect to all occupied  portions of the  Mortgaged  Property and, with respect to the use and occupancy  of the same,  including  but not limited to  certificates  of occupancy  and fire  underwriting certificates, have been made or obtained from the appropriate authorities;

         (mm)     There is no pending action or proceeding  directly  involving the Mortgaged  Property in which  compliance  with any  environmental  law, rule or regulation is an issue;  there is no violation of any  environmental  law, rule or regulation  with respect to the Mortgaged  Property;  and the Company has not  received  any notice of any  environmental  hazard on the  Mortgaged  Property  and  nothing  further remains to be done to satisfy in full all  requirements of each such law, rule or regulation  constituting a prerequisite to use and enjoyment of said property;

         (nn)     The  Mortgagor  has not notified  the  Company,  and the Company has no knowledge of any relief requested or allowed to the Mortgagor under the Soldiers' and Sailors' Civil Relief Act of 1940;

         (oo)     No  Mortgage  Loan is a  construction  or  rehabilitation  Mortgage  Loan or was made to facilitate the trade-in or exchange of a Mortgaged Property;

         (pp)     The Mortgagor  for each  Mortgage Loan is a natural  person or an Illinois land trust or an inter vivos revocable trust acceptable to Fannie Mae and/or Freddie Mac;

         (qq)     None of the Mortgage Loans are Co-op Loans;

         (rr)     With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Company and each prepayment penalty is permitted pursuant to federal, state and local law. No Mortgage Loan will impose a prepayment penalty for a term in excess of five years from the date such Mortgage Loan was originated. Except as otherwise set forth on the Mortgage Loan Schedule, with respect to each Mortgage Loan that contains a prepayment penalty, such prepayment penalty is at least equal to the lesser of (A) the maximum amount permitted under applicable law and (B) six months interest at the related Mortgage Interest Rate on the amount prepaid in excess of 20% of the original principal balance of such Mortgage Loan;

         (ss)     With respect to each  Mortgage  Loan either (i) the fair market  value of the  Mortgaged
Property  securing such Mortgage Loan was at least equal to 80 percent of the original  principal  balance of such  Mortgage  Loan at the time such  Mortgage  Loan was  originated  or (ii) (a) the Mortgage Loan is only secured by the Mortgage  Property and (b)  substantially  all of the proceeds of such  Mortgage  Loan were used to acquire or to improve or protect the Mortgage  Property.  For the  purposes of the  preceding sentence,  if the Mortgage Loan has been  significantly  modified other than as a result of a default or a reasonable  foreseeable  default,  the modified  Mortgage Loan will be viewed as having been originated on the date of the modification;

         (tt) The Mortgage  Loan was  originated  by a mortgagee  approved by the Secretary of Housing and
Urban  Development  pursuant  to  sections  203 and 211 of the  National  Housing  Act, a savings and loan association,  a savings bank, a commercial bank, credit union,  insurance  company or similar  institution which is supervised and examined by a federal or state authority;

         (uu) None of the Mortgage  Loans are simple  interest  Mortgage  Loans and none of the  Mortgaged
Properties are timeshares;

     (vv) All of the terms of the Mortgage pertaining to interest rate adjustments, payment adjustments and adjustments of the outstanding principal balance are enforceable, all such adjustments have been properly made, including the mailing of required notices, and such adjustments do not and will not affect the priority of the Mortgage lien.  With respect to each Mortgage Loan which has passed its initial Adjustment Date, Company has performed an audit of the Mortgage Loan to determine whether all interest rate adjustments have been made in accordance with the terms of the Mortgage
     Note and Mortgage; and

         (ww) Each  Mortgage  Note,  each  Mortgage,  each  Assignment  and any other  documents  required pursuant to this  Agreement  to be delivered to the  Purchaser or its  designee,  or its assignee for each
Mortgage  Loan,  have been,  on or before the related  Closing  Date,  delivered  to the  Purchaser or its designee, or its assignee.

         Section 3.03      Repurchase; Substitution.

         It is understood  and agreed that the  representations  and warranties set forth in Sections 3.01 and 3.02 shall survive the sale of the Mortgage  Loans and delivery of the Mortgage Loan  Documents to the
Purchaser,  or its  designee,  and  shall  inure to the  benefit  of the  Purchaser,  notwithstanding  any restrictive  or qualified  endorsement on any Mortgage Note or Assignment or the  examination,  or lack of examination,  of any Mortgage  File.  Upon discovery by either the Company or the Purchaser of a breach of any of the foregoing  representations  and warranties which materially and adversely  affects the value of the Mortgage  Loans or the interest of the  Purchaser in any Mortgage  Loan,  the party  discovering  such breach  shall give  prompt  written  notice to the other.  The  Company  shall have a period of sixty (60)
days from the  earlier of its  discovery  or its  receipt  of notice of any such  breach  within  which to correct or cure such  breach.  The  Company  hereby  covenants  and agrees  that if any such breach is not corrected or cured within such sixty day period,  the Company  shall,  at the  Purchaser's  option and not later than ninety (90) days of its  discovery  or its receipt of notice of such  breach,  repurchase  such
Mortgage Loan at the  Repurchase  Price or, with the  Purchaser's  prior consent and at  Purchaser's  sole option,  substitute a Mortgage  Loan as provided  below.  In the event that any such breach shall  involve any  representation  or warranty set forth in Section 3.01, and such breach is not cured within sixty (60)
days of the earlier of either  discovery  by or notice to the Company of such breach,  all Mortgage  Loans shall,  at the option of the Purchaser,  be repurchased by the Company at the Repurchase  Price.  Any such repurchase  shall be  accomplished  by wire transfer of  immediately  available  funds to Purchaser in the amount of the Repurchase Price.

         If the Company is required to repurchase  any Mortgage  Loan  pursuant to this Section 3.03,  the
Company may, with the Purchaser's  prior consent and at Purchaser's  sole option,  within ninety (90) days from the related  Closing Date,  remove such defective  Mortgage Loan from the terms of this Agreement and substitute  another  mortgage  loan  for  such  defective  Mortgage  Loan,  in lieu of  repurchasing  such defective  Mortgage  Loan.  Any  substitute  Mortgage  Loan is subject  to  Purchaser  acceptability.  Any substituted  Loans will comply with the  representations  and warranties set forth in this Agreement as of the substitution date

         The Company  shall amend the related  Mortgage  Loan  Schedule to reflect the  withdrawal  of the removed  Mortgage  Loan  from  this  Agreement  and the  substitution  of such  substitute  Mortgage  Loan therefor.  Upon such  amendment,  the Purchaser shall review the Mortgage File delivered to it relating to the substitute  Mortgage  Loan. In the event of such a  substitution,  accrued  interest on the substitute
Mortgage Loan for the month in which the  substitution  occurs and any Principal  Prepayments made thereon during  such month shall be the  property of the  Purchaser  and  accrued  interest  for such month on the
Mortgage Loan for which the  substitution is made and any Principal  Prepayments  made thereon during such month shall be the property of the Company.  The  principal  payment on a substitute  Mortgage Loan due on the Due Date in the month of substitution  shall be the property of the Company and the principal  payment on the  Mortgage  Loan for which the  substitution  is made due on such date shall be the  property of the
Purchaser.

         It is  understood  and agreed that the  obligation  of the Company set forth in this Section 3.03 to cure,  repurchase or substitute for a defective  Mortgage Loan, and to indemnify  Purchaser pursuant to
Section  8.01,  constitute  the sole  remedies  of the  Purchaser  respecting  a breach  of the  foregoing representations  and  warranties.  If the  Company  fails to  repurchase  or  substitute  for a  defective
Mortgage  Loan in  accordance  with this  Section  3.03,  or fails to cure a  defective  Mortgage  Loan to
Purchaser's  reasonable  satisfaction  in accordance  with this Section  3.03,  or to indemnify  Purchaser pursuant to Section 8.01,  that failure  shall be an Event of Default and the Purchaser  shall be entitled to pursue all remedies  available in this  Agreement as a result  thereof.  No provision of this paragraph shall affect the rights of the Purchaser to terminate this  Agreement for cause,  as set forth in Sections
10.01 and 11.01.

         Any  cause of  action  against  the  Company  relating  to or  arising  out of the  breach of any representations  and  warranties  made in Sections 3.01 and 3.02 shall accrue as to any Mortgage Loan upon
(i) the  earlier of  discovery  of such breach by the Company or notice  thereof by the  Purchaser  to the
Company,  (ii) failure by the Company to cure such breach or  repurchase  such  Mortgage Loan as specified above, and (iii) demand upon the Company by the Purchaser for compliance with this Agreement.

         In the event that any Mortgage Loan is held by a REMIC,  notwithstanding  any contrary  provision of this  Agreement,  with respect to any Mortgage Loan that is not in default or as to which no default is imminent,  no substitution  pursuant to Subsection 3.03 shall be made after the applicable  REMIC's "start up day" (as  defined in Section  860G(a) (9) of the Code),  unless the Company has  obtained an Opinion of
Counsel  to the  effect  that  such  substitution  will  not (i)  result  in the  imposition  of  taxes on
"prohibited  transactions"  of such REMIC (as defined in Section  860F of the Code) or  otherwise  subject the REMIC to tax, or (ii) cause the REMIC to fail to qualify as a REMIC at any time.

         Section 3.04      Representations and Warranties of the Purchaser.

         The  Purchaser  represents,  warrants  and  convenants  to the  Company  that,  as of the related
Closing Date or as of such date specifically provided herein:

(c)      The Purchaser is a corporation,  dully organized  validly existing and in good standing under the laws of the State of Delaware  and is qualified to transact  business  in, is in good  standing  under the laws of, and  possesses  all  licenses  necessary  for the conduct of its business in, each state in which any Mortgaged  Property is located or is otherwise  except or not required under  applicable law to effect such qualification or license;

(d)      The  Purchaser  has full  power and  authority  to hold each  Mortgage  Loan,  to  purchase  each
Mortgage Loan pursuant to this  Agreement and the related Term Sheet and to execute,  deliver and perform, and to enter into and  consummate  all  transactions  contemplated  by this Agreement and the related Term
Sheet and to conduct its business as presently  conducted,  has duly  authorized the  execution,  delivery and  performance  of this  Agreement  and the related Term Sheet,  has duly  executed and  delivered  this
Agreement and the related Term Sheet;

         (c)      None of the  execution and delivery of this  Agreement  and the related Term Sheet,  the purchase  of the  Mortgage  Loans,  the  consummation  of the  transactions  contemplated  hereby,  or the fulfillment  of or compliance  with the terms and  conditions of this Agreement and the related Term Sheet will conflict with any of the terms,  conditions  or provisions of the  Purchaser's  charter or by-laws or materially  conflict with or result in a material breach of any of the terms,  conditions or provisions of any legal  restriction  or any  agreement or  instrument to which the Purchaser is now a party or by which it is bound,  or constitute a default or result in an acceleration  under any of the foregoing,  or result in the material violation of any law, rule,  regulation,  order, judgment or decree to which the Purchaser or its property is subject;

         (d)      There is no litigation pending or to the best of the Purchaser's  knowledge,  threatened with  respect  to the  Purchaser  which is  reasonably  likely to have a  material  adverse  effect on the purchase of the related Mortgage Loans, the execution,  delivery or  enforceability  of this Agreement and the related Term Sheet, or which is reasonably  likely to have a material  adverse effect on the financial condition of the Purchaser;

         (e)      No consent,  approval,  authorization  or order of any court or  governmental  agency or body is required for the  execution,  delivery and  performance  by the  Purchaser of or compliance by the
Purchaser  with this  Agreement  and the related Term Sheet,  the  purchase of the  Mortgage  Loans or the consummation  of the  transactions  contemplated  by this  Agreement and the related Term Sheet except for consents, approvals, authorizations and orders which have been obtained;

         (f)      The  consummation  of the  transactions  contemplated  by this Agreement and the related
Term Sheet is in the ordinary course of business of the Purchaser;

         (h)      The  Purchaser  will treat the  purchase  of the  Mortgage  Loans from the  Company as a purchase for reporting, tax and accounting purposes; and

         (i)      The Purchaser  does not believe,  nor does it have any cause or reason to believe,  that it cannot perform each and every of its covenants contained in this Agreement and the related Term Sheet.

         The Purchaser shall indemnify the Company and hold it harmless  against any claims,  proceedings, losses, damages,  penalties,  fines,  forfeitures,  reasonable and necessary legal fees and related costs, judgments,  and other costs and expenses  resulting from a breach by the Purchaser of the  representations and  warranties  contained in this Section 3.04. It is understood  and agreed that the  obligations of the
Purchaser set forth in this Section 3.04 to indemnify the Seller as provided  herein  constitute  the sole remedies of the Seller respecting a breach of the foregoing representations and warranties.

                                                ARTICLE IV

                              ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

         Section 4.01      Company to Act as Servicer.

         The Company,  as independent  contract servicer,  shall service and administer the Mortgage Loans in accordance  with this Agreement and with Accepted  Servicing  Practices,  and shall have full power and authority,  acting alone,  to do or cause to be done any and all things in connection  with such servicing and  administration  which the Company may deem  necessary or desirable and  consistent  with the terms of this  Agreement  and with  Accepted  Servicing  Practices  and exercise the same care that it  customarily employs  for its own  account.  Except as set forth in this  Agreement,  the  Company  shall  service  the
Mortgage  Loans in strict  compliance  with the  servicing  provisions  of the Fannie Mae Guides  (special servicing  option),  which  include,  but are not limited to,  provisions  regarding  the  liquidation  of
Mortgage  Loans,  the  collection of Mortgage  Loan  payments,  the payment of taxes,  insurance and other charges,  the  maintenance  of hazard  insurance  with a Qualified  Insurer,  the  maintenance of mortgage impairment  insurance,  the maintenance of fidelity bond and errors and omissions insurance,  inspections, the restoration of Mortgaged  Property,  the maintenance of Primary Mortgage Insurance Policies and Lender
Primary  Mortgage  Insurance  Policies,  insurance  claims,  the title,  management and disposition of REO
Property,  permitted  withdrawals  with  respect to REO  Property,  liquidation  reports,  and  reports of foreclosures and abandonments of Mortgaged Property,  the transfer of Mortgaged  Property,  the release of
Mortgage  Files,  annual  statements,  and  examination  of records  and  facilities.  In the event of any conflict,  inconsistency or discrepancy between any of the servicing  provisions of this Agreement and the related Term Sheet and any of the servicing  provisions of the Fannie Mae Guides,  the  provisions of this
Agreement shall control and be binding upon the Purchaser and the Company.

         Consistent  with the terms of this Agreement,  the Company may waive,  modify or vary any term of any Mortgage  Loan or consent to the  postponement  of any such term or in any manner grant  indulgence to any  Mortgagor  if in the  Company's  reasonable  and prudent  determination  such  waiver,  modification, postponement  or indulgence is not materially  adverse to the Purchaser,  provided,  however,  that unless the Company has obtained the prior  written  consent of the  Purchaser,  the Company  shall not permit any modification  with respect to any Mortgage Loan that would change the Mortgage  Interest  Rate,  defer for more than ninety  (90) days or forgive  any  payment of  principal  or  interest,  reduce or increase  the outstanding  principal  balance  (except for actual  payments of principal)  or change the final  maturity date on such  Mortgage  Loan.  In the event of any such  modification  which has been agreed to in writing by the Purchaser and which  permits the deferral of interest or principal  payments on any Mortgage  Loan, the Company shall,  on the Business Day  immediately  preceding the Remittance  Date in any month in which any such principal or interest  payment has been deferred,  deposit in the Custodial  Account from its own funds,  in  accordance  with Section  4.04,  the  difference  between (a) such month's  principal  and one month's  interest at the Mortgage Loan  Remittance Rate on the unpaid  principal  balance of such Mortgage
Loan and (b) the amount paid by the  Mortgagor.  The Company shall be entitled to  reimbursement  for such advances to the same extent as for all other  advances  pursuant to Section  4.05.  Without  limiting  the generality of the foregoing,  the Company shall  continue,  and is hereby  authorized  and  empowered,  to prepare,  execute and deliver,  all  instruments of satisfaction  or  cancellation,  or of partial or full release,  discharge  and all other  comparable  instruments,  with respect to the Mortgage  Loans and with respect to the Mortgaged  Properties.  Notwithstanding  anything  herein to the contrary,  the Company may not enter into a  forbearance  agreement or similar  arrangement  with respect to any Mortgage  Loan which runs more than one hundred  eighty  (180) days after the first  delinquent  Due Date.  Any such  agreement shall be approved by Purchaser  and, if required,  by the Primary  Mortgage  Insurance  Policy insurer and
Lender Primary Mortgage Insurance Policy insurer, if required.

         Notwithstanding  anything  in this  Agreement  to the  contrary,  if any  Mortgage  Loan  becomes subject to a Pass-Through  Transfer,  the Company (a) with respect to such Mortgage Loan, shall not permit any modification  with respect to such Mortgage Loan that would change the Mortgage  Interest Rate and (b)
shall not (unless the  Mortgagor is in default with respect to such  Mortgage  Loan or such default is, in the  judgment  of the  Company,  reasonably  foreseeable)  make or  permit  any  modification,  waiver  or amendment of any term of such  Mortgage  Loan that would both (i) effect an exchange or reissuance of such
Mortgage  Loan under Section 1001 of the Code (or Treasury  regulations  promulgated  thereunder)  or (ii)
cause any REMIC to fail to qualify as a REMIC under the Code or the  imposition of any tax on  "prohibited transactions" or "contributions" after the startup date under the REMIC Provisions.

         Prior to taking  any  action  with  respect  to the  Mortgage  Loans  subject  to a  Pass-Through
Transfer,  which is not  contemplated  under the  terms of this  Agreement,  the  Company  will  obtain an
Opinion of Counsel  acceptable to the trustee in such  Pass-Through  Transfer with respect to whether such action could result in the  imposition  of a tax upon any REMIC  (including  but not limited to the tax on prohibited  transactions as defined in Section  860F(a)(2) of the Code and the tax on  contributions  to a
REMIC set forth in Section  860G(d) of the  Code)(either  such event,  an "Adverse REMIC Event"),  and the
Company  shall not take any such  actions  as to which it has been  advised  that an Adverse  REMIC  Event could occur.

         The  Company  shall not permit the  creation  of any  "interests"  (within the meaning of Section
860G of the Code) in any REMIC.  The Company  shall not enter into any  arrangement  by which a REMIC will receive a fee or other  compensation  for  services  nor permit a REMIC to receive  any income from assets other than "qualified  mortgages" as defined in Section 860G(a)(3) of the Code or "permitted  investments"
as defined in Section 860G(a)(5) of the Code.

         In servicing and  administering  the Mortgage Loans, the Company shall employ Accepted  Servicing
Practices,  giving due consideration to the Purchaser's  reliance on the Company.  Unless a different time period is stated in this  Agreement  or the related  Term Sheet,  Purchaser  shall be deemed to have given consent in connection with a particular matter if Purchaser does not  affirmatively  grant or deny consent within five (5) Business Days from the date Purchaser  receives a second  written  request for consent for such matter from Company as servicer.

         The Mortgage Loans may be  subserviced  by a Subservicer  on behalf of the Company  provided that the  Subservicer  is an entity that engages in the business of servicing  loans,  and in either case shall be authorized to transact  business,  and licensed to service mortgage loans, in the state or states where the  related  Mortgaged  Properties  it is to  service  are  situated,  if and to the extent  required  by applicable law to enable the Subservicer to perform its obligations  hereunder and under the  Subservicing
Agreement,  and in  either  case  shall  be a FHLMC or  Fannie  Mae  approved  mortgage  servicer  in good standing,  and no event has occurred,  including but not limited to a change in insurance coverage,  which would make it unable to comply with the  eligibility  requirements  for  lenders  imposed by Fannie Mae or for  seller/servicers  imposed by Fannie Mae or FHLMC,  or which would require  notification to Fannie Mae or FHLMC. In addition,  each Subservicer will obtain and preserve its  qualifications  to do business as a foreign  corporation  and its  licenses to service  mortgage  loans,  in each  jurisdiction  in which such qualifications  and/or  licenses are or shall be necessary to protect the validity and  enforceability  of this  Agreement,  or any of the Mortgage  Loans and to perform or cause to be  performed  its duties under the  related  Subservicing  Agreement.  The Company  may  perform  any of its  servicing  responsibilities hereunder or may cause the Subservicer to perform any such servicing  responsibilities  on its behalf, but the use by the  Company of the  Subservicer  shall not release  the  Company  from any of its  obligations hereunder  and  the  Company  shall  remain  responsible  hereunder  for all  acts  and  omissions  of the
Subservicer  as fully as if such acts and omissions  were those of the Company.  The Company shall pay all fees and expenses of the Subservicer  from its own funds, and the  Subservicer's  fee shall not exceed the
Servicing  Fee.  Company  shall  notify  Purchaser  promptly  in  writing  upon  the  appointment  of  any
Subservicer.

         At the cost and expense of the Company,  without any right of  reimbursement  from the  Custodial
Account,  the Company shall be entitled to terminate the rights and  responsibilities  of the  Subservicer and arrange for any  servicing  responsibilities  to be performed by a successor  subservicer  meeting the requirements  in the  preceding  paragraph,  provided,  however,  that nothing  contained  herein shall be deemed to prevent or prohibit the Company,  at the Company's option,  from electing to service the related
Mortgage Loans itself.  In the event that the Company's  responsibilities  and duties under this Agreement are terminated  pursuant to Section 4.13,  8.04, 9.01 or 10.01 and if requested to do so by the Purchaser, the  Company  shall  at its own  cost  and  expense  terminate  the  rights  and  responsibilities  of the
Subservicer  effective  as of the date of  termination  of the  Company.  The Company  shall pay all fees, expenses or penalties  necessary in order to terminate the rights and  responsibilities of the Subservicer from the Company's own funds without reimbursement from the Purchaser.

         Notwithstanding  any of the provisions of this Agreement  relating to agreements or  arrangements between the Company and the  Subservicer or any reference  herein to actions taken through the Subservicer or  otherwise,  the  Company  shall not be  relieved  of its  obligations  to the  Purchaser  and shall be obligated to the same extent and under the same terms and  conditions  as if it alone were  servicing  and administering  the  Mortgage  Loans.  The Company  shall be entitled to enter into an  agreement  with the
Subservicer  for  indemnification  of the  Company  by the  Subservicer  and  nothing  contained  in  this
Agreement  shall be deemed to limit or modify such  indemnification.  The Company will  indemnify and hold
Purchaser  harmless  from any loss,  liability  or  expense  arising  out of its use of a  Subservicer  to perform any of its servicing duties, responsibilities and obligations hereunder.

         Any  Subservicing  Agreement  and any other  transactions  or services  relating to the  Mortgage
Loans involving the Subservicer  shall be deemed to be between the Subservicer and Company alone,  and the
Purchaser shall have no obligations,  duties or liabilities  with respect to the Subservicer  including no obligation,  duty or liability of Purchaser to pay the  Subservicer's  fees and expenses.  For purposes of distributions  and  advances by the Company  pursuant to this  Agreement,  the Company  shall be deemed to have received a payment on a Mortgage Loan when the Subservicer has received such payment.

         Section 4.02      Collection of Mortgage Loan Payments.

         Continuously  from the date  hereof  until the date each  Mortgage  Loan  ceases to be subject to this Agreement,  the Company will proceed  diligently to collect all payments due under each Mortgage Loan when the same shall become due and payable and shall,  to the extent such  procedures  shall be consistent with this Agreement,  Accepted  Servicing  Practices,  and the terms and provisions of any related Primary
Mortgage  Insurance  Policy  and  Lender  Primary  Mortgage  Insurance  Policy,   follow  such  collection
procedures  as it follows with respect to mortgage  loans  comparable  to the Mortgage  Loans and held for its own  account.  Further,  the Company  will take special care in  ascertaining  and  estimating  annual escrow  payments,  and all other charges  that, as provided in the Mortgage,  will become due and payable, so that the  installments  payable by the  Mortgagors  will be  sufficient to pay such charges as and when they become due and payable.

         In no event will the Company  waive its right to any  prepayment  penalty or premium  without the prior written  consent of Purchaser and Company will use diligent  efforts to collect same when due except as otherwise provided in the prepayment penalty rider to the Mortgage.

         Section 4.03      Realization Upon Defaulted Mortgage

         The Company shall use its best efforts,  consistent  with the  procedures  that the Company would use in servicing loans for its own account,  consistent  with Accepted  Servicing  Practices,  any Primary
Mortgage  Insurance  Policies and Lender  Primary  Mortgage  Insurance  Policies and the best  interest of
Purchaser,  to foreclose upon or otherwise  comparably  convert the ownership of properties  securing such of the Mortgage  Loans as come into and continue in default and as to which no  satisfactory  arrangements can be made for  collection of delinquent  payments  pursuant to Section 4.01.  Foreclosure  or comparable proceedings  shall be initiated  within ninety (90) days of default for Mortgaged  Properties for which no satisfactory  arrangements  can be made for  collection  of  delinquent  payments,  subject  to state  and federal law and  regulation.  The Company  shall use its best efforts to realize upon  defaulted  Mortgage
Loans in such manner as will  maximize the receipt of  principal  and  interest by the  Purchaser,  taking into  account,  among other things,  the timing of  foreclosure  proceedings.  The foregoing is subject to the provisions  that, in any case in which a Mortgaged  Property shall have suffered  damage,  the Company shall not be required to expend its own funds  toward the  restoration  of such  property  unless it shall determine in its  discretion  (i) that such  restoration  will increase the proceeds of liquidation of the related  Mortgage Loan to the Purchaser  after  reimbursement  to itself for such expenses,  and (ii) that such expenses will be recoverable by the Company through Insurance Proceeds,  Condemnation  Proceeds,  REO
Disposition  Proceeds or Liquidation  Proceeds from the related  Mortgaged  Property,  as  contemplated in
Section 4.05.  Company shall obtain prior  approval of Purchaser as to repair or  restoration  expenses in excess of ten  thousand  dollars  ($10,000).  The Company  shall  notify the  Purchaser  in writing of the commencement  of  foreclosure  proceedings  and not less than  five (5) days  prior to the  acceptance  or rejection  of any offer of  reinstatement.  The Company  shall be  responsible  for all costs and expenses incurred by it in any such  proceedings  or  functions;  provided,  however,  that it shall be entitled to reimbursement  thereof  from the  related  property,  as  contemplated  in Section  4.05.  Notwithstanding anything to the contrary  contained  herein,  in connection  with a foreclosure or acceptance of a deed in lieu of foreclosure,  in the event the Company has reasonable  cause to believe that a Mortgaged  Property is  contaminated by hazardous or toxic  substances or wastes,  or if the Purchaser  otherwise  requests an environmental  inspection  or review of such  Mortgaged  Property,  such an  inspection or review is to be conducted by a qualified  inspector at the Purchaser's  expense.  Upon  completion of the inspection,  the
Company  shall  promptly  provide the Purchaser  with a written  report of the  environmental  inspection.
After reviewing the environmental  inspection  report, the Purchaser shall determine how the Company shall proceed with respect to the Mortgaged Property.

         Notwithstanding   anything  to  the  contrary   contained  herein,  the  Purchaser  may,  at  the
Purchaser's  sole option,  terminate  the Company as servicer of any Mortgage  Loan which  becomes  ninety
(90) days or  greater  delinquent  in payment  of a  scheduled  Monthly  Payment,  without  payment of any termination fee with respect thereto,  provided that the Company shall on the date said termination  takes effect be reimbursed for any  unreimbursed  advances of the Company's  funds made pursuant to Section 5.03 and any  unreimbursed  Servicing  Advances and  Servicing  Fees in each case relating to the Mortgage Loan underlying such  delinquent  Mortgage Loan  notwithstanding  anything to the contrary set forth in Section
4.05.  In the event of any such  termination,  the  provisions of Section 11.01 hereof shall apply to said termination and the transfer of servicing  responsibilities  with respect to such delinquent Mortgage Loan to the Purchaser or its designee.

         In the event that a Mortgage  Loan  becomes  part of a REMIC,  and  becomes  REO  Property,  such property shall be disposed of by the Company,  with the consent of Purchaser as required  pursuant to this
Agreement,  before the close of the third  taxable year  following  the taxable year in which the Mortgage
Loan became an REO  Property,  unless the Company  provides to the trustee  under such REMIC an opinion of counsel to the effect that the holding of such REO Property  subsequent  to the close of the third taxable year  following  the taxable year in which the Mortgage  Loan became an REO  Property,  will not result in the  imposition  of taxes on  "prohibited  transactions"  as defined in Section 860F of the Code, or cause the  transaction  to fail to qualify as a REMIC at any time that  certificates  are  outstanding.  Company shall manage, conserve,  protect and operate each such REO Property for the certificateholders  solely for the purpose of its prompt  disposition  and sale in a manner which does not cause such property to fail to qualify as "foreclosure  property"  within the meaning of Section  860F(a)(2)(E)  of the Code, or any "net income from  foreclosure  property"  which is subject to taxation under the REMIC  provisions of the Code.
Pursuant  to its  efforts to sell such  property,  the  Company  shall  either  itself or through an agent selected by Company,  protect and  conserve  such  property in the same manner and to such an extent as is customary in the locality  where such  property is located.  Additionally,  Company  shall perform the tax withholding and reporting related to Sections 1445 and 6050J of the Code

         Section 4.04      Establishment of Custodial Accounts; Deposits inCustodial Accounts.

         The Company shall segregate and hold all funds  collected and received  pursuant to each Mortgage
Loan  separate  and apart from any of its own funds and general  assets and shall  establish  and maintain one or more Custodial  Accounts.  The Custodial Account shall be an Eligible Account.  Funds ,deposited in the Custodial  Account shall at all times be insured by the FDIC up to the FDIC insurance  limits, or must be invested in Permitted  Investments  for the benefit of the Purchaser.  Funds deposited in the Custodial
Account may be drawn on by the Company in  accordance  with Section  4.05.  The creation of any  Custodial
Account  shall be evidenced by a letter  agreement in the form shown in Exhibit B hereto.  The original of such letter  agreement  shall be furnished to the Purchaser on the Closing  Date,  and upon the request of any subsequent Purchaser.

         The Company shall deposit in a mortgage  clearing  account on a daily basis, and in the Custodial
Account or Accounts  no later than 48 hours  after  receipt of funds,  and retain  therein  the  following payments and  collections  received or made by it  subsequent to the Cut-off Date, or received by it prior to the Cut-off Date but allocable to a period subsequent  thereto,  other than in respect of principal and interest on the Mortgage Loans due on or before the Cut-off Date:

         (i)      all  payments  on account of  principal,  including  Principal  Prepayments  and related penalties, on the Mortgage Loans;

         (ii) all payments on account of interest on the  Mortgage  Loans  adjusted to the  Mortgage  Loan
Remittance Rate;

         (iii) all Net Liquidation Proceeds;

         (iv) any amounts  required to be  deposited  by the Company in  connection  with any REO Property pursuant to Section  4.13 and in  connection  therewith,  the Company  shall  provide the  Purchaser  with written detail itemizing all of such amounts;

         (v) all  Insurance  Proceeds  including  amounts  required to be  deposited  pursuant to Sections
4.08,  4.10 and 4.11,  other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged  Property or released to the Mortgagor in  accordance  with Accepted  Servicing
Practices, the Mortgage Loan Documents or applicable law;

         (vi) all  Condemnation  Proceeds  affecting any Mortgaged  Property which are not released to the
Mortgagor in accordance with Accepted Servicing Practices, the loan documents or applicable law;

         (vii) any Monthly Advances;

         (viii)  with  respect to each full or  partial  Principal  Prepayment,  any  Prepayment  Interest
Shortfalls,  to the extent of the Company's  aggregate  Servicing Fee received with respect to the related
Prepayment Period;

         (ix) any amounts  required to be deposited by the Company  pursuant to Section 4.10 in connection with the deductible  clause in any blanket hazard  insurance  policy,  such deposit shall be made from the
Company's own funds, without reimbursement therefor; and

         (x) any amounts  required to be  deposited in the  Custodial  Account  pursuant to Section  4.01,
4.13 or 6.02.

                  The foregoing  requirements for deposit in the Custodial Account shall be exclusive,  it being  understood  and agreed that,  without  limiting the  generality of the  foregoing,  payments in the nature of late payment charges and assumption  fees, to the extent  permitted by Section 6.01, need not be deposited  by the  Company  in the  Custodial  Account.  Any  interest  paid  on  funds  deposited  in the
Custodial  Account by the  depository  institution  shall  accrue to the  benefit of the  Company  and the
Company shall be entitled to retain and withdraw such  interest  from the  Custodial  Account  pursuant to
Section  4.05 (iv).  The  Purchaser  shall not be  responsible  for any losses  suffered  with  respect to investment of funds in the Custodial Account.

         Section 4.05      Permitted Withdrawals From the Custodial
Account.

         The Company  may,  from time to time,  withdraw  from the  Custodial  Account  for the  following purposes:

         (i)      to make  payments to the  Purchaser  in the amounts  and in the manner  provided  for in
Section 5.01;

         (ii) to reimburse itself for Monthly  Advances,  the Company's right to reimburse itself pursuant to this  subclause  (ii) being limited to amounts  received on the related  Mortgage Loan which  represent late  collections (net of the related  Servicing Fees) of principal  and/or interest  respecting which any such advance was made, it being  understood that, in the case of such  reimbursement,  the Company's right thereto  shall be prior to the rights of the  Purchaser,  except  that,  where the  Company is required to repurchase a Mortgage Loan,  pursuant to Section 3.03, the Company's right to such reimbursement  shall be subsequent  to the payment to the  Purchaser  of the  Repurchase  Price  pursuant to such  Section and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan;

         (iii) to reimburse itself for unreimbursed  Servicing  Advances and any unpaid Servicing  Fees(or
REO  administration  fees described in Section 4.13),  the Company's right to reimburse itself pursuant to this  subclause  (iii)  with  respect  to any  Mortgage  Loan  being  limited  to  related  proceeds  from
Liquidation  Proceeds,  Condemnation  Proceeds  and  Insurance  Proceeds in  accordance  with the relevant provisions of the Fannie Mae Guides or as otherwise  set forth in this  Agreement;  any recovery  shall be made upon liquidation of the REO Property;

         (iv)     to pay to  itself  as part of its  servicing  compensation  (a) any  interest  earned on funds in the Custodial  Account (all such interest to be withdrawn  monthly not later than each Remittance
Date),  (b) the  Servicing Fee from that portion of any payment or recovery as to interest with respect to a particular Mortgage Loan;

         (v)      to pay to itself with respect to each Mortgage Loan that has been  repurchased  pursuant to Section  3.03 all  amounts  received  thereon and not  distributed  as of the date on which the related repurchase price is determined,

         (vi)     to transfer funds to another Eligible Account in accordance with Section 4.09 hereof;

         (vii)to remove funds inadvertently placed in the Custodial Account by the Company;

(vi)     to clear and terminate the Custodial Account upon the termination of this Agreement; and

         (vii)  to reimburse itself for any Nonrecoverable Advances.

         Section 4.06      Establishment of Escrow Accounts; Deposits in Escrow Accounts.

         The Company shall segregate and hold all funds  collected and received  pursuant to each Mortgage
Loan which  constitute  Escrow  Payments  separate and apart from any of its own funds and general  assets and shall  establish  and maintain one or more Escrow  Accounts.  The Escrow  Account shall be an Eligible
Account.  Funds  deposited  in each  Escrow  Account  shall at all times be insured in a manner to provide maximum  insurance  under  the  insurance  limitations  of the  FDIC,  or must be  invested  in  Permitted
Investments.  Funds  deposited  in the Escrow  Account may be drawn on by the Company in  accordance  with
Section  4.07.  The creation of any Escrow  Account  shall be evidenced by a letter  agreement in the form shown in Exhibit C. The  original of such letter  agreement  shall be  furnished  to the  Purchaser on the
Closing Date, and upon request to any subsequent purchaser.

         The Company  shall  deposit in a mortgage  clearing  account on a daily basis,  and in the Escrow
Account or Accounts no later than 48 hours after receipt of funds, and retain therein:

         (i)      all Escrow  Payments  collected  on account of the  Mortgage  Loans,  for the purpose of effecting timely payment of any such items as required under the terms of this Agreement;

         (ii)     all  Insurance  Proceeds  which are to be  applied to the  restoration  or repair of any
Mortgaged Property; and

         (iii) all Servicing  Advances for  Mortgagors  whose Escrow  Payments are  insufficient  to cover escrow disbursements.

                  The  Company  shall  make  withdrawals  from the  Escrow  Account  only to  effect  such payments as are required  under this  Agreement,  and for such other  purposes as shall be as set forth or in  accordance  with Section  4.07.  The Company  shall be entitled to retain any  interest  paid on funds deposited in the Escrow Account by the depository  institution to the extent  permitted by law and, to the extent  required by law, the Company  shall pay interest on escrowed  funds to the Mortgagor in accordance with  applicable  law..  The Purchaser  shall not be responsible  for any losses  suffered with respect to investment of funds in the Escrow Account.

         Section 4.07      Permitted Withdrawals From Escrow Account.

         Withdrawals from the Escrow Account may be made by Company only:

         (i)      to effect timely  payments of ground rents,  taxes,  assessments,  water rates,  Primary
Mortgage  Insurance  Policy  premiums,  if applicable,  fire and hazard  insurance  premiums,  condominium assessments and comparable items;

         (ii)     to  reimburse  Company  for any  Servicing  Advance  made by Company  with  respect to a related  Mortgage Loan but only from amounts  received on the related  Mortgage Loan which  represent late payments or collections of Escrow Payments thereunder;

         (iii)to refund to the Mortgagor any funds as may be determined to be overages;

         (iv)     for transfer to the Custodial Account in accordance with the terms of this Agreement;

         (v)      for application to restoration or repair of the Mortgaged Property;

         (vi)     to pay to the Company,  or to the Mortgagor to the extent  required by law, any interest paid on the funds deposited in the Escrow Account;

         (vii) to clear and terminate the Escrow  Account on the  termination of this  Agreement.  As part of its servicing duties, the Company shall pay to the Mortgagors  interest on funds in Escrow Account,  to the extent  required by law,  and to the extent  that  interest  earned on funds in the Escrow  Account is insufficient, shall pay such interest from its own funds, without any reimbursement therefor; and

         (viii) to pay to the  Mortgagors  or other  parties  Insurance  Proceeds  deposited in accordance with Section 4.06.

         Section 4.08      Payment of Taxes, Insurance and Other Charges;  Maintenance of Primary Mortgage
         Insurance Policies; Collections Thereunder.

         With respect to each Mortgage Loan, the Company shall maintain  accurate  records  reflecting the status of ground rents, taxes,  assessments,  water rates and other charges which are or may become a lien upon the  Mortgaged  Property and the status of primary  mortgage  insurance  premiums and fire and hazard insurance  coverage  and shall  obtain,  from time to time,  all bills for the  payment  of such  charges, including  renewal  premiums  and  shall  effect  payment  thereof  prior  to the  applicable  penalty  or termination date and at a time appropriate for securing maximum  discounts  allowable,  employing for such purpose  deposits of the Mortgagor in the Escrow Account which shall have been  estimated and  accumulated by the Company in amounts  sufficient  for such  purposes,  as allowed  under the terms of the Mortgage or applicable  law. To the extent that the Mortgage does not provide for Escrow  Payments,  the Company shall determine  that any such  payments  are made by the  Mortgagor  at the time they  first  become  due.  The
Company  assumes full  responsibility  for the timely  payment of all such bills and shall  effect  timely payments of all such bills  irrespective  of the Mortgagor's  faithful  performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments.

         The  Company  will  maintain  in full force and effect  Primary  Mortgage  Insurance  Policies or
Lender Primary  Mortgage  Insurance  Policies issued by a Qualified  Insurer with respect to each Mortgage
Loan for  which  such  coverage  is  herein  required.  Such  coverage  will be  terminated  only with the approval of Purchaser,  or as required by  applicable  law or  regulation.  The Company will not cancel or refuse to renew any Primary  Mortgage  Insurance  Policy or Lender Primary  Mortgage  Insurance  Policy in
effect  on the  Closing  Date  that  is  required  to be kept in  force  under  this  Agreement  unless  a replacement  Primary  Mortgage  Insurance  Policy or Lender  Primary  Mortgage  Insurance  Policy for such canceled or  nonrenewed  policy is obtained  from and  maintained  with a Qualified  Insurer.  The Company shall not take any action  which  would  result in  non-coverage  under any  applicable  Primary  Mortgage
Insurance  Policy or Lender Primary  Mortgage  Insurance  Policy of any loss which, but for the actions of the Company  would have been  covered  thereunder.  In  connection  with any  assumption  or  substitution agreement  entered into or to be entered into pursuant to Section 6.01, the Company shall promptly  notify the insurer under the related  Primary  Mortgage  Insurance  Policy or Lender Primary  Mortgage  Insurance
Policy,  if any, of such  assumption or  substitution  of liability in  accordance  with the terms of such policy  and  shall  take  all  actions  which  may be  required  by such  insurer  as a  condition  to the continuation  of  coverage  under  the  Primary  Mortgage  Insurance  Policy or  Lender  Primary  Mortgage
Insurance  Policy. If such Primary Mortgage  Insurance Policy or Lender Primary Mortgage  Insurance Policy
is terminated  as a result of such  assumption or  substitution  of liability,  the Company shall obtain a replacement  Primary Mortgage  Insurance  Policy or Lender Primary  Mortgage  Insurance Policy as provided above.

         In connection  with its  activities as servicer,  the Company  agrees to prepare and present,  on behalf of itself and the Purchaser,  claims to the insurer under any Private Mortgage  Insurance Policy in a timely  fashion  in  accordance  with the  terms of such  Primary  Mortgage  Insurance  Policy or Lender
Primary  Mortgage  Insurance  Policy and, in this  regard,  to take such action as shall be  necessary  to permit recovery under any Primary Mortgage  Insurance  Policy or Lender Primary Mortgage  Insurance Policy
respecting a defaulted  Mortgage  Loan.  Pursuant to Section  4.04,  any amounts  collected by the Company under any  Primary  Mortgage  Insurance  Policy or  Lender  Primary  Mortgage  Insurance  Policy  shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

         Section 4.09      Transfer of Accounts.

         The Company may  transfer the  Custodial  Account or the Escrow  Account to a different  Eligible
Account from time to time.  Such transfer shall be made only upon  obtaining the prior written  consent of the Purchaser, which consent will not be unreasonably withheld.

         Section 4.10      Maintenance of Hazard Insurance.

         The Company shall cause to be maintained  for each Mortgage Loan fire and hazard  insurance  with extended  coverage as is  acceptable  to Fannie Mae or FHLMC and customary in the area where the Mortgaged
Property is located in an amount  which is equal to the lesser of (i) the maximum  insurable  value of the improvements  securing such Mortgage Loan or (ii) the greater of (a) the outstanding  principal balance of the Mortgage  Loan,  and (b) an amount such that the proceeds  thereof  shall be sufficient to prevent the
Mortgagor  and/or the mortgagee from becoming a co-insurer.  If required by the Flood Disaster  Protection
Act of 1973,  as amended,  each  Mortgage Loan shall be covered by a flood  insurance  policy  meeting the requirements  of the  current  guidelines  of the  Federal  Insurance  Administration  in  effect  with an insurance  carrier  acceptable to Fannie Mae or FHLMC,  in an amount  representing  coverage not less than the least of (i) the  outstanding  principal  balance of the  Mortgage  Loan,  (ii) the maximum  insurable value of the  improvements  securing such Mortgage Loan or (iii) the maximum amount of insurance  which is available  under the Flood  Disaster  Protection  Act of 1973, as amended.  If at any time during the term of the Mortgage  Loan,  the Company  determines  in  accordance  with  applicable  law and pursuant to the
Fannie Mae Guides that a Mortgaged  Property is located in a special  flood hazard area and is not covered by flood  insurance  or is  covered  in an amount  less than the  amount  required  by the Flood  Disaster
Protection  Act of 1973,  as amended,  the Company shall notify the related  Mortgagor  that the Mortgagor must obtain such flood  insurance  coverage,  and if said  Mortgagor  fails to obtain the  required  flood insurance  coverage within  forty-five (45) days after such  notification,  the Company shall  immediately force place the required flood  insurance on the  Mortgagor's  behalf.  The Company shall also maintain on each REO Property,  fire and hazard insurance with extended  coverage in an amount which is at least equal to the maximum insurable value of the improvements  which are a part of such property,  and, to the extent required and available  under the Flood Disaster  Protection Act of 1973, as amended,  flood  insurance in an amount as provided  above.  Any amounts  collected by the Company  under any such  policies  other than amounts to be deposited in the Escrow  Account and applied to the  restoration  or repair of the Mortgaged
Property or REO Property,  or released to the Mortgagor in accordance with Accepted  Servicing  Practices, shall be deposited  in the  Custodial  Account,  subject to  withdrawal  pursuant to Section  4.05.  It is understood  and  agreed  that no  other  additional  insurance  need be  required  by the  Company  of the
Mortgagor or  maintained  on property  acquired in respect of the Mortgage  Loan,  other than  pursuant to this Agreement,  the Fannie Mae Guides or such  applicable  state or federal laws and regulations as shall at any time be in force  and as shall  require  such  additional  insurance.  All such  policies  shall be endorsed  with  standard  mortgagee  clauses  with loss payable to the Company and its  successors  and/or assigns  and shall  provide  for at least  thirty  (30) days  prior  written  notice of any  cancellation, reduction in the amount or material  change in coverage to the Company.  The Company  shall not  interfere with the  Mortgagor's  freedom of choice in selecting  either his  insurance  carrier or agent,  provided, however,  that the Company shall not accept any such insurance  policies from insurance  companies  unless such companies are Qualified Insurers.

         Section 4.11      Maintenance of Mortgage Impairment
                                    Insurance Policy.

         In the event that the Company  shall  obtain and maintain a blanket  policy  issued by an insurer acceptable to Fannie Mae or FHLMC insuring  against hazard losses on all of the Mortgage  Loans,  then, to the extent such policy  provides  coverage in an amount equal to the amount  required  pursuant to Section
4.10 and otherwise  complies with all other  requirements of Section 4.10, it shall conclusively be deemed to have satisfied its  obligations as set forth in Section 4.10, it being  understood and agreed that such policy may contain a deductible  clause,  in which case the Company  shall,  in the event that there shall not have been  maintained  on the related  Mortgaged  Property  or REO  Property a policy  complying  with
Section  4.10,  and there shall have been a loss which would have been covered by such policy,  deposit in the  Custodial  Account  the  amount  not  otherwise  payable  under the  blanket  policy  because of such deductible  clause.  In  connection  with its  activities as servicer of the Mortgage  Loans,  the Company agrees to prepare and present,  on behalf of the  Purchaser,  claims  under any such  blanket  policy in a timely fashion in accordance  with the terms of such policy.  Upon request of the  Purchaser,  the Company shall cause to be delivered to the  Purchaser a certified  true copy of such policy and shall use its best efforts  to  obtain  a  statement  from the  insurer  thereunder  that  such  policy  shall in no event be terminated or materially modified without thirty (30) days' prior written notice to the Purchaser.

         Section 4.12      Fidelity Bond, Errors and Omissions
                                    Insurance.

         The  Company  shall  maintain,  at its own  expense,  a blanket  fidelity  bond and an errors and omissions insurance policy, with broad coverage with responsible  companies on all officers,  employees or other persons  acting in any capacity with regard to the Mortgage Loan to handle funds,  money,  documents and  papers  relating  to the  Mortgage  Loan.  The  Fidelity  Bond  shall be in the form of the  Mortgage
Banker's Blanket Bond and shall protect and insure the Company against losses,  including forgery,  theft, embezzlement  and fraud of such persons.  The errors and omissions  insurance shall protect and insure the
Company  against  losses  arising out of errors and  omissions and  negligent  acts of such persons.  Such errors and  omissions  insurance  shall also protect and insure the Company  against  losses in connection with the failure to maintain any insurance  policies  required  pursuant to this Agreement and the release or  satisfaction of a Mortgage Loan without having obtained  payment in full of the  indebtedness  secured thereby.  No  provision  of this  Section  4.12  requiring  the  Fidelity  Bond or  errors  and  omissions insurance  shall  diminish  or relieve the Company  from its duties and  obligations  as set forth in this
Agreement.  The minimum  coverage under any such bond and insurance  policy shall be at least equal to the corresponding  amounts  required by Fannie Mae in the Fannie Mae Guides.  Upon  request by the  Purchaser, the  Company  shall  deliver to the  Purchaser  a  certificate  from the surety and the  insurer as to the existence  of the Fidelity  Bond and errors and  omissions  insurance  policy and shall obtain a statement from the  surety  and the  insurer  that  such  Fidelity  Bond or  insurance  policy  shall in no event be terminated or materially  modified  without thirty (30) days' prior written  notice to the Purchaser.  The
Company shall notify the  Purchaser  within five (5) business days of receipt of notice that such Fidelity
Bond or insurance policy will be, or has been,  materially  modified or terminated.  The Purchaser (or any party  having the status of  Purchaser  hereunder)  and any  subsidiary  thereof and their  successors  or assigns  as  their  interests  may  appear  must be  named  as loss  payees  on the  Fidelity  Bond and as additional  insured on the errors and omissions policy.  Upon request by Purchaser,  Company shall provide
Purchaser with an insurance  certificate  certifying coverage under this Section 4.12, and will provide an update to such certificate upon request, or upon renewal or material modification of coverage.

                  Section 4.13      Title, Management and Disposition of REO Property.

         In the event that title to the Mortgaged  Property is acquired in  foreclosure or by deed in lieu of  foreclosure,  the deed or  certificate  of sale  shall be  taken in the name of the  Purchaser  or its designee,  or in the event the  Purchaser or its designee is not  authorized or permitted to hold title to real  property in the state where the REO Property is located,  or would be adversely  affected  under the
"doing  business" or tax laws of such state by so holding title,  the deed or certificate of sale shall be taken in the name of such  Person or Persons as shall be  consistent  with an opinion of counsel  obtained by the Company  from an attorney  duly  licensed  to practice  law in the state where the REO  Property is located.  Any Person or Persons holding such title other than the Purchaser  shall  acknowledge in writing that such title is being held as nominee for the benefit of the Purchaser.

         The  Company  shall  notify  the  Purchaser  in  accordance  with the  Fannie  Mae Guides of each acquisition  of REO  Property  upon such  acquisition  (and,  in any event,  shall  provide  notice of the consummation  of any foreclosure  sale within three (3) Business Days of the date Company  receives notice of such  consummation),  together  with a copy of the drive by appraisal or brokers  price  opinion of the
Mortgaged   Property   obtained  in  connection  with  such   acquisition,   and  thereafter   assume  the
responsibility  for  marketing  such  REO  property  in  accordance  with  Accepted  Servicing  Practices.
Thereafter,  the  Company  shall  continue to provide  certain  administrative  services to the  Purchaser relating to such REO Property as set forth in this  Section  4.13.  No Servicing  Fee shall be assessed or otherwise accrue on any REO Property from and after the date on which it becomes an REO Property.

         The Company shall,  either itself or through an agent selected by the Company,  and in accordance with the Fannie Mae Guides  manage,  conserve,  protect and operate  each REO  Property in the same manner that it manages,  conserves,  protects and operates other foreclosed property for its own account,  and in the same manner that similar  property in the same  locality as the REO  Property is managed.  The Company shall cause each REO Property to be inspected  promptly  upon the  acquisition  of title thereto and shall cause each REO Property to be inspected at least  monthly  thereafter  or more  frequently  as required by the  circumstances.  The  Company  shall  make  or  cause  to be  made  a  written  report  of  each  such inspection.  Such reports  shall be retained in the Mortgage  File and copies  thereof  shall be forwarded by the Company to the Purchaser.

         The Company  shall use its best  efforts to dispose of the REO  Property as soon as possible  and shall  sell such REO  Property  in any  event  within  one year  after  title  has been  taken to such REO
Property,  unless  the  Company  determines,  and gives an  appropriate  notice to the  Purchaser  to such effect,  that a longer period is necessary for the orderly  liquidation of such REO Property.  If a longer period than one (1) year is  permitted  under the  foregoing  sentence  and is  necessary  to sell any REO
Property,  the Company  shall report  monthly to the  Purchaser  as to the progress  being made in selling such REO  Property.  No REO Property  shall be marketed  for less than the  Appraised  Value,  without the prior consent of Purchaser.  No REO Property  shall be sold for less than ninety five percent (95%) of its
Appraised  Value,  without the prior consent of  Purchaser.  All requests for  reimbursement  of Servicing
Advances  shall be in accordance  with the Fannie Mae Guides.  The  disposition  of REO Property  shall be carried out by the Company at such price,  and upon such terms and conditions,  as the Company deems to be in the best  interests of the  Purchaser  (subject to the above  conditions)  only with the prior  written consent of the Purchaser.  Company shall provide  monthly  reports to Purchaser in reference to the status of the marketing of the REO Properties.

         Notwithstanding   anything  to  the  contrary   contained  herein,  the  Purchaser  may,  at  the
Purchaser's  sole option,  terminate the Company as servicer of any such REO Property  without  payment of any termination  fee with respect  thereto,  provided that the Company shall on the date said  termination takes effect be reimbursed for any  unreimbursed  advances of the Company's funds made pursuant to Section
5.03 and any  unreimbursed  Servicing  Advances and  Servicing  Fees in each case relating to the Mortgage
Loan  underlying  such REO Property  notwithstanding  anything to the contrary set forth in Section  4.05.
In the  event of any such  termination,  the  provisions  of  Section  11.01  hereof  shall  apply to said termination  and the  transfer of  servicing  responsibilities  with  respect to such REO  Property to the
Purchaser or its designee.  Within five (5) Business Days of any such  termination,  the Company shall, if necessary  convey  such  property to the  Purchaser  and shall  further  provide  the  Purchaser  with the following  information  regarding  the subject REO  Property:  the related  drive by  appraisal or brokers price  opinion,  and copies of any related  Mortgage  Impairment  Insurance  Policy  claims.  In addition, within five (5) Business  Days,  the Company shall provide the  Purchaser  with the following  information regarding  the  subject  REO  Property:  the  related  trustee's  deed upon sale and copies of any related hazard insurance claims, or repair bids.

         Section 4.14      Notification of Maturity Date.

          With respect to each Mortgage  Loan,  the Company shall execute and deliver to the Mortgagor any and all necessary  notices  required under  applicable law and the terms of the related  Mortgage Note and
Mortgage regarding the maturity date if required under applicable law.

                                                ARTICLE V

                                        PAYMENTS TO THE PURCHASER

         Section 5.01      Distributions.

         On each Remittance Date, the Company shall  distribute by wire transfer of immediately  available funds to the  Purchaser (i) all amounts  credited to the Custodial  Account as of the close of business on the preceding  Determination  Date,  net of charges  against or  withdrawals  from the  Custodial  Account pursuant to Section  4.05,  plus (ii) all Monthly  Advances,  if any,  which the Company is  obligated  to distribute  pursuant to Section 5.03,  plus,  (iii) interest at the Mortgage Loan  Remittance  Rate on any
Principal  Prepayment  from the date of such Principal  Prepayment  through the end of the month for which disbursement  is made  provided that the  Company's  obligation  as to payment of such  interest  shall be limited  to the  Servicing  Fee  earned  during  the month of the  distribution,  minus  (iv) any  amounts attributable  to Monthly  Payments  collected  but due on a Due Date or Dates  subsequent to the preceding
Determination  Date,  which  amounts  shall be remitted on the  Remittance  Date next  succeeding  the Due
Period for such amounts.  It is  understood  that,  by operation of Section  4.04,  the  remittance on the first  Remittance Date with respect to Mortgage Loans  purchased  pursuant to the related Term Sheet is to include  principal  collected  after the  Cut-off  Date  through  the  preceding  Determination  Date plus interest,  adjusted to the  Mortgage  Loan  Remittance  Rate  collected  through such  Determination  Date exclusive of any portion  thereof  allocable to the period prior to the Cut-off Date, with the adjustments specified in clauses (ii), (iii) and (iv) above.

         With respect to any remittance  received by the Purchaser after the Remittance  Date, the Company shall pay to the  Purchaser  interest on any such late  payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change plus two (2)  percentage  points,  but in no event greater than the maximum  amount  permitted by applicable  law. Such interest  shall cover the period  commencing  with the day  following  the  Business  Day such  payment  was due and ending with the  Business  Day on which such payment is made to the Purchaser,  both  inclusive.  The payment by the Company of any such interest shall not be deemed an  extension  of time for  payment or a waiver of any Event of Default by the  Company.  On each Remittance  Date, the Company shall provide a remittance  report detailing all amounts being remitted pursuant to this Section 5.01.

         Section 5.02      Statements to the Purchaser.

         The Company shall  furnish to Purchaser an  individual  loan  accounting  report,  as of the last
Business  Day of each month,  in the  Company's  assigned  loan number  order to  document  Mortgage  Loan payment  activity on an individual  Mortgage  Loan basis.  With respect to each month,  the  corresponding individual  loan  accounting  report shall be received by the  Purchaser no later than the tenth  calendar day of the following  month on a disk or tape or other  computer-readable  format in such format as may be mutually  agreed upon by both  Purchaser  and  Company,  and no later than the fifth  Business  Day of the following month in hard copy, and shall contain the following:

         (i) With respect to each Monthly  Payment,  the amount of such remittance  allocable to principal
(including a separate breakdown of any Principal  Prepayment,  including the date of such prepayment,  and any prepayment  penalties or premiums,  along with a detailed  report of interest on principal  prepayment amounts remitted in accordance with Section 4.04);

         (ii)  with respect to each Monthly Payment, the amount of such remittance allocable to interest;

         (iii)  the  amount  of  servicing   compensation   received  by  the  Company  during  the  prior
distribution period;

         (iv)  the aggregate Stated Principal Balance of the Mortgage Loans;

         (v) the  aggregate  of any  expenses  reimbursed  to the  Company  during the prior  distribution period pursuant to Section 4.05;

         (vi) The number and aggregate  outstanding  principal  balances of Mortgage  Loans (a) delinquent
(1) 30 to 59 days,  (2) 60 to 89 days,  (3) 90 days or more;  (b) as to which  foreclosure  has commenced;
and (c) as to which REO Property has been acquired; and

         The Company  shall also  provide a trial  balance,  sorted in  Purchaser's  assigned  loan number order, in the form of Exhibit E hereto, with each such Report.

         The Company shall prepare and file any and all information  statements or other filings  required to be delivered to any governmental  taxing authority or to Purchaser  pursuant to any applicable law with respect to the Mortgage Loans and the transactions  contemplated  hereby.  In addition,  the Company shall provide  Purchaser  with such  information  concerning the Mortgage Loans as is necessary for Purchaser to prepare its federal income tax return as Purchaser may reasonably request from time to time.

         In  addition,  not more than sixty (60) days after the end of each  calendar  year,  the  Company shall  furnish  to each  Person  who was a  Purchaser  at any time  during  such  calendar  year an annual statement in accordance  with the  requirements  of applicable  federal income tax law as to the aggregate of remittances for the applicable portion of such year.

         Section 5.03      Monthly Advances by the Company.

                  Not later than the close of business  on the  Business  Day  preceding  each  Remittance
Date,  the Company shall deposit in the Custodial  Account an amount equal to all payments not  previously advanced by the Company,  whether or not deferred  pursuant to Section 4.01,  of principal  (due after the
Cut-off  Date) and  interest  not  allocable  to the period  prior to the  Cut-off  Date,  adjusted to the
Mortgage Loan Remittance  Rate,  which were due on a Mortgage Loan and delinquent at the close of business on the  related  Determination  Date;  provided,  however,  that the  Company  may use the Amount Held for
Future  Distribution  (as defined  below) then on deposit in the  Custodial  Account to make such  Monthly
Advances.  The Company  shall deposit any portion of the Amount Held for Future  Distribution  used to pay
Monthly  Advances into the Custodial  Account on any future  Remittance  Date to the extent that the funds that are available in the Custodial  Account for remittance to the Purchaser on such  Remittance  Date are less than the amount of payments required to be made to the Purchaser on such Remittance Date.

           The "Amount Held for Future  Distribution"  as to any Remittance Date shall be the total of the amounts held in the Custodial Account at the close of business on the preceding  Determination  Date which were received  after the Cut-off Date on account of (i)  Liquidation  Proceeds,  Insurance  Proceeds,  and
Principal  Prepayments  received or made in the month of such  Remittance  Date,  and (ii) payments  which represent  early  receipt  of  scheduled  payments  of  principal  and  interest  due on a date  or  dates subsequent to the related Due Date.

         The  Company's  obligation  to make such Monthly  Advances as to any Mortgage  Loan will continue through the last  Monthly  Payment due prior to the payment in full of the Mortgage  Loan,  or through the
Remittance  Date  prior  to the date on which  the  Mortgaged  Property  liquidates  (including  Insurance
Proceeds,  proceeds from the sale of REO Property or  Condemnation  Proceeds) with respect to the Mortgage
Loan  unless the Company  deems such  advance to be  nonrecoverable.  In such  event,  the  Company  shall deliver to the  Purchaser  an  Officer's  Certificate  of the Company to the effect that an officer of the
Company  has  reviewed  the  related  Mortgage  File and has made the  reasonable  determination  that any additional advances are nonrecoverable.

         Section 5.04      Liquidation Reports.

         Upon the foreclosure sale of any Mortgaged  Property or the acquisition  thereof by the Purchaser pursuant to a  deed-in-lieu  of  foreclosure,  the Company  shall  submit to the  Purchaser a  liquidation report with respect to such  Mortgaged  Property in a form mutually  acceptable to Company and  Purchaser.
The Company  shall also  provide  reports on the status of REO Property  containing  such  information  as
Purchaser may reasonably require.

                                                ARTICLE VI

                                       GENERAL SERVICING PROCEDURES

         Section 6.01      Assumption Agreements.

         The  Company  will,  to the extent it has  actual  knowledge  of any  conveyance  or  prospective conveyance by any Mortgagor of the Mortgaged  Property  (whether by absolute  conveyance or by contract of sale,  and whether or not the Mortgagor  remains or is to remain liable under the Mortgage Note and/or the
Mortgage),  exercise its rights to accelerate  the maturity of such Mortgage Loan under any  "due-on-sale"
clause to the extent  permitted by law;  provided,  however,  that the Company shall not exercise any such rights if  prohibited  by law or the terms of the  Mortgage  Note from doing so or if the exercise of such rights  would  impair or threaten to impair any  recovery  under the related  Primary  Mortgage  Insurance
Policy or Lender Primary  Mortgage  Insurance  Policy,  if any. If the Company  reasonably  believes it is unable  under  applicable  law to  enforce  such  "due-on-sale"  clause,  the  Company  will enter into an assumption  agreement  with the person to whom the Mortgaged  Property has been conveyed or is proposed to be conveyed,  pursuant to which such person  becomes  liable  under the  Mortgage  Note and, to the extent permitted by applicable  state law, the Mortgagor  remains liable thereon.  Where an assumption is allowed pursuant to this  Section  6.01,  the Company,  with the prior  consent of the  Purchaser  and the primary mortgage  insurer,  if any, is authorized to enter into a  substitution  of liability  agreement  with the person to whom the Mortgaged  Property has been  conveyed or is proposed to be conveyed  pursuant to which the  original  mortgagor is released  from  liability  and such Person is  substituted  as  mortgagor  and becomes liable under the related  Mortgage Note. Any such  substitution  of liability  agreement  shall be in lieu of an assumption agreement.

         In connection with any such  assumption or  substitution  of liability,  the Company shall follow the  underwriting  practices and procedures of the Company.  With respect to an assumption or substitution of liability,  the Mortgage  Interest Rate borne by the related  Mortgage  Note, the amount of the Monthly
Payment and the maturity  date may not be changed  (except  pursuant to the terms of the  Mortgage  Note).
If the  credit  of the  proposed  transferee  does  not  meet  such  underwriting  criteria,  the  Company diligently  shall,  to the extent  permitted by the Mortgage or the Mortgage Note and by  applicable  law, accelerate  the maturity of the  Mortgage  Loan.  The Company  shall  notify the  Purchaser  that any such substitution  of liability or assumption  agreement has been  completed by forwarding to the Purchaser the original of any such substitution of liability or assumption  agreement,  which document shall be added to the related Mortgage File and shall,  for all purposes,  be considered a part of such Mortgage File to the same extent as all other  documents and  instruments  constituting  a part thereof.  All fees collected by the Company for entering into an assumption or  substitution  of liability  agreement  shall belong to the
Company.

         Notwithstanding  the  foregoing  paragraphs  of  this  Section  or any  other  provision  of this
Agreement,  the  Company  shall not be  deemed to be in  default,  breach  or any other  violation  of its obligations  hereunder  by  reason  of any  assumption  of a  Mortgage  Loan  by  operation  of law or any assumption  which the Company may be restricted by law from  preventing,  for any reason  whatsoever.  For purposes of this Section  6.01,  the term  "assumption"  is deemed to also include a sale of the Mortgaged
Property  subject to the Mortgage that is not  accompanied by an assumption or  substitution  of liability agreement.

         Section 6.02      Satisfaction of Mortgages and Release of
Mortgage Files.

         Upon the payment in full of any Mortgage  Loan,  or the receipt by the Company of a  notification that  payment  in full  will be  escrowed  in a manner  customary  for such  purposes,  the  Company  will immediately  notify the Purchaser by a  certification,  which  certification  shall include a statement to the effect  that all  amounts  received  or to be  received  in  connection  with such  payment  which are required  to be  deposited  in the  Custodial  Account  pursuant  to Section  4.04 have been or will be so deposited,  of a Servicing  Officer and shall  request  delivery to it of the portion of the Mortgage File held by the  Purchaser.  The  Purchaser  shall no later than five (5) Business  Days after receipt of such certification  and request,  release or cause to be released to the  Company,  the related  Mortgage  Loan
Documents and, upon its receipt of such documents,  the Company shall promptly  prepare and deliver to the
Purchaser  the  requisite  satisfaction  or release.  No later than five (5) Business  Days  following its receipt of such  satisfaction or release,  the Purchaser shall deliver,  or cause to be delivered,  to the
Company the release or satisfaction  properly  executed by the owner of record of the applicable  mortgage or its duly  appointed  attorney  in fact.  No expense  incurred  in  connection  with any  instrument  of satisfaction or deed of reconveyance shall be chargeable to the Custodial Account.

         In the event the Company  satisfies or releases a Mortgage  without  having  obtained  payment in full of the  indebtedness  secured  by the  Mortgage  or  should  it  otherwise  prejudice  any  right the
Purchaser may have under the mortgage  instruments,  the Company,  upon written demand, shall remit within two (2) Business Days to the  Purchaser the then  outstanding  principal  balance of the related  Mortgage
Loan by deposit  thereof in the  Custodial  Account.  The Company  shall  maintain the  Fidelity  Bond and errors and omissions  insurance  insuring the Company  against any loss it may sustain with respect to any
Mortgage Loan not satisfied in accordance with the procedures set forth herein.

         From time to time and as  appropriate  for the  servicing or  foreclosure  of the Mortgage  Loan, including for the purpose of collection  under any Primary  Mortgage  Insurance  Policy or Lender  Primary
Mortgage  Insurance  Policy,  the  Purchaser  shall,  upon  request of the  Company  and  delivery  to the
Purchaser of a servicing receipt signed by a Servicing  Officer,  release the portion of the Mortgage File held by the Purchaser to the Company.  Such  servicing  receipt  shall  obligate the Company to return the related  Mortgage  documents  to the  Purchaser  when the need  therefor by the Company no longer  exists, unless the Mortgage Loan has been  liquidated and the Liquidation  Proceeds  relating to the Mortgage Loan have been  deposited in the Custodial  Account or the Mortgage File or such document has been delivered to an  attorney,  or to a public  trustee or other  public  official  as  required  by law,  for  purposes of initiating or pursuing legal action or other  proceedings  for the  foreclosure of the Mortgaged  Property either  judicially or  non-judicially,  and the Company has delivered to the Purchaser a certificate  of a
Servicing  Officer  certifying  as to the name and  address of the Person to which such  Mortgage  File or such document was delivered  and the purpose or purposes of such  delivery.  Upon receipt of a certificate of a Servicing  Officer  stating that such Mortgage Loan was  liquidated,  the servicing  receipt shall be released by the Purchaser to the Company.

         Section 6.03      Servicing Compensation.

         As compensation  for its services  hereunder,  the Company shall be entitled to withdraw from the
Custodial Account (to the extent of interest  payments  collected on the Mortgage Loans) or to retain from interest  payments  collected on the Mortgage Loans, the amounts  provided for as the Company's  Servicing
Fee, subject to payment of compensating  interest on Principal  Prepayments as capped by the Servicing Fee pursuant to Section 5.01 (iii).  Additional  servicing  compensation  in the form of  assumption  fees, as provided in Section 6.01,  and late payment  charges or otherwise  shall be retained by the Company to the extent not  required to be  deposited  in the  Custodial  Account.  No  Servicing  Fee shall be payable in connection with partial Monthly  Payments.  The Company shall be required to pay all expenses  incurred by it in  connection  with its  servicing  activities  hereunder  and shall not be entitled to  reimbursement therefor except as specifically provided for.

         Section 6.04      Annual Statement as to Compliance.

         The Company will deliver to the Purchaser and the Master  Servicer not later  February 28 of each year beginning in February 2005, an Officers'  Certificate  stating,  as to each signatory  thereof,  that
(i) a review of the  activities  of the Company  during the  preceding  calendar  year and of  performance under  this  Agreement  has been  made  under  such  officers'  supervision,  and (ii) to the best of such officers'  knowledge,  based on such review,  the Company has fulfilled all of its obligations  under this
Agreement  throughout  such  year,  or,  if  there  has  been a  default  in the  fulfillment  of any such obligation,  specifying  each such  default  known to such  officers  and the  nature  and  status of cure provisions  thereof.  Copies of such  statement  shall be provided by the  Company to the  Purchaser  upon request.

         Section 6.05      Annual Independent Certified Public
                           Accountants' Servicing Report.

         On or before  February  28 of each year  beginning  February  28, 2005 the Company at its expense shall cause a firm of  independent  public  accountants  which is a member of the  American  Institute  of
Certified  Public  Accountants  to furnish a statement  to the  Purchaser to the effect that such firm has examined certain  documents and records relating to the Company's  servicing of mortgage loans of the same type as the Mortgage  Loans  pursuant to servicing  agreements  substantially  similar to this  Agreement, which  agreements may include this  Agreement,  and that, on the basis of such an  examination,  conducted substantially in the uniform single audit program for mortgage  bankers,  such firm is of the opinion that the Company's  servicing has been conducted in compliance  with the agreements  examined  pursuant to this
Section 6.05,  except for (i) such  exceptions as such firm shall believe to be immaterial,  and (ii) such other  exceptions as shall be set forth in such  statement.  Copies of such statement shall be provided by the Company to the  Purchaser and the Master  Servicer.  In addition,  on an annual  basis,  Company shall provided Purchaser with copies of its audited financial statements.

         Section 6.06      Purchaser's Right to Examine Company
Records.

         The  Purchaser  shall have the right to examine and audit at its expense upon  reasonable  notice to the Company,  during  business  hours or at such other times as might be  reasonable  under  applicable circumstances,  any and all of the books,  records,  documentation or other information of the Company, or held by another  for the  Company or on its  behalf or  otherwise,  which  relates to the  performance  or observance by the Company of the terms, covenants or conditions of this Agreement.

         The Company shall provide to the Purchaser and any supervisory  agents or examiners  representing a state or federal  governmental agency having jurisdiction over the Purchaser,  including but not limited to OTS, FDIC and other similar entities,  access to any documentation  regarding the Mortgage Loans in the possession  of the Company  which may be  required by any  applicable  regulations.  Such access  shall be afforded without charge, upon reasonable  request,  during normal business hours and at the offices of the
Company, and in accordance with the federal government, FDIC, OTS, or any other similar regulations.

         Section 6.07      Annual Certification.

(a)      For so long as the Mortgage Loans are being master serviced by the Master  Servicer,  by February
28th of each year (or if not a Business  Day, the  immediately  preceding  Business  Day), or at any other time upon  thirty  (30) days  written  request,  an officer of the  Company  shall  execute and deliver an
Officer's  Certificate  to the Purchaser and the Master  Servicer for the benefit of the Purchaser and the
Master Servicer and their officers, directors and affiliates, certifying as to the following matters:

(i)      Based on my  knowledge,  the  information  in the  Annual  Statement  of  Compliance,  the Annual
                      Independent  Public   Accountant's   Servicing  Report  and  all  servicing
                      reports,  officer's  certificates  and other  information  relating  to the servicing of the Mortgage Loans  submitted to the Master  Servicer taken as a whole,  does not contain any untrue  statement of a material fact or omit to state a material fact  necessary to make the  statements  made, in light
                      of  the   circumstances   under  which  such   statements  were  made,  not
                      misleading as of the date of this certification;

(ii)     The  servicing  information  required to be provided to the Master  Servicer by the Company under this Agreement has been provided to the Master Servicer;

(iii)     I am responsible  for reviewing the activities  performed by the Company under the Agreement and based upon the review required by this  Agreement,  and except as disclosed in the Annual  Statement of  Compliance  or the Annual  Independent  Public
                      Accountant's  Servicing  Report  submitted  to  the  Master  Servicer,  the
                      Company  has,  as  of  the  date  of  this   certification   fulfilled  its
                      obligations under this Agreement; and

              (iv)I have disclosed to the Master Servicer all significant  deficiencies  relating to the Company's  compliance with the minimum servicing standards in accordance with a review  conducted  in  compliance  with the Uniform  Single  Attestation
                  Program for Mortgage Bankers or similar standard as set forth in the Agreement.

(b)      The Company shall  indemnify  and hold  harmless the  Purchaser and Master  Servicer and their  officers,  directors,  agents  and  affiliates  from  and  against  any  losses,  damages, penalties,  fines,  forfeitures,  reasonable  legal fees and related  costs,  judgments and other costs and expenses  arising out of or based upon a breach by the Company or any of its  officers, directors,  agents or affiliates of its  obligations  under this Section 6.07 or the  negligence, bad faith or willful misconduct of the Company in connection  therewith.  If the  indemnification provided for herein is  unavailable  or  insufficient  to hold  harmless the  Purchaser or Master
Servicer,  then the Company agrees that it shall  contribute to the amount paid or payable by the
Purchaser or Master  Servicer as a result of the losses,  claims,  damages or  liabilities of the
Purchaser or Master  Servicer in such  proportion as is appropriate to reflect the relative fault of the  Purchaser or Master  Servicer on the one hand and the Company on the other in  connection with a breach of the Company's  obligations under this Section 6.07 or the Company's  negligence, bad faith or willful misconduct in connection therewith.

                                               ARTICLE VII

                                    REPORTS TO BE PREPARED BY SERVICER

         Section 7.01      Company Shall Provide Information as
                           Reasonably Required.

         The Company shall  furnish to the Purchaser  during the term of this  Agreement,  such  periodic, special or other reports,  information or  documentation,  whether or not provided for herein, as shall be necessary,  reasonable  or  appropriate  in  respect  to the  Purchaser,  or  otherwise  in respect to the
Mortgage  Loans  and  the  performance  of the  Company  under  this  Agreement,  including  any  reports,
information  or  documentation   reasonably  required  to  comply  with  any  regulations   regarding  any
supervisory  agents or examiners of the  Purchaser  all such reports or  information  to be as provided by and in accordance  with such  applicable  instructions  and  directions  as the  Purchaser may  reasonably request in  relation  to this  Agreement  or the  performance  of the Company  under this  Agreement.  The
Company  agrees to execute  and deliver all such  instruments  and take all such action as the  Purchaser, from time to time,  may  reasonably  request in order to effectuate the purpose and to carry out the terms of this Agreement.

         In  connection  with  marketing  the  Mortgage  Loans,  the  Purchaser  may make  available  to a prospective  purchaser  audited  financial  statements of the Company for the most recently  completed two
(2)  fiscal  years for which  such  statements  are  available,  as well as a  Consolidated  Statement  of
Condition  at the  end of the  last  two  (2)  fiscal  years  covered  by any  Consolidated  Statement  of
Operations.  If it has not already  done so, the Company  shall  furnish  promptly to the  Purchaser  or a prospective purchaser copies of the statements specified above.

         The Company  shall make  reasonably  available to the  Purchaser or any  prospective  Purchaser a knowledgeable  financial or  accounting  officer for the purpose of answering  questions and to permit any prospective  purchaser to inspect the Company's  servicing  facilities for the purpose of satisfying  such prospective  purchaser  that the Company has the ability to service the Mortgage Loans as provided in this
Agreement.

                                               ARTICLE VIII

                                               THE SERVICER

         Section 8.01      Indemnification; Third Party Claims.

         The Company  agrees to indemnify the  Purchaser and hold it harmless  against any and all claims, losses, damages,  penalties,  fines,  forfeitures,  legal fees and related costs, judgments, and any other costs,  fees and expenses  that the Purchaser may sustain in any way related to the failure of the Company to observe and perform its duties,  obligations,  covenants,  and agreements to service the Mortgage Loans in compliance  with the terms of this  Agreement.  The Company  agrees to indemnify the Purchaser and hold it harmless against any and all claims, losses, damages,  penalties,  fines,  forfeitures,  legal fees and related  costs,  judgments,  and any other costs,  fees and expenses that the Purchaser may sustain in any way  related to the breach of a  representation  or warranty  set forth in  Sections  3.01 or 3.02 of this
Agreement.  The  Company  shall  immediately  notify  the  Purchaser  if a claim is made by a third  party against  Company with respect to this  Agreement  or the Mortgage  Loans,  assume (with the consent of the
Purchaser) the defense of any such claim and pay all expenses in connection  therewith,  including counsel fees,  whether or not such claim is settled  prior to judgment,  and promptly  pay,  discharge and satisfy any judgment or decree  which may be entered  against it or the  Purchaser  in respect of such claim.  The
Company  shall  follow any written  instructions  received  from the  Purchaser  in  connection  with such claim.  The Purchaser  shall  promptly  reimburse  the Company for all amounts  advanced by it pursuant to the two  preceding  sentences  except when the claim  relates to the failure of the Company to service and administer the Mortgages in compliance with the terms of this Agreement,  the breach of  representation or warranty set forth in Sections 3.01 or 3.02, or the gross negligence,  bad faith or willful  misconduct of
Company.  The  provisions  of this Section  8.01 shall  survive  termination  of this  Agreement.  Nothing herein  shall be  construed  to impose any  liability  on the  Company in the event it has, in good faith, complied with any instructions of Purchaser,  which  instructions are contrary to the terms and provisions of this agreement.

         Section 8.02      Merger or Consolidation of the Company.

         The Company  will keep in full  effect its  existence,  rights and  franchises  as a  corporation under  the laws of the  state of its  incorporation  except  as  permitted  herein,  and will  obtain  and preserve its  qualification  to do business as a foreign  corporation in each  jurisdiction  in which such qualification is or shall be necessary to protect the validity and  enforceability  of this Agreement,  or any of the Mortgage Loans and to perform its duties under this Agreement.

         Any Person into which the Company may be merged or  consolidated,  or any  corporation  resulting from any  merger,  conversion  or  consolidation  to which the  Company  shall be a party,  or any  Person succeeding  to the  business  of the  Company  whether  or not  related  to loan  servicing,  shall be the successor  of the Company  hereunder,  without the  execution or filing of any paper or any further act on the  part of any of the  parties  hereto,  anything  herein  to the  contrary  notwithstanding;  provided, however,  that the successor or surviving  Person,  or the parent  company of such  successor or surviving
Person,  shall be an institution  (i) having a GAAP net worth not less than  $25,000,000,  (ii) which is a
HUD-approved  mortgagee  whose  primary  business is in  origination  and servicing of first lien mortgage loans,  and  (iii) who is a Fannie  Mae or FHLMC  approved  seller/servicer  in good  standing;  provided, however,  that if such  successor  or  surviving  Person  does  not  have a GAAP  net  worth  of at  least
$25,000,000,  the parent  company of such  successor  or  surviving  Person  shall act as  guarantor  with respect to such successor's obligations under this Agreement.

         Section 8.03      Limitation on Liability of the Company and
Others.

         Neither the Company nor any of the  officers,  employees or agents of the Company  shall be under any  liability to the Purchaser  for any action taken or for  refraining  from the taking of any action in good faith pursuant to this Agreement,  or for errors in judgment made in good faith;  provided,  however, that this  provision  shall not protect the Company or any such person against any breach of warranties or representations  made herein,  or failure to perform its  obligations  in compliance  with any standard of care set  forth in this  Agreement,  or any  liability  which  would  otherwise  be  imposed  by reason of negligence,  bad  faith  or  willful  misconduct,  or any  breach  of the  terms  and  conditions  of this
Agreement.  The  Company and any  officer,  employee or agent of the Company may rely in good faith on any document of any kind prima facie properly  executed and submitted by the Purchaser  respecting any matters arising  hereunder.  The Company shall not be under any  obligation to appear in,  prosecute or defend any legal action which is not incidental to its duties to service the Mortgage  Loans in accordance  with this
Agreement  and which in its  reasonable  opinion may involve it in any  expenses or  liability;  provided, however,  that the Company may, with the consent of the Purchaser,  undertake any such action which it may deem  necessary  or  desirable  in respect  to this  Agreement  and the  rights and duties of the  parties hereto.  In such  event,  the  reasonable  legal  expenses  and  costs of such  action  and any  liability resulting  therefrom shall be expenses,  costs and liabilities for which the Purchaser will be liable, and the Company shall be entitled to be reimbursed therefor from the Purchaser upon written demand.

         Section 8.04      Company Not to Assign or Resign.

         The Company  shall not assign this  Agreement or resign from the  obligations  and duties  hereby imposed on it except by mutual  consent of the Company and the  Purchaser or upon the  determination  that its duties hereunder are no longer  permissible  under applicable law and such incapacity  cannot be cured by the Company.  Any such  determination  permitting the  resignation of the Company shall be evidenced by an Opinion of Counsel to such effect  delivered  to the  Purchaser  which  Opinion of Counsel  shall be in form and  substance  acceptable to the  Purchaser.  No such  resignation  shall become  effective  until a successor  shall have  assumed the  Company's  responsibilities  and  obligations  hereunder in the manner provided in Section 11.01.

         Section 8.05      No Transfer of Servicing.

         With  respect to the  retention  of the  Company to service the  Mortgage  Loans  hereunder,  the
Company  acknowledges that the Purchaser has acted in reliance upon the Company's  independent status, the adequacy of its servicing facilities, plan, personnel,  records and procedures, its integrity,  reputation and financial  standing and the  continuance  thereof.  Without in any way limiting the generality of this
Section,  the Company  shall not either assign this  Agreement or the servicing  hereunder or delegate its rights or duties  hereunder or any portion thereof,  or sell or otherwise  dispose of all or substantially all of its  property or assets,  other than in the normal  course of business,  without the prior  written approval of the Purchaser,  which consent shall not be  unreasonably  withheld;  provided that the Company may assign the Agreement and the servicing  hereunder  without the consent of Purchaser to an affiliate of the Company to which all  servicing  of the Company is assigned so long as (i) such  affiliate is a Fannie
Mae and Freddie Mac approved  servicer and (ii) if it is intended  that such  affiliate be spun off to the shareholders of the Company,  such affiliate have a GAAP net worth of at least  $25,000,000 and (iii) such affiliate shall deliver to the Purchaser a  certification  pursuant to which such affiliate shall agree to be bound by the terms and  conditions of this  Agreement and shall certify that such affiliate is a Fannie
Mae and Freddie Mac approved servicer in good standing..

         Without in any way limiting the  generality  of this Section  8.05, in the event that the Company either shall  assign this  Agreement or the  servicing  responsibilities  hereunder or delegate its duties hereunder or any portion  thereof  without (i)  satisfying the  requirements  set forth herein or (ii) the prior  written  consent  of the  Purchaser,  then the  Purchaser  shall have the right to  terminate  this
Agreement,  without any payment of any penalty or damages  and  without any  liability  whatsoever  to the
Company  (other than with respect to accrued but unpaid  Servicing Fees and Servicing  Advances  remaining unpaid) or any third party.

                                                ARTICLE IX

                                                 DEFAULT

         Section 9.01      Events of Default.

         In case one or more of the  following  Events  of  Default  by the  Company  shall  occur  and be continuing, that is to say:

         (i) any failure by the Company to remit to the  Purchaser  any payment  required to be made under the terms of this Agreement which continues unremedied for a period of one (1) Business Day; or

         (ii) failure on the part of the Company  duly to observe or perform in any  material  respect any other of the  covenants  or  agreements  on the part of the  Company  set  forth in this  Agreement  which continues  unremedied  for a period of thirty  (30) days  after the date on which  written  notice of such failure  shall have been given to the Company by the  Purchaser,  and the  remedial  period  provided  for herein has expired; or

         (iii) a decree or order of a court or agency or supervisory  authority  having  jurisdiction  for the  appointment of a conservator or receiver or liquidator in any  insolvency,  bankruptcy,  readjustment of debt,  marshalling  of  assets  and  liabilities  or  similar  proceedings,  or for the  winding-up  or liquidation  of its affairs,  shall have been  entered  against the Company and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days; or

         (iv) the Company shall  consent to the  appointment  of a  conservator  or receiver or liquidator in any  insolvency,  bankruptcy,  readjustment  of debt,  marshalling of assets and liabilities or similar proceedings of or relating to the Company or of or relating to all or  substantially  all of its property;
or

         (v) the Company  shall admit in writing its  inability to pay its debts  generally as they become due, file a petition to take advantage of any applicable  insolvency or  reorganization  statute,  make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

         (vi)  Company  ceases to be approved by either  Fannie Mae or FHLMC as a mortgage  loan seller or servicer for more than thirty (30) days; or

         (vii) the  Company  attempts  to assign  its right to  servicing  compensation  hereunder  or the
Company  attempts,  without  the  consent  of the  Purchaser,  to  sell  or  otherwise  dispose  of all or
substantially   all  of  its  property  or  assets  or  to  assign  this   Agreement   or  the   servicing
responsibilities hereunder or to delegate its duties hereunder or any portion thereof; or

         (viii) the Company  ceases to be (a) licensed to service first lien  residential  mortgage  loans in any  jurisdiction  in which a Mortgaged  Property is located and such  licensing is  required,  and (b)
qualified to transact  business in any  jurisdiction  where it is currently so qualified,  but only to the extent such  non-qualification  materially  and  adversely  affects the  Company's  ability to perform its obligations hereunder; or

         (ix) the  Company  fails to meet the  eligibility  criteria  set  forth in the last  sentence  of
Section 8.02; or

         (x)      failure  by  the  Company  to  duly  perform,  within  the  required  time  period,  its obligations under Section 6.04, 6.05 or 6.07, which failure  continues  unremedied for a period of fifteen
(15) days after the date on which  written  notice of such  failure,  requiring  the same to be  remedied, shall have been given to the Company by any party to this Agreement or by the Master Servicer.

         Then,  and in each and  every  such  case,  so long as an Event of  Default  shall  not have been remedied,  the Purchaser,  by notice in writing to the Company  (except in the case of an Event of Default under clauses (iii),  (iv) or (v) above, in which case,  automatically and without notice) Company may, in addition to whatever  rights the Purchaser  may have under  Sections 3.03 and 8.01 and at law or equity or to  damages,  including  injunctive  relief  and  specific  performance,  terminate  all  the  rights  and obligations  of the  Company  under  this  Agreement  and in and to the  Mortgage  Loans and the  proceeds thereof  without  compensating  the Company  for the same.  On or after the receipt by the Company of such written  notice (or, in the case of an Event of Default under clauses (iii),  (iv) or (v) above,  in which case,  automatically  and without  notice),  all authority and power of the Company under this  Agreement, whether with  respect to the Mortgage  Loans or  otherwise,  shall pass to and be vested in the  successor appointed  pursuant  to Section  11.01.  Upon  written  request  from the  Purchaser,  the  Company  shall prepare,  execute and deliver,  any and all documents  and other  instruments,  place in such  successor's possession all Mortgage Files,  and do or accomplish all other acts or things  necessary or appropriate to effect the purposes of such notice of  termination,  whether to complete the transfer and  endorsement  or assignment of the Mortgage Loans and related documents,  or otherwise,  at the Company's sole expense. The
Company  agrees to cooperate  with the Purchaser and such  successor in effecting the  termination  of the
Company's  responsibilities  and rights hereunder,  including,  without  limitation,  the transfer to such successor  for  administration  by it of all cash  amounts  which  shall at the  time be  credited  by the
Company to the Custodial  Account or Escrow  Account or  thereafter  received with respect to the Mortgage
Loans or any REO Property.

         Section 9.02      Waiver of Defaults.

         The Purchaser may waive only by written  notice any default by the Company in the  performance of its  obligations  hereunder and its  consequences.  Upon any such waiver of a past  default,  such default shall cease to exist,  and any Event of Default  arising  therefrom  shall be deemed to have been remedied for every  purpose of this  Agreement.  No such waiver shall extend to any  subsequent or other default or impair any right consequent thereon except to the extent expressly so waived in writing.

                                                ARTICLE X

                                               TERMINATION

         Section 10.01     Termination.

                  The respective  obligations  and  responsibilities  of the Company shall terminate upon:
(i) the later of the final  payment or other  liquidation  (or any advance  with  respect  thereto) of the last Mortgage Loan and the  disposition  of all remaining REO Property and the remittance of all funds due hereunder;  or (ii) by mutual  consent of the Company and the Purchaser in writing;  or (iii)  termination with cause under the terms of this Agreement;  or (iv) at the  Purchaser's  option and upon written notice to the Company,  if any  Mortgage  Loan  becomes 90 days or greater  delinquent  in payment of a scheduled
Monthly  Payment,  but solely with respect to such  Mortgage  Loan; or (v) at the  Purchaser's  option and upon  written  notice  to the  Company,  if the sum of all  Mortgage  Loans  that  are 90 days or  greater delinquent  in  payment of a  scheduled  Monthly  Payment,  (including  those  Mortgage  Loans  subject to bankruptcy,  currently  in  foreclosure  and  any  REO  Properties),  exceeds  7% of the  aggregate  total principal amount of all Mortgage Loans serviced  hereunder;  provided,  however,  that the Purchaser shall not have the right to terminate the Company if such  delinquencies,  bankruptcies  and REO  properties are resulting from acts beyond the Company's  control,  including,  but not limited to, acts of God,  strikes,
lockouts,  riots,  acts  of  war  or  terrorism,  epidemics,   nationalization,   expropriation,  currency
restrictions,  communication line failures,  power failures,  earthquakes or other natural disasters.  For termination in accordance  with clause (iv) of this  subsection,  the Company shall be deemed to have been terminated  with cause and the  provisions  of Section 9.01 shall apply with respect to such  termination.
For  termination in accordance with clause (v) of this  subsection,  the Company shall remain as "Company"
under this  Agreement,  however  servicing  shall transfer to the Purchaser or its designee as subservicer for the  Company,  in  accordance  with a  subservicing  agreement  to be  provided  to the Company by the
Purchaser,  and the Purchaser shall be paid a subservicing  fee of 10 basis points for such  subservicing.
Simultaneously  with any such  termination and the transfer of servicing  hereunder,  the Company shall be entitled to be reimbursed for any outstanding Servicing Advances and Monthly Advances.

                                                ARTICLE XI

                                         MISCELLANEOUS PROVISIONS

         Section 11.01     Successor to the Company.

         Prior to termination of Company's  responsibilities  and duties under this Agreement  pursuant to
Sections 4.13,  8.04,  9.01, 10.01 (ii) or (iii), the Purchaser shall (i) succeed to and assume all of the
Company's  responsibilities,  rights,  duties and  obligations  under this  Agreement,  or (ii)  appoint a successor  having the  characteristics  set forth in Section  8.02 hereof and which  shall  succeed to all rights  and  assume  all of the  responsibilities,  duties  and  liabilities  of the  Company  under  this
Agreement  prior to the  termination  of Company's  responsibilities,  duties and  liabilities  under this
Agreement.  In connection with such appointment and assumption,  the Purchaser may make such  arrangements for the  compensation  of such  successor  out of  payments on Mortgage  Loans as the  Purchaser  and such successor  shall agree. In the event that the Company's  duties,  responsibilities  and liabilities  under this Agreement should be terminated pursuant to the aforementioned  Sections,  the Company shall discharge such  duties  and  responsibilities  during  the  period  from  the  date it  acquires  knowledge  of such termination  until the effective  date thereof with the same degree of diligence and prudence  which it is obligated  to exercise  under this  Agreement,  and shall take no action  whatsoever  that might impair or prejudice  the rights or  financial  condition of its  successor.  The  resignation  or removal of Company pursuant to the  aforementioned  Sections shall not become  effective until a successor shall be appointed pursuant to this Section and shall in no event relieve the Company of the  representations  and warranties made pursuant to Sections 3.01, 3.02 and 3.03 and the remedies  available to the Purchaser  thereunder and under Section 8.01, it being  understood and agreed that the provisions of such Sections 3.01,  3.02, 3.03 and 8.01 shall be applicable to the Company  notwithstanding  any such  resignation  or termination of the
Company, or the termination of this Agreement.

         Any  successor  appointed  as  provided  herein  shall  execute,  acknowledge  and deliver to the
Company and to the Purchaser an instrument  accepting such  appointment,  whereupon  such successor  shall become fully vested with all the rights,  powers,  duties,  responsibilities,  obligations and liabilities of the Company,  with like effect as if originally  named as a party to this  Agreement.  Any  termination or resignation of the Company or this Agreement  pursuant to Section 4.13,  8.04,  9.01 or 10.01 shall not affect any claims that the  Purchaser may have against the Company  arising prior to any such  termination or resignation.

         The Company shall  promptly  deliver to the successor the funds in the Custodial  Account and the
Escrow  Account and the Mortgage Files and related  documents and statements  held by it hereunder and the
Company shall account for all funds.  The Company shall execute and deliver such  instruments  and do such other  things all as may  reasonably  be  required  to more fully and  definitely  vest and confirm in the successor  all  such  rights,  powers,  duties,  responsibilities,  obligations  and  liabilities  of  the
Company.  Within ten (10) Business Days of the execution and delivery of such  instruments,  the successor shall reimburse the Company for unrecovered  Servicing  Advances which the successor retains hereunder and which  would  otherwise  have  been  recovered  by the  Company  pursuant  to this  Agreement  but for the appointment of the successor servicer.

         Upon a  successor's  acceptance  of  appointment  as such,  the Company  shall notify by mail the
Purchaser of such appointment.

         Section 11.02     Amendment.

         This  Agreement  may be amended  from time to time by the  Company and the  Purchaser  by written agreement signed by the Company and the Purchaser.

         Section 11.03     Recordation of Agreement.

         To the extent  permitted by  applicable  law,  this  Agreement is subject to  recordation  in all
appropriate   public  offices  for  real  property  records  in  all  the  counties  or  other  comparable jurisdictions  in which any of the  properties  subject to the Mortgages  are  situated,  and in any other appropriate  public recording  office or elsewhere,  such recordation to be effected by the Company at the
Company's  expense on direction of the Purchaser  accompanied  by an opinion of counsel to the effect that such  recordation  materially and  beneficially  affects the interest of the Purchaser or is necessary for the administration or servicing of the Mortgage Loans.

         Section 11.04     Governing Law.

         This  Agreement and the related Term Sheet shall be governed by and construed in accordance  with the laws of the State of New York  except  to the  extent  preempted  by  Federal  law.  The  obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

         Section 11.05     Notices.

         Any  demands,  notices  or other  communications  permitted  or  required  hereunder  shall be in writing  and shall be deemed  conclusively  to have been  given if  personally  delivered  at or mailed by registered  mail,  postage  prepaid,  and return  receipt  requested or  certified  mail,  return  receipt requested,  or  transmitted by telex,  telegraph or telecopier and confirmed by a similar mailed  writing, as follows:

         (i)      if to the Company:

                  HomeBanc Mortgage Corporation
                  2002 Summit Boulevard, Suite 100
                  Atlanta, GA 30319 Attention:
                  Debra F. Watkins, EVP Capital Markets & Treasury
                  Telecopier No.:  (404) 705-2301

                  With a copy to:

                  HomeBanc Mortgage Corporation
                  2002 Summit Boulevard, Suite 100
                  Atlanta, GA 30319
                  Attention:  General Counsel
                  Telecopier No.:  (404) 303-4069

         (ii) if to the Purchaser:

                  EMC Mortgage Corporation
                  Mac Arthur Ridge II,
                  909 Hidden Ridge Drive, Suite 200
                  Irving, Texas 75038
                  Attention:  Ms. Raylene Ruyle
                  Telecopier No.:

                  With a copy to:

                  Bear Stearns Mortgage Capital Corporation
                  383 Madison Avenue
                  New York, New York 10179
                  Attention:  Michelle Sterling

or such other  address as may  hereafter be furnished to the other party by like notice.  Any such demand, notice or  communication  hereunder  shall be deemed to have been  received  on the date  delivered  to or received at the premises of the addressee (as evidenced,  in the case of registered or certified  mail, by the date noted on the return receipt).

         Section 11.06     Severability of Provisions.

         Any part,  provision,  representation  or warranty of this  Agreement  and the related Term Sheet which is prohibited or which is held to be void or  unenforceable  shall be  ineffective  to the extent of such prohibition or  unenforceability  without  invalidating the remaining  provisions  hereof.  Any part, provision,  representation  or warranty of this Agreement which is prohibited or  unenforceable or is held to be void or unenforceable  in any jurisdiction  shall be ineffective,  as to such  jurisdiction,  to the extent of such prohibition or unenforceability  without  invalidating the remaining provisions hereof, and any  such  prohibition  or  unenforceability  in  any  jurisdiction  as to any  Mortgage  Loan  shall  not invalidate or render  unenforceable such provision in any other  jurisdiction.  To the extent permitted by applicable  law,  the  parties  hereto  waive any  provision  of law that  prohibits  or  renders  void or unenforceable  any  provision  hereof.  If  the  invalidity  of any  part,  provision,  representation  or warranty of this  Agreement  shall deprive any party of the economic  benefit  intended to be conferred by this  Agreement,  the parties shall  negotiate,  in good faith, to develop a structure the economic effect of which is nearly as possible the same as the economic  effect of this  Agreement  without regard to such invalidity.

         Section 11.07     Exhibits.

         The  exhibits  to this  Agreement  are  hereby  incorporated  and made a part  hereof  and are an integral part of this Agreement.

         Section 11.08     General Interpretive Principles.

         For  purposes of this  Agreement,  except as otherwise  expressly  provided or unless the context otherwise requires:

         (i)               the terms defined in this Agreement have the meanings  assigned to them in this
Agreement  and  include  the plural as well as the  singular,  and the use of any gender  herein  shall be deemed to include the other gender;

         (ii)     accounting  terms not  otherwise  defined  herein have the meanings  assigned to them in accordance with generally accepted accounting principles;

         (iii)    references  herein to  "Articles",  "Sections",  Subsections",  "Paragraphs",  and other subdivisions  without  reference  to  a  document  are  to  designated  Articles,  Sections,  Subsections,
Paragraphs and other subdivisions of this Agreement;

         (iv)     a reference to a  Subsection  without  further  reference to a Section is a reference to such  Subsection  as  contained in the same Section in which the  reference  appears,  and this rule shall also apply to Paragraphs and other subdivisions;

         (v)      the words  "herein",  "hereof ",  "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision;

         (vi)     the  term  "include"  or  "including"  shall  mean  without   limitation  by  reason  of
enumeration; and

         (vii)    headings of the Articles  and  Sections in this  Agreement  are for  reference  purposes only and shall not be deemed to have any substantive effect.

         Section 11.09     Reproduction of Documents.

         This Agreement and all documents relating thereto,  including,  without limitation, (i) consents, waivers and  modifications  which may hereafter be executed,  (ii) documents  received by any party at the closing,  and (iii)  financial  statements,  certificates  and other  information  previously or hereafter
furnished,  may  be  reproduced  by  any  photographic,   photostatic,  microfilm,  micro-card,  miniature
photographic or other similar process.  The parties agree that any such  reproduction  shall be admissible in evidence  as the  original  itself in any  judicial or  administrative  proceeding,  whether or not the original is in existence and whether or not such  reproduction  was made by a party in the regular  course of business,  and that any  enlargement,  facsimile or further  reproduction  of such  reproduction  shall likewise be admissible in evidence.

         Section 11.10     Confidentiality of Information.

         Each  party  recognizes  that,  in  connection  with  this  Agreement,  it may  become  privy  to non-public  information  regarding the financial  condition,  operations and prospects of the other party.
Each party agrees to keep all  non-public  information  regarding the other party  strictly  confidential, and to use all such  information  solely in order to  effectuate  the purpose of the  Agreement,  provided that each party may provide  confidential  information to its employees,  agents and affiliates who have a need to know  such  information  in order to  effectuate  the  transaction,  provided  further  that  such information is identified as confidential non-public information.  In addition,  confidential  information may  be  provided  to a  regulatory  authority  with  supervisory  power  over  Purchaser,  provided  such information is identified as confidential non-public information.

         Section 11.11     Recordation of Assignments of Mortgage.

         For each Mortgage Loan that is not a MERS  Mortgage  Loan, to the extent  permitted by applicable law,  each of the  Assignments  is subject to  recordation  in all  appropriate  public  offices  for real property  records  in all the  counties  or other  comparable  jurisdictions  in  which  any or all of the
Mortgaged  Properties are situated,  and in any other  appropriate  public  recording office or elsewhere, such  recordation  to be  effected  by and at the  Company's  expense in the event  recordation  is either necessary under applicable law or requested by the Purchaser at its sole option.

         Section 11.12     Assignment.

     The Purchaser shall have the right, without the consent of the Company, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of the Purchaser hereunder, by executing an Assignment and Assumption Agreement substantially in the form of Exhibit D hereto and the assignee or designee shall accede to the rights and obligations hereunder of the Purchaser with respect to such Mortgage
     Loans.  In no event shall Purchaser sell a partial interest in any Mortgage Loan without the written consent of Company, which consent shall not be unreasonably denied.  All references to the
     Purchaser in this Agreement shall be deemed to include its assignee or designee.  The Company shall have the right, only with the consent of the Purchaser or otherwise in accordance with this
     Agreement, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans.

         Section 11.13     No Partnership.

         Nothing  herein  contained  shall be deemed or  construed  to  create a  co-partnership  or joint venture  between the parties  hereto and the services of the Company  shall be rendered as an  independent contractor and not as agent for Purchaser.

         Section 11.14     Execution: Successors and Assigns.

         This Agreement may be executed in one or more  counterparts  and by the different  parties hereto on  separate  counterparts,  each of which,  when so  executed,  shall be deemed to be an  original;  such counterparts,  together,  shall  constitute one and the same  agreement.  Subject to this Agreement  shall inure  to the  benefit  of and be  binding  upon  the  Company  and the  Purchaser  and  their  respective successors and assigns.

         Section 11.15     Entire Agreement.

         The  Company  acknowledges  that no  representations,  agreements  or  promises  were made to the
Company  by the  Purchaser  or any of its  employees  other  than  those  representations,  agreements  or promises  specifically  contained herein and in the Confirmation.  The Confirmation and this Agreement and the  related  Term Sheet sets  forth the  entire  understanding  between  the  parties  hereto;  provided, however,  only this  Agreement  and the related  Term Sheet shall be binding upon all  successors  of both parties.  In the event of any  inconsistency  between the Confirmation and this Agreement,  this Agreement and the related Term Sheet shall control.

         Section 11.16.  No Solicitation.

         From and after the Closing  Date,  the Company  agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates,  to personally,  by telephone or mail, solicit the borrower or obligor  under any Mortgage  Loan to refinance  the Mortgage  Loan, in whole or in part,  without  the  prior  written  consent  of  the  Purchaser.  Notwithstanding  the  foregoing,  it is understood  and agreed  that (i)  promotions  undertaken  by the Company or any  affiliate  of the Company which are directed to the general  public at large,  or segments  thereof,  provided that no segment shall
consist  primarily  of  the  Mortgage  Loans,  including,   without  limitation,  mass  mailing  based  on
commercially  acquired mailing lists,  newspaper,  radio and television  advertisements and (ii) responses to  unsolicited  requests  or  inquiries  made by a  Mortgagor  or an  agent  of a  Mortgagor,  shall  not constitute  solicitation  under this Section  11.16.  This  Section  11.16 shall not be deemed to preclude the Company or any of its affiliates  from  soliciting any Mortgagor for any other  financial  products or services.  The  Company  shall use its best  efforts to prevent the sale of the name of any  Mortgagor  to any Person who is not an affiliate of the Company, other than as permitted by law.

         Section 11.17.  Closing.

         The  closing  for the  purchase  and sale of the  Mortgage  Loans shall take place on the related
Closing  Date.  The closing  shall be either:  by  telephone,  confirmed  by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

         The closing for the Mortgage  Loans to be purchased on the related  Closing Date shall be subject to each of the following conditions:

         (a)      at least one (1)  Business  Day prior to the related  Closing  Date,  the Company  shall deliver to the Purchaser a magnetic  diskette,  or transmit by modem,  a listing on a loan-level  basis of the information contained in the related Mortgage Loan Schedule attached to the related Term Sheet;

         (b)      all of the  representations  and warranties of the Company under this Agreement shall be materially true and correct as of the related  Closing Date and no event shall have occurred  which,  with notice or the passage of time, would constitute a material default under this Agreement;

         (c)      the Purchaser shall have received,  or the Purchaser's  attorneys shall have received in escrow, all documents  required pursuant to this Agreement,  the related Term Sheet, an opinion of counsel and an officer's certificate,  all in such forms as are agreed upon and acceptable to the Purchaser,  duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

         (d)      the Company  shall have  delivered and released to the Purchaser (or its designee) on or prior to the related Closing Date all documents  required  pursuant to the terms of this Agreement and the related Term Sheet; and

         (e)      all other  terms and  conditions  of this  Agreement,  the  related  Term  Sheet and the
Confirmation shall have been materially complied with.

         Subject to the  foregoing  conditions,  the  Purchaser  shall pay to the  Company on the  related
Closing Date the Purchase Price,  plus accrued  interest  pursuant to Section 2.02 of this  Agreement,  by wire transfer of immediately available funds to the account designated by the Company.

         Section 11.18.    Cooperation of Company with a Reconstitution.

         The Company and the Purchaser  agree that with respect to some or all of the Mortgage  Loans,  on or  after  the  related  Closing  Date,  on one or  more  dates  (each  a  "Reconstitution  Date")  at the
Purchaser's  sole option,  the Purchaser may effect a sale (each,  a  "Reconstitution")  of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

         (a)       one or more third party  purchasers  in one or more in whole loan  transfers  (each,  a
"Whole Loan Transfer"); or

         (b)      one or more trusts or other  entities  to be formed as part of one or more  pass-through transfers (each, a "Pass-Through Transfer").

         The  Company  agrees to  execute in  connection  with any  agreements  among the  Purchaser,  the
Company,  and any  servicer in  connection  with a Whole Loan  Transfer,  an  Assignment,  Assumption  and
Recognition  Agreement  substantially  in the form of  Exhibit D hereto,  or, at  Purchaser's  request,  a seller's  warranties  and  servicing  agreement  or a  participation  and  servicing  agreement or similar agreement  in  form  and  substance  reasonably  acceptable  to  the  parties,  and in  connection  with a
Pass-Through  Transfer, a pooling and servicing agreement in form and substance  reasonably  acceptable to the  parties,  (collectively  the  agreements  referred  to herein  are  designated,  the  "Reconstitution
Agreements").  It is  understood  that any such  Reconstitution  Agreements  will not  contain any greater obligations on the part of Company than are contained in this Agreement.

         With  respect to each Whole Loan  Transfer  and each  Pass-Through  Transfer  entered into by the
Purchaser,  the Company  agrees (1) to cooperate  fully with the Purchaser and any  prospective  purchaser with  respect to all  reasonable  requests  and due  diligence  procedures;  (2) to  execute,  deliver and perform all Reconstitution  Agreements  required by the Purchaser;  (3) to restate the representations and warranties  set forth in this  Agreement  as of the  settlement  or closing date in  connection  with such
Reconstitution  (each, a  "Reconstitution  Date").  In that connection,  the Company shall provide to such servicer or issuer,  as the case may be, and any other  participants in such  Reconstitution:  (i) any and all information  (including servicing portfolio  information) and appropriate  verification of information
(including  servicing  portfolio  information) which may be reasonably  available to the Company,  whether through letters of its auditors and counsel or otherwise,  as the Purchaser or any such other  participant shall request upon reasonable demand;  and (ii) such additional  representations,  warranties,  covenants, opinions of counsel,  letters  from  auditors,  and  certificates  of public  officials or officers of the
Company as are  reasonably  agreed upon by the Company and the  Purchaser  or any such other  participant.
In connection  with each  Pass-Through  Transfer,  the Company agrees to provide  reasonable and customary indemnification  to the  Purchaser and its affilates  for  disclosure  contained in any offering  document relating to the  Company or its  affilates,  the  Mortgage  Loans and the  underwriting  standards  of the
Mortgage  Loans.  The  Purchaser  shall be  responsible  for the costs  relating  to the  delivery of such information.  All reasonable and customary costs,  fees and expenses  incurred by Company pursuant to this provision  shall  be  reimbursed  to it and be  deemed  a  condition  precedent  to its  execution  of any
Reconstitution Agreement(s).

         All Mortgage  Loans not sold or  transferred  pursuant to a  Reconstitution  shall remain subject to, and serviced in  accordance  with the terms of, this  Agreement  and the related Term Sheet,  and with respect thereto this Agreement and the related Term Sheet shall remain in full force and effect.

         IN WITNESS  WHEREOF,  the Company and the  Purchaser  have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

                                                   EMC MORTGAGE CORPORATION
                                                               Purchaser

                                                     By:________________________
                                                     Name:
                                                     Title:

                                                   HOMEBANC MORTGAGE CORPORATION
                                                                Company

                                                     By: _______________________
                                                     Name:    Debra F. Watkins
                                                     Title:   Executive Vice President

                                                EXHIBIT A
                                        CONTENTS OF MORTGAGE FILE

         With respect to each  Mortgage  Loan,  the  Mortgage  File shall  include  each of the  following items,  which shall be  available  for  inspection  by the  Purchaser,  and which shall be retained by the
Company in the  Servicing  File or delivered to the  Purchaser or its designee  pursuant to Sections  2.04 and 2.05 of the Purchase, Warranties and Servicing Agreement.

         1.     The     original     Mortgage     Note     endorsed     "Pay    to    the     order     of
____________________________________________________,   without   recourse,"   and  signed  via   original
signature in the name of the Company by an authorized officer,  with all intervening  endorsements showing a complete chain of title from the  originator to the Company,  together with any  applicable  riders.  In no event  may an  endorsement  be a  facsimile  endorsement.  If the  Mortgage  Loan was  acquired  by the
Company  in a  merger,  the  endorsement  must be by  "[Company],  successor  by  merger  to the  [name of predecessor]".  If the  Mortgage  Loan was  acquired or  originated  by the Company  while doing  business under another name, the endorsement  must be by "[Company]  formerly known as [previous  name]".  Mortgage
Notes may be in the form of a lost note affidavit subject to Purchaser acceptability.

         2. Except as provided  below and for each  Mortgage Loan that is not a MERS  Mortgage  Loan,  the original  Mortgage with  evidence of recording  thereon.  If in connection  with any Mortgage Loan that is not a MERS Mortgage Loan,  the Company cannot deliver or cause to be delivered the original  Mortgage with evidence of  recording  thereon on or prior to the related  Closing  Date because of a delay caused by the public  recording  office where such Mortgage has been delivered for  recordation or because such Mortgage has been lost or because  such  public  recording  office  retains the  original  recorded  Mortgage,  the
Company  shall  deliver or cause to be delivered to the  Purchaser a photocopy of such  Mortgage  together with (i) in the case of a delay caused by the public  recording  office,  an Officer's  Certificate of the title  insurer  insuring the Mortgage  stating that such  Mortgage has been  delivered to the  appropriate public  recording  office  for  recordation  and that the  original  recorded  Mortgage  or a copy of such
Mortgage  certified  by such  public  recording  office  to be a true and  complete  copy of the  original recorded  Mortgage will be promptly  delivered to the Purchaser  upon receipt  thereof by the Company;  or
(ii) in the case of a Mortgage where a public recording office retains the original  recorded  Mortgage or in the case where a Mortgage  is lost  after  recordation  in a public  recording  office,  a copy of such
Mortgage with the recording  information  thereon  certified by such public  recording office to be a true and  complete  copy of the  original  recorded  Mortgage.  With respect to each MERS  Mortgage  Loan,  the original  Mortgage,  noting the presence of the MIN of the Mortgage Loans and either  language  indicating that the  Mortgage  Loan is a MOM Loan or if the  Mortgage  Loan  was not a MOM Loan at  origination,  the original Mortgage and the assignment thereof to MERS, with evidence of recording  indicated thereon,  or a copy of the Mortgage certified by the public recording office in which such Mortgage has been recorded;

         3.  The  original  or  certified  copy,  certified  by  the  Company,  of  the  Primary  Mortgage
Insurance Policy, if required.

         4.       In the  case of each  Mortgage  Loan  that is not a MERS  Mortgage  Loan,  the  original
Assignment  of  Mortgage,  from the  Company to  "Mortgage  Electronic  Registration  Systems,  Inc.,  its
successors and assigns,  as nominee for EMC Mortgage  Corporation,  its  successors and assigns,  P.O. Box
2026,  Flint,  Michigan  48501-2026,"  or otherwise in accordance  with  Purchaser's  instructions,  which assignment  of  mortgage  shall,  but for any blanks  requested  by  Purchaser,  be in form and  substance acceptable  for  recording.  If the Mortgage  Loan was acquired or  originated  by the Company while doing business under another name, the Assignment must be by "[Company]  formerly known as [previous  name]". If the  Mortgage  Loan was  acquired  by the  Company in a merger,  the  endorsement  must be by  "[Company], successor by merger to the [name of  predecessor]".  None of the  Assignments  are blanket  assignments of mortgage;

         5.       The original policy of title insurance,  including riders and endorsements  thereto,  or if the policy has not yet been issued,  a written  commitment or interim binder or  preliminary  report of title issued by the title insurance or escrow company.

         6.       In the case of each  Mortgage Loan that is not a MERS  Mortgage  Loan,  originals of all recorded  intervening  Assignments,  or copies thereof,  certified by the public recording office in which such  Assignments  have been  recorded  showing  a  complete  chain of title  from the  originator  to the
Company,  with evidence of recording  thereon,  or a copy thereof certified by the public recording office in which such  Assignment has been recorded or, if the original  Assignment has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

         7.       Originals,  or copies  thereof  certified by the public  recording  office in which such documents  have  been  recorded,  of  each  assumption,  extension,  modification,  written  assurance  or substitution  agreements,  if  applicable,  or if the original of such document has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

         8.       If the Mortgage Note or Mortgage or any other material  document or instrument  relating to the  Mortgage  Loan has been  signed by a person on behalf of the  Mortgagor,  the  original or copy of power of attorney or other  instrument that authorized and empowered such person to sign bearing  evidence that  such  instrument  has been  recorded,  if so  required  in the  appropriate  jurisdiction  where the
Mortgaged  Property is located,  or a copy thereof  certified by the public recording office in which such instrument  has been recorded or, if the original  instrument  has not been  returned from the  applicable public recording office, a true certified copy, certified by the Company.

         9.       reserved.

         10.      Mortgage  Loan closing  statement  (Form HUD-1) and any other  truth-in-lending  or real estate settlement procedure forms required by law.

         11.  Residential loan application.

         12.      Uniform  underwriter  and  transmittal  summary  (Fannie  Mae Form  1008) or  reasonable equivalent.

         13.      Credit report on the mortgagor.

         14.      Business credit report, if applicable.

         15.      Residential appraisal report and attachments thereto.

         16.      The original of any guarantee executed in connection with the Mortgage Note.

         17.      Verification  of employment  and income  except for Mortgage  Loans  originated  under a limited documentation program, all in accordance with Company's underwriting guidelines.

         18.      Verification  of  acceptable   evidence  of  source  and  amount  of  down  payment,  in
accordance with Company's underwriting guidelines.

         19.      Photograph of the Mortgaged Property (may be part of appraisal).

         20.      Survey of the Mortgaged Property, if any.

         21.      Sales contract, if applicable.

         22.      If available,  termite  report,  structural  engineer's  report,  water  portability and septic certification.

         23.      Any original security  agreement,  chattel mortgage or equivalent executed in connection with the Mortgage.

         24.      Name affidavit, if applicable.

         Notwithstanding  anything to the contrary herein,  Company may provide one certificate for all of the Mortgage Loans indicating that the documents were delivered for recording.

                                                EXHIBIT B

                                    CUSTODIAL ACCOUNT LETTER AGREEMENT

                                           ______________, 2004

To:      [_______________________]
         (the "Depository")

         As "Company"  under the  Purchase,  Warranties  and Servicing  Agreement,  dated as of January 1,
2004 Adjustable Rate Mortgage Loans (the  "Agreement"),  we hereby  authorize and request you to establish an account,  as a Custodial  Account  pursuant  to Section  4.04 of the  Agreement,  to be  designated  as
"[______________________________________],  in  trust  for  the  [Purchaser],  Owner  of  Adjustable  Rate
Mortgage  Loans".  All deposits in the account  shall be subject to  withdrawal  therefrom by order signed by the  Company.  This letter is  submitted to you in  duplicate.  Please  execute and return one original to us.

                                                              [__________________________]

                                                           By:____________________________

                                                           Name:__________________________

                                                           Title:_________________________

         The  undersigned,  as "Depository",  hereby  certifies that the above described  account has been established  under Account Number  [__________],  at the office of the  depository  indicated  above,  and agrees to honor  withdrawals on such account as provided above.  The full amount  deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance  Corporation  through the Bank  Insurance  Fund or the Savings  Association  Insurance  Fund or will be  invested  in  Permitted
Investments as defined in the Agreement.

                                                     [___________________________]

                                                   By:____________________________

                                                   Name:__________________________

                                                   Title:_________________________

                                                EXHIBIT C

                                     ESCROW ACCOUNT LETTER AGREEMENT
                                           _____________, 2004

To:      [_______________________]
         (the "Depository")

         As "Company" under the Purchase Warranties and Servicing  Agreement,  dated as of January 1, 2004
Adjustable  Rate Mortgage  Loans (the  "Agreement"),  we hereby  authorize and request you to establish an account,  as  an  Escrow  Account  pursuant  to  Section  4.06  of  the  Agreement,  to be  designated  as
"[__________________________],  in trust for the  [Purchaser],  Owner of Adjustable  Rate Mortgage  Loans,
and various  Mortgagors."  All deposits in the account shall be subject to  withdrawal  therefrom by order signed by the  Company.  This  letter is  submitted  to you in  duplicate.  Please  execute and return one original to us.

                                            [_____________________]

                                            By:____________________________
                                            Name:__________________________
                                            Title:_________________________

         The  undersigned,  as "Depository",  hereby  certifies that the above described  account has been established under Account Number __________,  at the office of the depository  indicated above, and agrees to honor  withdrawals  on such  account as provided  above.  The full amount  deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance  Corporation  through the
Bank  Insurance  Fund  or the  Savings  Association  Insurance  Fund  or will  be  invested  in  Permitted
Investments as defined in the Agreement.

                                            [______________________]

                                            By:______________________________
                                            Name:____________________________
                                            Title:___________________________

                                                EXHIBIT D

                    FORM OF PURCHASE, ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

         This is a Purchase, Assignment, Assumption and Recognition Agreement (this "PAAR Agreement")
made as of  __________, 200__, among EMC Mortgage Corporation (the "Assignor"), ___________________ (the
"Assignee"), and HomeBanc Mortgage Corporation (the "Company").

         In  consideration  of the mutual  promises  contained  herein the parties  hereto  agree that the residential  mortgage  loans (the  "Assigned  Loans") listed on Attachment 1 annexed hereto (the "Assigned
Loan  Schedule")  now  serviced by Company for  Assignor and its  successors  and assigns  pursuant to the
Purchase,  Warranties and Servicing Agreement, dated as of _________,  200__, between Assignor and Company
(the "Purchase  Agreement")  shall be subject to the terms of this PAAR Agreement.  Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Purchase Agreement.

                                   Purchase, Assignment and Assumption

         1.       Assignor  hereby grants,  transfers and assigns to Assignee all of the right,  title and interest of Assignor in the Assigned  Loans and, as they relate to the Assigned  Loans,  all of its right, title and interest in, to and under the Purchase Agreement.

         2.       Simultaneously  with the  execution  hereof,  (i)  Assignee  shall pay to  Assignor  the
"Funding  Amount" as set forth in that  certain  letter  agreement,  dated as of _________  ____,  between
Assignee and Assignor (the  "Confirmation")  and (ii)  Assignor,  at its expense,  shall have caused to be delivered to Assignee or its  designee  the Mortgage  File for each  Assigned  Loan in  Assignor's  or its custodian's  possession,  as set forth in the Purchase  Agreement,  along with, for each Assigned Loan, an endorsement of the Mortgage Note from the applicable  Company,  in blank, and an assignment of mortgage in recordable  form from the  applicable  Company,  in blank.  Assignee  shall pay the Funding Amount by wire transfer  of  immediately  available  funds  to the  account  specified  by  Assignor.  Assignee  shall be entitled  to all  scheduled  payments  due  on  the  Assigned  Loans  after  ___________,  200__  and  all unscheduled  payments or other  proceeds or other  recoveries on the Assigned  Loans received on and after
_____________, 200__.

                                Representations, Warranties and Covenants

         3.       Assignor warrants and represents to Assignee and Company as of the date hereof:

         (a)      Attached  hereto as Attachment 2 is a true and accurate copy of the Purchase  Agreement, which  agreement  is in full force and effect as of the date hereof and the  provisions  of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

         (b)      Assignor  is the lawful  owner of the  Assigned  Loans with full right to  transfer  the
Assigned Loans and any and all of its interests,  rights and obligations  under the Purchase  Agreement as they relate to the Assigned Loans, free and clear from any and all claims and  encumbrances;  and upon the transfer of the  Assigned  Loans to Assignee as  contemplated  herein,  Assignee  shall have good title to each and every  Assigned  Loan, as well as any and all of  Assignee's  interests,  rights and  obligations under the Purchase  Agreement as they relate to the Assigned  Loans,  free and clear of any and all liens, claims and encumbrances;

         (c)      There are no offsets, counterclaims or other defenses available to Company with respect to the Assigned Loans or the Purchase Agreement;

         (d)      Assignor has no knowledge of, and has not received  notice of, any waivers under, or any modification of, any Assigned Loan;

         (e)      Assignor is duly organized,  validly existing and in good standing under the laws of the jurisdiction  of its  incorporation,  and has all requisite  power and authority to acquire,  own and sell the Assigned Loans;

         (f)      Assignor has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein.  The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of
Assignor's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor's charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject.  The execution, delivery and performance by Assignor of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of
Assignor.  This PAAR Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee and Company, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(h)      No consent,  approval,  order or authorization of, or declaration,  filing or registration  with, any  governmental  entity is required to be obtained or made by Assignor in connection with the execution, delivery  or  performance  by  Assignor  of  this  PAAR  Agreement,  or  the  consummation  by it  of  the transactions contemplated hereby; and

(i)      Neither  Assignor nor anyone  acting on its behalf has  offered,  transferred,  pledged,  sold or otherwise  disposed of the Assigned  Loans or any interest in the Assigned  Loans,  or solicited any offer to buy or accept a transfer,  pledge or other  disposition of the Assigned  Loans,  or any interest in the
Assigned Loans or otherwise  approached or negotiated  with respect to the Assigned Loans, or any interest in the  Assigned  Loans  with any  Person in any  manner,  or made any  general  solicitation  by means of general  advertising  or in any  other  manner,  or taken  any  other  action  which  would  constitute  a distribution  of the  Assigned  Loans under the  Securities  Act of 1933,  as amended  (the "1933 Act") or which would  render the  disposition  of the  Assigned  Loans a violation  of Section 5 of the 1933 Act or require registration pursuant thereto.

                  4.       Assignee warrants and represents to, and covenants with, Assignor and Company as of the date hereof:

         (a)      Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to acquire, own and purchase the Assigned Loans;

         (b)      Assignee has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein.  The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of
Assignee's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee's charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject.  The execution, delivery and performance by Assignee of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of
Assignee. This PAAR Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor and Company, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

         (c)      No consent, approval, order or authorization of, or declaration,  filing or registration with,  any  governmental  entity is required to be  obtained  or made by Assignee in  connection  with the execution,  delivery or performance by Assignee of this PAAR Agreement,  or the  consummation by it of the transactions contemplated hereby; and

         (d)      Assignee agrees to be bound as "Purchaser" by all of the terms, covenants and conditions of the Purchase Agreement with respect to the Assigned Loans, and from and after the date hereof, Assignee assumes for the benefit of each of Assignor and Company all of Assignor's obligations as "Purchaser" thereunder but solely with respect to such Assigned Loans.

                  5.       Company warrants and represents to, and covenant with, Assignor and Assignee as of the date hereof:

                  (a)      Attached hereto as Attachment 2 is a true and accurate copy of the Purchase
Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

         (b)      Company is duly organized,  validly  existing and in good standing under the laws of the jurisdiction  of its  incorporation,  and has all  requisite  power and  authority to service the Assigned
Loans and otherwise to perform its obligations under the Purchase Agreement;

(g)      Company has full corporate  power and authority to execute,  deliver and perform its  obligations under this PAAR  Agreement,  and to consummate the  transactions  set forth herein.  The consummation of the transactions  contemplated by this PAAR Agreement is in the ordinary course of Company's  business and will not conflict  with, or result in a breach of, any of the terms,  conditions  or  provisions  of Company's  charter or by-laws or any legal restriction,  or any material agreement or instrument to which Company is now a party or by which it is bound,  or result in the violation of any law, rule,  regulation,  order, judgment  or  decree  to which  Company  or its  property  is  subject.  The  execution, delivery and  performance by Company of this PAAR Agreement and the  consummation  by it of the  transactions  contemplated  hereby,  have been duly  authorized by all necessary corporate  action on part of Company.  This PAAR  Agreement  has been duly  executed and delivered  by  Company,  and,  upon the due  authorization,  execution  and  delivery by
                  Assignor and  Assignee,  will  constitute  the valid and legally  binding  obligation of
                  Company,   enforceable   against   Company  in  accordance  with  its  terms  except  as
                  enforceability may be limited by bankruptcy,  reorganization,  insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors'  rights  generally, and by general  principles of equity regardless of whether  enforceability is considered in a proceeding in equity or at law;

(h)      No consent,  approval,  order or authorization of, or declaration,  filing or registration  with, any  governmental  entity is required  to be obtained or made by Assignee in  connection with the execution,  delivery or performance by Company of this PAAR  Agreement,  or the consummation by it of the transactions contemplated hereby; and

(i)      Except as otherwise  disclosed,  no event has  occurred  from the Closing Date to the date hereof which would render the  representations  and warranties as to the related Assigned Loans made by the Company in Sections 3.01 and 3.02 of the Purchase  Agreement to be untrue in any material respect.

                  Recognition of Assignee

         6.       From and  after  the date  hereof,  Company  shall  recognize  Assignee  as owner of the
Assigned Loans and will service the Assigned Loans in accordance  with the Purchase  Agreement.  It is the intention of Assignor,  Company and Assignee  that this PAAR  Agreement  shall be binding upon and for the benefit of the  respective  successors  and assigns of the parties  hereto.  Neither  Company nor Assignor shall amend or agree to amend,  modify,  waiver,  or otherwise alter any of the terms or provisions of the
Purchase Agreement which amendment,  modification,  waiver or other alteration would in any way affect the
Assigned Loans without the prior written consent of Assignee.

                                            Miscellaneous

                  7.       All demands, notices and communications related to the Assigned Loans, the
Purchase Agreement and this PAAR Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:

         (a)      In the case of Company,

                  HomeBanc Mortgage Corporation
                  2002 Summit Boulevard, Suite 100
                  Atlanta, GA 30319
                  Attention:  Debra F. Watkins, EVP Capital Markets & Treasury
                  Telecopier No.: (404) 705-2301

                  With a copy to
                  HomeBanc Mortgage Corporation
                  2002 Summit Boulevard, Suite 100
                  Atlanta, GA 30319
                  Attention:  General Counsel
                  Telecopier No.: (404) 303-4069

(c)      In the case of Assignor,

                  ____________________
                  ____________________
                  ____________________
                  ____________________
                  ____________________

         (c)      In the case of Assignee,

                  EMC Mortgage Corporation
                  Mac Arthur Ridge II
                  909 Hidden Ridge Drive, Suite 200
                  Irving, Texas 75038
                  Attention:  Ms. Raylene Ruyle
                  Telecopier No.:

                  with a copy  to:

                  Bear Stearns Mortgage Capital Corporation
                  383 Madison Avenue
                  New York, New York 10179
                  Attention: Michelle Sterling

     8.  Each party will pay any commissions it has incurred and the fees of its attorneys in connection with the negotiations for, documenting of and closing of the transactions contemplated by this PAAR
     Agreement.

         9.       This PAAR Agreement  shall be construed in accordance  with the laws of the State of New
York,  without  regard to conflicts of law  principles,  and the  obligations,  rights and remedies of the parties hereunder shall be determined in accordance with such laws.

         10.      No term or  provision  of this PAAR  Agreement  may be waived or  modified  unless  such waiver or  modification  is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

         11.      This PAAR  Agreement  shall  inure to the benefit of the  successors  and assigns of the parties  hereto.  Any entity  into which  Assignor,  Assignee  or  Company  may be merged or  consolidated shall,  without  the  requirement  for any  further  writing,  be deemed  Assignor,  Assignee  or Company, respectively, hereunder.

         12.      This PAAR Agreement shall survive the conveyance of the Assigned  Loans,  the assignment of the  Purchase  Agreement  to the  extent  of the  Assigned  Loans  by  Assignor  to  Assignee  and  the
termination of the Purchase Agreement.

         13.      This PAAR Agreement may be executed  simultaneously in any number of counterparts.  Each counterpart  shall be deemed to be an original  and all such  counterparts  shall  constitute  one and the same instrument.

         14.      In the event that any provision of this PAAR Agreement conflicts with any provision of the Purchase Agreement with respect to the Assigned Loans, the terms of this PAAR Agreement shall control.  In the event that any provision of this PAAR Agreement conflicts with any provision of the
Confirmation with respect to the Assigned Loans, the terms of this PAAR Agreement shall control.
Notwithstanding anything to the contrary herein contained, the parties hereto understand and agree that no provision of the PAAR Agreement imposes upon the Company any duty or obligation greater than that referenced or otherwise recited in the Purchase Agreement.

                                            [Modification of Purchase Agreement

16.      The Company and Assignor hereby amend the Purchase Agreement as follows:

         (a)      The following definitions are added to Section 1.01 of the Purchase Agreement:

         Securities Administrator:  ________________________

         Supplemental PMI Insurer:  ________________________

         Supplemental PMI Policy:   The  primary  guarantee  insurance  policy  of  the  Supplemental  PMI
         Insurer  attached  hereto as Exhibit J, or any  successor  Supplemental  PMI Policy  given to the
         Servicer by the Assignee.

         Trustee:          ________________________

         (b)      The following definition is amended and restated:

         Insurance Proceeds:        Proceeds of any Primary Mortgage  Insurance  Policy,  the Supplemental
         PMI  Policy,  any title  policy,  any  hazard  insurance  policy or any  other  insurance  policy covering a Mortgage Loan or other related Mortgaged  Property,  including any amounts required to be deposited in the Custodial  Account  pursuant to Section 4.04, to the extent such proceeds are not to be applied to the  restoration  of the  related  Mortgaged  Property  or  released  to the
         Mortgagor in accordance with Accepted Servicing Practices.

         (c)      The following are added as the fourth, fifth and sixth paragraphs of Section 4.08:

         "In  connection  with its activities as servicer,  the Company agrees to prepare and present,  on behalf  of  itself  and the  Purchaser,  claims  to the  Supplemental  PMI  Insurer  with  respect  to the
Supplemental  PMI  Policy  and,  in this  regard,  to take  such  action as shall be  necessary  to permit recovery under any  Supplemental  PMI Policy  respecting a defaulted  Mortgage  Loan.  Pursuant to Section
4.04,  any amounts  collected by the Company under any  Supplemental  PMI Policy shall be deposited in the
Custodial Account, subject to withdrawal pursuant to Section 4.05.

         In accordance with the  Supplemental  PMI Policy,  the Company shall provide to the  Supplemental
PMI Insurer any required information regarding the Mortgage Loans.

         The Company  shall  provide to the  [Securities  Administrator]  on a monthly  basis via computer tape, or other mutually  acceptable  format,  the unpaid principal balance,  insurer  certificate  number, lender loan number,  and premium due the  Supplemental  PMI Insurer for each  Mortgage Loan covered by the
Supplemental  PMI  Policy.  In  addition,  the  Company  agrees  to  forward  to  the  Purchaser  and  the
[Securities  Administrator]  any statements or other reports given by the  Supplemental PMI Insurer to the
Servicer in connection with a claim under the Supplemental PMI Policy."

         (d)      Clause (vi) of Section 6.1 is amended to read as follows:

         "Company  ceases to be  approved  by either  Fannie  Mae or FHLMC as a  mortgage  loan  seller or servicer  for  more  than  thirty  (30)  days,  or the  Company  fails to meet  the  servicer  eligibility requirements of the Supplemental PMI Insurer; or"]

         IN WITNESS  WHEREOF,  the parties hereto have executed this PAAR Agreement as of the day and year first above written.

                                                    EMC MORTGAGE CORPORATION
                                                    Assignor

                                                    By:_________________________________
                                                    Name:_______________________________
                                                    Title:______________________________

                                                    _________________________________
                                                    Assignee

                                                    By:_________________________________
                                                    Name:_______________________________
                                                    Title:______________________________

                                                    HOMEBANC MORTGAGE CORPORATION
                                                    Company

                                                    By:____________________________________
                                                    Name: Debra F. Watkins
                                                    Title: Executive Vice President

                                               ATTACHMENT 1

                                          ASSIGNED LOAN SCHEDULE

                                               ATTACHMENT 2

                               PURCHASE, WARRANTIES AND SERVICING AGREEMENT

                                                EXHIBIT E

                                          FORM OF TRIAL BALANCE

                                                EXHIBIT G

                               REQUEST FOR RELEASE OF DOCUMENTS AND RECEIPT

RE:      Mortgage Loan #___________________________________
BORROWER:__________________________________________________
PROPERTY: __________________________________________________

Pursuant to a Purchase,  Warranties and Servicing Agreement (the "Agreement")  between the Company and the
Purchaser,  the  undersigned  hereby  certifies  that he or she is an  officer of the  Company  requesting release of the documents for the reason specified below.  The undersigned further certifies that:

(Check one of the items below)

_____    On  _________________,  the above  captioned  mortgage  loan was paid in full or that the Company has been notified that payment in full has been or will be escrowed.  The Company  hereby  certifies  that all  amounts  with  respect  to this loan  which are  required  under the  Agreement  have been or will be deposited in the Custodial Account as required.

_____    The  above  captioned  loan is being  repurchased  pursuant  to the terms of the  Agreement.  The
Company  hereby  certifies  that the  repurchase  price has been  credited  to the  Custodial  Account  as required under the Agreement.

_____    The above captioned loan is being placed in foreclosure  and the original  documents are required to  proceed  with the  foreclosure  action.  The  Company  hereby  certifies  that the  documents  will be returned to the Purchaser in the event of reinstatement.

_____    Other (explain)

_______________________________________________________
_______________________________________________________

All  capitalized  terms  used  herein and not  defined  shall have the  meanings  assigned  to them in the
Agreement.

         Based on this  certification  and the indemnities  provided for in the Agreement,  please release to the Company all original mortgage documents in your possession relating to this loan.

Dated:_________________

By:________________________________
     Signature
    ___________________________________
         Title

Send documents to:         _____________________________________________
_____________________________________________
_____________________________________________

Acknowledgement:

         Purchaser  hereby  acknowledges  that all  original  documents  previously  released on the above captioned mortgage loan have  been returned and received by the Purchaser.

Dated:________________

By:________________________________
     Signature

    _______________________________
     Title

EXHIBIT H

                                    COMPANY'S UNDERWRITING GUIDELINES

                                                EXHIBIT I

                                                TERM SHEET

         This TERM SHEET (the "Term Sheet") dated  _____________,  between HomeBanc Mortgage  Corporation, a Delaware  corporation,  located at 2002 Summit Boulevard,  Suite 100, Atlanta,  GA 30319 (the "Company")
and EMC Mortgage  Corporation,  a Delaware  corporation,  located at  ______________  (the "Purchaser") is made pursuant to the terms and conditions of that certain  Purchase,  Warranties  and Servicing  Agreement
(the "Agreement")  dated as of January 1, 2004,  between the Company and the Purchaser,  the provisions of which are  incorporated  herein as if set  forth in full  herein,  as such  terms  and  conditions  may be modified or supplemented  hereby.  All initially  capitalized  terms used herein unless otherwise  defined shall have the meanings ascribed thereto in the Agreement.

         The Purchaser  hereby  purchases  from the Company and the Company hereby sells to the Purchaser, all of the  Company's  right,  title and interest in and to the Mortgage  Loans  described on the Mortgage
Loan Schedule  annexed  hereto as Schedule I, pursuant to and in accordance  with the terms and conditions set forth in the Agreement,  as same may be  supplemented  or modified  hereby.  Hereinafter,  the Company shall service the Mortgage  Loans for the benefit of the Purchaser and all  subsequent  transferees of the
Mortgage Loans pursuant to and in accordance with the terms and conditions set forth in the Agreement.

1.       Definitions

         For purposes of the Mortgage  Loans to be sold pursuant to this Term Sheet,  the following  terms shall have the following meanings:

Aggregate Principal Balance
(as of the Cut-Off Date):

Closing Date:

Custodian:

Cut-off Date:

Initial Weighted Average
Mortgage Loan Remittance Rate:

Mortgage Loan:

Purchase Price Percentage:

Servicing Fee Rate:
Additional Closing Conditions:

In addition to the conditions  specified in the  Agreement,  the obligation of each of the Company and the
Purchaser is subject to the  fulfillment,  on or prior to the  applicable  Closing  Date, of the following
additional conditions:   [None].

Additional Loan Documents:

In addition to the contents of the Mortgage  File  specified in the  Agreement,  the  following  documents
shall be delivered with respect to the Mortgage Loans:   [None]

[Additional] [Modification] of Representations and Warranties:

     [In addition to the representations and warranties set forth in the Agreement, as of the date hereof, the Company makes the following additional representations and warranties with respect to the Mortgage Loans:  [None].  [Notwithstanding anything to the contrary set forth in the Agreement, with respect to each Mortgage Loan to be sold on the Closing Date, the representation and warranty set forth in Section ______ of the Agreement shall be modified to read as follows:]

         Except as modified herein, Section ______ of the Agreement shall remain in full force and effect as of the date hereof.

                  IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective duly authorized officers as of the date first above written.

                                                    HOMEBANC MORTGAGE CORPORATION

                                                    By:_________________________________
                                                    Name:_______________________________
                                                    Title:______________________________

                                                    EMC MORTGAGE CORPORATION

                                                    By:_________________________________
                                                    Name:_______________________________
                                                    Title:______________________________

                                                SCHEDULE I

                                          MORTGAGE LOAN SCHEDULE

                                AMENDED AND RESTATED AMENDMENT NUMBER ONE
                                                  to the

                               PURCHASE, WARRANTIES AND SERVICING AGREEMENT

                                       Dated as of January 27, 2006

                                                  among

                                        EMC MORTGAGE CORPORATION,
                                               as Purchaser

                                                   and

                                      HOMEBANC MORTGAGE CORPORATION,
                                                as Company

         This AMENDED AND RESTATED  AMENDMENT NUMBER ONE (this  "Amendment") is made and entered into this
27th day of January, 2006, by and between EMC Mortgage Corporation,  a Delaware corporation,  as purchaser
(the  "Purchaser") and HomeBanc  Mortgage  Corporation,  as company (the "Company") in connection with the
Purchase,  Warranties and Servicing  Agreement,  dated as of January 1, 2004,  between the above mentioned parties (the "Agreement"). This Amendment is made pursuant to Section 11.02 of the Agreement.

                                                 RECITALS

         WHEREAS,          the parties hereto have entered into the Agreement;

         WHEREAS,  the  Agreement  provides  that the parties  thereto may enter into an  amendment to the
Agreement;

         WHEREAS, the parties hereto desire to amend the Agreement as set forth in this Amendment;

         WHEREAS,  the  Agreement  provides  that the  Agreement  may be amended  from time to time by the
Company and the Purchaser by written agreement signed by the Company and the Purchaser; and

         NOW, THEREFORE,  in consideration of the premises and for other good and valuable  consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1.       Capitalized  terms used herein and not defined  herein shall have the meanings  assigned to such terms in the Agreement.

         2.       Article I of the Agreement is hereby  amended  effective as of the date hereof by adding the following definitions to Section 1.01:

         Commission or SEC:  The Securities and Exchange Commission.

         Depositor:  The  depositor,  as such term is  defined  in  Regulation  AB,  with  respect  to any
Securitization Transaction.

         Exchange Act:  The Securities Exchange Act of 1934, as amended.

         Master Servicer: With respect to any Securitization  Transaction,  the "master servicer," if any, identified in the related transaction documents.

         Pass-Through  Transfer:  Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans  directly or indirectly to an issuing  entity in connection  with an issuance of publicly offered or privately placed,  rated or unrated  mortgage-backed  securities or (2) an issuance of publicly offered or privately placed,  rated or unrated  securities,  the payments on which are determined primarily by reference to one or more  portfolios of residential  mortgage loans  consisting,  in whole or in part, of some or all of the Mortgage Loans.

         Qualified  Correspondent:  Any Person from which the Company purchased  Mortgage Loans,  provided that the following  conditions  are  satisfied:  (i) such Mortgage  Loans were  originated  pursuant to an agreement  between  the  Company and such Person  that  contemplated  that such  Person  would  underwrite mortgage  loans from time to time, for sale to the Company,  in accordance  with  underwriting  guidelines designated by the Company  ("Designated  Guidelines")  or guidelines that do not vary materially from such
Designated  Guidelines;  (ii) such  Mortgage  Loans were in fact  underwritten  as described in clause (i)
above  and were  acquired  by the  Company  within  180  days  after  origination;  (iii)  either  (x) the
Designated  Guidelines  were,  at the time such  Mortgage  Loans were  originated,  used by the Company in origination  of mortgage  loans of the same type as the Mortgage  Loans for the  Company's  own account or
(y) the Designated  Guidelines were, at the time such Mortgage Loans were underwritten,  designated by the
Company on a  consistent  basis for use by lenders in  originating  mortgage  loans to be purchased by the
Company;  and (iv) the Company  employed,  at the time such  Mortgage  Loans were acquired by the Company, pre-purchase  or  post-purchase  quality  assurance  procedures  (which may involve,  among other  things, review of a sample of mortgage  loans  purchased  during a  particular  time period or through  particular channels)  designed to ensure that Persons from which it purchased  mortgage  loans  properly  applied the underwriting criteria designated by the Company.

         Regulation  AB:  Subpart  229.1100  –  Asset  Backed   Securities   (Regulation  AB),  17  C.F.R.
§§229.1100-229.1123,  as amended from time to time, and subject to such  clarification and  interpretation as have been provided by the Commission in the adopting release (Asset-Backed  Securities,  Securities Act
Release No. 33-8518,  70 Fed. Reg. 1,506,  1,531 (Jan. 7, 2005)) or by the staff of the Commission,  or as may be provided by the Commission or its staff from time to time.

         Securities Act:  The Securities Act of 1933, as amended.

         Securitization  Transaction:  Any  transaction  involving  either (1) a sale or other transfer of some or all of the Mortgage  Loans  directly or  indirectly  to an issuing  entity in  connection  with an issuance of publicly offered or privately placed,  rated or unrated  mortgage-backed  securities or (2) an issuance of publicly offered or privately placed,  rated or unrated securities,  the payments on which are determined primarily by reference to one or more portfolios of residential  mortgage loans consisting,  in whole or in part, of some or all of the Mortgage Loans.

         Servicing  Criteria:  As of any date of  determination,  the  "servicing  criteria"  set forth in
Item 1122(d) of Regulation AB, or any amendments  thereto,  a summary of the  requirements  of which as of the date hereof is attached  hereto as Exhibit M for  convenience  of  reference  only.  In the event of a conflict or  inconsistency  between the terms of Exhibit M and the text of Item 1122(d) of Regulation  AB, the text of Item 1122(d) of Regulation AB shall control (or those Servicing  Criteria  otherwise  mutually agreed to by the Purchaser,  the Company and any Person that will be responsible  for signing any Sarbanes
Certification  with respect to a  Securitization  Transaction in response to evolving  interpretations  of
Regulation AB and incorporated into a revised Exhibit M).

         Static  Pool  Information:  Static pool  information  as  described  in Item  1105(a)(1)-(3)  and
1105(c) of Regulation AB.

         Subcontractor:  Any  vendor,  subcontractor  or  other  Person  that is not  responsible  for the overall  servicing  (as  "servicing"  is  commonly  understood  by  participants  in  the  mortgage-backed securities  market) of Mortgage  Loans but  performs one or more  discrete  functions  identified  in Item
1122(d) of  Regulation  AB with respect to Mortgage  Loans under the direction or authority of the Company or a Subservicer.

         Third-Party  Originator:  Each  Person,  other than a Qualified  Correspondent,  that  originated
Mortgage Loans acquired by the Company.

         3.       Article  I of the  Agreement  is  hereby  amended  effective  as of the date  hereof  by deleting  in its  entirety  the  definition  of  Subservicer  in Section  1.01 and  replacing  it with the following:

         Subservicer:  Any  Person  that  services  Mortgage  Loans  on  behalf  of  the  Company  or  any
Subservicer  and is  responsible  for  the  performance  (whether  directly  or  through  Subservicers  or
Subcontractors) of a substantial  portion of the material servicing  functions required to be performed by the Company under this  Agreement or any  Reconstitution  Agreement that are identified in Item 1122(d) of
Regulation AB.  Any subservicer shall meet the qualifications set forth in Section 4.01.

         4.       Article  III of the  Agreement  is hereby  amended  effective  as of the date  hereof by revising Section 3.01(n) as follows (new text underlined):

         (n)      Company has  delivered to the  Purchaser  financial  statements  of its parent,  for its last two complete fiscal years. All such financial  information  fairly presents the pertinent  results of operations  and financial  position for the period  identified  and has been  prepared in accordance  with
GAAP  consistently  applied  throughout  the periods  involved,  except as set forth in the notes thereto.
There has been no  change in the  servicing  policies  and  procedures,  business,  operations,  financial condition,  properties  or assets of the Company  since the date of the  Company's  financial  information that would have a material adverse effect on its ability to perform its obligations under this Agreement;

         5.       Article  III of the  Agreement  is hereby  amended  effective  as of the date  hereof by adding the following new Section 3.01(p):

         (p)      As of the  date  of  each  Pass-Through  Transfer,  and  except  as has  been  otherwise disclosed to the Purchaser:  (1) the Company is not aware of and has not received  notice that any default or servicing related  performance  trigger has occurred as to any other  securitization  due to any act or failure to act of the Company;  (2) no material  noncompliance  with applicable  servicing  criteria as to any other  securitization  has been  disclosed  or reported by the  Company;  (3) the Company has not been terminated as servicer in a residential  mortgage loan  securitization,  either due to a servicing default or to application of a servicing  performance  test or trigger;  (4) no material  changes to the Company's servicing  policies and procedures for similar loans has occurred in the preceding three years;  (5) there are no aspects of the  Company's  financial  condition  that could have a material  adverse  impact on the performance  by the Company of its  obligations  hereunder;  (6) there are no material  legal  proceedings pending, or known to be contemplated by governmental  authorities,  against the Company; and (7) there are no  affiliations,  relationships  or  transactions  relating to the  Company of a type that are  described under Item 1119 of Regulation AB.

         6.       Article  III of the  Agreement  is hereby  amended  effective  as of the date  hereof by adding the following new Section 3.01(q):

         (q)      If so  requested  by the  Purchaser or any  Depositor  on any date,  the Company  shall, within five Business Days following such request,  confirm in writing the accuracy of the  representations and warranties set forth in Section  3.01(p) of this Section or, if any such  representation  and warranty is not accurate as of the date of such request,  provide reasonably  adequate  disclosure of the pertinent facts, in writing, to the requesting party.

         7.       Article  III of the  Agreement  is hereby  amended  effective  as of the date  hereof by adding the following new Section 3.01(r):

         (r)      Notwithstanding  anything to the contrary in the Agreement,  the Company shall (or shall cause each  Subservicer  and  Third-Party  Originator to) (i) within 2 Business Days of the related event, notify the  Purchaser  and any  Depositor  in  writing  of (A) any  material  litigation  or  governmental proceedings  pending  against  the  Company,  any  Subservicer  or any  Third-Party  Originator,  (B)  any
affiliations or relationships  that develop following the closing date of a Pass-Through  Transfer between the Company,  any  Subservicer or any  Third-Party  Originator and any of the parties  specified in clause
(7) of paragraph  (p) of this  Section  (and any other  parties  identified  in writing by the  requesting party)  with  respect to such  Pass-Through  Transfer,  (C) any Event of  Default  under the terms of this
Agreement or any  Reconstitution  Agreement,  (D) any merger,  consolidation or sale of substantially  all of the  assets of the  Company,  and (E) the  Company's  entry into an  agreement  with a  Subservicer  to perform or assist in the  performance  of any of the  Company's  obligations  under this  Agreement or any
Reconstitution  Agreement  and (ii)  provide to the  Purchaser  and any  Depositor a  description  of such proceedings, affiliations or relationships.

         All  notification  pursuant  to this  Section  3.01(r),  other  than  those  pursuant  to Section
3.01(r)(i)(A), should be sent to:

         EMC Mortgage Corporation
         2780 Lake Vista Drive
         Lewisville, TX 75067-3884
         Attention:  Conduit Seller Approval Dept.
         Facsimile:  (214) 626-3751
         Email:  sellerapproval@bear.com

         With a copy to:

         Bear, Stearns & Co. Inc.
         383 Madison Avenue, 3rd Floor
         New, York, NY 10179
         Attention:  Global Credit Administration
         Facsimile:  (212) 272-6564

         Notifications pursuant to Section 3.01(r)(i)(A) should be sent to:

         EMC Mortgage Corporation
         Two Mac Arthur Ridge
         909 Hidden Ridge Drive, Suite 200
         Irving, TX 75038
         Attention:  Associate General Counsel for Loan Administration
         Facsimile:  (972) 831-2555

         With copies to:

         Bear, Stearns & Co. Inc.
         383 Madison Avenue, 3rd Floor
         New, York, NY 10179
         Attention:  Global Credit Administration
         Facsimile:  (212) 272-6564

         EMC Mortgage Corporation
         2780 Lake Vista Drive
         Lewisville, TX 75067-3884
         Attention:  Conduit Seller Approval Dept.
         Facsimile:  (214) 626-3751
         Email:  sellerapproval@bear.com

         8.       Article  III of the  Agreement  is hereby  amended  effective  as of the date  hereof by adding the following new Section 3.01(s):

         (s)      As a  condition  to the  succession  to the  Company or any  Subservicer  as servicer or subservicer  under  this  Agreement  or any  Reconstitution  Agreement  by any  Person  (i) into which the
Company or such Subservicer may be merged or  consolidated,  or (ii) which may be appointed as a successor to the Company or any  Subservicer,  the Company  shall provide to the  Purchaser  and any  Depositor,  at least 15 calendar days prior to the effective date of such succession or  appointment,  (x) written notice to the Purchaser and any Depositor of such  succession or  appointment  and (y) in writing and in form and substance  reasonably  satisfactory  to the  Purchaser  and such  Depositor,  all  information  reasonably requested by the Purchaser or any Depositor in order to comply with its  reporting  obligation  under Item
6.02 of Form 8-K with respect to any class of asset-backed securities.

         9.       Article  III of the  Agreement  is hereby  amended  effective  as of the date  hereof by adding the following new Section 3.02(xx):

         With respect to each Mortgage Loan,  information  regarding the borrower  credit files related to such Mortgage Loan has been furnished to credit  reporting  agencies in compliance  with the provisions of the Fair Credit Reporting Act and the applicable implementing regulations.

         10.      Article  IV of the  Agreement  is  hereby  amended  effective  as of the date  hereof by adding this paragraph after the first sentence of Section 4.01:

         In addition,  the Company shall furnish  information  regarding the borrower credit files related to such Mortgage Loan to credit  reporting  agencies in compliance  with the provisions of the Fair Credit
Reporting Act and the applicable implementing regulations.

         11.      Article  IV of the  Agreement  is  hereby  amended  effective  as of the date  hereof by revising the first paragraph of Section 4.03 by adding the following after the first sentence:

         In determining  the  delinquency  status of any Mortgage  Loan, the Company will use  delinquency recognition  policies as described to and approved by the  Purchaser,  and shall revise these  policies as requested by the Purchaser from time to time.

         12.      Article  V of the  Agreement  is  hereby  amended  effective  as of the date  hereof  by deleting Section 5.02 in its entirety and replacing it with the following:

         Section 5.02      Statements to the Purchaser.

         The  Company  shall  furnish  (i)  to  the  Purchaser  before  the  related  Mortgage  Loans  are reconstituted  in any  Securitization  Transaction,  and (ii) to any  Master  Servicer  after the  related
Mortgage  Loans are  reconstituted  in any  Securitization  Transaction,  an  individual  loan  accounting report,  as of the last  Business  Day of each month,  in the  Company's  assigned  loan  number  order to document  Mortgage  Loan  payment  activity on an  individual  Mortgage  Loan basis.  With respect to each month,  the  corresponding  individual loan  accounting  report shall be received by the Purchaser or such
Master Servicer,  as applicable,  no later than the fifth Business Day of the following month on a disk or tape or other  computer-readable  format in such format as may be mutually  agreed upon by both  Purchaser or  Master  Servicer,  as  applicable,  and  Company,  and no later  than the  fifth  Business  Day of the following month in hard copy, and shall contain the following:

         (i)      with  respect  to each  Mortgage  Loan and each  Monthly  Payment,  the  amount  of such remittance allocable to principal (including a separate breakdown of any Principal  Prepayment,  including the date of such  prepayment,  and any prepayment  penalties or premiums,  along with a detailed report of interest on principal prepayment amounts remitted in accordance with Section 4.04);

         (ii)     with  respect  to each  Mortgage  Loan and each  Monthly  Payment,  the  amount  of such remittance allocable to interest;

         (iii)    with respect to each Mortgage  Loan,  the amount of servicing  compensation  received by the Company during the prior distribution period;

         (iv)     the Stated  Principal  Balance of each Mortgage Loan and the aggregate  Stated Principal
Balance  of all  Mortgage  Loans as of the first day of the  distribution  period  and the last day of the distribution period;

         (v)      with respect to each Mortgage Loan, the current Mortgage Interest Rate;

         (vi)     with respect to each  Mortgage  Loan,  the aggregate  amount of any Insurance  Proceeds,
Condemnation  Proceeds,  Liquidation  Proceeds  and REO  Disposition  Proceeds  received  during the prior distribution period;

         (vii)    with respect to each Mortgage  Loan, the amount of any  Prepayment  Interest  Shortfalls paid by the Company in accordance with Section 4.04(viii) during the prior distribution period;

         (viii)   the beginning and ending balances of the Custodial Account and Escrow Account;

         (ix)     the  number of  Mortgage  Loans as of the first day of the  distribution  period and the last day of the distribution period;

         (x)      with respect to each Mortgage Loan, the Stated  Principal  Balance of each Mortgage Loan
(a) delinquent as grouped in the following  intervals  through final liquidation of such Mortgage Loan: 30 to 59 days, 60 to 89 days,  90 days or more;  (b) as to which  foreclosure  has  commenced;  and (c) as to which REO Property has been acquired;

         (xi)     with  respect to each  Mortgage  Loan,  the amount and  severity  of any  realized  loss following liquidation of such Mortgage Loan;

         (xii)    with respect to each Mortgage  Loan,  and in the aggregate for all Mortgage  Loans,  the amount of any Monthly Advances made by the Company during the prior distribution period;

         (xiii)   with respect to each  Mortgage  Loan, a description  of any  Servicing  Advances made by the Company with respect to such Mortgage Loan  including  the amount,  terms and general  purpose of such
Servicing  Advances,  and the  aggregate  amount of Servicing  Advances for all Mortgage  Loans during the prior distribution period;

         (xiv)    with respect to each Mortgage  Loan, a description of any  Nonrecoverable  Advances made by the Company with respect to such  Mortgage  Loan  including  the amount,  terms and general  purpose of such Nonrecoverable  Advances, and the aggregate amount of Nonrecoverable  Advances for all Mortgage Loans during the prior distribution period;

         (xv)     with respect to each Mortgage  Loan, a description  of any Monthly  Advances,  Servicing
Advances and Nonrecoverable  Advances  reimbursed to the Company with respect to such Mortgage Loan during the prior  distribution  period pursuant to Section 4.05, and the source of funds for such  reimbursement, and the  aggregate  amount  of any  Monthly  Advances,  Servicing  Advances  and  Nonrecoverable  Advances
reimbursed  to the  Company  for all  Mortgage  Loans  during the prior  distribution  period  pursuant to
Section 4.05;

         (xvi)    with  respect  to any  Mortgage  Loan,  a  description  of any  material  modifications, extensions  or waivers to the terms,  fees,  penalties or payments of such  Mortgage Loan during the prior distribution period or that have cumulatively become material over time;

         (xvii)   a  description  of any  material  breach of a  representation  or warranty  set forth in
Section 3.01 or Section 3.02 herein or of any other  breach of a covenant or  condition  contained  herein and the status of any resolution of such breach;

         (xviii)  with respect to each  Mortgage  Loan,  the Stated  Principal  Balance of any  substitute
Mortgage  Loan  provided by the Company and the Stated  Principal  Balance of any  Mortgage  Loan that has been replaced by a substitute Mortgage Loan in accordance with Section 3.03 herein;

         (xix)    with respect to each Mortgage  Loan, the Stated  Principal  Balance of any Mortgage Loan
that has been repurchased by the Company in accordance with Section 3.03 herein.

         In addition,  the Company shall provide to the Purchaser or any Master  Servicer,  as applicable, such other  information  known or  available  to the  Company  that is  necessary  in order to provide the distribution  and pool  performance  information  as required under Item 1121 of Regulation AB, as amended from time to time,  as  determined  by the  Purchaser  or such  Master  Servicer,  as  applicable,  in its reasonable  discretion.  The  Company  shall  also  provide a  monthly  report,  in the form of  Exhibit E hereto,  or such other  form as is  mutually  acceptable  to the  Company,  the  Purchaser  and any Master
Servicer,  Exhibit F with  respect to  defaulted  mortgage  loans and Exhibit P, with  respect to realized losses and gains, with each such report.

         The Company shall prepare and file any and all information  statements or other filings  required to be  delivered  to any  governmental  taxing  authority  or to  Purchaser  or any  Master  Servicer,  as applicable,  pursuant  to any  applicable  law with  respect to the  Mortgage  Loans and the  transactions contemplated  hereby.  In  addition,  the Company  shall  provide  Purchaser  or any Master  Servicer,  as applicable,  with such  information  concerning  the Mortgage  Loans as is necessary for Purchaser or such
Master  Servicer to prepare its federal  income tax return as Purchaser may  reasonably  request from time to time.

         In  addition,  not more than sixty (60) days after the end of each  calendar  year,  the  Company shall  furnish  to each  Person  who was a  Purchaser  at any time  during  such  calendar  year an annual statement in accordance  with the  requirements  of applicable  federal income tax law as to the aggregate of remittances for the applicable portion of such year.

         13.      Article  VI of the  Agreement  is  hereby  amended  effective  as of the date  hereof by deleting Section 6.04 in its entirety and replacing it with the following:

         Section 6.04      Annual Statement as to Compliance; Annual Certification.

         (a)      The  Company  will  deliver to the  Purchaser,  not later than March 1 of each  calendar year  beginning in 2007, an Officers'  Certificate  acceptable  to the Purchaser (an "Annual  Statement of
Compliance")  stating,  as to each signatory  thereof,  that (i) a review of the activities of the Company during the preceding  calendar year and of performance under this Agreement or other applicable  servicing agreement  has  been  made  under  such  officers'  supervision  and  (ii) to the  best of such  officers'
knowledge,  based on such review,  the Company has fulfilled all of its  obligations  under this Agreement or other applicable  servicing  agreement in all material respects  throughout such year, or, if there has been a failure to fulfill any such  obligation  in any  material  respect,  specifying  each such  failure known to such  officer and the nature and status of cure  provisions  thereof.  Such Annual  Statement  of
Compliance  shall contain no  restrictions  or limitations on its use.  Copies of such statement  shall be provided by the Company to the Purchaser  upon request and by the Purchaser to any Person  identified as a prospective  purchaser of the Mortgage  Loans.  In the event that the Company has  delegated any servicing responsibilities  with  respect to the  Mortgage  Loans to a  Subservicer,  the Company  shall  deliver an officer's  certificate  (an "Annual  Certification")  of the  Subservicer  as  described  above as to each
Subservicer as and when required with respect to the Company.

         (b)      With respect to any Mortgage Loans that are the subject of a Pass-Through  Transfer,  by
March 1 of each  calendar  year  beginning in 2007, an officer of the Company shall execute and deliver an
Annual  Certification to the Purchaser,  any Master Servicer and any related  Depositor for the benefit of each such entity and such entity's  affiliates  and the officers,  directors and agents of any such entity and such  entity's  affiliates,  in the form  attached  hereto as Exhibit L. In the event that the Company has delegated any servicing  responsibilities  with respect to the Mortgage  Loans to a  Subservicer,  the
Company  shall  deliver  an  Annual  Certification  of the  Subservicer  as  described  above  as to  each
Subservicer as and when required with respect to the Company.

         (c)      If the Company  cannot  deliver the related  Annual  Statement of  Compliance  or Annual
Certification  by March 1 of such year,  the  Purchaser  shall  permit a cure  period  for the  Company to deliver such Annual  Statement of  Compliance  or Annual  Certification,  but in no event later than March
10th of such year.

         Failure  of the  Company  to timely  comply  with this  Section  6.04 shall be deemed an Event of
Default,  automatically,  without  notice and without any  further  cure  period,  and  Purchaser  may, in addition to whatever  rights the Purchaser  may have under  Sections 3.03 and 8.01 and at law or equity or to  damages,  including  injunctive  relief  and  specific  performance,  terminate  all  the  rights  and obligations  of the  Company  under  this  Agreement  and in and to the  Mortgage  Loans and the  proceeds thereof  without  compensating  the Company for the same,  as provided in Section 9.01.  Such  termination shall be  considered  with cause  pursuant  to  Section  10.01 of this  Agreement.  This  paragraph  shall supercede any other provision in this Agreement or any other  agreement to the contrary;  provided that to the extent that any provision of this Agreement and/or any applicable  Reconstitution  Agreement expressly provides  for the  survival  of certain  rights or  obligations  following  termination  of the Company as servicer, such provision shall be given effect.

         14.      Article  VI of the  Agreement  is  hereby  amended  effective  as of the date  hereof by deleting Section 6.05 in its entirety and replacing it with the following:

         Section 6.05      [Reserved].

         15.      Article  VI of the  Agreement  is  hereby  amended  effective  as of the date  hereof by deleting 6.07 in its entirety and replacing it with the following:

         Section 6.07      Assessment of Compliance with Servicing Criteria.

         On and after  January 1, 2006,  the Company shall  service and  administer,  and shall cause each subservicer to service or administer,  the Mortgage Loans in accordance  with all applicable  requirements of the Servicing Criteria.

         With respect to any Mortgage Loans that are the subject of a Pass-Through  Transfer,  the Company shall deliver to the  Purchaser or its designee on or before March 1 of each  calendar  year  beginning in
2007, a report (an "Assessment of  Compliance")  reasonably  satisfactory  to the Purchaser  regarding the
Company's  assessment of  compliance  with the Servicing  Criteria  during the preceding  calendar year as required by Rules 13a-18 and 15d-18 of the Exchange  Act and Item 1122 of  Regulation  AB, or as otherwise required by the Master Servicer,  which as of the date hereof,  require a report by an authorized  officer of the Company that contains the following:

         (a)      A statement by such officer of its  responsibility  for  assessing  compliance  with the
Servicing Criteria applicable to the Company;

         (b)      A statement by such officer  that such  officer  used the  Servicing  Criteria to assess compliance with the Servicing Criteria applicable to the Company;

         (c)      An  assessment  by  such  officer  of  the  Company's  compliance  with  the  applicable
Servicing Criteria for the period consisting of the preceding calendar year,  including  disclosure of any material  instance of  noncompliance  with respect thereto during such period,  which  assessment shall be based on the  activities  it performs  with respect to  asset-backed  securities  transactions  taken as a whole involving the Company, that are backed by the same asset type as the Mortgage Loans;

         (d)      A statement that a registered  public  accounting firm has issued an attestation  report on the Company's Assessment of Compliance for the period consisting of the preceding calendar year; and

         (e)      A statement as to which of the  Servicing  Criteria,  if any, are not  applicable to the
Company,  which  statement  shall be based on the  activities  it performs  with  respect to  asset-backed securities  transactions  taken as a whole  involving the Company,  that are backed by the same asset type as the Mortgage Loans.

         Such  report  at  a  minimum  shall  address  each  of  the  Servicing  Criteria  specified  on a certification  substantially in the form of Exhibit O hereto delivered to the Purchaser  concurrently with the execution of this Agreement.

         With  respect to any  Mortgage  Loans  that are the  subject of a  Pass-Through  Transfer,  on or before March 1 of each  calendar  year  beginning in 2007,  the Company  shall furnish to the Purchaser or its designee a report (an "Attestation  Report") by a registered  public  accounting firm that attests to, and reports on, the Assessment of Compliance  made by the Company,  as required by Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122(b) of Regulation  AB, or as otherwise  required by the Master  Servicer, which  Attestation  Report must be made in accordance  with  standards for  attestation  reports issued or adopted by the Public Company Accounting Oversight Board.

         The Company  shall  cause each  Subservicer,  and each  Subcontractor  determined  by the Company pursuant to Section  11.19 to be  "participating  in the  servicing  function"  within the meaning of Item
1122 of Regulation  AB, to deliver to the  Purchaser  and any  Depositor an  assessment of compliance  and accountants' attestation as and when provided in Sections 6.07.

         If the Company  cannot  deliver the related  Assessment of Compliance  or  Attestation  Report by
March 1 of such  year,  the  Purchaser  shall  permit  a cure  period  for the  Company  to  deliver  such
Assessment of Compliance or Attestation Report, but in no event later than March 10th of such year.

         Failure  of the  Company  to timely  comply  with this  Section  6.07 shall be deemed an Event of
Default,  automatically,  without  notice and without any  further  cure  period,  and  Purchaser  may, in addition to whatever  rights the Purchaser  may have under  Sections 3.03 and 8.01 and at law or equity or to  damages,  including  injunctive  relief  and  specific  performance,  terminate  all  the  rights  and obligations  of the  Company  under  this  Agreement  and in and to the  Mortgage  Loans and the  proceeds thereof  without  compensating  the Company for the same,  as provided in Section 9.01.  Such  termination shall be  considered  with cause  pursuant  to  Section  10.01 of this  Agreement.  This  paragraph  shall supercede any other provision in this Agreement or any other agreement to the contrary.

         16.      Article  VI of the  Agreement  is  hereby  amended  effective  as of the date  hereof by adding the following new Section 6.08:

         Section 6.08      Intent of the Parties; Reasonableness.

         The Purchaser and the Company  acknowledge  and agree that a purpose of Sections  3.01(p),  5.02,
6.04,  6.05,  6.07 and 11.18 of this  Agreement  is to  facilitate  compliance  by the  Purchaser  and any
Depositor with the provisions of Regulation AB and related rules and regulations of the  Commission.  None of the Purchaser,  any Master  Servicer or any Depositor  shall exercise its right to request  delivery of information or other  performance  under these  provisions other than in good faith, or for purposes other than  compliance  with  the  Securities  Act,  the  Exchange  Act and the  rules  and  regulations  of the
Commission  thereunder.  The Company and Purchaser acknowledge that interpretations of the requirements of
Regulation AB may change over time,  whether due to  interpretive  guidance  provided by the Commission or its staff,  consensus among participants in the asset-backed  securities  markets,  advice of counsel,  or otherwise,  and the Company  agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of  information  under these  provisions  on the basis of evolving  interpretations  of
Regulation AB. In connection with any  Pass-Through  Transfer,  the Company shall cooperate fully with the
Purchaser to deliver to the Purchaser  (including  any of its assignees or designees)  and any  Depositor, any and all statements, reports,  certifications,  records and any other information necessary in the good faith  determination  of the  Purchaser  or any  Depositor to permit the  Purchaser  or such  Depositor to comply with the provisions of Regulation AB, together with such disclosures  relating to the Company,  any
Subservicer,  any  Third-Party  Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

         17.      Article  XI of the  Agreement  is  hereby  amended  effective  as of the date  hereof by restating Section 11.18 in its entirety as follows:

         Section 11.18.    Cooperation of Company with a Reconstitution.

         The Company and the Purchaser  agree that with respect to some or all of the Mortgage  Loans,  on or  after  the  related  Closing  Date,  on one or  more  dates  (each  a  "Reconstitution  Date")  at the
Purchaser's  sole option,  the Purchaser may effect a sale (each,  a  "Reconstitution")  of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

         (a)      one or more third party  purchasers in one or more whole loan transfers  (each, a "Whole
Loan Transfer"); or

         (b)      one or more trusts or other  entities  to be formed as part of one or more  Pass-Through
Transfers.

         The  Company  agrees to  execute in  connection  with any  agreements  among the  Purchaser,  the
Company,  and any  servicer in  connection  with a Whole Loan  Transfer,  an  Assignment,  Assumption  and
Recognition  Agreement  substantially  in the form of  Exhibit D hereto,  or, at  Purchaser's  request,  a seller's  warranties  and  servicing  agreement  or a  participation  and  servicing  agreement or similar agreement  in  form  and  substance  reasonably  acceptable  to  the  parties,  and in  connection  with a
Pass-Through  Transfer, a pooling and servicing agreement in form and substance  reasonably  acceptable to the  parties,  (collectively  the  agreements  referred  to herein  are  designated,  the  "Reconstitution
Agreements").  It is  understood  that any such  Reconstitution  Agreements  will not  contain any greater obligations  on the part of Company than are  contained  in this  Agreement.  Notwithstanding  anything to the  contrary in this Section  11.18,  the Company  agrees that it is required to perform the  obligations described in Exhibit K hereto.

         With  respect to each Whole Loan  Transfer  and each  Pass-Through  Transfer  entered into by the
Purchaser,  the Company  agrees (1) to cooperate  fully with the Purchaser and any  prospective  purchaser with  respect to all  reasonable  requests  and due  diligence  procedures;  (2) to  execute,  deliver and perform all Reconstitution  Agreements  required by the Purchaser;  (3) to restate the representations and warranties  set forth in this  Agreement  as of the  settlement  or closing date in  connection  with such
Reconstitution (each, a "Reconstitution Date").

         In addition,  the Company shall  provide to such servicer or issuer,  as the case may be, and any other participants in such Reconstitution:

         (i)      any and all  information  and  appropriate  verification  of  information  which  may be reasonably  available to the Company,  whether  through  letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request upon reasonable demand;

         (ii)     such additional  representations,  warranties,  covenants,  opinions of counsel, letters from auditors,  and certificates of public  officials or officers of the Company as are reasonably  agreed upon by the Company and the Purchaser or any such other participant;

         (iii)    within 5 Business Days after request by the Purchaser,  the information  with respect to the Company (as originator) and each  Third-Party  Originator of the Mortgage Loans as required under Item
1110(a)  and (b) of  Regulation  AB, a summary  of the  requirements  of which  has of the date  hereof is attached  hereto as Exhibit N for  convenience  of reference  only, as determined by Purchaser in its sole
discretion.   If  requested  by  the  Purchaser,  this  will  include  information  about  the  applicable credit-granting or underwriting criteria;

         (iv)     within 5 Business  Days after request by the  Purchaser,  the Company shall provide (or, as applicable,  cause each Third-Party  Originator to provide) Static Pool Information with respect to the mortgage  loans (of a similar type as the Mortgage  Loans,  as  reasonably  identified by the Purchaser as provided  below)  originated  by (i) the  Company,  if the  Company is an  originator  of  Mortgage  Loans
(including  as  an  acquirer  of  Mortgage  Loans  from  a  Qualified  Correspondent),  and/or  (ii)  each
Third-Party  Originator.  Such Static Pool  Information  shall be prepared by the Company (or  Third-Party
Originator)  on the  basis of its  reasonable,  good  faith  interpretation  of the  requirements  of Item
1105(a)(1)-(3)  and (c) of Regulation AB. To the extent that there is reasonably  available to the Company
(or  Third-Party  Originator)  Static Pool  Information  with respect to more than one mortgage loan type, the  Purchaser  or any  Depositor  shall be entitled to specify  whether  some or all of such  information shall be provided  pursuant to this paragraph.  The content of such Static Pool  Information may be in the form customarily  provided by the Company,  and need not be customized for the Purchaser or any Depositor.
Such Static Pool Information for each vintage  origination year or prior  securitized pool, as applicable, shall be presented in increments no less  frequently  than  quarterly  over the life of the mortgage loans included in the vintage  origination year or prior  securitized  pool. The most recent periodic  increment must be as of a date no later  than  135  days  prior  to the  date of the  prospectus  or other  offering document in which the Static Pool  Information is to be included or incorporated by reference.  The Static
Pool  Information  shall be  provided in an  electronic  format  that  provides a permanent  record of the information  provided,  such as a portable  document  format (pdf) file, or other such  electronic  format reasonably required by the Purchaser or the Depositor, as applicable;

         (v)      within 5 Business Days after request by the Purchaser,  information  with respect to the
Company  (as  servicer)  as  required  by  Item  1108(b)  and  (c) of  Regulation  AB,  a  summary  of the requirements  of which as of the date hereof is attached  hereto as Exhibit N for convenience of reference only,  as  determined  by Purchaser in its sole  discretion.  In the event that the Company has  delegated any servicing  responsibilities  with respect to the Mortgage  Loans to a  Subservicer,  the Company shall provide the information required pursuant to this clause with respect to the Subservicer;

         (vi)     within 5 Business Days after request by the Purchaser,

                  (a) information  regarding any legal  proceedings  pending (or known to be contemplated)
         against the Company (as  originator  and as servicer)  and each other  originator of the Mortgage
         Loans  and  each  Subservicer  as  required  by Item  1117 of  Regulation  AB, a  summary  of the requirements  of which as of the date hereof is attached  hereto as Exhibit N for  convenience of reference only, as determined by Purchaser in its sole discretion,

                  (b) information  regarding  affiliations  with respect to the Company (as originator and as servicer) and each other  originator of the Mortgage  Loans and each  Subservicer  as required by Item 1119(a) of Regulation  AB, a summary of the  requirements  of which as of the date hereof is attached  hereto as Exhibit N for  convenience  of reference  only, as determined by Purchaser in its reasonable discretion, and

                  (c) information  regarding  relationships  and transactions  with respect to the Company
         (as  originator  and as  servicer)  and each  other  originator  of the  Mortgage  Loans and each
         Subservicer as required by Item 1119(b) and (c) of Regulation  AB, a summary of the  requirements of which as of the date  hereof is  attached  hereto as Exhibit N for  convenience  of  reference only, as determined by Purchaser in its reasonable discretion;

         (vii)    if so requested by the Purchaser,  the Company shall provide (or, as  applicable,  cause each  Third-Party  Originator to provide),  at the expense of the  requesting  party (to the extent of any additional  incremental expense associated with delivery pursuant to this Agreement),  such statements and agreed-upon  procedures letters of certified public accountants  reasonably acceptable to the Purchaser or
Depositor,  as applicable,  pertaining to Static Pool Information  relating to prior securitized pools for securitizations  closed  on or after  January  1, 2006 or, in the case of  Static  Pool  Information  with respect to the  Company's or  Third-Party  Originator's  originations  or  purchases,  to calendar  months commencing  January 1, 2006, or to any financial  information  included in any other  disclosure  provided under this Section 11.18, as the Purchaser or such Depositor  shall  reasonably  request.  Such statements and  letters  shall be  addressed  to and be for the  benefit  of such  parties as the  Purchaser  or such
Depositor  shall  designate,  which may include,  by way of example,  any Sponsor,  any  Depositor and any broker dealer acting as underwriter,  placement agent or initial  purchaser with respect to a Pass-Through
Transfer.  Any such  statement or letter may take the form of a standard,  generally  applicable  document accompanied by a reliance  letter  authorizing  reliance by the addressees  designated by the Purchaser or such Depositor;

         (viii) For the  purpose of  satisfying  the  reporting  obligation  under the  Exchange  Act with respect to any class of asset-backed  securities,  the Company shall (or shall cause each  Subservicer and
Third-Party  Originator  to) (i) provide  prompt  notice to the  Purchaser,  any Master  Servicer  and any
Depositor in writing of (A) any material  litigation or  governmental  proceedings  involving the Company, any  Subservicer  or any  Third-Party  Originator,  (B) any  affiliations  or  relationships  that develop following the closing date of a  Securitization  Transaction  between the Company,  any Subservicer or any
Third-Party  Originator  and any of the parties  specified in clause (D) of paragraph  (a) of this Section
(and  any  other  parties   identified  in  writing  by  the  requesting   party)  with  respect  to  such
Securitization  Transaction,  (C)  any  Event  of  Default  under  the  terms  of  this  Agreement  or any
Reconstitution  Agreement,  (D) any merger,  consolidation or sale of  substantially  all of the assets of the Company,  and (E) the Company's  entry into an agreement  with a  Subservicer  to perform or assist in the performance of any of the Company's  obligations under this Agreement or any Reconstitution  Agreement and (ii) provide to the Purchaser and any Depositor a description  of such  proceedings,  affiliations  or relationships;

         (ix)  As a  condition  to the  succession  to the  Company  or any  Subservicer  as  servicer  or subservicer  under  this  Agreement  or any  Reconstitution  Agreement  by any  Person  (i) into which the
Company or such Subservicer may be merged or  consolidated,  or (ii) which may be appointed as a successor to the Company or any Subservicer,  the Company shall provide to the Purchaser,  any Master Servicer,  and any Depositor,  at least 15 calendar days prior to the effective date of such  succession or  appointment,
(x) written  notice to the  Purchaser  and any  Depositor of such  succession  or  appointment  and (y) in writing and in form and  substance  reasonably  satisfactory  to the  Purchaser  and such  Depositor,  all information  reasonably  requested by the Purchaser or any Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities;

         (x) In  addition to such  information  as the  Company,  as  servicer,  is  obligated  to provide pursuant to other  provisions  of this  Agreement,  not later than ten days prior to the  deadline for the filing  of any  distribution  report  on Form  10-D in  respect  of any  Securitization  Transaction  that includes  any of the  Mortgage  Loans  serviced  by the  Company or any  Subservicer,  the Company or such
Subservicer,  as applicable,  shall, to the extent the Company or such Subservicer has knowledge,  provide to the party  responsible for filing such report  (including,  if applicable,  the Master Servicer) notice of the occurrence of any of the following events along with all information,  data, and materials  related thereto as may be required to be included in the related  distribution  report on Form 10-D (as  specified in the provisions of Regulation AB referenced below):

                           (A)      any  material  modifications,  extensions  or  waivers  of pool  asset terms,  fees,  penalties or payments  during the  distribution  period or that have  cumulatively become material over time (Item 1121(a)(11) of Regulation AB);

                           (B)      material  breaches  of pool asset  representations  or  warranties  or transaction covenants (Item 1121(a)(12) of Regulation AB); and

                           (C)      information  regarding  any pool  asset  changes  (such as  additions, substitutions  or repurchases)  and any material  changes in  origination,  underwriting or other criteria for acquisition or selection of pool assets (Item 1121(a)(14) of Regulation AB); and

         (xi) Upon  request,  the Company  shall  provide to the  Purchaser,  any Master  Servicer and any
Depositor,  evidence of the authorization of the person signing any certification or statement,  copies or
other  evidence  of  Fidelity  Bond  Insurance  and  Errors  and  Omission  Insurance  policy,   financial
information  and reports,  and such other  information  related to the Company or any  Subservicer  or the
Company or such Subservicer's performance hereunder.

         In  connection  with  clause  (x)(C)  above,  the  Purchaser  shall  inform  the  Company  of any additions,  substitutions  or  repurchases  of Mortgage  Loans  included in a  Securitization  Transaction originated or serviced by the Company, promptly upon the occurrence of any such event.

         In the event of a conflict  or  inconsistency  between the terms of Exhibit N and the text of the applicable  Item of Regulation  AB as cited above,  the text of  Regulation  AB, its adopting  release and other public statements of the SEC shall control.

         The Company shall  indemnify the  Purchaser,  each  affiliate of the  Purchaser,  and each of the following parties participating in a Pass-Through  Transfer:  each sponsor and issuing entity; each Person
(including,  but not limited to, any Master  Servicer,  if applicable)  responsible  for the  preparation, execution  or  filing  of any  report  required  to be filed  with the  Commission  with  respect  to such
Pass-Through  Transfer,  or for execution of a certification  pursuant to Rule 13a-14(d) or Rule 15d-14(d)
under  the  Exchange  Act with  respect  to such  Pass-Through  Transfer;  each  broker  dealer  acting as underwriter,  placement  agent or initial  purchaser,  each Person who controls any of such parties or the
Depositor  (within the meaning of Section 15 of the  Securities  Act and Section 20 of the Exchange  Act);
and the respective  present and former directors,  officers,  employees,  agents and affiliates of each of the foregoing and of the Depositor  (each, an "Indemnified  Party"),  and shall hold each of them harmless from and against any losses, damages, penalties,  fines, forfeitures,  legal fees and expenses and related costs,  judgments,  and any other costs,  fees and expenses that any of them may sustain arising out of or based upon:

         (i)(A) any untrue  statement  of a material  fact  contained  or alleged to be  contained  in any information,  report,  certification,  accountants'  letter or other material  provided under this Section
11.18 by or on  behalf  of the  Company,  or  provided  under  this  Section  11.18 by or on behalf of any
Subservicer,  Subcontractor or Third-Party Originator  (collectively,  the "Company Information"),  or (B)
the  omission or alleged  omission  to state in the Company  Information  a material  fact  required to be stated in the Company  Information or necessary in order to make the statements  therein,  in the light of the circumstances  under which they were made, not misleading;  provided,  by way of  clarification,  that clause (B) of this paragraph  shall be construed  solely by reference to the Company  Information  and not to any other  information  communicated  in  connection  with a sale or  purchase of  securities,  without regard  to  whether  the  Company  Information  or any  portion  thereof  is  presented  together  with or separately from such other information;

         (ii)  any  failure  by the  Company,  any  Subservicer,  any  Subcontractor  or  any  Third-Party
Originator to deliver any information,  report, certification,  accountants' letter or other material when and as required  under this Section  11.18,  including any failure by the Company to identify  pursuant to
Section  11.19 any  Subcontractor  "participating  in the servicing  function"  within the meaning of Item
1122 of Regulation AB;

         (iii) any breach by the Company of a  representation  or warranty set forth in Section 3.01 or in a writing  furnished  pursuant to Section  3.01(q) and made as of a date prior to the closing  date of the related  Pass-Through  Transfer,  to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing  furnished  pursuant to Section 3.01(q)
to the extent made as of a date subsequent to such closing date; or

         (iv) the negligence bad faith or willful misconduct of the Company in connection with its performance under this Section 11.18.

                  If the  indemnification  provided  for herein is  unavailable  or  insufficient  to hold harmless an  Indemnified  Party,  then the Company  agrees that it shall  contribute to the amount paid or payable by such Indemnified Party as a result of any claims,  losses,  damages or liabilities  incurred by such  Indemnified  Party in such  proportion  as is  appropriate  to reflect  the  relative  fault of such
Indemnified Party on the one hand and the Company on the other.

                  In the case of any failure of performance  described  above,  the Company shall promptly reimburse the Purchaser,  any Depositor,  as applicable,  and each Person responsible for the preparation, execution  or  filing  of any  report  required  to be filed  with the  Commission  with  respect  to such
Securitization  Transaction,  or for  execution  of a  certification  pursuant to Rule  13a-14(d)  or Rule
15d-14(d)  under  the  Exchange  Act  with  respect  to such  Securitization  Transaction,  for all  costs reasonably  incurred  by each  such  party in order to  obtain  the  information,  report,  certification, accountants'  letter or other  material not  delivered as required by the Company,  any  Subservicer,  any
Subcontractor or any Third-Party Originator.

         This  indemnification  shall survive the  termination of this Agreement or the termination of any party to this Agreement.

         All Mortgage  Loans not sold or  transferred  pursuant to a  Reconstitution  shall remain subject to, and serviced in  accordance  with the terms of, this  Agreement  and the related Term Sheet,  and with respect thereto this Agreement and the related Term Sheet shall remain in full force and effect.

         18.      Article  XI of the  Agreement  is  hereby  amended  effective  as of the date  hereof by adding the following new Section 11.19:

         Section 11.19. Use of Subservicers and Subcontractors.

         (a)      The Company  shall not hire or  otherwise  utilize the  services of any  Subservicer  to fulfill any of the  obligations  of the Company as servicer  under this  Agreement  or any  Reconstitution
Agreement  unless the Company  complies with the provisions of paragraph (b) of this Section.  The Company shall  not hire or  otherwise  utilize  the  services  of any  Subcontractor,  and shall  not  permit  any
Subservicer  to hire or  otherwise  utilize  the  services  of any  Subcontractor,  to fulfill  any of the obligations  of the Company as servicer under this Agreement or any  Reconstitution  Agreement  unless the
Company complies with the provisions of paragraph (d) of this Section.

         (b)      The Company  shall  cause any  Subservicer  used by the Company (or by any  Subservicer)
for the benefit of the  Purchaser  and any  Depositor  to comply with the  provisions  of this Section and with  Sections  3.01(p),  3.01(s),  6.04,  6.07 and 11.18 of this  Agreement to the same extent as if such
Subservicer  were the Company,  and to provide the information  required with respect to such  Subservicer under  Section  3.01(r) of this  Agreement.  The Company  shall be  responsible  for  obtaining  from each
Subservicer  and  delivering  to the  Purchaser  and any  Depositor  any Annual  Statement  of  Compliance
required to be delivered by such  Subservicer  under Section  6.04(a),  any  Assessment of Compliance  and
Attestation  Report  required  to be  delivered  by such  Subservicer  under  Section  6.07 and any Annual
Certification required under Section 6.04(b) as and when required to be delivered.

         (c)      The Company shall  promptly upon request  provide to the Purchaser and any Depositor (or any designee of the Depositor,  such as an  administrator)  a written  description  (in form and substance satisfactory  to the  Purchaser  and  such  Depositor)  of the  role and  function  of each  Subcontractor utilized by the Company or any Subservicer,  specifying (i) the identity of each such Subcontractor,  (ii)
which (if any) of such  Subcontractors  are  "participating in the servicing  function" within the meaning of Item 1122 of Regulation  AB, and (iii) which  elements of the  Servicing  Criteria will be addressed in assessments  of  compliance  provided  by each  Subcontractor  identified  pursuant to clause (ii) of this paragraph.

         (d)      As a condition to the utilization of any  Subcontractor  determined to be "participating in the servicing  function"  within the meaning of Item 1122 of Regulation AB, the Company shall cause any such  Subcontractor  used by the Company (or by any  Subservicer) for the benefit of the Purchaser and any
Depositor to comply with the  provisions of Sections  6.07 and 11.18 of this  Agreement to the same extent as if such  Subcontractor  were the Company.  The Company shall be  responsible  for  obtaining  from each
Subcontractor  and  delivering  to the Purchaser  and any  Depositor  any  Assessment  of  Compliance  and
Attestation  Report and the other  certificates  required to be  delivered  by such  Subservicer  and such
Subcontractor under Section 6.07, in each case as and when required to be delivered.

         19.      Article  XI of the  Agreement  is  hereby  amended  effective  as of the date  hereof by adding the following new Section 11.20:

         Section 11.20. Third Party Beneficiary.

         For  purposes  of this  Agreement, each  Master  Servicer  shall  be  considered  a  third  party beneficiary  to this  Agreement,  entitled  to all the rights and  benefits hereof  as if it were a direct party to this Agreement.

         20.      The  Agreement  is hereby  amended as of the date  hereof by  deleting  Exhibit E in its entirety and replacing it with the following:

                                                     EXHIBIT E

                                         REPORTING DATA FOR MONTHLY REPORT

                                    Standard File Layout - Master Servicing
-----------------------------------------------------------------------------------------------------------------------------------
         Column Name                            Description                      Decimal           Format Comment          Max
                                                                                                                            Size
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SER_INVESTOR_NBR               A value assigned by the Servicer to define a                 Text up to 10 digits             20
                               group of loans.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
LOAN_NBR                       A unique identifier assigned to each loan by                 Text up to 10 digits             10
                               the investor.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SERVICER_LOAN_NBR              A unique number assigned to a loan by the                    Text up to 10 digits             10
                               Servicer.  This may be different than the
                               LOAN_NBR.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
BORROWER_NAME                  The borrower name as received in the file.                   Maximum length of 30 (Last,      30
                               It is not separated by first and last name.                  First)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SCHED_PAY_AMT                  Scheduled monthly principal and scheduled            2       No commas(,) or dollar signs     11
                               interest payment that a borrower is expected                 ($)
                               to pay, P&I constant.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
NOTE_INT_RATE                  The loan interest rate as reported by the            4       Max length of 6                   6
                               Servicer.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
NET_INT_RATE                   The loan gross interest rate less the service        4       Max length of 6                   6
                               fee rate as reported by the Servicer.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SERV_FEE_RATE                  The servicer's fee rate for a loan as                4       Max length of 6                   6
                               reported by the Servicer.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SERV_FEE_AMT                   The servicer's fee amount for a loan as              2       No commas(,) or dollar signs     11
                               reported by the Servicer.                                    ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
NEW_PAY_AMT                    The new loan payment amount as reported by           2       No commas(,) or dollar signs     11
                               the Servicer.                                                ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
NEW_LOAN_RATE                  The new loan rate as reported by the Servicer.       4       Max length of 6                   6
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
ARM_INDEX_RATE                 The index the Servicer is using to calculate         4       Max length of 6                   6
                               a forecasted rate.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
ACTL_BEG_PRIN_BAL              The borrower's actual principal balance at           2       No commas(,) or dollar signs     11
                               the beginning of the processing cycle.                       ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
ACTL_END_PRIN_BAL              The borrower's actual principal balance at           2       No commas(,) or dollar signs     11
                               the end of the processing cycle.                             ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
BORR_NEXT_PAY_DUE_DATE         The date at the end of processing cycle that                 MM/DD/YYYY                       10
                               the borrower's next payment is due to the
                               Servicer, as reported by Servicer.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SERV_CURT_AMT_1                The first curtailment amount to be applied.          2       No commas(,) or dollar signs     11
                                                                                            ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SERV_CURT_DATE_1               The curtailment date associated with the                     MM/DD/YYYY                       10
                               first curtailment amount.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
CURT_ADJ_ AMT_1                The curtailment interest on the first                2       No commas(,) or dollar signs     11
                               curtailment amount, if applicable.                           ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SERV_CURT_AMT_2                The second curtailment amount to be applied.         2       No commas(,) or dollar signs     11
                                                                                            ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SERV_CURT_DATE_2               The curtailment date associated with the                     MM/DD/YYYY                       10
                               second curtailment amount.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
CURT_ADJ_ AMT_2                The curtailment interest on the second               2       No commas(,) or dollar signs     11
                               curtailment amount, if applicable.                           ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SERV_CURT_AMT_3                The third curtailment amount to be applied.          2       No commas(,) or dollar signs     11
                                                                                            ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SERV_CURT_DATE_3               The curtailment date associated with the                     MM/DD/YYYY                       10
                               third curtailment amount.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
CURT_ADJ_AMT_3                 The curtailment interest on the third                2       No commas(,) or dollar signs     11
                               curtailment amount, if applicable.                           ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
PIF_AMT                        The loan "paid in full" amount as reported by        2       No commas(,) or dollar signs     11
                               the Servicer.                                                ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
PIF_DATE                       The paid in full date as reported by the                     MM/DD/YYYY                       10
                               Servicer.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
ACTION_CODE                    The standard FNMA numeric code used to                       Action Code Key:                  2
                               indicate the default/delinquent status of a                  15=Bankruptcy,
                               particular loan.                                             30=Foreclosure, , 60=PIF,
                                                                                            63=Substitution,
                                                                                            65=Repurchase,70=REO
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
INT_ADJ_AMT                    The amount of the interest adjustment as             2       No commas(,) or dollar signs     11
                               reported by the Servicer.                                    ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SOLDIER_SAILOR_ADJ_AMT         The Soldier and Sailor Adjustment amount, if         2       No commas(,) or dollar signs     11
                               applicable.                                                  ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
NON_ADV_LOAN_AMT               The Non Recoverable Loan Amount, if                  2       No commas(,) or dollar signs     11
                               applicable.                                                  ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
LOAN_LOSS_AMT                  The amount the Servicer is passing as a loss,        2       No commas(,) or dollar signs     11
                               if applicable.                                               ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SCHED_BEG_PRIN_BAL             The scheduled outstanding principal amount           2       No commas(,) or dollar signs     11
                               due at the beginning of the cycle date to be                 ($)
                               passed through to investors.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SCHED_END_PRIN_BAL             The scheduled principal balance due to               2       No commas(,) or dollar signs     11
                               investors at the end of a processing cycle.                  ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SCHED_PRIN_AMT                 The scheduled principal amount as reported by        2       No commas(,) or dollar signs     11
                               the Servicer for the current cycle -- only                   ($)
                               applicable for Scheduled/Scheduled Loans.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SCHED_NET_INT                  The scheduled gross interest amount less the         2       No commas(,) or dollar signs     11
                               service fee amount for the current cycle as
                               reported by the Servicer -- only applicable
                               for Scheduled/Scheduled Loans.                               ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
ACTL_PRIN_AMT                  The actual principal amount collected by the         2       No commas(,) or dollar signs     11
                               Servicer for the current reporting cycle --                  ($)
                               only applicable for Actual/Actual Loans.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
                               The actual gross interest amount less the
                               service fee amount for the current reporting                 No commas(,) or dollar signs
ACTL_NET_INT                   cycle as reported by the Servicer -- only            2       ($)                              11
                               applicable for Actual/Actual Loans.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
PREPAY_PENALTY_ AMT            The penalty amount received when a borrower          2       No commas(,) or dollar signs     11
                               prepays on his loan as reported by the                       ($)
                               Servicer.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
PREPAY_PENALTY_ WAIVED         The prepayment penalty amount for the loan           2       No commas(,) or dollar signs     11
                               waived by the servicer.                                      ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
MOD_DATE                       The Effective Payment Date of the                            MM/DD/YYYY                       10
                               Modification for the loan.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
MOD_TYPE                       The Modification Type.                                       Varchar - value can be alpha     30
                                                                                            or numeric
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
DELINQ_P&I_ADVANCE_AMT         The current outstanding principal and                2       No commas(,) or dollar signs     11
                               interest advances made by Servicer.                          ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------

         21.      The  Agreement  is hereby  amended  as of the date  hereof by adding the  following  new
Exhibit F:

                                                     EXHIBIT F

                                        REPORTING DATA FOR DEFAULTED LOANS

                                 Standard File Layout – Delinquency Reporting

-------------------------------------- ---------------------------------------------------- -------------- ---------------
         Column/Header Name                                Description                         Decimal     Format Comment
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
SERVICER_LOAN_NBR                      A unique number assigned to a loan by the
                                       Servicer.  This may be different than the LOAN_NBR
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
LOAN_NBR                               A unique identifier assigned to each loan by the
                                       originator.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
CLIENT_NBR                             Servicer Client Number
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
SERV_INVESTOR_NBR                      Contains a unique number as assigned by an
                                       external servicer to identify a group of loans in
                                       their system.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
BORROWER_FIRST_NAME                    First Name of the Borrower.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
BORROWER_LAST_NAME                     Last name of the borrower.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
PROP_ADDRESS                           Street Name and Number of Property
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
PROP_STATE                             The state where the  property located.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
PROP_ZIP                               Zip code where the property is located.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
BORR_NEXT_PAY_DUE_DATE                 The date that the borrower's next payment is due                    MM/DD/YYYY
                                       to the servicer at the end of processing cycle, as
                                       reported by Servicer.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
LOAN_TYPE                              Loan Type (i.e. FHA, VA, Conv)
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
BANKRUPTCY_FILED_DATE                  The date a particular bankruptcy claim was filed.                   MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
BANKRUPTCY_CHAPTER_CODE                The chapter under which the bankruptcy was filed.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
BANKRUPTCY_CASE_NBR                    The case number assigned by the court to the
                                       bankruptcy filing.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
POST_PETITION_DUE_DATE                 The payment due date once the bankruptcy has been                   MM/DD/YYYY
                                       approved by the courts
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
BANKRUPTCY_DCHRG_DISM_DATE             The Date The Loan Is Removed From Bankruptcy.                       MM/DD/YYYY
                                       Either by Dismissal, Discharged and/or a Motion
                                       For Relief Was Granted.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
LOSS_MIT_APPR_DATE                     The Date The Loss Mitigation Was Approved By The                    MM/DD/YYYY
                                       Servicer
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
LOSS_MIT_TYPE                          The Type Of Loss Mitigation Approved For A Loan
                                       Such As;
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
LOSS_MIT_EST_COMP_DATE                 The Date The Loss Mitigation /Plan Is Scheduled To                  MM/DD/YYYY
                                       End/Close
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
LOSS_MIT_ACT_COMP_DATE                 The Date The Loss Mitigation Is Actually Completed                  MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FRCLSR_APPROVED_DATE                   The date DA Admin sends a letter to the servicer                    MM/DD/YYYY
                                       with instructions to begin foreclosure proceedings.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
ATTORNEY_REFERRAL_DATE                 Date File Was Referred To Attorney to Pursue                        MM/DD/YYYY
                                       Foreclosure
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FIRST_LEGAL_DATE                       Notice of 1st legal filed by an Attorney in a                       MM/DD/YYYY
                                       Foreclosure Action
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FRCLSR_SALE_EXPECTED_DATE              The date by which a foreclosure sale is expected                    MM/DD/YYYY
                                       to occur.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FRCLSR_SALE_DATE                       The actual date of the foreclosure sale.                            MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FRCLSR_SALE_AMT                        The amount a property sold for at the foreclosure          2        No commas(,)
                                       sale.                                                               or dollar
                                                                                                           signs ($)
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
EVICTION_START_DATE                    The date the servicer initiates eviction of the                     MM/DD/YYYY
                                       borrower.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
EVICTION_COMPLETED_DATE                The date the court revokes legal possession of the                  MM/DD/YYYY
                                       property from the borrower.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
LIST_PRICE                             The price at which an REO property is marketed.            2        No commas(,)
                                                                                                           or dollar
                                                                                                           signs ($)
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
LIST_DATE                              The date an REO property is listed at a particular                  MM/DD/YYYY
                                       price.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
OFFER_AMT                              The dollar value of an offer for an REO property.          2        No commas(,)
                                                                                                           or dollar
                                                                                                           signs ($)
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
OFFER_DATE_TIME                        The date an offer is received by DA Admin or by                     MM/DD/YYYY
                                       the Servicer.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
REO_CLOSING_DATE                       The date the REO sale of the property is scheduled                  MM/DD/YYYY
                                       to close.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
REO_ACTUAL_CLOSING_DATE                Actual Date Of REO Sale                                             MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
OCCUPANT_CODE                          Classification of how the property is occupied.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
PROP_CONDITION_CODE                    A code that indicates the condition of the
                                       property.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
PROP_INSPECTION_DATE                   The date a  property inspection is performed.                       MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
APPRAISAL_DATE                         The date the appraisal was done.                                    MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
CURR_PROP_VAL                           The current "as is" value of the property based           2
                                       on brokers price opinion or appraisal.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
REPAIRED_PROP_VAL                      The amount the property would be worth if repairs          2
                                       are completed pursuant to a broker's price opinion
                                       or appraisal.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
If applicable:
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
DELINQ_STATUS_CODE                     FNMA Code Describing Status of Loan
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
DELINQ_REASON_CODE                     The circumstances which caused a borrower to stop
                                       paying on a loan.   Code indicates the reason why
                                       the loan is in default for this cycle.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
MI_CLAIM_FILED_DATE                    Date Mortgage Insurance Claim Was Filed With                        MM/DD/YYYY
                                       Mortgage Insurance Company.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
MI_CLAIM_AMT                           Amount of Mortgage Insurance Claim Filed                            No commas(,)
                                                                                                           or dollar
                                                                                                           signs ($)
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
MI_CLAIM_PAID_DATE                     Date Mortgage Insurance Company Disbursed Claim                     MM/DD/YYYY
                                       Payment
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
MI_CLAIM_AMT_PAID                      Amount Mortgage Insurance Company Paid On Claim            2        No commas(,)
                                                                                                           or dollar
                                                                                                           signs ($)
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
POOL_CLAIM_FILED_DATE                  Date Claim Was Filed With Pool Insurance Company                    MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
POOL_CLAIM_AMT                         Amount of Claim Filed With Pool Insurance Company          2        No commas(,)
                                                                                                           or dollar
                                                                                                           signs ($)
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
POOL_CLAIM_PAID_DATE                   Date Claim Was Settled and The Check Was Issued By                  MM/DD/YYYY
                                       The Pool Insurer
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
POOL_CLAIM_AMT_PAID                    Amount Paid On Claim By Pool Insurance Company             2        No commas(,)
                                                                                                           or dollar
                                                                                                           signs ($)
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FHA_PART_A_CLAIM_FILED_DATE             Date FHA Part A Claim Was Filed With HUD                           MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FHA_PART_A_CLAIM_AMT                    Amount of FHA Part A Claim Filed                          2        No commas(,)
                                                                                                           or dollar
                                                                                                           signs ($)
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FHA_PART_A_CLAIM_PAID_DATE              Date HUD Disbursed Part A Claim Payment                            MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FHA_PART_A_CLAIM_PAID_AMT               Amount HUD Paid on Part A Claim                           2        No commas(,)
                                                                                                           or dollar
                                                                                                           signs ($)
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FHA_PART_B_CLAIM_FILED_DATE              Date FHA Part B Claim Was Filed With HUD                          MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FHA_PART_B_CLAIM_AMT                     Amount of FHA Part B Claim Filed                         2        No commas(,)
                                                                                                           or dollar
                                                                                                           signs ($)
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FHA_PART_B_CLAIM_PAID_DATE                Date HUD Disbursed Part B Claim Payment                          MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FHA_PART_B_CLAIM_PAID_AMT               Amount HUD Paid on Part B Claim                           2        No commas(,)
                                                                                                           or dollar
                                                                                                           signs ($)
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
VA_CLAIM_FILED_DATE                     Date VA Claim Was Filed With the Veterans Admin                    MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
VA_CLAIM_PAID_DATE                      Date Veterans Admin. Disbursed VA Claim Payment                    MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
VA_CLAIM_PAID_AMT                       Amount Veterans Admin. Paid on VA Claim                   2        No commas(,)
                                                                                                           or dollar
                                                                                                           signs ($)
-------------------------------------- ---------------------------------------------------- -------------- ---------------

Exhibit 2: Standard File Codes – Delinquency Reporting

The Loss Mit Type field should show the approved Loss Mitigation Code as follows:

o        ASUM-   Approved Assumption
o        BAP-    Borrower Assistance Program
o        CO-     Charge Off
o        DIL-    Deed-in-Lieu
o        FFA-    Formal Forbearance Agreement
o        MOD-    Loan Modification
o        PRE-    Pre-Sale
o        SS-     Short Sale
o        MISC-   Anything else approved by the PMI or Pool Insurer

NOTE: Wells Fargo Bank will accept alternative Loss Mitigation Types to those above, provided that they are consistent with industry standards.  If Loss Mitigation Types other than those above are used, the
Servicer must supply Wells Fargo Bank with a description of each of the Loss Mitigation Types prior to sending the file.

The Occupant Code field should show the current status of the property code as follows:
o        Mortgagor
o        Tenant
o        Unknown
o        Vacant

The Property Condition field should show the last reported condition of the property as follows:
o        Damaged
o        Excellent
o        Fair
o        Gone
o        Good
o        Poor
o        Special Hazard
o        Unknown

Exhibit 2: Standard File Codes – Delinquency Reporting, Continued

The FNMA Delinquent Reason Code field should show the Reason for Delinquency as follows:

                      ------------------------ ---------------------------------------------------------
                      Delinquency Code         Delinquency Description
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      001                      FNMA-Death of principal mortgagor
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      002                      FNMA-Illness of principal mortgagor
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      003                      FNMA-Illness of mortgagor's family member
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      004                      FNMA-Death of mortgagor's family member
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      005                      FNMA-Marital difficulties
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      006                      FNMA-Curtailment of income
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      007                      FNMA-Excessive Obligation
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      008                      FNMA-Abandonment of property
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      009                      FNMA-Distant employee transfer
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      011                      FNMA-Property problem
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      012                      FNMA-Inability to sell property
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      013                      FNMA-Inability to rent property
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      014                      FNMA-Military Service
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      015                      FNMA-Other
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      016                      FNMA-Unemployment
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      017                      FNMA-Business failure
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      019                      FNMA-Casualty loss
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      022                      FNMA-Energy environment costs
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      023                      FNMA-Servicing problems
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      026                      FNMA-Payment adjustment
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      027                      FNMA-Payment dispute
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      029                      FNMA-Transfer of ownership pending
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      030                      FNMA-Fraud
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      031                      FNMA-Unable to contact borrower
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      INC                      FNMA-Incarceration
                      ------------------------ ---------------------------------------------------------

Exhibit 2: Standard File Codes – Delinquency Reporting, Continued

The FNMA Delinquent Status Code field should show the Status of Default as follows:

                      ------------------------ -------------------------------------------------------
                            Status Code        Status Description
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                09             Forbearance
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                17             Pre-foreclosure Sale Closing Plan Accepted
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                24             Government Seizure
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                26             Refinance
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                27             Assumption
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                28             Modification
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                29             Charge-Off
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                30             Third Party Sale
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                31             Probate
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                32             Military Indulgence
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                43             Foreclosure Started
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                44             Deed-in-Lieu Started
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                49             Assignment Completed
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                61             Second Lien Considerations
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                62             Veteran's Affairs-No Bid
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                63             Veteran's Affairs-Refund
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                64             Veteran's Affairs-Buydown
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                65             Chapter 7 Bankruptcy
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                66             Chapter 11 Bankruptcy
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                67             Chapter 13 Bankruptcy
                      ------------------------ -------------------------------------------------------

         22.      The  Agreement  is  hereby  amended  effective  as of the  date  hereof  by  adding  the following new Exhibit K:

                                                     EXHIBIT K

                                        COMPANY'S OBLIGATIONS IN CONNECTION
                                               WITH A RECONSTITUTION

         o        The Company  shall (i) possess  the  ability to service to a  securitization  documents;
(ii) service on a  "Scheduled/Scheduled"  reporting  basis  (advancing  through the  liquidation of an REO
Property),  (iii) make  compensating  interest  payments  on payoffs and  curtailments  and (iv) remit and report to a Master  Servicer in format  acceptable  to such Master  Servicer by the 10th  calendar  day of each month.

         o        The Company shall provide an acceptable  annual  certification  (officer's  certificate)
to the  Master  Servicer  (as  required  by the  Sarbanes-Oxley  Act of 2002) as well as any other  annual
certifications   required  under  the   securitization   documents  (i.e.  the  annual   statement  as  to
compliance/annual  independent  certified  public  accountants'  servicing  report  due by March 1 of each year).

         o        The Company  shall allow for the  Purchaser,  the Master  Servicer or their  designee to perform a review of audited financials and net worth of the Company.

         o        The  Company  shall  provide  a  Uniform  Single  Attestation  Program  certificate  and
Management Assertion as requested by the Master Servicer or the Purchaser.

         o        The Company  shall provide  information  on each  Custodial  Account as requested by the
Master Servicer or the Purchaser,  and each Custodial Accounts shall comply with the requirements for such accounts as set forth in the securitization documents.

         o        The Company shall maintain its servicing  system in accordance with the  requirements of the Master Servicer.

         23.      The  Agreement  is  hereby  amended  effective  as of the  date  hereof  by  adding  the following new Exhibit L:

                                                     EXHIBIT L

                                           FORM OF COMPANY CERTIFICATION

Re:      The [    ] agreement dated as of [ l, 200[ ] (the "Agreement"), among [IDENTIFY PARTIES]

         I,   ____________________________,   the   _______________________  of  [NAME  OF  COMPANY]  (the
"Company"),   certify  to  [the  Purchaser],  [the  Depositor],  and  the  [Master  Servicer]  [Securities
Administrator]  [Trustee],  and their  officers,  with the  knowledge  and intent that they will rely upon this certification, that:

                  I  have  reviewed  the  servicer  compliance   statement  of  the  Company  provided  in
         accordance  with  Item  1123 of  Regulation  AB  (the  "Compliance  Statement"),  the  report  on assessment of the Company's  compliance with the servicing  criteria set forth in Item 1122(d) of
         Regulation AB (the  "Servicing  Criteria"),  provided in accordance  with Rules 13a-18 and 15d-18 under  Securities  Exchange  Act of 1934,  as  amended  (the  "Exchange  Act")  and Item  1122 of
         Regulation AB (the "Servicing  Assessment"),  the registered public accounting firm's attestation report  provided in  accordance  with Rules  13a-18 and 15d-18 under the Exchange Act and Section
         1122(b) of  Regulation  AB (the  "Attestation  Report"),  and all  servicing  reports,  officer's certificates  and other  information  relating  to the  servicing  of the  Mortgage  Loans by the
         Company during 200[ ] that were  delivered by the Company to the  [Depositor]  [Master  Servicer]
         [Securities  Administrator]  [Trustee]  pursuant to the  Agreement  (collectively,  the  "Company
         Servicing Information");

                  Based on my knowledge,  the Company  Servicing  Information,  taken as a whole, does not contain any untrue  statement of a material  fact or omit to state a material  fact  necessary to make the statements  made, in the light of the  circumstances  under which such  statements  were made,  not  misleading  with  respect to the  period of time  covered  by the  Company  Servicing
         Information;

                  Based  on my  knowledge,  all  of  the  Company  Servicing  Information  required  to be provided  by the  Company  under the  Agreement  has been  provided  to the  [Depositor]  [Master
         Servicer] [Securities Administrator] [Trustee];

                  I am  responsible  for  reviewing  the  activities  performed by the Company as servicer under the Agreement,  and based on my knowledge and the compliance  review conducted in preparing the  Compliance  Statement  and except as disclosed in the  Compliance  Statement,  the Servicing
         Assessment  or the  Attestation  Report,  the Company has  fulfilled  its  obligations  under the
         Agreement in all material respects; and

The  Compliance  Statement  required to be delivered by the Company  pursuant to this  Agreement,  and the
Servicing  Assessment  and  Attestation  Report  required  to be  provided  by  the  Company  and  by  any
Subservicer and  Subcontractor  pursuant to the Agreement,  have been provided to the [Depositor]  [Master
Servicer].  Any material  instances of noncompliance  described in such reports have been disclosed to the
[Depositor]  [Master  Servicer].  Any material instance of noncompliance  with the Servicing  Criteria has been disclosed in such reports.

         24.      The  Agreement  is  hereby  amended  effective  as of the  date  hereof  by  adding  the following new Exhibit M:

                                                EXHIBIT M

                                         SUMMARY OF REGULATION AB
                                            SERVICING CRITERIA

NOTE:  This  Exhibit M is  provided  for  convenience  of  reference  only.  In the event of a conflict or inconsistency  between the terms of this Exhibit M and the text of  Regulation  AB, the text of Regulation
AB, its adopting release and other public statements of the SEC shall control.

Item 1122(d)

(i)      General servicing considerations.

(A)      Policies and procedures  are  instituted to monitor any  performance or other triggers and events of default in accordance with the transaction agreements.

(B)      If any material  servicing  activities are  outsourced to third parties,  policies and procedures are instituted to monitor the third party's performance and compliance with such servicing activities.

(C)      Any  requirements in the transaction  agreements to maintain a back-up  servicer for the mortgage loans are maintained.

(D)      A fidelity bond and errors and omissions  policy is in effect on the party  participating  in the servicing  function  throughout the reporting  period in the amount of coverage  required by and otherwise in accordance with the terms of the transaction agreements.

(ii)     Cash collection and administration.

(A)      Payments on mortgage  loans are  deposited  into the  appropriate  custodial  bank  accounts  and related bank clearing accounts no more than two business days following  receipt,  or such other number of days specified in the transaction agreements.

(B)      Disbursements  made via wire  transfer on behalf of an obligor or to an investor are made only by authorized personnel.

(C)      Advances of funds or  guarantees  regarding  collections,  cash flows or  distributions,  and any interest or other fees  charged for such  advances,  are made,  reviewed  and approved as specified in the transaction agreements.

(D)      The related accounts for the transaction,  such as cash reserve accounts or accounts  established as a form of  overcollateralization,  are  separately  maintained  (e.g.,  with respect to  commingling of cash) as set forth in the transaction agreements.

(E)      Each custodial account is maintained at a federally insured  depository  institution as set forth
in  the  transaction   agreements.   For  purposes  of  this  criterion,   "federally  insured  depository
institution"  with respect to a foreign financial  institution means a foreign financial  institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.

(F)      Unissued checks are safeguarded so as to prevent unauthorized access.

(G)      Reconciliations  are prepared on a monthly  basis for all  asset-backed  securities  related bank accounts,  including  custodial accounts and related bank clearing  accounts.  These  reconciliations  are
(A)  mathematically  accurate;  (B) prepared within 30 calendar days after the bank statement cutoff date, or such other  number of days  specified  in the  transaction  agreements;  (C)  reviewed  and approved by someone  other  than the  person  who  prepared  the  reconciliation;  and (D)  contain  explanations  for reconciling  items.  These  reconciling  items are  resolved  within 90  calendar  days of their  original identification, or such other number of days specified in the transaction agreements.

(iii)    Investor remittances and reporting.

(A)      Reports  to  investors,  including  those to be filed  with the  Commission,  are  maintained  in accordance with the transaction  agreements and applicable  Commission  requirements.  Specifically,  such reports (A) are  prepared  in  accordance  with  timeframes  and other terms set forth in the  transaction agreements;  (B) provide information  calculated in accordance with the terms specified in the transaction agreements;  (C) are filed with the  Commission  as required by its rules and  regulations;  and (D) agree with investors' or the trustee's  records as to the total unpaid principal  balance and number of mortgage loans serviced by the Servicer.

(B)      Amounts due to investors are allocated and remitted in accordance with  timeframes,  distribution priority and other terms set forth in the transaction agreements.

(C)      Disbursements  made to an  investor  are  posted  within  two  business  days  to the  Servicer's investor records, or such other number of days specified in the transaction agreements.

(D)      Amounts  remitted to investors per the investor  reports agree with  cancelled  checks,  or other form of payment, or custodial bank statements.

(iv)     Mortgage Loan administration.

(A)      Collateral  or  security  on  mortgage  loans  is  maintained  as  required  by  the  transaction agreements or related mortgage loan documents.

(B)      Mortgage loan and related documents are safeguarded as required by the transaction agreements.

(C)      Any additions,  removals or  substitutions  to the asset pool are made,  reviewed and approved in accordance with any conditions or requirements in the transaction agreements.

(D)      Payments on mortgage loans,  including any payoffs,  made in accordance with the related mortgage loan  documents are posted to the  Servicer's  obligor  records  maintained no more than two business days after receipt,  or such other number of days  specified in the  transaction  agreements,  and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.

(E)      The  Servicer's  records  regarding  the mortgage  loans agree with the  Servicer's  records with respect to an obligor's unpaid principal balance.

(F)      Changes  with  respect  to the  terms or  status  of an  obligor's  mortgage  loans  (e.g.,  loan modifications  or re-agings) are made,  reviewed and approved by authorized  personnel in accordance  with the transaction agreements and related mortgage loan documents.

(G)      Loss mitigation or recovery actions (e.g.,  forbearance  plans,  modifications  and deeds in lieu of foreclosure,  foreclosures and repossessions,  as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

(H)      Records  documenting  collection  efforts  are  maintained  during the period a mortgage  loan is delinquent  in  accordance  with the  transaction  agreements.  Such records are  maintained on at least a monthly basis,  or such other period  specified in the transaction  agreements,  and describe the entity's activities in monitoring  delinquent  mortgage  loans  including,  for example,  phone calls,  letters and
payment   rescheduling   plans  in  cases  where  delinquency  is  deemed  temporary  (e.g.,   illness  or
unemployment).

(I)      Adjustments  to interest  rates or rates of return for  mortgage  loans with  variable  rates are computed based on the related mortgage loan documents.

(J)      Regarding  any funds held in trust for an obligor (such as escrow  accounts):  (A) such funds are analyzed,  in accordance with the obligor's mortgage loan documents,  on at least an annual basis, or such other period  specified in the  transaction  agreements;  (B) interest on such funds is paid, or credited, to obligors in accordance with  applicable  mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related  mortgage  loans, or such other number of days specified in the transaction agreements.

(K)      Payments made on behalf of an obligor  (such as tax or insurance  payments) are made on or before the related  penalty or  expiration  dates,  as  indicated  on the  appropriate  bills or notices for such payments,  provided  that such support has been  received by the Servicer at least 30 calendar  days prior to these dates, or such other number of days specified in the transaction agreements.

(L)      Any late  payment  penalties  in  connection  with any payment to be made on behalf of an obligor are paid from the  Servicer's  funds and not charged to the  obligor,  unless the late  payment was due to the obligor's error or omission.

(M)      Disbursements  made on behalf of an obligor are posted  within two business days to the obligor's records maintained by the Servicer, or such other number of days specified in the transaction agreements.

(N)      Delinquencies,  charge-offs and uncollectable  accounts are recognized and recorded in accordance with the transaction agreements.

(O)      Any external  enhancement or other  support,  identified in Item  1114(a)(1)  through (3) or Item
1115 of Regulation AB, is maintained as set forth in the transaction agreements.

         25.      The  Agreement  is  hereby  amended  effective  as of the  date  hereof  by  adding  the following new Exhibit N:

                                                EXHIBIT N

                             SUMMARY OF APPLICABLE REGULATION AB REQUIREMENTS

NOTE:  This  Exhibit N is  provided  for  convenience  of  reference  only.  In the event of a conflict or inconsistency  between the terms of this Exhibit N and the text of  Regulation  AB, the text of Regulation
AB, its adopting release and other public statements of the SEC shall control.

Item 1105(a)(1)-(3) and (c)

         -Provide  static  pool  information  with  respect  to  mortgage  loans that were  originated  or purchased by the Company and which are of the same type as the Mortgage Loans.

         -Provide static pool information regarding  delinquencies,  cumulative losses and prepayments for prior securitized pools of the Company.

         -If the  Company  has less than 3 years  experience  securitizing  assets of the same type as the
Mortgage  Loans,  provide  the static  pool  information  by vintage  origination  years  regarding  loans originated or purchased by the Company,  instead of by prior securitized pool. A vintage  origination year represents mortgage loans originated during the same year.

         -Such static pool  information  shall be for the prior five years,  or for so long as the Company has been originating or purchasing (in the case of data by vintage  origination  year) or securitizing (in the case of data by prior securitized pools) such mortgage loans if for less than five years.

         -The static pool  information for each vintage  origination  year or prior  securitized  pool, as applicable,  shall be presented in monthly  increments over the life of the mortgage loans included in the vintage origination year or prior securitized pool.

         -Provide summary  information for the original  characteristics of the prior securitized pools or vintage  origination years, as applicable and material,  including:  number of pool assets,  original pool balance,  weighted  average initial loan balance,  weighted  average  mortgage rate,  weighted average and minimum and maximum  FICO,  product  type,  loan  purpose,  weighted  average and minimum and maximum LTV, distribution of loans by mortgage rate, and geographic concentrations of 5% or more.

Item 1108(b) and (c)

         Provide the following  information  with respect to each  servicer  that will service,  including interim service,  20% or more of the mortgage loans in any loan group in the securitization  issued in the
Pass-Through Transfer:

         -a description of the Company's form of organization;

         -a description of how long the Company has been servicing  residential  mortgage loans; a general discussion  of the  Company's  experience  in  servicing  assets  of any  type as well as a more  detailed discussion of the  Company's  experience  in, and  procedures  for the servicing  function it will perform under this Agreement and any Reconstitution  Agreements;  information regarding the size,  composition and growth of the  Company's  portfolio  of  mortgage  loans of the type  similar  to the  Mortgage  Loans and information  on factors  related to the Company that may be material to any  analysis of the  servicing of the Mortgage Loans or the related asset-backed  securities,  as applicable,  including whether any default or servicing related  performance  trigger has occurred as to any other  securitization  due to any act or failure to act of the Company,  whether any material  noncompliance with applicable  servicing criteria as to any other  securitization has been disclosed or reported by the Company,  and the extent of outsourcing the Company uses;

         -a description of any material  changes to the Company's  policies or procedures in the servicing function it will perform under this  Agreement and any  Reconstitution  Agreements  for mortgage  loans of the type similar to the Mortgage Loans during the past three years;

         -information  regarding the Company's  financial condition to the extent that there is a material risk that the effect on one or more aspects of servicing  resulting  from such financial  condition  could have a material impact on the performance of the securities  issued in the  Pass-Through  Transfer,  or on servicing of mortgage loans of the same asset type as the Mortgage Loans;

         -any  special or unique  factors  involved in  servicing  loans of the same type as the  Mortgage
Loans, and the Company's processes and procedures designed to address such factors;

         -statistical  information  regarding  principal and interest  advances made by the Company on the
Mortgage Loans and the Company's overall servicing portfolio for the past three years; and

         -the Company's process for handling delinquencies,  losses,  bankruptcies and recoveries, such as through liquidation of REO Properties, foreclosure, sale of the Mortgage Loans or workouts.

Item 1110(a)

         -Identify any originator or group of affiliated  originators that  originated,  or is expected to originate,  10% or more of the  mortgage  loans in any  loan  group in the  securitization  issued  in the
Pass-Through Transfer.

Item 1110(b)

         Provide  the  following  information  with  respect  to any  originator  or group  of  affiliated originators  that originated,  or is expected to originate,  20% or more of the mortgage loans in any loan group in the securitization issued in the Pass-Through Transfer:

         -the Company's form of organization; and

         -a  description  of the Company's  origination  program and how long the Company has been engaged in originating  residential  mortgage loans,  which description must include a discussion of the Company's experience  in  originating  mortgage  loans  of the  same  type as the  Mortgage  Loans  and  information regarding the size and  composition of the Company's  origination  portfolio as well as  information  that may be  material  to an  analysis  of the  performance  of  the  Mortgage  Loans,  such  as the  Company's credit-granting or underwriting criteria for mortgage loans of the same type as the Mortgage Loans.

Item 1117

         -describe  any legal  proceedings  pending  against the  Company or against any of its  property, including any proceedings  known to be contemplated by governmental  authorities,  that may be material to the holders of the securities issued in the Pass-Through Transfer.

Item 1119(a)

         -describe any  affiliations of the Company,  each other originator of the Mortgage Loans and each
Subservicer with the sponsor,  depositor,  issuing entity,  trustee,  any originator,  any other servicer, any  significant  obligor,  enhancement or support  provider or any other material  parties related to the
Pass-Through Transfer.

Item 1119(b)

         -describe  any  business  relationship,  agreement,  arrangement,  transaction  or  understanding entered  into  outside of the  ordinary  course of business  or on terms  other than those  obtained in an arm's length transaction with an unrelated third party, apart from the Pass-Through Transfer,  between the
Company,  each  other  originator  of the  Mortgage  Loans  and  each  Subservicer,  or  their  respective affiliates,  and the sponsor,  depositor or issuing  entity or their  respective  affiliates,  that exists currently  or has  existed  during the past two years,  that may be material  to the  understanding  of an investor in the securities issued in the Pass-Through Transfer.

Item 1119(c)

         -describe  any  business  relationship,  agreement,  arrangement,  transaction  or  understanding involving or relating to the Mortgage  Loans or the  Pass-Through  Transfer,  including the material terms and approximate dollar amount involved,  between the Company,  each other originator of the Mortgage Loans and each  Subservicer,  or their  respective  affiliates  and the sponsor,  depositor or issuing entity or their respective affiliates, that exists currently or has existed during the past two years.

         26.      The  Agreement  is  hereby  amended  effective  as of the  date  hereof  by  adding  the following new Exhibit O:

                                                EXHIBIT O

                      SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

         The  assessment  of  compliance  to be delivered by [the  Company]  [Name of  Subservicer]  shall address, at a minimum, the criteria identified as below as "Applicable Servicing Criteria":

--------------------------------------------------------------------------------------------- -----------------------
                                     Servicing Criteria                                        Applicable Servicing
                                                                                                     Criteria
--------------------------------------------------------------------------------------------- -----------------------
      Reference                                       Criteria
----------------------- --------------------------------------------------------------------- -----------------------
                                          General Servicing Considerations
-----------------------                                                                       -----------------------
1122(d)(1)(i)           Policies and procedures are instituted to monitor any performance               X
                        or other triggers and events of default in accordance with the transaction agreements.
-----------------------                                                                       -----------------------
1122(d)(1)(ii)          If any material servicing activities are outsourced to third                    X
                        parties, policies and procedures are instituted to monitor the third party's performance and compliance with such servicing activities.
-----------------------                                                                       -----------------------
1122(d)(1)(iii)         Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.
-----------------------                                                                       -----------------------
1122(d)(1)(iv)          A fidelity bond and errors and omissions policy is in effect on the             X
                        party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction
                        agreements.
-----------------------                                                                       -----------------------
                                         Cash Collection and Administration
-----------------------                                                                       -----------------------
1122(d)(2)(i)           Payments on mortgage loans are deposited into the appropriate                   X
                        custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
-----------------------                                                                       -----------------------
1122(d)(2)(ii)          Disbursements made via wire transfer on behalf of an obligor or to              X
                        an investor are made only by authorized personnel.
-----------------------                                                                       -----------------------
1122(d)(2)(iii)         Advances of funds or guarantees regarding collections, cash flows               X
                        or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
-----------------------                                                                       -----------------------
                        The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of
                        overcollateralization, are separately maintained (e.g., with                    X
                        respect to commingling of cash) as set forth in the transaction
1122(d)(2)(iv)          agreements.
-----------------------                                                                       -----------------------
1122(d)(2)(v)           Each custodial account is maintained at a federally insured                     X
                        depository institution as set forth in the transaction agreements.
                        For purposes of this criterion, "federally insured depository institution" with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule
                        13k-1(b)(1) of the Securities Exchange Act.
-----------------------                                                                       -----------------------
1122(d)(2)(vi)          Unissued checks are safeguarded so as to prevent unauthorized                   X
                        access.
-----------------------                                                                       -----------------------
1122(d)(2)(vii)          Reconciliations are prepared on a monthly basis for all                        x
                        asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items.
                        These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
-----------------------                                                                       -----------------------
                                         Investor Remittances and Reporting
-----------------------                                                                       -----------------------
1122(d)(3)(i)           Reports to investors, including those to be filed with the                      x
                        Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with
                        investors' or the trustee's records as to the total unpaid principal balance and number of mortgage loans serviced by the
                        Servicer.
-----------------------                                                                       -----------------------
1122(d)(3)(ii)          Amounts due to investors are allocated and remitted in accordance               x
                        with timeframes, distribution priority and other terms set forth in the transaction agreements.
-----------------------                                                                       -----------------------
                        Disbursements made to an investor are posted within two business
                        days to the Servicer's investor records, or such other number of                x
1122(d)(3)(iii)         days specified in the transaction agreements.
-----------------------                                                                       -----------------------
                        Amounts remitted to investors per the investor reports agree with
                        cancelled checks, or other form of payment, or custodial bank                   x
1122(d)(3)(iv)          statements.
-----------------------                                                                       -----------------------
                                             Pool Asset Administration
-----------------------                                                                       -----------------------
1122(d)(4)(i)            Collateral or security on mortgage loans is maintained as required             x
                        by the transaction agreements or related mortgage loan documents.
-----------------------                                                                       -----------------------
                        Mortgage loan and related documents are safeguarded as required by              x
1122(d)(4)(ii)          the transaction agreements
-----------------------                                                                       -----------------------
1122(d)(4)(iii)         Any additions, removals or substitutions to the asset pool are                  x
                        made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.
-----------------------                                                                       -----------------------
1122(d)(4)(iv)          Payments on mortgage loans, including any payoffs, made in                      x
                        accordance with the related mortgage loan documents are posted to the Servicer's obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
-----------------------                                                                       -----------------------
1122(d)(4)(v)           The Servicer's records regarding the mortgage loans agree with the              x
                        Servicer's records with respect to an obligor's unpaid principal balance.
-----------------------                                                                       -----------------------
1122(d)(4)(vi)          Changes with respect to the terms or status of an obligor's                     x
                        mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
-----------------------                                                                       -----------------------
1122(d)(4)(vii)         Loss mitigation or recovery actions (e.g., forbearance plans,                   x
                        modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
-----------------------                                                                       -----------------------
1122(d)(4)(viii)        Records documenting collection efforts are maintained during the                x
                        period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity's activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
-----------------------                                                                       -----------------------
1122(d)(4)(ix)          Adjustments to interest rates or rates of return for mortgage loans             x
                        with variable rates are computed based on the related mortgage loan documents.
-----------------------                                                                       -----------------------
1122(d)(4)(x)           Regarding any funds held in trust for an obligor (such as escrow                x
                        accounts): (A) such funds are analyzed, in accordance with the obligor's mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B)
                        interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws;
                        and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
-----------------------                                                                       -----------------------
1122(d)(4)(xi)          Payments made on behalf of an obligor (such as tax or insurance                 x
                        payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
-----------------------                                                                       -----------------------
1122(d)(4)(xii)         Any late payment penalties in connection with any payment to be                 x
                        made on behalf of an obligor are paid from the servicer's funds and not charged to the obligor, unless the late payment was due to the obligor's error or omission.
-----------------------                                                                       -----------------------
                        Disbursements made on behalf of an obligor are posted within two business days to the obligor's records maintained by the servicer,
                        or such other number of days specified in the transaction                       x
1122(d)(4)(xiii)        agreements.
-----------------------                                                                       -----------------------
1122(d)(4)(xiv)          Delinquencies, charge-offs and uncollectible accounts are                      x
                        recognized and recorded in accordance with the transaction agreements.
-----------------------                                                                       -----------------------
                        Any external enhancement or other support, identified in Item
                        1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained
1122(d)(4)(xv)          as set forth in the transaction agreements.
-----------------------                                                                       -----------------------
                        ---------------------------------------------------------------------

----------------------- --------------------------------------------------------------------- -----------------------

                                                     [NAME OF COMPANY] [NAME OF SUBSERVICER]

                                                     Date:    _________________________

                                                     By:      _________________________
                                                     Name:
                                                     Title:

         27.      The Agreement is hereby amended as of the date hereof by adding the following new
Exhibit P:

                                                     EXHIBIT P

                                   REPORTING DATA FOR REALIZED LOSSES AND GAINS

                      Calculation of Realized Loss/Gain Form 332– Instruction Sheet

         NOTE:  Do not net or combine items.  Show all expenses individually and all credits as separate line items.  Claim packages are due on the remittance report date.  Late submissions may result in claims not being passed until the following month.  The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.

                           The numbers on the 332 form correspond with the numbers listed below.

         Liquidation and Acquisition Expenses:

         1.       The Actual Unpaid Principal Balance of the Mortgage Loan.  For documentation, an
                  Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

         2.       The Total Interest Due less the aggregate amount of servicing fee that would have been earned if all delinquent payments had been made as agreed. For documentation, an
                  Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

         3.       Accrued Servicing Fees based upon the Scheduled Principal Balance of the Mortgage Loan as calculated on a monthly basis. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

         4-12.    Complete as applicable.  Required documentation:

                  *  For taxes and insurance advances – see page 2 of 332 form - breakdown required showing period

                     of coverage, base tax, interest, penalty.  Advances prior to default require evidence of servicer efforts to recover advances.

                   *  For escrow advances - complete payment history

                      (to calculate advances from last positive escrow balance forward)

                  *  Other expenses -  copies of corporate advance history showing all payments

                  *  REO repairs > $1500 require explanation

                  *  REO repairs >$3000 require evidence of at least 2 bids.

                  *  Short Sale or Charge Off require P&L supporting the decision and WFB's approved
                  Officer Certificate

                  *  Unusual or extraordinary items may require further documentation.

         13.      The total of lines 1 through 12.

         Credits:

         14-21.   Complete as applicable.  Required documentation:

                  * Copy of the HUD 1 from the REO sale.  If a 3rd Party Sale, bid instructions and
                  Escrow Agent / Attorney

                     Letter of Proceeds Breakdown.

                  *  Copy of EOB for any MI or gov't guarantee

                  *  All other credits need to be clearly defined on the 332 form

         22.      The total of lines 14 through 21.

         Please Note:      For HUD/VA loans, use line (18a) for Part A/Initial proceeds and line (18b)
                           for Part B/Supplemental proceeds.

         Total Realized Loss (or Amount of Any Gain)
         23.      The  total  derived  from  subtracting  line 22 from  13.  If the  amount  represents  a
                  realized gain, show the amount in parenthesis (   ).

                                Calculation of Realized Loss/Gain Form 332

         Prepared by:  __________________                     Date:  _______________
         Phone:  ______________________   Email Address:_____________________

----------------------------------    --------------------------------------    --------------------------------------------
Servicer Loan No.                     Servicer Name                             Servicer Address

----------------------------------    --------------------------------------    --------------------------------------------

         WELLS FARGO BANK, N.A. Loan No._____________________________

         Borrower's Name: _________________________________________________________
         Property Address: _________________________________________________________

         Liquidation Type:  REO Sale                  3rd Party Sale            Short Sale       Charge
         Off

         Was this loan granted a Bankruptcy deficiency or cramdown              Yes         No
         If "Yes", provide deficiency or cramdown amount _______________________________

         Liquidation and Acquisition Expenses:
         (1)  Actual Unpaid Principal Balance of Mortgage Loan         $ ______________ (1)
         (2)  Interest accrued at Net Rate                                       ________________(2)
         (3)  Accrued Servicing Fees                                             ________________(3)
         (4)  Attorney's Fees                                                    ________________(4)
         (5)  Taxes (see page 2)                                                 ________________(5)
         (6)  Property Maintenance                                              ________________ (6)
         (7)  MI/Hazard Insurance Premiums (see page 2)                          ________________(7)
         (8)  Utility Expenses                                                   ________________(8)
         (9)  Appraisal/BPO                                             ________________(9)
         (10) Property Inspections                                               ________________(10)
         (11) FC Costs/Other Legal Expenses                             ________________(11)
         (12) Other (itemize)                                                    ________________(12)
                  Cash for Keys__________________________               ________________(12)
                  HOA/Condo Fees_______________________                 ________________(12)
                  ______________________________________                ________________(12)

                  Total Expenses                                                $ _______________(13)
         Credits:
         (14) Escrow Balance                                                    $ _______________(14)
         (15) HIP Refund                                                        ________________ (15)
         (16) Rental Receipts                                                   ________________ (16)
         (17) Hazard Loss Proceeds                                              ________________ (17)
         (18) Primary Mortgage Insurance / Gov't Insurance                      ________________ (18a)
         HUD Part A

         ________________           (18b) HUD Part B
         (19) Pool Insurance Proceeds                                           ________________ (19)
         (20) Proceeds from Sale of Acquired Property                  ________________ (20)
         (21) Other (itemize)                                                   ________________ (21)
              _________________________________________                ________________ (21)

              Total Credits                                            $________________(22)
         Total Realized Loss (or Amount of Gain)                       $________________(23)

Escrow Disbursement Detail

------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------
      Type           Date Paid        Period of       Total Paid      Base Amount       Penalties        Interest
   (Tax /Ins.)                        Coverage
------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------
------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------

------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------
------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------

------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------
------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------

------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------
------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------

------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------
------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------

------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------
------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------

------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------
------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------

------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------
------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------

------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------

         28.      Except as amended  above,  the Agreement  shall  continue to be in full force and effect in accordance with its terms.

         29.      This  Amendment  may be executed  by one or more of the parties  hereto on any number of separate  counterparts and of said  counterparts  taken together shall be deemed to constitute one and the same instrument.

                                         [SIGNATURE PAGES FOLLOW]

         IN WITNESS  WHEREOF,  the following  parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.
                                                              EMC MORTGAGE CORPORATION,
                                                                       as Purchaser

                                                              By:
                                                              Name:
                                                              Title:

                                                              HOMEBANC MORTGAGE CORPORATION,
                                                                       as Company

                                                              By:
                                                              Name:
                                                              Title:

                                                                                              EXHIBIT H-10

                                         EMC MORTGAGE CORPORATION
                                                Purchaser,

                                     HSBC MORTGAGE CORPORATION (USA)

                                                 Company,

                                           AMENDED AND RESTATED
                               PURCHASE, WARRANTIES AND SERVICING AGREEMENT

                                      Dated as of September 1, 2005

                                (Fixed and Adjustable Rate Mortgage Loans)

                                                ARTICLE I

Section 1.01     Defined Terms............................................................................2

                                                ARTICLE II

                                               ARTICLE III

                                                ARTICLE IV

Section 4.08     Payment of Taxes, Insurance and Other Charges; Maintenance of Primary Mortgage

                                                ARTICLE V

                                                ARTICLE VI

                                               ARTICLE VII

Section 7.01      Company Shall Provide Information as Reasonably Required...............................57

                                               ARTICLE VIII

                                                ARTICLE IX

Section 9.01     Events of Default.......................................................................61
Section 9.02     Waiver of Defaults......................................................................62

                                                ARTICLE X

Section 10.01     Termination............................................................................62
Section 10.02     Termination without cause..............................................................63

                                                ARTICLE XI

Section 11.19     Monthly Reporting with Respect to a Reonstitution......................................

EXHIBITS
   A                    Contents of Mortgage File
   B                    Custodial Account Letter Agreement
   C                    Escrow Account Letter Agreement
   D                    Form of Assignment, Assumption and Recognition Agreement
   E                    Form of Trial Balance
   F                    [reserved]
   G                    Request for Release of Documents and Receipt
   H                    Company's Underwriting Guidelines
   I                    Form of Term Sheet
   J                    Reconstituted Mortgage Loan Reporting

         This is an Amended  and  Restated  Purchase,  Warranties  and  Servicing  Agreement,  dated as of
September  1,  2005,  which  amends  and  restates  the  Purchase,  Warranties  and  Servicing  Agreement,
originally dated May 1, 2002, each between EMC MORTGAGE  CORPORATION,  as Purchaser,  with offices located at Mac Arthur Ridge II, 909 Hidden Ridge  Drive,  Suite 200,  Irving,  Texas 75038 (the  "Purchaser")  and
HSBC Mortgage  Corporation  (USA), with offices located at 2929 Walden Avenue,  Depew, New York 14043 (the
"Company").

                                          W I T N E S S E T H :

         WHEREAS,  the  Purchaser has  heretofore  agreed to purchase from the Company and the Company has heretofore  agreed to sell to the  Purchaser,  from time to time,  certain  Mortgage  Loans on a servicing retained basis;

         WHEREAS,  each of the Mortgage  Loans is secured by a mortgage,  deed of trust or other  security instrument  creating a first lien on a residential  dwelling located in the jurisdiction  indicated on the
Mortgage Loan Schedule, which is annexed to the related Term Sheet; and

         WHEREAS,  the Purchaser and the Company wish to prescribe the  representations  and warranties of the Company with respect to itself and the Mortgage  Loans and the  management,  servicing  and control of the Mortgage Loans;

         NOW,  THEREFORE,  in consideration of the mutual agreements  hereinafter set forth, and for other good and valuable consideration,  the receipt and adequacy of which is hereby acknowledged,  the Purchaser and the Company agree as follows:

                                                ARTICLE I

                                               DEFINITIONS

         Section 1.01  Defined Terms.

         Whenever used in this Agreement,  the following words and phrases,  unless the context  otherwise requires, shall have the following meaning specified in this Article:

         Accepted  Servicing  Practices:  With  respect to any Mortgage  Loan,  those  mortgage  servicing practices  (including  collection  procedures)  of prudent  mortgage  banking  institutions  which service mortgage  loans of the same type as such Mortgage  Loan in the  jurisdiction  where the related  Mortgaged
Property is located,  and which are in accordance with Fannie Mae servicing practices and procedures,  for
MBS pool mortgages, as defined in the Fannie Mae Guides including future updates.

         Adjustment  Date:  As to each  adjustable  rate  Mortgage  Loan,  the date on which the  Mortgage
Interest Rate is adjusted in accordance with the terms of the related Mortgage Note.

         Agreement:  This Purchase,  Warranties  and Servicing  Agreement  including all exhibits  hereto, amendments hereof and supplements hereto.

         Appraised  Value:  With respect to any  Mortgaged  Property,  the lesser of (i) the value thereof as determined by an appraisal  made for the  originator of the Mortgage Loan at the time of origination of the Mortgage Loan by an appraiser who met the minimum  requirements of Fannie Mae and FHLMC,  and (ii) the purchase  price  paid for the  related  Mortgaged  Property  by the  Mortgagor  with the  proceeds  of the
Mortgage Loan,  provided,  however, in the case of a Refinanced Mortgage Loan, such value of the Mortgaged
Property  is based  solely upon the value  determined  by an  appraisal  made for the  originator  of such
Refinanced  Mortgage Loan at the time of origination of such Refinanced  Mortgage Loan by an appraiser who met the  minimum  requirements  of  FANNIE  MAE and  FHLMC.  However  in the  case of a  mortgage  made on property  in New York  State  value  will  always be  determined  by the  appraisal  for  determining  any requirement for primary mortgage insurance only.

         Assignment:  An  individual  assignment  of  the  Mortgage,  notice  of  transfer  or  equivalent instrument,  in  recordable  form,  sufficient  under the laws of the  jurisdiction  wherein  the  related
Mortgaged Property is located to reflect of record the sale or transfer of the Mortgage Loan.

         BIF:  The Bank Insurance Fund, or any successor thereto.

         Business  Day:  Any day other  than:  (i) a Saturday  or Sunday,  or (ii) a legal  holiday in the
State of New York or (iii) a day on which banks in the State of New York are  authorized  or  obligated by law or executive order to be closed.

         Buydown  Agreement:  An agreement  between the Seller and a Mortgagor,  or an agreement among the
Company,  a  Mortgagor  and a seller of a Mortgaged  Property or a third party with  respect to a Mortgage
Loan which provides for the application of Buydown Funds.

         Buydown Funds:  In respect of any Buydown  Mortgage  Loan, any amount  contributed by seller of a
Mortgaged  Property  subject to a Buydown  Mortgage Loan,  the buyer of such property,  the Company or any other  source,  plus  interest  earned  thereon,  in order to enable the  Mortgagor to reduce the payments required to be made from the mortgagor's fund in the early years of a Mortgage Loan.

         Buydown  Mortgage Loan: Any Mortgage Loan in respect of which,  pursuant to a Buydown  Agreement,
(i) the  Mortgagor  pays  less  than  the full  monthly  payments  specified  in the  Mortgage  Note for a specified period,  and (ii) the difference  between the payments required under such Buydown Agreement and the Mortgage Note is provided from Buydown Funds.

         Buydown  Period:  The  period of time when a Buydown  Agreement  is in effect  with  respect to a related Buydown Mortgage Loan.

         Closing Date: With respect to any Mortgage Loan, the date stated on the related Term Sheet.

         Code:    The Internal Revenue Code of 1986, or any successor statute thereto.

         Company:  HSBC  Mortgage  Corporation  (USA),  their  successors  in  interest  and  assigns,  as permitted by this Agreement.

         Condemnation  Proceeds:  All awards or  settlements in respect of a Mortgaged  Property,  whether permanent or temporary,  partial or entire,  by exercise of the power of eminent  domain or  condemnation, to the extent not  required  to be released to a  Mortgagor  in  accordance  with the terms of the related
Mortgage Loan Documents.

         Confirmation:  The  trade  confirmation  letter  between  the  Purchaser  and the  Company  which relates to the Mortgage Loans.

         Consumer  Information:  Information  including,  but not  limited  to, all  personal  information about Mortgagors that is supplied to the Purchaser by or on behalf of the Company.

         Co-op Lease:  With respect to a Co-op Loan,  the lease with respect to a dwelling  unit  occupied by the Mortgagor and relating to the stock allocated to the related dwelling unit.

         Co-op Loan:  A Mortgage  Loan secured by the pledge of stock  allocated  to a dwelling  unit in a residential cooperative housing corporation and a collateral assignment of the related Co-op Lease.

         Credit Score: The credit score of the Mortgagor  provided by Fair, Isaac & Company,  Inc. or such other organization  providing credit scores as per HSBC  underwriting/program  guidelines in affect at the time of the origination of a Mortgage Loan.

         Current Appraised Value:   With  respect  to  any  Mortgaged  Property,   the  value  thereof  as
determined by an appraisal made for the Company (by an appraiser who met the  requirements  of the Company and Fannie Mae) at the request of a Mortgagor  for the purpose of canceling a Primary  Mortgage  Insurance
Policy in accordance  with federal,  state and local laws and regulations or otherwise made at the request of the Company or Mortgagor.

         Current LTV:      The ratio of the Stated  Principal  Balance of a Mortgage  Loan to the  Current
Appraised Value of the Mortgaged Property.

         Custodial  Account:  Each separate demand account or accounts created and maintained  pursuant to
Section  4.04 which shall be entitled  "[_____________________],  in trust for the  [Purchaser],  Owner of
Adjustable  Rate  Mortgage  Loans" and shall be  established  in an Eligible  Account,  in the name of the
Person that is the "Purchaser" with respect to the related Mortgage Loans.

         Custodian:  With respect to any Mortgage Loan,  the entity stated on the related Term Sheet,  and its successors and assigns, as custodian for the Purchaser.

         Cut-off Date: With respect to any Mortgage Loan, the date stated on the related Term Sheet.

         Determination  Date:  The 15th day (or if such 15th day is not a Business  Day,  the Business Day immediately preceding such 15th day) of the month of the related Remittance Date.

         Due  Date:  The day of the  month  on  which  the  Monthly  Payment  is due on a  Mortgage  Loan, exclusive of any days of grace, which is the first day of the month.

         Due Period:  With respect to any  Remittance  Date,  the period  commencing  on the second day of the month  preceding  the month of such  Remittance  Date and  ending on the first day of the month of the
Remittance Date.

         Eligible  Account:  An account  established  and  maintained:  (i) within FDIC  insured  accounts created,  maintained and monitored by the Company so that all funds  deposited  therein are fully insured, or (ii) as a trust  account with the  corporate  trust  department  of a depository  institution  or trust company  organized  under the laws of the United States of America or any one of the states thereof or the
District of Columbia  which is not  affiliated  with the  Company (or any  sub-servicer)  or (iii) with an
entity  which  is  an   institution   whose   deposits  are  insured  by  the  FDIC,   the  unsecured  and
uncollateralized  long-term  debt  obligations of which shall be rated "A2" or higher by Standard & Poor's and "A" or higher by Fitch,  Inc. or one of the two highest  short-term  ratings by any applicable  Rating
Agency,  and which is either (a) a federal savings  association  duly organized,  validly  existing and in good standing under the federal banking laws, (b) an institution  duly organized,  validly existing and in good standing under the applicable  banking laws of any state,  (c) a national banking  association  under the federal banking laws, or (d) a principal  subsidiary of a bank holding  company,  or (iv) if ownership of the Mortgage Loans is evidenced by  mortgaged-backed  securities,  the equivalent  required  ratings of each Rating  Agency,  and held such that the rights of the Purchaser  and the owner of the Mortgage  Loans shall be fully protected  against the claims of any creditors of the Company (or any  sub-servicer) and of any creditors or depositors  of the  institution  in which such account is maintained or (v) in a separate non-trust  account  without  FDIC or other  insurance  in an  Eligible  Institution.  In the event  that a
Custodial  Account is established  pursuant to clause (iii),  (iv) or (v) of the preceding  sentence,  the
Company shall provide the  Purchaser  with written  notice on the Business Day following the date on which the applicable institution fails to meet the applicable ratings requirements.

         Eligible  Institution:  An institution  having (i) the highest short-term debt rating, and one of the two highest  long-term  debt  ratings of each Rating  Agency;  or (ii) with  respect to any  Custodial
Account,  an unsecured  long-term debt rating of at least one of the two highest unsecured  long-term debt ratings of each Rating Agency.

         Equity  Take-Out  Refinanced  Mortgage  Loan:  A Refinanced  Mortgage  Loan the proceeds of which were in excess of the  outstanding  principal  balance  of the  existing  mortgage  loan as defined in the
HSBC underwriting manual in effect at the time of origination.

         Escrow  Account:  Each separate  trust  account or accounts  created and  maintained  pursuant to
Section  4.06  which  shall be  entitled  "__________________,  in  trust  for the  [Purchaser],  Owner of
Adjustable Rate Mortgage Loans, and various  Mortgagors" and shall be established in an Eligible  Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

         Escrow  Payments:  With respect to any Mortgage  Loan,  the amounts  constituting  ground  rents, taxes,  assessments,  water rates, sewer rents, municipal charges,  mortgage insurance premiums,  fire and hazard insurance  premiums,  condominium  charges,  and any other payments  required to be escrowed by the
Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

         Event of Default:  Any one of the conditions or circumstances enumerated in Section 9.01.

         Fannie Mae:       The Federal National Mortgage Association, or any successor thereto.

         Fannie Mae  Guide(s):  The Fannie Mae Selling  Guide and the Fannie Mae  Servicing  Guide and all
amendments or additions thereto.

         FDIC:  The Federal Deposit Insurance Corporation, or any successor thereto.

         FHLMC:  The Federal Home Loan Mortgage Corporation, or any successor thereto.

         FHLMC Guide:  The FHLMC  Single  Family  Seller/Servicer  Guide and all  amendments  or additions thereto.

         Fidelity Bond:  A fidelity bond to be maintained by the Company pursuant to Section 4.12.

         FIRREA:  The Financial Institutions Reform, Recovery, and Enforcement Act of 1989.

         First  Remittance  Date:  With respect to any Mortgage Loan, the Remittance Date occurring in the month following the month in which the related Closing Date occurs.

         GAAP:  Generally accepted accounting principles, consistently applied.

         HUD:  The United States Department of Housing and Urban Development or any successor.

         Index:  With  respect  to  any  adjustable  rate  Mortgage  Loan,  the  index  identified  on the
Mortgage  Loan  Schedule and set forth in the related  Mortgage  Note for the purpose of  calculating  the interest rate thereon.

         Initial Rate Cap: As to each  adjustable  rate  Mortgage  Loan,  where  applicable,  the  maximum increase or decrease in the Mortgage Interest Rate on the first Adjustment Date.

         Insurance  Proceeds:  With  respect  to  each  Mortgage  Loan,  proceeds  of  insurance  policies insuring the Mortgage Loan or the related Mortgaged Property.

         Interest  Only Mortgage  Loan: A Mortgage Loan that requires  payment of interest for a period of
time  specified  on  the  related  Mortgage  Note  during  the  interest-only   period  followed  by  full
amortization of the remaining balance for the remaining duration of the loan.

         Lifetime  Rate Cap: As to each  adjustable  rate Mortgage  Loan,  the maximum  Mortgage  Interest
Rate over the term of such Mortgage Loan.

         Liquidation  Proceeds:  Cash received in connection with the liquidation of a defaulted  Mortgage
Loan,  whether through the sale or assignment of such Mortgage Loan,  trustee's sale,  foreclosure sale or otherwise.

         Loan-to-Value  Ratio or LTV:  With  respect  to any  Mortgage  Loan,  the  ratio of the  original outstanding  principal  amount of the  Mortgage  Loan,  to the lower of the  Appraised  Value or the Sales
Price of the Mortgaged  Property.  However,  in the case of a mortgage made on property in New York State, value will always be determined by the appraisal for  determining  any  requirement  for primary  mortgage insurance only.

         Margin:  With respect to each  adjustable  rate Mortgage  Loan, the fixed  percentage  amount set forth  in each  related  Mortgage  Note  which is added to the  Index in order to  determine  the  related
Mortgage Interest Rate, as set forth in the Mortgage Loan Schedule.

         MERS:  Mortgage Electronic Registration System, Inc., a subsidiary of MERSCORP, Inc.

         MERS Mortgage Loan:  Any Mortgage Loan registered with MERS on the MERS® System.

         MERS® System:  The electronic mortgage registration system maintained by MERS.

         MIN:  The Mortgage Identification Number for any MERS Mortgage Loan.

         MOM  Mortgage:  A Mortgage  Loan naming MERS as the original  mortgagee on the mortgage  security instrument.

         Monthly  Advance:  The  aggregate  of the  advances  made by the Company on any  Remittance  Date pursuant to Section 5.03.

         Monthly  Payment:  The scheduled  monthly  payment of principal (if applicable) and interest on a
Mortgage Loan which is payable by a Mortgagor under the related Mortgage Note.

         Mortgage:  The  mortgage,  deed of trust or other  instrument  securing  a  Mortgage  Note  which creates a first lien on an  unsubordinated  estate in fee simple in real  property  securing  the Mortgage
Note.

         Mortgage  File:  The  mortgage  documents  pertaining  to a  particular  Mortgage  Loan which are specified  in Exhibit A hereto and any  additional  documents  required to be added to the  Mortgage  File pursuant to this Agreement.

         Mortgage  Impairment  Insurance Policy: A mortgage  impairment or blanket hazard insurance policy as required by Section 4.11.

         Mortgage  Interest Rate: The annual rate at which  interest  accrues on any Mortgage Loan,  which may be  adjusted  from  time to time  for an  adjustable  rate  Mortgage  Loan,  in  accordance  with  the provisions of the related Mortgage Note.

         Mortgage  Loan:  An  individual  mortgage  loan  which is the  subject  of this  Agreement,  each
Mortgage  Loan  originally  sold and subject to this  Agreement  being  identified  on the  Mortgage  Loan
Schedule  attached  to the related  Term Sheet,  which  Mortgage  Loan  includes  without  limitation  the
Mortgage File, the Monthly Payments, Principal Prepayments,  Liquidation Proceeds,  Condemnation Proceeds,
Insurance Proceeds,  REO Disposition Proceeds,  and all other rights,  benefits,  proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

         Mortgage Loan Documents:  The documents listed in Exhibit A.

         Mortgage Loan  Remittance  Rate:  With respect to each Mortgage Loan, the annual rate of interest remitted to the  Purchaser,  which shall be equal to the Mortgage  Interest  Rate minus the  Servicing Fee
Rate.

         Mortgage Loan Schedule:  The schedule of Mortgage  Loans annexed to the related Term Sheet,  such schedule  setting  forth the  following  information  with  respect to each  Mortgage  Loan in the related
Mortgage Loan Package:

         (1)      the Company's Mortgage Loan identifying number;

         (2)      the Mortgagor's first and last name;

         (3)      the street address of the Mortgaged Property including the city, state and zip code;

         (4)      a code indicating  whether the Mortgaged  Property is  owner-occupied,  a second home or an investor property;

         (5)      the type of residential property constituting the Mortgaged Property;

         (10)     the original months to maturity of the Mortgage Loan;

         (11)     the  remaining  months  to  maturity  from  the  related  Cut-off  Date,  based  on the  original amortization  schedule  and, if  different,  the  maturity  expressed  in the same manner but based on the actual amortization schedule;

         (8)      the  Sales  Price,  if  applicable,   Appraised  Value  and   Loan-to-Value   Ratio,  at
origination;

         (9)      the Mortgage  Interest Rate as of origination  and as of the related  Cut-off Date; with respect to each  adjustable  rate Mortgage Loan, the initial  Adjustment  Date, the next  Adjustment  Date immediately  following the related  Cut-off  Date,  the Index,  the Margin,  the Initial Rate Cap, if any,
Periodic  Rate Cap, if any,  minimum  Mortgage  Interest Rate under the terms of the Mortgage Note and the
Lifetime Rate Cap;

         (10)     the Origination Date of the Mortgage Loan;

         (11)     the stated maturity date;

         (12)     the amount of the Monthly Payment at origination;

         (13)     the amount of the Monthly Payment as of the related  Cut-off Date;

         (14)     the original principal amount of the Mortgage Loan;

         (15)     the  scheduled  Stated  Principal  Balance  of the  Mortgage  Loan  as of the  close  of business on the related  Cut-off  Date,  after  deduction  of payments of  principal  due on or before the related Cut-off Date whether or not collected;

         (16) a code  indicating  the  purpose  of the  Mortgage  Loan  (i.e.,  purchase,  rate  and  term refinance, equity take-out refinance);

         (17) a code indicating the documentation style (i.e. full, alternative, etc.);

         (18)     the number of times during the twelve (12) month period  preceding  the related  Closing
Date that any Monthly Payment has been received after the month of its scheduled due date;

         (19)     the date on which the first payment is or was due;

         (22)     a code  indicating  whether  or not  the  Mortgage  Loan is the  subject  of a  Primary  Mortgage
                  Insurance Policy and the name of the related insurance carrier;

         (21)     a code  indicating  whether or not the Mortgage  Loan is currently  convertible  and the conversion spread;

         (22)     the  last Due Date on  which a  Monthly  Payment  was  actually  applied  to the  unpaid principal balance of the Mortgage Loan.

         (23)     product type (i.e. fixed, adjustable, 3/1, 5/1, etc.);

         (27)     credit score and/or mortgage score, if applicable;

         (25)     a code  indicating  whether or not the Mortgage Loan is the subject of a Lender  Primary
Mortgage Insurance Policy;

         (32)     a code  indicating  whether or not the  Mortgage  Loan has a  prepayment  penalty  and if so, the amount and term thereof;

         (33)     the Current Appraised Value of the Mortgage Loan and Current LTV, if applicable;

         (34)     for any Mortgage Loan  originated in the State of New Jersey prior to July 7, 2004,  whether such
Mortgage Loan is a "Home Loan",  "Covered Home Loan",  "Manufactured  Housing" or "Home  Improvement Loan"
as defined in the New Jersey Home Ownership Security Act of 2002; and

(35)     whether the Mortgage Loan has a mandatory arbitration clause;

(36)     a code indicating whether the Mortgage Loan is a MERS Mortgage Loan;

(37)     MERS #, if applicable.

         With respect to the Mortgage Loans in the aggregate,  the Mortgage Loan Schedule  attached to the related Term Sheet shall set forth the following information, as of the related Cut-off Date:

         (1)      the number of Mortgage Loans;

         (2)      the current aggregate outstanding principal balance of the Mortgage Loans;

         (3)      the weighted average Mortgage Interest Rate of the Mortgage Loans;

         (4)      the weighted average maturity of the Mortgage Loans; and

         (5)      the weighted average months to next Adjustment Date;

         Mortgage  Note:  The note or other  evidence  of the  indebtedness  of a  Mortgagor  secured by a
Mortgage.

         Mortgaged  Property:  The  underlying  real  property  securing  repayment  of a  Mortgage  Note, consisting of a single  parcel of real estate  considered to be real estate under the laws of the state in which such real property is located  which may include  condominium  units and planned unit  developments, improved by a residential  dwelling;  except that with respect to real property  located in  jurisdictions in which the use of  leasehold  estates  for  residential  properties  is a  widely-accepted  practice,  a leasehold estate of the Mortgage, the term of which is equal to or longer than the term of the Mortgage.

         Mortgagor:  The obligor on a Mortgage Note.

         OCC:  Office of the Comptroller of the Currency, its successors and assigns.

         Officers'  Certificate:  A certificate  signed by the Chairman of the Board, the Vice Chairman of the Board,  the  President,  a Senior  Vice  President  or a Vice  President  or by the  Treasurer  or the
Secretary or one of the Assistant  Treasurers or Assistant  Secretaries  of the Company,  and delivered to the Purchaser as required by this Agreement.

         Opinion  of  Counsel:  A written  opinion  of  counsel,  who may be an  employee  of the party on behalf of whom the opinion is being given, reasonably acceptable to the Purchaser.

         Origination  Date:  The  date  on  which a  Mortgage  Loan  funded,  which  date  shall  not,  in connection with a Refinanced  Mortgage Loan, be the date of the funding of the debt being refinanced,  but rather the closing of the debt currently outstanding under the terms of the Mortgage Loan Documents.

         OTS:  Office of Thrift Supervision, its successors and assigns.

         Periodic Rate Cap: As to each  adjustable  rate Mortgage Loan,  the maximum  increase or decrease in the Mortgage  Interest Rate on any Adjustment  Date, as set forth in the related  Mortgage Note and the related Mortgage Loan Schedule.

         Permitted Investments:  Any one or more of the following obligations or securities:

                  (i)      direct  obligations of, and obligations  fully  guaranteed by the United States of  America  or any  agency or  instrumentality  of the  United  States of  America  the obligations  of which are backed by the full  faith and  credit of the United  States of
                  America;

         (ii)  (a) demand or time deposits, federal funds or bankers' acceptances issued by any depository institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities, provided that the commercial paper and/or the short-term deposit rating and/or the long-term unsecured debt obligations or deposits of such depository institution or trust company at the time of such investment or contractual commitment providing for such investment are rated in one of the two highest rating categories by each Rating Agency and (b) any other demand or time deposit or certificate of deposit that is fully insured by the FDIC;

                  (iii)  repurchase  obligations  with a term  not to  exceed  thirty  (30)  days and with respect  to (a) any  security  described  in clause  (i) above and  entered  into with a depository  institution  or trust  company  (acting as  principal)  described  in clause
                  (ii)(a) above;

                  (iv)  securities  bearing  interest  or sold at a  discount  issued  by any  corporation incorporated  under the laws of the United  States of America or any state  thereof that are rated in one of the two  highest  rating  categories  by each  Rating  Agency at the time of such  investment  or  contractual  commitment  providing  for  such  investment;
                  provided,  however,  that securities  issued by any particular  corporation  will not be
                  Permitted  Investments  to the  extent  that  investments  therein  will  cause the then outstanding  principal  amount  of  securities  issued by such  corporation  and held as
                  Permitted  Investments to exceed 10% of the aggregate  outstanding principal balances of all of the Mortgage Loans and Permitted Investments;

                  (v) commercial  paper  (including  both  non-interest-bearing  discount  obligations and interest-bearing  obligations  payable  on demand or on a  specified  date not more than one year after the date of issuance  thereof)  which are rated in one of the two highest rating categories by each Rating Agency at the time of such investment;

                  (vi)  any  other  demand,  money  market  or  time  deposit,  obligation,   security  or
                  investment  as may be  acceptable  to each Rating Agency as evidenced in writing by each
                  Rating Agency; and

                  (vii) any money market  funds the  collateral  of which  consists of  obligations  fully guaranteed  by the United  States of America  or any  agency or  instrumentality  of the
                  United  States of  America  the  obligations  of which are  backed by the full faith and credit of the  United  States of  America  (which  may  include  repurchase  obligations secured by  collateral  described  in clause (i)) and other  securities  and which money market  funds are  rated in one of the two  highest  rating  categories  by each  Rating
                  Agency.

provided,  however,  that no instrument or security shall be a Permitted  Investment if such instrument or security  evidences a right to receive only interest  payments with respect to the obligations  underlying such  instrument or if such security  provides for payment of both  principal and interest with a yield to maturity  in  excess  of 120% of the  yield  to  maturity  at par or if such  investment  or  security  is purchased at a price greater than par.

         Person:  Any  individual,  corporation,  partnership,  joint  venture,  association,  joint-stock company,  limited liability  company,  trust,  unincorporated  organization or government or any agency or political subdivision thereof.

         Prepayment  Interest  Shortfall:  With respect to any  Remittance  Date,  for each  Mortgage Loan that was the subject of a Principal  Prepayment during the related  Prepayment  Period, an amount equal to the excess of one month's  interest at the applicable  Mortgage Loan Remittance Rate on the amount of such
Principal  Prepayment  over the  amount of  interest  (adjusted  to the  Mortgage  Loan  Remittance  Rate)
actually paid by the related Mortgagor with respect to such Prepayment Period.

         Prepayment Period:         With respect to any Remittance  Date, the calendar month preceding the month in which such Remittance Date occurs.

         Primary Mortgage Insurance Policy:  Each primary policy of mortgage  insurance  represented to be in effect  pursuant  to Section  3.02(hh),  or any  replacement  policy  therefor  obtained by the Company pursuant to Section 4.08.

         Prime  Rate:  The prime rate  announced  to be in effect  from time to time as  published  as the average rate in the Wall Street Journal (Northeast Edition).

         Principal  Prepayment:  Any payment or other  recovery of  principal  on a Mortgage  Loan full or partial which is received in advance of its scheduled Due Date,  excluding  any  prepayment  penalty,  and which is not  accompanied  by an amount of interest  representing  scheduled  interest  due on any date or dates in any month or months subsequent to the month of prepayment.

         Purchase Price:  As defined in Section 2.02.

         Purchaser: EMC Mortgage Corporation, its successors in interest and assigns.

         Qualified  Appraiser:  An  appraiser  who had no  interest,  direct or indirect in the  Mortgaged
Property  or in any loan made on the  security  thereof,  and whose  compensation  is not  affected by the approval  or  disapproval  of the  Mortgage  Loan,  and  such  appraiser  and the  appraisal  made by such appraiser both satisfy the requirements of Title XI of FIRREA and the regulations  promulgated  thereunder and the requirements of Fannie Mae, all as in effect on the date the Mortgage Loan was originated.

         Qualified  Insurer:  An insurance  company duly qualified as such under the laws of the states in which the Mortgaged  Properties are located,  duly  authorized and licensed in such states to transact the applicable  insurance business and to write the insurance  provided,  approved as an insurer by Fannie Mae or FHLMC.

         Rating  Agency:  Standard  &  Poor's,  Fitch,  Inc.  or,  in the  event  that  some or all of the ownership of the Mortgage Loans is evidenced by  mortgage-backed  securities,  the  nationally  recognized rating agencies issuing ratings with respect to such securities, if any.

         Refinanced  Mortgage  Loan:  A  Mortgage  Loan  which  was  made to a  Mortgagor  who  owned  the
Mortgaged  Property  prior to the  origination  of such Mortgage Loan and the proceeds of which are not in excess of the existing first mortgage,  as outlined in the HSBC  Underwriting  Guidelines in effect at the time of origination.

         REMIC: A "real estate  mortgage  investment  conduit," as such term is defined in Section 860D of the Code.

         REMIC Provisions:  The provisions of the federal income tax law relating to REMICs, which appear at Sections 860A through 860G of the Code, and the related provisions and regulations promulgated thereunder, as the foregoing may be in effect from time to time.

         Remittance  Date:  The 18th day of any month,  beginning  with the First  Remittance  Date, or if such 18th day is not a Business Day, the first Business Day immediately preceding such 18th day.

         REO Disposition:  The final sale by the Company of any REO Property.

         REO  Disposition  Proceeds:  Amounts  received  by the Company in  connection  with a related REO
Disposition.

         REO  Property:  A  Mortgaged  Property  acquired  by the  Company on behalf of the  Purchaser  as described in Section 4.13.

         Repurchase  Price:  With  respect to any  Mortgage  Loan, a price equal to (i) the product of the greater  of  100%  or the  percentage  of par as  stated  in the  Confirmation  multiplied  by the  Stated
Principal  Balance of such Mortgage Loan on the repurchase  date,  plus (ii) interest on such  outstanding principal  balance at the Mortgage  Loan  Remittance  Rate from the last date through  which  interest has been paid and distributed to the Purchaser to the end of the month of repurchase,;  less amounts  received or advanced in respect of such  repurchased  Mortgage Loan which are being held in the  Custodial  Account for distribution in the month of repurchase.

         SAIF:  The Savings Association Insurance Fund, or any successor thereto.

         Sales Price:      With  respect  to any  Mortgage  Loan the  proceeds  of which  were used by the
Mortgagor to acquire the related  Mortgaged  Property,  the amount paid by the related  Mortgagor for such
Mortgaged Property.

         Servicing  Advances:  All customary,  reasonable and necessary "out of pocket" costs and expenses
(including  reasonable  attorneys' fees and  disbursements)  incurred in the performance by the Company of its servicing obligations,  including,  but not limited to, the cost of (a) the preservation,  restoration and protection of the Mortgaged  Property,  (b) any enforcement,  administrative or judicial  proceedings, or any legal work or advice  specifically  related to servicing  the  Mortgage  Loans,  including  but not
limited  to,  foreclosures,  bankruptcies,   condemnations,  drug  seizures,  elections,  foreclosures  by subordinate or superior  lienholders,  and other legal actions incidental to the servicing of the Mortgage
Loans (provided that such expenses are reasonable and that the Company  specifies the Mortgage  Loan(s) to which such expenses relate and, upon Purchaser's request,  provides documentation  supporting such expense
(which  documentation  would be acceptable to Fannie Mae), and provided further that any such enforcement, administrative or judicial  proceeding does not arise out of a breach of any  representation,  warranty or covenant of the Company  hereunder),  (c) the management and liquidation of the Mortgaged  Property if the
Mortgaged Property is acquired in full or partial  satisfaction of the Mortgage,  (d) taxes,  assessments, water rates,  sewer rates and other charges  which are or may become a lien upon the  Mortgaged  Property, and Primary Mortgage  Insurance Policy premiums and fire and hazard insurance  coverage,  (e) any expenses reasonably  sustained  by the  Company  with  respect to the  liquidation  of the  Mortgaged  Property  in accordance with the terms of this Agreement and (f) compliance with the obligations under Section 4.08.

         Servicing  Fee:  With respect to each Mortgage  Loan,  the amount of the annual fee the Purchaser shall pay to the Company,  which shall,  for a period of one full month,  be equal to  one-twelfth  of the product of (a) the Servicing Fee Rate and (b) the  outstanding  principal  balance of such Mortgage  Loan.
Such fee  shall be  payable  monthly,  computed  on the  basis of the same  principal  amount  and  period respecting  which any related  interest  payment on a Mortgage  Loan is computed.  The  obligation  of the
Purchaser to pay the  Servicing  Fee is limited to, and the  Servicing  Fee is payable  solely  from,  the interest  portion of such  Monthly  Payment  collected  by the Company,  or as  otherwise  provided  under
Section  4.05 and in  accordance  with the  Fannie  Mae  Guide(s).  Any fee  payable  to the  Company  for administrative  services  related to any REO  Property as  described in Section 4.13 shall be payable from
Liquidation Proceeds of the related REO Property.

         Servicing Fee Rate:  As set forth in the Term Sheet.

         Servicing  File:  With  respect  to  each  Mortgage  Loan,  the  file  retained  by  the  Company consisting  of originals of all  documents in the Mortgage  File which are not  delivered to the Purchaser and copies of the Mortgage  Loan  Documents  listed in Exhibit A, the  originals of which are delivered to the Purchaser or its designee pursuant to Section 2.04.

         Servicing   Officer:   Any  officer  of  the  Company   involved  in,  or  responsible  for,  the
administration  and  servicing  of the Mortgage  Loans whose name appears on a list of servicing  officers furnished by the Company to the Purchaser upon request, as such list may from time to time be amended.

         Stated  Principal  Balance:  As to each  Mortgage Loan as of any date of  determination,  (i) the principal  balance of such  Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date,  whether or not received,  minus (ii) all amounts  previously  distributed  to the  Purchaser  with respect to the Mortgage  Loan  representing  payments or  recoveries  of principal or advances in lieu thereof.

         Subservicer:   Any  subservicer   which  is  subservicing   the  Mortgage  Loans  pursuant  to  a
Subservicing Agreement.  Any subservicer shall meet the qualifications set forth in Section 4.01.

         Subservicing  Agreement:  An  agreement  between the Company and a  Subservicer,  if any, for the servicing of the Mortgage Loans.

                  Term Sheet:  A  supplemental  agreement in the form  attached  hereto as Exhibit I which shall be executed  and  delivered by the Company and the  Purchaser to provide for the sale and  servicing pursuant to the terms of this  Agreement  of the  Mortgage  Loans  listed on Schedule I attached  thereto, which  supplemental  agreement shall contain certain  specific  information  relating to such sale of such
Mortgage Loans and may contain additional covenants relating to such sale of such Mortgage Loans.

                                                ARTICLE II

                         PURCHASE OF MORTGAGE LOANS; SERVICING OF MORTGAGE LOANS;
                              RECORD TITLE AND POSSESSION OF MORTGAGE FILES;
                                 BOOKS AND RECORDS; CUSTODIAL AGREEMENT;
                                   DELIVERY OF MORTGAGE LOAN DOCUMENTS

         Section 2.01      Agreement to Purchase.

         The Company  agrees to sell and the  Purchaser  agrees to purchase the  Mortgage  Loans having an aggregate Stated  Principal  Balance on the related Cut-off Date set forth in the related Term Sheet in an amount as set forth in the  Confirmation,  or in such  other  amount  as agreed by the  Purchaser  and the
Company as evidenced by the actual aggregate  Stated  Principal  Balance of the Mortgage Loans accepted by the  Purchaser on the related  Closing Date,  with  servicing  retained by the Company.  The Company shall deliver the related  Mortgage Loan Schedule  attached to the related Term Sheet for the Mortgage  Loans to be purchased  on the related  Closing  Date to the  Purchaser at least two (2) Business  Days prior to the related  Closing Date. The Mortgage Loans shall be sold pursuant to this  Agreement,  and the related Term
Sheet shall be executed and delivered on the related Closing Date.

         Section 2.02      Purchase Price.

         The  Purchase  Price  for each  Mortgage  Loan  shall be the  percentage  of par as stated in the
Confirmation  (subject to adjustment as provided therein),  multiplied by the Stated Principal Balance, as of the related  Cut-off Date, of the Mortgage Loan listed on the related  Mortgage Loan Schedule  attached to the related  Term Sheet,  after  application  of scheduled  payments of principal  due on or before the related Cut-off Date whether or not collected.

         In addition to the Purchase  Price as described  above,  the Purchaser  shall pay to the Company, at closing,  accrued  interest on the Stated  Principal  Balance of each  Mortgage  Loan as of the related
Cut-off Date at the Mortgage Loan  Remittance  Rate of each  Mortgage  Loan from the related  Cut-off Date through the day prior to the related Closing Date, inclusive.

         The Purchase Price plus accrued  interest as set forth in the preceding  paragraph  shall be paid on the related Closing Date by wire transfer of immediately available funds.

          Purchaser  shall be entitled to (1) all scheduled  principal due after the related Cut-off Date,
(2) all other recoveries of principal  collected on or after the related Cut-off Date (provided,  however, that all scheduled  payments of principal  due on or before the related  Cut-off Date and collected by the
Company or any successor  servicer  after the related  Cut-off Date shall belong to the Company),  and (3)
all payments of interest on the Mortgage  Loans net of  applicable  Servicing  Fees (minus that portion of any such payment  which is allocable to the period prior to the related  Cut-off  Date).  The  outstanding principal  balance of each Mortgage Loan as of the related  Cut-off Date is determined  after  application of payments of principal  due on or before the related  Cut-off Date  whether or not  collected,  together with any  unscheduled  principal  prepayments  collected  prior to the  related  Cut-off  Date;  provided, however,  that  payments of scheduled  principal  and  interest  prepaid for a Due Date beyond the related
Cut-off Date shall not be applied to the principal  balance as of the related  Cut-off Date.  Such prepaid amounts shall be the property of the  Purchaser.  The Company shall deposit any such prepaid  amounts into the Custodial  Account,  which  account is  established  for the benefit of the  Purchaser for  subsequent remittance by the Company to the Purchaser.

         Section 2.03      Servicing of Mortgage Loans.

         Simultaneously  with the  execution  and  delivery  of each Term Sheet,  the Company  does hereby agree to directly  service the Mortgage  Loans listed on the related  Mortgage Loan  Schedule  attached to the related Term Sheet subject to the terms of this  Agreement  and the related Term Sheet.  The rights of the  Purchaser to receive  payments  with respect to the related  Mortgage  Loans shall be as set forth in this Agreement.

         Section 2.04      Record Title and Possession of Mortgage Files; Maintenance of Servicing Files.

         As of the related Closing Date, the Company sold,  transferred,  assigned,  set over and conveyed to the Purchaser,  without recourse,  on a servicing  retained basis, and the Company hereby  acknowledges that the Purchaser  has, but subject to the terms of this  Agreement  and the related Term Sheet,  all the right,  title and  interest  of the  Company  in and to the  Mortgage  Loans.  Company  will  deliver  the
Mortgage  Files to the Custodian  designated by Purchaser,  on or before the related  Closing Date, at the expense  of the  Company.  The  Company  shall  maintain  a  Servicing  File  consisting  of a copy of the contents of each  Mortgage  File and the originals of the documents in each Mortgage File not delivered to the  Purchaser.  The Servicing File shall contain all documents  necessary to service the Mortgage  Loans.
The  possession  of each  Servicing  File by the  Company  is at the will of the  Purchaser,  for the sole purpose of servicing the related  Mortgage  Loan, and such retention and possession by the Company is in a custodial  capacity only.  From the related  Closing Date, the ownership of each Mortgage Loan,  including the Mortgage  Note,  the Mortgage,  the contents of the related  Mortgage  File and all rights,  benefits, proceeds  and  obligations  arising  therefrom  or  in  connection  therewith,  has  been  vested  in  the
Purchaser.  All  rights  arising  out of the  Mortgage  Loans  including,  but not  limited  to, all funds received on or in  connection  with the Mortgage  Loans and all records or  documents  with respect to the
Mortgage  Loans  prepared by or which come into the  possession  of the Company shall be received and held by the  Company  in trust for the  benefit  of the  Purchaser  as the  owner of the  Mortgage  Loans.  Any portion of the Mortgage Files retained by the Company shall be  appropriately  identified in the Company's computer  system to clearly  reflect the  ownership of the Mortgage  Loans by the  Purchaser.  The Company
shall  release  its  custody of the  contents  of the  Mortgage  Files  only in  accordance  with  written instructions  of the  Purchaser,  except  when such  release is required as  incidental  to the  Company's servicing of the Mortgage  Loans or is in connection  with a repurchase of any Mortgage Loan or Loans with respect thereto  pursuant to this Agreement and the related Term Sheet,  such written  instructions  shall not be required.

         Section 2.05       Books and Records.

         The sale of each  Mortgage  Loan shall be  reflected  on the  Company's  balance  sheet and other financial  statements  as a sale  of  assets  by  the  Company.  The  Company  shall  be  responsible  for maintaining,  and shall  maintain,  a complete set of books and records for the Mortgage  Loans that shall be  appropriately  identified in the  Company's  computer  system to clearly  reflect the ownership of the
Mortgage Loan by the Purchaser.  In particular,  the Company shall maintain in its  possession,  available for  inspection  by the  Purchaser,  or its  designee  and shall  deliver to the  Purchaser  upon  demand, evidence of compliance with all federal,  state and local laws,  rules and  regulations,  and requirements of Fannie Mae or FHLMC, as applicable,  including but not limited to  documentation  as to the method used in  determining  the  applicability  of the  provisions of the Flood  Disaster  Protection Act of 1973, as
amended,  to the  Mortgaged  Property,  documentation  evidencing  insurance  coverage of any  condominium project as  required  by Fannie Mae or FHLMC,  and  periodic  inspection  reports as  required  by Section
4.13. To the extent that original  documents are not required for purposes of  realization  of Liquidation
Proceeds or Insurance  Proceeds,  documents  maintained  by the Company may be in the form of microfilm or microfiche.

         The Company  shall  maintain  with respect to each  Mortgage  Loan and shall make  available  for inspection  by any  Purchaser  or its designee the related  Servicing  File during the time the  Purchaser retains ownership of a Mortgage Loan and thereafter in accordance with applicable laws and regulations.

         In addition to the foregoing,  Company shall provide to any supervisory  agents or examiners that regulate  Purchaser,  including but not limited to, the OTS, the FDIC and other similar entities,  access, during normal business hours,  upon reasonable  advance notice to Company and without charge to Company or such  supervisory  agents or examiners,  to any  documentation  regarding  the Mortgage  Loans that may be required by any applicable regulator.

         Section 2.06.     Transfer of Mortgage Loans.

         The  Company  shall keep at its  servicing  office  books and  records in which,  subject to such reasonable  regulations  as it may  prescribe,  the Company  shall note  transfers of Mortgage  Loans.  No transfer of a Mortgage  Loan may be made unless such  transfer  is in  compliance  with the terms  hereof.
For the  purposes of this  Agreement,  the Company  shall be under no  obligation  to deal with any person with  respect to this  Agreement or any  Mortgage  Loan unless a notice of the  transfer of such  Mortgage
Loan has been  delivered to the Company in accordance  with this Section 2.06 and the books and records of the Company show such person as the owner of the Mortgage Loan.  The Purchaser  may,  subject to the terms of this  Agreement,  sell and transfer  one or more of the Mortgage  Loans,  provided,  however,  that the transferee  will  not be  deemed  to be a  Purchaser  hereunder  binding  upon  the  Company  unless  such transferee  shall agree in writing to be bound by the terms of this Agreement and an original  counterpart of the  instrument of transfer in an Assignment  and  Assumption of this  Agreement  substantially  in the form of  Exhibit D hereto  executed  by the  transferee  shall have been  delivered  to the  Company.  The
Purchaser  also shall  advise the Company of the  transfer.  Upon receipt of notice of the  transfer,  the
Company  shall  mark its  books and  records  to  reflect  the  ownership  of the  Mortgage  Loans of such assignee,  and the previous  Purchaser  shall be released from its  obligations  hereunder with respect to the Mortgage Loans sold or transferred.

         Section 2.07      Delivery of Mortgage Loan Documents.

                  The Company  shall  deliver and release to the  Purchaser  or its  designee the Mortgage
Loan Documents in accordance  with the terms of this  Agreement and the related Term Sheet.  The documents enumerated as items (1), (2),  (3), (4), (5), (6), (7), (8), (9) and (16)  (including  those listed in (B)
relating to Co-op Loans) in Exhibit A hereto  shall be  delivered  by the Company to the  Purchaser or its designee no later than three (3)  Business  Days prior to the related  Closing  Date  pursuant to a bailee letter  agreement.  All other documents in Exhibit A hereto,  together with all other  documents  executed in  connection  with the Mortgage Loan that Company may have in its  possession,  shall be retained by the
Company in trust for the  Purchaser.  If the Company cannot  deliver the original  recorded  Mortgage Loan
Documents or the original policy of title insurance,  including riders and  endorsements  thereto,  on the related  Closing Date,  the Company  shall,  promptly upon receipt  thereof and in any case not later than
180 days from the related  Closing Date,  deliver such original  documents,  including  original  recorded documents,  to the  Purchaser  or its designee  (unless the Company is delayed in making such  delivery by reason  of the fact  that  such  documents  shall not have  been  returned  by the  appropriate  recording office).  If delivery  is not  completed  within 270 days solely due to delays in making such  delivery by reason of the fact that such documents shall not have been returned by the appropriate  recording  office, the Company  shall  continue to use its best  efforts to effect  delivery as soon as possible  thereafter, provided that if such  documents  are not delivered by the 360th day from the date of the related  Closing
Date, the Company shall  repurchase the related  Mortgage Loans at the Repurchase Price in accordance with
Section 3.03 hereof.

         The Company shall pay all initial  recording  fees, if any, for the  assignments  of mortgage and any other  fees in  connection  with the  transfer  of all  original  documents  to the  Purchaser  or its designee.  Company shall  prepare,  in recordable  form, all  assignments of mortgage  necessary to assign the Mortgage  Loans to  Purchaser,  or its  designee.  Company  shall be  responsible  for  recording  the assignments of mortgage.

         Any review by the  Purchaser,  or its  designee,  of the Mortgage  Files shall in no way alter or reduce the Company's obligations hereunder.

         If the  Purchaser  or its designee  discovers  any defect with  respect to a Mortgage  File,  the
Purchaser  shall,  or shall  cause its  designee  to,  give  written  specification  of such defect to the
Company  which  may be given in the  exception  report or the  certification  delivered  pursuant  to this
Section  2.07,  or otherwise in writing and the Company  shall cure or  repurchase  such  Mortgage Loan in accordance with Section 3.03.

         The Company shall forward to the Purchaser,  or its designee,  original  documents  evidencing an assumption,  modification,  consolidation  or extension of any  Mortgage  Loan entered into in  accordance with Section 4.01 or 6.01 within one week of their execution;  provided,  however,  that the Company shall provide the  Purchaser,  or its designee,  with a certified  true copy of any such document  submitted for recordation  within one week of its  execution,  and shall provide the original of any document  submitted for recordation or a copy of such document  certified by the appropriate  public  recording office to be a true and complete copy of the original within sixty (60) days of its submission for recordation.

         From time to time the Company may have a need for Mortgage  Loan  Documents  to be released  from
Purchaser,  or its designee.  Purchaser  shall,  or shall cause its designee,  upon the written request of the  Company,  within  ten (10)  Business  Days,  deliver  to the  Company,  any  requested  documentation previously  delivered to  Purchaser as part of the Mortgage  File,  provided  that such  documentation  is promptly  returned to Purchaser,  or its designee,  when the Company no longer requires  possession of the document,  and provided  that during the time that any such  documentation  is held by the  Company,  such possession  is in  trust  for the  benefit  of  Purchaser.  Company  shall  indemnify  Purchaser,  and its designee, from and against any and all losses, claims, damages, penalties,  fines, forfeitures,  costs and expenses  (including  court costs and reasonable  attorney's  fees) resulting from or related to the loss, damage, or misplacement of any documentation delivered to Company pursuant to this paragraph.

         In addition,  in connection  with the  assignment of any MERS Mortgage  Loan,  the Company agrees that it will cause,  at its own expense,  the MERS® System to indicate that such Mortgage  Loans have been assigned by the Company to the Purchaser in accordance  with this Agreement by including (or deleting,  in the case of Mortgage  Loans which are  repurchased  in  accordance  with this  Agreement) in such computer files the  information  required by the MERS® System to identify the  Purchaser  of such  Mortgage  Loans.
The Company  further  agrees that it will not alter the  information  referenced  in this  paragraph  with respect to any Mortgage  Loan during the term of this  Agreement  unless and until such  Mortgage  Loan is repurchased in accordance with the terms of this Agreement.

         Section 2.08      Quality Control Procedures.

         The Company must have an internal  quality  control  program that  verifies,  on a regular basis,
the  existence  and  accuracy  of  the  legal  documents,  credit  documents,   property  appraisals,  and
underwriting  decisions.  The program must be capable of evaluating and monitoring the overall  quality of its loan  production  and  servicing  activities.  The  program is to ensure that the  Mortgage  Loans are originated and serviced in accordance with prudent mortgage banking  practices and accounting  principles;
guard  against  dishonest,  fraudulent,  or negligent  acts;  and guard  against  errors and  omissions by officers, employees, or other authorized persons.

         Section 2.09  Near-term Principal Prepayments; Near Term Payment Defaults

           In the event any Principal Prepayment in full is made by a Mortgagor on or prior to three months after the related Closing Date, the Company shall remit to the Purchaser an amount equal to the excess, if any, of the Purchase Price Percentage over par multiplied by the amount of such Principal
Prepayment in full.  Such remittance shall be made by the Company to Purchaser no later than the third
Business Day following receipt of such Principal Prepayment by the Company.

           In the event the first  scheduled  Monthly  Payment  which is due under any Mortgage Loan after the related  Cut-off  Date is not made  during the month in which such  Monthly  Payment is due,  then not later than five (5)  Business  Days after  notice to the Company by  Purchaser  (and at  Purchaser's  sole option),  the Company,  shall repurchase such Mortgage Loan from the Purchaser  pursuant to the repurchase provisions contained in this Subsection 3.03.

         Section 2.10      Modification  of  Obligations.  Purchaser  may,  without any notice to Company, extend,  compromise,  renew, release,  change,  modify, adjust or alter, by operation of law or otherwise, any of the  obligations  of the  Mortgagors  or other  persons  obligated  under a Mortgage  Loan  without releasing or otherwise  affecting  the  obligations  of Company under this  Agreement,  or with respect to
such  Mortgage  Loan,  except  to  the  extent  Purchaser's  extension,   compromise,   release,   change,
modification,  adjustment,  or  alteration  affects  Company's  ability to collect  the  Mortgage  Loan or realize on the security of the Mortgage, but then only to the extent such action has such effect.

                                               ARTICLE III

                                    REPRESENTATIONS AND WARRANTIES OF
                            THE COMPANY; REPURCHASE; REVIEW OF MORTGAGE LOANS

         Section 3.01      Representations and Warranties of the Company.

         The Company  represents,  warrants and covenants to the Purchaser that, as of the related Closing
Date or as of such date specifically provided herein:

         (a)      The Company is a  corporation,  duly  organized,  validly  existing and in good standing under the laws of the State of Delaware  and has all  licenses  necessary to carry out its business as now being conducted,  and is licensed and qualified to transact  business in and is in good standing under the laws of each state in which any  Mortgaged  Property is located or is otherwise  exempt  under  applicable law from such  licensing or  qualification  or is otherwise not required  under  applicable  law to effect such  licensing or  qualification  and no demand for such  licensing or  qualification  has been made upon such Company by any such state,  and in any event such Company is in compliance  with the laws of any such state to the extent  necessary to ensure the  enforceability  of each  Mortgage  Loan and the servicing of the Mortgage Loans in accordance with the terms of this Agreement;

         (b) The Company has the full power and  authority  and legal right to hold,  transfer  and convey each Mortgage  Loan, to sell each  Mortgage  Loan and to execute,  deliver and perform,  and to enter into and consummate all  transactions  contemplated by this Agreement and the related Term Sheet and to conduct its business as presently conducted,  has duly authorized the execution,  delivery and performance of this
Agreement  and the related  Term Sheet and any  agreements  contemplated  hereby,  has duly  executed  and delivered this  Agreement and the related Term Sheet,  and any agreements  contemplated  hereby,  and this
Agreement  and  the  related  Term  Sheet  and  each  Assignment  to  the  Purchaser  and  any  agreements contemplated  hereby,  constitutes  a legal,  valid and binding  obligation  of the  Company,  enforceable against  it in  accordance  with its  terms,  and all  requisite  corporate  action  has been taken by the
Company to make this  Agreement and the related Term Sheet and all  agreements  contemplated  hereby valid and binding upon the Company in accordance with their terms;

         (c) Neither the  execution  and delivery of this  Agreement  and the related Term Sheet,  nor the origination  or purchase of the  Mortgage  Loans by the  Company,  the sale of the  Mortgage  Loans to the
Purchaser,  the consummation of the transactions  contemplated hereby, or the fulfillment of or compliance with the terms and  conditions of this  Agreement and the related Term Sheet will conflict with any of the terms,  conditions  or  provisions  of the  Company's  charter or by-laws or  materially  conflict with or result in a material  breach of any of the terms,  conditions or provisions  of any legal  restriction  or any agreement or  instrument to which the Company is now a party or by which it is bound,  or constitute a default or result in an acceleration  under any of the foregoing,  or result in the material  violation of any law, rule,  regulation,  order, judgment or decree to which the Company or its properties are subject, or impair the ability of the Purchaser to realize on the Mortgage Loans.

         (d)  There is no  litigation,  suit,  proceeding  or  investigation  pending  or,  to the best of
Company's knowledge,  threatened,  or any order or decree outstanding,  with respect to the Company which, either in any one instance or in the  aggregate,  is reasonably  likely to have a material  adverse effect on the sale of the  Mortgage  Loans,  the  execution,  delivery,  performance  or  enforceability  of this
Agreement and the related Term Sheet, or which is reasonably  likely to have a material  adverse effect on the financial condition of the Company.

         (e) No consent,  approval,  authorization  or order of any court or  governmental  agency or body is required for the  execution,  delivery and  performance  by the Company of or compliance by the Company with this  Agreement  or the related  Term Sheet,  or the sale of the  Mortgage  Loans and delivery of the
Mortgage Files to the Purchaser or the  consummation  of the  transactions  contemplated by this Agreement or the related  Term Sheet,  except for  consents,  approvals,  authorizations  and orders which have been obtained;

         (f) The  consummation  of the  transactions  contemplated  by this  Agreement or the related Term
Sheet is in the ordinary course of business of the Company and Company,  and the transfer,  assignment and conveyance  of the  Mortgage  Notes and the  Mortgages  by the Company  pursuant to this  Agreement or the related Term Sheet are not subject to bulk transfer or any similar  statutory  provisions in effect in any applicable jurisdiction;

         (g) The  origination  and  servicing  practices  used by the Company and any prior  originator or servicer  with  respect  to each  Mortgage  Note and  Mortgage  have  been  legal and in  accordance  with applicable laws and regulations and the Mortgage Loan Documents,  and in all material  respects proper and prudent in the mortgage  origination and servicing  business.  Each Mortgage Loan has been serviced in all material  respects with Accepted  Servicing  Practices.  With respect to escrow deposits and payments that the Company,  on behalf of an investor,  is entitled to collect,  all such payments are in the  possession of, or under the control of, the Company,  and there exist no  deficiencies  in  connection  therewith for which  customary  arrangements  for repayment  thereof have not been made.  All escrow  payments have been collected in full  compliance  with state and federal law and the provisions of the related  Mortgage Note and  Mortgage.  As to any  Mortgage  Loan  that is the  subject  of an  escrow,  escrow  of  funds  is not prohibited by applicable law and has been  established  in an amount  sufficient to pay for every escrowed item that  remains  unpaid and has been  assessed but is not yet due and  payable.  No escrow  deposits or other  charges or payments due under the  Mortgage  Note have been  capitalized  under any Mortgage or the related Mortgage Note;

         (h) The Company used no selection  procedures  that  identified  the Mortgage Loans as being less desirable or valuable  than other  comparable  mortgage  loans in the  Company's  portfolio at the related
Cut-off Date;

         (i)      The Company  will treat the sale of the  Mortgage  Loans to the  Purchaser as a sale for reporting and accounting purposes and, to the extent appropriate, for federal income tax purposes;

         (j)      Company is an approved  seller/servicer  of  residential  mortgage loans for Fannie Mae,
FHLMC and HUD, with such  facilities,  procedures and personnel  necessary for the sound servicing of such mortgage loans.  The Company is duly qualified,  licensed,  registered and otherwise  authorized under all applicable  federal,  state and local laws,  and  regulations,  if applicable,  meets the minimum  capital requirements  set  forth  by the OCC,  and is in good  standing  to sell  mortgage  loans  to and  service mortgage  loans for Fannie Mae and FHLMC and no event has  occurred  which  would make  Company  unable to comply with eligibility requirements or which would require notification to either Fannie Mae or FHLMC;

         (k)      The Company does not believe,  nor does it have any cause or reason to believe,  that it cannot  perform  each and every  covenant  contained  in this  Agreement  or the related  Term Sheet.  The
Company is solvent  and the sale of the  Mortgage  Loans will not cause the  Company to become  insolvent.
The sale of the Mortgage  Loans is not undertaken  with the intent to hinder,  delay or defraud any of the
Company's creditors;

         (l)      No statement,  tape, diskette,  form, report or other document prepared by, or on behalf of, Company  pursuant to this Agreement or the related Term Sheet or in connection  with the  transactions contemplated  hereby,  contains or will contain any statement  that is or will be inaccurate or misleading in any material respect;

         (m)      The  Company  acknowledges  and agrees  that the  Servicing  Fee  represents  reasonable compensation  for  performing  such  services  and that the entire  Servicing  Fee shall be treated by the
Company,  for accounting and tax purposes,  as compensation  for the servicing and  administration  of the
Mortgage  Loans  pursuant to this  Agreement.  In the opinion of Company,  the  consideration  received by
Company upon the sale of the Mortgage  Loans to Purchaser  under this Agreement and the related Term Sheet constitutes fair consideration for the Mortgage Loans under current market conditions.

         (n)      Company has  delivered to the  Purchaser  financial  statements  of its parent,  for its last two complete fiscal years. All such financial  information  fairly presents the pertinent  results of operations  and financial  position for the period  identified  and has been  prepared in accordance  with
GAAP  consistently  applied  throughout  the periods  involved,  except as set forth in the notes thereto.
There has been no change in the business,  operations,  financial  condition,  properties or assets of the
Company since the date of the Company's  financial  information  that would have a material adverse effect on its ability to perform its obligations under this Agreement;

         (o)      The Company  has not dealt with any broker,  investment  banker,  agent or other  person that may be entitled  to any  commission  or  compensation  in  connection  with the sale of the  Mortgage
Loans; and

         (p)      At the time any Mortgage Loan is  registered by the Company with MERS,  the Company will be a member  of MERS in good  standing,  and will  comply  in all  material  respects  with the  rules and procedures  of MERS in  connection  with the  servicing  of the MERS  Mortgage  Loans  for as long as such
Mortgage Loans are registered with MERS.

         Section 3.02      Representations and Warranties as to Individual Mortgage Loans.

         References  in  this  Section  to  percentages  of  Mortgage  Loans  refer  in  each  case to the percentage of the  aggregate  Stated  Principal  Balance of the Mortgage  Loans as of the related  Cut-off
Date, based on the outstanding  Stated Principal  Balances of the Mortgage Loans as of the related Cut-off
Date,  and giving  effect to  scheduled  Monthly  Payments  due on or prior to the related  Cut-off  Date, whether or not received.  References to percentages of Mortgaged  Properties  refer,  in each case, to the percentages of expected  aggregate Stated Principal  Balances of the related Mortgage Loans (determined as described in the preceding sentence).  The Company hereby represents and warrants to the Purchaser,  as to each Mortgage Loan, as of the related Closing Date as follows:

          (a) The  information  set forth in the  Mortgage  Loan  Schedule  attached to the  related  Term
Sheet is true, complete and correct in all material respects as of the related Cut-Off Date;

         (b)      The  Mortgage  creates  a  valid,  subsisting  and  enforceable  first  lien  or a first priority  ownership  interest in an estate in fee simple in real  property  securing the related  Mortgage
Note  subject  to  principles  of equity,  bankruptcy,  insolvency  and other laws of general  application affecting the rights of creditors;

         (c) All payments  due prior to the related  Cut-off  Date for such  Mortgage  Loan have been made as of the  related  Closing  Date;  the  Mortgage  Loan has not been  dishonored;  there  are no  material defaults  under the terms of the Mortgage  Loan;  the Company has not advanced its own funds,  or induced, solicited  or knowingly  received any advance of funds from a party other than the owner of the  Mortgaged
Property  subject to the Mortgage,  directly or indirectly,  for the payment of any amount required by the
Mortgage  Loan. As of the related  Closing Date,  all of the Mortgage  Loans will have an actual  interest paid to date of their related  Cut-off  Date(or later) and will be due for the scheduled  monthly  payment next succeeding the Cut-off Date (or later), as evidenced by a posting to Company's  servicing  collection system.  No payment  under any  Mortgage  Loan is  delinquent  as of the related  Closing Date nor has any scheduled  payment  been  delinquent  at any time during the twelve (12) months  prior to the month of the related  Closing Date. For purposes of this  paragraph,  a Mortgage Loan will be deemed  delinquent if any payment due thereunder was not paid by the Mortgagor in the month such payment was due;

         (d) There are no  defaults  by  Company  in  complying  with the terms of the  Mortgage,  and all taxes,  governmental  assessments,  insurance  premiums,  water,  sewer and municipal  charges,  leasehold payments or ground rents which  previously  became due and owing have been paid, or escrow funds have been established  in an amount  sufficient to pay for every such  escrowed item which remains  unpaid and which has been assessed but is not yet due and payable;

         (e) The terms of the Mortgage Note and the Mortgage have not been  impaired,  waived,  altered or modified in any respect,  except by written  instruments  which have been  recorded to the extent any such recordation is required by law, or,  necessary to protect the interest of the Purchaser.  No instrument of waiver,  alteration or modification  has been executed except in connection with a modification  agreement and which  modification  agreement  is part of the Mortgage  File and the terms of which are  reflected in the related  Mortgage Loan  Schedule,  and no Mortgagor has been released,  in whole or in part,  from the terms thereof except in connection  with an assumption  agreement and which  assumption  agreement is part of the Mortgage  File and the terms of which are  reflected in the related  Mortgage  Loan  Schedule;  the substance of any such waiver,  alteration or  modification  has been approved by the issuer of any related
Primary  Mortgage  Insurance  Policy and title  insurance  policy,  to the extent  required by the related policies;

         (f) The  Mortgage  Note and the  Mortgage  are not subject to any right of  rescission,  set-off, counterclaim or defense,  including,  without limitation,  the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the  Mortgage,  or the exercise of any right  thereunder,  render the Mortgage Note or Mortgage  unenforceable,  in whole or in part, or subject to any right of rescission, set-off,  counterclaim  or  defense,  including  the  defense of usury,  and no such right of  rescission, set-off,  counterclaim  or defense has been asserted with respect  thereto;  and as of the related Closing
Date the Mortgagor was not a debtor in any state or federal bankruptcy or insolvency proceeding;

         (g) All buildings or other  customarily  insured  improvements  upon the  Mortgaged  Property are insured by an insurer  acceptable under the Fannie Mae or FHLMC Guides,  against loss by fire,  hazards of extended  coverage and such other  hazards as are  provided for in the Fannie Mae or FHLMC Guide,  as well as all  additional  requirements  set forth in Section 4.10 of this  Agreement.  All such standard  hazard policies are in full force and effect and contain a standard  mortgagee  clause naming the Company and its successors  in interest  and assigns as loss payee and such clause is still in effect and all premiums due thereon  have been paid.  If required  by the Flood  Disaster  Protection  Act of 1973,  as  amended,  the
Mortgage Loan is covered by a flood insurance  policy meeting the  requirements of the current  guidelines of the Federal  Insurance  Administration  which policy conforms to Fannie Mae or FHLMC  requirements,  as well as all additional  requirements  set forth in Section 4.10 of this Agreement.  Such policy was issued by an insurer  acceptable  under Fannie Mae or FHLMC  guidelines.  The Mortgage  obligates  the  Mortgagor thereunder to maintain all such  insurance at the  Mortgagor's  cost and expense,  and on the  Mortgagor's failure to do so,  authorizes  the holder of the Mortgage to maintain  such  insurance at the  Mortgagor's cost and expense and to seek  reimbursement  therefor  from the  Mortgagor.  Neither the Company  (nor any prior  originator  or servicer of any of the Mortgage  Loans) nor any  Mortgagor has engaged in any act or omission  which has  impaired  or would  impair the  coverage  of any such  policy,  the  benefits  of the endorsement provided for herein, or the validity and binding effect of either;

         (h) Each  Mortgage Loan  complies  with,  and the Company has complied  with,  applicable  local, state and federal laws,  regulations and other requirements  including,  without limitation,  usury, equal credit opportunity,  real estate settlement procedures,  the Federal Truth-In-Lending Act, disclosure laws and all applicable  predatory and abusive lending laws and consummation of the  transactions  contemplated hereby,  including  without  limitation,  the receipt of interest by the owner of such Mortgage Loan, will not involve the  violation of any such laws,  rules or  regulations.  None of the  Mortgage  Loans are (a)
Mortgage  Loans  subject  to 12 CFR Part  226.31,  12 CFR Part  226.32  or  226.34  of  Regulation  Z, the
regulation  implementing  TILA, which implements the Home Ownership and Equity  Protection Act of 1994, as
amended,  or (b) except as may be provided in subparagraph  (c) below,  classified  and/or  defined,  as a
"high cost",  "threshold",  "predatory" "high risk home loan" or "covered" loan (or a similarly classified loan using  different  terminology  under a law imposing  additional  legal  liability for mortgage  loans having high interest  rates,  points and or/fees)  under any other state,  federal or local law including, but not limited to, the States of Georgia,  New York,  North Carolina,  Arkansas,  Kentucky or New Mexico,
or (c) Mortgage  Loans subject to the New Jersey Home Ownership  Security Act of 2002 (the "Act"),  unless such Mortgage Loan is a (1) "Home Loan" as defined in the Act that is a first lien  Mortgage  Loan,  which is not a "High  Cost Home Loan" as  defined  in the Act or (2)  "Covered  Home Loan" as defined in the Act that is a first lien purchase money  Mortgage  Loan,  which is not a High Cost Home Loan under the Act. In addition  to and  notwithstanding  anything  to the  contrary  herein,  no  Mortgage  Loan for  which  the
Mortgaged  Property  is  located  in New  Jersey  is a Home  Loan as  defined  in the Act that  was  made, arranged,  or  assigned  by a  person  selling  either a  manufactured  home or home  improvements  to the
Mortgaged  Property or was made by an  originator  to whom the  Mortgagor was referred by any such seller.
Each Mortgage Loan is being (and has been) serviced in accordance  with Accepted  Servicing  Practices and applicable state and federal laws,  including,  without limitation,  the Federal  Truth-In-Lending Act and other consumer  protection laws, real estate settlement  procedures,  usury,  equal credit opportunity and disclosure laws. Company shall maintain in its possession,  available for the Purchaser's  inspection,  as appropriate,  and shall deliver to the Purchaser or its designee upon demand,  evidence of compliance with all such requirements;

         (i) The  Mortgage  has not been  satisfied,  canceled or  subordinated,  in whole or in part,  or rescinded,  and the Mortgaged  Property has not been  released from the lien of the Mortgage,  in whole or in part  nor  has any  instrument  been  executed  that  would  effect  any  such  release,  cancellation, subordination  or rescission.  The Company has not waived the  performance by the Mortgagor of any action, if the  Mortgagor's  failure to perform such action would cause the  Mortgage  Loan to be in default,  nor has the Company waived any default resulting from any action or inaction by the Mortgagor;

         (j)      The  Mortgage  is a valid,  subsisting,  enforceable  and  perfected  first  lien on the
Mortgaged  Property,  including  all  buildings  on the  Mortgaged  Property  and  all  installations  and mechanical,  electrical,  plumbing,  heating and air conditioning  systems affixed to such buildings,  and all additions,  alterations and replacements  made at any time with respect to the foregoing  securing the
Mortgage Note's original  principal  balance subject to principles of equity,  bankruptcy,  insolvency and other laws of general  application  affecting the rights of creditors.  The Mortgage and the Mortgage Note do not contain any  evidence of any security  interest or other  interest or right  thereto.  Such lien is free and clear of all adverse claims,  liens and  encumbrances  having priority over the first lien of the
Mortgage  subject only to (1) the lien of  non-delinquent  current real property taxes and assessments not yet due and payable,  (2)  covenants,  conditions  and  restrictions,  rights of way,  easements and other matters  of the  public  record as of the date of  recording  which are  acceptable  to  mortgage  lending institutions  generally  and either (A) which are  referred  to in the  lender's  title  insurance  policy delivered to the  originator  or otherwise  considered  in the  appraisal  made for the  originator of the
Mortgage  Loan,  or (B) which do not  adversely  affect  the  residential  use or  Appraised  Value of the
Mortgaged  Property as set forth in such  appraisal,  and (3) other matters to which like  properties  are commonly subject which do not individually or in the aggregate  materially  interfere with the benefits of the security  intended to be provided by the Mortgage or the use,  enjoyment,  value or  marketability  of the related Mortgaged Property.  Any security  agreement,  chattel mortgage or equivalent document related to and  delivered  in  connection  with the Mortgage  Loan  establishes  and creates a valid,  subsisting, enforceable  and  perfected  first lien and first  priority  security  interest on the property  described therein, and the Company has the full right to sell and assign the same to the Purchaser;

         (k) The  Mortgage  Note and the related  Mortgage are original and genuine and each is the legal, valid and binding  obligation of the maker  thereof,  enforceable  in all respects in accordance  with its terms  subject to  principles  of equity,  bankruptcy,  insolvency  and other laws of general  application affecting  the rights of  creditors,  and the Company  has taken all action  necessary  to  transfer  such rights of  enforceability  to the  Purchaser.  All parties to the  Mortgage  Note and the Mortgage had the legal  capacity to enter into the  Mortgage  Loan and to execute and  deliver  the  Mortgage  Note and the
Mortgage.  The Mortgage  Loan  Documents  are on forms  acceptable  to Fannie Mae and FHLMC.  The Mortgage
Note and the Mortgage have been duly and properly  executed by such parties.  No fraud,  error,  omission, misrepresentation,  negligence  or similar  occurrence  with respect to a Mortgage Loan has taken place on the part of Company or the  Mortgagor,  or on the part of any other party  involved in the  origination or servicing of the Mortgage  Loan.  The proceeds of the Mortgage  Loan have been fully  disbursed  and there is no requirement for future  advances  thereunder,  and any and all  requirements as to completion of any on-site or off-site  improvements  and as to disbursements of any escrow funds therefor have been complied with.  All costs,  fees and expenses  incurred in making or closing the Mortgage Loan and the recording of the Mortgage  were paid,  and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

         (l) The  Company  is the  sole  owner  and  holder  of the  Mortgage  Loan  and the  indebtedness evidenced by the Mortgage  Note.  Upon the sale of the Mortgage  Loan to the  Purchaser,  the Company will retain the Mortgage  File or any part thereof with respect  thereto not  delivered to the Purchaser or the
Purchaser's  designee in trust only for the purpose of  servicing  and  supervising  the  servicing of the
Mortgage  Loan.  Immediately  prior to the transfer and  assignment to the  Purchaser,  the Mortgage Loan, including  the Mortgage Note and the Mortgage,  were not subject to an  assignment,  sale or pledge to any person  other than  Purchaser,  and the  Company had good and  marketable  title to and was the sole owner thereof and had full right to transfer and sell the Mortgage Loan to the  Purchaser  free and clear of any encumbrance,  equity,  lien,  pledge,  charge,  claim or  security  interest  and has the full  right  and authority  subject to no interest or  participation  of, or agreement  with, any other party,  to sell and assign the Mortgage Loan pursuant to this  Agreement  and  following  the sale of the Mortgage  Loan,  the
Purchaser will own such Mortgage Loan free and clear of any encumbrance,  equity,  participation interest, lien,  pledge,  charge,  claim or security  interest.  The  Company  intends to  relinquish  all rights to possess,  control and monitor the Mortgage  Loan,  except for the purposes of servicing  the Mortgage Loan as set forth in this  Agreement.  After the related  Closing Date,  the Company will not have any right to modify or alter the terms of the sale of the Mortgage  Loan and the Company  will not have any  obligation or right to repurchase the Mortgage Loan or substitute  another Mortgage Loan,  except as provided in this
Agreement, or as otherwise agreed to by the Company and the Purchaser;

         (m)  Each  Mortgage  Loan  is  covered  by an ALTA  lender's  title  insurance  policy  or  other generally acceptable form of policy or insurance  acceptable to Fannie Mae or FHLMC (including  adjustable rate  endorsements),  issued by a title  insurer  acceptable  to Fannie Mae or FHLMC and  qualified  to do business  in  the  jurisdiction  where  the  Mortgaged  Property  is  located,  insuring  (subject  to the exceptions  contained in (j)(1),  (2) and (3) above) the Company,  its successors  and assigns,  as to the first  priority  lien of the Mortgage in the original  principal  amount of the Mortgage  Loan and against any loss by reason of the  invalidity or  unenforceability  of the lien  resulting  from the provisions of the Mortgage  providing for adjustment in the Mortgage  Interest Rate and Monthly Payment.  Where required by state law or  regulation,  the  Mortgagor has been given the  opportunity  to choose the carrier of the required mortgage title insurance.  The Company,  its successors and assigns,  is the sole insured of such lender's title insurance  policy,  such title insurance  policy has been duly and validly  endorsed to the
Purchaser or the  assignment  to the  Purchaser  of the  Company's  interest  therein does not require the consent of or notification  to the insurer and such lender's title  insurance  policy is in full force and effect and will be in full force and effect upon the  consummation  of the  transactions  contemplated  by this  Agreement.  No claims  have been made under  such  lender's  title  insurance  policy,  and no prior holder or servicer of the related  Mortgage,  including the Company,  nor any Mortgagor,  has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy;

         (n)  There is no  default,  breach,  violation  or  event  of  acceleration  existing  under  the
Mortgage  or the related  Mortgage  Note and no event  which,  with the passage of time or with notice and the  expiration  of any grace or cure  period,  would  constitute  a default,  breach,  violation or event permitting  acceleration;  and  neither  the  Company,  nor any prior  mortgagee  has waived any  default, breach, violation or event permitting acceleration;

         (o) There are no  mechanics'  or similar  liens or claims  which have been filed for work,  labor or material  (and no rights are  outstanding  that under law could give rise to such liens)  affecting the related  Mortgaged  Property  which  are or may be liens  prior  to or  equal  to the lien of the  related
Mortgage;

         (p)  All  improvements  subject  to  the  Mortgage  which  were  considered  in  determining  the appraised  value of the  Mortgaged  Property lie wholly  within the  boundaries  and building  restriction lines of the Mortgaged  Property  (and wholly  within the project with respect to a condominium  unit) and no  improvements  on adjoining  properties  encroach  upon the Mortgaged  Property  except those which are insured  against by the title  insurance  policy  referred to in clause (m) above and all  improvements on the property comply with all applicable zoning and subdivision laws and ordinances;

         (q) Each  Mortgage  Loan was  originated  by or for the Company  pursuant to, and conforms  with, the Company's  underwriting  guidelines  attached as Exhibit H hereto. The Mortgage Loan bears interest at an  adjustable  rate (if  applicable)  as set forth in the related  Mortgage  Loan  Schedule,  and Monthly
Payments  under  the  Mortgage  Note are due and  payable  on the first day of each  month.  The  Mortgage contains  the  usual  and  enforceable  provisions  of the  Company  at the  time of  origination  for the acceleration of the payment of the unpaid principal  amount of the Mortgage Loan if the related  Mortgaged
Property is sold without the prior consent of the mortgagee thereunder;

         (r) The  Mortgaged  Property  is not  subject  to any  material  damage.  At  origination  of the
Mortgage  Loan  there was not,  since  origination  of the  Mortgage  Loan  there has not been,  and there currently is no proceeding pending for the total or partial  condemnation of the Mortgaged  Property.  The
Company has not received  notification  that any such  proceedings  are  scheduled to commence at a future date;

         (s) The related  Mortgage  contains  customary and  enforceable  provisions such as to render the rights and remedies of the holder thereof adequate for the realization  against the Mortgaged  Property of the benefits of the security provided thereby,  including,  (1) in the case of a Mortgage  designated as a deed of trust,  by trustee's  sale,  and (2) otherwise by judicial  foreclosure.  There is no homestead or other  exemption  available to the Mortgagor  which would  interfere  with the right to sell the Mortgaged
Property at a trustee's sale or the right to foreclose the Mortgage;

         (t) If the Mortgage  constitutes a deed of trust,  a trustee,  authorized  and duly  qualified if required under  applicable  law to act as such,  has been properly  designated and currently so serves and is named in the  Mortgage,  and no fees or  expenses,  except as may be required by local law, are or will become  payable by the  Purchaser  to the trustee  under the deed of trust,  except in  connection  with a trustee's sale or attempted sale after default by the Mortgagor;

         (u) The Mortgage File  contains an appraisal of the related  Mortgaged  Property  signed prior to the final approval of the mortgage loan application by a Qualified  Appraiser who had no interest,  direct or  indirect,  in  the  Mortgaged  Property  or in any  loan  made  on the  security  thereof,  and  whose compensation  is not affected by the approval or  disapproval  of the Mortgage Loan, and the appraisal and appraiser both satisfy the  requirements  of Fannie Mae or FHLMC and Title XI of the Federal  Institutions
Reform,  Recovery,  and  Enforcement  Act of 1989 and the regulations  promulgated  thereunder,  all as in effect on the date the Mortgage  Loan was  originated.  The  appraisal is in a form  acceptable  to Fannie
Mae or FHLMC;

         (v) All parties  which have had any interest in the  Mortgage,  whether as  mortgagee,  assignee, pledgee or otherwise,  are (or, during the period in which they held and disposed of such interest,  were)
(A) in compliance  with any and all  applicable  licensing  requirements  of the laws of the state wherein the Mortgaged  Property is located,  and (B) (1) organized  under the laws of such state, or (2) qualified to do  business  in such  state,  or (3) federal  savings  and loan  associations  or national  banks or a
Federal Home Loan Bank or savings bank having  principal  offices in such state, or (4) not doing business in such state;

         (w) The related  Mortgage Note is not and has not been secured by any collateral  except the lien of the corresponding  Mortgage and the security interest of any applicable  security  agreement or chattel mortgage referred to above and such collateral does not serve as security for any other obligation;

         (x) The Mortgagor has received and has  executed,  where  applicable,  all  disclosure  materials required by applicable law with respect to the making of such mortgage loans;

         (y)  The  Mortgage  Loan  does  not  contain  "graduated  payment"  features.   Unless  otherwise
indicated on the related  Mortgage Loan  Schedule,  no Mortgage Loan is subject to a buydown  agreement or contains any buydown  provision.  With respect to any temporary  Buydown  Mortgage  Loan, the maximum CLTV is  ninety-five  percent  (95%);  the maximum rate  discount is three percent  (3%),  the maximum  Buydown
Period is three (3) years;  the maximum  increase is one percent  (1%) per year;  with respect to LTV that is 80.01%  and above,  the  debt-to-income  ratio and  payment  shock are  calculated  at the second  year
Mortgage Interest Rate; with respect to LTV 80.00% and below,  debt-to-income  ratio and payment shock are calculated  at the first  year  Mortgage  Interest  Rate.  With  respect to each  Mortgage  Loan that is a
Buydown  Mortgage  Loan,  (i) on or before the date of  origination of such Mortgage Loan, the Company and the  Mortgagor,  or the Company,  the Mortgagor and the seller of the Mortgaged  Property or a third party entered  into a Buydown  Agreement.  The  Buydown  Agreement  provides  that the  seller of the  Mortgaged
Property (or third party) shall deliver to the Company  temporary  Buydown Funds in an amount equal to the aggregate  undiscounted  amount of payments that,  when added to the amount the Mortgagor on such Mortgage
Loan is  obligated  to pay on each Due Date in  accordance  with the terms of the  Buydown  Agreement,  is equal to the full  scheduled  Monthly  Payment due on such  Mortgage  Loan.  The  temporary  Buydown Funds enable the Mortgagor to qualify for the Buydown  Mortgage Loan.  The effective  interest rate of a Buydown
Mortgage Loan if less than the interest rate set forth in the related  Mortgage Note will increase  within the Buydown Period as provided in the related Buydown  Agreement so that the effective  interest rate will be equal to the  interest  rate as set forth in the  related  Mortgage  Note.  The Buydown  Mortgage  Loan satisfies  the  requirements  of Fannie Mae  guidelines;  (ii) The Mortgage and Mortgage  Note reflect the permanent  payment terms rather than the payment  terms of the Buydown  Agreement.  The Buydown  Agreement provides for the payment by the  Mortgagor of the full amount of the Monthly  Payment on any Due Date that the  Buydown  Funds are  available.  The  Buydown  Funds  were not used to reduce the  original  principal balance  of the  Mortgage  Loan  or to  increase  the  Appraised  Value  of  the  Mortgage  Property  when calculating  the  Loan-to-Value  Ratios for  purposes of the  Agreement  and,  if the  Buydown  Funds were provided by the Seller and if required  under  Fannie Mae and FHLMC  guidelines,  the terms of the Buydown
Agreement  were disclosed to the appraiser of the Mortgaged  Property;  (iii) The Buydown Funds may not be
refunded to the Mortgagor  unless the Mortgagor makes a principal  payment for the outstanding  balance of the  Mortgage  Loan;  (iv) As of the date of  origination  of the Mortgage  Loan,  the  provisions  of the related  Buydown  Agreement  complied  with the  requirements  of Fannie Mae and FHLMC  regarding  buydown agreements.

         (z) The  Mortgagor is not in  bankruptcy  and, the Mortgagor is not insolvent and the Company has no knowledge of any  circumstances  or conditions  with respect to the Mortgage,  the Mortgaged  Property, the Mortgagor or the Mortgagor's  credit standing that could  reasonably be expected to cause investors to regard the Mortgage Loan as an unacceptable investment,  cause the Mortgage Loan to become delinquent,  or materially adversely affect the value or marketability of the Mortgage Loan;

         (aa)  Principal  payments on the Mortgage  Loan,  other than the  Interest  Only  Mortgage  Loan, shall  commence  (with  respect to any newly  originated  Mortgage  Loans) or commenced no more than sixty
(60) days after the proceeds of the Mortgage  Loan were  disbursed.  The Mortgage  Loan bears  interest at the Mortgage  Interest  Rate.  With respect to each  Mortgage  Loan,  the Mortgage  Note is payable on the first day of each month in Monthly  Payments,  which,  (A) in the case of a fixed rate Mortgage  Loan, are sufficient  to fully  amortize the original  principal  balance over the original  term thereof and to pay interest at the related  Mortgage  Interest  Rate,  (B) in the case of an adjustable  rate Mortgage  Loan, other than the Interest Only Mortgage  Loan,  are changed on each  Adjustment  Date,  and in any case, are sufficient  to fully  amortize the original  principal  balance over the original  term thereof and to pay interest at the  related  Mortgage  Interest  Rate and (C) in the case of a Balloon  Loan,  are based on a fifteen (15) or thirty (30) year amortization  schedule,  as set forth in the related Mortgage Note, and a final monthly  payment  substantially  greater than the preceding  monthly  payment which is sufficient to amortize the remaining  principal  balance of the Balloon Loan and to pay interest at the related Mortgage
Interest  Rate.  The  Index  for  each  Adjustable  Rate  Mortgage  Loan  is as  defined  in  the  related
Confirmation  and the Mortgage Loan  Schedule.  The Mortgage Note does not permit  negative  amortization, unless  otherwise  noted  on the  related  Mortgage  Loan  Schedule.  No  Mortgage  Loan is a  convertible
Mortgage Loan;  (D) in the case of an Interest Only Mortgage  Loan, the monthly  payments on each Interest
Only  Mortgage  Loan  during the  related  interest  only  period is equal to the  product of the  related
Mortgage  Interest  Rate and the  principal  balance of such  Mortgage Loan on the first day of each month and after such  interest  only  period,  except  with  respect to  Interest  Only  Mortgage  Loan that are adjustable rate Mortgage Loans,  such Mortgage Loan is payable in equal monthly  installments of principal and interest;

         (bb)  If  such  Mortgage  Loan  is a  Co-op  Loan,  the  security  instruments  create  a  valid, enforceable and subsisting first priority  security  interest in the related  cooperative  shares securing the  related  cooperative  note,  subject  only to (x) the  lien of the  related  cooperative  for  unpaid assessments  representing  the  Mortgagor's  pro rata share of payments  for a blanket  mortgage,  if any, current and future real property taxes,  insurance  premiums,  maintenance  fees and other  assessments to which like  collateral  is commonly  subject and (y) other  matters to which like  collateral  is commonly subject and which do not materially  interfere with the benefits of the security  intended to be provided;
provided,  however,  that the related proprietary lease for the cooperative  apartment may be subordinated or otherwise subject to the lien of a mortgage on the cooperative building;

         (cc)  (INTENTIONALLY LEFT BLANK)

         (dd)  (INTENTIONALLY LEFT BLANK)

         (ee)  (INTENTIONALLY LEFT BLANK)

         (ff)  (INTENTIONALLY LEFT BLANK)

         (gg) (INTENTIONALLY LEFT BLANK)

         (hh) In the event the Mortgage  Loan had an LTV at  origination  greater than 80.00%,  the excess of the  principal  balance  of the  Mortgage  Loan  over  75.0% of the  Appraised  Value of the  Mortgaged
Property  with  respect  to a  Refinanced  Mortgage  Loan,  or the  lesser of the  Appraised  Value or the purchase  price of the Mortgaged  Property with respect to a purchase  money  Mortgage Loan was insured as to payment defaults by a Primary  Mortgage  Insurance  Policy issued by a Qualified  Insurer.  No Mortgage
Loan has an LTV over 95%. All  provisions  of such  Primary  Mortgage  Insurance  Policy have been and are being complied with,  such policy is in full force and effect,  and all premiums due thereunder  have been paid. No Mortgage Loan  requires  payment of such  premiums,  in whole or in part,  by the  Purchaser.  No action,  inaction,  or event has  occurred  and no state of facts  exists  that has, or will result in the exclusion  from,  denial of, or defense to  coverage.  Any  Mortgage  Loan  subject to a Primary  Mortgage
Insurance Policy obligates the Mortgagor  thereunder to maintain the Primary  Mortgage  Insurance  Policy, subject to state and federal law, and to pay all premiums and charges in connection  therewith.  No action has been taken or failed to be taken,  on or prior to the Closing  Date which has  resulted or will result in an  exclusion  from,  denial of, or defense to coverage  under any Primary  Mortgage  Insurance  Policy
(including,  without  limitation,  any  exclusions,  denials or  defenses  which would limit or reduce the availability  of the  timely  payment  of the full  amount of the loss  otherwise  due  thereunder  to the insured) whether arising out of actions,  representations,  errors, omissions, negligence, or fraud of the
Company or the  Mortgagor,  or for any other reason under such  coverage;  The mortgage  interest rate for the  Mortgage  Loan as set  forth on the  related  Mortgage  Loan  Schedule  is net of any such  insurance premium.  None of the Mortgage Loans are subject to "lender-paid" mortgage insurance;

         (ii)     The Assignment is in recordable  form and is acceptable for recording  under the laws of the jurisdiction in which the Mortgaged Property is located;

         (jj)     Unless specified on the related  Mortgage Loan Schedule,  none of the Mortgage Loans are secured by an interest in a leasehold  estate.  The Mortgaged  Property is located in the state identified in the related  Mortgage  Loan  Schedule and consists of a single  parcel of real property with a detached single  family  residence  erected  thereon,  or a  townhouse,  or a two-to  four-family  dwelling,  or an individual  condominium  unit  in  a  condominium  project,  or  an  individual  unit  in a  planned  unit development or a de minimis planned unit  development,  provided,  however,  that no residence or dwelling is a single parcel of real property with a manufactured home not affixed to a permanent  foundation,  or a mobile home. Any condominium  unit or planned unit  development  conforms with the Company's  underwriting guidelines.  As of the date of origination,  no portion of any Mortgaged  Property was used for commercial purposes,  and since the  Origination  Date, no portion of any  Mortgaged  Property has been, or currently is, used for commercial purposes;

         (kk)     Payments on the  Mortgage  Loan  commenced  no more than sixty (60) days after the funds were  disbursed in  connection  with the Mortgage  Loan.  The Mortgage Note is payable on the first day of each month in monthly  installments  of principal (if  applicable) and interest,  which  installments  are subject to change due to the  adjustments  to the Mortgage  Interest Rate on each  Adjustment  Date,  with interest  calculated  and  payable in  arrears.  Each of the  Mortgage  Loans will  amortize  fully by the stated  maturity  date,  over an  original  term of not  more  than  thirty  years  from  commencement  of amortization;

         (ll)     As of the  Closing  Date of the  Mortgage  Loan,  the  Mortgage  Property  was  lawfully occupied under  applicable  law, and all  inspections,  licenses and  certificates  required to be made or issued with respect to all occupied  portions of the  Mortgaged  Property and, with respect to the use and occupancy  of the same,  including  but not limited to  certificates  of occupancy  and fire  underwriting certificates, have been made or obtained from the appropriate authorities;

         (mm)     There is no pending action or proceeding  directly  involving the Mortgaged  Property in which compliance with any environmental  law, rule or regulation is an issue;  Company has no knowledge of any violation of any  environmental  law, rule or regulation with respect to the Mortgaged  Property;  and the  Company  has not  received  any notice of any  environmental  hazard on the  Mortgaged  Property  and nothing  further  remains  to be done to  satisfy  in full all  requirements  of each  such  law,  rule or regulation constituting a prerequisite to use and enjoyment of said property;

         (nn)     The  Mortgagor  has not notified  the  Company,  and the Company has no knowledge of any relief requested or allowed to the Mortgagor under the Soldiers' and Sailors' Civil Relief Act of 1940;

         (oo)     No  Mortgage  Loan is a  construction  or  rehabilitation  Mortgage  Loan or was made to facilitate the trade-in or exchange of a Mortgaged Property;

         (pp)     The Mortgagor for each Mortgage Loan is a natural person;

         (qq)     [Reserved];

         (rr)     With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Company and each prepayment penalty is permitted pursuant to federal, state and local law. No Mortgage Loan will impose a prepayment penalty for a term in excess of five years from the date such Mortgage Loan was originated;

         (ss)     With respect to each  Mortgage  Loan either (i) the fair market  value of the  Mortgaged
Property  securing such Mortgage Loan was at least equal to 80 percent of the original  principal  balance of such  Mortgage  Loan at the time such  Mortgage  Loan was  originated  or (ii) (a) the Mortgage Loan is only secured by the Mortgage  Property and (b)  substantially  all of the proceeds of such  Mortgage  Loan were used to acquire or to improve or protect the Mortgage  Property.  For the  purposes of the  preceding sentence,  if the Mortgage Loan has been  significantly  modified other than as a result of a default or a reasonable  foreseeable  default,  the modified  Mortgage Loan will be viewed as having been originated on the date of the modification;

         (tt) The Mortgage  Loan was  originated  by a mortgagee  approved by the Secretary of Housing and
Urban  Development  pursuant  to  sections  203 and 211 of the  National  Housing  Act, a savings and loan association,  a savings bank, a commercial bank, credit union,  insurance  company or similar  institution which is supervised and examined by a federal or state authority;

         (uu) None of the Mortgage  Loans are simple  interest  Mortgage  Loans and none of the  Mortgaged
Properties are timeshares;

     (vv) All of the terms of the Mortgage pertaining to interest rate adjustments, payment adjustments and adjustments of the outstanding principal balance are enforceable, all such adjustments have been properly made, including the mailing of required notices, and such adjustments do not and will not affect the priority of the Mortgage lien.  With respect to each Mortgage Loan which has passed its initial Adjustment Date, Company has performed an audit of the Mortgage Loan to determine whether all interest rate adjustments have been made in accordance with the terms of the Mortgage
     Note and Mortgage;

         (ww) Each  Mortgage  Note,  each  Mortgage,  each  Assignment  and any other  documents  required pursuant to this  Agreement  to be delivered to the  Purchaser or its  designee,  or its assignee for each
Mortgage  Loan,  have been,  on or before the related  Closing  Date,  delivered  to the  Purchaser or its designee, or its assignee;

         (xx)  There is no  Mortgage  Loan that was  originated  on or after  October  1, 2002 and  before
March 7, 2003, which is secured by property located in the State of Georgia;

         (yy) No proceeds  from any Mortgage Loan were used to finance  single  premium  credit  insurance policies;

                   (zz)    [Reserved];

         (aaa)    The  methodology  used in  underwriting  the  extension of credit for each Mortgage Loan employs objective  mathematical  principles which relate the borrower's income,  assets and liabilities to the  proposed  payment and such  underwriting  methodology  does not rely on the extent of the  borrower's equity in the  collateral as the principal  determining  factor in approving such credit  extension.  Such underwriting  methodology  confirmed that at the time of origination  (application/approval)  the borrower had a reasonable ability to make timely payments on the Mortgage Loan;

         (bbb)    With respect to any Mortgage Loan that contains a provision  permitting  imposition of a premium upon a prepayment prior to maturity:  (i) prior to the loan's origination,  the borrower agreed to such premium in exchange for a monetary  benefit,  including  but not limited to a rate or fee  reduction,
(ii) prior to the loan's  origination,  the borrower  was offered the option of obtaining a mortgage  loan that did not  require  payment  of such a  premium,  (iii) the  prepayment  premium  is  disclosed  to the borrower in the loan  documents  pursuant to  applicable  state and federal law, and (iv)  notwithstanding any state or federal law to the contrary,  the Servicer  shall not impose such  prepayment  premium in any instance  when the mortgage  debt is  accelerated  as the result of the  borrower's  default in making the loan payments;

         (ccc)    No borrower was required to purchase  any credit  life,  disability,  accident or health insurance  product as a condition of obtaining  the  extension of credit.  No borrower  obtained a prepaid single-premium  credit  life,  disability,  accident or health  insurance  policy in  connection  with the origination  of the  Mortgage  Loan;  No proceeds  from any  Mortgage  Loan were used to  purchase  single premium  credit  insurance  policies as part of the  origination  of, or as a condition  to closing,  such
Mortgage Loan;

         (ddd)    [Reserved],

         (eee) Any  Mortgage  Loan with a Mortgaged  Property in the State of Illinois  complies  with the
Illinois Interest Act, if applicable;

         (fff) With  respect to any Mortgage  Loan  originated  on or after August 1, 2004 and  underlying the security,  neither the related  Mortgage nor the related Mortgage Note requires the borrower to submit to  arbitration  to resolve  any  dispute  arising  out of or  relating  in any way to the  mortgage  loan transaction;

         (ggg) No Mortgage  Loan is secured by Mortgaged  Property in the  Commonwealth  of  Massachusetts
with a loan  application  date on or after  November 7, 2004 that  refinances a mortgage loan that is less than sixty (60) months old,  unless such Mortgage Loan (1) is on an  investment  property,  (ii) meets the requirements  set forth in the Code of Massachusetts  Regulation  ("CMR"),  209 CMR 53.04(1)(b),  or (iii)
meets the requirements set forth in the 209 CMR 53.04(1)(c);

         (hhh)  For any Mortgage Loan with the related Mortgaged Property located in State of Texas which is a second lien and the interest rate is in excess of 10% and where terms of the Mortgage Note contain a provision for which the Mortgagor may be entitled to prepaid interest upon payoff, no
Mortgagor paid any administrative fees, points, or loan origination fees which would actually result in any prepaid interest being due the Mortgagor under the terms of the Mortgage Note;

         (iii)   The Company has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the Anti-Money
Laundering Laws").  The Company has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws and has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for the purposes of the Anti-Money Laundering Laws.  The Company further represents that it takes reasonable efforts to determine whether any Mortgagor appears on any list of blocked or prohibited parties designated by the U.S. Department of Treasury; and

         (jjj)  If the Mortgage Loan is secured by a long-term residential lease, (1) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor's consent (or the lessor's consent has been obtained) and the acquisition by the holder of the
Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protection (2) the terms of such lease do not (a)
allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of a lease in the event of damage or destruction as long as the Mortgage is in existence or (c) prohibit the holder of the Mortgage from being insured under the hazard insurance policy relating to the
Mortgaged Property (3) the original term of such lease is not less than 15 years (4) the term of such lease does not terminate earlier than 5 years after the maturity date of the Note and (5) the Mortgaged
Property is located in a jurisdiction in which the use of leasehold estates for residential properties is a widely-accepted practice.

         Section 3.03      Repurchase; Substitution.

         It is understood  and agreed that the  representations  and warranties set forth in Sections 3.01 and 3.02 shall survive the sale of the Mortgage  Loans and delivery of the Mortgage Loan  Documents to the
Purchaser,  or its  designee,  and  shall  inure to the  benefit  of the  Purchaser,  notwithstanding  any restrictive  or qualified  endorsement on any Mortgage Note or Assignment or the  examination,  or lack of examination,  of any Mortgage  File.  Upon discovery by either the Company or the Purchaser of a breach of any of the foregoing  representations  and warranties which materially and adversely  affects the value of the Mortgage  Loans or the interest of the  Purchaser in any Mortgage  Loan,  the party  discovering  such breach  shall give  prompt  written  notice to the other.  The  Company  shall have a period of sixty (60)
days from the  earlier of its  discovery  or its  receipt  of notice of any such  breach  within  which to correct or cure such  breach.  The  Company  hereby  covenants  and agrees  that if any such breach is not corrected or cured within such sixty day period,  the Company  shall,  at the  Purchaser's  option and not later than ninety (90) days of its  discovery  or its receipt of notice of such  breach,  repurchase  such
Mortgage Loan at the  Repurchase  Price or, with the  Purchaser's  prior consent and at  Purchaser's  sole option,  substitute a Mortgage  Loan as provided  below.  In the event that any such breach shall  involve any  representation  or warranty set forth in Section 3.01, and such breach is not cured within sixty (60)
days of the earlier of either  discovery  by or notice to the Company of such breach,  all Mortgage  Loans shall,  at the option of the Purchaser,  be repurchased by the Company at the Repurchase  Price.  Any such repurchase  shall be  accomplished  by wire transfer of  immediately  available  funds to Purchaser in the amount of the Repurchase Price.

         If the Company is required to repurchase  any Mortgage  Loan  pursuant to this Section 3.03,  the
Company may, with the Purchaser's  prior consent and at Purchaser's  sole option,  within ninety (90) days from the related  Closing Date,  remove such defective  Mortgage Loan from the terms of this Agreement and substitute  another  mortgage  loan  for  such  defective  Mortgage  Loan,  in lieu of  repurchasing  such defective  Mortgage  Loan.  Any  substitute  Mortgage  Loan is subject  to  Purchaser  acceptability.  Any substituted  Loans will comply with the  representations  and warranties set forth in this Agreement as of the substitution date

         The Company  shall amend the related  Mortgage  Loan  Schedule to reflect the  withdrawal  of the removed  Mortgage  Loan  from  this  Agreement  and the  substitution  of such  substitute  Mortgage  Loan therefor.  Upon such  amendment,  the Purchaser shall review the Mortgage File delivered to it relating to the substitute  Mortgage  Loan. In the event of such a  substitution,  accrued  interest on the substitute
Mortgage Loan for the month in which the  substitution  occurs and any Principal  Prepayments made thereon during  such month shall be the  property of the  Purchaser  and  accrued  interest  for such month on the
Mortgage Loan for which the  substitution is made and any Principal  Prepayments  made thereon during such month shall be the property of the Company.  The  principal  payment on a substitute  Mortgage Loan due on the Due Date in the month of substitution  shall be the property of the Company and the principal  payment on the  Mortgage  Loan for which the  substitution  is made due on such date shall be the  property of the
Purchaser.

         For any month in which the Company is permitted to  substitute  one or more  substitute  Mortgage
Loans,  the Company will  determine the amount (if any) by which the aggregate  Stated  Principal  Balance
(after  application of the principal  portion of all scheduled  payments due in the month of substitution)
of all the  substitute  Mortgage  Loans in the month of  substitution  is less then the  aggregate  Stated
Principal  Balance (after  application of the principal  portion of the scheduled payment due in the month of  substitution)  of the  such  replaced  Mortgage  Loan.  An  amount  equal  to the  aggregate  of  such deficiencies  described in the  preceding  sentence for any  Remittance  Date shall be deposited  into the
Custodial  Account by the Company on the related  Determination  Date in the month  following the calendar month during which the substitution occurred.

         It is  understood  and agreed that the  obligation  of the Company set forth in this Section 3.03 to cure,  repurchase or substitute for a defective  Mortgage Loan, and to indemnify  Purchaser pursuant to
Section  8.01,  constitute  the sole  remedies  of the  Purchaser  respecting  a breach  of the  foregoing representations  and  warranties.  If the  Company  fails to  repurchase  or  substitute  for a  defective
Mortgage  Loan in  accordance  with this  Section  3.03,  or fails to cure a  defective  Mortgage  Loan to
Purchaser's  reasonable  satisfaction  in accordance  with this Section  3.03,  or to indemnify  Purchaser pursuant to Section 8.01,  that failure  shall be an Event of Default and the Purchaser  shall be entitled to pursue all remedies  available in this  Agreement as a result  thereof.  No provision of this paragraph shall affect the rights of the Purchaser to terminate this  Agreement for cause,  as set forth in Sections
10.01 and 11.01.

         Any  cause of  action  against  the  Company  relating  to or  arising  out of the  breach of any representations  and  warranties  made in Sections 3.01 and 3.02 shall accrue as to any Mortgage Loan upon
(i) the  earlier of  discovery  of such breach by the Company or notice  thereof by the  Purchaser  to the
Company,  (ii) failure by the Company to cure such breach or  repurchase  such  Mortgage Loan as specified above, and (iii) demand upon the Company by the Purchaser for compliance with this Agreement.

         In the event that any Mortgage Loan is held by a REMIC,  notwithstanding  any contrary  provision of this  Agreement,  with respect to any Mortgage Loan that is not in default or as to which no default is imminent,  no substitution  pursuant to Subsection 3.03 shall be made after the applicable  REMIC's "start up day" (as  defined in Section  860G(a) (9) of the Code),  unless the Company has  obtained an Opinion of
Counsel  to the  effect  that  such  substitution  will  not (i)  result  in the  imposition  of  taxes on
"prohibited  transactions"  of such REMIC (as defined in Section  860F of the Code) or  otherwise  subject the REMIC to tax, or (ii) cause the REMIC to fail to qualify as a REMIC at any time.

         If pursuant to the foregoing  provisions  the Company  repurchases a Mortgage Loan that is a MERS
Mortgage  Loan,  the  Company  shall  either (a) cause MERS to execute and  deliver an  assignment  of the
Mortgage  in  recordable  form to  transfer  the  Mortgage  from MERS to the  Company and shall cause such
Mortgage  to be  removed  from  registration  on the  MERS®  System in  accordance  with  MERS'  rules and regulations  or (b) cause MERS to designate on the MERS®  System the Company as the  beneficial  holder of such Mortgage Loan.

         Section 3.04      Representations and Warranties of the Purchaser.

         The  Purchaser  represents,  warrants  and  convenants  to the  Company  that,  as of the related
Closing Date or as of such date specifically provided herein:

(e)      The Purchaser is a corporation,  dully organized  validly existing and in good standing under the laws of the State of Delaware  and is qualified to transact  business  in, is in good  standing  under the laws of, and  possesses  all  licenses  necessary  for the conduct of its business in, each state in which any Mortgaged  Property is located or is otherwise  except or not required under  applicable law to effect such qualification or license;

(f)      The  Purchaser  has full  power and  authority  to hold each  Mortgage  Loan,  to  purchase  each
Mortgage Loan pursuant to this  Agreement and the related Term Sheet and to execute,  deliver and perform, and to enter into and  consummate  all  transactions  contemplated  by this Agreement and the related Term
Sheet and to conduct its business as presently  conducted,  has duly  authorized the  execution,  delivery and  performance  of this  Agreement  and the related Term Sheet,  has duly  executed and  delivered  this
Agreement and the related Term Sheet;

         (c)      None of the  execution and delivery of this  Agreement  and the related Term Sheet,  the purchase  of the  Mortgage  Loans,  the  consummation  of the  transactions  contemplated  hereby,  or the fulfillment  of or compliance  with the terms and  conditions of this Agreement and the related Term Sheet will conflict with any of the terms,  conditions  or provisions of the  Purchaser's  charter or by-laws or materially  conflict with or result in a material breach of any of the terms,  conditions or provisions of any legal  restriction  or any  agreement or  instrument to which the Purchaser is now a party or by which it is bound,  or constitute a default or result in an acceleration  under any of the foregoing,  or result in the material violation of any law, rule,  regulation,  order, judgment or decree to which the Purchaser or its property is subject;

         (d)      There is no litigation pending or to the best of the Purchaser's  knowledge,  threatened with  respect  to the  Purchaser  which is  reasonably  likely to have a  material  adverse  effect on the purchase of the related Mortgage Loans, the execution,  delivery or  enforceability  of this Agreement and the related Term Sheet, or which is reasonably  likely to have a material  adverse effect on the financial condition of the Purchaser;

         (e)      No consent,  approval,  authorization  or order of any court or  governmental  agency or body is required for the  execution,  delivery and  performance  by the  Purchaser of or compliance by the
Purchaser  with this  Agreement  and the related Term Sheet,  the  purchase of the  Mortgage  Loans or the consummation  of the  transactions  contemplated  by this  Agreement and the related Term Sheet except for consents, approvals, authorizations and orders which have been obtained;

         (f)      The  consummation  of the  transactions  contemplated  by this Agreement and the related
Term Sheet is in the ordinary course of business of the Purchaser;

         (h)      The  Purchaser  will treat the  purchase  of the  Mortgage  Loans from the  Company as a purchase for reporting, tax and accounting purposes; and

         (i)      The Purchaser  does not believe,  nor does it have any cause or reason to believe,  that it cannot perform each and every of its covenants contained in this Agreement and the related Term Sheet.

         The Purchaser shall indemnify the Company and hold it harmless  against any claims,  proceedings, losses, damages,  penalties,  fines,  forfeitures,  reasonable and necessary legal fees and related costs, judgments,  and other costs and expenses  resulting from a breach by the Purchaser of the  representations and  warranties  contained in this Section 3.04. It is understood  and agreed that the  obligations of the
Purchaser set forth in this Section 3.04 to indemnify the Company as provided  herein  constitute the sole remedies of the Company respecting a breach of the foregoing representations and warranties.

                                                ARTICLE IV

                              ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

         Section 4.01      Company to Act as Servicer.

         The Company,  as independent  contract servicer,  shall service and administer the Mortgage Loans in accordance with this Agreement and the related Term Sheet and with Accepted  Servicing  Practices,  and shall  have full  power  and  authority,  acting  alone,  to do or cause to be done any and all  things in connection  with such servicing and  administration  which the Company may deem necessary or desirable and consistent  with the terms of this  Agreement  and the  related  Term  Sheet and with  Accepted  Servicing
Practices  and  exercise  the same care that it  customarily  employs for its own  account.  Except as set forth in this  Agreement  and the related Term Sheet,  the Company  shall  service the  Mortgage  Loans in strict  compliance  with the servicing  provisions of the Fannie Mae Guides  (special  servicing  option), which  include,  but are not limited to,  provisions  regarding the  liquidation  of Mortgage  Loans,  the collection of Mortgage Loan payments,  the payment of taxes,  insurance and other charges, the maintenance of hazard  insurance with a Qualified  Insurer,  the  maintenance of mortgage  impairment  insurance,  the maintenance  of  fidelity  bond and  errors and  omissions  insurance,  inspections,  the  restoration  of
Mortgaged Property,  the maintenance of Primary Mortgage Insurance Policies,  insurance claims, the title, management  and  disposition  of REO  Property,  permitted  withdrawals  with  respect  to  REO  Property, liquidation reports,  and reports of foreclosures and abandonments of Mortgaged Property,  the transfer of
Mortgaged  Property,  the release of Mortgage  Files,  annual  statements,  and examination of records and facilities.  In the event of any  conflict,  inconsistency  or  discrepancy  between any of the  servicing provisions  of this  Agreement  and the  related  Term Sheet and any of the  servicing  provisions  of the
Fannie Mae Guides,  the  provisions  of this  Agreement  and the related  Term Sheet shall  control and be binding upon the Purchaser and the Company.

         Consistent  with the terms of this  Agreement and the related Term Sheet,  the Company may waive, modify or vary any term of any  Mortgage  Loan or consent to the  postponement  of any such term or in any manner grant  indulgence to any Mortgagor if in the Company's  reasonable and prudent  determination  such waiver,  modification,  postponement or indulgence is not materially  adverse to the Purchaser,  provided, however,  that unless the Company has obtained the prior  written  consent of the  Purchaser,  the Company shall not  permit any  modification  with  respect to any  Mortgage  Loan that would  change the  Mortgage
Interest  Rate,  defer for more than ninety days or forgive any payment of principal  or interest,  reduce or increase the  outstanding  principal  balance  (except for actual  payments of principal) or change the final  maturity date on such Mortgage  Loan. In the event of any such  modification  which has been agreed to in writing by the  Purchaser  and which  permits the deferral of interest or principal  payments on any
Mortgage Loan, the Company shall,  on the Business Day  immediately  preceding the Remittance  Date in any month in which any such  principal  or  interest  payment  has been  deferred,  deposit  in the  Custodial
Account from its own funds,  in accordance  with Section  4.04,  the  difference  between (a) such month's principal and one month's  interest at the Mortgage Loan Remittance Rate on the unpaid  principal  balance of such  Mortgage  Loan and (b) the  amount  paid by the  Mortgagor.  The  Company  shall be  entitled  to reimbursement  for such  advances to the same extent as for all other  advances  pursuant to Section 4.05.
Without  limiting the generality of the foregoing,  the Company shall continue,  and is hereby  authorized and empowered,  to prepare,  execute and deliver,  all instruments of satisfaction or cancellation,  or of partial or full release,  discharge  and all other  comparable  instruments,  with respect to the Mortgage
Loans and with respect to the Mortgaged Properties.  Notwithstanding  anything herein to the contrary, the
Company may not enter into a  forbearance  agreement or similar  arrangement  with respect to any Mortgage
Loan which term  exceeds 12 months in duration.  Any such  agreement  shall be approved by Purchaser  and, if required,  by the Primary Mortgage Insurance Policy insurer, if required.  Any other loss mitigation or workout  alternatives,  such as  short  sales or deeds in lieu of  foreclosure,  shall be  subject  to the approval of the Purchaser and the Primary Mortgage Insurance Policy insurer if applicable.

         Notwithstanding  anything  in this  Agreement  to the  contrary,  if any  Mortgage  Loan  becomes subject to a Pass-Through  Transfer,  the Company (a) with respect to such Mortgage Loan, shall not permit any modification  with respect to such Mortgage Loan that would change the Mortgage  Interest Rate and (b)
shall not (unless the  Mortgagor is in default with respect to such  Mortgage  Loan or such default is, in the  judgment  of the  Company,  reasonably  foreseeable)  make or  permit  any  modification,  waiver  or amendment of any term of such  Mortgage  Loan that would both (i) effect an exchange or reissuance of such
Mortgage Loan under Section 1001 of the Code (or Treasury  regulations  promulgated  thereunder)  and (ii)
cause any REMIC to fail to qualify as a REMIC under the Code or the  imposition of any tax on  "prohibited transactions" or "contributions" after the startup date under the REMIC Provisions.

         Prior to taking  any  action  with  respect  to the  Mortgage  Loans  subject  to a  Pass-Through
Transfer,  which is not  contemplated  under the  terms of this  Agreement,  the  Company  will  obtain an
Opinion of Counsel  acceptable to the trustee in such  Pass-Through  Transfer with respect to whether such action could result in the  imposition  of a tax upon any REMIC  (including  but not limited to the tax on prohibited  transactions as defined in Section  860F(a)(2) of the Code and the tax on  contributions  to a
REMIC set forth in Section  860G(d) of the  Code)(either  such event,  an "Adverse REMIC Event"),  and the
Company  shall not take any such  actions  as to which it has been  advised  that an Adverse  REMIC  Event could occur.

         The  Company  shall not permit the  creation  of any  "interests"  (within the meaning of Section
860G of the Code) in any REMIC.  The Company  shall not enter into any  arrangement  by which a REMIC will receive a fee or other  compensation  for  services  nor permit a REMIC to receive  any income from assets other than "qualified  mortgages" as defined in Section 860G(a)(3) of the Code or "permitted  investments"
as defined in Section 860G(a)(5) of the Code.

         In servicing and  administering  the Mortgage Loans, the Company shall employ Accepted  Servicing
Practices,  giving due consideration to the Purchaser's  reliance on the Company.  Unless a different time period is stated in this  Agreement  or the related  Term Sheet,  Purchaser  shall be deemed to have given consent in connection with a particular matter if Purchaser does not  affirmatively  grant or deny consent within five (5) Business Days from the date Purchaser  receives a second  written  request for consent for such matter from Company as servicer.

         The Mortgage Loans may be  subserviced  by a Subservicer  on behalf of the Company  provided that the  Subservicer  is an entity that engages in the business of servicing  loans,  and in either case shall be authorized to transact  business,  and licensed to service mortgage loans, in the state or states where the  related  Mortgaged  Properties  it is to  service  are  situated,  if and to the extent  required  by applicable law to enable the Subservicer to perform its obligations  hereunder and under the  Subservicing
Agreement,  and in  either  case  shall  be a FHLMC or  Fannie  Mae  approved  mortgage  servicer  in good standing,  and no event has occurred,  including but not limited to a change in insurance coverage,  which would make it unable to comply with the  eligibility  requirements  for  lenders  imposed by Fannie Mae or for  seller/servicers  imposed by Fannie Mae or FHLMC,  or which would require  notification to Fannie Mae or FHLMC. In addition,  each Subservicer will obtain and preserve its  qualifications  to do business as a foreign  corporation  and its  licenses to service  mortgage  loans,  in each  jurisdiction  in which such qualifications  and/or  licenses are or shall be necessary to protect the validity and  enforceability  of this  Agreement,  or any of the Mortgage  Loans and to perform or cause to be  performed  its duties under the  related  Subservicing  Agreement.  The Company  may  perform  any of its  servicing  responsibilities hereunder or may cause the Subservicer to perform any such servicing  responsibilities  on its behalf, but the use by the  Company of the  Subservicer  shall not release  the  Company  from any of its  obligations hereunder  and  the  Company  shall  remain  responsible  hereunder  for all  acts  and  omissions  of the
Subservicer  as fully as if such acts and omissions  were those of the Company.  The Company shall pay all fees and expenses of the Subservicer  from its own funds, and the  Subservicer's  fee shall not exceed the
Servicing  Fee.  Company  shall  notify  Purchaser  promptly  in  writing  upon  the  appointment  of  any
Subservicer.

         At the cost and expense of the Company,  without any right of  reimbursement  from the  Custodial
Account,  the Company shall be entitled to terminate the rights and  responsibilities  of the  Subservicer and arrange for any  servicing  responsibilities  to be performed by a successor  subservicer  meeting the requirements  in the  preceding  paragraph,  provided,  however,  that nothing  contained  herein shall be deemed to prevent or prohibit the Company,  at the Company's option,  from electing to service the related
Mortgage Loans itself.  In the event that the Company's  responsibilities  and duties under this Agreement are terminated  pursuant to Section 4.13,  8.04, 9.01 or 10.01 and if requested to do so by the Purchaser, the  Company  shall  at its own  cost  and  expense  terminate  the  rights  and  responsibilities  of the
Subservicer  effective  as of the date of  termination  of the  Company.  The Company  shall pay all fees, expenses or penalties  necessary in order to terminate the rights and  responsibilities of the Subservicer from the Company's own funds without reimbursement from the Purchaser.

         Notwithstanding  any of the provisions of this Agreement  relating to agreements or  arrangements between the Company and the  Subservicer or any reference  herein to actions taken through the Subservicer or  otherwise,  the  Company  shall not be  relieved  of its  obligations  to the  Purchaser  and shall be obligated to the same extent and under the same terms and  conditions  as if it alone were  servicing  and administering  the  Mortgage  Loans.  The Company  shall be entitled to enter into an  agreement  with the
Subservicer  for  indemnification  of the  Company  by the  Subservicer  and  nothing  contained  in  this
Agreement  shall be deemed to limit or modify such  indemnification.  The Company will  indemnify and hold
Purchaser  harmless  from any loss,  liability  or  expense  arising  out of its use of a  Subservicer  to perform any of its servicing duties, responsibilities and obligations hereunder.

         Any  Subservicing  Agreement  and any other  transactions  or services  relating to the  Mortgage
Loans involving the Subservicer  shall be deemed to be between the Subservicer and Company alone,  and the
Purchaser shall have no obligations,  duties or liabilities  with respect to the Subservicer  including no obligation,  duty or liability of Purchaser to pay the  Subservicer's  fees and expenses.  For purposes of distributions  and  advances by the Company  pursuant to this  Agreement,  the Company  shall be deemed to have received a payment on a Mortgage Loan when the Subservicer has received such payment.

         The Company will  transmit  full-file  credit  reporting  data for each Mortgage Loan pursuant to the Fannie Mae Selling Guide and that for each Mortgage  Loan,  the Company  agrees it shall report one of the following  statuses each month as follows:  new origination,  current,  delinquent (30-, 60-, 90-days, etc.), foreclosed, or charged-off.

Section 4.02      Collection of Mortgage Loan Payments.

         Continuously  from the date  hereof  until the date each  Mortgage  Loan  ceases to be subject to this Agreement,  the Company will proceed  diligently to collect all payments due under each Mortgage Loan when the same shall become due and payable and shall,  to the extent such  procedures  shall be consistent with this Agreement,  Accepted  Servicing  Practices,  and the terms and provisions of any related Primary
Mortgage  Insurance  Policy,  follow such  collection  procedures  as it follows  with respect to mortgage loans  comparable  to the  Mortgage  Loans and held for its own  account.  Further,  the Company will take special care in  ascertaining  and  estimating  annual  escrow  payments,  and all other  charges that, as provided  in the  Mortgage,  will  become  due  and  payable,  so that  the  installments  payable  by the
Mortgagors will be sufficient to pay such charges as and when they become due and payable.

         Section 4.03      Realization Upon Defaulted Mortgage

         The Company shall use its best efforts,  consistent  with the  procedures  that the Company would use in servicing loans for its own account,  consistent  with Accepted  Servicing  Practices,  any Primary
Mortgage  Insurance  Policies  and the  best  interest  of  Purchaser,  to  foreclose  upon  or  otherwise comparably  convert the  ownership of  properties  securing  such of the  Mortgage  Loans as come into and continue  in  default  and as to  which  no  satisfactory  arrangements  can be  made  for  collection  of delinquent  payments  pursuant to Section  4.01.  . Loan shall be  demanded  within 90 days of default for
Mortgaged  Properties  for which no  satisfactory  arrangements  can be made for  collection of delinquent payments,  subject to state and federal law and regulation.  Foreclosure or comparable  proceedings  shall be  initiated  within one hundred  twenty  (120) days of default  for  Mortgaged  Properties  for which no satisfactory  arrangements  can be made for  collection  of  delinquent  payments,  subject  to state  and federal law and  regulation.  In the event any payment  due under any  Mortgage  Loan is not paid when the same  becomes  due and  payable,  or in the event the  Mortgagor  fails to perform  any other  covenant or obligation  under the Mortgage Loan and such failure  continues  beyond any applicable  grace period,  the
Company  will  proceed  diligently  to collect  all  payments  due and shall take such  action,  including commencing  foreclosure,  as it shall  reasonably  deem to be in the best  interests of the Purchaser in a manner  consistent  with Accepted  Servicing  Practices,  subject to state and federal law and regulation.
The Company  shall use its best efforts to realize upon  defaulted  Mortgage  Loans in such manner as will maximize  the receipt of  principal  and  interest by the  Purchaser,  taking  into  account,  among other things,  the timing of foreclosure  proceedings.  The foregoing is subject to the provisions  that, in any case in which a Mortgaged  Property  shall have  suffered  damage,  the  Company  shall not be required to expend its own funds toward the  restoration of such property  unless it shall determine in its discretion
(i) that such  restoration  will increase the proceeds of liquidation of the related  Mortgage Loan to the
Purchaser  after  reimbursement  to  itself  for  such  expenses,  and (ii)  that  such  expenses  will be recoverable by the Company through Insurance  Proceeds or Liquidation  Proceeds from the related Mortgaged
Property,  as  contemplated  in Section  4.05.  Company  shall  obtain  prior  approval of Purchaser as to repair  or  restoration  expenses  in excess of ten  thousand  dollars  ($10,000).  The  Company  shall be responsible  for all costs and expenses  incurred by it in any such  proceedings  or functions;  provided, however,  that it shall be entitled to reimbursement  thereof from the related  property,  as contemplated in Section  4.05.  Notwithstanding  anything  to the  contrary  contained  herein,  in  connection  with a foreclosure  or  acceptance  of a deed in lieu of  foreclosure,  in the event the Company  has  reasonable cause to believe that a Mortgaged  Property is  contaminated  by hazardous or toxic  substances or wastes, or if the Purchaser  otherwise requests an environmental  inspection or review of such Mortgaged Property, such an  inspection  or review is to be conducted by a qualified  inspector  at the  Purchaser's  expense.
Upon  completion of the  inspection,  the Company  shall  promptly  provide the  Purchaser  with a written report  of the  environmental  inspection.  After  reviewing  the  environmental  inspection  report,  the
Purchaser shall determine how the Company shall proceed with respect to the Mortgaged Property.

         Notwithstanding   anything  to  the  contrary   contained  herein,  the  Purchaser  may,  at  the
Purchaser's  sole option,  terminate  the Company as servicer of any Mortgage  Loan which  becomes  ninety
(90) days or  greater  delinquent  in payment  of a  scheduled  Monthly  Payment,  without  payment of any termination fee with respect thereto,  provided that the Company shall on the date said termination  takes effect be reimbursed for any  unreimbursed  advances of the Company's  funds made pursuant to Section 5.03 and any  unreimbursed  Servicing  Advances and  Servicing  Fees in each case relating to the Mortgage Loan underlying such  delinquent  Mortgage Loan  notwithstanding  anything to the contrary set forth in Section
4.05.  In the event of any such  termination,  the  provisions of Section 11.01 hereof shall apply to said termination and the transfer of servicing  responsibilities  with respect to such delinquent Mortgage Loan to the Purchaser or its designee.

         In the event that a Mortgage  Loan  becomes  part of a REMIC,  and  becomes  REO  Property,  such property shall be disposed of by the Company,  with the consent of Purchaser as required  pursuant to this
Agreement,  before the close of the third  taxable year  following  the taxable year in which the Mortgage
Loan became an REO  Property,  unless the Company  provides to the trustee  under such REMIC an opinion of counsel to the effect that the holding of such REO Property  subsequent  to the close of the third taxable year  following  the taxable year in which the Mortgage  Loan became an REO  Property,  will not result in the  imposition  of taxes on  "prohibited  transactions"  as defined in Section 860F of the Code, or cause the  transaction  to fail to qualify as a REMIC at any time that  certificates  are  outstanding.  Company shall manage, conserve,  protect and operate each such REO Property for the certificateholders  solely for the purpose of its prompt  disposition  and sale in a manner which does not cause such property to fail to qualify as "foreclosure  property"  within the meaning of Section  860F(a)(2)(E)  of the Code, or any "net income from  foreclosure  property"  which is subject to taxation under the REMIC  provisions of the Code.
Pursuant  to its  efforts to sell such  property,  the  Company  shall  either  itself or through an agent selected by Company,  protect and  conserve  such  property in the same manner and to such an extent as is customary in the locality  where such  property is located.  Additionally,  Company  shall perform the tax withholding and reporting related to Sections 1445 and 6050J of the Code.

         Section 4.04      Establishment of Custodial Accounts; Deposits in Custodial Accounts.

         The Company shall segregate and hold all funds  collected and received  pursuant to each Mortgage
Loan  separate  and apart from any of its own funds and general  assets and shall  establish  and maintain one or more Custodial  Accounts.  The Custodial Account shall be an Eligible  Account.  Funds deposited in the  Custodial  Account,  which  shall be  deposited  within  24 hours of  receipt,  shall at all times be insured by the FDIC up to the FDIC  insurance  limits,  or must be invested in Permitted  Investments  for the benefit of the Purchaser.  Funds deposited in the Custodial  Account may be drawn on by the Company in accordance  with  Section  4.05.  The  creation of any  Custodial  Account  shall be evidenced by a letter agreement  in the form  shown in  Exhibit  B  hereto.  The  original  of such  letter  agreement  shall be furnished to the Purchaser on the Closing Date, and upon the request of any subsequent Purchaser.

         The Company  shall  deposit in the  Custodial  Account on a daily basis,  and retain  therein the following  payments and collections  received or made by it subsequent to the Cut-off Date, or received by it prior to the  Cut-off  Date but  allocable  to a period  subsequent  thereto,  other than in respect of principal and interest on the Mortgage Loans due on or before the Cut-off Date:

         (i)      all payments on account of principal,  including Principal Prepayments,  on the Mortgage
Loans;

         (ii) all payments on account of interest on the  Mortgage  Loans  adjusted to the  Mortgage  Loan
Remittance Rate;

         (iii) all Liquidation Proceeds;

         (iv) any amounts  required to be  deposited  by the Company in  connection  with any REO Property pursuant to Section  4.13 and in  connection  therewith,  the Company  shall  provide the  Purchaser  with written detail itemizing all of such amounts;

         (v) all  Insurance  Proceeds  including  amounts  required to be  deposited  pursuant to Sections
4.08,  4.10 and 4.11,  other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged  Property or released to the Mortgagor in  accordance  with Accepted  Servicing
Practices, the Mortgage Loan Documents or applicable law;

         (vi) all  Condemnation  Proceeds  affecting any Mortgaged  Property which are not released to the
Mortgagor in accordance with Accepted Servicing Practices, the loan documents or applicable law;

         (vii) any Monthly Advances;

         (viii)  with  respect to each full or  partial  Principal  Prepayment,  any  Prepayment  Interest
Shortfalls,  to the extent of the Company's  aggregate  Servicing Fee received with respect to the related
Prepayment Period;

         (ix) any amounts  required to be deposited by the Company  pursuant to Section 4.10 in connection with the deductible  clause in any blanket hazard  insurance  policy,  such deposit shall be made from the
Company's own funds, without reimbursement therefor; and

         (x) any amounts  required to be  deposited in the  Custodial  Account  pursuant to Section  4.01,
4.13 or 6.02.

                  The foregoing  requirements for deposit in the Custodial Account shall be exclusive,  it being  understood  and agreed that,  without  limiting the  generality of the  foregoing,  payments in the nature of late payment charges and assumption  fees, to the extent  permitted by Section 6.01, need not be deposited  by the  Company  in the  Custodial  Account.  Any  interest  paid  on  funds  deposited  in the
Custodial  Account by the  depository  institution  shall  accrue to the  benefit of the  Company  and the
Company shall be entitled to retain and withdraw such  interest  from the  Custodial  Account  pursuant to
Section  4.05 (iv).  The  Purchaser  shall not be  responsible  for any losses  suffered  with  respect to investment of funds in the Custodial Account.

         Section 4.05      Permitted Withdrawals From the Custodial Account.

         The Company  may,  from time to time,  withdraw  from the  Custodial  Account  for the  following purposes:

         (i)      to make  payments to the  Purchaser  in the amounts  and in the manner  provided  for in
Section 5.01;

         (ii) to reimburse itself for Monthly  Advances,  the Company's right to reimburse itself pursuant to this  subclause  (ii) being limited to amounts  received on the related  Mortgage Loan which  represent late  collections (net of the related  Servicing Fees) of principal  and/or interest  respecting which any such advance was made, it being  understood that, in the case of such  reimbursement,  the Company's right thereto  shall be prior to the rights of the  Purchaser,  except  that,  where the  Company is required to repurchase a Mortgage Loan,  pursuant to Section 3.03, the Company's right to such reimbursement  shall be subsequent  to the payment to the  Purchaser  of the  Repurchase  Price  pursuant to such  Section and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan;

         (iii) to reimburse itself for unreimbursed  Servicing  Advances and any unpaid Servicing  Fees(or
REO  administration  fees described in Section 4.13),  the Company's right to reimburse itself pursuant to this  subclause  (iii)  with  respect  to any  Mortgage  Loan  being  limited  to  related  proceeds  from
Liquidation  Proceeds,  Condemnation  Proceeds  and  Insurance  Proceeds in  accordance  with the relevant provisions of the Fannie Mae Guides or as otherwise  set forth in this  Agreement;  any recovery  shall be made upon liquidation of the REO Property;

         (iv)     to pay to  itself  as part of its  servicing  compensation  (a) any  interest  earned on funds in the Custodial  Account (all such interest to be withdrawn  monthly not later than each Remittance
Date),  and (b) the  Servicing  Fee from that  portion of any  payment or  recovery  as to  interest  with respect to a particular Mortgage Loan;

         (v)      to pay to itself with respect to each Mortgage Loan that has been  repurchased  pursuant to Section  3.03 all  amounts  received  thereon and not  distributed  as of the date on which the related repurchase price is determined,

         (vi)     to transfer funds to another Eligible Account in accordance with Section 4.09 hereof;

         (vii)    to remove funds inadvertently placed in the Custodial Account by the Company; and

         (vi)     to clear and terminate the Custodial Account upon the termination of this Agreement.

         Section 4.06      Establishment of Escrow Accounts; Deposits in Escrow Accounts.

         The Company shall segregate and hold all funds  collected and received  pursuant to each Mortgage
Loan which  constitute  Escrow  Payments  separate and apart from any of its own funds and general  assets and shall  establish  and maintain one or more Escrow  Accounts.  The Escrow  Account shall be an Eligible
Account.  Funds  deposited  in each  Escrow  Account  shall at all times be insured in a manner to provide maximum  insurance  under  the  insurance  limitations  of the  FDIC,  or must be  invested  in  Permitted
Investments.  Funds  deposited  in the Escrow  Account may be drawn on by the Company in  accordance  with
Section  4.07.  The creation of any Escrow  Account  shall be evidenced by a letter  agreement in the form shown in Exhibit C. The  original of such letter  agreement  shall be  furnished  to the  Purchaser on the
Closing Date, and upon request to any subsequent purchaser.

         The  Company  shall  deposit  in the Escrow  Account or  Accounts  on a daily  basis,  and retain therein:

         (i)      all Escrow  Payments  collected  on account of the  Mortgage  Loans,  for the purpose of effecting timely payment of any such items as required under the terms of this Agreement;

         (ii)     all  Insurance  Proceeds  which are to be  applied to the  restoration  or repair of any
Mortgaged Property; and

         (iii)    all Servicing  Advances for Mortgagors  whose Escrow Payments are  insufficient to cover escrow disbursements.

                  The  Company  shall  make  withdrawals  from the  Escrow  Account  only to  effect  such payments as are required  under this  Agreement,  and for such other  purposes as shall be as set forth or in  accordance  with Section  4.07.  The Company  shall be entitled to retain any  interest  paid on funds deposited  in the Escrow  Account by the  depository  institution  other than  interest on escrowed  funds required by law to be paid to the  Mortgagor  and, to the extent  required by law,  the Company  shall pay interest  on escrowed  funds to the  Mortgagor  notwithstanding  that the Escrow  Account is  non-interest bearing or that interest  paid thereon is  insufficient  for such  purposes.  The  Purchaser  shall not be responsible for any losses suffered with respect to investment of funds in the Escrow Account.

         Section 4.07      Permitted Withdrawals From Escrow Account.

         Withdrawals from the Escrow Account may be made by Company only:

         (i)      to effect timely  payments of ground rents,  taxes,  assessments,  water rates,  Primary
Mortgage  Insurance  Policy  premiums,  if applicable,  fire and hazard  insurance  premiums,  condominium assessments and comparable items;

         (ii)     to  reimburse  Company  for any  Servicing  Advance  made by Company  with  respect to a related  Mortgage Loan but only from amounts  received on the related  Mortgage Loan which  represent late payments or collections of Escrow Payments thereunder;

         (iii)    to refund to the Mortgagor any funds as may be determined to be overages;

         (iv)     for transfer to the Custodial Account in accordance with the terms of this Agreement;

         (v)      for application to restoration or repair of the Mortgaged Property;

         (vi)     to pay to the Company,  or to the Mortgagor to the extent  required by law, any interest paid on the funds deposited in the Escrow Account;

         (vii) to clear and terminate the Escrow  Account on the  termination of this  Agreement.  As part of its servicing duties, the Company shall pay to the Mortgagors  interest on funds in Escrow Account,  to the extent  required by law,  and to the extent  that  interest  earned on funds in the Escrow  Account is insufficient, shall pay such interest from its own funds, without any reimbursement therefor; and

         (viii) to pay to the  Mortgagors  or other  parties  Insurance  Proceeds  deposited in accordance with Section 4.06.

         Section 4.08      Payment of Taxes, Insurance and Other Charges;  Maintenance of Primary Mortgage
         Insurance Policies; Collections Thereunder.

         With respect to each Mortgage Loan, the Company shall maintain  accurate  records  reflecting the status of ground rents, taxes,  assessments,  water rates and other charges which are or may become a lien upon the  Mortgaged  Property and the status of primary  mortgage  insurance  premiums and fire and hazard insurance  coverage  and shall  obtain,  from time to time,  all bills for the  payment  of such  charges, including  renewal  premiums  and  shall  effect  payment  thereof  prior  to the  applicable  penalty  or termination date and at a time appropriate for securing maximum  discounts  allowable,  employing for such purpose  deposits of the Mortgagor in the Escrow Account which shall have been  estimated and  accumulated by the Company in amounts  sufficient  for such  purposes,  as allowed  under the terms of the Mortgage or applicable  law. To the extent that the Mortgage does not provide for Escrow  Payments,  the Company shall determine  that any such  payments  are made by the  Mortgagor  at the time they  first  become  due.  The
Company  assumes full  responsibility  for the timely  payment of all such bills and shall  effect  timely payments of all such bills  irrespective  of the Mortgagor's  faithful  performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments.

         The Company will maintain in full force and effect Primary  Mortgage  Insurance  Policies  issued by a Qualified  Insurer with respect to each  Mortgage  Loan for which such  coverage is herein  required.
Such  coverage will be terminated  only with the approval of Purchaser,  or as required by applicable  law or regulation.  The Company will not cancel or refuse to renew any Primary  Mortgage  Insurance  Policy in effect  on the  Closing  Date  that  is  required  to be kept in  force  under  this  Agreement  unless  a replacement  Primary  Mortgage  Insurance  Policy for such canceled or nonrenewed  policy is obtained from and  maintained  with a Qualified  Insurer.  The Company  shall not take any action  which would result in non-coverage  under any  applicable  Primary  Mortgage  Insurance  Policy of any loss  which,  but for the actions  of the  Company  would  have been  covered  thereunder.  In  connection  with any  assumption  or substitution  agreement  entered into or to be entered into  pursuant to Section  6.01,  the Company shall promptly  notify the  insurer  under the  related  Primary  Mortgage  Insurance  Policy,  if any,  of such assumption or  substitution  of liability in  accordance  with the terms of such policy and shall take all actions  which may be required by such insurer as a condition to the  continuation  of coverage  under the
Primary Mortgage  Insurance  Policy.  If such Primary Mortgage  Insurance Policy is terminated as a result of such assumption or substitution of liability,  the Company shall obtain a replacement  Primary Mortgage
Insurance Policy as provided above.

         In connection  with its  activities as servicer,  the Company  agrees to prepare and present,  on behalf of itself and the Purchaser,  claims to the insurer under any Private Mortgage  Insurance Policy in a timely  fashion in  accordance  with the terms of such Primary  Mortgage  Insurance  Policy and, in this regard,  to take such  action  as shall be  necessary  to  permit  recovery  under  any  Primary  Mortgage
Insurance Policy  respecting a defaulted  Mortgage Loan.  Pursuant to Section 4.04, any amounts  collected by the Company under any Primary Mortgage  Insurance  Policy shall be deposited in the Custodial  Account, subject to withdrawal pursuant to Section 4.05.

         Section 4.09      Transfer of Accounts.

         The Company may  transfer the  Custodial  Account or the Escrow  Account to a different  Eligible
Account from time to time.  Such transfer shall be made only upon  obtaining the prior written  consent of the Purchaser, which consent will not be unreasonably withheld.

         Section 4.10      Maintenance of Hazard Insurance.

         The Company shall cause to be maintained  for each Mortgage Loan fire and hazard  insurance  with extended  coverage as is  acceptable  to Fannie Mae or FHLMC and customary in the area where the Mortgaged
Property is located in an amount  which is equal to the lesser of (i) the maximum  insurable  value of the improvements  securing such Mortgage Loan or (ii) the greater of (a) the outstanding  principal balance of the Mortgage  Loan,  and (b) an amount such that the proceeds  thereof  shall be sufficient to prevent the
Mortgagor  and/or the mortgagee from becoming a co-insurer.  If required by the Flood Disaster  Protection
Act of 1973,  as amended,  each  Mortgage Loan shall be covered by a flood  insurance  policy  meeting the requirements  of the  current  guidelines  of the  Federal  Insurance  Administration  in  effect  with an insurance  carrier  acceptable to Fannie Mae or FHLMC,  in an amount  representing  coverage not less than the least of (i) the  outstanding  principal  balance of the  Mortgage  Loan,  (ii) the maximum  insurable value of the  improvements  securing such Mortgage Loan or (iii) the maximum amount of insurance  which is available  under the Flood  Disaster  Protection  Act of 1973, as amended.  If at any time during the term of the Mortgage  Loan,  the Company  determines  in  accordance  with  applicable  law and pursuant to the
Fannie Mae Guides that a Mortgaged  Property is located in a special  flood hazard area and is not covered by flood  insurance  or is  covered  in an amount  less than the  amount  required  by the Flood  Disaster
Protection  Act of 1973,  as amended,  the Company shall notify the related  Mortgagor  that the Mortgagor must obtain such flood  insurance  coverage,  and if said  Mortgagor  fails to obtain the  required  flood insurance  coverage within  forty-five (45) days after such  notification,  the Company shall  immediately force place the required flood  insurance on the  Mortgagor's  behalf.  The Company shall also maintain on each REO Property,  fire and hazard insurance with extended  coverage in an amount which is at least equal to the maximum insurable value of the improvements  which are a part of such property,  and, to the extent required and available  under the Flood Disaster  Protection Act of 1973, as amended,  flood  insurance in an amount as provided  above.  Any amounts  collected by the Company  under any such  policies  other than amounts to be deposited in the Escrow  Account and applied to the  restoration  or repair of the Mortgaged
Property or REO Property,  or released to the Mortgagor in accordance with Accepted  Servicing  Practices, shall be deposited  in the  Custodial  Account,  subject to  withdrawal  pursuant to Section  4.05.  It is understood  and  agreed  that no  other  additional  insurance  need be  required  by the  Company  of the
Mortgagor or  maintained  on property  acquired in respect of the Mortgage  Loan,  other than  pursuant to this Agreement,  the Fannie Mae Guides or such  applicable  state or federal laws and regulations as shall at any time be in force  and as shall  require  such  additional  insurance.  All such  policies  shall be endorsed  with  standard  mortgagee  clauses  with loss payable to the Company and its  successors  and/or assigns and shall provide for at least thirty days prior  written  notice of any  cancellation,  reduction in the amount or material  change in coverage to the Company.  The Company  shall not  interfere  with the
Mortgagor's  freedom of choice in selecting  either his  insurance  carrier or agent,  provided,  however, that the  Company  shall not accept any such  insurance  policies  from  insurance  companies  unless such companies are Qualified Insurers.

         Section 4.11      Maintenance of Mortgage Impairment Insurance Policy.

         In the event that the Company  shall  obtain and maintain a blanket  policy  issued by an insurer acceptable to Fannie Mae or FHLMC insuring  against hazard losses on all of the Mortgage  Loans,  then, to the extent such policy  provides  coverage in an amount equal to the amount  required  pursuant to Section
4.10 and otherwise  complies with all other  requirements of Section 4.10, it shall conclusively be deemed to have satisfied its  obligations as set forth in Section 4.10, it being  understood and agreed that such policy may contain a deductible  clause,  in which case the Company  shall,  in the event that there shall not have been  maintained  on the related  Mortgaged  Property  or REO  Property a policy  complying  with
Section  4.10,  and there shall have been a loss which would have been covered by such policy,  deposit in the  Custodial  Account  the  amount  not  otherwise  payable  under the  blanket  policy  because of such deductible  clause.  In  connection  with its  activities as servicer of the Mortgage  Loans,  the Company agrees to prepare and present,  on behalf of the  Purchaser,  claims  under any such  blanket  policy in a timely fashion in accordance  with the terms of such policy.  Upon request of the  Purchaser,  the Company shall cause to be delivered to the  Purchaser a certified  true copy of such policy and shall use its best efforts  to  obtain  a  statement  from the  insurer  thereunder  that  such  policy  shall in no event be terminated or materially modified without thirty (30) days' prior written notice to the Purchaser.

         Section 4.12      Fidelity Bond, Errors and Omissions Insurance.

         The  Company  shall  maintain,  at its own  expense,  a blanket  fidelity  bond and an errors and omissions insurance policy, with broad coverage with responsible  companies on all officers,  employees or other persons  acting in any capacity with regard to the Mortgage Loan to handle funds,  money,  documents and  papers  relating  to the  Mortgage  Loan.  The  Fidelity  Bond  shall be in the form of the  Mortgage
Banker's Blanket Bond and shall protect and insure the Company against losses,  including forgery,  theft, embezzlement  and fraud of such persons.  The errors and omissions  insurance shall protect and insure the
Company  against  losses  arising out of errors and  omissions and  negligent  acts of such persons.  Such errors and  omissions  insurance  shall also protect and insure the Company  against  losses in connection with the failure to maintain any insurance  policies  required  pursuant to this Agreement and the release or  satisfaction of a Mortgage Loan without having obtained  payment in full of the  indebtedness  secured thereby.  No  provision  of this  Section  4.12  requiring  the  Fidelity  Bond or  errors  and  omissions insurance  shall  diminish  or relieve the Company  from its duties and  obligations  as set forth in this
Agreement.  The minimum  coverage under any such bond and insurance  policy shall be at least equal to the corresponding  amounts  required by Fannie Mae in the Fannie Mae Guides.  Upon  request by the  Purchaser, the  Company  shall  deliver to the  Purchaser  a  certificate  from the surety and the  insurer as to the existence  of the Fidelity  Bond and errors and  omissions  insurance  policy and shall obtain a statement from the  surety  and the  insurer  that  such  Fidelity  Bond or  insurance  policy  shall in no event be terminated or materially  modified  without thirty (30) days' prior written  notice to the Purchaser.  The
Company shall notify the  Purchaser  within five (5) business days of receipt of notice that such Fidelity
Bond or insurance policy will be, or has been,  materially  modified or terminated.  The Purchaser (or any party  having the status of  Purchaser  hereunder)  and any  subsidiary  thereof and their  successors  or assigns  as  their  interests  may  appear  must be  named  as loss  payees  on the  Fidelity  Bond and as additional  insured on the errors and omissions policy.  Upon request by Purchaser,  Company shall provide
Purchaser with an insurance  certificate  certifying coverage under this Section 4.12, and will provide an update to such certificate upon request, or upon renewal or material modification of coverage.

         Section 4.13      Title, Management and Disposition of REO Property.

         In the event that title to the Mortgaged  Property is acquired in  foreclosure or by deed in lieu of  foreclosure,  the deed or  certificate  of sale  shall be  taken in the name of the  Purchaser  or its designee,  or in the event the  Purchaser or its designee is not  authorized or permitted to hold title to real  property in the state where the REO Property is located,  or would be adversely  affected  under the
"doing  business" or tax laws of such state by so holding title,  the deed or certificate of sale shall be taken in the name of such  Person or Persons as shall be  consistent  with an opinion of counsel  obtained by the Company  from an attorney  duly  licensed  to practice  law in the state where the REO  Property is located.  Any Person or Persons holding such title other than the Purchaser  shall  acknowledge in writing that such title is being held as nominee for the benefit of the Purchaser.

         The  Company  shall  notify  the  Purchaser  in  accordance  with the  Fannie  Mae Guides of each acquisition  of REO  Property  upon such  acquisition  (and,  in any event,  shall  provide  notice of the consummation  of any foreclosure  sale within three (3) Business Days of the date Company  receives notice of such  consummation),  together  with a copy of the drive by appraisal or brokers  price  opinion of the
Mortgaged   Property   obtained  in  connection  with  such   acquisition,   and  thereafter   assume  the
responsibility  for  marketing  such  REO  property  in  accordance  with  Accepted  Servicing  Practices.
Thereafter,  the  Company  shall  continue to provide  certain  administrative  services to the  Purchaser relating to such REO Property as set forth in this  Section  4.13.  The Company  shall,  either  itself or through an agent selected by the Company,  and in accordance with the Fannie Mae Guides manage,  conserve, protect  and operate  each REO  Property in the same  manner  that it  manages,  conserves,  protects  and operates other  foreclosed  property for its own account,  and in the same manner that similar property in the same  locality  as the REO  Property  is managed.  The  Company  shall  cause each REO  Property to be inspected  promptly  upon the  acquisition  of title  thereto  and shall  cause  each REO  Property  to be inspected at least monthly  thereafter or more  frequently as required by the  circumstances.  The Company shall make or cause to be made a written  report of each such  inspection.  Such reports shall be retained in the Mortgage File and copies thereof shall be forwarded by the Company to the Purchaser upon request.

         The Company  shall use its best  efforts to dispose of the REO  Property as soon as possible  and shall  sell such REO  Property  in any  event  within  one year  after  title  has been  taken to such REO
Property,  unless  the  Company  determines,  and gives an  appropriate  notice to the  Purchaser  to such effect,  that a longer period is necessary for the orderly  liquidation of such REO Property.  If a longer period than one (1) year is  permitted  under the  foregoing  sentence  and is  necessary  to sell any REO
Property,  the Company  shall report  monthly to the  Purchaser  as to the progress  being made in selling such REO  Property.  No REO Property  shall be marketed  for less than the  Appraised  Value,  without the prior consent of Purchaser.  No REO Property  shall be sold for less than ninety five percent (95%) of its
Appraised  Value,  without the prior consent of  Purchaser.  All requests for  reimbursement  of Servicing
Advances  shall be in accordance  with the Fannie Mae Guides.  The  disposition  of REO Property  shall be carried out by the Company at such price,  and upon such terms and conditions,  as the Company deems to be in the best  interests of the  Purchaser  (subject to the above  conditions)  only with the prior  written consent of the Purchaser.

         Notwithstanding   anything  to  the  contrary   contained  herein,  the  Purchaser  may,  at  the
Purchaser's  sole option,  terminate the Company as servicer of any such REO Property  without  payment of any termination  fee with respect  thereto,  provided that the Company shall on the date said  termination takes effect be reimbursed for any  unreimbursed  advances of the Company's funds made pursuant to Section
5.03 and any  unreimbursed  Servicing  Advances and  Servicing  Fees in each case relating to the Mortgage
Loan  underlying  such REO Property  notwithstanding  anything to the contrary set forth in Section  4.05.
In the  event of any such  termination,  the  provisions  of  Section  11.01  hereof  shall  apply to said termination  and the  transfer of  servicing  responsibilities  with  respect to such REO  Property to the
Purchaser or its designee.  Within five  Business  Days of any such  termination,  the Company  shall,  if necessary  convey  such  property to the  Purchaser  and shall  further  provide  the  Purchaser  with the following  information  regarding  the subject REO  Property:  the related  drive by  appraisal or brokers price  opinion,  and copies of any related  Mortgage  Impairment  Insurance  Policy  claims.  In addition, within five  Business  Days,  the Company  shall  provide the  Purchaser  with the  following  information regarding  the  subject  REO  Property:  the  related  trustee's  deed upon sale and copies of any related hazard insurance claims, or repair bids.

         Section 4.14      Notification of Maturity Date.

          With respect to each Mortgage  Loan,  the Company shall execute and deliver to the Mortgagor any and all necessary  notices  required under  applicable law and the terms of the related  Mortgage Note and
Mortgage regarding the maturity date if required under applicable law.

                                                ARTICLE V

                                        PAYMENTS TO THE PURCHASER

         Section 5.01      Distributions.

         On each Remittance Date, the Company shall  distribute by wire transfer of immediately  available funds to the  Purchaser (i) all amounts  credited to the Custodial  Account as of the close of business on the preceding  Determination  Date,  net of charges  against or  withdrawals  from the  Custodial  Account pursuant to Section  4.05,  plus (ii) all Monthly  Advances,  if any,  which the Company is  obligated  to distribute  pursuant to Section 5.03,  plus,  (iii) interest at the Mortgage Loan  Remittance  Rate on any
Principal  Prepayment  from the date of such Principal  Prepayment  through the end of the month for which disbursement  is made  provided that the  Company's  obligation  as to payment of such  interest  shall be limited  to the  Servicing  Fee  earned  during  the month of the  distribution,  minus  (iv) any  amounts attributable  to Monthly  Payments  collected  but due on a Due Date or Dates  subsequent to the preceding
Determination  Date,  which  amounts  shall be remitted on the  Remittance  Date next  succeeding  the Due
Period for such amounts.  It is  understood  that,  by operation of Section  4.04,  the  remittance on the first  Remittance Date with respect to Mortgage Loans  purchased  pursuant to the related Term Sheet is to include  principal  collected  after the  Cut-off  Date  through  the  preceding  Determination  Date plus interest,  adjusted to the  Mortgage  Loan  Remittance  Rate  collected  through such  Determination  Date exclusive of any portion  thereof  allocable to the period prior to the Cut-off Date, with the adjustments specified in clauses (ii), (iii) and (iv) above.

         With respect to any remittance  received by the Purchaser after the Remittance  Date, the Company shall pay to the  Purchaser  interest on any such late  payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change,  plus three (3)  percentage  points,  but in no event greater than the maximum  amount  permitted by applicable  law. Such interest  shall cover the period  commencing  with the day  following  the  Business  Day such payment was due and ending with the Business Day on which such payment is made to the Purchaser,  both  inclusive.  The payment by the Company of any such interest shall not be deemed an  extension  of time for  payment or a waiver of any Event of Default by the  Company.  On each Remittance  Date, the Company shall provide a remittance  report detailing all amounts being remitted pursuant to this Section 5.01.

         Section 5.02      Statements to the Purchaser.

         The Company shall  furnish to Purchaser an  individual  loan  accounting  report,  as of the last
Business  Day of each month,  in the  Company's  assigned  loan number  order to  document  Mortgage  Loan payment  activity on an individual  Mortgage  Loan basis.  With respect to each month,  the  corresponding individual  loan  accounting  report shall be received by the  Purchaser no later than the fifth  Business
Day of the  following  month on paper or a disk or tape or other  computer-readable  format in such format as may be mutually  agreed upon by both  Purchaser and Company,  and no later than the fifth  Business Day of the following month in hard copy, and shall contain the following:

         (i) With respect to each Monthly  Payment,  the amount of such remittance  allocable to principal
(including a separate breakdown of any Principal  Prepayment,  including the date of such prepayment,  and any prepayment  penalties or premiums,  along with a detailed  report of interest on principal  prepayment amounts remitted in accordance with Section 4.04);

         (ii)  with respect to each Monthly Payment, the amount of such remittance allocable to interest;

         (iii)  the  amount  of  servicing   compensation   received  by  the  Company  during  the  prior
distribution period;

         (iv)  the aggregate Stated Principal Balance of the Mortgage Loans;

         (v) the  aggregate  of any  expenses  reimbursed  to the  Company  during the prior  distribution period pursuant to Section 4.05;

         (vi) The number and aggregate  outstanding  principal  balances of Mortgage  Loans (a) delinquent
(1) 30 to 59 days,  (2) 60 to 89 days,  (3) 90 days or more;  (b) as to which  foreclosure  has commenced;
and (c) as to which REO Property has been acquired; and

         The Company  shall also  provide a trial  balance,  sorted in  Purchaser's  assigned  loan number order, in the form of Exhibit E hereto, with each such Report.

         The Company shall prepare and file any and all information  statements or other filings  required to be delivered to any governmental  taxing authority or to Purchaser  pursuant to any applicable law with respect to the Mortgage Loans and the transactions  contemplated  hereby.  In addition,  the Company shall provide  Purchaser  with such  information  concerning the Mortgage Loans as is necessary for Purchaser to prepare its federal income tax return as Purchaser may reasonably request from time to time.

         In  addition,  not more than sixty (60) days after the end of each  calendar  year,  the  Company shall  furnish  to each  Person  who was a  Purchaser  at any time  during  such  calendar  year an annual statement in accordance  with the  requirements  of applicable  federal income tax law as to the aggregate of remittances for the applicable portion of such year.

         Section 5.03      Monthly Advances by the Company.

         Not later than the close of business on the Business Day  preceding  each  Remittance  Date,  the
Company  shall deposit in the Custodial  Account an amount equal to all payments not  previously  advanced by the Company,  whether or not deferred  pursuant to Section  4.01,  of principal  (due after the Cut-off
Date) and interest not  allocable to the period prior to the Cut-off  Date,  adjusted to the Mortgage Loan
Remittance  Rate,  which  were due on a  Mortgage  Loan and  delinquent  at the close of  business  on the related Determination Date.

         The  Company's  obligation  to make such Monthly  Advances as to any Mortgage  Loan will continue through the last  Monthly  Payment due prior to the payment in full of the Mortgage  Loan,  or through the
Remittance  Date  prior  to the date on which  the  Mortgaged  Property  liquidates  (including  Insurance
Proceeds,  proceeds from the sale of REO Property or  Condemnation  Proceeds) with respect to the Mortgage
Loan  unless the Company  deems such  advance to be  nonrecoverable.  In such  event,  the  Company  shall deliver to the  Purchaser  an  Officer's  Certificate  of the Company to the effect that an officer of the
Company  has  reviewed  the  related  Mortgage  File and has made the  reasonable  determination  that any additional advances are nonrecoverable.

         Section 5.04      Liquidation Reports.

         Upon the foreclosure sale of any Mortgaged  Property or the acquisition  thereof by the Purchaser pursuant to a  deed-in-lieu  of  foreclosure,  the Company  shall  submit to the  Purchaser a  liquidation report with respect to such  Mortgaged  Property in a form mutually  acceptable to Company and  Purchaser.
The Company  shall also  provide  reports on the status of REO Property  containing  such  information  as
Purchaser may reasonably require.

         Section 5.05      Prepayment Interest Shortfalls.

         Not later than the close of business on the Business Day preceding  each  Remittance  Date in the month  following the related  Prepayment  Period,  the Company  shall deposit in the Custodial  Account an amount equal to any Prepayment  Interest  Shortfalls with respect to such Prepayment Period,  which in the aggregate  shall not exceed the  Company's  aggregate  Servicing  Fee received with respect to the related
Due Period.

                                                ARTICLE VI

                                       GENERAL SERVICING PROCEDURES

         Section 6.01      Assumption Agreements.

         The Company will, to the extent it has knowledge of any conveyance or  prospective  conveyance by any  Mortgagor of the  Mortgaged  Property  (whether by absolute  conveyance  or by contract of sale,  and whether  or not the  Mortgagor  remains  or is to  remain  liable  under  the  Mortgage  Note  and/or  the
Mortgage),  exercise its rights to accelerate  the maturity of such Mortgage Loan under any  "due-on-sale"
clause to the extent  permitted by law;  provided,  however,  that the Company shall not exercise any such rights if  prohibited  by law or the terms of the  Mortgage  Note from doing so or if the exercise of such rights  would  impair or threaten to impair any  recovery  under the related  Primary  Mortgage  Insurance
Policy,  if any. If the Company  reasonably  believes it is unable  under  applicable  law to enforce such
"due-on-sale"  clause,  the Company,  with the approval of the  Purchaser,  will enter into an  assumption agreement  with  the  person  to whom the  Mortgaged  Property  has been  conveyed  or is  proposed  to be conveyed,  pursuant  to which such  person  becomes  liable  under the  Mortgage  Note and,  to the extent permitted by applicable  state law, the Mortgagor  remains liable thereon.  Where an assumption is allowed pursuant to this  Section  6.01,  the Company,  with the prior  consent of the  Purchaser  and the primary mortgage  insurer,  if any, is authorized to enter into a  substitution  of liability  agreement  with the person to whom the Mortgaged  Property has been  conveyed or is proposed to be conveyed  pursuant to which the  original  mortgagor is released  from  liability  and such Person is  substituted  as  mortgagor  and becomes liable under the related  Mortgage Note. Any such  substitution  of liability  agreement  shall be in lieu of an assumption agreement.

         In connection with any such  assumption or  substitution  of liability,  the Company shall follow the  underwriting  practices and procedures of the Company.  With respect to an assumption or substitution of liability,  the Mortgage  Interest Rate borne by the related  Mortgage  Note, the amount of the Monthly
Payment and the maturity  date may not be changed  (except  pursuant to the terms of the  Mortgage  Note).
If the  credit  of the  proposed  transferee  does  not  meet  such  underwriting  criteria,  the  Company diligently  shall,  to the extent  permitted by the Mortgage or the Mortgage Note and by  applicable  law, accelerate  the maturity of the  Mortgage  Loan.  The Company  shall  notify the  Purchaser  that any such substitution  of liability or assumption  agreement has been  completed by forwarding to the Purchaser the original of any such substitution of liability or assumption  agreement,  which document shall be added to the related Mortgage File and shall,  for all purposes,  be considered a part of such Mortgage File to the same extent as all other  documents and  instruments  constituting  a part thereof.  All fees collected by the Company for entering into an assumption or  substitution  of liability  agreement  shall belong to the
Company.

         Notwithstanding  the  foregoing  paragraphs  of  this  Section  or any  other  provision  of this
Agreement,  the  Company  shall not be  deemed to be in  default,  breach  or any other  violation  of its obligations  hereunder  by  reason  of any  assumption  of a  Mortgage  Loan  by  operation  of law or any assumption  which the Company may be restricted by law from  preventing,  for any reason  whatsoever.  For purposes of this Section  6.01,  the term  "assumption"  is deemed to also include a sale of the Mortgaged
Property  subject to the Mortgage that is not  accompanied by an assumption or  substitution  of liability agreement.

         Section 6.02      Satisfaction of Mortgages and Release of Mortgage Files.

         Upon the payment in full of any Mortgage  Loan,  or the receipt by the Company of a  notification that  payment  in full  will be  escrowed  in a manner  customary  for such  purposes,  the  Company  will immediately  notify the Purchaser by a  certification,  which  certification  shall include a statement to the effect  that all  amounts  received  or to be  received  in  connection  with such  payment  which are required  to be  deposited  in the  Custodial  Account  pursuant  to Section  4.04 have been or will be so deposited,  of a Servicing  Officer and shall  request  delivery to it of the portion of the Mortgage File held by the  Purchaser.  The  Purchaser  shall no later  than five  Business  Days  after  receipt of such certification  and request,  release or cause to be released to the  Company,  the related  Mortgage  Loan
Documents and, upon its receipt of such documents,  the Company shall promptly  prepare and deliver to the
Purchaser  the  requisite  satisfaction  or release.  No later than five (5) Business  Days  following its receipt of such  satisfaction or release,  the Purchaser shall deliver,  or cause to be delivered,  to the
Company the release or satisfaction  properly  executed by the owner of record of the applicable  mortgage or its duly  appointed  attorney  in fact.  No expense  incurred  in  connection  with any  instrument  of satisfaction or deed of reconveyance shall be chargeable to the Custodial Account.

         In the event the Company  satisfies or releases a Mortgage  without  having  obtained  payment in full of the  indebtedness  secured  by the  Mortgage  or  should  it  otherwise  prejudice  any  right the
Purchaser may have under the mortgage  instruments,  the Company,  upon written demand, shall remit within two (2) Business Days to the  Purchaser the then  outstanding  principal  balance of the related  Mortgage
Loan by deposit  thereof in the  Custodial  Account.  The Company  shall  maintain the  Fidelity  Bond and errors and omissions  insurance  insuring the Company  against any loss it may sustain with respect to any
Mortgage Loan not satisfied in accordance with the procedures set forth herein.

         From time to time and as  appropriate  for the  servicing or  foreclosure  of the Mortgage  Loan, including  for the purpose of  collection  under any Primary  Mortgage  Insurance  Policy,  the  Purchaser
shall,  upon  request of the Company and  delivery to the  Purchaser  of a servicing  receipt  signed by a
Servicing  Officer,  release the portion of the Mortgage File held by the  Purchaser to the Company.  Such servicing  receipt shall  obligate the Company to return the related  Mortgage  documents to the Purchaser when the need therefor by the Company no longer exists,  unless the Mortgage Loan has been  liquidated and the  Liquidation  Proceeds  relating to the Mortgage Loan have been deposited in the Custodial  Account or the Mortgage  File or such  document has been  delivered to an attorney,  or to a public  trustee or other public  official  as required  by law,  for  purposes of  initiating  or  pursuing  legal  action or other proceedings for the foreclosure of the Mortgaged  Property either  judicially or  non-judicially,  and the
Company has  delivered to the  Purchaser a certificate  of a Servicing  Officer  certifying as to the name and address of the Person to which such  Mortgage  File or such  document was delivered and the purpose or purposes of such  delivery.  Upon  receipt of a  certificate  of a  Servicing  Officer  stating  that such
Mortgage Loan was liquidated, the servicing receipt shall be released by the Purchaser to the Company.

         Section 6.03      Servicing Compensation.

         As compensation  for its services  hereunder,  the Company shall be entitled to withdraw from the
Custodial Account (to the extent of interest  payments  collected on the Mortgage Loans) or to retain from interest  payments  collected on the Mortgage Loans, the amounts  provided for as the Company's  Servicing
Fee, subject to payment of compensating  interest on Principal  Prepayments as capped by the Servicing Fee pursuant to Section 5.01 (iii).  Additional  servicing  compensation  in the form of  assumption  fees, as provided in Section 6.01,  and late payment  charges or otherwise  shall be retained by the Company to the extent not  required to be  deposited  in the  Custodial  Account.  No  Servicing  Fee shall be payable in connection with partial Monthly  Payments.  The Company shall be required to pay all expenses  incurred by it in  connection  with its  servicing  activities  hereunder  and shall not be entitled to  reimbursement therefor except as specifically provided for.

         Section 6.04      Annual Statement as to Compliance.

         The Company will deliver to the Purchaser  not later than  February 28th of each year,  beginning
March 15,  2006,  an executed  Officers'  Certificate  acceptable  to the  Purchaser  stating,  as to each signatory  thereof,  that (i) a review of the activities of the Company during the preceding calendar year and of performance  under this Agreement has been made under such officers'  supervision,  and (ii) to the best of such officers'  knowledge,  based on such review, the Company has fulfilled all of its obligations under this  Agreement  throughout  such year,  or, if there has been a default in the  fulfillment  of any such  obligation,  specifying  each such default  known to such officers and the nature and status of cure provisions  thereof.  Such  Officers'  Certificate  shall contain no  restrictions  or  limitations on its use.  Copies of such statement shall be provided by the Company to the Purchaser upon request.

         If the Company cannot deliver the related  Officers'  Certificate by March 15th of such year, the
Purchaser,  at its sole  option,  may permit a cure  period for the  Company  to  deliver  such  Officers'
Certificate, but in no event later than March 22nd of such year.

         Failure  of the  Company  to timely  comply  with this  Section  6.05 shall be deemed an Event of
Default,  automatically,  without  notice and without any cure period,  and Purchaser  may, in addition to whatever  rights the Purchaser  may have under  Sections 3.03 and 8.01 and at law or equity or to damages, including  injunctive  relief and specific  performance,  terminate all the rights and  obligations of the
Company  under  this  Agreement  and in and to  the  Mortgage  Loans  and  the  proceeds  thereof  without compensating  the  Company  for the  same,  as  provided  in  Section  9.01.  Such  termination  shall  be considered  with cause pursuant to Section 10.01 of this  Agreement.  This paragraph  shall  supercede any other provision in this Agreement or any other agreement to the contrary.

         Section 6.05      Annual Independent Certified Public Accountants' Servicing Report.

         The  Company,  at its  expense  and not later than March 15th of each year,  beginning  March 15,
2006, shall cause a firm of independent  public  accountants  which is a member of the American  Institute of Certified  Public  Accountants  to furnish a statement to the Purchaser  acceptable to the Purchaser to the effect that such firm has examined certain  documents and records relating to the Company's  servicing of mortgage loans of the same type as the Mortgage Loans  pursuant to servicing  agreements  substantially similar to this Agreement,  which  agreements may include this  Agreement,  and that, on the basis of such an examination,  conducted  substantially in the uniform single audit program for mortgage  bankers,  such firm is of the opinion that the Company's  servicing has been conducted in compliance  with the agreements examined  pursuant to this Section 6.05,  except for (i) such  exceptions as such firm shall believe to be immaterial,  and (ii) such  other  exceptions  as shall be set  forth in such  statement.  Such  statement shall contain no  restrictions  or limitations on its use.  Copies of such statement  shall be provided by the Company to the  Purchaser.  In addition,  on an annual basis,  Company shall  provide  Purchaser  with copies of its audited financial statements.

         Failure  of the  Company  to timely  comply  with this  Section  6.05 shall be deemed an Event of
Default,  automatically,  without  notice and without any cure period,  and Purchaser  may, in addition to whatever  rights the Purchaser  may have under  Sections 3.03 and 8.01 and at law or equity or to damages, including  injunctive  relief and specific  performance,  terminate all the rights and  obligations of the
Company  under  this  Agreement  and in and to  the  Mortgage  Loans  and  the  proceeds  thereof  without compensating  the  Company  for the  same,  as  provided  in  Section  9.01.  Such  termination  shall  be considered  with cause pursuant to Section 10.01 of this  Agreement.  This paragraph  shall  supercede any other provision in this Agreement or any other agreement to the contrary.

         Section 6.06      Purchaser's Right to Examine Company Records.

         The Purchaser  shall have the right to examine and audit upon  reasonable  notice to the Company, during business hours or at such other times as might be reasonable  under applicable  circumstances,  any and all of the books,  records,  documentation or other information of the Company, or held by another for the Company or on its behalf or otherwise,  which relates to the  performance or observance by the Company of the terms, covenants or conditions of this Agreement.

         The Company shall provide to the Purchaser and any supervisory  agents or examiners  representing a state or federal  governmental agency having jurisdiction over the Purchaser,  including but not limited to OTS, FDIC and other similar entities,  access to any documentation  regarding the Mortgage Loans in the possession  of the Company  which may be  required by any  applicable  regulations.  Such access  shall be afforded without charge, upon reasonable  request,  during normal business hours and at the offices of the
Company, and in accordance with the federal government, FDIC, OTS, or any other similar regulations.

                                               ARTICLE VII

                                    REPORTS TO BE PREPARED BY SERVICER

         Section 7.01      Company Shall Provide Information as Reasonably Required.

         The Company shall  furnish to the Purchaser  during the term of this  Agreement,  such  periodic, special or other reports,  information or  documentation,  whether or not provided for herein, as shall be necessary,  reasonable  or  appropriate  in  respect  to the  Purchaser,  or  otherwise  in respect to the
Mortgage  Loans  and  the  performance  of the  Company  under  this  Agreement,  including  any  reports,
information  or  documentation   reasonably  required  to  comply  with  any  regulations   regarding  any
supervisory  agents or examiners of the  Purchaser  all such reports or  information  to be as provided by and in accordance  with such  applicable  instructions  and  directions  as the  Purchaser may  reasonably request in  relation  to this  Agreement  or the  performance  of the Company  under this  Agreement.  The
Company  agrees to execute  and deliver all such  instruments  and take all such action as the  Purchaser, from time to time,  may  reasonably  request in order to effectuate the purpose and to carry out the terms of this Agreement.

         In  connection  with  marketing  the  Mortgage  Loans,  the  Purchaser  may make  available  to a prospective  purchaser  audited  financial  statements of the Company for the most recently  completed two
(2)  fiscal  years for which  such  statements  are  available,  as well as a  Consolidated  Statement  of
Condition  at the  end of the  last  two  (2)  fiscal  years  covered  by any  Consolidated  Statement  of
Operations.  If it has not already  done so, the Company  shall  furnish  promptly to the  Purchaser  or a prospective purchaser copies of the statements specified above.

         The Company  shall make  reasonably  available to the  Purchaser or any  prospective  Purchaser a knowledgeable  financial or  accounting  officer for the purpose of answering  questions and to permit any prospective  purchaser to inspect the Company's  servicing  facilities for the purpose of satisfying  such prospective  purchaser  that the Company has the ability to service the Mortgage Loans as provided in this
Agreement.

                                               ARTICLE VIII

                                               THE SERVICER

         Section 8.01      Indemnification; Third Party Claims.

         The Company  agrees to indemnify the  Purchaser and hold it harmless  against any and all claims, losses, damages,  penalties,  fines,  forfeitures,  legal fees and related costs, judgments, and any other costs,  fees and expenses  that the Purchaser may sustain in any way related to the failure of the Company to observe and perform its duties,  obligations,  covenants,  and agreements to service the Mortgage Loans in strict  compliance  with the terms of this  Agreement.  The Company  agrees to indemnify  the Purchaser and hold it harmless against any and all claims, losses, damages,  penalties,  fines,  forfeitures,  legal fees and related costs,  judgments,  and any other costs, fees and expenses that the Purchaser may sustain in any way related to the breach of a  representation  or warranty  set forth in Sections  3.01 or 3.02 of this Agreement or in any way related to the alleged breach of any  representation  or warranty in Sections
3.01 or 3.02 of this  Agreement  related  to  compliance  with all  applicable  laws.  The  Company  shall immediately  notify the  Purchaser  if a claim is made by a third party  against  Company  with respect to this Agreement or the Mortgage  Loans,  assume (with the consent of the Purchaser) the defense of any such claim and pay all expenses in connection  therewith,  including counsel fees, whether or not such claim is settled  prior to judgment,  and promptly  pay,  discharge and satisfy any judgment or decree which may be entered  against it or the  Purchaser  in respect of such  claim.  The  Company  shall  follow any written instructions  received from the  Purchaser in connection  with such claim.  The Purchaser  shall  promptly reimburse the Company for all amounts  advanced by it pursuant to the two preceding  sentences except when the claim  relates  to the  failure of the  Company to service  and  administer  the  Mortgages  in strict compliance  with the terms of this  Agreement,  the  breach of  representation  or  warranty  set forth in
Sections  3.01 or 3.02,  or the  gross  negligence,  bad  faith or  willful  misconduct  of  Company.  The provisions of this Section 8.01 shall survive termination of this Agreement.

         Section 8.02      Merger or Consolidation of the Company.

         The Company  will keep in full  effect its  existence,  rights and  franchises  as a  corporation under  the laws of the  state of its  incorporation  except  as  permitted  herein,  and will  obtain  and preserve its  qualification  to do business as a foreign  corporation in each  jurisdiction  in which such qualification is or shall be necessary to protect the validity and  enforceability  of this Agreement,  or any of the Mortgage Loans and to perform its duties under this Agreement.

         Any Person into which the Company may be merged or  consolidated,  or any  corporation  resulting from any  merger,  conversion  or  consolidation  to which the  Company  shall be a party,  or any  Person succeeding  to the  business  of the  Company  whether  or not  related  to loan  servicing,  shall be the successor  of the Company  hereunder,  without the  execution or filing of any paper or any further act on the  part of any of the  parties  hereto,  anything  herein  to the  contrary  notwithstanding;  provided, however,  that the successor or surviving  Person shall be an  institution  (i) having a GAAP net worth of not less than  $25,000,000,  (ii) the  deposits  of which are insured by the FDIC,  SAIF  and/or BIF,  and which is a HUD-approved  mortgagee  whose primary  business is in origination  and servicing of first lien mortgage loans, and (iii) who is a Fannie Mae or FHLMC approved seller/servicer in good standing.

         Section 8.03      Limitation on Liability of the Company and Others.

         Neither the Company nor any of the  officers,  employees or agents of the Company  shall be under any  liability to the Purchaser  for any action taken or for  refraining  from the taking of any action in good faith pursuant to this Agreement,  or for errors in judgment made in good faith;  provided,  however, that this  provision  shall not protect the Company or any such person against any breach of warranties or representations  made  herein,  or  failure to  perform  its  obligations  in strict  compliance  with any standard  of care set forth in this  Agreement,  or any  liability  which  would  otherwise  be imposed by reason of negligence,  bad faith or willful misconduct,  or any breach of the terms and conditions of this
Agreement.  The  Company and any  officer,  employee or agent of the Company may rely in good faith on any document of any kind prima facie properly  executed and submitted by the Purchaser  respecting any matters arising  hereunder.  The Company shall not be under any  obligation to appear in,  prosecute or defend any legal action which is not incidental to its duties to service the Mortgage  Loans in accordance  with this
Agreement  and which in its  reasonable  opinion may involve it in any  expenses or  liability;  provided, however,  that the Company may, with the consent of the Purchaser,  undertake any such action which it may deem  necessary  or  desirable  in respect  to this  Agreement  and the  rights and duties of the  parties hereto.  In such  event,  the  reasonable  legal  expenses  and  costs of such  action  and any  liability resulting  therefrom shall be expenses,  costs and liabilities for which the Purchaser will be liable, and the Company shall be entitled to be reimbursed therefor from the Purchaser upon written demand.

         Section 8.04      Company Not to Assign or Resign.

         The Company  shall not assign this  Agreement or resign from the  obligations  and duties  hereby imposed on it except by mutual  consent of the Company and the  Purchaser or upon the  determination  that its duties hereunder are no longer  permissible  under applicable law and such incapacity  cannot be cured by the Company.  Any such  determination  permitting the  resignation of the Company shall be evidenced by an Opinion of Counsel to such effect  delivered  to the  Purchaser  which  Opinion of Counsel  shall be in form and  substance  acceptable to the  Purchaser.  No such  resignation  shall become  effective  until a successor  shall have  assumed the  Company's  responsibilities  and  obligations  hereunder in the manner provided in Section 11.01.

         Section 8.05      No Transfer of Servicing.

         With  respect to the  retention  of the  Company to service the  Mortgage  Loans  hereunder,  the
Company  acknowledges that the Purchaser has acted in reliance upon the Company's  independent status, the adequacy of its servicing facilities, plan, personnel,  records and procedures, its integrity,  reputation and financial  standing and the  continuance  thereof.  Without in any way limiting the generality of this
Section,  the Company  shall not either assign this  Agreement or the servicing  hereunder or delegate its rights or duties  hereunder or any portion thereof,  or sell or otherwise  dispose of all or substantially all of its property or assets,  without the prior written  approval of the Purchaser,  which consent shall be granted  or  withheld  in the  Purchaser's  sole  discretion,  but if the  purchaser  of the  Company's assetshas  the  qualifications  set  forth in  Section  8.02,  then the  Purchaser  will not  unreasonably withhold consent.

         Without in any way limiting the  generality  of this Section  8.05, in the event that the Company either shall  assign this  Agreement or the  servicing  responsibilities  hereunder or delegate its duties hereunder or any portion  thereof  without (i)  satisfying the  requirements  set forth herein or (ii) the prior  written  consent  of the  Purchaser,  then the  Purchaser  shall have the right to  terminate  this
Agreement,  without any payment of any penalty or damages  and  without any  liability  whatsoever  to the
Company  (other than with respect to accrued but unpaid  Servicing Fees and Servicing  Advances  remaining unpaid) or any third party.

                                                ARTICLE IX

                                                 DEFAULT

         Section 9.01      Events of Default.

         In case one or more of the  following  Events  of  Default  by the  Company  shall  occur  and be continuing, that is to say:

         (i) any failure by the Company to remit to the  Purchaser  any payment  required to be made under the terms of this Agreement which continues unremedied for a period of one (1) Business Day; or

         (ii) failure on the part of the Company  duly to observe or perform in any  material  respect any other of the  covenants  or  agreements  on the part of the  Company  set  forth in this  Agreement  which continues  unremedied  for a period of thirty  (30) days  after the date on which  written  notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Purchaser; or

         (iii) a decree or order of a court or agency or supervisory  authority  having  jurisdiction  for the  appointment of a conservator or receiver or liquidator in any  insolvency,  bankruptcy,  readjustment of debt,  marshalling  of  assets  and  liabilities  or  similar  proceedings,  or for the  winding-up  or liquidation  of its affairs,  shall have been  entered  against the Company and such decree or order shall have remained in force undischarged or unstayed for a period of sixty days; or

         (iv) the Company shall  consent to the  appointment  of a  conservator  or receiver or liquidator in any  insolvency,  bankruptcy,  readjustment  of debt,  marshalling of assets and liabilities or similar proceedings of or relating to the Company or of or relating to all or  substantially  all of its property;
or

         (v) the Company  shall admit in writing its  inability to pay its debts  generally as they become due, file a petition to take advantage of any applicable  insolvency or  reorganization  statute,  make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

         (vi)  Company  ceases to be approved by either  Fannie Mae or FHLMC as a mortgage  loan seller or servicer for more than thirty days; or

         (vii) the  Company  attempts  to assign  its right to  servicing  compensation  hereunder  or the
Company  attempts,  without  the  consent  of the  Purchaser,  to  sell  or  otherwise  dispose  of all or
substantially   all  of  its  property  or  assets  or  to  assign  this   Agreement   or  the   servicing
responsibilities hereunder or to delegate its duties hereunder or any portion thereof; or

         (viii) the Company  ceases to be (a) licensed to service first lien  residential  mortgage  loans in any  jurisdiction  in which a Mortgaged  Property is located and such  licensing is  required,  and (b)
qualified to transact  business in any  jurisdiction  where it is currently so qualified,  but only to the extent such  non-qualification  materially  and  adversely  affects the  Company's  ability to perform its obligations hereunder; or

         (ix) the  Company  fails to meet the  eligibility  criteria  set  forth in the last  sentence  of
Section 8.02.

         Then,  and in each and  every  such  case,  so long as an Event of  Default  shall  not have been remedied,  the Purchaser,  by notice in writing to the Company  (except in the case of an Event of Default under clauses (iii),  (iv) or (v) above, in which case,  automatically and without notice) Company may, in addition to whatever  rights the Purchaser  may have under  Sections 3.03 and 8.01 and at law or equity or to  damages,  including  injunctive  relief  and  specific  performance,  terminate  all  the  rights  and obligations  of the  Company  under  this  Agreement  and in and to the  Mortgage  Loans and the  proceeds thereof  without  compensating  the Company  for the same.  On or after the receipt by the Company of such written  notice (or, in the case of an Event of Default under clauses (iii),  (iv) or (v) above,  in which case,  automatically  and without  notice),  all authority and power of the Company under this  Agreement, whether with  respect to the Mortgage  Loans or  otherwise,  shall pass to and be vested in the  successor appointed  pursuant  to Section  11.01.  Upon  written  request  from the  Purchaser,  the  Company  shall prepare,  execute and deliver,  any and all documents  and other  instruments,  place in such  successor's possession all Mortgage Files,  and do or accomplish all other acts or things  necessary or appropriate to effect the purposes of such notice of  termination,  whether to complete the transfer and  endorsement  or assignment of the Mortgage Loans and related documents,  or otherwise,  at the Company's sole expense. The
Company  agrees to cooperate  with the Purchaser and such  successor in effecting the  termination  of the
Company's  responsibilities  and rights hereunder,  including,  without  limitation,  the transfer to such successor  for  administration  by it of all cash  amounts  which  shall at the  time be  credited  by the
Company to the Custodial  Account or Escrow  Account or  thereafter  received with respect to the Mortgage
Loans or any REO Property.

         Section 9.02      Waiver of Defaults.

         The Purchaser may waive only by written  notice any default by the Company in the  performance of its  obligations  hereunder and its  consequences.  Upon any such waiver of a past  default,  such default shall cease to exist,  and any Event of Default  arising  therefrom  shall be deemed to have been remedied for every  purpose of this  Agreement.  No such waiver shall extend to any  subsequent or other default or impair any right consequent thereon except to the extent expressly so waived in writing.

                                                ARTICLE X

                                               TERMINATION

         Section 10.01     Termination.

         The respective  obligations  and  responsibilities  of the Company shall  terminate upon: (i) the later of the final  payment  or other  liquidation  (or any  advance  with  respect  thereto)  of the last
Mortgage  Loan and the  disposition  of all  remaining  REO Property and the  remittance  of all funds due hereunder;  or (ii) by mutual  consent of the Company and the Purchaser in writing;  or (iii)  termination with cause under the terms of this  Agreement.  Termination  of the  Agreement  pursuant to Section  10.01
(iii) shall void  Purchaser's  obligation  to purchase  Mortgage  Loans for which  Purchaser  has issued a
Confirmation, commitment confirmation or a substantially similar commitment to purchase Mortgage Loans.

         Section 10.02     Termination Without Cause.

         The  Purchaser  may, at its sole  option,  terminate  any rights the Company may have  hereunder, without  cause,  upon no less than 90 days  written  notice.  Any such notice of  termination  shall be in writing and  delivered to the Company as provided in Section  11.05 of this  Agreement.  In the event that the Company is terminated  pursuant to this Section 10.02 without cause,  the Purchaser shall solicit,  by public  announcement,  bids from  three  organizations  reasonably  acceptable  to the  Purchaser  for the purchase of the  servicing  functions.  Following  receipt of such bids,  the  Purchaser  shall either (a)
negotiate  and effect the transfer,  sale and  assignment  of the  Agreement to the party  submitting  the highest  satisfactory  bid,  which  purchase  price  shall be paid to the  Company  upon  transfer  of the servicing  rights and  obligations  under this  Agreement to the  Company's  successor,  or (b) pay to the
Company a  termination  fee equal to the amount of the party  submitting  the  highest  satisfactory  bid.
Notwithstanding  anything  herein to the contrary,  the  Purchaser  shall deduct all costs and expenses of any public  announcement  and any other  expenses  relating to the sale,  transfer and  assignment of this
Agreement from the sum payable to Company pursuant to the previous sentence.

         Section 10.03     Survival.

         Termination  of this  Agreement  under Section 10.01 or Section 10.02 shall not affect any of the
Company's  obligations  regarding  repurchase,  indemnification  or otherwise,  all of which shall survive such termination and remain in full force and effect.

                                                ARTICLE XI

                                         MISCELLANEOUS PROVISIONS

         Section 11.01     Successor to the Company.

         Prior to termination of Company's  responsibilities  and duties under this Agreement  pursuant to
Sections 4.13,  8.04,  9.01, 10.01 (ii) or (iii), the Purchaser shall (i) succeed to and assume all of the
Company's  responsibilities,  rights,  duties and  obligations  under this  Agreement,  or (ii)  appoint a successor  having the  characteristics  set forth in Section  8.02 hereof and which  shall  succeed to all rights  and  assume  all of the  responsibilities,  duties  and  liabilities  of the  Company  under  this
Agreement  prior to the  termination  of Company's  responsibilities,  duties and  liabilities  under this
Agreement.  In connection with such appointment and assumption,  the Purchaser may make such  arrangements for the  compensation  of such  successor  out of  payments on Mortgage  Loans as the  Purchaser  and such successor  shall agree. In the event that the Company's  duties,  responsibilities  and liabilities  under this Agreement should be terminated pursuant to the aforementioned  Sections,  the Company shall discharge such  duties  and  responsibilities  during  the  period  from  the  date it  acquires  knowledge  of such termination  until the effective  date thereof with the same degree of diligence and prudence  which it is obligated  to exercise  under this  Agreement,  and shall take no action  whatsoever  that might impair or prejudice  the rights or  financial  condition of its  successor.  The  resignation  or removal of Company pursuant to the  aforementioned  Sections shall not become  effective until a successor shall be appointed pursuant to this Section and shall in no event relieve the Company of the  representations  and warranties made pursuant to Sections 3.01, 3.02 and 3.03 and the remedies  available to the Purchaser  thereunder and under Section 8.01, it being  understood and agreed that the provisions of such Sections 3.01,  3.02, 3.03 and 8.01 shall be applicable to the Company  notwithstanding  any such  resignation  or termination of the
Company, or the termination of this Agreement.

         Any  successor  appointed  as  provided  herein  shall  execute,  acknowledge  and deliver to the
Company and to the Purchaser an instrument  accepting such  appointment,  whereupon  such successor  shall become fully vested with all the rights,  powers,  duties,  responsibilities,  obligations and liabilities of the Company,  with like effect as if originally  named as a party to this  Agreement.  Any  termination or resignation of the Company or this Agreement  pursuant to Section 4.13,  8.04,  9.01 or 10.01 shall not affect any claims that the  Purchaser may have against the Company  arising prior to any such  termination or resignation.

         The Company shall  promptly  deliver to the successor the funds in the Custodial  Account and the
Escrow  Account and the Mortgage Files and related  documents and statements  held by it hereunder and the
Company shall account for all funds.  The Company shall execute and deliver such  instruments  and do such other  things all as may  reasonably  be  required  to more fully and  definitely  vest and confirm in the successor  all  such  rights,  powers,  duties,  responsibilities,  obligations  and  liabilities  of  the
Company.  The successor shall make  arrangements  as it may deem  appropriate to reimburse the Company for unrecovered  Servicing  Advances which the successor retains hereunder and which would otherwise have been recovered by the Company pursuant to this Agreement but for the appointment of the successor servicer.

         Upon a  successor's  acceptance  of  appointment  as such,  the Company  shall notify by mail the
Purchaser of such appointment.

         Section 11.02     Amendment.

         This  Agreement  may be amended  from time to time by the  Company and the  Purchaser  by written agreement signed by the Company and the Purchaser.

         Section 11.03     Recordation of Agreement.

         To the extent  permitted by  applicable  law,  this  Agreement is subject to  recordation  in all
appropriate   public  offices  for  real  property  records  in  all  the  counties  or  other  comparable jurisdictions  in which any of the  properties  subject to the Mortgages  are  situated,  and in any other appropriate  public recording  office or elsewhere,  such recordation to be effected by the Company at the
Company's  expense on direction of the Purchaser  accompanied  by an opinion of counsel to the effect that such  recordation  materially and  beneficially  affects the interest of the Purchaser or is necessary for the administration or servicing of the Mortgage Loans.

         Section 11.04     Governing Law.

         This  Agreement and the related Term Sheet shall be governed by and construed in accordance  with the laws of the State of New York  except  to the  extent  preempted  by  Federal  law.  The  obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

         Section 11.05     Notices.

         Any  demands,  notices  or other  communications  permitted  or  required  hereunder  shall be in writing  and shall be deemed  conclusively  to have been  given if  personally  delivered  at or mailed by registered  mail,  postage  prepaid,  and return  receipt  requested or  certified  mail,  return  receipt requested,  or  transmitted by telex,  telegraph or telecopier and confirmed by a similar mailed  writing, as follows:

         (i)      if to the Company:

                  Michael T. Stilb / Senior Vice President
                  2929 Walden Avenue
                  Depew, New York 14043

         (ii)     if to the Purchaser:

                  EMC Mortgage Corporation
                  Mac Arthur Ridge II,
                  909 Hidden Ridge Drive, Suite 200
                  Irving, Texas 75038
                  Attention:  Ralene Ruyle
                  Telecopier No.:  (972) 444-2810

                  With a copy to:

                  Bear Stearns Mortgage Capital Corporation
                  383 Madison Avenue
                  New York, New York 10179
                  Attention:  Mary Haggerty
                  Telecopier No.: (212) 272-5591

or such other  address as may  hereafter be furnished to the other party by like notice.  Any such demand, notice or  communication  hereunder  shall be deemed to have been  received  on the date  delivered  to or received at the premises of the addressee (as evidenced,  in the case of registered or certified  mail, by the date noted on the return receipt).

         Section 11.06     Severability of Provisions.

         Any part,  provision,  representation  or warranty of this  Agreement  and the related Term Sheet which is prohibited or which is held to be void or  unenforceable  shall be  ineffective  to the extent of such prohibition or  unenforceability  without  invalidating the remaining  provisions  hereof.  Any part, provision,  representation  or warranty of this Agreement which is prohibited or  unenforceable or is held to be void or unenforceable  in any jurisdiction  shall be ineffective,  as to such  jurisdiction,  to the extent of such prohibition or unenforceability  without  invalidating the remaining provisions hereof, and any  such  prohibition  or  unenforceability  in  any  jurisdiction  as to any  Mortgage  Loan  shall  not invalidate or render  unenforceable such provision in any other  jurisdiction.  To the extent permitted by applicable  law,  the  parties  hereto  waive any  provision  of law that  prohibits  or  renders  void or unenforceable  any  provision  hereof.  If  the  invalidity  of any  part,  provision,  representation  or warranty of this  Agreement  shall deprive any party of the economic  benefit  intended to be conferred by this  Agreement,  the parties shall  negotiate,  in good faith, to develop a structure the economic effect of which is nearly as possible the same as the economic  effect of this  Agreement  without regard to such invalidity.

         Section 11.07     Exhibits.

         The  exhibits  to this  Agreement  are  hereby  incorporated  and made a part  hereof  and are an integral part of this Agreement.

         Section 11.08     General Interpretive Principles.

         For  purposes of this  Agreement,  except as otherwise  expressly  provided or unless the context otherwise requires:

         (i)               the terms defined in this Agreement have the meanings  assigned to them in this
Agreement  and  include  the plural as well as the  singular,  and the use of any gender  herein  shall be deemed to include the other gender;

         (ii)     accounting  terms not  otherwise  defined  herein have the meanings  assigned to them in accordance with generally accepted accounting principles;

         (iii)    references  herein to  "Articles",  "Sections",  Subsections",  "Paragraphs",  and other subdivisions  without  reference  to  a  document  are  to  designated  Articles,  Sections,  Subsections,
Paragraphs and other subdivisions of this Agreement;

         (iv)     a reference to a  Subsection  without  further  reference to a Section is a reference to such  Subsection  as  contained in the same Section in which the  reference  appears,  and this rule shall also apply to Paragraphs and other subdivisions;

         (v)               the words  "herein",  "hereof ",  "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision;

         (vi)     the  term  "include"  or  "including"  shall  mean  without   limitation  by  reason  of
enumeration; and

         (viii)   headings of the Articles  and  Sections in this  Agreement  are for  reference  purposes only and shall not be deemed to have any substantive effect.

         Section 11.09     Reproduction of Documents.

         This Agreement and all documents relating thereto,  including,  without limitation, (i) consents, waivers and  modifications  which may hereafter be executed,  (ii) documents  received by any party at the closing,  and (iii)  financial  statements,  certificates  and other  information  previously or hereafter
furnished,  may  be  reproduced  by  any  photographic,   photostatic,  microfilm,  micro-card,  miniature
photographic or other similar process.  The parties agree that any such  reproduction  shall be admissible in evidence  as the  original  itself in any  judicial or  administrative  proceeding,  whether or not the original is in existence and whether or not such  reproduction  was made by a party in the regular  course of business,  and that any  enlargement,  facsimile or further  reproduction  of such  reproduction  shall likewise be admissible in evidence.

         Section 11.10     Confidentiality of Information.

         Each  party  recognizes  that,  in  connection  with  this  Agreement,  it may  become  privy  to non-public  information  regarding the financial  condition,  operations and prospects of the other party.
Each party agrees to keep all  non-public  information  regarding the other party  strictly  confidential, and to use all such  information  solely in order to  effectuate  the purpose of the  Agreement,  provided that each party may provide  confidential  information to its employees,  agents and affiliates who have a need to know  such  information  in order to  effectuate  the  transaction,  provided  further  that  such information is identified as confidential non-public information.  In addition,  confidential  information may  be  provided  to a  regulatory  authority  with  supervisory  power  over  Purchaser,  provided  such information is identified as confidential non-public information.

         The Company  agrees that the Company (i) shall comply with any applicable  laws and  regulations regarding  the  privacy  and  security  of  Consumer  Information  including,  but  not  limited  to  the
Gramm-Leach-Bliley  Act,  Title V,  Subtitle  A, 15 U.S.C.  § 6801 et seq.,  (ii) shall not use  Consumer
Information in any manner  inconsistent  with any applicable laws and  regulations  regarding the privacy and security of Consumer  Information,  (iii) shall not disclose  Consumer  Information  to third parties except at the specific  written  direction of the  Purchaser,  (iv) shall  maintain  adequate  physical, technical and  administrative  safeguards to protect  Consumer  Information from  unauthorized  access as provided by the applicable laws and regulations,  and (v) shall  immediately  notify the Purchaser of any actual or suspected breach of the confidentiality of Consumer  Information that would have a material and adverse effect on the Purchaser.

         The Company  agrees that the Company shall  indemnify,  defend and hold the  Purchaser  harmless from and  against  any loss,  claim or  liability  the  Purchaser  may suffer by reason of the  Company's failure to perform the obligations set forth in this Section 11.10.

         Section 11.11     Recordation of Assignments of Mortgage.

         To the extent  permitted by applicable  law, each of the Assignments is subject to recordation in all  appropriate  public  offices  for real  property  records  in all the  counties  or other  comparable jurisdictions in which any or all of the Mortgaged  Properties are situated,  and in any other appropriate public recording office or elsewhere,  such recordation to be effected by and at the Company's  expense in the event  recordation is either  necessary under applicable law or requested by the Purchaser at its sole option.

         Section 11.12     Assignment.

     The Purchaser shall have the right, without the consent of the Company, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of the Purchaser hereunder, by executing an Assignment and Assumption Agreement substantially in the form of Exhibit D hereto and the assignee or designee shall accede to the rights and obligations hereunder of the Purchaser with respect to such Mortgage
     Loans.  In no event shall Purchaser sell a partial interest in any Mortgage Loan without the written consent of Company, which consent shall not be unreasonably denied.  All references to the
     Purchaser in this Agreement shall be deemed to include its assignee or designee.  The Company shall have the right, only with the consent of the Purchaser or otherwise in accordance with this
     Agreement, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans.

         Section 11.13     No Partnership.

         Nothing  herein  contained  shall be deemed or  construed  to  create a  co-partnership  or joint venture  between the parties  hereto and the services of the Company  shall be rendered as an  independent contractor and not as agent for Purchaser.

         Section 11.14     Signature Pages/Counterparts; Successors and Assigns.

         This  Agreement  and/or any Term Sheet  shall be  executed by each party (i) in one or more fully executed  copies,  each of which shall  constitute a fully  executed  original  Agreement,  and/or (ii) in counterparts  having one or more original  signatures,  and all such counterparts  containing the original signatures  of all of the parties  hereto  taken  together  shall  constitute  a fully  executed  original
Agreement  or Term  Sheet,  as  applicable,  and/or  (iii)  by  delivery  of one or more  original  signed signature  pages  to  the  other  parties  hereto  (x) by  mail  or  courier,  and/or  (y)  by  electronic transmission,  including  without  limitation  by  telecopier,  facsimile  or  email  of a  scanned  image
("Electronic  Transmission"),  each of which as received  shall  constitute  for all  purposes an executed original  signature  page of such party.  The  Purchaser may deliver a copy of this  Agreement  and/or any
Term Sheet,  fully executed as provided  herein,  to each other party hereto by mail and/or courier and/or
Electronic  Transmission,  and such  copy as so  delivered  shall  constitute  a fully  executed  original
Agreement or Term Sheet,  as  applicable,  superseding  any prior form of the Agreement or Term Sheet,  as applicable,  that differs  therefrom in any respect.  This Agreement  shall inure to the benefit of and be binding upon the Company and the Purchaser and their respective successor and assigns.

         Section 11.15     Entire Agreement.

         The  Company  acknowledges  that no  representations,  agreements  or  promises  were made to the
Company  by the  Purchaser  or any of its  employees  other  than  those  representations,  agreements  or promises  specifically  contained herein and in the Confirmation.  The Confirmation and this Agreement and the  related  Term Sheet sets  forth the  entire  understanding  between  the  parties  hereto;  provided, however,  only this  Agreement  and the related  Term Sheet shall be binding upon all  successors  of both parties.  In the event of any  inconsistency  between the Confirmation and this Agreement,  this Agreement and the related Term Sheet shall control.

         Section 11.16.  No Solicitation.

         From and after the Closing  Date,  the Company  agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates,  to personally,  by telephone or mail, solicit the borrower or obligor  under any Mortgage  Loan to refinance  the Mortgage  Loan, in whole or in part,  without  the  prior  written  consent  of  the  Purchaser.  Notwithstanding  the  foregoing,  it is understood  and agreed  that (i)  promotions  undertaken  by the Company or any  affiliate  of the Company which are directed to the general  public at large,  or segments  thereof,  provided that no segment shall
consist  primarily  of  the  Mortgage  Loans,  including,   without  limitation,  mass  mailing  based  on
commercially  acquired mailing lists,  newspaper,  radio and television  advertisements and (ii) responses to  unsolicited  requests  or  inquiries  made by a  Mortgagor  or an  agent  of a  Mortgagor,  shall  not constitute  solicitation  under this Section  11.16.  This  Section  11.16 shall not be deemed to preclude the Company or any of its affiliates  from  soliciting any Mortgagor for any other  financial  products or services.  The  Company  shall use its best  efforts to prevent the sale of the name of any  Mortgagor  to any Person who is not affiliate of the Company.

         Section 11.17.  Closing.

         The  closing  for the  purchase  and sale of the  Mortgage  Loans shall take place on the related
Closing  Date.  The closing  shall be either:  by  telephone,  confirmed  by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

         The closing for the Mortgage  Loans to be purchased on the related  Closing Date shall be subject to each of the following conditions:

         (a)      at least one (1)  Business  Day prior to the related  Closing  Date,  the Company  shall deliver to the Purchaser a magnetic  diskette,  or transmit by modem,  a listing on a loan-level  basis of the information contained in the related Mortgage Loan Schedule attached to the related Term Sheet;

         (b)      all of the  representations  and warranties of the Company under this Agreement shall be materially true and correct as of the related  Closing Date and no event shall have occurred  which,  with notice or the passage of time, would constitute a material default under this Agreement;

         (c)      the Purchaser shall have received,  or the Purchaser's  attorneys shall have received in escrow, all documents  required pursuant to this Agreement,  the related Term Sheet, an opinion of counsel and an officer's certificate,  all in such forms as are agreed upon and acceptable to the Purchaser,  duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

         (d)      the Company  shall have  delivered and released to the Purchaser (or its designee) on or prior to the related Closing Date all documents  required  pursuant to the terms of this Agreement and the related Term Sheet; and

         (e)      all other  terms and  conditions  of this  Agreement,  the  related  Term  Sheet and the
Confirmation shall have been materially complied with.

         Subject to the  foregoing  conditions,  the  Purchaser  shall pay to the  Company on the  related
Closing Date the Purchase Price,  plus accrued  interest  pursuant to Section 2.02 of this  Agreement,  by wire transfer of immediately available funds to the account designated by the Company.

         Section 11.18.    Cooperation of Company with a Reconstitution.

         The Company and the Purchaser  agree that with respect to some or all of the Mortgage  Loans,  on or  after  the  related  Closing  Date,  on one or  more  dates  (each  a  "Reconstitution  Date")  at the
Purchaser's  sole option,  the Purchaser may effect a sale (each,  a  "Reconstitution")  of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

         (a)       one or more third party  purchasers  in one or more in whole loan  transfers  (each,  a
"Whole Loan Transfer"); or

         (b)      one or more trusts or other  entities  to be formed as part of one or more  pass-through transfers (each, a "Pass-Through Transfer").

         The  Company  agrees to  execute in  connection  with any  agreements  among the  Purchaser,  the
Company,  and any  servicer in  connection  with a Whole Loan  Transfer,  an  Assignment,  Assumption  and
Recognition  Agreement  substantially  in the form of  Exhibit D hereto,  or, at  Purchaser's  request,  a seller's  warranties  and  servicing  agreement  or a  participation  and  servicing  agreement or similar agreement  in  form  and  substance  reasonably  acceptable  to  the  parties,  and in  connection  with a
Pass-Through  Transfer, a pooling and servicing agreement in form and substance  reasonably  acceptable to the  parties,  (collectively  the  agreements  referred  to herein  are  designated,  the  "Reconstitution
Agreements").  It is  understood  that any such  Reconstitution  Agreements  will not  contain any greater obligations  on the part of Company than are  contained  in this  Agreement.  Notwithstanding  anything to the  contrary in this Section  11.18,  the Company  agrees that it is required to perform the  obligations described in Exhibit K hereto.

         With  respect to each Whole Loan  Transfer  and each  Pass-Through  Transfer  entered into by the
Purchaser,  the Company  agrees (1) to cooperate  fully with the Purchaser and any  prospective  purchaser with  respect to all  reasonable  requests  and due  diligence  procedures;  (2) to  execute,  deliver and perform all Reconstitution  Agreements  required by the Purchaser;  (3) to restate the representations and warranties  set forth in this  Agreement  as of the  settlement  or closing date in  connection  with such
Reconstitution  (each, a  "Reconstitution  Date").  In that connection,  the Company shall provide to such servicer or issuer,  as the case may be, and any other  participants in such  Reconstitution:  (i) any and all information  (including servicing portfolio  information) and appropriate  verification of information
(including  servicing  portfolio  information) which may be reasonably  available to the Company,  whether through letters of its auditors and counsel or otherwise,  as the Purchaser or any such other  participant shall request upon reasonable demand;  and (ii) such additional  representations,  warranties,  covenants, opinions of counsel,  letters  from  auditors,  and  certificates  of public  officials or officers of the
Company as are  reasonably  agreed upon by the Company and the  Purchaser  or any such other  participant.
In connection  with each  Pass-Through  Transfer,  the Company agrees to provide  reasonable and customary indemnification  to the  Purchaser and its affilates  for  disclosure  contained in any offering  document relating to the  Company or its  affilates,  the  Mortgage  Loans and the  underwriting  standards  of the
Mortgage  Loans.  The  Purchaser  shall be  responsible  for the costs  relating  to the  delivery of such information.

         All Mortgage  Loans not sold or  transferred  pursuant to a  Reconstitution  shall remain subject to, and serviced in  accordance  with the terms of, this  Agreement  and the related Term Sheet,  and with respect thereto this Agreement and the related Term Sheet shall remain in full force and effect.

         IN WITNESS  WHEREOF,  the Company and the  Purchaser  have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

                                                   EMC MORTGAGE CORPORATION
                                                               Purchaser

                                                     By:________________________
                                                     Name:
                                                     Title:

                                                   HSBC MORTGAGE CORPORATION (USA)
                                                                Company

                                                     By: _______________________
                                                     Name:
                                                     Title:

                                                EXHIBIT A
                                        CONTENTS OF MORTGAGE FILE

         With respect to each  Mortgage  Loan,  the  Mortgage  File shall  include  each of the  following items,  which shall be  available  for  inspection  by the  Purchaser,  and which shall be retained by the
Company in the  Servicing  File or delivered to the  Purchaser or its designee  pursuant to Sections  2.04 and 2.05 of the Purchase, Warranties and Servicing Agreement.

         1.     The     original     Mortgage     Note     endorsed     "Pay    to    the     order     of
____________________________________________________,   without   recourse,"   and  signed  via   original
signature in the name of the Company by an authorized officer,  with all intervening  endorsements showing a complete chain of title from the  originator to the Company,  together with any  applicable  riders.  In no event  may an  endorsement  be a  facsimile  endorsement.  If the  Mortgage  Loan was  acquired  by the
Company  in a  merger,  the  endorsement  must be by  "[Company],  successor  by  merger  to the  [name of predecessor]".  If the  Mortgage  Loan was  acquired or  originated  by the Company  while doing  business under another name, the endorsement  must be by "[Company]  formerly known as [previous  name]".  Mortgage
Notes may be in the form of a lost note affidavit subject to Purchaser acceptability.

         2.       Except as provided  below and for each Mortgage  Loan that is not a MERS Mortgage  Loan, the  original  Mortgage  (together  with a standard  adjustable  rate  mortgage  rider)  with  evidence of recording  thereon,  or a copy thereof certified by the public recording office in which such mortgage has been  recorded or, if the original  Mortgage has not been returned from the  applicable  public  recording office,  a true  certified  copy,  certified by the Company.  With respect to each MERS Mortgage Loan, the original  Mortgage,  noting the presence of the MIN of the Mortgage Loans and either  language  indicating that the  Mortgage  Loan is a MOM Loan or if the  Mortgage  Loan  was not a MOM Loan at  origination,  the original Mortgage and the assignment thereof to MERS, with evidence of recording  indicated thereon,  or a copy of the Mortgage certified by the public recording office in which such Mortgage has been recorded.

         3.  The  original  or  certified  copy,  certified  by  the  Company,  of  the  Primary  Mortgage
Insurance Policy, if required.

         4.       In the  case of each  Mortgage  Loan  that is not a MERS  Mortgage  Loan,  the  original
Assignment, from the Company to  _____________________________________,  or in accordance with Purchaser's instructions,  which  assignment  shall,  but  for any  blanks  requested  by  Purchaser,  be in form  and substance  acceptable  for  recording.  If the  Mortgage  Loan was acquired or  originated  by the Company while  doing  business  under  another  name,  the  Assignment  must be by  "[Company]  formerly  known as
[previous  name]".  If the Mortgage Loan was acquired by the Company in a merger,  the endorsement must be by "[Company],  successor by merger to the [name of  predecessor]".  None of the  Assignments  are blanket assignments of mortgage.

         5.       The original policy of title insurance,  including riders and endorsements  thereto,  or if the policy has not yet been issued,  a written  commitment or interim binder or  preliminary  report of title issued by the title insurance or escrow company.

         6.       In the case of each  Mortgage Loan that is not a MERS  Mortgage  Loan,  originals of all recorded  intervening  Assignments,  or copies thereof,  certified by the public recording office in which such  Assignments  have been  recorded  showing  a  complete  chain of title  from the  originator  to the
Company,  with evidence of recording  thereon,  or a copy thereof certified by the public recording office in which such  Assignment has been recorded or, if the original  Assignment has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

         7.       Originals,  or copies  thereof  certified by the public  recording  office in which such documents  have  been  recorded,  of  each  assumption,  extension,  modification,  written  assurance  or substitution  agreements,  if  applicable,  or if the original of such document has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

         8.       If the Mortgage Note or Mortgage or any other material  document or instrument  relating to the  Mortgage  Loan has been  signed by a person on behalf of the  Mortgagor,  the  original or copy of power of attorney or other  instrument that authorized and empowered such person to sign bearing  evidence that  such  instrument  has been  recorded,  if so  required  in the  appropriate  jurisdiction  where the
Mortgaged  Property is located,  or a copy thereof  certified by the public recording office in which such instrument  has been recorded or, if the original  instrument  has not been  returned from the  applicable public recording office, a true certified copy, certified by the Company.

         9.       reserved.

         10.      Mortgage  Loan closing  statement  (Form HUD-1) and any other  truth-in-lending  or real estate settlement procedure forms required by law.

         11.      Residential loan application.

         12.      Uniform  underwriter  and  transmittal  summary  (Fannie  Mae Form  1008) or  reasonable equivalent.

         13.      Credit report on the mortgagor.

         14.      Business credit report, if applicable.

         15.      Residential appraisal report and attachments thereto.

         16.      The original of any guarantee executed in connection with the Mortgage Note.

         17.      Verification  of employment  and income  except for Mortgage  Loans  originated  under a limited documentation program, all in accordance with Company's underwriting guidelines.

         18.      Verification  of  acceptable   evidence  of  source  and  amount  of  down  payment,  in
accordance with Company's underwriting guidelines.

         19.      Photograph of the Mortgaged Property (may be part of appraisal).

         20.      Survey of the Mortgaged Property, if any.

         21.      Sales contract, if applicable.

         22.      If available,  termite  report,  structural  engineer's  report,  water  portability and septic certification.

         23.      Any original security  agreement,  chattel mortgage or equivalent executed in connection with the Mortgage.

         24.      Name affidavit, if applicable.

         Notwithstanding  anything to the contrary herein,  Company may provide one certificate for all of the Mortgage Loans indicating that the documents were delivered for recording.

         (B)      With respect to each Co-op Loan, as applicable  and as required by the  applicable  laws of the state in which the  related  Cooperative  apartment  is  located,  copies of:  (A) the  proprietary lease,  (B) the security  agreement,  (C) the assignment of the  proprietary  lease,  with all intervening assignments  showing a complete chain of title and an assignment  thereof by such Seller, (D) the original stock  certificate  evidencing  the ownership of the  Cooperative  apartment  endorsed or accompanied by a stock power  relating to such stock  certificate  executed in blank,  (E) a recognition  agreement in form approved by Seller's  underwriting  guidelines,  in substantially  the same form as the standard  "AZTECH"
form,  (F) copies of the  financing  statement  filed by the  applicable  Company as secured party and, if applicable,  a filed UCC-3 assignment of the subject security  interest showing a complete chain of title, together with an executed UCC-3  Assignment of such security  interest by the Company in a form sufficient for filing,  and (G) such other  documents  as are  necessary  for the  perfection  of a lien  against the related Co-op Loan ownership interests under applicable law.

                                                EXHIBIT B

                                    CUSTODIAL ACCOUNT LETTER AGREEMENT

                                           ______________, 2002

To:      [_______________________]
         (the "Depository")

         As "Company"  under the Purchase,  Warranties  and Servicing  Agreement,  dated as of May 1, 2001
Adjustable  Rate Mortgage  Loans (the  "Agreement"),  we hereby  authorize and request you to establish an account,  as a  Custodial  Account  pursuant  to  Section  4.04  of the  Agreement,  to be  designated  as
"[______________________________________],  in  trust  for  the  [Purchaser],  Owner  of  Adjustable  Rate
Mortgage  Loans".  All deposits in the account  shall be subject to  withdrawal  therefrom by order signed by the  Company.  This letter is  submitted to you in  duplicate.  Please  execute and return one original to us.

                                                              [__________________________]

                                                           By:____________________________

                                                           Name:__________________________

                                                           Title:_________________________

         The  undersigned,  as "Depository",  hereby  certifies that the above described  account has been established  under Account Number  [__________],  at the office of the  depository  indicated  above,  and agrees to honor  withdrawals on such account as provided above.  The full amount  deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance  Corporation  through the Bank  Insurance  Fund or the Savings  Association  Insurance  Fund or will be  invested  in  Permitted
Investments as defined in the Agreement.

                                                     HSBC MORTGAGE CORPORATION (USA)

                                                     By:____________________________

                                                     Name:__________________________

                                                     Title:_________________________

                                                EXHIBIT C

                                     ESCROW ACCOUNT LETTER AGREEMENT
                                           _____________, 2002

To:      [_______________________]
         (the "Depository")

         As "Company"  under the Purchase  Warranties  and  Servicing  Agreement,  dated as of May 1, 2001
Adjustable  Rate Mortgage  Loans (the  "Agreement"),  we hereby  authorize and request you to establish an account,  as  an  Escrow  Account  pursuant  to  Section  4.06  of  the  Agreement,  to be  designated  as
"[__________________________],  in trust for the  [Purchaser],  Owner of Adjustable  Rate Mortgage  Loans,
and various  Mortgagors."  All deposits in the account shall be subject to  withdrawal  therefrom by order signed by the  Company.  This  letter is  submitted  to you in  duplicate.  Please  execute and return one original to us.

                                            HSBC MORTGAGE CORPORATION (USA)

                                            By:____________________________
                                            Name:__________________________
                                            Title:_________________________

         The  undersigned,  as "Depository",  hereby  certifies that the above described  account has been established under Account Number __________,  at the office of the depository  indicated above, and agrees to honor  withdrawals  on such  account as provided  above.  The full amount  deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance  Corporation  through the
Bank  Insurance  Fund  or the  Savings  Association  Insurance  Fund  or will  be  invested  in  Permitted
Investments as defined in the Agreement.

                                            [______________________]

                                            By:______________________________
                                            Name:____________________________
                                            Title:___________________________

                                                EXHIBIT D

                         FORM OF ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

         This is a Purchase, Assignment, Assumption and Recognition Agreement (this "PAAR Agreement")
made as of  __________, 200__, among EMC Mortgage Corporation (the "Assignor"), ___________________ (the
"Assignee"), and HSBC Mortgage Corporation (USA) (the "Company").

         In  consideration  of the mutual  promises  contained  herein the parties  hereto  agree that the residential  mortgage  loans (the  "Assigned  Loans") listed on Attachment 1 annexed hereto (the "Assigned
Loan  Schedule")  now  serviced by Company for  Assignor and its  successors  and assigns  pursuant to the
Purchase,  Warranties and Servicing Agreement,  dated as of May 1, 2002, between Assignor and Company (the
"Purchase  Agreement")  shall be  subject  to the terms of this PAAR  Agreement.  Capitalized  terms  used herein but not defined shall have the meanings ascribed to them in the Purchase Agreement.

                                   Purchase, Assignment and Assumption

         1.       Assignor  hereby grants,  transfers and assigns to Assignee all of the right,  title and interest of Assignor in the Assigned  Loans and, as they relate to the Assigned  Loans,  all of its right, title and interest in, to and under the Purchase Agreement.

         2.       Simultaneously  with the  execution  hereof,  (i)  Assignee  shall pay to  Assignor  the
"Funding  Amount" as set forth in that  certain  letter  agreement,  dated as of _________  ____,  between
Assignee and Assignor (the  "Confirmation")  and (ii)  Assignor,  at its expense,  shall have caused to be delivered to Assignee or its  designee  the Mortgage  File for each  Assigned  Loan in  Assignor's  or its custodian's  possession,  as set forth in the Purchase  Agreement,  along with, for each Assigned Loan, an endorsement of the Mortgage Note from the applicable  Company,  in blank, and an assignment of mortgage in recordable  form from the  applicable  Company,  in blank.  Assignee  shall pay the Funding Amount by wire transfer  of  immediately  available  funds  to the  account  specified  by  Assignor.  Assignee  shall be entitled  to all  scheduled  payments  due  on  the  Assigned  Loans  after  ___________,  200__  and  all unscheduled  payments or other  proceeds or other  recoveries on the Assigned  Loans received on and after
_____________, 200__.

                                Representations, Warranties and Covenants

         3.       Assignor warrants and represents to Assignee and Company as of the date hereof:

         (a)      Attached  hereto as Attachment 2 is a true and accurate copy of the Purchase  Agreement, which  agreement  is in full force and effect as of the date hereof and the  provisions  of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

         (b)      Assignor  is the lawful  owner of the  Assigned  Loans with full right to  transfer  the
Assigned Loans and any and all of its interests,  rights and obligations  under the Purchase  Agreement as they relate to the Assigned Loans, free and clear from any and all claims and  encumbrances;  and upon the transfer of the  Assigned  Loans to Assignee as  contemplated  herein,  Assignee  shall have good title to each and every  Assigned  Loan, as well as any and all of  Assignee's  interests,  rights and  obligations under the Purchase  Agreement as they relate to the Assigned  Loans,  free and clear of any and all liens, claims and encumbrances;

         (c)      There are no offsets, counterclaims or other defenses available to Company with respect to the Assigned Loans or the Purchase Agreement;

         (d)      Assignor has no knowledge of, and has not received  notice of, any waivers under, or any modification of, any Assigned Loan;

         (e)      Assignor is duly organized,  validly existing and in good standing under the laws of the jurisdiction  of its  incorporation,  and has all requisite  power and authority to acquire,  own and sell the Assigned Loans;

         (f)      Assignor has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein.  The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of
Assignor's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor's charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject.  The execution, delivery and performance by Assignor of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of
Assignor.  This PAAR Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee and Company, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(i)      No consent,  approval,  order or authorization of, or declaration,  filing or registration  with, any  governmental  entity is required to be obtained or made by Assignor in connection with the execution, delivery  or  performance  by  Assignor  of  this  PAAR  Agreement,  or  the  consummation  by it  of  the transactions contemplated hereby; and

(j)      Neither  Assignor nor anyone  acting on its behalf has  offered,  transferred,  pledged,  sold or otherwise  disposed of the Assigned  Loans or any interest in the Assigned  Loans,  or solicited any offer to buy or accept a transfer,  pledge or other  disposition of the Assigned  Loans,  or any interest in the
Assigned Loans or otherwise  approached or negotiated  with respect to the Assigned Loans, or any interest in the  Assigned  Loans  with any  Person in any  manner,  or made any  general  solicitation  by means of general  advertising  or in any  other  manner,  or taken  any  other  action  which  would  constitute  a distribution  of the  Assigned  Loans under the  Securities  Act of 1933,  as amended  (the "1933 Act") or which would  render the  disposition  of the  Assigned  Loans a violation  of Section 5 of the 1933 Act or require registration pursuant thereto.

                  4.       Assignee warrants and represents to, and covenants with, Assignor and Company as of the date hereof:

         (a)      Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to acquire, own and purchase the Assigned Loans;

         (b)      Assignee has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein.  The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of
Assignee's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee's charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject.  The execution, delivery and performance by Assignee of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of
Assignee. This PAAR Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor and Company, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

         (c)      No consent, approval, order or authorization of, or declaration,  filing or registration with,  any  governmental  entity is required to be  obtained  or made by Assignee in  connection  with the execution,  delivery or performance by Assignee of this PAAR Agreement,  or the  consummation by it of the transactions contemplated hereby; and

         (d)      Assignee agrees to be bound as "Purchaser" by all of the terms, covenants and conditions of the Purchase Agreement with respect to the Assigned Loans, and from and after the date hereof, Assignee assumes for the benefit of each of Assignor and Company all of Assignor's obligations as "Purchaser" thereunder but solely with respect to such Assigned Loans.

                  5.       Company warrants and represents to, and covenant with, Assignor and Assignee as of the date hereof:

                  (a)      Attached hereto as Attachment 2 is a true and accurate copy of the Purchase
Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

         (b)      Company is duly organized,  validly  existing and in good standing under the laws of the jurisdiction  of its  incorporation,  and has all  requisite  power and  authority to service the Assigned
Loans and otherwise to perform its obligations under the Purchase Agreement;

(j)      Company has full corporate  power and authority to execute,  deliver and perform its  obligations under this PAAR  Agreement,  and to consummate the  transactions  set forth herein.  The consummation of the transactions  contemplated by this PAAR Agreement is in the ordinary course of Company's  business and will not conflict  with, or result in a breach of, any of the terms,  conditions  or  provisions  of Company's  charter or by-laws or any legal restriction,  or any material agreement or instrument to which Company is now a party or by which it is bound,  or result in the violation of any law, rule,  regulation,  order, judgment  or  decree  to which  Company  or its  property  is  subject.  The  execution, delivery and  performance by Company of this PAAR Agreement and the  consummation  by it of the  transactions  contemplated  hereby,  have been duly  authorized by all necessary corporate  action on part of Company.  This PAAR  Agreement  has been duly  executed and delivered  by  Company,  and,  upon the due  authorization,  execution  and  delivery by
                  Assignor and  Assignee,  will  constitute  the valid and legally  binding  obligation of
                  Company,   enforceable   against   Company  in  accordance  with  its  terms  except  as
                  enforceability may be limited by bankruptcy,  reorganization,  insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors'  rights  generally, and by general  principles of equity regardless of whether  enforceability is considered in a proceeding in equity or at law;

(k)      No consent,  approval,  order or authorization of, or declaration,  filing or registration  with, any  governmental  entity is required  to be obtained or made by Assignee in  connection with the execution,  delivery or performance by Company of this PAAR  Agreement,  or the consummation by it of the transactions contemplated hereby; and

(l)      No  event  has  occurred  from the  Closing  Date to the  date  hereof  which  would  render  the representations  and warranties as to the related  Assigned Loans made by the Company in
                  Sections 3.01 and 3.02 of the Purchase Agreement to be untrue in any material respect.

                  Recognition of Assignee

         6.       From and  after  the date  hereof,  Company  shall  recognize  Assignee  as owner of the
Assigned Loans and will service the Assigned Loans in accordance  with the Purchase  Agreement.  It is the intention of Assignor,  Company and Assignee  that this PAAR  Agreement  shall be binding upon and for the benefit of the  respective  successors  and assigns of the parties  hereto.  Neither  Company nor Assignor shall amend or agree to amend,  modify,  waiver,  or otherwise alter any of the terms or provisions of the
Purchase Agreement which amendment,  modification,  waiver or other alteration would in any way affect the
Assigned Loans without the prior written consent of Assignee.

                                            Miscellaneous

                  7.       All demands, notices and communications related to the Assigned Loans, the
Purchase Agreement and this PAAR Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:

         (a)      In the case of Company:
                  HSBC MORTGAGE CORPORATION (USA)
                           Lori Miller / Senior Vice President
                  2929 Walden Avenue
                  Depew, New York 14043

                  With a copy to:

         (b)      In the case of Assignor:
                  [Name and address]

         (c)      In the case of Assignee:
                  EMC Mortgage Corporation
                  Mac Arthur Ridge II
                  909 Hidden Ridge Drive, Suite 200
                  Irving, Texas 75038
                  Attention:  Ralene Ruyle
                  Telecopier No.:  (972) 444-2810

                  with a copy  to:
                  Bear Stearns Mortgage Capital Corporation
                  383 Madison Avenue
                  New York, New York 10179
                  Attention: ___________
                  Telecopier No.:  (212) 272-____

     8.  Each party will pay any commissions it has incurred and the fees of its attorneys in connection with the negotiations for, documenting of and closing of the transactions contemplated by this PAAR
     Agreement.

         9.       This PAAR Agreement  shall be construed in accordance  with the laws of the State of New
York,  without  regard to conflicts of law  principles,  and the  obligations,  rights and remedies of the parties hereunder shall be determined in accordance with such laws.

         10.      No term or  provision  of this PAAR  Agreement  may be waived or  modified  unless  such waiver or  modification  is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

         11.      This PAAR  Agreement  shall  inure to the benefit of the  successors  and assigns of the parties  hereto.  Any entity  into which  Assignor,  Assignee  or  Company  may be merged or  consolidated shall,  without  the  requirement  for any  further  writing,  be deemed  Assignor,  Assignee  or Company, respectively, hereunder.

         12.      This PAAR Agreement shall survive the conveyance of the Assigned  Loans,  the assignment of the  Purchase  Agreement  to the  extent  of the  Assigned  Loans  by  Assignor  to  Assignee  and  the
termination of the Purchase Agreement.

         13.      This PAAR Agreement may be executed  simultaneously in any number of counterparts.  Each counterpart  shall be deemed to be an original  and all such  counterparts  shall  constitute  one and the same instrument.

         14.      In the event that any provision of this PAAR Agreement conflicts with any provision of the Purchase Agreement with respect to the Assigned Loans, the terms of this PAAR Agreement shall control.  In the event that any provision of this PAAR Agreement conflicts with any provision of the
Confirmation with respect to the Assigned Loans, the terms of this PAAR Agreement shall control.

                                            [Modification of Purchase Agreement

17.      The Company and Assignor hereby amend the Purchase Agreement as follows:

         (a)      The following definitions are added to Section 1.01 of the Purchase Agreement:

         Securities Administrator:  ________________________

         Supplemental PMI Insurer:  ________________________

         Supplemental PMI Policy:   The  primary  guarantee  insurance  policy  of  the  Supplemental  PMI
         Insurer  attached  hereto as Exhibit J, or any  successor  Supplemental  PMI Policy  given to the
         Servicer by the Assignee.

         Trustee:          ________________________

         (b)      The following definition is amended and restated:

         Insurance Proceeds:        Proceeds of any Primary Mortgage  Insurance  Policy,  the Supplemental
         PMI  Policy,  any title  policy,  any  hazard  insurance  policy or any  other  insurance  policy covering a Mortgage Loan or other related Mortgaged  Property,  including any amounts required to be deposited in the Custodial  Account  pursuant to Section 4.04, to the extent such proceeds are not to be applied to the  restoration  of the  related  Mortgaged  Property  or  released  to the
         Mortgagor in accordance with Accepted Servicing Practices.

         (c)      The following are added as the fourth, fifth and sixth paragraphs of Section 4.08:

         "In  connection  with its activities as servicer,  the Company agrees to prepare and present,  on behalf  of  itself  and the  Purchaser,  claims  to the  Supplemental  PMI  Insurer  with  respect  to the
Supplemental  PMI  Policy  and,  in this  regard,  to take  such  action as shall be  necessary  to permit recovery under any  Supplemental  PMI Policy  respecting a defaulted  Mortgage  Loan.  Pursuant to Section
4.04,  any amounts  collected by the Company under any  Supplemental  PMI Policy shall be deposited in the
Custodial Account, subject to withdrawal pursuant to Section 4.05.

         In accordance with the  Supplemental  PMI Policy,  the Company shall provide to the  Supplemental
PMI Insurer any required information regarding the Mortgage Loans.

         The Company  shall  provide to the  [Securities  Administrator]  on a monthly  basis via computer tape, or other mutually  acceptable  format,  the unpaid principal balance,  insurer  certificate  number, lender loan number,  and premium due the  Supplemental  PMI Insurer for each  Mortgage Loan covered by the
Supplemental  PMI  Policy.  In  addition,  the  Company  agrees  to  forward  to  the  Purchaser  and  the
[Securities  Administrator]  any statements or other reports given by the  Supplemental PMI Insurer to the
Servicer in connection with a claim under the Supplemental PMI Policy."

         (d)      Clause (vi) of Section 6.1 is amended to read as follows:

         "Company  ceases to be  approved  by either  Fannie  Mae or FHLMC as a  mortgage  loan  seller or servicer for more than thirty days,  or the Company  fails to meet the servicer  eligibility  requirements of the Supplemental PMI Insurer; or"]

         IN WITNESS  WHEREOF,  the parties hereto have executed this PAAR Agreement as of the day and year first above written.

                                                              EMC MORTGAGE CORPORATION
                                                              Assignor

                                                              By:_________________________________________
                                                              Name:_______________________________________
                                                              Title:______________________________________

                                                              _______________________________
                                                              Assignee

                                                              By:_________________________________________
                                                              Name:_______________________________________
                                                              Title:______________________________________

                                                              HSBC MORTGAGE CORPORATION (USA)
                                                              Company

                                                              By:_________________________________________
                                                              Name:_______________________________________
                                                              Title:______________________________________

                                               ATTACHMENT 1

                                          ASSIGNED LOAN SCHEDULE

                                               ATTACHMENT 2

                               PURCHASE, WARRANTIES AND SERVICING AGREEMENT

                                                EXHIBIT E

                                          FORM OF TRIAL BALANCE

                                                EXHIBIT G

                               REQUEST FOR RELEASE OF DOCUMENTS AND RECEIPT

RE:      Mortgage Loan #___________________________________
BORROWER:__________________________________________________
PROPERTY: __________________________________________________

Pursuant to a Purchase,  Warranties and Servicing Agreement (the "Agreement")  between the Company and the
Purchaser,  the  undersigned  hereby  certifies  that he or she is an  officer of the  Company  requesting release of the documents for the reason specified below.  The undersigned further certifies that:

(Check one of the items below)

_____    On  _________________,  the above  captioned  mortgage  loan was paid in full or that the Company has been notified that payment in full has been or will be escrowed.  The Company  hereby  certifies  that all  amounts  with  respect  to this loan  which are  required  under the  Agreement  have been or will be deposited in the Custodial Account as required.

_____    The  above  captioned  loan is being  repurchased  pursuant  to the terms of the  Agreement.  The
Company  hereby  certifies  that the  repurchase  price has been  credited  to the  Custodial  Account  as required under the Agreement.

_____    The above captioned loan is being placed in foreclosure  and the original  documents are required to  proceed  with the  foreclosure  action.  The  Company  hereby  certifies  that the  documents  will be returned to the Purchaser in the event of reinstatement.

_____    Other (explain)

_______________________________________________________
_______________________________________________________

All  capitalized  terms  used  herein and not  defined  shall have the  meanings  assigned  to them in the
Agreement.

         Based on this  certification  and the indemnities  provided for in the Agreement,  please release to the Company all original mortgage documents in your possession relating to this loan.

Dated:_________________

By:________________________________
     Signature
    ___________________________________
         Title

Send documents to:         _____________________________________________
_____________________________________________
_____________________________________________

Acknowledgement:

         Purchaser  hereby  acknowledges  that all  original  documents  previously  released on the above captioned mortgage loan have been returned and received by the Purchaser.

Dated:________________

By:________________________________
     Signature

    _______________________________
     Title

EXHIBIT H

                                    COMPANY'S UNDERWRITING GUIDELINES

                                                EXHIBIT I

                                                TERM SHEET

         This TERM SHEET  (the "Term  Sheet")  dated  _____________,  between  HSBC  Mortgage  Corporation
(USA), a Delaware  corporation,  located at 2929 Walden Avenue,  Depew, New York 14043 (the "Company") and
EMC  Mortgage  Corporation,  a Delaware  corporation,  located at Mac  Arthur  Ridge II, 909 Hidden  Ridge
Drive,  Suite 200, Irving,  Texas 75038 (the  "Purchaser") is made pursuant to the terms and conditions of that certain  Purchase,  Warranties  and Servicing  Agreement (the  "Agreement")  dated as of May 1, 2002, between the Company and the  Purchaser,  the provisions of which are  incorporated  herein as if set forth in full  herein,  as such terms and  conditions  may be modified or  supplemented  hereby.  All  initially capitalized  terms used herein unless  otherwise  defined shall have the meanings  ascribed thereto in the
Agreement.

         The Purchaser  hereby  purchases  from the Company and the Company hereby sells to the Purchaser, all of the  Company's  right,  title and interest in and to the Mortgage  Loans  described on the Mortgage
Loan Schedule  annexed  hereto as Schedule I, pursuant to and in accordance  with the terms and conditions set forth in the Agreement,  as same may be  supplemented  or modified  hereby.  Hereinafter,  the Company shall service the Mortgage  Loans for the benefit of the Purchaser and all  subsequent  transferees of the
Mortgage Loans pursuant to and in accordance with the terms and conditions set forth in the Agreement.

1.       Definitions

         For purposes of the Mortgage  Loans to be sold pursuant to this Term Sheet,  the following  terms shall have the following meanings:

Aggregate Principal Balance
(as of the Cut-Off Date):

Closing Date:

Custodian:

Cut-off Date:

Initial Weighted Average
Mortgage Loan Remittance Rate:

Purchase Price Percentage:

Servicing Fee Rate:

         Except as modified herein, Section 8.01 of the Agreement shall remain in full force and effect as of the date hereof.

                  IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective duly authorized officers as of the date first above written.

                                                              HSBC MORTGAGE CORPORATION (USA)

                                                              By:_________________________________________
                                                              Name:_______________________________________
                                                              Title:______________________________________

                                                              EMC MORTGAGE CORPORATION

                                                              By:_________________________________________
                                                              Name:_______________________________________
                                                              Title:______________________________________

                                                SCHEDULE I

                                          MORTGAGE LOAN SCHEDULE

                                                EXHIBIT J

                                                 [RESERVED]

                                                 EXHIBIT K

                                        COMPANY'S OBLIGATIONS IN CONNECTION
                                          WITH A RECONSTITUTION

o        The Company shall (i) possess the ability to service into a securitization; (ii) service on a
         "Scheduled/Scheduled" reporting basis (advancing through the liquidation of an REO Property),
         (iii) make compensating interest payments on payoffs and curtailments and (iv) remit and report to a master servicer in format acceptable to such master servicer by the 18th calendar day of each month, unless otherwise provided in the securitization documents.

o        The Company shall provide an acceptable annual certification (officer's certificate) to the master servicer (as required by the Sarbanes-Oxley Act of 2002) as well as any other annual certifications required under the securitization documents (i.e. the annual statement as to compliance/annual independent certified public accountants' servicing report due by March 15 of each year).

o        The Company shall allow for the Purchaser, the master servicer or their designee to perform a review of audited financials and net worth of the Company.

o        The Company shall provide a Uniform Single Attestation Program certificate and Management
         Assertion as requested by the master servicer or the Purchaser.

o        The Company shall provide information on each Custodial Account as requested by the master servicer or the Purchaser, and each Custodial Accounts shall comply with the requirements for such accounts as set forth in the securitization documents.

o        The Company shall maintain its servicing system in accordance with the requirements of the master servicer.

                                             AMENDMENT REG AB
                            TO THE SELLER'S WARRANTIES AND SERVICING AGREEMENT

                  This is Amendment  Reg AB (the  "Amendment  Reg AB"),  dated as of November 7, 2005,  by and  between  EMC  Mortgage  Corporation  (the"Purchaser"),  and  HSBC  Mortgage  Corporation  (USA)  (the
"Company") to that certain Amended and Restated  Purchase,  Warranties and Servicing  Agreement,  dated as of  September  1,  2005  by  and  between  the  Company  and  the  Purchaser,  (as  amended,  modified  or supplemented, the "Existing Agreement").

                                                WITNESSETH

                  WHEREAS,  the  Company  and  the  Purchaser  have  agreed,  subject  to  the  terms  and conditions  of this  Amendment  Reg AB that the Existing  Agreement be amended to reflect  certain  agreed upon revisions to the terms of the Existing Agreement.

                  Accordingly,  the  Company and the  Purchaser  hereby  agree,  in  consideration  of the mutual  premises and mutual  obligations set forth herein,  that the Existing  Agreement is hereby amended as follows:

1.       Capitalized  terms used herein but not  otherwise  defined  shall have the  meanings set forth in the  Existing  Agreement.  The  Existing  Agreement  is hereby  amended by adding  the  following definitions in their proper alphabetical order:

                  Commission: The United States Securities and Exchange Commission.

                  Company Information: As defined in Section 2(g)(i)(A)(1).

                  Depositor:  With respect to any Securitization Transaction, the Person identified in writing to the Company by the Purchaser as depositor for such Securitization
                  Transaction.

                  Exchange Act.  The Securities Exchange Act of 1934, as amended.

                  Master  Servicer:   With  respect  to  any  Securitization   Transaction,   the  "master
                  servicer," if an, identified in the related transaction documents.

                  Qualified  Correspondent:  Any Person from which the Company  purchased  Mortgage Loans, provided that the  following  conditions  are  satisfied:  (i) such Mortgage  Loans were
                  originated   pursuant  to  an  agreement  between  the  Company  and  such  Person  that contemplated  that such Person would  underwrite  mortgage  loans from time to time, for sale to the Company,  in  accordance  with  underwriting  guidelines  designated  by the
                  Company  ("Designated  Guidelines")  or guidelines that do not vary materially from such
                  Designated  Guidelines:  (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Company  within 180 days after  origination
                  (except that 1% of the  Mortgage  Loans in any  securitization  may be within 240 days);
                  (iii) either (x) the  Designated  Guidelines  were, at the time such Mortgage Loans were originated,  used by the Company in the  origination  of mortgage loans of the same type as the Mortgage  Loans for the  Company's own account or (y) the  Designated  Guidelines were, at the time such Mortgage  Loans were  underwritten,  designated by the Company on a  consistent  basis for use by lenders in  originating  mortgage  loans to be purchased by the Company;  and (iv) the Company  employed,  at the time such  Mortgage  Loans were acquired by the Company  pre-purchase  or  post-purchase  quality  assurance  procedures
                  (which may involve,  among other things,  review of a sample of mortgage loans purchased during a  particular  time  period or through  particular  channels)  designed to ensure that Persons from which it purchased  mortgage loans properly  applied the  underwriting criteria designated by the Company.

                  Reconstitution:  Any Securitization Transaction or Whole Loan Transfer.

                  Reconstitution  Agreement:  An agreement or  agreements  entered into by the Company and the Purchaser  and/or  certain third parties in connection  with a  Reconstitution  with respect to any or all of the Mortgage Loans.

                  Regulation AB: Subpart  229.1100 – Asset Backed  Securities  (Regulation  AB), 17 C.F.R.
                  §§229.1100-229.1123,  as such may be  amended  from time to time,  and  subject  to such clarification  and  interpretation  as  have  been  provided  by the  Commission  in the adopting release (Asset-Backed  Securities,  Securities Act Release No. 33-8518, 70 Fed.
                  Reg.  1,506,  1,531  (Jan.  7,  2005)) or by the staff of the  Commission,  or as may be provided by the Commission or its staff from time to time.

                  Securities Act: The federal Securities Act of 1933, as amended.

                  Securitization  Transaction:  Any  transaction  involving  either  (1) a sale  or  other transfer  of some or all of the  Mortgage  Loans  directly or  indirectly  to an issuing entity (as  defined  in  Regulation  AB) in  connection  with an  issuance  of  publicly offered or  privately  placed,  rated or unrated  mortgage-backed  securities  or (2) an issuance of publicly  offered or  privately  placed,  rated or unrated  securities,  the payments on which are  determined  primarily by reference to one or more  portfolios  of residential  mortgage  loans  consisting,  in whole  or in  part,  of some or all of the
                  Mortgage Loans.

                  Servicer:  As defined in Section 2(f)(iii).

                  Servicing  Criteria:  The  "servicing  criteria" set forth in Item 1122(d) of Regulation
                  AB, as such may be amended from time to time.

                  Static  Pool  Information:  Information  set  forth  in  Item  1105(a)  and  1105(c)  of
                  Regulation AB.

                  Subcontractor:  Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as "servicing" is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans pursuant to a Reconstitution
                  Agreement but performs one or more discrete functions identified in Item 1122(d) of
                  Regulation AB with respect to Mortgage Loans (serviced by the Company under a
                  Reconstitution Agreement) under the direction or authority of the Company or a
                  Subservicer.

                  Subservicer:  Any Person  that  services  Mortgage  Loans on behalf of the  Company  (as servicer under a  Reconstitution  Agreement) or any  Subservicer  and is responsible for the  performance  (whether  directly or through  Subservicers  or  Subcontractors)  of a substantial  portion of the  material  servicing  functions  required to be performed by the Company under this  Agreement or any  Reconstitution  Agreement  that are identified in Item 1122(d) of Regulation AB.

                  Third  Party  Originator:  Each  Person,  other  than a  Qualified  Correspondent,  that originated Mortgage Loans acquired by the Company.

                  Whole Loan Transfer:  Any sale or transfer of some or all of the Mortgage  Loans,  other than a Securitization Transaction.

2.       The Purchaser and the Company agree that the Existing  Agreement is hereby  amended by adding the following provisions as an addendum:

(a)      (i)      The Company  hereby  represents  to the  Purchaser,  to any Master  Servicer  and to any
                  Depositor,  as of the date on which information is first provided to the Purchaser,  any
                  Master  Servicer or any  Depositor  under  Section  2(f) that,  except as  disclosed  in writing to the Purchaser,  such Master  Servicer or such  Depositor  prior to such date:
                  (i) the  Company  is not aware  and has not  received  notice  that any  default,  early amortization  or  other  performance  triggering  event  has  occurred  as to any  other securitization  due to any act or failure to act of the  Company;  (ii) the  Company has not been terminated as servicer in a residential  mortgage loan  securitization,  either due to a  servicing  default  or to  application  of a  servicing  performance  test  or trigger;  (iii) no material  noncompliance  with the applicable  servicing criteria with respect to other  securitizations  of residential  mortgage loans  involving the Company as servicer has been disclosed or reported by the Company;  (iv) no material  changes to the  Company's  policies or procedures  with respect to the  servicing  function it will perform under this  Agreement and any  Reconstitution  Agreement for mortgage loans of a type  similar  to  the  Mortgage  Loans  have  occurred  during  the  three-year  period immediately preceding the related Securitization  Transaction;  (v) there are no aspects of the Company's  financial  condition that could have a material  adverse effect on the performance  by the Company of its  servicing  obligations  under this  Agreement or any
                  Reconstitution  Agreement;  (vi) there are no material legal or governmental proceedings pending  (or known to be  contemplated)  against the  Company,  any  Subservicer  or any
                  Third-Party  Originator of a type  identified  in Item 1117 of Regulation  AB; and (vii)
                  there are no affiliations,  relationships or transactions  relating to the Company,  any
                  Subservicer  or  any  Third-Party   Originator   with  respect  to  any   Securitization
                  Transaction  and  any  party  thereto  identified  by the  related  Depositor  of a type described in Item 1119 of Regulation AB.

                  (ii)     If so requested by the Purchaser,  any Master  Servicer or any Depositor on any
                  date following the date on which  information  is first  provided to the Purchaser,  any
                  Master  Servicer or any  Depositor  under  Section  2(f),  the Company shall within five
                  Business  Days,  following  such  request,  to confirm in writing  the  accuracy  of the representations  and  warranties  set forth in paragraph  (i) of this Section or, if any such  representation  and  warranty  is not  accurate  as of the  date of such  request, provide  reasonably  adequate  disclosure of the  pertinent  facts,  in writing,  to the requesting party.

(b)      The Company  shall use its  reasonable  best  efforts on or before March 1, but in no event later than March 15, of each calendar  year,  commencing in 2007, to deliver to the Purchaser, any Master  Servicer  and any  Depositor  a statement  of  compliance  addressed  to the
                  Purchaser,  and Master  Servicer and such Depositor and signed by an authorized  officer of the Company,  to the effect that (i) a review of the Company's  activities during the immediately  preceding  calendar  year  (or  applicable  portion  thereof)  and  of  its performance  under this Agreement and any  applicable  Reconstitution  Agreement  during such  period  has been made under such  officer's  supervision,  and (ii) to the best of such  officers'  knowledge,  based on such review,  the Company has fulfilled all of its obligations  under this  Agreement and any  applicable  Reconstitution  Agreement in all material respects  throughout such calendar year (or applicable  portion thereof) or, if there has been a  failure  to  fulfill  any such  obligation  in any  material  respect, specifically  identifying  each such  failure  known to such  officer and the nature and the status thereof.

(c)      (i)      The  Company  shall use its  reasonable  best  efforts  on or before  March 1, but in no event later than March 15, of each calendar year, commencing in 2007 to:

                                     (A)    Deliver to the Purchaser, any Master Servicer and any
                           Depositor a report (in form and substance reasonably satisfactory to the
                           Purchaser, such Master Servicer and such Depositor) regarding the Company's assessment of compliance with the Servicing Criteria during the immediately preceding calendar year, as required under Rules 13a-18 and 15d-18 of the
                           Exchange Act and Item 1122 of Regulation AB.  Such report shall be addressed to the Purchaser and such Depositor and signed by an authorized officer of the
                           Company, and shall address each of the Servicing Criteria specified on a certification substantially in the form of Exhibit B hereto delivered to the
                           Purchaser at the time of any Securitization  Transaction;

                                     (B)    deliver to the Purchaser, any Master Servicer and any
                           Depositor a report of a registered public accounting firm reasonably acceptable to the Purchaser, such Master Servicer and such Depositor that attests to, and reports on, the assessment of compliance made by the Company and delivered pursuant to the preceding paragraph.  Such attestation shall be in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the
                           Securities Act and the Exchange Act;

                                     (C)    cause each Subservicer and each Subcontractor determined by the Company pursuant to Section 2(e)(ii) to be "participating in the servicing function" within the meaning of Item 1122 of Regulation AB (each, a
                           "Participating Entity"), to deliver to the Purchaser, and Master Servicer and any Depositor an assessment of compliance and accountants' attestation as and when provided in paragraphs (i) and (ii) of this Section 2(c); and

                                     (D)    deliver and cause each Subservicer and Subcontractor
                           described in clause (c) to provide , to the Purchaser, and Master Servicer, any Depositor and any other Person that will be responsible for signing the certification (a "Sarbanes Certification") required by Rules 13a-14(d) and
                           15d-14(d) under the Exchange Act (pursuant to Section 302 of the
                           Sarbanes-Oxley Act of 2002) on behalf of an asset-backed issuer with respect to a Securitization Transaction a certification signed by the appropriate officer of the company in the form attached hereto as Exhibit A.

                           The Company acknowledges that the parties identified in clause (i)(D) above may rely on the certification provided by the Company pursuant to such clause in signing a Sarbanes Certification and filing such with the Commission.

                           (ii)     Each assessment of compliance provided by a Subservicer pursuant to
                  Section 2(c)(i)(A) shall address each of the Servicing Criteria specified on a certification substantially in the form of Exhibit B hereto delivered to the Purchaser concurrently with the execution of this Agreement or, in the case of a Subservicer subsequently appointed as such, on or prior to the date of such appointment.  An assessment of compliance provided by a Subcontractor pursuant to Section 2(c)(i)(C)
                  need not address any elements of the Servicing Criteria other than those specified by the Company pursuant to Section 2(e).

(d)      [Reserved]

(e)      The Company shall not hire or otherwise  utilize the services of any  Subservicer  to fulfill any
                  of  the   obligations   of  the  Company  as  servicer   under  this  Agreement  or  any
                  Reconstitution  Agreement  unless the Company complies with the provisions of clause (i)
                  of this  Section.  The Company  shall not hire or otherwise  utilize the services of any
                  Subcontractor,  and shall not permit any  Subservicer  to hire or otherwise  utilize the services  of any  Subcontractor,  to fulfill  any of the  obligations  of the Company as servicer  under this  Agreement  or any  Reconstitution  Agreement  unless  the  Company complies with the provisions of 2(e)(ii) of this Section.

(i)      It shall not be  necessary  for the  Company  to seek the  consent of the  Purchaser,  any Master
                  Servicer or any  Depositor to the  utilization  of any  Subservicer.  The Company  shall cause any  Subservicer  used by the Company (or by any  Subservicer)  for the benefit of the Purchaser  and any Depositor to comply with the  provisions of this Section and with
                  Sections 2(a),  2(b),  2(c),  2(f)(iii),  2(f)(v) and 2(g) of this Agreement to the same extent  as if  such  Subservicer  were  the  Company,  and to  provide  the  information required  with respect to such  Subservicer  under Section  2(f)(iv) of this  Agreement.
                  The Company shall be responsible  for obtaining from each  Subservicer and delivering to the  Purchaser  and any  Depositor  any  servicer  compliance  statement  required to be delivered by such  Subservicer  under Section  2(b),  any  assessment of compliance  and attestation  required to be delivered  by such  Subservicer  under  Section 2(c) and any certification  required  to be  delivered  to the Person  that will be  responsible  for signing  the  Sarbanes  Certification  under  Section  2(c) as and when  required  to be delivered.

(ii)     It shall not be necessary  for the Company to seek the consent of the  Purchaser or any Depositor to the  utilization  of any  Subcontractor.  The Company  shall  promptly  upon  request provide to the Purchaser and any  Depositor (or any designee of the  Depositor,  such as any Master Servicer or an  administrator)  a written  description (in form and substance satisfactory  to the  Purchaser,  such  Depositor and such Master  Servicer) of the role and  function  of  each  Subcontractor  utilized  by the  Company  or  any  Subservicer, specifying  (A) the  identity  of each  such  Subcontractor,  (B) which (if any) of such
                  Subcontractors  are  Participating  Entities,  and (C) which  elements of the  Servicing
                  Criteria will be addressed in assessments of compliance  provided by each  Subcontractor identified pursuant to clause (B) of this paragraph.

                  As a condition to the utilization of any  Subcontractor  determined to be "participating in the  servicing  function"  within  the  meaning  of Item 1122 of  Regulation  AB, the
                  Company shall cause any such  Subcontractor  used by the Company (or by any Subservicer)
                  for the benefit of the  Purchaser  and any  Depositor to comply with the  provisions  of
                  Sections  2(c) and 2(g) of this  Agreement  to the same extent as if such  Subcontractor
                  were  the  Company.   The  Company  shall  be   responsible   for  obtaining  from  each
                  Subcontractor  and  delivering to the  Purchaser  and any  Depositor  any  assessment of compliance  and  attestation  and the other  certifications  required to be delivered by such  Subservicer  and such  Subcontractor  under Section 2(c), in each case as and when required to be delivered.

(f)      In  connection  with any  Securitization  Transaction  the Company shall (1) within five Business
         Days following  request by the Purchaser or any  Depositor,  to provide to the Purchaser and such
         Depositor  (or,  as  applicable,  cause  each  Third-Party  Originator  and each  Subservicer  to provide),  in writing and in form and  substance  reasonably  satisfactory  to the  Purchaser and such  Depositor,  the information and materials  specified in paragraphs (i), (ii),  (iii),  (vi)
         and (vii) of this  Section  2(f),  and (2) as  promptly  as  practicable  following  notice to or discovery by the Company,  provide to the  Purchaser  and any  Depositor  (in writing and in form and  substance  reasonably  satisfactory  to the Purchaser and such  Depositor)  the  information specified in paragraph (iv) of this Section.

(i)      If so  requested  by  the  Purchaser  or  any  Depositor  in  connection  with  a  Securitization
                  Transaction,  the Company shall provide such information  regarding (x) the Company,  as originator  of the Mortgage  Loans  (including  as an acquirer of Mortgage  Loans from a
                  Qualified  Correspondent),  or (y) each Third-Party  Originator,  and (z) as applicable, each  Subservicer,  as is requested for the purpose of compliance with Items 1103(a)(1),
                  1105,  1110,  1117 and 1119 of  Regulation  AB. Such  information  shall  include,  at a minimum:

                                    (A)     the originator's form of organization;

                                    (B)     a description of the originator's origination program and
                           how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage
                           Loans; information regarding the size and composition of the originator's origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators' credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage
                           Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1110(b)(2) of
                           Regulation AB;

                                    (C)     a description of any material legal or governmental
                           proceedings pending (or known to be contemplated) of a type described in Item
                           1117 of Regulation AB against the Company, each Third-Party Originator and each Subservicer; and

                                    (D)     a description of any affiliation or relationship of a type described in Item 1119 of Regulation AB between the Company, each Third-Party
                           Originator, each Subservicer and any of the following parties to a
                           Securitization Transaction, as such parties are identified to the Company by the Purchaser or any Depositor in writing in advance of such Securitization
                           Transaction:

                                            (1)      the sponsor;
                                            (2)      the depositor;
                                            (3)      the issuing entity;
                                            (4)      any servicer;
                                            (5)      any trustee;
                                            (6)      any originator;
                                            (7)      any significant obligor;
                                            (8)      any enhancement or support provider; and
                                            (9)      any other material transaction party.

(ii)     If so  requested  by  the  Purchaser  or  any  Depositor,  the  Company  shall  provide  (or,  as applicable,  cause each Third-Party  Originator to provide) Static Pool Information with respect to the mortgage  loans (of a similar type as the Mortgage  Loans,  as reasonably identified by the  Purchaser as provided  below)  originated by (a) the Company,  if the
                  Company is an originator of Mortgage  Loans  (including as an acquirer of Mortgage Loans from a Qualified  Correspondent),  and/or (b) each Third-Party  Originator.  Such Static
                  Pool  Information  shall be prepared by the Company (or  Third-Party  Originator) on the basis  of its  reasonable,  good  faith  interpretation  of  the  requirements  of  Item
                  1105(a)(1)-(3)  of Regulation  AB. To the extent that there is  reasonably  available to the Company (or Third-Party  Originator)  Static Pool  Information  with respect to more than one  mortgage  loan type,  the  Purchaser  or any  Depositor  shall be  entitled to specify  whether  some or all of such  information  shall be  provided  pursuant to this paragraph.  The content of such Static Pool  Information may be in the form  customarily provided  by  the  Company,  and  need  not  be  customized  for  the  Purchaser  or any
                  Depositor.  Such Static Pool  Information  for each  vintage  origination  year or prior securitized  pool, as  applicable,  shall be presented in increments no less  frequently than quarterly  over the life of the mortgage loans included in the vintage  origination year or prior  securitized  pool.  The most recent  periodic  increment  must be as of a date no later  than 135 days  prior  to the  date of the  prospectus  or other  offering document in which the Static Pool  Information  is to be  included  or  incorporated  by reference.  The Static Pool Information  shall be provided in an electronic  format that provides a permanent  record of the information  provided,  such as a portable  document format  (pdf)  file,  or  other  such  electronic  format  reasonably  required  by  the
                  Purchaser or the Depositor, as applicable.

                  Promptly  following  notice or discovery of a material error in Static Pool  Information provided  pursuant to the  immediately  preceding  paragraph  (including  an omission to include therein  information  required to be provided  pursuant to such paragraph),  the
                  Company  shall  provide  corrected  Static  Pool  Information  to the  Purchaser  or any
                  Depositor,  as  applicable,  in the same  format in which  Static Pool  Information  was previously provided to such party by the Company.

                  If so requested by the Purchaser or any Depositor, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such statements and agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or
                  Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Company's or Third-Party
                  Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request.  Such statements and letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction.  Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

(iii)    If so requested by the Purchaser or any  Depositor,  the Company  shall provide such  information regarding the Company,  as servicer of the Mortgage Loans,  and each  Subservicer  (each of the Company and each Subservicer,  for purposes of this paragraph, a "Servicer"),  as is  requested  for  the  purpose  of  compliance  with  Items  1108,  1117  and  1119 of
                  Regulation AB.  Such information shall include, at a minimum:

                                    (A)     the Servicer's form of organization;
(1)      (B)               a description of how long the Servicer has been servicing residential mortgage loans; a general discussion of the Servicer's experience in servicing assets of any type as well as a more detailed discussion of the Servicer's experience in, and procedures for, the servicing function it will perform under this
                           Agreement and any Reconstitution Agreements; information regarding the size, composition and growth of the Servicer's portfolio of residential mortgage loans of a type similar to the Mortgage Loans and information on factors related to the Servicer that may be material, in the good faith judgment of the Purchaser or any Depositor, to any analysis of the servicing of the
                           Mortgage Loans or the related asset-backed securities, as applicable, including, without limitation:

(2)      (1)                                whether any prior securitizations of mortgage loans of a
                                            type similar to the Mortgage Loans involving the Servicer
                                            have defaulted or experienced an early amortization or other performance triggering event because of servicing during the three-year period immediately preceding the related
                                            Securitization Transaction;

                                                     (2)      the extent of outsourcing the Servicer
                                            utilizes;

                                                     (3)      whether there has been previous disclosure
                                            of material noncompliance with the applicable servicing
                                            criteria with respect to other securitizations of
                                            residential mortgage loans involving the Servicer as a
                                            servicer during the three-year period immediately preceding the related Securitization Transaction;

                                                     (4)      whether the Servicer has been terminated
                                            as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a
                                            servicing performance test or trigger; and

                                                     (5)      such other information as the Purchaser or
                                            any Depositor may reasonably request for the purpose of
                                            compliance with Item 1108(b)(2) of Regulation AB;

(3)      (C)               a description of any material changes during the three-year period immediately preceding the related Securitization Transaction to the Servicer's policies or procedures with respect to the servicing function it will perform under this
                           Agreement and any Reconstitution Agreements for mortgage loans of a type similar to the Mortgage Loans;

(4)      (D)               information regarding the Servicer's financial condition, to the extent that there is a material risk that an adverse financial event or circumstance involving the Servicer could have a material adverse effect on the performance by the Company of its servicing obligations under this Agreement or any
                           Reconstitution Agreement;

(5)      (E)               information regarding advances made by the Servicer on the Mortgage Loans and the Servicer's overall servicing portfolio of residential mortgage loans for the three-year period immediately preceding the related Securitization
                           Transaction, which may be limited to a statement by an authorized officer of the Servicer to the effect that the Servicer has made all advances required to be made on residential mortgage loans serviced by it during such period, or, if such statement would not be accurate, information regarding the percentage and type of advances not made as required, and the reasons for such failure to advance;

(6)      (F)               a description of the Servicer's processes and procedures designed to address any special or unique factors involved in servicing loans of a similar type as the Mortgage Loans;

                                    (G)     a description of the Servicer's processes for handling
                           delinquencies, losses, bankruptcies and recoveries, such as through liquidation of mortgaged properties, sale of defaulted mortgage loans or workouts;

(H)      information  as to  how  the  Servicer  defines  or  determines  delinquencies  and  charge-offs, including the effect of any grace  period,  re-aging,  restructuring,  partial payments  considered  current or other  practices  with respect to delinquency and loss experience; and

                                    (I)     a description of any material legal or governmental
                           proceedings pending (or known to be contemplated) against the Servicer;

                                    (J)     a description of any affiliation or relationship between the
                            Servicer and any of the following parties to a Securitization Transaction, as such parties are identified to the Servicer by the Purchaser or any
                            Depositor in writing in advance of such Securitization Transaction:

                                            (1)      the sponsor;
                                            (2)      the depositor;
                                            (3)      the issuing entity;
                                            (4)      any servicer;
                                            (5)      any trustee;
                                            (6)      any originator;
                                            (7)      any significant obligor;
                                            (8)      any enhancement or support provider; and
                                            (9)      any other material transaction party.

(iv)     [For the purpose of satisfying  the reporting  obligation  under the Exchange Act with respect to
                  any  class  of  asset-backed  securities,   the  Company  shall  (or  shall  cause  each
                  Subservicer and  Third-Party  Originator to) (i) provide prompt notice to the Purchaser, and Master  Servicer  and any  Depositor in writing of (A) any  material  litigation  or governmental  proceedings  of a type  described in Item 1117 of  Regulation AB involving the Company,  any  Subservicer or any Third-Party  Originator  (B)) any  affiliations or relationships  that develop  following the closing date of a Securitization  between the
                  Company,  any  Subservicer  or  any  Third-Party  Originator  and  any  of  the  parties specified  in clause (D) of paragraph  (i) of this  Section 2(f) (and any other  parties identified  in writing by the  requesting  party)  with  respect to such  Securitization
                  Transaction,  (C) any  Event  of  Default  under  the  terms  of this  Agreement  or any
                  Reconstitution  Agreement,  (D) any merger,  consolidation or sale of substantially  all of the assets of the Company,  and (E) the  Company's  entry into any  agreement  with a
                  Subservicer  to  perform  or  assist  in  the   performance  of  any  of  the  Company's
                  obligations  under this  Agreement or any  Reconstitution  Agreement and (ii) provide to the  Purchaser  and any Depositor a description  of such  proceedings,  affiliations  or relationships.  All notification pursuant to clause (A) should be sent to:

                  EMC Mortgage Corporation

                  2780 Lake Vista Drive

                  Lewisville, TX 75067-3884

                  Attention:  Conduit Seller Approval Dept.

                  Facsimile:  (214) 626-3751

                  Email:  sellerapproval@bear.com

                  With a copy to:

                  Bear, Stearns & Co. Inc.

                  383 Madison Avenue, 3rd floor

                  New York, NY 10179

                  Attention:  Global Credit Administration

                  Facsimile:  (212) 272-6564

                  Notifications pursuant to clause (B) should be sent to:

                  EMC Mortgage Corporation

                  Two Mac Arthur Ridge

                  909 Hidden Ridge Drive, Suite 200

                  Irving, TX 75038

                  Attention:  Associate General Counsel for Loan Administration

                  Facsimile:  (972) 831-2555

                  With copies to:

                  Bear, Stearns & Co. Inc.

                  383 Madison Avenue, 3rd floor

                  New York, NY 10179

                  Attention:  Global Credit Authorization

                  Facsimile:  (212) 272-6564

                  EMC Mortgage Corporation

                  2780 Lake Vista Drive

                  Lewisville, TX 75067-3884

                  Attention:  Conduit Seller Approval Dept.

                  Facsimile:  (214) 626-3751

                  Email:  sellerapproval@bear.com

(v)      As a condition to the  succession to the Company or any  Subservicer  as servicer or  subservicer under this  Agreement or any  Reconstitution  Agreement by any Person (i) into which the
                  Company  or such  Subservicer  may be  merged  or  consolidated,  or (ii)  which  may be appointed as a successor to the Company or any  Subservicer,  the Company  shall provide to the  Purchaser,  any Master  Servicer and any  Depositor,  at least 15 calendar  days prior to the effective  date of such  succession or  appointment,  (x) written notice to the  Purchaser and any Depositor of such  succession or  appointment  and (y) in writing and in form and substance  reasonably  satisfactory to the Purchaser and such Depositor, all  information  reasonably  requested by the  Purchaser  or any  Depositor in order to comply with its  reporting  obligation  under Item 6.02 of Form 8-K with  respect to any class of asset-backed securities.

(vi)     In addition to such  information as the Company,  as servicer,  is obligated to provide  pursuant to  other  provisions  of this  Agreement,[  not  later  than  ten  days  prior  to the deadline  for the  filing of any  distribution  report on Form 10-D in  respect  of any
                  Securitization  Transaction  that  includes any of the Mortgage  Loans  serviced by the
                  Company or any Subservicer, the Company or such Subservicer, as applicable,  shall, but only to the extent the Company or such Subservicer has knowledge,  provide to the party responsible  for filing such report  (including,  if applicable,  the Master  Servicer)
                  notice of the  occurrence of any of the following  events along with all  information, data,  and  material  related  thereto as may be required to be included in the related distribution  report on Form 10-D (as  specified in the  provisions  of  Regulation  AB referenced below):

i.       any material  modifications,  extensions or waivers of Mortgage  Loans serviced by the Company or its  Subservicer  terms,  fees,  penalties or payments during the distribution  period or that have  cumulatively  become  material over time (Item 1121(a)(11) of Regulation AB);

ii.      material  breaches of Mortgage Loans serviced by the Company or its Subservicers  representations or warranties  or  transaction  covenants  (Item  1121(a)(12)  of
                                         Regulation AB); and

iii.     information  regarding any Mortgage  Loans  serviced by the Company or its  Subservicers  changes
                                         (such  as,  additions,  substitutions  or  repurchases),  and any material  changes in origination,  underwriting or other criteria for  acquisition  or  selection of pool assets as it relates to a substitution (Item 1121(a)(14) of Regulation AB),

                           the  Company  shall  provide  to the  Purchaser,  any Master  Servicer  and any
                  Depositor,  evidence of the authorization of the person signing any  certification  and, no more than once a year,  copies or other  evidence  of  Fidelity  Bond  Insurance  and
                  Errors and Omission  Insurance  Policy,  financial  information  and  reports,  and such other  information  related to the  Company or any  Subservicer  or the  Company or such
                  Subservicer's  performance  hereunder,   which  items  may  be  accepted  in  the  forms
                  acceptable to the Company's and Subservicer's regulators or the agencies.  [ (i)
                  The Company shall  indemnify the Purchaser,  each  affiliate of the Purchaser,  and each of the following  parties  participating in a Securitization  Transaction:  each sponsor and issuing entity;  each Person  (including,  but not limited to, any Master  Servicer, if  applicable)  responsible  for the  preparation,  execution  or filing of any  report
                  required  to  be  filed  with  the  Commission  with  respect  to  such   Securitization
                  Transaction,  or for  execution of a  certification  pursuant to Rule  13a-14(d) or Rule
                  15d-14(d) under the Exchange Act with respect to such Securitization  Transaction;  each broker dealer acting as underwriter,  placement agent or initial purchaser,  each Person who controls any of such parties or the  Depositor  (within the meaning of Section 15 of the Securities  Act and Section 20 of the Exchange Act); and the respective  present and former  directors,  officers,  employees  ,agents ] of each of the  foregoing and of the
                  Depositor  (each,  an  "Indemnified  Party"),  and shall hold each of them harmless from and against any claims, losses, damages, penalties,  fines, forfeitures,  legal fees and expenses and related costs,  judgments,  and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

                           (A)(1)   any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, data,  accountants' letter or other material provided in written or electronic form under this Amendment Reg AB by or on behalf of the Company, or provided under this Amendment Reg AB by or on behalf of any Subservicer, Subcontractor or Third-Party Originator (collectively, the
                  "Company Information"), or (2) the omission or alleged omission to state in the Company
                  Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (2) of this paragraph shall be construed solely by reference to the Company
                  Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information;

                           (B)      any breach by the Company of its obligations under this agreement, including particularly any failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Amendment Reg
                  AB, including any failure by the Company to identify pursuant to Section 2(e)(ii) any
                  Subcontractor "participating in the servicing function" within the meaning of Item
                  1122 of Regulation AB; or

(C)      any breach by the Company of a representation or warranty set forth in Section 2(a)(i) or in a writing furnished pursuant to Section 2(a)(ii) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 2(a)(ii) to the extent made as of a date subsequent to such closing date.
(D)      The negligence bad faith or willful misconduct of the Company in connection with its performance under this Amendment.

                           If the indemnification provided for herein is unavailable or insufficient as determined by a court of law to hold harmless an Indemnified Party, then the
                           Company agrees that it shall contribute to the amount paid or payable by such
                           Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect relative fault of such Indemnified Party on the one hand and the
                           Company on the other.
                           In the case of any failure of  performance  described in clause  (i)(B) of this
                  Section 2(g), the Company shall  promptly  reimburse the  Purchaser,  any Depositor,  as applicable,  and each Person  responsible  for the  preparation,  execution or filing of
                  any  report   required  to  be  filed  with  the   Commission   with   respect  to  such
                  Securitization  Transaction,  or for  execution  of a  certification  pursuant  to  Rule
                  13a-14(d) or Rule 15d-14(d)  under the Exchange Act with respect to such  Securitization
                  Transaction,  for all costs  reasonably  incurred  by each such party in order to obtain the  information,  report,  certification,  accountants'  letter or other  material  not delivered  as  required  by the  Company,  any  Subservicer,  any  Subcontractor  or any
                  Third-Party Originator.

                           This  indemnification  shall survive the  termination  of this Agreement or the termination of any party to this Agreement.

                  (ii)     (A)      Any failure by the Company, any Subservicer, any Subcontractor or any
                  Third-Party Originator to deliver any information, report, certification, accountants'
                  letter or other material when and as required under this Amendment Reg AB, or any breach by the Company of a representation or warranty set forth in Section 2(a)(i)  or in a writing furnished pursuant to Section 2(a)(ii) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 2(a)(ii) to the extent made as of a date subsequent to such closing date, shall, except as provided in clause (B) of this paragraph, immediately and automatically, without notice or grace period, constitute an Event of Default with respect to the Company under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or any
                  Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Company as servicer under this Agreement and/or any applicable
                  Reconstitution Agreement without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement to the contrary) of any compensation to the
                  Company and if the Company is servicing any of the Mortgage Loans in a Securitization
                  Transaction appoint a successor servicer reasonably acceptable to any Master Servicer for such Securitization Transaction; provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Company as servicer, such provision shall be given effect.

                           (B)      Any failure by the Company, any Subservicer or any Subcontractor to
                  deliver any information, report, certification or accountants' letter when and as required under Section 2(b) or 2(c), including (except as provided below) any failure by the Company to identify pursuant to Section 2(e)(ii) any Subcontractor
                  "participating in the servicing function" within the meaning of Item 1122 of Regulation
                  AB, which continues unremedied for ten calendar days after the date on which such information, report, certification or accountants' letter was required to be delivered shall constitute an Event of Default with respect to the Company under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser, any
                  Master Servicer or any Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Company as servicer under this Agreement and/or any applicable Reconstitution Agreement without payment  (notwithstanding anything in this
                  Agreement to the contrary) of any compensation to the Company; provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution
                  Agreement expressly provides for the survival of certain rights or obligations following termination of the Company as servicer, such provision shall be given effect.

                           Neither the Purchaser nor any Depositor shall be entitled to terminate the rights and obligations of the Company pursuant to this subparagraph (ii)(B) if a failure of the Company to identify a Subcontractor "participating in the servicing function" within the meaning of Item 1122 of Regulation AB was attributable solely to the role or functions of such Subcontractor with respect to mortgage loans other than the Mortgage Loans.

                  (C)      The Company  shall  promptly  reimburse  the  Purchaser (or any designee of the
                  Purchaser,  such  as a  master  servicer)  and any  Depositor,  as  applicable,  for all reasonable  expenses  incurred by the Purchaser (or such  designee) or such Depositor as such are incurred,  in connection  with the  termination  of the Company as servicer and the  transfer  of  servicing  of  the  Mortgage  Loans  to  a  successor  servicer.  The provisions  of this  paragraph  shall not limit  whatever  rights the  Purchaser  or any
                  Depositor  may have under  other  provisions  of this  Agreement  and/or any  applicable
                  Reconstitution  Agreement or  otherwise,  whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

                  (iii) The  Purchaser  shall  indemnify  the Company,  each  affiliate of the Company and each Person who  controls the Company or such  affiliate  and their  respective  present and former  directors,  officers,  employees and agents,  and hold each of them harmless from and against any losses,  damages,  penalties,  fines,  forfeitures,  legal fees and expenses  and related  costs,  judgments,  and any other costs,  fees and expenses  that each of them may sustain  arising  out of or based upon any claims  arising out of or in connection  with  any  information  set  forth  in any  offering  document  prepared  in connection  with any  Securitization  Transaction  other than a  statement  or  omission arising out of, resulting from, or based upon the Company Information.

                  For purposes of the Amendment and any related provisions  thereto,  each Master Servicer shall be  considered a third-party  beneficiary  of this  Agreement,  entitled to all the rights and benefits hereof as if it were a direct party to this Agreement.

3.       The Company  acknowledges  that a  Subservicer  or  Subcontractor  that  performs  services  with respect to mortgage  loans involved in a  Securitization  Transaction in addition to the Mortgage
         Loans  may be  determined  by a  Depositor  to be a  Participating  Entity  on the  basis  of the aggregate  balance  of such  mortgage  loans,  without  regard to  whether  such  Subservicer  or
         Subcontractor  would be a  Participating  Entity with  respect to the  Mortgage  Loans  viewed in isolation.  The Company  shall (A) respond as promptly as  practicable  to any good faith request by  the  Purchaser  or  any  Depositor  for  information  regarding  each  Subservicer  and  each
         Subcontractor  and (B) cause each  Subservicer and each  Subcontractor  with respect to which the
         Purchaser or any Depositor  requests  delivery of an assessment  of compliance  and  accountants'
         attestation to deliver such within the time required under Section 2(c).

4.       Notwithstanding  any other  provision of this  Amendment  Reg AB, (i) the Company  shall seek the consent of the Purchaser for the  utilization  of all third party  service  providers,  including
         Subservicers  and  Subcontractors,  when  required  by and in  accordance  with the  terms of the
         Existing  Agreement  and  (ii)  references  to the  Purchaser  shall be  deemed  to  include  any assignees or designees of the Purchaser, such as any Depositor, a master servicer or a trustee.

5.       The Existing  Agreement is hereby  amended by adding the  Exhibits  attached  hereto as Exhibit A and Exhibit B to the end thereto.

6.       References in this  Amendment Reg AB to "this  Agreement" or words of similar  import  (including indirect  references  to the  Agreement)  shall  be  deemed  to be  references  to  the  Existing
         Agreement  as amended by this  Amendment  Reg AB.  Except as  expressly  amended and  modified by this Amendment Reg AB, the Agreement  shall  continue to be, and shall remain,  in full force and effect in accordance  with its terms.  In the event of a conflict  between this  Amendment Reg AB and any other document or agreement,  including without limitation the Existing  Agreement,  this
         Amendment Reg AB shall control.

7.       This  Amendment  Reg AB shall be governed by and  construed  in  accordance  with the laws of the
         State of New York,  or federal  law as  applicable,  without  reference  to its  conflict  of law provisions  (other than Section  5-1401 of the General  Obligations  Law),  and the  obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

8.       This  Amendment  Reg AB may be  executed in one or more  counterparts  and by  different  parties hereto on separate  counterparts,  each of which, when so executed,  shall constitute one and the same agreement.

9.       This  Amendment Reg AB shall bind and inure to the benefit of and be  enforceable  by the Company and the  Purchaser and the  respective  permitted  successors  and assigns of the Company and the successors and assigns of the Purchaser.

10.      This  Amendment  Reg AB  will  become  effective  as of the  date  first  mentioned  above.  This
         Amendment Reg AB shall not be assigned,  pledged or  hypothecated by the Company to a third party without  the prior  written  consent of the  Purchaser,  which  consent  may be  withheld  by the
         Purchaser in its sole  discretion.  The Existing  Agreement as amended by this  Amendment  Reg AB may be assigned,  pledged or  hypothecated by the Purchaser in whole or in part, and with respect to one or more of the  Mortgage  Loans,  without  the consent of the  Company.  There shall be no limitation on the number of assignments  or transfers  allowable by the Purchaser with respect to the Mortgage Loans and this Amendment Reg AB and the Existing Agreement.

11.      Intent of the Parties; Reasonableness.

         The Purchaser and the Company acknowledge and agree that the purpose of this Amendment Reg AB is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission.  Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, the Company acknowledges that investors in privately offered securities may require that the Purchaser or any
Depositor provide comparable disclosure in unregistered offerings.  References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

         Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the
Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act).  The Company acknowledges that interpretations of the requirements of
Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser, any Master Servicer or any
Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB.  In connection with any Securitization Transaction, the Company shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees), any Master Servicer and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser, any Master
Servicer or any Depositor to permit the Purchaser, such Master Servicer or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Company, any
Subservicer, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser, any Master Servicer or any Depositor to be necessary in order to effect such compliance.

         The Purchaser (including any of its assignees or designees) shall cooperate with the Company by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Purchaser's reasonable judgment, to comply with Regulation
AB.

         For purposes of clarification, the provisions, covenants and or requirements of this Amendment are only applicable with respect to those Mortgage Loans being securitized in a Securitization
Transaction

                                 [Signatures Commence on Following Page]

                  IN WITNESS  WHEREOF,  the parties have caused  their names to be signed  hereto by their respective officers thereunto duly authorized as of the day and year first above written.

                                                    Purchaser

                                                    By:  ________________________________
                                                    Name:  _____________________________
                                                    Title:  ______________________________

                                                    HSBC Mortgage Corporation (USA)

                                                    Company

                                                    By:  ________________________________
                                                    Name:  _____________________________
                                                    Title:  ______________________________

                                                EXHIBIT A

                                       FORM OF ANNUAL CERTIFICATION
I.       The   [   ]    agreement    dated   as   of   [   ],    200[   ]   (the    "Agreement"),    among
         [IDENTIFY PARTIES]

         I, ________________________________, the _______________________ of [NAME OF COMPANY
(the "Company")], certify to [the Purchaser], [the Depositor], and the [Master Servicer] [Securities
Administrator] [Trustee], and their officers, with the knowledge and intent that they will rely upon this certification, that:

                  (1)      I have reviewed the servicer  compliance  statement of the Company  provided in accordance  with  Item  1123 of  Regulation  AB  (the  "Compliance  Statement"),  the  report  on assessment of the Company's  compliance with the servicing  criteria set forth in Item 1122(d) of
         Regulation AB (the  "Servicing  Criteria"),  provided in accordance  with Rules 13a-18 and 15d-18 under  Securities  Exchange  Act of 1934,  as  amended  (the  "Exchange  Act")  and Item  1122 of
         Regulation AB (the "Servicing  Assessment"),  the registered public accounting firm's attestation report  provided in  accordance  with Rules  13a-18 and 15d-18 under the Exchange Act and Section
         1122(b) of  Regulation  AB (the  "Attestation  Report"),  and all  servicing  reports,  officer's certificates  and other  information  relating  to the  servicing  of the  Mortgage  Loans by the
         Company during 200[ ] that were  delivered by the Company to the  [Depositor]  [Master  Servicer]
         [Securities  Administrator]  [Trustee]  pursuant to the  Agreement  (collectively,  the  "Company
         Servicing Information");

                  (2)      Based on my knowledge,  the Company  Servicing  Information,  taken as a whole, does not  contain  any  untrue  statement  of a material  fact or omit to state a  material  fact necessary  to make the  statements  made,  in the light of the  circumstances  under  which  such statements  were made, not  misleading  with respect to the period of time covered by the Company
         Servicing Information;

                  (3)      Based on my knowledge,  all of the Company Servicing Information required to be provided  by the  Company  under the  Agreement  has been  provided  to the  [Depositor]  [Master
         Servicer] [Securities Administrator] [Trustee];

                  (4)      I am  responsible  for  reviewing  the  activities  performed by the Company as servicer under the Agreement,  and based on my knowledge and the compliance  review  conducted in preparing the  Compliance  Statement  and except as disclosed in the  Compliance  Statement,  the
         Servicing  Assessment or the Attestation  Report, the Company has fulfilled its obligations under the Agreement in all material respects; and

                  (5)      The Compliance  Statement  required to be delivered by the Company  pursuant to the Agreement,  and the Servicing  Assessment and  Attestation  Report required to be provided by the  Company  and by any  Subservicer  or  Subcontractor  pursuant  to the  Agreement,  have been
         provided  to  the  [Depositor]  [Master  Servicer].   Any  material  instances  of  noncompliance
         described  in such  reports  have  been  disclosed  to the  [Depositor]  [Master  Servicer].  Any material  instance of  noncompliance  with the  Servicing  Criteria  has been  disclosed  in such reports.
1.

                                                     Date:    _________________________

                                                     By:  ________________________________
                                                     Name:
                                                     Title:

                                                EXHIBIT B

                      SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

         The assessment of compliance to be delivered by [the Company] [Name of Subservicer] shall address, at a minimum, the criteria identified as below as "Applicable Servicing Criteria":

------------------------------------------------------------------------------------------ ----------------------
                                   Servicing Criteria                                      Applicable Servicing
                                                                                                 Criteria
------------------------------------------------------------------------------------------ ----------------------
     Reference                                     Criteria
-------------------- --------------------------------------------------------------------- ----------------------
                                       General Servicing Considerations
--------------------                                                                       ----------------------
1122(d)(1)(i)        Policies and procedures are instituted to monitor any performance               x
                     or other triggers and events of default in accordance with the transaction agreements.
--------------------                                                                       ----------------------
1122(d)(1)(ii)       If any material servicing activities are outsourced to third                    x
                     parties, policies and procedures are instituted to monitor the third party's performance and compliance with such servicing activities.
--------------------                                                                       ----------------------
1122(d)(1)(iii)      Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.
--------------------                                                                       ----------------------
1122(d)(1)(iv)       A fidelity bond and errors and omissions policy is in effect on the             x
                     party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction
                     agreements.
--------------------                                                                       ----------------------
                                      Cash Collection and Administration
--------------------                                                                       ----------------------
1122(d)(2)(i)        Payments on mortgage loans are deposited into the appropriate                   x
                     custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
--------------------                                                                       ----------------------
1122(d)(2)(ii)       Disbursements made via wire transfer on behalf of an obligor or to              x
                     an investor are made only by authorized personnel.
--------------------                                                                       ----------------------
1122(d)(2)(iii)      Advances of funds or guarantees regarding collections, cash flows               x
                     or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
--------------------                                                                       ----------------------
                     The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of
                     overcollateralization, are separately maintained (e.g., with                    x
                     respect to commingling of cash) as set forth in the transaction
1122(d)(2)(iv)       agreements.
--------------------                                                                       ----------------------
1122(d)(2)(v)        Each custodial account is maintained at a federally insured                     x
                     depository institution as set forth in the transaction agreements.
                     For purposes of this criterion, "federally insured depository institution" with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule
                     13k-1(b)(1) of the Securities Exchange Act.
--------------------                                                                       ----------------------
1122(d)(2)(vi)       Unissued checks are safeguarded so as to prevent unauthorized access.
--------------------                                                                       ----------------------
1122(d)(2)(vii)       Reconciliations are prepared on a monthly basis for all                        x
                     asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items.
                     These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
--------------------                                                                       ----------------------
                                      Investor Remittances and Reporting
--------------------                                                                       ----------------------
1122(d)(3)(i)        Reports to investors, including those to be filed with the                      X
                     Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with
                     investors' or the trustee's records as to the total unpaid principal balance and number of mortgage loans serviced by the
                     Servicer.
--------------------                                                                       ----------------------
1122(d)(3)(ii)       Amounts due to investors are allocated and remitted in accordance               X
                     with timeframes, distribution priority and other terms set forth in the transaction agreements.
--------------------                                                                       ----------------------
                     Disbursements made to an investor are posted within two business
                     days to the Servicer's investor records, or such other number of                X
1122(d)(3)(iii)      days specified in the transaction agreements.
--------------------                                                                       ----------------------
                     Amounts remitted to investors per the investor reports agree with
                     cancelled checks, or other form of payment, or custodial bank                   X
1122(d)(3)(iv)       statements.
--------------------                                                                       ----------------------
                                          Pool Asset Administration                                  X
--------------------                                                                       ----------------------
1122(d)(4)(i)         Collateral or security on mortgage loans is maintained as required             X
                     by the transaction agreements or related mortgage loan documents.
--------------------                                                                       ----------------------
                     Mortgage loan and related documents are safeguarded as required by              X
1122(d)(4)(ii)       the transaction agreements
--------------------                                                                       ----------------------
1122(d)(4)(iii)      Any additions, removals or substitutions to the asset pool are                  X
                     made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.
--------------------                                                                       ----------------------
1122(d)(4)(iv)       Payments on mortgage loans, including any payoffs, made in                      X
                     accordance with the related mortgage loan documents are posted to the Servicer's obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
--------------------                                                                       ----------------------
1122(d)(4)(v)        The Servicer's records regarding the mortgage loans agree with the              X
                     Servicer's records with respect to an obligor's unpaid principal balance.
--------------------                                                                       ----------------------
1122(d)(4)(vi)       Changes with respect to the terms or status of an obligor's                     X
                     mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
--------------------                                                                       ----------------------
1122(d)(4)(vii)      Loss mitigation or recovery actions (e.g., forbearance plans,                   X
                     modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
--------------------                                                                       ----------------------
1122(d)(4)(viii)     Records documenting collection efforts are maintained during the                X
                     period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity's activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
--------------------                                                                       ----------------------
1122(d)(4)(ix)       Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.
--------------------                                                                       ----------------------
1122(d)(4)(x)        Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor's mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B)
                     interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws;
                     and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
--------------------                                                                       ----------------------
1122(d)(4)(xi)       Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
--------------------                                                                       ----------------------
1122(d)(4)(xii)      Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer's funds and not charged to the obligor, unless the late payment was due to the obligor's error or omission.
--------------------                                                                       ----------------------
                     Disbursements made on behalf of an obligor are posted within two business days to the obligor's records maintained by the servicer, or such other number of days specified in the transaction
1122(d)(4)(xiii)     agreements.
--------------------                                                                       ----------------------
1122(d)(4)(xiv)       Delinquencies, charge-offs and uncollectible accounts are
                     recognized and recorded in accordance with the transaction agreements.
--------------------                                                                       ----------------------
                     Any external enhancement or other support, identified in Item
                     1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained
1122(d)(4)(xv)       as set forth in the transaction agreements.
--------------------                                                                       ----------------------
                     ---------------------------------------------------------------------

-------------------- --------------------------------------------------------------------- ----------------------

                                                     [NAME OF COMPANY] [NAME OF SUBSERVICER]

                                                     Date:    _________________________

                                                     By:  ________________________________
                                                     Name:
                                                     Title:

                                                                                              EXHIBIT H-11

                                         EMC MORTGAGE CORPORATION
                                               Purchaser,

                                           INDYMAC BANK, F.S.B.
                                                Company,

                           MASTER PURCHASE, WARRANTIES AND SERVICING AGREEMENT
                                        Dated as of August 1, 2001

                                     (Adjustable Rate Mortgage Loans)

                                                ARTICLE I

Section 1.01     Defined Terms............................................................................2

                                                ARTICLE II

                                               ARTICLE III

                                                ARTICLE IV

Section 4.08     Payment of Taxes, Insurance and Other Charges; Maintenance of Primary Mortgage

                                                ARTICLE V

                                                ARTICLE VI

                                               ARTICLE VII

Section 7.01      Company Shall Provide Information as Reasonably Required...............................53

                                               ARTICLE VIII

                                                ARTICLE IX

Section 9.01     Events of Default.......................................................................56
Section 9.02     Waiver of Defaults......................................................................57

                                                ARTICLE X

Section 10.01     Termination............................................................................58

                                                ARTICLE XI

EXHIBITS
   A                    Contents of Mortgage File
   B                    Custodial Account Letter Agreement
   C                    Escrow Account Letter Agreement
   D                    Form of Assignment, Assumption and Recognition Agreement
   E                    Form of Trial Balance
   F                    [reserved]
   G                    Request for Release of Documents and Receipt
   H                    Company's Underwriting Guidelines
   I                    Form of Term Sheet

         This is a Master  Purchase,  Warranties and Servicing  Agreement,  dated as of August 1, 2001 and is executed between EMC MORTGAGE  CORPORATION,  as Purchaser (the  "Purchaser"),  and IndyMac Bank, F.S.B.
(the "Company").

                                          W I T N E S S E T H :

         WHEREAS,  the Company desires to sell,  from time to time, to Purchaser and Purchaser  desires to purchase,  from time to time,  from Seller on various dates  specified in the related letter  agreement by and between the Company and the Purchaser in the form attached  hereto as Exhibit H (the  "Purchase  Price and Terms Letter)  certain  mortgage loans (the "Mortgage  Loans"),  exclusive of the Retained Yield, on a servicing retained basis.

         WHEREAS,  each of the  Mortgage  Loans is secured by a Mortgage  (as defined  herein)  creating a first lien on a residential  dwelling located in the jurisdiction  indicated on the Mortgage Loan Schedule
(as defined herein); and

         WHEREAS,  the Purchaser and the Company wish to prescribe the  representations  and warranties of the Company with respect to itself and the Mortgage  Loans and the  management,  servicing  and control of the Mortgage Loans;

         NOW,  THEREFORE,  in consideration of the mutual agreements  hereinafter set forth, and for other good and valuable consideration,  the receipt and adequacy of which is hereby acknowledged,  the Purchaser and the Company agree as follows:

                                                ARTICLE I

                                               DEFINITIONS

         Section 1.01  Defined Terms.

         Whenever used in this Agreement,  the following words and phrases,  unless the context  otherwise requires, shall have the meanings specified in this Article:

         Accepted  Servicing  Practices:  With  respect to any Mortgage  Loan,  those  mortgage  servicing practices  (including  collection  procedures)  of prudent  mortgage  banking  institutions  which service mortgage  loans of the same type as such Mortgage  Loan in the  jurisdiction  where the related  Mortgaged
Property is located.  Such standard of care shall not be lower than that the Company  customarily  employs and exercises in servicing and  administering  similar  mortgage loans for its own account and shall be in full compliance with all federal, state and local laws, ordinances, rules and regulations.

         Adjustment  Date:  As to each  Mortgage  Loan,  the date on which the Mortgage  Interest  Rate is adjusted in accordance with the terms of the related Mortgage Note.

         Agreement:  This Master  Purchase,  Warranties  and  Servicing  Agreement  including all exhibits hereto, amendments hereof and supplements hereto.

         Appraised Value: With respect to any Mortgaged  Property,  the lesser of (i) the value thereof as determined by an appraisal  made for the  originator of the Mortgage  Loan at the time of  origination  of the Mortgage  Loan by an appraiser  who met the  requirements  of the Company and Fannie Mae, and (ii) the purchase  price  paid for the  related  Mortgaged  Property  by the  Mortgagor  with the  proceeds  of the
Mortgage Loan,  provided,  however, in the case of a Refinanced Mortgage Loan, such value of the Mortgaged
Property  is based  solely upon the value  determined  by an  appraisal  made for the  originator  of such
Refinanced  Mortgage Loan at the time of origination of such Refinanced  Mortgage Loan by an appraiser who met the requirements of the Company and Fannie Mae.

         Assignment:  An  individual  assignment  of  the  Mortgage,  notice  of  transfer  or  equivalent instrument,  in  recordable  form,  sufficient  under the laws of the  jurisdiction  wherein  the  related
Mortgaged Property is located to reflect of record the sale or transfer of the Mortgage Loan.

         BIF:  The Bank Insurance Fund, or any successor thereto.

         Bill of Sale:  A bill of sale in the form annexed hereto as Exhibit I.

         Business  Day:  Any day other  than:  (i) a Saturday  or Sunday,  or (ii) a legal  holiday in the
States of New York or  California,  or (iii) a day on which banks in the States of New York or  California are authorized or obligated by law or executive order to be closed.

         Closing  Date:  The date set forth as the Closing  Date in the related  Purchase  Price and Terms
Letter or such other date as shall be mutually agreed upon by the parties hereto.
         Code:  The Internal Revenue Code of 1986, as amended

         Company:  IndyMac Bank,  F.S.B.,  its  successors  in interest and assigns,  as permitted by this
Agreement.

         Company's Officer's  Certificate:  A certificate signed by the Chairman of the Board,  President, any Vice  President  or  Treasurer  of Company  stating the date by which  Company  expects to receive any missing documents sent for recording from the applicable recording office.

         Compensating  Interest:  With respect to each  Remittance  Date,  the lesser of (i) the Servicing
Fee received by the Company in the  preceding  month and (ii) one month's  interest at the  Mortgage  Loan
Remittance  Rate for each  Mortgage  Loan for  which a  Principal  Prepayment  occurred  during  the prior calendar  month,  less any payments in respect of interest  made by the related  Mortgagor for the related
Mortgage Loan in connection with such Principal Prepayment.

         Condemnation  Proceeds:  All awards or  settlements in respect of a Mortgaged  Property,  whether permanent or temporary,  partial or entire,  by exercise of the power of eminent  domain or  condemnation, to the extent not  required  to be released to a  Mortgagor  in  accordance  with the terms of the related
Mortgage Loan Documents.

         Co-op Lease:  With respect to a Co-op Loan,  the lease with respect to a dwelling  unit  occupied by the Mortgagor and relating to the stock allocated to the related dwelling unit.

         Co-op Loan:  A Mortgage  Loan secured by the pledge of stock  allocated  to a dwelling  unit in a residential cooperative housing corporation and a collateral assignment of the related Co-op Lease.

         Custodial  Account:  Each  separate  account or  accounts  created  and  maintained  pursuant  to
Section  4.04 which  shall be entitled  "IndyMac  Bank,  F.S.B.,  in trust for the  [Purchaser],  Owner of
Adjustable  Rate  Mortgage  Loans" and shall be  established  in an Eligible  Account,  in the name of the
Person that is the "Purchaser" with respect to the related Mortgage Loans.

         Cut-off  Date:  The date set forth as the Cut-off  Date in the related  Purchase  Price and Terms
Letter.

         Determination  Date:  The 15th day (or if such 15th day is not a Business  Day,  the Business Day immediately preceding such 15th day) of the month of the related Remittance Date.

         Due  Date:  The day of the  month  on  which  the  Monthly  Payment  is due on a  Mortgage  Loan, exclusive of any days of grace, which is the first day of the month.

         Due Period:  With respect to any  Remittance  Date,  the period  commencing  on the second day of the month  preceding  the month of such  Remittance  Date and  ending on the first day of the month of the
Remittance Date.

         Eligible  Account:  An account  established  and  maintained:  (i) within FDIC  insured  accounts created,  maintained and monitored by the Company so that all funds  deposited  therein are fully insured, or (ii) as a trust  account with the  corporate  trust  department  of a depository  institution  or trust company  organized  under the laws of the United States of America or any one of the states thereof or the
District of Columbia  which is not  affiliated  with the  Company (or any  sub-servicer)  or (iii) with an
entity  which  is  an   institution   whose   deposits  are  insured  by  the  FDIC,   the  unsecured  and
uncollateralized  long-term  debt  obligations of which shall be rated "A2" or higher by Standard & Poor's and "A" or higher by Fitch,  Inc. or one of the two highest  short-term  ratings by any applicable  Rating
Agency,  and which is either (a) a federal savings  association  duly organized,  validly  existing and in good standing under the federal banking laws, (b) an institution  duly organized,  validly existing and in good standing under the applicable  banking laws of any state,  (c) a national banking  association  under the federal banking laws, or (d) a principal  subsidiary of a bank holding  company,  or (iv) if ownership of the Mortgage Loans is evidenced by  mortgaged-backed  securities,  the equivalent  required  ratings of each Rating  Agency,  and held such that the rights of the Purchaser  and the owner of the Mortgage  Loans shall be fully protected  against the claims of any creditors of the Company (or any  sub-servicer) and of any creditors or depositors  of the  institution  in which such account is maintained or (v) in a separate non-trust  account  without  FDIC or other  insurance  in an  Eligible  Institution.  In the event  that a
Custodial  Account is established  pursuant to clause (iii),  (iv) or (v) of the preceding  sentence,  the
Company shall provide the  Purchaser  with written  notice on the Business Day following the date on which the applicable institution fails to meet the applicable ratings requirements.

         Eligible   Institution:   IndyMac  Bank,  F.S.B.,  or  an  institution  having  (i)  the  highest short-term debt rating,  and one of the two highest  long-term debt ratings of each Rating Agency; or (ii)
with  respect to any  Custodial  Account,  an unsecured  long-term  debt rating of at least one of the two highest unsecured long-term debt ratings of each Rating Agency.

         Equity  Take-Out  Refinanced  Mortgage  Loan:  A Refinanced  Mortgage  Loan the proceeds of which were in excess of the outstanding principal balance of the existing mortgage loan.

         Escrow  Account:  Each separate  account or accounts  created and maintained  pursuant to Section
4.06 which shall be entitled  "IndyMac  Bank,  F.S.B,  in trust for the  [Purchaser],  Owner of Adjustable
Rate Mortgage Loans, and various Mortgagors" and shall be established in an Eligible Account.

         Escrow  Payments:  With respect to any Mortgage  Loan,  the amounts  constituting  ground  rents, taxes,  assessments,  water rates, sewer rents, municipal charges,  mortgage insurance premiums,  fire and hazard  insurance  premiums,  condominium  charges,  and  any  other  payments  required  to be or in fact escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

         Event of Default:  Any one of the conditions or circumstances enumerated in Section 9.01.

         Fannie Mae:       The Federal National Mortgage Association, or any successor thereto.

         Fannie Mae  Guide(s):  The Fannie Mae Selling  Guide and the Fannie Mae  Servicing  Guide and all
amendments or additions thereto.

         FDIC:  The Federal Deposit Insurance Corporation, or any successor thereto.

         FHLMC:  The Federal Home Loan Mortgage Corporation, or any successor thereto.

         FHLMC Guide:  The FHLMC  Single  Family  Seller/Servicer  Guide and all  amendments  or additions thereto.

         Fidelity Bond:  A fidelity bond to be maintained by the Company pursuant to Section 4.12.

         FIRREA:  The Financial Institutions Reform, Recovery, and Enforcement Act of 1989.

         GAAP:  Generally accepted accounting principles, consistently applied.

         HUD:  The United States Department of Housing and Urban Development or any successor.

         IndyMac Guidelines:        The  IndyMac  Bank,   F.S.B.   Seller/Servicer   Guidelines   and  all
amendments or additions thereto.

         Index:  On each  Adjustment  Date,  the  applicable  index shall be a rate per annum equal to the weekly  average  yield on U.S.  Treasury  securities  adjusted to a constant  maturity of one year as made available by the Federal Reserve Board,  or, if not so published,  as reported by any Federal Reserve Bank or by any U.S.  Government  department  or agency,  for the week for which such figures were most recently published or reported as of the date 45 days prior to the Adjustment Date.

         Initial Rate Cap: As to each  Mortgage  Loan,  the maximum  increase or decrease in the  Mortgage
Interest Rate on the first Adjustment Date.

         Insurance  Proceeds:  With  respect  to  each  Mortgage  Loan,  proceeds  of  insurance  policies insuring the Mortgage Loan or the related Mortgaged Property.

         Lifetime  Rate Cap: As to each  Mortgage  Loan,  the lifetime  rate cap  indicated on the related
Mortgage Loan Schedule.

         Liquidation  Proceeds:  Cash received in connection with the liquidation of a defaulted  Mortgage
Loan,  whether through the sale or assignment of such Mortgage Loan,  trustee's sale,  foreclosure sale or otherwise.

         Loan-to-Value  Ratio or LTV:  With  respect  to any  Mortgage  Loan,  the  ratio of the  original outstanding  principal  amount of the Mortgage Loan, to (i) the Appraised Value of the Mortgaged  Property
as of the  Origination  Date with  respect  to a  Refinanced  Mortgage  Loan,  and (ii) the  lesser of the
Appraised  Value  of the  Mortgaged  Property  as of the  Origination  Date or the  purchase  price of the
Mortgaged Property with respect to all other Mortgage Loans.

         Margin:  With  respect  to each  Mortgage  Loan,  the fixed  percentage  amount set forth in each related  Mortgage  Note which is added to the Index in order to determine  the related  Mortgage  Interest
Rate, as set forth in the Mortgage Loan Schedule.

         Monthly  Advance:  The  aggregate  of the  advances  made by the Company on any  Remittance  Date pursuant to Section 5.03.

         Monthly  Payment:  The  scheduled  monthly  payment of principal  and interest on a Mortgage Loan which is payable by a Mortgagor under the related Mortgage Note.

         Mortgage:  With  respect to a  Mortgage  Loan that is not a Co-op  Loan,  the  mortgage,  deed of trust or other  instrument  securing a  Mortgage  Note  which  creates a first  lien on an  unsubordinated estate in fee simple or leasehold  estate in real property  securing the Mortgage Note.  With respect to a
Co-op Loan,  the  security  agreement  creating a security  interest in the stock  allocated to a dwelling unit in a residential  cooperative  housing corporation that was pledged to secure such Co-op Loan and the related Co-op Lease.

         Mortgage  File:  The  mortgage  documents  pertaining  to a  particular  Mortgage  Loan which are specified  in Exhibit A hereto and any  additional  documents  required to be added to the  Mortgage  File pursuant to this Agreement.

         Mortgage  Impairment  Insurance Policy: A mortgage  impairment or blanket hazard insurance policy as required by Section 4.11.

         Mortgage  Interest Rate: The annual rate at which  interest  accrues on any Mortgage Loan,  which may be adjusted from time to time, in accordance with the provisions of the related Mortgage Note.

         Mortgage  Loan:  An  individual  Mortgage  Loan,  exclusive of the Retained  Yield,  which is the subject of this  Agreement,  each  Mortgage  Loan  originally  sold and  subject to this  Agreement  being identified on the Mortgage Loan  Schedule,  which Mortgage Loan includes  without  limitation the Mortgage
File,  the  Monthly  Payments,  Principal  Prepayments,   Liquidation  Proceeds,   Condemnation  Proceeds,
Insurance Proceeds,  REO Disposition Proceeds,  and all other rights,  benefits,  proceeds and obligations arising from or in connection  with such Mortgage  Loan,  excluding  prepayment  penalties and replaced or repurchased mortgage loans.

         Mortgage Loan Documents:  The documents listed in Exhibit A.

         Mortgage Loan  Remittance  Rate:  With respect to each Mortgage Loan, the annual rate of interest remitted to the  Purchaser,  which shall be equal to (a) the Mortgage  Interest  Rate minus (b) the sum of
(i) the Retained Yield Rate, plus (ii) the Servicing Fee Rate.

         Mortgage Loan  Schedule:  The schedule of Mortgage  Loans annexed to the related  Purchase  Price and Terms  Letter  setting  forth the  following  information  with respect to each  Mortgage  Loan in the related Mortgage Loan package:

         (1)      the Company's Mortgage Loan identifying number;

         (2)      the Mortgagor's first and last name;

         (3)      the street address of the Mortgaged Property including the city, state and zip code;

         (4)      a code indicating  whether the Mortgaged  Property is  owner-occupied,  a second home or an investor property;

         (5)      the type of residential property constituting the Mortgaged Property;

         (12)     the original months to maturity of the Mortgage Loan;

         (13)     the  remaining  months  to  maturity  from  the  related  Cut-off  Date,  based  on the  original amortization  schedule  and, if  different,  the  maturity  expressed  in the same manner but based on the actual amortization schedule;

         (8)      the  Sales  Price,  if  applicable,   Appraised  Value  and   Loan-to-Value   Ratio,  at
origination;

         (9)      the Mortgage  Interest Rate as of  origination  and as of the related  Cut-off Date; the initial  Adjustment  Date, the next  Adjustment Date  immediately  following the related Cut-off Date, the
Index,  the Margin,  the Initial Rate Cap,  Periodic Rate Cap,  minimum  Mortgage  Interest Rate under the terms of the Mortgage Note and the Lifetime Rate Cap;

         (10)     the Origination Date of the Mortgage Loan;

         (11)     the stated maturity date;

         (12)     the amount of the Monthly Payment at origination;

         (13)     the amount of the Monthly Payment as of the related Cut-off Date;

         (14)     the original principal amount of the Mortgage Loan;

         (15)     the Stated  Principal  Balance of the  Mortgage  Loan as of the close of business on the related Cut-off Date;

         (16)     a code  indicating  the  purpose of the  Mortgage  Loan (i.e.,  purchase,  rate and term refinance, equity take-out refinance);

         (17)     a code indicating the documentation style (i.e. full, alternative, etc.);

         (18)     the number of times during the twelve (12) month period  preceding  the related  Closing
Date that any Monthly Payment has been received after the month of its scheduled due date;

         (19)     the date on which the first payment is or was due;

         (20)     a code  indicating  whether  or not  the  Mortgage  Loan  is the  subject  of a  Primary
Mortgage  Insurance Policy; if so, the name of the mortgage insurer,  the mortgage  certificate number and the coverage percentage;

         (21)     the  last  Due  Date on  which a  Monthly  Payment  was  actual  applied  to the  unpaid principal balance of the Mortgage Loan.

         (22)     product type (i.e. 3/1 ARM, 5/1 ARM, etc.);

         (23)     credit score and/or mortgage score, if applicable;

         (24)     a code  indicating  whether the Mortgage  Loan is subject to a prepayment  penalty and if so, the term thereof;

         (25)     the Retained Yield Rate;

         (26)     the Lifetime Rate Cap; and

         (27)     the Periodic Rate Cap.

         With respect to the Mortgage Loans in the  aggregate,  the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date:

         (1)      the number of Mortgage Loans;

         (2)      the aggregate Stated Principal Balance of the Mortgage Loans;

         (3)      the weighted average Mortgage Interest Rate of the Mortgage Loans;

         (4)      the weighted average maturity of the Mortgage Loans; and

         (5)      the weighted average months to next Adjustment Date.

         Mortgage  Note:  The note or other  evidence  of the  indebtedness  of a  Mortgagor  secured by a
Mortgage.

         Mortgaged  Property:  With respect to a Mortgage  Loan that is not a Co-op Loan,  the  underlying real  property  securing  repayment  of a Mortgage  Note,  consisting  of a single  parcel of real  estate considered  to be real estate  under the laws of the state in which such real  property is located,  which may include condominium units and planned unit developments,  improved by a residential  dwelling;  except that with respect to real  property  located in  jurisdictions  in which the use of leasehold  estates for residential  properties is a  widely-accepted  practice,  a leasehold estate of the Mortgage,  the term of which is equal to or  longer  than the term of the  Mortgage.  With  respect  to a Co-op  Loan,  the stock allocated  to a dwelling  unit in the  residential  cooperative  housing  corporation  that was pledged to secure such Co-op Loan and the related Co-op Lease.

         Mortgagor:  The obligor on a Mortgage Note.

         OCC:  Office of the Comptroller of the Currency, its successors and assigns.

         Officers'  Certificate:  A certificate  signed by the Chairman of the Board, the Vice Chairman of the Board,  the  President,  a Senior Vice  President  or a Vice  President  and by the  Treasurer  or the
Secretary or one of the Assistant  Treasurers or Assistant  Secretaries  of the Company,  and delivered to the Purchaser as required by this Agreement.

         Opinion  of  Counsel:  A written  opinion  of  counsel,  who may be an  employee  of the party on behalf of whom the opinion is being given, reasonably acceptable to the Purchaser.

         Origination  Date:  The date on which a Mortgage  Loan closed and  funded,  which date shall not, in connection  with a Refinanced  Mortgage  Loan, be the date of the closing and funding of the debt being refinanced,  but rather the closing and funding of the debt currently  outstanding  under the terms of the
Mortgage Loan Documents.

         OTS:  Office of Thrift Supervision, its successors and assigns.

         Periodic  Rate Cap: As to each  Mortgage  Loan,  the periodic  rate cap  indicated on the related
Mortgage Loan Schedule.

         Permitted Investments:  Any one or more of the following obligations or securities:

                  (i)      direct  obligations of, and obligations  fully  guaranteed by the United States of  America  or any  agency or  instrumentality  of the  United  States of  America  the obligations  of which are backed by the full  faith and  credit of the United  States of
                  America;   provided  that  obligations  of  FHLMC  or  Fannie  Mae  shall  be  Permitted
                  Investments  only  if,  at the  time of  investment,  they  are  rated in one of the two highest rating  categories by Standard & Poor's,  Moody's  Investors  Service,  Inc. and
                  Fitch, Inc.;

         (ii)     (a) demand or time deposits, federal funds or bankers' acceptances issued by any depository institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities, provided that the commercial paper and/or the short-term deposit rating and/or the long-term unsecured debt obligations or deposits of such depository institution or trust company at the time of such investment or contractual commitment providing for such investment are rated in one of the two highest rating categories by Standard & Poor's, Moody's Investors Service, Inc. and
     Fitch, Inc. and (b) any other demand or time deposit or certificate of deposit that is fully insured by the FDIC;

                  (iii)    repurchase  obligations  with respect to (a) any  security  described in clause
                  (i)  above  or  (b)  any  other   security   issued  or   guaranteed  by  an  agency  or
                  instrumentality of the United States of America,  the obligations of which are backed by the full faith and credit of the United  States of America,  in either case entered into with a  depository  institution  or trust  company  (acting as  principal)  described in clause (ii)(a) above;

                  (iv)     securities  bearing  interest or sold at a discount  issued by any  corporation incorporated  under the laws of the United  States of America or any state  thereof that are rated in one of the two highest  rating  categories  by  Standard & Poor's,  Moody's
                  Investors  Service,  Inc. and Fitch,  Inc. at the time of such investment or contractual commitment providing for such investment;  provided,  however, that securities issued by any  particular  corporation  will  not be  Permitted  Investments  to the  extent  that investments  therein  will cause the then  outstanding  principal  amount of  securities issued by such  corporation  and held as  Permitted  Investments  to  exceed  10% of the aggregate outstanding principal balances and amounts of all the Permitted Investments;

                  (v)      commercial paper (including both non-interest-bearing  discount obligations and interest-bearing  obligations  payable  on demand or on a  specified  date not more than one year after the date of issuance  thereof)  which are rated in one of the two highest rating  categories  by Standard & Poor's,  Moody's  Investors  Service,  Inc. and Fitch,
                  Inc. at the time of such investment;

                  (vi)     any  other  demand,  money  market or time  deposit,  obligation,  security  or investment  as may be  acceptable  to each  of  Standard  &  Poor's,  Moody's  Investors
                  Service, Inc. and Fitch, Inc.; and

                  (vii)    any money market funds the collateral of which  consists of  obligations  fully guaranteed  by the United  States of America  or any  agency or  instrumentality  of the
                  United  States of  America  the  obligations  of which are  backed by the full faith and credit of the  United  States of  America  (which  may  include  repurchase  obligations secured by  collateral  described  in clause (i)) and other  securities  and which money market  funds  are rated in one of the two  highest  rating  categories  by  Standard  &
                  Poor's, Moody's Investors Service, Inc. and Fitch, Inc.

provided,  however,  that no instrument or security shall be a Permitted  Investment if such instrument or security  evidences a right to receive only interest  payments with respect to the obligations  underlying such  instrument or if such security  provides for payment of both  principal and interest with a yield to maturity in excess of 120% of the yield to maturity at par.

         Person:  Any  individual,  corporation,  partnership,  joint  venture,  association,  joint-stock company,  limited liability  company,  trust,  unincorporated  organization or government or any agency or political subdivision thereof.

         Prepayment  Interest  Shortfall:  The sum of the amounts by which interest actually received in a calendar  month as a result of a full or partial  prepayment  or other  unscheduled  receipt of  principal
(including as a result of a  liquidation)  on each Mortgage Loan as to which such a payment is received is less than the interest  portion of the Monthly  Payment of such Mortgage  Loan  scheduled to be due at the applicable Mortgage Loan Remittance Rate on the Due Date immediately following such month.

         Primary Mortgage Insurance Policy:  Each primary policy of mortgage  insurance  represented to be in effect pursuant to Section  3.02(hh),  any lender-paid  primary mortgage  insurance policy obtained and maintained by the Company or any replacement  policy therefor  obtained by the Company pursuant to Section
4.08.

         Prime  Rate:  The prime rate  announced  to be in effect  from time to time as  published  as the average rate in the Wall Street Journal (Northeast Edition).

         Principal  Prepayment:  Any payment or other  recovery of  principal  on a Mortgage  Loan full or partial which is received in advance of its scheduled Due Date and which is not  accompanied  by an amount of interest  representing  scheduled  interest due on any date or dates in any month or months  subsequent to the month of prepayment.

         Purchase Price:  As defined in Section 2.02.

         Purchase Price and Terms Letter:  As defined in the Recitals to this Agreement.

         Purchaser: EMC Mortgage Corporation, its successors in interest and assigns.

         Qualified Appraiser:  An appraiser,  duly appointed by the Company,  who had no interest,  direct or  indirect  in  the  Mortgaged  Property  or in any  loan  made  on  the  security  thereof,  and  whose compensation  is not affected by the approval or  disapproval of the Mortgage Loan, and such appraiser and the  appraisal  made by such  appraiser  both  satisfy  the  requirements  of Title XI of  FIRREA  and the regulations  promulgated  thereunder and the  requirements of Fannie Mae, all as in effect on the date the
Mortgage Loan was originated.

         Qualified  Insurer:  An insurance  company duly qualified as such under the laws of the states in which the Mortgaged  Properties are located,  duly  authorized and licensed in such states to transact the applicable  insurance business and to write the insurance  provided,  approved as an insurer by Fannie Mae or FHLMC.

         Rating  Agency:  Standard  &  Poor's,  Fitch,  Inc.  or,  in the  event  that  some or all of the ownership of the Mortgage Loans is evidenced by  mortgage-backed  securities,  the  nationally  recognized rating agencies issuing ratings with respect to such securities, if any.

         Refinanced  Mortgage  Loan:  A  Mortgage  Loan  which  was  made to a  Mortgagor  who  owned  the
Mortgaged  Property prior to the  origination of such Mortgage Loan and the proceeds of which were used in whole or part to satisfy an existing mortgage.

         REMIC:  A "real  estate  mortgage  investment  conduit,"  as such term is defined in the Internal
Revenue Code, as amended.

         Remittance  Date:  The 18th day of any  month,  or if such 18th day is not a  Business  Day,  the first Business Day immediately following such 18th day.

         REO Disposition:  The final sale by the Company of any REO Property.

         REO Disposition Proceeds: Amounts received by the Company in connection with an REO Disposition.

         REO  Property:  A  Mortgaged  Property  acquired  by the  Company on behalf of the  Purchaser  as described in Section 4.13.

         Repurchase  Price:  With  respect to any  Mortgage  Loan,  a price  equal to (i) the  outstanding principal  balance of the Mortgage Loan, plus (ii) interest on such outstanding  principal  balance at the
Mortgage Loan  Remittance  Rate from the last date through which interest has been paid and distributed to the  Purchaser  to the end of the month of  repurchase,  plus,  (iii)  third  party  expenses  incurred in connection  with the transfer of the Mortgage Loan being  repurchased;  less amounts  received or advanced in  respect  of such  repurchased  Mortgage  Loan  which  are  being  held in the  Custodial  Account  for distribution in the month of repurchase.

         Retained  Yield:  All interest  accrued at the Retained Yield Rate on the principal  balance from time to time  outstanding  of each  Mortgage  Loan,  the right to which will be  retained  by the  Company pursuant to Section  2.04 and which is payable to or at the  direction  of the Company out of the interest portion of all  payments or  collections  actually  received or advanced by the Company as to the Mortgage
Loan.

         Retained Yield Rate:  With respect to each Mortgage  Loan,  the amount  specified on the Mortgage
Loan Schedule as the "Retained Yield Rate" .

         SAIF:  The Savings Association Insurance Fund, or any successor thereto.

         Servicing  Advances:  All customary,  reasonable and necessary "out of pocket" costs and expenses
(including  reasonable  attorneys' fees and  disbursements)  incurred in the performance by the Company of its servicing obligations,  including,  but not limited to, the cost of (a) the preservation,  restoration and protection of the Mortgaged  Property,  (b) any enforcement,  administrative or judicial  proceedings, or any legal work or advice  specifically  related to servicing  the  Mortgage  Loans,  including  but not
limited  to,  foreclosures,  bankruptcies,   condemnations,  drug  seizures,  elections,  foreclosures  by subordinate or superior  lienholders,  and other legal actions incidental to the servicing of the Mortgage
Loans (provided that such expenses are reasonable and that the Company  specifies the Mortgage  Loan(s) to which such expenses relate,  and provided further that any such  enforcement,  administrative  or judicial proceeding  does not arise out of a breach of any  representation,  warranty  or  covenant  of the Company hereunder),  (c) the management and  liquidation  of the Mortgaged  Property if the Mortgaged  Property is
acquired in full or partial  satisfaction  of the Mortgage,  (d) taxes,  assessments,  water rates,  sewer rates and other charges which are or may become a lien upon the Mortgaged  Property,  and Primary Mortgage
Insurance Policy premiums and fire and hazard insurance coverage,  (e) any expenses  reasonably  sustained by the Company,  as Company,  with respect to the liquidation of the Mortgaged Property in accordance with the terms of this Agreement and (f) compliance with the obligations under Section 4.08.

         Servicing  Fee:  With respect to each Mortgage  Loan,  the amount of the annual fee the Purchaser shall pay to the Company,  which shall,  for a period of one full month,  be equal to  one-twelfth  of the product of (a) the Servicing Fee Rate and (b) the  outstanding  principal  balance of such Mortgage  Loan.
Such fee  shall be  payable  monthly,  computed  on the  basis of the same  principal  amount  and  period respecting  which any related  interest  payment on a Mortgage  Loan is computed.  The  obligation  of the
Purchaser to pay the  Servicing  Fee is limited to, and the  Servicing  Fee is payable  solely  from,  the interest portion (including  recoveries with respect to interest from Liquidation  Proceeds, to the extent permitted by Section  4.05) of such Monthly  Payment  collected by the Company,  or as otherwise  provided under Section 4.05.

         Servicing Fee Rate:  The Servicing Fee Rate shall be the rate  indicated on the related  Purchase
Price and Terms Letter.

         Servicing  File:  With  respect  to  each  Mortgage  Loan,  the  file  retained  by  the  Company consisting  of originals of all  documents in the Mortgage  File which are not  delivered to the Purchaser and copies of the Mortgage  Loan  Documents  listed in Exhibit A, the  originals of which are delivered to the Purchaser or its designee pursuant to Section 2.04.

         Servicing   Officer:   Any  officer  of  the  Company   involved  in,  or  responsible  for,  the
administration  and  servicing  of the Mortgage  Loans whose name appears on a list of servicing  officers furnished by the Company to the Purchaser upon request, as such list may from time to time be amended.

         Stated  Principal  Balance:  As to each  Mortgage Loan as of any date of  determination,  (i) the principal  balance of such  Mortgage  Loan at the related  Cut-off Date after giving effect to payments of principal  due on or before  such  date,  whether  or not  received,  minus  (ii) all  amounts  previously distributed  to the  Purchaser  with respect to the Mortgage Loan  representing  payments or recoveries of principal or advances in lieu thereof.

         Subservicer:   Any  subservicer   which  is  subservicing   the  Mortgage  Loans  pursuant  to  a
Subservicing Agreement.  Any subservicer shall meet the qualifications set forth in Section 4.01.

         Subservicing  Agreement:  An agreement  between the Company and a  Subservicer  for the servicing of the Mortgage Loans.

                                                ARTICLE II

                                       SERVICING OF MORTGAGE LOANS;
                              RECORD TITLE AND POSSESSION OF MORTGAGE FILES;
                                 BOOKS AND RECORDS; CUSTODIAL AGREEMENT;
                                   DELIVERY OF MORTGAGE LOAN DOCUMENTS

         Section 2.01      Agreement to Purchase.

         The Company  agrees to sell and the  Purchaser  agrees to purchase from time to time the Mortgage
Loans having an aggregate Stated  Principal  Balance on the related Cut-off Date in an amount as set forth in the related  Purchase  Price and Terms  Letter,  or in such other amount as agreed by the Purchaser and the Company as evidenced by the actual aggregate  Stated Principal  Balance of the Mortgage Loans accepted by the Purchaser on the related  Closing Date, with servicing  retained by the Company.  The Company shall deliver the Mortgage Loan Schedule for the Mortgage  Loans to be purchased on the related  Closing Date to the Purchaser at least one (1) Business Day prior to such Closing Date.

         Section 2.02      Purchase Price.

         The  Purchase  Price  for each  Mortgage  Loan  shall be the  percentage  of par as stated in the related  Purchase Price and Terms Letter  (subject to adjustment as provided  therein),  multiplied by the
Stated  Principal  Balance,  as of the related  Cut-off  Date,  of the Mortgage Loan listed on the related
Mortgage  Loan  Schedule,  after  application  of  scheduled  payments of  principal  due on or before the related Cut-off Date whether or not collected.

         In addition to the Purchase  Price as described  above,  the Purchaser  shall pay to the Company, at closing,  accrued  interest on the Stated  Principal  Balance of each  Mortgage  Loan as of the related
Cut-off Date at the Mortgage Loan  Remittance  Rate of each  Mortgage  Loan from the related  Cut-off Date through the day prior to the related Closing Date, inclusive.

         The Purchase Price plus accrued  interest as set forth in the preceding  paragraph  shall be paid on the related Closing Date by wire transfer of immediately available funds.

          Purchaser  shall be entitled to (1) all scheduled  principal due after the related Cut-off Date,
(2) all other recoveries of principal  collected on or after the related Cut-off Date (provided,  however, that all scheduled  payments of principal  due on or before the related  Cut-off Date and collected by the
Company or any successor  servicer  after the related  Cut-off Date shall belong to the Company),  and (3)
all  payments of interest on the  Mortgage  Loans net of  applicable  Servicing  Fees and  Retained  Yield
(minus that  portion of any such payment  which is  allocable  to the period prior to the related  Cut-off
Date).  The Stated  Principal  Balance of each Mortgage Loan as of the related  Cut-off Date is determined after  application  of payments of  principal  due on or before the related  Cut-off  Date  whether or not collected,  together with any  unscheduled  principal  prepayments  collected  prior to such Cut-off Date;
provided,  however,  that payments of scheduled  principal and interest  prepaid for a Due Date beyond the related  Cut-off  Date  shall not be applied  to the  principal  balance  as of such  Cut-off  Date.  Such prepaid  amounts  shall be the  property of the  Purchaser.  The Company  shall  deposit any such  prepaid amounts into the  Custodial  Account,  which account is  established  for the benefit of the Purchaser for subsequent remittance by the Company to the Purchaser.

         Section 2.03      Servicing of Mortgage Loans.

         Simultaneously  with the  execution and delivery of this  Agreement  and each Purchase  Price and
Terms  Letter,  the Company does hereby agree to service the Mortgage  Loans listed on each  Mortgage Loan
Schedule in accordance  with Accepted  Servicing  Practices  subject to the terms of this  Agreement.  The rights of the  Purchaser to receive  payments with respect to the related  Mortgage  Loans shall be as set forth in this Agreement.

         Section 2.04      Record Title and Possession of Mortgage Files; Maintenance of Servicing Files.

         As of the related Closing Date, the Company sold,  transferred,  assigned,  set over and conveyed to the  Purchaser  Mortgage  Loans,  without  recourse,  and the  Company  hereby  acknowledges  that  the
Purchaser  has,  but  subject to the terms of this  Agreement,  all the right,  title and  interest of the
Company in and to such  Mortgage  Loans.  Company will deliver the related  Mortgage  Files to a custodian designated  by  Purchaser,  on or before the related  Closing  Date,  at the expense of the  Company.  The
Company  shall  maintain a Servicing  File  consisting of a copy of the contents of each Mortgage File and the originals of the documents in each Mortgage File not delivered to the  Purchaser.  The Servicing  File shall contain all documents  necessary to service the Mortgage  Loans.  The  possession of each  Servicing
File by the  Company is at the will of the  Purchaser,  for the sole  purpose  of  servicing  the  related
Mortgage  Loan, and such  retention and  possession by the Company is in a custodial  capacity only.  From the related  Closing  Date,  the  ownership  of each  Mortgage  Loan,  including  the Mortgage  Note,  the
Mortgage,  the contents of the related  Mortgage File and all rights,  benefits,  proceeds and obligations arising  therefrom or in connection  therewith,  has been vested in the Purchaser.  All rights arising out of the Mortgage  Loans  including,  but not limited to, all funds  received on or in  connection  with the
Mortgage  Loans and all records or documents  with respect to the Mortgage Loans prepared by or which come into the  possession  of the Company shall be received and held by the Company in trust for the benefit of the  Purchaser  as the owner of the Mortgage  Loans.  Any portion of the  Mortgage  Files  retained by the
Company  shall be  appropriately  identified  in the  Company's  computer  system to clearly  reflect  the ownership of the Mortgage  Loans by the  Purchaser.  The Company shall release its custody of the contents of the Mortgage Files only in accordance  with written  instructions  of the  Purchaser,  except when such release is required as  incidental to the  Company's  servicing of the Mortgage  Loans or is in connection with a repurchase  of any Mortgage Loan or Loans with respect  thereto  pursuant to this  Agreement,  such written instructions shall not be required.

         The Company  shall  retain the Retained  Yield as of the related  Closing Date and shall not have the right to asssign its right to the Retained Yield without the prior written consent of the Purchaser.

         Section 2.05       Books and Records.

         The sale of each  Mortgage  Loan has been  reflected  on the  Company's  balance  sheet and other financial  statements  as a sale  of  assets  by  the  Company.  The  Company  shall  be  responsible  for maintaining,  and shall  maintain,  a complete set of books and records for the Mortgage  Loans that shall be  appropriately  identified in the  Company's  computer  system to clearly  reflect the ownership of the
Mortgage Loan by the Purchaser.  In particular,  the Company shall maintain in its  possession,  available for  inspection  by the  Purchaser,  or its  designee  and shall  deliver to the  Purchaser  upon  demand, evidence of compliance with all federal,  state and local laws,  rules and  regulations,  and requirements of Fannie Mae or FHLMC, as applicable,  including but not limited to  documentation  as to the method used in  determining  the  applicability  of the  provisions of the Flood  Disaster  Protection Act of 1973, as
amended,  to the  Mortgaged  Property,  documentation  evidencing  insurance  coverage of any  condominium project as  required  by Fannie Mae or FHLMC,  and  periodic  inspection  reports as  required  by Section
4.13. To the extent that original  documents are not required for purposes of  realization  of Liquidation
Proceeds or Insurance  Proceeds,  documents  maintained  by the Company may be in the form of microfilm or microfiche.

         The Company  shall  maintain  with respect to each  Mortgage  Loan and shall make  available  for inspection  by any  Purchaser  or its designee the related  Servicing  File during the time the  Purchaser retains ownership of a Mortgage Loan and thereafter in accordance with applicable laws and regulations.

         In addition to the foregoing,  Company shall provide to any supervisory  agents or examiners that regulate  Purchaser,  including but not limited to, the OTS, the FDIC and other similar entities,  access, during normal business hours,  upon reasonable  advance notice to Company and without charge to Company or such  supervisory  agents or examiners,  to any  documentation  regarding  the Mortgage  Loans that may be required by any applicable regulator.

         Section 2.06.     Transfer of Mortgage Loans.

         The  Company  shall keep at its  servicing  office  books and  records in which,  subject to such reasonable  regulations  as it may  prescribe,  the Company  shall note  transfers of Mortgage  Loans.  No transfer of a Mortgage  Loan may be made unless such  transfer  is in  compliance  with the terms  hereof.
For the  purposes of this  Agreement,  the Company  shall be under no  obligation  to deal with any Person with  respect to this  Agreement or any  Mortgage  Loan unless a notice of the  transfer of such  Mortgage
Loan has been  delivered to the Company in accordance  with this Section 2.06 and the books and records of the Company show such Person as the owner of the Mortgage Loan.  The Purchaser  may,  subject to the terms of this  Agreement,  sell and transfer  one or more of the Mortgage  Loans,  provided,  however,  that the transferee  will  not be  deemed  to be a  Purchaser  hereunder  binding  upon  the  Company  unless  such transferee  shall agree in writing to be bound by the terms of this Agreement and an original  counterpart of the  instrument of transfer in an Assignment  and  Assumption of this  Agreement  substantially  in the form of  Exhibit D hereto  executed  by the  transferee  shall have been  delivered  to the  Company.  The
Purchaser  also shall  advise the Company of the  transfer.  Upon receipt of notice of the  transfer,  the
Company  shall  mark its  books and  records  to  reflect  the  ownership  of the  Mortgage  Loans of such assignee,  and the previous  Purchaser  shall be released from its  obligations  hereunder with respect to the Mortgage Loans sold or transferred.

         Section 2.07      Delivery of Mortgage Loan Documents.

         The  Company  shall  deliver and release to the  Purchaser  or its  designee  the  Mortgage  Loan
Documents in accordance  with the terms of this  Agreement.  The  documents  enumerated as items (1), (2),
(4),  (5),  (6),  (7),  (8),  (9) and (16) in Exhibit A hereto  shall be  delivered  by the Company to the
Purchaser or its designee no later than two (2) Business  Days prior to the related  Closing Date pursuant to a bailee  letter  agreement.  All  other  documents  in  Exhibit  A  hereto,  together  with all  other documents  executed in connection  with the Mortgage Loan that Company may have in its  possession,  shall be  retained by the  Company in trust for the  Purchaser.  If the  Company  cannot  deliver  the  original recorded  Mortgage  Loan  Documents  or the  original  policy of title  insurance,  including  riders  and endorsements  thereto,  on the related Closing Date, the Company shall,  promptly upon receipt thereof and in any case not later than 180 days from the  related  Closing  Date,  deliver  such  original  documents, including  original  recorded  documents,  to the Purchaser or its designee (unless the Company is delayed in making such  delivery  by reason of the fact that such  documents  shall not have been  returned by the appropriate  recording  office).  If  delivery  is not  completed  within 180 days solely due to delays in making  such  delivery  by  reason of the fact that such  documents  shall not have been  returned  by the appropriate recording office,  Company shall deliver such document to Purchaser,  or its designee,  within such time period as specified  in a Company's  Officer's  Certificate.  In the event that  documents  have not been received by the date specified in the Company's  Officer's  Certificate,  a subsequent  Company's
Officer's  Certificate  shall be  delivered  by such  date  specified  in the  prior  Company's  Officer's
Certificate,  stating a revised date for receipt of  documentation.  The procedure shall be repeated until the documents  have been received and delivered.  If delivery is not completed  within 180 days solely due to delays in making such delivery by reason of the fact that such  documents  shall not have been returned by the  appropriate  recording  office,  the  Company  shall  continue  to use its best  efforts to effect delivery as soon as possible  thereafter,  provided that if such  documents are not delivered by the 365th day from the date of execution,  the Company shall either (a) provide an Officer's Certificate  certifying that such delivery has not been  completed  solely due to a delay by the related  recording  office or (b)
repurchase the related Mortgage Loans at the Repurchase Price in accordance with Section 3.03 hereof.

         The Company shall pay all initial  recording  fees, for the assignments of mortgage and any other fees in  connection  with the  transfer  of all  original  documents  to the  Purchaser  or its  designee.
Company shall  prepare,  in recordable  form, but in blank,  all  assignments of mortgage (or Form UCC-3's for Co-op Loans)  necessary to assign the Mortgage Loans to Purchaser,  or its designee.  The Purchaser or its designee shall be responsible  for  completing the blank space in such  assignments.  Company shall be responsible for recording the assignments of mortgage (or Form UCC-3's for Co-op Loans).

         Company  shall  provide an  original  or  duplicate  original  of the title  insurance  policy to
Purchaser or its designee within ninety (90) days of the receipt of the recorded  documents  (required for issuance of such policy) from the applicable recording office.

         Any review by the  Purchaser,  or its  designee,  of the Mortgage  Files shall in no way alter or reduce the Company's obligations hereunder.

         If the  Purchaser  or its designee  discovers  any defect with  respect to a Mortgage  File,  the
Purchaser  shall,  or shall  cause its  designee  to,  give  written  specification  of such defect to the
Company  which  may be given in the  exception  report or the  certification  delivered  pursuant  to this
Section  2.07,  or otherwise in writing and the Company  shall cure or  repurchase  such  Mortgage Loan in accordance with Section 3.03.

         The Company shall forward to the Purchaser,  or its designee,  original  documents  evidencing an assumption,  modification,  consolidation  or extension of any  Mortgage  Loan entered into in  accordance with Section 4.01 or 6.01 within one week of their execution;  provided,  however,  that the Company shall provide the  Purchaser,  or its designee,  with a certified  true copy of any such document  submitted for recordation  within one week of its  execution,  and shall provide the original of any document  submitted for recordation or a copy of such document  certified by the appropriate  public  recording office to be a true and complete copy of the original promptly upon receipt from the recording office.

         From time to time the Company may have a need for Mortgage  Loan  Documents  to be released  from
Purchaser,  or its designee.  Purchaser  shall,  or shall cause its designee to, upon the written  request of the Company,  within ten (10)  Business  Days,  deliver to the  Company,  any  requested  documentation previously  delivered to  Purchaser as part of the Mortgage  File,  provided  that such  documentation  is promptly  returned to Purchaser,  or its designee,  when the Company no longer requires  possession of the document,  and provided  that during the time that any such  documentation  is held by the  Company,  such possession  is in  trust  for the  benefit  of  Purchaser.  Company  shall  indemnify  Purchaser,  and its designee, from and against any and all losses, claims, damages, penalties,  fines, forfeitures,  costs and expenses  (including  court costs and reasonable  attorney's  fees) resulting from or related to the loss, damage, or misplacement of any documentation delivered to Company pursuant to this paragraph.

         Section 2.08      Reserved.

                                               ARTICLE III

REPRESENTATIONS AND WARRANTIES OF

                            THE COMPANY; REPURCHASE; REVIEW OF MORTGAGE LOANS

         Section 3.01      Representations and Warranties of the Company.

         The Company  represents,  warrants and covenants to the Purchaser that, as of the related Closing
Date or as of such date specifically provided herein:

         (a)      The Company is a federally  chartered  savings bank validly  existing  under the laws of the United  States and has all licenses  necessary to carry out its business as now being  conducted,  and is licensed and  qualified to transact  business in and is in good  standing  under the laws of each state in which any  Mortgaged  Property  is  located  or is  otherwise  exempt  under  applicable  law from such licensing or  qualification  or is otherwise not required under applicable law to effect such licensing or qualification  and no demand for such  licensing or  qualification  has been made upon such Company by any such state,  and in any event such Company is in compliance  with the laws of any such state to the extent necessary to ensure the  enforceability  of each Mortgage Loan and the servicing of the Mortgage  Loans in accordance with the terms of this Agreement;

         (b)      The  Company has the full power and  authority  and legal  right to hold,  transfer  and convey each Mortgage  Loan, to sell each Mortgage Loan and to execute,  deliver and perform,  and to enter into and  consummate  all  transactions  contemplated  by this  Agreement  and to conduct its  business as presently  conducted,  has duly  authorized the execution,  delivery and performance of this Agreement and any agreements  contemplated  hereby,  has duly executed and delivered this Agreement,  and any agreements contemplated  hereby,  and this  Agreement  and each  Assignment  of  Mortgage  to the  Purchaser  and any agreements  contemplated  hereby,  constitutes  a legal,  valid and  binding  obligation  of the  Company, enforceable  against it in accordance with its terms,  and all requisite  corporate  action has been taken by the Company to make this  Agreement and all agreements  contemplated  hereby valid and binding upon the
Company in accordance with their terms;

         (c)      Neither the execution and delivery of this  Agreement,  nor the  origination or purchase of the Mortgage Loans by the Company,  the sale of the Mortgage Loans to the Purchaser,  the  consummation of the  transactions  contemplated  hereby,  or the  fulfillment  of or  compliance  with  the  terms  and conditions  of this  Agreement  will  conflict  with any of the terms,  conditions  or  provisions  of the
Company's  charter or by-laws or  materially  conflict  with or result in a material  breach of any of the terms,  conditions  or  provisions  of any legal  restriction  or any agreement or instrument to which the
Company  is now a party or by which it is bound,  or  constitute  a default  or result in an  acceleration under any of the  foregoing,  or result in the material  violation of any law,  rule,  regulation,  order, judgment  or decree to which the  Company or its  properties  are  subject,  or impair the  ability of the
Purchaser to realize on the Mortgage Loans.

         (d)      There is no litigation,  suit,  proceeding or  investigation  pending or threatened,  or any order or decree  outstanding,  with respect to the Company which, either in any one instance or in the aggregate,  is reasonably  likely to have a material adverse effect on the sale of the Mortgage Loans, the execution,  delivery,  performance or enforceability  of this Agreement,  or which is reasonably likely to have a material adverse effect on the financial condition of the Company.

         (e)      No consent,  approval,  authorization  or order of any court or  governmental  agency or body is required  for the  execution,  delivery and  performance  by the Company of or  compliance  by the
Company with this  Agreement,  or the sale of the Mortgage Loans and delivery of the Mortgage Files to the
Purchaser or the  consummation of the  transactions  contemplated by this Agreement,  except for consents, approvals, authorizations and orders which have been obtained;

         (f)      The consummation of the  transactions  contemplated by this Agreement is in the ordinary course of business of the Company,  and the transfer,  assignment and conveyance of the Mortgage Notes and the  Mortgages by the Company  pursuant to this  Agreement are not subject to bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

         (g)      The Company  will treat the sale of the  Mortgage  Loans to the  Purchaser as a sale for reporting and accounting purposes and, to the extent appropriate, for federal income tax purposes;

         (h)      Company is an approved  seller/servicer  of  residential  mortgage loans for Fannie Mae,
FHLMC and HUD, with such  facilities,  procedures and personnel  necessary for the sound servicing of such mortgage loans.  The Company is duly qualified,  licensed,  registered and otherwise  authorized under all applicable  federal,  state and local laws,  and  regulations,  if applicable,  meets the minimum  capital requirements  set  forth  by the OTS,  and is in good  standing  to sell  mortgage  loans  to and  service mortgage  loans for Fannie Mae and FHLMC and no event has  occurred  which  would make  Company  unable to comply with eligibility requirements or which would require notification to either Fannie Mae or FHLMC;

         (i)      The Company does not believe,  nor does it have any cause or reason to believe,  that it cannot perform each and every covenant  contained in this  Agreement.  The Company is solvent and the sale of the Mortgage  Loans will not cause the Company to become  insolvent.  The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of the Company's creditors;

         (j)      The  Company  acknowledges  and agrees  that the  Servicing  Fee  represents  reasonable compensation  for  performing  such  services  and that the entire  Servicing  Fee shall be treated by the
Company,  for accounting and tax purposes,  as compensation  for the servicing and  administration  of the
Mortgage  Loans  pursuant to this  Agreement.  In the opinion of Company,  the  consideration  received by
Company  upon  the  sale of the  Mortgage  Loans  to  Purchaser  under  this  Agreement  constitutes  fair consideration for the Mortgage Loans under current market conditions;

         (k)      Company  has  delivered  to  the  Purchaser  financial   statements  of  its  parent  or
predecessor in interest,  for its last two complete fiscal years.  All such financial  information  fairly presents the pertinent  results of operations  and financial  position for the period  identified  and has been prepared in accordance with GAAP  consistently  applied  throughout the periods  involved,  except as set  forth in the  notes  thereto.  There  has  been no  change  in the  business,  operations,  financial condition,  properties  or assets of the Company  since the date of the  Company's  financial  information that  would  have a  material  adverse  effect on its  ability  to  perform  its  obligations  under  this
Agreement; and

         (l)      The Company  has not dealt with any broker,  investment  banker,  agent or other  person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans.

         Section 3.02      Representations and Warranties as to Individual Mortgage Loans.

         The Company  hereby  represents  and warrants to the  Purchaser,  as to each Mortgage Loan, as of the related Closing Date as follows:

         (a)      As of the  related  Closing  Date,  or  such  date as  specified  in the  Mortgage  Loan
Schedule,  the  information  set forth in the Mortgage Loan Schedule is complete,  true and correct in all material respects;

         (b)      Except for Co-op Loans, the Mortgage creates a valid,  subsisting and enforceable  first lien or a first  priority  ownership  interest  in an estate in fee simple or a  leasehold  estate in real property  securing the related Mortgage Note subject to principles of equity,  bankruptcy,  insolvency and other laws of general  application  affecting  the rights of  creditors.  With respect to a Mortgage  Loan that is a Co-op Loan,  the Mortgage  creates a first lien or a first  priority  ownership  interest in the stock ownership and leasehold  rights  associated with the cooperative  unit securing the related Mortgage
Note.

         (c)      All payments  due prior to the related  Cut-off  Date for such  Mortgage  Loan have been made as of the related  Closing  Date,  the Mortgage Loan has not been  dishonored;  there are no material defaults  under the terms of the Mortgage  Loan;  The Company has not advanced its own funds,  or induced, solicited  or knowingly  received any advance of funds from a party other than the owner of the  Mortgaged
Property  subject to the Mortgage,  directly or indirectly,  for the payment of any amount required by the
Mortgage  Loan. No payment  under any Mortgage  Loan is delinquent as of the related  Closing Date nor has any  scheduled  payment been  delinquent at any time prior to the related  Closing  Date.  For purposes of this  paragraph,  a Mortgage Loan will be deemed  delinquent if any payment due thereunder was not paid by the Mortgagor in the month such payment was due.

         (d)      There are no defaults by Company in complying  with the terms of the  Mortgage,  and all taxes,  governmental  assessments,  insurance  premiums,  water,  sewer and municipal  charges,  leasehold payments or ground rents which  previously  became due and owing have been paid, or escrow funds have been established  in an amount  sufficient to pay for every such  escrowed item which remains  unpaid and which has been assessed but is not yet due and payable;

         (e)      The  terms of the  Mortgage  Note and the  Mortgage  have  not  been  impaired,  waived, altered or modified in any respect,  except by written  instruments which have been recorded to the extent any such  recordation  is required by law,  or,  necessary to protect the  interest of the  Purchaser.  No instrument of waiver,  alteration or modification  has been executed,  and no Mortgagor has been released, in whole or in part,  from the terms thereof except in connection  with an assumption  agreement and which assumption  agreement  is part of the Mortgage  File and the terms of which are  reflected in the Mortgage
Loan  Schedule;  the  substance of any such waiver,  alteration or  modification  has been approved by the issuer of any  related  Primary  Mortgage  Insurance  Policy  and title  insurance  policy,  to the extent required by the related policies;

         (f)      The  Mortgage  Note  and the  Mortgage  are not  subject  to any  right  of  rescission, set-off,  counterclaim  or defense,  including,  without  limitation,  the defense of usury,  nor will the operation  of any of the  terms  of the  Mortgage  Note or the  Mortgage,  or the  exercise  of any  right thereunder,  render the Mortgage  Note or Mortgage  unenforceable,  in whole or in part, or subject to any right of rescission,  set-off,  counterclaim or defense, including the defense of usury, and no such right of rescission,  set-off,  counterclaim or defense has been asserted with respect  thereto;  and, as of the related  Closing Date the  Mortgagor  was not a debtor in any state or federal  bankruptcy  or  insolvency proceeding;

         (g)      All buildings or other  customarily  insured  improvements  upon the Mortgaged  Property are insured by an insurer  acceptable  under the  IndyMac  Guidelines  or the Fannie Mae or FHLMC  Guides,
against  loss by fire,  hazards of extended  coverage  and such other  hazards as are  provided for in the
IndyMac  Guidelines or the Fannie Mae or FHLMC Guide, as well as all additional  requirements set forth in
Section  4.10 of this  Agreement.  All such  standard  hazard  policies  are in full  force and effect and contain a standard  mortgagee  clause  naming the Company and its  successors  in interest  and assigns as loss payee and such clause is still in effect and all  premiums  due thereon  have been paid.  If required by the Flood  Disaster  Protection  Act of 1973,  as  amended,  the  Mortgage  Loan is  covered by a flood
insurance  policy  meeting  the  requirements  of  the  current   guidelines  of  the  Federal   Insurance
Administration  which  policy  conforms  to Fannie Mae or FHLMC  requirements,  as well as all  additional requirements  set  forth  in  Section  4.10 of this  Agreement.  Such  policy  was  issued  by an  insurer acceptable  under the IndyMac  Guidelines or the Fannie Mae or FHLMC  guidelines.  The Mortgage  obligates the Mortgagor  thereunder to maintain all such insurance at the Mortgagor's  cost and expense,  and on the
Mortgagor's  failure to do so,  authorizes  the holder of the Mortgage to maintain  such  insurance at the
Mortgagor's cost and expense and to seek  reimbursement  therefor from the Mortgagor.  Neither the Company
(nor any prior  originator or servicer of any of the Mortgage  Loans) nor any Mortgagor has engaged in any act or omission  which has impaired or would  impair the coverage of any such policy,  the benefits of the endorsement provided for herein, or the validity and binding effect of either;

         (h)      Any and  all  requirements  of any  federal,  state  or  local  law  including,  without limitation,  usury,  truth-in-lending,  real estate  settlement  procedures,  consumer credit  protection, equal credit  opportunity  or disclosure  laws  applicable to the Mortgage Loan have been complied with in all  material  respects;  the  Company  maintains,  and shall  maintain,  evidence of such  compliance  as required by applicable  law or regulation  and shall make such  evidence  available for  inspection at the
Company's office during normal business hours upon reasonable advance notice;

         (i)      The Mortgage has not been satisfied,  canceled or subordinated,  in whole or in part, or rescinded,  and the Mortgaged  Property has not been  released from the lien of the Mortgage,  in whole or in part  nor  has any  instrument  been  executed  that  would  effect  any  such  release,  cancellation, subordination  or rescission.  The Company has not waived the  performance by the Mortgagor of any action, if the  Mortgagor's  failure to perform such action would cause the  Mortgage  Loan to be in default,  nor has the Company waived any default resulting from any action or inaction by the Mortgagor;

         (j)      For  Mortgage  Loans that are not Co-op  Loans,  the  Mortgage  is a valid,  subsisting, enforceable and perfected first lien on the Mortgaged  Property,  including all buildings on the Mortgaged
Property  and all  installations  and  mechanical,  electrical,  plumbing,  heating  and air  conditioning systems affixed to such buildings,  and all additions,  alterations and replacements made at any time with respect to the foregoing  securing the Mortgage  Note's original  principal  balance subject to principles of  equity,  bankruptcy,  insolvency  and  other  laws of  general  application  affecting  the  rights of creditors.  The  Mortgage and the  Mortgage  Note do not contain any evidence of any security  interest or other  interest  or  right  thereto.  Such  lien is free  and  clear  of all  adverse  claims,  liens  and encumbrances  having  priority  over  the  first  lien of the  Mortgage  subject  only to (1) the  lien of non-delinquent  current  real  property  taxes and  assessments  not yet due and payable,  (2)  covenants, conditions  and  restrictions,  rights of way,  easements and other matters of the public record as of the date of recording  which are acceptable to mortgage  lending  institutions  generally and either (A) which are  referred  to in the  lender's  title  insurance  policy  delivered  to the  originator  or  otherwise considered in the appraisal  made for the  originator of the Mortgage  Loan, or (B) which do not adversely affect the residential  use or Appraised  Value of the Mortgaged  Property as set forth in such appraisal, and (3) other matters to which like  properties are commonly  subject which do not  individually or in the aggregate  materially  interfere with the benefits of the security intended to be provided by the Mortgage or  the  use,  enjoyment,  value  or  marketability  of  the  related  Mortgaged  Property.  Any  security agreement,  chattel  mortgage or  equivalent  document  related to and  delivered in  connection  with the
Mortgage Loan  establishes  and creates a valid,  subsisting,  enforceable  and  perfected  first lien and first priority security  interest on the property  described  therein,  and the Company has the full right to sell and assign the same to the Purchaser;

         (k)      The  Mortgage  Note and the related  Mortgage  are  original and genuine and each is the legal, valid and binding  obligation of the maker thereof,  enforceable in all respects in accordance with its terms subject to principles of equity,  bankruptcy,  insolvency and other laws of general  application affecting  the rights of  creditors,  and the Company  has taken all action  necessary  to  transfer  such rights of  enforceability  to the  Purchaser.  All parties to the  Mortgage  Note and the Mortgage had the legal  capacity to enter into the  Mortgage  Loan and to execute and  deliver  the  Mortgage  Note and the
Mortgage.  The Mortgage  Loan  Documents  are on forms  acceptable  to Fannie Mae and FHLMC.  The Mortgage
Note and the Mortgage have been duly and properly  executed by such parties.  No fraud,  error,  omission, misrepresentation,  negligence  or similar  occurrence  with respect to a Mortgage Loan has taken place on the part of Company or on the part of any other party  involved in the  servicing  of the  Mortgage  Loan.
To the best of Company's knowledge,  no fraud, error, omission,  misrepresentation,  negligence or similar occurrence  with  respect to a Mortgage  Loan has taken place on the part of the  Mortgagor or on the part of any  other  party  involved  in the  origination  of the  Mortgage  Loan.  Either  the  Mortgagor  or a
guarantor is a natural  person.  The proceeds of the Mortgage Loan have been fully  disbursed and there is no  requirement  for future  advances  thereunder,  and any and all  requirements  as to completion of any on-site or off-site  improvements  and as to disbursements of any escrow funds therefor have been complied with.  All costs,  fees and expenses  incurred in making or closing the Mortgage Loan and the recording of the Mortgage  were paid,  and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

         (l)      The  Company  is the sole  owner and holder of the  Mortgage  Loan and the  indebtedness evidenced by the Mortgage  Note.  Upon the sale of the Mortgage  Loan to the  Purchaser,  the Company will retain the Mortgage  File or any part thereof with respect  thereto not  delivered to the Purchaser or the
Purchaser's  designee in trust only for the purpose of  servicing  and  supervising  the  servicing of the
Mortgage  Loan.  Immediately  prior to the transfer and  assignment to the  Purchaser,  the Mortgage Loan, including  the Mortgage Note and the Mortgage,  were not subject to an  assignment,  sale or pledge to any
Person  other than  Purchaser,  and the  Company had good and  marketable  title to and was the sole owner thereof and had full right to transfer and sell the Mortgage Loan to the  Purchaser  free and clear of any encumbrance,  equity,  lien,  pledge,  charge,  claim or  security  interest  and has the full  right  and authority  subject to no interest or  participation  of, or agreement  with, any other party,  to sell and assign the Mortgage Loan pursuant to this  Agreement  and  following  the sale of the Mortgage  Loan,  the
Purchaser will own such Mortgage Loan free and clear of any encumbrance,  equity,  participation interest, lien,  pledge,  charge,  claim or security  interest.  The  Company  intends to  relinquish  all rights to possess,  control and monitor the Mortgage  Loan,  except for the purposes of servicing  the Mortgage Loan as set forth in this  Agreement.  After the related  Closing Date,  the Company will not have any right to modify or alter the terms of the sale of the Mortgage  Loan and the Company  will not have any  obligation or right to repurchase the Mortgage Loan or substitute  another Mortgage Loan,  except as provided in this
Agreement, or as otherwise agreed to by the Company and the Purchaser;

         (m)      Each  Mortgage  Loan  that is not a Co-op  Loan is  covered  by an ALTA  lender's  title insurance  policy or other generally  acceptable  form of policy or insurance  acceptable to Fannie Mae or
FHLMC  (including  adjustable rate  endorsements),  issued by a title insurer  acceptable to Fannie Mae or
FHLMC and qualified to do business in the jurisdiction where the Mortgaged  Property is located,  insuring
(subject to the  exceptions  contained  in (j)(1),  (2) and (3) above) the  Company,  its  successors  and assigns,  as to the first priority lien of the Mortgage in the original  principal  amount of the Mortgage
Loan and against any loss by reason of the invalidity or  unenforceability  of the lien resulting from the provisions of the Mortgage  providing for  adjustment in the Mortgage  Interest Rate and Monthly  Payment.
Where  required by state law or  regulation,  the Mortgagor has been given the  opportunity  to choose the carrier of the required  mortgage title insurance.  The Company,  its successors and assigns,  is the sole insured of such lender's title insurance  policy,  such title  insurance  policy has been duly and validly endorsed to the Purchaser or the  assignment to the Purchaser of the Company's  interest  therein does not require the consent of or  notification  to the insurer and such  lender's  title  insurance  policy is in full  force and effect and will be in full force and  effect  upon the  consummation  of the  transactions contemplated  by this  Agreement.  No claims have been made under such lender's  title  insurance  policy, and no prior holder or servicer of the related  Mortgage,  including the Company,  nor any Mortgagor,  has done,  by act or  omission,  anything  which would impair the coverage of such  lender's  title  insurance policy;

         (n)      There is no default,  breach,  violation  or event of  acceleration  existing  under the
Mortgage  or the related  Mortgage  Note and no event  which,  with the passage of time or with notice and the  expiration  of any grace or cure  period,  would  constitute  a default,  breach,  violation or event permitting  acceleration;  and  neither  the  Company,  nor any prior  mortgagee  has waived any  default, breach, violation or event permitting acceleration;

         (o)      There are no  mechanics'  or  similar  liens or claims  which  have been filed for work, labor or material (and no rights are outstanding  that under law could give rise to such liens)  affecting the  related  Mortgaged  Property  which are or may be liens  prior to or equal to the lien of the related
Mortgage;

         (p)      All  improvements  subject to the Mortgage  which were  considered  in  determining  the appraised  value of the  Mortgaged  Property lie wholly  within the  boundaries  and building  restriction lines of the Mortgaged  Property  (and wholly  within the project with respect to a condominium  unit) and no  improvements  on adjoining  properties  encroach  upon the Mortgaged  Property  except those which are insured  against by the title  insurance  policy  referred to in clause (m) above and all  improvements on the property comply with all applicable zoning and subdivision laws and ordinances;

         (q)      Each  Mortgage  Loan was  originated  by or for the Company  pursuant  to, and  conforms with,  the  Company's  underwriting  guidelines  attached  as Exhibit G hereto.  The  Mortgage  Loan bears interest at an adjustable  rate as set forth in the Mortgage Loan  Schedule,  and Monthly  Payments  under the  Mortgage  Note are due and payable on the first day of each month.  The  Mortgage  contains the usual and enforceable  provisions of the Company at the time of origination for the  acceleration of the payment of the unpaid  principal  amount of the Mortgage  Loan if the related  Mortgaged  Property is sold without the prior consent of the mortgagee thereunder;

         (r)      The Mortgaged  Property is not subject to any material  damage.  At  origination  of the
Mortgage  Loan  there was not,  since  origination  of the  Mortgage  Loan  there has not been,  and there currently is no proceeding pending for the total or partial  condemnation of the Mortgaged  Property.  The
Company has not received  notification  that any such  proceedings  are  scheduled to commence at a future date;

         (s)      The related  Mortgage  contains  customary and enforceable  provisions such as to render the rights  and  remedies  of the holder  thereof  adequate  for the  realization  against  the  Mortgaged
Property of the  benefits  of the  security  provided  thereby,  including,  (1) in the case of a Mortgage designated as a deed of trust,  by trustee's  sale,  and (2) otherwise by judicial  foreclosure.  There is no homestead or other  exemption  available to the Mortgagor  which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage;

         (t)      If the Mortgage  constitutes a deed of trust,  a trustee,  authorized and duly qualified if required  under  applicable  law to act as such,  has been properly  designated and currently so serves and is named in the  Mortgage,  and no fees or  expenses,  except as may be required by local law,  are or will become payable by the Purchaser to the trustee under the deed of trust,  except in connection  with a trustee's sale or attempted sale after default by the Mortgagor;

         (u)      The Mortgage File contains an appraisal of the related  Mortgaged  Property signed prior to the final  approval  of the  mortgage  loan  application  by a  Qualified  Appraiser,  approved  by the
Company,  who had no interest,  direct or indirect,  in the Mortgaged  Property or in any loan made on the security  thereof,  and whose  compensation is not affected by the approval or disapproval of the Mortgage
Loan,  and the appraisal and appraiser both satisfy the  requirements  of Fannie Mae or FHLMC and Title XI of the FIRREA and the regulations promulgated  thereunder,  all as in effect on the date the Mortgage Loan was originated.  The appraisal is in a form acceptable to Fannie Mae or FHLMC.;

         (v)      All  parties  which  have  had any  interest  in the  Mortgage,  whether  as  mortgagee, assignee,  pledgee or  otherwise,  are (or,  during the  period in which  they held and  disposed  of such interest,  were) (A) in compliance with any and all applicable  licensing  requirements of the laws of the state wherein the Mortgaged  Property is located,  and (B) (1) organized  under the laws of such state, or
(2)  qualified  to do business in such state,  or (3) federal  savings and loan  associations  or national banks or a Federal  Home Loan Bank or savings  bank having  principal  offices in such  state,  or (4) not doing business in such state;

         (w)      The related  Mortgage Note is not and has not been secured by any collateral  except the lien of the  corresponding  Mortgage and the security  interest of any  applicable  security  agreement or chattel  mortgage  referred  to above  and such  collateral  does not  serve  as  security  for any  other obligation;

         (x)      The  Mortgagor  has  received  and  has  executed,  where  applicable,   all  disclosure
materials required by applicable law with respect to the making of such mortgage loans;

         (y)      The  Mortgage  Loan does not contain  "balloon"  or  "graduated  payment"  features;  No
Mortgage Loan is subject to a buydown agreement or contains any buydown provision;

         (z)      The Mortgagor is not in  bankruptcy  and, the Mortgagor is not insolvent and the Company has no  knowledge  of any  circumstances  or  conditions  with  respect  to the  Mortgage,  the  Mortgaged
Property,  the Mortgagor or the  Mortgagor's  credit  standing that could  reasonably be expected to cause investors to regard the Mortgage  Loan as an  unacceptable  investment,  cause the Mortgage Loan to become delinquent, or materially adversely affect the value or marketability of the Mortgage Loan;

         (aa)     The Mortgage  Loans accrue  interest at a fixed rate for the first three (3) or five (5)
years and  thereafter  are one year  adjustable  rate mortgage  loans.  Each Mortgage Loan bears  interest based upon a thirty (30) day month and a three hundred and sixty (360) day year.  The Mortgage  Loans have an  original  term to maturity of not more than 30 years,  with  interest  payable in arrears on the first day of each month. As to each Mortgage Loan, on each  applicable  Adjustment  Date, the Mortgage  Interest
Rate will be  adjusted  to equal the sum of the Index,  plus the  applicable  Margin;  provided,  that the
Mortgage  Interest Rate, on each  applicable  Adjustment  Date, will not increase by more than the Initial
Rate Cap or  Periodic  Rate  Cap,  as  applicable.  Over  the term of each  Mortgage  Loan,  the  Mortgage
Interest  Rate will not exceed such  Mortgage  Loan's  Lifetime  Rate Cap.  Each  Mortgage Note requires a monthly  payment which is sufficient  (a) during the period prior to the first  adjustment to the Mortgage
Interest  Rate,  to fully  amortize the original  principal  balance over the original term thereof and to pay interest at the related  Mortgage  Interest Rate, and (b) during the period  following each Adjustment
Date,  to fully  amortize the  outstanding  principal  balance as of the first day of such period over the then  remaining  term of such Mortgage  Note and to pay interest at the related  Mortgage  Interest  Rate.
The Mortgage Note provides that when the Mortgage  Interest Rate changes on an Adjustment  Date,  the then outstanding  principal  balance will be  reamortized  over the  remaining  life of the Mortgage  Loan.  No
Mortgage Loan  contains  terms or provisions  which would result in negative  amortization  or which would permit the related  Mortgagor to convert the related  Mortgage  Interest Rate to a fixed rate. None of the
Mortgage Loans are considered agricultural loans;

(bb)     Intentionally Omitted;
(cc)     Intentionally Omitted;
(dd)     Intentionally Omitted;
(ee)     Intentionally Omitted;
(ff)     Intentionally Omitted;
(gg)     Intentionally Omitted;

         (hh)     In the event  the  Mortgage  Loan has an LTV  greater  than  80.00%,  the  excess of the principal  balance of the Mortgage Loan over 75.0% of the Appraised  Value of the Mortgaged  Property with respect to a Refinanced  Mortgage Loan, or the lesser of the Appraised  Value or the purchase price of the
Mortgaged  Property  with respect to a purchase  money  Mortgage Loan is and will be insured as to payment defaults by a Primary  Mortgage  Insurance Policy issued by a Qualified  Insurer.  No Mortgage Loan has an
LTV over 95%. All provisions of such Primary  Mortgage  Insurance  Policy have been and are being complied with,  such  policy is in full force and  effect,  and all  premiums  due  thereunder  have been paid.  No
Mortgage  Loan  requires  payment of such  premiums,  in whole or in part,  by the  Purchaser.  No action, inaction,  or event has occurred  and no state of facts  exists that has, or will result in the  exclusion from,  denial of, or defense to  coverage.  Any  Mortgage  Loan  subject to a Primary  Mortgage  Insurance
Policy  obligates the Mortgagor  thereunder to maintain the Primary  Mortgage  Insurance Policy and to pay all premiums and charges in  connection  therewith.  The mortgage  interest  rate for the Mortgage Loan as set forth on the Mortgage Loan Schedule is net of any such insurance premium;

         (ii)     The Assignment is in recordable  form and is acceptable for recording  under the laws of the jurisdiction in which the Mortgaged Property is located;

         (jj)     As to  Mortgage  Loans that are not Co-op  Loans and that are not secured by an interest in a leasehold  estate,  the  Mortgaged  Property is located in the state  identified in the Mortgage Loan
Schedule  and  consists  of a single  parcel of real  property  with a detached  single  family  residence erected thereon, or a townhouse,  or a two-to four-family dwelling,  or an individual  condominium unit in a condominium  project,  or an individual unit in a planned unit  development or a de minimis planned unit development,  provided,  however, that no residence or dwelling is a single parcel of real property with a manufactured  home not  affixed to a permanent  foundation,  or a mobile  home.  Any  condominium  unit or planned unit development either conforms with applicable Fannie Mae or FHLMC  requirements  regarding such dwellings or is covered by a waiver  confirming that such  condominium unit or planned unit development is acceptable to Fannie Mae or FHLMC or is otherwise  "warrantable"  with respect thereto.  As of the date of origination,  no  portion  of any  Mortgaged  Property  is used for  commercial  purposes,  and  since the
Origination Date, no portion of any Mortgaged Property is used for commercial purposes;

         (kk)     Principal  payments on the  Mortgage  Loan  commenced no more than sixty (60) days after the funds were  disbursed in  connection  with the  Mortgage  Loan.  The  Mortgage  Note is payable on the first day of each  month in monthly  installments  of  principal  and  interest,  which  installments  are subject to change due to the  adjustments  to the Mortgage  Interest Rate on each  Adjustment  Date,  with interest  calculated and payable in arrears,  sufficient to amortize the Mortgage Loan fully by the stated
maturity date, over an original term of not more than thirty years from commencement of amortization;

         (ll)     The Mortgaged  Property is lawfully  occupied under applicable law, and all inspections, licenses  and  certificates  required to be made or issued with  respect to all  occupied  portions of the
Mortgaged  Property and,  with respect to the use and occupancy of the same,  including but not limited to certificates  of  occupancy  and fire  underwriting  certificates,  have  been made or  obtained  from the appropriate authorities;

         (mm)     To the best of Company's  knowledge,  there is no pending action or proceeding  directly involving the Mortgaged  Property in which  compliance with any  environmental  law, rule or regulation is an issue.  There is no  violation  of any  environmental  law,  rule or  regulation  with  respect  to the
Mortgaged  Property;   and  neither  the  Company  nor  the  Company  have  received  any  notice  of  any environmental  hazard on the Mortgaged  Property and nothing further remains to be done to satisfy in full all  requirements  of each such law, rule or regulation  constituting a prerequisite  to use and enjoyment of said property;

         (nn)     The  Mortgagor  has not notified  the  Company,  and the Company has no knowledge of any relief requested or allowed to the Mortgagor under the Soldiers' and Sailors' Civil Relief Act of 1940;

         (oo)     No Mortgage Loan was made in connection  with  facilitating  the trade-in or exchange of a Mortgaged Property;

         (pp)     No action has been taken or failed to be taken by  Company,  on or prior to the  related
Closing  Date which has resulted or will result in an  exclusion  from,  denial of, or defense to coverage under any Primary Mortgage Insurance Policy (including,  without  limitation,  any exclusions,  denials or defenses  which would  limit or reduce the  availability  of the timely  payment of the full amount of the loss otherwise due thereunder to the insured)  whether  arising out of actions,  representations,  errors, omissions, negligence, or fraud of the Company, or for any other reason under such coverage;

         (qq)     Each  Mortgage  Loan has been  serviced  in all  material  respects in  compliance  with
Accepted Servicing Practices;

         (rr)     With  respect to each Co-op Loan,  the  related  Mortgage  is a valid,  enforceable  and subsisting  first security  interest on the related  cooperative  shares securing the related  cooperative note,  subject only to (a) liens of the cooperative for unpaid  assessments  representing  the Mortgagor's pro rata share of the cooperative's  payments for its blanket  mortgage,  current and future real property taxes,  insurance  premiums,  maintenance fees and other  assessments to which like collateral is commonly subject  and (b) other  matters to which like  collateral  is  commonly  subject  which do not  materially interfere  with the benefits of the  security  intended to be provided by the  Security  Agreement.  There are no liens against or security  interest in the  cooperative  shares relating to each Co-op Loan (except for unpaid  maintenance,  assessments and other amounts owed to the related cooperative which individually or in the aggregate  will not have a material  adverse  effect on such Co-op  Loans),  which have priority over the Company's security interest in such cooperative shares;

         (ss)     With respect to each Co-op Loan, a search for filings of financing  statements  has been made by a company  competent to make the same,  which company is  acceptable  to Fannie Mae or FHLMC,  and qualified to do business in the jurisdiction  where the cooperative  unit is located,  and such search has not found anything which would materially and adversely affect the Co-op Loan;

         (tt)     With respect to each Co-op Loan,  the related  cooperative  corporation  that owns title to the related cooperative  apartment building is a "cooperative  housing  corporation" within the meaning of Section 216 of the Internal  Revenue  Code,  and is in material  compliance  with  applicable  federal, state and local laws which,  if not complied with,  could have a material  adverse effect on the Mortgaged
Property;

         (uu)     With  respect to each Co-op  Loan,  (a) the terms of the  related  proprietary  lease or occupancy  agreement is longer than the terms of the  Cooperative  Loan, (b) there is no provision in such proprietary  lease or occupancy  agreement  which requires the Mortgagor to offer for sale the cooperative shares  owned by such  Mortgagor  first  to the  Cooperative,  and (c)  there  is no  prohibition  against pledging the shares of the cooperative corporation or assigning the Co-op Lease;

         (vv)     The  Mortgage  Loan was  originated,  within  the  meaning of  section  3(a)(41)  of the
Securities  Exchange  Act of  1934,  by a  mortgagee  approved  by the  Secretary  of  Housing  and  Urban
Development  pursuant  to  sections  203  and  211 of  the  National  Housing  Act,  a  savings  and  loan association,  a savings bank, a commercial bank, credit union,  insurance  company or similar  institution which is supervised and examined by a federal or state authority;

         (ww)     None  of the  Mortgage  Loans  are  simple  interest  Mortgage  Loans  and  none  of the
Mortgaged Properties are timeshares;

         (xx)     All of the terms of the  Mortgage  pertaining  to  interest  rate  adjustments,  payment adjustments and adjustments of the outstanding  principal  balance are  enforceable,  all such adjustments have been properly made,  including the mailing of required notices,  and such adjustments do not and will not affect the priority of the Mortgage  lien.  With  respect to each  Mortgage  Loan which has passed its initial  Adjustment  Date,  the Company has performed an audit of the Mortgage  Loan to determine  whether all  interest  rate  adjustments  have been made in  accordance  with the terms of the  Mortgage  Note and
Mortgage;

         (yy)     Each Mortgage Note,  each Mortgage,  each  Assignment and any other  documents  required pursuant to this  Agreement  to be delivered to the  Purchaser or its  designee,  or its assignee for each
Mortgage  Loan,  have been,  on or before the related  Closing  Date,  delivered  to the  Purchaser or its designee, or its assignee;

         (zz)     To the best of Company's  knowledge,  no  statement,  tape,  diskette,  form,  report or other  document  prepared by, or on behalf of, Company  pursuant to this  Agreement or in connection  with the  transactions  contemplated  hereby,  contains  or  will  contain  any  statement  that  is or will be inaccurate or misleading in any material respect;

     (aaa)        The Company used no selection procedures that identified the Mortgage Loans as being less desirable or valuable than other comparable mortgage loans in the Company's portfolio at the related Cut-off Date;

         (bbb)    The  origination  and servicing  practices used by the Company and any prior  originator or servicer  with  respect to each  Mortgage  Note and  Mortgage  have been legal and in  accordance  with applicable laws and regulations and the Mortgage Loan Documents,  and in all material  respects proper and prudent in the mortgage  origination and servicing  business.  Each Mortgage Loan has been serviced in all material  respects with Accepted  Servicing  Practices.  With respect to escrow deposits and payments that the Company,  on behalf of an investor,  is entitled to collect,  all such payments are in the  possession of, or under the control of, the Company,  and there exist no  deficiencies  in  connection  therewith for which  customary  arrangements  for repayment  thereof have not been made.  All escrow  payments have been collected in full  compliance  with state and federal law and the provisions of the related  Mortgage Note and  Mortgage.  As to any  Mortgage  Loan  that is the  subject  of an  escrow,  escrow  of  funds  is not prohibited by applicable law and has been  established  in an amount  sufficient to pay for every escrowed item that  remains  unpaid and has been  assessed but is not yet due and  payable.  No escrow  deposits or other  charges or payments due under the  Mortgage  Note have been  capitalized  under any Mortgage or the related Mortgage Note; and

         (ccc)    With  respect  each  Mortgage  Loan  secured in whole or in part by the  interest of the
Mortgagor as a lessee under a ground lease of a Mortgaged Property (a "Ground Lease"):

                  (i)      Such Ground Lease is valid, in good standing, and in full force and effect;

                  (ii)     The lessee is not in default under any provision of the lease;

     (iii)        The term of the Ground Lease exceeds the maturity date of the related Mortgage Loan by at least ten years;

                  (iv)     The mortgagee  under the Mortgage Loan is given at least 30 days' notice of any default  and an  opportunity  to cure any  defaults  under the  Ground  Lease or to take over the
         Mortgagor's rights under the Ground Lease;

                  (v)      The Ground Lease does not contain any default  provisions  that could give rise to forfeiture or termination  of the Ground Lease except for the  non-payment of the Ground Lease rents; and

                  (vi)     The Ground Lease provides that the leasehold can be transferred,  mortgaged and sublet an unlimited  number of times  either  without  restriction  or on payment of a reasonable fee and delivery of reasonable documentation to the lessor.

         Section 3.03      Repurchase; Substitution.

         It is understood  and agreed that the  representations  and warranties set forth in Sections 3.01 and 3.02 shall survive the sale of the Mortgage  Loans and delivery of the Mortgage Loan  Documents to the
Purchaser,  or its  designee,  and  shall  inure to the  benefit  of the  Purchaser,  notwithstanding  any restrictive  or qualified  endorsement on any Mortgage Note or Assignment or the  examination,  or lack of examination,  of any Mortgage  File.  Upon discovery by either the Company or the Purchaser of a breach of any of the foregoing  representations  and warranties which materially and adversely  affects the value of the Mortgage  Loans or the interest of the  Purchaser in any Mortgage  Loan,  the party  discovering  such breach  shall give  prompt  written  notice to the other.  The  Company  shall have a period of sixty (60)
days from the  earlier of its  discovery  or its  receipt  of notice of any such  breach  within  which to correct or cure such  breach.  The  Company  hereby  covenants  and agrees  that if any such breach is not corrected or cured within such sixty day period,  the Company  shall,  at the  Purchaser's  option and not later than ninety (90) days of its  discovery  or its receipt of notice of such  breach,  repurchase  such
Mortgage Loan at the  Repurchase  Price or, with the  Purchaser's  prior consent and at  Purchaser's  sole option,  substitute a Mortgage  Loan as provided  below.  In the event that any such breach shall  involve any  representation  or warranty set forth in Section 3.01, and such breach is not cured within sixty (60)
days of the earlier of either  discovery  by or notice to the Company of such breach,  all Mortgage  Loans shall, at the option of the Purchaser, be repurchased by the Company at the Repurchase Price.

         In addition to the  foregoing,  in the event that the first  Monthly  Payment due on or after the related  Cut-off Date with respect to any Mortgage  Loan is not made on or within  thirty (30) days of the related Due Date, the Company shall  repurchase  such Mortgage Loan at the Repurchase  Price within thirty
(30) days of the related  Closing Date.  The Company  further agrees that, at the option of the Purchaser, the Company shall  repurchase,  at the related  Repurchase Price, any Mortgage Loan as to which the second or third  Monthly  Payment is not made within 30 days of the related Due Date  therefor.  Such  repurchase option  shall be exercised  in writing by the  Purchaser  and shall expire on the later of (i) ninety (90)
days  following  the  related  Closing  Date or (ii) the  third  Business  Day  following  receipt  of the delinquency  information  on such Mortgage Loan by the  Purchaser.  The Company shall  repurchase any such
Mortgage  Loan  within  three (3)  Business  Days of the  Purchaser's  written  election  to require  such repurchase.

         Any  repurchase  pursuant  to this  Section  3.03  shall  be  accomplished  by wire  transfer  of immediately available funds to Purchaser in the amount of the Repurchase Price.

         If the Company is required to repurchase  any Mortgage  Loan  pursuant to this Section 3.03,  the
Company may, with the Purchaser's  prior consent and at Purchaser's  sole option,  within ninety (90) days from the related  Closing Date,  remove such defective  Mortgage Loan from the terms of this Agreement and substitute  another  mortgage  loan  for  such  defective  Mortgage  Loan,  in lieu of  repurchasing  such defective  Mortgage  Loan.  Any  substitute  Mortgage  Loan is subject  to  Purchaser  acceptability.  Any substituted  Loans will comply with the  representations  and warranties set forth in this Agreement as of the substitution date

         The Company  shall amend the  Mortgage  Loan  Schedule to reflect the  withdrawal  of the removed
Mortgage Loan from this Agreement and the  substitution  of such substitute  Mortgage Loan therefor.  Upon such  amendment,  the Purchaser  shall review the Mortgage File delivered to it relating to the substitute
Mortgage  Loan. In the event of such a  substitution,  accrued  interest on the  substitute  Mortgage Loan for the month in which the  substitution  occurs and any Principal  Prepayments  made thereon  during such month shall be the property of the  Purchaser  and accrued  interest  for such month on the Mortgage  Loan for which the  substitution is made and any Principal  Prepayments made thereon during such month shall be the property of the Company.  The Monthly  Payment on a  substitute  Mortgage  Loan due on the Due Date in the month of  substitution  shall be the  property of the Company and the Monthly  Payment on the Mortgage
Loan for which the substitution is made due on such date shall be the property of the Purchaser.

         It is  understood  and agreed that the  obligation  of the Company set forth in this Section 3.03 to cure,  repurchase or substitute for a defective  Mortgage Loan, and to indemnify  Purchaser pursuant to
Section  8.01,  constitute  the sole  remedies  of the  Purchaser  respecting  a breach  of the  foregoing representations  and  warranties.  If the  Company  fails to  repurchase  or  substitute  for a  defective
Mortgage  Loan in  accordance  with this  Section  3.03,  or fails to cure a  defective  Mortgage  Loan to
Purchaser's  reasonable  satisfaction  in accordance  with this Section  3.03,  or to indemnify  Purchaser pursuant to Section 8.01,  that failure  shall be an Event of Default and the Purchaser  shall be entitled to pursue all remedies  available in this  Agreement as a result  thereof.  No provision of this paragraph shall affect the rights of the Purchaser to terminate this  Agreement for cause,  as set forth in Sections
10.01 and 11.01.

         Any  cause of  action  against  the  Company  relating  to or  arising  out of the  breach of any representations  and  warranties  made in Sections 3.01 and 3.02 shall accrue as to any Mortgage Loan upon
(i) the  earlier of  discovery  of such breach by the Company or notice  thereof by the  Purchaser  to the
Company,  (ii) failure by the Company to cure such breach or  repurchase  such  Mortgage Loan as specified above, and (iii) demand upon the Company by the Purchaser for compliance with this Agreement.

         In the event that any Mortgage Loan is held by a REMIC,  notwithstanding  any contrary  provision of this  Agreement,  with respect to any Mortgage Loan that is not in default or as to which no default is imminent,  no substitution  pursuant to Subsection 3.03 shall be made after the applicable  REMIC's "start up day" (as  defined in Section  860G(a) (9) of the Code),  unless the Company has  obtained an Opinion of
Counsel  to the  effect  that  such  substitution  will  not (i)  result  in the  imposition  of  taxes on
"prohibited  transactions"  of such REMIC (as defined in Section  860F of the Code) or  otherwise  subject the REMIC to tax, or (ii) cause the REMIC to fail to qualify as a REMIC at any time.

                                                ARTICLE IV

ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

         Section 4.01      Company to Act as Servicer.

         The Company,  as independent  contract servicer,  shall service and administer the Mortgage Loans in accordance  with this Agreement and with Accepted  Servicing  Practices,  and shall have full power and authority,  acting alone,  to do or cause to be done any and all things in connection  with such servicing and  administration  which the Company may deem  necessary or desirable and  consistent  with the terms of this  Agreement  and with  Accepted  Servicing  Practices  and exercise the same care that it  customarily employs  for its own  account.  Except as set forth in this  Agreement,  the  Company  shall  service  the
Mortgage  Loans in strict  compliance  with the  servicing  provisions  of the IndyMac  Guidelines,  which include,  but are not limited to,  provisions  regarding the liquidation of Mortgage Loans, the collection of Mortgage Loan payments,  the payment of taxes,  insurance and other charges,  the maintenance of hazard insurance with a Qualified Insurer, the maintenance of mortgage impairment  insurance,  the maintenance of fidelity bond and errors and omissions  insurance,  inspections,  the  restoration of Mortgaged  Property, the maintenance of Primary  Mortgage  Insurance  Policies,  insurance  claims,  the title,  management and disposition of REO Property,  permitted  withdrawals  with respect to REO Property,  liquidation  reports, and reports of foreclosures and abandonments of Mortgaged  Property,  the transfer of Mortgaged  Property, the release of Mortgage  Files,  annual  statements,  and  examination of records and  facilities.  In the event of any  conflict,  inconsistency  or  discrepancy  between any of the  servicing  provisions of this
Agreement  and  any of the  servicing  provisions  of the  IndyMac  Guidelines,  the  provisions  of  this
Agreement  shall  control and be binding upon the Purchaser  and the Company.  The  Purchaser  may, at its
option deliver  powers-of-attorney  to the Company  sufficient to allow the Company as servicer to execute all  documentation  requiring  execution  on behalf of  Purchaser  with  respect to the  servicing  of the
Mortgage Loans, including satisfactions,  partial releases,  modifications and foreclosure  documentation, or in the alternative,  shall as promptly as reasonably  possible,  execute and return such  documentation to the Company.

         Consistent  with the terms of this Agreement,  the Company may waive,  modify or vary any term of any Mortgage  Loan or consent to the  postponement  of any such term or in any manner grant  indulgence to any  Mortgagor  if in the  Company's  reasonable  and prudent  determination  such  waiver,  modification, postponement  or indulgence is not materially  adverse to the Purchaser,  provided,  however,  that unless the Company has obtained the prior  written  consent of the  Purchaser,  the Company  shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage  Interest Rate,  forgive the payment of  principal  or  interest,  reduce or increase the  outstanding  principal  balance  (except for actual  payments of  principal) or change the final  maturity date on such Mortgage  Loan. In the event of any such  modification  which has been  agreed to in  writing  by the  Purchaser  and  which  permits  the deferral of interest or principal  payments on any Mortgage Loan,  the Company shall,  on the Business Day immediately  preceding the Remittance  Date in any month in which any such  principal or interest  payment has been deferred,  deposit in the Custodial  Account from its own funds, in accordance with Section 4.04, the  difference  between  (a) such  month's  principal  and one  month's  interest  at the  Mortgage  Loan
Remittance  Rate on the unpaid  principal  balance of such  Mortgage  Loan and (b) the amount  paid by the
Mortgagor.  The Company  shall be entitled to  reimbursement  for such  advances to the same extent as for all other  advances  pursuant to Section  4.05.  Without  limiting the  generality of the  foregoing,  the
Company shall  continue,  and is hereby  authorized and empowered,  to prepare,  execute and deliver,  all instruments  of  satisfaction  or  cancellation,  or of partial or full  release,  discharge and all other comparable  instruments,  with respect to the Mortgage Loans and with respect to the Mortgaged Properties.
Notwithstanding  anything herein to the contrary,  the Company may not enter into a forbearance  agreement or similar  arrangement  with respect to any Mortgage  Loan which runs more than 12 months after the first delinquent Due Date. Any such  agreement  shall be approved by Purchaser and, if required,  by the Primary
Mortgage Insurance Policy insurer;  provided that, the Purchaser's  consent shall be deemed to be given if the Purchaser does not object to any proposed  forbearance  agreement or similar  arrangement within seven days following its receipt of notice of such proposed forbearance agreement or similar arrangement.

         In servicing and  administering  the Mortgage Loans, the Company shall employ Accepted  Servicing
Practices,  giving due consideration to the Purchaser's  reliance on the Company.  Unless a different time period is stated in this  Agreement,  Purchaser shall be deemed to have given consent in connection with a particular  matter if Purchaser  does not  affirmatively  grant or deny  consent  within five (5) Business
Days from the date Purchaser  receives a second  written  request for consent for such matter from Company as servicer.

         The Mortgage Loans may be subserviced by the  Subservicer on behalf of the Company  provided that the  Subservicer  is an entity that engages in the business of servicing  loans,  and in either case shall be authorized to transact  business,  and licensed to service mortgage loans, in the state or states where the  related  Mortgaged  Properties  it is to  service  are  situated,  if and to the extent  required  by applicable law to enable the Subservicer to perform its obligations  hereunder and under the  Subservicing
Agreement,  and in  either  case  shall  be a FHLMC or  Fannie  Mae  approved  mortgage  servicer  in good standing,  and no event has occurred,  including but not limited to a change in insurance coverage,  which would make it unable to comply with the  eligibility  requirements  for  lenders  imposed by Fannie Mae or for  seller/servicers  imposed by Fannie Mae or FHLMC,  or which would require  notification to Fannie Mae or FHLMC. In addition,  each Subservicer will obtain and preserve its  qualifications  to do business as a foreign  corporation  and its  licenses to service  mortgage  loans,  in each  jurisdiction  in which such qualifications  and/or  licenses are or shall be necessary to protect the validity and  enforceability  of this  Agreement,  or any of the Mortgage  Loans and to perform or cause to be  performed  its duties under the  related  Subservicing  Agreement.  The Company  may  perform  any of its  servicing  responsibilities hereunder or may cause the Subservicer to perform any such servicing  responsibilities  on its behalf, but the use by the  Company of the  Subservicer  shall not release  the  Company  from any of its  obligations hereunder  and  the  Company  shall  remain  responsible  hereunder  for all  acts  and  omissions  of the
Subservicer  as fully as if such acts and omissions  were those of the Company.  The Company shall pay all fees and expenses of the Subservicer  from its own funds, and the  Subservicer's  fee shall not exceed the
Servicing  Fee.  Company  shall  notify  Purchaser  promptly  in  writing  upon  the  appointment  of  any
Subservicer.

         At the cost and expense of the Company,  without any right of  reimbursement  from the  Custodial
Account,  the Company shall be entitled to terminate the rights and  responsibilities  of the  Subservicer and arrange for any  servicing  responsibilities  to be performed by a successor  subservicer  meeting the requirements  in the  preceding  paragraph,  provided,  however,  that nothing  contained  herein shall be deemed to prevent or prohibit the Company,  at the Company's option,  from electing to service the related
Mortgage Loans itself.  In the event that the Company's  responsibilities  and duties under this Agreement are terminated  pursuant to Section 4.13,  8.04, 9.01 or 10.01 and if requested to do so by the Purchaser, the  Company  shall  at its own  cost  and  expense  terminate  the  rights  and  responsibilities  of the
Subservicer  effective  as of the date of  termination  of the  Company.  The Company  shall pay all fees, expenses or penalties  necessary in order to terminate the rights and  responsibilities of the Subservicer from the Company's own funds without reimbursement from the Purchaser.

         Notwithstanding  any of the provisions of this Agreement  relating to agreements or  arrangements between the Company and the  Subservicer or any reference  herein to actions taken through the Subservicer or  otherwise,  the  Company  shall not be  relieved  of its  obligations  to the  Purchaser  and shall be obligated to the same extent and under the same terms and  conditions  as if it alone were  servicing  and administering  the  Mortgage  Loans.  The Company  shall be entitled to enter into an  agreement  with the
Subservicer  for  indemnification  of the  Company  by the  Subservicer  and  nothing  contained  in  this
Agreement  shall be deemed to limit or modify such  indemnification.  The Company will  indemnify and hold
Purchaser  harmless  from any loss,  liability  or  expense  arising  out of its use of a  Subservicer  to perform any of its servicing duties, responsibilities and obligations hereunder.

         Any  Subservicing  Agreement  and any other  transactions  or services  relating to the  Mortgage
Loans involving the Subservicer  shall be deemed to be between the Subservicer and Company alone,  and the
Purchaser shall have no obligations,  duties or liabilities  with respect to the Subservicer  including no obligation,  duty or liability of Purchaser to pay the  Subservicer's  fees and expenses.  For purposes of distributions  and  advances by the Company  pursuant to this  Agreement,  the Company  shall be deemed to have received a payment on a Mortgage Loan when the Subservicer has received such payment.

         Section 4.02      Collection of Mortgage Loan Payments.

         Continuously  from the date  hereof  until the date each  Mortgage  Loan  ceases to be subject to this Agreement,  the Company will proceed  diligently to collect all payments due under each Mortgage Loan when the same shall become due and payable and shall,  to the extent such  procedures  shall be consistent with this Agreement,  Accepted  Servicing  Practices,  and the terms and provisions of any related Primary
Mortgage  Insurance  Policy,  follow such  collection  procedures  as it follows  with respect to mortgage loans  comparable to the Mortgage Loans and held for its own account.  Further,  the Company will take due care in ascertaining  and estimating  annual escrow  payments,  and all other charges that, as provided in the Mortgage,  will become due and payable,  so that the  installments  payable by the Mortgagors  will be sufficient to pay such charges as and when they become due and payable.

         Section 4.03      Realization Upon Defaulted Mortgage

         The Company shall use its best efforts,  consistent  with the  procedures  that the Company would use in servicing loans for its own account,  consistent  with Accepted  Servicing  Practices,  any Primary
Mortgage  Insurance  Policies  and the  best  interest  of  Purchaser,  to  foreclose  upon  or  otherwise comparably  convert the  ownership of  properties  securing  such of the  Mortgage  Loans as come into and continue  in  default  and as to  which  no  satisfactory  arrangements  can be  made  for  collection  of delinquent  payments  pursuant to Section  4.01.  The Company  shall use its best  efforts to realize upon defaulted  Mortgage  Loans in such manner as will  maximize the receipt of  principal  and interest by the
Purchaser,  taking  into  account,  among  other  things,  the  timing  of  foreclosure  proceedings.  The foregoing  is  subject  to the  provisions  that,  in any case in which a  Mortgaged  Property  shall have suffered  damage,  the Company  shall not be required to expend its own funds  toward the  restoration  of such property  unless it shall  determine in its  discretion (i) that such  restoration  will increase the proceeds of liquidation of the related  Mortgage Loan to the Purchaser after  reimbursement  to itself for such expenses,  and (ii) that such expenses will be recoverable by the Company through Insurance  Proceeds or Liquidation  Proceeds from the related  Mortgaged  Property,  as contemplated in Section 4.05.  Company shall obtain prior  approval of Purchaser as to  restoration  expenses in excess of five thousand  dollars
($5,000).  The  Company  shall be  responsible  for all  costs  and  expenses  incurred  by it in any such proceedings or functions;  provided,  however, that it shall be entitled to reimbursement thereof from the related  property,  as contemplated in Section 4.05.  Notwithstanding  anything to the contrary  contained herein,  in connection  with a foreclosure  or acceptance of a deed in lieu of  foreclosure,  in the event the Company has  reasonable  cause to believe that a Mortgaged  Property is  contaminated  by hazardous or toxic substances or wastes, or if the Purchaser  otherwise requests an environmental  inspection or review of such Mortgaged  Property,  such an inspection or review is to be conducted by a qualified  inspector at the  Purchaser's  expense.  Upon  completion of the  inspection,  the Company shall  promptly  provide the
Purchaser  with a written  report of the  environmental  inspection.  After  reviewing  the  environmental inspection  report,  the  Purchaser  shall  determine  how the Company  shall  proceed with respect to the
Mortgaged Property.

         In the event that a Mortgage  Loan  becomes  part of a REMIC,  and  becomes  REO  Property,  such property  shall be disposed of by Company,  with the  consent of  Purchaser  as required  pursuant to this
Agreement,  within three years after  becoming an REO  Property,  unless  Company  provides to the trustee under such REMIC an opinion of counsel to the effect that the holding of such REO Property  subsequent  to three years after its becoming REO Property,  will not result in the  imposition  of taxes on  "prohibited transactions"  as defined in Section 860F of the Code,  or cause the  transaction  to fail to qualify as a
REMIC at any time  that  certificates  are  outstanding.  Company  shall  manage,  conserve,  protect  and operate  each  such  REO  Property  for the  certificateholders  solely  for  the  purpose  of its  prompt disposition  and sale in a manner  which does not cause such  property to fail to qualify as  "foreclosure property"  within the meaning of Section  860F(a)(2)(E)  of the Code, or any "net income from  foreclosure property"  which is subject to taxation  under the REMIC  provisions of the Code.  Pursuant to its efforts to sell such property,  the Company shall either itself or through an agent  selected by Company,  protect and  conserve  such  property in the same  manner and to such an extent as is  customary  in the  locality where such property is located.  Additionally,  Company shall  perform the tax  withholding  and reporting related to Sections 1445 and 6050J of the Code.

         Notwithstanding   anything  to  the  contrary   contained  herein,  the  Purchaser  may,  at  the
Purchaser's sole option,  upon thirty days prior written notice,  terminate the Company as servicer of any
Mortgage Loan that becomes  delinquent in payment of three (3) Monthly  Payments (or more) without payment of any  termination  fee  with  respect  thereto,  provided  that  the  Company  shall  on the  date  said termination  takes  effect be  reimbursed  for any  unreimbursed  Monthly  Advances  and any  unreimbursed
Servicing  Advances  and  Servicing  Fees in each case  relating  to the  Mortgage  Loan  underlying  such delinquent  Mortgage  Loan  notwithstanding  anything to the  contrary set forth in Section  4.05.  In the event of any such  termination,  the  provisions of Section  11.01 hereof shall apply to said  termination and the  transfer of  servicing  responsibilities  with respect to such  delinquent  Mortgage  Loan to the
Purchaser or its designee.

         Section 4.04      Establishment of Custodial Accounts; Deposits in Custodial Accounts.

         The Company shall segregate and hold all funds  collected and received  pursuant to each Mortgage
Loan  separate  and apart from any of its own funds and general  assets and shall  establish  and maintain one or more Custodial  Accounts.  The Custodial Account shall be an Eligible  Account.  Funds deposited in the Custodial  Account,  which shall be deposited  within one Business Day of receipt,  shall at all times be insured by the FDIC up to the FDIC  insurance  limits,  or must be  invested in  Permitted  Investments held in the  name of the  Purchaser.  Funds  deposited  in the  Custodial  Account  may be drawn on by the
Company in  accordance  with Section 4.05.  The creation of any Custodial  Account shall be evidenced by a letter  agreement in the form shown in Exhibit B hereto.  The original of such letter  agreement  shall be furnished to the Purchaser on the related Closing Date, and upon the request of any subsequent Purchaser.

         The Company  shall  deposit in the  Custodial  Account on a daily basis,  and retain  therein the following  payments and  collections  received or made by it  subsequent  to the related  Cut-off Date, or received by it prior to the related  Cut-off Date but  allocable  to a period  subsequent  thereto,  other than in respect of  principal  and  interest on the  Mortgage  Loans due on or before the related  Cut-off
Date:

         (i)      all payments on account of principal,  including Principal Prepayments,  on the Mortgage
Loans;

         (ii)     all  payments on account of  interest on the  Mortgage  Loans  adjusted to the  Mortgage
Loan Remittance Rate;

         (iii)    all Liquidation Proceeds;

         (iv)     any  amounts  required  to be  deposited  by the  Company  in  connection  with  any REO
Property pursuant to Section 4.13;

         (v)      all Insurance  Proceeds  including amounts required to be deposited pursuant to Sections
4.08,  4.10 and 4.11,  other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged  Property or released to the Mortgagor in  accordance  with Accepted  Servicing
Practices, the Mortgage Loan Documents or applicable law;

         (vi)     all  Condemnation  Proceeds  affecting any Mortgaged  Property which are not released to the Mortgagor in accordance with Accepted Servicing Practices, the loan documents or applicable law;

         (vii)    any Monthly Advances;

         (viii)   with  respect to each full or partial  Principal  Prepayment,  any  Prepayment  Interest
Shortfalls,  to the extent of the Company's  aggregate  Servicing Fee received with respect to the related
Due Period;

         (ix)     any  amounts  required  to be  deposited  by the  Company  pursuant  to Section  4.10 in connection with the deductible clause in any blanket hazard insurance  policy,  such deposit shall be made from the Company's own funds, without reimbursement therefor; and

         (x)      any amounts  required  to be  deposited  in the  Custodial  Account  pursuant to Section
4.01, 4.13 or 6.02.

         The  foregoing  requirements  for deposit in the Custodial  Account shall be exclusive,  it being understood and agreed that,  without  limiting the generality of the foregoing,  payments in the nature of late payment charges,  prepayment  penalites and assumption fees, to the extent permitted by Section 6.01, need not be deposited by the Company in the Custodial  Account.  Any interest  paid on funds  deposited in the  Custodial  Account by the  depository  institution  and any income from the  investment of such funds shall accrue to the benefit of the Company and the Company  shall be entitled to retain and withdraw  such interest and income from the Custodial  Account  pursuant to Section 4.05 (iv). The Purchaser shall not be responsible for any losses suffered with respect to investment of funds in the Custodial Account.

         Section 4.05      Permitted Withdrawals From the Custodial Account.

         The Company  may,  from time to time,  withdraw  from the  Custodial  Account  for the  following purposes:

         (i)      to make  payments to the  Purchaser  in the amounts  and in the manner  provided  for in
Section 5.01;

         (ii)     to reimburse  itself for Monthly  Advances,  the  Company's  right to  reimburse  itself pursuant to this  subclause  (ii) being  limited to amounts  received on the related  Mortgage  Loan which represent late  collections (net of the related  Servicing Fees) of principal  and/or interest  respecting which any such  advance  was made and amounts as to which the Company  has  determined  that such  Monthly
Advance  will not be  recoverable  as  provided  above,  it  being  understood  that,  in the case of such reimbursement,  the Company's  right thereto shall be prior to the rights of the  Purchaser,  except that, where the Company is required to  repurchase a Mortgage  Loan,  pursuant to Section  3.03,  the  Company's right to such  reimbursement  shall be subsequent to the payment to the Purchaser of the Repurchase  Price pursuant to such Section and all other amounts  required to be paid to the Purchaser  with respect to such
Mortgage Loan;

         (iii)    to reimburse itself for unreimbursed  Servicing  Advances and any unpaid Servicing Fees, the Company's  right to reimburse  itself  pursuant to this  subclause  (iii) with respect to any Mortgage
Loan being limited to recoveries  from the related  Mortgagor  with respect  thereto and related  proceeds from Liquidation  Proceeds,  Condemnation  Proceeds and Insurance Proceeds in accordance with the relevant provisions of the IndyMac  Guidelines or as otherwise set forth in this  Agreement;  any recovery shall be made upon liquidation of the REO Property;

         (iv)     to pay to  itself  as part of its  servicing  compensation  (a) any  interest  earned on funds in the Custodial  Account (all such interest to be withdrawn  monthly not later than each Remittance
Date),  and (b) the  Servicing  Fee from that  portion of any  payment or  recovery  as to  interest  with respect to a particular Mortgage Loan;

         (v)      to pay to itself with respect to each Mortgage Loan that has been  repurchased  pursuant to Section  3.03 all  amounts  received  thereon and not  distributed  as of the date on which the related repurchase price is determined,

         (vi)     to transfer funds to another Eligible Account in accordance with Section 4.09 hereof;

         (vii)    to remove funds inadvertently placed in the Custodial Account by the Company; and

         (viii)   to clear and terminate the Custodial Account upon the termination of this Agreement.

         Section 4.06      Establishment of Escrow Accounts;Deposits in Escrow Accounts.

         The Company shall segregate and hold all funds  collected and received  pursuant to each Mortgage
Loan which  constitute  Escrow  Payments  separate and apart from any of its own funds and general  assets and shall  establish  and maintain one or more Escrow  Accounts.  The Escrow  Account shall be an Eligible
Account.  Funds  deposited  in each  Escrow  Account  shall at all times be insured in a manner to provide maximum  insurance  under  the  insurance  limitations  of the  FDIC,  or must be  invested  in  Permitted
Investments.  Funds  deposited  in the Escrow  Account may be drawn on by the Company in  accordance  with
Section  4.07.  The creation of any Escrow  Account  shall be evidenced by a letter  agreement in the form shown in Exhibit C. The  original of such letter  agreement  shall be  furnished  to the  Purchaser on the related Closing Date, and upon request to any subsequent purchaser.

         The  Company  shall  deposit  in the Escrow  Account or  Accounts  on a daily  basis,  and retain therein:

         (i)      all Escrow  Payments  collected  on account of the  Mortgage  Loans,  for the purpose of effecting timely payment of any such items as required under the terms of this Agreement;

         (ii)     all  Insurance  Proceeds  which are to be  applied to the  restoration  or repair of any
Mortgaged Property; and

         (iii)    all Servicing  Advances for Mortgagors  whose Escrow Payments are  insufficient to cover escrow disbursements.

         The Company shall make  withdrawals  from the Escrow  Account only to effect such payments as are required  under this  Agreement,  and for such other  purposes  as shall be as set forth or in  accordance with Section  4.07.  The Company  shall be entitled to retain any interest and  investment  income paid on funds  deposited  in the Escrow  Account by the  depository  institution  other than  interest on escrowed funds  required by law to be paid to the Mortgagor  and, to the extent  required by law, the Company shall pay interest on escrowed funds to the Mortgagor  notwithstanding  that the Escrow Account is  non-interest bearing or that interest  paid thereon is  insufficient  for such  purposes.  The  Purchaser  shall not be responsible for any losses suffered with respect to investment of funds in the Escrow Account.

         Section 4.07      Permitted Withdrawals From Escrow Account.

         Withdrawals from the Escrow Account may be made by Company only:

         (i)      to effect timely  payments of ground rents,  taxes,  assessments,  water rates,  Primary
Mortgage  Insurance  Policy  premiums,  if applicable,  fire and hazard  insurance  premiums,  condominium assessments and comparable items;

         (ii)     to  reimburse  Company  for any  Servicing  Advance  made by Company  with  respect to a related  Mortgage Loan but only from amounts  received on the related  Mortgage Loan which  represent late payments or collections of Escrow Payments thereunder;

         (iii)    to refund to the Mortgagor any funds as may be determined to be overages;

         (iv)     for transfer to the Custodial Account in accordance with the terms of this Agreement;

         (v)      for application to restoration or repair of the Mortgaged Property;

         (vi)     to pay to the Company,  or to the Mortgagor to the extent  required by law, any interest paid on the funds deposited in the Escrow Account;

         (vii)    to clear and terminate  the Escrow  Account on the  termination  of this  Agreement.  As part of its  servicing  duties,  the  Company  shall  pay to the  Mortgagors  interest  on funds in Escrow
Account,  to the extent  required by law,  and to the extent that  interest  earned on funds in the Escrow
Account is insufficient,  shall pay such interest from its own funds, without any reimbursement  therefor;
and

         (viii)   to pay to the  Mortgagors or other parties  Insurance  Proceeds  deposited in accordance with Section 4.06.

         Section 4.08      Payment of Taxes, Insurance and Other Charges; Maintenance of Primary Mortgage
Insurance Policies; Collections Thereunder.

         With respect to each Mortgage Loan, the Company shall maintain  accurate  records  reflecting the status of ground rents, taxes,  assessments,  water rates and other charges which are or may become a lien upon the  Mortgaged  Property and the status of primary  mortgage  insurance  premiums and fire and hazard insurance  coverage  and shall  obtain,  from time to time,  all bills for the  payment  of such  charges, including  renewal  premiums  and  shall  effect  payment  thereof  prior  to the  applicable  penalty  or termination date and at a time appropriate for securing maximum  discounts  allowable,  employing for such purpose  deposits of the Mortgagor in the Escrow Account which shall have been  estimated and  accumulated by the Company in amounts  sufficient  for such  purposes,  as allowed  under the terms of the Mortgage or applicable  law. To the extent that the Mortgage does not provide for Escrow  Payments,  the Company shall determine  that any such  payments  are made by the  Mortgagor  at the time they  first  become  due.  The
Company  assumes full  responsibility  for the timely  payment of all such bills and shall  effect  timely payments of all such bills  irrespective  of the Mortgagor's  faithful  performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments.

         The Company will maintain in full force and effect Primary  Mortgage  Insurance  Policies  issued by a Qualified  Insurer with respect to each  Mortgage  Loan for which such  coverage is herein  required.
Such  coverage will be terminated  only with the approval of Purchaser,  or as required by applicable  law or regulation.  The Company will not cancel or refuse to renew any Primary  Mortgage  Insurance  Policy in effect on the related  Closing  Date that is required  to be kept in force under this  Agreement  unless a replacement  Primary  Mortgage  Insurance  Policy for such canceled or nonrenewed  policy is obtained from and  maintained  with a Qualified  Insurer.  The Company  shall not take any action  which would result in non-coverage  under any  applicable  Primary  Mortgage  Insurance  Policy of any loss  which,  but for the actions  of the  Company  would  have been  covered  thereunder.  In  connection  with any  assumption  or substitution  agreement  entered into or to be entered into  pursuant to Section  6.01,  the Company shall promptly  notify the  insurer  under the  related  Primary  Mortgage  Insurance  Policy,  if any,  of such assumption or  substitution  of liability in  accordance  with the terms of such policy and shall take all actions  which may be required by such insurer as a condition to the  continuation  of coverage  under the
Primary Mortgage  Insurance  Policy.  If such Primary Mortgage  Insurance Policy is terminated as a result of such assumption or substitution of liability,  the Company shall obtain a replacement  Primary Mortgage
Insurance Policy as provided above.

         In connection  with its  activities as servicer,  the Company  agrees to prepare and present,  on behalf of itself and the Purchaser,  claims to the insurer under any Private Mortgage  Insurance Policy in a timely  fashion in  accordance  with the terms of such Primary  Mortgage  Insurance  Policy and, in this regard,  to take such  action  as shall be  necessary  to  permit  recovery  under  any  Primary  Mortgage
Insurance Policy  respecting a defaulted  Mortgage Loan.  Pursuant to Section 4.04, any amounts  collected by the Company under any Primary Mortgage  Insurance  Policy shall be deposited in the Custodial  Account, subject to withdrawal pursuant to Section 4.05.

         Section 4.09      Transfer of Accounts.

         The Company may  transfer the  Custodial  Account or the Escrow  Account to a different  Eligible
Account from time to time.  The Company shall notify the Purchaser prior to any such transfer.

         Section 4.10      Maintenance of Hazard Insurance.

         The Company shall cause to be maintained  for each Mortgage Loan fire and hazard  insurance  with extended  coverage as is  acceptable  to Fannie Mae or FHLMC and customary in the area where the Mortgaged
Property is located in an amount  which is equal to the lesser of (i) the maximum  insurable  value of the improvements  securing such Mortgage Loan or (ii) the greater of (a) the outstanding  principal balance of the Mortgage  Loan,  and (b) an amount such that the proceeds  thereof  shall be sufficient to prevent the
Mortgagor  and/or the mortgagee from becoming a co-insurer.  If required by the Flood Disaster  Protection
Act of 1973,  as amended,  each  Mortgage Loan shall be covered by a flood  insurance  policy  meeting the requirements  of the  current  guidelines  of the  Federal  Insurance  Administration  in  effect  with an insurance  carrier  acceptable to Fannie Mae or FHLMC,  in an amount  representing  coverage not less than the least of (i) the  outstanding  principal  balance of the  Mortgage  Loan,  (ii) the maximum  insurable value of the  improvements  securing such Mortgage Loan or (iii) the maximum amount of insurance  which is available  under the Flood  Disaster  Protection  Act of 1973, as amended.  If at any time during the term of the Mortgage  Loan,  the Company  determines  in  accordance  with  applicable  law and pursuant to the
IndyMac  Guidelines  that a  Mortgaged  Property  is located  in a special  flood  hazard  area and is not covered  by flood  insurance  or is  covered  in an amount  less  than the  amount  required  by the Flood
Disaster  Protection  Act of 1973,  as amended,  the Company shall notify the related  Mortgagor  that the
Mortgagor must obtain such flood  insurance  coverage,  and if said Mortgagor fails to obtain the required flood  insurance  coverage  within  forty-five  (45) days  after  such  notification,  the  Company  shall immediately  force place the required flood  insurance on the Mortgagor's  behalf.  The Company shall also maintain on each REO Property,  fire and hazard insurance with extended  coverage in an amount which is at least equal to the maximum  insurable value of the  improvements  which are a part of such property,  and, to the extent  required and available under the Flood Disaster  Protection Act of 1973, as amended,  flood insurance in an amount as provided  above.  Any amounts  collected by the Company  under any such policies other than amounts to be deposited in the Escrow  Account and applied to the  restoration or repair of the
Mortgaged  Property or REO Property,  or released to the Mortgagor in accordance  with Accepted  Servicing
Practices,  shall be deposited in the Custodial Account,  subject to withdrawal  pursuant to Section 4.05.
It is  understood  and agreed that no other  additional  insurance  need be required by the Company of the
Mortgagor or  maintained  on property  acquired in respect of the Mortgage  Loan,  other than  pursuant to this Agreement,  the IndyMac  Guidelines or such applicable state or federal laws and regulations as shall at any time be in force  and as shall  require  such  additional  insurance.  All such  policies  shall be endorsed  with  standard  mortgagee  clauses  with loss payable to the Company and its  successors  and/or assigns and shall provide for at least thirty days prior  written  notice of any  cancellation,  reduction in the amount or material  change in coverage to the Company.  The Company  shall not  interfere  with the
Mortgagor's  freedom of choice in selecting  either his  insurance  carrier or agent,  provided,  however, that the  Company  shall not accept any such  insurance  policies  from  insurance  companies  unless such companies are Qualified Insurers.

         Section 4.11      Maintenance of Mortgage Impairment Insurance Policy.

         In the event that the Company  shall  obtain and maintain a blanket  policy  issued by an insurer acceptable to Fannie Mae or FHLMC insuring  against hazard losses on all of the Mortgage  Loans,  then, to the extent such policy  provides  coverage in an amount equal to the amount  required  pursuant to Section
4.10 and otherwise  complies with all other  requirements of Section 4.10, it shall conclusively be deemed to have satisfied its  obligations as set forth in Section 4.10, it being  understood and agreed that such policy may contain a deductible  clause,  in which case the Company  shall,  in the event that there shall not have been  maintained  on the related  Mortgaged  Property  or REO  Property a policy  complying  with
Section  4.10,  and there shall have been a loss which would have been covered by such policy,  deposit in the  Custodial  Account  the  amount  not  otherwise  payable  under the  blanket  policy  because of such deductible  clause.  In  connection  with its  activities as servicer of the Mortgage  Loans,  the Company agrees to prepare and present,  on behalf of the  Purchaser,  claims  under any such  blanket  policy in a timely fashion in accordance  with the terms of such policy.  Upon request of the  Purchaser,  the Company shall cause to be delivered to the Purchaser a certificate of insurance covering such policy.

         Section 4.12      Fidelity Bond, Errors and Omissions Insurance.

         The  Company  shall  maintain,  at its own  expense,  a blanket  fidelity  bond and an errors and omissions insurance policy, with broad coverage with responsible  companies on all officers,  employees or other persons  acting in any capacity with regard to the Mortgage Loan to handle funds,  money,  documents and papers relating to the Mortgage Loan,  which policy is in form and substance  acceptable to Fannie Mae under the Fannie Mae Guide.  The  Fidelity  Bond  shall be in the form of the  Mortgage  Banker's  Blanket
Bond and shall  comply  with the  requirements  for  Fidelity  Bonds as set forth in the Fannie Mae Guide.
Such  errors  and  omissions  insurance  shall also  protect  and insure  the  Company  against  losses in connection with the failure to maintain any insurance  policies  required  pursuant to this Agreement.  No provision  of this Section  4.12  requiring  the Fidelity  Bond or errors and  omissions  insurance  shall diminish  or relieve the  Company  from its duties and  obligations  as set forth in this  Agreement.  The minimum  coverage  under any such bond and insurance  policy shall be at least equal to the  corresponding amounts required under the Fannie Mae Guides.  Upon request by Purchaser,  Company shall provide Purchaser with an insurance  certificate  certifying coverage under this Section 4.12, and will provide an update to such certificate upon request, or upon renewal or material modification of coverage.

         Section 4.13      Title, Management and Disposition of REO Property.

         In the event that title to the Mortgaged  Property is acquired in  foreclosure or by deed in lieu of  foreclosure,  the deed or  certificate  of sale  shall be  taken in the name of the  Purchaser  or its designee,  or in the event the  Purchaser or its designee is not  authorized or permitted to hold title to real  property in the state where the REO Property is located,  the deed or  certificate  of sale shall be taken in the name of such  Person or Persons as shall be  consistent  with an opinion of counsel  obtained by the Company  from an attorney  duly  licensed  to practice  law in the state where the REO  Property is located.  Any Person or Persons holding such title other than the Purchaser  shall  acknowledge in writing that such title is being held as nominee for the benefit of the Purchaser.

         The Company  shall notify the  Purchaser  upon each  acquisition  of REO Property and  thereafter assume  the  responsibility  for  marketing  such REO  property  in  accordance  with  Accepted  Servicing
Practices.  Thereafter,  the Company  shall  continue to provide  certain  administrative  services to the
Purchaser  relating  to such REO  Property as set forth in this  Section  4.13.  With  respect to each REO
Property,  the Company  shall report to the  Purchaser  as to the progress  being made in selling such REO
Property on a monthly basis in accordance with Section 5.02(vi) and 5.04.

         The Company shall,  either itself or through an agent selected by the Company,  and in accordance with Accepted  Servicing  Procedures manage,  conserve,  protect and operate each REO Property in the same manner that it manages,  conserves,  protects and operates other foreclosed  property for its own account, and in the same manner that  similar  property in the same  locality as the REO  Property is managed.  The
Company shall cause each REO Property to be inspected  promptly upon the  acquisition of title thereto and shall cause each REO Property to be inspected at least monthly  thereafter or more  frequently as required by the  circumstances.  The  Company  shall  make  or  cause  to be made a  written  report  of each  such inspection.  Such reports  shall be retained in the Mortgage  File and copies  thereof  shall be forwarded by the Company to the Purchaser.

         The Company  shall use its best  efforts to dispose of the REO  Property as soon as possible  and shall sell such REO  Property  in any event  within  three  years  after  title has been taken to such REO
Property,  unless  the  Company  determines,  and gives an  appropriate  notice to the  Purchaser  to such effect,  that a longer period is necessary for the orderly  liquidation of such REO Property.  If a longer period than three (3) years is  permitted  under the  foregoing  sentence and is necessary to sell any REO
Property,  the Company  shall report  monthly to the  Purchaser  as to the progress  being made in selling such REO Property.  All requests for  reimbursement  of Servicing  Advances  shall be in  accordance  with
Accepted  Servicing  Practices.  The  disposition  of REO Property  shall be carried out by the Company at such price,  and upon such terms and  conditions,  as the Company deems to be in the best interests of the
Purchaser  (subject to the above  conditions)  only with the prior written  consent of the Purchaser which consent shall be deemed to be given if the Purchaser  does not object to any proposed  disposition  within seven days following its receipt of written notice thereof.

         Notwithstanding   anything  to  the  contrary   contained  herein,  the  Purchaser  may,  at  the
Purchaser's  sole option,  terminate the Company as servicer of any such REO Property  without  payment of any termination  fee with respect  thereto,  provided that the Company shall on the date said  termination takes effect be reimbursed for any  unreimbursed  advances of the Company's funds made pursuant to Section
5.03 and any  unreimbursed  Servicing  Advances and  Servicing  Fees in each case relating to the Mortgage
Loan  underlying  such REO Property  notwithstanding  anything to the contrary set forth in Section  4.05.
In the  event of any such  termination,  the  provisions  of  Section  11.01  hereof  shall  apply to said termination  and the  transfer of  servicing  responsibilities  with  respect to such REO  Property to the
Purchaser or its designee.

         Section 4.14      Notification of Maturity Date.

          With respect to each Mortgage  Loan,  the Company shall execute and deliver to the Mortgagor any and all necessary  notices  required under  applicable law and the terms of the related  Mortgage Note and
Mortgage regarding the maturity date if required under applicable law.

                                                ARTICLE V

                                        PAYMENTS TO THE PURCHASER

         Section 5.01      Distributions.

         On each Remittance Date, the Company shall  distribute by wire transfer of immediately  available funds to the  Purchaser (i) all amounts  credited to the Custodial  Account as of the close of business on the preceding  Determination  Date,  net of charges  against or  withdrawals  from the  Custodial  Account pursuant to Section 4.05, plus (ii) the Monthly  Advance,  plus (iii)  Compensating  Interest,  minus (iv)
any amounts  attributable to Principal  Payments  received  during the current month and Monthly  Payments collected but due on a Due Date or Dates  subsequent to the preceding  Determination  Date. Any prepayment penalties or similar  charge due with respect to a Mortgage  Loan shall be  distributed  to or retained by the Purchaser or the Company, respectively, as set forth on the related Purchase Price and Terms Letter.

         With respect to any remittance  received by the Purchaser after the Remittance  Date, the Company shall pay to the  Purchaser  interest on any such late  payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change,  plus three (3)  percentage  points,  but in no event greater than the maximum  amount  permitted by applicable  law. Such interest  shall cover the period  commencing  with the day  following  the  Business  Day such payment was due and ending with the Business Day on which such payment is made to the Purchaser,  both  inclusive.  The payment by the Company of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Company.

         Section 5.02      Statements to the Purchaser.

         On each  Remittance  Date, the Company shall furnish to Purchaser an individual  loan  accounting report in the  Company's  assigned  loan number order to document  Mortgage  Loan  payment  activity on an individual Mortgage Loan basis. Such report shall contain the following:

         (i)      with  respect to each  Monthly  Payment,  the  amount of such  remittance  allocable  to principal due on the preceding Due Date;

(ii)     with  respect  to each  Monthly  Payment  due on the  preceding  Due  Date,  the  amount  of such remittance allocable to interest;

(iii)    a description of each Principal Prepayment received in the preceding calendar month;

         (iv)     the  amount  of  servicing  compensation  received  by  the  Company  during  the  prior distribution period;

         (v)      the aggregate Stated Principal Balance of the Mortgage Loans;

         (vi)     the aggregate of any expenses  reimbursed to the Company  during the prior  distribution period pursuant to Section 4.05; and

         (vii)    the  number  and  aggregate   outstanding  principal  balances  of  Mortgage  Loans  (a)
delinquent  (1) 30 to 59 days, (2) 60 to 89 days,  (3) 90 days or more;  (b) as to which  foreclosure  has commenced;  and (c) as to which REO  Property  has been  acquired in each case,  as of the last day of the preceding calendar month.

         The Company  shall also  provide a trial  balance,  sorted in  Purchaser's  assigned  loan number order, in the form of Exhibit E hereto, with each such Report.

         The Company shall prepare and file any and all information  statements or other filings  required to be delivered to any governmental  taxing authority or to Purchaser  pursuant to any applicable law with respect to the Mortgage Loans and the transactions  contemplated  hereby.  In addition,  the Company shall provide  Purchaser  with such  information  concerning the Mortgage Loans as is necessary for Purchaser to prepare its federal income tax return as Purchaser may reasonably request from time to time.

         In  addition,  not more than 60 days  after the end of each  calendar  year,  the  Company  shall furnish to each Person who was a Purchaser at any time during such  calendar  year an annual  statement in accordance with the  requirements of applicable  federal income tax law as to the aggregate of remittances for the applicable portion of such year.

         Section 5.03      Monthly Advances by the Company.

         On each  Remittance  Date,  the  Company  shall,  prior to the  distribution  required to be made pursuant to Section  5.01,  deposit in the Custodial  Account an amount equal to all Monthly  Payments not previously  advanced by the Company,  whether or not  deferred  pursuant to Section  4.01,  (due after the related Cut-off Date) and not allocable to the period prior to the related  Cut-off Date,  adjusted to the
Mortgage Loan Remittance  Rate,  which were due on a Mortgage Loan and delinquent at the close of business on the related Determination Date.

         In lieu of making all or a portion of any  Monthly  Advance,  the Company may cause to be made an appropriate entry in its records relating to the Custodial  Account that funds in such account,  including but not limited to any amounts  received in respect of  scheduled  principal  and interest on any Mortgage
Loans due after the related Due Period for the related  Remittance  Date, have been used by the Company in discharge of its  obligation to make any such Monthly  Advance.  Any funds so applied shall be replaced by the Company by deposit,  in the manner set forth above,  in the Custodial  Account no later than the close of business on the Business Day  immediately  preceding the next  Remittance Date to the extent that funds in the  Custodial  Account  on such date are less  than the  amounts  required  to be  distributed  on the related  Remittance  Date. The Servicer shall be entitled to be reimbursed from the Custodial  Account for all Monthly Advances of its own funds made pursuant to this Section as provided in Section 4.05(ii).

         The  Company's  obligation  to make such Monthly  Advances as to any Mortgage  Loan will continue through the last  Monthly  Payment due prior to the payment in full of the Mortgage  Loan,  or through the
Remittance  Date  prior  to the date on which  the  Mortgaged  Property  liquidates  (including  Insurance
Proceeds,  proceeds from the sale of REO Property or  Condemnation  Proceeds) with respect to the Mortgage
Loan  unless the Company  deems such  advance to be  nonrecoverable.  In such  event,  the  Company  shall deliver to the  Purchaser  an  Officer's  Certificate  of the Company to the effect that an officer of the
Company  has  reviewed  the  related  Mortgage  File and has made the  reasonable  determination  that any additional advances are nonrecoverable.

         Section 5.04      Liquidation Reports.

         Upon the foreclosure sale of any Mortgaged  Property or the acquisition  thereof by the Purchaser pursuant to a  deed-in-lieu  of  foreclosure,  the Company  shall  submit to the  Purchaser a  liquidation report with respect to such  Mortgaged  Property in a form mutually  acceptable to Company and  Purchaser.
The Company  shall also  provide  reports on the status of REO Property  containing  such  information  as
Purchaser may reasonably request from time to time.

                                                ARTICLE VI

                                       GENERAL SERVICING PROCEDURES

         Section 6.01      Assumption Agreements.

         The Company will, to the extent it has knowledge of any conveyance or  prospective  conveyance by any  Mortgagor of the  Mortgaged  Property  (whether by absolute  conveyance  or by contract of sale,  and whether  or not the  Mortgagor  remains  or is to  remain  liable  under  the  Mortgage  Note  and/or  the
Mortgage),  exercise its rights to accelerate  the maturity of such Mortgage Loan under any  "due-on-sale"
clause to the extent  permitted by law;  provided,  however,  that the Company shall not exercise any such rights if  prohibited  by law or the terms of the  Mortgage  Note from doing so or if the exercise of such rights  would  impair or threaten to impair any  recovery  under the related  Primary  Mortgage  Insurance
Policy,  if any. If the Company  reasonably  believes it is unable  under  applicable  law to enforce such
"due-on-sale"  clause,  the Company,  with the approval of the  Purchaser,  will enter into an  assumption agreement  with  the  person  to whom the  Mortgaged  Property  has been  conveyed  or is  proposed  to be conveyed,  pursuant  to which such  person  becomes  liable  under the  Mortgage  Note and,  to the extent permitted by applicable  state law, the Mortgagor  remains liable thereon.  Where an assumption is allowed pursuant to this  Section  6.01,  the Company,  with the prior  consent of the  Purchaser  and the primary mortgage  insurer,  if any, is authorized to enter into a  substitution  of liability  agreement  with the person to whom the Mortgaged  Property has been  conveyed or is proposed to be conveyed  pursuant to which the  original  mortgagor is released  from  liability  and such Person is  substituted  as  mortgagor  and becomes liable under the related  Mortgage Note. Any such  substitution  of liability  agreement  shall be in lieu of an assumption agreement.

         In connection with any such  assumption or  substitution  of liability,  the Company shall follow the  underwriting  practices and  procedures of the IndyMac  Guidelines.  With respect to an assumption or substitution of liability,  the Mortgage  Interest Rate borne by the related  Mortgage Note, the amount of the  Monthly  Payment  and the  maturity  date may not be  changed  (except  pursuant  to the terms of the
Mortgage Note). If the credit of the proposed  transferee does not meet such  underwriting  criteria,  the
Company  diligently  shall, to the extent permitted by the Mortgage or the Mortgage Note and by applicable law,  accelerate  the maturity of the Mortgage  Loan. The Company shall notify the Purchaser that any such substitution  of liability or assumption  agreement has been  completed by forwarding to the Purchaser the original of any such substitution of liability or assumption  agreement,  which document shall be added to the related Mortgage File and shall,  for all purposes,  be considered a part of such Mortgage File to the same extent as all other  documents and  instruments  constituting  a part thereof.  All fees collected by the Company for entering into an assumption or  substitution  of liability  agreement  shall belong to the
Company.

         Notwithstanding  the  foregoing  paragraphs  of  this  Section  or any  other  provision  of this
Agreement,  the  Company  shall not be  deemed to be in  default,  breach  or any other  violation  of its obligations  hereunder  by  reason  of any  assumption  of a  Mortgage  Loan  by  operation  of law or any assumption  which the Company may be restricted by law from  preventing,  for any reason  whatsoever.  For purposes of this Section  6.01,  the term  "assumption"  is deemed to also include a sale of the Mortgaged
Property  subject to the Mortgage that is not  accompanied by an assumption or  substitution  of liability agreement.

         Section 6.02      Satisfaction of Mortgages and Release of Mortgage Files.

         Upon the payment in full of any Mortgage  Loan,  or the receipt by the Company of a  notification that  payment  in full  will be  escrowed  in a manner  customary  for such  purposes,  the  Company  will immediately  notify the Purchaser by a  certification,  which  certification  shall include a statement to the effect  that all  amounts  received  or to be  received  in  connection  with such  payment  which are required  to be  deposited  in the  Custodial  Account  pursuant  to Section  4.04 have been or will be so deposited,  of a Servicing  Officer and shall  request  delivery to it of the portion of the Mortgage File held by the  Purchaser.  The  Purchaser  shall no later  than five  Business  Days  after  receipt of such certification  and request,  release or cause to be released to the  Company,  the related  Mortgage  Loan
Documents and, upon its receipt of such documents,  the Company shall promptly  prepare and deliver to the
Purchaser  the  requisite  satisfaction  or release.  No later than five (5) Business  Days  following its receipt of such  satisfaction or release,  the Purchaser shall deliver,  or cause to be delivered,  to the
Company the release or satisfaction  properly  executed by the owner of record of the applicable  mortgage or its duly  appointed  attorney  in fact.  No expense  incurred  in  connection  with any  instrument  of satisfaction or deed of reconveyance shall be chargeable to the Custodial Account.

         In the event the Company  satisfies or releases a Mortgage  without  having  obtained  payment in full of the  indebtedness  secured  by the  Mortgage  or  should  it  otherwise  prejudice  any  right the
Purchaser may have under the mortgage  instruments,  the Company,  upon written demand, shall remit within two (2) Business Days to the  Purchaser the then  outstanding  principal  balance of the related  Mortgage
Loan by deposit  thereof in the  Custodial  Account.  The Company  shall  maintain the  Fidelity  Bond and errors and omissions  insurance  insuring the Company  against any loss it may sustain with respect to any
Mortgage Loan not satisfied in accordance with the procedures set forth herein.

         From time to time and as  appropriate  for the  servicing or  foreclosure  of the Mortgage  Loan, including  for the purpose of  collection  under any Primary  Mortgage  Insurance  Policy,  the  Purchaser
shall,  upon  request of the Company and  delivery to the  Purchaser  of a servicing  receipt  signed by a
Servicing  Officer,  release the portion of the Mortgage File held by the  Purchaser to the Company.  Such servicing  receipt shall  obligate the Company to return the related  Mortgage  documents to the Purchaser when the need therefor by the Company no longer exists,  unless the Mortgage Loan has been  liquidated and the  Liquidation  Proceeds  relating to the Mortgage Loan have been deposited in the Custodial  Account or the Mortgage  File or such  document has been  delivered to an attorney,  or to a public  trustee or other public  official  as required  by law,  for  purposes of  initiating  or  pursuing  legal  action or other proceedings for the foreclosure of the Mortgaged  Property either  judicially or  non-judicially,  and the
Company has  delivered to the  Purchaser a certificate  of a Servicing  Officer  certifying as to the name and address of the Person to which such  Mortgage  File or such  document was delivered and the purpose or purposes of such  delivery.  Upon  receipt of a  certificate  of a  Servicing  Officer  stating  that such
Mortgage Loan was liquidated, the servicing receipt shall be released by the Purchaser to the Company.

         Section 6.03      Servicing Compensation.

         As compensation  for its services  hereunder,  the Company shall be entitled to withdraw from the
Custodial Account (to the extent of interest  payments  collected on the Mortgage Loans) or to retain from interest  payments  collected on the Mortgage Loans, the amounts  provided for as the Company's  Servicing
Fee, subject to payment of compensating  interest on Principal  Prepayments as capped by the Servicing Fee pursuant to Section 5.01 (iii).  Additional  servicing  compensation  in the form of  assumption  fees, as provided in Section 6.01,  and late payment  charges or otherwise  shall be retained by the Company to the extent not  required to be  deposited  in the  Custodial  Account.  No  Servicing  Fee shall be payable in connection with partial Monthly  Payments.  The Company shall be required to pay all expenses  incurred by it in  connection  with its  servicing  activities  hereunder  and shall not be entitled to  reimbursement therefor except as specifically provided for.

         Section 6.04      Annual Statement as to Compliance.

         The  Company  will  deliver to the  Purchaser  not later than 90 days  following  the end of each fiscal  year of the Company  beginning  in March,  2002,  an  Officers'  Certificate  stating,  as to each signatory  thereof,  that (i) a review of the activities of the Company during the preceding calendar year and of performance  under this Agreement has been made under such officers'  supervision,  and (ii) to the best of such officers'  knowledge,  based on such review, the Company has fulfilled all of its obligations under this  Agreement  throughout  such year,  or, if there has been a default in the  fulfillment  of any such  obligation,  specifying  each such default  known to such officers and the nature and status of cure provisions  thereof.  Copies of such  statement  shall be provided by the  Company to the  Purchaser  upon request.

         Section 6.05      Annual Independent Certified Public Accountants' Servicing Report.

         Within  ninety (90) days of Company's  fiscal year end beginning  March,  2002 the Company at its expense shall cause a firm of independent  public  accountants which is a member of the American Institute of Certified  Public  Accountants to furnish a statement to the Purchaser to the effect that such firm has examined certain  documents and records  relating to the Company's  servicing of mortgage loans similar to the Mortgage  Loans  pursuant to  servicing  agreements  substantially  similar to this  Agreement,  which agreements  may  include  this  Agreement,  and  that,  on the  basis  of such an  examination,  conducted substantially  in the  uniform  single  attestation  program  for  mortgage  bankers,  such firm is of the opinion that the  Company's  servicing  has been  conducted in  compliance  with the  agreements  examined pursuant  to this  Section  6.05,  except  for (i)  such  exceptions  as such  firm  shall  believe  to be immaterial,  and (ii)  such  other  exceptions  as shall be set  forth in such  statement.  Copies of such statement  shall be provided by the Company to the  Purchaser.  In addition,  on an annual basis,  Company shall provided Purchaser with copies of its audited financial statements.

         Section 6.06      Purchaser's Right to Examine Company Records.

         The Purchaser  shall have the right to examine and audit upon  reasonable  notice to the Company, during business hours or at such other times as might be reasonable  under applicable  circumstances,  any and all of the books,  records,  documentation or other information of the Company, or held by another for the Company or on its behalf or otherwise,  which relates to the  performance or observance by the Company of the terms, covenants or conditions of this Agreement.

         The Company shall provide to the Purchaser and any supervisory  agents or examiners  representing a state or federal  governmental agency having jurisdiction over the Purchaser,  including but not limited to OTS, FDIC and other similar entities,  access to any documentation  regarding the Mortgage Loans in the possession  of the Company  which may be  required by any  applicable  regulations.  Such access  shall be afforded without charge, upon reasonable  request,  during normal business hours and at the offices of the
Company, and in accordance with the federal government, FDIC, OTS, or any other similar regulations.

                                               ARTICLE VII

                                    REPORTS TO BE PREPARED BY SERVICER

         Section 7.01      Company Shall Provide Information as Reasonably Required.

         The Company shall  furnish to the Purchaser  during the term of this  Agreement,  such  periodic, special or other reports,  information or  documentation,  whether or not provided for herein, as shall be necessary,  reasonable  or  appropriate  in  respect  to the  Purchaser,  or  otherwise  in respect to the
Mortgage  Loans  and  the  performance  of the  Company  under  this  Agreement,  including  any  reports,
information  or  documentation   reasonably  required  to  comply  with  any  regulations   regarding  any
supervisory  agents or examiners of the  Purchaser  all such reports or  information  to be as provided by and in accordance  with such  applicable  instructions  and  directions  as the  Purchaser may  reasonably request in  relation  to this  Agreement  or the  performance  of the Company  under this  Agreement.  The
Company  agrees to execute  and deliver all such  instruments  and take all such action as the  Purchaser, from time to time,  may  reasonably  request in order to effectuate the purpose and to carry out the terms of this Agreement.

         In  connection  with  marketing  the  Mortgage  Loans,  the  Purchaser  may make  available  to a prospective  purchaser  audited  financial  statements  of the  Company's  parent (or its  predecessor  in interest) for the most recently  completed two (2) fiscal years for which such  statements  are available, as well as a  Consolidated  Statement of Condition at the end of the last two (2) fiscal years  covered by any  Consolidated  Statement  of  Operations.  If it has not already  done so, the Company  shall  furnish promptly to the Purchaser or a prospective purchaser copies of the statements specified above.

         The Company  shall make  reasonably  available to the  Purchaser or any  prospective  Purchaser a knowledgeable  financial or  accounting  officer for the purpose of answering  questions and to permit any prospective  purchaser to inspect the Company's  servicing  facilities for the purpose of satisfying  such prospective  purchaser  that the Company has the ability to service the Mortgage Loans as provided in this
Agreement.

                                               ARTICLE VIII

                                               THE SERVICER

         Section 8.01      Indemnification; Third Party Claims.

         The Company  agrees to indemnify the  Purchaser and hold it harmless  against any and all claims, losses, damages,  penalties,  fines,  forfeitures,  legal fees and related costs, judgments, and any other costs,  fees and expenses  that the Purchaser may sustain in any way related to the failure of the Company to observe and perform its duties,  obligations,  covenants,  and agreements to service the Mortgage Loans in strict  compliance  with the terms of this  Agreement.  The Company  agrees to indemnify  the Purchaser and hold it harmless against any and all claims, losses, damages,  penalties,  fines,  forfeitures,  legal fees and related costs,  judgments,  and any other costs, fees and expenses that the Purchaser may sustain in any way related to the breach of a  representation  or warranty  set forth in Sections  3.01 or 3.02 of this  Agreement.  The Company shall  immediately  notify the Purchaser if a claim is made by a third party against  Company with respect to this  Agreement  or the Mortgage  Loans,  assume (with the consent of the
Purchaser) the defense of any such claim and pay all expenses in connection  therewith,  including counsel fees,  whether or not such claim is settled  prior to judgment,  and promptly  pay,  discharge and satisfy any judgment or decree  which may be entered  against it or the  Purchaser  in respect of such claim.  The
Company  shall  follow any written  instructions  received  from the  Purchaser  in  connection  with such claim.  The Purchaser  shall  promptly  reimburse  the Company for all amounts  advanced by it pursuant to the two  preceding  sentences  except when the claim  relates to the failure of the Company to service and administer  the  Mortgages  in  strict  compliance  with  the  terms  of this  Agreement,  the  breach  of representation  or warranty  set forth in Sections  3.01 or 3.02,  or the gross  negligence,  bad faith or willful  misconduct of Company.  The  provisions of this Section 8.01 shall  survive  termination  of this
Agreement.

         Section 8.02      Merger or Consolidation of the Company.

         The Company will keep in full effect its existence,  rights and  franchises as a federal  savings bank under the laws of the United  States  except as  permitted  herein,  and will obtain and preserve its qualification  to do business as a foreign  corporation in each  jurisdiction in which such  qualification is or shall be  necessary  to protect the validity and  enforceability  of this  Agreement,  or any of the
Mortgage Loans and to perform its duties under this Agreement.

         Any Person into which the Company may be merged or  consolidated,  or any  corporation  resulting from any  merger,  conversion  or  consolidation  to which the  Company  shall be a party,  or any  Person succeeding  to the  business  of the  Company  whether  or not  related  to loan  servicing,  shall be the successor  of the Company  hereunder,  without the  execution or filing of any paper or any further act on the  part of any of the  parties  hereto,  anything  herein  to the  contrary  notwithstanding;  provided, however,  that the successor or surviving  Person shall be an  institution  (i) having a GAAP net worth of not less than  $25,000,000,  (ii) the deposits of which are insured by the FDIC, SAIF and/or BIF, or which is a  HUD-approved  mortgagee  whose  primary  business  is in  origination  and  servicing  of first lien mortgage loans, and (iii) who is a Fannie Mae or FHLMC approved seller/servicer in good standing.

         Section 8.03      Limitation on Liability of the Company and Others.

         Neither the Company nor any of the  officers,  employees or agents of the Company  shall be under any  liability to the Purchaser  for any action taken or for  refraining  from the taking of any action in good faith pursuant to this Agreement,  or for errors in judgment made in good faith;  provided,  however, that this  provision  shall not protect the Company or any such person against any breach of warranties or representations  made  herein,  or  failure to  perform  its  obligations  in strict  compliance  with any standard  of care set forth in this  Agreement,  or any  liability  which  would  otherwise  be imposed by reason of negligence,  bad faith or willful misconduct,  or any breach of the terms and conditions of this
Agreement.  The  Company and any  officer,  employee or agent of the Company may rely in good faith on any document of any kind prima facie properly  executed and submitted by the Purchaser  respecting any matters arising  hereunder.  The Company shall not be under any  obligation to appear in,  prosecute or defend any legal action which is not incidental to its duties to service the Mortgage  Loans in accordance  with this
Agreement  and which in its  reasonable  opinion may involve it in any  expenses or  liability;  provided, however,  that the Company may, with the consent of the Purchaser,  undertake any such action which it may deem  necessary  or  desirable  in respect  to this  Agreement  and the  rights and duties of the  parties hereto.  In such  event,  the  reasonable  legal  expenses  and  costs of such  action  and any  liability resulting  therefrom shall be expenses,  costs and liabilities for which the Purchaser will be liable, and the Company shall be entitled to be reimbursed therefor from the Purchaser upon written demand.

         Section 8.04      Company Not to Assign or Resign.

         The Company  shall not assign this  Agreement or resign from the  obligations  and duties  hereby imposed on it except by mutual  consent of the Company and the  Purchaser or upon the  determination  that its duties hereunder are no longer  permissible  under applicable law and such incapacity  cannot be cured by the Company.  Any such  determination  permitting the  resignation of the Company shall be evidenced by an Opinion of Counsel to such effect  delivered  to the  Purchaser  which  Opinion of Counsel  shall be in form and  substance  acceptable to the  Purchaser.  No such  resignation  shall become  effective  until a successor  shall have  assumed the  Company's  responsibilities  and  obligations  hereunder in the manner provided in Section 11.01.

         Section 8.05      No Transfer of Servicing.

         With  respect to the  retention  of the  Company to service the  Mortgage  Loans  hereunder,  the
Company  acknowledges that the Purchaser has acted in reliance upon the Company's  independent status, the adequacy of its servicing facilities, plan, personnel,  records and procedures, its integrity,  reputation and financial  standing and the  continuance  thereof.  Without in any way limiting the generality of this
Section,  the Company  shall not either assign this  Agreement or the servicing  hereunder or delegate its rights or duties  hereunder or any portion thereof,  or sell or otherwise  dispose of all or substantially all of its property or assets,  without the prior written approval of the Purchaser,  which approval shall be granted or withheld in the Purchaser's sole discretion.

         Without in any way limiting the  generality  of this Section  8.05, in the event that the Company either shall  assign this  Agreement or the  servicing  responsibilities  hereunder or delegate its duties hereunder or any portion  thereof  without (i)  satisfying the  requirements  set forth herein or (ii) the prior written  consent of the Purchaser,  then the Purchaser shall have the right to terminate the Company as  servicer  of the  Mortgage  Loans,  without  any  payment of any  penalty or damages  and  without any liability  whatsoever  to the Company  (other than with respect to accrued but unpaid  Servicing  Fees and unreimbursed Servicing Advances and Monthly Advances) or any third party.

                                                ARTICLE IX

                                                 DEFAULT

         Section 9.01      Events of Default.

         In case one or more of the  following  Events  of  Default  by the  Company  shall  occur  and be continuing, that is to say:

         (i)      any failure by the  Company to remit to the  Purchaser  any payment  required to be made under the  terms of this  Agreement  which  continues  unremedied  for a period  of one (1)  Business  Day following notice to the Company of such failure; or

         (ii)     failure on the part of the Company  duly to observe or perform in any  material  respect any other of the  covenants or  agreements  on the part of the Company set forth in this  Agreement  which continues  unremedied  for a period of thirty (30) days  (except that such number of days shall be fifteen in the case of a failure to pay any premium for any  insurance  policy  required  to be  maintained  under this  Agreement)  after  the  date on which  written  notice  of such  failure,  requiring  the same to be remedied, shall have been given to the Company by the Purchaser; or

         (iii)    a decree or order of a court or  agency or  supervisory  authority  having  jurisdiction for  the  appointment  of  a  conservator  or  receiver  or  liquidator  in  any  insolvency,  bankruptcy, readjustment  of  debt,  marshalling  of  assets  and  liabilities  or  similar  proceedings,  or for  the winding-up or liquidation of its affairs,  shall have been entered  against the Company and such decree or order shall have remained in force undischarged or unstayed for a period of sixty days; or

         (iv)     the  Company  shall  consent  to  the  appointment  of  a  conservator  or  receiver  or liquidator in any insolvency,  bankruptcy,  readjustment of debt, marshalling of assets and liabilities or similar  proceedings  of or relating to the Company or of or relating to all or  substantially  all of its property; or

         (v)      the Company  shall admit in writing its  inability  to pay its debts  generally  as they become due, file a petition to take  advantage of any  applicable  insolvency or  reorganization  statute, make an assignment for the benefit of its creditors,  or voluntarily  suspend payment of its  obligations;
or

         (vi)     the  Company  ceases to be  approved  by both  Fannie Mae and FHLMC as a  mortgage  loan seller or servicer for more than thirty days; or

         (vii)    the Company  attempts to assign its right to  servicing  compensation  hereunder  or the
Company  attempts,  without  the  consent  of the  Purchaser,  to  sell  or  otherwise  dispose  of all or
substantially   all  of  its  property  or  assets  or  to  assign  this   Agreement   or  the   servicing
responsibilities hereunder or to delegate its duties hereunder or any portion thereof; or

         (viii)   the Company ceases to be (a) licensed to service first lien  residential  mortgage loans in any  jurisdiction  in which a Mortgaged  Property is located and such  licensing is  required,  and (b)
qualified to transact  business in any  jurisdiction  where it is currently so qualified,  but only to the extent such  non-qualification  materially  and  adversely  affects the  Company's  ability to perform its obligations hereunder; or

(ix)     the Company  fails to meet the  eligibility  criteria  set forth in the last  sentence of Section
                  8.02.

         Then,  and in each and  every  such  case,  so long as an Event of  Default  shall  not have been remedied,  the  Purchaser,  by notice in writing to the Company  may,  in addition to whatever  rights the
Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages,  including  injunctive relief and  specific  performance,  terminate  all the rights and  obligations  of the Company  under this
Agreement and in and to the Mortgage Loans and the proceeds  thereof without  compensating the Company for the same.  On or after the receipt by the Company of such written  notice,  all authority and power of the
Company under this Agreement,  whether with respect to the Mortgage Loans or otherwise,  shall pass to and be  vested  in the  successor  appointed  pursuant  to  Section  11.01.  Upon  written  request  from  the
Purchaser,  the Company shall prepare,  execute and deliver,  any and all documents and other instruments, place in such  successor's  possession all Mortgage  Files,  and do or accomplish all other acts or things necessary or  appropriate  to effect the purposes of such notice of  termination,  whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents,  or otherwise,  at the
Company's  sole  expense.  The Company  agrees to  cooperate  with the  Purchaser  and such  successor  in effecting the  termination of the Company's  responsibilities  and rights  hereunder,  including,  without limitation,  the transfer to such  successor for  administration  by it of all cash amounts which shall at the time be credited by the Company to the  Custodial  Account or Escrow  Account or  thereafter  received with respect to the Mortgage Loans or any REO Property.

         Section 9.02      Waiver of Defaults.

         The Purchaser may waive only by written  notice any default by the Company in the  performance of its  obligations  hereunder and its  consequences.  Upon any such waiver of a past  default,  such default shall cease to exist,  and any Event of Default  arising  therefrom  shall be deemed to have been remedied for every  purpose of this  Agreement.  No such waiver shall extend to any  subsequent or other default or impair any right consequent thereon except to the extent expressly so waived in writing.

                                                ARTICLE X

                                               TERMINATION

         Section 10.01     Termination.

         The respective  obligations  and  responsibilities  of the Company shall  terminate upon: (i) the later of the final  payment  or other  liquidation  (or any  advance  with  respect  thereto)  of the last
Mortgage  Loan and the  disposition  of all  remaining  REO Property and the  remittance  of all funds due hereunder;  or (ii) by mutual  consent of the Company and the Purchaser in writing;  or (iii)  termination with cause under the terms of this Agreement.

                                                ARTICLE XI

                                         MISCELLANEOUS PROVISIONS

         Section 11.01     Successor to the Company.

         Prior to termination of Company's  responsibilities  and duties under this Agreement  pursuant to
Sections 4.03,  4.13,  8.04, 9.01 or 10.01(ii) or (iii), the Purchaser shall (i) succeed to and assume all of the Company's  responsibilities,  rights, duties and obligations under this Agreement,  or (ii) appoint a successor  having the  characteristics  set forth in Section 8.02 hereof and which shall  succeed to all rights  and  assume  all of the  responsibilities,  duties  and  liabilities  of the  Company  under  this
Agreement  prior to the  termination  of Company's  responsibilities,  duties and  liabilities  under this
Agreement.  In connection with such appointment and assumption,  the Purchaser may make such  arrangements for the  compensation  of such  successor  out of  payments on Mortgage  Loans as the  Purchaser  and such successor  shall agree. In the event that the Company's  duties,  responsibilities  and liabilities  under this Agreement should be terminated pursuant to the aforementioned  Sections,  the Company shall discharge such  duties  and  responsibilities  during  the  period  from  the  date it  acquires  knowledge  of such termination  until the effective  date thereof with the same degree of diligence and prudence  which it is obligated  to exercise  under this  Agreement,  and shall take no action  whatsoever  that might impair or prejudice  the rights or  financial  condition of its  successor.  The  resignation  or removal of Company pursuant to the  aforementioned  Sections shall not become  effective until a successor shall be appointed pursuant to this Section and shall in no event relieve the Company of the  representations  and warranties made pursuant to Sections 3.01, 3.02 and 3.03 and the remedies  available to the Purchaser  thereunder and under Section 8.01, it being  understood and agreed that the provisions of such Sections 3.01,  3.02, 3.03 and 8.01 shall be applicable to the Company  notwithstanding  any such  resignation  or termination of the
Company, or the termination of this Agreement.

         Any  successor  appointed  as  provided  herein  shall  execute,  acknowledge  and deliver to the
Company and to the Purchaser an instrument  accepting such  appointment,  whereupon  such successor  shall become fully vested with all the rights,  powers,  duties,  responsibilities,  obligations and liabilities of the Company,  with like effect as if originally  named as a party to this  Agreement.  Any  termination or  resignation  of the Company or this  Agreement  pursuant to Section 4.03,  4.13,  8.04,  9.01 or 10.01 shall not affect any claims that the  Purchaser  may have  against the Company  arising  prior to any such termination or resignation.

         The Company shall  promptly  deliver to the successor the funds in the Custodial  Account and the
Escrow  Account and the Mortgage Files and related  documents and statements  held by it hereunder and the
Company shall account for all funds.  The Company shall execute and deliver such  instruments  and do such other  things all as may  reasonably  be  required  to more fully and  definitely  vest and confirm in the successor  all  such  rights,  powers,  duties,  responsibilities,  obligations  and  liabilities  of  the
Company.  The successor shall make  arrangements  as it may deem  appropriate to reimburse the Company for unrecovered  Servicing  Advances which the successor retains hereunder and which would otherwise have been recovered by the Company pursuant to this Agreement but for the appointment of the successor servicer.

         Section 11.02     Amendment.

         This  Agreement  may be amended  from time to time by the  Company and the  Purchaser  by written agreement signed by the Company and the Purchaser.

         Section 11.03     Recordation of Agreement.

         To the extent  permitted by  applicable  law,  this  Agreement is subject to  recordation  in all
appropriate   public  offices  for  real  property  records  in  all  the  counties  or  other  comparable jurisdictions  in which any of the  properties  subject to the Mortgages  are  situated,  and in any other appropriate  public recording  office or elsewhere,  such recordation to be effected by the Company at the
Company's  expense on direction of the Purchaser  accompanied  by an Opinion of Counsel to the effect that such  recordation  materially and  beneficially  affects the interest of the Purchaser or is necessary for the administration or servicing of the Mortgage Loans.

         Section 11.04     Governing Law.

         This  Agreement  shall be governed by and construed in  accordance  with the laws of the State of
New York except to the extent  preempted  by Federal  law.  The  obligations,  rights and  remedies of the parties hereunder shall be determined in accordance with such laws.

         Section 11.05     Notices.

         Any  demands,  notices  or other  communications  permitted  or  required  hereunder  shall be in writing  and shall be deemed  conclusively  to have been  given if  personally  delivered  at or mailed by registered  mail,  postage  prepaid,  and return  receipt  requested or  certified  mail,  return  receipt requested,  or  transmitted by telex,  telegraph or telecopier and confirmed by a similar mailed  writing, as follows:

(i)      if to the Company:

                  IndyMac Bank, F.S.B.
                  155 N. Lake Avenue
                  Pasadena, California 91101
                  Attention: Master Servicing
                  Telecopier Number (626) 585-5042

                  With a copy to:

                  IndyMac Bank, F.S.B.
                  3465 E. Foothill Boulevard
                  Pasadena, CA  91107
                  Attention: Capital Markets
                  Telecopier No. (626) 535-2550

         (ii)     if to the Purchaser:

                  EMC Mortgage Corporation
                  Mac Arthur Ridge II,
                  909 Hidden Ridge Drive, Suite 200
                  Irving, Texas 75038
                  Attention:  Mr. Edward Raice
                  Telecopier No.:  (972) 444-2810

or such other  address as may  hereafter be furnished to the other party by like notice.  Any such demand, notice or  communication  hereunder  shall be deemed to have been  received  on the date  delivered  to or received at the premises of the addressee (as evidenced,  in the case of registered or certified  mail, by the date noted on the return receipt).

         Section 11.06     Severability of Provisions.

         Any part,  provision,  representation  or warranty of this Agreement which is prohibited or which is held  to be  void  or  unenforceable  shall  be  ineffective  to the  extent  of  such  prohibition  or
unenforceability   without   invalidating  the  remaining   provisions   hereof.   Any  part,   provision,
representation  or warranty of this Agreement which is prohibited or  unenforceable  or is held to be void or unenforceable  in any  jurisdiction  shall be ineffective,  as to such  jurisdiction,  to the extent of such prohibition or unenforceability  without  invalidating the remaining  provisions hereof, and any such prohibition  or  unenforceability  in any  jurisdiction  as to any Mortgage  Loan shall not  invalidate or render  unenforceable  such  provision in any other  jurisdiction.  To the extent  permitted by applicable law, the parties  hereto waive any provision of law that  prohibits or renders void or  unenforceable  any provision  hereof.  If the  invalidity  of  any  part,  provision,  representation  or  warranty  of  this
Agreement  shall  deprive any party of the economic  benefit  intended to be conferred by this  Agreement, the parties  shall  negotiate,  in good  faith,  to develop a structure  the  economic  effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

         Section 11.07     Exhibits.

         The  exhibits  to this  Agreement  are  hereby  incorporated  and made a part  hereof  and are an integral part of this Agreement.

         Section 11.08     General Interpretive Principles.

         For  purposes of this  Agreement,  except as otherwise  expressly  provided or unless the context otherwise requires:

         (i)      the  terms  defined  in  this  Agreement  have  the  meanings  assigned  to them in this
Agreement  and  include  the plural as well as the  singular,  and the use of any gender  herein  shall be deemed to include the other gender;

         (ii)     accounting  terms not  otherwise  defined  herein have the meanings  assigned to them in accordance with GAAP;

         (iii)    references  herein to  "Articles",  "Sections",  Subsections",  "Paragraphs",  and other subdivisions  without  reference  to  a  document  are  to  designated  Articles,  Sections,  Subsections,
Paragraphs and other subdivisions of this Agreement;

         (iv)     a reference to a  Subsection  without  further  reference to a Section is a reference to such  Subsection  as  contained in the same Section in which the  reference  appears,  and this rule shall also apply to Paragraphs and other subdivisions;

         (v)      the words  "herein",  "hereof ",  "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision;

         (vi)     the  term  "include"  or  "including"  shall  mean  without   limitation  by  reason  of
enumeration; and

         (viii)   headings of the Articles  and  Sections in this  Agreement  are for  reference  purposes only and shall not be deemed to have any substantive effect.

         Section 11.09     Reproduction of Documents.

         This Agreement and all documents relating thereto,  including,  without limitation, (i) consents, waivers and  modifications  which may hereafter be executed,  (ii) documents  received by any party at the closing,  and (iii)  financial  statements,  certificates  and other  information  previously or hereafter
furnished,  may  be  reproduced  by  any  photographic,   photostatic,  microfilm,  micro-card,  miniature
photographic or other similar process.  The parties agree that any such  reproduction  shall be admissible in evidence  as the  original  itself in any  judicial or  administrative  proceeding,  whether or not the original is in existence and whether or not such  reproduction  was made by a party in the regular  course of business,  and that any  enlargement,  facsimile or further  reproduction  of such  reproduction  shall likewise be admissible in evidence.

         Section 11.10     Confidentiality of Information.

         Each  party  recognizes  that,  in  connection  with  this  Agreement,  it may  become  privy  to non-public  information  regarding the financial  condition,  operations and prospects of the other party.
Each party agrees to keep all  non-public  information  regarding the other party  strictly  confidential, and to use all such  information  solely in order to  effectuate  the purpose of the  Agreement,  provided that each party may provide  confidential  information to its employees,  agents and affiliates who have a need to know  such  information  in order to  effectuate  the  transaction,  provided  further  that  such information is identified as confidential non-public information.  In addition,  confidential  information may  be  provided  to a  regulatory  authority  with  supervisory  power  over  Purchaser,  provided  such information is identified as confidential non-public information.

         Section 11.11     Recordation of Assignments of Mortgage.

         To the extent  permitted by  applicable  law, each of the  Assignments  of Mortgage is subject to recordation  in all  appropriate  public  offices for real  property  records in all the counties or other comparable  jurisdictions in which any or all of the Mortgaged  Properties are situated,  and in any other appropriate  public  recording  office or  elsewhere,  such  recordation  to be effected at the  Company's expense in the event  recordation is either  necessary under  applicable law or requested by the Purchaser at its sole option.

         Section 11.12     Assignment by Purchaser.

         The Purchaser shall have the right,  without the consent of the Company,  to assign,  in whole or in part, its interest  under this  Agreement and the related  Purchase Price and Terms Letter with respect to some or all of the Mortgage  Loans,  and  designate  any Person to exercise any rights of the Purchaser hereunder,  by executing an Assignment and  Assumption  Agreement  substantially  in the form of Exhibit D hereto  and the  assignee  or  designee  shall  accede to the  rights  and  obligations  hereunder  of the
Purchaser with respect to such Mortgage  Loans.  In no event shall  Purchaser  sell a partial  interest in any  Mortgage  Loan  without  the written  consent of Company,  which  consent  shall not be  unreasonably denied.  All  references  to the  Purchaser in this  Agreement  shall be deemed to include its assignee or designee.

         Section 11.13     No Partnership.

         Nothing  herein  contained  shall be deemed or  construed  to  create a  co-partnership  or joint venture  between the parties  hereto and the services of the Company  shall be rendered as an  independent contractor and not as agent for Purchaser.

         Section 11.14     Execution: Successors and Assigns.

         This Agreement may be executed in one or more  counterparts  and by the different  parties hereto on  separate  counterparts,  each of which,  when so  executed,  shall be deemed to be an  original;  such counterparts,  together,  shall  constitute  one and the same  agreement.  Subject to Section  8.04,  this
Agreement  shall inure to the  benefit of and be binding  upon the  Company  and the  Purchaser  and their respective successors and assigns.

         Section 11.15     Entire Agreement.

         The  Company  acknowledges  that no  representations,  agreements  or  promises  were made to the
Company  by the  Purchaser  or any of its  employees  other  than  those  representations,  agreements  or promises  specifically  contained  herein.  This  Agreement  and the  Purchase  Price and Terms Letter set
forth the entire  understanding  between the parties  hereto and shall be binding upon all  successors  of both parties.

         Section 11.16.  No Solicitation.

         From and after the related  Closing Date,  the Company agrees that it will not take any action or permit  or cause  any  action  to be taken  by any of its  agents  or  affiliates,  or by any  independent contractors  on the  Company's  behalf,  to  personally,  by  telephone  or mail,  solicit the borrower or obligor  under any Mortgage Loan to refinance  the Mortgage  Loan, in whole or in part,  without the prior written  consent of the  Purchaser.  Notwithstanding  the  foregoing,  it is  understood  and agreed  that promotions  undertaken  by the Company or any  affiliate of the Company  which are directed to the general public at large,  or segments  thereof,  provided that no segment shall consist  primarily of the Mortgage
Loans,  including,  without  limitation,  mass  mailing  based on  commercially  acquired  mailing  lists, newspaper,  radio and  television  advertisements  shall not  constitute  solicitation  under this Section
11.16.  This  Section  11.16 shall not be deemed to preclude  the  Company or any of its  affiliates  from soliciting any Mortgagor for any other financial products or services.

         Section 11.17.  Closing.

         The  closing  for the  purchase  and sale of the  Mortgage  Loans shall take place on the related
Closing  Date.  The closing  shall be either:  by  telephone,  confirmed  by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

         The closing for the Mortgage  Loans to be purchased on the related  Closing Date shall be subject to each of the following conditions:

         (a)      at least one (1)  Business  Day prior to the related  Closing  Date,  the Company  shall deliver to the  Purchaser a magnetic  diskette,  or  transmit  electronically,  a listing on a  loan-level basis of the information contained in the Mortgage Loan Schedule;

         (b)      all of the  representations  and warranties of the Company under this Agreement shall be materially true and correct as of the related  Closing Date and no event shall have occurred  which,  with notice or the passage of time, would constitute a material default under this Agreement;

         (c)      the Purchaser shall have received,  or the Purchaser's  attorneys shall have received in escrow,  all  documents  required  pursuant  to this  Agreement,  an opinion of counsel  and an  officer's certificate,  all in such forms as are agreed upon and acceptable to the  Purchaser,  duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

         (d)      the Company shall have delivered to the Purchaser a Bill of Sale;

         (e)      the Company  shall have  delivered and released to the Purchaser (or its designee) on or prior to the related Closing Date all documents required pursuant to the terms of this Agreement; and

         (f)      all other terms and conditions of this  Agreement  shall have been  materially  complied with.

         Subject to the  foregoing  conditions,  the  Purchaser  shall pay to the  Company on the  related
Closing Date the Purchase Price,  plus accrued  interest  pursuant to Section 2.02 of this  Agreement,  by wire transfer of immediately available funds to the account designated by the Company.

         Section 11.18.    Cooperation of Company with a Reconstitution.

         The Company and the Purchaser  agree that with respect to some or all of the Mortgage  Loans,  on or  after  the  related  Closing  Date,  on one or  more  dates  (each  a  "Reconstitution  Date")  at the
Purchaser's  sole option,  the Purchaser may effect a sale (each,  a  "Reconstitution")  of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

         (a)       one or more  third  party  purchasers  in one or more  whole loan  transfers  (each,  a
"Whole Loan Transfer"); or

         (b)      one or more trusts or other  entities  to be formed as part of one or more  pass-through transfers (each, a "Pass-Through Transfer").

         The  Company  agrees to  execute in  connection  with any  agreements  among the  Purchaser,  the
Company,  and any servicer in connection with a Whole Loan Transfer,  a Company's warranties and servicing agreement  or a  participation  and  servicing  agreement  or  similar  agreement  in form  and  substance reasonably  acceptable  to the parties,  and in connection  with a  Pass-Through  Transfer,  a pooling and servicing  agreement in form and substance mutually agreeable to the parties  (collectively the agreements referred to herein are  designated,  the  "Reconstitution  Agreements").  It is  understood  that any such
Reconstitution  Agreements  will not  contain  any  greater  obligations  on the part of Company  than are contained in this Agreement.

         With  respect to each Whole Loan  Transfer  and each  Pass-Through  Transfer  entered into by the
Purchaser,  the Company  agrees (1) to cooperate  fully with the Purchaser and any  prospective  purchaser with  respect to all  reasonable  requests  and due  diligence  procedures;  (2) to  execute,  deliver and perform all Reconstitution  Agreements  required by the Purchaser;  (3) to restate the representations and warranties  set forth in Section 3.01 and  3.02(bbb) of this  Agreement  as of the  settlement  or closing date in connection with such  Reconstitution  (each, a  "Reconstitution  Date").  In that connection,  the
Company shall provide to such issuer and any other  participants in such  Reconstitution:  (i) any and all information  and  appropriate  verification  of  information  which  may be  reasonably  available  to the
Company,  whether through  letters of its auditors and counsel or otherwise,  as the Purchaser or any such other  participant  shall  request  upon  reasonable  demand;  and (ii) such  additional  representations, warranties,  covenants,  opinions of counsel,  letters from auditors, and certificates of public officials or officers  of the Company as are  reasonably  agreed upon by the Company and the  Purchaser  or any such other  participant.  The Purchaser  shall be  responsible  for the costs  relating to the delivery of such information.

         All Mortgage  Loans not sold or  transferred  pursuant to a  Reconstitution  shall remain subject to,  and  serviced  in  accordance  with the terms of,  this  Agreement,  and with  respect  thereto  this
Agreement shall remain in full force and effect.

         IN WITNESS  WHEREOF,  the Company and the  Purchaser  have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

                                                   EMC MORTGAGE CORPORATION
                                                               Purchaser

                                                     By:________________________
                                                     Name:
                                                     Title:

                                                   INDYMAC BANK, F.S.B.
                                                                Company

                                                     By: _______________________
                                                     Name:
                                                     Title:

                                                EXHIBIT A

                                        CONTENTS OF MORTGAGE FILE

         With respect to each  Mortgage  Loan,  the  Mortgage  File shall  include  each of the  following items,  which shall be  available  for  inspection  by the  Purchaser,  and which shall be retained by the
Company in the  Servicing  File or delivered to the  Purchaser or its designee  pursuant to Sections  2.04 and 2.05 of the Master Purchase, Warranties and Servicing Agreement.

         1.       The  original  Mortgage  Note  endorsed  "Pay  to the  order  of  ______________________
______________________________,  without  recourse," and signed via facsimile or original signature in the name of the  Company  or the  originator  by an  authorized  officer,  with all  intervening  endorsements showing  a  complete  chain of title  from the  originator  to the last  endorsee  on the  Mortgage  Note, together  with any  applicable  riders.  If the Mortgage  Loan was acquired by the Company in a merger the endorsement  must be by  "[Company],  successor by merger to the [name of  predecessor]".  If the Mortgage
Loan was acquired or originated by the Company while doing business  under another name,  the  endorsement must be by  "[Company]  formerly  known as [previous  name]".  The Mortgage  Notes may be in the form of a lost note  affidavit  in a form  acceptable  to  Purchaser  with a copy of the  applicable  Mortgage  Note attached thereto.

If the Company chooses to use facsimile  signatures to endorse  Mortgage  Notes,  the Company must provide in an officer's  certificate  that the  endorsement  is valid and  enforceable in the  jurisdiction(s)  in which the  Mortgaged  Properties  are  located  and must retain in its  corporate  records  the  following specific  documentation  authorizing the use of facsimile  signatures:  (i) a resolution from its board of directors  authorizing  specific officers to use facsimile  signatures;  stating that facsimile signatures will be a valid and binding act on the Company's part; and authorizing the Company's  corporate  secretary to certify the validity of the resolution,  the names of the officers  authorized to execute  documents by using  facsimile  signatures,  and the  authenticity of specimen forms of facsimile  signatures;  (ii) the corporate  secretary's  certification  of the  authenticity  and  validity  of  the  board  of  directors'
resolution;  and (iii) a  notarized  "certification  of  facsimile  signature,"  which  includes  both the facsimile and the original  signatures of the signing  officer(s)  and each officer's  certification  that the facsimile is a true and correct copy of his or her original signature.

         2.       The original  Mortgage  (together with a standard  adjustable  rate mortgage rider) with evidence of recording  thereon,  or a copy thereof  certified by the public recording office in which such mortgage has been recorded or, if the original  Mortgage has not been returned from the applicable  public recording  office,  a true  certified  copy,  certified by the Company or the originator (in the case of a
Co-op Loan, the original security agreement).

         3.       The  original or certified  copy,  certified  by the  Company,  of the Primary  Mortgage
Insurance Policy, if required.

         4.       The original  Assignment,  from the last endorsee on the Mortgage Note or the originator
(if  there are no such  endorsements)  to  _____________________________________,  or in  accordance  with
Purchaser's  instructions,  which assignment shall, but for any blanks requested by Purchaser,  be in form and substance  acceptable  for  recording.  If the Mortgage Loan was acquired or originated by the Company while  doing  business  under  another  name,  the  Assignment  must be by  "[Company]  formerly  known as
[previous  name]".  If the Mortgage Loan was acquired by the Company in a merger,  the endorsement must be by "[Company],  successor by merger to the [name of  predecessor]".  None of the  Assignments  are blanket assignments of mortgage.

         5.       With respect to Mortgage  Loans that are not Co-op Loans,  the original  policy of title insurance,  including  riders  and  endorsements  thereto,  or if the policy  has not yet been  issued,  a written  commitment  or interim  binder or  preliminary  report of title issued by the title  insurance or escrow company.

         6.       Originals of all recorded intervening Assignments,  or copies thereof,  certified by the public  recording  office in which such  Assignments  have been recorded showing a complete chain of title from the originator to the last endorsee on the Mortgage Note,  with evidence of recording  thereon,  or a copy thereof  certified by the public  recording  office in which such Assignment has been recorded or, if the original  Assignment  has not been  returned  from the  applicable  public  recording  office,  a true certified copy, certified by the Company.

         7.       Originals,  or copies  thereof  certified by the public  recording  office in which such documents  have  been  recorded,  of  each  assumption,  extension,  modification,  written  assurance  or substitution  agreements,  if  applicable,  or if the original of such document has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

         8.       If the Mortgage Note or Mortgage or any other material  document or instrument  relating to the  Mortgage  Loan has been  signed by a person on behalf of the  Mortgagor,  the  original or copy of power of attorney or other  instrument that authorized and empowered such person to sign bearing  evidence that  such  instrument  has been  recorded,  if so  required  in the  appropriate  jurisdiction  where the
Mortgaged  Property is located,  or a copy thereof  certified by the public recording office in which such instrument  has been recorded or, if the original  instrument  has not been  returned from the  applicable public recording office, a true certified copy, certified by the Company.

         9.       With respect to a Co-op Loan:  (i) a copy of the Co-op Lease and the  assignment of such
Co-op Lease to the originator of the Mortgage Loan,  with all intervening  assignments  showing a complete chain of title and an assignment thereof by Company;  (ii) the stock certificate  together with an undated stock power  relating to such stock  certificate  executed in blank;  (iii) the  recognition  agreement in substantially  same form as standard  "AZTECH" form;  (iv) copies of the financial  statement filed by the originator  as secured  party and,  if  applicable,  a filed  UCC-3  Assignment  of the  subject  security interest  showing a complete chain of title,  together with an executed UCC-3  Assignment of such security interest by the Company in a form sufficient for filing (v) Loan Security Agreement.

         10.      Mortgage  Loan closing  statement  (Form HUD-1) and any other  truth-in-lending  or real estate settlement procedure forms required by law.

         11.  Residential loan application.

         12.      Uniform  underwriter  and  transmittal  summary  (Fannie  Mae Form  1008) or  reasonable equivalent.

         13.      Credit report on the mortgagor.

         14.      Business credit report, if applicable.

         15.      Residential appraisal report and attachments thereto.

         16.      The original of any guarantee executed in connection with the Mortgage Note.

         17.      Verification  of employment  and income  except for Mortgage  Loans  originated  under a
Limited Documentation Program, all in accordance with Company's underwriting guidelines.

         18.      Verification  of  acceptable   evidence  of  source  and  amount  of  down  payment,  in
accordance with Company's underwriting guidelines.

         19.      Photograph of the Mortgaged Property (may be part of appraisal).

         20.      Survey of the Mortgaged Property, if any.

         21.      Sales contract, if applicable.

         22.      If available,  termite  report,  structural  engineer's  report,  water  portability and septic certification.

         23.      Any original security  agreement,  chattel mortgage or equivalent executed in connection with the Mortgage.

         24.      Name affidavit, if applicable.

         Notwithstanding  anything to the contrary herein,  Company may provide one certificate for all of the Mortgage Loans indicating that the documents were delivered for recording.

                                                EXHIBIT B

                                    CUSTODIAL ACCOUNT LETTER AGREEMENT

                                           ______________, 2001

To:      [_______________________]
         (the "Depository")

         As "Company" under the Master Purchase,  Warranties and Servicing  Agreement,  dated as of August
1, 2001  Adjustable  Rate  Mortgage  Loans (the  "Agreement"),  we hereby  authorize  and  request  you to establish an account,  as a Custodial Account pursuant to Section 4.04 of the Agreement,  to be designated as "IndyMac Bank,  F.S.B.,  in trust for the [Purchaser],  Owner of Adjustable Rate Mortgage  Loans".  All
deposits in the account  shall be subject to  withdrawal  therefrom by order  signed by the Company.  This letter is submitted to you in duplicate.  Please execute and return one original to us.

                                                     INDYMAC BANK, F.S.B.

By:____________________________

Name:__________________________

Title:_________________________

         The  undersigned,  as "Depository",  hereby  certifies that the above described  account has been established  under Account Number  [__________],  at the office of the  depository  indicated  above,  and agrees to honor  withdrawals on such account as provided above.  The full amount  deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance  Corporation  through the Bank  Insurance  Fund or the Savings  Association  Insurance  Fund or will be  invested  in  Permitted
Investments as defined in the Agreement.

                                                     [___________________________]

By:____________________________

Name:__________________________

Title:_________________________

                                                EXHIBIT C

                                     ESCROW ACCOUNT LETTER AGREEMENT
                                           _____________, 2001

To:      [_______________________]
         (the "Depository")

         As "Company" under the Master  Purchase  Warranties and Servicing  Agreement,  dated as of August
1, 2001  Adjustable  Rate  Mortgage  Loans (the  "Agreement"),  we hereby  authorize  and  request  you to establish an account,  as an Escrow Account  pursuant to Section 4.06 of the  Agreement,  to be designated as "IndyMac Bank,  F.S.B.,  in trust for the  [Purchaser],  Owner of Adjustable Rate Mortgage  Loans,  and
various  Mortgagors."  All  deposits  in the account  shall be subject to  withdrawal  therefrom  by order signed by the  Company.  This  letter is  submitted  to you in  duplicate.  Please  execute and return one original to us.

                                            INDYMAC BANK, F.S.B.

                                            By:__________________________
                                            Name:________________________
                                            Title:_________________________

         The  undersigned,  as "Depository",  hereby  certifies that the above described  account has been established under Account Number __________,  at the office of the depository  indicated above, and agrees to honor  withdrawals  on such  account as provided  above.  The full amount  deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance  Corporation  through the
Bank  Insurance  Fund  or the  Savings  Association  Insurance  Fund  or will  be  invested  in  Permitted
Investments as defined in the Agreement.

                                            [______________________]

                                            By:______________________________
                                            Name:____________________________
                                            Title:___________________________

                                                EXHIBIT D

                                    FORM OF ASSIGNMENT AND ASSUMPTION

         THIS    ASSIGNMENT    AND    ASSUMPTION    AGREEMENT,    dated    ___________________,    between
__________________,   a  _____________________  corporation  ("Assignor"),and   _____________________,   a
__________________ corporation ("Assignee"):

         For and in  consideration  of the sum of TEN DOLLARS  ($10.00) and other  valuable  consideration the  receipt  and  sufficiency  of which  hereby  are  acknowledged,  and of the mutual  covenants  herein contained, the parties hereto hereby agree as follows:

         1.       The Assignor  hereby grants,  transfers and assigns to Assignee all of the right,  title and  interest of Assignor,  as  Purchaser,  in, to and under (a) those  certain  Mortgage  Loans listed on
Exhibit A attached  hereto (the  "Mortgage  Loans"),  (b) that certain  Master  Purchase,  Warranties  and
Servicing  Agreement,  Adjustable  Rate Mortgage  Loans (the "Master  Purchase,  Warranties  and Servicing
Agreement"),  dated as of August 1, 2001 by and among EMC Mortgage  Corporation  ("Purchaser") and IndyMac
Bank,  F.S.B.  (the "Company") with respect to the Mortgage Loans and (c) that certain  Purchase Price and
Terms  Letter,  dated as of  ______________,  2001 (the  "Terms  Letter") by and among the  Purchaser  and
IndyMac Bank, F.S.B.  (only with respect to such mortgage loans  transferred and assigned  hereunder) with respect to the Mortgage Loans.

         The Assignor  specifically  reserves and does not assign to the  Assignee  hereunder  any and all right,  title and  interest  in, to and under and all  obligations  of the  Assignor  with  respect to any mortgage loans subject to the Master  Purchase,  Warranties  and Servicing  Agreement and the Terms Letter
which are not the  Mortgage  Loans set forth on Exhibit A attached  hereto and are not the subject of this
Assignment and Assumption Agreement.

         2.       The assignor warrants and represents to, and covenants with, the Assignee that:

                  a.       The Assignor is the lawful  owner of the Mortgage  Loans with the full right to transfer the Mortgage Loans free from any and all claims and encumbrances whatsoever;

                  b.       The Assignor has not received  notice or, and has no knowledge of, any offsets, counterclaims or other defenses  available to the Company with respect to the Master Purchase,  Warranties and Servicing Agreement, the Terms Letter or the Mortgage Loans;

                  c.       The  Assignor  has not waived or agreed to any waiver  under,  or agreed to any amendment or other  modification of, the Master Purchase,  Warranties and Servicing  Agreement,  the Terms
Letter or the Mortgage  Loans,  including  without  limitation  the transfer of the servicing  obligations under the Master Purchase,  Warranties and Servicing Agreement.  The Assignor has no knowledge of, and has not received  notice of, any waivers under or  amendments or other  modifications  of, or  assignments  of rights or obligations  under or defaults under, the Master Purchase,  Warranties and Servicing  Agreement,
the Terms Letter or the Mortgage Loans; and

                  d.       Neither the Assignor nor anyone acting on its behalf has offered,  transferred, pledged,  sold or otherwise  disposed of the  Mortgage  Loans,  any interest in the Mortgage  Loans or any other  similar  security  to,  or  solicited  any  offer to buy or  accept  a  transfer,  pledge  or other disposition  of the  Mortgage  Loans,  any interest in the Mortgage  Loans or any other  similar  security from,  or otherwise  approached  or  negotiated  with respect to the Mortgage  Loans,  any interest in the
Mortgage  Loans or any  other  similar  security  with,  any  person  in any  manner,  or made by  general solicitation  by means of general  advertising  or in any other  manner,  or taken any other  action which would  constitute a  distribution  of the Mortgage Loans under the Securities Act of 1933 (the "1933 Act")
or which would render the  disposition  of the Mortgage  Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto.

         3.       The Assignee  warrants  and  represents  to, and  covenants  with,  the Assignor and the
Company that:

                  a.       The Assignee is a  corporation  duly  organized,  validly  existing and in good standing under the laws of the jurisdiction of its  incorporation,  and has all requisite  corporate power and authority to acquire, own and purchase the Mortgage Loans;

                  b.       The Assignee has full  corporate  power and  authority to execute,  deliver and perform under this  Assignment and Assumption  Agreement,  and to consummate  the  transactions  set forth herein.  The  execution,  delivery and  performance  of the  Assignee of this  Assignment  and  Assumption
Agreement,  and the consummation by it of the transactions  contemplated hereby, have been duly authorized by all necessary  corporate  action of the Assignee.  This  Assignment and  Assumption  Agreement has been duly executed and delivered by the Assignee and constitutes  the valid and legally  binding  obligation of the Assignee enforceable against the Assignee in accordance with its respective terms;

                  c.       To the best of Assignee's knowledge,  no material consent,  approval,  order or authorization of, or declaration,  filing or registration with, any governmental  entity is required to be obtained  or made by the  Assignee in  connection  with the  execution,  delivery  or  performance  by the
Assignee of this  Assignment and  Assumption  Agreement,  or the  consummation  by it of the  transactions contemplated hereby;

                  d.       The Assignee agrees to be bound, as Purchaser,  by all of the terms,  covenants and  conditions  of the Master  Purchase,  Warranties  and Servicing  Agreement,  the Terms Letter and the
Mortgage Loans,  and from and after the date hereof,  the Assignee  assumes for the benefit of each of the
Company and the Assignor all of the Assignor's  obligations as Purchaser  thereunder,  with respect to the
Mortgage Loans;

                  e.       The  Assignee  understands  that the  Mortgage  Loans have not been  registered under the 1933 Act or the securities laws of any state;

                  f. The purchase  price being paid by the  Assignee  for the Mortgage  Loans is in excess of $250,000 and will be paid by cash  remittance of the full purchase  price within sixty (60) days of the sale;

                  g.       The  Assignee  is  acquiring  the  Mortgage  Loans for  investment  for its own account only and not for any other person;

                  h.       The  Assignee  considers  itself  a  substantial,  sophisticated  institutional investor  having such  knowledge and financial and business  matters that it is capable of evaluating  the merits and the risks of investment in the Mortgage Loans;

                  i.       The Assignee has been  furnished  with all  information  regarding the Mortgage
Loans that it has requested from the Assignor or the Company;

                  j.       Neither the Assignee nor anyone acting on its behalf has offered,  transferred, pledged,  sold or otherwise  disposed of the  Mortgage  Loans,  an interest in the  Mortgage  Loans or any other  similar  security  to,  or  solicited  any  offer to buy or  accept  a  transfer,  pledge  or other disposition  of the  Mortgage  Loans,  any interest in the Mortgage  Loans or any other  similar  security from,  or otherwise  approached  or  negotiated  with respect to the Mortgage  Loans,  any interest in the
Mortgage  Loans or any other  similar  security  with,  any  person  in any  manner,  or made any  general solicitation  by means of general  advertising  or in any other  manner,  or taken any other  action which would  constitute  a  distribution  of the  Mortgage  Loans under the 1933 Act or which  would  render the disposition  of the  Mortgage  Loans a  violation  of  Section 5 of the 1933 Act or  require  registration pursuant  thereto,  nor will it act, nor has it authorized or will it authorize any person to act, in such manner with respect to the Mortgage Loans; and

                  k.  Either:  (1) the  Assignee  is not an  employee  benefit  plan  ("Plan")  within the meaning of section 3(3) of the Employee  Retirement  Income Security Act of 1974, as amended  ("ERISA") or a plan (also  "Plan")  within the  meaning of section  4975(e)(1)  of the  Internal  Revenue  Code of 1986
("Code"),  and the  Assignee is not directly or  indirectly  purchasing  the Mortgage  Loans on behalf of, investment  manager  of, as named  fiduciary  of, as Trustee  of, or with  assets  of, a Plan;  or (2) the
Assignee's  purchase of the Mortgage Loans will not result in a prohibited  transaction  under section 406 of ERISA or section 4975 of the Code.

         Distributions   shall   be  made  by  wire   transfer   of   immediately   available   funds   to
_____________________________
for the account of _______________________________________
account number _________________________________________.
Applicable statements should be mailed to ____________________
_______________________________________________________.

The Assignor's address for purposes for all notices and  correspondence  related to the Mortgage Loans and this Agreement is:

                                    ________________________________________
                                    ________________________________________

                                    Attention: ______________________________

         IN WITNESS  WHEREOF,  the parties have caused this  Assignment  and  Assumption to be executed by their duly authorized officers as of the date first above written.

_____________________________                        _________________________
Assignor                                             Assignee

By:______________________                   By:__________________________
Its:______________________                  Its:__________________________

Taxpayer Identification                              Taxpayer Identification
Number:__________________                   Number:_______________________

Acknowledged:

[_______________________________]

By:___________________________
Its:__________________________

                                                EXHIBIT E

                                          FORM OF TRIAL BALANCE

                                                EXHIBIT F

                               REQUEST FOR RELEASE OF DOCUMENTS AND RECEIPT

RE:      Mortgage Loan #___________________________________
BORROWER:__________________________________________________
PROPERTY: __________________________________________________

Pursuant to a Master Purchase,  Warranties and Servicing  Agreement (the "Agreement")  between the Company and  the  Purchaser,  the  undersigned  hereby  certifies  that  he or she is an  officer  of the  Company requesting  release of the documents for the reason  specified below.  The undersigned  further  certifies that:

(Check one of the items below)

_____             On  _________________,  the above  captioned  mortgage loan was paid in full or that the
Company  has been  notified  that  payment  in full  has  been or will be  escrowed.  The  Company  hereby certifies  that all amounts with respect to this loan which are required  under the Agreement have been or will be deposited in the Custodial Account as required.

_____             The above  captioned loan is being  repurchased  pursuant to the terms of the Agreement.
The Company  hereby  certifies  that the  repurchase  price has been credited to the Custodial  Account as required under the Agreement.

_____             The above captioned loan is being placed in foreclosure  and the original  documents are required to proceed with the  foreclosure  action.  The Company  hereby  certifies that the documents will be returned to the Purchaser in the event of reinstatement.

_____             Other (explain)

_______________________________________________________
_______________________________________________________

All  capitalized  terms  used  herein and not  defined  shall have the  meanings  assigned  to them in the
Agreement.

         Based on this  certification  and the indemnities  provided for in the Agreement,  please release to the Company all original mortgage documents in your possession relating to this loan.

Dated:_________________

By:________________________________
     Signature
    ___________________________________
         Title

Send documents to:         _____________________________________________
_____________________________________________
_____________________________________________

Acknowledgment:

         Purchaser  hereby  acknowledges  that all  original  documents  previously  released on the above captioned mortgage loan have  been returned and received by the Purchaser.

Dated:________________

By:________________________________
     Signature

    _______________________________
     Title

EXHIBIT G

                                    COMPANY'S UNDERWRITING GUIDELINES

EXHIBIT H

                                     PURCHASE PRICE AND TERMS LETTER
                                             [to be attached]

                                                EXHIBIT I

                                           FORM OF BILL OF SALE

                  INDYMAC BANK, F.S.B. hereby absolutely sells, transfers, assigns, sets-over and conveys to EMC MORTGAGE CORPORATION, without recourse all right, title and interest in and to each of the mortgage loans identified on Schedule One attached hereto less the Retained Yield on a servicing-retained basis.

         The ownership of each Mortgage  Note,  Mortgage,  and the contents of the Mortgage File is vested in Purchaser  and the  ownership of all records and  documents  with respect to the related  Mortgage Loan prepared by or which come into the  possession  of Company shall  immediately  vest in Purchaser and shall be retained and  maintained,  in trust,  by Company at the will of Purchaser  in such  custodial  capacity only.  The  [Company]  [Purchaser]  shall  retain any  prepayment  penalties  or  similar  charge due with respect to a Mortgage  Loan.  The sale of each  Mortgage  Loan shall be  reflected  as a sale on  Seller's business records, tax returns and financial statements.

         This Bill of Sale is made pursuant to, and is subject to the terms and conditions of, that certain Master Purchase, Warranties and Servicing Agreement dated as of August 1, 2001 between Indymac
Bank, F.S.B., as Company, and EMC Mortgage Corporation, as Purchaser (the "Agreement").  Capitalized
terms used herein and not otherwise defined shall have the meanings set forth in the Agreement. The
Company confirms to Purchaser that the representations and warranties set forth in Section 3.01 and 3.02 of the Agreement are true and correct as of the date hereof.

         The Seller confirms to the Purchaser that the following additional representations are true and correct as of the date hereof:

         (i)      Not more than _______% of the Mortgaged Properties are located in California;

         (ii)     The Mortgage  Interest  Rates borne by the Mortgage  Loans as of the Cut-off Date ranged from  approximately  _______%  per annum to  approximately  _______%  per annum and the  weighted  average
Mortgage Interest Rate as of the Cut-off Date was approximately ______% per annum;

         (iii)    The  original  principal  balances  of the  Mortgage  Loans  ranged  from  approximately
$____________to  approximately  $____________.  The maximum Stated Principal  Balance of any Mortgage Loan as of the Cut-off  Date was  $____________  and the average  Stated  Principal  Balance was  approximately
$____________;

         (iv)     As of the  Cut-off  Date,  approximately  _______%  of the  Mortgage  Loans were made to refinance  the related  Mortgaged  Properties,  of which  approximately  _______%  were made as "cash-out"
refinancings  and  approximately  _______%  of the  Mortgage  Loans  were  made to  purchase  the  related
Mortgaged  Properties.  Approximately  _______%  of  the  Mortgage  Loans  measured  by  aggregate  Stated
Principal  Balances  as of the  Cut-off  Date are  secured  by a single  family  residence;  approximately
_______% of the Mortgage  Loans are secured by a unit in a  condominium;  none of the  Mortgage  Loans are secured by a unit in a  cooperative;  approximately  _______% of the Mortgage  Loans are secured by a unit in a planned  unit  development,  and  approximately  _______%  of the  Mortgage  Loans are  secured  by a two-to-four-family residential property.

         (v)      None  of  the  Mortgage  Loans  had  a   Loan-to-Value   Ratio  greater  than  _______%.
Approximately _______% of the Mortgage Loans are insured under Primary Insurance Policies;

         (vi)     With  respect to  approximately  _______%of  the Mortgage  Loans,  measured by aggregate
Stated  Principal  Balance as of the Cut-off Date, based on  representations  made by the Mortgagor at the time of origination,  the Mortgaged  Property was to be occupied as Mortgagor's  primary  residence.  With respect to approximately  _______%of the Mortgage Loans,  measured by aggregate  unpaid Principal  Balance as of the Cut-off Date,  based on  representations  made by the Mortgagor at the time of origination,  the
Mortgaged  Property was to be occupied as a second  home.  Approximately  _______% of the  Mortgage  Loans
(similarly  measured),  based on representations made by the Mortgagor at the time of origination,  was to be utilized as an investor property; and

         (vii)    As of the Closing Date, all of the Mortgage  Loans will have an actual  Interest Paid to
Date of  ______________  (or later) and will be due for the  _____________  scheduled  monthly payment (or later), as evidenced by a posting to Company's servicing collection system.

DATED: ______________________

                                                              INDYMAC BANK, F.S.B.

                                                              By:________________________________
                                                              Name:______________________________
                                                              Title:_____________________________

                                                                                              EXHIBIT H-12

                                     MELLON TRUST SERVICING AGREEMENT

                                         [Provided upon request]

                                                                                              EXHIBIT H-13

                         MORTGAGE LOAN FLOW PURCHASE, SALE & SERVICING AGREEMENT

                                             dated as of  April 26, 2001

                                                     between

                                         EMC Mortgage Corporation Purchaser

                                                     and

                                          CENDANT MORTGAGE CORPORATION and

                                 BISHOP'S GATE RESIDENTIAL MORTGAGE TRUST
                          (formerly known as CENDANT RESIDENTIAL MORTGAGE TRUST)
                                                 Sellers

                                                      Schedules
A.       Mortgage Loan Schedule
B.       Content of Mortgage File

     B-1 Purchaser's Mortgage File
     B-2 Servicer's Mortgage File

C.       Cendant Guidelines and Restrictions

                                                 Exhibits

Exhibit 2.05      Form of Assignment, Assumption and Recognition Agreement
Exhibit 5.03(a)   Report P-4DL
Exhibit 5.03(b)   Report S-5L2
Exhibit 5.03(c)   Form of Notice of Foreclosure
Exhibit 5.04-1    Form of Collection Account Certification
Exhibit 5.04-2    Form of Collection Account Letter Agreement
Exhibit 5.06-1    Form of Escrow Account Certification
Exhibit 5.06-2    Form of Escrow Account Letter Agreement
Exhibit 6.02(a)   Report P-139 -- Monthly Statement of Mortgage Accounts
Exhibit 6.02(b)   Report S-50Y -- Private Pool Detail Report
Exhibit 6.02(c)   Report S-213 -- Summary of Curtailments Made Remittance Report
Exhibit 6.02(d)   Report S-214 -- Summary of Paid in Full Remittance Report
Exhibit 6.02(e)   Report S-215 -- Consolidation of Remittance Report
Exhibit 6.02(f)   Report T-62C -- Monthly Accounting Report
Exhibit 6.02(g)   Report T-62E -- Liquidation Report
Exhibit 8.01      Report P-195  Delinquency Report
Exhibit 9         Term Sheet
Exhibit 10        Additional Collateral Assignment and Servicing Agreement

                               MORTGAGE LOAN FLOW PURCHASE, SALE & SERVICING AGREEMENT

     This Mortgage Loan Flow Purchase, Sale & Servicing Agreement, dated as of April 26, 2001, is entered into between  EMC Mortgage Corporation, as the Purchaser ("Purchaser"), Cendant Mortgage
     Corporation ("Cendant Mortgage") and Bishop's Gate Residential Mortgage Trust (formerly known as
     Cendant Residential Mortgage Trust) (the "Trust," together with Cendant Mortgage, the "Sellers" and individually, each a "Seller"), as the Sellers.

                                               PRELIMINARY STATEMENT

1.  Cendant Mortgage is engaged in the business, inter alia, of making loans to individuals, the repayment of which is secured by a first lien mortgage on such individuals' residences (each, a
"Mortgage Loan"). The Trust is engaged in the business of purchasing such Mortgage Loans from Cendant
Mortgage and selling same to investors.

2.  Purchaser is engaged in the business, inter alia, of purchasing Mortgage Loans for its own account.

3.  Cendant Mortgage has established certain terms, conditions and loan programs, as described in
Cendant Mortgage's Program and Underwriting Guidelines (the "Cendant Guide") and Purchaser is willing to purchase Mortgage Loans that comply with the terms of such terms, conditions and loan programs. The applicable provisions of the Cendant Guide are attached hereto as Schedule C.

4.       Purchaser and Sellers desire to establish a flow program whereby Cendant Mortgage will make Mortgage Loans which meet the applicable provisions of the  Cendant Guide, and Purchaser will, on a regular basis, purchase such Mortgage Loans from Cendant Mortgage or the Trust, as applicable, provided the parties agree on the price, date and other conditions or considerations as set forth in this
Agreement.

5. Purchaser and  Sellers wish to prescribe the terms and manner of purchase by the Purchaser and sale by the Sellers of the Mortgage Loans, and the management and servicing of the Mortgage Loans by Cendant
Mortgage, as the Servicer (the "Servicer"), in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the Purchaser and the
Sellers agree as follows:

ARTICLE I:  DEFINITIONS

Section 1.01               Defined Terms.

         Whenever used in this Agreement, the following words and phrases shall have the following meaning specified in this Article:

         "Acceptable Servicing Procedures:  The procedures, including prudent collection and loan administration procedures, and the standard of care (I) employed by prudent mortgage servicers which service mortgage loans of the same type as the Mortgage Loans in he jurisdictions in which the related
Mortgage Properties are located and (ii) in accordance with FNMA Guide, subject to any variances negotiated with FNMA and subject to the express provisions of this Agreement.  Such standard of care shall not be lower than that the Servicer customarily employs and exercises in servicing and administering similar mortgage loans for its own account and shall be in full compliance with all federal, state, and local laws, ordinances, rules and regulations.

         "Affiliate":  When used with reference to a specified Person, any Person that (i) directly or indirectly controls or is controlled by or is under common control with the specified Person, (ii) is an officer of, partner in or trustee of, or serves in a similar capacity with respect to, the specified person or of which the specified Person is an officer, partner or trustee, or with respect to which the specified Person serves in a similar capacity, or (iii) directly or indirectly is the beneficial owner of 10% or more of any class of equity securities of the specified Person or of which the specified person is directly or indirectly the owner of 10% or more of any class of equity securities.

         "Agreement":  This Mortgage Loan Flow Purchase, Sale & Servicing Agreement between the
Purchaser and the Sellers.

         "ALTA":  The American Land Title Association or any successor thereto..

         "Appraised Value":  With respect to any Mortgaged Property, the lesser of:  (i) the value thereof as determined by an appraisal made for the originator of the Mortgage Loan at the time of origination of the Mortgage Loan by an appraiser who met the minimum requirements of FNMA and FHLMC; or
(ii) the purchase price paid for the related Mortgaged Property by the Mortgagor with the proceeds of the Mortgage Loan; provided that, in the case of a Refinanced Mortgage Loan, such value of the Mortgaged
Property shall be based solely upon the value determined by an appraisal made for the originator of such
Refinanced Mortgage Loan at the time of origination of such Refinanced Mortgage Loan by an appraiser who met the minimum requirements of FNMA and FHLMC.

         "ARM Loan":  An "adjustable rate" Mortgage Loan, the Note Rate of which is subject to periodic adjustment in accordance with the terms of the Mortgage Note.

         "Assignment":  An individual assignment of a Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related
Mortgaged Property is located to reflect of record the sale or transfer of the Mortgage Loan.

         "Bankruptcy Code":  The Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101-1330), as amended, modified, or supplemented from time to time, and any successor statute, and all rules and regulations issued or promulgated in connection therewith.

         "Business Day":  Any day other than (i) a Saturday or Sunday, or (ii) a day on which the
Federal Reserve is closed.

         "Buydown Mortgage Loan":  Any Mortgage Loan in respect of which, pursuant to a buydown agreement, (i) the Mortgagor pays less than the full monthly payments specified in the Mortgage Note for a specified period, and (ii) the diference between the payments required under such buydown agreement and the Mortgage Note is provided from buydown funds.

         "Cendant Guide":  As defined in paragraph 3 of the Preliminary Statement to this Agreement.

         "Closing Documents":  With respect to the initial Funding Date, the following documents:

(A)      two counterparts to this Agreement

(B)      the final Mortgage Loan Schedule for the related Transaction

(C)       the related Term Sheet

         "Code":  The Internal Revenue Code of 1986, as amended.

         "Collection Account":  The separate trust account or accounts created and maintained pursuant to Section 5.04 which shall be an Eligible Account and which shall be entitled "Cendant Mortgage
Corporation, as servicer and custodian for the Purchaser of Mortgage Loans under the Mortgage Loan Flow
Purchase, Sale & Servicing Agreement, dated as of April 26, 2001 ."

         "Condemnation Proceeds": All awards or settlements in respect of a taking of an entire
Mortgaged Property or a part thereof by exercise of the power of eminent domain or condemnation.

          "Credit Documents": Those documents, comprising part of the Mortgage File, required of the
Mortgagor, as described in Section 2 (Specific Loan Program Guidelines) of the Guide.

"Cut Off Date": The first day of the month in which the related Funding Date occurs.

         "Defective Mortgage Loan":  As defined in Section 3.04(3).

         "Determination Date":  The 15th day of each calendar month, commencing on the 15th day of the month following the Funding Date, or, if such 15th day is not a Business Day, the Business Day immediately preceding such 15th day.

         "Due Date":  With respect to any Mortgage Loan, the day of the month on which each Monthly
Payment is due thereon, exclusive of any days of grace.

         "Eligible Account":  One or more accounts (i) that are maintained with a depository institution the long-term unsecured debt obligations of which have been rated by each Rating Agency in one of its two highest rating categories at the time of any deposit therein, (ii) that are trust accounts with any depository institution held by the depository institution in its capacity as a corporate trustee, or
(iii) the deposits in which are insured by the FDIC (to the limits established by the FDIC) and the uninsured deposits in which are otherwise secured such that the Purchaser has a claim with respect to the funds in such accounts or a perfected first security interest against any collateral securing such funds that is superior to claims of any other depositors or creditors of the depository institution with which such accounts are maintained.  In addition, solely with respect to Mortgage Loans which are not part of a securitization, "Eligible Account" shall include any accounts that meet the standards established from time to time by FNMA for eligible custodial depositories.

         "Environmental Assessment":  A "Phase I" environmental assessment of a Mortgaged Property prepared by an Independent Person who regularly conducts environmental assessments and who has any necessary license(s) required by applicable law and has five years experience in conducting environmental assessments.

         "Environmental Conditions Precedent to Foreclosure":  As defined in Section 5.15(v).

         "Environmental Laws":  All federal, state, and local statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants or industrial, toxic or hazardous substances or wastes into the environment, including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or industrial, toxic or hazardous substances or wastes or the cleanup or other remediation thereof.

         "Escrow Account":  The separate trust account or accounts created and maintained pursuant to
Section 5.06 which shall be an eligible account which shall be entitled "Cendant Mortgage Corporation, as servicer and custodian for the Purchaser under the Mortgage Loan Flow Purchase, Sale & and Servicing
Agreement, dated as of April 26, 2001 (as amended), and various mortgagors."

         "Escrow Payments":  The amounts constituting ground rents, taxes, assessments, water rates, mortgage insurance premiums, fire and hazard insurance premiums and other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to any Mortgage Loan.

         "Event of Default":  Any one of the conditions or circumstances enumerated in Section 10.01.

         "FDIC":  The Federal Deposit Insurance Corporation or any successor organization.

         "FHLMC":  The Federal Home Loan Mortgage Corporation (also known as Freddie Mac) or any successor organization.

         "FHLMC Servicing Guide":  The FHLMC/Freddie Mac Sellers' and Servicers' Guide in effect on and after the Funding Date.

         "Fidelity Bond":  A fidelity bond to be maintained by the Servicer pursuant to Section 5.12.

         "FNMA":  The Federal National Mortgage Association (also known as Fannie Mae) or any successor organization.

         "FNMA Guide":  The FNMA/Fannie Mae Selling Guide and the Servicing Guide, collectively, in effect on and after the Funding Date.

         "Funding Date": Each date  that Purchaser purchases Mortgage Loans from the Sellers hereunder.

         "Gross Margin":  With respect to each ARM Loan, the fixed percentage added to the Index on each
Rate Adjustment Date, as specified in each related Mortgage Note and listed in the Mortgage Loan
Schedule.

         "Independent":  With respect to any specified Person, such Person who:  (i) does not have any direct financial interest or any material indirect financial interest in the applicable Mortgagor, the
Sellers, the Purchaser, or their Affiliates; and (b) is not connected with the applicable Mortgagor, the
Sellers, the Purchaser, or their respective Affiliates as an officer, employee, promoter, underwriter, trustee, member, partner, shareholder, director, or Person performing similar functions.

         "Index":  With respect to each ARM Loan, on each Rate Adjustment Date, the applicable rate index set forth on the Mortgage Loan Schedule, which shall be an index described on such Mortgage Loan
Schedule.

     "Insolvency Proceeding":  With respect to any Person:  (i) any case, action, or proceeding with respect to such Person before any court or other governmental authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up, or relief of debtors; or (ii) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of the creditors generally of such
     Person or any substantial portion of such Person's creditors; in any case undertaken under federal, state or foreign law, including the Bankruptcy Code.

         "Insurance Proceeds":  Proceeds of any Primary Insurance Policy, title policy, hazard policy or other insurance policy covering a Mortgage Loan, if any, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance
Acceptable Servicing Procedures.

         "Lender Paid Mortgage Insurance Rate":  The Lender Paid Mortgage Insurance Rate for any
lender-paid Primary Insurance Policy shall be a rate per annum equal to the percentage shown on the
Mortgage Loan Schedule.

         "Legal Documents": Those documents, comprising part of the Mortgage File, set forth in Schedule
B-1 of this Agreement.

         "Liquidation Proceeds":  Amounts, other than Insurance Proceeds and Condemnation Proceeds, received by the Servicer in connection with the liquidation of a defaulted Mortgage Loan through trustee's sale, foreclosure sale or otherwise, other than amounts received following the acquisition of an REO Property in accordance with the provisions hereof.

         "Loan-to-Value Ratio" or "LTV":  With respect to any Mortgage Loan, the original principal balance of such Mortgage Loan divided by the lesser of the Appraised Value of the related Mortgaged
Property or the purchase price.  The Loan-to-Value Ratio of any Additional Collateral Mortgage Loan (as
defined in Exhibit 10 hereto) shall be calculated by reducing the principal balance of such Additional
Collateral Mortgage Loan by the amount of Additional Collateral (as defined in Exhibit 10 hereto) with respect to such Mortgage Loan.

         "MAI Appraiser":  With respect to any real property, a member of the American Institute of Real
Estate Appraisers with a minimum of 5 years of experience appraising real property of a type similar to the real property being appraised and located in the same geographical area as the real property being appraised.

         "Monthly Advance":  The aggregate amount of the advances made by the Servicer on any Remittance
Date pursuant to and as more fully described in Section 6.03.

         "Monthly Payment":  The scheduled monthly payment of principal and interest on a Mortgage Loan which is payable by a Mortgagor under the related Mortgage Note.

         "Monthly Period":   The period commencing on the day after each Record Date during the term hereof and ending on the next succeeding Record Date during the term hereof (or, if earlier, the date on which this Agreement terminates).

         "Mortgage": The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage
Note.

         "Mortgaged Property":  With respect to a Mortgage Loan, the underlying real property securing repayment of a Mortgage Note, consisting of a fee simple estate.

         "Mortgage File":  With respect to a particular Mortgage Loan, those origination and servicing documents, escrow documents, and other documents as are specified on Schedule B to this Agreement.

         "Mortgage Loan":  Each individual mortgage loan (including all documents included in the
Mortgage File evidencing the same, all Monthly Payments, Principal Prepayments , Insurance Proceeds,
Condemnation Proceeds, Liquidation Proceeds, and other proceeds relating thereto, and any and all rights, benefits, proceeds and obligations arising therefrom or in connection therewith) which is the subject of this Agreement.  The Mortgage Loans subject to this Agreement shall be identified on Mortgage
Loan Schedules prepared in connection with each Funding Date.

         "Mortgage Loan Remittance Rate": The gross interest rate of the Mortgage Loans less the
Servicing Fee Rate and Lender Paid Mortgage Insurance Rate, if applicable.

         " Mortgage Loan Schedule:  With respect to the Mortgage Loans included in a Loan Pool to be sold pursuant to this Agreement on any Funding Date, the Schedule or Schedules of Mortgage Loans agreed to by the parties that describes such Mortgage Loans, which Schedule shall set forth at least the following information with respect to each Mortgage Loan to the extent applicable: (1) the Mortgage Loan identifying number, (2) the city, state and zip code of the Mortgaged Property, (3)  the Mortgage
Interest Rate as of the applicable Cut-off Date, (4) the Net Rate as of the applicable Cut-off Date, (5)
the amount of the Monthly Payment as of the applicable Cut-off Date, (6) with respect to each ARM Loan, the Gross Margin, (7)  the scheduled or stated Maturity Date, (8) the Cut-off Date Principal Balance of
the Mortgage Loan, (9) the Loan-to-Value Ratio at origination, (10) with respect to each ARM Loan, the first Interest Rate Adjustment Date immediately following the Closing Date for such Mortgage Loan,
(11) with respect to each ARM Loan, the Maximum Mortgage Interest Rate, (12) the Mortgagor's first and last name, (13) a code indicating the Mortgage property occupancy, (14) the type of residential dwelling constituting the Mortgaged Property, (15) the original months to maturity, (16) the original date of the
Mortgage Loan and the remaining months to maturity from the Cut-off Date based on the original amortization schedule, (17) the date on which the first Monthly Payment was due on the Mortgage Loan,
(18) the amount of the Monthly Payment at origination, (19) the last Due Date on which a Monthly Payment was actually applied to the Unpaid Principal Balance, (20) the original principal amount of the Mortgage
Loan, (21) a code indicating the purpose of the loan (i.e., purchase financing, rate/term refinancing, cash-out refinancing), (22) the Mortgage Interest Rate at origination, (23) with respect to each ARM
Loan, the periodic rate cap, (24) with respect to each ARM Loan, the Index, (25) a code indicating whether the Mortgage Loan is an ARM Loan or a fixed rate Mortgage Loan, (26) a Primary Mortgage
Insurance insurer code, percent and policy number (if applicable), (27) the Appraised Value of the
Mortgaged Property, (28) the sale price of the Mortgaged Property, if applicable, (29) a code indicating if the Mortgage Loan is subject to a prepayment penalty, (30) the Servicing Fee Rate, (31) a code indicating whether or not the Mortgage Loan is the subject of a lender-paid Primary Insurance Policy and, if so the name of the insurer, the coverage percentage, the policy number and the Lender Paid
Mortgage Insurance Rate (32) if the Due Date is other than the first day of the month, the Due Date,
(33) the first Interest Rate Adjustment Date after origination, (34) the Initial Rate Cap, (35) the
Minimum Mortgage Interest Rate, (36) a code indicating the document type (e.g., full, alt, etc.), (37) a credit score or mortgage score, (38) a code indicating whether or not the Mortgage Loan is subjuect of a buydown and, if so, the period and terms o the buydowns (e.g. 3-2-1, 2-1, ect),  (39) a code indicating whether the Mortgage Loan is an additional collateral Mortgage Loan and the product code (e.g., Mortgage
100, Parent Power, ect.), and (40) if applicable, the pledge amount, (41) if applicable, the effective loan-to-value ratio. In addition, with respect to Mortgage Loans in the aggregate, the Schedule shall set forth at least the following information for Mortgage Loans: Cut-Off Date Principal Balance,
weighted average of the Net Rates and weighted average time to maturity.  "Mortgage Loan Schedule" is the collective reference to each of the Mortgage Loan Schedules delivered by the Sellers to the
Purchaser pursuant to this Agreement.

         Mortgage Loan Schedule":  The list of Mortgage Loans identified on each Funding Date that sets forth the information with respect to each Mortgage Loan that is specified on Schedule A hereto. A
Mortgage Loan Schedule will be prepared for each Funding Date."Mortgage Note":  The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

         "Mortgagor":  The obligor on a Mortgage Note.

         "Note Rate":  With respect to any Mortgage Loan at any time any determination thereof is to be made, the annual rate at which interest accrues thereon.

         "Officers' Certificate":  A certificate signed by (i) the President or a Vice President and
(ii) the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the
Servicer, and delivered by the Servicer to the Purchaser as required by this Agreement.

         "Payoff":  With respect to any Mortgage Loan, any payment or recovery received in advance of the last scheduled Due Date of such Mortgage Loan, which payment or recovery consists of principal in an amount equal to the outstanding principal balance of such Mortgage Loan, all accrued and unpaid prepayment penalties, premiums, and/or interest  with respect thereto, and all other unpaid sums due with respect to such Mortgage Loan.

         "Permitted  Investments":  Any one or more of the obligations  and securities  listed below which investment provides for a date of maturity not later than the Determination Date in each month:

                  (i) direct  obligations  of, and obligations  fully  guaranteed by, the United States of
                           America,  or any agency or  instrumentality of the United States of America the obligations  of which are  backed by the full  faith and  credit of the  United
                           States of America; and

                  (ii)  federal  funds,  demand and time  deposits  in,  certificates  of deposits  of, or bankers'  acceptances  issued by, any  depository  institution or trust company incorporated  or  organized  under the laws of the United  States of America or any state thereof and subject to supervision  and examination by federal and/or state  banking  authorities,  so long as at the  time  of  such  investment  or contractual  commitment  providing for such investment the commercial  paper or other  short-term  debt  obligations  of such  depository  institution or trust company (or, in the case of a depository  institution or trust company which is the principal  subsidiary of a holding  company,  the commercial paper or other short-term  debt  obligations  of such  holding  company)  are  rated  "P-1" by
                           Moody's  Investors  Service,  Inc. and the long-term  debt  obligations of such holding  company) are rated "P-1" by Moody's  Investors  Service,  Inc. and the long-term  debt  obligations  of such  depository  institution or trust company
                           (or, in the case of a  depository  institution  or trust  company  which is the principal  subsidiary of a holding  company,  the long-term debt obligations of such  holding  company) are rated at least "Aa" by Moody's  Investors  Service,
                           Inc.;

provided, however, that no such instrument shall be an Eligible Investment if such instrument evidences either (i) a right to receive only interest payments with respect to the obligations underlying such instrument, or (ii) both principal and interest payments derived from obligations underlying such instrument and the principal and interest payments with respect to such instrument provide a yield to maturity of greater than 120% of the yield to maturity at par of such underlying obligations.

         "Person":  Any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, incorporated organization or government or any agency or political subdivision thereof.

         "Prepaid Monthly Payment":  Any Monthly Payment received prior to its scheduled Due Date and which is intended to be applied to a Mortgage Loan on its scheduled Due Date.

         "Primary Insurance Policy":  Each primary policy of mortgage insurance in effect with respect to a Mortgage Loan and as so indicated on the Mortgage Loan Schedule, or any replacement policy therefor obtained by the Servicer pursuant to Section 5.08.

         "Principal Prepayment":  Any payment or other recovery of principal on a Mortgage Loan
(including a Payoff), other than a Monthly Payment or a Prepaid Monthly Payment which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon, which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment and which is intended to reduce the principal balance of the Mortgage Loan.

         "Purchaser":  EMC Mortgage Corporation or its successor in interest or any successor under this
Agreement appointed as herein provided.

         "Purchaser's Account":  The account of the Purchaser at a bank or other entity most recently designated in a written notice by the Purchaser to the Sellers as the "Purchaser's Account."

          "Purchase Price":  as to each Mortgage Loan to be sold hereunder, the price set forth in the
Purchase Price and Terms Letter and related Term Sheet.

         "Purchase Price and Terms Letter": With respect to each purchase of Mortgage Loans, that certain letter agreement setting forth the general terms and conditions of such transaction and identifying the Mortgage Loans to be purchased thereunder by and between the Seller and the Purchaser.
     "Qualified Mortgage Insurer":  American Guaranty Corporation, Commonwealth Mortgage Assurance
     Company, General Electric Mortgage Insurance Companies, Mortgage Guaranty Insurance Corporation,
     PMI Mortgage Insurance Company, Republic Mortgage Insurance Company or United Guaranty Residential
     Insurance Corporation.

         "Rate Adjustment Date":  With respect to each ARM Loan, the date on which the Note Rate adjusts.

     "Rating Agency":  Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies,
     Moody's Investors Service, Inc., Fitch Investors Service, Inc. or Duff & Phelps Credit Rating Co.

     "Record Date":  The close of business of the last Business Day of the month preceding the month of the related Remittance Date.

         "Refinanced Mortgage Loan":  A Mortgage Loan that was made to a Mortgagor who owned the
Mortgaged Property prior to the origination of such Mortgage Loan and the proceeds of which were used in whole or part to satisfy an existing mortgage.

     "REMIC": A "real estate mortgage investment conduit" within the meaning of Section 860D of the
     Internal Revenue Code or any similar tax vehicle providing for the pooling of assets (such as a
     Financial Asset Security Investment Trust).

         "Remittance Date":  The 18th  day of each calendar month, commencing on the 18th day of the month following the Funding Date, or, if such 18th day is not a Business Day, then the next Business Day immediately preceding such 18th day.

     "Remittance Rate":  With respect to each Mortgage Loan, the related Note Rate minus the Servicing
     Fee Rate.

"REO Disposition":  The final sale by the Servicer of any REO Property.

"REO  Disposition  Proceeds":   Amounts  received  by  the  Company  in  connection  with  a  related  REO
Disposition.

         "REO Property":  A Mortgaged Property acquired by the Servicer on behalf of the Purchaser as described in Section 5.13.

         "Repurchase Price":  As to (a) any Defective Mortgage Loan required to be repurchased hereunder with respect to which a breach occurred  or (b) any Mortgage Loan required to be repurchased pursuant to
Section 3.04 and/or Section 7.02, an amount equal to the Unpaid Principal Balance of such Mortgage Loan at the time of repurchase; plus (2) interest on such Mortgage Loan at the applicable Note Rate from the last date through which interest has been paid and distributed to the Purchaser hereunder to the  end of the month of repurchase; minus (3) any amounts received in respect of such Defective Mortgage Loan which are being held in the Collection Account for future remittance.

         "Scheduled Principal Balance":  With respect to any Mortgage Loan, (i) the outstanding principal balance as of the Funding Date after application of principal payments due on or before such date whether or not received, minus (ii) all amounts previously remitted to the Purchaser with respect to such Mortgage Loan representing (a) payments or other recoveries of principal, or (b) advances of principal made pursuant to Section 6.03.

     "Sellers":  Cendant Mortgage Corporation, a New Jersey corporation and Bishop's Gate Residential
     Mortgage Trust (formerly known as Cendant Residential Mortgage Trust), a Delaware business trust, or their successors in interest or any successor under this Agreement appointed as herein provided.

     "Servicer":  Cendant Mortgage Corporation, a New Jersey corporation.

         "Servicer's Mortgage File":  The documents pertaining to a particular Mortgage Loan which are specified on Exhibit S-1 attached hereto and any additional documents required to be included or added to the "Servicer's Mortgage File" pursuant to this Agreement.

         "Servicing Advances":  All "out of pocket" costs and expenses that are customary, reasonable and necessary which are incurred by the Servicer in the performance of its servicing obligations hereunder, including (without duplication) (i) reasonable attorneys' fees and (ii) the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement or judicial proceedings, including foreclosures, (c) the servicing, management and liquidation of any Specially
Serviced Mortgaged Loans and/or any REO Property, and (d) compliance with the Servicer's obligations under Section 5.08.

         "Servicing Event":  Any of the following events with respect to any Mortgage Loan:  (i) any
Monthly Payment being more than 60 days delinquent; (ii) any filing of an Insolvency Proceeding by or on behalf of the related Mortgagor, any consent by or on behalf of the related Mortgagor to the filing of an Insolvency Proceeding against such Mortgagor, or any admission by or on behalf of such Mortgagor of its inability to pay such Person's debts generally as the same become due; (iii) any filing of an
Insolvency Proceeding against the related Mortgagor that remains undismissed or unstayed for a period of
60 days after the filing thereof; (iv) any issuance of any attachment or execution against, or any appointment of a conservator, receiver or liquidator with respect to, all or substantially all of the assets of the related Mortgagor or with respect to any Mortgaged Property; (v) any receipt by the
Servicer of notice of the foreclosure or proposed foreclosure of any other lien on the related Mortgaged
Property; (vi) any proposal of a material modification (as reasonably determined by the Seller) to such
Mortgage Loan due to a default or imminent default under such Mortgage Loan; or (vii) in the reasonable judgment of the Servicer, the occurrence, or likely occurrence within 60 days, of a payment default with respect to such Mortgage Loan that is likely to remain uncured by the related Mortgagor within 60 days thereafter.

     "Servicing Fee":  The annual fee, payable monthly to the Servicer out of the interest portion of the Monthly Payment actually received on each Mortgage Loan.  The Servicing Fee with respect to each Mortgage Loan for any calendar month (or a portion thereof) shall be 1/12 of the product of
     (i) the Scheduled Principal Balance of the Mortgage Loan and (ii) the Servicing Fee Rate applicable to such Mortgage Loan.

         "Servicing Fee Rate":  (i) with respect to any ARM Loan, 0.375% per annum; provided that, prior to the first Rate Adjustment Date with respect to any such Mortgage Loan, such rate may be, at the
Servicer's option, not less than 0.25% per annum; and (ii) with respect to any Mortgage Loan other than an ARM Loan, 0.25% per annum. Such rate will be indicated on the Mortgage Loan Schedule.

         "Servicing Officer":  Any officer of the Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a written list of servicing officers furnished by the Servicer to the Purchaser upon request therefor by the Purchaser, as such list may from time to time be amended.

         "Specially Serviced Mortgage Loan":  A Mortgage Loan as to which a Servicing Event has occurred and is continuing.

         "Unpaid Principal Balance":  With respect to any Mortgage Loan, at any time, the actual outstanding principal balance then payable by the Mortgagor under the terms of the related Mortgage Note.

                                 ARTICLE II: SALE AND CONVEYANCE OF MORTGAGE LOANS;     POSSESSION OF
MORTGAGE FILES; BOOKS AND RECORDS;       DELIVERY OF MORTGAGE LOAN DOCUMENTS

         Section 2.01      Sale and Conveyance of Mortgage Loans.

         Seller agrees to sell and Purchaser agrees to purchase, from time to time, those certain
Mortgage Loans identified in a Mortgage Loan Schedule, on the price and terms set forth herein.
Purchaser, on any Funding Date, shall be obligated to purchase only such Mortgage Loans set forth in the applicable Mortgage Loan Schedule attached to the applicable Term Sheet, subject to the terms and conditions of this Agreement and the applicable Term Sheet.

         Purchaser will purchase Mortgage Loan(s) from Seller, from time to time on such Funding Dates as may be agreed upon by Purchaser and Seller.The closing shall, at Purchaser's option be either: by telephone, confirmed by letter or wire as the parties shall agree; or conducted in person at such place, as the parties shall agree. On the Funding Date and subject to the terms and conditions of this
Agreement, each Seller will sell, transfer, assign, set over and convey to the Purchaser, without recourse except as set forth in this Agreement, and the Purchaser will purchase, all of the right, title and interest of the applicable Seller in and to the Mortgage Loans being conveyed by it hereunder, as identified on the Mortgage Loan Schedule.

         Examination of the Mortgage Files may be made by Purchaser or its designee as follows. No later than five business days prior to the Funding Date, Seller will deliver to Purchaser or  its designee
Legal Documents required pursuant to Schedule B. Upon Purchaser's request, Seller shall make the Credit
Documents available to Purchaser for review, at Seller's place of business and during reasonable business hours. If Purchaser makes such examination prior to the Funding Date and identifies any
Mortgage Loans that do not conform to the Cendant Guide or are otherwise unacceptable to Purchaser, such
Mortgage Loans will be deleted from the Mortgage Loan Schedule at Purchaser's discretion.  Purchaser may, at its option and without notice to Seller, purchase all or part of the Mortgage Loans without conducting any partial or complete examination.  The fact that Purchaser has conducted or has failed to conduct any partial or complete examination of the Mortgage Loan files shall not affect Purchaser's rights to demand repurchase, substitution or other relief as provided herein.

         On the Funding Date and in accordance with the terms herein, Purchaser will pay to Seller, by wire transfer of immediately available funds, the Purchase Price, together with interest at the Mortgage
Loan Remittance Rate from the Cut-Off Date to the Funding Date,  according to the instructions to be provided, respectively, by Cendant Mortgage and the Trust.

     Purchaser shall be entitled to all scheduled principal due after the Cut-Off Date, all other recoveries of principal collected after the Funding Date and all payments of interest on the
     Mortgage Loans (minus that portion of any such payment which is allocable to the period prior to the Funding Date). The principal balance of each Mortgage Loan as of the Funding Date is determined after application of payments of principal due on or before the Funding Date whether or not collected. Therefore, payments of scheduled principal and interest prepaid for a due date beyond the Funding Date shall not be applied to the principal balance as of the Funding Date. Such prepaid amounts shall be the property of Purchaser. Seller shall hold any such prepaid amounts for the benefit of Purchaser for subsequent remittance by Seller to Purchaser. All scheduled payments of principal due on or before the Funding Date and collected by Seller after the Funding Date shall belong to Seller.

Section 2.02               Possession of Mortgage Files.

         Upon the sale of any Mortgage Loan, the ownership of such Mortgage Loan, including the Mortgage
Note, the Mortgage, the contents of the related Mortgage File and all rights, benefits, payments, proceeds and obligations arising therefrom or in connection therewith, shall then be vested in the
Purchaser, and the ownership of all records and documents with respect to such Mortgage Loan prepared by or which come into the possession of the Seller shall immediately vest in the Purchaser and, to the extent retained by the Seller, shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in a custodial capacity only. The contents of such Mortgage File not delivered to the
Purchaser or Purchaser's designee are and shall be held in trust by the Seller for the benefit of the
Purchaser as the owner thereof and the Sellers' possession of the contents of each Mortgage File so retained is at the will of the Purchaser for the sole purpose of servicing the related Mortgage Loan, and such retention and possession by the Seller is in a custodial capacity only.  Mortgage Files shall be maintained separately from the other books and records of the Seller.  Each Seller shall release from its custody  the contents of any Mortgage File only in accordance with written instructions from the
Purchaser, except where such release is required as incidental to the Servicer's servicing of the
Mortgage Loans or is in connection with a repurchase of any such Mortgage Loan pursuant to Section 3.04.

Any documents released to a Seller or the Servicer in connection with the foreclosure or servicing of any Mortgage Loan shall be held by such Person in trust for the benefit of the Purchaser in accordance with this Section 2.02.  Such Person shall return to the Purchaser such documents when such Person's need therefor in connection with such foreclosure or servicing no longer exists (unless sooner requested by the Purchaser); provided that, if such Mortgage Loan is liquidated, then, upon the delivery by a
Seller or the Servicer to the Purchaser of a request for the release of such documents and a certificate certifying as to such liquidation, the Purchaser shall promptly release and, to the extent necessary, deliver to such Person such documents.

At the option of Puchaser, the Mortgage Files shall be held by document custodian in accordance with the terms of a custodial agreement.

Section 2.03               Books and Records.

         The sale of each of the Mortgage Loans shall be reflected on the applicable Seller's balance sheet and other financial statements as a sale of assets by the applicable Seller.  Each Seller shall be responsible for maintaining, and shall maintain, a complete set of books and records for the Mortgage
Loans it conveyed to the Purchaser which shall be clearly marked to reflect the sale of each Mortgage
Loan to the Purchaser and the ownership of each Mortgage Loan by the Purchaser.

Section 2.04               Defective Documents; Delivery of Mortgage Loan Documents .

         Subsequent to the Funding Date, if the Purchaser or either Seller finds any document or documents constituting a part of a Mortgage File to be defective or missing in any material respect (in this Section 2.04, a "Defect"), the party discovering such Defect shall promptly so notify the other parties.  If the Defect pertains to the Mortgage Note or the Mortgage, then the applicable Seller shall have a period of 45 days within which to correct or cure any such defect after the earlier of such
Seller's discovery of same or such Seller being notified of same.  If such Defect can ultimately be cured but is not reasonably expected to be cured within such 45 day period, such Seller shall have such additional time as is reasonably determined by the Purchaser to cure or correct such Defect provided that such Seller has commenced curing or correcting such Defect and is diligently pursuing same.  If the
Defect pertains to any other document constituting a part of a Mortgage File, then such Seller shall have a period of 90 days within which to correct or cure any such Defect after the earlier of such
Seller's discovery of same or such Seller being notified of same.  If such Defect can ultimately be cured but is not reasonably expected to be cured within the 90 day period, then such Seller shall have such additional time as is reasonably determined by the Purchaser to cure or correct such Defect provided such Seller has commenced curing or correcting such Defect and is diligently pursuing same.
Cendant Mortgage hereby covenants and agrees that, if any material Defect cannot be corrected or cured, the related Mortgage Loan shall automatically constitute, upon the expiration of the applicable cure period described above and without any further action by any other party, a Defective Mortgage Loan, whereupon Cendant Mortgage shall repurchase such Mortgage Loan by paying to the Purchaser the Repurchase
Price therefor in accordance with Section 3.04(3).

         The applicable Seller will, with respect to each Mortgage Loan to be purchased by the
Purchaser, deliver and release to the Purchaser the Legal Documents as set forth in Section 2.01.  If the applicable Seller cannot deliver an original Mortgage with evidence of recording thereon, original assumption, modification and substitution agreements with evidence of recording thereon or an original intervening assignment with evidence of recording thereon within the applicable time periods, then such
Seller shall promptly deliver to the Purchaser such original Mortgages and original intervening assignments with evidence of recording indicated thereon upon receipt thereof from the public recording official, except in cases where the original Mortgage or original intervening assignments are retained permanently by the recording office, in which case, such Seller shall deliver a copy of such Mortgage or intervening assignment, as the case may be, certified by such public recording office to be a true and complete copy of the recorded original thereof.

         If the original Mortgage was not delivered pursuant to the preceding paragraph, then the applicable Seller shall use its best efforts to promptly secure the delivery of such originals and shall cause such originals to be delivered to the Purchaser promptly upon receipt thereof.  Notwithstanding the foregoing, if the original Mortgage, original assumption, modification, and substitution agreements, the original of any intervening assignment or the original policy of title insurance is not so delivered to the Purchaser within 180 days following the Funding Date, then, upon written notice by the Purchaser to Cendant Mortgage, the Purchaser may, in its sole discretion, then elect (by providing written notice to Cendant Mortgage) to treat such Mortgage Loan as a Defective Mortgage Loan, whereupon Cendant
Mortgage shall repurchase such Mortgage Loan by paying to the Purchaser the Repurchase Price therefor in accordance with Section 3.04(3). The fact that the Purchaser has conducted or failed to conduct any partial or complete examination of the Mortgage Files shall not affect its right to demand repurchase or any other remedies provided in this Agreement.

         At the Purchaser's request, the Assignments shall be promptly recorded in the name of the
Purchaser or in the name of a Person designated by the Purchaser in all appropriate public offices for real property records.  If any such Assignment is lost or returned unrecorded because of a defect therein, then the applicable Seller shall promptly prepare a substitute Assignment to cure such defect and thereafter cause each such Assignment to be duly recorded.  All recording fees related to such a one-time recordation of the Assignments to or by a Seller shall be paid by the applicable Seller.

Section 2.05               Transfer of Mortgage Loans.

         Subject to the provisions of this Section 2.05, the Purchaser shall have the right, without the consent of the Sellers, at any time and from time to time, to assign any of the Mortgage Loans and all or any part of its interest under this Agreement and designate any person to exercise any rights of the
Purchaser hereunder, and the assignees or designees shall accede to the rights and obligations hereunder of the Purchaser with respect to such Mortgage Loans.  The Sellers recognize that the Mortgage Loans may be divided into "packages" for resale ("Mortgage Loan Packages").

         All of the provisions of this Agreement shall inure to the benefit of the Purchaser and any such assignees or designees.  All references to the Purchaser shall be deemed to include its assignees or designees.  Utilizing resources reasonably available to the Seller without incurring any cost except the Seller's overhead and employees' salaries, the applicable Seller shall cooperate in any such assignment of the Mortgage Loans and this Agreement; provided that the Purchaser shall bear all costs associated with any such assignment of the Mortgage Loans and this Agreement other than such Seller's overhead or employees' salaries.

         The Servicer and the Purchaser acknowledge that the Servicer shall continue to remit payments to the Purchaser on the Remittance Date after the transfer of the Mortgage Loans, unless the Servicer was notified in writing of the new record owner of the Mortgage Loans prior to the immediately preceding
Record Date, in which case, the Servicer shall remit to the new record owner (or trustee or master servicer, as the case may be) of the Mortgage Loans.

         Any prospective assignees of the Purchaser who have entered into a commitment to purchase any of the Mortgage Loans may review and underwrite the Servicer's servicing and origination operations, upon reasonable prior notice to the Servicer, and the Servicer shall cooperate with such review and underwriting to the extent such prospective assignees request information or documents that are reasonably available and can be produced without unreasonable expense or effort.  The Servicer shall make the Mortgage Files related to the Mortgage Loans held by the Servicer available at the Servicer's principal operations center for review by any such prospective assignees during normal business hours upon reasonable prior notice to the Servicer (in no event less than 5 Business Days prior notice).  The
Servicer may, in its sole discretion, require that such prospective assignees sign a confidentiality agreement with respect to such information disclosed to the prospective assignee which is not available to the public at large and a release agreement with respect to its activities on the Servicer's premises.

         The Servicer shall keep at its servicing office books and records in which, subject to such reasonable regulations as it may prescribe, the Servicer shall note transfers of Mortgage Loans.  The
Purchaser may, subject to the terms of this Agreement, sell and transfer, in whole or in part, any or all of the Mortgage Loans; provided that no such sale and transfer shall be binding upon the Servicer unless such transferee shall agree in writing to an Assignment, Assumption and Recognition Agreement, in
substantially the form of Exhibit 2.05 attached hereto, and an executed copy of such Assignment,
Assumption and Recognition Agreement shall have been delivered to the Servicer.  The Servicer shall evidence its acknowledgment of any transfers of the Mortgage Loans to any assignees of the Purchaser by executing such Assignment, Assumption and Recognition Agreement.  The Servicer shall mark its books and records to reflect the ownership of the Mortgage Loans by any such assignees, and the previous Purchaser shall be released from its obligations hereunder accruing after the date of transfer to the extent such obligations relate to Mortgage Loans sold by the Purchaser.  This Agreement shall be binding upon and inure to the benefit of the Purchaser and the Servicer and their permitted successors, assignees and designees.

     ARTICLE III:  REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER; REPURCHASE; REVIEW OF MORTGAGE LOANS

Section 3.01      Representations and Warranties of each Seller.

         Each Seller, as to itself, represents, warrants and covenants to the Purchaser that as of each
Funding Date or as of such date specifically provided herein:

(1)       Due Organization.  The Seller is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all licenses necessary to carry on its business now being conducted and is licensed, qualified and in good standing under the laws of each state where a Mortgaged Property is located or is otherwise exempt under applicable law from such qualification or is otherwise not required under applicable law to effect such qualification; no demand for such qualification has been made upon the Seller by any state having jurisdiction and in any event the Seller is or will be in compliance with the laws of any such state to the extent necessary to enforce each Mortgage Loan and with respect to Cendant Mortgage, service each Mortgage Loan in accordance with the terms of this Agreement.

(2)      Due Authority.  Cendant Mortgage had the full power and authority and legal right to originate the Mortgage Loans that it originated, if any, and to acquire the Mortgage Loans that it acquired.  The
Seller has the full power and authority to hold each Mortgage Loan, to sell each Mortgage Loan and to execute, deliver and perform, and to enter into and consummate, all transactions contemplated by this
Agreement.  The Seller has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement, assuming due authorization, execution and delivery by the Purchaser, constitutes a legal, valid and binding obligation of the
Seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, reorganization, receivership, conservatorship, insolvency, moratorium and other laws relating to or affecting creditors' rights generally or the rights of creditors of banks and to the general principles of equity (whether such enforceability is considered in a proceeding in equity or at law).

(3)      No Conflict.  The execution and delivery of this Agreement, the acquisition or origination, as applicable, of the Mortgage Loans by the Seller, the sale of the Mortgage Loans, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement, will not conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's organizational documents and bylaws or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or impair the ability of the Purchaser to realize on the Mortgage Loans;

(4)      Ability to Perform.  The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement;

(5)      No Material Default.  Neither the Seller nor any of its Affiliates is in material default under any agreement, contract, instrument or indenture of any nature whatsoever to which the Seller or any of its Affiliates is a party or by which it (or any of its assets) is bound, which default would have a material adverse effect on the ability of the Seller to perform under this Agreement, nor, to the best of the Seller's knowledge, has any event occurred which, with notice, lapse of time or both, would constitute a default under any such agreement, contract, instrument or indenture and have a material adverse effect on the ability of the Seller to perform its obligations under this Agreement;

(6)      Financial Statements.  Cendant Mortgage has delivered to the Purchaser financial statements as to its fiscal year ended December 31, 2000  Except as has previously been disclosed to the Purchaser in writing:  (a) such financial statements fairly present the results of operations and changes in financial position for such period and the financial position at the end of such period of Cendant
Mortgage and its subsidiaries; and (b) such financial statements are true, correct and complete as of their respective dates and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except as set forth in the notes thereto.  The Trust has delivered to the Purchaser financial statements dated as of December 31, 2000 and a copy of its Offering Circular dated May 21, 1998 (the "Trust Financials") and such Trust
Financials  fairly present the results of operations and changes in financial position for such period and the financial position at the end of such period of the Trust.  Except as has previously been disclosed to the Purchaser in writing, there has been no change in such Trust Financials since their date and the Trust is not aware of any errors or omissions therein;

(7)      No Change in Business.  There has been no change in the business, operations, financial condition, properties or assets of the applicable Seller since (i) in the case of Cendant Mortgage, the date of its financial statements and (ii) in the case of the Trust, the date of delivery of the Trust
Financials, that would have a material adverse effect on the ability of the applicable Seller to perform its obligations under this Agreement;

(8)      No Litigation Pending.  There is no action, suit, proceeding or investigation pending or, to the best of the Seller's knowledge, threatened, against the Seller, which, either in any one instance or in the aggregate, if determined adversely to the Seller would adversely affect the sale of the Mortgage
Loans to the Purchaser or the execution, delivery or enforceability of this Agreement or result in any material liability of the Seller, or draw into question the validity of this Agreement or the Mortgage
Loans, or have a material adverse effect on the financial condition of the Seller;

(9)      No Consent Required.  No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement, the delivery of the Mortgage Files to the Purchaser, the sale of the
Mortgage Loans to the Purchaser or the consummation of the transactions contemplated by this Agreement or, if required, such approval has been obtained prior to the Funding Date;

(10)     Ordinary Course of Business.  The consummation of the transactions contemplated by this
Agreement is in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

(11)     No Broker.  The Seller has not dealt with any broker or agent or anyone else who might be entitled to a fee or commission in connection with this transaction; and

(12)     No Untrue Information.  Neither this Agreement nor any statement, report or other agreement, document or instrument furnished or to be furnished pursuant to this Agreement contains or in connection with the transactions contemplated herein or will contain any materially untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained therein not misleading.

 (13)    No Fraud.  Each Mortgage Loan being sold by the Seller to the Purchaser hereunder was originated and/or acquired by the Seller and sold to the Purchaser in each instance without any conduct
(whether directed toward the Purchaser or otherwise) constituting fraud or misrepresentation on the part of the Seller;

(14)     No Adverse Selection.  The Seller has used no adverse selection procedures in selecting the
Mortgage Loans from among the outstanding conventional home mortgage loans in the Seller's portfolio at the Closing Date as to which the representations and warranties set forth in Section 3.03 could be made;

Section 3.02Representations and Warranties of the Servicer.

              The Servicer represents, warrants and covenants to the Purchaser that as of the Funding
Date or as of such date specifically provided herein:

(1)      Ability to Service.  The Servicer is an approved seller/servicer for FNMA and FHLMC in good standing and is a mortgagee approved by the Secretary of Housing and Urban Development pursuant to
Section 203 of the National Housing Act, with facilities, procedures and experienced personnel necessary for the servicing of mortgage loans of the same type as the Mortgage Loans.  No event has occurred that would make the Servicer unable to comply with FNMA or FHLMC eligibility requirements or that would require notification to either FNMA or FHLMC;

(2)      Collection Practices.  The origination, servicing and collection practices used by the Servicer and any prior originator and servicer with respect to each  Mortgage Loan (including, without limitation, the establishment, maintenance, and servicing of the Escrow Accounts, if any) have been in all respects legal, proper and prudent in the mortgage servicing business and in accordance with the terms of the Mortgage Loan documents an Acceptable Servicing Procedures.  With respect to Escrow
Accounts and escrow payments that the Servicer is entitled to collect, there are no deficiencies for which customary arrangements for repayment have not been made.  All escrow payments have been collected in all material respects in compliance with applicable law, Acceptable Servicing Procedures and the provisions of the Mortgage Loan documents.  If such Mortgage Loan is the subject to an escrow, escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every escrowed item that remains unpaid and has been assessed but is not yet due and payable.  Any
Escrow Account interest required to be paid pursuant to applicable law has been properly paid and credited.

 (3)      Due Organization.  The Servicer is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all licenses necessary to carry on its business now being conducted and is licensed, qualified and in good standing under the laws of each state where a Mortgaged Property is located or is otherwise exempt under applicable law from such qualification or is otherwise not required under applicable law to effect such qualification; no demand for such qualification has been made upon the Servicer by any state having jurisdiction and in any event the Servicer is or will be in compliance with the laws of any such state to the extent necessary to enforce each Mortgage Loan and service each Mortgage Loan in accordance with the terms of this
Agreement.

(4)      Due Authority.  Servicier has the full power and authority to execute, deliver and perform, and to enter into and consummate, all transactions contemplated by this Agreement.  The Servicer has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement, assuming due authorization, execution and delivery by the Purchaser, constitutes a legal, valid and binding obligation of the Servicer, enforceable against it in accordance with its terms, subject to applicable bankruptcy, reorganization, receivership, conservatorship, insolvency, moratorium and other laws relating to or affecting creditors' rights generally or the rights of creditors of banks and to the general principles of equity (whether such enforceability is considered in a proceeding in equity or at law).

(5)      No Conflict.  The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement, will not conflict with or result in a breach of any of the terms, conditions or provisions of the Servicer's organizational documents and bylaws or any legal restriction or any agreement or instrument to which the Servicer is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Servicer or its property is subject, or impair the ability of the Purchaser to realize on the Mortgage Loans;

(6)      Ability to Perform.  The Servicer does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement;

(7)      No Material Default.  Neither the Servicer nor any of its Affiliates is in material default under any agreement, contract, instrument or indenture of any nature whatsoever to which the Servicer or any of its Affiliates is a party or by which it (or any of its assets) is bound, which default would have a material adverse effect on the ability of the Servicer to perform under this Agreement, nor, has any event occurred which, with notice, lapse of time or both, would constitute a default under any such agreement, contract, instrument or indenture and have a material adverse effect on the ability of the
Servicer to perform its obligations under this Agreement;

(8)      Financial Statements.  Servicer has delivered to the Purchaser financial statements as to its fiscal year ended December 31, 2000.  Except as has previously been disclosed to the Purchaser in writing:  (a) such financial statements fairly present the results of operations and changes in financial position for such period and the financial position at the end of such period of Servicer and its subsidiaries; and (b) such financial statements are true, correct and complete as of their respective dates and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except as set forth in the notes thereto.

(9)      No Change in Business.  There has been no change in the business, operations, financial condition, properties or assets of the Servicer since the date of its financial statements that would have a material adverse effect on the ability of the Servicer to perform its obligations under this
Agreement;

(10)     No Litigation Pending.  There is no action, suit, proceeding or investigation pending or, to the best of the Servicer's knowledge, threatened, against the Servicer, which, either in any one instance or in the aggregate, if determined adversely to the Servicer would adversely affect the sale of the Mortgage Loans to the Purchaser or the execution, delivery or enforceability of this Agreement or result in any material liability of the Servicer, or draw into question the validity of this Agreement, or have a material adverse effect on the financial condition of the Servicer;

(11)     No Consent Required.  No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Servicer of or compliance by the Servicer with this Agreement or the consummation of the transactions contemplated by this
Agreement or, if required, such approval has been obtained prior to the Funding Date;

(12)     Ordinary Course of Business.  The consummation of the transactions contemplated by this
Agreement is in the ordinary course of business of the Servicer;

(13)     No Broker.  The Servicer has not dealt with any broker or agent or anyone else who might be entitled to a fee or commission in connection with this transaction; and

(14)     No Untrue Information.  Neither this Agreement nor any statement, report or other agreement, document or instrument furnished or to be furnished pursuant to this Agreement contains or will contain any materially untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained therein not misleading.

Section 3.03      Representations and Warranties as to Individual Mortgage Loans .

         With respect to each Mortgage Loan, the applicable Seller hereby makes the following representations and warranties to the Purchaser on which the Purchaser specifically relies in purchasing such Mortgage Loan.  Such representations and warranties speak as of the Funding Date unless otherwise indicated, but shall survive any subsequent transfer, assignment or conveyance of such Mortgage Loans:

(1)       Mortgage Loan as Described.  Each Mortgage Loan complies with the terms and conditions set forth herein, and all of the information set forth with respect thereto on the Mortgage Loan Schedule is true and correct in all material respects;

(2)       Complete Mortgage Files.  The instruments and documents specified in Section 2.02 with respect to such Mortgage Loan have been delivered to the Purchaser or Purchaser's designee in compliance with the requirements of Article II.  The Seller is in possession of a Mortgage File respecting such Mortgage
Loan, except for such documents as have been previously delivered to the Purchaser;

(3)       Owner of Record.  The Mortgage relating to such Mortgage Loan has been duly recorded in the appropriate recording office, and the applicable Seller or Servicer is the owner of record of such
Mortgage Loan and the indebtedness evidenced by the related Mortgage Note;

(4)       Payments Current.  All payments required to be made up to and including the Funding Date for such Mortgage Loan under the terms of the Mortgage Note have been made, such that such Mortgage Loan is not delinquent 30 days or more on the Funding Date, and has not been so delinquent in the twelve months prior to the Funding Date;

(5)       No Outstanding Charges.  There are no delinquent taxes, insurance premiums, assessments, including assessments payable in future installments, or other outstanding charges affecting the
Mortgaged Property related to such Mortgage Loan;

(6)       Original Terms Unmodified.  The terms of the Mortgage Note and the Mortgage related to such
Mortgage Loan have not been impaired, waived, altered or modified in any material respect, except as specifically set forth in the related Mortgage Loan Schedule;

(7)       No Defenses.  The Mortgage Note and the Mortgage related to such Mortgage Loan are not subject to any right of rescission, set-off or defense, including the defense of usury, nor will the operation of any of the terms of such Mortgage Note and such Mortgage, or the exercise of any right thereunder, render such Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off or defense, including the defense of usury and no such right of rescission, set-off or defense has been asserted with respect thereto;

(8)        Hazard Insurance.  (a) All buildings upon the Mortgaged Property related to such Mortgage
Loan are insured by an insurer acceptable to FNMA or FHLMC against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where such Mortgaged Property is located, pursuant to insurance policies conforming to the requirements of either Section 5.10 or Section 5.11.
All such insurance policies (collectively, the "hazard insurance policy") contain a standard mortgagee clause naming the originator of such Mortgage Loan, its successors and assigns, as mortgagee.  Such policies are the valid and binding obligations of the insurer, and all premiums thereon due to date have been paid.  The related Mortgage obligates the Mortgagor thereunder to maintain all such insurance at such Mortgagor's cost and expense, and on such Mortgagor's failure to do so, authorizes the holder of such Mortgage to maintain such insurance at such Mortgagor's cost and expense and to seek reimbursement therefor from such Mortgagor; or (b) in the case of a condominium or PUD project that is not covered by an individual policy, the condominium or PUD project is covered by a "master" or "blanket" policy and there exists and is in the Servicer's Mortgage File a certificate of insurance showing that the individual unit that secures the first mortgage or share loan is covered under such policy.  The insurance policy contains a standard mortgagee clause naming the originator of such Mortgage Loan (and its successors and assigns), as insured mortgagee.  Such policies are the valid and binding obligations of the insurer, and all premiums thereon have been paid.  The insurance policy provides for advance notice to the Seller or Servicer if the policy is canceled or not renewed, or if any other change that adversely affects the Seller's interests is made; the certificate includes the types and amounts of coverage provided, describes any endorsements that are part of the "master" policy and would be acceptable pursuant to the FNMA Guide;

(9)        Compliance With Applicable Laws.  All requirements of any federal, state or local law
(including usury, truth in lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws) applicable to the origination and servicing of such Mortgage Loan have been complied with in all material respects;

(10)      No Satisfaction of Mortgage.  The Mortgage related to such Mortgage Loan has not been satisfied, canceled or subordinated, in whole or in part, or rescinded, and the related Mortgaged
Property has not been released from the lien of such Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission;

(11)      Valid First Lien.  The Mortgage related to such Mortgage Loan is a valid, subsisting and enforceable perfected first lien on the related Mortgaged Property, including all improvements on the related Mortgaged Property, which Mortgaged Property is free and clear of any encumbrances and liens having priority over the first lien of the Mortgage subject only to (a) the lien of current real estate taxes and special assessments not yet due and payable, (b) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording of such
Mortgage which are acceptable to mortgage lending institutions generally, are referred to in the lender's title insurance policy and do not adversely affect the market value or intended use of the related Mortgaged Property, and (c) other matters to which like properties are commonly subject which do not individually or in the aggregate materially interfere with the benefits of the security intended to be provided by such Mortgage or the use, enjoyment, or market value of the related Mortgaged Property;

(12)      Validity of Documents.  The Mortgage Note and the Mortgage related to such Mortgage Loan are genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and general equitable principles (regardless whether such enforcement is considered in a proceeding in equity or at law);

(13)       Valid Execution of Documents.  All parties to the Mortgage Note and the Mortgage related to such Mortgage Loan had legal capacity to enter into such Mortgage Loan and to execute and deliver the related Mortgage Note and the related Mortgage and the related Mortgage Note and the related Mortgage have been duly and properly executed by such parties;

(14) Full Disbursement of Proceeds.  Such Mortgage Loan has closed and the proceeds of such Mortgage
Loan have been fully disbursed prior to the Funding Date; provided that, with respect to any Mortgage
Loan originated within the previous 120 days, alterations and repairs with respect to the related
Mortgaged Property or any part thereof may have required an escrow of funds in an amount sufficient to pay for all outstanding work within 120 days of the origination of such Mortgage Loan, and, if so, such funds are held in escrow by the Seller, a title company or other escrow agent;

(15) Ownership.  The Mortgage Note and the Mortgage related to such Mortgage Loan or any interest or participation therein have not been assigned, pledged or otherwise transferred by the applicable Seller, and the Seller has good and marketable title thereto, and the Seller is the sole owner thereof and has full right and authority to transfer and sell such Mortgage Loan, and is transferring such Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest;

              (16) Doing Business.  All parties that have had any interest in such Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) in compliance with any and all applicable licensing requirements of the laws of the state wherein the related Mortgaged Property is located. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were)  (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2)
organized under the laws of such state, or (3) qualified to do business in such state, or (4) federal savings and loan associations or national banks having principal offices in such state, or (5) not doing business in such state;

(17) Title Insurance.  (a) Such Mortgage Loan is covered by an ALTA lender's title insurance policy or short form title policy acceptable to FNMA and FHLMC (or, in jurisdictions where ALTA policies are not generally approved for use, a lender's title insurance policy acceptable to FNMA and FHLMC), issued by a title insurer acceptable to FNMA and FHLMC and qualified to do business in the jurisdiction where the related Mortgaged Property is located, insuring (subject to the exceptions contained in clauses (11(a)
and (b) above) the Seller or Servicier, its successors and assigns as to the first priority lien of the related Mortgage in the original principal amount of such Mortgage Loan and in the case of ARM Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of such Mortgage providing for adjustment to the applicable Note Rate and Monthly Payment.
Additionally, such lender's title insurance policy affirmatively insures against encroachments by or upon the related Mortgaged Property or any interest therein or any other adverse circumstance that either is disclosed or would have been disclosed by an accurate survey.  The Seller or Servicer is the sole insured of such lender's title insurance policy, and such lender's title insurance policy is in full force and effect and will be in full force and effect upon the consummation of the transactions contemplated by this Agreement and will inure to the benefit of the Purchaser without any further act.
No claims have been made under such lender's title insurance policy, no prior holder of the related
Mortgage (including the Seller) has done, by act or omission, anything that would impair the coverage of such lender's insurance policy, and, there is no act, omission, condition, or information that would impair the coverage of such lender's insurance policy; (b) The mortgage title insurance policy covering each unit mortgage in a condominium or PUD project related to such Mortgage Loan meets all requirements of FNMA and FHLMC;

(18) No Defaults.  (a) There is no default, breach, violation or event of acceleration existing under the Mortgage, the Mortgage Note, or any other agreements, documents, or instruments related to such
Mortgage Loan; (b)  there is no event that, with the lapse of time, the giving of notice, or both, would constitute such a default, breach, violation or event of acceleration; (c) the Mortgagor(s) with respect to such Mortgage Loan is (1) not in default under any other Mortgage Loan or (2) the subject of an
Insolvency Proceeding; (d) no event of acceleration has previously occurred, and no notice of default has been sent, with respect to such Mortgage Loan; and (e) in no event has the Seller waived any of its rights or remedies in respect of any default, breach, violation or event of acceleration under the
Mortgage, the Mortgage Note, or any other agreements, documents, or instruments related to such Mortgage
Loan;

(19) No Mechanics' Liens.  There are no mechanics' or similar liens, except such liens as are expressly insured against by a title insurance policy, or claims that have been filed for work, labor or material
(and no rights are outstanding that under law could give rise to such lien) affecting the related
Mortgaged Property that are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

(20) Location of Improvements; No Encroachments.  , all improvements that were considered in determining the Appraised Value of the related Mortgaged Property lay wholly within the boundaries and building restriction lines of such Mortgaged Property, and no improvements on adjoining properties encroach upon such Mortgaged Property except as permitted under the terms of the FNMA Guide and the FHLMC Selling
Guide; no improvement located on or part of any Mortgaged Property is in violation of any applicable zoning law or regulation, and all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of such Mortgaged Property, and with respect to the use and occupancy of the same, including certificates of occupancy, have been made or obtained from the appropriate authorities;

(21) Origination; Payment Terms.  Principal payments on such Mortgage Loan commenced or will commence no more than 60 days after funds were disbursed in connection with such Mortgage Loan.  If the interest rate on the related Mortgage Note is adjustable, the adjustment is based on the Index set forth on the related Mortgage Loan Schedule.  The related Mortgage Note is payable on the first day of each month in arrears, in accordance with the payment terms described on the related Mortgage Loan Schedule;

(22) Due On Sale.  Except as noted otherwise on the Mortgage Loan Schedule, the related Mortgage contains the usual and customary "due-on-sale" clause or other similar provision for the acceleration of the payment of the Unpaid Principal Balance of such Mortgage Loan if the related Mortgaged Property or any interest therein is sold or transferred without the prior consent of the mortgagee thereunder;

(23) Prepayment Penalty.  Except as noted otherwise on the Mortgage Loan Schedule, such Mortgage Loan is not subject to any Prepayment Penalty. If a Mortgage Loan has a prepayment penalty such prepayment penalty is enforceable and is permitted pursuant to federal, state, and local law;

(24) Mortgaged Property Undamaged; No Condemnation.  As of the Funding Date, the related Mortgaged
Property is free of material damage and waste and there is no proceeding pending for the total or partial condemnation thereof;

(25) Customary Provisions.  The related Mortgage contains customary and enforceable provisions that render the rights and remedies of the holder thereof adequate for the realization against the related
Mortgaged Property of the benefits of the security provided thereby, including, (a) in the case of a
Mortgage designated as a deed of trust, by trustee's sale, and (b) in the case of a Mortgage, otherwise by judicial foreclosure;

(26) Conformance With Underwriting Standards. Each Mortgage Loan was underwritten in accordance with underwriting standards of Cendant Mortgage as set forth in the Cendant Guide;

(27) Appraisal.  The Mortgage File contains an appraisal of the related Mortgaged Property on forms and with riders approved by FNMA and FHLMC, signed prior to the approval of such Mortgage Loan application by an appraiser, duly appointed by the originator of such Mortgage Loan, whose compensation is not affected by the approval or disapproval of such Mortgage Loan and who met the minimum qualifications of
FNMA and FHLMC for appraisers and who had no  interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof.  Such appraisal was made in accordance with the relevant provisions o the Financial Institutions Reform, Recovery and Enforcement Act of 1969, as in effect on the date of such Mortgage Loan was originated.;

(28) Deeds of Trust.  If the related Mortgage constitutes a deed of trust, then a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in such Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under such deed of trust, except in connection with a trustee's sale after default by the related Mortgagor;

(29) LTV; Primary Mortgage Insurance Policy.  Except with respect to Additional Collateral Mortgage
Loans (as defined in Exhibit 10 hereto) if such Mortgage Loan had a Loan-to-Value Ratio of more than 80%
at origination, and is not originated under an additional collateral mortgage loan program, such
Mortgage Loan is and will be subject to a Primary Insurance Policy issued by a Qualified Mortgage
Insurer, which insures the Seller or Servicer, its successors and assigns and insureds in the amount set forth on the Mortgage Loan Schedule.  All provisions of such Primary Insurance Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid.  Any related Mortgage subject to any such Primary Insurance Policy ( which is not a "Lender-Paid"
Primary Insurance Policy) obligates the Mortgagor thereunder to maintain such insurance for the time period required by law and to pay all premiums and charges in connection therewith.  As of the date of origination, the Loan-to-Value Ratio of such Mortgage Loan is as specified in the applicable Mortgage
Loan Schedule.  ;

(30) Occupancy.  As of the date of origination of such Mortgage Loan, the related Mortgaged Property is lawfully occupied under applicable law;

(31) Supervision and Examination by a Federal or State Authority.  Each Mortgage Loan either was
(a) closed in the name of the Cendant Mortgage, or (b) closed in the name of another entity that is either a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or an institution which is supervised and examined by a federal or state authority, or a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act (a "HUD Approved Mortgagee"), and was so at the time such Mortgage Loan was originated (Cendant Mortgage or such other entity, the "Originator") or (c) closed in the name of a loan broker under the circumstances described in the following sentence.  If such Mortgage Loan was originated through a loan broker, such Mortgage Loan met the Originator's underwriting criteria at the time of origination and was originated in accordance with the Originator's policies and procedures and the Originator acquired such Mortgage Loan from the loan broker contemporaneously with the origination thereof.  The Mortgage Loans that the Trust is selling to Purchaser were originated by or on behalf of
Cendant Mortgage and subsequently assigned to the Trust.

(32) Adjustments.  All of the terms of the related Mortgage Note pertaining to interest rate adjustments, payment adjustments and adjustments of the outstanding principal balance, if any, are enforceable and such adjustments will not affect the priority of the lien of the related Mortgage; all such adjustments on such Mortgage Loan have been made properly and in accordance with the provisions of such Mortgage Loan;

(33)  Insolvency Proceedings; Soldiers' and Sailors' Relief Act. The related Mortgagor (1) is not the subject of any Insolvency Proceeding; and (2) has not notified the Seller of any relief requested by or allowed to such Mortgagor under the Soldiers' and Sailors' Civil Relief Act of 1940;

(34) FNMA/FHLMC Documents.  Such Mortgage Loan was closed on standard FNMA or FHLMC documents or on such documents otherwise acceptable to them.

(35)     Acceptable Investment.  To the best of Seller's knowledge, there is no circumstance or condition with respect to the related Mortgage File, Mortgage, Mortgaged Property, Mortgagor or
Mortgagor's credit standing, including but not limited to 'limited income documentation programs'
whereby the lending decision is based upon factors other than the Mortgagor's income, that can reasonably be expected to cause private institutional investors to regard such Mortgage Loan as an unacceptable investment, cause such Mortgage Loan to become delinquent, or adversely affect the value or marketability of such Mortgage Loan;

(36)     No Fraud.  No error, omission, misrepresentation, negligence or fraud in respect of such
Mortgage Loan has taken place on the part of any Person in connection with the origination and servicing of such Mortgage Loan;

(37)     Insurance Policies.  To the best of the Seller's knowledge, no action, error, omission, misrepresentation, negligence, fraud or similar occurrence in respect of such Mortgage Loan has taken place on the part of any Person (including the related Mortgagor, any appraiser, any builder or developer or any party involved in the origination of such Mortgage Loan or in the application for any insurance relating to such Mortgage Loan) that might result in a failure or impairment of full and timely coverage under any insurance policy required to be obtained for such Mortgage Loan;

(38)     Disclosure Materials.  The related Mortgagor has received all disclosure materials required by applicable law with respect to the making of conventional mortgage loans and has executed a written acknowledgment to such effect, which acknowledgment is contained in the Servicer's Mortgage File:

(39)     No Trade-In or Exchange.  Such Mortgage Loan was not made in connection with (a) the construction or rehabilitation of a Mortgaged Property or (b) facilitating the sale or exchange of an REO Property;

(40)     No Environmental Hazards.  As of the date of origination of such Mortgage Loan, the Seller had no actual knowledge of the presence of any Hazardous Substances, or other environmental hazards, on, in, or that could affect the related Mortgaged Property;

(41)     Sellers agree that is shall not solicit any mortgage (in writing or otherwise) to refinance any of the Mortgage Loans; provided that mass advertising or mailings (such as placing advertisements on television on radio, in magazines, on the Internet, or in newspapers or including messages in billing statements) that are not exclusively directed towards the Mortgagors shall not constitute
     "direct solicitation" and shall not violate this covenant.

(42)     The Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located:

(43)    With respect to each Cooperative Loan, the related Mortgage is a valid, enforceable and subsisting first security interest on the related cooperative shares securing the related cooperative note, subject only to (a) liens of the cooperative for unpaid assessments representing the Mortgagor's pro rata share of the cooperative's payments for its blanket mortgage, current and future real property taxes, insurance premiums, maintenance fees and other assessments to which like collateral is commonly subject and (b) other matters to which like collateral is commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Security Agreement.  There are no liens against or security interest in the cooperative shares relating to each Cooperative Loan
(except for unpaid maintenance, assessments and other amounts owed to the related cooperative which individually or in the aggregate will not have a material adverse effect on such Cooperative Loans), which have priority over the Seller's security interest in such cooperative shares;

(44)     With respect to each Cooperative Loan, a search for filings of financing statements has been made by a Seller competent to make the same, which Seller is acceptable to Fannie Mae or FHLMC, and qualified to do business in the jurisdiction where the cooperative unit is located, and such search has not found anything which would materially and adversely affect the Cooperative Loan;

(45)     With respect to each Cooperative Loan, the related cooperative corporation that owns title to the related cooperative apartment building is a "cooperative housing corporation" within the meaning of
Section 216 of the Internal Revenue Code, and is in material compliance with applicable federal, state and local laws which, if not complied with, could have a material adverse effect on the Mortgaged
Property;

(46)     With respect to each Cooperative Loan, (a) the terms of the related proprietary lease or occupancy agreement is longer than the terms of the Cooperative Loan, (b) there is no provision in such proprietary lease or occupancy agreement which requires the Mortgagor to offer for sale the cooperative shares owned by such Mortgagor first to the Cooperative, and (c) there is no prohibition against pledging the shares of the cooperative corporation or assigning the cooperative

(47)     The Mortgaged Property is located in the state identified in the Mortgage Loan Schedule and consists of a single, contiguous parcel of real property with a detached single family residence erected thereon, or a two-to four-family dwelling, or an individual condominium unit in a condominium project, or an individual unit in a planned unit development or a townhouse, provided, however, that any condominium project or planned unit development shall conform with the applicable Cendant Guide requirements regarding such dwellings, and no residence or dwelling is a mobile home or a manufactured dwelling.  As of the respective appraisal date for each Mortgaged Property, no portion of the Mortgaged
Property was being used for commercial purposes. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimus planned unit development) such condominium or planned unit development project meets Cendant Guide eligibility requirements or is located in a condominium or planned unit development project which has received Cendant project approval and the representations and warranties required by Cendant with respect to such condominium or planned unit development have been made and remain true and correct in all respects;

(48)     The Mortgage Loans have an original term to maturity of not more than 30 years, with interest payable in arrears on the first day of each month.  As to each Mortgage Loan on each applicable
Adjustment Date, the Mortgage Interest Rate will be adjusted to equal the sum of the Index plus the applicable Gross Margin, rounded up or down to the nearest multiple of 0.125% indicated by the Mortgage
Note; provided that the Mortgage Interest Rate will not increase or decrease by more than the applicable
Periodic Cap on any Adjustment Date, and will in no event exceed the maximum Mortgage Interest Rate or be lower than the minimum Mortgage Interest Rate listed on the Mortgage Loan Schedule for such Mortgage
Loan.  Each Mortgage Note requires a monthly payment which is sufficient, during the period prior to the first adjustment to the Mortgage Interest Rate, to fully amortize the outstanding principal balance as of the first day of such period over the then remaining term of such Mortgage Note and to pay interest at the related Mortgage Interest Rate.  As to each Mortgage Loan, if the related Mortgage Interest Rate changes on an adjustment date, the then outstanding principal balance will be reamortized over the remaining life of such Mortgage Loan. No Mortgage Loan contains terms or provisions which would result in negative amortization.  None of the Mortgage Loans contain a balloon feature, are graduated payment mortgages or shared appreciation mortgages;

(49)                     With respect to each Mortgage Loan that is a Buydown Mortgage Loan:

(i) On or before the date of origination of such Mortgage Loan, the Company and the Mortgagor, or the
Company, the Mortgagor and the seller of the Mortgaged Property or a third party entered into a Buydown
Agreement. The Buydown Agreement provides that the seller of the Mortgaged Property (or third party)
shall deliver to the Company temporary Buydown Funds in an amount equal to the aggregate undiscounted amount of payments that, when added to the amount the Mortgagor on such Mortgage Loan is obligated to pay on each Due Date in accordance with the terms of the Buydown Agreement, is equal to the full scheduled Monthly Payment due on such Mortgage Loan.  The temporary Buydown Funds enable the Mortgagor to qualify for the Buydown Mortgage Loan.  The effective interest rate of a Buydown Mortgage Loan if less than the interest rate set forth in the related Mortgage Note will increase within the Buydown
Period as provided in the related Buydown Agreement so that the effective interest rate will be equal to the interest rate as set forth in the related Mortgage Note.  The Buydown Mortgage Loan satisfies the requirements of Fannie Mae guidelines;

(ii) The Mortgage and Mortgage Note reflect the permanent payment terms rather than the payment terms of the Buydown Agreement.  The Buydown Agreement provides for the payment by the Mortgagor of the full amount of the Monthly Payment on any Due Date that the Buydown Funds are available. The Buydown Funds were not used to reduce the original principal balance of the Mortgage Loan or to increase the Appraised
Value of the Mortgage Property when calculating the Loan-to-Value Ratios for purposes of the Agreement and, if the Buydown Funds were provided by the Company and if required under Fannie Mae and Freddie Mac guidelines, the terms of the Buydown Agreement were disclosed to the appraiser of the Mortgaged Property;

Section 3.04       Repurchase.
(1)         It is understood and agreed that the representations and warranties set forth in Sections
3.01, 3.02 and 3.03 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment or the examination of any Mortgage File.

(2)      Upon discovery by either of the Sellers or the Purchaser of a breach of any of the representations and warranties contained in Sections 3.01, 3.02 or 3.03 that materially and adversely affects the value of a Mortgage Loan or the interest of Purchaser therein, the party discovering such breach shall give prompt written notice to the other.

(3)      Unless permitted a greater period of time to cure as set forth in Section 2.04, the applicable
Seller shall have a period of 60 days from the earlier of either discovery by or receipt of written notice from the Purchaser to the Seller of any breach of any of the representations and warranties contained in Sections 3.01, 3.02 or 3.03 that materially and adversely affects the value of a Mortgage
Loan or the interest of Purchaser therein(a "Defective Mortgage Loan"; provided that "Defective Mortgage
Loan" shall also include any Mortgage Loan treated or designated as such in accordance with Section
2.04) within which to correct or cure such breach.  If such breach can ultimately be cured but is not reasonably expected to be cured within the 60-day period, then the applicable Seller shall have such additional time, if any, as is reasonably determined by the Purchaser to cure such breach provided that the Seller has commenced curing or correcting such breach and is diligently pursuing same.  Each Seller hereby covenants and agrees with respect to each Mortgage Loan conveyed by it that, if any breach relating thereto cannot be corrected or cured within the applicable cure period or such additional time, if any, as is reasonably determined by the Purchaser, then such Seller shall, at the direction of the
Purchaser, repurchase the Defective Mortgage Loan at the applicable Repurchase Price.

(4)      Any repurchase of a Defective Mortgage Loan required hereunder shall be accomplished by payment of the applicable Repurchase Price within 3 Business Days of expiration of the applicable time period referred to above in paragraph 3.04(3) by wire transfer of immediately available funds directly to the
Purchaser's Account.  It is understood and agreed that the obligations of a Seller (a) set forth in this
Section 3.04(4) to cure any breach of such Seller's representations and warranties contained in Section
3.03 or to repurchase the Defective Mortgage Loan(s) and (b) set forth in Section 9.01 to indemnify the
Purchaser in connection with any breach of a Seller's representations and warranties contained in
Section 3.03 shall constitute the sole remedies of the Purchaser respecting a breach of such representations and warranties.

(5)          The parties further agree that, in recognition of the Trust's rights against Cendant
     Mortgage
with respect to the Mortgage Loans acquired by it from Cendant Mortgage and conveyed to the Purchaser hereunder, the Purchaser shall have the right to cause Cendant Mortgage to repurchase directly any
Defective Mortgage Loan (other than as a result of a breach by the Trust of Section 3.03 (3) or 3.03(15)
hereof, in which case the Purchaser shall have the right to cause the Trust to repurchase directly the
Defective Mortgage Loan) acquired hereunder by the Purchaser from the Trust.

Section 3.05      Certain Covenants of each Seller and the Servicer.

Without incurring undue effort or any cost except the Seller's overhead or employees' salaries, each
Seller shall take reasonable steps to assist the Purchaser, if the Purchaser so requests, in securitizing the Mortgage Loans and selling undivided interests in such Mortgage Loans in a public offering or private placement or selling participating interests in such Mortgage Loans, which steps may include, (a) providing any information relating to the Mortgage Loans reasonably necessary to assist in the preparation of any disclosure documents, (b)  providing information relating to delinquencies and defaults with respect to the Servicer's servicing portfolio (or such portion thereof as is similar to the Mortgage Loans), (c) entering into any other servicing, custodial or other similar agreements, that are consistent with the provisions of this Agreement, and which contain such provisions as are customary in securitizations rated "AAA" (including a securitization involving a REMIC) (a "Securitization"), and
(d) providing as of the date of such securitization representations and warranties as to the Seller and the Mortgage Loans, which are consistent with the representations and warranties contained in this
Agreement, but modified, if necessary, to reflect changes since the Funding Date and also providing such reasonable and customary indemnification to the Purchaser or its affiliates. In connection with such a
Securitization, the Purchaser may be required to engage a master servicer or trustee to determine the allocation of payments to and make remittances to the certificateholders, at the Purchaser's sole cost and expense.  In the event that a master servicer or trustee to determine the allocation of payments to and make remittances to the certificateholders is requested by the Purchaser, the Servicer agrees to service the Mortgage Loans in accordance with the reasonable and customary requirements of such
Securitization, which may include the Servicer's acting as a subservicer in a master servicing arrangement.  With respect to the then owners of the Mortgage Loans, the Servicer shall thereafter deal solely with such master servicer or trustee, as the case may be with respect to such Mortgage Loans which are subject to the Securitization and shall not be required to deal with any other party with respect to such Mortgage Loans.The cost of such securitization shall be borne by the Purchaser, other than the Seller's overhead or employees' salaries.

ARTICLE IV:     REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND CONDITIONS PREDCEDENT TO FUNDING

Section 4.01      Representations and Warranties.

         The Purchaser represents, warrants and covenants to the Seller that as of each Funding Date or as of such date specifically provided herein:

(1) Due Organization.  The Purchaser is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all licenses necessary to carry on its business now being conducted and is licensed, qualified and in good standing under the laws of each state where a Mortgaged Property is located or is otherwise exempt under applicable law from such qualification or is otherwise not required under applicable law to effect such qualification; no demand for such qualification has been made upon the Purchaser by any state having jurisdiction and in any event the Purchaser is or will be in compliance with the laws of any such state to the extent necessary to enforce each Mortgage Loan.

(2) Due Authority.  The Purchaser had the full power and authority and legal right to acquire the
Mortgage Loans that it acquired.  The Purchaser has the full power and authority to hold each Mortgage
Loan, to sell each Mortgage Loan and to execute, deliver and perform, and to enter into and consummate, all transactions contemplated by this Agreement.  The Purchaser has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this
Agreement, assuming due authorization, execution and delivery by the Seller, constitutes a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, subject to applicable bankruptcy, reorganization, receivership, conservatorship, insolvency, moratorium and other laws relating to or affecting creditors' rights generally or the rights of creditors of banks and to the general principles of equity (whether such enforceability is considered in a proceeding in equity or at law);

(3) No Conflict.  None of the execution and delivery of this Agreement, the acquisition , of the
Mortgage Loans by the Purchaser, the purchase of the Mortgage Loans, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Purchaser's organizational documents and bylaws or any legal restriction or any agreement or instrument to which the Purchaser is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Purchaser or its property is subject, or impair the ability of the Purchaser to realize on the Mortgage Loans, or impair the value of the Mortgage Loans;

(4) Ability to Perform.  The Purchaser does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement;

(5)  No Material Default.  The Purchaser is not in material default under any agreement, contract, instrument or indenture of any nature whatsoever to which the Purchaser is a party or by which it (or any of its assets) is bound, which default would have a material adverse effect on the ability of the
Purchaser to perform under this Agreement, nor, to the  of the Purchaser's knowledge, has any event occurred which, with notice, lapse of time or both) would constitute a default under any such agreement, contract, instrument or indenture and have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement;

(6)  No Change in Business.  There has been no change in the business, operations, financial condition, properties or assets of the Purchaser since the date of the Purchaser's financial statements that would have a material adverse effect on the ability of the Purchaser to perform its obligations under this
Agreement;

(7) Litigation Pending.  There is no action, suit, proceeding or investigation pending or, to the best of the Purchaser's knowledge, threatened, against the Purchaser, which, either in any one instance or in the aggregate, if determined adversely to the Purchaser would adversely affect the purchase of the
Mortgage Loans or the execution, delivery or enforceability of this Agreement or result in any material liability of the Purchaser, or draw into question the validity of this Agreement, or the Mortgage Loans or have a material adverse effect on the financial condition of the Purchaser;

(8) Broker.  The Purchaser has not dealt with any broker or agent or anyone else who might be entitled to a fee or commission in connection with this transaction.

(9) No Consent Required.  No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Purchaser of or compliance by the Purchaser with this Agreement, the purchase of the Mortgage Loans from the Seller or the consummation of the transactions contemplated by this Agreement or, if required, such approval has been obtained prior to the Funding Date;

(10) Ordinary Course of Business.  The consummation of the transactions contemplated by this Agreement is in the ordinary course of business of the Purchaser; and

(11)  Non-Petition Agreement. The Purchaser covenants and agrees that it shall not, prior to the date which is one year and one day (or if longer, the applicable preference period then in effect) after the payment in full of all rated obligations of Bishop's Gate Residential Mortgage Trust, acquiesce, petition or otherwise, directly or indirectly, invoke or cause Bishop's Gate Residential Mortgage Trust to invoke the process of any governmental authority for the purpose of commencing or sustaining a case against Bishop's Gate Residential Mortgage Trust under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator, or other similar official of Bishop's Gate Residential Mortgage Trust.  This covenant and agreement shall be binding upon the Purchaser and any assignee or transferee of the Purchaser.

(12) The Purchaser agrees that it shall not solicit any Mortgagors (in writing or otherwise) to refinance any of the Mortgage Loans; provided that mass advertising or mailings (such as placing advertisements on television, on radio, in magazines or in newspapers or including messages in billing statements) that are not exclusively directed towards the Mortgagors shall not constitute solicitation and shall not violate this covenant.

Section 4.02.  Conditions Precedent to Closing.

Each purchase of Mortgage Loans hereunder shall be subject to each of the following conditions:

(a)      All of the representations and warranties of Seller under the Cendant Guide, and of Seller and
                  Purchaser under this Agreement shall be true and correct as of the Funding Date, and no event shall have occurred which, with notice or the passage of time, would constitute an Event of Default under this Agreement or under the Cendant Guide;

(b)      Purchaser shall have received, or Purchaser's attorneys shall have received in escrow, all
                  Closing Documentsas specified herein, in such forms as are agreed upon and acceptable to Purchaser, duly executed by all signatories other than Purchaser as required pursuant to the respective terms thereof; and

(c)      All other terms and conditions of this Agreement shall have been complied with.

Subject to the foregoing conditions, Purchaser shall pay to Seller on each Funding Date the applicable
Purchase Price as provided herein.

ARTICLE V: ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

Section 5.01      Cendant Mortgage to Act as Servicer; Servicing Standards; Additional Documents;
Consent of the Purchaser.

(1)      The Servicer, as independent contract servicer, shall service and administer the Mortgage Loans and REO Property from and after each Funding Date in accordance with the terms and provisions of the Mortgage Loans, applicable law, Acceptable Servicing Procedures and the terms and provisions of this Agreement for and on behalf of, and in the best interests of, the Purchaser (without taking into account any relationship the Servicer may have with any Mortgagor or other Person, the participation, if any, of the
                  Servicer in any financing provided in connection with the sale of any Mortgaged
                  Property, or the Servicer's obligation to advance any expenses or incur any costs in the performance of its duties hereunder) in accordance with a standard that is not less than the higher of (a) the same care, skill, prudence and diligence with which it services similar assets held for its own or its Affiliates' account and (b) the same care, skill, prudence and diligence with which it services similar assets for third party institutional investors, in each case giving due consideration to customary and usual standards of practice of prudent institutional mortgage loan servicers utilized with respect to mortgage loans comparable to the Mortgage Loans.  Subject to the foregoing standards, in connection with such servicing and administration, the
                  Servicer shall seek to maximize the timely recovery of principal and interest on the
                  Mortgage Notes; provided that nothing contained herein shall be construed as an express or implied guarantee by the Servicer of the collectibility of payments on the
                  Mortgage Loans or shall be construed as impairing or adversely affecting any rights or benefits specifically provided by this Agreement to the Seller, including with respect to Servicing Fees.

         Any Additional Collateral Mortgage Loans (as defined in Exhibit 10 hereto), will be serviced in accordance with the terms of the Additional Collateral Assignment and Servicing Agreement (attached hereto as Exhibit 10) and the terms of this Agreement.

(2)         To the extent consistent with Section 5.01(1) and further subject to any express limitations set forth in this Agreement, the Servicer (acting alone or, solely in the circumstances permitted hereunder, acting through a subservicer) shall have full power and authority to do or cause to be done any and all things that it may deem necessary or desirable in connection with such servicing and administration, including the power and authority (a) to execute and deliver, on behalf of the Purchaser, customary consents or waivers and other instruments and documents (including estoppel certificates), (b) to consent to transfers of any Mortgaged Property and assumptions of the Mortgage Notes and related
Mortgages, (c) to submit claims to collect any Insurance Proceeds and Liquidation Proceeds, (d) to
consent to the application of any Insurance Proceeds or Condemnation Proceeds to the restoration of the applicable Mortgaged Property or otherwise, (e) to bring an action in a court of law, including an unlawful detainer action, to enforce rights of the Purchaser with respect to any Mortgaged Property, (f)
to execute and deliver, on behalf of the Purchaser, documents relating to the management, operation, maintenance, repair, leasing, marketing and sale of any Mortgaged Property or any REO Property, and (g)
to effectuate foreclosure or other conversion of the ownership of the Mortgaged Property securing any
Mortgage Loan; provided that the Servicer shall not take any action not provided for in this Agreement that is materially inconsistent with or materially prejudices the interest of the Purchaser in any
Mortgage Loan or under this Agreement.  If reasonably requested by the Servicer, the Purchaser shall furnish the Servicer with any powers of attorney and other documents reasonably necessary or appropriate to enable the Servicer to service and administer the Mortgage Loans and the REO Properties, including documents relating to the foreclosure, receivership, management, operation, maintenance, repair, leasing, marketing and sale (in foreclosure or otherwise) of any Mortgaged Property or any REO Property.
Nothing contained in this Agreement shall limit the ability of the Servicer to lend money to (whether on a secured or unsecured basis), and otherwise generally engage in any kind of business or dealings with, any Mortgagor as though the Servicer were not a party to this Agreement or to the transactions contemplated hereby.  Unless such business or dealings adversely affect the value of a Mortgage Loan or the interest of Purchaser in a Mortgage Loan.

(3)         Notwithstanding anything to the contrary contained herein:

                  (a)      the Servicer acknowledges that the Purchaser or its designee will (subject to the provisions of Section 5.13) retain title to, and ownership of, the Mortgage Loans and the REO
Properties and that the Servicer does not hereby acquire any title to, security interest in, or other rights of any kind in or to any Mortgage Loan or REO Property or any portion thereof, unless otherwise requested by the Purchaser in accordance with Section 5.13; 5.13 says we can take title

                  (b)      the Servicer shall not file any lien or any other encumbrance on, exercise any right of setoff against, or attach or assert any claim in or on any Mortgage Loan or REO Property, unless authorized pursuant to a judicial or administrative proceeding or a court order;

                  (c)      the Servicer shall, in servicing the Mortgage Loans, follow and comply with the servicing guidelines established by FNMA, provided that the Servicer shall specifically notify the
Purchaser in writing and obtain the Purchaser's written consent (such approval will not be unreasonably withheld) prior to the Servicer taking any of the following actions:  (1) modifying, amending or waiving any of the financial terms of, or making any other material modifications to, a Mortgage Loan, ;
(2) selling any Specially Serviced Mortgage Loan or REO Property; (3) making, with respect to any
Specially Serviced Mortgage Loan or REO Property, Servicing Advances (irrespective of whether non-recoverable); provided that the Servicer shall not be required to so advise the Purchaser to the extent that each related Servicing Advance as to the related Mortgaged Property or REO Property is not in excess of $10,000; (4) forgiving principal or interest on, or permitting to be satisfied at a discount, any Mortgage Loan; (5) accepting substitute or additional collateral, or releasing any collateral, for a Mortgage Loan. If the Purchaser has not approved or rejected in writing any proposed action(s) recommended by the Servicer to be taken hereunder within 20 Business Days of the date such recommendation is made, then the Purchaser shall be deemed to have rejected such recommended action(s)
and theServicer shall not take any such action(s);

                  (d)      the Servicer shall notify the Purchaser of any modification, waiver or amendment of any term of any Mortgage Loan and the date thereof and shall deliver to the Purchaser, for deposit in the related Mortgage File, an original counterpart of the agreement relating to such modification, waiver or amendment promptly following the execution thereof;

                  (e)      the Servicer shall remain primarily liable for the full performance of its obligations hereunder notwithstanding any appointment by the Servicer of a subservicer or subservicers hereunder; and

                  (f)      the Purchaser may at any time and from time to time, in its sole discretion, upon 10 Business Days written notice to the Servicer, terminate the Servicer's servicing obligations hereunder with respect to (1) any REO Property or (2) any Mortgage Loan that, in accordance with the
Purchaser's internal credit classification criteria, has been classified as "doubtful" or a "loss."
Upon the effectiveness of any such termination of the Servicer's servicing obligations with respect to any such REO Property or Mortgage Loan, the Servicer shall deliver all agreements, documents, and instruments related thereto to the Purchaser, in accordance with applicable law.

Section 5.02      Collection of Mortgage Loan Payments.

         Continuously from the date hereof until the principal and interest on all Mortgage Loans are paid in full, the Servicer will proceed diligently to collect all payments due under each Mortgage Loan when the same shall become due and payable and shall, to the extent such procedures shall be consistent with this Agreement and the terms and provisions of any related Primary Insurance Policy, follow such collection procedures as it follows with respect to mortgage loans comparable to the Mortgage Loans, which procedures shall in any event comply with the servicing standards set forth in Section 5.01.
Furthermore, the Servicer shall  ascertain and estimate annual ground rents, taxes, assessments, fire and hazard insurance premiums, mortgage insurance premiums, and all other charges that, as provided in the Mortgages, will become due and payable to the end that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

 Section 5.03     Collection of Mortgage Loan Payments.

         The Servicer shall, within five (5) calendar days following each Record Date, deliver to the
Purchaser monthly reports (substantially in the form of Exhibit 5.03(a) and Exhibit 5.03(b) attached hereto) with respect to all Specially Serviced Mortgage Loans.  In addition, the Servicer shall, within one (1) Business Day following the occurrence of any foreclosure sale with respect to any Mortgaged
Property, deliver to the Purchaser a notice of foreclosure sale substantially in the form of Exhibit
5.03(c) attached hereto.

Section 5.04      Establishment of Collection Account; Deposits in Collection Account.

         The Servicer shall segregate and hold all funds collected and received pursuant to each
Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Collection Accounts, in the form of time deposit or demand accounts constituting
Eligible Accounts, with any funds in excess of the current FDIC established insurance limits invested in
Permitted Investments.  The creation of any Collection Account shall be evidenced by a certification in the form of Exhibit 5.04-1 attached hereto, in the case of an account established with the Servicer, or a letter agreement in the form of Exhibit 5.04-2 attached hereto, in the case of an account held by a depository other than the Servicer.  In either case, a copy of such certification or letter agreement shall be furnished to the Purchaser.

         The Servicer shall deposit in the Collection Account on a daily basis, within two Business Days after receipt (or as otherwise required pursuant to this Agreement in the case of clauses (7), (8) and
(9) of this Section 5.04) and retain therein the following payments and collections received or made by it subsequent to each Funding Date, or received by it prior to the Funding Date but allocable to a period subsequent thereto, other than in respect of principal and interest on the Mortgage Loans due on or before the Funding Date:

1)       all payments on account of principal, including Principal Prepayments, on the Mortgage Loans;

2)       all payments on account of interest on the Mortgage Loans;

3)       all Liquidation Proceeds;

4)  all REO Disposition Proceeds

4)       all Insurance Proceeds, including amounts required to be deposited pursuant to Sections 5.10 and 5.11, other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Properties or released to the applicable Mortgagors in accordance with the
     Servicer's normal servicing procedures and Acceptable Servicing Procedures, the related Mortgages or applicable law;

5)       all Condemnation Proceeds affecting any Mortgaged Property which are not released to a
     Mortgagor in accordance with the Servicer's normal servicing procedures, the related Mortgage or applicable law;

6)       any Monthly Advances in accordance with Section 6.03;

7)       any amounts required to be deposited by the Servicer pursuant to Section 5.11 in connection with the deductible clause in any blanket hazard insurance policy, such deposit to be made from the
     Servicer's own funds without reimbursement therefor;

8)       any amounts required to be deposited by the Servicer pursuant to Section 5.16(ii) in connection with any losses on Permitted Investments; and

9)       any amounts required to be deposited in the Collection Account pursuant to Sections 7.01 or
     7.02 or otherwise pursuant to the terms hereof.

10)      interest on the amount of any Payoff at the related Remittance Rate to the end of the month in which prepayment of the related Mortgage Loan occurs.

         The foregoing requirements for deposit in the Collection Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges and assumption fees, to the extent permitted by Section 7.01, need not be deposited by the Servicer in the Collection Account and shall be retained by the Servicer as additional compensation.

Section 5.05      Permitted Withdrawals from the Collection Account.

         The Servicer may, from time to time in accordance with the provisions hereof, withdraw amounts from the Collection Account for the following purposes (without duplication):

1)       to reimburse itself for unreimbursed Monthly Advances and Servicing Advances (other than with respect to REO Properties) that are approved by the Purchaser as being non-recoverable in accordance with Section 6.04;
2)       to make payments to the Purchaser in the amounts, at the times and in the manner provided for in Section 6.01;
3)       to reimburse itself for Monthly Advances, the Servicer's right to reimburse itself pursuant to this Subsection 3 being limited to amounts received on the related Mortgage Loan which represent late payments of principal and/or interest with respect to which any such Monthly Advance was made;
4)       to reimburse itself for unreimbursed Servicing Advances (other than with respect to REO
     Properties) and for unreimbursed Monthly Advances, the Servicer's right to reimburse itself pursuant to this Subsection 4 with respect to any Mortgage Loan being limited to related
     Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds and such other amounts as may be collected by the Servicer from the Mortgagor or otherwise relating to the Mortgage Loan, it being understood that, in the case of such reimbursement, the Servicer's right thereto shall be prior to the rights of the Purchaser, except that, where  a Seller or the Servicer is required to repurchase a Mortgage Loan pursuant to Sections 2.04, 3.04 and/or 7.02, the Servicer's right to such reimbursement shall be subsequent and subordinate to the payment to the Purchaser of the applicable
     Repurchase Price and all other amounts required to be paid to the Purchaser with respect to such
     Mortgage Loan;
5)       to pay to itself, solely out of the interest portion of the Monthly Payment actually received with respect to a Mortgage Loan during the period ending on the most recent Determination Date, the
     Servicing Fee with respect to such Mortgage Loan;
6)       to pay to itself as additional servicing compensation (a) any interest earned on funds in the
     Collection Account (all such interest to be withdrawn monthly not later than each Remittance Date)
     and (b) any prepayment penalties or premiums relating to any Principal Prepayments; provided that no such amounts shall be payable as servicing compensation to the extent they relate to a Mortgage
     Loan with respect to which a default, breach, violation, or event of acceleration exists or would exist but for the lapse of time, the giving of notice, or both;
7)       to pay to itself with respect to each Mortgage Loan that has been repurchased pursuant to
     Sections 2.04, 3.04 and/or 7.02 all amounts received thereon and not distributed as of the date on which the related Repurchase Price is determined (except to the extent that such amounts constitute part of the Repurchase Price to be remitted to the Purchaser);
8)       to remove any amounts deposited into the Collection Account in error; and
9)       to clear and terminate the Collection Account upon the termination of this Agreement, with any funds contained therein to be distributed in accordance with the terms of this Agreement.
10) to make payments to the primary mortgage insurer for Mortgage Loans with  lender-paid Primary
Insurance Policy.

The Servicer shall keep and maintain a separate, detailed accounting, on a Mortgage Loan-by-Mortgage
Loan basis, for the purpose of justifying any withdrawal from the Collection Account pursuant to this
Section.

Section 5.06       Establishment of Escrow Accounts; Deposits in Escrow.

         The Servicer shall segregate and hold all funds collected and received pursuant to each
Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts, in the form of time deposit or demand accounts.  The creation of any Escrow Account shall be evidenced by a certification in the form shown on Exhibit 5.06-1 attached hereto, in the case of an account established with the Servicer, or a letter agreement in the form shown on Exhibit 5.06-2 attached hereto, in the case of an account held by a depository other than the Servicer, such depository having been consented to by the Purchaser.  In either case, a copy of such certification or letter agreement shall be furnished to the Purchaser.

         The Servicer shall deposit in each Escrow Account on a daily basis, and retain therein, (i) all
Escrow Payments collected on account of the related Mortgage Loans for the purpose of effecting timely payment of any such items as required under the terms of this Agreement, and (ii) all Insurance Proceeds which are to be applied to the restoration or repair of any Mortgaged Property.  The Servicer shall make withdrawals therefrom only to effect such payments as are required under Sections 5.07 and/or 5.08.  The
Servicer shall be entitled to retain any interest paid on funds deposited in the Escrow Account by the depository institution other than interest on escrowed funds required by law to be paid to the Mortgagor and, to the extent required by law, the Servicer shall pay interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account is non-interest bearing or that interest paid thereon is insufficient for such purposes, without any right of reimbursement therefor.  The Servicer shall be responsible for ensuring that the administrator of the Escrow Account complies with all applicable laws, and shall indemnify and hold the Purchaser harmless with respect to the administration of such Accounts.

Section 5.07      Permitted Withdrawals From Escrow Accounts.

         Withdrawals from any Escrow Account may be made by the Servicer only (i) to effect timely payments of ground rents, taxes, assessments, water rates, hazard insurance premiums, Primary Insurance
Policy premiums, if applicable, and comparable items constituting Escrow Payments for the related
Mortgage, (ii) to reimburse the Servicer for any Servicing Advance made by the Servicer with respect to a related Mortgage Loan but only from amounts received on the related Mortgage Loan that represent late payments or collections of Escrow Payments thereunder, (iii) to refund to the Mortgagor any funds as may be determined to be overages, (iv) if permitted by applicable law, for transfer to the Collection
Account in accordance with the terms of this Agreement, (v) for application to restoration or repair of the Mortgaged Property in accordance with the terms of the related Mortgage Loan, (vi) to pay to the
Servicer, or to the Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account, (vii) to reimburse a Mortgagor in connection with the making of the Payoff of the related Mortgage Loan or the termination of all or part of the escrow requirement in connection with the
Mortgage Loan, (viii) to remove any amounts deposited into the Escrow Account in error; or (ix) to clear and terminate the Escrow Account on the termination of this Agreement.

Section 5.08       Payment of Taxes, Insurance and Other Charges; Maintenance of Primary Insurance
Policies; Collections Thereunder.

         With respect to each Mortgage Loan, the Servicer shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates and other charges which are or may become a lien upon the Mortgaged Property and the status of Primary Insurance Policy premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges, including renewal premiums, and shall effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Servicer in amounts sufficient for such purposes, as allowed under the terms of the Mortgage and applicable law.  If a Mortgage does not provide for Escrow Payments, then the Servicer shall require that any such payments be made by the Mortgagor at the time they first become due.  The Servicer assumes full responsibility for the timely payment of all such bills and shall effect timely payments of all such bills irrespective of the Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments but shall be entitled to reimbursement thereof in accordance with the terms of this Agreement.

         The Servicer shall maintain in full force and effect a Primary Insurance Policy, conforming in all respects to the description set forth in Section 3.03(29), issued by an insurer described in that
Section, with respect to each Mortgage Loan for which such coverage is required.  Such coverage will be maintained in accordance with Acceptable Servicing Procedures and  until such time, if any, as such insurance is required to be released in accordance with the provisions of applicable law including, but not limited to, the Homeowners Protection Act of 1998.  The Servicer shall assure that all premiums due under any Primary Insurance Policy are paid in a timely manner, but, shall be entitled to reimbursement pursuant to the terms of this Agreement for premiums paid by the Servicer on behalf of any Mortgagor who is obligated to pay such premiums but fails to do so.  The Servicer shall not cancel or refuse to renew any Primary Insurance Policy in effect on the Funding Date that is required to be kept in force under this Agreement unless a replacement Primary Insurance Policy for such canceled or nonrenewed policy is obtained from and maintained with a Qualified Mortgage Insurer .  The Servicer shall not take any action which would result in noncoverage under any applicable Primary Insurance Policy of any loss which, but for the actions of the Servicer, would have been covered thereunder.  In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 7.01, the Servicer shall promptly notify the insurer under the related Primary Insurance Policy, if any, of such assumption or substitution of liability in accordance with the terms of such policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under the Primary
Insurance Policy.  If such Primary Insurance Policy is terminated as a result of such assumption or substitution of liability, then the Servicer shall obtain, and, except as otherwise provided above, maintain, a replacement Primary Insurance Policy as provided above.

         In connection with its activities as servicer, the Servicer agrees to prepare and present, on behalf of itself and the Purchaser, claims to the insurer under any Primary Insurance Policy in a timely fashion in accordance with the terms of such policies and, in this regard, to take such action as shall be necessary to permit recovery under any Primary Insurance Policy respecting a defaulted Mortgage
Loan.  Pursuant to Section 5.04, any amounts collected by the Servicer under any Primary Insurance
Policy shall be deposited in the Collection Account, subject to withdrawal in accordance with
Section 5.05.

Section 5.09      Transfer of Accounts.

         The Servicer may transfer the Collection Account or any Escrow Account to a different depository institution from time to time; provided that (i) no such transfer shall be made unless all certifications or letter agreements required under Section 5.04 have been executed and delivered by the parties thereto; and (ii) concurrently upon any such transfer, the Servicer shall give written notice thereof to the Purchaser.  Notwithstanding anything to the contrary contained herein, the Collection
Account and each Escrow Account shall at all times constitute Eligible Accounts.

         To the extent that at any time the funds in either the Collection Account or the Escrow Account should exceed the FDIC maximum insurance limit, (the "Excess Amount"), the Servicer shall put such
Excess Amounts into Permitted Investments, which funds shall be brought back into the Collection Account or Escrow Account, as the case may be, for distribution to the Purchaser on the related Remittance Date.

Section 5.10      Maintenance of Hazard Insurance.

              The Servicer shall cause to be maintained for each Mortgage Loan fire and hazard insurance with extended coverage as is customary in the area where the Mortgaged Property is located in an amount that is at least equal to the lesser of (a) the maximum insurable value of the improvements securing such Mortgage Loan and (b) the greater of (1) the Unpaid Principal Balance of such Mortgage Loan or
(2) an amount such that the proceeds thereof shall be sufficient to prevent the Mortgagor and/or the loss payee from becoming a co-insurer.

              If any Mortgaged Property is in an area identified by the Federal Emergency Management
Agency as having special flood hazards and such flood insurance has been made available, then the
Servicer will cause to be maintained a flood insurance policy meeting the requirements of the current guidelines of the National Flood Insurance Program with a generally acceptable insurance carrier, in an amount representing coverage not less than the lesser of (a) the outstanding principal balance of the related Mortgage Loan or (b) the maximum amount of insurance which is available under the Flood Disaster
Protection Act of 1973, as amended.

         The Servicer shall also maintain on each REO Property fire, hazard and liability insurance, and to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance with extended coverage in an amount which is at least equal to the lesser of (a) the maximum insurable value of the improvements which are a part of such property and (b) the outstanding principal balance of the related Mortgage Loan at the time it became an REO Property plus accrued interest at the
Note Rate and related Servicing Advances.

All such policies shall be endorsed with standard mortgagee clauses with loss payable to the Servicer, or upon request to the Purchaser, and shall provide for at least 30 days prior written notice of any cancellation, reduction in the amount of, or material change in, coverage to the Servicer.  The Servicer shall not interfere with the Mortgagor's freedom of choice in selecting either his insurance carrier or agent, provided that the Servicer shall not accept any such insurance policies from insurance companies unless such companies (a) currently reflect (1) a general policyholder's rating of B+ or better and a financial size category of III or better in Best's Key Rating Guide, or (2) a general policyholder's rating of "A" or "A-" or better in Best's Key Rating Guide, and (b) are licensed to do business in the state wherein the related Mortgaged Property is located.  Notwithstanding the foregoing, the Servicer may accept a policy underwritten by Lloyd's of London or, if it is the only coverage available, coverage under a state's Fair Access to Insurance Requirement (FAIR) Plan.  If a hazard policy becomes in danger of being terminated, or the insurer ceases to have the ratings noted above, the Servicer shall notify the Purchaser and the related Mortgagor, and shall use its best efforts, as permitted by applicable law, to obtain from another qualified insurer a replacement hazard insurance policy substantially and materially similar in all respects to the original policy.  In no event, however, shall a Mortgage Loan be without a hazard insurance policy at any time, subject only to Section 5.11.

         Pursuant to Section 5.04, any amounts collected by the Servicer under any such policies other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the
Mortgaged Property or REO Property, or released to the Mortgagor in accordance with the  Acceptable
Servicing Procedures, shall be deposited in the Collection Account within one Business Day after receipt, subject to withdrawal in accordance with Section 5.05.  Any cost incurred by the Servicer in maintaining any such insurance shall not, for the purpose of calculating remittances to the Purchaser, be added to the unpaid principal balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit.

         It is understood and agreed that no earthquake or other additional insurance need be required by the Servicer of the Mortgagor or maintained on property acquired in respect of the Mortgage Loan, other than pursuant to such applicable laws and regulations as shall at any time be in force and as shall require such additional insurance.

Section 5.11      Maintenance of Mortgage Impairment Insurance Policy .

         If the Servicer obtains and maintains a blanket policy issued by an issuer that has a Best's
Key rating of A+:V insuring against hazard losses on all of the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section 5.10 and otherwise complies with all other requirements of Section 5.10, it shall conclusively be deemed to have satisfied its obligations as set forth in Section 5.10, it being understood and agreed that such policy may contain a deductible clause, in which case the Servicer shall, if there shall not have been maintained on the related Mortgaged Property or REO Property a policy complying with Section 5.10 and there shall have been one or more losses which would have been covered by such policy, deposit in the
Collection Account the amount not otherwise payable under the blanket policy because of such deductible clause; provided that the Servicer shall not be entitled to obtain reimbursement therefor.  In connection with its activities as servicer of the Mortgage Loans, the Servicer agrees to prepare and present, on behalf of the Purchaser, claims under any such blanket policy in a timely fashion in accordance with the terms of such policy.  Upon request of the Purchaser, the Servicer shall cause to be delivered to the Purchaser a certified true copy of such policy and a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without 30 days'
prior written notice to the Purchaser.

Section 5.12      Fidelity Bond; Errors and Omissions Insurance.

         The Servicer shall maintain, at its own expense, a blanket fidelity bond and an errors and omissions insurance policy, with broad coverage with responsible companies that would meet the requirements of FNMA and FHLMC on all officers, employees or other Persons acting in any capacity with regard to the Mortgage Loan to handle funds, money, documents and papers relating to the Mortgage
Loans.  The Fidelity Bond and errors and omissions insurance shall be in the form of the "Mortgage
Banker's Blanket Bond" and shall protect and insure the Servicer against losses, including losses arising by virtue of any Mortgage Loan not being satisfied in accordance with the procedures set forth in Section 7.02 and/or losses resulting from or arising in connection with forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of or by such Persons.  Such Fidelity Bond shall also protect and insure the Servicer against losses in connection with the failure to maintain any insurance policies required pursuant to this Agreement and the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby.  No provision of this Section 5.12 requiring the Fidelity Bond and errors and omissions insurance shall diminish or relieve the Servicer from its duties and obligations as set forth in this Agreement.  The minimum coverage under any such bond and insurance policy shall be at least equal to the corresponding amounts required by FNMA in the
FNMA Guide and by FHLMC in the FHLMC Servicing Guide.  The Servicer shall cause to be delivered to the
Purchaser on or before the Funding Date:  (i)  a certified true copy of the Fidelity Bond and insurance policy; (ii) a written statement from the surety and the insurer that such Fidelity Bond or insurance policy shall in no event be terminated or materially modified without 30 days prior written notice to the Purchaser; and (iii) written evidence reasonably satisfactory to the Purchaser that such Fidelity
Bond or insurance policy provides that the Purchaser is a beneficiary or loss payee thereunder.

Section 5.13      Management of REO Properties.

If title to any Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure (each, an "REO Property"), the deed or certificate of sale shall be taken in the name of the Purchaser or the
Person (which may be the Servicer for the benefit of the Purchaser) designated by the Purchaser, or in the event the Purchaser or such Person is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the "doing business"
or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person or Persons as shall be consistent with an opinion of counsel obtained by the
Servicer from an attorney duly licensed to practice law in the state where the REO Property is located.
The Servicer (acting alone or through a subservicer), on behalf of the Purchaser, shall, subject to
Section 5.01(iii)(c), dispose of any REO Property pursuant to Section 5.14.  Unless an appraisal prepared by an MAI Appraiser who is Independent in accordance with the provisions of 12 C.F.R. 225.65 shall have been obtained in connection with the acquisition of such REO Property, promptly following any acquisition by the Purchaser (through the Servicer) of an REO Property, the Servicer shall obtain a narrative appraisal thereof (at the expense of the Purchaser) in order to determine the fair market value of such REO Property.  The Servicer shall promptly notify the Purchaser of the results of such appraisal.  The Servicer shall also cause each REO Property to be inspected promptly upon the
acquisition of title thereto and shall cause each REO Property to be inspected at least   as required by
Acceptable Servicing Practices thereafter, and Servicer shall be entitled to be reimbursed for expenses in connection therewith in accordance with this Agreement.  The Servicer shall make or cause to be made a written report of each such inspection.  Such reports shall be retained in the Servicer's Mortgage
File and copies thereof shall be forwarded by the Servicer to the Purchaser.  The Servicer shall also furnish to the Purchaser the applicable reports required under Section 8.01.

Notwithstanding anything to the contrary contained herein, if a REMIC election has been or is to be made with respect to the arrangement under which the Mortgage Loans and the REO Properties are held, then the
Servicer shall manage, conserve, protect and operate each REO Property in a manner that does not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of Section 86OG(a)(8)
of the Code or result in the receipt by such REMIC of any "income from non-permitted assets" within the meaning of Section 86OF(a)(2)(B) or any "net income from foreclosure property" within the meaning of
Section 86OG(c)(2) of the Code (or comparable provisions of any successor or similar legislation).

The Servicer shall deposit and hold all revenues and funds collected and received in connection with the operation of each REO Property in the Collection Account, and the Servicer shall account separately for revenues and funds received or expended with respect to each REO Property.

The Servicer shall have full power and authority, subject only to the specific requirements and prohibitions of this Agreement (and, in particular, Section 5.01(iii)(c)), to do any and all things in connection with any REO Property as are consistent with the servicing standards set forth in Section
5.01.  In connection therewith, the Servicer shall deposit or cause to be deposited on a daily basis in the Collection Account all revenues and collections received or collected by it with respect to each REO
Property, including all proceeds of any REO Disposition.  Subject to Section 5.15(iv), the Servicer
shall withdraw (without duplication) from the Collection Account, but solely from the revenues and collections received or collected by it with respect to a specific REO Property, such funds necessary for the proper operation, management and maintenance of such REO Property, including the following:

(1)      all insurance premiums due and payable in respect of such REO Property;
(2)      all real estate taxes and assessments in respect of such REO Property that may result in the imposition of a lien thereon;
(3)      all customary and reasonable costs and expenses necessary to maintain, repair, appraise, evaluate, manage or operate such REO Property (including the customary and reasonable costs incurred by any "managing agent" retained by the Servicer in connection with the maintenance, management or operation of such REO Property);
(4)      all reasonable costs and expenses of restoration improvements, deferred maintenance and tenant improvements; and
(5)      all other reasonable costs and expenses, including reasonable attorneys' fees, that the
     Servicer may suffer or incur in connection with its performance of its obligations under this
     Section (other than costs and expenses that the Servicer is expressly obligated to bear pursuant to this Agreement).

To the extent that amounts on deposit in the Collection Account are insufficient for the purposes set forth in clauses (1) through (5) above, the Servicer shall, subject to Section 6.04, advance the amount of funds required to cover the shortfall with respect thereto.  The Servicer shall promptly notify the
Purchaser in writing of any failure by the Servicer to make a Servicing Advance of the type specified in clauses (1) or () above (irrespective of whether such Servicing Advance is claimed to be non-recoverable by the Servicer pursuant to Section 6.04).

Following the consummation of an REO Disposition, the Servicer shall remit to the Purchaser, in accordance with Section 6.01, any proceeds from such REO Disposition in the Collection Account following the payment of all expenses and Servicing Advances relating to the subject REO Property.

Section 5.14      Sale of Specially Serviced Mortgage Loans and REO Properties.

Subject to Section 5.01 (and, specifically, Section 5.01(3)(c)) and Section 5.15, the Servicer shall offer to sell any REO Property no later than the time determined by the Servicer to be sufficient to result in the sale of such REO Property on or prior to the purchase date specified in Section 5.15(3).
In accordance with the servicing standards set forth in Section 5.01, the Servicer shall solicit bids and offers from Persons for the purchase of any Specially Serviced Mortgage Loan or REO Property and,
upon receipt thereof, promptly (but in any event within 3 Business Days) present such bids and offers to the Purchaser.  The Servicer shall not accept any bid or offer for any Specially Serviced Mortgage Loan or REO Property except in compliance with Section 5.01(3(c).  The Purchaser may reject any bid or offer if the Purchaser determines the rejection of such bid or offer would be in the best interests of the
Purchaser.  If the Purchaser rejects any bid or offer, the Servicer shall, if appropriate, seek an extension of the 2 year period referred to in Section 5.15.

Subject to Section 5.01 (and, specifically, Section 5.01(3)(c)) and Section 5.15, the Servicer shall act on behalf of the Purchaser in negotiating and taking any other action necessary or appropriate in connection with the sale of any Specially Serviced Mortgage Loan or REO Property, including the collection of all amounts payable in connection therewith.  The terms of sale of any Specially Serviced
Mortgage Loan or REO Property shall be in the sole discretion of the Purchaser.  Any sale of a Specially
Serviced Mortgage Loan or any REO Disposition shall be without recourse to, or representation or warranty by, the Purchaser or the Servicer, and, if consummated in accordance with the terms of this
Agreement, then the Servicer shall have no liability to the Purchaser with respect to the purchase price therefor accepted by the Purchaser.  The proceeds of any sale after deduction of the expenses of such sale incurred in connection therewith shall be promptly deposited in (a) if such sale is an REO
Disposition, in the Collection Account in accordance with Section 5.13 and (b) in any other circumstance, the Collection Account in accordance with Section 5.04.

Section 5.15      Realization Upon Specially Serviced Mortgage Loans and REO Properties.

(1)      Subject to Section 5.01(iii)(c), the Servicer shall foreclose upon or otherwise comparably convert the ownership of properties securing such of the Specially Serviced Mortgage Loans as come into and continue in default and as to which (a) in the reasonable judgment of the Servicer, no satisfactory arrangements can, in accordance with  Acceptable Servicing Procedures, be made for collection of delinquent payments pursuant to Section 5.01 and (b) such foreclosure or other conversion is otherwise in accordance with Section 5.01.  The Servicer shall not be required to expend its own funds in connection with any foreclosure or towards the restoration, repair, protection or maintenance of any property unless it shall determine that such expenses will be recoverable to it as Servicing Advances either through Liquidation Proceeds or through Insurance Proceeds (in accordance with Section 5.05) or from any other source relating to the Specially Serviced Mortgage Loan(including REO Disposition
Proceeds).  The Servicer shall be required to advance funds for all other costs and expenses incurred by it in any such foreclosure proceedings; provided that it shall be entitled to reimbursement thereof from the proceeds of liquidation of the related Mortgaged Property, as contemplated by Section 5.05.

(2)      Upon any Mortgaged Property becoming an REO Property, the Servicer shall promptly notify the
Purchaser thereof, specifying the date on which such Mortgaged Property became an REO Property.
Pursuant to its efforts to sell such REO Property, the Servicer shall, either itself or through an agent selected by it, protect and conserve such REO Property in accordance with the servicing standards set forth in Section 5.01 and may, subject to Section 5.01(3)(c) and incident to its conservation and protection of the interests of the Purchaser, rent the same, or any part thereof, for the period to the sale of such REO Property.

(3)      Notwithstanding anything to the contrary contained herein, the Purchaser shall not, and the
Servicer shall not on the Purchaser's behalf, acquire any real property (or personal property incident to such real property) except in connection with a default or a default that is imminent on a Mortgage
Loan.  If the Purchaser acquires any real property (or personal property incident to such real property)
in connection with such a default, then such property shall be disposed of by the Servicer in accordance with this Section and Section 5.14 as soon as possible but in no event later than 2 years after its acquisition by the Servicer on behalf of the Purchaser, unless the Servicer obtains, at the expense of the Purchaser, in a timely fashion an extension from the Internal Revenue Service for an additional specified period.

(4)      Any recommendation of the Servicer to foreclose on a defaulted Mortgage Loan shall be subject to a determination by the Servicer that the proceeds of such foreclosure would exceed the costs and expenses of bringing such a proceeding.  The income earned from the management of any REO Property, net of reimbursement to the Servicer for Servicing Advances and fees for work-out compensation in accordance with the FHLMC Servicing Guide, incurred with respect to such REO Property under Section 5.13, shall be applied to the payment of the costs and expenses set forth in Section 5.13(iv), with any remaining amounts to be promptly deposited in the Collection Account in accordance with Section 5.13.

(5)      If, in the exercise of its servicing obligations with respect to any Mortgaged Property hereunder, the Servicer deems it is necessary or advisable to obtain an Environmental Assessment, then the Servicer shall so obtain an Environmental Assessment, it being understood that all reasonable costs and expenses incurred by the Servicer in connection with any such Environmental Assessment (including the cost thereof) shall be deemed to be Servicing Advances recoverable by the Servicer pursuant to
Section 5.13(4).  Such Environmental Assessment shall (a) assess whether (1) such Mortgaged Property is in material violation of applicable Environmental Laws or (2) after consultation with an environmental expert, taking the actions necessary to comply with applicable Environmental Laws is reasonably likely to produce a greater recovery on a net present value basis than not taking such actions, and
(b) identify whether (1) any circumstances are present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any federal, state or local law or regulation, or (2) if such circumstances exist, after consultation with an environmental expert, taking such actions is reasonably likely to produce a greater recovery on a present value basis than not taking such actions.  (The conditions described in the immediately preceding clauses (a) and (b) shall be referred to herein as "Environmental Conditions Precedent to Foreclosure.")  If any such Environmental
Assessment so warrants, the Servicer is hereby authorized to and shall perform such additional environmental testing as it deems necessary and prudent to establish the satisfaction of the foregoing
Environmental Conditions Precedent to Foreclosure or to proceed in accordance with Subsection (6) or
(7), as the case may be, below (such additional testing thereafter being included in the term
"Environmental Assessment").

(6)      If an Environmental Assessment deemed necessary or advisable by the Servicer in accordance with
Subsection 5 of this Section 5.15 establishes that any of the Environmental Conditions Precedent to
Foreclosure is not satisfied with respect to any Mortgaged Property, but the Servicer in good faith reasonably believes that it is in the best economic interest of the Purchaser to proceed against such
Mortgaged Property and, if title thereto is acquired, to take such remedial, corrective or other action with respect to the unsatisfied condition or conditions as may be prescribed by applicable law to satisfy such condition or conditions, then the Servicer shall so notify the Purchaser.  If, pursuant to
Section 5.01(iii)(c), the Purchaser has notified the Servicer in writing to proceed against such
Mortgaged Property, then the Servicer shall so proceed.  The cost of any remedial, corrective or other action contemplated by the preceding sentence in respect of any of the Environmental Conditions
Precedent to Foreclosure that is not satisfied shall not be an expense of the Servicer and the Servicer shall not be required to expend or risk its own funds or otherwise incur any financial liability in connection with any such action.

(7)      If an Environmental Assessment deemed necessary or advisable by the Servicer in accordance with
Subsection 5 of this Section  5.15 establishes that any of the Environmental Conditions Precedent to
Foreclosure is not satisfied with respect to any Mortgaged Property and, in accordance with
Section 5.01(3)(c), the Purchaser elects or is deemed to have elected not to proceed against such
Mortgaged Property, then the Servicer shall, subject to Section 5.01(3)(c), take such action as
Purchaser and Servicer shall agree upon. .

(8)      Prior to the Servicer taking any action with respect to the use, management or disposal of any hazardous materials on any Mortgaged Property, the Servicer shall request the approval of the Purchaser in accordance with Section 5.01(3(c) and, if such action is approved by the Purchaser, (a) keep the
Purchaser apprised of the progress of such action; and (b) take such action in compliance with all applicable Environmental Laws.

Section 5.16 Investment of Funds in the Collection Account.

The Servicer may direct any depository institution which holds a Collection Account to invest the funds in the Collection Account in one or more Permitted Investments bearing interest.  All such Permitted
Investments shall be held to maturity, unless payable on demand.  In the event amounts on deposit in the
Collection Account are at any time invested in a Permitted Investment payable on demand, the Servicer shall:

         (a)  consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and

         (b)  demand payment of all amounts due thereunder promptly upon determination by the Servicer or notice from the Purchaser that such Permitted Investment would not constitute a Permitted
         Investment in respect of funds thereafter on deposit in the Collection Account.

All income and gain realized from investment of funds deposited in the Collection Account shall be for the benefit of the Servicer and shall be subject to its withdrawal in accordance with Section 5.05.  The
Servicer shall deposit in the Collection Account the amount of any loss incurred in respect of any
Permitted Investment immediately upon realization of such loss.

 ARTICLE V: REPORTS; REMITTANCES; ADVANCES

Section 6.01 Remittances.
(1) On each Remittance Date, the Servicer shall remit to the Purchaser (a) all amounts credited to the Collection
Account as of the close of business on the preceding Determination Date (including (1) the amount of any
Payoff, together with interest thereon at the related Remittance Rate to the  end of the month in which prepayment of the related Mortgage Loan occurs and (2) all proceeds of any REO Disposition net of amounts payable to the Servicer pursuant to Section 5.13), net of charges against or withdrawals from the Collection Account in accordance with Section 5.05, which charges against or withdrawals from the
Collection Account the Servicer shall make solely on such Remittance Date, plus (b) all Monthly
Advances, if any, which the Servicer is obligated to remit pursuant to Section 6.03; provided that the
Servicer shall not be required to remit, until the next following Remittance Date, Prepaid Monthly
Payments and minus principal prepayments received after the last calendar day of the month preceding the
Remittance Date. any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subsequent to the preceding Determination Date.

(2) All remittances made to the Purchaser on each Remittance Date will be made to the Purchaser or Purchaser's designee by wire transfer of immediately available funds accordingly to the instructions that will be provided by Purchaser to the Servicer.

(3) With respect to any remittance received by the Purchaser after the Business Day on which such payment was due, the Servicer shall pay to the Purchaser interest on any such late payment at an annual rate equal to the rate of interest as is publicly announced from time to time by Citibank, N.A., New York, New
York, as its prime lending rate, adjusted as of the date of each change, plus two percentage points, but in no event greater than the maximum amount permitted by applicable law.  Such interest shall be paid by the Servicer to the Purchaser on the date such late payment is made and shall cover the period commencing with the Business Day on which such payment was due and ending with the Business Day on which such payment is made, both inclusive.  Such interest shall be remitted along with such late payment.
Neither the payment by the Servicer nor the acceptance by the Purchaser of any such interest shall be deemed an extension of time for payment or a waiver by the Purchaser of any Event of Default.

Section 6.02 Reporting.

         On or before the 5th calendar day (or, if such day is not a Business Day, on the immediately succeeding Business Day) of each month during the term hereof, the Servicer shall deliver to the
Purchaser monthly accounting reports in the form of Exhibits 6.02(a) through 6.02(g) attached hereto with respect to the most recently ended Monthly Period and the 6.02 (b) will be given in electronic form..  .  The Purchaser may assess penalty fees in accordance with  The FNMA Guidefor late or incorrect reporting.

         The Servicer shall provide the Purchaser with such information concerning the Mortgage Loans as is necessary for the Purchaser to prepare its federal income tax return as the Purchaser may reasonably request from time to time.

Section 6.03      Monthly Advances by the Servicer.

(1)      Not later than the close of business on the Business Day immediately preceding each Remittance
Date, the Servicer shall deposit in the Collection Account an amount equal to all Monthly Payments not previously advanced by the Servicer (with interest adjusted to the Remittance Rate) that were due on a
Mortgage Loan and delinquent at the close of business on the related Determination Date.  The Servicer may reduce the total amount to be deposited in the Collection Account as required by the foregoing sentence by the amount of funds in the Collection Account which represent Prepaid Monthly Payments.

(2)      The Servicer's obligations to make Monthly Advances as to any Mortgage Loan will continue through the last Monthly Payment due prior to the payment in full of the Mortgage Loan, or through the
Remittance Date prior to the Remittance Date for the remittance of all Liquidation Proceeds and other payments or recoveries (including Insurance Proceeds or Condemnation Proceeds) with respect to the
Mortgage Loan; provided that such obligation shall cease if the Servicer furnishes to the Purchaser an
Officers' Certificate evidencing the determination by the Servicer in accordance with Section 6.04 that advances with respect to such Mortgage Loan are non-recoverable.

Section 6.04      Non-recoverable Advances.

         The determination by the Servicer that any Monthly Advance or Servicing Advance, if made, would constitute a non-recoverable advance shall be evidenced by an Officers' Certificate delivered to the
Purchaser detailing the reasons for such determination, with copies of a relevant appraisal by an MAI
Appraiser who is Independent and, if such reports are to be used to determine that any Monthly Advance or Servicing Advance would be a non-recoverable advance, all engineers' reports, environmental reports or other information relevant thereto that support such determination.  Such Officers' Certificate shall set forth the Servicer's considerations in reaching its conclusion that such advance is non-recoverable, and such conclusion shall be based upon, in addition to the above-described appraisal and reports, income and expense statements, rent rolls, occupancy, property inspections, servicer inquiries and other information of similar nature that support the Servicer's conclusion that such advance is non-recoverable.  The Purchaser shall have a period of 45 days following the later of (i) the receipt by the Purchaser of such Officers' Certificate and all documentation supplied by the Servicer relating thereto and (ii) the receipt by the Purchaser of such other related documentation or information as shall have been reasonably requested by the Purchaser within 30 days following the delivery of such
Officers' Certificate, to approve, by the exercise by the Purchaser of its reasonable credit judgment, the subject Monthly Advance or Servicing Advance as a non-recoverable advance.  Only if the Purchaser has so approved any Monthly Advance or Servicing Advance as non-recoverable shall the Servicer be entitled to reimbursement for such non-recoverable advance (solely to the extent made) as provided in
Section 5.05 or Section 5.13, as applicable.  The Servicer shall also deliver to the Purchaser from time to time upon request copies of any appraisals and other reports or information of the type described in this Section 6.04 that it possesses relative to any Mortgaged Property.

Section 6.05      Itemization of Servicing Advances.

The Servicer shall provide the Purchaser with an itemization of all Servicing Advances incurred or made by the Servicer hereunder not less than quarterly and at such other times as the Purchaser may from time to time reasonably request.

ARTICLE VI: GENERAL SERVICING PROCEDURE

 Section 7.01     Enforcement of Due-on-Sale Clauses, Assumption Agreements.

(1)      The Servicer will, to the extent it has knowledge of any conveyance or prospective conveyance by any Mortgagor of the Mortgaged Property (whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the
Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under any "due-on-sale"
clause applicable thereto; provided that the Servicer shall not exercise any such rights if prohibited by law from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related Primary Insurance Policy, if any.
(2)      If the Servicer is prohibited from enforcing such "due-on-sale" clause, then the Servicer will enter into an assumption agreement with the Person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed, pursuant to which such Person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon.  (For purposes of this Section 7.01, the term "assumption" is deemed to also include a sale of the Mortgaged Property subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.)  If any Mortgage Loan is to be assumed, then the Servicer shall inquire into the creditworthiness of the proposed transferee and shall use the same Cendant Mortgage underwriting criteria for approving the credit of the proposed transferee that are used with respect to underwriting mortgage loans of the same type as the Mortgage Loans.  Where an assumption is allowed, the Servicer, with the prior written consent of the primary mortgage insurer, if any, and subject to the conditions of
Section 7.01(iii), shall, and is hereby authorized to, enter into a substitution of liability agreement with the Person to whom the Mortgaged Property is proposed to be conveyed pursuant to which the original mortgagor is released from liability and such Person is substituted as mortgagor and becomes liable under the related Mortgage Note.  Any such substitution of liability agreement shall be in lieu of an assumption agreement.  In no event shall the Note Rate, the amount of the Monthly Payment or the final maturity date be changed.  The Servicer shall notify the Purchaser that any such substitution of liability or assumption agreement has been completed by forwarding to the Purchaser the original of any such substitution of liability or assumption agreement, which document shall be added to the related
Purchaser's Mortgage File and shall, for all purposes, be considered a part of such Purchaser's Mortgage
File to the same extent as all other documents and instruments constituting a part thereof.  Any fee collected by the Servicer for entering into an assumption or substitution of liability agreement shall be retained by the Servicer as additional compensation for servicing the Mortgage Loans.
(3)      If the credit of the proposed transferee does not meet such underwriting criteria, then the
Servicer shall, to the extent permitted by the Mortgage or the Mortgage Note and by applicable law, accelerate the maturity of the Mortgage Loan.

Section 7.02      Satisfaction of Mortgages and Release of Mortgage Files.

         Upon the payment in full of any Mortgage Loan, the Servicer will immediately notify the
Purchaser by a certification of a Servicing Officer, which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Collection Account pursuant to Section 5.04 have been or will be so deposited and shall request delivery to it of the Purchaser's Mortgage File held by the Purchaser or its designee.  Upon receipt of such certification and request, the Purchaser shall promptly release the related mortgage documents to the Servicer and the Servicer shall promptly prepare and process any satisfaction or release.  No expense incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Collection Account.

         If the Servicer satisfies or releases a Mortgage without having obtained payment in full of the indebtedness secured by the Mortgage, or should it otherwise take such action which results in a reduction of the coverage under the Primary Insurance Policy, if any, then the Servicer shall promptly give written notice thereof to the Purchaser, and, within 10 Business Days following written demand therefor from the Purchaser to the Servicer, the Servicer shall repurchase the related Mortgage Loan by paying to the Purchaser the Repurchase Price therefor by wire transfer of immediately available funds directly to the Purchaser's Account.

         From time to time and as appropriate for the servicing or foreclosure of the Mortgage Loan, including for this purpose collection under any Primary Insurance Policy, the Purchaser or Purchaser's
designee shall, upon request of the Servicer and delivery to the Purchaser of a servicing receipt signed by a Servicing Officer, release the  Mortgage File held by the Purchaser to the Servicer.  Such servicing receipt shall obligate the Servicer to return the related Mortgage Loan documents to the
Purchaser when the need therefor by the Servicer no longer exists, unless the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the
Collection Account or the  Mortgage File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or nonjudicially, and the Servicer has delivered to the Purchaser a certificate of a Servicing Officer certifying as to the name and address of the Person to which such  Mortgage File or such document was delivered and the purpose or purposes of such delivery.  Upon receipt of a certificate of a Servicing
Officer stating that such Mortgage Loan was liquidated and the Liquidation Proceeds were deposited in the Collection Account, the servicing receipt shall be released by the Purchaser to the Servicer.

Section 7.03      Servicing Compensation.

         As compensation for its services hereunder, the Servicer shall be entitled to retain from interest payments actually collected on the Mortgage Loans the amounts provided for as the Servicing
Fee.  The Servicing Fee in respect of a Mortgage Loan for a particular month shall become payable only upon the receipt by the Servicer from the Mortgagor of the full Monthly Payment in respect of such
Mortgage Loan.  Additional servicing compensation in the form of assumption fees, as provided in Section
7.01, late payment charges and other servicer compensation for modifications, short sales, and other services not to exceed those fees described in the FHLMC Servicing Guide shall be retained by the
Servicer to the extent not required to be deposited in the Collection Account.  The Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided for herein.

Section 7.04      Annual Statement as to Compliance.

         The Servicer will deliver to the Purchaser on or before March 31 of each year, beginning with
March 31, 2002, an Officers' Certificate stating that (i) a review of the activities of the Servicer during the preceding calendar year and of performance under this Agreement has been made under such officers' supervision, (ii) the Servicer has fully complied with the provisions of this Agreement and
(iii) to the best of such officers' knowledge, based on such review, the Servicer has fulfilled all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officers and the nature and status thereof.

Section 7.05      Annual Independent Certified Public Accountants' Servicing Report.

         On or before March 31 of each year beginning March 31, 2002, the Servicer at its expense shall cause a firm of independent public accountants which is a member of the American Institute of Certified
Public Accountants to furnish a statement to the Purchaser to the effect that such firm has examined certain documents and records relating to the servicing of the mortgage loans generally that include a sampling of the Mortgage Loans, the provisions of Article VI have been complied with and, on the basis of such an examination conducted substantially in accordance with the Uniform Single Attestation Program for Mortgage Bankers, such servicing has been conducted in compliance with this Agreement, except for
(i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement.

Section 7.06      Purchaser's Right to Examine Servicer Records.

         The Purchaser shall have the right to examine and audit, during business hours or at such other times as are reasonable under applicable circumstances, upon five days advance notice any and all of
(i) the credit and other loan files relating to the Mortgage Loans or the Mortgagors, (ii) any and all
books, records, documentation or other information of the Servicer (whether held by the Servicer or by another) relating to the servicing of the Mortgage Loans and (iii) any and all books, records, documentation or other information of the Servicer (whether held by the Servicer or by another) that are relevant to the performance or observance by the Servicer of the terms, covenants or conditions of this
Agreement.  The Servicer shall be obligated to make the foregoing information available to the Purchaser at the site where such information is stored; provided that the Purchaser shall be required to pay all reasonable costs and expenses incurred by the Servicer in making such information available.

ARTICLE VIII                           REPORTS TO BE PREPARED BY THE SERVICER

Section 8.01      The Servicer's Reporting Requirements.

Electronic Format.  If requested by the Purchaser or its designee, the Servicer shall supply any and all information regarding the Mortgage Loans and the REO Properties, including all reports required to be delivered pursuant to  Section 5.03, Section 6.02 and this Section 8.01, to the Purchaser in electronic format reasonably acceptable to Purchaser.

REO Property Reports.  On or before the 3rd Business Day preceding each Determination Date, the Servicer shall deliver to the Purchaser a report, in form acceptable to Purchaser, describing in reasonable detail the Servicer's efforts in connection with the sale of each REO Property and setting forth all operating income (including rental income) and operating expenses pertaining to each REO Property for the previous month, together with rent rolls, operating statements, and such other information as is referenced on such report pertaining to the REO Property.

Additional Reports; Further Assurances.  On or before the 3rd Business Day preceding each Determination
Date, the Servicer shall deliver to the Purchaser (i) a report, acceptable to the Purchaser, describing in reasonable detail all Mortgage Loans that are 90 days or more delinquent and the Servicer's activities in connection with such delinquencies and (ii) a report (substantially in the form of Exhibit
8.01 attached hereto) with respect to delinquent Mortgage Loans.  Utilizing resources reasonably available to the Servicer without incurring any cost except the Servicer's overhead and employees'
salaries, the Servicer shall furnish to the Purchaser during the term of this Agreement such periodic, special or other reports, information or documentation, whether or not provided for herein, as shall be reasonably requested by the Purchaser with respect to Mortgage Loans or REO Properties (provided the
Purchaser shall have given the Servicer reasonable notice and opportunity to prepare such reports, information or documentation), including any reports, information or documentation reasonably required to comply with any regulations of any governmental agency or body having jurisdiction over the
Purchaser, all such reports or information to be as provided by and in accordance with such applicable instructions and directions as the Purchaser may reasonably request.  If any of such reports are not customarily prepared by the Servicer or require that the Servicer program data processing systems to create the reports, then the Purchaser shall pay to the Servicer a fee mutually agreed to by the
Purchaser and the Servicer taking into account the Servicer's actual time and cost in preparing such reports.  The Servicer agrees to execute and deliver all such instruments and take all such action as the Purchaser, from time to time, may reasonably request in order to effectuate the purposes and to carry out the terms of this Agreement.

Section 8.02      Financial Statements.

         The Servicer understands that, in connection with marketing the Mortgage Loans, the Purchaser may make available to any prospective purchaser of the Mortgage Loans the Servicer's audited financial statements for its fiscal year 1999 and its audited financial statements for fiscal year 2000, together with any additional statements provided pursuant to the next sentence.  During the term hereof, the
Servicer will deliver to the Purchaser audited financial statements for each of its fiscal years following the Funding Date and all other financial statements prepared following the Funding Date to the extent any such statements are available upon request to the public at large.

         The Servicer also agrees to make available upon reasonable notice and during normal business hours to any prospective purchasers of the Mortgage Loans a knowledgeable financial or accounting officer for the purpose of answering questions respecting recent developments affecting the Servicer or the financial statements of the Servicer which may affect, in any material respect, the Servicer's ability to comply with its obligations under this Agreement, and to permit any prospective purchasers upon reasonable notice and during normal business hours to inspect the Servicer's servicing facilities for the purpose of satisfying such prospective purchasers that the Servicer has the ability to service the Mortgage Loans in accordance with this Agreement.

ARTICLEIX: THE SELLERS

Section 9.01      Indemnification; Third Party Claims.

         Each Seller shall indemnify and hold harmless the Purchaser, its directors, officers, agents, employees, and assignees (each, an "Indemnified Party") from and against any costs, damages, expenses
(including reasonable attorneys' fees and costs, irrespective of whether or not incurred in connection with the defense of any actual or threatened action, proceeding, or claim), fines, forfeitures, injuries, liabilities or losses ("Losses") suffered or sustained in any way by any such Person, no matter how or when arising (including Losses incurred or sustained in connection with any judgment, award, or settlement), in connection with or relating to (i) a breach by such Seller of any of its representations and warranties contained in Article III or (ii) a breach by such Seller of any of its covenants and other obligations contained herein including any failure to service the Mortgage Loans in compliance with the terms hereof.  The applicable Seller shall immediately (i) notify the Purchaser if a claim is made by a third party with respect to this Agreement, any Mortgage Loan and/or any REO Property
(ii) assume the defense of any such claim and pay all expenses in connection therewith, including attorneys' fees, and (iii) promptly pay, discharge and satisfy any judgment, award, or decree that may be entered against it or the Indemnified Party in respect of such claim.  Nothing contained herein shall prohibit the Indemnified Party, at its expense, from retaining its own counsel to assist in any such proceedings or to observe such proceedings; provided that neither Seller shall be obligated to pay or comply with any settlement to which it has not consented.  All amounts required to be paid or reimbursed by a Seller hereunder shall be paid or reimbursed as and when incurred by the Indemnified Party upon demand therefor by such Indemnified Party.

Section 9.02      Merger or Consolidation of the Seller.

         Each Seller will keep in full effect its existence, rights and franchises as a corporation or a
Delaware business trust, as applicable, under the laws of the state of its organization and will obtain and preserve its qualification to do business as a foreign entity in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement or any of the Mortgage Loans and to perform its duties under this Agreement.

         Any Person into which a Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation (including by means of the sale of all or substantially all of such Seller's assets to such Person) to which the Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided that, unless otherwise consented to by the Purchaser, the successor or surviving Person, in the case of a merger or consolidation, etc. of the Servicer, shall be an institution qualified to service mortgage loans on behalf of FNMA and FHLMC in accordance with the requirements of Section 3.02(1), shall not cause a rating on any security backed by a Mortgage Loan to be downgraded and shall satisfy the requirements of Section 12.01 with respect to the qualifications of a successor to such Seller.

Section 9.03      Limitation on Liability of the Sellers and Others.

         Neither the Sellers nor any of the officers, employees or agents of the Sellers shall be under any liability to the Purchaser for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement or pursuant to the express written instructions of the Purchaser, or for errors in judgment made in good faith; provided that this provision shall not protect the Sellers or any such Person against any breach of warranties or representations made herein, or failure to perform its obligations in compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reasons of willful misfeasance, bad faith, negligence or any breach in the performance of the obligations and duties hereunder.  The Sellers and any officer, employee or agent of the Sellers may rely in good faith on any document of any kind reasonably believed by the Sellers or such Person to be genuine and prima facie properly executed and submitted by any
Person respecting any matters arising hereunder.

The Sellers shall not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to their duties hereunder and which in their opinion may involve them in any expense or liability; provided that the Sellers may with the written consent of Purchaser undertake any such action that it may deem necessary or desirable in respect of this Agreement and the rights and duties of the parties hereto. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Sellers shall notify the Purchaser and the Purchaser shall either (1) authorize the removal of the expenses by the Seller from the Collection
Account or (2)  Remit the requested expenses to the Seller .

Section 9.04      Servicer Not to Resign.

         With respect to the retention by Cendant Mortgage of the servicing of the Mortgage Loans and the REO Properties hereunder, Cendant Mortgage acknowledges that the Purchaser has acted in reliance upon Cendant Mortgage's Independent status, the adequacy of its servicing facilities, plan, personnel, records and procedures, its integrity, reputation and financial standing and the continuance thereof.
Consequently, Cendant Mortgage shall not assign the servicing rights retained by it hereunder to any third party nor resign from the obligations and duties hereby imposed on it except (i) with the approval of the Purchaser, such approval not to be unreasonably withheld, or (ii) 30 Business Days following any determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by Cendant Mortgage.  Any determination permitting the transfer of the servicing rights or the resignation of Cendant Mortgage under Subsection (ii) hereof shall be evidenced by an opinion of counsel to such effect delivered to the Purchaser, which opinion of counsel shall be in form and substance reasonably acceptable to the Purchaser.

ARTICLEX:  DEFAULT

Section 10.01     Events of Default.

         In case one or more of the following events shall occur and be continuing:

(1)      any failure by the Servicer to remit to the Purchaser any payment required to be made under the terms of this Agreement which continues unremedied for a period of 3  Business Days unless such failure to remit is due to a cause beyond the Servicer's control, including an act of God, act of civil, military or governmental authority, fire, epidemic, flood, blizzard, earthquake, riot, war, or sabotage, provided that the Servicer gives the Purchaser notice of such cause promptly and uses commercially reasonable efforts to correct such failure to remit and does so remit within 2
     Business Days following the end of the duration of the cause of such failure to remit; or

(2)      any failure on the part of a Seller/Servicer duly to observe or perform in any material respect any of the covenants or agreements on the part of such Seller/Servicer set forth in this Agreement which continues unremedied for a period of 45 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the applicable Seller/Servicer by the Purchaser; provided that such 45-day period shall not begin with respect to any failure to cure or repurchase in accordance with Sections 2.04 and/or 3.04 until the expiration of the cure periods provided for in Sections 2.04 and/or 3.04, as applicable;

(3)      any filing of an Insolvency Proceeding by or on behalf of a Seller/Servicer, any consent by or on behalf of a Seller/Servicer to the filing of an Insolvency Proceeding against a Seller/Servicer, or any admission by or on behalf of a Seller/Servicer of its inability to pay its debts generally as the same become due;

(4)       any filing of an Insolvency Proceeding against a Seller/Servicer that remains undismissed or unstayed for a period of 60 days after the filing thereof;

(5)       any issuance of any attachment or execution against, or any appointment of a conservator, receiver or liquidator with respect to, all or substantially all of the assets of a Seller/Servicer;

(6)       any failure or inability of Cendant Mortgage to be eligible to service Mortgage Loans for FNMA or FHLMC;

(7)      any sale, transfer, assignment, or other disposition by a Seller/Servicer of all or substantially all of its property or assets to a Person who does not meet the qualifications enumerated or incorporated by reference into Section 9.02, any assignment by a Seller/Servicer of this Agreement or any of a Seller's/Servicer's rights or obligations hereunder except in accordance with Section 9.04, or any action taken or omitted to be taken by a Seller/Servicer in contemplation or in furtherance of any of the foregoing, without the consent of the Purchaser;

then, and in each and every such case, so long as an Event of Default shall not have been remedied, the
Purchaser, by notice in writing to the Sellers may, in addition to whatever rights the Purchaser may have at law or in equity to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Sellers and The Servicer under this Agreement and in and to the
Mortgage Loans(including the Servicing rights thereon) and the proceeds thereof subject to Section
12.01, without the Purchaser's incurring any penalty or fee of any kind whatsoever in connection therewith; provided that, upon the occurrence of an Event of Default under Subsection (3), (4) or (5) of this Section 10.01, this Agreement and all authority and power of the Sellers hereunder (whether with respect to the Mortgage Loans, the REO Properties or otherwise) shall automatically cease.  On or after the receipt by the Sellers of such written notice, all authority and power of the Sellers under this
Agreement (whether with respect to the Mortgage Loans or otherwise) shall cease.

ARTICLEXI:  TERMINATION

Section 11.01     Term and Termination.

(1)      The servicing obligations of the Servicer under this Agreement may be terminated as provided in
     Section 10.01 hereof.

(2) In any case other than as provided under Subsection (1) hereof, the respective obligations and responsibilities of the Sellers and Servicer hereunder shall terminate upon:  (a) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or the disposition of all REO Property and the remittance of all funds due hereunder; or (b) the mutual written consent of the Sellers and the Purchaser.

(3)  Upon any termination of this Agreement or the servicing obligations of the Servicer hereunder, then the Servicer shall prepare, execute and deliver all agreements, documents and instruments, including all  Mortgage Files, and do or accomplish all other acts or things necessary or appropriate to effect such termination, all at the Servicer's sole expense.  In any such event, the Servicer agrees to cooperate with the Purchaser in effecting the termination of the Servicer's servicing responsibilities hereunder, including the transfer to the Purchaser or its designee for administration by it of all cash amounts which shall at the time be contained in, or credited by the Servicer to, the Collection Account and/or the Escrow Account or thereafter received with respect to any Mortgage Loan or REO Property.

Section 11.02 Termination without Cause

         In the event that any Mortgage Loans become delinquent in their payment obligations, and the
Purchaser has no disposition option other than to sell such non-performing Mortgage Loans to a third party purchaser on a servicing released basis, then Seller agrees to act in the following manner:  (i)
either allow the servicing function on such non-performing Mortgage Loans to be released to the
Purchaser's third party purchaser; or (ii) purchase the non-performing Mortgage Loans from the Purchaser under the same price and terms which the Purchaser's third party purchaser would have purchased such non-performing Mortgage Loans.

Section 11.03     Survival.

         Notwithstanding anything to the contrary contained herein, the representations and warranties of the parties contained herein and in any certificate or other instrument delivered pursuant hereto, as well as the other covenants hereof (including those set forth in Section 9.01) , shall survive the termination of this Agreement and shall inure to the benefit of the parties, their successors and assigns. Sellers further agree that the representations, warranties and covenants made by Sellers herein and in any certificate or other instrument delivered pursuant hereto shall be deemed to be relied upon by Purchaser notwithstanding any investigation heretofore made by Purchaser or on Purchaser's behalf.

                                    ARTICLE VIIII: GENERAL PROVISIONS

Section 12.01     Successor to the Servicer.

         Upon  the  termination  of the  Servicer's  servicing  responsibilities  and  duties  under  this
Agreement  pursuant to Section 9.04,  10.01, or 11.01,  the Purchaser shall  (i) succeed to and assume all of the Servicer's  responsibilities,  rights,  duties and obligations under this Agreement or (ii) appoint a successor  servicer  which shall  succeed to all rights and assume all of the  responsibilities,  duties and  liabilities  of the  Servicer  under  this  Agreement  prior  to the  termination  of the  Servicer's
responsibilities,   duties   and   liabilities   under  this   Agreement.   If  the   Servicer's   duties,
responsibilities   and   liabilities   under  this  Agreement   should  be  terminated   pursuant  to  the
aforementioned  sections,  then the Servicer shall continue to discharge such duties and  responsibilities during the period  from the date it  acquires  knowledge  of such  termination  until the  effective  date thereof  (if  applicable)  all on the terms  and  conditions  contained  herein  and shall  take no action whatsoever  that might  impair or  prejudice  the rights or  financial  condition  of its  successor.  The termination of the Servicer's servicing  responsibilities  pursuant to any of the aforementioned  Sections shall not, among other things,  relieve the Servicer of its obligations  pursuant to  Section 2.04  and/or
7.02, the representations  and warranties or other obligations set forth in Sections 2.04,  3.01, 3.02 and
3.03 and the remedies  available to the  Purchaser  under the various  provisions  of this  Agreement.  In addition,  such  termination  shall not affect any claims that the Purchaser may have against the Servicer arising prior to any such termination.

Section 12.02         Governing Law.

         This Agreement is to be governed by, and construed in accordance with the internal laws of the
State of New York without giving effect to principals of conflicts of laws. The obligations, rights, and remedies of the parties hereunder shall be determined in accordance with such laws.

Section 12.03     Notices.

         Any notices or other communications permitted or required hereunder shall be in writing and shall be deemed conclusively to have been given if personally delivered, sent by courier with delivery against signature therefor, mailed by registered mail, postage prepaid, and return receipt requested or transmitted by telex, telegraph or telecopier and confirmed by a similar writing mailed or sent by courier as provided above, to (i) in the case of the Purchaser, EMC Mortgage Corporation; MacArthur
Ridge II, 909 Hidden Ridge Drive, Suite 200, Irving, TX 75038, Attention: Ed Raice with copy to Bear
Stearns 245 Park Avenue, New York, NY 10167 Attention Legal Department, or such other address as may hereafter be furnished to the Seller in writing by the Purchaser, (ii) in the case of the Cendant
Mortgage, Cendant Mortgage Corporation, 6000 Atrium Way, Mt. Laurel, NJ  08054, Attention:  Peter A.
Thomas, Vice President, Secondary Marketing, and (iii) in the case of the Trust, c/o Cendant Mortgage
Corporation, as  Administrator, 6000 Atrium Way, Mt. Laurel, NJ  08054, Attention:  Peter A. Thomas,
Vice President, Secondary Marketing ,or such other address as may hereafter be furnished to the
Purchaser in writing by the applicable Seller.

Section 12.04     Severability of Provisions.

         If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, the invalidity of any such covenant, agreement, provision or term of this Agreement shall in no way affect the validity or enforceability of the other provisions of this Agreement.

Section 12.05     Schedules and Exhibits.

         The schedules and exhibits that are attached to this Agreement are hereby incorporated herein and made a part hereof by this reference.

Section 12.06     General Interpretive Principles.

         For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(1) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(2) any reference in this Agreement to this Agreement or any other agreement, document, or instrument shall be a reference to this Agreement or any other such agreement, document, or instrument as the same has been amended, modified, or supplemented in accordance with the terms hereof and thereof (as applicable);

(3) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(4) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated articles, sections, subsections, paragraphs and other subdivisions of this Agreement, unless the context shall otherwise require;

(5) a reference to a subsection without further reference to a section is a reference to such subsection as contained in the same section in which the reference appears, and this rule shall also apply to
Paragraphs and other subdivisions;

(6) a reference to a "day" shall be a reference to a calendar day;

(7) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

(8) the terms "include" and "including" shall mean without limitation by reason of enumeration.

Section 12.07     Waivers and Amendments, Noncontractual Remedies; Preservation of Remedies.

         This Agreement may be amended, superseded, canceled, renewed or extended and the terms hereof may be waived, only by a written instrument signed by authorized representatives of the parties or, in the case of a waiver, by an authorized representative of the party waiving compliance.  No such written instrument shall be effective unless it expressly recites that it is intended to amend, supersede, cancel, renew or extend this Agreement or to waive compliance with one or more of the terms hereof, as the case may be.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.  The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

Section 12.08     Captions.

         All section titles or captions contained in this Agreement or in any schedule or exhibit annexed hereto or referred to herein, and the table of contents to this Agreement, are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

Section 12.09     Counterparts; Effectiveness; Assigns.

         This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.  This Agreement shall become effective as of the date first set forth herein upon the due execution and delivery of this Agreement by each of the parties hereto.  None of the
Sellers shall assign its rights and obligations under this Agreement without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld.

Section 12.10     Entire Agreement; Amendment.

         This Agreement (including the schedules and exhibits annexed hereto or referred to herein), together with the Cendant Guide, contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior agreements, written or oral, with respect thereto. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the authorized representatives of the parties hereto.

Section 12.11     Further Assurances.

         Each party hereto shall take such additional action as may be reasonably necessary to effectuate this Agreement and the transactions contemplated hereby.  The Sellers will promptly and duly execute and deliver to the Purchaser such documents and assurances and take such further action as the
Purchaser may from time to time reasonably request in order to carry out more effectively the intent and purpose of this Agreement and to establish and protect the rights and remedies created or intended to be created in favor of the Purchaser.

IN WITNESS WHEREOF, the Sellers and the Purchaser have caused their names to be signed hereto by their respective officers as of the date first written above.

 EMC Mortgage Corporation
By:____________________________________________
Name:
Title:

CENDANT MORTGAGE CORPORATION

By:____________________________________________
Name:    Peter A.  Thomas
Title:   Vice President

BISHOP'S GATE RESIDENTIAL MORTGAGE TRUST (formerly
known as CENDANT RESIDENTIAL MORTGAGE TRUST)

By:      Cendant Mortgage Corporation, as
         Administrator

By:____________________________________________
Name:    Peter A. Thomas
Title:   Vice President

Schedule B-1

                  On or prior to the Funding  Date,  the Seller  shall  deliver to the  Purchaser,  or its
designee, each of the following documents for each Mortgage Loan:(i)   The    original    Mortgage    Note
endorsed,  "Pay to the order of  ________________,  without recourse" and signed in the name of the Seller by an  authorized  officer.  In the event that the  Mortgage  Loan was acquired by the Seller in a merger, the  endorsement  must be by "[SELLER],  successor by merger to [name of  predecessor]";  and in the event that the Mortgage Loan was acquired or originated by the Seller while doing  business  under another name,
the endorsement must be by "[SELLER], formerly known as [previous name]";(ii)   Original          recorded
Mortgage,  with  evidence  of  recording  information  thereon  except  for any  Mortgage  which  has been forwarded to the  appropriate  recorder's  office for  recordation and which has not been returned by such recording  officer,  in which case the Seller shall deliver and release to Purchaser a certified true copy of any such  Mortgage  so  certified  by the Seller  with  evidence  of such  Mortgage's  delivery  to the appropriate  recorder's  office.  In addition,  the Seller shall  deliver and release to the Purchaser the original recorded Mortgage within 90 days after the Funding Date;(iii) Original  Assignment  of  Mortgage,
in blank,  which assignment shall be in form and substance  acceptable for recording but not recorded.  In the event that the  Mortgage  Loan was  acquired  by the  Seller in a merger,  the  assignment  must be by
"[SELLER],  successor by merger to [name of  predecessor]";  and in the event that the  Mortgage  Loan was acquired or originated by the Seller while doing business  under another name,  the assignment  must be by
"[SELLER], formerly known as [previous name]";(iv)   Original  policy  of  title  insurance,   except  for
those  Mortgage  Loans  originated  within 60 days before the Funding Date,  for which  Mortgage Loans the
Seller shall have  delivered and released to the Purchaser the related  binders.  In addition,  the Seller shall  deliver to the Purchaser the original  policy of title  insurance  within 90 days after the Funding
Date. The policy must be properly  endorsed,  any necessary  notices of transfer must be forwarded and any other action  required to be taken must be taken in order to fully protect,  under the terms of the policy
and applicable law, Purchaser's interest as first mortgagee;(v)        Original    of   all    assumption,
extensions and modification agreements;(vi) If required  under  Section 7, the original  policy of primary mortgage  guaranty  insurance,  or where such insurance is provided by a master  policy,  a certified true
copy of the master policy and the original certificate of insurance;(vii)       Original          recorded
intermediate assignments of the Mortgage, including warehousing assignments, if any.
(viii)   Copies of documents evidencing the Borrower's pledge of additional collateral securing the
Mortgage Loan, if applicable.

(ix)     With respect to a Cooperative  Loan:  (i) a copy of the  cooperative  lease and the assignment of such cooperative  lease to the originator of the Mortgage Loan, with all intervening  assignments  showing a complete chain of title and an assignment  thereof by Seller;  (ii) the stock certificate  together with an undated  stock  power  relating to such stock  certificate  executed  in blank;  (iii) the  recognition agreement in  substantially  same form as standard  "AZTECH" form; (iv) copies of the financial  statement filed by the  originator  as secured  party and, if  applicable,  a filed UCC-3  Assignment of the subject security  interest  showing a complete chain of title,  together with an executed UCC-3 Assignment of such security interest by the Seller in a form sufficient for filing (v) loan security agreement.

                                                                                              EXHIBIT H-14
                                         EMC MORTGAGE CORPORATION
                                                Purchaser,

                                               US BANK, NA
                                                 Company,

                               PURCHASE, WARRANTIES AND SERVICING AGREEMENT
                                        Dated as of March 1, 2003

                                     (Adjustable Rate Mortgage Loans)

                                                ARTICLE I

Section 1.01     Defined Terms............................................................................2

                                                ARTICLE II

                                               ARTICLE III

                                                ARTICLE IV

Section 4.08     Payment of Taxes, Insurance and Other Charges; Maintenance of Primary Mortgage

                                                ARTICLE V

                                                ARTICLE VI

Section 6.07     Indemnificatino regarding Section 6.04 and Sectoin 6.05

                                               ARTICLE VII

Section 7.01      Company Shall Provide Information as Reasonably Required...............................62

                                               ARTICLE VIII

                                                ARTICLE IX

Section 9.01     Events of Default.......................................................................67
Section 9.02     Waiver of Defaults......................................................................68

                                                ARTICLE X

Section 10.01     Termination............................................................................69
Section 10.02     Termination without cause..............................................................69

                                                ARTICLE XI

EXHIBITS
   A-1                  Contents of Mortgage File
   A-2                  Contents of Servicing File
   B                    Custodial Account Letter Agreement
   C                    Escrow Account Letter Agreement
   D                    Form of Assignment, Assumption and Recognition Agreement
   E                    Form of Trial Balance
   F                    [reserved]
   G                    Request for Release of Documents and Receipt
   H                    Company's Underwriting Guidelines
   I                    Mortgage Loan Schedule

         This is a  Purchase,  Warranties  and  Servicing  Agreement,  dated as of  March  1,  2003 and is executed  between  EMC  MORTGAGE  CORPORATION,  as  Purchaser  (the  "Purchaser"),  and US  BANK,  NA (the
"Company").

                                          W I T N E S S E T H :

         WHEREAS,  the  Purchaser has  heretofore  agreed to purchase from the Company and the Company has heretofore  agreed  to sell to the  Purchaser,  certain  Mortgage  Loans on a  servicing  retained  basis, pursuant to the terms of a letter  agreement  dated as of March 11,  2003,  by and between the Company and the Purchaser (the "Confirmation").

         WHEREAS,  each of the Mortgage  Loans is secured by a mortgage,  deed of trust or other  security instrument  creating a first lien on a residential  dwelling located in the jurisdiction  indicated on the
Mortgage Loan Schedule; and

         WHEREAS,  the Purchaser and the Company wish to prescribe the  representations  and warranties of the Company with respect to itself and the Mortgage  Loans and the  management,  servicing  and control of the Mortgage Loans;

         NOW,  THEREFORE,  in consideration of the mutual agreements  hereinafter set forth, and for other good and valuable consideration,  the receipt and adequacy of which is hereby acknowledged,  the Purchaser and the Company agree as follows:

                                                ARTICLE I

                                               DEFINITIONS

         Section 1.01  Defined Terms.

         Whenever used in this Agreement,  the following words and phrases,  unless the context  otherwise requires, shall have the following meaning specified in this Article:

         Accepted  Servicing  Practices:  With  respect to any Mortgage  Loan,  those  mortgage  servicing practices  (including  collection  procedures)  of prudent  mortgage  banking  institutions  which service mortgage  loans of the same type as such Mortgage  Loan in the  jurisdiction  where the related  Mortgaged
Property is located,  and which are in accordance with Fannie Mae servicing practices and procedures,  for
MBS pool mortgages, as defined in the Fannie Mae Guides including future updates.

         Adjustment  Date:  As to each  Mortgage  Loan,  the date on which the Mortgage  Interest  Rate is adjusted in accordance with the terms of the related Mortgage Note.

         Agreement:  This Purchase,  Warranties  and Servicing  Agreement  including all exhibits  hereto, amendments hereof and supplements hereto.

         Appraised Value:  With respect to any Mortgaged  Property,  the value thereof as determined by an appraisal  made for the  originator of the Mortgage Loan at the time of  origination  of the Mortgage Loan by an appraiser who met the requirements of the Company and Fannie Mae.

         Assignment:  An  individual  assignment  of  the  Mortgage,  notice  of  transfer  or  equivalent instrument,  in  recordable  form,  sufficient  under the laws of the  jurisdiction  wherein  the  related
Mortgaged Property is located to reflect of record the sale or transfer of the Mortgage Loan.

         BIF:  The Bank Insurance Fund, or any successor thereto.

         Business  Day:  Any day other  than:  (i) a Saturday  or Sunday,  or (ii) a legal  holiday in the
State of New York or the  State of  Minnesota,  or (iii) a day on which  banks in the State of New York or the State of Minnesota are authorized or obligated by law or executive order to be closed.

         Closing Date: March 26, 2003.

         Code:             The Internal Revenue Code of 1986, or any successor statute thereto.

         Company: US Bank, NA, their successors in interest and assigns, as permitted by this Agreement.

         Company's Officer's  Certificate:  A certificate signed by the Chairman of the Board,  President, any Vice  President  or  Treasurer  of Company  stating the date by which  Company  expects to receive any missing documents sent for recording from the applicable recording office.

         Condemnation  Proceeds:  All awards or  settlements in respect of a Mortgaged  Property,  whether permanent or temporary,  partial or entire,  by exercise of the power of eminent  domain or  condemnation, to the extent not  required  to be released to a  Mortgagor  in  accordance  with the terms of the related
Mortgage Loan Documents.

         Confirmation: As defined in the Recitals to this Agreement.

         Co-op Lease:  With respect to a Co-op Loan,  the lease with respect to a dwelling  unit  occupied by the Mortgagor and relating to the stock allocated to the related dwelling unit.

         Co-op Loan:  A Mortgage  Loan secured by the pledge of stock  allocated  to a dwelling  unit in a residential cooperative housing corporation and a collateral assignment of the related Co-op Lease.

         Current Appraised Value:   With  respect  to  any  Mortgaged  Property,   the  value  thereof  as
determined by an appraisal made for the Company (by an appraiser who met the  requirements  of the Company and Fannie Mae) at the request of a Mortgagor  for the purpose of canceling a Primary  Mortgage  Insurance
Policy in accordance  with federal,  state and local laws and regulations or otherwise made at the request of the Company or Mortgagor.

         Current LTV:      The ratio of the Stated  Principal  Balance of a Mortgage  Loan to the  Current
Appraised Value of the Mortgaged Property.

         Custodial  Account:  Each separate demand account or accounts created and maintained  pursuant to
Section  4.04 which shall be entitled  "US Bank,  NA, in trust for the  [Purchaser],  Owner of  Adjustable
Rate Mortgage  Loans" and shall be established in an Eligible  Account,  in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

         Custodian: Wells Fargo Bank Minnesota, N.A.

         Cut-off Date: March 1, 2003.

         Determination  Date:  The 15th day (or if such 15th day is not a Business  Day,  the Business Day immediately preceding such 15th day) of the month of the related Remittance Date.

         Due  Date:  The day of the  month  on  which  the  Monthly  Payment  is due on a  Mortgage  Loan, exclusive of any days of grace, which is the first day of the month.

         Due Period:  With respect to any  Remittance  Date,  the period  commencing  on the second day of the month  preceding  the month of such  Remittance  Date and  ending on the first day of the month of the
Remittance Date.

         Eligible  Account:  An account  established  and  maintained:  (i) within FDIC  insured  accounts created,  maintained and monitored by the Company so that all funds  deposited  therein are fully insured, or (ii) as a trust  account with the  corporate  trust  department  of a depository  institution  or trust company  organized  under the laws of the United States of America or any one of the states thereof or the
District of Columbia  which is not  affiliated  with the  Company (or any  sub-servicer)  or (iii) with an
entity  which  is  an   institution   whose   deposits  are  insured  by  the  FDIC,   the  unsecured  and
uncollateralized  long-term  debt  obligations of which shall be rated "A2" or higher by Standard & Poor's and "A" or higher by Fitch,  Inc. or one of the two highest  short-term  ratings by any applicable  Rating
Agency,  and which is either (a) a federal savings  association  duly organized,  validly  existing and in good standing under the federal banking laws, (b) an institution  duly organized,  validly existing and in good standing under the applicable  banking laws of any state,  (c) a national banking  association  under the federal banking laws, or (d) a principal  subsidiary of a bank holding  company,  or (iv) if ownership of the Mortgage Loans is evidenced by  mortgaged-backed  securities,  the equivalent  required  ratings of each Rating  Agency,  and held such that the rights of the Purchaser  and the owner of the Mortgage  Loans shall be fully protected  against the claims of any creditors of the Company (or any  sub-servicer) and of any creditors or depositors  of the  institution  in which such account is maintained or (v) in a separate non-trust  account  without  FDIC or other  insurance  in an  Eligible  Institution.  In the event  that a
Custodial  Account is established  pursuant to clause (iii),  (iv) or (v) of the preceding  sentence,  the
Company shall provide the  Purchaser  with written  notice on the Business Day following the date on which the applicable institution fails to meet the applicable ratings requirements.

         Eligible  Institution:  US Bank, NA, or an  institution  having (i) the highest  short-term  debt rating,  and one of the two highest  long-term debt ratings of each Rating Agency; or (ii) with respect to any Custodial  Account,  an unsecured  long-term debt rating of at least one of the two highest  unsecured long-term debt ratings of each Rating Agency.

         Equity  Take-Out  Refinanced  Mortgage  Loan:  A Refinanced  Mortgage  Loan the proceeds of which were in excess of the  outstanding  principal  balance  of the  existing  mortgage  loan as defined in the
Fannie Mae Guide(s).

         Escrow  Account:  Each separate  trust  account or accounts  created and  maintained  pursuant to
Section  4.06 which shall be entitled  "US Bank,  NA, in trust for the  [Purchaser],  Owner of  Adjustable
Rate Mortgage  Loans,  and various  Mortgagors"  and shall be established in an Eligible  Account,  in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

         Escrow  Payments:  With respect to any Mortgage  Loan,  the amounts  constituting  ground  rents, taxes,  assessments,  water rates, sewer rents, municipal charges,  mortgage insurance premiums,  fire and hazard insurance  premiums,  condominium  charges,  and any other payments  required to be escrowed by the
Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

         Event of Default:  Any one of the conditions or circumstances enumerated in Section 9.01.

         Fannie Mae:       The Federal National Mortgage Association, or any successor thereto.

         Fannie Mae  Guide(s):  The Fannie Mae Selling  Guide and the Fannie Mae  Servicing  Guide and all
amendments or additions thereto.

         FDIC:  The Federal Deposit Insurance Corporation, or any successor thereto.

         FHLMC:  The Federal Home Loan Mortgage Corporation, or any successor thereto.

         FHLMC Guide:  The FHLMC  Single  Family  Seller/Servicer  Guide and all  amendments  or additions thereto.

         Fidelity Bond:  A fidelity bond to be maintained by the Company pursuant to Section 4.12.

         FIRREA:  The Financial Institutions Reform, Recovery, and Enforcement Act of 1989.

         GAAP:  Generally accepted accounting principles,
consistently applied.

         HUD:  The United States Department of Housing and Urban Development or any successor.

         Index:  The weekly  average yield on United  States  Treasury  securities  adjusted to a constant maturity of one (1) year, as made available by the Federal Reserve Board.

         Initial Rate Cap: As to each Mortgage Loan,  where  applicable,  the maximum increase or decrease in the Mortgage Interest Rate on the first Adjustment Date.

         Insurance  Proceeds:  With  respect  to  each  Mortgage  Loan,  proceeds  of  insurance  policies insuring the Mortgage Loan or the related Mortgaged Property.

         Lifetime Rate Cap: As to each Mortgage  Loan,  the maximum  Mortgage  Interest Rate over the term of such Mortgage Loan.

         Liquidation  Proceeds:  Cash received in connection with the liquidation of a defaulted  Mortgage
Loan,  whether through the sale or assignment of such Mortgage Loan,  trustee's sale,  foreclosure sale or otherwise.

         Loan-to-Value  Ratio or LTV:  With  respect  to any  Mortgage  Loan,  the  ratio of the  original outstanding  principal  amount of the Mortgage Loan, to (i) the Appraised Value of the Mortgaged  Property
as of the  Origination  Date with  respect  to a  Refinanced  Mortgage  Loan,  and (ii) the  lesser of the
Appraised  Value  of the  Mortgaged  Property  as of the  Origination  Date or the  purchase  price of the
Mortgaged Property with respect to all other Mortgage Loans.

         Margin:  With  respect  to each  Mortgage  Loan,  the fixed  percentage  amount set forth in each related  Mortgage  Note which is added to the Index in order to determine  the related  Mortgage  Interest
Rate, as set forth in the Mortgage Loan Schedule.

         Monthly  Advance:  The  aggregate  of the  advances  made by the Company on any  Remittance  Date pursuant to Section 5.03.

         Monthly  Payment:  The  scheduled  monthly  payment of principal  and interest on a Mortgage Loan which is payable by a Mortgagor under the related Mortgage Note.

         Mortgage:  The  mortgage,  deed of trust or other  instrument  securing  a  Mortgage  Note  which creates a first lien on an  unsubordinated  estate in fee simple in real  property  securing  the Mortgage
Note.

         Mortgage  File:  The  mortgage  documents  pertaining  to a  particular  Mortgage  Loan which are specified in Exhibit A-1 hereto.

         Mortgage  Impairment  Insurance Policy: A mortgage  impairment or blanket hazard insurance policy as required by Section 4.11.

         Mortgage  Interest Rate: The annual rate at which  interest  accrues on any Mortgage Loan,  which may be adjusted from time to time, in accordance with the provisions of the related Mortgage Note.

         Mortgage  Loan:  An  individual  mortgage  loan  which is the  subject  of this  Agreement,  each
Mortgage  Loan  originally  sold and subject to this  Agreement  being  identified  on the  Mortgage  Loan
Schedule,  which  Mortgage Loan includes  without  limitation  the Mortgage  File,  the Monthly  Payments,
Principal Prepayments,  Liquidation Proceeds,  Condemnation Proceeds,  Insurance Proceeds, REO Disposition
Proceeds,  and all other rights,  benefits,  proceeds and  obligations  arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

         Mortgage Loan Documents:  The documents listed in Exhibit A-1.

         Mortgage Loan  Remittance  Rate:  With respect to each Mortgage Loan, the annual rate of interest remitted to the  Purchaser,  which shall be equal to the Mortgage  Interest  Rate minus the  Servicing Fee
Rate.

         Mortgage  Loan  Schedule:  The schedule of Mortgage  Loans  attached as Exhibit I, setting  forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package:

         (1)      the Company's Mortgage Loan identifying number;

         (2)      the Mortgagor's first and last name;

         (3)      the street address of the Mortgaged Property including the city, state and zip code;

         (4)      a code indicating  whether the Mortgaged  Property is  owner-occupied,  a second home or an investor property;

         (5)      the type of residential property constituting the Mortgaged Property;

        (14)     the original months to maturity of the Mortgage Loan;

        (15)     the  remaining  months  to  maturity  from  the  related  Cut-off  Date,  based  on the  original amortization  schedule  and, if  different,  the  maturity  expressed  in the same manner but based on the actual amortization schedule;

         (8)      the  Sales  Price,  if  applicable,   Appraised  Value  and   Loan-to-Value   Ratio,  at
origination;

         (9)      the Mortgage  Interest Rate as of  origination  and as of the related  Cut-off Date; the initial  Adjustment  Date, the next  Adjustment Date  immediately  following the related Cut-off Date, the
Index, the Margin,  the Initial Rate Cap, if any,  Periodic Rate Cap, if any,  minimum  Mortgage  Interest
Rate under the terms of the Mortgage Note and the Lifetime Rate Cap;

         (10)     the Origination Date of the Mortgage Loan;

         (11)     the stated maturity date;

         (12)     the amount of the Monthly Payment at origination;

         (13)     the amount of the Monthly Payment as of the related  Cut-off Date;

         (14)     the original principal amount of the Mortgage Loan;

         (15)     the  scheduled  Stated  Principal  Balance  of the  Mortgage  Loan  as of the  close  of business on the related  Cut-off  Date,  after  deduction  of payments of  principal  due on or before the related Cut-off Date whether or not collected;

         (16) a code  indicating  the  purpose  of the  Mortgage  Loan  (i.e.,  purchase,  rate  and  term refinance, equity take-out refinance);

         (17) reserved;

         (18)     the number of times during the twelve (12) month period  preceding  the related  Closing
Date that any Monthly Payment has been received after the month of its scheduled due date;

         (19)     the date on which the first payment is or was due;

         (23)     a code  indicating  whether  or not  the  Mortgage  Loan is the  subject  of a  Primary  Mortgage
Insurance  Policy  and, if the subject of a Primary  Mortgage  Insurance  Policy,  the  percentage  of the coverage amount;

         (21)     a code  indicating  whether or not the Mortgage  Loan is currently  convertible  and the conversion spread;

         (22)     the  last Due Date on  which a  Monthly  Payment  was  actually  applied  to the  unpaid principal balance of the Mortgage Loan.

         (23)     product type (i.e. 3/1, 5/1, etc.);

         (28)     credit score and/or mortgage score, if available;

         (25)     reserved;

         (38)     a code  indicating  whether or not the  Mortgage  Loan has a  prepayment  penalty  and if so, the amount and term thereof; and

         (27)     the Current Appraised Value of the Mortgage Loan and Current LTV, if applicable.

         With respect to the Mortgage  Loans in the  aggregate,  the Mortgage  Loan  Schedule  attached as
Exhibit I shall set forth the following information, as of the related Cut-off Date:

         (1)      the number of Mortgage Loans;

         (2)      the current aggregate outstanding principal balance of the Mortgage Loans;

         (3)      the weighted average Mortgage Interest Rate of the Mortgage Loans;

         (4)      the weighted average maturity of the Mortgage Loans; and

         (5)      the weighted average months to next Adjustment Date;

         Mortgage  Note:  The note or other  evidence  of the  indebtedness  of a  Mortgagor  secured by a
Mortgage.

         Mortgaged  Property:  The  underlying  real  property  securing  repayment  of a  Mortgage  Note, consisting of a single  parcel of real estate  considered to be real estate under the laws of the state in which such real property is located  which may include  condominium  units and planned unit  developments, improved by a residential  dwelling;  except that with respect to real property  located in  jurisdictions in which the use of  leasehold  estates  for  residential  properties  is a  widely-accepted  practice,  a leasehold estate of the Mortgage, the term of which is equal to or longer than the term of the Mortgage.

         Mortgagor:  The obligor on a Mortgage Note.

         OCC:  Office of the Comptroller of the Currency, its successors and assigns.

         Officers'  Certificate:  A certificate  signed by the Chairman of the Board, the Vice Chairman of the Board,  the  President,  a Senior  Vice  President  or a Vice  President  or by the  Treasurer  or the
Secretary or one of the Assistant  Treasurers or Assistant  Secretaries  of the Company,  and delivered to the Purchaser as required by this Agreement.

         Opinion  of  Counsel:  A written  opinion  of  counsel,  who may be an  employee  of the party on behalf of whom the opinion is being given, reasonably acceptable to the Purchaser.

         Origination  Date:  The  date  on  which a  Mortgage  Loan  funded,  which  date  shall  not,  in connection with a Refinanced  Mortgage Loan, be the date of the funding of the debt being refinanced,  but rather the closing of the debt currently outstanding under the terms of the Mortgage Loan Documents.

         OTS:  Office of Thrift Supervision, its successors and assigns.

         Periodic Rate Cap: As to each  Mortgage  Loan,  the maximum  increase or decrease in the Mortgage
Interest Rate on any Adjustment  Date, as set forth in the related  Mortgage Note and the related Mortgage
Loan Schedule.

         Permitted Investments:  Any one or more of the following obligations or securities:

                  (i)      direct  obligations of, and obligations  fully  guaranteed by the United States of  America  or any  agency or  instrumentality  of the  United  States of  America  the obligations  of which are backed by the full  faith and  credit of the United  States of
                  America;

         (ii)  (a) demand or time deposits, federal funds or bankers' acceptances issued by any depository institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities, provided that the commercial paper and/or the short-term deposit rating and/or the long-term unsecured debt obligations or deposits of such depository institution or trust company at the time of such investment or contractual commitment providing for such investment are rated in one of the two highest rating categories by each Rating Agency and (b) any other demand or time deposit or certificate of deposit that is fully insured by the FDIC;

                  (iii)  repurchase  obligations  with a term  not to  exceed  thirty  (30)  days and with respect  to (a) any  security  described  in clause  (i) above and  entered  into with a depository  institution  or trust  company  (acting as  principal)  described  in clause
                  (ii)(a) above;

                  (iv)  securities  bearing  interest  or sold at a  discount  issued  by any  corporation incorporated  under the laws of the United  States of America or any state  thereof that are rated in one of the two  highest  rating  categories  by each  Rating  Agency at the time of such  investment  or  contractual  commitment  providing  for  such  investment;
                  provided,  however,  that securities  issued by any particular  corporation  will not be
                  Permitted  Investments  to the  extent  that  investments  therein  will  cause the then outstanding  principal  amount  of  securities  issued by such  corporation  and held as
                  Permitted  Investments to exceed 10% of the aggregate  outstanding principal balances of all of the Mortgage Loans and Permitted Investments;

                  (v) commercial  paper  (including  both  non-interest-bearing  discount  obligations and interest-bearing  obligations  payable  on demand or on a  specified  date not more than one year after the date of issuance  thereof)  which are rated in one of the two highest rating categories by each Rating Agency at the time of such investment;

                  (vi)  any  other  demand,  money  market  or  time  deposit,  obligation,   security  or
                  investment  as may be  acceptable  to each Rating Agency as evidenced in writing by each
                  Rating Agency; and

                  (vii) any money market  funds the  collateral  of which  consists of  obligations  fully guaranteed  by the United  States of America  or any  agency or  instrumentality  of the
                  United  States of  America  the  obligations  of which are  backed by the full faith and credit of the  United  States of  America  (which  may  include  repurchase  obligations secured by  collateral  described  in clause (i)) and other  securities  and which money market  funds are  rated in one of the two  highest  rating  categories  by each  Rating
                  Agency.

provided,  however,  that no instrument or security shall be a Permitted  Investment if such instrument or security  evidences a right to receive only interest  payments with respect to the obligations  underlying such  instrument or if such security  provides for payment of both  principal and interest with a yield to maturity  in  excess  of 120% of the  yield  to  maturity  at par or if such  investment  or  security  is purchased at a price greater than par.

         Person:  Any  individual,  corporation,  partnership,  joint  venture,  association,  joint-stock company,  limited liability  company,  trust,  unincorporated  organization or government or any agency or political subdivision thereof.

         Prepayment  Interest  Shortfall:  With respect to any  Remittance  Date,  for each  Mortgage Loan that was the subject of a Principal  Prepayment during the related  Prepayment  Period, an amount equal to the excess of one month's  interest at the applicable  Mortgage Loan Remittance Rate on the amount of such
Principal  Prepayment  over the  amount of  interest  (adjusted  to the  Mortgage  Loan  Remittance  Rate)
actually paid by the related Mortgagor with respect to such Prepayment Period.

         Prepayment Period:         With respect to any Remittance  Date, the calendar month preceding the month in which such Remittance Date occurs.

         Primary Mortgage Insurance Policy:  Each primary policy of mortgage  insurance  represented to be in effect  pursuant  to Section  3.02(hh),  or any  replacement  policy  therefor  obtained by the Company pursuant to Section 4.08.

         Prime  Rate:  The prime rate  announced  to be in effect  from time to time as  published  as the average rate in the Wall Street Journal (Northeast Edition).

         Principal  Prepayment:  Any payment or other  recovery of  principal  on a Mortgage  Loan full or partial  which is received in advance of its  scheduled  Due Date,  including  any  prepayment  penalty or premium  thereon and which is not  accompanied by an amount of interest  representing  scheduled  interest due on any date or dates in any month or months subsequent to the month of prepayment.

         Purchase Price:  As defined in Section 2.02.

         Purchaser: EMC Mortgage Corporation, its successors in interest and assigns.

         Qualified Appraiser:  An appraiser,  duly appointed by the Company,  who had no interest,  direct or  indirect  in  the  Mortgaged  Property  or in any  loan  made  on  the  security  thereof,  and  whose compensation  is not affected by the approval or  disapproval of the Mortgage Loan, and such appraiser and the  appraisal  made by such  appraiser  both  satisfy  the  requirements  of Title XI of  FIRREA  and the regulations  promulgated  thereunder and the  requirements of Fannie Mae, all as in effect on the date the
Mortgage Loan was originated.

         Qualified  Insurer:  An insurance  company duly qualified as such under the laws of the states in which the Mortgaged  Properties are located,  duly  authorized and licensed in such states to transact the applicable  insurance business and to write the insurance  provided,  approved as an insurer by Fannie Mae or FHLMC.

         Rating  Agency:  Standard  &  Poor's,  Fitch,  Inc.  or,  in the  event  that  some or all of the ownership of the Mortgage Loans is evidenced by  mortgage-backed  securities,  the  nationally  recognized rating agencies issuing ratings with respect to such securities, if any.

         Refinanced  Mortgage  Loan:  A  Mortgage  Loan  which  was  made to a  Mortgagor  who  owned  the
Mortgaged  Property prior to the  origination of such Mortgage Loan and the proceeds of which were used in whole or part to satisfy an existing mortgage.

         REMIC:  A "real estate mortgage investment conduit," as such term is defined in the Code.

         REMIC  Provisions:  The  provisions  of the  federal  income tax law  relating  to REMICs,  which appear at Sections 860A through 860G of the Code, and the related  provisions and regulations  promulgated thereunder, as the foregoing may be in effect from time to time.

         Remittance  Date:  The 18th day of any month,  beginning  in April  2003,  or if such 18th day is not a Business Day, the first Business Day immediately preceding such 18th day.

         REO Disposition:  The final sale by the Company of any REO Property.

         REO  Disposition  Proceeds:  Amounts  received  by the Company in  connection  with a related REO
Disposition.

         REO  Property:  A  Mortgaged  Property  acquired  by the  Company on behalf of the  Purchaser  as described in Section 4.13.

         Repurchase  Price:  With  respect to any  Mortgage  Loan, a price equal to (i) the product of the greater  of  100%  or the  percentage  of par as  stated  in the  Confirmation  multiplied  by the  Stated
Principal  Balance of the Mortgage Loan on the  Repurchase  Date,  plus (ii) interest on such  outstanding principal  balance at the Mortgage  Loan  Remittance  Rate from the last date through  which  interest has been paid and  distributed  to the  Purchaser  to the end of the month of  repurchase,  plus,  (iii) third party  expenses  incurred in  connection  with the transfer of the Mortgage Loan being  repurchased;  less amounts  received  or advanced in respect of such  repurchased  Mortgage  Loan which are being held in the
Custodial Account for distribution in the month of repurchase.

         SAIF:  The Savings Association Insurance Fund, or any successor thereto.

         Servicing  Advances:  All customary,  reasonable and necessary "out of pocket" costs and expenses
(including  reasonable  attorneys' fees and  disbursements)  incurred in the performance by the Company of its servicing obligations,  including,  but not limited to, the cost of (a) the preservation,  restoration and protection of the Mortgaged  Property,  (b) any enforcement,  administrative or judicial  proceedings, or any legal work or advice  specifically  related to servicing  the  Mortgage  Loans,  including  but not
limited  to,  foreclosures,  bankruptcies,   condemnations,  drug  seizures,  elections,  foreclosures  by subordinate or superior  lienholders,  and other legal actions incidental to the servicing of the Mortgage
Loans (provided that such expenses are reasonable and that the Company  specifies the Mortgage  Loan(s) to which such expenses relate and, upon Purchaser's request,  provides documentation  supporting such expense
(which  documentation  would be acceptable to Fannie Mae), and provided further that any such enforcement, administrative or judicial  proceeding does not arise out of a breach of any  representation,  warranty or covenant of the Company  hereunder),  (c) the management and liquidation of the Mortgaged  Property if the
Mortgaged Property is acquired in full or partial  satisfaction of the Mortgage,  (d) taxes,  assessments, water rates,  sewer rates and other charges  which are or may become a lien upon the  Mortgaged  Property, and Primary Mortgage  Insurance Policy premiums and fire and hazard insurance  coverage,  (e) any expenses reasonably  sustained  by the  Company  with  respect to the  liquidation  of the  Mortgaged  Property  in accordance with the terms of this Agreement and (f) compliance with the obligations under Section 4.08.

         Servicing  Fee:  With respect to each Mortgage  Loan,  the amount of the annual fee the Purchaser shall pay to the Company,  which shall,  for a period of one full month,  be equal to  one-twelfth  of the product of (a) the Servicing Fee Rate and (b) the  outstanding  principal  balance of such Mortgage  Loan.
Such fee  shall be  payable  monthly,  computed  on the  basis of the same  principal  amount  and  period respecting  which any related  interest  payment on a Mortgage  Loan is computed.  The  obligation  of the
Purchaser to pay the  Servicing  Fee is limited to, and the  Servicing  Fee is payable  solely  from,  the interest  portion of such  Monthly  Payment  collected  by the Company,  or as  otherwise  provided  under
Section  4.05 and in  accordance  with the  Fannie  Mae  Guide(s).  Any fee  payable  to the  Company  for administrative  services  related to any REO  Property as  described in Section 4.13 shall be payable from
Liquidation Proceeds of the related REO Property.

         Servicing Fee Rate:  The Servicing Fee Rate shall be a rate per annum equal to 0.375%.

         Servicing  File:  With respect to each  Mortgage  Loan,  the items listed in Exhibit A-2, and any additional documents required to be added to the Mortgage File pursuant to this agreement.

         Servicing   Officer:   Any  officer  of  the  Company   involved  in,  or  responsible  for,  the
administration  and  servicing  of the Mortgage  Loans whose name appears on a list of servicing  officers furnished by the Company to the Purchaser upon request, as such list may from time to time be amended.

         Stated  Principal  Balance:  As to each  Mortgage Loan as of any date of  determination,  (i) the principal  balance of such  Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date,  whether or not received,  minus (ii) all amounts  previously  distributed  to the  Purchaser  with respect to the Mortgage  Loan  representing  payments or  recoveries  of principal or advances in lieu thereof.

         Subservicer:   Any  subservicer   which  is  subservicing   the  Mortgage  Loans  pursuant  to  a
Subservicing Agreement.  Any subservicer shall meet the qualifications set forth in Section 4.01.

         Subservicing  Agreement:  An  agreement  between the Company and a  Subservicer,  if any, for the servicing of the Mortgage Loans.

                                                ARTICLE II

                         PURCHASE OF MORTGAGE LOANS; SERVICING OF MORTGAGE LOANS;
                              RECORD TITLE AND POSSESSION OF MORTGAGE FILES;
                                 BOOKS AND RECORDS; CUSTODIAL AGREEMENT;
                                   DELIVERY OF MORTGAGE LOAN DOCUMENTS

         Section 2.01      Agreement to Purchase.

         The Company  agrees to sell and the  Purchaser  agrees to purchase the  Mortgage  Loans having an aggregate  Stated  Principal  Balance  on the  related  Cut-off  Date in an  amount  as set  forth  in the
Confirmation,  or in such other  amount as agreed by the  Purchaser  and the Company as  evidenced  by the actual aggregate  Stated Principal  Balance of the Mortgage Loans accepted by the Purchaser on the related
Closing Date,  with  servicing  retained by the Company.  The Company  shall deliver the related  Mortgage
Loan  Schedule for the Mortgage  Loans to be  purchased  on the related  Closing Date to the  Purchaser at least two (2) Business Days prior to the related  Closing Date.  The Mortgage Loans shall be sold pursuant to this Agreement on the related Closing Date.

         Section 2.02      Purchase Price.

         The Purchase  Price for each  Mortgage Loan shall be the Purchase  Price  Percentage as stated in the  Confirmation  (subject  to  adjustment  as  provided  therein),  multiplied  by the Stated  Principal
Balance,  as of the related  Cut-off  Date,  of the  Mortgage  Loan listed on the  related  Mortgage  Loan
Schedule  attached as Exhibit I, after  application  of scheduled  payments of principal  due on or before the related Cut-off Date whether or not collected.

         In addition to the Purchase  Price as described  above,  the Purchaser  shall pay to the Company, at closing,  accrued  interest on the Stated  Principal  Balance of each  Mortgage  Loan as of the related
Cut-off Date at the Mortgage Loan  Remittance  Rate of each  Mortgage  Loan from the related  Cut-off Date through the day prior to the related Closing Date, inclusive.

         The Purchase Price plus accrued  interest as set forth in the preceding  paragraph  shall be paid on the related Closing Date by wire transfer of immediately available funds.

          Purchaser  shall be entitled to (1) all scheduled  principal due after the related Cut-off Date,
(2) all other recoveries of principal  collected on or after the related Cut-off Date (provided,  however, that all scheduled  payments of principal  due on or before the related  Cut-off Date and collected by the
Company or any successor  servicer  after the related  Cut-off Date shall belong to the Company),  and (3)
all payments of interest on the Mortgage  Loans net of  applicable  Servicing  Fees (minus that portion of any such payment  which is allocable to the period prior to the related  Cut-off  Date).  The  outstanding principal  balance of each Mortgage Loan as of the related  Cut-off Date is determined  after  application of payments of principal  due on or before the related  Cut-off Date  whether or not  collected,  together with any  unscheduled  principal  prepayments  collected  prior to the  related  Cut-off  Date;  provided, however,  that  payments of scheduled  principal  and  interest  prepaid for a Due Date beyond the related
Cut-off Date shall not be applied to the principal  balance as of the related  Cut-off Date.  Such prepaid amounts shall be the property of the  Purchaser.  The Company shall deposit any such prepaid  amounts into the Custodial  Account,  which  account is  established  for the benefit of the  Purchaser for  subsequent remittance by the Company to the Purchaser.

         Section 2.03      Servicing of Mortgage Loans.

         The Company  does hereby  agree to directly  service  the  Mortgage  Loans  listed on the related
Mortgage Loan  Schedule  attached as Exhibit I and subject to the terms of this  Agreement.  The rights of the  Purchaser to receive  payments  with respect to the related  Mortgage  Loans shall be as set forth in this Agreement.

         Section 2.04      Record Title and Possession of Mortgage Files; Maintenance of Servicing Files.

         As of the related Closing Date, the Company sold,  transferred,  assigned,  set over and conveyed to the  Purchaser,  without  recourse,  and the Company  hereby  acknowledges  that the Purchaser has, but subject to the terms of this  Agreement,  all the right,  title and  interest of the Company in and to the
Mortgage Loans.  Company will deliver the Mortgage Files to the Custodian  designated by Purchaser,  on or before the related  Closing  Date, at the expense of the Company.  The Company shall  maintain a Servicing
File  consisting of a copy of the contents of each Mortgage File and the documents  listed on Exhibit A-2.
The Servicing  File shall contain all documents  necessary to service the Mortgage  Loans.  The possession of each Servicing  File by the Company is at the will of the Purchaser,  for the sole purpose of servicing the related  Mortgage Loan,  and such  retention and possession by the Company is in a custodial  capacity only.  From the related  Closing Date, the ownership of each Mortgage  Loan,  including the Mortgage Note, the  Mortgage,  the  contents  of the  related  Mortgage  File  and all  rights,  benefits,  proceeds  and obligations  arising therefrom or in connection  therewith,  has been vested in the Purchaser.  All rights arising out of the Mortgage  Loans  including,  but not limited to, all funds received on or in connection with the Mortgage  Loans and all records or documents  with respect to the Mortgage  Loans  prepared by or which come into the  possession  of the Company shall be received and held by the Company in trust for the benefit of the Purchaser as the owner of the Mortgage  Loans.  Any portion of the Mortgage  Files retained by the Company shall be appropriately  identified in the Company's  computer system to clearly reflect the ownership of the Mortgage  Loans by the  Purchaser.  The Company shall release its custody of the contents of the Mortgage Files only in accordance  with written  instructions  of the  Purchaser,  except when such release is required as  incidental to the  Company's  servicing of the Mortgage  Loans or is in connection with a repurchase  of any Mortgage Loan or Loans with respect  thereto  pursuant to this  Agreement,  such written instructions shall not be required.

         Section 2.05       Books and Records.

         The sale of each  Mortgage  Loan has been  reflected  on the  Company's  balance  sheet and other financial  statements  as a sale  of  assets  by  the  Company.  The  Company  shall  be  responsible  for maintaining,  and shall  maintain,  a complete set of books and records for the Mortgage  Loans that shall be  appropriately  identified in the  Company's  computer  system to clearly  reflect the ownership of the
Mortgage Loan by the Purchaser.  In particular,  the Company shall maintain in its  possession,  available for  inspection  by the  Purchaser,  or its  designee  and shall  deliver to the  Purchaser  upon  demand, evidence of compliance with all federal,  state and local laws,  rules and  regulations,  and requirements of Fannie Mae or FHLMC, as applicable,  including but not limited to  documentation  as to the method used in  determining  the  applicability  of the  provisions of the Flood  Disaster  Protection Act of 1973, as
amended,  to the  Mortgaged  Property,  documentation  evidencing  insurance  coverage of any  condominium project as  required  by Fannie Mae or FHLMC,  and  periodic  inspection  reports as  required  by Section
4.13. To the extent that original  documents are not required for purposes of  realization  of Liquidation
Proceeds or Insurance  Proceeds,  documents  maintained  by the Company may be in the form of microfilm or microfiche.

         The Company  shall  maintain  with respect to each  Mortgage  Loan and shall make  available  for inspection  by any  Purchaser  or its designee the related  Servicing  File during the time the  Purchaser retains ownership of a Mortgage Loan and thereafter in accordance with applicable laws and regulations.

         In addition to the foregoing,  Company shall provide to any supervisory  agents or examiners that regulate  Purchaser,  including but not limited to, the OTS, the FDIC and other similar entities,  access, during normal business hours,  upon reasonable  advance notice to Company and without charge to Company or such  supervisory  agents or examiners,  to any  documentation  regarding  the Mortgage  Loans that may be required by any applicable regulator.

         Section 2.06.     Transfer of Mortgage Loans.

         The  Company  shall keep at its  servicing  office  books and  records in which,  subject to such reasonable  regulations  as it may  prescribe,  the Company  shall note  transfers of Mortgage  Loans.  No transfer of a Mortgage  Loan may be made unless such  transfer  is in  compliance  with the terms  hereof.
For the  purposes of this  Agreement,  the Company  shall be under no  obligation  to deal with any person with  respect to this  Agreement or any  Mortgage  Loan unless a notice of the  transfer of such  Mortgage
Loan has been  delivered to the Company in accordance  with this Section 2.06 and the books and records of the Company show such person as the new record owner of the Mortgage  Loan.  The  Purchaser  may,  subject to the terms of this Agreement,  sell and transfer one or more of the Mortgage Loans,  provided,  however, that the transferee  will not be deemed to be a Purchaser  hereunder  binding upon the Company unless such transferee  shall agree in writing to be bound by the terms of this Agreement and an original  counterpart of the  instrument of transfer in an Assignment  and  Assumption of this  Agreement  substantially  in the form of  Exhibit D hereto  executed  by the  transferee  shall have been  delivered  to the  Company.  The
Purchaser  also shall  advise the Company of the  transfer.  Upon receipt of notice of the  transfer,  the
Company  shall  mark its  books and  records  to  reflect  the  ownership  of the  Mortgage  Loans of such assignee,  and the previous  Purchaser  shall be released from its  obligations  hereunder with respect to the Mortgage Loans sold or transferred.

         If the  Purchaser  sells or  transfers  any of the  Mortgage  Loans,  the  Company  shall  not be required  to service  the  Mortgage  Loans for more than four (4) new  record  owners,  without  the prior written consent of the Company.

         Section 2.07      Delivery of Mortgage Loan Documents.

                  The Company  shall  deliver and release to the  Purchaser  or its  designee the Mortgage
Loan  Documents  in  accordance  with the terms of this  Agreement..  If the  Company  cannot  deliver the original  recorded  Mortgage Loan Documents or the original policy of title  insurance,  including  riders and endorsements  thereto,  on the related Closing Date, the Company shall,  promptly upon receipt thereof and in any case not later than 120 days from the related  Closing Date,  deliver such original  documents, including  original  recorded  documents,  to the Purchaser or its designee (unless the Company is delayed in making such  delivery  by reason of the fact that such  documents  shall not have been  returned by the appropriate  recording  office).  If  delivery  is not  completed  within 120 days solely due to delays in making  such  delivery  by  reason of the fact that such  documents  shall not have been  returned  by the appropriate recording office,  Company shall deliver such document to Purchaser,  or its designee,  within such time period as specified  in a Company's  Officer's  Certificate.  In the event that  documents  have not been received by the date specified in the Company's  Officer's  Certificate,  a subsequent  Company's
Officer's  Certificate  shall be  delivered  by such  date  specified  in the  prior  Company's  Officer's
Certificate,  stating a revised date for receipt of  documentation.  The procedure shall be repeated until the documents  have been received and delivered.  If delivery is not completed  within 180 days solely due to delays in making such delivery by reason of the fact that such  documents  shall not have been returned by the  appropriate  recording  office,  the  Company  shall  continue  to use its best  efforts to effect delivery as soon as possible  thereafter,  provided that if such  documents are not delivered by the 270th day from the date of the related  Closing Date, the Company shall  repurchase  the related  Mortgage Loans at the Repurchase Price in accordance with Section 3.03 hereof.

         The Company shall pay all initial  recording  fees, if any, for the  assignments  of mortgage and any other  fees in  connection  with the  transfer  of all  original  documents  to the  Purchaser  or its designee.  Company shall  prepare,  in recordable  form, all  assignments of mortgage  necessary to assign the Mortgage  Loans to  Purchaser,  or its  designee.  Company  shall be  responsible  for  recording  the assignments of mortgage at the Purchasers direction.

         Company  shall  provide an  original  or  duplicate  original  of the title  insurance  policy to
Purchaser or its designee within ninety (90) days of the receipt of the recorded  documents  (required for issuance of such policy) from the applicable recording office.

         Any review by the  Purchaser,  or its  designee,  of the Mortgage  Files shall in no way alter or reduce the Company's obligations hereunder.

         If the  Purchaser  or its designee  discovers  any defect with  respect to a Mortgage  File,  the
Purchaser  shall,  or shall  cause its  designee  to,  give  written  specification  of such defect to the
Company  which  may be given in the  exception  report or the  certification  delivered  pursuant  to this
Section  2.07,  or otherwise in writing and the Company  shall cure or  repurchase  such  Mortgage Loan in accordance with Section 3.03.

         The Company shall forward to the Purchaser,  or its designee,  original  documents  evidencing an assumption,  modification,  consolidation  or extension of any  Mortgage  Loan entered into in  accordance with Section 4.01 or 6.01 within two weeks of their execution;  provided,  however, that the Company shall provide the  Purchaser,  or its designee,  with a certified  true copy of any such document  submitted for recordation  within two weeks of its execution,  and shall provide the original of any document  submitted for recordation or a copy of such document  certified by the appropriate  public  recording office to be a true and complete copy of the original  within two weeks  following  receipt of the original  documents by the Company.

         From time to time the Company may have a need for Mortgage  Loan  Documents  to be released  from
Purchaser,  or its designee.  Purchaser  shall,  or shall cause its designee,  upon the written request of the  Company,  within  ten (10)  Business  Days,  deliver  to the  Company,  any  requested  documentation previously  delivered to  Purchaser as part of the Mortgage  File,  provided  that such  documentation  is promptly  returned to Purchaser,  or its designee,  when the Company no longer requires  possession of the document,  and provided  that during the time that any such  documentation  is held by the  Company,  such possession  is in  trust  for the  benefit  of  Purchaser.  Company  shall  indemnify  Purchaser,  and its designee, from and against any and all losses, claims, damages, penalties,  fines, forfeitures,  costs and expenses  (including  court costs and reasonable  attorney's  fees) resulting from or related to the loss, damage, or misplacement of any documentation delivered to Company pursuant to this paragraph.

         Section 2.08      Quality Control Procedures.

         The Company must have an internal  quality  control  program that  verifies,  on a regular basis,
the  existence  and  accuracy  of  the  legal  documents,  credit  documents,   property  appraisals,  and
underwriting  decisions.  The program must be capable of evaluating and monitoring the overall  quality of its loan  production  and  servicing  activities.  The  program is to ensure that the  Mortgage  Loans are originated and serviced in accordance with prudent mortgage banking  practices and accounting  principles;
guard  against  dishonest,  fraudulent,  or negligent  acts;  and guard  against  errors and  omissions by officers, employees, or other authorized persons.

         Section 2.09      Modification of Obligations.

         Purchaser  may,  without any notice to  Company,  extend,  compromise,  renew,  release,  change, modify,  adjust or alter,  by operation of law or otherwise,  any of the  obligations of the Mortgagors or other persons  obligated  under a Mortgage Loan without  releasing or otherwise  affecting the obligations of Company under this Agreement,  or with respect to such Mortgage Loan, except to the extent  Purchaser's extension,  compromise,  release,  change,  modification,  adjustment,  or  alteration  affects  Company's ability to collect the  Mortgage  Loan or realize on the  security of the  Mortgage,  but then only to the extent such action has such effect.

                                               ARTICLE III

                                    REPRESENTATIONS AND WARRANTIES OF
                            THE COMPANY; REPURCHASE; REVIEW OF MORTGAGE LOANS

         Section 3.01      Representations and Warranties of the Company.

         The Company  represents,  warrants and covenants to the Purchaser that, as of the related Closing
Date or as of such date specifically provided herein:

         (a)      The Company is a  corporation,  duly  organized,  validly  existing and in good standing under the laws of the United  States of America and has all  licenses  necessary to carry out its business as now being  conducted,  and is licensed and  qualified to transact  business in and is in good  standing under the laws of each state in which any  Mortgaged  Property  is located or is  otherwise  exempt  under applicable law from such licensing or  qualification  or is otherwise not required under applicable law to effect such licensing or  qualification  and no demand for such licensing or  qualification  has been made upon such Company by any such state,  and in any event such Company is in compliance  with the laws of any such state to the extent  necessary to ensure the  enforceability  of each Mortgage Loan and the servicing of the Mortgage Loans in accordance with the terms of this Agreement;

         (b) The Company has the full power and  authority  and legal right to hold,  transfer  and convey each Mortgage  Loan, to sell each  Mortgage  Loan and to execute,  deliver and perform,  and to enter into and consummate all  transactions  contemplated  by this Agreement and to conduct its business as presently conducted,  has duly  authorized  the  execution,  delivery  and  performance  of this  Agreement  and any agreements  contemplated  hereby,  has duly  executed and delivered  this  Agreement,  and any  agreements contemplated  hereby,  and  this  Agreement  and  each  Assignment  to the  Purchaser  and any  agreements contemplated  hereby,  constitutes  a legal,  valid and binding  obligation  of the  Company,  enforceable against  it in  accordance  with its  terms,  and all  requisite  corporate  action  has been taken by the
Company to make this Agreement and all agreements  contemplated  hereby valid and binding upon the Company in accordance with their terms;

         (c) Neither the  execution and delivery of this  Agreement,  nor the  origination  or purchase of the Mortgage Loans by the Company,  the sale of the Mortgage Loans to the Purchaser,  the  consummation of the transactions  contemplated  hereby,  or the fulfillment of or compliance with the terms and conditions of this Agreement will conflict with any of the terms,  conditions or provisions of the Company's  charter or by-laws or materially  conflict with or result in a material breach of any of the terms,  conditions or provisions  of any legal  restriction  or any  agreement or instrument to which the Company is now a party or by which  it is  bound,  or  constitute  a  default  or  result  in an  acceleration  under  any of the foregoing,  or result in the material violation of any law, rule,  regulation,  order,  judgment or decree to which the Company or its properties  are subject,  or impair the ability of the Purchaser to realize on the Mortgage Loans.

         (d)  There is no  litigation,  suit,  proceeding  or  investigation  pending  or,  to the best of
Company's knowledge,  threatened,  or any order or decree outstanding,  with respect to the Company which, either in any one instance or in the  aggregate,  is reasonably  likely to have a material  adverse effect on the sale of the  Mortgage  Loans,  the  execution,  delivery,  performance  or  enforceability  of this
Agreement,  or which is reasonably likely to have a material adverse effect on the financial  condition of the Company.

         (e) No consent,  approval,  authorization  or order of any court or  governmental  agency or body is required for the  execution,  delivery and  performance  by the Company of or compliance by the Company with  this  Agreement,  or the sale of the  Mortgage  Loans  and  delivery  of the  Mortgage  Files to the
Purchaser or the  consummation of the  transactions  contemplated by this Agreement,  except for consents, approvals, authorizations and orders which have been obtained;

         (f) The  consummation  of the  transactions  contemplated  by this  Agreement  is in the ordinary course of  business of the Company  and  Company,  and the  transfer,  assignment  and  conveyance  of the
Mortgage  Notes and the  Mortgages  by the  Company  pursuant  to this  Agreement  are not subject to bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

         (g) The  origination  and  servicing  practices  used by the Company and any prior  originator or servicer  with  respect  to each  Mortgage  Note and  Mortgage  have  been  legal and in  accordance  with applicable laws and regulations and the Mortgage Loan Documents,  and in all material  respects proper and prudent in the mortgage  origination and servicing  business.  Each Mortgage Loan has been serviced in all material  respects with Accepted  Servicing  Practices.  With respect to escrow deposits and payments that the Company,  on behalf of an investor,  is entitled to collect,  all such payments are in the  possession of, or under the control of, the Company,  and there exist no  deficiencies  in  connection  therewith for which  customary  arrangements  for repayment  thereof have not been made.  All escrow  payments have been collected in full  compliance  with state and federal law and the provisions of the related  Mortgage Note and  Mortgage.  As to any  Mortgage  Loan  that is the  subject  of an  escrow,  escrow  of  funds  is not prohibited by applicable law and has been  established  in an amount  sufficient to pay for every escrowed item that  remains  unpaid and has been  assessed but is not yet due and  payable.  No escrow  deposits or other  charges or payments due under the  Mortgage  Note have been  capitalized  under any Mortgage or the related Mortgage Note;

         (h)      INTENTIONALLY LEFT BLANK

         (i)      The Company  will treat the sale of the  Mortgage  Loans to the  Purchaser as a sale for reporting and accounting purposes and, to the extent appropriate, for federal income tax purposes;

         (j)      Company is an approved  seller/servicer  of  residential  mortgage loans for Fannie Mae,
FHLMC and HUD, with such  facilities,  procedures and personnel  necessary for the sound servicing of such mortgage loans.  The Company is duly qualified,  licensed,  registered and otherwise  authorized under all applicable  federal,  state and local laws,  and  regulations,  if applicable,  meets the minimum  capital requirements  set  forth  by the OCC,  and is in good  standing  to sell  mortgage  loans  to and  service mortgage  loans for Fannie Mae and FHLMC and no event has  occurred  which  would make  Company  unable to comply with eligibility requirements or which would require notification to either Fannie Mae or FHLMC;

         (k)      The Company does not believe,  nor does it have any cause or reason to believe,  that it cannot perform each and every covenant  contained in this  Agreement.  The Company is solvent and the sale of the Mortgage  Loans will not cause the Company to become  insolvent.  The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of the Company's creditors;

         (l)      No statement,  tape, diskette,  form, report or other document prepared by, or on behalf of,  Company  pursuant to this  Agreement or in  connection  with the  transactions  contemplated  hereby, contains or will  contain any  statement  that is or will be  inaccurate  or  misleading  in any  material respect;

         (m)      The  Company  acknowledges  and agrees  that the  Servicing  Fee  represents  reasonable compensation  for  performing  such  services  and that the entire  Servicing  Fee shall be treated by the
Company,  for accounting and tax purposes,  as compensation  for the servicing and  administration  of the
Mortgage  Loans  pursuant to this  Agreement.  In the opinion of Company,  the  consideration  received by
Company  upon  the  sale of the  Mortgage  Loans  to  Purchaser  under  this  Agreement  constitutes  fair consideration for the Mortgage Loans under current market conditions.

         (n)      Company has  delivered to the  Purchaser  financial  statements  of its parent,  for its last two complete fiscal years. All such financial  information  fairly presents the pertinent  results of operations  and financial  position for the period  identified  and has been  prepared in accordance  with
GAAP  consistently  applied  throughout  the periods  involved,  except as set forth in the notes thereto.
There has been no change in the business,  operations,  financial  condition,  properties or assets of the
Company since the date of the Company's  financial  information  that would have a material adverse effect on its ability to perform its obligations under this Agreement;

         Section 3.02      Representations and Warranties as to Individual Mortgage Loans.

         References  in  this  Section  to  percentages  of  Mortgage  Loans  refer  in  each  case to the percentage of the  aggregate  Stated  Principal  Balance of the Mortgage  Loans as of the related  Cut-off
Date, based on the outstanding  Stated Principal  Balances of the Mortgage Loans as of the related Cut-off
Date,  and giving  effect to  scheduled  Monthly  Payments  due on or prior to the related  Cut-off  Date, whether or not received.  References to percentages of Mortgaged  Properties  refer,  in each case, to the percentages of expected  aggregate Stated Principal  Balances of the related Mortgage Loans (determined as described in the preceding sentence).  The Company hereby represents and warrants to the Purchaser,  as to each Mortgage Loan, as of the related Closing Date as follows:

         (a)      The information  set forth in the Mortgage Loan Schedule  attached as Exhibit I is true, complete and correct in all material respects as of the related Cut-Off Date;

         (b)      The  Mortgage  creates  a  valid,  subsisting  and  enforceable  first  lien  or a first priority  ownership  interest in an estate in fee simple in real  property  securing the related  Mortgage
Note  subject  to  principles  of equity,  bankruptcy,  insolvency  and other laws of general  application affecting the rights of creditors;

         (c) All payments  due prior to the related  Cut-off  Date for such  Mortgage  Loan have been made as of the  related  Closing  Date;  the  Mortgage  Loan has not been  dishonored;  there  are no  material defaults  under the terms of the Mortgage  Loan;  the Company has not advanced its own funds,  or induced, solicited  or knowingly  received any advance of funds from a party other than the owner of the  Mortgaged
Property  subject to the Mortgage,  directly or indirectly,  for the payment of any amount required by the
Mortgage  Loan. As of the related  Closing Date,  all of the Mortgage  Loans will have an actual  Interest
Paid to Date of their related  Cut-off Date (or later) and will be due for the scheduled  monthly  payment next succeeding the Cut-off Date (or later), as evidenced by a posting to Company's  servicing  collection system.  No payment  under any  Mortgage  Loan is  delinquent  as of the related  Closing Date nor has any scheduled  payment  been  delinquent  more than once  during the twelve  (12)  month  period  prior to the
Cut-off Date.  For purposes of this  paragraph,  a Mortgage Loan will be deemed  delinquent if any payment due thereunder was not paid by the Mortgagor in the month such payment was due;

         (d) There are no  defaults  by  Company  in  complying  with the terms of the  Mortgage,  and all taxes,  governmental  assessments,  insurance  premiums,  water,  sewer and municipal  charges,  leasehold payments or ground rents which  previously  became due and owing have been paid, or escrow funds have been established  in an amount  sufficient to pay for every such  escrowed item which remains  unpaid and which has been assessed but is not yet due and payable;

         (e) The terms of the Mortgage Note and the Mortgage have not been  impaired,  waived,  altered or modified in any respect,  except by written  instruments  which have been  recorded to the extent any such recordation is required by law, or,  necessary to protect the interest of the Purchaser.  No instrument of waiver,  alteration or modification  has been executed except in connection with a modification  agreement and which  modification  agreement  is part of the Mortgage  File and the terms of which are  reflected in the related  Mortgage Loan  Schedule,  and no Mortgagor has been released,  in whole or in part,  from the terms thereof except in connection  with an assumption  agreement and which  assumption  agreement is part of the Mortgage  File and the terms of which are  reflected in the related  Mortgage  Loan  Schedule;  the substance of any such waiver,  alteration or  modification  has been approved by the issuer of any related
Primary  Mortgage  Insurance  Policy and title  insurance  policy,  to the extent  required by the related policies;

         (f) The  Mortgage  Note and the  Mortgage  are not subject to any right of  rescission,  set-off, counterclaim or defense,  including,  without limitation,  the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the  Mortgage,  or the exercise of any right  thereunder,  render the Mortgage Note or Mortgage  unenforceable,  in whole or in part, or subject to any right of rescission, set-off,  counterclaim  or  defense,  including  the  defense of usury,  and no such right of  rescission, set-off,  counterclaim  or defense has been asserted with respect  thereto;  and as of the related Closing
Date the Mortgagor was not a debtor in any state or federal bankruptcy or insolvency proceeding;

         (g) All buildings or other  customarily  insured  improvements  upon the  Mortgaged  Property are insured by an insurer  acceptable under the Fannie Mae or FHLMC Guides,  against loss by fire,  hazards of extended  coverage and such other  hazards as are  provided for in the Fannie Mae or FHLMC Guide,  as well as all  additional  requirements  set forth in Section 4.10 of this  Agreement.  All such standard  hazard policies are in full force and effect and contain a standard  mortgagee  clause naming the Company and its successors  in interest  and assigns as loss payee and such clause is still in effect and all premiums due thereon  have been paid.  If required  by the Flood  Disaster  Protection  Act of 1973,  as  amended,  the
Mortgage Loan is covered by a flood insurance  policy meeting the  requirements of the current  guidelines of the Federal  Insurance  Administration  which policy conforms to Fannie Mae or FHLMC  requirements,  as well as all additional  requirements  set forth in Section 4.10 of this Agreement.  Such policy was issued by an insurer  acceptable  under Fannie Mae or FHLMC  guidelines.  The Mortgage  obligates  the  Mortgagor thereunder to maintain all such  insurance at the  Mortgagor's  cost and expense,  and on the  Mortgagor's failure to do so,  authorizes  the holder of the Mortgage to maintain  such  insurance at the  Mortgagor's cost and expense and to seek  reimbursement  therefor  from the  Mortgagor.  Neither the Company  (nor any prior  originator  or servicer of any of the Mortgage  Loans) nor any  Mortgagor has engaged in any act or omission  which has  impaired  or would  impair the  coverage  of any such  policy,  the  benefits  of the endorsement provided for herein, or the validity and binding effect of either;

         (h) Any and all requirements of any federal,  state or local law including,  without  limitation, usury,  truth-in-lending,  real estate settlement  procedures,  consumer credit  protection,  equal credit opportunity  or  disclosure  laws  applicable to the Mortgage Loan have been complied with in all material respects.  None of the Mortgage  Loans are (a) loans subject to 12 CFR Part 226.31,  12 CFR Part 226.32 or
12 CFR  Part  226.34  of  Regulation  Z, the  regulation  implementing  TILA,  which  implements  the Home
Ownership  and Equity  Protection  Act of 1994,  as amended or (b)  classified  and/or  defined as a "high cost",  "covered",  or  "predatory"  loan under any other  state,  federal or local law or  regulation  or ordinance,  including,  but not limited to, the States of Georgia and North  Carolina  and the City of New
York. The Company  maintains,  and shall  maintain,  evidence of such compliance as required by applicable law or regulation  and shall make such evidence  available for  inspection at the Company's  office during normal business hours upon reasonable advance notice;

         (i) The  Mortgage  has not been  satisfied,  canceled or  subordinated,  in whole or in part,  or rescinded,  and the Mortgaged  Property has not been  released from the lien of the Mortgage,  in whole or in part  nor  has any  instrument  been  executed  that  would  effect  any  such  release,  cancellation, subordination  or rescission.  The Company has not waived the  performance by the Mortgagor of any action, if the  Mortgagor's  failure to perform such action would cause the  Mortgage  Loan to be in default,  nor has the Company waived any default resulting from any action or inaction by the Mortgagor;

         (j)      The  Mortgage  is a valid,  subsisting,  enforceable  and  perfected  first  lien on the
Mortgaged  Property,  including  all  buildings  on the  Mortgaged  Property  and  all  installations  and mechanical,  electrical,  plumbing,  heating and air conditioning  systems affixed to such buildings,  and all additions,  alterations and replacements  made at any time with respect to the foregoing  securing the
Mortgage Note's original  principal  balance subject to principles of equity,  bankruptcy,  insolvency and other laws of general  application  affecting the rights of creditors.  The Mortgage and the Mortgage Note do not contain any  evidence of any security  interest or other  interest or right  thereto.  Such lien is free and clear of all adverse claims,  liens and  encumbrances  having priority over the first lien of the
Mortgage  subject only to (1) the lien of  non-delinquent  current real property taxes and assessments not yet due and payable,  (2)  covenants,  conditions  and  restrictions,  rights of way,  easements and other matters  of the  public  record as of the date of  recording  which are  acceptable  to  mortgage  lending institutions  generally  and either (A) which are  referred  to in the  lender's  title  insurance  policy delivered to the  originator  or otherwise  considered  in the  appraisal  made for the  originator of the
Mortgage  Loan,  or (B) which do not  adversely  affect  the  residential  use or  Appraised  Value of the
Mortgaged  Property as set forth in such  appraisal,  and (3) other matters to which like  properties  are commonly subject which do not individually or in the aggregate  materially  interfere with the benefits of the security  intended to be provided by the Mortgage or the use,  enjoyment,  value or  marketability  of the related Mortgaged Property.  Any security  agreement,  chattel mortgage or equivalent document related to and  delivered  in  connection  with the Mortgage  Loan  establishes  and creates a valid,  subsisting, enforceable  and  perfected  first lien and first  priority  security  interest on the property  described therein, and the Company has the full right to sell and assign the same to the Purchaser;

         (k) The  Mortgage  Note and the related  Mortgage are original and genuine and each is the legal, valid and binding  obligation of the maker  thereof,  enforceable  in all respects in accordance  with its terms  subject to  principles  of equity,  bankruptcy,  insolvency  and other laws of general  application affecting  the rights of  creditors,  and the Company  has taken all action  necessary  to  transfer  such rights of  enforceability  to the  Purchaser.  All parties to the  Mortgage  Note and the Mortgage had the legal  capacity to enter into the  Mortgage  Loan and to execute and  deliver  the  Mortgage  Note and the
Mortgage.  The Mortgage  Loan  Documents  are on forms  acceptable  to Fannie Mae and FHLMC.  The Mortgage
Note and the Mortgage have been duly and properly  executed by such parties.  No fraud,  error,  omission, misrepresentation,  negligence  or similar  occurrence  with respect to a Mortgage Loan has taken place on the part of Company or the  Mortgagor,  or on the part of any other party  involved in the  origination or servicing of the Mortgage  Loan.  The proceeds of the Mortgage  Loan have been fully  disbursed  and there is no requirement for future  advances  thereunder,  and any and all  requirements as to completion of any on-site or off-site  improvements  and as to disbursements of any escrow funds therefor have been complied with.  All costs,  fees and expenses  incurred in making or closing the Mortgage Loan and the recording of the Mortgage  were paid,  and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

         (l) The  Company  is the  sole  owner  and  holder  of the  Mortgage  Loan  and the  indebtedness evidenced by the Mortgage  Note.  Upon the sale of the Mortgage  Loan to the  Purchaser,  the Company will retain the Mortgage  File or any part thereof with respect  thereto not  delivered to the Purchaser or the
Purchaser's  designee in trust only for the purpose of  servicing  and  supervising  the  servicing of the
Mortgage  Loan.  Immediately  prior to the transfer and  assignment to the  Purchaser,  the Mortgage Loan, including  the Mortgage Note and the Mortgage,  were not subject to an  assignment,  sale or pledge to any person  other than  Purchaser,  and the  Company had good and  marketable  title to and was the sole owner thereof and had full right to transfer and sell the Mortgage Loan to the  Purchaser  free and clear of any encumbrance,  equity,  lien,  pledge,  charge,  claim or  security  interest  and has the full  right  and authority  subject to no interest or  participation  of, or agreement  with, any other party,  to sell and assign the Mortgage Loan pursuant to this  Agreement  and  following  the sale of the Mortgage  Loan,  the
Purchaser will own such Mortgage Loan free and clear of any encumbrance,  equity,  participation interest, lien,  pledge,  charge,  claim or security  interest.  The  Company  intends to  relinquish  all rights to possess,  control and monitor the Mortgage  Loan,  except for the purposes of servicing  the Mortgage Loan as set forth in this  Agreement.  After the related  Closing Date,  the Company will not have any right to modify or alter the terms of the sale of the Mortgage  Loan and the Company  will not have any  obligation or right to repurchase the Mortgage Loan or substitute  another Mortgage Loan,  except as provided in this
Agreement, or as otherwise agreed to by the Company and the Purchaser;

         (m) Each  Mortgage  Loan is either (a) the subject of an attorney  title  certificate  or opinion delivered at the  origination  of the Mortgage  Loan which states that the mortgage is a first lien on the
Mortgaged  Property  or (b)  covered  by an ALTA  lender's  title  insurance  policy  or  other  generally acceptable  form of policy or  insurance  acceptable  to Fannie Mae or FHLMC  (including  adjustable  rate endorsements),  issued by a title  insurer  acceptable to Fannie Mae or FHLMC and qualified to do business in the  jurisdiction  where the  Mortgaged  Property  is  located,  insuring  (subject  to the  exceptions contained  in  (j)(1),  (2) and (3)  above) the  Company,  its  successors  and  assigns,  as to the first priority lien of the Mortgage in the original  principal  amount of the Mortgage Loan and against any loss by  reason  of the  invalidity  or  unenforceability  of the lien  resulting  from the  provisions  of the
Mortgage  providing for adjustment in the Mortgage  Interest Rate and Monthly  Payment.  Where required by state law or  regulation,  the  Mortgagor  has been given the  opportunity  to choose  the  carrier of the required mortgage title insurance.  The Company,  its successors and assigns,  is the sole insured of such lender's title insurance  policy,  such title insurance  policy has been duly and validly  endorsed to the
Purchaser or the  assignment  to the  Purchaser  of the  Company's  interest  therein does not require the consent of or notification  to the insurer and such lender's title  insurance  policy is in full force and effect and will be in full force and effect upon the  consummation  of the  transactions  contemplated  by this  Agreement.  No claims  have been made under  such  lender's  title  insurance  policy,  and no prior holder or servicer of the related  Mortgage,  including  the  Company,  nor any  Mortgagor  to the best of knowledge,  has done, by act or omission,  anything which would impair the coverage of such lender's title insurance policy;

         (n)  There is no  default,  breach,  violation  or  event  of  acceleration  existing  under  the
Mortgage  or the related  Mortgage  Note and no event  which,  with the passage of time or with notice and the  expiration  of any grace or cure  period,  would  constitute  a default,  breach,  violation or event permitting  acceleration;  and  neither  the  Company,  nor any prior  mortgagee  has waived any  default, breach, violation or event permitting acceleration;

         (o) There are no  mechanics'  or similar  liens or claims  which have been filed for work,  labor or material  (and no rights are  outstanding  that under law could give rise to such liens)  affecting the related  Mortgaged  Property  which  are or may be liens  prior  to or  equal  to the lien of the  related
Mortgage;

         (p) As of the origination  date of such Mortgage Loan, all  improvements  subject to the Mortgage which were considered in determining  the appraised value of the Mortgaged  Property lay wholly within the boundaries and building  restriction  lines of the Mortgaged  Property (and wholly within the project with respect to a  condominium  unit) and to the best of  Company's  knowledge,  no  improvements  on adjoining properties  encroach  upon the  Mortgaged  Property  except  those which are insured  against by the title insurance  policy  referred to in clause (m) above and all  improvements  on the property  comply with all applicable zoning and subdivision laws and ordinances;

         (q) Each  Mortgage  Loan was  originated  by or for the Company  pursuant to, and conforms  with, the Company's  underwriting  guidelines  attached as Exhibit H hereto. The Mortgage Loan bears interest at an adjustable  rate as set forth in the related  Mortgage Loan  Schedule,  and Monthly  Payments under the
Mortgage  Note are due and payable on the first day of each month.  The  Mortgage  contains  the usual and enforceable  provisions of the Company at the time of origination  for the  acceleration of the payment of the unpaid  principal  amount of the Mortgage Loan if the related  Mortgaged  Property is sold without the prior consent of the mortgagee thereunder;

         (r) The  Mortgaged  Property is not subject to any material  damage or is fully  insured to cover such damage.  At origination  of the Mortgage Loan there was not,  since  origination of the Mortgage Loan there has not been,  and there  currently is no proceeding  pending for the total or partial  condemnation of the  Mortgaged  Property.  The Company has not  received  notification  that any such  proceedings  are scheduled to commence at a future date;

         (s) The related  Mortgage  contains  customary and  enforceable  provisions such as to render the rights and remedies of the holder thereof adequate for the realization  against the Mortgaged  Property of the benefits of the security provided thereby,  including,  (1) in the case of a Mortgage  designated as a deed of trust,  by trustee's  sale,  and (2) otherwise by judicial  foreclosure.  There is no homestead or other  exemption  available to the Mortgagor  which would  interfere  with the right to sell the Mortgaged
Property at a trustee's sale or the right to foreclose the Mortgage;

         (t) If the Mortgage  constitutes a deed of trust,  a trustee,  authorized  and duly  qualified if required under  applicable  law to act as such,  has been properly  designated and currently so serves and is named in the  Mortgage,  and no fees or  expenses,  except as may be required by local law, are or will become  payable by the  Purchaser  to the trustee  under the deed of trust,  except in  connection  with a trustee's sale or attempted sale after default by the Mortgagor;

         (u) The Mortgage File  contains an appraisal of the related  Mortgaged  Property  signed prior to the final  approval of the mortgage loan  application by a Qualified  Appraiser,  approved by the Company, who had no interest,  direct or indirect,  in the  Mortgaged  Property or in any loan made on the security thereof,  and whose  compensation is not affected by the approval or disapproval of the Mortgage Loan, and the  appraisal  and  appraiser  both satisfy the  requirements  of Fannie Mae or FHLMC and Title XI of the
Federal  Institutions  Reform,  Recovery,  and  Enforcement  Act of 1989 and the  regulations  promulgated thereunder,  all as in effect on the date the Mortgage  Loan was  originated.  The  appraisal is in a form acceptable to Fannie Mae or FHLMC;

         (v) All parties  which have had any interest in the  Mortgage,  whether as  mortgagee,  assignee, pledgee or otherwise,  are (or, during the period in which they held and disposed of such interest,  were)
(A) in compliance  with any and all  applicable  licensing  requirements  of the laws of the state wherein the Mortgaged  Property is located,  and (B) (1) organized  under the laws of such state, or (2) qualified to do  business  in such  state,  or (3) federal  savings  and loan  associations  or national  banks or a
Federal Home Loan Bank or savings bank having  principal  offices in such state, or (4) not doing business in such state;

         (w) The related  Mortgage Note is not and has not been secured by any collateral  except the lien of the corresponding  Mortgage and the security interest of any applicable  security  agreement or chattel mortgage referred to above and such collateral does not serve as security for any other obligation;

         (x) The Mortgagor has received and has  executed,  where  applicable,  all  disclosure  materials required by applicable law with respect to the making of such mortgage loans;

         (y) The Mortgage  Loan does not contain  balloon or  "graduated  payment"  features;  No Mortgage
Loan is subject to a buydown agreement or contains any buydown provision;

         (z) The  Mortgagor is not in  bankruptcy  and, the Mortgagor is not insolvent and the Company has no knowledge of any  circumstances  or conditions  with respect to the Mortgage,  the Mortgaged  Property, the Mortgagor or the Mortgagor's  credit standing that could  reasonably be expected to cause investors to regard the Mortgage Loan as an unacceptable investment,  cause the Mortgage Loan to become delinquent,  or materially adversely affect the value or marketability of the Mortgage Loan;

         (aa) If  applicable,  the Index for the  Mortgage  Loans is a rate per annum  equal to the weekly average yield on United States  Treasury  securities  adjusted to a constant  maturity of one (1) year, as made available by the Federal  Reserve  Board.  Each Mortgage Loan bears interest based upon a thirty (30)
day month and a three  hundred  and sixty (360) day year.  The  Mortgage  Loans have an  original  term to maturity of not more than thirty (30)  years,  with  interest  payable in arrears on the first day of each month. As to each Mortgage Loan, on each applicable  Adjustment  Date, the Mortgage  Interest Rate will be adjusted to equal the sum of the Index, plus the applicable Margin;  provided,  that the Mortgage Interest
Rate,  on each  applicable  Adjustment  Date,  will not  increase  by more  than the  Initial  Rate Cap or
Periodic Rate Cap, as applicable.  Over the term of each Mortgage  Loan,  the Mortgage  Interest Rate will not exceed  such  Mortgage  Loan's  Lifetime  Rate Cap.  None of the  Mortgage  Loans are  "interest-only"
Mortgage Loans or "negative  amortization"  Mortgage Loans.  Each Mortgage Note requires a monthly payment which is sufficient  (a) during the period prior to the first  adjustment to the Mortgage  Interest  Rate, to fully  amortize the original  principal  balance over the original  term thereof and to pay interest at the related  Mortgage  Interest Rate, and (b) during the period  following each Adjustment  Date, to fully amortize  the  outstanding  principal  balance as of the first day of such period over the then  remaining term of such Mortgage Note and to pay interest at the related  Mortgage  Interest  Rate. The Mortgage Note provides  that when the  Mortgage  Interest  Rate  changes on an  Adjustment  Date,  the then  outstanding principal  balance will be  reamortized  over the  remaining  life of the Mortgage  Loan. No Mortgage Loan contains  terms or  provisions  which would result in negative  amortization.  None of the Mortgage  Loans are considered agricultural loans;

         (bb)  (INTENTIONALLY LEFT BLANK)

         (cc)  (INTENTIONALLY LEFT BLANK)

         (dd)  (INTENTIONALLY LEFT BLANK)

         (ee)  (INTENTIONALLY LEFT BLANK)

         (ff)  (INTENTIONALLY LEFT BLANK)

         (gg)   (INTENTIONALLY LEFT BLANK)

         (hh)     In the event the Mortgage  Loan had an LTV at  origination  greater  than  80.00%,  such
Mortgage  Loan is and will be  subject  to a Primary  Mortgage  Insurance  Policy  issued  by a  Qualified
Insurer  in the  coverage  amount  set forth on the  Mortgage  Loan  Schedule.  All of the  aforementioned
Mortgage  Loans are  currently  insured as to payment  defaults  by a Primary  Mortgage  Insurance  Policy issued by a Qualified  Insurer  unless the Primary  Mortgage  Insurance  Policy has been  cancelled due to
Mortgagor  request (and in accordance with federal,  state and local laws and regulations) and the Current
LTV of the Mortgage  Loan has been reduced  below  80.00% (all as reflected on the related  Mortgage  Loan
Schedule).  No Mortgage  Loan has an LTV over 95%.  All  provisions  of such  Primary  Mortgage  Insurance
Policy have been and are being  complied with,  such policy is in full force and effect,  and all premiums due thereunder  have been paid. No Mortgage Loan requires  payment of such premiums,  in whole or in part, by the  Purchaser.  No action,  inaction,  or event has occurred and no state of facts exists that has, or will result in the  exclusion  from,  denial of, or defense to coverage.  Any  Mortgage  Loan subject to a
Primary  Mortgage  Insurance  Policy  obligates the Mortgagor  thereunder to maintain the Primary Mortgage
Insurance  Policy,  subject to state and federal law,  and to pay all  premiums and charges in  connection therewith.  No action  has been  taken or failed to be taken,  on or prior to the  Closing  Date which has resulted  or will  result in an  exclusion  from,  denial  of, or defense to  coverage  under any  Primary
Mortgage  Insurance  Policy  (including,  without  limitation,  any exclusions,  denials or defenses which would limit or reduce the  availability  of the timely  payment of the full  amount of the loss  otherwise due  thereunder  to the  insured)  whether  arising out of actions,  representations,  errors,  omissions, negligence,  or fraud of the Company or the Mortgagor,  or for any other reason under such  coverage;  The mortgage  interest  rate for the Mortgage  Loan as set forth on the related  Mortgage Loan Schedule is net of any  such  insurance  premium.  None of the  Mortgage  Loans  are  subject  to  "lender-paid"  mortgage insurance;

         (ii)     The Assignment is in recordable  form and is acceptable for recording  under the laws of the jurisdiction in which the Mortgaged Property is located;

         (jj)     None of the  Mortgage  Loans are  secured by an  interest  in a  leasehold  estate.  The
Mortgaged  Property is located in the state  identified in the related Mortgage Loan Schedule and consists of a parcel of real property with a detached single family residence erected thereon,  or a townhouse,  or a  two-to  four-family  dwelling,  or an  individual  condominium  unit in a  condominium  project,  or an individual  unit in a planned  unit  development  or a de  minimis  planned  unit  development,  provided, however,  that no residence or dwelling is a single parcel of real property with a  manufactured  home not affixed to a permanent  foundation,  or a mobile home. Any  condominium  unit or planned unit  development conforms with the Company's  underwriting  guidelines.  As of the date of  origination,  no portion of any
Mortgaged  Property is used for commercial  purposes,  and since the  Origination  Date, no portion of any
Mortgaged Property has been, or currently is, used for commercial purposes;

         (kk)     Payments on the  Mortgage  Loan  commenced  no more than sixty (60) days after the funds were  disbursed in  connection  with the Mortgage  Loan.  The Mortgage Note is payable on the first day of each month in monthly  installments of principal and interest,  which  installments  are subject to change due to the  adjustments to the Mortgage  Interest Rate on each Adjustment  Date, with interest  calculated and payable in arrears.  Each of the  Mortgage  Loans will  amortize  fully by the stated  maturity  date, over an original term of not more than thirty years from commencement of amortization;

         (ll)     To the best of  knowledge,  as of the Closing  Date of the Mortgage  Loan,  the Mortgage
Property was lawfully  occupied  under  applicable  law, and all  inspections,  licenses and  certificates required to be made or issued with respect to all occupied  portions of the  Mortgaged  Property and, with respect to the use and occupancy of the same,  including but not limited to  certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

         (mm)     There is no pending action or proceeding  directly  involving the Mortgaged  Property in which  compliance  with any  environmental  law, rule or regulation is an issue;  there is no violation of any  environmental  law, rule or regulation  with respect to the Mortgaged  Property;  and the Company has not  received  any notice of any  environmental  hazard on the  Mortgaged  Property  and  nothing  further remains to be done to satisfy in full all  requirements of each such law, rule or regulation  constituting a prerequisite to use and enjoyment of said property;

         (nn)     The  Mortgagor  has not notified  the  Company,  and the Company has no knowledge of any relief requested or allowed to the Mortgagor under the Soldiers' and Sailors' Civil Relief Act of 1940;

         (oo)  No  Mortgage  Loan  is a  construction  or  rehabilitation  Mortgage  Loan  or was  made to facilitate the trade-in or exchange of a Mortgaged Property;

         (pp)     The Mortgagor for each Mortgage Loan is a natural person;

         (qq)     (INTENTIONALLY LEFT BLANK)

         (rr)     [None of the Mortgage Loans are Co-op Loans];

         (ss)     (INTENTIONALLY LEFT BLANK)

         (tt) (INTENTIONALLY LEFT BLANK)

         (uu) (INTENTIONALLY LEFT BLANK)

         (vv) The Mortgage  Loan was  originated  by a mortgagee  approved by the Secretary of Housing and
Urban  Development  pursuant  to  sections  203 and 211 of the  National  Housing  Act, a savings and loan association,  a savings bank, a commercial bank, credit union,  insurance  company or similar  institution which is supervised and examined by a federal or state authority;

         (ww) None of the Mortgage  Loans are simple  interest  Mortgage  Loans and none of the  Mortgaged
Properties are timeshares;

     (xx) All of the terms of the Mortgage pertaining to interest rate adjustments, payment adjustments and adjustments of the outstanding principal balance are enforceable, all such adjustments have been properly made, including the mailing of required notices, and such adjustments do not and will not affect the priority of the Mortgage lien.  With respect to each Mortgage Loan which has passed its initial Adjustment Date, Company has performed an audit of the Mortgage Loan to determine whether all interest rate adjustments have been made in accordance with the terms of the Mortgage
     Note and Mortgage; and

         (yy) Each  Mortgage  Note,  each  Mortgage,  each  Assignment  and any other  documents  required pursuant to this  Agreement  to be delivered to the  Purchaser or its  designee,  or its assignee for each
Mortgage  Loan,  have been,  on or before the related  Closing  Date,  delivered  to the  Purchaser or its designee, or its assignee;

         Section 3.03      Repurchase; Substitution; Near-Term Principal Prepayments.

         It is understood  and agreed that the  representations  and warranties set forth in Sections 3.01 and 3.02 shall survive the sale of the Mortgage  Loans and delivery of the Mortgage Loan  Documents to the
Purchaser,  or its  designee,  and  shall  inure to the  benefit  of the  Purchaser,  notwithstanding  any restrictive  or qualified  endorsement on any Mortgage Note or Assignment or the  examination,  or lack of examination,  of any Mortgage  File.  Upon discovery by either the Company or the Purchaser of a breach of any of the foregoing  representations  and warranties which materially and adversely  affects the value of the Mortgage  Loans or the interest of the  Purchaser in any Mortgage  Loan,  the party  discovering  such breach  shall give  prompt  written  notice to the other.  The  Company  shall have a period of sixty (60)
days from the  earlier of its  discovery  or its  receipt  of notice of any such  breach  within  which to correct or cure such  breach.  The  Company  hereby  covenants  and agrees  that if any such breach is not corrected or cured within such sixty day period,  the Company  shall,  at the  Purchaser's  option and not later than ninety (90) days of its  discovery  or its receipt of notice of such  breach,  repurchase  such
Mortgage Loan at the  Repurchase  Price or, with the  Purchaser's  prior consent and at  Purchaser's  sole option,  substitute a Mortgage  Loan as provided  below.  In the event that any such breach shall  involve any  representation  or warranty set forth in Section 3.01, and such breach is not cured within sixty (60)
days of the earlier of either  discovery  by or notice to the Company of such breach,  all Mortgage  Loans shall,  at the option of the Purchaser,  be repurchased by the Company at the Repurchase  Price.  Any such repurchase  shall be  accomplished  by wire transfer of  immediately  available  funds to Purchaser in the amount of the Repurchase Price.

         If the Company is required to repurchase  any Mortgage  Loan  pursuant to this Section 3.03,  the
Company may, with the Purchaser's  prior consent and at Purchaser's  sole option,  within ninety (90) days from the related  Closing Date,  remove such defective  Mortgage Loan from the terms of this Agreement and substitute  another  mortgage  loan  for  such  defective  Mortgage  Loan,  in lieu of  repurchasing  such defective  Mortgage  Loan.  Any  substitute  Mortgage  Loan is subject  to  Purchaser  acceptability.  Any substituted  Loans will comply with the  representations  and warranties set forth in this Agreement as of the substitution date

         At the option of the Purchaser,  the Company shall  repurchase any Mortgage Loan which has become
30 or more days delinquent, at any time, prior to June 1, 2003.

         The Company  shall amend the related  Mortgage  Loan  Schedule to reflect the  withdrawal  of the removed  Mortgage  Loan  from  this  Agreement  and the  substitution  of such  substitute  Mortgage  Loan therefor.  Upon such  amendment,  the Purchaser shall review the Mortgage File delivered to it relating to the substitute  Mortgage  Loan. In the event of such a  substitution,  accrued  interest on the substitute
Mortgage Loan for the month in which the  substitution  occurs and any Principal  Prepayments made thereon during  such month shall be the  property of the  Purchaser  and  accrued  interest  for such month on the
Mortgage Loan for which the  substitution is made and any Principal  Prepayments  made thereon during such month shall be the property of the Company.  The  principal  payment on a substitute  Mortgage Loan due on the Due Date in the month of substitution  shall be the property of the Company and the principal  payment on the  Mortgage  Loan for which the  substitution  is made due on such date shall be the  property of the
Purchaser.

         It is  understood  and agreed that the  obligation  of the Company set forth in this Section 3.03 to cure,  repurchase or substitute for a defective  Mortgage Loan, and to indemnify  Purchaser pursuant to
Section  8.01,  constitute  the sole  remedies  of the  Purchaser  respecting  a breach  of the  foregoing representations  and  warranties.  If the  Company  fails to  repurchase  or  substitute  for a  defective
Mortgage  Loan in  accordance  with this  Section  3.03,  or fails to cure a  defective  Mortgage  Loan to
Purchaser's  reasonable  satisfaction  in accordance  with this Section  3.03,  or to indemnify  Purchaser pursuant to Section 8.01,  that failure  shall be an Event of Default and the Purchaser  shall be entitled to pursue all remedies  available in this  Agreement as a result  thereof.  No provision of this paragraph shall affect the rights of the Purchaser to terminate this  Agreement for cause,  as set forth in Sections
10.01 and 11.01.

         Any  cause of  action  against  the  Company  relating  to or  arising  out of the  breach of any representations  and  warranties  made in Sections 3.01 and 3.02 shall accrue as to any Mortgage Loan upon
(i) the  earlier of  discovery  of such breach by the Company or notice  thereof by the  Purchaser  to the
Company,  (ii) failure by the Company to cure such breach or  repurchase  such  Mortgage Loan as specified above, and (iii) demand upon the Company by the Purchaser for compliance with this Agreement.

         In the event that any Mortgage Loan is held by a REMIC,  notwithstanding  any contrary  provision of this  Agreement,  with respect to any Mortgage Loan that is not in default or as to which no default is imminent,  no substitution  pursuant to Subsection 3.03 shall be made after the applicable  REMIC's "start up day" (as  defined in Section  860G(a) (9) of the Code),  unless the Company has  obtained an Opinion of
Counsel  to the  effect  that  such  substitution  will  not (i)  result  in the  imposition  of  taxes on
"prohibited  transactions"  of such REMIC (as defined in Section  860F of the Code) or  otherwise  subject the REMIC to tax, or (ii) cause the REMIC to fail to qualify as a REMIC at any time.

     In the event any Principal Prepayment is made by a Mortgagor on or prior to June 30, 2003, the
Company shall remit to the Purchaser an amount equal to the excess, if any, of the Purchase Price
Percentage over par multiplied by the amount of such Principal Prepayment.  Such remittance shall be made by the Company to Purchaser no later than the third Business Day following receipt of such
Principal Prepayment by the Company.

         Section 3.04      Representations and Warranties of the Purchaser.

         The  Purchaser  represents,  warrants  and  convenants  to the  Company  that,  as of the related
Closing Date or as of such date specifically provided herein:

(g)      The Purchaser is a corporation,  dully organized  validly existing and in good standing under the laws of the State of Delaware  and is qualified to transact  business  in, is in good  standing  under the laws of, and  possesses  all  licenses  necessary  for the conduct of its business in, each state in which any Mortgaged  Property is located or is otherwise  except or not required under  applicable law to effect such qualification or license;

(h)      The  Purchaser  has full  power and  authority  to hold each  Mortgage  Loan,  to  purchase  each
Mortgage  Loan  pursuant to this  Agreement  and to execute,  deliver and  perform,  and to enter into and consummate  all  transactions  contemplated  by this  Agreement  and to conduct its  business as presently conducted,  has duly  authorized  the execution,  delivery and  performance  of this  Agreement,  has duly executed and delivered this Agreement ;

         (c)      None of the  execution  and  delivery of this  Agreement , the  purchase of the Mortgage
Loans,  the  consummation of the  transactions  contemplated  hereby,  or the fulfillment of or compliance with the terms and  conditions  of this  Agreement  will  conflict  with any of the terms,  conditions  or provisions  of the  Purchaser's  charter or by-laws or  materially  conflict  with or result in a material breach of any of the  terms,  conditions  or  provisions  of any legal  restriction  or any  agreement  or instrument  to which the  Purchaser  is now a party or by which it is bound,  or  constitute  a default or result in an  acceleration  under any of the  foregoing,  or result in the material  violation of any law, rule, regulation, order, judgment or decree to which the Purchaser or its property is subject;

         (d)      There is no litigation pending or to the best of the Purchaser's  knowledge,  threatened with  respect  to the  Purchaser  which is  reasonably  likely to have a  material  adverse  effect on the purchase of the related Mortgage Loans, the execution,  delivery or enforceability  of this Agreement,  or which is reasonably likely to have a material adverse effect on the financial condition of the Purchaser;

         (e)      No consent,  approval,  authorization  or order of any court or  governmental  agency or body is required for the  execution,  delivery and  performance  by the  Purchaser of or compliance by the
Purchaser  with  this  Agreement,  the  purchase  of  the  Mortgage  Loans  or  the  consummation  of  the transactions  contemplated by this Agreement  except for consents,  approvals,  authorizations  and orders which have been obtained;

         (f)      The consummation of the  transactions  contemplated by this Agreement is in the ordinary course of business of the Purchaser;

         (h)      The  Purchaser  will treat the  purchase  of the  Mortgage  Loans from the  Company as a purchase for reporting, tax and accounting purposes; and

         (i)      The Purchaser  does not believe,  nor does it have any cause or reason to believe,  that it cannot perform each and every of its covenants contained in this Agreement.

         The Purchaser shall indemnify the Company and hold it harmless  against any claims,  proceedings, losses, damages,  penalties,  fines,  forfeitures,  reasonable and necessary legal fees and related costs, judgments,  and other costs and expenses  resulting from a breach by the Purchaser of the  representations and  warranties  contained in this Section 3.04. It is understood  and agreed that the  obligations of the
Purchaser set forth in this Section 3.04 to indemnify the Seller as provided  herein  constitute  the sole remedies of the Seller respecting a breach of the foregoing representations and warranties.

                                                ARTICLE IV

                              ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

         Section 4.01      Company to Act as Servicer.

         The Company,  as independent  contract servicer,  shall service and administer the Mortgage Loans in accordance  with this Agreement and with Accepted  Servicing  Practices,  and shall have full power and authority,  acting alone,  to do or cause to be done any and all things in connection  with such servicing and  administration  which the Company may deem  necessary or desirable and  consistent  with the terms of this  Agreement  and with  Accepted  Servicing  Practices  and exercise the same care that it  customarily employs  for its own  account.  Except as set forth in this  Agreement,  the  Company  shall  service  the
Mortgage  Loans in strict  compliance  with the  servicing  provisions  of the Fannie Mae Guides  (special servicing  option),  which  include,  but are not limited to,  provisions  regarding  the  liquidation  of
Mortgage  Loans,  the  collection of Mortgage  Loan  payments,  the payment of taxes,  insurance and other charges,  the  maintenance  of hazard  insurance  with a Qualified  Insurer,  the  maintenance of mortgage impairment  insurance,  the maintenance of fidelity bond and errors and omissions insurance,  inspections, the restoration of Mortgaged Property,  the maintenance of Primary Mortgage Insurance Policies,  insurance claims, the title,  management and disposition of REO Property,  permitted withdrawals with respect to REO
Property,  liquidation  reports,  and reports of foreclosures and abandonments of Mortgaged Property,  the transfer of Mortgaged  Property,  the release of Mortgage  Files,  annual  statements,  and examination of records and  facilities.  In the event of any conflict,  inconsistency  or discrepancy  between any of the servicing  provisions of this Agreement and any of the servicing  provisions of the Fannie Mae Guides, the provisions of this Agreement shall control and be binding upon the Purchaser and the Company.

         Consistent  with the terms of this Agreement,  the Company may waive,  modify or vary any term of any Mortgage  Loan or consent to the  postponement  of any such term or in any manner grant  indulgence to any  Mortgagor  if in the  Company's  reasonable  and prudent  determination  such  waiver,  modification, postponement  or indulgence is not materially  adverse to the Purchaser,  provided,  however,  that unless the Company has obtained the prior  written  consent of the  Purchaser,  the Company  shall not permit any modification  with respect to any Mortgage Loan that would change the Mortgage  Interest  Rate,  defer for more  than  ninety  days or  forgive  any  payment  of  principal  or  interest,  reduce or  increase  the outstanding  principal  balance  (except for actual  payments of principal)  or change the final  maturity date on such  Mortgage  Loan.  In the event of any such  modification  which has been agreed to in writing by the Purchaser and which  permits the deferral of interest or principal  payments on any Mortgage  Loan, the Company shall,  on the Business Day  immediately  preceding the Remittance  Date in any month in which any such principal or interest  payment has been deferred,  deposit in the Custodial  Account from its own funds,  in  accordance  with Section  4.04,  the  difference  between (a) such month's  principal  and one month's  interest at the Mortgage Loan  Remittance Rate on the unpaid  principal  balance of such Mortgage
Loan and (b) the amount paid by the  Mortgagor.  The Company shall be entitled to  reimbursement  for such advances to the same extent as for all other  advances  pursuant to Section  4.05.  Without  limiting  the generality of the foregoing,  the Company shall  continue,  and is hereby  authorized  and  empowered,  to prepare,  execute and deliver,  all  instruments of satisfaction  or  cancellation,  or of partial or full release,  discharge  and all other  comparable  instruments,  with respect to the Mortgage  Loans and with respect to the Mortgaged  Properties.  Notwithstanding  anything  herein to the contrary,  the Company may not enter into a  forbearance  agreement or similar  arrangement  with respect to any Mortgage  Loan which runs more than 180 days after the first  delinquent  Due Date.  Any such  agreement  shall be  approved by
Purchaser and, if required, by the Primary Mortgage Insurance Policy insurer, if required.

     Notwithstanding anything in this Agreement to the contrary, if any Mortgage Loan becomes subject to a Pass-Through Transfer, the Company (a) with respect to such Mortgage Loan, shall not permit any modification with respect to such Mortgage Loan that would change the Mortgage Interest Rate and
     (b) shall not (unless the Mortgagor is in default with respect to such Mortgage Loan or such default is, in the judgment of the Company, reasonably foreseeable) make or permit any modification, waiver or amendment of any term of such Mortgage Loan that would both (i) effect an exchange or reissuance of such Mortgage Loan under Section 1001 of the Code (or Treasury regulations promulgated thereunder) and (ii) cause any REMIC to fail to qualify as a REMIC under the Code or the imposition of any tax on "prohibited transactions" or "contributions" after the startup date under the REMIC Provisions.

         Prior to taking  any  action  with  respect  to the  Mortgage  Loans  subject  to a  Pass-Through
Transfer,  which is not  contemplated  under the  terms of this  Agreement,  the  Company  will  obtain an
Opinion of Counsel  acceptable to the trustee in such  Pass-Through  Transfer with respect to whether such action could result in the  imposition  of a tax upon any REMIC  (including  but not limited to the tax on prohibited  transactions as defined in Section  860F(a)(2) of the Code and the tax on  contributions  to a
REMIC set forth in Section  860G(d) of the  Code)(either  such event,  an "Adverse REMIC Event"),  and the
Company  shall not take any such  actions  as to which it has been  advised  that an Adverse  REMIC  Event could occur.

         The  Company  shall not permit the  creation  of any  "interests"  (within the meaning of Section
860G of the Code) in any REMIC.  The Company  shall not enter into any  arrangement  by which a REMIC will receive a fee or other  compensation  for  services  nor permit a REMIC to receive  any income from assets other than "qualified  mortgages" as defined in Section 860G(a)(3) of the Code or "permitted  investments"
as defined in Section 860G(a)(5) of the Code.

         In servicing and  administering  the Mortgage Loans, the Company shall employ Accepted  Servicing
Practices,  giving due consideration to the Purchaser's  reliance on the Company.  Unless a different time period is stated in this  Agreement,  Purchaser shall be deemed to have given consent in connection with a particular  matter if Purchaser  does not  affirmatively  grant or deny  consent  within five (5) Business
Days from the date Purchaser  receives a second  written  request for consent for such matter from Company as servicer.

         The Mortgage Loans may be  subserviced  by a Subservicer  on behalf of the Company  provided that the  Subservicer  is an entity that engages in the business of servicing  loans,  and in either case shall be authorized to transact  business,  and licensed to service mortgage loans, in the state or states where the  related  Mortgaged  Properties  it is to  service  are  situated,  if and to the extent  required  by applicable law to enable the Subservicer to perform its obligations  hereunder and under the  Subservicing
Agreement,  and in  either  case  shall  be a FHLMC or  Fannie  Mae  approved  mortgage  servicer  in good standing,  and no event has occurred,  including but not limited to a change in insurance coverage,  which would make it unable to comply with the  eligibility  requirements  for  lenders  imposed by Fannie Mae or for  seller/servicers  imposed by Fannie Mae or FHLMC,  or which would require  notification to Fannie Mae or FHLMC. In addition,  each Subservicer will obtain and preserve its  qualifications  to do business as a foreign  corporation  and its  licenses to service  mortgage  loans,  in each  jurisdiction  in which such qualifications  and/or  licenses are or shall be necessary to protect the validity and  enforceability  of this  Agreement,  or any of the Mortgage  Loans and to perform or cause to be  performed  its duties under the  related  Subservicing  Agreement.  The Company  may  perform  any of its  servicing  responsibilities hereunder or may cause the Subservicer to perform any such servicing  responsibilities  on its behalf, but the use by the  Company of the  Subservicer  shall not release  the  Company  from any of its  obligations hereunder  and  the  Company  shall  remain  responsible  hereunder  for all  acts  and  omissions  of the
Subservicer  as fully as if such acts and omissions  were those of the Company.  The Company shall pay all fees and expenses of the Subservicer  from its own funds, and the  Subservicer's  fee shall not exceed the
Servicing  Fee.  Company  shall  notify  Purchaser  promptly  in  writing  upon  the  appointment  of  any
Subservicer.

         At the cost and expense of the Company,  without any right of  reimbursement  from the  Custodial
Account,  the Company shall be entitled to terminate the rights and  responsibilities  of the  Subservicer and arrange for any  servicing  responsibilities  to be performed by a successor  subservicer  meeting the requirements  in the  preceding  paragraph,  provided,  however,  that nothing  contained  herein shall be deemed to prevent or prohibit the Company,  at the Company's option,  from electing to service the related
Mortgage Loans itself.  In the event that the Company's  responsibilities  and duties under this Agreement are terminated  pursuant to Section 4.13,  8.04, 9.01 or 10.01 and if requested to do so by the Purchaser, the  Company  shall  at its own  cost  and  expense  terminate  the  rights  and  responsibilities  of the
Subservicer  effective  as of the date of  termination  of the  Company.  The Company  shall pay all fees, expenses or penalties  necessary in order to terminate the rights and  responsibilities of the Subservicer from the Company's own funds without reimbursement from the Purchaser.

         Notwithstanding  any of the provisions of this Agreement  relating to agreements or  arrangements between the Company and the  Subservicer or any reference  herein to actions taken through the Subservicer or  otherwise,  the  Company  shall not be  relieved  of its  obligations  to the  Purchaser  and shall be obligated to the same extent and under the same terms and  conditions  as if it alone were  servicing  and administering  the  Mortgage  Loans.  The Company  shall be entitled to enter into an  agreement  with the
Subservicer  for  indemnification  of the  Company  by the  Subservicer  and  nothing  contained  in  this
Agreement  shall be deemed to limit or modify such  indemnification.  The Company will  indemnify and hold
Purchaser  harmless  from any loss,  liability  or  expense  arising  out of its use of a  Subservicer  to perform any of its servicing duties, responsibilities and obligations hereunder.

         Any  Subservicing  Agreement  and any other  transactions  or services  relating to the  Mortgage
Loans involving the Subservicer  shall be deemed to be between the Subservicer and Company alone,  and the
Purchaser shall have no obligations,  duties or liabilities  with respect to the Subservicer  including no obligation,  duty or liability of Purchaser to pay the  Subservicer's  fees and expenses.  For purposes of distributions  and  advances by the Company  pursuant to this  Agreement,  the Company  shall be deemed to have received a payment on a Mortgage Loan when the Subservicer has received such payment.

         Section 4.02      Collection of Mortgage Loan Payments.

         Continuously  from the date  hereof  until the date each  Mortgage  Loan  ceases to be subject to this Agreement,  the Company will proceed  diligently to collect all payments due under each Mortgage Loan when the same shall become due and payable and shall,  to the extent such  procedures  shall be consistent with this Agreement,  Accepted  Servicing  Practices,  and the terms and provisions of any related Primary
Mortgage  Insurance  Policy,  follow such  collection  procedures  as it follows  with respect to mortgage loans  comparable  to the  Mortgage  Loans and held for its own  account.  Further,  the Company will take special care in  ascertaining  and  estimating  annual  escrow  payments,  and all other  charges that, as provided  in the  Mortgage,  will  become  due  and  payable,  so that  the  installments  payable  by the
Mortgagors will be sufficient to pay such charges as and when they become due and payable.

         In no event will the Company  waive its right to any  prepayment  penalty or premium  without the prior written  consent of Purchaser and Company will use diligent  efforts to collect same when due except as otherwise provided in the prepayment penalty rider to the Mortgage.

         Section 4.03      Realization Upon Defaulted Mortgage

         The Company shall use its best efforts,  consistent  with the  procedures  that the Company would use in servicing loans for its own account,  consistent  with Accepted  Servicing  Practices,  any Primary
Mortgage  Insurance  Policies  and the  best  interest  of  Purchaser,  to  foreclose  upon  or  otherwise comparably  convert the  ownership of  properties  securing  such of the  Mortgage  Loans as come into and continue  in  default  and as to  which  no  satisfactory  arrangements  can be  made  for  collection  of delinquent  payments  pursuant to Section 4.01.  Foreclosure or comparable  proceedings shall be initiated within ninety (90) days of default for Mortgaged  Properties for which no  satisfactory  arrangements  can be made for  collection  of  delinquent  payments,  subject to state and federal law and  regulation.  The
Company  shall use its best  efforts to  realize  upon  defaulted  Mortgage  Loans in such  manner as will maximize  the receipt of  principal  and  interest by the  Purchaser,  taking  into  account,  among other things,  the timing of foreclosure  proceedings.  The foregoing is subject to the provisions  that, in any case in which a Mortgaged  Property  shall have  suffered  damage,  the  Company  shall not be required to expend its own funds toward the  restoration of such property  unless it shall determine in its discretion
(i) that such  restoration  will increase the proceeds of liquidation of the related  Mortgage Loan to the
Purchaser  after  reimbursement  to  itself  for  such  expenses,  and (ii)  that  such  expenses  will be recoverable by the Company through Insurance  Proceeds or Liquidation  Proceeds from the related Mortgaged
Property,  as  contemplated  in Section  4.05.  Company  shall  obtain  prior  approval of Purchaser as to repair or  restoration  expenses in excess of ten thousand  dollars  ($10,000).  The Company  shall notify the Purchaser in writing of the  commencement  of foreclosure  proceedings  and not less than 5 days prior to the acceptance or rejection of any offer of  reinstatement.  The Company shall be  responsible  for all costs and expenses incurred by it in any such proceedings or functions;  provided,  however, that it shall be entitled  to  reimbursement  thereof  from the  related  property,  as  contemplated  in Section  4.05.
Notwithstanding  anything  to  the  contrary  contained  herein,  in  connection  with  a  foreclosure  or acceptance  of a deed in lieu of  foreclosure,  in the event the Company has  reasonable  cause to believe that a  Mortgaged  Property  is  contaminated  by  hazardous  or toxic  substances  or  wastes,  or if the
Purchaser  otherwise requests an environmental  inspection or review of such Mortgaged  Property,  such an inspection  or review is to be  conducted  by a  qualified  inspector  at the  Purchaser's  expense.  Upon completion of the  inspection,  the Company shall promptly  provide the Purchaser with a written report of the environmental  inspection.  After reviewing the environmental  inspection  report, the Purchaser shall determine how the Company shall proceed with respect to the Mortgaged Property.

         Notwithstanding   anything  to  the  contrary   contained  herein,  the  Purchaser  may,  at  the
Purchaser's  sole option,  terminate the Company as servicer of any Mortgage Loan which becomes ninety (90 days or greater  delinquent in payment of a scheduled Monthly Payment,  without payment of any termination fee with respect  thereto,  provided that the Company shall on the date said  termination  takes effect be reimbursed  for any  unreimbursed  advances of the  Company's  funds made pursuant to Section 5.03 and any unreimbursed  Servicing  Advances and Servicing Fees in each case relating to the Mortgage Loan underlying such  delinquent  Mortgage  Loan  notwithstanding  anything to the contrary set forth in Section  4.05. In the  event  of any  such  termination,  the  provisions  of  Section  11.01  hereof  shall  apply  to said termination and the transfer of servicing  responsibilities  with respect to such delinquent Mortgage Loan to the Purchaser or its designee.

         In the event that a Mortgage  Loan  becomes  part of a REMIC,  and  becomes  REO  Property,  such property shall be disposed of by the Company,  with the consent of Purchaser as required  pursuant to this
Agreement,  before the close of the third  taxable year  following  the taxable year in which the Mortgage
Loan became an REO  Property,  unless the Company  provides to the trustee  under such REMIC an opinion of counsel to the effect that the holding of such REO Property  subsequent  to the close of the third taxable year  following  the taxable year in which the Mortgage  Loan became an REO  Property,  will not result in the  imposition  of taxes on  "prohibited  transactions"  as defined in Section 860F of the Code, or cause the  transaction  to fail to qualify as a REMIC at any time that  certificates  are  outstanding.  Company shall manage, conserve,  protect and operate each such REO Property for the certificateholders  solely for the purpose of its prompt  disposition  and sale in a manner which does not cause such property to fail to qualify as "foreclosure  property"  within the meaning of Section  860F(a)(2)(E)  of the Code, or any "net income from  foreclosure  property"  which is subject to taxation under the REMIC  provisions of the Code.
Pursuant  to its  efforts to sell such  property,  the  Company  shall  either  itself or through an agent selected by Company,  protect and  conserve  such  property in the same manner and to such an extent as is customary in the locality  where such  property is located.  Additionally,  Company  shall perform the tax withholding and reporting related to Sections 1445 and 6050J of the Code.

         Section 4.04      Establishment of Custodial Accounts; Deposits in Custodial Accounts.

         The Company shall segregate and hold all funds  collected and received  pursuant to each Mortgage
Loan  separate  and apart from any of its own funds and general  assets and shall  establish  and maintain one or more Custodial  Accounts.  The Custodial Account shall be an Eligible  Account.  Funds deposited in the  Custodial  Account,  which  shall be  deposited  within  24 hours of  receipt,  shall at all times be insured by the FDIC up to the FDIC  insurance  limits,  or must be invested in Permitted  Investments  for the benefit of the Purchaser.  Funds deposited in the Custodial  Account may be drawn on by the Company in accordance  with  Section  4.05.  The  creation of any  Custodial  Account  shall be evidenced by a letter agreement  in the form  shown in  Exhibit  B  hereto.  The  original  of such  letter  agreement  shall be furnished to the Purchaser on the Closing Date, and upon the request of any subsequent Purchaser.

         The Company  shall  deposit in the  Custodial  Account on a daily basis,  and retain  therein the following  payments and collections  received or made by it subsequent to the Cut-off Date, or received by it prior to the  Cut-off  Date but  allocable  to a period  subsequent  thereto,  other than in respect of principal and interest on the Mortgage Loans due on or before the Cut-off Date:

         (i)      all payments on account of principal,  including Principal Prepayments,  on the Mortgage
Loans;

         (ii)     all  payments on account of  interest on the  Mortgage  Loans  adjusted to the  Mortgage
Loan Remittance Rate;

         (iii)    all Liquidation Proceeds;

         (iv)     any  amounts  required  to be  deposited  by the  Company  in  connection  with  any REO
Property  pursuant to Section 4.13 and in  connection  therewith,  the Company shall provide the Purchaser with written detail itemizing all of such amounts;

         (v)      all Insurance  Proceeds  including amounts required to be deposited pursuant to Sections
4.08,  4.10 and 4.11,  other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged  Property or released to the Mortgagor in  accordance  with Accepted  Servicing
Practices, the Mortgage Loan Documents or applicable law;

         (vi)     all  Condemnation  Proceeds  affecting any Mortgaged  Property which are not released to the Mortgagor in accordance with Accepted Servicing Practices, the loan documents or applicable law;

         (vii)    any Monthly Advances;

         (viii)   with  respect to each full or partial  Principal  Prepayment,  any  Prepayment  Interest
Shortfalls,  to the extent of the Company's  aggregate  Servicing Fee received with respect to the related
Prepayment Period;

         (ix)     any  amounts  required  to be  deposited  by the  Company  pursuant  to Section  4.10 in connection with the deductible clause in any blanket hazard insurance  policy,  such deposit shall be made from the Company's own funds, without reimbursement therefor; and

         (x)      any amounts  required  to be  deposited  in the  Custodial  Account  pursuant to Section
4.01, 4.13 or 6.02.

                  The foregoing  requirements for deposit in the Custodial Account shall be exclusive,  it being  understood  and agreed that,  without  limiting the  generality of the  foregoing,  payments in the nature of late payment charges and assumption  fees, to the extent  permitted by Section 6.01, need not be deposited  by the  Company  in the  Custodial  Account.  Any  interest  paid  on  funds  deposited  in the
Custodial  Account by the  depository  institution  shall  accrue to the  benefit of the  Company  and the
Company shall be entitled to retain and withdraw such  interest  from the  Custodial  Account  pursuant to
Section  4.05 (iv).  The  Purchaser  shall not be  responsible  for any losses  suffered  with  respect to investment of funds in the Custodial Account.

         Section 4.05      Permitted Withdrawals From the Custodial Account.

         The Company  may,  from time to time,  withdraw  from the  Custodial  Account  for the  following purposes:

         (i)      to make  payments to the  Purchaser  in the amounts  and in the manner  provided  for in
Section 5.01;

         (ii)     to reimburse  itself for Monthly  Advances,  the  Company's  right to  reimburse  itself pursuant to this  subclause  (ii) being  limited to amounts  received on the related  Mortgage  Loan which represent late  collections (net of the related  Servicing Fees) of principal  and/or interest  respecting which  any such  advance  was made,  it being  understood  that,  in the case of such  reimbursement,  the
Company's right thereto shall be prior to the rights of the Purchaser,  except that,  where the Company is required  to  repurchase  a  Mortgage  Loan,  pursuant  to  Section  3.03,  the  Company's  right  to such reimbursement  shall be  subsequent to the payment to the Purchaser of the  Repurchase  Price  pursuant to such Section and all other  amounts  required to be paid to the  Purchaser  with respect to such  Mortgage
Loan;

         (iii)    to  reimburse  itself for  unreimbursed  Servicing  Advances  and any  unpaid  Servicing
Fees(or REO  administration  fees  described in Section  4.13),  the Company's  right to reimburse  itself pursuant to this  subclause  (iii) with respect to any  Mortgage  Loan being  limited to related  proceeds from Liquidation  Proceeds,  Condemnation  Proceeds and Insurance Proceeds in accordance with the relevant provisions of the Fannie Mae Guides or as otherwise  set forth in this  Agreement;  any recovery  shall be made upon liquidation of the REO Property;

         (iv)     to pay to  itself  as part of its  servicing  compensation  (a) any  interest  earned on funds in the Custodial  Account (all such interest to be withdrawn  monthly not later than each Remittance
Date),  and (b) the  Servicing  Fee from that  portion of any  payment or  recovery  as to  interest  with respect to a particular Mortgage Loan;

         (v)      to pay to itself with respect to each Mortgage Loan that has been  repurchased  pursuant to Section  3.03 all  amounts  received  thereon and not  distributed  as of the date on which the related repurchase price is determined,

         (vi)     to transfer funds to another Eligible Account in accordance with Section 4.09 hereof;

         (vii)    to remove funds inadvertently placed in the Custodial Account by the Company; and

         (vi)     to clear and terminate the Custodial Account upon the termination of this Agreement.

         Section 4.06      Establishment of Escrow Accounts; Deposits in Escrow Accounts.

         The Company shall segregate and hold all funds  collected and received  pursuant to each Mortgage
Loan which  constitute  Escrow  Payments  separate and apart from any of its own funds and general  assets and shall  establish  and maintain one or more Escrow  Accounts.  The Escrow  Account shall be an Eligible
Account.  Funds  deposited  in each  Escrow  Account  shall at all times be insured in a manner to provide maximum  insurance  under  the  insurance  limitations  of the  FDIC,  or must be  invested  in  Permitted
Investments.  Funds  deposited  in the Escrow  Account may be drawn on by the Company in  accordance  with
Section  4.07.  The creation of any Escrow  Account  shall be evidenced by a letter  agreement in the form shown in Exhibit C. The  original of such letter  agreement  shall be  furnished  to the  Purchaser on the
Closing Date, and upon request to any subsequent purchaser.

         The  Company  shall  deposit  in the Escrow  Account or  Accounts  on a daily  basis,  and retain therein:

         (i)      all Escrow  Payments  collected  on account of the  Mortgage  Loans,  for the purpose of effecting timely payment of any such items as required under the terms of this Agreement;

         (ii)     all  Insurance  Proceeds  which are to be  applied to the  restoration  or repair of any
Mortgaged Property; and

         (iii)    all Servicing  Advances for Mortgagors  whose Escrow Payments are  insufficient to cover escrow disbursements.

                  The  Company  shall  make  withdrawals  from the  Escrow  Account  only to  effect  such payments as are required  under this  Agreement,  and for such other  purposes as shall be as set forth or in  accordance  with Section  4.07.  The Company  shall be entitled to retain any  interest  paid on funds deposited  in the Escrow  Account by the  depository  institution  other than  interest on escrowed  funds required by law to be paid to the  Mortgagor  and, to the extent  required by law,  the Company  shall pay interest  on escrowed  funds to the  Mortgagor  notwithstanding  that the Escrow  Account is  non-interest bearing or that interest  paid thereon is  insufficient  for such  purposes.  The  Purchaser  shall not be responsible for any losses suffered with respect to investment of funds in the Escrow Account.

         Section 4.07      Permitted Withdrawals From Escrow Account.

         Withdrawals from the Escrow Account may be made by Company only:

         (i)      to effect timely  payments of ground rents,  taxes,  assessments,  water rates,  Primary
Mortgage  Insurance  Policy  premiums,  if applicable,  fire and hazard  insurance  premiums,  condominium assessments and comparable items;

         (ii)     to  reimburse  Company  for any  Servicing  Advance  made by Company  with  respect to a related  Mortgage Loan but only from amounts  received on the related  Mortgage Loan which  represent late payments or collections of Escrow Payments thereunder;

         (iii)    to refund to the Mortgagor any funds as may be determined to be overages;

         (iv)     for transfer to the Custodial Account in accordance with the terms of this Agreement;

         (v)      for application to restoration or repair of the Mortgaged Property;

         (vi)     to pay to the Company,  or to the Mortgagor to the extent  required by law, any interest paid on the funds deposited in the Escrow Account;

         (vii)    to clear and terminate  the Escrow  Account on the  termination  of this  Agreement.  As part of its  servicing  duties,  the  Company  shall  pay to the  Mortgagors  interest  on funds in Escrow
Account,  to the extent  required by law,  and to the extent that  interest  earned on funds in the Escrow
Account is insufficient,  shall pay such interest from its own funds, without any reimbursement  therefor;
and

         (viii)   to pay to the  Mortgagors or other parties  Insurance  Proceeds  deposited in accordance with Section 4.06.

         Section 4.08      Payment of Taxes, Insurance and Other Charges; Maintenance of Primary Mortgage
Insurance Policies; Collections Thereunder.

         With respect to each Mortgage Loan, the Company shall maintain  accurate  records  reflecting the status of ground rents, taxes,  assessments,  water rates and other charges which are or may become a lien upon the  Mortgaged  Property and the status of primary  mortgage  insurance  premiums and fire and hazard insurance  coverage  and shall  obtain,  from time to time,  all bills for the  payment  of such  charges, including  renewal  premiums  and  shall  effect  payment  thereof  prior  to the  applicable  penalty  or termination date and at a time appropriate for securing maximum  discounts  allowable,  employing for such purpose  deposits of the Mortgagor in the Escrow Account which shall have been  estimated and  accumulated by the Company in amounts  sufficient  for such  purposes,  as allowed  under the terms of the Mortgage or applicable  law. To the extent that the Mortgage does not provide for Escrow  Payments,  the Company shall determine  that any such  payments  are made by the  Mortgagor  at the time they  first  become  due.  The
Company  assumes full  responsibility  for the timely  payment of all such bills and shall  effect  timely payments of all such bills  irrespective  of the Mortgagor's  faithful  performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments.

         The Company will maintain in full force and effect Primary  Mortgage  Insurance  Policies  issued by a Qualified  Insurer with respect to each  Mortgage  Loan for which such  coverage is herein  required.
Such  coverage will be terminated  only with the approval of Purchaser,  or as required by applicable  law or regulation.  The Company will not cancel or refuse to renew any Primary  Mortgage  Insurance  Policy in effect  on the  Closing  Date  that  is  required  to be kept in  force  under  this  Agreement  unless  a replacement  Primary  Mortgage  Insurance  Policy for such canceled or nonrenewed  policy is obtained from and  maintained  with a Qualified  Insurer.  The Company  shall not take any action  which would result in non-coverage  under any  applicable  Primary  Mortgage  Insurance  Policy of any loss  which,  but for the actions  of the  Company  would  have been  covered  thereunder.  In  connection  with any  assumption  or substitution  agreement  entered into or to be entered into  pursuant to Section  6.01,  the Company shall promptly  notify the  insurer  under the  related  Primary  Mortgage  Insurance  Policy,  if any,  of such assumption or  substitution  of liability in  accordance  with the terms of such policy and shall take all actions  which may be required by such insurer as a condition to the  continuation  of coverage  under the
Primary Mortgage  Insurance  Policy.  If such Primary Mortgage  Insurance Policy is terminated as a result of such assumption or substitution of liability,  the Company shall obtain a replacement  Primary Mortgage
Insurance Policy as provided above.

         In connection  with its  activities as servicer,  the Company  agrees to prepare and present,  on behalf of itself and the Purchaser,  claims to the insurer under any Private Mortgage  Insurance Policy in a timely  fashion in  accordance  with the terms of such Primary  Mortgage  Insurance  Policy and, in this regard,  to take such  action  as shall be  necessary  to  permit  recovery  under  any  Primary  Mortgage
Insurance Policy  respecting a defaulted  Mortgage Loan.  Pursuant to Section 4.04, any amounts  collected by the Company under any Primary Mortgage  Insurance  Policy shall be deposited in the Custodial  Account, subject to withdrawal pursuant to Section 4.05.

         Section 4.09      Transfer of Accounts.

         The Company may  transfer the  Custodial  Account or the Escrow  Account to a different  Eligible
Account from time to time.  Such transfer shall be made only upon  obtaining the prior written  consent of the Purchaser, which consent will not be unreasonably withheld.

         Section 4.10      Maintenance of Hazard Insurance.

         The Company shall cause to be maintained  for each Mortgage Loan fire and hazard  insurance  with extended  coverage as is  acceptable  to Fannie Mae or FHLMC and customary in the area where the Mortgaged
Property is located in an amount  which is equal to the lesser of (i) the maximum  insurable  value of the improvements  securing such Mortgage Loan or (ii) the greater of (a) the outstanding  principal balance of the Mortgage  Loan,  and (b) an amount such that the proceeds  thereof  shall be sufficient to prevent the
Mortgagor  and/or the mortgagee from becoming a co-insurer.  If required by the Flood Disaster  Protection
Act of 1973,  as amended,  each  Mortgage Loan shall be covered by a flood  insurance  policy  meeting the requirements  of the  current  guidelines  of the  Federal  Insurance  Administration  in  effect  with an insurance  carrier  acceptable to Fannie Mae or FHLMC,  in an amount  representing  coverage not less than the least of (i) the  outstanding  principal  balance of the  Mortgage  Loan,  (ii) the maximum  insurable value of the  improvements  securing such Mortgage Loan or (iii) the maximum amount of insurance  which is available  under the Flood  Disaster  Protection  Act of 1973, as amended.  If at any time during the term of the Mortgage  Loan,  the Company  determines  in  accordance  with  applicable  law and pursuant to the
Fannie Mae Guides that a Mortgaged  Property is located in a special  flood hazard area and is not covered by flood  insurance  or is  covered  in an amount  less than the  amount  required  by the Flood  Disaster
Protection  Act of 1973,  as amended,  the Company shall notify the related  Mortgagor  that the Mortgagor must obtain such flood  insurance  coverage,  and if said  Mortgagor  fails to obtain the  required  flood insurance  coverage within  forty-five (45) days after such  notification,  the Company shall  immediately force place the required flood  insurance on the  Mortgagor's  behalf.  The Company shall also maintain on each REO Property,  fire and hazard insurance with extended  coverage in an amount which is at least equal to the maximum insurable value of the improvements  which are a part of such property,  and, to the extent required and available  under the Flood Disaster  Protection Act of 1973, as amended,  flood  insurance in an amount as provided  above.  Any amounts  collected by the Company  under any such  policies  other than amounts to be deposited in the Escrow  Account and applied to the  restoration  or repair of the Mortgaged
Property or REO Property,  or released to the Mortgagor in accordance with Accepted  Servicing  Practices, shall be deposited  in the  Custodial  Account,  subject to  withdrawal  pursuant to Section  4.05.  It is understood  and  agreed  that no  other  additional  insurance  need be  required  by the  Company  of the
Mortgagor or  maintained  on property  acquired in respect of the Mortgage  Loan,  other than  pursuant to this Agreement,  the Fannie Mae Guides or such  applicable  state or federal laws and regulations as shall at any time be in force  and as shall  require  such  additional  insurance.  All such  policies  shall be endorsed  with  standard  mortgagee  clauses  with loss payable to the Company and its  successors  and/or assigns and shall provide for at least thirty days prior  written  notice of any  cancellation,  reduction in the amount or material  change in coverage to the Company.  The Company  shall not  interfere  with the
Mortgagor's  freedom of choice in selecting  either his  insurance  carrier or agent,  provided,  however, that the  Company  shall not accept any such  insurance  policies  from  insurance  companies  unless such companies are Qualified Insurers.

         Section 4.11      Maintenance of Mortgage Impairment Insurance Policy.

         In the event that the Company  shall  obtain and maintain a blanket  policy  issued by an insurer acceptable to Fannie Mae or FHLMC insuring  against hazard losses on all of the Mortgage  Loans,  then, to the extent such policy  provides  coverage in an amount equal to the amount  required  pursuant to Section
4.10 and otherwise  complies with all other  requirements of Section 4.10, it shall conclusively be deemed to have satisfied its  obligations as set forth in Section 4.10, it being  understood and agreed that such policy may contain a deductible  clause,  in which case the Company  shall,  in the event that there shall not have been  maintained  on the related  Mortgaged  Property  or REO  Property a policy  complying  with
Section  4.10,  and there shall have been a loss which would have been covered by such policy,  deposit in the  Custodial  Account  the  amount  not  otherwise  payable  under the  blanket  policy  because of such deductible  clause.  In  connection  with its  activities as servicer of the Mortgage  Loans,  the Company agrees to prepare and present,  on behalf of the  Purchaser,  claims  under any such  blanket  policy in a timely fashion in accordance  with the terms of such policy.  Upon request of the  Purchaser,  the Company shall cause to be delivered to the  Purchaser a certified  true copy of such policy and shall use its best efforts  to  obtain  a  statement  from the  insurer  thereunder  that  such  policy  shall in no event be terminated or materially modified without thirty (30) days' prior written notice to the Purchaser.

         Section 4.12      Fidelity Bond, Errors and Omissions Insurance.

         The  Company  shall  maintain,  at its own  expense,  a blanket  fidelity  bond and an errors and omissions insurance policy, with broad coverage with responsible  companies on all officers,  employees or other persons  acting in any capacity with regard to the Mortgage Loan to handle funds,  money,  documents and  papers  relating  to the  Mortgage  Loan.  The  Fidelity  Bond  shall be in the form of the  Mortgage
Banker's Blanket Bond and shall protect and insure the Company against losses,  including forgery,  theft, embezzlement  and fraud of such persons.  The errors and omissions  insurance shall protect and insure the
Company  against  losses  arising out of errors and  omissions and  negligent  acts of such persons.  Such errors and  omissions  insurance  shall also protect and insure the Company  against  losses in connection with the failure to maintain any insurance  policies  required  pursuant to this Agreement and the release or  satisfaction of a Mortgage Loan without having obtained  payment in full of the  indebtedness  secured thereby.  No  provision  of this  Section  4.12  requiring  the  Fidelity  Bond or  errors  and  omissions insurance  shall  diminish  or relieve the Company  from its duties and  obligations  as set forth in this
Agreement.  The minimum  coverage under any such bond and insurance  policy shall be at least equal to the corresponding  amounts  required by Fannie Mae in the Fannie Mae Guides.  Upon  request by the  Purchaser, the  Company  shall  deliver to the  Purchaser  a  certificate  from the surety and the  insurer as to the existence  of the Fidelity  Bond and errors and  omissions  insurance  policy and shall obtain a statement from the  surety  and the  insurer  that  such  Fidelity  Bond or  insurance  policy  shall in no event be terminated or materially  modified  without thirty (30) days' prior written  notice to the Purchaser.  The
Company shall notify the  Purchaser  within five (5) business days of receipt of notice that such Fidelity
Bond or insurance policy will be, or has been,  materially  modified or terminated.  The Purchaser (or any party  having the status of  Purchaser  hereunder)  and any  subsidiary  thereof and their  successors  or assigns  as  their  interests  may  appear  must be  named  as loss  payees  on the  Fidelity  Bond and as additional  insured on the errors and omissions policy.  Upon request by Purchaser,  Company shall provide
Purchaser with an insurance  certificate  certifying coverage under this Section 4.12, and will provide an update to such certificate upon request, or upon renewal or material modification of coverage.

         Section 4.13      Title, Management and Disposition of REO Property.

         In the event that title to the Mortgaged  Property is acquired in  foreclosure or by deed in lieu of  foreclosure,  the deed or  certificate  of sale  shall be  taken in the name of the  Purchaser  or its designee,  or in the event the  Purchaser or its designee is not  authorized or permitted to hold title to real  property in the state where the REO Property is located,  or would be adversely  affected  under the
"doing  business" or tax laws of such state by so holding title,  the deed or certificate of sale shall be taken in the name of such  Person or Persons as shall be  consistent  with an opinion of counsel  obtained by the Company  from an attorney  duly  licensed  to practice  law in the state where the REO  Property is located.  Any Person or Persons holding such title other than the Purchaser  shall  acknowledge in writing that such title is being held as nominee for the benefit of the Purchaser.

         The  Company  shall  notify  the  Purchaser  in  accordance  with the  Fannie  Mae Guides of each acquisition  of REO  Property  upon such  acquisition  (and,  in any event,  shall  provide  notice of the consummation  of any foreclosure  sale within three (3) Business Days of the date Company  receives notice of such  consummation),  together  with a copy of the drive by appraisal or brokers  price  opinion of the
Mortgaged   Property   obtained  in  connection  with  such   acquisition,   and  thereafter   assume  the
responsibility  for  marketing  such  REO  property  in  accordance  with  Accepted  Servicing  Practices.
Thereafter,  the  Company  shall  continue to provide  certain  administrative  services to the  Purchaser relating  to such  REO  Property  as set  forth in this  Section  4.13.  The fee for  such  administrative services  shall be $2,000 to be paid upon  liquidation  of the REO  Property.  No  Servicing  Fee shall be assessed  or  otherwise  accrue on any REO  Property  from and after the date on which it  becomes  an REO
Property.

         The Company shall,  either itself or through an agent selected by the Company,  and in accordance with the Fannie Mae Guides  manage,  conserve,  protect and operate  each REO  Property in the same manner that it manages,  conserves,  protects and operates other foreclosed property for its own account,  and in the same manner that similar  property in the same  locality as the REO  Property is managed.  The Company shall cause each REO Property to be inspected  promptly  upon the  acquisition  of title thereto and shall cause each REO Property to be inspected at least  monthly  thereafter  or more  frequently  as required by the  circumstances.  The  Company  shall  make  or  cause  to be  made  a  written  report  of  each  such inspection.  Such reports  shall be retained in the Mortgage  File and copies  thereof  shall be forwarded by the Company to the Purchaser.

         The Company  shall use its best  efforts to dispose of the REO  Property as soon as possible  and shall  sell such REO  Property  in any  event  within  one year  after  title  has been  taken to such REO
Property,  unless  the  Company  determines,  and gives an  appropriate  notice to the  Purchaser  to such effect,  that a longer period is necessary for the orderly  liquidation of such REO Property.  If a longer period than one (1) year is  permitted  under the  foregoing  sentence  and is  necessary  to sell any REO
Property,  the Company  shall report  monthly to the  Purchaser  as to the progress  being made in selling such REO  Property.  No REO Property  shall be marketed  for less than the  Appraised  Value,  without the prior consent of Purchaser.  No REO Property  shall be sold for less than ninety five percent (95%) of its
Appraised  Value,  without the prior consent of  Purchaser.  All requests for  reimbursement  of Servicing
Advances  shall be in accordance  with the Fannie Mae Guides.  The  disposition  of REO Property  shall be carried out by the Company at such price,  and upon such terms and conditions,  as the Company deems to be in the best  interests of the  Purchaser  (subject to the above  conditions)  only with the prior  written consent of the Purchaser.  Company shall provide  monthly  reports to Purchaser in reference to the status of the marketing of the REO Properties.

         Notwithstanding   anything  to  the  contrary   contained  herein,  the  Purchaser  may,  at  the
Purchaser's  sole option,  terminate the Company as servicer of any such REO Property  without  payment of any termination  fee with respect  thereto,  provided that the Company shall on the date said  termination takes effect be reimbursed for any  unreimbursed  advances of the Company's funds made pursuant to Section
5.03 and any  unreimbursed  Servicing  Advances and  Servicing  Fees in each case relating to the Mortgage
Loan  underlying  such REO Property  notwithstanding  anything to the contrary set forth in Section  4.05.
In the  event of any such  termination,  the  provisions  of  Section  11.01  hereof  shall  apply to said termination  and the  transfer of  servicing  responsibilities  with  respect to such REO  Property to the
Purchaser or its designee.  Within five  Business  Days of any such  termination,  the Company  shall,  if necessary  convey  such  property to the  Purchaser  and shall  further  provide  the  Purchaser  with the following  information  regarding  the subject REO  Property:  the related  drive by  appraisal or brokers price  opinion,  and copies of any related  Mortgage  Impairment  Insurance  Policy  claims.  In addition, within five  Business  Days,  the Company  shall  provide the  Purchaser  with the  following  information regarding  the  subject  REO  Property:  the  related  trustee's  deed upon sale and copies of any related hazard insurance claims, or repair bids.

         Section 4.14      Notification of Maturity Date.

          With respect to each Mortgage  Loan,  the Company shall execute and deliver to the Mortgagor any and all necessary  notices  required under  applicable law and the terms of the related  Mortgage Note and
Mortgage regarding the maturity date if required under applicable law.

                                                ARTICLE V

                                        PAYMENTS TO THE PURCHASER

         Section 5.01      Distributions.

         On each Remittance Date, the Company shall  distribute by wire transfer of immediately  available funds to the  Purchaser (i) all amounts  credited to the Custodial  Account as of the close of business on the preceding  Determination  Date,  net of charges  against or  withdrawals  from the  Custodial  Account pursuant to Section  4.05,  plus (ii) all Monthly  Advances,  if any,  which the Company is  obligated  to distribute  pursuant to Section 5.03,  plus,  (iii) interest at the Mortgage Loan  Remittance  Rate on any
Principal  Prepayment  from the date of such Principal  Prepayment  through the end of the month for which disbursement  is made  provided that the  Company's  obligation  as to payment of such  interest  shall be limited  to the  Servicing  Fee  earned  during  the  month of the  distribution,  minus  (i) any  amounts attributable  to Monthly  Payments  collected  but due on a Due Date or Dates  subsequent to the preceding
Determination  Date,  which  amounts  shall be remitted on the  Remittance  Date next  succeeding  the Due
Period for such amounts.  It is  understood  that,  by operation of Section  4.04,  the  remittance on the first  Remittance Date with respect to Mortgage Loans  purchased  pursuant to this Agreement is to include principal  collected  after the Cut-off  Date  through the  preceding  Determination  Date plus  interest, adjusted to the Mortgage Loan Remittance Rate collected through such  Determination  Date exclusive of any portion  thereof  allocable to the period prior to the Cut-off  Date,  with the  adjustments  specified in clauses (ii), and (iii) above.

         With respect to any remittance  received by the Purchaser after the Remittance  Date, the Company shall pay to the  Purchaser  interest on any such late  payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change,  plus three (3)  percentage  points,  but in no event greater than the maximum  amount  permitted by applicable  law. Such interest  shall cover the period  commencing  with the day  following  the  Business  Day such payment was due and ending with the Business Day on which such payment is made to the Purchaser,  both  inclusive.  The payment by the Company of any such interest shall not be deemed an  extension  of time for  payment or a waiver of any Event of Default by the  Company.  On each Remittance  Date, the Company shall provide a remittance  report detailing all amounts being remitted pursuant to this Section 5.01.

         Section 5.02      Statements to the Purchaser.

         The Company shall  furnish to Purchaser an  individual  loan  accounting  report,  as of the last
Business  Day of each month,  in the  Company's  assigned  loan number  order to  document  Mortgage  Loan payment  activity on an individual  Mortgage  Loan basis.  With respect to each month,  the  corresponding individual  loan  accounting  report shall be received by the  Purchaser no later than the fifth  Business
Day of the following  month on a disk or tape or other  computer-readable  format in such format as may be mutually  agreed upon by both  Purchaser  and  Company,  and no later than the fifth  Business  Day of the following month in hard copy, and shall contain the following:

         (i) With respect to each Monthly  Payment,  the amount of such remittance  allocable to principal
(including a separate breakdown of any Principal  Prepayment,  including the date of such prepayment,  and any prepayment  penalties or premiums,  along with a detailed  report of interest on principal  prepayment amounts remitted in accordance with Section 4.04);

         (ii)  with respect to each Monthly Payment, the amount of such remittance allocable to interest;

         (iii)  the  amount  of  servicing   compensation   received  by  the  Company  during  the  prior
distribution period;

         (iv)  the aggregate Stated Principal Balance of the Mortgage Loans;

         (v) the  aggregate  of any  expenses  reimbursed  to the  Company  during the prior  distribution period pursuant to Section 4.05;

         (vi) The number and aggregate  outstanding  principal  balances of Mortgage  Loans (a) delinquent
(1) 30 to 59 days,  (2) 60 to 89 days,  (3) 90 days or more;  (b) as to which  foreclosure  has commenced;
and (c) as to which REO Property has been acquired; and

         The Company  shall also  provide a trial  balance,  sorted in  Purchaser's  assigned  loan number order, in the form of Exhibit E hereto, with each such Report.

         The Company shall prepare and file any and all information  statements or other filings  required to be delivered to any governmental  taxing authority or to Purchaser  pursuant to any applicable law with respect to the Mortgage Loans and the transactions  contemplated  hereby.  In addition,  the Company shall provide  Purchaser  with such  information  concerning the Mortgage Loans as is necessary for Purchaser to prepare its federal income tax return as Purchaser may reasonably request from time to time.

         In  addition,  not more than sixty (60) days after the end of each  calendar  year,  the  Company shall  furnish  to each  Person  who was a  Purchaser  at any time  during  such  calendar  year an annual statement in accordance  with the  requirements  of applicable  federal income tax law as to the aggregate of remittances for the applicable portion of such year.

         Section 5.03      Monthly Advances by the Company.

         Not later than the close of business on the Business Day  preceding  each  Remittance  Date,  the
Company  shall deposit in the Custodial  Account an amount equal to all payments not  previously  advanced by the Company,  whether or not deferred  pursuant to Section  4.01,  of principal  (due after the Cut-off
Date) and interest not  allocable to the period prior to the Cut-off  Date,  adjusted to the Mortgage Loan
Remittance  Rate,  which  were due on a  Mortgage  Loan and  delinquent  at the close of  business  on the related Determination Date.

         The  Company's  obligation  to make such Monthly  Advances as to any Mortgage  Loan will continue through the last  Monthly  Payment due prior to the payment in full of the Mortgage  Loan,  or through the
Remittance  Date  prior  to the date on which  the  Mortgaged  Property  liquidates  (including  Insurance
Proceeds,  proceeds from the sale of REO Property or  Condemnation  Proceeds) with respect to the Mortgage
Loan  unless the Company  deems such  advance to be  nonrecoverable.  In such  event,  the  Company  shall deliver to the  Purchaser  an  Officer's  Certificate  of the Company to the effect that an officer of the
Company  has  reviewed  the  related  Mortgage  File and has made the  reasonable  determination  that any additional advances are nonrecoverable.

         Section 5.04      Liquidation Reports.

         Upon the foreclosure sale of any Mortgaged  Property or the acquisition  thereof by the Purchaser pursuant to a  deed-in-lieu  of  foreclosure,  the Company  shall  submit to the  Purchaser a  liquidation report with respect to such  Mortgaged  Property in a form mutually  acceptable to Company and  Purchaser.
The Company  shall also  provide  reports on the status of REO Property  containing  such  information  as
Purchaser may reasonably require.

                                                ARTICLE VI

                                       GENERAL SERVICING PROCEDURES

         Section 6.01      Assumption Agreements.

         The Company will, to the extent it has knowledge of any conveyance or  prospective  conveyance by any  Mortgagor of the  Mortgaged  Property  (whether by absolute  conveyance  or by contract of sale,  and whether  or not the  Mortgagor  remains  or is to  remain  liable  under  the  Mortgage  Note  and/or  the
Mortgage),  exercise its rights to accelerate  the maturity of such Mortgage Loan under any  "due-on-sale"
clause to the extent  permitted by law;  provided,  however,  that the Company shall not exercise any such rights if  prohibited  by law or the terms of the  Mortgage  Note from doing so or if the exercise of such rights  would  impair or threaten to impair any  recovery  under the related  Primary  Mortgage  Insurance
Policy,  if any. If the Company  reasonably  believes it is unable  under  applicable  law to enforce such
"due-on-sale"  clause,  the Company,  with the approval of the  Purchaser,  will enter into an  assumption agreement  with  the  person  to whom the  Mortgaged  Property  has been  conveyed  or is  proposed  to be conveyed,  pursuant  to which such  person  becomes  liable  under the  Mortgage  Note and,  to the extent permitted by applicable  state law, the Mortgagor  remains liable thereon.  Where an assumption is allowed pursuant to this  Section  6.01,  the Company,  with the prior  consent of the  Purchaser  and the primary mortgage  insurer,  if any, is authorized to enter into a  substitution  of liability  agreement  with the person to whom the Mortgaged  Property has been  conveyed or is proposed to be conveyed  pursuant to which the  original  mortgagor is released  from  liability  and such Person is  substituted  as  mortgagor  and becomes liable under the related  Mortgage Note. Any such  substitution  of liability  agreement  shall be in lieu of an assumption agreement.

         In connection with any such  assumption or  substitution  of liability,  the Company shall follow the  underwriting  practices and procedures of the Company.  With respect to an assumption or substitution of liability,  the Mortgage  Interest Rate borne by the related  Mortgage  Note, the amount of the Monthly
Payment and the maturity  date may not be changed  (except  pursuant to the terms of the  Mortgage  Note).
If the  credit  of the  proposed  transferee  does  not  meet  such  underwriting  criteria,  the  Company diligently  shall,  to the extent  permitted by the Mortgage or the Mortgage Note and by  applicable  law, accelerate  the maturity of the  Mortgage  Loan.  The Company  shall  notify the  Purchaser  that any such substitution  of liability or assumption  agreement has been  completed by forwarding to the Purchaser the original of any such substitution of liability or assumption  agreement,  which document shall be added to the related Mortgage File and shall,  for all purposes,  be considered a part of such Mortgage File to the same extent as all other  documents and  instruments  constituting  a part thereof.  All fees collected by the Company for entering into an assumption or  substitution  of liability  agreement  shall belong to the
Company.

         Notwithstanding  the  foregoing  paragraphs  of  this  Section  or any  other  provision  of this
Agreement,  the  Company  shall not be  deemed to be in  default,  breach  or any other  violation  of its obligations  hereunder  by  reason  of any  assumption  of a  Mortgage  Loan  by  operation  of law or any assumption  which the Company may be restricted by law from  preventing,  for any reason  whatsoever.  For purposes of this Section  6.01,  the term  "assumption"  is deemed to also include a sale of the Mortgaged
Property  subject to the Mortgage that is not  accompanied by an assumption or  substitution  of liability agreement.

         Section 6.02      Satisfaction of Mortgages and Release of Mortgage Files.

         Upon the payment in full of any Mortgage  Loan,  or the receipt by the Company of a  notification that  payment  in full  will be  escrowed  in a manner  customary  for such  purposes,  the  Company  will immediately  notify the Purchaser by a  certification,  which  certification  shall include a statement to the effect  that all  amounts  received  or to be  received  in  connection  with such  payment  which are required  to be  deposited  in the  Custodial  Account  pursuant  to Section  4.04 have been or will be so deposited,  of a Servicing  Officer and shall  request  delivery to it of the portion of the Mortgage File held by the  Purchaser.  The  Purchaser  shall no later  than five  Business  Days  after  receipt of such certification  and request,  release or cause to be released to the  Company,  the related  Mortgage  Loan
Documents and, upon its receipt of such documents,  the Company shall promptly  prepare and deliver to the
Purchaser  the  requisite  satisfaction  or release.  No later than five (5) Business  Days  following its receipt of such  satisfaction or release,  the Purchaser shall deliver,  or cause to be delivered,  to the
Company the release or satisfaction  properly  executed by the owner of record of the applicable  mortgage or its duly  appointed  attorney  in fact.  No expense  incurred  in  connection  with any  instrument  of satisfaction or deed of reconveyance shall be chargeable to the Custodial Account.

         In the event the Company  satisfies or releases a Mortgage  without  having  obtained  payment in full of the  indebtedness  secured  by the  Mortgage  or  should  it  otherwise  prejudice  any  right the
Purchaser may have under the mortgage  instruments,  the Company,  upon written demand, shall remit within two (2) Business Days to the  Purchaser the then  outstanding  principal  balance of the related  Mortgage
Loan by deposit  thereof in the  Custodial  Account.  The Company  shall  maintain the  Fidelity  Bond and errors and omissions  insurance  insuring the Company  against any loss it may sustain with respect to any
Mortgage Loan not satisfied in accordance with the procedures set forth herein.

         From time to time and as  appropriate  for the  servicing or  foreclosure  of the Mortgage  Loan, including  for the purpose of  collection  under any Primary  Mortgage  Insurance  Policy,  the  Purchaser
shall,  upon  request of the Company and  delivery to the  Purchaser  of a servicing  receipt  signed by a
Servicing  Officer,  release the portion of the Mortgage File held by the  Purchaser to the Company.  Such servicing  receipt shall  obligate the Company to return the related  Mortgage  documents to the Purchaser when the need therefor by the Company no longer exists,  unless the Mortgage Loan has been  liquidated and the  Liquidation  Proceeds  relating to the Mortgage Loan have been deposited in the Custodial  Account or the Mortgage  File or such  document has been  delivered to an attorney,  or to a public  trustee or other public  official  as required  by law,  for  purposes of  initiating  or  pursuing  legal  action or other proceedings for the foreclosure of the Mortgaged  Property either  judicially or  non-judicially,  and the
Company has  delivered to the  Purchaser a certificate  of a Servicing  Officer  certifying as to the name and address of the Person to which such  Mortgage  File or such  document was delivered and the purpose or purposes of such  delivery.  Upon  receipt of a  certificate  of a  Servicing  Officer  stating  that such
Mortgage Loan was liquidated, the servicing receipt shall be released by the Purchaser to the Company.

         Section 6.03      Servicing Compensation.

         As compensation  for its services  hereunder,  the Company shall be entitled to withdraw from the
Custodial Account (to the extent of interest  payments  collected on the Mortgage Loans) or to retain from interest  payments  collected on the Mortgage Loans, the amounts  provided for as the Company's  Servicing
Fee, subject to payment of compensating  interest on Principal  Prepayments as capped by the Servicing Fee pursuant to Section 5.01 (iii).  Additional  servicing  compensation  in the form of  assumption  fees, as provided in Section 6.01,  and late payment  charges or otherwise  shall be retained by the Company to the extent not  required to be  deposited  in the  Custodial  Account.  No  Servicing  Fee shall be payable in connection with partial Monthly  Payments.  The Company shall be required to pay all expenses  incurred by it in  connection  with its  servicing  activities  hereunder  and shall not be entitled to  reimbursement therefor except as specifically provided for.

         Section 6.04      Annual Statement as to Compliance.

         The Company will deliver to the Purchaser,  to any master servicer which is master  servicing any of the  Mortgage  Loans  (each,  a "Master  Servicer")  and to any entity  which is the  depositor  of the
Mortgage  Loans (each, a  "Depositor")  not later than March 14 of each calendar year,  beginning in March
2004 and with respect to any  calendar  year during which the  Depositor's  annual  report on Form 10-K is required to be filed in accordance  with the  Securities  Exchange Act of 1934, as amended (the  "Exchange
Act") and the rules and  regulations of the  Securities and Exchange  Commission  (the  "Commission"),  15
calendar  days  before the date on which the  Depositor's  annual  report on Form 10-K is  required  to be filed in accordance  with the Exchange Act and the rules and  regulations of the  Commission  (or, in each case,  if  such  day is not a  Business  Day,  the  immediately  preceding  Business  Day),  an  Officer's
Certificate  stating,  as to each  signatory  thereof,  that (i) a review of the activities of the Company during the preceding  year and of  performance  under this  Agreement  has been made under such  officers'
supervision  and (ii) to the best of such  officer's  knowledge,  based on such  review,  the  Company has fulfilled  all of its  obligations  under this  Agreement  throughout  such year,  or, if there has been a default in the  fulfillment  of any such  obligation,  specifying  each such default known to such officer
and  the  nature  and  status  thereof  (each  such  Officer's   Certificate,   an  "Annual  Statement  of
Compliance").

         For so long as the Mortgage  Loans are being master  serviced by the Master  Servicer,  not later than March 14 of each  calendar  year,  beginning in March 2004,  and with  respect to any  calendar  year during which the  Depositor's  annual report on Form 10-K is required to be filed in  accordance  with the
Exchange Act and the rules and  regulations of the  Commission,  15 calendar days before the date on which the  Depositor's  annual report on Form 10-K is required to be filed in  accordance  with the Exchange Act and the rules and  regulations  of the  Commission  (or, in each case,  if such day is not a Business Day, the immediately  preceding  Business Day), or at any other time upon thirty (30) days written request,  an officer of the Company shall execute and deliver a separate  Officer's  Certificate  to each of the Master
Servicer and to the Depositor for the benefit of such Master  Servicer or Depositor,  as  applicable,  and its officers, directors and affiliates, certifying as to the following matters:

(i)      Based on my knowledge,  the  information  in the Annual  Statement as to  Compliance,  the Annual
                  Independent  Public  Accountant's  Report  (defined  below)  and all  servicing
                  reports,   officer's   certificates  and  other  information  relating  to  the
                  servicing of the Mortgage  Loans  submitted to the Master  Servicer  taken as a whole,  does not contain  any untrue  statement  of a material  fact or omit to state a material fact  necessary to make the  statements  made, in light of the circumstances  under which such  statements were made, not misleading as of the date of this certification;

(ii)     The servicing  information required to be provided to the Master Servicer,  the Depositor and the
                  Purchaser by the Company  under this  Agreement has been provided to the Master
                  Servicer;

(iii)    I am responsible  for reviewing the activities  performed by the Company under this Agreement and based upon the review  required by this  Agreement,  and except as disclosed in the  Annual  Statement  as to  Compliance  or  the  Annual  Independent  Public
                  Accountant's  Report submitted to the Master  Servicer,  the Company has, as of the date of this certification  fulfilled its obligations under this Agreement;
                  and

(iv)     I have disclosed to the Master  Servicer all significant  deficiencies  relating to the Company's compliance  with the minimum  servicing  standards in accordance  with a review conducted  in  compliance  with the  Uniform  Single  Attestation  Program  for
                  Mortgage Bankers or similar standard as set forth in this Section 6.04.

         Section 6.05      Annual Independent Certified Public Accountants' Servicing Report.

         Not later than March 14 of each  calendar  year,  beginning in March 2004 and with respect to any calendar  year  during  which  the  Depositor's  annual  report on Form  10-K is  required  to be filed in accordance  with the  Exchange  Act and the rules and  regulations  of the  Commission,  15 calendar  days before  the  date on  which  the  Depositor's  annual  report  on Form  10-K is  required  to be  filed in accordance  with the Exchange Act and the rules and  regulations of the  Commission  (or, in each case, if such day is not a Business  Day,  the  immediately  preceding  Business  Day),  the Company at its expense shall  cause a firm of  independent  public  accountants  (which may also  render  other  services  to the
Company)  which is a member of the  American  Institute  of  Certified  Public  Accountants  to  furnish a statement  (each,  an "Annual  Independent  Public  Accountant's  Report") to the Master  Servicer and the
Purchaser  or its  designee  to the effect  that such firm has  examined  certain  documents  and  records relating to the  servicing  of the  Mortgage  Loans or of loans under a pooling and  servicing  agreements
(including  the related  Mortgage  Loans)  substantially  similar one to another  (such  statement to have attached  thereto a schedule  setting  forth the pooling and  servicing  agreements  covered  thereby) and that, on the basis of such  examination  conducted  substantially  in compliance  with the Uniform  Single
Attestation  Program for Mortgage  Bankers,  such firm confirms that such  servicing has been conducted in compliance with such pooling and servicing  agreements  except for such  significant  exceptions or errors in records  that,  in the  opinion of such firm,  the Uniform  Single  Attestation  Program  for  Mortgage
Bankers requires it to report.

         Section 6.06      Purchaser's Right to Examine Company Records.

         The Purchaser  shall have the right to examine and audit upon  reasonable  notice to the Company, during business hours or at such other times as might be reasonable  under applicable  circumstances,  any and all of the books,  records,  documentation or other information of the Company, or held by another for the Company or on its behalf or otherwise,  which relates to the  performance or observance by the Company of the terms, covenants or conditions of this Agreement.

         The Company shall provide to the Purchaser and any supervisory  agents or examiners  representing a state or federal  governmental agency having jurisdiction over the Purchaser,  including but not limited to OTS, FDIC and other similar entities,  access to any documentation  regarding the Mortgage Loans in the possession  of the Company  which may be  required by any  applicable  regulations.  Such access  shall be afforded without charge, upon reasonable  request,  during normal business hours and at the offices of the
Company, and in accordance with the federal government, FDIC, OTS, or any other similar regulations.

         Section 6.07               Indemnification regarding Section 6.04 and Section 6.05.

         The  Company  shall  indemnify  and  hold  harmless  the  Master  Servicer,  the  Depositor,  the
Purchaser,  and  their  respective  officers,  directors,  agents  and  affiliates,  and such  affiliates'
officers,  directors  and agents (any such person,  an  "Indemnified  Party") from and against any losses, damages,  penalties,  fines,  forfeitures,  reasonable  legal fees and related costs,  judgments and other costs  and  expenses  arising  out of or  based  upon a  breach  by the  Company  or any of its  officers, directors,  agents or affiliates of its obligations  under this letter agreement,  or the negligence,  bad faith or willful misconduct of the Company in connection  therewith.  If the indemnification  provided for herein is unavailable or  insufficient  to hold harmless any  Indemnified  Party,  then the Company agrees that it shall  contribute  to the  amount  paid or payable  by such  Indemnified  Party as a result of the losses,  claims,  damages or liabilities of such Indemnified Party in such proportion as is appropriate to reflect  the  relative  fault of such  Indemnified  Party on the one hand and the  Company in the other in connection  with a breach of the  Company's  obligations  under this letter  agreement,  or the  Company's negligence, bad faith or willful misconduct in connection therewith.

                                               ARTICLE VII

                                    REPORTS TO BE PREPARED BY SERVICER

         Section 7.01      Company Shall Provide Information as Reasonably Required.

         The Company shall  furnish to the Purchaser  during the term of this  Agreement,  such  periodic, special or other reports,  information or  documentation,  whether or not provided for herein, as shall be necessary,  reasonable  or  appropriate  in  respect  to the  Purchaser,  or  otherwise  in respect to the
Mortgage  Loans  and  the  performance  of the  Company  under  this  Agreement,  including  any  reports,
information  or  documentation   reasonably  required  to  comply  with  any  regulations   regarding  any
supervisory  agents or examiners of the  Purchaser  all such reports or  information  to be as provided by and in accordance  with such  applicable  instructions  and  directions  as the  Purchaser may  reasonably request in  relation  to this  Agreement  or the  performance  of the Company  under this  Agreement.  The
Company  agrees to execute  and deliver all such  instruments  and take all such action as the  Purchaser, from time to time,  may  reasonably  request in order to effectuate the purpose and to carry out the terms of this Agreement.

         In  connection  with  marketing  the  Mortgage  Loans,  the  Purchaser  may make  available  to a prospective  purchaser  audited  financial  statements of the Company for the most recently  completed two
(2)  fiscal  years for which  such  statements  are  available,  as well as a  Consolidated  Statement  of
Condition  at the  end of the  last  two  (2)  fiscal  years  covered  by any  Consolidated  Statement  of
Operations.  If it has not already  done so, the Company  shall  furnish  promptly to the  Purchaser  or a prospective purchaser copies of the statements specified above.

         The Company  shall make  reasonably  available to the  Purchaser or any  prospective  Purchaser a knowledgeable  financial or  accounting  officer for the purpose of answering  questions and to permit any prospective  purchaser to inspect the Company's  servicing  facilities for the purpose of satisfying  such prospective  purchaser  that the Company has the ability to service the Mortgage Loans as provided in this
Agreement.

                                               ARTICLE VIII

                                               THE SERVICER

         Section 8.01      Indemnification; Third Party Claims.

         The Company  agrees to indemnify the  Purchaser and hold it harmless  against any and all claims, losses, damages,  penalties,  fines,  forfeitures,  legal fees and related costs, judgments, and any other costs,  fees and expenses  that the Purchaser may sustain in any way related to the failure of the Company to observe and perform its duties,  obligations,  covenants,  and agreements to service the Mortgage Loans in strict  compliance  with the terms of this  Agreement.  The Company  agrees to indemnify  the Purchaser and hold it harmless against any and all claims, losses, damages,  penalties,  fines,  forfeitures,  legal fees and related costs,  judgments,  and any other costs, fees and expenses that the Purchaser may sustain in any way related to the breach of a  representation  or warranty  set forth in Sections  3.01 or 3.02 of this  Agreement.  The Company shall  immediately  notify the Purchaser if a claim is made by a third party against  Company with respect to this  Agreement  or the Mortgage  Loans,  assume (with the consent of the
Purchaser) the defense of any such claim and pay all expenses in connection  therewith,  including counsel fees,  whether or not such claim is settled  prior to judgment,  and promptly  pay,  discharge and satisfy any judgment or decree  which may be entered  against it or the  Purchaser  in respect of such claim.  The
Company  shall  follow any written  instructions  received  from the  Purchaser  in  connection  with such claim.  The Purchaser  shall  promptly  reimburse  the Company for all amounts  advanced by it pursuant to the two  preceding  sentences  except when the claim  relates to the failure of the Company to service and administer  the  Mortgages  in  strict  compliance  with  the  terms  of this  Agreement,  the  breach  of representation  or warranty  set forth in Sections  3.01 or 3.02,  or the gross  negligence,  bad faith or willful  misconduct of Company.  The  provisions of this Section 8.01 shall  survive  termination  of this
Agreement.

         Section 8.02      Merger or Consolidation of the Company.

         The Company  will keep in full  effect its  existence,  rights and  franchises  as a  corporation under  the laws of the  state of its  incorporation  except  as  permitted  herein,  and will  obtain  and preserve its  qualification  to do business as a foreign  corporation in each  jurisdiction  in which such qualification is or shall be necessary to protect the validity and  enforceability  of this Agreement,  or any of the Mortgage Loans and to perform its duties under this Agreement.

         Any Person into which the Company may be merged or  consolidated,  or any  corporation  resulting from any  merger,  conversion  or  consolidation  to which the  Company  shall be a party,  or any  Person succeeding  to the  business  of the  Company  whether  or not  related  to loan  servicing,  shall be the successor  of the Company  hereunder,  without the  execution or filing of any paper or any further act on the  part of any of the  parties  hereto,  anything  herein  to the  contrary  notwithstanding;  provided, however,  that the successor or surviving  Person shall be an  institution  (i) having a GAAP net worth of not less than  $25,000,000,  (ii) the  deposits  of which are insured by the FDIC,  SAIF  and/or BIF,  and which is a HUD-approved  mortgagee  whose primary  business is in origination  and servicing of first lien mortgage loans, and (iii) who is a Fannie Mae or FHLMC approved seller/servicer in good standing.

         Section 8.03      Limitation on Liability of the Company and Others.

         Neither the Company nor any of the  officers,  employees or agents of the Company  shall be under any  liability to the Purchaser  for any action taken or for  refraining  from the taking of any action in good faith pursuant to this Agreement,  or for errors in judgment made in good faith;  provided,  however, that this  provision  shall not protect the Company or any such person against any breach of warranties or representations  made  herein,  or  failure to  perform  its  obligations  in strict  compliance  with any standard  of care set forth in this  Agreement,  or any  liability  which  would  otherwise  be imposed by reason of negligence,  bad faith or willful misconduct,  or any breach of the terms and conditions of this
Agreement.  The  Company and any  officer,  employee or agent of the Company may rely in good faith on any document of any kind prima facie properly  executed and submitted by the Purchaser  respecting any matters arising  hereunder.  The Company shall not be under any  obligation to appear in,  prosecute or defend any legal action which is not incidental to its duties to service the Mortgage  Loans in accordance  with this
Agreement  and which in its  reasonable  opinion may involve it in any  expenses or  liability;  provided, however,  that the Company may, with the consent of the Purchaser,  undertake any such action which it may deem  necessary  or  desirable  in respect  to this  Agreement  and the  rights and duties of the  parties hereto.  In such  event,  the  reasonable  legal  expenses  and  costs of such  action  and any  liability resulting  therefrom shall be expenses,  costs and liabilities for which the Purchaser will be liable, and the Company shall be entitled to be reimbursed therefor from the Purchaser upon written demand.

         Section 8.04      Company Not to Assign or Resign.

         The Company  shall not assign this  Agreement or resign from the  obligations  and duties  hereby imposed on it except by mutual  consent of the Company and the  Purchaser or upon the  determination  that its duties hereunder are no longer  permissible  under applicable law and such incapacity  cannot be cured by the Company.  Any such  determination  permitting the  resignation of the Company shall be evidenced by an Opinion of Counsel to such effect  delivered  to the  Purchaser  which  Opinion of Counsel  shall be in form and  substance  acceptable to the  Purchaser.  No such  resignation  shall become  effective  until a successor  shall have  assumed the  Company's  responsibilities  and  obligations  hereunder in the manner provided in Section 11.01.

         Section 8.05      No Transfer of Servicing.

         With  respect to the  retention  of the  Company to service the  Mortgage  Loans  hereunder,  the
Company  acknowledges that the Purchaser has acted in reliance upon the Company's  independent status, the adequacy of its servicing facilities, plan, personnel,  records and procedures, its integrity,  reputation and financial  standing and the  continuance  thereof.  Without in any way limiting the generality of this
Section,  the Company  shall not either assign this  Agreement or the servicing  hereunder or delegate its rights or duties  hereunder or any portion thereof,  or sell or otherwise  dispose of all or substantially all of its property or assets,  without the prior written  approval of the Purchaser,  which consent shall be granted or withheld in the Purchaser's sole discretion.

         Without in any way limiting the  generality  of this Section  8.05, in the event that the Company either shall  assign this  Agreement or the  servicing  responsibilities  hereunder or delegate its duties hereunder or any portion  thereof  without (i)  satisfying the  requirements  set forth herein or (ii) the prior  written  consent  of the  Purchaser,  then the  Purchaser  shall have the right to  terminate  this
Agreement,  without any payment of any penalty or damages  and  without any  liability  whatsoever  to the
Company  (other than with respect to accrued but unpaid  Servicing Fees and Servicing  Advances  remaining unpaid) or any third party.

                                                ARTICLE IX

                                                 DEFAULT

         Section 9.01      Events of Default.

         In case one or more of the  following  Events  of  Default  by the  Company  shall  occur  and be continuing, that is to say:

         (i) any failure by the Company to remit to the  Purchaser  any payment  required to be made under the terms of this Agreement which continues unremedied for a period of one (1) Business Day; or

         (ii) failure on the part of the Company  duly to observe or perform in any  material  respect any other of the  covenants  or  agreements  on the part of the  Company  set  forth in this  Agreement  which continues  unremedied  for a period of thirty  (30) days  after the date on which  written  notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Purchaser; or

         (iii) a decree or order of a court or agency or supervisory  authority  having  jurisdiction  for the  appointment of a conservator or receiver or liquidator in any  insolvency,  bankruptcy,  readjustment of debt,  marshalling  of  assets  and  liabilities  or  similar  proceedings,  or for the  winding-up  or liquidation  of its affairs,  shall have been  entered  against the Company and such decree or order shall have remained in force undischarged or unstayed for a period of sixty days; or

         (iv) the Company shall  consent to the  appointment  of a  conservator  or receiver or liquidator in any  insolvency,  bankruptcy,  readjustment  of debt,  marshalling of assets and liabilities or similar proceedings of or relating to the Company or of or relating to all or  substantially  all of its property;
or

         (v) the Company  shall admit in writing its  inability to pay its debts  generally as they become due, file a petition to take advantage of any applicable  insolvency or  reorganization  statute,  make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

         (vi)  Company  ceases to be approved by either  Fannie Mae or FHLMC as a mortgage  loan seller or servicer for more than thirty days; or

         (vii) the  Company  attempts  to assign  its right to  servicing  compensation  hereunder  or the
Company  attempts,  without  the  consent  of the  Purchaser,  to  sell  or  otherwise  dispose  of all or
substantially   all  of  its  property  or  assets  or  to  assign  this   Agreement   or  the   servicing
responsibilities hereunder or to delegate its duties hereunder or any portion thereof; or

         (viii) the Company  ceases to be (a) licensed to service first lien  residential  mortgage  loans in any  jurisdiction  in which a Mortgaged  Property is located and such  licensing is  required,  and (b)
qualified to transact  business in any  jurisdiction  where it is currently so qualified,  but only to the extent such  non-qualification  materially  and  adversely  affects the  Company's  ability to perform its obligations hereunder;

(ix)     the Company  fails to meet the  eligibility  criteria  set forth in the last  sentence of Section
8.02; or

         (x)      the Company fails to duly  perform,  within the required  time period,  its  obligations under either  Section 6.04 or Section 6.05,  which  failure  continues  unremedied  for a period of thirty
(30) days after the date on which  written  notice of such  failure,  requiring  the same to be  remedied, shall have been given to the Company by the Depositor, the Purchaser or by any Master Servicer.

         Then,  and in each and  every  such  case,  so long as an Event of  Default  shall  not have been remedied,  the Purchaser,  by notice in writing to the Company  (except in the case of an Event of Default under clauses  (iii),  (iv),  or (v) above,  in which case,  automatically  and without  notice,  or under clause (x) above, in which case,  automatically  and without  additional  notice) Company may, in addition to whatever  rights the Purchaser may have under Sections  3.03,  6.07 and 8.01 and at law or equity or to damages,  including injunctive relief and specific  performance,  terminate all the rights and obligations of the Company under this  Agreement  and in and to the Mortgage  Loans and the proceeds  thereof  without compensating  the Company for the same.  On or after the  receipt by the  Company of such  written  notice
(or,  in the  case of an Event  of  Default  under  clauses  (iii),  (iv) or (v)  above,  in  which  case, automatically  and without  notice,  or under clause (x) above, in which case,  automatically  and without additional notice),  all authority and power of the Company under this Agreement,  whether with respect to the  Mortgage  Loans or  otherwise,  shall pass to and be vested in the  successor  appointed  pursuant to
Section 11.01.  Upon written request from the Purchaser,  the Company shall prepare,  execute and deliver, any and all documents and other  instruments,  place in such  successor's  possession all Mortgage  Files, and do or  accomplish  all other acts or things  necessary or  appropriate  to effect the purposes of such notice of  termination,  whether to complete the transfer and  endorsement  or  assignment of the Mortgage
Loans and  related  documents,  or  otherwise,  at the  Company's  sole  expense.  The  Company  agrees to cooperate  with  the  Purchaser  and  such  successor  in  effecting  the  termination  of  the  Company's responsibilities and rights hereunder,  including,  without limitation, the transfer to such successor for administration  by it of all cash  amounts  which  shall at the time be  credited  by the  Company  to the
Custodial  Account or Escrow Account or thereafter  received with respect to the Mortgage Loans or any REO
Property.

         Section 9.02      Waiver of Defaults.

         The Purchaser may waive only by written  notice any default by the Company in the  performance of its  obligations  hereunder and its  consequences.  Upon any such waiver of a past  default,  such default shall cease to exist,  and any Event of Default  arising  therefrom  shall be deemed to have been remedied for every  purpose of this  Agreement.  No such waiver shall extend to any  subsequent or other default or impair any right consequent thereon except to the extent expressly so waived in writing.

                                                ARTICLE X

                                               TERMINATION

         Section 10.01     Termination.

         The respective  obligations  and  responsibilities  of the Company shall  terminate upon: (i) the later of the final  payment  or other  liquidation  (or any  advance  with  respect  thereto)  of the last
Mortgage  Loan and the  disposition  of all  remaining  REO Property and the  remittance  of all funds due hereunder;  or (ii) by mutual  consent of the Company and the Purchaser in writing;  or (iii)  termination with cause under the terms of this Agreement.

         Section 10.02     Termination Without Cause.

         The  Purchaser  may, at its sole  option,  terminate  any rights the Company may have  hereunder, without  cause,  upon no less than 90 days  written  notice.  Any such notice of  termination  shall be in writing and  delivered  to the Company as provided  in Section  11.05 of this  Agreement.  In the event of such termination,  the Purchaser agrees to pay, as liquidated  damages, a sum equal to two percent (2%) of the aggregate unpaid principal balance of the Mortgage Loans.

                                                ARTICLE XI

                                         MISCELLANEOUS PROVISIONS

         Section 11.01     Successor to the Company.

         Prior to termination of Company's  responsibilities  and duties under this Agreement  pursuant to
Sections 4.13,  8.04,  9.01, 10.01 (ii) or (iii), the Purchaser shall (i) succeed to and assume all of the
Company's  responsibilities,  rights,  duties and  obligations  under this  Agreement,  or (ii)  appoint a successor  having the  characteristics  set forth in Section  8.02 hereof and which  shall  succeed to all rights  and  assume  all of the  responsibilities,  duties  and  liabilities  of the  Company  under  this
Agreement  prior to the  termination  of Company's  responsibilities,  duties and  liabilities  under this
Agreement.  In connection with such appointment and assumption,  the Purchaser may make such  arrangements for the  compensation  of such  successor  out of  payments on Mortgage  Loans as the  Purchaser  and such successor  shall agree. In the event that the Company's  duties,  responsibilities  and liabilities  under this Agreement should be terminated pursuant to the aforementioned  Sections,  the Company shall discharge such  duties  and  responsibilities  during  the  period  from  the  date it  acquires  knowledge  of such termination  until the effective  date thereof with the same degree of diligence and prudence  which it is obligated  to exercise  under this  Agreement,  and shall take no action  whatsoever  that might impair or prejudice  the rights or  financial  condition of its  successor.  The  resignation  or removal of Company pursuant to the  aforementioned  Sections shall not become  effective until a successor shall be appointed pursuant to this Section and shall in no event relieve the Company of the  representations  and warranties made pursuant to Sections 3.01, 3.02 and 3.03 and the remedies  available to the Purchaser  thereunder and under Section 8.01, it being  understood and agreed that the provisions of such Sections 3.01,  3.02, 3.03 and 8.01 shall be applicable to the Company  notwithstanding  any such  resignation  or termination of the
Company, or the termination of this Agreement.

         Any  successor  appointed  as  provided  herein  shall  execute,  acknowledge  and deliver to the
Company and to the Purchaser an instrument  accepting such  appointment,  whereupon  such successor  shall become fully vested with all the rights,  powers,  duties,  responsibilities,  obligations and liabilities of the Company,  with like effect as if originally  named as a party to this  Agreement.  Any  termination or resignation of the Company or this Agreement  pursuant to Section 4.13,  8.04,  9.01 or 10.01 shall not affect any claims that the  Purchaser may have against the Company  arising prior to any such  termination or resignation.

         The Company shall  promptly  deliver to the successor the funds in the Custodial  Account and the
Escrow  Account and the Mortgage Files and related  documents and statements  held by it hereunder and the
Company shall account for all funds.  The Company shall execute and deliver such  instruments  and do such other  things all as may  reasonably  be  required  to more fully and  definitely  vest and confirm in the successor  all  such  rights,  powers,  duties,  responsibilities,  obligations  and  liabilities  of  the
Company.  The successor shall make  arrangements  as it may deem  appropriate to reimburse the Company for unrecovered  Servicing  Advances which the successor retains hereunder and which would otherwise have been recovered by the Company pursuant to this Agreement but for the appointment of the successor servicer.

         Upon a  successor's  acceptance  of  appointment  as such,  the Company  shall notify by mail the
Purchaser of such appointment.

         Section 11.02     Amendment.

         This  Agreement  may be amended  from time to time by the  Company and the  Purchaser  by written agreement signed by the Company and the Purchaser.

         Section 11.03     Recordation of Agreement.

         To the extent  permitted by  applicable  law,  this  Agreement is subject to  recordation  in all
appropriate   public  offices  for  real  property  records  in  all  the  counties  or  other  comparable jurisdictions  in which any of the  properties  subject to the Mortgages  are  situated,  and in any other appropriate  public recording  office or elsewhere,  such recordation to be effected by the Company at the
Company's  expense on direction of the Purchaser  accompanied  by an opinion of counsel to the effect that such  recordation  materially and  beneficially  affects the interest of the Purchaser or is necessary for the administration or servicing of the Mortgage Loans.

         Section 11.04     Governing Law.

         This  Agreement  shall be governed by and construed in  accordance  with the laws of the State of
New York except to the extent  preempted  by Federal  law.  The  obligations,  rights and  remedies of the parties hereunder shall be determined in accordance with such laws.

         Section 11.05     Notices.

         Any  demands,  notices  or other  communications  permitted  or  required  hereunder  shall be in writing  and shall be deemed  conclusively  to have been  given if  personally  delivered  at or mailed by registered  mail,  postage  prepaid,  and return  receipt  requested or  certified  mail,  return  receipt requested,  or  transmitted by telex,  telegraph or telecopier and confirmed by a similar mailed  writing, as follows:

         (i)      if to the Company:

                  US Bank, NA
                  1550 East 79th Street
                  Bloomington, MN 55425
                  Attn:  Cheikh Faye
                  (952) 851-8269

                  With a copy to:

                  US Bank, NA
                  4801 Frederica Street
                  Owensboro, KY 42303
                  Attn:  Robert Smiley
                  (270) 689-7271

         (ii) if to the Purchaser:

                  EMC Mortgage Corporation
                  Mac Arthur Ridge II,
                  909 Hidden Ridge Drive, Suite 200
                  Irving, Texas 75038
                  Attention:  Ms. Ralene Ruyle
                  Telecopier No.:  (972) 444-2880

                  With a copy to:

                  Bear Stearns Mortgage Capital Corporation
                  383 Madison Avenue
                  New York, New York 10179
                  Attention:  Baron Silverstein

or such other  address as may  hereafter be furnished to the other party by like notice.  Any such demand, notice or  communication  hereunder  shall be deemed to have been  received  on the date  delivered  to or received at the premises of the addressee (as evidenced,  in the case of registered or certified  mail, by the date noted on the return receipt).

         Section 11.06     Severability of Provisions.

         Any part,  provision,  representation  or warranty of this Agreement which is prohibited or which is held  to be  void  or  unenforceable  shall  be  ineffective  to the  extent  of  such  prohibition  or
unenforceability   without   invalidating  the  remaining   provisions   hereof.   Any  part,   provision,
representation  or warranty of this Agreement which is prohibited or  unenforceable  or is held to be void or unenforceable  in any  jurisdiction  shall be ineffective,  as to such  jurisdiction,  to the extent of such prohibition or unenforceability  without  invalidating the remaining  provisions hereof, and any such prohibition  or  unenforceability  in any  jurisdiction  as to any Mortgage  Loan shall not  invalidate or render  unenforceable  such  provision in any other  jurisdiction.  To the extent  permitted by applicable law, the parties  hereto waive any provision of law that  prohibits or renders void or  unenforceable  any provision  hereof.  If the  invalidity  of  any  part,  provision,  representation  or  warranty  of  this
Agreement  shall  deprive any party of the economic  benefit  intended to be conferred by this  Agreement, the parties  shall  negotiate,  in good  faith,  to develop a structure  the  economic  effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

         Section 11.07     Exhibits.

         The  exhibits  to this  Agreement  are  hereby  incorporated  and made a part  hereof  and are an integral part of this Agreement.

         Section 11.08     General Interpretive Principles.

         For  purposes of this  Agreement,  except as otherwise  expressly  provided or unless the context otherwise requires:

         (i)               the terms defined in this Agreement have the meanings  assigned to them in this
Agreement  and  include  the plural as well as the  singular,  and the use of any gender  herein  shall be deemed to include the other gender;

         (ii)     accounting  terms not  otherwise  defined  herein have the meanings  assigned to them in accordance with generally accepted accounting principles;

         (iii)    references  herein to  "Articles",  "Sections",  Subsections",  "Paragraphs",  and other subdivisions  without  reference  to  a  document  are  to  designated  Articles,  Sections,  Subsections,
Paragraphs and other subdivisions of this Agreement;

         (iv)     a reference to a  Subsection  without  further  reference to a Section is a reference to such  Subsection  as  contained in the same Section in which the  reference  appears,  and this rule shall also apply to Paragraphs and other subdivisions;

         (v)      the words  "herein",  "hereof ",  "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision;

         (vi)     the  term  "include"  or  "including"  shall  mean  without   limitation  by  reason  of
enumeration; and

         (viii)   headings of the Articles  and  Sections in this  Agreement  are for  reference  purposes only and shall not be deemed to have any substantive effect.

         Section 11.09     Reproduction of Documents.

         This Agreement and all documents relating thereto,  including,  without limitation, (i) consents, waivers and  modifications  which may hereafter be executed,  (ii) documents  received by any party at the closing,  and (iii)  financial  statements,  certificates  and other  information  previously or hereafter
furnished,  may  be  reproduced  by  any  photographic,   photostatic,  microfilm,  micro-card,  miniature
photographic or other similar process.  The parties agree that any such  reproduction  shall be admissible in evidence  as the  original  itself in any  judicial or  administrative  proceeding,  whether or not the original is in existence and whether or not such  reproduction  was made by a party in the regular  course of business,  and that any  enlargement,  facsimile or further  reproduction  of such  reproduction  shall likewise be admissible in evidence.

         Section 11.10     Confidentiality of Information.

         Each  party  recognizes  that,  in  connection  with  this  Agreement,  it may  become  privy  to non-public  information  regarding the financial  condition,  operations and prospects of the other party.
Each party agrees to keep all  non-public  information  regarding the other party  strictly  confidential, and to use all such  information  solely in order to  effectuate  the purpose of the  Agreement,  provided that each party may provide  confidential  information to its employees,  agents and affiliates who have a need to know  such  information  in order to  effectuate  the  transaction,  provided  further  that  such information is identified as confidential non-public information.  In addition,  confidential  information may  be  provided  to a  regulatory  authority  with  supervisory  power  over  Purchaser,  provided  such information is identified as confidential non-public information.

         Section 11.11     Recordation of Assignments of Mortgage.

         To the extent  permitted by applicable  law, each of the Assignments is subject to recordation in all  appropriate  public  offices  for real  property  records  in all the  counties  or other  comparable jurisdictions in which any or all of the Mortgaged  Properties are situated,  and in any other appropriate public recording office or elsewhere,  such recordation to be effected by and at the Company's  expense in the event  recordation is either  necessary under applicable law or requested by the Purchaser at its sole option.

         Section 11.12     Assignment by Purchaser.

     The Purchaser shall have the right subject to Section 2.06 of this Agreement, without the consent of the Company, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of the Purchaser hereunder, by executing an Assignment and Assumption Agreement substantially in the form of Exhibit
     D hereto and the assignee or designee shall accede to the rights and obligations hereunder of the
     Purchaser with respect to such Mortgage Loans.  In no event shall Purchaser sell a partial interest in any Mortgage Loan without the written consent of Company, which consent shall not be unreasonably denied.  All references to the Purchaser in this Agreement shall be deemed to include its assignee or designee.

         Section 11.13     No Partnership.

         Nothing  herein  contained  shall be deemed or  construed  to  create a  co-partnership  or joint venture  between the parties  hereto and the services of the Company  shall be rendered as an  independent contractor and not as agent for Purchaser.

         Section 11.14     Execution: Successors and Assigns.

         This Agreement may be executed in one or more  counterparts  and by the different  parties hereto on  separate  counterparts,  each of which,  when so  executed,  shall be deemed to be an  original;  such counterparts,  together,  shall  constitute  one and the same  agreement.  Subject to Section  8.04,  this
Agreement  shall inure to the  benefit of and be binding  upon the  Company  and the  Purchaser  and their respective successors and assigns.

         Section 11.15     Entire Agreement.

         The  Company  acknowledges  that no  representations,  agreements  or  promises  were made to the
Company  by the  Purchaser  or any of its  employees  other  than  those  representations,  agreements  or promises specifically  contained herein and in the Confirmation.  The Confirmation and this Agreement sets forth the entire understanding  between the parties hereto;  provided,  however, only this Agreement shall be  binding  upon  all  successors  of  both  parties.  In the  event  of any  inconsistency  between  the
Confirmation and this Agreement, this Agreement shall control.

         Section 11.16.  No Solicitation.

         From and after the Closing  Date,  the Company  agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates,  to personally,  by telephone or mail, solicit the borrower or obligor  under any Mortgage  Loan to refinance  the Mortgage  Loan, in whole or in part,  without  the  prior  written  consent  of  the  Purchaser.  Notwithstanding  the  foregoing,  it is understood  and agreed  that (i)  promotions  undertaken  by the Company or any  affiliate  of the Company which are directed to the general  public at large,  or segments  thereof,  provided that no segment shall
consist  primarily  of  the  Mortgage  Loans,  including,   without  limitation,  mass  mailing  based  on
commercially  acquired mailing lists,  newspaper,  radio and television  advertisements and (ii) responses to  unsolicited  requests  or  inquiries  made by a  Mortgagor  or an  agent  of a  Mortgagor,  shall  not constitute  solicitation  under this Section  11.16.  This  Section  11.16 shall not be deemed to preclude the Company or any of its affiliates  from  soliciting any Mortgagor for any other  financial  products or services.  From and after the  Closing  Date,  the  Purchaser  agrees  that it will not take any action or permit  or cause  any  action  to be taken  by any of its  agents  or  affiliates,  or by any  independent contractors  on the  Purchaser's  behalf,  to  personally  by telephone  or mail,  solicit the borrower or obligor  under any Mortgage Loan to refinance  the Mortgage  Loan, in whole or in part,  without the prior written  consent of the Company,.  In addition,  the Purchaser or any of its affiliates  shall not solicit any  Mortgagor  for any other  financial  products  or  services.  Notwithstanding  the  foregoing,  it is understood  and agreed that (i)  promotions  undertaken by the Purchaser or any affiliate of the Purchaser which are directed to the general  public at large,  or segments  thereof,  provided that no segment shall
consist  primarily  of  the  Mortgage  Loans,  including,   without  limitation,  mass  mailing  based  on
commercially  acquired mailing lists,  newspaper,  radio and television  advertisements and (ii) responses to  unsolicited  requests  or  inquiries  made by a  Mortgagor  or an  agent  of a  Mortgagor,  shall  not constitute  solicitation  under this Section  11.16 The Company  shall use its best efforts to prevent the sale of the name of any Mortgagor to any Person who is not affiliate of the Company.

         Section 11.17.  Closing.

         The  closing  for the  purchase  and sale of the  Mortgage  Loans shall take place on the related
Closing  Date.  The closing  shall be either:  by  telephone,  confirmed  by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

         The closing for the Mortgage  Loans to be purchased on the related  Closing Date shall be subject to each of the following conditions:

         (a)      at least one (1)  Business  Day prior to the related  Closing  Date,  the Company  shall deliver to the Purchaser a magnetic  diskette,  or transmit by modem,  a listing on a loan-level  basis of the information contained in the related Mortgage Loan Schedule attached as Exhibit I to this Agreement;

         (b)      all of the  representations  and warranties of the Company under this Agreement shall be materially true and correct as of the related  Closing Date and no event shall have occurred  which,  with notice or the passage of time, would constitute a material default under this Agreement;

         (c)      the Purchaser shall have received,  or the Purchaser's  attorneys shall have received in escrow,  all  documents  required  pursuant  to this  Agreement,  an opinion of counsel  and an  officer's certificate,  all in such forms as are agreed upon and acceptable to the  Purchaser,  duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

         (d)      the Company  shall have  delivered and released to the Purchaser (or its designee) on or prior to the related Closing Date all documents required pursuant to the terms of this Agreement; and

         (e)      all other terms and  conditions of this Agreement and the  Confirmation  shall have been materially complied with.

         Subject to the  foregoing  conditions,  the  Purchaser  shall pay to the  Company on the  related
Closing Date the Purchase Price,  plus accrued  interest  pursuant to Section 2.02 of this  Agreement,  by wire transfer of immediately available funds to the account designated by the Company.

         Section 11.18.    Cooperation of Company with a Reconstitution.

         The Company and the Purchaser  agree that with respect to some or all of the Mortgage  Loans,  on or  after  the  related  Closing  Date,  on one or  more  dates  (each  a  "Reconstitution  Date")  at the
Purchaser's  sole option,  the Purchaser may effect a sale (each,  a  "Reconstitution")  of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

         (a)       one or more third party  purchasers  in one or more in whole loan  transfers  (each,  a
"Whole Loan Transfer"); or

         (b)      one or more trusts or other  entities  to be formed as part of one or more  pass-through transfers (each, a "Pass-Through Transfer").

         The  Company  agrees to  execute in  connection  with any  agreements  among the  Purchaser,  the
Company,  and any  servicer in  connection  with a Whole Loan  Transfer,  an  Assignment,  Assumption  and
Recognition  Agreement  substantially  in the form of  Exhibit D hereto,  or, at  Purchaser's  request,  a seller's  warranties  and  servicing  agreement  or a  participation  and  servicing  agreement or similar agreement  in  form  and  substance  reasonably  acceptable  to  the  parties,  and in  connection  with a
Pass-Through  Transfer, a pooling and servicing agreement in form and substance  reasonably  acceptable to the  parties,  (collectively  the  agreements  referred  to herein  are  designated,  the  "Reconstitution
Agreements").  It is  understood  that any such  Reconstitution  Agreements  will not  contain any greater obligations on the part of Company than are contained in this Agreement.

         With  respect to each Whole Loan  Transfer  and each  Pass-Through  Transfer  entered into by the
Purchaser,  the Company  agrees (1) to cooperate  fully with the Purchaser and any  prospective  purchaser with  respect to all  reasonable  requests  and due  diligence  procedures;  (2) to  execute,  deliver and perform all Reconstitution  Agreements  required by the Purchaser;  (3) to restate the representations and warranties  set forth in this  Agreement  as of the  settlement  or closing date in  connection  with such
Reconstitution  (each, a  "Reconstitution  Date").  In that connection,  the Company shall provide to such servicer or issuer,  as the case may be, and any other  participants in such  Reconstitution:  (i) any and all information  (including servicing portfolio  information) and appropriate  verification of information
(including  servicing  portfolio  information) which may be reasonably  available to the Company,  whether through letters of its auditors and counsel or otherwise,  as the Purchaser or any such other  participant shall request upon reasonable demand;  and (ii) such additional  representations,  warranties,  covenants, opinions of counsel,  letters  from  auditors,  and  certificates  of public  officials or officers of the
Company as are  reasonably  agreed upon by the Company and the  Purchaser  or any such other  participant.
In connection  with each  Pass-Through  Transfer,  the Company agrees to provide  reasonable and customary indemnification  to the Purchaser and its  affiliates for  disclosure  contained in any offering  document relating to the Company or its  affiliates,  the  Mortgage  Loans and the  underwriting  standards  of the
Mortgage  Loans.  The  Purchaser  shall be  responsible  for the costs  relating  to the  delivery of such information.

         All Mortgage  Loans not sold or  transferred  pursuant to a  Reconstitution  shall remain subject to,  and  serviced  in  accordance  with the terms of,  this  Agreement,  and with  respect  thereto  this
Agreement shall remain in full force and effect.

         Section 11.18.    Third Party Beneficiary.

         Any Master  Servicer  shall be  considered a third party  beneficiary  to this  Agreement and any
Reconstitution  Agreements,  entitled  to all the  rights and  benefits  accruing  to any Master  Servicer herein as if it were a direct party to this Agreement or such Reconstitution Agreements.

         IN WITNESS  WHEREOF,  the Company and the  Purchaser  have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

                                                   EMC MORTGAGE CORPORATION
                                                               Purchaser

                                                     By:________________________
                                                     Name:
                                                     Title:

                                                   US BANK, NA
                                                                Company

                                                     By: _______________________
                                                     Name:
                                                     Title:

                                               EXHIBIT A-1
                                        CONTENTS OF MORTGAGE FILE

         With respect to each  Mortgage  Loan,  the  Mortgage  File shall  include  each of the  following items,  which shall be  available  for  inspection  by the  Purchaser,  and which shall be retained by the
Company in the  Servicing  File or delivered to the  Purchaser or its designee  pursuant to Sections  2.04 and 2.05 of the Purchase, Warranties and Servicing Agreement.

     If the Company chooses to use facsimile signatures to endorse Mortgage Notes, the Company must provide in an officer's certificate that the endorsement is valid and enforceable in the jurisdiction(s) in which the Mortgaged Properties are located and must retain in its corporate records the following specific documentation authorizing the use of facsimile signatures:  (i) a resolution from its board of directors authorizing specific officers to use facsimile signatures;
     stating that facsimile signatures will be a valid and binding act on the Company's part; and
     authorizing the Company's corporate secretary to certify the validity of the resolution, the names of the officers authorized to execute documents by using facsimile signatures, and the authenticity of specimen forms of facsimile signatures; (ii) the corporate secretary's certification of the authenticity and validity of the board of directors' resolution; and (iii) a notarized
     "certification of facsimile signature," which includes both the facsimile and the original signatures of the signing officer(s) and each officer's certification that the facsimile is a true and correct copy of his or her original signature.

         1.     The     original     Mortgage     Note     endorsed     "Pay    to    the     order     of
____________________________________________________,   without   recourse,"   and  signed  via   original
signature in the name of the Company by an authorized officer,  with all intervening  endorsements showing a complete chain of title from the  originator to the Company,  together with any  applicable  riders.  If the  Mortgage  Loan was  acquired  by the  Company in a merger,  the  endorsement  must be by  "[Company], successor by merger to the [name of  predecessor]".  If the Mortgage  Loan was acquired or  originated  by the Company while doing  business  under  another name,  the  endorsement  must be by "[Company]  formerly known  as  [previous  name]".  Mortgage  Notes  may be in the form of a lost  note  affidavit  subject  to
Purchaser acceptability.

         2. The  original  Mortgage  (together  with a  standard  adjustable  rate  mortgage  rider)  with evidence of recording  thereon,  or a copy thereof  certified by the public recording office in which such mortgage has been recorded or, if the original  Mortgage has not been returned from the applicable  public recording office, a true certified copy, certified by the Company.

         3.  The  original  or  certified  copy,  certified  by  the  Company,  of  the  Primary  Mortgage
Insurance Policy, if required.

         4.       The original Assignment, from the Company to  _____________________________________,  or
in accordance with  Purchaser's  instructions,  which  assignment  shall,  but for any blanks requested by
Purchaser,  be in form and  substance  acceptable  for  recording.  If the  Mortgage  Loan was acquired or originated by the Company while doing business  under another name,  the Assignment  must be by "[Company]
formerly  known as [previous  name]".  If the Mortgage  Loan was acquired by the Company in a merger,  the endorsement  must be by  "[Company],  successor  by  merger  to the  [name of  predecessor]".  None of the
Assignments are blanket assignments of mortgage.

         5.       The original policy of title insurance,  including riders and endorsements  thereto,  or if the policy has not yet been issued,  a written  commitment or interim binder or  preliminary  report of title issued by the title insurance or escrow company.

         6.       Originals of all recorded intervening Assignments,  or copies thereof,  certified by the public  recording  office in which such  Assignments  have been recorded showing a complete chain of title from the originator to the Company,  with evidence of recording  thereon,  or a copy thereof  certified by the public  recording  office in which such  Assignment  has been recorded or, if the original  Assignment has not been returned from the applicable  public recording  office,  a true certified copy,  certified by the Company.

         7.       Originals,  or copies  thereof  certified by the public  recording  office in which such documents  have  been  recorded,  of  each  assumption,  extension,  modification,  written  assurance  or substitution  agreements,  if  applicable,  or if the original of such document has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

         8.       If the Mortgage Note or Mortgage or any other material  document or instrument  relating to the  Mortgage  Loan has been  signed by a person on behalf of the  Mortgagor,  the  original or copy of power of attorney or other  instrument that authorized and empowered such person to sign bearing  evidence that  such  instrument  has been  recorded,  if so  required  in the  appropriate  jurisdiction  where the
Mortgaged  Property is located,  or a copy thereof  certified by the public recording office in which such instrument  has been recorded or, if the original  instrument  has not been  returned from the  applicable public recording office, a true certified copy, certified by the Company.

         9.       reserved.

Notwithstanding  anything to the  contrary  herein,  Company may  provide one  certificate  for all of the
Mortgage Loans indicating that the documents were delivered for recording.

                                               EXHIBIT A-2
                                        CONTENTS OF SERVICING FILE

         With respect to each Mortgage Loan, the Servicing File may include each of the following items, and copies of the Mortgage Loan Documents listed on Exhibit A-1, which shall be available for inspection by the Purchaser or delivered to the Purchaser or its designee pursuant to Sections 2.04 and 2.05 of the
Purchase, Warranties and Servicing Agreement.

         1.       Mortgage  Loan closing  statement  (Form HUD-1) and any other  truth-in-lending  or real estate settlement procedure forms required by law.

         2.  Residential loan application.

         3.       Uniform  underwriter  and  transmittal  summary  (Fannie  Mae Form  1008) or  reasonable equivalent.

         4.       Credit report on the mortgagor.

         5.       Business credit report, if applicable.

         6.       Residential appraisal report and attachments thereto.

         7.       The original of any guarantee executed in connection with the Mortgage Note.

         8.       Verification  of employment  and income  except for Mortgage  Loans  originated  under a limited documentation program, all in accordance with Company's underwriting guidelines.

         9.       Verification  of  acceptable   evidence  of  source  and  amount  of  down  payment,  in
accordance with Company's underwriting guidelines.

         10.      Photograph of the Mortgaged Property (may be part of appraisal).

         11.      Survey of the Mortgaged Property, if any.

         12.      Sales contract, if applicable.

         13.      If available,  termite  report,  structural  engineer's  report,  water  portability and septic certification.

         14.      Any original security  agreement,  chattel mortgage or equivalent executed in connection with the Mortgage.

         15.      Name affidavit, if applicable.

                                                     EXHIBIT B

                                    CUSTODIAL ACCOUNT LETTER AGREEMENT

                                           ______________, 2003

To:      [_______________________]
         (the "Depository")

         As  "Company"   under  the   Purchase,   Warranties   and  Servicing   Agreement,   dated  as  of
[_____________________]  1, 2003 Adjustable  Rate Mortgage Loans (the  "Agreement"),  we hereby  authorize and  request  you to  establish  an  account,  as a  Custodial  Account  pursuant  to Section  4.04 of the
Agreement,  to be designated as  "[______________________________________],  in trust for the [Purchaser],
Owner of  Adjustable  Rate  Mortgage  Loans".  All deposits in the account  shall be subject to withdrawal therefrom by order signed by the Company.  This letter is submitted to you in  duplicate.  Please  execute and return one original to us.

                                                              [__________________________]

By:____________________________

Name:__________________________

Title:_________________________

         The  undersigned,  as "Depository",  hereby  certifies that the above described  account has been established  under Account Number  [__________],  at the office of the  depository  indicated  above,  and agrees to honor  withdrawals on such account as provided above.  The full amount  deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance  Corporation  through the Bank  Insurance  Fund or the Savings  Association  Insurance  Fund or will be  invested  in  Permitted
Investments as defined in the Agreement.

                                                     [___________________________]

By:____________________________

Name:__________________________

Title:_________________________

                                                EXHIBIT C

                                     ESCROW ACCOUNT LETTER AGREEMENT
                                           _____________, 2003

To:      [_______________________]
         (the "Depository")

         As  "Company"   under  the   Purchase   Warranties   and   Servicing   Agreement,   dated  as  of
[____________________]1,  2003 Adjustable Rate Mortgage Loans (the  "Agreement"),  we hereby authorize and request you to establish an account,  as an Escrow Account  pursuant to Section 4.06 of the Agreement,  to be designated as  "[__________________________],  in trust for the  [Purchaser],  Owner of Adjustable Rate
Mortgage  Loans,  and various  Mortgagors."  All  deposits in the account  shall be subject to  withdrawal therefrom by order signed by the Company.  This letter is submitted to you in  duplicate.  Please  execute and return one original to us.

                                            [_____________________]

                                            By:____________________________
                                            Name:__________________________
                                            Title:_________________________

         The  undersigned,  as "Depository",  hereby  certifies that the above described  account has been established under Account Number __________,  at the office of the depository  indicated above, and agrees to honor  withdrawals  on such  account as provided  above.  The full amount  deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance  Corporation  through the
Bank  Insurance  Fund  or the  Savings  Association  Insurance  Fund  or will  be  invested  in  Permitted
Investments as defined in the Agreement.

                                            [______________________]

                                            By:______________________________
                                            Name:____________________________
                                            Title:___________________________

                                                EXHIBIT D

                         FORM OF ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

         This is a Purchase, Assignment, Assumption and Recognition Agreement (this "PAAR Agreement")
made as of  __________, 200__, among EMC Mortgage Corporation (the "Assignor"), ___________________ (the
"Assignee"), and _______________________ (the "Company").

         In consideration of the mutual promises contained herein the parties hereto agree that the residential mortgage loans (the "Assigned Loans") listed on Attachment 1 annexed hereto (the "Assigned
Loan Schedule") now serviced by Company for Assignor and its successors and assigns pursuant to the
Purchase, Warranties and Servicing Agreement, dated as of _________, 200__, between Assignor and Company
(the "Purchase Agreement") shall be subject to the terms of this PAAR Agreement. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Purchase Agreement.

Purchase, Assignment and Assumption

         1.       Assignor hereby grants, transfers and assigns to Assignee all of the right, title and interest of Assignor in the Assigned Loans and, as they relate to the Assigned Loans, all of its right, title and interest in, to and under the Purchase Agreement.

         2.       Simultaneously with the execution hereof, (i) Assignee shall pay to Assignor the
"Funding Amount" as set forth in that certain letter agreement, dated as of _________ ____, between
Assignee and Assignor (the "Confirmation") and (ii) Assignor, at its expense, shall have caused to be delivered to Assignee or its designee the Mortgage File for each Assigned Loan in Assignor's or its custodian's possession, as set forth in the Purchase Agreement, along with, for each Assigned Loan, an endorsement of the Mortgage Note from the applicable Company, in blank, and an assignment of mortgage in recordable form from the applicable Company, in blank.  Assignee shall pay the Funding Amount by wire transfer of immediately available funds to the account specified by Assignor.  Assignee shall be entitled to all scheduled payments due on the Assigned Loans after ___________, 200__ and all unscheduled payments or other proceeds or other recoveries on the Assigned Loans received on and after
_____________, 200__.

Representations, Warranties and Covenants

         3.       Assignor warrants and represents to Assignee and Company as of the date hereof:

         (a)      Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

         (b)      Assignor is the lawful owner of the Assigned Loans with full right to transfer the
Assigned Loans and any and all of its interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Assigned Loans to Assignee as contemplated herein, Assignee shall have good title to each and every Assigned Loan, as well as any and all of Assignee's interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances;

(c)      There are no offsets, counterclaims or other defenses available to Company with respect to the
Assigned Loans or the Purchase Agreement;
         (d)      Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Assigned Loan;

         (e)      Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Assigned Loans;

(f)      Assignor has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein.  The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Assignor's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of
Assignor's charter or by-laws or any legal restriction, or any material agreement or instrument to which
Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject.  The execution, delivery and performance by Assignor of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of
Assignor.  This PAAR Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee and Company, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignor in connection with the execution, delivery or performance by Assignor of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

Neither Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Assigned Loans, or any interest in the Assigned
Loans or otherwise approached or negotiated with respect to the Assigned Loans, or any interest in the
Assigned Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Assigned Loans under the Securities Act of 1933, as amended (the "1933 Act") or which would render the disposition of the Assigned Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto.

         4.       Assignee warrants and represents to, and covenants with, Assignor and Company as of the date hereof:

         (a)      Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to acquire, own and purchase the Assigned Loans;

         (b)      Assignee has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein.  The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of
Assignee's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee's charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject.  The execution, delivery and performance by Assignee of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of
Assignee. This PAAR Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor and Company, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

         (c)      No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Assignee of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

(d)      Assignee agrees to be bound as "Purchaser" by all of the terms, covenants and conditions of the
Purchase Agreement with respect to the Assigned Loans, and from and after the date hereof, Assignee assumes for the benefit of each of Assignor and Company all of Assignor's obligations as "Purchaser"
thereunder but solely with respect to such Assigned Loans.
         5.       Company warrants and represents to, and covenant with, Assignor and Assignee as of the date hereof:

         (a)      Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

         (b)      Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to service the Assigned
Loans and otherwise to perform its obligations under the Purchase Agreement;

Company has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein.  The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of
Company's charter or by-laws or any legal restriction, or any material agreement or instrument to which
Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Company or its property is subject.  The execution, delivery and performance by Company of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Company.
This PAAR Agreement has been duly executed and delivered by Company, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of Company, enforceable against Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Company of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

No event has occurred from the Closing Date to the date hereof which would render the representations and warranties as to the related Assigned Loans made by the Company in Sections 3.01 and 3.02 of the
Purchase Agreement to be untrue in any material respect.

Recognition of Assignee

         6.       From and after the date hereof, Company shall recognize Assignee as owner of the
Assigned Loans and will service the Assigned Loans in accordance with the Purchase Agreement.  It is the intention of Assignor, Company and Assignee that this PAAR Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto.  Neither Company nor Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the
Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the
Assigned Loans without the prior written consent of Assignee.

Miscellaneous

         7.       All demands, notices and communications related to the Assigned Loans, the Purchase
Agreement and this PAAR Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:

         (a)      In the case of Company,

                  ____________________
                  ____________________
                  ____________________
                  ____________________
                  ____________________
With a copy to ______________________________________.

In the case of Assignor,

____________________
____________________
____________________
____________________
                  ____________________

         (c)      In the case of Assignee,

EMC Mortgage Corporation
         Mac Arthur Ridge II
         909 Hidden Ridge Drive, Suite 200
         Irving, Texas 75038
         Attention:  Ms. Ralene Ruyle
         Telecopier No.:  (972) 444-2880

with a copy  to:

___________________
383 Madison Avenue
New York, New York 10179
Attention: ___________
Telecopier No.:  (212) 272-____

8.       Each party will pay any commissions it has incurred and the fees of its attorneys in connection with the negotiations for, documenting of and closing of the transactions contemplated by this PAAR
Agreement.

         9.       This PAAR Agreement shall be construed in accordance with the laws of the State of New
York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

         10.      No term or provision of this PAAR Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

         11.      This PAAR Agreement shall inure to the benefit of the successors and assigns of the parties hereto.  Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

         12.      This PAAR Agreement shall survive the conveyance of the Assigned Loans, the assignment of the Purchase Agreement to the extent of the Assigned Loans by Assignor to Assignee and the termination of the Purchase Agreement.

         13.      This PAAR Agreement may be executed simultaneously in any number of counterparts.
Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

         14.      In the event that any provision of this PAAR Agreement conflicts with any provision of the Purchase Agreement with respect to the Assigned Loans, the terms of this PAAR Agreement shall control.  In the event that any provision of this PAAR Agreement conflicts with any provision of the
Confirmation with respect to the Assigned Loans, the terms of this PAAR Agreement shall control.

[Modification of Purchase Agreement

The Company and Assignor hereby amend the Purchase Agreement as follows:

(a)      The following definitions are added to Section 1.01 of the Purchase Agreement:

Securities Administrator:  ________________________

Supplemental PMI Insurer:  ________________________

Supplemental PMI Policy:   The primary guarantee insurance policy of the Supplemental PMI Insurer attached hereto as Exhibit J, or any successor Supplemental PMI Policy given to the Servicer by the
Assignee.

Trustee:          ________________________

(b)      The following definition is amended and restated:

Insurance Proceeds:        Proceeds of any Primary Mortgage Insurance Policy, the Supplemental PMI
Policy, any title policy, any hazard insurance policy or any other insurance policy covering a Mortgage
Loan or other related Mortgaged Property, including any amounts required to be deposited in the
Custodial Account pursuant to Section 4.04, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with Accepted
Servicing Practices.

(c)      The following are added as the fourth, fifth and sixth paragraphs of Section 4.08:

"In connection with its activities as servicer, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the Supplemental PMI Insurer with respect to the Supplemental PMI
Policy and, in this regard, to take such action as shall be necessary to permit recovery under any
Supplemental PMI Policy respecting a defaulted Mortgage Loan.  Pursuant to Section 4.04, any amounts collected by the Company under any Supplemental PMI Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

In accordance with the Supplemental PMI Policy, the Company shall provide to the Supplemental PMI
Insurer any required information regarding the Mortgage Loans.

The Company shall provide to the [Securities Administrator] on a monthly basis via computer tape, or other mutually acceptable format, the unpaid principal balance, insurer certificate number, lender loan number, and premium due the Supplemental PMI Insurer for each Mortgage Loan covered by the Supplemental
PMI Policy.  In addition, the Company agrees to forward to the Purchaser and the [Securities
Administrator] any statements or other reports given by the Supplemental PMI Insurer to the Servicer in connection with a claim under the Supplemental PMI Policy."

(d)      Clause (vi) of Section 6.1 is amended to read as follows:

"Company ceases to be approved by either Fannie Mae or FHLMC as a mortgage loan seller or servicer for more than thirty days, or the Company fails to meet the servicer eligibility requirements of the
Supplemental PMI Insurer; or"]

         IN WITNESS WHEREOF, the parties hereto have executed this PAAR Agreement as of the day and year first above written.

EMC MORTGAGE CORPORATION
Assignor

By:
Name:
Title:

_________________________________
Assignee

By:
Name:
Title:

_________________________________
Company

By:
Name:
Title:

                                               ATTACHMENT 1

                                          ASSIGNED LOAN SCHEDULE

                                               ATTACHMENT 2

                               PURCHASE, WARRANTIES AND SERVICING AGREEMENT

                                                EXHIBIT E

                                          FORM OF TRIAL BALANCE

                                                EXHIBIT G

                               REQUEST FOR RELEASE OF DOCUMENTS AND RECEIPT

RE:      Mortgage Loan #___________________________________
BORROWER:__________________________________________________
PROPERTY: __________________________________________________

Pursuant to a Purchase,  Warranties and Servicing Agreement (the "Agreement")  between the Company and the
Purchaser,  the  undersigned  hereby  certifies  that he or she is an  officer of the  Company  requesting release of the documents for the reason specified below.  The undersigned further certifies that:

(Check one of the items below)

_____             On _________________, the above captioned mortgage loan       was  paid  in full or that
the Company has been notified               that payment in full has been or will be escrowed.  The
Company hereby certifies that all amounts with respect                 to this  loan  which  are  required
under the Agreement                         have been or will be deposited in the Custodial Account
as required.

_____             The above captioned loan is being repurchased pursuant                         to the
terms of the Agreement.  The Company hereby                            certifies   that   the   repurchase
price has been credited                     to the Custodial Account as required under the
Agreement.

_____             The above captioned loan is being placed in foreclosure               and  the  original
documents are required to proceed with               the   foreclosure    action.   The   Company   hereby
certifies                           that the documents will be returned to the Purchaser in
the event of reinstatement.

_____             Other (explain)

_______________________________________________________
_______________________________________________________

All  capitalized  terms  used  herein and not  defined  shall have the  meanings  assigned  to them in the
Agreement.

         Based on this  certification  and the indemnities  provided for in the Agreement,  please release to the Company all original mortgage documents in your possession relating to this loan.

Dated:_________________

By:________________________________
     Signature
    ___________________________________
         Title

Send documents to:         _____________________________________________
_____________________________________________
_____________________________________________

Acknowledgement:

         Purchaser  hereby  acknowledges  that all  original  documents  previously  released on the above captioned mortgage loan have  been returned and received by the Purchaser.

Dated:________________

By:________________________________
     Signature

    _______________________________
     Title

EXHIBIT H

                                    COMPANY'S UNDERWRITING GUIDELINES

                                                EXHIBIT I

                                          MORTGAGE LOAN SCHEDULE

                                           AMENDMENT NUMBER ONE
                                                  to the

                               PURCHASE, WARRANTIES AND SERVICING AGREEMENT

                                       Dated as of January 1, 2006

                                                 between

                                        EMC MORTGAGE CORPORATION,
                                               as Purchaser

                                                   and

                                               US BANK, NA,
                                                as Company

         This AMENDMENT  NUMBER ONE (this  "Amendment")  is made and entered into this 1st day of January,
2006, by and between EMC Mortgage  Corporation,  a Delaware  corporation,  as purchaser (the  "Purchaser")
and US Bank,  NA, as company (the  "Company") in connection  with the Purchase,  Warranties  and Servicing
Agreement,  dated as of March 1,  2003,  between  the above  mentioned  parties  (the  "Agreement").  This
Amendment is made pursuant to Section 11.02 of the Agreement.

                                                 RECITALS

         WHEREAS,          the parties hereto have entered into the Agreement;

         WHEREAS,  the  Agreement  provides  that the parties  thereto may enter into an  amendment to the
Agreement;

         WHEREAS, the parties hereto desire to amend the Agreement as set forth in this Amendment; and

         NOW, THEREFORE,  in consideration of the premises and for other good and valuable  consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Agreement.

         Article I of the Agreement is hereby amended effective as of the date hereof by adding the following definitions to Section 1.01:

         Commission or SEC:  The Securities and Exchange Commission.

         Depositor:  The  depositor,  as such term is  defined  in  Regulation  AB,  with  respect  to any
Securitization Transaction.

         Exchange Act:  The Securities Exchange Act of 1934, as amended.

         Master Servicer: With respect to any Securitization  Transaction,  the "master servicer," if any, identified in the related transaction documents.

         Nonrecoverable  Advance:  Any portion of a Monthly Advance or Servicing  Advance  previously made or proposed to be made by the Company  pursuant to this  Agreement,  that,  in the good faith  judgment of the Company,  will not or, in the case of a proposed advance,  would not, be ultimately  recoverable by it from  the  related  Mortgagor  or the  related  Liquidation  Proceeds,  Insurance  Proceeds,  Condemnation
Proceeds or otherwise with respect to the related Mortgage Loan.

         Pass-Through  Transfer:  Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans  directly or indirectly to an issuing  entity in connection  with an issuance of publicly offered or privately placed,  rated or unrated  mortgage-backed  securities or (2) an issuance of publicly offered or privately placed,  rated or unrated  securities,  the payments on which are determined primarily by reference to one or more  portfolios of residential  mortgage loans  consisting,  in whole or in part, of some or all of the Mortgage Loans.

         Prepayment  Charge:  Any  prepayment  premium,  penalty  or  charge  payable  by a  Mortgagor  in connection  with any  Principal  Prepayment  on a  Mortgage  Loan  pursuant  to the  terms of the  related
Mortgage Note.

         Principal  Prepayment:  Any payment or other  recovery of  principal  on a Mortgage  Loan full or partial  which is received in advance of its  scheduled  Due Date,  including  any  Prepayment  Charge and which is not  accompanied  by an amount of interest  representing  scheduled  interest  due on any date or dates in any month or months subsequent to the month of prepayment.

         Qualified  Correspondent:  Any Person from which the Company purchased  Mortgage Loans,  provided that the following  conditions  are  satisfied:  (i) such Mortgage  Loans were  originated  pursuant to an agreement  between  the  Company and such Person  that  contemplated  that such  Person  would  underwrite mortgage  loans from time to time, for sale to the Company,  in accordance  with  underwriting  guidelines designated by the Company  ("Designated  Guidelines")  or guidelines that do not vary materially from such
Designated  Guidelines;  (ii) such  Mortgage  Loans were in fact  underwritten  as described in clause (i)
above  and were  acquired  by the  Company  within  180  days  after  origination;  (iii)  either  (x) the
Designated  Guidelines  were,  at the time such  Mortgage  Loans were  originated,  used by the Company in origination  of mortgage  loans of the same type as the Mortgage  Loans for the  Company's  own account or
(y) the Designated  Guidelines were, at the time such Mortgage Loans were underwritten,  designated by the
Company on a  consistent  basis for use by lenders in  originating  mortgage  loans to be purchased by the
Company;  and (iv) the Company  employed,  at the time such  Mortgage  Loans were acquired by the Company, pre-purchase  or  post-purchase  quality  assurance  procedures  (which may involve,  among other  things, review of a sample of mortgage  loans  purchased  during a  particular  time period or through  particular channels)  designed to ensure that Persons from which it purchased  mortgage  loans  properly  applied the underwriting criteria designated by the Company.

         Regulation  AB:  Subpart  229.1100  –  Asset  Backed   Securities   (Regulation  AB),  17  C.F.R.
§§229.1100-229.1123,  as amended from time to time, and subject to such  clarification and  interpretation as have been provided by the Commission in the adopting release (Asset-Backed  Securities,  Securities Act
Release No. 33-8518,  70 Fed. Reg. 1,506,  1,531 (Jan. 7, 2005)) or by the staff of the Commission,  or as may be provided by the Commission or its staff from time to time.

         Securities Act:  The Securities Act of 1933, as amended.

         Securitization  Transaction:  Any  transaction  involving  either (1) a sale or other transfer of some or all of the Mortgage  Loans  directly or  indirectly  to an issuing  entity in  connection  with an issuance of publicly offered or privately placed,  rated or unrated  mortgage-backed  securities or (2) an issuance of publicly offered or privately placed,  rated or unrated securities,  the payments on which are determined primarily by reference to one or more portfolios of residential  mortgage loans consisting,  in whole or in part, of some or all of the Mortgage Loans.

         Servicing  Criteria:  As of any date of  determination,  the  "servicing  criteria"  set forth in
Item 1122(d) of Regulation AB, or any amendments  thereto,  a summary of the  requirements  of which as of the date hereof is attached  hereto as Exhibit L for  convenience  of  reference  only.  In the event of a conflict or  inconsistency  between the terms of Exhibit L and the text of Item 1122(d) of Regulation  AB, the text of Item 1122(d) of Regulation AB shall control (or those Servicing  Criteria  otherwise  mutually agreed to by the Purchaser,  the Company and any Person that will be responsible  for signing any Sarbanes
Certification  with respect to a  Securitization  Transaction in response to evolving  interpretations  of
Regulation AB and incorporated into a revised Exhibit L).

         Static  Pool  Information:  Static pool  information  as  described  in Item  1105(a)(1)-(3)  and
1105(c) of Regulation AB.

         Subcontractor:  Any  vendor,  subcontractor  or  other  Person  that is not  responsible  for the overall  servicing  (as  "servicing"  is  commonly  understood  by  participants  in  the  mortgage-backed securities  market) of Mortgage  Loans but  performs one or more  discrete  functions  identified  in Item
1122(d) of  Regulation  AB with respect to Mortgage  Loans under the direction or authority of the Company or a Subservicer.

         Third-Party  Originator:  Each  Person,  other than a Qualified  Correspondent,  that  originated
Mortgage Loans acquired by the Company.

         Article I of the Agreement is hereby amended effective as of the date hereof by deleting the definition of Subservicer in Section 1.01 and replacing it with the following:

         Subservicer:  Any  Person  that  services  Mortgage  Loans  on  behalf  of  the  Company  or  any
Subservicer  and is  responsible  for  the  performance  (whether  directly  or  through  Subservicers  or
Subcontractors) of a substantial  portion of the material servicing  functions required to be performed by the Company under this  Agreement or any  Reconstitution  Agreement that are identified in Item 1122(d) of
Regulation AB.

         Article III of the Agreement is hereby amended effective as of the date hereof by revising
Section 3.01(n) as follows (new text underlined):

         (n)      Company has  delivered to the  Purchaser  financial  statements  of its parent,  for its last two complete fiscal years. All such financial  information  fairly presents the pertinent  results of operations  and financial  position for the period  identified  and has been  prepared in accordance  with
GAAP  consistently  applied  throughout  the periods  involved,  except as set forth in the notes thereto.
There has been no  change in the  servicing  policies  and  procedures,  business,  operations,  financial condition,  properties  or assets of the Company  since the date of the  Company's  financial  information that would have a material adverse effect on its ability to perform its obligations under this Agreement;

         Article III of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 3.01(o):

         (o)      As of the  date  of  each  Pass-Through  Transfer,  and  except  as has  been  otherwise disclosed to the Purchaser,  any Master  Servicer and any Depositor:  (1) no default or servicing  related performance  trigger has occurred as to any other  securitization  due to any act or failure to act of the
Company;  (2) no material  noncompliance with applicable servicing criteria as to any other securitization has been  disclosed or reported by the Company;  (3) the Company has not been  terminated as servicer in a residential  mortgage  loan  securitization,  either due to a  servicing  default or to  application  of a servicing  performance test or trigger;  (4) no material changes to the Company's  servicing  policies and procedures  for similar loans has occurred in the preceding  three years;  (5) there are no aspects of the
Company's  financial  condition  that could  have a  material  adverse  impact on the  performance  by the
Company  of its  obligations  hereunder;  (6)  there  are no  legal  proceedings  pending,  or known to be contemplated by governmental  authorities,  against the Company that could be material to investors in the securities  issued in such  Pass-Through  Transfer;  and (7) there are no  affiliations,  relationships or transactions relating to the Company of a type that are described under Item 1119 of Regulation AB.

         Article III of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 3.01(p):

         (p)      If so  requested  by the  Purchaser or any  Depositor  on any date,  the Company  shall, within five Business Days following such request,  confirm in writing the accuracy of the  representations and warranties set forth in Section  3.01(o) of this Section or, if any such  representation  and warranty is not accurate as of the date of such request,  provide reasonably  adequate  disclosure of the pertinent facts, in writing, to the requesting party.

         Article III of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 3.01(q):

         (q)      Notwithstanding  anything to the contrary in the Agreement,  the Company shall (or shall cause each  Subservicer and Third-Party  Originator to) (i) immediately  notify the Purchaser,  any Master
Servicer and any Depositor in writing of (A) any material  litigation or governmental  proceedings pending
against  the  Company,   any  Subservicer  or  any  Third-Party   Originator,   (B)  any  affiliations  or
relationships  that develop  following the closing date of a  Pass-Through  Transfer  between the Company, any  Subservicer  or any  Third-Party  Originator  and  any of the  parties  specified  in  clause  (7) of paragraph (o) of this Section (and any other parties  identified in writing by the requesting  party) with respect to such Pass-Through  Transfer,  (C) any Event of Default under the terms of this Agreement or any
Reconstitution  Agreement,  (D) any merger,  consolidation or sale of  substantially  all of the assets of the Company,  and (E) the Company's  entry into an agreement  with a  Subservicer  to perform or assist in the performance of any of the Company's  obligations under this Agreement or any Reconstitution  Agreement and (ii) provide to the Purchaser and any Depositor a description  of such  proceedings,  affiliations  or relationships.

         All  notification  pursuant  to this  Section  3.01(q),  other  than  those  pursuant  to Section
3.01(q)(i)(A), should be sent to:

         EMC Mortgage Corporation
         2780 Lake Vista Drive
         Lewisville, TX 75067-3884
         Attention:  Conduit Seller Approval Dept.
         Facsimile:  (214) 626-3751
         Email:  sellerapproval@bear.com

         With a copy to:

         Bear, Stearns & Co. Inc.
         383 Madison Avenue, 3rd Floor
         New, York, NY 10179
         Attention:  Global Credit Administration
         Facsimile:  (212) 272-6564

         Notifications pursuant to Section 3.01(q)(i)(A) should be sent to:

         EMC Mortgage Corporation
         Two Mac Arthur Ridge
         909 Hidden Ridge Drive, Suite 200
         Irving, TX 75038
         Attention:  Associate General Counsel for Loan Administration
         Facsimile:  (972) 831-2555

         With copies to:

         Bear, Stearns & Co. Inc.
         383 Madison Avenue, 3rd Floor
         New, York, NY 10179
         Attention:  Global Credit Administration
         Facsimile:  (212) 272-6564

         EMC Mortgage Corporation
         2780 Lake Vista Drive
         Lewisville, TX 75067-3884
         Attention:  Conduit Seller Approval Dept.
         Facsimile:  (214) 626-3751
         Email:  sellerapproval@bear.com

         Article III of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 3.01(r):

         (r)      As a  condition  to the  succession  to the  Company or any  Subservicer  as servicer or subservicer  under  this  Agreement  or any  Reconstitution  Agreement  by any  Person  (i) into which the
Company or such Subservicer may be merged or  consolidated,  or (ii) which may be appointed as a successor to the Company or any  Subservicer,  the Company shall provide to the Purchaser,  any Master  Servicer and any Depositor,  at least 15 calendar days prior to the effective date of such  succession or  appointment,
(x)  written  notice to the  Purchaser,  any Master  Servicer  and any  Depositor  of such  succession  or appointment and (y) in writing and in form and substance  reasonably  satisfactory  to the Purchaser,  any
Master Servicer and such  Depositor,  all information  reasonably  requested by the Purchaser,  any Master
Servicer or any  Depositor in order to comply with its  reporting  obligation  under Item 6.02 of Form 8-K with respect to any class of asset-backed securities.

         Article III of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 3.02(zz):

         (zz)     With respect to each Mortgage  Loan,  information  regarding  the borrower  credit files related to such  Mortgage Loan has been  furnished to credit  reporting  agencies in  compliance  with the provisions of the Fair Credit Reporting Act and the applicable implementing regulations.

         Article IV of the Agreement is hereby amended effective as of the date hereof by adding the following after the first sentence in 4.01:

         In addition,  the Company shall furnish  information  regarding the borrower credit files related to such Mortgage Loan to credit  reporting  agencies in compliance  with the provisions of the Fair Credit
Reporting Act and the applicable implementing regulations.

         Article IV of the Agreement is hereby amended effective as of the date hereof by deleting in its entirety the last paragraph of Section 4.02 and replacing it with the following:

         The Company shall not waive any Prepayment Charge unless:  (i) the  enforceability  thereof shall have been limited by bankruptcy, insolvency,  moratorium,  receivership and other similar laws relating to creditors'  rights  generally,  (ii) the enforcement  thereof is illegal,  or any local,  state or federal agency has  threatened  legal action if the  prepayment  penalty is enforced,  (iii) the mortgage debt has been  accelerated  in connection  with a foreclosure or other  involuntary  payment or (iv) such waiver is standard  and  customary  in  servicing  similar  Mortgage  Loans and relates to a default or a reasonably foreseeable  default and would,  in the  reasonable  judgment of the Company,  maximize  recovery of total proceeds  taking into account the value of such  Prepayment  Charge and the related  Mortgage  Loan.  If a
Prepayment  Charge is  waived,  but does not meet the  standards  described  above,  then the  Company  is required to pay the amount of such waived  Prepayment  Charge by remitting such amount to the Purchaser by the Remittance Date.

         Article IV of the Agreement is hereby amended effective as of the date hereof by revising the first paragraph of Section 4.03 by adding the following after the first sentence:

         In determining  the  delinquency  status of any Mortgage  Loan, the Company will use  delinquency recognition  policies as described to and approved by the  Purchaser,  and shall revise these  policies as requested by the Purchaser from time to time.

         Article V of the Agreement is hereby amended effective as of the date hereof by deleting
Section 5.02 in its entirety and replacing it with the following:

         Section 5.02      Statements to the Purchaser.

         The Company shall  furnish to Purchaser an  individual  loan  accounting  report,  as of the last
Business  Day of each month,  in the  Company's  assigned  loan number  order to  document  Mortgage  Loan payment  activity on an individual  Mortgage  Loan basis.  With respect to each month,  the  corresponding individual  loan  accounting  report shall be received by the  Purchaser no later than the fifth  Business
Day of the following  month on a disk or tape or other  computer-readable  format in such format as may be mutually  agreed upon by both  Purchaser  and  Company,  and no later than the fifth  Business  Day of the following month in hard copy, and shall contain the following:

         (i)      with  respect  to each  Mortgage  Loan and each  Monthly  Payment,  the  amount  of such remittance allocable to principal (including a separate breakdown of any Principal  Prepayment,  including the date of such  prepayment,  and any prepayment  penalties or premiums,  along with a detailed report of interest on principal prepayment amounts remitted in accordance with Section 4.04);

         (ii)     with  respect  to each  Mortgage  Loan and each  Monthly  Payment,  the  amount  of such remittance allocable to interest;

         (iii)    with respect to each Mortgage  Loan,  the amount of servicing  compensation  received by the Company during the prior distribution period;

         (iv)     the Stated  Principal  Balance of each Mortgage Loan and the aggregate  Stated Principal
Balance  of all  Mortgage  Loans as of the first day of the  distribution  period  and the last day of the distribution period;

         (v)      with respect to each Mortgage Loan, the current Mortgage Interest Rate;

         (vi)     with respect to each  Mortgage  Loan,  the aggregate  amount of any Insurance  Proceeds,
Condemnation  Proceeds,  Liquidation  Proceeds  and REO  Disposition  Proceeds  received  during the prior distribution period;

         (vii)    with respect to each Mortgage  Loan, the amount of any  Prepayment  Interest  Shortfalls paid by the Company in accordance with Section 4.04(viii) during the prior distribution period;

         (viii)   the beginning and ending balances of the Custodial Account and Escrow Account;

         (ix)     the  number of  Mortgage  Loans as of the first day of the  distribution  period and the last day of the distribution period;

         (x)      with respect to each Mortgage Loan, the Stated  Principal  Balance of each Mortgage Loan
(a) delinquent as grouped in the following  intervals  through final liquidation of such Mortgage Loan: 30 to 59 days, 60 to 89 days,  90 days or more;  (b) as to which  foreclosure  has  commenced;  and (c) as to which REO Property has been acquired;

         (xi)     with  respect to each  Mortgage  Loan,  the amount and  severity  of any  realized  loss following liquidation of such Mortgage Loan;

         (xii)    with respect to each Mortgage  Loan,  and in the aggregate for all Mortgage  Loans,  the amount of any Monthly Advances made by the Company during the prior distribution period;

         (xiii)   with respect to each  Mortgage  Loan, a description  of any  Servicing  Advances made by the Company with respect to such Mortgage Loan  including  the amount,  terms and general  purpose of such
Servicing  Advances,  and the  aggregate  amount of Servicing  Advances for all Mortgage  Loans during the prior distribution period;

         (xiv)    with respect to each Mortgage  Loan, a description of any  Nonrecoverable  Advances made by the Company with respect to such  Mortgage  Loan  including  the amount,  terms and general  purpose of such Nonrecoverable  Advances, and the aggregate amount of Nonrecoverable  Advances for all Mortgage Loans during the prior distribution period;

         (xv)     with respect to each Mortgage  Loan, a description  of any Monthly  Advances,  Servicing
Advances and Nonrecoverable  Advances  reimbursed to the Company with respect to such Mortgage Loan during the prior  distribution  period pursuant to Section 4.05, and the source of funds for such  reimbursement, and the  aggregate  amount  of any  Monthly  Advances,  Servicing  Advances  and  Nonrecoverable  Advances
reimbursed  to the  Company  for all  Mortgage  Loans  during the prior  distribution  period  pursuant to
Section 4.05;

         (xvi)    with  respect  to any  Mortgage  Loan,  a  description  of any  material  modifications, extensions  or waivers to the terms,  fees,  penalties or payments of such  Mortgage Loan during the prior distribution period or that have cumulatively become material over time;

         (xvii)   a  description  of any  material  breach of a  representation  or warranty  set forth in
Section 3.01 or Section 3.02 herein or of any other  breach of a covenant or  condition  contained  herein and the status of any resolution of such breach;

         (xviii)  with respect to each  Mortgage  Loan,  the Stated  Principal  Balance of any  substitute
Mortgage  Loan  provided by the Company and the Stated  Principal  Balance of any  Mortgage  Loan that has been replaced by a substitute Mortgage Loan in accordance with Section 3.03 herein;

         (xix)    with respect to each Mortgage  Loan, the Stated  Principal  Balance of any Mortgage Loan
that has been repurchased by the Company in accordance with Section 3.03 herein.

         In  addition,  the  Company  shall  provide  to the  Purchaser  such other  information  known or available  to the Company  that is necessary  in order to provide the  distribution  and pool  performance information  as required  under Item 1121 of Regulation AB, as amended from time to time, as determined by the  Purchaser in its sole  discretion.  The Company shall also provide a monthly  report,  in the form of
Exhibit E hereto,  or such other form as is mutually  acceptable  to the Company,  the  Purchaser  and any
Master  Servicer,  Exhibit F with  respect to  defaulted  mortgage  loans and  Exhibit O, with  respect to realized losses and gains, with each such report.

         The Company shall prepare and file any and all information  statements or other filings  required to be delivered to any governmental  taxing authority or to Purchaser  pursuant to any applicable law with respect to the Mortgage Loans and the transactions  contemplated  hereby.  In addition,  the Company shall provide  Purchaser  with such  information  concerning the Mortgage Loans as is necessary for Purchaser to prepare its federal income tax return as Purchaser may reasonably request from time to time.

         In  addition,  not more than sixty (60) days after the end of each  calendar  year,  the  Company shall  furnish  to each  Person  who was a  Purchaser  at any time  during  such  calendar  year an annual statement in accordance  with the  requirements  of applicable  federal income tax law as to the aggregate of remittances for the applicable portion of such year.

         Article VI of the Agreement is hereby amended effective as of the date hereof by deleting
Section 6.04 in its entirety and replacing it with the following:

         Section 6.04      Annual Statement as to Compliance; Annual Certification.

         (a)      The  Company  will  deliver to the  Purchaser  and any Master  Servicer,  not later than
March 1st of each calendar year  beginning in 2007, an Officers'  Certificate  acceptable to the Purchaser
(an "Annual  Statement of Compliance")  stating,  as to each signatory  thereof,  that (i) a review of the activities of the Company during the preceding  calendar year and of  performance  under this Agreement or other applicable  servicing agreement has been made under such officers'  supervision and (ii) to the best of such  officers'  knowledge,  based on such review,  the Company has  fulfilled  all of its  obligations under this Agreement or other  applicable  servicing  agreement in all material  respects  throughout such year, or, if there has been a failure to fulfill any such obligation in any material  respect,  specifying each such  failure  known to such  officer  and the  nature and status of cure  provisions  thereof.  Such
Annual  Statement of Compliance  shall contain no  restrictions  or limitations on its use. Copies of such statement  shall be provided by the Company to the  Purchaser  upon  request and by the  Purchaser  to any
Person  identified as a  prospective  purchaser of the Mortgage  Loans.  In the event that the Company has delegated  any  servicing  responsibilities  with  respect to the  Mortgage  Loans to a  Subservicer,  the
Company  shall  deliver an  officer's  certificate  (an  "Annual  Certification")  of the  Subservicer  as
described above as to each Subservicer as and when required with respect to the Company.

         (b)      With respect to any Mortgage Loans that are the subject of a Pass-Through  Transfer,  by
March 1st of each  calendar  year  beginning in 2007,  an officer of the Company shall execute and deliver an Annual  Certification to the Purchaser,  any Master Servicer and any related  Depositor for the benefit of each such  entity and such  entity's  affiliates  and the  officers,  directors  and agents of any such entity  and such  entity's  affiliates,  in the form  attached  hereto as Exhibit K. In the event that the
Company  has  delegated  any  servicing   responsibilities  with  respect  to  the  Mortgage  Loans  to  a
Subservicer,  the Company shall deliver an Annual  Certification  of the Subservicer as described above as to each Subservicer as and when required with respect to the Company.

         (c)      If the Company  cannot  deliver the related  Annual  Statement of  Compliance  or Annual
Certification by March 1st of such year, the Purchaser,  at its sole option,  may permit a cure period for the Company to deliver  such Annual  Statement  of  Compliance  or Annual  Certification,  but in no event later than March 10th of such year.

         Failure  of the  Company  to timely  comply  with this  Section  6.04 shall be deemed an Event of
Default,  automatically,  without notice and without any cure period,  unless  otherwise  agreed to by the
Purchaser  as set forth in  Section  6.04(c)  and  Purchaser  may,  in  addition  to  whatever  rights the
Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages,  including  injunctive relief and  specific  performance,  terminate  all the rights and  obligations  of the Company  under this
Agreement and in and to the Mortgage Loans and the proceeds  thereof without  compensating the Company for the same,  as provided in Section  9.01.  Such  termination  shall be  considered  with cause  pursuant to
Section 10.01 of this  Agreement.  This paragraph  shall  supercede any other  provision in this Agreement or any other agreement to the contrary.

         Article VI of the Agreement is hereby amended effective as of the date hereof by deleting
Section 6.05 in its entirety and replacing it with the following:

         Section 6.05      [Reserved].

         Article VI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 6.08:

         Section 6.08      Assessment of Compliance with Servicing Criteria.

         On and after  January 1, 2006,  the Company shall  service and  administer,  and shall cause each subservicer to servicer or administer,  the Mortgage Loans in accordance with all applicable  requirements of the Servicing Criteria.

         With respect to any Mortgage Loans that are the subject of a Pass-Through  Transfer,  the Company shall  deliver to the  Purchaser  or its  designee,  any Master  Servicer  and any  Depositor on or before
March 1st of each calendar year  beginning in 2007, a report (an  "Assessment of  Compliance")  reasonably satisfactory to the Purchaser,  any Master Servicer and any Depositor  regarding the Company's  assessment of compliance with the Servicing  Criteria during the preceding  calendar year as required by Rules 13a-18 and 15d-18 of the Exchange  Act and Item 1122 of  Regulation  AB, or as  otherwise  required by the Master
Servicer,  which as of the date  hereof,  require a report by an  authorized  officer of the Company  that contains the following:

         (a)      A statement by such officer of its  responsibility  for  assessing  compliance  with the
Servicing Criteria applicable to the Company;

         (b)      A statement by such officer  that such  officer  used the  Servicing  Criteria to assess compliance with the Servicing Criteria applicable to the Company;

         (c)      An  assessment  by  such  officer  of  the  Company's  compliance  with  the  applicable
Servicing Criteria for the period consisting of the preceding calendar year,  including  disclosure of any material  instance of  noncompliance  with respect thereto during such period,  which  assessment shall be based on the  activities  it performs  with respect to  asset-backed  securities  transactions  taken as a whole involving the Company, that are backed by the same asset type as the Mortgage Loans;

         (d)      A statement that a registered  public  accounting firm has issued an attestation  report on the Company's Assessment of Compliance for the period consisting of the preceding calendar year; and

         (e)      A statement as to which of the  Servicing  Criteria,  if any, are not  applicable to the
Company,  which  statement  shall be based on the  activities  it performs  with  respect to  asset-backed securities  transactions  taken as a whole  involving the Company,  that are backed by the same asset type as the Mortgage Loans.

         Such  report  at  a  minimum  shall  address  each  of  the  Servicing  Criteria  specified  on a certification  substantially in the form of Exhibit N hereto delivered to the Purchaser  concurrently with the execution of this Agreement.

         With  respect to any  Mortgage  Loans  that are the  subject of a  Pass-Through  Transfer,  on or before March 1st of each  calendar year  beginning in 2007,  the Company shall furnish to the Purchaser or its designee,  any Master  Servicer and any Depositor a report (an  "Attestation  Report") by a registered public  accounting  firm that  attests  to, and  reports  on, the  Assessment  of  Compliance  made by the
Company,  as required by Rules 13a-18 and 15d-18 of the Exchange  Act and Item 1122(b) of  Regulation  AB,
or as otherwise  required by the Master  Servicer,  which  Attestation  Report must be made in  accordance with  standards for  attestation  reports  issued or adopted by the Public  Company  Accounting  Oversight
Board.

         The Company  shall  cause each  Subservicer,  and each  Subcontractor  determined  by the Company pursuant to Section  11.19 to be  "participating  in the  servicing  function"  within the meaning of Item
1122 of Regulation  AB, to deliver to the Purchaser,  any Master  Servicer and any Depositor an assessment of compliance and accountants' attestation as and when provided in Sections 6.08.

         If the Company  cannot  deliver the related  Assessment of Compliance  or  Attestation  Report by
March 1st of such year,  the  Purchaser,  at its sole option,  may permit a cure period for the Company to deliver such  Assessment  of Compliance or  Attestation  Report,  but in no event later than March 10th of such year.

         Failure  of the  Company  to timely  comply  with this  Section  6.08 shall be deemed an Event of
Default,  automatically,  without notice and without any cure period,  unless  otherwise  agreed to by the
Purchaser as described  herein,  and Purchaser may, in addition to whatever  rights the Purchaser may have under  Sections  3.03 and  8.01 and at law or  equity  or to  damages,  including  injunctive  relief  and specific  performance,  terminate all the rights and  obligations  of the Company under this Agreement and in and to the Mortgage Loans and the proceeds  thereof without  compensating  the Company for the same, as provided in Section 9.01.  Such  termination  shall be considered  with cause pursuant to Section 10.01 of this  Agreement.  This  paragraph  shall  supercede  any other  provision  in this  Agreement or any other agreement to the contrary.

         Article VI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 6.09:

         Section 6.09      Intent of the Parties; Reasonableness.

         The Purchaser and the Company  acknowledge  and agree that a purpose of Sections  3.01(o),  5.02,
6.04,  6.08 and 11.18 of this  Agreement is to  facilitate  compliance  by the Purchaser and any Depositor with the  provisions of Regulation AB and related rules and  regulations  of the  Commission.  None of the
Purchaser,  any  master  Servicer  or any  Depositor  shall  exercise  its right to  request  delivery  of information or other  performance  under these  provisions other than in good faith, or for purposes other than  compliance  with  the  Securities  Act,  the  Exchange  Act and the  rules  and  regulations  of the
Commission  thereunder.  The Company  acknowledges that  interpretations of the requirements of Regulation
AB may change over time,  whether due to  interpretive  guidance  provided by the Commission or its staff, consensus among  participants in the asset-backed  securities  markets,  advice of counsel,  or otherwise, and agrees to comply with  requests  made by the  Purchaser or any Depositor in good faith for delivery of information  under  these  provisions  on the  basis of  evolving  interpretations  of  Regulation  AB. In connection  with any  Pass-Through  Transfer,  the Company  shall  cooperate  fully with the  Purchaser to deliver to the Purchaser  (including  any of its assignees or designees)  and any  Depositor,  any and all statements,  reports,  certifications,  records  and any other  information  necessary  in the good  faith determination  of the Purchaser or any Depositor to permit the Purchaser or such  Depositor to comply with
the  provisions  of  Regulation  AB,  together  with  such  disclosures   relating  to  the  Company,  any
Subservicer,  any  Third-Party  Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

         Article IX of the Agreements is hereby amended effective as of the date hereof by deleting
Section 9.01(x).

         Article IX of the Agreement is hereby amended effective as of the date hereof by deleting the first sentence of the last paragraph of Section 9.01 and replacing it with the following:

         Then,  and in each and  every  such  case,  so long as an Event of  Default  shall  not have been remedied,  the Purchaser,  by notice in writing to the Company  (except in the case of an Event of Default under clauses (iii),  (iv) or (v) above, or as otherwise stated herein,  in which case,  automatically and without  notice) may, in addition to whatever  rights the Purchaser may have under Sections 3.03, 6.07 and
8.01 and at law or equity or to damages,  including injunctive relief and specific performance,  terminate all the rights and  obligations  of the Company (and if the Company is servicing any of the Mortgage Loans in a  Securitization  Transaction,  appoint a  successor  servicer  reasonably  acceptable  to any  Master
Servicer for such  Securitization  Transaction)  under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same.

         Article IX of the Agreement is hereby amended effective as of the date hereof by adding the following at the end of the last paragraph of Section 9.01:

         The Company shall promptly  reimburse the Purchaser (or any designee of the Purchaser,  such as a master servicer) and any Depositor,  as applicable,  for all reasonable expenses incurred by the Purchaser
(or such designee) or such  Depositor,  as such are incurred,  in connection  with the  termination of the
Company as servicer  and the transfer of servicing  of the  Mortgage  Loans to a successor  servicer.  The provisions  of this  paragraph  shall not limit  whatever  rights the  Purchaser or any Depositor may have under other  provisions of this  Agreement  and/or any applicable  Reconstitution  Agreement or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

         Article XI of the Agreement is hereby amended effective as of the date hereof by restating
Section 11.18 in its entirety as follows:

         Section 11.18.    Cooperation of Company with a Reconstitution.

         The Company and the Purchaser  agree that with respect to some or all of the Mortgage  Loans,  on or  after  the  related  Closing  Date,  on one or  more  dates  (each  a  "Reconstitution  Date")  at the
Purchaser's  sole option,  the Purchaser may effect a sale (each,  a  "Reconstitution")  of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

         (a)      one or more third  party  purchasers  in one or more in whole loan  transfers  (each,  a
"Whole Loan Transfer"); or

         (b)      one or more trusts or other  entities  to be formed as part of one or more  Pass-Through
Transfers.

         The  Company  agrees to  execute in  connection  with any  agreements  among the  Purchaser,  the
Company,  and any  servicer in  connection  with a Whole Loan  Transfer,  an  Assignment,  Assumption  and
Recognition  Agreement  substantially  in the form of  Exhibit D hereto,  or, at  Purchaser's  request,  a seller's  warranties  and  servicing  agreement  or a  participation  and  servicing  agreement or similar agreement  in  form  and  substance  reasonably  acceptable  to  the  parties,  and in  connection  with a
Pass-Through  Transfer, a pooling and servicing agreement in form and substance  reasonably  acceptable to the  parties,  (collectively  the  agreements  referred  to herein  are  designated,  the  "Reconstitution
Agreements").  It is  understood  that any such  Reconstitution  Agreements  will not  contain any greater obligations  on the part of Company than are  contained  in this  Agreement.  Notwithstanding  anything to the  contrary in this Section  11.18,  the Company  agrees that it is required to perform the  obligations described in Exhibit J hereto.

         With  respect to each Whole Loan  Transfer  and each  Pass-Through  Transfer  entered into by the
Purchaser,  the Company  agrees (1) to cooperate  fully with the Purchaser and any  prospective  purchaser with  respect to all  reasonable  requests  and due  diligence  procedures;  (2) to  execute,  deliver and perform all Reconstitution  Agreements  required by the Purchaser;  (3) to restate the representations and warranties  set forth in this  Agreement  as of the  settlement  or closing date in  connection  with such
Reconstitution (each, a "Reconstitution Date").

         In addition,  the Company shall  provide to such servicer or issuer,  as the case may be, and any other participants in such Reconstitution:

         (i)      any and all  information  and  appropriate  verification  of  information  which  may be reasonably  available to the Company,  whether  through  letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request upon reasonable demand;

         (ii)     such additional  representations,  warranties,  covenants,  opinions of counsel, letters from auditors,  and certificates of public  officials or officers of the Company as are reasonably  agreed upon by the Company and the Purchaser or any such other participant;

         (iii)    within 5 Business Days after request by the Purchaser,  the information  with respect to the Company (as originator) and each  Third-Party  Originator of the Mortgage Loans as required under Item
1110(a)  and (b) of  Regulation  AB, a summary  of the  requirements  of which  has of the date  hereof is attached  hereto as Exhibit M for  convenience  of reference  only, as determined by Purchaser in its sole
discretion.   If  requested  by  the  Purchaser,  this  will  include  information  about  the  applicable credit-granting or underwriting criteria;

         (iv)     within 5 Business  Days after request by the  Purchaser,  the Company shall provide (or, as applicable,  cause each Third-Party  Originator to provide) Static Pool Information with respect to the mortgage  loans (of a similar type as the Mortgage  Loans,  as  reasonably  identified by the Purchaser as provided  below)  originated  by (i) the  Company,  if the  Company is an  originator  of  Mortgage  Loans
(including  as  an  acquirer  of  Mortgage  Loans  from  a  Qualified  Correspondent),  and/or  (ii)  each
Third-Party  Originator.  Such Static Pool  Information  shall be prepared by the Company (or  Third-Party
Originator)  on the  basis of its  reasonable,  good  faith  interpretation  of the  requirements  of Item
1105(a)(1)-(3)  and (c) of Regulation AB. To the extent that there is reasonably  available to the Company
(or  Third-Party  Originator)  Static Pool  Information  with respect to more than one mortgage loan type, the  Purchaser  or any  Depositor  shall be entitled to specify  whether  some or all of such  information shall be provided  pursuant to this paragraph.  The content of such Static Pool  Information may be in the form customarily  provided by the Company,  and need not be customized for the Purchaser or any Depositor.
Such Static Pool Information for each vintage  origination year or prior  securitized pool, as applicable, shall be presented in increments no less  frequently  than  quarterly  over the life of the mortgage loans included in the vintage  origination year or prior  securitized  pool. The most recent periodic  increment must be as of a date no later  than  135  days  prior  to the  date of the  prospectus  or other  offering document in which the Static Pool  Information is to be included or incorporated by reference.  The Static
Pool  Information  shall be  provided in an  electronic  format  that  provides a permanent  record of the information  provided,  such as a portable  document  format (pdf) file, or other such  electronic  format reasonably required by the Purchaser or the Depositor, as applicable;

         (v)      within 5 Business Days after request by the Purchaser,  information  with respect to the
Company  (as  servicer)  as  required  by  Item  1108(b)  and  (c) of  Regulation  AB,  a  summary  of the requirements  of which as of the date hereof is attached  hereto as Exhibit M for convenience of reference only,  as  determined  by Purchaser in its sole  discretion.  In the event that the Company has  delegated any servicing  responsibilities  with respect to the Mortgage  Loans to a  Subservicer,  the Company shall provide the information required pursuant to this clause with respect to the Subservicer;

         (vi)     within 5 Business Days after request by the Purchaser,
                  (a) information  regarding any legal  proceedings  pending (or known to be contemplated)
         against the Company (as  originator  and as servicer)  and each other  originator of the Mortgage
         Loans  and  each  Subservicer  as  required  by Item  1117 of  Regulation  AB, a  summary  of the requirements  of which as of the date hereof is attached  hereto as Exhibit M for  convenience of reference only, as determined by Purchaser in its sole discretion,
                  (b) information  regarding  affiliations  with respect to the Company (as originator and as servicer) and each other  originator of the Mortgage  Loans and each  Subservicer  as required by Item 1119(a) of Regulation  AB, a summary of the  requirements  of which as of the date hereof is attached  hereto as Exhibit M for  convenience  of reference  only, as determined by Purchaser in its sole discretion, and
                  (c) information  regarding  relationships  and transactions  with respect to the Company
         (as  originator  and as  servicer)  and each  other  originator  of the  Mortgage  Loans and each
         Subservicer as required by Item 1119(b) and (c) of Regulation  AB, a summary of the  requirements of which as of the date  hereof is  attached  hereto as Exhibit M for  convenience  of  reference only, as determined by Purchaser in its sole discretion;

         (vii)    if so requested by the Purchaser,  the Company shall provide (or, as  applicable,  cause each  Third-Party  Originator to provide),  at the expense of the  requesting  party (to the extent of any additional  incremental expense associated with delivery pursuant to this Agreement),  such statements and agreed-upon  procedures letters of certified public accountants  reasonably acceptable to the Purchaser or
Depositor,  as applicable,  pertaining to Static Pool Information  relating to prior securitized pools for securitizations  closed  on or after  January  1, 2006 or, in the case of  Static  Pool  Information  with respect to the  Company's or  Third-Party  Originator's  originations  or  purchases,  to calendar  months commencing  January 1, 2006, or to any financial  information  included in any other  disclosure  provided under this Section 11.18, as the Purchaser or such Depositor  shall  reasonably  request.  Such statements and  letters  shall be  addressed  to and be for the  benefit  of such  parties as the  Purchaser  or such
Depositor  shall  designate,  which may include,  by way of example,  any Sponsor,  any  Depositor and any broker dealer acting as underwriter,  placement agent or initial  purchaser with respect to a Pass-Through
Transfer.  Any such  statement or letter may take the form of a standard,  generally  applicable  document accompanied by a reliance  letter  authorizing  reliance by the addressees  designated by the Purchaser or such Depositor;

         (viii) For the  purpose of  satisfying  the  reporting  obligation  under the  Exchange  Act with respect to any class of asset-backed  securities,  the Company shall (or shall cause each  Subservicer and
Third-Party  Originator  to) (i) provide  prompt  notice to the  Purchaser,  any Master  Servicer  and any
Depositor in writing of (A) any material  litigation or  governmental  proceedings  involving the Company, any  Subservicer  or any  Third-Party  Originator,  (B) any  affiliations  or  relationships  that develop following the closing date of a  Securitization  Transaction  between the Company,  any Subservicer or any
Third-Party  Originator  and any of the parties  specified in clause (D) of paragraph  (a) of this Section
(and  any  other  parties   identified  in  writing  by  the  requesting   party)  with  respect  to  such
Securitization  Transaction,  (C)  any  Event  of  Default  under  the  terms  of  this  Agreement  or any
Reconstitution  Agreement,  (D) any merger,  consolidation or sale of  substantially  all of the assets of the Company,  and (E) the Company's  entry into an agreement  with a  Subservicer  to perform or assist in the performance of any of the Company's  obligations under this Agreement or any Reconstitution  Agreement and (ii) provide to the Purchaser and any Depositor a description  of such  proceedings,  affiliations  or relationships;

         (ix)  As a  condition  to the  succession  to the  Company  or any  Subservicer  as  servicer  or subservicer  under  this  Agreement  or any  Reconstitution  Agreement  by any  Person  (i) into which the
Company or such Subservicer may be merged or  consolidated,  or (ii) which may be appointed as a successor to the Company or any Subservicer,  the Company shall provide to the Purchaser,  any Master Servicer,  and any Depositor,  at least 15 calendar days prior to the effective date of such  succession or  appointment,
(x) written  notice to the  Purchaser  and any  Depositor of such  succession  or  appointment  and (y) in writing and in form and  substance  reasonably  satisfactory  to the  Purchaser  and such  Depositor,  all information  reasonably  requested by the Purchaser or any Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities;

         (x) In  addition to such  information  as the  Company,  as  servicer,  is  obligated  to provide pursuant to other  provisions  of this  Agreement,  not later than ten days prior to the  deadline for the filing  of any  distribution  report  on Form  10-D in  respect  of any  Securitization  Transaction  that includes  any of the  Mortgage  Loans  serviced  by the  Company or any  Subservicer,  the Company or such
Subservicer,  as applicable,  shall, to the extent the Company or such Subservicer has knowledge,  provide to the party  responsible for filing such report  (including,  if applicable,  the Master Servicer) notice of the occurrence of any of the following events along with all information,  data, and materials  related thereto as may be required to be included in the related  distribution  report on Form 10-D (as  specified in the provisions of Regulation AB referenced below):

                           (A)      any  material  modifications,  extensions  or  waivers  of pool  asset terms,  fees,  penalties  or payments  during the  distribution  period or that have  cumulatively  become material over time (Item 1121(a)(11) of Regulation AB);

                           (B)      material  breaches  of pool asset  representations  or  warranties  or transaction covenants (Item 1121(a)(12) of Regulation AB); and

                           (C)      information regarding new asset-backed  securities issuances backed by the same pool assets, any pool asset changes (such as, additions,  substitutions or repurchases),  and any material  changes in  origination,  underwriting  or other  criteria for  acquisition or selection of pool assets (Item 1121(a)(14) of Regulation AB); and

         (xi) The  Company  shall  provide  to the  Purchaser,  any  Master  Servicer  and any  Depositor,
evidence of the  authorization  of the person  signing any  certification  or  statement,  copies or other evidence of Fidelity Bond Insurance and Errors and Omission  Insurance policy,  financial  information and reports,  and such other  information  related to the  Company or any  Subservicer  or the Company or such
Subservicer's performance hereunder.

         In the event of a conflict  or  inconsistency  between the terms of Exhibit M and the text of the applicable  Item of Regulation  AB as cited above,  the text of  Regulation  AB, its adopting  release and other public statements of the SEC shall control.

         The Company shall  indemnify the  Purchaser,  each  affiliate of the  Purchaser,  and each of the following parties participating in a Pass-Through  Transfer:  each sponsor and issuing entity; each Person
(including,  but not limited to, any Master  Servicer,  if applicable)  responsible  for the  preparation, execution  or  filing  of any  report  required  to be filed  with the  Commission  with  respect  to such
Pass-Through  Transfer,  or for execution of a certification  pursuant to Rule 13a-14(d) or Rule 15d-14(d)
under  the  Exchange  Act with  respect  to such  Pass-Through  Transfer;  each  broker  dealer  acting as underwriter,  placement  agent or initial  purchaser,  each Person who controls any of such parties or the
Depositor  (within the meaning of Section 15 of the  Securities  Act and Section 20 of the Exchange  Act);
and the respective  present and former directors,  officers,  employees,  agents and affiliates of each of the foregoing and of the Depositor  (each, an "Indemnified  Party"),  and shall hold each of them harmless from and against any claims, losses, damages, penalties,  fines, forfeitures,  legal fees and expenses and related  costs,  judgments,  and any other costs,  fees and expenses that any of them may sustain  arising out of or based upon:

         (i)(A) any untrue  statement  of a material  fact  contained  or alleged to be  contained  in any information,  report,  certification,  data,  accountants'  letter or other  material  provided under this
Section  11.18 by or on behalf of the Company,  or provided  under this  Section  11.18 by or on behalf of any Subservicer,  Subcontractor or Third-Party Originator  (collectively,  the "Company Information"),  or
(B) the omission or alleged  omission to state in the Company  Information  a material fact required to be stated in the Company  Information or necessary in order to make the statements  therein,  in the light of the circumstances  under which they were made, not misleading;  provided,  by way of  clarification,  that clause (B) of this paragraph  shall be construed  solely by reference to the Company  Information  and not to any other  information  communicated  in  connection  with a sale or  purchase of  securities,  without regard  to  whether  the  Company  Information  or any  portion  thereof  is  presented  together  with or separately from such other information;

         (ii)  any  breach  by  the  Company  of its  obligations  under  this  Section  11.18,  including particularly  any  failure  by  the  Company,  any  Subservicer,  any  Subcontractor  or  any  Third-Party
Originator to deliver any information,  report, certification,  accountants' letter or other material when and as required  under this Section  11.18,  including any failure by the Company to identify  pursuant to
Section  11.19 any  Subcontractor  "participating  in the servicing  function"  within the meaning of Item
1122 of Regulation AB;

         (iii) any breach by the Company of a  representation  or warranty set forth in Section 3.01 or in a writing  furnished  pursuant to Section  3.01(p) and made as of a date prior to the closing  date of the related  Pass-Through  Transfer,  to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing  furnished  pursuant to Section 3.01(p)
to the extent made as of a date subsequent to such closing date; or

         (iv)     the  negligence  bad faith or willful  misconduct of the Company in connection  with its performance under this Section 11.18.

                  If the  indemnification  provided  for herein is  unavailable  or  insufficient  to hold harmless an  Indemnified  Party,  then the Company  agrees that it shall  contribute to the amount paid or payable by such Indemnified Party as a result of any claims,  losses,  damages or liabilities  incurred by such  Indemnified  Party in such  proportion  as is  appropriate  to reflect  the  relative  fault of such
Indemnified Party on the one hand and the Company on the other.

                  In the case of any failure of performance  described  above,  the Company shall promptly reimburse the Purchaser,  any Depositor,  as applicable,  and each Person responsible for the preparation, execution  or  filing  of any  report  required  to be filed  with the  Commission  with  respect  to such
Securitization  Transaction,  or for  execution  of a  certification  pursuant to Rule  13a-14(d)  or Rule
15d-14(d)  under  the  Exchange  Act  with  respect  to such  Securitization  Transaction,  for all  costs reasonably  incurred  by each  such  party in order to  obtain  the  information,  report,  certification, accountants'  letter or other  material not  delivered as required by the Company,  any  Subservicer,  any
Subcontractor or any Third-Party Originator.

                  This   indemnification   shall  survive  the   termination  of  this  Agreement  or  the
termination of any party to this Agreement.

         All Mortgage  Loans not sold or  transferred  pursuant to a  Reconstitution  shall remain subject to, and serviced in  accordance  with the terms of, this  Agreement  and the related Term Sheet,  and with respect thereto this Agreement and the related Term Sheet shall remain in full force and effect.

         Article XI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 11.19:

         Section 11.19. Use of Subservicers and Subcontractors.

         (a)      The Company  shall not hire or  otherwise  utilize the  services of any  Subservicer  to fulfill any of the  obligations  of the Company as servicer  under this  Agreement  or any  Reconstitution
Agreement  unless the Company  complies with the provisions of paragraph (b) of this Section.  The Company shall  not hire or  otherwise  utilize  the  services  of any  Subcontractor,  and shall  not  permit  any
Subservicer  to hire or  otherwise  utilize  the  services  of any  Subcontractor,  to fulfill  any of the obligations  of the Company as servicer under this Agreement or any  Reconstitution  Agreement  unless the
Company complies with the provisions of paragraph (d) of this Section.

         (b)      The Company  shall  cause any  Subservicer  used by the Company (or by any  Subservicer)
for the benefit of the  Purchaser  and any  Depositor  to comply with the  provisions  of this Section and with  Sections  3.01(o),  3.01(r),  6.04,  6.08 and 11.18 of this  Agreement to the same extent as if such
Subservicer  were the Company,  and to provide the information  required with respect to such  Subservicer under  Section  3.01(q) of this  Agreement.  The Company  shall be  responsible  for  obtaining  from each
Subservicer and delivering to the Purchaser,  any Master  Servicer and any Depositor any Annual  Statement
of Compliance  required to be delivered by such  Subservicer  under  Section  6.04(a),  any  Assessment of
Compliance and  Attestation  Report  required to be delivered by such  Subservicer  under Section 6.07 and any Annual Certification required under Section 6.04(b) as and when required to be delivered.

         (c)      The Company shall promptly upon request  provide to the Purchaser,  any Master  Servicer and any Depositor (or any designee of the Depositor,  such as an administrator) a written  description (in form and substance  satisfactory  to the Purchaser,  any Master  Servicer and such  Depositor) of the role and  function  of each  Subcontractor  utilized  by the  Company or any  Subservicer,  specifying  (i) the identity of each such  Subcontractor,  (ii) which (if any) of such  Subcontractors  are  "participating in the  servicing  function"  within the meaning of Item 1122 of Regulation  AB, and (iii) which  elements of the Servicing  Criteria will be addressed in  assessments  of  compliance  provided by each  Subcontractor identified pursuant to clause (ii) of this paragraph.

         (d)      As a condition to the utilization of any  Subcontractor  determined to be "participating in the servicing  function"  within the meaning of Item 1122 of Regulation AB, the Company shall cause any such  Subcontractor  used by the Company (or by any  Subservicer) for the benefit of the Purchaser and any
Depositor to comply with the  provisions of Sections  6.08 and 11.18 of this  Agreement to the same extent as if such  Subcontractor  were the Company.  The Company shall be  responsible  for  obtaining  from each
Subcontractor  and  delivering  to the Purchaser  and any  Depositor  any  Assessment  of  Compliance  and
Attestation  Report and the other  certificates  required to be  delivered  by such  Subservicer  and such
Subcontractor under Section 6.08, in each case as and when required to be delivered.

         Article XI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 11.20:

                  Section 11.20.  Third Party Beneficiary.

         For  purposes  of this  Agreement,  each  Master  Servicer  shall  be  considered  a third  party beneficiary  to this  Agreement,  entitled  to all the rights and  benefits  hereof as if it were a direct party to this Agreement.

         The Agreement is hereby amended effective as of the date hereof by deleting Exhibit E in its entirety and replacing it with the following:

                                                     EXHIBIT E

                                         REPORTING DATA FOR MONTHLY REPORT

                                        Standard File Layout - Master Servicing
-----------------------------------------------------------------------------------------------------------------------------------
         Column Name                            Description                      Decimal           Format Comment          Max
                                                                                                                            Size
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SER_INVESTOR_NBR               A value assigned by the Servicer to define a                 Text up to 10 digits             20
                               group of loans.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
LOAN_NBR                       A unique identifier assigned to each loan by                 Text up to 10 digits             10
                               the investor.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SERVICER_LOAN_NBR              A unique number assigned to a loan by the                    Text up to 10 digits             10
                               Servicer.  This may be different than the
                               LOAN_NBR.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
BORROWER_NAME                  The borrower name as received in the file.                   Maximum length of 30 (Last,      30
                               It is not separated by first and last name.                  First)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SCHED_PAY_AMT                  Scheduled monthly principal and scheduled            2       No commas(,) or dollar signs     11
                               interest payment that a borrower is expected                 ($)
                               to pay, P&I constant.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
NOTE_INT_RATE                  The loan interest rate as reported by the            4       Max length of 6                   6
                               Servicer.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
NET_INT_RATE                   The loan gross interest rate less the service        4       Max length of 6                   6
                               fee rate as reported by the Servicer.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SERV_FEE_RATE                  The servicer's fee rate for a loan as                4       Max length of 6                   6
                               reported by the Servicer.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SERV_FEE_AMT                   The servicer's fee amount for a loan as              2       No commas(,) or dollar signs     11
                               reported by the Servicer.                                    ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
NEW_PAY_AMT                    The new loan payment amount as reported by           2       No commas(,) or dollar signs     11
                               the Servicer.                                                ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
NEW_LOAN_RATE                  The new loan rate as reported by the Servicer.       4       Max length of 6                   6
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
ARM_INDEX_RATE                 The index the Servicer is using to calculate         4       Max length of 6                   6
                               a forecasted rate.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
ACTL_BEG_PRIN_BAL              The borrower's actual principal balance at           2       No commas(,) or dollar signs     11
                               the beginning of the processing cycle.                       ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
ACTL_END_PRIN_BAL              The borrower's actual principal balance at           2       No commas(,) or dollar signs     11
                               the end of the processing cycle.                             ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
BORR_NEXT_PAY_DUE_DATE         The date at the end of processing cycle that                 MM/DD/YYYY                       10
                               the borrower's next payment is due to the
                               Servicer, as reported by Servicer.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SERV_CURT_AMT_1                The first curtailment amount to be applied.          2       No commas(,) or dollar signs     11
                                                                                            ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SERV_CURT_DATE_1               The curtailment date associated with the                     MM/DD/YYYY                       10
                               first curtailment amount.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
CURT_ADJ_ AMT_1                The curtailment interest on the first                2       No commas(,) or dollar signs     11
                               curtailment amount, if applicable.                           ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SERV_CURT_AMT_2                The second curtailment amount to be applied.         2       No commas(,) or dollar signs     11
                                                                                            ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SERV_CURT_DATE_2               The curtailment date associated with the                     MM/DD/YYYY                       10
                               second curtailment amount.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
CURT_ADJ_ AMT_2                The curtailment interest on the second               2       No commas(,) or dollar signs     11
                               curtailment amount, if applicable.                           ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SERV_CURT_AMT_3                The third curtailment amount to be applied.          2       No commas(,) or dollar signs     11
                                                                                            ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SERV_CURT_DATE_3               The curtailment date associated with the                     MM/DD/YYYY                       10
                               third curtailment amount.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
CURT_ADJ_AMT_3                 The curtailment interest on the third                2       No commas(,) or dollar signs     11
                               curtailment amount, if applicable.                           ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
PIF_AMT                        The loan "paid in full" amount as reported by        2       No commas(,) or dollar signs     11
                               the Servicer.                                                ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
PIF_DATE                       The paid in full date as reported by the                     MM/DD/YYYY                       10
                               Servicer.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
ACTION_CODE                    The standard FNMA numeric code used to                       Action Code Key:                  2
                               indicate the default/delinquent status of a                  15=Bankruptcy,
                               particular loan.                                             30=Foreclosure, , 60=PIF,
                                                                                            63=Substitution,
                                                                                            65=Repurchase,70=REO
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
INT_ADJ_AMT                    The amount of the interest adjustment as             2       No commas(,) or dollar signs     11
                               reported by the Servicer.                                    ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SOLDIER_SAILOR_ADJ_AMT         The Soldier and Sailor Adjustment amount, if         2       No commas(,) or dollar signs     11
                               applicable.                                                  ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
NON_ADV_LOAN_AMT               The Non Recoverable Loan Amount, if                  2       No commas(,) or dollar signs     11
                               applicable.                                                  ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
LOAN_LOSS_AMT                  The amount the Servicer is passing as a loss,        2       No commas(,) or dollar signs     11
                               if applicable.                                               ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SCHED_BEG_PRIN_BAL             The scheduled outstanding principal amount           2       No commas(,) or dollar signs     11
                               due at the beginning of the cycle date to be                 ($)
                               passed through to investors.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SCHED_END_PRIN_BAL             The scheduled principal balance due to               2       No commas(,) or dollar signs     11
                               investors at the end of a processing cycle.                  ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SCHED_PRIN_AMT                 The scheduled principal amount as reported by        2       No commas(,) or dollar signs     11
                               the Servicer for the current cycle -- only                   ($)
                               applicable for Scheduled/Scheduled Loans.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
SCHED_NET_INT                  The scheduled gross interest amount less the         2       No commas(,) or dollar signs     11
                               service fee amount for the current cycle as
                               reported by the Servicer -- only applicable
                               for Scheduled/Scheduled Loans.                               ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
ACTL_PRIN_AMT                  The actual principal amount collected by the         2       No commas(,) or dollar signs     11
                               Servicer for the current reporting cycle --                  ($)
                               only applicable for Actual/Actual Loans.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
                               The actual gross interest amount less the
                               service fee amount for the current reporting                 No commas(,) or dollar signs
ACTL_NET_INT                   cycle as reported by the Servicer -- only            2       ($)                              11
                               applicable for Actual/Actual Loans.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
PREPAY_PENALTY_ AMT            The penalty amount received when a borrower          2       No commas(,) or dollar signs     11
                               prepays on his loan as reported by the                       ($)
                               Servicer.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
PREPAY_PENALTY_ WAIVED         The prepayment penalty amount for the loan           2       No commas(,) or dollar signs     11
                               waived by the servicer.                                      ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
MOD_DATE                       The Effective Payment Date of the                            MM/DD/YYYY                       10
                               Modification for the loan.
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
MOD_TYPE                       The Modification Type.                                       Varchar - value can be alpha     30
                                                                                            or numeric
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------
DELINQ_P&I_ADVANCE_AMT         The current outstanding principal and                2       No commas(,) or dollar signs     11
                               interest advances made by Servicer.                          ($)
------------------------------ ----------------------------------------------- ------------ ------------------------------ --------

         The Agreement is hereby amended effective as of the date hereof by adding the following new
Exhibit F:

                                                EXHIBIT F

                                    REPORTING DATA FOR DEFAULTED LOANS

                                 Standard File Layout – Delinquency Reporting

-------------------------------------- ---------------------------------------------------- -------------- ---------------
         Column/Header Name                                Description                         Decimal     Format Comment
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
SERVICER_LOAN_NBR                      A unique number assigned to a loan by the
                                       Servicer.  This may be different than the LOAN_NBR
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
LOAN_NBR                               A unique identifier assigned to each loan by the
                                       originator.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
CLIENT_NBR                             Servicer Client Number
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
SERV_INVESTOR_NBR                      Contains a unique number as assigned by an
                                       external servicer to identify a group of loans in
                                       their system.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
BORROWER_FIRST_NAME                    First Name of the Borrower.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
BORROWER_LAST_NAME                     Last name of the borrower.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
PROP_ADDRESS                           Street Name and Number of Property
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
PROP_STATE                             The state where the  property located.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
PROP_ZIP                               Zip code where the property is located.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
BORR_NEXT_PAY_DUE_DATE                 The date that the borrower's next payment is due                    MM/DD/YYYY
                                       to the servicer at the end of processing cycle, as
                                       reported by Servicer.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
LOAN_TYPE                              Loan Type (i.e. FHA, VA, Conv)
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
BANKRUPTCY_FILED_DATE                  The date a particular bankruptcy claim was filed.                   MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
BANKRUPTCY_CHAPTER_CODE                The chapter under which the bankruptcy was filed.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
BANKRUPTCY_CASE_NBR                    The case number assigned by the court to the
                                       bankruptcy filing.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
POST_PETITION_DUE_DATE                 The payment due date once the bankruptcy has been                   MM/DD/YYYY
                                       approved by the courts
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
BANKRUPTCY_DCHRG_DISM_DATE             The Date The Loan Is Removed From Bankruptcy.                       MM/DD/YYYY
                                       Either by Dismissal, Discharged and/or a Motion
                                       For Relief Was Granted.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
LOSS_MIT_APPR_DATE                     The Date The Loss Mitigation Was Approved By The                    MM/DD/YYYY
                                       Servicer
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
LOSS_MIT_TYPE                          The Type Of Loss Mitigation Approved For A Loan
                                       Such As;
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
LOSS_MIT_EST_COMP_DATE                 The Date The Loss Mitigation /Plan Is Scheduled To                  MM/DD/YYYY
                                       End/Close
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
LOSS_MIT_ACT_COMP_DATE                 The Date The Loss Mitigation Is Actually Completed                  MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FRCLSR_APPROVED_DATE                   The date DA Admin sends a letter to the servicer                    MM/DD/YYYY
                                       with instructions to begin foreclosure proceedings.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
ATTORNEY_REFERRAL_DATE                 Date File Was Referred To Attorney to Pursue                        MM/DD/YYYY
                                       Foreclosure
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FIRST_LEGAL_DATE                       Notice of 1st legal filed by an Attorney in a                       MM/DD/YYYY
                                       Foreclosure Action
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FRCLSR_SALE_EXPECTED_DATE              The date by which a foreclosure sale is expected                    MM/DD/YYYY
                                       to occur.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FRCLSR_SALE_DATE                       The actual date of the foreclosure sale.                            MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FRCLSR_SALE_AMT                        The amount a property sold for at the foreclosure          2        No commas(,)
                                       sale.                                                               or dollar
                                                                                                           signs ($)
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
EVICTION_START_DATE                    The date the servicer initiates eviction of the                     MM/DD/YYYY
                                       borrower.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
EVICTION_COMPLETED_DATE                The date the court revokes legal possession of the                  MM/DD/YYYY
                                       property from the borrower.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
LIST_PRICE                             The price at which an REO property is marketed.            2        No commas(,)
                                                                                                           or dollar
                                                                                                           signs ($)
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
LIST_DATE                              The date an REO property is listed at a particular                  MM/DD/YYYY
                                       price.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
OFFER_AMT                              The dollar value of an offer for an REO property.          2        No commas(,)
                                                                                                           or dollar
                                                                                                           signs ($)
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
OFFER_DATE_TIME                        The date an offer is received by DA Admin or by                     MM/DD/YYYY
                                       the Servicer.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
REO_CLOSING_DATE                       The date the REO sale of the property is scheduled                  MM/DD/YYYY
                                       to close.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
REO_ACTUAL_CLOSING_DATE                Actual Date Of REO Sale                                             MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
OCCUPANT_CODE                          Classification of how the property is occupied.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
PROP_CONDITION_CODE                    A code that indicates the condition of the
                                       property.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
PROP_INSPECTION_DATE                   The date a  property inspection is performed.                       MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
APPRAISAL_DATE                         The date the appraisal was done.                                    MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
CURR_PROP_VAL                           The current "as is" value of the property based           2
                                       on brokers price opinion or appraisal.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
REPAIRED_PROP_VAL                      The amount the property would be worth if repairs          2
                                       are completed pursuant to a broker's price opinion
                                       or appraisal.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
If applicable:
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
DELINQ_STATUS_CODE                     FNMA Code Describing Status of Loan
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
DELINQ_REASON_CODE                     The circumstances which caused a borrower to stop
                                       paying on a loan.   Code indicates the reason why
                                       the loan is in default for this cycle.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
MI_CLAIM_FILED_DATE                    Date Mortgage Insurance Claim Was Filed With                        MM/DD/YYYY
                                       Mortgage Insurance Company.
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
MI_CLAIM_AMT                           Amount of Mortgage Insurance Claim Filed                            No commas(,)
                                                                                                           or dollar
                                                                                                           signs ($)
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
MI_CLAIM_PAID_DATE                     Date Mortgage Insurance Company Disbursed Claim                     MM/DD/YYYY
                                       Payment
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
MI_CLAIM_AMT_PAID                      Amount Mortgage Insurance Company Paid On Claim            2        No commas(,)
                                                                                                           or dollar
                                                                                                           signs ($)
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
POOL_CLAIM_FILED_DATE                  Date Claim Was Filed With Pool Insurance Company                    MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
POOL_CLAIM_AMT                         Amount of Claim Filed With Pool Insurance Company          2        No commas(,)
                                                                                                           or dollar
                                                                                                           signs ($)
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
POOL_CLAIM_PAID_DATE                   Date Claim Was Settled and The Check Was Issued By                  MM/DD/YYYY
                                       The Pool Insurer
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
POOL_CLAIM_AMT_PAID                    Amount Paid On Claim By Pool Insurance Company             2        No commas(,)
                                                                                                           or dollar
                                                                                                           signs ($)
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FHA_PART_A_CLAIM_FILED_DATE             Date FHA Part A Claim Was Filed With HUD                           MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FHA_PART_A_CLAIM_AMT                    Amount of FHA Part A Claim Filed                          2        No commas(,)
                                                                                                           or dollar
                                                                                                           signs ($)
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FHA_PART_A_CLAIM_PAID_DATE              Date HUD Disbursed Part A Claim Payment                            MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FHA_PART_A_CLAIM_PAID_AMT               Amount HUD Paid on Part A Claim                           2        No commas(,)
                                                                                                           or dollar
                                                                                                           signs ($)
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FHA_PART_B_CLAIM_FILED_DATE              Date FHA Part B Claim Was Filed With HUD                          MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FHA_PART_B_CLAIM_AMT                     Amount of FHA Part B Claim Filed                         2        No commas(,)
                                                                                                           or dollar
                                                                                                           signs ($)
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FHA_PART_B_CLAIM_PAID_DATE                Date HUD Disbursed Part B Claim Payment                          MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
FHA_PART_B_CLAIM_PAID_AMT               Amount HUD Paid on Part B Claim                           2        No commas(,)
                                                                                                           or dollar
                                                                                                           signs ($)
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
VA_CLAIM_FILED_DATE                     Date VA Claim Was Filed With the Veterans Admin                    MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
VA_CLAIM_PAID_DATE                      Date Veterans Admin. Disbursed VA Claim Payment                    MM/DD/YYYY
-------------------------------------- ---------------------------------------------------- -------------- ---------------
-------------------------------------- ---------------------------------------------------- -------------- ---------------
VA_CLAIM_PAID_AMT                       Amount Veterans Admin. Paid on VA Claim                   2        No commas(,)
                                                                                                           or dollar
                                                                                                           signs ($)
-------------------------------------- ---------------------------------------------------- -------------- ---------------

Exhibit 2: Standard File Codes – Delinquency Reporting

The Loss Mit Type field should show the approved Loss Mitigation Code as follows:

o        ASUM-   Approved Assumption
o        BAP-    Borrower Assistance Program
o        CO-     Charge Off
o        DIL-    Deed-in-Lieu
o        FFA-    Formal Forbearance Agreement
o        MOD-    Loan Modification
o        PRE-    Pre-Sale
o        SS-     Short Sale
o        MISC-   Anything else approved by the PMI or Pool Insurer

NOTE: Wells Fargo Bank will accept alternative Loss Mitigation Types to those above, provided that they are consistent with industry standards.  If Loss Mitigation Types other than those above are used, the
Servicer must supply Wells Fargo Bank with a description of each of the Loss Mitigation Types prior to sending the file.

The Occupant Code field should show the current status of the property code as follows:
o        Mortgagor
o        Tenant
o        Unknown
o        Vacant

The Property Condition field should show the last reported condition of the property as follows:
o        Damaged
o        Excellent
o        Fair
o        Gone
o        Good
o        Poor
o        Special Hazard
o        Unknown

Exhibit 2: Standard File Codes – Delinquency Reporting, Continued

The FNMA Delinquent Reason Code field should show the Reason for Delinquency as follows:

                      ------------------------ ---------------------------------------------------------
                      Delinquency Code         Delinquency Description
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      001                      FNMA-Death of principal mortgagor
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      002                      FNMA-Illness of principal mortgagor
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      003                      FNMA-Illness of mortgagor's family member
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      004                      FNMA-Death of mortgagor's family member
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      005                      FNMA-Marital difficulties
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      006                      FNMA-Curtailment of income
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      007                      FNMA-Excessive Obligation
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      008                      FNMA-Abandonment of property
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      009                      FNMA-Distant employee transfer
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      011                      FNMA-Property problem
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      012                      FNMA-Inability to sell property
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      013                      FNMA-Inability to rent property
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      014                      FNMA-Military Service
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      015                      FNMA-Other
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      016                      FNMA-Unemployment
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      017                      FNMA-Business failure
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      019                      FNMA-Casualty loss
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      022                      FNMA-Energy environment costs
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      023                      FNMA-Servicing problems
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      026                      FNMA-Payment adjustment
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      027                      FNMA-Payment dispute
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      029                      FNMA-Transfer of ownership pending
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      030                      FNMA-Fraud
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      031                      FNMA-Unable to contact borrower
                      ------------------------ ---------------------------------------------------------
                      ------------------------ ---------------------------------------------------------
                      INC                      FNMA-Incarceration
                      ------------------------ ---------------------------------------------------------

Exhibit 2: Standard File Codes – Delinquency Reporting, Continued

The FNMA Delinquent Status Code field should show the Status of Default as follows:

                      ------------------------ -------------------------------------------------------
                            Status Code        Status Description
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                09             Forbearance
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                17             Pre-foreclosure Sale Closing Plan Accepted
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                24             Government Seizure
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                26             Refinance
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                27             Assumption
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                28             Modification
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                29             Charge-Off
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                30             Third Party Sale
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                31             Probate
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                32             Military Indulgence
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                43             Foreclosure Started
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                44             Deed-in-Lieu Started
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                49             Assignment Completed
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                61             Second Lien Considerations
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                62             Veteran's Affairs-No Bid
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                63             Veteran's Affairs-Refund
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                64             Veteran's Affairs-Buydown
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                65             Chapter 7 Bankruptcy
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                66             Chapter 11 Bankruptcy
                      ------------------------ -------------------------------------------------------
                      ------------------------ -------------------------------------------------------
                                67             Chapter 13 Bankruptcy
                      ------------------------ -------------------------------------------------------

         The Agreement is hereby amended effective as of the date hereof by adding the following new
Exhibit J:

                                                 EXHIBIT J

                                        COMPANY'S OBLIGATIONS IN CONNECTION
                                          WITH A RECONSTITUTION

o        The Company shall (i) possess the ability to service to a securitization documents; (ii)
         service on a "Scheduled/Scheduled" reporting basis (advancing through the liquidation of an REO
         Property), (iii) make compensating interest payments on payoffs and curtailments and (iv) remit and report to a master servicer in format acceptable to such master servicer by the 10th calendar day of each month.

o        The Company shall provide an acceptable annual certification (officer's certificate) to the master servicer (as required by the Sarbanes-Oxley Act of 2002) as well as any other annual certifications required under the securitization documents (i.e. the annual statement as to compliance/annual independent certified public accountants' servicing report due by March 1st of each year).

o        The Company shall allow for the Purchaser, the master servicer or their designee to perform a review of audited financials and net worth of the Company.

o        The Company shall provide a Uniform Single Attestation Program certificate and Management
         Assertion as requested by the master servicer or the Purchaser.

o        The Company shall provide information on each Custodial Account as requested by the master servicer or the Purchaser, and each Custodial Accounts shall comply with the requirements for such accounts as set forth in the securitization documents.

o        The Company shall maintain its servicing system in accordance with the requirements of the master servicer.

         The Agreement is hereby amended effective as of the date hereof by adding the following new
Exhibit K:

                                                     EXHIBIT K

                                           FORM OF COMPANY CERTIFICATION

Re:      The [    ] agreement dated as of [ l, 200[ ] (the "Agreement"), among [IDENTIFY PARTIES]

         I,   ____________________________,   the   _______________________  of  [NAME  OF  COMPANY]  (the
"Company"),   certify  to  [the  Purchaser],  [the  Depositor],  and  the  [Master  Servicer]  [Securities
Administrator]  [Trustee],  and their  officers,  with the  knowledge  and intent that they will rely upon this certification, that:

                  I  have  reviewed  the  servicer  compliance   statement  of  the  Company  provided  in
         accordance  with  Item  1123 of  Regulation  AB  (the  "Compliance  Statement"),  the  report  on assessment of the Company's  compliance with the servicing  criteria set forth in Item 1122(d) of
         Regulation AB (the  "Servicing  Criteria"),  provided in accordance  with Rules 13a-18 and 15d-18 under  Securities  Exchange  Act of 1934,  as  amended  (the  "Exchange  Act")  and Item  1122 of
         Regulation AB (the "Servicing  Assessment"),  the registered public accounting firm's attestation report  provided in  accordance  with Rules  13a-18 and 15d-18 under the Exchange Act and Section
         1122(b) of  Regulation  AB (the  "Attestation  Report"),  and all  servicing  reports,  officer's certificates  and other  information  relating  to the  servicing  of the  Mortgage  Loans by the
         Company during 200[ ] that were  delivered by the Company to the  [Depositor]  [Master  Servicer]
         [Securities  Administrator]  [Trustee]  pursuant to the  Agreement  (collectively,  the  "Company
         Servicing Information");

                  Based on my knowledge,  the Company  Servicing  Information,  taken as a whole, does not contain any untrue  statement of a material  fact or omit to state a material  fact  necessary to make the statements  made, in the light of the  circumstances  under which such  statements  were made,  not  misleading  with  respect to the  period of time  covered  by the  Company  Servicing
         Information;

                  Based  on my  knowledge,  all  of  the  Company  Servicing  Information  required  to be provided  by the  Company  under the  Agreement  has been  provided  to the  [Depositor]  [Master
         Servicer] [Securities Administrator] [Trustee];

                  I am  responsible  for  reviewing  the  activities  performed by the Company as servicer under the Agreement,  and based on my knowledge and the compliance  review conducted in preparing the  Compliance  Statement  and except as disclosed in the  Compliance  Statement,  the Servicing
         Assessment  or the  Attestation  Report,  the Company has  fulfilled  its  obligations  under the
         Agreement in all material respects; and

The  Compliance  Statement  required to be delivered by the Company  pursuant to this  Agreement,  and the
Servicing  Assessment  and  Attestation  Report  required  to be  provided  by  the  Company  and  by  any
Subservicer and  Subcontractor  pursuant to the Agreement,  have been provided to the [Depositor]  [Master
Servicer].  Any material  instances of noncompliance  described in such reports have been disclosed to the
[Depositor]  [Master  Servicer].  Any material instance of noncompliance  with the Servicing  Criteria has been disclosed in such reports.

         The Agreement is hereby amended effective as of the date hereof by adding the following new
Exhibit L:

                                                EXHIBIT L

                                         SUMMARY OF REGULATION AB
                                            SERVICING CRITERIA

NOTE:  This  Exhibit L is  provided  for  convenience  of  reference  only.  In the event of a conflict or inconsistency  between the terms of this Exhibit L and the text of  Regulation  AB, the text of Regulation
AB, its adopting release and other public statements of the SEC shall control.

Item 1122(d)

(ii)     General servicing considerations.

(A)      Policies and procedures  are  instituted to monitor any  performance or other triggers and events of default in accordance with the transaction agreements.

(B)      If any material  servicing  activities are  outsourced to third parties,  policies and procedures are instituted to monitor the third party's performance and compliance with such servicing activities.

(C)      Any  requirements in the transaction  agreements to maintain a back-up  servicer for the mortgage loans are maintained.

(D)      A fidelity bond and errors and omissions  policy is in effect on the party  participating  in the servicing  function  throughout the reporting  period in the amount of coverage  required by and otherwise in accordance with the terms of the transaction agreements.

(iii)    Cash collection and administration.

(A)      Payments on mortgage  loans are  deposited  into the  appropriate  custodial  bank  accounts  and related bank clearing accounts no more than two business days following  receipt,  or such other number of days specified in the transaction agreements.

(B)      Disbursements  made via wire  transfer on behalf of an obligor or to an investor are made only by authorized personnel.

(C)      Advances of funds or  guarantees  regarding  collections,  cash flows or  distributions,  and any interest or other fees  charged for such  advances,  are made,  reviewed  and approved as specified in the transaction agreements.

(D)      The related accounts for the transaction,  such as cash reserve accounts or accounts  established as a form of  overcollateralization,  are  separately  maintained  (e.g.,  with respect to  commingling of cash) as set forth in the transaction agreements.

(E)      Each custodial account is maintained at a federally insured  depository  institution as set forth
in  the  transaction   agreements.   For  purposes  of  this  criterion,   "federally  insured  depository
institution"  with respect to a foreign financial  institution means a foreign financial  institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.

(F)      Unissued checks are safeguarded so as to prevent unauthorized access.

(G)      Reconciliations  are prepared on a monthly  basis for all  asset-backed  securities  related bank accounts,  including  custodial accounts and related bank clearing  accounts.  These  reconciliations  are
(A)  mathematically  accurate;  (B) prepared within 30 calendar days after the bank statement cutoff date, or such other  number of days  specified  in the  transaction  agreements;  (C)  reviewed  and approved by someone  other  than the  person  who  prepared  the  reconciliation;  and (D)  contain  explanations  for reconciling  items.  These  reconciling  items are  resolved  within 90  calendar  days of their  original identification, or such other number of days specified in the transaction agreements.

(iv)     Investor remittances and reporting.

(A)      Reports  to  investors,  including  those to be filed  with the  Commission,  are  maintained  in accordance with the transaction  agreements and applicable  Commission  requirements.  Specifically,  such reports (A) are  prepared  in  accordance  with  timeframes  and other terms set forth in the  transaction agreements;  (B) provide information  calculated in accordance with the terms specified in the transaction agreements;  (C) are filed with the  Commission  as required by its rules and  regulations;  and (D) agree with investors' or the trustee's  records as to the total unpaid principal  balance and number of mortgage loans serviced by the Servicer.

(B)      Amounts due to investors are allocated and remitted in accordance with  timeframes,  distribution priority and other terms set forth in the transaction agreements.

(C)      Disbursements  made to an  investor  are  posted  within  two  business  days  to the  Servicer's investor records, or such other number of days specified in the transaction agreements.

(D)      Amounts  remitted to investors per the investor  reports agree with  cancelled  checks,  or other form of payment, or custodial bank statements.

(v)      Mortgage Loan administration.

(A)      Collateral  or  security  on  mortgage  loans  is  maintained  as  required  by  the  transaction agreements or related mortgage loan documents.

(B)      Mortgage loan and related documents are safeguarded as required by the transaction agreements.

(C)      Any additions,  removals or  substitutions  to the asset pool are made,  reviewed and approved in accordance with any conditions or requirements in the transaction agreements.

(D)      Payments on mortgage loans,  including any payoffs,  made in accordance with the related mortgage loan  documents are posted to the  Servicer's  obligor  records  maintained no more than two business days after receipt,  or such other number of days  specified in the  transaction  agreements,  and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.

(E)      The  Servicer's  records  regarding  the mortgage  loans agree with the  Servicer's  records with respect to an obligor's unpaid principal balance.

(F)      Changes  with  respect  to the  terms or  status  of an  obligor's  mortgage  loans  (e.g.,  loan modifications  or re-agings) are made,  reviewed and approved by authorized  personnel in accordance  with the transaction agreements and related mortgage loan documents.

(G)      Loss mitigation or recovery actions (e.g.,  forbearance  plans,  modifications  and deeds in lieu of foreclosure,  foreclosures and repossessions,  as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
(H)      Records  documenting  collection  efforts  are  maintained  during the period a mortgage  loan is delinquent  in  accordance  with the  transaction  agreements.  Such records are  maintained on at least a monthly basis,  or such other period  specified in the transaction  agreements,  and describe the entity's activities in monitoring  delinquent  mortgage  loans  including,  for example,  phone calls,  letters and
payment   rescheduling   plans  in  cases  where  delinquency  is  deemed  temporary  (e.g.,   illness  or
unemployment).

(I)      Adjustments  to interest  rates or rates of return for  mortgage  loans with  variable  rates are computed based on the related mortgage loan documents.

(J)      Regarding  any funds held in trust for an obligor (such as escrow  accounts):  (A) such funds are analyzed,  in accordance with the obligor's mortgage loan documents,  on at least an annual basis, or such other period  specified in the  transaction  agreements;  (B) interest on such funds is paid, or credited, to obligors in accordance with  applicable  mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related  mortgage  loans, or such other number of days specified in the transaction agreements.

(K)      Payments made on behalf of an obligor  (such as tax or insurance  payments) are made on or before the related  penalty or  expiration  dates,  as  indicated  on the  appropriate  bills or notices for such payments,  provided  that such support has been  received by the Servicer at least 30 calendar  days prior to these dates, or such other number of days specified in the transaction agreements.

(L)      Any late  payment  penalties  in  connection  with any payment to be made on behalf of an obligor are paid from the  Servicer's  funds and not charged to the  obligor,  unless the late  payment was due to the obligor's error or omission.

(M)      Disbursements  made on behalf of an obligor are posted  within two business days to the obligor's records maintained by the Servicer, or such other number of days specified in the transaction agreements.

(N)      Delinquencies,  charge-offs and uncollectable  accounts are recognized and recorded in accordance with the transaction agreements.

(O)      Any external  enhancement or other  support,  identified in Item  1114(a)(1)  through (3) or Item
1115 of Regulation AB, is maintained as set forth in the transaction agreements.

         The Agreement is hereby amended effective as of the date hereof by adding the following new
Exhibit M:

                                                EXHIBIT M

                             SUMMARY OF APPLICABLE REGULATION AB REQUIREMENTS

NOTE:  This  Exhibit N is  provided  for  convenience  of  reference  only.  In the event of a conflict or inconsistency  between the terms of this Exhibit M and the text of  Regulation  AB, the text of Regulation
AB, its adopting release and other public statements of the SEC shall control.

Item 1105(a)(1)-(3) and (c)

         -Provide  static  pool  information  with  respect  to  mortgage  loans that were  originated  or purchased by the Company and which are of the same type as the Mortgage Loans.

         -Provide static pool information regarding  delinquencies,  cumulative losses and prepayments for prior securitized pools of the Company.

         -If the  Company  has less than 3 years  experience  securitizing  assets of the same type as the
Mortgage  Loans,  provide  the static  pool  information  by vintage  origination  years  regarding  loans originated or purchased by the Company,  instead of by prior securitized pool. A vintage  origination year represents mortgage loans originated during the same year.

         -Such static pool  information  shall be for the prior five years,  or for so long as the Company has been originating or purchasing (in the case of data by vintage  origination  year) or securitizing (in the case of data by prior securitized pools) such mortgage loans if for less than five years.

         -The static pool  information for each vintage  origination  year or prior  securitized  pool, as applicable,  shall be presented in monthly  increments over the life of the mortgage loans included in the vintage origination year or prior securitized pool.

         -Provide summary  information for the original  characteristics of the prior securitized pools or vintage  origination years, as applicable and material,  including:  number of pool assets,  original pool balance,  weighted  average initial loan balance,  weighted  average  mortgage rate,  weighted average and minimum and maximum  FICO,  product  type,  loan  purpose,  weighted  average and minimum and maximum LTV, distribution of loans by mortgage rate, and geographic concentrations of 5% or more.

Item 1108(b) and (c)

         Provide the following  information  with respect to each  servicer  that will service,  including interim service,  20% or more of the mortgage loans in any loan group in the securitization  issued in the
Pass-Through Transfer:

         -a description of the Company's form of organization;

         -a description of how long the Company has been servicing  residential  mortgage loans; a general discussion  of the  Company's  experience  in  servicing  assets  of any  type as well as a more  detailed discussion of the  Company's  experience  in, and  procedures  for the servicing  function it will perform under this Agreement and any Reconstitution  Agreements;  information regarding the size,  composition and growth of the  Company's  portfolio  of  mortgage  loans of the type  similar  to the  Mortgage  Loans and information  on factors  related to the Company that may be material to any  analysis of the  servicing of the Mortgage Loans or the related asset-backed  securities,  as applicable,  including whether any default or servicing related  performance  trigger has occurred as to any other  securitization  due to any act or failure to act of the Company,  whether any material  noncompliance with applicable  servicing criteria as to any other  securitization has been disclosed or reported by the Company,  and the extent of outsourcing the Company uses;

         -a description of any material  changes to the Company's  policies or procedures in the servicing function it will perform under this  Agreement and any  Reconstitution  Agreements  for mortgage  loans of the type similar to the Mortgage Loans during the past three years;

         -information  regarding the Company's  financial condition to the extent that there is a material risk that the effect on one or more aspects of servicing  resulting  from such financial  condition  could have a material impact on the performance of the securities  issued in the  Pass-Through  Transfer,  or on servicing of mortgage loans of the same asset type as the Mortgage Loans;

         -any  special or unique  factors  involved in  servicing  loans of the same type as the  Mortgage
Loans, and the Company's processes and procedures designed to address such factors;

         -statistical  information  regarding  principal and interest  advances made by the Company on the
Mortgage Loans and the Company's overall servicing portfolio for the past three years; and

         -the Company's process for handling delinquencies,  losses,  bankruptcies and recoveries, such as through liquidation of REO Properties, foreclosure, sale of the Mortgage Loans or workouts.

Item 1110(a)

         -Identify any originator or group of affiliated  originators that  originated,  or is expected to originate,  10% or more of the  mortgage  loans in any  loan  group in the  securitization  issued  in the
Pass-Through Transfer.

Item 1110(b)

         Provide  the  following  information  with  respect  to any  originator  or group  of  affiliated originators  that originated,  or is expected to originate,  20% or more of the mortgage loans in any loan group in the securitization issued in the Pass-Through Transfer:

         -the Company's form of organization; and

         -a  description  of the Company's  origination  program and how long the Company has been engaged in originating  residential  mortgage loans,  which description must include a discussion of the Company's experience  in  originating  mortgage  loans  of the  same  type as the  Mortgage  Loans  and  information regarding the size and  composition of the Company's  origination  portfolio as well as  information  that may be  material  to an  analysis  of the  performance  of  the  Mortgage  Loans,  such  as the  Company's credit-granting or underwriting criteria for mortgage loans of the same type as the Mortgage Loans.

Item 1117

         -describe  any legal  proceedings  pending  against the  Company or against any of its  property, including any proceedings  known to be contemplated by governmental  authorities,  that may be material to the holders of the securities issued in the Pass-Through Transfer.

Item 1119(a)

         -describe any  affiliations of the Company,  each other originator of the Mortgage Loans and each
Subservicer with the sponsor,  depositor,  issuing entity,  trustee,  any originator,  any other servicer, any  significant  obligor,  enhancement or support  provider or any other material  parties related to the
Pass-Through Transfer.

Item 1119(b)

         -describe  any  business  relationship,  agreement,  arrangement,  transaction  or  understanding entered  into  outside of the  ordinary  course of business  or on terms  other than those  obtained in an arm's length transaction with an unrelated third party, apart from the Pass-Through Transfer,  between the
Company,  each  other  originator  of the  Mortgage  Loans  and  each  Subservicer,  or  their  respective affiliates,  and the sponsor,  depositor or issuing  entity or their  respective  affiliates,  that exists currently  or has  existed  during the past two years,  that may be material  to the  understanding  of an investor in the securities issued in the Pass-Through Transfer.

Item 1119(c)

         -describe  any  business  relationship,  agreement,  arrangement,  transaction  or  understanding involving or relating to the Mortgage  Loans or the  Pass-Through  Transfer,  including the material terms and approximate dollar amount involved,  between the Company,  each other originator of the Mortgage Loans and each  Subservicer,  or their  respective  affiliates  and the sponsor,  depositor or issuing entity or their respective affiliates, that exists currently or has existed during the past two years.

         The Agreement is hereby amended effective as of the date hereof by adding the following new
Exhibit N:

                                                EXHIBIT N

                      SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

         The  assessment  of  compliance  to be delivered by [the  Company]  [Name of  Subservicer]  shall address, at a minimum, the criteria identified as below as "Applicable Servicing Criteria":

--------------------------------------------------------------------------------------------- -----------------------
                                     Servicing Criteria                                        Applicable Servicing
                                                                                                     Criteria
--------------------------------------------------------------------------------------------- -----------------------
      Reference                                       Criteria
----------------------- --------------------------------------------------------------------- -----------------------
                                          General Servicing Considerations
-----------------------                                                                       -----------------------
1122(d)(1)(i)           Policies and procedures are instituted to monitor any performance               X
                        or other triggers and events of default in accordance with the transaction agreements.
-----------------------                                                                       -----------------------
1122(d)(1)(ii)          If any material servicing activities are outsourced to third                    X
                        parties, policies and procedures are instituted to monitor the third party's performance and compliance with such servicing activities.
-----------------------                                                                       -----------------------
1122(d)(1)(iii)         Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.
-----------------------                                                                       -----------------------
1122(d)(1)(iv)          A fidelity bond and errors and omissions policy is in effect on the             X
                        party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction
                        agreements.
-----------------------                                                                       -----------------------
                                         Cash Collection and Administration
-----------------------                                                                       -----------------------
1122(d)(2)(i)           Payments on mortgage loans are deposited into the appropriate                   X
                        custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
-----------------------                                                                       -----------------------
1122(d)(2)(ii)          Disbursements made via wire transfer on behalf of an obligor or to              X
                        an investor are made only by authorized personnel.
-----------------------                                                                       -----------------------
1122(d)(2)(iii)         Advances of funds or guarantees regarding collections, cash flows               X
                        or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
-----------------------                                                                       -----------------------
                        The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of
                        overcollateralization, are separately maintained (e.g., with                    X
                        respect to commingling of cash) as set forth in the transaction
1122(d)(2)(iv)          agreements.
-----------------------                                                                       -----------------------
1122(d)(2)(v)           Each custodial account is maintained at a federally insured                     X
                        depository institution as set forth in the transaction agreements.
                        For purposes of this criterion, "federally insured depository institution" with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule
                        13k-1(b)(1) of the Securities Exchange Act.
-----------------------                                                                       -----------------------
1122(d)(2)(vi)          Unissued checks are safeguarded so as to prevent unauthorized access.
-----------------------                                                                       -----------------------
1122(d)(2)(vii)          Reconciliations are prepared on a monthly basis for all                        X
                        asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items.
                        These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
-----------------------                                                                       -----------------------
                                         Investor Remittances and Reporting
-----------------------                                                                       -----------------------
1122(d)(3)(i)           Reports to investors, including those to be filed with the                      X
                        Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with
                        investors' or the trustee's records as to the total unpaid principal balance and number of mortgage loans serviced by the
                        Servicer.
-----------------------                                                                       -----------------------
1122(d)(3)(ii)          Amounts due to investors are allocated and remitted in accordance               X
                        with timeframes, distribution priority and other terms set forth in the transaction agreements.
-----------------------                                                                       -----------------------
                        Disbursements made to an investor are posted within two business
                        days to the Servicer's investor records, or such other number of                X
1122(d)(3)(iii)         days specified in the transaction agreements.
-----------------------                                                                       -----------------------
                        Amounts remitted to investors per the investor reports agree with
                        cancelled checks, or other form of payment, or custodial bank                   X
1122(d)(3)(iv)          statements.
-----------------------                                                                       -----------------------
                                             Pool Asset Administration
-----------------------                                                                       -----------------------
1122(d)(4)(i)            Collateral or security on mortgage loans is maintained as required             x
                        by the transaction agreements or related mortgage loan documents.
-----------------------                                                                       -----------------------
                        Mortgage loan and related documents are safeguarded as required by              X
1122(d)(4)(ii)          the transaction agreements
-----------------------                                                                       -----------------------
1122(d)(4)(iii)         Any additions, removals or substitutions to the asset pool are                  X
                        made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.
-----------------------                                                                       -----------------------
1122(d)(4)(iv)          Payments on mortgage loans, including any payoffs, made in                      X
                        accordance with the related mortgage loan documents are posted to the Servicer's obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
-----------------------                                                                       -----------------------
1122(d)(4)(v)           The Servicer's records regarding the mortgage loans agree with the              X
                        Servicer's records with respect to an obligor's unpaid principal balance.
-----------------------                                                                       -----------------------
1122(d)(4)(vi)          Changes with respect to the terms or status of an obligor's                     x
                        mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
-----------------------                                                                       -----------------------
1122(d)(4)(vii)         Loss mitigation or recovery actions (e.g., forbearance plans,                   X
                        modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
-----------------------                                                                       -----------------------
1122(d)(4)(viii)        Records documenting collection efforts are maintained during the                X
                        period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity's activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
-----------------------                                                                       -----------------------
1122(d)(4)(ix)          Adjustments to interest rates or rates of return for mortgage loans             X
                        with variable rates are computed based on the related mortgage loan documents.
-----------------------                                                                       -----------------------
1122(d)(4)(x)           Regarding any funds held in trust for an obligor (such as escrow                X
                        accounts): (A) such funds are analyzed, in accordance with the obligor's mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws;
                        and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
-----------------------                                                                       -----------------------
1122(d)(4)(xi)          Payments made on behalf of an obligor (such as tax or insurance                 X
                        payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
-----------------------                                                                       -----------------------
1122(d)(4)(xii)         Any late payment penalties in connection with any payment to be                 X
                        made on behalf of an obligor are paid from the servicer's funds and not charged to the obligor, unless the late payment was due to the obligor's error or omission.
-----------------------                                                                       -----------------------
                        Disbursements made on behalf of an obligor are posted within two business days to the obligor's records maintained by the servicer,
                        or such other number of days specified in the transaction                       X
1122(d)(4)(xiii)        agreements.
-----------------------                                                                       -----------------------
1122(d)(4)(xiv)          Delinquencies, charge-offs and uncollectible accounts are                      X
                        recognized and recorded in accordance with the transaction agreements.
-----------------------                                                                       -----------------------
                        Any external enhancement or other support, identified in Item
                        1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained
1122(d)(4)(xv)          as set forth in the transaction agreements.
-----------------------                                                                       -----------------------
                        ---------------------------------------------------------------------

----------------------- --------------------------------------------------------------------- -----------------------

                                                     [NAME OF COMPANY] [NAME OF SUBSERVICER]

                                                     Date:    _________________________
1.
2.       By:                                         _________________________
                                                     Name:
                                                     Title:

         The Agreement is hereby amended effective as of the date hereof by adding the following new
Exhibit O:

                                                     EXHIBIT O

                                   REPORTING DATA FOR REALIZED LOSSES AND GAINS

                      Calculation of Realized Loss/Gain Form 332– Instruction Sheet

         NOTE:  Do not net or combine items.  Show all expenses individually and all credits as separate line items.  Claim packages are due on the remittance report date.  Late submissions may result in claims not being passed until the following month.  The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.

                           The numbers on the 332 form correspond with the numbers listed below.

         Liquidation and Acquisition Expenses:

         1.       The Actual Unpaid Principal Balance of the Mortgage Loan.  For documentation, an
                  Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

         2.       The Total Interest Due less the aggregate amount of servicing fee that would have been earned if all delinquent payments had been made as agreed. For documentation, an
                  Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

         3.       Accrued Servicing Fees based upon the Scheduled Principal Balance of the Mortgage Loan as calculated on a monthly basis. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

         4-12.    Complete as applicable.  Required documentation:

                  *  For taxes and insurance advances – see page 2 of 332 form - breakdown required showing period

                     of coverage, base tax, interest, penalty.  Advances prior to default require evidence of servicer efforts to recover advances.

                   *  For escrow advances - complete payment history

                      (to calculate advances from last positive escrow balance forward)

                  *  Other expenses -  copies of corporate advance history showing all payments

                  *  REO repairs > $1500 require explanation

                  *  REO repairs >$3000 require evidence of at least 2 bids.

                  *  Short Sale or Charge Off require P&L supporting the decision and WFB's approved
                  Officer Certificate

                  *  Unusual or extraordinary items may require further documentation.

         13.      The total of lines 1 through 12.

         Credits:

         14-21.   Complete as applicable.  Required documentation:

                  * Copy of the HUD 1 from the REO sale.  If a 3rd Party Sale, bid instructions and
                  Escrow Agent / Attorney

                     Letter of Proceeds Breakdown.

                  *  Copy of EOB for any MI or gov't guarantee

                  *  All other credits need to be clearly defined on the 332 form

         22.      The total of lines 14 through 21.

         Please Note:      For HUD/VA loans, use line (18a) for Part A/Initial proceeds and line (18b)
                           for Part B/Supplemental proceeds.

         Total Realized Loss (or Amount of Any Gain)
         23.      The  total  derived  from  subtracting  line 22 from  13.  If the  amount  represents  a
                  realized gain, show the amount in parenthesis (   ).

                                Calculation of Realized Loss/Gain Form 332

         Prepared by:  __________________                     Date:  _______________
         Phone:  ______________________   Email Address:_____________________

----------------------------------    --------------------------------------    --------------------------------------------
Servicer Loan No.                     Servicer Name                             Servicer Address

----------------------------------    --------------------------------------    --------------------------------------------

         WELLS FARGO BANK, N.A. Loan No._____________________________

         Borrower's Name: _________________________________________________________
         Property Address: _________________________________________________________

         Liquidation Type:  REO Sale                  3rd Party Sale            Short Sale       Charge
         Off

         Was this loan granted a Bankruptcy deficiency or cramdown              Yes         No
         If "Yes", provide deficiency or cramdown amount _______________________________

         Liquidation and Acquisition Expenses:
         (1)  Actual Unpaid Principal Balance of Mortgage Loan         $ ______________ (1)
         (2)  Interest accrued at Net Rate                                       ________________(2)
         (3)  Accrued Servicing Fees                                             ________________(3)
         (4)  Attorney's Fees                                                    ________________(4)
         (5)  Taxes (see page 2)                                                 ________________(5)
         (6)  Property Maintenance                                              ________________ (6)
         (7)  MI/Hazard Insurance Premiums (see page 2)                          ________________(7)
         (8)  Utility Expenses                                                   ________________(8)
         (9)  Appraisal/BPO                                             ________________(9)
         (10) Property Inspections                                               ________________(10)
         (11) FC Costs/Other Legal Expenses                             ________________(11)
         (12) Other (itemize)                                                    ________________(12)
                  Cash for Keys__________________________               ________________(12)
                  HOA/Condo Fees_______________________                 ________________(12)
                  ______________________________________                ________________(12)

                  Total Expenses                                                $ _______________(13)
         Credits:
         (14) Escrow Balance                                                    $ _______________(14)
         (15) HIP Refund                                                        ________________ (15)
         (16) Rental Receipts                                                   ________________ (16)
         (17) Hazard Loss Proceeds                                              ________________ (17)
         (18) Primary Mortgage Insurance / Gov't Insurance                      ________________ (18a)
         HUD Part A

         ________________           (18b) HUD Part B
         (19) Pool Insurance Proceeds                                           ________________ (19)
         (20) Proceeds from Sale of Acquired Property                  ________________ (20)
         (21) Other (itemize)                                                   ________________ (21)
              _________________________________________                ________________ (21)

              Total Credits                                            $________________(22)
         Total Realized Loss (or Amount of Gain)                       $________________(23)

Escrow Disbursement Detail

------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------
      Type           Date Paid        Period of       Total Paid      Base Amount       Penalties        Interest
   (Tax /Ins.)                        Coverage
------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------
------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------

------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------
------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------

------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------
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------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------
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------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------
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------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------
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------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------
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------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------
------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------

------------------ --------------- ---------------- --------------- ---------------- ---------------- ----------------

         Except as  amended  above,  the  Agreement  shall  continue  to be in full  force  and  effect in accordance with its terms.

         This  Amendment  may be executed  by one or more of the parties  hereto on any number of separate counterparts  and of said  counterparts  taken  together  shall be deemed to  constitute  one and the same instrument.

                                         [SIGNATURE PAGES FOLLOW]

         IN WITNESS  WHEREOF,  the following  parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.
                                                              EMC MORTGAGE CORPORATION,
                                                                       as Purchaser

                                                              By:
                                                              Name:
                                                              Title:

                                                              US Bank, NA,
                                                                       as Company

                                                              By:
                                                              Name:
                                                              Title:

                                                                                           EXHIBIT H-15

                                           SERVICING AGREEMENT

                                              By and Between

                                          WASHINGTON MUTUAL BANK
                                                (Servicer)

                                                   and

                                         EMC MORTGAGE CORPORATION

                                                 (Owner)

                                        Dated as of April 1, 2005

                                  Residential First Lien Mortgage Loans
                                       Schedule/Schedule Remittance

                                        DESCRIPTION OF ATTACHMENTS

Exhibit A         FORM OF REQUEST FOR RELEASE OF DOCUMENTS AND RECEIPT

Exhibit B         ACCOUNT LETTER AGREEMENT

Exhibit C         ESCROW ACCOUNT LETTER AGREEMENT

Exhibit D         FORM OF OFFICER'S CERTIFICATE

Exhibit E         CONTENTS OF CREDIT FILE

Exhibit F         FORM OF CONFIRMATION AGREEMENT

Schedule 1        MORTGAGE LOAN SCHEDULE

                                           SERVICING AGREEMENT

         This SERVICING AGREEMENT (this "Agreement") dated as of April 1, 2005, is between Washington
Mutual Bank, a savings bank organized under the laws of the United States, in its capacity as servicer
(the "Servicer"), and EMC Mortgage Corporation, a Delaware corporation, and its successors and assigns, in its capacity as owner (the "Owner").

                                          PRELIMINARY STATEMENT

         WHEREAS, the Owner owns certain residential, first lien mortgage loans;

         WHEREAS, the Servicer holds the servicing rights related to the Mortgage Loans and has agreed to service such Mortgage Loans for the Owner;

         WHEREAS, the Servicer and the Owner desire to prescribe the terms and conditions regarding the management, servicing, and control of the Mortgage Loans; and

         WHEREAS, the Servicer and the Owner intend that, with respect to each Mortgage Loan serviced hereunder, the terms and conditions of this Agreement replace and supercede, as of the related Closing
Date (as defined herein), all of the terms and conditions of any other servicing agreement to which the
Servicer is bound that purports to govern the servicing of such Mortgage Loan;

         NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the
Servicer and the Owner agree as follows:

                                               DEFINITIONS

         Capitalized terms used in this Agreement shall have the following meanings, unless the context otherwise requires:

         Acceptable Servicing Procedures:  The procedures, including prudent collection and loan administration procedures, and the standard of care employed by prudent mortgage servicers that service mortgage loans of the same type as the Mortgage Loans in the jurisdictions in which the related
Mortgaged Properties are located.  Such standard of care shall not be lower than that the Servicer customarily employs and exercises in servicing and administering similar mortgage loans for its own account and shall be in full compliance with all applicable federal, state and local laws, ordinances, rules and regulations.

         Account:  The account or accounts created and maintained pursuant to Section 2.4 of this
Agreement.

         Agreement:  This Servicing Agreement, including all exhibits and schedules hereto, and all amendments hereof and supplements hereto.

         Applicable Requirements:  With respect to each Mortgage Loan, (i) the terms of the related
Mortgage and Mortgage Note, (ii) the federal, state and local laws, statutes, rules, regulations, ordinances, standards, requirements, administrative rulings, orders and processes pertaining to such
Mortgage Loan, including but not limited to those pertaining to the processing, origination and servicing of the Mortgage Loan, (iii) the requirements of the Owner as set forth in this Agreement and
(iv) Acceptable Servicing Procedures.

         ARM Loan:  A Mortgage Loan as to which the related Mortgage Note provides that the Mortgage
Interest Rate may be adjusted periodically.

         BIF:  The Bank Insurance Fund.

         Business Day:  Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking or savings and loan institutions are authorized or obligated by law or executive order to be closed in the
State of New York, the State of Washington or any state in which the Servicer operates.

         Certification Cure Deadline:  The date occurring ten (10) days after the date on which written notice of the Servicer's failure to duly perform its obligations under Sections 4.4 and 4.5 shall have been given to the Servicer by the Owner, or if the related Mortgage Loans are subject to securitization and the registrant (or its agent) has obtained an extension to the Securities and Exchange Commission filing deadline for the related 10-K, the date occurring five (5) days prior to the extended filing deadline.

         Closing Date:  With respect to each Mortgage Loan in a Pool of Mortgage Loans, the date on which such Mortgage Loan becomes subject to this Agreement, as specified in the related Confirmation
Agreement.

         Code:  The Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto.

         Collateral Documents:  With respect to any Mortgage Loan, the mortgage loan documents pertaining to such Mortgage Loan delivered to and held by the Custodian from time to time in connection with the purchase and sale of such Mortgage Loan.

         Collateral File:  With respect to any Mortgage Loan, a file pertaining to such Mortgage Loan that contains each of the related Collateral Documents.

         Compensating Interest Cap:  An amount equal to 1/12 of the sum of:

                  (i)      the aggregate Unpaid Principal Balance of all (A) fixed rate Mortgage Loans and (B) Hybrid ARM Loans that bear interest at the initial fixed rate (other than 3/1 Hybrid ARM Loans), multiplied by 0.25%, and

                  (ii)     the aggregate Unpaid Principal Balance of all (A) ARM Loans, (B) Hybrid ARM
Loans that bear interest at an adjustable rate and (C) 3/1 Hybrid ARM Loans, multiplied by 0.375%.

         Condemnation Proceeds:  All awards or settlements in respect of a taking of all or part of a
Mortgaged Property by exercise of the power of eminent domain or condemnation.

         Confirmation Agreement:  An agreement substantially in the form of Exhibit F attached hereto, executed by the Owner and the Servicer, which agreement shall confirm the addition of a Pool of Mortgage
Loans subject to the terms and conditions of this Agreement.

         Credit File:  With respect to any Mortgage Loan, a file pertaining to such Mortgage Loan which may contain the mortgage loan documents described on Exhibit E attached hereto, which file shall be retained by the Servicer and may be maintained on microfilm or any other comparable medium.

         Custodian:  With respect to any Mortgage Loan, Wells Fargo Bank, N.A., any successor custodian, or any other custodian designated by the Owner from time to time.

         Cut-off Date:  With respect to any Mortgage Loan, the first day of the month in which the related Closing Date occurs, except as otherwise specified in the related Confirmation Agreement.

         Cut-off Date Principal Balance:  As to each Mortgage Loan, the outstanding principal balance of such Mortgage Loan as of the close of business on the related Cut-off Date, after deduction and application of all payments of principal due on or before such Cut-off Date, whether or not received.

         Defaulted Servicer:  As defined in Section 6.1.

         Determination Date:  The thirteenth (13th) day of each month (or if such day is not a Business
Day, the next Business Day), commencing in the month following the end of the calendar month in which the related Closing Date occurs.  A Determination Date is related to a Monthly Remittance Date if such
Determination Date and such Monthly Remittance Date occur in the same calendar month.

         Disclosure Document:  As defined in Section 8.1(d).

         Due Date:  With respect to any Mortgage Loan, the day of the month on which Monthly Payments on such Mortgage Loan are due, exclusive of any days of grace, which day shall be the first day of the month unless otherwise specified on the related Mortgage Loan Schedule.

         Due Period:  With respect to any Mortgage Loan, the period beginning on the first day of any month and ending on the last day of such month.

         Eligible Account:  An account or accounts maintained with a Qualified Depository.

         Escrow Account:  The separate account or accounts created and maintained pursuant to
Section 2.6.

         Escrow Payments:  The amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, Primary Mortgage Insurance Policy premiums, if any, fire and hazard insurance premiums, condominium charges and other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to any Mortgage Loan.

         Event of Default:  Any one of the conditions or circumstances enumerated in Section 6.1.

         Fannie Mae:  Fannie Mae (formerly known as the Federal National Mortgage Association) and any successor thereto.

         FDIC:  The Federal Deposit Insurance Corporation or any successor thereto.

         Fidelity Bond:  A fidelity bond to be obtained by the Servicer pursuant to Section 2.11.

         Final Recovery Determination:  With respect to any defaulted Mortgage Loan or any REO Property, a determination made by the Servicer that all related Condemnation Proceeds, Insurance Proceeds,
Liquidation Proceeds and other payments or recoveries that the Servicer, in its reasonable good faith judgment, expects to be finally recoverable have been so recovered.  The Servicer shall maintain records, prepared by a servicing officer of the Servicer, of each Final Recovery Determination.

         Freddie Mac:  Freddie Mac (formerly known as The Federal Home Loan Mortgage Corporation) and any successor thereto.

         GAAP:  Generally Accepted Accounting Principles, as promulgated by the Financial Accounting
Standards Board from time to time.

         Gross Margin:  With respect to any ARM Loan, the fixed percentage amount set forth in the related Mortgage Note and described in the related Mortgage Loan Schedule, which amount is added to the
Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate
Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

         Indemnified Party:  As defined in Section 8.1(d).

         Indemnitee:  As defined in Section 4.4(c).

         Index:  With respect to any ARM Loan, the index set forth in each adjustable rate Mortgage
Note, which index is added to the Gross Margin to determine the Mortgage Interest Rate on each Interest
Rate Adjustment Date.

         Insurance Proceeds:  Proceeds of any Primary Mortgage Insurance Policy, title policy, hazard insurance policy or any other insurance policy covering a Mortgage Loan or the related Mortgaged
Property, including any amounts required to be deposited in the Account pursuant to Section 2.10, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with Applicable Requirements.

         Interest Rate Adjustment Date:  With respect to any ARM Loan, the date specified in the related
Mortgage Note as the date on which the Mortgage Interest Rate for the related Mortgage Loan is subject to adjustment.

         Late Collections:  With respect to any Mortgage Loan, all amounts received during any Due
Period, whether as late payments of Monthly Payments, or as Insurance Proceeds, Liquidation Proceeds,
Condemnation Proceeds or otherwise, which amounts represent late payments or collections of Monthly
Payments due but delinquent for a previous Due Period and not previously recovered.

         Liquidation Proceeds:  Cash received in connection with (i) the liquidation of a defaulted
Mortgage Loan (whether through the sale or assignment of the Mortgage Loan, trustee's sale, foreclosure sale or otherwise) or (ii) the sale of the Mortgaged Property, if the Mortgaged Property is acquired in satisfaction of the Mortgage.

         Losses:  As defined in Section 5.1(a).
         Management Assertion:  As defined in Section 4.5.

         Master Servicer:  As defined in Section 8.2(a).

         Master Servicing Agreement:  As defined in Section 8.2(a).

         Maturity Date:  With respect to each Mortgage Loan, the maturity date of the related Mortgage
Note, as specified therein.

         MERS:  Mortgage Electronic Registration Systems, Inc., a Delaware corporation, and any successor thereto.

         MERS Loan:  Any Mortgage Loan registered on the MERS® System and for which MERS is listed as the record mortgagee or beneficiary on the related Mortgage or assignment thereof.

         MERS® System: The system of electronically recording transfers of mortgage loans maintained by
MERS.

         Monthly Advance:  The aggregate of the advances made by the Servicer on any Monthly Remittance
Date pursuant to Section 2.16(a).

         Monthly Payment:  The scheduled monthly payment of principal and interest on a Mortgage Loan which is payable by a Mortgagor from time to time under the related Mortgage Note.

         Monthly Remittance Date:  The eighteenth (18th) day of each month (or if such day is not a
Business Day, the next Business Day) commencing in the month following the end of the calendar month in which the related Closing Date occurs.  A Determination Date is related to a Monthly Remittance Date if such Determination Date and such Monthly Remittance Date occur in the same calendar month.

         Moody's:  Moody's Investors Service, Inc. or any successor thereto.

         Mortgage:  The mortgage, deed of trust, or other instrument creating a first lien on or first priority ownership interest in real property, including any riders, addenda, assumption agreements, or modifications relating thereto.

         Mortgage Interest Rate:  With respect to each Mortgage Loan, the annual rate at which interest accrues on such Mortgage Loan.

         Mortgage Loan:  An individual mortgage loan subject to this Agreement, each as identified on the related Mortgage Loan Schedule.

         Mortgage Loan Schedule:  With respect to the Mortgage Loans, the schedule or schedules of
Mortgage Loans attached hereto as Schedule I, or to any Confirmation Agreement.

         Mortgage Note:  The note or other evidence of the indebtedness of a Mortgagor secured by a
Mortgage, including any riders or addenda thereto.

         Mortgaged Property:  The property securing a Mortgage Note pursuant to the related Mortgage.

         Mortgagor:  The obligor(s) on a Mortgage Note.

         Net Rate:  With respect to each Mortgage Loan, the annual rate at which interest thereon shall be remitted to the Owner (in each case computed on the basis of a 360-day year consisting of twelve
30-day months), which annual rate shall be equal to the Mortgage Interest Rate less the Servicing Fee
Rate.

         Nonrecoverable Advance:  Any portion of any Servicing Advance or Monthly Advance previously made or proposed to be made in respect of a Mortgage Loan by the Servicer hereunder that the Servicer determines in its good faith judgment will not be ultimately recoverable from Late Collections.  The determination by the Servicer that it has made a Nonrecoverable Advance shall be evidenced by an
Officer's Certificate of the Servicer delivered to the Owner and detailing the reasons for such determination.

         Officer's Certificate:  A certificate signed by a Vice President or other authorized officer and delivered to the Owner as required by this Agreement.

         Opinion of Counsel:  A written opinion of counsel, who may be an employee of the Servicer, reasonably acceptable to the Owner.

         OTS:  The Office of Thrift Supervision, or any successor thereto.

         Owner:  EMC Mortgage Corporation, a Delaware corporation, and any successor owner of any of the
Mortgage Loans.

         Pass-Through Transfer:  The sale or transfer of some or all of the Mortgage Loans by the Owner to a trust to be formed as part of a publicly issued or privately placed mortgage backed securities transaction.

         Permitted Investments:  Any one or more of the following obligations or securities:

                  (i)      direct obligations of, or obligations fully guaranteed as to principal and interest by, the United States or any agency or instrumentality thereof, provided such obligations are backed by the full faith and credit of the United States;

                  (ii)     repurchase obligations with respect to any security described in clause
(i) above, provided that the unsecured long-term obligations of the party agreeing to repurchase such obligations are at the time rated by S&P or Moody's in one of its two highest rating categories;

                  (iii)    federal funds, certificates of deposit, time deposits, and bankers'
acceptances of any bank or trust company incorporated under the laws of the United States or any state, provided that the long-term debt obligations of such bank or trust company (or, in the case of the principal bank in a bank holding company system, the long-term debt obligations of the bank holding company) at the date of acquisition thereof have been rated by S&P or Moody's in one of its two highest rating categories; and

                  (iv)     commercial paper of any corporation incorporated under the laws of the United
States or any state thereof that on the date of acquisition has been rated by S&P or Moody's in its highest short-term rating category.

         Person:  Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

         Pool of Mortgage Loans:  A pool of Mortgage Loans made subject to this Agreement pursuant to a
Confirmation Agreement.

         Prepayment Charge:  With respect to any Mortgage Loan, the prepayment premium or charge, if any, required under the terms of the related Mortgage Note to be paid in connection with a Principal
Prepayment in Full or a Principal Prepayment in Part, to the extent permitted by applicable law.

         Primary Mortgage Insurance Policy:  With respect to each Mortgage Loan, the policy of primary mortgage insurance (including all endorsements thereto) issued with respect to such Mortgage Loan, if any, or any replacement policy.

         Prime:  As of any date of determination, the annual interest rate, adjusted daily, published from time to time in The Wall Street Journal (Western Edition) as the "PRIME RATE" in the "MONEY RATES"
section.  In the event that more than one such rate is specified, "Prime" shall mean the greatest of such rates.

         Principal Prepayment:  Any payment or other recovery of principal in full ( a "Principal
Prepayment in Full") or in part (a "Principal Prepayment in Part") of the then-outstanding principal on a Mortgage Loan (other than Condemnation Proceeds, Insurance Proceeds, and Liquidation Proceeds) that is received in advance of its scheduled Due Date and not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.  The term "Principal Prepayment" shall not refer to any related Prepayment Charge.

         Qualified Depository:  Any of the following: (i) a depository, the short-term unsecured debt obligations of which are rated by Moody's or S&P (or a comparable rating agency) in one of its two highest rating categories, (ii) the corporate trust department of a national bank, (iii) a depository that fully insures the Account and the Escrow Account with insurance provided by the FDIC, or (iv) the
Servicer.

         REMIC:  A "real estate mortgage investment conduit" within the meaning of Section 860D of the
Code.

         REMIC Provisions:  Provisions of the federal income tax law relating to REMICs, which appear at
Section 860G of Subchapter M of Chapter 1 of the Code and related provisions, and regulations promulgated thereunder, as in effect from time to time.

         REO Management Fee:  With respect to each REO Property, an amount equal to $1,500.

         REO Property:  A Mortgaged Property acquired in foreclosure or by deed in lieu of foreclosure, as described in Section 2.12.

         SAIF:  The Savings Association Insurance Fund.

         S&P:  Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., or its successor in interest.

         Servicer:  Washington Mutual Bank, a savings bank organized under the laws of the United
States, or its permitted successor in interest, or any successor to the Servicer under this Agreement appointed as herein provided.

         Servicer's Information:  As defined in Section 8.1(d).

         Servicing Advances:  All customary, reasonable, and necessary "out of pocket" costs and expenses, including reasonable attorneys' fees and disbursements, incurred by the Servicer in the performance of its servicing obligations hereunder, including, without limitation, costs related to
(i) the preservation, restoration, and protection of the Mortgaged Property, (ii) any enforcement or judicial proceedings, including foreclosures, (iii) the management and liquidation of the Mortgaged
Property if the Mortgaged Property is acquired in satisfaction of the Mortgage and (iv) Servicer's compliance with the obligations set forth in Sections 2.2, 2.3, 2.8, 2.10, 2.12 and 2.15 of this
Agreement.

         Servicing Fee:  With respect to each Mortgage Loan, the amount of the annual fee payable to the
Servicer pursuant to Section 4.3 as compensation for servicing and administering such Mortgage Loan.
Such fee shall, for a period of one full month, be equal to one-twelfth of the product of (i) the related Servicing Fee Rate, multiplied by (ii) the outstanding Unpaid Principal Balance of such Mortgage
Loan.  Such fee shall be payable monthly and shall be computed on the basis of the same principal amount and period respecting which any related interest payment on such Mortgage Loan is computed.

         Servicing Fee Rate:  With respect to each Mortgage Loan, the annual rate at which the Servicing
Fee shall be calculated, which annual rate is set forth in the related Confirmation Agreement.  In the event that the Index and Gross Margin of an ARM Loan are adjusted pursuant to the terms of the related
Mortgage Note, the Servicing Fee Rate for such ARM Loan shall be the annual rate of the Servicing Fee in effect immediately prior to such adjustment.

         Unpaid Principal Balance:  With respect to each Mortgage Loan, as of any date of determination,
(i) the Cut-off Date Principal Balance, minus (ii) the principal portion of all payments made by or on behalf of the Mortgagor after the related Cut-off Date and received by the Owner, plus (iii) in the case of a Mortgage Loan subject to negative amortization, any capitalized interest.

         USAP:  As defined in Section 4.5.

         Whole Loan Transfer:  Any sale or transfer of some or all of the Mortgage Loans by the Owner to a third party, which sale or transfer is not a Pass-Through Transfer.

                              ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

Section 1.1.      Identification of Mortgage Loans; Servicer to Act as Servicer

(a)      As of the related Closing Date, the Servicer, as independent contract servicer, shall service and administer the Mortgage Loans in accordance with this Agreement and Acceptable Servicing
Procedures.  Except as otherwise expressly provided in this Agreement, the Servicer shall have full power and authority, acting alone, to do any and all things in connection with such servicing and administration that the Servicer may deem necessary or desirable and consistent with the terms of this
Agreement, including, without limitation, all action permitted or required to be taken under any related
Primary Mortgage Insurance Policy.  In servicing and administering the Mortgage Loans, the Servicer shall employ Acceptable Servicing Procedures, except that the Servicer shall employ the procedures set forth in this Agreement whenever the Acceptable Servicing Procedures conflict with the requirements under this Agreement (provided that in no event shall the Servicer act in conflict with any applicable federal, state and local laws, ordinances, rules or regulations).  The Servicer shall at all times act in the best interests of the Owner in performing hereunder.

(b)      The documents comprising the Collateral File and the Credit File with respect to each Mortgage
Loan serviced hereunder and that are delivered to the Servicer, together with all other documents with respect to each such Mortgage Loan that are prepared by or that come into the possession of the
Servicer, shall immediately vest in the Owner and shall be held and maintained in trust by the Servicer at the will of the Owner and in a custodial capacity only for the sole purpose of servicing or supervising the servicing of the related Mortgage Loans.  The documents comprising each Collateral File and each Credit File and all related documents that come into the possession of the Servicer and are so held by the Servicer shall be appropriately marked to clearly reflect the ownership interest of the
Owner in such Collateral File and Credit File and related documents.  The Servicer shall release its custody of any such documents only in accordance with written instructions from the Owner, unless such release is required as incidental to the Servicer's servicing of the Mortgage Loans.

(c)      Subject to Section 2.17 of this Agreement, the Servicer may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor if, in the Servicer's reasonable and prudent determination, such waiver, modification, variation, postponement or indulgence is in the best interests of the Owner;
provided, however, that the Servicer shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, defer or forgive the payment of any principal or interest payments, reduce the outstanding principal amount (except for actual payments of principal) or extend the related Maturity Date (unless the Mortgagor is in default with respect to the Mortgage Loan or such default is, in the judgment of the Servicer, imminent and the Servicer has obtained the prior written consent of the Owner).  Without limiting the generality of the foregoing, the Servicer is hereby authorized and empowered to execute and deliver on behalf of itself and the Owner all instruments of satisfaction, cancellation, full release, or partial release or discharge, and all other comparable instruments with respect to the Mortgage Loans and the Mortgaged Properties.  If reasonably required by the Servicer, the Owner shall furnish the Servicer with any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties under this Agreement.

(d)      As to each ARM Loan, the Servicer shall make periodic Mortgage Interest Rate and Monthly
Payment adjustments, as applicable, and execute and deliver all appropriate notices regarding the same, in strict compliance with Applicable Requirements.  The Servicer shall establish procedures to monitor the Index in order to ensure that it uses the appropriate value for the Index in determining an interest rate change.  If the Servicer fails to make a timely and correct Mortgage Interest Rate adjustment or
Monthly Payment adjustment, the Servicer shall use its own funds to satisfy any shortage in the
Mortgagor's Monthly Payment for so long as such shortage continues.  In the event the Index, as specified in the related Mortgage Note, becomes unavailable for any reason, the Servicer shall select an alternative index based on comparable information, in accordance with the terms of the Mortgage Note, and such alternative index shall thereafter be the Index for such Mortgage Loan.  In such event, the
Servicer shall also determine a new Gross Margin.  The new Gross Margin shall be the difference between
(x) the average of the original Index for the most recent three-year period that ends on the last date the original Index was available plus the Gross Margin on the last date the original Index was available and (y) the average of the new Index for the most recent three-year period that ends on that date (or if not available for such three-year period, for such time as it is available), rounded as provided in the
Mortgage Note.

(e)      In connection with the servicing and administration of the Mortgage Loans and consistent with
Acceptable Servicing Procedures and this Agreement, the Servicer shall have full power and authority to execute and deliver or cause to be executed and delivered on behalf of the Owner such instruments of assignment or other comparable instruments as the Servicer shall deem appropriate in order to register any Mortgage Loan on the MERS® System or cause the removal of any Mortgage Loan from registration on the
MERS® System.

Section 1.2.      Liquidation of Mortgage Loans

(a)      In the event that any payment due under any Mortgage Loan is not paid when the same becomes due and payable, or in the event the Mortgagor fails to perform any other covenant or obligation under the
Mortgage Loan and such failure continues beyond any applicable grace period, the Servicer shall proceed diligently to collect all payments due and shall take such action, including commencing foreclosure, as it shall reasonably deem to be in the best interests of the Owner and in accordance with Acceptable
Servicing Procedures.  The Servicer shall use commercially reasonable efforts, consistent with
Acceptable Servicing Procedures, any Primary Mortgage Insurance Policies and the best interest of Owner, to foreclose upon or otherwise comparably convert the ownership of properties securing such of the
Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments pursuant to Section 2.1.  Any foreclosure or comparable proceedings shall be initiated within ninety (90) days of default for Mortgaged Properties for which no satisfactory arrangements can be made for collection of delinquent payments.  In any case in which a
Mortgaged Property shall have suffered damage, the Servicer shall not be required to expend its own funds toward the restoration of such property.  Servicer shall obtain prior approval of Owner as to restoration expenses in excess of ten thousand dollars ($10,000).  The Servicer shall notify the Owner in writing of the commencement of foreclosure proceedings and prior to the acceptance or rejection of any offer of reinstatement.  The Servicer shall be responsible for all costs and expenses incurred by it in any such proceedings or functions; provided, however, that it shall be entitled to reimbursement thereof from the related property, as contemplated in Section 2.5.

(b)      Notwithstanding the foregoing provisions of this Section 2.2, with respect to any Mortgage Loan as to which the Servicer has received actual notice of, or has actual knowledge of, the presence of any toxic or hazardous substance on the related Mortgaged Property, the Servicer shall neither (i) obtain title to such Mortgaged Property as a result of or in lieu of foreclosure or otherwise, (ii) acquire possession of, nor (iii) take any other action with respect to, such Mortgaged Property if, as a result of any such action, the Owner would be considered to hold title to, to be a mortgagee-in-possession of, or to be an owner or operator of such Mortgaged Property within the meaning of the Comprehensive
Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, or any comparable law, unless the Servicer has either (x) obtained the written consent of the Owner, or (y)
previously determined, based on its reasonable judgment and a prudent report prepared by a Person who regularly conducts environmental audits using customary industry standards, that:

(i)      such Mortgaged Property is in compliance with applicable environmental laws or, if not, that it would be in the best economic interest of the Owner to take such actions as are necessary to bring the
Mortgaged Property into compliance therewith; and

(ii)     there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous substances, hazardous materials, hazardous wastes, or petroleum-based materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any federal, state or local law or regulation, or that if any such materials are present for which such action could be required, that it would be in the best economic interest of the Owner to take such actions with respect to the affected Mortgaged Property.

The cost of the environmental audit report contemplated by this Section 2.2(b) shall be advanced by the
Servicer as a Servicing Advance, subject to the Servicer's right to be reimbursed therefor from the
Account and the Servicer's right to make a judgment about whether any such advance would be a
Nonrecoverable Advance.

(c)      If the Servicer has (i) determined that it is in the best economic interest of the Owner to take such actions as are necessary to bring any such Mortgaged Property into compliance with applicable environmental laws, or to take such action with respect to the containment, clean-up or remediation of hazardous substances, hazardous materials, hazardous wastes, or petroleum-based materials affecting any such Mortgaged Property, or (ii) obtained the written consent of the Owner, in each case as described above, then the Servicer shall take such action as it deems to be in the best economic interest of the
Owner (or as otherwise directed by the Owner).  The cost of any such compliance, containment, clean-up or remediation shall be advanced by the Servicer as a Servicing Advance, subject to the Servicer's right to be reimbursed therefor from the Account and the Servicer's right to make a judgment about whether any such advance would be a Nonrecoverable Advance.

Section 1.3.      Collection of Mortgage Loan Payments

         Continuously from the related Closing Date until the principal and interest on all of the
Mortgage Loans are paid in full, the Servicer shall proceed diligently to collect all payments due under each of the Mortgage Loans when the same shall become due and payable.  With respect to those Mortgage
Loans, if any, as to which the Servicer collects Escrow Payments, the Servicer shall ascertain or estimate annual ground rents, taxes, assessments, water rates, sewer rents, municipal charges, fire and hazard insurance premiums, condominium charges, Primary Mortgage Insurance Policy premiums and all other charges that, as provided in any Mortgage, shall become due and payable, to the end that the Escrow
Payments payable by the Mortgagors shall be sufficient to pay such charges as and when they become due and payable.  The Servicer shall not be required to institute or join in litigation with respect to collection of any payment (whether under a Mortgage, Mortgage Note, Primary Mortgage Insurance Policy or
otherwise or against any public or governmental authority with respect to a taking or condemnation) if in the Servicer's reasonable judgment the Servicer believes that the costs and expenses relating thereto would be Nonrecoverable Advances.  The Servicer shall be entitled to be reimbursed from the Account for any costs, expenses or other liabilities incurred by the Servicer in connection with any such litigation.  The Servicer's right to such reimbursement shall be prior to the Owner's right to such proceeds.

Section 1.4.      Establishment of Account; Deposits in Account

(a)      The Servicer shall establish and maintain one or more Accounts (collectively, the "Account")
entitled "Washington Mutual Bank, in trust for EMC Mortgage Corporation, as Owner, and any successor
Owner."  The Account shall be an Eligible Account, established with an institution that is a Qualified
Depository and maintained as a segregated account separate and apart from any of the Servicer's own funds and general assets.  If the Account is established with an institution other than the Servicer, the Account shall be evidenced by a letter agreement substantially in the form of Exhibit B attached hereto.

(b)      The Servicer shall, upon receipt (and in all events by not later than the end of the second
Business Day following receipt thereof), deposit in the Account and retain therein, the following payments and collections either received or made by the Servicer subsequent to the related Cut-off Date
(other than payments due on or before such Cut-off Date), or otherwise allocable to a period subsequent to such Cut-off Date:

(i)      the principal portion of all Monthly Payments on the Mortgage Loans;

(ii)     the interest portion of all Monthly Payments on the Mortgage Loans less the Servicing Fee;

(iii)    all Principal Prepayments in Part and Principal Prepayments in Full;

(iv)     all Liquidation Proceeds;

(v)      all Insurance Proceeds, other than Insurance Proceeds to be held in the Escrow Account and applied to the restoration and repair of the Mortgaged Property or released to the Mortgagor in accordance with Applicable Requirements;

(vi)     all Condemnation Proceeds that are not released to the Mortgagor in accordance with the Owner's written consent or Applicable Requirements;

(vii)    any amount required to be deposited in the Account pursuant to Sections 2.4(d), 2.10, 2.12(c),
2.12(e) or 4.2(b);

(viii)   [Reserved]; and

(ix)     with respect to each Principal Prepayment in Full, an amount (to be paid by the Servicer out of its own funds without reimbursement therefor) that, when added to all amounts allocable to interest received in connection with such Principal Prepayment in Full, equals one month's interest on the amount of principal so prepaid at the Net Rate, provided, however, that the aggregate of deposits made by the
Servicer pursuant to this clause (ix) in respect of any Monthly Remittance Date shall not exceed the
Compensating Interest Cap.

(c)       The Servicer shall, no later than twenty-four (24) hours prior to each Monthly Remittance
Date, deposit in the Account all Monthly Advances.

(d)      The Servicer may cause the funds on deposit from time to time in the Account to be invested in
Permitted Investments, which Permitted Investments shall mature not later than the Business Day immediately preceding the next Monthly Remittance Date following the date such funds are invested.  All
Permitted Investments shall be made in the name of the Servicer or its nominee.  All income and gain realized from any Permitted Investment shall be for the benefit of the Servicer and shall be subject to its withdrawal or order from time to time.  The Servicer shall indemnify the Owner for any loss incurred in respect of any Permitted Investment by such Servicer, and the amount of such loss shall be deposited in the Account by the Servicer out if its own funds, without reimbursement therefor, no later than twenty-four (24) hours prior to the next Monthly Remittance Date following the date of such loss.

Section 1.5.      Permitted Withdrawals from the Account

         The Servicer may, from time to time, withdraw funds from the Account for the following purposes:

(i)      to make payments and distributions to the Owner in the amounts and in the manner provided for in Section 3.1, and to pay itself any unpaid Servicing Fees, unpaid REO Management Fees and other servicing compensation in accordance with Section 4.3;

(ii)     to reimburse itself for any unreimbursed Servicing Advances or Monthly Advances made with respect to any Mortgage Loan; provided that the Servicer's right to reimburse itself pursuant to this clause (ii) is limited to any amounts collected or received by the Servicer with respect to such
Mortgage Loan;

(iii)    to pay to itself any interest earned on funds deposited in the Account;

(iv)     to make any payment or reimburse itself for any amount pursuant to Sections 2.2(a), 2.12(c),
2.12(e), 5.1(a) or 5.3;

(v)      to reimburse itself for any Monthly Advance or Servicing Advance previously made that it has determined to be a Nonrecoverable Advance;

(vi)     if there shall be amounts deposited in error or there shall be amounts deposited in the Account not required to be deposited therein, including the Servicing Fee and other servicing compensation, to withdraw such amount from the Account any provision herein to the contrary notwithstanding;

(vii)    to transfer funds to another Qualified Depository in accordance with Section 2.9; and

(viii)   to clear and terminate the Account upon the termination of this Agreement in accordance with
Article 7.

Section 1.6.      Establishment of Escrow Account; Deposits in Escrow Account; Escrow Analysis

(a)      The Servicer shall segregate and hold separate and apart from any of its own funds and general assets all Escrow Payments collected and received pursuant to the Mortgage Loans and shall establish and maintain one or more Escrow Accounts (collectively, the "Escrow Account"), in the form of time deposit or demand accounts, which may be interest bearing, entitled "Washington Mutual Bank, in trust for EMC
Mortgage Corporation, as Owner, and any successor Owner, and certain Mortgagors."  The Escrow Account shall be an Eligible Account established with a Qualified Depository.  If the Escrow Account is established with an institution other than the Servicer, the Escrow Account shall be evidenced by a letter agreement substantially in the form of Exhibit C attached hereto.

(b)      The Servicer shall, upon receipt (and in all events by not later than the end of the second
Business Day following receipt thereof, or sooner if required by applicable law), deposit in the Escrow
Account and retain therein: (i) all Escrow Payments collected on account of the Mortgage Loans for the purpose of effecting timely payment of escrow items as required under the terms of this Agreement and
(ii) all amounts representing proceeds of any hazard insurance policy that are to be applied to the restoration or repair of the related Mortgaged Property.  The Servicer shall make withdrawals from the
Escrow Account only in accordance with Section 2.7.  The Servicer shall be entitled to retain any interest earned on funds deposited in the Escrow Account other than interest on escrowed funds required by law to be paid to the Mortgagor and, to the extent required by law, the Servicer shall pay interest on escrowed funds to the Mortgagor without right of reimbursement therefor notwithstanding that the
Escrow Account maintained by the Servicer may not bear interest or that the interest earned on such escrowed funds is insufficient for such purpose.

Section 1.7.      Permitted Withdrawals from the Escrow Account

         Withdrawals from the Escrow Account maintained by the Servicer may be made by the Servicer only
(i) to effect timely payments of ground rents, taxes, assessments, sewer rents, municipal charges, water rates, insurance premiums, condominium charges, fire and hazard insurance premiums or other items constituting Escrow Payments for the related Mortgage, (ii) to reimburse the Servicer for any Servicing
Advance made by the Servicer pursuant to Sections 2.8 and 2.10 with respect to a related Mortgage Loan,
(iii) to refund to any Mortgagor any funds found to be in excess of the amounts required under the terms of the related Mortgage Loan, (iv) for transfer to the Account in accordance with the terms of this
Agreement, (v) for restoration or repair of a Mortgaged Property, provided the provisions of
Section 2.13 have been complied with, (vi) to pay to the Mortgagor, to the extent required by Applicable
Requirements, interest on the funds deposited in the Escrow Account, (vii) to pay to itself any interest earned on funds deposited in the Escrow Account (and not required to be paid to the Mortgagor), (viii)
to remove funds inadvertently placed in the Escrow Account by the Servicer, or (ix) to clear and terminate the Escrow Account upon the termination of this Agreement, in accordance with Article 7.

Section 1.8.      Payment of Taxes, Insurance and Other Charges

         With respect to each Mortgage Loan, the Servicer shall maintain accurate records reflecting the status of property taxes, assessments and other charges that are or may become a lien upon the related
Mortgaged Property, the status of Primary Mortgage Insurance Policy premiums, if any, and the status of fire and hazard insurance coverage and flood insurance, all as required hereunder.  If a Mortgage Loan requires Escrow Payments, the Servicer shall obtain, from time to time, all bills for the payment of such charges (including renewal premiums) and shall effect payment thereof prior to the applicable penalty or termination date in a manner consistent with Acceptable Servicing Procedures, employing for such purpose deposits of the Mortgagor in the Escrow Account that shall have been estimated and accumulated by the Servicer in amounts sufficient for such purposes, as allowed under the terms of the
Mortgage.  If a Mortgage Loan does not require Escrow Payments, or if there are insufficient funds in the related Escrow Account, the Servicer shall cause all such bills to be paid on a timely basis and shall from its own funds (if necessary) make a Servicing Advance for timely payment of all such bills.
The Servicer shall monitor the payment status of such charges (including renewal premiums) by the related Mortgagor.  The Servicer shall effect payment of such charges in a manner consistent with
Acceptable Servicing Procedures and, in all events, prior to the foreclosure of any lien against the
Mortgaged Property resulting from non-payment of such property taxes, assessments and other charges and prior to the termination of any such insurance coverage.

Section 1.9.      Transfer of Accounts

         The Servicer may, from time to time, transfer the Account or the Escrow Account to a different
Qualified Depository.  The Servicer shall notify the Owner of any such transfer within ten (10) Business
Days of transfer.

Section 1.10.     Maintenance of Hazard Insurance

(a)      The Servicer shall cause to be maintained for each Mortgage Loan serviced by it fire and hazard insurance with extended coverage customary in the area where the related Mortgaged Property is located, in an amount that is at least equal to the lesser of (i) 100% of the replacement value of the improvements securing the Mortgage Loan, or (ii) the Unpaid Principal Balance of the Mortgage Loan (so
long as it equals 80% of the insurable value of the improvements); provided that in any case such amount shall be sufficient to prevent either the Mortgagor or the mortgagee from becoming a co-insurer.  If the
Mortgaged Property is in an area identified on a flood hazard boundary map or flood insurance rate map issued by the Federal Emergency Management Agency as having special flood hazards (and such flood insurance was then available), the Servicer shall cause to be maintained a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration with a generally acceptable insurance carrier, if such insurance is available.  Such flood insurance shall be in an amount representing coverage not less than the least of (i) the Unpaid Principal Balance of the
Mortgage Loan, (ii) the full insurable value of the improvements securing such Mortgage Loan and
(iii) the maximum amount of insurance available under the National Flood Insurance Act of 1968 and the
Flood Disaster Protection Act of 1973, each as amended.  The Servicer shall also maintain on each REO
Property (x) fire and hazard insurance with extended coverage in an amount that is at least equal to the maximum insurable value of the improvements that are a part of such property, (y) liability insurance and (z) to the extent required and available under the National Flood Insurance Act of 1968 and the
Flood Disaster Protection Act of 1973, each as amended, flood insurance in an amount as provided above.
Any amounts collected by the Servicer under any such policies shall be paid over or applied by the
Servicer in accordance with Applicable Requirements whether (i) for the restoration or repair of the
Mortgaged Property, subject to the related Mortgage, (ii) for release to the Mortgagor, or (iii) for application in reduction of the Mortgage Loan, in which event such amounts shall be deposited in the
Account, as provided in Section 2.4.  It is understood and agreed that no earthquake or other additional insurance need be maintained by the Servicer on any Mortgage Loan or property acquired in respect of a
Mortgage Loan, other than as required under applicable laws and regulations as shall at any time be in force.  All policies required hereunder shall be endorsed with standard mortgagee clauses with loss payable to the Servicer and shall provide for at least thirty (30) days prior written notice to the
Servicer of any cancellation, reduction in amount, or material change in coverage.  The Servicer shall not interfere with the Mortgagor's freedom of choice in selecting either the Mortgagor's insurance carrier or agent upon any policy renewal; provided, however, that upon any such policy renewal, the
Servicer shall accept such insurance policies only from insurance companies that (A) have a rating of
B:III or better in Best's Key Rating Guide or a financial performance index rating of 6 or better in
Best's Insurance Reports and (B) are licensed to do business in the jurisdiction in which the related
Mortgaged Property is located.

(b)      If the Servicer, as servicer for the benefit of the Owner, shall obtain and maintain a blanket policy that would meet the requirements of Fannie Mae if Fannie Mae were the purchaser of the Mortgage
Loans, insuring against loss to the Owner as mortgagee from damage to any or all of the Mortgaged
Properties, then, to the extent such blanket policy (i) provides coverage, without coinsurance, in an amount equal to the aggregate outstanding Unpaid Principal Balance of the Mortgage Loans, (ii) otherwise complies with the requirements of Section 2.10(a) and (iii) contains a deductible not greater than
$10,000, the Servicer shall be deemed conclusively to have satisfied its obligations under
Section 2.10(a); provided, however, that if there shall have been one or more of such losses the Servicer shall deposit in the Account, as provided in Section 2.4, out of the Servicer's own funds and without reimbursement therefor, the difference, if any, between the amount that would have been payable under a policy complying with Section 2.10(a) and the amount paid under the blanket policy permitted under this
Section 2.10(b).  At the request of the Owner, the Servicer shall cause to be delivered to the Owner a certified true copy of such policy and a statement from the insurer thereunder that such policy shall not be terminated or materially modified without thirty (30) days' prior written notice to the Owner.

Section 1.11.     Fidelity Bond; Errors and Omissions Insurance

         The Servicer shall maintain, at its own expense, with companies that meet the requirements of
Fannie Mae or Freddie Mac, a blanket fidelity bond and an errors and omissions insurance policy, with broad coverage on all officers, employees, agents and other persons acting in any capacity that would require such persons to handle funds, money, documents or papers relating to the Mortgage Loans
(collectively, the "Servicer Employees").  Any such fidelity bond and errors and omissions insurance shall be in the form of the Mortgage Banker's Blanket Bond and shall protect and insure the Servicer against losses relating to forgery, theft, embezzlement, fraud, errors and omissions, failure to maintain any insurance policies required under this Agreement and negligent acts of Servicer Employees.
Such fidelity bond shall also protect and insure the Servicer against losses relating to the release or satisfaction of a Mortgage without having obtained payment in full of the indebtedness secured thereby.
No provision of this Section 2.11 requiring such fidelity bond and errors and omissions insurance shall diminish or relieve the Servicer from its duties and obligations as set forth in this Agreement.  The terms of any such fidelity bond and errors and omissions insurance policy shall be at least equal to the corresponding amounts required by Fannie Mae in the Fannie Mae Single Family Servicing Guide, or by
Freddie Mac in the Freddie Mac Seller's and Servicer's Guides, each as amended or restated from time to time.  At the request of the Owner, the Servicer shall cause to be delivered to the Owner a certified true copy of such fidelity bond and errors and omissions insurance policy and a statement from the surety and the insurer that such fidelity bond and errors and omissions insurance policy shall not be terminated or materially modified without thirty (30) days' prior written notice to the Owner.

Section 1.12.     Title, Management and Disposition of Real Estate Owned

(a)      If title to any Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure
("REO Property"), the deed or certificate of sale shall be taken in the name of the Owner, or in the name of such Person or Persons designated by the Owner; provided, however, that (i) the Owner shall not designate the Servicer as holder without the Servicer's prior written consent and (ii) such designated
Person or Persons shall acknowledge in writing that such title is to be held as nominee for the Owner.
The Servicer shall provide written notice to the Owner after any REO Property is acquired in foreclosure or by deed in lieu of foreclosure.  Upon vacancy of such REO Property, the Servicer shall obtain and furnish to the Owner a copy of the full appraisal or full broker's price opinion of the Mortgaged
Property.

(b)      The Servicer, shall manage, conserve, protect, and operate each REO Property solely for the purpose of its prompt disposition and sale.  The Servicer shall either itself, or through an agent selected by the Servicer, manage, conserve, protect and operate the REO Property in accordance with
Acceptable Servicing Procedures.  The Servicer shall attempt to sell the same (and may temporarily rent the same) on such terms and conditions as the Servicer deems to be in the best interests of the Owner.
No REO Property shall be marketed for less than the full appraisal value or full broker's price opinion referenced in Section 2.12.(a), without the prior written consent of Owner.  No REO Property shall be sold for less than 95% of the full appraisal value or full broker's price opinion referenced in Section
2.12(a), without the prior written consent of Owner.  If a REMIC election has been made with respect to the arrangement under which the related Mortgage Loan is held and the Servicer has been provided with reasonable advance notice of such REMIC election, the Servicer shall use commercially reasonable efforts to dispose of the REO Property as soon as practicable and shall sell such REO Property, in any event, within three (3) years after title has been taken to such REO Property (unless the Servicer determines, and gives the Owner appropriate notice that a longer period is necessary for the orderly liquidation of such REO Property).  The Servicer shall cause each REO Property to be inspected promptly upon the acquisition of title and shall cause each REO Property to be inspected at least monthly thereafter or more frequently as required by the circumstances.  The Servicer shall make a written report of each such inspection.  Such reports shall be retained in the Mortgage File and copies shall be forwarded by the
Servicer to the Owner at Owner's request.

(c)      The Servicer shall collect all revenues arising from the operation of REO Property.  The
Servicer shall deposit, or cause to be deposited, all such revenues in the Account in accordance with
Section 2.4.  The Servicer may use all such revenues and, if any thereof have been deposited in the
Account, withdraw such revenues therefrom as is necessary for the proper operation, management and maintenance of any REO Property, including, but not limited to, the cost of maintaining any hazard insurance pursuant to Section 2.10 and the fees of any managing agent acting on behalf of the Servicer.

(d)      The Servicer shall also maintain on each REO Property fire and hazard insurance with extended coverage, liability insurance, and flood insurance in accordance with the provisions of Section 2.10.

(e)      The proceeds of sale of an REO Property shall be deposited in the Account in accordance with
Section 2.4.  The Servicer shall apply the sale proceeds of any REO Property (i) first to pay the expenses of such sale, (ii) second to reimburse itself for any related unpaid Servicing Fees, unpaid REO
Management Fees and unreimbursed Servicing Advances and Monthly Advances and (iii) the balance to be distributed to the Owner.  If the sale proceeds have been deposited in the Account, the Servicer may withdraw from the Account the amounts necessary to make such payments and reimbursements.

(f)      Upon request, with respect to any REO Property, the Servicer shall furnish to the Owner a statement covering the Servicer's efforts in connection with the sale of that REO Property and any rental of the REO Property incidental to the sale thereof for the previous month (together with an operating statement for such REO Property).  Such statement shall be accompanied by such other information as the Owner shall reasonably request.  The Servicer shall maintain separate accounting for each REO Property.

(g)      The Owner hereby constitutes and appoints the Servicer as its true and lawful attorney-in-fact, with full power and authority to sign, execute, acknowledge, deliver, file for record and record any instrument on its behalf and to perform such other act or acts as may be customarily and reasonably necessary and appropriate to effectuate the transactions contemplated by this Section 2.12, in each case as fully as the Owner might or could do.  The Owner ratifies and confirms each action that the Servicer, as such attorney-in-fact, shall lawfully take or cause to be taken by authority hereof.  Third parties without actual notice may rely upon the exercise of the power granted under this power of attorney, and may be satisfied that this power of attorney shall continue in full force and effect and has not been revoked unless this Agreement is terminated as provided herein.  If requested by the Servicer, the Owner shall furnish the Servicer with any instrument or document necessary or appropriate to evidence or confirm the power of attorney granted in this Section 2.12(g), including one (1) or more separate instruments or documents in recordable form for recordation in any jurisdiction in which any Mortgaged
Property is located.

(h)      Notwithstanding anything to the contrary contained in this Agreement, the Owner may, at the
Owner's sole option, terminate the Servicer as servicer of any REO Property without payment of any termination fee, provided that the Servicer shall on the date said termination takes effect be reimbursed for any unreimbursed advances of the Servicer's funds made pursuant to Section 2.16 and any unreimbursed Servicing Advances and Servicing Fees in each case relating to the Mortgage Loan underlying such REO Property.  In the event of any such termination, the provisions of Section 9.1 shall apply to said termination and the transfer of servicing responsibilities with respect to such REO Property to the
Owner or its designees.

Section 1.13.     Application of Proceeds of Insurance to Repair or Restoration

         The Servicer shall collect the proceeds from all policies of insurance required to be maintained pursuant to Section 2.10 with respect to all losses that may occur.  The Servicer may remit such proceeds to the Mortgagor for the restoration or repair of the related property and shall otherwise take such actions in connection with such restoration and repair in a manner consistent with Acceptable
Servicing Procedures.

Section 1.14.     Inspections

         The Servicer shall conduct inspections of the Mortgaged Properties at such times and in a manner consistent with Acceptable Servicing Procedures and shall maintain a written report of all such inspections and shall provide a copy to the Owner upon Owner's request.

Section 1.15.     Maintenance of Primary Mortgage Insurance Policies; Collections Thereunder

(a)      The Servicer shall maintain in full force and effect any Primary Mortgage Insurance Policy covering a Mortgage Loan serviced by the Servicer.  The Servicer shall cause the premium for any such
Primary Mortgage Insurance Policy to be paid on a timely basis and shall from its own funds, if necessary, make a Servicing Advance to pay the premium on a timely basis.  The Servicer shall not cancel or refuse to renew any such Primary Mortgage Insurance Policy in effect on the related Closing Date, unless cancellation or non-renewal is required by applicable law or regulation.  The Servicer shall not take any action or fail to take any action that would result in non-coverage under any applicable
Primary Mortgage Insurance Policy of any loss that, but for the actions of the Servicer, would have been covered thereunder.  In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 4.1, the Servicer shall promptly notify the insurer under the related
Primary Mortgage Insurance Policy, if any, of such assumption or substitution of liability in accordance with the terms of such policy and shall take all actions that may be required by such insurer as a condition to the continuation of coverage under such Primary Mortgage Insurance Policy.  If such Primary
Mortgage Insurance Policy is terminated as a result of such assumption or substitution of liability, the
Servicer shall obtain a replacement Primary Mortgage Insurance Policy as provided above.

(b)      As part of its activities as servicer of the Mortgage Loans, the Servicer agrees to prepare and present, on behalf of itself and the Owner, claims under any Primary Mortgage Insurance Policy in a timely fashion in accordance with the terms thereof and, in this regard, to take such reasonable action as shall be necessary to permit recovery under any Primary Mortgage Insurance Policy respecting a defaulted Mortgage Loan.

Section 1.16.     Monthly Advances by the Servicer

(a)      Not later than the close of business on the Business Day preceding each Monthly Remittance
Date, the Servicer shall deposit in the Account an amount equal to all payments not previously advanced by the Servicer of principal and interest at the Net Rate that were (i) due on any Mortgage Loan during the Due Period that commences in the same month in which such Monthly Remittance Date occurs, (ii) not received as of the close of business on the related Determination Date (whether or not deferred) and
(iii) not due on or prior to the related Cut-off Date (the aggregate of all such amounts, the "Monthly
Advance").  In lieu of making all or a portion of any Monthly Advance, the Servicer may cause to be made an appropriate entry in its records relating to the Account that funds in such account, including but not limited to any amounts received in respect of scheduled principal and interest on any Mortgage Loan due after the related Due Period for the related Monthly Remittance Date, have been used by the Servicer in discharge of its obligation to make any such Monthly Advance.  Any funds so applied shall be replaced by the Servicer by deposit, in the manner set forth above, in the Account no later than the close of business on the Business Day immediately preceding the next Monthly Remittance Date to the extent that funds in the Account on such date are less than the amounts required to be distributed on such Monthly
Remittance Date.  The Servicer shall be entitled to be reimbursed from the Account for all Monthly
Advances of its own funds made pursuant to this Section as provided in Section 2.5.

(b)      The obligation of the Servicer to make such Monthly Advances is mandatory, and, with respect to any Mortgage Loan or REO Property, shall continue through the earlier of (i) the date on which a Final
Recovery Determination in connection with such Mortgage Loan is made and (ii) the due date of the last
Monthly Payment due prior to the payment in full of such Mortgage Loan.

(c)      Notwithstanding anything herein to the contrary, no Monthly Advance shall be required to be made hereunder by the Servicer if such Monthly Advance would, if made, constitute a Nonrecoverable
Advance.

Section 1.17.     Compliance With REMIC Provisions

         If the Servicer has received written notice from the Owner that a REMIC election has been made with respect to the arrangement under which any Mortgage Loans and REO Property are held, the Servicer shall not take any action, cause the REMIC to take any action or fail to take (or fail to cause to be taken) any action that, under the REMIC Provisions, if taken or not taken, as the case may be, could
(i) endanger the status of the REMIC as a REMIC, or (ii) result in the imposition of a tax upon the REMIC
(including but not limited to the tax on "prohibited transactions" as defined in Section 860F(a)(2) of the Code and the tax on "contributions" to a REMIC set forth in Section 860G(d) of the Code) unless the
Servicer has received an Opinion of Counsel (at the expense of the party seeking to take such action) to the effect that the contemplated action will not endanger such REMIC status or result in the imposition of any such tax.

Section 1.18.     Owner to Cooperate; Release of Collateral Files

         If, at any time prior to termination of this Agreement, the Servicer shall require the use of any Collateral File (or any portion thereof) to perform its servicing activities as set forth in this
Agreement, the Owner, within five (5) Business Days of the written request of the Servicer in the form of Exhibit A hereto (or within such shorter period as may be necessary for the Servicer to perform its obligations hereunder in compliance with all Acceptable Servicing Procedures), shall release or shall cause the Custodian to release such Collateral File, or portion thereof, to the Servicer.  Within five
(5) Business Days of the Servicer's request therefor (or, within such shorter period as may be necessary for the Servicer to perform obligations hereunder in compliance with all Acceptable Servicing
Procedures), the Owner shall execute and deliver to the Servicer, in the form supplied to the Owner by the Servicer, any court pleadings, requests for trustee's sale or other documents reasonably necessary to perform the servicing activities with respect to any Mortgage Loan, including the foreclosure or sale in respect of any Mortgaged Property, the commencement and prosecution of any legal action to enforce the related Mortgage Note and Mortgage and the defense of any legal action or counterclaim filed against the Owner or the Servicer.  The Servicer may execute and deliver any or all of such pleadings or documents on behalf of the Owner pursuant to the power of attorney granted pursuant to Section 2.12(g).

                                          PAYMENTS TO THE OWNER

Section 1.19.     Distributions

(a)      On each Monthly Remittance Date, the Servicer shall distribute to the Owner all amounts credited to the Account as of the close of business on the preceding Determination Date, net of charges against or withdrawals from the Account pursuant to Section 2.5, plus all Monthly Advances deposited in the Account prior to such Monthly Remittance Date pursuant to Section 2.4, minus (i) any amounts attributable to Principal Prepayments received after the last day of the Due Period immediately preceding the related Monthly Remittance Date and (ii) any amounts attributable to Monthly Payments collected but due on a Due Date(s) subsequent to the preceding Determination Date.

(b)      All distributions made to the Owner on each Monthly Remittance Date shall be made to the Owner of record, based on the Mortgage Loans owned and held by the Owner.  All distributions shall be made by wire transfer of immediately available funds to the account of the Owner at a bank or other entity having appropriate facilities therefor, if the Owner shall have so notified the Servicer, or by check mailed to the address of the Owner.  Distributions on each Monthly Remittance Date may be made by more than one (1) wire transfer or check, as the case may be.

(c)      With respect to any remittance received by the Owner on or after the second Business Day following the Business Day on which such payment was due, the Owner shall send written notice thereof to the Servicer.  The Servicer shall pay to the Owner interest on any such late payment at an annual rate equal to Prime plus two percentage points, but in no event greater than the maximum amount permitted by applicable law.  Such interest shall be paid by the Servicer to the Owner on the date such late payment is made and shall cover the period commencing with the day following such second Business Day and ending with the Business Day on which such payment is made, both inclusive.  The payment by the Servicer of any such interest, or the failure of the Owner to notify the Servicer of such interest, shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Servicer.

Section 1.20.     Reports

(a)      On or before the 10th day of each month starting in the month of the first related Monthly
Remittance Date, or if such day is not a Business Day, the next Business Day, the Servicer shall provide to the Owner or its designee an electronically transmitted data file, with respect to the Due Period immediately preceding such Monthly Remittance Date, the data set forth below on an individual loan basis:

(i)      mortgage loan number;

(ii)     interest rate;

(iii)    pending rate;

(iv)     scheduled principal and interest payment;

(v)      scheduled principal;

(vi)     gross interest;

(vii)    curtailment collected;

(viii)   curtailment adjustment;

(ix)     PIF principal;

(x)      PIF interest difference;

(xi)     ARM Index;

(xii)    pending Index;

(xiii)   ending scheduled balance;

(xiv)    investor loan number;

(xv)     Servicing Fee Rate;

(xvi)    due date;

(xvii)   yield rate;

(xviii)  beginning balance;

(xix)    ending balance;

(xx)     beginning scheduled balance;

(xxi)    principal collected;

(xxii)   scheduled net interest;

(xxiii)  scheduled buydown;

(xxiv)   Servicing Fee collected; and

(xxv)    remittance amount.

The Servicer may submit the foregoing information in more than one (1) report.  Requests for additional data regarding the Mortgage Loans or alternative means for delivering such reports shall be accommodated at the discretion of the Servicer and at the Owner's expense.

(b)      Upon reasonable advance notice in writing, the Servicer shall provide to any Owner that is a savings and loan association, a bank, an insurance company or other regulated or supervised entity reports and access to information and documentation regarding the Mortgage Loans and the transactions contemplated hereby sufficient to permit the Owner to comply with the applicable regulations of relevant regulatory or supervisory authorities with respect to its investment in the Mortgage Loans and Owner's internal and third-party audit requirements.

(c)      The Servicer shall prepare and file any and all information statements or other filings required to be delivered to any governmental taxing authority or to Owner pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby.  In addition, the Servicer shall provide Owner with such information concerning the Mortgage Loans as is necessary for Owner to prepare its federal income tax return as Owner may reasonably request from time to time.  In addition, not more than 120 days after the end of each calendar year, the Servicer shall furnish to each Person who was an Owner at any time during such calendar year an annual statement in accordance with the requirement of applicable federal income tax law as to the aggregate of remittances for the applicable portion of such year.

Section 1.21.     Delinquency and Foreclosure Statements

         The Servicer shall provide a monthly statement of delinquents and a delinquency report on all
Mortgage Loans more than thirty (30) days delinquent.  The Servicer shall also provide a monthly statement regarding foreclosure status and status of REO Property containing such information as mutually agreed upon by the Owner and the Seller.

                                 GENERAL SERVICING PROCEDURE; COVENANTS;
                                      REPRESENTATIONS AND WARRANTIES

Section 1.22.     Assumption Agreements

(a)      The Servicer shall use commercially reasonable efforts to enforce any "due-on-sale" provision contained in any Mortgage or Mortgage Note and to deny assumption by the person to whom the Mortgaged
Property has been or is about to be sold, whether by absolute conveyance or by contract of sale and whether or not the Mortgagor remains liable on the Mortgage and the Mortgage Note, provided that in accordance with the terms of the Mortgage Note, the Servicer may permit an assumption (i) if the
Servicer reasonably believes it is unable under Applicable Requirements to enforce such "due-on-sale"
clause, or (ii) if the enforcement of such rights would impair or threaten to impair any recovery under the related Primary Mortgage Insurance Policy, if any.  In connection with any such assumption, the related Mortgage Interest Rate, the Unpaid Principal Balance and the term of the Mortgage Loan may not be changed.  If an assumption is allowed pursuant to this Section 4.1(a), the Servicer is authorized, at the Servicer's discretion, to prepare a substitution of liability agreement to be entered into by the
Owner and the purchaser of the Mortgaged Property pursuant to which the original Mortgagor is released from liability and the purchaser of the Mortgaged Property is substituted as Mortgagor and becomes liable under the Mortgage Note.  Any such substitution of liability agreement shall be in lieu of an assumption agreement.  If an assumption fee is collected by the Servicer for entering into an assumption agreement the entire amount of such fee may be retained by the Servicer as additional servicing compensation.

(b)      The Servicer shall follow Acceptable Servicing Procedures with respect to any such assumption or substitution of liability (taking into account the Servicer's then current underwriting guidelines applicable to mortgage loans of the same type as the related Mortgage Loan).  The Servicer shall notify the Owner that any such substitution of liability or assumption agreement has been completed by forwarding to the Owner a copy of any such substitution of liability or assumption agreement, which document shall be added to the related Collateral File and shall for all purposes be considered a part of such Collateral File to the same extent as all other documents and instruments constituting a part thereof.

Section 1.23.     Satisfaction of Mortgages and Release of Collateral Files

(a)      Upon the payment in full of any Mortgage Loan or the receipt by the Servicer of a notification that payment in full will be escrowed in a manner customary for such purposes, the Servicer shall prepare the appropriate documents and instruments required to satisfy or release the lien of the
Mortgage in accordance with applicable state law requirements.  The Servicer, promptly and within the applicable legal deadlines appropriate to process the satisfaction or release, shall notify the Owner of such event.

(b)      The Servicer shall not grant a satisfaction or release of a Mortgage without having obtained payment in full of the indebtedness secured by the Mortgage.  In the event the Servicer grants a satisfaction or release of a Mortgage without having obtained payment in full of the indebtedness secured by the Mortgage, the Servicer, upon becoming aware of the foregoing, shall remit to the Owner the Unpaid Principal Balance of the related Mortgage Loan plus accrued and unpaid interest by deposit thereof in the Account pursuant to Section 2.4.  The Owner shall assign the related Mortgage and endorse the related Mortgage Note to the Servicer and shall do all things necessary to transfer ownership of the
Mortgage Loan to the Servicer.  The Servicer shall maintain the Fidelity Bond as provided for in
Section 2.11 protecting and insuring the Servicer against, losses sustained with respect to any Mortgage
Loan satisfied or released other than in accordance with the procedures set forth herein.

(c)      The Owner shall, within five (5) Business Days following receipt of any request from the
Servicer (or within such shorter period as is necessary for the Servicer to perform its obligations hereunder in compliance with all Acceptable Servicing Procedures) deliver or cause to be delivered to the Servicer the Collateral File (or any portion thereof) required by the Servicer to process any satisfaction or release of any Mortgage pursuant to this Section 4.2.  In addition, if any Mortgage Loan has been paid in full and the Owner has recorded the related Assignment of Mortgage designating the
Owner as the holder of record of the Mortgage, the Servicer shall prepare and deliver to the Owner, together with a request for execution, the documents and instruments necessary to satisfy or release the lien of the Mortgage.  The Owner shall, within five (5) Business Days following its receipt of any such request, send to the Servicer the fully-executed documents that were prepared and requested by the
Servicer.  In the event that applicable state law requires that a satisfaction or release be recorded within a shorter time period than the foregoing procedure permits, the Servicer shall advise the Owner accordingly and shall use commercially reasonable efforts to ensure that the lien of the Mortgage is released or satisfied in accordance with applicable state law requirements, and the Owner shall assist therewith by, to the extent reasonably practicable, returning to the Servicer the required portion of the Collateral File and, if applicable, the executed satisfaction and release documents and instruments within the time periods reasonably specified by the Servicer.

(d)      If a Mortgage Loan that has been paid in full is a MERS Loan, the Servicer may cause the removal of such Mortgage Loan from registration on the MERS® System and execute and deliver, on behalf of the Owner, any and all related instruments of satisfaction or release.  No expense incurred in connection with the delivery of any instrument of satisfaction or deed or reconveyance shall be chargeable to the Account or the Owner.

Section 1.24.     Servicing Compensation

         The Servicer shall be entitled to pay itself a Servicing Fee for each Mortgage Loan serviced hereunder.  The obligation of the Owner to pay such Servicing Fee is limited to, and payable solely from, the interest portion of the Monthly Payments and Late Collections collected by the Servicer with respect to the related Mortgage Loan.  Additional servicing compensation in the form of non-sufficient funds check fees, assumption fees, conversion fees, other related administrative fees, late payment charges, Prepayment Charges and other similar types of ancillary fees and charges that are actually received by the Servicer may be retained by the Servicer to the extent not required to be deposited into the Account pursuant to the terms of this Agreement.  In addition to the Servicing Fee payable hereunder, the Servicer shall be entitled to pay itself an REO Management Fee for each REO Property managed by the Servicer or its agent.  The Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided for in this Agreement.  Any Late Collections shall be applied by the Servicer in the following order of priority:  (i) first to pay the expenses incurred in connection with collection of such Late Collections, (ii) second to reimburse itself for any related unpaid Servicing Fees, unpaid REO Management Fees and unreimbursed Servicing Advances and Monthly
Advances and (iii) the balance to be distributed to the Owner.

Section 1.25.     Statements as to Compliance

(a)      Not later than March 15 of each year (or if such day is not a Business Day, the next succeeding
Business Day), the Servicer will deliver to the Owner and, with respect to any Mortgage Loans subject to a Pass-Through Transfer, each other Person entitled to receive servicing reports provided pursuant to
Section 3.2(a) an Officer's Certificate for the prior calendar year, beginning with the calendar year ending December 31, 2005, stating (i) a review of the activities of the Servicer during the preceding year and of performance under this Agreement has been made under such officer's supervision, and (ii) to the best of such officer's knowledge, based on such review, the Servicer has fulfilled all of its obligations under this Agreement throughout such year or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof.

(b)      Not later than March 15 of each year (or if such day is not a Business Day, the next succeeding
Business Day), with respect to any Mortgage Loans subject to a Pass-Through Transfer, the Servicer will deliver to the Owner and each other Person entitled to receive servicing reports provided pursuant to
Section 3.2(a) an Officer's Certificate for the prior calendar year, beginning with the calendar year ending December 31, 2005, in substantially the form of Exhibit D to this Agreement.

(c)      The Servicer agrees to indemnify and hold harmless each of the Owner, each other Person entitled to receive servicing reports provided pursuant to Section 3.2(a), each Person, if any, who
"controls" the Owner or such other Person within the meaning of the Securities Act of 1933, as amended, and their respective officers and directors against any and all losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, fees and expenses that such Person may sustain arising out of third party claims based on (i) the failure of the Servicer to deliver or cause to be delivered when required any Officer's Certificate required pursuant to Section 4.4(a) or Section
4.4(b), or the accountants' statement required pursuant to Section 4.5, or (ii) any material misstatement or omission in any certification pursuant to Section 302(a) of the Sarbanes-Oxley Act of
2002 and Rules 13a-14 and 15d-14 promulgated by the Securities and Exchange Commission thereunder made in reliance on any material misstatement or omission contained in any Officer's Certificate provided pursuant to Section 4.4(a) or Section 4.4(b).  If the indemnification provided for herein is unavailable or insufficient to hold harmless any person indemnified pursuant to this Section 4.4(c) ("Indemnitee"), then the Servicer agrees that it shall contribute to the amount paid or payable by the Indemnitee as a result of the losses, claims, damages or liabilities of the Indemnitee arising out of clause (i) or (ii)
of the preceding sentence in such proportion as is appropriate to reflect the relative fault of the
Indemnitee on the one hand and the Servicer on the other.

(d)      For purposes of paragraph (c), "third party claims" shall include claims brought against an
Indemnitee by any agent or affiliate of such Indemnitee where such claims arise out of, or are based on,
(A) the failure of the Servicer to deliver or cause to be delivered when required any Officer's
Certificate required pursuant to paragraphs (a) and (b) of this Section 4.4 or (B) any material misstatement or omission in any certification pursuant to Section 302(a) of the Sarbanes-Oxley Act of
2002 and Rules 13a-14 and 15d-14 promulgated by the Securities and Exchange Commission thereunder made in reliance on any material misstatement or omission contained in any Officer's Certificate provided pursuant to paragraphs (a) or (b) of this Section 4.4.
Section 1.26.     Annual Independent Public Accountants' Servicing Report

         Not later than March 15 of each year (or if such day is not a Business Day, the next succeeding
Business Day), the Servicer will, at its expense, cause a firm of independent public accountants that is a member of the American Institute of Certified Public Accountants to furnish to the Owner and, with respect to any Mortgage Loans subject to a Pass-Through Transfer, each other Person entitled to receive servicing reports provided pursuant to Section 3.2(a), a statement to the effect that, based on an examination conducted by such firm in compliance with the Uniform Single Attestation Program for
Mortgage Bankers ("USAP"), the assertion of management (the "Management Assertion") of the Servicer regarding compliance with the minimum servicing standards identified in the USAP is fairly stated in all material respects, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii)
such other exceptions as shall be set forth in such statement or such Management Assertion.

Section 1.27.     Owner's Right to Examine Servicer Records, etc.

(a)      The Owner shall have the right, at its expense, to (i) examine and audit the Servicer's books of account, records, reports and other papers relating to (x) the performance by the Servicer of its obligations and duties under this Agreement, or (y) the Mortgage Loans, (ii) make copies and extracts therefrom and (iii) discuss the affairs, finances, and accounts of the Servicer relating to such performance with the Servicer's officers and employees, all at such times and places, and with such frequency, as may be reasonably requested.

(b)      The Servicer shall provide to the Owner and any supervisory agents or examiners representing a state or federal governmental agency having jurisdiction over the Owner, including without limitation the OTS, the FDIC and other similar entities, access to any documentation regarding the Mortgage Loans in the possession of the Servicer that is required by any applicable regulations.  Such access shall be afforded without charge, upon reasonable request, during normal business hours, at the offices of the
Servicer and in accordance with any applicable regulations.

Section 1.28.     Cooperation

         The Servicer and the Owner shall cooperate fully with one another and their respective counsel and other representatives and advisors in connection with the steps required to be taken as part of their respective obligations under this Agreement.

Section 1.29.     Consents and Approvals

         The Servicer shall timely obtain, at its sole cost and expense, the consents and approvals required by law or pursuant to contract to consummate the transactions contemplated hereby.  All such consents shall be obtained without any cost or expense to the Owner and shall be obtained without any adverse modification in the terms of any of the agreements relating to the Mortgage Loans or the imposition of any burdensome provisions or conditions on the Owner.

                                               THE servicer

Section 1.30.     Indemnification; Third Party Claims

(a)      (i)  The Servicer agrees to indemnify and hold harmless the Owner against any and all losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, fees and expenses ("Losses") resulting from the failure of the Servicer to service the Mortgage Loans in compliance with the terms of this Agreement; provided, however, the Servicer shall not be liable hereunder with respect to (A) any action or inaction resulting from the written direction or consent of the Owner, (B) any action or inaction resulting from the Owner's failure to cause any Collateral File
(or portion thereof) to be released to the Servicer pursuant to Sections 2.18 or 4.2(c), or (C) any action or inaction resulting from the Owner's failure to comply with Section 5.1(b) or Section 5.6, or
(D) any indirect, special or consequential damages, losses, costs or expenses incurred by Owner;
provided, further, that with respect to Losses related to claims other than third party claims, the
Servicer shall only be liable to the Owner for the fees and expenses of the Owner's legal counsel to the extent that such fees and expenses are required to be reimbursed pursuant to Section 9.14 hereof.  (ii)
The Servicer shall notify the Owner if a claim is made by a third party with respect to this Agreement or the Mortgage Loans that the Servicer determines in its good faith judgment will materially affect the
Owner's interest in such Mortgage Loans.  The Servicer shall assume (with the written consent of the
Owner) the defense of any such claim and, subject to clause (iii) of this Section 5.1, pay all reasonable expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree that may be entered against the Servicer or the Owner in respect of such claim.  The Servicer shall follow any written instructions received from the Owner in connection with any such claim.  The Servicer shall have the right to reimburse itself from the Account for all expenses, advances and liabilities incurred by the Servicer in respect of any such claim (whether or not the Servicer has assumed the defense thereof), except when the claim (x) is related to the Servicer's obligations to indemnify the Owner pursuant hereto, (y)  results from the failure of the Servicer to service the Mortgage Loans in compliance with the terms of this Agreement, or (z) results from the
Servicer's willful misconduct, bad faith or negligence in performing its duties under this Agreement.
(iii)  If the Owner receives service of a summons or other first legal process, the Servicer shall not be liable for any costs or expenses pursuant to the indemnity in this Section 5.1 unless the Owner provides written notice to the Servicer that describes the nature of the claim within a reasonable time after service of such summons or other first legal process upon the Owner; provided, however, that the
Owner's failure to notify the Servicer pursuant to this paragraph shall not relieve the Servicer from any liability that the Servicer may have to the Owner otherwise than on account of this indemnity.  The
Servicer shall not be required to indemnify any person for any settlement of any claim effected without the Servicer's consent, which consent shall not be unreasonably withheld.

(b)      With respect to any Mortgage Loan, if the Owner records or causes to be recorded the related
Assignment of Mortgage designating the Owner as the holder of record of the Mortgage in the appropriate public recording office of the jurisdiction in which the related Mortgaged Property is located, and the
Owner, in its capacity as the holder of record, receives written notice of any action with respect to the related Mortgage or Mortgaged Property, the Owner shall promptly send a copy of such notice to the
Servicer in accordance with Section 9.8.  The Servicer shall have no liability to the Owner for claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, or any other costs or expenses, that result from the Owner's failure to comply with the provisions set forth in this paragraph.

Section 1.31.     Servicer Covenants; Merger or Consolidation of the Servicer

(a)      The Servicer covenants that, subject to Section 5.2(b), it shall keep in full force and effect its existence, rights and franchises as a corporation and its status as a Fannie Mae  or Freddie Mac approved servicer in good standing and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement or any of the Mortgage Loans and to perform its duties under this Agreement.

(b)      Any Person into which the Servicer may be merged or consolidated, or any Person resulting from any merger, conversion or consolidation to which the Servicer shall be a party, or any Person succeeding to all, or substantially all, of the business or assets of the Servicer (whether or not related to loan servicing), shall be the successor of the Servicer hereunder, without the execution or filing of any paper, or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the Servicer shall not be a party to any such merger, consolidation or conversion, or sell or otherwise dispose of all, or substantially all, of its business or assets, unless the successor or surviving Person shall be an institution that is a Fannie Mae or
Freddie Mac approved servicer in good standing and a member of MERS in good standing.  In addition, the successor or surviving Person shall be an institution (i) having a GAAP net worth of not less than
$25,000,000 and (ii) the deposits of which are insured by the FDIC, SAIF and/or BIF, or which is a
HUD-approved mortgagee whose primary business is in origination and servicing of first lien mortgage loans.

Section 1.32.     Limitation on Liability of the Servicer and Others

         The Servicer and the directors, officers, employees or agents of the Servicer shall not be under any liability to the Owner (i) for any action taken, or for refraining from the taking of any action, in good faith pursuant to this Agreement, (ii) for errors in judgment made in good faith, (iii)
for any action or inaction in accordance with the written direction or consent of the Owner, (iv) for any action or inaction resulting from the Owner's failure to cause any Collateral File (or portion thereof) to be released to the Servicer pursuant to Sections 2.18 or 4.2(c), or (v) for any action or inaction resulting from the Owner's failure to comply with Section 5.1(b) or Section 5.6; provided, however, this provision shall not protect the Servicer against any breach of warranties or representations made herein, any failure to perform its obligations in accordance with any standard of care set forth in this Agreement (unless in accordance with the written direction or consent of the
Owner) or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties.  The Servicer and any officer, employee or agent of the
Servicer may rely in good faith on any document of any kind that appears, on its face, to be properly executed and submitted by any Person respecting any matters arising hereunder.  Subject to
Section 5.1(a), the Servicer shall not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its duties under this Agreement and that may result in any expense or liability to the Servicer; provided, however, that the Servicer may, with the written consent of the Owner, undertake any such action that it may deem necessary or desirable with respect to this
Agreement and the rights, duties, and the interests of the parties hereto.  In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs, and liabilities for which the Owner shall be liable and the Servicer shall be entitled to be reimbursed therefor from the Account, unless any such costs or liabilities shall result from the negligence, bad faith or willful misfeasance of the Servicer in performing such action.

Section 1.33.     Servicer Not to Resign

         The Servicer shall not resign from the obligations and duties hereby imposed on it except upon the determination that such Servicer's duties hereunder are no longer permissible under Applicable
Requirements and such incapacity cannot be cured by such Servicer.  Any such determination permitting the resignation of the Servicer shall be evidenced by an Opinion of Counsel to such effect delivered to the Owner.  No such resignation shall become effective until a successor that satisfies the requirements set forth in Section 9.1 has assumed the Servicer's responsibilities and obligations hereunder in accordance with such Section.

Section 1.34.     Transfer of Servicing

         The Servicer acknowledges that the Owner has entered into this Agreement in reliance upon the adequacy of the Servicer's servicing facilities, plan, personnel, records and procedures, its integrity, reputation and financial standing and the continuance thereof.  Without in any way limiting the generality of this Section 5.5, the Servicer shall not either assign this Agreement or any of the servicing rights or obligations hereunder except (i) in connection with a merger or consolidation permitted under Section 5.2(b), or (ii) with the prior written consent of the Owner, which consent shall not be unreasonably withheld or delayed.

Section 1.35.     Transfer of Mortgage Loans

(a)      The Owner shall have the right, without the consent of the Servicer, to assign its interest under this Agreement with respect to any Mortgage Loans; provided, however, that (i) the Owner shall give the Servicer written notice ten (10) days prior to any such assignment of its interest under this
Agreement and (ii) in connection with any Pass-Through Transfer or Whole Loan Transfer, the Owner shall comply with the provisions of Section 8.1(a) hereof.  The Owner shall also have the right to designate any Person to exercise the rights of Owner hereunder to the extent provided in Section 8.2 of this
Agreement.

(b)      The Servicer shall keep books and records in which, subject to such reasonable regulations as it may prescribe, the Servicer shall note transfers of Mortgage Loans.  For the purposes of this
Agreement, the Servicer shall be under no obligation to deal with any Person with respect to this
Agreement or any Mortgage Loan unless the books and records show such person as the owner of such
Mortgage Loan.  Upon receipt of a written notice from the Owner of any assignment of any Mortgage Loan, the Servicer shall mark its books and records to reflect the ownership of such Mortgage Loan by such assignee.

Section 1.36.     Representations and Warranties of the Servicer

         The Servicer hereby represents and warrants to the Owner as of the related Closing Date as follows:

(a)      The Servicer is a federally chartered savings bank, duly organized, validly existing and in good standing under the laws of the United States and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in the states where the
Mortgaged Properties are located, if the laws of such states require licensing or qualification in order to conduct business of the type conducted by the Servicer and to the extent necessary to ensure the servicing of each Mortgage Loan in accordance with this Agreement.  The Servicer has the corporate power and authority to enter into, execute and deliver this Agreement and all documents and instruments executed and delivered pursuant hereto and to perform its obligations in accordance therewith.  The execution, delivery and performance of this Agreement by the Servicer and the consummation of the transactions contemplated hereby have been duly and validly authorized.  This Agreement evidences the valid, binding and enforceable obligations of the Servicer, subject as to enforcement, (i) to bankruptcy, insolvency, receivership, conservatorship, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors' rights and (ii) to general principles of equity, whether such enforcement is considered in a proceeding in equity or at law.  All requisite corporate action has been taken by the Servicer to make this Agreement valid and binding upon the
Servicer in accordance with its terms.
(b)      No consent, approval, authorization, or order of any court or governmental agency or body relating to the transactions contemplated by this Agreement is required as to the Servicer or, if required, such consent, approval, authorization, or order has been obtained.

(c)      The consummation of the transactions contemplated by this Agreement, including without limitation the fulfillment of, or compliance with, the terms and conditions of this Agreement, are in the ordinary course of business of the Servicer and shall not (i) result in the breach of any term or provision of the charter or by-laws of the Servicer, (ii) result in the breach of any term or provision of, or conflict with or constitute a default under, or result in the acceleration of any obligation under, any material agreement, indenture, loan or credit agreement, or other instrument to which the
Servicer or its property is subject, or (iii) result in the violation of any law, rule, regulation, order, judgment, or decree to which the Servicer or its property is subject.

(d)      There is no action, suit, proceeding or investigation pending or, to the best of the Servicer's knowledge, threatened against the Servicer that, either in any one instance or in the aggregate, is likely (in the Servicer's judgment), to result in any material impairment of the right or ability of the
Servicer to carry on its business substantially as now conducted, or that would adversely affect the validity of this Agreement, or of any action taken or to be taken in connection with the obligations of the Servicer contemplated herein, or that would be likely to materially impair the ability of the
Servicer to perform its obligations hereunder.

(e)      The Servicer is an approved servicer of mortgage loans for Fannie Mae in good standing.  No event has occurred, including but not limited to a change in insurance coverage, that would make the
Servicer unable to comply with Fannie Mae eligibility requirements.

(f)      The Servicer is a member of MERS in good standing.  The Servicer shall comply in all material respects with the rules and procedures of MERS in connection with the servicing of each MERS Loan for as long as each such Mortgage Loan is registered on the MERS® System.

                                                 DEFAULT

Section 1.37.     Events of Default

         In case one or more of the following Events of Default by the Servicer shall occur and be continuing:

(i)      any failure by the Servicer to remit to the Owner when due any payment required to be made under the terms of this Agreement, which failure continues unremedied for a period of three (3) Business
Days after the date on which written notice of such failure, requiring the same to be remedied, shall have been received by the Servicer, from the Owner; or

(ii)     any failure by the Servicer to duly observe or perform, in any material respect, any other covenant, obligation or agreement of the Servicer as set forth in this Agreement, which failure continues unremedied for a period of forty-five (45) (or, in the case of any failure to pay the premium for any insurance policy that is required to be maintained hereunder, fifteen (15)) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the
Servicer by the Owner; or

(iii)    a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities, or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Servicer and such decree or order shall have remained in force, undischarged or unstayed for a period of sixty (60) days; or

(iv)     the Servicer shall consent to the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Servicer or relating to all, or substantially all, of the Servicer's property; or

(v)      the Servicer shall admit in writing its inability to pay its debts as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

(vi)     the Servicer shall fail to be an approved servicer of mortgage loans for Fannie Mae in good standing; or

(vii)    the Servicer shall fail to be in compliance with the "doing business" or licensing laws of any jurisdiction where a Mortgaged Property is located; or

(viii)   the Servicer shall attempt to assign this Agreement or the servicing responsibilities hereunder in contravention of this Agreement; or

(ix)     failure by the Servicer to duly perform within the required time period, its obligations under
Sections 4.4 and 4.5, which failure continues unremedied after the Certification Cure Deadline;

then, and in each and every such case, so long as such Event of Default shall not have been remedied, the Owner, by notice in writing to the Servicer (in each such instance, the "Defaulted Servicer"), may, in addition to whatever rights the Owner may have at law or equity, including injunctive relief and specific performance, commence termination of all of the rights and obligations of the Defaulted
Servicer under this Agreement pursuant to Section 7.2, and may exercise any and all other remedies available at law or at equity.  Upon receipt by the Defaulted Servicer of such written notice from the
Owner stating the intent to terminate the Defaulted Servicer as servicer under this Agreement as a result of such Event of Default, all authority and power of the Defaulted Servicer under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 9.1.  Upon written request from the Owner, the Defaulted Servicer shall, at its sole expense, prepare, execute, and place in such successor's possession or control all
Collateral Files and Credit Files, and do or cause to be done all other acts or things necessary or appropriate to effect the purposes of such notice of termination, all of which shall be undertaken immediately and shall be completed as soon as possible and in all events by not later than forty-five
(45) Business Days following the Owner's request therefor.  The Defaulted Servicer agrees to cooperate with the Owner and such successor in effecting the termination of the Defaulted Servicer's responsibilities and rights hereunder, including, without limitation, the transfer to such successor of all cash amounts that have been credited by the Defaulted Servicer to the Account or the Escrow Account
at the time of transfer, and all other amounts that may thereafter be received with respect to the
Mortgage Loans and to which the Defaulted Servicer is not entitled pursuant to the terms of this
Agreement.

Section 1.38.     Waiver of Defaults

         The Owner may waive any default by the Defaulted Servicer in the performance of its obligations hereunder and its consequences.  Any such waiver must be in writing to be effective.  Upon any waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall, unless otherwise specified in such waiver, be deemed to have been remedied for every purpose of this
Agreement unless the Defaulted Servicer fails to comply with the terms of such waiver.  No such waiver shall extend to any subsequent or other default or impair any right consequent thereto except to the extent expressly so waived.

Section 1.39.     Survival of Certain Obligations and Liabilities of the Defaulted Servicer

         The representations, warranties, covenants, indemnities and agreements of the parties provided in this Agreement and the parties' obligations hereunder shall survive the execution and delivery and the termination or expiration of this Agreement.  Notwithstanding any termination of the rights and obligations of the Servicer pursuant to this Article 6, the Defaulted Servicer shall remain liable for any actions of the Defaulted Servicer taken prior to the effective time of such termination.

                                               TERMINATION

Section 1.40.     Termination of Agreement

         This Agreement shall terminate upon either (i) the later of the distribution to the Owner of final payment or liquidation with respect to the last Mortgage Loan subject to this Agreement and each
REO Property or the disposition of all property acquired upon foreclosure or deed in lieu of foreclosure with respect to the last Mortgage Loan subject to this Agreement and the remittance of all funds due hereunder, or (ii) the mutual written consent of the parties.

Section 1.41.     Termination of the Servicer Upon Unremedied Event of Default

         The Owner may, at its sole option, following an unremedied Event of Default and in accordance with Section 6.1, terminate any rights the Servicer may have hereunder.  The Owner, with full cooperation of the Servicer, shall arrange for the transfer of servicing, at the Owner's option, to the
Owner or a third party successor servicer pursuant to Section 9.1, and the Servicer shall continue servicing the Mortgage Loans under this Agreement, for the Servicing Fee provided herein, until the
Owner gives the Servicer notice of such transfer.

                                   PASS-THROUGH AND WHOLE LOAN TRANSFER

Section 1.42.     Pass-Through Transfers or Whole-Loan Transfers

(a)      The Owner and the Servicer agree that in connection with any Whole Loan Transfer or
Pass-Through Transfer, the Owner may, in its sole discretion, assign its rights under this Agreement with respect to the Mortgage Loans subject to such Whole Loan Transfer or Pass-Through Transfer provided that: (i) the Owner provides the Servicer with fifteen (15) calendar days' prior written notice of its intent to effect such Whole Loan Transfer or Pass-Through Transfer; (ii) no more than three (3)
investors would own Mortgage Loans subject to such Whole Loan Transfer or Pass-Through Transfer; (iii)
the Owner provides the Servicer with initial drafts of all documents for which the Servicer is requested to become a party in connection with such Whole Loan Transfer or Pass-Through Transfer at least ten (10)
days prior to the related settlement date (the "Subsequent Transfer Settlement Date"); (iv) the Owner
provides the Servicer with a final list of the Mortgage Loans subject to such Whole Loan Transfer or
Pass-Through Transfer at least two (2) Business Days prior to the related Subsequent Transfer Settlement
Date; and (v) no Mortgage Loan shall be subject to more than one (1) Whole Loan Transfer or Pass-Through
Transfer in any given Due Period.

(b)      The Owner shall reimburse the Servicer for all reasonable out-of-pocket expenses, including attorneys' fees, incurred by the Servicer in connection with any Whole Loan Transfer or Pass-Through
Transfer.

(c)      In connection with each Whole Loan Transfer or Pass-Through Transfer permitted under Section
8.1(a), the Servicer shall: (i) provide the Owner with information and appropriate verification of information in its possession or control as may reasonably be necessary in order to effect such Whole
Loan Transfer or Pass-Through Transfer (and, to the extent any such information is in the possession or control of any third party, use commercially reasonable efforts to cause such third party to provide such information); (ii) cooperate with all reasonable requests and due diligence procedures not otherwise addressed herein; and (iii) execute an Assignment, Assumption and Recognition Agreement, provided that each of the Servicer and the Owner is given an opportunity to review and reasonably negotiate in good faith the content of such document.

(d)      With respect to any Whole Loan Transfer or Pass-Through Transfer permitted under Section 8.1(a)
in which a prospectus, prospectus supplement or other disclosure document (a "Disclosure Document") is prepared in connection therewith, and in which 10% or more of the mortgage loans in the related transaction (measured as of the closing of such transaction) consist of Mortgage Loans if such Whole
Loan Transfer or Pass Through Transfer occurs prior to April 1, 2006, and in which 20% or more of the mortgage loans in the related transaction (measured as of the closing of such transaction) consist of
Mortgage Loans if such Whole Loan Transfer or Pass-Through Transfer occurs on or after April 1, 2006, the Servicer shall:

(i)      provide for inclusion as part of such Disclosure Document (A) the regulatory status of the
Servicer and its affiliates and (B) delinquency and foreclosure information of the type typically provided by the Servicer in connection with mortgage loans originated by the Servicer and securitized by third parties (the information referred to in this sentence, in the form provided to the Owner, being
"Servicer's Information");

(ii)     provide the Owner with an accountants comfort letter addressing the delinquency and foreclosure statistics of the Servicer; and

(iii)    (A) indemnify and hold harmless the transferee under any permitted Pass-Through Transfer, the
Owner and each Person, if any, who "controls" such transferee, if any, or the Owner within the meaning of the Securities Act of 1933, as amended (an "Indemnified Party"), against any losses, claims, damages or liabilities to which such Indemnified Party may become subject, under the Securities Act of 1933, as amended, or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (x) arise out of or are based upon any untrue statement of any material fact contained in
Servicer's Information provided by such Servicer and included in a Disclosure Document, or (y) arise out of or are based upon the omission to state in such Servicer's Information a material fact required to be stated in the Servicer's Information or necessary to make the statements in the Servicer's Information not misleading, and (B) reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such loss, claim, damage, liability or action.

(e)      With respect to any Pass-Through Transfer permitted under Section 8.1(a) in which all or substantially all of the mortgage loans in the related transaction consist of Mortgage Loans, the
Servicer shall:

(i)      execute and deliver a pooling and servicing agreement containing terms and conditions that are consistent with the terms and conditions set forth herein and that are customary for public, rated transactions for the issuance of pass-through certificates backed by mortgage loans similar to the
Mortgage Loans included in such Pass-Through Transfer, provided, that (A) any servicing reporting requirements must be consistent with the standard practices of the Servicer and (B) each of the parties to such pooling and servicing agreement negotiates in good faith any terms or conditions in such pooling and servicing agreement not specifically referenced or provided for under this Agreement; and

(ii)     provide Owner with opinions of counsel as to the Servicer's corporate authority and the enforceability of the pooling and servicing agreement against the Servicer, audit letters addressing the delinquency and foreclosure statistics of the Servicer and certificates from public officials, each as the Servicer and the Owner shall mutually agree to be necessary to effect such Pass-Through Transfer.

(f)      With respect to any Whole Loan Transfer or Pass-Through Transfer in which a Disclosure Document is prepared in connection therewith, the Owner shall:

(i)      provide the Servicer with all drafts of the Servicer's Information when produced and revise the
Servicer's Information in accordance with the Servicer's comments to correct any information therein at the Owner's cost; and

(ii)     (A) indemnify and hold harmless the Servicer against any losses, claims, damages or liabilities to which the Servicer may become subject, under the Securities Act of 1933, as amended, or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (x) arise out of or are based upon any untrue statement of any material fact contained in such Disclosure Document (other than an untrue statement of material fact contained in the Servicer's Information), or (y) arise out of or are based upon the omission to state in such Disclosure Document a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (unless the material fact omitted would constitute Servicer's
Information) and (B) reimburse the Servicer for any legal or other expenses reasonably incurred by the
Servicer in connection with investigating or defending any such loss, claim, damage, liability or action.

Section 1.43.     Designation of a Master Servicer

(a)      Notwithstanding anything to the contrary contained in this Agreement, the Owner shall have the right, in its sole discretion, upon thirty (30) days' prior written notice to the Servicer, to appoint and designate a master servicer (the "Master Servicer"), as master servicer of Mortgage Loans subject to a permitted Whole Loan Transfer or Pass-Through Transfer.  Upon receipt of written notice of such appointment, the Servicer shall promptly enter into a servicing agreement or an Assignment, Assumption and Recognition Agreement (a "Master Servicing Agreement") to service the Mortgage Loans for the Master
Servicer in accordance with the Master Servicer's requirements; provided, however, that the Servicer shall be under no obligation to enter into any Master Servicing Agreement unless the obligations and duties of the Servicer as a subservicer thereunder (i) are not materially different from than those set forth herein, (ii) do not cause undue burden on the Servicer, (iii) do not expand in any material respect any of the obligations, duties or liabilities of the Servicer hereunder and (iv) will not result in any increased cost to the Servicer.  If the Servicer and the Master Servicer enter into a Master
Servicing Agreement, the Servicer shall service the Mortgage Loans, and remit and report to the Master
Servicer, in accordance with the terms of the Master Servicing Agreement and, to the extent inconsistent therewith, the servicing provisions set forth in this Agreement shall be superseded by the Master
Servicing Agreement.  If the Servicer and the Master Servicer do not enter into a Master Servicing
Agreement, the Servicer shall service the Mortgage Loans, and remit and report to the Master Servicer, in accordance with the terms of this Agreement.

(b)      Upon appointment of a Master Servicer in accordance with Section 8.2(a), the Servicer shall correspond and communicate solely with the Master Servicer regarding the servicing of the Mortgage
Loans.  The Master Servicer shall have the right as designee of the Owner, unless otherwise agreed among the Owner, the Master Servicer and the Servicer, to enforce the covenants and conditions set forth in this Agreement, and the Servicer shall follow and shall be entitled to rely on the instructions of the
Master Servicer under this Agreement as if such instructions were the instructions of the Owner.  The
Master Servicer shall have the right to give any waivers or consents required or allowed under this
Agreement on behalf of the Owner, and the Servicer shall be entitled to rely on such waivers and consents as if such waivers or consents were the waivers or consents of the Owner.  The Master Servicer is empowered to enter into and execute and deliver any amendments or modifications to this Agreement as the Owner's designee hereunder, and such amendments or modifications shall be binding upon the Owner as if the Owner had executed and delivered the same.

(c)      Upon receipt of notice of termination of the Master Servicer, the Servicer shall no longer deal with the Master Servicer and shall instead deal directly with the Owner.  From and after receipt of such notice of termination of the Master Servicer, the Servicer shall service the applicable Mortgage Loans in accordance with the provisions of this Agreement and shall give no effect to any Master Servicing
Agreement entered into with the Master Servicer.

                                         MISCELLANEOUS PROVISIONS

Section 1.44.     Successor to the Servicer

(a)      Prior to termination of the Servicer's responsibilities and duties under this Agreement pursuant to Sections 5.4, 6.1, 7.1, or 7.2, the Owner shall either (i) succeed to and assume all of the
Servicer's responsibilities, rights, duties, and obligations under this Agreement from and after the date of such succession, or (ii) appoint a successor to the Servicer that shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Servicer under this Agreement prior to the termination of the Servicer's responsibilities, duties, and liabilities under this
Agreement.  If the Servicer's duties, responsibilities, and liabilities under this Agreement shall be terminated pursuant to any of the foregoing Sections, the Servicer shall discharge such duties and responsibilities with the same degree of diligence and prudence that it is obligated to exercise under this Agreement, from the date it acquires knowledge of such termination until the effective date thereof.

(b)      The Servicer shall promptly deliver to its successor (i) the funds in the Account and the
Escrow Account to which the Owner is entitled pursuant to the terms of this Agreement and all other amounts that may thereafter be received with respect to the Mortgage Loans and to which the Servicer is not entitled pursuant to the terms of this Agreement and (ii) all Collateral Files and Credit Files and
related documents and statements held by it hereunder.  The Servicer shall account for all funds and shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and definitively vest in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Servicer.

(c)      Upon a successor's acceptance of appointment as such, the Owner shall notify the Servicer of such appointment.

(d)      Notwithstanding any termination pursuant to this Agreement, the Servicer shall continue to be entitled to receive all amounts accrued or owing to it under this Agreement on or prior to the effective date of such termination, whether in respect of (i) unreimbursed Servicing Advances or Monthly Advances,
(ii) unpaid Servicing Fees or REO Management Fees, or (iii) other servicing compensation, and shall continue to be entitled to the benefits of Section 5.3 notwithstanding any such termination, with respect to events occurring prior to such termination.

Section 1.45.     Amendment

         This Agreement may be amended from time to time solely by written agreement signed by each of the parties.

Section 1.46.     Recordation of Agreement; Perfection of Security Interest; Further Assurances

(a)      To the extent necessary under applicable law to protect the interests of the Owner, this
Agreement, or a memorandum thereof, is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the
Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Owner at the Owner's expense.

(b)      The Servicer agrees to execute or cause to be executed such documents and take or cause to be taken such actions as may be necessary to effect the intent of this Agreement, including, without limitation, the execution and delivery of instruments of further assurance and the execution and delivery of such other documents, and the taking of such other actions, as may be reasonably requested by the Owner.

Section 1.47.     Duration of Agreement

         This Agreement shall continue in existence and effect until terminated as herein provided.

Section 1.48.     Governing Law

         This Agreement shall be governed by and construed in accordance with the laws of the State of
New York (including Section 5-1401 of the New York General Obligations Law) and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws without giving effect to conflict of laws principles other than Section 5-1401 of the New York General Obligations Law.

Section 1.49.     General Interpretive Principles

         For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)      the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(ii)     accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(iii)    references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections,
Paragraphs, and other subdivisions of this Agreement;

(iv)     a reference to a Subsection without further reference to a Section is a reference to such
Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(v)      the words "herein," "hereof," "hereunder," and other words of similar import refer to this
Agreement as a whole and not to any particular provision; and

(vi)     the term "include" or "including" shall mean without limitation by reason of enumeration.

Section 1.50.     Reproduction of Documents

         This Agreement and all documents relating hereto, including, without limitation, (i) consents, waivers, and modifications that may hereafter be executed, (ii) documents received by any party on any
Closing Date, and (iii) financial statements, certificates, and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, microcard, miniature photographic, or other similar process.  Any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business.
Any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 1.51.     Notices

         All demands, notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt (x) in the case of any notice of an Event of
Default, if mailed by registered mail, postage prepaid and (y) in the case of any other demand, notice, consent, waiver or other communication, if personally delivered, mailed by registered mail, postage prepaid, delivered by air courier or sent by facsimile to:

(i)      in the case of the Servicer, at the address set forth below or such other address as may hereafter be furnished to the Owner in writing by the Servicer:

         Washington Mutual Bank
         9401 Oakdale Avenue (Mail Stop N080108)
         Chatsworth, CA  91311
         Attention:  Vice President, Investor Reporting
         Telephone:  (818) 775-2278
         Facsimile:  (818) 775-2819

(ii)     in the case of the Owner, at the address set forth below, or such other address as may hereafter be furnished to the Servicer by the Owner:

         EMC Mortgage Corporation
         MacArthur Ridge II
         909 Hidden Ridge Drive, Suite 200
         Attention:  Ms. Ralene Ruyle
         Facsimile:  (972) 442-2810

and in the case of any subsequent Owner, as set forth in written notice supplied to the Servicer by such subsequent Owner.

         Notwithstanding the foregoing any demand, notice, consent, waiver or communication (other than those referred to in clause (x) above) may be given by any other means if the parties hereto agree to such alternative means in writing.

Section 1.52.     Severability of Provisions

         If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be held invalid for any reason, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other covenants, agreements, provisions or terms of this Agreement or the rights of the Owner hereunder.  If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate in good faith to develop a new structure, the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

Section 1.53.     Exhibits and Schedules

         The exhibits and schedules to this Agreement are hereby incorporated and made an integral part of this Agreement.

Section 1.54.     Counterparts; Successors and Assigns

         This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement.  Subject to Sections 5.4, 5.5, 5.6,
6.1, 7.1, 7.2 and 8.1, this Agreement shall inure to the benefit of and be binding upon the Servicer, the Owner and their respective successors and assigns.

Section 1.55.     Effect of Headings

         The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

Section 1.56.     Other Agreements Superseded; Entire Agreement

         This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof.  This Agreement also replaces and supercedes, with respect to each Mortgage Loan, as of the related Closing Date, all of the terms and conditions of any other servicing agreement to which the
Servicer is bound that purports to govern the servicing of any such Mortgage Loan.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

Section 1.57.     Attorneys' Fees

         If either party retains an attorney to enforce any of the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees from the other party, including, without limitation, fees incurred in arbitration and in trial and appellate courts, fees incurred without suit, and all arbitration, court and accounting costs.

Section 1.58.     Non-Solicitation

         Following the related Closing Date, the Servicer shall not take any action to solicit the refinancing of any Mortgage Loan, or provide information to any other entity to solicit the refinancing of any Mortgage Loan; provided that, the foregoing shall not preclude the Servicer, or any of its affiliates, from (a) engaging in general solicitations to its customer base, including by mass mailing or as part of monthly or periodic statements mailed to its borrowers or to holders of deposit or other accounts, (b) engaging in solicitations to the general public, including without limitation by mass mailing, newspaper, radio, television or other media which are not specifically directed toward the
Mortgagors, (c) engaging in solicitations of optional insurance or other bank products (not including mortgage loans) (d) refinancing the Mortgage Loan of any Mortgagor who, without solicitation, contacts the Servicer to request the refinancing of the related Mortgage Loan, or (e) engaging in any action to solicit the refinancing of any Mortgage Loan to the extent such action would be permitted under the
Fannie Mae Selling Guide or the Fannie Mae Servicing Guide.

Section 1.59.     Confidential Information

         Each party understands that certain information that has been furnished and shall be furnished in connection with the transactions contemplated under this Agreement is required by applicable law
(including, without limitation, the Gramm-Leach-Bliley Act and the regulations promulgated thereunder)
to be kept confidential.  Each party shall maintain the confidentiality of such information and shall not, without the written consent of the party furnishing such information, disclose it to third parties or use it except in connection with the transactions contemplated by this Agreement or as permitted by applicable law.

                                                [signatures follow]

         TO WITNESS THIS, the Servicer and the Owner have caused their names to be signed to this
Servicing Agreement by their respective officers duly authorized as of the day and year first written above.

         SERVICER:

                                                     WASHINGTON MUTUAL BANK
                                                     a federally chartered savings bank

                                                     By:________________________________

                                                     Name: David Beck

                                                     Title:  Executive Vice President

         OWNER:

                                                     EMC MORTGAGE CORPORATION
                                                     a Delaware corporation

                                                     By:_________________________________

                                                     Name:

                                                     Title:

STATE OF WASHINGTON                                       )
                                                          ) ss.
COUNTY OF KING                                            )

         This instrument was acknowledged before me on ______________________, 2005, by
_____________________ as _________________________ of Washington Mutual Bank.

[Print Name]_________________________
NOTARY PUBLIC in and for the State of Washington, residing at
My commission expires

STATE OF ________                                         )
                                                          ) ss.
COUNTY OF ______                                          )

         This instrument was acknowledged before me on ______________________, 2005, by
_____________________ as _________________________ of EMC Mortgage Corporation.

[Print Name]_________________________
NOTARY PUBLIC in and for the State of _________, residing at
My commission expires

                                                EXHIBIT A

                           FORM OF REQUEST FOR RELEASE OF DOCUMENTS AND RECEIPT

To:      [Name/Address of Owner]
         Attention:___________________________________________
                        Telephone:____________________________
                        Facsimile:____________________________

                  Re:      Servicing Agreement dated as of __________, 200_ (the "Servicing Agreement")
                  between EMC Mortgage Corporation (the "Owner") and Washington Mutual Bank (the
                  "Servicer")

         In  connection  with the  administration  of the  Mortgage  Loans that we service on your  behalf pursuant to the Servicing  Agreement,  we request the release,  and acknowledge  receipt of the Collateral
File/[specify documents]) for the Mortgage Loan described below, for the reason indicated.

Mortgagor's Name, Address and Zip Code:

Mortgage Loan Number:

Reason for Requesting Documents:  (check one)

         _____    1.  Mortgage  Loan  paid in full.  (The  Servicer  hereby  certifies  that  all  amounts received in  connection  therewith  have been credited to the Account as provided in the Servicing Agreement.)

         _____    2.  Mortgage Loan in foreclosure.

         _____    3.  Repurchase.  (The  Servicer  hereby  certifies  that the  repurchase  price has been credited to the Account.)

         _____    4.  Mortgage Loan liquidated by                                       .  (The Servicer
                      hereby certifies that all proceeds of the foreclosure, insurance, condemnation or other liquidation have been finally received and credited to the Account pursuant to the Servicing Agreement.)

         _____    5.  Other (Explain):

         If box 1, 2 or 3 above is  checked,  and if all or part of the  Collateral  File  was  previously released to us,  please  release to us our  previous  request and receipt on file with you, as well as any additional documents in your possession relating to the specified Mortgage Loan.

         If box 4 or 5 above is  checked,  upon our return of all of the above  documents  to you,  please acknowledge your reception by signing in the space indicated below and returning this form.

                                                     WASHINGTON MUTUAL BANK

                                                     By:__________________________________________________

                                                     Name:________________________________________________

                                                     Title:_______________________________________________

Acknowledgment of Documents
returned to the Owner:

[_____________________________]

By:_________________________________________

Name:_______________________________________

Title:______________________________________

Date:_______________________________________

                                                EXHIBIT B

                                         ACCOUNT LETTER AGREEMENT

                                                                                   _______________, ______

To:_________________________________
____________________________________
____________________________________
____________________________________
         (the "Depository")

         As the "Servicer"  under the Servicing  Agreement dated as of  _________________,  200_,  between the  Servicer  and the Owner named  therein  (the  "Agreement"),  we hereby  authorize  and request you to establish  an account,  as an Account  pursuant to  Section 2.4  of the  Agreement,  to be  designated  as
"Washington  Mutual Bank, in trust for  ______________________,  as Owner,  and any successor  Owner." All deposits in the account  shall be subject to  withdrawal  therefrom by order signed by the  Servicer.  You may refuse any  deposit  that would  result in  violation  of the  requirement  that the  account be fully insured as  described  below.  This letter is  submitted to you in  duplicate.  Please  execute and return one original to us.

___________________________________________
By:______________________________________
Name:____________________________________
Title:_____________________________________

         The  undersigned,  as the  "Depository,"  hereby certifies that the  above-described  account has been  established  under  Account  Number  _________________,  at the office of the  Depository  indicated
above,  and agrees to honor  withdrawals on such account as provided above.  The full amount  deposited at any time in the account will be insured by the Federal Deposit Insurance Corporation.

_________________________________________
(Name of Depository)

By:______________________________________
Name:____________________________________
Title:_____________________________________

                                                EXHIBIT C

                                     ESCROW ACCOUNT LETTER AGREEMENT

                                                                                 ____________________, ___

To:_________________________________
____________________________________
____________________________________
____________________________________
         (the "Depository")

         As the "Servicer"  under the Servicing  Agreement dated as of  _________________,  200_,  between the  Servicer  and the Owner named  therein  (the  "Agreement"),  we hereby  authorize  and request you to establish an account,  as an Escrow Account pursuant to Section 2.6 of the Agreement,  to be designated as
"Washington  Mutual Bank, in trust for  ___________________________,  as Owner,  and any successor  Owner, and  certain  Mortgagors."  All  deposits in the account  pursuant  to the  Agreement  shall be subject to withdrawal  therefrom  by order  signed by the  Servicer.  You may refuse any deposit that would result in violation  of the  requirement  that the  account by fully  insured as  described  below.  This  letter is submitted to you in duplicate.  Please execute and return one original to us.

___________________________________________
By:______________________________________
Name:____________________________________
Title:_____________________________________

         The  undersigned,  as the  "Depository,"  hereby certifies that the  above-described  account has been  established  under  Account  Number  _________________,  at the office of the  Depository  indicated
above,  and agrees to honor  withdrawals on such account as provided above.  The full amount  deposited at any time in the account will be insured by the Federal Deposit Insurance Corporation.

_________________________________________
(Name of Depository)

By:______________________________________
Name:____________________________________
Title:_____________________________________

                                                EXHIBIT D

                                      FORM OF OFFICER'S CERTIFICATE

         I, [name of certifying  individual],  a duly elected and acting officer of Washington Mutual Bank
(the "Servicer"),  certify pursuant to Section 4.4(b) of the Servicing  Agreement dated as of ___________,
200_ (as from time to time amended or replaced by a reconstituted  servicing or other successor  servicing agreement,  the "Servicing  Agreement") between the Servicer and EMC Mortgage Corporation (the "Owner") to
the Owner and each other  Person  entitled  to receive  servicing  reports  provided  pursuant  to Section
3.2(a) of the Servicing  Agreement  (the  "Servicing  Reports"),  each Person,  if any, who "controls" the
Owner or such other  Person  within the  meaning of the  Securities  Act of 1933,  as  amended,  and their respective  officers and directors,  with respect to the calendar year  immediately  preceding the date of this Certificate (the "Relevant Year"), as follows:

         1.       For purposes of this Certificate,  "Relevant  Information"  means the information in the certificate  provided  pursuant to Section  4.4(a) of the  Servicing  Agreement  (the "Annual  Compliance
Certificate")  for the  Relevant  Year  and the  information  in all  Servicing  Reports  provided  by the
Servicer  during the Relevant Year.  Based on my knowledge,  the Relevant  Information,  taken as a whole, does not contain any untrue  statement of a material  fact or omit to state a material fact required to be stated  therein  which is necessary to make the  statements  made therein,  in light of the  circumstances under which such statements were made, not misleading as of the last day of the Relevant Year.

         2.       The Relevant Information has been provided to those Persons entitled to receive it.

         3.       I am  responsible  for  reviewing  the  activities  performed by the Servicer  under the
Servicing  Agreement during the Relevant Year.  Based upon the review required by the Servicing  Agreement and except as  disclosed in the Annual  Compliance  Certificate  or the  accountants'  statement  provided pursuant to Section 4.5, to the best of my knowledge,  the Servicer has fulfilled  its  obligations  under the Servicing Agreement throughout the Relevant Year.

DATED as of ________ __. 200_.

                                                       _________________________________________

                                                       Name:____________________________________

                                                       Title:___________________________________

                                                EXHIBIT E

                                         CONTENTS OF CREDIT FILE

         With respect to each Mortgage Loan, unless otherwise agreed by the Servicer and the Owner, the
Credit File may include each of the following items, which such items may be originals, copies or documents stored on microfilm or any other comparable medium:

1.       Survey of the Mortgaged Property, if available.

2.       Each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy (i.e., map or plat, restrictions, easements, sewer agreements, home association declarations, etc.).

3.       Evidence of a hazard insurance policy and, if required by law, a flood insurance policy, with extended coverage of the hazard insurance policy.

4.       Mortgage Loan closing statement (Form HUD-1) and any other truth-in-lending or real estate settlement procedure forms required by law.

5.       Residential loan application.

6.       Verification of employment and income (if required pursuant to the seller's underwriting criteria).

7.       Verification of acceptable evidence of source and amount of down payment (to the extent required under the seller's underwriting guidelines).

8.       Credit report on the Mortgagor.

9.       Residential appraisal report.

10.      Photograph of the property.

11.      Executed disclosure statement.

12.      Tax receipts, insurance premium receipts, ledger sheets, payment records, insurance claim files and correspondence, correspondence, current and historical computerized data files, underwriting standards used for origination, and all other papers and records developed or originated by the applicable seller or others required to document the Mortgage Loan or to service the Mortgage Loan.

13.      A copy of the policy of title insurance, including any endorsements thereto.

14.      The executed Power of Attorney, if any.

15.      A copy of the original Primary Mortgage Insurance Policy, if any.

                                                EXHIBIT F

                                      FORM OF CONFIRMATION AGREEMENT

         This Confirmation Agreement (the "Confirmation Agreement") dated as of __________, 200_ is by and between Washington Mutual Bank, a savings bank organized under the laws of the United States, in its capacity as servicer (the "Servicer"), and EMC Mortgage Corporation, a Delaware corporation, and its successors and assigns, in its capacity as owner (the "Owner").

         Reference is made to that certain Servicing Agreement (the "Servicing Agreement"), dated as of
_________, 200_, among the Servicer and the Owner, the provisions of which are incorporated herein, as such terms may be modified or supplemented.  All capitalized terms shall have the meanings ascribed to them in the Servicing Agreement, unless otherwise defined here.

         1.       As of the Closing Date (defined below), Washington Mutual Bank shall service the
Mortgage Loans described on the Mortgage Loan Schedule attached hereto as Schedule 1 (each a "Mortgage
Loan," and collectively, the "Mortgage Loans") for the benefit of the Owner and all subsequent transferees of the Mortgage Loans in accordance with the terms and conditions of the Servicing
Agreement.  The parties to this Confirmation Agreement hereby acknowledge and agree that, with respect to each Mortgage Loan, the terms and conditions of the Servicing Agreement shall replace and supercede, as of the Closing Date (defined below), all of the terms and conditions of any other servicing agreement to which the Servicer is bound that purports to govern the servicing of any such Mortgage Loan.

         2.       For purposes of the Mortgage Loans to be serviced pursuant to this Confirmation
Agreement, the following terms shall have the following meanings:

         Closing Date:              ........                  [                                  ]

         Custodian:                 ........                  [                                  ]

         Cut-off Date:              ........                  [                                  ]

         Servicing Fee Rate:        ........                  [                                  ]

         3.       This Confirmation Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement.  This
Confirmation Agreement shall inure to the benefit of and be binding upon the Servicer, the Owner and their respective successors and assigns.

         4.       This Confirmation Agreement shall be governed by and construed in accordance with the laws of the State of New York (including Section 5-1401 of the New York General Obligations Law) and the
obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws without giving effect to conflict of laws principles other than Section 5-1401 of the New York
General Obligations Law.

         TO WITNESS THIS, the parties have caused their names to be signed by their respective duly authorized officers as of the date first written above.

                                                     WASHINGTON MUTUAL BANK
                                                     a federally chartered savings bank

                                                     By:     _________________________________

                                                     Name:_________________________________

                                                     Title:  _________________________________

                                                     EMC MORTGAGE CORPORATION
                                                     a Delaware corporation

                                                     By:     _________________________________

                                                     Name:_________________________________

                                                     Title:  _________________________________

                                                SCHEDULE 1

                                              MORTGAGE LOANS
                                             [to be attached]

                                                SCHEDULE I

                                              MORTGAGE LOANS
                                             [to be attached]

                              REGULATION AB AMENDMENT TO SERVICING AGREEMENT

         This REGULATION AB AMENDMENT TO SERVICING AGREEMENT dated as of February 1, 2006 (the
"Amendment") between WASHINGTON MUTUAL BANK, a savings bank organized under the laws of the United
States, as servicer (the "Servicer"), and EMC MORTGAGE CORPORATION, a Delaware corporation, as owner
(the "Owner"), is made with respect to (i) the Servicing Agreement dated as of April 1, 2001 and (ii)
the Servicing Agreement dated as of April 1, 2005, (the "Original Servicing Agreements") between the
Servicer and the Owner.  Capitalized terms used in this Amendment without definition have the meanings assigned to them in the Original Servicing Agreement.

         The parties wish to amend each Original Servicing Agreement in order to facilitate compliance by the Owner and its assignees with Regulation AB (as defined below).

         Accordingly, the parties agree as follows:

                                                ARTICLE I
                                                AMENDMENTS

         Section 1.1.      Definitions

         (a)      Article 1 of the Original Servicing Agreement is amended by adding the following definitions:

                  Commission:  The United States Securities and Exchange Commission.

                  Depositor:  The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

                  Exchange Act:  The Securities Exchange Act of 1934, as amended.

                  Free Writing Prospectus: The meaning given to such term in Rules 405 and 433 of the
         1933 Act.

                  Issuing Entity:  The issuing entity, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

                  Master Servicer:  With respect to any Securitization Transaction, the "master servicer", if any, identified in the related transaction documents, to the extent such master servicer is responsible for executing the Sarbanes Certification (as defined in
         Section 8.7) or any other report filed with the Commission under the Exchange Act.

                  Participating Entity:  As defined in Section 8.7(a)(iii).

                  Permitted Reconstitution:  As defined in Section 8.1(a).

                  Purchase Agreement:  That certain Mortgage Loan Purchase and Sale Agreement dated as of April 1, 2005 among Washington Mutual Bank, FA, Washington Mutual Bank fsb and Washington Mutual Bank as the sellers and the Owner as the purchaser, as amended.

                  Reconstitution:  Any Securitization Transaction or Whole Loan Transfer.

                  Reconstitution Agreement:  An agreement or agreements entered into by the
         Servicer and the Owner and/or certain third parties, including a master servicer, in connection with a Reconstitution with respect to any or all of the Mortgage Loans serviced under this Agreement.

                  Regulation AB:  Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17
         C.F.R. §§229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed.
         Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

                  Required Notice:  With respect to any Reconstitution, 15 days' prior written notice, accompanied by loan-level data with respect to the Mortgage Loans intended for inclusion in such Reconstitution.

                  Securities Act:  The Securities Act of 1933, as amended.

                  Securitization Transaction:  Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

                  Servicer Information:  The information provided by the Servicer, any
         Subservicer or any Subcontractor pursuant to Section 8.5(a) and (b).

                  Servicing Criteria:  The "servicing criteria" set forth in Item 1122(d) of
         Regulation AB, as such may be amended from time to time.

                  Sponsor:  The sponsor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

                  Static Pool Information:  Static pool information as described in Item
         1105(a)(1)-(3) and 1105(c) of Regulation AB.

                  Subcontractor:  Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as "servicing" is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Servicer or a
         Subservicer.

                  Subservicer:  Any Person that services Mortgage Loans on behalf of the
         Servicer or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the Servicer under this Agreement or any Reconstitution Agreement that are identified in Item 1122(d) of Regulation AB.

         (b)      Article 1 of the Original Servicing Agreement is amended by amending and restating the following definitions in their entirety:

                  Disclosure Document:  With respect to any Securitization Transaction, a prospectus, prospectus supplement, private placement memorandum, offering circular or
         Free Writing Prospectus, prepared in connection with such Securitization Transaction.

                  Portfolio Loans:  As defined in Section 8.1(d).

                  Transferred Loans:  As defined in Section 8.1(d).

                  Whole Loan Transfer:  Any sale or transfer of some or all of the Mortgage
         Loans, other than a Securitization Transaction.

         (c)      Article 1 of the Original Servicing Agreement is amended by deleting the following definitions:  "Indemnified Party," "Pass-Through Transfer" and "Servicer's Information."

                  (d)      The following provisions of the Original Servicing Agreement shall cease to be effective as of December 31, 2006:  (i) Sections 4.4 and 4.5 and the related definitions of
"Indemnitee," "Management Assertion" and "USAP" in Article 1 and (ii) clause (viii) of Section 6.1 and the related definition of "Certification Cure Deadline."

                  (e)      Article 8 of the Original Servicing Agreement is amended and restated in its entirety to read as follows:

                                                article 8
                                Reconstitutions; regulation ab compliance

         Section 8.1       Reconstitutions; Servicer's Purchase Right

         (a)      Upon Required Notice to the Servicer and subject to the terms and conditions in
Article 6 of the Purchase Agreement, the Owner may, at its sole option, effect one or more Whole Loan
Transfers or Securitization Transactions with respect to some or all of the Mortgage Loans (each, a
"Permitted Reconstitution").  In connection with any Permitted Reconstitution, the Owner, in its sole discretion, may assign its rights under this Agreement with respect to the Mortgage Loans subject to such Permitted Reconstitution, and the Servicer shall service the affected Mortgage Loans as the servicer, or as subservicer, if a master servicer is employed as provided in clause (iii) Section 8.2, on the terms and conditions set forth herein and in any related Reconstitution Agreement.

         (b)      The Owner shall reimburse the Servicer for all reasonable out-of-pocket expenses, including attorneys' fees, incurred by the Servicer in connection with any Reconstitution.

         (c)      With respect to any Permitted Reconstitution, the Servicer shall (i) provide the Owner with information and appropriate verification of information in its possession or control as may reasonably be necessary in order to effect such Reconstitution (and, to the extent any such information is in the possession or control of any third party, use commercially reasonable efforts to cause such third party to provide such information) and (ii) cooperate with all reasonable requests and due diligence procedures not otherwise addressed herein.

         Section 8.2       Reconstitution Agreements

         In connection with each Permitted Reconstitution, the Servicer shall:

                  (i)      execute and deliver a Reconstitution Agreement containing terms and conditions that are consistent with the terms and conditions set forth herein and in the
Purchase Agreement and, in the case of a Securitization Transaction, that are customary for publicly offered or privately placed, rated or unrated securities backed by mortgage loans similar to the Mortgage Loans included in such Securitization Transaction, provided that (A)
any servicing reporting requirements must be consistent with the standard practices of the
Servicer; and (B) such Reconstitution Agreement does not expand in any material respect any of the obligations, duties or liabilities of the Servicer under this Agreement or result in any increased cost to the Servicer;

                  (ii)     with respect to any Securitization Transaction in which all or substantially all of the mortgage loans in the entire related transaction consist of Mortgage
Loans, (A) execute and deliver a pooling and servicing agreement that meets the requirements of clause (i) above, provided that each of the parties to such pooling and servicing agreement negotiates in good faith any terms or conditions in such pooling and servicing agreement not specifically referenced or provided for under this Agreement or the Purchase Agreement; and (B)
provide the Owner with opinions of counsel as to the Servicer's corporate authority and the enforceability of the pooling and servicing agreement against the Servicer and certificates from public officials, each as the Servicer shall reasonably determine to be necessary to effect such Securitization Transaction; and

                  (iii)    in the event the Owner or its assignee elects to appoint and designate a master servicer of Mortgage Loans pursuant to a Reconstitution Agreement, (A) the
Servicer shall service the Mortgage Loans, and remit and report to the master servicer, in accordance with the terms of this Agreement and the related Reconstitution Agreement; (B) the master servicer shall have the right as designee of the Owner to enforce the covenants and conditions set forth in, and to give any waivers or consents required or allowed under, this
Agreement on behalf of the Owner; and (C) the Servicer shall follow and shall be entitled to rely on the instructions and any waiver or consents of the master servicer under this Agreement as if such instructions were the instructions of the Owner.

     Section 8.3  Intent of the Parties; Reasonableness

         The Owner and the Servicer acknowledge and agree that the purpose of Sections 8.4,
8.5, 8.6, 8.7, 8.8 and 8.9 is to facilitate compliance by the Owner and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission.  Although
Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, the Company acknowledges that investors in privately offered securities may require that the Purchaser and any Depositor provide comparable disclosure in unregistered offerings.  References in this Agreement to compliance with
Regulation AB include provision of comparable disclosure in private offerings.

         Neither the Owner nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act).  The Servicer acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Owner, any Master Servicer or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB.
Each party agrees that it shall cooperate in good faith to amend this Amendment and/or the
Original Servicing Agreement in light of any changes in the interpretations of the requirements of Regulation AB over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise.  In connection with any Securitization Transaction, the Servicer shall cooperate fully with the Owner and any Master Servicer to deliver to the Owner (including any of its assignees or designees), any Master Servicer, and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Owner, the Master Servicer, or any Depositor to permit the Owner, such
Master Servicer, or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Servicer, any Subservicer, any Third-Party Originator and
the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Owner or any Depositor to be necessary in order to effect such compliance.

         The Owner (including any of its assignees or designees) shall cooperate with the
Company by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Owner's reasonable judgment, to comply with Regulation AB.

         Section 8.4       Additional Representations and Warranties of the Servicer

         (a)      The Servicer shall be deemed to represent to the Owner and to any Depositor, as of the date on which information is first provided to the Owner or such Depositor under
Section 8.5 for a Permitted Reconstitution that, except as disclosed in writing to the Owner or such Depositor, as applicable:  (i) the Servicer is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Servicer; (ii) the Servicer has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Servicer as servicer has been disclosed or reported by the Servicer; (iv) no material changes to the Servicer's policies or procedures with respect to the servicing function it will perform under this Agreement and any
Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization
Transaction; (v) there are no aspects of the Servicer's financial condition that could have a material adverse effect on the performance by the Servicer of its servicing obligations under this Agreement or any Reconstitution Agreement; (vi) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Servicer, any
Subservicer or any Third-Party Originator; and (vii) there are no affiliations, relationships or transactions relating to the Servicer or any Subservicer with respect to any Securitization
Transaction and any party thereto identified by the related Depositor of a type described in
Item 1119 of Regulation AB (other than the affiliation between the Servicer and the Seller).

         (b)      If so requested by the Owner, any Master Servicer, or any Depositor on any
date following the date on which information is first provided to the Owner or any Depositor under Section 8.5, the Servicer shall, within five Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in Section
8.4(a) or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

         Section 8.5       Information to Be Provided by the Servicer

         In connection with any Securitization Transaction that is a Permitted Reconstitution, the Servicer shall (x) within five Business Days following request by the Owner or any
Depositor, provide to the Owner and such Depositor (or, as applicable, cause each Subservicer to provide), in writing and in form and substance reasonably satisfactory to the Owner and such
Depositor, the information and materials specified in Sections 8.5(a) and (d), and (y)
immediately following notice to or discovery by the Servicer, provide to the Owner and any
Depositor (in writing and in form and substance reasonably satisfactory to the Owner and such
Depositor) the information specified in Section 8.5(b).

         (a)      If so requested by the Owner or any Depositor, the Servicer shall provide such information regarding the Servicer, as servicer of the Mortgage Loans, and, as applicable, each
Subservicer, as is requested for the purpose of compliance with Item 1108 of Regulation AB.
Such information shall include, at a minimum:

                  (i)      the Servicer's and each Subservicer's form of organization;

                  (ii)     a description of any material legal or governmental proceedings pending (or known to be contemplated) against the Servicer and each Subservicer;

                  (iii)    a description of any affiliation or relationship between the Servicer and each Subservicer and any of the following parties to a Securitization Transaction, as such parties are identified to the Servicer by the Owner or any Depositor in writing (which writing may be pursuant to a Reconstitution Agreement delivered to the Servicer) not less than five (5)
Business Days in advance of such Securitization Transaction:

                           (A)      the Sponsor;
                           (B)      the Depositor;
                           (C)      the Issuing entity;
                           (D)      any servicer;
                           (E)      any trustee;
                           (F)      any originator;
                           (G)      any significant obligor;
                           (H)      any enhancement or support provider; and
                           (I)      any other material transaction party.

                  (iv)     a description of how long the Servicer and each Subservicer have been servicing residential mortgage loans; a general discussion of the Servicer's and each
Subservicer's experience in servicing assets of any type as well as a more detailed discussion of the Servicer's and each Subservicer's experience in, and procedures for, the servicing function it will perform under this Agreement and any Reconstitution Agreement; information regarding the size, composition and growth of the Servicer's and each Subservicer's portfolio of residential mortgage loans of a type similar to the Mortgage Loans and information on factors related to the Servicer and each Subservicer that may be material, in the good faith judgment of the Owner or any Depositor, to any analysis of the servicing of the Mortgage Loans or the related asset-backed securities, as applicable, including, without limitation:

                           (A)      whether any prior securitizations of mortgage loans of a
type similar to the Mortgage Loans involving the Servicer or any Subservicer have defaulted or experienced an early amortization or other performance triggering event because of servicing during the three-year period immediately preceding the related Securitization Transaction;

                           (B)      the extent of outsourcing the Servicer and each Subservicer utilizes;

                           (C)      whether there has been previous disclosure of material
noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Servicer or any Subservicer during the three-year period immediately preceding the related Securitization Transaction;

                           (D)      whether the Servicer or any Subservicer has been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; and

                           (E)      such other information as the Owner or any Depositor may
reasonably request for the purpose of compliance with Item 1108(b)(2) of Regulation AB;

                  (v)      a description of any material changes during the three-year period immediately preceding the related Securitization Transaction to the Servicer's and each
Subservicer's policies or procedures with respect to the servicing function it will perform under this Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans;

                  (vi)     information regarding the Servicer's and each Subservicer's financial condition, to the extent that there is a material risk that an adverse financial event or circumstance involving the Servicer or Subservicer could have a material adverse effect on the performance by the Servicer or Subservicer of its servicing obligations under this Agreement or any Reconstitution Agreement;

                  (vii)    information regarding advances made by the Servicer and each
Subservicer on the Mortgage Loans and the Servicer's and Subservicer's overall servicing portfolio of residential mortgage loans for the three-year period immediately preceding the related Securitization Transaction, which may be limited to a statement by an authorized officer of the Servicer or Subservicer to the effect that the Servicer or Subservicer has made all advances required to be made on residential mortgage loans serviced by it during such period, or, if such statement would not be accurate, information regarding the percentage and type of advances not made as required, and the reasons for such failure to advance;

                  (viii)   a description of the Servicer's and each Subservicer's processes and procedures designed to address any special or unique factors involved in servicing loans of a similar type as the Mortgage Loans;

                  (vii)    a description of the Servicer's and each Subservicer's processes for handling delinquencies, losses, bankruptcies and recoveries, such as through liquidation of mortgaged properties, sale of defaulted mortgage loans or workouts; and

                  (viii)   information as to how the Servicer and each Subservicer defines or determines delinquencies and charge-offs, including the effect of any grace period, re-aging, restructuring, partial payments considered current or other practices with respect to delinquency and loss experience.

         (b)      For the purpose of satisfying the Owner's or any Depositor's reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the
Servicer shall (or shall cause each Subservicer to) (i) immediately notify the Owner and any
Depositor in writing of (A) any material litigation or governmental proceedings pending against the Servicer or any Subservicer and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Servicer or any
Subservicer and any of the parties specified in clause (iii) of Section 8.5(a) (and any other parties identified in writing by the requesting party) with respect to such Securitization
Transaction, and (ii) provide to the Owner and any Depositor a description of such proceedings, affiliations or relationships.

         (c)      As a condition to the succession to the Servicer or any Subservicer as servicer or subservicer under this Agreement or any Reconstitution Agreement by any Person (i)
into which the Servicer or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Servicer or any Subservicer, the Servicer shall provide to the
Owner and any Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Owner and any Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the
Owner and such Depositor, all information reasonably requested by the Owner or any Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities.

         (d)      In addition to such information as the Servicer is obligated to provide pursuant to other provisions of this Agreement:

                  (i)      The Servicer or any Subservicer shall, to the extent the Servicer or such
Subservicer has knowledge thereof, provide to the party responsible for filing distribution reports on
Form 10-D in respect of any Securitization Transaction that includes any of the Mortgage Loans serviced by the Servicer or such Subservicer notice of the occurrence of any of the following events along with all information as may be required to be included in the related distribution report on Form 10-D (as specified in the provisions of Regulation AB referred to below):

                           (A)      Any material modifications, extensions or waivers of pool asset terms, fees, penalties or payments during the distribution period or that have cumulatively become material over time (Item 1121(a)(11) of
                                    Regulation AB); and

                           (B)      Material breaches of pool asset representations or warranties or transaction covenants (Item 1121(a)(12) of Regulation AB).

The foregoing information shall be provided in such form as may be mutually agreed by the
Servicer and the Master Servicer.

                  (ii)     Upon request of the Depositor or Master Servicer, the Servicer shall provide to the Purchaser, the Master Servicer and any Depositor (A) any evidence of the authorization of the person signing any certification or statement and (B) to supplement the publicly available financial statements of the Servicer, such financial information and other information related to the Servicer or any Subservicer or to the Servicer's or such Subservicer's performance hereunder that can be provided without violation of any applicable law and is reasonably available to the Servicer without unreasonable effort or expense.

         Section 8.6.      Servicer Compliance Statement

         On or before March 10 of each calendar year, commencing in 2007, the Servicer shall deliver to the Owner, any Master Servicer and any Depositor a statement of compliance addressed to the Owner, such Master Servicer, and such Depositor and signed by an authorized officer of the Servicer, to the effect that (i) a review of the Servicer's activities during the immediately preceding calendar year (or applicable portion thereof) and of its performance under this Agreement and any applicable Reconstitution Agreement during such period has been made under such officer's supervision, and (ii) to the best of such officers' knowledge, based on such review, the Servicer has fulfilled all of its obligations under this Agreement and any applicable Reconstitution Agreement in all material respects throughout such calendar year (or applicable portion thereof) or, if there has been a failure to fulfill any such obligation in any material respect, specifically identifying each such failure known to such officer and the nature and the status thereof.

         Section 8.7       Report on Assessment of Compliance and Attestation

         (a)      On or before March 10 of each calendar year, commencing in 2007, the Servicer shall:

                  (i)      deliver to the Owner, any Master Servicer, and any Depositor a report
(in form and substance reasonably satisfactory to the Owner, such Master Servicer, and such
Depositor) regarding the Servicer's assessment of compliance with the Servicing Criteria during the immediately preceding calendar year, as required under Rules 13a-18 and 15d-18 of the
Exchange Act and Item 1122 of Regulation AB.  Such report shall be addressed to the Owner, such
Master Servicer, and such Depositor and signed by an authorized officer of the Servicer, and shall address each of the "Applicable Servicing Criteria" specified on Exhibit H hereto;

                  (ii)     deliver to the Owner, any Master Servicer and any Depositor a report of a registered public accounting firm reasonably acceptable to the Owner, such Master
Servicer, and such Depositor that attests to, and reports on, the assessment of compliance made by the Servicer and delivered pursuant to the preceding paragraph.  Such attestation shall be in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act;

                  (iii)    cause each Subservicer and each Subcontractor determined by the
Servicer pursuant to Section 8.8(b) to be "participating in the servicing function" within the meaning of Item 1122 of Regulation AB (each, a "Participating Entity"), to deliver to the
Owner, any Master Servicer, and any Depositor an assessment of compliance and accountants'
attestation as and when provided in paragraphs (i) and (ii) of this Section 8.7(a); and

                  (iv)     deliver, and cause each Subservicer and Subcontractor described in clause (iii) to provide, to the Purchaser, any Depositor, any Master Servicer and any other
Person that will be responsible for signing the certification (a "Sarbanes Certification")
required by Rules 13a-14(d) and 15d-14(d) under the Exchange Act (pursuant to Section 302 of the Sarbanes-Oxley Act of 2002) on behalf of an asset-backed issuer with respect to a
Securitization Transaction a certification, signed by the appropriate officer of such Person, in the form attached hereto as Exhibit D.

The Servicer acknowledges that the parties identified in clause (iv) above may rely on the certification provided by the Servicer pursuant to such clause in signing a Sarbanes
Certification and filing such with the Commission.  Neither the Owner nor any Depositor will require delivery of a certification under clause (iv) above unless a Depositor is required under the Exchange Act to file an annual report on Form 10-K with respect to an issuing entity whose asset pool includes Mortgage Loans.

         (b)      Each assessment of compliance provided by a Subservicer pursuant to Section
8.7(a)(iii) shall address each of the Servicing Criteria specified on a certification substantially in the form of Exhibit H hereto delivered to the Owner on or prior to the date on which such Subservicer is appointed.  An assessment of compliance provided by a Subcontractor pursuant to Section 8.7(a)(iii) need not address any elements of the Servicing Criteria other than those specified by the Servicer pursuant to Section 8.8(b).

         Section 8.8       Use of Subservicers and Subcontractors

         The Servicer shall not hire or otherwise utilize the services of any Subservicer to fulfill any of the obligations of the Servicer as servicer under this Agreement or any
Reconstitution Agreement unless the Servicer complies with the provisions of paragraph (a) of this Section 8.8.  The Servicer shall not hire or otherwise utilize the services of any
Subcontractor, and shall not permit any Subservicer to hire or otherwise utilize the services of any Subcontractor, to fulfill any of the obligations of the Servicer as servicer under this
Agreement or any Reconstitution Agreement unless the Servicer complies with the provisions of paragraph (b) of this Section 8.8.

         (a)      It shall not be necessary for the Servicer to seek the consent of the Owner, the Master Servicer, or any Depositor to the utilization of any Subservicer.  The Servicer shall cause any Subservicer used by the Servicer (or by any Subservicer) for the benefit of the
Owner and any Depositor to comply with the provisions of this Section 8.8(a) and with Sections
8.4, 8.5 (a), (b), (c) and (d), 8.6, 8.7 and 8.9 of this Agreement to the same extent as if such Subservicer were the Servicer, and to provide the information required with respect to such Subservicer under Section 8.5(c) of this Agreement.  The Servicer shall be responsible for obtaining from each Subservicer and delivering to the Owner and any Depositor any servicer compliance statement required to be delivered by such Subservicer under Section 8.6, any assessment of compliance and attestation required to be delivered by such Subservicer under
Section 8.7 and any certification required to be delivered to the Person that will be responsible for signing the Sarbanes Certification under Section 8.7 as and when required to be delivered.

         (b)      It shall not be necessary for the Servicer to seek the consent of the Owner, any Master Servicer, or any Depositor to the utilization of any Subcontractor.  The Servicer shall promptly upon request provide to the Owner, any Master Servicer, and any Depositor (or
any designee of the Depositor, such as an administrator) a written description (in form and substance satisfactory to the Owner, such Master Servicer, and such Depositor) of the role and function of each Subcontractor utilized by the Servicer or any Subservicer, specifying (i) the identity of each such Subcontractor, (ii) which (if any) of such Subcontractors are
Participating Entities, and (iii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (B) of this paragraph.

         As a condition to the utilization of any Subcontractor determined to be "participating in the servicing function" within the meaning of Item 1122 of Regulation AB, the Servicer shall cause any such Subcontractor used by the Servicer (or by any Subservicer) for the benefit of the Owner and any Depositor to comply with the provisions of Sections 8.7 and 8.9 of this
Agreement to the same extent as if such Subcontractor were the Servicer.  The Servicer shall be responsible for obtaining from each Subcontractor and delivering to the Owner and any Depositor any assessment of compliance and attestation and the other certifications required to be delivered by such Subservicer and such Subcontractor under Section 8.7, in each case as and when required to be delivered.

         Section 8.9       Indemnification; Remedies

         (a)      With respect to any Securitization Transaction for which Servicer Information is included in a related Disclosure Document, the Servicer, on the one hand, and the Owner, the
Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser, on the other hand, shall negotiate in good faith and execute and deliver an indemnification agreement at the time of such Securitization Transaction, pursuant to which each such party shall indemnify the other party or parties and their respective affiliates and each Person who controls any of such parties (within the meaning of Section 15 of the Securities Act) and their respective present and former directors, officers and employees for the matters set forth in such indemnification agreement relating to the Disclosure Document.

(b)      The Servicer shall indemnify and hold harmless each of the Owner, the Depositor, the Sponsor, the Issuing Entity, the Master Servicer, each Person, if any, who "controls" the Owner, the
Depositor, the Sponsor, the Issuing Entity or the Master Servicer within the meaning of the
Securities Act of 1933, as amended, and their respective officers, directors and employees
(collectively, the "Indemnitees") against any and all losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, fees and expenses that such
Indemnitee may sustain in direct connection with, or arising out of third party claims based on, (i) the failure of the Servicer to deliver or cause to be delivered when required any information, report, certification, accountants' letter or other material when and as required pursuant to Section 8.6 or Section 8.7 or any failure by the Servicer to identify pursuant to
Section 8.8(b) any Subcontractor "participating in the servicing function" within the meaning of Item 1122 of Regulation AB, (ii) any material misstatement or omission in any Sarbanes
Certification made in reliance on any material misstatement or omission contained in any officer's certificate provided pursuant to Section 8.6 or Section 8.7(a)(iv), (iii) any material misstatement or omission contained in the assessment of compliance delivered in accordance with
Section 8.7(a)(i) or (iv) any material misstatement or omission contained in any information provided by the Servicer, any Subservicer or any Subcontractor pursuant to Section 8.4(b) or
Section 8.5(b) or (d).  If the indemnification provided for herein is unavailable or insufficient to hold harmless any Indemnitee, then the Servicer agrees that it shall contribute to the amount paid or payable by the Indemnitee as a result of the losses, claims, damages or liabilities of the Indemnitee arising out of clauses (i), (ii) or (iii) of the preceding sentence in such proportion as is appropriate to reflect the relative fault of the Indemnitee on the one hand and the Servicer on the other.

         For purposes of this Section 8.9(b), "third party claims" shall include claims brought against an Indemnitee by any agent or affiliate of such Indemnitee where such claims arise out of or are based on (A) the failure of the Servicer to deliver or cause to be delivered when required any information, report, certification, accountants' letter or other material when and as required pursuant to Section 8.6 or Section 8.7 or any failure by the Servicer to identify pursuant to Section 8.8(b) any Subcontractor "participating in the servicing function" within the meaning of Item 1122 of Regulation AB,  (B) any material misstatement or omission in any
Sarbanes Certification made in reliance on any material misstatement or omission contained in any officer's certificate provided pursuant  to Section 8.6 or Section 8.7(a)(iv), (C) any material misstatement or omission contained in the assessment of compliance delivered in accordance with Section 8.7(a)(i) or (D) any material misstatement or omission contained in any information provided by the Servicer, any Subservicer or any Subcontractor pursuant to Section
8.4(b) or Section 8.5(b) or (d).

(i)      any failure by the Servicer, any Subservicer or any Subcontractor to deliver any information, report, certification, accountants' letter or other material when and as required under this
Article 8, including any failure by the Servicer to identify pursuant to Section 8.8(b) any
Subcontractor "participating in the servicing function" within the meaning of Item 1122 of
Regulation AB;

(ii)     any untrue statement of a material fact or alleged untrue statement of a material fact contained in any information, report or certification delivered in written or electronic form by the Servicer, any Subservicer or any Subcontractor pursuant to Sections 8.4(b), 8.5(b) or
(d), 8.6 or 8.7.

If the indemnification provided for herein is unavailable or insufficient to hold harmless an
Indemnified Party, then the Servicer agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Servicer on the other.

         In the case of any failure of performance described in clause (i) of this Section
8.9(b), the Servicer shall promptly reimburse the Owner, any Depositor, as applicable, and each
Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Servicer, any Subservicer or Subcontractor.

         This indemnification shall survive the termination of this Agreement or the termination of any party to this Agreement.

         (c)      (i)      Any failure by the Servicer, any Subservicer or any Subcontractor to
deliver any information, report, certification, accountants' letter or other material when and as required under this Article, or any breach by the Servicer of a representation or warranty set forth in Section 8.4(a) or in a writing furnished pursuant to Section 8.4(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such failure or breach is not cured by such closing date, or any breach by the Servicer of a representation or warranty in a writing furnished pursuant to Section 8.4(b) to the extent made as of a date subsequent to such closing date, shall, except as provided in clause (ii) of this
Section 8.9(c), immediately and automatically, without notice or grace period, constitute an
Event of Default with respect to the Servicer under this Agreement and any applicable
Reconstitution Agreement, and shall entitle the Owner or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Servicer as servicer under this
Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement to the contrary) of any compensation to the Servicer (and if the Servicer is servicing any of the Mortgage Loans in a
Securitization Transaction, appoint a successor servicer reasonably acceptable to any Master
Servicer for such Securitization Transaction); provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Servicer as servicer, such provision shall be given effect.

         Any failure by the Servicer, any Subservicer or any Subcontractor to deliver any information, report, certification or accountants' letter when and as required under Section
8.6 or 8.7, including (except as provided below) any failure by the Servicer to identify pursuant to Section 8.8(b) any Subcontractor "participating in the servicing function" within the meaning of Item 1122 of Regulation AB, which continues unremedied for five calendar days after the date on which such information, report, certification or accountants' letter was required  shall constitute an Event of Default with respect to the Servicer under this
Agreement and any applicable Reconstitution Agreement, and shall entitle the Owner or
Depositor, as applicable, in its sole discretion, upon notice to the Servicer as provided in
Section 6.1, to terminate the rights and obligations of the Servicer as servicer under this
Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement to the contrary) of any compensation to the Servicer; provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution
Agreement expressly provides for the survival of certain rights or obligations following termination of the Servicer as servicer, such provision shall be given effect.

                  Notwithstanding the foregoing, in the event that the Servicer (or any applicable Subservicer or Subcontractor) delivers any missing information, report, certification or accountants' letter, following the expiration of the five calendar day cure period provided in the preceding sentence, and the Master Servicer or Depositor, as the case may be, despite such late delivery, files the related annual report on Form 10-K on time without having to file a Form 12b-25 related to a  notification of an inability to make a timely Exchange Act report filing and the Servicer indemnifies and promptly reimburses the
Master Servicer and Depositor pursuant to Section 8.9(b) for all costs and expenses incurred as a result of such delay, any notice given by the Master Servicer declaring an Event of Default shall be automatically revoked and the delay in providing the missing information, report, certification or accountants' letter shall cease to constitute an Event of Default.

         Neither the Owner nor any Depositor shall be entitled to terminate the rights and obligations of the Servicer pursuant to this subparagraph (c)(ii) if a failure of the Servicer to identify a Subcontractor "participating in the servicing function" within the meaning of
Item 1122 of Regulation AB was attributable solely to the role or functions of such
Subcontractor with respect to mortgage loans other than the Mortgage Loans.

                  (iii)    The Servicer shall promptly reimburse the Owner (or any designee of the Owner, such as a master servicer) and any Depositor, as applicable, for all reasonable expenses incurred by the Owner (or such designee) or such Depositor as such are incurred, in connection with the termination of the Servicer as servicer and the transfer of servicing of the Mortgage Loans to a successor servicer.  The provisions of this paragraph shall not limit whatever rights the Owner or any Depositor may have under other provisions of this Agreement and/or any applicable Reconstitution Agreement or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

(c)      Notwithstanding anything in this Section 8.9 to the contrary, in no event shall the Servicer have any liability for any indirect, special, or consequential damages, losses, costs or expenses incurred by the Owner or any other party entitled to indemnification or other remedies hereunder.

         Section 8.10      Third Party Beneficiary

         For purposes of Sections 8.3, 8.4(b), 8.5(b), (c) and (d), 8.6, 8.7, 8.8 and 8.9 and any
related provisions, the Master Servicer shall be considered a third-party beneficiary of this Agreement, entitled to all the rights and benefits of the foregoing provisions as if it were a direct party to this
Agreement.

         (f)      The Original Servicing Agreement is amended by substituting Exhibit D attached hereto for Exhibit D to the Original Servicing Agreement.

         (g)      The Original Servicing Agreement is amended by adding the following exhibits:

         Exhibit H         Servicing Criteria

                                                ARTICLE II
                                              MISCELLANEOUS

         Section 2.1       Conditions to Effectiveness

         This Amendment shall be effective upon the execution and delivery by both parties of this
Amendment.

         Section 2.2       Reference to and Effect on the Purchase Agreement and the Servicing Agreement

         Each reference in the Servicing Agreement to "this Agreement" or otherwise to the Servicing
Agreement shall hereafter be deemed to refer to the Servicing Agreement as amended hereby.  Each reference to the Servicing Agreement in the Purchase Agreement or in any other document or agreement executed in connection therewith or with the Servicing Agreement shall hereafter be deemed to refer to the Servicing Agreement as amended hereby.

         Section 2.3       Ratification

         The Servicing Agreement, as amended by this Amendment, is hereby ratified and confirmed and shall continue unimpaired and in full force and effect in accordance with the provisions thereof, as amended or modified on or prior to the date hereof and as hereby amended.

         Section 2.4       Applicable Law

         This Amendment shall be governed by and construed in accordance with the laws of the State of
New York (including Section 5-1401 of the New York General Obligations Law) and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws without giving effect to conflict of laws principles other than Section 5-1401 of the New York General Obligations Law.

         Section 2.5       Severability

         Any provision of this Amendment, which is prohibited or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Amendment and without affecting the validity or enforceability of such or any other provision in any other jurisdiction.

         Section 2.6       Counterparts

         This Amendment may be executed simultaneously in counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart for each party hereto.

         Section 2.7      Notices

         All notifications pursuant to Section 8.5(b)(i)(B) should be sent to:

         EMC Mortgage Corporation
         2780 Lake Vista Drive
         Lewisville, TX 75067-3884
         Attention:  Conduit Seller Approval Dept.
         Facsimile:  (214) 626-3751
         Email:  sellerapproval@bear.com

         With a copy to:

         Bear, Stearns & Co. Inc.
         383 Madison Avenue, 3rd Floor
         New York, NY 10179
         Attention:  Global Credit Administration
         Facsimile:  (212) 272-6564

         Notifications pursuant to Section 8.5(b)(i)(A) should be sent to:

         EMC Mortgage Corporation
         Two Mac Arthur Ridge
         909 Hidden Ridge Drive, Suite 200
         Irving, TX 75038
         Attention:  Associate General Counsel for Loan Administration
         Facsimile:  (972) 831-2555

         With copies to:

         Bear, Stearns & Co. Inc.
         383 Madison Avenue, 3rd Floor
         New York, NY 10179
         Attention: Global Credit Administration
         Facsimile:  (212) 272-6564

         EMC Mortgage Corporation
         2780 Lake Vista Drive
         Lewisville, TX 75067-3884
         Attention:  Conduit Seller Approval Dept.
         Facsimile:  (214) 626-3751
         Email:  sellerapproval@bear.com

                                         [Signature page follows]

         The Servicer and the Owner have caused this Regulation AB Amendment to Servicing Agreement to be executed as of the date set forth above.

         SERVICER:

                                                     WASHINGTON MUTUAL BANK
                                                     a federally chartered savings bank

                                                     By:________________________________

                                                     Name:______________________________

                                                     Title:_____________________________

         OWNER:

                                                     EMC MORTGAGE CORPORATION
                                                     a Delaware corporation

                                                      By:________________________________

                                                     Name:______________________________

                                                     Title:_____________________________

                                                EXHIBIT D

                                       FORM OF ANNUAL CERTIFICATION

         Re:     The [               ] agreement dated as of [      ], 200[ ] (the "Agreement"), among
                 [IDENTIFY PARTIES]

         I,  ________________________________,   the  _____________________  of  Washington  Mutual  Bank,
certify  to [the  Purchaser],  [the  Depositor],  and the  [Master  Servicer]  [Securities  Administrator]
[Trustee],   and  their  officers,   with  the  knowledge  and  intent  that  they  will  rely  upon  this certification, that:

   (1)   I have reviewed the servicer  compliance  statement of the Company  provided in  accordance  with
Item 1123 of  Regulation  AB (the  "Compliance  Statement"),  the report on  assessment  of the  Company's compliance  with the  servicing  criteria  set forth in Item  1122(d) of  Regulation  AB (the  "Servicing
Criteria"),  provided in accordance  with Rules 13a-18 and 15d-18 under  Securities  Exchange Act of 1934, as  amended  (the  "Exchange  Act") and Item  1122 of  Regulation  AB (the  "Servicing  Assessment"),  the
registered  public  accounting  firm's  attestation  report  provided in accordance  with Rules 13a-18 and
15d-18 under the Exchange Act and Section  1122(b) of Regulation AB (the  "Attestation  Report"),  and all
servicing  reports,  officer's  certificates  and  other  information  relating  to the  servicing  of the
Mortgage  Loans by the  Company  during  200[ ] that were  delivered  by the  Company  to the  [Depositor]
[Master  Servicer]  [Securities  Administrator]  [Trustee]  pursuant to the Agreement  (collectively,  the
"Company Servicing Information");

   (2)   Based on my knowledge,  the Company  Servicing  Information,  taken as a whole,  does not contain any  untrue  statement  of a  material  fact or omit  to  state a  material  fact  necessary  to make  the statements made, in the light of the  circumstances  under which such statements were made, not misleading with respect to the period of time covered by the Company Servicing Information;

   (3)   Based on my knowledge,  all of the Company Servicing  Information  required to be provided by the
Company  under  the  Agreement  has  been  provided  to  the  [Depositor]  [Master  Servicer]  [Securities
Administrator] [Trustee];

   (4)   I am  responsible  for reviewing the  activities  performed by the Company as servicer  under the
Agreement,  and based on my knowledge and the  compliance  review  conducted in preparing  the  Compliance
Statement  and  except  as  disclosed  in  the  Compliance  Statement,  the  Servicing  Assessment  or the
Attestation Report, the Company has fulfilled its obligations under the Agreement; and

   (5)   The Compliance  Statement required to be delivered by the Company pursuant to the Agreement,  and the  Servicing  Assessment  and  Attestation  Report  required  to be  provided by the Company and by each
Participating  Entity  pursuant  to  the  Agreement,   have  been  provided  to  the  [Depositor]  [Master
Servicer].  Any material  instances of noncompliance  described in such reports have been disclosed to the
[Depositor]  [Master  Servicer].  Any material instance of noncompliance  with the Servicing  Criteria has been disclosed in such reports.

                                   Date:________________________________________

                                   By:__________________________________________
                                   Name:
                                   Title:

                                                EXHIBIT H

                                            SERVICING CRITERIA

         The assessment of compliance to be delivered by [the Company] [Name of Subservicer] shall address, at a minimum, the criteria identified as below as "Applicable Servicing Criteria";

----------------------------------------------------------------------------------------------------------------------
                                                                                                     Applicable
                                                                                                      Servicing
                                       Servicing Criteria                                             Criteria
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
       Reference                                       Criteria
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
                                           General Servicing Considerations
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
                       Policies and procedures are instituted to monitor any performance or               x
                       other triggers and events of default in accordance with the transaction
1122(d)(1)(i)          agreements.
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
1122(d)(1)(ii)         If any material servicing activities are outsourced to third parties,              x
                       policies and procedures are instituted to monitor the third party's performance and compliance with such servicing activities.
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
1122(d)(1)(iii)        Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
1122(d)(1)(iv)         A fidelity bond and errors and omissions policy is in effect on the                x
                       party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
                                          Cash Collection and Administration
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
1122(d)(2)(i)          Payments on mortgage loans are deposited into the appropriate custodial            x
                       bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
1122(d)(2)(ii)         Disbursements made via wire transfer on behalf of an obligor or to an              x
                       investor are made only by authorized personnel.
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
1122(d)(2)(iii)        Advances of funds or guarantees regarding collections, cash flows or               x
                       distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
1122(d)(2)(iv)         The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are
                       separately maintained (e.g., with respect to commingling of cash) as set           x
                       forth in the transaction agreements.
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
1122(d)(2)(v)          Each custodial account is maintained at a federally insured depository             x
                       institution as set forth in the transaction agreements.  For purposes of this criterion, "federally insured depository institution" with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities
                       Exchange Act.
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
1122(d)(2)(vi)         Unissued checks are safeguarded so as to prevent unauthorized access.              x
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
1122(d)(2)(vii)        Reconciliations are prepared on a monthly basis for all asset-backed               x
                       securities related bank accounts, including custodial accounts and related bank clearing accounts.  These reconciliations are (A)
                       mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction
                       agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items.  These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
                                          Investor Remittances and Reporting
----------------------------------------------------------------------------------------------------------------------
1122(d)(3)(i)          Reports to investors, including those to be filed with the Commission,             x
                       are maintained in accordance with the transaction agreements and
                       applicable Commission requirements.   Specifically, such reports (A) are
                       prepared in accordance with timeframes and other terms  set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D)
                       agree with investors' or the trustee's records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
1122(d)(3)(ii)         Amounts due to investors are allocated and remitted in accordance with             x
                       timeframes, distribution priority and other terms set forth in the transaction agreements.
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
1122(d)(3)(iii)        Disbursements made to an investor are posted within two business days to
                       the Servicer's investor records, or such other number of days specified            x
                       in the transaction agreements.
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
1122(d)(3)(iv)         Amounts remitted to investors per the investor reports agree with
                       cancelled checks, or other form of payment, or custodial bank                      x
                       statements.
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
                                               Pool Asset Administration
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
1122(d)(4)(i)          Collateral or security on mortgage loans is maintained as required by              x
                       the transaction agreements or related mortgage loan documents.
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
1122(d)(4)(ii)         Mortgage loan and related documents are safeguarded as required by the             x
                       transaction agreements
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
1122(d)(4)(iii)        Any additions, removals or substitutions to the asset pool are made,               x
                       reviewed and approved in accordance with any conditions or requirements in the transaction agreements.
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
1122(d)(4)(iv)         Payments on mortgage loans, including any payoffs, made in accordance              x
                       with the related mortgage loan documents are posted to the Servicer's obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
1122(d)(4)(v)          The Servicer's records regarding the mortgage loans agree with the                 x
                       Servicer's records with respect to an obligor's unpaid principal balance.
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
1122(d)(4)(vi)         Changes with respect to the terms or status of an obligor's mortgage               x
                       loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
1122(d)(4)(vii)        Loss mitigation or recovery actions (e.g., forbearance plans,                      x
                       modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
1122(d)(4)(viii)       Records documenting collection efforts are maintained during the period            x
                       a mortgage loan is delinquent in accordance with the transaction agreements.  Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity's activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
1122(d)(4)(ix)         Adjustments to interest rates or rates of return for mortgage loans with           x
                       variable rates are computed based on the related mortgage loan documents.
----------------------------------------------------------------------------------------------------------------------
1122(d)(4)(x)          Regarding any funds held in trust for an obligor (such as escrow                   x
                       accounts):  (A) such funds are analyzed, in accordance with the obligor's mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
1122(d)(4)(xi)         Payments made on behalf of an obligor (such as tax or insurance                    x
                       payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
1122(d)(4)(xii)        Any late payment penalties in connection with any payment to be made on            x
                       behalf of an obligor are paid from the servicer's funds and not charged to the obligor, unless the late payment was due to the obligor's error or omission.
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
1122(d)(4)(xiii)       Disbursements made on behalf of an obligor are posted within two                   x
                       business days to the obligor's records maintained by the servicer, or such other number of days specified in the transaction agreements.
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
1122(d)(4)(xiv)        Delinquencies, charge-offs and uncollectible accounts are recognized and           x
                       recorded in accordance with the transaction agreements.
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
1122(d)(4)(xv)         Any external enhancement or other support, identified in Item 1114(a)(1)
                       through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.
----------------------------------------------------------------------------------------------------------------------

                                                     [WASHINGTON MUTUAL BANK]
                                                     [NAME OF SUBSERVICER]

                                                     Date:_______________________________

                                                    By:___________________________________
                                                    Name:
                                                    Title:

                                                                                              EXHIBIT H-16

                                      WATERFIELD SERVICING AGREEMENT

                                         [Provided upon request]

                                                                EXHIBIT I-1

                      ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

      This is an Assignment,  Assumption and Recognition  Agreement  (this "AAR  Agreement")
made as of January  31, 2006 (the  "Closing  Date"),  among EMC  Mortgage  Corporation  (the
"Assignor"),  JPMorgan Chase Bank, National Association,  not in its individual capacity but solely as trustee for the holders of Bear Steams ALT-A Trust 2006-1,  Mortgage  Pass-Through
Certificates,  Series 2006-1 (the "Assignee") and Bank of America, National Association (the
"Company").

      Whereas,  pursuant to the Recognition  Agreement dated as of January 1, 2006,  between the  Assignor  and the  Company  (the  "Recognition  Agreement),  the  Company has agreed to service certain residential  mortgage loans (the "Assigned Loans") for the Assignor as owner of the  Assigned  Loans,  in  accordance  with the terms and  conditions  of the Amended and
Restated Flow Mortgage Loan Sale and Servicing  Agreement,  dated April 1, 2005, as modified in (a) the  Regulation  AB  Compliance  Addendum to Amended and Restated  Flow Mortgage Loan
Sale and  Servicing  Agreement,  dated  January  [__],  2006,  between the  Assignor and the
Company and (b) the Recognition Agreement (as modified, the "Servicing Agreement").

      In  consideration  of the mutual  promises  contained  herein the parties hereto agree that the Assigned  Loans now serviced by the Company for Assignor and the  Assignor's  right to have the Assigned  Loans  serviced for the Assignor by the Company under the  Recognition
Agreement  shall be  subject  to the terms of this AAR  Agreement.  Capitalized  terms  used herein  but  not  defined  shall  have  the  meanings  ascribed  to  them  in the  Servicing
Agreement.

Assignment and Assumption
The Assignor hereby grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor in the Assigned Loans and, as they relate to the Assigned
Loans, all of its right, title and interest in, to and under the Recognition Agreement.
Notwithstanding anything to the contrary contained herein, the Assignor specifically reserves and does not assign to the Assignee any right, title and interest in, to or under the representations and warranties contained in Subsection 7.01 and Subsection 7.02 of the
Servicing Agreement and the Assignor is retaining the right to enforce the representations and warranties set forth in those sections against the Company.  The Assignor specifically reserves and does not assign to the Assignee any right, title and interest in, to or under any Mortgage Loans subject to the Recognition Agreement other than those set forth on
Attachment 1.

Representations, Warranties and Covenants
The Assignor warrants and represents to the Assignee and the Company as of the date hereof:

Attached hereto as Attachment 2 is a true and accurate copy of the Recognition Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

The Assignor was the lawful owner of the Assigned Loans with full right to transfer the
Assigned Loans and any and all of its interests, rights and obligations under the
Recognition Agreement as they relate to the Assigned Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Assigned Loans to the Assignee as contemplated herein, the Assignee shall have good title to each and every Assigned Loan, as well as any and all of the Assignee's interests, rights and obligations under the
Recognition Agreement as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances;

There are no offsets, counterclaims or other defenses available to the Company with respect to the Assigned Loans or the Recognition Agreement;

The Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Assigned Loan;

The Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Assigned Loans;

The Assignor has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein.
The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of the Assignor's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Assignor's charter or by-laws or any legal restriction, or any material agreement or instrument to which the Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Assignor or its property is subject.  The execution, delivery and performance by the Assignor of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Assignor.  This AAR Agreement has been duly executed and delivered by the Assignor and, upon the due authorization, execution and delivery by the Assignee and the Company, will constitute the valid and legally binding obligation of the Assignor enforceable against the Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignor in connection with the execution, delivery or performance by the Assignor of this AAR
Agreement, or the consummation by it of the transactions contemplated hereby.  Neither the
Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the
Assigned Loans, or any interest in the Assigned Loans or otherwise approached or negotiated with respect to the Assigned Loans, or any interest in the Assigned Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the
Assigned Loans under the Securities Act of 1933, as amended (the "1933 Act") or which would render the disposition of the Assigned Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto;

The Assignor has received from the Company, and has delivered to the Assignee, all documents required to be delivered to the Assignor by the Company prior to the date hereof pursuant to the Recognition Agreement with respect to the Assigned Loans and has not received, and has not requested from the Company, any additional documents; and

No event has occurred from the Closing Date to the date hereof which would render the representations and warranties as to the related Assigned Loans made by the Company in the
Recognition Agreement to be untrue in any material respect;

The Assignee warrants and represents to, and covenants with, the Assignor and the Company as of the date hereof:

The Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to hold the
Assigned Loans on behalf of the holders of Bear Stearns ALT-A Trust, Mortgage Pass-Through
Certificates, Series 2006-1;

The Assignee has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein.
The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of the Assignee's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Assignee's charter or by-laws or any legal restriction, or any material agreement or instrument to which the Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Assignee or its property is subject.  The execution, delivery and performance by the Assignee of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of the Assignee.  This AAR Agreement has been duly executed and delivered by the Assignee and, upon the due authorization, execution and delivery by the
Assignor and the Company, will constitute the valid and legally binding obligation of the
Assignee enforceable against the Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignee in connection with the execution, delivery or performance by the Assignee of this AAR
Agreement, or the consummation by it of the transactions contemplated hereby; and

The Assignee assumes for the benefit of each of the Assignor and the Company all of the
Assignor's rights as "Purchaser" thereunder but solely with respect to such Assigned Loans.

The Company warrants and represents to, and covenant with, the Assignor and the Assignee as of the date hereof:

Attached hereto as Attachment 2 is a true and accurate copy of the Recognition Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given to the Company thereunder;

The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority to service the
Assigned Loans and otherwise to perform its obligations under the Recognition Agreement;

The Company has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein.
The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's articles of association or by-laws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject.  The execution, delivery and performance by the Company of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company.  This AAR Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this AAR
Agreement, or the consummation by it of the transactions contemplated hereby, except such as has been obtained, effected or taken prior to the date hereof;

The Company shall establish a Custodial Account and an Escrow Account under the Recognition
Agreement in favor of the Assignee with respect to the Assigned Loans separate from the
Custodial Account and Escrow Account previously established under the Recognition Agreement in favor of the Assignor; and

No certification, statement, report or other agreement, document or instrument furnished or to be furnished by the Company pursuant to this AAR Agreement contains or will contain any materially untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained therein not misleading.
The Assignor hereby agrees to indemnify and hold the Assignee (and its successors and assigns) harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Assignee
(and its successors and assigns) may sustain in any way related to any breach of the representations or warranties of the Assignor set forth in this AAR Agreement or the breach of any covenant or condition contained herein.

Recognition of the Assignee
From and after the date hereof, the Company shall recognize the Assignee as owner of the
Assigned Loans, and acknowledges that the Assigned Loans will be part of a REMIC, and will service the Assigned Loans in accordance with the Servicing Agreement but in no event in a manner that would (i) cause any REMIC to fail to qualify as a REMIC or (ii) result in the imposition of a tax upon any REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a
REMIC set forth in Section 860G(d) of the Code).  It is the intention of the Assignor, the
Company and the Assignee that this AAR Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto.  Neither the Company nor the Assignor shall amend or agree to amend, modify, waive, or otherwise alter any of the terms or provisions of the Recognition Agreement or the Servicing Agreement which amendment, modification, waiver or other alteration would in any way affect the Assigned
Loans without the prior written consent of the Assignee.

Notwithstanding any term hereof to the contrary, it is expressly understood and agreed by the parties hereto that (i) this AAR Agreement is acknowledged and accepted by the Assignee not individually or personally but solely as Assignee for the Trust in the exercise of the powers and authority conferred and vested in it under the Pooling and Servicing Agreement
(the "Pooling and Servicing Agreement"), dated as of January 1, 2006, among Bear Stearns
Asset Backed Securities I LLC ("BSABS"), the Assignor, the Assignee, and Wells Fargo Bank,
National Association, as master servicer (the "Master Servicer") and as securities administrator, (ii) each of the representations, undertakings and agreements herein made on behalf of the Trust is made and intended not as personal representations, undertakings and agreements of the Assignee but is made and intended for the purpose of binding only the
Trust and (iii) under no circumstances shall the Assignee be personally liable for the payment of any indebtedness or expenses of the Assignee or the Trust or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Assignee, the Assignor or the Trust under the Servicing Agreement or the
Pooling and Servicing Agreement.  Any recourse against the Assignee in respect of any obligations it may have under or pursuant to the terms of this AAR Agreement shall be limited solely to the assets it may hold as trustee of Bear Stearns ALT-A Trust 2006-1,
Mortgage Pass-Through Certificates, Series 2006-1.

Miscellaneous
All demands, notices and communications related to the Assigned Loans, the Recognition
Agreement and this AAR Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:

In the case of the Company,

           Bank of America, NATIONAL ASSOCIATION
           201 North Tryon Street
           Charlotte, North Carolina 28255
           Attention: Secondary Marketing Manager

In the case of the Assignor,

           EMC Mortgage Corporation
           Mac Arthur Ridge II
           909 Hidden Ridge Drive, Suite 200
           Irving, Texas 75038
           Attention: Ralene Ruyle
           Telecopier No.: (972) 444-2810

      With a copy to:

           Bear Stearns Mortgage Capital Corporation
           383 Madison Avenue
           New York, New York 10179
           Attention: Michelle Sterling

In the case of the Securities Administrator,

           Wells Fargo Bank, National Association
           P.O. Box 98
           Columbia, Maryland 21046

           or, if by overnight delivery to:

           9062 Old Annapolis Road
           Columbia, Maryland 21045,
           Attention: BSALTA 2006-1
           Telecopier No.: (410) 715-2380

In the case of the Assignee,

           JPMorgan Chase Bank, National Association
           4 New York Plaza, 6th Floor
           New York, NY  10004
           Attention: Worldwide Securities Services -
           Structured Finance Services
           BSALTA 2006-1
           Telecopier No.: (212) 623-5930

Each party will pay any commissions it has incurred and the Assignor shall pay the fees of its attorneys and the reasonable fees of the attorneys of the Assignee and the Company in connection with the negotiations for, documenting of and closing of the transactions contemplated by this AAR Agreement.

This AAR Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

No term or provision of this AAR Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

This AAR Agreement shall inure to the benefit of the successors and assigns of the parties hereto.  Any entity into which the Assignor, the Assignee, the Company or BSABS may be
merged or consolidated shall, without the requirement for any further writing, be deemed the Assignor, the Assignee, the Company or BSABS, respectively, hereunder.

This AAR Agreement shall survive the conveyance of the Assigned Loans and the assignment of the Recognition Agreement to the extent of the Assigned Loans by the Assignor to the
Assignee and the termination of the Recognition Agreement.

This AAR Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

In the event that any provision of this AAR Agreement conflicts with any provision of the
Recognition Agreement with respect to the Assigned Loans, the terms of this AAR Agreement shall control.

The Company hereby acknowledges that Wells Fargo Bank, National Association has been appointed as the Master Servicer of the Mortgage Loans pursuant to the Pooling and
Servicing Agreement and that the Master Servicer has the right to enforce all obligations of the Company under the Recognition Agreement and the Servicing Agreement with respect to the servicing of the Assigned Loans.  The Company shall make all distributions under the
Recognition Agreement to the Master Servicer by wire transfer of immediately available funds to:

            Bear Stearns BSALTA 2006-1 Master Servicer Collection Account
            Wells Fargo Bank, National Association
            ABA# 121000248
            Account Name: SAS Clearing
            Account # 3970771416
            For Further Credit to: BSALTA 2006-1, Account #50891700.
             and the Company  shall deliver all reports  required to be delivered  under the
 Recognition  Agreement to the Assignee at the address set forth in Section 10 herein and to the Master Servicer at:

           Wells Fargo Bank, National Association
           9062 Old Annapolis Road
           Columbia, Maryland 21045
           Attention: BSALTA 2006-1
           Telecopy No.: (410) 715-2380

      IN WITNESS WHEREOF,  the parties hereto have executed this AAR Agreement as of the day and year first above written.

                                    EMC MORTGAGE CORPORATION,
                                    Assignor

                                    By:_____________________________
                                    Name:
                                    Title:
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
not individually but solely as trustee for the holders of Bear Stearns
ALT-A Trust 2006-1, Mortgage Pass-Through Certificates, Series 2006-1,
Assignee

                                    By:_____________________________
                                    Name:
                                    Title:
                                    BANK OF AMERICA, NATIONAL ASSOCIATION,
                                    Company

                                    By:_____________________________
                                    Name:
                                    Title:
ACKNOWLEDGED:

WELLS FARGO
BANK,
 NATIONAL ASSOCIATION

By:____________________________
Name:
Title:

                                        ATTACHMENT I

                                   ASSIGNED LOAN SCHEDULE

                                        ATTACHMENT 2

                                   RECOGNITION AGREEMENT

                                                                                 EXHIBIT I-2

                                   RECOGNITION AGREEMENT

      This is a Recognition  Agreement (this "Recognition  Agreement") made as of January 1,
2006, between EMC Mortgage  Corporation  ("EMC") and Bank of America,  National  Association
(the "Company").

      WHEREAS,  EMC acquired  the  mortgage  loans  identified  on  Attachment 1 hereto (the
"2002-9  Mortgage  Loans") through the exercise of an optional  redemption right held by EMC in connection with the Bear Stearns ARM Trust 2002-9,  Mortgage  Pass-Through  Certificates,
Series 2002-9;

      WHEREAS,  EMC acquired  the  mortgage  loans  identified  on  Attachment 2 hereto (the
"2003-1 Mortgage Loans" and,  together with the 2002-9 Mortgage Loans, the "Mortgage Loans")
through the  exercise of an optional  redemption  right held by EMC in  connection  with the
Bear Stearns ALT-A Trust Mortgage Pass-Through Certificates, Series 2003-1; and

      WHEREAS,  the Company is currently servicing the Mortgage Loans in accordance with the terms and  conditions  of that certain  Amended and  Restated  Flow  Mortgage  Loan Sale and
Servicing  Agreement,  dated  April 1, 2005,  as modified by the  Regulation  AB  Compliance
Addendum to Amended and Restated Flow Mortgage Loan Sale and Servicing  Agreement  (the "Reg
AB  Addendum"),  dated  January  [__],  2006,  each by and  between  the Company and EMC (as modified by the Reg AB Addendum, the "Servicing Agreement").

      In  consideration  of the mutual  promises and agreements  contained  herein,  and for other good and  valuable  consideration,  the  receipt and  sufficiency  of which are hereby acknowledged,  the  parties  hereto  agree that the  Mortgage  Loans shall be subject to the terms of this Recognition  Agreement.  Any capitalized  term used and not otherwise  defined herein shall have the meaning assigned to such term in the Servicing Agreement.

Recognition of EMC
From and after the date hereof, the Company shall recognize EMC as owner of the Mortgage
Loans and will service the Mortgage Loans for EMC pursuant to the terms of the Servicing
Agreement (as modified herein), as if EMC and the Company had entered into a separate servicing agreement for the servicing of the Mortgage Loans in the form of the Servicing
Agreement (as modified herein), the terms of which are incorporated herein by reference.

Assignment of Mortgage Loans and Recognition Agreement to Trustee
The Company hereby acknowledges that EMC will assign certain of the Mortgage Loans and the
Servicing Agreement to JPMorgan Chase Bank, National Association, as trustee for the holders of Bear Stearns Alt-A Trust, Mortgage Pass-Through Certificates, Series 2006-1 (the
"Trustee"), on January 31, 2006 pursuant to that certain Assignment, Assumption and
Recognition Agreement, dated as of January 31, 2006 (the "AAR Agreement") among EMC, the
Trustee and the Company. The Company hereby acknowledges and consents to the assignment by
EMC to the Trustee of all of EMC's rights against the Company pursuant to this Recognition
Agreement and to the enforcement or exercise of any right or remedy against the Company pursuant to this Recognition Agreement by the Trustee. Such enforcement of a right or remedy by the Trustee shall have the same force and effect as if the right or remedy had been enforced or exercised by EMC directly. Notwithstanding anything in this Recognition
Agreement to the contrary, the Company acknowledges and agrees that its obligation to service the Mortgage Loans affected by this Recognition Agreement is not conditional upon
EMC's subsequent assignment of the Mortgage Loans to the Trustee.

Representations, Warranties and Covenants
EMC warrants and represents to the Company as of the date hereof:

EMC is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has full power and authority to execute, deliver and perform its obligations under this Recognition Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this
Recognition Agreement is in the ordinary course of EMC's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of EMC's charter or by-laws or any legal restriction, or any material agreement or instrument to which EMC is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which EMC or its property is subject. The execution, delivery and performance by EMC of this Recognition Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of EMC. This Recognition Agreement has been duly executed and delivered by EMC and, upon the due authorization, execution and delivery by the
Company, will constitute the valid and legally binding obligation of EMC enforceable against EMC in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law; and

No material consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by EMC in connection with the execution, delivery or performance by EMC of this Recognition
Agreement, or the consummation by it of the transactions contemplated hereby.

The Company warrants and represents to, and covenants with, EMC as of the date hereof:

Attached hereto as Attachment 3 is a true and accurate copy of the Servicing Agreement;

The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority to service the
Mortgage Loans and otherwise to perform its obligations under the Servicing Agreement and this Recognition Agreement;

The Company has full corporate power and authority to execute, deliver and perform its obligations under this Recognition Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Recognition Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's articles of association or by-laws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Recognition
Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company. This
Recognition Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by EMC, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law; and

No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Recognition
Agreement, or the consummation by it of the transactions contemplated hereby.

The Company and Assignor hereby amend the Servicing Agreement, solely to the extent it relates to the Mortgage Loans, as follows:

      The following definitions are added to Section 1 of the Servicing Agreement:

            Assignee: JPMorgan Chase Bank, National Association, as trustee for the holders of Bear Steams ALT-A Trust 2006-1, Mortgage Pass-Through Certificates,
      Series 2006-1.

            REMIC: A "real estate mortgage investment conduit" as defined in Section
      860D of the Code.

            REMIC Provisions: The provisions of the federal income tax law relating to
      REMICs, which appear at Sections 860A through 860G of the Code, and related provisions and regulations promulgated thereunder, as the foregoing may be in effect from time to time.

            Eligible Account: Any of (i) an account or accounts maintained with a federal or state chartered depository institution or trust company, the long-term unsecured debt obligations and short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is the principal subsidiary of a holding company, the debt obligations of such holding company, so long as Moody's is not a Rating Agency) are rated by each
      Rating Agency in one of its two highest long-term and its highest short-term rating categories respectively, at the time any amounts are held on deposit therein, or (ii) an account or accounts in a depository institution or trust company in which such accounts are insured by the FDIC (to the limits established by the FDIC) and the uninsured deposits in which accounts are otherwise secured such that, as evidenced by an Opinion of Counsel delivered to the Trustee and to each Rating Agency, the Certificateholders have a claim with respect to the funds in such account or a perfected first priority security interest against any collateral (which shall be limited to Permitted
      Investments) securing such funds that is superior to claims of any other depositors or creditors of the depository institution or trust company in which such account is maintained, or (iii) a trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company having capital and surplus of not less than
      $50,000,000, acting in its fiduciary capacity or (iv) any other account acceptable to the Rating Agencies. Eligible Accounts may bear interest, and may include, if otherwise qualified under this definition, accounts maintained with the Trustee.

            Master Servicer: Wells Fargo Bank, National Association, or its successors in interest who meet the qualifications of the Pooling and Servicing Agreement and this Agreement.

            Pooling and Servicing Agreement:  That certain pooling and servicing agreement, dated as of January 1, 2006, among Bear Stearns Asset Backed
      Securities I LLC, the Trustee, the Master Servicer and the Purchaser.

            Prepayment  Penalty:   With  respect  to  any  Mortgage  Loan,  the  charges  or
      premiums,  if  any,  due in  connection  with a full  or  partial  prepayment  of such
      Mortgage Loan in accordance with the terms thereof.

            Trustee:  JPMorgan Chase Bank, National Association, or its successor in interest, or any successor trustee appointed as provided in the Pooling and
      Servicing Agreement.

      The definition of Business Day in Section 1 of the Servicing Agreement is deleted in its entirety and replaced with the following definition:

            Business Day:  Any day other than a Saturday or Sunday, or a day on which banking and savings and loan institutions in the States of New York, California,
      Virginia, Maryland or Minnesota are authorized or obligated by law or executive order to be closed.

      The following is added as Subsection 7.01(fff) of the Servicing Agreement:

            (fff) With respect to each Mortgage Loan, information regarding the borrower credit files related to such Mortgage Loan has been furnished to credit reporting agencies in compliance with the Fair Credit Reporting Act and the applicable implementing regulations.

      The following are added as the last three paragraphs of Subsection 11.01 of the
Servicing Agreement:

            "Notwithstanding anything in this Agreement to the contrary, the Servicer
      (a) shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate and (b) shall not (unless the Mortgagor is in default with respect to the Mortgage Loan or such default is, in the judgment of the Servicer, reasonably foreseeable) make or permit any modification, waiver or amendment of any term of any Mortgage Loan that would both (i) effect an exchange or reissuance of such Mortgage Loan under Section
      1001 of the Code (or Treasury regulations promulgated thereunder) and (ii) cause any REMIC to fail to qualify as a REMIC under the Code or the imposition of any tax on "prohibited transactions" or "contributions" after the startup date under the REMIC Provisions.

            Prior to taking any action with respect to the Mortgage Loans which is not contemplated under the terms of this Agreement, the Servicer will obtain an
      Opinion of Counsel acceptable to the Trustee with respect to whether such action could result in the imposition of a tax upon any REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2)
      of the Code and the tax on contributions to a REMIC set forth in Section 860G(d)
      of the Code) (either such event, an "Adverse REMIC Event"), and the Servicer shall not take any such action or cause the Trust Fund to take any such action as to which it has been advised that an Adverse REMIC Event could occur.

            The Servicer shall not permit the creation of any "interests" (within the meaning of Section 860G of the Code) in any REMIC. The Servicer shall not enter into any arrangement by which a REMIC will receive a fee or other compensation for services nor permit a REMIC to receive any income from assets other than
      "qualified mortgages" as defined in Section 860G(a)(3) of the Code or "permitted investments" as defined in Section 860G(a)(5) of the Code."

      The following is added as the last sentence of the first paragraph of Subsection
11.01 of the Servicing Agreement:

            "In addition, the Servicer shall furnish information regarding the borrower credit files related to each Mortgage Loan to credit reporting agencies in compliance with the provisions of the Fair Credit Reporting Act and the applicable implementing regulations, on a monthly basis."

      The following is added to the end of the first paragraph of Subsection 11.04 of the
Servicing Agreement:

            "Each Custodial Account shall be an Eligible Account."

      The following is added to the end of the first paragraph of Subsection 11.06 of the Servicing Agreement:

            "Each Escrow Account shall be an Eligible Account."

      The following is added as paragraph (d) of Subsection 11.13 of the Servicing
Agreement:

            "Any REO Property shall be disposed of by the Servicer before the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO Property, unless the Servicer is otherwise directed by the
      Assignee."

                        The word "or" at the end of  paragraph  (f) of  Subsection  13.01 is deleted  and the  word  "or" is  added  following  the  semi-colon  contained  at the end of paragraph (g) of Subsection 13.01.

      The following is added as the second  paragraph of  Subsection  11.14 of the Servicing
Agreement:

            "The Servicer  shall not waive (or permit a subservicer to waive) any Prepayment
      Penalty unless: (i) the enforceability  thereof shall have been limited by bankruptcy, insolvency,  moratorium,  receivership  and other  similar laws relating to creditors'
      rights  generally,  (ii) the enforcement  thereof is illegal,  or any local,  state or federal  agency has  threatened  legal action if the  prepayment  penalty is enforced,
      (iii) the mortgage  debt has been  accelerated  in connection  with a  foreclosure  or other  involuntary  payment or (iv) such waiver is standard and customary in servicing similar  Mortgage Loans and relates to a default or a reasonably  foreseeable  default and would,  in the  reasonable  judgment of the Servicer,  maximize  recovery of total proceeds  taking  into  account the value of such  Prepayment  Penalty and the related
      Mortgage  Loan.  In  no  event  will  the  Servicer  waive  a  Prepayment  Penalty  in connection  with a refinancing  of a Mortgage Loan that is not related to a default or a reasonably  foreseeable  default.  If a Prepayment  Penalty is waived,  but does not meet the standards  described  above,  then the Servicer is required to pay the amount of such  waived  Prepayment  Penalty by  depositing  such  amount  into the  Custodial
      Account by the immediately succeeding Remittance Date."

                  The  following  is  added  as  paragraph  (h) of  Subsection  13.01 of the
Servicing Agreement:

                        "(h)  failure  by  the  Servicer  to  duly  perform  within  the required time period,  its obligations under Subsections  11.20, 11.21 and Section
      2.05 of the Reg AB Addendum,  which failure  continues  unremedied for a period of fifteen  (15)  days  after  the  date on which  written  notice  of such  failure, requiring  the same to be  remedied,  shall have been given to the Servicer by any party  to  this  Agreement  or by  any  Master  Servicer  responsible  for  master servicing  the  Mortgage  Loans  pursuant  to a  securitization  of such  Mortgage
      Loans;"

                        The following is added as Section 32 of the Servicing Agreement:

                        SECTION 32.  Third Party Beneficiary.

                        For purposes of this  Agreement,  any Master  Servicer  shall be considered  a third  party  beneficiary  to  this  Agreement  entitled  to all the rights  and  benefits  accruing  to any  Master  Servicer  herein  as if it were a direct party to this Agreement.

Miscellaneous
Notwithstanding anything to the contrary contained herein or in the Servicing Agreement, the Company acknowledges that the Mortgage Loans may be part of a REMIC and hereby agrees that in no event will it service the Mortgage Loans in a manner that would (i) cause any
REMIC to fail to qualify as a REMIC or (ii) result in the imposition of a tax upon any
REMIC (including but not limited to the tax on prohibited transactions as defined in
Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section
860G(d) of the Code).  It is the intention of EMC and the Company that this Recognition
Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto.

All demands, notices and communications related to the Mortgage Loans and this Recognition
Agreement shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by registered mail, postage prepaid, as follows:

In the case of the Company,
Bank of America, National Association
201 North Tryon Street
Charlotte, North Carolina 28255
Attention: Secondary Marketing Manager

In the case of EMC,
EMC Mortgage Corporation
MacArthur Ridge II
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75038
Attention: Ralene Ruyle

Telecopy: (972) 444-2810

Each party will pay any commissions it has incurred and the reasonable fees of its attorneys in connection with the negotiations for, documenting of and closing of the transactions contemplated by this Recognition Agreement.

This Recognition Agreement shall be construed in accordance with the laws of the State of
New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

No term or provision of this Recognition Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

This Recognition Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which the Company or EMC may be merged or consolidated shall, without the requirement for any further writing, be deemed the Company or EMC, respectively, hereunder.

This Recognition Agreement shall survive the conveyances of the Mortgage Loans and the assignment of the Servicing Agreement and this Recognition Agreement and the Mortgage Loans by EMC to the Trustee as contemplated in this Recognition Agreement and the AAR Agreement.

This Recognition Agreement may be executed simultaneously in any number of counterparts.
Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

In the event that any provision of this Recognition Agreement conflicts with any provision of the Servicing Agreement with respect to the Mortgage Loans, the terms of this
Recognition Agreement shall control.

      IN WITNESS WHEREOF, the parties hereto have executed this Recognition  Agreement as of the day and year first above written.

                                    EMC MORTGAGE CORPORATION

                                    By:_________________________________
                                    Name:_______________________________
                                    Title:______________________________
                                    BANK OF AMERICA, NATIONAL ASSOCIATION

                                    By:_________________________________
                                    Name:_______________________________
                                    Title:______________________________

                                        ATTACHMENT 1

                                   2002-9 MORTGAGE LOANS

                                        ATTACHMENT 2

                                   2003-1 MORTGAGE LOANS

                                        ATTACHMENT 3

                                    SERVICING AGREEMENT

                                                                                 EXHIBIT I-3

                            ASSIGNMENT AND ASSUMPTION AGREEMENT
  THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the "Assignment and Assumption Agreement"),
dated January 31, 2006 among EMC Mortgage Corporation, a Delaware corporation ("Assignor"),
JPMorgan Chase Bank, National Association, not individually but solely as trustee for the holders of Bear Stearns ALT-A Trust 2006-1, Mortgage Pass-Through Certificates, Series
2006-1 ("Assignee") and Chevy Chase Bank, F.S.B. (the "Company").

      Whereas, pursuant to the Recognition Agreement dated as of January 1, 2006, between the Assignor and the Company (the "Recognition Agreement"), the Company has agreed to service certain residential mortgage loans listed on Exhibit A attached hereto (the
"Mortgage Loans") for the Assignor as owner of the Mortgage Loans, in accordance with the terms and conditions of the Purchase, Warranties and Servicing Agreement, dated as of July
1, 2001, as amended by Amendment No. 1, dated as of January 13, 2003, by and between the
Assignor and the Company with respect to the Mortgage Loans, as modified in the Recognition
Agreement (as amended and modified, the "PWS Agreement").

  For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

1.    Defined  terms used in this  Assignment  and  Assumption  Agreement  and not otherwise defined herein shall have the meaning set forth in the Pooling and Servicing  Agreement (the
"Pooling  Agreement"),  dated as of  January  1,  2006,  among  Bear  Stearns  Asset  Backed
Securities  I LLC  ("BSABS"),  the  Assignor,  the  Assignee,  Wells  Fargo  Bank,  National
Association  (the  "Master  Servicer")  and  Wells  Fargo  Bank,  National  Association,  as
Securities Administrator.

2.    The Assignor hereby grants,  transfers and assigns to Assignee all of the right, title and interest of Assignor,  as purchaser,  in, to and under (a) the Mortgage  Loans,  (b) the
Recognition  Agreement and (c) the PWS Agreement.  Notwithstanding  anything to the contrary contained  herein,  the Assignor  specifically  reserves and does not assign to the Assignee any right, title and interest in, to or under the representations  and warranties  contained in Section 3.01 and Section  3.02 of the PWS  Agreement,  and the Assignor is retaining  the right to enforce the  representations and warranties set forth in those sections against the
Company.

      The Assignor specifically reserves and does not assign to the Assignee hereunder any and all right, title and interest in, to and under and all obligations of the Assignor with respect to any mortgage loans subject to the PWS Agreement which are not the Mortgage Loans set forth on Exhibit A attached hereto and are not the subject of this Assignment and
Assumption Agreement.
3.    The Assignor warrants and represents to, and covenants with, the Assignee that:

a.    The  Assignor  is the  lawful  owner of the  Mortgage  Loans  with  the full  right to transfer the Mortgage Loans free from any and all claims and  encumbrances  whatsoever;  and upon the transfer of the Mortgage  Loans to the Assignee as  contemplated  herein and in the
Mortgage  Loan  Purchase  Agreement  dated as of January 31, 2006  between the  Assignor and
BSABS,  the Assignee  shall have good title to each and every  Mortgage Loan, as well as any and all of the Assignee's  interests and rights under the Recognition  Agreement and the PWS
Agreement as they relate to the Mortgage Loans, free and clear of any and all liens,  claims and encumbrances;

b.    The  Assignor  has not  received  notice of,  and has no  knowledge  of, any  offsets, counterclaims  or other defenses  available to the Company with respect to the PWS Agreement or the Mortgage Loans;

c.    The Assignor has not waived or agreed to any waiver under,  or agreed to any amendment or other  modification  of, the PWS  Agreement  or the  Mortgage  Loans,  including  without limitation the transfer of the servicing  obligations under the PWS Agreement.  The Assignor has no knowledge  of, and has not received  notice of, any waivers  under or  amendments  or other  modifications  of, or assignments of rights or obligations  under or defaults  under, the PWS Agreement or the Mortgage Loans; and

d.    The Assignor is duly organized,  validly  existing and in good standing under the laws of the  jurisdiction  of its  incorporation,  and has all  requisite  power and authority to acquire, own and sell the Mortgage Loans;

e.    The Assignor has full  corporate  power and authority to execute,  deliver and perform its  obligations  under this  Assignment  and  Assumption  Agreement,  and to consummate the transactions set forth herein.  The  consummation of the  transactions  contemplated by this
Assignment and  Assumption  Agreement is in the ordinary  course of the Assignor's  business and will not  conflict  with,  or result in a breach  of, any of the  terms,  conditions  or provisions of the Assignor's  charter or by-laws or any legal  restriction,  or any material agreement or  instrument  to which the  Assignor is now a party or by which it is bound,  or result in the violation of any law,  rule,  regulation,  order,  judgment or decree to which the Assignor or its property is subject.  The  execution,  delivery and  performance  by the
Assignor of this  Assignment  and  Assumption  Agreement and the  consummation  by it of the transactions  contemplated  hereby,  have been duly  authorized by all  necessary  corporate action on the part of the Assignor.  This Assignment and Assumption  Agreement has been duly executed and  delivered by the  Assignor  and,  upon the due  authorization,  execution  and delivery by the Assignee  and the Company,  will  constitute  the valid and legally  binding obligation of the Assignor  enforceable  against the Assignor in  accordance  with its terms
except  as  enforceability  may  be  limited  by  bankruptcy,  reorganization,   insolvency,
moratorium  or other similar laws now or hereafter in effect  relating to creditors'  rights generally,  and by general  principles  of equity  regardless of whether  enforceability  is considered in a proceeding in equity or at law;

f.    No  consent,   approval,  order  or  authorization  of,  or  declaration,   filing  or
registration  with,  any  governmental  entity is  required  to be  obtained  or made by the
Assignor in connection  with the execution,  delivery or performance by the Assignor of this
Assignment  and  Assumption  Agreement,  or  the  consummation  by  it of  the  transactions contemplated  hereby.  Neither the  Assignor  nor anyone  acting on its behalf has  offered, transferred,  pledged,  sold or otherwise  disposed of the Mortgage Loans or any interest in the  Mortgage  Loans,  or solicited  any offer to buy or accept a transfer,  pledge or other disposition  of the  Mortgage  Loans,  or any  interest in the  Mortgage  Loans or otherwise approached  or  negotiated  with  respect to the  Mortgage  Loans,  or any  interest  in the
Mortgage Loans with any Person in any manner,  or made any general  solicitation by means of general  advertising  or in any  other  manner,  or  taken  any  other  action  which  would constitute  a  distribution  of the  Mortgage  Loans under the  Securities  Act of 1933,  as amended  (the "1933 Act") or which would  render the  disposition  of the  Mortgage  Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto;

4.    The Assignee  warrants and  represents  to, and covenants  with,  the Assignor and the
Company that:

a.    The Assignee is duly organized,  validly  existing and in good standing under the laws of the jurisdiction of its  organization,  and has all requisite power and authority to hold the  Mortgage  Loans on  behalf of the  holders  of the Bear  Stearns  ALT-A  Trust  2006-1,
Mortgage Pass-Through Certificates, Series 2006-1;

b.    The Assignee has full  corporate  power and authority to execute,  deliver and perform its  obligations  under this  Assignment  and  Assumption  Agreement,  and to consummate the transactions set forth herein.  The  consummation of the  transactions  contemplated by this
Assignment and  Assumption  Agreement is in the ordinary  course of the Assignee's  business and will not  conflict  with,  or result in a breach  of, any of the  terms,  conditions  or provisions of the Assignee's  charter or by-laws or any legal  restriction,  or any material agreement or  instrument  to which the  Assignee is now a party or by which it is bound,  or result in the violation of any law,  rule,  regulation,  order,  judgment or decree to which the Assignee or its property is subject.  The  execution,  delivery and  performance  by the
Assignee of this  Assignment  and  Assumption  Agreement and the  consummation  by it of the transactions  contemplated  hereby,  have been duly  authorized by all  necessary  corporate action on part of the  Assignee.  This  Assignment  and  Assumption  Agreement has been duly executed and  delivered by the  Assignee  and,  upon the due  authorization,  execution  and delivery by the Assignor  and the Company,  will  constitute  the valid and legally  binding obligation of the Assignee  enforceable  against the Assignee in  accordance  with its terms
except  as  enforceability  may  be  limited  by  bankruptcy,  reorganization,   insolvency,
moratorium  or other similar laws now or hereafter in effect  relating to creditors'  rights generally,  and by general  principles  of equity  regardless of whether  enforceability  is considered in a proceeding in equity or at law;

c.    To the  best  of  Assignee's  knowledge,  no  material  consent,  approval,  order  or authorization of, or declaration,  filing or registration  with, any governmental  entity is required to be obtained or made by the Assignee in connection  with the execution,  delivery or  performance  by the  Assignee  of  this  Assignment  and  Assumption  Agreement,  or the consummation by it of the transactions contemplated hereby;

d.     The Assignee  assumes all of the rights of the Purchaser under the PWS Agreement with respect  to the  Mortgage  Loans  other  than the right to enforce  the  obligations  of the
Company under the PWS Agreement.

5.    The Company  warrants  and  represents  to, and  covenant  with,  the Assignor and the
Assignee as of the date hereof:

a.    Attached  hereto  as  Exhibit  B and  Exhibit  C are true and  accurate  copies of the
Recognition  Agreement and the PWS Agreement,  respectively,  each of which  agreement is in full  force and  effect as of the date  hereof  and the  provisions  of which  have not been waived,  amended or modified in any respect,  nor has any notice of  termination  been given thereunder;

b.    The Company is a federally  chartered  savings bank duly organized,  validly  existing and in good standing  under the laws of the United States,  and has all requisite  power and authority to service the Mortgage Loans and otherwise to perform its  obligations  under the
PWS Agreement and the Recognition Agreement;

c.    The Company has full  corporate  power and  authority to execute,  deliver and perform its  obligations  under this  Assignment  and  Assumption  Agreement,  and to consummate the transactions set forth herein.  The  consummation of the  transactions  contemplated by this
Assignment and Assumption  Agreement is in the ordinary course of the Company's business and will not  conflict  with,  or  result  in a  breach  of,  any of the  terms,  conditions  or provisions of the  Company's  charter or by-laws or any legal  restriction,  or any material agreement  or  instrument  to which the  Company is now a party or by which it is bound,  or result in the violation of any law,  rule,  regulation,  order,  judgment or decree to which the Company or its  property is subject.  The  execution,  delivery and  performance  by the
Company of this  Assignment  and  Assumption  Agreement  and the  consummation  by it of the transactions  contemplated hereby, have been duly authorized by all necessary action on part of the  Company.  This  Assignment  and  Assumption  Agreement  has been duly  executed  and delivered by the Company,  and,  upon the due  authorization,  execution and delivery by the
Assignor and the Assignee,  will constitute the valid and legally binding  obligation of the
Company,   enforceable   against  the  Company  in  accordance  with  its  terms  except  as enforceability  may be limited by  bankruptcy,  reorganization,  insolvency,  moratorium  or other similar laws now or hereafter in effect relating to creditors' rights  generally,  and by general  principles  of equity  regardless of whether  enforceability  is considered in a proceeding in equity or at law;

d.    No  consent,   approval,  order  or  authorization  of,  or  declaration,   filing  or
registration  with,  any  governmental  entity is  required  to be  obtained  or made by the
Company in connection  with the  execution,  delivery or  performance by the Company of this
Assignment  and  Assumption  Agreement,  or  the  consummation  by  it of  the  transactions contemplated hereby; and

e.    The  Company  shall  establish a Custodial  Account  and an Escrow  Account  under the
Recognition  Agreement in favor of the Assignee with respect to the Mortgage  Loans separate from  the  Custodial  Account  and  Escrow  Account  previously  established  under  the PWS
Agreement in favor of the Assignor.

6.    The Assignor  hereby agrees to indemnify and hold the Assignee (and its successors and assigns) harmless against any and all claims, losses, penalties,  fines, forfeitures,  legal fees and related costs, judgments,  and any other costs, fees and expenses that the Assignee
(and its  successors  and  assigns)  may  sustain  in any way  related  to any breach of the representations  or warranties of the Assignor set forth in this  Assignment  and Assumption
Agreement or the breach of any covenant or condition contained herein.

Recognition of Assignee
7.    From and after the date hereof,  the Company shall  recognize the Assignee as owner of the Mortgage Loans,  and  acknowledges  that the Mortgage Loans are intended to be part of a
REMIC or multiple  REMICs,  and will service the Mortgage  Loans in accordance  with the PWS
Agreement,  the Recognition Agreement and this Assignment and Assumption Agreement but in no event in a manner  that  would (i) cause  any  REMIC to fail to  qualify  as a REMIC or (ii)
result in the  imposition of a tax upon any such intended  REMIC  (including but not limited to the tax on prohibited  transactions as defined in Section  860F(a)(2) of the Code and the tax on  contributions  to a REMIC set  forth in  Section  860G(d)  of the  Code).  It is the intention of the Assignor,  the Company and the Assignee that this Assignment and Assumption
Agreement  shall be  binding  upon and for the  benefit  of the  respective  successors  and assigns of the parties hereto.  Neither the Company nor the Assignor shall amend or agree to amend,  modify,  waive, or otherwise alter any of the terms or provisions of the Recognition
Agreement or the PWS Agreement which  amendment,  modification,  waiver or other  alteration would in any way  affect  the  Mortgage  Loans  without  the prior  written  consent  of the
Assignee.

  Pursuant to Section 11.18 of the PWS Agreement, the Company hereby acknowledges that the representations and warranties set forth in Section 3.01 of the PWS Agreement with respect to the Company and Section 3.02 of the PWS Agreement with respect to the Mortgage Loans are being made by the Company as of January 31, 2006.  The Assignor retains the right to enforce the representations and warranties set forth in Section 3.02 of the PWS Agreement against the Company.

  8.  Notwithstanding any term hereof to the contrary, it is expressly understood and agreed by the parties hereto that (a) the execution and delivery of this Assignment and
Assumption Agreement by the Assignee is solely in its capacity as trustee for Bear Stearns
ALT-A Trust 2006-1, Mortgage Pass-Through Certificates, Series 2006-1 pursuant to the
Pooling Agreement and not individually, (b) each of the representations, undertakings and agreements herein made on behalf of the Trust is made and intended not as personal representations, undertakings and agreements of the Trustee but is made and intended for the purpose of binding only the Trust and (c) under no circumstances shall the Trustee be personally liable for the payment of any indebtedness or expenses of the Assignee or the
Trust or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Assignee, the Assignor or the Trust under this Agreement or made or undertaken by the Assignee, the Assignor or the Trust under the PWS Agreement or the Pooling Agreement.  Any recourse against the Assignee in respect of any obligations it may have under or pursuant to the terms of this Assignment and Assumption Agreement shall be limited solely to the assets it may hold as trustee of Bear Stearns ALT-A Trust 2006-1,
Mortgage Pass-Through Certificates, Series 2006-1.

Notices
      9.    All  demands,  notices and  communications  related to the Mortgage  Loans,  the
Recognition  Agreement and this Assignment and Assumption  Agreement shall be in writing and shall be deemed to have been duly given if  personally  delivered at or mailed by registered mail, postage prepaid, as follows:

a.    In the case of the Company,

                  Chevy Chase Bank, F.S.B.
                  7501 Wisconsin Avenue, 6th Floor
                  Bethesda, Maryland  20814
                  Attention: Amy Westland

        With a copy to:

                  Sandra S. Barker, Esq.
                  Chief Mortgage Counsel
                  7501 Wisconsin Avenue, 13th Floor
                  Bethesda, Maryland  20814

b.    In the case of the Assignor,

                  EMC Mortgage Corporation
                  Mac Arthur Ridge II
                  909 Hidden Ridge Drive, Suite 200
                  Irving, Texas 75038
                  Attention: Ralene Ruyle
                  Telecopier No.: (972) 444-2810

            With a copy to:

                  Bear Stearns Mortgage Capital Corporation
                  383 Madison Avenue
                  New York, New York 10179
                  Attention: Michelle Sterling

c.    In the case of the Securities Administrator,

                  Wells Fargo Bank, National Association
                  P.O. Box 98
                  Columbia, Maryland 21046

            or, if by overnight delivery to:

                  9062 Old Annapolis Road
                  Columbia, Maryland 21045,
                  Attention: BSALTA 2006-1
                  Telecopier No.: (410) 715-2380

d.    In the case of the Assignee,

                  JPMorgan Chase Bank, National Association
                  4 New York Plaza, 6th Floor
                  New York, NY 10004
                  Attention: Worldwide Securities Services-
                  Structured Finance Services
                  BSALTA 2006-1
                  Telecopier No.: (212) 623-5930

Miscellaneous:

      10.   Each party will pay any  commissions  it has incurred and the Assignor shall pay the fees of its attorneys and the  reasonable  fees of the attorneys of the Assignee and the
Company  in  connection  with  the  negotiations  for,  documenting  of and  closing  of the transactions contemplated by this Assignment and Assumption Agreement.

      11.   This  Assignment and Assumption  Agreement shall be construed in accordance with the laws of the State of New York,  without regard to conflicts of law  principles,  and the obligations,  rights and remedies of the parties hereunder shall be determined in accordance with such laws.

      12.   No term or provision of this  Assignment and Assumption  Agreement may be waived or  modified  unless  such  waiver or  modification  is in  writing  and signed by the party against whom such waiver or modification is sought to be enforced.

      13.   This  Assignment  and  Assumption  Agreement  shall  inure to the benefit of the successors and assigns of the parties hereto.  Any entity into which  Assignor,  Assignee or
Company  may be merged or  consolidated  shall,  without  the  requirement  for any  further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

      14.   This  Assignment  and Assumption  Agreement  shall survive the conveyance of the
Mortgage  Loans,  the assignment of the PWS Agreement and the  Recognition  Agreement to the
extent  of the  Mortgage  Loans by  Assignor  to  Assignee  and the  termination  of the PWS
Agreement and the Recognition Agreement.

      15.   This Assignment and Assumption  Agreement may be executed  simultaneously in any number of  counterparts.  Each  counterpart  shall be deemed to be an original  and all such counterparts shall constitute one and the same instrument.

      16.   In the event that any  provision of this  Assignment  and  Assumption  Agreement conflicts with any provision of the PWS Agreement or the Recognition  Agreement with respect to the Mortgage Loans, the terms of this Assignment and Assumption Agreement shall control.

      17.   Any new  loan  number  assigned  to a  Mortgage  Loan by the  Assignee  shall be provided to the Company at the  following  address:  Chevy  Chase Bank,  F.S.B.,  6151 Chevy
Chase Drive, Laurel, MD 20707, Attention:  Vicki Parry. In addition, if Assignee has changed its document custodian from the previous  custodian,  such new custodian's name, address and contact information shall be provided to the Company at the aforementioned address.

      18.   The  Company  hereby  acknowledges  that Wells  Fargo Bank,  N.A.  (the  "Master
Servicer") has been  appointed as the master  servicer of the Mortgage Loans pursuant to the
Pooling  Agreement and therefor has the right to enforce all obligations of the Company,  as they  relate  to the  Mortgage  Loans,  under  the PWS  Agreement  and this  Assignment  and
Assumption Agreement.  Such rights will include, without limitation,  the right to terminate the  Servicer  under the PWS  Agreement  as  provided  thereunder,  the right to receive all remittances  required  to be made by the  Company  under  the PWS  Agreement,  the  right to receive all monthly  reports and other data  required to be delivered  by the Company  under
the  PWS   Agreement,   the  right  to  examine  the  books  and  records  of  the  Company, indemnification  rights,  and the right to exercise  certain  rights of consent and approval relating to actions taken by the Company each as provided by the PWS Agreement.  The Company shall make all distributions under the PWS Agreement,  as they relate to the Mortgage Loans, to the Master Servicer by wire transfer of immediately available funds to:

            Bear Stearns BSALTA 2006-1 Master Servicer Collection Account
            Wells Fargo Bank, National Association
            ABA# 121000248
            Account Name:  SAS Clearing
            Account # 3970771416
            For Further Credit to: BSALTA 2006-1, Account #50891700.

and the Company shall deliver all reports  required to be delivered under the PWS Agreement, as they relate to the  Mortgage  Loans,  to the Assignee at the address set forth in Section
9(d) herein and to the Master Servicer at:

            Wells Fargo Bank, National Association
            9062 Old Annapolis Road
            Columbia, Maryland 21045
            Attention: BSALTA 2006-1
            Telecopier No.: (410) 715-2380

      IN WITNESS WHEREOF, the parties have caused this Assignment and Assumption Agreement to be executed by their duly authorized officers as of the date first above written.
                                    JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, not
                                    individually but solely as Trustee,
                                    Assignee
                                    By:_____________________________
                                    Name:___________________________
                                    Title:__________________________

                                    EMC MORTGAGE CORPORATION

                                    By:_____________________________
                                    Name:___________________________
                                    Title:__________________________

                                    CHEVY CHASE BANK, F.S.B.

                                    By:_____________________________
                                    Name:___________________________
                                    Title:__________________________

            Acknowledged and Agreed

            WELLS FARGO BANK,
            NATIONAL ASSOCIATION

            By:____________________________
            Name:__________________________
            Title:_________________________

                                         Exhibit A:
                                       MORTGAGE LOANS

                                  (Provided upon request)

                                         Exhibit B:
                                   RECOGNITION AGREEMENT

                                       (See Tab [__])

                                         Exhibit C:
                                       PWS AGREEMENT

                                  (Provided upon request)

                                                                                 EXHIBIT I-4

                                   RECOGNITION AGREEMENT

      This is a Recognition  Agreement (this "Recognition  Agreement") made as of January 1,
2006, between EMC Mortgage Corporation ("EMC") and Chevy Chase Bank, F.S.B. (the "Company").

  WHEREAS, the Company sold the mortgage loans identified on Attachment 1 hereto (the
"Mortgage Loans"), on a servicing retained basis, to EMC pursuant to that certain Purchase,
Warranties and Servicing Agreement, dated as of July 1, 2001, as amended by Amendment No.
1, dated as of January 13, 2003, and Amendment No. 2, dated as of January [__], 2006 (as amended, the "PWS Agreement") among the Company and EMC;

      WHEREAS,  EMC transferred  the Mortgage Loans to the Bear Stearns ARM Trust,  Mortgage
Pass-Through   Certificates,   Series  2002-9  in  connection  with  a  securitization  (the
"Underlying Transaction"); and

  WHEREAS, EMC reacquired the 2002-9 Mortgage Loans through the exercise of an optional redemption right held by EMC in connection with the Underlying Transaction.

  In consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Mortgage Loans shall be subject to the terms of this Recognition Agreement.  Any capitalized term used and not otherwise defined herein shall have the meaning assigned to such term in the PWS Agreement.

Recognition of EMC

  1.  From and after the date hereof, the Company shall recognize EMC as owner of the
Mortgage Loans and will service the Mortgage Loans for EMC pursuant to the terms of the PWS
Agreement (as modified herein) as if EMC and the Company had entered into a separate servicing agreement for the servicing of the Mortgage Loans in the form of the PWS
Agreement (as modified herein), the terms of which are incorporated herein by reference.

Assignment of Mortgage Loans and Recognition Agreement to Trustee

      2.    The Company hereby acknowledges that EMC will assign certain of the Mortgage
Loans and the PWS Agreement to JPMorgan Chase Bank, National Association as trustee for the holders of Bear Stearns Alt-A Trust, Mortgage Pass-Through Certificates, Series 2006-1 (the
"Trustee"), on January 31, 2005 pursuant to that certain Assignment, Assumption and
Recognition Agreement, dated as of January 31, 2005 (the "AAR Agreement") among EMC, the
Trustee and the Company. The Company hereby acknowledges and consents to the assignment by
EMC to the Trustee of all of EMC's rights against the Company pursuant to this Recognition
Agreement and to the enforcement or exercise of any right or remedy against the Company pursuant to this Recognition Agreement by the Trustee, to the extent such rights and remedies pertain to such Mortgage Loans. Such enforcement of a right or remedy by the
Trustee shall have the same force and effect as if the right or remedy had been enforced or exercised by EMC directly. Notwithstanding anything in this Recognition Agreement to the contrary, the Company acknowledges and agrees that its obligation to service the Mortgage
Loans affected by this Recognition Agreement is not conditional upon EMC's subsequent assignment of the Mortgage Loans to the Trustee.

Representations, Warranties and Covenants
      3.    EMC warrants and represents to the Company as of the date hereof:

            EMC is a  corporation  duly  organized,  validly  existing and in good standing under the laws of the  jurisdiction  of its  formation and has full power and authority to execute,  deliver and perform its obligations under this
                  Recognition  Agreement,  and to  consummate  the  transactions  set forth herein.  The  consummation  of  the  transactions  contemplated  by  this
                  Recognition  Agreement  is in the ordinary  course of EMC's  business and will not  conflict  with,  or result in a breach of,  any of the  terms, conditions  or  provisions  of EMC's  charter  or  by-laws  or any  legal restriction,  or any material agreement or instrument to which EMC is now a party or by which it is bound,  or result in the  violation of any law, rule, regulation,  order, judgment or decree to which EMC or its property is  subject.  The  execution,  delivery  and  performance  by EMC of this
                  Recognition  Agreement  and the  consummation  by it of the  transactions contemplated hereby, have been duly authorized by all necessary action on the part of EMC.  This  Recognition  Agreement has been duly executed and delivered by EMC and, upon the due authorization,  execution and delivery by the Company,  will constitute the valid and legally binding obligation of EMC  enforceable  against EMC in  accordance  with its terms except as enforceability may be limited by bankruptcy, reorganization,  insolvency, moratorium or other  similar laws now or hereafter in effect  relating to creditors'  rights  generally,  and  by  general  principles  of  equity regardless  of whether  enforceability  is  considered in a proceeding in equity or at law; and

            No material  consent,  approval,  order or  authorization  of, or declaration, filing or registration  with, any  governmental  entity is required to be obtained or made by EMC in  connection  with the  execution,  delivery or performance by EMC of this Recognition Agreement,  or the consummation by it of the transactions contemplated hereby.
      4.    The Company warrants and represents to, and covenants with, EMC as of the date hereof:

            a.    Attached hereto as Attachment 2 is a true and accurate copy of the PWS
                  Agreement;

            b.    The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority to service the Mortgage Loans and otherwise to perform its obligations under the PWS Agreement and this Recognition
                  Agreement;

            The Company has full  corporate  power and  authority  to execute,  deliver and perform  its  obligations  under  this  Recognition  Agreement,  and  to consummate the  transactions  set forth herein.  The  consummation of the transactions  contemplated  by  this  Recognition  Agreement  is  in  the ordinary course of the Company's  business and will not conflict with, or result in a breach of, any of the terms,  conditions or provisions of the
                  Company's articles of association or by-laws or any legal restriction, or any material  agreement or instrument to which the Company is now a party or by which it is bound,  or result in the  violation  of any law,  rule, regulation,  order,  judgment  or  decree  to which  the  Company  or its property is subject.  The  execution,  delivery  and  performance  by the
                  Company of this  Recognition  Agreement and the consummation by it of the transactions  contemplated  hereby,  have  been  duly  authorized  by all necessary  corporate action on the part of the Company.  This Recognition
                  Agreement has been duly executed and delivered by the Company,  and, upon the due authorization, execution and delivery by EMC, will constitute the valid and legally binding obligation of the Company,  enforceable against the Company in accordance with its terms except as enforceability  may be limited by bankruptcy,  reorganization,  insolvency,  moratorium or other similar  laws now or hereafter in effect  relating to  creditors'  rights generally,  and by general  principles  of equity  regardless  of whether enforceability is considered in a proceeding in equity or at law; and

            No consent,  approval,  order or  authorization  of, or declaration,  filing or registration with, any governmental  entity is required to be obtained or made by the  Company  in  connection  with  the  execution,  delivery  or performance  by  the  Company  of  this  Recognition  Agreement,  or  the consummation by it of the transactions contemplated hereby.

Modification of the PWS Agreement

      5.    EMC and the Company hereby amend the PWS Agreement as follows:

      (a)   The following definitions shall be added to Article I of the PWS Agreement:

            Assignee:  JPMorgan Chase Bank, National  Association,  as trustee for the holders of Bear Stearns ALT-A Trust, Mortgage Pass-Through Certificates,  Series
      2006-1.

            BSABS:  Bear Stearns Asset Backed Securities I LLC.

            Master Servicer: Wells Fargo Bank, National Association or any successor thereto.

            REMIC: A "real estate mortgage  investment  conduit" as defined in Section
      860D of the Code.

            REMIC  Provisions:  The  provisions of the federal income tax law relating to REMICs,  which appear at Sections 860A through 860G of the Code,  and related provisions and regulations  promulgated  thereunder,  as the foregoing may be in effect from time to time.

            Securities Administrator: Wells Fargo Bank, National Association.

            Trustee: JPMorgan Chase Bank, National Association.

  (b) The definition of "Business Day" is deleted in its entirety and replaced with the following:

        Business Day: Any day other than: (i) a Saturday or Sunday, or (ii) a legal holiday in the States of New York, Maryland or Minnesota, or (iii) a day on
      which banks in the States of New York, Maryland or Minnesota are authorized or obligated by law or executive order to be closed.

      (c)   The first sentence of Subsection (c) of the definition of "Eligible  Account" is deleted in its entirety and replaced with the following:

        "(c) in a separate non-trust account (which is not fully insured by FDIC or other insurance) in an Eligible Institution."

      (d)   The  following  is added to the last  sentence of the  definition  of  "Eligible
Institution":

        "; provided that Chevy Chase Bank, F.S.B. shall cease to be an Eligible
      Institution in the event that either its short-term or long-term debt rating is reduced below the rating in effect on January 1, 2006."

  (e) The following are added as the last three paragraphs of Section 4.01 of the PWS
Agreement:

            "Notwithstanding  anything to the contrary  contained herein,  the Company shall not permit any  modification  with  respect to any  Mortgage  Loan without permission  of the Master Servicer.

            Notwithstanding  anything  to  the  contrary  contained  herein,  any  REO
      Property  shall be  disposed  of by the  Company  before  the close of the third taxable  year  following  the taxable  year in which the related  Mortgage  Loan became an REO Property,  unless the Company is otherwise  directed by the Master
      Servicer.

            The Company shall comply with any written instructions,  to the extent the
      Company is able to reasonably  comply,  received from the Master Servicer or the
      Assignor  pertaining to the servicing of the Mortgage Loans and the acquisition,
      holding  or   disposition   of  any  REO   Property  to  ensure  the   continued
      qualification of each REMIC as a REMIC in accordance with the REMIC Provisions."

Miscellaneous

      6.    Notwithstanding anything to the contrary contained herein or in the PWS
Agreement, the Company acknowledges that the Mortgage Loans may be part of a REMIC or multiple REMICs and hereby agrees that in no event will it service the Mortgage Loans in a manner that would (i) cause any such intended REMIC to fail to qualify as a REMIC or (ii)
result in the imposition of a tax upon any such intended REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code).  It is the intention of EMC and the Company that this Recognition Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto.

      7.    All demands, notices and communications related to the Mortgage Loans and this
Recognition Agreement shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by registered mail, postage prepaid, as follows:

            In the case of the Company,
                  Chevy Chase Bank, F.S.B.
                  7501 Wisconsin Avenue, 6th Floor
                  Bethesda, Maryland  20814
                  Attention: Amy Westland

  With a copy to:

                  Sandra S. Barker, Esq.
                  Chief Mortgage Counsel
                  7501 Wisconsin Avenue, 13th Floor
                  Bethesda, Maryland  20814

            b.    In the case of EMC,
                  EMC Mortgage Corporation
                  MacArthur Ridge II
                  909 Hidden Ridge Drive, Suite 200
                  Irving, Texas 75038
                  Attention: Ralene Ruyle
                  Telecopy: (972) 444-2810

      8.    Each party will pay any commissions it has incurred and the reasonable fees of its attorneys in connection with the negotiations for, documenting of and closing of the transactions contemplated by this Recognition Agreement.

      9.    This Recognition Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.
      10.   No term or provision of this Recognition Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

      11.   This Recognition Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which the Company or EMC may be merged or consolidated shall, without the requirement for any further writing, be deemed the Company or EMC, respectively, hereunder.

      12.   This Recognition Agreement shall survive the conveyances of the Mortgage Loans and the assignment of the PWS Agreement and this Recognition Agreement and the Mortgage
Loans by EMC to the Trustee as contemplated in this Recognition Agreement and the AAR
Agreement.

      13.   This Recognition Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

      14.   In the event that any provision of this Recognition Agreement conflicts with any provision of the PWS Agreement with respect to the Mortgage Loans, the terms of this
Recognition Agreement shall control.

      IN WITNESS WHEREOF, the parties hereto have executed this Recognition  Agreement as of the day and year first above written.

                                    EMC MORTGAGE CORPORATION

                                    By:_________________________________
                                    Name:_______________________________
                                    Title:______________________________
                                    CHEVY CHASE BANK, F.S.B.

                                    By:_________________________________
                                    Name:_______________________________
                                    Title:______________________________

                                        ATTACHMENT 1

                                       Mortgage Loans

                                  (AVAILABLE UPON REQUEST)

                                        ATTACHMENT 2

                                       PWS AGREEMENT

                                  (Available upon request)

                                                                                 EXHIBIT I-5

                      ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

      This is an Assignment,  Assumption and Recognition  Agreement  (this "AAR  Agreement")
made as of January 31,  2006,  among EMC Mortgage  Corporation  (the  "Assignor"),  JPMorgan
Chase Bank, National  Association,  not in its individual capacity but solely as trustee for the holders of Bear Stearns ALT-A Trust 2006-1, Mortgage Pass-Through  Certificates,  Series
2006-1 (the "Assignee"), and Countrywide Home Loans Servicing LP (the "Company").

      Whereas,  pursuant to the  Recognition  Agreement  dated as of January 1, 2006 between the Assignor and the Company,  as successor in interest to Countrywide Home Loans, Inc. (the
"Recognition  Agreement"),  the Company has agreed to service certain  residential  mortgage loans (the "Called  Loans")  listed on Attachment 1 annexed hereto for the Assignor as owner of the Called Loans, in accordance with the terms and conditions of the Seller's  Warranties and  Servicing  Agreement,  dated as of  September 1, 2002,  as amended by Amendment  No. 1, dated as of  September 1, 2002,  and  Amendment  No. 2, dated as of  September  1, 2004,  as modified in the Recognition Agreement (as amended and modified, the "Servicing  Agreement"), between the Assignor and the Company,  as successor in interest to  Countrywide  Home Loans,
Inc.; and

      Whereas, the Assignor purchased mortgage loans from the Company listed on Attachment
2 annexed hereto (the "2006-1 Loans") pursuant to that certain Master Mortgage Loan
Purchase Agreement, dated as of November 1, 2002 between the Assignor and the Company, as successor in interest to Countrywide Home Loans, Inc., and that certain Term Sheet dated
November 22, 2005, between the Assignor and the Company (collectively referred to herein as the "Purchase Agreement"); and the Company agreed to service the 2006-1 Mortgage Loans pursuant to the terms and conditions of the Servicing Agreement.

      In  consideration  of the mutual  promises  contained  herein the parties hereto agree that the  Called  Loans  and the  2006-1  Loans  (collectively  referred  to  herein  as the
"Assigned  Loans") and the  Assignor's  right,  title and interest to and under the Purchase
Agreement,  the Servicing Agreement and the Recognition Agreement  (collectively referred to herein  as the  "Agreements")  shall  be  subject  to  the  terms  of  this  AAR  Agreement.
Capitalized  terms used herein but not defined  shall have the meanings  ascribed to them in the Servicing Agreement or Recognition Agreement, as applicable.

            Assignment and Assumption

8.    Assignor  hereby  grants,  transfers and assigns to Assignee all of the right,  title, interest  and  obligations  of  Assignor  in the  Assigned  Loans and, as they relate to the
Assigned Loans, all of its right,  title,  interest and its obligations in, to and under the
Agreements.  Notwithstanding  anything  to  the  contrary  contained  herein,  the  Assignor specifically  reserves and does not assign to the Assignee any right, title and interest in, to or under the  representations  and warranties  contained in Sections 3.01 and 3.02 of the
Servicing  Agreement  and the  Assignor  is  retaining  any and all  rights to  enforce  the representations  and warranties set forth in those sections  against the Company  including, but not  limited to, the right to seek  repurchase  or  indemnification  pursuant to Section
3.03  and 3.04 of the  Servicing  Agreement.  Assignor  specifically  reserves  and does not assign to Assignee any right,  title and interest in, to or under any Mortgage Loans subject to the Agreements other than those set forth on Attachment 1 and Attachment 2.

      Assignor acknowledges and agrees that upon execution of this AAR Agreement, the
Assignee shall become the "Purchaser" under the Purchase Agreement, except as specifically set forth herein, and subject to the preceding paragraph, all representations, warranties and covenants by the "Company" to the "Purchaser" under the Purchase Agreement including, but not limited to, the rights to receive indemnification, shall accrue to Assignee by virtue of this AAR Agreement.

            Representations, Warranties and Covenants

9.    Assignor warrants and represents to Assignee and Company as of the date hereof:

a.    Attached hereto as Attachment 3 are true and accurate copies of the Agreements,  which agreements  are in full  force and  effect as of the date  hereof  and the provisions  of which  have not been  waived,  amended or  modified  in any respect, nor has any notice of termination been given thereunder;

b.    Assignor was the lawful  owner of the  Assigned  Loans with full right to transfer the
                  Assigned  Loans and any and all of its interests,  rights and  obligations under the  Recognition  Agreement  as they relate to the  Assigned  Loans, free and clear  from any and all  claims  and  encumbrances;  and upon the transfer of the Assigned Loans to Assignee as  contemplated  herein and in the Mortgage Loan Purchase  Agreement dated as of January 31, 2006 between the  Assignor and Bear Stearns  Asset Backed  Securities I LLC  ("BSABS"),
                  Assignee  shall have good title to each and every  Assigned  Loan, as well as any and all of Assignee's  interests,  rights and obligations under the
                  Recognition  Agreement  as they  relate to the  Assigned  Loans,  free and clear of any and all liens, claims and encumbrances;

c.    There are no  offsets,  counterclaims  or other  defenses  available  to Company  with respect to the Assigned Loans or the Agreements;

d.    Assignor has no knowledge of, and has not received  notice of, any waivers  under,  or any modification of, any Assigned Loan;

e.    Assignor is duly  organized,  validly  existing and in good standing under the laws of the  jurisdiction  of its  incorporation,  and has all requisite power and authority to acquire, own and sell the Assigned Loans;

f.    Assignor has full  corporate  power and authority to execute,  deliver and perform its obligations  under this AAR Agreement,  and to consummate the transactions set forth herein.  The  consummation of the  transactions  contemplated by this AAR Agreement is in the ordinary  course of  Assignor's  business and will not  conflict  with,  or result  in a breach  of,  any of the  terms, conditions or  provisions  of  Assignor's  charter or by-laws or any legal restriction,  or any material agreement or instrument to which Assignor is now a party or by which it is bound,  or result  in the  violation  of any law, rule, regulation,  order, judgment or decree to which Assignor or its property is subject.  The execution,  delivery and performance by Assignor of this  AAR  Agreement  and the  consummation  by it of the  transactions contemplated  hereby, have been duly authorized by all necessary corporate action on part of  Assignor.  This AAR  Agreement  has been duly  executed and delivered by Assignor and, upon the due  authorization,  execution and delivery by Assignee and Company,  will  constitute  the valid and legally binding obligation of Assignor  enforceable against Assignor in accordance with its terms  except as  enforceability  may be limited  by  bankruptcy, reorganization,  insolvency,  moratorium  or  other  similar  laws  now or hereafter  in effect  relating  to  creditors'  rights  generally,  and by general  principles  of equity  regardless  of whether  enforceability  is considered in a proceeding in equity or at law;

g.    No  consent,   approval,  order  or  authorization  of,  or  declaration,   filing  or
                  registration  with, any governmental  entity is required to be obtained or
                  made  by  Assignor  in  connection   with  the   execution,   delivery  or
                  performance by Assignor of this AAR Agreement,  or the  consummation by it of the  transactions  contemplated  hereby.  Neither  Assignor  nor anyone acting on its behalf has offered, transferred,  pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned  Loans,  or solicited  any  offer  to  buy or  accept  a  transfer,  pledge  or  other disposition of the Assigned  Loans,  or any interest in the Assigned Loans or otherwise  approached or negotiated with respect to the Assigned Loans, or any  interest in the Assigned  Loans with any Person in any manner,  or made any general  solicitation  by means of general  advertising or in any other  manner,  or  taken  any  other  action  which  would  constitute  a distribution  of the Assigned  Loans under the  Securities Act of 1933, as amended  (the "1933 Act") or which  would  render the  disposition  of the
                  Assigned  Loans a  violation  of  Section  5 of the  1933  Act or  require registration pursuant thereto; and

h.    Assignor has received  from  Company,  and has  delivered to Assignee,  all  documents required to be delivered  to Assignor by Company  prior to the date hereof pursuant to the Agreements  with respect to the Assigned Loans and has not received, and has not requested from Company, any additional documents.

10.   Assignee  warrants and represents to, and covenants  with,  Assignor and Company as of the date hereof:

a.    Assignee is duly  organized,  validly  existing and in good standing under the laws of the  jurisdiction  of its  organization  and has all  requisite  power and authority  to hold the  Assigned  Loans on behalf of the  holders  of Bear
                  Stearns ALT-A Trust, Mortgage Pass-Through Certificates. Series 2006-1;

b.    Assignee has full  corporate  power and authority to execute,  deliver and perform its obligations  under this AAR Agreement,  and to consummate the transactions set forth herein.  The  consummation of the  transactions  contemplated by this AAR Agreement is in the ordinary  course of  Assignee's  business and will not  conflict  with,  or result  in a breach  of,  any of the  terms, conditions or  provisions  of  Assignee's  charter or by-laws or any legal restriction,  or any material agreement or instrument to which Assignee is now a party or by which it is bound,  or result  in the  violation  of any law, rule, regulation,  order, judgment or decree to which Assignee or its property is subject.  The execution,  delivery and performance by Assignee of this  AAR  Agreement  and the  consummation  by it of the  transactions contemplated  hereby, have been duly authorized by all necessary corporate action on part of  Assignee.  This AAR  Agreement  has been duly  executed and delivered by Assignee and, upon the due  authorization,  execution and delivery by Assignor and Company,  will  constitute  the valid and legally binding obligation of Assignee  enforceable against Assignee in accordance with its terms  except as  enforceability  may be limited  by  bankruptcy, reorganization,  insolvency,  moratorium  or  other  similar  laws  now or hereafter  in effect  relating  to  creditors'  rights  generally,  and by general  principles  of equity  regardless  of whether  enforceability  is considered in a proceeding in equity or at law;

c.    No  consent,   approval,  order  or  authorization  of,  or  declaration,   filing  or
                  registration  with, any governmental  entity is required to be obtained or
                  made  by  Assignee  in  connection   with  the   execution,   delivery  or
                  performance by Assignee of this AAR Agreement,  or the  consummation by it of the transactions contemplated hereby; and

d.    The  Assignee  assumes  for the  benefit  of  each  of  Assignor  and  Company  all of
                  Assignor's  rights and  obligations  (and the Master  Servicer will ensure the  performance  of these  obligations)  under the  Agreements but solely with respect to such Assigned Loans.

11.   Company  warrants and represents  to, and covenant  with,  Assignor and Assignee as of the date hereof:

a.    Company is duly  organized,  validly  existing and in good standing  under the laws of the  jurisdiction  of its  incorporation,  and has all requisite power and authority  to service  the  Assigned  Loans and  otherwise  to perform its obligations under the Recognition Agreement;

b.    Company has full power and authority to execute,  deliver and perform its  obligations under this AAR  Agreement,  and to consummate the  transactions  set forth herein.  The  consummation  of the  transactions  contemplated by this AAR
                  Agreement  is in the ordinary  course of  Company's  business and will not conflict  with, or result in a breach of, any of the terms,  conditions or provisions of Company's  charter or by-laws or any legal  restriction,  or any material  agreement or  instrument  to which Company is now a party or by which  it is  bound,  or  result  in the  violation  of any law,  rule, regulation,  order, judgment or decree to which Company or its property is subject.  The execution,  delivery and  performance by Company of this AAR
                  Agreement  and the  consummation  by it of the  transactions  contemplated hereby,  have been duly  authorized by all necessary  corporate  action on part of Company.  This AAR  Agreement has been duly executed and delivered by Company,  and,  upon the due  authorization,  execution and delivery by
                  Assignor  and  Assignee,  will  constitute  the valid and legally  binding obligation of Company,  enforceable against Company in accordance with its
                  terms   except  as   enforceability   may  be   limited   by   bankruptcy,
                  reorganization,  insolvency,  moratorium  or  other  similar  laws  now or hereafter  in effect  relating  to  creditors'  rights  generally,  and by general  principles  of equity  regardless  of whether  enforceability  is considered in a proceeding in equity or at law;

c.    No  consent,   approval,  order  or  authorization  of,  or  declaration,   filing  or
                  registration  with, any governmental  entity is required to be obtained or made by Company in connection with the execution,  delivery or performance by  Company  of  this  AAR  Agreement,  or the  consummation  by it of the transactions  contemplated hereby or if required, such consent,  approval, authorization or order has been obtained prior to the date hereof; and

d.    Company  shall  establish  a  Custodial  Account  and  an  Escrow  Account  under  the
                  Recognition  Agreement  in favor of Assignee  with respect to the Assigned
                  Loans separate from the Custodial  Account and Escrow  Account  previously established under the Recognition Agreement in favor of Assignor.

12.   Assignor  hereby  agrees to indemnify and hold the Assignee and the Company (and their successors  and assigns)  harmless  against any and all claims,  losses,  penalties,  fines, forfeitures,  legal  fees and  related  costs,  judgments,  and any  other  costs,  fees and expenses that Assignee or the Company (and their  successors and assigns) may sustain in any way related to any breach of the  representations  or  warranties  of Assignor  set forth in this AAR Agreement or the breach of any covenant or condition contained herein.

            Recognition of Assignee

13.   From and after the date  hereof,  Company  shall  recognize  Assignee  as owner of the
Assigned Loans, and  acknowledges  that the Assigned Loans will be part of a REMIC, and will service the Assigned Loans in accordance with this AAR Agreement.

14.   Notwithstanding  any term  hereof to the  contrary,  it is  expressly  understood  and agreed by the parties  hereto that (i) this AAR  Agreement is  acknowledged  and accepted by the  Assignee not  individually  or  personally  but solely as Assignee for the Trust in the exercise  of the powers and  authority  conferred  and  vested in it under the  Pooling  and
Servicing  Agreement (the "Pooling and Servicing  Agreement"),  dated as of January 1, 2006, among BSABS, the Assignor,  the Assignee,  and Wells Fargo Bank,  National  Association,  as
master servicer (the "Master  Servicer") and as securities  administrator,  (ii) each of the representations,  undertakings and agreements herein made on behalf of the Trust is made and intended not as personal  representations,  undertakings  and agreements of the Assignee but is made  and  intended  for the  purpose  of  binding  only the  Trust  and  (iii)  under no circumstances  shall the Assignee be personally  liable for the payment of any  indebtedness or  expenses  of the  Assignee  or the Trust or be liable  for the  breach or failure of any obligation,  representation,  warranty or covenant made or  undertaken by the Assignee,  the
Assignor  or  the  Trust  under  the  Servicing  Agreement  or  the  Pooling  and  Servicing
Agreement.  Any  recourse  against the  Assignee in respect of any  obligations  it may have under or pursuant to the terms of this AAR Agreement  shall be limited  solely to the assets it  may  hold  as  trustee  of  Bear  Stearns  ALT-A  Trust  2006-1,  Mortgage  Pass-Through
Certificates, Series 2006-1.

            Miscellaneous

15.   All  demands,   notices  and  communications   related  to  the  Assigned  Loans,  the
Recognition  Agreement  and this AAR  Agreement  shall be in writing  and shall be deemed to have been duly  given if  personally  delivered  at or mailed by  registered  mail,  postage prepaid, as follows:

a.    In the case of Company,

           Countrywide Home Loans Servicing LP
           4500 Park Granada
           Calabasas, California 91302
           Attention:  Michael Schloessmann

           With a copy to:  General Counsel

b.    In the case of Assignor,

           EMC Mortgage Corporation
           Mac Arthur Ridge II
           909 Hidden Ridge Drive, Suite 200
           Irving, Texas 75038
           Attention: Ms. Ralene Ruyle
           Telecopier No.: (972) 442-2810

c.    In the case of the Securities Administrator,

           Wells Fargo Bank, National Association
           9062 Old Annapolis Road
           Columbia, Maryland 21045
           Attention: Mr. Randy Reider Telecopier No.:
           (410) 884-2363

d.    In the case of Assignee,

           JPMorgan Chase Bank, National Association
           4 New York Plaza, 6th Floor
           New York, NY  10004
           Attention: Worldwide Securities
           Services-Structured Finance Services, BSALTA
           2006-1
           Telecopier No.: (212) 623-5930

16.   Each party will pay any  commissions  it has incurred  and the Assignor  shall pay the fees of its  attorneys  and the  reasonable  fees of the  attorneys  of the Assignee and the
Company  in  connection  with  the  negotiations  for,  documenting  of and  closing  of the transactions contemplated by this AAR Agreement.

17.   This AAR Agreement  shall be construed in accordance with the laws of the State of New
York,  without  regard to  conflicts  of law  principles,  and the  obligations,  rights and remedies of the parties hereunder shall be determined in accordance with such laws.

18.   No term or  provision  of this AAR  Agreement  may be waived or  modified  unless such waiver or  modification  is in writing and signed by the party  against  whom such waiver or modification is sought to be enforced.

19.   This AAR  Agreement  shall inure to the benefit of the  successors  and assigns of the parties  hereto.  Any  entity  into which  Assignor,  Assignee  or Company  may be merged or consolidated  shall,  without the requirement for any further  writing,  be deemed Assignor,
Assignee or Company, respectively, hereunder.

20.   This AAR Agreement shall survive the conveyance of the Assigned Loans,  the assignment of the  Agreements  to the extent of the  Assigned  Loans by Assignor  to  Assignee  and the
termination of the Agreements.

21.   This AAR Agreement may be executed simultaneously in any number of counterparts.  Each counterpart  shall be deemed to be an original and all such  counterparts  shall  constitute one and the same instrument.

22.   In the event that any provision of this AAR Agreement  conflicts with any provision of the Agreements  with respect to the Assigned  Loans,  the terms of this AAR Agreement  shall control.

23.   The Company hereby acknowledges that Wells Fargo Bank,  National  Association has been appointed  as the  master  servicer  of the  Mortgage  Loans  pursuant  to the  Pooling  and
Servicing  Agreement,  dated as of January 1, 2006, among BSABS,  the Assignor,  Wells Fargo
Bank,  National  Association  and the  Assignee  and  therefor  has the right to enforce all obligations  of the Company under the  Recognition  Agreement to the extent  assigned  under this AAR  Agreement  (specifically  excluding,  without  limitation,  any  right,  title and interest in, to or under the representations  and warranties  contained in Sections 3.01 and
3.02 of the Servicing  Agreement and any and all rights to enforce the  representations  and warranties  set forth in those  sections  against  the  Company  which are  retained  by the
Assignor.  Notwithstanding  the  foregoing,  it is understood  that the Company shall not be obligated to defend and indemnify and hold  harmless the Master  Servicer,  the Assignor and the Assignee against any losses, damages, penalties,  fines, forfeitures,  judgments and any related costs including, without limitation,  reasonable and necessary legal fees, resulting from (i) actions of the Company which were taken upon the written  instruction  or direction of the  Master  Servicer  or  Assignee,  as  applicable,  or (ii) the  failure of the Master
Servicer to perform the  obligations  of the  Assignee as  "Purchaser"  with  respect to the
Agreements.  The Company shall make all distributions under the Recognition Agreement to the
Master Servicer by wire transfer of immediately available funds to:

            Bear Stearns BSALTA 2006-1 Master Servicer Collection Account
            Wells Fargo Bank, National Association
            ABA# 121000248
            Account Name: SAS Clearing
            Account # 3970771416
            For Further Credit to: BSALTA 2006-1, Account #50891700.

             and the Company  shall deliver all reports  required to be delivered  under the
 Recognition  Agreement  to the Assignee at the address set forth in Section 8 herein and to the Master Servicer at:

            Wells Fargo Bank, National Association
            9062 Old Annapolis Road
            Columbia, Maryland 21045
            Attention: BSALTA 2006-1
            Telecopier No.: (410) 715-2380

      IN WITNESS WHEREOF, the parties hereto have executed this AAR Agreement as of the day and year first above written.

EMC MORTGAGE CORPORATION
Assignor

By:  _______________________________
Name:_______________________________
Title:______________________________

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
AS TRUSTEE
Assignee

By:_________________________________
Name:_______________________________
Title:______________________________

COUNTRYWIDE HOME LOANS SERVICING LP
Company
By:  Countrywide GP, Inc., its General Partner

By:_________________________________
Name:_______________________________
Title:______________________________

ACKNOWLEDGED AND AGREED:

WELLS FARGO BANK,
NATIONAL ASSOCIATION

By:_________________________________
Name:_______________________________
Title:______________________________

                                        ATTACHMENT I

                                        CALLED LOANS

                                        ATTACHMENT 2

                                        2006-1 LOANS

                                        ATTACHMENT 3

                                         AGREEMENTS

                                                                                EXHIBIT I-6

                                   RECOGNITION AGREEMENT

      This is a Recognition  Agreement (this "Recognition  Agreement") made as of January 1,
2006, between EMC Mortgage  Corporation (the "EMC") and Countrywide Home Loans Servicing LP,
successor in interest to Countrywide Home Loans, Inc. (the "Company").

      WHEREAS,  EMC acquired  the  mortgage  loans  identified  on  Attachment 1 hereto (the
"Mortgage  Loans")  through  the  exercise of an  optional  redemption  right held by EMC in connection  with the Bear  Stearns  ARM Trust  Mortgage  Pass-Through  Certificates,  Series
2002-9;

      WHEREAS,  the Company is currently  servicing the Mortgage  Loans in  accordance  with the terms and  conditions of the Seller's  Warranties and Servicing  Agreement,  dated as of
September  1, 2002,  as amended by  Amendment  No. 1,  dated as of  September  1, 2002,  and
Amendment  No. 2, dated as of  September  1, 2004 (as amended,  the  "Servicing  Agreement")
between the Company and EMC.

      In  consideration  of the mutual  promises and agreements  contained  herein,  and for other good and  valuable  consideration,  the  receipt and  sufficiency  of which are hereby acknowledged,  the  parties  hereto  agree that the  Mortgage  Loans shall be subject to the terms of this Recognition  Agreement.  Any capitalized  term used and not otherwise  defined herein shall have the meaning assigned to such term in the Servicing Agreement.

Recognition of EMC
From and after the date hereof, Company shall recognize EMC as owner of the Mortgage Loans and will service the Mortgage Loans for EMC pursuant to the terms of the Servicing
Agreement (as modified herein), the terms of which are incorporated herein by reference.

Assignment of Mortgage Loans and Recognition Agreement to Trustee
The Company hereby acknowledges that EMC will assign the Mortgage Loans, the Recognition
Agreement and the Servicing Agreement to JPMorgan Chase Bank, National Association, as
trustee for the holders of Bear Stearns Alt-A Trust, Mortgage Pass-Through Certificates,
Series 2006-1 (the "Trustee"), on January 31, 2006 pursuant to that certain Assignment,
Assumption and Recognition Agreement, to be dated as of January 31, 2006 (the "AAR
Agreement") among EMC, the Trustee and the Company. Company hereby acknowledges and consents to the assignment by EMC to the Trustee of all of EMC's rights under this
Recognition Agreement and to the enforcement or exercise of any right or remedy against
Company pursuant to this Recognition Agreement by the Trustee. Such enforcement of a right or remedy by the Trustee shall have the same force and effect as if the right or remedy had been enforced or exercised by EMC directly. Notwithstanding anything in this Recognition
Agreement to the contrary, Company acknowledges and agrees that its obligation to service the Mortgage Loans effected by this Recognition Agreement is not conditional upon EMC's subsequent assignment of the Mortgage Loans to the Trustee.

Representations, Warranties and Covenants
EMC warrants and represents to Company as of the date hereof:

EMC is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has full power and authority to execute, deliver and perform its obligations under this Recognition Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this
Recognition Agreement is in the ordinary course of EMC's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of EMC's charter or by-laws or any legal restriction, or any material agreement or instrument to which EMC is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which EMC or its property is subject. The execution, delivery and performance by EMC of this Recognition Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of EMC. This Recognition Agreement has been duly executed and delivered by EMC and, upon the due authorization, execution and delivery by Company, will constitute the valid and legally binding obligation of EMC enforceable against EMC in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law; and

No material consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by EMC in connection with the execution, delivery or performance by EMC of this Recognition
Agreement, or the consummation by it of the transactions contemplated hereby.

Company warrants and represents to, and covenants with, EMC as of the date hereof:

Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to service the
Mortgage Loans and otherwise to perform its obligations under this Recognition Agreement which incorporates by reference the Servicing Agreement (as modified herein);

Company has full power and authority to execute, deliver and perform its obligations under this Recognition Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Recognition Agreement is in the ordinary course of Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Company's charter or by-laws or any legal restriction, or any material agreement or instrument to which Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Company or its property is subject. The execution, delivery and performance by Company of this Recognition Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of Company. This Recognition Agreement has been duly executed and delivered by
Company, and, upon the due authorization, execution and delivery by EMC, will constitute the valid and legally binding obligation of Company, enforceable against Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law; and

No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Company in connection with the execution, delivery or performance by Company of this Recognition Agreement, or the consummation by it of the transactions contemplated hereby or if required, such consent, approval, authorization or order has been obtained prior to the date hereof.

Modification of the Servicing Agreement
The Company and EMC hereby modify the Servicing Agreement with respect to the Mortgage
Loans as follows:

      The following definitions are added to Article I of the Servicing Agreement:

            Assignee:  JPMorgan  Chase  Bank,  National  Association,  as  trustee  for  the holders of Bear  Stearns  ALT-A  Trust  2006-1,  Mortgage  Pass-Through  Certificates,
      Series 2006-1.

            Pooling and Servicing  Agreement:  That certain pooling and servicing agreement, dated as of January 1, 2006,  among  BSABS,  the  Trustee,  the Master  Servicer,  the
      Securities Administrator and the Purchaser.

            BSABS:  Bear Stearns Asset Backed Securities I LLC.

            Securities Administrator: Wells Fargo Bank, National Association.

            Trustee:  JPMorgan  Chase  Bank,  National  Association,  or  its  successor  in interest,  or any successor trustee appointed as provided in the Pooling and Servicing
      Agreement.

      The following shall be added as Section 12.12 of the Servicing Agreement:

            For purposes of this Agreement,  any Master Servicer shall be considered a third party  beneficiary to this Agreement  entitled to all the rights and benefits accruing to any Master Servicer herein as if it were a direct party to this Agreement.

Miscellaneous

Company acknowledges that the Mortgage Loans may be part of a REMIC and hereby agrees that in the event that Company is notified in writing by EMC that such Mortgage Loans are part of a REMIC, Company will service such Mortgage Loans in accordance with the Servicing
Agreement (as modified herein) and shall negotiate in good faith any reasonable amendments thereto to insure that such Mortgage Loans are serviced in a manner that would not (i)
cause any REMIC to fail to qualify as a REMIC or (ii) result in the imposition of a tax upon any REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in
Section 860G(d) of the Code).  It is the intention of EMC and Company that this Recognition
Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto.

All demands, notices and communications related to the Mortgage Loans and this Recognition
Agreement shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by registered mail, postage prepaid, as follows:

In the case of Company,

           Countrywide Home Loans Servicing LP
           400 Countrywide Way
           Simi Valley, California  93065
           Attention: Lupe Montero

           With a copy to:  General Counsel

            c.    In the case of EMC,

           EMC Mortgage Corporation
           MacArthur Ridge II
           909 Hidden Ridge Drive, Suite 200
           Irving, Texas 75038
           Attention: Ralene Ruyle

           Telecopy: (972) 444-2810

Each party will pay any commissions it has incurred and the reasonable fees of its attorneys in connection with the negotiations for, documenting of and closing of the transactions contemplated by this Recognition Agreement.

This Recognition Agreement shall be construed in accordance with the laws of the State of
New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

No term or provision of this Recognition Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

This Recognition Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which Company or EMC may be merged or consolidated shall, without the requirement for any further writing, be deemed Company or EMC, respectively, hereunder.

This Recognition Agreement shall survive the conveyances of the Mortgage Loans and the assignment of the Servicing Agreement (as modified herein) and this Recognition Agreement and the Mortgage Loans by EMC to the Trustee as contemplated in this Recognition Agreement and the AAR Agreement.

This Recognition Agreement may be executed simultaneously in any number of counterparts.
Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

In the event that any provision of this Recognition Agreement conflicts with any provision of the Servicing Agreement with respect to the Mortgage Loans, the terms of this
Recognition Agreement shall control.

      IN WITNESS WHEREOF, the parties hereto have executed this Recognition  Agreement as of the day and year first above written.

                                    EMC MORTGAGE CORPORATION

                                    By:_________________________________
                                    Name:_______________________________
                                    Title:______________________________
                                    COUNTRYWIDE HOME LOANS SERVICING LP
                                    By:  Countrywide GP, Inc., its general partner

                                    By:_________________________________
                                    Name:_______________________________
                                    Title:______________________________

                                        ATTACHMENT 1

                                       MORTGAGE LOANS

                                        ATTACHMENT 2

                                    SERVICING AGREEMENT

                                                                                 EXHIBIT I-7

                            ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

  This Assignment, Assumption and Recognition Agreement (the "AAR Agreement") is made and entered into as of January 31, 2006 (the "Closing Date"), among EMC Mortgage Corporation
(the "Assignor"), JPMorgan Chase Bank, National Association, not in its individual capacity but solely as trustee for the holders of Bear Stearns ALT-A Trust 2006-1, Mortgage
Pass-Through Certificates, Series 2006-1 (the "Assignee") and EverHome Mortgage Company
(f/k/a Alliance Mortgage Company) (the "Company").

  Whereas, pursuant to the Recognition Agreement, dated as of January 1, 2006, between the
Assignor and the Company (the "Recognition Agreement"), the Company agreed to service the mortgage loans listed on Attachment 1 annexed hereto (the "Called Mortgage Loans") in accordance with the terms and conditions of the Subservicing Agreement, dated as of August
1, 2002, as amended by Amendment No. [1], dated as of January [__], 2006, between the
Company and the Assignor (as amended and modified in the Recognition Agreement, the
"Subservicing Agreement");

  Whereas, the Assignor purchased certain mortgage loans (the "Market Street Loans") from
Market Street Mortgage Corporation ("Market Street") pursuant to that certain Mortgage Loan
Purchase and Interim Servicing Agreement, dated as of March 1, 2002, between the Assignor and Market Street, and those certain Term Sheets, dated as of September 19, 2005, and
October 27, 2005, each between the Assignor and Market Street;

  Whereas, the Assignor purchased certain mortgage loans (the "Paul Financial Loans" and, together with the Market Street Loans, the "2006-1 Mortgage Loans," listed on Attachment 2 annexed hereto) from Paul Financial, LLC ("Paul Financial") pursuant to that certain
Mortgage Loan Purchase and Interim Servicing Agreement, dated as of October 1, 2003, between the Assignor and Paul Financial, and that certain Term Sheet, dated June 28, 2005, between the Assignor and Paul Financial; and

      Whereas, the Company agreed to service the 2006-1 Mortgage Loans in accordance with the terms and conditions of the Subservicing Agreement.

  In consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the mortgage loans listed on Attachment 1 and
Attachment 2 annexed hereto (collectively, the "Assigned Loans") shall be subject to the terms of this AAR Agreement.  Any capitalized term used and not otherwise defined herein shall have the meaning assigned to such term in the Subservicing Agreement.

Assignment and Assumption

1.    Except as expressly  provided for herein,  the Assignor  hereby grants,  transfers and assigns to the  Assignee  all of its right,  title and  interest as in, to and under (a) the
Assigned Loans and (b) as they relate to the Assigned Loans,  the Recognition  Agreement and
the Subservicing Agreement.  Notwithstanding  anything to the contrary contained herein, the
Assignor is not  assigning  to the  Assignee any of its right,  title and  interest,  to and under the  Subservicing  Agreement  with respect to any other  mortgage  loan other than the
Assigned Loans.  Except as is otherwise  expressly  provided  herein,  the Assignor makes no representations,  warranties or covenants to the Assignee and the Assignee acknowledges that the  Assignor  has no  obligations  to the  Assignee  under  the  terms  of the  Recognition
Agreement or Subservicing  Agreement or otherwise  relating to the transaction  contemplated herein (including, but not limited to, any obligation to indemnify the Assignee).

      Assignor  acknowledges and agrees that upon execution of this Agreement,  the Assignee shall  become  the  "Owner"  under  the  Subservicing  Agreement,  and all  representations, warranties  and covenants by the "Company" to the "Owner" under the  Subservicing  Agreement including,  but not  limited  to,  the rights to receive  indemnification,  shall  accrue to
Assignee by virtue of this Agreement.

Representations, Warranties and Covenants

2.    Assignor  warrants and represents to, and covenants  with,  Assignee and Company as of the date hereof that:

a.    Attached  hereto as Attachment 3 and  Attachment 4 are true and correct  copies of the
               Subservicing  Agreement  and  Recognition  Agreement,  respectively,  each of which is in full  force and effect as of the date  hereof and the  provisions of which have not been waived,  amended or modified in any  respect,  nor has any notice of termination been given thereunder;

b.    Assignor is the lawful  owner of the  Assigned  Loans with full right to transfer  the
               Assigned  Loans  and any and all of its  interests,  rights  and  obligations under  the  Subservicing  Agreement  and the  Recognition  Agreement  as they relate to the  Assigned  Loans,  free and clear  from any and all  claims and encumbrances;  and upon the  transfer  of the  Assigned  Loans to Assignee as contemplated  herein and in the Mortgage Loan Purchase  Agreement dated as of
               January  31,  2006  between  the  Assignor  and  Bear  Stearns  Asset  Backed
               Securities I LLC ("BSABS"),  Assignee shall have good title to each and every
               Assigned  Loan,  as well as any and all of Assignor's  interests,  rights and obligations  under the Subservicing  Agreement and the Recognition  Agreement
               as they relate to the  Assigned  Loans,  free and clear of any and all liens, claims and encumbrances;

c.    There are no offsets,  counterclaims  or other defenses  available to the Company with respect to the Assigned Loans, the Recognition  Agreement or the Subservicing
               Agreement;

d.    Assignor has no knowledge of, and has not received  notice of, any waivers  under,  or any modification of, any Assigned Loan;

e.    Assignor is duly  organized,  validly  existing and in good standing under the laws of the  jurisdiction  of its  incorporation,  and has all  requisite  power  and authority to acquire, own and sell the Assigned Loans;

f.    Assignor has full  corporate  power and authority to execute,  deliver and perform its obligations under this AAR Agreement,  and to consummate the transactions set forth herein.  The consummation of the transactions  contemplated by this AAR
               Agreement  is in the  ordinary  course of  Assignor's  business  and will not conflict  with,  or result in a breach of, any of the  terms,  conditions  or provisions of Assignor's  articles of  incorporation  or by-laws or any legal restriction,  or any material  agreement or instrument  to which  Assignor is now a party or by which it is bound,  or result in the  violation of any law, rule,  regulation,  order,  judgment  or  decree  to  which  Assignor  or its property is subject.  The execution,  delivery and performance by Assignor of
               this  AAR  Agreement  and  the   consummation  by  it  of  the   transactions
               contemplated  hereby,  have been duly  authorized by all necessary  corporate action on part of Assignor.  This AAR  Agreement  has been duly  executed and delivered  by  Assignor  and,  upon  the  due  authorization,  execution  and delivery by Assignee and the parties  hereto,  will  constitute the valid and legally  binding  obligation  of  Assignor  enforceable  against  Assignor in accordance  with  its  terms  except  as  enforceability  may be  limited  by bankruptcy, reorganization,  insolvency, moratorium or other similar laws now or  hereafter  in effect  relating to  creditors'  rights  generally,  and by
               general  principles  of  equity  regardless  of  whether   enforceability  is
               considered in a proceeding in equity or at law; and

g.    No  consent,   approval,  order  or  authorization  of,  or  declaration,   filing  or
               registration  with,  any  governmental  entity is  required to be obtained or made by Assignor in connection  with the  execution,  delivery or performance by  Assignor  of  this  AAR  Agreement,  or  the  consummation  by it of  the transactions  contemplated hereby.  Neither Assignor nor anyone acting on its behalf has offered,  transferred,  pledged, sold or otherwise disposed of the
               Assigned Loans or any interest in the Assigned  Loans, or solicited any offer to buy or accept a  transfer,  pledge or other  disposition  of the  Assigned
               Loans,  or any interest in the  Assigned  Loans or  otherwise  approached  or negotiated  with  respect  to the  Assigned  Loans,  or any  interest  in the
               Assigned  Loans  with  any  Person  in  any  manner,   or  made  any  general
               solicitation  by means of  general  advertising  or in any other  manner,  or taken any other action which would  constitute a distribution of the Assigned
               Loans under the  Securities Act of 1933, as amended (the "1933 Act") or which would render the  disposition  of the Assigned Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto.

3.    The Assignee  warrants and  represents  to, and covenants  with,  the Assignor and the
Company as of the date hereof that:

a.    Assignee is duly  organized,  validly  existing and in good standing under the laws of the  jurisdiction  of its  organization  and  has  all  requisite  power  and authority  to hold  the  Assigned  Loans on  behalf  of the  holders  of Bear
               Stearns  ALT-A  Trust  2006-1,  Mortgage  Pass-Through  Certificates,  Series
               2006-1;

b.    Assignee has full  corporate  power and authority to execute,  deliver and perform its obligations under this AAR Agreement,  and to consummate the transactions set forth herein.  The consummation of the transactions  contemplated by this AAR
               Agreement  is in the  ordinary  course of  Assignee's  business  and will not conflict  with,  or result in a breach of, any of the  terms,  conditions  or provisions of Assignee's charter or by-laws or any legal restriction,  or any material  agreement  or  instrument  to which  Assignee  is now a party or by which it is bound,  or result in the violation of any law, rule,  regulation, order,  judgment or decree to which Assignee or its property is subject.  The execution,  delivery and  performance  by Assignee of this AAR  Agreement and the consummation by it of the  transactions  contemplated  hereby,  have been duly authorized by all necessary  corporate action on part of Assignee.  This
               AAR  Agreement has been duly executed and delivered by Assignee and, upon the due  authorization,  execution  and  delivery  by  Assignor  and the  parties hereto,  will constitute the valid and legally binding obligation of Assignee
               enforceable   against  Assignee  in  accordance  with  its  terms  except  as enforceability  may be limited  by  bankruptcy,  reorganization,  insolvency, moratorium  or other  similar  laws now or  hereafter  in effect  relating to creditors' rights generally,  and by general  principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

c.    No  consent,   approval,  order  or  authorization  of,  or  declaration,   filing  or
               registration  with,  any  governmental  entity is  required to be obtained or made by Assignee in connection  with the  execution,  delivery or performance by  Assignee  of  this  AAR  Agreement,  or  the  consummation  by it of  the transactions contemplated hereby; and

d.    The  Assignee  assumes  for the  benefit of each of  Assignor  and  Company all of the rights and  obligations of the Assignor under the  Recognition  Agreement and the Subservicing  Agreement with respect to the Assigned Loans other than the right to  enforce  the  obligations  of the  Company  under the  Subservicing
               Agreement.

4.    Company warrants and represents to, and covenants with,  Assignor and Assignee,  as of the date hereof, that:

a.    Attached  hereto as Attachment 3 and Attachment 4 are true and accurate  copies of the
               Recognition  Agreement  and  Subservicing  Agreement,  respectively,  each of which is in full  force and effect as of the date  hereof and the  provisions of which have not been waived,  amended or modified in any  respect,  nor has any notice of termination been given thereunder;

b.    Company is duly  organized,  validly  existing and in good standing  under the laws of the  jurisdiction  of its  incorporation,  and has all  requisite  power  and authority  to  service  the  Assigned  Loans and  otherwise  to  perform  its obligations under the Recognition Agreement and the Subservicing Agreement;

c.    Company has full  corporate  power and  authority to execute,  deliver and perform its obligations under this AAR Agreement,  and to consummate the transactions set forth herein.  The consummation of the transactions  contemplated by this AAR
               Agreement  is in the  ordinary  course  of  Company's  business  and will not conflict  with,  or result in a breach of, any of the  terms,  conditions  or provisions  of Company's  articles of  incorporation  or by-laws or any legal restriction,  or any material agreement or instrument to which Company is now a party or by which it is  bound,  or  result  in the  violation  of any law, rule, regulation,  order, judgment or decree to which Company or its property is subject.  The execution,  delivery and  performance by Company of this AAR
               Agreement  and  the  consummation  by it  of  the  transactions  contemplated hereby,  have been duly authorized by all necessary  corporate action on part of Company.  This AAR  Agreement  has been duly  executed  and  delivered  by
               Company, and, upon the due authorization,  execution and delivery by Assignor and Assignee,  will  constitute the valid and legally  binding  obligation of
               Company,  enforceable  against Company in accordance with its terms except as enforceability  may be limited  by  bankruptcy,  reorganization,  insolvency, moratorium  or other  similar  laws now or  hereafter  in effect  relating to creditors' rights generally,  and by general  principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

d.    No  consent,   approval,  order  or  authorization  of,  or  declaration,   filing  or
               registration  with,  any  governmental  entity is  required to be obtained or made by Company in connection with the execution,  delivery or performance by
               Company of this AAR Agreement,  or the consummation by it of the transactions contemplated hereby;

e.    Company  shall  establish  a  Custodial  Account  and  an  Escrow  Account  under  the
               Subservicing  Agreement  in favor of Assignee  with  respect to the  Assigned
               Loans  separate from the Custodial  Accounts and Escrow  Accounts  previously established under the Subservicing Agreement in favor of Assignor;

f.    Pursuant to Section 10.02 of the Subservicing  Agreement,  the Company hereby restates
               the   representations  and  warranties  set  forth  in  Article  III  of  the
               Subservicing  Agreement  with  respect to the  Company  and/or  the  Assigned
               Loans; and

g.    Neither  this  AAR  Agreement  nor  any  certification,  statement,  report  or  other agreement,  document  or  instrument  furnished  or to be  furnished  by  the
               Company  pursuant  to  this  AAR  Agreement  contains  or  will  contain  any materially  untrue  statement  of fact or omits or will  omit to state a fact necessary to make the statements contained therein not misleading.

5.    Assignor  hereby  agrees to indemnify and hold the Assignee  (and its  successors  and assigns) harmless against any and all claims, losses, penalties,  fines, forfeitures,  legal fees and related  costs,  judgments,  and any other costs,  fees and expenses  that Assignee
(and its  successors  and  assigns)  may  sustain  in any way  related  to any breach of the representations  or  warranties of Assignor set forth in this AAR Agreement or the breach of any covenant or condition contained herein.

Recognition of Assignee

      6.    From and after the date hereof,  Company  shall  recognize  Assignee as owner of the Assigned Loans,  and  acknowledges  that the Assigned Loans are intended to be part of a
REMIC or  multiple  REMICs,  and will  service the  Assigned  Loans in  accordance  with the
Subservicing Agreement,  the Recognition Agreement and this AAR Agreement but in no event in a manner that would (i) cause any such intended  REMIC to fail to qualify as a REMIC or (ii)
result in the  imposition of a tax upon any such intended  REMIC  (including but not limited to the tax on prohibited  transactions as defined in Section  860F(a)(2) of the Code and the tax on  contributions  to a REMIC set  forth in  Section  860G(d)  of the  Code).  It is the intention of Assignor,  Company and Assignee that this AAR  Agreement  shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto.  Neither
Company nor Assignor shall amend or agree to amend,  modify,  waive,  or otherwise alter any of the terms or provisions of the  Subservicing  Agreement or  Recognition  Agreement  which amendment,  modification,  waiver or other  alteration  would in any way affect the Assigned
Loans without the prior written consent of Assignee.

  7.  Notwithstanding any term hereof to the contrary, it is expressly understood and agreed by the parties hereto that (a) the execution and delivery of this AAR Agreement by the Assignee is solely in its capacity as trustee (the "Trustee") for Bear Stearns ALT-A
Trust 2006-1, Mortgage Pass-Through Certificates, Series 2006-1 pursuant to the Pooling and
Servicing Agreement (the "Pooling and Servicing Agreement"), dated as of January 1, 2006, among BSABS, the Assignor, the Assignee, Wells Fargo Bank, National Association, as master servicer (the "Master Servicer") and as securities administrator, and not individually, (b)
each of the representations, undertakings and agreements herein made on behalf of Bear
Stearns ALT-A Trust 2006-1 (the "Trust") is made and intended not as personal representations, undertakings and agreements of the Trustee but is made and intended for the purpose of binding only the Trust and (c) under no circumstances shall the Trustee be personally liable for the payment of any indebtedness or expenses of the Assignee or the
Trust or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Assignee, the Assignor or the Trust under this AAR
Agreement or made or undertaken by the Assignee, the Assignor or the Trust under the
Subservicing Agreement, the Recognition Agreement or the Pooling and Servicing Agreement.
Any recourse against the Assignee in respect of any obligations it may have under or pursuant to the terms of this AAR Agreement shall be limited solely to the assets it may hold as trustee of Bear Stearns ALT-A Trust 2006-1, Mortgage Pass-Through Certificates,
Series 2006-1.

            Miscellaneous

      8.    All  demands,  notices and  communications  related to the Assigned  Loans,  the
Subservicing  Agreement,  the  Recognition  Agreement  and  this AAR  Agreement  shall be in writing and shall be deemed to have been duly given if personally  delivered at or mailed by registered mail, postage prepaid, as follows:

a.    In the case of Company,
                  EverHome Mortgage Company
                  8100 Nations Way
                  Jacksonville, Florida
                  Attention:  Carolyn Cragg
                  Telecopier No.: (904) 281-6206

           with a copy to:
                  EverHome Mortgage Company
                  8100 Nations Way
                  Jacksonville, Florida
                  Attention:  Michael C. Koster
                  Telecopier No.: (904) 281-6145

b.    In the case of Assignor,
                  EMC Mortgage Corporation
                  Mac Arthur Ridge II
                  909 Hidden Ridge Drive, Suite 200
                  Irving, Texas  75038
                  Attention: Ms. Ralene Ruyle
                  Telecopier No.: (972) 442-2810

c.    In the case of Assignee,
                  JPMorgan Chase Bank, National Association
                  4 New York Plaza, 6th Floor
                  New York, NY  10004
                  Attention:  Worldwide Securities
                  Services-Structured Finance Services,
                  BSALTA 2006-1
                  Telecopier No.: (212) 623-5930

d.    In the case of the Securities Administrator,
                  Wells Fargo Bank, National Association
                  9062 Old Annapolis Road
                  Columbia, Maryland 21045
                  Attention: BSALTA 2006-1
                  Telecopier No.: (410) 715-2380

      9.    With  respect  to the  Subservicing  Agreement,  and with  respect  to any other servicing  agreement  executed between the Company and the Assignor related to the servicing of mortgage loans in connection with Bear Stearns ALT-A Trust 2006-1,  Mortgage Pass-Through
Certificates,  Series  2006-1  ("Other  Subservicing  Agreement"),  the  Company  agrees and acknowledges that a default by the Company under one Servicing  Agreement or Other Servicing
Agreement  which  continues  for a period in excess of the cure period  provided for in such
Servicing  Agreement or Other Servicing  Agreement shall constitute a default by the Company under each of the Servicing Agreement and Other Subservicing Agreement.

      10.   This AAR Agreement  shall be construed in accordance  with the laws of the State of New York,  without  regard to conflicts of law  principles  (other than Section 5-1401 of the New York  General  Obligations  Law),  and the  obligations,  rights and remedies of the parties hereunder shall be determined in accordance with such laws.

      11.   No term or  provision  of this AAR  Agreement  may be waived or modified  unless such waiver or  modification  is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

      12.   This AAR Agreement  shall inure to the benefit of the  successors and assigns of the parties  hereto.  Any entity into which  Assignor,  Assignee or Company may be merged or consolidated  shall,  without the requirement for any further  writing,  be deemed Assignor,
Assignee or Company, respectively, hereunder.

      13.   This AAR Agreement  shall  survive the  conveyance  of the Assigned  Loans,  the assignment of the Recognition  Agreement or the Subservicing  Agreement to the extent of the
Assigned Loans by Assignor to Assignee and the termination of the  Recognition  Agreement or
Subservicing Agreement.

      14.   This  AAR   Agreement   may  be  executed   simultaneously   in  any  number  of
counterparts.  Each counterpart  shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

      15.   In the  event  that any  provision  of this  AAR  Agreement  conflicts  with any provision  of the  Recognition  Agreement  or  Subservicing  Agreement  with  respect to the
Assigned Loans, the terms of this AAR Agreement shall control.

      16.   The Company hereby acknowledges that Wells Fargo Bank, National  Association has been  appointed  as the master  servicer of the Assigned  Loans  pursuant to the Pooling and
Servicing  Agreement and therefor has the right to enforce all  obligations  of the Company, as they  relate  to the  Assigned  Loans,  under  the  Recognition  Agreement,  Subservicing
Agreement and this AAR Agreement.  Such rights will include,  without limitation,  the right to terminate the Servicer under the  Subservicing  Agreement upon the occurrence of an event of default  thereunder,  the right to receive  all  remittances  required  to be made by the
Company  under the  Subservicing  Agreement,  the right to receive all  monthly  reports and other data required to be delivered by the Company  under the  Subservicing  Agreement,  the right to examine  the books and  records of the  Company,  indemnification  rights,  and the right to exercise  certain  rights of consent and approval  relating to actions taken by the
Company. The Company shall make all distributions under the Subservicing  Agreement, as they relate to the  Assigned  Loans,  to the Master  Servicer  by wire  transfer  of  immediately available funds to:

                        Wells Fargo Bank, National Association
                        ABA#121000248
                        Account Name: SAS Clearing
                        Account # 3970771416
                        FFC to: BSALTA 2006-1, Account #50891700.

            and the Company  shall  deliver all reports  required to be delivered  under the
Subservicing  Agreement,  as they  relate to the  Assigned  Loans,  to the  Assignee  at the address set forth in Section 9(c) herein and to the Master Servicer at:

                        Wells Fargo Bank, National Association
                        9062 Old Annapolis Road
                        Columbia, Maryland 21045
                        Attention: BSALTA 2006-1
                        Telecopier No.: (410) 715-2380

            IN WITNESS WHEREOF,  the parties hereto have executed this Agreement on the date first above written.

            EMC MORTAGE CORPORATION,
            JPMORGAN     CHASE     BANK,
                the Assignor
            NATIONAL  ASSOCIATION,  as trustee,  the
                                         Assignee

            By:_______________________________
            By:_______________________________
            Its:______________________________
            Its:______________________________

            EVERHOME MORTGAGE COMPANY,
            the Company

            By:_______________________________
            Its:______________________________

            Acknowledged and Agreed

            WELLS FARGO BANK,
            NATIONAL ASSOCIATION

            By:______________________________
            Its:_____________________________

                                        ATTACHMENT 1

                                        CALLED LOANS

                                  (Provided Upon Request)

                                        ATTACHMENT 2

                                   2006-1 MORTGAGE LOANS

                                  (Provided Upon Request)

                                        ATTACHMENT 3

                                   RECOGNITION AGREEMENT

                                       (See Tab [__])

                                        ATTACHMENT 4

                                   SUBSERVICING AGREEMENT

                                  (Provided Upon Request)

                                                                                 EXHIBIT I-8

                                   RECOGNITION AGREEMENT

  This is a Recognition Agreement (this "Recognition Agreement") made as of January 1,
2006, between EMC Mortgage Corporation ("EMC") and EverHome Mortgage Company (f/k/a
Alliance Mortgage Company) (the "Company").

  WHEREAS, the mortgage loans identified on Attachment 1 hereto (the "2002-9 Mortgage
Loans") were acquired by EMC through the exercise of an optional redemption right held by
EMC in connection with the Bear Stearns ARM Trust 2002-9, Mortgage Pass-Through
Certificates, Series 2002-9;

  WHEREAS, the mortgage loans identified on Attachment 2 hereto (the "2003-1 Mortgage
Loans") were acquired by EMC through the exercise of an optional redemption right held by
EMC in connection with the Bear Stearns ALT-A Trust 2003-1, Mortgage Pass-Through
Certificates, Series 2003-1;

  WHEREAS, the mortgage loans identified on Attachment 3 hereto (the "2005-9 Mortgage
Loans" and, together with the 2002-9 Mortgage Loans and the 2003-1 Mortgage Loans, the
"Mortgage Loans") were acquired by EMC through the exercise of an optional redemption right held by EMC in connection with the Bear Stearns ARM Trust 2005-9, Mortgage Pass-Through
Certificates, Series 2005-9; and

  WHEREAS, the Company agreed to service the Mortgage Loans in accordance with the terms and conditions of the Subservicing Agreement, dated as of August 1, 2002, as amended by
Amendment No. [1], dated as of January [__], 2006, between the Assignor and Company (as amended, the "Subservicing Agreement").

  In consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Mortgage Loans shall be subject to the terms of this Recognition Agreement.  Any capitalized term used and not otherwise defined herein shall have the meaning assigned to such term in the Subservicing Agreement.

Recognition of EMC

1.    From and  after the date  hereof,  the  Company  shall  recognize  EMC as owner of the
Mortgage  Loans and will  service the  Mortgage  Loans for EMC  pursuant to the terms of the
Subservicing  Agreement  (as  modified  herein) as if EMC and the Company had entered into a separate  servicing  agreement  for the  servicing of the Mortgage  Loans in the form of the
Subservicing  Agreement (as modified herein),  the terms of which are incorporated herein by reference.

Assignment of Mortgage Loans and Recognition Agreement to Trustee

2.    The Company  hereby  acknowledges  that EMC will assign  certain of the Mortgage Loans and the Subservicing Agreement to JPMorgan Chase Bank, National Association,  as trustee for the holders of Bear Stearns Alt-A Trust, Mortgage Pass-Through  Certificates,  Series 2006-1
(the  "Trustee"),  on January 31, 2006 pursuant to that certain  Assignment,  Assumption and
Recognition  Agreement,  dated as of January 31, 2006 (the "AAR  Agreement")  among EMC, the
Trustee and the Company.  Company hereby  acknowledges and consents to the assignment by EMC to the  Trustee  of all of  EMC's  rights  against  Company  pursuant  to  this  Recognition
Agreement  and to the  enforcement  or  exercise  of any  right or  remedy  against  Company pursuant  to this  Recognition  Agreement  by the  Trustee,  to the extent  such  rights and remedies  pertain  to such  Mortgage  Loans.  Such  enforcement  of a right or remedy by the
Trustee  shall have the same force and effect as if the right or remedy had been enforced or exercised by EMC directly.  Notwithstanding  anything in this  Recognition  Agreement to the contrary,  Company acknowledges and agrees that its obligation to service the Mortgage Loans affected by this Recognition  Agreement is not conditional upon EMC's subsequent  assignment of the Mortgage Loans to the Trustee.

Representations, Warranties and Covenants

3.    EMC warrants and represents to Company as of the date hereof:

a.    EMC is a corporation  duly organized,  validly existing and in good standing under the laws  of  the  jurisdiction  of its  formation  and  has  full  power  and authority  to execute,  deliver and  perform  its  obligations  under this
                  Recognition  Agreement,  and to  consummate  the  transactions  set  forth
                  herein.  The  consummation  of  the  transactions   contemplated  by  this
                  Recognition  Agreement  is in the  ordinary  course of EMC's  business and will not  conflict  with,  or result  in a breach  of,  any of the  terms, conditions  or  provisions  of  EMC's  charter  or  by-laws  or any  legal restriction,  or any material  agreement or instrument to which EMC is now a party or by which it is bound,  or result in the  violation  of any law, rule,  regulation,  order, judgment or decree to which EMC or its property is  subject.  The  execution,  delivery  and  performance  by EMC of  this
                  Recognition  Agreement  and  the  consummation  by it of the  transactions contemplated  hereby, have been duly authorized by all necessary action on the part of EMC.  This  Recognition  Agreement  has been duly executed and delivered by EMC and, upon the due  authorization,  execution and delivery by Company,  will constitute the valid and legally  binding  obligation of
                  EMC  enforceable  against  EMC in  accordance  with its  terms  except  as enforceability may be limited by bankruptcy,  reorganization,  insolvency, moratorium  or other  similar laws now or hereafter in effect  relating to
                  creditors'  rights  generally,   and  by  general   principles  of  equity
                  regardless  of whether  enforceability  is  considered  in a proceeding in equity or at law; and

b.    No material consent,  approval,  order or authorization of, or declaration,  filing or registration  with, any governmental  entity is required to be obtained or made by EMC in connection  with the execution,  delivery or performance by
                  EMC  of  this  Recognition  Agreement,  or the  consummation  by it of the transactions contemplated hereby.

4.    Company warrants and represents to, and covenants with, EMC as of the date hereof:

            Attached hereto as Attachment 4 is a true and accurate copy of the  Subservicing
                  Agreement;

            Company is duly organized,  validly existing and in good standing under the laws of the jurisdiction of its incorporation,  and has all requisite power and authority  to service  the  Mortgage  Loans and  otherwise  to perform its
                  obligations   under  the  Subservicing   Agreement  and  this  Recognition
                  Agreement;

            Company has full corporate  power and authority to execute,  deliver and perform its obligations  under this Recognition  Agreement,  and to consummate the transactions  set  forth  herein.  The  consummation  of the  transactions contemplated  by this  Recognition  Agreement is in the ordinary course of
                  Company's  business and will not conflict  with, or result in a breach of, any of the  terms,  conditions  or  provisions  of  Company's  charter  or by-laws or any legal restriction,  or any material agreement or instrument to which Company is now a party or by which it is bound,  or result in the violation  of any law,  rule,  regulation,  order,  judgment  or decree to which  Company or its  property is subject.  The  execution,  delivery and performance by Company of this Recognition  Agreement and the consummation by it of the transactions  contemplated  hereby, have been duly authorized
                  by  all  necessary   corporate  action  on  the  part  of  Company.   This
                  Recognition  Agreement  has been duly  executed and  delivered by Company, and,  upon the due  authorization,  execution  and  delivery by EMC,  will
                  constitute   the  valid  and  legally   binding   obligation  of  Company,
                  enforceable  against  Company  in  accordance  with its  terms  except  as enforceability may be limited by bankruptcy,  reorganization,  insolvency, moratorium  or other  similar laws now or hereafter in effect  relating to
                  creditors'  rights  generally,   and  by  general   principles  of  equity
                  regardless  of whether  enforceability  is  considered  in a proceeding in equity or at law; and

            No consent,  approval,  order or  authorization  of, or  declaration,  filing or registration  with, any governmental  entity is required to be obtained or made by Company in connection with the execution,  delivery or performance by Company of this  Recognition  Agreement,  or the  consummation by it of the transactions contemplated hereby.

            Modification of Subservicing Agreement

      5.    The Company and Assignor hereby amend the Subservicing Agreement as follows:

  The following definitions are added to Article I of the Subservicing Agreement:

        Assignee: JPMorgan Chase Bank, National Association, not in its individual capacity but solely as trustee for the holders of Bear Stearns ALT-A Trust
      2006-1, Mortgage Pass-Through Certificates, Series 2006-1.

        Master Servicer: Wells Fargo Bank, National Association, or its successors in interest that meet the qualifications of the Pooling and Servicing Agreement and this Agreement.

        Pooling and Servicing Agreement:  That certain pooling and servicing agreement, dated as of January 1, 2006, among Bear Stearns Asset Backed
      Securities I LLC, the Trustee, the Master Servicer and EMC Mortgage Corporation.

        Servicing Fee Rate:  A rate per annum equal to either (i) 0.375% or (ii)
      0.400% as set forth on the Mortgage Loan Schedule (as defined in the Mortgage
      Loan Purchase Agreement).

        Trustee:  JPMorgan Chase Bank, National Association, or its successor in interest, or any successor trustee appointed as provided in the Pooling and
      Servicing Agreement.

      The  following  shall  be added  as  clause  (n) of  Article  III of the  Subservicing
Agreement:

            "(n)  With respect to each  Mortgage  Loan,  information  regarding the borrower credit files  related to such  Mortgage  Loan has been  furnished to credit  reporting agencies in compliance  with the  provisions of the Fair Credit  Reporting Act and the applicable implementing regulations."

Miscellaneous

      6.    Notwithstanding   anything  to  the   contrary   contained   herein  or  in  the
Subservicing  Agreement Company  acknowledges that the Mortgage Loans may be part of a REMIC or multiple  REMICs and hereby agrees that in no event will it service the Mortgage Loans in a manner  that would (i) cause any REMIC to fail to qualify as a REMIC or (ii) result in the imposition of a tax upon any such intended  REMIC  (including  but not limited to the tax on prohibited  transactions  as  defined  in  Section  860F(a)(2)  of the  Code  and the tax on
contributions  to a REMIC set forth in Section  860G(d) of the Code). It is the intention of
EMC and Company that this  Recognition  Agreement  shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto.

      7.    All demands,  notices and communications  related to the Mortgage Loans and this
Recognition  Agreement  shall be in  writing  and shall be deemed to have been duly given if personally delivered or mailed by registered mail, postage prepaid, as follows:

            a.    In the case of Company,

                  EverHome Mortgage Company
                  8100 Nations Way
                  Jacksonville, Florida
                  Attention:  Carolyn Cragg
                  Telecopier No.: (904) 281-6206

                  with a copy to:

                  EverHome Mortgage Company
                  8100 Nations Way
                  Jacksonville, Florida
                  Attention:  Michael C. Koster
                  Telecopier No.: (904) 281-6145

            b.    In the case of EMC,

                  EMC Mortgage Corporation
                  MacArthur Ridge II
                  909 Hidden Ridge Drive, Suite 200
                  Irving, Texas 75038
                  Attention: Ralene Ruyle
                  Telecopy: (972) 444-2810

      8.    Each party will pay any  commissions it has incurred and the reasonable  fees of its attorneys in connection  with the  negotiations  for,  documenting of and closing of the transactions contemplated by this Recognition Agreement.

      9.    This  Recognition  Agreement  shall be construed in accordance  with the laws of the State of New York,  without regard to conflicts of law principles,  and the obligations, rights and remedies of the parties  hereunder  shall be determined  in accordance  with such laws.

      10.   No term or provision  of this  Recognition  Agreement  may be waived or modified unless such waiver or  modification  is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

      11.   This  Recognition  Agreement  shall inure to the benefit of the  successors  and assigns  of the  parties  hereto.  Any  entity  into  which  Company or EMC may be merged or consolidated  shall,  without the requirement for any further writing,  be deemed Company or
EMC, respectively, hereunder.

      12.   This  Recognition  Agreement shall survive the conveyances of the Mortgage Loans and the  assignment of the  Subservicing  Agreement and this  Recognition  Agreement and the
Mortgage Loans by EMC to the Trustee as contemplated in this  Recognition  Agreement and the
AAR Agreement.

      13.   This  Recognition  Agreement  may be  executed  simultaneously  in any number of counterparts.  Each counterpart  shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

      14.   In the event that any provision of this  Recognition  Agreement  conflicts  with any provision of the  Subservicing  Agreement with respect to the Mortgage Loans,  the terms of this Recognition Agreement shall control.

      IN WITNESS WHEREOF, the parties hereto have executed this Recognition Agreement as of the day and year first above written.

                                    EMC MORTGAGE CORPORATION

                                    By:_________________________________
                                    Name:_______________________________
                                    Title:______________________________

                                    EVERHOME MORTGAGE COMPANY

                                    By:_________________________________
                                    Name:_______________________________
                                    Title:______________________________

                                 ATTACHMENT 1

                             2002-9 MORTGAGE LOANS

                            (Available upon request)

                                  ATTACHMENT 2

                             2003-1 MORTGAGE LOANS

                            (Available upon request)

                                  ATTACHMENT 3

                              2005-9 MORTGAGE LOANS

                             (Available upon request)

                                  ATTACHMENT 4

                             SUBSERVICING AGREEMENT

                            (Available upon request)

                                                                                 EXHIBIT I-9

                      ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

      This is an Assignment, Assumption and Recognition Agreement (this "AAR Agreement")
made as of January 31, 2006, among EMC Mortgage Corporation (the "Assignor"), JPMorgan
Chase Bank, National Association, not in its individual capacity but solely as trustee for the holders of Bear Stearns ALT-A Trust 2006-1, Mortgage Pass-Through Certificates, Series
2006-1 (the "Assignee") and GMAC Mortgage Corporation (the "Company").

      Whereas, pursuant to the Recognition Agreement, dated as of January 1, 2006, between the Assignor and the Company (the "Recognition Agreement"), the Company agreed to service the mortgage loans listed on Attachment 1 annexed hereto (the "Assigned Loans") in accordance with the terms and conditions of the Servicing Agreement, dated as of May 1,
2001, as amended by Amendment No. 1, dated as of October 1, 2001, Amendment No. 2, dated as of July 31, 2002, and Amendment No. 3 dated as of December 20, 2005 (as amended, the
"Servicing Agreement"), between the Company and Assignor, as modified in the Recognition
Agreement.

      In consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto also agree that the Assigned Loans shall be subject to the terms of this AAR Agreement.  Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Servicing Agreement.

Assignment and Assumption

1.    Assignor hereby grants,  transfers and assigns to Assignee all of the right, title and interest of Assignor in the Assigned  Loans and, as they relate to the Assigned  Loans,  all of its  right,  title  and  interest  in, to and under  the  Recognition  Agreement  and the
Servicing  Agreement.  Assignor  specifically  reserves  and does not assign to Assignee any right,  title and  interest in, to or under any mortgage  loans  subject to the  Recognition
Agreement and the Servicing Agreement other than those set forth on Attachment 1.

Representations, Warranties and Covenants

2.    Assignor warrants and represents to Assignee and Company as of the date hereof:

a.    Attached  hereto  as  Attachment  2 is a true  and  accurate  copy  of  the  Servicing
                  Agreement and attached  hereto as Attachment 3 is a true and accurate copy of the  Recognition  Agreement,  each of which is in full force and effect as of the date hereof and the  provisions  of which have not been  waived, amended or  modified  in any  respect,  nor has any notice of  termination been given thereunder;

b.    Assignor is the lawful  owner of the  Assigned  Loans with full right to transfer  the
                  Assigned  Loans and any and all of its interests,  rights and  obligations under  the  Recognition  Agreement  and the  Servicing  Agreement  as they relate to the Assigned  Loans,  free and clear from any and all claims and encumbrances;  and upon the transfer of the Assigned  Loans to Assignee as contemplated  herein and in the Mortgage Loan Purchase  Agreement dated as of January 31, 2006 between the  Assignor  and Bear  Stearns  Asset Backed
                  Securities  I LLC  ("BSABS"),  Assignee  shall have good title to each and every  Assigned  Loan, as well as any and all of Assignor's  interests and rights under the  Recognition  Agreement  and the  Servicing  Agreement as
                  they relate to the  Assigned  Loans,  free and clear of any and all liens, claims and encumbrances;

c.    There are no  offsets,  counterclaims  or other  defenses  available  to Company  with respect to the Assigned Loans, the Recognition  Agreement or the Servicing
                  Agreement;

d.    Assignor has no knowledge of, and has not received  notice of, any waivers  under,  or any modification of, any Assigned Loan;

e.    Assignor is duly  organized,  validly  existing and in good standing under the laws of the  jurisdiction  of its  incorporation,  and has all requisite power and authority to acquire, own and sell the Assigned Loans;

f.    Assignor has full  corporate  power and authority to execute,  deliver and perform its obligations  under this AAR Agreement,  and to consummate the transactions set forth herein.  The  consummation of the  transactions  contemplated by this AAR Agreement is in the ordinary  course of  Assignor's  business and will not  conflict  with,  or result  in a breach  of,  any of the  terms, conditions or  provisions  of  Assignor's  charter or by-laws or any legal restriction,  or any material agreement or instrument to which Assignor is now a party or by which it is bound,  or result  in the  violation  of any law, rule, regulation,  order, judgment or decree to which Assignor or its property is subject.  The execution,  delivery and performance by Assignor of this  AAR  Agreement  and the  consummation  by it of the  transactions contemplated  hereby, have been duly authorized by all necessary corporate action on part of  Assignor.  This AAR  Agreement  has been duly  executed and delivered by Assignor and, upon the due  authorization,  execution and delivery by Assignee and Company,  will  constitute  the valid and legally binding obligation of Assignor  enforceable against Assignor in accordance with its terms  except as  enforceability  may be limited  by  bankruptcy, reorganization,  insolvency,  moratorium  or  other  similar  laws  now or hereafter  in effect  relating  to  creditors'  rights  generally,  and by general  principles  of equity  regardless  of whether  enforceability  is considered in a proceeding in equity or at law; and

g.    No  consent,   approval,  order  or  authorization  of,  or  declaration,   filing  or
                  registration  with, any governmental  entity is required to be obtained or
                  made  by  Assignor  in  connection   with  the   execution,   delivery  or
                  performance by Assignor of this AAR Agreement,  or the  consummation by it of the  transactions  contemplated  hereby.  Neither  Assignor  nor anyone acting on its behalf has offered, transferred,  pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned  Loans,  or solicited  any  offer  to  buy or  accept  a  transfer,  pledge  or  other disposition of the Assigned  Loans,  or any interest in the Assigned Loans or otherwise  approached or negotiated with respect to the Assigned Loans, or any  interest in the Assigned  Loans with any Person in any manner,  or made any general  solicitation  by means of general  advertising or in any other  manner,  or  taken  any  other  action  which  would  constitute  a distribution  of the Assigned  Loans under the  Securities Act of 1933, as amended  (the "1933 Act") or which  would  render the  disposition  of the
                  Assigned  Loans a  violation  of  Section  5 of the  1933  Act or  require registration pursuant thereto.

3.    Assignee  warrants and represents to, and covenants  with,  Assignor and Company as of the date hereof:

a.    Assignee is duly  organized,  validly  existing and in good standing under the laws of the  jurisdiction  of its  organization  and has all  requisite  power and authority  to hold the  Assigned  Loans on behalf of the  holders  of Bear
                  Stearns  ALT-A Trust 2006-1,  Mortgage  Pass-Through  Certificates  Series
                  2006-1;

b.    Assignee has full  corporate  power and authority to execute,  deliver and perform its obligations  under this AAR Agreement,  and to consummate the transactions set forth herein.  The  consummation of the  transactions  contemplated by this AAR Agreement is in the ordinary  course of  Assignee's  business and will not  conflict  with,  or result  in a breach  of,  any of the  terms, conditions or  provisions  of  Assignee's  charter or by-laws or any legal restriction,  or any material agreement or instrument to which Assignee is now a party or by which it is bound,  or result  in the  violation  of any law, rule, regulation,  order, judgment or decree to which Assignee or its property is subject.  The execution,  delivery and performance by Assignee of this  AAR  Agreement  and the  consummation  by it of the  transactions contemplated  hereby, have been duly authorized by all necessary corporate action on part of  Assignee.  This AAR  Agreement  has been duly  executed and delivered by Assignee and, upon the due  authorization,  execution and delivery by Assignor and Company,  will  constitute  the valid and legally binding obligation of Assignee  enforceable against Assignee in accordance with its terms  except as  enforceability  may be limited  by  bankruptcy, reorganization,  insolvency,  moratorium  or  other  similar  laws  now or hereafter  in effect  relating  to  creditors'  rights  generally,  and by general  principles  of equity  regardless  of whether  enforceability  is considered in a proceeding in equity or at law;

c.    No  consent,   approval,  order  or  authorization  of,  or  declaration,   filing  or
                  registration  with, any governmental  entity is required to be obtained or
                  made  by  Assignee  in  connection   with  the   execution,   delivery  or
                  performance by Assignee of this AAR Agreement,  or the  consummation by it of the transactions contemplated hereby; and

d.    The  Assignee  assumes  for the  benefit  of  each  of  Assignor  and  Company  all of
                  Assignor's  rights  under  the  Recognition  Agreement  and the  Servicing
                  Agreement but solely with respect to such Assigned Loans.

4.    Company  warrants and represents to, and covenants  with,  Assignor and Assignee as of the date hereof:

a.    Attached  hereto  as  Attachment  2 is a true  and  accurate  copy  of  the  Servicing
                  Agreement and attached  hereto as Attachment 3 is a true and accurate copy of the  Recognition  Agreement,  each of which is in full force and effect as of the date hereof and the  provisions  of which have not been  waived, amended or  modified  in any  respect,  nor has any notice of  termination been given thereunder;

b.    Company is duly  organized,  validly  existing and in good standing  under the laws of the  jurisdiction  of its  incorporation,  and has all requisite power and authority  to service  the  Assigned  Loans and  otherwise  to perform its obligations under the Recognition Agreement and the Servicing Agreement;

c.    Company has full  corporate  power and  authority to execute,  deliver and perform its obligations  under this AAR Agreement,  and to consummate the transactions set forth herein.  The  consummation of the  transactions  contemplated by this AAR  Agreement  is in the ordinary  course of Company's  business and will not  conflict  with,  or result  in a breach  of,  any of the  terms, conditions  or provisions of Company's  articles of  incorporation  or any legal  restriction,  or any  material  agreement  or  instrument  to which
                  Company  is  now a  party  or by  which  it is  bound,  or  result  in the violation  of any law,  rule,  regulation,  order,  judgment  or decree to which  Company or its  property is subject.  The  execution,  delivery and performance  by Company of this AAR Agreement and the  consummation  by it of the transactions  contemplated hereby, have been duly authorized by all necessary  corporate  action on part of Company.  This AAR  Agreement  has
                  been  duly  executed  and   delivered  by  Company,   and,  upon  the  due
                  authorization,  execution  and  delivery by Assignor  and  Assignee,  will
                  constitute   the  valid  and  legally   binding   obligation  of  Company,
                  enforceable  against  Company  in  accordance  with its  terms  except  as enforceability may be limited by bankruptcy,  reorganization,  insolvency, moratorium  or other  similar laws now or hereafter in effect  relating to
                  creditors'  rights  generally,   and  by  general   principles  of  equity
                  regardless  of whether  enforceability  is  considered  in a proceeding in equity or at law;

d.    No  consent,   approval,  order  or  authorization  of,  or  declaration,   filing  or
                  registration  with, any governmental  entity is required to be obtained or made by Company in connection with the execution,  delivery or performance by  Company  of  this  AAR  Agreement,  or the  consummation  by it of the transactions contemplated hereby;

e.    Company shall establish a Custodial  Account and an Escrow Account under the Servicing
                  Agreement  in  favor  of  Assignee  with  respect  to the  Assigned  Loans
                  separate  from  the  Custodial  Account  and  Escrow  Account   previously
                  established under the Servicing Agreement in favor of Assignor; and

            f.    No event has  occurred  from the  Closing  Date to the date  hereof  which would  render  the  representations  and  warranties  as  to  the  related
                  Assigned  Loans  made  by the  Company  in  Article  III of the  Servicing
                  Agreement to be untrue in any material respect.

5.    Assignor  hereby  agrees to indemnify and hold the Assignee  (and its  successors  and assigns) harmless against any and all claims, losses, penalties,  fines, forfeitures,  legal fees and related  costs,  judgments,  and any other costs,  fees and expenses  that Assignee
(and its  successors  and  assigns)  may  sustain  in any way  related  to any breach of the representations  or  warranties of Assignor set forth in this AAR Agreement or the breach of any covenant or condition contained herein.

Recognition of Assignee

6.    From and after the date  hereof,  Company  shall  recognize  Assignee  as owner of the
Assigned Loans, and acknowledges  that the Assigned Loans are intended to be part of a REMIC or multiple  REMICs,  and will service the Assigned  Loans in accordance  with the Servicing
Agreement,  the  Recognition  Agreement  and this AAR  Agreement but in no event in a manner that  would  (i)  cause  any  REMIC  to fail to  qualify  as a REMIC or (ii)  result  in the imposition of a tax upon any such intended  REMIC  (including  but not limited to the tax on prohibited  transactions  as  defined  in  Section  860F(a)(2)  of the  Code  and the tax on
contributions  to a REMIC set forth in Section  860G(d) of the Code). It is the intention of
Assignor,  Company and Assignee  that this AAR  Agreement  shall be binding upon and for the benefit of the respective  successors  and assigns of the parties  hereto.  Neither  Company nor Assignor shall amend or agree to amend,  modify,  waive,  or otherwise  alter any of the terms  or  provisions  of the  Servicing  Agreement  or  the  Recognition  Agreement,  which amendment,  modification,  waiver or other  alteration  would in any way affect the Assigned
Loans without the prior written consent of Assignee.

            Notwithstanding any term hereof to the contrary,  it is expressly understood and agreed by the parties  hereto that (i) this AAR  Agreement is  acknowledged  and accepted by the  Assignee not  individually  or  personally  but solely as Assignee for the Trust in the exercise  of the powers and  authority  conferred  and  vested in it under the  Pooling  and
Servicing  Agreement (the "Pooling and Servicing  Agreement"),  dated as of January 1, 2006, among BSABS, the Assignor, the Assignee,  Wells Fargo Bank, National Association,  as master servicer  (the  "Master  Servicer")  and  as  securities  administrator,  (ii)  each  of the representations,  undertakings and agreements herein made on behalf of the Trust is made and intended not as personal  representations,  undertakings  and agreements of the Assignee but is made  and  intended  for the  purpose  of  binding  only the  Trust  and  (iii)  under no circumstances  shall the Assignee be personally  liable for the payment of any  indebtedness or  expenses  of the  Assignee  or the Trust or be liable  for the  breach or failure of any obligation,  representation,  warranty or covenant made or  undertaken by the Assignee,  the
Assignor  or  the  Trust  under  the  Servicing  Agreement  or  the  Pooling  and  Servicing
Agreement.  Any  recourse  against the  Assignee in respect of any  obligations  it may have under or pursuant to the terms of this AAR Agreement  shall be limited  solely to the assets it  may  hold  as  trustee  of  Bear  Stearns  ALT-A  Trust  2006-1,  Mortgage  Pass-Through
Certificates, Series 2006-1.

Miscellaneous

      7.    All  demands,  notices and  communications  related to the Assigned  Loans,  the
Servicing  Agreement and this AAR Agreement  shall be in writing and shall be deemed to have been duly given if personally  delivered at or mailed by registered  mail,  postage prepaid, as follows:
a.    In the case of Company,

                  GMAC Mortgage Corporation
                  500 Enterprise Road
                  Horsham, Pennsylvania 19044
                  Attention:  Mr. Frank Ruhl
                  Telecopier No.: (215) 682-3396
b.    In the case of Assignor,

                  EMC Mortgage Corporation
                  Mac Arthur Ridge II
                  909 Hidden Ridge Drive, Suite 200
                  Irving, Texas 75038
                  Attention:  Ms. Ralene Ruyle
                  Telecopier No.: (972) 442-2810

c.    In the case of the Securities Administrator,

                  Wells Fargo Bank,
                  National Association
                  9062 Old Annapolis Road
                  Columbia, Maryland 21045
                  Attention:  BSALTA 2006-1
                  Telecopier No.: (410) 715-2380

d.    In the case of Assignee,

                  JPMorgan Chase Bank, National Association
                  4 New York Plaza, 6th Floor
                  New York, NY 10004
                  Attention:  Worldwide Securities Services-Structured Finance Services,
                  BSALTA 2006-1
                  Telecopier No.: (212) 623-5930

      8.    Each party will pay any  commissions  it has incurred and the Assignor shall pay the fees of its attorneys and the  reasonable  fees of the attorneys of the Assignee and the
Company  in  connection  with  the  negotiations  for,  documenting  of and  closing  of the transactions contemplated by this AAR Agreement.

      9.    This AAR Agreement  shall be construed in accordance  with the laws of the State of New York, without regard to conflicts of law principles, and the obligations,  rights and remedies of the parties hereunder shall be determined in accordance with such laws.

      10.   No term or  provision  of this AAR  Agreement  may be waived or modified  unless such waiver or  modification  is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

      11.   This AAR Agreement  shall inure to the benefit of the  successors and assigns of the parties  hereto.  Any entity into which  Assignor,  Assignee or Company may be merged or consolidated  shall,  without the requirement for any further  writing,  be deemed Assignor,
Assignee or Company, respectively, hereunder.

      12.   This AAR Agreement  shall  survive the  conveyance  of the Assigned  Loans,  the assignment of the  Recognition  Agreement  and the Servicing  Agreement to the extent of the
Assigned Loans by Assignor to Assignee and the termination of the Recognition  Agreement and the Servicing Agreement.

      13.   This  AAR   Agreement   may  be  executed   simultaneously   in  any  number  of
counterparts.  Each counterpart  shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

      14.   In the  event  that any  provision  of this  AAR  Agreement  conflicts  with any provision  of the  Recognition  Agreement  or the  Servicing  Agreement  with respect to the
Assigned Loans, the terms of this AAR Agreement shall control.

      15.   The Company  hereby  acknowledges  that Wells Fargo Bank,  National  Association
(the "Master  Servicer")  has been  appointed as the master  servicer of the Assigned  Loans pursuant to the Pooling and  Servicing  Agreement  and therefor has the right to enforce all obligations  of the  Company,  as they relate to the  Assigned  Loans,  under the  Servicing
Agreement,  the  Recognition  Agreement  and this AAR  Agreement.  Such rights will include, without  limitation,  the right to terminate the Servicer under the Servicing Agreement upon the  occurrence  of an event of default  thereunder,  the right to receive  all  remittances required to be made by the Company under the Servicing  Agreement,  the right to receive all monthly  reports and other data  required to be delivered by the Company under the Servicing
Agreement,  the right to  examine  the books and  records  of the  Company,  indemnification rights,  and the right to  exercise  certain  rights of consent  and  approval  relating  to actions taken by the Company.  The Company shall make all distributions  under the Servicing
Agreement,  as they relate to the Assigned Loans, to the Master Servicer by wire transfer of immediately available funds to:

            Bear Stearns BSALTA 2006-1 Master Servicer Collection Account
            Wells Fargo Bank, National Association
            ABA# 121000248
            Account Name:  SAS Clearing
            Account # 3970771416
            For Further Credit to: BSALTA 2006-1, Account #50891700.

and the Company  shall  deliver all reports  required to be  delivered  under the  Servicing
Agreement,  as they relate to the Assigned  Loans,  to the Assignee at the address set forth in Section 8d herein and to the Master Servicer at:

            Wells Fargo Bank, National Association
            9062 Old Annapolis Road
            Columbia, Maryland 21045
            Attention: BSALTA 2006-1
            Telecopier No.: (410) 715-2380

      IN WITNESS WHEREOF, the parties hereto have executed this AAR Agreement as of the day and year first above written.

EMC MORTGAGE CORPORATION
Assignor

By:________________________
Name:______________________
Title:_____________________

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
AS TRUSTEE
Assignee

By:________________________
Name:______________________
Title:_____________________

GMAC MORTGAGE CORPORATION
Company

By:________________________
Name:______________________
Title:_____________________

ACKNOWLEDGED:

WELLS FARGO BANK,
NATIONAL ASSOCIATION

By:________________________
Name:______________________
Title:_____________________

                                        ATTACHMENT 1

                                       ASSIGNED LOANS

                                  (Available upon request)

                                        ATTACHMENT 2

                                    SERVICING AGREEMENT

                                  (Available upon request)

                                        ATTACHMENT 3

                                   RECOGNITION AGREEMENT

                                       (See Tab [__])

                                                                                EXHIBIT I-10

                                   RECOGNITION AGREEMENT

  This is a Recognition Agreement (this "Recognition Agreement") made as of January 1,
2006, between EMC Mortgage Corporation (the "EMC") and GMAC Mortgage Corporation (the
"Company").

  WHEREAS, the mortgage loans identified on Attachment 1 hereto (the "2002-9 Mortgage
Loans") were acquired by EMC through the exercise of an optional redemption right held by
EMC in connection with the Bear Stearns ARM Trust 2002-9, Mortgage Pass-Through
Certificates, Series 2002-9; and

  WHEREAS, the mortgage loans identified on Attachment 2 hereto (the "2003-1 Mortgage
Loans") were acquired by EMC through the exercise of an optional redemption right held by
EMC in connection with the Bear Stearns ALT-A Trust 2003-1, Mortgage Pass-Through
Certificates, Series 2003-1; and

  WHEREAS, the mortgage loans identified on Attachment 3 hereto (the "2005-9 Mortgage
Loans" and, together with the 2002-9 Mortgage Loans and the 2003-1 Mortgage Loans, the
"Mortgage Loans") were acquired by EMC through the exercise of an optional redemption right held by EMC in connection with the Bear Stearns ARM Trust 2005-9, Mortgage Pass-Through
Certificates, Series 2005-9; and

  WHEREAS, the Company agreed to service the Mortgage Loans in accordance with the terms and conditions of that certain Servicing Agreement dated as of May 1, 2001, between the
Company and EMC, as amended by Amendment No. 1 dated as of October 1, 2001, Amendment No. 2 dated as of July 31, 2002 and Amendment No. 3 dated as of December 20, 2005 (as amended, the "Servicing Agreement").

  In consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Mortgage Loans shall be subject to the terms of this Recognition Agreement.  Any capitalized term used and not otherwise defined herein shall have the meaning assigned to such term in the Servicing Agreement.

Recognition of EMC

5.    From and  after the date  hereof,  the  Company  shall  recognize  EMC as owner of the
Mortgage  Loans and will  service the  Mortgage  Loans for EMC  pursuant to the terms of the
Servicing  Agreement  (as  modified  herein) as if EMC and the Company  had  entered  into a separate  servicing  agreement  for the  servicing of the Mortgage  Loans in the form of the
Servicing  Agreement (as modified  herein),  the terms of which are  incorporated  herein by reference.

Assignment of Mortgage Loans and Recognition Agreement to Trustee

6.    The Company  hereby  acknowledges  that EMC will assign  certain of the Mortgage Loans and the Servicing  Agreement to JPMorgan Chase Bank,  National  Association,  as trustee for the holders of Bear Stearns Alt-A Trust, Mortgage Pass-Through  Certificates,  Series 2006-1
(the  "Trustee"),  on January 31, 2006 pursuant to that certain  Assignment,  Assumption and
Recognition  Agreement,  dated as of January 31, 2006 (the "AAR  Agreement")  among EMC, the
Trustee and the Company.  Company hereby  acknowledges and consents to the assignment by EMC to the  Trustee  of all of  EMC's  rights  against  Company  pursuant  to  this  Recognition
Agreement  and to the  enforcement  or  exercise  of any  right or  remedy  against  Company pursuant  to this  Recognition  Agreement  by the  Trustee,  to the extent  such  rights and remedies  pertain  to such  Mortgage  Loans.  Such  enforcement  of a right or remedy by the
Trustee  shall have the same force and effect as if the right or remedy had been enforced or exercised by EMC directly.  Notwithstanding  anything in this  Recognition  Agreement to the contrary,  Company acknowledges and agrees that its obligation to service the Mortgage Loans affected by this Recognition  Agreement is not conditional upon EMC's subsequent  assignment of the Mortgage Loans to the Trustee.

Representations, Warranties and Covenants

7.    EMC warrants and represents to Company as of the date hereof:

c.    EMC is a corporation  duly organized,  validly existing and in good standing under the laws  of  the  jurisdiction  of its  formation  and  has  full  power  and authority  to execute,  deliver and  perform  its  obligations  under this
                  Recognition  Agreement,  and to  consummate  the  transactions  set  forth
                  herein.  The  consummation  of  the  transactions   contemplated  by  this
                  Recognition  Agreement  is in the  ordinary  course of EMC's  business and will not  conflict  with,  or result  in a breach  of,  any of the  terms, conditions  or  provisions  of  EMC's  charter  or  by-laws  or any  legal restriction,  or any material  agreement or instrument to which EMC is now a party or by which it is bound,  or result in the  violation  of any law, rule,  regulation,  order, judgment or decree to which EMC or its property is  subject.  The  execution,  delivery  and  performance  by EMC of  this
                  Recognition  Agreement  and  the  consummation  by it of the  transactions contemplated  hereby, have been duly authorized by all necessary action on the part of EMC.  This  Recognition  Agreement  has been duly executed and delivered by EMC and, upon the due  authorization,  execution and delivery by Company,  will constitute the valid and legally  binding  obligation of
                  EMC  enforceable  against  EMC in  accordance  with its  terms  except  as enforceability may be limited by bankruptcy,  reorganization,  insolvency, moratorium  or other  similar laws now or hereafter in effect  relating to
                  creditors'  rights  generally,   and  by  general   principles  of  equity
                  regardless  of whether  enforceability  is  considered  in a proceeding in equity or at law; and

d.    No material consent,  approval,  order or authorization of, or declaration,  filing or registration  with, any governmental  entity is required to be obtained or made by EMC in connection  with the execution,  delivery or performance by
                  EMC  of  this  Recognition  Agreement,  or the  consummation  by it of the transactions contemplated hereby.

8.    Company warrants and represents to, and covenants with, EMC as of the date hereof:

            Attached  hereto as  Attachment 4 is a true and accurate  copy of the  Servicing
                  Agreement;

            Company is duly organized,  validly existing and in good standing under the laws of the jurisdiction of its incorporation,  and has all requisite power and authority  to service  the  Mortgage  Loans and  otherwise  to perform its obligations under the Servicing Agreement and this Recognition Agreement;

            Company has full corporate  power and authority to execute,  deliver and perform its obligations  under this Recognition  Agreement,  and to consummate the transactions  set  forth  herein.  The  consummation  of the  transactions contemplated  by this  Recognition  Agreement is in the ordinary course of
                  Company's  business and will not conflict  with, or result in a breach of, any of the terms,  conditions  or  provisions  of  Company's  articles  of incorporation  or any legal  restriction,  or any  material  agreement  or instrument  to which  Company  is now a party or by which it is bound,  or result in the violation of any law, rule,  regulation,  order, judgment or decree  to which  Company  or its  property  is  subject.  The  execution, delivery and performance by Company of this Recognition  Agreement and the consummation  by it of the  transactions  contemplated  hereby,  have been duly authorized by all necessary  corporate action on the part of Company.
                  This  Recognition  Agreement  has been  duly  executed  and  delivered  by
                  Company,  and, upon the due authorization,  execution and delivery by EMC, will  constitute  the valid and  legally  binding  obligation  of Company, enforceable  against  Company  in  accordance  with its  terms  except  as enforceability may be limited by bankruptcy,  reorganization,  insolvency, moratorium  or other  similar laws now or hereafter in effect  relating to
                  creditors'  rights  generally,   and  by  general   principles  of  equity
                  regardless  of whether  enforceability  is  considered  in a proceeding in equity or at law; and

            No consent,  approval,  order or  authorization  of, or  declaration,  filing or registration  with, any governmental  entity is required to be obtained or made by Company in connection with the execution,  delivery or performance by Company of this  Recognition  Agreement,  or the  consummation by it of the transactions contemplated hereby.

Modification of the Servicing Agreement

9.    The Company and Assignor hereby amend the Servicing Agreement as follows:

  The following definitions are added to Article I of the Servicing Agreement:

        Assignee: JPMorgan Chase Bank, National Association, as trustee for the holders of Bear Steams ALT-A Trust 2006-1, Mortgage Pass-Through Certificates,
      Series 2006-1.

        Master Servicer: Wells Fargo Bank, National Association, or its successors in interest who meet the qualifications of the Pooling and Servicing Agreement and this Agreement.

        Pooling and Servicing Agreement:  That certain pooling and servicing agreement, dated as of January 1, 2006, among Bear Stearns Asset Backed
      Securities I LLC, the Trustee, the Master Servicer and the Owner.

        Trustee:  JPMorgan Chase Bank, National Association, or its successor in interest, or any successor trustee appointed as provided in the Pooling and
      Servicing Agreement.

Miscellaneous

10.   Notwithstanding  anything  to  the  contrary  contained  herein  or in  the  Servicing
Agreement,  Company  acknowledges that the Mortgage Loans may be part of a REMIC or multiple
REMICs and hereby  agrees  that in no event will it service the  Mortgage  Loans in a manner that  would  (i)  cause  any  REMIC  to fail to  qualify  as a REMIC or (ii)  result  in the imposition of a tax upon any such intended  REMIC  (including  but not limited to the tax on prohibited  transactions  as  defined  in  Section  860F(a)(2)  of the  Code  and the tax on
contributions  to a REMIC set forth in Section  860G(d) of the Code). It is the intention of
EMC and Company that this  Recognition  Agreement  shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto.

11.   All  demands,  notices  and  communications  related  to the  Mortgage  Loans and this
Recognition  Agreement  shall be in  writing  and shall be deemed to have been duly given if personally delivered or mailed by registered mail, postage prepaid, as follows:

            a.    In the case of Company,

            GMAC Mortgage Corporation
                  500 Enterprise Road
                  Horsham, Pennsylvania 19044
                  Attention:  Mr. Frank Ruhl
                  Telecopier No.: (215) 682-3396

            b.    In the case of EMC,

                  EMC Mortgage Corporation
                  MacArthur Ridge II
                  909 Hidden Ridge Drive, Suite 200
                  Irving, Texas 75038
                  Attention: Ralene Ruyle
                  Telecopy: (972) 444-2810

12.   Each party will pay any  commissions  it has incurred and the  reasonable  fees of its attorneys  in  connection  with the  negotiations  for,  documenting  of and  closing of the transactions contemplated by this Recognition Agreement.

13.   This  Recognition  Agreement  shall be  construed in  accordance  with the laws of the
State of New York,  without  regard to conflicts  of law  principles,  and the  obligations, rights and remedies of the parties  hereunder  shall be determined  in accordance  with such laws.

14.   No term or provision of this  Recognition  Agreement may be waived or modified  unless such waiver or  modification  is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

15.   This  Recognition  Agreement  shall inure to the benefit of the successors and assigns of the parties  hereto.  Any entity into which Company or EMC may be merged or  consolidated shall,  without  the  requirement  for  any  further  writing,  be  deemed  Company  or EMC, respectively, hereunder.

16.   This  Recognition  Agreement  shall survive the  conveyances of the Mortgage Loans and the assignment of the Servicing  Agreement and this  Recognition  Agreement and the Mortgage
Loans by EMC to the  Trustee  as  contemplated  in this  Recognition  Agreement  and the AAR
Agreement.

17.   This  Recognition   Agreement  may  be  executed   simultaneously  in  any  number  of
counterparts.  Each counterpart  shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

18.   In the event that any  provision  of this  Recognition  Agreement  conflicts  with any provision of the Servicing  Agreement with respect to the Mortgage Loans,  the terms of this
Recognition Agreement shall control.

      IN WITNESS WHEREOF, the parties hereto have executed this Recognition Agreement as of the day and year first above written.

                                    EMC MORTGAGE CORPORATION

                                    By:_________________________________
                                    Name:_______________________________
                                    Title:______________________________

                                    GMAC MORTGAGE CORPORATION

                                    By:_________________________________
                                    Name:_______________________________
                                    Title:______________________________

                                 ATTACHMENT 1

                             2002-9 MORTGAGE LOANS

                            (Available upon request)

                                  ATTACHMENT 2

                             2003-1 MORTGAGE LOANS

                            (Available upon request)

                                  ATTACHMENT 3

                             2005-9 MORTGAGE LOANS

                            (Available upon request)

                                  ATTACHMENT 4

                              SERVICING AGREEMENT

                            (Available upon request)

                                                                                EXHIBIT I-11

                      ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

      This is an Assignment,  Assumption and Recognition  Agreement  (this "AAR  Agreement")
made as of January 31,  2006,  among EMC Mortgage  Corporation  (the  "Assignor"),  JPMorgan
Chase Bank, National Association,  not individually but solely as trustee for the holders of the Bear Stearns ALT-A Trust 2006-1, Mortgage Pass-Through Certificates,  Series 2006-1 (the
"Assignee") and GreenPoint Mortgage Funding, Inc. (the "Company").

      In  consideration  of the mutual  promises  contained  herein the parties hereto agree that the  residential  mortgage loans (the "Assigned  Loans") listed on Attachment 1 annexed hereto (the  "Assigned  Loan  Schedule")  purchased by the Assignor from the Company and now serviced  by Company  for  Assignor  and its  successors  and  assigns  pursuant  to (a) the
Purchase,  Warranties and Servicing Agreement,  dated as of September 1, 2003, as amended by
Amendment No. 1 to the Purchase,  Warranties  and Servicing  Agreement,  dated as of January
31, 2006,  between  Assignor and Company (as amended,  the "PWS Agreement") and (b) the Term
Sheets dated  September 23, 2005,  September  30, 2005 and September 30, 2005,  each between
Assignor  and  Company  (the  "Term  Sheets"  and  together  with  the  PWS  Agreement,  the
"Agreements")  shall be subject to the terms of this AAR Agreement.  Capitalized  terms used herein but not defined shall have the meanings ascribed to them in the PWS Agreement.

Assignment and Assumption
      Except as expressly  provided for herein,  the Assignor  hereby grants,  transfers and assigns to the  Assignee  all of its right,  title and  interest as in, to and under (a) the
Assigned  Loans  and (b) the  Agreements  with  respect  to the  Assigned  Loans;  provided, however,  that the Assignor is not  assigning  to the  Assignee  any of its right,  title or interest,  in, to and under the PWS  Agreement  with respect to any mortgage loan other than the Assigned Loans listed on Exhibit A.  Notwithstanding  anything to the contrary contained herein,  the Assignor  specifically  reserves and does not assign to the Assignee any right, title and interest in, to or under the representations  and warranties  contained in Section
3.01 and  Section  3.02 of the PWS  Agreement  and the  Assignor is  retaining  the right to enforce  the  representations  and  warranties  set  forth in  those  sections  against  the
Company.   Except  as  is  otherwise  expressly  provided  herein,  the  Assignor  makes  no representations,  warranties or covenants to the Assignee and the Assignee acknowledges that the Assignor has no  obligations  to the  Assignee  under the terms of the PWS  Agreement or otherwise relating to the transaction  contemplated  herein (including,  but not limited to, any obligation to indemnify the Assignee).

Representations, Warranties and Covenants
Assignor warrants and represents to Assignee and Company as of the date hereof:

Attached hereto as Attachment 2 are true and accurate copies of the Agreements which agreements are in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

Assignor is the lawful owner of the Assigned Loans with full right to transfer the Assigned
Loans and any and all of its interests, rights and obligations under the PWS Agreement as they relate to the Assigned Loans, free and clear from any and all claims and encumbrances;
and upon the transfer of the Assigned Loans to Assignee as contemplated herein and in the
Mortgage Loan Purchase Agreement dated as of January 31, 2006 between the Assignor and Bear
Stearns Asset Backed Securities I LLC ("BSABS"), Assignee shall have good title to each and every Assigned Loan, as well as any and all of Assignee's interests and rights under the
PWS Agreement as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances;

There are no offsets, counterclaims or other defenses available to Company with respect to the Assigned Loans or the PWS Agreement;

Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Assigned Loan;

Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Assigned Loans;

Assignor has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein.
The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Assignor's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor's charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject.  The execution, delivery and performance by Assignor of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Assignor.  This AAR Agreement has been duly executed and delivered by
Assignor and, upon the due authorization, execution and delivery by Assignee and Company, will constitute the valid and legally binding obligation of Assignor enforceable against
Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignor in connection with the execution, delivery or performance by Assignor of this AAR Agreement, or the consummation by it of the transactions contemplated hereby;

Neither Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the
Assigned Loans, or any interest in the Assigned Loans or otherwise approached or negotiated with respect to the Assigned Loans, or any interest in the Assigned Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the
Assigned Loans under the Securities Act of 1933, as amended (the "1933 Act") or which would render the disposition of the Assigned Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto;

The Assignor has received from Company, and has delivered to the Assignee, all documents required to be delivered to Assignor by the Company prior to the date hereof pursuant to the PWS Agreement with respect to the Assigned Loans and has not received, and has not requested from the Company, any additional documents; and

There is no action, suit, proceeding, investigation or litigation pending or, to Assignor's knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to Assignor, would adversely affect Assignor's execution or delivery of, or the enforceability of, this AAR Agreement, or the Assignor's ability to perform its obligations under this AAR Agreement.

Assignee warrants and represents to, and covenants with, Assignor and Company as of the date hereof:

Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to hold the
Assigned Loans as trustee on behalf of the holders of the Bear Stearns ALT-A Trust 2006-1,
Mortgage Pass-Through Certificates, Series 2006-1;

Assignee has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein.
The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Assignee's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee's charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject.  The execution, delivery and performance by Assignee of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignee. This AAR Agreement has been duly executed and delivered by
Assignee and, upon the due authorization, execution and delivery by Assignor and Company, will constitute the valid and legally binding obligation of Assignee enforceable against
Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Assignee of this AAR Agreement, or the consummation by it of the transactions contemplated hereby;

There is no action, suit, proceeding, investigation or litigation pending or, to Assignee's knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to Assignee, would adversely affect Assignee's execution or delivery of, or the enforceability of, this AAR Agreement, or the Assignee's ability to perform its obligations under this AAR Agreement; and

Assignee assumes for the benefit of each of the Assignor and the Company all of the rights of the Purchaser under the PWS Agreement with respect to the Assigned Loans.

Company warrants and represents to, and covenant with, Assignor and Assignee as of the date hereof:

Attached hereto as Attachment 2 are true and accurate copies of the Agreements, which agreements are in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to service the
Assigned Loans and otherwise to perform its obligations under the PWS Agreement;

Company has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein.
The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Company's charter or by-laws or any legal restriction, or any material agreement or instrument to which Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Company or its property is subject.  The execution, delivery and performance by Company of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Company. This AAR Agreement has been duly executed and delivered by Company, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of Company, enforceable against Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Company in connection with the execution, delivery or performance by Company of this AAR Agreement, or the consummation by it of the transactions contemplated hereby;

The Company shall establish a Custodial Account and an Escrow Account under the PWS
Agreement in favor of the Assignee with respect to the Assigned Loans separate from the
Custodial Account and Escrow Account previously established under the PWS Agreement in favor of Assignor;

No event has occurred from the Closing Date to the date hereof which would render the representations and warranties as to the related Assigned Loans made by the Company in
Sections 3.01 and 3.02 of the PWS Agreement to be untrue in any material respect; and

Neither this AAR Agreement nor any certification, statement, report or other agreement, document or instrument furnished or to be furnished by the Company pursuant to this AAR
Agreement contains or will contain any materially untrue statement of fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

Assignor hereby agrees to indemnify and hold the Assignee (and its successors and assigns)
harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that Assignee (and its successors and assigns) may sustain in any way related to any breach of the representations or warranties of Assignor set forth in this AAR Agreement or the breach of any covenant or condition contained herein.

Recognition of Assignee
From and after the date hereof, Company shall recognize Assignee as owner of the Assigned
Loans, and acknowledges that the Assigned Loans are intended to be part of a REMIC or multiple REMICs, and will service the Assigned Loans in accordance with the PWS Agreement
(as modified by this AAR Agreement) but in no event in a manner that would (i) cause any such intended REMIC to fail to qualify as a REMIC or (ii) result in the imposition of a tax upon any such intended REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a
REMIC set forth in Section 860G(d) of the Code). It is the intention of Assignor, Company and Assignee that this AAR Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither Company nor Assignor shall amend or agree to amend, modify, waive, or otherwise alter any of the terms or provisions of the PWS Agreement which amendment, modification, waiver or other alteration would in any way affect the Assigned Loans without the prior written consent of Assignee.

Notwithstanding any term hereof to the contrary, it is expressly understood and agreed by the parties hereto that (a) the execution and delivery of this AAR Agreement by the
Assignee is solely in its capacity as trustee (the "Trustee") for Bear Stearns ALT-A Trust
2006-1, Mortgage Pass-Through Certificates, Series 2006-1 pursuant to the Pooling and
Servicing Agreement (the "Pooling and Servicing Agreement"), dated as of January 1, 2006, among BSABS, the Assignor, the Assignee, Wells Fargo Bank, National Association, as master servicer (the "Master Servicer") and as securities administrator, and not individually, (b)
each of the representations, undertakings and agreements herein made on behalf of Bear
Stearns ALT-A Trust 2006-1 (the "Trust") is made and intended not as personal representations, undertakings and agreements of the Trustee but is made and intended for the purpose of binding only the Trust and (c) under no circumstances shall the Trustee be personally liable for the payment of any indebtedness or expenses of the Assignee or the
Trust or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Assignee, the Assignor or the Trust under this AAR
Agreement or made or undertaken by the Assignee, the Assignor or the Trust under the
Agreements or the Pooling and Servicing Agreement.  Any recourse against the Assignee in respect of any obligations it may have under or pursuant to the terms of this AAR Agreement shall be limited solely to the assets it may hold as trustee for Bear Stearns ALT-A Trust
2006-1, Mortgage Pass-Through Certificates, Series 2006-1.

Modification of PWS Agreement
The Company and Assignor hereby amend the PWS Agreement as follows:

The following definitions are added to Article I of the PWS Agreement:

      Assignee:  JPMorgan  Chase Bank,  National  Association,  not in its  individual capacity but solely as trustee for the holders of the Bear  Stearns  ALT-A Trust
      2006-1, Mortgage Pass-Through Certificates, Series 2006-1.

      BSABS: Bear Stearns Asset Backed Securities I LLC ("BSABS")

      Master Servicer:  Wells Fargo Bank, National  Association,  or its successors in interest who meet the qualifications of the Pooling and Servicing  Agreement and this Agreement.

        Pooling and Servicing  Agreement:  That certain pooling and servicing agreement, dated as of January 1, 2006,  among BSABS, the Trustee,  the Master Servicer,  the
      Securities Administrator and EMC Mortgage Corporation.

      Securities Administrator: Wells Fargo Bank, National Association.

      Trustee:  JPMorgan  Chase  Bank,  National  Association,  or  its  successor  in interest,  or any  successor  trustee  appointed  as provided in the Pooling and
      Servicing Agreement.

The definition of Business Day is deleted in its entirety and replaced with the following:

      Business  Day:  Any day other than:  (i) a Saturday  or Sunday,  or (ii) a legal holiday in the States of California,  New York, Maryland or Minnesota,  or (iii)
      a day on which  banks in the  States  of New York,  Maryland  or  Minnesota  are
      authorized or obligated by law or executive order to be closed.

The Standard & Poor's rating of "A2" in the definition of Eligible Account in Section 1.01 of the PWS Agreement is hereby replaced with "AA".

The following is added to the first sentence of the fourth paragraph of Section 4.13 of the
PWS Agreement:

      "; provided,  however, that any REO property shall be disposed of by the Company before the close of the third  taxable year  following the taxable year in which the  Mortgage  Loan  became an REO  property,  unless the  Company is  otherwise directed by the Assignee."

      Section 11.04 of the PWS Agreement is deleted in its entirety and replaced with the following:

      Section 11.04      Governing Law.

            This  Agreement  and the  related  Term  Sheet  shall be  governed  by and construed in  accordance  with the laws of the State of New York without  giving effect to principles of conflicts of laws and except to the extent  preempted by
      Federal law and the  obligations,  rights and remedies of the parties  hereunder shall be determined in accordance with such laws.

Miscellaneous

All demands, notices and communications related to the Assigned Loans, the PWS Agreement and this AAR Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:

In the case of Company:
GreenPoint Mortgage Funding, Inc.
100 Wood Hollow Drive
Novato, California 94945
Attention: Susan Davia

In the case of Assignor:
EMC Mortgage Corporation
Mac Arthur Ridge II
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75038
Attention:  Ralene Ruyle
Telecopier No.:  (972) 444-2810

In the case of Assignee:
JPMorgan Chase Bank, National Association
4 New York Plaza, 6th Floor
New York, NY 10004
Attention: Worldwide Securities Services - Structured Finance Services,
BSALTA 2006-1
Telecopier No.: (212) 623-5930

In the case of Securities Administrator:

            Wells Fargo Bank, National Association
            9062 Old Annapolis Road
            Columbia, Maryland 21045
            Attention: BSALTA 2006-1
            Telecopier No.: (410) 715-2380

The Company hereby acknowledges that Wells Fargo Bank, National Association has been appointed as the master servicer of the Assigned Loans pursuant to the Pooling and
Servicing Agreement and therefor has the right to enforce all obligations of the Company, as they relate to the Assigned Loans, under the PWS Agreement.  Such right will include, without limitation, the right to terminate the Company under the PWS Agreement upon the occurrence of an event of default thereunder, the right to receive all remittances required to be made by the Company under the PWS Agreement, the right to receive all monthly reports and other data required to be delivered by the Company under the PWS Agreement, the right to examine the books and records of the Company, indemnification rights, and the right to exercise certain rights of consent and approval relating to actions taken by the Company.
The Company shall make all distributions under the PWS Agreement, as they relate to the
Assigned Loans, to the Master Servicer by wire transfer of immediately available funds to:

            Wells Fargo Bank, National Association
            ABA# 121000248
            Account Name: SAS Clearing
            Account # 3970771416
            FFC to: BSALTA 2006-1, Account # 50891700

and the Company shall deliver all reports  required to be delivered under the PWS Agreement, as they relate to the  Assigned  Loans,  to the Assignee at the address set forth in Section
8(c) herein and to the Master Servicer at:

            Wells Fargo Bank, National Association
            9062 Old Annapolis Road
            Columbia, Maryland 21045
            Attention: BSALTA 2006-1

Each party will pay any commissions it has incurred and the fees of its attorneys in connection with the negotiations for, documenting of and closing of the transactions contemplated by this AAR Agreement.

This AAR Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles (other than Section 5-1401 of the New York
Obligations Law), and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

No term or provision of this AAR Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

This AAR Agreement shall inure to the benefit of the successors and assigns of the parties hereto.  Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or
Company, respectively, hereunder.

This AAR Agreement shall survive the conveyance of the Assigned Loans, the assignment of the PWS Agreement to the extent of the Assigned Loans by Assignor to Assignee and the termination of the PWS Agreement.

This AAR Agreement may be executed simultaneously in any number of counterparts.  Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

In the event that any provision of this AAR Agreement conflicts with any provision of the
PWS Agreement with respect to the Assigned Loans, the terms of this AAR Agreement shall control.

      IN WITNESS WHEREOF,  the parties hereto have executed this AAR Agreement as of the day and year first above written.

                                    EMC MORTGAGE CORPORATION
                                    Assignor

                                    By:_________________________________
                                    Name:_______________________________
                                    Title:______________________________
                                    JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as
                                    Trustee, the Assignee

                                    By:_________________________________
                                    Name:_______________________________
                                    Title:______________________________
                                    GREENPOINT MORTGAGE FUNDING, INC. Company

                                    By:_________________________________
                                    Name:_______________________________
                                    Title:______________________________

ACKNOWLEDGED AND AGREED:

WELLS FARGO BANK,
NATIONAL ASSOCIATION

By:_________________________________
Name:_______________________________
Title:______________________________

                                        ATTACHMENT 1

                                   ASSIGNED LOAN SCHEDULE

                                  (Available upon request)

                                        ATTACHMENT 2

                                         AGREEMENTS

                                  (Available Upon Request)

                                                                                EXHIBIT I-12

                      ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

      This is an Assignment,  Assumption and Recognition  Agreement  (this "AAR  Agreement")
made as of January 31,  2006,  among EMC Mortgage  Corporation  (the  "Assignor"),  JPMorgan
Chase Bank, National Association,  not individually but solely as trustee for the holders of the Bear Stearns ALT-A Trust 2006-1, Mortgage Pass-Through Certificates,  Series 2006-1 (the
"Assignee") and Savannah Bank, NA dba Harbourside Mortgage Corporation (the "Company").

      In  consideration  of the mutual  promises  contained  herein the parties hereto agree that the  residential  mortgage loans (the "Assigned  Loans") listed on Attachment 1 annexed hereto  purchased by the Assignor  from the Company and now serviced by Company for Assignor and  its  successors  and  assigns  pursuant  to  the  Purchase,  Warranties  and  Servicing
Agreement,  dated as of April 1,  2005,  as  amended  by  Amendment  No. 1 to the  Purchase,
Warranties and Servicing  Agreement,  dated as of January [__],  2006,  between Assignor and
Company (as amended,  the  "Purchase  Agreement")  shall be subject to the terms of this AAR
Agreement.  Capitalized  terms used herein but not defined shall have the meanings  ascribed to them in the Purchase Agreement.

Assignment and Assumption
      Except as expressly  provided for herein,  the Assignor  hereby grants,  transfers and assigns to the  Assignee  all of its right,  title and  interest as in, to and under (a) the
Assigned Loans and (b) the Purchase Agreement with respect to the Assigned Loans;  provided, however,  that the Assignor is not  assigning  to the  Assignee  any of its right,  title or interest,  in, to and under the Purchase  Agreement  with respect to any mortgage loan other than the Assigned  Loans listed on  Attachment 1.  Notwithstanding  anything to the contrary contained  herein,  the Assignor  specifically  reserves and does not assign to the Assignee any right, title and interest in, to or under the representations  and warranties  contained in Section  3.01 and Section  3.02 of the  Purchase  Agreement,  and any  obligation  of the
Company to cure,  repurchase or substitute for a mortgage loan and to indemnify the Assignor with respect to a breach of such  representations  and  warranties  pursuant to Section 3.03 and Section 8.01 of the  Purchase  Agreement,  and the  Assignor is  retaining  the right to enforce the  representations  and warranties and the obligations of the Company set forth in those sections  against the Company.  In addition,  the Assignor  specifically  reserves and does not assign to the  Assignee  any right,  title and interest in, to or under (a) Section
2.09 of the Purchase Agreement,  (b) Section 4.03 and Section 4.13 of the Purchase Agreement
(but only  insofar  as such  Sections  grant to the  Purchaser  the right to  terminate  the servicing of defaulted  Mortgage Loans and/or REO Properties by the Company) and (c) Section
10.2 of the Purchase  Agreement,  and the  Assignor is  retaining  the right to enforce such sections  against  the  Company.  Except as is  otherwise  expressly  provided  herein,  the
Assignor makes no representations,  warranties or covenants to the Assignee and the Assignee acknowledges  that the Assignor has no  obligations  to the Assignee  under the terms of the
Purchase Agreement or otherwise relating to the transaction  contemplated herein (including, but not limited to, any obligation to indemnify the Assignee).

Representations, Warranties and Covenants
Assignor warrants and represents to Assignee and Company as of the date hereof:

Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

Assignor is the lawful owner of the Assigned Loans with full right to transfer the Assigned
Loans and any and all of its interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Assigned Loans to Assignee as contemplated herein and in the Mortgage Loan Purchase Agreement dated as of January 31, 2006 between the
Assignor and Bear Stearns Asset Backed Securities I LLC ("BSABS"), Assignee shall have good title to each and every Assigned Loan, as well as any and all of Assignor's interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances;

There are no offsets, counterclaims or other defenses available to Company with respect to the Assigned Loans or the Purchase Agreement;

Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Assigned Loan;

Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Assigned Loans;

Assignor has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein.
The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Assignor's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor's charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject.  The execution, delivery and performance by Assignor of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Assignor.  This AAR Agreement has been duly executed and delivered by
Assignor and, upon the due authorization, execution and delivery by Assignee and Company, will constitute the valid and legally binding obligation of Assignor enforceable against
Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignor in connection with the execution, delivery or performance by Assignor of this AAR Agreement, or the consummation by it of the transactions contemplated hereby;

Neither Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the
Assigned Loans, or any interest in the Assigned Loans or otherwise approached or negotiated with respect to the Assigned Loans, or any interest in the Assigned Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the
Assigned Loans under the Securities Act of 1933, as amended (the "1933 Act") or which would render the disposition of the Assigned Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto;

The Assignor has received from Company, and has delivered to the Assignee, all documents required to be delivered to Assignor by the Company prior to the date hereof pursuant to the Purchase Agreement with respect to the Assigned Loans and has not received, and has not requested from the Company, any additional documents; and

There is no action, suit, proceeding, investigation or litigation pending or, to Assignor's knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to Assignor, would adversely affect Assignor's execution or delivery of, or the enforceability of, this AAR Agreement, or the Assignor's ability to perform its obligations under this AAR Agreement.

Assignee warrants and represents to, and covenants with, Assignor and Company as of the date hereof:

Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to hold the
Assigned Loans as trustee on behalf of the holders of the Bear Stearns ALT-A Trust 2006-1,
Mortgage Pass-Through Certificates, Series 2006-1;

Assignee has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein.
The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Assignee's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee's charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject.  The execution, delivery and performance by Assignee of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignee. This AAR Agreement has been duly executed and delivered by
Assignee and, upon the due authorization, execution and delivery by Assignor and Company, will constitute the valid and legally binding obligation of Assignee enforceable against
Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Assignee of this AAR Agreement, or the consummation by it of the transactions contemplated hereby;

There is no action, suit, proceeding, investigation or litigation pending or, to Assignee's knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to Assignee, would adversely affect Assignee's execution or delivery of, or the enforceability of, this AAR Agreement, or the Assignee's ability to perform its obligations under this AAR Agreement; and

Assignee assumes for the benefit of each of the Assignor and the Company all of the rights of the Purchaser under the Purchase Agreement with respect to the Assigned Loans.

Company warrants and represents to, and covenant with, Assignor and Assignee as of the date hereof:

Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to service the
Assigned Loans and otherwise to perform its obligations under the Purchase Agreement;

Company has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein.
The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Company's charter or by-laws or any legal restriction, or any material agreement or instrument to which Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Company or its property is subject.  The execution, delivery and performance by Company of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Company. This AAR Agreement has been duly executed and delivered by Company, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of Company, enforceable against Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Company in connection with the execution, delivery or performance by Company of this AAR Agreement, or the consummation by it of the transactions contemplated hereby;

The Company shall establish a Custodial Account and an Escrow Account under the Purchase
Agreement in favor of the Assignee with respect to the Assigned Loans separate from the
Custodial Account and Escrow Account previously established under the Purchase Agreement in favor of Assignor;

No event has occurred from the Closing Date to the date hereof which would render the representations and warranties as to the related Assigned Loans made by the Company in
Sections 3.01 and 3.02 of the Purchase Agreement to be untrue in any material respect; and

Neither this AAR Agreement nor any certification, statement, report or other agreement, document or instrument furnished or to be furnished by the Company pursuant to this AAR
Agreement contains or will contain any materially untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained therein not misleading.

Assignor hereby agrees to indemnify and hold the Assignee (and its successors and assigns)
harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that Assignee (and its successors and assigns) may sustain in any way related to any breach of the representations or warranties of Assignor set forth in this AAR Agreement or the breach of any covenant or condition contained herein.

Recognition of Assignee
From and after the date hereof, Company shall recognize Assignee as owner of the Assigned
Loans, and acknowledges that the Assigned Loans are intended to be part of a REMIC or multiple REMICs, and will service the Assigned Loans in accordance with the Purchase
Agreement (as modified by this AAR Agreement) but in no event in a manner that would (i)
cause any such intended REMIC to fail to qualify as a REMIC or (ii) result in the imposition of a tax upon any such intended REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code). It is the intention of
Assignor, Company and Assignee that this AAR Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither Company nor
Assignor shall amend or agree to amend, modify, waive, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Assigned Loans without the prior written consent of
Assignee.

Notwithstanding any term hereof to the contrary, it is expressly understood and agreed by the parties hereto that (a) the execution and delivery of this AAR Agreement by the
Assignee is solely in its capacity as trustee (the "Trustee") for Bear Stearns ALT-A Trust
2006-1, Mortgage Pass-Through Certificates, Series 2006-1 pursuant to the Pooling and
Servicing Agreement (the "Pooling and Servicing Agreement"), dated as of January 1, 2006, among BSABS, the Assignor, the Assignee, Wells Fargo Bank, National Association, as master servicer (the "Master Servicer") and as securities administrator, and not individually, (b)
each of the representations, undertakings and agreements herein made on behalf of Bear
Stearns ALT-A Trust 2006-1 (the "Trust") is made and intended not as personal representations, undertakings and agreements of the Trustee but is made and intended for the purpose of binding only the Trust and (c) under no circumstances shall the Trustee be personally liable for the payment of any indebtedness or expenses of the Assignee or the
Trust or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Assignee, the Assignor or the Trust under this AAR
Agreement or made or undertaken by the Assignee, the Assignor or the Trust under the
Agreements or the Pooling and Servicing Agreement.  Any recourse against the Assignee in respect of any obligations it may have under or pursuant to the terms of this AAR Agreement shall be limited solely to the assets it may hold as trustee for Bear Stearns ALT-A Trust
2006-1, Mortgage Pass-Through Certificates, Series 2006-1.

Modification of Purchase Agreement
The Company and Assignor hereby amend the Purchase Agreement as follows:

The following definitions are added to Article I of the Purchase Agreement:

      Master Servicer:  Wells Fargo Bank, National  Association,  or its successors in interest who meet the qualifications of the Pooling and Servicing  Agreement and this Agreement.

      Pooling and Servicing  Agreement:  That certain pooling and servicing agreement, dated as of January 1, 2006,  among Bear Stearns Asset Backed  Securities I LLC, the Trustee, the Master Servicer, the Securities  Administrator and EMC Mortgage
      Corporation.

      Securities Administrator: Wells Fargo Bank, National Association

      Servicing Fee Rate:  As provided in the related mortgage loan schedule.

      Trustee:  JPMorgan  Chase  Bank,  National  Association,  or  its  successor  in interest,  or any  successor  trustee  appointed  as provided in the Pooling and
      Servicing Agreement.

The definition of Business Day is deleted in its entirety and replaced with the following:

      Business  Day:  Any day other than:  (i) a Saturday  or Sunday,  or (ii) a legal holiday in the States of New York,  Maryland,  Minnesota or South  Carolina,  or
      (iii) a day on which  banks in the States of New York,  Maryland,  Minnesota  or
      South  Carolina are  authorized  or  obligated  by law or executive  order to be closed.

The phrase "in a form acceptable for filing with the Securities and Exchange Commission as an exhibit to a Form 10-K" shall be added following the phrase "acceptable to the
Purchaser" in each of Section 6.04 and Section 6.05 of the Purchase Agreement.

Section 11.04 of the Purchase Agreement is deleted in its entirety and replaced with the following:

      Section 11.04      Governing Law.

            This  Agreement  and the  related  Term  Sheet  shall be  governed  by and construed in  accordance  with the laws of the State of New York without  giving effect to principles of conflicts of laws and except to the extent  preempted by
      Federal  law.  The  obligations,  rights and  remedies of the parties  hereunder shall be determined in accordance with such laws.

Miscellaneous

All demands, notices and communications related to the Assigned Loans, the Purchase
Agreement and this AAR Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:

In the case of Company:

            Savannah Bank, NA dba Harbourside Mortgage Corporation
            23-B Shelter Cove Land
            Hilton Head, South Carolina 29928
            Attention:  Richard Gillette
            Telecopier No.:  (843) 341-1200

In the case of Assignor:

EMC Mortgage Corporation
Mac Arthur Ridge II
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75038
Attention:  Ralene Ruyle
Telecopier No.:  (972) 444-2810

with a copy  to:
Bear Stearns Mortgage Capital Corporation
383 Madison Avenue
New York, New York 10179
Attention: Ernie Calabrese
Telecopier No.:  (212) 272-5591

In the case of Assignee:
JPMorgan Chase Bank, National Association
4 New York Plaza, 6th Floor
New York, NY 10004
Attention: Worldwide Securities Services - Structured Finance Services,
BSALTA 2006-1
Telecopier No.: (212) 623-5930

The Company hereby acknowledges that Wells Fargo Bank, National Association (the "Master
Servicer") has been appointed as the master servicer of the Assigned Loans pursuant to the
Pooling and Servicing Agreement and therefore has the right to enforce all obligations of the Company, as they relate to the Assigned Loans, under the Purchase Agreement.  Such right will include, without limitation, the right to terminate the Company under the
Purchase Agreement upon the occurrence of an event of default thereunder, the right to receive all remittances required to be made by the Company under the Purchase Agreement, the right to receive all monthly reports and other data required to be delivered by the
Company under the Purchase Agreement, the right to examine the books and records of the
Company, indemnification rights, and the right to exercise certain rights of consent and approval relating to actions taken by the Company.  The Company shall make all distributions under the Purchase Agreement, as they relate to the Assigned Loans, to the
Master Servicer by wire transfer of immediately available funds to:

            BSALTA 2006-1 Master Servicer Collection Account
            Wells Fargo Bank, National Association
            ABA# 121000248
            Account Name: SAS Clearing
            Account # 3970771416
            For Further Credit to: BSALTA 2006-1, Account #50891700.

            and the Company  shall  deliver all reports  required to be delivered  under the
Purchase  Agreement,  as they relate to the Assigned  Loans,  to the Assignee at the address set forth in Section 8 herein and to the Master Servicer at:

            Wells Fargo Bank, National Association
            9062 Old Annapolis Road
            Columbia, Maryland 21045
            Attention: Client Manager BSALTA 2006-1

Each party will pay any commissions it has incurred and the fees of its attorneys in connection with the negotiations for, documenting of and closing of the transactions contemplated by this AAR Agreement.

This AAR Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles (other than Section 5-1401 of the New York
Obligations Law), and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

No term or provision of this AAR Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

This AAR Agreement shall inure to the benefit of the successors and assigns of the parties hereto.  Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or
Company, respectively, hereunder.

This AAR Agreement shall survive the conveyance of the Assigned Loans, the assignment of the Purchase Agreement to the extent of the Assigned Loans by Assignor to Assignee and the termination of the Purchase Agreement.

This AAR Agreement may be executed simultaneously in any number of counterparts.  Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

In the event that any provision of this AAR Agreement conflicts with any provision of the
Purchase Agreement with respect to the Assigned Loans, the terms of this AAR Agreement shall control.

      IN WITNESS WHEREOF,  the parties hereto have executed this AAR Agreement as of the day and year first above written.

                                    EMC MORTGAGE CORPORATION
                                    Assignor

                                    By:_______________________________________
                                    Name:_____________________________________
                                    Title:____________________________________
                                    JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, not
                                    individually but solely as Trustee for the Bear Stearns
                                    ALT-A Trust 2006-1, Mortgage Pass-Through Certificates,
                                    Series 2006-1
                                    Assignee

                                    By:_______________________________________
                                    Name:_____________________________________
                                    Title:____________________________________
                                    SAVANNAH BANK, NA dba HARBOURSIDE MORTGAGE CORPORATION
                                    Company

                                    By:_______________________________________
                                    Name:_____________________________________
                                    Title:____________________________________
                                    Acknowledged and Agreed:
                                    WELLS FARGO BANK, NATIONAL ASSOCIATION

                                    By:_______________________________________
                                    Name:_____________________________________
                                    Title:____________________________________

                                        ATTACHMENT 1

                                   ASSIGNED LOAN SCHEDULE

                                  (Available upon request)

                                        ATTACHMENT 2

                                     PURCHASE AGREEMENT

                                                                                EXHIBIT I-13

                      ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

      This is an Assignment, Assumption and Recognition Agreement (this "AAR Agreement")
made as of January 31, 2006, among EMC Mortgage Corporation (the "Assignor"), JPMorgan
Chase Bank, National Association, not individually but solely as trustee for the holders of the Bear Stearns ALT-A Trust 2006-1, Mortgage Pass-Through Certificates, Series 2006-1 (the
"Assignee") and HSBC Mortgage Corporation (USA) (the "Company").

      Whereas, the Assignor purchased certain residential mortgage loans (the "Assigned
Loans") listed on Attachment 1 annexed hereto (the "Assigned Loan Schedule") from the
Company pursuant to the Amended and Restated Purchase, Warranties and Servicing Agreement,
dated as of September 1, 2005, as amended by Amendment Reg AB, dated as of November 7, 2005
(as amended, the "Servicing Agreement"), between the Company and Assignor and pursuant to which the Company agreed to service the Assigned Loans; and

      In consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Assignor's right, title and interest to and under the Servicing Agreement and the Assigned Loans now serviced by Company for Assignor, shall be subject to the terms of this AAR Agreement.  Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Servicing Agreement.

Assignment and Assumption

7.    Except as expressly  provided for herein,  the Assignor  hereby grants,  transfers and assigns to the  Assignee  all of its right,  title and  interest as in, to and under (a) the
Assigned Loans and (b) the Servicing Agreement;  provided, however, that the Assignor is not assigning  to the  Assignee  any of its  right,  title or  interest,  in,  to and  under the
Servicing  Agreement  with respect to any mortgage loan other than the Assigned Loans listed on Attachment 1.  Notwithstanding  anything to the contrary  contained herein,  the Assignor specifically  reserves and does not assign to the Assignee any right, title and interest in, to or under the  representations  and warranties  contained in Section 3.01 and Section 3.02 of the  Servicing  Agreement  and the  Assignor  is  retaining  the  right  to  enforce  the representations  and warranties set forth in those sections  against the Company.  Except as is otherwise  expressly provided herein, the Assignor makes no  representations,  warranties or  covenants  to the  Assignee  and the  Assignee  acknowledges  that the  Assignor  has no obligations  to the  Assignee  under  the  terms of the  Servicing  Agreement  or  otherwise relating  to the  transaction  contemplated  herein  (including,  but not  limited  to,  any obligation to indemnify the Assignee).

Representations, Warranties and Covenants

8.    Assignor warrants and represents to Assignee and Company as of the date hereof:

            [reserved];

            Attached  hereto as  Attachment 2 is a true and accurate  copy of the  Servicing
                  Agreement  which  agreement  is in full  force  and  effect as of the date hereof  and the  provisions  of which  have not been  waived,  amended  or modified  in any  respect,  nor has any notice of  termination  been given thereunder;

            Assignor is the lawful owner of the  Assigned  Loans with full right to transfer the  Assigned  Loans  and  any  and  all  of  its  interests,  rights  and obligations  under the Servicing  Agreement as they relate to the Assigned
                  Loans, free and clear from any and all claims and  encumbrances;  and upon the transfer of the Assigned Loans to Assignee as contemplated  herein and in the  Mortgage  Loan  Purchase  Agreement  dated as of January  31, 2006 between the  Assignor  and Bear  Stearns  Asset  Backed  Securities  I LLC
                  ("BSABS"),  Assignee  shall  have good  title to each and  every  Assigned
                  Loan, as well as any and all of Assignor's  interests and rights under the
                  Servicing  Agreement as they relate to the Assigned Loans,  free and clear of any and all liens, claims and encumbrances;

            There are no offsets,  counterclaims or other defenses available to Company with respect to the Assigned Loans or the Servicing Agreement;

            Assignor  has no  knowledge  of, and has not  received  notice  of, any  waivers under, or any modification of, any Assigned Loan;

            Assignor is duly  organized,  validly  existing and in good  standing  under the laws of the  jurisdiction  of its  incorporation,  and  has all  requisite power and authority to acquire, own and sell the Assigned Loans;

            Assignor has full corporate power and authority to execute,  deliver and perform
                  its  obligations   under  this  AAR  Agreement,   and  to  consummate  the
                  transactions  set  forth  herein.  The  consummation  of the  transactions
                  contemplated   by  this  AAR  Agreement  is  in  the  ordinary  course  of
                  Assignor's  business and will not conflict with, or result in a breach of, any of the  terms,  conditions  or  provisions  of  Assignor's  charter or by-laws or any legal restriction,  or any material agreement or instrument to which  Assignor  is now a party or by which it is  bound,  or result in the violation of any law, rule,  regulation,  order, judgment or decree to which  Assignor or its property is subject.  The  execution,  delivery and performance by Assignor of this AAR Agreement and the  consummation  by it of the transactions  contemplated hereby, have been duly authorized by all necessary  corporate  action on the part of Assignor.  This AAR  Agreement has been  duly  executed  and  delivered  by  Assignor  and,  upon the due authorization,  execution  and  delivery by  Assignee  and  Company,  will
                  constitute   the  valid  and  legally   binding   obligation  of  Assignor
                  enforceable  against  Assignor  in  accordance  with its  terms  except as enforceability may be limited by bankruptcy,  reorganization,  insolvency, moratorium  or other  similar laws now or hereafter in effect  relating to
                  creditors'  rights  generally,   and  by  general   principles  of  equity
                  regardless  of whether  enforceability  is  considered  in a proceeding in equity or at law;

            No consent,  approval,  order or  authorization  of, or  declaration,  filing or registration  with, any governmental  entity is required to be obtained or
                  made  by  Assignor  in  connection   with  the   execution,   delivery  or
                  performance by Assignor of this AAR Agreement,  or the  consummation by it of the transactions contemplated hereby;

            Neither  Assignor  nor anyone  acting on its behalf  has  offered,  transferred, pledged,  sold or otherwise disposed of the Assigned Loans or any interest in the  Assigned  Loans,  or  solicited  any  offer  to buy  or  accept  a transfer,  pledge  or other  disposition  of the  Assigned  Loans,  or any interest in the Assigned Loans or otherwise  approached or negotiated with respect to the Assigned  Loans, or any interest in the Assigned Loans with any Person in any  manner,  or made any general  solicitation  by means of general  advertising  or in any other  manner,  or taken any other  action which would  constitute a  distribution  of the  Assigned  Loans under the
                  Securities  Act of 1933, as amended (the "1933 Act") or which would render the  disposition  of the  Assigned  Loans a violation  of Section 5 of the
                  1933 Act or require registration pursuant thereto;

            The Assignor has received from Company,  and has delivered to the Assignee,  all documents  required to be  delivered  to Assignor by the Company  prior to the date hereof  pursuant to the  Servicing  Agreement  and the  Servicing
                  Agreement  with respect to the Assigned  Loans and has not  received,  and has not requested from the Company, any additional documents; and

            There is no action,  suit,  proceeding,  investigation or litigation pending or, to Assignor's  knowledge,  threatened,  which either in any instance or in the  aggregate,  if  determined  adversely  to Assignor,  would  adversely affect  Assignor's  execution  or delivery of, or the  enforceability  of, this AAR Agreement,  or the Assignor's  ability to perform its obligations under this AAR Agreement.

9.    Assignee  warrants and represents to, and covenants  with,  Assignor and Company as of the date hereof:

            Assignee is duly  organized,  validly  existing and in good  standing  under the laws of the  jurisdiction of its  organization and has all requisite power and  authority  to hold the  Assigned  Loans as  trustee  on behalf of the holders of the Bear  Stearns  ALT-A Trust  2006-1,  Mortgage  Pass-Through
                  Certificates, Series 2006-1;

            Assignee has full corporate power and authority to execute,  deliver and perform
                  its  obligations   under  this  AAR  Agreement,   and  to  consummate  the
                  transactions  set  forth  herein.  The  consummation  of the  transactions
                  contemplated   by  this  AAR  Agreement  is  in  the  ordinary  course  of
                  Assignee's  business and will not conflict with, or result in a breach of, any of the  terms,  conditions  or  provisions  of  Assignee's  charter or by-laws or any legal restriction,  or any material agreement or instrument to which  Assignee  is now a party or by which it is  bound,  or result in the violation of any law, rule,  regulation,  order, judgment or decree to which  Assignee or its property is subject.  The  execution,  delivery and performance by Assignee of this AAR Agreement and the  consummation  by it of the transactions  contemplated hereby, have been duly authorized by all necessary  corporate  action on part of Assignee.  This AAR  Agreement has
                  been  duly   executed  and   delivered  by  Assignee  and,  upon  the  due
                  authorization,  execution  and  delivery by  Assignor  and  Company,  will
                  constitute   the  valid  and  legally   binding   obligation  of  Assignee
                  enforceable  against  Assignee  in  accordance  with its  terms  except as enforceability may be limited by bankruptcy,  reorganization,  insolvency, moratorium  or other  similar laws now or hereafter in effect  relating to
                  creditors'  rights  generally,   and  by  general   principles  of  equity
                  regardless  of whether  enforceability  is  considered  in a proceeding in equity or at law;

            No consent,  approval,  order or  authorization  of, or  declaration,  filing or registration  with, any governmental  entity is required to be obtained or
                  made  by  Assignee  in  connection   with  the   execution,   delivery  or
                  performance by Assignee of this AAR Agreement,  or the  consummation by it of the transactions contemplated hereby;

            There is no action,  suit,  proceeding,  investigation or litigation pending or, to Assignee's  knowledge,  threatened,  which either in any instance or in the  aggregate,  if  determined  adversely  to Assignee,  would  adversely affect  Assignee's  execution  or delivery of, or the  enforceability  of, this AAR Agreement,  or the Assignee's  ability to perform its obligations under this AAR Agreement; and

            Assignee  assumes for the benefit of each of the Assignor and the Company all of the rights of the Purchaser under the Servicing  Agreement with respect to the Assigned Loans.

10.   Company  warrants and represents to, and covenants  with,  Assignor and Assignee as of the date hereof:

            [reserved];

            Attached  hereto as  Attachment 2 is a true and accurate  copy of the  Servicing
                  Agreement  which  agreement  is in full  force  and  effect as of the date hereof  and the  provisions  of which  have not been  waived,  amended  or modified  in any  respect,  nor has any notice of  termination  been given thereunder;

            Company is duly organized,  validly existing and in good standing under the laws of the jurisdiction of its incorporation,  and has all requisite power and authority  to service  the  Assigned  Loans and  otherwise  to perform its obligations under the Servicing Agreement;

            Company has full corporate  power and authority to execute,  deliver and perform
                  its  obligations   under  this  AAR  Agreement,   and  to  consummate  the
                  transactions  set  forth  herein.  The  consummation  of the  transactions contemplated  by this AAR Agreement is in the ordinary course of Company's business and will not conflict  with, or result in a breach of, any of the terms,  conditions or  provisions  of Company's  charter or by-laws or any legal  restriction,  or any  material  agreement  or  instrument  to which
                  Company  is  now a  party  or by  which  it is  bound,  or  result  in the violation  of any law,  rule,  regulation,  order,  judgment  or decree to which  Company or its  property is subject.  The  execution,  delivery and performance  by Company of this AAR Agreement and the  consummation  by it of the transactions  contemplated hereby, have been duly authorized by all necessary  corporate  action on the part of  Company.  This AAR  Agreement has been  duly  executed  and  delivered  by  Company,  and,  upon the due authorization,  execution  and  delivery by Assignor  and  Assignee,  will
                  constitute   the  valid  and  legally   binding   obligation  of  Company,
                  enforceable  against  Company  in  accordance  with its  terms  except  as enforceability may be limited by bankruptcy,  reorganization,  insolvency, moratorium  or other  similar laws now or hereafter in effect  relating to
                  creditors'  rights  generally,   and  by  general   principles  of  equity
                  regardless  of whether  enforceability  is  considered  in a proceeding in equity or at law;

            No consent,  approval,  order or  authorization  of, or  declaration,  filing or registration  with, any governmental  entity is required to be obtained or made by Company in connection with the execution,  delivery or performance by  Company  of  this  AAR  Agreement,  or the  consummation  by it of the transactions contemplated hereby;

            The Company shall establish a Custodial  Account and an Escrow Account under the
                  Servicing  Agreement in favor of the Assignee with respect to the Assigned
                  Loans separate from the Custodial  Account and Escrow  Account  previously established under the Servicing Agreement in favor of Assignor;

            No event has  occurred  from the  Closing  Date to the date  hereof  which would render the  representations  and  warranties  as to the  related  Assigned
                  Loans  made by the  Company  in  Sections  3.01 and 3.02 of the  Servicing
                  Agreement to be untrue in any material respect; and

            Neither this AAR Agreement  nor any  certification,  statement,  report or other agreement,  document or  instrument  furnished  or to be  furnished by the
                  Company  pursuant  to this AAR  Agreement  contains  or will  contain  any materially  untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained therein not misleading.

11.   Assignor  hereby  agrees to indemnify and hold the Assignee  (and its  successors  and assigns) harmless against any and all claims, losses, penalties,  fines, forfeitures,  legal fees and related  costs,  judgments,  and any other costs,  fees and expenses  that Assignee
(and its  successors  and  assigns)  may  sustain  in any way  related  to any breach of the representations  or  warranties of Assignor set forth in this AAR Agreement or the breach of any covenant or condition contained herein.

Recognition of Assignee
12.   From and after the date  hereof,  Company  shall  recognize  Assignee  as owner of the
Assigned Loans, and acknowledges  that the Assigned Loans are intended to be part of a REMIC or multiple  REMICs,  and will service the Assigned  Loans in accordance  with the Servicing
Agreement  (as  modified by this AAR  Agreement)  but in no event in a manner that would (i)
cause  any  such  intended  REMIC  to  fail to  qualify  as a REMIC  or (ii)  result  in the imposition of a tax upon any such intended  REMIC  (including  but not limited to the tax on prohibited  transactions  as  defined  in  Section  860F(a)(2)  of the  Code  and the tax on
contributions  to a REMIC set forth in Section  860G(d) of the Code). It is the intention of
Assignor,  Company and Assignee  that this AAR  Agreement  shall be binding upon and for the benefit of the respective  successors  and assigns of the parties  hereto.  Neither  Company nor Assignor shall amend or agree to amend,  modify,  waive,  or otherwise  alter any of the terms or provisions of the Servicing  Agreement  which  amendment,  modification,  waiver or other  alteration  would in any way affect the  Assigned  Loans  without  the prior  written consent of Assignee.

13.   Notwithstanding  any term  hereof to the  contrary,  it is  expressly  understood  and agreed by the parties  hereto that (i) this AAR  Agreement is  acknowledged  and accepted by the  Assignee not  individually  or  personally  but solely as Assignee for the Trust in the exercise  of the powers and  authority  conferred  and  vested in it under the  Pooling  and
Servicing  Agreement (the "Pooling and Servicing  Agreement"),  dated as of January 1, 2006, among BSABS, the Assignor, the Assignee,  Wells Fargo Bank, National Association,  as master servicer  (the  "Master  Servicer")  and  as  securities  administrator,  (ii)  each  of the representations,  undertakings and agreements herein made on behalf of the Trust is made and intended not as personal  representations,  undertakings  and agreements of the Assignee but is made  and  intended  for the  purpose  of  binding  only the  Trust  and  (iii)  under no circumstances  shall the Assignee be personally  liable for the payment of any  indebtedness or  expenses  of the  Assignee  or the Trust or be liable  for the  breach or failure of any obligation,  representation,  warranty or covenant made or  undertaken by the Assignee,  the
Assignor  or  the  Trust  under  the  Servicing  Agreement  or  the  Pooling  and  Servicing
Agreement.  Any  recourse  against the  Assignee in respect of any  obligations  it may have under or pursuant to the terms of this AAR Agreement  shall be limited  solely to the assets it  may  hold  as  trustee  of  Bear  Stearns  ALT-A  Trust  2006-1,  Mortgage  Pass-Through
Certificates, Series 2006-1.

Modification of Servicing Agreement
14.   The Company and Assignor hereby amend the Servicing Agreement as follows:

      (a)   The following definitions are added to Article I of the Servicing Agreement:
      Assignee: JPMorgan Chase Bank, National Association, as trustee for the holders of the Bear Stearns ALT-A Trust 2006-1, Mortgage Pass-Through Certificates, Series
      2006-1.

      Master Servicer: Wells Fargo Bank, National Association, or its successors in interest who meet the qualifications of the Pooling and Servicing Agreement and this
      Agreement.

      Nonrecoverable Advance: Any advance previously made by the Company pursuant to
      Section 5.03 or any Servicing Advance which, in the good faith judgment of the
      Company, may not be ultimately recoverable by the Company from Liquidation Proceeds or otherwise.  The determination by the Company that it has made a Nonrecoverable
      Advance, shall be evidenced by an Officer's Certificate of the Company delivered to the Purchaser and the Master Servicer and detailing the reasons for such determination.

      Pooling and Servicing Agreement: That certain pooling and servicing agreement, dated as of January 1, 2006, among Bear Stearns Asset Backed Securities I LLC, the Trustee,
      the Master Servicer and the Purchaser.

      Prepayment Charge:  With respect to any Mortgage Loan, the charges or premiums, if any, due in connection with a full or partial prepayment of such Mortgage Loan in accordance with the terms thereof.

      Securities Administrator: Wells Fargo Bank, National Association.

      Trustee: JPMorgan Chase Bank, National Association, or its successor in interest, or any successor trustee appointed as provided in the Pooling and Servicing Agreement.

      (b)   The definition of Business Day is deleted in its entirety and replaced with the following:
      Business Day: Any day other than: (i) a Saturday or Sunday, or (ii) a legal holiday in the States of New York, Maryland or Minnesota, or (iii) a day on which banks in the States of New York, Maryland or Minnesota are authorized or obligated by law or executive order to be closed.

      (c)   Article III of the Servicing Agreement is hereby amended effective as of the date hereof by adding the following new Section 3.02(kkk):
            (kkk) With respect to each Mortgage Loan, information regarding the borrower credit files related to such Mortgage Loan has been furnished to credit reporting agencies in compliance with the provisions of the Fair Credit Reporting Act and the applicable implementing regulations.

      (d)   Article IV of the Servicing Agreement is hereby amended effective as of the date hereof by adding the following after the first sentence in 4.01:
            In addition, the Company shall furnish information regarding the borrower credit files related to such Mortgage Loan to credit reporting agencies in compliance with the provisions of the Fair Credit Reporting Act and the applicable implementing regulations.

      The following is added as Subsection 4.05(ix) of the Servicing Agreement:
      "(ix) to reimburse itself for any Nonrecoverable Advances;"
      (e)   The following is added to the second sentence of the third paragraph of Section
4.13 of the Servicing Agreement:
      "; provided, however, that any REO property shall be disposed of by the Company before the close of the third taxable year following the taxable year in which the
      Mortgage Loan became an REO property, unless the Company is otherwise directed by the
      Assignee."

      (f)   The following is added as Section 4.15 of the Servicing Agreement:
      Section 4.15      Waiver of Prepayment Charges
            The Company  shall not waive (or permit a subservicer  to waive) any  Prepayment
      Charge unless: (i) the  enforceability  thereof shall have been limited by bankruptcy, insolvency,  moratorium,  receivership  and other  similar laws relating to creditors'
      rights  generally,  (ii) the enforcement  thereof is illegal,  or any local,  state or federal  agency has  threatened  legal action if the  prepayment  penalty is enforced,
      (iii) the mortgage  debt has been  accelerated  in connection  with a  foreclosure  or other  involuntary  payment or (iv) such waiver is standard and customary in servicing similar  Mortgage Loans and relates to a default or a reasonably  foreseeable  default and would,  in the  reasonable  judgment of the  Company,  maximize  recovery of total proceeds  taking  into  account  the value of such  Prepayment  Charge and the related
      Mortgage  Loan. In no event will the Company  waive a Prepayment  Charge in connection with  a  refinancing  of a  Mortgage  Loan  that  is not  related  to a  default  or a reasonably  foreseeable  default.  If a Prepayment Charge is waived, but does not meet the standards  described above, then the Company is required to pay the amount of such waived  Prepayment  Charge by depositing such amount into the Custodial Account by the immediately succeeding Remittance Date.

      (g)   Section 11.04 of the Servicing Agreement is deleted in its entirety and replaced with the following:
      Section 11.04     Governing Law.

            This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of laws and except to the extent preempted by Federal law and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

      (h)   The following shall be added as Section 11.19 of the Servicing Agreement:
      Section 11.19     Third Party Beneficiary.

            For purposes of this Agreement, any Master Servicer shall be considered a third party beneficiary to this Agreement entitled to all the rights and benefits accruing to any Master Servicer herein as if it were a direct party to this Agreement.

Miscellaneous

15.   All demands,  notices and communications  related to the Assigned Loans, the Servicing
Agreement and this AAR  Agreement  shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:

a.    In the case of Company,

            HSBC MORTGAGE CORPORATION (USA)
            Lori A. Miller / Assistant Vice President
            2929 Walden Avenue
            Depew, New York 14042

b.    In the case of Assignor,

            EMC Mortgage Corporation
            Mac Arthur Ridge II
            909 Hidden Ridge Drive, Suite 200
            Irving, Texas 75038
            Attention:  Ms. Ralene Ruyle
            Telecopier No.: (972) 442-2810

c.    In the case of the Securities Administrator,

            Wells Fargo Bank,
            National Association
            9062 Old Annapolis Road
            Columbia, Maryland 21045
            Attention:  BSALTA 2006-1
            Telecopier No.: (410) 884-2363

d.    In the case of Assignee,

            JPMorgan Chase Bank, National Association
            4 New York Plaza, 6th Floor
            New York, NY 10004
            Attention:  Worldwide Securities Services-Structured
            Finance Services, BSALTA 2006-1
            Telecopier No.: (212) 623-5858

16.   Each party will pay any  commissions  it has incurred and the fees of its attorneys in connection  with the  negotiations  for,  documenting  of and  closing  of the  transactions contemplated by this AAR Agreement.

17.   This AAR Agreement  shall be construed in accordance with the laws of the State of New
York,  without regard to conflicts of law  principles  (other than Section 5-1401 of the New
York  Obligations  Law), and the obligations,  rights and remedies of the parties  hereunder shall be determined in accordance with such laws.

18.   No term or  provision  of this AAR  Agreement  may be waived or  modified  unless such waiver or  modification  is in writing and signed by the party  against  whom such waiver or modification is sought to be enforced.

19.   This AAR  Agreement  shall inure to the benefit of the  successors  and assigns of the parties  hereto.  Any  entity  into which  Assignor,  Assignee  or Company  may be merged or consolidated  shall,  without the requirement for any further  writing,  be deemed Assignor,
Assignee or Company, respectively, hereunder.

20.   This AAR Agreement shall survive the conveyance of the Assigned Loans,  the assignment of the Servicing  Agreement to the extent of the Assigned  Loans by Assignor to Assignee and the termination of the Servicing Agreement.

21.   This AAR  Agreement  may be  executed  simultaneously  in any number of  counterparts.
Each  counterpart  shall  be  deemed  to be an  original  and all  such  counterparts  shall constitute one and the same instrument.

22.   In the event that any provision of this AAR Agreement  conflicts with any provision of the Servicing  Agreement with respect to the Assigned Loans, the terms of this AAR Agreement shall control.

23.   The Company  hereby  acknowledges  that Wells Fargo Bank,  National  Association  (the
"Master  Servicer") has been appointed as the master servicer of the Assigned Loans pursuant to the  Pooling  and  Servicing  Agreement  and  therefor  has  the  right  to  enforce  all obligations  of the  Company,  as they relate to the  Assigned  Loans,  under the  Servicing
Agreement and this AAR Agreement.  Such rights will include,  without limitation,  the right to terminate the Servicer  under the Servicing  Agreement upon the occurrence of an event of default thereunder,  the right to receive all remittances required to be made by the Company under the  Servicing  Agreement,  the right to receive  all  monthly  reports and other data required to be delivered by the Company under the Servicing Agreement,  the right to examine the books and  records of the  Company,  indemnification  rights,  and the right to exercise certain  rights of consent  and  approval  relating  to actions  taken by the  Company.  The
Company shall make all distributions  under the Servicing  Agreement,  as they relate to the
Assigned Loans, to the Master Servicer by wire transfer of immediately available funds to:

            Bear Stearns BSALTA 2006-1 Master Servicer Collection Account
            Wells Fargo Bank, National Association
            ABA# 121000248
            Account Name:  SAS Clearing
            Account # 3970771416
            For Further Credit to: BSALTA 2006-1, Account #50891700.

and the Company shall deliver all reports required to be delivered under the Servicing
Agreement, as they relate to the Assigned Loans, to the Assignee at the address set forth in Section 9d herein and to the Master Servicer at:

            Wells Fargo Bank, National Association
            9062 Old Annapolis Road
            Columbia, Maryland 21045
            Attention: BSALTA 2006-1
            Telecopier No.: (410) 715-2380

      IN WITNESS WHEREOF, the parties hereto have executed this AAR Agreement as of the day and year first above written.

                                          EMC MORTGAGE CORPORATION Assignor

                                          By:________________________________
                                          Name:______________________________
                                          Title:_____________________________

                                          JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as
                                          Trustee, Assignee

                                          By:   _____________________________
                                          Name: _____________________________
                                          Title:  ___________________________

                                          HSBC MORTGAGE CORPORATION (USA)
                                          Company

                                          By:________________________________
                                          Name:______________________________
                                          Title:_____________________________

                                          Acknowledged and Agreed:

                                          WELLS FARGO BANK, NATIONAL ASSOCIATION

                                          By:   _____________________________
                                          Name: _____________________________
                                          Title: ____________________________

                                        ATTACHMENT 1

                                       ASSIGNED LOANS

                                  (Available upon request)

                                        ATTACHMENT 2

                                    SERVICING AGREEMENT

                                  (Available upon request)

                                        ATTACHMENT 3

                  Calculation of Realized Loss/Gain Form 332- Instruction Sheet
      The numbers on the form correspond with the numbers listed below.

      Liquidation and Acquisition Expenses:
      1.    The Actual Unpaid Principal Balance of the Mortgage Loan.  For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

      2.    The Total  Interest Due less the  aggregate  amount of servicing  fee that would  have  been  earned  if all  delinquent  payments  had been  made as agreed. For documentation,  an Amortization  Schedule from date of default through  liquidation  breaking  out the net interest  and  servicing  fees advanced is required.

      3.    Accrued  Servicing Fees based upon the Scheduled  Principal Balance of the
            Mortgage Loan as  calculated on a monthly  basis.  For  documentation,  an
            Amortization  Schedule from date of default through  liquidation  breaking out the net interest and servicing fees advanced is required.

      4-12. Complete as  applicable.  All line  entries must be supported by copies of appropriate statements,  vouchers, receipts, bills, canceled checks, etc., to document  the  expense.  Entries not  properly  documented  will not be reimbursed to the Servicer.

      13.   The total of lines 1 through 12.

      Credits:

      14-21.      Complete  as  applicable.  All line  entries  must be  supported  by copies of the appropriate  claims forms, EOBs, HUD-1 and/or other proceeds verification,  statements,  payment  checks,  etc. to document the credit.
            If  the  Mortgage  Loan  is  subject  to  a  Bankruptcy  Deficiency,   the
            difference  between the Unpaid Principal  Balance of the Note prior to the
            Bankruptcy  Deficiency and the Unpaid Principal  Balance as reduced by the
            Bankruptcy Deficiency should be input on line 20.

      22.   The total of lines 14 through 21.

      Please note: For HUD/VA loans, use line (15) for Part A/Initial proceeds and line
            (16) for Part B/Supplemental proceeds.
      Total Realized Loss (or Amount of Any Gain)

      23.   The total derived from subtracting line 22 from 13.  If the amount represents a
            realized gain, show the amount in parenthesis (   ).

                         Calculation of Realized Loss/Gain Form 332

                                      WELLS FARGO BANK, N.A.
                                CALCULATION OF REALIZED LOSS/GAIN

      Prepared by:  __________________                Date:  _______________
      Phone:  ______________________   Email Address:_____________________

            -------------------    -------------------    --------------------
            Servicer Loan No.      Servicer Name          Servicer Address

            -------------------    -------------------    --------------------

      WELLS FARGO BANK, N.A. Loan No._____________________________
      Borrower's Name:________________________________________________________
      Property Address:________________________________________________________________
      Liquidation and Acquisition Expenses:
      (1)Actual Unpaid Principal Balance of Mortgage Loan          $ ______________ (1)
      (2)   Interest accrued at Net Rate                           ________________ (2)
      (3)   Accrued Servicing Fees                                 ________________ (3)
      (4)   Attorney's Fees                                        ________________ (4)
      (5)   Taxes                                                  ________________ (5)
      (6)   Property Maintenance                                   ________________ (6)
      (7)   MI/Hazard Insurance Premiums                           ________________ (7)
      (8)   Utility Expenses                                       ________________ (8)
      (9)   Appraisal/BPO                                          ________________ (9)
      (10)  Property Inspections                                   ________________ (10)
      (11)  FC Costs/Other Legal Expenses                          ________________ (11)
      (12)  Other (itemize)                                       $________________ (12)
            Cash for Keys__________________________                ________________
            HOA/Condo Fees_______________________                  ________________
            ______________________________________                 ________________
            ______________________________________                 ________________
            Total Expenses                                        $ _______________ (13)
      Credits:
      (14)  Escrow Balance                                        $ _______________ (14)
      (15)  HIP Refund                                             ________________ (15)
      (16)  Rental Receipts                                        ________________ (16)
      (17)  Hazard Loss Proceeds                                   ________________ (17)
      (18)  Primary Mortgage Insurance Proceeds                    ________________ (18)
      (19)  Pool Insurance Proceeds                                ________________ (19)
      (20)  Proceeds from Sale of Acquired Property                ________________ (20)
      (21)  Other (itemize)                                        ________________ (21)
         _________________________________________                 ________________
         _________________________________________                 ________________
         Total Credits                                            $________________ (22)

      Total Realized Loss (or Amount of Gain)                     $________________ (23)

                                                                                EXHIBIT I-14

                      ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

      This is an Assignment,  Assumption and Recognition  Agreement  (this "AAR  Agreement")
made as of January 31,  2006,  among EMC Mortgage  Corporation  (the  "Assignor"),  JPMorgan
Chase Bank, National  Association,  not in its individual capacity but solely as trustee for the holders of Bear Stearns ALT-A Trust 2006-1, Mortgage Pass-Through  Certificates,  Series
2006-1 (the  "Assignee"),  PHH  Mortgage  Corporation  (formerly  known as Cendant  Mortgage
Corporation) (the "Company") and Bishop's Gate Residential Mortgage Trust ("Bishop's Gate").

      Whereas,  pursuant to the  Recognition  Agreement  dated as of January 1, 2006 between the  Assignor  and the  Company  (the  "Recognition  Agreement"),  the Company has agreed to service  certain  residential  mortgage loans (the "Assigned  Loans") listed on Attachment 1 annexed  hereto (the  "Assigned  Loan  Schedule")  for the Assignor as owner of the Assigned
Loans, in accordance with the terms and conditions of the Mortgage Loan Flow Purchase,  Sale and Servicing  Agreement,  dated as of April 26, 2001 (the "Servicing  Agreement") among the
Company, Bishop's Gate Residential Mortgage Trust and EMC Mortgage Corporation; and

      In  consideration  of the mutual  promises  contained  herein the parties hereto agree that the Assigned  Loans now serviced by Company for Assignor and its successors and assigns pursuant to the Recognition  Agreement and the Assignor's  right,  title and interest to and under the  Recognition  Agreement,  shall be  subject  to the  terms of this AAR  Agreement.
Capitalized  terms used herein but not defined  shall have the meanings  ascribed to them in the Servicing Agreement.

            Assignment and Assumption

24.   Assignor hereby grants,  transfers and assigns to Assignee all of the right, title and interest of Assignor in the Assigned  Loans and, as they relate to the Assigned  Loans,  all
of  its  right,   title  and   interest  in,  to  and  under  the   Recognition   Agreement.
Notwithstanding  anything  to the  contrary  contained  herein,  the  Assignor  specifically reserves and does not assign to the  Assignee any right,  title and interest in, to or under the  representations  and  warranties  contained  in  Sections  3.01,  3.02  and 3.03 of the
Servicing  Agreement and the Assignor is retaining the right to enforce the  representations and  warranties  set forth in those  sections  against the  Company.  Assignor  specifically reserves and does not assign to Assignee  any right,  title and interest in, to or under any
Mortgage  Loans  subject  to the  Recognition  Agreement  other  than  those  set  forth  on
Attachment 1.

            Representations, Warranties and Covenants

25.   Assignor warrants and represents to Assignee and Company as of the date hereof:

a.    Attached  hereto  as  Attachment  2 is a true  and  accurate  copy of the  Recognition
                  Agreement,  which  agreement  is in full  force and  effect as of the date hereof  and the  provisions  of which  have not been  waived,  amended  or modified  in any  respect,  nor has any notice of  termination  been given thereunder;

b.    Assignor was the lawful  owner of the  Assigned  Loans with full right to transfer the
                  Assigned  Loans and any and all of its interests,  rights and  obligations under the  Recognition  Agreement  as they relate to the  Assigned  Loans, free and clear  from any and all  claims  and  encumbrances;  and upon the transfer  of the  Assigned  Loans  to  Assignee  as  contemplated  herein,
                  Assignee  shall have good title to each and every  Assigned  Loan, as well as any and all of Assignee's  interests,  rights and obligations under the
                  Recognition  Agreement  as they  relate to the  Assigned  Loans,  free and clear of any and all liens, claims and encumbrances;

c.    There are no  offsets,  counterclaims  or other  defenses  available  to Company  with respect to the Assigned Loans or the Recognition Agreement;

d.    Assignor has no knowledge of, and has not received  notice of, any waivers  under,  or any modification of, any Assigned Loan;

e.    Assignor is duly  organized,  validly  existing and in good standing under the laws of the  jurisdiction  of its  incorporation,  and has all requisite power and authority to acquire, own and sell the Assigned Loans;

f.    Assignor has full  corporate  power and authority to execute,  deliver and perform its obligations  under this AAR Agreement,  and to consummate the transactions set forth herein.  The  consummation of the  transactions  contemplated by this AAR Agreement is in the ordinary  course of  Assignor's  business and will not  conflict  with,  or result  in a breach  of,  any of the  terms, conditions or  provisions  of  Assignor's  charter or by-laws or any legal restriction,  or any material agreement or instrument to which Assignor is now a party or by which it is bound,  or result  in the  violation  of any law, rule, regulation,  order, judgment or decree to which Assignor or its property is subject.  The execution,  delivery and performance by Assignor of this  AAR  Agreement  and the  consummation  by it of the  transactions contemplated  hereby, have been duly authorized by all necessary corporate action on part of  Assignor.  This AAR  Agreement  has been duly  executed and delivered by Assignor and, upon the due  authorization,  execution and delivery by Assignee and Company,  will  constitute  the valid and legally binding obligation of Assignor  enforceable against Assignor in accordance with its terms  except as  enforceability  may be limited  by  bankruptcy, reorganization,  insolvency,  moratorium  or  other  similar  laws  now or hereafter  in effect  relating  to  creditors'  rights  generally,  and by general  principles  of equity  regardless  of whether  enforceability  is considered in a proceeding in equity or at law;

g.    No  consent,   approval,  order  or  authorization  of,  or  declaration,   filing  or
                  registration  with, any governmental  entity is required to be obtained or
                  made  by  Assignor  in  connection   with  the   execution,   delivery  or
                  performance by Assignor of this AAR Agreement,  or the  consummation by it of the  transactions  contemplated  hereby.  Neither  Assignor  nor anyone acting on its behalf has offered, transferred,  pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned  Loans,  or solicited  any  offer  to  buy or  accept  a  transfer,  pledge  or  other disposition of the Assigned  Loans,  or any interest in the Assigned Loans or otherwise  approached or negotiated with respect to the Assigned Loans, or any  interest in the Assigned  Loans with any Person in any manner,  or made any general  solicitation  by means of general  advertising or in any other  manner,  or  taken  any  other  action  which  would  constitute  a distribution  of the Assigned  Loans under the  Securities Act of 1933, as amended  (the "1933 Act") or which  would  render the  disposition  of the
                  Assigned  Loans a  violation  of  Section  5 of the  1933  Act or  require registration pursuant thereto;

h.    Assignor has received  from  Company,  and has  delivered to Assignee,  all  documents required to be delivered  to Assignor by Company  prior to the date hereof pursuant to the  Recognition  Agreement with respect to the Assigned Loans and has not received,  and has not requested from Company,  any additional documents; and

26.   Assignee  warrants and represents to, and covenants  with,  Assignor and Company as of the date hereof:

a.    Assignee is duly  organized,  validly  existing and in good standing under the laws of the  jurisdiction  of its  organization  and has all  requisite  power and authority  to hold the  Assigned  Loans on behalf of the  holders  of Bear
                  Stearns ALT-A Trust, Mortgage Pass-Through Certificates. Series 2006-1;

b.    Assignee has full  corporate  power and authority to execute,  deliver and perform its obligations  under this AAR Agreement,  and to consummate the transactions set forth herein.  The  consummation of the  transactions  contemplated by this AAR Agreement is in the ordinary  course of  Assignee's  business and will not  conflict  with,  or result  in a breach  of,  any of the  terms, conditions or  provisions  of  Assignee's  charter or by-laws or any legal restriction,  or any material agreement or instrument to which Assignee is now a party or by which it is bound,  or result  in the  violation  of any law, rule, regulation,  order, judgment or decree to which Assignee or its property is subject.  The execution,  delivery and performance by Assignee of this  AAR  Agreement  and the  consummation  by it of the  transactions contemplated  hereby, have been duly authorized by all necessary corporate action on part of  Assignee.  This AAR  Agreement  has been duly  executed and delivered by Assignee and, upon the due  authorization,  execution and delivery by Assignor and Company,  will  constitute  the valid and legally binding obligation of Assignee  enforceable against Assignee in accordance with its terms  except as  enforceability  may be limited  by  bankruptcy, reorganization,  insolvency,  moratorium  or  other  similar  laws  now or hereafter  in effect  relating  to  creditors'  rights  generally,  and by general  principles  of equity  regardless  of whether  enforceability  is considered in a proceeding in equity or at law;

c.    No  consent,   approval,  order  or  authorization  of,  or  declaration,   filing  or
                  registration  with, any governmental  entity is required to be obtained or
                  made  by  Assignee  in  connection   with  the   execution,   delivery  or
                  performance by Assignee of this AAR Agreement,  or the  consummation by it of the transactions contemplated hereby; and

d.    The  Assignee  assumes  for the  benefit  of  each  of  Assignor  and  Company  all of
                  Assignor's  rights as  "Purchaser"  thereunder  but solely with respect to such Assigned Loans.

27.   Company  warrants and represents  to, and covenant  with,  Assignor and Assignee as of the date hereof:

a.    Attached  hereto  as  Attachment  2 is a true  and  accurate  copy of the  Recognition
                  Agreement,  which  agreement  is in full  force and  effect as of the date hereof  and the  provisions  of which  have not been  waived,  amended  or modified  in any  respect,  nor has any notice of  termination  been given thereunder;

b.    Company is duly  organized,  validly  existing and in good standing  under the laws of the  jurisdiction  of its  incorporation,  and has all requisite power and authority  to service  the  Assigned  Loans and  otherwise  to perform its obligations under the Recognition Agreement;

c.    Company has full  corporate  power and  authority to execute,  deliver and perform its obligations  under this AAR Agreement,  and to consummate the transactions set forth herein.  The  consummation of the  transactions  contemplated by this AAR  Agreement  is in the ordinary  course of Company's  business and will not  conflict  with,  or result  in a breach  of,  any of the  terms, conditions  or  provisions  of  Company's  charter or by-laws or any legal restriction,  or any material  agreement or instrument to which Company is now a party or by which it is bound,  or result  in the  violation  of any law, rule,  regulation,  order, judgment or decree to which Company or its property is subject.  The execution,  delivery and  performance by Company of this  AAR  Agreement  and the  consummation  by it of the  transactions contemplated  hereby, have been duly authorized by all necessary corporate action on part of Company.  This AAR  Agreement has been duly executed and delivered  by Company,  and,  upon the due  authorization,  execution  and delivery by Assignor and Assignee,  will  constitute the valid and legally binding obligation of Company,  enforceable  against Company in accordance with its terms  except as  enforceability  may be limited  by  bankruptcy, reorganization,  insolvency,  moratorium  or  other  similar  laws  now or hereafter  in effect  relating  to  creditors'  rights  generally,  and by general  principles  of equity  regardless  of whether  enforceability  is considered in a proceeding in equity or at law;

d.    No  consent,   approval,  order  or  authorization  of,  or  declaration,   filing  or
                  registration  with, any governmental  entity is required to be obtained or made by Company in connection with the execution,  delivery or performance by  Company  of  this  AAR  Agreement,  or the  consummation  by it of the transactions contemplated hereby;

e.    Company  shall  establish  a  Custodial  Account  and  an  Escrow  Account  under  the
                  Recognition  Agreement  in favor of Assignee  with respect to the Assigned
                  Loans separate from the Custodial  Account and Escrow  Account  previously established under the Recognition Agreement in favor of Assignor; and

f.    No event has occurred  from the Closing Date to the date hereof which would render the representations  and  warranties as to the related  Assigned Loans made by
                  Company in Sections 3.01 and 3.02 of the Servicing  Agreement to be untrue in any material respect.

28.   Assignor  hereby  agrees to indemnify and hold the Assignee  (and its  successors  and assigns) harmless against any and all claims, losses, penalties,  fines, forfeitures,  legal fees and related  costs,  judgments,  and any other costs,  fees and expenses  that Assignee
(and its  successors  and  assigns)  may  sustain  in any way  related  to any breach of the representations  or  warranties of Assignor set forth in this AAR Agreement or the breach of any covenant or condition contained herein.

            Recognition of Assignee

29.   From and after the date  hereof,  Company  shall  recognize  Assignee  as owner of the
Assigned Loans, and  acknowledges  that the Assigned Loans will be part of a REMIC, and will service the Assigned Loans in accordance  with the Servicing  Agreement but in no event in a manner  that would (i) cause any REMIC to fail to  qualify as a REMIC or (ii)  result in the imposition  of a tax upon any REMIC  (including  but not  limited  to the tax on  prohibited transactions as defined in Section  860F(a)(2) of the Code and the tax on contributions to a
REMIC set forth in Section  860G(d) of the Code).  It is the intention of Assignor,  Company and  Assignee  that this AAR  Agreement  shall be  binding  upon and for the  benefit of the respective  successors  and  assigns of the parties  hereto.  Neither  Company nor  Assignor shall  amend or agree to  amend,  modify,  waiver,  or  otherwise  alter any of the terms or provisions  of  the  Recognition  Agreement  or the  Servicing  Agreement  which  amendment, modification,  waiver or other alteration would in any way affect the Assigned Loans without the prior written consent of Assignee.

      Notwithstanding  any term  hereof to the  contrary,  it is  expressly  understood  and agreed by the parties  hereto that (a) the  execution  and delivery of this AAR Agreement by the  Assignee is solely in its capacity as trustee (the  "Trustee")  for Bear Stearns  ALT-A
Trust 2006-1, Mortgage Pass-Through Certificates,  Series 2006-1 pursuant to the Pooling and
Servicing  Agreement (the "Pooling and Servicing  Agreement"),  dated as of January 1, 2006, among BSABS, the Assignor, the Assignee,  Wells Fargo Bank, National Association,  as master servicer (the "Master Servicer") and as securities administrator,  and not individually, (b)
each of the  representations,  undertakings  and  agreements  herein  made on behalf of Bear
Stearns   ALT-A  Trust   2006-1  (the   "Trust")  is  made  and  intended  not  as  personal
representations,  undertakings  and  agreements  of the Trustee but is made and intended for the purpose of binding  only the Trust and (c) under no  circumstances  shall the Trustee be personally  liable for the payment of any  indebtedness  or expenses of the  Assignee or the
Trust or be liable for the breach or failure of any obligation, representation,  warranty or covenant  made or  undertaken  by the  Assignee,  the  Assignor  or the Trust under this AAR
Agreement  or made or  undertaken  by the  Assignee,  the  Assignor  or the Trust  under the
Agreements  or the Pooling and  Servicing  Agreement.  Any recourse  against the Assignee in respect of any  obligations it may have under or pursuant to the terms of this AAR Agreement shall be limited  solely to the assets it may hold as trustee for Bear  Stearns  ALT-A Trust
2006-1, Mortgage Pass-Through Certificates, Series 2006-1.

            Miscellaneous

30.   All  demands,   notices  and  communications   related  to  the  Assigned  Loans,  the
Recognition  Agreement  and this AAR  Agreement  shall be in writing  and shall be deemed to have been duly  given if  personally  delivered  at or mailed by  registered  mail,  postage prepaid, as follows:

a.    In the case of Company,

           PHH Mortgage Corporation (formerly known as Cendant Mortgage
           Corporation)
           3000 Leadenhall Road
           Mail Stop: SVMP
           Mt. Laurel, New Jersey 08054
           Attention: Jack Webb
           Telecopier No.: (856) 917-8321

b.    In the case of Bishop's Gate,

           Bishop's Gate Residential Mortgage Trust
           3000 Leadenhall Road
           Mail Stop: SVMP
           Mt. Laurel, New Jersey 08054
           Attention: Jack Webb
           Telecopier No.: (856) 917-8321

c.    In the case of Assignor,

           EMC Mortgage Corporation
           Mac Arthur Ridge II
           909 Hidden Ridge Drive, Suite 200
           Irving, Texas 75038
           Attention: Ms. Ralene Ruyle
           Telecopier No.: (972) 442-2810

d.    In the case of the Securities Administrator,

           Wells Fargo Bank, National Association
           9062 Old Annapolis Road
           Columbia, Maryland 21045
           Attention: Mr. Randy Reider Telecopier No.:
           (410) 884-2363

e.    In the case of Assignee,

           JPMorgan Chase Bank, National Association
           4 New York Plaza, 6th Floor
           New York, NY  10004
           Attention: Worldwide Securities
           Services-Structured Finance Services, BSALTA
           2006-1
           Telecopier No.: (212) 623-5930

31.   Each party will pay any  commissions  it has incurred  and the Assignor  shall pay the fees of its  attorneys  and the  reasonable  fees of the  attorneys  of the Assignee and the
Company  in  connection  with  the  negotiations  for,  documenting  of and  closing  of the transactions contemplated by this AAR Agreement.

32.   This AAR Agreement  shall be construed in accordance with the laws of the State of New
York,  without  regard to  conflicts  of law  principles,  and the  obligations,  rights and remedies of the parties hereunder shall be determined in accordance with such laws.

33.   No term or  provision  of this AAR  Agreement  may be waived or  modified  unless such waiver or  modification  is in writing and signed by the party  against  whom such waiver or modification is sought to be enforced.

34.   This AAR  Agreement  shall inure to the benefit of the  successors  and assigns of the parties  hereto.  Any  entity  into which  Assignor,  Assignee  or Company  may be merged or consolidated  shall,  without the requirement for any further  writing,  be deemed Assignor,
Assignee or Company, respectively, hereunder.

35.   This AAR Agreement shall survive the conveyance of the Assigned Loans,  the assignment of the  Recognition  Agreement to the extent of the  Assigned  Loans by Assignor to Assignee and the termination of the Recognition Agreement.

36.   This AAR Agreement may be executed simultaneously in any number of counterparts.  Each counterpart  shall be deemed to be an original and all such  counterparts  shall  constitute one and the same instrument.

37.   In the event that any provision of this AAR Agreement  conflicts with any provision of the  Recognition  Agreement  with  respect  to the  Assigned  Loans,  the  terms of this AAR
Agreement shall control.

38.   The Company hereby acknowledges that Wells Fargo Bank,  National  Association has been appointed  as the  master  servicer  of the  Mortgage  Loans  pursuant  to the  Pooling  and
Servicing  Agreement,  dated  as of  January  1,  2006,  among  Bear  Stearns  Asset  Backed
Securities I LLC, the Assignor,  Wells Fargo Bank, National Association and the Assignee and
therefor  has the right to enforce  all  obligations  of the Company  under the  Recognition
Agreement.  The Company shall make all distributions under the Recognition  Agreement to the
Master Servicer by wire transfer of immediately available funds to:

                        Bear Stearns BSALTA 2006-1 Master Servicer Collection Account
            Wells Fargo Bank, National Association
            ABA# 121000248
            Account Name: SAS Clearing
            Account # 3970771416
            For Further Credit to: BSALTA 2006-1, Account #50891700.

             and the Company  shall deliver all reports  required to be delivered  under the
 Recognition  Agreement  to the Assignee at the address set forth in Section 8 herein and to the Master Servicer at:

                        Wells Fargo Bank, National Association
            9062 Old Annapolis Road
            Columbia, Maryland 21045
            Attention: BSALTA 2006-1
            Telecopier No.: (410) 715-2380

      IN WITNESS WHEREOF,  the parties hereto have executed this AAR Agreement as of the day and year first above written.

EMC MORTGAGE CORPORATION
Assignor

By:_________________________________
Name:_______________________________
Title:______________________________

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
AS TRUSTEE
Assignee

By:_________________________________
Name:_______________________________
Title:______________________________

PHH MORTGAGE CORPORATION
Company

By:_________________________________
Name:_______________________________
Title:______________________________

BISHOP'S GATE RESIDENTIAL MORTGAGE TRUST
By:   PHH Mortgage Corporation, as Administrator

By:_________________________________
Name:_______________________________
Title:______________________________

ACKNOWLEDGED:

WELLS FARGO BANK,
NATIONAL ASSOCIATION

By:_________________________________
Name:_______________________________
Title:______________________________

                                        ATTACHMENT I

                                   ASSIGNED LOAN SCHEDULE

                                        ATTACHMENT 2

                                   RECOGNITION AGREEMENT

                                                                                EXHIBIT I-15

                             RECOGNITION AGREEMENT

      This is a Recognition  Agreement (this "Recognition  Agreement") made as of January 1,
2006, between EMC Mortgage  Corporation (the "EMC") and PHH Mortgage  Corporation  (formerly known as Cendant Mortgage Corporation) (the "Company").

  WHEREAS, EMC acquired the mortgage loans identified on Attachment 1 hereto (the "2002-4
Mortgage Loans") through the exercise of an optional redemption right held by EMC in connection with the Bear Stearns ARM Trust Mortgage Pass-Through Certificates, Series
2002-4;

  WHEREAS, EMC acquired the mortgage loans identified on Attachment 2 hereto (the "2002-9
Mortgage Loans" and, together with the 2002-4 Mortgage Loans, the "Mortgage Loans") through the exercise of an optional redemption right held by EMC in connection with the Bear
Stearns ARM Trust Mortgage Pass-Through Certificates, Series 2002-9;

  WHEREAS,  the Company is currently servicing the Mortgage Loans in accordance with the terms and conditions of that certain Mortgage Loan Flow Purchase, Sale and Servicing
Agreement, dated as of April 26, 2001 (the "Servicing Agreement"), among the Company,
Bishop's Gate Residential Mortgage Trust and EMC Mortgage Corporation.

  In consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Mortgage Loans shall be subject to the terms of this Recognition Agreement.  Any capitalized term used and not otherwise defined herein shall have the meaning assigned to such term in the Servicing Agreement.

Recognition of EMC

19.   From and after the date hereof,  Company shall  recognize EMC as owner of the Mortgage
Loans and will  service the Mortgage  Loans for EMC  pursuant to the terms of the  Servicing
Agreement (as modified  herein) as if EMC and Company had entered into a separate  servicing agreement  for the servicing of the Mortgage  Loans in the form of the  Servicing  Agreement
(as modified herein), the terms of which are incorporated herein by reference.

Assignment of Mortgage Loans and Recognition Agreement to Trustee

20.   The Company  hereby  acknowledges  that EMC will assign  certain of the Mortgage Loans and the Servicing  Agreement to JPMorgan Chase Bank,  National  Association,  as trustee for the holders of Bear Stearns Alt-A Trust, Mortgage Pass-Through  Certificates,  Series 2006-1
(the  "Trustee"),  on January 31, 2006 pursuant to that certain  Assignment,  Assumption and
Recognition  Agreement,  dated as of January 31, 2006 (the "AAR  Agreement")  among EMC, the
Trustee and the Company.  Company hereby  acknowledges and consents to the assignment by EMC to the  Trustee  of all of  EMC's  rights  against  Company  pursuant  to  this  Recognition
Agreement  and to the  enforcement  or  exercise  of any  right or  remedy  against  Company pursuant to this  Recognition  Agreement  by the  Trustee.  Such  enforcement  of a right or remedy by the  Trustee  shall  have the same  force and effect as if the right or remedy had been enforced or exercised by EMC  directly.  Notwithstanding  anything in this  Recognition
Agreement to the contrary,  Company  acknowledges  and agrees that its obligation to service the Mortgage  Loans affected by this  Recognition  Agreement is not  conditional  upon EMC's subsequent assignment of the Mortgage Loans to the Trustee.

Representations, Warranties and Covenants

21.   EMC warrants and represents to Company as of the date hereof:

e.    EMC is a corporation  duly organized,  validly existing and in good standing under the laws  of  the  jurisdiction  of its  formation  and  has  full  power  and authority  to execute,  deliver and  perform  its  obligations  under this
                  Recognition  Agreement,  and to  consummate  the  transactions  set  forth
                  herein.  The  consummation  of  the  transactions   contemplated  by  this
                  Recognition  Agreement  is in the  ordinary  course of EMC's  business and will not  conflict  with,  or result  in a breach  of,  any of the  terms, conditions  or  provisions  of  EMC's  charter  or  by-laws  or any  legal restriction,  or any material  agreement or instrument to which EMC is now a party or by which it is bound,  or result in the  violation  of any law, rule,  regulation,  order, judgment or decree to which EMC or its property is  subject.  The  execution,  delivery  and  performance  by EMC of  this
                  Recognition  Agreement  and  the  consummation  by it of the  transactions contemplated  hereby, have been duly authorized by all necessary action on the part of EMC.  This  Recognition  Agreement  has been duly executed and delivered by EMC and, upon the due  authorization,  execution and delivery by Company,  will constitute the valid and legally  binding  obligation of
                  EMC  enforceable  against  EMC in  accordance  with its  terms  except  as enforceability may be limited by bankruptcy,  reorganization,  insolvency, moratorium  or other  similar laws now or hereafter in effect  relating to
                  creditors'  rights  generally,   and  by  general   principles  of  equity
                  regardless  of whether  enforceability  is  considered  in a proceeding in equity or at law; and

f.    No material consent,  approval,  order or authorization of, or declaration,  filing or registration  with, any governmental  entity is required to be obtained or made by EMC in connection  with the execution,  delivery or performance by
                  EMC  of  this  Recognition  Agreement,  or the  consummation  by it of the transactions contemplated hereby.

22.   Company warrants and represents to, and covenants with, EMC as of the date hereof:

            Attached  hereto as  Attachment 3 is a true and accurate  copy of the  Servicing
                  Agreement;

            Company is duly organized,  validly existing and in good standing under the laws of the jurisdiction of its incorporation,  and has all requisite power and authority  to service  the  Mortgage  Loans and  otherwise  to perform its obligations under the Servicing Agreement and this Recognition Agreement;

            Company has full corporate  power and authority to execute,  deliver and perform its obligations  under this Recognition  Agreement,  and to consummate the transactions  set  forth  herein.  The  consummation  of the  transactions contemplated  by this  Recognition  Agreement is in the ordinary course of
                  Company's  business and will not conflict  with, or result in a breach of, any of the  terms,  conditions  or  provisions  of  Company's  charter  or by-laws or any legal restriction,  or any material agreement or instrument to which Company is now a party or by which it is bound,  or result in the violation  of any law,  rule,  regulation,  order,  judgment  or decree to which  Company or its  property is subject.  The  execution,  delivery and performance by Company of this Recognition  Agreement and the consummation by it of the transactions  contemplated  hereby, have been duly authorized
                  by  all  necessary   corporate  action  on  the  part  of  Company.   This
                  Recognition  Agreement  has been duly  executed and  delivered by Company, and,  upon the due  authorization,  execution  and  delivery by EMC,  will
                  constitute   the  valid  and  legally   binding   obligation  of  Company,
                  enforceable  against  Company  in  accordance  with its  terms  except  as enforceability may be limited by bankruptcy,  reorganization,  insolvency, moratorium  or other  similar laws now or hereafter in effect  relating to
                  creditors'  rights  generally,   and  by  general   principles  of  equity
                  regardless  of whether  enforceability  is  considered  in a proceeding in equity or at law; and

            No consent,  approval,  order or  authorization  of, or  declaration,  filing or registration  with, any governmental  entity is required to be obtained or made by Company in connection with the execution,  delivery or performance by Company of this  Recognition  Agreement,  or the  consummation by it of the transactions contemplated hereby.

Modification of the Servicing Agreement

23.   The  Company  and EMC  hereby  modify  the  Servicing  Agreement  with  respect to the
Mortgage Loans as follows:

      The following definitions shall be added to Section 1.01 of the Servicing Agreement:

            Assignee:  JPMorgan Chase Bank, National Association, as trustee for the holders of Bear Stearns ALT-A Trust, Mortgage Pass-Through Certificates, Series 2006-1.

            BSABS:  Bear Stearns Asset Backed Securities I LLC.

            Commission or SEC:  The United States Securities and Exchange Commission.

            Company:  The Servicer.

            Depositor: BSABS.

            Exchange Act:  The Securities Exchange Act of 1934, as amended.

            Master  Servicer:  Wells  Fargo  Bank,  National  Association  or any  successor thereto.

            Nonrecoverable  Advance:  Any portion of a Monthly Advance or Servicing  Advance previously  made or  proposed to be made by the  Company  pursuant to this  Agreement, that,  in the good  faith  judgment  of the  Company,  will  not or,  in the case of a proposed  advance,  would  not,  be  ultimately  recoverable  by it from  the  related
      Mortgagor  or the  related  Liquidation  Proceeds,  Insurance  Proceeds,  Condemnation
      Proceeds or otherwise with respect to the related Mortgage Loan.

            Pooling and Servicing  Agreement:  That certain pooling and servicing agreement, dated as of January 1, 2006, among BSABS, the Trustee, the Master Servicer and EMC.

            Prepayment  Penalty:   With  respect  to  any  Mortgage  Loan,  the  charges  or
      premiums,  if  any,  due in  connection  with a full  or  partial  prepayment  of such
      Mortgage Loan in accordance with the terms thereof.

            Qualified  Correspondent:  Any Person from which the Company purchased  Mortgage
      Loans,  provided that the following conditions are satisfied:  (i) such Mortgage Loans were  originated  pursuant  to an  agreement  between the Company and such Person that contemplated  that such Person would underwrite  mortgage loans from time to time, for sale to the Company,  in accordance  with  underwriting  guidelines  designated by the
      Company ("Designated  Guidelines") or guidelines that do not vary materially from such
      Designated  Guidelines;  (ii)  such  Mortgage  Loans  were  in  fact  underwritten  as described in clause (i) above and were  acquired by the Company  within 180 days after origination;  (iii)  either  (x) the  Designated  Guidelines  were,  at the time  such
      Mortgage Loans were  originated,  used by the Company in origination of mortgage loans of the same  type as the  Mortgage  Loans for the  Company's  own  account  or (y) the
      Designated  Guidelines  were,  at the time  such  Mortgage  Loans  were  underwritten, designated  by the  Company on a  consistent  basis for use by lenders in  originating mortgage loans to be purchased by the Company;  and (iv) the Company employed,  at the time such Mortgage Loans were acquired by the Company,  pre-purchase or  post-purchase quality  assurance  procedures  (which may involve,  among other  things,  review of a sample of  mortgage  loans  purchased  during a  particular  time  period  or  through particular  channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Company.

            Regulation AB: Subpart  229.1100 - Asset Backed  Securities  (Regulation AB), 17
      C.F.R.  &sec;&sec;229.1100-229.1123,  as  amended  from  time to  time,  and  subject  to such clarification  and  interpretation  as have been  provided  by the  Commission  in the adopting  release  (Asset-Backed  Securities,  Securities Act Release No. 33-8518,  70
      Fed. Reg. 1,506,  1,531 (Jan. 7, 2005)) or by the staff of the  Commission,  or as may be provided by the Commission or its staff from time to time.

            REMIC  Provisions:  The  provisions  of the federal  income tax law  relating to
      REMICs,  which  appear  at  Sections  860A  through  860G  of the  Code,  and  related provisions and regulations promulgated  thereunder,  as the foregoing may be in effect from time to time.

            Securities Act:  The Securities Act of 1933, as amended.
            Securitization  Transaction:  Any  transaction  involving  either  (1) a sale or other  transfer of some or all of the  Mortgage  Loans  directly or  indirectly  to an issuing  entity in  connection  with an  issuance  of  publicly  offered or  privately placed,  rated or unrated  mortgage-backed  securities  or (2) an issuance of publicly offered or privately placed,  rated or unrated  securities,  the payments on which are determined  primarily by reference to one or more  portfolios of residential  mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans

            Servicing Criteria:  As of any date of determination,  the "servicing  criteria"
      set forth in Item 1122(d) of Regulation  AB, or any amendments  thereto,  a summary of the  requirements  of which as of the date hereof is attached hereto as Exhibit 16 for convenience  of reference  only. In the event of a conflict or  inconsistency  between the terms of Exhibit 16 and the text of Item  1122(d)  of  Regulation  AB, the text of
      Item 1122(d) of  Regulation AB shall control (or those  Servicing  Criteria  otherwise mutually  agreed  to by the  Purchaser,  the  Company  and  any  Person  that  will be responsible for signing any Sarbanes  Certification  with respect to a  Securitization
      Transaction in response to evolving  interpretations of Regulation AB and incorporated into a revised Exhibit 16).

            Stated  Principal  Balance:  As  to  each  Mortgage  Loan  as  of  any  date  of determination,  (i) the  principal  balance of such  Mortgage Loan at the Cut-off Date after giving  effect to payments of principal  due on or before such date,  whether or not received,  minus (ii) all amounts  previously  distributed  to the Purchaser  with respect to the  Mortgage  Loan  representing  payments or  recoveries  of principal or advances in lieu thereof.

            Static  Pool   Information:   Static  pool  information  as  described  in  Item
      1105(a)(1)-(3) and 1105(c) of Regulation AB.

            Subcontractor:   Any  vendor,   subcontractor   or  other  Person  that  is  not
      responsible  for the overall  servicing  (as  "servicing"  is commonly  understood  by participants in the mortgage-backed  securities market) of Mortgage Loans but performs one or more  discrete  functions  identified  in Item  1122(d) of  Regulation  AB with respect to  Mortgage  Loans  under the  direction  or  authority  of the  Company or a
      Subservicer.

            Subservicer:  Any Person that services  Mortgage  Loans on behalf of the Company or any  Subservicer  and is  responsible  for the  performance  (whether  directly  or through  Subservicers  or  Subcontractors)  of a  substantial  portion of the material servicing  functions  required to be performed by the Company under this  Agreement or any Reconstitution Agreement that are identified in Item 1122(d) of Regulation AB.

            Third-Party Originator: Each Person, other than a Qualified Correspondent,  that originated Mortgage Loans acquired by the Company.

            Trustee: JPMorgan Chase Bank, National Association.

  The definition of Eligible Account is deleted in its entirety and replaced with the following:

        Eligible Account: Any of (i) an account or accounts maintained with a federal or state chartered depository institution or trust company, the long-term unsecured debt obligations and short-term unsecured debt obligations of which
      (or, in the case of a depository institution or trust company that is the principal subsidiary of a holding company, the debt obligations of such holding company, so long as Moody's is not a Rating Agency) are rated by each Rating
      Agency in one of its two highest long-term and its highest short-term rating categories respectively, at the time any amounts are held on deposit therein, or (ii) an account or accounts in a depository institution or trust company in which such accounts are insured by the FDIC (to the limits established by the
      FDIC) and the uninsured deposits in which accounts are otherwise secured such that, as evidenced by an Opinion of Counsel delivered to the Trustee and to each Rating Agency, the Certificateholders have a claim with respect to the funds in such account or a perfected first priority security interest against any collateral (which shall be limited to Permitted Investments) securing such funds that is superior to claims of any other depositors or creditors of the depository institution or trust company in which such account is maintained, or
      (iii) a trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company having capital and surplus of not less than $50,000,000, acting in its fiduciary capacity or (iv) any other account acceptable to the Rating Agencies.
      Eligible Accounts may bear interest, and may include, if otherwise qualified under this definition, accounts maintained with the Trustee.

  Subsection (6) of Section 3.01 of the Servicing Agreement shall be replaced in its entirety with the following:

      (6)   PHH Mortgage has delivered to the Purchaser financial statements as to its last two fiscal years.  Except as has previously been disclosed to the
      Purchaser in writing:  (a) such financial statements fairly present the results of operations and changes in financial position for such period and the financial position at the end of such period of PHH Mortgage and its subsidiaries; and (b) such financial statements are true, correct and complete as of their respective dates and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except as set forth in the notes thereto.  The Trust has delivered to the Purchaser financial statements as to its last two fiscal years and a copy of its Offering Circular dated May 21, 1998 (the "Trust Financials")
      and such Trust Financials fairly present the results of operations and changes in financial position for such period and the financial position at the end of such period of the Trust.  Except as has previously been disclosed to the
      Purchaser in writing, there has been no change in such Trust Financials since their date and the Trust is not aware of any errors or omissions therein.

  Subsection (7) of Section 3.01 of the Servicing Agreement shall be replaced in its entirety with the following (new text is underlined):

      (7)   There has been no change in the servicing policies and procedures, business, operations, financial condition, properties or assets of the applicable Seller since (i) in the case of PHH Mortgage, the date of its financial statements and (ii) in the case of the Trust, the date of delivery of the Trust Financials, that would have a material adverse effect on the ability of the applicable Seller to perform its obligations under this Agreement;

  The following shall be added as Subsection (15) of Section 3.01 of the Servicing
Agreement:

      (15)  As of the date of each Securitization Transaction, and except as has been otherwise disclosed to the Purchaser, any Master Servicer and any Depositor:
      (1) no default or servicing related performance trigger has occurred as to any other securitization due to any act or failure to act of the Servicer; (2) no material noncompliance with applicable servicing criteria as to any other securitization has been disclosed or reported by the Servicer; (3) the Servicer has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (4) no material changes to the
      Servicer's servicing policies and procedures for similar loans has occurred in the preceding three years; (5) there are no aspects of the Servicer's financial condition that could have a material adverse impact on the performance by the
      Servicer of its obligations hereunder; (6) there are no legal proceedings pending, or known to be contemplated by governmental authorities, against the
      Servicer that could be material to investors in the securities issued in such
      Securitization Transaction; and (7) there are no affiliations, relationships or transactions relating to the Servicer of a type that are described under Item
      1119 of Regulation AB.

  Subsection (33) of Section 3.03 of the Servicing Agreement shall be replaced in its entirety with the following:

      (33)  The related Mortgagor (1) is not the subject of any Insolvency
      Proceeding; and (2) has not notified the Seller of any relief requested by or allowed to such Mortgagor under the Servicemembers Civil Relief Act;

  The following shall be added as Subsection (50) of Section 3.03 of the Servicing
Agreement:

      (50)  With respect to each Mortgage Loan, information regarding the borrower credit files related to such Mortgage Loan has been furnished to credit reporting agencies in compliance with the provisions of the Fair Credit
      Reporting Act and the applicable implementing regulations.

  Section 3.05 of the Servicing Agreement shall be replaced in its entirety with the following:

      Section 3.05.     Cooperation of Company with a Reconstitution.

      The Company and the  Purchaser  agree that with respect to some or all of the Mortgage
Loans,  on or after the related  Funding Date, on one or more dates (each a  "Reconstitution
Date")  at  the  Purchaser's  sole  option,  the  Purchaser  may  effect  a  sale  (each,  a
"Reconstitution")  of some or all of the  Mortgage  Loans then  subject  to this  Agreement, without recourse, to:

      (a)   one or more  third  party  purchasers  in one or more in  whole  loan  transfers
(each, a "Whole Loan Transfer"); or

      (b)   one or  more  trusts  or  other  entities  to be  formed  as part of one or more
Securitization Transactions.

      The Company agrees to execute in connection  with any agreements  among the Purchaser, the Company,  and any servicer in  connection  with a Whole Loan  Transfer,  an  Assignment,
Assumption and Recognition  Agreement  substantially in the form of Exhibit 2.05 hereto, or, at Purchaser's  request,  a seller's  warranties and servicing  agreement or a participation and servicing agreement or similar agreement in form and substance reasonably  acceptable to the parties,  and in connection with a Securitization  Transaction,  a pooling and servicing agreement in form and  substance  reasonably  acceptable to the parties,  (collectively  the agreements  referred  to herein are  designated,  the  "Reconstitution  Agreements").  It is understood that any such Reconstitution  Agreements will not contain any greater obligations on the part of Company than are  contained in this  Agreement.  Notwithstanding  anything to the contrary in this  Section  3.05,  the Company  agrees that it is required to perform the obligations described in Exhibit 14 hereto.

      With respect to each Whole Loan Transfer and each  Securitization  Transaction entered into by the Purchaser,  the Company agrees (1) to cooperate fully with the Purchaser and any prospective  purchaser with respect to all reasonable requests and due diligence procedures;
(2) to execute, deliver and perform all Reconstitution  Agreements required by the Purchaser as are customary in the industry;  (3) to restate the  representations  and  warranties  set forth in this  Agreement  as of the  settlement  or  closing  date in  connection  with such
Reconstitution  (each, a  "Reconstitution  Date"),  but modified,  if necessary,  to reflect changes since the Funding Date.

      In addition,  the Company shall provide to any master servicer or issuer in connection with a Securitization  Transaction,  as the case may be, and any other  participants in such
Reconstitution:

      (i)   any and all information and  appropriate  verification of information  which may be reasonably available to the Company,  whether through letters of its auditors and counsel or otherwise,  as the Purchaser or any such other  participant shall request upon reasonable demand;

      (ii)  such additional  representations,  warranties,  covenants,  opinions of counsel, letters from auditors,  and  certificates of public  officials or officers of the Company as are reasonably agreed upon by the Company and the Purchaser or any such other participant;

      (iii) within 5 Business  Days after request by the  Purchaser,  the  information  with respect to the Company (as  originator)  and each  Third-Party  Originator  of the  Mortgage
Loans  as  required  under  Item  1110(a)  and  (b)  of  Regulation  AB,  a  summary  of the requirements  of  which  has of the  date  hereof  is  attached  hereto  as  Exhibit  17 for
convenience  of  reference   only,  as  determined  by  Purchaser  in  its  sole  reasonable discretion.  If  requested  by the  Purchaser,  this  will  include  information  about  the applicable credit-granting or underwriting criteria;

      (iv)  within 5  Business  Days after  request  by the  Purchaser,  the  Company  shall provide  (or, as  applicable,  cause each  Third-Party  Originator  to provide)  Static Pool
Information  with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably  identified by the Purchaser as provided below) originated by (i) the Company, if the Company is an originator of Mortgage  Loans  (including as an acquirer of Mortgage Loans from a Qualified Correspondent),  and/or (ii) each Third-Party Originator.  Such Static Pool
Information  shall be prepared by the Company (or  Third-Party  Originator)  on the basis of its reasonable,  good faith  interpretation of the requirements of Item  1105(a)(1)-(3)  and
(c) of Regulation  AB. To the extent that there is  reasonably  available to the Company (or
Third-Party  Originator) Static Pool Information with respect to more than one mortgage loan type,  the  Purchaser or any Depositor  shall be entitled to specify  whether some or all of such information  shall be provided  pursuant to this paragraph.  The content of such Static
Pool  Information may be in the form  customarily  provided by the Company,  and need not be customized  for the  Purchaser  or any  Depositor.  Such  Static Pool  Information  for each vintage  origination year or prior  securitized  pool, as applicable,  shall be presented in increments no less  frequently  than  quarterly over the life of the mortgage loans included in the  vintage  origination  year or  prior  securitized  pool.  The most  recent  periodic increment  must be as of a date no later than 135 days  prior to the date of the  prospectus or other  offering  document  in which the Static  Pool  Information  is to be  included  or incorporated by reference.  The Static Pool  Information  shall be provided in an electronic format that  provides a permanent  record of the  information  provided,  such as a portable document  format (pdf) file,  or other such  electronic  format  reasonably  required by the
Purchaser or the Depositor, as applicable;

      (v)   within 5 Business Days after request by the Purchaser,  information with respect to the  Company (as  servicer)  as required  by Item  1108(b)  and (c) of  Regulation  AB, a summary of the  requirements of which as of the date hereof is attached hereto as Exhibit 17 for  convenience of reference  only, as determined by Purchaser in its sole  discretion.  In the event that the Company has delegated any servicing  responsibilities with respect to the
Mortgage  Loans to a  Subservicer,  the  Company  shall  provide  the  information  required pursuant to this clause with respect to the Subservicer;

      (vi)  within 5 Business Days after request by the Purchaser,

            (a)  information  regarding  any  legal  proceedings  pending  (or  known  to be contemplated)  against the  Company (as  originator  and as  servicer)  and each other originator  of the  Mortgage  Loans and each  Subservicer  as required by Item 1117 of
      Regulation  AB, a  summary  of the  requirements  of which  as of the date  hereof  is attached  hereto as Exhibit 17 for  convenience  of reference  only,  as determined by
      Purchaser in its sole discretion,

            (b)  information  regarding   affiliations  with  respect  to  the  Company  (as
      originator  and as servicer) and each other  originator of the Mortgage Loans and each
      Subservicer  as  required  by  Item  1119(a)  of  Regulation  AB,  a  summary  of  the requirements  of which as of the date  hereof is  attached  hereto as  Exhibit  17 for convenience of reference only, as determined by Purchaser in its sole discretion, and

            (c) information  regarding  relationships  and transactions  with respect to the
      Company (as  originator  and as servicer)  and each other  originator  of the Mortgage
      Loans and each  Subservicer  as required by Item 1119(b) and (c) of  Regulation  AB, a summary  of the  requirements  of which as of the date  hereof is  attached  hereto as
      Exhibit 17 for  convenience of reference  only, as determined by Purchaser in its sole discretion;

      (vii) if so requested by the Purchaser,  the Company shall provide (or, as applicable, cause each  Third-Party  Originator to provide),  at the expense of the requesting party (to the extent of any additional  incremental  expense associated with delivery pursuant to this
Agreement),   such  statements  and  agreed-upon  procedures  letters  of  certified  public accountants reasonably acceptable to the Purchaser or Depositor,  as applicable,  pertaining to Static Pool Information  relating to prior securitized pools for  securitizations  closed on or after January 1, 2006 or, in the case of Static Pool  Information  with respect to the
Company's  or  Third-Party  Originator's  originations  or  purchases,  to  calendar  months commencing  January  1,  2006,  or to  any  financial  information  included  in  any  other disclosure  provided  under this Section  3.05,  as the  Purchaser or such  Depositor  shall reasonably  request.  Such  statements  and  letters  shall be  addressed  to and be for the benefit of such  parties as the  Purchaser  or such  Depositor  shall  designate,  which may include,  by way of example,  any Sponsor,  any  Depositor  and any broker  dealer acting as underwriter,  placement  agent  or  initial  purchaser  with  respect  to  a  Securitization
Transaction.  Any such  statement  or  letter  may take  the form of a  standard,  generally applicable document  accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor;

      (viii) for the purpose of satisfying the reporting  obligation  under the Exchange Act with  respect to any class of  asset-backed  securities,  the Company  shall (or shall cause each Subservicer and Third-Party  Originator to) (i) provide prompt notice to the Purchaser, any  Master  Servicer  and any  Depositor  in  writing  of (A) any  material  litigation  or
governmental   proceedings  involving  the  Company,  any  Subservicer  or  any  Third-Party
Originator,  (B) any affiliations or relationships  that develop  following the closing date of a  Securitization  Transaction  between the Company,  any  Subservicer or any Third-Party
Originator  and any of the  parties  specified  in clause  (7) of Section  3.01(15)  of this
Agreement  (and any other  parties  identified  in writing  by the  requesting  party)  with respect to such  Securitization  Transaction,  (C) any Event of  Default  under the terms of this Agreement or any  Reconstitution  Agreement,  (D) any merger,  consolidation or sale of substantially  all of the  assets  of the  Company,  and (E)  the  Company's  entry  into an agreement  with  a  Subservicer  to  perform  or  assist  in the  performance  of any of the
Company's obligations under this Agreement or any Reconstitution  Agreement and (ii) provide to the  Purchaser  and any  Depositor a description  of such  proceedings,  affiliations  or relationships;

      All notification pursuant to this Section 3.05(b)(viii),  other than those pursuant to
Section 3.05(b)(viii)(i)(A), should be sent to:

      EMC Mortgage Corporation
      2780 Lake Vista Drive
      Lewisville, TX 75067-3884
      Attention:  Conduit Seller Approval Dept.
      Facsimile:  (214) 626-3751
      Email:  sellerapproval@bear.com

      With a copy to:

      Bear, Stearns & Co. Inc.
      383 Madison Avenue, 3rd Floor
      New, York, NY 10179
      Attention:  Global Credit Administration
      Facsimile:  (212) 272-6564

      Notifications pursuant to Section 3.05(b)(viii)(i)(A) should be sent to:

      EMC Mortgage Corporation
      Two Mac Arthur Ridge
      909 Hidden Ridge Drive, Suite 200
      Irving, TX 75038
      Attention:  Associate General Counsel for Loan Administration
      Facsimile:  (972) 831-2555

      With copies to:

      Bear, Stearns & Co. Inc.
      383 Madison Avenue, 3rd Floor
      New, York, NY 10179
      Attention:  Global Credit Administration
      Facsimile:  (212) 272-6564

      EMC Mortgage Corporation
      2780 Lake Vista Drive
      Lewisville, TX 75067-3884
      Attention:  Conduit Seller Approval Dept.
      Facsimile:  (214) 626-3751
      Email:  sellerapproval@bear.com;

      (ix)  If so requested  by the  Purchaser  or any  Depositor  on any date,  the Company shall, within five Business Days following such request,  confirm in writing the accuracy of the  representations  and warranties set forth in Section  3.01(15) of this Agreement or, if any such  representation  and  warranty  is not  accurate  as of the  date of such  request, provide  reasonably  adequate  disclosure  of  the  pertinent  facts,  in  writing,  to  the requesting party;

      (x)   as a condition to the  succession to the Company or any  Subservicer as servicer or subservicer under this Agreement or any  Reconstitution  Agreement by any Person (i) into which the Company or such  Subservicer may be merged or  consolidated,  or (ii) which may be appointed as a successor to the Company or any  Subservicer,  the Company  shall  provide to the Purchaser,  any Master  Servicer and any  Depositor,  at least 15 calendar days prior to the effective date of such succession or  appointment,  (x) written notice to the Purchaser, any Master  Servicer and any Depositor of such  succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Purchaser,  any Master Servicer and such Depositor,  all information reasonably requested by the Purchaser,  any Master Servicer or any  Depositor in order to comply with its reporting  obligation  under Item 6.02 of Form
8-K with respect to any class of asset-backed securities;

      (xi) in addition to such  information  as the Company,  as  servicer,  is obligated to provide  pursuant to other  provisions of this  Agreement,  not later than ten days prior to the  deadline  for the  filing of any  distribution  report on Form 10-D in  respect  of any
Securitization  Transaction  that includes any of the Mortgage Loans serviced by the Company or any Subservicer,  the Company or such  Subservicer,  as applicable,  shall, to the extent the Company or such Subservicer has knowledge,  provide to the party  responsible for filing such report (including, if applicable,  the Master Servicer) notice of the occurrence of any of the following events along with all information,  data, and materials  related thereto as may be  required  to be  included  in the  related  distribution  report  on Form  10-D  (as specified in the provisions of Regulation AB referenced below):

                  (A)   any  material  modifications,  extensions  or  waivers of pool asset terms,  fees,  penalties  or  payments  during  the  distribution  period or that have cumulatively become material over time (Item 1121(a)(11) of Regulation AB);

                  (B)   material  breaches of pool asset  representations  or  warranties or transaction covenants (Item 1121(a)(12) of Regulation AB); and

                  (C)   information  regarding new asset-backed  securities issuances backed by the same pool assets, any pool asset changes (such as, additions,  substitutions or repurchases), and any material changes in origination,  underwriting or other criteria for acquisition or selection of pool assets (Item 1121(a)(14) of Regulation AB); and

      (xii) the  Company  shall  provide  to the  Purchaser,  any  Master  Servicer  and any
Depositor,  evidence  of the  authorization  of the  person  signing  any  certification  or statement,  copies or other  evidence of Fidelity  Bond  Insurance  and Errors and  Omission
Insurance policy,  financial  information and reports, and such other information related to the Company or any Subservicer or the Company or such Subservicer's performance hereunder.

      In the event of a conflict  or  inconsistency  between the terms of Exhibit 17 and the text of the applicable Item of Regulation AB as cited above,  the text of Regulation AB, its adopting release and other public statements of the SEC shall control.

      The Company shall indemnify the Purchaser,  each affiliate of the Purchaser,  and each of the following  parties  participating in a Securitization  Transaction:  each sponsor and issuing  entity;  each  Person  (including,  but not  limited  to, any Master  Servicer,  if applicable)  responsible for the preparation,  execution or filing of any report required to be filed  with the  Commission  with  respect  to such  Securitization  Transaction,  or for execution  of a  certification  pursuant  to Rule  13a-14(d)  or Rule  15d-14(d)  under  the
Exchange Act with respect to such Securitization  Transaction;  each broker dealer acting as underwriter,  placement  agent or initial  purchaser,  each Person who  controls any of such parties or the  Depositor  (within  the  meaning of  Section  15 of the  Securities  Act and
Section 20 of the Exchange Act); and the respective present and former directors,  officers, employees,  agents and  affiliates of each of the foregoing and of the Depositor  (each,  an
"Indemnified  Party"),  and shall hold each of them  harmless  from and  against any claims, losses, damages, penalties,  fines, forfeitures,  legal fees and expenses and related costs, judgments,  and any other costs,  fees and expenses that any of them may sustain arising out of or based upon:

      (i)(A) any untrue  statement of a material  fact  contained or alleged to be contained in any  information,  report,  certification,  data,  accountants'  letter or other material provided  under this  Section 3.05 by or on behalf of the  Company,  or provided  under this
Section 3.05 by or on behalf of any  Subservicer,  Subcontractor  or Third-Party  Originator
(collectively,  the "Company Information"), or (B) the omission or alleged omission to state in the Company  Information a material fact required to be stated in the Company Information or  necessary in order to make the  statements  therein,  in the light of the  circumstances under which they were made, not misleading;  provided, by way of clarification,  that clause
(B) of this paragraph shall be construed solely by reference to the Company  Information and not to any  other  information  communicated  in  connection  with a  sale  or  purchase  of securities,  without  regard to whether the Company  Information  or any portion  thereof is presented together with or separately from such other information;

      (ii) any breach by the Company of its obligations  under this Section 3.05,  including particularly  any  failure  by  the  Company,  any  Subservicer,  any  Subcontractor  or any
Third-Party  Originator  to deliver any  information,  report,  certification,  accountants'
letter or other  material  when and as  required  under this  Section  3.05,  including  any
failure  by  the  Company  to  identify   pursuant  to  Section   12.12  any   Subcontractor
"participating in the servicing function" within the meaning of Item 1122 of Regulation AB;

      (iii) any breach by the Company of a  representation  or warranty set forth in Section
3.01 or in a writing  furnished  pursuant to Section 3.01(16) and made as of a date prior to the closing date of the related Securitization  Transaction,  to the extent that such breach is not cured by such  closing  date,  or any breach by the  Company of a  representation  or warranty  in a writing  furnished  pursuant  to Section  3.01(16) to the extent made as of a date subsequent to such closing date; or

                  (iv)  the  negligence  bad faith or willful  misconduct  of the Company in connection with its performance under this Section 3.05.

            If the  indemnification  provided for herein is unavailable or  insufficient  to hold harmless an Indemnified  Party, then the Company agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims,  losses, damages or liabilities  incurred by such  Indemnified  Party in such proportion as is appropriate to reflect the relative fault of such Indemnified  Party on the one hand and the Company on the other.

            In the case of any failure of  performance  described  above,  the Company shall promptly reimburse the Purchaser, any Depositor, as applicable,  and each Person responsible for the  preparation,  execution  or  filing of any  report  required  to be filed  with the
Commission  with  respect  to  such  Securitization  Transaction,  or  for  execution  of  a certification  pursuant to Rule  13a-14(d)  or Rule  15d-14(d)  under the  Exchange Act with respect to such Securitization  Transaction,  for all costs reasonably incurred by each such party in order to obtain the  information,  report,  certification,  accountants'  letter or other material not delivered as required by the Company, any Subservicer,  any Subcontractor or any Third-Party Originator.

            This  indemnification  shall survive the  termination  of this  Agreement or the termination of any party to this Agreement.

      All Mortgage Loans not sold or transferred  pursuant to a Reconstitution  shall remain subject to, and serviced in  accordance  with the terms of, this  Agreement  and the related
Term Sheet,  and with respect thereto this Agreement and the related Term Sheet shall remain in full force and effect.

      In connection  with such a  securitization,  the Purchaser may be required to engage a master  servicer or trustee to determine the allocation of payments to and make  remittances to the  certificateholders,  at the Purchaser's  sole cost and expense.  In the event that a master  servicer or trustee to determine the allocation of payments to and make  remittances to the certificateholders is requested by the Purchaser,  the Servicer agrees to service the
Mortgage  Loans in  accordance  with  the  reasonable  and  customary  requirements  of such securitization,  which  may  include  the  Servicer's  acting as a  subservicer  in a master servicing  arrangement.  With respect to the then owners of the Mortgage Loans, the Servicer shall  thereafter deal solely with such master servicer or trustee,  as the case may be with respect to such  Mortgage  Loans  which are subject to the  Securitization  and shall not be required to deal with any other party with respect to such Mortgage Loans.  The cost of such securitization  shall  be borne by the  Purchaser,  other  than  the  Seller's  overhead  or employees' salaries.

      The following  shall be added after the first  sentence of  Subsection  (1) of Section
5.01 of the Servicing Agreement:

            The Servicer shall furnish information regarding the borrower credit files related to such Mortgage Loan to credit reporting agencies in compliance with the provisions of the Fair Credit Reporting Act and the applicable implementing regulations.

      The following shall be added as the second  paragraph of Section 5.02 of the Servicing
Agreement:

            The  Servicer  shall not  waive (or  permit a  subservicer  to waive)  any
      Prepayment  Penalty  unless:  (i) the  enforceability  thereof  shall  have been limited by bankruptcy,  insolvency,  moratorium,  receivership and other similar laws relating to creditors'  rights generally,  (ii) the enforcement  thereof is illegal,  or any local,  state or federal agency has threatened  legal action if
      the  prepayment   penalty  is  enforced,   (iii)  the  mortgage  debt  has  been
      accelerated  in connection  with a foreclosure or other  involuntary  payment or
      (iv) such waiver is standard and customary in servicing  similar  Mortgage Loans and relates to a default or a reasonably  foreseeable  default and would, in the reasonable judgment of the Servicer,  maximize recovery of total proceeds taking into  account the value of such  Prepayment  Penalty  and the  related  Mortgage
      Loan.  In no event will the Servicer  waive a Prepayment  Penalty in  connection with a  refinancing  of a  Mortgage  Loan that is not  related to a default or a reasonably  foreseeable  default.  If a Prepayment  Penalty is waived,  but does not meet the  standards  described  above,  then the Servicer is required to pay the amount of such waived Prepayment  Penalty by depositing such amount into the
      Collection Account by the immediately succeeding Remittance Date.

  Subsection (6) of Section 5.05 of the Servicing Agreement shall be replaced in its entirety with the following:

      (6)   to pay to itself as additional servicing compensation any interest earned on funds in the Collection Account (all such interest to be withdrawn monthly not later than each Remittance Date);

  The following paragraphs are added after the second paragraph of Section 5.13 of the
Servicing Agreement:

            "Notwithstanding  anything in this Agreement to the contrary, the Servicer
      (a) shall not permit any  modification  with respect to any  Mortgage  Loan that would change the Mortgage  Interest Rate and (b) shall not (unless the Mortgagor is in default  with  respect to the  Mortgage  Loan or such  default  is, in the
      judgment  of  the  Servicer,   reasonably   foreseeable)   make  or  permit  any
      modification,  waiver or amendment  of any term of any Mortgage  Loan that would both (i) effect an exchange or  reissuance  of such  Mortgage Loan under Section
      1001 of the Code  (or  Treasury  regulations  promulgated  thereunder)  and (ii)
      cause  the  Trust  Fund to fail to  qualify  as a REMIC  under  the  Code or the imposition of any tax on "prohibited  transactions" or "contributions" after the startup date under the REMIC Provisions.

            Prior to taking any action  with  respect to the  Mortgage  Loans which is not contemplated under the terms of this Agreement,  the Servicer will obtain an
      Opinion  of Counsel  acceptable  to the  Trustee  with  respect to whether  such action could result in the  imposition  of a tax upon the REMIC  (including  but not  limited  to the  tax on  prohibited  transactions  as  defined  in  Section
      860F(a)(2)  of the Code and the tax on  contributions  to a REMIC  set  forth in
      Section 860G(d) of the Code) (either such event, an "Adverse REMIC Event"),  and the Servicer  shall not take any such action or cause the Trust Fund to take any such action as to which it has been  advised  that an Adverse  REMIC Event could occur.

            The Servicer shall not permit the creation of any "interests"  (within the meaning of Section 860G of the Code) in the REMIC.  The Servicer shall not enter
      into  any   arrangement  by  which  the  REMIC  will  receive  a  fee  or  other compensation  for  services  nor  permit the REMIC to  receive  any income  from assets other than "qualified  mortgages" as defined in Section 860G(a)(3) of the
      Code or "permitted investments" as defined in Section 860G(a)(5) of the Code.

        Any REO Property shall be disposed of by the Servicer before the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO Property, unless the Servicer is otherwise directed by the Assignee."

      The following  shall be added after the first  paragraph of Subsection  (1) of Section
5.15 of the Servicing Agreement:

        In determining the delinquency status of any Mortgage Loan, the Servicer will use delinquency recognition policies as described to and approved by the
      Purchaser, and shall revise these policies as requested by the Purchaser from time to time.

      The  following  shall  replace the first  paragraph of Section  6.02 of the  Servicing
Agreement:

      On or before the fifth (5th)  Business Day of each month  during the term hereof,  the
Servicer shall deliver to the Purchaser  monthly  accounting  reports  substantially  in the form of Exhibits  11 and 12 attached  hereto  with  respect to the most  recently  ended Due
Period,  or in such  other  forms as may be  mutually  agreed  upon by  Servicer  and Master
Servicer.  Such monthly  accounting  reports shall include  information  as to the aggregate
Unpaid Principal  Balance of all Mortgage Loans, the scheduled  amortization of all Mortgage
Loans,  any  delinquencies  and the  amount  of any  Principal  Prepayments  as of the  most recently ended Record Date, and the status of all other  collection  efforts with respect to each Mortgage Loan, and all realized losses detailed on a Form 332,  attached as Exhibit 13, or in such other form as may be mutually  agreed upon by the Servicer and any related Master
Servicer.  Such monthly  reports  shall be  delivered to Purchaser in a mutually  acceptable electronic format.

      The Servicer  shall furnish to the Purchaser  during the term of this  Agreement  such periodic,  special or other reports,  information or documentation,  whether or not provided for herein,  as shall be  reasonably  requested  by the  Purchaser  with respect to Mortgage
Loans or REO Properties  (provided,  the Purchaser shall have given the Servicer  reasonable notice and  opportunity to prepare such reports,  information or  documentation),  including
any  reports,   information  or  documentation   reasonably  required  to  comply  with  any
regulations  of any  governmental  agency or body  having  jurisdiction  over the  Purchaser
(including  but not limited to  Regulation  AB),  all such reports or  information  to be as provided by and in  accordance  with such  applicable  instructions  and  directions  as the
Purchaser  may  reasonably  request.  The  Servicer  agrees to execute  and deliver all such instruments  and take all such action as the  Purchaser,  from time to time,  may reasonably request in order to effectuate the purposes and to carry out the terms of this Agreement.

  Section 7.04 of the Servicing Agreement shall be replaced in its entirety with the following:

            Section 7.04      Annual Statement as to Compliance; Annual Certification.

      (a)   The Servicer will deliver to the Purchaser  and the Master  Servicer,  not later than March 1 of each calendar year  beginning in 2007, an Officers'  Certificate  acceptable to the  Purchaser  (an "Annual  Statement  of  Compliance")  stating,  as to each  signatory thereof,  that (i) a review of the activities of the Servicer during the preceding  calendar year (or  applicable  portion  thereof)  and of  performance  under this  Agreement or other applicable  servicing  agreement  during  such  period has been made  under  such  officers'
supervision  and (ii) to the best of such  officers'  knowledge,  based on such review,  the
Servicer has  fulfilled  all of its  obligations  under this  Agreement or other  applicable servicing  agreement in all material  respects  throughout  such calendar year, or, if there has been a failure to fulfill any such obligation in any material  respect,  specifying each such  failure  known  to such  officer  and the  nature  and  status  thereof.  Such  Annual
Statement of Compliance  shall contain no  restrictions or limitations on its use. Copies of such  statement  shall be provided by the Servicer to the Purchaser  upon request and by the
Purchaser to any Person  identified as a  prospective  purchaser of the Mortgage  Loans.  In the event that the Servicer has  delegated any  servicing  responsibilities  with respect to the Mortgage  Loans to a Subservicer,  the Servicer  shall deliver an officer's  certificate
(an "Annual  Certification") of the Subservicer as described above as to each Subservicer as and when required with respect to the Servicer.

      (b)   With  respect to any  Mortgage  Loans that are the  subject of a  Securitization
Transaction,  by March 1 of each calendar year beginning in 2007, an officer of the Servicer shall execute and deliver an Annual Certification to the Purchaser,  any Master Servicer and
any related  Depositor for the benefit of each such entity and such entity's  affiliates and the officers,  directors and agents of any such entity and such entity's affiliates,  in the form  attached  hereto as  Exhibit  15. In the event that the  Servicer  has  delegated  any servicing  responsibilities  with  respect  to the  Mortgage  Loans  to a  Subservicer,  the
Servicer shall deliver an Annual  Certification  of the Subservicer as described above as to each Subservicer as and when required with respect to the Servicer.

      (c)   If the Servicer  cannot  deliver the related  Annual  Statement of Compliance or
Annual Certification by March 1 of such year, the Purchaser,  at its sole option, may permit a cure period for the Servicer to deliver  such Annual  Statement  of  Compliance  or Annual
Certification, but in no event later than March 10th of such year.

      Failure of the  Servicer to timely  comply with this  Section  7.04 shall be deemed an
Event  of  Default,  automatically,  without  notice  and  without  any cure  period  unless otherwise  agreed to by the  Purchaser  as set  forth in  7.04(c),  and  Purchaser  may,  in addition  to  whatever  rights  the  Purchaser  may have at law or in equity or to  damages, including  injunctive  relief  and  specific  performance,  terminate  all  the  rights  and obligations  of the Servicer  under this  Agreement and in and to the Mortgage Loans and the proceeds  thereof  without  the  Purchaser's  incurring  any  penalty  or fee  of  any  kind whatsoever in connection  therewith,  as provided in Section 10.01.  Such termination  shall be considered with cause pursuant to Section 11.01 of this  Agreement.  This paragraph shall supercede any other provision in this Agreement or any other agreement to the contrary.

  The following shall be added as Section 7.07 of the Servicing Agreement:

      Section 7.07      Assessment of Compliance with Servicing Criteria.

      On and after January 1, 2006,  the Servicer  shall service and  administer,  and shall cause each subservicer to servicer or administer,  the Mortgage Loans in accordance with all applicable requirements of the Servicing Criteria.

      With  respect  to  any  Mortgage  Loans  that  are  the  subject  of a  Securitization
Transaction,  the  Servicer  shall  deliver to the  Purchaser  or its  designee,  any Master
Servicer and any Depositor on or before March 1 of each  calendar year  beginning in 2007, a report (an "Assessment of Compliance") reasonably satisfactory to the Purchaser,  any Master
Servicer and any Depositor  regarding  the  Servicer's  assessment  of  compliance  with the
Servicing  Criteria  during the  preceding  calendar  year as required  by Rules  13a-18 and
15d-18 of the Exchange Act and Item 1122 of  Regulation  AB or as otherwise  required by the
Master Servicer,  which as of the date hereof,  require a report by an authorized officer of the Servicer that contains the following:

      (a)   A statement by such officer of its responsibility for assessing  compliance with the Servicing Criteria applicable to the Servicer;

      (b)   A statement by such officer  that such  officer used the  Servicing  Criteria to assess compliance with the Servicing Criteria applicable to the Servicer;

      (c)   An assessment by such officer of the Servicer's  compliance  with the applicable
Servicing  Criteria for the period  consisting of the  preceding  calendar  year,  including disclosure  of any  material  instance of  noncompliance  with respect  thereto  during such period,  which  assessment  shall be based on the  activities  it performs  with  respect to asset-backed  securities  transactions  taken as a whole  involving the  Servicer,  that are backed by the same asset type as the Mortgage Loans;

      (d)   A statement that a registered  public  accounting firm has issued an attestation report  on the  Servicer's  Assessment  of  Compliance  for  the  period  consisting  of the preceding calendar year; and

      (e)   A statement as to which of the Servicing  Criteria,  if any, are not  applicable to the Servicer,  which  statement shall be based on the activities it performs with respect to asset-backed  securities  transactions taken as a whole involving the Servicer,  that are backed by the same asset type as the Mortgage Loans.

      Such report at a minimum shall  address each of the  Servicing  Criteria in Exhibit 18 hereto  identified  as applicable  to the Servicer  delivered to the Purchaser  concurrently with the execution of this Agreement.

      With  respect  to  any  Mortgage  Loans  that  are  the  subject  of a  Securitization
Transaction,  on or before March 1 of each  calendar  year  beginning  in 2007,  the Company shall  furnish to the  Purchaser or its  designee,  any Master  Servicer and any Depositor a report (an  "Attestation  Report") by a registered  public  accounting firm that attests to, and reports on, the  Assessment  of Compliance  made by the  Servicer,  as required by Rules
13a-18 and 15d-18 of the  Exchange  Act and Item  1122(b) of  Regulation  AB or as otherwise required by the Master Servicer,  which  Attestation  Report must be made in accordance with standards  for  attestation  reports  issued or  adopted by the  Public  Company  Accounting
Oversight Board.

      The Servicer shall cause each Subservicer,  and each  Subcontractor  determined by the
Servicer pursuant to Section 11.19 to be  "participating  in the servicing  function" within the meaning of Item 1122 of Regulation AB, to deliver to the Purchaser,  any Master Servicer and any  Depositor an  assessment of compliance  and  accountants'  attestation  as and when provided in Sections 7.07.

      If the Servicer  cannot  deliver the related  Assessment of Compliance or  Attestation
Report by March 1 of such year, the Purchaser,  at its sole option, may permit a cure period for the Servicer to deliver such Assessment of Compliance or Attestation  Report,  but in no
event later than March 10th of such year.

      Failure of the  Servicer to timely  comply with this  Section  7.07 shall be deemed an
Event of  Default,  automatically,  without  notice  and  without  any cure  period,  unless otherwise agreed to by the Purchaser as described herein,  and Purchaser may, in addition to whatever  rights  the  Purchaser  may  have at law or in  equity  or to  damages,  including injunctive relief and specific performance,  terminate all the rights and obligations of the
Servicer  under this  Agreement  and in and to the Mortgage  Loans and the proceeds  thereof without  compensating  the  Servicer  for the same,  as  provided  in  Section  10.01.  Such termination  shall be considered  with cause  pursuant to Section  11.01 of this  Agreement.
This paragraph  shall supercede any other provision in this Agreement or any other agreement to the contrary.

      The following shall be added as Section 7.08 of the Servicing Agreement:

      Section 7.08      Intent of the Parties; Reasonableness.

      The  Purchaser  and the  Company  acknowledge  and agree  that a purpose  of  Sections
3.01(15),  3.05,  6.02,  7.04 and 7.07 of this Agreement is to facilitate  compliance by the
Purchaser  and any  Depositor  with the  provisions  of  Regulation AB and related rules and regulations of the Commission.  None of the Purchaser,  any Master Servicer or any Depositor
shall  exercise its right to request  delivery of  information  or other  performance  under these  provisions  other than in good faith,  or for purposes other than compliance with the
Securities  Act,  the  Exchange  Act  and  the  rules  and  regulations  of  the  Commission thereunder.  The Company acknowledges that interpretations of the requirements of Regulation
AB may change over time, whether due to interpretive  guidance provided by the Commission or its staff,  consensus among participants in the asset-backed  securities markets,  advice of counsel, or otherwise,  and agrees to comply with requests made by the Purchaser, any Master
Servicer or any Depositor in good faith for delivery of information  under these  provisions on the  basis  of  evolving  interpretations  of  Regulation  AB.  In  connection  with  any
Securitization  Transaction,  the Company shall  cooperate  fully with the Purchaser and any
Master  Servicer to deliver to the Purchaser  (including any of its assignees or designees), any Master  Servicer and any Depositor,  any and all  statements,  reports,  certifications, records  and  any  other  information  necessary  in the  good  faith  determination  of the
Purchaser,  any Master  Servicer  or any  Depositor  to permit the  Purchaser,  such  Master
Servicer or such  Depositor to comply with the  provisions of Regulation  AB,  together with such disclosures  relating to the Company, any Subservicer,  any Third-Party  Originator and
the Mortgage  Loans,  or the  servicing of the Mortgage  Loans,  reasonably  believed by the
Purchaser or any Depositor to be necessary in order to effect such compliance.

      The following shall be added as the second  paragraph of Section 9.01 of the Servicing
Agreement:

            The Master  Servicer  shall  indemnify  and hold harmless the Servicer and its  affiliates,  and in each case, its officers,  directors and agents from and against any losses, damages,  penalties,  fines,  forfeitures,  reasonable legal fees and related  costs,  judgments and other costs and expenses  arising out of or  based  upon  a  breach  by the  Master  Servicer  or  any  of its  officers, directors,  agents or  affiliates  of its  obligations  in  connection  with the preparation,  filing and  certification  of any Form 10-K under  Section 3.18 of the Pooling and  Servicing  Agreement  or the  negligence,  bad faith or willful misconduct of the Master  Servicer in  connection  therewith.  In addition,  the
      Master  Servicer  shall  indemnify  and  hold  harmless  the  Servicer  and  its affiliates,  and in each case,  its  officers,  directors  and  agents  from and against any losses, damages,  penalties,  fines,  forfeitures,  reasonable legal fees and related  costs,  judgments and other costs and expenses  arising out of or based upon a breach by any Servicer (as defined in the Pooling and  Servicing
      Agreement),  other than the  Servicer  (as  defined in this  Agreement),  of its obligations in connection with any back-up  certification  (or any other back-up documents) to any  certification of any Form 10-K required to be provided by the
      Master Servicer,  but solely to the extent the Master Servicer  receives amounts from such  Servicer  in  connection  with any  indemnification  provided by such
      Servicer  (in each case as defined in the Pooling and  Servicing  Agreement)  to the Master Servicer.

      The last paragraph of Section 10.01 shall be replaced with the following:

            then,  and in each and every  such  case,  so long as an Event of  Default shall not have been  remedied,  the  Purchaser,  by  notice  in  writing  to the
      Sellers may, in addition to whatever  rights the Purchaser may have at law or in equity  to  damages,  including  injunctive  relief  and  specific  performance, terminate  all the rights and  obligations  of the Sellers and the Servicer (and if the  Servicer is  servicing  any of the  Mortgage  Loans in a  Securitization
      Transaction,  appoint a successor servicer  reasonably  acceptable to any Master
      Servicer for such  Securitization  Transaction)  under this Agreement and in and to the Mortgage  Loans(including  the Servicing rights thereon) and the proceeds thereof subject to Section 12.01, without the Purchaser's  incurring any penalty or fee of any kind whatsoever in connection  therewith;  provided that, upon the occurrence  of an  Event of  Default  under  Subsection (3),  (4) or (5) of this
      Section 10.01,  this  Agreement  and all  authority  and  power  of the  Sellers hereunder  (whether with respect to the Mortgage  Loans,  the REO  Properties or otherwise)  shall  automatically  cease. On or after the receipt by the Servicer of such written  notice,  all  authority  and power of the  Servicer  under this
      Agreement  (whether  with  respect to the  Mortgage  Loans or  otherwise)  shall cease.  The Servicer shall promptly  reimburse the Purchaser (or any designee of the Purchaser, such as a master servicer) and any Depositor, as applicable,  for all  reasonable  expenses  incurred by the Purchaser (or such  designee) or such
      Depositor,  as such are incurred,  in  connection  with the  termination  of the
      Servicer as servicer and the  transfer of  servicing of the Mortgage  Loans to a successor  servicer.  The provisions of this paragraph  shall not limit whatever rights the Purchaser or any  Depositor  may have under other  provisions of this
      Agreement and/or any applicable  Reconstitution Agreement or otherwise,  whether in equity or at law,  such as an action for  damages,  specific  performance  or injunctive relief.

      The following shall be added as Section 12.12 of the Servicing Agreement:

      Section 12.12. Use of Subservicers and Subcontractors.

      (a)   The  Servicer  shall  not  hire  or  otherwise   utilize  the  services  of  any
Subservicer  to fulfill  any of the  obligations  of the  Servicer  as  servicer  under this
Agreement or any  Reconstitution  Agreement unless the Servicer complies with the provisions of  paragraph  (b) of this  Section.  The Servicer  shall not hire or otherwise  utilize the services of any  Subcontractor,  and shall not permit any  Subservicer  to hire or otherwise utilize  the  services  of any  Subcontractor,  to  fulfill  any of the  obligations  of the
Servicer  as  servicer  under this  Agreement  or any  Reconstitution  Agreement  unless the
Servicer complies with the provisions of paragraph (d) of this Section.

      (b)   The  Servicer  shall  cause  any  Subservicer  used by the  Servicer  (or by any
Subservicer)  for the  benefit  of the  Purchaser  and any  Depositor  to  comply  with  the provisions  of this Section and with Sections  3.01(15),  3.01(18),  3.05,  7.04 and 7.07 of this Agreement to the same extent as if such Subservicer  were the Servicer,  and to provide the information  required with respect to such  Subservicer  under Section  3.01(17) of this
Agreement.  The Servicer  shall be  responsible  for  obtaining  from each  Subservicer  and delivering to the Purchaser,  any Master Servicer and any Depositor any Annual  Statement of
Compliance  required  to be  delivered  by  such  Subservicer  under  Section  7.04(a),  any
Assessment  of  Compliance  and  Attestation   Report  required  to  be  delivered  by  such
Subservicer under Section 7.07 and any Annual  Certification  required under Section 7.04(b)
as and when required to be delivered.

      (c)   The Servicer  shall promptly upon request  provide to the Purchaser,  any Master
Servicer and any Depositor (or any designee of the Depositor,  such as an  administrator)  a written  description  (in form and  substance  satisfactory  to the  Purchaser,  any  Master
Servicer and such Depositor) of the role and function of each Subcontractor  utilized by the
Company or any  Subservicer,  specifying (i) the identity of each such  Subcontractor,  (ii)
which (if any) of such  Subcontractors are "participating in the servicing  function" within the  meaning  of Item 1122 of  Regulation  AB, and (iii)  which  elements  of the  Servicing
Criteria  will be addressed in  assessments  of  compliance  provided by each  Subcontractor identified pursuant to clause (ii) of this paragraph.

      (d)   As a  condition  to  the  utilization  of  any  Subcontractor  determined  to be
"participating in the servicing  function" within the meaning of Item 1122 of Regulation AB, the  Servicer  shall  cause  any  such  Subcontractor  used  by  the  Servicer  (or  by  any
Subservicer)  for the  benefit  of the  Purchaser  and any  Depositor  to  comply  with  the provisions  of  Sections  3.05 and 7.07 of this  Agreement  to the  same  extent  as if such
Subcontractor  were the Company.  The Servicer shall be responsible  for obtaining from each
Subcontractor  and  delivering  to  the  Purchaser  and  any  Depositor  any  Assessment  of
Compliance and  Attestation  Report and the other  certificates  required to be delivered by such  Subservicer  and such  Subcontractor  under  Section  7.07,  in each  case as and when required to be delivered.

      The following shall be added as Section 12.13 of the Servicing Agreement:

      Section 12.13. Third-Party Beneficiary.

      For purposes of this Agreement,  the Master Servicer shall be considered a third party beneficiary of this Agreement,  entitled to all the rights and benefits hereof as if it were a direct party to this Agreement.

      The following shall be added as Exhibit 11 to the Servicing Agreement:

                                            EXHIBIT 11

                                REPORTING DATA FOR MONTHLY REPORT
      [OBJECT OMITTED]

      The following shall be added as Exhibit 12 to the Servicing Agreement:

                                            EXHIBIT 12

                                REPORTING DATA FOR DEFAULTED LOANS

                         Standard File Layout - Delinquency Reporting

   Column/Header Name                 Description              Decimal   Format
                                                                          Comment
SERVICER_LOAN_NBR         A unique number assigned to a loan
                          by the Servicer.  This may be
                          different than the LOAN_NBR
LOAN_NBR                  A unique identifier assigned to
                          each loan by the originator.
CLIENT_NBR                Servicer Client Number
SERV_INVESTOR_NBR         Contains a unique number as
                          assigned by an external servicer
                          to identify a group of loans in
                          their system.
BORROWER_FIRST_NAME       First Name of the Borrower.
BORROWER_LAST_NAME        Last name of the borrower.
PROP_ADDRESS              Street Name and Number of Property
PROP_STATE                The state where the  property
                          located.
PROP_ZIP                  Zip code where the property is
                          located.
BORR_NEXT_PAY_DUE_DATE    The date that the borrower's next              MM/DD/YYYY
                          payment is due to the servicer at
                          the end of processing cycle, as
                          reported by Servicer.
LOAN_TYPE                 Loan Type (i.e. FHA, VA, Conv)
BANKRUPTCY_FILED_DATE     The date a particular bankruptcy               MM/DD/YYYY
                          claim was filed.
BANKRUPTCY_CHAPTER_CODE   The chapter under which the
                          bankruptcy was filed.
BANKRUPTCY_CASE_NBR       The case number assigned by the
                          court to the bankruptcy filing.
POST_PETITION_DUE_DATE    The payment due date once the                  MM/DD/YYYY
                          bankruptcy has been approved by
                          the courts
BANKRUPTCY_DCHRG_DISM_DATEThe Date The Loan Is Removed From              MM/DD/YYYY
                          Bankruptcy. Either by Dismissal,
                          Discharged and/or a Motion For
                          Relief Was Granted.
LOSS_MIT_APPR_DATE        The Date The Loss Mitigation Was               MM/DD/YYYY
                          Approved By The Servicer
LOSS_MIT_TYPE             The Type Of Loss Mitigation
                          Approved For A Loan Such As;
LOSS_MIT_EST_COMP_DATE    The Date The Loss Mitigation /Plan             MM/DD/YYYY
                          Is Scheduled To End/Close
LOSS_MIT_ACT_COMP_DATE    The Date The Loss Mitigation Is                MM/DD/YYYY
                          Actually Completed
FRCLSR_APPROVED_DATE      The date DA Admin sends a letter               MM/DD/YYYY
                          to the servicer with instructions
                          to begin foreclosure proceedings.
ATTORNEY_REFERRAL_DATE    Date File Was Referred To Attorney             MM/DD/YYYY
                          to Pursue Foreclosure
FIRST_LEGAL_DATE          Notice of 1st legal filed by an                MM/DD/YYYY
                          Attorney in a Foreclosure Action
FRCLSR_SALE_EXPECTED_DATE The date by which a foreclosure                MM/DD/YYYY
                          sale is expected to occur.
FRCLSR_SALE_DATE          The actual date of the foreclosure             MM/DD/YYYY
                          sale.
FRCLSR_SALE_AMT           The amount a property sold for at       2      No
                          the foreclosure sale.                          commas(,)
                                                                         or dollar
                                                                         signs ($)
EVICTION_START_DATE       The date the servicer initiates                MM/DD/YYYY
                          eviction of the borrower.
EVICTION_COMPLETED_DATE   The date the court revokes legal               MM/DD/YYYY
                          possession of the property from
                          the borrower.
LIST_PRICE                The price at which an REO property      2      No
                          is marketed.                                   commas(,)
                                                                         or dollar
                                                                         signs ($)
LIST_DATE                 The date an REO property is listed             MM/DD/YYYY
                          at a particular price.
OFFER_AMT                 The dollar value of an offer for        2      No
                          an REO property.                               commas(,)
                                                                         or dollar
                                                                         signs ($)
OFFER_DATE_TIME           The date an offer is received by               MM/DD/YYYY
                          DA Admin or by the Servicer.
REO_CLOSING_DATE          The date the REO sale of the                   MM/DD/YYYY
                          property is scheduled to close.
REO_ACTUAL_CLOSING_DATE   Actual Date Of REO Sale                        MM/DD/YYYY
OCCUPANT_CODE             Classification of how the property
                          is occupied.
PROP_CONDITION_CODE       A code that indicates the
                          condition of the property.
PROP_INSPECTION_DATE      The date a  property inspection is             MM/DD/YYYY
                          performed.
APPRAISAL_DATE            The date the appraisal was done.               MM/DD/YYYY
CURR_PROP_VAL              The current "as is" value of the       2
                          property based on brokers price
                          opinion or appraisal.
REPAIRED_PROP_VAL         The amount the property would be        2
                          worth if repairs are completed
                          pursuant to a broker's price
                          opinion or appraisal.
If applicable:
DELINQ_STATUS_CODE        FNMA Code Describing Status of Loan
DELINQ_REASON_CODE        The circumstances which caused a
                          borrower to stop paying on a
                          loan.   Code indicates the reason
                          why the loan is in default for
                          this cycle.
MI_CLAIM_FILED_DATE       Date Mortgage Insurance Claim Was              MM/DD/YYYY
                          Filed With Mortgage Insurance
                          Company.
MI_CLAIM_AMT              Amount of Mortgage Insurance Claim             No
                          Filed                                          commas(,)
                                                                         or dollar
                                                                         signs ($)
MI_CLAIM_PAID_DATE        Date Mortgage Insurance Company                MM/DD/YYYY
                          Disbursed Claim Payment
MI_CLAIM_AMT_PAID         Amount Mortgage Insurance Company       2      No
                          Paid On Claim                                  commas(,)
                                                                         or dollar
                                                                         signs ($)
POOL_CLAIM_FILED_DATE     Date Claim Was Filed With Pool                 MM/DD/YYYY
                          Insurance Company
POOL_CLAIM_AMT            Amount of Claim Filed With Pool         2      No
                          Insurance Company                              commas(,)
                                                                         or dollar
                                                                         signs ($)
POOL_CLAIM_PAID_DATE      Date Claim Was Settled and The                 MM/DD/YYYY
                          Check Was Issued By The Pool
                          Insurer
POOL_CLAIM_AMT_PAID       Amount Paid On Claim By Pool            2      No
                          Insurance Company                              commas(,)
                                                                         or dollar
                                                                         signs ($)
FHA_PART_A_CLAIM_FILED_DAT Date FHA Part A Claim Was Filed               MM/DD/YYYY
                          With HUD
FHA_PART_A_CLAIM_AMT       Amount of FHA Part A Claim Filed       2      No
                                                                         commas(,)
                                                                         or dollar
                                                                         signs ($)
FHA_PART_A_CLAIM_PAID_DATE Date HUD Disbursed Part A Claim               MM/DD/YYYY
                          Payment
FHA_PART_A_CLAIM_PAID_AMT  Amount HUD Paid on Part A Claim        2      No
                                                                         commas(,)
                                                                         or dollar
                                                                         signs ($)
FHA_PART_B_CLAIM_FILED_DAT  Date FHA Part B Claim Was Filed              MM/DD/YYYY
                          With HUD
FHA_PART_B_CLAIM_AMT        Amount of FHA Part B Claim Filed      2      No
                                                                         commas(,)
                                                                         or dollar
                                                                         signs ($)
FHA_PART_B_CLAIM_PAID_DATE   Date HUD Disbursed Part B Claim             MM/DD/YYYY
                          Payment
FHA_PART_B_CLAIM_PAID_AMT  Amount HUD Paid on Part B Claim        2      No
                                                                         commas(,)
                                                                         or dollar
                                                                         signs ($)
VA_CLAIM_FILED_DATE        Date VA Claim Was Filed With the              MM/DD/YYYY
                          Veterans Admin
VA_CLAIM_PAID_DATE         Date Veterans Admin. Disbursed VA             MM/DD/YYYY
                          Claim Payment
VA_CLAIM_PAID_AMT          Amount Veterans Admin. Paid on VA      2      No
                          Claim                                          commas(,)
                                                                         or dollar
                                                                         signs ($)

Exhibit 2: Standard File Codes - Delinquency Reporting

The Loss Mit Type field should show the approved Loss Mitigation Code as follows:
o     ASUM-     Approved Assumption
o     BAP-      Borrower Assistance Program
o     CO-       Charge Off
o     DIL-      Deed-in-Lieu
o     FFA-      Formal Forbearance Agreement
o     MOD-      Loan Modification
o     PRE-      Pre-Sale
o     SS-       Short Sale
o     MISC-     Anything else approved by the PMI or Pool Insurer

NOTE: Wells Fargo Bank will accept alternative Loss Mitigation Types to those above, provided that they are consistent with industry standards.  If Loss Mitigation Types other than those above are used, the Servicer must supply Wells Fargo Bank with a description of each of the Loss Mitigation Types prior to sending the file.

The Occupant Code field should show the current status of the property code as follows:
o     Mortgagor
o     Tenant
o     Unknown
o     Vacant

The Property Condition field should show the last reported condition of the property as follows:
o     Damaged
o     Excellent
o     Fair
o     Gone
o     Good
o     Poor
o     Special Hazard
o     Unknown

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Reason Code field should show the Reason for Delinquency as follows:

               --------------------------------------------------------
               Delinquency Code Delinquency Description
               --------------------------------------------------------
               --------------------------------------------------------
               001              FNMA-Death of principal mortgagor
               --------------------------------------------------------
               --------------------------------------------------------
               002              FNMA-Illness of principal mortgagor
               --------------------------------------------------------
               --------------------------------------------------------
               003              FNMA-Illness of mortgagor's family
                                member
               --------------------------------------------------------
               --------------------------------------------------------
               004              FNMA-Death of mortgagor's family
                                member
               --------------------------------------------------------
               --------------------------------------------------------
               005              FNMA-Marital difficulties
               --------------------------------------------------------
               --------------------------------------------------------
               006              FNMA-Curtailment of income
               --------------------------------------------------------
               --------------------------------------------------------
               007              FNMA-Excessive Obligation
               --------------------------------------------------------
               --------------------------------------------------------
               008              FNMA-Abandonment of property
               --------------------------------------------------------
               --------------------------------------------------------
               009              FNMA-Distant employee transfer
               --------------------------------------------------------
               --------------------------------------------------------
               011              FNMA-Property problem
               --------------------------------------------------------
               --------------------------------------------------------
               012              FNMA-Inability to sell property
               --------------------------------------------------------
               --------------------------------------------------------
               013              FNMA-Inability to rent property
               --------------------------------------------------------
               --------------------------------------------------------
               014              FNMA-Military Service
               --------------------------------------------------------
               --------------------------------------------------------
               015              FNMA-Other
               --------------------------------------------------------
               --------------------------------------------------------
               016              FNMA-Unemployment
               --------------------------------------------------------
               --------------------------------------------------------
               017              FNMA-Business failure
               --------------------------------------------------------
               --------------------------------------------------------
               019              FNMA-Casualty loss
               --------------------------------------------------------
               --------------------------------------------------------
               022              FNMA-Energy environment costs
               --------------------------------------------------------
               --------------------------------------------------------
               023              FNMA-Servicing problems
               --------------------------------------------------------
               --------------------------------------------------------
               026              FNMA-Payment adjustment
               --------------------------------------------------------
               --------------------------------------------------------
               027              FNMA-Payment dispute
               --------------------------------------------------------
               --------------------------------------------------------
               029              FNMA-Transfer of ownership pending
               --------------------------------------------------------
               --------------------------------------------------------
               030              FNMA-Fraud
               --------------------------------------------------------
               --------------------------------------------------------
               031              FNMA-Unable to contact borrower
               --------------------------------------------------------
               --------------------------------------------------------
               INC              FNMA-Incarceration
               --------------------------------------------------------

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Status Code field should show the Status of Default as follows:

               -------------------------------------------------------
                 Status Code    Status Description
               -------------------------------------------------------
               -------------------------------------------------------
                      09        Forbearance
               -------------------------------------------------------
               -------------------------------------------------------
                      17        Pre-foreclosure Sale Closing Plan
                                Accepted
               -------------------------------------------------------
               -------------------------------------------------------
                      24        Government Seizure
               -------------------------------------------------------
               -------------------------------------------------------
                      26        Refinance
               -------------------------------------------------------
               -------------------------------------------------------
                      27        Assumption
               -------------------------------------------------------
               -------------------------------------------------------
                      28        Modification
               -------------------------------------------------------
               -------------------------------------------------------
                      29        Charge-Off
               -------------------------------------------------------
               -------------------------------------------------------
                      30        Third Party Sale
               -------------------------------------------------------
               -------------------------------------------------------
                      31        Probate
               -------------------------------------------------------
               -------------------------------------------------------
                      32        Military Indulgence
               -------------------------------------------------------
               -------------------------------------------------------
                      43        Foreclosure Started
               -------------------------------------------------------
               -------------------------------------------------------
                      44        Deed-in-Lieu Started
               -------------------------------------------------------
               -------------------------------------------------------
                      49        Assignment Completed
               -------------------------------------------------------
               -------------------------------------------------------
                      61        Second Lien Considerations
               -------------------------------------------------------
               -------------------------------------------------------
                      62        Veteran's Affairs-No Bid
               -------------------------------------------------------
               -------------------------------------------------------
                      63        Veteran's Affairs-Refund
               -------------------------------------------------------
               -------------------------------------------------------
                      64        Veteran's Affairs-Buydown
               -------------------------------------------------------
               -------------------------------------------------------
                      65        Chapter 7 Bankruptcy
               -------------------------------------------------------
               -------------------------------------------------------
                      66        Chapter 11 Bankruptcy
               -------------------------------------------------------
               -------------------------------------------------------
                      67        Chapter 13 Bankruptcy
               -------------------------------------------------------

      The following shall be added as Exhibit 13 to the Servicing Agreement:

                                            EXHIBIT 13

                           REPORTING DATA FOR REALIZED LOSSES AND GAINS

               Calculation of Realized Loss/Gain Form 332- Instruction Sheet

      NOTE:  Do not net or combine items.  Show all expenses individually and all credits as separate line items.  Claim packages are due on the remittance report date.  Late submissions may result in claims not being passed until the following month.  The
      Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.

                  The numbers on the 332 form correspond with the numbers listed below.

      Liquidation and Acquisition Expenses:
      1.    The Actual Unpaid Principal Balance of the Mortgage Loan.  For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

      2.    The Total  Interest Due less the  aggregate  amount of servicing  fee that would  have  been  earned  if all  delinquent  payments  had been  made as agreed. For documentation,  an Amortization  Schedule from date of default through  liquidation  breaking  out the net interest  and  servicing  fees advanced is required.

      3.    Accrued  Servicing Fees based upon the Scheduled  Principal Balance of the
            Mortgage Loan as  calculated on a monthly  basis.  For  documentation,  an
            Amortization  Schedule from date of default through  liquidation  breaking out the net interest and servicing fees advanced is required.

      4-12. Complete as applicable.  Required documentation:

            * For taxes and  insurance  advances - see page 2 of 332 form -  breakdown required showing period

              of coverage,  base tax,  interest,  penalty.  Advances  prior to default require evidence of servicer efforts to recover advances.

             *  For escrow advances - complete payment history

                (to calculate advances from last positive escrow balance forward)

            * Other  expenses  -  copies of  corporate  advance  history  showing  all payments

            *  REO repairs > $1500 require explanation

            *  REO repairs >$3000 require evidence of at least 2 bids.

            * Short Sale or Charge Off require P&L  supporting  the decision and WFB's approved Officer Certificate

            *  Unusual or extraordinary items may require further documentation.

      13.   The total of lines 1 through 12.

      Credits:

      14-21.      Complete as applicable.  Required documentation:

            *  Copy  of the  HUD 1  from  the  REO  sale.  If a 3rd  Party  Sale,  bid instructions and Escrow Agent / Attorney

               Letter of Proceeds Breakdown.

            *  Copy of EOB for any MI or gov't guarantee

            * All other  credits  need to be  clearly  defined  on the 332  form

      22.   The total of lines 14 through 21.

      Please Note:      For HUD/VA loans, use line (18a) for Part A/Initial proceeds and line (18b) for Part B/Supplemental proceeds.

      Total Realized Loss (or Amount of Any Gain)
      23.   The total derived from subtracting  line 22 from 13. If the amount  represents a
            realized gain, show the amount in parenthesis (   ).

                         Calculation of Realized Loss/Gain Form 332

      Prepared by:  __________________                Date:  _______________
      Phone:  ______________________   Email Address:_____________________

------------------------  --------------------------  -------------------------------
Servicer Loan No.         Servicer Name               Servicer Address

------------------------  --------------------------  -------------------------------

      WELLS FARGO BANK, N.A. Loan No._____________________________

      Borrower's Name: _________________________________________________________
      Property Address: _________________________________________________________

      Liquidation Type:  REO Sale          3rd Party Sale         Short Sale  Charge Off

      Was this loan granted a Bankruptcy deficiency or cramdown         Yes       No
      If "Yes", provide deficiency or cramdown amount _______________________________

      Liquidation and Acquisition Expenses:
      (1)Actual Unpaid Principal Balance of Mortgage Loan         $ ______________  (1)
      (2)   Interest accrued at Net Rate                            ______________  (2)
      (3)   Accrued Servicing Fees                                  ______________  (3)
      (4)   Attorney's Fees                                         ______________  (4)
      (5)   Taxes (see page 2)                                      ______________  (5)
      (6)   Property Maintenance                                    ______________  (6)
      (7)   MI/Hazard Insurance Premiums (see page 2)               ______________  (7)
      (8)   Utility Expenses                                        ______________  (8)
      (9)   Appraisal/BPO                                           ______________  (9)
      (10)  Property Inspections                                    ______________  (10)
      (11)  FC Costs/Other Legal Expenses                           ______________  (11)
      (12)  Other (itemize)                                         ______________  (12)
            Cash for Keys__________________________                 ______________  (12)
            HOA/Condo Fees_______________________                   ______________  (12)
            ______________________________________                  ______________  (12)

            Total Expenses                                        $ ______________  (13)
      Credits:
      (14)  Escrow Balance                                        $ _______________ (14)
      (15)  HIP Refund                                              _______________ (15)
      (16)  Rental Receipts                                         _______________ (16)
      (17)  Hazard Loss Proceeds                                    _______________ (17)
      (18)  Primary Mortgage Insurance / Gov't Insurance            _______________
      (18a) HUD Part A
                                                                    _______________ (18b) HUD
      Part B
      (19)  Pool Insurance Proceeds                                 _______________ (19)
      (20)  Proceeds from Sale of Acquired Property                 _______________ (20)
      (21)  Other (itemize)                                         _______________ (21)
         _________________________________________                  _______________ (21)

         Total Credits                                            $ _______________ (22)
      Total Realized Loss (or Amount of Gain)                     $ _______________ (23)

Escrow Disbursement Detail

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    Type     Date Paid  Period of  Total Paid  Base        Penalties   Interest
(Tax /Ins.)              Coverage                Amount
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      The following shall be added as Exhibit 14 to the Servicing Agreement:

                                            EXHIBIT 14

                               COMPANY'S OBLIGATIONS IN CONNECTION
                                      WITH A RECONSTITUTION

o     The Company  shall (i) possess the ability to service to a  securitization  documents;
      (ii)  service  on a  "Scheduled/Scheduled"  reporting  basis  (advancing  through  the liquidation of an REO Property),  (iii) make compensating interest payments on payoffs and (iv) remit and report to a master  servicer  in format  acceptable  to such master servicer by the 10th calendar day of each month.

o     The Company shall provide an acceptable annual certification  (officer's  certificate)
      to the master servicer (as required by the  Sarbanes-Oxley Act of 2002) as well as any other annual  certifications  required under the  securitization  documents  (i.e. the annual statement as to  compliance/annual  independent  certified public  accountants'
      servicing report due by February 28 of each year).

o     The Company shall allow for the  Purchaser,  the master  servicer or their designee to perform a review of audited financials and net worth of the Company.

o     The  Company  shall  provide a Uniform  Single  Attestation  Program  certificate  and
      Management Assertion as requested by the master servicer or the Purchaser.

o     The Company shall provide  information on each  Custodial  Account as requested by the master  servicer or the Purchaser,  and each Custodial  Accounts shall comply with the requirements for such accounts as set forth in the securitization documents.

o     The Company shall maintain its servicing  system in accordance  with the  requirements of the master servicer.

      The following shall be added as Exhibit 15 to the Servicing Agreement:

                                            EXHIBIT 15

                                  FORM OF COMPANY CERTIFICATION

Re:   The [ ] agreement dated as of [     l,  200[  ]  (the  "Agreement"),  among  [IDENTIFY
PARTIES]

      I,  ____________________________,  the  _______________________  of [NAME OF  COMPANY]
(the "Company"),  certify to [the Purchaser],  [the  Depositor],  and the [Master  Servicer]
[Securities  Administrator]  [Trustee],  and their  officers,  with the knowledge and intent that they will rely upon this certification, that:

            I have  reviewed the servicer  compliance  statement of the Company  provided in accordance with Item 1123 of Regulation AB (the  "Compliance  Statement"),  the report on  assessment of the Company's  compliance  with the servicing  criteria set forth in
      Item 1122(d) of Regulation AB (the "Servicing Criteria"),  provided in accordance with
      Rules  13a-18  and 15d-18  under  Securities  Exchange  Act of 1934,  as amended  (the
      "Exchange  Act") and Item 1122 of  Regulation  AB (the  "Servicing  Assessment"),  the
      registered  public accounting  firm's  attestation  report provided in accordance with
      Rules 13a-18 and 15d-18 under the Exchange Act and Section  1122(b) of  Regulation  AB
      (the "Attestation  Report"),  and all servicing  reports,  officer's  certificates and other  information  relating to the  servicing  of the  Mortgage  Loans by the Company during 200[ ] that were delivered by the Company to the [Depositor]  [Master Servicer]
      [Securities  Administrator]  [Trustee]  pursuant to the Agreement  (collectively,  the
      "Company Servicing Information");

            Based on my  knowledge,  the Company  Servicing  Information,  taken as a whole, does not contain any untrue  statement of a material  fact or omit to state a material fact necessary to make the statements  made, in the light of the  circumstances  under which such  statements  were made, not  misleading  with respect to the period of time covered by the Company Servicing Information;

            Based on my knowledge,  all of the Company Servicing  Information required to be provided by the  Company  under the  Agreement  has been  provided to the  [Depositor]
      [Master Servicer] [Securities Administrator] [Trustee];

            I am  responsible  for  reviewing  the  activities  performed  by the Company as servicer  under the  Agreement,  and based on my knowledge and the  compliance  review conducted  in  preparing  the  Compliance  Statement  and except as  disclosed  in the
      Compliance Statement,  the Servicing Assessment or the Attestation Report, the Company
      has fulfilled its obligations under the Agreement in all material respects; and

The  Compliance  Statement  required  to be  delivered  by  the  Company  pursuant  to  this
Agreement,  and the Servicing  Assessment and Attestation  Report required to be provided by the Company and by any Subservicer and  Subcontractor  pursuant to the Agreement,  have been provided to the  [Depositor]  [Master  Servicer].  Any material  instances of  noncompliance described in such reports have been  disclosed to the  [Depositor]  [Master  Servicer].  Any material  instance of noncompliance  with the Servicing  Criteria has been disclosed in such reports.

      The following shall be added as Exhibit 16 to the Servicing Agreement:

                                         EXHIBIT 16

                                  SUMMARY OF REGULATION AB
                                     SERVICING CRITERIA

NOTE:  This Exhibit 16 is provided for  convenience  of  reference  only.  In the event of a conflict or  inconsistency  between the terms of this Exhibit 16 and the text of  Regulation
AB, the text of Regulation AB, its adopting  release and other public  statements of the SEC shall control.

Item 1122(d)
(i)   General servicing considerations.
(A)   Policies and procedures  are  instituted to monitor any  performance or other triggers and events of default in accordance with the transaction agreements.
(B)   If any material  servicing  activities are  outsourced to third parties,  policies and procedures are instituted to monitor the third party's  performance and compliance with such servicing activities.
(C)   Any requirements in the transaction  agreements to maintain a back-up servicer for the mortgage loans are maintained.
(D)   A  fidelity  bond  and  errors  and  omissions  policy  is  in  effect  on  the  party participating  in the servicing  function  throughout the reporting  period in the amount of coverage  required  by and  otherwise  in  accordance  with  the  terms  of the  transaction agreements.
(ii)  Cash collection and administration.
(A)   Payments on mortgage loans are deposited into the appropriate  custodial bank accounts and related bank clearing  accounts no more than two business  days  following  receipt,  or such other number of days specified in the transaction agreements.
(B)   Disbursements  made via wire  transfer on behalf of an obligor or to an  investor  are made only by authorized personnel.
(C)   Advances of funds or guarantees  regarding  collections,  cash flows or distributions, and any interest or other fees charged for such  advances,  are made,  reviewed and approved as specified in the transaction agreements.
(D)   The related  accounts for the  transaction,  such as cash reserve accounts or accounts established  as a form of  overcollateralization,  are  separately  maintained  (e.g.,  with respect to commingling of cash) as set forth in the transaction agreements.
(E)   Each custodial account is maintained at a federally insured depository  institution as set  forth  in the  transaction  agreements.  For  purposes  of this  criterion,  "federally insured  depository  institution"  with respect to a foreign  financial  institution means a foreign  financial  institution  that  meets the  requirements  of Rule  13k-1(b)(1)  of the
Securities Exchange Act.
(F)   Unissued checks are safeguarded so as to prevent unauthorized access.
(G)   Reconciliations  are  prepared  on a  monthly  basis for all  asset-backed  securities related bank  accounts,  including  custodial  accounts and related bank clearing  accounts.
These reconciliations are (A) mathematically  accurate; (B) prepared within 30 calendar days after  the bank  statement  cutoff  date,  or such  other  number of days  specified  in the transaction  agreements;  (C)  reviewed  and  approved by someone  other than the person who prepared the  reconciliation;  and (D) contain  explanations  for reconciling  items.  These reconciling items are resolved within 90 calendar days of their original identification,  or such other number of days specified in the transaction agreements.
(iii) Investor remittances and reporting.
(A)   Reports to investors,  including those to be filed with the Commission, are maintained in accordance  with the  transaction  agreements  and  applicable  Commission  requirements.
Specifically,  such reports (A) are prepared in accordance  with  timeframes and other terms set forth in the transaction  agreements;  (B) provide information  calculated in accordance with the terms  specified in the transaction  agreements;  (C) are filed with the Commission as required by its rules and  regulations;  and (D) agree with  investors'  or the trustee's records as to the total unpaid  principal  balance and number of mortgage  loans serviced by the Servicer.
(B)   Amounts due to investors are allocated  and remitted in  accordance  with  timeframes, distribution priority and other terms set forth in the transaction agreements.
(C)   Disbursements  made  to an  investor  are  posted  within  two  business  days  to the
Servicer's  investor  records,  or such other number of days  specified  in the  transaction agreements.
(D)   Amounts  remitted to investors per the investor  reports agree with cancelled  checks, or other form of payment, or custodial bank statements.
(iv)  Mortgage Loan administration.
(A)   Collateral or security on mortgage loans is maintained as required by the  transaction agreements or related mortgage loan documents.
(B)   Mortgage loan and related  documents are  safeguarded  as required by the  transaction agreements.
(C)   Any  additions,  removals or  substitutions  to the asset pool are made,  reviewed and approved in accordance with any conditions or requirements in the transaction agreements.
(D)   Payments on  mortgage  loans,  including  any  payoffs,  made in  accordance  with the related mortgage loan documents are posted to the Servicer's  obligor records  maintained no more than two business  days after  receipt,  or such other number of days  specified in the transaction agreements,  and allocated to principal,  interest or other items (e.g., escrow)
in accordance with the related mortgage loan documents.
(E)   The Servicer's  records regarding the mortgage loans agree with the Servicer's records with respect to an obligor's unpaid principal balance.
(F)   Changes  with  respect to the terms or status of an  obligor's  mortgage  loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized  personnel in accordance with the transaction agreements and related mortgage loan documents.
(G)   Loss mitigation or recovery actions (e.g., forbearance plans,  modifications and deeds in lieu of  foreclosure,  foreclosures  and  repossessions,  as  applicable)  are initiated, conducted and concluded in accordance with the timeframes or other requirements  established by the transaction agreements.
(H)   Records  documenting  collection  efforts are maintained  during the period a mortgage loan is  delinquent  in  accordance  with  the  transaction  agreements.  Such  records  are maintained on at least a monthly basis,  or such other period  specified in the  transaction agreements,  and describe the entity's  activities in monitoring  delinquent  mortgage loans including,  for example,  phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
(I)   Adjustments  to interest  rates or rates of return for  mortgage  loans with  variable rates are computed based on the related mortgage loan documents.
(J)   Regarding any funds held in trust for an obligor (such as escrow  accounts):  (A) such funds are analyzed,  in accordance with the obligor's  mortgage loan documents,  on at least an annual basis, or such other period specified in the transaction agreements;  (B) interest on such funds is paid, or credited,  to obligors in accordance with applicable mortgage loan documents and state laws;  and (C) such funds are returned to the obligor within 30 calendar days  of full  repayment  of the  related  mortgage  loans,  or such  other  number  of days specified in the transaction agreements.
(K)   Payments made on behalf of an obligor (such as tax or insurance  payments) are made on or before the related penalty or expiration  dates, as indicated on the appropriate bills or notices for such  payments,  provided that such support has been received by the Servicer at least 30 calendar days prior to these dates,  or such other number of days  specified in the transaction agreements.
(L)   Any late payment  penalties in connection  with any payment to be made on behalf of an obligor are paid from the Servicer's  funds and not charged to the obligor,  unless the late payment was due to the obligor's error or omission.
(M)   Disbursements  made on behalf of an obligor are posted within two business days to the obligor's records maintained by the Servicer,  or such other number of days specified in the transaction agreements.
(N)   Delinquencies,  charge-offs and uncollectable  accounts are recognized and recorded in accordance with the transaction agreements.
(O)   Any external  enhancement or other support,  identified in Item 1114(a)(1) through (3)
or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

      The following shall be added as Exhibit 17 to the Servicing Agreement:

                                         EXHIBIT 17

                      SUMMARY OF APPLICABLE REGULATION AB REQUIREMENTS

NOTE:  This Exhibit 17 is provided for  convenience  of  reference  only.  In the event of a conflict or  inconsistency  between the terms of this Exhibit 17 and the text of  Regulation
AB, the text of Regulation AB, its adopting  release and other public  statements of the SEC shall control.

Item 1105(a)(1)-(3) and (c)

      -Provide static pool  information  with respect to mortgage loans that were originated or purchased by the Company and which are of the same type as the Mortgage Loans.

      -Provide  static  pool  information  regarding  delinquencies,  cumulative  losses and prepayments for prior securitized pools of the Company.

      -If the Company has less than 3 years experience  securitizing assets of the same type as the Mortgage  Loans,  provide the static pool  information by vintage  origination  years regarding  loans  originated  or purchased by the Company,  instead of by prior  securitized pool. A vintage origination year represents mortgage loans originated during the same year.

      -Such  static pool  information  shall be for the prior five years,  or for so long as the Company has been  originating or purchasing (in the case of data by vintage  origination year) or securitizing (in the case of data by prior  securitized  pools) such mortgage loans if for less than five years.

      -The static pool information for each vintage  origination  year or prior  securitized pool, as applicable,  shall be presented in monthly increments over the life of the mortgage loans included in the vintage origination year or prior securitized pool.

      -Provide  summary   information  for  the  original   characteristics   of  the  prior
securitized  pools or vintage  origination  years,  as applicable  and material,  including:
number of pool assets,  original  pool  balance,  weighted  average  initial  loan  balance, weighted  average  mortgage  rate,  weighted  average and minimum and maximum FICO,  product type, loan purpose,  weighted average and minimum and maximum LTV,  distribution of loans by mortgage rate, and geographic concentrations of 5% or more.

Item 1108(b) and (c)

      Provide the  following  information  with respect to each  servicer that will service, including  interim  service,  20% or more of the  mortgage  loans in any  loan  group in the securitization issued in the Securitization Transaction:

      -a description of the Company's form of organization;

      -a description of how long the Company has been servicing  residential mortgage loans;
a general discussion of the Company's  experience in servicing assets of any type as well as a more detailed discussion of the Company's  experience in, and procedures for the servicing
function  it  will  perform  under  this  Agreement  and  any   Reconstitution   Agreements;
information  regarding  the size,  composition  and  growth of the  Company's  portfolio  of mortgage loans of the type similar to the Mortgage Loans and  information on factors related to the Company that may be material to any analysis of the  servicing of the Mortgage  Loans or the related  asset-backed  securities,  as applicable,  including  whether any default or servicing related  performance  trigger has occurred as to any other  securitization  due to any  act or  failure  to act  of  the  Company,  whether  any  material  noncompliance  with applicable  servicing criteria as to any other securitization has been disclosed or reported by the Company, and the extent of outsourcing the Company uses;

      -a description of any material changes to the Company's  policies or procedures in the servicing  function it will perform under this Agreement and any  Reconstitution  Agreements for mortgage loans of the type similar to the Mortgage Loans during the past three years;

      -information  regarding the Company's  financial condition to the extent that there is a material  risk that the effect on one or more  aspects of  servicing  resulting  from such financial  condition  could  have a material  impact on the  performance  of the  securities issued in the  Securitization  Transaction,  or on servicing  of mortgage  loans of the same asset type as the Mortgage Loans;

      -any special or unique  factors  involved in  servicing  loans of the same type as the
Mortgage Loans, and the Company's processes and procedures designed to address such factors;

      -statistical  information  regarding  principal  and  interest  advances  made  by the
Company on the Mortgage  Loans and the Company's  overall  servicing  portfolio for the past three years; and

      -the  Company's  process  for  handling   delinquencies,   losses,   bankruptcies  and
recoveries,  such  as  through  liquidation  of REO  Properties,  foreclosure,  sale  of the
Mortgage Loans or workouts.

Item 1110(a)

      -Identify any originator or group of affiliated  originators  that  originated,  or is expected  to  originate,  10% or  more  of the  mortgage  loans  in any  loan  group  in the securitization issued in the Securitization Transaction.

Item 1110(b)

      Provide  the  following  information  with  respect  to any  originator  or  group  of affiliated  originators  that  originated,  or is expected to originate,  20% or more of the mortgage  loans  in any  loan  group  in the  securitization  issued  in the  Securitization
Transaction:

      -the Company's form of organization; and

      -a description of the Company's  origination program and how long the Company has been engaged  in  originating  residential  mortgage  loans,  which  description  must  include a discussion of the Company's  experience in  originating  mortgage  loans of the same type as the Mortgage  Loans and  information  regarding  the size and  composition  of the Company's origination  portfolio  as well as  information  that may be  material to an analysis of the performance of the Mortgage  Loans,  such as the Company's  credit-granting  or underwriting criteria for mortgage loans of the same type as the Mortgage Loans.

Item 1117

      -describe  any legal  proceedings  pending  against  the Company or against any of its property,  including any proceedings  known to be contemplated by governmental  authorities, that  may be  material  to  the  holders  of the  securities  issued  in the  Securitization
Transaction.

Item 1119(a)

      -describe  any  affiliations  of the Company,  each other  originator  of the Mortgage
Loans and each  Subservicer  with the  sponsor,  depositor,  issuing  entity,  trustee,  any originator, any other servicer, any significant obligor,  enhancement or support provider or any other material parties related to the Securitization Transaction.

Item 1119(b)

      -describe  any  business   relationship,   agreement,   arrangement,   transaction  or
understanding  entered  into  outside of the  ordinary  course of business or on terms other than those  obtained in an arm's length  transaction  with an unrelated  third party,  apart from the  Securitization  Transaction,  between the Company,  each other  originator  of the
Mortgage  Loans and each  Subservicer,  or their  respective  affiliates,  and the  sponsor, depositor or issuing entity or their  respective  affiliates,  that exists  currently or has existed during the past two years,  that may be material to the understanding of an investor in the securities issued in the Securitization Transaction.

Item 1119(c)

      -describe  any  business   relationship,   agreement,   arrangement,   transaction  or
understanding   involving  or  relating  to  the  Mortgage   Loans  or  the   Securitization
Transaction,  including the material terms and approximate  dollar amount involved,  between the Company,  each other  originator of the Mortgage  Loans and each  Subservicer,  or their respective  affiliates  and the  sponsor,  depositor or issuing  entity or their  respective affiliates, that exists currently or has existed during the past two years.

      The following shall be added as Exhibit 18 to the Servicing Agreement:

                                         EXHIBIT 18

               SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

      The  assessment of compliance to be delivered by [the Company]  [Name of  Subservicer]
shall  address,  at a minimum,  the criteria  identified as below as  "Applicable  Servicing
Criteria":

--------------------------------------------------------------------------------
                      Servicing Criteria                          Applicable
                                                                   Servicing
                                                                   Criteria
--------------------------------------------------------------------------------
   Reference                       Criteria
--------------------------------------------------------------------------------
                       General Servicing Considerations
----------------                                                ----------------
1122(d)(1)(i)   Policies and procedures are instituted to              X
                monitor any performance or other triggers and
                events of default in accordance with the
                transaction agreements.
----------------                                                ----------------
1122(d)(1)(ii)  If any material servicing activities are               X
                outsourced to third parties, policies and
                procedures are instituted to monitor the third
                party's performance and compliance with such
                servicing activities.
----------------                                                ----------------
1122(d)(1)(iii) Any requirements in the transaction agreements to maintain a back-up servicer for the
                mortgage loans are maintained.
----------------                                                ----------------
1122(d)(1)(iv)  A fidelity bond and errors and omissions               X
                policy is in effect on the party participating
                in the servicing function throughout the
                reporting period in the amount of coverage
                required by and otherwise in accordance with
                the terms of the transaction agreements.
----------------                                                ----------------
                      Cash Collection and Administration
----------------                                                ----------------
1122(d)(2)(i)   Payments on mortgage loans are deposited into          X
                the appropriate custodial bank accounts and
                related bank clearing accounts no more than
                two business days following receipt, or such
                other number of days specified in the
                transaction agreements.
----------------                                                ----------------
1122(d)(2)(ii)  Disbursements made via wire transfer on behalf         X
                of an obligor or to an investor are made only
                by authorized personnel.
----------------                                                ----------------
1122(d)(2)(iii) Advances of funds or guarantees regarding              X
                collections, cash flows or distributions, and
                any interest or other fees charged for such
                advances, are made, reviewed and approved as
                specified in the transaction agreements.
----------------                                                ----------------
                The related accounts for the transaction, such
                as cash reserve accounts or accounts
                established as a form of
                overcollateralization, are separately                  X
                maintained (e.g., with respect to commingling
                of cash) as set forth in the transaction
1122(d)(2)(iv)  agreements.
----------------                                                ----------------
1122(d)(2)(v)   Each custodial account is maintained at a              X
                federally insured depository institution as
                set forth in the transaction agreements. For
                purposes of this criterion, "federally insured
                depository institution" with respect to a
                foreign financial institution means a foreign
                financial institution that meets the
                requirements of Rule 13k-1(b)(1) of the
                Securities Exchange Act.
----------------                                                ----------------
1122(d)(2)(vi)  Unissued checks are safeguarded so as to               X
                prevent unauthorized access.
----------------                                                ----------------
1122(d)(2)(vii)  Reconciliations are prepared on a monthly             X
                basis for all asset-backed securities related
                bank accounts, including custodial accounts
                and related bank clearing accounts. These
                reconciliations are (A) mathematically
                accurate; (B) prepared within 30 calendar days
                after the bank statement cutoff date, or such
                other number of days specified in the
                transaction agreements; (C) reviewed and
                approved by someone other than the person who
                prepared the reconciliation; and (D) contain
                explanations for reconciling items. These
                reconciling items are resolved within 90
                calendar days of their original
                identification, or such other number of days
                specified in the transaction agreements.
----------------                                                ----------------
                      Investor Remittances and Reporting
----------------                                                ----------------
1122(d)(3)(i)   Reports to investors, including those to be            X
                filed with the Commission, are maintained in
                accordance with the transaction agreements and
                applicable Commission requirements.
                Specifically, such reports (A) are prepared in
                accordance with timeframes and other terms set
                forth in the transaction agreements; (B)
                provide information calculated in accordance
                with the terms specified in the transaction
                agreements; (C) are filed with the Commission
                as required by its rules and regulations; and
                (D) agree with investors' or the trustee's
                records as to the total unpaid principal
                balance and number of mortgage loans serviced
                by the Servicer.
----------------                                                ----------------
1122(d)(3)(ii)  Amounts due to investors are allocated and             X
                remitted in accordance with timeframes,
                distribution priority and other terms set
                forth in the transaction agreements.
----------------                                                ----------------
                Disbursements made to an investor are posted
                within two business days to the Servicer's
                investor records, or such other number of days         X
1122(d)(3)(iii) specified in the transaction agreements.
----------------                                                ----------------
                Amounts remitted to investors per the investor
                reports agree with cancelled checks, or other          X
1122(d)(3)(iv)  form of payment, or custodial bank statements.
----------------                                                ----------------
                           Pool Asset Administration                   X
----------------                                                ----------------
1122(d)(4)(i)    Collateral or security on mortgage loans is           X
                maintained as required by the transaction
                agreements or related mortgage loan documents.
----------------                                                ----------------
                Mortgage loan and related documents are
                safeguarded as required by the transaction             X
1122(d)(4)(ii)  agreements
----------------                                                ----------------
1122(d)(4)(iii) Any additions, removals or substitutions to            X
                the asset pool are made, reviewed and approved
                in accordance with any conditions or
                requirements in the transaction agreements.
----------------                                                ----------------
1122(d)(4)(iv)  Payments on mortgage loans, including any              X
                payoffs, made in accordance with the related
                mortgage loan documents are posted to the
                Servicer's obligor records maintained no more
                than two business days after receipt, or such
                other number of days specified in the
                transaction agreements, and allocated to
                principal, interest or other items (e.g.,
                escrow) in accordance with the related
                mortgage loan documents.
----------------                                                ----------------
1122(d)(4)(v)   The Servicer's records regarding the mortgage          X
                loans agree with the Servicer's records with
                respect to an obligor's unpaid principal
                balance.
----------------                                                ----------------
1122(d)(4)(vi)  Changes with respect to the terms or status of         X
                an obligor's mortgage loans (e.g., loan
                modifications or re-agings) are made, reviewed
                and approved by authorized personnel in
                accordance with the transaction agreements and
                related pool asset documents.
----------------                                                ----------------
1122(d)(4)(vii) Loss mitigation or recovery actions (e.g.,             X
                forbearance plans, modifications and deeds in
                lieu of foreclosure, foreclosures and
                repossessions, as applicable) are initiated,
                conducted and concluded in accordance with the
                timeframes or other requirements established
                by the transaction agreements.
----------------                                                ----------------
1122(d)(4)(viii)Records documenting collection efforts are             X
                maintained during the period a mortgage loan
                is delinquent in accordance with the
                transaction agreements. Such records are
                maintained on at least a monthly basis, or
                such other period specified in the transaction
                agreements, and describe the entity's
                activities in monitoring delinquent mortgage
                loans including, for example, phone calls,
                letters and payment rescheduling plans in
                cases where delinquency is deemed temporary
                (e.g., illness or unemployment).
----------------                                                ----------------
1122(d)(4)(ix)  Adjustments to interest rates or rates of              X
                return for mortgage loans with variable rates
                are computed based on the related mortgage
                loan documents.
----------------                                                ----------------
1122(d)(4)(x)   Regarding any funds held in trust for an               X
                obligor (such as escrow accounts): (A) such
                funds are analyzed, in accordance with the
                obligor's mortgage loan documents, on at least
                an annual basis, or such other period
                specified in the transaction agreements; (B)
                interest on such funds is paid, or credited,
                to obligors in accordance with applicable
                mortgage loan documents and state laws; and
                (C) such funds are returned to the obligor
                within 30 calendar days of full repayment of
                the related mortgage loans, or such other
                number of days specified in the transaction
                agreements.
----------------                                                ----------------
1122(d)(4)(xi)  Payments made on behalf of an obligor (such as         X
                tax or insurance payments) are made on or
                before the related penalty or expiration
                dates, as indicated on the appropriate bills
                or notices for such payments, provided that
                such support has been received by the servicer
                at least 30 calendar days prior to these
                dates, or such other number of days specified
                in the transaction agreements.
----------------                                                ----------------
1122(d)(4)(xii) Any late payment penalties in connection with          X
                any payment to be made on behalf of an obligor
                are paid from the servicer's funds and not
                charged to the obligor, unless the late
                payment was due to the obligor's error or
                omission.
----------------                                                ----------------
                Disbursements made on behalf of an obligor are
                posted within two business days to the
                obligor's records maintained by the servicer,          X
                or such other number of days specified in the
1122(d)(4)(xiii)transaction agreements.
----------------                                                ----------------
1122(d)(4)(xiv)  Delinquencies, charge-offs and uncollectible          X
                accounts are recognized and recorded in
                accordance with the transaction agreements.
----------------                                                ----------------
                Any external enhancement or other support,
                identified in Item 1114(a)(1) through (3) or
                Item 1115 of Regulation AB, is maintained as           X
1122(d)(4)(xv)  set forth in the transaction agreements.
----------------                                                ----------------
                ------------------------------------------------

--------------------------------------------------------------------------------

Miscellaneous

24.   Notwithstanding  anything  to  the  contrary  contained  herein  or in  the  Servicing
Agreement,  Company  acknowledges  that the Mortgage Loans may be part of a REMIC and hereby agrees that in no event will it service the Mortgage  Loans in a manner that would (i) cause any REMIC to fail to qualify as a REMIC or (ii) result in the  imposition  of a tax upon any
REMIC  (including  but not  limited  to the tax on  prohibited  transactions  as  defined in
Section  860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section
860G(d)  of the  Code).  It is the  intention  of EMC  and  Company  that  this  Recognition
Agreement  shall be  binding  upon and for the  benefit  of the  respective  successors  and assigns of the parties hereto.

25.   All  demands,  notices  and  communications  related  to the  Mortgage  Loans and this
Recognition  Agreement  shall be in  writing  and shall be deemed to have been duly given if personally delivered or mailed by registered mail, postage prepaid, as follows:

            a.    In the case of Company,

            PHH Mortgage Corporation (formerly known as Cendant Mortgage
                Corporation)
            3000 Leadenhall Road
            Mail Stop: SVMP
            Mt. Laurel, New Jersey  08054
            Attention: Bill Fricke

            c.    In the case of EMC,

                  EMC Mortgage Corporation
                  MacArthur Ridge II
                  909 Hidden Ridge Drive, Suite 200
                  Irving, Texas 75038
                  Attention: Ralene Ruyle
                  Telecopy: (972) 444-2810

26.   Each party will pay any  commissions  it has incurred and the  reasonable  fees of its attorneys  in  connection  with the  negotiations  for,  documenting  of and  closing of the transactions contemplated by this Recognition Agreement.

27.   This  Recognition  Agreement  shall be  construed in  accordance  with the laws of the
State of New York,  without  regard to conflicts  of law  principles,  and the  obligations, rights and remedies of the parties  hereunder  shall be determined  in accordance  with such laws.

28.   No term or provision of this  Recognition  Agreement may be waived or modified  unless such waiver or  modification  is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

29.   This  Recognition  Agreement  shall inure to the benefit of the successors and assigns of the parties  hereto.  Any entity into which Company or EMC may be merged or  consolidated shall,  without  the  requirement  for  any  further  writing,  be  deemed  Company  or EMC, respectively, hereunder.

30.   This  Recognition  Agreement  shall survive the  conveyances of the Mortgage Loans and the assignment of the Servicing  Agreement and this  Recognition  Agreement and the Mortgage
Loans by EMC to the  Trustee  as  contemplated  in this  Recognition  Agreement  and the AAR
Agreement.

31.   This  Recognition   Agreement  may  be  executed   simultaneously  in  any  number  of
counterparts.  Each counterpart  shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

32.   In the event that any  provision  of this  Recognition  Agreement  conflicts  with any provision of the Servicing  Agreement with respect to the Mortgage Loans,  the terms of this
Recognition Agreement shall control.

      IN WITNESS WHEREOF, the parties hereto have executed this Recognition Agreement as of the day and year first above written.

                                    EMC MORTGAGE CORPORATION

                                    By:_______________________________
                                    Name:_____________________________
                                    Title:____________________________

                                    PHH MORTGAGE CORPORATION

                                    By:_______________________________
                                    Name:_____________________________
                                    Title:____________________________

                                        ATTACHMENT 1

                                   2002-4 MORTGAGE LOANS

                                        ATTACHMENT 2

                                   2002-9 MORTGAGE LOANS

                                        ATTACHMENT 3

                                    SERVICING AGREEMENT

                                                                                EXHIBIT I-16

                            ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

  This Assignment, Assumption and Recognition Agreement (the "AAR Agreement") is made and entered into as of January 31, 2006 (the "Closing Date"), among EMC Mortgage Corporation
(the "Assignor"), JPMorgan Chase Bank, National Association, not in its individual capacity but solely as trustee for the holders of Bear Stearns ALT-A Trust, Mortgage Pass-Through
Certificates, Series 2006-1 (the "Assignee") and U.S. Bank, NA (the "Company").

      Whereas,  pursuant to the  Recognition  Agreement  dated as of January 1, 2006 between the  Assignor  and the  Company  (the  "Recognition  Agreement"),  the Company has agreed to service  certain  residential  mortgage loans (the "Assigned  Loans") listed on Attachment 1 annexed  hereto (the  "Assigned  Loan  Schedule")  for the Assignor as owner of the Assigned
Loans, in accordance with the terms and conditions of that certain Purchase,  Warranties and
Servicing  Agreement,  dated as of March 1,  2003,  as  amended  by  Amendment  No. 1 to the
Purchase,  Warranties and Servicing  Agreement,  dated as of January [__], 2006, between the
Assignor  and the  Company,  as  modified  in the  Recognition  Agreement  (as  amended  and modified,  the "PWS  Agreement")  and  pursuant to which the  Company  agreed to service the
Assigned Loans.

  In consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Assigned Loans shall be subject to the terms of this AAR Agreement.  Any capitalized term used and not otherwise defined herein shall have the meaning assigned to such term in the PWS Agreement:

Assignment and Assumption

6.    Except as expressly  provided for herein,  the Assignor  hereby grants,  transfers and assigns to the  Assignee  all of its right,  title and  interest as in, to and under (a) the
Assigned Loans and (b) as they relate to the Assigned Loans,  the Recognition  Agreement and
the PWS Agreement.  Notwithstanding  anything to the contrary contained herein, the Assignor is not assigning to the Assignee any of its right, title and interest,  to and under the PWS
Agreement with respect to any other mortgage loan other than the Assigned  Loans.  Except as is otherwise  expressly provided herein, the Assignor makes no  representations,  warranties or  covenants  to the  Assignee  and the  Assignee  acknowledges  that the  Assignor  has no obligations  to the Assignee  under the terms of the PWS Agreement or otherwise  relating to the  transaction  contemplated  herein  (including,  but not limited to, any  obligation  to indemnify the Assignee).  Notwithstanding  anything to the contrary  contained  herein,  the
Assignor  specifically  reserves and does not assign to the  Assignee  any right,  title and interest in, to or under the  representations  and warranties  contained in Section  Section
3.02 of the PWS  Agreement,  and the  Assignor  is  retaining  the  right  to  enforce  such representations and warranties pursuant to Section 3.03 of the PWS Agreement.

      Assignor  acknowledges and agrees that upon execution of this Agreement,  the Assignee shall  become  the  "Purchaser"  under  the PWS  Agreement,  and  subject  to the  preceding
paragraph,   all  representations,   warranties  and  covenants  by  the  "Company"  to  the
"Purchaser"  under the PWS  Agreement  including,  but not limited to, the rights to receive indemnification, shall accrue to Assignee by virtue of this Agreement.

Representations, Warranties and Covenants

7.    Assignor  warrants and represents to, and covenants  with,  Assignee and Company as of the date hereof that:

a.    Attached  hereto as Attachment 2 is a true and correct copy of the PWS Agreement,  and attached  hereto  as  Attachment  3  is  a  true  and  correct  copy  of  the
               Recognition  Agreement,  each of which is in full  force and effect as of the date  hereof and the  provisions  of which have not been  waived,  amended or modified  in any  respect,  nor has any  notice  of  termination  been  given thereunder;

b.    Assignor was the lawful  owner of the  Assigned  Loans with full right to transfer the
               Assigned  Loans  and any and all of its  interests,  rights  and  obligations under the  Recognition  Agreement and the PWS Agreement as they relate to the
               Assigned Loans, free and clear from any and all claims and encumbrances;  and upon the transfer of the Assigned  Loans to Assignee as  contemplated  herein and in the  Mortgage  Loan  Purchase  Agreement  dated as of January 31, 2006 between  the  Assignor  and  Bear  Stearns  Asset  Backed  Securities  I  LLC
               ("BSABS"),  Assignee  shall have good title to each and every  Assigned Loan, as well as any and all of Assignee's interests,  rights and obligations under the  Recognition  Agreement  and the PWS  Agreement  as  they  relate  to the
               Assigned Loans, free and clear of any and all liens, claims and encumbrances;

c.    There are no offsets,  counterclaims  or other defenses  available to the Company with respect  to  the  Assigned  Loans,  the  Recognition  Agreement  or  the  PWS
               Agreement;

d.    Assignor has no knowledge of, and has not received  notice of, any waivers  under,  or any modification of, any Assigned Loan;

e.    Assignor is duly  organized,  validly  existing and in good standing under the laws of the  jurisdiction  of its  incorporation,  and has all  requisite  power  and authority to acquire, own and sell the Assigned Loans;

f.    Assignor has full  corporate  power and authority to execute,  deliver and perform its obligations under this AAR Agreement,  and to consummate the transactions set forth herein.  The consummation of the transactions  contemplated by this AAR
               Agreement  is in the  ordinary  course of  Assignor's  business  and will not conflict  with,  or result in a breach of, any of the  terms,  conditions  or provisions of Assignor's charter or by-laws or any legal restriction,  or any material  agreement  or  instrument  to which  Assignor  is now a party or by which it is bound,  or result in the violation of any law, rule,  regulation, order,  judgment or decree to which Assignor or its property is subject.  The execution,  delivery and  performance  by Assignor of this AAR  Agreement and the consummation by it of the  transactions  contemplated  hereby,  have been duly authorized by all necessary  corporate action on part of Assignor.  This
               AAR  Agreement has been duly executed and delivered by Assignor and, upon the due  authorization,  execution  and  delivery  by  Assignee  and the  parties hereto,  will constitute the valid and legally binding obligation of Assignor
               enforceable   against  Assignor  in  accordance  with  its  terms  except  as enforceability  may be limited  by  bankruptcy,  reorganization,  insolvency, moratorium  or other  similar  laws now or  hereafter  in effect  relating to creditors' rights generally,  and by general  principles of equity regardless of whether  enforceability is considered in a proceeding in equity or at law;
               and

g.    No  consent,   approval,  order  or  authorization  of,  or  declaration,   filing  or
               registration  with,  any  governmental  entity is  required to be obtained or made by Assignor in connection  with the  execution,  delivery or performance by  Assignor  of  this  AAR  Agreement,  or  the  consummation  by it of  the transactions  contemplated hereby.  Neither Assignor nor anyone acting on its behalf has offered,  transferred,  pledged, sold or otherwise disposed of the
               Assigned Loans or any interest in the Assigned  Loans, or solicited any offer to buy or accept a  transfer,  pledge or other  disposition  of the  Assigned
               Loans,  or any interest in the  Assigned  Loans or  otherwise  approached  or negotiated  with  respect  to the  Assigned  Loans,  or any  interest  in the
               Assigned  Loans  with  any  Person  in  any  manner,   or  made  any  general
               solicitation  by means of  general  advertising  or in any other  manner,  or taken any other action which would  constitute a distribution of the Assigned
               Loans under the  Securities Act of 1933, as amended (the "1933 Act") or which would render the  disposition  of the Assigned Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto.

8.    The Assignee  warrants and  represents  to, and covenants  with,  the Assignor and the
Company as of the date hereof that:

a.    Assignee is duly  organized,  validly  existing and in good standing under the laws of the  jurisdiction  of its  organization  and  has  all  requisite  power  and authority to acquire, own and purchase the Assigned Loans;

b.    Assignee has full  corporate  power and authority to execute,  deliver and perform its obligations under this AAR Agreement,  and to consummate the transactions set forth herein.  The consummation of the transactions  contemplated by this AAR
               Agreement  is in the  ordinary  course of  Assignee's  business  and will not conflict  with,  or result in a breach of, any of the  terms,  conditions  or provisions of Assignee's charter or by-laws or any legal restriction,  or any material  agreement  or  instrument  to which  Assignee  is now a party or by which it is bound,  or result in the violation of any law, rule,  regulation, order,  judgment or decree to which Assignee or its property is subject.  The execution,  delivery and  performance  by Assignee of this AAR  Agreement and the consummation by it of the  transactions  contemplated  hereby,  have been duly authorized by all necessary  corporate action on part of Assignee.  This
               AAR  Agreement has been duly executed and delivered by Assignee and, upon the due  authorization,  execution  and  delivery  by  Assignor  and the  parties hereto,  will constitute the valid and legally binding obligation of Assignee
               enforceable   against  Assignee  in  accordance  with  its  terms  except  as enforceability  may be limited  by  bankruptcy,  reorganization,  insolvency, moratorium  or other  similar  laws now or  hereafter  in effect  relating to creditors' rights generally,  and by general  principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

c.    No  consent,   approval,  order  or  authorization  of,  or  declaration,   filing  or
               registration  with,  any  governmental  entity is  required to be obtained or made by Assignee in connection  with the  execution,  delivery or performance by  Assignee  of  this  AAR  Agreement,  or  the  consummation  by it of  the transactions contemplated hereby; and

d.    From and after the date hereof,  Assignee  assumes for the benefit of each of Assignor and Company,  all of Assignor's rights as "Purchaser" under the PWS Agreement but solely with respect to such Assigned Loans.

9.    Company warrants and represents to, and covenants with,  Assignee and Assignor,  as of the date hereof, that:

a.    Attached  hereto as  Attachment 2 is a true and correct copy of the PWS  Agreement and attached  hereto  as  Attachment  3  is  a  true  and  correct  copy  of  the
               Recognition  Agreement,  each of which is in full  force and effect as of the date  hereof and the  provisions  of which have not been  waived,  amended or modified  in any  respect,  nor has any  notice  of  termination  been  given thereunder;

b.    Company is duly  organized,  validly  existing and in good standing  under the laws of the  jurisdiction  of its  incorporation,  and has all  requisite  power  and authority  to  service  the  Assigned  Loans and  otherwise  to  perform  its obligations under the Recognition Agreement and the PWS Agreement;

c.    Company has full  corporate  power and  authority to execute,  deliver and perform its obligations under this AAR Agreement,  and to consummate the transactions set forth herein.  The consummation of the transactions  contemplated by this AAR
               Agreement  is in the  ordinary  course  of  Company's  business  and will not conflict  with,  or result in a breach of, any of the  terms,  conditions  or provisions of Company's charter or by-laws or any legal  restriction,  or any material  agreement or instrument to which Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation,  order, judgment  or  decree  to  which  Company  or its  property  is  subject.  The execution,  delivery and performance by Company of this AAR Agreement and the consummation by it of the transactions  contemplated  hereby,  have been duly authorized by all  necessary  corporate  action on part of Company.  This AAR
               Agreement has been duly executed and delivered by Company,  and, upon the due
               authorization,   execution  and  delivery  by  Assignor  and  Assignee,  will constitute the valid and legally binding  obligation of Company,  enforceable against Company in accordance with its terms except as enforceability  may be limited  by  bankruptcy,  reorganization,  insolvency,  moratorium  or  other similar  laws now or  hereafter  in  effect  relating  to  creditors'  rights generally,  and  by  general  principles  of  equity  regardless  of  whether enforceability is considered in a proceeding in equity or at law;

d.    No  consent,   approval,  order  or  authorization  of,  or  declaration,   filing  or
               registration  with,  any  governmental  entity is  required to be obtained or made by Company in connection with the execution,  delivery or performance by
               Company of this AAR Agreement,  or the consummation by it of the transactions contemplated hereby;

e.    Company  shall  establish a  Custodial  Account  and an Escrow  Account  under the PWS
               Agreement in favor of Assignee  with respect to the Assigned  Loans  separate from the Custodial  Account and Escrow Account  previously  established under the PWS Agreement in favor of Assignor; and

f.    Pursuant to Section  11.18 of the PWS  Agreement,  the  Company  hereby  restates  the representations  and warranties set forth in Article III of the PWS Agreement with respect to the Company and the Assigned Loans.

g.    Neither  this  AAR  Agreement  nor  any  certification,  statement,  report  or  other agreement,  document  or  instrument  furnished  or to be  furnished  by  the
               Company  pursuant  to  this  AAR  Agreement  contains  or  will  contain  any materially  untrue  statement  of fact or omits or will  omit to state a fact necessary to make the statements contained therein not misleading.

10.   Assignor  hereby  agrees to indemnify and hold the Assignee  (and its  successors  and assigns) harmless against any and all claims, losses, penalties,  fines, forfeitures,  legal fees and related  costs,  judgments,  and any other costs,  fees and expenses  that Assignee
(and its  successors  and  assigns)  may  sustain  in any way  related  to any breach of the representations  or  warranties of Assignor set forth in this AAR Agreement or the breach of any covenant or condition contained herein.

            Recognition of Assignee

11.   From and after the date  hereof,  Company  shall  recognize  Assignee  as owner of the
Assigned Loans, and  acknowledges  that the Assigned Loans will be part of a REMIC, and will service the Assigned Loans in accordance with the Recognition  Agreement,  the PWS Agreement and this AAR  Agreement  but in no event in a manner  that would (i) cause any REMIC to fail to qualify as a REMIC or (ii) result in the  imposition  of a tax upon any REMIC  (including but not limited to the tax on prohibited  transactions  as defined in Section  860F(a)(2) of the Code and the tax on  contributions to a REMIC set forth in Section 860G(d) of the Code).
It is the  intention of  Assignor,  Company and Assignee  that this AAR  Agreement  shall be binding  upon and for the benefit of the  respective  successors  and assigns of the parties hereto.  Neither  Company nor Assignor  shall amend or agree to amend,  modify,  waiver,  or otherwise  alter any of the terms or  provisions  of the  Recognition  Agreement  or the PWS
Agreement which amendment,  modification, waiver or other alteration would in any way affect the Assigned Loans without the prior written consent of Assignee.

12.   Notwithstanding  any term  hereof to the  contrary,  it is  expressly  understood  and agreed by the parties  hereto that (i) this AAR  Agreement is  acknowledged  and accepted by the  Assignee not  individually  or  personally  but solely as Assignee for the Trust in the exercise  of the powers and  authority  conferred  and  vested in it under the  Pooling  and
Servicing  Agreement (the "Pooling and Servicing  Agreement"),  dated as of January 1, 2006, among Bear Stearns  Asset Backed  Securities I LLC, the Assignor,  the  Assignee,  and Wells
Fargo  Bank,  National  Association,  as master  servicer  (the  "Master  Servicer")  and as securities  administrator,  (ii) each of the  representations,  undertakings  and agreements herein made on behalf of the Trust is made and  intended  not as  personal  representations, undertakings  and  agreements  of the  Assignee  but is made and intended for the purpose of binding only the Trust and (iii) under no  circumstances  shall the  Assignee be  personally liable for the payment of any  indebtedness  or expenses of the  Assignee or the Trust or be liable for the breach or failure of any  obligation,  representation,  warranty  or covenant made or  undertaken  by the  Assignee,  the Assignor or the Trust under the PWS Agreement or the Pooling and  Servicing  Agreement.  Any recourse  against the Assignee in respect of any obligations  it may have  under or  pursuant  to the  terms of this AAR  Agreement  shall be limited  solely to the assets it may hold as trustee of Bear  Stearns  ALT-A  Trust  2006-1,
Mortgage Pass-Through Certificates, Series 2006-1.

            Miscellaneous

13.   All  demands,  notices  and  communications  related to the  Assigned  Loans,  the PWS
Agreement and this AAR  Agreement  shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:

a.    In the case of Company,
                  U.S. Bank, N.A.
                  1550 East 79th Street
                  Bloomington, MN 55425
                  Attn: Cheikh Faye

b.    In the case of Assignor,
                  EMC Mortgage Corporation
                  Mac Arthur Ridge II
                  909 Hidden Ridge Drive, Suite 200
                  Irving, Texas  75038
                  Attention: Ms. Ralene Ruyle
                  Telecopier No.: (972) 442-2810

c.    In the case of Assignee,
                  JPMorgan Chase Bank, National Association
                  4 New York Plaza, 6th Floor
                  New York, NY  10004
                  Attention: Worldwide Securities Services-Structured
                  Finance Services, BSALTA 2006-1
                  Telecopier No.: (212) 623-5930

14.   The Company hereby  acknowledges that Wells Fargo Bank, N.A. has been appointed as the master  servicer of the Assigned Loans  pursuant to the Pooling and Servicing  Agreement and therefor  has the right to enforce all  obligations  of the  Company,  as they relate to the
Assigned Loans, under the Recognition  Agreement,  the PWS Agreement and this AAR Agreement.
The Company  shall make all  distributions  under the PWS  Agreement,  as they relate to the
Assigned Loans, to the Master Servicer by wire transfer of immediately available funds to:

            Bear Stearns BSALTA 2006-1 Master Servicer Collection Account
            Wells Fargo Bank, National Association
            ABA# 121000248
            Account Name: SAS Clearing
            Account # 3970771416
            For Further Credit to: BSALTA 2006-1, Account #50891700.

            and the Company  shall  deliver all reports  required to be delivered  under the
PWS  Servicing  Agreement,  as they relate to the  Assigned  Loans,  to the  Assignee at the address set forth in Section 8 herein and to the Master Servicer at:

            Wells Fargo Bank, National Association
            9062 Old Annapolis Road
            Columbia, Maryland 21045.

15.   THIS AAR AGREEMENT  SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW
YORK,  WITHOUT  REGARD TO  CONFLICTS  OF LAW  PRINCIPLES,  AND THE  OBLIGATIONS,  RIGHTS AND
REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

16.   No term or  provision  of this AAR  Agreement  may be waived or  modified  unless such waiver or  modification  is in writing and signed by the party  against  whom such waiver or modification is sought to be enforced.

17.   This AAR  Agreement  shall inure to the benefit of the  successors  and assigns of the parties hereto. Any entity into which Assignor,  Assignee, Company or BSABS may be merged or consolidated  shall,  without the requirement for any further  writing,  be deemed Assignor,
Assignee, Company or BSABS, respectively, hereunder.

18.   This AAR Agreement shall survive the conveyance of the Assigned Loans,  the assignment of the  Recognition  Agreement or the PWS  Agreement to the extent of the Assigned  Loans by
Assignor to Assignee and the termination of the PWS Agreement and the Purchase Agreement.

19.   This AAR Agreement may be executed simultaneously in any number of counterparts.  Each counterpart  shall be deemed to be an original and all such  counterparts  shall  constitute one and the same instrument.

20.   In the event that any provision of this AAR Agreement  conflicts with any provision of the  Recognition  Agreement or the PWS  Agreement  with respect to the Assigned  Loans,  the terms of this AAR Agreement shall control.

            IN WITNESS WHEREOF,  the parties hereto have executed this Agreement on the date first above written.

            JPMORGAN     CHASE     BANK,
            NATIONAL   ASSOCIATION,
               not  in   it's individual   capacity
               but   solely  as trustee for the holders of
               Bear  Stearns ALT-A   Trust,
               Mortgage   Pass-Through Certificates, Series 2006-1,
                    the Assignee

            By: ______________________________
            Its: _____________________________

            EMC MORTAGE CORPORATION,
            the Assignor

            By: ______________________________
            Its: _____________________________

            U.S. BANK, NA,
            the Company

            By: ______________________________
            Its: _____________________________

            Acknowledged and Agreed

            WELLS FARGO BANK, N.A.

            By:______________________________
            Name:____________________________
            Title:___________________________

                                        ATTACHMENT 1

                                       ASSIGNED LOANS

                                  (PROVIDED UPON REQUEST)

                                        ATTACHMENT 2

                                       PWS AGREEMENT

                                  (PROVIDED UPON REQUEST)

                                                                                EXHIBIT I-17

                                   RECOGNITION AGREEMENT

  This is a Recognition Agreement (this "Recognition Agreement") made as of January 1,
2006, between EMC Mortgage Corporation (the "EMC") and U.S. Bank, NA (the "Company").

  WHEREAS, the mortgage loans identified on Attachment 1 hereto (the "Mortgage Loans") were acquired by EMC through the exercise of an optional redemption right held by EMC in connection with the Bear Stearns ALT-A Trust 2003-1, Mortgage Pass-Through Certificates,
Series 2003-1; and

  WHEREAS, the Company agreed to service the Mortgage Loans in accordance with the terms and conditions of that certain Purchase, Warranties and Servicing Agreement dated as of
March 1, 2003, as amended by Amendment No. 1 to the Purchase, Warranties and Servicing
Agreement, dated as of January [__], 2006, between the Company and EMC (as amended, the
"Servicing Agreement").

  In consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Mortgage Loans shall be subject to the terms of this Recognition Agreement.  Any capitalized term used and not otherwise defined herein shall have the meaning assigned to such term in the Servicing Agreement.

Recognition of EMC

33.   From and  after the date  hereof,  the  Company  shall  recognize  EMC as owner of the
Mortgage  Loans and will  service the  Mortgage  Loans for EMC  pursuant to the terms of the
Servicing  Agreement  (as  modified  herein) as if EMC and the Company  had  entered  into a separate  servicing  agreement  for the  servicing of the Mortgage  Loans in the form of the
Servicing  Agreement (as modified  herein),  the terms of which are  incorporated  herein by reference.

Assignment of Mortgage Loans and Recognition Agreement to Trustee

34.   The Company  hereby  acknowledges  that EMC will assign  certain of the Mortgage Loans and the Servicing  Agreement to JPMorgan Chase Bank,  National  Association,  as trustee for the holders of Bear Stearns Alt-A Trust, Mortgage Pass-Through Certificates,  Series 2005-10
(the  "Trustee"),  on January 31, 2006 pursuant to that certain  Assignment,  Assumption and
Recognition  Agreement,  dated as of January 31, 2006 (the "AAR  Agreement")  among EMC, the
Trustee and the Company.  Company hereby  acknowledges and consents to the assignment by EMC to the  Trustee  of all of  EMC's  rights  against  Company  pursuant  to  this  Recognition
Agreement  and to the  enforcement  or  exercise  of any  right or  remedy  against  Company pursuant  to this  Recognition  Agreement  by the  Trustee,  to the extent  such  rights and remedies  pertain  to such  Mortgage  Loans.  Such  enforcement  of a right or remedy by the
Trustee  shall have the same force and effect as if the right or remedy had been enforced or exercised by EMC directly.  Notwithstanding  anything in this  Recognition  Agreement to the contrary,  Company acknowledges and agrees that its obligation to service the Mortgage Loans affected by this Recognition  Agreement is not conditional upon EMC's subsequent  assignment of the Mortgage Loans to the Trustee.

Representations, Warranties and Covenants

35.   EMC warrants and represents to Company as of the date hereof:

g.    EMC is a corporation  duly organized,  validly existing and in good standing under the laws  of  the  jurisdiction  of its  formation  and  has  full  power  and authority  to execute,  deliver and  perform  its  obligations  under this
                  Recognition  Agreement,  and to  consummate  the  transactions  set  forth
                  herein.  The  consummation  of  the  transactions   contemplated  by  this
                  Recognition  Agreement  is in the  ordinary  course of EMC's  business and will not  conflict  with,  or result  in a breach  of,  any of the  terms, conditions  or  provisions  of  EMC's  charter  or  by-laws  or any  legal restriction,  or any material  agreement or instrument to which EMC is now a party or by which it is bound,  or result in the  violation  of any law, rule,  regulation,  order, judgment or decree to which EMC or its property is  subject.  The  execution,  delivery  and  performance  by EMC of  this
                  Recognition  Agreement  and  the  consummation  by it of the  transactions contemplated  hereby, have been duly authorized by all necessary action on the part of EMC.  This  Recognition  Agreement  has been duly executed and delivered by EMC and, upon the due  authorization,  execution and delivery by Company,  will constitute the valid and legally  binding  obligation of
                  EMC  enforceable  against  EMC in  accordance  with its  terms  except  as enforceability may be limited by bankruptcy,  reorganization,  insolvency, moratorium  or other  similar laws now or hereafter in effect  relating to
                  creditors'  rights  generally,   and  by  general   principles  of  equity
                  regardless  of whether  enforceability  is  considered  in a proceeding in equity or at law; and

h.    No material consent,  approval,  order or authorization of, or declaration,  filing or registration  with, any governmental  entity is required to be obtained or made by EMC in connection  with the execution,  delivery or performance by
                  EMC  of  this  Recognition  Agreement,  or the  consummation  by it of the transactions contemplated hereby.

36.   Company warrants and represents to, and covenants with, EMC as of the date hereof:

            Attached  hereto as  Attachment 2 is a true and accurate  copy of the  Servicing
                  Agreement;

            Company is duly organized,  validly existing and in good standing under the laws of the jurisdiction of its incorporation,  and has all requisite power and authority  to service  the  Mortgage  Loans and  otherwise  to perform its obligations under the Servicing Agreement and this Recognition Agreement;

            Company has full corporate  power and authority to execute,  deliver and perform its obligations  under this Recognition  Agreement,  and to consummate the transactions  set  forth  herein.  The  consummation  of the  transactions contemplated  by this  Recognition  Agreement is in the ordinary course of
                  Company's  business and will not conflict  with, or result in a breach of, any of the  terms,  conditions  or  provisions  of  Company's  charter  or by-laws or any legal restriction,  or any material agreement or instrument to which Company is now a party or by which it is bound,  or result in the violation  of any law,  rule,  regulation,  order,  judgment  or decree to which  Company or its  property is subject.  The  execution,  delivery and performance by Company of this Recognition  Agreement and the consummation by it of the transactions  contemplated  hereby, have been duly authorized
                  by  all  necessary   corporate  action  on  the  part  of  Company.   This
                  Recognition  Agreement  has been duly  executed and  delivered by Company, and,  upon the due  authorization,  execution  and  delivery by EMC,  will
                  constitute   the  valid  and  legally   binding   obligation  of  Company,
                  enforceable  against  Company  in  accordance  with its  terms  except  as enforceability may be limited by bankruptcy,  reorganization,  insolvency, moratorium  or other  similar laws now or hereafter in effect  relating to
                  creditors'  rights  generally,   and  by  general   principles  of  equity
                  regardless  of whether  enforceability  is  considered  in a proceeding in equity or at law; and

            No consent,  approval,  order or  authorization  of, or  declaration,  filing or registration  with, any governmental  entity is required to be obtained or made by Company in connection with the execution,  delivery or performance by Company of this  Recognition  Agreement,  or the  consummation by it of the transactions contemplated hereby.

            Modification of Servicing Agreement

      5.    The Company and Assignor hereby amend the Servicing Agreement as follows:

  The following definitions are added to Article I of the Servicing Agreement:

        Assignee: JPMorgan Chase Bank, National Association, as trustee for the holders of Bear Stearns ALT-A Trust, Mortgage Pass-Through Certificates, Series
      2005-10.

        Master Servicer: Wells Fargo Bank, National Association, or its successors in interest who meet the qualifications of the Pooling and Servicing Agreement and this Agreement.

        Pooling and Servicing Agreement:  That certain pooling and servicing agreement, dated as of January 1, 2006, among Bear Stearns Asset Backed
      Securities I LLC, the Trustee, the Master Servicer and the Owner.

        Trustee:  JPMorgan Chase Bank, National Association, or its successor in interest, or any successor trustee appointed as provided in the Pooling and
      Servicing Agreement.

  The definition of Eligible Institution in Section 1.01 of the Servicing Agreement is
hereby modified by adding the following proviso at the end of clause (i):

  "; provided, however, that U.S. Bank, N.A. shall be considered an Eligible Institution only if it maintains the same rating assigned to it as of the date hereof."

Miscellaneous

      6.    Notwithstanding  anything to the contrary  contained  herein or in the Servicing
Agreement,  Company  acknowledges that the Mortgage Loans may be part of a REMIC or multiple
REMICs and hereby  agrees  that in no event will it service the  Mortgage  Loans in a manner that  would  (i)  cause  any  REMIC  to fail to  qualify  as a REMIC or (ii)  result  in the imposition of a tax upon any such intended  REMIC  (including  but not limited to the tax on prohibited  transactions  as  defined  in  Section  860F(a)(2)  of the  Code  and the tax on
contributions  to a REMIC set forth in Section  860G(d) of the Code). It is the intention of
EMC and Company that this  Recognition  Agreement  shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto.

      7.    All demands,  notices and communications  related to the Mortgage Loans and this
Recognition  Agreement  shall be in  writing  and shall be deemed to have been duly given if personally delivered or mailed by registered mail, postage prepaid, as follows:

            a.    In the case of Company,

            U.S. Bank, N.A.
                  1550 East 79th Street
                  Bloomington, MN 55425
                  Attn: Cheikh Faye

            b.    In the case of EMC,

                  EMC Mortgage Corporation
                  MacArthur Ridge II
                  909 Hidden Ridge Drive, Suite 200
                  Irving, Texas 75038
                  Attention: Ralene Ruyle
                  Telecopy: (972) 444-2810

      8.    Each party will pay any  commissions it has incurred and the reasonable  fees of its attorneys in connection  with the  negotiations  for,  documenting of and closing of the transactions contemplated by this Recognition Agreement.

      9.    This  Recognition  Agreement  shall be construed in accordance  with the laws of the State of New York,  without regard to conflicts of law principles,  and the obligations, rights and remedies of the parties  hereunder  shall be determined  in accordance  with such laws.

      10.   No term or provision  of this  Recognition  Agreement  may be waived or modified unless such waiver or  modification  is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

      11.   This  Recognition  Agreement  shall inure to the benefit of the  successors  and assigns  of the  parties  hereto.  Any  entity  into  which  Company or EMC may be merged or consolidated  shall,  without the requirement for any further writing,  be deemed Company or
EMC, respectively, hereunder.

      12.   This  Recognition  Agreement shall survive the conveyances of the Mortgage Loans and the  assignment  of the  Servicing  Agreement  and this  Recognition  Agreement  and the
Mortgage Loans by EMC to the Trustee as contemplated in this  Recognition  Agreement and the
AAR Agreement.

      13.   This  Recognition  Agreement  may be  executed  simultaneously  in any number of counterparts.  Each counterpart  shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

      14.   In the event that any provision of this  Recognition  Agreement  conflicts  with any provision of the Servicing  Agreement with respect to the Mortgage  Loans,  the terms of this Recognition Agreement shall control.

      IN WITNESS WHEREOF, the parties hereto have executed this Recognition Agreement as of the day and year first above written.

                                    EMC MORTGAGE CORPORATION

                                    By:_________________________________
                                    Name:_______________________________
                                    Title:______________________________

                                    U.S. BANK, NA

                                    By:_________________________________
                                    Name:_______________________________
                                    Title:______________________________

                                        ATTACHMENT 1

                                       MORTGAGE LOANS

                                  (Available upon request)

                                        ATTACHMENT 2

                                    SERVICING AGREEMENT

                                  (Available upon request)

                                                                                EXHIBIT I-18

                      ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

      This is an Assignment, Assumption and Recognition Agreement (the "AAR Agreement")
made and entered into as of January 31, 2006, among EMC Mortgage Corporation (the
"Assignor"), JPMorgan Chase Bank, National Association, as trustee for the holders of Bear
Stearns ALT-A Trust 2006-1, Mortgage Pass-Through Certificates, Series 2006-1 (the
"Assignee") and Union Federal Bank of Indianapolis (the "Company").

      Whereas, the Company agreed to service certain mortgage loans (the "Mortgage Loans")
pursuant to that certain Amended and Restated Forward Commitment Flow Mortgage Loan
Purchase and Servicing Agreement dated as of March 4, 2003 between the Assignor and the
Company (the "Purchase Agreement").

      In consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Mortgage Loans listed on Attachment 1 annexed hereto (the "Assigned Loans") shall be subject to the terms of this AAR Agreement.
Any capitalized term used and not otherwise defined herein shall have the meaning assigned to such term in the Purchase Agreement:

Assignment and Assumption

39.   Except as expressly  provided for herein,  the Assignor  hereby grants,  transfers and assigns to the  Assignee  all of its right,  title and  interest as in, to and under (a) the
Assigned  Loans and (b) as they  relate  to the  Assigned  Loans,  the  Purchase  Agreement.
Notwithstanding  anything to the contrary  contained  herein,  the Assignor is retaining the right to  enforce  the  representations  and  warranties  set  forth in  Article  VII of the
Purchase Agreement against the Company.  Assignor  specifically reserves and does not assign to Assignee any right,  title and interest in, to or under any mortgage loans other than the
Assigned  Loans  set  forth on  Attachment 1.  Except  as is  otherwise  expressly  provided herein, the Assignor makes no  representations,  warranties or covenants to the Assignee and the Assignee  acknowledges  that the Assignor has no  obligations  to the Assignee under the terms of the  Purchase  Agreement  or  otherwise  relating to the  transaction  contemplated herein (including, but not limited to, any obligation to indemnify the Assignee).

      It is hereby acknowledged and agreed by the parties hereto that the servicing rights with respect to the Assigned Loans are owned by the Company and are not being assigned to the Assignee under this AAR Agreement.

Representations, Warranties and Covenants

40.   Assignor  warrants and represents to, and covenants  with,  Assignee and Company as of the date hereof that:

a.    Attached hereto as Attachment 2 is a true and correct copy of the Purchase  Agreement, which  agreement is in full force and effect as of the date hereof and the provisions  of which  have not been  waived,  amended or  modified  in any respect, nor has any notice of termination been given thereunder;

b.    Assignor is the lawful  owner of the  Assigned  Loans with full right to transfer  the
                  Assigned  Loans and any and all of its interests,  rights and  obligations under the Purchase  Agreement as they relate to the Assigned  Loans,  free and  clear  from  any  and all  claims  and  encumbrances;  and  upon  the transfer of the Assigned Loans to Assignee as contemplated  herein, and in the Mortgage Loan Purchase  Agreement dated as of January 31, 2006 between the  Assignor and Bear Stearns  Asset Backed  Securities I LLC  ("BSABS"),
                  Assignee  shall have good title to each and every  Assigned  Loan, as well as any and all of  Assignor's  interests  and  rights  under the  Purchase
                  Agreement as they relate to the Assigned Loans,  free and clear of any and all liens, claims and encumbrances;

c.    There are no offsets,  counterclaims  or other defenses  available to the Company with respect to the Assigned Loans or the Purchase Agreement;

d.    Assignor has no knowledge of, and has not received  notice of, any waivers  under,  or any modification of, any Assigned Loan;

e.    Assignor is duly  organized,  validly  existing and in good standing under the laws of the  jurisdiction  of its  incorporation,  and has all requisite power and authority to acquire, own and sell the Assigned Loans;

f.    Assignor has full  corporate  power and authority to execute,  deliver and perform its obligations  under this AAR Agreement,  and to consummate the transactions set forth herein.  The  consummation of the  transactions  contemplated by this AAR Agreement is in the ordinary  course of  Assignor's  business and will not  conflict  with,  or result  in a breach  of,  any of the  terms, conditions or  provisions  of  Assignor's  charter or by-laws or any legal restriction,  or any material agreement or instrument to which Assignor is now a party or by which it is bound,  or result  in the  violation  of any law, rule, regulation,  order, judgment or decree to which Assignor or its property is subject.  The execution,  delivery and performance by Assignor of this  AAR  Agreement  and the  consummation  by it of the  transactions contemplated  hereby, have been duly authorized by all necessary corporate action on the part of Assignor.  This AAR Agreement has been duly executed and delivered by Assignor and, upon the due  authorization,  execution and delivery  by the  other  parties  hereto,  will  constitute  the valid and legally binding  obligation of Assignor  enforceable  against  Assignor in accordance  with its terms  except as  enforceability  may be  limited  by bankruptcy,  reorganization,  insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors'  rights  generally,  and by general  principles of equity  regardless of whether  enforceability is considered in a proceeding in equity or at law;

g.    There is no action,  suit,  proceeding,  investigation  or  litigation  pending or, to
                  Assignor's knowledge,  threatened,  which either in any instance or in the aggregate,  if determined  adversely to Assignor,  would adversely  affect
                  Assignor's  execution or delivery of, or the  enforceability  of, this AAR
                  Agreement,  or the  Assignee's  ability to perform its  obligations  under this AAR Agreement; and

h.    No  consent,   approval,  order  or  authorization  of,  or  declaration,   filing  or
                  registration  with, any governmental  entity is required to be obtained or
                  made  by  Assignor  in  connection   with  the   execution,   delivery  or
                  performance by Assignor of this AAR Agreement,  or the  consummation by it of the  transactions  contemplated  hereby.  Neither  Assignor  nor anyone acting on its behalf has offered, transferred,  pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned  Loans,  or solicited  any  offer  to  buy or  accept  a  transfer,  pledge  or  other disposition of the Assigned  Loans,  or any interest in the Assigned Loans or otherwise  approached or negotiated with respect to the Assigned Loans, or any  interest in the Assigned  Loans with any Person in any manner,  or made any general  solicitation  by means of general  advertising or in any other  manner,  or  taken  any  other  action  which  would  constitute  a distribution  of the Assigned  Loans under the  Securities Act of 1933, as amended  (the "1933 Act") or which  would  render the  disposition  of the
                  Assigned  Loans a  violation  of  Section  5 of the  1933  Act or  require registration pursuant thereto.

41.   The Assignee  warrants and  represents  to, and covenants  with,  the Assignor and the
Company as of the date hereof that:

a.    Assignee is a national  banking  association  duly organized,  validly existing and in good  standing  under the laws of the United States of America and has all requisite  power and authority to hold the Assigned Loans on behalf of the
                  holders  of  Bear  Stearns  ALT-A  Trust  2006-1,   Mortgage  Pass-Through
                  Certificates, Series 2006-1;

b.    Assignee has full  corporate  power and authority to execute,  deliver and perform its obligations  under this AAR Agreement,  and to consummate the transactions set forth herein.  The  consummation of the  transactions  contemplated by this AAR Agreement is in the ordinary  course of  Assignee's  business and will not  conflict  with,  or result  in a breach  of,  any of the  terms, conditions or  provisions  of  Assignee's  charter or by-laws or any legal restriction,  or any material agreement or instrument to which Assignee is now a party or by which it is bound,  or result  in the  violation  of any law, rule, regulation,  order, judgment or decree to which Assignee or its property is subject.  The execution,  delivery and performance by Assignee of this  AAR  Agreement  and the  consummation  by it of the  transactions contemplated  hereby, have been duly authorized by all necessary corporate action on the part of Assignee.  This AAR Agreement has been duly executed and delivered by Assignee and, upon the due  authorization,  execution and delivery  by the  other  parties  hereto,  will  constitute  the valid and legally binding  obligation of Assignee  enforceable  against  Assignee in accordance  with its terms  except as  enforceability  may be  limited  by bankruptcy,  reorganization,  insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors'  rights  generally,  and by general  principles of equity  regardless of whether  enforceability is considered in a proceeding in equity or at law;

c.    No material consent,  approval,  order or authorization of, or declaration,  filing or registration  with, any governmental  entity is required to be obtained or
                  made  by  Assignee  in  connection   with  the   execution,   delivery  or
                  performance by Assignee of this AAR Agreement,  or the  consummation by it of the transactions contemplated hereby;

d.    There is no action,  suit,  proceeding,  investigation  or  litigation  pending or, to
                  Assignee's knowledge,  threatened,  which either in any instance or in the aggregate,  if determined  adversely to Assignee,  would adversely  affect
                  Assignee's  execution or delivery of, or the  enforceability  of, this AAR
                  Agreement,  or the  Assignee's  ability to perform its  obligations  under this AAR Agreement; and

e.    From and after the date hereof,  Assignee  assumes all of Assignor's  rights under the
                  Purchase Agreement but solely with respect to such Assigned Loans.

42.   Company warrants and represents to, and covenants with,  Assignor and Assignee,  as of the date hereof, that:

a.    Attached hereto as Attachment 2 is a true and correct copy of the Purchase  Agreement, which  agreement is in full force and effect as of the date hereof and the provisions  of which  have not been  waived,  amended or  modified  in any respect, nor has any notice of termination been given thereunder;

b.    Company is duly  organized,  validly  existing and in good standing  under the laws of the  jurisdiction  of its  incorporation,  and has all requisite power and authority  to service  the  Assigned  Loans and  otherwise  to perform its obligations under the Purchase Agreement;

c.    Company has full  corporate  power and  authority to execute,  deliver and perform its obligations  under this AAR Agreement,  and to consummate the transactions set forth herein.  The  consummation of the  transactions  contemplated by this AAR  Agreement  is in the ordinary  course of Company's  business and will not  conflict  with,  or result  in a breach  of,  any of the  terms, conditions  or  provisions  of  Company's  charter or by-laws or any legal restriction,  or any material  agreement or instrument to which Company is now a party or by which it is bound,  or result  in the  violation  of any law, rule,  regulation,  order, judgment or decree to which Company or its property is subject.  The execution,  delivery and  performance by Company of this  AAR  Agreement  and the  consummation  by it of the  transactions contemplated  hereby, have been duly authorized by all necessary corporate action on the part of Company.  This AAR  Agreement has been duly executed and delivered by Company,  and, upon the due authorization,  execution and delivery by Assignor and Assignee,  will  constitute the valid and legally binding obligation of Company,  enforceable  against Company in accordance with its terms  except as  enforceability  may be limited  by  bankruptcy, reorganization,  insolvency,  moratorium  or  other  similar  laws  now or hereafter  in effect  relating  to  creditors'  rights  generally,  and by general  principles  of equity  regardless  of whether  enforceability  is considered in a proceeding in equity or at law;

d.    No  consent,   approval,  order  or  authorization  of,  or  declaration,   filing  or
                  registration  with, any governmental  entity is required to be obtained or made by Company in connection with the execution,  delivery or performance by  Company  of  this  AAR  Agreement,  or the  consummation  by it of the transactions contemplated hereby;

e.    Company shall  establish a Custodial  Account and an Escrow Account under the Purchase
                  Agreement  in  favor  of  Assignee  with  respect  to the  Assigned  Loans
                  separate  from  the  Custodial  Account  and  Escrow  Account   previously
                  established under the Purchase Agreement in favor of Assignor; and

            f.    No event has occurred from the Closing Date to the date hereof which would render the representations and warranties as to the related
                  Assigned Loans made by the Company in Sections 7.01 and 7.02 of the
                  Purchase Agreement to be untrue in any material respect.

43.   Assignor  hereby  agrees to indemnify and hold the Assignee  (and its  successors  and assigns) harmless against any and all claims, losses, penalties,  fines, forfeitures,  legal fees and related  costs,  judgments,  and any other costs,  fees and expenses  that Assignee
(and its  successors  and  assigns)  may  sustain  in any way  related  to any breach of the representations  or  warranties of Assignor set forth in this AAR Agreement or the breach of any covenant or condition contained herein.

Recognition of Assignee

44.   From and after the date  hereof,  Company  shall  recognize  Assignee  as owner of the
Assigned Loans, and acknowledges  that the Assigned Loans are intended to be part of a REMIC or multiple  REMICs,  and will service the Assigned  Loans in  accordance  with the Purchase
Agreement  and this AAR Agreement but in no event in a manner that would (i) cause any REMIC to fail to  qualify  as a REMIC  or (ii)  result  in the  imposition  of a tax upon any such intended REMIC  (including but not limited to the tax on prohibited  transactions as defined in  Section  860F(a)(2)  of the Code and the tax on  contributions  to a REMIC  set forth in
Section  860G(d) of the Code).  It is the  intention of Assignor,  Company and Assignee that this AAR Agreement  shall be binding upon and for the benefit of the  respective  successors and assigns of the parties  hereto.  Neither  Company nor  Assignor  shall amend or agree to amend,  modify,  waive,  or otherwise  alter any of the terms or  provisions of the Purchase
Agreement which amendment,  modification, waiver or other alteration would in any way affect the Assigned Loans without the prior written consent of Assignee.

      It is the intention of Assignor,  Company and Assignee  that this AAR Agreement  shall be binding upon and for the benefit of the respective  successors and assigns of the parties hereto.  Neither  Company nor  Assignor  shall amend or agree to amend,  modify,  waive,  or otherwise alter any of the terms or provisions of the Purchase  Agreement  which  amendment, modification,  waiver or other alteration would in any way affect the Assigned Loans without the prior written consent of Assignee.

      Notwithstanding  any term  hereof to the  contrary,  it is  expressly  understood  and agreed by the parties  hereto that (i) this  Agreement is  acknowledged  and accepted by the
Assignee  not  individually  or  personally  but  solely  as  Assignee  for the Trust in the exercise  of the powers and  authority  conferred  and  vested in it under the  Pooling  and
Servicing Agreement (as defined below), (ii) each of the  representations,  undertakings and agreements  herein  made on  behalf  of the  Trust  is made  and  intended  not as  personal representations,  undertakings  and  agreements of the Assignee but is made and intended for the purpose of binding  only the Trust and (iii) under no  circumstances  shall the Assignee be personally  liable for the payment of any indebtedness or expenses of the Assignee or the
Trust or be liable for the breach or failure of any obligation, representation,  warranty or covenant made or undertaken by the Assignee,  the Assignor or the Trust under this Agreement or made or  undertaken  by the  Assignee,  the  Assignor  or the Trust  under  the  Purchase
Agreement  or the Pooling and  Servicing  Agreement.  Any  recourse  against the Assignee in respect of any  obligations it may have under or pursuant to the terms of this AAR Agreement shall be limited  solely to the assets it may hold as trustee of Bear  Stearns  ALT-A  Trust
2006-1, Mortgage Pass-Through Certificates, Series 2006-1.

      The Company agrees to indemnify and hold harmless BSABS,  each director of BSABS, each officer of BSABS who signed the  Registration  Statement,  the Underwriters and each person, if any, who controls BSABS or any  Underwriter  within the meaning of Section 15 of the 1933
Act (collectively,  the "Indemnified Party") against any and all losses,  claims,  expenses, damages or liabilites to which the Indemnified Party may become subject,  under the 1933 Act or otherwise,  including,  without limitation, with respect to disputes between the parties, insofar as such lossess,  claims,  expenses,  damages or  liabilites  (or actions in respect thereof) arise out of or are based upon any untrue  statement or alleged untrue statement of any  material  fact  contained in the  Prospectus  Supplement,  dated  January 30, 2006 (the
"Prospectus  Supplement"),  or  the  omission  or  the  alleged  omission  to  state  in the
Prospectus  Supplement a material fact necessary in order to make the statements therein not misleading,  in each case to the extent, but only to the extent,  that such untrue statement or alleged  untrue  statement or omission or alleged  omission  was  contained in or omitted from  information  furnished  in writing by the  Company  for  inclusion  in the  Prospectus
Supplement,  in the section  entitled "The Master Servicer and The Servicers - The Servicers
- Waterfield".

Modification of Purchase Agreement

45.   The Company and  Assignor  hereby  amend the  Purchase  Agreement as it relates to the
Assigned Loans as follows:

(i)   The following definitions are added to Section I of the Purchase Agreement:

            Assignee:  JPMorgan Chase Bank, National Association, as trustee for the holders of Bear Stearns ALT-A Trust 2006-1, Mortgage Pass-Through Certificates, Series 2006-1.

            Master Servicer:  Wells Fargo Bank, National  Association,  or its successors in interest  who meet the  qualifications  of the  Pooling  and  Servicing  Agreement  and this
Agreement.

            Pooling and Servicing  Agreement:  That certain pooling and servicing agreement, dated as of January 1, 2006, among Bear Stearns Asset Backed  Securities I LLC, EMC Mortgage
Corporation, the Trustee and the Master Servicer.

            Trustee:  JPMorgan  Chase  Bank,  National  Association,  or  its  successor  in interest,  or any  successor  trustee  appointed  as provided  in the Pooling and  Servicing
Agreement.

(ii)  The following is added as Section 7.02(xlviii) of the Purchase Agreement:

            "(xlviii)  With  respect  to  each  Mortgage  Loan,  information  regarding  the borrower  credit  files  related to such  Mortgage  Loan has been  furnished to credit reporting  agencies in compliance with the provisions of the Fair Credit Reporting Act and the applicable implementing regulations."

(iii) The definition of Distribution  Date in Section 1 and Subsection 11.00 of the Purchase
Agreement is hereby deleted in its entirety and replaced with the following:

            Distribution  Date: The 18th day of each month and if such day is not a Business
Day the Business Day immediately preceding such 18th day.

(iv)  The Standard & Poor's rating of "A2" in the definition of Eligible  Account in Section
1 of the Purchase Agreement is hereby replaced with "AA".

(v)   The  definition  of Servicing  Fee in  Subsection  11.00 of the Purchase  Agreement is
hereby deleted in its entirety and replaced with the following:

            Servicing  Fee: As to each  Mortgage Loan and any  Distribution  Date, an amount equal to 1/12th of the Servicing  Fee Rate  multiplied  by the Stated  Principal  Balance of such Mortgage Loan as of the last day of the related Due Period.

            (f)   The following  definitions  are added to Subsection  11.00 of the Purchase
Agreement:

            Advance:  An advance of  delinquent  Monthly  Payments  in respect of a Mortgage
Loan required to be made by the Company as provided in Subsection 11.03 hereof.

            Amount Held for Future Distribution:  As to any Distribution Date, the aggregate amount held in the Custodial  Account at the close of business on the immediately  preceding
Determination  Date on account of (i) all Monthly  Payments or portions  thereof received in respect  of the  Mortgage  Loans  due  after  the  related  Due  Period  and (ii)  Principal
Prepayments  and Liquidation  Proceeds  received in respect of such Mortgage Loans after the last day of the related Prepayment Period.

            Bankruptcy Code: Title 11 of the United States Code.

            Compensating  Interest:  An  amount,  not to exceed  the  Servicing  Fee,  to be remitted  to the Master  Servicer by the  Company to the  payment of a  Prepayment  Interest
Shortfall on a Mortgage Loan subject to this Agreement.

            Debt Service  Reduction:  With  respect to any  Mortgage  Loan, a reduction by a court of competent  jurisdiction  in a proceeding  under the Bankruptcy  Code in the Monthly
Payment  for such  Mortgage  Loan  that  became  final  and  non-appealable,  except  such a reduction  resulting  from a Deficient  Valuation or any other  reduction  that results in a permanent forgiveness of principal.

            Deficient  Valuation:  With respect to any Mortgage Loan, a valuation by a court of  competent  jurisdiction  of the  Mortgaged  Property  in an  amount  less  than the then outstanding  indebtedness  under  such  Mortgage  Loan,  or any  reduction  in the amount of principal  to be paid in  connection  with any Monthly  Payment  that results in a permanent forgiveness of principal,  which valuation or reduction  results from an order of such court that is final and non-appealable in a proceeding under the Bankruptcy Code.

            Liquidated  Loan: With respect to any  Distribution  Date, a defaulted  Mortgage
Loan  that has been  liquidated  through  deed-in-lieu  of  foreclosure,  foreclosure  sale, trustee's sale or other realization  (including  disposition of any related REO Property) as provided by applicable law governing the real property  subject to the related  Mortgage and any security  agreements and as to which the Company has certified in the related Prepayment
Period  that it has  received  all  amounts it expects  to receive in  connection  with such liquidation.

            LPMI Fee:  Shall mean the fee  payable to the  insurer  for each  Mortgage  Loan subject to an LPMI Policy as set forth in such LPMI Policy.

            LPMI  Policy:  A policy of  mortgage  guaranty  insurance  issued by an  insurer meeting the  requirements  of Fannie Mae and Freddie Mac in which the Company is responsible for the payment of the LPMI Fee thereunder from collections on the related Mortgage Loan.

            Net Mortgage  Rate: As to each  Mortgage  Loan,  and at any time,  the per annum rate equal to the related  Mortgage Rate less the sum of (i) the Servicing Fee Rate and (ii)
the rate at which the LPMI Fee is calculated, if any.

            Nonrecoverable  Advance:  Any  portion  of an  Advance  or a  Servicing  Advance previously made or proposed to be made by the Company  pursuant to this Agreement,  that, in the good faith  judgment  of the  Company,  will not or, in the case of a proposed  advance, would not, be ultimately  recoverable by it from the related Mortgagor,  related Liquidation
Proceeds or otherwise.

            Prepayment  Charge:  Any  prepayment  premium,  penalty  or charge  payable by a
Mortgagor in  connection  with any  Principal  Prepayment on a Mortgage Loan pursuant to the terms of the related Mortgage Note.

            Prepayment Interest  Shortfall:  With respect to any Distribution Date, for each
Mortgage  Loan  that  was  the  subject  of a  partial  Principal  Prepayment,  a  Principal
Prepayment in full, or that became a Liquidated Loan during the related  Prepayment  Period,
(other than a Principal  Prepayment in full  resulting  from the purchase of a Mortgage Loan pursuant to  Subsection  7.03 of this  Agreement  or  pursuant to the Pooling and  Servicing
Agreement),  the amount,  if any, by which (i) one month's  interest at the  applicable  Net
Mortgage Rate on the Stated  Principal  Balance of such Mortgage Loan  immediately  prior to such  prepayment (or  liquidation) or in the case of a partial  Principal  Prepayment on the amount of such  prepayment  (or  liquidation  proceeds)  exceeds (ii) the amount of interest paid or collected in connection with such Principal  Prepayment or such liquidation proceeds less the sum of (a) the Servicing Fee and (b) the LPMI Fee, if any.

            Prepayment  Period: As to any Distribution  Date, the calendar month immediately preceding the month in which such Distribution Date occurs.

            Realized Loss:  With respect to each  Liquidated  Loan, an amount (not less than zero or more than the Stated Principal  Balance of the Mortgage Loan) as of the date of such liquidation,  equal to (i) the Stated  Principal  Balance of such  Liquidated Loan as of the date of such  liquidation,  minus  (ii)  the  Liquidation  Proceeds,  if  any,  received  in connection with such liquidation  during the month in which such liquidation  occurs, to the extent  applied as  recoveries  of principal of the  Liquidated  Loan.  With respect to each
Mortgage Loan that has become the subject of a Deficient Valuation,  (i) if the value of the related  Mortgaged  Property was reduced below the principal balance of the related Mortgage
Note,  the  amount  by which the  value of the  Mortgaged  Property  was  reduced  below the principal  balance of the related  Mortgage Note, and (ii) if the principal amount due under the related Mortgage Note has been reduced,  the difference between the principal balance of the  Mortgage  Loan  outstanding  immediately  prior  to such  Deficient  Valuation  and the principal  balance  of the  Mortgage  Loan as reduced by the  Deficient  Valuation  plus any reduction in the interest  component of the Monthly Payments.  With respect to each Mortgage
Loan that has become the subject of a Debt Service Reduction and any Distribution  Date, the
amount,  if any, by which the related  Monthly  Payment was  reduced.  With  respect to each
Mortgage  Loan that has become the subject of a  Servicing  Modification,  a loss  resulting from such Servicing Modification.

            Servicing Fee Rate: 0.375% per annum.

            Servicing  Modification:  With respect to any  Mortgage  Loan that is in default or,  in  the  reasonable  judgment  of  the  Company,  as to  which  default  is  reasonably foreseeable,  any modification which is effected by the Company in accordance with the terms of this Agreement which results in any change in the outstanding  Stated Principal  Balance, any change in the Mortgage Rate or any extension of the term of such Mortgage Loan.

            Stated  Principal  Balance:  With  respect to any  Mortgage  Loan or related REO
Property and any  Distribution  Date, the Cut-off Date Principal  Balance  thereof minus the sum of (i) the principal  portion of the Monthly  Payments due with respect to such Mortgage
Loan during each Due Period ending prior to such  Distribution Date (and irrespective of any delinquency in their payment),  (ii) all Principal Prepayments with respect to such Mortgage
Loan  received  prior to or  during  the  related  Prepayment  Period,  and all  Liquidation
Proceeds to the extent applied by the Company as recoveries of principal in accordance  with
Subsection  11.03 with respect to such Mortgage  Loan,  that were received by the Company as of the  close  of  business  on the  last  day of the  Prepayment  Period  related  to  such
Distribution  Date and (iii) any Realized  Losses on such Mortgage Loan incurred  during the related Prepayment Period. The Stated Principal Balance of a Liquidated Loan equals zero.

            (g)   The following is added in its entirety as Subsection  4.05 of the Purchase
Agreement:

            Subsection 4.05   Waiver of Prepayment Charges.

            The Company  shall not waive (or permit a subservicer  to waive) any  Prepayment
Charge  unless:  (i) the  enforceability  thereof  shall have been  limited  by  bankruptcy, insolvency,  moratorium,  receivership and other similar laws relating to creditors'  rights generally,  (ii) the enforcement  thereof is illegal,  or any local, state or federal agency has threatened legal action if the prepayment  penalty is enforced,  (iii) the mortgage debt has been accelerated in connection with a foreclosure or other  involuntary  payment or (iv)
such waiver is standard and customary in servicing  similar  Mortgage Loans and relates to a default or a reasonably  foreseeable  default and would,  in the reasonable  judgment of the
Company,  maximize  recovery  of  total  proceeds  taking  into  account  the  value of such
Prepayment  Charge and the  related  Mortgage  Loan.  In no event will the  Company  waive a
Prepayment  Charge in connection  with a refinancing  of a Mortgage Loan that is not related to a default or a reasonably  foreseeable  default.  If a Prepayment  Charge is waived,  but does not meet the standards  described above, then the Company is required to pay the amount of such waived  Prepayment  Charge by depositing  such amount into the Custodial  Account by the immediately succeeding Distribution Date.

            (h)   The following is added as Subsection 6.04 to the Purchase Agreement:

      Subsection 6.04   Statements to the Purchaser.

      The Company shall furnish to Purchaser an individual  loan  accounting  report,  as of the last  Business  Day of each  month,  in the  Company's  assigned  loan  number  order to document  Mortgage Loan payment activity on an individual  Mortgage Loan basis. With respect to each month, the corresponding  individual loan accounting report shall be received by the
Purchaser no later than the fifth  Business Day of the following  month on a disk or tape or other  computer-readable  format  in such  format  as may be  mutually  agreed  upon by both
Purchaser and Company,  and no later than the fifth  Business Day of the following  month in hard  copy.  Such  individual  loan  accounting  report  shall be in the form of  Exhibit 14 hereto, or such other form as is mutually  acceptable to the Company,  the Purchaser and any
Master  Servicer,  Exhibit 15 with respect to defaulted  mortgage loans and Exhibit 16, with respect to  realized  losses and  gains,  and shall  include  the  information  set forth in
Exhibit 14, Exhibit 15, or Exhibit 16, as applicable.

      In addition,  the Company shall provide to the Purchaser such other  information known or available to the Company that is necessary in order to provide the  distribution and pool performance  information  as required under Item 1121 of Regulation AB, as amended from time to time, as determined by the Purchaser in its reasonable discretion.

      The  Company  shall  prepare  and file  any and all  information  statements  or other filings  required to be  delivered  to any  governmental  taxing  authority  or to Purchaser pursuant to any  applicable  law with  respect to the  Mortgage  Loans and the  transactions
contemplated   hereby.   In  addition,   the  Company  shall  provide  Purchaser  with  such
information  concerning  the  Mortgage  Loans as is necessary  for  Purchaser to prepare its federal income tax return as Purchaser may reasonably request from time to time.

      In addition,  not more than sixty (60) days after the end of each calendar  year,  the
Company  shall  furnish to each Person who was a Purchaser at any time during such  calendar year an annual  statement in accordance with the  requirements of applicable  federal income tax law as to the aggregate of remittances for the applicable portion of such year.

            (i)   The  following  is  added  in  its  entirety  as  the  last  paragraph  of
Subsection 11.01 of the Purchase Agreement:

            "In  addition,  the Company  will  furnish  information  regarding  the borrower credit files related to each Mortgage Loan to credit  reporting  agencies in compliance with
the  provisions  of  the  Fair  Credit   Reporting  Act  and  the  applicable   implementing
regulations, on a monthly basis."

             (j)  Subsection  11.04 of the Purchase  Agreement is hereby amended by deleting clause (ii) in its entirety and replacing it with the following:

            (ii)  all  payments  on account of  interest  on the  Mortgage  Loans net of the
                  Servicing Fee permitted under  Subsection  11.21 hereof and the LPMI Fees, if any;

            (k)   Subsection 11.05 of the Purchase Agreement is hereby amended as follows:

            (i)   the following clauses shall be added to the thereof:

                  (viii)      to reimburse  the Company for Advances made by it with respect to any Mortgage Loan,  provided,  however,  that the Company's right of reimbursement  pursuant to this subclause (viii) shall be limited to amounts received on particular Mortgage Loan(s)  (including,  for this purpose,  Liquidation Proceeds, Insurance Proceeds or otherwise relating to the Mortgage  Loan) that  represent  late  recoveries of payments of principal  and/or interest on such  particular  Mortgage
                        Loan in respect of which any such Advance was made.

                  (ix)  to  reimburse  the  Company  for any  previously  made  portion of a
                        Servicing  Advance or an Advance  made by the Company  that,  in the
                        good  faith  judgment  of  the  Company,   will  not  be  ultimately
                        recoverable   by  it  from  the  related   Mortgagor,   any  related
                        Liquidation Proceeds or otherwise (a "Nonrecoverable  Advance"),  to the extent not reimbursed pursuant to clause (ii) or clause (viii);

            (ii)  the first sentence of the last  paragraph  thereof shall be deleted in its entirety and replaced with the following:

            The Company  shall keep and maintain  separate  accounting,  on Mortgage Loan by
Mortgage  Loan basis,  for the  purpose of  justifying  any  withdrawal  from the  Custodial
Account pursuant to subclauses  (ii), (iv), (v), (vi) and (viii) above.  Prior to making any withdrawal from the Custodial  Account pursuant to subclause (ix), the Company shall deliver to the Master  Servicer  an  Officer's  Certificate  indicating  the amount of any  previous
Advance or Servicing  Advance  determined by the Company to be a Nonrecoverable  Advance and
identifying  the  related  Mortgage   Loan(s),   and  their  respective   portions  of  such
Nonrecoverable Advance.

            (l)   Subsection  11.13 of the Purchase  Agreement is hereby amended by deleting the last sentence of the second paragraph  thereof in its entirety and replacing it with the following:

      "Notwithstanding the foregoing, if a REMIC election is made with respect to the arrangement under which the Mortgage Loans and the REO Property are held, the Company shall dispose of such REO Property prior to three years after its acquisition or, at the expense of the Trust, request more than 60 days prior to the day on which such three-year period would otherwise expire, an extension of the three-year grace period unless the Purchaser and the Master Servicer shall have been supplied with an Opinion of Counsel (such opinion not to be an expense of the Purchaser or the Master Servicer) to the effect that the holding of such REO Property by the Trust subsequent to such three-year period will not result in the imposition of taxes on "prohibited transactions" of such REMIC as defined in
Section 860F of the Code or cause such REMIC to fail to qualify as a REMIC at any time that any certificates issued under the Pooling and Servicing Agreement are outstanding, in which case the Trust may continue to hold such REO Property (subject to any conditions contained in such Opinion of Counsel)."

            (m)   Subsection 11.14 of the Purchase Agreement is hereby amended as follows:

            (i)   the first paragraph  thereof shall be deleted in its entirety and replaced with the following:

            "On each  Distribution  Date, the Company shall  distribute to the Purchaser all amounts  credited  to the  Custodial  Account as of the close of  business at the end of the related Due Period other than any Principal  Prepayments  made after the related  Prepayment
Period and any Amounts Held for Future  Distribution  net of charges  against or withdrawals from the Custodial Account pursuant to Subsection 11.05."

            (ii)  the last paragraph thereof shall be amended by

                  (A)   deleting  in its  entirety  the first  clause of the first  sentence thereof and  replacing it with "With  respect to any  remittance  received by the  Purchaser after the Business Day on which such payment was due"

                  (B)   deleting the word "second" in the second sentence thereof.

            (n)   Subsection  11.15 of the Purchase  Agreement is hereby amended by deleting the first sentence of the first paragraph thereof and replacing it with the following:

            "On or before the tenth  calendar day of each month,  the Company  shall furnish to the Purchaser or its designee a report in Excel (or compatible)  electronic  format (that can be downloaded into a Sybase  database) with the fields and format required by the Master
Servicer,  together with such other  information  with respect to the Mortgage  Loans as the
Purchaser  or the Master  Servicer may  reasonably  require to allocate  distributions  made pursuant  to  this  Agreement  and  provide  appropriate  statements  with  respect  to such distributions."

            (o)   Section  11.20 of the Purchase  Agreement  is hereby  amended by including the words "(or if the Company does not, the Master  Servicer may)" after the word "will" and before the word "immediately" in the first line thereof.

            (p)   Subsection  11.30 of the  Purchase  Agreement  is hereby  replaced  in its entirety with the following:

            Subsection 11.30. Reserved.
            (q)   The following  Subsections  shall be added to the end of Section 11 of the
Purchase Agreement:

            Subsection 11.31  Reserved.

            Subsection 11.32  Reserved.

            Subsection 11.33  Advances.

      The Company shall make an Advance with respect to any Mortgage Loan and remit such
Advance to the Master Servicer no later than 1:00 p.m. Eastern time on the Distribution
Date in immediately available funds. The Company shall be obligated to make any such
Advance only to the extent that such advance would not be a Nonrecoverable Advance. If the
Company shall have determined that it has made a Nonrecoverable Advance or that a proposed
Advance or a lesser portion of such Advance would constitute a Nonrecoverable Advance, the
Company shall deliver (i) to the Master Servicer funds constituting the remaining portion of such Advance, if applicable, and (ii) to the Master Servicer an Officer's Certificate
setting forth the basis for such determination.

      In lieu of making all or a portion of such Advance from its own funds, the Company may (i) cause to be made an appropriate entry in its records relating to the Custodial
Account that any Amounts Held for Future Distribution has been used by the Company in discharge of its obligation to make any such Advance and (ii) remit such funds to the
Master Servicer. Any funds so applied and transferred shall be replaced by the Company by deposit in the Custodial Account, no later than the close of business on the Distribution
Date on which such funds are required to be distributed pursuant to this Agreement.

      The Company shall be entitled to be reimbursed from the Custodial Account for all
Advances of its own funds made pursuant to this Subsection 11.33 as provided in Subsection
11.05. The obligation to make Advances with respect to any Mortgage Loan shall continue until such Mortgage Loan is paid in full or the related Mortgaged Property or related REO
Property has been liquidated or until the purchase or repurchase thereof (or substitution therefor), except as otherwise provided in this Subsection 11.33.

            Subsection 11.34  Compensating Interest Payments.

      In the event that there is a Prepayment Interest Shortfall arising from a voluntary
Principal Prepayment in part or in full by the Mortgagor with respect to any Mortgage Loan, the Company shall, to the extent of the Servicing Fee for such Distribution Date, remit to the Master Servicer, as a reduction of the Servicing Fee for such Distribution Date, no later than the close of business on such Distribution Date, an amount equal to the
Prepayment Interest Shortfall; and in case of such remittance, the Company shall not be entitled to any recovery or reimbursement from the Master Servicer.

            Subsection 11.35  Books and Records.

      The Company shall provide access to the records and documentation in possession of the Company regarding the Mortgage Loans and REO Property and the servicing thereof to the
Purchaser, the Master Servicer and the Trustee and their agents, such access being afforded only upon reasonable prior written request and during normal business hours at the office of the Company; provided, however, that, unless otherwise required by law, the Company shall not be required to provide access to such records and documentation if the provision thereof would violate the legal right to privacy of any Mortgagor. The Company shall allow representatives of the above entities to photocopy any of the records and documentation and shall provide equipment for that purpose at a charge that covers the Company's actual costs."

            (r)   Subsection 12.01 of the Purchase Agreement is hereby amended by adding the words ", the Master Servicer" after the word "Purchaser" in each instance in which it appears in this Section.

            (s)   The following is added as Exhibit 14 to the Purchase Agreement:

                                            EXHIBIT 14

                                REPORTING DATA FOR MONTHLY REPORT

                                        [OBJECT OMITTED]

            (t)   The following is added as Exhibit 15 to the Purchase Agreement:

                                            EXHIBIT 15

                                      [See Excel attachment]

            (u)   The following is added as Exhibit 16 to the Purchase Agreement:

                                            EXHIBIT 16

                           REPORTING DATA FOR REALIZED LOSSES AND GAINS

               Calculation of Realized Loss/Gain Form 332- Instruction Sheet

      NOTE:  Do not net or combine items.  Show all expenses individually and all credits as separate line items.  Claim packages are due on the remittance report date.  Late submissions may result in claims not being passed until the following month.  The
      Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.

      The numbers on the 332 form correspond with the numbers listed below.

      Liquidation and Acquisition Expenses:
      1.    The Actual Unpaid Principal Balance of the Mortgage Loan.  For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

      2.    The Total  Interest Due less the  aggregate  amount of servicing  fee that would  have  been  earned  if all  delinquent  payments  had been  made as agreed. For documentation,  an Amortization  Schedule from date of default through  liquidation  breaking  out the net interest  and  servicing  fees advanced is required.

      3.    Accrued  Servicing Fees based upon the Scheduled  Principal Balance of the
            Mortgage Loan as  calculated on a monthly  basis.  For  documentation,  an
            Amortization  Schedule from date of default through  liquidation  breaking out the net interest and servicing fees advanced is required.

      4-12. Complete as applicable.  Required documentation:

            * For taxes and  insurance  advances - see page 2 of 332 form -  breakdown required showing period

              of coverage,  base tax,  interest,  penalty.  Advances  prior to default require evidence of servicer efforts to recover advances.

             *  For escrow advances - complete payment history

                (to calculate advances from last positive escrow balance forward)

            * Other  expenses  -  copies of  corporate  advance  history  showing  all payments

            *  REO repairs > $1500 require explanation

            *  REO repairs >$3000 require evidence of at least 2 bids.

            * Short Sale or Charge Off require P&L  supporting  the decision and WFB's approved Officer Certificate

            *  Unusual or extraordinary items may require further documentation.

      13.   The total of lines 1 through 12.

      Credits:

      14-21.      Complete as applicable.  Required documentation:

            *  Copy  of the  HUD 1  from  the  REO  sale.  If a 3rd  Party  Sale,  bid instructions and Escrow Agent / Attorney

               Letter of Proceeds Breakdown.

            *  Copy of EOB for any MI or gov't guarantee

            * All other  credits  need to be  clearly  defined  on the 332  form

      22.   The total of lines 14 through 21.

      Please Note:      For HUD/VA loans, use line (18a) for Part A/Initial proceeds and line (18b) for Part B/Supplemental proceeds.

      Total Realized Loss (or Amount of Any Gain)
      23.   The total derived from subtracting  line 22 from 13. If the amount  represents a
            realized gain, show the amount in parenthesis (   ).

                         Calculation of Realized Loss/Gain Form 332

      Prepared by:  __________________                Date:  _______________
      Phone:  ______________________   Email Address:_____________________

------------------------  --------------------------  -------------------------------
Servicer Loan No.         Servicer Name               Servicer Address

------------------------  --------------------------  -------------------------------

      WELLS FARGO BANK, N.A. Loan No._____________________________

      Borrower's Name: _________________________________________________________
      Property Address: _________________________________________________________

      Liquidation Type:  REO Sale          3rd Party Sale         Short Sale  Charge Off

      Was this loan granted a Bankruptcy deficiency or cramdown         Yes       No
      If "Yes", provide deficiency or cramdown amount _______________________________

      Liquidation and Acquisition Expenses:
      (1)Actual Unpaid Principal Balance of Mortgage Loan         $ ________________ (1)
      (2)   Interest accrued at Net Rate                            ________________ (2)
      (3)   Accrued Servicing Fees                                  ________________ (3)
      (4)   Attorney's Fees                                         ________________ (4)
      (5)   Taxes (see page 2)                                      ________________ (5)
      (6)   Property Maintenance                                    ________________ (6)
      (7)   MI/Hazard Insurance Premiums (see page 2)               ________________ (7)
      (8)   Utility Expenses                                        ________________ (8)
      (9)   Appraisal/BPO                                           ________________ (9)
      (10)  Property Inspections                                    ________________ (10)
      (11)  FC Costs/Other Legal Expenses                           ________________ (11)
      (12)  Other (itemize)                                         ________________ (12)
            Cash for Keys__________________________                 ________________ (12)
            HOA/Condo Fees_______________________                   ________________ (12)
            ______________________________________                  ________________ (12)

            Total Expenses                                        $ ________________ (13)
      Credits:
      (14)  Escrow Balance                                        $ ________________ (14)
      (15)  HIP Refund                                              ________________ (15)
      (16)  Rental Receipts                                         ________________ (16)
      (17)  Hazard Loss Proceeds                                    ________________ (17)
      (18)  Primary Mortgage Insurance / Gov't Insurance            ________________
      (18a) HUD Part A
                                                                    ________________ (18b) HUD
      Part B
      (19)  Pool Insurance Proceeds                                 ________________ (19)
      (20)  Proceeds from Sale of Acquired Property                 ________________ (20)
      (21)  Other (itemize)                                         ________________ (21)
         _________________________________________                  ________________ (21)

         Total Credits                                             $________________ (22)
      Total Realized Loss (or Amount of Gain)                      $________________ (23)

Escrow Disbursement Detail

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    Type     Date Paid  Period of  Total Paid  Base        Penalties   Interest
(Tax /Ins.)              Coverage                Amount
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46.   The Company hereby agrees that the reports  required to be delivered  pursuant to this
AAR  Agreement  and  Section  11.15 of the  Purchase  Agreement  shall be in the  format  of
Attachments 3 and 4 hereto.

Miscellaneous

47.   All demands,  notices and  communications  related to the Assigned  Loans and this AAR
Agreement  shall be in  writing  and shall be deemed to have been duly  given if  personally delivered at or mailed by registered mail, postage prepaid, as follows:

            a. In the case of Company,

                 Union Federal Bank of Indianapolis
                 7500 West Jefferson Boulevard
                 Fort Wayne, Indiana 46804
                 Attn:   Don Sherman, Chairman
                         Vince Otto
                 Telecopier No.: (260) 434-8073

            With a copy to:

                 Union Federal Bank of Indianapolis
                 7500 West Jefferson Boulevard
                 Fort Wayne, Indiana 46804
                 Attn: Stephanie Jones
                 Telecopier No.: (260) 434-8073

            b. In the case of Assignor,

                 EMC Mortgage Corporation
                 Mac Arthur Ridge II
                 909 Hidden Ridge Drive, Suite 200
                 Irving, Texas 75038
                 Attention: Ms. Ralene Ruyle
                 Telecopier No.: (972) 442-2810

            c. In the case of the Securities Administrator,

                 Wells Fargo Bank, National Association
                 9062 Old Annapolis Road
                 Columbia, Maryland 21045
                 Attention: BSALTA 2006-1
                 Telecopier No.: (410) 715-2380

            d. In the case of Assignee,

                 JPMorgan Chase Bank, National Association
                 4 New York Plaza, 6th Floor
                 New York, New York 10004
                 Attention: Worldwide Securities Services-Structured Finance Services,
                 BSALTA 2006-1
                 Telecopier No.: (212) 623-5930

48.   This AAR Agreement  shall be construed in accordance with the laws of the State of New
York,  without regard to conflicts of law  principles  (other than Section 5-1401 of the New
York  Obligations  Law), and the obligations,  rights and remedies of the parties  hereunder shall be determined in accordance with such laws.

49.   No term or  provision  of this AAR  Agreement  may be waived or  modified  unless such waiver or  modification  is in writing and signed by the party  against  whom such waiver or modification is sought to be enforced.

50.   This AAR  Agreement  shall inure to the benefit of the  successors  and assigns of the parties  hereto.  Any  entity  into which  Assignor,  Assignee  or Company  may be merged or consolidated  shall,  without the requirement for any further  writing,  be deemed Assignor,
Assignee or Company  respectively,  hereunder.  Any Master  Servicer  shall be  considered a third party  beneficiary  of this AAR  Agreement,  entitled  to all the rights and  benefits accruing to any Master Servicer herein as if it were a direct party to this AAR Agreement.

51.   This AAR Agreement shall survive the conveyance of the Assigned Loans,  the assignment of the Purchase  Agreement  to the extent of the Assigned  Loans by Assignor to Assignee and the termination of the Purchase Agreement.

52.   This AAR Agreement may be executed simultaneously in any number of counterparts.  Each counterpart  shall be deemed to be an original and all such  counterparts  shall  constitute one and the same instrument.

53.   In the event that any provision of this AAR Agreement  conflicts with any provision of the Purchase  Agreement with respect to the Assigned Loans,  the terms of this AAR Agreement shall control.

54.   The Company  hereby  acknowledges  that Wells Fargo Bank,  National  Association  (the
"Master  Servicer") has been appointed as the master servicer of the Assigned Loans pursuant to the Pooling and  Servicing  Agreement,  dated as of January 1, 2006,  among the Assignor, the  Assignee,  the Master  Servicer  and BSABS  ("Pooling  and  Servicing  Agreement")  and
therefor  has the right to enforce all  obligations  of the  Company,  as they relate to the
Assigned  Loans,  under the  Purchase  Agreement  and this AAR  Agreement.  Such rights will include,  without  limitation,  the right to  terminate  the  Servicer  under  the  Purchase
Agreement  upon the occurrence of an event of default  thereunder,  the right to receive all remittances  required to be made by the Company under the Purchase  Agreement,  the right to receive all monthly  reports and other data  required to be delivered  by the Company  under the  Purchase  Agreement,  the  right to  examine  the  books and  records  of the  Company, indemnification  rights,  and the right to exercise  certain  rights of consent and approval relating to actions  taken by the Company.  The Company shall make all  distributions  under the Purchase  Agreement,  as they relate to the Assigned  Loans,  to the Master  Servicer by wire transfer of immediately available funds to:

            Bear Stearns BSALTA 2006-1 Master Servicer Collection Account
            Wells Fargo Bank, National Association
            ABA# 121000248
            Account Name:  SAS Clearing
            Account # 3970771416
            For Further Credit to: BSALTA 2006-1, Account #50891700.

and the Company shall deliver all reports required to be delivered under the Purchase
Agreement, as they relate to the Assigned Loans, to the Assignee at the address set forth in Section 9d herein and to the Master Servicer at:

            Wells Fargo Bank, National Association
            9062 Old Annapolis Road
            Columbia, Maryland 21045
            Attention: BSALTA 2006-1
            Telecopier No.: (410) 715-2380

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

EMC MORTGAGE CORPORATION,              JPMORGAN CHASE BANK, NATIONAL
the Assignor                           ASSOCIATION, as trustee,
                                       the Assignee
By:_______________________________     By:_______________________________
Its:                                   Its:______________________________

UNION FEDERAL BANK OF
INDIANAPOLIS,
the Company
By:_______________________________
Its: _____________________________

Acknowledged and Agreed                Acknowledged and Agreed
WELLS FARGO BANK,                      BEAR STEARNS ASSET BACKED SECURITIES I
NATIONAL ASSOCIATION,                  LLC
the Master Servicer
By:_______________________________     By:_______________________________
Its: _____________________________     Its: _____________________________

                                        ATTACHMENT 1

                                       ASSIGNED LOANS

                                        ATTACHMENT 2

                                     PURCHASE AGREEMENT

                                        ATTACHMENT 3

            SERVICER PERIOD REPORTING FORMAT

The format should be:
1. Record length of 240
2. ASCII
3. All dates should have DD of "01".

                                                                COBOL
    #      M/O   Field Name               Position  Length    "Picture"   Justify
1.          O    Master Servicer No.      001-002      2
2.          O    Unit Code                003-004      2
3.          M    Loan Number              005-014     10    X(10)
4.          O    Borrower Name            015-034     20    X(20)
5.          O    Old Payment Amount       035-045     11    S(9)V9(02)
6.          O    Old Loan Rate            046-051      6    9(2)V9(04)
7.          O    Servicer Fee Rate        052-057      6    9(2)V9(04)
8.          M    Servicer Ending          058-068     11    S9(9)V9(02)
                 Balance
9.          M    Servicer Next Due Date   069-076      8    CCYYMMDD
10.         O    Curtail Amt 1 - Before   077-087     11    S9(9)V9(02)
11.         O    Curtail Date 1           088-095      8    CCYYMMDD
12.         O    Curtail Amt 1 - After    096-106     11    S9(9)V9(02)
13          O    Curtail Amt 2 - Before   107-117     11    S9(9)V9(02)
14.         O    Curtail Date             118-125      8    CCYYMMDD
15.         O    Curtail Amt 2 - After    126-136     11    9(9)V9(02)
16.         O    Curtail Amt 3 - Before   137-147     11    9(9)V9(02)
17.         O    Curtail Date             148-155      8    CCYYMMDD
18          O    Curtail Amt 3 - After    156-166     11    9(9)V9(02)
19          O    New Payment Amount       167-177     11    9(9)V9(02)
20.         O    New Loan Rate            178-183      6    (2)V9(04)
21.         O    Index Rate               184-189      6    (2)V9(04)
22.         O    Remaining Term           190-192      3    (3)
23.         O    Liquidation Amount       193-203     11    9(9)V9(02)
24.         O    Action Code              204-205      2    (02)
25.         O    Scheduled Principal      206-216     11    9(9)V9(02)
26.         O    Scheduled Interest       217-227     11    9(9)V9(02)
27.         O    Scheduled Ending         228-238     11    9(9)V9(02)
                 Balance
28.         O    FILLER                   239-240      2    (02)
                 Trailer Record
1.          O    Number of Records        001-006      6    9(06)
2.          O    FILLER                   007-240    234    X(234)

Field Names and Descriptions:
Field Name                               Description
Master Servicer                          No. Hard code as "01" used internally
Unit Code                                Hard code as " " used internally
Loan Number                              Investor's loan number
Borrower Name                             Last name of borrower
Old Payment Amount                       P&I amount used for the applied payment
Old Loan Rate                            Gross interest rate used for the
                                         applied payment
Servicer Fee Rate                        Servicer's fee rate
Servicer Ending Balance applied          Ending actual balance after a payment
                                         has been
Servicer Next Due Date                   Borrower's next due date for a payment
Curtailment Amount 1 - Before            Amount of curtailment applied before
                                         the payment
Curtailment Date 1                       Date of curtailment should coincide
                                         with the payment date applicable to
                                         the curtailment
Curtailment Amount 1 - After             Amount of curtailment applied after
                                         the payment
Curtailment Amount 2 - Before            Amount of curtailment applied before
                                         the payment
Curtailment Date 2                       Date of curtailment should coincide
                                         with the payment date applicable to
                                         the curtailment
Curtailment Amount 2 - After             Amount of curtailment applied after
                                         the payment
Curtailment Amount 3 - Before            Amount of curtailment applied before
                                         the payment
Curtailment Date 3                       Date of curtailment should coincide
                                         with the payment date applicable to
                                         the curtailment
Curtailment Amount 3 - After             Amount of curtailment applied after
                                         the payment
New Payment Amount                       For ARM, Equal, or Buydown loans, when
                                         a payment change occurs, this is the
                                         scheduled payment
New Loan Rate                            For ARM loans, when the gross interest
                                         rate change occurs, this is the
                                         scheduled rate
Index Rate                               For ARM loans, the index rate used in
                                         calculating the new gross interest rate
Remaining Term                           For ARM loans, the number of months
                                         left on the loan used to determine the
                                         new P&I amount
Liquidation Amount                       The payoff amount of the loan
Action Code                              For delinquent loans:
                                         12 -- Relief Provisions
                                         15 -- Bankruptcy/Litigation
                                         20 -- Referred for Deed-in-lieu, short
                                         sale
                                         30 -- Referred to attorney to begin
                                         foreclosure
                                         60 -- Loan Paid in full
                                         70 -- Real Estate Owned
                                         Scheduled Principal
Scheduled Interest                       Amount of interest from borrower
                                         payment due to bondholder
Scheduled Ending Balance                 Ending scheduled balance of loan
FILLER                                   Should be filled with spaces

                                        ATTACHMENT 4

                    Wells Fargo Bank Master Servicing Default Reporting
                                  DATA FIELD REQUIREMENTS

Data must be submitted to Wells Fargo Bank in an Excel spreadsheet format with fixed field names and data type. The Excel spreadsheet should be used as a template consistently every month when submitting data.

   Name                                Type                    Character Size
   Servicer Loan #                     Number (Double)                     10
   Investor Loan #                     Number (Double)                     10
   Servicer Investor #                 Text                                 3
   Borrower Name                       Text                                20
   Address                             Text                                30
   State                               Text                                 2
   Zip                                 Text                                10
   Due Date                            Date/Time                            8
   Loan Type                           Text                                 8
   Wells Fargo Action Code             Text                                 2
   FC Approval Date                    Date/Time                            8
   File Referred to Attorney           Date/Time                            8
   NOD                                 Date/Time                            8
   Complaint Filed                     Date/Time                            8
   Sale Published                      Date/Time                            8
   Scheduled Sale Date                 Date/Time                            8
   Actual Sale Date                    Date/Time                            8
   F/C Sale Amount                     Currency                             8
   Redemption Exp. Date                Date/Time                            8
   Loss Mit Approval Date              Date/Time                            8
   Loss Mit Type                       Text                                 5
   Loss Mit Code                       Number                               2
   Loss Mit Estimated Completion Date  Date/Time                            8
   Loss Mit Actual Completion Date     Date/Time                            8
   Loss Mit Broken Plan Date           Date/Time                            8
   BK Chapter                          Text                                 6
   BK Filed Date                       Date/Time                            8
   Post Petition Due                   Date/Time                            8
   BK Hearing Date                     Date/Time                            8
   POC Date                            Date/Time                            8
   POC Amount                          Currency                             8
   BK Case Number                      Text                        30 Maximum
   Motion for Relief                   Date/Time                            8
   Lift of Stay                        Date/Time                            8
   BK Discharge/Dismissal Date         Date/Time                            8
   Reason For Delinquency              Text                                10
   Occupant Code                       Text                                10
   Eviction Start Date                 Date/Time                            8
   Eviction Completed Date             Date/Time                            8
   List Price                          Currency                             8
   List Date                           Date/Time                            8
   Accepted Offer Price                Currency                             8
   Accepted Offer Date                 Date/Time                            8
   Estimated REO Closing Date          Date/Time                            8
   Actual REO Sale Date                Date/Time                            8
   Servicer Comments                   Text                               200
   Property Damage Date                Date/Time                            8
   Property Repair Amount              Currency                             8
   Property Value Date                 Date/Time                            8
   Current Property Value              Currency                             8
   Repaired Property Value             Currency                             8
   BPO Y/N                             Text                                 1
   Current LTV                         Currency                             8
   Property Condition Code             Text                                 2
   Property Inspection Date            Date/Time                            8
   MI Cancellation Date                Date/Time                            8
   MI Claim Filed Date                 Date/Time                            8
   MI Claim Amount                     Currency                             8
   MI Claim Reject Date                Date/Time                            8
   MI Claim Resubmit Date              Date/Time                            8
   MI Claim Paid Date                  Date/Time                            8
   MI Claim Amount Paid                Currency                             8
   Pool Claim Filed Date               Date/Time                            8
   Pool Claim Amount                   Currency                             8
   Pool Claim Reject Date              Date/Time                            8
   Pool Claim Paid Date                Date/Time                            8
   Pool Claim Amount Paid              Currency                             8
   Pool Claim Resubmit Date            Date/Time                            8
   FHA Part A Claim Filed Date         Date/Time                            8
   FHA Part A Claim Amount             Currency                             8
   FHA Part A Claim Paid Date          Date/Time                            8
   FHA Part A Claim Paid Amount        Currency                             8
   FHA Part B Claim Filed Date         Date/Time                            8
   FHA Part B Claim Amount             Currency                             8
   FHA Part B Claim Paid Date          Date/Time                            8
   FHA Part B Claim Paid Amount        Currency                             8
   VA Claim Filed Date                 Date/Time                            8
   VA Claim Paid Date                  Date/Time                            8
   VA Claim Paid Amount                Currency                             8
   FNMA Del. Status Code               Text                                 2
   FNMA Del. Reason Code               Text                                 2

The Action Code Field should show the applicable numeric code to indicate that a special action is being taken. The Action Codes are the following:
--------------------------------------------------------------------------------------------

      12-Relief Provisions (i.e. Sailors & Soldiers Relief Act)
      15-Bankruptcy/Litigation
      20-Loss Mitigation-Workout
      30-Referred for Foreclosure
      60-Payoff
      65-Repurchase
      70-REO-Held for Sale
      71-Third Party Sale/Condemnation
      72-REO-Pending Conveyance to HUD/VA

Description of Action Codes:

Action Code 12 - To report a Mortgage Loan for which the Borrower has been granted relief under the Sailors and Soldiers Relief Act.

Action Code 15 - To report a borrower filing bankruptcy and for all active bankruptcies.

Action Code 20 - To report that the Borrower has agreed to some form of loss mitigation/workout. Examples of these include Short Sale, Deed-in-Lieu of Foreclosure,
Formal Forbearance Agreements, Modifications, etc.

Action Code 30 - To report a loan that has been referred to attorney for foreclosure.

Action Code 60 - To report that a Mortgage Loan has been paid in full either at, or prior to, maturity.

Action Code 65 - To report that the Servicer is repurchasing the Mortgage Loan.

Action Code 70 - To report that a Mortgage Loan has been foreclosed or a deed-in-lieu of foreclosure has been accepted, and the Servicer, on behalf of the owner of the Mortgage
Loan, has acquired the property and may dispose of it.

Action Code 71 - To report that a Mortgage Loan has been foreclosed and a third party acquired the property.

Action Code 72 - To report that a Mortgage Loan has been foreclosed, or a deed-in-lieu has been accepted, and the property is pending conveyance to HUD/VA.

The Loss Mit Type field should show the approved Loss Mitigation arrangement. The following are acceptable:

      ASUM- Approved Assumption

      BAP- Borrower Assistance Program

      CO- Charge Off

      DIL- Deed-in-Lieu

      FFA- Formal Forbearance Agreement

      MOD- Loan Modification

      PRE- Pre-Sale

      SS- Short Sale

      MISC- Anything else approved by the PMI or Pool Insurer

The Occupant Code field should show the current status of the property. The acceptable codes are:

      Mortgagor

      Tenant

      Unknown

      Vacant

The FNMA Del. Status Code should reflect the FNMA Delinquent Status Codes below:

      Code     Delinquency Description
        9      Forbearance
       17      Preforeclosure Sale Closing Plan
               Accepted
       24      Government Seizure
       26      Refinance
       27      Assumption
       28      Modification
       29      Charge-off
       30      Third Party Sale
       31      Probate
       32      Military Indulgence
       43      Foreclosure Started
       44      Deed-in-Lieu Started
       49      Assignment Completed
       61      Second Lien Considerations
       62      Veterans Affairs -- No Bid
       63      Veterans Affairs -- Refund
       64      Veterans Affairs -- Buydown
       65      Chapter 7 Bankruptcy
       66      Chapter 11 Bankruptcy
       67      Chapter 13 Bankruptcy

The FNMA Del. Reason Code should show the FNMA Delinquency Reason Codes below:
--------------------------------------------------------------------------------------------

   Delinquency Code   Delinquency Description
          001         Death of Principal Mortgagor
          002         Illness of Principal Mortgagor
          003         Illness of Mortgagor's Family
                      Member
          004         Death of Mortgagor's Family Member
          005         Marital Difficulties
          006         Curtailment of Income
          007         Excessive Obligations - Same
                      Income, Including Habitual
                      Nonpayment of Debts
          008         Abandonment of Property
          009         Distant Employment Transfer
          011         Property Problem
          012         Inability to Sell Property
          013         Inability to Rent Property
          014         Military Service
          015         Default Detail
          016         Unemployment
          017         Business Failure
          019         Casualty Loss
          022         Energy-Environment Cost
          023         Servicing Problems
          026         Payment Adjustment
          027         Payment Dispute
          029         Transfer of Ownership Pending
          030         Fraud
          031         Unable to Contact Borrower
          INC         Incarceration

                                                                                                          EXHIBIT J

                                     FORM OF MORTGAGE LOAN PURCHASE AGREEMENT

                                                      between

                                             EMC MORTGAGE CORPORATION

                                              as Mortgage Loan Seller

                                                        and

                                    BEAR STEARNS ASSET BACKED SECURITIES I LLC

                                                   as Purchaser

                                                    Dated as of

                                                 January 31, 2006

                                    Bear Stearns Asset Backed Securities I LLC
                        Bear Stearns ALT-A Trust 2006-1, Mortgage Pass-Through Certificates

                                                                                                               Page
SECTION 1.    Definitions.........................................................................................4
SECTION 2.    Purchase and Sale of the Mortgage Loans and Related Rights..........................................6
SECTION 3.    Mortgage Loan Schedules.............................................................................4
SECTION 4.    Mortgage Loan Transfer..............................................................................7
SECTION 5.    Examination of Mortgage Files.......................................................................8
SECTION 6.    Recordation of Assignments of Mortgage..............................................................7
SECTION 7.    Representations and Warranties of Mortgage Loan Seller Concerning the

   EXHIBIT 2          MORTGAGE LOAN SCHEDULE INFORMATION......................................................E-2-1

   EXHIBIT 6          Standard & Poor's LEVELS® Glossary, Version 5.6b Revised,
                        Appendix E............................................................................E-6-1
   SCHEDULE A         REQUIRED RATINGS FOR EACH CLASS OF CERTIFICATES...........................................A-1
   SCHEDULE B         MORTGAGE LOAN SCHEDULE....................................................................B-8

                                          MORTGAGE LOAN PURCHASE AGREEMENT

                  MORTGAGE LOAN PURCHASE  AGREEMENT,  dated as of January 31, 2006, as amended and  supplemented by any and all  amendments  hereto  (collectively,  the  "Agreement"),  by and between  EMC  MORTGAGE  CORPORATION,  a
Delaware  corporation  (the  "Mortgage Loan  Seller"),  and BEAR STEARNS ASSET BACKED  SECURITIES I LLC, a Delaware
limited liability company (the "Purchaser").

                  Upon the terms and subject to the conditions of this  Agreement,  the Mortgage Loan Seller agrees to sell, and the Purchaser  agrees to purchase,  certain  conventional,  adjustable rate, first lien mortgage loans secured primarily by one- to four-family residential properties  (collectively,  the "Mortgage Loans") as described herein.  The Purchaser  intends to deposit the Mortgage  Loans into a trust fund (the "Trust Fund") and create Bear
Stearns ALT-A Trust, Mortgage Pass-Through  Certificates,  Series 2006-1 (the "Certificates"),  under a pooling and servicing  agreement,  to be dated as of  January  1, 2006  (the  "Pooling  and  Servicing  Agreement"),  among the
Purchaser,  as seller,  Wells Fargo Bank, National  Association,  as master servicer and securities  administrator,
JPMorgan Chase Bank, National Association, as trustee (the "Trustee") and EMC Mortgage Corporation.

                  The  Purchaser  has filed with the  Securities  and  Exchange  Commission  (the  "Commission")  a
registration  statement on Form S-3 (Number 333-125422) relating to its Mortgage Pass-Through  Certificates and the offering  of  certain  series  thereof  (including  certain  classes  of the  Certificates)  from  time  to time in accordance  with Rule 415 under the  Securities  Act of 1933,  as  amended,  and the rules and  regulations  of the
Commission  promulgated  thereunder (the "Securities Act"). Such registration  statement,  when it became effective under  the  Securities  Act,  and the  prospectus  relating  to the  public  offering  of  certain  classes  of the
Certificates  by the  Purchaser  (the  "Public  Offering"),  as from time to time each is amended  or  supplemented pursuant to the  Securities  Act or  otherwise,  are  referred to herein as the  "Registration  Statement"  and the
"Prospectus,"  respectively.  The "Term Sheet Supplement"  shall mean the term sheet supplement,  dated January 12,
2006,  relating to certain classes of the  Certificates.  The "Prospectus  Supplement"  shall mean that supplement, dated January 31, 2006, to the Prospectus,  dated June 24, 2005,  relating to certain classes of the  Certificates.
With respect to the Public Offering of certain classes of the Certificates,  the Purchaser and Bear,  Stearns & Co.
Inc.  ("Bear  Stearns")  have  entered into a terms  agreement  dated as of January 31,  2006,  to an  underwriting agreement  dated  January 10, 2006,  between the  Purchaser  and Bear Stearns  (collectively,  the  "Underwriting
Agreement").

                  Now,  therefore,  in  consideration  of the premises and the mutual  agreements set forth herein, the parties hereto agree as follows:

                  SECTION 1.........Definitions.  Certain terms are defined herein.  Capitalized  terms used herein but not defined  herein shall have the meanings  specified in the Pooling and  Servicing  Agreement.  The following other terms are defined as follows:

                  Acquisition  Price:  Cash  in an  amount  agreed  upon  by  the  Mortgage  Loan  Seller  and  the
Purchaser.(1)

                  Bear Stearns: Bear, Stearns & Co. Inc.

                  Closing Date: January 31, 2006.

                  Cut-off Date: January 1, 2006.

                  Cut-off Date Balance: Approximately $1,746,636,654.

                  Deleted  Mortgage  Loan:  A Mortgage  Loan  replaced or to be replaced by a  Substitute  Mortgage
Loan.

                  Due Date:  With  respect to each  Mortgage  Loan,  the date in each month on which its  Scheduled
Payment is due, if such due date is the first day of a month,  and  otherwise  is deemed to be the first day of the following month or such other date specified in the related Servicing Agreement.

                  Master Servicer: Wells Fargo Bank, National Association.

                  Moody's: Moody's Investors Service, Inc., or its successors in interest.

                  Mortgage:  The  mortgage or deed of trust  creating a first lien on an interest in real  property securing a Mortgage Note.

                  Mortgage File:  The items  referred to in Exhibit 1 pertaining to a particular  Mortgage Loan and any  additional  documents  required to be added to such  documents  pursuant to this  Agreement or the Pooling and
Servicing Agreement.

                  Mortgage Interest Rate: The annual rate of interest borne by a Mortgage Note as stated therein.

                  Mortgagor: The obligor(s) on a Mortgage Note.

                  Opinion of Counsel:  A written  opinion of  counsel,  who may be counsel  for the  Mortgage  Loan
Seller or the Purchaser, reasonably acceptable to the Trustee.

                  Person:  Any legal person,  including any individual,  corporation,  partnership,  joint venture, association,  joint stock  company,  trust,  unincorporated  organization  or government or any agency or political subdivision thereof.

                  Purchase  Price:  With  respect to any  Mortgage  Loan (or any  property  acquired  with  respect thereto)  required to be  purchased  by the Mortgage  Loan Seller  pursuant to this  Agreement or Article II of the
Pooling and Servicing  Agreement,  an amount equal to the sum of (i)(a) 100% of the Outstanding  Principal  Balance
of such  Mortgage  Loan as of the date of  repurchase  (or if the related  Mortgaged  Property  was  acquired  with respect thereto,  100% of the Outstanding  Principal Balance at the date of the acquisition),  plus (b) accrued but unpaid interest on the Outstanding  Principal Balance at the related Mortgage Interest Rate,  through and including the last day of the month of  repurchase,  and  reduced by (c) any  portion of the Master  Servicing  Compensation,
Monthly  Advances and  advances  payable to the  purchaser of the Mortgage  Loan and (ii) any costs and damages (if any)  incurred by the Trust in  connection  with any  violation  of such  Mortgage  Loan of any  anti-predatory  or abusive lending laws.

                  Rating Agencies: Standard & Poor's and Moody's, each a "Rating Agency."

                  Securities Act: The Securities Act of 1933, as amended.

                  Security  Instrument:  A written  instrument  creating a valid first lien on a Mortgaged Property securing a Mortgage  Note,  which may be any  applicable  form of mortgage,  deed of trust,  deed to secure debt or security deed, including any riders or addenda thereto.

                  Standard & Poor's:  Standard & Poor's Ratings Services, a division of The McGraw-Hill  Companies,
Inc. or its successors in interest.

                  Substitute  Mortgage  Loan: A mortgage loan  substituted  for a Deleted  Mortgage Loan which must meet on the date of such  substitution the requirements  stated herein and in the Pooling and Servicing  Agreement;
upon such substitution, such mortgage loan shall be a "Mortgage Loan" hereunder.

                  Value:  The value of the Mortgaged  Property at the time of origination  of the related  Mortgage
Loan,  such value  being the lesser of (i) the value of such  property  set forth in an  appraisal  accepted by the applicable originator of the Mortgage Loan or (ii) the sales price of such property at the time of origination.

______________________

(1)      Please contact Bear, Stearns & Co. Inc. for Acquisition Price.

                  SECTION 2.........Purchase and Sale of the Mortgage Loans and Related Rights.

                  (i)      Upon  satisfaction  of the conditions set forth in Section 10 hereof,  the Mortgage Loan
Seller  agrees to sell,  and the  Purchaser  agrees to purchase  Mortgage  Loans  having an  aggregate  outstanding principal balance as of the Cut-off Date equal to the Cut-off Date Balance.

                  (ii)     The  closing for the  purchase  and sale of the  Mortgage  Loans and the closing for the issuance of the  Certificates  will take place on the Closing Date at the office of the Purchaser's  counsel in New
York, New York or such other place as the parties shall agree.

                  (iii)    Upon the  satisfaction of the conditions set forth in Section 10 hereof,  on the Closing
Date,  the  Purchaser  shall pay to the  Mortgage  Loan  Seller the  Acquisition  Price for the  Mortgage  Loans in
immediately  available  funds by wire  transfer to such account or accounts as shall be  designated by the Mortgage
Loan Seller.

                  (iv)     In addition to the  foregoing,  on the Closing Date the Mortgage Loan Seller  assigns to the Purchaser all of its right,  title and interest in the  Servicing  Agreements  (other than its right to enforce the representations and warranties set forth therein).

                  SECTION 3.........Mortgage  Loan  Schedules.  The Mortgage  Loan Seller  agrees to provide to the
Purchaser  as of the date hereof a  preliminary  listing of the Mortgage  Loans (the  "Preliminary  Mortgage  Loan
Schedule")  setting  forth the  information  listed on  Exhibit 2 to this  Agreement  with  respect  to each of the
Mortgage  Loans being sold by the  Mortgage  Loan Seller.  If there are changes to the  Preliminary  Mortgage  Loan
Schedule,  the Mortgage  Loan Seller shall  provide to the  Purchaser as of the Closing Date a final  schedule (the
"Final  Mortgage Loan Schedule")  setting forth the information  listed on Exhibit 2 to this Agreement with respect to each of the Mortgage  Loans being sold by the Mortgage  Loan Seller to the  Purchaser.  The Final  Mortgage Loan
Schedule  shall be  delivered  to the  Purchaser  on the Closing  Date,  shall be attached to an  amendment to this
Agreement  to be executed on the Closing  Date by the parties  hereto and shall be in form and  substance  mutually agreed to by the  Mortgage  Loan  Seller  and the  Purchaser  (the  "Amendment").  If there are no  changes  to the
Preliminary  Mortgage Loan  Schedule,  the  Preliminary  Mortgage Loan  Schedule  shall be the Final  Mortgage Loan
Schedule for all purposes hereof.

                  SECTION 4.........Mortgage Loan Transfer.

                  (i)      The Purchaser  will be entitled to all  scheduled  payments of principal and interest on the Mortgage  Loans due after the Cut-off Date  (regardless of when actually  collected) and all payments  thereon, other than  scheduled  principal and interest,  received  after the Cut-off Date.  The Mortgage Loan Seller will be entitled to all  scheduled  payments of principal  and interest on the Mortgage  Loans due on or before the Cut-off
Date  (including  payments  collected  after the  Cut-off  Date) and all  payments  thereon,  other than  scheduled principal and interest,  received on or before the Cut-off Date.  Such principal  amounts and any interest  thereon belonging  to the  Mortgage  Loan  Seller as  described  above will not be included  in the  aggregate  outstanding principal balance of the Mortgage Loans as of the Cut-off Date as set forth on the Final Mortgage Loan Schedule.

                  (ii)     Pursuant  to  various  conveyance  documents  to be  executed  on the  Closing  Date and pursuant to the Pooling and Servicing  Agreement,  the Purchaser  will assign on the Closing Date all of its right, title and  interest in and to the  Mortgage  Loans to the Trustee  for the  benefit of the  Certificateholders.  In connection with the transfer and assignment of the Mortgage  Loans,  the Mortgage Loan Seller has delivered or will deliver  or cause to be  delivered  to the  Trustee by the  Closing  Date or such later date as is agreed to by the
Purchaser  and the  Mortgage  Loan  Seller  (each of the  Closing  Date and such  later  date is  referred  to as a
"Mortgage File Delivery Date"), the items of each Mortgage File, provided,  however, that in lieu of the foregoing, the Mortgage Loan Seller may deliver the  following  documents,  under the  circumstances  set forth below:  (x) in lieu of the original  Security  Instrument,  assignments  to the Trustee or intervening  assignments  thereof which have been delivered,  are being delivered or will, upon receipt of recording  information  relating to the Security
Instrument  required to be included  thereon,  be delivered to recording  offices for  recording  and have not been returned to the  Mortgage  Loan Seller in time to permit  their  delivery as specified  above,  the  Mortgage  Loan
Seller may deliver a true copy  thereof with a  certification  by the  Mortgage  Loan  Seller,  on the face of such copy,  substantially  as  follows:  "Certified  to be a true  and  correct  copy of the  original,  which  has been transmitted  for  recording"  (y) in lieu of the Security  Instrument,  assignments  to the Trustee or  intervening assignments  thereof,  if the  applicable  jurisdiction  retains the originals of such documents (as evidenced by a certification  from the Mortgage  Loan Seller to such effect) the Mortgage Loan Seller may deliver  photocopies  of such  documents  containing  an original  certification  by the  judicial or other  governmental  authority  of the jurisdiction  where such documents  were  recorded;  and (z) in lieu of the Mortgage Notes relating to the Mortgage
Loans,  each  identified  in the list  delivered  by the  Purchaser to the Trustee on the Closing Date and attached hereto as Exhibit 5, the Mortgage  Loan Seller may deliver lost note  affidavits  and  indemnities  of the Mortgage
Loan Seller;  and provided  further,  however,  that in the case of Mortgage  Loans which have been prepaid in full after the Cut-off Date and prior to the Closing  Date,  the Mortgage Loan Seller,  in lieu of delivering  the above documents,  may deliver to the Trustee a  certification  by the Mortgage Loan Seller or the Master Servicer to such effect.  The Mortgage Loan Seller shall deliver such original  documents  (including  any original  documents as to which certified  copies had previously been delivered) or such certified  copies to the Trustee promptly after they are  received.  The Mortgage  Loan Seller shall cause the Mortgage  and  intervening  assignments,  if any, and the assignment of the Security  Instrument  to be recorded not later than 180 days after the Closing Date,  unless such assignment is not required to be recorded under the terms set forth in Section 6(i) hereof.

                  (iii)    The  Mortgage  Loan  Seller  and the  Purchaser  acknowledge  hereunder  that all of the
Mortgage  Loans  and  the  related  servicing  will  ultimately  be  assigned  to  JPMorgan  Chase  Bank,  National
Association, as Trustee for the benefit of the Certificateholders, on the date hereof.

                  SECTION 5.........Examination of Mortgage Files.

                  (i)      On or before the Mortgage  File Delivery  Date,  the Mortgage Loan Seller will have made the Mortgage  Files  available to the  Purchaser  or its agent for  examination  which may be at the offices of the
Trustee or the Mortgage Loan Seller and/or the Mortgage  Loan  Seller's  custodian.  The fact that the Purchaser or its agent has conducted or has failed to conduct any partial or complete  examination  of the Mortgage  Files shall not affect the  Purchaser's  rights to demand cure,  repurchase,  substitution  or other relief as provided in this
Agreement.  In furtherance of the  foregoing,  the Mortgage Loan Seller shall make the Mortgage Files  available to the  Purchaser or its agent from time to time so as to permit the  Purchaser to confirm the Mortgage  Loan Seller's compliance  with the  delivery  and  recordation  requirements  of this  Agreement  and the Pooling  and  Servicing
Agreement.  In  addition,  upon  request  of the  Purchaser,  the  Mortgage  Loan  Seller  agrees to provide to the
Purchaser,  Bear Stearns and to any investors or prospective  investors in the Certificates  information  regarding the Mortgage Loans and their  servicing,  to make the Mortgage Files  available to the Purchaser,  Bear Stearns and to such  investors or  prospective  investors  (which may be at the offices of the Mortgage  Loan Seller and/or the
Mortgage Loan Seller's  custodian)  and to make  available  personnel  knowledgeable  about the Mortgage  Loans for discussions with the Purchaser,  Bear Stearns and such investors or prospective investors,  upon reasonable request during regular  business  hours,  sufficient to permit the Purchaser,  Bear Stearns and such investors or potential investors to conduct such due diligence as any such party reasonably believes is appropriate.

                  (ii)     Pursuant to the Pooling and Servicing  Agreement,  on the Closing Date the Trustee,  for
the benefit of the  Certificateholders,  will review or cause the  Custodian to review items of the Mortgage  Files as set forth on  Exhibit 1 and will  deliver or cause the  Custodian  to deliver  to the  Mortgage  Loan  Seller an initial certification in the form attached as Exhibit One to the Custodial Agreement.

                  (iii)    Pursuant to the Pooling and  Servicing  Agreement,  within 90 days of the Closing  Date, the  Trustee  will  review or shall  cause the  Custodian  to review  items of the  Mortgage  Files as set forth on
Exhibit  1 and will  deliver  to the  Mortgage  Loan  Seller  and the  Master  Servicer  an  interim  certification substantially in the form of Exhibit Two to the Custodial Agreement.

                  (iv)     Pursuant to the Pooling and  Servicing  Agreement,  within 180 days of the Closing  Date
(or, with respect to any Substitute  Mortgage  Loan,  within five Business Days after the receipt by the Trustee or
Custodian  thereof)  the Trustee will review or cause the  Custodian  to review items of the Mortgage  Files as set forth on Exhibit 1 and will  deliver to the  Mortgage  Loan  Seller and the Master  Servicer a final  certification substantially  in the form of  Exhibit  Three to the  Custodial  Agreement.  If the  Trustee is unable to deliver a final  certification  with respect to the items listed in Exhibit 1 due to any  document  that is missing,  has not been executed,  is unrelated,  determined on the basis of the Mortgagor name,  original  principal balance and loan number,  to the Mortgage  Loans  identified  in the Final  Mortgage Loan Schedule or appears to be defective on its face (a "Material  Defect"),  the Trustee or the Custodian,  as its agent,  shall promptly notify the Mortgage Loan
Seller of such Material  Defect.  The Mortgage Loan Seller shall correct or cure any such Material Defect within 90 days from the date of notice from the Trustee or the  Custodian,  as its agent,  of the Material  Defect and if the
Mortgage  Loan Seller does not correct or cure such Material  Defect within such period and such defect  materially and adversely  affects the interests of the  Certificateholders  in the related  Mortgage  Loan,  the Mortgage Loan
Seller will, in accordance  with the terms of the Pooling and  Servicing  Agreement,  within 90 days of the date of notice,  provide the Trustee with a Substitute  Mortgage Loan (if within two years of the Closing Date) or purchase the related  Mortgage  Loan at the  applicable  Purchase  Price;  provided  that,  if such  defect  would cause the
Mortgage  Loan to be other than a  "qualified  mortgage"  as defined in Section  860G(a)(3)  of the Code,  any such cure,  repurchase or  substitution  must occur within 90 days from the date such breach was  discovered;  provided, however,  that if such defect  relates  solely to the inability of the Mortgage Loan Seller to deliver the original security  instrument  or  intervening  assignments  thereof,  or a certified  copy  because the  originals  of such documents,  or a certified  copy, have not been returned by the applicable  jurisdiction,  the Mortgage Loan Seller shall not be required to purchase such Mortgage Loan if the Mortgage Loan Seller  delivers such original  documents or  certified  copy  promptly  upon  receipt,  but in no event  later than 360 days  after the  Closing  Date.  The foregoing  repurchase  obligation  shall not apply in the event that the Mortgage Loan Seller  cannot  deliver such original or copy of any document  submitted for recording to the  appropriate  recording  office in the  applicable jurisdiction  because such  document has not been  returned by such office;  provided that the Mortgage Loan Seller shall  instead  deliver a  recording  receipt of such  recording  office or, if such  receipt is not  available,  a certificate of Mortgage Loan Seller or a Servicing  Officer  confirming  that such documents have been accepted for recording,  and delivery to the Trustee or the  Custodian,  as its agent,  shall be effected by the  Mortgage  Loan
Seller within thirty days of its receipt of the original recorded document.

                  (v)      At the time of any  substitution,  the Mortgage Loan Seller shall deliver or cause to be delivered the Substitute  Mortgage Loan, the related  Mortgage File and any other  documents and payments  required to be delivered in connection with a substitution  pursuant to the Pooling and Servicing Agreement.  At the time of any purchase or  substitution,  the Trustee  shall (i) assign to the Mortgage  Loan Seller and release or cause the
Custodian to release the documents (including,  but not limited to, the Mortgage,  Mortgage Note and other contents of the Mortgage  File) in its  possession or in the  possession of the Custodian  relating to the Deleted  Mortgage
Loan and (ii) execute and deliver such  instruments of transfer or assignment,  in each case without  recourse,  as shall be necessary to vest in the Mortgage Loan Seller title to such Deleted Mortgage Loan.

                  SECTION 6.........Recordation of Assignments of Mortgage.

                  (i)      The Mortgage Loan Seller  shall,  promptly  after the Closing Date,  cause each Mortgage and each  assignment  of Mortgage  from the Mortgage  Loan Seller to the Trustee,  and all  unrecorded  intervening assignments,  if any,  delivered on or prior to the Closing Date,  to be recorded in all  recording  offices in the jurisdictions  where the related  Mortgaged  Properties are located;  provided,  however,  the Mortgage Loan Seller need not cause to be recorded  any  assignment  which  relates to a Mortgage  Loan if (a) such  recordation  is not required by the Rating  Agencies or an Opinion of Counsel has been  provided to the Trustee  which  states that the recordation of such assignment is not necessary to protect the Trustee's  interest in the related  Mortgage Loan or
(b) MERS is identified  on the Mortgage or a properly  recorded  assignment  of the  Mortgage,  as the Mortgagee of record  solely as nominee  for the  Mortgage  Loan  Seller  and its  successors  and  assigns;  provided,  however, notwithstanding  the  delivery of any Opinion of Counsel,  each  assignment  of  Mortgage  shall be  submitted  for recording by the Mortgage Loan Seller in the manner  described  above,  at no expense to the Trust Fund or Trustee, upon the  earliest to occur of (i)  reasonable  direction  by the  Holders of  Certificates  evidencing  Fractional
Undivided Interests  aggregating not less than 25% of the Trust, (ii) the occurrence of an Event of Default,  (iii)
the  occurrence  of a  bankruptcy,  insolvency  or  foreclosure  relating to the Mortgage  Loan Seller and (iv) the occurrence of a servicing transfer as described in Section 8.02 of the Pooling and Servicing Agreement.

                  While each such  Mortgage or  assignment  is being  recorded,  if  necessary,  the Mortgage  Loan
Seller shall leave or cause to be left with the Trustee a certified  copy of such  Mortgage or  assignment.  In the event  that,  within 180 days of the  Closing  Date,  the  Trustee  has not been  provided an Opinion of Counsel as described  above or received  evidence of recording  with respect to each Mortgage Loan  delivered to the Purchaser pursuant to the terms  hereof or as set forth above,  the failure to provide  evidence of recording or such Opinion of Counsel (in the alternative,  if required) shall be considered a Material Defect,  and the provisions of Section
5(iii) and (iv) shall apply. All customary  recording fees and reasonable  expenses  relating to the recordation of the  assignments  of mortgage to the Trustee or the Opinion of Counsel,  as the case may be,  shall be borne by the
Mortgage Loan Seller.

                  (ii)     It is the express  intent of the  parties  hereto that the  conveyance  of the  Mortgage
Loans by the Mortgage Loan Seller to the  Purchaser,  as  contemplated  by this  Agreement be, and be treated as, a sale.  It is,  further,  not the  intention of the parties that such  conveyance be deemed a pledge of the Mortgage
Loans by the Mortgage  Loan Seller to the  Purchaser  to secure a debt or other  obligation  of the  Mortgage  Loan
Seller.  However, in the event that,  notwithstanding  the intent of the parties,  the Mortgage Loans are held by a court of competent  jurisdiction  to continue to be property of the Mortgage Loan Seller,  then (a) this  Agreement shall also be deemed to be a security  agreement  within the meaning of Articles 8 and 9 of the applicable  Uniform
Commercial  Code;  (b) the transfer of the Mortgage  Loans provided for herein shall be deemed to be a grant by the
Mortgage Loan Seller to the Purchaser of a security  interest in all of the Mortgage  Loan  Seller's  right,  title and  interest  in and to the  Mortgage  Loans and all  amounts  payable  to the  holders of the  Mortgage  Loans in accordance  with the terms thereof and all proceeds of the conversion,  voluntary or involuntary,  of the foregoing into cash,  instruments,  securities or other property,  to the extent the Purchaser would otherwise be entitled to own such Mortgage Loans and proceeds  pursuant to Section 4 hereof,  including all amounts,  other than  investment earnings,  from time to time held or  invested in any  accounts  created  pursuant  to the  Pooling  and  Servicing
Agreement,  whether in the form of cash,  instruments,  securities  or other  property;  (c) the  possession by the
Purchaser  or the Trustee of Mortgage  Notes and such other items of  property as  constitute  instruments,  money, negotiable  documents  or chattel  paper shall be deemed to be  "possession  by the secured  party" for purposes of perfecting  the security  interest  pursuant to Section 9-305 (or comparable  provision) of the applicable  Uniform
Commercial  Code;  and (d)  notifications  to persons  holding  such  property,  and  acknowledgments,  receipts or confirmations from persons holding such property,  shall be deemed  notifications to, or acknowledgments,  receipts or  confirmations  from,  financial  intermediaries,  bailees or agents (as  applicable)  of the  Purchaser for the purpose of  perfecting  such  security  interest  under  applicable  law.  Any  assignment  of the  interest of the
Purchaser  pursuant to any  provision  hereof or pursuant to the  Pooling  and  Servicing  Agreement  shall also be deemed to be an  assignment of any security  interest  created  hereby.  The Mortgage Loan Seller and the Purchaser shall, to the extent  consistent with this  Agreement,  take such actions as may be reasonably  necessary to ensure that, if this Agreement were deemed to create a security  interest in the Mortgage  Loans,  such security  interest would be deemed to be a perfected  security  interest of first priority under applicable law and will be maintained as such throughout the term of the Pooling and Servicing Agreement.

                  SECTION 7.........Representations and Warranties of Mortgage Loan Seller Concerning the Mortgage
Loans.  The Mortgage  Loan Seller  hereby  represents  and warrants to the Purchaser as of the Closing Date or such other date as may be specified below with respect to each Mortgage Loan being sold by it:

                  (i)      the  information  set forth in the Mortgage Loan Schedule  hereto is true and correct in all material  respects and the  information  provided to the Rating  Agencies,  including  the Mortgage  Loan level detail, is true and correct according to the Rating Agency requirements;

                  (ii)     immediately  prior to the transfer to the  Purchaser,  the Mortgage  Loan Seller was the
sole owner of beneficial  title and holder of each  Mortgage and Mortgage  Note relating to the Mortgage  Loans and is conveying the same to the Purchaser  free and clear of any and all liens,  claims,  encumbrances,  participation interests,  equities,  pledges,  charges or security  interests of any nature and the Mortgage Loan Seller has full right and authority to sell or assign the same pursuant to this Agreement;

                  (iii)    each Mortgage  Loan at the time it was made  complied in all material  respects with all applicable laws and regulations,  including,  without limitation,  usury, equal credit opportunity,  disclosure and recording laws and all predatory  lending laws;  and each Mortgage Loan has been serviced in all material  respects in accordance  with all  applicable  laws and  regulations,  including,  without  limitation,  usury,  equal credit opportunity,  disclosure  and recording laws and all predatory  lending laws and the terms of the related  Mortgage
Note, the Mortgage and other loan documents;

                  (iv)     there is no monetary  default  existing under any Mortgage or the related  Mortgage Note and there is no material  event which,  with the passage of time or with notice and the  expiration of any grace or cure period,  would constitute a default,  breach or event of  acceleration;  and neither the Mortgage Loan Seller, any of its  affiliates  nor any  servicer of any related  Mortgage  Loan has taken any action to waive any default, breach or event of  acceleration;  no  foreclosure  action is threatened or has been  commenced with respect to the
Mortgage Loan;

                  (v)      the  terms of the  Mortgage  Note and the  Mortgage  have  not  been  impaired,  waived, altered or modified  in any  respect,  except by written  instruments,  (i) if required by law in the  jurisdiction where the  Mortgaged  Property  is  located,  or (ii) to  protect  the  interests  of the  Trustee on behalf of the
Certificateholders;

                  (vi)     no selection  procedure  reasonably  believed by the Mortgage  Loan Seller to be adverse to the interests of the Certificateholders was utilized in selecting the Mortgage Loans;

                  (vii)    each  Mortgage  is a valid and  enforceable  first  lien on the  property  securing  the related  Mortgage Note and each Mortgaged  Property is owned by the Mortgagor in fee simple (except with respect to common areas in the case of  condominiums,  PUDs and de minimis  PUDs) or by  leasehold  for a term longer than the term of the related  Mortgage,  subject only to (i) the lien of current real property taxes and  assessments,  (ii)
covenants,  conditions  and  restrictions,  rights of way,  easements  and other matters of public record as of the date of recording of such Mortgage,  such exceptions being acceptable to mortgage  lending  institutions  generally or specifically  reflected in the appraisal  obtained in connection  with the  origination of the related  Mortgage
Loan or referred to in the lender's title  insurance  policy  delivered to the  originator of the related  Mortgage
Loan and (iii) other matters to which like properties are commonly  subject which do not materially  interfere with the benefits of the security intended to be provided by such Mortgage;

                  (viii)   there  is no  mechanics'  lien or  claim  for  work,  labor or  material  affecting  the premises  subject to any  Mortgage  which is or may be a lien prior to, or equal  with,  the lien of such  Mortgage except those which are insured against by the title insurance policy referred to in (xiii) below;

                  (ix)     there was no  delinquent  tax or  assessment  lien against the  property  subject to any
Mortgage,  except where such lien was being  contested in good faith and a stay had been granted against levying on the property;

                  (x)      there is no valid  offset,  defense or  counterclaim  to any Mortgage  Note or Mortgage, including the obligation of the Mortgagor to pay the unpaid principal and interest on such Mortgage Note;

                  (xi)     the  physical  property  subject to any  Mortgage is free of  material  damage and is in good  repair  and there is no  proceeding  pending  or  threatened  for the total or  partial  condemnation  of any
Mortgaged Property;

                  (xii)    the Mortgaged  Property and all  improvements  thereon comply with all  requirements  of any applicable zoning and subdivision laws and ordinances;

                  (xiii)   a  lender's  title  insurance  policy  (on an ALTA or CLTA  form)  or  binder,  or other assurance of title  customary in the relevant  jurisdiction  therefor in a form acceptable to Fannie Mae or Freddie
Mac, was issued on the date that each  Mortgage Loan was created by a title  insurance  company which was qualified to do business in the  jurisdiction  where the related  Mortgaged  Property is located,  insuring the Mortgage Loan
Seller and its  successors  and  assigns  that the  Mortgage  is a first  priority  lien on the  related  Mortgaged
Property in the original  principal  amount of the  Mortgage  Loan.  The  Mortgage  Loan Seller is the sole insured under such  lender's  title  insurance  policy,  and such policy,  binder or assurance is valid and remains in full force and effect, and each such policy, binder or assurance shall contain all applicable  endorsements  including a negative amortization endorsement, if applicable;

                  (xiv)    at the time of  origination,  each  Mortgaged  Property  was the subject of an appraisal which conformed to the underwriting requirements of the originator of the Mortgage Loan;

                  (xv)     the  improvements  on each Mortgaged  Property  securing a Mortgage Loan are insured (by an insurer which is  acceptable  to the Mortgage Loan Seller)  against loss by fire and such hazards as are covered under a standard  extended  coverage  endorsement in the locale in which the Mortgaged  Property is located,  in an amount  which is not less  than the  lesser  of the  maximum  insurable  value of the  improvements  securing  such
Mortgage Loan or the  outstanding  principal  balance of the Mortgage  Loan, but in no event in an amount less than an amount that is required  to prevent  the  Mortgagor  from being  deemed to be a  co-insurer  thereunder;  if the improvement  on the Mortgaged  Property is a  condominium  unit,  it is included  under the coverage  afforded by a blanket policy for the condominium  project;  if upon origination of the related Mortgage Loan, the improvements on the Mortgaged  Property were in an area identified as a federally  designated  flood area, a flood insurance policy is in effect in an amount  representing  coverage not less than the least of (i) the outstanding  principal balance of the Mortgage Loan,  (ii) the restorable  cost of  improvements  located on such Mortgaged  Property or (iii) the maximum  coverage  available  under federal law; and each Mortgage  obligates the Mortgagor  thereunder to maintain the insurance referred to above at the Mortgagor's cost and expense;

                  (xvi)    each Mortgage Loan  constitutes a "qualified  mortgage" under Section  860G(a)(3)(A)  of the Code and Treasury Regulations Section  1.860G-2(a)(1),  (2), (4), (5), (6), (7) and (9) without reliance on the provisions of Treasury  Regulation  Section  1.860G-2(a)(3) or Treasury  Regulation  Section  1.860G-2(f)(2) or any
other  provision  that would allow a Mortgage  Loan to be treated as a  "qualified  mortgage"  notwithstanding  its failure  to  meet  the  requirements  of  Section  860G(a)(3)(A)  of  the  Code  and  Treasury  Regulation  Section
1.860G-2(a)(1), (2), (4), (5), (6), (7) and (9);

                  (xvii)   each  Mortgage  Loan was  originated  (a)  by a savings  and loan  association,  savings bank,  commercial bank, credit union,  insurance company or similar  institution that is supervised and examined by a federal or state  authority,  (b) by a mortgagee  approved by the  Secretary  of HUD pursuant to Sections 203 and
211 of the National Housing Act, as amended,  or (c) by a mortgage broker or correspondent  lender in a manner such that the related  Mortgage Loan would be regarded for purposes of Section  3(a)(41) of the Securities  Exchange Act
of 1934, as amended, as having been originated by an entity described in clauses (a) or (b) above;

                  (xviii)  none of the  Mortgage  Loans are (a) loans  subject to 12 CFR Part  226.31,  12 CFR Part
226.32  or 12 CFR Part  226.34 of  Regulation  Z, the  regulation  implementing  TILA,  which  implements  the Home
Ownership and Equity  Protection Act of 1994, as amended or (b) "high cost home,"  "covered"  (excluding home loans defined as  "covered  home  loans" in the New  Jersey  Home  Ownership  Security  Act of 2002 that were  originated between  November 26, 2003 and July 7, 2004),  "high risk home" or "predatory"  loans under any  applicable  state, federal or local law (or a similarly  classified loan using different  terminology under a law imposing  heightened regulatory  scrutiny or additional  legal  liability for  residential  mortgage  loans having high interest  rates, points and/or fees);

                  (xix)    no Mortgage  Loan (a) is a "high cost loan" or  "covered  loan" as  applicable  (as such terms are defined in Standard & Poor's LEVELS®  Glossary,  Version 5.6c,  Appendix E, attached  hereto as Exhibit 6 or (b) was  originated  on or after  October 1, 2002  through  March 6, 2003 and is governed  by the  Georgia  Fair
Lending Act;

                  (xx)     the  information  set forth in Schedule A of the Prospectus  Supplement  with respect to the Mortgage Loans is true and correct in all material respects;

                  (xxi)    with  respect to each  Mortgage  Loan in  Sub-Loan  Group II-1,  no borrower  obtained a prepaid single-premium credit-life,  credit disability,  credit unemployment or credit property insurance policy in connection with the origination of such Mortgage Loan;

                  (xxii)   none of the Mortgage  Loans in Sub-Loan  Group II-1  imposes a prepayment  penalty for a term in excess of five years from the origination date;

                  (xxiii) with respect to each  Mortgage  Loan in Sub-Loan  Group II-1,  information  regarding the borrower credit files related to such Mortgage Loan has been furnished to credit  reporting  agencies in compliance with the provisions of the Fair Credit Reporting Act and the applicable implementing regulations;

                  (xxiv)   each Mortgage Loan was  originated in  accordance  with the  underwriting  guidelines of the related originator;

                  (xxv)    each  original  Mortgage  has been  recorded or is in the  process of being  recorded in accordance  with the  requirements  of Section  2.01 of the  Pooling and  Servicing  Agreement  in the  appropriate jurisdictions wherein such recordation is required to perfect the lien thereof for the benefit of the Trust Fund;

                  (xxvi)   the related  Mortgage File contains  each of the  documents  and  instruments  listed in
Section 2.01 of the Pooling and Servicing  Agreement,  subject to any exceptions,  substitutions and qualifications as are set forth in such Section;

                  (xxvii) the Mortgage  Loans are currently  being serviced in accordance  with accepted  servicing practices;

                  (xxviii) at the time of  origination,  each  Mortgaged  Property  was the subject of an appraisal which  conformed to the  underwriting  requirements of the originator of the Mortgage Loan, and the appraisal is in a form which was acceptable to Fannie Mae or FHLMC at the time of origination;

                  (xxix)   none of the  Mortgage  Loans  that are  secured  by  property  located  in the  State of
Illinois are in violation of the provisions of the Illinois Interest Act;

                  (xxx)    with respect to each  Mortgage  Loan that has a prepayment  penalty  feature,  each such prepayment  penalty is enforceable and will be enforced by the Mortgage Loan Seller and each prepayment  penalty is permitted  pursuant to federal,  state and local law,  provided  that (i) no Mortgage Loan will impose a prepayment penalty  for a term in  excess  of five  years  from the date  such  Mortgage  Loan was  originated  and (ii)  such prepayment  penalty is at least equal to the lesser of (A) the maximum amount  permitted  under  applicable law and
(B) six months  interest  at the  related  Mortgage  Interest  Rate on the  amount  prepaid in excess of 20% of the original principal balance of such Mortgage Loan;

                  (xxxi)   with respect to each  Mortgage  Loan in Sub-Loan  Group II-1 and  originated on or after
August 1, 2004,  neither the related  Mortgage  nor the related  Mortgage  Note  requires the borrower to submit to arbitration  to resolve any dispute  arising out of or  relating  in any way to the  origination  of such  Mortgage
Loan;

                  (xxxii)  no  Mortgage  Loan in  Sub-Loan  Group  II-1 is a  balloon  mortgage  loan  that  has an original stated maturity of less than seven (7) years;

                  (xxxiii) no Mortgage  Loan in Sub-Loan  Group II-1 that was  originated  on or after  October 31,
2004,  is  subject  to  mandatory  arbitration  except  when the  terms of the  arbitration  also  contain a waiver provision  that  provides  that in the  event of a sale or  transfer  of such  Mortgage  Loan or  interest  in such
Mortgage Loan to Fannie Mae, the terms of the  arbitration  are null and void and cannot be reinstated.  The Seller hereby  agrees  that the Seller or the  Servicer  of the  Mortgage  Loans in  Sub-Loan  Group II-1 will  notify the borrower in writing  within 60 days of the sale or transfer of such  Mortgage  Loan to Fannie Mae that the terms of arbitration are null and void;

                  (xxxiv) no  borrower  of a Mortgage  Loan in Sub-Loan  Group II-1 was  encouraged  or required to select a product  offered by such  Mortgage  Loan's  originator  which is a higher cost  product  designed for less creditworthy  borrowers,  unless at the time of such  Mortgage  Loan's  origination,  such borrower did not qualify taking into account credit history and  debt-to-income  ratios for a lower-cost  credit product then offered by the
Mortgage  Loan's  originator  or any  affiliate  of that  originator.  If,  at the  time of loan  application,  the borrower may have  qualified  for a  lower-cost  product  than  offered by any  mortgage  lending  affiliate of the
Sub-Loan Group II-1's originator,  then such originator  referred the borrower's  application to such affiliate for underwriting consideration;

                  (xxxv) the  methodology  used in  underwriting  the extension of credit for each Mortgage Loan in
Sub-Loan  Group II-1 employs  objective  mathematical  principles  which relate the borrower's  income,  assets and liabilities  to the  proposed  payment  and  such  underwriting  methodology  does not  rely on the  extent  of the borrower's equity in the collateral as the principal  determining  factor in approving such credit extension.  Such underwriting  methodology  confirmed  that at the time of  origination  (application/approval)  the  borrower had a reasonable ability to make timely payments on such Mortgage Loan;

                  (xxxvi)  With  respect to any  Mortgage  Loan in  Sub-Loan  Group II-1 that  contains a provision permitting imposition of a premium upon a prepayment prior to maturity:  (i) prior to such loan's origination,  the borrower  agreed to such premium in exchange  for a monetary  benefit,  including  but not limited to a rate or fee reduction,  (ii) prior to such loan's  origination,  the  borrower  was offered the option of  obtaining a mortgage loan that did not require  payment of such a premium,  (iii) for loans  originated  on or after  September 1, 2004, the duration of the prepayment  period shall not exceed three (3) years from the date of the note,  unless the loan was  modified  to  reduce  the  prepayment  period to no more than  three  years  from the date of the note and the borrower was notified in writing of such reduction in prepayment period;

                  (xxxvii) no proceeds from any Mortgage Loan in Sub-Loan  Group II-1 were used to purchase  single premium  credit  insurance  policies  or  debt  cancellation  agreements  as part of the  origination  of,  or as a condition to closing, such Mortgage Loan in Sub-Loan Group II-1;

                  (xxxviii)  all  points  and fees  related  to each  Mortgage  Loan in  Sub-Loan  Group  II-1 were disclosed in writing to the mortgagor in accordance  with applicable  state and federal law and regulation.  Except in the case of a Mortgage Loan in Sub-Loan  Group II-1 in an original  principal  amount of less than $60,000 which would have resulted in an  unprofitable  origination,  no mortgagor was charged  "points and fees"  (whether or not financed) in an amount  greater than 5% of the  principal  amount of such loan and such 5% limitation is calculated in accordance with Fannie Mae's  anti-predatory  lending requirements as set forth in the Fannie Mae Selling Guide;
and

                  (xxxix)  all  fees  and  charges  (including  finance  charges)  and  whether  or  not  financed, assessed,  collected or to be collected in connection  with the  origination and servicing of each Mortgage Loan in
Sub-Loan Group II-1 has been disclosed in writing to the borrower in accordance with  applicable  state and federal law and regulation.

                  It is understood and agreed that the  representations  and warranties set forth in this Section 7 will inure to the benefit of the  Purchaser,  its  successors  and  assigns,  notwithstanding  any  restrictive  or qualified  endorsement  on any Mortgage  Note or assignment of Mortgage or the  examination  of any Mortgage  File.
Upon any  substitution for a Mortgage Loan, the  representations  and warranties set forth above shall be deemed to be made by the Mortgage Loan Seller as to any Substitute Mortgage Loan as of the date of substitution.

                  Upon  discovery or receipt of notice by the Mortgage  Loan Seller,  the  Purchaser or the Trustee
of a breach of any  representation  or  warranty  of the  Mortgage  Loan  Seller set forth in this  Section 7 which materially  and  adversely  affects the value of the  interests of the  Purchaser,  the  Certificateholders  or the
Trustee in any of the Mortgage Loans delivered to the Purchaser  pursuant to this Agreement,  the party discovering or receiving  notice of such breach shall give prompt written notice to the others.  In the case of any such breach of a  representation  or warranty  set forth in this  Section 7, within 90 days from the date of  discovery  by the
Mortgage  Loan  Seller,  or the date the  Mortgage  Loan Seller is notified by the party  discovering  or receiving notice of such  breach  (whichever  occurs  earlier),  the  Mortgage  Loan  Seller will (i) cure such breach in all material  respects,  (ii) purchase the affected  Mortgage Loan at the applicable  Purchase Price or (iii) if within two years of the Closing  Date,  substitute a qualifying  Substitute  Mortgage  Loan in exchange for such  Mortgage
Loan;  provided that, (A) in the case of a breach of the representation  and warranty  concerning the Mortgage Loan
Schedule  contained  in clause (i) of this  Section 7, if such breach is  material  and relates to any field on the
Mortgage  Loan  Schedule  which  identifies  any  Prepayment  Charge  or  (B)  in  the  case  of a  breach  of  the representation  contained  in clause  (xxx) of this  Section 7,  then,  in each case,  in lieu of  purchasing  such
Mortgage  Loan from the Trust Fund at the  Purchase  Price,  the  Sponsor  shall pay the  amount of the  Prepayment
Charge (net of any amount previously  collected by or paid to the Trust Fund in respect of such Prepayment  Charge)
from its own funds and without  reimbursement  thereof,  and the Sponsor  shall have no obligation to repurchase or substitute  for such Mortgage Loan.  The  obligations  of the Mortgage Loan Seller to cure,  purchase or substitute a qualifying Substitute Mortgage Loan shall constitute the Purchaser's,  the Trustee's and the  Certificateholder's
sole and  exclusive  remedies  under  this  Agreement  or  otherwise  respecting  a breach  of  representations  or warranties  hereunder with respect to the Mortgage Loans,  except for the obligation of the Mortgage Loan Seller to indemnify  the  Purchaser  for such breach as set forth in and limited by Section 13 hereof.  It is  understood  by the parties hereto that a breach of the  representations  and warranties made in any of clause  (xviii),  (xix)(b),
(xxi),  (xxii),  (xxiii) or (xxxi) of this Section 7 will be deemed to materially and adversely affect the value of the interests of the Purchaser, the Certificateholders or the Trustee in the related Mortgage Loan.

                  Any cause of action  against the Mortgage  Loan Seller  relating to or arising out of a breach by the  Mortgage  Loan Seller of any  representations  and  warranties  made in this  Section 7 shall accrue as to any
Mortgage  Loan upon (i)  discovery  of such  breach by the  Mortgage  Loan  Seller or notice  thereof  by the party discovering  such breach and (ii) failure by the Mortgage  Loan Seller to cure such breach,  purchase such Mortgage
Loan or substitute a qualifying Substitute Mortgage Loan pursuant to the terms hereof.

                   SECTION 8........Representations  and Warranties  Concerning the Mortgage Loan Seller. As of the
date hereof and as of the Closing  Date,  the Mortgage Loan Seller  represents  and warrants to the Purchaser as to itself in the capacity indicated as follows:

(i)      the Mortgage  Loan Seller (i) is a  corporation  duly  organized,  validly  existing and in good  standing under the laws of the State of  Delaware  and (ii) is  qualified  and in good  standing  to do business in each  jurisdiction  where such  qualification  is necessary,  except where the failure so to qualify would not  reasonably be expected to have a material  adverse  effect on the Mortgage Loan Seller's  business as presently  conducted  or on the  Mortgage  Loan  Seller's  ability  to enter  into this  Agreement  and to consummate the transactions contemplated hereby;

(ii)     the  Mortgage  Loan  Seller has full  corporate  power to own its  property,  to carry on its  business as presently conducted and to enter into and perform its obligations under this Agreement;

(iii)    the execution and delivery by the Mortgage Loan Seller of this  Agreement has been duly  authorized by all necessary  action on the part of the Mortgage Loan Seller;  and neither the execution and delivery of this
         Agreement,  nor the  consummation  of the  transactions  herein  contemplated,  nor  compliance  with  the provisions  hereof,  will conflict with or result in a breach of, or  constitute a default  under,  any of the  provisions  of any law,  governmental  rule,  regulation,  judgment,  decree or order  binding on the
         Mortgage  Loan Seller or its  properties  or the charter or by-laws of the Mortgage  Loan  Seller,  except those  conflicts,  breaches or defaults which would not reasonably be expected to have a material  adverse effect  on the  Mortgage  Loan  Seller's  ability  to enter  into this  Agreement  and to  consummate  the transactions contemplated hereby;

(iv)     the  execution,  delivery  and  performance  by the  Mortgage  Loan  Seller  of  this  Agreement  and  the consummation  of the  transactions  contemplated  hereby do not require  the  consent or approval  of, the giving of notice to, the  registration  with,  or the taking of any other action in respect of, any state,
         federal  or  other  governmental  authority  or  agency,  except  those  consents,   approvals,   notices,
         registrations  or other actions as have already been obtained,  given or made and, in connection  with the recordation of the Mortgages, powers of attorney or assignments of Mortgages not yet completed;

(v)      this  Agreement  has been duly  executed  and  delivered  by the  Mortgage  Loan Seller and,  assuming due authorization,  execution and delivery by the  Purchaser,  constitutes  a valid and binding  obligation of the Mortgage  Loan Seller  enforceable  against it in  accordance  with its terms  (subject to  applicable bankruptcy  and  insolvency  laws and other  similar  laws  affecting  the  enforcement  of the  rights of creditors generally);

(vi)     there are no actions,  suits or  proceedings  pending or, to the  knowledge of the  Mortgage  Loan Seller, threatened against the Mortgage Loan Seller,  before or by any court,  administrative  agency,  arbitrator or governmental  body (i) with respect to any of the  transactions  contemplated by this Agreement or (ii)
         with respect to any other matter which in the  judgment of the Mortgage  Loan Seller could  reasonably  be expected to be  determined  adversely  to the  Mortgage  Loan Seller and if  determined  adversely  to the
         Mortgage Loan Seller  materially  and adversely  affect the Mortgage Loan Seller's  ability to perform its obligations  under this  Agreement;  and the  Mortgage  Loan Seller is not in default  with respect to any order of any court,  administrative  agency,  arbitrator  or  governmental  body so as to  materially  and adversely affect the transactions contemplated by this Agreement; and

(vii)    the  Mortgage  Loan  Seller's  Information  (identified  in Exhibit 3 hereof)  does not include any untrue statement of a material  fact or omit to state a material fact  necessary in order to make the  statements made, in light of the circumstances under which they were made, not misleading.

                  SECTION 9.........Representations and Warranties Concerning the Purchaser.  As of the date hereof and as of the Closing Date, the Purchaser represents and warrants to the Mortgage Loan Seller as follows:

(i)      the Purchaser (i) is a limited  liability  company duly organized,  validly  existing and in good standing under the laws of the State of  Delaware  and (ii) is  qualified  and in good  standing  to do business in each  jurisdiction  where such  qualification  is necessary,  except where the failure so to qualify would not  reasonably be expected to have a material  adverse  effect on the  Purchaser's  business as presently conducted or on the  Purchaser's  ability to enter into this Agreement and to consummate the  transactions contemplated hereby;

(ii)     the  Purchaser  has full  corporate  power to own its  property,  to carry on its  business  as  presently conducted and to enter into and perform its obligations under this Agreement;

(iii)    the execution and delivery by the Purchaser of this Agreement  have been duly  authorized by all necessary corporate  action on the part of the Purchaser;  and neither the execution and delivery of this Agreement, nor the consummation of the transactions herein  contemplated,  nor compliance with the provisions hereof, will conflict with or result in a breach of, or constitute a default  under,  any of the provisions of any law, governmental rule, regulation,  judgment,  decree or order binding on the Purchaser or its properties or the  certificate of formation or limited  liability  company  agreement of the Purchaser,  except those conflicts,  breaches or defaults which would not reasonably be expected to have a material  adverse effect on the Purchaser's  ability to enter into this Agreement and to consummate the  transactions  contemplated hereby;

(iv)     the execution,  delivery and  performance by the Purchaser of this Agreement and the  consummation  of the transactions  contemplated  hereby do not require the consent or approval of, the giving of notice to, the registration  with,  or the  taking of any  other  action in  respect  of,  any  state,  federal  or other governmental  authority or agency,  except those  consents,  approvals,  notices,  registrations  or other actions as have already been obtained, given or made;

(v)      this  Agreement has been duly executed and delivered by the  Purchaser  and,  assuming due  authorization, execution  and delivery by the Mortgage  Loan Seller,  constitutes  a valid and binding  obligation of the
         Purchaser  enforceable  against it in  accordance  with its terms  (subject to applicable  bankruptcy  and insolvency laws and other similar laws affecting the enforcement of the rights of creditors generally);

(vi)     there are no actions,  suits or  proceedings  pending or, to the  knowledge of the  Purchaser,  threatened against the Purchaser,  before or by any court,  administrative  agency,  arbitrator or governmental  body
         (i) with respect to any of the  transactions  contemplated  by this  Agreement or (ii) with respect to any other matter which in the judgment of the  Purchaser  will be  determined  adversely to the  Purchaser and will if determined  adversely to the Purchaser  materially and adversely affect the Purchaser's ability to perform its  obligations  under this  Agreement;  and the  Purchaser is not in default with respect to any order of any court,  administrative  agency,  arbitrator  or  governmental  body so as to  materially  and adversely affect the transactions contemplated by this Agreement; and

(vii)    the Purchaser's  Information  (identified in Exhibit 4 hereof) does not include any untrue  statement of a material fact or omit to state a material fact  necessary in order to make the  statements  made, in light of the circumstances under which they were made, not misleading.

         SECTION 10.       Conditions to Closing.

                  (1)      The  obligations  of  the  Purchaser  under  this  Agreement  will  be  subject  to  the satisfaction, on or prior to the Closing Date, of the following conditions:

(a)      Each of the  obligations  of the Mortgage Loan Seller  required to be performed at or prior to the Closing
         Date  pursuant to the terms of this  Agreement  shall have been duly  performed  and complied  with in all material  respects;  all of the  representations  and  warranties  of the Mortgage  Loan Seller under this
         Agreement  shall be true and correct as of the date or dates  specified in all material  respects;  and no event shall have  occurred  which,  with notice or the passage of time,  would  constitute a default under this  Agreement,  or  the  Pooling  and  Servicing  Agreement;  and  the  Purchaser  shall  have  received certificates to that effect signed by authorized officers of the Mortgage Loan Seller.

(b)      The  Purchaser  shall have received all of the following  closing  documents,  in such forms as are agreed upon and  reasonably  acceptable  to the  Purchaser,  duly  executed  by all  signatories  other  than the
         Purchaser as required pursuant to the respective terms thereof:

(i)      If required  pursuant to Section 3 hereof,  the  Amendment  dated as of the Closing Date and any documents referred to therein;

(ii)     If required  pursuant to Section 3 hereof,  the Final Mortgage Loan Schedule  containing  the  information set forth on  Exhibit 2  hereto,  one copy to be  attached  to each  counterpart  of the
                           Amendment;

(iii)    The Pooling and Servicing  Agreement,  in form and substance  reasonably  satisfactory  to the Trustee and the Purchaser, and all documents required thereby duly executed by all signatories;

(iv)     A  certificate  of an  officer  of the  Mortgage  Loan  Seller  dated as of the  Closing  Date,  in a form reasonably  acceptable to the Purchaser,  and attached thereto copies of the charter and by-laws  of the  Mortgage  Loan  Seller  and  evidence  as to the good  standing  of the
                           Mortgage Loan Seller dated as of a recent date;

(v)      One or more opinions of counsel from the Mortgage Loan  Seller's  counsel  otherwise in form and substance reasonably satisfactory to the Purchaser, the Trustee and each Rating Agency;

(vi)     A letter  from each of the Rating  Agencies  giving  each Class of  Certificates  set forth on  Schedule A hereto the rating set forth therein; and

(vii)    Such other documents,  certificates (including additional  representations and warranties) and opinions as may be reasonably  necessary to secure the intended  ratings from each Rating Agency for the Certificates.

(c)      The  Certificates  to be sold to Bear  Stearns  pursuant to the  Underwriting  Agreement  and the Purchase
         Agreement, if applicable, shall have been issued and sold to Bear Stearns.

(d)      The Mortgage Loan Seller shall have  furnished to the Purchaser  such other  certificates  of its officers or others and such other  documents and opinions of counsel to evidence  fulfillment of the conditions set forth in this  Agreement  and the  transactions  contemplated  hereby as the Purchaser and its counsel may reasonably request.

                  (2)      The  obligations  of the Mortgage Loan Seller under this  Agreement  shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

                           (a)      The obligations of the Purchaser  required to be performed by it on or prior to the Closing  Date  pursuant to the terms of this  Agreement  shall have been duly  performed  and complied with in all material respects,  and all of the  representations and warranties of the Purchaser under this
         Agreement  shall be true and correct in all material  respects as of the date hereof and as of the Closing
         Date,  and no event  shall  have  occurred  which  would  constitute  a breach  by it of the terms of this
         Agreement,  and the Mortgage  Loan Seller shall have  received a  certificate  to that effect signed by an authorized officer of the Purchaser.
                           (b)      The Mortgage  Loan Seller shall have  received  copies of all of the  following closing  documents,  in such forms as are agreed  upon and  reasonably  acceptable  to the  Mortgage  Loan
         Seller,  duly executed by all signatories  other than the Mortgage Loan Seller as required pursuant to the respective terms thereof:

(i)      If required  pursuant to Section 3 hereof,  the  Amendment  dated as of the Closing Date and any documents referred to therein;

(ii)     The Pooling and Servicing Agreement,  in form and substance  reasonably  satisfactory to the Mortgage Loan
                           Seller, and all documents required thereby duly executed by all signatories;

(iii)    A  certificate  of an  officer  of the  Purchaser  dated  as of the  Closing  Date,  in a form  reasonably acceptable  to the Mortgage  Loan Seller,  and attached  thereto the written  consent of
                           the  member  of  the  Purchaser  authorizing  the  transactions   contemplated  by  this
                           Agreement  and  the  Pooling  and  Servicing  Agreement,  together  with  copies  of the
                           Purchaser's  certificate of formation,  limited liability company agreement and evidence as to the good standing of the Purchaser dated as of a recent date;

(iv)     One or  more  opinions  of  counsel  from  the  Purchaser's  counsel  in  form  and  substance  reasonably satisfactory to the Mortgage Loan Seller; and

(v)      Such other documents,  certificates (including additional  representations and warranties) and opinions as may be  reasonably  necessary to secure the intended  rating from each Rating Agency for the Certificates.

                  SECTION 11.       Fees and  Expenses.  Subject to Section 16 hereof,  the  Mortgage  Loan  Seller shall pay on the Closing  Date or such later date as may be agreed to by the  Purchaser  (i) the fees and  expenses of the Mortgage Loan Seller's  attorneys and the reasonable  fees and expenses of the Purchaser's  attorneys,  (ii)
the fees and expenses of Deloitte & Touche LLP,  (iii) the fee for the use of  Purchaser's  Registration  Statement
based on the aggregate  original  principal  amount of the  Certificates and the filing fee of the Commission as in effect  on the  date on which  the  Registration  Statement  was  declared  effective,  (iv) the fees and  expenses including  counsel's  fees and expenses in connection  with any "blue sky" and legal  investment  matters,  (v) the fees and expenses of the Trustee which shall include  without  limitation the fees and expenses of the Trustee (and the fees and  disbursements  of its counsel) with respect to (A) legal and document review of this  Agreement,  the
Pooling and Servicing  Agreement,  the Certificates and related  agreements,  (B) attendance at the Closing and (C)
review of the  Mortgage  Loans to be  performed  by the  Trustee,  (vi) the  expenses  for  printing  or  otherwise reproducing the  Certificates,  the Prospectus and the Prospectus  Supplement,  (vii) the fees and expenses of each
Rating  Agency  (both  initial  and  ongoing),  (viii)  the fees  and  expenses  relating  to the  preparation  and recordation of mortgage assignments  (including  intervening  assignments,  if any and if available,  to evidence a complete  chain of title from the  originator  thereof to the Trustee) from the Mortgage Loan Seller to the Trustee or the expenses  relating to the Opinion of Counsel  referred to in Section  6(i)  hereof,  as the case may be, and
(ix)  Mortgage  File due  diligence  expenses  and  other  out-of-pocket  expenses  incurred  by the  Purchaser  in connection  with the  purchase  of the  Mortgage  Loans  and by Bear  Stearns  in  connection  with the sale of the
Certificates.  The Mortgage  Loan Seller  additionally  agrees to pay directly to any third party on a timely basis the fees provided for above which are charged by such third party and which are billed periodically.

                  SECTION 12.       Accountants' Letters.

(i)      Deloitte & Touche LLP will review the  characteristics  of a sample of the Mortgage Loans described in the
Final  Mortgage Loan Schedule and will compare  those  characteristics  to the  description  of the Mortgage  Loans contained in the Prospectus  Supplement under the captions  "Summary of Terms - The Mortgage Pool" and "Description
of the Mortgage  Loans" and in Schedule A thereto.  The Mortgage Loan Seller will  cooperate  with the Purchaser in making available all information and taking all steps  reasonably  necessary to permit such accountants to complete the review and to deliver the  letters  required of them under the  Underwriting  Agreement.  Deloitte & Touche LLP will also confirm  certain  calculations  as set forth under the caption "Yield and Prepayment  Considerations"  in the Prospectus Supplement.

(ii)     To the extent  statistical  information  with  respect to the Master  Servicer's  servicing  portfolio  is included in the Prospectus  Supplement under the caption "The Master  Servicer," a letter from the certified public accountant  for the  Master  Servicer  will  be  delivered  to the  Purchaser  dated  the  date  of the  Prospectus
Supplement,  in the form previously  agreed to by the Mortgage Loan Seller and the Purchaser,  with respect to such statistical information.

                  SECTION 13.       Indemnification.

(i)      The Mortgage Loan Seller shall  indemnify and hold harmless the Purchaser and its directors,  officers and controlling  persons (as defined in Section 15 of the Securities Act) from and against any loss,  claim,  damage or liability or action in respect thereof,  to which they or any of them may become subject,  under the Securities Act or  otherwise,  insofar as such loss,  claim,  damage,  liability or action arises out of, or is based upon (i) any untrue  statement of a material fact contained in the Mortgage Loan Seller's  Information as identified in Exhibit
3, the omission to state in the  Prospectus  Supplement  or  Prospectus  (or any  amendment  thereof or  supplement thereto  approved by the  Mortgage  Loan Seller and in which  additional  Mortgage  Loan  Seller's  Information  is identified),  in reliance upon and in conformity  with Mortgage Loan Seller's  Information a material fact required to be stated therein or necessary to make the statements  therein in light of the  circumstances in which they were made, not misleading,  (ii) any  representation or warranty assigned or made by the Mortgage Loan Seller in Section
7 or Section 8 hereof  being,  or alleged to be,  untrue or  incorrect,  or (iii) any failure by the Mortgage  Loan
Seller to perform  its  obligations  under this  Agreement;  and the  Mortgage  Loan  Seller  shall  reimburse  the
Purchaser  and each  other  indemnified  party  for any legal and other  expenses  reasonably  incurred  by them in connection with investigating or defending or preparing to defend against any such loss, claim,  damage,  liability or action.

                  The  foregoing  indemnity  agreement  is in addition to any  liability  which the  Mortgage  Loan
Seller otherwise may have to the Purchaser or any other such indemnified party.

(ii)     The Purchaser  shall  indemnify and hold harmless the Mortgage Loan Seller and its  respective  directors, officers  and  controlling  persons  (as  defined in Section 15 of the  Securities  Act) from and against any loss, claim,  damage or liability or action in respect  thereof,  to which they or any of them may become subject,  under the  Securities Act or otherwise,  insofar as such loss,  claim,  damage,  liability or action arises out of, or is based upon (a) any untrue  statement of a material fact contained in the  Purchaser's  Information as identified in
Exhibit  4, the  omission  to state in the  Prospectus  Supplement  or  Prospectus  (or any  amendment  thereof  or supplement  thereto approved by the Purchaser and in which additional  Purchaser's  Information is identified),  in reliance upon and in conformity  with the  Purchaser's  Information,  a material fact required to be stated therein or  necessary  to make  the  statements  therein  in light  of the  circumstances  in which  they  were  made,  not misleading,  (b) any  representation or warranty made by the Purchaser in Section 9 hereof being, or alleged to be, untrue or incorrect,  or (c) any failure by the Purchaser to perform its obligations under this Agreement;  and the
Purchaser  shall  reimburse  the Mortgage  Loan Seller,  and each other  indemnified  party for any legal and other expenses  reasonably  incurred by them in  connection  with  investigating  or defending or preparing to defend any such loss, claim,  damage,  liability or action. The foregoing  indemnity agreement is in addition to any liability which the Purchaser otherwise may have to the Mortgage Loan Seller, or any other such indemnified party,

(iii)    Promptly  after  receipt  by an  indemnified  party  under  subsection  (i) or (ii) above of notice of the commencement of any action,  such indemnified  party shall, if a claim in respect thereof is to be made against the indemnifying  party  under such  subsection,  notify each party  against  whom  indemnification  is to be sought in writing of the commencement  thereof (but the failure so to notify an indemnifying  party shall not relieve it from any  liability  which it may have under this  Section 13 except to the extent  that it has been  prejudiced  in any material  respect by such failure or from any liability  which it may have  otherwise).  In case any such action is brought against any indemnified  party,  and it notifies an indemnifying  party of the  commencement  thereof,  the indemnifying  party will be  entitled to  participate  therein  and,  to the extent it may elect by written  notice delivered to the  indemnified  party  promptly  (but, in any event,  within 30 days) after  receiving the aforesaid notice from such  indemnified  party,  to assume the defense thereof with counsel  reasonably  satisfactory to such indemnified party.  Notwithstanding the foregoing,  the indemnified party or parties shall have the right to employ its or their own counsel in any such case,  but the fees and  expenses of such  counsel  shall be at the expense of such  indemnified  party or parties unless (a) the employment of such counsel shall have been authorized in writing by one of the  indemnifying  parties in connection with the defense of such action,  (b) the  indemnifying  parties shall not have  employed  counsel to have  charge of the  defense of such  action  within a  reasonable  time after notice of  commencement of the action,  or (c) such  indemnified  party or parties shall have reasonably  concluded that there is a conflict of interest  between  itself or themselves  and the  indemnifying  party in the conduct of the  defense  of any  claim  or that the  interests  of the  indemnified  party or  parties  are not  substantially co-extensive  with those of the  indemnifying  party (in which  case the  indemnifying  parties  shall not have the right to direct the defense of such action on behalf of the indemnified  party or parties),  in any of which events such fees and expenses shall be borne by the indemnifying parties (provided,  however,  that the indemnifying party shall be  liable  only  for the  fees  and  expenses  of one  counsel  in  addition  to one  local  counsel  in the jurisdiction  involved.  Anything in this subsection to the contrary  notwithstanding,  an indemnifying party shall not be liable for any settlement or any claim or action effected  without its written consent;  provided,  however, that such consent was not unreasonably withheld.

(iv)     If the  indemnification  provided for in  paragraphs  (i) and (ii) of this Section 13 shall for any reason be  unavailable  to an  indemnified  party in respect of any loss,  claim,  damage or  liability,  or any action in respect  thereof,  referred  to in Section  13,  then the  indemnifying  party  shall in lieu of  indemnifying  the indemnified  party  contribute  to the amount paid or payable by such  indemnified  party as a result of such loss, claim,  damage or liability,  or action in respect  thereof,  in such proportion as shall be appropriate to reflect the  relative  benefits  received by the Mortgage  Loan Seller on the one hand and the  Purchaser on the other from the  purchase  and sale of the  Mortgage  Loans,  the  offering  of the  Certificates  and the  other  transactions contemplated  hereunder.  No  person  found  liable  for  a  fraudulent  misrepresentation  shall  be  entitled  to contribution from any person who is not also found liable for such fraudulent misrepresentation.

(v)      The parties hereto agree that reliance by an indemnified  party on any publicly  available  information or any information or directions  furnished by an  indemnifying  party shall not constitute  negligence,  bad faith or willful misconduct by such indemnified party.

                  SECTION 14.       Notices. All demands,  notices and communications hereunder shall be in writing but may be delivered by facsimile  transmission  subsequently  confirmed in writing.  Notices to the Mortgage  Loan
Seller shall be directed to EMC  Mortgage  Corporation,  Mac Arthur  Ridge II, 909 Hidden  Ridge Drive,  Suite 200,
Irving,  Texas 75038  (Telecopy:  (972-444-2880)),  and notices to the Purchaser  shall be directed to Bear Stearns
Asset  Backed  Securities  I LLC,  383  Madison  Avenue,  New  York,  New York  10179  (Telecopy:  (212-272-7206)),
Attention:  Baron  Silverstein;  or to any other  address as may  hereafter  be furnished by one party to the other party by like notice. Any such demand,  notice or communication  hereunder shall be deemed to have been received on the date received at the premises of the addressee (as evidenced,  in the case of registered or certified  mail, by the date noted on the return  receipt)  provided that it is received on a Business Day during normal business hours and, if received after normal business hours, then it shall be deemed to be received on the next Business Day.

                  SECTION 15.       Transfer  of  Mortgage  Loans.  The  Purchaser  retains the right to assign the
Mortgage  Loans and any or all of its  interest  under this  Agreement  to the  Trustee  without the consent of the
Mortgage  Loan  Seller,  and,  upon such  assignment,  the  Trustee  shall  succeed  to the  applicable  rights and obligations of the Purchaser  hereunder;  provided,  however,  the Purchaser  shall remain entitled to the benefits set forth in Sections 11, 13 and 17 hereto and as provided in Section  2(i).  Notwithstanding  the  foregoing,  the sole and  exclusive  right and remedy of the Trustee  with respect to a breach of a  representation  or warranty of the Mortgage  Loan Seller  shall be the cure,  purchase or  substitution  obligations  of the Mortgage  Loan Seller contained in Sections 5 and 7 hereof.

                  SECTION 16.       Termination.  This Agreement may be terminated (a) by the mutual consent of the parties  hereto prior to the Closing Date, (b) by the Purchaser,  if the conditions to the  Purchaser's  obligation to close set forth under  Section  10(1) hereof are not  fulfilled  as and when  required to be fulfilled or (c) by the Mortgage Loan Seller,  if the  conditions  to the Mortgage  Loan  Seller's  obligation to close set forth under
Section 10(2) hereof are not fulfilled as and when required to be fulfilled.  In the event of termination  pursuant to clause (b), the Mortgage  Loan Seller  shall pay,  and in the event of  termination  pursuant to clause (c), the
Purchaser  shall  pay,  all  reasonable  out-of-pocket  expenses  incurred  by the  other  in  connection  with the transactions  contemplated  by this  Agreement.  In the event of a  termination  pursuant to clause (a), each party shall be responsible for its own expenses.

                  SECTION 17.       Representations,   Warranties   and   Agreements  to  Survive   Delivery.   All
representations,  warranties and agreements  contained in this Agreement,  or contained in certificates of officers of the Mortgage Loan Seller  submitted  pursuant  hereto,  shall remain  operative and in full force and effect and shall survive  delivery of the Mortgage  Loans to the Purchaser  (and by the Purchaser to the Trustee).  Subsequent
to  the  delivery  of the  Mortgage  Loans  to the  Purchaser,  the  Mortgage  Loan  Seller's  representations  and warranties  contained  herein with  respect to the Mortgage  Loans shall be deemed to relate to the Mortgage  Loans actually  delivered to the Purchaser and included in the Final Mortgage Loan Schedule and any  Substitute  Mortgage
Loan and not to those  Mortgage  Loans deleted from the  Preliminary  Mortgage Loan Schedule  pursuant to Section 3 hereof prior to the closing of the transactions contemplated hereby or any Deleted Mortgage Loan.

                  SECTION 18.       Severability.  If any  provision  of this  Agreement  shall  be  prohibited  or invalid under  applicable law, this Agreement shall be ineffective  only to such extent,  without  invalidating the remainder of this Agreement.

                  SECTION 19.       Counterparts.  This  Agreement may be executed in  counterparts,  each of which will be an original, but which together shall constitute one and the same agreement.

                  SECTION 20.       Amendment.  This Agreement  cannot be amended or modified in any manner without the prior written consent of each party.

                  SECTION 21.       GOVERNING LAW. THIS  AGREEMENT  SHALL BE DEEMED TO HAVE BEEN MADE AND PERFORMED
IN THE STATE OF NEW YORK AND SHALL BE  INTERPRETED  IN ACCORDANCE  WITH THE LAWS OF SUCH STATE,  WITHOUT  REGARD TO
CONFLICT OF LAWS PRINCIPLES OF SUCH STATE.

                  SECTION 22.       Further  Assurances.  Each of the parties  agrees to execute  and deliver  such instruments  and take such  actions  as  another  party  may,  from time to time,  reasonably  request  in order to effectuate  the purpose and to carry out the terms of this Agreement  including any amendments  hereto which may be required by either Rating Agency.

                  SECTION 23.       Successors and Assigns.  This Agreement  shall bind and inure to the benefit of and be  enforceable by the Mortgage Loan Seller and the Purchaser and their  permitted  successors and assigns and, to the extent specified in Section 13 hereof, Bear Stearns,  and their directors,  officers and controlling persons
(within the  meaning of federal  securities  laws).  The  Mortgage  Loan  Seller  acknowledges  and agrees that the
Purchaser may assign its rights under this Agreement (including,  without limitation,  with respect to the Mortgage
Loan Seller's  representations and warranties  respecting the Mortgage Loans) to the Trustee. Any person into which the Mortgage Loan Seller may be merged or consolidated  (or any person  resulting from any merger or  consolidation involving  the Mortgage  Loan Seller),  any person  resulting  from a change in form of the Mortgage Loan Seller or any person  succeeding to the business of the Mortgage  Loan Seller,  shall be considered  the  "successor"  of the
Mortgage  Loan Seller  hereunder  and shall be  considered  a party hereto  without the  execution or filing of any paper or any  further  act or consent on the part of any party  hereto.  Except as  provided  in the two  preceding sentences and in Section 15 hereto,  this Agreement  cannot be assigned,  pledged or  hypothecated  by either party hereto  without the written  consent of the other parties to this  Agreement  and any such  assignment or purported assignment shall be deemed null and void.

                  SECTION 24.       The Mortgage  Loan Seller and the  Purchaser.  The Mortgage Loan Seller and the
Purchaser will keep in full effect all rights as are necessary to perform their respective  obligations  under this
Agreement.

                  SECTION 25.       Entire   Agreement.   This   Agreement   contains  the  entire   agreement  and
understanding  between  the parties  with  respect to the  subject  matter  hereof,  and  supersedes  all prior and contemporaneous  agreements,  understandings,  inducements and conditions,  express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof.

                  SECTION 26.       No  Partnership.  Nothing  herein  contained  shall be deemed or  construed  to create a partnership or joint venture between the parties hereto.

                                    [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS  WHEREOF,  the parties  hereto have caused their names to be signed hereto by their  respective duly authorized officers as of the date first above written.

                                                              EMC MORTGAGE CORPORATION

                                                              By:
                                                              Name:
                                                              Title:

                                                              BEAR STEARNS ASSET BACKED SECURITIES I LLC

                                                              By:
                                                              Name:
                                                              Title:

                                                      EXHIBIT 1
                                              CONTENTS OF MORTGAGE FILE

         With respect to each Mortgage  Loan,  the Mortgage File shall include each of the following  items,  which shall be available for  inspection by the Purchaser or its designee,  and which shall be delivered to the Purchaser or its designee pursuant to the terms of the Agreement:

                  (i)      The original  Mortgage Note,  endorsed  without recourse to the order of the Trustee and showing an unbroken chain of  endorsements  from the original payee thereof to the Person  endorsing it to the Trustee, or lost note affidavit;

                  (ii)     The  original  Mortgage  and, if the  related  Mortgage  Loan is a MOM Loan,  noting the presence of the MIN and language  indicating that such Mortgage Loan is a MOM Loan,  which shall have been recorded  (or if the  original  is not  available,  a copy),  with  evidence of such  recording  indicated
         thereon (or if the original  Security  Instrument,  assignments to the Trustee or intervening  assignments thereof which have been  delivered,  are being  delivered or will,  upon receipt of recording  information relating to the Security  Instrument  required to be included  thereon,  be delivered to recording offices for recording  and have not been  returned to the Mortgage  Loan Seller in time to permit their  recording as specified in Section 2.01(b) of the Pooling and Servicing Agreement, shall be in recordable form);

                  (iii)     Unless the Mortgage Loan is a MOM Loan, a certified copy of the  assignment  (which may be in the form of a blanket  assignment if permitted in the  jurisdiction in which the Mortgaged  Property is located) to "JPMorgan Chase Bank, National  Association,  as Trustee",  with evidence of recording with respect  to  each  Mortgage  Loan  in the  name  of the  Trustee  thereon  (or  if the  original  Security
         Instrument,  assignments to the Trustee or intervening assignments thereof which have been delivered,  are being  delivered  or will,  upon  receipt of recording  information  relating to the  Security  Instrument required to be included  thereon,  be  delivered  to  recording  offices for  recording  and have not been returned to the Mortgage Loan Seller in time to permit their  delivery as specified in Section  2.01(b) of the Pooling and  Servicing  Agreement,  the  Mortgage  Loan Seller may deliver a true copy  thereof with a certification  by the  Mortgage  Loan  Seller,  on the  face  of  such  copy,  substantially  as  follows:
         "Certified to be a true and correct copy of the original, which has been transmitted for recording");

                  (iv)     All intervening  assignments of the Security  Instrument,  if applicable and only to the extent available to the Mortgage Loan Seller with evidence of recording thereon;

                  (v)      The  original  or a copy of the  policy or  certificate  of  primary  mortgage  guaranty insurance, to the extent available, if any;

                  (vi)     The original  policy of title  insurance or mortgagee's  certificate of title  insurance or commitment or binder for title insurance; and

                  (vii)    The originals of all modification agreements, if applicable and available.

                                                      EXHIBIT 2

                                         MORTGAGE LOAN SCHEDULE INFORMATION
         The Preliminary and Final Mortgage Loan Schedules shall set forth the following  information  with respect to each Mortgage Loan:

(a)               the city, state and zip code of the Mortgaged Property;
(b)      the property type;
(c)      the Mortgage Interest Rate;
(d)      the Servicing Fee Rate;
(e)      the Master Servicer's Fee Rate;
(f)      the LPMI Fee, if applicable;
(g)      the Trustee Fee Rate, if applicable;
(h)      the Net Rate;
(i)      the maturity date;
(j)      the stated original term to maturity;
(k)      the stated remaining term to maturity;
(l)      the original Principal Balance;
(m)      the first payment date;
(n)      the principal and interest payment in effect as of the Cut-off Date;
(o)      the unpaid Principal Balance as of the Cut-off Date;
(p)      the Loan-to-Value Ratio at origination;
(q)      the insurer of any Primary Mortgage Insurance Policy;
(r)      the MIN with respect to each MOM Loan;
(s)      the Gross Margin, if applicable;
(t)      the next Adjustment Date, if applicable;
(u)      the Maximum Lifetime Mortgage Rate, if applicable;
(v)      the Minimum Lifetime Mortgage Rate, if applicable;
(w)      the Periodic Rate Cap, if applicable;
(x)      the Loan Group, if applicable;
(y)      a code indicating whether the Mortgage Loan is negatively amortizing;
(z)      which Mortgage Loans adjust after an initial fixed-rate period of one, two, three, five, seven or ten years or any other period;
(aa)     the Prepayment Charge, if any;
(bb)     lien position (e.g., first lien or second lien);
(cc)     a code indicating whether the Mortgage Loan is has a balloon payment;
(dd)     a code indicating whether the Mortgage Loan is an interest-only loan;
(ee)     the interest-only term, if applicable;
(ff)     the Mortgage Loan Seller
(gg)     the original amortization term.

Such schedule also shall set forth for all of the Mortgage  Loans,  the total number of Mortgage  Loans,  the total of each of the amounts  described  under (n) and (j) above,  the weighted  average by  principal  balance as of the
Cut-off Date of each of the rates described under (c) through (h) above,  and the weighted  average  remaining term to maturity by unpaid principal balance as of the Cut-off Date.

                                                      EXHIBIT 3

                                         MORTGAGE LOAN SELLER'S INFORMATION

         All information in the Prospectus  Supplement  described under the following  Sections:  "SUMMARY OF TERMS
-- The Mortgage  Pool,"  "DESCRIPTION  OF THE MORTGAGE  LOANS" and  "SCHEDULE A -- CERTAIN  CHARACTERISTICS  OF THE
MORTGAGE LOANS."

                                                      EXHIBIT 4

                                               PURCHASER'S INFORMATION

         All  information  in the  Prospectus  Supplement  and the  Prospectus,  except the Mortgage  Loan Seller's
Information.

                                                      EXHIBIT 5

                                               SCHEDULE OF LOST NOTES

                                               Available Upon Request

                                                     EXHIBIT 6

                       Standard & Poor's LEVELS® Glossary, Version 5.6b Revised, Appendix E

                                                                                  REVISED August 1, 2005

APPENDIX E - Standard & Poor's Anti-Predatory Lending Categorization

                  Standard  &  Poor's  has  categorized  loans  governed  by  anti-predatory  lending  laws  in the
Jurisdictions  listed below into three  categories  based upon a  combination  of factors that include (a) the risk exposure  associated  with the assignee  liability and (b) the tests and thresholds  set forth in those laws.  Note that certain loans  classified by the relevant  statute as Covered are included in Standard & Poor's High Cost Loan
Category because they included  thresholds and tests that are typical of what is generally  considered High Cost by the industry.

Standard & Poor's High Cost Loan Categorization

---------------------------------------------------------------------------------------------------------------------
                                   ------------------------------------------------- --------------------------------
       State/Jurisdiction           Name of Anti-Predatory Lending Law/Effective       Category under Applicable
                                                         Date                          Anti-Predatory Lending Law
---------------------------------- ------------------------------------------------- --------------------------------
Arkansas                           Arkansas Home Loan Protection Act, Ark. Code      High Cost Home Loan
                                   Ann. §§ 23-53-101 et seq.

                                   Effective July 16, 2003
---------------------------------- ------------------------------------------------- --------------------------------
Cleveland Heights, OH              Ordinance No. 72-2003 (PSH), Mun. Code §§         Covered Loan
                                   757.01 et seq.

                                   Effective June 2, 2003
---------------------------------- ------------------------------------------------- --------------------------------
Colorado                           Consumer Equity Protection, Colo. Stat. Ann. §§   Covered Loan
                                   5-3.5-101 et seq.

                                   Effective for covered loans offered or entered
                                   into on or after January 1, 2003. Other
                                   provisions of the Act took effect on June 7,
                                   2002
---------------------------------- ------------------------------------------------- --------------------------------
Connecticut                        Connecticut Abusive Home Loan Lending Practices   High Cost Home Loan
                                   Act, Conn. Gen. Stat. §§ 36a-746 et seq.

                                   Effective October 1, 2001
---------------------------------- ------------------------------------------------- --------------------------------
District of Columbia               Home Loan Protection Act, D.C. Code §§            Covered Loan
                                   26-1151.01 et seq.

                                   Effective for loans closed on or after January
                                   28, 2003
---------------------------------- ------------------------------------------------- --------------------------------
Florida                            Fair Lending Act, Fla. Stat. Ann. §§ 494.0078     High Cost Home Loan
                                   et seq.

                                   Effective October 2, 2002
---------------------------------- ------------------------------------------------- --------------------------------
Georgia (Oct. 1, 2002 - Mar. 6,    Georgia Fair Lending Act, Ga. Code Ann. §§        High Cost Home Loan
2003)                              7-6A-1 et seq.
---------------------------------- ------------------------------------------------- --------------------------------
Georgia as amended (Mar. 7, 2003   Georgia Fair Lending Act, Ga. Code Ann. §§        High Cost Home Loan
- current)                         7-6A-1 et seq.

                                   Effective for loans closed on or after March 7,
                                   2003
---------------------------------- ------------------------------------------------- --------------------------------
HOEPA Section 32                   Home Ownership and Equity Protection Act of       High Cost Loan
                                   1994, 15 U.S.C. § 1639, 12 C.F.R. §§ 226.32 and
                                   226.34

                                   Effective October 1, 1995, amendments October
                                   1, 2002
---------------------------------- ------------------------------------------------- --------------------------------
Illinois                           High Risk Home Loan Act, Ill. Comp. Stat. tit.    High Risk Home Loan
                                   815, §§ 137/5 et seq.

                                   Effective January 1, 2004 (prior to this date,
                                   regulations under Residential Mortgage License
                                   Act effective from May 14, 2001)
---------------------------------- ------------------------------------------------- --------------------------------
Kansas                             Consumer Credit Code, Kan. Stat. Ann. §§          High Loan to Value Consumer
                                   16a-1-101 et seq.                                 Loan (id. § 16a-3-207) and;

                                   Sections 16a-1-301 and 16a-3-207 became
                                   effective April 14, 1999; Section 16a-3-308a
                                   became effective July 1, 1999
---------------------------------- ------------------------------------------------- --------------------------------

                                                                                     High APR Consumer Loan (id. §
                                                                                     16a-3-308a)
---------------------------------- ------------------------------------------------- --------------------------------
Kentucky                           2003 KY H.B. 287 - High Cost Home Loan Act, Ky.   High Cost Home Loan
                                   Rev. Stat. §§ 360.100 et seq.

                                   Effective June 24, 2003
---------------------------------- ------------------------------------------------- --------------------------------
Maine                              Truth in Lending, Me. Rev. Stat. tit. 9-A, §§     High Rate High Fee Mortgage
                                   8-101 et seq.

                                   Effective September 29, 1995 and as amended
                                   from time to time
---------------------------------- ------------------------------------------------- --------------------------------
Massachusetts                      Part 40 and Part 32, 209 C.M.R. §§ 32.00 et       High Cost Home Loan
                                   seq. and 209 C.M.R. §§ 40.01 et seq.

                                   Effective March 22, 2001 and amended from time
                                   to time
---------------------------------- ------------------------------------------------- --------------------------------
Nevada                             Assembly Bill No. 284, Nev. Rev. Stat. §§         Home Loan
                                   598D.010 et seq.

                                   Effective October 1, 2003
---------------------------------- ------------------------------------------------- --------------------------------
New Jersey                         New Jersey Home Ownership Security Act of 2002,   High Cost Home Loan
                                   N.J. Rev. Stat. §§ 46:10B-22 et seq.

                                   Effective for loans closed on or after November
                                   27, 2003
---------------------------------- ------------------------------------------------- --------------------------------
New Mexico                         Home Loan Protection Act, N.M. Rev. Stat. §§      High Cost Home Loan
                                   58-21A-1 et seq.

                                   Effective as of January 1, 2004; Revised as of
                                   February 26, 2004
---------------------------------- ------------------------------------------------- --------------------------------
New York                           N.Y. Banking Law Article 6-l                      High Cost Home Loan

                                   Effective for applications made on or after
                                   April 1, 2003
---------------------------------- ------------------------------------------------- --------------------------------
North Carolina                     Restrictions and Limitations on High Cost Home    High Cost Home Loan
                                   Loans, N.C. Gen. Stat. §§ 24-1.1E et seq.

                                   Effective July 1, 2000; amended October 1, 2003
                                   (adding open-end lines of credit)
---------------------------------- ------------------------------------------------- --------------------------------
Ohio                               H.B. 386 (codified in various sections of the     Covered Loan
                                   Ohio Code), Ohio Rev. Code Ann. §§ 1349.25 et
                                   seq.

                                   Effective May 24, 2002
---------------------------------- ------------------------------------------------- --------------------------------
Oklahoma                           Consumer Credit Code (codified in various         Subsection 10 Mortgage
                                   sections of Title 14A)

                                   Effective July 1, 2000; amended effective
                                   January 1, 2004
---------------------------------- ------------------------------------------------- --------------------------------
South Carolina                     South Carolina High Cost and Consumer Home        High Cost Home Loan
                                   Loans Act, S.C. Code
                                   Ann. §§ 37-23-10 et seq.

                                   Effective for loans taken on or after January
                                   1, 2004
---------------------------------- ------------------------------------------------- --------------------------------
West Virginia                      West Virginia Residential Mortgage Lender,        West Virginia Mortgage Loan
                                   Broker and Servicer Act, W. Va. Code Ann. §§      Act Loan
                                   31-17-1 et seq.
                                   Effective June 5, 2002
---------------------------------- ------------------------------------------------- --------------------------------

Standard & Poor's Covered Loan Categorization
---------------------------------- ------------------------------------------------- --------------------------------
       State/Jurisdiction           Name of Anti-Predatory Lending Law/Effective       Category under Applicable
                                                         Date                          Anti-Predatory Lending Law
---------------------------------- ------------------------------------------------- --------------------------------
Georgia (Oct. 1, 2002 - Mar. 6,    Georgia Fair Lending Act, Ga. Code Ann. §§        Covered Loan
2003)                              7-6A-1 et seq.

                                   Effective October 1, 2002 - March 6, 2003
---------------------------------- ------------------------------------------------- --------------------------------
New Jersey                         New Jersey Home Ownership Security Act of 2002,   Covered Home Loan
                                   N.J. Rev. Stat. §§ 46:10B-22 et seq.

                                   Effective November 27, 2003 - July 5, 2004
---------------------------------- ------------------------------------------------- --------------------------------

Standard & Poor's Home Loan Categorization

---------------------------------------------------------------------------------------------------------------------
---------------------------------- ------------------------------------------------- --------------------------------
       State/Jurisdiction           Name of Anti-Predatory Lending Law/Effective       Category under Applicable
                                                         Date                          Anti-Predatory Lending Law
---------------------------------- ------------------------------------------------- --------------------------------
Georgia (Oct. 1, 2002 - Mar. 6,    Georgia Fair Lending Act, Ga. Code Ann. §§        Home Loan
2003)                              7-6A-1 et seq.

                                   Effective October 1, 2002 - March 6, 2003
---------------------------------- ------------------------------------------------- --------------------------------
New Jersey                         New Jersey Home Ownership Security                Home Loan
                                   Act of 2002, N.J. Rev. Stat. §§ 46:10B-22 et
                                   seq.

                                   Effective for loans closed on or after November
                                   27, 2003
---------------------------------- ------------------------------------------------- --------------------------------
New Mexico                         Home Loan Protection Act, N.M. Rev. Stat. §§      Home Loan
                                   58-21A-1 et seq.

                                   Effective as of January 1, 2004; Revised as of
                                   February 26, 2004
---------------------------------- ------------------------------------------------- --------------------------------
North Carolina                     Restrictions and Limitations on High Cost Home    Consumer Home Loan
                                   Loans, N.C. Gen. Stat. §§ 24-1.1E et seq.

                                   Effective July 1, 2000; amended October 1, 2003
                                   (adding open-end lines of credit)
---------------------------------- ------------------------------------------------- --------------------------------
South Carolina                     South Carolina High Cost and Consumer Home        Consumer Home Loan
                                   Loans Act, S.C. Code Ann. §§ 37-23-10 et seq.

                                   Effective for loans taken on or after January
                                   1, 2004
---------------------------------- ------------------------------------------------- --------------------------------

                                                     SCHEDULE A

                                   REQUIRED RATINGS FOR EACH CLASS OF CERTIFICATES

                                                   Certificates

                                    Offered Certificates            S&P        Moody's
                                    Class I-1A-1                    AAA          Aaa
                                    Class I-1A-2                    AAA          Aaa
                                    Class II-1A-1                   AAA          Aaa
                                    Class II-1X-1                   AAA          Aaa
                                    Class II-1A-2                   AAA          Aaa
                                    Class II-1A-3                   AAA          Aa1
                                    Class II-1X-2                   AAA          Aaa
                                    Class II-2A-1                   AAA          Aaa
                                    Class II-2A-2                   AAA          Aa1
                                    Class II-2X-1                   AAA          Aaa
                                    Class II-3A-1                   AAA          Aaa
                                    Class II-3A-2                   AAA          Aa1
                                    Class II-3X-1                   AAA          Aaa
                                    Class I-M-1                     AA           Aa2
                                    Class I-M-2                      A            A2
                                    Class I-B-1                     BBB          Baa2
                                    Class I-B-2                    BBB-          Baa3
                                    Class II-B-1                    AA           Aa2
                                    Class II-X-B1                   AA           Aa2
                                    Class II-B-2                     A            A2
                                    Class II-X-B2                    A            A2
                                    Class II-B-3                    BBB          Baa2
                                    Class II-X-B3                   BBB          Baa2

-------------------------------------------------------------------------------------------------------------------
The Class R, Class R-X, Class B-IO, Class I-XP and Class II-XP Certificates have not been rated.

None of the above ratings has been lowered,  qualified or withdrawn  since the dates of issuance of such ratings by the Rating Agencies.

                                                    SCHEDULE B

                                              MORTGAGE LOAN SCHEDULE

                                              (Provided Upon Request)

                                                                                                          EXHIBIT K

                                                      FORM OF

                                    SUBSEQUENT MORTGAGE LOAN PURCHASE AGREEMENT

                                                      between

                                             EMC MORTGAGE CORPORATION

                                              as Mortgage Loan Seller

                                                        and

                                    BEAR STEARNS ASSET BACKED SECURITIES I LLC

                                                   as Purchaser

                                                    Dated as of

                                                  [______], 2006

SECTION 7.          Representations and Warranties of Mortgage Loan Seller Concerning the Subsequent

                                             EXHIBITS AND SCHEDULE TO
                                    SUBSEQUENT MORTGAGE LOAN PURCHASE AGREEMENT

Exhibit 1         Contents of Mortgage File
Exhibit 2         Subsequent Mortgage Loan Schedule Information
Exhibit 3         Schedule of Lost Notes
Exhibit 4         Standard & Poor's LEVELS® Glossary, Version 5.6 Revised, Appendix E

Schedule A        Required Rating For Each Class of Certificates

                                    SUBSEQUENT MORTGAGE LOAN PURCHASE AGREEMENT

                  SUBSEQUENT  MORTGAGE  LOAN  PURCHASE  AGREEMENT,  dated  as of  [______],  2006  as  amended  and supplemented  by any and all  amendments  hereto  (collectively,  the  "Agreement"),  by and between  EMC  MORTGAGE
CORPORATION,  a Delaware corporation (the "Mortgage Loan Seller"),  and BEAR STEARNS ASSET BACKED SECURITIES I LLC,
a Delaware limited liability company (the "Purchaser").

                  Upon the terms and subject to the conditions of this  Agreement,  the Mortgage Loan Seller agrees to sell, and the Purchaser agrees to purchase,  certain  conventional,  first lien mortgage loans secured primarily by one- to  four-family  residential  properties  (collectively,  the  "Subsequent  Mortgage  Loans") as  described herein.  The Purchaser  intends to deposit the  Subsequent  Mortgage Loans into a trust fund (the "Trust Fund") and created Bear Stearns ALT-A Trust, Mortgage Pass-Through Certificates,  Series 2006-1 (the "Certificates"),  created under a pooling and  servicing  agreement,  dated as of January 1, 2006 (the  "Pooling and  Servicing  Agreement"),
among the  Purchaser,  as seller,  Wells  Fargo Bank,  National  Association,  as master  servicer  and  securities administrator, JPMorgan Chase Bank, National Association, as trustee (the "Trustee") and EMC Mortgage Corporation.

                  The  Purchaser  has filed with the  Securities  and  Exchange  Commission  (the  "Commission")  a
registration  statement on Form S-3 (Number 333-125422) relating to its Mortgage Pass-Through  Certificates and the offering  of  certain  series  thereof  (including  certain  classes  of the  Certificates)  from  time  to time in accordance  with Rule 415 under the  Securities  Act of 1933,  as  amended,  and the rules and  regulations  of the
Commission  promulgated  thereunder (the "Securities Act"). Such registration  statement,  when it became effective under  the  Securities  Act,  and the  prospectus  relating  to the  public  offering  of  certain  classes  of the
Certificates  by the  Purchaser  (the  "Public  Offering"),  as from time to time each is amended  or  supplemented pursuant to the  Securities  Act or  otherwise,  are  referred to herein as the  "Registration  Statement"  and the
"Prospectus,"  respectively.  The "Term Sheet Supplement"  shall mean the term sheet supplement,  dated January 12,
2006,  relating to certain classes of the  Certificates.  The "Prospectus  Supplement"  shall mean that supplement, dated January 31, 2006, to the Prospectus,  dated June 24, 2005,  relating to certain classes of the  Certificates.
With respect to the Public  Offering of certain  classes of the  Certificates,  the Purchaser  and Bear,  Stearns &
Co. Inc.  ("Bear  Stearns") have entered into a terms  agreement  dated as of January 31, 2006, to an  underwriting agreement,  dated January 10, 2006,  between the  Purchaser  and Bear Stearns  (collectively,  the  "Underwriting
Agreement").

                  Now,  therefore,  in  consideration  of the premises and the mutual  agreements set forth herein, the parties hereto agree as follows:

         SECTION 1.        Definitions.  Certain  terms are  defined  herein.  Capitalized  terms  used  herein but not defined  herein  shall have the  meanings  specified  in the Pooling and  Servicing  Agreement.  The  following other terms are defined as follows:

                  Acquisition Price:  Cash in an amount agreed upon by the Mortgage Loan Seller and the Purchaser.

                  Bear Stearns:  Bear, Stearns & Co.  Inc.

                  Deleted  Subsequent  Mortgage  Loan: A Subsequent  Mortgage  Loan replaced or to be replaced by a
Substitute Mortgage Loan.

                  Due Date:  With respect to each  Subsequent  Mortgage  Loan,  the date in each month on which its
Scheduled  Payment is due, if such due date is the first day of a month,  and  otherwise  is deemed to be the first day of the following month or such other date specified in the related Servicing Agreement.

                  Master Servicer:  Wells Fargo Bank, National Association.

                  Moody's:  Moody's Investors Service, Inc., or its successors in interest.

                  Mortgage:  The  mortgage or deed of trust  creating a first lien on an interest in real  property securing a Mortgage Note.

                  Mortgage  File:  The  items  referred  to in  Exhibit 1  pertaining  to a  particular  Subsequent
Mortgage Loan and any additional  documents  required to be added to such  documents  pursuant to this Agreement or the Pooling and Servicing Agreement.

                  Mortgage Interest Rate: The annual rate of interest borne by a Mortgage Note as stated therein.

                  Mortgagor:  The obligor(s) on a Mortgage Note.

                  Opinion of Counsel:  A written  opinion of  counsel,  who may be counsel  for the  Mortgage  Loan
Seller or the Purchaser, reasonably acceptable to the Trustee.

                  Person:  Any legal person,  including any individual,  corporation,  partnership,  joint venture, association,  joint stock  company,  trust,  unincorporated  organization  or government or any agency or political subdivision thereof.

                  Purchase  Price:  With respect to any  Subsequent  Mortgage  Loan (or any property  acquired with respect  thereto)  required to be repurchased by the Mortgage Loan Seller  pursuant to this Agreement or Article II of the Pooling and  Servicing  Agreement,  an amount equal to the sum of (i)(a) 100% of the  Outstanding  Principal
Balance of such  Subsequent  Mortgage Loan as of the date of repurchase (or if the related  Mortgaged  Property was acquired with respect thereto,  100% of the Outstanding  Principal  Balance at the date of the  acquisition),  plus
(b) accrued but unpaid  interest on the  Outstanding  Principal  Balance at the  related  Mortgage  Interest  Rate, through  and  including  the last day of the month of  repurchase,  and  reduced  by (c) any  portion of the Master
Servicing  Compensation,  Monthly  Advances and advances  payable to the purchaser of the Subsequent  Mortgage Loan and (ii) any costs and damages (if any) incurred by the Trust in connection  with any violation of such  Subsequent
Mortgage Loan of any anti-predatory or abusive lending laws.

                  Rating Agencies:  Standard & Poor's and Moody's, each a "Rating Agency."

                  Securities Act:  The Securities Act of 1933, as amended.

                  Security  Instrument:  A written  instrument  creating a valid first lien on a Mortgaged Property securing a Mortgage  Note,  which may be any  applicable  form of mortgage,  deed of trust,  deed to secure debt or security deed, including any riders or addenda thereto.

                  Standard  &  Poor's:   Standard  &  Poor's  Ratings  Services,  a  division  of  The  McGraw-Hill
Companies, Inc. or its successors in interest.

                  Subsequent Cut-off Date Balance:  $[_______].

                  Subsequent Cut-off Date:  [_____] [_], 2006.

                  Subsequent Transfer Date:  [_______], 2006.

                  Substitute  Mortgage Loan: A mortgage loan  substituted  for a Deleted  Subsequent  Mortgage Loan which  must  meet,  on the date of such  substitution,  the  requirements  stated  herein  and in the  Pooling  and
Servicing  Agreement  with respect to such  substitution;  upon such  substitution,  such  mortgage loan shall be a
"Subsequent Mortgage Loan" hereunder.

                  Value:  The  value  of the  Mortgaged  Property  at  the  time  of  origination  of  the  related
Subsequent  Mortgage Loan,  such value being the lesser of (i) the value of such property set forth in an appraisal accepted by the applicable  originator of the Subsequent  Mortgage Loan or (ii) the sales price of such property at the time of origination.

         SECTION 2.        Purchase  and  Sale  of the  Subsequent  Mortgage  Loans  and  Related  Rights.(a)  Upon
satisfaction  of the  conditions  set forth in Section 10 hereof,  the Mortgage Loan Seller agrees to sell, and the
Purchaser  agrees to purchase,  Subsequent  Mortgage Loans having an aggregate  Subsequent  Cut-off Date Balance of
$[________].

                  (b)      The closing for the purchase and sale of the  Subsequent  Mortgage Loans will take place on the  Subsequent  Transfer  Date at the office of the  Purchaser's  counsel  in New York,  New York or such other place as the parties shall agree.

                  (c)      Upon  the  satisfaction  of the  conditions  set  forth in  Section  10  hereof,  on the
Subsequent  Transfer  Date,  the  Purchaser  shall pay to the Mortgage  Loan Seller the  Acquisition  Price for the
Subsequent  Mortgage Loans in immediately  available funds by wire transfer to such account or accounts as shall be designated by the Mortgage Loan Seller.

                  (d)      In addition to the foregoing,  on the Subsequent  Transfer Date the Mortgage Loan Seller
assigns to the Purchaser all of its right,  title and interest in the  Servicing  Agreements  (other than its right to enforce the representations and warranties set forth therein).

         SECTION 3.        Subsequent  Mortgage Loan  Schedules.  The Mortgage Loan Seller agrees to provide to the
Purchaser  as of the date  hereof a  preliminary  listing  of the  Subsequent  Mortgage  Loans (the  "Preliminary
Subsequent  Mortgage Loan  Schedule")  setting forth the  information  listed on Exhibit 2 to this  Agreement  with respect to each of the Subsequent  Mortgage  Loans being sold by the Mortgage Loan Seller.  If there are changes to the Preliminary  Subsequent  Mortgage Loan Schedule,  the Mortgage Loan Seller shall provide to the Purchaser as of the Subsequent  Transfer Date a final schedule (the "Final  Subsequent  Mortgage Loan Schedule",  and together with the Preliminary  Subsequent  Mortgage Loan Schedule,  the "Mortgage Loan Schedule"))  setting forth the information listed on Exhibit 2 to this  Agreement  with  respect to each of the  Subsequent  Mortgage  Loans being sold by the
Mortgage Loan Seller to the  Purchaser.  The Final  Subsequent  Mortgage  Loan  Schedule  shall be delivered to the
Purchaser on the Subsequent  Transfer  Date,  shall be attached to an amendment to this Agreement to be executed on the  Subsequent  Transfer Date by the parties hereto and shall be in form and substance  mutually  agreed to by the
Mortgage Loan Seller and the Purchaser (the  "Amendment").  If there are no changes to the  Preliminary  Subsequent
Mortgage Loan Schedule,  the Preliminary  Subsequent  Mortgage Loan Schedule shall be the Final Subsequent Mortgage
Loan Schedule for all purposes hereof.

         SECTION 4.        Subsequent Mortgage Loan Transfer.

                  (a) The  Purchaser  will be entitled to all  scheduled  payments of principal and interest on the
Subsequent  Mortgage Loans due after the Subsequent  Cut-off Date  (regardless of when actually  collected) and all payments  thereon other than  scheduled  principal and interest on the  Subsequent  Mortgage Loans due on or before the  Subsequent  Cut-off Date and received  after the  Subsequent  Cut-off  Date.  The Mortgage Loan Seller will be entitled to all scheduled  payments of principal  and interest on the  Subsequent  Mortgage  Loans due on or before the Subsequent  Cut-off Date (including  payments  collected after the Subsequent Cut-off Date) and all payments in respect of such payments due thereon other than scheduled  principal and interest on the Subsequent  Mortgage Loans due after the  Subsequent  Cut-off Date and  received on or before the  Subsequent  Cut-off  Date.  Such  principal amounts and any interest  thereon  belonging to the Mortgage Loan Seller as described above will not be included in the aggregate  outstanding  principal balance of the Subsequent Mortgage Loans as of the Subsequent Cut-off Date as
set forth on the Final Subsequent Mortgage Loan Schedule.

                  (b)      Pursuant to various  conveyance  documents  to be executed  on the  Subsequent  Transfer
Date and pursuant to the Pooling and Servicing  Agreement,  the Purchaser  will assign on the  Subsequent  Transfer
Date all of its right,  title and interest in and to the  Subsequent  Mortgage Loans to the Trustee for the benefit of the  Certificateholders.  In connection with the transfer and assignment of the Subsequent  Mortgage Loans,  the
Mortgage  Loan Seller has  delivered  or will  deliver or cause to be  delivered to the Trustee no later than three
Business  Days prior to the  Subsequent  Transfer  Date or such later date as is agreed to by the Purchaser and the
Mortgage Loan Seller (each of the Subsequent  Transfer Date and such later date is referred to as a "Mortgage File
Delivery Date"), the items of each Mortgage File, provided,  however,  that in lieu of the foregoing,  the Mortgage
Loan Seller may deliver the  following  documents,  under the  circumstances  set forth  below:  (x) in lieu of the original  Security  Instrument,  assignments  to the Trustee or  intervening  assignments  thereof  which have been delivered,  are being delivered or will, upon receipt of recording  information relating to the Security Instrument required to be included  thereon,  be delivered,  to recording  offices for recording and have not been returned to the  Mortgage  Loan Seller in time to permit  their  delivery as  specified  above,  the  Mortgage  Loan Seller may deliver  a true  copy  thereof  with a  certification  by the  Mortgage  Loan  Seller,  on the  face of such  copy, substantially  as follows:  "Certified  to be a true and correct copy of the original,  which has been  transmitted for  recording;"  (y) in lieu of the Security  Instrument,  assignments to the Trustee or  intervening  assignments thereof,  if the applicable  jurisdiction  retains the originals of such documents or if the originals are lost (in each case,  as evidenced  by a  certification  from the Mortgage  Loan Seller to such  effect),  the Mortgage  Loan
Seller may deliver  photocopies of such  documents  containing an original  certification  by the judicial or other governmental  authority of the  jurisdiction  where such documents  were recorded;  and (z) in lieu of the Mortgage
Notes  relating to the Subsequent  Mortgage  Loans,  each  identified in the list delivered by the Purchaser to the
Trustee on the  Subsequent  Transfer  Date and attached  hereto as Exhibit 5, the Mortgage  Loan Seller may deliver lost note affidavits and indemnities of the Mortgage Loan Seller; and provided further,  however,  that in the case of Subsequent  Mortgage  Loans which have been prepaid in full after the  Subsequent  Cut-off Date and prior to the
Subsequent  Transfer Date, the Mortgage Loan Seller, in lieu of delivering the above documents,  may deliver to the
Trustee a  certification  by the  Mortgage  Loan Seller or the Master  Servicer to such effect.  The Mortgage  Loan
Seller shall deliver such original  documents  (including any original  documents as to which certified  copies had previously  been  delivered)  or such  certified  copies to the  Trustee  promptly  after  they are  received.  The
Mortgage  Loan Seller shall cause the Mortgage  and  intervening  assignments,  if any, and the  assignment  of the
Security  Instrument  to be  recorded  not later than 180 days after the  Subsequent  Transfer  Date,  unless  such assignment is not required to be recorded under the terms set forth in Section 6(a) hereof.

                  (c)      The  Mortgage  Loan  Seller  and the  Purchaser  acknowledge  hereunder  that all of the
Subsequent  Mortgage Loans and the related  servicing will ultimately be assigned to JPMorgan Chase Bank,  National
Association, as Trustee for the Certificateholders, on the date hereof.

         SECTION 5.        Examination of Mortgage Files.

                  (a)      On or before the Mortgage  File Delivery  Date,  the Mortgage Loan Seller will have made the Mortgage  Files  available to the  Purchaser or its agent for  examination,  which may be at the offices of the
Trustee or the Mortgage Loan Seller and/or the Mortgage  Loan  Seller's  custodian.  The fact that the Purchaser or its agent has conducted or has failed to conduct any partial or complete  examination  of the Mortgage  Files shall not affect the  Purchaser's  rights to demand cure,  repurchase,  substitution  or other relief as provided in this
Agreement.  In furtherance of the  foregoing,  the Mortgage Loan Seller shall make the Mortgage Files  available to the  Purchaser or its agent from time to time so as to permit the  Purchaser to confirm the Mortgage  Loan Seller's compliance  with the  delivery  and  recordation  requirements  of this  Agreement  and the Pooling  and  Servicing
Agreement.  In  addition,  upon  request  of the  Purchaser,  the  Mortgage  Loan  Seller  agrees to provide to the
Purchaser,  Bear Stearns and to any investors or prospective  investors in the Certificates  information  regarding the Subsequent  Mortgage Loans and their  servicing,  to make the Mortgage Files  available to the Purchaser,  Bear
Stearns and to such  investors or  prospective  investors  (which may be at the offices of the Mortgage Loan Seller and/or the Mortgage Loan Seller's  custodian) and to make available  personnel  knowledgeable  about the Subsequent
Mortgage Loans for discussions with the Purchaser,  Bear Stearns and such investors or prospective investors,  upon reasonable  request  during  regular  business  hours,  sufficient to permit the  Purchaser,  Bear Stearns and such investors  or  potential  investors  to  conduct  such due  diligence  as any such  party  reasonably  believes  is appropriate.

                  (b)      Pursuant  to the  Pooling  and  Servicing  Agreement,  on or  prior  to  the  Subsequent
Transfer  Date,  the Custodian  shall  acknowledge  with respect to each  Subsequent  Mortgage  Loan, by an Initial
Certification  substantially  in the  form of  Exhibit  One to the  Custodial  Agreement,  receipt  of the  related
Mortgage  File,  but without  review of such  Mortgage  File,  except to the extent  necessary to confirm that such
Mortgage File contains the related Mortgage Note or lost note affidavit.

                  (c)      Pursuant  to the  Pooling  and  Servicing  Agreement,  no later  than 90 days  after the
Subsequent  Transfer  Date,  the  Trustee,  for the  benefit of the  Certificateholders,  will  review or cause the
Custodian to review items of the  Mortgage  Files as set forth on Exhibit 1 and will execute and deliver,  or cause to be executed and delivered,  to the Mortgage Loan Seller a  certification  in the form attached as Exhibit One to the Custodial Agreement.

                  (d)      Pursuant to the Pooling and  Servicing  Agreement,  the Trustee will review or cause the
Custodian  to review the  Mortgage  Files  within 180 days of the  Subsequent  Transfer  Date and will  execute and deliver,  or cause to be executed  and  delivered,  to the  Mortgage  Loan  Seller and the Master  Servicer a final certification  substantially  in the form of Exhibit  Three to the  Custodial  Agreement.  If the  Trustee,  or the
Custodian,  as its agent, is unable to deliver a final  certification with respect to the items listed in Exhibit 1 due to any  document  that is  missing,  has not  been  executed,  is  unrelated,  determined  on the  basis of the
Mortgagor name,  original  principal  balance and loan number,  to the Subsequent  Mortgage Loans identified in the
Final  Subsequent  Mortgage  Loan  Schedule  or appears to be  defective  on its face (a  "Material  Defect"),  the
Trustee,  or the Custodian,  as its agent,  shall promptly notify the Mortgage Loan Seller of such Material Defect.
The Mortgage  Loan Seller shall  correct or cure any such  Material  Defect  within 90 days from the date of notice from the Trustee or the Custodian,  as its agent,  of the Material Defect and, if the Mortgage Loan Seller does not correct or cure such  Material  Defect  within such period and such defect  materially  and  adversely  affects the interests of the  Certificateholders  in the related  Subsequent  Mortgage  Loan, the Mortgage Loan Seller will, in accordance  with the terms of the Pooling and Servicing  Agreement,  within 90 days of the date of notice,  provide the Trustee  with a  Substitute  Mortgage  Loan (if within two years of the Closing  Date) or purchase  the related
Subsequent  Mortgage  Loan at the  applicable  Purchase  Price;  provided  that,  if such  defect  would  cause the
Subsequent  Mortgage  Loan to be other than a "qualified  mortgage" as defined in Section  860G(a)(3)  of the Code, any such cure,  repurchase  or  substitution  must occur  within 90 days from the date such breach was  discovered;
provided,  however,  that if such defect relates solely to the inability of the Mortgage Loan Seller to deliver the original  Security  Instrument  or  intervening  assignments  thereof,  or a certified  copy  thereto,  because the originals of such  documents,  or a certified  copy,  have not been returned by the  applicable  jurisdiction,  the
Mortgage  Loan Seller shall not be required to purchase such  Subsequent  Mortgage Loan if the Mortgage Loan Seller delivers such  original  documents or certified  copy  promptly  upon receipt,  but in no event later than 360 days after the  Subsequent  Transfer  Date. The foregoing  repurchase  obligation  shall not apply in the event that the
Mortgage  Loan Seller  cannot  deliver  such  original  or copy of any  document  submitted  for  recording  to the appropriate  recording  office in the applicable  jurisdiction  because such document has not been returned by such office;  provided,  that the  Mortgage  Loan Seller shall  instead  deliver a recording  receipt of such  recording office or, if such receipt is not  available,  a certificate  of the Mortgage Loan Seller or the related  Servicing
Officer  confirming  that such  documents  have been  accepted  for  recording,  and delivery to the Trustee or the
Custodian,  as its agent,  shall be effected by the Mortgage  Loan Seller  within thirty days of its receipt of the original recorded document.

                  (e)      At the time of any  substitution,  the Mortgage Loan Seller shall deliver or cause to be delivered the Substitute  Mortgage Loan, the related  Mortgage File and any other  documents and payments  required to be delivered in connection  with a  substitution  pursuant to the Pooling and Servicing  Agreement.  At the time of any purchase or  substitution,  the Trustee  shall (i) assign to the  Mortgage  Loan Seller and release or cause the  Custodian to release the  documents  (including,  but not limited to, the  Mortgage,  Mortgage  Note and other contents of the Mortgage  File) in its  possession or in the  possession  of the Custodian  relating to the Deleted
Subsequent  Mortgage Loan and (ii) execute and deliver such  instruments  of transfer or  assignment,  in each case without  recourse,  as shall be  necessary to vest in the  Mortgage  Loan Seller  title to such Deleted  Subsequent
Mortgage Loan.

         SECTION 6.        Recordation of Assignments of Mortgage.

                  (a)      The Mortgage Loan Seller will,  promptly after the Subsequent  Transfer Date, cause each
Mortgage  and each  assignment  of Mortgage  from the  Mortgage  Loan  Seller to the  Trustee,  and all  unrecorded intervening  assignments,  if any,  delivered on or prior to the  Subsequent  Transfer  Date, to be recorded in all recording offices in the jurisdictions where the related Mortgaged Properties are located;  provided,  however, the
Mortgage Loan Seller need not cause to be recorded any  assignment  which relates to a Subsequent  Mortgage Loan if
(a) such  recordation  is not  required by the Rating  Agencies  or an Opinion of Counsel has been  provided to the
Trustee which states that the  recordation  of such  assignment is not necessary to protect the Trustee's  interest in the related  Subsequent  Mortgage  Loan or (b) MERS is  identified  on the  Mortgage  or on a properly  recorded assignment  of the Mortgage as mortgagee of record  solely as nominee for Mortgage  Loan Seller and its  successors and  assigns;  provided,  however,  notwithstanding  the  delivery of any Opinion of Counsel,  each  assignment  of
Mortgage  shall be submitted  for  recording  by the  Mortgage  Loan Seller in the manner  described  above,  at no expense to the Trust Fund or Trustee,  upon the  earliest to occur of (i)  reasonable  direction  by the Holders of
Certificates  evidencing  Fractional  Undivided  Interests  aggregating  not less than 25% of the  Trust,  (ii) the occurrence of an Event of Default,  (iii) the  occurrence of a bankruptcy,  insolvency or  foreclosure  relating to the  Mortgage  Loan Seller and,  (iv) the  occurrence  of a servicing  transfer as described in Section 8.02 of the
Pooling and Servicing Agreement.

                  While each such  Mortgage or  assignment  is being  recorded,  if  necessary,  the Mortgage  Loan
Seller shall leave or cause to be left with the Trustee a certified  copy of such  Mortgage or  assignment.  In the event that,  within 180 days of the  Subsequent  Transfer  Date,  the  Trustee has not been  provided an Opinion of
Counsel as  described  above or received  evidence of  recording  with  respect to each  Subsequent  Mortgage  Loan delivered to the Purchaser  pursuant to the terms hereof or as set forth above,  the failure to provide evidence of recording or such Opinion of Counsel  shall be  considered a Material  Defect,  and the  provisions of Section 5(c)
and (d) shall apply.  All customary  recording  fees and  reasonable  expenses  relating to the  recordation of the assignments  of  mortgages  to the  Trustee or the Opinion of  Counsel,  as the case may be,  shall be borne by the
Mortgage Loan Seller.

                  (b)      It is the express  intent of the parties  hereto that the  conveyance of the  Subsequent
Mortgage Loans by the Mortgage Loan Seller to the Purchaser,  as  contemplated by this Agreement be, and be treated as, a sale.  It is,  further,  not the  intention  of the parties  that such  conveyance  be deemed a pledge of the
Subsequent  Mortgage  Loans by the Mortgage  Loan Seller to the  Purchaser to secure a debt or other  obligation of the Mortgage Loan Seller.  However, in the event that,  notwithstanding  the intent of the parties,  the Subsequent
Mortgage  Loans are held by a court of  competent  jurisdiction  to continue to be  property of the  Mortgage  Loan
Seller,  then (i) this Agreement shall also be deemed to be a security  agreement  within the meaning of Articles 8 and 9 of the applicable  Uniform  Commercial Code; (ii) the transfer of the Subsequent  Mortgage Loans provided for herein shall be deemed to be a grant by the  Mortgage  Loan Seller to the  Purchaser of a security  interest in all of the Mortgage Loan Seller's  right,  title and interest in and to the  Subsequent  Mortgage Loans and all amounts payable to the holders of the Subsequent  Mortgage  Loans in accordance  with the terms thereof and all proceeds of the conversion,  voluntary or involuntary,  of the foregoing into cash, instruments,  securities or other property, to the extent the  Purchaser  would  otherwise  be  entitled to own such  Subsequent  Mortgage  Loans and  proceeds pursuant to Section 4 hereof,  including all amounts,  other than  investment  earnings,  from time to time held or invested in any accounts  created  pursuant to the Pooling and  Servicing  Agreement,  whether in the form of cash, instruments,  securities or other property;  (iii) the possession by the Purchaser or the Trustee of Mortgage Notes and such other items of property as constitute  instruments,  money, negotiable documents or chattel paper shall be deemed to be  "possession  by the secured  party" for  purposes of  perfecting  the security  interest  pursuant to
Section 9-305 (or comparable  provision) of the applicable  Uniform  Commercial  Code;  and (iv)  notifications  to persons holding such property,  and acknowledgments,  receipts or confirmations from persons holding such property, shall be deemed  notifications to, or acknowledgments,  receipts or confirmations from,  financial  intermediaries, bailees or agents (as  applicable)  of the  Purchaser for the purpose of perfecting  such security  interest  under applicable  law. Any  assignment of the interest of the Purchaser  pursuant to any provision  hereof or pursuant to the Pooling and  Servicing  Agreement  shall also be deemed to be an assignment  of any security  interest  created hereby.  The Mortgage Loan Seller and the Purchaser  shall,  to the extent  consistent  with this  Agreement,  take such actions as may be  reasonably  necessary to ensure that,  if this  Agreement  were deemed to create a security interest in the  Subsequent  Mortgage  Loans,  such security  interest  would be deemed to be a perfected  security interest of first priority under  applicable law and will be maintained as such  throughout the term of the Pooling and Servicing Agreement.

         SECTION 7.        Representations and Warranties of Mortgage Loan Seller Concerning the Subsequent
                           Mortgage  Loans.  The  Mortgage  Loan  Seller  hereby  represents  and  warrants  to the
Purchaser as of the  Subsequent  Transfer  Date, or such other date as may be specified  below with respect to each
Subsequent Mortgage Loan being sold by it, that:

                  (i)      the  information  set forth in the Subsequent  Mortgage Loan Schedule hereto is true and correct in all material  respects  and the  information  provided to the Rating  Agencies,  including  the
         Mortgage Loan level detail, is true and correct according to the Rating Agency requirements;

                  (ii)     immediately  prior to the transfer to the  Purchaser,  the Mortgage  Loan Seller was the
         sole owner of beneficial  title and holder of each  Mortgage and Mortgage Note relating to the  Subsequent
         Mortgage  Loans  and is  conveying  the same free and clear of any and all  liens,  claims,  encumbrances, participation  interests,  equities,  pledges,  charges  or  security  interests  of any  nature,  and the
         Mortgage Loan Seller has full right and authority to sell or assign the same pursuant to this Agreement;

                  (iii)    each  Subsequent  Mortgage  Loan  at the  time  it was  made  complied  in all  material respects with  applicable  state and federal laws,  including,  without  limitation,  usury,  equal credit opportunity,  disclosure,  recording and all applicable  anti-predatory  lending laws; and, to the best of the Mortgage  Loan Seller's  knowledge,  each  Subsequent  Mortgage Loan has been serviced in all material respects in accordance with  applicable  state and federal laws,  including,  without  limitation,  usury, equal credit opportunity,  disclosure,  recording and all applicable  anti-predatory  lending laws and the terms of the related Mortgage Note, the Mortgage and other loan documents;

                  (iv)     there is no monetary  default  existing under any Mortgage or the related  Mortgage Note and there is no material  event which,  with the passage of time or with notice and the  expiration of any grace or cure  period,  would  constitute  a default,  breach or event of  acceleration;  and  neither the
         Mortgage Loan Seller, any of its affiliates nor any servicer of any related  Subsequent  Mortgage Loan has taken any action to waive any  default,  breach or event of  acceleration;  and no  foreclosure  action is threatened or has been commenced with respect to the Subsequent Mortgage Loan;

                  (v)      the  terms of the  Mortgage  Note and the  Mortgage  have  not  been  impaired,  waived, altered  or  modified  in any  respect,  except by  written  instruments,  (x) if  required  by law in the jurisdiction  where the Mortgaged  Property is located,  or (y) to protect the interests of the Trustee on behalf of the Certificateholders;

                  (vi)     no selection  procedure  reasonably  believed by the Mortgage  Loan Seller to be adverse to the interests of the Certificateholders was utilized in selecting the Subsequent Mortgage Loans;

                  (vii)    each  Mortgage  is a valid and  enforceable  first  lien on the  property  securing  the related  Mortgage Note and each  Mortgaged  Property is owned by the Mortgagor in fee simple  (except with respect to common  areas in the case of  condominiums,  PUDs and de minimis  PUDs) or by  leasehold  for a term longer than the term of the related  Mortgage,  subject only to (x) the lien of current real property taxes and assessments,  (y) covenants,  conditions and  restrictions,  rights of way,  easements and other matters of public record as of the date of recording of such Mortgage,  such exceptions  being  acceptable to mortgage  lending  institutions  generally  or  specifically  reflected  in the  appraisal  obtained in connection  with the  origination of the related  Subsequent  Mortgage Loan or referred to in the lender's title insurance policy delivered to the originator of the related  Subsequent  Mortgage Loan and (z) other matters  to which  like  properties  are  commonly  subject  which do not  materially  interfere  with the benefits of the security intended to be provided by such Mortgage;

                  (viii)   there  is no  mechanics'  lien or  claim  for  work,  labor or  material  affecting  the premises  subject  to any  Mortgage  which is or may be a lien prior to, or equal  with,  the lien of such
         Mortgage  except  those  which are insured  against by the title  insurance  policy  referred to in (xiii)
         below;

                  (ix)     there was no  delinquent  tax or  assessment  lien against the  property  subject to any
         Mortgage,  except where such lien was being  contested  in good faith and a stay had been granted  against levying on the property;

                  (x)      there is no valid  offset,  defense or  counterclaim  to any Mortgage  Note or Mortgage, including the obligation of the Mortgagor to pay the unpaid principal and interest on such Mortgage Note;

                  (xi)     the  physical  property  subject to any  Mortgage is free of  material  damage and is in good repair and there is no proceeding  pending or  threatened  for the total or partial  condemnation  of any Mortgaged Property;

                  (xii)    to the best of the Mortgage Loan  Seller's  knowledge,  the  Mortgaged  Property and all improvements  thereon comply with all  requirements  of any  applicable  zoning and  subdivision  laws and ordinances;

                  (xiii)   a  lender's  title  insurance  policy  (on an ALTA or CLTA  form)  or  binder,  or other assurance of title customary in the relevant  jurisdiction  therefor in a form acceptable to Fannie Mae or
         Freddie Mac, was issued on the date that each  Subsequent  Mortgage Loan was created by a title  insurance company which was qualified to do business in the  jurisdiction  where the related  Mortgaged  Property is located,  insuring the Mortgage  Loan Seller and its  successors  and assigns that the Mortgage is a first priority  lien on the  related  Mortgaged  Property in the  original  principal  amount of the  Subsequent
         Mortgage Loan. The Mortgage Loan Seller is the sole insured under such lender's  title  insurance  policy, and such  policy,  binder or  assurance  is valid and  remains  in full  force and  effect,  and each such policy,  binder or assurance shall contain all applicable  endorsements  including a negative amortization endorsement, if applicable;

                  (xiv)    at the time of  origination,  each  Mortgaged  Property  was the subject of an appraisal which conformed to the underwriting requirements of the originator of the Subsequent Mortgage Loan;

                  (xv)     as of the  Subsequent  Transfer  Date,  the  improvements  on  each  Mortgaged  Property securing a Subsequent  Mortgage  Loan are insured (by an insurer  which is acceptable to the Mortgage Loan
         Seller)  against  loss by fire  and  such  hazards  as are  covered  under a  standard  extended  coverage endorsement  in the locale in which the  Mortgaged  Property  is located,  in an amount  which is not less than the lesser of the maximum  insurable  value of the  improvements  securing such  Subsequent  Mortgage
         Loan or the outstanding  principal  balance of the Subsequent  Mortgage Loan, but in no event in an amount less than an amount  that is  required  to prevent  the  Mortgagor  from being  deemed to be a  co-insurer thereunder;  if the improvement on the Mortgaged  Property is a condominium unit, it is included under the coverage  afforded by a blanket policy for the  condominium  project;  if upon  origination of the related
         Subsequent  Mortgage  Loan, the  improvements  on the Mortgaged  Property were in an area  identified as a federally  designated  flood  area,  a flood  insurance  policy is in  effect  in an  amount  representing coverage  not less than the least of (x) the  outstanding  principal  balance of the  Subsequent  Mortgage
         Loan,  (y) the  restorable  cost of  improvements  located on such  Mortgaged  Property or (z) the maximum coverage  available  under federal law; and each Mortgage  obligates the Mortgagor  thereunder to maintain the insurance referred to above at the Mortgagor's cost and expense;

                  (xvi)    each  Subsequent  Mortgage  Loan  constitutes  a  "qualified   mortgage"  under  Section
         860G(a)(3)(A) of the Code and Treasury  Regulations  Section  1.860G-2(a)(1),  (2), (4), (5), (6), (7) and
         (9)  without  reliance  on the  provisions  of  Treasury  Regulation  Section  1.860G-2(a)(3)  or Treasury
         Regulation  Section  1.860G-2(f)(2)  or any other provision that would allow a Mortgage Loan to be treated as a "qualified  mortgage"  notwithstanding its failure to meet the requirements of Section  860G(a)(3)(A)
         of the Code and Treasury Regulation Section 1.860G-2(a)(1), (2), (4), (5), (6), (7) and (9);

                  (xvii)   each  Subsequent  Mortgage Loan was  originated  (a) by a savings and loan  association, savings bank,  commercial bank, credit union,  insurance company or similar institution that is supervised and examined by a federal or state  authority,  (b) a mortgagee  approved by the Secretary of HUD pursuant to  Sections  203 and 211 of the  National  Housing  Act,  as  amended,  or (c) by a  mortgage  broker  or correspondent  lender in a manner such that the related  Subsequent  Mortgage  Loan would be regarded  for purposes  of  Section  3(a)(41)  of the  Securities  Exchange  Act of 1934,  as  amended,  as having  been originated by an entity described in clauses (a) or (b) above;

                  (xviii)  none of the  Subsequent  Mortgage  Loans are (a) loans  subject  to 12 CFR Part  226.31,
         12CFR  Part  226.32  or 12 CFR Part  226.34 of  Regulation  Z, the  regulation  implementing  TILA,  which implements  the Home  Ownership and Equity  Protection  Act of 1994, as amended,  or (b) "high cost home,"
         "covered"  (excluding home loans defined as "covered home loans" in the New Jersey Home Ownership Security
         Act of 2002 that were  originated  between  November  26,  2003 and July 7,  2004),  "high  risk  home" or
         "predatory" loans under any applicable state,  federal or local law (or a similarly  classified loan using different  terminology under a law imposing  heightened  regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees);

                  (xix)    no Subsequent  Mortgage  Loan (a) is a "high cost loan" or "covered  loan" as applicable
(as such terms are defined in Standard & Poor's  LEVELS®  Glossary,  Version 5.6b,  Appendix E, attached  hereto as
Exhibit 6 or (b) was  originated  on or after  October 1, 2002 through March 6, 2003 and is governed by the Georgia
Fair Lending Act;

                  (xx)     with  respect to each  Subsequent  Mortgage  Loan in Sub-Loan  Group  II-1,  no borrower obtained  a  prepaid  single-premium  credit-life,  credit  disability,  credit  unemployment  or  credit  property insurance policy in connection with the origination of such Subsequent Mortgage Loan;

                  (xxi)    none of the  Subsequent  Mortgage  Loans in  Sub-Loan  Group  II-1  impose a  prepayment penalty for a term in excess of five years from the origination date;

                  (xxii)  with  respect to each  Subsequent  Mortgage  Loan in  Sub-Loan  Group  II-1,  information regarding  the  borrower  credit  files  related to such  Subsequent  Mortgage  Loan has been  furnished  to credit reporting  agencies  in  compliance  with  the  provisions  of the Fair  Credit  Reporting  Act and the  applicable implementing regulations;

                  (xxiii)  each  Subsequent  Mortgage  Loan was  originated  in  accordance  with the  underwriting guidelines of the related originator;

                  (xiv)    each  original  Mortgage  has been  recorded or is in the  process of being  recorded in accordance  with the  requirements  of Section  2.01 of the  Pooling and  Servicing  Agreement  in the  appropriate jurisdictions wherein such recordation is required to perfect the lien thereof for the benefit of the Trust Fund;

                  (xxv)    the related  Mortgage File contains  each of the  documents  and  instruments  listed in
Section 2.01 of the Pooling and Servicing  Agreement,  subject to any exceptions,  substitutions and qualifications as are set forth in such Section;

                  (xxvi) the  Subsequent  Mortgage Loans are currently  being serviced in accordance  with accepted servicing practices;

                  (xxvii) at the time of  origination,  each  Mortgaged  Property  was the subject of an  appraisal which  conformed to the  underwriting  requirements of the originator of the Mortgage Loan, and the appraisal is in a form which was acceptable to Fannie Mae or FHLMC at the time of origination;
                  (xxviii) none of the  Subsequent  Mortgage  Loans  that are  secured by  property  located in the
State of Illinois are in violation of the provisions of the Illinois Interest Act;
                  (xxix)   with respect to each  Subsequent  Mortgage Loan that has a prepayment  penalty  feature, each such  prepayment  penalty is enforceable  and will be enforced by the Mortgage Loan Seller and each prepayment penalty is permitted pursuant to federal,  state and local law, provided that (i) no Subsequent  Mortgage Loan will impose a  prepayment  penalty for a term in excess of five years from the date such  Subsequent  Mortgage  Loan was originated and (ii) such  prepayment  penalty is at least equal to the lesser of (A) the maximum  amount  permitted under  applicable law and (B) six months  interest at the related  Mortgage  Interest Rate on the amount prepaid in excess of 20% of the original principal balance of such Subsequent Mortgage Loan;

                  (xxx)    with respect to each  Subsequent  Mortgage Loan in Sub-Loan Group II-1  originated on or after August 1, 2004,  neither the related  Mortgage nor the related  Mortgage Note requires the borrower to submit to arbitration to resolve any dispute  arising out of or relating in any way to the  origination of such Subsequent
Mortgage Loan;

                  (xxxi)   no Subsequent  Mortgage Loan in Sub-Loan Group II-1 is a balloon  mortgage loan that has an original stated maturity of less than seven (7) years;

                  (xxxii) no  Subsequent  Mortgage  Loan in  Sub-Loan  Group II-1 that was  originated  on or after
October 31,  2004,  is subject to mandatory  arbitration  except when the terms of the  arbitration  also contain a waiver  provision  that  provides  that in the event of a sale or  transfer  of such  Subsequent  Mortgage  Loan or interest  in such  Subsequent  Mortgage  Loan to Fannie  Mae,  the terms of the  arbitration  are null and void and cannot be  reinstated.  The Mortgage  Loan Seller  hereby  agrees that the Mortgage  Loan Seller or the Servicer of the  Subsequent  Mortgage  Loans in Sub-Loan  Group II-1 will notify the borrower in writing  within 60 days of the sale or  transfer  of such  Subsequent  Mortgage  Loan to  Fannie  Mae that the terms of  arbitration  are null and void;

                  (xxxiii) no borrower of a  Subsequent  Mortgage  Loan in Sub-Loan  Group II-1 was  encouraged  or required to select a product offered by such Subsequent  Mortgage Loan's  originator which is a higher cost product designed for less creditworthy borrowers,  unless at the time of such Subsequent Mortgage Loan's origination,  such borrower did not qualify  taking into account  credit  history and  debt-to-income  ratios for a lower-cost  credit product then offered by the  Subsequent  Mortgage  Loan's  originator or any affiliate of that  originator.  If, at the time of loan  application,  the  borrower  may have  qualified  for a  lower-cost  product  than offered by any mortgage lending affiliate of the Sub-Loan Group II-1's  originator,  then such originator  referred the borrower's application to such affiliate for underwriting consideration;

                  (xxxiv) the methodology  used in  underwriting  the extension of credit for each Mortgage Loan in
Sub-Loan  Group II-1 employs  objective  mathematical  principles  which relate the borrower's  income,  assets and liabilities  to the  proposed  payment  and  such  underwriting  methodology  does not  rely on the  extent  of the borrower's equity in the collateral as the principal  determining  factor in approving such credit extension.  Such underwriting  methodology  confirmed  that at the time of  origination  (application/approval)  the  borrower had a reasonable ability to make timely payments on such Subsequent Mortgage Loan;

                  (xxxv)  With  respect to any  Subsequent  Mortgage  Loan in Sub-Loan  Group II-1 that  contains a provision  permitting  imposition  of a premium  upon a  prepayment  prior to  maturity:  (i) prior to such  loan's origination,  the borrower agreed to such premium in exchange for a monetary benefit,  including but not limited to a rate or fee reduction,  (ii) prior to such loan's  origination,  the borrower was offered the option of obtaining a mortgage loan that did not require  payment of such a premium,  (iii) for loans  originated on or after September
1, 2004, the duration of the prepayment  period shall not exceed three (3) years from the date of the note,  unless the loan was  modified  to reduce the  prepayment  period to no more than three years from the date of the note and the borrower was notified in writing of such reduction in prepayment period;

                  (xxxvi)  no  proceeds  from any  Subsequent  Mortgage  Loan in  Sub-Loan  Group II-1 were used to purchase single premium credit insurance  policies or debt  cancellation  agreements as part of the origination of, or as a condition to closing, such Subsequent Mortgage Loan in Sub-Loan Group II-1;

                  (xxxvii)  all points and fees related to each  Subsequent  Mortgage  Loan in Sub-Loan  Group II-1 were  disclosed in writing to the mortgagor in accordance  with  applicable  state and federal law and  regulation.
Except in the case of a Subsequent  Mortgage Loan in Sub-Loan  Group II-1 in an original  principal  amount of less than $60,000 which would have resulted in an unprofitable  origination,  no mortgagor was charged "points and fees"
(whether  or not  financed)  in an  amount  greater  than 5% of the  principal  amount  of such  loan  and  such 5%
limitation is calculated in accordance with Fannie Mae's  anti-predatory  lending  requirements as set forth in the
Fannie Mae Selling Guide; and

                  (xxxiii) all  fees  and  charges  (including  finance  charges)  and  whether  or  not  financed, assessed,  collected  or to be  collected in  connection  with the  origination  and  servicing of each  Subsequent
Mortgage Loan in Sub-Loan  Group II-1 has been disclosed in writing to the borrower in accordance  with  applicable state and federal law and regulation; and

                  (xxxiv)  as of the Subsequent  Transfer  Date,  each  Subsequent  Mortgage Loan complied with the requirements of Section 2.07 of the Pooling and Servicing Agreement.

                  It is understood and agreed that the  representations  and warranties set forth in this Section 7 will inure to the benefit of the  Purchaser,  its  successors  and  assigns,  notwithstanding  any  restrictive  or qualified  endorsement  on any Mortgage  Note or assignment of Mortgage or the  examination  of any Mortgage  File.
Upon any substitution for a Subsequent  Mortgage Loan, the  representations and warranties set forth above shall be deemed to be made by the Mortgage Loan Seller as to any Substitute Mortgage Loan as of the date of substitution.

                  Upon  discovery or receipt of notice by the Mortgage  Loan Seller,  the  Purchaser or the Trustee
of a breach of any  representation  or  warranty  of the  Mortgage  Loan  Seller set forth in this  Section 7 which materially  and  adversely  affects the value of the  interests of the  Purchaser,  the  Certificateholders  or the
Trustee in any of the Mortgage Loans delivered to the Purchaser  pursuant to this Agreement,  the party discovering or receiving  notice of such breach shall give prompt written notice to the others.  In the case of any such breach of a  representation  or warranty  set forth in this  Section 7, within 90 days from the date of  discovery  by the
Mortgage  Loan  Seller,  or the date the  Mortgage  Loan Seller is notified by the party  discovering  or receiving notice of such  breach  (whichever  occurs  earlier),  the  Mortgage  Loan  Seller will (i) cure such breach in all material  respects,  (ii) purchase the affected  Mortgage Loan at the applicable  Purchase Price or (iii) if within two years of the Closing  Date,  substitute a qualifying  Substitute  Mortgage  Loan in exchange for such  Mortgage
Loan;  provided that, (A) in the case of a breach of the representation  and warranty  concerning the Mortgage Loan
Schedule  contained  in clause (i) of this  Section 7, if such breach is  material  and relates to any field on the
Mortgage  Loan  Schedule  which  identifies  any  Prepayment  Charge  or  (B)  in  the  case  of a  breach  of  the representation  contained  in clause  (xxx) of this  Section 7,  then,  in each case,  in lieu of  purchasing  such
Mortgage  Loan from the Trust Fund at the  Purchase  Price,  the  Sponsor  shall pay the  amount of the  Prepayment
Charge (net of any amount previously  collected by or paid to the Trust Fund in respect of such Prepayment  Charge)
from its own funds and without  reimbursement  thereof,  and the Sponsor  shall have no obligation to repurchase or substitute  for such Mortgage Loan.  The  obligations  of the Mortgage Loan Seller to cure,  purchase or substitute a qualifying Substitute Mortgage Loan shall constitute the Purchaser's,  the Trustee's and the  Certificateholder's
sole and  exclusive  remedies  under  this  Agreement  or  otherwise  respecting  a breach  of  representations  or warranties  hereunder with respect to the Mortgage Loans,  except for the obligation of the Mortgage Loan Seller to indemnify  the  Purchaser  for such breach as set forth in and limited by Section 13 hereof.  It is  understood  by the parties hereto that a breach of the  representations  and warranties made in any of clause  (xviii),  (xix)(b),
(xxi),  (xxii),  (xxiii) or (xxxi) of this Section 7 will be deemed to materially and adversely affect the value of the interests of the Purchaser, the Certificateholders or the Trustee in the related Mortgage Loan.

                  Any cause of action  against the  Mortgage  Loan Seller or relating to arising out of a breach by the  Mortgage  Loan Seller of any  representations  and  warranties  made in this  Section 7 shall accrue as to any
Subsequent  Mortgage Loan upon (i)  discovery of such breach by the Mortgage  Loan Seller or notice  thereof by the party  discovering  such breach and (ii) failure by the Mortgage  Loan Seller to cure such  breach,  purchase  such
Subsequent Mortgage Loan or substitute a qualifying Substitute Mortgage Loan pursuant to the terms hereof.

         SECTION 8.        Representations  and  Warranties  Concerning  the Mortgage  Loan Seller.  As of the date hereof and as of the Subsequent  Transfer  Date, the Mortgage Loan Seller  represents and warrants to the Purchaser as to itself in the capacity indicated as follows:

                  (a)      the Mortgage Loan Seller (i) is a corporation  duly organized,  validly  existing and in good  standing  under the laws of the State of Delaware and (ii) is qualified  and in good  standing to do business in each  jurisdiction  where such  qualification  is  necessary,  except where the failure so to qualify  would not reasonably  be expected to have a material  adverse  effect on the  Mortgage  Loan  Seller's  business as presently conducted  or on  the  Mortgage  Loan  Seller's  ability  to  enter  into  this  Agreement  and to  consummate  the transactions contemplated hereby;

                  (b)      the Mortgage Loan Seller has full corporate  power to own its property,  to carry on its business as presently conducted and to enter into and perform its obligations under this Agreement;

                  (c)      the  execution  and delivery by the  Mortgage  Loan Seller of this  Agreement  have been duly  authorized  by all necessary  action on the part of the Mortgage  Loan Seller;  and neither the execution and delivery of this Agreement,  nor the consummation of the transactions herein contemplated,  nor compliance with the provisions  hereof,  will  conflict  with or  result in a breach  of, or  constitute  a default  under,  any of the provisions  of any law,  governmental  rule,  regulation,  judgment,  decree or order  binding on the Mortgage Loan
Seller or its properties or the charter or by-laws of the Mortgage Loan Seller,  except those  conflicts,  breaches or  defaults  which  would not  reasonably  be  expected to have a material  adverse  effect on the  Mortgage  Loan
Seller's ability to enter into this Agreement and to consummate the transactions contemplated hereby;

                  (d)      the  execution,  delivery and  performance by the Mortgage Loan Seller of this Agreement and the  consummation  of the  transactions  contemplated  hereby do not require  the  consent or approval  of, the giving of notice to, the  registration  with,  or the taking of any other action in respect of, any state,  federal or other  governmental  authority or agency,  except those consents,  approvals,  notices,  registrations  or other actions as have already been  obtained,  given or made and, in connection  with the  recordation  of the Mortgages, powers of attorney or assignments of Mortgages not yet completed;

                  (e)      this  Agreement  has been duly  executed and  delivered by the Mortgage Loan Seller and, assuming due  authorization,  execution and delivery by the Purchaser,  constitutes a valid and binding  obligation of the Mortgage Loan Seller enforceable  against it in accordance with its terms (subject to applicable  bankruptcy and insolvency laws and other similar laws affecting the enforcement of the rights of creditors generally);

                  (f)      there  are no  actions,  suits  or  proceedings  pending  or,  to the  knowledge  of the
Mortgage Loan Seller,  threatened against the Mortgage Loan Seller, before or by any court,  administrative agency, arbitrator or  governmental  body (i) with respect to any of the  transactions  contemplated  by this  Agreement or
(ii) with  respect to any other  matter  which in the  judgment of the  Mortgage  Loan  Seller  will be  determined adversely to the Mortgage  Loan Seller and will, if  determined  adversely to the Mortgage Loan Seller,  materially and adversely  affect the Mortgage Loan Seller's ability to perform its obligations  under this Agreement;  and the
Mortgage Loan Seller is not in default with respect to any order of any court,  administrative  agency,  arbitrator or governmental body so as to materially and adversely affect the transactions contemplated by this Agreement;

         .........(g)      the  Mortgage  Loan  Seller's  Information  (identified  in  Exhibit 3 hereof)  does not include any untrue  statement of a material  fact or omit to state a material  fact  necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

         SECTION 9.        Representations  and Warranties  Concerning the Purchaser.  As of the date hereof and as of the Subsequent Transfer Date, the Purchaser represents and warrants to the Mortgage Loan Seller as follows:

                  (a)      the Purchaser (i) is a limited  liability  company duly organized,  validly existing and in good  standing  under  the laws of the  State of  Delaware  and (ii) is  qualified  and in good  standing  to do business in each jurisdiction where such  qualification is necessary,  except where the failure so to qualify would not reasonably be expected to have a material  adverse effect on the  Purchaser's  business as presently  conducted or on the Purchaser's ability to enter into this Agreement and to consummate the transactions contemplated hereby;

                  (b)      the Purchaser  has full  corporate  power to own its property,  to carry on its business as presently conducted and to enter into and perform its obligations under this Agreement;

                  (c)      the  execution  and  delivery  by  the  Purchaser  of  this  Agreement  have  been  duly authorized by all necessary  corporate action on the part of the Purchaser;  and neither the execution and delivery of this  Agreement,  nor the  consummation  of the  transactions  herein  contemplated,  nor  compliance  with  the provisions  hereof,  will  conflict  with or  result in a breach  of, or  constitute  a default  under,  any of the provisions of any law,  governmental rule,  regulation,  judgment,  decree or order binding on the Purchaser or its properties or  certificate  of formation or limited  liability  company  agreement of the  Purchaser,  except those conflicts,  breaches or defaults  which would not  reasonably be expected to have a material  adverse effect on the
Purchaser's ability to enter into this Agreement and to consummate the transactions contemplated hereby;

                  (d)      the  execution,  delivery and  performance  by the  Purchaser of this  Agreement and the consummation  of the  transactions  contemplated  hereby do not require  the consent or approval  of, the giving of notice to, the  registration  with,  or the taking of any other  action in respect of, any state,  federal or other governmental  authority or agency,  except those consents,  approvals,  notices,  registrations or other actions as have already been obtained, given or made;

                  (e)      this Agreement has been duly executed and delivered by the Purchaser  and,  assuming due authorization,  execution and delivery by the Mortgage Loan Seller,  constitutes a valid and binding  obligation of the  Purchaser  enforceable  against  it in  accordance  with its  terms  (subject  to  applicable  bankruptcy  and insolvency laws and other similar laws affecting the enforcement of the rights of creditors generally);

                  (f)      there  are no  actions,  suits  or  proceedings  pending  or,  to the  knowledge  of the
Purchaser,  threatened  against  the  Purchaser,  before or by any  court,  administrative  agency,  arbitrator  or governmental  body (i) with respect to any of the transactions  contemplated by this Agreement or (ii) with respect to any other  matter which in the judgment of the  Purchaser  will be  determined  adversely to the  Purchaser  and will,  if  determined  adversely to the  Purchaser,  materially  and adversely  affect the  Purchaser's  ability to perform its  obligations  under this  Agreement;  and the  Purchaser is not in default with respect to any order of any court,  administrative  agency,  arbitrator or governmental  body so as to materially and adversely  affect the transactions contemplated by this Agreement;

         .........(g)      the  Purchaser's  Information  (identified  in Exhibit 4 hereof)  does not  include  any untrue  statement of a material  fact or omit to state a material  fact  necessary in order to make the  statements made, in light of the circumstances under which they were made, not misleading.

         SECTION 10.       Conditions to Closing.

                  (a)      The  obligations  of  the  Purchaser  under  this  Agreement  will  be  subject  to  the satisfaction, on or prior to the Subsequent Transfer Date, of the following conditions:

                           (1)      Each of the  obligations  of the Mortgage Loan Seller  required to be performed at or prior to the  Subsequent  Transfer  Date  pursuant  to the  terms of this  Agreement  shall  have  been  duly performed and complied with in all material  respects;  all of the  representations  and warranties of the Mortgage
Loan Seller  under this  Agreement  shall be true and  correct as of the date or dates  specified  in all  material respects;  and no event shall have occurred which,  with notice or the passage of time,  would constitute a default under this Agreement,  or the Pooling and Servicing Agreement;  and the Purchaser shall have received  certificates to that effect signed by authorized officers of the Mortgage Loan Seller.

                           (2)      The Purchaser shall have received all of the following  closing  documents,  in such forms as are agreed upon and reasonably  acceptable to the Purchaser,  duly executed by all signatories  other than the Purchaser as required pursuant to the respective terms thereof:

                                    (i)     If required  pursuant to Section 3 hereof,  the  Amendment  dated as of the Subsequent Transfer Date and any documents referred to therein;

                                    (ii)    If  required  pursuant  to  Section  3  hereof,  the  Final  Subsequent
         Mortgage Loan Schedule  containing the information set forth on Exhibit 2 hereto,  one copy to be attached to each counterpart of the Amendment;

                                    (iii)   The Pooling and Servicing  Agreement,  in form and substance reasonably satisfactory  to the Trustee and the Purchaser,  and all documents  required  thereby duly executed by all signatories;

                                    (iv)    An Initial  Certification  of the Custodian  substantially  in the form of Exhibit One to the Custodial Agreement; and

                                    (v)     Such    other    documents,    certificates    (including    additional
         representations  and  warranties)  and  opinions as may be  reasonably  necessary  to secure the  intended ratings from each Rating Agency for the Certificates.

                           (3)      Each of the  conditions  set forth in Section 2.07 of the Pooling and Servicing
Agreement shall have been satisfied on or prior to the related Subsequent Transfer Date.

                           (4)      The Mortgage  Loan Seller  shall have  furnished  to the  Purchaser  such other certificates  of its officers or others and such other  documents  and opinions of counsel to evidence  fulfillment of the  conditions set forth in this Agreement and the  transactions  contemplated  hereby as the Purchaser and its counsel may reasonably request.

                  (b)      The  obligations  of the Mortgage Loan Seller under this  Agreement  shall be subject to the satisfaction, on or prior to the Subsequent Transfer Date, of the following conditions:

                           (1)      The obligations of the Purchaser  required to be performed by it on or prior to the Subsequent  Transfer Date pursuant to the terms of this  Agreement  shall have been duly performed and complied with in all  material  respects,  and  all of the  representations  and  warranties  of the  Purchaser  under  this
Agreement  shall be true and  correct in all  material  respects  as of the date  hereof  and as of the  Subsequent
Transfer  Date,  and no event  shall  have  occurred  which  would  constitute  a breach by it of the terms of this
Agreement,  and the Mortgage Loan Seller shall have  received a certificate  to that effect signed by an authorized officer of the Purchaser.

                           (2)      The Mortgage  Loan Seller shall have  received  copies of all of the  following closing  documents,  in such forms as are agreed upon and reasonably  acceptable to the Mortgage Loan Seller,  duly executed by all  signatories  other than the  Mortgage  Loan Seller as required  pursuant to the  respective  terms thereof:

                                    (i)     If required  pursuant to Section 3 hereof,  the  Amendment  dated as of the Subsequent Transfer Date and any documents referred to therein;

                                    (i)     The Pooling and Servicing  Agreement,  in form and substance reasonably satisfactory  to the Mortgage  Loan  Seller,  and all  documents  required  thereby  duly  executed by all signatories;

                                    (ii)    An Initial  Certification  of the Custodian  substantially  in the form of Exhibit One to the Custodial Agreement; and

                                    (iii)   Such    other    documents,    certificates    (including    additional
representations  and  warranties)  and opinions as may be reasonably  necessary to secure the intended  rating from each Rating Agency for the Certificates.

         SECTION  11.  Fees and Expenses.  Subject to Section 16 hereof,  the Mortgage Loan Seller shall pay on the
Subsequent  Transfer  Date or such later date as may be agreed to by the Purchaser (i) the fees and expenses of the
Mortgage Loan Seller's attorneys and the reasonable fees and expenses of the Purchaser's  attorneys,  (ii) the fees and  expenses of Deloitte & Touche LLP,  (iii) the fees and expenses of the Trustee,  which shall  include  without limitation  the fees and expenses of the Trustee (and the fees and  disbursements  of its counsel)  with respect to
(A) legal and  document  review of this  Agreement,  the Pooling and  Servicing  Agreement,  the  Certificates  and
related  agreements,  (B) attendance at the closing of the transactions  contemplated  hereby and (C) review of the
Subsequent  Mortgage  Loans to be performed by the Trustee,  (iv) the fees and expenses of each Rating Agency (both initial  and  ongoing),  (v) the  fees and  expenses  relating  to the  preparation  and  recordation  of  mortgage assignments  (including  intervening  assignments,  if any and if available,  to evidence a complete chain of title from the originator  thereof to the Trustee) from the Mortgage Loan Seller to the Trustee or the expenses  relating to the Opinion of Counsel  referred  to in Section  6(a)  hereof,  as the case may be, and (vi)  Mortgage  File due diligence  expenses and other  out-of-pocket  expenses incurred by the Purchaser in connection with the purchase of the Subsequent  Mortgage  Loans.  The Mortgage Loan Seller  additionally  agrees to pay directly to any third party on a timely  basis the fees  provided  for  above  which  are  charged  by such  third  party and which are  billed periodically.

         SECTION 12.       Accountants'  Letters.  Deloitte  & Touche  LLP will  review  the  characteristics  of a sample of the Subsequent  Mortgage Loans described in the Final Subsequent  Mortgage Loan Schedule and will compare those  characteristics  to the standards of the Subsequent  Mortgage Loans  contained in the Prospectus  Supplement under the heading "The Mortgage  Pool--Conveyance  of Subsequent  Mortgage Loans and the Pre-Funding  Account." The
Mortgage Loan Seller will cooperate  with the Purchaser in making  available all  information  and taking all steps reasonably  necessary  to permit such  accountants  to complete  the review and to deliver the letters  required of them under the Underwriting Agreement.

         SECTION 13.       Indemnification.

                  (a)      The Mortgage  Loan Seller  shall  indemnify  and hold  harmless  the  Purchaser  and its directors,  officers and  controlling  persons (as such term is used in Section 15 of the Securities  Act) from and against  any loss,  claim,  damage or  liability  or action in  respect  thereof,  to which they or any of them may become subject,  under the Securities Act or otherwise,  insofar as such loss, claim,  damage,  liability or action arises out of, or is based upon (i) any  representation  or warranty  assigned or made by the Mortgage  Loan Seller in  Section 7 or  Section 8 hereof  being,  or  alleged  to be,  untrue or  incorrect,  or (ii) any  failure by the
Mortgage  Loan  Seller to perform  its  obligations  under this  Agreement;  and the  Mortgage  Loan  Seller  shall reimburse the Purchaser and each other  indemnified party for any legal and other expenses  reasonably  incurred by them in connection with  investigating  or defending or preparing to defend against any such loss,  claim,  damage, liability or action.

                  The  foregoing  indemnity  agreement  is in addition to any  liability  which the  Mortgage  Loan
Seller otherwise may have to the Purchaser or any other such indemnified party.

                  (b)      The  Purchaser  shall  indemnify  and hold  harmless  the  Mortgage  Loan Seller and its respective  directors,  officers and controlling persons (as such term is used in Section 15 of the Securities Act)
from and against any loss,  claim,  damage or liability or action in respect thereof,  to which they or any of them may become  subject,  under the  Securities Act or otherwise,  insofar as such loss,  claim,  damage,  liability or action  arises out of, or is based upon (i) any  representation  or  warranty  made by the  Purchaser  in Section 9 hereof  being,  or  alleged  to be,  untrue or  incorrect,  or (ii) any  failure by the  Purchaser  to perform  its obligations  under this  Agreement;  and the Purchaser  shall  reimburse  the Mortgage Loan Seller,  and each other indemnified  party for any legal and other expenses  reasonably  incurred by them in connection with  investigating or defending or preparing to defend any such loss,  claim,  damage,  liability or action.  The foregoing  indemnity agreement is in addition to any  liability  which the  Purchaser  otherwise may have to the Mortgage Loan Seller or any other such indemnified party.

                  (c)      Promptly  after receipt by an  indemnified  party under  subsection  (a) or (b) above of notice of the  commencement  of any action,  such  indemnified  party shall, if a claim in respect thereof is to be made against the indemnifying  party under such subsection,  notify each party against whom  indemnification  is to be sought in writing of the  commencement  thereof  (but the failure so to notify an  indemnifying  party shall not relieve  such  indemnified  party from any  liability  which it may have under this Section 13 except to the extent that it has been  prejudiced  in any  material  respect  by such  failure or from any  liability  which it may have otherwise).  In case any such action is brought  against any  indemnified  party,  and it notifies an  indemnifying party of the  commencement  thereof,  the  indemnifying  party will be entitled to participate  therein and, to the extent it may elect by written notice  delivered to the  indemnified  party promptly (but, in any event,  within 30 days) after  receiving  the  aforesaid  notice from such  indemnified  party,  to assume the defense  thereof  with counsel reasonably  satisfactory to such indemnified party.  Notwithstanding  the foregoing,  the indemnified party or parties  shall have the right to employ its or their own counsel in any such case,  but the fees and expenses of such  counsel  shall be at the  expense of such  indemnified  party or parties  unless (i) the  employment  of such counsel shall have been  authorized in writing by one of the  indemnifying  parties in connection  with the defense of such action,  (ii) the  indemnifying  parties shall not have  employed  counsel to have charge of the defense of such action within a reasonable time after notice of commencement of the action,  or (iii) such  indemnified  party or parties shall have  reasonably  concluded that there is a conflict of interest  between itself or themselves and the  indemnifying  party in the conduct of the defense of any claim or that the interests of the indemnified  party or  parties  are  not  substantially  co-extensive  with  those  of the  indemnifying  party  (in  which  case  the indemnifying  parties  shall not have the right to direct the defense of such  action on behalf of the  indemnified party or  parties),  in any of which  events  such fees and  expenses  shall be borne by the  indemnifying  parties
(provided,  however,  that the indemnifying  party shall be liable only for the fees and expenses of one counsel in addition  to one  local  counsel  in the  jurisdiction  involved.  Anything  in  this  subsection  to the  contrary notwithstanding,  an  indemnifying  party shall not be liable for any  settlement  or any claim or action  effected without its written consent; provided, however, that such consent was not unreasonably withheld.

                  (d)      If the  indemnification  provided for in paragraphs (a) and (b) of this Section 13 shall for any reason be unavailable to an indemnified  party in respect of any loss, claim,  damage or liability,  or any action in  respect  thereof,  referred  to in this  Section  13,  then the  indemnifying  party  shall,  in lieu of indemnifying  the  indemnified  party,  contribute  to the amount  paid or payable by such  indemnified  party as a result of such loss,  claim,  damage or liability,  or action in respect  thereof,  in such  proportion as shall be appropriate  to  reflect  the  relative  benefits  received  by the  Mortgage  Loan  Seller on the one hand and the
Purchaser  on the  other  from  the  purchase  and sale of the  Subsequent  Mortgage  Loans,  the  offering  of the
Certificates  and  the  other  transactions  contemplated  hereunder.  No  person  found  liable  for a  fraudulent misrepresentation  shall be  entitled  to  contribution  from any  person  who is not also  found  liable  for such fraudulent misrepresentation.

                  (e)      The  parties  hereto  agree  that  reliance  by an  indemnified  party  on any  publicly available  information or any  information or directions  furnished by an  indemnifying  party shall not constitute negligence, bad faith or willful misconduct by such indemnified party.

         SECTION 14.       Notices.All  demands,  notices and communications  hereunder shall be in writing but may be delivered by  facsimile  transmission  subsequently  confirmed in writing.  Notices to the Mortgage  Loan Seller shall be directed to EMC Mortgage  Corporation,  MacArthur  Ridge II, 909 Hidden Ridge  Drive,  Suite 100,  Irving,
Texas,  75038  (Telecopy:  (972-444-2880)),  and notices to the  Purchaser  shall be directed to Bear Stearns Asset
Backed  Securities I LLC, 383 Madison  Avenue,  New York,  New York 10179  (Telecopy:  (212-272-7206)),  Attention:
Baron  Silverstein;  or to any other  address as may hereafter be furnished by one party to the other party by like notice.  Any such  demand,  notice or  communication  hereunder  shall be deemed to have been  received on the date received at the premises of the addressee (as evidenced,  in the case of registered or certified  mail, by the date noted on the return  receipt)  provided that it is received on a Business Day during normal  business hours and, if received after normal business hours, then it shall be deemed to be received on the next Business Day.

         SECTION 15.       Transfer of Subsequent  Mortgage  Loans.  The Purchaser  retains the right to assign the
Subsequent  Mortgage Loans and any or all of its interest  under this Agreement to the Trustee  without the consent of the Mortgage Loan Seller,  and, upon such  assignment,  the Trustee shall succeed to the  applicable  rights and obligations of the Purchaser  hereunder;  provided,  however,  the Purchaser  shall remain entitled to the benefits set forth in Sections 11, 13 and 17 hereto and as provided in Section  2(a).  Notwithstanding  the  foregoing,  the sole and exclusive  right and remedy of the Trustee with respect to a breach of  representation  or warranty of the
Mortgage  Loan  Seller  shall be the cure,  purchase  or  substitution  obligations  of the  Mortgage  Loan  Seller contained in Sections 5 and 7 hereof.

         SECTION 16.       Termination.  This  Agreement  may  be  terminated  (a)  by the  mutual  consent  of the parties hereto prior to the Subsequent  Transfer Date, (b) by the Purchaser,  if the conditions to the  Purchaser's obligation  to close set forth under  Section  10(a) hereof are not  fulfilled as and when required to be fulfilled or (c) by the Mortgage Loan Seller,  if the conditions to the Mortgage Loan Seller's  obligation to close set forth under Section 10(b) hereof are not  fulfilled as and when  required to be  fulfilled.  In the event of  termination pursuant to clause (b), the Mortgage  Loan Seller  shall pay,  and in the event of  termination  pursuant to clause
(c), the Purchaser shall pay, all reasonable  out-of-pocket  expenses  incurred by the other in connection with the transactions  contemplated  by this  Agreement.  In the event of a  termination  pursuant to clause (a), each party shall be responsible for its own expenses.

         SECTION 17.       Representations,  Warranties and Agreements to Survive  Delivery.  All  representations, warranties and agreements  contained in this  Agreement,  or contained in  certificates of officers of the Mortgage
Loan Seller  submitted  pursuant  hereto,  shall remain  operative  and in full force and effect and shall  survive delivery of the Subsequent  Mortgage  Loans to the Purchaser  (and by the Purchaser to the Trustee).  Subsequent to
the delivery of the  Subsequent  Mortgage Loans to the Purchaser,  the Mortgage Loan Seller's  representations  and warranties  contained  herein  with  respect  to the  Subsequent  Mortgage  Loans  shall be deemed to relate to the
Subsequent  Mortgage Loans actually  delivered to the Purchaser and included in the Final Subsequent  Mortgage Loan
Schedule  and any  Substitute  Mortgage  Loan,  and  not to  those  Subsequent  Mortgage  Loans  deleted  from  the
Preliminary  Subsequent  Mortgage  Loan  Schedule  pursuant  to  Section  3  hereof  prior  to the  closing  of the transactions contemplated hereby or any Deleted Subsequent Mortgage Loan.

         SECTION 18.       Severability.  If any provision of this  Agreement  shall be prohibited or invalid under applicable  law, this Agreement shall be ineffective  only to such extent,  without  invalidating  the remainder of this Agreement.

         SECTION 19.       Counterparts.  This  Agreement  may be executed in  counterparts,  each of which will be an original, but which together shall constitute one and the same agreement.

         SECTION 20.       Amendment.  This  Agreement  cannot be amended or  modified  in any manner  without  the prior written consent of each party.

         SECTION 21.  Governing  Law. THIS  AGREEMENT  SHALL BE DEEMED TO HAVE BEEN MADE AND PERFORMED IN THE STATE
OF NEW YORK AND SHALL BE INTERPRETED IN ACCORDANCE  WITH THE LAWS OF SUCH STATE,  WITHOUT REGARD TO THE CONFLICT OF
LAWS PRINCIPLES OF SUCH STATE.

         SECTION 22.       Further   Assurances.   Each  of  the  parties   agrees  to  execute  and  deliver  such
instruments  and take such  actions  as  another  party  may,  from time to time,  reasonably  request  in order to effectuate the purpose and to carry out the terms of this Agreement,  including any amendments  hereto which may be required by either Rating Agency.

         SECTION 23.       Successors and Assigns.

                  This  Agreement  shall bind and inure to the benefit of and be  enforceable by the Seller and the
Purchaser  and their  permitted  successors  and assigns and, to the extent  specified  in Section 13 hereof,  Bear
Stearns,  and their directors,  officers and controlling  persons (within the meaning of federal  securities laws).
The Mortgage Loan Seller  acknowledges  and agrees that the  Purchaser  may assign its rights under this  Agreement
(including,  without  limitation,  with  respect to the  Mortgage  Loan  Seller's  representations  and  warranties respecting the  Subsequent  Mortgage  Loans) to the Trustee.  Any person into which the Mortgage Loan Seller may be merged or  consolidated  (or any person  resulting  from any merger or  consolidation  involving  the Mortgage Loan
Seller),  any person  resulting  from a change in form of the Mortgage Loan Seller or any person  succeeding to the business of the Mortgage Loan Seller,  shall be considered the  "successor"  of the Mortgage Loan Seller  hereunder and shall be  considered a party hereto  without the execution or filing of any paper or any further act or consent on the part of any party  hereto.  Except as  provided  in the two  preceding  sentences  and in Section 15 hereto, this Agreement  cannot be assigned,  pledged or  hypothecated by either party hereto without the written consent of the other parties to this Agreement and any such assignment or purported assignment shall be deemed null and void.

         SECTION 24.       The  Mortgage  Loan  Seller  and  the  Purchaser.  The  Mortgage  Loan  Seller  and  the
Purchaser will keep in full effect all rights as are necessary to perform their respective  obligations  under this
Agreement.

         SECTION 25.       Entire  Agreement.  This  Agreement  contains  the entire  agreement  and  understanding between the parties  with  respect to the subject  matter  hereof,  and  supersedes  all prior and  contemporaneous agreements,  understandings,  inducements  and  conditions,  express or  implied,  oral or  written,  of any nature whatsoever with respect to the subject matter hereof.

         SECTION 26.       No  Partnership.  Nothing  herein  contained  shall be deemed or  construed  to create a partnership or joint venture between the parties hereto.

                                    [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                  IN WITNESS  WHEREOF,  the parties  hereto have  caused  their names to be signed  hereto by their respective duly authorized officers as of the date first above written.

                                                     EMC MORTGAGE CORPORATION

                                                     By:      ______________________________
                                                              Name:
                                                              Title:

                                                     BEAR STEARNS ASSET BACKED SECURITIES I LLC

                                                     By:      ______________________________
                                                              Name:
                                                              Title:

                                                     EXHIBIT 1

                                              CONTENTS OF MORTGAGE FILE

         With respect to each Mortgage  Loan,  the Mortgage File shall include each of the following  items,  which shall be available for  inspection by the Purchaser or its designee,  and which shall be delivered to the Purchaser or its designee pursuant to the terms of the Agreement:

                  (i)      The original  Mortgage Note,  endorsed  without recourse to the order of the Trustee and showing an unbroken chain of  endorsements  from the original payee thereof to the Person  endorsing it to the Trustee, or lost note affidavit;

                  (ii)     The  original  Mortgage  and, if the  related  Mortgage  Loan is a MOM Loan,  noting the presence of the MIN and language  indicating that such Mortgage Loan is a MOM Loan,  which shall have been recorded  (or if the  original  is not  available,  a copy),  with  evidence of such  recording  indicated
         thereon (or if the original  Security  Instrument,  assignments to the Trustee or intervening  assignments thereof which have been  delivered,  are being  delivered or will,  upon receipt of recording  information relating to the Security  Instrument  required to be included  thereon,  be delivered to recording offices for recording  and have not been  returned to the Mortgage  Loan Seller in time to permit their  recording as specified in Section 2.01(b) of the Pooling and Servicing Agreement, shall be in recordable form);

                  (iii)     Unless the Mortgage Loan is a MOM Loan, a certified copy of the  assignment  (which may be in the form of a blanket  assignment if permitted in the  jurisdiction in which the Mortgaged  Property is located) to "JPMorgan Chase Bank, National  Association,  as Trustee",  with evidence of recording with respect  to  each  Mortgage  Loan  in the  name  of the  Trustee  thereon  (or  if the  original  Security
         Instrument,  assignments to the Trustee or intervening assignments thereof which have been delivered,  are being  delivered  or will,  upon  receipt of recording  information  relating to the  Security  Instrument required to be included  thereon,  be  delivered  to  recording  offices for  recording  and have not been returned to the Mortgage Loan Seller in time to permit their  delivery as specified in Section  2.01(b) of the Pooling and  Servicing  Agreement,  the  Mortgage  Loan Seller may deliver a true copy  thereof with a certification  by the  Mortgage  Loan  Seller,  on the  face  of  such  copy,  substantially  as  follows:
         "Certified to be a true and correct copy of the original, which has been transmitted for recording");

                  (iv)     All intervening  assignments of the Security  Instrument,  if applicable and only to the extent available to the Mortgage Loan Seller with evidence of recording thereon;

                  (v)      The  original  or a copy of the  policy or  certificate  of  primary  mortgage  guaranty insurance, to the extent available, if any;

                  (vi)     The original  policy of title  insurance or mortgagee's  certificate of title  insurance or commitment or binder for title insurance; and

                  (vii)    The originals of all modification agreements, if applicable and available.

                  EXHIBIT 2

                                         MORTGAGE LOAN SCHEDULE INFORMATION

         The Preliminary and Final Mortgage Loan Schedules shall set forth the following  information  with respect to each Mortgage Loan:

(a)               the city, state and zip code of the Mortgaged Property;
(b)      the property type;
(c)      the Mortgage Interest Rate;
(d)      the Servicing Fee Rate;
(e)      the Master Servicer's Fee Rate;
(f)      the LPMI Fee, if applicable;
(g)      the Trustee Fee Rate, if applicable;
(h)      the Net Rate;
(i)      the maturity date;
(j)      the stated original term to maturity;
(k)      the stated remaining term to maturity;
(l)      the original Principal Balance;
(m)      the first payment date;
(n)      the principal and interest payment in effect as of the Cut-off Date;
(o)      the unpaid Principal Balance as of the Cut-off Date;
(p)      the Loan-to-Value Ratio at origination;
(q)      the insurer of any Primary Mortgage Insurance Policy;
(r)      the MIN with respect to each MOM Loan;
(s)      the Gross Margin, if applicable;
(t)      the next Adjustment Date, if applicable;
(u)      the Maximum Lifetime Mortgage Rate, if applicable;
(v)      the Minimum Lifetime Mortgage Rate, if applicable;
(w)      the Periodic Rate Cap, if applicable;
(x)      the Loan Group, if applicable;
(y)      a code indicating whether the Mortgage Loan is negatively amortizing;
(z)      which Mortgage Loans adjust after an initial fixed-rate period of one, two, three, five, seven or ten years or any other period;
(aa)     the Prepayment Charge, if any;
(bb)     lien position (e.g., first lien or second lien);
(cc)     a code indicating whether the Mortgage Loan is has a balloon payment;
(dd)     a code indicating whether the Mortgage Loan is an interest-only loan;
(ee)     the interest-only term, if applicable;
(ff)     the Mortgage Loan Seller
(gg)     the original amortization term.

Such schedule also shall set forth for all of the Mortgage  Loans,  the total number of Mortgage  Loans,  the total of each of the amounts  described  under (n) and (j) above,  the weighted  average by  principal  balance as of the
Cut-off Date of each of the rates described under (c) through (h) above,  and the weighted  average  remaining term to maturity by unpaid principal balance as of the Cut-off Date.

K-10

                                                     EXHIBIT 3

                                         MORTGAGE LOAN SELLER'S INFORMATION

         All information in the Prospectus  Supplement  described under the following  Sections:  "SUMMARY OF TERMS
-- The Mortgage  Pool,"  "DESCRIPTION  OF THE MORTGAGE  LOANS" and  "SCHEDULE A -- CERTAIN  CHARACTERISTICS  OF THE
MORTGAGE LOANS."

                                                     EXHIBIT 4

                                               PURCHASER'S INFORMATION

         All  information  in the  Prospectus  Supplement  and the  Prospectus,  except the Mortgage  Loan Seller's
Information.

                                                     EXHIBIT 5

                                               SCHEDULE OF LOST NOTES

                                               Available Upon Request

                                                     EXHIBIT 6

                       Standard & Poor's LEVELS® Glossary, Version 5.6b Revised, Appendix E

                                                                                  REVISED August 1, 2005

APPENDIX E - Standard & Poor's Anti-Predatory Lending Categorization

                  Standard  &  Poor's  has  categorized  loans  governed  by  anti-predatory  lending  laws  in the
Jurisdictions  listed below into three  categories  based upon a  combination  of factors that include (a) the risk exposure  associated  with the assignee  liability and (b) the tests and thresholds  set forth in those laws.  Note that certain loans  classified by the relevant  statute as Covered are included in Standard & Poor's High Cost Loan
Category because they included  thresholds and tests that are typical of what is generally  considered High Cost by the industry.

Standard & Poor's High Cost Loan Categorization

---------------------------------------------------------------------------------------------------------------------
---------------------------------- ------------------------------------------------- --------------------------------
       State/Jurisdiction           Name of Anti-Predatory Lending Law/Effective       Category under Applicable
                                                         Date                          Anti-Predatory Lending Law
---------------------------------- ------------------------------------------------- --------------------------------
Arkansas                           Arkansas Home Loan Protection Act, Ark. Code      High Cost Home Loan
                                   Ann. §§ 23-53-101 et seq.

                                   Effective July 16, 2003
---------------------------------- ------------------------------------------------- --------------------------------
Cleveland Heights, OH              Ordinance No. 72-2003 (PSH), Mun. Code §§         Covered Loan
                                   757.01 et seq.

                                   Effective June 2, 2003
---------------------------------- ------------------------------------------------- --------------------------------
Colorado                           Consumer Equity Protection, Colo. Stat. Ann. §§   Covered Loan
                                   5-3.5-101 et seq.

                                   Effective for covered loans offered or entered
                                   into on or after January 1, 2003. Other
                                   provisions of the Act took effect on June 7,
                                   2002
---------------------------------- ------------------------------------------------- --------------------------------
Connecticut                        Connecticut Abusive Home Loan Lending Practices   High Cost Home Loan
                                   Act, Conn. Gen. Stat. §§ 36a-746 et seq.

                                   Effective October 1, 2001
---------------------------------- ------------------------------------------------- --------------------------------
District of Columbia               Home Loan Protection Act, D.C. Code §§            Covered Loan
                                   26-1151.01 et seq.

                                   Effective for loans closed on or after January
                                   28, 2003
---------------------------------- ------------------------------------------------- --------------------------------
Florida                            Fair Lending Act, Fla. Stat. Ann. §§ 494.0078     High Cost Home Loan
                                   et seq.

                                   Effective October 2, 2002
---------------------------------- ------------------------------------------------- --------------------------------
Georgia (Oct. 1, 2002 - Mar. 6,    Georgia Fair Lending Act, Ga. Code Ann. §§        High Cost Home Loan
2003)                              7-6A-1 et seq.
---------------------------------- ------------------------------------------------- --------------------------------
Georgia as amended (Mar. 7, 2003   Georgia Fair Lending Act, Ga. Code Ann. §§        High Cost Home Loan
- current)                         7-6A-1 et seq.

                                   Effective for loans closed on or after March 7,
                                   2003
---------------------------------- ------------------------------------------------- --------------------------------
HOEPA Section 32                   Home Ownership and Equity Protection Act of       High Cost Loan
                                   1994, 15 U.S.C. § 1639, 12 C.F.R. §§ 226.32 and
                                   226.34

                                   Effective October 1, 1995, amendments October
                                   1, 2002
---------------------------------- ------------------------------------------------- --------------------------------
Illinois                           High Risk Home Loan Act, Ill. Comp. Stat. tit.    High Risk Home Loan
                                   815, §§ 137/5 et seq.

                                   Effective January 1, 2004 (prior to this date,
                                   regulations under Residential Mortgage License
                                   Act effective from May 14, 2001)
---------------------------------- ------------------------------------------------- --------------------------------
Kansas                             Consumer Credit Code, Kan. Stat. Ann. §§          High Loan to Value Consumer
                                   16a-1-101 et seq.                                 Loan (id. § 16a-3-207) and;

                                   Sections 16a-1-301 and 16a-3-207 became
                                   effective April 14, 1999; Section 16a-3-308a
                                   became effective July 1, 1999
---------------------------------- ------------------------------------------------- --------------------------------

                                                                                     High APR Consumer Loan (id. §
                                                                                     16a-3-308a)
---------------------------------- ------------------------------------------------- --------------------------------
Kentucky                           2003 KY H.B. 287 - High Cost Home Loan Act, Ky.   High Cost Home Loan
                                   Rev. Stat. §§ 360.100 et seq.

                                   Effective June 24, 2003
---------------------------------- ------------------------------------------------- --------------------------------
Maine                              Truth in Lending, Me. Rev. Stat. tit. 9-A, §§     High Rate High Fee Mortgage
                                   8-101 et seq.

                                   Effective September 29, 1995 and as amended
                                   from time to time
---------------------------------- ------------------------------------------------- --------------------------------
Massachusetts                      Part 40 and Part 32, 209 C.M.R. §§ 32.00 et       High Cost Home Loan
                                   seq. and 209 C.M.R. §§ 40.01 et seq.

                                   Effective March 22, 2001 and amended from time
                                   to time
---------------------------------- ------------------------------------------------- --------------------------------
Nevada                             Assembly Bill No. 284, Nev. Rev. Stat. §§         Home Loan
                                   598D.010 et seq.

                                   Effective October 1, 2003
---------------------------------- ------------------------------------------------- --------------------------------
New Jersey                         New Jersey Home Ownership Security Act of 2002,   High Cost Home Loan
                                   N.J. Rev. Stat. §§ 46:10B-22 et seq.

                                   Effective for loans closed on or after November
                                   27, 2003
---------------------------------- ------------------------------------------------- --------------------------------
New Mexico                         Home Loan Protection Act, N.M. Rev. Stat. §§      High Cost Home Loan
                                   58-21A-1 et seq.

                                   Effective as of January 1, 2004; Revised as of
                                   February 26, 2004
---------------------------------- ------------------------------------------------- --------------------------------
New York                           N.Y. Banking Law Article 6-l                      High Cost Home Loan

                                   Effective for applications made on or after
                                   April 1, 2003
---------------------------------- ------------------------------------------------- --------------------------------
North Carolina                     Restrictions and Limitations on High Cost Home    High Cost Home Loan
                                   Loans, N.C. Gen. Stat. §§ 24-1.1E et seq.

                                   Effective July 1, 2000; amended October 1, 2003
                                   (adding open-end lines of credit)
---------------------------------- ------------------------------------------------- --------------------------------
Ohio                               H.B. 386 (codified in various sections of the     Covered Loan
                                   Ohio Code), Ohio Rev. Code Ann. §§ 1349.25 et
                                   seq.

                                   Effective May 24, 2002
---------------------------------- ------------------------------------------------- --------------------------------
Oklahoma                           Consumer Credit Code (codified in various         Subsection 10 Mortgage
                                   sections of Title 14A)

                                   Effective July 1, 2000; amended effective
                                   January 1, 2004
---------------------------------- ------------------------------------------------- --------------------------------
South Carolina                     South Carolina High Cost and Consumer Home        High Cost Home Loan
                                   Loans Act, S.C. Code
                                   Ann. §§ 37-23-10 et seq.

                                   Effective for loans taken on or after January
                                   1, 2004
---------------------------------- ------------------------------------------------- --------------------------------
West Virginia                      West Virginia Residential Mortgage Lender,        West Virginia Mortgage Loan
                                   Broker and Servicer Act, W. Va. Code Ann. §§      Act Loan
                                   31-17-1 et seq.
                                   Effective June 5, 2002
---------------------------------- ------------------------------------------------- --------------------------------

Standard & Poor's Covered Loan Categorization
---------------------------------- ------------------------------------------------- --------------------------------
       State/Jurisdiction           Name of Anti-Predatory Lending Law/Effective       Category under Applicable
                                                         Date                          Anti-Predatory Lending Law
---------------------------------- ------------------------------------------------- --------------------------------
Georgia (Oct. 1, 2002 - Mar. 6,    Georgia Fair Lending Act, Ga. Code Ann. §§        Covered Loan
2003)                              7-6A-1 et seq.

                                   Effective October 1, 2002 - March 6, 2003
---------------------------------- ------------------------------------------------- --------------------------------
New Jersey                         New Jersey Home Ownership Security Act of 2002,   Covered Home Loan
                                   N.J. Rev. Stat. §§ 46:10B-22 et seq.

                                   Effective November 27, 2003 - July 5, 2004
---------------------------------- ------------------------------------------------- --------------------------------

Standard & Poor's Home Loan Categorization

---------------------------------------------------------------------------------------------------------------------
---------------------------------- ------------------------------------------------- --------------------------------
       State/Jurisdiction           Name of Anti-Predatory Lending Law/Effective       Category under Applicable
                                                         Date                          Anti-Predatory Lending Law
---------------------------------- ------------------------------------------------- --------------------------------
Georgia (Oct. 1, 2002 - Mar. 6,    Georgia Fair Lending Act, Ga. Code Ann. §§        Home Loan
2003)                              7-6A-1 et seq.

                                   Effective October 1, 2002 - March 6, 2003
---------------------------------- ------------------------------------------------- --------------------------------
New Jersey                         New Jersey Home Ownership Security                Home Loan
                                   Act of 2002, N.J. Rev. Stat. §§ 46:10B-22 et
                                   seq.

                                   Effective for loans closed on or after November
                                   27, 2003
---------------------------------- ------------------------------------------------- --------------------------------
New Mexico                         Home Loan Protection Act, N.M. Rev. Stat. §§      Home Loan
                                   58-21A-1 et seq.

                                   Effective as of January 1, 2004; Revised as of
                                   February 26, 2004
---------------------------------- ------------------------------------------------- --------------------------------
North Carolina                     Restrictions and Limitations on High Cost Home    Consumer Home Loan
                                   Loans, N.C. Gen. Stat. §§ 24-1.1E et seq.

                                   Effective July 1, 2000; amended October 1, 2003
                                   (adding open-end lines of credit)
---------------------------------- ------------------------------------------------- --------------------------------
South Carolina                     South Carolina High Cost and Consumer Home        Consumer Home Loan
                                   Loans Act, S.C. Code Ann. §§ 37-23-10 et seq.

                                   Effective for loans taken on or after January
                                   1, 2004
---------------------------------- ------------------------------------------------- --------------------------------

                                                    SCHEDULE A

                                   REQUIRED RATINGS FOR EACH CLASS OF CERTIFICATES

                                                   Certificates

                                    Offered Certificates            S&P        Moody's
                                    Class I-1A-1                    AAA          Aaa
                                    Class I-1A-2                    AAA          Aaa
                                    Class II-1A-1                   AAA          Aaa
                                    Class II-1X-1                   AAA          Aaa
                                    Class II-1A-2                   AAA          Aaa
                                    Class II-1A-3                   AAA          Aa1
                                    Class II-1X-2                   AAA          Aaa
                                    Class II-2A-1                   AAA          Aaa
                                    Class II-2A-2                   AAA          Aa1
                                    Class II-2X-1                   AAA          Aaa
                                    Class II-3A-1                   AAA          Aaa
                                    Class II-3A-2                   AAA          Aa1
                                    Class II-3X-1                   AAA          Aaa
                                    Class I-M-1                     AA           Aa2
                                    Class I-M-2                      A            A2
                                    Class I-B-1                     BBB          Baa2
                                    Class I-B-2                    BBB-          Baa3
                                    Class II-B-1                    AA           Aa2
                                    Class II-X-B1                   AA           Aa2
                                    Class II-B-2                     A            A2
                                    Class II-X-B2                    A            A2
                                    Class II-B-3                    BBB          Baa2
                                    Class II-X-B3                   BBB          Baa2

-------------------------------------------------------------------------------------------------------------------
The Class R, Class R-X, Class B-IO, Class I-XP and Class II-XP Certificates have not been rated.

None of the above ratings has been lowered,  qualified or withdrawn  since the dates of issuance of such ratings by the Rating Agencies.

                                                    SCHEDULE B

                                              MORTGAGE LOAN SCHEDULE

                                              (Provided upon request)

                                                                                                          EXHIBIT L

                                                     FORM OF

                                          SUBSEQUENT TRANSFER INSTRUMENT

                  Pursuant  to this  Subsequent  Transfer  Instrument,  dated  [____],  2006  (this  "Instrument"), between Bear Stearns  Asset Backed  Securities I LLC, as seller (the  "Seller"),  and Bank of New York as successor to JPMorgan Chase Bank, National  Association,  as trustee of the Bear Stearns ALT-A Trust,  Mortgage  Pass-Through
Certificates,  Series 2006-1,  as purchaser (the "Trustee"),  and pursuant to the Pooling and Servicing  Agreement, dated as of January 1, 2006 (the "Pooling and Servicing  Agreement"),  among the Seller, as the seller, Wells Fargo
Bank,  National  Association,  as master servicer and securities  administrator,  EMC Mortgage  Corporation and the
Trustee,  as trustee,  the Seller and the Trustee  agree to the sale by the Seller and the  purchase by the Trustee in trust,  on behalf of the Trust,  of the  Subsequent  Mortgage  Loans  listed on the  Schedule of Mortgage  Loans attached to this Instrument as Exhibit 1 hereto (the "Subsequent Mortgage Loans").

                  Capitalized  terms used but not  otherwise  defined  herein  shall have the meanings set forth in the Pooling and Servicing Agreement.

         Section 1.        Conveyance of Subsequent Mortgage Loans.

                  (a)      The Seller does hereby  sell,  transfer,  assign,  set over and convey to the Trustee in trust,  on behalf of the Trust,  without  recourse,  all of its right,  title and interest in and to the Subsequent
Mortgage  Loans,  and  including  all amounts due or accruing  on the  Subsequent  Mortgage  Loans on and after the related  Subsequent  Cut-off  Date,  and all items with respect to the  Subsequent  Mortgage  Loans to be delivered pursuant to Section 2.07 of the Pooling and Servicing Agreement;  provided,  however,  that the Seller reserves and retains all right,  title and interest in and to amounts due on the Subsequent  Mortgage Loans prior to the related
Subsequent  Cut-off  Date.  The Seller,  contemporaneously  with the delivery of this  Agreement,  has delivered or caused to be  delivered  to the  Trustee  each item with  respect  to the  Subsequent  Mortgage  Loans set forth in
Section  2.01 of the Pooling  and  Servicing  Agreement  and the other items in the  related  Mortgage  Files.  The transfer to the Trustee by the Seller of the  Subsequent  Mortgage  Loans  identified on the Mortgage Loan Schedule shall be absolute and is intended by the Seller,  the Mortgage Loan Seller,  the Master  Servicer,  the  Securities
Administrator,  the Trustee and the  Certificateholders to constitute and to be treated as a sale of the Subsequent
Mortgage Loans by the Seller to the Trust Fund.

                  (b)      The Seller,  concurrently with the execution and delivery hereof,  does hereby transfer, assign,  set over and otherwise  convey to the Trustee without  recourse for the benefit of the  Certificateholders all the right, title and interest of the Seller in, to and under the Subsequent  Mortgage Loan Purchase  Agreement, dated as of [_____] [_],  2006,  between EMC Mortgage  Corporation,  as seller,  and the Seller,  as purchaser (the
"Purchase Agreement").

         Section 2.        Representations and Warranties; Conditions Precedent.

                  (c)      The  Seller   hereby   confirms   that  each  of  the   conditions   precedent  and  the
representations  and warranties  set forth in Section 2.07 of the Pooling and Servicing  Agreement are satisfied as of the date hereof.

                  (d)      All terms and  conditions  of the Pooling and Servicing  Agreement  are hereby  ratified and  confirmed;  provided,  however,  that in the event of any conflict,  the provisions of this  Instrument  shall control over the conflicting provisions of the Pooling and Servicing Agreement.

         Section 3.        Recordation of Instrument.

                  To the  extent  permitted  by  applicable  law,  this  Instrument,  or a  memorandum  thereof  if permitted  under  applicable  law, is subject to  recordation in all  appropriate  public offices for real property records in all of the counties or other comparable  jurisdictions in which any or all of the properties  subject to the Mortgages are situated,  and in any other  appropriate  public recording office or elsewhere,  such recordation to  be  effected  by  the  Master  Servicer  at  the  Certificateholders'  expense  on  direction  of  the  related
Certificateholders,  but only when  accompanied  by an  Opinion of  Counsel  to the  effect  that such  recordation
materially  and  beneficially   affects  the  interests  of  the   Certificateholders   or  is  necessary  for  the
administration or servicing of the Subsequent Mortgage Loans.

         Section 4.        Governing Law.

                  This  Instrument  shall be construed in accordance with the laws of the State of New York and the obligations,  rights and  remedies of the parties  hereunder  shall be  determined  in  accordance  with such laws, without giving effect to principles of conflicts of law.

         Section 5.        Counterparts.

                  This Instrument may be executed in one or more  counterparts and by the different  parties hereto on separate counterparts,  each of which, when so executed,  shall be deemed to be an original;  such counterparts, together, shall constitute one and the same instrument.

         Section 6.        Successors and Assigns.

                  This  Instrument  shall  inure to the  benefit of and be binding  upon the Seller and the Trustee and their respective successors and assigns.

                  IN WITNESS  WHEREOF,  the parties  hereto have  executed  this  Agreement on the date first above written.

                                                     BEAR STEARNS ASSET BACKED SECURITIES I LLC., as Seller

                                                     By:
                                                            Name:
                                                            Title:

                                                     BANK  OF  NEW  YORK  AS  SUCCESSOR  TO  JPMORGAN  CHASE  BANK,
                                                     NATIONAL ASSOCIATION, as Trustee

                                                     By:
                                                            Name:
                                                            Title:

                                                                                                          EXHIBIT M

                          SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

Definitions
Primary Servicer - transaction party having borrower contact
Master Servicer - aggregator of pool assets
Securities Administrator - waterfall calculator
Back-up Servicer - named in the transaction (in the event a Back up Servicer becomes the Primary Servicer, follow
Primary Servicer obligations)
Custodian - safe keeper of pool assets
Trustee - fiduciary of the transaction

Note:  The definitions above describe the essential function that the party performs, rather than the party's title.  So, for example, in a particular transaction, the trustee may perform the "paying agent" and "securities administrator" functions, while in another transaction, the securities administrator may perform these functions.

Where there are multiple checks for criteria the attesting party will identify in their management assertion that they are attesting only to the portion of the distribution chain they are responsible for in the related transaction agreements.

Key:     X - obligation

------------------- --------------------------------- ------------- ----------- ------------ ------------ ------------
Reg AB Reference    Servicing Criteria                Primary       Master      Securities   Custodian    Trustee
                                                      Servicer      Servicer    Admin                     (nominal)

------------------- --------------------------------- ------------- ----------- ------------ ------------ ------------
                    General Servicing Considerations
------------------- ----------------------------------------------- ----------- ------------ ------------ ------------
1122(d)(1)(i)       Policies and procedures are            X            X            X
                    instituted to monitor any
                    performance or other triggers
                    and events of default in
                    accordance with the transaction
                    agreements.
------------------- --------------------------------- ------------ ------------ ------------ ------------ ------------
1122(d)(1)(ii)      If any material servicing              X            X
                    activities are outsourced to
                    third parties, policies and
                    procedures are instituted to
                    monitor the third party's
                    performance and compliance with
                    such servicing activities.
------------------- --------------------------------- ------------ ------------ ------------ ------------ ------------
                    Any requirements in the
                    transaction agreements to
                    maintain a back-up servicer for
1122(d)(1)(iii)     the Pool Assets are maintained.
------------------- --------------------------------- ------------ ------------ ------------ ------------ ------------
1122(d)(1)(iv)      A fidelity bond and errors and         X            X
                    omissions policy is in effect
                    on the party participating in
                    the servicing function
                    throughout the reporting period
                    in the amount of coverage
                    required by and otherwise in
                    accordance with the terms of
                    the transaction agreements.
------------------- --------------------------------- ------------ ------------ ------------ ------------ ------------
                    Cash Collection and
                    Administration
------------------- --------------------------------- ------------ ------------ ------------ ------------ ------------
1122(d)(2)(i)       Payments on pool assets are            X            X            X
                    deposited into the appropriate
                    custodial bank accounts and
                    related bank clearing accounts
                    no more than two business days
                    following receipt, or such
                    other number of days specified
                    in the transaction agreements.
------------------- --------------------------------- ------------ ------------ ------------ ------------ ------------
                    Disbursements made via wire            X            X            X
                    transfer on behalf of an
                    obligor or to an investor are
                    made only by authorized
1122(d)(2)(ii)      personnel.
------------------- --------------------------------- ------------ ------------ ------------ ------------ ------------
                    Advances of funds or guarantees        X            X            X
                    regarding collections, cash
                    flows or distributions, and any
                    interest or other fees charged
                    for such advances, are made,
                    reviewed and approved as
                    specified in the transaction
1122(d)(2)(iii)     agreements.
------------------- --------------------------------- ------------ ------------ ------------ ------------ ------------
                    The related accounts for the           X            X            X
                    transaction, such as cash
                    reserve accounts or accounts
                    established as a form of over
                    collateralization, are
                    separately maintained (e.g.,
                    with respect to commingling of
                    cash) as set forth in the
1122(d)(2)(iv)      transaction agreements.
------------------- --------------------------------- ------------ ------------ ------------ ------------ ------------
                    Each custodial account is              X            X            X
                    maintained at a federally
                    insured depository institution
                    as set forth in the transaction
                    agreements. For purposes of
                    this criterion, "federally
                    insured depository institution"
                    with respect to a foreign
                    financial institution means a
                    foreign financial institution
                    that meets the requirements of
                    Rule 13k-1(b)(1) of the
1122(d)(2)(v)       Securities Exchange Act.
------------------- --------------------------------- ------------ ------------ ------------ ------------ ------------
                    Unissued checks are safeguarded        X                         X
                    so as to prevent unauthorized
1122(d)(2)(vi)      access.
------------------- --------------------------------- ------------ ------------ ------------ ------------ ------------
1122(d)(2)(vii)     Reconciliations are prepared on        X            X            X
                    a monthly basis for all
                    asset-backed securities related
                    bank accounts, including
                    custodial accounts and related
                    bank clearing accounts. These
                    reconciliations are (A)
                    mathematically accurate; (B)
                    prepared within 30 calendar
                    days after the bank statement
                    cutoff date, or such other
                    number of days specified in the
                    transaction agreements; (C)
                    reviewed and approved by
                    someone other than the person
                    who prepared the
                    reconciliation; and (D) contain
                    explanations for reconciling
                    items. These reconciling items
                    are resolved within 90 calendar
                    days of their original
                    identification, or such other
                    number of days specified in the
                    transaction agreements.
------------------- --------------------------------- ------------ ------------ ------------ ------------ ------------
                    Investor Remittances and
                    Reporting
------------------- --------------------------------- ------------ ------------ ------------ ------------ ------------
1122(d)(3)(i)       Reports to investors, including        X            X            X
                    those to be filed with the
                    Commission, are maintained in
                    accordance with the transaction
                    agreements and applicable
                    Commission requirements.
                    Specifically, such reports (A)
                    are prepared in accordance with
                    timeframes and other terms set
                    forth in the transaction
                    agreements; (B) provide
                    information calculated in
                    accordance with the terms
                    specified in the transaction
                    agreements; (C) are filed with
                    the Commission as required by
                    its rules and regulations; and
                    (D) agree with investors' or
                    the trustee's records as to the
                    total unpaid principal balance
                    and number of Pool Assets
                    serviced by the Servicer.
------------------- --------------------------------- ------------ ------------ ------------ ------------ ------------
                    Amounts due to investors are           X            X            X
                    allocated and remitted in
                    accordance with timeframes,
                    distribution priority and other
                    terms set forth in the
1122(d)(3)(ii)      transaction agreements.
------------------- --------------------------------- ------------ ------------ ------------ ------------ ------------
                    Disbursements made to an               X            X            X
                    investor are posted within two
                    business days to the Servicer's
                    investor records, or such other
                    number of days specified in the
1122(d)(3)(iii)     transaction agreements.
------------------- --------------------------------- ------------ ------------ ------------ ------------ ------------
                    Amounts remitted to investors          X            X            X
                    per the investor reports agree
                    with cancelled checks, or other
                    form of payment, or custodial
1122(d)(3)(iv)      bank statements.
------------------- --------------------------------- ------------ ------------ ------------ ------------ ------------
                    Pool Asset Administration
------------------- --------------------------------- ------------ ------------ ------------ ------------ ------------
1122(d)(4)(i)       Collateral or security on pool         X                                      X
                    assets is maintained as
                    required by the transaction
                    agreements or related pool
                    asset documents.
------------------- --------------------------------- ------------ ------------ ------------ ------------ ------------
1122(d)(4)(ii)      Pool assets  and related               X                                      X
                    documents are safeguarded as
                    required by the transaction
                    agreements
------------------- --------------------------------- ------------ ------------ ------------ ------------ ------------
1122(d)(4)(iii)     Any additions, removals or             X                         X
                    substitutions to the asset pool
                    are made, reviewed and approved
                    in accordance with any
                    conditions or requirements in
                    the transaction agreements.
------------------- --------------------------------- ------------ ------------ ------------ ------------ ------------
1122(d)(4)(iv)      Payments on pool assets,               X
                    including any payoffs, made in
                    accordance with the related
                    pool asset documents are posted
                    to the Servicer's obligor
                    records maintained no more than
                    two business days after
                    receipt, or such other number
                    of days specified in the
                    transaction agreements, and
                    allocated to principal,
                    interest or other items (e.g.,
                    escrow) in accordance with the
                    related pool asset documents.
------------------- --------------------------------- ------------ ------------ ------------ ------------ ------------
                    The Servicer's records                 X
                    regarding the pool assets agree
                    with the Servicer's records
                    with respect to an obligor's
1122(d)(4)(v)       unpaid principal balance.
------------------- --------------------------------- ------------ ------------ ------------ ------------ ------------
                    Changes with respect to the            X            X
                    terms or status of an obligor's
                    pool assets (e.g., loan
                    modifications or re-agings) are
                    made, reviewed and approved by
                    authorized personnel in
                    accordance with the transaction
                    agreements and related pool
1122(d)(4)(vi)      asset documents.
------------------- --------------------------------- ------------ ------------ ------------ ------------ ------------
                    Loss mitigation or recovery            X            X
                    actions (e.g., forbearance
                    plans, modifications and deeds
                    in lieu of foreclosure,
                    foreclosures and repossessions,
                    as applicable) are initiated,
                    conducted and concluded in
                    accordance with the timeframes
                    or other requirements
                    established by the transaction
1122(d)(4)(vii)     agreements.
------------------- --------------------------------- ------------ ------------ ------------ ------------ ------------
1122(d)(4)(viii)    Records documenting collection         X
                    efforts are maintained during
                    the period a pool asset is
                    delinquent in accordance with
                    the transaction agreements.
                    Such records are maintained on
                    at least a monthly basis, or
                    such other period specified in
                    the transaction agreements, and
                    describe the entity's
                    activities in monitoring
                    delinquent pool assets
                    including, for example, phone
                    calls, letters and payment
                    rescheduling plans in cases
                    where delinquency is deemed
                    temporary (e.g., illness or
                    unemployment).
------------------- --------------------------------- ------------ ------------ ------------ ------------ ------------
1122(d)(4)(ix)      Adjustments to interest rates          X
                    or rates of return for pool
                    assets with variable rates are
                    computed based on the related
                    pool asset documents.
------------------- --------------------------------- ------------ ------------ ------------ ------------ ------------
1122(d)(4)(x)       Regarding any funds held in            X
                    trust for an obligor (such as
                    escrow accounts): (A) such
                    funds are analyzed, in
                    accordance with the obligor's
                    pool asset documents, on at
                    least an annual basis, or such
                    other period specified in the
                    transaction agreements; (B)
                    interest on such funds is paid,
                    or credited, to obligors in
                    accordance with applicable pool
                    asset documents and state laws;
                    and (C) such funds are returned
                    to the obligor within 30
                    calendar days of full repayment
                    of the related pool assets, or
                    such other number of days
                    specified in the transaction
                    agreements.
------------------- --------------------------------- ------------ ------------ ------------ ------------ ------------
                    Payments made on behalf of an          X
                    obligor (such as tax or
                    insurance payments) are made on
                    or before the related penalty
                    or expiration dates, as
                    indicated on the appropriate
                    bills or notices for such
                    payments, provided that such
                    support has been received by
                    the servicer at least 30
                    calendar days prior to these
                    dates, or such other number of
                    days specified in the
1122(d)(4)(xi)      transaction agreements.
------------------- --------------------------------- ------------ ------------ ------------ ------------ ------------
                    Any late payment penalties in          X
                    connection with any payment to
                    be made on behalf of an obligor
                    are paid from the Servicer's
                    funds and not charged to the
                    obligor, unless the late
                    payment was due to the
1122(d)(4)(xii)     obligor's error or omission.
------------------- --------------------------------- ------------ ------------ ------------ ------------ ------------
                    Disbursements made on behalf of        X
                    an obligor are posted within
                    two business days to the
                    obligor's records maintained by
                    the servicer, or such other
                    number of days specified in the
1122(d)(4)(xiii)    transaction agreements.
------------------- --------------------------------- ------------ ------------ ------------ ------------ ------------
                    Delinquencies, charge-offs and         X            X
                    uncollectible accounts are
                    recognized and recorded in
                    accordance with the transaction
1122(d)(4)(xiv)     agreements.
------------------- --------------------------------- ------------ ------------ ------------ ------------ ------------
                    Any external enhancement or            X                         X
                    other support, identified in
                    Item 1114(a)(1) through (3) or
                    Item 1115 of Regulation AB, is
                    maintained as set forth in the
                    transaction agreements.  (In
                    this transaction there is no
                    external enhancement or other
1122(d)(4)(xv)      support.)
------------------- --------------------------------- ------------ ------------ ------------ ------------ ------------

                                                                                                          EXHIBIT N

                                           FORM OF BACK-UP CERTIFICATION
I.       The   [   ]   agreement   dated   as   of   [   ],   200[   ]   (the    "Agreement"),    among   [IDENTIFY
         PARTIES] I,  ________________________________,  the _______________________ of [NAME OF COMPANY],
         certify to [the Depositor] and the [Master Servicer] [Securities  Administrator]  [Trustee],  and
         their officers, with the knowledge and intent that they will rely upon this certification, that:

         (1)      I have reviewed the servicer  compliance  statement of the Company  provided in  accordance  with
         Item 1123 of  Regulation  AB (the  "Compliance  Statement"),  the report on  assessment  of the  Company's compliance  with the  servicing  criteria  set forth in Item  1122(d)  of  Regulation  AB (the  "Servicing
         Criteria"),  provided in accordance  with Rules 13a-18 and 15d-18 under  Securities  Exchange Act of 1934, as  amended  (the  "Exchange  Act") and Item  1122 of  Regulation  AB (the  "Servicing  Assessment"),  the
         registered  public  accounting  firm's  attestation  report  provided in accordance  with Rules 13a-18 and
         15d-18 under the Exchange Act and Section  1122(b) of Regulation AB (the  "Attestation  Report"),  and all
         servicing  reports,  officer's  certificates  and  other  information  relating  to the  servicing  of the
         Mortgage  Loans by the Company  during 200[ ] that were  delivered by the Company to the Depositor and the
         Securities Administrator pursuant to the Agreement (collectively, the "Company Servicing Information");

         (2)      Based on my knowledge,  the Company  Servicing  Information,  taken as a whole,  does not contain any  untrue  statement  of a  material  fact or omit  to  state a  material  fact  necessary  to make  the statements  made, in light of the  circumstances  under which such  statements  were made,  not misleading with respect to the period of time covered by the Company Servicing Information;

         (3)      Based on my knowledge,  all of the Company Servicing  Information  required to be provided by the
         Company under the Agreement has been provided to the Depositor and the Securities Administrator;

         (4)      I am  responsible  for reviewing the  activities  performed by the Company as servicer  under the
         Agreement,  and based on my knowledge and the  compliance  review  conducted in preparing  the  Compliance
         Statement  and  except  as  disclosed  in  the  Compliance  Statement,  the  Servicing  Assessment  or the
         Attestation  Report,  the Company has  fulfilled  its  obligations  under the  Agreement  in all  material respects; and

         (5)      The Compliance  Statement required to be delivered by the Company pursuant to the Agreement,  and the  Servicing  Assessment  and  Attestation  Report  required  to be  provided  by the Company and by any subservicer or  subcontractor  pursuant to the Agreement,  have been provided to the the Depositor and the
         Securities  Administrator.  Any material  instances of  noncompliance  described in such reports have been disclosed to the the Depositor and the Securities  Administrator.  Any material  instance of noncompliance with the Servicing Criteria has been disclosed in such reports.

         Date:    _________________________

         By:
         Name:    ________________________________
         Title:   ________________________________

                                                                                                          EXHIBIT O

                                     FORM OF TRUSTEE LIMITED POWER OF ATTORNEY

         KNOW ALL MEN BY THESE  PRESENTS,  that Bank of New York as  successor  to JPMorgan  Chase  Bank,  National
         Association,  a New York banking  corporation,  having a place of business at 4 New York Plaza, 6th Floor,
         New York, N.Y. 10004, as Trustee (and in no personal or other  representative  capacity) under the Pooling and Servicing  Agreement,  dated as of January 1, 2006, by and among Bear Stearns Asset Backed  Securities
         I LLC, the Trustee,  Wells Fargo Bank,  National  Association  and EMC Mortgage  Corporation  (as amended, restated,  supplemented or otherwise  modified from time to time, the "Agreement";  capitalized  terms not defined  herein  have the  definitions  assigned  to such terms in the  Agreement),  relating  to the Bear
         Stearns  ALT-A  Trust  2006-1,  Mortgage  Pass-Through   Certificates,   Series  2006-1,  hereby  appoints
         _______________,  in its capacity as a Servicer  under the  Agreement,  as the  Trustee's  true and lawful
         Special  Attorney-in-Fact,  in the Trustee's name, place and stead and for the Trustee's benefit, but only in its capacity as Trustee  aforesaid,  to perform all acts and execute all documents as may be customary, necessary  and  appropriate  to  effectuate  the  following  enumerated  transactions  in  respect  of any mortgage,  deed of trust,  promissory note or real estate owned from time to time owned  (beneficially  or in title,  whether the Trustee is named  therein as mortgagee or  beneficiary  or has become  mortgagee or beneficiary  by virtue of  endorsement,  assignment or other  conveyance)  or held by or registered to the
         Trustee  (directly or through  custodians or nominees),  or in respect of which the Trustee has a security interest  or other  lien,  all as  provided  under the  applicable  Agreement  and only to the  extent the respective  Trustee has an interest  therein under the Agreement,  and in respect of which the Servicer is acting as servicer pursuant to the Agreement (the "Mortgage Documents").

This appointment shall apply to the following enumerated transactions under the Agreement only:

1.       The  modification or re-recording of any Mortgage  Document for the purpose of correcting it to conform to the original intent of the parties thereto or to correct title errors  discovered  after title insurance was issued and where such  modification  or  re-recording  does not adversely  affect the lien under the Mortgage  Document as insured.

2.       The  subordination  of the lien under a Mortgage  Document  to an  easement  in favor of a public  utility company or a state or federal  agency or unit with powers of eminent  domain  including,  without  limitation,  the execution of partial  satisfactions/releases,  partial  reconveyances  and the execution of requests to trustees to accomplish same.

3.       The conveyance of the properties  subject to a Mortgage Document to the applicable  mortgage  insurer,  or the closing of the title to the  property to be acquired as real estate so owned,  or  conveyance  of title to real estate so owned.

4.       The completion of loan assumption and modification agreements in respect of Mortgage Documents.

5.       The full or partial  satisfaction/release  of a Mortgage  Document  or full  conveyance  upon  payment and discharge of all sums secured thereby, including, without limitation, cancellation of the related note.

6.       The assignment of any Mortgage  Document,  in connection  with the repurchase of the mortgage loan secured and evidenced thereby.

7.       The full  assignment  of a Mortgage  Document  upon payment and  discharge of all sums secured  thereby in conjunction with the refinancing thereof, including, without limitation, the assignment of the related note.

8.       With respect to a Mortgage  Document,  the  foreclosure,  the taking of a deed in lieu of foreclosure,  or the completion of judicial or  non-judicial  foreclosure  or  termination,  cancellation  or rescission of any such foreclosure, including, without limitation, any and all of the following acts:

a.       the  substitution  of trustee(s)  serving under a deed of trust, in accordance with state law and the deed of trust;

         b.       the preparation and issuance of statements of breach or non-performance;

         c.       the preparation and filing of notices of default and/or notices of sale;

         d.       the cancellation/rescission of notices of default and/or notices of sale;

         e.       the taking of a deed in lieu of foreclosure; and

         f.       the  preparation  and execution of such other  documents and performance of such other actions as may be  necessary  under  the  terms  of the  Mortgage  Document  or state  law to  expeditiously complete said transactions in paragraphs 8(a) through 8(e), above.

9.       Demand,  sue for, recover,  collection and receive each and every sum of money, debt, account and interest
(which now is, or  hereafter  shall  become due and  payable)  belonging  to or  claimed by the  Trustee  under the
Mortgage Documents, and to use or take any lawful means for recovery thereof by legal process or otherwise.

10.      Endorse on behalf of the Trustee all checks,  drafts  and/or  negotiable  instruments  made payable to the
Trustee in respect of the Mortgage Documents.

The Trustee gives the Special  Attorney-in-Fact  full power and authority to execute such instruments and to do and perform all and every act and thing  necessary and proper to carry into effect the power or powers  granted by this
Limited Power of Attorney,  subject to the terms and conditions  set forth in the Agreement  including the standard of care  applicable  to  servicers  in the  Agreement,  and  hereby  does  ratify  and  confirm  what such  Special
Attorney-in-Fact shall lawfully do or cause to be done by authority hereof.

IN WITNESS  WHEREOF,  the Trustee has caused its corporate  name and seal to be hereto signed and affixed and these presents to be acknowledged by its duly elected and authorized officer this ___ day of ___ , 2006.

                                                              Bank  of New  York as  successor  to  JPMorgan  Chase
                                                              Bank, National Association, as Trustee

                                                              By:
                                                              Name:
                                                              Title:

WITNESS:                                                      WITNESS:

_______________________________                               _______________________________
Name:                                                         Name:
Title:                                                        Title:

STATE OF NEW YORK
                                    SS
COUNTY OF NEW YORK

         On  ______________,  2006, before me, the undersigned,  a Notary Public in and for said state,  personally appeared  __________________,  personally  known to me to be the  person  whose  name is  subscribed  to the within instrument,  and such person  acknowledged to me that such person  executed the within  instrument in such person's authorized  capacity,  and that by such  signature  on the within  instrument  the entity upon behalf of which such person acted executed the instrument.

         WITNESS my hand and official seal.

                                                     ______________________________
                                                     Notary Public

                                                                                                          EXHIBIT P

                                               FORM OF CAP CONTRACTS

                                                                                                          EXHIBIT Q

                                         FORM 10-D, FORM 8-K AND FORM 10-K
                                             REPORTING RESPONSIBILITY

As to each item described below, the entity indicated as the Responsible Party shall be primarily responsible for reporting the information to the party identified as responsible for preparing the Securities Exchange Act
Reports pursuant to Section 4.18 of the Pooling and Servicing Agreement.

Under Item 1 of Form 10-D: a) items marked "Monthly Statement to Certificateholders" are required to be included in the periodic Distribution Date statement under Section 6.06, provided by the Securities Administrator based on information received from the party providing such information; and b) items marked "Form 10-D report" are required to be in the Form 10-D report but not the Monthly Statements to Certificateholders, provided by the party indicated.  Information under all other Items of Form 10-D is to be included in the Form 10-D report.  All such information and any other Items on Form 8-K and Form 10-D set forth in this Exhibit shall be sent to the
Securities Administrator and the Depositor.

----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
                                                         Master      Securities
Form        Item    Description            Servicers     Servicer    Administrator       Custodian       Trustee       Depositor      Sponsor
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
----------- ---------------------------------------------------------------------------- --------------- ------------- -------------- ------------
10-D        Must be filed within 15 days of the distribution date for the asset-backed                   (nominal)
            securities.
----------- ---------------------------------------------------------------------------- --------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
            1       Distribution and
                    Pool Performance
                    Information
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
                    Item 1121(a) -
                    Distribution and
                    Pool Performance
                    Information
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
                    (1) Any applicable                               X
                    record dates,
                    accrual dates,                                   (Monthly
                    determination dates                              Statements to
                    for calculating                                  Certificateholders)
                    distributions and
                    actual distribution
                    dates for the
                    distribution period.
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
                    (2) Cash flows                                   X
                    received and the
                    sources thereof for                              (Monthly
                    distributions, fees                              Statements to
                    and expenses.                                    Certificateholders)
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
                    (3) Calculated                                   X
                    amounts and
                    distribution of the                              (Monthly
                    flow of funds for                                Statements to
                    the period itemized                              Certificateholders)
                    by type and priority
                    of payment,
                    including:
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
                             (i) Fees or                             X
                    expenses accrued and
                    paid, with an                                    (Monthly
                    identification of                                Statements to
                    the general purpose                              Certificateholders)
                    of such fees and the
                    party receiving such
                    fees or expenses.
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
                             (ii)                                    X
                    Payments accrued or
                    paid with respect to                             (Monthly
                    enhancement or other                             Statements to
                    support identified                               Certificateholders)
                    in Item 1114 of
                    Regulation AB (such
                    as insurance
                    premiums or other
                    enhancement
                    maintenance fees),
                    with an
                    identification of
                    the general purpose
                    of such payments and
                    the party receiving
                    such payments.
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
                             (iii)                                   X
                    Principal, interest
                    and other                                        (Monthly
                    distributions                                    Statements to
                    accrued and paid on                              Certificateholders)
                    the asset-backed
                    securities by type
                    and by class or
                    series and any
                    principal or
                    interest shortfalls
                    or carryovers.
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
                             (iv) The                                X
                    amount of excess
                    cash flow or excess                              (Monthly
                    spread and the                                   Statements to
                    disposition of                                   Certificateholders)
                    excess cash flow.
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
                    (4) Beginning and                                X
                    ending principal
                    balances of the                                  (Monthly
                    asset-backed                                     Statements to
                    securities.                                      Certificateholders)
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
                    (5) Interest rates                               X
                    applicable to the
                    pool assets and the                              (Monthly
                    asset-backed                                     Statements to
                    securities, as                                   Certificateholders)
                    applicable. Consider
                    providing interest
                    rate information for
                    pool assets in
                    appropriate
                    distributional
                    groups or
                    incremental ranges.
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
                    (6) Beginning and                                X
                    ending balances of
                    transaction                                      (Monthly
                    accounts, such as                                Statements to
                    reserve accounts,                                Certificateholders)
                    and material account
                    activity during the
                    period.
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
                    (7) Any amounts                                  X
                    drawn on any credit
                    enhancement or other                             (Monthly
                    support identified                               Statements to
                    in Item 1114 of                                  Certificateholders)
                    Regulation AB, as
                    applicable, and the
                    amount of coverage
                    remaining under any
                    such enhancement, if
                    known and applicable.
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
                    (8) Number and                                   X                                                 Updated pool
                    amount of pool                                                                                     composition
                    assets at the                                    (Monthly                                          information
                    beginning and ending                             Statements to                                     fields to be
                    of each period, and                              Certificateholders)                               as specified
                    updated pool                                                                                       by Depositor
                    composition                                                                                        from time to
                    information, such as                                                                               time
                    weighted average
                    coupon, weighted
                    average remaining
                    term, pool factors
                    and prepayment
                    amounts.
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
                    (9) Delinquency and    X             X           X
                    loss information for
                    the period.                                      (Monthly
                                                                     Statements to
                                                                     Certificateholders)
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
                    In addition,           X
                    describe any
                    material changes to
                    the information
                    specified in Item
                    1100(b)(5) of
                    Regulation AB
                    regarding the pool
                    assets. (methodology)
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
                    (10) Information on    X             X           X
                    the amount, terms
                    and general purpose                              (Monthly
                    of any advances made                             Statements to
                    or reimbursed during                             Certificateholders)
                    the period,
                    including the
                    general use of funds
                    advanced and the
                    general source of
                    funds for
                    reimbursements.
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
                    (11) Any material      X             X           X
                    modifications,
                    extensions or                                    (Monthly
                    waivers to pool                                  Statements to
                    asset terms, fees,                               Certificateholders)
                    penalties or
                    payments during the
                    distribution period
                    or that have
                    cumulatively become
                    material over time.
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
                    (12) Material          X             X           X                                                 X
                    breaches of pool
                    asset                                            (if agreed upon
                    representations or                               by the parties)
                    warranties or
                    transaction
                    covenants.
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
                    (13) Information on                              X
                    ratio, coverage or
                    other tests used for                             (Monthly
                    determining any                                  Statements to
                    early amortization,                              Certificateholders)
                    liquidation or other
                    performance trigger
                    and whether the
                    trigger was met.
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
                    (14) Information                                                                                   X
                    regarding any new
                    issuance of
                    asset-backed
                    securities backed by
                    the same asset pool,
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
                          information      X             X           X                                                 X
                          regarding any
                          pool asset
                          changes (other
                          than in
                          connection
                          with a pool
                          asset
                          converting
                          into cash in
                          accordance
                          with its
                          terms), such
                          as additions
                          or removals in
                          connection
                          with a
                          prefunding or
                          revolving
                          period and
                          pool asset
                          substitutions
                          and
                          repurchases
                          (and purchase
                          rates, if
                          applicable),
                          and cash flows
                          available for
                          future
                          purchases,
                          such as the
                          balances of
                          any prefunding
                          or revolving
                          accounts, if
                          applicable.
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
                          Disclose any                                                                                 X              X
                          material
                          changes in the
                          solicitation,
                          credit-granting,
                          underwriting,
                          origination,
                          acquisition or
                          pool selection
                          criteria or
                          procedures, as
                          applicable,
                          used to
                          originate,
                          acquire or
                          select the new
                          pool assets.
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
                    Item 1121(b) -                                                                                     X
                    Pre-Funding or
                    Revolving Period
                    Information

                    Updated pool
                    information as
                    required under Item
                    1121(b).
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
            2       Legal Proceedings
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
                    Item 1117 - Legal
                    proceedings pending
                    against the
                    following entities,
                    or their respective
                    property, that is
                    material to
                    Certificateholders,
                    including
                    proceedings known to
                    be contemplated by
                    governmental
                    authorities:
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
                    Sponsor (Seller)                                                                                                  X
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
                    Depositor                                                                                          X
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
                    Trustee

----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
                    Issuing entity                                                                                     X
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
                    Master Servicer,       X             X
                    affiliated Servicer,
                    other Servicer
                    servicing 20% or
                    more of pool assets
                    at time of report,
                    other material
                    servicers
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
                    Securities                                       X
                    Administrator
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
                    Originator of 20% or                                                                               X
                    more of pool assets
                    as of the Cut-off
                    Date
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
                    Custodian                                                            X
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
            3       Sales of Securities
                    and Use of Proceeds
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
                    Information from                                                                                   X
                    Item 2(a) of Part II
                    of Form 10-Q:

                    With respect to any
                    sale of securities
                    by the sponsor,
                    depositor or issuing
                    entity, that are
                    backed by the same
                    asset pool or are
                    otherwise issued by
                    the issuing entity,
                    whether or not
                    registered, provide
                    the sales and use of
                    proceeds information
                    in Item 701 of
                    Regulation S-K.
                    Pricing information
                    can be omitted if
                    securities were not
                    registered.
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
            4       Defaults Upon Senior
                    Securities
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
                    Information from                                 X
                    Item 3 of Part II of
                    Form 10-Q:

                    Report the
                    occurrence of any
                    Event of Default
                    (after expiration of
                    any grace period and
                    provision of any
                    required notice)
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
            5       Submission of
                    Matters to a Vote of
                    Security Holders
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
                    Information from                                 X
                    Item 4 of Part II of
                    Form 10-Q
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
            6       Significant Obligors
                    of Pool Assets
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
                    Item 1112(b) -                                                                                     X
                    Significant Obligor
                    Financial
                    Information*
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
                    *This information
                    need only be
                    reported on the Form
                    10-D for the
                    distribution period
                    in which updated
                    information is
                    required pursuant to
                    the Item.
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
            7       Significant
                    Enhancement Provider
                    Information
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
                    Item 1114(b)(2) -
                    Credit Enhancement
                    Provider Financial
                    Information*
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
                          Determining                                                                                  X
                          applicable
                          disclosure
                          threshold
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
                          Obtain                                                                                       X
                          required
                          financial
                          information or
                          effecting
                          incorporation
                          by reference
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
                    Item 1115(b) -
                    Derivative
                    Counterparty
                    Financial
                    Information*
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
                          Determining                                                                                  X
                          current
                          maximum
                          probable
                          exposure
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
                          Determining                                X
                          current
                          significance
                          percentage
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
                          Notify                                     X
                          derivative
                          counterparty
                          of
                          significance
                          percentage and
                          request
                          required
                          financial
                          information
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
                          Obtain                                                                                       X
                          required
                          financial
                          information or
                          effecting
                          incorporation
                          by reference
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
                    *This information
                    need only be
                    reported on the Form
                    10-D for the
                    distribution period
                    in which updated
                    information is
                    required pursuant to
                    the Items.
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
            8       Other Information
----------- ------- ---------------------- ------------- ----------- ------------------- --------------- ------------- -------------- ------------
----------- ------- ---------------------- -------------------------------------------------------------------------------------------------------
                    Disclose any           The Responsible Party for the applicable Form 8-K item as indicated below.
                    information required
                    to be reported on
                    Form 8-K during the
                    period covered by
                    the Form 10-D but
                    not reported
----------- ------- ---------------------- -------------------------------------------------------------------------------------------------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
            9       Exhibits
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
                    Distribution report                              X
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
                    Exhibits required by                                                                               X
                    Item 601 of
                    Regulation S-K, such
                    as material
                    agreements
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- --------------------------------------------------------------------------- ---------------- ------------- -------------- ------------
8-K         Must be filed within four business days of an event reportable on Form
            8-K.
----------- --------------------------------------------------------------------------- ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
            1.01    Entry into a
                    Material Definitive
                    Agreement
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
                    Disclosure is          X             X           X                                                 X              X
                    required regarding
                    entry into or
                    amendment of any
                    definitive agreement
                    that is material to
                    the securitization,
                    even if depositor is
                    not a party.

                    Examples: servicing
                    agreement, custodial
                    agreement.

                    Note: disclosure not
                    required as to
                    definitive
                    agreements that are
                    fully disclosed in
                    the prospectus
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
            1.02    Termination of a       X             X           X                                                 X              X
                    Material Definitive
                    Agreement
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
                    Disclosure is
                    required regarding
                    termination of  any
                    definitive agreement
                    that is material to
                    the securitization
                    (other than
                    expiration in
                    accordance with its
                    terms), even if
                    depositor is not a
                    party.

                    Examples: servicing
                    agreement, custodial
                    agreement.
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
            1.03    Bankruptcy or
                    Receivership
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
                    Disclosure is          X             X           X                  X                              X              X
                    required regarding
                    the bankruptcy or
                    receivership, if
                    known to the Master
                    Servicer, with
                    respect to any of
                    the following:

                    Sponsor (Seller),
                    Depositor, Master
                    Servicer, affiliated
                    Servicer, other
                    Servicer servicing
                    20% or more of pool
                    assets at time of
                    report, other
                    material servicers,
                    Certificate
                    Administrator,
                    Trustee, significant
                    obligor, credit
                    enhancer (10% or
                    more), derivatives
                    counterparty,
                    Custodian
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
            2.04    Triggering Events
                    that Accelerate or
                    Increase a Direct
                    Financial Obligation
                    or an Obligation
                    under an Off-Balance
                    Sheet Arrangement
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
                    Includes an early                    X           X
                    amortization,
                    performance trigger
                    or other event,
                    including event of
                    default, that would
                    materially alter the
                    payment
                    priority/distribution
                    of cash
                    flows/amortization
                    schedule.

                    Disclosure will be
                    made of events other
                    than waterfall
                    triggers which are
                    disclosed in the
                    Monthly Statement to
                    Certificateholders
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
            3.03    Material
                    Modification to
                    Rights of Security
                    Holders
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
                    Disclosure is                                    X                                                 X
                    required of any
                    material
                    modification to
                    documents defining
                    the rights of
                    Certificateholders,
                    including the
                    Pooling and
                    Servicing Agreement
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
            5.03    Amendments to
                    Articles of
                    Incorporation or
                    Bylaws; Change in
                    Fiscal Year
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
                    Disclosure is                                                                                      X
                    required of any
                    amendment "to the
                    governing documents
                    of the issuing
                    entity"
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
            5.06    Change in Shell
                    Company Status
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
                    [Not applicable to                                                                                 X
                    ABS issuers]
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
            6.01    ABS Informational
                    and Computational
                    Material
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
                    [Not included in                                                                                   X
                    reports to be filed
                    under Section 3.18]
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
            6.02    Change of Servicer
                    or Trustee
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
                    Requires disclosure    X             X           X                                                 X
                    of any removal,
                    replacement,
                    substitution or
                    addition of any
                    master servicer,
                    affiliated servicer,
                    other servicer
                    servicing 10% or
                    more of pool assets
                    at time of report,
                    other material
                    servicers,
                    certificate
                    administrator or
                    trustee.
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
                    Reg AB disclosure      X
                    about any new
                    servicer is also
                    required.
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
                    Reg AB disclosure                                                                    X
                    about any new                                                                        (to the
                    trustee is also                                                                      extent of a
                    required.                                                                            new trustee)
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
                    Reg AB disclosure                                X
                    about any new
                    securities
                    administrator is
                    also required.
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
            6.03    Change in Credit
                    Enhancement or Other
                    External Support [In
                    this transaction
                    there is no external
                    enhancement or other
                    support.]
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
                    Covers termination                               X                                                 X
                    of any enhancement
                    in manner other than
                    by its terms, the
                    addition of an
                    enhancement, or a
                    material change in
                    the enhancement
                    provided.  Applies
                    to external credit
                    enhancements as well
                    as derivatives.
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
                    Reg AB disclosure                                X                                                 X
                    about any new
                    enhancement provider
                    is also required.
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
            6.04    Failure to Make a                                X
                    Required Distribution
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
            6.05    Securities Act
                    Updating Disclosure
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
                    If any material pool                                                                               X
                    characteristic
                    differs by 5% or
                    more at the time of
                    issuance of the
                    securities from the
                    description in the
                    final prospectus,
                    provide updated Reg
                    AB disclosure about
                    the actual asset
                    pool.
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
                    If there are any new                                                                               X
                    servicers or
                    originators required
                    to be disclosed
                    under Regulation AB
                    as a result of the
                    foregoing, provide
                    the information
                    called for in Items
                    1108 and 1110
                    respectively.
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
            7.01    Regulation FD          X             X           X                                                 X
                    Disclosure
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
            8.01    Other Events
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
                    Any event, with                                                                                    X
                    respect to which
                    information is not
                    otherwise called for
                    in Form 8-K, that
                    the registrant deems
                    of importance to
                    security holders.
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- -------------------------------------------------------------------------------------------------------
            9.01    Financial Statements   The Responsible Party applicable to reportable event.
                    and Exhibits
----------- ------- ---------------------- -------------------------------------------------------------------------------------------------------
----------- --------------------------------------------------------------------------- ---------------- ----------- ---------------- ------------
10-K        Must be filed within 90 days of the fiscal year end for the registrant.
----------- --------------------------------------------------------------------------- ---------------- ----------- ---------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ----------- ---------------- ------------
            9B      Other Information
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ----------- ---------------- ------------
----------- ------- ---------------------- -------------------------------------------------------------------------------------------------------
                    Disclose any           The Responsible Party for the applicable Form 8-K item as indicated above.
                    information required
                    to be reported on
                    Form 8-K during the
                    fourth quarter
                    covered by the Form
                    10-K but not reported
----------- ------- ---------------------- -------------------------------------------------------------------------------------------------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
            15      Exhibits and
                    Financial Statement
                    Schedules
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
                    Item 1112(b) -                                                                                     X
                    Significant Obligor
                    Financial Information
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
                    Item 1114(b)(2) -
                    Credit Enhancement
                    Provider Financial
                    Information
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
                         Determining                                                                                   X
                         applicable
                         disclosure
                         threshold
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
                         Obtain required                                                                               X
                         financial
                         information or
                         effecting
                         incorporation
                         by reference
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
                    Item 1115(b) -
                    Derivative
                    Counterparty
                    Financial Information
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
                         Determining                                                                                   X
                         current maximum
                         probable
                         exposure
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
                         Determining                                 X
                         current
                         significance
                         percentage
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
                         Notify                                      X
                         derivative
                         counterparty of
                         significance
                         percentage and
                         request
                         required
                         financial
                         information
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
                         Obtain required                                                                               X
                         financial
                         information or
                         effecting
                         incorporation
                         by reference
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
                    Item 1117 - Legal
                    proceedings pending
                    against the
                    following entities,
                    or their respective
                    property, that is
                    material to
                    Certificateholders,
                    including
                    proceedings known to
                    be contemplated by
                    governmental
                    authorities:
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
                    Sponsor (Seller)                                                                                                  X
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
                    Depositor                                                                                          X
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
                    Trustee
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
                    Issuing entity                                                                                     X
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
                    Master Servicer,       X             X
                    affiliated Servicer,
                    other Servicer
                    servicing 20% or
                    more of pool assets
                    at time of report,
                    other material
                    servicers
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
                    Securities                                       X
                    Administrator
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
                    Originator of 20% or                                                                               X
                    more of pool assets
                    as of the Cut-off
                    Date
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
                    Custodian                                                           X
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
                    Item 1119 -
                    Affiliations and
                    relationships
                    between the
                    following entities,
                    or their respective
                    affiliates, that are
                    material to
                    Certificateholders:
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
                    Sponsor (Seller)                                                                                                  X
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
                    Depositor                                                                                          X
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
                    Trustee
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
                    Master Servicer,       X             X
                    affiliated Servicer,
                    other Servicer
                    servicing 20% or
                    more of pool assets
                    at time of report,
                    other material
                    servicers
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
                    Securities                                       X
                    Administrator
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
                    Originator                                                                                         X
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
                    Custodian                                                           X
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
                    Credit                                                                                             X
                    Enhancer/Support
                    Provider
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
                    Significant Obligor                                                                                X
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
                    Item 1122 -            X             X           X                  X
                    Assessment of
                    Compliance with
                    Servicing Criteria
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------
                    Item 1123 - Servicer   X             X
                    Compliance Statement
----------- ------- ---------------------- ------------- ----------- ------------------ ---------------- ------------- -------------- ------------

                                                                                                          EXHIBIT R
                                         ADDITIONAL DISCLOSURE INFORMATION

Bear Stearns Asset Backed Securities I LLC
383 Madison Avenue
New York, New York 10179
Fax: (212) 272-2000
E-mail:  regabnotification@bear.com

Wells Fargo Bank, N.A. as [Securities Administrator]
9062 Old Annapolis Road
Columbia, Maryland 21045
Fax: (410) 715-2380
E-mail:  cts.sec.notifications@wellsfargo.com

Attn:  Corporate Trust Services - BSALTA 2006-5- SEC REPORT PROCESSING

RE:  **Additional Form [  ] Disclosure**Required

Ladies and Gentlemen:

         In accordance with Section 3.18 of the Pooling and Servicing Agreement, dated as of July 1, 2006, among
EMC Mortgage Corporation, as Sponsor and Company, Wells Fargo Bank, National Association, as Master Servicer and
Securities Administrator and Citibank, N.A. as Trustee.  The undersigned hereby notifies you that certain events
have come to our attention that [will][may] need to be disclosed on Form [   ].

Description of Additional Form [   ] Disclosure:

List of Any Attachments hereto to be included in the Additional Form [  ] Disclosure:

         Any inquiries related to this notification should be directed to [   ], phone number:  [   ]; email
address:  [   ].

                                                              [NAME OF PARTY]
                                                              as [role]

                                                              By: __________________
                                                                    Name:
                                                                    Title:

                                                                                                          EXHIBIT S

                                               FORM OF CERTIFICATION

                  Re:      Bear  Stearns  ALT-A  Trust  2006-1 (the  "Trust"),  Asset-Backed  Certificates,  Series
         2006-1,  issued pursuant to the Pooling and Servicing  Agreement,  dated as of January 1, 2006, among Bear
         Stearns Asset Backed Securities I LLC, the company, EMC Mortgage  Corporation,  Wells Fargo Bank, N.A., as
         master  servicer and securities  administrator,  and Bank of New York as successor to JPMorgan Chase Bank,
         National Association, as trustee (the "Trustee").

         The  Securities  Administrator  hereby  certifies  to the  Depositor,  and  its  officers,  directors  and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

         (1)      I have  reviewed  the  annual  report  on Form  10-K for the  fiscal  year  [____]  (the  "Annual
Report"),  and all  reports on Form 10-D  required  to be filed in respect of period  covered by the Annual  Report
(collectively with the Annual Report, the "Reports"), of the Trust;

         (2)      To my  knowledge,  (a) the Reports,  taken as a whole,  do not contain any untrue  statement of a material  fact  or omit  to  state a  material  fact  necessary  to make  the  statements  made,  in  light  of the circumstances  under which such  statements  were made,  not  misleading  with respect to the period covered by the
Annual Report,  and (b) the Securities  Administrator's  assessment of compliance  and related  attestation  report referred to below,  taken as a whole,  do not contain any untrue  statement  of a material  fact or omit to state a material fact  necessary to make the statements  made, in light of the  circumstances  under which such  statements were made, not  misleading  with respect to the period  covered by such  assessment of compliance  and  attestation report;

         (3)      To my  knowledge,  the  distribution  information  required  to be  provided  by  the  Securities
Administrator under the Pooling and Servicing Agreement for inclusion in the Reports is included in the Reports;

         (4)      I am responsible  for reviewing the activities  performed by the Securities  Administrator  under the Pooling and Servicing  Agreement,  and based on my knowledge and the compliance  review  conducted in preparing the  compliance  statement of the Securities  Administrator  required by the Pooling and Servicing  Agreement,  and except as disclosed in the Reports,  the Securities  Administrator  has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects; and

         (5)      The report on assessment of  compliance  with  servicing  criteria  applicable to the  Securities
Administrator for asset-backed  securities of the Securities  Administrator and each Subcontractor  utilized by the
Securities  Administrator  and related  attestation  report on  assessment of compliance  with  servicing  criteria applicable  to it required to be included in the Annual  Report in  accordance  with Item 1122 of Regulation AB and
Exchange  Act Rules  13a-18  and 15d-18  has been  included  as an  exhibit  to the  Annual  Report.  Any  material instances of non-compliance are described in such report and have been disclosed in the Annual Report.

In giving the certifications  above, the Securities  Administrator has reasonably relied on information provided to it by the  following  unaffiliated  parties:  [names  of  servicer(s),  master  servicer,  subservicer,  depositor, trustee, custodian(s)]

Date:

[Signature]
[Title]